Form 10-K, Exhibit 13
period 1993-12-31
MELLON BANK CORP
filed 1994-03-31
CIK 64782

                                                                     Ex - 13.1
                               FINANCIAL  REVIEW

MELLON BANK CORPORATION (and its subsidiaries)

- --------------------------------------------------------------------------------------------------------------------------------
FINANCIAL SUMMARY
(dollar amounts in millions, except per share amounts)     1993         1992        1991         1990        1989         1988
- --------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31
Net interest revenue                                    $ 1,307      $ 1,154     $   974      $   867     $   819      $   838
Provision for credit losses                                 125          185         250          315         297          321
Fee revenue                                               1,189          844         757          670         664          649
Gains on sale of securities(a)                               87          121          78            8           2            5
Gain on sale of consumer finance subsidiary                  --           --          --           74          --           --
Other noninterest revenue                                    --            7          13           70         119           71
Operating expense                                         1,858        1,449       1,264        1,181       1,103        1,279
Provision for income taxes                                  239           55          28           19          23           28
- -------------------------------------------------------------------------------------------------------------------------------
Income (loss) before extraordinary gains                $   361      $   437     $   280      $   174     $   181      $   (65)
Extraordinary gains on early retirement of debt              --           --          --           --          29           --
Net income (loss)                                           361          437         280          174         210          (65)
- -------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Income (loss) before extraordinary gains                $  4.63      $  6.96     $  4.66      $  2.83     $  3.33      $ (3.65)
Net income (loss)                                          4.63         6.96        4.66         2.83(b)     4.01        (3.65)
Dividends                                                  1.52         1.40        1.40         1.40        1.40         1.40
Book value at year end                                    41.75        36.96       31.29        28.51       27.42        23.89
- -------------------------------------------------------------------------------------------------------------------------------
PRO FORMA FULLY TAXED(c)
Net income                                              $   420      $   307     $   191      $   120     $   127           NM
Net income per common share                                5.59         4.63        2.89         1.63        2.07           NM
Return on average assets                                  1.21%        1.03%        .66%         .40%        .41%           NM
Return on average common shareholders' equity            14.06        13.58        8.72         4.56        6.19            NM
- -------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
Money market investments                                $ 3,521      $ 1,663     $ 1,344      $ 2,752     $ 6,204      $ 4,407
Securities                                                4,426        6,052       5,333        4,722       3,298        3,432
Loans                                                    21,755       18,227      18,509       18,840      17,958       19,423
Interest-earning assets                                  29,971       26,250      25,495       26,592      27,693       27,410
Total assets                                             34,736       29,889      29,050       30,216      30,555       30,237
Deposits                                                 26,511       22,641      21,384       22,029      21,240       20,605
Notes and debentures                                      1,991        1,365       1,448        1,722       1,762        1,950
Redeemable preferred stock                                   --           --          51           94          94           94
Common shareholders' equity                               2,531        1,842       1,479        1,336       1,114          892
Total shareholders' equity                                3,172        2,351       1,904        1,732       1,442        1,158
- ------------------------------------------------------------------------------------------------------------------------------
KEY RATIOS (based on balance sheet averages)
Return on assets                                          1.04%        1.46%        .96%         .58%(b)     .59%(d)         *
Return on common shareholders' equity                    11.93        21.12       15.80         9.56 (b)   12.97 (d)         *
Net interest margin:
  Taxable equivalent basis                                4.39         4.44        3.93         3.38        3.10         3.24%
  Without taxable equivalent increments                   4.36         4.39        3.82         3.26        2.96         3.06
Efficiency ratio                                            65           66          69           70          66           70
- -------------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS
Common shareholders' equity to assets                     7.53%        6.62%       5.61%        4.50%       3.88%        2.81%
Total shareholders' equity to assets                      9.17         8.10        7.06         5.82        4.92         3.86
Tier I capital ratio                                      7.39         7.62        6.56         5.10        4.59         3.09
Total (Tier I plus Tier II) capital ratio                10.97        11.30       10.73         9.01        8.77         6.18
Leverage capital ratio                                    6.88         7.10        6.28         4.79        4.32         2.87
- ------------------------------------------------------------------------------------------------------------------------------

*Loss
NM--Not meaningful
(a) After-tax gains on the sale of securities were as follows: 1993--$53 million; 1992--$108 million; 1991--$74 million; 1990--$8 million;
    1989--2 million; and 1988--$4 million.

(b) Excluding the $74 million gain on the sale of the consumer finance subsidiary, net income per common share would have been $1.20; return on assets would have been .33%; and return on common shareholders' equity would have been 4.06%.

(c) Pro forma results for 1993 exclude $112 million after-tax in restructuring expense and $53 million in after-tax gains on the sale of securities related to the Corporation's acquisition of The Boston Company. Pro forma fully taxed results for periods prior to 1993 were calculated by applying a normalized effective tax rate of approximately 38% to pretax income. The unrecorded tax benefit that existed at the beginning of the periods was included in the determination of the return on common shareholders' equity.

(d) Excludes extraordinary gains. Including extraordinary gains, return on assets was .69% and return on common shareholders' equity was 15.59%.

                               FINANCIAL  REVIEW

         RESULTS OF OPERATIONS
- ---------------------------------------

OVERVIEW OF 1993 RESULTS

Mellon Bank Corporation reported 1993 net income, excluding a restructuring charge and securities gains, of $420 million, or $5.59 per common share. These 1993 results compare with pro forma fully taxed net income of $307 million, or $4.63 per common share, in 1992. Return on assets and return on common shareholders' equity in 1993, excluding the effect of restructuring expense and securities gains, were 1.21% and 14.06%, respectively. These ratios compare with pro forma fully taxed return on assets and return on common shareholders' equity of 1.03% and 13.58% in 1992.
     The Corporation's 1993 results included a restructuring charge of $175 million taken in connection with The Boston Company acquisition and gains on sales of securities of $87 million taken as part of the financing plan and balance sheet restructuring related to this acquisition. The Corporation's 1992 results were favorably affected by tax benefits created by losses in 1987 and 1988. These benefits were exhausted in 1992 and, as a result, the Corporation returned to a fully taxed status in 1993.
     Including the restructuring charge and securities gains, the Corporation's full-year 1993 net income and earnings per common share were $361 million and $4.63, respectively; and return on assets and return on common shareholders' equity were 1.04% and 11.93%, respectively. In 1992, the Corporation's net income and net income per common share, including tax benefits of $130 million, were $437 million and $6.96, respectively; and return on assets and return on common shareholders' equity were 1.46% and 21.12%, respectively.
     The financial results of the Corporation in 1993 reflected the impact of management's efforts to diversify and expand revenue sources and to strengthen asset quality. Compared with 1992, the Corporation's 1993 results reflected a substantial improvement in net interest and noninterest revenue as well as lower credit quality expense, offset in part by higher operating expense.
     Net interest revenue increased by $153 million, or 13%, in 1993 compared with 1992, primarily reflecting the effect of a higher level of interest-earning assets resulting from the second quarter 1993 acquisition of The Boston Company and the December 1992 Meritor branch acquisition. The improvement also was attributable to a lower level of nonperforming assets. The net interest margin was 4.36% in 1993, down slightly from 4.39% in 1992.
     Fee revenue surpassed $1 billion for the first time in the Corporation's history, totaling $1.189 billion in 1993, up 41% over 1992. The increase was attributable to fee revenue from The Boston Company as well as internal growth. Gains on the sale of securities were $87 million in 1993, compared with $121 million a year earlier.
     The provision for credit losses was $125 million in 1993, the lowest provision since 1984, down $60 million from $185 million in 1992. Net credit losses totaled $139 million in 1993, a decrease of 50% from $277 million in 1992. Nonperforming assets totaled $341 million at December 31, 1993, down 43% from $595 million at the prior year end. The reserve for credit losses increased to 297% of nonperforming loans at December 31, 1993, up from 152% a year earlier.
     Operating expense for 1993 was $1.858 billion, compared with $1.449 billion in 1992. The $409 million increase was principally attributable to The Boston Company and Meritor branch acquisitions, including the $175 million restructuring expense related to The Boston Company acquisition.
     Capital levels continued to improve in 1993 as the Corporation completed its financing of The Boston Company and Meritor acquisitions. Common shareholders' equity increased $631 million, or 30%, compared with year-end 1992. The ratio of common shareholders' equity to assets improved 91 basis points, to 7.53% at December 31, 1993, and the Tier I capital and leverage capital ratios remained strong at 7.39% and 6.88%, respectively.
     The Corporation reported net income of $437 million, or $6.96 per common share, in 1992. This compared with net income of $280 million, or $4.66 per common share, in 1991. Net interest revenue increased by $180 million in 1992, compared with 1991, primarily reflecting the effect of wider spreads and a low-interest-rate environment. The provision for credit losses was $185 million in 1992, down $65 million from the prior year. Fee revenue increased by $87 million in 1992, reflecting the continued strength of the service products businesses and increased

At this point in the 1993 Annual Report there appears a line graph as set out in the following table:


COMPONENTS OF REVENUE
- ----------------------------
(Millions of dollars)
                             1991          1992        1993
                           ---------------------------------
Net Interest               $  974         $1,154      $1,307
Noninterest                   770            851       1,189
Securities Gains               78            121          87
                           ---------------------------------
Total                      $1,822         $2,126      $2,583

OVERVIEW OF 1993 RESULTS  continued

business activity in a variety of fee-based services. Other revenue of $128 million and $91 million in 1992 and 1991, respectively, primarily reflected $121 million and $78 million of gains on the sale of securities. Operating expense in 1992 was up $185 million compared with 1991, resulting from increased net expense of acquired property, restructuring expenses related to the Meritor branch acquisition and the Corporation's expense reduction program as well as acquisition-related increases.

SIGNIFICANT EVENTS IN 1993

Acquisition of The Boston Company

On May 21, 1993, the Corporation completed its acquisition of The
Boston Company, Inc. (TBC). The Corporation now ranks among the largest national competitors in each of these major trust and investment businesses: mutual fund administration; institutional trust and custody; institutional asset management; and private asset management. The Corporation had approximately $755 billion of assets under custody and management at December 31, 1993. The combined trust and investment business of Mellon Bank and TBC now uses the umbrella name "Mellon Trust." TBC is headquartered in Boston, Massachusetts, and employs approximately 3,200.
     Additional information regarding the Corporation's acquisition of TBC is presented in note 21 of Notes to Financial Statements.

Sale of Information Services Businesses

On December 1, 1993, the Corporation completed its sale of two of its information services outsourcing businesses, known as Financial Institution Outsourcing and Data-Link Systems, Inc., to FIserv, Inc. for approximately $52 million. FIserv may make additional payments to the Corporation contingent upon the revenue growth of the businesses over the next three years. The sale of these businesses will have a minimal impact on the Corporation's future earnings. The businesses, which were no longer central to the Corporation's strategic priorities, employed approximately 600.

Acquisition of AFCO Credit Corporation

On December 21, 1993, the Corporation completed its acquisition of AFCO Credit Corporation and CAFO, Inc., the insurance premium financing subsidiaries of The Continental Corporation (Continental). AFCO, headquartered in New York City, has 25 locations in the United States and Canada and employs approximately 450 full-time employees. This acquisition gives the Corporation the leading market share in the insurance premium financing business. The purchase price was $100 million in cash, with a contingent payment over five years of up to $78 million based on loan originations during the five years after the purchase. AFCO is a subsidiary of Mellon Bank, N.A., the Corporation's principal banking subsidiary. CAFO is a subsidiary of Mellon Bank Canada.
     AFCO and CAFO's combined total assets at December 31, 1993, were $1.2 billion, consisting almost entirely of collateralized commercial loans.

Pending equity position in Electronic Payment Services

On December 2, 1993, the Corporation signed a definitive agreement to become an equity partner in Electronic Payment Services, Inc. (EPS), the holding company for Money Access Service (MAC), the largest processor of automated teller machine transactions in the United States, and BUYPASS Corporation, the nation's leading third-party processor of electronic transactions. The Corporation is expected to contribute its Network Services Division and invest approximately $29 million in cash for a first-tier equity ownership interest in EPS. The transaction is expected to be completed during the first half of 1994, pending regulatory approval.

Pending Dreyfus Corporation Merger

On December 5, 1993, the Corporation entered into a definitive agreement to merge with The Dreyfus Corporation (Dreyfus). Dreyfus is the nation's sixth-largest mutual fund company, with approximately $80 billion of assets under management and administration. The merger of the Corporation and Dreyfus would create a diversified financial services organization with revenues of more than $3 billion, including fee revenues of about $1.6 billion. Dreyfus is headquartered in New York City and employs approximately 2,000.
     The transaction will be accounted for as a pooling-of-interests and will involve an exchange of .88017 shares of the Corporation's common stock for each of the approximately 37 million Dreyfus shares outstanding. As a result of the additional shares of the Corporation's common stock to be issued to the Dreyfus shareholders in this transaction, the Corporation anticipates that its earnings per share growth will slow somewhat for the next several years. Nonetheless, it expects continued growth in earnings per share over that period. Completion of the merger is contingent upon the approval of the shareholders of the Corporation and Dreyfus, subject to various regulatory approvals and certain approvals by the shareholders of the mutual funds advised by Dreyfus. Additional information regarding the pending merger with Dreyfus is presented in note 21 of Notes to Financial Statements.

                               FINANCIAL  REVIEW

                              BUSINESS SECTORS (a)

- ---------------------------------------------------------------------------------------------------------------------------------
(dollar amounts in                                      Retail
millions, averages      Wholesale Banking          Financial Services            Service Products            Total core sectors
in billions)         1993     1992     1991     1993      1992      1991      1993     1992     1991      1993       1992      1991
- -----------------------------------------------------------------------------------------------------------------------------------
Revenue(b)          $ 343    $ 333    $ 308    $ 998    $  892    $  774    $1,134    $ 745    $ 689    $2,475     $1,970    $1,771
Credit quality
  expense              31       28       83       60        66        75         4       --       (2)       95         94       156
Operating expense     127      143      137      612       582       533       849      549      522     1,588      1,274     1,192
- -----------------------------------------------------------------------------------------------------------------------------------
Income before
  taxes(b)            185      162       88      326       244       166       281      196      169       792        602       423
Income taxes(b)        69       58       32      130       103        77       116       71       62       315        232       171
- -----------------------------------------------------------------------------------------------------------------------------------
Net income          $ 116    $ 104    $  56    $ 196    $  141    $   89    $  165    $ 125    $ 107    $  477     $  370    $  252
- -----------------------------------------------------------------------------------------------------------------------------------
Average assets      $10.9    $10.8    $11.5    $17.4    $ 16.2    $ 14.8    $  4.8    $ 1.2    $  .8    $ 33.1     $ 28.2    $ 27.1
Average common
  equity            $  .7    $  .6    $  .5    $ 1.0    $   .8    $   .8    $   .6    $  .3    $  .3    $  2.3     $  1.7    $  1.6
Return on assets    1.07%     .96%     .49%    1.13%      .87%      .60%        NM       NM       NM     1.44%      1.31%      .93%
Return on common
  equity              15       16        7       17        16        11        24%      32%      26%       19         19        13
Efficiency ratio      37       43       44       61        65        69        75       74       76        64         65        67
- -----------------------------------------------------------------------------------------------------------------------------------
Actual reported
  results including
  tax benefits(d):
Net income                   $ 143    $  78             $  209    $  140              $ 171    $ 149               $  523    $  367
Return on assets             1.32%     .68%              1.29%      .95%                 NM       NM                1.85%     1.36%
Return on common
  equity                       24       13                 25        21                 48%      42%                  30        23
- -----------------------------------------------------------------------------------------------------------------------------------

                                                  Real Estate Banking                Other                   Total all sectors
                                                1993      1992      1991      1993     1992     1991      1993       1992      1991
- -----------------------------------------------------------------------------------------------------------------------------------
Revenue(b)                                     $  46    $   10    $   (5)   $   72    $ 159    $  85    $2,593     $2,139    $1,851
Credit quality expense                            89       177       142        --        9      (11)      184        280       287
Operating expense                                 27        28        27       184       52        8     1,799      1,354     1,227
- -----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before taxes(b)                    (70)     (195)     (174)     (112)      98       88       610        505       337
Income taxes(b)                                  (25)      (71)      (58)      (41)      37       33       249        198       146
- -----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                              $ (45)   $ (124)   $ (116)   $  (71)   $  61    $  55    $  361     $  307    $  191
- -----------------------------------------------------------------------------------------------------------------------------------
Average assets                                 $ 1.6    $  1.5    $  1.8    $   --    $  .2    $  .2    $ 34.7     $ 29.9    $ 29.1
Average common equity                          $  .2    $   .1    $   .1    $   --    $  --    $ (.2)   $  2.5     $  1.8    $  1.5
Return on assets                                   *         *         *        NM       NM       NM     1.04%(c)   1.03%      .66%
Return on common equity                            *         *         *        NM       NM       NM       12(c)      14         9
Efficiency ratio                                  NM        NM        NM        NM       NM       NM       65         66        69
- -----------------------------------------------------------------------------------------------------------------------------------
Actual reported
  results including
  tax benefits(d):
Net income (loss)                                       $ (174)   $ (167)             $  88    $  80               $  437    $  280
Return on assets                                             *         *                 NM       NM                1.46%      .96%
Return on common equity                                      *         *                 NM       NM                  21        16
- -----------------------------------------------------------------------------------------------------------------------------------

(a) Results for 1992 and 1991 are reported on a pro forma fully taxed basis calculated by applying a normalized effective tax rate of approximately 38% to pretax income. The unrecorded tax benefit that existed at the beginning of the period was included in the determination of the return on common shareholders' equity.

(b) Fully taxable equivalent basis.

(c) Excluding $112 million after-tax in restructuring expense and $53 million in after-tax gains on the sale of securities related to the acquisition of The Boston Company, return on assets and return on common shareholders' equity were 1.21% and 14%, respectively.

(d) There were no tax benefits in 1993.

NM--Not a meaningful measure of performance for this sector.

* Loss

Note: This table presents the operating results of the major business sectors within the Corporation, analyzed on an internal management reporting basis. Capital is allocated using the federal regulatory guidelines as a basis, coupled with management's judgment regarding the operational risks inherent in the businesses. The capital allocations may not be representative of the capital levels that would be required if these sectors were nonaffiliated business units.

BUSINESS SECTORS  continued

Income before taxes, on a fully taxable equivalent basis, for the Corporation's core sectors was $792 million in 1993, up $190 million, or 32%, compared with 1992. The improvement resulted primarily from the impact of The Boston Company and Meritor acquisitions as well as improved productivity and revenue growth. Return on assets for the core sectors was 1.44% in 1993, compared with 1.31% in 1992 and return on common shareholders' equity was 19% in both 1993 and 1992. Results in 1993 also reflected the significant improvement in the Real Estate Banking sector. This sector's net loss before taxes in 1993 of $70 million was $125 million lower than the prior year. Real Estate Banking's continued improvement in 1993 was evidenced by reporting results nearing break-even in the fourth quarter of 1993.

Wholesale Banking

Wholesale Banking includes large corporate and middle market lending; asset based lending; and certain capital markets and leasing activities. Income before taxes for this sector increased by $23 million, or 14%, compared with 1992. This improvement resulted primarily from higher net interest revenue, deposit and syndication fees, and foreign currency and trading revenue as well as lower operating expense. Return on common shareholders' equity was 15% in 1993, compared with 16% and 7% in 1992 and 1991, respectively.

Retail Financial Services

Retail Financial Services' income before taxes was $326 million in 1993, an increase of $82 million, or 34%, compared with the prior-year period. This increase resulted primarily from the December 1992 Meritor branch acquisition, a lower cost of funds, growth in credit card and home equity loans, and increased revenue from personal investment services. The lower cost of funds reflected the lower retail deposit rates in 1993 compared with 1992. The increase in operating expense in 1993 resulted primarily from the Meritor branch acquisition. Return on assets for this sector was 1.13% in 1993, compared with .87% in 1992. Return on common shareholders' equity was 17% in 1993, compared with 16% the prior year.

Service Products

Service Products, which primarily includes trust and investment, cash management, information services, jumbo mortgage lending, and mortgage loan origination and servicing, continued to be very profitable in 1993. Income before taxes for the Service Products sector was $281 million in 1993, an increase of $85 million, or 43%, compared with 1992. This improvement primarily reflected earnings from The Boston Company. The improvement in revenue resulted primarily from higher trust and investment fees as well as higher mortgage origination and servicing and cash management fees. Trust and investment fees increased by $238 million in 1993, resulting primarily from $218 million of fees earned at The Boston Company. Higher mortgage origination and servicing fees resulted from growth in both originated and acquired servicing portfolios. Improved cash management fees resulted from higher volumes. Partially offsetting the revenue growth was higher operating expense resulting from The Boston Company and in support of the revenue growth. The pretax operating margin in this sector was 25% in 1993, compared with 26% and 25% in 1992 and 1991, respectively.

Real Estate Banking

Real Estate Banking includes commercial real estate lending and mortgage banking recovery operations. This sector's pretax loss was $70 million in 1993, compared with a $195 million pretax loss in the prior year. The $125 million improvement primarily reflected a decrease of $88 million in credit quality expense in 1993, resulting from improving trends in asset quality for this sector. Revenue in this sector improved by $36 million in 1993, reflecting a lower cost of carry on nonperforming assets and revenue from the commercial real estate loans acquired in the Meritor branch acquisition. This sector showed continued quarterly improvement in 1993 and reported results nearing break-even in the fourth quarter of 1993.

Other

The "Other" sector's pretax loss of $112 million in 1993 primarily reflected a $175 million restructuring charge related to the Corporation's acquisition of The Boston Company, partially offset by $87 million in gains on the sale of securities. Results in this sector in 1992 included $121 million in gains on the sale of securities and $36 million in restructuring expenses.

Review of 1992 vs. 1991

Income before taxes for the total core sectors increased by $179 million, or 42%, in 1992, compared with 1991. The improvement resulted from higher net interest and fee revenue and lower credit quality expense, offset in part by higher operating expenses.
     Compared with 1991, Wholesale Banking income before taxes increased by $74 million in 1992 as a result of a lower credit quality expense and an increase in net interest revenue, loan fees and trading and other revenue. Retail Financial Services' income before taxes improved by $78 million in 1992 from the

                               FINANCIAL  REVIEW

BUSINESS SECTORS  continued

previous year, primarily reflecting higher net interest revenue. Income before taxes for the Service Products sector was $27 million higher in 1992 than in 1991. The increase was due to growth in the trust and investment, information services, mortgage loan origination and servicing, and cash management businesses. The Real Estate Banking sector's $21 million increase in its pretax loss in 1992, compared with 1991, primarily reflected a higher credit quality expense. Income before taxes in the "Other" sector in 1992 included $121 million in securities gains, compared with $78 million of securities gains in 1991. Expenses in this sector in 1992 included restructuring expenses of $36 million.

NET INTEREST REVENUE

- ---------------------------------------------------------
(taxable equivalent basis,
dollar amounts in millions)      1993      1992      1991
- ---------------------------------------------------------
Net interest revenue          $ 1,317   $ 1,166   $ 1,001
Average interest-earning
  assets                       29,971    26,250    25,495
- ---------------------------------------------------------
Net interest margin:
  Without taxable
    equivalent increments       4.36%     4.39%     3.82%
  Taxable equivalent basis      4.39      4.44      3.93
- ---------------------------------------------------------

The continued improvement in net interest revenue in 1993, compared with the prior year, primarily reflected a higher level of interest-earning assets resulting from the second quarter 1993 acquisition of The Boston Company and the December 1992 Meritor branch acquisition. Net interest revenue on a fully taxable equivalent basis totaled $1.317 billion in 1993, up $151 million, or 13%, compared with 1992, while the net interest margin was down slightly at 4.39% in 1993.
     Net interest revenue and the margin also benefited from a lower level of nonperforming assets. Partially offsetting these positive factors was the impact from the reduction in higher-yielding securities that were sold in the first quarter of 1993 as part of the financing plan and balance sheet restructuring related to the acquisition of The Boston Company. Also impacting net interest revenue and the net interest margin was a higher level of long-term debt that was issued in connection with this acquisition.
     Net interest revenue will be favorably impacted in 1994 by the full-year effect of The Boston Company and AFCO acquisitions.
     Net interest revenue on a taxable equivalent basis in 1992 increased by $165 million compared with 1991, reflecting an increase of 51 basis points in the net interest margin. The improvement primarily reflected the impact of wider spreads in a declining interest rate environment in 1992 compared with 1991. Also contributing to the improvement was the positive effect of an increase in the level of higher-yielding credit card receivables, achieved in part through mid-1991 credit card portfolio acquisitions.

CREDIT QUALITY EXPENSE

- ---------------------------------------------------------
(in millions)                    1993      1992      1991
- ---------------------------------------------------------
Provision for credit losses      $125      $185      $250
Net expense of acquired
  property                         59        95        37
- ---------------------------------------------------------
Credit quality expense           $184      $280      $287
- ---------------------------------------------------------

Credit quality expense, defined as the provision for credit losses plus the net expense of acquired property, was $184 million in 1993, down $96 million compared with the prior year, reflecting continuing improvement in the credit quality of the loan portfolio and a lower level of real estate acquired. The Corporation currently expects that credit quality expense will again decline significantly in 1994.
     The Corporation recorded a $125 million provision for credit losses in 1993, the lowest provision since 1984. A $185 million provision was recorded in 1992. The net expense of acquired property was $59 million in 1993, down from $95 million in 1992. The net expense of acquired property is discussed in the "Operating expense" section beginning on page 24.
     Net credit losses were $139 million in 1993, down $138 million, or 50%, compared with 1992. The decrease resulted from lower net credit losses in most loan categories, with commercial real estate net credit losses decreasing by $94 million. Net credit losses totaled $277 million in 1992 and $229 million in 1991.
     The provision for credit losses was $250 million in 1991. The net expense of acquired property was $37 million in 1991.
     Additional information on the loan loss reserve and net credit losses is presented in the "Credit Risk and Asset Quality" section beginning on page 31.

At this point in the 1993 Annual Report there appears a line graph as set out in the following table:


       CREDIT QUALITY EXPENSE*
- -------------------------------------------
         (Millions of dollars)
        Year                Amount
   ---------------      --------------
      1991                  $287
      1992                   280
      1993                   184


*Provision for credit losses and net expense of acquired property

NONINTEREST REVENUE

- -----------------------------------------------------------
(in millions)                        1993     1992     1991
- -----------------------------------------------------------
Fee revenue:
Trust and investment management:
   Institutional trust             $  184     $117     $107
   Institutional asset
    management                        121       76       71
   Personal trust                     119       98       92
   Mutual fund                        105       --       --
- -----------------------------------------------------------
    Total trust and investment
       management                     529      291      270
Cash management and deposit
  transaction charges                 192      182      153
Information services                  152      142      130
Mortgage servicing                     62       41       31
Credit card                            61       54       46
Foreign currency and securities
  trading                              45       19       15
Letters of credit and acceptance
  financing                            24       23       22
Other                                 124       92       90
- -----------------------------------------------------------
    Total fee revenue               1,189      844      757
Gains on sale of securities            87      121       78
Other noninterest revenue              --        7       13
- -----------------------------------------------------------
    Total noninterest revenue      $1,276     $972     $848
- -----------------------------------------------------------

Fee revenue grew $345 million, or 41%, in 1993, resulting primarily from $252 million of fee revenue attributable to The Boston Company as well as continued growth in the fee-based service products businesses. Excluding the impact of acquisitions and divestitures in 1993 and $18 million of favorable one-time accrual adjustments made in 1992, fee revenue increased 11% compared with 1992.
     Trust and investment advisory services are provided to both individuals and corporations and represent the largest segment of the Corporation's fee-based services. Trust and investment management fees increased $238 million, or 82%, over the prior year. This increase was attributable primarily to $218 million of fee revenue earned by The Boston Company as well as successful sales and marketing efforts of existing products and the overall strength in U.S. debt and equity markets. The market value of assets under management and custody was approximately $755 billion at December 31, 1993, compared with approximately $380 billion a year earlier. The increase reflected the addition of approximately $305 billion of assets, at acquisition date, of The Boston Company. Upon completion of the merger with The Dreyfus Corporation, the Corporation expects to substantially increase its trust and investment management fee revenue and become the largest bank manager of mutual funds. At December 31, 1993, The Dreyfus Corporation had approximately $80 billion of mutual fund assets under management and administration.
     The Corporation provides a broad array of cash management services, including remittance processing, collections and disbursements, electronic wire transfer and check processing. Cash management and deposit transaction charges totaled $192 million in 1993. Revenues of $182 million in 1992 included a $13 million one-time accrual adjustment. Excluding this adjustment, cash management and deposit transaction charges increased 14% in 1993, primarily reflecting increased volume of existing products provided to large corporate customers.
     The Corporation's information services businesses primarily include data processing and stock transfer services. Information services fees totaled $152 million in 1993 compared with $142 million in 1992, which included a $5 million one-time accrual adjustment. The improvement was primarily due to revenue from a Canadian stock transfer company. During the second quarter of 1993, the Corporation increased its ownership interest in this company from 10% to 80%. In December 1993, the Corporation sold two of its information outsourcing businesses. These two businesses generated monthly revenues of approximately $7 million. Information services fees in 1994 will be further reduced following the Corporation's acquisition of an equity position in Electronic Payment Services, Inc. (EPS). The Corporation will contribute its Network Services Division and cash in exchange for an equity ownership. Net results from this investment will be reported in Other Fee Revenue in 1994.
     Mortgage servicing fees increased by $21 million, or 53%, in 1993, compared with 1992, primarily reflecting the full-year effect of servicing portfolio acquisitions in 1992. The Corporation's servicing portfolio increased to $20 billion at December 31, 1993, compared with $19 billion at December 31, 1992.
     Credit card fee revenue, which consists principally of interchange and cardholder fees, increased by $7 million, or 13%, in 1993. This increase reflected

At this point in the 1993 Annual Report there appears a line graph as set out in the following table:


TRUST ASSETS UNDER MANAGEMENT AND CUSTODY
- -------------------------------------------
         (Billions of dollars)
        Year                Amount
   ---------------      --------------
      1991                  $305
      1992                   380
      1993                   755


                               FINANCIAL  REVIEW

NONINTEREST REVENUE  continued

successful marketing efforts within the Corporation's region in 1993. Average credit card assets increased to $1.351 billion in 1993, from $1.185 billion in 1992. Credit card fee revenue in 1994 also will be impacted by the contribution of the Corporation's Network Services Division to EPS. Credit card processing fees of $13 million were recorded by this division in 1993.
     Foreign currency and securities trading fees increased to $45 million, more than double the $19 million earned in 1992. This increase was attributable primarily to foreign exchange fees earned, principally from global custody customers, at The Boston Company.
     Compared with 1991, fee revenue grew by $69 million, or 9%, in 1992, excluding the one-time 1992 accrual adjustments resulting from a change in accounting methodology. The improvement primarily reflected increases of 8% in trust and investment management fees, 10% in cash management and deposit transaction charges, 32% in mortgage servicing fees, 16% in credit card revenue and 5% in information services fees.
     The Corporation recorded $87 million in gains on the sale of securities from the available for sale portfolio in 1993. These securities sales were undertaken as part of the financing plan and balance sheet restructuring related to the acquisition of The Boston Company. Gains on the sale of securities were $121 million in 1992. These sales were undertaken primarily to reduce the Corporation's exposure to prepayment risk associated with certain of its U.S. agency mortgage-backed securities, as well as to enhance capital in anticipation of The Boston Company acquisition. As a result of securities purchases, sales and maturities during 1993, the fully taxable equivalent yield on the total securities portfolio at December 31, 1993, was 5.11%, compared with 7.39% at year-end 1992. Additional information regarding the Corporation's securities portfolio is presented in note 3 of Notes to Financial Statements.

OPERATING EXPENSE

Operating expense before the net expense of acquired property and restructuring expenses totaled $1.624 billion in 1993, an increase of $306 million, or 23%, compared with $1.318 billion in 1992. The combined effect of The Boston
Company and Meritor branch acquisitions was the primary reason for higher expenses in nearly all expense categories. Excluding the effect of acquisitions, operating expense before the net expense of acquired property and restructuring expense was essentially flat in 1993 compared with 1992.

Operating expense

- ------------------------------------------------------------
(dollar amounts in millions)      1993       1992       1991
- ------------------------------------------------------------
Staff expense                   $  745     $  578     $  553
Net occupancy expense              168        147        142
Professional, legal and other
  purchased services               150        119        111
Amortization of goodwill and
  other intangibles                122         79         58
Equipment expense                  113         98         95
Business development                75         63         51
Communications expense              71         62         55
FDIC assessment and regulatory
  examination fees                  60         53         47
Office supplies                     37         28         26
Other expense                       83         91         89
- ------------------------------------------------------------
Operating expense before the
  net expense of acquired
  property and restructuring
  expenses                       1,624      1,318      1,227
- ------------------------------------------------------------
Net expense of acquired
  property                          59         95         37
- ------------------------------------------------------------
Restructuring expenses             175         36         --
- ------------------------------------------------------------
    Total operating expense     $1,858     $1,449     $1,264
- ------------------------------------------------------------
Average full-time equivalent
  staff                         20,200     17,500     16,300
- ------------------------------------------------------------
Efficiency ratio*:
Including amortization of
  intangibles                      65%        66%        69%
Excluding amortization of
  intangibles                      60         62         66
- ------------------------------------------------------------

* Operating expense before the net expense of acquired property and restructuring expense as a percentage of net interest revenue on a taxable equivalent basis and noninterest revenue, excluding securities gains and nonrecurring items

     The $36 million decrease in the net expense of acquired property in 1993, compared with 1992, resulted primarily from a lower provision to the reserve for real estate acquired (OREO), reflecting the lower level of OREO.
     A restructuring charge of $175 million pretax, or $112 million after-tax, was recorded in the first quarter of 1993 to reflect management's estimate of restructuring costs associated with The Boston Company.
     The increase in the average full-time equivalent staff level in 1993, compared with the prior-year period, was due primarily to the addition of the employees of The Boston Company and the Meritor branches. The impact of the May 1993 acquisition of The Boston Company on the average full-time equivalent staff level was approximately 1,900 in 1993. The Boston Company had a full-time equivalent staff level of approximately 3,200 at December 31, 1993.
     Operating expense in 1992 increased by $185 million, or 15% over 1991. Approximately half of the increase resulted from higher net expense of real

OPERATING EXPENSE  continued

estate acquired and restructuring expenses. The remaining increase primarily resulted from the Corporation's year-end 1991 acquisition of United Penn Bank
(UPB), as well as from new business ventures and other asset acquisitions. Restructuring expenses for 1992 included $18 million related to the December 1992 Meritor branch acquisition and $18 million related to the Corporation's expense reduction program.
     The Corporation adopted Statement of Financial Accounting Standards No. 106 (FAS No. 106), "Employers' Accounting for Postretirement Benefits Other than Pensions" in 1993, by beginning to amortize the transition obligation over a 20-year transition period. Adoption of this standard increased benefits expense by approximately $3 million in 1993, compared with the prior-year period. Additional information regarding the Corporation's adoption of this standard is presented in note 15 of Notes to Financial Statements.
     In November 1992, the Financial Accounting Standards Board released FAS No. 112, "Employers' Accounting for Postemployment Benefits." FAS No. 112 requires employers to recognize the obligation to provide postemployment benefits to former or inactive employees after employment but before retirement if: the obligation is attributable to employees' services already rendered; employees' rights to those benefits accumulate or vest; payment of the benefits is probable; and the amount of the benefits can be reasonably estimated. This standard becomes effective in 1994. The Corporation estimates that adoption of FAS No. 112 will not be material to the Corporation's financial position or results of operations.

TAXES

The Corporation returned to a fully taxable status in 1993 as all remaining tax benefit carryforwards from losses in 1987 and 1988 were exhausted in late 1992. The provision for income taxes totaled $239 million in 1993, for an effective tax rate of approximately 40%, compared with $55 million in 1992 and $28 million in 1991. Without the availability of unrecognized tax benefits to offset federal income taxes, the Corporation's provision for income taxes in 1992 and 1991 would have been approximately $185 million and $128 million, respectively.
     New tax legislation was enacted during the third quarter of 1993 that resulted in a net benefit for the Corporation. Under the new tax legislation, the Corporation revalued its net federal deferred tax asset to reflect a change in the statutory tax rate and is permitted to deduct the amortization of certain intangibles. The combined effect of these items more than offset the statutory tax rate increase on earnings. Primarily as a result of the deductibility of certain intangibles amortization, the Corporation's effective tax rate was 38.5% for the third and fourth quarters, down from 41% for the first six months of 1993. The Corporation currently estimates that the ongoing effective tax rate will be 38.5% until the completion of the merger with The Dreyfus Corporation, after which it is currently anticipated that the effective tax rate will increase to approximately 39%.
     The Corporation adopted FAS No. 109 "Accounting for Income Taxes," on a prospective basis in 1993. The cumulative effect of this change in accounting for income taxes was less than $1 million and was included in income tax expense. Additional information regarding the Corporation's adoption of this standard is presented in note 14 of Notes to Financial Statements.

                              BALANCE SHEET REVIEW
- ----------------------------------------------------------------

ASSET/LIABILITY MANAGEMENT

- -----------------------------------------------------------
(average balances in millions) 1993        1992        1991
- -----------------------------------------------------------
ASSETS
- -----------------------------------------------------------
Money market investments    $ 3,521     $ 1,663     $ 1,344
Trading account securities      269         308         309
Securities                    4,426       6,052       5,333
Loans                        21,755      18,227      18,509
- -----------------------------------------------------------
    Total interest-earning
       assets                29,971      26,250      25,495
Noninterest-earning assets    5,330       4,228       4,096
Reserve for credit losses      (565)       (589)       (541)
- -----------------------------------------------------------
    Total assets            $34,736     $29,889     $29,050
- -----------------------------------------------------------
FUNDS SUPPORTING TOTAL
  ASSETS
- -----------------------------------------------------------
Core funds                  $30,534     $24,786     $23,114
Wholesale funds               2,249       2,301       2,407
Purchased funds               1,953       2,802       3,478
Redeemable preferred stock       --          --          51
- -----------------------------------------------------------
    Funds supporting total
       assets               $34,736     $29,889     $29,050
- -----------------------------------------------------------

Balance sheet mix

The change in the mix and size of the Corporation's average balance sheet in 1993 was largely a result of the May 1993 acquisition of The Boston Company, including the related financing plan and balance sheet restructuring, and the December 1992 Meritor branch acquisition. The Boston Company and the Meritor branch acquisitions added approximately $5 billion to total average assets and $4 billion to average core funds in 1993. The assets acquired in these acquisitions were primarily loans. Additional factors that

                               FINANCIAL  REVIEW

ASSET/LIABILITY MANAGEMENT  continued

affected the mix of average assets were the sale of securities related to the financing and balance sheet restructuring for The Boston Company acquisition and sluggish loan demand in 1993. A portion of the proceeds from the securities sales and loan repayments were temporarily invested in money market investments in 1993.
     For balance sheet management purposes, the Corporation has identified core, wholesale and purchased funds as its key sources of funding. Core funds, which are considered to be stable sources of funding, are defined principally as all money market and other savings deposits, savings certificates, demand deposits, shareholders' equity and notes and debentures with original maturities over one year. Core funds primarily support core assets, which consist of loans, net of the reserve, and noninterest-earning assets. Core funds averaged 115% of core assets in 1993, up from 113% in 1992 and 105% in 1991, primarily reflecting the average impact of core deposits related to the acquisition of The Boston Company and the Meritor branch acquisition. The improvement in core funds also was attributable to an increase in average shareholders' equity and notes and debentures.
     Wholesale and purchased funds are defined as federal funds purchased and securities sold under agreements to repurchase, deposits in foreign offices and other time deposits, negotiable certificates of deposit, U.S. Treasury tax and loan demand notes, commercial paper and other borrowed funds. Average wholesale and purchased funds decreased by $901 million compared with a year ago, reflecting the additional core funding from the Meritor and The Boston Company acquisitions, and declined to 12% of total average assets in 1993, compared with 17% in 1992 and 20% in 1991.

Securities

In May 1993, the Financial Accounting Standards Board released FAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." FAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and all investments in debt securities and other securitized assets. Investment securities are to be classified into the following three categories: debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as "held to maturity securities" and reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of resale in the near future are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in current period earnings; and debt and equity securities not classified as either held to maturity securities or trading securities are classified as "available for sale securities" and reported at fair value, with unrealized gains and losses, net of tax, excluded from earnings and reported as a separate component of shareholders' equity. This standard becomes effective in the first quarter of 1994. The Corporation currently estimates that adoption of FAS No. 115 will not initially have a material impact on shareholders' equity; however, increased volatility of shareholders' equity and related capital ratios could result from changes in unrealized gains and losses on assets classified as available for sale.
     Additional information regarding the Corporation's securities portfolio is presented in note 3 of Notes to Financial Statements.

CAPITAL

Selected capital data

- ---------------------------------------------------------------
                                          December 31,
(dollar amounts in millions,      -----------------------------
except per share amounts)         1993        1992        1991
- ---------------------------------------------------------------
Common shareholders' equity      $2,721      $2,090      $1,648
Common shareholders' equity
  to assets ratio                  7.53%       6.62%       5.61%
Tangible common equity
  ratio(a)                         5.37        5.48        4.90
Total shareholders' equity       $3,313      $2,557      $2,073
Total shareholders' equity
  to assets ratio                  9.17%       8.10%       7.06%
Tier I capital ratio               7.39        7.62        6.56
Total (Tier I plus Tier II)
  capital ratio                   10.97       11.30       10.73
Leverage capital ratio             6.88        7.10        6.28
Book value per common
  share(b)                       $41.75      $36.96      $31.29
Closing common stock price        53.00       53.00       34.875
- ----------------------------------------------------------------

(a) Common shareholders' equity less goodwill divided by total assets less goodwill.

(b) The book value per common share assumes full conversion of the Series D preferred stock to common stock. Accordingly, this includes the additional paid-in capital on the Series D preferred stock because this paid-in capital has no liquidation preference over the common stock.

The Corporation's capital position continued to improve in 1993. Common shareholders' equity increased $631 million in 1993 to $2.7 billion, or 7.53% of total assets, at December 31, 1993, compared with 6.62% of total assets at year-end 1992. Total shareholders' equity improved to 9.17% of total assets at December 31, 1993, from 8.10% at year-end 1992. These improvements resulted from the common and preferred stock and warrants issued in connection with The Boston Company and Meritor branch acquisitions and earnings retention.

CAPITAL  continued

     In January 1993, the Corporation raised $229 million of net proceeds from the issuance of 4.3 million shares of common stock and $193 million of net proceeds from the issuance of 8 million shares of 8.20% Series K preferred stock issued as part of the financing plan for the acquisition of The Boston Company and the December 1992 Meritor branch acquisition. In May 1993, the Corporation issued $115 million of common stock and $37 million of warrants as part of the purchase price of The Boston Company. Partially offsetting the increase in total shareholders' equity was the redemption of the $68 million of Series B convertible preferred stock in December 1993.
     During the fourth quarter of 1993, the Corporation repurchased approximately 1 million shares of its common stock to be used to meet current and near-term requirements for its stock-based benefit plans. Approximately 366,000 of these shares remained in treasury at December 31, 1993.
     Upon consummation of the merger with The Dreyfus Corporation, which will be accounted for as a pooling-of-interests, the Corporation expects to issue approximately 32 million shares of common stock in exchange for the Dreyfus common stock. The capital ratios of the Corporation following this merger will be substantially higher than the year-end 1993 ratios. On a pro forma basis, book value per common share would have been approximately 13% lower than the year-end 1993 amount. Additional information regarding the Corporation's merger with The Dreyfus Corporation is presented in note 21 of Notes to Financial Statements.

At this point in the 1993 Annual Report there appears a line graph as set out in the following table:

         SHAREHOLDERS' EQUITY
- -------------------------------------------
    (Millions of dollars at year end)
                       1991           1992          1993
                   ---------------------------------------
Common Equity        $1,648        $2,090        $2,721
Preferred Equity        425           467           592
                   ---------------------------------------
Total Equity         $2,073        $2,557        $3,313


Risk-based and leverage capital ratios at December 31, 1993

- --------------------------------------------------------
(dollar amounts in millions)
- --------------------------------------------------------
Tier I capital:
  Common shareholders' equity(a)                $ 2,684
  Qualifying preferred stock(a)                     629
  Minority interest                                  12
  Goodwill and other intangibles                   (926)
- --------------------------------------------------------
    Total Tier I capital                          2,399
Tier II capital                                   1,160
- --------------------------------------------------------
Total qualifying capital                        $ 3,559
- --------------------------------------------------------
Risk-adjusted assets:
  On-balance sheet                              $23,754
  Off-balance sheet                               8,689
- --------------------------------------------------------
    Total                                       $32,443
- --------------------------------------------------------
Average assets--leverage capital basis          $34,890
- --------------------------------------------------------
Tier I capital ratio                              7.39%
Total capital ratio                              10.97
Leverage capital ratio                            6.88
- --------------------------------------------------------

(a) For the purpose of this computation, the additional paid-in capital on the Series D preferred stock, totaling $37 million, is included in "Qualifying preferred stock" rather than in "Common shareholders' equity."

Tier I and Total capital are expressed as a percentage of risk-adjusted assets, which include various risk-weighted percentages of assets on the balance sheet as well as off-balance-sheet exposures. The leverage capital ratio evaluates capital adequacy on the basis of the ratio of Tier I capital to quarterly average total assets as reported on the Corporation's regulatory financial statements, net of the loan loss reserve, goodwill and certain other intangibles.
     The positive effect of the equity issuances and earnings retention in 1993 were offset by the effect of a higher level of goodwill and other intangibles and higher asset levels. Although the Corporation's risk-based and leverage capital ratios decreased slightly in 1993, they remained well above the supervisory minimums.
     Federal regulators have adopted a capital-based supervisory system for all insured financial institutions. Should a financial institution's capital ratios decline below predetermined levels, it would become subject to a series of increasingly restrictive regulatory actions. The system categorizes a financial institution's capital position into one of five categories ranging from well capitalized to critically under-capitalized. For an institution to qualify as well capitalized, Tier I capital, Total capital and leverage capital must be at least 6%, 10% and 5%, respectively. All of the Corporation's banking subsidiaries qualified as well capitalized at December 31, 1993. The

                               FINANCIAL  REVIEW

CAPITAL continued

Corporation intends to maintain the ratios of its banking subsidiaries at the well capitalized levels.
     The Corporation deducts goodwill and intangibles acquired subsequent to February 19, 1992, except mortgage servicing rights and purchased credit card intangibles, when computing Tier I capital. The components of the Corporation's intangible assets are presented in the table below.

Goodwill and other intangibles

- -------------------------------------------------------------
                                       December 31,
                            ---------------------------------
(in millions)                  1993         1992         1991
- -------------------------------------------------------------
Goodwill                     $  825         $380         $220
Purchased mortgage
  servicing rights              160          140           52
Purchased core deposit
  intangible                    155          215          168
Covenant not to compete          57            7           16
Purchased credit card
  intangibles                    44           49           57
Other intangibles                46           32           38
- -------------------------------------------------------------
    Total                    $1,287         $823         $551
- -------------------------------------------------------------

     The increase in goodwill and other intangibles during 1993 resulted from $402 million of goodwill and a $55 million noncompete covenant recorded in connection with The Boston Company acquisition and approximately $55 million of goodwill and a $5 million noncompete covenant related to the acquisition of AFCO. During 1993, the Corporation reclassified approximately $26 million from purchased core deposit intangibles to goodwill following receipt of an independent appraisal of the intangibles and the final valuation of Meritor's assets and liabilities. The increase in purchased mortgage servicing rights


At this point in the 1993 Annual Report there appears a line graph as set out in the following table:

   TOTAL COMMON EQUITY TO ASSETS AND
   TANGIBLE COMMON EQUITY TO ASSETS*
- -------------------------------------------
(Percentage)
                           1991      1992      1993
                        -----------------------------
Total Common Equity       5.61%      6.62%     7.53%
Tangible Common Equity    4.90%      5.48%     5.37%

*Common shareholders' equity less goodwill divided by total assets less goodwill


(PMSR) in both 1993 and 1992, resulted from mortgage servicing portfolio acquisitions. A test for the impairment of value of PMSRs is conducted quarterly. The estimated fair value of the PMSRs exceeded the carrying value at December 31, 1993. For a further discussion of the Corporation's accounting policy for PMSRs, see note 1 of Notes to Financial Statements. The increase in goodwill and other intangibles during 1992 resulted principally from the December 1992 Meritor branch acquisition and the purchase of mortgage servicing portfolios.

LIQUIDITY AND DIVIDENDS

The Corporation's liquidity management strategy is to achieve an appropriate balance between the maturities of its assets and liabilities. The Corporation continually evaluates its funding needs and manages its liquidity position by maintaining adequate levels of liquid assets, such as money market assets and securities available for sale. Additional liquidity is available through the Corporation's ability to participate or sell commercial loans and to securitize selected loan portfolios. The Corporation also has a $200 million revolving credit agreement and a $25 million backup line of credit to provide support facilities for its commercial paper borrowings and for general corporate purposes. The revolving credit facility contains tangible net worth and double leverage ratio covenants, as discussed in note 9 of Notes to Financial Statements.
     During the second quarter of 1993, Moody's, a public credit rating agency, upgraded its ratings on the Corporation's senior debt securities and other obligations, primarily as a result of the Corporation's improved capital position, lower level of nonperforming assets and continued growth in core earnings. This upgrade should enable the Corporation to issue debt at lower rates of interest and, overall, enhance the Corporation's access to funding markets.

- ------------------------------------------------------------
                                         December 31,
                                  --------------------------
SENIOR DEBT RATINGS               1993       1992       1991
- ------------------------------------------------------------
MELLON BANK CORPORATION
  Moody's                           A3       Baa1       Baa1
  Standard & Poor's                 A-       A-         A-
- ------------------------------------------------------------

     As shown in the Consolidated Statement of Cash Flows, cash and due from banks increased by $195 million during 1993 to $2.169 billion at December 31, 1993. The increase primarily reflected $1.392 billion in net cash provided by operating activities and $2.137 billion of net cash provided by investing activities, offset in part by $3.347 billion of net cash used by financing activities. Net cash

LIQUIDITY AND DIVIDENDS  continued

provided by investing activities was the result of cash received from the sales and maturities of securities net of purchases and the reduction in term deposits offset in part by the purchase of The Boston Company. Cash used by financing activities principally reflected a net reduction in customer deposits and the repayment of AFCO borrowings at the acquisition date. Cash generated by operating activities reflected $361 million of net income adjusted for noncash charges and credits. Completion of the pending merger with The Dreyfus Corporation will add approximately $750 million of cash and securities to the total liquid assets of the Corporation.
     In connection with the financing plan for the acquisition of The Boston Company and the December 1992 Meritor branch acquisition, the Corporation raised $229 million of net proceeds from the issuance of 4.3 million new shares of common stock and $193 million of net proceeds from the issuance of 8 million shares of 8.20% Series K preferred stock. Also in connection with these acquisitions, the Corporation issued $199 million of 6 1/2% Senior Notes Due 1997, $150 million of 6 7/8% Subordinated Debentures due 2003 and $200 million of Floating Rate Senior Notes Due 1996.
     Several other issuances and redemptions of debt were undertaken in 1993 primarily to reposition and to reduce the overall cost of the Corporation's long-term debt. The Corporation redeemed the entire $153 million of its 8 7/8% Subordinated Capital Notes, the entire $68 million of its 9% notes due 1996 and the entire $33 million of 8.6% Debentures Due 2009. The Corporation's principal bank subsidiary, Mellon Bank, N.A., redeemed the entire $250 million of its Floating Rate Subordinated Capital Notes due 1996. Mellon Bank, N.A., issued $249 million of 6 1/2% Subordinated Notes due 2005 and $149 million of 6 3/4% Subordinated Notes due 2003 during the year. Other 1993 activity included the redemption of $68 million of Series B convertible preferred stock in the fourth quarter of 1993.
     Contractual maturities of the Corporation's term debt totaled $60 million in 1993 and primarily included the $52 million maturity of fixed-and variable-rate Medium Term Notes. Contractual matur-ities of existing debt will total $219 million in 1994. The Corporation expects to fund its 1994 debt maturities with a combination of cash presently on hand, other internal funding sources and, if necessary, with the proceeds from the public and/or private issuance of securities. The Corporation has on file with the Securities and Exchange Commission a debt shelf registration statement on which up to an additional $200 million of debt may be issued.
     The Corporation paid $156 million of dividends on its outstanding shares of common and preferred stock during 1993. The Corporation increased its annual dividend on common stock to $1.52 per share in January 1993, an increase of 9% from $1.40 per share in 1992. This resulted in a common stock dividend payout ratio of 33% in 1993, compared with 20% in 1992. In November 1993, the Corporation announced an increase in the dividend on its common stock commencing in the first quarter of 1994 to $2.24 per share, an increase of 47% from $1.52. Using the new common stock dividend rate, annual dividend requirements in 1994 for the common and preferred stock are expected to be approximately $205 million. Completion of the pending merger with The Dreyfus Corporation will increase the outstanding common shares of the Corporation by approximately 32 million shares. This increase in outstanding common shares will result in an increase in annual common dividends of approximately $72 million.
     The parent Corporation's principal sources of cash are interest and dividends from its subsidiaries. The ability of national bank subsidiaries to pay dividends to the parent Corporation is subject to certain limitations, as discussed in note 16 of Notes to Financial Statements. Under the currently more restrictive of these limitations, the Corporation's national bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to December 31, 1993, of approximately $492 million, less any dividends declared and plus or minus net profits or losses, as defined, between January 1, 1994, and the date of any such dividend declaration. The national bank subsidiaries declared dividends to the parent Corporation of $158 million in 1993, $130 million in 1992 and $129 million in 1991. Dividends paid to the parent Corporation by nonbank subsidiaries totaled $116 million in 1993, including $62 million attributable to The Boston Company, compared with $26 million in 1992 and $32 million in 1991. In addition, The Boston Company returned $300 million of capital to the parent Corporation in 1993.
     Banking regulators have issued additional guidelines that require bank holding companies and subsidiary banks to continuously evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition. Dividends from the bank subsidiaries to the parent Corporation in 1994 are not expected to exceed earnings for those subsidiaries.

Exhibit
  No.                          Description                                                     Method of Filing
- -------                   ---------------------------------                           --------------------------------
  10.19                   Agreement and Plan of Merger dated                         Omitted. Confidential treatment
                          as of December 5, 1993, by and among                       requested pursuant to Rule 24b-2.
                          Mellon Bank Corporation, Mellon                            Filed separately with the Commission.
                          Bank, N.A., XYZ Sub Corporation and
                          The Dreyfus Corporation

  11.1                    Computation of Primary and Fully                            Filed herewith
                          Diluted Net Income Per Common Share.

  12.1                    Computation of Ratio of Earnings                            Filed herewith
                          to Fixed Charges and Ratio of
                          Earnings to Combined Fixed Charges
                          and Preferred Stock Dividends--parent
                          Corporation.

  12.2                    Computation of Ratio of Earnings                            Filed herewith
                          to Fixed Charges and Ratio of
                          Earnings to Combined Fixed
                          Charges and Preferred Stock
                          Dividends--Mellon Bank Corporation
                          and its subsidiaries.

  13.1                    All portions of the Mellon Bank Corporation                 Filed herewith
                          1993 Annual Report to Shareholders that
                          are incorporated herein by reference.

  21.1                    List of Subsidiaries of the                                 Filed herewith
                          Corporation.

  23.1                    Consent of Independent Accountants.                         Filed herewith

  24.1                    Powers of Attorney.                                         Filed herewith

     CREDIT RISK AND ASSET QUALITY
- ---------------------------------------

CREDIT MANAGEMENT

The Corporation's credit management philosophy is designed to achieve controlled asset generation while maintaining an appropriate balance between risk and return. Essential to this process are stringent underwriting of new loans, active monitoring of all loan portfolios, and the early identification of potential problems and their prompt resolution. These are accomplished by establishing internal ownership, responsibility and accountability for all aspects of asset quality. Notwithstanding this process, however, asset quality is dependent in large part upon local, national, international and industry segment economic conditions that are beyond the Corporation's control.
     Management maintains a comprehensive centralized process through which the Corporation extends new loans, monitors credit quality, actively manages problem credits and disposes of nonperforming assets. To help ensure adherence to the Corporation's credit policies, senior department credit officers report to both the chief credit officer and the head of each respective lending department. The responsibilities of these senior credit officers include all aspects of the credit process except credit review, credit recovery, and aggregate portfolio management, which are centralized at the corporate level.
     The Corporation manages credit risk by maintaining a well-diversified credit portfolio and by adhering to its written credit policies, which specify general underwriting criteria as well as underwriting standards by industry, and control credit exposure by borrower, degree of risk, industry and country. These measures are adopted by the Credit Policy Committee and are regularly updated to reflect the committee's evaluation of developments in economic, political and operating environments that could affect lending risks. The Corporation may adjust credit exposure to individual industries or customers through loan sales, syndications and participations.
     Except for certain well-defined loans made by the Retail Financial Services sector, primarily to consumers and small businesses, all credit extensions are approved jointly by officers of the Credit Policy Department and officers of the lending departments. The number and level of officer approvals required are determined by the dollar amount and risk characteristics of the credit extension. The amount of collateral, if any, obtained by the Corporation upon the extension of credit is based on industry practice as well as on the credit assessment of the customer. The type and amount of collateral vary, but the form generally includes: accounts receivable; inventory; property, plant and equipment; other assets; and/or existing income-producing commercial properties with appraised values that exceed the contractual amount of the credit facilities by pre-approved ratios.
     The Corporation continually assesses the quality of its commercial credit facilities and assigns a numerical quality rating to substantially all extensions of credit in its commercial, real estate and international portfolios. Lending officers have the primary responsibility for monitoring their portfolios, identifying emerging problem loans and recommending changes in quality ratings. In order to anticipate or detect problems that may result from economic downturns or deteriorating conditions in certain markets, lending units and credit management utilize a process designed to identify potential credit problems, both for specific customers and for industries that could be affected by adverse market or economic conditions. When signs of credit deterioration are detected, credit recovery or other specialists become involved to minimize the Corporation's exposure to potential future credit losses. The Credit Review Department provides an independent assessment of credit ratings, credit quality and adherence to the credit management process.

                               FINANCIAL  REVIEW

COMPOSITION OF LOAN PORTFOLIO AT YEAR END

The increase in the loan portfolio in 1993 resulted primarily from the addition of $4.4 billion in loans related to the acquisition of The Boston Company and $1.2 billion in collateralized loans related to the acquisition of AFCO. Excluding the effect of these acquisitions, period-end loans decreased in 1993 by approximately $1.1 billion, or 6%, compared with a year ago, reflecting the weak demand primarily in commercial loans. Principally as a result of the consumer loans acquired in The Boston Company acquisition, the Corporation's loan portfolio is almost equally composed of consumer and commercial loans. At December 31, 1993, the loan portfolio was composed of 51% commercial loans and 49% consumer loans. At year-end 1992, the split of commercial and consumer loans was 60% and 40%, respectively.

- ----------------------------------------------------------------------------------------------------------------------------
                                                                                December 31,
(in millions)                                   1993(a)(b)         1992(a)           1991             1990             1989
- ----------------------------------------------------------------------------------------------------------------------------
DOMESTIC LOANS
Commercial and financial                         $ 9,091          $ 8,115          $ 8,270          $ 8,096          $ 9,532
- ----------------------------------------------------------------------------------------------------------------------------
Commercial real estate:
  Commercial construction                            423(c)           504              636              990            1,362
  Commercial mortgage                              1,298            1,357            1,340            1,220            1,295
- ----------------------------------------------------------------------------------------------------------------------------
    Total commercial real estate                   1,721(d)         1,861            1,976            2,210            2,657
- ----------------------------------------------------------------------------------------------------------------------------
Consumer credit:
  Consumer mortgage                                8,180            4,278            3,296            2,921            1,475
  Other consumer credit                            3,813            3,618            3,508            3,289            3,348
- ----------------------------------------------------------------------------------------------------------------------------
    Total consumer credit                         11,993            7,896            6,804            6,210            4,823
- ----------------------------------------------------------------------------------------------------------------------------
Lease finance assets                                 718              650              658              688              424
- ----------------------------------------------------------------------------------------------------------------------------
    Total domestic loans                          23,523           18,522           17,708           17,204           17,436
- ----------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL LOANS                                  950            1,434            1,395            1,534            1,962
- ----------------------------------------------------------------------------------------------------------------------------
    Total loans, net of unearned discount        $24,473          $19,956          $19,103          $18,738          $19,398
- ----------------------------------------------------------------------------------------------------------------------------

(a) Excludes segregated assets.

(b) At December 31, 1993, commercial loans, commercial construction loans and commercial mortgages included $58 million, $8 million and $223 million, respectively, of loans acquired in the Meritor branch acquisition which are subject to the FDIC loss sharing arrangement as further discussed in note 8 of Notes to Financial Statements.

(c) Includes $321 million of loans related to real estate projects that are designated as "substantially complete," indicating that no additional funding is required to complete construction of the base building or that a certificate of occupancy has been obtained from the municipality in which the project is located.

(d) Includes $432 million of loans secured by owner-occupied commercial real estate but not made for the purpose of real estate construction or financing.

Note: There were no concentrations of loans to borrowers engaged in similar activities, other than those shown on the table above, that exceeded 10% of total loans at year end.

Commercial and financial

The domestic commercial and financial loan portfolio consists primarily of loans to corporate borrowers in the manufacturing, service, energy, communications, wholesale and retail trade, public utilities and financial services industries. The Corporation diversifies risk within this portfolio by closely monitoring industry concentrations and portfolios to ensure that established lending guidelines are not exceeded. Diversification is intended to limit the risk of loss from any single unexpected economic trend or event. Total domestic commercial and financial loans increased by $976 million, or 12%, during 1993, due to the acquisition of $1.2 billion in high-quality loans related to the AFCO acquisition, offset partially by the reduced demand for loans in 1993. The level of commercial loans continued to decrease in 1993, excluding the effect of acquisitions, as the Corporation's customers recently have accessed the public debt and equity markets more frequently, and as a consequence borrow less from the Corporation. Commercial and financial loans represented 37% and 41% of the total loan portfolio at December 31, 1993 and 1992, respectively. At year-end 1993, nonperforming domestic commercial and financial loans and leases were .41% of total domestic commercial and financial loans and leases compared with 1.25% at December 31, 1992.

Commercial real estate

The Corporation's $1.7 billion domestic commercial real estate loan portfolio consists of commercial mortgages, which generally are secured by

COMPOSITION OF LOAN PORTFOLIO AT YEAR END continued

nonresidential and multi-family residential properties, and commercial construction loans with maturities of 60 months or less. Also included in this portfolio are loans which are secured by owner-occupied real estate, but made for purposes other than the construction or purchase of real estate. The commercial real estate loan portfolio includes $231 million of loans acquired in the December 1992 Meritor branch acquisition that are subject to a five year 95% loss sharing arrangement with the FDIC. Domestic commercial real estate loans decreased by $140 million, or 8%, in 1993. The decrease was primarily a result of paydowns, net credit losses, transfers to OREO and sales, partially offset by new loan originations in 1993. Domestic commercial real estate loan commitments originated in 1993 totaled $95 million. Commercial real estate loan commitments were $307 million at December 31, 1993, down slightly from $325 million at December 31, 1992. Domestic commercial real estate loans were 7% of total loans at December 31, 1993, down from 9% a year earlier. Nonperforming domestic commercial real estate loans were 5.17% of total domestic commercial real estate loans at December 31, 1993, compared with the peak level of 19.02% at September 30, 1991.
     Management's strategy in real estate lending has been to limit the Corporation's exposure to weakened real estate markets by concentrating primarily on its existing selected customer base, adhering to stringent underwriting criteria for new loans and strengthening the process for managing nonperforming loans. The commercial real estate loan portfolio has been reduced by approximately 55% since year-end 1986 despite the addition of commercial real estate loans acquired in the Meritor branch, United Penn Bank and PSFS acquisitions.

Distribution of domestic commercial real estate by size at December 31, 1993

- ---------------------------------------------------------
(dollar amounts in millions)                      Percent
                                                 of total
Principal amounts            Outstandings    outstandings
- ---------------------------------------------------------
Less than $10                      $1,139             66%
$10 to $20                            318 (a)         19
$20 to $40                            206 (b)         12
$40 to $60                             58 (c)          3
- ---------------------------------------------------------
    Total                          $1,721            100%
- ---------------------------------------------------------

(a) Represents loans to 23 borrowers.

(b) Represents loans to 7 borrowers.

(c) Represents a loan to a single borrower.

Consumer credit

Consumer mortgages grew to $8.2 billion, or 33% of total loans, at December 31, 1993. The $3.9 billion increase in this portfolio from year end 1992 reflected the addition of approximately $4.2 billion of consumer mortgages, primarily jumbo mortgages, from The Boston Company. At December 31, 1993, the geographic distribution of the jumbo mortgages at The Boston Company was as follows: 33% in New York; 28% in California; 25% in New England; and 14% in other areas. For the Corporation's entire domestic consumer mortgage portfolio, nonperforming mortgages were .75% of total consumer mortgages at December 31, 1993.
     Other consumer credit, which consists principally of installment loans, credit cards, personal credit lines and student loans, increased by $195 million from year end 1992. This increase reflected the consumer loans added from The Boston Company acquisition.

Other loans

Lease finance assets increased to $718 million, up from $650 million at year end 1992. Loans to international borrowers decreased to $950 million at December 31, 1993.

Highly leveraged transactions

A highly leveraged transaction (HLT) loan is a commercial loan involving a leveraged buyout, acquisition or recapitalization of an existing business. In addition, the loan substantially increases the borrower's leverage ratio. Given the borrower's generally higher ratio of debt compared with equity, there may be higher risk of default inherent in these transactions than in more traditional financings.
     The level of the Corporation's HLTs continued to decrease in 1993. Total HLT loans were $498 million at December 31, 1993, down $90 million, or 15%, from the prior year end. Total HLT credit exposure decreased by $89 million during 1993 to $693 million. These reductions primarily reflected payments received, as well as the delisting of certain credit exposures that no longer met the revised HLT definition. At December 31, 1993, HLT loans were 2% of total loans. The largest HLT exposure by industry was cable television, with 10 companies and credit exposure of $202 million at December 31, 1993. The credit quality of HLT outstandings improved in 1993. Nonaccrual HLT loans at December 31, 1993 decreased to $11 million, or 2.23%, of total HLT loans compared with $24 million, or 4.11%, at December 31, 1992. The elimination of HLT activity would not have a material impact on the Corporation's earnings.

                               FINANCIAL  REVIEW

COMPOSITION OF LOAN PORTFOLIO AT YEAR END  continued

Distribution of domestic commercial real estate loans at December 31, 1993

- -----------------------------------------------------------------------------------------------------------------------------
(in millions)                                                           Geographic Region
                                      Central
Project type                         Atlantic     Southeast       Midwest        West     Southwest     Northeast       Total
- -----------------------------------------------------------------------------------------------------------------------------
Office complexes                         $196          $ 46          $ 46         $36           $12           $ 6       $ 342
Retail                                    155            70            45          22            11            --         303
Hotels                                     72            49            10           6            12            --         149
Industrial                                 50             2             2           5             3            --          62
Apartments                                 31            --            17          --             3            --          51
Undeveloped land                            6            18            10           9            --            --          43
Health care                                11             9            --           4             4            --          28
Residential                                17            --            --           3             4            --          24
Other project types                        56            --            --          --            --            --          56
- -----------------------------------------------------------------------------------------------------------------------------
    Subtotal                             $594(a)       $194(b)       $130(c)      $85(d)        $49(e)        $ 6      $1,058
- -----------------------------------------------------------------------------------------------------------------------------
Meritor loss share loans                                                                                                  231(f)
Owner-occupied loans                                                                                                      432(g)
- -----------------------------------------------------------------------------------------------------------------------------
    Total                                                                                                              $1,721
- -----------------------------------------------------------------------------------------------------------------------------

(a)  Includes $417 million of loans to borrowers located in Pennsylvania.
(b)  Includes $75 million of loans to borrowers located in Florida.
(c)  Includes $32 million of loans to borrowers located in Ohio.
(d)  Includes $71 million of loans to borrowers located in California.
(e)  Includes $25 million of loans to borrowers located in Texas.
(f) Commercial real estate loans acquired from the Meritor branch acquisition that are subject to the FDIC loss sharing arrangement. Meritor commercial real estate loans that become nonperforming loans are transferred to segregated assets.
(g) Loans that are secured by owner-occupied commercial real estate but not made for the purpose of real estate construction or financing.

Distribution of nonperforming commercial real estate loans and real estate acquired at December 31, 1993

 -----------------------------------------------------------------------------------------------------------------------------
 (in millions)                                                      Geographic Region
                                Central
 Project type                  Atlantic    Southeast     Midwest        West    Southwest    Northeast      Canada       Total
 -----------------------------------------------------------------------------------------------------------------------------
 Undeveloped land                  $ 12          $26         $10         $ 7          $22          $ 8         $--        $ 85
 Office complexes (a)                48            3           1          --            8           --          --          60
 Retail                               5           12          --          10           --           --          16          43
 Hotels                               5           22          --          --           --           --          --          27
 Residential                         13            9          --           2            2            1          --          27
 Industrial                           9           --           1          --           --           --          --          10
 Other project types                 12           --          --          --           --           --          --          12
 -----------------------------------------------------------------------------------------------------------------------------
     Total by region               $104(b)       $72(c)      $12(d)      $19(e)       $32(f)       $ 9(g)      $16(h)     $264(i)(j)
 -----------------------------------------------------------------------------------------------------------------------------

(a)  Includes certain multi-use projects.
(b) Includes $38 million of nonperforming loans to borrowers and $22 million of OREO located in Pennsylvania.
(c) Includes $22 million of nonperforming loans to borrowers and $35 million of OREO located in Florida.
(d) Includes $10 million of nonperforming loans to borrowers located in Illinois.
(e)  Entire amount is OREO located in California.
(f)  Includes $27 million of OREO located in Texas.
(g)  Includes $8 million of OREO located in Massachusetts.
(h)  Entire amount is OREO located in Quebec.
(i) Excludes segregated assets, as well as the reserve for real estate acquired of $37 million.
(j)  Includes approximately $21 million of consumer OREO.

NONPERFORMING ASSETS

Nonperforming and past-due assets

- ---------------------------------------------------------------------------------------------------------------------------
                                                                                        December 31,
(dollar amounts in millions)                                          1993(a)      1992(a)     1991        1990        1989
- ---------------------------------------------------------------------------------------------------------------------------
Domestic nonaccrual loans:
  Commercial and financial                                            $ 37         $109        $129        $ 96        $106
  Commercial real estate:
    Commercial construction                                             33           37         166         228         113
    Commercial mortgage                                                 42          135         187         180          46
  Consumer credit:
    Consumer mortgage                                                   61           29          13          14          13
    Other consumer credit                                                4            1           1           1           6
- ---------------------------------------------------------------------------------------------------------------------------
       Total domestic nonaccrual loans                                 177          311         496         519         284
International nonaccrual loans                                           7            8          32           7         168
- ---------------------------------------------------------------------------------------------------------------------------
       Total nonaccrual loans                                          184          319         528         526         452
- ---------------------------------------------------------------------------------------------------------------------------
Domestic restructured loans:
  Commercial and financial                                               4           --          --          --          --
  Commercial real estate                                                14           15          --          --          40
- ---------------------------------------------------------------------------------------------------------------------------
       Total domestic restructured loans                                18           15          --          --          40
- ---------------------------------------------------------------------------------------------------------------------------
Total nonperforming loans:
  Domestic                                                             195          326         496         519         324
  International                                                          7            8          32           7         168
- ---------------------------------------------------------------------------------------------------------------------------
       Total nonperforming loans(b)                                   $202         $334        $528        $526        $492
- ---------------------------------------------------------------------------------------------------------------------------
Acquired property:
  Real estate acquired through foreclosures                            100           96         245         159         155
  In-substance foreclosures                                             75          154         140         112          11
  Reserve for real estate acquired                                     (37)         (10)        (21)        (18)        (42)
- ---------------------------------------------------------------------------------------------------------------------------
       Net real estate acquired                                        138          240         364         253         124
  Other assets acquired                                                  1           21          41           2           4
- ---------------------------------------------------------------------------------------------------------------------------
       Total acquired property                                         139          261         405         255         128
- ---------------------------------------------------------------------------------------------------------------------------
  Investment in GSNB senior preferred stock,
    net of deferred collection fees                                     --           --          --          --          76
- ---------------------------------------------------------------------------------------------------------------------------
       Total acquired property                                         139          261         405         255         204
- ---------------------------------------------------------------------------------------------------------------------------
       Total nonperforming assets                                     $341         $595        $933        $781        $696
- ---------------------------------------------------------------------------------------------------------------------------
Nonperforming loans as a percentage of respective loan
  portfolio segments:
  Domestic commercial and financial loans and leases                  .41%        1.25%       1.44%       1.09%       1.07%
  Domestic commercial real estate loans                              5.17        10.03       17.87       18.47        7.51
  Domestic consumer mortgage loans                                    .75          .68         .40         .46         .86
  Total loans                                                         .83         1.67        2.77        2.81        2.54
Nonperforming assets as a percentage of total loans, net acquired
  property and net investment in GSNB senior preferred stock         1.39         2.94        4.78        4.11        3.55
- ---------------------------------------------------------------------------------------------------------------------------
Past-due loans:
  Domestic loans:
    Consumer credit                                                    $53          $50         $44         $33         $17
    Real estate, primarily consumer mortgages                           25           46          23          15          15
    Commercial                                                           6            1           2          --          --
- ---------------------------------------------------------------------------------------------------------------------------
       Total domestic loans                                            $84          $97         $69         $48         $32
  International loans                                                   --           --           6          --          --
- ---------------------------------------------------------------------------------------------------------------------------
       Total past-due loans                                            $84          $97         $75         $48         $32
- ---------------------------------------------------------------------------------------------------------------------------

(a) Excludes segregated assets.

(b) Includes $74 million, $187 million, $278 million, $293 million and $31 million, respectively, of loans with both principal and interest less than 90 days past due but placed on nonaccrual status by management discretion.

                               FINANCIAL  REVIEW

NONPERFORMING ASSETS  continued

"Nonperforming assets" is a term used to describe assets on which revenue recognition has been discontinued or is restricted. Nonperforming assets include both nonperforming loans and acquired property, primarily other real estate owned (OREO), acquired in connection with the collection effort on loans. Nonperforming loans include both nonaccrual and "troubled debt" restructured loans. Past-due commercial loans are those that are contractually past due 90 days or more, but are not on nonaccrual status because they are well-secured and in the process of collection. Additional information regarding the Corporation's practices for placing assets on nonaccrual status is presented in note 1 of Notes to Financial Statements.
     Nonperforming assets do not include the segregated assets acquired in the December 1992 Meritor branch acquisition. Segregated assets represent commercial real estate and other commercial loans acquired in the Meritor branch acquisition that are on nonaccrual status, or are foreclosed properties, and are subject to a loss sharing arrangement with the FDIC. These delinquent assets, net of reserve, are reported separately in the balance sheet. The reserve for segregated assets is not included in the reserve for credit losses.
     Nonperforming assets decreased in 1993 as the Corporation continued to emphasize loan quality. At December 31, 1993, nonperforming assets totaled $341 million, the lowest level in more than 11 years, down $254 million, or 43%, from the prior year end. Nonperforming assets have been reduced by nearly $1.4 billion from the peak level at June 30, 1987.
     Domestic nonperforming real estate assets, which consist of nonperforming commercial and consumer real estate loans and OREO net of the reserve, totaled $288 million at December 31, 1993, a decrease of $168 million, or 37%, from the previous year end. The reduction resulted primarily from asset sales, returns to accrual status and credit losses, offset in part by an increase in nonperforming consumer mortgages, primarily from The Boston Company. Nonperforming real estate assets were 85% of total nonperforming assets at December 31, 1993. Domestic commercial and financial nonperforming loans decreased by $68 million during 1993. The decrease primarily reflected repayments and credit losses.

Change in nonperforming loans

- ---------------------------------------------------------------------------------------------------------------------------
                                                          Domestic
                                        --------------------------------------------
                                           Commercial       Commercial      Consumer                             Total
(in millions)                             & Financial      Real Estate       Credit   International          1993     1992
- ---------------------------------------------------------------------------------------------------------------------------
Nonperforming loans at beginning of year         $109             $187         $ 30             $ 8         $ 334    $ 528
  Additions                                        59              102           50               3           214      460
  Acquired from TBC                                 7               --           46              --            53       --
  Payments(a)                                     (72)             (43)         (18)             --          (133)    (186)
  Return to accrual status                        (16)             (85)         (18)             --          (119)     (40)
  Credit losses                                   (46)             (51)         (14)             (4)         (115)    (215)
  Transfers to acquired property                   --              (21)         (11)             --           (32)    (213)
- ---------------------------------------------------------------------------------------------------------------------------
Nonperforming loans at end of year(b)            $ 41             $ 89         $ 65             $ 7         $ 202    $ 334
- ---------------------------------------------------------------------------------------------------------------------------

(a) Includes interest applied to principal and sales.

(b) Excludes segregated assets.

     Acquired property consists of OREO and other assets acquired in connection with loan settlements. OREO, net of the reserve, totaled $138 million at December 31, 1993, down $102 million compared with year-end 1992. The decrease resulted primarily from sales and write-downs, partially offset by new transfers to OREO. Net gains on the sale of OREO were $8 million in 1993. Other assets acquired totaled $1 million at December 31, 1993, down from $21 million a year earlier. The decrease resulted primarily from asset sales and write-downs.

NONPERFORMING ASSETS continued

Change in acquired property

- ---------------------------------------------------------
                                           December 31,
(in millions)                            1993        1992
- ---------------------------------------------------------
OREO at beginning of year, net of
  reserve                                $240       $ 364
  Foreclosures(a)                          44         224
  OREO acquired from TBC                   15          --
  Sales                                   (81)       (213)
  Write-downs, credit losses, OREO
    provision and other                   (80)       (135)
- ---------------------------------------------------------
OREO at end of period                    $138       $ 240
- ---------------------------------------------------------
Other acquired assets                       1          21
- ---------------------------------------------------------
Total acquired property(b)               $139       $ 261
- ---------------------------------------------------------

(a) Includes foreclosures and in-substance foreclosures from loans and the mortgage servicing portfolio.

(b) Excludes segregated assets.

The Corporation recognizes any estimated potential decline in the value of OREO between appraisal dates on a property-by-property basis through periodic additions to the OREO reserve. Write-downs charged against this reserve are taken when OREO is sold at a loss or upon the receipt of appraisals which indicate a deterioration in the fair value of the property. Activity in the Corporation's OREO reserve for 1993, 1992 and 1991 is presented in the table below.

Reserve for real estate acquired

- ----------------------------------------------------------
(in millions)                 1993        1992        1991
- ----------------------------------------------------------
Beginning balance             $ 10        $ 21        $ 18
UPB reserve acquired            --          --           1
Write-downs on real
  estate acquired              (27)       (116)        (37)
Provision charged to
  operating expense             54         105          39
- ----------------------------------------------------------
Ending balance                $ 37        $ 10        $ 21
- ----------------------------------------------------------

Additional domestic nonaccrual loan data

- --------------------------------------------------------
                                           December 31,
(dollars in millions)                      1993     1992
- --------------------------------------------------------
Book balance                               $177     $311
Contractual balance of nonaccrual
  loans                                     252      433
Book balance as a percentage of
  contractual balance                       70%      72%
Full-year interest receipts applied to
  reduce principal                         $ 10     $  9
Full-year interest receipts recognized
  in interest revenue                        11       14
- --------------------------------------------------------

Note: Excludes segregated assets.

In May 1993, the FASB released FAS No. 114, "Accounting by Creditors for Impairment of a Loan." FAS No. 114 establishes standards to determine in what circumstances a creditor should measure impairment of a loan based on either the present (discounted) value of expected future cash flows related to the loan, the market price of the loan or the fair value of the underlying collateral. This standard will become effective in 1995. The Corporation currently estimates that adoption of FAS No. 114 will not be material to the Corporation's financial position or results of operations. The existing impaired loans at the date of adoption, however, will determine the actual impact on the Corporation.

At this point in the 1993 Annual Report there appears a line graph as set out in the following table:


NONPERFORMING ASSETS AS A PERCENTAGE
OF LOANS AND ACQUIRED ASSETS
- -------------------------------------------
        Year                Amount
   ---------------      --------------
      1989                  3.55%
      1990                  4.11%
      1991                  4.78%
      1992                  2.94%
      1993                  1.39%


                               FINANCIAL  REVIEW

NONPERFORMING ASSETS  continued

Foregone interest on nonperforming loans at year end

- --------------------------------------------------------------------------------------------------------------------------
                                                                        Year ended December 31,
(in millions)                                 1993              1992              1991              1990              1989
- --------------------------------------------------------------------------------------------------------------------------
Contractual interest due                       $21               $32               $58               $62               $94
Interest revenue recognized                      7                13                10                30                33
- --------------------------------------------------------------------------------------------------------------------------
  Interest revenue foregone                    $14               $19               $48               $32               $61
- --------------------------------------------------------------------------------------------------------------------------

Note: This table includes interest revenue foregone on loans that were included as nonperforming at the end of each year. Interest receipts that the Corporation applied, for accounting purposes, to reduce principal balances of nonaccrual loans are included in contractual interest due, but not in interest revenue recognized.

SEGREGATED ASSETS

At December 31, 1993, segregated assets totaled $187 million, or $183 million net of the $4 million reserve, compared with $259 million, or $241 million net of an $18 million reserve, at December 31, 1992.
     Credit losses on segregated assets totaled $14 million in 1993, principally as a result of losses on commercial real estate loans. These losses represented the Corporation's share of the losses on the acquired Meritor loans.
     Additional information regarding the Corporation's segregated assets is presented in note 8 of Notes to Financial Statements.

Segregated assets at year end

- --------------------------------------------------------
(in millions)                             1993      1992
- --------------------------------------------------------
Nonaccrual loans:
  Commercial real estate loans           $  84     $ 233
  Commercial loans                          28        26
- --------------------------------------------------------
    Total nonaccrual loans                 112       259
- --------------------------------------------------------
Real estate acquired                        75        --
- --------------------------------------------------------
    Total segregated assets              $ 187     $ 259
Less: FDIC loss sharing(a)                (178)     (237)
- --------------------------------------------------------
    Maximum credit exposure              $   9     $  22
- --------------------------------------------------------
CREDIT LOSS ACTIVITY
- --------------------------------------------------------
Segregated asset losses:
  Commercial real estate loans           $  10     $  --
  Commercial loans                           4        --
- --------------------------------------------------------
    Total                                   14        --
- --------------------------------------------------------
Segregated asset recoveries                 --        --
- --------------------------------------------------------
Segregated assets losses                 $  14     $  --
- --------------------------------------------------------
CHANGE IN RESERVE FOR SEGREGATED
  ASSETS
- --------------------------------------------------------
Reserve for segregated assets at
  beginning of period                    $  18     $  --
  Initial allowance                         --        18
Segregated asset losses                     14        --
- --------------------------------------------------------
Reserve at end of period(b)              $   4     $  18
- --------------------------------------------------------
- --------------------------------------------------------
Past-due loans subject to
  loss sharing                           $  --     $  15
- --------------------------------------------------------

(a) Represents the FDIC loss sharing arrangement of 80% of the first $60 million of credit losses and 95% of the remaining balance of segregated assets.
    At December 31, 1993, the entire balance of segregated assets was insured at the 95% rate as the $60 million credit loss threshold was met in the first quarter of 1993. Total credit losses on segregated assets, before FDIC loss sharing, were $97 million in 1993.

(b) This reserve is not included in the reserve for credit losses.

RESERVE FOR CREDIT LOSSES AND REVIEW OF NET CREDIT LOSSES

- ------------------------------------------------------------------------------------------------------------------------
(dollar amounts in millions)                                1993          1992          1991          1990          1989
- ------------------------------------------------------------------------------------------------------------------------
Reserve for credit losses at year end                       $600(a)       $506(a)       $596          $525          $610
Reserve as a percentage of:
  Total loans                                              2.45%         2.54%         3.12%         2.80%         3.15%
  Nonperforming loans                                       297           152           113           100           124
Net credit losses as a percentage of average loans          .64          1.52          1.24          2.15          3.33
- ------------------------------------------------------------------------------------------------------------------------

(a) Excludes reserve for segregated assets.

The Corporation maintains a credit loss reserve which, in management's judgment, is adequate to absorb future losses inherent in the loan portfolio.
     Management reviews the adequacy of the reserve at least quarterly. For analytical purposes, the reserve methodology estimates loss potential in both the commercial and consumer loan portfolios. This methodology includes an evaluation of loss potential on individual problem credits as well as a review of market concentrations, changing business trends, industry risks, legislative actions and general economic conditions that may adversely affect loan collectibility.
     Other factors considered in determining the level of the reserve include: trends in portfolio volume, quality, maturity and composition; historical loss experience; lending policies; new products; the status and amount of nonperforming and past-due loans; adequacy of collateral; and current, as well as anticipated, economic and industry-specific conditions that may affect certain borrowers. In addition, management assesses volatile factors such as interest rates and real estate market conditions that may significantly alter loss potential. The loss reserve methodology also provides for a portion of the reserve to act as an additional buffer against credit quality deterioration or risk of estimation error. Although the determination of the adequacy of the reserve is based upon these factors, the reserve is not specifically associated with individual loans or portfolio segments.
     The level of credit losses relative to outstanding loans can vary from period to period due to the size and number of individual credits that may require charge off, and the effects of changing economic conditions.
     The reserve for credit losses was $600 million at December 31, 1993, or 2.45% of total loans, compared with $506 million at December 31, 1992, or 2.54% of total loans. The increase at year-end 1993, compared with the prior year end, resulted primarily from a $99 million addition to the reserve from The Boston Company acquisition. The reserve continues to indicate strong reserve coverage of nonperforming loans, increasing to 297% of nonperforming loans at December 31, 1993, compared with 152% at the prior year end. This higher coverage resulted from the decrease in nonperforming loans in 1993 as well as the higher reserve level.
     Net credit losses totaled $139 million in 1993, down $138 million, or 50%, compared with 1992. The decrease resulted from lower net credit losses in most loan categories, with commercial real estate net credit losses decreasing by $94 million. The Corporation currently expects continued moderation in the level of credit losses in 1994, particularly in the level of commercial real estate credit losses.

                               FINANCIAL  REVIEW

RESERVE FOR CREDIT LOSSES AND REVIEW OF NET CREDIT LOSSES  continued

Credit loss reserve activity

- --------------------------------------------------------------------------------------------------------------------------
(in millions)                                             1993           1992           1991           1990           1989
- --------------------------------------------------------------------------------------------------------------------------
Reserve at beginning of year                             $ 506          $ 596          $ 525          $ 610          $ 909
Net change in reserves from acquisitions and
  divestitures                                             108              2             50              5              2
Credit losses:
  Domestic:
    Commercial and financial                               (54)           (70)           (65)           (51)           (43)
    Commercial real estate:
       Commercial construction                              (9)           (87)           (38)           (73)           (43)
       Commercial mortgage                                 (65)           (74)           (47)           (55)           (23)
    Consumer credit:
       Credit cards                                        (46)           (49)           (41)           (24)           (22)
       Consumer mortgage                                   (13)            (7)            (2)            (2)            (1)
       Other consumer credit                               (22)           (24)           (26)           (27)           (31)
    Lease financing                                         (1)            (1)            --             --             --
- --------------------------------------------------------------------------------------------------------------------------
         Total domestic                                   (210)          (312)          (219)          (232)          (163)
- --------------------------------------------------------------------------------------------------------------------------
  International                                             (6)           (19)           (37)          (221)          (464)
- --------------------------------------------------------------------------------------------------------------------------
         Total credit losses                              (216)          (331)          (256)          (453)          (627)
- --------------------------------------------------------------------------------------------------------------------------
Recoveries:
  Domestic:
    Commercial and financial                                40             25              8             14             10
    Commercial real estate:
       Commercial construction                               1              1              1              1              2
       Commercial mortgage                                  12              5              2             --              1
    Consumer credit:
       Credit cards                                          7              6              5              5              4
       Consumer mortgage                                     2              1              1             --             --
       Other consumer credit                                10             10              7              7             10
- --------------------------------------------------------------------------------------------------------------------------
         Total domestic                                     72             48             24             27             27
- --------------------------------------------------------------------------------------------------------------------------
  International                                              5              6              3             21              2
- --------------------------------------------------------------------------------------------------------------------------
         Total recoveries                                   77             54             27             48             29
- --------------------------------------------------------------------------------------------------------------------------
Net credit losses:
  Domestic:
    Commercial and financial                               (14)           (45)           (57)           (37)           (33)
    Commercial real estate:
       Commercial construction                              (8)           (86)           (37)           (72)           (41)
       Commercial mortgage                                 (53)           (69)           (45)           (55)           (22)
    Consumer credit:
       Credit cards                                        (39)           (43)           (36)           (19)           (18)
       Consumer mortgage                                   (11)            (6)            (1)            (2)            (1)
       Other consumer credit                               (12)           (14)           (19)           (20)           (21)
    Lease financing                                         (1)            (1)            --             --             --
- --------------------------------------------------------------------------------------------------------------------------
         Total domestic                                   (138)          (264)          (195)          (205)          (136)
- --------------------------------------------------------------------------------------------------------------------------
  International                                             (1)           (13)           (34)          (200)          (462)
- --------------------------------------------------------------------------------------------------------------------------
         Total net credit losses                          (139)          (277)          (229)          (405)          (598)
- --------------------------------------------------------------------------------------------------------------------------
Provision for credit losses                                125            185            250            315            297
- --------------------------------------------------------------------------------------------------------------------------
Reserve at end of year                                   $ 600(a)       $ 506(a)       $ 596          $ 525          $ 610
- --------------------------------------------------------------------------------------------------------------------------

(a) Excludes reserve for segregated assets.

        OFF-BALANCE-SHEET RISK
- ---------------------------------------

A detailed discussion of the Corporation's off-balance-sheet financial instruments, including disclosures about the risk of accounting loss and concentrations of credit risk arising from both on-and off-balance-sheet activities, is presented in note 18 of the Notes to Financial Statements.

         FOURTH QUARTER REVIEW
- ---------------------------------------

The Corporation reported net income of $114 million, or $1.50 per common share, in the fourth quarter of 1993. These results compare with pro forma fully taxed net income of $76 million, or $1.10 per common share, in the fourth quarter of 1992.
     Annualized return on assets and return on common shareholders' equity were 1.26% and 14.62%, respectively, in the fourth quarter of 1993, compared with pro forma fully taxed returns on assets and common shareholders' equity of 1.00% and 12.41%, respectively, in the fourth quarter of 1992.
     Including tax benefits of $29 million, the Corporation's net income in the fourth quarter of 1992 was $105 million, or $1.62 per common share. Annualized return on assets and return on common shareholders' equity in the fourth quarter of 1992 were 1.39% and 18.30%, respectively.
     Compared with the fourth quarter of 1992, the Corporation's fourth quarter 1993 results reflected higher net interest and noninterest revenue, as well as a lower provision for credit losses, offset in part by higher operating expense.
     Net interest revenue totaled $339 million in the fourth quarter of 1993, up $38 million or 12%, compared with the fourth quarter of 1992. The improvement primarily reflected a higher level of interest-earning assets resulting from The Boston Company and the Meritor branch acquisitions. A reduction in nonperforming assets also contributed to the improved net interest revenue compared with the prior-year period. Partially offsetting these positive factors was the impact on net interest revenue and the net interest margin from the reduction in higher yielding securities that were sold in the first quarter of 1993 as part of the financing plan and balance sheet restructuring related to the acquisition of The Boston Company. The net interest margin on a taxable equivalent basis was 4.39% in the fourth quarter of 1993, down from 4.59% in the fourth quarter of 1992.
     Credit quality expense, defined as the provision for credit losses plus the net expense of acquired property, was $32 million in the fourth quarter of 1993, down $34 million, compared with the prior-year period, reflecting continuing improvement in the credit quality of the loan portfolio and the lower level of real estate acquired. Net credit losses were $22 million, down $61 million compared with the fourth quarter of 1992, primarily resulting from lower commercial real estate net credit losses.
     Fee revenue increased to $342 million, up 48%, in the fourth quarter of 1993, compared with $232 million in the fourth quarter of 1992. This increase primarily reflected $109 million of fee revenue attributable to The Boston Company.
     Excluding the effect of acquisitions and divestitures and adjustments made in the fourth quarter of 1992, fee revenue increased 9% in the fourth quarter of 1993, compared with the fourth quarter of 1992.
     Trust and investment management fees improved $104 million, over the prior-year period, principally as a result of fees earned at The Boston Company. Cash management and deposit transaction charges decreased $8 million, compared with the fourth quarter of 1992, as the result of a $13 million one-time accrual adjustment in the fourth quarter of 1992, partially offset by increased volume.
     Information services fees decreased $4 million compared with the prior-year period, primarily as a result of a $5 million one-time accrual adjustment in the fourth quarter of 1992, as well as the Corporation's completed sale of two information services businesses. Partially offsetting the decrease in information services fees was an increase in revenue from the Corporation's Canadian stock transfer company. Foreign currency and securities trading increased $12 million over the prior-year period primarily as a result of foreign exchange fees earned at The Boston Company.
     Operating expense was $471 million in the fourth quarter of 1993, an increase of $90 million, or 24%, over the prior-year period. The increase was primarily the result of The Boston Company and the Meritor branch acquisitions.

                           SELECTED  QUARTERLY  DATA*

- ----------------------------------------------------------------------------------------------------------------------------
                                                                        Quarter ended,
                                                       1993                                          1992
                                   -----------------------------------------     -------------------------------------------
(dollar amounts in millions,           DEC.      SEPT.       JUNE      MARCH        Dec.       Sept.        June       March
except per share amounts)                31         30         30         31          31          30          30          31
- ----------------------------------------------------------------------------------------------------------------------------
QUARTERLY CONSOLIDATED
  INCOME STATEMENT
- ----------------------------------------------------------------------------------------------------------------------------
Net interest revenue                $   339    $   337    $   314    $   317     $   301     $   292     $   281     $   280
Provision for credit losses              25         30         35         35          35          40          50          60
Fee revenue                             342        334        281        232         232         207         203         202
Gains on sale of securities              --         --         --         87          --          76          --          45
Other noninterest revenue                --         --         --         --           2           4           3          (2)
Operating expense                       471        463        391        533         381         368         333         367
- ----------------------------------------------------------------------------------------------------------------------------
Income before income taxes              185        178        169         68         119         171         104          98
Provision for income taxes               71         64         70         34          14          15          14          12
- ----------------------------------------------------------------------------------------------------------------------------
NET INCOME                              114        114         99         34         105         156          90          86
Dividends on preferred stock             16         16         16         15          12          14          12          13
- ----------------------------------------------------------------------------------------------------------------------------
NET INCOME APPLICABLE TO
  COMMON STOCK                      $    98    $    98    $    83    $    19     $    93     $   142     $    78     $    73
- ----------------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE         $  1.50    $  1.50    $  1.32    $   .31     $  1.62     $  2.57     $  1.41     $  1.36
- ----------------------------------------------------------------------------------------------------------------------------
PRO FORMA(a)
- ----------------------------------------------------------------------------------------------------------------------------
Net income                          $   114    $   114    $    99    $    93     $    76     $   106(b)  $    64     $    61
Net income applicable to common stock    98         98         83         78          64          92          52          48
Net income per common share         $  1.50    $  1.50    $  1.32    $  1.27     $  1.10     $  1.68     $   .95     $   .90
Annualized return on assets           1.26%      1.24%      1.16%      1.17%       1.00%       1.45%        .88%        .80%
Annualized return on common
  shareholders' equity               14.62      14.95      13.69      13.86       12.41       19.29       11.37       10.90
- ----------------------------------------------------------------------------------------------------------------------------
QUARTERLY AVERAGE BALANCES
- ----------------------------------------------------------------------------------------------------------------------------
Money market investments            $ 2,786    $ 3,822    $ 4,477    $ 2,997     $ 1,836     $ 1,493     $ 1,618     $ 1,704
Trading account securities              206        266        312        293         244         289         323         380
Securities                            4,541      4,375      4,136      4,654       5,687       6,128       6,406       5,991
Loans                                23,220     23,223     20,623     19,900      18,550      17,658      17,855      18,847
Interest-earning assets              30,753     31,686     29,548     27,844      26,317      25,568      26,202      26,922
Total assets                         35,769     36,562     34,421     32,133      30,075      29,073      29,753      30,660
Deposits                             27,476     27,747     25,886     24,893      23,427      22,135      22,409      22,592
Notes and debentures                  2,019      2,124      2,050      1,765       1,399       1,348       1,295       1,417
Shareholders' equity                  3,329      3,285      3,124      2,945       2,520       2,402       2,293       2,186
- ----------------------------------------------------------------------------------------------------------------------------
Net interest margin (non FTE)         4.36%      4.23%      4.27%      4.61%       4.55%       4.54%       4.31%       4.18%
- ----------------------------------------------------------------------------------------------------------------------------
COMMON STOCK DATA (dollars per share)(c)
- ----------------------------------------------------------------------------------------------------------------------------
Market price range:
  High                              $59 1/8    $60 1/4    $67 3/8    $    62     $55 1/2     $    45     $    43     $42 1/4
  Low                                51 3/4     53 1/4     51 1/4     51 1/2      42 3/8      39 3/8      35 1/2      33 3/4
  Average                             54.25      56.19      56.40      57.49       47.83       41.67       40.17       38.34
  Close                                  53         55     56 3/8     60 3/4          53      43 1/2      41 1/8          39
Dividends                               .38        .38        .38        .38         .35         .35         .35         .35
- ----------------------------------------------------------------------------------------------------------------------------

* Unaudited.

(a) Pro forma results for first quarter 1993 exclude $112 million after-tax in restructuring expense and $53 million in after-tax gains on the sale of securities related to the Corporation's acquisition of The Boston Company. Pro forma fully taxed results for 1992 were calculated by applying a normalized effective tax rate of approximately 38% to pretax income. The unrecorded tax benefit that existed at the beginning of the 1992 periods was included in the determination of the return on common shareholders' equity.

(b) Includes $46 million in after-tax gains on the sale of securities. These gains contributed 84 cents to third quarter 1992 income per common share.

(c) At December 31, 1993, there were 20,322 shareholders registered with the Corporation's stock transfer agent, compared with 20,283 at year-end 1992 and 20,765 at year-end 1991. In addition, there were approximately 17,597; 14,300; and 13,600 Mellon employees at December 31, 1993, 1992 and 1991, respectively, who participated in the Corporation's 401(k) Retirement Savings Plan. All shares of Mellon Bank Corporation common stock held by the plan for its participants are registered in the name of Mellon Bank, N. A., as trustee.

                        CONSOLIDATED  INCOME  STATEMENT

MELLON BANK CORPORATION (and its subsidiaries)

- -------------------------------------------------------------------------------------------------------------------------

                                                                                            Year ended December 31,
                           (dollar amounts in millions, except per share amounts)        1993          1992          1991
- -------------------------------------------------------------------------------------------------------------------------
INTEREST REVENUE           Loans                                                       $1,517        $1,395        $1,680
                           Loan fees                                                       70            65            53
                           Interest-bearing deposits with banks                            58            35            50
                           Federal funds sold and securities purchased under
                             agreements to resell                                          54            27            35
                           Other money market investments                                   4             1            --
                           Trading account securities                                      15            21            23
                           Securities:
                             U.S. Treasury and agency securities                          225           420           382
                             Obligations of states and political subdivisions              --             1            24
                             Other                                                         18            35            56
                           ----------------------------------------------------------------------------------------------
                               Total interest revenue                                   1,961         2,000         2,303
- -------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE           Deposits in domestic offices                                   414           585           921
                           Deposits in foreign offices                                     40            49            82
                           Federal funds purchased and securities sold under
                             agreements to repurchase                                      33            56           131
                           U.S. Treasury tax and loan demand notes                          6            23            36
                           Commercial paper                                                 6             6            13
                           Other funds borrowed                                            34            33            29
                           Notes and debentures                                           121            94           117
                           ----------------------------------------------------------------------------------------------
                               Total interest expense                                     654           846         1,329
- -------------------------------------------------------------------------------------------------------------------------
NET INTEREST REVENUE           NET INTEREST REVENUE                                     1,307         1,154           974
                           Provision for credit losses                                    125           185           250
                           ----------------------------------------------------------------------------------------------
                               NET INTEREST REVENUE AFTER PROVISION FOR
                                CREDIT LOSSES                                           1,182           969           724
- -------------------------------------------------------------------------------------------------------------------------
NONINTEREST REVENUE        Fee revenue                                                  1,189           844           757
                           Gains on sale of securities                                     87           121            78
                           Other noninterest revenue                                       --             7            13
                           ----------------------------------------------------------------------------------------------
                               Total noninterest revenue                                1,276           972           848
- -------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSE          Staff expense                                                  745           578           553
                           Net occupancy expense                                          168           147           142
                           Professional, legal and other purchased services               150           119           111
                           Amortization of goodwill and other intangibles                 122            79            58
                           Equipment expense                                              113            98            95
                           Business development                                            75            63            51
                           Communications expense                                          71            62            55
                           FDIC assessment and regulatory examination fees                 60            53            47
                           Office supplies                                                 37            28            26
                           Other expense                                                   83            91            89
                           Net expense of acquired property                                59            95            37
                           Restructuring expenses                                         175            36            --
                           ----------------------------------------------------------------------------------------------
                               Total operating expense                                  1,858         1,449         1,264
- -------------------------------------------------------------------------------------------------------------------------
INCOME                     Income before income taxes                                     600           492           308
                           Provision for income taxes                                     239            55            28
                           ----------------------------------------------------------------------------------------------
                           NET INCOME                                                     361           437           280
                           Dividends on preferred stock                                    63            51            49
                           ----------------------------------------------------------------------------------------------
                           NET INCOME APPLICABLE TO COMMON STOCK                       $  298        $  386        $  231
                           ----------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE           Primary net income                                          $ 4.63        $ 6.96        $ 4.66
                           Fully diluted net income                                    $ 4.63        $ 6.84        $ 4.61
                           ----------------------------------------------------------------------------------------------

                           See accompanying Notes to Financial Statements.

                          CONSOLIDATED  BALANCE  SHEET

MELLON BANK CORPORATION (and its subsidiaries)

- ---------------------------------------------------------------------------------------------------------------------

                                                                                                     December 31,
                           (dollar amounts in millions)                                         1993             1992
- ---------------------------------------------------------------------------------------------------------------------
ASSETS                     Cash and due from banks                                           $ 2,169          $ 1,974
                           Interest-bearing deposits with banks                                  889              994
                           Federal funds sold and securities purchased under agreements to
                             resell                                                              574              276
                           Other money market investments                                          4              210
                           Trading account securities                                            116              106
                           Securities available for sale (approximate market value of $2,920
                             and $3,707)                                                       2,916            3,613
                           Investment securities (approximate market value of $2,139 and
                             $2,128)                                                           2,096            2,125
                           Loans, net of unearned discount of $74 and $62                     24,473           19,956
                           Reserve for credit losses                                            (600)            (506)
                           ------------------------------------------------------------------------------------------
                               Net loans                                                      23,873           19,450
                           Customers' acceptance liability                                       146              114
                           Premises and equipment                                                463              433
                           Acquired property, net of reserves of $37 and $10                     139              261
                           Goodwill                                                              825              380
                           Other intangibles                                                     462              443
                           Segregated assets, net of reserves of $4 and $18                      183              241
                           Other assets                                                        1,284              954
                           ------------------------------------------------------------------------------------------
                               Total assets                                                  $36,139          $31,574
                           ------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------
LIABILITIES                Noninterest-bearing deposits in domestic offices                  $ 6,905          $ 5,633
                           Interest-bearing deposits in domestic offices                      19,450           18,557
                           Noninterest-bearing deposits in foreign offices                         9                7
                           Interest-bearing deposits in foreign offices                        1,174              933
                           ------------------------------------------------------------------------------------------
                               Total deposits                                                 27,538           25,130
                           Federal funds purchased and securities sold under agreements
                             to repurchase                                                       978            1,097
                           U.S. Treasury tax and loan demand notes                               712              266
                           Commercial paper                                                      134              179
                           Other funds borrowed                                                  302              168
                           Acceptances outstanding                                               146              114
                           Other liabilities                                                   1,026              476
                           Notes and debentures (with original maturities over one year)       1,990            1,587
                           ------------------------------------------------------------------------------------------
                               Total liabilities                                              32,826           29,017
- ---------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS'              Preferred stock                                                       592              467
EQUITY                     Common stock--$.50 par value
                             Authorized--200,000,000 and 120,000,000 shares
                             Issued--63,843,493 and 54,962,761 shares                             32               27
                           Additional paid-in capital                                          1,774            1,349
                           Retained earnings                                                     898              708
                           Warrants                                                               37                6
                           Treasury stock--365,700 shares at cost                                (20)              --
                           ------------------------------------------------------------------------------------------
                               Total shareholders' equity                                      3,313            2,557
                           ------------------------------------------------------------------------------------------
                               Total liabilities and shareholders' equity                    $36,139          $31,574
                           ------------------------------------------------------------------------------------------
                           See accompanying Notes to Financial Statements.

                    CONSOLIDATED  STATEMENT  OF  CASH  FLOWS

MELLON BANK CORPORATION (and its subsidiaries)

- ------------------------------------------------------------------------------------------------------------------------
                                                                                           Year ended December 31,
                           (in millions)                                                  1993         1992         1991
- ------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM            Net income                                                 $    361      $   437      $   280
OPERATING ACTIVITIES       Adjustments to reconcile net income to net cash
                             provided by operating activities:
                             Depreciation and amortization                                 204          155          134
                             Provision for credit losses                                   125          185          250
                             Provision for real estate acquired and other losses            65          108           52
                             Restructuring expenses                                        175           36           --
                             Net gains on sale of assets                                   (91)        (124)         (81)
                             Net decrease in accrued interest receivable                    68           51           49
                             Deferred income tax expense (benefit)                          30          (25)          (7)
                             Net (increase) decrease in trading account securities
                              activity                                                      (1)         (15)          21
                             Net decrease in accrued interest payable, net of
                              amounts prepaid                                              (18)         (52)          (4)
                             Net increase (decrease) in other operating activities         474         (510)         (62)
                           ---------------------------------------------------------------------------------------------
                               Net cash provided by operating activities                 1,392          246          632
- ------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM            Net (increase) decrease in term deposits                      1,054         (389)        (388)
INVESTING ACTIVITIES       Net (increase) decrease in federal funds sold and
                            securities purchased under agreements to resell               (298)         167          187
                           Funds invested in securities                                (12,096)      (3,809)      (4,581)
                           Proceeds from sales of securities                             9,511        2,795        3,372
                           Proceeds from maturities of securities                        4,663        1,473          475
                           Net increase in credit card receivables                        (114)        (188)        (183)
                           Net principal collected on loans to customers                   788          748          723
                           Loan portfolio purchases                                        (83)        (223)        (351)
                           Proceeds from the sale of loan portfolios                       116          191           --
                           Purchases of premises and equipment                             (98)         (81)         (61)
                           Proceeds from sale of acquired property                         102          245           82
                           Cash paid in purchases of The Boston Company, AFCO and
                            CAFO and UPB, net of cash received                          (1,233)          --          (40)
                           Cash received in purchases of Meritor and Standard
                            Federal branches, net of cash paid                              --          269           --
                           Net (increase) decrease in other investing activities          (175)          15          181
                           ---------------------------------------------------------------------------------------------
                               Net cash provided (used) in investing activities          2,137        1,213         (584)
- ------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM            Net increase (decrease) in transaction and savings
FINANCING ACTIVITIES         deposits                                                    1,275        2,042         (211)
                           Net decrease in customer term deposits                       (2,726)      (2,311)      (1,396)
                           Net increase (decrease) in federal funds purchased and
                            securities sold under agreements to repurchase                (676)        (508)         312
                           Net increase (decrease) in U.S. Treasury tax and loan
                            demand notes                                                   435         (499)         230
                           Net decrease in commercial paper                                (45)          (8)         (75)
                           Decrease in other borrowed funds                               (614)         (20)         (25)
                           Repayment of AFCO borrowings                                 (1,058)          --           --
                           Repayments of longer-term debt                               (1,070)        (453)        (386)
                           Net proceeds from issuance of longer-term debt                  950          534          453
                           Net proceeds from issuance of common and preferred stock        502          221          325
                           Redemption of preferred stock                                   (65)         (55)        (194)
                           Dividends paid on common and preferred stock                   (156)        (125)        (116)
                           Repurchase of common stock                                      (54)          --           --
                           Net increase (decrease) in other financing activities           (45)          49           67
                           ---------------------------------------------------------------------------------------------
                               Net cash used in financing activities                    (3,347)      (1,133)      (1,016)
                           Effect of foreign currency exchange rates                        13           13            9
- ------------------------------------------------------------------------------------------------------------------------
CHANGE IN CASH AND         Net increase (decrease) in cash and due from banks              195          339         (959)
DUE FROM BANKS             Cash and due from banks at beginning of year                  1,974        1,635        2,594
                           ---------------------------------------------------------------------------------------------
                           Cash and due from banks at end of year                     $  2,169      $ 1,974      $ 1,635
                           ---------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL               Interest paid                                              $    672      $   895      $ 1,333
DISCLOSURES                Net income taxes paid                                           143           88           38
                           ---------------------------------------------------------------------------------------------
                           See accompanying Notes to Financial Statements.

                          CONSOLIDATED  STATEMENT  OF
                       CHANGES  IN  SHAREHOLDERS'  EQUITY

MELLON BANK CORPORATION (consolidated and parent Corporation)

- ---------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Total
                                                                Additional                                           share-
                                         Preferred    Common       paid-in    Retained                Treasury      holders'
(in millions)                                stock     stock       capital    earnings    Warrants       stock       equity
- ---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1990                  $380       $22        $1,035        $236         $15        $(14)      $1,674
Net income                                                                         280                                  280
Issuance of 5.75 million shares of common
  stock, net of issuance costs                             3           146                                              149
Series I preferred stock issued,
  net of issuance costs                        145                                                                      145
Series G preferred stock redemption           (100)                                                                    (100)
Dividends on common stock at
  $1.40 per share                                                                  (66)                                 (66)
Dividends on preferred stock                                                       (49)                                 (49)
Exercise of warrants                                       1            15                      (4)                      12
Common stock issued under dividend
  reinvestment and common stock
  purchase plan                                                         11                                               11
Common stock issued from treasury stock
  for employee benefit plans                                             2                                   7            9
Exercise of subscription rights                                          7                                                7
Other                                                                    1                                                1
- ---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1991                   425        26         1,217         401          11          (7)       2,073
Net income                                                                         437                                  437
Series J preferred stock issued,
  net of issuance costs                         97                                                                       97
Series C-2 preferred stock redemption          (55)                                                                     (55)
Dividends on common stock at
  $1.40 per share                                                                  (74)                                 (74)
Dividends on preferred stock                                                       (51)                                 (51)
Common stock issued under dividend
  reinvestment and common stock
  purchase plan                                            1            78                                               79
Exercise of stock options                                               17                                   3           20
Exercise of warrants                                                    25                      (5)                      20
Exercise of subscription rights                                          7                                                7
Other                                                                    5          (5)                      4            4
- ---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                   467        27         1,349         708           6          --        2,557
NET INCOME                                                                         361                                  361
ISSUANCE OF 6.81 MILLION SHARES OF COMMON
  STOCK, NET OF ISSUANCE COSTS                             4           340                                              344
ISSUANCE OF WARRANTS                                                                            37                       37
SERIES K PREFERRED STOCK
  ISSUED, NET OF ISSUANCE COSTS                193                                                                      193
SERIES B PREFERRED STOCK
  REDEMPTION/CONVERSION                        (68)                      1                                   2          (65)
DIVIDENDS ON COMMON STOCK AT
  $1.52 PER SHARE                                                                  (94)                                 (94)
DIVIDENDS ON PREFERRED STOCK                                                       (63)                                 (63)
PURCHASE OF TREASURY STOCK                                                                                 (54)         (54)
COMMON STOCK ISSUED UNDER DIVIDEND
  REINVESTMENT AND COMMON STOCK
  PURCHASE PLAN                                                         35                                   6           41
EXERCISE OF STOCK OPTIONS                                               11         (11)                     24           24
EXERCISE OF WARRANTS                                       1            24                      (6)                      19
EXERCISE OF SUBSCRIPTION RIGHTS                                          8                                                8
OTHER                                                                    6          (3)                      2            5
- ---------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993                  $592       $32        $1,774        $898         $37        $(20)      $3,313
- ---------------------------------------------------------------------------------------------------------------------------
See accompanying Notes to Financial Statements.

                        NOTES  TO  FINANCIAL  STATEMENTS

1. ACCOUNTING POLICIES

Basis of presentation

The accounting and financial reporting policies of Mellon Bank Corporation (the Corporation), a multibank holding company, conform to generally accepted accounting principles and prevailing industry practices.
     The consolidated financial statements of the Corporation include the accounts of the Corporation and its majority-owned subsidiaries. Investments in companies less than 20% owned are carried at cost. Intracorporate transactions are not reflected in the consolidated financial statements. The consolidated income statement includes results of acquired subsidiaries and businesses from the dates of acquisition.
     The parent Corporation financial statements in note 22 include the accounts of the Corporation and those of a wholly owned financing subsidiary that functions as a financing entity for the Corporation and its subsidiaries by issuing commercial paper and other debt guaranteed by the Corporation. Financial data for the Corporation and the financing subsidiary are combined for financial reporting due to this limited function of the financing subsidiary and the unconditional guarantee by the Corporation of the financing subsidiary's obligations.

Trading account securities, securities available for sale and investment securities

When purchased, securities are classified in either the trading account securities portfolio, the securities available for sale portfolio, or the investment securities portfolio. Securities are classified as trading account securities when the intent is profit maximization through market appreciation and resale. Securities are classified as available for sale when management intends to hold the securities for an indefinite period of time or when the securities may be utilized for tactical asset/liability purposes and may be sold from time to time to effectively manage interest rate exposure, prepayment risk and liquidity needs. Securities are classified as investment securities when it is management's intent to hold these securities until maturity.
     Trading account securities, including interest rate agreements, are stated at market value. Trading revenue includes both realized and unrealized gains and losses. The liability incurred on short-sale transactions, representing the obligation to deliver securities, is included in other funds borrowed at market value.
     Securities available for sale are stated at the lower of aggregate cost or market value, adjusted for amortization of premium and accretion of discount on a level-yield basis. Investment securities are stated at cost, adjusted for amortization of premium and accretion of discount on a level-yield basis. The cost of securities available for sale and investment securities sold is determined on a specific identification basis.

Loans

Loans are reported net of any unearned discount. Interest revenue on nondiscounted loans is recognized based on the principal amount outstanding. Interest revenue on discounted loans is recognized based on methods that approximate a level yield. Loan origination and commitment fees, as well as certain direct loan origination and commitments costs, are deferred and amortized as a yield adjustment over the lives of the related loans. Deferred fees and costs are netted against outstanding loan balances.
     Commercial loans generally are placed on nonaccrual status when either principal or interest is past due 90 days or more, unless the loan is well-secured and in the process of collection. Management also places loans on nonaccrual status when the collection of principal or interest becomes doubtful. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed against current-period interest revenue. Interest receipts on nonaccrual loans are recognized as interest revenue or are applied to principal when management believes the ultimate collectibility of principal is in doubt. Nonaccrual loans generally are restored to an accrual basis when principal and interest payments become current or when the loan becomes well secured and is in the process of collection.
     Residential mortgage loans generally are placed on nonaccrual status when, in management's judgment, collection is in doubt or the loans have out-standing balances of $250 thousand or greater and are 90 days or more delinquent, or have balances of less than $250 thousand and are delinquent
12 months or more. Consumer loans, other than residential mortgages, and certain secured commercial loans of less than $5 thousand are charged off upon reaching various stages of delinquency depending upon the loan type.

                        NOTES  TO  FINANCIAL  STATEMENTS

1. ACCOUNTING POLICIES  continued

     Unearned revenue on direct financing leases is accreted over the lives of the leases in decreasing amounts to provide a constant rate of return on the net investment in the leases. Revenue on leveraged leases is recognized on a basis to achieve a constant yield on the outstanding investment in the lease, net of the related deferred tax liability, in the years in which the net investment is positive. Gains on sales of lease residuals are included in other noninterest revenue.

Reserve for credit losses

The reserve for credit losses is maintained to absorb future losses inherent in the credit portfolio based on management's judgment. Factors considered in determining the level of the reserve include trends in portfolio volume, quality, maturity and composition; industry concentrations; lending policies; new products; adequacy of collateral; historical loss experience; the status and amount of nonperforming and past-due loans; specific known risks; and current, as well as anticipated, economic, legislative and industry-specific conditions that may affect certain borrowers. Credit losses are charged against the reserve; recoveries are added to the reserve.

Acquired property

Property acquired in connection with loan settlements, including real estate acquired, is stated at the lower of estimated fair value less estimated costs to sell, or the carrying amount of the loan. A reserve for real estate acquired is maintained on a property-by-property basis to recognize estimated potential declines in value that might occur between appraisal dates. Provisions for the estimated potential decrease in fair value between annual appraisals, net gains on the sale of real estate acquired and net direct operating expense attributable to these assets are included in net expense of acquired property. In-substance foreclosures are reflected in real estate acquired when the borrower has minimal equity in the property; the Corporation expects repayment of the loan to come only from the operation or sale of the property; and the borrower either has abandoned control of the property or is unlikely to rebuild equity or otherwise meet the terms of the loan in the foreseeable future.

Premises and equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated over the estimated useful lives of the assets, limited in the case of leasehold improvements to the lease term, using the straight-line method.

Goodwill and other intangibles

Intangible assets are amortized using straight-line and accelerated methods over the remaining estimated benefit periods which approximated, on a weighted-average basis at December 31, 1993, 18 years for goodwill, seven years for core deposit intangibles and eight years for all other intangible assets except purchased mortgage servicing rights.
     Goodwill and other intangible assets are reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset. Purchased mortgage servicing rights (PMSRs) are recorded at cost and are amortized over 12 years or the remaining economic life of the portfolio, whichever is shorter. PMSRs are subsequently evaluated for possible impairment on a quarterly basis using the undiscounted disaggregate method, consensus industry prepayment estimates and current portfolio and economic factors. On a weighted average basis at December 31, 1993, the serviced loan portfolio had an interest rate of approximately 8.25%.

Taxes

The Corporation, its domestic subsidiaries and Mellon Bank Canada file a consolidated U.S. income tax return. The provision for U.S. income taxes of each subsidiary is recorded as if each subsidiary filed a separate return, except that tax benefits of current-year losses, tax credits and tax benefit carryforwards are allocated to the subsidiaries incurring such losses or credits to the extent they reduce consolidated tax expense.

Foreign currency translation

Assets and liabilities denominated in foreign currencies are translated to U.S. dollars at the rate of exchange on the balance sheet date. Revenue and expense accounts are translated monthly at month-end rates of exchange. Net foreign currency positions are valued at rates of exchange--spot or future, as appropriate--prevailing at the end of the period, and resulting gains or losses are included in the consolidated income statement. Premiums and discounts on hedging contracts are amortized over the lives of the contracts. Translation gains and losses on investments in foreign entities with functional currency that is not the U.S. dollar are included in shareholders' equity.

1. ACCOUNTING POLICIES  continued

Fees on letters of credit

Fees on standby letters of credit are recognized over the commitment term, while fees on commercial letters of credit, because of their short-term nature, are recognized when received. Fees on standby and commercial letters of credit are recorded in fee revenue.

Interest rate agreements and futures
and forward contracts

The Corporation enters into interest rate swaps to manage its interest rate sensitivity position, to accommodate customers, and to a lesser degree as part of its trading operations. For swaps used to manage the Corporation's interest rate sensitivity position, interest is accrued to interest revenue or interest expense over the terms of the swap agreements, while transaction fees are deferred and amortized to interest revenue or interest expense over the terms of the swap agreements. For swap agreements undertaken as part of its trading activities, the Corporation records the change in the market value, less accruals for credit and administrative expenses, in trading revenue.
     Gains and losses on futures and forward contracts and interest rate agreements used to hedge certain interest-sensitive assets and liabilities are deferred and either are recognized as income or loss at the time of disposition of the assets or liabilities being hedged, or are amortized over the life of the hedged transaction as an adjustment to interest revenue or interest expense. Gains and losses on futures and forward contracts and options used in conjunction with trading account activities are recognized in trading revenue.

Statement of cash flows

For the purpose of reporting cash flows, the Corporation has defined cash and cash equivalents as cash and due from banks. Cash flows from assets and liabilities that have an original maturity date of three months or less generally are reported on a net basis. Cash flows from assets and liabilities that have an original maturity date greater than three months generally are reported on a gross basis.

Net income per common share

Primary net income per common share is computed using the "if-converted" method by dividing net income applicable to common stock by the average number of shares of common stock and common stock equivalents outstanding, net of shares assumed to be repurchased using the treasury stock method. Common stock equivalents arise from the assumed conversion of outstanding stock options, warrants, the Series D preferred stock and subscription rights. If the inclusion of the Series D preferred stock as common stock equivalents is dilutive, dividends on the Series D preferred stock are added back to net income for the purpose of calculating net income per common share. The average number of shares of common stock and equivalents used to compute primary net income per common share in 1993, 1992 and 1991 was 65.179 million, 55.912 million and 50.191 million, respectively.
     Fully diluted net income per common share is computed by dividing net income applicable to common stock by the average number of shares of common stock and common stock equivalents outstanding for items that are dilutive, net of shares assumed to be repurchased using the treasury stock method. These shares are increased by the assumed conversion of convertible items if dilutive. The average number of shares of common stock and equivalents used to compute fully diluted net income per common share in 1993, 1992 and 1991 was 65.270 million, 57.559 million and 50.757 million, respectively.

2. CASH AND DUE FROM BANKS

Cash and due from banks includes reserve balances that the Corporation's subsidiary banks are required to maintain with a Federal Reserve bank. These required reserves are based primarily on deposits outstanding and were $663 million at December 31, 1993, and $578 million at December 31, 1992. These balances averaged $615 million in 1993 and $472 million in 1992.

                        NOTES  TO  FINANCIAL  STATEMENTS

3. SECURITIES
Securities available for sale

- ----------------------------------------------------------------------------------------------------------------------------------

                                                DECEMBER 31, 1993                                 December 31, 1992
                                  ---------------------------------------------     ----------------------------------------------
                                    BOOK         GROSS UNREALIZED        MARKET        Book         Gross unrealized        Market
(in millions)                      VALUE         GAINS     LOSSES         VALUE       value         Gains     Losses         value
- ----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities          $  510          $ 2          $--       $  512      $1,352          $31          $--       $1,383
U.S. agency mortgage-backed
  securities                         559            3            4          558       1,999           56            1        2,054
Other U.S. agency securities       1,788           --           --        1,788          30           --           --           30
- ----------------------------------------------------------------------------------------------------------------------------------
  Total U.S. Treasury and
    agency securities              2,857            5            4        2,858       3,381           87            1        3,467
Obligations of states and
  political subdivisions               1           --           --            1           1           --           --            1
Other mortgage-backed
  securities                          22           --           --           22          42            1           --           43
Other securities                      36            3           --           39         189            7           --          196
- ----------------------------------------------------------------------------------------------------------------------------------
  Total securities available
    for sale                      $2,916          $ 8          $ 4       $2,920      $3,613          $95          $ 1       $3,707
- ----------------------------------------------------------------------------------------------------------------------------------

Maturity distribution of securities available for sale

- ----------------------------------------------------------------------------------------------------------------------------------
                                                     Contractual maturities at December 31, 1993
                                                                               Obligations                                Total
                                U.S. agency                       Total         of states        Other                  securities
(dollar amounts        U.S.      mortgage-        Other       U.S. Treasury   and political    mortgage-     Other      available
in millions)         Treasury      backed      U.S. agency      and agency     subdivisions     backed     securities    for sale
- ----------------------------------------------------------------------------------------------------------------------------------
Within one year
  Book value            $490          $--         $1,788          $2,278             $--           $--         $14       $2,292
  Market value           492           --          1,788           2,280              --            --          14        2,294
  Yield                4.23%           --          3.14%           3.37%              --            --       4.89%        3.38%
1 to 5 years
  Book value              20           --             --              20              --            --           6           26
  Market value            20           --             --              20              --            --           6           26
  Yield                6.77%           --             --           6.77%              --            --       6.10%        6.61%
5 to 10 years
  Book value              --           --             --              --               1            --           1            2
  Market value            --           --             --              --               1            --           1            2
  Yield                   --           --             --              --           9.23%            --       8.99%        9.06%
Over 10 years
  Book value              --           --             --              --              --            --          15           15
  Market value            --           --             --              --              --            --          18           18
  Yield                   --           --             --              --              --            --       6.35%        6.35%
Mortgage-backed
 securities
  Book value              --          559             --             559              --            22          --          581
  Market value            --          558             --             558              --            22          --          580
  Yield                   --        5.15%             --           5.15%              --         4.07%          --        5.11%
- ----------------------------------------------------------------------------------------------------------------------------------
Total book value        $510         $559         $1,788          $2,857              $1           $22         $36       $2,916
Total market value       512          558          1,788           2,858               1            22          39        2,920
Total yield            4.32%        5.15%          3.14%           3.74%           9.23%         4.07%       5.83%        3.77%
Weighted average
 contractual years
 to maturity             .30           --(a)         .08             .13(b)         6.17            --(a)     7.27           --
- ----------------------------------------------------------------------------------------------------------------------------------

(a) The average expected lives of "U.S. agency mortgage-backed" and "Other mortgage-backed" securities were approximately 8.9 years and 2.0 years, respectively, at December 31, 1993. Approximately 90% of the "U.S. agency mortgage-backed securities" are floating rate securities that reprice annually.

(b) Excludes maturities of "U.S. agency mortgage-backed" securities.

Note: Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

3. SECURITIES  continued

Investment securities

- ---------------------------------------------------------------------------------------------------------------------------------
                                                   DECEMBER 31, 1993                                December 31, 1992
                                      --------------------------------------------        ---------------------------------------
                                        BOOK        GROSS UNREALIZED        MARKET         Book      Gross unrealized      Market
(in millions)                          VALUE        GAINS     LOSSES         VALUE        value      Gains     Losses       value
- ---------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities              $   17         $--          $--       $   17       $    2       $--         $--      $    2
U.S. agency mortgage-backed
  securities                           1,863          46            4        1,905        1,957        13          12       1,958
- ---------------------------------------------------------------------------------------------------------------------------------
  Total U.S. Treasury and agency
    securities                         1,880          46            4        1,922        1,959        13          12       1,960
Obligations of states and political
  subdivisions                             5          --           --            5            1        --          --           1
Other mortgage-backed securities          85          --           --           85          126         2          --         128
Other investment securities              126           1           --          127           39        --          --          39
- ---------------------------------------------------------------------------------------------------------------------------------
    Total investment securities       $2,096         $47          $ 4       $2,139       $2,125       $15         $12      $2,128
- ---------------------------------------------------------------------------------------------------------------------------------


Maturity distribution of investment securities

- -----------------------------------------------------------------------------------------------------------------------------

                                               Contractual maturities at December 31, 1993

                                                                     Obligations
                                     U.S. agency        Total         of states       Other                         Total
(dollar amounts             U.S.      mortgage-     U.S. Treasury   and political    mortgage-        Other        investment
in millions)              Treasury      backed        and agency    subdivisions      backed     investments(a)    securities
- -----------------------------------------------------------------------------------------------------------------------------
Within one year
  Book value                  $ 1       $   --          $    1             $--           $--           $ 26         $   27
  Market value                  1           --               1              --            --             26             27
  Yield                     9.53%           --           9.53%              --            --          4.63%          4.86%
1 to 5 years
  Book value                   16           --              16               5            --             55             76
  Market value                 16           --              16               5            --             56             77
  Yield                     4.61%           --           4.61%           8.08%            --          7.43%          6.86%
5 to 10 years
  Book value                   --           --              --              --            --             --             --
  Market value                 --           --              --              --            --             --             --
  Yield                        --           --              --              --            --             --             --
Over 10 years
  Book value                   --           --              --              --            --             45             45
  Market value                 --           --              --              --            --             45             45
  Yield                        --           --              --              --            --          5.90%          5.90%
Mortgage-backed
 securities
  Book value                   --        1,863           1,863              --            85             --          1,948
  Market value                 --        1,905           1,905              --            85             --          1,990
  Yield                        --        7.05%           7.05%              --         6.61%             --          7.03%
- -----------------------------------------------------------------------------------------------------------------------------
Total book value              $17       $1,863          $1,880             $ 5           $85           $126         $2,096
Total market value             17        1,905           1,922               5            85            127          2,139
Total yield                 4.95%        7.05%           7.03%           8.08%         6.61%          6.31%          6.98%
Weighted average
 contractual years
 to maturity                 2.21           --(b)         2.21(c)         3.19            --(b)         .98             --
- -----------------------------------------------------------------------------------------------------------------------------

(a) Includes Federal Reserve Bank stock of $44 million with a yield of 6.00% and no stated maturity.

(b) The average expected lives of "U.S. agency mortgage-backed" and "Other mortgage-backed" securities were approximately 6.1 years and 2.9 years, respectively, at December 31, 1993.

(c) Excludes maturities of "U.S. agency mortgage-backed" securities.

Note: Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

                        NOTES  TO  FINANCIAL  STATEMENTS

3. SECURITIES  continued

Gross realized gains on the sale of securities available for sale were $87 million and $76 million in 1993 and 1992, respectively. There were no sales of investment securities during 1993. Gross realized gains and losses on the sale of investment securities, prior to the Corporation's adoption of a methodology to classify certain securities as "available for sale," were $48 million and $3 million, respectively in 1992, and $94 million and $16 million, respectively in 1991. Proceeds from the sale of securities available for sale totaled
$9.5 billion in 1993, compared with $1.8 billion in 1992. Proceeds from the sale of investment securities totaled $980 million and $3.4 billion in 1992 and 1991, respectively.
     Securities available for sale, investment securities, trading account securities and loans, with book values of $3.7 billion at December 31, 1993, and $1.2 billion at December 31, 1992, were required to be pledged to secure public and trust deposits, and repurchase agreements, as well as for other purposes.

4. LOANS

For details of the loans outstanding at December 31, 1993 and 1992, see the 1993 and 1992 columns of the "Composition of loan portfolio at year end" table on page 32. The information in those columns is incorporated by reference into these Notes to Financial Statements.
     For details of the nonperforming and past-due loans at December 31, 1993 and 1992, see the amounts in the 1993 and 1992 columns of the "Nonperforming and past-due assets" table on page 35. The information in those columns is incorporated by reference into these Notes to Financial Statements. There was no foregone interest on restructured loans in 1993 and 1991. Foregone interest on restructured loans was less than $2 million in 1992.

5. RESERVE FOR CREDIT LOSSES

- ---------------------------------------------------------------------------------------------------------------------
(in millions)                                                                      1993           1992           1991
- ---------------------------------------------------------------------------------------------------------------------
Balance at beginning of period                                                    $ 506          $ 596          $ 525
Net change in reserves from acquisitions and divestitures                           108              2             50
Additions (deductions):
  Credit losses                                                                    (216)          (331)          (256)
  Recoveries                                                                         77             54             27
- ---------------------------------------------------------------------------------------------------------------------
    Net credit losses                                                              (139)          (277)          (229)
Provision for credit losses                                                         125            185            250
- ---------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                          $ 600          $ 506          $ 596
- ---------------------------------------------------------------------------------------------------------------------

6. PREMISES AND EQUIPMENT

- --------------------------------------------------------
                                        December 31,
(in millions)                        1993           1992
- --------------------------------------------------------
Land                                $  30          $  24
Buildings                             243            230
Equipment                             451            493
Leasehold improvements                135            128
- --------------------------------------------------------
    Subtotal                          859            875
Accumulated depreciation and
  amortization                       (396)          (442)
- --------------------------------------------------------
    Total premises and equipment    $ 463          $ 433
- --------------------------------------------------------

The table above includes capital leases for premises and equipment, at a net book value of less than $1 million at December 31, 1993 and 1992.
     Rental expense was $90 million, $72 million and $71 million, respectively, net of related sublease revenue of $29 million, $24 million and $23 million in 1993, 1992 and 1991, respectively. Depreciation and amortization expense totaled $82 million, $76 million and $76 million in 1993, 1992 and 1991, respectively. Maintenance, repairs and utilities expenses amounted to $82 million, $72 million and $63 million in 1993, 1992 and 1991, respectively.
     As of December 31, 1993, the Corporation and its subsidiaries are obligated under noncancelable leases (principally for banking premises) with expiration dates through 2020. A summary of the future minimum rental payments under noncancelable leases, net of related sublease revenue totaling $110 million, is as follows: 1994--$94 million; 1995-- $90 million; 1996--$88 million; 1997--$86 million; 1998--$85 million; and thereafter--$985 million.

7. RESERVE FOR REAL ESTATE ACQUIRED

An analysis of the changes in the reserve for real estate acquired in 1993, 1992 and 1991 is presented in the "Reserve for real estate acquired" table on page 37 and is incorporated by reference into these Notes to Financial Statements.

8. SEGREGATED ASSETS

Segregated assets totaled $183 million at December 31, 1993. This amount includes gross segregated assets of $187 million and a $4 million reserve for credit losses. At December 31, 1992, segregated assets totaled $241 million, including gross segregated assets of $259 million and an $18 million reserve for credit losses.
     Segregated assets represent commercial real estate and other commercial loans acquired in the Meritor branch acquisition that are on nonaccrual status, or are foreclosed properties, and are subject to a loss sharing arrangement with the Federal Deposit Insurance Corporation (FDIC). These delinquent assets, net of reserve, are reported separately in the balance sheet. The reserve for segregated assets is not included in the reserve for credit losses.
     As a result of the loss sharing arrangement with the FDIC, any of the performing commercial loans or performing commercial real estate loans acquired in the Meritor branch acquisition that become nonaccrual before December 31, 1997, will be reclassified to segregated assets. The loss sharing provisions of the arrangement stipulate that, during the first five years, the FDIC will pay to Mellon Bank, N.A., 80% of the net credit losses on acquired commercial real estate and other commercial loans.
     During the sixth and seventh years of the arrangement, Mellon Bank, N.A., will pay to the FDIC 80% of any recoveries of charge-offs on such acquired loans that had occurred during the first five years of the arrangement. At the end of the seventh year, the FDIC will pay to Mellon Bank, N.A., an additional 15% of the sum of net charge-offs on the acquired loans that occurred during the first five years less the recoveries during the sixth and seventh years of the arrangement, in excess of $60 million. The $60 million credit loss threshold was reached in the first quarter of 1993.
     The FDIC will also reimburse Mellon Bank, N.A., for expenses incurred to recover amounts owed and net expenses incurred with respect to foreclosed properties derived from the acquired commercial real estate or commercial loans. Expenses are reimbursed by the FDIC in the same proportion as the reimbursement of net loan losses. In addition, the FDIC will reimburse the bank for up to 90 days of delinquent interest on the assets covered by the loss sharing arrangement.
     Mellon Bank, N.A., is required to administer assets entitled to loss sharing protection in the same manner as assets held by Mellon Bank, N.A., for which no loss sharing exists.

9. SHORT-TERM BORROWINGS

Federal funds purchased and securities sold under agreements to repurchase represent funds acquired for securities transactions and other funding requirements. Federal funds purchased mature on the business day after execution. Selected balances and rates are as follows:

- ---------------------------------------------------------------------------------------------------------------------
(dollar amounts in millions)                                                                   1993              1992
- ---------------------------------------------------------------------------------------------------------------------
Federal funds purchased and securities sold under agreements to repurchase:
    Maximum month-end balance                                                                $1,406            $2,698
    Average daily balance                                                                     1,096             1,623
    Average rate during the year                                                               3.0%              3.5%
    Average rate at December 31                                                                 2.8               2.9
Federal funds purchased and securities sold under agreements to repurchase, net of federal funds sold and securities purchased under agreements to resell:
    Maximum month-end balance                                                                $  708            $1,570
    Average daily balance                                                                      (704)              835
- ---------------------------------------------------------------------------------------------------------------------

                        NOTES  TO  FINANCIAL  STATEMENTS

9. SHORT-TERM BORROWINGS  continued

     The average daily balance of commercial paper was $198 million in 1993. During 1993, the Corporation signed a $200 million one-year revolving credit agreement with several financial institutions that serves as a commercial paper support facility. This revolving credit facility has several restrictions, including a 1.30 maximum double leverage limitation and a minimum tangible net worth limitation of $1.6 billion. At December 31, 1993, the Corporation's double leverage ratio was 1.12 and tangible net worth was $2.0 billion. The revolving credit facility is supplemented by a $25 million backup line of credit, bringing total commercial paper support facilities to $225 million. The Corporation expects to negotiate another revolving credit facility upon the expiration of the current agreement, which is scheduled to expire in mid-1994.
     There were no other lines of credit to subsidiaries of the Corporation at December 31, 1993 or 1992. No borrowings were made under any facility in 1993 or 1992. Commitment fees totaled less than $1 million in each of the years 1991 through 1993.




10. NOTES AND DEBENTURES (WITH ORIGINAL MATURITIES OVER ONE YEAR)
- ---------------------------------------------------------------------------------------------------------------------
                                                                                                    December 31,
(in millions)                                                                                    1993            1992
- ---------------------------------------------------------------------------------------------------------------------
Parent Corporation:
  Floating Rate Notes due 1994 (3.58% at December 31, 1993, and 3.73% at December 31, 1992)    $  200          $  200
  Floating Rate Senior Notes due 1996 (3.68% at December 31, 1993)                                200              --
  7 5/8% Senior Notes due 1999                                                                    200             200
  6 1/8% Senior Notes due 1995                                                                    200             200
  6 1/2% Senior Notes due 1997                                                                    199              --
  6 7/8% Subordinated Debentures due 2003                                                         150              --
  9 1/4% Subordinated Debentures due 2001                                                         100             100
  5 3/8% Senior Notes due 1995                                                                    100             100
  9 3/4% Subordinated Debentures due 2001                                                          99              99
  Medium Term Notes, Series A, due 1994-2001 (9.10% to 10.50% at December 31, 1993,
    and 8.93% to 10.50% at December 31, 1992)                                                      60              91
  Senior Medium Term Notes, Series B, due 1995 (8.85% to 9.00% at December 31, 1993,
    and 4.38% to 9.00% at December 31, 1992)                                                       26              31
  Various notes due 1999 (7.25% at December 31, 1993, and 7.25% to 8.60% at
    December 31, 1992)                                                                              5              21
  8 7/8% Subordinated Capital Notes due 1998                                                       --             142
  9% Notes due 1996                                                                                --              68
  8.6% Debentures due 2009                                                                         --              33
Subsidiaries:
  6 1/2% Subordinated Notes due 2005                                                              249              --
  6 3/4% Subordinated Notes due 2003                                                              149              --
  Medium Term Bank Notes due 1998-2007 (6.57% to 8.55% at December 31, 1993, and
    7.00% to 8.55% at December 31, 1992)                                                           35              32
  Various notes and obligations under capital leases due 1994-1999 (3.92% to 15.29% at
    December 31, 1993, and 4.91% to 21.68% at December 31, 1992)                                   18              20
  Floating Rate Subordinated Capital Notes due 1996 (5.25% at December 31, 1992)                   --             250
- ---------------------------------------------------------------------------------------------------------------------
       Total unsecured notes and debentures (with original maturities over one year)           $1,990          $1,587
- ---------------------------------------------------------------------------------------------------------------------

The Floating Rate Notes due 1994 pay interest quarterly at a rate of .20% per annum above LIBOR for three-month Eurodollar deposits. These notes are listed on the Luxembourg Stock Exchange and do not trade in the United States. The notes are redeemable, in whole or in part, at the option of the Corporation at 100% of their principal amount plus accrued interest on any interest payment date.
     The Floating Rate Senior Notes due 1996, issued in April 1993, pay interest quarterly at a rate of .30% per annum above LIBOR for three-month Eurodollar deposits. The notes are redeemable at the option of the Corporation, beginning April 1, 1994, at 100% of their principal amount plus accrued interest.
     The following notes pay interest semiannually and are not redeemable prior to maturity: 7 5/8%, 6 1/8%, 6 1/2%, and 5 3/8% Senior Notes; 6 7/8%, 9 1/4% and
9 3/4% Subordinated Debentures.
     The fixed-and variable-rate Medium Term Notes, Series A and B, were issued from December 1990 through May 1991. During 1993, $31 million of fixed-rate notes and all of the variable-rate notes matured. The remaining notes pay interest semiannually and are not redeemable prior to maturity.

10. NOTES AND DEBENTURES (WITH ORIGINAL MATURITIES OVER ONE YEAR)  continued

     The 8 7/8% Subordinated Capital Notes due 1998 and 9% Notes due 1996 were redeemed at the option of the Corporation in 1993 at 100% of their principal amount plus accrued interest. The 8.6% Debentures due 2009 were redeemed at the option of the Corporation in December 1993, at a redemption price of 103.74% of the principal amount plus accrued interest.
     The 6 1/2% and 6 3/4% Subordinated Notes due 2005 and 2003, respectively, were issued in 1993. The notes pay interest semiannually and are not redeemable prior to maturity. The notes are subordinated to obligations to depositors and other creditors of Mellon Bank, N.A.
     The fixed-rate Medium Term Bank Notes due 1998 through 2007 were issued in May 1992 through April 1993. The notes pay interest semiannually and are not redeemable prior to maturity.
     The Floating Rate Subordinated Capital Notes due 1996 were redeemed at the option of Mellon Bank, N.A., in August 1993 at 100% of their principal amount plus accrued interest.
     The aggregate amounts of notes and debentures that mature during the five years 1994 through 1998 are as follows: $219 million, $331 million, $224 million, $206 million and $18 million, respectively.

11. PREFERRED STOCK

- -------------------------------------------------------------------------------------------------------------------------------
                                     Liquidation                                    Balances at              1993 Dividends
(dollar amounts in millions,          preference       Shares      Shares           December 31,          ---------------------
except per share amounts)              per share   authorized      issued      1993     1992     1991     Per share   Aggregate
- -------------------------------------------------------------------------------------------------------------------------------
Junior convertible preferred stock
  (Series D)                             $  1.00   4,388,117    2,236,226      $  2     $  2     $  2      $  1.75      $   4
10.40% preferred stock (Series H)          25.00   6,400,000    6,400,000       155      155      155         2.60         17
9.60% preferred stock (Series I)           25.00   6,000,000    6,000,000       145      145      145         2.40         14
8.50% preferred stock (Series J)           25.00   4,000,000    4,000,000        97       97       --         2.13          9
8.20% preferred stock (Series K)           25.00   8,000,000    8,000,000       193       --       --         1.91         15
Convertible preferred stock (Series B)     25.00          --           --        --       68       68         1.54          4
Stated rate auction preferred stock
  (Series C-2)                            100.00          --           --        --       --       55           --         --
                                                                              -----     ----     ----
    Total preferred stock                                                      $592     $467     $425
- -------------------------------------------------------------------------------------------------------------------------------

The Corporation has authorized 50,000,000 shares of Series Preferred Stock, par value $1.00 per share, at December 31, 1993. The table above summarizes the Corporation's preferred stock outstanding at December 31, 1993, 1992 and 1991.
     The Series D junior convertible preferred stock was issued in a private placement in July 1988. The stock bears noncumulative dividends at the rate of
1.15 times the regular cash dividend paid on the common stock and participates with the common stock in noncash and extraordinary dividends. Each share of Series D preferred stock is convertible into .7609 shares of common stock.
     On March 30, 1990, the Corporation issued approximately 7,393,000 shares of common stock in exchange for approximately 8,755,000 shares, or 83%, of its outstanding Series D preferred stock. The economic terms of this exchange were designed to be substantially neutral to both the Corporation and the exchanging holders of the Series D preferred stock. The shareholders who participated in the exchange were required to reinvest a portion of their dividends in additional shares of common stock so that, subject to certain conditions, the common shares outstanding held by the Series D shareholders who participated in the exchange would be equal to the number of common shares into which their Series D stock would have been converted had the exchange not occurred.
     The original holders of the Series D preferred stock agreed to certain limitations on the ownership, voting and disposition of these shares and of any common shares resulting from the conversion or exchange of the Series D preferred stock. The provisions agreed to by the original holders limited their ability to transfer the shares of Series D preferred stock--and any common stock issued resulting from the conversion or exchange of the Series D preferred stock--for a period of five years. These provisions expired in 1993. The provisions also contain additional terms that ensure a broad distribution of such shares should the holders decide to sell their shares in years 1994 through 1998. The Corporation has retained the right of first refusal should the holders seek to sell such shares in a registered public offering in years 1994 through 1998.
     Holders of Series D preferred stock will vote as a single class with the common stock, with each share of Series D preferred stock being entitled to one vote. The holders also have agreed to vote all of the voting stock they control, including common stock, in favor of the

                        NOTES  TO  FINANCIAL  STATEMENTS

11. PREFERRED STOCK  continued

Corporation's nominees for election to the board of directors and may vote on all other matters at their discretion. In the event, however, that they determine not to vote their shares in favor of a position recommended by the board of directors, they shall allocate their votes so that such shares are voted no less favorably to the position recommended by the board of directors than the allocation of the votes by all other shareholders. The provisions of the stock purchase agreements also provide that, in the event a tender offer is made for the Corporation's shares and the board of directors recommends against such tender offer, the holders agree not to tender their shares to such bidder.
     Generally, these limitations on voting and distribution had an original term of 10 years, but are subject to earlier termination at the option of the holders upon the occurrence of certain events. These events include any person acquiring more than 50% of the outstanding voting securities of the Corporation or replacing a majority of the board of directors; failure of the Corporation to meet certain financial tests; or the departure of the current chief executive officer.
     The Series H preferred stock, issued in March 1990, bears an annual cumulative dividend of $2.60 per share. The stock is redeemable, in whole or in part, at the option of the Corporation at $26.30 per share plus accrued dividends during the 12-month period beginning March 1, 1995. The redemption price declines $.26 per share, during each of the following 12-month periods, until a final redemption price of $25 per share is set on March 1, 2000, at which price the shares will be redeemable thereafter.
     The Series I preferred stock, issued in August 1991, bears an annual cumulative dividend of $2.40 per share. The stock is redeemable, in whole or in part, at the option of the Corporation at $25 per share plus accrued dividends at any time on or after August 15, 1996.
    The Series J preferred stock, issued in January 1992, bears an annual cumulative dividend of $2.125 per share. The stock is redeemable, in whole or in part, at the option of the Corporation at $25 per share plus accrued dividends at any time on or after February 15, 1997.
    The Series K preferred stock, issued in January 1993 to partially finance the purchase price of TBC and the Meritor branches, bears an annual cumulative dividend of $2.05 per share. The stock is redeemable, in whole or in part, at the option of the Corporation at $25 per share plus accrued dividends at any time on or after February 15, 1998.

    The Series B convertible preferred stock was redeemed at the option of the Corporation on December 1, 1993, at a price of $25 per share plus accrued dividends. The effective annualized dividend rate was $1.6875 per share for 1993.

    In the event that the equivalent of six quarterly dividends, whether or not consecutive, payable on Series H, Series I, Series J or Series K preferred stocks, are unpaid and not set aside for payment, the number of directors of the Corporation will be increased by two. The holders of the series of preferred stock for which dividends are unpaid, voting as a single class, will be entitled to elect the two additional directors to serve until all dividends in arrears have been paid or declared and set aside for payment.
    In the event of liquidation or dissolution of the Corporation, the rights of the Series H, Series I, Series J and Series K preferred stock are senior to the Series D preferred stock and the common stock with respect to dividends and distributions. Upon liquidation or dissolution, holders of the Series D preferred stock are entitled to receive $1.00 per share and then participate pro rata with the common shareholders. The Series D preferred stock is on a parity with the common stock with respect to dividends. Common shareholders' equity includes the additional paid-in capital on the Series D preferred stock because this preferred stock is, in almost all respects, a direct substitute for common stock, and its additional paid-in capital has no liquidation preference over the common stock.

12. EQUITY PURCHASE OPTIONS (WARRANTS)

In May 1993, in connection with the acquisition of The Boston Company, the Corporation issued three million 10-year equity purchase options (warrants), each exercisable for one share of common stock. The warrants are exercisable at $50 per share at any time until their expiration on May 21, 2003. At December 31, 1993, all three million warrants were outstanding.
     In 1988, the Corporation issued three million equity purchase options (warrants), each exercisable for one share of common stock. The warrants are exercisable at $25 per share at any time until their expiration on August 7, 1994. At December 31, 1993, there were approximately 14,600 of these warrants outstanding, compared with approximately 800,000 warrants outstanding at December 31, 1992. The reduction in warrants outstanding resulted from the exercise of warrants for common stock.
     All of the Corporation's warrants are registered with the Securities and Exchange Commission and are noncallable.

13. NONINTEREST REVENUE

The components of noninterest revenue for the three years ended December 31, 1993, are presented in the "Noninterest revenue" table on page 23. This table is incorporated by reference into these Notes to Financial Statements.

14. TAXES

In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 (FAS No. 109), "Accounting for Income Taxes." Under the asset and liability method of FAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under FAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
     The Corporation adopted FAS No. 109 as of January 1, 1993, on a prospective basis. The cumulative effect of this change in accounting for income taxes was less than $1 million and was included in income tax expense.

Income tax expense consists of:

- ----------------------------------------------------------
(in millions)                     1993      1992      1991
- ----------------------------------------------------------
Current taxes:
  Federal                         $175      $ 76      $ 25
  State                             34         5         7
  Foreign                           --        (1)        2
- ----------------------------------------------------------
    Total current taxes            209        80        34
- ----------------------------------------------------------
Deferred taxes:
  Federal                           37       (21)       (8)
  State                             (8)        2         3
  Foreign                            1        (6)       (1)
- ----------------------------------------------------------
    Total deferred taxes            30       (25)       (6)
- ----------------------------------------------------------
    Provision for income
       taxes                      $239      $ 55      $ 28
- ----------------------------------------------------------

In addition to the items in the table above, $5 million of income tax benefit was recorded as an adjustment to goodwill for recognition of deferred tax assets on prior purchase business combinations with purchased excess tax basis, and $9 million of income tax benefit was recorded as additional paid-in capital for the tax effect of compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes.

Significant components of deferred tax expense for the year ended December 31, 1993, are as follows:

- --------------------------------------------------------
(in millions)                                       1993
- --------------------------------------------------------
Deferred tax benefit, excluding the effect of
  other components listed below                     $(28)
Adjustment to deferred tax assets and liabilities
  for enacted changes in tax laws and rates           (4)
Investment tax credit carryforward                    29
Alternative minimum tax credit carryforward           33
- --------------------------------------------------------
    Total deferred tax expense                      $ 30
- --------------------------------------------------------

     The effective tax rates for 1993, 1992 and 1991 were 40%, 11% and 9%, respectively. Income tax expense was different from the amounts computed by applying the statutory federal income tax rate to income before income taxes because of the items listed in the following table.

- ---------------------------------------------------------
(dollar amounts in millions)      1993      1992      1991
- ---------------------------------------------------------
Federal statutory tax rate        35%       34%       34%
Tax expense computed at
  statutory rate                $ 210     $ 167     $ 105
Increase (decrease)
  resulting from:
  State income taxes, net of
    federal tax benefit            17         5         6
  Alternative minimum tax          --       (13)        6
  Tax-exempt income from
    loans and securities           (4)       (6)      (15)
  Amortization of goodwill          9         5         5
  Impact of book versus tax
    basis of acquired assets       14        16        15
  Recognized tax benefits          --      (130)     (100)
  Other, net                       (7)       11         6
- ---------------------------------------------------------
    Provision for income
       taxes                    $ 239     $  55     $  28
- ---------------------------------------------------------

                        NOTES  TO  FINANCIAL  STATEMENTS

14. TAXES  continued

For the years ended December 31, 1992 and 1991, deferred income tax benefits of $25 and $6, respectively, resulted from temporary differences in the recognition of income and expense for income tax and financial reporting purposes. The principal items of income and expense that give rise to deferred income taxes are shown, for those years, in the following table.

- ---------------------------------------------------------
(in millions)                               1992     1991
- ---------------------------------------------------------
Deferred loss on sale of assets to GSNB    $  13    $  26
Provision for credit losses and
  write-downs of real estate acquired         23      (27)
Investment tax credit                         20        7
Lease financing revenue                       21        9
Depreciation and amortization                  9        3
Alternative minimum tax                      (13)     (27)
Tax loss carryforward                         36       96
Other, net                                    (4)       7
- ---------------------------------------------------------
  Net deferred tax expense before
    recognized tax benefits                  105       94
Recognized tax benefits                     (130)    (100)
- ---------------------------------------------------------
    Deferred tax benefit recognized        $ (25)   $  (6)
- ---------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993, are as follows:

- -------------------------------------------------------
                           Deferred tax    Deferred tax
(in millions)                    assets     liabilities
- -------------------------------------------------------
Provision for credit
  losses and write-downs
  on real estate
  acquired                         $259            $ --
Lease financing revenue              --             207
Salaries and employee
  benefits                           --              38
Accrued expense not
  deductible until paid              92              --
Net occupancy expense                72              --
Other                                26              12
- -------------------------------------------------------
    Total gross deferred
       tax assets and
       liabilities                  449             257
Less: valuation allowance             7              --
- -------------------------------------------------------
Net deferred tax assets
  and liabilities                  $442            $257
- -------------------------------------------------------

     The Corporation determined that it was not required to establish a valuation allowance for deferred tax assets upon adoption of FAS No. 109 since it is more likely than not that the deferred tax asset will be realized through carryback to taxable income in prior years, future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income. However, the Corporation did record a valuation allowance upon the acquisition of The Boston Company, Inc., and subsidiaries. This valuation allowance is primarily for federal net operating loss carryforwards that are subject to limitation on their usage.
     The Corporation's locations domiciled outside of the United States generated pretax loss of $15 million, in both 1993 and 1992 and $16 million in 1991.

15. EMPLOYEE BENEFITS

Pension plans

The Corporation's two largest subsidiaries, Mellon Bank, N.A., and The Boston Company, sponsor trusteed, non-contributory, defined benefit pension plans. Together, the two plans cover substantially all salaried employees of the Corporation. The plans provide benefits that are based on employees' years of service and compensation. In addition, several unfunded plans exist for certain employees or for purposes that are not addressed by the funded plans.
     Effective January 1, 1991, the actuarial assumptions for mortality and employee turnover were changed to reflect recent experience. The Corporation amortizes all actuarial gains and losses and prior service costs over a 10-year period.
     The tables below report the combined data of these plans. These plans are appropriately funded with the Mellon Bank plan significantly overfunded and the fair market value of the plan assets of The Boston Company approximately equal to its accumulated benefit obligation.

- ---------------------------------------------------------------------------------------------------------------------------
                                                       1993                        1992                      1991
(dollar amounts in millions)                     FUNDED    UNFUNDED          Funded    Unfunded        Funded    Unfunded
- ---------------------------------------------------------------------------------------------------------------------------
Assumptions used in the accounting:
  Rates used for expense at January 1:
    Rate on obligation                             6.9%        6.9%            7.6%        7.6%          8.4%        8.4%
    Rate of return on assets                      10.0          --            10.0          --          10.0          --
    Actuarial salary scale                         2.9         2.9             3.6         3.6           4.4         4.4
- ---------------------------------------------------------------------------------------------------------------------------
Components of pension expense:
  Service cost                                    $ 15          $1            $ 10          $1         $   9         $1
  Interest cost on projected benefit
    obligation                                      17           2              13           1            11          1
  Return on plan assets                            (71)         --             (58)         --          (105)        --
  Net amortization and deferral                     27          --              20          --            72         --
- ---------------------------------------------------------------------------------------------------------------------------
       Total pension expense (credit)             $(12)         $3            $(15)         $2         $ (13)        $2
- ---------------------------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------------------------------------
                                                                           1993                             1992
(dollar amounts in millions)                                       FUNDED         UNFUNDED          Funded       Unfunded
- -------------------------------------------------------------------------------------------------------------------------
Assumptions used in the accounting:
  Rates used for obligation at December 31:
    Rate on obligation                                               6.0%             6.0%             6.9%           6.9%
    Actuarial salary scale                                           3.0              3.0              2.9            2.9
- -------------------------------------------------------------------------------------------------------------------------
Present value of benefit obligation at December 31:
  Vested                                                            $255             $ 31             $163           $ 17
  Nonvested                                                           37                2               12             --
- -------------------------------------------------------------------------------------------------------------------------
       Accumulated benefit obligation                                292               33              175             17
- -------------------------------------------------------------------------------------------------------------------------
Effect of projected future compensation levels                        50                2               35              1
- -------------------------------------------------------------------------------------------------------------------------
       Projected benefit obligation                                 $342             $ 35             $210           $ 18
- -------------------------------------------------------------------------------------------------------------------------
Plan assets at fair market value at December 31:
  Cash and U.S. Treasury securities                                 $107             $ --             $ 98           $ --
  Corporate debt obligations                                          54               --               27             --
  Mellon Bank Corporation common stock*                               27               --               52             --
  Other common stock and investments                                 457               --              347             --
- -------------------------------------------------------------------------------------------------------------------------
       Total plan assets at fair market value                       $645             $ --             $524           $ --
- -------------------------------------------------------------------------------------------------------------------------
Reconciliation of funded status with financial statements:
  Funded status at December 31                                      $303             $(35)            $314           $(18)
  Unamortized net transition (asset) obligation                      (21)               2              (24)             2
  Unrecognized prior service cost                                     13               --                3             --
  Net deferred actuarial (gain) loss                                 (52)               8              (74)             2
  Adjustment required to recognize minimum liability                  --               (8)              --             --
- -------------------------------------------------------------------------------------------------------------------------
       Prepaid (accrued) expense at December 31                     $243             $(33)            $219           $(14)
- -------------------------------------------------------------------------------------------------------------------------

* Represents 500,000 and 972,887 shares at December 31, 1993 and 1992, respectively.

                        NOTES  TO  FINANCIAL  STATEMENTS

15. EMPLOYEE BENEFITS  continued

Long-Term Profit Incentive Plan (1981)

The Long-Term Profit Incentive Plan provides for the issuance of stock options, stock appreciation rights, performance units, deferred cash incentive awards and shares of restricted stock to officers and key employees of the Corporation and its subsidiaries as approved by the Human Resources Committee of the board of directors. During 1993 and 1991, the Long-Term Profit Incentive Plan was amended with shareholder approval to increase the shares available for grant by 3,000,000 and 2,500,000 shares, respectively. Stock options may be granted at prices not less than the fair market value of the common stock on the date of grant. Options may be exercised during fixed periods of time not to exceed 10 years from the date of grant. In the event of certain changes in control of the Corporation, these options may become immediately exercisable.
     Total outstanding grants as of December 31, 1993, were 3,394,942 shares, of which 1,293,015 shares were exercisable. During 1993, 1992 and 1991, options for 1,036,429; 1,406,500; and 631,050 shares, respectively, were granted. As of December 31, 1993, options for 3,226,049 shares were available for grant.
     Included in the December 31, 1993, 1992 and 1991 outstanding grants were options for 420,902; 582,040; and 296,928 shares, respectively, that were issued at exercise prices ranging from $19.75 to $56.63 per share. These options become exercisable near the end of their 10-year terms, but exercise dates may be accelerated by the Human Resources Committee of the board of directors, based on the optionee's performance. If so accelerated, compensation will be paid in the form of deferred cash incentive awards to reimburse the exercise price of these options if exercised prior to the original vesting date. The Corporation recognized $8 million of compensation expense for these options in 1993, $7 million in 1992 and $5 million in 1991. As of December 31, 1993, the exercise date had been accelerated on options for 698,186 shares, of which 200,988; 137,356; and 140,411 were exercised in 1993, 1992 and 1991, respectively.
     Options for 1,002,096; 711,565; and 204,132 shares were exercised in 1993, 1992 and 1991, respectively, under the Long-Term Profit Incentive Plan, including the 200,988; 137,356; and 140,411 shares on which the exercise date was accelerated.
     Options outstanding under this plan were as follows:

- -------------------------------------------------------------------------------------------------------------------------
                                                                                                      Price of
                                                         Number of shares                         shares under option
                                                  -------------------------------             ----------------------------
                                                                         Eligible                                Aggregate
                                                   Under option      for exercise              Per share      (in millions)
- -------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1993                                     3,394,942         1,293,015           $19.75-60.13             $150
December 31, 1992                                     3,477,166         1,482,207            19.75-60.13              130
December 31, 1991                                     2,933,014         1,540,441            19.75-60.13               96
- -------------------------------------------------------------------------------------------------------------------------

Stock Option Plan for Outside Directors (1989)

The Corporation's Stock Option Plan for Outside Directors provides for the granting of options for shares of common stock to outside directors and advisory board members of the Corporation. During 1993, the Stock Option plan for Outside Directors was amended with shareholder approval to increase the shares available for grant by 200,000 shares. The timing, amounts, recipients and other terms of the option grants are determined by the provisions of, or formulas in, the Directors' Options Plan. The exercise price of the options is equal to the fair market value of the common stock on the grant date. All options have a term of 10 years from the date of grant and become exercisable one year from the grant date. Directors elected during the course of the year are granted options on a pro rata basis having terms identical to those granted to the directors at the start of the year.

     Total outstanding grants as of December 31, 1993, were 201,063 shares, of which 168,648 were exercisable. During 1993, 1992 and 1991, options for 33,765; 65,759; and 48,012 shares, respectively, were granted at prices ranging from $30.88 to $56.00 per share. As of December 31, 1993, 171,851 shares were available for grant. Options for 18,486; 6,600; and 2,000 shares were exercised in 1993, 1992 and 1991, respectively.

Retirement Savings Plan

Since April 1988, employees' payroll deductions for deposit into retirement savings accounts have been matched by the Corporation's contribution of common stock, at the rate of $.50 on the dollar, up to six percent of the employee's annual base salary with an annual maximum corporate contribution of $3,000 per employee. In 1993, 1992 and 1991, the Corporation recognized $9 million, $6 million and $5 million,

15. EMPLOYEE BENEFITS  continued

respectively, of expense related to this plan and contributed 152,878; 146,505; and 174,543 shares, respectively, into this plan. Certain shares contributed in 1993 and 1992 and all of the shares contributed in 1991 were issued from treasury stock. The plan held 1,003,535; 930,124; and 831,094 shares of common stock at December 31, 1993, 1992 and 1991, respectively.

Profit Bonus Plan

Awards are made to key employees at the discretion of the Human Resources Committee of the board of directors of the Corporation. At the committee's election, awards may be paid in a lump sum or may be deferred and paid over a period of up to 15 years. Payouts under this plan were $19 million, $13 million and $11 million for 1993, 1992 and 1991, respectively.

Employee Stock Ownership Plan

In 1989, an Employee Stock Ownership Plan was formed to hold certain shares of Mellon Bank Corporation common stock previously held in other defined contribution plans sponsored by the Corporation and its subsidiaries. At December 31, 1993, 1992 and 1991, this plan held 77,578; 88,460; and 91,321 shares, respectively, of the Corporation's common stock that previously were held in other plans. The Corporation may make contributions to this plan from time to time. No contributions were made in 1993, 1992 or 1991.

Postretirement benefits other than pensions

The Corporation shares in the cost of providing certain health care and life insurance benefits for retired employees. These benefits are provided through various insurance carriers whose premiums are based on claims paid during the year. The cost of providing these benefits amounted to $8 million in 1993, $4 million in 1992, and $3 million in 1991.
     In December 1990, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 106 (FAS No. 106), "Employers' Accounting for Postretirement Benefits Other than Pensions." FAS No. 106 requires sponsors of plans providing certain health care and life insurance benefits to retired employees to expense the cost of these benefits over the estimated working lives of these employees, rather than expensing the costs as paid.
     Effective January 1, 1993, the Corporation adopted FAS No. 106 on a prospective basis by beginning to amortize the transition obligation over a 20-year period. The incremental expense for adopting FAS No. 106 was approximately $3 million for the full year 1993.
     The Boston Company adopted FAS No. 106 in 1992 by electing to recognize the entire transition obligation into income in 1992.
     The Corporation shares in the cost of providing certain health care and life insurance benefits for active and retired employees. The Corporation shares in the cost of providing managed care, Medicare supplement, and/or major medical programs for employees who retired prior to January 1, 1991. Employees who retire subsequent to January 1, 1991, who were between the ages of 55 and 65 on January 1, 1991, and had at least 15 years of service, are provided with a defined dollar supplement to assist them in purchasing health insurance. Early retirees who do not meet these age and service requirements are eligible to purchase health coverage at their own expense under the standard plans that are offered to active employees. In addition to the arrangements above, the Corporation provides a small subsidy toward health care coverage for other active employees when they retire.

- -------------------------------------------------------------------------------------------------------------------------
ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION
- -------------------------------------------------------------------------------------------------------------------------
                                                                    Accrued               Accumulated        Unrecognized
                                                             Postretirement            Postretirement          Transition
                                                               Benefit Cost        Benefit Obligation          Obligation
- -------------------------------------------------------------------------------------------------------------------------
January 1, 1993                                                         $(5)                     $(63)                $58
- -------------------------------------------------------------------------------------------------------------------------
Acquisition of TBC                                                       --                        (5)                 --
Recognition of components of net periodic
  postretirement benefit costs:
    Service cost                                                         --(a)                     --(a)               --
    Interest cost                                                        (5)                       (5)                 --
    Amortization of transition obligation                                (3)                       --                  (3)
- -------------------------------------------------------------------------------------------------------------------------
                                                                         (8)                      (10)                 (3)
    Change in APBO actuarial assumptions including a
       change in the discount rate from 8% to 7%                         --                       (15)                 --
    Benefit payments                                                      5                         5                  --
- -------------------------------------------------------------------------------------------------------------------------
December 31, 1993                                                       $(8)                     $(83)                $55
- -------------------------------------------------------------------------------------------------------------------------

(a) Amounts were less than $1 million in 1993.

                        NOTES  TO  FINANCIAL  STATEMENTS

15. EMPLOYEE BENEFITS  continued

     A weighted average discount rate of 8% was used to determine the net periodic benefit cost and a 7% rate was used to value the accumulated postretirement benefit obligation at year end. A health care cost trend rate was used to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, technological changes, regulatory requirements and Medicare cost shifting. The future annual increase assumed in the cost of health care benefits was 12% for 1994 and was decreased gradually to 6% in 2002 and thereafter. The health care cost trend rate assumption can have a significant impact on the amounts reported. Increasing the assumed health care cost trend by one percentage point in each year would increase the accumulated postretirement benefit obligation by approximately $6 million and the aggregate of the service and interest cost components of net periodic postretirement health care benefit cost by less than $1 million.

16. RESTRICTIONS ON DIVIDENDS AND REGULATORY LIMITATIONS

The prior approval of the Office of the Comptroller of the Currency (OCC) is required if the total of all dividends declared by a national bank subsidiary in any calendar year exceeds the bank subsidiary's net profits, as defined by the OCC, for that year, combined with its retained net profits for the preceding two calendar years. Additionally, national bank subsidiaries may not declare dividends in excess of net profits on hand, as defined, after deducting the amount by which the principal amount of all loans on which interest is past due for a period of six months or more exceeds the reserve for credit losses.
     Under the first and currently more restrictive of the foregoing dividend limitations, the Corporation's national bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to December 31, 1993, of up to approximately $492 million of their retained earnings of $1.229 billion at December 31, 1993, less any dividends declared and plus or minus net profits or losses, as defined, between January 1, 1994, and the date of any such dividend declaration. The payment of dividends is also limited by minimum capital requirements imposed on all national banks by the OCC. The Corporation's national banks exceed these minimum requirements. The national bank subsidiaries declared dividends to the parent Corporation of $158 million in 1993, $130 million in 1992 and $129 million in 1991.
     The Federal Reserve Act limits extensions of credit by the Corporation's bank subsidiaries to the Corporation and to certain other affiliates of the Corporation, requires such extensions to be collateralized, and limits the amount of investments by the banks in these entities. At December 31, 1993, such extensions of credit and investments were limited to $397 million as to the Corporation and any other affiliate and to $794 million as to the Corporation and all of its other affiliates. Outstanding extensions of credit totaled $154 million at December 31, 1993.

17. LEGAL PROCEEDINGS

Various legal actions and proceedings are pending or are threatened against the Corporation and its subsidiaries, some of which seek relief or damages in amounts that are substantial. These actions and proceedings arise in the ordinary course of the Corporation's businesses and include suits relating to its lending, collections, servicing, investments and trust activities. Due to the complex nature of some of these actions and proceedings, it may be a number of years before such matters ultimately are resolved. After consultation with legal counsel, management believes that the aggregate liability, if any, resulting from such pending and threatened actions and proceedings will not have a material adverse effect on the Corporation's financial condition.
     On February 12, 1991, a jury in Colorado rendered a verdict in a lender liability lawsuit in which the Corporation is one of the defendants. The jury awarded actual damages of $42 million and punitive damages of $23 million in favor of the plaintiffs. In the lawsuit, the plaintiffs contended that the Corporation breached certain obligations and failed to disclose certain information in connection with its lending relationships with the plaintiffs. On June 6, 1991, a district judge in Colorado entered a judgment reducing the award to $16 million in actual damages, plus interest, and $12 million in punitive damages. On January 27, 1994, the Colorado Court of Appeals affirmed the judgment for plaintiffs for compensatory damages in the reduced amount of $5.36 million, plus interest since November 1, 1989, and vacated the judgment for punitive damages and remanded to the trial court with the direction to reconsider the amount, if any, of punitive damages. By Colorado law, the amount of the punitive damages cannot exceed the amount of the compensatory damages. The Corporation intends to petition the Colorado Court of Appeals for rehearing and it is possible that the other parties

17. LEGAL PROCEEDINGS  continued

may also appeal. Because of the uncertainty as to the ultimate resolution, no provision has been made in the financial statements for this matter.
     On August 7, 1992, a judge in the United States District Court for the Eastern District of Pennsylvania entered a judgment ordering Mellon Bank to reimburse certain of its trust customers the amount of sweep fees which were charged to their trust accounts since 1981, plus interest. In this class-action proceeding, the plaintiffs claimed that Mellon Bank, and other banks, breached their fiduciary duties with regard to the provision of sweep services, alleging that the banks charged unreasonable fees, failed to disclose fully their fees for sweep services and wrongfully invested sweep funds in internal or affiliated accounts or investment vehicles. The court found that the total amount of sweep fees collected by Mellon Bank since 1981 for both fiduciary and non-fiduciary accounts was approximately $55 million. On May 18, 1993, the Third Circuit Court of Appeals vacated the judgment entered by the district court and remanded the case for dismissal. On June 18, 1993, the Third Circuit Court of Appeals denied plaintiff's Petition for Rehearing. The district court ordered the case dismissed on July 6, 1993. On September 13, 1993, the plaintiffs petitioned the United States Supreme Court for a writ of certiorari, and on November 8, 1993, the Supreme Court denied this petition.
     On July 28, 1993, a second lawsuit arising out of Mellon Bank's sweep fees practices was filed with the United States District Court for the Eastern District of Pennsylvania against Mellon Bank and its directors. On August 30, 1993, a third lawsuit, similar to the second, was filed in the same court and was consolidated with the second. On December 16, 1993, these suits also were dismissed. Plaintiffs have appealed this decision to the Third Circuit.
     On September 10, 1993, the Corporation filed complaints in the United States District Court for the Western District of Pennsylvania against four financial services companies. The complaints involved claims arising from the breach of the contract under which the Corporation purchased The Boston Company, as well as violations of other obligations to the Corporation. The claims related to administration services the Corporation provides to a family of mutual funds now known as the Smith Barney Shearson Funds. The defendant companies were: Smith Barney, Harris Upham & Co. Incorporated (Smith Barney); its parent organization, Primerica Corporation (now The Travelers Inc.); Lehman Brothers Inc. (formerly Shearson Lehman Brothers); and its parent organization, American Express Company. The Corporation's mutual funds administration services are provided through The Boston Company.
     In its complaint against Smith Barney and Primerica (which purchased Shearson's mutual fund and brokerage businesses in 1993), the Corporation asserted that, despite expressly agreeing that they were bound by, and would comply with, the terms and provisions of the contract between Shearson and the Corporation, Smith Barney and Primerica violated that contract. The Corporation sought money damages and a court order requiring that Smith Barney and Primerica cease their unlawful conduct and honor the contract between the Corporation and Shearson.
     A hearing was held in November 1993. As a result, the Corporation was granted injunctive relief preventing Smith Barney, for a period of seven years, from competing with Mellon in providing administration services to funds in the Smith Barney Shearson family, other than Smith Barney funds that existed prior to Smith Barney's March 12, 1993, agreement to purchase Shearson Lehman Brothers' mutual fund and brokerage businesses. The injunction covered all new funds created or underwritten by Smith Barney, however named, after March 12, 1993, and obligated Smith Barney to recommend Mellon as the provider of administration services.
     Effective January 1, 1994, Mellon and Smith Barney Shearson Inc. settled their litigation. Under the terms of the settlement agreement, which will remain in effect through May 2000, the companies will work together to provide administration services to certain funds affiliated with Smith Barney. Smith Barney will seek to be appointed administrator for certain of its affiliated funds, in addition to its current roles as investment advisor and distributor. Smith Barney would, in turn, enter into sub-administration agreements with Mellon for certain administration services.
     Incorporated in the settlement agreement are certain Smith Barney Shearson funds that existed prior to Smith Barney's March 12, 1993, agreement to purchase Shearson Lehman Brothers' mutual fund and brokerage businesses, as well as certain Smith Barney Shearson sponsored funds covered by the above injunction.

                        NOTES  TO  FINANCIAL  STATEMENTS

18. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

Off-balance-sheet financial instruments

- ---------------------------------------------------------
                                           December 31,
(in millions)                           1993(a)      1992
- ---------------------------------------------------------
Financial instruments with contract
  amounts that represent credit
  risk:
  Commitments to extend credit       $12,507      $11,606
  Standby letters of credit and
    foreign guarantees                 2,952        2,966
  Commercial letters of credit           140          122
  Custodian securities lent with
    indemnification                   11,152          841
Financial instruments with notional
  or contract amounts that exceed
  the amount of credit risk:(b)
  Foreign currency contracts:
    Commitments to purchase            9,219        5,223
    Commitments to sell                9,216        5,229
  Foreign currency and other option
    contracts written:
    Commitments to purchase              354          221
    Commitments to sell                  175          188
  Foreign currency and other option
    contracts purchased:
    Commitments to purchase              345          233
    Commitments to sell                  161          190
  Futures and forward contracts:
    Commitments to purchase              107        3,482
    Commitments to sell                  426          614
  Interest rate agreements (notional
    principal amounts):
    Interest rate swaps               13,647       11,888
    Other interest rate products       2,560        1,882
    Forward rate agreements              595           --
- ---------------------------------------------------------

(a) Increases in off-balance-sheet financial instruments at December 31, 1993, compared with December 31, 1992, were due primarily to the May 1993 acquisition of The Boston Company.

(b) The amount of credit risk associated with these instruments is limited to the cost of replacing a contract on which a counterparty has defaulted. Credit risk associated with these instruments is discussed by type of instrument in the following paragraphs.

In the normal course of business, the Corporation becomes a party to various financial transactions that generally do not involve funding. These transactions involve various risks, including market and credit risk. Since these transactions generally are not funded, they are not reflected on the balance sheet and are referred to as financial instruments with off-balance-sheet risk. The Corporation offers these financial instruments to enable its customers to meet their financing objectives, and manage their interest-and currency-rate risk. Supplying these instruments provides the Corporation with an ongoing source of fee revenue. The Corporation also enters into these transactions to manage its own risks arising from movements in interest and currency rates, and as a part of its trading activities.
     Off-balance-sheet financial instruments involve varying degrees of market and credit risk that exceed the amounts recognized on the balance sheet. The Corporation limits its exposure to loss from these instruments by subjecting them to the same credit approval and monitoring procedures as for on-balance-sheet instruments, as well as by entering into offsetting or matching positions to hedge interest-and currency-rate risk.

Commitments to extend credit

The Corporation enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specific rates and for specific purposes. Substantially all of the Corporation's commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding. The majority of the Corporation's commitments to extend credit include material adverse change clauses within the commitment contracts. These clauses allow the Corporation to deny funding a loan commitment if the borrower's financial condition deteriorates during the commitment, such that the customer no longer meets the Corporation's credit standards. The Corporation's exposure to credit loss in the event of nonperformance by the customer is represented by the contractual amount of the commitment to extend credit. Accordingly, the credit policies utilized in committing to extend credit and in the extension of loans are the same. Market risk arises if interest rates, at the time a fixed-rate commitment is funded, have moved adversely subsequent to the extension of the commitment. The Corporation believes the market risk associated with commercial commitments is minimal. Since many of the commitments are expected to expire without being drawn upon, the total contractual amounts do not necessarily represent future cash requirements. The amount and type of collateral obtained by the Corporation is based upon industry practice, as well as its credit assessment of the customer. Of the $13 billion of contractual commitments for which the Corporation has received a commitment fee or which were otherwise legally binding--excluding credit card plans--approximately 30% of the commitments are scheduled to expire within one year, and an additional 56% are scheduled to expire within five years.

Letters of credit and foreign guarantees

There are two major types of letters of credit--standby and commercial letters of credit. The off-balance-sheet credit risk involved in issuing standby and commercial

18. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK continued

letters of credit is represented by their contractual amounts and is essentially the same as the credit risk involved in commitments to extend credit. The Corporation minimizes this risk by adhering to its written credit policies and by requiring security and debt covenants similar to those contained in loan agreements. The Corporation believes the market risk associated with letters of credit and foreign guarantees is minimal.
     Standby letters of credit and foreign guarantees obligate the Corporation to disburse funds to a third-party beneficiary if the Corporation's customer fails to perform under the terms of an agreement with the beneficiary. Standby letters of credit and foreign guarantees are used by the customer as a credit enhancement and typically expire without being drawn upon.
     The Corporation has issued standby letters of credit to customers who currently are experiencing financial difficulties. During 1993, certain customers with standby letters of credit failed to perform according to the terms of the agreements with the beneficiaries, resulting in credit losses of $16 million being recognized. The Corporation recognizes losses in these situations based on the estimated fair value of the underlying collateral. The Corporation evaluates various approaches that would enable the Corporation not to fund these standby letters of credit. Should these approaches prove unsuccessful, the Corporation would have access to the underlying collateral. While the Corporation has provided for specific losses on $8 million of exposures under standby letters of credit to customers experiencing financial difficulties, management believes that the loss potential is substantially less than the amount of the exposures due to the existence of the collateral. Management believes that the Corporation has provided adequate reserves for potential losses on these instruments.
     A commercial letter of credit is normally a short-term instrument used to finance a commercial contract for the shipments of goods from a seller to a buyer. This type of letter of credit ensures prompt payment to the seller in accordance with the terms of the contract. Although the commercial letter of credit is contingent upon the satisfaction of specified conditions, it represents a credit exposure if the buyer defaults on the underlying transaction. Normally, reimbursement from the buyer is coincidental with payment to the seller under commercial letter of credit drawings. As a result, the total contractual amounts do not necessarily represent future cash requirements.

Outstanding standby letters of credit and foreign guarantees

- -----------------------------------------------------------------------------------------------------------------------
                                                                                                       Weighted-average
                                                                                                      years to maturity
                                                                         December 31,                  at December 31,
(dollar amounts in millions)                                         1993            1992           1993           1992
- -----------------------------------------------------------------------------------------------------------------------
Standby letters of credit and foreign guarantees:*
  Commercial paper and other debt                                  $  335          $  391            1.6            1.9
  Tax-exempt securities                                               703             589            2.1            2.4
  Bid-or performance-related                                        1,055             813            1.0             .9
  Other                                                               859           1,173             .7             .8
                                                                   ------          ------
    Total standby letters of credit and foreign guarantees         $2,952          $2,966            1.3            1.3
- -----------------------------------------------------------------------------------------------------------------------

* Net of participations and cash collateral totaling $320 million and $348 million at December 31, 1993 and 1992, respectively.

Securities Lending

A securities loan is a fully collateralized transaction in which the owner of a security agrees to lend the security through an agent (the Corporation) to a borrower, usually a broker/dealer or bank, on an open, overnight or term basis, under the terms of a pre-arranged contract. The borrower will collateralize the loan at all times, generally with cash or U.S. government securities, at a minimum of 100% of the market value of the loan, plus any accrued interest on debt obligations. The borrower will also pay a fee to the lender for the duration of the loan. The level of securities lent with indemnification increased following the acquisition of The Boston Company.
     The Corporation currently enters into two types of securities lending arrangements, lending with and without indemnification. In securities lending transactions without indemnification, the Corporation bears no risk of loss. For transactions in which the Corporation provides an indemnification, risk of loss occurs if the borrower defaults and the value of the collateral declines. The Corporation currently does not anticipate any losses on the securities lending transactions with indemnification.

                        NOTES  TO  FINANCIAL  STATEMENTS

18. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK continued

Foreign currency contracts

Commitments to purchase and sell foreign currency facilitate the management of market risk by ensuring that, at some future date, the Corporation or a customer will have a specified currency at a specified rate. Market risk arises from changes in the market value of contractual positions due to movements in currency rates. The Corporation limits its exposure to market risk by entering into generally matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk relates to the ability of the Corporation's counterparty to meet its settlement obligations under the contract and generally is limited to the estimated aggregate replacement cost of those foreign currency contracts in a gain position. In general, such replacement cost is significantly smaller than the amount of the contract and totaled approximately $116 million and $93 million at December 31, 1993 and 1992, respectively. There were no settlement or counterparty default losses on foreign currency contracts in 1993, 1992 or 1991. The Corporation manages credit risk by dealing only with approved counterparties under specific credit limits and by monitoring the amount of outstanding contracts by customer and in the aggregate against such limits. The future cash requirements, if any, related to foreign currency contracts are represented by the net contractual settlement between the Corporation and its counterparties.

Foreign currency and other option contracts

Foreign currency and other option contracts grant the contract "purchaser" the right, but not the obligation, to purchase or sell a specified amount of a foreign currency or other financial instrument during a specified period at a predetermined price. The Corporation acts as both a "purchaser" and "seller" of foreign currency and other option contracts. Market risk arises from changes in the value of contractual positions due to fluctuations in currency rates, interest rates and security values underlying the option contracts. Market risk is managed by entering into generally matching or offsetting positions, and by establishing and monitoring limits on unmatched positions. Credit risk and future cash requirements are similar to those of foreign currency contracts. The estimated aggregate replacement cost of purchased foreign currency and other option contracts in gain positions was approximately $6 million at December 31, 1993, and 1992. There were no settlement or counterparty default losses on foreign currency and other option contracts in 1993, 1992 or 1991.

Futures and forward contracts

Futures and forward contracts on securities or money market instruments represent future commitments to purchase or sell a specified instrument at a specified price and date. Futures contracts are standardized and are traded on organized exchanges, while forward contracts are traded in over-the-counter markets and generally do not have standardized terms. The Corporation uses futures and forward contracts in connection with its trading activities and to hedge its asset, liability and off-balance-sheet positions.
     For instruments that are traded on a regulated exchange, the exchange assumes the credit risk that a counterparty will not settle and generally requires a margin deposit of cash or securities as collateral to minimize potential credit risk. The Corporation has established policies governing which exchanges and exchange members can be used to conduct these activities, as well as the number of contracts permitted with each member and the total dollar amount of outstanding contracts. Credit risk associated with futures and forward contracts is limited to the estimated aggregate replacement cost of those futures and forward contracts in a gain position and totaled less than $1 million at December 31, 1993 and $1 million at December 31, 1992. Credit risk related to futures contracts is substantially mitigated by daily cash settlements with the exchanges for the net change in futures contract value. There were no settlement or counterparty default losses on futures and forward contracts in 1993, 1992 or 1991.
     Market risk is similar to the market risk associated with foreign currency and other option contracts. The future cash requirements, if any, related to futures and forward contracts, are represented by the net contractual settlement between the Corporation and its counterparties.

Interest rate agreements

Interest rate agreements obligate two parties to exchange, or contingently exchange, one or more payments calculated with reference to fixed or periodically reset rates of interest applied to a specified notional principal amount. Notional principal is the amount upon which interest rates are applied to determine the payment streams under interest rate agreements. Such notional principal amounts often are used to express the volume of these transactions but are not actually exchanged between the counterparties. Interest rate swaps obligate each party to make periodic payments based upon a contractual fixed or periodically reset rate of interest. Other

18. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK continued

interest rate products obligate a contract "seller" to make payments to a contract "purchaser" in the event a designated rate index exceeds a contractual "ceiling" level or, alternatively, falls below a specified "floor" level. The Corporation acts as both a "purchaser" and "seller" with respect to such contracts. Forward rate agreements obligate each party contingently to make a one-time payment, the amount and direction of which is determined by the difference between a contractual rate of interest and the future level of a designated interest rate index. The Corporation enters into interest rate agreements to hedge its interest rate risk, primarily on deposit liabilities, and part of its trading activities. The weighted average original maturity of these interest rate agreements was less than five years. There were no deferred gains or losses from terminated interest rate agreements at December 31, 1993.
     The credit risk associated with interest rate agreements is limited to the estimated aggregate replacement cost of those agreements in a gain position, and was $306 million and $220 million at December 31, 1993 and 1992, respectively. Credit risk is managed through credit approval procedures which establish specific lines for individual counterparties and limits of credit exposure to various portfolio segments. Counterparty and portfolio outstandings are monitored against such limits on an ongoing basis. Credit risk is further mitigated by contractual arrangements with the Corporation's counterparties that provide for netting replacement cost gains and losses on multiple transactions with the same counterparty. The Corporation has entered into collateral agreements with certain counterparties to interest rate agreements to further secure amounts due. The collateral is generally cash and/or U.S. government securities. There were no counterparty default losses on interest rate agreements in 1993 or 1992, compared with $5 million in 1991. Off-balance-sheet market risk arises from changes in the market value of contractual positions due to movements in interest rates. The Corporation limits its exposure to market risk by entering into generally matching or offsetting positions and by establishing and monitoring limits on unmatched positions. The future cash requirements of interest rate agreements are limited to the net amounts payable under these agreements.

Concentrations of credit risk

In its normal course of business, the Corporation engages in activities with a significant number of domestic and international counterparties. The maximum risk of accounting loss from on-and off-balance-sheet financial instruments with these counterparties is represented by their respective balance sheet amounts and the contractual or replacement cost of the off-balance-sheet financial instruments.
     Approximately 34% of the Corporation's total on-and off-balance-sheet financial instruments with credit risk at December 31, 1993, were with consumers and consumer-related industries, compared with approximately 28% at December 31, 1992. This credit exposure consisted principally of loans and the related interest receivable on the balance sheet and off-balance-sheet loan commitments and letters of credit.
     Consumers to whom the Corporation has credit exposure are located primarily within the Central Atlantic region and are affected by economic conditions within that region. As a result of the TBC acquisition, the Corporation has increased its consumer credit exposure in California and the Northeast.
     Financial institutions--which include finance-related companies; domestic and international banks and depository institutions; securities and commodities brokers; and insurance companies--accounted for approximately 17% of the Corporation's total on-and off-balance-sheet financial instruments with credit risk at December 31, 1993, compared with approximately 18% at December 31, 1992. The Corporation's on-balance-sheet credit exposure to financial institutions included short-term liquid assets consisting of due from banks and money market investments, loans and the related interest receivable and investment securities. In addition, the Corporation had off-balance-sheet credit exposure to financial institutions consisting of commitments to extend credit and letters of credit.
     The Corporation had credit exposure to the federal government, including its corporations and agencies, totaling approximately 10% of its on-and off-balance-sheet financial instruments with credit risk at December 31, 1993 compared with approximately 12% at December 31, 1992. Substantially all of this exposure consisted of investment securities and the related interest receivable on the balance sheet. No other concentration of credit risk exceeded 10% of the Corporation's total credit risk arising from on-and off-balance-sheet financial instruments at December 31, 1993 and 1992, respectively.

Impact of FASB Interpretation No. 39

In March 1992, the FASB released Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts." This interpretation is applicable to the balance sheet presentation of unrealized gains and losses recognized for interest rate and foreign exchange contracts. It generally requires the reporting of unrealized gains as assets and unrealized losses as

                        NOTES  TO  FINANCIAL  STATEMENTS

18. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK continued

liabilities. This interpretation becomes effective in 1994.
     The Corporation currently reports unrealized gains and losses related to foreign exchange contracts, interest rate agreements, and similar contracts on a net basis. The adoption of this interpretation for balance sheet presentation purposes will not affect the net income or capital of the Corporation. At December 31, 1993, the Corporation's assets and liabilities would have increased by approximately $250 million under this interpretation. The balance sheet impact of this interpretation at future dates will fluctuate as the unrealized gains and losses on these contracts increase or decrease with changes in remaining maturity and market rates, as well as the ability to net amounts under master netting arrangements.

19. FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107 (FAS No. 107), "Disclosures about Fair Value of Financial Instruments," requires the Corporation to disclose the estimated fair value of its on-and off-balance-sheet financial instruments. A financial instrument is defined by FAS No. 107 as cash, evidence of an ownership interest in an entity, or a contract that creates a contractual obligation or right to deliver to or receive cash or another financial instrument from a second entity on potentially favorable terms.
     Fair value estimates are made at a point in time, based on relevant market data and information about the financial instrument. FAS No. 107 specifies that fair values should be calculated based on the value of one trading unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, estimated transaction costs that may result from bulk sales or the relationship between various financial instruments. Because no readily available market exists for a significant portion of the Corporation's financial instruments, fair value estimates for these instruments are based on judgments regarding current economic conditions, currency-and interest-rate risk characteristics, loss experience and other factors. Many of these estimates involve uncertainties and matters of significant judgment and cannot be determined with precision. Therefore, the calculated fair value estimates cannot always be substantiated by comparison to independent markets and, in many cases, may not be realizable in a current sale of the instrument. Changes in assumptions could significantly affect the estimates. Fair value estimates do not include anticipated future business and the value of assets, liabilities and customer relationships that are not considered financial instruments. For example, the Corporation's significant Service Products businesses--which contributed approximately 45% of revenue in 1993--is not incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial instruments include lease finance assets, deferred tax assets, lease contracts, premises and equipment and intangible assets. Accordingly, the estimated fair value amounts of financial instruments do not represent the entire value of the Corporation.
     The following methods and assumptions were used by the Corporation in estimating the fair value of its financial instruments at December 31, 1993:

Short-term financial instruments

The carrying amounts reported on the Corporation's balance sheet generally approximate fair value for financial instruments that reprice or mature in 90 days or less, with no significant change in credit risk. The carrying amounts approximate fair value for cash and due from banks; money market investments; acceptances; demand deposits; money market and other savings accounts; federal funds purchased and securities sold under agreements to repurchase; U.S. Treasury tax and loan demand notes; commercial paper; and certain other assets and liabilities.

Trading account securities, securities available for sale and investment securities

Trading account securities are recorded at market value on the Corporation's balance sheet, including appropriate amounts for off-balance-sheet instruments held for trading purposes. Market values of trading account securities, securities available for sale and investment securities are generally based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, market value is estimated using quoted market prices for securities with similar credit, maturity and interest rate characteristics. The tables in note 3 present in greater detail the carrying value and market value of securities available for sale and investment securities at December 31, 1993 and 1992.

19. FAIR VALUE OF FINANCIAL INSTRUMENTS  continued

Loans

The estimated fair value of performing commercial loans and certain consumer loans that reprice or mature in 90 days or less approximates their respective carrying amounts adjusted for a credit risk factor based upon the Corporation's historical credit loss experience. The estimated fair value of performing loans, except for consumer mortgages and credit card receivables, that reprice or mature in more than 90 days is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality and for similar maturities.
     Fair value of consumer mortgage loans is estimated using market quotes or discounting contractual cash flows, adjusted for prepayment estimates. Discount rates were obtained from secondary market sources, adjusted to reflect differences in servicing, credit and other characteristics.
     The estimated fair value of credit card receivables is based on the loan balances existing at December 31, 1993 and 1992. Cash flows and maturities are estimated based on contractual interest rates and historical experience and are discounted using market rates adjusted for differences in servicing, credit and other costs. This estimate does not include the value that relates to new loans that will be generated from existing cardholders over the remaining life of the portfolio, a value that is typically reflected in market prices realized in portfolio sales.
     The estimated fair value for nonperforming commercial real estate loans is the "as is" appraised value of the underlying collateral. For other nonperforming loans, the estimated fair value represents carrying value less a credit risk adjustment based upon the Corporation's historical credit loss experience.
     The estimated fair value of the Corporation's variable-rate loans which reprice in more than 90 days and fixed-rate loans was favorably impacted by the low-interest-rate environment at December 31, 1993.

Deposit liabilities

FAS No. 107 defines the estimated fair value of deposits with no stated maturity, which includes demand deposits and money market and other savings accounts, to be equal to the amount payable on demand. Although market premiums paid for depository institutions reflect an additional value for these low-cost deposits, FAS No. 107 prohibits adjusting fair value for any value expected to be derived from retaining those deposits for a future period of time or from the benefit that results from the ability to fund interest-earning assets with these deposit liabilities. The fair value of fixed-maturity deposits that reprice or mature in more than 90 days is estimated using the rates currently offered for deposits of similar remaining maturities.

Notes and debentures

The fair value of the Corporation's notes and debentures is estimated using quoted market yields for the same or similar issues or the current yields offered by the Corporation for debt with the same remaining maturities.
     The table on the following page includes financial instruments, as defined by FAS No. 107, whose estimated fair value is not represented by the carrying value as reported on the Corporation's balance sheet. Contractual yields, repricing/maturity periods and discount rates presented are for financial instruments that reprice or mature in more than 90 days. Management has made estimates of fair value discount rates that it believes to be reasonable considering expected prepayment rates, rates offered in the geographic areas in which the Corporation competes, credit risk and liquidity risk. However, because there is no active market for many of these financial instruments, management has no basis to verify whether the resulting fair value estimates would be indicative of the value negotiated in an actual sale.

                        NOTES  TO  FINANCIAL  STATEMENTS

19. FAIR VALUE OF FINANCIAL INSTRUMENTS  continued

- --------------------------------------------------------------------------------------------------------------------------
                                                                 DECEMBER 31, 1993
                                                    ------------------------------------------
                                  Carrying Amount                        AVERAGE                     Estimated fair value
                                 -----------------                     REPRICING                    ----------------------
                                    December 31,      CONTRACTUAL    OR MATURITY      DISCOUNT             December 31,
(dollars in millions)            1993          1992         YIELD        (YEARS)    RATES USED          1993          1992
- --------------------------------------------------------------------------------------------------------------------------
Securities available for
  sale(a)                     $ 2,916       $ 3,613            --             --            --       $ 2,920       $ 3,707
Investment securities(a)        2,096         2,125            --             --            --         2,139         2,128
Loans(b):
  Commercial and
    financial                  10,041         9,549      3.6-14.0%           2.6      3.5- 9.2%       10,019         9,489
  Commercial real estate        1,721         1,861      5.5-10.5            4.1      3.5- 9.7         1,695         1,827
  Consumer mortgage             8,180         4,278      6.0-10.4           12.2      3.9-11.8         8,280         4,268
  Other consumer credit         3,813         3,618      8.6-12.3            1.1      7.3-14.5         3,927         3,704
                              -------       -------
    Total loans                23,755        19,306
Reserve for credit
  losses(b)                      (585)         (502)           --             --            --            --            --
                              -------       -------                                                  -------       -------
    Net loans                  23,170        18,804                                                   23,921        19,288
Segregated assets(c)              108           241            NM             NM            NM           108           241
Other assets(c)                   720           580            NM             NM            NM           737           595
Fixed-maturity
  deposits(d):
  Retail savings
    certificates                6,813         8,459      2.3- 7.4            1.2       2.3-5.5         6,837         8,483
  Negotiable
    certificates of
    deposit                       251           246      3.2- 5.7            1.3       3.4-3.6           258           260
  Other time deposits             644           735      0.3-10.5           13.5       2.5-8.2           649           736
Other funds borrowed(c)           151            66            NM             NM            NM           151            66
Other liabilities(c)              179           106            NM             NM            NM           179           106
Notes and debentures(a)         1,990         1,586            --             --            --         2,086         1,641
- -------------------------------------------------------------------------------------------------------------------------

NM--Not meaningful.

(a) Market or dealer quotes were used to value the reported balance of these financial instruments.

(b) Approximately 76% and 80% of total performing loans, excluding consumer mortgages and credit card receivables, reprice or mature within 90 days at December 31,1993 and 1992, respectively. Excludes lease finance assets of $718 and $650 million as well as the related reserve for credit losses of $15 million and $4 million at December 31, 1993 and 1992, respectively. Lease finance assets are not considered financial instruments as defined by FAS No. 107.

(c) Excludes nonfinancial instruments.

(d) FAS No. 107 defines the estimated fair value of deposits with no stated maturity, which includes demand deposits and money market and other savings accounts, to be equal to the amount payable on demand. Therefore, the positive effect of the Corporation's $19.830 billion and $15.690 billion of such deposits at December 31, 1993 and 1992, respectively, are not included in this table.

Commitments to extend credit, standby letters of credit and foreign guarantees

These financial instruments generally are not sold or traded, and estimated fair values are not readily available. However, the fair value of commitments to extend credit and standby letters of credit and foreign guarantees is estimated by discounting the remaining contractual fees over the term of the commitment using the fees currently charged to enter into similar agreements and the present creditworthiness of the counterparties.

Other off-balance-sheet financial instruments

The estimated fair value of off-balance-sheet financial instruments used for hedging purposes--which includes futures and forward contracts and interest rate agreements--is estimated by obtaining quotes from brokers. These values represent the estimated amount the Corporation would receive or pay to terminate the agreements, considering current interest and currency rates, as well as the current creditworthiness of the counterparties. Off-balance-sheet financial instruments are further discussed in note 18, "Financial instruments with off-balance-sheet risk and concentrations of credit risk."

19. FAIR VALUE OF FINANCIAL INSTRUMENTS  continued

     The estimated fair values for the Corporation's off-balance-sheet financial instruments, excluding instruments in trading account securities which are carried at market value, are summarized below:

- ---------------------------------------------------------------------------------------------------------------------------
                                              DECEMBER 31, 1993                             December 31, 1992
                                     CONTRACT          ASSET (LIABILITY)            Contract           Asset (Liability)
                                  OR NOTIONAL    ----------------------------    or notional    ----------------------------
                                    PRINCIPAL      CARRYING        ESTIMATED       principal      Carrying         Estimated
(in millions)                          AMOUNT        AMOUNT (a)   FAIR VALUE          amount        amount (a)    fair value
- ---------------------------------------------------------------------------------------------------------------------------
Commitments to extend credit          $12,507           $ 3               $53       $11,606           $ 3               $45
Standby letters of credit and
  foreign guarantees                    2,952             2                25         2,966             2                25
Futures and forward contracts              --            --                --         3,148            (1)               (1)
Interest rate swaps                     8,568            40                72         6,891            42                96
Other interest rate products              768             2                 3           263             4                 7
- ---------------------------------------------------------------------------------------------------------------------------

(a) The amounts shown under "carrying amount" represent the on-balance-sheet receivables or deferred income arising from these unrecognized financial instruments.

20. SUPPLEMENTAL INFORMATION TO THE CONSOLIDATED STATEMENT OF CASH FLOWS

Noncash investing and financing transactions that, appropriately, are not reflected in the Consolidated Statement of Cash Flows are listed below.

- ---------------------------------------------------------------------------------------------------------------------
                                                                                         Year ended December 31,
(in millions)                                                                        1993        1992            1991
- ---------------------------------------------------------------------------------------------------------------------
Net transfers to real estate acquired                                             $    33        $  223        $  224
In-substance foreclosure of other assets                                               --             3            40
Net transfers to segregated assets                                                    134            --            --
Acquisitions(a):
  Fair value of noncash assets acquired                                             8,582         2,702         1,433
  Liabilities assumed                                                               7,197         2,973         1,393
  Stock issued                                                                        115            --            --
  Warrants issued                                                                      37            --            --
                                                                                 --------        ------        ------
    Net cash received (paid)                                                       (1,233)          271           (40)
- ---------------------------------------------------------------------------------------------------------------------

(a) Acquisitions include: The Boston Company, Inc., in 1993; AFCO and CAFO in 1993; Meritor Savings Bank and Standard Federal Savings Bank branches in 1992; and United Penn Bank in 1991.

21. ACQUISITION AND PENDING MERGER

Acquisition of The Boston Company, Inc.

On May 21, 1993, the Corporation completed its acquisition of The Boston Company, Inc. (TBC), a Shearson Lehman Brothers Inc. (Shearson) subsidiary based in Boston. TBC, through Boston Safe Deposit and Trust Company and other subsidiaries, engages in the businesses of mutual fund administration, institutional trust and custody, institutional asset management and private asset management. TBC had total assets of $6.3 billion at December 31, 1993, including $4.4 billion of loans, $462 million of securities and $483 million of money market investments. Deposit liabilities totaled $3.6 billion and consisted primarily of money market, demand and time deposits.
     Under the terms of the stock purchase agreement with Shearson, the Corporation acquired all of the stock of Boston Group Holdings, Inc., the holding company for TBC and its subsidiaries, and paid to Shearson at the closing a combination of $1.291 billion in cash, 2.5 million shares of the Corporation's common stock and 10-year warrants to purchase an additional 3 million shares of the Corporation's common stock at $50 per share.
     This transaction was recorded under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. The condensed pro forma combined operating results provided in the table are presented as if the acquisition had been effective on January 1, 1993 and January 1, 1992, respectively. The condensed pro forma combined operating results for the year ended December 31, 1993, combines The Boston Company's results of operations for the period January 1, 1993 through May 20, 1993 and the Corporation's historical results of operations for the year ended December 31, 1993,

                        NOTES  TO  FINANCIAL  STATEMENTS

21. ACQUISITION AND PENDING MERGER  continued

which include The Boston Company's results of operations from May 21, 1993, to December 31, 1993. The excess of the purchase price over the estimated fair value of tangible net assets acquired on May 21, 1993, was approximately $457 million. This includes a $55 million noncompete covenant with Shearson. The estimated lives used for the straight-line amortization of the noncompete covenant and goodwill are seven and 20 years, respectively. Goodwill and other intangible valuations may vary as a final appraisal and additional information becomes available. The pro forma results include adjustments for the effect of the amortization of goodwill and other intangibles, the elimination of certain assets and liabilities at the closing of the transaction, as well as the elimination of the revenues and expense attributable to nine subsidiaries of The Boston Company that were conveyed via dividend to Shearson prior to the closing date of the transaction. In addition, restructuring expenses of $175 million, or $112 million after-tax, have been eliminated from the combined historical results of operations for the year ended December 31, 1993, as these expenses do not represent ongoing expenses of the Corporation. This charge reflected management's estimates of additional loan loss reserve, systems conversion costs, severance, legal and consulting expenses and other restructuring charges. The pro forma information is intended for informational purposes only and is not necessarily indicative of the future results of operations of the Corporation, or the results of operations that would have actually occurred had the acquisition been in effect for the periods presented.

- ---------------------------------------------------------
(Unaudited)
                                           Pro forma
                                            combined
                                            for the
                                           year ended
(dollar amounts in millions,              December 31,
except per share amounts)                1993        1992
- ---------------------------------------------------------
Net interest income                    $1,368      $1,310
Income before cumulative effect
  of changes in accounting
  principles                              489         467
Net income                                489         527
Earnings per share:
  Income before cumulative effect
    of changes in accounting
    principles                           6.48        6.36
  Net income per common share            6.48        7.32
- ---------------------------------------------------------

Pending Dreyfus Corporation Merger

On December 5, 1993, the Corporation entered into a definitive agreement to merge with The Dreyfus Corporation, the sixth-largest mutual fund company in the United States. The transaction will be accounted for as a pooling-of-interests. Under the terms of the definitive agreement, Dreyfus shareholders will receive .88017 shares of the Corporation's common stock for each share of Dreyfus common stock outstanding.
     At December 31, 1993, Dreyfus had approximately 37 million common shares outstanding. In connection with the transaction, the Corporation expects to record a one-time after-tax restructuring charge of approximately $73 million to be recorded at closing, which is anticipated in mid-1994.
     Completion of the merger is contingent upon the approval of the shareholders of the Corporation and Dreyfus, subject to various regulatory approvals and certain approvals by the shareholders of the mutual funds advised by Dreyfus. Subsequent to the announcement of the proposed merger with Dreyfus, public shareholders of Dreyfus commenced six purported class action suits in the Supreme Court of the State of New York, County of New York, naming Dreyfus, the Corporation and the individual directors of Dreyfus as defendants, with respect to the transactions contemplated by the agreement to merge. The Corporation believes that these complaints lack merit and intends to defend them vigorously.
     At December 31, 1993, Dreyfus had approximately $80 billion of assets under management and administration. Dreyfus' revenue for 1993 was $386 million and net income was $99 million.

22. MELLON BANK CORPORATION (PARENT CORPORATION)

The condensed financial statements for Mellon Bank
Corporation and its wholly owned financing subsidiary are as follows:

Condensed Income Statement

- ---------------------------------------------------------------------------------------------------------------------------
                                                                               Year ended December 31,
(in millions)                                                         1993                 1992                   1991
- ---------------------------------------------------------------------------------------------------------------------------
Dividends from bank subsidiaries                                     $ 158                  $130                  $129
Dividends from nonbank subsidiaries                                    116                    26                    32
Interest revenue from bank subsidiaries                                 34                    35                    62
Interest revenue from nonbank subsidiaries                              26                    24                    22
Dividends on GSNB senior preferred stock                                --                    --                     4
Other revenue                                                            2                    --                     3
- ---------------------------------------------------------------------------------------------------------------------------
      Total revenue                                                    336                   215                   252
- ---------------------------------------------------------------------------------------------------------------------------
Interest expense on commercial paper                                     6                     6                    13
Interest expense on notes and debentures                               100                    73                    88
Operating expense                                                       32                    23                    25
- ---------------------------------------------------------------------------------------------------------------------------
      Total expense                                                    138                   102                   126
- ---------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET
  INCOME (LOSS) OF SUBSIDIARIES                                        198                   113                   126
Provision for income taxes                                              11                   (20)                   (8)
Equity in undistributed net income (loss):
  Bank subsidiaries                                                    277                   216                   183
  Nonbank subsidiaries                                                (103)                   88                   (37)
- ---------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                             361                   437                   280
Dividends on preferred stock                                            63                    51                    49
- ---------------------------------------------------------------------------------------------------------------------------
NET INCOME APPLICABLE TO COMMON STOCK                                $ 298                  $386                  $231
- ---------------------------------------------------------------------------------------------------------------------------

Condensed Balance Sheet

- ---------------------------------------------------------------------------------------------------------------------
                                                                                                  December 31,
(in millions)                                                                              1993                  1992
- ---------------------------------------------------------------------------------------------------------------------
ASSETS:
Cash and money market investments with bank subsidiary                                   $  226                 $ 324
Other money market investments                                                                1                   200
Securities available for sale                                                               260                    --
Loans and other receivables due from nonbank subsidiaries                                   486                   424
Investment in bank subsidiaries                                                           3,443                 2,485
Investment in nonbank subsidiaries                                                          270                   119
Subordinated debt and other receivables due from bank subsidiaries                          344                   490
Other assets                                                                                 33                    23
- ---------------------------------------------------------------------------------------------------------------------
      Total assets                                                                       $5,063                $4,065
- ---------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Commercial paper                                                                         $  134                 $ 179
Other liabilities                                                                            77                    44
Notes and debentures (with original maturities over one year)                             1,539                 1,285
- ---------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                   1,750                 1,508
- ---------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                                                      3,313                 2,557
- ---------------------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity                                         $5,063                $4,065
- ---------------------------------------------------------------------------------------------------------------------

                        NOTES  TO  FINANCIAL  STATEMENTS

22. MELLON BANK CORPORATION (PARENT CORPORATION)  continued

Condensed Statement of Cash Flows

- ---------------------------------------------------------------------------------------------------------------------
                                                                       Year ended December 31,
(in millions)                                          1993                         1992                         1991
- ---------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                          $   361                      $   437                        $ 280
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Amortization                                           20                            8                            9
  Change in equity of subsidiaries from
    undistributed net income after dividends           (174)                        (304)                        (146)
  Net decrease in accrued interest receivable             1                            3                           --
  Net increase (decrease) in other operating
    activities                                           49                           18                          (22)
- ---------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities         257                          162                          121
- ---------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net (increase) decrease in term deposits                199                         (199)                          --
Net (increase) decrease in short-term deposits
  with affiliate banks                                  103                           83                         (117)
Funds invested in securities                         (1,251)                          --                           --
Proceeds from maturities of securities                  849                           --                           --
Proceeds from sales of securities                       142                           --                           --
Loans made to subsidiaries                           (1,066)                      (1,803)                        (781)
Principal collected on loans to subsidiaries          1,292                        1,690                          815
Cash paid in purchase of The Boston Company          (1,291)                          --                           --
Capital contributions to subsidiaries                    (5)                        (189)                         (78)
Decrease in investment in subsidiaries                  300                           20                           --
Proceeds from the retirement of GSNB senior
  preferred stock                                        --                            9                           16
Net increase in other investing activities              (10)                          (9)                          --
- ---------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities            (738)                        (398)                        (145)
- ---------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in commercial paper                        (45)                          (8)                         (75)
Repayments of long-term debt                           (306)                        (294)                        (357)
Net proceeds from issuance of long-term debt            545                          497                          439
Net proceeds from issuance of common and
  preferred stock                                       502                          221                          325
Redemption of preferred stock                           (65)                         (55)                        (194)
Repurchase of common stock                              (54)                          --                           --
Dividends paid on common and preferred stock           (156)                        (125)                        (116)
Net increase in other financing activities               65                           --                            2
- ---------------------------------------------------------------------------------------------------------------------
      Net cash provided by financing activities         486                          236                           24
- ---------------------------------------------------------------------------------------------------------------------
CHANGE IN CASH AND DUE FROM BANKS:
Net change in cash and due from banks                     5                           --                           --
Cash and due from banks at beginning of year             --                           --                           --
- ---------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year              $     5                      $    --                        $  --
- ---------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES
- ---------------------------------------------------------------------------------------------------------------------
Interest paid                                       $   109                      $    87                        $  94
Net income taxes paid (refunded)                        (34)                         (22)                          13
- ---------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------
NONCASH INVESTING AND FINANCING TRANSACTIONS
- ---------------------------------------------------------------------------------------------------------------------
Purchase of The Boston Company:
Fair value of assets acquired, net of
  liabilities assumed                               $ 1,443                      $    --                        $  --
Stock and warrants issued                              (152)                          --                           --
- ---------------------------------------------------------------------------------------------------------------------
Cash paid                                           $ 1,291                      $    --                        $  --
- ---------------------------------------------------------------------------------------------------------------------

                       REPORT  OF  INDEPENDENT  AUDITORS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
MELLON BANK CORPORATION:

We have audited the accompanying consolidated balance sheets of Mellon Bank Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mellon Bank Corporation and subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles.

KPMG Peat Marwick

Pittsburgh, Pennsylvania
January 13, 1994

                     CONSOLIDATED  BALANCE  SHEET--AVERAGE
                     BALANCES  AND  INTEREST  YIELDS/RATES

MELLON BANK CORPORATION (and its subsidiaries)

- -----------------------------------------------------------------------------------------------------------------------
                                                                                                   1993
                                                                                                                AVERAGE
                                                                                       AVERAGE                  YIELDS/
                            (dollar amounts in millions)                               BALANCE      INTEREST     RATES
- -----------------------------------------------------------------------------------------------------------------------
ASSETS                      INTEREST-EARNING ASSETS:
                            Interest-bearing deposits with banks                       $ 1,592        $   58     3.62%
                            Federal funds sold and securities purchased under
                              agreements to resell                                       1,800            54     3.02
                            Other money market investments                                 129             4     3.01
                            Trading account securities                                     269            15     5.71
                            Securities:
                             U.S. Treasury and agency securities                         4,090           225     5.49
                             Obligations of states and political subdivisions                4            --     4.75
                             Other                                                         332            18     5.39
                            Loans, net of unearned discount                             21,755         1,597     7.34
                                                                                      --------       -------
                                Total interest-earning assets                           29,971        $1,971     6.58%
                            Cash and due from banks                                      2,164
                            Customers' acceptance liability                                133
                            Premises and equipment                                         469
                            Net acquired property                                          198
                            Other assets                                                 2,366
                            Reserve for credit losses                                     (565)
                            -------------------------------------------------------------------------------------------
                                Total assets                                           $34,736
                            -------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------
LIABILITIES,                INTEREST-BEARING LIABILITIES:
REDEEMABLE                  Deposits in domestic offices:
PREFERRED STOCK             Demand                                                     $ 2,034        $    2      .11%
AND SHAREHOLDERS'           Money market and other savings accounts                      8,739           145     1.66
EQUITY                      Retail savings certificates                                  7,556           241     3.19
                            Negotiable certificates of deposit                             224            17     7.40
                            Other time deposits                                            198             9     4.42
                            Deposits in foreign offices                                  1,024            40     3.89
                                                                                      --------       -------
                                Total interest-bearing deposits                         19,775           454     2.29
                            Federal funds purchased and securities sold under
                              agreements to repurchase                                   1,096            33     3.01
                            U.S. Treasury tax and loan demand notes                        224             6     2.85
                            Commercial paper                                               198             6     3.22
                            Other funds borrowed                                           540            34     6.31
                            Notes and debentures (with original maturities over
                              one year)                                                  1,991           121     6.08
                                                                                      --------       -------
                                Total interest-bearing liabilities                      23,824        $  654     2.75%
                            Deposits in domestic offices--noninterest-bearing            6,728
                            Deposits in foreign offices--noninterest-bearing                 8
                                                                                      --------
                                Total noninterest-bearing deposits                       6,736
                            Acceptances outstanding                                        134
                            Other liabilities                                              870
                            -------------------------------------------------------------------------------------------
                                Total liabilities                                       31,564
                            -------------------------------------------------------------------------------------------
                            Redeemable preferred stock                                      --
                            -------------------------------------------------------------------------------------------
                            Shareholders' equity                                         3,172
                            -------------------------------------------------------------------------------------------
                                Total liabilities, redeemable preferred stock and
                                shareholders' equity                                   $34,736
                            -------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------
RATES                       YIELD ON TOTAL INTEREST-EARNING ASSETS                                               6.58%
                            COST OF FUNDS SUPPORTING INTEREST-EARNING ASSETS                                     2.19
                            -------------------------------------------------------------------------------------------
                            NET INTEREST MARGIN:
                                TAXABLE EQUIVALENT BASIS                                                         4.39%
                                WITHOUT TAXABLE EQUIVALENT INCREMENTS                                            4.36
                            -------------------------------------------------------------------------------------------

Note: Interest and yields were calculated on a taxable equivalent basis at rates approximating 35% in 1993 and 34% in all other years presented, using dollar amounts in thousands and actual number of days in the years, and are before the effect of reserve requirements. Loan fees, as well as nonaccrual loans and their related income effect, have been included in the calculation of average yields/rates.

- --------------------------------------------------------------------------------------------------------------
                1992                                 1991                                 1990
                           Average                              Average                              Average
  Average                  yields/     Average                  yields/     Average                  yields/
  balance     Interest      rates      balance     Interest      rates      balance     Interest      rates
- --------------------------------------------------------------------------------------------------------------

  $  837       $   35       4.20%      $  733       $   50       6.79%      $1,383       $  127       9.18%

     788           27       3.47          605           35       5.76        1,076           92       8.51
      38            1       3.47            6           --       5.92          293           27       9.43
     308           21       6.74          309           23       7.41          278           22       8.06

   5,556          420       7.56        4,322          382       8.84        3,856          331       8.60
       7            1      10.82          308           35      11.35          365           42      11.30
     489           35       7.22          703           56       8.11          501           41       8.28
  18,227        1,472       8.08       18,509        1,749       9.44       18,840        2,006      10.64
  ------      --------                 ------      --------                 ------      --------
  26,250       $2,012       7.67%      25,495       $2,330       9.14%      26,592       $2,688      10.11%
   1,973                                1,813                                1,866
     115                                  187                                  305
     442                                  427                                  445
     371                                  312                                  163
   1,327                                1,357                                1,319
    (589)                                (541)                                (474)
- --------------------------------------------------------------------------------------------------------------
 $29,889                              $29,050                              $30,216
- --------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------


  $1,728       $   40       2.31%      $1,398       $   57       4.07%      $1,213       $   54       4.46%
   6,323          190       3.02        5,474          262       4.79        5,370          318       5.94
   7,581          324       4.27        8,202          541       6.60        7,136          583       8.17
     253           21       8.30          750           50       6.66        2,052          166       8.08
     200           10       5.06          153           11       6.77          149           13       8.37
     922           49       5.36        1,100           82       7.49        2,006          188       9.35
  ------      --------                 ------      --------                 ------      --------
  17,007          634       3.73       17,077        1,003       5.87       17,926        1,322       7.37

   1,623           56       3.46        2,333          131       5.62        2,680          220       8.21
     664           23       3.42          664           36       5.50          430           34       7.94
     173            6       3.70          222           13       6.04          357           29       8.21
     440           33       7.47          350           29       8.01          287           30      10.28

   1,365           94       6.88        1,448          117       8.08        1,722          153       8.90
  ------      --------                 ------      --------                 ------      --------
  21,272       $  846       3.98%      22,094       $1,329       6.01%      23,402       $1,788       7.64%
   5,624                                4,294                                4,086
      10                                   13                                   17
  ------                               ------                               ------
   5,634                                4,307                                4,103
     115                                  187                                  305
     517                                  507                                  580
- --------------------------------------------------------------------------------------------------------------
  27,538                               27,095                               28,390
- --------------------------------------------------------------------------------------------------------------
      --                                   51                                   94
- --------------------------------------------------------------------------------------------------------------
   2,351                                1,904                                1,732
- --------------------------------------------------------------------------------------------------------------
 $29,889                              $29,050                              $30,216

- --------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------
                            7.67%                                9.14%                               10.11%
                            3.23                                 5.21                                 6.73
- --------------------------------------------------------------------------------------------------------------

                            4.44%                                3.93%                                3.38%
                            4.39                                 3.82                                 3.26
- --------------------------------------------------------------------------------------------------------------












- -------------------------------------------
                 1989
                                  Average
      Average                     yields/
      balance        Interest      rates
- -------------------------------------------

    $2,886            $  265       9.17%

     2,827               264       9.34
       491                31       6.45
       233                21       8.88

     2,313               179       7.74
       379                43      11.22
       606                54       8.92
    17,958             2,004      11.16
    ------            -------
    27,693            $2,861      10.33%
     1,687
       289
       450
        94
     1,175
      (833)
- -------------------------------------------
   $30,555
- -------------------------------------------
- -------------------------------------------


    $1,077            $   50       4.61%
     4,783               314       6.58
     4,480               382       8.51
     3,351               302       9.03
       180                16       8.85
     3,479               306       8.81
    ------            -------
    17,350             1,370       7.90

     3,862               357       9.25
       335                30       9.10
       526                49       9.18
       357                32       8.82

     1,762               165       9.38
    ------             ------
    24,192            $2,003       8.28%
     3,870
        20
    ------
     3,890
       289
       648
- -------------------------------------------
    29,019
- -------------------------------------------
        94
- -------------------------------------------
     1,442
- -------------------------------------------
   $30,555

- -------------------------------------------
- -------------------------------------------
                                  10.33%
                                   7.23
- -------------------------------------------

                                   3.10%
                                   2.96
- -------------------------------------------


                           PRINCIPAL  LOCATIONS  AND
                              OPERATING  ENTITIES

BANKING SUBSIDIARIES
AND REGIONS
Mellon Bank Corporation operates three domestic banking subsidiaries: Mellon Bank, N.A.; Mellon Bank (DE) National Association; and Mellon Bank (MD).

MELLON BANK, N.A. comprises six regions:

MELLON BANK-CENTRAL REGION serves consumer and small to mid-size commercial markets in central Pennsylvania.
Headquarters:
    State College, Pennsylvania
Chairman, President and CEO:
    Ralph J. Papa

MELLON BANK-COMMONWEALTH REGION serves consumer and small to mid-size commercial markets in south central Pennsylvania.
Headquarters:
    Harrisburg, Pennsylvania
Chairman and CEO:
    Stephen R. Burke

MELLON BANK-NORTHEASTERN REGION serves consumer and small to mid-size commercial markets in northeastern Pennsylvania.
Headquarters:
    Wilkes-Barre, Pennsylvania
Chairman, President and CEO:
    Glenn Y. Forney

MELLON BANK-NORTHERN REGION serves consumer and small to mid-size commercial markets in northwestern Pennsylvania.
Headquarters:
    Erie, Pennsylvania
Chairman, President and CEO:
    Robert D. Davis

MELLON BANK-WESTERN REGION serves consumer and small to mid-size commercial markets in western Pennsylvania, and large commercial and financial institution markets throughout the United States and in selected international markets.
Headquarters:
    Pittsburgh, Pennsylvania
Mellon Bank, N.A. Chairman,
President and CEO:
    Frank V. Cahouet

MELLON PSFS*-In the Philadelphia area, MELLON BANK, N.A. uses the name "MELLON PSFS" and serves consumer and small commercial markets in eastern Pennsylvania and mid-size customers in eastern Pennsylvania and portions of New Jersey.
Headquarters:
    Philadelphia, Pennsylvania
Chairman and CEO:
    Thomas F. Donovan

MELLON BANK (DE) NATIONAL ASSOCIATION serves consumer and small to mid-size commercial markets throughout Delaware. Also provides nationwide cardholder processing services.
Headquarters:
    Wilmington, Delaware
Chairman, President and CEO:
    Warner S. Waters, Jr.

MELLON BANK (MD) serves consumer and small to mid-size commercial markets throughout Maryland.
Headquarters:
    Rockville, Maryland
Chairman, President and CEO:
    Kenneth R. Dubuque

OTHER DOMESTIC AND
INTERNATIONAL LOCATIONS

AFCO CREDIT CORPORATION, and its Canadian affiliate CAFO, Inc., is the nation's largest insurance premium financing company with 25 offices in the United States and Canada.
Location: New York, New York

THE ASSET BASED LENDING GROUP markets a broad range of commercial finance products and banking services to corporations with borrowing requirements that exceed $2 million in the Central Atlantic region and exceed $5 million beyond that region.
Locations: Chicago, Illinois
           Rockville, Maryland
           Edison, New Jersey
           Cleveland, Ohio
           Philadelphia, Pennsylvania
           Pittsburgh, Pennsylvania

THE BOSTON COMPANY, INC. is a leading provider of institutional trust and custody, institutional asset management, private asset management and mutual fund administration services.
Locations: Boston, Massachusetts
           Pittsburgh, Pennsylvania

THE BOSTON COMPANY ADVISORS, INC. is the legal entity providing custody and administrative services to registered investment companies (mutual funds).
Location: Boston, Massachusetts

THE BOSTON COMPANY INSTITUTIONAL INVESTORS, INC. provides institutional investment management services.
Locations: Greenbrae, California
           Boston, Massachusetts

*Mellon PSFS is a service mark of Mellon Bank, N.A.

BOSTON SAFE DEPOSIT AND TRUST COMPANY
is the bank subsidiary affiliated with The Boston Company, offering trust and custody administration for institutional and private clients, private asset management and jumbo mortgage lending.
Locations: Los Angeles, California
           Newport Beach, California
           Palo Alto, California
           San Francisco, California
           Medford, Massachusetts
           Boston, Massachusetts
           New York, New York
           McLean, Virginia
           London, England

CCF-MELLON PARTNERS, a joint venture with Credit Commercial de France, markets investment advisory and discretionary money management services in North America and Europe.
Location: Pittsburgh, Pennsylvania

THE CAPITAL MARKETS REPRESENTATIVE OFFICE markets credit and other banking services to broker-dealers.
Location: New York, New York

COMMUNITY DEVELOPMENT CORPORATION, one of 100 bank CDCs chartered nationwide, supports development of affordable housing and of minority-owned businesses in low-and moderate-income areas of Delaware, Maryland and Pennsylvania.
Location: Pittsburgh, Pennsylvania

CONSUMER REPRESENTATIVE OFFICES market credit products to consumers, including home equity credit lines and loans.
Locations: Baltimore, Maryland
           Columbus, Ohio

CORPORATE BANKING REPRESENTATIVE OFFICES market credit and related services to large corporate customers, exclusive of financial institutions.
Locations: Los Angeles, California
           Chicago, Illinois
           Boston, Massachusetts
           New York, New York
           Philadelphia, Pennsylvania
           Pittsburgh, Pennsylvania
           Houston, Texas

FRANKLIN PORTFOLIO ASSOCIATES TRUST provides investment management services for employee benefit funds and institutional clients.
Location: Boston, Massachusetts

GLOBAL CASH MANAGEMENT REGIONAL OPERATING AND MARKETING SITES provide cash management operating services to corporations and financial institutions.
Locations: Los Angeles, California
           Atlanta, Georgia
           Chicago, Illinois
           Boston, Massachusetts
           Philadelphia, Pennsylvania
           Pittsburgh, Pennsylvania
           Dallas, Texas
           London, England

INTERNATIONAL BRANCH OFFICES provide international banking services, including trade banking, demand deposits, loans, capital markets products and foreign exchange to domestic and international customers.
Locations: London, England
           Grand Cayman, British
             West Indies

INTERNATIONAL REPRESENTATIVE OFFICES serve as a liaison between the Corporation's banking subsidiaries and overseas customers.
Locations: Tokyo, Japan
           Hong Kong

INVESTNET(R) CORPORATION provides a full range of securities brokerage services for individuals and institutional clients.
Location: Pittsburgh, Pennsylvania

THE LEASING GROUP markets a broad range of leasing and lease-related services to corporations throughout the United States with annual sales of more than $250 million, as well as to corporations in the Central Atlantic region with annual sales between $10 million and $250 million.
Locations: Chicago, Illinois
           Pittsburgh, Pennsylvania

MELLON ACCOUNTING SERVICES, INC. provides operations outsourcing, trust accounting software and institutional custody services to the domestic and international financial services industry.
Locations: Chicago, Illinois
           Pittsburgh, Pennsylvania

MELLON BANK CANADA is a chartered Canadian bank providing services to the corporate market throughout Canada.
Location: Toronto, Ontario, Canada

MELLON BOND ASSOCIATES provides structured management for bond portfolios of large national institutional clients.
Location: Pittsburgh, Pennsylvania

                           PRINCIPAL  LOCATIONS  AND
                              OPERATING  ENTITIES

MELLON CAPITAL MANAGEMENT
CORPORATION provides portfolio and investment management services.
Location: San Francisco, California

MELLON EQUITY ASSOCIATES provides specialized equity management services to the national pension and public fund markets.
Location: Pittsburgh, Pennsylvania

MELLON EUROPE LTD., a United Kingdom-chartered bank, provides trust and cash management services in Europe.
Location: London, England

MELLON/MCMAHAN REAL ESTATE
ADVISORS, INC. provides real estate investment management and consulting services.
Locations: Phoenix, Arizona
           San Francisco, California
           Boston, Massachusetts

MELLON SECURITIES TRANSFER SERVICES provides securities transfer and shareholder services.
Locations: Ridgefield Park, New Jersey
           Pittsburgh, Pennsylvania

MELLON SECURITIES TRUST COMPANY
provides securities processing and custody services.
Location: New York, New York

MELLON TRUST* is the umbrella name under which the Corporation provides various trust and investment services to individuals, institutions, corporations and public entities.

MIDDLE MARKET BANKING REPRESENTATIVE OFFICES market a full range of financial and banking services to commercial customers with annual sales between $10 million and $250 million.
Locations: Los Angeles, California
           Wilmington, Delaware
           Rockville, Maryland
           Boston, Massachusetts
           Cherry Hill, New Jersey
           Edison, New Jersey
           Buffalo, New York
           Altoona, Pennsylvania
           Erie, Pennsylvania
           Harrisburg, Pennsylvania
           Philadelphia, Pennsylvania
           Pittsburgh, Pennsylvania
           Plymouth Meeting,
            Pennsylvania
           State College, Pennsylvania
           Wilkes-Barre, Pennsylvania

MELLON MORTGAGE COMPANY focuses on the origination, purchasing and servicing of residential mortgage loans as well as the brokering and servicing of income property mortgage loans.
Locations: Denver, Colorado
           Cleveland, Ohio
           Houston, Texas

THE NETWORK SERVICES DIVISION provides electronic funds transfer services, including automated teller machine processing and full-service merchant payment systems, to financial institutions and corporations.
Location: Pittsburgh, Pennsylvania

PARETO PARTNERS provides investment management services for employee benefit funds and institutional and high net worth clients.
Locations: London, England
           New York, New York

PREMIER UNIT TRUST ADMINISTRATION
is a leading servicer of unit trusts, the British equivalent of mutual funds, in the United Kingdom.
Location: Brentwood, Essex, England

THE R-M TRUST COMPANY, a joint venture with Royal Trustco Limited of Toronto, provides stock transfer and indenture trustee services to Canadian clients.
Locations: Calgary, Alberta, Canada
           Vancouver, British Columbia,
             Canada
           Winnipeg, Manitoba, Canada
           Halifax, Nova Scotia, Canada
           Toronto, Ontario, Canada
           Montreal, Quebec, Canada
           Regina, Saskatchewan, Canada

ADDITIONAL LOCATIONS
Through Mellon Bank-Central Region, Mellon Bank-Commonwealth Region, Mellon Bank-Northeastern Region, Mellon Bank-Northern Region, Mellon Bank-Western Region, Mellon PSFS, Mellon Bank (DE) National Association and
Mellon Bank (MD), the Corporation operates 631 domestic retail banking locations, including 432 branch offices. Mortgage Banking and the Mellon Mortgage Company operate 25 mortgage banking offices in 10 states.

* Mellon Trust is a service mark of Mellon Bank Corporation.
Principal Locations and Operating Entities as of December 31, 1993



                       DIRECTORS  AND  SENIOR  MANAGEMENT
                                   COMMITTEE
DIRECTORS

MELLON BANK CORPORATION
Burton C. Borgelt (5)(6)                Pemberton Hutchinson (3)(5)(6)                  Richard M. Smith (1)(2)(3)(5)
Chairman                                Chairman                                        Retired Vice Chairman
Dentsply International, Inc.            Westmoreland Coal Company                       Bethlehem Steel Corporation
Manufacturer of artificial teeth        Coal mining company                             Integrated steel producer engaged
and consumable dental products                                                          primarily in the manufacture and
                                        Rotan E. Lee                                    sale of steel and steel products
Carol R. Brown (6)                      Partner
President                               Fox, Rothschild,                                W. Keith Smith (1)
The Pittsburgh Cultural Trust             O'Brien & Frankel                             Vice Chairman
Cultural and economic growth            Full service Law firm encompass-                Mellon Bank Corporation and
assistance in downtown Pittsburgh       ing corporate law to litigation                   Mellon Bank, N.A.
                                                                                        Chairman and Chief
Frank V. Cahouet (1)                    John C. Marous (1)(3)(4)                          Executive Officer
Chairman, President and                 Retired Chairman and                            The Boston Company
  Chief Executive Officer                 Chief Executive Officer
Mellon Bank Corporation and             Westinghouse Electric                           Joab L. Thomas
  Mellon Bank, N.A.                       Corporation                                   President
                                          Diversified provider of electronic            The Pennsylvania State
J. W. Connolly (2)(4)                     products and services                           University
Retired Senior Vice President                                                           A major public research
H. J. Heinz Company                     Andrew W. Mathieson (1)(3)(4)                   university
Food Manufacturer                       Executive Vice President
                                        Richard K. Mellon and Sons                      Wesley W. von Schack (1)(2)(6)
Charles A. Corry (1)(2)(4)              Investments and philanthropy                    Chairman, President and
Chairman and                                                                              Chief Executive Officer
  Chief Executive Officer               Robert Mehrabian                                DQE
USX Corporation                         President                                       Energy services holding company
Diversified company engaged             Carnegie Mellon University
principally in the energy               A private co-educational                        William J. Young(4)(5)
and steel businesses                    research institution                            Retired President
                                                                                        Portland Cement Association
C. Frederick Fetterolf (4)(6)           Seward Prosser Mellon                           Trade association for the Portland
Retired President and                   President                                       cement industry
  Chief Operating Officer               Richard K. Mellon and Sons
Aluminum Company of America             Investments and philanthropy
Production and sale of alumina and                                                      CHAIRMEN EMERITI
chemical products, primary              David S. Shapira (1)(2)(5)                      J. David Barnes
aluminum and aluminum mill              Chief Executive Officer                         William B. Eagleson, Jr.
products                                Giant Eagle, Inc.                               James H. Higgins
                                        Retail grocery store chain                      Nathan W. Pearson
Ira J. Gumberg (1)(2)
President and                           H. Robert Sharbaugh (1)(2)(4)                   ADVISORY BOARD
  Chief Executive Officer               Retired Chairman                                John M. Arthur
J. J. Gumberg Co.                       Sun Company, Inc.                               Howard O. Beaver, Jr.
Real estate management and              Energy                                          Alexander W. Calder
development                                                                             Edward Donley
                                                                                        H. Bryce Jordan
                                                                                        Masaaki Morita
                                                                                        Nathan W. Pearson
                                                                                        Leon H. Sullivan






(1) Executive Committee
(2) Audit Committee
(3) Nominating Committee
(4) Human Resources Committee
(5) Trust and Investment Committee
(6) Community Responsibility Committee



  Directors as of January 1, 1994


                       DIRECTORS  AND  SENIOR  MANAGEMENT
                                   COMMITTEE
REGIONAL                                                                                        SUBSIDIARY
BOARDS                                                                                          BOARDS
MELLON BANK-                    MELLON BANK-                    MELLON BANK-
CENTRAL REGION                  NORTHERN REGION                 NORTHEASTERN REGI0N             MELLON BANK(DE)
Frederick K. Beard              James D. Berry III              Joseph B. Conahan, Jr.          John S. Barry
James E. Davis                  Conrad A. Conrad                Frank J. Dracos                 Robert D. Burris
Galen E. Dreibelbis             Eugene Cross                    Alan J. Finlay                  Robert C. Cole, Jr.
John Lloyd Hanson               Robert D. Davis                 Glenn Y. Forney                 Carl DeMartino
Carol Herrmann                  William S. DeArment             R. Dale Hughes                  Arden B. Engebretsen
Daniel B. Hoover                Steven G. Elliott               Thomas M. Jacobs                Robert F. Gurnee
S. Wade Judy                    John J. Finn                    Allan M. Kluger                 Garrett B. Lyons
Michael M. Kranich, Sr.         M. Fletcher Gornall             Richard F, Laux                 Martin G. McGuinn
Edwin E. Lash                   Robert G. Liptak, Jr.           John L. McDowell III            W. Charles Paradee, Jr.
Dale W. Miller                  Gary W. Lyons                   Joseph R. Nardone               Bruce M. Stargatt
Robert W. Neff                  Charles J. Myron                Joseph F. Palchak, Jr.          Warner S. Waters, Jr.
Ralph J. Papa                   Ruthann Nerlich                 Richard L. Pearsall
Nicholas Pelick                 John S. Patton                  Joseph L. Persico               MELLON BANK (MD)
Alvin L. Snowiss                Paul D. Shafer, Jr.             Arthur K. Ridley                Michael A. Besche
Robert M. Welham                Cyrus R. Wellman                Phyllis Rubin                   Lawrence Brown, Jr.
                                                                Keith P. Russell                Thomas F. Donovan
MELLON BANK-                    MELLON BANK-                    Rhea P. Simms                   Kenneth R. Dubuque
COMMONWEALTH REGION             WESTERN REGION                                                  Albert R. Hinton
Glenn R. Aldinger               Burton C. Borgelt               MELLON PSFS                     Norman Robertson
Burton C. Borgelt               Carol R. Brown                  Paul C. Brucker
Stephen R. Burke                Frank V. Cahouet                Frank J. Coyne                  THE BOSTON COMPANY,
Jack P. Cook                    J. W. Connolly                  Thomas F. Donovan               INC. AND BOSTON
Thomas F. Donovan               Charles A. Corry                Hiliary H. Holloway             SAFE DEPOSIT AND
Ruth Leventhal                  C. Frederick Fetterolf          Roger S. Hillas                 TRUST COMPANY
Henry E. L. Luhrs               Ira J. Gumberg                  Pemberton Hutchinson            Dwight L. Allison, Jr.*
Horace G. McCarty               Pemberton Hutchinson            Rotan E. Lee                    Robert M. Boyles
R. Wesley Shope                 Rotan E. Lee                    Roland Morris                   Christopher M. Condron
Gregory L. Sutliff              John C. Marous                  Francis R. Strawbridge III      James E. Conway*
                                Andrew W. Mathieson             James A. Sutton                 Charles C. Cunningham, Jr.
                                Robert Mehrabian                Steven A. Van Dyck              Hans H. Estin
                                Seward Prosser Mellon           William J. Young                Avram L. Goldberg
                                David S. Shapira                                                Lawrence S. Kash
                                H. Robert Sharbaugh                                             Robert P. Mastrovita
                                Richard M. Smith                                                Jeffrey L. Morby
                                W. Keith Smith                                                  George Putnam
                                Joab L. Thomas                                                  Charles W. Schmidt
                                Wesley W. von Schack                                            W. Keith Smith
                                William J. Young                                                C. Vincent Vappi



*Directors of The Boston Company, Inc. only
Regional Boards as of February 15, 1994





SENIOR MANAGEMENT COMMITTEE

OFFICE OF THE CHAIRMAN**        SENIOR MANAGERS**                    Darryl J. Fluhme                   Robert W. Stasik
Frank V. Cahouet                Frederick K. Beard                   Executive Vice President           Executive Vice President
Chairman, President and         Executive Vice President             Institutional Trust                Global Cash Management
  Chief Executive Officer         and Chief Credit Officer             Services
                                Wholesale Banking                                                       Jamie B. Stewart, Jr.
Thomas F. Donovan                                                    Richard L. Holl                    Executive Vice President
Vice Chairman                   Richard B. Berner                    Executive Vice President           Global Corporate Banking
Chairman and                    Senior Vice President                Real Estate Credit Recovery
  Chief Executive Officer       Economics                                                               Donald W. Titzel
Mellon PSFS                     Chief Economist                      Lawrence S. Kash                   Executive Vice President
                                                                     Executive Vice President           Retail Financial Services
Steven G. Elliott               Robert M. Boyles                     Investment Services
Vice Chairman                   Executive Vice President             President                          D. Bruce Wheeler
Chief Financial Officer         Global Asset Management              The Boston Company                 Executive Vice President
  and Treasurer                                                                                         Retail Financial Services
                                Larry F. Clyde                       Daniel M. Kilcullen
Richard A. Gaugh                Executive Vice President             Executive Vice President           Sherman White
Vice Chairman                   Capital Markets                      Global Securities                  Executive Vice President
Special Banking Services                                               Services                         Credit Recovery
                                Sarah B. Collins
Martin G. McGuinn               Senior Vice President                Allan C. Kirkman                   Allan P. Woods
Vice Chairman                   Credit Review                        Executive Vice President           Executive Vice President
Retail Financial Services                                            Real Estate Finance                Mellon Information Services
                                Christopher M. Condron
Jeffrey L. Morby                Executive Vice President             Jeffery L. Leininger               OTHER CORPORATE OFFICERS
Vice Chairman                   Private Asset Management             Executive Vice President           Michael E. Bleier
Wholesale Banking                 and Institutional Trust            Middle Market Banking              General Counsel
                                President
Keith P. Russell                Boston Safe Deposit and              David R. Lovejoy                   James M. Gockley
Vice Chairman                     Trust Company                      Executive Vice President           Secretary
Credit Policy                                                        Strategic Planning
Chief Credit Officer            Kenneth R. Dubuque                                                      Michael K. Hughey
                                Executive Vice President             J. David Officer                   Corporate Controller
W. Keith Smith                  Mellon Bank, N.A.                     Executive Vice President
Vice Chairman                   Chairman, President and              Mellon Private Asset
Mellon Trust                      Chief Executive Officer              Management
Chairman and Chief              Mellon Bank (MD)
  Executive Officer                                                  Donald J. O'Reilly
The Boston Company                                                   Senior Vice President
                                                                     Auditing
                                                                     Corporate Chief Auditor

                                                                     D. Michael Roark
                                                                     Executive Vice President
                                                                     Human Resources

                                                                     Philip R. Roberts
                                                                     Executive Vice President
                                                                     Mellon Global Asset
                                                                       Management

                                                                     Peter Rzasnicki
                                                                     Executive Vice President
                                                                     Mortgage Banking and
                                                                       Insurance Premium Finance

                                                                     William J. Stallkamp
                                                                     Executive Vice President
                                                                     Mellon Bank, N.A.
                                                                     Director
                                                                     Wholesale Banking, Trust
                                                                       and Service Products
                                                                     Mellon PSFS





**As of February 1, 1994




                             CORPORATE  INFORMATION
- --------------------------------------------------------------------------------------------------------------
ANNUAL MEETING              The Annual Meeting of Shareholders will be held in Room 201 of the Pennsylvania
                            Convention Center, northeast corner of 12th and Arch Streets, Philadelphia,
                            Pennsylvania, on Tuesday, April 19, 1994, at 10 a.m.
- --------------------------------------------------------------------------------------------------------------
EXCHANGE LISTING            Mellon Bank Corporation's common, Series H preferred, Series I preferred, Series J preferred and Series K preferred stock are traded on the New York Stock Exchange.
                            The trading symbols are MEL (common stock), and MEL Pr H, MEL Pr I, MEL Pr J and
                            MEL Pr K. The Transfer Agent and Registrar is Mellon Bank, N.A., P.O. Box 444,
                            Pittsburgh, PA 15230-0444.
- --------------------------------------------------------------------------------------------------------------
STOCK PRICES                Current prices for Mellon Bank Corporation's common and preferred stocks can be obtained from any touch-tone telephone by dialing (412) 236-0834 (in Pittsburgh)
                            or 1 800 648-9496 (outside Pittsburgh). When prompted to "enter I.D.," press MEL#
                            (or 635#) to receive the information. This service is available free of charge, 24 hours a day, seven days a week, from anywhere in the continental United States.
- --------------------------------------------------------------------------------------------------------------
DIVIDEND PAYMENTS           Subject to approval of the board of directors, dividends are paid on Mellon Bank
                            Corporation's common and preferred stocks on or about the 15th day of February,
                            May, August and November.
- --------------------------------------------------------------------------------------------------------------
DIVIDEND                    Under the Dividend Reinvestment and Common Stock Purchase Plan, registered holders
REINVESTMENT AND            of Mellon Bank Corporation's common stock may purchase additional common shares at
COMMON STOCK                the market value for such shares through reinvestment of common dividends and/or
PURCHASE PLAN               optional cash payments. Purchases of shares through optional cash payments are subject to limitations. Plan details are in a Prospectus dated December 15,1993, which may be obtained from the Secretary of the Corporation.
- --------------------------------------------------------------------------------------------------------------
ELECTRONIC DEPOSIT          Registered holders may have quarterly dividends paid on Mellon Bank Corporation's
OF DIVIDENDS                common and preferred stocks electronically deposited to their checking or savings account, free of charge. If you wish to have your dividends electronically deposited, please write to Mellon Bank Corporation, P.O. Box 590, Ridgefield Park,
                            NJ 07660-9940. If you need more information, please call (412) 236-8000.
- --------------------------------------------------------------------------------------------------------------
FORM 10-K                   A copy of the Corporation's Annual Report on Form 10-K, as filed with the
                            Securities and Exchange Commission, will be furnished, free of charge, upon written request to the Secretary of the Corporation, 1820 One Mellon Bank Center,
                            Pittsburgh, PA 15258-0001.
- --------------------------------------------------------------------------------------------------------------
REGULATORY                  A copy of the Corporation's Management Report on internal controls, as filed with the appropriate regulatory agencies, will be furnished, free of charge, upon written request to the Secretary of the Corporation, 1820 One Mellon Bank Center,
                            Pittsburgh, PA 15258-0001.
- --------------------------------------------------------------------------------------------------------------
PHONE CONTACTS              Corporate Communications          (412) 236-1264
                            Dividend Reinvestment Plan        (412) 236-8000
                            Investor Relations                (412) 234-5601
                            Publication requests              (412) 234-8252
                            Stock Transfer Agent              (412) 236-8000
- --------------------------------------------------------------------------------------------------------------
ELIMINATION OF              If you receive duplicate mailings at one address, or if more than one person in
DUPLICATE                   your household receives Mellon materials and you wish to discontinue such
MAILINGS                    mailings, please write to Mellon Bank Corporation, P.O. Box 590, Ridgefield Park,
                            NJ 07660-9940, stating your full name and address the way it appears on your account and explaining your request. By doing so, you will enable the Corporation to avoid unnecessary duplication of effort and related costs. If you need more information, please call (412) 236-8000.
- --------------------------------------------------------------------------------------------------------------
CHARITABLE                  A report on Mellon's comprehensive community involvement, including charitable
CONTRIBUTIONS               contributions, is available by calling (412) 234-8252.
                            ----------------------------------------------------------------------------------

                            MELLON ENTITIES ARE EQUAL EMPLOYMENT OPPORTUNITY/AFFIRMATIVE
                            ACTION EMPLOYERS.

                            Mellon is committed to providing equal employment
                            opportunities to every employee and every applicant for
                            employment, regardless of, but not limited to such factors as race, color, religion, sex, national origin, age, familial or marital status, ancestry, citizenship, sexual orientation, veteran status or being a qualified individual with a
                            disability.


                         Appendix to Graphic Material


Graphic material has been omitted from Exhibit 13.1. The description of the omitted graphic material is in the appropriate section of Exhibit 13.1 as listed below:

COMPONENTS OF REVENUE chart in the Overview section on page 18

CREDIT QUALITY EXPENSE chart in the Credit Quality expense section on page 22

TRUST ASSETS UNDER MANAGEMENT AND CUSTODY chart in the Noninterest Revenue section on page 23

SHAREHOLDERS' EQUITY chart in the Capital section on page 27

TOTAL COMMON EQUITY TO ASSETS AND TANGIBLE COMMON EQUITY TO ASSETS chart in the Capital section on page 28

NONPERFORMING ASSETS AS A PERCENTAGE OF LOANS AND ACQUIRED ASSETS chart in the Nonperforming assets section on page 37