Form 10-K/A, Exhibit 13
period 1993-12-31
MELLON BANK CORP
filed 1994-04-06
CIK 64782

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

                               FINANCIAL  REVIEW

INTEREST RATE SENSITIVITY ANALYSIS

The Corporation actively manages its interest rate sensitivity position in order to maintain an appropriate balance between the repricing characteristics of its assets and liabilities. The interest rate sensitivity table shows the repricing characteristics of the Corporation's interest-earning assets and supporting funds at December 31, 1993. The data is based upon contractual repricing or maturities and, where applicable, management's assumptions as to the estimated repricing characteristics of certain assets and supporting funds. The Corporation manages the impact of interest rate risk on assets, liabilities and commitments by entering into financial instruments, either on-or off-balance-sheet. Financial futures contracts, options and interest rate swaps are used in managing the interest rate risk of the Corporation's assets and liabilities.
     The cumulative gap at the one-year repricing period was asset sensitive in the amount of $107 million, or .3% of total assets, at December 31, 1993. This compared with a cumulative one-year liability sensitive gap of $810 million, or 2.6% of total assets, at December 31, 1992. The Corporation accomplished a modest amount of balance sheet repositioning in the low-interest-rate environment of 1993 to bring the interest rate gap closer to a balanced position. Generally, an asset sensitive gap indicates that rising interest rates could positively affect net interest revenue and falling rates could negatively affect net interest revenue. Assets and liabilities with similar contractual repricing characteristics, however, may not reprice at the same time or to the same degree. As a result, the Corporation's static interest rate sensitivity gap position does not necessarily predict the impact of changes in general levels of interest rates on net interest revenue.
     In order to measure the effect of interest rate fluctuations on the Corporation's net interest margin, management simulates the potential effects of changing interest rates through computer modeling, incorporating both the current gap position and the expected magnitude of the repricing of specific asset and liability categories. These analyses at December 31, 1993, indicated that a 100-basis-point upward or downward movement in interest rates would have less than a 1% positive or negative effect on the Corporation's 1994 anticipated net interest revenue.

Interest rate sensitivity gap at December 31, 1993

- -------------------------------------------------------------------------------------------------------------------------------
                                                                  Repricing period
                                       0-30         31-90        91-180       181-365           1-5        Over 5
(dollar amounts in millions)           days          days          days          days         years         years         Total
- -------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Money market investments          $ 1,381       $    65       $    10        $   --        $   11       $    --       $ 1,467
  Trading account securities            116            --            --            --            --            --           116
  Securities                          1,073         1,299           185           315         1,147           993         5,012
  Loans                              10,307         4,035         2,698         2,150         3,156         2,127        24,473
- -------------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets   $12,877       $ 5,399       $ 2,893        $2,465        $4,314       $ 3,120       $31,068
Funds supporting interest-
  earning assets:
  Interest-bearing deposits         $ 3,090       $ 5,693       $ 2,932        $1,433        $3,756       $ 3,720       $20,624
  Short-term borrowed funds           1,928            83             6            --            --           109         2,126
  Notes and debentures (with
    original maturities over
    one year)                           376            10            --             3           607           994         1,990
  Noninterest-bearing liabilities     1,699           180           270            98             2         4,079         6,328
- -------------------------------------------------------------------------------------------------------------------------------
    Total funds supporting
       interest-earning assets      $ 7,093       $ 5,966       $ 3,208        $1,534        $4,365       $ 8,902       $31,068
Off-balance-sheet instruments        (2,849)       (3,080)         (381)          584         5,365           361            --
- -------------------------------------------------------------------------------------------------------------------------------
Interest rate sensitivity gap       $ 2,935       $(3,647)      $  (696)       $1,515        $5,314       $(5,421)      $    --
- -------------------------------------------------------------------------------------------------------------------------------
Cumulative gap                      $ 2,935       $  (712)      $(1,408)       $  107        $5,421       $    --       $    --
- -------------------------------------------------------------------------------------------------------------------------------
Cumulative gap as a percentage
  of total assets                      8.1%         (2.0)%        (3.9)%         .3%         15.0%            --            --
- -------------------------------------------------------------------------------------------------------------------------------

Note: Repricing periods for securities, loans, interest-bearing deposits, noninterest-bearing liabilities and off-balance-sheet instruments are based upon contractual maturities, where applicable, as well as the Corporation's historical experience of the impact of interest rate fluctuations on the prepayment and withdrawal patterns of certain assets and liabilities.

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

TRUST ASSETS UNDER MANAGEMENT AND CUSTODY chart in the Noninterest Revenue section on page 23

SHAREHOLDERS' EQUITY chart in the Capital section on page 27

TOTAL COMMON EQUITY TO ASSETS AND TANGIBLE COMMON EQUITY TO ASSETS chart in the Capital section on page 28

NONPERFORMING ASSETS AS A PERCENTAGE OF LOANS AND ACQUIRED ASSETS chart in the Nonperforming assets section on page 37

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Corporation has duly caused this Amendment on Form 10-K/A to its Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        Mellon Bank Corporation
                                        (Registrant)

                                    By:  /s/ Steven G. Elliott
                                         --------------------------
                                             Steven G. Elliott
                                             Vice Chairman, Chief Financial
                                             Officer and Treasurer
                                             (Duly Authorized Officer and
                                             Principal Financial Officer
                                             of the Registrant)


                                    DATED:  April 4, 1994