Form 10-K, Exhibit 13
period 1994-12-31
MELLON BANK CORP
filed 1995-03-16
CIK 64782

                                                                        Ex.-13.1


                               TABLE OF CONTENTS

                                                                                                                       Page No.
                                                                                                                       -------
To Our Shareholders                                                                                                        2
Financial Summary                                                                                                          5
Management's Discussion and Analysis of Financial
 Condition and Results of Operations:
  Business Sectors                                                                                                        10
  Corporate Risk                                                                                                          23
  Fourth Quarter Review                                                                                                   41
  Selected Quarterly Data                                                                                                 42

Financial Statements and Notes:
  Mellon Bank Corporation (and its subsidiaries)
    Consolidated Financial Statements                                                                                     43
  Notes to Financial Statements                                                                                           48
  Report of Independent Auditors                                                                                          81

Other Financial Data:
  Consolidated Balance Sheet-Average
    Balances and Interest Yields/Rates                                                                                    82

Additional Information:
  Principal Locations and Operating Entities                                                                              84
  Directors                                                                                                               87
  Senior Management Committee                                                                                             89
  Corporate Information                                                                                                   90


- ------------------------------------------------------------------------------
A COST-EFFECTIVE ANNUAL REPORT

Since the costs associated with printing a traditional annual report continue to escalate, this year the Corporation is printing the 1994 Annual Report on non-glossy, lightweight paper without photographs. This simplified format contains the same level of information as published in previous years' traditional annual reports, including the highlights of our past year's performance, as well as complete financial statements.

We also will discontinue publishing condensed quarterly reports in 1995. Instead, for shareholders who wish to receive quarterly financial information, we will provide a copy of the quarterly earnings release upon request.

In addition to this 1994 Annual Report, which is sent to all shareholders, we have produced limited quantities of a full-color publication, the Mellon Bank Corporation 1994 Annual Review. To request a copy of the 1994 Annual Review or the Corporation's quarterly earnings releases, please write to Mellon Bank Corporation, Attn: Secretary of the Corporation, Suite 1820 One Mellon Bank Center, Pittsburgh, PA 15258-0001, or call the publication request line at
(412) 234-8252.

- -------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS



(dollar amounts in millions, except per share amounts)
- -------------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR                                                                                         1994                  1993 (a)
Income before taxes                                                                              $    711               $   758
Net income                                                                                            433                   460
Net income applicable to common stock                                                                 358                   397
Dividends paid on common stock                                                                        194                   121
Per common share:
    Net income                                                                                    $  2.42               $  2.73
    Dividends (b)                                                                                    1.57                  1.01
Return on average common shareholders' equity                                                        9.79%                12.08%
Return on average assets                                                                             1.14%                 1.29%
Efficiency ratio                                                                                       65%                   64%
Efficiency ratio excluding amortization of intangibles (c)                                             62%                   61%
Average common shares and equivalents
  outstanding (in thousands)                                                                      149,069               147,083
- -------------------------------------------------------------------------------------------------------------------------------
RESULTS EXCLUDING CERTAIN ITEMS (d)
Income before taxes                                                                               $ 1,053               $   846
Net income                                                                                            652                   519
Net income applicable to common stock                                                                 593                   456
Net income per common share                                                                       $  4.00               $  3.14
Return on average common shareholders' equity                                                       16.02%                13.71%
Return on average assets                                                                             1.71%                 1.46%
- -------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31
Loans                                                                                             $26,733               $24,484
Total assets                                                                                       38,644                37,052
Deposits                                                                                           27,570                27,564
Common shareholders' equity                                                                         3,687                 3,546
Market capitalization                                                                               4,507                 5,070
Closing common stock price                                                                        $30.625               $35.375
Book value per common share                                                                         25.06                 24.28
Common shareholders' equity to assets                                                                9.54%                 9.57%
Tier I capital ratio                                                                                 9.48%                 9.70%
Total (Tier I plus Tier II) capital ratio                                                           12.90%                13.22%
Leverage capital ratio                                                                               8.67%                 9.00%
- -------------------------------------------------------------------------------------------------------------------------------

(a) Amounts have been restated to reflect the merger with Dreyfus, which was accounted for as a pooling of interests. Per share amounts have also been restated to reflect the three-for-two common stock split.

(b) Dividends per common share have not been restated to reflect the Dreyfus merger.

(c) Excludes amortization of goodwill, core deposit and other identified intangibles recorded in connection with acquisitions.

(d) Results for 1994 exclude a $130 million after tax securities lending charge, $79 million after tax of Dreyfus merger-related expenses, $10 million after tax of one-time losses on the disposition of securities available for sale previously owned by Dreyfus and $16 million of preferred stock dividends recorded in connection with the redemption of the Series H preferred stock. Results for 1993 exclude $112 million after tax of merger expenses and $53 million after tax of gains on the sale of securities related to the acquisition of The
       Boston Company.

NOTE: THROUGHOUT THIS REPORT, RATIOS ARE BASED ON UNROUNDED NUMBERS, AND FACTORS CONTRIBUTING TO CHANGES BETWEEN PERIODS ARE NOTED IN DESCENDING ORDER OF MATERIALITY.

                              TO OUR SHAREHOLDERS

Mellon celebrated its 125th year in business in 1994, the same year in which we completed the largest and one of the most important mergers in the Corporation's history. Our merger with The Dreyfus Corporation--the sixth largest mutual fund firm in the United States--propelled Mellon into a position of leadership as the largest bank manager of mutual funds and one of the largest investment management firms in the country. The union of Mellon, Dreyfus and The Boston Company, which Mellon acquired in 1993, reflects the vision and strategy of balance first articulated by the Corporation nearly a decade ago and uniquely positions Mellon for continued success in the fiercely competitive financial services industry.

Today Mellon's annual revenues exceed $3 billion, more than half of which come from fee revenues. Although the traditional banking business continues to be very important to us, the balance we have achieved between interest revenue and fee revenue provides us with the diversity to sustain a strong record of operating performance.

Few, if any, large bank holding companies offer the product breadth and expertise that Mellon provides its consumer, corporate and institutional clients. In addition to traditional and nontraditional banking services, Mellon offers cash management, institutional trust and custody, institutional asset management, stock transfer, insurance premium financing, corporate finance, foreign exchange, private asset management, 401(k), mutual fund management and other services.

Throughout the year we demonstrated the prudence of our strategy, and I'd like to share our 1994 achievements with you.

                                     o o o

After completing our landmark merger with Dreyfus in August, one of the first and more visible strategic moves of the combined organization was the creation of Dreyfus Retirement Services. This new unit, which serves the fast growing 401(k) market, brings together the defined contribution plan and investment capabilities of Mellon, The Boston Company and Dreyfus, creating a full-service provider with more than $10 billion in retirement assets under management. Dreyfus Retirement Services offers specially designed retirement programs encompassing 401(k) and other defined contribution plans and provides investment management, trust and custody, plan administration, recordkeeping and participant education services to companies and institutions nationwide.

To strengthen further the products and services we offer to corporate customers, we announced our plans to form a joint venture with Chemical Banking Corporation that will focus exclusively on providing stock transfer and related shareholder services to publicly held companies. The joint venture, to be called Chemical Mellon Shareholder Services, will be among the largest securities transfer companies in the United States with more than 13 million shareholder accounts, 2,000 clients and a significant share of companies listed on the New York and American stock exchanges.

Our Retail Financial Services business announced several strategic initiatives, including the acquisition of Glendale Bancorporation, a bank holding company based in southern New Jersey. This acquisition was a logical extension of our Philadelphia franchise and enables us to conduct retail banking for the first time in the state of New Jersey.

Another important move for our Retail business was the formation of a partnership with Acme Markets, Inc., one of the country's leading grocery store chains, to bring supermarket banking to Acme stores in Philadelphia, Delaware and New Jersey. Mellon's supermarket offices have proved to be a convenient, cost-effective and highly successful way to deliver products and services to our customers, and the Acme partnership marks the largest supermarket banking effort to date in the Delaware Valley.

We successfully launched the CornerStone(sm) MasterCard, the first credit card that refunds up to 100 percent of interest paid by cardholders. By the end of 1994, CornerStone generated more than 700,000 new accounts and $757 million in total outstandings.

Also during the year we acquired the retail and wholesale residential mortgage loan origination network and the majority of the residential mortgage servicing portfolio of U.S. Bancorp Mortgage Company, with retail loan origination offices principally located in the Pacific Northwest, the Rocky Mountain region and Hawaii.

                                     o o o

Short-term interest rates rose sharply in 1994, affecting returns on certain client investments within Mellon Trust's securities lending business. Because of the magnitude and frequency of these interest rate increases, and the potential for additional increases, we determined that it would be in the best interest of our customers and shareholders to reduce the interest rate sensitivity of our clients' securities lending portfolios. As a result of actions we took to change the income characteristics of the securities from fixed rates to floating rates, we recorded a one-time, after-tax charge to earnings of $130 million in the fourth quarter.

Mellon has an outstanding reputation as a premier provider of investment management services, and we believe our actions affirm our commitment to the trust and custody businesses.

Another disappointment in 1994 was a decision by the Internal Revenue Service to discontinue its direct deposit indicator--which assisted banks in determining whether Refund Anticipation Loans (RALs) would be repaid. Because we could not assure that the credit quality for Refund Anticipation Loans would be acceptable, we are not offering a RAL program in 1995.

                                     o o o

The Corporation's operating performance remained strong in 1994, despite the one-time securities lending charge and Dreyfus merger-related charges. Net interest revenue and fee revenue increased measurably, and we experienced considerable improvements in credit quality expense.

As a result of our 1994 financial performance we increased our quarterly common stock dividend twice--representing a total increase of 78 percent--and announced a three-for-two common stock split.

The Corporation's net income and net income per common share, excluding the one-time charges, were $652 million and $4.00, respectively, compared with $519 million and $3.14 in 1993, excluding merger expenses and securities gains related to the 1993 acquisition of The Boston Company. The 1994 earnings per share figure also excludes the effect of the redemption of the Corporation's $160 million Series H preferred stock.

Return on common shareholders' equity and return on assets, excluding the securities lending charge, Dreyfus merger-related charges and preferred stock redemption, were 16.02 percent and 1.71 percent, respectively, compared with
13.71 percent and 1.46 percent, respectively, in 1993, excluding merger expenses and securities gains related to The Boston Company acquisition.

Including all charges, the Corporation reported net income of $433 million, or $2.42 per common share, compared with 1993 net income of $460 million, or $2.73 per common share. Return on equity and return on assets were 9.79 percent and
1.14 percent, respectively, compared with 12.08 percent and 1.29 percent in 1993.

Net interest revenue increased to $1.5 billion, up 13 percent from $1.3 billion in 1993, primarily reflecting a higher yielding asset mix, the 1993 acquisitions of The Boston Company and AFCO Credit Corporation, a lower level of nonperforming assets, lower long-term debt and higher loan fees. Fee revenue increased to $1.7 billion, up 7 percent from $1.5 billion in 1993, principally reflecting the full-year impact of The Boston Company acquisition.

Mellon's asset quality continued to improve, with nonperforming assets totaling $239 million at year-end 1994, a decrease of $102 million, or 30 percent, from year-end 1993. Net credit losses were $67 million, a $72 million decrease from 1993. The provision for credit losses was $70 million in 1994--the lowest level in 11 years and down $55 million from 1993.

                                     o o o

In addition to our financial performance, we continue to support the communities in which we operate. In 1994 Mellon contributed approximately $23 million to individuals and organizations through cash grants; by underwriting community programs and events; with in-kind and direct support; with United Way and matching gifts; and through our associates and retirees who volunteered their own time to help others.

We also continue to expand programs to meet the credit needs of low- and moderate-income individuals and businesses. We maintained our "Outstanding" ratings from the Office of the Comptroller of the Currency for our Community Reinvestment Act (CRA) efforts in Pennsylvania and Delaware. To ensure that we are focusing our fair lending efforts appropriately throughout the Corporation, we have undertaken several initiatives, including the addition of a Corporate Fair Lending Officer and a fair lending senior management committee. To increase home ownership, we continue to offer credit repair and homebuyer workshops, and we also offer mortgage loan products that feature flexible underwriting and reduced down payments. Mellon and the Pittsburgh History and Landmarks Foundation, a nonprofit historic preservation corporation, have joined together to launch the Comprehensive Neighborhood Development Initiative. This initiative helps renew, restore and revitalize neighborhoods by providing an all-in-one funding and advisory resource.

In the area of Total Quality, we continue to discover better, more efficient ways to operate our business; develop specific quality plans to achieve measurable improvements in customer service, products and processes; and enhance training and recognition programs for our associates.

Mellon enters its 126th year in business from a position of strength, with solid earnings, leadership positions in each core business and the capacity to reinvest in its franchise. We remain the highest capitalized large bank holding company in the United States, with a common shareholders' equity to assets ratio of 9.54 percent and a total shareholders' equity to assets ratio of 10.67 percent.

Since 1869 the Mellon name has meant strength, innovation and integrity. By providing our customers with unmatched products and service, and remaining responsive to their changing needs, we will continue to be important to them and to the financial services industry of the future. As Richard King Mellon, former chairman of the board, said in the Corporation's 1963 Annual Report, "The continued growth of Mellon reflects the effectiveness with which our employees carried on their work." More than 30 years later, this philosophy still holds true--Mellon's success and reputation as a leading financial services institution would not be possible without the dedication and hard work of the more than 24,000 men and women who serve our customers every day.




                                 Frank V. Cahouet
                                 Frank V. Cahouet
                                 Chairman, President and Chief Executive Officer

MELLON BANK CORPORATION (and its subsidiaries)

FINANCIAL SUMMARY(a)

(dollar amounts in millions, except per share amounts)     1994         1993        1992         1991         1990       1989
- ------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31
Net interest revenue                                   $  1,508     $  1,329    $   1,182    $   1,012      $   912    $    860
Provision for credit losses                                  70          125          185          250          315         297
Fee revenue                                               1,652        1,538        1,154        1,007          933         984
Gains (losses) on sale of securities (b)                     (5)         100          129           81           28          24
Gain on sale of consumer finance subsidiary                   -            -            -            -           74           -
Gain on sale of credit card accounts                          -            -            -            -            -         119
Operating expense                                         2,374        2,084        1,648        1,440        1,355       1,263
Provision for income taxes                                  278          298          104           62           41          98
- -------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary gains                      $    433     $    460    $     528    $     348      $   236    $    329
Extraordinary gains on early retirement of debt               -            -            -            -            -          29
Net income                                                  433          460          528          348          236         358
Net income applicable to common stock                       358          397          477          299          186         305
- -------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Income before extraordinary gains                      $   2.42     $   2.73    $    3.56    $    2.39      $  1.57    $   2.46
Net income                                                 2.42         2.73         3.56         2.39         1.57        2.70
Dividends                                                  1.57         1.01          .93          .93          .93         .93
Book value at year-end                                    25.06        24.28        21.37        18.44        16.60       16.10
Average common shares and equivalents
  outstanding (in thousands)                            149,069      147,083      134,858      126,554      120,981     119,012
- -------------------------------------------------------------------------------------------------------------------------------
RESULTS EXCLUDING CERTAIN ITEMS(c)
Net income                                             $    652     $    519    $     398    $     259      $   182    $    275
Net income per common share                                4.00         3.14         2.60         1.69         1.12        2.00
Return on average common shareholders' equity             16.02%       13.71%       13.13%        8.97%        5.85%      11.44%
Return on average assets                                   1.71         1.46         1.29          .87          .59         .88
- -------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
Money market investments                               $  1,656     $  3,821    $   1,905    $   1,566      $ 2,927    $  6,370
Securities                                                5,149        4,804        6,500        5,778        5,238       3,773
Loans                                                    25,097       21,763       18,235       18,514       18,845      17,965
Interest-earning assets                                  32,282       30,657       26,948       26,167       27,288      28,341
Total assets                                             38,106       35,635       30,758       29,878       31,078      31,360
Deposits                                                 27,248       26,541       22,684       21,438       22,084      21,312
Notes and debentures                                      1,768        1,991        1,365        1,448        1,722       1,762
Redeemable preferred stock                                    -            -            -           51           94          94
Common shareholders' equity                               3,691        3,323        2,603        2,190        2,042       1,739
Total shareholders' equity                                4,277        3,964        3,112        2,614        2,437       2,067
- -------------------------------------------------------------------------------------------------------------------------------
KEY RATIOS (based on balance sheet averages)
Return on common shareholders' equity                      9.79%       12.08%       18.45%       13.78%        9.30%      18.49%
Return on assets                                           1.14         1.29         1.72         1.16          .76        1.14
Net interest margin:
  Taxable equivalent basis                                 4.71         4.39         4.46         3.99         3.49        3.22
  Without taxable equivalent increments                    4.67         4.34         4.39         3.86         3.34        3.04
Efficiency ratio                                             65           64           65           68           70          66
Efficiency ratio excluding amortization of intangibles (d)   62           61           63           66           69          65
- -------------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS
Common shareholders' equity to assets                      9.54%        9.57%        8.85%        7.91%        6.67%       5.98%
Total shareholders' equity to assets                      10.67        11.17        10.28         9.32         7.95        7.00
Tier I capital ratio                                       9.48         9.70        10.20         9.05         7.42        6.91
Total (Tier I plus Tier II) capital ratio                 12.90        13.22        13.83        13.16        11.28       11.04
Leverage capital ratio                                     8.67         9.00         9.45         8.62         6.91        6.49
- -------------------------------------------------------------------------------------------------------------------------------

(a) All prior periods' amounts have been restated, except for dividends per common share, to reflect the merger with Dreyfus. Per share amounts have also been restated to reflect the three-for-two common stock split.

(b)    After tax gains (losses) on the sale of securities were as follows:
       1994--$(3) million; 1993--$61 million; 1992--$113 million; 1991--$76 million; 1990--$23 million; and 1989--$17 million.

(c) Results for 1994 exclude a $130 million after tax securities lending charge, $79 million after tax of Dreyfus merger-related expenses, $10 million after tax of one-time losses on the disposition of securities available for sale previously owned by Dreyfus and $16 million of preferred stock dividends recorded in connection with the redemption of the Series H preferred stock. Results for 1993 exclude $112 million after tax of merger expenses and $53 million after tax of gains on the sale of securities related to the acquisition of The
       Boston Company. Results for periods prior to 1993 were calculated by applying a normalized effective tax rate of approximately 38% to pretax income. The unrecorded tax benefit that existed at the beginning of the periods, prior to 1993, was included in the determination of the return on common shareholders' equity.

(d) Excludes amortization of goodwill, core deposit and other intangibles recorded in connection with acquisitions.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SIGNIFICANT EVENTS IN 1994

Introduction of the CornerStone(sm) credit card

In January 1994, the Corporation introduced the CornerStone(sm) credit card. The product, offered throughout most of the United States, has no annual fee. After two years in good standing, a customer can receive 10% of the interest they have paid, continuing at increasing intervals of 5% each year until they are eligible to have 100% of the interest refunded after 20 years. At December 31, 1994, this product had more than 700,000 new accounts and total outstandings of $757 million.

Sale of Third-Party Mutual Fund Administration Business

In May 1994, the Corporation sold its Boston-based third-party mutual fund administration business. This business no longer fit into the Corporation's strategic priorities. As a result of the merger with The Dreyfus Corporation, the Corporation moved toward supporting its own funds and away from providing administration services to third-party clients. While this transaction had an impact on mutual fund assets under administration/custody, the overall transaction was immaterial to 1994 earnings and future earnings.

Mellon Bank and Chemical Banking Corporation joint venture

In August 1994, the Corporation, together with Chemical Banking Corporation (Chemical), announced they would form a joint venture that will focus exclusively on providing stock transfer and related shareholder services to publicly held companies. The new company will be called Chemical Mellon Shareholder Services, with the Corporation contributing the assets and business of its Mellon Securities Transfer Services subsidiary to the joint venture.
The Corporation's contribution of assets to this joint venture does not include its R-M Trust Company stock transfer services subsidiary, which operates throughout Canada. Chemical is contributing its Geoserve Shareholder Services unit to the joint venture. Based on existing account relationships, Chemical Mellon Shareholder Services will rank among the largest in the highly competitive shareholder services industry, with more than 13 million shareholder accounts. The joint venture is expected to become operational during the first half of 1995.

Acquisition of Mortgage Origination Business and Servicing Portfolio of U.S. Bancorp Mortgage Company

In August 1994, the Corporation acquired the retail and wholesale residential mortgage loan origination network and the majority of the residential mortgage servicing portfolio of U.S. Bancorp Mortgage Company. The Corporation acquired more than 50 wholesale and retail loan origination offices, which are principally located in the Pacific Northwest, the Rocky Mountain region and Hawaii, as well as a $3.6 billion residential mortgage loan servicing portfolio. This transaction was recorded under the purchase method of accounting. This acquisition and other smaller acquisitions increased the Corporation's total servicing portfolio to $37 billion.

Merger with The Dreyfus Corporation

On August 24, 1994, the Corporation merged with The Dreyfus Corporation (Dreyfus), creating the largest combination of a banking firm and a mutual fund company in the history of the financial services industry. As a result of the merger, the Corporation became one of the nation's largest investment management firms, with assets under management totaling $190 billion at December 31, 1994, and is by far the largest bank manager of mutual funds. As a result of the merger, the Corporation's annual revenues now exceed $3 billion, more than half of which come from fee revenues. Dreyfus is headquartered in New York City and employs approximately 2,000.

- --------------------------------------------------------------------------------

This transaction was accounted for under the pooling of interests method of accounting, with prior-period financial results restated to reflect the merger. Dreyfus shareholders received 0.88017 shares of the Corporation's common stock for each of the 36.7 million Dreyfus shares outstanding, resulting in the Corporation issuing 32.2 million shares of common stock on a pre-stock split basis, or 48.3 million common shares after adjusting for the Corporation's three-for-two common stock split. In connection with the merger, the Corporation recorded one-time merger expenses in the third quarter of 1994 of $104 million pretax, or $79 million after tax. The Corporation also incurred losses of $15 million, or $10 million after tax, on the disposition of securities classified as available for sale that were held by Dreyfus. These securities did not meet the investment objectives, interest rate or credit risk characteristics required by the Corporation.

Acquisition of Glendale Bancorporation

In September 1994, the Corporation acquired Glendale Bancorporation (Glendale), a bank holding company headquartered in Voorhees, New Jersey. This transaction will enable the Corporation to conduct retail banking in the New Jersey suburbs of Philadelphia. Glendale had total assets of approximately $260 million and deposits of approximately $210 million. The total purchase price of $28 million was paid in cash. This transaction was recorded under the purchase method of accounting.

Dividend increases and three-for-two common stock split

In September 1994, the board of directors of the Corporation authorized a three-for-two common stock split. The three-for-two common stock split was structured as a special stock dividend of one additional share of common stock issued on every two outstanding shares of common stock. The additional shares resulting from the split were distributed on November 15, 1994, to shareholders of record on November 1, 1994. In addition, the Corporation approved two increases in its quarterly common stock dividend during the year. All dividend per share figures have been restated to reflect the stock split. In the first quarter of 1994, the Corporation increased its common dividend to $.3733 per share, or 47%, from $.2533 in the fourth quarter of 1993. During the fourth quarter, the Corporation increased its common dividend to $.45 per share, or 21%, from $.3733 paid in the first three quarters of 1994. As a result of both dividend increases, the Corporation increased its annual common dividend rate in 1994 by 78%.

Securities Lending Charge

In the fourth quarter of 1994, the Corporation recorded a one-time after tax charge of $130 million, or $.87 per common share, as a result of actions taken on behalf of certain securities lending clients. It was determined that the interest rate sensitivity of those clients' portfolios was inconsistent with prevailing market conditions. The actions taken reduced the interest rate sensitivity of those portfolios.

Under a securities lending program, banks, acting as agent on behalf of their trust and custody clients, lend participating clients' securities primarily to broker-dealers that periodically need these securities. Agents typically receive cash collateral from the borrowing brokers--paying an overnight interest rate for the use of cash--and then invest this cash collateral in debt instruments. Clients benefit when returns from these instruments exceed interest paid to the brokers for use of the cash. Sharp and rapid increases in interest rates during 1994 significantly impacted this interest spread.

In order to reduce the interest rate sensitivity of these securities lending portfolios, the Corporation arranged for a third party to enter into interest rate swap contracts that convert the income generated by the securities lending cash collateral investments to a shorter-term floating rate. The charge to earnings reflects the cost of arranging the third party transactions.

OVERVIEW OF 1994 RESULTS
- --------------------------------------------------------------------------------

The Corporation reported 1994 net income of $433 million, or $2.42 per common share, which included the $130 million after tax securities lending charge, $89 million in after tax Dreyfus-related charges and the impact on earnings per share of the $16 million of additional preferred stock dividends recorded in connection with the redemption of the Corporation's Series H preferred stock. This compares with 1993 net income of $460 million, or $2.73 per common share, which included $112 million in after tax merger expenses and $53 million after tax of securities gains related to The Boston Company acquisition. The return on common shareholders' equity and return on assets in 1994 were 9.79% and 1.14%, respectively. The 1993 return on common shareholders' equity and return on assets were 12.08% and 1.29%, respectively.

The Corporation reported net income in 1994 of $652 million, excluding the securities lending charge and Dreyfus-related charges. Excluding these items and the effect of the Corporation's preferred stock redemption, 1994 net income per common share would have been $4.00. These results compare with 1993 net income of $519 million, or $3.14 per common share, excluding the merger expenses and securities gains related to the acquisition of The Boston Company. Return on common shareholders' equity and return on assets in 1994 were 16.02% and 1.71%, respectively, excluding the securities lending charge, Dreyfus-related charges and preferred stock redemption. This compares with 1993 return on common shareholders' equity and return on assets of 13.71% and 1.46%, respectively, excluding the merger expenses and securities gains related to The Boston Company acquisition.

All historical financial data has been restated to reflect the 1994 merger with Dreyfus, which was accounted for as a pooling of interests. Per share amounts have also been restated for the Corporation's three-for-two common stock split. Results for 1994 also reflected the full- year impact of acquisitions made in 1993, most notably The Boston Company, and the partial impact of acquisitions made during 1994 that were accounted for under the purchase method of accounting.

The financial results of the Corporation in 1994 reflected the impact of management's ongoing efforts to diversify and expand revenue sources. Compared with 1993, the Corporation's 1994 results reflected an improvement in net interest and fee revenue as well as lower credit quality expense, offset in part by higher operating expense and losses on the sale of securities.

Net interest revenue increased to $1.508 billion, up 13%, from $1.329 billion in 1993, primarily reflecting a higher yielding asset mix and the impact of the Corporation's 1993 acquisitions of The Boston Company and AFCO Credit Corporation (AFCO). The improvement also was attributable to a lower level of nonperforming assets, a lower level of long-term debt and higher loan fees.
The net interest margin was 4.71% in 1994, up from 4.39% in 1993.

Fee revenue increased to $1.652 billion, up 7%, from $1.538 billion in 1993, principally reflecting the full-year impact of The Boston Company acquisition and internal growth, offset in part by the impact of divestitures and lower mutual fund management fee revenue.

The provision for credit losses was $70 million in 1994, the lowest provision since 1983, down $55 million from 1993. Net credit losses totaled $67 million in 1994, down $72 million compared with 1993. Nonperforming assets totaled $239 million at December 31, 1994, down 30% from $341 million at the prior year-end. The Corporation's nonperforming assets ratio at December 31, 1994, was .89%, compared with 1.39% at the prior year-end.

Operating expense before the net revenue of acquired property, the securities lending charge and merger expenses was $2.075 billion for 1994, compared with $1.850 billion in 1993. The $225 million increase principally was attributable to the full-year impact of The Boston Company acquisition. Net revenue from acquired property totaled $28 million in 1994, an $87 million improvement over 1993.

- --------------------------------------------------------------------------------

The Corporation is the highest capitalized large bank holding company in the United States. The ratio of common shareholders' equity to assets was 9.54% at December 31, 1994. The Tier I, Total and leverage capital ratios were 9.48%, 12.90% and 8.67%, respectively, at December 31, 1994.

The Corporation reported net income of $460 million, or $2.73 per common share, in 1993. This compares with net income of $528 million, or $3.56 per common share, in 1992. Tax benefits of $130 million were included in net income in 1992. Net interest revenue increased by $147 million in 1993, compared with 1992, primarily reflecting a higher level of interest-earning assets from the second quarter 1993 acquisition of The Boston Company and the December 1992 Meritor retail office acquisition. The provision for credit losses was $125 million in 1993, down $60 million from the prior year. Fee revenue increased by $384 million in 1993, reflecting fee revenue at The Boston Company as well as internal growth. Gains on the sale of securities were $100 million and $129 million in 1993 and 1992, respectively. Operating expense in 1993 increased $436 million compared with 1992, primarily as a result of The Boston Company and Meritor retail office acquisitions, including $175 million of merger expenses related to The Boston Company acquisition.

BUSINESS SECTORS
- --------------------------------------------------------------------------------------------------------------------------------
                                                 Consumer                                      Corporate/Institutional
(dollar amounts in
millions, averages           Investment Services          Banking Services       Investment Services           Banking Services
in billions)                   1994        1993           1994        1993          1994        1993           1994        1993
- --------------------------------------------------------------------------------------------------------------------------------
Revenue                        $378        $347         $1,290      $1,201          $973        $833          $ 431       $ 363
Credit quality
  expense (revenue)               -           -             62          62             -           -              -          58
Operating expense               267         222            831         741           756         606            184         125
- --------------------------------------------------------------------------------------------------------------------------------
Income (loss) before
  taxes                         111         125            397         398           217         227            247         180
Income taxes                     47          53            155         154            95          99             88          64
- --------------------------------------------------------------------------------------------------------------------------------
Net income (loss)              $ 64        $ 72         $  242      $  244          $122        $128          $ 159       $ 116
- --------------------------------------------------------------------------------------------------------------------------------
Average assets                 $0.4        $0.3         $ 20.9      $ 21.1          $0.9        $0.6          $13.2       $11.7
Average common
 shareholders' equity          $0.2        $0.2         $  1.4      $  1.3          $0.5        $0.5          $ 1.1       $ 1.0
Return on common
 shareholders' equity            31%         36%            18%         18%           22%         27%            14%         11%
Return on assets                 NM          NM           1.16%       1.15%           NM          NM           1.20%       1.00%
Pretax operating margin          29%         36%            31%         33%           22%         27%            57%         50%
Pretax operating margin
 excluding amortization
 of intangibles                  30%         37%            35%         38%           25%         29%            59%         50%
Efficiency ratio
 excluding amortization
 of intangibles                  70%         63%            60%         57%           75%         71%            41%         34%
- --------------------------------------------------------------------------------------------------------------------------------

NM--Not a meaningful measure of performance for this sector.

NOTE:  THE TABLE ABOVE AND DISCUSSION THAT FOLLOWS PRESENT THE
       OPERATING RESULTS OF THE CORPORATION'S MAJOR BUSINESS SECTORS, ANALYZED ON AN INTERNAL MANAGEMENT REPORTING BASIS. AMOUNTS ARE PRESENTED ON A FULLY TAXABLE EQUIVALENT BASIS. CAPITAL IS ALLOCATED USING THE FEDERAL REGULATORY GUIDELINES AS A BASIS, COUPLED WITH MANAGEMENT'S JUDGMENT REGARDING THE OPERATIONAL RISKS INHERENT IN THE BUSINESSES. THE CAPITAL ALLOCATIONS MAY NOT BE REPRESENTATIVE OF THE CAPITAL LEVELS THAT WOULD BE REQUIRED IF THESE SECTORS WERE NONAFFILIATED BUSINESS UNITS.



Upon completion of the merger with Dreyfus, the Corporation's core business lines were realigned to reflect the distinct customers that are serviced--consumers and corporations/institutions--and the services that are offered--investment and banking. Accordingly, the business sector results for the year ended December 31, 1993, have been realigned to reflect the change in methodology used by the Corporation to report business sector results.

Income before taxes for the Corporation's core sectors was $972 million in 1994, up $42 million, or 5%, compared with 1993. The improvement primarily resulted from the full-year impact in 1994 of The Boston Company and AFCO acquisitions and reduced credit quality expense. Return on common shareholders' equity for the core sectors was 18% in 1994, compared with 19% in 1993, and return on assets was 1.66% in both 1994 and 1993. Results in the Real Estate Workout sector also showed significant improvement with income before taxes improving to $27 million in 1994, as a result of lower credit quality expense, compared with a loss of $71 million in 1993.

Consumer Investment Services

Consumer Investment Services includes private asset management services and retail mutual funds. Income before taxes for the Consumer Investment sector was $111 million, a decrease of $14 million compared with 1993. This decrease primarily reflects lower fee revenue and higher operating expense in the mutual fund businesses offset partially by the full-year impact of private asset management of The Boston Company in 1994. This sector continues to provide excellent returns, as return on common shareholders' equity exceeded 30% in both 1994 and 1993.

- ------------------------------------------------------------------------------------------------------------------

                 Total                     Real Estate                    Other                       Total All
              Core Sectors                   Workout                Corporate Activity                 Sectors
             1994      1993               1994     1993               1994     1993                  1994     1993
- ------------------------------------------------------------------------------------------------------------------
           $3,072    $2,744               $ 13     $  8              $  90     $232                $3,175   $2,984

               62       120                (24)      64                  4        -                    42      184
            2,038     1,694                 10       15                354      316                 2,402    2,025
- ------------------------------------------------------------------------------------------------------------------
              972       930                 27      (71)              (268)     (84)                  731      775
              385       370                 10      (26)               (97)     (29)                  298      315
- ------------------------------------------------------------------------------------------------------------------
           $  587    $  560               $ 17     $(45)             $(171)    $(55)               $  433   $  460
- ------------------------------------------------------------------------------------------------------------------
           $ 35.4    $ 33.7               $0.3     $0.6              $ 2.4     $1.3                $ 38.1   $ 35.6

           $  3.2    $  3.0               $  -     $0.1              $ 0.5     $0.2                $  3.7   $  3.3

               18%       19%                NM       NM                 NM       NM                    10%      12%
             1.66%     1.66%                NM       NM                 NM       NM                  1.14%    1.29%
               32%       34%                NM       NM                 NM       NM                    23%      26%


               35%       37%                NM       NM                 NM       NM                    37%      33%


               63%       59%                NM       NM                 NM       NM                    62%      61%
- ------------------------------------------------------------------------------------------------------------------

Consumer Banking Services

Consumer Banking Services includes consumer lending, branch banking, credit card, mortgage loan origination and servicing and jumbo residential mortgage lending. Income before taxes for the Consumer Banking sector totaled $397 million in 1994, compared with $398 million in 1993. Revenue increased by $89 million compared with the prior year, primarily as a result of revenue generated by the Corporation's CornerStone(sm) credit card product, increased levels of retail loans, the full-year impact of jumbo residential mortgage lending of The Boston Company in 1994, and increased mortgage servicing fees related to mortgage servicing portfolio acquisitions. Operating expenses increased $90 million reflecting increased marketing expense of $27 million in support of the introduction of the Corporation's CornerStone(sm) credit card product, the full-year impact in 1994 of The Boston Company jumbo residential mortgage lending and the U.S. Bancorp Mortgage acquisition. Return on common shareholders' equity for this sector was 18% in both 1994 and 1993.

Corporate/Institutional Investment Services

Corporate/Institutional Investment Services includes institutional trust and custody, institutional asset and institutional mutual fund management and administration, securities lending (excluding the securities lending charge), foreign exchange, cash management and stock transfer. Income before taxes for 1994 totaled $217 million, compared with $227 million in 1993. The increase in revenue reflects the full-year impact of The Boston Company in 1994, which more than offset lower Dreyfus institutional mutual fund management revenue. The increase in operating expense of $150 million primarily reflects the full-year impact of The Boston Company. Return on common shareholders' equity for this sector was 22% in 1994, compared with 27% in 1993.

Corporate/Institutional Banking Services

Corporate/Institutional Banking Services includes large corporate and middle market lending, asset based lending, certain capital markets and leasing activities, commercial real estate lending and insurance premium financing. Income before taxes for this sector was $247 million, an increase of $67 million compared with 1993. The improvement in revenue principally resulted from the AFCO acquisition. No credit quality expense was recorded in

- -------------------------------------------------------------------------------

1994, compared to $58 million in 1993, reflecting continued improvement in the credit quality of the loan portfolio. Operating expense increased $59 million primarily as a result of the AFCO acquisition. The return on common shareholders' equity for this sector improved to 14% in 1994, compared with 11% in the prior year.

Real Estate Workout

Real Estate Workout includes commercial real estate and mortgage banking recovery operations. Income before taxes for Real Estate Workout was $27 million in 1994, compared with a pretax loss of $71 million in 1993. The $98 million improvement in profitability primarily was due to the $88 million decrease in credit quality expense reflecting the lower level of real estate acquired (OREO). Credit quality expense in 1994 included $30 million in net gains on the sale of acquired property and no provision to the reserve for OREO, compared with a $54 million provision to the reserve for OREO in 1993.

Other

The "Other" sector's pretax loss of $268 million in 1994 principally reflects the $223 million pretax securities lending charge and the pretax merger expenses and loss on disposition of securities, totaling $119 million, recorded in conjunction with the Dreyfus merger, net of approximately $77 million of earnings on capital above that required in the core sectors. The results for 1993 include the results of operations from certain divestitures, as well as gains on the sale of securities of $87 million and $175 million of merger expenses related to the Corporation's acquisition of The Boston Company.

The tables below distribute net income and return on common shareholders' equity for the Corporation's core sectors between customers serviced and services provided for 1994 and 1993.

- -----------------------------------------------------------------------------------------------------------------------------

                                                                                                Customers
                                                                           --------------------------------------------------
                                                                                  Total                        Total
                                                                                 Consumer             Corporate/Institutional
                                                                                 Services                    Services
                                                                           ---------------------      -----------------------
(dollar amounts in millions)                                               1994             1993         1994           1993
- ----------------------------------------------------------------------------------------------------------------------------
Net income                                                                 $306             $316         $281           $244
Return on common
 shareholders' equity                                                        20%              21%          17%            16%
- ----------------------------------------------------------------------------------------------------------------------------


- ----------------------------------------------------------------------------------------------------------------------------
                                                                                             Services
                                                                           -------------------------------------------------
                                                                                  Total                        Total
                                                                                Investment                    Banking
                                                                                 Services                     Services
                                                                           ---------------------         -------------------
(dollar amounts in millions)                                               1994             1993         1994           1993
- ----------------------------------------------------------------------------------------------------------------------------
Net income                                                                 $186             $200         $401           $360
Return on common
 shareholders' equity                                                        25%              30%          16%            15%
- ----------------------------------------------------------------------------------------------------------------------------

NET INTEREST REVENUE
- -------------------------------------------------------------------------------------------------------------------------------
(taxable equivalent basis,
dollar amounts in millions)                                                               1994             1993            1992
- -------------------------------------------------------------------------------------------------------------------------------
Net interest revenue                                                                   $ 1,521          $ 1,346         $ 1,203
Average interest-earning assets                                                         32,282           30,657          26,948
- -------------------------------------------------------------------------------------------------------------------------------
Net interest margin:
  Taxable equivalent basis                                                                4.71%            4.39%           4.46%
  Without taxable equivalent increments                                                   4.67             4.34            4.39
- -------------------------------------------------------------------------------------------------------------------------------

The improvement in net interest revenue and the net interest margin in 1994, compared with the prior year, primarily resulted from a higher level of interest-earning assets, as well as a higher-yielding asset mix. Net interest revenue on a fully taxable equivalent basis totaled $1.521 billion in 1994, up $175 million, or 13%, compared with 1993. The net interest margin increased 32 basis points to a historical high of 4.71% in 1994.

The 1993 acquisitions of The Boston Company and AFCO both increased average interest-earning assets and enabled the Corporation to replace lower-yielding money market assets with higher-yielding loans. Average interest-earning assets were $1.6 billion higher in 1994, compared with 1993, reflecting a full-year effect of these acquisitions. Increases of $3.3 billion in average loans and $345 million in average securities were partially offset by a $2.2 billion decrease in average money market assets. The increase in average loans in 1994 included approximately $1.5 billion and $1.2 billion from The Boston Company and AFCO, respectively, as well as a $500 million increase in retail loans and a $380 million increase in credit card loans. The increase in retail loans primarily resulted from higher levels of home equity and student loans, while the increase in average credit card loans primarily was driven by the new CornerStone(sm) credit card product. A further reduction in nonperforming assets, a lower average level of long-term debt and higher loan fees also contributed to the improved net interest revenue and the net interest margin compared with the prior year.

Net interest revenue on a taxable equivalent basis in 1993 increased by $143 million compared with 1992, while the net interest margin decreased by 7 basis points. The improvement in net interest revenue primarily reflected a higher level of interest-earning assets resulting from the second quarter 1993 acquisition of The Boston Company and the December 1992 Meritor retail office acquisition. Net interest revenue and the margin also benefited from a lower level of nonperforming assets. Partially offsetting these positive factors was the impact from the reduction in higher-yielding securities that were sold in the first quarter of 1993 as part of the financing plan and balance sheet restructuring related to the acquisition of The Boston Company and a higher level of long-term debt issued in the financing of this acquisition.

CREDIT QUALITY EXPENSE
- -------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                            1994              1993            1992
- -------------------------------------------------------------------------------------------------------------------------------
Provision for credit losses                                                              $ 70              $125            $185
Net expense (revenue) of acquired property                                                (28)               59              95
- -------------------------------------------------------------------------------------------------------------------------------
Credit quality expense                                                                   $ 42              $184            $280
- -------------------------------------------------------------------------------------------------------------------------------

Credit quality expense, defined as the provision for credit losses plus the net expense (revenue) of acquired property, was $42 million in 1994, down $142 million compared with the prior year, reflecting the improved credit quality of the loan portfolio, net gains on the sale of acquired property and a lower level of real estate acquired (OREO). The Corporation currently anticipates that credit quality expense will increase in 1995, primarily due to lower gains on the sale of acquired property.

The Corporation recorded a $70 million provision for credit losses in 1994, the lowest provision since 1983. A $125 million provision was recorded in 1993. The net revenue from acquired property was $28 million in 1994, an $87 million improvement over 1993. The improvement reflects $30 million of net gains on the sale of acquired property, as well as no provision to the reserve for OREO in 1994, compared with a $54 million provision to the reserve for OREO in 1993.

NONINTEREST REVENUE
- -------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                            1994              1993            1992
- -------------------------------------------------------------------------------------------------------------------------------
Fee revenue:
Trust and investment management:
  Mutual fund:
    Management                                                                         $  294            $  310          $  271
    Administration/Custody                                                                159               119              23
  Institutional trust                                                                     223               184             118
  Institutional asset management                                                          143               122              81
  Private asset management                                                                134               118              91
- -------------------------------------------------------------------------------------------------------------------------------
      Total trust and investment management                                               953               853             584
Cash management and deposit transaction charges                                           197               192             182
Information services                                                                       78               152             142
Mortgage servicing                                                                         78                62              41
Foreign currency and securities trading                                                    76                46              21
Credit card                                                                                72                61              54
Other                                                                                     198               172             130
- -------------------------------------------------------------------------------------------------------------------------------
      Total fee revenue                                                                 1,652             1,538           1,154
Gains (losses) on sale of securities                                                       (5)              100             129
- -------------------------------------------------------------------------------------------------------------------------------
      Total noninterest revenue                                                        $1,647            $1,638          $1,283
- -------------------------------------------------------------------------------------------------------------------------------

Reflecting the Corporation's strategy of maintaining a well-balanced revenue base, revenues from the fee-generating businesses represented 52% of total revenue for the year. Fee revenue grew $114 million, or 7%, in 1994, compared with 1993. The increase primarily resulted from the full-year impact of The Boston Company acquisition which occurred in the second quarter of 1993. Total fee revenue was negatively impacted in 1994 from the December 1993 sale of two information services businesses and lower revenue from the management of Dreyfus' proprietary mutual fund assets.

Trust and investment management services are provided to both individuals and institutions and represents the largest segment of the Corporation's fee-based services. The Dreyfus merger substantially increased the Corporation's trust and investment management fee revenue to 58% of the Corporation's total fee revenue and 30% of its total revenue. Trust and investment management fee revenue increased $100 million, or 12%, over the prior year. This increase primarily was attributable to the full-year impact of The Boston Company, as well as successful sales and marketing efforts of existing products. Partially offsetting this increase was a $20 million decrease in revenue from the management of Dreyfus' proprietary mutual fund assets, which is discussed on page 16. On a stand-alone basis, total trust and investment management fee revenue for Dreyfus was $303 million in 1994, $324 million in 1993 and $293 million in 1992.

The securities lending component of trust and investment management revenue was $40 million in 1994, a decrease of $1 million compared with 1993. Although actions were taken in the fourth quarter of 1994 to reduce the interest rate sensitivity of certain securities lending portfolios, fluctuations in securities lending revenue could occur depending on the frequency and magnitude of future interest rate changes. The Corporation currently anticipates that securities lending revenue, in 1995, will remain at approximately the same level as the prior year.

- -------------------------------------------------------------------------------
As shown in the table below, the market value of assets under management and administration/custody was $847 billion at December 31, 1994, up $16 billion compared with $831 billion at December 31, 1993. The $37 billion increase in the market value of assets under administration/custody primarily reflected higher levels of institutional trust business resulting from new clients and increased funding by existing clients, partially offset by the impact of the sale of the Boston-based third-party mutual fund administration business and a general decline in the bond and equity markets. The $21 billion decrease in the market value of assets under management reflected, in part, lower institutional money market mutual fund assets managed as well as the decline in the bond markets. At December 31, 1994, compared with December 31, 1993, the Lehman Brothers Long Term Government Bond index had decreased 7%, while the S&P 500 index had decreased 1.5%.

- -------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE OF ASSETS UNDER MANAGEMENT AND ADMINISTRATION/CUSTODY                                   December 31,

(in billions)                                                                            1994             1993             1992
- -------------------------------------------------------------------------------------------------------------------------------
Institutional trust:
   Management                                                                            $  3             $  1             $  1
   Administration/Custody                                                                 568              479              277
Mutual fund:
   Management                                                                              73               82               78
   Administration/Custody                                                                  76              128                4
Institutional asset management:
   Management                                                                              93              104               72
Private asset management:
   Management                                                                              21               24               21
   Administration/Custody                                                                  13               13                6
- -------------------------------------------------------------------------------------------------------------------------------
Total:
   Management                                                                            $190             $211             $172
   Administration/Custody                                                                $657             $620             $287
- -------------------------------------------------------------------------------------------------------------------------------


- -------------------------------------------------------------------------------------------------------------------------------

MANAGED MUTUAL FUND ASSETS BY FUND CATEGORY                                                          December 31,

(in billions)                                                                            1994             1993             1992
- -------------------------------------------------------------------------------------------------------------------------------
Proprietary funds:
   Taxable money market funds:
     Institutions                                                                         $18              $23              $27
     Individuals                                                                           10               10               13
   Tax-exempt money market funds                                                            7                8                8
   Tax-exempt bond funds                                                                   18               21               18
   Fixed income funds                                                                       4                5                4
   Equity funds                                                                             9                9                7
- -------------------------------------------------------------------------------------------------------------------------------
      Total proprietary funds                                                              66               76               77
Other managed funds                                                                         7                6                1
- -------------------------------------------------------------------------------------------------------------------------------
      Total managed mutual fund assets                                                    $73              $82              $78
- -------------------------------------------------------------------------------------------------------------------------------

NONINTEREST REVENUE (CONTINUED)
- -------------------------------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------------------------------------------
MANAGED MUTUAL FUND FEE REVENUE
(in millions)                                                                            1994             1993             1992
- -------------------------------------------------------------------------------------------------------------------------------
Managed mutual fund fees                                                                 $348             $368             $345
Less:  Fees waived                                                                         44               48               66
Less:  Fund expense reimbursements                                                         10               10                8
- -------------------------------------------------------------------------------------------------------------------------------
   Net managed mutual fund fees                                                          $294             $310             $271
- -------------------------------------------------------------------------------------------------------------------------------

Net managed mutual fund fees by fund category:
   Proprietary funds:
       Taxable money market funds:
         Institutions                                                                    $ 43             $ 60             $ 64
         Individuals                                                                       39               51               53
       Tax-exempt money market funds                                                       21               20               20
       Tax-exempt bond funds                                                              102              101               79
       Fixed income funds                                                                  20               21               16
       Equity funds                                                                        56               48               37
- -------------------------------------------------------------------------------------------------------------------------------
          Total proprietary funds                                                         281              301              269
   Other managed funds                                                                     13                9                2
- -------------------------------------------------------------------------------------------------------------------------------
          Net managed mutual fund fees                                                   $294             $310             $271
- -------------------------------------------------------------------------------------------------------------------------------

Mutual fund management fees are based on the average net assets of each fund. Average proprietary funds managed at Dreyfus in 1994 were $72 billion, compared with $82 billion in 1993. This decrease resulted from a $9 billion reduction in average institutional money market assets managed, as well as an overall drop in the market values of assets managed paralleling the decline in the bond markets over the past 12 months. Management fee rates charged to money market funds are generally lower than rates charged to other sponsored funds.

As a way of promoting the growth of mutual fund assets, as well as increasing the rate of return to mutual fund investors, the Corporation may periodically waive certain management fees and/or reimburse certain mutual fund expenses. The Corporation may continue to follow this practice in the future; however, it is not possible to predict the impact it may have on the future level of mutual fund assets under management.

The Corporation provides a number of cash management services, including remittance processing, collections and disbursements, check processing and electronic wire transfer. Cash management and deposit transaction charges totaled $197 million in 1994. At December 31, 1994, the Corporation's cash management services ranked in the top five in market share nationally.

Information services fees totaled $78 million in 1994, a decrease of $74 million from 1993, primarily as a result of the December 1993 sale of two information services businesses. These businesses generated revenues of $77 million in 1993. Information services fees are expected to be further reduced in 1995 following the Corporation's intended contribution of the assets of its Mellon Securities Transfer Services (MSTS) subsidiary to the joint venture with Chemical Banking Corporation. MSTS recorded information services fee revenue of $30 million in 1994. Net results of the joint venture with Chemical will be reported on the equity method of accounting, as information services fee revenue. It is expected that this transaction will not have a significant impact on the Corporation's financial results.

Mortgage servicing fees increased by $16 million, or 25%, in 1994, compared with 1993, primarily resulting from acquisitions of mortgage servicing rights coupled with a lower rate of prepayments. The Corporation's total servicing portfolio increased to $37 billion at December 31, 1994, compared with $20 billion at December 31, 1993. At December 31, 1994, the Corporation had the 18th largest residential mortgage servicing portfolio in the United States.

- -------------------------------------------------------------------------------

Foreign currency and securities trading fees increased to $76 million, a 64% increase over the $46 million earned in 1993. The increase primarily reflects the full-year impact of foreign exchange fees earned, principally from global custody customers at The Boston Company, compared with a partial year impact in 1993.

Credit card fee revenue, which principally consists of interchange and cardholder fees, increased by $11 million, or 19%, in 1994. This increase primarily resulted from fee revenue generated by the Corporation's CornerStone(sm) credit card product. Average credit card loans increased to $1.733 billion in 1994, from $1.351 billion in 1993, primarily as a result of CornerStone(sm).

Other fee revenue in 1994 included $32 million from the Corporation's seasonal tax refund anticipation loan program, a decrease of $5 million from the prior year. In the fourth quarter of 1994, the Corporation announced that it will not offer this loan program in 1995. The Corporation made this decision following the U.S. Treasury Department's fourth quarter 1994 announcement that the Internal Revenue Service (IRS) no longer will provide timely notice of those instances where IRS liens exist against taxpayers, making them ineligible for a refund anticipation loan. Without this notification from the IRS, the Corporation could not reasonably assure that the credit quality of the refund anticipation loans would be acceptable. In 1994 the refund anticipation loan program contributed approximately $.13 to the Corporation's earnings per common share.

The Corporation recorded $5 million in net losses on securities available for sale in 1994, resulting from the third quarter 1994 loss of $15 million, or $10 million after tax, from the disposition of securities held by Dreyfus that did not meet the investment objectives, interest rate or credit risk characteristics required by the Corporation. The Corporation recorded $100 million in gains on the sale of securities during 1993. Included in the $100 million in gains were $87 million which resulted from sales undertaken as part of the financing plan and balance sheet restructuring related to the acquisition of The Boston Company.

Compared with 1992, fee revenue grew by $384 million, or 33%, in 1993, primarily resulting from $252 million of fee revenue attributable to The Boston Company, as well as continued growth in the fee-based service products businesses. The improvement reflected increases of 46% in trust and investment management fees, 53% in mortgage servicing fees, 14% in cash management and deposit transaction charges excluding a one-time 1992 accrual adjustment, 13% in credit card fee revenue and a 125% increase in foreign currency and securities trading fee revenue.

OPERATING EXPENSE
- -------------------------------------------------------------------------------------------------------------------------------
(dollar amounts in millions)                                                            1994              1993             1992
- -------------------------------------------------------------------------------------------------------------------------------
Staff expense                                                                        $   956           $   854          $   672
Professional, legal and other purchased services                                         210               163              131
Net occupancy expense                                                                    206               186              163
Business development                                                                     161               139              121
Equipment expense                                                                        132               121              105
Amortization of goodwill, core deposit and other identified
  intangibles recorded in connection with acquisitions                                    98                78               50
Communications expense                                                                    84                77               66
FDIC assessment and regulatory examination fees                                           63                60               53
Amortization of purchased mortgage servicing rights
  and purchased credit card relationships                                                 40                44               29
Forms and supplies                                                                        40                38               30
Other expense                                                                             85                90               97
- -------------------------------------------------------------------------------------------------------------------------------
    Operating expense before the net expense (revenue) of acquired
      property, securities lending charge and merger expenses                          2,075             1,850            1,517
- -------------------------------------------------------------------------------------------------------------------------------
Net expense (revenue) of acquired property                                               (28)               59               95
- -------------------------------------------------------------------------------------------------------------------------------
Securities lending charge                                                                223                 -                -
- -------------------------------------------------------------------------------------------------------------------------------
Merger expenses                                                                          104               175               36
- -------------------------------------------------------------------------------------------------------------------------------
       Total operating expense                                                       $ 2,374           $ 2,084          $ 1,648
- -------------------------------------------------------------------------------------------------------------------------------
Average full-time equivalent staff                                                    24,300            22,300           19,200
- -------------------------------------------------------------------------------------------------------------------------------
Efficiency ratio (a)                                                                      65%               64%              65%
Efficiency ratio excluding amortization of goodwill,
  core deposit and other identified intangibles
  recorded in connection with acquisitions                                                62                61               63
- -------------------------------------------------------------------------------------------------------------------------------

(a) Operating expense before the net expense (revenue) of acquired property, the securities lending charge and merger expenses as a percentage of revenue, computed on a fully taxable equivalent basis, excluding securities gains (losses).


Operating expense before the net expense (revenue) of acquired property, the securities lending charge and merger expenses totaled $2.075 billion in 1994, an increase of $225 million, or 12%, compared with $1.850 billion in 1993. The increase primarily resulted from the acquisition of The Boston Company in the second quarter of 1993. This acquisition, as well as other acquisitions accounted for under the purchase method of accounting, and divestitures impacted every expense category. Expenses decreased as a result of the December 1993 sale of two information services businesses. The decreases caused by the sale of these businesses primarily offset increased expense related to the December 1993 AFCO acquisition and other smaller acquisitions that occurred in 1994. In addition, marketing expenses of $27 million were recorded in 1994 related to the introduction of the Corporation's CornerStone(sm) credit card product. The Dreyfus merger was accounted for as a pooling of interests. On a stand-alone basis, Dreyfus incurred operating expense before merger expenses of $230 million, $225 million and $199 million in 1994, 1993 and 1992, respectively. The increase in the average full-time equivalent staff level in 1994, compared with the prior-year period, primarily was a result of a full-year impact of The Boston Company in 1994.

On January 31, 1995, the Federal Deposit Insurance Corporation (FDIC) staff proposed a reduction in the premium banks pay for deposit insurance. For well capitalized institutions, the premium would be reduced by 83% from the current $.23 for every $100 of deposits to $.04 per $100 of deposits. At December 31, 1994, all of the Corporation's banking subsidiaries qualified as well capitalized. If adopted, the proposal is expected to be effective at some time in the second half of 1995. In the first half of 1995, the Corporation will pay approximately $27 million in FDIC assessments. The proposal has a 60 day comment period and could be revised and/or delayed.

- -------------------------------------------------------------------------------
The net expense (revenue) of acquired property improved $87 million in 1994 and included $30 million in net gains on the sale of acquired property and no provision to the reserve for OREO, compared with 1993 which included a $54 million OREO reserve provision. The securities lending charge is discussed in the "Significant Events in 1994" section on page 7.

Merger expenses of $104 million pretax, or $79 million after tax, were recorded in 1994 to reflect expenses associated with the Dreyfus merger.

- --------------------------------------------------------------------------------------------------------------------------------
MERGER EXPENSES ANALYSIS (THE DREYFUS CORPORATION)                               Expenditures                    Expected
                                                                                    and asset                   expenditures
                                                                    Total      adjustments at              ---------------------
(in millions)                                                    expenses       Dec. 31, 1994              1995             1996
- --------------------------------------------------------------------------------------------------------------------------------
Benefit and severance programs                                       $ 42                 $25              $ 9                $8
Professional, consulting and other                                     27                  26                1                -
Facilities and assets                                                  25                  25                -                -
Proxy solicitation                                                     10                   9                1                -
- --------------------------------------------------------------------------------------------------------------------------------
    Total merger expenses                                            $104                 $85              $11                $8
- --------------------------------------------------------------------------------------------------------------------------------

Merger expenses of $175 million, or $112 million after tax, were recorded in 1993 to reflect expenses associated with the acquisition of The Boston Company.

- --------------------------------------------------------------------------------------------------------------------------------
MERGER EXPENSES ANALYSIS (THE BOSTON COMPANY)                                                 Expenditures
                                                                            Estimated            and asset             Expected
                                                                                total       adjustments at         expenditures
(in millions)                                                                expenses        Dec. 31, 1994              in 1995
- --------------------------------------------------------------------------------------------------------------------------------
Systems integration                                                              $ 67                 $ 35                  $32
Adjustment to The Boston Company credit loss reserve                               51                   51                    -
Professional and consulting                                                        16                   15                    1
Severance, incentive retention plan, relocation and travel                         12                    8                    4
Facilities expense                                                                  8                    4                    4
Other                                                                              21                   18                    3
- --------------------------------------------------------------------------------------------------------------------------------
    Total merger expenses                                                        $175                 $131                  $44
- --------------------------------------------------------------------------------------------------------------------------------

Operating expense before the net expense of acquired property and merger expenses in 1993 increased by $333 million, or 22%, over 1992. The combined effect of The Boston Company and Meritor retail office acquisitions was the primary reason for higher expenses in nearly all expense categories. The $36 million decrease in the net expense of acquired property in 1993, compared with 1992, primarily resulted from a lower provision to the reserve for OREO.
Merger expenses for 1992 included $18 million related to the Meritor retail office acquisition and $18 million related to the Corporation's expense reduction program.

INCOME TAXES
- -------------------------------------------------------------------------------

The provision for income taxes totaled $278 million in 1994, compared with $298 million in 1993 and $104 million in 1992. Without the availability of unrecognized tax benefits to offset federal income taxes, the Corporation's provision for income taxes in 1992 would have been approximately $234 million.

Excluding the impact of the Dreyfus merger-related expenses and losses on the disposition of Dreyfus securities in the third quarter of 1994 and the securities lending charge in the fourth quarter of 1994, the Corporation's effective tax rate for 1994 was 38%. Excluding the impact of The Boston Company merger-related expenses and securities gains and a one-time tax benefit of $5 million resulting from a 1993 change in tax legislation, the Corporation's effective tax rate for 1993 was 39.5%. The Corporation anticipates that its effective tax rate will remain at approximately 38% for the foreseeable future.

CAPITAL
- ----------------------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------
SELECTED CAPITAL DATA
(dollar amounts in millions,                                                              December 31,
 except per share amounts)                                            1994                        1993                  1992
- ----------------------------------------------------------------------------------------------------------------------------
Common shareholders' equity                                        $ 3,687                     $ 3,546               $ 2,870
Common shareholders' equity to assets ratio                           9.54%                       9.57%                 8.85%
Tangible common equity ratio (a)                                      7.05                        6.84                  7.03
Total shareholders' equity                                         $ 4,122                     $ 4,138               $ 3,337
Total shareholders' equity to assets ratio                           10.67%                      11.17%                10.28%
Tier I capital ratio                                                  9.48                        9.70                 10.20
Total (Tier I plus Tier II) capital ratio                            12.90                       13.22                 13.83
Leverage capital ratio                                                8.67                        9.00                  9.45
Book value per common share (b)                                    $ 25.06                     $ 24.28(c)            $ 21.37(c)
Closing common stock price (b)                                     $30.625                     $35.375               $35.375
Market capitalization                                              $ 4,507                     $ 5,070               $ 4,661
- ----------------------------------------------------------------------------------------------------------------------------

(a) Common shareholders' equity less goodwill, core deposit and other identified intangibles recorded in connection with acquisitions divided by total assets less goodwill, core deposit and other identified intangibles.

(b) Restated to reflect the three-for-two common stock split distributed November 15, 1994.

(c) The book value per common share assumed full conversion of the Series D preferred stock to common stock. Accordingly, this included the additional paid-in capital on the Series D preferred stock because this paid-in capital had no liquidation preference over the common stock. The Series D preferred stock was converted into common stock in August 1994, pursuant to the terms of the Series D statement of designation.


At December 31, 1994, the Corporation was the highest capitalized large bank holding company in the United States, with a common shareholders' equity to assets ratio of 9.54% and a total shareholders' equity to assets ratio of 10.67%. Common shareholders' equity was $3.687 billion, an increase of $141 million from year-end 1993. Total shareholders' equity was $4.122 billion, a slight decrease from $4.138 billion at December 31, 1993. The increase in common shareholders' equity resulted from earnings retention. The decrease in total shareholders' equity resulted from the December 1994 announced redemption of the $160 million Series H preferred stock. This redemption reduced the December 31, 1994 total shareholders' equity to assets ratio and the regulatory capital ratios by 40 to 45 basis points. In addition, the capital ratios at December 31, 1994, were impacted by a higher level of assets and risk-adjusted assets, compared with the prior year-end.

On January 1, 1994, the Corporation adopted Financial Accounting Standard No. 115 (FAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities." This standard requires that securities classified as "available for sale" are to be reported at fair value, with unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity. At year-end 1994, the Corporation recorded unrealized losses of $43 million on securities available for sale and $42 million on loans with a corresponding reduction in shareholders' equity of $55 million, net of tax. The reduction in loans related to the valuation of $159 million (carrying value before adjustment) of Mexican Brady bonds that the Corporation carries as loans. The unrealized loss resulted in a reduction of book value per common share of $.38 and a reduction of 16 basis points in the common shareholders' equity to assets ratio. Increased volatility of shareholders' equity, certain related capital ratios and book value per common share could result from future changes in unrealized gains and losses on assets classified as available for sale.

- --------------------------------------------------------------------------------

In connection with the August 1994 Dreyfus merger, which was accounted for as a pooling of interests, the Corporation issued 48.3 million shares of common stock, on a post-stock split basis, in exchange for the Dreyfus common stock. The restated capital ratios of the Corporation following this acquisition were more than 200 basis points higher than the previously reported amounts. However, restated book value per common share was approximately 13% lower than the previously reported amounts.

In November 1994, the board of directors of the Corporation authorized the repurchase of up to 3 million shares of the Corporation's common stock. The repurchased shares will be added to the Corporation's treasury shares and will be used to meet the Corporation's current and near-term common stock requirements for its stock-based benefit plans and its dividend reinvestment plan. The repurchase of shares began in January 1995.

- ------------------------------------------------------------------------------------------------------------------------------
RISK-BASED AND LEVERAGE CAPITAL RATIOS                                                                        December 31,
(dollar amounts in millions)                                                                             1994             1993
- ------------------------------------------------------------------------------------------------------------------------------
Tier I capital:
  Common shareholders' equity (a)(b)                                                                  $ 3,742          $ 3,509
  Qualifying preferred stock (b)                                                                          435              629
  Minority interest                                                                                        13               12
  Goodwill and certain other intangibles                                                                 (904)            (927)
- ------------------------------------------------------------------------------------------------------------------------------
    Total Tier I capital                                                                                3,286            3,223
Tier II capital                                                                                         1,187            1,169
- ------------------------------------------------------------------------------------------------------------------------------
Total qualifying capital                                                                              $ 4,473          $ 4,392
- ------------------------------------------------------------------------------------------------------------------------------
Risk-adjusted assets:
  On-balance-sheet                                                                                    $26,213          $24,522
  Off-balance-sheet                                                                                     8,465            8,690
- ------------------------------------------------------------------------------------------------------------------------------
    Total                                                                                             $34,678          $33,212
- ------------------------------------------------------------------------------------------------------------------------------
Average assets--leverage capital basis                                                                $37,882          $35,805
- ------------------------------------------------------------------------------------------------------------------------------
Tier I capital ratio (c)                                                                                 9.48%            9.70%
Total capital ratio (c)                                                                                 12.90            13.22
Leverage capital ratio (c)                                                                               8.67             9.00
- ------------------------------------------------------------------------------------------------------------------------------

(a) In accordance with regulatory guidelines, the $55 million, net of tax, of unrealized losses on assets classified as available for sale at December 31, 1994, has been excluded.

(b) For the purpose of this computation, the additional paid-in capital on the Series D preferred stock, totaling $37 million, was included in "Qualifying preferred stock" rather than in "Common shareholders' equity," at December 31, 1993.

(c) The required minimum Tier I, Total and Leverage capital ratios are 4%, 8% and 3%, respectively.


Tier I and Total capital are expressed as a percentage of risk-adjusted assets, which include various credit risk-weighted percentages of on-balance-sheet assets, as well as off-balance-sheet exposures. The Leverage capital ratio evaluates capital adequacy on the basis of the ratio of Tier I capital to quarterly average total assets as reported on the Corporation's regulatory financial statements, net of the loan loss reserve, goodwill and certain other intangibles.

Federal regulators have adopted a capital-based supervisory system for all insured financial institutions. If a financial institution's capital ratios decline below predetermined levels, it would become subject to a series of increasingly restrictive regulatory actions. The system categorizes a financial institution's capital position into one of five categories ranging from well capitalized to critically undercapitalized. For an institution to qualify as well capitalized, Tier I, Total and Leverage capital ratios must be at least 6%, 10% and 5%, respectively. All of the Corporation's banking subsidiaries qualified as well capitalized at December 31, 1994. The Corporation intends to maintain the ratios of its banking subsidiaries at the well capitalized levels.

- -------------------------------------------------------------------------------

The Corporation deducts all goodwill and certain other identified intangibles acquired subsequent to February 19, 1992, except purchased mortgage servicing rights and purchased credit card relationships, from Tier I capital.

- -------------------------------------------------------------------------------------------------------------------------------
                                                                                                      December 31,
(in millions)                                                                             1994             1993            1992
- -------------------------------------------------------------------------------------------------------------------------------
Goodwill                                                                                  $824             $826            $381
- -------------------------------------------------------------------------------------------------------------------------------

The $2 million decrease in goodwill at December 31, 1994, compared with December 31, 1993, reflects increases in goodwill of $27 million related to the U.S. Bancorp Mortgage Company transaction and $22 million related to the acquisition of Glendale. Offsetting these increases was $52 million of amortization during 1994. The amortization of goodwill is expected to be approximately $51 million in 1995 based upon the current level and amortization schedule. The increase in goodwill during 1993 principally resulted from The Boston Company acquisition.

- -------------------------------------------------------------------------------------------------------------------------------
                                                                                                      December 31,
(in millions)                                                                             1994             1993            1992
- -------------------------------------------------------------------------------------------------------------------------------
Purchased core deposit intangible                                                         $133             $155            $215
Covenants not to compete                                                                    38               57               7
Other identified intangibles                                                                41               46              32
- -------------------------------------------------------------------------------------------------------------------------------
   Total purchased core deposit
     and other identified intangibles                                                     $212             $258            $254
- -------------------------------------------------------------------------------------------------------------------------------

The amortization expense of purchased core deposit and other identified intangibles was $46 million in 1994. The future annual amortization expense will be approximately $43 million, based upon the current level and amortization schedule. The decrease in purchased core deposit intangibles during 1993 resulted from the annual amortization charge, as well as a reclassification of $26 million to goodwill following the receipt of an independent appraisal of the intangibles and final valuation of Meritor's assets and liabilities. The increase in the noncompete covenant in 1993 resulted from The Boston Company acquisition.

- -------------------------------------------------------------------------------------------------------------------------------
                                                                                                      December 31,
(in millions)                                                                             1994             1993            1992
- -------------------------------------------------------------------------------------------------------------------------------
Purchased mortgage servicing rights                                                       $292             $160            $140
Purchased credit card relationships                                                         60               44              49
- -------------------------------------------------------------------------------------------------------------------------------
   Total purchased mortgage servicing rights
     and purchased credit card relationships                                              $352             $204            $189
- -------------------------------------------------------------------------------------------------------------------------------

The increase in purchased mortgage servicing rights (PMSR) in both 1994 and 1993 resulted primarily from acquisitions. A test for the impairment of value of PMSRs is conducted quarterly. The estimated fair value of the PMSRs exceeded the carrying value at December 31, 1994. For a further discussion of the Corporation's accounting policy for PMSRs, see note 1 of Notes to Financial Statements. The amortization expense of PMSRs and purchased credit card relationships was $40 million in 1994.

CORPORATE RISK
- -------------------------------------------------------------------------------

RISK OVERVIEW
- -------------------------------------------------------------------------------

Risk identification and management are essential elements for the successful management of the Corporation. The four primary risk exposures are liquidity risk; market risk, which includes interest rate and currency risk; credit risk; and fiduciary risk. Liquidity risk is the possibility that the Corporation will not be able to fund present and future financial obligations. Market risk is the possibility of lower net interest revenue or lower market values of assets and liabilities as interest rates or exchange rates fluctuate. Credit risk is the possibility of loss from a counterparty's failure to perform according to the terms of a transaction. Fiduciary risk is the possibility of loss from actions taken on behalf of clients. In addition, the Corporation is subject to other risks, particularly in its fee-generating businesses, that are transaction oriented. The Corporation controls and monitors these risks with policies, procedures and various levels of managerial oversight. Because of the nature of its businesses, external factors beyond the Corporation's control may, at times, result in losses to the Corporation or its customers.

The Corporation is involved with various financial instruments that potentially create risk. These instruments are both on and off the balance sheet. On-balance-sheet instruments include securities, loans, bonds and deposits. Off-balance-sheet instruments include loan commitments, standby letters of credit, interest rate swaps, foreign exchange contracts and interest rate futures and forwards.

LIQUIDITY AND DIVIDENDS
- -------------------------------------------------------------------------------

The Corporation's liquidity management objective is to maintain the ability to meet commitments to fund loans and to purchase securities, as well as to repay deposits and other liabilities in accordance with their terms, including during periods of market or financial stress. The Corporation's overall approach to liquidity management is to ensure that sources of liquidity are sufficient in amount and diversity to accommodate changes in loan demand and core funding routinely without a material adverse impact on net income. The Finance Committee of the Corporation is responsible for liquidity management. This committee of senior managers of the Corporation has developed a Liquidity Policy that covers all assets and liabilities, as well as off-balance-sheet items that are potential sources or uses of liquidity.

The Corporation's funding needs are evaluated continually and its liquidity position is managed by maintaining adequate levels of liquid assets, such as money market assets and securities available for sale. Additional liquidity is available through the Corporation's ability to participate or sell commercial loans and to securitize selected loan portfolios. The Corporation also has a $200 million revolving credit agreement and a $25 million backup line of credit to provide support facilities for its commercial paper borrowings and for general corporate purposes. The revolving credit facility contains tangible net worth and double leverage ratio covenants, as discussed in note 9 of Notes to Financial Statements.

As shown in the Consolidated Statement of Cash Flows, cash and due from banks increased by $114 million during 1994 to $2.285 billion at December 31, 1994. The increase primarily reflected $949 million of net cash provided by operating activities and $476 million of net cash provided by financing activities, offset in part by $1.331 billion of net cash used by investing activities. Net cash provided by financing activities primarily reflected net increases in short-term borrowed funds and term deposits offset, in part, by decreases in transaction and savings deposits and longer-term debt. Cash generated by operating activities of $949 million, included $433 million of net income adjusted for noncash charges and credits. Cash used in investing activities principally reflected an increase in loans, partially offset by a decrease in money market assets.

Included in noncash charges and credits is the amortization expense of goodwill, core deposit and other identified intangibles which the Corporation has recorded as a result of accounting for business combinations under the purchase method of accounting. Had the Corporation accounted for these transactions under the pooling of interests method of accounting, these intangibles and their related amortization would not have been reported. The amortization expense of these intangibles was $98 million pretax, or $76 million after tax in 1994.

During 1994 the Corporation reduced its long-term debt by $422 million, primarily reflecting the retirement of the entire $200 million of Floating Rate Senior Notes due 1996 and contractual maturities of $213 million. Contractual

- -------------------------------------------------------------------------------

maturities primarily were comprised of the $200 million Floating Rate Notes due 1994. Contractual maturities of existing debt will total $327 million in 1995. The Corporation expects to fund its 1995 debt maturities with a combination of cash presently on hand, other internal funding sources and, if necessary, with the proceeds from the public and/or private issuance of securities. The Corporation has a debt shelf registration statement on file with the Securities and Exchange Commission on which up to $200 million of debt may be issued.

In December 1994 the Corporation announced its commitment to redeem the $160 million Series H preferred stock at the contractual redemption price of $26.30 per share plus accrued dividends through March 1, 1995. This redemption will be funded with cash on hand. Preferred stock dividends for 1994 reflect an additional $16 million for the Series H redemption premium, the write-off of unamortized issuance costs and dividends accrued through the redemption date. These additional items reduced 1994 earnings by $.11 per common share. Preferred stock dividend requirements will be reduced by $17 million annually, or $.11 per common share, as a result of this redemption. Net of an assumed long-term funding rate, the redemption of the Series H preferred stock is estimated to increase earnings per common share by $.06 in 1995.

During the third quarter of 1994, Moody's and Standard & Poor's, two public credit rating agencies, upgraded their ratings on the Corporation's senior debt securities and other obligations, primarily as a result of the Corporation's improved capital position, lower level of nonperforming assets and continued growth in core earnings. These upgrades should enable the Corporation to issue debt at lower rates of interest and, overall, enhance the Corporation's access to funding markets.


- -------------------------------------------------------------------------------------------------------------------------------
MELLON BANK CORPORATION                                                                               December 31,
SENIOR DEBT RATINGS                                                                       1994             1993            1992
- -------------------------------------------------------------------------------------------------------------------------------
Moody's                                                                                     A2               A3            Baa1
Standard & Poor's                                                                           A                A-              A-
- -------------------------------------------------------------------------------------------------------------------------------

The Corporation paid $254 million of dividends on its outstanding shares of common and preferred stock during 1994. On November 15, 1994, the Corporation distributed a three-for-two common stock split. All dividend per share amounts have been restated to reflect this stock split. The Corporation increased its annual common stock dividend to $1.4933 per share in the first quarter of 1994, an increase of 47% from $1.0133 per share in 1993. In the fourth quarter of 1994, the Corporation again increased its dividend on common stock to $1.80 per share, an increase of 21% from the previous annual rate of $1.4933 per share. As a result of both dividend increases in 1994, the Corporation increased its annual common dividend by 78%. These increases resulted in a common stock dividend payout ratio of 55% in 1994, compared with 31% in 1993. Excluding the $130 million after tax securities lending charge, the $89 million after tax of Dreyfus-related charges and the $16 million of additional preferred stock dividends, the dividend payout ratio would have been 33% in 1994. Using the current common stock dividend rate and current shares outstanding, annual dividend requirements in 1995 for the common and preferred stock are expected to be approximately $305 million.

The parent Corporation's principal sources of cash are interest and dividends from its subsidiaries. The ability of national bank subsidiaries to pay dividends to the parent Corporation is subject to certain limitations, as discussed in note 17 of Notes to Financial Statements. Under the more restrictive limitations, the Corporation's national bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to December 31, 1994, of approximately $404 million, less any dividends declared and plus or minus net profits or losses, as defined, between January 1, 1995, and the date of any such dividend declaration. The national bank subsidiaries declared dividends to the parent Corporation of $366 million in 1994, $185 million in 1993 and $154 million in 1992. Dividends paid to the parent Corporation by nonbank subsidiaries totaled $122 million in 1994, compared with $116 million in 1993 and $26 million in 1992. In addition, The Boston Company returned $100 million and $300 million of capital to the parent Corporation in 1994 and 1993, respectively.

Banking regulators have issued additional guidelines that require bank holding companies and subsidiary banks to continuously evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition. As a general rule, actual dividends from the bank subsidiaries to the parent Corporation are not expected to exceed earnings for those subsidiaries.

Balance sheet analysis
- ------------------------------------------------------------------------------------------------------------------------------
(average balances in millions)                                                           1994             1993            1992
- ------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Money market investments                                                              $ 1,656          $ 3,821         $ 1,905
Trading account securities                                                                380              269             308
Securities                                                                              5,149            4,804           6,500
Loans                                                                                  25,097           21,763          18,235
- ------------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets                                                      32,282           30,657          26,948
Noninterest-earning assets                                                              6,437            5,543           4,399
Reserve for credit losses                                                                (613)            (565)           (589)
- ------------------------------------------------------------------------------------------------------------------------------
    Total assets                                                                      $38,106          $35,635         $30,758
- ------------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------
FUNDS SUPPORTING TOTAL ASSETS:
Core funds                                                                            $32,101          $31,430         $25,652
Wholesale and purchased funds                                                           6,005            4,205           5,106
- ------------------------------------------------------------------------------------------------------------------------------
    Funds supporting total assets                                                     $38,106          $35,635         $30,758
- ------------------------------------------------------------------------------------------------------------------------------

The change in the level and mix of the Corporation's average interest-earnings assets in 1994, compared with 1993, reflects the full-year effect of The Boston Company and AFCO acquisitions. The higher-yielding asset mix includes a $3.3 billion increase in average loans and a $345 million increase in average securities that enabled the Corporation to replace $2.2 billion in lower-yielding money market assets. The increase in average loans included approximately $1.5 billion and $1.2 billion of loans acquired in the acquisitions of The Boston Company and AFCO, respectively, as well as a $500 million increase in average retail loans and a $380 million increase in average credit card loans. Partially offsetting the increase in average loans were prepayments of consumer mortgages acquired in the 1992 Meritor retail office acquisition and paydowns on commercial real estate loans. The mix of the Corporation's funding changed in 1994, compared with the prior year, as a decrease in retail savings certificates and notes and debentures was replaced with shorter-term, wholesale and purchased funds.

Core funds are considered to be stable sources of funding and principally are defined as money market and other savings deposits, demand deposits, savings certificates, shareholders' equity and notes and debentures with original maturities over one year. Core funds primarily support core assets, which consist of loans, net of the reserve and noninterest-earning assets. Average core assets increased $4.2 billion in 1994 from the prior-year, primarily reflecting increased loan levels, while average core funds increased $671 million in 1994. Core funds averaged 104% of core assets in 1994, down from 118% in 1993 and 116% in 1992.

Wholesale and purchased funds are defined as deposits in foreign offices and other time deposits, federal funds purchased and securities sold under agreements to repurchase, negotiable certificates of deposit, U.S. Treasury tax and loan demand notes, commercial paper and other funds borrowed. Average wholesale and purchased funds increased $1.8 billion compared with 1993, primarily reflecting increases in both overnight foreign office deposits, as the Corporation has taken advantage of marginally lower-cost short-term Eurodeposit rates, and an increase in federal funds purchased and securities sold under agreements to repurchase. As a percentage of average total assets, average wholesale and purchased funds were 16% in 1994; 12% in 1993; and 17% in 1992.

INTEREST RATE SENSITIVITY ANALYSIS
- -------------------------------------------------------------------------------

The objective of interest rate risk management is to control the effects that interest rate fluctuations have on net interest revenue and on the net present value of the Corporation's assets, liabilities and off-balance-sheet instruments. The Corporation's Finance Committee is responsible for managing interest rate risk and employing risk management policies that monitor and limit exposure to interest rate risk.

Interest rate risk is measured using static gap, net interest margin simulation and asset/liability net present value sensitivity analyses. The static gap and simulation tools serve as the primary means to gauge interest rate exposure. The net present value sensitivity is the means by which the Corporation's long-term interest rate exposure is evaluated. These methods provide the analyses needed for a full understanding of the range of potential impact on net interest revenue and portfolio equity caused by interest rate movements. The measurement of interest rate risk is meaningful only when all related on- and off-balance-sheet items are aggregated and the net positions are identified.

The Corporation actively manages its interest rate sensitivity position, through the use of on- and off-balance sheet financial instruments, in order to maintain an appropriate balance between the repricing characteristics of its assets and liabilities. Financial instruments that the Corporation uses to manage interest rate sensitivity include securities classified as available for sale, money market assets, interest rate swaps, futures and forwards and interest rate caps and floors. The interest rate sensitivity table on the following page shows the repricing characteristics of the Corporation's interest-earning assets and supporting funds at December 31, 1994. The data are based upon contractual repricing or maturities and, where applicable, management's assumptions as to the estimated repricing characteristics of certain assets and supporting funds.

At December 31, 1994, the Corporation had an asset sensitive interest rate risk position. Generally, an asset sensitive gap indicates that rising interest rates could positively affect net interest revenue and falling rates could negatively affect net interest revenue. Assets and liabilities with similar contractual repricing characteristics, however, may not reprice to the same degree. As a result, the Corporation's static interest rate sensitivity gap position does not necessarily predict the impact of changes in general levels of interest rates on net interest revenue.

The cumulative gap at the one-year repricing period, before the utilization of off-balance-sheet instruments, was asset sensitive in the amount of $5.9 billion, or 15.3% of total assets, at December 31, 1994. However, because the Corporation did not want to accept the level of interest rate risk presented by its naturally asset sensitive balance sheet, it entered into interest rate swaps and other off-balance-sheet instruments that resulted in a net reduction of $4.4 billion in this cumulative asset sensitive position. These instruments reduced the cumulative gap at the one-year repricing period to an asset sensitive amount of $1.5 billion, or 3.8% of total assets. The Corporation uses off-balance-sheet instruments primarily to convert fixed-rate long-term deposits to variable rate deposits that generally reprice quarterly. Alternatively, the Corporation could have acquired additional fixed-rate investment securities or other fixed-rate interest-earning assets of approximately $4.4 billion to accomplish this objective. Correspondingly, the Corporation would also have had to acquire a comparable amount of wholesale funds in order to fund these additional interest-earning assets. By using off-balance-sheet instruments to manage interest rate risk, the effect is a smaller, more efficient balance sheet, with a lower wholesale funding requirement and a higher return on assets and net interest margin with a comparable level of net interest revenue and return on common shareholders' equity.

The Corporation expects that interest rates will increase in 1995 in the range of 100 to 200 basis points from December 31, 1994 levels. In order to measure the effects of interest rate fluctuations on the Corporation's net interest margin, management simulates the potential effects of changing interest rates through computer modeling, incorporating both the current gap position and the expected magnitude of the repricing of specific asset and liability categories. The analysis of the impact of both a 100 basis point and 200 basis point upward or downward movement in interest rates is shown in the table on the following page. This analysis was done assuming earning asset levels at December 31, 1994 remained constant and assumes an unchanged level of loan fees in 1995 from 1994. The level of earning assets at December 31, 1994 was higher than the average level in 1994. The estimated impact in 1995 of the higher average level of earning assets, primarily loans, would be approximately $.21 per common share. The impact of the rate movements was developed by simulating the effect of rates changing over a six month period from the December 31, 1994 levels. The simulated impact of rate changes shown in the following table is compared to 1994 actual results.

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE SENSITIVITY ANALYSIS
                                                                  Movements in Interest Rates from December 31, 1994 rates
- -------------------------------------------------------------------------------------------------------------------------------
                                                                 Increase                                  Decrease
                                                       ----------------------------               -----------------------------
Anticipated impact in the next 12 months
  compared with 1994 actual results:                   +100 bp              +200 bp               -100 bp               -200 bp
                                                       -------              -------               -------               -------
  Net interest revenue increase                           +2.4%                 +.8%                 +2.6%                 +1.2%
  Earnings per share increase                             $.15                 $.05                  $.17                  $.08
- -------------------------------------------------------------------------------------------------------------------------------

The anticipated increase in net interest revenue in the next 12 months compared with 1994 actual results is slightly less favorable under an increasing rate scenario due to the impact of interest rate caps on $3.2 billion of adjustable rate mortgage (ARM) loans and $1.6 billion of ARM securities carried by the Corporation. At December 31, 1994, these ARMs have an interest rate cap feature that limits the interest rate increase to 200 basis points and 100 basis points, respectively, every 12 months.

- -------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE SENSITIVITY GAP AT DECEMBER 31, 1994
                                                                      Repricing period
                                                -----------------------------------------------------------------
                                                  0-30      31-90      91-180     181-365        1-5       Over 5
(dollar amounts in millions)                      days       days        days        days      years        years         Total
- -------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Money market investments                     $   828    $    20     $     5      $    4     $    3      $     -       $   860
  Trading account securities                        71          -           -           -          -            -            71
  Securities                                       957        755       1,076         339        639        1,359         5,125
  Loans                                          9,857      5,776       3,160       1,981      3,588        2,371        26,733
- -------------------------------------------------------------------------------------------------------------------------------
      Total interest-earning assets            $11,713    $ 6,551      $4,241      $2,324     $4,230      $ 3,730       $32,789
Funds supporting interest-
 earning assets:
  Interest-bearing deposits                    $ 4,923    $ 4,888      $2,992      $1,644     $2,836      $ 4,308       $21,591
  Other borrowed funds                           3,175        148           -           -         10          139         3,472
  Notes and debentures (with original
   maturities over one year)                         2          -          27         300        479          760         1,568
  Noninterest-bearing liabilities                  218        182         273         142          2        5,341         6,158
- -------------------------------------------------------------------------------------------------------------------------------
      Total funds supporting
       interest-earning assets                 $ 8,318    $ 5,218      $3,292      $2,086     $3,327      $10,548       $32,789
- -------------------------------------------------------------------------------------------------------------------------------
      Subtotal                                 $ 3,395    $ 1,333      $  949      $  238     $  903      $(6,818)      $     -
- -------------------------------------------------------------------------------------------------------------------------------

Off-balance-sheet instruments                  $(3,136)   $(2,144)     $   80      $  759     $3,711      $   730       $     -
- -------------------------------------------------------------------------------------------------------------------------------

Interest rate sensitivity gap                  $   259    $  (811)     $1,029      $  997     $4,614      $(6,088)      $     -
- -------------------------------------------------------------------------------------------------------------------------------
Cumulative gap                                 $   259    $  (552)     $  477      $1,474     $6,088      $     -       $    -
- -------------------------------------------------------------------------------------------------------------------------------
Cumulative gap as a percentage
 of total assets                                    .7%      (1.4)%       1.2%        3.8%      15.8%
- -------------------------------------------------------------------------------------------------------------------------------

Note: Repricing periods for securities, loans, interest-bearing deposits, noninterest-bearing liabilities and off-balance-sheet instruments are based upon contractual maturities, where applicable, as well as the Corporation's historical experience of the impact of interest rate fluctuations on the prepayment, repricing and withdrawal patterns of certain assets and liabilities.


- -------------------------------------------------------------------------------

MANAGING INTEREST RATE RISK WITH OFF-BALANCE-SHEET INSTRUMENTS

The Corporation uses off-balance-sheet instruments, primarily interest rate swaps, in managing the interest rate risk on specific liabilities and assets. These instruments provide the Corporation flexibility in adjusting its interest rate risk position without exposure to principal risk and funding requirements because swaps only involve the exchange of fixed or floating interest rate payments, not the notional amounts. The Corporation uses non-leveraged generic and index amortizing swaps in order to accomplish its objectives. Generic swaps involve the exchange of fixed and variable interest rates based on underlying contractual notional amounts. Index amortizing swaps involve the exchange of fixed and variable interest rates; however, their notional amount and maturities vary based on certain underlying indices. In addition, the Corporation has entered into other off-balance-sheet instruments, primarily interest rate caps and floors and futures and forward contracts, to manage interest rate sensitivity on specific liability and asset instruments. The Corporation's off-balance-sheet instruments used to manage its interest rate risk are shown in the following table.

- -------------------------------------------------------------------------------------------------------------------------------
MATURITIES OF OFF-BALANCE-SHEET INSTRUMENTS USED TO MANAGE INTEREST RATE RISK AT DECEMBER 31, 1994
                                                                                                                       Total at
                                                                                                                       Dec. 31,
(notional amounts in millions)                1995         1996        1997         1998          1999        2000+        1994
- -------------------------------------------------------------------------------------------------------------------------------
Receive fixed/pay floating
 generic swaps: (a)
   Notional amount                          $  482       $  260      $  160       $   15        $2,125        $ 400     $ 3,442
   Weighted average rate:
     Received                                 6.17%        5.30%       6.36%        5.22%         5.29%        6.32%       5.58%
     Paid                                     5.96%        5.97%       5.80%        5.94%         5.66%        5.73%       5.74%

Receive fixed/pay floating
 indexed amortizing swaps: (b)
   Notional value                           $  861       $2,323      $  693       $   53        $  603        $ 230     $ 4,763
   Weighted average rate:
     Received                                 6.02%        5.28%       6.10%        7.19%         7.11%        7.19%       5.88%
     Paid                                     5.85%        5.83%       5.82%        5.69%         5.69%        5.69%       5.81%

Pay fixed/receive floating
 generic swaps: (a)
   Notional amount                          $  602       $   20      $2,128       $   18        $    2        $  10     $ 2,780
   Weighted average rate:
     Received                                 5.94%        5.50%       5.66%        3.42%         6.46%        6.19%       5.71%
     Paid                                     5.38%        9.41%       4.75%        5.25%         8.41%        6.49%       4.93%

Other products (c)                          $  126       $   30      $  100       $    3        $    2        $  88     $   349
- -------------------------------------------------------------------------------------------------------------------------------

    Total notional amount                   $2,071       $2,633      $3,081       $   89        $2,732        $ 728     $11,334
- -------------------------------------------------------------------------------------------------------------------------------

(a) Generic swaps' notional amounts and lives are not based upon interest rate indices.

(b) Amortizing swaps' notional amounts and lives change based upon certain interest rate indices. Generally, as rates fall, the notional amounts decline more rapidly and, as rates increase, notional amounts decline more slowly.

(c)  Average rates are not meaningful for these products.


- -------------------------------------------------------------------------------

The gross notional amount of off-balance-sheet instruments used to manage the Corporation's interest rate risk was $11.3 billion at December 31, 1994, an increase of $2.0 billion from December 31, 1993. This gross notional amount, which is presented in the table on the prior page, must be viewed in the context of the Corporation's overall interest rate risk management activities in order to assess its impact on the net interest margin. As discussed on page 26, these off-balance-sheet instruments modified the Corporation's asset sensitive position, including the modification of the cumulative asset sensitive position at the one-year repricing period, of $5.9 billion, before the utilization of these instruments, to a cumulative one-year asset sensitive position of $1.5 billion at December 31, 1994.

The following table presents the gross notional amounts of off-balance-sheet instruments used to manage interest rate risk, identified by the underlying interest rate sensitive instruments.

(in millions)                                                                                                 December 31, 1994
- -------------------------------------------------------------------------------------------------------------------------------
Instruments associated with deposits                                                                                    $ 9,436
Instruments associated with other liabilities                                                                               420
Instruments associated with loans                                                                                         1,478
- -------------------------------------------------------------------------------------------------------------------------------
        Total notional amount                                                                                           $11,334
- -------------------------------------------------------------------------------------------------------------------------------

The Corporation entered into these off-balance-sheet instruments to neutralize the natural interest rate risk embedded in its assets and liabilities. The interest received and interest paid are recorded on an accrual basis in interest revenue and interest expense associated with the underlying assets and liabilities. The net differential was interest receipts of $117 million, $201 million and $119 million in 1994, 1993 and 1992, respectively. The lower net interest revenue impact in 1994, compared with 1993, resulted from the effect of rising interest rates. As expected, this impact was offset by higher net interest revenue generated from on-balance-sheet instruments. The effect on the Corporation's financial statements of utilizing off-balance-sheet instruments as part of its interest rate risk management, versus using on-balance-sheet assets and liabilities, is a smaller, more efficient balance sheet, reduced wholesale funding requirements and a higher return on assets and net interest margin. Utilization of off-balance-sheet instruments, versus on-balance-sheet instruments, results in a comparable amount of net interest revenue, net income and return on common shareholders' equity. Assuming interest rates continue to rise, growth in revenue on interest-earning assets would be expected to mitigate a reduction of revenue from off-balance-sheet instruments, which is consistent with the Corporation's simulation model described on pages 26 and 27. The Corporation's analysis using current interest rate scenarios indicates that off-balance-sheet instruments will have a negative impact on the net interest margin in 1995 before considering the positive effect of on-balance-sheet instruments. Off-balance-sheet instruments used to manage interest rate risk also reduced the volatility of the net interest margin during the last three years. The graph on the following page demonstrates the reduction in volatility of the net interest margin with the use of off-balance-sheet products. The net interest margin without the use of off-balance-sheet instruments fluctuated approximately 110 basis points from the second quarter of 1993 to the fourth quarter of 1994, while the net interest margin including the use of off-balance-sheet instruments fluctuated approximately 60 basis points during the same period.

In response to tactical asset/liability management considerations, the Corporation terminated $1.325 billion of interest rate swaps in 1994. Both pay and receive fixed-rate interest rate swaps were terminated. All of the terminated swaps were associated with deposits, specifically NOW accounts, retail savings certificates and time deposits. The terminated swaps were not replaced. These terminations resulted in the amortization of $3 million of net deferred gains into net interest revenue in 1994. These gains were amortized over the remaining period of the original hedge, which was less than one year. The Corporation did not have any off-balance-sheet instruments associated with anticipated transactions at December 31, 1994.

The estimated unrealized fair value of the Corporation's interest rate management off-balance-sheet instruments at December 31, 1994, was a negative $344 million, compared to a positive $75 million at December 31, 1993. This decline was consistent with the increase in interest rates in 1994 which had the effect of increasing the fair value of on-balance-sheet core deposits. These values should be viewed in the context of the overall financial structure of the Corporation including the aggregate net position of all on- and off-balance-sheet instruments.

- -------------------------------------------------------------------------------

As more fully discussed below, credit risk associated with off-balance-sheet instrument positions, including interest rate swaps, represents the aggregate replacement cost of contracts in a gain position. As of December 31, 1994, the amount of credit exposure associated with interest rate risk management was $10 million.

At this point in the 1994 Annual Report there appears a line graph as set out in the following table.

                            Trend of Net Interest Margin
                            With               Excluding
                      off-balance-sheet     off-balance-sheet
                        instruments           instruments
                     -----------------      -----------------
1st qtr 1992                4.22%                  3.84%
2nd qtr 1992                4.37%                  4.00%
3rd qtr 1992                4.59%                  4.10%
4th qtr 1992                4.59%                  3.93%
1st qtr 1993                4.65%                  3.95%
2nd qtr 1993                4.30%                  3.60%
3rd qtr 1993                4.25%                  3.59%
4th qtr 1993                4.39%                  3.75%
1st qtr 1994                4.70%                  4.12%
2nd qtr 1994                4.63%                  4.15%
3rd qtr 1994                4.66%                  4.41%
4th qtr 1994                4.85%                  4.70%


OFF-BALANCE-SHEET INSTRUMENTS USED FOR OTHER THAN INTEREST RATE RISK MANAGEMENT PURPOSES

The Corporation offers off-balance-sheet financial instruments, primarily foreign exchange contracts and option contracts, interest rate swaps and interest rate caps and floors to enable customers to meet their financing objectives and to manage their interest- and currency-rate risk. Supplying these instruments provides the Corporation with fee revenue. The Corporation also uses the instruments previously mentioned as well as futures and forward contracts as part of its proprietary trading account activities. In 1994 the Corporation recorded $72 million of fee revenue from these activities, primarily from foreign exchange contracts entered into on behalf of customers. The notional values of these contracts were $34 billion and $28 billion at December 31, 1994 and December 31, 1993, respectively, and are included on the off-balance-sheet instruments used for other than interest rate risk management purposes table on page 69 in note 19 of Notes to Financial Statements.

These off-balance-sheet instruments are subject to credit and market risk. Credit risk is limited to the estimated aggregate replacement cost of contracts in a gain position should counterparties fail to perform under the terms of those contracts and any underlying collateral proves to be of no value. Credit risk is managed by subjecting the counterparties to the Corporation's credit approval and monitoring policies and procedures. Counterparty limits are monitored on an ongoing basis. Credit risk is further mitigated by contractual agreements to net replacement cost gains and losses on multiple transactions with the same counterparty through the use of master netting agreements. The Corporation has master netting agreements on interest rate swaps, interest rate caps and floors, option contracts, futures contracts and forward rate agreements. Total credit risk of contracts used for other than interest rate risk management purposes was $281 million at December 31, 1994. Market risk arises from changes in the market value of contracts as a result of fluctuations in interest and currency rates. The Corporation limits its exposure to market

- -------------------------------------------------------------------------------

risk by entering into generally matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Position limits are set by the Finance Committee and approved by the board of directors and are monitored daily, by senior managers. Portfolio outstandings are monitored against such limits on an ongoing basis. The Corporation also manages market risk by adjusting its portfolio of customer and corporate off-balance-sheet instrument dealer positions when necessary. These instruments are carried at market value with realized and unrealized gains and losses included in foreign currency and securities trading revenue.

The Corporation measures the effects of interest rate and currency value fluctuations on the portfolio used for other than interest rate risk management through computer modeling. Since the Corporation generally matches or offsets positions, the analyses indicates that even severe changes in interest rates or foreign currency values would impact net income by less than $1 million. For additional information on off-balance-sheet financial instruments, see note 19 of Notes to Financial Statements "Financial instruments with off-balance-sheet risk and concentrations of credit risk."

CREDIT RISK
- -------------------------------------------------------------------------------

The Corporation's credit management philosophy is designed to achieve controlled asset generation while maintaining an appropriate balance between risk and return. The objective of the credit risk management process is to reduce the risk of loss if a customer fails to perform according to the terms of a transaction. Essential to this process are stringent underwriting of new loans, active monitoring of all loan portfolios and the early identification of potential problems and their prompt resolution. The Corporation establishes internal ownership, responsibility and accountability for all aspects of asset quality. Notwithstanding this process, however, asset quality is dependent in large part upon local, national, international and industry segment economic conditions that are beyond the Corporation's control.

Management maintains a comprehensive centralized process through which the Corporation extends new loans, monitors credit quality, actively manages problem credits and disposes of nonperforming assets. To help ensure adherence to the Corporation's credit policies, senior department credit officers report to both the Corporation's chief risk and credit officer and the head of each respective lending department. The responsibilities of these senior credit officers include all aspects of the credit process except credit review, credit recovery and aggregate portfolio management, which are centralized at the corporate level.

The Corporation manages credit risk by maintaining a well-diversified credit portfolio and by adhering to its written credit policies, which specify general underwriting criteria as well as underwriting standards for specific industries and control credit exposure by borrower, degree of risk, industry and country. These measures are adopted by the Credit Policy Committee and are regularly updated to reflect the committee's evaluation of developments in economic, political and operating environments that could affect lending risks. The Corporation may adjust credit exposure to individual industries or customers through loan sales, syndications and participations.

Except for certain well-defined loans made by the Consumer Banking Services sector, primarily to consumers and small businesses, all credit extensions are approved jointly by officers of the Credit Policy Department and officers of the lending departments. The number and level of officer approvals required are determined by the dollar amount and risk characteristics of the credit extension. The amount of collateral, if any, obtained by the Corporation upon the extension of credit is based on industry practice as well as the credit assessment of the customer. The type and amount of collateral vary, but the form generally includes accounts receivable; inventory; property, plant and equipment; other assets; and/or income-producing commercial properties with appraised values that exceed the contractual amount of the credit facilities by pre-approved ratios.

The Corporation continually assesses the quality of its consumer and commercial credit facilities, and assigns a numerical quality rating to substantially all extensions of credit in its commercial, real estate and international portfolios. Lending officers have the primary responsibility for monitoring their portfolios, identifying emerging problem loans, and recommending changes in quality ratings. In order to anticipate or detect problems that may result from economic downturns or deteriorating conditions in certain markets, lending units and credit management

- -------------------------------------------------------------------------------

use a process designed to identify potential credit problems, both for specific customers and for industries that could be affected by adverse market or economic conditions. When signs of credit deterioration are detected, credit recovery or other specialists become involved to minimize the Corporation's exposure to potential future credit losses. The Credit Review Department provides an independent assessment of credit ratings, credit quality and the credit management process.

Credit risk exists with financial instruments that are both on-and off-balance-sheet. Cash financial instruments such as loans and leases are on the balance sheet. Off-balance-sheet credit exposures include loan commitments, standby letters of credit and off-balance-sheet financial instruments.

COMPOSITION OF LOAN PORTFOLIO AT YEAR-END
- -------------------------------------------------------------------------------


The loan portfolio increased $2.249 billion, or 9%, in 1994 primarily as a result of new product development and a strengthening U.S. economy. Loan growth in 1994 reflects a $940 million increase in credit card loans, a $924 million increase in commercial and financial loans and a $489 million increase in consumer mortgages. Partially offsetting these increases were decreases in international loans and commercial real estate loans. At December 31, 1994, the composition of the loan portfolio was 51% consumer and 49% commercial.

                                                                                            December 31,
(in millions)                                          1994(a)             1993(a)            1992(a)          1991            1990
- -----------------------------------------------------------------------------------------------------------------------------------
DOMESTIC LOANS
Commercial and financial                            $10,015(b)          $ 9,091            $ 8,115          $ 8,270         $ 8,096
- -----------------------------------------------------------------------------------------------------------------------------------
Commercial real estate                                1,624(c)            1,721              1,861            1,976           2,210
- -----------------------------------------------------------------------------------------------------------------------------------
Consumer credit:
   Consumer mortgage                                  8,680               8,191              4,282            3,302           2,925
   Credit card                                        2,381               1,441              1,361            1,216             790
   Other consumer credit                              2,455               2,372              2,258            2,292           2,499
- -----------------------------------------------------------------------------------------------------------------------------------
    Total consumer credit                            13,516              12,004              7,901            6,810           6,214
- -----------------------------------------------------------------------------------------------------------------------------------
Lease finance assets                                    815                 718                650              658             688
- -----------------------------------------------------------------------------------------------------------------------------------
    Total domestic loans                             25,970              23,534             18,527           17,714          17,208
- -----------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL LOANS                                     763                 950              1,434            1,395           1,534
- -----------------------------------------------------------------------------------------------------------------------------------
    Total loans, net of unearned discount           $26,733             $24,484            $19,961          $19,109         $18,742
- -----------------------------------------------------------------------------------------------------------------------------------

(a)   Excludes segregated assets.

(b) Includes $34 million of loans subject to the FDIC loss sharing arrangement.

(c) Includes $140 million of loans subject to the FDIC loss sharing arrangement. Also includes $560 million of loans secured by owner-occupied commercial real estate but not made for the purpose of real estate construction or financing.

Note: There were no concentrations of loans to borrowers engaged in similar activities, other than those shown in this table, that exceeded 10% of total loans at year-end.


Commercial and financial
- -------------------------------------------------------------------------------

The domestic commercial and financial loan portfolio primarily consists of loans to corporate borrowers in the manufacturing, service, energy, communications, wholesale and retail trade, public utilities and financial services industries. Numerous risk factors impact this portfolio including industry specific risks such as the economy, new technology, labor rates and cyclicality, as well as customer specific factors, such as cash flow, financial structure, operating controls and asset quality. The Corporation diversifies risk within this portfolio by closely monitoring industry concentrations and portfolios to ensure that it does not exceed established lending guidelines. Diversification is intended to limit the risk of loss from any single unexpected economic event or trend. Total domestic commercial and financial loans increased by $924 million, or 10%, during 1994, primarily as a result of increases in institutional and corporate banking and middle market lending. Commercial and financial loans represented 37% of the total loan portfolio at both December 31, 1994 and 1993. At year-end 1994, nonperforming domestic commercial and financial loans and leases were .60% of total domestic commercial and financial loans and leases, compared with .41% at December 31, 1993.

- -------------------------------------------------------------------------------

Commercial real estate

The Corporation's $1.624 billion domestic commercial real estate loan portfolio consists of commercial mortgages, which generally are secured by nonresidential and multi-family residential properties and commercial construction loans generally with maturities of 60 months or less. Also included in this portfolio are loans that are secured by owner-occupied real estate, but made for purposes other than the construction or purchase of real estate. The commercial real estate loan portfolio includes $140 million of loans acquired in the December 1992 Meritor retail office acquisition that are subject to a five year 95% loss sharing arrangement with the FDIC. Commercial real estate loans carry many of the same customer and industry risks as the commercial and financial portfolio, as well as contractor/subcontractor performance risk in the case of commercial construction loans and cash flow risk based on project economics. Domestic commercial real estate loans decreased by $97 million, or 6%, in 1994. The decrease primarily was a result of sales, transfers to OREO, net credit losses and paydowns partially offset by new loan originations in 1994. New domestic commercial real estate loan commitments totaled $219 million in 1994. Most of these new loan commitments were funded shortly after origination. Unused commercial real estate loan commitments were $233 million at December 31, 1994, down from $307 million at December 31, 1993. Domestic commercial real estate loans were 6% of total loans at December 31, 1994, down from 7% a year earlier. Nonperforming commercial real estate loans were 1.73% of total domestic commercial real estate loans at December 31, 1994, compared with 5.17% at December 31, 1993, and a peak level of 19.02% at September 30, 1991.


- -------------------------------------------------------------------------------------------------------------------------------
DISTRIBUTION OF DOMESTIC COMMERCIAL REAL ESTATE LOANS BY SIZE AT DECEMBER 31, 1994
(dollar amounts in millions)                                                                                            Percent
                                                                                                                       of total
Principal amounts                                                                         Outstandings             outstandings
- -------------------------------------------------------------------------------------------------------------------------------
Less than $10                                                                                   $1,117                       69%
$10 to $20                                                                                         240  (a)                  15
$20 to $40                                                                                         208  (b)                  13
$40 to $60                                                                                          59  (c)                   3
- -------------------------------------------------------------------------------------------------------------------------------
    Total                                                                                       $1,624                      100%
- -------------------------------------------------------------------------------------------------------------------------------

(a)   Represents loans to 18 borrowers.

(b)   Represents loans to 7 borrowers.

(c)   Represents a loan to one borrower.

- -------------------------------------------------------------------------------------------------------------------------------
DISTRIBUTION OF DOMESTIC COMMERCIAL REAL ESTATE LOANS AT DECEMBER 31, 1994
(in millions)                                               Geographic Region
                                      Central
Project type                         Atlantic     Southeast         Midwest        West    Southwest    Northeast         Total
- -------------------------------------------------------------------------------------------------------------------------------
Office complexes                         $177          $ 42            $ 36         $32          $12           $6          $305
Retail                                    113            68              49          22           10            -           262
Hotels                                     62            47               9           6           12            -           136
Industrial                                 35             1               2           -            3            -            41
Undeveloped land                            5            14               5           9            -            -            33
Apartments                                 17             -               3           -            3            -            23
Other project types                       110             8               -           -            6            -           124
- -------------------------------------------------------------------------------------------------------------------------------
    Subtotal                             $519  (a)     $180 (b)        $104 (c)     $69  (d)     $46  (e)      $6          $924
FDIC loss share loans                                                                                                       140 (f)
Owner-occupied loans                                                                                                        560 (g)
- -------------------------------------------------------------------------------------------------------------------------------
    Total                                                                                                                $1,624
- -------------------------------------------------------------------------------------------------------------------------------

(a)   Includes $332 million of loans to borrowers located in Pennsylvania.

(b)   Includes $59 million of loans to borrowers located in Florida.

(c)   Includes $32 million of loans to borrowers located in Ohio.

(d)   Includes $62 million of loans to borrowers located in California.

(e)   Includes $23 million of loans to borrowers located in Texas.

(f) Includes commercial real estate loans acquired in the Meritor retail office acquisition that are subject to the FDIC loss sharing arrangement. Those commercial real estate loans that become nonperforming loans are transferred to segregated assets.

(g) Includes loans that are secured by owner-occupied commercial real estate but not made for the purpose of real estate construction or financing.

- -------------------------------------------------------------------------------

Consumer mortgage

The consumer mortgage portfolio primarily includes jumbo residential mortgages, traditional one-to-four family residential mortgages and home equity loans. At December 31, 1994, this portfolio grew to $8.680 billion, from $8.191 billion at the prior year end. The $489 million increase in this portfolio from year-end 1993 primarily reflects increases in home equity loans and one-to-four family residential mortgage loans. Jumbo mortgages are residential mortgages in the range of $250,000 to $3,000,000 and totaled $4.2 billion at year-end 1994. Some of the risks involved in holding jumbo mortgages are less liquidity than a traditional one-to-four family residential mortgage and increased exposure on an individual loan basis. The Corporation attempts to control these risks by requiring more stringent loan-to-value ratios and higher liquidity and cash flow requirements for each borrower. At December 31, 1994, the geographic distribution of the jumbo mortgages was as follows: 30% in New England; 29% in the Mid-Atlantic region; 26% in California; and 15% in other areas. The remainder of this portfolio is composed of traditional one-to-four family residential first mortgages and home equity loans. Home equity loans increased approximately $260 million in 1994, to $1.4 billion at December 31, 1994, resulting from successful marketing efforts, as well as an improving economy. One-to-four family residential mortgage loans increased $175 million to $3.1 billion at December 31, 1994, partially resulting from acquisitions. Risks on these two portfolios are limited to payment and collateral risk and are primarily driven by regional economic factors. Nonperforming consumer mortgages were .64% of total consumer mortgages at December 31, 1994, compared with .75% at December 31, 1993.

Credit card

The credit card loan portfolio was the fastest growing segment of the loan portfolio in 1994. At December 31, 1994, credit card loans totaled $2.381 billion, a $940 million, or 65%, increase from December 31, 1993. This increase primarily was driven by the CornerStone(sm) credit card product which was introduced in 1994. At December 31, 1994, this product had generated more than 700,000 new accounts with total outstandings of $757 million. As a result of growth in credit card loans, higher net credit card losses are anticipated in 1995. The primary risk associated with credit card loans is that these loans are unsecured and are solely dependent upon the credit-worthiness of the borrower. The Corporation monitors this risk using both internal and external statistical models. In addition to these models, the Corporation monitors factors such as portfolio growth, lending policies and economic conditions. Underwriting standards are continually evaluated and modified based upon these factors.

Other consumer credit

Other consumer credit, which principally consists of installment loans, unsecured personal credit lines and student loans, increased by $83 million, or 4%, from year-end 1993. This increase reflected growth in the student loan portfolio. These loans are both secured and unsecured and in the case of student loans are government guaranteed.

Other loans

Lease finance assets increased to $815 million, up from $718 million at year-end 1993. Loans to international borrowers decreased to $763 million at December 31, 1994, from $950 at year-end 1993. The Corporation's international lending strategy centers around establishing relationships with large foreign firms that are multinational in nature but also carry a significant U.S. presence.

NONPERFORMING ASSETS
- --------------------------------------------------------------------------------------------------------------------------------
                                                                                          December 31,
(dollar amounts in millions)                                            1994 (a)     1993 (a)     1992 (a)     1991         1990
- --------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans                                                     $151         $202         $334         $528         $526
Acquired property, net of the OREO reserve                                88          139          261          405          255
- --------------------------------------------------------------------------------------------------------------------------------
    Total nonperforming assets                                          $239         $341         $595         $933         $781
- --------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans as a percentage of total loans                       .56%         .83%        1.67%        2.77%       2.81%
Nonperforming assets as a percentage of total loans
  and net acquired property                                              .89%        1.39%        2.94%        4.78%       4.11%
- --------------------------------------------------------------------------------------------------------------------------------

(a) Excludes segregated assets.

"Nonperforming assets" is a term used to describe assets on which revenue recognition has been discontinued or is restricted. Nonperforming assets include both nonperforming loans and acquired property, primarily OREO acquired in connection with the collection effort on loans. Nonperforming loans include both nonaccrual and "troubled debt" restructured loans. Past-due commercial loans are those that are contractually past due 90 days or more but are not on nonaccrual status because they are well secured and in the process of collection. Additional information regarding the Corporation's practices for placing assets on nonaccrual status is presented in note 1 of Notes to Financial Statements.

Nonperforming assets do not include the segregated assets acquired in the December 1992 Meritor retail office acquisition. Segregated assets represent commercial real estate and other commercial loans acquired in the Meritor acquisition that are on nonaccrual status, or are foreclosed properties, and are subject to a loss sharing arrangement with the FDIC. These delinquent assets, net of reserve, are reported in other assets in the balance sheet. The reserve for segregated assets is not included in the reserve for credit losses.

Nonperforming assets continued to decrease in 1994, reflecting the Corporation's workout and collection efforts and the overall strength of the U.S. economy. At December 31, 1994, nonperforming assets totaled $239 million, the lowest level in more than 12 years, down $102 million, or 30%, from the prior year-end. Nonperforming assets have been reduced by nearly $1.5 billion from the peak level at June 30, 1987. The ratio of nonperforming assets to total loans and net acquired property at December 31, 1994, was .89%, compared with 1.39% at year-end 1993. This ratio can be expected to vary over time with changes in the economy.

Nonperforming real estate assets, which include nonperforming commercial and consumer real estate loans and OREO net of the OREO reserve, totaled $171 million at December 31, 1994, a decrease of $117 million, or 41%, from the previous year end. The reduction primarily resulted from returns to accrual status, asset sales and repayments. Nonperforming real estate assets were 71% of total nonperforming assets at December 31, 1994. Domestic commercial and financial nonperforming loans increased $25 million during 1994. The increase resulted from additions, offset in part by repayments and credit losses. The decrease in international nonperforming loans resulted from sales.

- -------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------------
NONPERFORMING AND PAST-DUE ASSETS                                                                     December 31,
(dollar amounts in millions)                                            1994(a)        1993(a)    1992(a)        1991         1990
- ----------------------------------------------------------------------------------------------------------------------------------
Domestic nonaccrual loans:
 Commercial and financial                                               $ 61           $ 37       $109           $129         $ 96
 Commercial real estate                                                   25             75        172            353          408
 Consumer credit:
   Consumer mortgage                                                      56             61         29             13           14
   Other consumer credit                                                   -              4          1              1            1
- -----------------------------------------------------------------------------------------------------------------------------------
      Total domestic nonaccrual loans                                    142            177        311            496          519
International nonaccrual loans                                             1              7          8             32            7
- -----------------------------------------------------------------------------------------------------------------------------------
      Total nonaccrual loans                                             143            184        319            528          526
- -----------------------------------------------------------------------------------------------------------------------------------
Domestic restructured loans:
 Commercial and financial                                                  5              4          -              -            -
 Commercial real estate                                                    3             14         15              -            -
- ----------------------------------------------------------------------------------------------------------------------------------
      Total domestic restructured loans                                    8             18         15              -            -
- ----------------------------------------------------------------------------------------------------------------------------------
Total nonperforming loans:
 Domestic                                                                150            195        326            496          519
 International                                                             1              7          8             32            7
- ----------------------------------------------------------------------------------------------------------------------------------
      Total nonperforming loans(b)                                       151            202        334            528          526
- ----------------------------------------------------------------------------------------------------------------------------------
Acquired property:
 Real estate acquired through foreclosures                                89            100         96            245          159
 In-substance foreclosures                                                27             75        154            140          112
 Reserve for real estate acquired                                        (29)           (37)       (10)           (21)         (18)
- ----------------------------------------------------------------------------------------------------------------------------------
      Net real estate acquired                                            87            138        240            364          253
 Other assets acquired                                                     1              1         21             41            2
- ----------------------------------------------------------------------------------------------------------------------------------
      Total acquired property                                             88            139        261            405          255
- ----------------------------------------------------------------------------------------------------------------------------------
      Total nonperforming assets                                        $239           $341       $595           $933         $781
- ----------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans as a percentage of respective loan
 portfolio segments:
 Domestic commercial and financial loans and leases                      .60%           .41%      1.25%          1.44%        1.09%
 Domestic commercial real estate loans                                  1.73           5.17      10.03          17.87        18.47
 Domestic consumer mortgage loans                                        .64            .75        .68            .40          .46
 Total loans                                                             .56            .83       1.67           2.77         2.81
Nonperforming assets as a percentage of
 total loans and net acquired property                                   .89           1.39       2.94           4.78         4.11
- ----------------------------------------------------------------------------------------------------------------------------------
Past-due loans:
 Domestic loans:
   Consumer credit                                                      $ 69           $ 53       $ 50           $ 44         $ 33
   Real estate, primarily consumer mortgages                              27             25         46             23           15
   Commercial                                                             10              6          1              2            -
- ----------------------------------------------------------------------------------------------------------------------------------
      Total domestic loans                                               106             84         97             69           48
 International loans                                                       -              -          -              6            -
- ----------------------------------------------------------------------------------------------------------------------------------
      Total past-due loans                                              $106           $ 84       $ 97           $ 75         $ 48
- ----------------------------------------------------------------------------------------------------------------------------------

(a) Excludes segregated assets.

(b) Includes $58 million, $74 million, $187 million, $278 million and $293 million, respectively, of loans with both principal and interest less than 90 days past due but placed on nonaccrual status by management discretion.

- --------------------------------------------------------------------------------


- -------------------------------------------------------------------------------------------------------------------------------
CHANGE IN NONPERFORMING LOANS (a)                              Domestic
                                                ------------------------------------                             Total
                                                 Commercial    Commercial   Consumer                      --------------------
(in millions)                                   & Financial   Real Estate     Credit   International      1994            1993
- ------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans at beginning of year            $ 41         $  89          $ 65        $ 7           $202            $334
  Acquired from Glendale Corporation                  13             -             -          -             13               -
  Acquired from The Boston Company                     -             -             -          -              -              53
  Additions                                          124            13            55         13            205             214
  Payments (b)                                       (72)          (13)          (24)       (15)          (124)           (133)
  Returned to accrual status                          (4)          (46)          (22)         -            (72)           (119)
  Credit losses                                      (36)          (14)          (11)        (3)           (64)           (115)
  Transfers to acquired property                       -            (1)           (7)        (1)            (9)            (32)
- ------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans at end of year                  $ 66          $ 28          $ 56        $ 1           $151            $202
- ------------------------------------------------------------------------------------------------------------------------------

(a) Excludes segregated assets.
(b) Includes interest applied to principal and sales.

- ------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL DOMESTIC NONACCRUAL LOAN DATA (a)                                                                   December 31,
(dollars in millions)                                                                                     1994            1993
- ------------------------------------------------------------------------------------------------------------------------------
Book balance                                                                                              $142            $177
Contractual balance of nonaccrual loans                                                                    194             252
Book balance as a percentage of contractual balance                                                         73%             70%
Full-year interest receipts applied to reduce principal                                                   $  5            $ 10
Full-year interest receipts recognized in interest revenue                                                  14              11
- ------------------------------------------------------------------------------------------------------------------------------

(a) Excludes segregated assets.

Acquired property consists of OREO and other assets acquired in connection with loan settlements. OREO, net of the reserve, totaled $87 million at December 31, 1994, down $51 million compared with year-end 1993. The decrease resulted primarily from sales and write-downs, partially offset by new transfers to OREO.

- ------------------------------------------------------------------------------------------------------------------------------
CHANGE IN ACQUIRED PROPERTY                                                                                   December 31,
(in millions)                                                                                            1994             1993
- ------------------------------------------------------------------------------------------------------------------------------
OREO at beginning of year, net of the OREO reserve                                                       $138             $240
 OREO acquired from Glendale Corporation                                                                    3                -
 OREO acquired from The Boston Company                                                                      -               15
 Foreclosures (a)                                                                                          14               44
 Sales                                                                                                    (61)             (81)
 Return to performing                                                                                       -              (11)
 Write-downs, credit losses, OREO provision and other                                                      (7)             (69)
- ------------------------------------------------------------------------------------------------------------------------------
OREO at end of year, net of the OREO reserve                                                               87              138
Other acquired assets                                                                                       1                1
- ------------------------------------------------------------------------------------------------------------------------------
Total acquired property, net of the OREO reserve (b)                                                     $ 88             $139
- ------------------------------------------------------------------------------------------------------------------------------

(a) Includes foreclosures and in-substance foreclosures from loans and the mortgage servicing portfolio.

(b)   Excludes segregated assets.

The Corporation recognizes any estimated potential decline in the value of OREO between appraisal dates on a property-by-property basis through periodic additions to the OREO reserve. Write-downs charged against this reserve are taken when OREO is sold at a loss or upon the receipt of appraisals which indicate a deterioration in the fair value of the property. Activity in the Corporation's OREO reserve for 1994, 1993 and 1992 is presented in the table on the following page.

- -------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------
RESERVE FOR REAL ESTATE ACQUIRED (OREO RESERVE)
(in millions)                                                                            1994             1993            1992
- ------------------------------------------------------------------------------------------------------------------------------
Beginning balance                                                                         $37             $ 10            $ 21
Write-downs on real estate acquired                                                        (8)             (27)           (116)
Provision charged to operating expense                                                      -               54             105
- ------------------------------------------------------------------------------------------------------------------------------
Ending balance                                                                            $29             $ 37            $ 10
- ------------------------------------------------------------------------------------------------------------------------------


In May 1993, the Financial Accounting Standards Board released FAS No. 114, "Accounting by Creditors for Impairment of a Loan." FAS No. 114 establishes standards to determine how a creditor should measure and record impairment of a loan based on either the present (discounted) value of expected future cash flows related to the loan, the market price of the loan or the fair value of the underlying collateral. This standard became effective on January 1, 1995. Adoption of FAS No. 114 is not expected to be material to the Corporation's financial position or results of operations.

- ------------------------------------------------------------------------------------------------------------------------------
DISTRIBUTION OF NONPERFORMING COMMERCIAL REAL ESTATE LOANS AND REAL ESTATE ACQUIRED AT DECEMBER 31, 1994
(in millions)                                                       Geographic Region

                         Central
Project type            Atlantic         Southeast      Midwest         West   Southwest    Northeast        Canada      Total
- ------------------------------------------------------------------------------------------------------------------------------
Undeveloped land             $ 8               $19           $5          $ -         $21           $8           $ -       $ 61
Retail                         6                 9            -            8           -            -            16         39
Office complexes (a)          15                 -            -            -           2            -             -         17
Other project types           22                 2            -            1           1            1             -         27
- ------------------------------------------------------------------------------------------------------------------------------
   Total by region           $51(b)            $30(c)        $5          $ 9(d)      $24(e)        $9           $16       $144(f)
- ------------------------------------------------------------------------------------------------------------------------------

(a)   Includes certain multi-use projects.
(b) Includes $14 million of nonperforming loans to borrowers and $17 million of OREO located in Pennsylvania.
(c)   Includes $19 million of OREO located in Florida.
(d)   Entire amount is OREO located in California.
(e)   Includes $19 million of OREO located in Texas.
(f) Excludes segregated assets, as well as the reserve for OREO of $29 million.

- ------------------------------------------------------------------------------------------------------------------------------
FOREGONE INTEREST ON NONPERFORMING LOANS                                        Year ended December 31,

(in millions)                                          1994             1993             1992             1991            1990
- ------------------------------------------------------------------------------------------------------------------------------
Contractual interest due                                $15              $21              $32              $58             $62
Interest revenue recognized                               3                7               13               10              30
- ------------------------------------------------------------------------------------------------------------------------------
   Interest revenue foregone                            $12              $14              $19              $48             $32
- ------------------------------------------------------------------------------------------------------------------------------

Note:  This table includes interest revenue foregone on loans that were included as nonperforming at the end of each year.  Interest receipts that the Corporation applied, for accounting purposes, to reduce principal balances of nonaccrual loans are included in contractual interest due, but not in interest revenue recognized.

SEGREGATED ASSETS
- -------------------------------------------------------------------------------

At December 31, 1994, segregated assets totaled $89 million, or $85 million net of the $4 million reserve, compared with $187 million, or $183 million net of a $4 million reserve, at December 31, 1993. The Corporation incurred net credit losses of less than $1 million on segregated assets in 1994. Additional information regarding the Corporation's segregated assets is presented in note 8 of Notes to Financial Statements.

RESERVE FOR CREDIT LOSSES AND REVIEW OF NET CREDIT LOSSES
- -------------------------------------------------------------------------------

(dollar amounts in millions)                              1994             1993             1992             1991          1990
- -------------------------------------------------------------------------------------------------------------------------------
Reserve for credit losses at year end                     $607 (a)         $600 (a)         $506 (a)         $596          $525
Reserve as a percentage of:
 Total loans                                              2.27%            2.45%            2.54%            3.12%         2.80%
 Nonperforming loans                                       403              297              152              113           100
Net credit losses as a percentage of average loans         .27              .64             1.52             1.24          2.15
- -------------------------------------------------------------------------------------------------------------------------------

(a)   Excludes reserve for segregated assets.

The reserve for credit losses was $607 million at December 31, 1994, or 2.27% of total loans, compared with $600 million, or 2.45% of total loans at December 31, 1993. The Corporation maintains a credit loss reserve which, in management's judgment, is adequate to absorb future losses inherent in the loan portfolio. Management reviews the adequacy of the reserve at least quarterly. For analytical purposes, the reserve methodology estimates loss potential in both the commercial and consumer loan portfolios. This methodology includes an evaluation of loss potential on individual problem credits, as well as a portfolio review of market concentrations, changing business trends, industry risks, and specific and general economic factors that may adversely affect collectibility.

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

The ratio of the loan loss reserve to nonperforming loans at December 31, 1994, was 403%, compared with 297% at December 31, 1993. This ratio is not the result of a target or objective, but rather is an outcome of two interrelated but separate processes: the establishment of an appropriate loan loss reserve level for the portfolio as a whole, including but not limited to the nonperforming component in the portfolio; and the classification of certain assets as nonperforming in accordance with established accounting, regulatory and management policies. The ratio can vary significantly over time because the reserve level is based on the credit quality characteristics of the entire loan portfolio. This ratio can also vary with shifts in portfolio mix as the consumer portfolio (excluding certain residential mortgages) typically shows significantly lower nonperforming characteristics than the commercial portfolio. Both of these factors have increased the ratio of the loan loss reserve to nonperforming loans during the last several years. The decrease in the level of nonperforming loans was the primary reason for the increase in this ratio at December 31, 1994, compared with December 31, 1993.

The level of credit losses relative to outstanding loans can vary from period to period as a result of the size and number of individual credits that may require charge off, and the effects of changing economic conditions. Net credit losses were $67 million in 1994, the lowest level in 10 years, down $72 million, or 52%, compared with 1993. The decrease primarily resulted from a $59 million decrease in commercial real estate net credit losses, as well as a decrease of $13 million in commercial and financial net credit losses. The $13 million increase in net credit losses on credit card loans reflects the higher level of credit card loans in 1994. The Corporation anticipates the level of recoveries to decline in 1995. This, in conjunction with increased credit card balances, is expected to result in increased net credit losses during 1995.
Net credit losses totaled $139 million in 1993 and $277 million in 1992.

- -------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------
CREDIT LOSS RESERVE ACTIVITY
(in millions)                                                           1994         1993        1992        1991         1990
- ------------------------------------------------------------------------------------------------------------------------------
Reserve at beginning of year                                            $600         $506        $596        $525         $610
Net change in reserves from
 acquisitions and divestitures                                             4          108           2          50            5
Credit losses:
 Domestic:
   Commercial and financial                                              (42)         (54)        (70)        (65)         (51)
   Commercial real estate                                                (16)         (74)       (161)        (85)        (128)
   Consumer credit:
    Credit cards                                                         (61)         (46)        (49)        (41)         (24)
    Consumer mortgage                                                    (11)         (13)         (7)         (2)          (2)
    Other consumer credit                                                (17)         (22)        (24)        (26)         (27)
   Lease financing                                                         -           (1)         (1)          -            -
- ------------------------------------------------------------------------------------------------------------------------------
      Total domestic                                                    (147)        (210)       (312)       (219)        (232)
- ------------------------------------------------------------------------------------------------------------------------------
 International                                                            (4)          (6)        (19)        (37)        (221)
- ------------------------------------------------------------------------------------------------------------------------------
      Total credit losses                                               (151)        (216)       (331)       (256)        (453)
- ------------------------------------------------------------------------------------------------------------------------------
Recoveries:
 Domestic:
   Commercial and financial                                               41           40          25           8           14
   Commercial real estate                                                 14           13           6           3            1
   Consumer credit:
    Credit cards                                                           9            7           6           5            5
    Consumer mortgage                                                      4            2           1           1            -
    Other consumer credit                                                 13           10          10           7            7
- ------------------------------------------------------------------------------------------------------------------------------
      Total domestic                                                      81           72          48          24           27
- ------------------------------------------------------------------------------------------------------------------------------
 International                                                             3            5           6           3           21
- ------------------------------------------------------------------------------------------------------------------------------
      Total recoveries                                                    84           77          54          27           48
- ------------------------------------------------------------------------------------------------------------------------------
Net credit losses:
 Domestic:
   Commercial and financial                                               (1)         (14)        (45)        (57)         (37)
   Commercial real estate                                                 (2)         (61)       (155)        (82)        (127)
   Consumer credit:
    Credit cards                                                         (52)         (39)        (43)        (36)         (19)
    Consumer mortgage                                                     (7)         (11)         (6)         (1)          (2)
    Other consumer credit                                                 (4)         (12)        (14)        (19)         (20)
   Lease financing                                                         -           (1)         (1)          -            -
- ------------------------------------------------------------------------------------------------------------------------------
         Total domestic                                                  (66)        (138)       (264)       (195)        (205)
- ------------------------------------------------------------------------------------------------------------------------------
  International                                                           (1)          (1)        (13)        (34)        (200)
- ------------------------------------------------------------------------------------------------------------------------------
         Total net credit losses                                         (67)        (139)       (277)       (229)        (405)
- ------------------------------------------------------------------------------------------------------------------------------
Provision for credit losses                                               70          125         185         250          315
- ------------------------------------------------------------------------------------------------------------------------------
Reserve at end of year                                                  $607(a)      $600(a)     $506(a)     $596         $525
- ------------------------------------------------------------------------------------------------------------------------------

(a) Excludes reserve for segregated assets.

FOURTH QUARTER REVIEW
- -------------------------------------------------------------------------------

The Corporation reported net income of $171 million in the fourth quarter of 1994, excluding the $130 million after tax securities lending charge. Net income per common share for the fourth quarter of 1994 was $1.05, excluding the securities lending charge and the impact on earnings per share of the redemption of the Corporation's Series H preferred stock. These results compare with net income of $138 million, or $.84 per common share, in the fourth quarter of 1993. Including the securities lending charge and the effects of the preferred stock redemption, fourth quarter 1994 net income was $41 million, or $.07 per common share.

Annualized return on common shareholders' equity and return on assets, excluding the securities lending charge and the effect of the preferred stock redemption, were 16.49% and 1.74%, respectively, in the fourth quarter of 1994. These results compare with an annualized return on common shareholders' equity and return on assets of 14.03% and 1.50%, respectively, in the fourth quarter of 1993. Annualized return on common shareholders' equity and return on assets, including the securities lending charge and the effect of the preferred stock redemption, were 1.10% and .42%, respectively, in the fourth quarter of 1994.

Compared with the fourth quarter of 1993, Mellon's fourth quarter 1994 results reflected higher net interest revenue and lower credit quality expense, offset in part by lower noninterest revenue.

Net interest revenue totaled $401 million in the fourth quarter of 1994, an increase of $58 million or 17%, compared with the fourth quarter of 1993. The increase resulted primarily from a higher level of interest-earning assets, as well as a higher-yielding asset mix. A further reduction in nonperforming assets and higher loan fees also contributed to the improved net interest revenue and net interest margin. The net interest margin on a taxable equivalent basis was 4.85% in 1994, an increase of 46 basis points from 4.39% in the fourth quarter of 1993.

Credit quality expense, defined as the provision for credit losses plus the net expense of acquired property, was $10 million in the fourth quarter of 1994, down $22 million compared with the prior-year period, reflecting the improved credit quality of the loan portfolio and the lower level of real estate acquired. Net credit losses were $20 million in the fourth quarter of 1994, compared with $22 million in the fourth quarter of 1993. The decrease resulted from recoveries on commercial loans primarily offset by higher net credit losses on consumer loans and commercial real estate loans.

Fee revenue was $405 million in the fourth quarter of 1994, down $24 million compared with $429 million in the fourth quarter of 1993. The decrease reflects the impact of divestitures, lower mutual fund management and administration/custody revenues and lower securities lending revenues. Trust and investment management fees decreased $37 million from the prior-year period as mutual fund management and administration/custody fees decreased $17 million and securities lending revenue decreased $12 million. Information services fees decreased $15 million as the result of the December 1993 sale of two information services businesses. Partially offsetting these decreases were higher mortgage servicing fees, credit card revenue, foreign currency and securities trading fee revenue and other revenue which increased a combined $28 million in the fourth quarter of 1994, compared with the prior-year period.

Operating expense for the fourth quarter of 1994 was $741 million, compared with $534 million in the prior-year period. Excluding the pretax securities lending charge of $223 million, operating expense declined 3% compared with the prior-year period. The decrease, excluding the securities lending charge, resulted from several factors primarily related to acquisitions and divestitures which offset modest expense growth.

SELECTED QUARTERLY DATA*
- ------------------------------------------------------------------------------------------------------------------------------
                                                                              Quarter ended,
                                                      1994                                           1993(a)
                                       -----------------------------------------      ----------------------------------------
(dollar amounts in millions,              DEC.     SEPT.        JUNE       MARCH          Dec.      Sept.      June      March
except per share amounts)                   31        30       30(a)       31(a)            31         30        30         31
- ------------------------------------------------------------------------------------------------------------------------------
QUARTERLY CONSOLIDATED
 INCOME STATEMENT
- ------------------------------------------------------------------------------------------------------------------------------
Net interest revenue                   $   401   $   376     $   364    $    367      $   343    $   343    $   320    $   323
Provision for credit losses                 15        15          20          20           25         30         35         35
Fee revenue                                405       399         412         436          429        419        376        314
Gains (losses) on sale of securities         -       (15)          8           2           10          7         (8)        91
Operating expense                          741       595         508         530          534        520        445        585
- ------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                  50       150         256         255          223        219        208        108
Provision for income taxes                   9        72          98          99           85         80         84         49
- ------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                  41        78         158         156          138        139        124         59
Dividends on preferred stock                30        15          15          15           16         16         16         15
- ------------------------------------------------------------------------------------------------------------------------------
NET INCOME APPLICABLE TO
 COMMON STOCK                          $    11   $    63     $   143     $   141      $   122    $   123    $   108    $    44
- ------------------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE            $   .07   $   .42     $   .97     $   .96      $   .84    $   .83    $   .75    $   .31
- ------------------------------------------------------------------------------------------------------------------------------
RESULTS EXCLUDING CERTAIN ITEMS (b)
- ------------------------------------------------------------------------------------------------------------------------------
Net income                             $   171  $    167     $   158     $   156      $   138    $   139   $    124    $   118
Net income applicable to common stock      157       152         143         141          122        123        108        103
Net income per common share            $  1.05   $  1.02     $   .97     $   .96      $   .84    $   .83   $    .75    $   .72
Annualized return on assets              1.74%     1.74%       1.69%       1.67%        1.50%      1.47%      1.41%      1.45%
Annualized return on common
  shareholders' equity                   16.49     16.10       15.75       16.12        14.03      14.34      13.48      13.66
- ------------------------------------------------------------------------------------------------------------------------------
QUARTERLY AVERAGE BALANCES
- ------------------------------------------------------------------------------------------------------------------------------
Money market investments               $ 1,213   $ 1,466     $ 1,813     $ 2,147      $ 3,120    $ 4,158    $ 4,753    $ 3,253
Trading account securities                 281       351         386         504          206        266        313        293
Securities                               5,062     5,421       5,306       4,798        4,861      4,703      4,553      5,100
Loans                                   26,401    25,084      24,251      24,636       23,229     23,232     20,630     19,907
Interest-earning assets                 32,957    32,322      31,756      32,085       31,416     32,359     30,249     28,553
Total assets                            38,792    38,016      37,497      38,113       36,688     37,466     35,305     33,020
Deposits                                27,260    26,963      26,989      27,790       27,503     27,776     25,917     24,927
Notes and debentures                     1,571     1,618       1,924       1,965        2,019      2,124      2,050      1,765
Shareholders' equity                     4,313     4,346       4,260       4,185        4,141      4,080      3,901      3,728
- ------------------------------------------------------------------------------------------------------------------------------
Net interest margin (FTE)                4.85%     4.66%       4.63%       4.69%        4.39%      4.25%      4.31%      4.65%
- ------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK DATA (dollars per share) (c)
- ------------------------------------------------------------------------------------------------------------------------------
Market price range:
 High                                  $38 3/8   $39 3/4     $40 3/8     $39 1/2      $39 3/8    $40 1/8    $    45    $41 3/8
 Low                                        30        37      36 1/8          35       34 1/2     35 1/2     34 1/8     34 3/8
 Average                                 34.52     38.41       38.38       36.74        36.17      37.46      37.60      38.33
 Close                                  30 5/8    37 1/2      37 1/2      37 3/8       35 3/8     36 5/8     37 1/2     40 1/2
Dividends                                  .45     .3733       .3733       .3733        .2533      .2533      .2533      .2533
Market capitalization                  $ 4,507   $ 5,510     $ 5,400     $ 5,371      $ 5,070    $ 5,275    $ 5,372    $ 5,661
- ------------------------------------------------------------------------------------------------------------------------------

*Unaudited

(a) Restated to reflect the merger with Dreyfus, which was accounted for as a pooling of interests. Per share amounts have also been restated to reflect the three-for-two common stock split.

(b) Results for the fourth quarter of 1994 exclude the $130 million after tax securities lending charge, as well as the additional $16 million of preferred stock dividends recorded in connection with the redemption of the Series H preferred stock. Results for the third quarter of 1994 exclude $79 million after tax of merger expenses and $10 million after tax of losses on the disposition of securities available for sale previously owned by Dreyfus. Results for the first quarter of 1993 exclude $112 million after tax of merger expenses and $53 million after tax of gains on the sale of securities related to the Corporation's acquisition of The Boston Company.

(c) At December 31, 1994, there were 23,092 shareholders registered with the Corporation's stock transfer agent, compared with 22,222 at year-end 1993 and 23,083 at year-end 1992. In addition, there were approximately 20,281; 18,849; and 15,477 Mellon employees at December 31, 1994, 1993 and 1992, respectively, who participated in the Corporation's 401(k) Retirement Savings Plan and the Dreyfus retirement savings plan. All shares of Mellon Bank Corporation common stock held by the plan for its participants are registered in the name of Mellon Bank, N.A., as trustee.

                                                                42

CONSOLIDATED INCOME STATEMENT

MELLON BANK CORPORATION (AND ITS SUBSIDIARIES)
================================================================================

                                                                                            Year ended December 31,
(dollar amounts in millions, except per share amounts)                                  1994          1993(a)      1992(a)
- -----------------------------------------------------------------------------------------------------------------------
INTEREST REVENUE          Loans                                                       $1,839        $1,517       $1,396
                          Loan fees                                                       87            71           65
                          Interest-bearing deposits with banks                            34            58           35
                          Federal funds sold and securities purchased under
                           agreements to resell                                           30            54           27
                          Other money market investments                                   6            13           13
                          Trading account securities                                      24            15           21
                          Securities:
                           U.S. Treasury and agency securities                           269           226          423
                           Obligations of states and political subdivisions                5             7            8
                           Other                                                          16            23           43
                          ---------------------------------------------------------------------------------------------
                             Total interest revenue                                    2,310         1,984        2,031
- -----------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE          Deposits in domestic offices                                   447           415          588
                          Deposits in foreign offices                                     92            40           49
                          Federal funds purchased and securities sold under
                           agreements to repurchase                                       76            33           56
                          U.S. Treasury tax and loan demand notes                         22             6           23
                          Term federal funds purchased                                     8             2            1
                          Commercial paper                                                 7             6            6
                          Other funds borrowed                                            40            32           32
                          Notes and debentures                                           110           121           94
                          ---------------------------------------------------------------------------------------------
                             Total interest expense                                      802           655          849
- -----------------------------------------------------------------------------------------------------------------------
NET INTEREST REVENUE         NET INTEREST REVENUE                                      1,508         1,329        1,182
                          Provision for credit losses                                     70           125          185
                          ---------------------------------------------------------------------------------------------
                             NET INTEREST REVENUE AFTER PROVISION FOR
                                CREDIT LOSSES                                          1,438         1,204          997
- -----------------------------------------------------------------------------------------------------------------------
NONINTEREST REVENUE       Fee revenue                                                  1,652         1,538        1,154
                          Gains (losses) on sales of securities                           (5)          100          129
                          ---------------------------------------------------------------------------------------------
                             Total noninterest revenue                                 1,647         1,638        1,283
- -----------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSE         Staff expense                                                  956           854          672
                          Professional, legal and other purchased services               210           163          131
                          Net occupancy expense                                          206           186          163
                          Business development                                           161           139          121
                          Equipment expense                                              132           121          105
                          Amortization of goodwill, core deposit and other identified
                           intangibles recorded in connection with acquisitions           98            78           50
                          Communications expense                                          84            77           66
                          FDIC assessment and regulatory examination fees                 63            60           53
                          Amortization of purchased mortgage servicing rights and
                           purchased credit card relationships                            40            44           29
                          Forms and supplies                                              40            38           30
                          Other expense                                                   85            90           97
                          Net expense (revenue) of acquired property                     (28)           59           95
                          Securities lending charge                                      223             -            -
                          Merger expense                                                 104           175           36
                          ---------------------------------------------------------------------------------------------
                             Total operating expense                                   2,374         2,084        1,648
- -----------------------------------------------------------------------------------------------------------------------
INCOME                    Income before income taxes                                     711           758          632
                          Provision for income taxes                                     278           298          104
                          ---------------------------------------------------------------------------------------------
                             NET INCOME                                                  433           460          528
                          Dividends on preferred stock                                    75            63           51
                          ---------------------------------------------------------------------------------------------
                             NET INCOME APPLICABLE TO COMMON STOCK                     $ 358        $  397       $  477
                          ---------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE          Primary net income                                           $2.42        $ 2.73       $ 3.56
                          Fully diluted net income                                     $2.42        $ 2.73       $ 3.53
                          ---------------------------------------------------------------------------------------------


(a) Restated to reflect the merger with Dreyfus, which was accounted for as a pooling of interests.


See accompanying Notes to Financial Statements.

CONSOLIDATED BALANCE SHEET

MELLON BANK CORPORATION (AND ITS SUBSIDIARIES)
- -------------------------------------------------------------------------------

                                                                                                           December 31,
(dollar amounts in millions)                                                                             1994           1993(a)
- ----------------------------------------------------------------------------------------------------------------------------
ASSETS                    Cash and due from banks                                                     $ 2,285        $ 2,171
                          Interest-bearing deposits with banks                                            429            889
                          Federal funds sold and securities purchased under agreements to resell          383            574
                          Other money market investments                                                   48            303
                          Trading account securities                                                       71            116
                          Securities available for sale (approximate
                            fair value of $2,920 at Dec. 31, 1993)                                      1,881          2,916
                          Investment securities (approximate fair value of $3,033 and $2,486)           3,244          2,432
                          Loans, net of unearned discount of $62 and $74                               26,733         24,484
                          Reserve for credit losses                                                      (607)          (600)
                          --------------------------------------------------------------------------------------------------
                             Net loans                                                                 26,126         23,884
                          Customers' acceptance liability                                                 234            146
                          Premises and equipment                                                          558            524
                          Acquired property, net of reserves of $29 and $37                                88            139
                          Goodwill                                                                        824            826
                          Core deposit and other identified intangibles recorded in
                            connection with acquisitions                                                  212            258
                          Purchased mortgage servicing rights
                            and purchased credit card relationships                                       352            204
                          Other assets                                                                  1,909          1,670
                          --------------------------------------------------------------------------------------------------
                             Total assets                                                             $38,644        $37,052
                          --------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------
LIABILITIES               Noninterest-bearing deposits in domestic offices                            $ 5,979        $ 6,906
                          Interest-bearing deposits in domestic offices                                18,121         19,475
                          Interest-bearing deposits in foreign offices                                  3,470          1,183
                          --------------------------------------------------------------------------------------------------
                             Total deposits                                                            27,570         27,564
                          Federal funds purchased and securities sold under
                           agreements to repurchase                                                     2,023            978
                          U.S. Treasury tax and loan demand notes                                         567            711
                          Term federal funds purchased                                                    333              8
                          Commercial paper                                                                178            134
                          Other funds borrowed                                                            371            302
                          Acceptances outstanding                                                         234            146
                          Other liabilities                                                             1,678          1,081
                          Notes and debentures (with original maturities over one year)                 1,568          1,990
                          --------------------------------------------------------------------------------------------------
                             Total liabilities                                                         34,522         32,914
- ----------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS'             Preferred stock                                                                 435            592
EQUITY                    Common shareholders' equity:
                           Common stock--$.50 par value
                             Authorized-- 200,000,000 shares
                             Issued 147,165,480 (b) and 103,427,262 shares                                 74             52
                           Additional paid-in capital                                                   1,851          2,038
                           Retained earnings                                                            1,780          1,629
                           Warrants                                                                        37             37
                           Unrealized losses on assets available for sale, net of taxes                   (55)             -
                           Treasury stock of - and 7,774,346 shares at cost                                 -           (210)
                          --------------------------------------------------------------------------------------------------
                             Total common shareholders' equity                                          3,687          3,546
                          --------------------------------------------------------------------------------------------------
                             Total shareholders' equity                                                 4,122          4,138
                          --------------------------------------------------------------------------------------------------
                             Total liabilities and shareholders' equity                               $38,644        $37,052
                          --------------------------------------------------------------------------------------------------

(a) Restated to reflect the merger with Dreyfus, which was accounted for as a pooling of interests.

(b) Reflects the three-for-two common stock split distributed on November 15, 1994.


See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

MELLON BANK CORPORATION (and its subsidiaries)
================================================================================

                                                                                                    Year ended December 31,
(in millions)                                                                                    1994         1993(a)      1992(a)
- -------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM           Net income                                                         $    433     $    460      $   528
OPERATING ACTIVITIES      Adjustments to reconcile net income to net cash
                           provided by operating activities:
                           Amortization of goodwill, core deposit and other identified
                             intangibles recorded in connection with acquisitions                  98           78           50
                           Amortization of purchased mortgage servicing rights
                             and purchased credit card relationships                               40           44           29
                           Depreciation and other amortization                                     95           90           82
                           Provision for credit losses                                             70          125          185
                           Provision for real estate acquired and other losses                      1           65          108
                           Securities lending charge                                              223            -            -
                           Merger expenses                                                        104          175           36
                           Net gains on dispositions of acquired property                         (30)         (11)         (19)
                           Net (increase) decrease in accrued interest receivable                 (42)          69           51
                           Deferred income tax expense (benefit)                                  (14)          29          (28)
                           Net (increase) decrease in trading account securities                   52           (1)         (15)
                           Net increase (decrease) in accrued interest
                             payable, net of amounts prepaid                                       34          (18)         (52)
                           Net (increase) decrease in residential mortgages held for sale         217           76         (301)
                           Net increase (decrease) in other operating activities                 (332)         276         (309)
                          -----------------------------------------------------------------------------------------------------
                             Net cash provided by operating activities                            949        1,457          345
- -------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM           Net (increase) decrease in term deposits                                715          968         (375)
INVESTING ACTIVITIES      Net (increase) decrease in federal funds sold and securities
                           purchased under agreements to resell                                   191         (294)         162
                          Funds invested in securities available for sale                     (11,526)     (11,872)        (175)
                          Proceeds from sales of securities available for sale                  3,808        9,511        1,814
                          Proceeds from maturities of securities available for sale             8,927        4,381           56
                          Funds invested in investment securities                              (1,458)        (846)      (4,198)
                          Proceeds from sales of investment securities                              -          664        1,374
                          Proceeds from maturities of investment securities                       488          447        1,557
                          Net increase in credit card loans                                      (870)        (114)        (188)
                          Net principal collected (disbursed) on loans to customers            (1,544)         788          747
                          Loan portfolio purchases                                               (216)         (83)        (223)
                          Proceeds from the sale of loan portfolios                               286          116          191
                          Purchases of premises and equipment                                    (133)        (120)         (92)
                          Proceeds from sales of premises and equipment                             2           16            2
                          Proceeds from sales of acquired property                                 93          102          245
                          Cash paid in purchase of U.S. Bancorp Mortgage Company                 (154)           -            -
                          Cash paid in purchase of Glendale Bancorporation, net of cash received  (13)           -            -
                          Cash paid in purchase of The Boston Company and AFCO and
                             CAFO, net of cash received                                             -       (1,233)           -
                          Cash received in purchase of Meritor and Standard Federal
                             branches, net of cash paid                                             -            -          269
                          Net (increase) decrease in other investing activities                    73         (284)          14
                          -----------------------------------------------------------------------------------------------------
                             Net cash provided (used) in investing activities                  (1,331)       2,147        1,180
- -------------------------------------------------------------------------------------------------------------------------------

                                  -continued-

MELLON BANK CORPORATION (and its subsidiaries)
===============================================================================

                                                                                                    Year ended December 31,
(in millions)                                                                                    1994         1993(a)     1992(a)
- ------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM           Net increase (decrease) in transaction and savings deposits          (1,014)       1,266       2,029
FINANCING ACTIVITIES      Net increase (decrease) in customer term deposits                       807       (2,726)     (2,311)
                          Net increase (decrease) in federal funds purchased and
                           securities sold under agreements to repurchase                       1,045         (676)       (508)
                          Net increase (decrease) in U.S. Treasury tax and loan demand notes     (144)         435        (499)
                          Net increase (decrease) in term federal funds purchased                 325         (614)        (20)
                          Net increase (decrease) in commercial paper                              44          (45)         (8)
                          Repayments of AFCO borrowings                                             -       (1,058)          -
                          Repurchase and repayments of longer-term debt                          (425)      (1,070)       (453)
                          Net proceeds from issuance of longer-term debt                            1          950         534
                          Net proceeds from issuance of common and preferred stock                 18          502         221
                          Redemption of preferred stock                                             -          (65)        (55)
                          Dividends paid on common and preferred stock                           (254)        (183)       (149)
                          Repurchase of common stock                                                -          (89)        (30)
                          Net increase (decrease) in other financing activities                    73          (48)         50
                          ----------------------------------------------------------------------------------------------------
                             Net cash provided (used) in financing activities                     476       (3,421)     (1,199)
                          Effect of foreign currency exchange rates                                20           13          13
- ------------------------------------------------------------------------------------------------------------------------------
CHANGE IN CASH AND        Net increase in cash and due from banks                                 114          196         339
DUE FROM BANKS            Cash and due from banks at beginning of year                          2,171        1,975       1,636
                          ----------------------------------------------------------------------------------------------------
                          Cash and due from banks at end of year                              $ 2,285      $ 2,171     $ 1,975
                          ----------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL              Interest paid                                                       $   768      $   673     $   897
DISCLOSURES               Net income taxes paid                                                   284          211         136
                          ----------------------------------------------------------------------------------------------------

(a) Restated to reflect the merger with Dreyfus, which was accounted for as a pooling of interests.


See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

MELLON BANK CORPORATION (CONSOLIDATED AND PARENT CORPORATION)
===============================================================================

                                                                                                    Unrealized                Total
                                                           Additional                         (loss) on assets               share-
                                        Preferred   Common    paid-in   Retained            available for sale  Treasury   holders'
(in millions)                               stock    stock    capital   earnings   Warrants     (net of taxes)     stock     equity
- -----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1991                 $425      $46     $1,479     $  984        $11               $  -     $(130)    $2,815
Net income                                                                   528                                                528
Dividends on common stock at
   $.93 per share (a)                                                        (98)                                               (98)
Dividends on preferred stock                                                 (51)                                               (51)
Series J preferred stock issued,
   net of issuance costs                       97                                                                                97
Series C-2 preferred stock redemption         (55)                                                                              (55)
Purchase of treasury stock                                                                                           (32)       (32)
Common stock issued under dividend
   reinvestment and common stock
   purchase plan                                         1         78                                                            79
Exercise of stock options                                          17                                                  3         20
Exercise of warrants                                               25                    (5)                                     20
Exercise of subscription rights                                     7                                                             7
Other                                                               6         (3)                                      4          7
- -----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                 $467      $47     $1,612     $1,360        $ 6               $  -     $(155)    $3,337
Net income                                                                   460                                                460
Dividends on common stock at
   $1.01 per share (a)                                                      (121)                                              (121)
Dividends on preferred stock                                                 (63)                                               (63)
Issuance of 6.81 million shares of
   common stock, net of issuance costs                   4        340                                                           344
Issuance of warrants                                                                     37                                      37
Series K preferred stock
   issued, net of issuance costs              193                                                                               193
Series B preferred stock
   redemption/conversion                      (68)                  1                                                  2        (65)
Purchase of treasury stock                                                                                           (89)       (89)
Common stock issued under dividend
   reinvestment and common stock
   purchase plan                                                   35                                                  6         41
Exercise of stock options                                          11        (11)                                     24         24
Exercise of warrants                                     1         24                    (6)                                     19
Exercise of subscription rights                                     8                                                             8
Other                                                               7          4                                       2         13
- -----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                 $592      $52     $2,038     $1,629        $37               $  -     $(210)    $4,138
NET INCOME                                                                   433                                                433
DIVIDENDS ON COMMON STOCK
  AT $1.57 PER SHARE (A)                                                    (194)                                              (194)
DIVIDENDS ON PREFERRED STOCK                                                 (75)                                               (75)
COMMON STOCK ISSUED UNDER DIVIDEND
   REINVESTMENT AND COMMON STOCK
   PURCHASE PLAN                                                    9                                                  2         11
SERIES H PREFERRED STOCK REDEMPTION          (155)                                                                             (155)
CONVERSION OF SERIES D PREFERRED
   STOCK TO COMMON STOCK                       (2)       1          1                                                             -
EXERCISE OF STOCK OPTIONS                                           6         (6)                                     10         10
UNREALIZED LOSSES, NET OF TAX, ON ASSETS
   CLASSIFIED AS AVAILABLE FOR SALE                                                                        (55)                 (55)
ADDITIONAL COMMON STOCK ISSUED FOR STOCK
   SPLIT                                                24        (24)                                                            -
RETIREMENT OF DREYFUS TREASURY STOCK                    (3)      (187)                                               190          -
OTHER                                                               8         (7)                                      8          9
- -----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                 $435      $74     $1,851     $1,780        $37               $(55)    $   -     $4,122
- -----------------------------------------------------------------------------------------------------------------------------------

(a) Dividends per share have not been restated to reflect the Dreyfus merger.


See accompanying Notes to Financial Statements

NOTES TO FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

1. ACCOUNTING POLICIES

Basis of presentation

The accounting and financial reporting policies of Mellon Bank Corporation (the Corporation), a multibank holding company, conform to generally accepted accounting principles and prevailing industry practices.

The consolidated financial statements of the Corporation include the accounts of the Corporation and its majority-owned subsidiaries. Investments in companies less than 20% owned are carried at cost. Intracorporate balances and transactions are not reflected in the consolidated financial statements. The Consolidated Income Statement includes results of acquired subsidiaries and businesses accounted for under the purchase method of accounting from the dates of acquisition. On August 24, 1994, the Corporation merged with The Dreyfus Corporation. This merger was accounted for as a pooling of interests. The financial information for all prior periods have been restated to present the combined balance sheet and results of operations of both companies as if the merger had been in effect for all periods presented. In addition, certain amounts in the 1993 and 1992 Dreyfus financial statements were reclassified to conform with the presentation used by the Corporation. Further information pertaining to the merger is presented in note 22 -- of Notes to Financial Statements, "Merger and Acquisition".

The parent Corporation financial statements in note 23 include the accounts of the Corporation and those of a wholly owned financing subsidiary that functions as a financing entity for the Corporation and its subsidiaries by issuing commercial paper and other debt guaranteed by the Corporation. Financial data for the Corporation and the financing subsidiary are combined for financial reporting because of the limited function of the financing subsidiary and the unconditional guarantee by the Corporation of the financing subsidiary's obligations. Securities and other property held in a fiduciary or agency capacity are not included in the Consolidated Balance Sheet since these are not assets or liabilities of the Corporation.

Trading account securities, securities available for sale and investment securities

When purchased, securities are classified in either the trading account securities portfolio, the securities available for sale portfolio or the investment securities portfolio. Securities are classified as trading account securities when the intent is profit maximization through market appreciation and resale. Securities are classified as available for sale when management intends to hold the securities for an indefinite period of time or when the securities may be used for tactical asset/liability purposes and may be sold from time to time to effectively manage interest rate exposure, prepayment risk and liquidity needs. Securities are classified as investment securities when management intends to hold these securities until maturity.

Trading account securities, including interest rate agreements, are stated at fair value. Trading revenue includes both realized and unrealized gains and losses. The liability incurred on short-sale transactions, representing the obligation to deliver securities, is included in other funds borrowed at fair value.

On January 1, 1994, FAS 115, "Accounting for Certain Investments in Debt and Equity Securities", became effective. Beginning in 1994, securities available for sale are stated at fair value; prior years' securities available for sale were recorded at the lower of aggregate cost or market value, adjusted for amortization of premium and accretion of discount on a level yield basis. Adoption of this standard resulted in unrealized losses on assets classified as available for sale, net of tax, being recorded as a deduction from shareholders' equity beginning in 1994. Investment securities are stated at cost, adjusted for amortization of premium and accretion of discount on a level yield basis. Gains (losses) on sales of securities available for sale are reported in the Consolidated Income Statement. The cost of securities sold is determined on a specific identification basis.

Loans

Loans are reported net of any unearned discount. Interest revenue on nondiscounted loans is recognized based on the principal amount outstanding. Interest revenue on discounted loans is recognized based on methods that approximate

- -------------------------------------------------------------------------------

1.  ACCOUNTING POLICIES (CONTINUED)

a level yield. Loan origination and commitment fees, as well as certain direct loan origination and commitments costs, are deferred and amortized as a yield adjustment over the lives of the related loans. Deferred fees and costs are netted against outstanding loan balances.

Commercial loans generally are placed on nonaccrual status when either principal or interest is past due 90 days or more, unless the loan is well-secured and in the process of collection. Management also places loans on nonaccrual status when the collection of principal or interest becomes doubtful. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed against current period interest revenue. Interest receipts on nonaccrual loans are recognized as interest revenue or are applied to principal when management believes the ultimate collectibility of principal is in doubt. Nonaccrual loans generally are restored to an accrual basis when principal and interest payments become current or when the loan becomes well-secured and is in the process of collection.

Residential mortgage loans generally are placed on nonaccrual status when, in management's judgment, collection is in doubt or the loans have outstanding balances of $250,000 or greater and are 90 days or more delinquent, or have balances of less than $250,000 and are delinquent 12 months or more. Consumer loans, other than residential mortgages, and certain secured commercial loans of less than $5,000 are charged off upon reaching various stages of delinquency depending upon the loan type.

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

Reserve for credit losses

The reserve for credit losses is maintained to absorb future losses inherent in the credit portfolio based on management's judgment. Factors considered in determining the level of the reserve include trends in portfolio volume, quality, maturity and composition; industry concentrations; lending policies; new products; adequacy of collateral; historical loss experience; the status and amount of nonperforming and past-due loans; specific known risks; and current, as well as anticipated, specific and general economic factors that may affect certain borrowers. Credit losses are charged against the reserve; recoveries are added to the reserve.

Acquired property

Property acquired in connection with loan settlements, including real estate acquired, is stated at the lower of estimated fair value less estimated costs to sell, or the carrying amount of the loan. A reserve for real estate acquired is maintained on a property-by-property basis to recognize estimated potential declines in value that might occur between appraisal dates. Provisions for the estimated potential decrease in fair value between annual appraisals, net gains on the sale of real estate acquired and net direct operating expense attributable to these assets are included in net expense (revenue) of acquired property. In-substance foreclosures are reflected in real estate acquired when the borrower has minimal equity in the property; the Corporation expects repayment of the loan to come only from the operation or sale of the property; and the borrower either has abandoned control of the property or is unlikely to rebuild equity or otherwise meet the terms of the loan in the foreseeable future.

Premises and equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated over the estimated useful lives of the assets, limited in the case of leasehold improvements to the lease term, using the straight-line method.

- -------------------------------------------------------------------------------

1.  ACCOUNTING POLICIES (CONTINUED)

Goodwill and other identified intangibles

Intangible assets are amortized using straight-line and accelerated methods over the remaining estimated benefit periods which approximated, on a weighted-average basis at December 31, 1994, 17 years for goodwill, six for core deposit intangibles and eight years for all other intangible assets except purchased mortgage servicing rights. Goodwill and other intangible assets are reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset.

Purchased mortgage servicing rights (PMSRs) are recorded at cost and are amortized over 15 years or the remaining economic life of the portfolio, whichever is shorter. PMSRs are subsequently evaluated for possible impairment on a quarterly basis using the undiscounted disaggregate method, consensus industry prepayment estimates and current portfolio and economic factors. On a weighted average basis at December 31, 1994, the serviced mortgage loan portfolio had an interest rate of approximately 7.8%.

Income Taxes

The Corporation, its domestic subsidiaries and Mellon Bank Canada file a consolidated U.S. income tax return. The provision for U.S. income taxes of each subsidiary is recorded as if each subsidiary filed a separate return, except that tax benefits of current year losses, tax credits and tax benefit carryforwards are allocated to the subsidiaries incurring such losses or credits to the extent they reduce consolidated tax expense.

Foreign currency translation

Assets and liabilities denominated in foreign currencies are translated to U.S. dollars at the rate of exchange on the balance sheet date. Revenue and expense accounts are translated monthly at month-end rates of exchange. Net foreign currency positions are valued at rates of exchange--spot or future, as appropriate--prevailing at the end of the period, and resulting gains or losses are included in the consolidated income statement. Translation gains and losses on investments in foreign entities with functional currencies that are not the U.S. dollar are included in shareholders' equity.

Fee revenue

Trust and investment management fees are reported net of fees waived and expense reimbursements to certain mutual funds. Fees on standby letters of credit are recognized over the commitment term, while fees on commercial letters of credit, because of their short-term nature, are recognized when received. Fees on standby and commercial letters of credit are recorded in fee revenue. Fees for banking and other services generally are recognized over the periods the related services are provided.

Off-balance-sheet instruments used for interest rate risk management

The Corporation enters into interest rate swaps, futures and forward contracts and interest rate caps and floors to manage its sensitivity to interest rate risk. For interest rate risk management swaps, interest revenue or interest expense is accrued over the terms of the agreements and transaction fees are deferred and amortized to interest revenue or interest expense over the terms of the agreements. Gains and losses on off-balance-sheet instruments used for interest rate risk management are deferred and amortized over the life of the hedged transaction as interest revenue or interest expense, and any unamortized amounts are recognized as income or loss at the time of disposition of the assets or liabilities being hedged. Amounts payable to or receivable from counterparties is included in other liabilities or other assets. The fair values of interest rate swaps, futures and forward contracts and interest rate caps and floors used for interest rate risk management are not recognized in the financial statements.

- -------------------------------------------------------------------------------

1.  ACCOUNTING POLICIES (CONTINUED)

Off-balance-sheet instruments used for other than interest rate risk management purposes

The Corporation enters into foreign exchange contracts, futures and forward contracts, interest rate swaps, option contracts and interest rate agreements to accommodate customers and for its proprietary trading account securities portfolio. Realized and unrealized changes in fair value on these instruments are recognized in foreign currency and trading revenue in the period in which the changes occur. Interest revenue and expense on instruments held for other than interest rate risk management purposes are included in the income statement as part of net interest revenue. The fair value of contracts in gain positions is reported on the balance sheet in other assets and the fair value of contracts in loss positions is reported in other liabilities.

Statement of Cash Flows

For the purpose of reporting cash flows, the Corporation has defined cash and cash equivalents as cash and due from banks. Cash flows from assets and liabilities that have an original maturity date of three months or less generally are reported on a net basis. Cash flows from assets and liabilities that have an original maturity date greater than three months generally are reported on a gross basis. Cash flows from hedging activities are classified in the same category as the items hedged.

Common stock split

In September 1994, the board of directors of the Corporation authorized a three-for-two common stock split. The stock split was structured as a special stock dividend of one additional share of common stock being issued on every two outstanding shares of common stock. The additional shares resulting from the split were distributed on November 15, 1994, to shareholders of record on November 1, 1994. Per share financial data has been restated for the impact of the three-for-two common stock split.

Net income per common share

Net income per common share is computed using the "if-converted" method by dividing net income applicable to common stock by the average number of shares of common stock and common stock equivalents outstanding, net of shares assumed to be repurchased using the treasury stock method. Common stock equivalents arise from the assumed conversion of outstanding stock options, warrants and subscription rights. The Series D preferred stock was converted to common stock in August 1994. If the inclusion of the Series D preferred stock as common stock equivalents was dilutive, dividends on the Series D preferred stock were added back to net income for the purpose of calculating net income per common share. The average number of shares of common stock and equivalents, on a post-stock split basis, used to compute primary net income per common share in 1994, 1993 and 1992 was 149.1 million, 147.1 million and
134.9 million, respectively.

Fully diluted net income per common share is computed by dividing net income applicable to common stock by the average number of shares of common stock and common stock equivalents outstanding for items that are dilutive, net of shares assumed to be repurchased using the treasury stock method. These shares are increased by the assumed conversion of convertible items if dilutive. The average number of shares of common stock and equivalents, on a post-stock split basis, used to compute fully diluted net income per common share in 1994, 1993 and 1992 was 149.2 million, 147.3 million and 137.3 million, respectively.

2. CASH AND DUE FROM BANKS

Cash and due from banks includes reserve balances that the Corporation's subsidiary banks are required to maintain with a Federal Reserve bank. These required reserves are based primarily on deposits outstanding and were $614 million at December 31, 1994, and $663 million at December 31, 1993. These balances averaged $621 million in 1994 and $615 million in 1993.

- -------------------------------------------------------------------------------

3. SECURITIES

SECURITIES AVAILABLE FOR SALE
- -------------------------------------------------------------------------------------------------------------------------------
                                                     DECEMBER 31, 1994                            December 31, 1993
                                         -----------------------------------------    -----------------------------------------
                                         AMORTIZED     GROSS UNREALIZED       FAIR    Amortized     Gross unrealized       Fair
(in millions)                                 COST     GAINS     LOSSES      VALUE         cost     Gains     Losses      value
- -------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                    $  425       $ -        $ 1     $  424       $  510       $ 2        $ -     $  512
U.S. agency mortgage-backed securities         527         -         42        485          559         3          4        558
Other U.S. agency securities                   830         -          -        830        1,788         -          -      1,788
- -------------------------------------------------------------------------------------------------------------------------------
    Total U.S. Treasury and
     agency securities                       1,782         -         43      1,739        2,857         5          4      2,858
Obligations of states and
    political subdivisions                       1         -          -          1            1         -          -          1
Other mortgage-backed securities                 9         -          -          9           22         -          -         22
Other securities                               132         3          3        132           36         3          -         39
- -------------------------------------------------------------------------------------------------------------------------------
    Total securities available for sale     $1,924       $ 3        $46     $1,881       $2,916       $ 8        $ 4     $2,920
- -------------------------------------------------------------------------------------------------------------------------------

MATURITY DISTRIBUTION OF SECURITIES AVAILABLE FOR SALE
- -------------------------------------------------------------------------------

                                                        Contractual maturities at December 31, 1994
                                                                                Obligations                               Total
                                   U.S. agency                    Total U.S.      of states       Other              securities
(dollar amounts             U.S.     mortgage-           Other      Treasury  and political   mortgage-       Other   available
in millions)            Treasury        backed     U.S. agency    and agency   subdivisions      backed  securities    for sale
- -------------------------------------------------------------------------------------------------------------------------------
Within one year
 Amortized cost             $403          $  -            $830        $1,233           $  -        $  -        $  4      $1,237
 Fair value                  403             -             830         1,233              -           -           4       1,237
 Yield                      5.47%            -            5.74%         5.66%             -           -        5.76%       5.66%
1 to 5 years
 Amortized cost               22             -               -            22              -           -           7          29
 Fair value                   21             -               -            21              -           -           7          28
 Yield                      6.64%            -               -          6.64%             -           -        6.00%       6.48%
5 to 10 years
 Amortized cost                -             -               -             -              1           -           1           2
 Fair value                    -             -               -             -              1           -           1           2
 Yield                         -             -               -             -           9.42%          -        8.99%       9.17%
Over 10 years
 Amortized cost                -             -               -             -              -           -         120         120
 Fair value                    -             -               -             -              -           -         120         120
 Yield                         -             -               -             -              -           -        7.60% (a)   7.60%(a)
Mortgage-backed
  securities
 Amortized cost                -           527               -           527              -           9           -         536
 Fair value                    -           485               -           485              -           9           -         494
 Yield                         -          5.28%              -          5.28%             -        6.49%          -        5.30%
- -------------------------------------------------------------------------------------------------------------------------------
Total amortized cost        $425          $527            $830        $1,782           $  1        $  9        $132      $1,924
Total fair value             424           485             830         1,739              1           9         132       1,881
Total yield                 5.54%         5.28%           5.74%         5.56%          9.42%       6.49%       6.92%(a)    5.58%(a)
Weighted average
 contractual years to
 maturity                    .32             -(b)          .21           .25(c)        8.07           -(b)     1.82(a)        -
- -------------------------------------------------------------------------------------------------------------------------------

(a) Excludes equity securities and other investments which have no stated yield.

(b) The average expected lives of "U.S. agency mortgage-backed" and "Other mortgage-backed" securities were approximately 9.3 years and 2.9 years, respectively, at December 31, 1994.

(c)  Excludes maturities of "U.S. agency mortgage-backed" securities.

Note: Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

- -------------------------------------------------------------------------------

3. SECURITIES (CONTINUED)

INVESTMENT SECURITIES

- -------------------------------------------------------------------------------------------------------------------------------
                                                     DECEMBER 31, 1994                            December 31, 1993
                                         -----------------------------------------    -----------------------------------------
                                         AMORTIZED     GROSS UNREALIZED       FAIR    Amortized     Gross unrealized       Fair
(in millions)                                 COST     GAINS     LOSSES      VALUE         cost     Gains     Losses      value
- -------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                    $   24       $ -       $  1     $   23       $   30       $ -        $ -     $   30
U.S. agency mortgage-backed securities       3,017         -        209      2,808        1,867        46          4      1,909
Other U.S. agency securities                     4         -          -          4            -         -          -          -
- -------------------------------------------------------------------------------------------------------------------------------
    Total U.S. Treasury and agency
       securities                            3,045         -        210      2,835        1,897        46          4      1,939
Obligations of states and political
 subdivisions                                   70         -          1         69          129         3          -        132
Other mortgage-backed securities                48         -          1         47           85         -          -         85
Other investment securities                     81         1          -         82          321        13          4        330
- -------------------------------------------------------------------------------------------------------------------------------
    Total investment securities             $3,244       $ 1       $212     $3,033       $2,432       $62        $ 8     $2,486
- -------------------------------------------------------------------------------------------------------------------------------

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES
- -------------------------------------------------------------------------------

                                                        Contractual maturities at December 31, 1994
                                                                                Obligations
                                   U.S. agency                    Total U.S.      of states       Other                   Total
(dollar amounts             U.S.     mortgage-           Other      Treasury  and political   mortgage-       Other  investment
in millions)            Treasury        backed     U.S. agency    and agency   subdivisions      backed  securities  securities
- -------------------------------------------------------------------------------------------------------------------------------
Within one year
 Amortized cost              $ 2        $    -             $ 3        $    5            $14         $ -         $ 5      $   24
 Fair value                    2             -               3             5             14           -           5          24
 Yield                      5.75%            -            4.19%         4.74%          6.37%          -        5.53%       5.84%
1 to 5 years
 Amortized cost               19             -               1            20             56           -          15          91
 Fair value                   18             -               1            19             55           -          15          89
 Yield                      4.83%            -            7.74%         4.87%          7.89%          -       11.40%       7.82%
5 to 10 years
 Amortized cost                -             -               -             -              -           -           8           8
 Fair value                    -             -               -             -              -           -           8           8
 Yield                         -             -               -             -              -           -        5.61%       5.61%
Over 10 years
 Amortized cost                3             -               -             3              -           -          53(a)       56
 Fair value                    3             -               -             3              -           -          54(a)       57
 Yield                      8.12%            -               -          8.12%             -           -        5.79%       5.91%
Mortgage-backed
  securities
 Amortized cost                -         3,017               -         3,017              -          48           -       3,065
 Fair value                    -         2,808               -         2,808              -          47           -       2,855
 Yield                         -          6.72%              -          6.72%             -        6.58%          -        6.72%
- -------------------------------------------------------------------------------------------------------------------------------
Total amortized cost         $24        $3,017             $ 4        $3,045            $70         $48         $81      $3,244
Total fair value              23         2,808               4         2,835             69          47          82       3,033
Total yield                 5.32%         6.72%           4.56%         6.71%          7.61%       6.58%       6.80%       6.73%
Weighted average
 contractual years to
 maturity                   3.86             -(b)          .87          3.46(c)        2.89           -(b)     1.40           -
- -------------------------------------------------------------------------------------------------------------------------------

(a) Includes Federal Reserve Bank stock of $50 million with a yield of 6.00% and no stated maturity.

(b) The average expected lives of "U.S. agency mortgage-backed" and "Other mortgage-backed" securities were approximately 10.3 years and 4.2 years, respectively, at December 31, 1994.

(c)  Excludes maturities of "U.S. agency mortgage-backed" securities.

Note: Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

- -------------------------------------------------------------------------------

3. SECURITIES (CONTINUED)

Gross realized gains on the sale of securities available for sale were $16 million, $87 million and $76 million in 1994, 1993 and 1992, respectively. Gross realized losses on the sale of securities available for sale were $21 million in 1994. There were no realized losses on the sale of securities available for sale in 1993 or 1992. Proceeds from the sale of securities available for sale were $3.8 billion, $9.5 billion and $1.8 billion in 1994, 1993 and 1992, respectively. At December 31, 1994, net unrealized losses of $43 million are recorded in shareholders' equity, net of tax, in accordance with FAS No. 115.

There were no sales of investment securities in 1994. In 1993 Dreyfus recorded gross realized gains on the sale of investment securities of $40 million. In 1992, the Corporation recorded $70 million of gross realized gains on the sale of investment securities, including $22 million at Dreyfus. In 1993, Dreyfus recorded gross realized losses of $27 million on the sale of investment securities. In 1992, the Corporation recorded $17 million of gross realized losses on the sale of investment securities, including $14 million at Dreyfus. Proceeds from the sale of investment securities were $664 million in 1993 and $1.4 billion in 1992, respectively.

Securities available for sale, investment securities, trading account securities and loans, with book values of $3.9 billion at December 31, 1994, and $3.7 billion at December 31, 1993, were required to be pledged to secure public and trust deposits, and repurchase agreements, as well as for other purposes.

4. LOANS

For details of the loans outstanding at December 31, 1994 and 1993, see the 1994 and 1993 columns of the "Composition of loan portfolio at year-end" table on page 32. The information in those columns is incorporated by reference into these Notes to Financial Statements.

For details of the nonperforming and past-due loans at December 31, 1994 and 1993, see the amounts in the 1994 and 1993 columns of the "Nonperforming and past-due assets" table on page 36. The information in those columns is incorporated by reference into these Notes to Financial Statements. There was no foregone interest on restructured loans in 1994 and 1993. Foregone interest on restructured loans was less than $2 million in 1992.

5. RESERVE FOR CREDIT LOSSES

- ------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                           1994              1993            1992
- ------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of period                                                         $ 600             $ 506           $ 596
Net change in reserve from mergers, asset acquisitions and divestitures                    4               108               2
Additions (deductions):
 Credit losses                                                                          (151)             (216)           (331)
 Recoveries                                                                               84                77              54
- ------------------------------------------------------------------------------------------------------------------------------
    Net credit losses                                                                    (67)             (139)           (277)
Provision for credit losses                                                               70               125             185
- ------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                               $ 607             $ 600           $ 506
- ------------------------------------------------------------------------------------------------------------------------------

6. PREMISES AND EQUIPMENT

- ------------------------------------------------------------------------------------------------------------------------------
                                                                                                              December 31,
(in millions)                                                                                             1994            1993
- ------------------------------------------------------------------------------------------------------------------------------
Land                                                                                                    $   30           $  30
Buildings                                                                                                  259             251
Equipment                                                                                                  600             511
Leasehold improvements                                                                                     178             165
- ------------------------------------------------------------------------------------------------------------------------------
    Subtotal                                                                                             1,067             957
Accumulated depreciation and amortization                                                                 (509)           (433)
- ------------------------------------------------------------------------------------------------------------------------------
    Total premises and equipment                                                                        $  558           $ 524
- ------------------------------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

6. PREMISES AND EQUIPMENT (CONTINUED)

The table on the preceding page includes capital leases for premises and equipment at a net book value of less than $1 million at December 31, 1994 and 1993.

Rental expense was $117 million, $104 million and $85 million, respectively, net of related sublease revenue of $33 million, $29 million and $24 million in 1994, 1993 and 1992, respectively. Depreciation and amortization expense totaled $95 million, $90 million and $82 million in 1994, 1993 and 1992, respectively. Maintenance, repairs and utilities expenses totaled $89 million, $85 million and $75 million in 1994, 1993 and 1992, respectively.

As of December 31, 1994, the Corporation and its subsidiaries are obligated under noncancelable leases (principally for banking premises) with expiration dates through 2020. A summary of the future minimum rental payments under noncancelable leases, net of related sublease revenue totaling $103 million, is as follows: 1995--$114 million; 1996--$109 million; 1997--$104 million;
1998--$97 million; 1999--$101 million; and 2000 through 2020--$981 million.

7. RESERVE FOR REAL ESTATE ACQUIRED

An analysis of the changes in the reserve for real estate acquired in 1994, 1993 and 1992 is presented in the "Reserve for real estate acquired" table on page 38 and is incorporated by reference into these Notes to Financial Statements.

8. SEGREGATED ASSETS

Segregated assets represent commercial real estate and other commercial loans acquired in the Meritor retail office acquisition that are on nonaccrual status, or are foreclosed properties, and are subject to a loss sharing arrangement with the FDIC. These delinquent assets, net of reserve, are reported in other assets in the balance sheet. The reserve for segregated assets is not included in the reserve for credit losses.

Segregated assets totaled $85 million at December 31, 1994 and included gross segregated assets of $89 million and a $4 million reserve for credit losses. At December 31, 1993, segregated assets totaled $183 million, including gross segregated assets of $187 million and a $4 million reserve for credit losses.

As a result of the loss sharing arrangement with the FDIC, any of the performing commercial loans or performing commercial real estate loans acquired in the Meritor retail office acquisition that become nonaccrual before December 31, 1997, will be reclassified to segregated assets. The loss sharing provisions of the arrangement stipulate that, during the first five years, the FDIC will pay to Mellon Bank, N.A. 80% of the net credit losses on acquired commercial real estate and other commercial loans.

During the sixth and seventh years of the arrangement, Mellon Bank, N.A. will pay to the FDIC 80% of any recoveries of charge-offs on such acquired loans that had occurred during the first five years of the arrangement. At the end of the seventh year, the FDIC will pay to Mellon Bank, N.A. an additional 15% of the sum of net charge-offs on the acquired loans that occurred during the first five years less the recoveries during the sixth and seventh years of the arrangement in excess of $60 million. The $60 million credit loss threshold was reached in the first quarter of 1993.

The FDIC will also reimburse Mellon Bank, N.A. for expenses incurred to recover amounts owed and net expenses incurred with respect to foreclosed properties derived from the acquired commercial real estate or commercial loans. Expenses are reimbursed by the FDIC in the same proportion as the reimbursement of net loan losses. In addition, the FDIC will reimburse the bank for up to 90 days of delinquent interest on the assets covered by the loss sharing arrangement. Mellon Bank, N.A. is required to administer assets entitled to loss sharing protection in the same manner as assets held by Mellon Bank, N.A. for which no loss sharing exists.

- -------------------------------------------------------------------------------

9. SHORT-TERM BORROWINGS

Federal funds purchased and securities sold under agreements to repurchase represent funds acquired for securities transactions and other funding requirements. Federal funds purchased mature on the business day after execution.

During 1994, the Corporation signed a $200 million one-year revolving credit agreement with several financial institutions that serves as a commercial paper support facility. This revolving credit facility has several restrictions, including a 1.30 maximum double leverage limitation and a minimum tangible net worth limitation of $1.8 billion. At December 31, 1994, the Corporation's double leverage ratio was 1.09 and tangible net worth was $2.7 billion. The revolving credit facility is supplemented by a $25 million backup line of credit, bringing total commercial paper support facilities to $225 million.
The Corporation expects to negotiate another revolving credit facility upon the expiration of the current agreement, which is scheduled to expire in mid-1995. There were no other lines of credit to subsidiaries of the Corporation at December 31, 1994 or 1993. No borrowings were made under any facility in 1994 or 1993. Commitment fees totaled less than $1 million in each of the years 1992 through 1994.

10. NOTES AND DEBENTURES (WITH ORIGINAL MATURITIES OVER ONE YEAR)

- -------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 December 31,
(in millions)                                                                                                  1994        1993
- -------------------------------------------------------------------------------------------------------------------------------
Parent Corporation:
 7-5/8% Senior Notes due 1999                                                                                $  200      $  200
 6-1/8% Senior Notes due 1995                                                                                   200         200
 6-1/2% Senior Notes due 1997                                                                                   200         199
 6-7/8% Subordinated Debentures due 2003                                                                        150         150
 9-1/4% Subordinated Debentures due 2001                                                                        100         100
 5-3/8% Senior Notes due 1995                                                                                   100         100
 9-3/4% Subordinated Debentures due 2001                                                                         99          99
 Medium Term Notes, Series A, due 1995-2001 (9.56% to 10.50% at December 31, 1994,
   and 9.10% to 10.50% at December 31, 1993)                                                                     48          60
 Senior Medium Term Notes, Series B, due 1995 (8.85% to 9.00% at December 31, 1994 and 1993)                     26          26
 7-1/4% Convertible Subordinated Capital Notes due 1999                                                           4           5
 Floating Rate Notes due 1994 (3.58% at December 31, 1993)                                                        -         200
 Floating Rate Senior Notes due 1996 (3.68% at December 31, 1993)                                                 -         200
Subsidiaries:
 6-1/2% Subordinated Notes due 2005                                                                             249         249
 6-3/4% Subordinated Notes due 2003                                                                             149         149
 Medium Term Bank Notes due 1998-2007 (6.57% to 8.55% at December 31, 1994 and 1993)                             35          35
 Various notes and obligations under capital leases due 1995-1999 (3.92% to 15.29% at
   December 31, 1994 and 1993)                                                                                    8          18
- -------------------------------------------------------------------------------------------------------------------------------
    Total unsecured notes and debentures (with original maturities over one year)                            $1,568      $1,990
- -------------------------------------------------------------------------------------------------------------------------------

The following notes pay interest semiannually and are not redeemable prior to maturity: 7-5/8%, 6-1/8%, 6-1/2%, and 5-3/8% Senior Notes; 6-7/8%, 9-1/4% and
9-3/4% Subordinated Debentures; the fixed-rate Medium Term Notes, Series A and
B.  During 1994, $12 million of Series A notes matured.

The Floating Rate Notes due 1994 matured as scheduled. The Floating Rate Notes due 1996 were redeemed at the option of the Corporation in 1994 at 100% of their principal amount plus accrued interest.

The 6-1/2% and 6-3/4% Subordinated Notes due 2005 and 2003 and the fixed-rate Medium Term Bank Notes due 1998 through 2007 pay interest semiannually and are not redeemable prior to maturity. The 6-1/2% and 6-3/4% Subordinated Notes due 2005 and 2003 are subordinated to obligations to depositors and other creditors of Mellon Bank, N.A.

The aggregate amounts of notes and debentures that mature during the five years 1995 through 1999, for the Corporation, are as follows: $329 million, $22 million, $206 million, $18 million and $210 million, respectively. The aggregate amounts of notes and debentures that mature during the five years 1995 through 1999, for Mellon Bank Corporation (parent Corporation), are as follows: $326 million, $20 million, $205 million, $12 million and $204 million, respectively.

- -------------------------------------------------------------------------------

11. PREFERRED STOCK

- -------------------------------------------------------------------------------------------------------------------------------
                                      Liquidation                                     Balances at            1994 Dividends
(dollar amounts in millions,           preference       Shares      Shares           December 31,         ---------------------
except per share amounts)               per share   authorized      issued    1994       1993     1992    Per share   Aggregate
- -------------------------------------------------------------------------------------------------------------------------------
9.60% preferred stock (Series I)           $25.00    6,000,000   6,000,000    $145       $145     $145        $2.40         $14
8.50% preferred stock (Series J)            25.00    4,000,000   4,000,000      97         97       97         2.13           9
8.20% preferred stock (Series K)            25.00    8,000,000   8,000,000     193        193        -         2.05          16
Junior convertible preferred stock
  (Series D)                                 1.00            -           -       -          2        2         1.93           3
10.40% preferred stock (Series H)           25.00            -           -       -        155      155         2.60          17(a)
Convertible preferred stock (Series B)      25.00            -           -       -          -       68            -           -
                                                                              ----       ----     ----
    Total preferred stock                                                     $435       $592     $467
- -------------------------------------------------------------------------------------------------------------------------------

(a) As a result of the Series H preferred stock announced redemption, the Corporation recorded an additional $16 million of preferred stock dividends in 1994. These additional dividends reflect the redemption premium, write-off of unamortized issuance costs and dividends accrued through the redemption date. Including the additional dividends, total Series H preferred stock dividends were $33 million in 1994.


The Corporation has authorized 50,000,000 shares of Series Preferred Stock, par value $1.00 per share, at December 31, 1994. The table above summarizes the Corporation's preferred stock outstanding at December 31, 1994, 1993 and 1992.

The Series I, Series J and Series K preferred stocks are redeemable, in whole or in part, at the option of the Corporation at $25 per share plus accrued dividends at any time on or after August 15, 1996, February 15, 1997 and February 15, 1998, respectively.

The remaining Series D junior convertible preferred stock was converted to common stock pursuant to the terms of the Series D statement of designation in August 1994. Each share of the Series D preferred stock was converted to .7609 shares of common stock for a total of 1,702,921 shares on a pre-stock split basis. The effective annual dividend rate was $2.576 per share for 1994, on a pre-stock split basis.

On December 19, 1994, the Corporation announced its commitment to redeem the Series H preferred stock, at a price of $26.30 per share plus accrued dividends on March 1, 1995.

In the event that the equivalent of six quarterly dividends, whether or not consecutive, payable on Series I, Series J or Series K preferred stocks, are unpaid and not set aside for payment, the number of directors of the Corporation will be increased by two. The holders of the series of preferred stock for which dividends are unpaid, voting as a single class, will be entitled to elect the two additional directors to serve until all dividends in arrears have been paid or declared and set aside for payment.

In the event of liquidation or dissolution of the Corporation, the rights of the Series I, Series J and Series K preferred stock are senior to the common stock with respect to dividends and distributions.

12. EQUITY PURCHASE OPTIONS (WARRANTS)

In May 1993, in connection with the acquisition of The Boston Company, the Corporation issued 3 million 10-year equity purchase options (warrants), on a pre-stock split basis or 4.5 million shares on a post-stock split basis, each exercisable for one share of common stock. The warrants are exercisable at $33.33 per share, on a post-stock split basis, at any time until their expiration on May 21, 2003. At December 31, 1994 and 1993, all of these warrants were outstanding. The Corporation's warrants are registered with the Securities and Exchange Commission and are noncallable.

In 1988, the Corporation issued 3 million warrants, each exercisable for one share of common stock. The warrants were exercisable at $25 per share at any time until their expiration on August 7, 1994. All warrants were exercised prior to their maturity. At December 31, 1993, there were approximately 14,600 of these warrants outstanding.

13. NONINTEREST REVENUE

The components of noninterest revenue for the three years ended December 31, 1994, are presented in the "Noninterest revenue" table on page 14. This table is incorporated by reference into these Notes to Financial Statements.

14. FOREIGN CURRENCY AND SECURITIES TRADING REVENUE

The Corporation's trading activities involve a variety of financial instruments, including U.S. government securities, municipal securities and money market securities, as well as off-balance-sheet instruments. The majority of the Corporation's trading revenue is earned by structuring and executing off-balance-sheet instruments for customers. The Corporation also enters into positions in the interest rate, foreign exchange and debt markets based on expectations of future market conditions. The resulting risks are limited by entering into generally matching or offsetting positions. Unmatched positions are monitored through established limits. In order to maximize net trading revenues, the market-making and proprietary positions are managed together, by product.

The results of the Corporation's foreign currency and securities trading activities are presented by class of financial instrument in the table below.

- ------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                       1994
- ------------------------------------------------------------------------------------------------------------------------------
Foreign exchange contracts                                                                                           $69
Debt instruments                                                                                                       4
Interest rate contracts                                                                                                3
                                                                                                                     ---
    Foreign currency and securities trading revenue                                                                  $76
- ------------------------------------------------------------------------------------------------------------------------------

15. INCOME TAXES

The Corporation adopted FAS No. 109 "Accounting for Income Taxes" as of January 1, 1993, on a prospective basis. The cumulative effect of this change in accounting for income taxes was less than $1 million and was included in income tax expense.

Income tax expense applicable to income before taxes consists of:

- ------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                    1994          1993       1992
- ------------------------------------------------------------------------------------------------------------------------------
Current taxes:
 Federal                                                                                         $264          $224       $118
 State and local                                                                                   26            45         15
 Foreign                                                                                            2             -         (1)
- ------------------------------------------------------------------------------------------------------------------------------
    Total current taxes                                                                           292           269        132
- ------------------------------------------------------------------------------------------------------------------------------
Deferred taxes:
 Federal                                                                                           (4)           35        (24)
 State and local                                                                                  (11)           (7)         2
 Foreign                                                                                            1             1         (6)
- ------------------------------------------------------------------------------------------------------------------------------
    Total deferred taxes                                                                          (14)           29        (28)
- ------------------------------------------------------------------------------------------------------------------------------
    Provision for income taxes                                                                   $278          $298       $104
- ------------------------------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

15. INCOME TAXES (CONTINUED)

In addition to amounts in the table on the preceding page, the following income tax benefits were recorded:

- ------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                      1994        1993       1992
- ------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity for compensation expense
  for tax purposes in excess of amounts recognized
  for financial statement purposes                                                                  $ 3         $ 9         $3
Shareholders' equity for the tax effect of
  net unrealized loss on assets available for sale                                                   30           -          -
Goodwill for prior purchase business combinations
  with purchased excess tax basis                                                                     -           5          -
- ------------------------------------------------------------------------------------------------------------------------------
    Total tax benefits                                                                              $33         $14         $3
- ------------------------------------------------------------------------------------------------------------------------------

Significant components of deferred tax expense for 1994 and 1993 are as follows:

- ------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                  1994       1993
- --- --------------------------------------------------------------------------------------------------------------------------
Deferred tax benefit, excluding the effect of other components listed below                                    $ (7)      $(29)
Reduction of deferred tax valuation allowance                                                                    (7)         -
Adjustment to deferred tax assets and liabilities for enacted changes in tax laws and rates                       -         (4)
Investment tax credit carryforward utilized                                                                       -         29
Alternative minimum tax credit carryforward utilized                                                              -         33
- ------------------------------------------------------------------------------------------------------------------------------
 Total deferred tax (benefit) expense                                                                          $(14)      $ 29
- ------------------------------------------------------------------------------------------------------------------------------

Income tax expense was different from the amounts computed by applying the statutory federal income tax rate to income before income taxes because of the items listed in the following table.

- ------------------------------------------------------------------------------------------------------------------------------
(dollar amounts in millions)                                                                       1994        1993       1992
- ------------------------------------------------------------------------------------------------------------------------------
Federal statutory tax rate                                                                           35%         35%        34%
Tax expense computed at statutory rate                                                             $249        $265       $215
Increase (decrease) resulting from:
 State and local income taxes, net of federal tax benefit                                            10          25         11
 Alternative minimum tax                                                                              -           -        (13)
 Tax-exempt income from loans and securities                                                         (6)         (8)       (12)
 Amortization of goodwill                                                                            15           9          5
 Impact of book versus tax basis of acquired assets                                                   -          14         16
 Recognized tax benefits                                                                              -           -       (130)
 Other, net                                                                                          10          (7)        12
- ------------------------------------------------------------------------------------------------------------------------------
    Provision for income taxes                                                                     $278        $298       $104
- ------------------------------------------------------------------------------------------------------------------------------
Effective income tax rate                                                                            39%         39%        16%
- ------------------------------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

15. INCOME TAXES (CONTINUED)

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities for 1994 and 1993 are as follows:

- ------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                              1994           1993
- ------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
  Provision for credit losses and
    write-downs on real estate acquired                                                                    $254           $259
  Accrued expense not deductible until paid                                                                 125             92
  Occupancy expense                                                                                          74             72
  Other                                                                                                      77             32
- ------------------------------------------------------------------------------------------------------------------------------
    Gross deferred tax assets                                                                               530            455
Valuation allowance                                                                                           -             (7)
- ------------------------------------------------------------------------------------------------------------------------------
    Gross deferred tax assets net of
      valuation allowance                                                                                   530            448
- ------------------------------------------------------------------------------------------------------------------------------

Deferred tax liabilities:
  Lease financing revenue                                                                                   250            207
  Salaries and employee benefits                                                                             16             44
  Other                                                                                                      38             13
- ------------------------------------------------------------------------------------------------------------------------------
    Gross deferred tax liabilities                                                                          304            264
- ------------------------------------------------------------------------------------------------------------------------------

    Net deferred tax asset                                                                                 $226           $184
- ------------------------------------------------------------------------------------------------------------------------------

The Corporation had determined that it was not required to establish a valuation allowance for deferred tax assets upon adoption of FAS No. 109 since it is management's assertion that the deferred tax asset likely will be realized through: carryback to taxable income in prior years; future reversals of existing taxable temporary differences; and, to a lesser extent, future taxable income. However, the Corporation did record a valuation allowance upon the acquisition of The Boston Company, Inc., and subsidiaries. This valuation allowance primarily represented federal net operating loss carryforwards that are subject to limitation on their usage. As of the end of 1994, these carryforwards were fully utilized and the valuation allowance was reversed.

In 1992, deferred income tax benefits of $28 million resulted from temporary differences in the recognition of income and expense for income tax and financial reporting purposes. The principal items of income and expense that gave rise to deferred income taxes are shown in the following table.

- ------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                             1992
- ------------------------------------------------------------------------------------------------------------------------------
Tax loss carryforward                                                                                                    $  36
Provision for credit losses and write-downs of real estate acquired                                                         23
Lease financing revenue                                                                                                     21
Investment tax credit                                                                                                       20
Deferred loss on sale of assets to GSNB                                                                                     13
Depreciation and amortization                                                                                                9
Alternative minimum tax                                                                                                    (13)
Other, net                                                                                                                  (7)
- ------------------------------------------------------------------------------------------------------------------------------
 Net deferred tax expense before recognized tax benefits                                                                   102
Recognized tax benefits                                                                                                   (130)
- ------------------------------------------------------------------------------------------------------------------------------
 Deferred tax benefit recognized                                                                                         $ (28)
- ------------------------------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

16. EMPLOYEE BENEFITS

Pension plans

The Corporation's largest subsidiaries--Mellon Bank, N.A., The Boston Company and Dreyfus--sponsor trusteed, noncontributory, defined benefit pension plans. Together, the plans cover substantially all salaried employees of the Corporation. The plans provide benefits that are based on employees' years of service and compensation. In addition, several unfunded plans exist for certain employees or for purposes that are not addressed by the funded plans.

These plans are appropriately funded, with the Mellon Bank, N.A. plan significantly overfunded, The Boston Company plan moderately overfunded and the fair market value of plan assets of the Dreyfus plan approximately equal to its accumulated benefit obligation. The Corporation amortizes all actuarial gains and losses and prior service costs over a 10 year period. The tables below report the combined data of these plans. Prior periods were not restated for Dreyfus because the amounts are immaterial.

- -------------------------------------------------------------------------------------------------------------------------------
                                                                1994                     1993                      1992
(dollar amounts in millions)                            FUNDED      UNFUNDED     Funded      Unfunded      Funded      Unfunded
- -------------------------------------------------------------------------------------------------------------------------------
Assumptions used in the accounting:
 Rates used for expense at January 1:
   Rate on obligation                                      6.0%          6.0%       6.9%          6.9%        7.6%          7.6%
   Rate of return on assets                               10.0             -       10.0             -        10.0             -
   Actuarial salary scale                                  3.0           3.0        2.9           2.9         3.6           3.6
- -------------------------------------------------------------------------------------------------------------------------------
Components of pension expense (credit):
 Service cost                                            $  21          $  2      $  15          $  1       $  10          $  1
 Interest cost on projected benefit obligation              22             2         17             2          13             1
 Return on plan assets                                      (1)            -        (71)            -         (58)            -
 Net amortization and deferral                             (47)            1         27             -          20             -
- -------------------------------------------------------------------------------------------------------------------------------
    Total pension expense (credit)                       $  (5)         $  5      $ (12)         $  3       $ (15)         $  2
- -------------------------------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------------------------------------------
                                                                                         1994                      1993
(dollar amounts in millions)                                                     FUNDED      UNFUNDED      Funded      Unfunded
- -------------------------------------------------------------------------------------------------------------------------------
Assumptions used for obligation at December 31:
 Rate on obligation                                                                 7.5%          7.5%        6.0%          6.0%
 Actuarial salary scale                                                             3.5           3.5         3.0           3.0
- -------------------------------------------------------------------------------------------------------------------------------
Present value of benefit obligation at December 31:
 Vested                                                                            $246          $ 34        $255          $ 31
 Nonvested                                                                           25             1          37             2
- -------------------------------------------------------------------------------------------------------------------------------
    Accumulated benefit obligation                                                  271            35         292            33
- -------------------------------------------------------------------------------------------------------------------------------
Effect of projected future compensation levels                                       49             3          50             2
- -------------------------------------------------------------------------------------------------------------------------------
    Present value of projected benefit obligation                                  $320          $ 38        $342          $ 35
- -------------------------------------------------------------------------------------------------------------------------------
Plan assets at fair market value at December 31:
 Cash and U.S. Treasury securities                                                 $173          $  -        $107          $  -
 Corporate debt obligations                                                          68             -          54             -
 Mellon Bank Corporation common stock (a)                                            23             -          27             -
 Other common stock and investments                                                 398             -         457             -
- -------------------------------------------------------------------------------------------------------------------------------
    Total plan assets at fair market value                                         $662          $  -        $645          $  -
- -------------------------------------------------------------------------------------------------------------------------------
Reconciliation of funded status with financial statements:
 Funded status at December 31                                                      $342          $(38)       $303          $(35)
 Unamortized net transition (asset) obligation                                      (20)            1         (21)            2
 Unrecognized prior service cost                                                     16             3          13             -
 Net deferred actuarial (gain) loss                                                 (82)            5         (52)            8
 Adjustment required to recognize minimum liability                                   -            (6)          -            (8)
- -------------------------------------------------------------------------------------------------------------------------------
    Prepaid (accrued) expense at December 31                                       $256          $(35)       $243          $(33)
- -------------------------------------------------------------------------------------------------------------------------------

(a)  Represents 750,000 shares at December 31, 1994 and 1993.  The
     Mellon Bank retirement plan received $1.2 million and $1.1 million, respectively, of dividends from Mellon Bank Corporation's common stock in 1994 and 1993.


- -------------------------------------------------------------------------------

16. EMPLOYEE BENEFITS (CONTINUED)

The Corporation has a Long-Term Profit Incentive Plan which provides for the issuance of stock options, stock appreciation rights, performance units, deferred cash incentive awards and shares of restricted stock to officers and key employees of the Corporation and its subsidiaries as approved by the Human Resources Committee of the Corporation's board of directors. In addition, Dreyfus has a 1989 Non-Qualified Stock Option Plan. Both plans are described below.

Long-Term Profit Incentive Plan (1981)

Stock options may be granted at prices not less than the fair market value of the common stock on the date of grant. Options may be exercised during fixed periods of time not to exceed 10 years from the date of grant. In the event of certain changes in control of the Corporation, these options may become immediately exercisable.

Total outstanding grants as of December 31, 1994, were 7,240,864 shares, of which 2,233,404 shares were exercisable. During 1994, 1993 and 1992, options for 3,067,206; 1,554,644; and 2,109,750 shares, respectively, were granted. During 1993, the Long-Term Profit Incentive Plan was amended with shareholder approval to increase the shares available for grant by 4,500,000 shares. As of December 31, 1994, options for 2,732,012 shares were available for grant.

Included in the December 31, 1994, 1993 and 1992 outstanding grants were options for 1,044,428; 631,353; and 873,060 shares, respectively, that were issued at exercise prices ranging from $13.17 to $37.75 per share. These options become exercisable near the end of their 10 year terms, but exercise dates may be accelerated by the Human Resources Committee of the board of directors, based on the optionee's performance. If so accelerated, compensation will be paid in the form of deferred cash incentive awards to reimburse the exercise price of these options if exercised prior to the original vesting date. The Corporation recognized $8 million of compensation expense for these options in 1994, $8 million in 1993 and $7 million in 1992. As of December 31, 1994, the exercise date had been accelerated on options for 1,048,640 shares, of which 4,972; 301,482; and 206,034 were exercised in 1994,
1993 and 1992, respectively.

Options for 612,536; 1,503,144; and 1,067,348 shares were exercised in 1994, 1993 and 1992, respectively, under the Long-Term Profit Incentive Plan, including the 4,972; 301,482; and 206,034 shares on which the exercise date was accelerated.

1989 Non-Qualified Stock Option Plan

A stock option plan at Dreyfus prior to the August 1994 merger provided for the issuance of stock options to key employees and key consultants who rendered services to Dreyfus, at a price of not less than 95% of the price of Dreyfus' common stock on The New York Stock Exchange on the day the option was granted. Options were not exercisable within two years nor more than 10 years from the date of grant. Options for Dreyfus stock were automatically converted into options for the Corporation's common stock on the merger date.

Total outstanding grants as of December 31, 1994, were 1,728,709 shares, of which 1,566,152 shares were exercisable. No options were granted in 1994 and 1992. In 1993, options for 66,013 shares were granted. No further options will be granted under this plan.

The shares under option included in the December 31, 1994, 1993, and 1992 outstanding grants were issued at exercise prices ranging from $18.23 to $31.53 per share. Options for 26,900; 7,096; and 23,104 shares were exercised in 1994, 1993 and 1992, respectively.

- -------------------------------------------------------------------------------

16. EMPLOYEE BENEFITS (CONTINUED)

The following table presents a summary of the aggregate options outstanding under the Corporation's Long-Term Profit Incentive Plan and the Dreyfus 1989 Non-Qualified Stock Option Plan:

- -------------------------------------------------------------------------------------------------------------------------------
                                                                                                            Price of
                                                                      Number of shares (a)            shares under option (a)
                                                                 -----------------------------     ----------------------------
                                                                                      Eligible                        Aggregate
                                                                 Under option     for exercise         Per share  (in millions)
- -------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1994                                                   8,969,573        3,799,556     $13.17-$40.08           $278
December 31, 1993                                                   6,972,291        2,735,472       13.17-40.08            192
December 31, 1992                                                   7,047,603        2,569,878       13.17-40.08            171
- -------------------------------------------------------------------------------------------------------------------------------

(a) Restated to reflect the merger with Dreyfus, which was accounted for as a pooling of interests.


Incentive Stock Option Plan and Optional Incentive Payment Plan

An incentive stock option plan for Dreyfus employees, in effect prior to the merger, provided for the granting of options to purchase book value shares. Options were not exercisable within one year nor more than 10 years from the date of grant. The plan also provided for compensation to recipients of options in amounts equal to any cash dividend declared by Dreyfus from the date of the grant of options to the date of exercise. The plan expired in 1992 and no new options were granted under the plan, although existing unexercised options continued in accordance with their terms. At the date of the merger, the options and book value shares were converted into shares of common stock of the Corporation at a fair market value equal to the value of such options and book value shares as agreed upon in the merger agreement. The value agreed upon was $24.43 for each book value share and $24.43 less the exercise price of the option for each book value option outstanding. Unvested options were discounted at five percent per annum through the scheduled date of vesting.
The conversion resulted in the issuance of 166,224 shares of the Corporation's common stock.

In conjunction with the Incentive Stock Option Plan, an Optional Incentive Payment Plan existed at Dreyfus, prior to the merger. The terms of this plan provided that individuals who previously exercised Incentive Stock Options could sell the shares related to such options back to Dreyfus, and in turn receive an equal number of units. Pursuant to the terms of the plan, quarterly payments were made on each unit held in amounts equal to Dreyfus' quarterly after-tax earnings per share and such amounts were charged to operations. At the date of the merger, all units outstanding under the plan were forfeited.

Total compensation expense related to these plans was $4 million in 1994, $6 million in 1993 and $5 million in 1992. The Incentive Stock Option Plan and Optional Incentive Payment Plan terminated coincident with the merger. No further awards will be made under the plans.

Stock Option Plan for Outside Directors (1989)

The Corporation's Stock Option Plan for Outside Directors provides for the granting of options for shares of common stock to outside directors and advisory board members of the Corporation. The timing, amounts, recipients and other terms of the option grants are determined by the provisions of, or formulas in, the Directors' Option Plan. The exercise price of the options is equal to the fair market value of the common stock on the grant date. All options have a term of 10 years from the date of grant and become exercisable one year from the grant date. Directors elected during the course of the year are granted options on a pro rata basis having terms identical to those granted to the directors at the start of the year.

During 1993, the Stock Option Plan for Outside Directors was amended with shareholder approval to increase the shares available for grant by 300,000 shares. Total outstanding grants as of December 31, 1994, were 349,862 shares, of which 297,905 were exercisable. Shares under option ranged from $17.00 to $38.00 per share for an aggregate of $9 million. During 1994, 1993 and 1992, options for 52,563; 50,648; and 98,639 shares, respectively,

- -------------------------------------------------------------------------------

16. EMPLOYEE BENEFITS (CONTINUED)

were granted at prices ranging from $26.58 to $38.00 per share. As of December 31, 1994, 205,212 shares were available for grant. Options for 4,298; 27,729; and 9,900 shares were exercised in 1994, 1993 and 1992, respectively.

Retirement Savings Plan

Since April 1988, employees' payroll deductions for deposit into retirement savings accounts have been matched by the Corporation's contribution of common stock, at the rate of $.50 on the dollar, up to six percent of the employee's annual base salary with an annual maximum corporate contribution of $3,000 per employee. In 1994, 1993 and 1992, the Corporation recognized $10 million, $9 million and $6 million, respectively, of expense related to this plan and contributed 276,535; 229,317; and 219,758 shares, respectively, into this plan. A portion of the shares contributed in 1994, 1993 and 1992 were issued from treasury stock. The plan held 1,672,200; 1,505,303; and 1,395,186 shares of common stock at December 31, 1994, 1993 and 1992, respectively.

Dreyfus has a separate retirement profit-sharing plan and a related deferred compensation plan that provides for the payment of death, disability and retirement benefits to Dreyfus employees or their beneficiaries in amounts equal to the value of their proportionate interests in the plan. The aggregate contribution to the plans is based on consolidated net income (as defined in the plans) or compensation of eligible employees. Amounts expensed under the plans were $10 million, $9 million, and $9 million for 1994, 1993 and 1992, respectively.

Profit Bonus Plan

Awards are made to key employees at the discretion of the Human Resources Committee of the board of directors of the Corporation. At the committee's election, awards may be paid in a lump sum or may be deferred and paid over a period of up to 15 years. Payouts under this plan were $18 million, $19 million and $13 million for 1994, 1993 and 1992, respectively. Payouts in 1994 included 32,350 shares of restricted stock issued at a price of $38.88 per share.

Employee Stock Ownership Plan

In 1989, an Employee Stock Ownership Plan was formed to hold certain shares of Mellon Bank Corporation common stock previously held in other defined contribution plans sponsored by the Corporation and its subsidiaries. At December 31, 1994, 1993 and 1992, this plan held 95,709; 116,367; and 132,690 shares, respectively, of the Corporation's common stock that previously were held in other plans. The Corporation may make contributions to this plan from time to time. No contributions were made in 1994, 1993 or 1992.

Postretirement benefits other than pensions

The Corporation shares in the cost of providing managed care, Medicare supplement, and/or major medical programs for employees that retired prior to January 1, 1991. Employees who retire subsequent to January 1, 1991, who were between the ages of 55 and 65 on January 1, 1991 and had at least 15 years of service, are provided with a defined dollar supplement to assist them in purchasing health insurance. Early retirees who do not meet these age and service requirements are eligible to purchase health coverage at their own expense under the standard plans that are offered to active employees. In addition to the arrangements above, the Corporation provides a small subsidy toward health care coverage for other active employees when they retire. These benefits are provided through various insurance carriers whose premiums are based on claims paid during the year. The cost of providing these benefits amounted to $10 million in 1994, $8 million in 1993 and $4 million in 1992.

The Corporation adopted Financial Accounting Standard No. 106 (FAS No. 106), "Employers' Accounting for Postretirement Benefits Other than Pensions," on January 1, 1993. FAS No. 106 requires sponsors of plans providing certain health care and life insurance benefits to retired employees to expense the cost of these benefits over

- -------------------------------------------------------------------------------

16. EMPLOYEE BENEFITS (CONTINUED)

the estimated working lives of these employees, rather than expensing the costs as paid. The incremental expense of adopting FAS No. 106 was approximately $7 million for 1994 and $3 million for 1993. This accounting standard was adopted on a prospective basis by beginning to amortize the transition obligation over a 20-year period. The Boston Company adopted FAS No. 106 in 1992 by electing to recognize the entire transition obligation into income in 1992. Dreyfus has no postretirement benefits.

- ----------------------------------------------------------------------------------------------------------------------------------
ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION
                                                      1994                                               1993
                                  ---------------------------------------------      ---------------------------------------------
                                                     Accumulated                                        Accumulated
                                         Accrued  postretirement   Unrecognized             Accrued  postretirement   Unrecognized
                                  postretirement         benefit     transition      postretirement         benefit     transition
(in millions)                       benefit cost      obligation     obligation        benefit cost      obligation     obligation
- ----------------------------------------------------------------------------------------------------------------------------------
Balance at January 1                        $(12)           $(83)           $56                $ (4)           $(63)           $59
- ----------------------------------------------------------------------------------------------------------------------------------
Acquisition of The Boston Company              -               -              -                  (5)             (5)             -
- ----------------------------------------------------------------------------------------------------------------------------------
Recognition of components of
  net periodic postretirement
  benefit costs:
     Service cost                             (1)             (1)             -                   -               -              -
     Interest cost                            (6)             (6)             -                  (5)             (5)             -
     Amortization of
       transition obligation                  (3)              -             (3)                 (3)             -              (3)
- ----------------------------------------------------------------------------------------------------------------------------------
                                             (10)             (7)            (3)                 (8)             (5)            (3)
Change in APBO actuarial
  assumptions including a
  change in the discount rate                  -              15              -                   -             (15)             -
Benefit payments                               3               5              -                   5               5              -
- ----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31                      $(19)           $(70)           $53                $(12)           $(83)           $56
- ----------------------------------------------------------------------------------------------------------------------------------

A weighted average discount rate of 7% was used to determine the net periodic benefit cost and an 8% rate was used to value the accumulated postretirement benefit obligation at year-end 1994. A health care cost trend rate was used to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, technological changes, regulatory requirements and Medicare cost shifting. The future annual increase assumed in the cost of health care benefits was 12% for 1995 and was decreased gradually to 6% to 2003 and thereafter. The health care cost trend rate assumption can have a significant impact on the amounts reported. Increasing the assumed health care cost trend by one percentage point in each year would increase the accumulated postretirement benefit obligation by approximately $5 million and the aggregate of the service and interest cost components of net periodic postretirement health care benefit cost by less than $1 million.

Financial Accounting Standard No. 112 (FAS No. 112), "Employers' Accounting for Postemployment Benefits," became effective on January 1, 1994. FAS No. 112 requires the Corporation to recognize the obligation to provide postemployment benefits to former or inactive employees after employment but before retirement if the obligation is attributable to employees' services already rendered, employees' rights to those benefits accumulate or vest, payment of the benefits is probable and the amount of the benefits can be reasonably estimated. Approximately $1 million of the increase in staff expense in 1994 was attributable to the adoption of this standard, resulting in a reduction of less than $.01 in net income per common share.

- -------------------------------------------------------------------------------

17. RESTRICTIONS ON DIVIDENDS AND REGULATORY LIMITATIONS

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

Under the first and currently more restrictive of the foregoing dividend limitations, the Corporation's national bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to December 31, 1994, of up to approximately $404 million of their retained earnings of $2.018 billion at December 31, 1994, less any dividends declared and plus or minus net profits or losses, as defined, between January 1, 1995, and the date of any such dividend declaration. The payment of dividends is also limited by minimum capital requirements imposed on all national bank subsidiaries by the OCC. The Corporation's national bank subsidiaries exceed these minimum requirements.
The national bank subsidiaries declared dividends to the parent Corporation of $366 million in 1994, $185 million in 1993 and $154 million in 1992.

The Federal Reserve Board and the OCC have issued additional guidelines that require bank holding companies and national banks to continuously evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition. As a general rule, actual dividends from the bank subsidiaries to the parent Corporation are not expected to exceed earnings for those subsidiaries.

The Federal Reserve Act limits extensions of credit by the Corporation's bank subsidiaries to the Corporation and to certain other affiliates of the Corporation, requires such extensions to be collateralized, and limits the amount of investments by the banks in these entities. At December 31, 1994, such extensions of credit and investments were limited to $495 million as to the Corporation and any other affiliate and to $990 million as to the Corporation and all of its other affiliates. Outstanding extensions of credit totaled $105 million at December 31, 1994.

18. LEGAL PROCEEDINGS

Various legal actions and proceedings are pending or are threatened against the Corporation and its subsidiaries, some of which seek relief or damages in amounts that are substantial. These actions and proceedings arise in the ordinary course of the Corporation's businesses and include suits relating to its lending, collections, servicing, investment, mutual fund, advisory, trust and other activities. Because of the complex nature of some of these actions and proceedings, it may be a number of years before such matters ultimately are resolved. After consultation with legal counsel, management believes that the aggregate liability, if any, resulting from such pending and threatened actions and proceedings will not have a material adverse effect on the Corporation's financial condition.

On November 29, 1994, a shareholder of the Corporation brought a derivative action in federal court in Pittsburgh, purportedly on behalf of the Corporation, against various directors of the Corporation. The lawsuit alleges that those directors breached their fiduciary duty to the Corporation by grossly mismanaging and wasting corporate assets in connection with the $130 million fourth quarter after tax loss to the Corporation as a result of actions taken in its securities lending business. The Corporation believes that this complaint lacks merit.

- -------------------------------------------------------------------------------

19. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, the Corporation becomes a party to various financial transactions that generally do not involve funding. These transactions involve various risks, including market and credit risk. Because these transactions generally are not funded, they are not reflected on the balance sheet and are referred to as financial instruments with off-balance-sheet risk. The Corporation offers these financial instruments to enable its customers to meet their financing objectives and manage their interest- and currency-rate risk. Supplying these instruments provides the Corporation with an ongoing source of fee revenue. The Corporation also enters into these transactions to manage its own risks arising from movements in interest and currency rates, and as a part of its proprietary trading and funding activities.

Off-balance-sheet financial instruments involve varying degrees of market and credit risk that exceed the amounts recognized on the balance sheet. The Corporation limits its exposure to loss from these instruments by subjecting them to the same credit approval and monitoring procedures as for on-balance-sheet instruments, as well as by entering into offsetting or matching positions to hedge interest- and currency- rate risk.

FINANCIAL INSTRUMENTS WITH CONTRACT AMOUNTS THAT REPRESENT CREDIT RISK:

- -------------------------------------------------------------------------------------------------------------------------------
                                                                                                              December 31,
(Notional amounts in millions)                                                                          1994               1993
- -------------------------------------------------------------------------------------------------------------------------------
 Commitments to extend credit                                                                        $14,778            $12,521
 Standby letters of credit and foreign guarantees                                                      2,923              2,952
 Commercial letters of credit                                                                            137                140
 Residential mortgage loans serviced with recourse                                                       186                546
 Custodian securities lent with indemnification
   against broker default of return of securities                                                     15,127             11,152
- -------------------------------------------------------------------------------------------------------------------------------

Commitments to extend credit

The Corporation enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specific rates and for specific purposes. Substantially all of the Corporation's commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding. The majority of the Corporation's commitments to extend credit include material adverse change clauses within the commitment contracts. These clauses allow the Corporation to deny funding a loan commitment if the borrower's financial condition deteriorates during the commitment, such that the customer no longer meets the Corporation's credit standards. The Corporation's exposure to credit loss in the event of nonperformance by the customer is represented by the contractual amount of the commitment to extend credit. Accordingly, the credit policies utilized in committing to extend credit and in the extension of loans are the same. Market risk arises on fixed rate commitments if interest rates have moved adversely subsequent to the extension of the commitment. The Corporation believes the market risk associated with commercial commitments is minimal. Since many of the commitments are expected to expire without being drawn upon, the total contractual amounts do not necessarily represent future cash requirements. The amount and type of collateral obtained by the Corporation is based upon industry practice, as well as its credit assessment of the customer. Of the $15 billion of contractual commitments for which the Corporation has received a commitment fee or which were otherwise legally binding--excluding credit card plans--approximately 31% of the commitments are scheduled to expire within one year, and an additional 56% are scheduled to expire within five years.

Letters of credit and foreign guarantees

There are two major types of letters of credit--standby and commercial letters of credit. The off-balance-sheet credit risk involved in issuing standby and commercial letters of credit is represented by their contractual amounts and is essentially the same as the credit risk involved in commitments to extend credit. The Corporation minimizes this risk

- -------------------------------------------------------------------------------

19. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

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

- -------------------------------------------------------------------------------------------------------------------------------
STANDBY LETTERS OF CREDIT AND FOREIGN GUARANTEES                                                               Weighted-average
                                                                                                              years to maturity
                                                                                    December 31,               at December 31,
(dollar amounts in millions)                                                     1994         1993             1994        1993
- -------------------------------------------------------------------------------------------------------------------------------
Commercial paper and other debt                                                $  333       $  335              1.3         1.6
Tax-exempt securities                                                             630          703              2.1         2.1
Bid- or performance-related                                                     1,019        1,055              1.0         1.0
Other                                                                             941          859               .7          .7
                                                                               ------       ------
 Total standby letters of credit and foreign guarantees (a)                    $2,923       $2,952              1.2         1.3
- -------------------------------------------------------------------------------------------------------------------------------

(a) Net of participations and cash collateral totaling $263 million and $320 million at December 31, 1994 and 1993, respectively.

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

Residential mortgage loans serviced with recourse

Certain residential mortgages were sold with servicing retained where the Corporation is subject to limited recourse provisions. The loans are collateralized by real estate mortgages and in certain instances are supported by either government sponsored or private mortgage insurance.

Securities lending

A securities lending transaction is a fully collateralized transaction in which the owner of a security agrees to lend the security through an agent (the Corporation) to a borrower, usually a broker/dealer or bank, on an open, overnight or term basis, under the terms of a prearranged contract. The borrower will collateralize the loan at all times, generally with cash or U.S. government securities, at a minimum of 100% of the market value of the loan, plus any accrued interest on debt obligations.

The Corporation currently enters into two types of securities lending arrangements, lending with and without indemnification. In securities lending transactions without indemnification, the Corporation bears no contractual risk of loss. For transactions in which the Corporation provides an indemnification, risk of loss occurs if the borrower defaults on returning the securities and the value of the collateral declines. Because the Corporation generally indemnifies the owner of the securities only for the difference between the par value of the securities and any collateral deficiency, the total contractual amount does not necessarily represent future cash requirements.

- -------------------------------------------------------------------------------

19. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)


OFF-BALANCE-SHEET INSTRUMENTS USED FOR OTHER THAN INTEREST RATE RISK MANAGEMENT PURPOSES
- ------------------------------------------------------------------------------------------------------------------------------
                                                                                                       December 31,
                                                                                                  1994                  1993
                                                                                         ----------------------       --------
                                                                                         NOTIONAL        CREDIT       Notional
(in millions)                                                                              AMOUNT          RISK(a)      Amount
- ------------------------------------------------------------------------------------------------------------------------------
Foreign currency contracts:
   Commitments to purchase                                                                $10,326            (b)        $9,219
   Commitments to sell                                                                     10,383            (b)         9,226
Foreign currency and other option contracts written                                            59             -            534
Foreign currency and other option contracts purchased                                          65             1            569
Futures and forward contracts                                                               1,170             -            546
Interest rate agreements:
   Interest rate swaps                                                                      6,127            51          5,079
   Options, caps and floors purchased                                                       3,262            16          1,792(c)
   Options, caps and floors written                                                         2,219             -              -
   Forward rate agreements                                                                     50             -            595
- ------------------------------------------------------------------------------------------------------------------------------

(a) The amount of credit risk associated with these instruments is limited to the cost of replacing a contract in a gain position, on which a counterparty has defaulted. Credit risk associated with these instruments is discussed by type of instrument in the following paragraphs.

(b) The combined credit risk on foreign currency contract commitments to purchase and sell was $213 million at December 31, 1994.

(c)   Options, caps and floors purchased and written are aggregated for 1993.


Foreign currency contracts

Commitments to purchase and sell foreign currency facilitate the management of market risk by ensuring that, at some future date, the Corporation or a customer will have a specified currency at a specified rate. The Corporation enters into foreign currency contracts on behalf of its customers, as well as for its own account as part of its proprietary trading activities. The notional amount of these contracts at December 31, 1994, was $10.3 billion to purchase and $10.4 billion to sell. This notional amount does not represent the actual market or credit risk associated with this product. Market risk arises from changes in the market value of contractual positions caused by movements in currency rates. The Corporation limits its exposure to market risk by entering into generally matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk relates to the ability of the Corporation's counterparty to meet its settlement obligations under the contract and generally is limited to the estimated aggregate replacement cost of those foreign currency contracts in a gain position. Replacement cost totaled approximately $213 million and $116 million at December 31, 1994 and 1993, respectively. There were no settlement or counterparty default losses on foreign currency contracts in 1994, 1993 or 1992. The Corporation manages credit risk by dealing only with approved counterparties under specific credit limits and by monitoring the amount of outstanding contracts by customer and in the aggregate against such limits.
The future cash requirements, if any, related to foreign currency contracts are represented by the net contractual settlement between the Corporation and its counterparties.

Foreign currency and other option contracts written and purchased

Foreign currency and other option contracts grant the contract "purchaser" the right, but not the obligation, to purchase or sell a specified amount of a foreign currency or other financial instrument during a specified period at a predetermined price. The Corporation acts as both a "purchaser" and "seller" of foreign currency and other option contracts. Market risk arises from changes in the value of contractual positions caused by fluctuations in currency rates, interest rates and security values underlying the option contracts. Market risk is managed by entering into generally matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk and future cash requirements are similar to those of foreign currency contracts. The estimated aggregate replacement cost of purchased foreign currency and other option contracts in gain positions was approximately $1 million and $6 million at December 31, 1994 and 1993, respectively. There were no settlement or counterparty default losses on foreign currency and other option contracts in 1994, 1993 or 1992.

- -------------------------------------------------------------------------------

19. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

Futures and forward contracts

Futures and forward contracts on securities or money market instruments represent future commitments to purchase or sell a specified instrument at a specified price and date. Futures contracts are standardized and are traded on organized exchanges, while forward contracts are traded in over-the-counter markets and generally do not have standardized terms. The Corporation uses futures and forward contracts in connection with its proprietary trading activities.

For instruments that are traded on an organized exchange, the exchange assumes the credit risk that a counterparty will not settle and generally requires a margin deposit of cash or securities as collateral to minimize potential credit risk. The Corporation has established policies governing which exchanges and exchange members can be used to conduct these activities, as well as the number of contracts permitted with each member and the total dollar amount of outstanding contracts. Credit risk associated with futures and forward contracts is limited to the estimated aggregate replacement cost of those futures and forward contracts in a gain position and was less than $1 million at December 31, 1994 and $1 million at December 31, 1993. Credit risk related to futures contracts is substantially mitigated by daily cash settlements with the exchanges for the net change in futures contract value. There were no settlement or counterparty default losses on futures and forward contracts in 1994, 1993 or 1992.

Market risk is similar to the market risk associated with foreign currency and other option contracts. The future cash requirements, if any, related to futures and forward contracts, are represented by the net contractual settlement between the Corporation and its counterparties.

Interest rate swaps

Interest rate swaps obligate two parties to exchange one or more payments generally calculated with reference to fixed or periodically reset rates of interest applied to a specified notional principal amount. Notional principal is the amount upon which interest rates are applied to determine the payment streams under interest rate swaps. Such notional principal amounts often are used to express the volume of these transactions but are not actually exchanged between the counterparties.

The credit risk associated with interest rate swaps is limited to the estimated aggregate replacement cost of those agreements in a gain position, and was $51 million and $231 million at December 31, 1994 and 1993, respectively. Credit risk is managed through credit approval procedures that establish specific lines for individual counterparties and limits of credit exposure to various portfolio segments. Counterparty and portfolio outstandings are monitored against such limits on an ongoing basis. Credit risk is further mitigated by contractual arrangements with the Corporation's counterparties that provide for netting replacement cost gains and losses on multiple transactions with the same counterparty. The Corporation has entered into collateral agreements with certain counterparties to interest rate swaps to further secure amounts due. The collateral is generally cash and/or U.S. government securities.
There were no counterparty default losses on interest rate swaps in 1994, 1993 or 1992. Market risk arises from changes in the market value of contractual positions caused by movements in interest rates. The Corporation limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions.
The future cash requirements of interest rate swaps are limited to the net amounts payable under these swaps. At December 31, 1994, 95% of these interest rate swaps are scheduled to mature in less than five years.

Options, caps, floors and forward rate agreements

An interest rate option is a contract that grants the purchaser the right to either purchase or sell a financial instrument at a specified price within a specified period of time. An interest rate cap is a contract that protects the holder from a rise in interest rates or some other underlying index beyond a certain point. An interest rate floor is a contract that

- -------------------------------------------------------------------------------

19. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

protects the holder against a decline in interest rates or some other underlying index below a certain point. A forward rate agreement is an agreement to exchange dollar amounts at a specified future date based on the difference between a particular interest rate index and an agreed upon fixed rate. The credit risk associated with options purchased and caps and floors purchased was $16 million at year end 1994 and is recorded on the balance sheet. Options, caps and floors written do not expose the Corporation to credit risk. Market risk arises from changes in the market value of contractual positions caused by movements in interest rates. The Corporation limits its exposure to market risk by entering into generally matching or offsetting positions and by establishing and monitoring limits on unmatched positions.

OFF-BALANCE-SHEET INSTRUMENTS USED FOR INTEREST RATE RISK MANAGEMENT PURPOSES
- ------------------------------------------------------------------------------------------------------------------------------
                                                                                                       December 31,
                                                                                      1994                              1993
                                                                        -------------------------------               --------
                                                                        Notional                 Credit               Notional
(in millions)                                                             Amount                   Risk(a)              Amount
- ------------------------------------------------------------------------------------------------------------------------------
Interest rate swaps                                                      $10,985                     $2                 $8,568
Options, caps and floors purchased (b)                                       344                      8                    768
Futures and forward contracts                                                  5                      -                      -
- ------------------------------------------------------------------------------------------------------------------------------

(a) The amount of credit risk associated with these instruments is limited to the cost of replacing a contract in a gain position, on which a counterparty has defaulted. Credit risk associated with these instruments is discussed by type of instrument below.

(b) At December 31, 1994, there were no options, caps and floors written. Options, caps and floors purchased and written are aggregated for 1993.

Interest rate swaps

The Corporation enters into interest rate swaps as part of its interest rate risk management strategy primarily to alter the interest rate sensitivity of its deposit liabilities. At December 31, 1994, the Corporation used $11.0 billion of interest rate swaps for interest rate risk management purposes. The credit and market risk associated with these instruments is explained on page 70 under "Interest rate swaps." The replacement cost of swap agreements in a gain position was $2 million and $72 million at December 31, 1994 and 1993, respectively. Net interest revenue in 1994 included $3 million of amortized deferred gains from terminated interest rate swaps.

Options, caps, floors and forward rate agreements

Other interest rate products--primarily options and interest rate caps and interest rate floors--also are used by the Corporation as part of its interest rate risk management strategy. The Corporation had $344 million and $768 million notional amount of these instruments outstanding at December 31, 1994 and 1993, respectively. The credit and market risk associated with these instruments is explained on pages 70 and 71 under "Options, caps, floors and forward rate agreements." The replacement cost of those instruments in a gain position totaled $8 million and $3 million at December 31, 1994 and 1993, respectively.

Futures and forwards

The Corporation uses futures and forward contracts and agreements as a part of its interest rate risk management strategy. At December 31, 1994, the Corporation had $5 million outstanding. The estimated aggregate replacement cost of those instruments in a gain position was less than $1 million at December 31, 1994 and 1993. The credit and market risk associated with these instruments is explained on page 70 under "Futures and forward contracts."

- -------------------------------------------------------------------------------

19. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

Concentrations of credit risk

In its normal course of business, the Corporation engages in activities with a significant number of domestic and international counterparties. The maximum risk of accounting loss from on- and off-balance-sheet financial instruments with these counterparties is represented by their respective balance sheet amounts and the contractual or replacement cost of the off-balance-sheet financial instruments.

Approximately 35% of the Corporation's total on- and off-balance-sheet financial instruments with credit risk at December 31, 1994, were with consumers and consumer-related industries, compared with approximately 34% at December 31, 1993. This credit exposure consisted principally of loans and the related interest receivable on the balance sheet and off-balance-sheet loan commitments and letters of credit. Consumers to which the Corporation has credit exposure primarily are located within the Central Atlantic region and are affected by economic conditions within that region.

Financial institutions--which include finance-related companies; domestic and international banks and depository institutions; securities and commodities brokers; and insurance companies--accounted for approximately 16% of the Corporation's total on- and off-balance-sheet financial instruments with credit risk at December 31, 1994, compared with approximately 17% at December 31, 1993. The Corporation's on-balance-sheet credit exposure to financial institutions included short-term liquid assets consisting of due from banks and money market investments, loans and the related interest receivable and investment securities. In addition, the Corporation had off-balance-sheet credit exposure to financial institutions consisting of commitments to extend credit and letters of credit.

The Corporation had credit exposure to the U.S. government, including its corporations and agencies, totaling approximately 10% of its on- and off-balance-sheet financial instruments with credit risk at December 31, 1994 and 1993. Substantially all of this exposure consisted of investment securities, securities available for sale and the related interest receivable and balances due from the Federal Reserve. No other concentration of credit risk exceeded 10% of the Corporation's total credit risk arising from on- and off-balance-sheet financial instruments at December 31, 1994 and 1993, respectively.

Impact of FASB Interpretation No. 39

On January 1, 1994, the Corporation adopted FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts." This interpretation is applicable to the balance sheet presentation of unrealized gains and losses recognized for off-balance-sheet financial instruments. It generally requires the reporting of unrealized gains as assets and unrealized losses as liabilities.

The adoption of this interpretation for balance sheet presentation purposes did not affect the net income or capital of the Corporation. At December 31, 1994, the Corporation's assets and liabilities increased by approximately $286 million as a result of this interpretation. The balance sheet impact of this interpretation at future dates will fluctuate as the unrealized gains and losses on these contracts increase or decrease with changes in remaining maturity and market rates, as well as the ability to net amounts under master netting arrangements.

- -------------------------------------------------------------------------------

20. FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107 (FAS No. 107), "Disclosures about Fair Value of Financial Instruments," requires the disclosure of the estimated fair value of on- and off-balance-sheet financial instruments. A financial instrument is defined by FAS No. 107 as cash, evidence of an ownership interest in an entity, or a contract that creates a contractual obligation or right to deliver to or receive cash or another financial instrument from a second entity on potentially favorable terms.

Fair value estimates are made at a point in time, based on relevant market data and information about the financial instrument. FAS No. 107 specifies that fair values should be calculated based on the value of one trading unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, estimated transaction costs that may result from bulk sales or the relationship between various financial instruments. Because no readily available market exists for a significant portion of the Corporation's financial instruments, fair value estimates for these instruments are based on judgments regarding current economic conditions, currency and interest rate risk characteristics, loss experience and other factors. Many of these estimates involve uncertainties and matters of significant judgment and cannot be determined with precision. Therefore, the calculated fair value estimates cannot always be substantiated by comparison to independent markets and, in many cases, may not be realizable in a current sale of the instrument. Changes in assumptions could significantly affect the estimates.

Fair value estimates do not include anticipated future business or the value of assets, liabilities and customer relationships that are not considered financial instruments. For example, the Corporation's fee-generating businesses--which contributed 52% of revenue in 1994--are not incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial instruments include lease finance assets, deferred tax assets, lease contracts, premises and equipment and intangible assets. Accordingly, the estimated fair value amounts of financial instruments do not represent the entire value of the Corporation.

The following methods and assumptions were used by the Corporation in estimating the fair value of its financial instruments at December 31, 1994 and 1993:

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

Trading account securities, securities available for sale and investment securities

Trading account securities are recorded at market value on the Corporation's balance sheet, including appropriate amounts for off-balance-sheet instruments held for other than interest rate risk management purposes. Market values of trading account securities, securities available for sale and investment securities generally are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, market value is estimated using quoted market prices for securities with similar credit, maturity and interest rate characteristics. The tables in note 3 present in greater detail the carrying value and market value of securities available for sale and investment securities at December 31, 1994 and 1993.

- -------------------------------------------------------------------------------

20. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Loans

The estimated fair value of performing commercial loans and certain consumer loans that reprice or mature in 90 days or less approximates their respective carrying amounts adjusted for a credit risk factor based upon the Corporation's historical credit loss experience. The estimated fair value of performing loans, except for consumer mortgage loans and credit card loans, that reprice or mature in more than 90 days is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality and for similar maturities.

Fair value of consumer mortgage loans is estimated using market quotes or discounting contractual cash flows, adjusted for prepayment estimates.
Discount rates were obtained from secondary market sources, adjusted to reflect differences in servicing, credit and other characteristics.

The estimated fair value of credit card loans is developed using estimated cash flows and maturities based on contractual interest rates and historical experience. Estimated cash flows are discounted using market rates adjusted for differences in servicing, credit and other costs. This estimate does not include the value that relates to new loans that will be generated from existing cardholders over the remaining life of the portfolio, a value that is typically reflected in market prices realized in credit card portfolio sales.

The estimated fair value for nonperforming commercial real estate loans is the "as is" appraised value of the underlying collateral. For other nonperforming loans, the estimated fair value represents carrying value less a credit risk adjustment based upon the Corporation's historical credit loss experience.

Deposit liabilities

FAS No. 107 defines the estimated fair value of deposits with no stated maturity, which includes demand deposits and money market and other savings accounts, to be the amount payable on demand. Although market premiums paid for depository institutions reflect an additional value for these low-cost deposits, FAS No. 107 prohibits adjusting fair value for any value expected to be derived from retaining those deposits for a future period of time or from the benefit that results from the ability to fund interest-earning assets with these deposit liabilities. The fair value of fixed-maturity deposits which reprice or mature in more than 90 days is estimated using the rates currently offered for deposits of similar remaining maturities.

Notes and debentures

The fair value of the Corporation's notes and debentures is estimated using quoted market yields for the same or similar issues or the current yields offered by the Corporation for debt with the same remaining maturities.

The table on the following page includes financial instruments, as defined by FAS No. 107 whose estimated fair value is not represented by the carrying value as reported on the Corporation's balance sheet. Contractual yields, repricing/maturity periods and discount rates presented are for financial instruments that reprice or mature in more than 90 days. Management has made estimates of fair value discount rates that it believes to be reasonable considering expected prepayment rates, rates offered in the geographic areas in which the Corporation competes, credit risk and liquidity risk. However, because there is no active market for many of these financial instruments, management has no basis to verify whether the resulting fair value estimates would be indicative of the value negotiated in an actual sale.

- -------------------------------------------------------------------------------

20. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

- -------------------------------------------------------------------------------------------------------------------------------
                                                                          DECEMBER 31, 1994
                                                                  ------------------------------------
                                              Carrying amount                     AVERAGE                  Estimated fair value
                                            ------------------                  REPRICING                  --------------------
                                                December 31,      CONTRACTUAL OR MATURITY     DISCOUNT           December 31,
(dollars in millions)                          1994       1993          YIELD     (YEARS)   RATES USED        1994         1993
- -------------------------------------------------------------------------------------------------------------------------------
Securities available for sale(a)            $ 1,881    $ 2,916              -           -            -     $ 1,881      $ 2,920
Investment securities(a)                      3,244      2,432              -           -            -       3,033        2,486
Loans(b):
 Commercial and financial                    10,778     10,041       5.4-14.0%        2.0     6.6-13.0%     10,684       10,019
 Commercial real estate                       1,624      1,721       5.0-11.3         4.3     6.9-13.1       1,513        1,695
 Consumer mortgage                            8,680      8,191       5.2-10.4        13.1     6.8-13.0       8,374        8,291
 Other consumer credit                        4,836      3,813       7.0-12.3         1.3     6.0-12.9       5,000        3,927
                                             ------     ------
    Total loans                              25,918     23,766
Reserve for credit losses(b)                   (590)      (585)             -           -            -           -            -
                                             ------     ------         ------      ------       ------      ------       ------
    Net loans                                25,328     23,181                                              25,571       23,932
Other assets(c)                               1,031        957             NM          NM           NM       1,031        1,009
Fixed-maturity deposits(d):
 Retail savings certificates                  6,707      6,813        3.1-6.6         1.2      2.4-8.4       6,528        6,837
 Negotiable certificates of deposit             223        251        3.4-6.0         0.7      4.1-6.9         223          258
 Other time deposits                          1,690        644       0.3-10.9         0.4      5.0-9.9       1,690          649
Other funds borrowed(c)                         580        151             NM          NM           NM         583          151
Notes and debentures(a)                       1,568      1,990              -           -            -       1,488        2,086
- -------------------------------------------------------------------------------------------------------------------------------

NM--Not meaningful.

(a) Market or dealer quotes were used to value the reported balance of these financial instruments.

(b) Approximately 75% and 76% of total performing loans, excluding consumer mortgages and credit card receivables, reprice or mature within 90 days at December 31, 1994 and 1993, respectively. Excludes lease finance assets of $815 million and $718 million as well as the related reserve for credit losses of $17 million and $15 million at December 31, 1994 and 1993, respectively. Lease finance assets are not considered financial instruments as defined by FAS No. 107.

(c) Excludes non-financial instruments.

(d) FAS No. 107 defines the estimated fair value of deposits with no stated maturity, which includes demand deposits and money market and other savings accounts, to be equal to the amount payable on demand. Therefore, the positive effect of the Corporation's $18.950 billion and $19.856 billion of such deposits at December 31, 1994 and 1993, respectively, are not included in this table.


Commitments to extend credit, standby letters of credit and foreign guarantees

These financial instruments generally are not sold or traded, and estimated fair values are not readily available. However, the fair value of commitments to extend credit and standby letters of credit and foreign guarantees is estimated by discounting the remaining contractual fees over the term of the commitment using the fees currently charged to enter into similar agreements and the present credit-worthiness of the counterparties.

Other off-balance-sheet financial instruments

The estimated fair value of off-balance-sheet instruments used for other than interest rate risk management purposes--which includes foreign exchange contracts, interest rate swaps, option contracts, interest rate caps and floors and futures and forward contracts--is equal to the on- balance-sheet carrying amount of these instruments. The estimated fair value of off-balance-sheet instruments used for interest rate risk management purposes--which includes interest rate swaps, interest rate caps and floors and futures contracts--is estimated by obtaining quotes from brokers. These values represent the estimated amount the Corporation would receive or pay to terminate the agreements, considering current interest and currency rates, as well as the current credit-worthiness of the counterparties. Off-balance-sheet financial instruments are further discussed in note 19, "Financial instruments with off-balance-sheet risk and concentrations of credit risk."

- -------------------------------------------------------------------------------

20. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

ESTIMATED FAIR VALUE OF COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT AND FOREIGN GUARANTEES
- -----------------------------------------------------------------------------------------------------------------------------------
                                                  DECEMBER 31, 1994                                  December 31, 1993
                                    ---------------------------------------------         -----------------------------------------
                                                                ASSET                                              Asset
                                                    -----------------------------                        --------------------------
                                    CONTRACT         CARRYING           ESTIMATED         Contract        Carrying        Estimated
(in millions)                         AMOUNT           AMOUNT(a)       FAIR VALUE           amount          amount(a)    fair value
- -----------------------------------------------------------------------------------------------------------------------------------
Commitments to extend credit         $14,778               $5                 $63          $12,521              $3              $53
Standby letters of credit and
  foreign guarantees                   2,923                2                  21            2,952               2               25
- -----------------------------------------------------------------------------------------------------------------------------------

(a) Represents the on-balance-sheet receivables or deferred income arising from these financial instruments.

ESTIMATED FAIR VALUE OF OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS USED FOR OTHER THAN INTEREST RATE RISK MANAGEMENT PURPOSES.
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                              DECEMBER 31, 1994
                                                                         ----------------------------------------------------------
                                                                                                        ASSET (LIABILITY)
                                                                          NOTIONAL             ------------------------------------
                                                                         PRINCIPAL                 ESTIMATED                AVERAGE
(in millions)                                                               AMOUNT(a)             FAIR VALUE(b)          FAIR VALUE
- -----------------------------------------------------------------------------------------------------------------------------------
Foreign currency contracts:
    Assets                                                                 $10,504                      $213                   $178
    Liabilities                                                             10,205                      (208)                  (176)
 Options purchased                                                              65                         1                      7
 Options written                                                                59                        (1)                    (6)
Futures and forward contracts:
    Assets                                                                     855                         -                      -
    Liabilities                                                                315                         -                      -
Interest rate swaps:
    Assets                                                                   2,592                        51                     64
    Liabilities                                                              3,535                       (49)                   (62)
Options, caps, floors and
  forward rate agreements:
    Assets                                                                   2,096                        16                     17
    Liabilities                                                              3,435                       (14)                   (15)
- -----------------------------------------------------------------------------------------------------------------------------------

(a) Notional amounts of these contracts, at December 31, 1993, are presented in the off-balance-sheet instruments used for other than interest rate risk management purposes table on page 69.

(b) Recorded at fair value on the Corporation's balance sheet.

ESTIMATED FAIR VALUE OF OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS USED FOR INTEREST RATE RISK MANAGEMENT PURPOSES.
- -----------------------------------------------------------------------------------------------------------------------------------
                                                  DECEMBER 31, 1994                                  December 31, 1993
                                   ----------------------------------------------        ------------------------------------------
                                                          ASSET (LIABILITY)                                  Asset (Liability)
                                    NOTIONAL        -----------------------------         Notional       --------------------------
                                   PRINCIPAL         CARRYING           ESTIMATED        principal        Carrying        Estimated
(in millions)                         AMOUNT           AMOUNT(a)       FAIR VALUE           amount          amount(a)    fair value
- -----------------------------------------------------------------------------------------------------------------------------------
Interest rate swaps:                                                                        $8,568             $40              $72
    Assets                           $   238              $ -               $   2

    Liabilities                       10,747                5                (354)
Options, caps & floors                                                                         768               2                3
    Assets                               238                -                   8
    Liabilities                          106               (1)                  -
Futures contracts:                                                                               -               -                -
    Assets                                 -                -                   -
    Liabilities                            5                -                   -
- -----------------------------------------------------------------------------------------------------------------------------------

(a) Represents the on-balance-sheet receivables/payables or deferred income arising from these financial instruments.

- -------------------------------------------------------------------------------

21. SUPPLEMENTAL INFORMATION TO THE CONSOLIDATED STATEMENT OF CASH FLOWS

Noncash investing and financing transactions that, appropriately, are not reflected in the Consolidated Statement of Cash Flows are listed below.

- ------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Year ended December 31,
(in millions)                                                                                    1994         1993        1992
- ------------------------------------------------------------------------------------------------------------------------------
Net transfers to real estate acquired                                                           $  14      $    33      $  223
In-substance foreclosure of other assets                                                            -            -           3
Net transfers to segregated assets                                                                 12          134           -
Series H preferred stock redemption                                                               155            -           -
Purchase acquisitions(a):
 Fair value of noncash assets acquired                                                            390        8,582       2,702
 Liabilities assumed                                                                              223        7,197       2,973
 Stock issued                                                                                       -          115           -
 Warrants issued                                                                                    -           37           -
                                                                                                 ----        -----       -----
    Net cash received (paid)                                                                     (167)      (1,233)        271
- ------------------------------------------------------------------------------------------------------------------------------

(a) Purchase acquisitions include: U.S. Bancorp Mortgage Company and Glendale Bancorporation in 1994; The Boston Company, Inc. and AFCO and CAFO in 1993; Meritor Savings Bank and Standard Federal Savings Bank branches in 1992.

22. MERGER AND ACQUISITION

The Dreyfus Corporation

On August 24, 1994, the Corporation merged with The Dreyfus Corporation, a mutual fund company that employs approximately 2,000 and is headquartered in New York City. The merger was accounted for under the pooling of interests method of accounting. As provided for in the merger agreement, each share of Dreyfus common stock was converted into 0.88017 shares of the Corporation's common stock, resulting in the Corporation issuing 32.2 million shares of stock on a pre-stock split basis, or 48.3 million shares on a post-stock split basis.

In accordance with the pooling of interests method of accounting, the Corporation's financial statements have been restated for all periods presented to include the reported results of Dreyfus. Operating results for the Corporation and Dreyfus for the period ended June 30, 1994, and the years ended December 31, 1993 and 1992, prior to restatement, are presented below.

- ------------------------------------------------------------------------------------------------------------------------------
                                                     Six months ended June 30,                      Year ended December 31,
(in millions)                                                             1994                    1993                    1992
- ------------------------------------------------------------------------------------------------------------------------------
The Corporation
    Total revenue                                                       $1,398                  $2,583                  $2,126
    Net income                                                          $  265                  $  361                  $  437
- ------------------------------------------------------------------------------------------------------------------------------
Dreyfus
    Total revenue                                                       $  191                  $  384                  $  339
    Net income                                                          $   49                  $   99                  $   91
- ------------------------------------------------------------------------------------------------------------------------------
Combined
    Total revenue                                                       $1,589                  $2,967                  $2,465
    Net income                                                          $  314                  $  460                  $  528
- ------------------------------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

22. MERGER AND ACQUISITION (CONTINUED)

The Boston Company, Inc.

On May 21, 1993, the Corporation completed its acquisition of The Boston Company, Inc. (TBC), a Shearson Lehman Brothers Inc. (Shearson) subsidiary based in Boston. TBC, through Boston Safe Deposit and Trust Company and other subsidiaries, engages in the businesses of institutional trust and custody, institutional asset management and private asset management.

Under the terms of the stock purchase agreement with Shearson, the Corporation acquired all of the stock of Boston Group Holdings, Inc., the holding company for TBC and its subsidiaries, and paid to Shearson at the closing a combination of $1.291 billion in cash, 2.5 million shares of the Corporation's common stock, on a pre-stock split basis, and 10-year warrants to purchase an additional three million shares of the Corporation's common stock at $50 per share, on a pre-stock split basis.

This transaction was recorded under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. The condensed pro forma combined operating results provided in the table below are presented as if the acquisition had been effective on January 1, 1993 and combines TBC's results of operations for the period January 1, 1993 through May 20, 1993 and the Corporation's historical results of operations for the year ended December 31, 1993, which include TBC's results of operations from May 21, 1993 to December 31, 1993. The pro forma results include adjustments for the effect of the amortization of goodwill and other intangibles, the elimination of certain assets and liabilities at the closing of the transaction, as well as the elimination of the revenues and expense attributable to nine subsidiaries of TBC that were conveyed via dividend to Shearson prior to the closing date of the transaction. In addition, merger expenses of $175 million, or $112 million after tax, have been eliminated from the combined historical results of operations as these expenses do not represent ongoing expenses of the Corporation. The pro forma information is intended for informational purposes only and is not necessarily indicative of the future results of operations of the Corporation, or the results of operations that would have actually occurred had the acquisition been in effect for the period presented.

- ----------------------------------------------------------------------------------------------
(Unaudited)                                                                          Pro forma
                                                                                      combined
                                                                                       for the
                                                                                    year ended
(dollar amounts in millions,                                                      December 31,
except per share amounts)                                                              1993(a)
- ----------------------------------------------------------------------------------------------
Total revenue                                                                           $3,181
Net income                                                                              $  588
Net income per common share                                                             $ 3.55
- ----------------------------------------------------------------------------------------------

(a) Restated for the merger with Dreyfus, which was accounted for as a pooling of interests.

- -------------------------------------------------------------------------------

23. MELLON BANK CORPORATION (PARENT CORPORATION)

CONDENSED INCOME STATEMENT
- -------------------------------------------------------------------------------------------------------------------------------
                                                                                                Year ended December 31,
(in millions)                                                                             1994             1993            1992
- -------------------------------------------------------------------------------------------------------------------------------
Dividends from bank subsidiaries                                                          $366             $185            $154
Dividends from nonbank subsidiaries                                                        122              116              26
Interest revenue from bank subsidiaries                                                     38               34              35
Interest revenue from nonbank subsidiaries                                                  21               26              24
Other revenue                                                                                4                2               -
- -------------------------------------------------------------------------------------------------------------------------------
    Total revenue                                                                          551              363             239
- -------------------------------------------------------------------------------------------------------------------------------
Interest expense on commercial paper                                                         7                6               6
Interest expense on notes and debentures                                                    87              100              73
Operating expense                                                                           23               32              23
- -------------------------------------------------------------------------------------------------------------------------------
    Total expense                                                                          117              138             102
- -------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET
 INCOME (LOSS) OF SUBSIDIARIES                                                             434              225             137
Provision for income taxes                                                                 (18)              11             (20)
Equity in undistributed net income (loss):
 Bank subsidiaries                                                                          69              343             285
 Nonbank subsidiaries                                                                      (88)             (97)             86
- -------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                                 433              460             528
Dividends on preferred stock                                                                75               63              51
- -------------------------------------------------------------------------------------------------------------------------------
NET INCOME APPLICABLE TO COMMON STOCK                                                     $358             $397            $477
- -------------------------------------------------------------------------------------------------------------------------------

CONDENSED BALANCE SHEET
- -------------------------------------------------------------------------------------------------------------------------------
                                                                                                              December 31,
(in millions)                                                                                              1994            1993
- -------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Cash and money market investments with bank subsidiary                                                   $  346          $  227
Securities available for sale                                                                                 -             260
Loans and other receivables due from nonbank subsidiaries                                                   422             486
Investment in bank subsidiaries                                                                           4,307           4,038
Investment in nonbank subsidiaries                                                                          207             499
Subordinated debt and other receivables due from bank subsidiaries                                          343             344
Other assets                                                                                                 54              33
- -------------------------------------------------------------------------------------------------------------------------------
    Total assets                                                                                         $5,679          $5,887
- -------------------------------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Commercial paper                                                                                         $  178          $  134
Other liabilities                                                                                           252              76
Notes and debentures (with original maturities over one year)                                             1,127           1,539
- -------------------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                                     1,557           1,749
- -------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                                                                      4,122           4,138
- -------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                                                           $5,679          $5,887
- -------------------------------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

23. MELLON BANK CORPORATION (PARENT CORPORATION) (CONTINUED)

CONDENSED STATEMENT OF CASH FLOWS
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                                 Year ended December 31,

(in millions)                                                                                 1994             1993            1992
- -----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                                   $ 433          $   460         $   528
Adjustments to reconcile net income to net cash
  provided by operating activities:
 Amortization                                                                                   20               20               8
 Change in equity of subsidiaries from distributed (undistributed)
    net income                                                                                  19             (246)           (371)
 Net (increase) decrease in accrued interest receivable                                         (1)               1               3
 Deferred income tax expense (benefit)                                                          (4)              23             (14)
 Net increase in other operating activities                                                      6               26              32
- -----------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                                                  473              284             186
- -----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net (increase) decrease in term deposits                                                         -              199            (199)
Net (increase) decrease in short-term deposits with affiliated banks                          (125)             103              83
Funds invested in securities available for sale                                               (200)          (1,251)              -
Proceeds from maturities of securities available for sale                                      460              849               -
Proceeds from sales of securities available for sale                                             -              142               -
Loans made to subsidiaries                                                                    (711)          (1,066)         (1,803)
Principal collected on loans to subsidiaries                                                   771            1,292           1,690
Cash paid in purchase of Glendale Bancorporation                                               (28)               -               -
Cash paid in purchase of The Boston Company                                                      -           (1,291)              -
Capital contributions to subsidiaries                                                         (115)              (5)           (189)
Decrease in investment in subsidiaries                                                         100              335              50
Proceeds from the retirement of GSNB senior preferred stock                                      -                -               9
Net increase in other investing activities                                                     (20)             (10)             (9)
- -----------------------------------------------------------------------------------------------------------------------------------
    Net cash provided (used) in investing activities                                           132             (703)           (368)
- -----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in commercial paper                                                     44              (45)             (8)
Repayments of long-term debt                                                                  (413)            (306)           (294)
Net proceeds from issuance of long-term debt                                                     -              545             497
Net proceeds from issuance of common and preferred stock                                        18              502             221
Redemption of preferred stock                                                                    -              (65)            (55)
Repurchase of common stock                                                                       -              (89)            (30)
Dividends paid on common and preferred stock                                                  (254)            (183)           (149)
Net increase (decrease) in other financing activities                                           (5)              65               -
- -----------------------------------------------------------------------------------------------------------------------------------
    Net cash provided (used) in financing activities                                          (610)             424             182
- -----------------------------------------------------------------------------------------------------------------------------------
CHANGE IN CASH AND DUE FROM BANKS:
Net change in cash and due from banks                                                           (5)               5               -
Cash and due from banks at beginning of year                                                     5                -               -
- -----------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                                       $   -          $     5         $     -
- -----------------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES
- -----------------------------------------------------------------------------------------------------------------------------------
Interest paid                                                                                $  98          $   109         $    87
Net income taxes refunded                                                                      (20)             (34)            (22)
- -----------------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------------
NONCASH INVESTING AND FINANCING TRANSACTIONS
- -----------------------------------------------------------------------------------------------------------------------------------
Series H preferred stock redemption                                                          $ 155          $     -         $     -
Purchase of The Boston Company:
Fair value of assets acquired, net of liabilities
  assumed                                                                                        -            1,443               -
Stock and warrants issued                                                                        -             (152)              -
- -----------------------------------------------------------------------------------------------------------------------------------
Cash paid                                                                                    $   -          $ 1,291         $     -
- -----------------------------------------------------------------------------------------------------------------------------------

REPORT OF INDEPENDENT AUDITORS



TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF MELLON BANK CORPORATION:

We have audited the accompanying consolidated balance sheets of Mellon Bank Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mellon Bank Corporation and subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Corporation, as of January 1, 1994, adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."




KPMG Peat Marwick LLP
Pittsburgh, Pennsylvania
January 12, 1995

CONSOLIDATED BALANCE SHEET -- AVERAGE BALANCES AND INTEREST YIELDS/RATES

MELLON BANK CORPORATION (and its subsidiaries)
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                                         1994
                                                                                                                            AVERAGE
                                                                                   AVERAGE                                  YIELDS/
                   (dollar amounts in millions)                                    BALANCE             INTEREST               RATES
- -----------------------------------------------------------------------------------------------------------------------------------
ASSETS             INTEREST EARNING ASSETS:
                   Interest-bearing deposits with banks                            $   756               $   34                4.52%

                   Federal funds sold and securities purchased under
                    agreements to resell                                               762                   30                3.98
                   Other money market investments                                      138                    6                4.29
                   Trading account securities                                          380                   24                6.27
                   Securities:
                    U.S. Treasury and agency securities (a)                          4,713                  269                5.71
                    Obligations of states and political subdivisions (a)               110                    8                7.14
                    Other (a)                                                          352                   17                4.80
                   Loans, net of unearned discount (a)                              25,107                1,935                7.71
                                                                                   -------               ------
                      Total interest-earning assets                                 32,318               $2,323                7.19%
                   Cash and due from banks                                           2,337
                   Customers' acceptance liability                                     165
                   Premises and equipment                                              537
                   Net acquired property                                               113
                   Other assets (a)                                                  3,273
                   Reserve for credit losses                                          (613)
                   ----------------------------------------------------------------------------------------------------------------
                   Total assets                                                    $38,130
                   ----------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES,       INTEREST-BEARING LIABILITIES:
REDEEMABLE         Deposits in domestic offices:
PREFERRED STOCK     Demand                                                         $ 2,143               $    4                 .21%
AND SHAREHOLDERS'   Money market and other savings accounts                          9,439                  188                1.99
EQUITY              Retail savings certificates                                      6,597                  240                3.64
                    Other time deposits                                                246                   15                6.05
                   Deposits in foreign offices                                       2,053                   92                4.46
                                                                                   -------               ------
                      Total interest-bearing deposits                               20,478                  539                2.63
                   Federal funds purchased and securities sold under
                    agreements to repurchase                                         1,777                   76                4.29
                   U.S. Treasury tax and loan demand notes                             564                   22                3.93
                   Commercial paper                                                    155                    7                4.33
                   Other funds borrowed                                                699                   48                6.90
                   Notes and debentures (with original maturities over one year)     1,768                  110                6.20
                                                                                   -------               ------
                      Total interest-bearing liabilities                            25,441               $  802                3.15%
                   Total noninterest-bearing deposits                                6,770
                   Acceptances outstanding                                             165
                   Other liabilities                                                 1,453
                   ----------------------------------------------------------------------------------------------------------------
                      Total liabilities                                             33,829
                   ----------------------------------------------------------------------------------------------------------------
                   Redeemable preferred stock                                            -
                   ----------------------------------------------------------------------------------------------------------------
                   Shareholders' equity (a)                                          4,301
                   ----------------------------------------------------------------------------------------------------------------
                      Total liabilities, redeemable preferred stock and
                        shareholders' equity                                       $38,130
                   ----------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------------
RATES              YIELD ON TOTAL INTEREST-EARNING ASSETS                                                                      7.19%
                   COST OF FUNDS SUPPORTING INTEREST-EARNING ASSETS                                                            2.48
                   ----------------------------------------------------------------------------------------------------------------
                   NET INTEREST MARGIN:
                    TAXABLE EQUIVALENT BASIS                                                                                   4.71%
                    WITHOUT TAXABLE EQUIVALENT INCREMENTS                                                                      4.67
                   ----------------------------------------------------------------------------------------------------------------

(a) Amounts and yields in 1994 exclude adjustments to fair value required by FAS No. 115.

     Note: Interest and yields were calculated on a taxable equivalent basis at rates approximating 35% in 1994 and 1993 and 34% in all other years presented, using dollar amounts in thousands and actual number of days in the


- ----------------------------------------------------------------------------------------------------------------------------------
             1993                              1992                             1991                               1990
                      Average                           Average                          Average                           Average
  Average             yields/       Average             yields/      Average             yields/        Average            yields/
  balance  Interest     rates       balance  Interest     rates      balance  Interest     rates        balance  Interest    rates
- ----------------------------------------------------------------------------------------------------------------------------------

  $ 1,592    $   58      3.62%      $   839    $   35      4.20%     $   738    $   50      6.77%       $ 1,395    $  127     9.13%

    1,801        54      3.03           789        27      3.47          605        35      5.76          1,076        92     8.51
      428        16      3.73           277        17      6.02          223        16      7.34            456        43     9.32
      269        15      5.71           308        21      6.74          309        23      7.41            278        22     8.06

    4,120       226      5.49         5,595       423      7.55        4,445       392      8.82          3,990       342     8.58
      166        11      6.85           147        11      7.77          442        47     10.63            564        61    10.89
      518        24      4.49           758        44      5.94          891        66      7.41            684        52     7.53
   21,763     1,597      7.34        18,235     1,474      8.07       18,514     1,748      9.44         18,845     2,006    10.64
  -------    ------                 -------    ------                -------    ------                  -------    ------
   30,657    $2,001      6.53%       26,948    $2,052      7.61%      26,167    $2,377      9.09%        27,288    $2,745    10.06%
    2,170                             1,975                            1,815                              1,867
      133                               115                              187                                305
      518                               490                              475                                491
      198                               371                              323                                166
    2,524                             1,448                            1,452                              1,435
     (565)                             (589)                            (541)                              (474)
- ----------------------------------------------------------------------------------------------------------------------------------
  $35,635                           $30,758                          $29,878                            $31,078
- ----------------------------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------------


  $ 2,034    $    2       .11%      $ 1,728    $   40      2.31%     $ 1,398    $   57      4.07%       $ 1,213    $   54     4.46%
    8,768       146      1.66         6,364       193      3.03        5,528       266      4.81          5,425       322     5.96
    7,556       241      3.19         7,581       324      4.27        8,202       541      6.60          7,136       583     8.17
      422        26      6.00           453        31      6.87          903        61      6.68          2,201       179     8.10
    1,024        40      3.89           922        49      5.36        1,100        82      7.49          2,006       188     9.35
  -------    ------                 -------    ------                -------    ------                  -------    ------
   19,804       455      2.29        17,048       637      3.73       17,131     1,007      5.88         17,981     1,326     7.37

    1,096        33      3.01         1,623        56      3.46        2,333       131      5.62          2,680       220     8.21
      224         6      2.85           664        23      3.42          664        36      5.50            430        34     7.94
      198         6      3.22           173         6      3.70          222        13      6.04            357        29     8.21
      543        34      6.28           442        33      7.43          355        29      7.87            292        30    10.08
    1,991       121      6.08         1,365        94      6.88        1,448       117      8.08          1,722       153     8.90
  -------    ------                 -------    ------                -------    ------                  -------    ------
   23,856    $  655      2.75%       21,315    $  849      3.98%      22,153    $1,333      6.02%        23,462    $1,792     7.64%
    6,737                             5,636                            4,307                              4,103
      134                               115                              187                                305
      944                               580                              566                                677
- ----------------------------------------------------------------------------------------------------------------------------------
   31,671                            27,646                           27,213                             28,547
- ----------------------------------------------------------------------------------------------------------------------------------
        -                                 -                               51                                 94
- ----------------------------------------------------------------------------------------------------------------------------------
    3,964                             3,112                            2,614                              2,437
- ----------------------------------------------------------------------------------------------------------------------------------

  $35,635                           $30,758                          $29,878                            $31,078
- ----------------------------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------------
                         6.53%                            7.61%                            9.09%                             10.06%
                         2.14                             3.15                             5.10                               6.57
- ----------------------------------------------------------------------------------------------------------------------------------

                         4.39%                            4.46%                            3.99%                              3.49%
                         4.34                             4.39                             3.86                               3.34
- ----------------------------------------------------------------------------------------------------------------------------------

     years, and are before the effect of reserve requirements. Loan fees, as well as nonaccrual loans and their related income effect, have been included in the calculation of average yields/rates.


PRINCIPAL LOCATIONS AND OPERATING ENTITIES

RETAIL SUBSIDIARIES                                                                         OTHER DOMESTIC AND
AND REGIONS                                                                                 INTERNATIONAL LOCATIONS

Mellon Bank Corporation operates the           MELLON BANK--WESTERN REGION serves           ACCESS CAPITAL STRATEGIES specializes in
following retail subsidiaries in the United    consumer and small to mid-sized              economically targeted investments in
States:  Mellon Bank, N.A., Mellon Bank        commercial markets in western                support of affordable housing and job
(DE) National Association, Mellon Bank (MD)    Pennsylvania.                                creation.
and Mellon Bank, F.S.B.                        Headquarters:                                Locations:  Cambridge, Massachusetts
                                                  Pittsburgh, Pennsylvania                              Milwaukee, Wisconsin
MELLON BANK, N.A. comprises six regions.       President:
Headquarters:                                     Matthew Giles                             AFCO CREDIT CORPORATION, with its
   Pittsburgh, Pennsylvania                                                                 Canadian affiliate, CAFO, Inc., is the
Mellon Bank, N.A. Chairman,                    MELLON PSFS*- In the Philadelphia area,      nation's largest insurance premium
President and CEO:                             MELLON BANK, N.A. uses the name "MELLON      financing company with 24 offices in the
   Frank V. Cahouet                            PSFS" and serves consumer and small          United States and Canada.
                                               commercial markets in eastern                Headquarters:  New York, New York
MELLON BANK--CENTRAL REGION serves consumer    Pennsylvania and mid-sized customers in
and small to mid-sized commercial markets      eastern Pennsylvania and, through            THE BOSTON COMPANY, INC. is a leading
in central Pennsylvania.                       Glendale National Bank of New Jersey,        provider of institutional trust and
Headquarters:                                  portions of New Jersey.                      custody, institutional asset management
   State College, Pennsylvania                 Headquarters:                                and private asset management.
Chairman, President and CEO:                      Philadelphia, Pennsylvania                Headquarters:  Boston, Massachusetts
   Ralph J. Papa                               Chairman and CEO:                                           Pittsburgh, Pennsylvania
                                                  Thomas F. Donovan
MELLON BANK--COMMONWEALTH REGION serves
consumer and small to mid-sized commercial     MELLON BANK (DE) NATIONAL ASSOCIATION        THE BOSTON COMPANY ADVISORS, INC. is the
markets in south central Pennsylvania.         serves consumer and small to mid-sized       legal entity providing custody and
Headquarters:                                  commercial markets throughout Delaware       administrative services to registered
   Harrisburg, Pennsylvania                    and provides nationwide cardholder           investment companies (mutual funds).
Chairman and CEO:                              processing services.                         Headquarters:  Boston, Massachusetts
   Stephen R. Burke                            Headquarters:
                                                  Wilmington, Delaware                      THE BOSTON COMPANY ASSET MANAGEMENT,
MELLON BANK--NORTHEASTERN REGION serves        Chairman, President and CEO:                 INC. provides institutional investment
consumer and small to mid-sized commercial        Warner S. Waters, Jr.                     management services.
markets in northeastern Pennsylvania.                                                       Locations:  Greenbrae, California
Headquarters:                                  MELLON BANK (MD) serves consumer and                     Palo Alto, California
   Wilkes-Barre, Pennsylvania                  small to mid-sized commercial markets                    Boston, Massachusetts
Chairman, President and CEO:                   throughout Maryland.
   Bruce W. Hulbert                            Headquarters:                                BOSTON SAFE DEPOSIT AND TRUST COMPANY is
                                                  Rockville, Maryland                       the bank subsidiary affiliated with The
MELLON BANK--NORTHERN REGION serves            Chairman, President and CEO:                 Boston Company, offering trust and
consumer and small to mid-sized commercial        Kenneth R. Dubuque                        custody administration for institutional
markets in northwestern Pennsylvania.                                                       and private clients, private asset
Headquarters:                                  MELLON BANK, F.S.B. serves consumer and      management and jumbo mortgage lending.
   Erie, Pennsylvania                          small to mid-sized commercial markets.       Locations:  Los Angeles, California
Chairman, President and CEO:                   Headquarters:  Paramus, New Jersey                       Newport Beach, California
   Robert D. Davis                             Chairman, President and CEO:                             Palo Alto, California
                                                  William V. Healey                                     San Francisco, California
                                                                                                        Chicago, Illinois
                                                                                                        Medford, Massachusetts
                                                                                                        Boston, Massachusetts
                                                                                                        New York, New York
                                                                                                        Philadelphia, Pennsylvania
                                                                                                        Pittsburgh, Pennsylvania
                                                                                                        McLean, Virginia
                                                                                                        London, England

* Mellon PSFS is a service mark of Mellon Bank, N.A.

CCF-MELLON PARTNERS, a joint venture with    DREYFUS MANAGEMENT, INC. provides            GLOBAL CASH MANAGEMENT REGIONAL OPERATING
Credit Commercial de France, markets         investment management services for           AND MARKETING SITES provide cash
investment advisory and discretionary money  institutions including corporations,         management operating services to
management services in North America and     endowments, foundations, public retirement   corporations and financial institutions.
Europe.                                      plans, jointly trusted plans, colleges and   Locations: Los Angeles, California
Location:  Pittsburgh, Pennsylvania          universities and labor unions.                          Atlanta, Georgia
                                             Location:  New York, New York                           Chicago, Illinois
COMMUNITY DEVELOPMENT CORPORATION, one of                                                            Boston, Massachusetts
the first 15 bank CDCs chartered             DREYFUS RETIREMENT SERVICES provides a full             Philadelphia, Pennsylvania
nationwide, supports development of          array of investment products, participant               Pittsburgh, Pennsylvania
affordable housing and of minority-owned     education and administrative services to                Dallas, Texas
businesses in low- and moderate-income       defined contribution plans nationwide.                  London, England
areas of Delaware, Maryland and              Locations: Los Angeles, California
Pennsylvania.                                           San Francisco, California         THE INSTITUTIONAL BANKING REPRESENTATIVE
Location:  Pittsburgh, Pennsylvania                     Atlanta, Georgia                  OFFICES market credit and other banking
                                                        Chicago, Illinois                 services to broker-dealers.
CONSUMER REPRESENTATIVE OFFICES market                  Boston, Massachusetts             Locations: New York, New York
credit products to consumers, including                 New York, New York                           London, England
home equity credit lines and loans.                     Uniondale, New York                          Toronto, Ontario, Canada
Locations: Chicago, Illinois                            Philadelphia, Pennsylvania
           Indianapolis, Indiana                        Pittsburgh, Pennsylvania          INTERNATIONAL BANKING OFFICES provide
           Baltimore, Maryland                          Providence, Rhode Island          international banking services, including
           Columbus, Ohio                               Dallas, Texas                     trade banking, demand deposits, loans,
           Falls Church, Virginia                                                         capital markets products and foreign
           Richmond, Virginia                DREYFUS SERVICE CORPORATION provides         exchange to domestic and international
                                             advertising, marketing and servicing         customers.
CORPORATE BANKING REPRESENTATIVE OFFICES     functions to all Dreyfus funds.              Locations: London, England
market credit and related services to large  Location:  New York, New York                           Grand Cayman, British
corporate customers, exclusive of financial                                                            West Indies
institutions.                                DREYFUS TRUST COMPANY provides investment
Locations: Los Angeles, California           management services to the institutional     INTERNATIONAL REPRESENTATIVE OFFICES
           Chicago, Illinois                 marketplace, offering a wide range of        serve as a liaison between the
           Boston, Massachusetts             investment products for insurance            Corporation's banking subsidiaries and
           New York, New York                companies, corporations, public funds,       overseas customers.
           Philadelphia, Pennsylvania        endowments, foundations and Taft-Hartley     Locations: Tokyo, Japan
           Pittsburgh, Pennsylvania          plans.                                                  Hong Kong
           Houston, Texas                    Location:  Uniondale, New York
                                                                                          THE LEASING GROUP markets a broad range
THE DREYFUS CORPORATION is one of the        FRANKLIN PORTFOLIO ASSOCIATES TRUST          of leasing and lease-related services to
nation's leading mutual fund companies.      provides investment management services for  corporations throughout the United States
Dreyfus manages or administers more than     employee benefit funds and institutional     with annual sales of more than $250
$70 billion in more than 175 mutual fund     clients.                                     million, as well as to corporations in
portfolios.                                  Location:  Boston, Massachusetts             the Central Atlantic region with annual
Headquarters:  New York, New York                                                         sales between $10 million and $250
                                                                                          million.
DREYFUS INVESTMENT SERVICES CORPORATION                                                   Locations: Chicago, Illinois
provides a full range of securities                                                                  Pittsburgh, Pennsylvania
brokerage services for individuals and
institutional clients.                                                                    MELLON BANK CANADA is a chartered
Location:  Pittsburgh, Pennsylvania                                                       Canadian bank providing services to the
                                                                                          corporate market throughout Canada.
                                                                                          Location:  Toronto, Ontario, Canada

                                                                                          MELLON BOND ASSOCIATES provides
                                                                                          structured management for bond portfolios
                                                                                          of large national institutional clients.
                                                                                          Location:  Pittsburgh, Pennsylvania


MELLON BUSINESS CREDIT markets a broad         MIDDLE MARKET BANKING REPRESENTATIVE         PARETO PARTNERS provides investment
range of commercial finance products and       OFFICES market a full range of financial     management services for employee benefit
banking services to corporations with          and banking services to commercial           funds and institutional and high net
borrowing requirements that exceed $2          customers with annual sales between $10      worth clients.
million in the Central Atlantic region and     million and $250 million.  Mellon's          Locations: London, England
that exceed $5 million nationwide.             Middle Market group also specializes in                 New York, New York
Locations: Los Angeles, California             providing services to all segments of the
           Chicago, Illinois                   health care industry nationwide.             PREMIER UNIT TRUST ADMINISTRATION is a
           Rockville, Maryland                 Locations: Los Angeles, California           leading servicer of unit trusts, the
           Edison, New Jersey                             Wilmington, Delaware              British equivalent of mutual funds, in
           Cleveland, Ohio                                Rockville, Maryland               the United Kingdom.
           Philadelphia, Pennsylvania                     Boston, Massachusetts             Location:  Brentwood, Essex, England
           Pittsburgh, Pennsylvania                       Cherry Hill, New Jersey
                                                          Edison, New Jersey                THE R-M TRUST COMPANY, a joint venture
MELLON CAPITAL MANAGEMENT CORPORATION                     Buffalo, New York                 with Gentra, Inc. of Toronto, provides
provides portfolio and investment                         Altoona, Pennsylvania             stock transfer and indenture trustee
management services.                                      Erie, Pennsylvania                services to Canadian clients.
Location:  San Francisco, California                      Harrisburg, Pennsylvania          Locations: Calgary, Alberta, Canada
                                                          Philadelphia, Pennsylvania                   Vancouver, British
MELLON EQUITY ASSOCIATES provides                         Pittsburgh, Pennsylvania                       Columbia, Canada
specialized equity management services to                 Plymouth Meeting,                            Winnipeg, Manitoba, Canada
the national pension and public fund                        Pennsylvania                               Halifax, Nova Scotia,
markets.                                                  State College, Pennsylvania                    Canada
Location:  Pittsburgh, Pennsylvania                       Wilkes-Barre, Pennsylvania                   Toronto, Ontario, Canada
                                                                                                       Montreal, Quebec, Canada
MELLON EUROPE LTD., a United Kingdom-          MORTGAGE BANKING, operating as Mellon                   Regina, Saskatchewan,
chartered bank, provides trust and cash        Mortgage Company and Mellon Bank, focuses                 Canada
management services in Europe.                 on the origination, purchasing and
Location:  London, England                     servicing of both residential and
                                               commercial mortgage loans through more
MELLON SECURITIES TRANSFER SERVICES            than 80 locations nationwide.
provides securities transfer and               Headquarters:  Houston, Texas
shareholder services.
Locations: Encino, California                  THE NETWORK SERVICES DIVISION provides
           Hartford, Connecticut               electronic funds transfer services,
           Ridgefield Park, New Jersey         including automated teller machine
           Pittsburgh, Pennsylvania            processing and full-service merchant
                                               payment systems, to financial
MELLON SECURITIES TRUST COMPANY provides       institutions and corporations.
securities processing and custody services.    Location:  Pittsburgh, Pennsylvania
Location:  New York, New York

MELLON TRUST* is the umbrella name under which the Corporation provides a broad range of trust and investment services to individuals, institutions, corporations and public entities.

* Mellon Trust is a registered service mark of Mellon Bank Corporation. Principal locations and operating entities as of December 31, 1994

DIRECTORS

MELLON BANK CORPORATION            Ira J. Gumberg(1)(2)(5)            David S. Shapira(1)(2)(5)         CHAIRMEN EMERITI
Burton C. Borgelt(5)(6)            President and                      Chairman and Chief                J. David Barnes
Chairman and Chief                  Chief Executive Officer             Executive Officer               William B. Eagleson, Jr.
 Executive Officer                 J.J. Gumberg Co.                   Giant Eagle, Inc.                 James H. Higgins
Dentsply International, Inc.       Real estate management and         Retail grocery store chain        Nathan W. Pearson
Manufacturer of artificial         development
teeth and consumable dental                                           W. Keith Smith(1)                 ADVISORY BOARD
products                           Pemberton Hutchinson(3)(5)(6)      Vice Chairman                     Howard O. Beaver, Jr.
                                   Chairman                           Mellon Trust, Mellon Bank         Alexander W. Calder
Carol R. Brown(2)(6)               Westmoreland Coal                  Corporation and Mellon            H. Bryce Jordan
President                          Company                             Bank, N.A.                       John C. Marous
The Pittsburgh                     Coal mining company                Chairman and Chief                Masaaki Morita
Cultural Trust                                                          Executive Officer               Nathan W. Pearson
Cultural and economic              Rotan E. Lee(5)(6)                 The Boston Company                H. Robert Sharbaugh
growth assistance in               Senior Executive Vice              Vice Chairman                     Richard M. Smith
downtown Pittsburgh                  President and Chief              The Dreyfus Corporation           Leon H. Sullivan
                                     Operating Officer
Frank V. Cahouet(1)                RMS Technologies, Inc.             Howard Stein(1)
Chairman, President and            Information technology             Chairman of the Board and
 Chief Executive Officer                                                Chief Executive Officer
Mellon Bank Corporation            Andrew W. Mathieson(1)(3)(4)       The Dreyfus Corporation
 and Mellon Bank, N.A.             Executive Vice President
                                   Richard K. Mellon and Sons         Joab L. Thomas(4)(7)
J. W. Connolly(1)(2)(4)            Investments and                    President
Retired Senior Vice                philanthropy                       The Pennsylvania State
  President                                                             University
H.J. Heinz Company                 Edward J. McAniff(5)               A major public research
Food manufacturer                  Partner                            university
                                   O'Melveny & Myers
Charles A. Corry(1)(2)(3)(4)       Law firm                           Wesley W. von Schack(1)(3)(4)(6)
Chairman and                                                          Chairman, President and
 Chief Executive Officer           Robert Mehrabian(2)(7)               Chief Executive Officer
USX Corporation                    President                          DQE
Diversified company engaged        Carnegie Mellon University         Energy services holding
principally in the energy          A private co-educational           company
and steel businesses               research institution
                                                                      William J. Young(4)(5)(6)
C. Frederick Fetterolf(1)(2)(5)(6) Seward Prosser Mellon              Retired President
Retired President and              President                          Portland Cement
 Chief Operating Officer           Richard K. Mellon and Sons           Association
Aluminum Company of                Investments and                    Trade association for the
  America                          philanthropy                       Portland Cement industry
Production and sale of
alumina and chemical
products, primary aluminum
and aluminum mill products

(1) Executive Committee
(2) Audit Committee
(3) Nominating Committee
(4) Human Resources Committee
(5) Trust and Investment Committee
(6) Community Responsibility Committee
(7) Technology Committee

Directors as of January 1, 1995

DIRECTORS

REGIONAL
BOARDS

MELLON BANK-                       MELLON BANK-                       MELLON PSFS                       THE BOSTON COMPANY, INC.
CENTRAL REGION                     WESTERN REGION                     Paul C. Brucker                   AND BOSTON SAFE DEPOSIT AND
Frederick K. Beard                 Burton C. Borgelt                  Frank J. Coyne                    TRUST COMPANY
James E. Davis                     Carol R. Brown                     Thomas F. Donovan                 Dwight L. Allison, Jr.
Galen E. Dreibelbis                Frank V. Cahouet                   Roger S. Hillas                   Christopher M. Condron
John Lloyd Hanson                  J. W. Connolly                     Hiliary H. Holloway               James E. Conway*
Carol Herrmann                     Charles A. Corry                   Pemberton Hutchinson              Charles C. Cunningham, Jr.
Daniel B. Hoover                   C. Frederick Fetterolf             Rotan E. Lee                      Hans H. Estin
S. Wade Judy                       Ira J. Gumberg                     Roland Morris                     Avram J. Goldberg
Michael M. Kranich, Sr.            Pemberton Hutchinson               Francis R. Strawbridge III        Lawrence S. Kash
Edwin E. Lash                      Rotan E. Lee                       James A. Sutton                   Robert P. Mastrovita
Robert W. Neff                     Andrew W. Mathieson                Steven A. Van Dyck                Jeffrey L. Morby
Ralph J. Papa                      Edward J. McAniff                  William J. Young                  George Putnam
Nicholas Pelick                    Robert Mehrabian                                                     Charles W. Schmidt
Alvin L. Snowiss                   Seward Prosser Mellon                                                W. Keith Smith
Robert M. Welham                   David S. Shapira                   SUBSIDIARY                        C. Vincent Vappi
                                   W. Keith Smith                     BOARDS
MELLON BANK-                       Howard Stein                                                         THE GLENDALE BANK OF
COMMONWEALTH REGION                Joab L. Thomas                     MELLON BANK (DE)                  PENNSYLVANIA AND THE
Glenn R. Aldinger                  Wesley W. von Schack               John S. Barry                     GLENDALE NATIONAL BANK OF
Burton C. Borgelt                  William J. Young                   Robert C. Cole, Jr.               NEW JERSEY
Stephen R. Burke                                                      Carl DeMartino                    Peter B. Eglin
Jack P. Cook                       MELLON BANK-                       Arden B. Engebretsen              Steven Kaplan
Thomas F. Donovan                  NORTHEASTERN REGION                Robert F. Gurnee                  James V. Schermerhorn
Miles J. Gibbons, Jr.              David T. Andes                     Garrett B. Lyons                  Jacob C. Sheely III
James E. Grandon, Jr.              Joseph B. Conahan, Jr.             Martin G. McGuinn                 William J. Stallkamp
Ruth Leventhal                     Frank J. Dracos                    W. Charles Paradee, Jr.
Henry E. L. Luhrs                  Alan J. Finlay                     Bruce M. Stargatt                 THE DREYFUS CORPORATION
Horace G. McCarty                  Glenn Y. Forney                    Warner S. Waters, Jr.             Mandell L. Berman
R. Wesley Shope                    Bruce W. Hulbert                                                     Frank V. Cahouet
Gregory L. Sutliff                 Thomas M. Jacobs                   MELLON BANK (MD)                  Alvin E. Friedman
                                   Allan M. Kluger                    Michael A. Besche                 Lawrence M. Greene
MELLON BANK-                       Richard F. Laux                    Lawrence Brown, Jr.               Lawrence S. Kash
NORTHERN REGION                    Joseph R. Nardone                  Thomas F. Donovan                 Robert E. Riley
James D. Berry III                 Joseph F. Palchak, Jr.             Kenneth R. Dubuque                Julian M. Smerling
Conrad A. Conrad                   Richard L. Pearsall                Albert R. Hinton                  W. Keith Smith
Eugene Cross                       Joseph L. Persico                  Norman Robertson                  Howard Stein
Robert D. Davis                    Arthur K. Ridley                   Michael A. Smilow                 David B. Truman
William S. DeArment                Keith P. Russell
Steven G. Elliott                  Rhea P. Simms                                                        MELLON BANK, F.S.B.
John J. Finn                                                                                            Michael L. Carousis
M. Fletcher Gornall, Jr.                                                                                Walter D. Chambers
Robert G. Liptak, Jr.                                                                                   Robert R. Detore
Gary W. Lyons                                                                                           William V. Healey
Charles J. Myron                                                                                        Larry A. Raymond
Ruthann Nerlich                                                                                         Donald W. Titzel
John S. Patton                                                                                          Philip L. Toia
Paul D. Shafer, Jr.
Cyrus R. Wellman

* Director of The Boston Company, Inc. only
Regional Boards as of January 1, 1995

SENIOR MANAGEMENT COMMITTEE

OFFICE OF THE CHAIRMAN*            SENIOR MANAGERS*                   Allan C. Kirkman                  Robert W. Stasik
Frank V. Cahouet                   Frederick K. Beard                 Executive Vice President          Executive Vice President
Chairman, President and            Executive Vice President           Real Estate Finance               Global Cash Management
 Chief Executive Officer           Institutional Banking and
                                   Canada                             Jeffery L. Leininger              Philip L. Toia
Christopher M. Condron                                                Executive Vice President          Vice Chairman, Operations
Vice Chairman                      Paul S. Beideman                   Middle Market Banking               and Administration
Deputy Director, Mellon            Executive Vice President                                             The Dreyfus Corporation
 Trust                             Retail Financial Services          J. David Officer
Vice Chairman                                                         Executive Vice President          Sherman White
The Boston Company                 Richard B. Berner                  Mellon Private Asset              Executive Vice President
                                   Senior Vice President                Management                      Credit Recovery
Thomas F. Donovan                  Economics
Vice Chairman                      Chief Economist                    Donald J. O'Reilly                Allan P. Woods
Chairman and                                                          Executive Vice President          Executive Vice President
 Chief Executive Officer           John T. Chesko                     Corporate Chief Auditor           Mellon Information Services
Mellon PSFS                        Executive Vice President
                                   Chief Compliance Officer           Robert M. Parkinson               OTHER CORPORATE OFFICERS
Steven G. Elliott                                                     Executive Vice President          Michael E. Bleier
Vice Chairman                      Larry F. Clyde                     Credit Review                     General Counsel
Chief Financial Officer            Executive Vice President
 and Treasurer                     Capital Markets                    Robert E. Riley                   James M. Gockley
                                                                      President and Chief               Secretary
David R. Lovejoy                   Kenneth R. Dubuque                   Operating Officer
Vice Chairman                      Executive Vice President           The Dreyfus Corporation           Michael K. Hughey
Corporate Strategy and             Mellon Bank, N.A.                                                    Corporate Controller
 Development                       Chairman, President and            D. Michael Roark
                                     Chief Executive Officer          Executive Vice President
Martin G. McGuinn                  Mellon Bank (MD)                   Human Resources
Vice Chairman
Retail Financial Services          Darryl J. Fluhme                   Philip R. Roberts
                                   Executive Vice President           Executive Vice President
Jeffrey L. Morby                   Global Securities                  Mellon Global Asset
Vice Chairman                      Operations                           Management
Wholesale Banking
                                   Richard L. Holl                    Peter Rzasnicki
Keith P. Russell                   Executive Vice President           Executive Vice President
Vice Chairman                      Real Estate Credit Recovery        Mortgage Banking and
Chief Risk and Credit                                                   Insurance Premium Finance
Officer                            Lawrence S. Kash
                                   Executive Vice President           William J. Stallkamp
W. Keith Smith                     Investment Services                Executive Vice President
Vice Chairman                      Vice Chairman Distribution         Mellon Bank, N.A.
Mellon Trust                       The Dreyfus Corporation            Director
Chairman and Chief                                                    Wholesale Banking, Trust
  Executive Officer                Daniel M. Kilcullen                  and Service Products
The Boston Company                 Executive Vice President           Mellon PSFS
Vice Chairman                      Global Securities
The Dreyfus Corporation              Services

Jamie B. Stewart, Jr.
Vice Chairman
Corporate Banking

*As of February 21, 1995

CORPORATE INFORMATION


===================================================================================================================================
ANNUAL MEETING       The Annual Meeting of Shareholders will be held on the 10th floor of the Union Trust Building,
                     501 Grant Street, Pittsburgh, PA, at 10:00 a.m. on Tuesday, April 18, 1995.
- -----------------------------------------------------------------------------------------------------------------------------------
EXCHANGE LISTING     Mellon Bank Corporation's common, Series I preferred, Series J preferred and Series K preferred stock are traded on the New York Stock Exchange.  The trading symbols are MEL (common stock), and MEL Pr I, MEL Pr J and MEL Pr K.  The Transfer Agent and Registrar is Mellon Bank, N.A., C/O Securities Transfer Services,
                     85 Challenger Road, Overpeck Center, Ridgefield Park,
                     NJ 07660-9940.
- -----------------------------------------------------------------------------------------------------------------------------------
STOCK PRICES         Current prices for Mellon Bank Corporation's common and preferred stocks can be obtained from any touch-tone telephone by dialing (412) 236-0834 (in Pittsburgh) or 1 800 648-9496 (outside Pittsburgh).  When prompted to
                     "enter I.D.," press MEL# (or 635#).   This service is available free of charge, 24 hours a day, seven days a week, from anywhere in the continental United States.
- -----------------------------------------------------------------------------------------------------------------------------------
DIVIDEND PAYMENTS    Subject to approval of the board of directors, dividends are paid on Mellon Bank Corporation's common and preferred stocks on or about the 15th day of February, May, August and November.
- -----------------------------------------------------------------------------------------------------------------------------------
DIVIDEND             Under the Dividend Reinvestment and Common Stock Purchase Plan, registered holders of Mellon
REINVESTMENT AND     Bank Corporation's common stock may purchase additional common shares at the market value
COMMON STOCK         for such shares through reinvestment of common dividends and/or optional cash payments.  Purchases
PURCHASE PLAN        of shares through optional cash payments are subject to limitations.  Plan details are in a Prospectus dated December 15, 1993, which may be obtained from the Secretary of the Corporation.
- -----------------------------------------------------------------------------------------------------------------------------------
ELECTRONIC DEPOSIT   Registered holders may have quarterly dividends paid on Mellon Bank Corporation's common and
OF DIVIDENDS         preferred stocks electronically deposited to their checking or savings account, free of charge.  If you wish to have your dividends electronically deposited, please write to Mellon Bank Corporation, P.O. Box 590,
                     Ridgefield Park, NJ 07660-9940.  If you need more information, please call (412) 236-8000.
- -----------------------------------------------------------------------------------------------------------------------------------
FORM 10-K AND        A copy of the Corporation's Annual Report on Form 10-K or the quarterly earnings news release on
QUARTERLY EARNINGS   Form 8-K, as filed with the Securities and Exchange Commission, will be furnished, free of charge,
NEWS RELEASE         upon written request to the Secretary of the Corporation, 1820 One Mellon Bank Center,
                     Pittsburgh, PA 15258-0001.
- -----------------------------------------------------------------------------------------------------------------------------------
REGULATORY           A copy of the Corporation's Management Report on internal controls, as filed with the appropriate regulatory agencies, will be furnished, free of charge, upon written request to the Secretary of the Corporation,
                     1820 One Mellon Bank Center, Pittsburgh, PA 15258-0001.
- -----------------------------------------------------------------------------------------------------------------------------------
PHONE CONTACTS       Corporate Communications/      (412) 236-1264
                     Media Relations
                     Dividend Reinvestment Plan     (412) 236-8000    Enrollment/Prospectuses for Dividend Reinvestment
                     Investor Relations             (412) 234-5601    General questions regarding the Corporation's
                                                                      financial performance and securities
                     Publication Request Line       (412) 234-8252    Requests for the Annual Report, Annual Review or
                                                                      quarterly information
                     Stock Transfer Agent           (412) 236-8000    Questions regarding specific shareholder accounts
- -----------------------------------------------------------------------------------------------------------------------------------
ELIMINATION OF       If you receive duplicate mailings at one address, or if more than one person in your household
DUPLICATE            receives Mellon materials and you wish to discontinue such mailings, please write to Mellon Bank
MAILINGS             Corporation, P.O. Box 590, Ridgefield Park, NJ 07660-9940, stating your full name and address the way it appears on your account and explaining your request.  By doing so, you will enable the Corporation to avoid unnecessary duplication of effort and related costs.  If you need more information, please call
                     (412) 236-8000.
- -----------------------------------------------------------------------------------------------------------------------------------
CHARITABLE           A report on Mellon's comprehensive community involvement, including charitable contributions, is
CONTRIBUTIONS        available by calling (412) 234-8252.
- -----------------------------------------------------------------------------------------------------------------------------------

                     MELLON ENTITIES ARE EQUAL EMPLOYMENT OPPORTUNITY/AFFIRMATIVE ACTION EMPLOYERS.

                     Mellon is committed to providing equal employment opportunities to every employee and every applicant for employment, regardless of, but not limited to, such factors as race, color, religion, sex, national origin, age, familial or marital status, ancestry, citizenship, sexual orientation, veteran status or being a qualified individual with a disability.

                         Appendix to Graphic Material

        Graphic material has been omitted from Exhibit 13.1. The description of the omitted graphic material is in the appropriate section of Exhibit 13.1 as listed below:
        Trend of Net Interest Margin graph in the Interest rate sensitivity analysis section on page 30.