Form 10-K405, Exhibit 13
period 1995-12-31
MELLON BANK CORP
filed 1996-03-19
CIK 64782

MELLON BANK CORPORATION 1995 ANNUAL REPORT

PRINCIPAL LOCATIONS AND OPERATING ENTITIES

RETAIL SUBSIDIARIES AND REGIONS                                                             OTHER DOMESTIC AND
                                                                                            INTERNATIONAL LOCATIONS

Mellon Bank Corporation operates the           -MELLON BANK--WESTERN REGION serves          ACCESS CAPITAL STRATEGIES specializes in
following retail subsidiaries in the United    consumer and small to midsize                economically targeted investments in
States:  Mellon Bank, N.A., Mellon Bank        commercial markets in western                support of affordable housing and job
(DE) National Association, Mellon Bank (MD),   Pennsylvania.                                creation.
Mellon PSFS (NJ) National Association          Headquarters: Pittsburgh, Pennsylvania       Locations:  Cambridge, Massachusetts
and Mellon Bank, F.S.B.                                      Regional President:                        Milwaukee, Wisconsin
                                                             Matthew Giles
MELLON BANK, N.A. comprises six regions.
Headquarters: Pittsburgh, Pennsylvania                                                      AFCO CREDIT CORPORATION, with its
              Chairman, President and CEO:                                                  Canadian affiliate, CAFO, Inc., is the
              Frank V. Cahouet                 -MELLON PSFS* In the Philadelphia area,      nation's largest insurance premium
                                               MELLON BANK, N.A. uses the name MELLON       financing company, with 22 offices in
                                               PSFS and serves consumer and small to        the United States and Canada.
- MELLON BANK--CENTRAL REGION serves consumer  midsize commercial markets in eastern        Headquarters: New York, New York
and small to midsize commercial markets        Pennsylvania.
in central Pennsylvania.                       Headquarters: Philadelphia, Pennsylvania
Headquarters: State College, Pennsylvania                    Chairman and CEO:              THE BOSTON COMPANY ASSET MANAGEMENT,
              Chairman, President and CEO:                   William J. Stallkamp           INC. provides institutional investment
              Ralph J. Papa                                                                 management services.
                                                                                            Locations: Los Angeles, California
                                                                                                       San Francisco, California
- MELLON BANK--COMMONWEALTH REGION serves      MELLON BANK (DE) NATIONAL ASSOCIATION                   Boston, Massachusetts
consumer and small to midsize commercial       serves consumer and small to midsize
markets in southcentral Pennsylvania.          commercial markets throughout Delaware       BOSTON SAFE DEPOSIT AND TRUST COMPANY
Headquarters: Harrisburg, Pennsylvania         and provides nationwide cardholder           provides trust and custody
              Chairman and CEO:                processing services.                         administration for institutional
              Stephen R. Burke                 Headquarters: Wilmington, Delaware           and private clients, private asset
                                                             Chairman, President            management and personal and
                                                             and CEO:                       jumbo mortgage lending.
- MELLON BANK--NORTHEASTERN REGION serves                    Warner S. Waters, Jr.          Locations:  Los Angeles, California
consumer and small to midsize commercial                                                                Newport Beach, California
markets in northeastern Pennsylvania.                                                                   Palo Alto, California
Headquarters: Wilkes-Barre, Pennsylvania       MELLON BANK (MD) serves consumer and                     San Francisco, California
              Chairman, President and CEO:     small to midsize commercial markets                      Chicago, Illinois
              Peter B. Eglin                   throughout Maryland.                                     Boston, Massachusetts
                                               Headquarters: Rockville, Maryland                        Medford, Massachusetts
                                                             Chairman, President                        New York, New York
- MELLON BANK--NORTHERN REGION serves                        and CEO:                                   Philadelphia, Pennsylvania
consumer and small to midsize commercial                     Kenneth R. Dubuque                         Pittsburgh, Pennsylvania
markets in northwestern Pennsylvania.                                                                   McLean, Virginia
Headquarters: Erie, Pennsylvania               MELLON PSFS (NJ) NATIONAL                                Toronto, Ontario, Canada
              Chairman, President and CEO:     ASSOCIATION serves consumer and                          London, England
              Thomas B. Black                  small to midsize commercial markets
                                               in southern New Jersey.
                                               Headquarters: Voorhees, New Jersey
                                                             Chairman, President
                                                             and CEO:
                                                             Robert D. Davis

                                               MELLON BANK, F.S.B. provides corporate
                                               trust and personal trust services and
                                               serves consumer and small to midsize
                                               commercial markets.
                                               Headquarters: Paramus, New Jersey
                                                             Chairman, President
                                                             and CEO:
                                                             William V. Healey


* Mellon PSFS is a registered service mark of Mellon Bank, N.A.

CCF-MELLON PARTNERS, a joint venture with    DREYFUS MANAGEMENT, INC. provides             The INSTITUTIONAL BANKING REPRESENTATIVE
Credit Commercial de France, markets         investment management services for            OFFICE markets credit and other banking
investment advisory and discretionary money  institutions including corporations,          services to broker/dealers.
management services in North America and     endowments, foundations, public retirement    Location: New York, New York
Europe.                                      plans, jointly trusteed plans, colleges and
Location:  Pittsburgh, Pennsylvania          universities, and labor unions.               INTERNATIONAL BANKING OFFICES provide
                                             Location:  New York, New York                 international banking services, including
CERTUS ASSET ADVISORS is a stable-                                                         trade banking, demand deposits, loans,
value market specialist providing            DREYFUS RETIREMENT SERVICES provides a full   capital markets products and foreign
investment management services               array of investment products, participant     exchange to domestic and international
to defined contribution plan                 education and administrative services to      customers.
sponsors.                                    defined contribution plans nationwide.        Locations: London, England
Location: San Francisco, California          Locations: Los Angeles, California                       Grand Cayman,
                                                        San Francisco, California                       British, West Indies
CHEMICAL MELLON SHAREHOLDER SERVICES                    Atlanta, Georgia
provides securities transfer and                        Chicago, Illinois
shareholder services.                                   Boston, Massachusetts
Locations: Encino, California                           New York, New York                 INTERNATIONAL REPRESENTATIVE OFFICES
           San Francisco, California                    Uniondale, New York                serve as a liaison between the
           Hartford, Connecticut                        Philadelphia, Pennsylvania         Corporation's banking subsidiaries
           Ridgefield Park, New Jersey                  Pittsburgh, Pennsylvania           and overseas customers.
           New York, New York                           Providence, Rhode Island           Locations: Tokyo, Japan
           Pittsburgh, Pennsylvania                     Dallas, Texas                                 Hong Kong
           Dallas, Texas
                                              DREYFUS SERVICE CORPORATION provides         LAUREL CAPITAL ADVISORS
CORPORATE BANKING REPRESENTATIVE OFFICES      advertising, marketing and servicing         provides investment
market credit and related services to large   functions to all Dreyfus Funds.              management services for
corporate customers, exclusive of financial   Location:  New York, New York                individuals and
institutions.                                                                              corporations through
Locations: Los Angeles, California            THE DREYFUS TRUST COMPANY provides invest-   brokerage firms
           Chicago, Illinois                  ment management, trust and custody services  throughout the
           Boston, Massachusetts              to tax-qualified and non-qualified           United States.
           New York, New York                 retirement plans and investment              Location: Pittsburgh, Pennsylvania
           Philadelphia, Pennsylvania         management services to the
           Pittsburgh, Pennsylvania           institutional marketplace, offering          The LEASING GROUP markets a
           Houston, Texas                     a wide range of investment                   broad range of leasing
                                              products for individuals, insur-             and lease-related services
The CORPORATE TRUST GROUP provides            ance companies, corporations,                to corporations throughout
bond trustee, registrar, paying agent,        public funds, endowments, foun-              the United States with
custodian, escrow agent and investment        dations and Taft-Hartley plans.              annual sales of more than
management for municipal and                  Location: Uniondale, New York                $250 million, as well as
corporate clients.                                                                         to corporations in the
Locations: Indianapolis, Indiana              FRANKLIN PORTFOLIO ASSOCIATES                Central Atlantic Region
           Boston, Massachusetts              provides investment management services      with annual sales
           Ann Arbor, Michigan                for employee benefit funds and               between $10 million and
           Albany, New York                   institutional clients.                       $250 million.
           Cleveland, Ohio                    Location: Boston, Massachusetts              Locations: Chicago, Illinois
           Columbus, Ohio                                                                             Pittsburgh, Pennsylvania
           Harrisburg, Pennsylvania
           Philadelphia, Pennsylvania         GLOBAL CASH MANAGEMENT REGIONAL OPERATING
           Pittsburgh, Pennsylvania           AND MARKETING SITES provide cash
           Seattle, Washington                management operating services to             MELLON BANK CANADA is a chartered
                                              corporations and financial institutions.     Canadian bank providing services to the
THE DREYFUS CORPORATION is one of the         Locations: Los Angeles, California           corporate market throughout Canada.
nation's leading mutual fund companies.                  Atlanta, Georgia                  Location:  Toronto, Ontario, Canada
Dreyfus manages or administers more                      Chicago, Illinois
than $81 billion in more than 175                        Boston, Massachusetts
mutual fund portfolios.                                  Philadelphia, Pennsylvania
Headquarters:  New York, New York                        Pittsburgh, Pennsylvania
                                                         Dallas, Texas
DREYFUS INVESTMENT SERVICES CORPORATION                  London, England
provides a full range of securities
brokerage services for individuals
and institutional clients.
Location:  Pittsburgh, Pennsylvania



MELLON BANK COMMUNITY                          MELLON VENTURES, INC. or its                PARETO PARTNERS provides investment
DEVELOPMENT CORPORATION,                       affiliates invest in the                    management services for employee benefit
one of the first holding company               equity of middle market                     funds and institutional and high net
CDCs regulated by the Federal                  operating companies                         worth clients.
Reserve Board, invests in                      experiencing rapid growth                   Locations: New York, New York
projects that are important                    or change in ownership.                                London, England
to modest-income segments of                   Locations: Philadelphia, Pennsylvania
Delaware, Maryland, New Jersey                            Pittsburgh, Pennsylvania
and Pennsylvania.                                                                          PREMIER UNIT TRUST ADMINISTRATION is a
Location: Pittsburgh, Pennsylvania                                                         leading servicer of unit trusts, the
                                               MIDDLE MARKET BANKING REPRESENTATIVE        equivalent of mutual funds in
MELLON BOND ASSOCIATES provides                OFFICES market a full range of financial    the United Kingdom and Ireland.
structured management for bond portfolios      and banking services to commercial          Locations:  Brentwood, Essex, England
of large national institutional clients.       customers with annual sales between $10                 Dublin, Ireland
Locations:  Philadelphia, Pennsylvania         million and $250 million.  Mellon's
            Pittsburgh, Pennsylvania           Middle Market group also specializes in
                                               providing services to all segments of the   THE R-M TRUST COMPANY provides
                                               health care industry nationwide.            stock transfer and indenture trustee
MELLON BUSINESS CREDIT markets a broad         Locations: Los Angeles, California          services to Canadian clients.
range of commercial finance products and                  Wilmington, Delaware             Locations: Calgary, Alberta, Canada
banking services nationwide to corporations               Rockville, Maryland                         Vancouver, British
with borrowing requirements that exceed                   Boston, Massachusetts                           Columbia, Canada
$5 million.                                               Edison, New Jersey                          Winnipeg, Manitoba, Canada
Locations: Los Angeles, California                        Voorhees, New Jersey                        Halifax, Nova Scotia,
           Atlanta, Georgia                               Buffalo, New York                               Canada
           Chicago, Illinois                              Cleveland, Ohio                             Toronto, Ontario, Canada
           New York, New York                             Erie, Pennsylvania                          Montreal, Quebec, Canada
           Philadelphia, Pennsylvania                     Harrisburg, Pennsylvania                    Regina, Saskatchewan,
           Pittsburgh, Pennsylvania                       Philadelphia, Pennsylvania                      Canada
                                                          Pittsburgh, Pennsylvania
                                                          Plymouth Meeting, Pennsylvania
MELLON CAPITAL MANAGEMENT                                 State College, Pennsylvania
provides portfolio and investment                         Wilkes-Barre, Pennsylvania
management services.
Location:  San Francisco, California
                                               MORTGAGE BANKING, operating as Mellon
MELLON EQUITY ASSOCIATES provides              Mortgage Company and Mellon Bank, focuses
specialized equity management services to      on the origination, purchasing and
the national pension and public fund           servicing of both residential and
markets.                                       commercial mortgage loans through more
Location:  Pittsburgh, Pennsylvania            than 100 locations nationwide.
                                               Headquarters:  Houston, Texas
MELLON EUROPE LTD., a United Kingdom-
chartered bank, provides trust and cash
management services in Europe.                 The NETWORK SERVICES DIVISION provides
Location:  London, England                     electronic funds transfer services,
                                               including automated teller machine
MELLON FINANCIAL MARKETS, INC.                 processing and full-service merchant
conducts securities business,                  payment systems, to financial
providing fixed-income                         institutions and corporations.
underwriting, trading and sales                Location:  Pittsburgh, Pennsylvania
services to clients and investors
throughout the United States.
Locations: Philadelphia, Pennsylvania
           Pittsburgh, Pennsylvania

MELLON SECURITIES TRUST COMPANY provides securities processing and custody services.
Location:  New York, New York


Principal locations and operating entities as of December 31, 1995.


DIRECTORS AND SENIOR MANAGEMENT COMMITTEE

Directors
MELLON BANK CORPORATION
 AND MELLON BANK, N.A.              Andrew W. Mathieson(1)(3)(4)       CHAIRMEN EMERITI                  MELLON BANK-COMMONWEALTH
Burton C. Borgelt(5)(6)             Executive Vice President                                             REGION
Chairman                            Richard K. Mellon and Sons         J. David Barnes                   Glenn R. Aldinger
Dentsply International, Inc.        Investments and philanthropy       William B. Eagleson, Jr.          Burton C. Borgelt
Manufacturer of artificial                                             James H. Higgins                  Stephen R. Burke
teeth and consumable dental         Edward J. McAniff(5)(6)            Nathan W. Pearson                 Miles J. Gibbons, Jr.
products                            Partner                                                              James E. Grandon, Jr.
                                    O'Melveny & Meyers                 ADVISORY BOARD                    Ruth Leventhal
Carol R. Brown(2)(6)                Full-service law firm                                                Henry E. L. Luhrs
President                                                              Howard O. Beaver, Jr.             Gregory L. Sutliff
The Pittsburgh                      Robert Mehrabian(2)(7)             Retired Chairman and
Cultural Trust                      President                          Chief Executive Officer           MELLON BANK-
Cultural and economic               Carnegie Mellon University         Carpenter Technology              NORTHERN REGION
growth organization                 Private co-educational             Corporation                       James D. Berry III
                                    research institution                                                 Thomas B. Black
Frank V. Cahouet(1)                                                    Alexander W. Calder               Eugene Cross
Chairman, President                 Seward Prosser Mellon              Retired Chairman, President       William S. DeArment
and Chief                           President and                      and Chief Executive Officer       Steven G. Elliott
Executive Officer                   Chief Executive Officer            Joy Manufacturing Company         Robert G. Liptak, Jr.
Mellon Bank Corporation             Richard K. Mellon and Sons                                           Gary W. Lyons
and Mellon Bank, N.A.               Investments                        H. Bryce Jordan                   Charles J. Myron
                                    Richard King Mellon Foundation     President Emeritus                Ruthanne Nerlich
J. W. Connolly(1)(2)(4)             Philanthropy                       The Pennsylvania State            John S. Patton
Retired Senior Vice                                                    University                        Paul D. Shafer, Jr.
President                           David S. Shapira(1)(2)(5)(7)                                         Cyrus R. Wellman
H.J. Heinz Company                  Chairman and                       John C. Marous
Food manufacturer                   Chief Executive Officer            Retired Chairman and              MELLON BANK-
                                    Giant Eagle, Inc.                  Chief Executive Officer           NORTHEASTERN REGION
Charles A. Corry(1)(2)(3)(4)        Retail grocery store chain         Westinghouse Electric             David T. Andes
Retired Chairman and                                                   Corporation                       Joseph B. Conahan, Jr.
Chief Executive Officer             W. Keith Smith(1)                                                    Frank J. Dracos
USX Corporation                     Vice Chairman                      Masaaki Morita                    Peter B. Eglin
Energy and steel                    Mellon Bank Corporation            Chairman                          Alan J. Finlay
                                    and Mellon Bank, N.A.              Sony USA Foundation               Glenn Y. Forney
C. Frederick Fetterolf(1)(2)(5)(6)                                                                       Thomas M. Jacobs
Retired President and               Howard Stein(1)                    Nathan W. Pearson                 Allan M. Kluger
Chief Operating Officer             Chairman and                       Financial Advisor                 Richard F. Laux
Aluminum Company of                 Chief Executive Officer            Paul Mellon Family                Joseph R. Nardone
America                             The Dreyfus Corporation            Interests                         Joseph F. Palchak, Jr.
Aluminum and chemicals                                                                                   Richard L. Pearsall
                                    Joab L. Thomas(4)(7)               H. Robert Sharbaugh               Joseph L. Persico
Ira J. Gumberg(1)(2)(5)             President Emeritus                 Retired Chairman                  Arthur K. Ridley
President and                       The Pennsylvania State             Sun Company, Inc.                 Keith P. Russell
Chief Executive Officer             University                                                           Rhea P. Simms
J.J. Gumberg Co.                    Major public research              Richard M. Smith
Real estate management and          university                         Retired Vice Chairman
development                                                            Bethlehem Steel                   MELLON PSFS
                                    Wesley W. von Schack(1)(3)(4)      Corporation                       Paul C. Brucker
Pemberton Hutchinson(3)(5)(6)       Chairman, President and (6)(7)                                       Frank J. Coyne
Retired Chairman                    Chief Executive Officer            REGIONAL BOARDS                   Thomas F. Donovan
Westmoreland Coal Company           DQE                                                                  Lon R. Greenberg
Coal mining company                 Energy services company                                              Roger S. Hillas
                                                                       MELLON BANK-CENTRAL               Hiliary H. Holloway
Rotan E. Lee(5)(6)                                                     REGION                            Pemberton Hutchinson
Chief Operating Officer             William J. Young(4)(5)(6)          Frederick K. Beard                Rotan E. Lee
RMS Technologies, Inc.              Retired President                  Galen E. Dreibelbis               Roland Morris
Information technology              Portland Cement Association        John Lloyd Hanson                 William J. Stallkamp
                                    Trade association for the          Carol Herrmann                    Francis R. Strawbridge III
                                    Portland cement industry           Daniel B. Hoover                  Steven A. Van Dyck
                                                                       S. Wade Judy                      William J. Young
                                                                       Michael M. Kranich, Sr.
                                                                       Edwin E. Lash
                                                                       Robert W. Neff
                                                                       Ralph J. Papa
                                                                       Nicholas Pelick
                                                                       Graham C. Showalter
                                                                       Alvin L. Snowiss
                                                                       Robert M. Welham

(1) Executive Committee
(2) Audit Committee
(3) Nominating Committee
(4) Human Resources Committee
(5) Trust and Investment Committee
(6) Community Responsibility Committee
(7) Technology Committee
Listing as of March 1, 1996.

                   MELLON BANK CORPORATION 1995 ANNUAL REPORT


SUBSIDIARY BOARDS               THE DREYFUS CORPORATION         SENIOR MANAGERS                   Philip R. Roberts
                                Mandell L. Berman               Frederick K. Beard                Executive Vice President
MELLON BANK CANADA              Frank V. Cahouet                Executive Vice President          Mellon Global Asset Management
Frederick K. Beard              Stephen E. Canter               Institutional Banking
Peter A. Crossgrove             Christopher M. Condron                                            Peter Rzasnicki
Keith G. Dalglish               Alvin E. Friedman               Paul S. Beideman                  Executive Vice President
Thomas C. MacMillan             Lawrence M. Greene              Executive Vice President          Global Trust Services
James A. Riley                  Lawrence S. Kash                Retail Financial Services
Peter Rzasnicki                 Julian M. Smerling                                                Richard L. Solheim
Owen C. Shewfelt                W. Keith Smith                  Richard B. Berner                 Executive Vice President
Allan P. Woods                  Howard Stein                    Executive Vice President          Mortgage Banking
                                Philip L. Toia                  Economics
MELLON BANK (DE)                David B. Truman                                                   William J. Stallkamp
NATIONAL ASSOCIATION                                            John T. Chesko                    Executive Vice President
John S. Barry                   MELLON BANK, F.S.B.             Executive Vice President          Mellon Bank, N.A.
Robert C. Cole, Jr.             Michael L. Carousis             Chief Credit Officer              Chairman and
Audrey K. Doberstein            Walter D. Chambers                                                  Chief Executive Officer
Arden B. Engebretson            Robert R. Detore                Larry F. Clyde                    Mellon PSFS
Norman D. Griffiths             William V. Healey               Executive Vice President
Garrett B. Lyons                Larry A. Raymond                Capital Markets                   Robert W. Stasik
Martin G. McGuinn               Donald W. Titzel                                                  Executive Vice President
W. Charles Paradee, Jr.         Daryl J. Zupan                  Kenneth R. Dubuque                Global Cash Management
Bruce M. Stargatt                                               Executive Vice President
Warner S. Waters, Jr.                                           Mellon Bank, N.A.                 Philip L. Toia
                                SENIOR MANAGEMENT               Chairman, President and           Vice Chairman
MELLON BANK (MD)                COMMITTEE                         Chief Executive Officer         Operations and Administration
Michael A. Besche                                               Mellon Bank (MD)                  The Dreyfus Corporation
Lawrence Brown, Jr.             OFFICE OF THE CHAIRMAN
Kenneth R. Dubuque              Frank V. Cahouet                Darryl J. Fluhme                  Sherman White
Albert R. Hinton                Chairman, President and         Executive Vice President          Executive Vice President
Martin G. McGuinn                 Chief Executive Officer       Global Securities Operations      Credit Recovery
Norman Robertson
Michael A. Smilow               Christopher M. Condron          Richard L. Holl                   Allan P. Woods
                                Vice Chairman                   Executive Vice President          Executive Vice President
THE BOSTON COMPANY, INC.                                        Real Estate Credit Recovery       Mellon Information Services
AND BOSTON SAFE DEPOSIT         Steven G. Elliott
AND TRUST COMPANY               Vice Chairman                   Lawrence S. Kash                  OTHER CORPORATE OFFICERS
Dwight L. Allison, Jr.                                          Executive Vice President          Michael E. Bleier
Christopher M. Condron          Jeffery L. Leininger            Investment Services               General Counsel
James E. Conway*                Vice Chairman
Charles C. Cunningham, Jr.                                      Daniel M. Kilcullen               Michael K. Hughey
Hans H. Estin                   David R. Lovejoy                Executive Vice President          Corporate Controller
Avram J. Goldberg               Vice Chairman                   Global Securities Services
Lawrence S. Kash                                                                                  Carl Krasik
Robert P. Mastrovita            Martin G. McGuinn               Allan C. Kirkman                  Secretary
George Putnam                   Vice Chairman                   Executive Vice President
Keith P. Russell                                                Real Estate Finance               Sandra J. McLaughlin
Charles W. Schmidt              Jeffrey L. Morby                                                  Corporate Communications
W. Keith Smith                  Vice Chairman                   J. David Officer                    Officer
C. Vincent Vappi                                                Executive Vice President
Benaree Pratt Wiley             Keith P. Russell                Mellon Private Asset
                                Vice Chairman                     Management
MELLON PSFS (NJ)
NATIONAL ASSOCIATION            W. Keith Smith                  Robert M. Parkinson
Robert D. Davis                 Vice Chairman                   Executive Vice President
Peter B. Eglin                                                  Auditing and Credit Review
Steven Kaplan                   Jamie B. Stewart, Jr.
James Schermerhorn              Vice Chairman                   D. Michael Roark
Jacob C. Sheely III                                             Executive Vice President
William J. Stallkamp                                            Human Resources


* Director of The Boston Company, Inc. only.



MELLON BANK CORPORATION (and its subsidiaries)
----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL SUMMARY
(dollar amounts in millions, except per share amounts)     1995         1994         1993         1992         1991          1990
----------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31
Net interest revenue                                     $ 1,548      $ 1,508      $ 1,329      $ 1,182      $ 1,012       $   912
Provision for credit losses                                  105           70          125          185          250           315
Fee revenue                                                1,670        1,652        1,538        1,154        1,007           933
Gains (losses) on sale of securities (a)                       6           (5)         100          129           81            28
Gain on sale of consumer finance subsidiary                    -            -            -            -            -            74
Operating expense                                          2,027        2,374        2,084        1,648        1,440         1,355
Provision for income taxes                                   401          278          298          104           62            41
----------------------------------------------------------------------------------------------------------------------------------
Net income                                               $   691      $   433      $   460      $   528      $   348       $   236
Net income applicable to common stock                        652          358          397          477          299           186
----------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Net income                                               $  4.50      $  2.42      $  2.73      $  3.56      $  2.39       $  1.57
Dividends paid                                              2.00         1.57         1.01          .93          .93           .93
Book value at year-end                                     26.17        25.06        24.28        21.37        18.44         16.60
Average common shares and equivalents
  outstanding (in thousands)                             145,074      149,069      147,083      134,858      126,554       120,981
----------------------------------------------------------------------------------------------------------------------------------
RESULTS EXCLUDING CERTAIN ITEMS(b)
Net income applicable to common stock                    $   652      $   593      $   456      $   347      $   210       $   132
Net income per common share                                 4.50         4.00         3.14         2.60         1.69          1.12
Return on average common shareholders' equity              17.77%       16.02%       13.71%       13.13%        8.97%         5.85%
Return on average assets                                    1.72         1.71         1.46         1.29          .87           .59
----------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
Money market investments                                 $ 1,222      $ 1,656      $ 3,821      $ 1,905      $ 1,566       $ 2,927
Securities                                                 4,922        5,149        4,804        6,500        5,778         5,238
Loans                                                     27,321       25,097       21,763       18,235       18,514        18,845
Interest-earning assets                                   33,761       32,282       30,657       26,948       26,167        27,288
Total assets                                              40,097       38,106       35,635       30,758       29,878        31,078
Deposits                                                  27,951       27,248       26,541       22,684       21,438        22,084
Notes and debentures                                       1,670        1,768        1,991        1,365        1,448         1,722
Redeemable preferred stock                                     -            -            -            -           51            94
Common shareholders' equity                                3,671        3,691        3,323        2,603        2,190         2,042
Total shareholders' equity                                 4,106        4,277        3,964        3,112        2,614         2,437
----------------------------------------------------------------------------------------------------------------------------------
KEY RATIOS (based on balance sheet averages)
Return on common shareholders' equity                      17.77%        9.79%       12.08%       18.45%       13.78%         9.30%
Return on assets                                            1.72         1.14         1.29         1.72         1.16           .76
Net interest margin:
     Taxable equivalent basis                               4.62         4.71         4.39         4.46         3.99          3.49
     Without taxable equivalent increments                  4.58         4.67         4.34         4.39         3.86          3.34
Efficiency ratio                                              63           65           64           65           68            70
Efficiency ratio excluding amortization of intangibles (c)    60           62           61           63           66            69
Pretax operating margin                                       34           23           26           26           20            14
----------------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS
Common shareholders' equity to assets                       8.83%        9.54%        9.57%        8.85%        7.91%         6.67%
Total shareholders' equity to assets                        9.90        10.67        11.17        10.28         9.32          7.95
Tier I capital ratio                                        8.14         9.48         9.70        10.20         9.05          7.42
Total (Tier I plus Tier II) capital ratio                  11.29        12.90        13.22        13.83        13.16         11.28
Leverage capital ratio                                      7.80         8.67         9.00         9.45         8.62          6.91
----------------------------------------------------------------------------------------------------------------------------------

(a) After tax gains (losses) on the sale of securities were as follows: 1995--$4 million; 1994--$(3) million; 1993--$61 million; 1992--$113 million;
    1991--$76 million; and 1990--$23 million.

(b) Results for 1994 exclude a $130 million after tax securities lending charge, $79 million after tax of Dreyfus merger-related expense, $10 million after tax of losses on the disposition of securities available for sale previously owned by Dreyfus and $16 million of preferred stock dividends recorded in connection with the redemption of the Series H preferred stock. Results for 1993 exclude $112 million after tax of merger expenses and $53 million after tax of gains on the sale of securities related to the acquisition of The Boston Company. Results for periods prior to 1993 were calculated by applying a normalized effective tax rate of approximately 38% to pretax income. The unrecorded tax benefit that existed at the beginning of the periods, prior to 1993, was included in the determination of the return on average common shareholders' equity.

(c) Excludes amortization of goodwill and other intangible assets recorded in connection with purchase acquisitions.

NOTE: THROUGHOUT THIS REPORT, RATIOS ARE BASED ON UNROUNDED NUMBERS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SIGNIFICANT EVENTS IN 1995
-------------------------------------------------------------------------------

Common dividend increases

The Corporation increased its quarterly common stock dividend twice during 1995. In the second quarter, the Corporation increased its common stock dividend by 11%, to $.50 per share, from $.45 in the fourth quarter of 1994.
In the fourth quarter of 1995, the Corporation increased its common stock dividend by 10%, to $.55 per share. The Corporation has increased its common stock dividend four times over the last two years, resulting in a 117% increase during that period.

Mellon Bank Corporation and Chemical Banking Corporation joint venture

In May 1995, the Corporation and Chemical Banking Corporation (Chemical) entered into a joint venture and formed Chemical Mellon Shareholder Services
(CMSS), the nation's largest company that focuses exclusively on providing stock transfer and related shareholder services to publicly held companies. The Corporation contributed the assets and business of its Mellon Securities Transfer Services subsidiary to the joint venture and Chemical contributed its Geoserve Shareholder Services unit. CMSS has more than 14 million shareholder accounts and more than 2,000 corporate clients, including the largest share of companies listed on both the New York Stock Exchange and the American Stock Exchange.

Repurchase of common stock and warrants

In June 1995, the Corporation repurchased, in a privately negotiated transaction, the 3.75 million common shares and equity purchase options (warrants) for an additional 4.5 million common shares issued in 1993 as part of the purchase price of The Boston Company, Inc. The common stock and warrants were repurchased from American Express Travel Related Services Company, Inc., a subsidiary of American Express Company, for $213 million.

In October 1995, the Board of Directors authorized the repurchase of up to 8 million shares of the Corporation's common stock. The repurchases are being made from time to time in the open market or through privately negotiated transactions and, subject to market conditions, are expected to be completed by March 31, 1996. At December 31, 1995, the Corporation had repurchased approximately 3.5 million shares under this authorization. In addition, during 1995 the Corporation repurchased 5.5 million shares of its common stock to be used to meet its current and near-term common stock requirements for its stock-based benefit plans and its dividend reinvestment plan. As of December 31, 1995, approximately 2.8 million of these repurchased shares had been reissued.

As a result of the aforementioned repurchases, the Corporation returned $632 million to shareholders in 1995, before any reissuances, by repurchasing 12.8 million shares, or 9% of the common shares outstanding at the beginning of the year, as well as the warrants for 4.5 million common shares.

Acquisition of Metmor Financial, Inc.

In August 1995, Mellon Mortgage Company, the Corporation's mortgage banking subsidiary, completed its acquisition of Metmor Financial, Inc. (Metmor), the residential and commercial mortgage banking subsidiary of Metropolitan Life Insurance Company. Mellon Mortgage Company acquired 24 residential mortgage origination offices in the southwestern and midwestern United States and 8 commercial origination offices nationwide, as well as Metmor's $13 billion residential and commercial loan servicing portfolios. This acquisition makes Mellon Mortgage Company the 13th largest servicer of residential mortgages in the country with a residential servicing portfolio of $46.4 billion and the seventh largest servicer of commercial mortgages with a commercial servicing portfolio of $6.7 billion. The purchase price of this cash transaction was $165 million.

--------------------------------------------------------------------------------

Securitization of credit card receivables

The Corporation securitized $950 million, or one-third, of its credit card receivables in late November 1995. The securitization and sale of credit card receivables is an effective way to diversify funding sources and manage the balance sheet. The Corporation no longer recognizes interest revenue and certain fee revenue on the securitized portfolio; however, the decreases in these revenue categories are substantially offset by increased servicing fee revenue and lower net credit losses. The Corporation continues to service the securitized receivables. The effect of the credit card receivable securitization is discussed on page 35.

CornerStone(sm) credit card losses

In December 1995, the Corporation segregated $193 million of CornerStone(sm) credit card loans, which have a history of delinquency, into an accelerated resolution portfolio. In connection with this action, the Corporation evaluated the carrying value of these loans and recorded a credit loss of $106 million to reflect this portfolio's estimated net realizable value. Interest and principal receipts, fees and loan loss recoveries are applied to reduce the net carrying value of this portfolio, which totaled $82 million at December 31, 1995. No revenue will be recorded until the net carrying value is recovered.


BUSINESS SECTORS
----------------------------------------------------------------------------------------------------------------------------------
(dollar amounts in                                        Consumer                              Corporate/Institutional
millions, averages                     Investment Services          Banking Services   Investment Services        Banking Services
in billions)                                 1995     1994           1995       1994         1995     1994          1995      1994
----------------------------------------------------------------------------------------------------------------------------------
Revenue                                      $380     $375         $1,383     $1,261         $916     $964         $ 413     $ 428
Credit quality
  expense (revenue)                             -        -            211         62            -        -            (8)        -
Operating expense                             261      267            863        831          742      756           157       184
----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before taxes                    119      108            309        368          174      208           264       244
Income taxes                                   49       45            118        143           71       91            95        87
----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                            $ 70     $ 63         $  191     $  225         $103     $117         $ 169     $ 157
----------------------------------------------------------------------------------------------------------------------------------
Average assets                               $0.3     $0.4         $ 22.1     $ 20.9         $1.7     $0.9         $13.4     $13.2
Average common
  shareholders' equity                       $0.2     $0.2         $  1.1     $  1.0         $0.5     $0.4         $ 1.1     $ 1.1
Return on average common
  shareholders' equity                         41%      37%            17%        23%          23%      26%           15%       15%
Return on average assets                       NM       NM            .86%      1.08%          NM       NM          1.26%     1.19%
Pretax operating margin                        31%      29%            22%        29%          19%      22%           64%       57%
Pretax operating margin
  excluding amortization
  of intangibles                               32%      29%            26%        34%          22%      25%           66%       59%
Efficiency ratio excluding
  amortization of intangibles                  68%      71%            58%        61%          78%      75%           36%       41%
----------------------------------------------------------------------------------------------------------------------------------

NM--Not a meaningful measure of performance for this sector.

NOTE: THE TABLE ABOVE AND DISCUSSION THAT FOLLOWS PRESENT THE OPERATING RESULTS OF THE CORPORATION'S MAJOR BUSINESS SECTORS, ANALYZED ON AN INTERNAL MANAGEMENT REPORTING BASIS. AMOUNTS ARE PRESENTED ON A TAXABLE EQUIVALENT BASIS. CAPITAL IS ALLOCATED USING THE FEDERAL REGULATORY GUIDELINES AS A BASIS, COUPLED WITH MANAGEMENT'S JUDGMENT REGARDING THE OPERATIONAL RISKS INHERENT IN THE BUSINESSES. THE CAPITAL ALLOCATIONS MAY NOT BE REPRESENTATIVE OF THE CAPITAL LEVELS THAT WOULD BE REQUIRED IF THESE SECTORS WERE NONAFFILIATED BUSINESS UNITS.

Upon completion of the merger with Dreyfus, the Corporation's core business lines were realigned to reflect the distinct customers that are serviced-- consumers and corporations/institutions--and the products that are offered- -investment and banking. Accordingly, the business sector results for 1994 have been realigned to reflect the change in methodology used by the Corporation to report business sector results.

Income before taxes for the Corporation's core sectors was $866 million in 1995, down $62 million compared with the prior year. This decrease resulted from a $141 million increase in credit quality expense, primarily related to the CornerStone(sm) credit card product, partially offset by a $64 million increase in revenue and a $15 million decrease in operating expense. Return on average common shareholders' equity for the core sectors was 19% in 1995, compared with 21% in 1994. Return on average assets was 1.42% in 1995, compared with 1.59% in 1994. The Real Estate Workout sector showed higher profitability, as a result of lower credit quality expense, with income before taxes improving to $126 million in 1995, compared with $26 million in 1994.

Consumer Investment Services

Consumer Investment Services includes private asset management services and retail mutual funds. Income before taxes for the Consumer Investment sector was $119 million in 1995, an increase of $11 million from 1994. This increase resulted from lower operating expense, as well as higher private asset management fees and higher mutual fund management revenue, generated by a higher average level of assets managed. This sector realized a 41% increase in income before taxes in the second half of 1995, compared with the second half of 1994. This increase primarily resulted from an increase in private asset management and mutual fund management revenue. This sector continued to provide excellent returns, as return on average common shareholders' equity was 41% in 1995, up from 37% in 1994.

----------------------------------------------------------------------------------------------------------------------------------
                   Total                         Real Estate                       Other                            Total All
                Core Sectors                       Workout                   Corporate Activity                      Sectors
             1995          1994                1995        1994               1995         1994                 1995          1994
----------------------------------------------------------------------------------------------------------------------------------
           $3,092        $3,028               $  14        $ 12               $139        $ 135               $3,245        $3,175

              203            62                (118)        (24)                 -            4                   85            42
            2,023         2,038                   6          10                 18          354                2,047         2,402
----------------------------------------------------------------------------------------------------------------------------------
              866           928                 126          26                121         (223)               1,113           731
              333           366                  46          10                 43          (78)                 422           298
----------------------------------------------------------------------------------------------------------------------------------
           $  533        $  562               $  80        $ 16               $ 78        $(145)              $  691        $  433
----------------------------------------------------------------------------------------------------------------------------------
           $ 37.5        $ 35.4               $ 0.2        $0.3               $2.4         $2.4               $ 40.1        $ 38.1

           $  2.9        $  2.7               $   -        $  -               $0.8         $1.0               $  3.7        $  3.7

               19%           21%                 NM          NM                 NM           NM                   18%           10%
             1.42%         1.59%                 NM          NM                 NM           NM                 1.72%         1.14%
               28%           31%                 NM          NM                 NM           NM                   34%           23%


               31%           34%                 NM          NM                 NM           NM                   37%           37%

               62%           64%                 NM          NM                 NM           NM                   60%           62%
----------------------------------------------------------------------------------------------------------------------------------


Consumer Banking Services

Consumer Banking Services includes consumer lending, business banking, branch banking, credit card, mortgage loan origination and servicing and jumbo residential mortgage lending. Income before taxes for this sector totaled $309 million in 1995, a $59 million decrease from 1994. The increase in revenue primarily reflects a higher level of average loans, higher mortgage servicing fees including $18 million related to the Metmor acquisition and higher electronic tax return filing fees, partially offset by a decline in revenue as the Corporation elected not to offer its seasonal tax refund anticipation loan program in 1995. The increase in credit quality expense reflected higher credit card losses resulting from the CornerStone(sm) credit card portfolio. The Corporation anticipates that credit quality expense for this sector will be lower in 1996 than in 1995 as a result of the actions taken to transfer the problem CornerStone(sm) credit card accounts to an accelerated resolution portfolio. The increase in operating expense primarily reflected higher expenses in support of mortgage servicing and credit card acquisitions, including an increase in the amortization of mortgage servicing rights and purchased credit card relationships. Partially offsetting the higher operating expenses was the reduction of the FDIC deposit insurance premium in the second half of 1995. The FDIC premium has been eliminated for at least the first half of 1996. Also impacting operating expense in 1995, compared with the prior year, was a decrease in marketing expense related to the CornerStone(sm) credit card product. The return on average common shareholders' equity for this sector was 17% in 1995, compared with 23% in 1994.

Corporate/Institutional Investment Services

Corporate/Institutional Investment Services includes institutional trust and custody, institutional asset and institutional mutual fund management and administration, securities lending, foreign exchange, cash management and stock transfer. Income before taxes for this sector was $174 million in 1995, a decrease of $34 million compared with 1994. The decrease primarily resulted from: lower mutual fund administration and custody fees including the impact of the second quarter 1994 sale of the Boston-based third-party mutual fund administration business; lower fee revenue resulting from the CMSS joint venture; and lower securities lending revenue reflecting narrower margins in 1995 compared with 1994. Partially offsetting these decreases was an increase in revenue from custody related foreign exchange fees. The $14 million decrease in operating expense reflected the formation of the CMSS joint venture, the sale of the third-party mutual fund business and expense management efforts, offset partially by expense growth in support of higher transaction volumes and investments. The return on average common shareholders' equity for this sector was 23% in 1995, compared with 26% in 1994.

-------------------------------------------------------------------------------

Corporate/Institutional Banking Services

Corporate/Institutional Banking Services includes large corporate and middle market lending, asset-based lending, certain capital markets and leasing activities, commercial real estate lending and insurance premium financing. Income before taxes for the Corporate/Institutional Banking Services sector was $264 million in 1995, a $20 million increase from 1994. Revenue decreased primarily as a result of a decline in securities trading revenue and lower insurance premium finance spreads, partially offset by higher net interest revenue on higher loan levels as well as higher loan syndication fee revenue. The decrease in credit quality expense was primarily the result of credit recoveries. The decrease in operating expense, which more than offset the decrease in revenue, resulted from overall expense management efforts and lower overhead charges, and reflects the results of infrastructure reengineering in the insurance premium finance business. The return on average common shareholders' equity for this sector was 15% in 1995 and 1994.

Real Estate Workout

Real Estate Workout includes commercial real estate recovery and mortgage banking recovery operations. Income before taxes for Real Estate Workout was $126 million in 1995, compared with $26 million in 1994. The improvement primarily reflected a lower level of required loan loss reserves given the decline in both the volume and loss experience of the portfolio, as well as higher credit loss recoveries in 1995.

Other

The Other sector's pretax income of $121 million in 1995 principally reflected earnings on capital above that required in the core sectors. The results for 1994 primarily reflected the $223 million pretax securities lending charge and the pretax merger expenses and loss on disposition of securities totaling $119 million recorded in conjunction with the Dreyfus merger.

The following tables distribute net income and return on common shareholders' equity for the Corporation's core sectors between customers serviced and products offered.

----------------------------------------------------------------------------------------------------------------------------------

                                                                                           Customers serviced
                                                                      ------------------------------------------------------------
                                                                              Total                                   Total
                                                                             Consumer                       Corporate/Institutional
(dollar amounts in millions)                                          1995             1994                  1995             1994
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                            $261             $288                  $272             $274
Return on average common
  shareholders' equity                                                  20%              25%                   17%              18%
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------

                                                                                           Products offered
                                                                      ------------------------------------------------------------
                                                                              Total                                   Total
                                                                           Investment                                Banking
(dollar amounts in millions)                                          1995             1994                  1995             1994
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                            $173             $180                  $360             $382
Return on average common
  shareholders' equity                                                  28%              29%                   16%              19%
----------------------------------------------------------------------------------------------------------------------------------

RESULTS OF OPERATIONS
------------------------------------------------------------------------------

OVERVIEW OF 1995 RESULTS
------------------------------------------------------------------------------
The Corporation reported 1995 earnings per common share of $4.50 and net income applicable to common stock of $652 million. Reported 1994 earnings per common share were $2.42 on net income applicable to common stock of $358 million. Return on common shareholders' equity and return on assets were 17.77% and 1.72%, respectively, in 1995, compared with 9.79% and 1.14%, respectively, in 1994.

Results in 1994 included a $130 million after tax securities lending charge, $89 million after tax of Dreyfus merger-related charges and $16 million of additional preferred stock dividends recorded in connection with the redemption of the Corporation's Series H preferred stock. Excluding these items, 1994 earnings per common share were $4.00 on net income applicable to common stock of $593 million, while return on common shareholders' equity and return on assets were 16.02% and 1.71%, respectively.

The Corporation's 1995 financial results reflect continued efforts to diversify and expand revenue sources; manage expense growth; and effectively and efficiently integrate the activities of The Boston Company and Dreyfus into the Corporation's operations. Despite a very challenging operating environment, the Corporation's 1995 results, compared with 1994, show an improvement in net interest and fee revenue as well as lower operating expense, offset in part by higher credit quality expense.

Net interest revenue increased to $1,548 million, up $40 million from $1,508 million in 1994, principally resulting from a higher average level of loans. Fee revenue increased to $1,670 million, up from $1,652 million in 1994, reflecting higher mortgage servicing fees, credit card fees and foreign currency and securities trading fees, partially offset by lower trust and investment management fees and the effect of divestitures.

Operating expense before the net revenue from acquired property was well managed at $2,047 million in 1995, down $28 million from $2,075 million in 1994, excluding the securities lending charge and merger expense. This decrease resulted from lower FDIC deposit insurance assessment expense, lower marketing expense related to the CornerStone(sm) credit card and a decrease in professional, legal and other purchased services expense. Partially offsetting these decreases were increases in the amortization of purchased mortgage servicing rights and higher equipment expense.

The provision for credit losses was $105 million in 1995, compared with $70 million in 1994. Net credit losses totaled $249 million in 1995, up from $67 million in 1994, principally reflecting higher losses on the CornerStone(sm) credit card product, including $106 million of credit losses on certain CornerStone(sm) accounts that were transferred to an accelerated resolution portfolio in the fourth quarter of 1995. Nonperforming assets totaled $236 million at December 31, 1995, a decrease of $3 million from $239 million at December 31, 1994. The Corporation's ratio of nonperforming assets to total loans and net acquired property was .85% at December 31, 1995, compared with
 .89% at December 31, 1994. This ratio has been less than one percent for six consecutive quarters.

The Corporation's ratio of common shareholders' equity to assets was 8.83% at December 31, 1995. The Tier I, Total and Leverage capital ratios were 8.14%, 11.29% and 7.80%, respectively, at December 31, 1995, well in excess of the minimum required ratios.

The Corporation reported net income applicable to common stock of $358 million, or $2.42 per common share, in 1994, compared with $397 million, or $2.73 per common share, in 1993. Results in 1993 included $112 million after tax of merger expenses and $53 million after tax of gains on the sale of securities, related to The Boston Company acquisition. Net interest revenue was $1,508 million in 1994, an increase of $179 million compared with 1993, partially reflecting a higher yielding asset mix. Fee revenue was $1,652 million in 1994, an increase of $114 million from 1993, reflecting the full-year impact of The Boston Company and internal growth, offset in part by the impact of divestitures and lower mutual fund management fee revenue. The provision for credit losses was $70 million in 1994, down $55 million from the prior year. Operating expense before the net expense (revenue) of acquired property, the securities lending charge and merger expenses, was $2,075 million in 1994, an increase of $225 million from 1993. The increase in operating expense was principally attributable to the full-year impact of The Boston Company. Net revenue from acquired property totaled $28 million in 1994, an $87 million improvement over 1993.

NET INTEREST REVENUE

-------------------------------------------------------------------------------------------
(taxable equivalent basis,
dollar amounts in millions)                                1995          1994          1993
-------------------------------------------------------------------------------------------
Net interest revenue                                    $ 1,558       $ 1,521       $ 1,346
Average loans                                            27,321        25,097        21,763
Average interest-earning assets                          33,761        32,282        30,657
Net interest margin                                        4.62%         4.71%         4.39%
-------------------------------------------------------------------------------------------

Net interest revenue includes the interest spread on interest earning assets, as well as loan fees, cash receipts and interest reversals on nonperforming loans, dividend income, and revenue or expense on off-balance-sheet instruments used for interest rate risk management purposes.

Net interest revenue on a taxable equivalent basis totaled $1,558 million in 1995, up $37 million compared with 1994. The improvement in net interest revenue in 1995, compared with the prior year, primarily resulted from higher average loan levels partially offset by the migration of retail customers from lower cost core deposit products to higher cost deposit products.

The net interest margin was 4.62% in 1995, compared with 4.71% in 1994. The decrease in the net interest margin primarily reflects the movement of customers from lower yielding deposit products to higher yielding products, reflecting the industry-wide trend of customers seeking higher yielding investment alternatives. Also affecting the net interest margin compared with 1994 was a high level of prepayment on adjustable rate mortgages.

Average loans increased $2,224 million in 1995 compared with 1994, primarily as a result of a $960 million increase in domestic wholesale loans, an $830 million increase in credit card loans, including $550 million related to the CornerStone(sm) credit card product and an increase of $555 million in retail loans. The increase in domestic wholesale loans primarily was driven by corporate banking, business banking, middle market lending and asset based lending, while the increase in retail loans primarily resulted from increases in home equity loans, personal credit lines and student loans.

The late November 1995 securitization of $950 million of credit card receivables resulted in a $10 million decrease in net interest revenue in 1995, as well as a $107 million reduction in average loans. In accordance with generally accepted accounting principles, the foregone net interest revenue from the securitized credit card receivables is substantially offset by higher servicing fee revenue and lower net credit losses. Net interest revenue and the net interest margin will be reduced in 1996, compared with 1995, when a full-year impact of the credit card receivables securitization is reflected. All credit card servicing revenue related to the securitized portfolio is included in credit card fee revenue in noninterest revenue. Additional information on the effect of the securitization is presented in a table on page 35.

Net interest revenue on a taxable equivalent basis in 1994 increased by $175 million compared with 1993, while the net interest margin increased by 32 basis points. The improvement in the net interest revenue and the net interest margin reflected a higher level of interest-earning assets and a higher yielding asset mix. Net interest revenue and the margin also benefited from a lower level of nonperforming assets, a lower average level of long-term debt and higher loan fees.

CREDIT QUALITY EXPENSE

------------------------------------------------------------------------------------
(in millions)                                         1995         1994         1993
------------------------------------------------------------------------------------
Provision for credit losses                           $105         $ 70         $125
Net expense (revenue) of acquired property             (20)         (28)          59
------------------------------------------------------------------------------------
Credit quality expense                                $ 85         $ 42         $184
------------------------------------------------------------------------------------

Credit quality expense, defined as the provision for credit losses plus the net expense (revenue) of acquired property, increased $43 million in 1995 compared with 1994, as a result of a $35 million higher provision for credit losses primarily made in response to losses from the CornerStone(sm) credit card portfolio. The Corporation anticipates that the provision for credit losses in 1996 will be lower than in 1995 following the actions taken to transfer the problem CornerStone(sm) credit

------------------------------------------------------------------------------
card accounts into an accelerated resolution portfolio. However, there can be no assurance that the provision for credit losses will be lower in 1996 as asset quality is dependent in large part on future economic conditions that are beyond the Corporation's control.

The net revenue from acquired property was $20 million in 1995, an $8 million decrease compared with 1994. The decrease reflects lower net gains on the sale of acquired property. The Corporation expects a further reduction in net gains on the sale of acquired property in 1996.

NONINTEREST REVENUE

--------------------------------------------------------------------------------------------
(in millions)                                                 1995         1994         1993
--------------------------------------------------------------------------------------------
Fee revenue:
Trust and investment management:
  Mutual fund:
    Management                                              $  309       $  294       $  310
    Administration/Custody                                     115          159          119
  Institutional trust                                          206          223          184
  Institutional asset management                               135          143          122
  Private asset management                                     141          134          118
--------------------------------------------------------------------------------------------
      Total trust and investment management fees               906          953          853
Cash management and deposit transaction charges                191          197          192
Mortgage servicing fees                                        122           78           62
Foreign currency and securities trading revenue                 91           76           46
Credit card fees                                                90           72           61
Other                                                          270          276          324
--------------------------------------------------------------------------------------------
      Total fee revenue                                      1,670        1,652        1,538
Gains (losses) on sale of securities                             6           (5)         100
--------------------------------------------------------------------------------------------
      Total noninterest revenue                             $1,676       $1,647       $1,638
--------------------------------------------------------------------------------------------

The Corporation's long-standing strategy has been to balance its revenue between lending and nonlending businesses. The Corporation once again achieved this desired balance as revenues from fee-generating businesses represented 52% of total revenue for the year. Fee revenue totaled $1,670 million in 1995, an $18 million increase compared with 1994, resulting from higher mortgage servicing fees, credit card fees and foreign currency and securities trading revenue, partially offset by lower trust and investment management fee revenue.

Total trust and investment management fees

The Corporation's trust and investment management fee revenue represents 54% of the Corporation's total fee revenue. The $47 million, or 5%, decrease in trust and investment management fees in 1995 compared with 1994 resulted from several factors. Mutual fund administration and custody fees decreased $44 million, primarily resulting from lower levels of administered funds, as well as a $12 million decrease in revenue related to the second quarter 1994 sale of the Boston-based third-party mutual fund administration business. Securities lending revenue, which is included in institutional trust revenue, decreased $17 million from 1994. The decrease in securities lending revenue primarily resulted from narrower margins in 1995 compared with 1994, as well as a slightly lower volume of securities lent in 1995. Institutional asset management revenue decreased $8 million as a result of a divestiture as well as attrition of higher margin clients, primarily at TBC Asset Management. Partially offsetting these decreases was a $15 million increase in mutual fund management revenue. The increase in mutual fund management revenue resulted from lower fee waivers at Dreyfus and a higher average level of mutual fund assets managed. Mutual fund management fees are discussed further on page 33. The $7 million improvement in private asset management fees resulted from a general market increase and new business.

------------------------------------------------------------------------------
As shown in the table below, the market value of assets under management and administration/custody was $1,019 billion at December 31, 1995, up $172 billion, or 20%, compared with $847 billion at December 31, 1994. The market value of assets under management increased $43 billion, primarily as a result of: an increase in new institutional asset management business which more than offset the lost portion of TBC Asset Management business; an overall increase in the market values of assets managed, reflecting the improvement in the fixed income and equity markets in 1995 and an increase in institutional money market mutual funds. The $129 billion increase in the market value of assets under administration/custody primarily reflected new institutional trust business and a general market increase, partially offset by lost mutual fund administration/custody business. At December 31, 1995, compared with the prior year-end, the S&P 500 Index increased 34.11% while the Lehman Brothers Long Term Government Bond Index increased 30.72%.

------------------------------------------------------------------------------------------------------
MARKET VALUE OF ASSETS UNDER MANAGEMENT AND ADMINISTRATION/CUSTODY               December 31,
(in billions)                                                           1995         1994         1993
------------------------------------------------------------------------------------------------------
Institutional trust:
  Management                                                            $  3         $  3         $  1
  Administration/Custody                                                 708          568          479
Mutual fund:
  Management (a)                                                          81           73           82
  Administration/Custody                                                  60           76          128
Institutional asset management:
  Management                                                             125           93          104
Private asset management:
  Management                                                              24           21           24
  Administration/Custody                                                  18           13           13
------------------------------------------------------------------------------------------------------
Total:
  Management                                                            $233         $190         $211
  Administration/Custody                                                $786         $657         $620
------------------------------------------------------------------------------------------------------

(a) See table below for components of managed mutual fund assets.

------------------------------------------------------------------------------------------------------
MANAGED MUTUAL FUND ASSETS BY FUND CATEGORY                                      December 31,
(in billions)                                                           1995         1994         1993
------------------------------------------------------------------------------------------------------
Proprietary funds:
  Taxable money market funds:
    Institutions                                                         $24          $18          $23
    Individuals                                                           10           10           10
  Tax-exempt money market funds                                            8            7            8
  Tax-exempt bond funds                                                   19           18           21
  Fixed income funds                                                       5            4            5
  Equity funds                                                            11            9            9
------------------------------------------------------------------------------------------------------
     Total proprietary funds                                              77           66           76
Other managed funds                                                        4            7            6
------------------------------------------------------------------------------------------------------
     Total managed mutual fund assets                                    $81          $73          $82
------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
MANAGED MUTUAL FUND FEE REVENUE
(in millions)                                               1995         1994         1993
------------------------------------------------------------------------------------------
Managed mutual fund fees                                    $352         $348         $368
Less:  Fees waived                                            35           44           48
Less:  Fund expense reimbursements                             8           10           10
------------------------------------------------------------------------------------------
    Net managed mutual fund fees                            $309         $294         $310
------------------------------------------------------------------------------------------

Net managed mutual fund fees by fund category:
  Proprietary funds:
    Taxable money market funds:
      Institutions                                          $ 48         $ 43         $ 60
      Individuals                                             39           39           51
    Tax-exempt money market funds                             24           21           20
    Tax-exempt bond funds                                    100          102          101
    Fixed income funds                                        23           20           21
    Equity funds                                              64           56           48
------------------------------------------------------------------------------------------
      Total proprietary fund fees                            298          281          301
  Other managed fund fees                                     11           13            9
------------------------------------------------------------------------------------------
      Net managed mutual fund fees                          $309         $294         $310
------------------------------------------------------------------------------------------

Mutual fund management fees

Mutual fund management fees are based on the average net assets of each fund. Average proprietary funds managed at Dreyfus grew each quarter of 1995, to $78 billion in the fourth quarter, and averaged $74 billion for the year, compared with $72 billion in 1994. This increase resulted from higher average institutional money market funds, as well as an overall increase in the market values of assets managed, paralleling the improvement in the fixed income and equity markets in 1995.

Cash management and deposit transaction charges

The Corporation provides a number of cash management services, including remittance processing, collections and disbursements, check processing and electronic services. At December 31, 1995, the Corporation's cash management services ranked sixth nationally in market share. Cash management and deposit transaction charges totaled $191 million in 1995, a decrease of $6 million from 1994. This decrease partially reflected a shift to deposit balance-based compensation from fee-based compensation as a method of payment for cash management services. Including the revenue generated from deposit balances, which is in net interest revenue, cash management and deposit transaction charges increased compared with 1994.

Mortgage servicing fees

Mortgage servicing fees were $122 million in 1995, an increase of $44 million, or 57%, compared with 1994, resulting from acquisitions of mortgage servicing rights. The $13 billion Metmor residential and commercial loan servicing portfolio acquired in August 1995 generated $18 million of revenue in the last four months of 1995. At December 31, 1995, the Corporation's total servicing portfolio was $53 billion, up 44% compared with $37 billion at year-end 1994. At December 31, 1995, the Corporation had the 13th largest residential mortgage servicing portfolio in the United States.

------------------------------------------------------------------------------
Foreign currency and securities trading revenue

Foreign currency and securities trading fees increased to $91 million, a 20% increase over the $76 million earned in 1994. The increase was primarily attributable to higher foreign exchange fees earned, primarily as a result of increased global custody and corporate customer activity.

Credit card fees

Credit card fee revenue, which principally consists of interchange and cardholder fees, increased by $18 million, or 24%, in 1995. This increase primarily resulted from fee revenue generated by portfolio acquisitions and the CornerStone(sm) credit card product. As a result of the securitization of $950 million of credit card receivables, interest and fee revenue in excess of interest paid to certificate holders and net of credit losses are now reported in credit card fee revenue. The net effect of the securitization on credit card fees was $5 million from late November 1995 to year-end 1995. Additional information on the effect of the securitization is presented in a table on page 35.

Other fee revenue

Other fee revenue decreased $6 million in 1995 from $276 million in 1994 as a result of several factors. The Corporation's decision not to offer its seasonal tax refund anticipation loan program in 1995 reduced other fee revenue by $31 million compared with 1994. In addition, the May 1995 formation of CMSS resulted in a $25 million reduction in other fee revenue. The Corporation accounts for the CMSS joint venture under the equity method of accounting by reporting its share of the net results of the joint venture as other fee revenue, rather than reporting the revenues and expenses of CMSS separately. These reductions were partially offset by: a $24 million increase in gains on the disposition of assets, including equity securities; an $8 million increase in syndication management fees; and an $8 million increase in revenue generated from the electronic filing of income tax returns.

Gains (losses) on sale of securities

The Corporation recorded $6 million in net gains on the sale of securities available for sale in 1995. The Corporation recorded $5 million in net losses on the sale of securities available for sale in 1994, resulting from the loss of $15 million, or $10 million after tax, related to the disposition of securities held by Dreyfus prior to its merger with the Corporation, that did not meet the investment objectives, interest rate or credit risk characteristics required by the Corporation.

1994 compared with 1993

Compared with 1993, fee revenue increased by $114 million, or 7%, in 1994, primarily resulting from fee revenue attributable to the full-year impact of The Boston Company and continued growth in the fee-based service products businesses, offset in part by the effect of divestitures. The improvement reflected increases of 12% in trust and investment management fees, 25% in mortgage servicing fees, 3% in cash management and deposit transaction charges, 19% in credit card fee revenue and 64% in foreign currency and securities trading fee revenue. These improvements were partially offset by the sale of two information services businesses in late 1993 that resulted in a $74 million decrease in revenues in 1994. The Corporation recorded $100 million in gains on the sale of securities during 1993. Included in the $100 million in gains were $87 million that resulted from sales undertaken as part of the financing plan and balance sheet restructuring related to the acquisition of The Boston Company.

SECURITIZATION OF CREDIT CARD RECEIVABLES
-------------------------------------------------------------------------------
The Corporation securitized and sold $950 million of credit card receivables in late November 1995. For analytical purposes, the impact of the securitization on 1995 results, with the net proceeds received from the securitization used to replace short-term borrowings, is shown below.

(in millions)                                                       1995
-------------------------------------------------------------------------------
Lower net interest revenue                                          $ 10
Lower net credit losses                                                5
Higher fee revenue                                                     5
Lower loans - year-end                                               950
Lower loans - average                                                107
-------------------------------------------------------------------------------

OPERATING EXPENSE
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
(dollar amounts in millions)                                             1995            1994            1993
-------------------------------------------------------------------------------------------------------------
Staff expense                                                         $   957         $   956         $   854
Net occupancy expense                                                     205             206             186
Professional, legal and other purchased services                          186             210             163
Equipment expense                                                         143             132             121
Business development                                                      136             161             139
Amortization of goodwill and other intangible assets                       96              98              78
Communications expense                                                     86              84              77
Amortization of mortgage servicing rights and
  purchased credit card relationships                                      68              40              44
Forms and supplies                                                         42              40              38
FDIC assessment and regulatory examination fees                            31              63              60
Other expense                                                              97              85              90
-------------------------------------------------------------------------------------------------------------
    Operating expense before the net expense (revenue) of acquired
      property, the securities lending charge and merger expenses       2,047           2,075           1,850
-------------------------------------------------------------------------------------------------------------
Net expense (revenue) of acquired property                                (20)            (28)             59
Securities lending charge                                                   -             223               -
Merger expenses                                                             -             104             175
-------------------------------------------------------------------------------------------------------------
    Total operating expense                                           $ 2,027         $ 2,374         $ 2,084
-------------------------------------------------------------------------------------------------------------
Average full-time equivalent staff                                     24,300          24,300          22,300
-------------------------------------------------------------------------------------------------------------
Efficiency ratio (a)                                                       63%             65%             64%
Efficiency ratio excluding amortization of goodwill
  and other intangible assets                                              60              62              61
-------------------------------------------------------------------------------------------------------------

(a) Operating expense before the net expense (revenue) of acquired property, the securities lending charge and merger expenses as a percentage of revenue, computed on a taxable equivalent basis, excluding gains (losses) on the sale of securities.

Operating expense before the net expense (revenue) of acquired property, the securities lending charge and merger expenses totaled $2,047 million in 1995, a decrease of $28 million, or 1%, compared with 1994. The decrease primarily resulted from a lower FDIC assessment charge, lower marketing expense related to the CornerStone(sm) credit card product and a reduction in professional, legal and other purchased services. These decreases were partially offset by increases in the amortization of purchased mortgage servicing rights and equipment expense. The efficiency ratio improved by 2 percentage points in 1995.

------------------------------------------------------------------------------
Staff expense totaled $957 million in 1995, an increase of $1 million compared with 1994. The May 1995 formation of the CMSS joint venture resulted in an $11 million reduction in staff expense, while the Metmor acquisition in August 1995 resulted in a $6 million increase in staff expense.

In January 1996, the Corporation announced a retirement enhancement program that will enhance the pensions and health insurance of eligible associates electing early retirement effective April 1, 1996. The financial impact of this program can not be determined until March 31, 1996, the acceptance deadline.

FDIC assessment and regulatory examination fees decreased $32 million in 1995 as a result of the reduction in the FDIC deposit insurance premium from $.23 to $.04 for every $100 of deposits, effective June 1, 1995. The FDIC premium has been eliminated for at least the first half of 1996. This will result in a $27 million further reduction in expense compared with 1995 assuming that there will be no premium for the full year 1996. Partially offsetting this benefit will be lower fee and/or net interest revenue of approximately $4 million from cash management customers where the FDIC premium on deposits is passed through to these customers. The amount passed through was approximately $2 million per quarter in 1995. Marketing expense, which is included in business development expense in the table on the previous page, decreased $23 million in 1995 due to lower expenditures related to the CornerStone(sm) credit card product. The $24 million reduction in professional, legal and other purchased services resulted from lower purchased data processing services at The Boston Company and lower consulting expenses.

The amortization of mortgage servicing rights and purchased credit card relationships totaled $68 million in 1995, a $28 million increase from 1994 and reflects the $16 billion, or 44%, increase in the Corporation's mortgage servicing portfolio from December 31, 1994. Equipment expense increased $11 million in 1995 to $143 million and reflects the internalization of certain data processing operations at The Boston Company, as well as various equipment upgrades.

In 1994, the Corporation recorded a one-time charge of $223 million, or $130 million after tax, as a result of actions taken to reduce the interest rate sensitivity of certain securities lending clients' portfolios.

Merger expense of $104 million pretax, or $79 million after tax, was recorded in 1994 to reflect expense associated with the Dreyfus merger.
The table below summarizes the usage of this expense.

-------------------------------------------------------------------------------------------------
MERGER EXPENSE ANALYSIS-DREYFUS MERGER                            Expenditures
                                                                     and asset           Expected
                                                     Total      adjustments at       expenditures
(in millions)                                     expenses       Dec. 31, 1995            in 1996
-------------------------------------------------------------------------------------------------
Benefit and severance programs                        $ 42                 $35                 $7
Professional, consulting and other                      27                  27                  -
Facilities and assets                                   25                  25                  -
Proxy solicitation                                      10                  10                  -
-------------------------------------------------------------------------------------------------
    Total merger expense                              $104                 $97                 $7
-------------------------------------------------------------------------------------------------

Merger expense of $175 million, or $112 million after tax, was recorded in 1993 to reflect expense associated with the acquisition of The Boston Company. All expenditures and asset adjustments related to this merger have been recorded.

Operating expense before the net expense (revenue) of acquired property, the securities lending charge and merger expense in 1994 increased by $225 million, or 12%, over 1993. The increase primarily resulted from the second quarter
1993 acquisition of The Boston Company and marketing expense of $27 million recorded in 1994 related to the introduction of the CornerStone(sm) credit card product. The $87 million improvement in the net expense (revenue) of acquired property in 1994, compared with 1993, primarily resulted from $30 million in net gains on the sale of acquired property and no provision to the reserve for other real estate owned (OREO) in 1994, compared with 1993 which included a $54 million OREO reserve provision.

INCOME TAXES
-------------------------------------------------------------------------------
The provision for income taxes totaled $401 million in 1995, compared with $278 million in 1994 and $298 million in 1993. The Corporation's effective tax rate for 1995 was 36.65% and it is currently anticipated that the effective tax rate will decline to approximately 36.5% in 1996. Excluding the impact of the Dreyfus merger-related expenses, the losses on the disposition of Dreyfus securities and the securities lending charge, the Corporation's effective tax rate for 1994, was 38%.

CAPITAL
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
SELECTED CAPITAL DATA
(dollar amounts in millions,                                                                      December 31,
 except per share amounts)                                                           1995            1994                   1993
--------------------------------------------------------------------------------------------------------------------------------
Common shareholders' equity                                                          $3,590           $ 3,687            $ 3,546
Common shareholders' equity to assets ratio                                            8.83%             9.54%              9.57%
Tangible common shareholders' equity                                                 $2,632           $ 2,651            $ 2,462
Tangible common equity to assets ratio (a)                                             6.63%             7.05%              6.84%
Total shareholders' equity                                                           $4,025           $ 4,122            $ 4,138
Total shareholders' equity to assets ratio                                             9.90%            10.67%             11.17%
Tier I capital ratio                                                                   8.14              9.48               9.70
Total (Tier I plus Tier II) capital ratio                                             11.29             12.90              13.22
Leverage capital ratio                                                                 7.80              8.67               9.00
Book value per common share                                                          $26.17           $ 25.06            $ 24.28 (b)
Closing common stock price                                                           $53.75           $30.625            $35.375
Market capitalization                                                                $7,374           $ 4,507            $ 5,070
--------------------------------------------------------------------------------------------------------------------------------

(a) Common shareholders' equity less goodwill and other intangibles recorded in connection with purchase acquisitions divided by total assets less goodwill and other intangibles recorded in connection with purchase acquisitions.

(b) The book value per common share assumed full conversion of the Series D preferred stock to common stock. Accordingly, this included the additional paid-in capital on the Series D preferred stock because this paid-in capital had no liquidation preference over the common stock. The Series D preferred stock was converted into common stock in 1994, pursuant to the terms of the Series D statement of designation.

The Corporation's capital management objectives are to maintain a strong capital base--in excess of all regulatory guidelines--while also maximizing shareholder value. Actions were taken in 1995 to enhance shareholder value by returning excess capital to shareholders' through both increased dividends and the repurchase of common stock. Common stock repurchases resulted in a decrease in the Corporation's common and total shareholders' equity at December 31, 1995, compared with December 31, 1994, offset in part by earnings retention. The decrease in the Corporation's equity ratios from December 31, 1994, resulted from common stock repurchases as well as asset growth.

The common stock repurchases in 1995 included the June 1995 repurchase of the
3.75 million shares of common stock and warrants for an additional 4.5 million shares of common stock, issued in 1993 as part of the purchase price of The Boston Company. Also, during 1995, the Corporation repurchased 5.5 million shares of its common stock to be used to meet its current and near-term common stock requirements for its stock-based benefit plans and its dividend reinvestment plan.

-------------------------------------------------------------------------------
At December 31, 1995, 2.8 million of these shares had been reissued. In October 1995, the Board of Directors of the Corporation authorized the repurchase of up to 8 million additional shares of the Corporation's common stock. As of December 31, 1995, the Corporation had repurchased approximately
3.5 million shares under this authorization and expects to repurchase the remaining shares under this authorization by March 31, 1996.

As a result of these common stock repurchases, the Corporation returned $632 million to shareholders in 1995, prior to any reissuances, by repurchasing 12.8 million shares of common stock, or 9% of common shares outstanding at the beginning of the year, as well as warrants to purchase 4.5 million shares of common stock. Average common stock and stock equivalents used for the primary earnings per share computation was 145.1 million shares in 1995. At December 31, 1995, common stock and stock equivalents totaled 139.2 million shares.

-------------------------------------------------------------------------------
RISK-BASED AND LEVERAGE CAPITAL RATIOS                          December 31,
(dollar amounts in millions)                                1995           1994
-------------------------------------------------------------------------------
Tier I capital:
  Common shareholders' equity (a)                       $  3,572        $ 3,742
  Qualifying preferred stock                                 435            435
  Other items                                                (14)            13
  Goodwill and certain other intangibles                    (849)          (904)
-------------------------------------------------------------------------------
    Total Tier I capital                                   3,144          3,286
Tier II capital                                            1,216          1,187
-------------------------------------------------------------------------------
Total qualifying capital                                $  4,360        $ 4,473
-------------------------------------------------------------------------------
Risk-adjusted assets:
  On-balance-sheet                                      $ 27,459        $26,213
  Off-balance-sheet                                       11,152          8,465
-------------------------------------------------------------------------------
    Total risk adjusted assets                          $ 38,611        $34,678
-------------------------------------------------------------------------------
Average assets--leverage capital basis                   $40,301        $37,882
-------------------------------------------------------------------------------
Tier I capital ratio (b)                                    8.14%          9.48%
Total capital ratio (b)                                    11.29          12.90
Leverage capital ratio (b)                                  7.80           8.67
-------------------------------------------------------------------------------

(a) In accordance with regulatory guidelines, the $18 million of unrealized gains and $55 million of unrealized losses, net of tax, on assets classified as available for sale at December 31, 1995 and 1994, have been excluded.

(b) The required minimum Tier I, Total and Leverage capital ratios are 4%, 8% and 3%, respectively.

Tier I and Total capital are expressed as a percentage of risk-adjusted assets, which include various credit risk-weighted percentages of on- balance-sheet assets, as well as off-balance-sheet exposures. The Leverage capital ratio evaluates capital adequacy on the basis of the ratio of Tier I capital to quarterly average total assets as reported on the Corporation's regulatory financial statements, net of the loan loss reserve, goodwill and certain other intangibles.

Federal regulators have adopted a capital-based supervisory system for all insured financial institutions. If a financial institution's capital ratios decline below predetermined levels, it would become subject to a series of increasingly restrictive regulatory actions. The system categorizes a financial institution's capital position into one of five categories ranging from well-capitalized to critically undercapitalized. For an institution to qualify as well-capitalized, its Tier I, Total and Leverage capital ratios must be at least 6%, 10% and 5%, respectively. All of the Corporation's banking subsidiaries qualified as well-capitalized at December 31, 1995. The Corporation intends to maintain the ratios of its banking subsidiaries at the well-capitalized levels.

-------------------------------------------------------------------------------

When computing Tier I capital, the Corporation deducts all goodwill and certain other identified intangibles acquired subsequent to February 19, 1992, except mortgage servicing rights and purchased credit card relationships.


-------------------------------------------------------------------------------
                                                              December 31,
(in millions)                                           1995      1994     1993
-------------------------------------------------------------------------------
Goodwill                                                $788      $824     $826
-------------------------------------------------------------------------------

The $36 million decrease in goodwill at December 31, 1995, compared with December 31, 1994, resulted from $54 million of amortization, offset in part by an increase of $14 million related to corporate trust acquisitions. Based upon the current level and amortization schedule, the future annual amortization of goodwill for the years 1996-2000 is expected to be approximately $54 million.


-------------------------------------------------------------------------------
                                                              December 31,
(in millions)                                           1995      1994     1993
-------------------------------------------------------------------------------
Purchased core deposit intangible                       $110      $133     $155
Covenants not to compete                                  22        38       57
Other identified intangibles                              38        41       46
-------------------------------------------------------------------------------
  Total purchased core deposit
    and other identified intangibles                    $170      $212     $258
-------------------------------------------------------------------------------

The amortization expense of purchased core deposit and other identified intangibles was $42 million in 1995. The future annual amortization of purchased core deposit and other identified intangibles for the full years 1996 through 2000 is anticipated to be approximately $42 million, $31 million, $26 million, $26 million and $14 million, respectively.

-------------------------------------------------------------------------------
                                                              December 31,
(in millions)                                           1995      1994     1993
-------------------------------------------------------------------------------
Mortgage servicing rights                               $592      $292     $160
Purchased credit card relationships                       90        60       44
-------------------------------------------------------------------------------
  Total mortgage servicing rights
    and purchased credit card relationships             $682      $352     $204
-------------------------------------------------------------------------------

During 1995, $376 million of servicing rights were capitalized in connection with both mortgage servicing portfolio purchases and loan originations, including $186 million related to the Metmor acquisition. Mortgage servicing rights are amortized in proportion to estimated net servicing income over the estimated life of the servicing portfolio. Amortization expense totaled $57 million in 1995. The estimated fair value of capitalized mortgage servicing rights was $661 million at December 31, 1995. See note 1 of Notes to Financial Statements for a further discussion of the Corporation's accounting policy for mortgage servicing rights. The $30 million increase in purchased credit card relationships in 1995 resulted from portfolio acquisitions net of $11 million of amortization.

In March 1995, the Financial Accounting Standards Board released FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." FAS No. 121 established guidelines for recognition of impairment losses related to long-lived assets and certain intangibles and related goodwill for both assets to be held and used as well as assets held for disposition. This statement excludes financial instruments, long-term customer relationships of financial institutions, mortgage and other servicing rights and deferred tax assets. This standard became effective on January 1, 1996. Adoption of FAS No. 121 is not expected to result in a material impact to the Corporation's financial position or results of operations.

-------------------------------------------------------------------------------

The amortization expense of goodwill and other identified intangibles is the result of accounting for business combinations under the purchase method of accounting. Had the Corporation accounted for these transactions under the pooling of interests method of accounting, these intangibles and their related amortization would not have been reported. Net income applicable to common stock, return on tangible common equity and return on tangible assets, excluding the after tax impact of the amortization of these intangibles, are shown in the table below:

(dollar amounts in millions)                                   1995        1994
-------------------------------------------------------------------------------
Net income applicable to common stock (a)                   $   652     $   593
After tax impact of amortization of intangibles
  from purchase acquisitions                                     73          76
-------------------------------------------------------------------------------
    Total                                                   $   725     $   669
Return on tangible common equity                               27.1%       25.3%
Average tangible common equity                              $ 2,678     $ 2,647
Return on tangible assets                                      1.96%       1.97%
Average tangible assets                                     $39,104     $37,063
-------------------------------------------------------------------------------

(a) Results for 1994 exclude the $130 million after tax securities lending charge, $89 million after tax of Dreyfus merger-related charges and the additional $16 million of preferred stock dividends recorded in connection with the redemption of the Series H preferred stock.

CORPORATE RISK
-------------------------------------------------------------------------------

RISK OVERVIEW
-------------------------------------------------------------------------------

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

The Corporation is involved with various financial instruments that potentially create risk. These instruments are both on and off the balance sheet. On-balance-sheet instruments include securities, loans, deposits and borrowings. Off-balance-sheet instruments include loan commitments, standby letters of credit, interest rate swaps, foreign exchange contracts and interest rate futures and forwards.

LIQUIDITY AND DIVIDENDS
-------------------------------------------------------------------------------

The Finance Committee of the Corporation is responsible for liquidity management. This committee of senior managers has a Liquidity Policy that covers all assets and liabilities, as well as off-balance-sheet items that are potential sources or uses of liquidity. The Corporation's liquidity management objective is to maintain the ability to meet commitments to fund loans and to purchase securities, as well as to repay deposits and other liabilities in accordance with their terms, including during periods of market or financial stress. The Corporation's overall approach to liquidity management is to ensure that sources of liquidity are sufficient in amount and diversity to accommodate changes in loan demand and core funding routinely without a material adverse impact on net income. The Corporation uses several key primary and secondary measures to assess the adequacy of the Corporation's liquidity position. The balance sheet is managed to ensure that these measures are maintained within approved limits. Each of these measures is monitored on a periodic basis giving consideration to the Corporation's expected requirements for funds and anticipated market conditions.

-------------------------------------------------------------------------------

The Corporation's liquidity position is managed by maintaining adequate levels of liquid assets, such as money market assets and securities available for sale. Additional liquidity is available through the Corporation's ability to participate or sell commercial loans and to securitize selected loan portfolios. The Corporation also has a three-year $300 million revolving credit agreement and a $25 million backup line of credit to provide support facilities for its commercial paper borrowings and for general corporate purposes. The revolving credit facility contains tier 1 ratio, double leverage ratio and nonperforming asset covenants, as discussed in note 10 of Notes to Financial Statements.

As shown in the consolidated statement of cash flows, cash and due from banks increased by $57 million during 1995 to $2,342 million at December 31, 1995. The increase primarily reflected $1,096 million of net cash provided by financing activities and $255 million of net cash provided by operating activities, offset in part by $1,313 million of net cash used in investing activities. Net cash provided by financing activities primarily reflected increases in customer deposits, short-term bank notes and term federal funds purchased, partially offset by common stock repurchases. Net cash used in investing activities principally reflected an increase in loans and securities.

In March 1995, the Corporation redeemed the $160 million Series H preferred stock at the contractual redemption price of $26.30 per share plus accrued dividends. This transaction was funded with cash on hand. Contractual maturities of the parent Corporation's term debt totaled $327 million in 1995 and consisted primarily of the $100 million 5-3/8% Senior Notes due August 1995 and the $200 million 6-1/8% Senior Notes due November 1995. In June 1995, the Corporation issued $200 million of debt at a fixed rate of 6.30% maturing in the year 2000. The proceeds from this issuance were used to fund the debt that matured in the second half of 1995. Contractual maturities of existing debt will total $20 million in 1996.

At December 31, 1995, the Corporation had a debt shelf registration statement on file with the Securities and Exchange Commission on which up to $1.5 billion of debt may be issued. The issuance of any debt securities from this debt shelf registration will depend on future market conditions, funding needs and other factors.

In late November 1995, Mellon Bank, N.A., the Corporation's principal banking subsidiary, made available an offering circular to issue, from time to time, up to $4 billion of bank notes. Mellon Bank, N.A. can issue up to $3 billion of bank notes with maturities ranging from 30 to 270 days and $1 billion of bank notes with maturities ranging from more than 270 days to 15 years. Proceeds from the issuance of the bank notes will be used by Mellon Bank, N.A. for general funding purposes. At December 31, 1995, there was $1.1 billion of short-term bank notes outstanding under this program.

At December 31, 1995, the Corporation's senior debt and Mellon Bank, N.A.'s subordinated debt were rated "A2" by Moody's and "A" by Standard and Poors.

The Corporation increased its annual common stock dividend to $2.00 per common share in the second quarter of 1995, an increase of 11% from the previous annual rate of $1.80. In the fourth quarter of 1995, the Corporation again increased its annual common stock dividend to $2.20 per common share, an increase of 10%. The Corporation has increased its common stock dividend four times over the last two years, resulting in a 117% increase during that period. The Corporation paid $288 million in dividends on its outstanding shares of common stock during 1995. The common stock dividend payout ratio was 44% in 1995, compared with 55% in 1994. Excluding the $130 million after tax securities lending charge, the $89 million after tax of Dreyfus merger-related charges and the $16 million of additional preferred stock dividends, the dividend payout ratio would have been 33% in 1994. Using the current common stock dividend rate and shares outstanding at December 31, 1995, annual dividend requirements in 1996 for the common and preferred stock are expected to be approximately $340 million. The repurchase of the 4.5 million remaining shares under the 8 million share repurchase plan will reduce the cash requirement for the annual common stock dividend by approximately $10 million.

The parent Corporation's principal sources of cash are interest and dividends from its subsidiaries. The ability of national bank subsidiaries to pay dividends to the parent Corporation is subject to certain limitations, as discussed in note 18 of Notes to Financial Statements. Under the more restrictive limitations, the Corporation's national bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to December 31, 1995, of approximately $175 million, less any dividends declared and plus or minus net profits or losses, as defined, between January 1, 1996, and the date of any such dividend declaration. The national bank subsidiaries declared dividends to the parent Corporation totaling $501 million in 1995,

-------------------------------------------------------------------------------

$366 million in 1994 and $185 million in 1993. Dividends paid to the parent Corporation by nonbank subsidiaries totaled $30 million in 1995, compared with $122 million in 1994 and $116 million in 1993. In addition, Mellon Bank, N.A. returned $300 million of capital to the parent Corporation in 1995, and The Boston Company returned $100 million and $300 million of capital to the parent Corporation in 1994 and 1993, respectively.

Banking regulators have issued additional guidelines that require bank holding companies and subsidiary banks to continuously evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition.

Balance sheet analysis
-------------------------------------------------------------------------------
(average balances in millions)                        1995       1994      1993
-------------------------------------------------------------------------------
ASSETS:
Money market investments                           $ 1,222    $ 1,656   $ 3,821
Trading account securities                             296        380       269
Securities                                           4,922      5,149     4,804
Loans                                               27,321     25,097    21,763
-------------------------------------------------------------------------------
    Total interest-earning assets                   33,761     32,282    30,657
Noninterest-earning assets                           6,927      6,437     5,543
Reserve for credit losses                             (591)      (613)     (565)
-------------------------------------------------------------------------------
    Total assets                                   $40,097    $38,106   $35,635
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
FUNDS SUPPORTING TOTAL ASSETS:
Core funds                                         $30,986    $32,101   $31,430
Wholesale and purchased funds                        9,111      6,005     4,205
-------------------------------------------------------------------------------
    Funds supporting total assets                  $40,097    $38,106   $35,635
-------------------------------------------------------------------------------

The change in the level and mix of the Corporation's average interest-earning assets in 1995, compared with 1994, reflects a higher average level of loans. Average loans increased $2.2 billion while money market investments and securities decreased $434 million and $227 million, respectively. The increase in average loans resulted from a $960 million increase in domestic wholesale loans, an $830 million increase in credit card loans and a $555 million increase in retail loans. The change in the mix of the Corporation's funding in 1995, compared with 1994, reflects the use of wholesale and purchased funds to support loan growth, as well as a decrease in core funds.

Core funds, which are considered to be the most stable sources of funding, are defined principally as money market and other savings deposits, demand deposits, savings certificates, shareholders' equity and notes and debentures with original maturities over one year. Core funds primarily support core assets, which consist of loans, net of the reserve and noninterest-earning assets. Average core assets increased $2.7 billion in 1995 from the prior year, primarily reflecting increased loan levels. Average core funds decreased $1.1 billion in 1995 compared with 1994, primarily reflecting a lower average level of money market and savings deposits and demand deposits. Core funds averaged 92% of core assets in 1995, down from 104% in 1994 and 118% in 1993.

Wholesale and purchased funds are defined as deposits in foreign offices and other time deposits, federal funds purchased and securities under repurchase agreements, short-term bank notes, negotiable certificates of deposit, U.S. Treasury tax and loan demand notes, commercial paper and other funds borrowed. Average wholesale and purchased funds increased $3.1 billion compared with 1994, primarily reflecting an increase in overnight foreign office deposits, short-term bank notes and federal funds purchased and securities under repurchase agreements. As a percentage of average total assets, average wholesale and purchased funds were 23% in 1995, 16% in 1994 and 12% in 1993.

INTEREST RATE SENSITIVITY ANALYSIS
-------------------------------------------------------------------------------

The objective of interest rate risk management is to control the effects that interest rate fluctuations have on net interest revenue and on the net present value of the Corporation's assets, liabilities and off-balance-sheet instruments. The Corporation's Finance Committee is responsible for managing interest rate risk and employing risk management policies that monitor and limit exposure to interest rate risk. Interest rate risk is measured using net interest margin simulation and asset/liability net present value sensitivity analyses. Simulation tools serve as the primary means to gauge interest rate exposure. The net present value sensitivity analysis is the means by which the Corporation's long-term interest rate exposure is evaluated. These methods provide the analysis needed for a full understanding of the range of potential impacts on net interest revenue and portfolio equity caused by interest rate movements.

Modeling techniques that are used to estimate the impact of changes in interest rates on the net interest margin are a more relevant method of measuring interest rate risk than the less sophisticated interest rate sensitivity gap table shown on page 45. Assumptions regarding the replacement of maturing assets and liabilities are made to simulate the impact of future changes in rates and/or changes in balance sheet composition. The effect of changes in future interest rates on the mix of assets and liabilities may cause actual results to differ from simulated results. In addition, certain financial instruments provide customers a certain degree of "optionality." For instance, customers have migrated from lower cost deposit products to higher cost products. Also, customers will refinance mortgages as interest rates decrease. While the Corporation's simulation analysis considers these factors, the extent to which customers utilize the ability to exercise their financial options may cause actual results to differ from the simulation.

The Corporation has established the following guidelines for assuming interest rate risk:

Net interest margin simulation--Given a +/- 200 basis point parallel shift in interest rates, estimated net interest revenue may not decrease by more than 5% for a one-year period.

Portfolio equity simulation--Portfolio equity is the net present value of the Corporation's existing assets, liabilities and off-balance-sheet instruments. Given a +/- 200 basis point parallel shift in interest rates, portfolio equity may not decrease by more than 20% of total shareholders' equity.

The table below illustrates the simulation analysis of the impact of a 100 basis point or 200 basis point upward or downward movement in interest rates on net interest revenue, return on common shareholders' equity and earnings per share. This analysis was done assuming that interest-earning asset levels at December 31, 1995 remained constant, that the level of loan fees remains unchanged, and excludes the impact of interest receipts on nonperforming loans. The impact of the rate movements was developed by simulating the effect of rates changing over a six-month period from the December 31, 1995 levels. The simulated impact of rate changes shown below is compared to 1995 actual results adjusted for the pro forma full-year impact of the credit card securitization.

----------------------------------------------------------------------------------------
INTEREST RATE SENSITIVITY ANALYSIS
                                Movements in interest rates from December 31, 1995 rates
----------------------------------------------------------------------------------------
                                                 Increase                   Decrease
Anticipated impact in the next 12 months      --------------            ----------------
  compared with 1995 actual results:          +100bp  +200bp             -100bp   -200bp
                                              ------------------------------------------
  Net interest revenue increase/(decrease)     4.0%    5.4%                .4%      (1.5)%
  Return on common equity increase/(decrease)  105bp   140bp               11bp      (39)bp
  Earnings per share increase/(decrease)       $.27    $.36               $.03      $(.10)
----------------------------------------------------------------------------------------

The anticipated impact on net interest revenue under the 100 and 200 basis points increase scenarios and the 200 basis point decrease scenario is consistent with the Corporation's asset sensitive gap position. Generally, an asset sensitive gap indicates that rising interest rates could positively affect net interest revenue, and falling rates could negatively affect net interest revenue. The increase in net interest revenue under the 100 basis points decrease scenario primarily results from short-term liabilities repricing more quickly than certain adjustable rate assets.

-------------------------------------------------------------------------------

The interest rate sensitivity gap table on the following page shows the repricing characteristics of the Corporation's interest-earning assets and supporting funds at December 31, 1995. The data are based upon contractual repricing or maturities and, where applicable, management's assumptions as to the estimated repricing characteristics of certain assets and supporting funds.

At December 31, 1995, the Corporation had an asset-sensitive interest rate risk position at the one-year repricing period. Assets and liabilities with similar contractual repricing characteristics, however, may not reprice at the same time or to the same degree. As a result, the Corporation's static interest rate sensitivity gap position does not necessarily predict the impact of changes in general levels of interest rates on net interest revenue.

The measurement of interest rate risk is meaningful only when all related on- and off-balance-sheet items are aggregated and the net positions are identified. Financial instruments that the Corporation uses to manage interest rate sensitivity include: money market assets, U.S. government and federal agency securities, municipal securities, mortgage-backed securities, corporate bonds, interest rate swaps, caps and floors, financial futures and financial options. The cumulative gap at the one-year repricing period, before the utilization of off-balance-sheet instruments, was asset sensitive in the amount of $4.2 billion, or 10.4% of total assets, at December 31, 1995. However, because the Corporation did not want to accept the level of interest rate risk presented by its naturally asset sensitive balance sheet, it entered into interest rate swaps and other off-balance-sheet instruments that resulted in a net reduction of $822 million in this cumulative asset-sensitive position. These instruments reduced the cumulative gap at the one-year repricing period to an asset-sensitive amount of $3.4 billion, or 8.4% of total assets. The Corporation uses off-balance-sheet instruments primarily to convert fixed-rate long-term deposits to variable-rate deposits that generally reprice quarterly. Alternatively, the Corporation could have acquired additional fixed-rate investment securities or other fixed-rate interest-earning assets of approximately $822 million to accomplish this objective. Correspondingly, the Corporation also would have had to acquire a comparable amount of wholesale funds in order to fund these additional interest-earning assets. By using off-balance-sheet instruments to manage interest rate risk, the effect is a smaller, more efficient balance sheet, with a lower wholesale funding requirement and a higher return on assets and net interest margin with a comparable level of net interest revenue and return on common shareholders' equity.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE SENSITIVITY GAP AT DECEMBER 31, 1995
                                                                         Repricing period
                                           ----------------------------------------------------------------------
                                           0-30        31-90       91-180        181-365        1-5        Over 5
(dollar amounts in millions)               days         days         days           days      years         years       Total
------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Money market investments              $   830      $    26       $    4        $    -      $    -       $     -      $   860
  Trading account securities                 62            -            -             -           -             -           62
  Securities                              1,113          247          821           470       1,676         1,105        5,432
  Loans                                  12,034        5,221        2,726         1,883       3,256         2,570       27,690
------------------------------------------------------------------------------------------------------------------------------
      Total interest-earning assets     $14,039      $ 5,494       $3,551        $2,353      $4,932       $ 3,675      $34,044
Funds supporting interest-
  earning assets:
    Interest-bearing deposits           $ 5,412      $ 6,496       $2,792        $1,891      $2,532       $ 3,680      $22,803
    Other borrowed funds                  2,197        1,055          616           330           -           119        4,317
    Notes and debentures (with original
    maturities over one year)                27            -            -             -         636           780        1,443
    Noninterest-bearing liabilities          47           42          225            74           -         5,093        5,481
------------------------------------------------------------------------------------------------------------------------------
      Total funds supporting
      interest-earning assets           $ 7,683      $ 7,593       $3,633        $2,295      $3,168       $ 9,672      $34,044
------------------------------------------------------------------------------------------------------------------------------
      Subtotal                          $ 6,356      $(2,099)      $  (82)       $   58      $1,764       $(5,997)     $     -
------------------------------------------------------------------------------------------------------------------------------

Off-balance-sheet instruments           $(2,193)     $  (417)      $1,060        $  728      $1,068       $  (246)     $     -
------------------------------------------------------------------------------------------------------------------------------

Interest rate sensitivity gap           $ 4,163      $(2,516)      $  978        $  786      $2,832       $(6,243)     $     -
------------------------------------------------------------------------------------------------------------------------------
Cumulative gap                          $ 4,163      $ 1,647       $2,625        $3,411      $6,243       $     -      $     -
------------------------------------------------------------------------------------------------------------------------------
Cumulative gap as a percentage
of total assets                            10.2%         4.1%         6.5%          8.4%       15.4%
------------------------------------------------------------------------------------------------------------------------------

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

Managing interest rate risk with off-balance-sheet instruments

The Corporation uses off-balance-sheet instruments, primarily interest rate swaps, in managing its overall interest rate exposure. By policy, the Corporation will not implement any new off-balance-sheet activity that, when aggregated into the total Corporate interest rate exposure, would cause the Corporation to exceed the interest rate risk limits outlined on page 43. The following off-balance-sheet instruments have been approved by the Corporation for managing the overall Corporate interest rate exposure: interest rate swaps; caps and floors; financial futures; forward rate agreements; and financial options. Their usage for speculative purposes is not permitted outside of those areas designated as trading and controlled with specific authorizations and limits. These instruments provide the Corporation flexibility in adjusting its interest rate risk position without exposure to principal risk and funding requirements. The Corporation primarily uses non-leveraged generic and index amortizing swaps in order to accomplish its objectives. Generic swaps involve the exchange of fixed and variable interest rates based on underlying contractual notional amounts. Index amortizing swaps involve the exchange of fixed and variable interest rates; however, their notional amount and maturities vary based on certain underlying indices. The use of financial futures and option contracts is permitted provided that: the transactions occur in a market with a size that ensures sufficient liquidity; the contract is traded on an approved exchange or, in the case of over-the-counter option contracts, is transacted with a credit-approved counterparty; and that the types of contracts have been authorized for use by the Board of Directors and the Finance Committee. The Corporation's off-balance-sheet instruments used to manage its interest rate risk are shown in the table on the following page.
For a further discussion of these contracts, see note 20 of Notes to Financial Statements.

--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
MATURITIES OF OFF-BALANCE-SHEET INSTRUMENTS USED TO MANAGE INTEREST RATE RISK AT DECEMBER 31, 1995
                                                                                                                          Total at
                                                                                                                          Dec. 31,
(notional amounts in millions)              1996           1997         1998          1999         2000         2001+         1995
----------------------------------------------------------------------------------------------------------------------------------
Receive fixed/pay floating
  generic swaps: (a)
    Notional amount                       $  267         $  160         $ 15        $2,125         $  -          $400       $2,967
    Weighted average rate:
      Receive                               5.34%          6.36%        5.22%         5.29%           -          6.32%        5.49%
      Pay                                   5.87%          5.90%        5.88%         6.09%           -          5.81%        6.02%

Receive fixed/pay floating
  indexed amortizing swaps: (b)
    Notional value                        $1,637         $  428         $481        $  116         $ 60          $ 63       $2,785
    Weighted average rate:
      Receive                               4.91%          6.89%        7.15%         7.10%        7.10%         7.10%        5.79%
      Pay                                   5.90%          5.94%        5.94%         5.94%        5.94%         5.94%        5.92%

Pay fixed/receive floating
  generic swaps: (a)
    Notional amount                       $   20         $2,128         $ 30        $   15         $ 12          $ 10       $2,215
    Weighted average rate:
      Receive                               6.01%          6.09%        3.74%         6.10%        5.88%         5.80%        6.06%
      Pay                                   9.44%          4.75%        5.62%         6.48%        6.11%         6.49%        4.83%

Other products (c)                        $  526         $  100         $  4        $    2         $ 88          $ 15       $  735
----------------------------------------------------------------------------------------------------------------------------------

    Total notional amount                 $2,450         $2,816         $530        $2,258         $160          $488       $8,702
----------------------------------------------------------------------------------------------------------------------------------

(a) Generic swaps' notional amounts and lives are not based upon interest rate indices.

(b) Amortizing swaps' notional amounts and lives change based upon certain interest rate indices. Generally, as rates fall, the notional amounts decline more rapidly and, as rates increase, notional amounts decline more slowly.

(c) Average rates are not meaningful for these products.

--------------------------------------------------------------------------------

The gross notional amount of off-balance-sheet instruments used to manage the Corporation's interest rate risk was $8.7 billion at December 31, 1995, a decrease of $2.6 billion from December 31, 1994. The reduction in these instruments resulted from maturities. The flat yield curve in 1995 enabled the Corporation to reduce the usage of interest rate swaps. This gross notional amount, which is presented in the table on the previous page, must be viewed in the context of the Corporation's overall interest rate risk management activities in order to assess its impact on the net interest margin. As discussed on page 44, these off-balance-sheet instruments modified the Corporation's asset-sensitive position, including the modification of the cumulative asset-sensitive position at the one-year repricing period, of $4.2 billion, before the utilization of these instruments, to a cumulative one-year asset-sensitive position of $3.4 billion at December 31, 1995.

The following table presents the gross notional amounts of off-balance-sheet instruments used to manage interest rate risk, identified by the underlying interest rate sensitive instruments.


--------------------------------------------------------------------------------
                                                                   December 31,
(in millions)                                                    1995       1994
--------------------------------------------------------------------------------
Instruments associated with deposits                           $6,500    $ 9,436
Instruments associated with other liabilities                     670        420
Instruments associated with loans                               1,532      1,478
--------------------------------------------------------------------------------
     Total notional amount                                     $8,702    $11,334
--------------------------------------------------------------------------------

The Corporation entered into these off-balance-sheet instruments to neutralize the natural interest rate risk embedded in its assets and liabilities. The interest received and interest paid are recorded on an accrual basis in interest revenue and interest expense associated with the underlying assets and liabilities. The net differential resulted in interest expense of $2 million in 1995, compared with interest revenue of $117 million and $201 million in 1994 and 1993, respectively. The lower net interest revenue impact in 1995, compared with 1994 and 1993, resulted from the effect of higher average interest rates in 1995. The Corporation's analysis using interest rates at December 31, 1995, indicate that off-balance-sheet instruments will have a positive impact of more than $30 million on the net interest margin in 1996.

The graph on the following page demonstrates the reduction in volatility of the net interest margin with the use of off-balance-sheet products. The net interest margin without the use of off-balance-sheet instruments would have fluctuated approximately 120 basis points from the second quarter of 1993 to the first quarter of 1995, while the net interest margin including the use of off-balance-sheet instruments fluctuated approximately 60 basis points during the same period.

The Corporation did not terminate any interest rate agreements used for interest rate risk management purposes in 1995. Terminations of interest rate swaps in 1994 resulted in the amortization of less than $1 million of net deferred gains into net interest revenue in 1995. These gains were amortized over the remaining period of the original hedge, which was less than one year.

The estimated unrealized fair value of the Corporation's interest rate management off-balance-sheet instruments at December 31, 1995, was a positive $30 million, compared to a negative $344 million at December 31, 1994. This improvement was consistent with lower interest rates at December 31, 1995, compared with the prior year-end, which had the corresponding effect of decreasing the fair value of on-balance-sheet core deposits. These values should be viewed in the context of the overall financial structure of the Corporation, including the aggregate net position of all on-and off-balance-sheet instruments. As more fully discussed in note 20 of Notes to Financial Statements, credit risk associated with off-balance-sheet instrument positions represents the aggregate replacement cost of contracts in a gain position. At December 31, 1995 and 1994, the amount of credit exposure associated with interest rate risk management instruments was $55 million and $10 million, respectively.

--------------------------------------------------------------------------------

At this point in the 1995 Annual Report there appears a line graph as set out in the following table.

                          Trend of Net Interest Margin

                             With                   Excluding
                       off-balance-sheet        off-balance-sheet
                          instruments              instruments
                       -----------------        -----------------
1st qtr 1993                 4.65%                    3.95%
2nd qtr 1993                 4.30%                    3.60%
3rd qtr 1993                 4.25%                    3.59%
4th qtr 1993                 4.39%                    3.75%
1st qtr 1994                 4.70%                    4.12%
2nd qtr 1994                 4.63%                    4.15%
3rd qtr 1994                 4.66%                    4.41%
4th qtr 1994                 4.85%                    4.70%
1st qtr 1995                 4.80%                    4.79%
2nd qtr 1995                 4.69%                    4.73%
3rd qtr 1995                 4.56%                    4.56%
4th qtr 1995                 4.43%                    4.41%


Off-balance-sheet instruments used for trading activities

The Corporation offers off-balance-sheet financial instruments, primarily foreign exchange contracts, currency and interest rate option contracts, interest rate swaps and interest rate caps and floors, to enable customers to meet their financing objectives and to manage their interest- and currency-rate risk. Supplying these instruments provides the Corporation with fee revenue. The Corporation also uses such instruments, as well as futures and forward contracts, in connection with its proprietary trading account activities. All of these instruments are carried at market value with realized and unrealized gains and losses included in foreign currency and securities trading revenue. In 1995, the Corporation recorded $87 million of fee revenue from these activities, primarily from foreign exchange contracts entered into on behalf of customers, compared with $72 million in 1994. The total notional values of these contracts were $33 billion at December 31, 1995 and $34 billion at December 31, 1994, and are included on the off-balance-sheet instruments used for trading activities table on page 87 in note 20 of Notes to Financial Statements. Total credit risk of contracts used for trading activities was $389 million at December 31, 1995 and $281 million at December 31, 1994.

The Corporation has established trading limits and related monitoring procedures to control trading risk. These limits are reviewed and approved by the Office of the Chairman and the Executive Committee of the Board of Directors. All limits are monitored for compliance by departmental compliance staff and by the Corporation's Internal Audit department. Exceptions to limits are reported to the Office of the Chairman and, in certain instances, to the Audit Committee of the Board of Directors.

The financial risk associated with trading positions is managed by assigning position limits and stop loss guidance amounts to individual activities. Position limits are assigned to each family of financial instruments eligible for trading such that the aggregate value at risk in these activities at any point in time will not exceed a specified limit given a significant market movement. The extent of market movement deemed to be significant is based upon an analysis of the historical volatility of individual instruments that would cover 95% of likely daily market movements. Using the Corporation's methodology, which considers such factors as changes in interest rates, spreads and options volatility, the aggregate value at risk for trading activities was less than $1 million at December 31, 1995.

--------------------------------------------------------------------------------

Trading activities are limited to products and markets in which liquidity is sufficient to allow positions to be closed quickly and without adversely affecting market prices, which limits loss potential below that assumed for a full-day adverse movement. Loss potential is further constrained in that it is highly unusual for all trading areas to be exposed to maximum limits at the same time and extremely rare for significant adverse market movements to occur in all markets simultaneously. Stop loss guidance is used when a certain threshold of loss is sustained. If stop loss guidance amounts are approached, open positions are liquidated to avoid further risk to earnings. The use of both stop loss guidance and position limits reduces the likelihood that potential trading losses would reach imprudent levels in relation to earnings capability.

CREDIT RISK
--------------------------------------------------------------------------------

Credit risk exists in financial instruments that are both on and off the balance sheet. Financial instruments such as loans and leases are on the balance sheet. Off-balance-sheet credit exposures include loan commitments, standby letters of credit and the credit risk associated with financial instruments used to manage interest rate risk and used for trading activities.

The objective of the credit risk management process is to reduce the risk of loss if a customer fails to perform according to the terms of a transaction. Essential to this process are stringent underwriting of new loan commitments, active monitoring of all loan portfolios and the early identification of potential problems and their prompt resolution. The Corporation establishes internal ownership, responsibility and accountability for all aspects of asset quality. Notwithstanding this process, however, asset quality is dependent in large part upon local, national, international and industry segment economic conditions that are beyond the Corporation's control.

Management maintains a comprehensive centralized process through which the Corporation establishes exposure limits, extends new loans, monitors credit quality, actively manages problem credits and disposes of nonperforming assets. To help ensure adherence to the Corporation's credit policies, senior department credit officers report to both the Corporation's chief risk and credit officer and the head of each respective lending department. The responsibilities of these senior credit officers include all aspects of the credit process except credit review, credit recovery and aggregate portfolio management, which are centralized at the corporate level.

The Corporation manages credit risk by maintaining a well-diversified credit portfolio and by adhering to its written credit policies, which specify general underwriting criteria as well as underwriting standards for specific industries and control credit exposure by borrower, degree of risk, industry and country. These measures are adopted by the Credit Policy Committee and are regularly updated to reflect the committee's evaluation of developments in economic, political and operating environments that could affect lending risks. The Corporation may adjust credit exposure to individual industries or customers through loan sales, syndications, participations and the use of master netting agreements when the Corporation has more than one transaction outstanding with the same customer.

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

The Corporation continually assesses the quality of its consumer and commercial credit facilities, and assigns a numerical quality rating to substantially all extensions of credit in its commercial, real estate and international portfolios. Lending officers have the primary responsibility for monitoring their portfolios, identifying emerging problem loans and recommending changes in quality ratings. To anticipate or detect problems that may result from economic downturns or deteriorating conditions in certain markets, lending units and credit management use a process designed to identify potential

-------------------------------------------------------------------------------
credit problems, both for specific customers and for industries that could be affected by adverse market or economic conditions. When signs of credit deterioration are detected, credit recovery or other specialists become involved to minimize the Corporation's exposure to potential future credit losses. The Credit Review department provides an independent assessment of credit ratings, credit quality and the credit management process.

For a further discussion of the credit risk associated with off-balance-sheet financial instruments, see the discussions of the various financial instruments in note 20 of Notes to Financial Statements.

COMPOSITION OF LOAN PORTFOLIO AT YEAR-END
-------------------------------------------------------------------------------
The $957 million increase in the loan portfolio in 1995 resulted from increased loan demand, partially offset by the $950 million credit card securitization and the transfer of $193 million of CornerStone(sm) credit card loans to an accelerated resolution portfolio. Loan growth in 1995 reflects a $954 million increase in commercial and financial loans and a $280 million increase in consumer mortgages, partially offset by a $457 million decrease in credit card loans. At December 31, 1995, the composition of the loan portfolio was 51% commercial and 49% consumer.

--------------------------------------------------------------------------------------------------------------------------------
                                                                             December 31,
(in millions)                                    1995(a)          1994(a)         1993(a)              1992(a)              1991
--------------------------------------------------------------------------------------------------------------------------------
DOMESTIC LOANS
Commercial and financial                      $10,969(b)       $10,015         $ 9,091              $ 8,115              $ 8,270
Commercial real estate                          1,532(c)         1,624           1,721                1,861                1,976
Consumer credit:
  Consumer mortgage                             8,960            8,680           8,191                4,282                3,302
  Credit card                                   1,924            2,381           1,441                1,361                1,216
  Other consumer credit                         2,612            2,455           2,372                2,258                2,292
--------------------------------------------------------------------------------------------------------------------------------
    Total consumer credit                      13,496           13,516          12,004                7,901                6,810
Lease finance assets                              830              815             718                  650                  658
--------------------------------------------------------------------------------------------------------------------------------
    Total domestic loans                       26,827           25,970          23,534               18,527               17,714
INTERNATIONAL LOANS                               863              763             950                1,434                1,395
--------------------------------------------------------------------------------------------------------------------------------
    Total loans, net of unearned discount     $27,690          $26,733         $24,484              $19,961              $19,109
--------------------------------------------------------------------------------------------------------------------------------

(a) Excludes segregated assets.

(b) Includes $21 million of loans subject to the FDIC loss sharing arrangement.

(c) Includes $109 million of loans subject to the FDIC loss sharing arrangement.

Note: There were no concentrations of loans to borrowers engaged in similar activities, other than those shown in this table, that exceeded 10% of total loans at year-end.

Commercial and financial

The domestic commercial and financial loan portfolio primarily consists of loans to corporate borrowers in the manufacturing, service, energy, communications, wholesale and retail trade, public utilities and financial services industries. Numerous risk factors impact this portfolio, including industry specific risks such as the economy, new technology, labor rates and cyclicality, as well as customer specific factors such as cash flow, financial structure, operating controls and asset quality. The Corporation diversifies risk within this portfolio by closely monitoring industry concentrations and portfolios to ensure that it does not exceed established lending guidelines. Diversification is intended to limit the risk of loss from any single unexpected economic event or trend. Total domestic commercial and financial loans increased by $954 million, or 10%, during 1995, primarily as a result of increases of $270 million in wholesale money market loans, $235 million in corporate banking and $195 million in middle market lending. Commercial and financial loans represented 40% of the total loan portfolio at December 31, 1995 and 37% at December 31,1994. At year-end 1995, nonperforming domestic commercial and financial loans and leases were .55% of total domestic commercial and financial loans and leases, compared with .60% at December 31, 1994. This ratio has been less than 1% for the last 11 quarters.

-------------------------------------------------------------------------------
Commercial real estate

The Corporation's $1.532 billion domestic commercial real estate loan portfolio consists of commercial mortgages, which generally are secured by nonresidential and multi-family residential properties, and commercial construction loans generally with maturities of 60 months or less. Also included in this portfolio are loans that are secured by owner-occupied real estate, but made for purposes other than the construction or purchase of real estate. The commercial real estate loan portfolio includes $109 million of loans acquired in the December 1992 Meritor retail office acquisition that are subject to a five-year 95% loss sharing arrangement with the FDIC. Commercial real estate loans carry many of the same customer and industry risks as the commercial and financial portfolio, as well as contractor/subcontractor performance risk in the case of commercial construction loans and cash flow risk based on project economics. Domestic commercial real estate loans decreased by $92 million, or 6%, at December 31, 1995, compared with December 31, 1994. The decrease primarily was a result of paydowns and transfers to OREO partially offset by new loan originations in 1995. Domestic commercial real estate loans were 6% of total loans at December 31, 1995 and 1994. Nonperforming commercial real estate loans were 2.55% of total domestic commercial real estate loans at December 31, 1995, compared with 1.73% at December 31, 1994.

Consumer mortgage

The consumer mortgage portfolio primarily includes jumbo residential mortgages, traditional one-to-four family residential mortgages, home equity loans and personal loans secured by residential properties. At December 31, 1995, this portfolio grew to $8,960 million, from $8,680 million at the prior year end. The $280 million increase in this portfolio from year-end 1994 primarily reflected a $345 million increase in residential mortgage loans held in the residential warehouse portfolio, a $155 million increase in home equity loans and a $130 million increase in personal loans secured by residential properties, partially offset by a $350 million decrease in jumbo residential mortgages.

Jumbo residential mortgages, which totaled $3.9 billion at year-end 1995, are variable rate mortgages that range from $250,000 to $3 million. The $350 million decrease from December 31, 1994, resulted from loan sales and accelerated prepayments. Risks involved in holding jumbo mortgages include less liquidity than a traditional one-to-four family residential mortgage portfolio and increased exposure on an individual loan basis. The Corporation attempts to control these risks by requiring more stringent loan-to-value ratios and higher liquidity and cash flow requirements for each borrower. At December 31, 1995, the geographic distribution of the jumbo mortgages was as follows: 30% in the Mid-Atlantic region; 29% in New England; 25% in California; and 16% in other areas.

Fueled by low interest rates in 1995, the Corporation's one-to-four family residential mortgages increased approximately $345 million, to $2.3 billion at December 31, 1995, from the prior year end. This increase primarily resulted from growth in the residential warehouse portfolio. Home equity loans increased approximately $155 million to $1.6 billion, and personal loans secured by residential properties increased approximately $130 million to $1.2 billion at December 31, 1995. Risks on these three portfolios are limited to payment and collateral risk and are primarily driven by regional economic factors. Nonperforming consumer mortgages were .68% of total consumer mortgages at December 31, 1995, compared with .64% at December 31, 1994.

Credit card

At December 31, 1995, credit card loans totaled $1,924 million, a $457 million decrease from December 31, 1994. The decrease in credit card loans resulted from the $950 million securitization of credit card receivables and the transfer of $193 million of CornerStone(sm) credit card loans to an accelerated resolution portfolio, both discussed below. Excluding the securitization and the creation of the accelerated resolution portfolio, credit card loans increased $686 million, or 29%, compared with the prior year-end. This increase resulted from growth in the existing portfolio and portfolio acquisitions.

-------------------------------------------------------------------------------

The primary risk associated with credit card loans is that these loans are unsecured and are solely dependent upon the credit-worthiness of the borrower. The Corporation monitors this risk using both internal and external statistical models. In addition to these models, the Corporation monitors factors such as portfolio growth, lending policies and economic conditions. Underwriting standards are continually evaluated and modified based upon these factors. Credit card loans are charged off after reaching 180 days delinquent and as such are not placed on nonperforming status prior to charge-off. The ratio of credit card loans 90 days or more past- due to total credit card loans was .66% at December 31, 1995, compared with 1.35% at December 31, 1994.

Securitization of credit card receivables

The Corporation securitized nearly one-third, or $950 million, of credit card receivables in late November 1995. The securitization and sale of credit card receivables is an effective way to diversify funding sources and manage the balance sheet. The Corporation continues to service the securitized receivables. The effect of the securitization is shown in the table on page 35.

Assets held for accelerated resolution

In December 1995, the Corporation segregated $193 million of CornerStone(sm) credit card loans, which have a history of delinquency, into an accelerated resolution portfolio. CornerStone(sm) outstandings were $845 million at that time, compared with $880 million at June 30, 1995 and $725 million at year-end 1994. In connection with this transfer, the Corporation evaluated the carrying value of these loans and recorded a credit loss of $106 million to reflect an estimated net realizable value of $87 million. Interest and principal receipts, fees and loan loss recoveries on loans in this portfolio are applied to reduce the carrying value of this portfolio, which totaled $82 million at December 31, 1995. No revenue will be recorded on this portfolio until the net carrying value is recovered. This portfolio is in other assets on the Corporation's balance sheet.

Other consumer credit

Other consumer credit, which principally consists of installment loans, unsecured personal credit lines and student loans, increased by $157 million, or 6%, from year-end 1994. This increase primarily reflected growth in the student loan portfolio. Other consumer credit loans are both secured and unsecured and, in the case of student loans, are government guaranteed.

Other loans

Loans to international borrowers increased to $863 million at December 31, 1995, from $763 million at year-end 1994. The Corporation's international lending strategy centers around establishing relationships with large foreign firms that are multinational in nature but also carry a significant U.S. presence. Lease finance assets increased to $830 million, up from $815 million at year-end 1994.

NONPERFORMING ASSETS
-------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------
                                                                           December 31,
(dollar amounts in millions)                               1995 (a)     1994 (a)      1993 (a)       1992 (a)      1991
-----------------------------------------------------------------------------------------------------------------------
Nonperforming loans                                        $167         $151          $202           $334          $528
Acquired property, net of the OREO reserve                   69           88           139            261           405
------------------------------------------------------------------------------------------------------------------------
   Total nonperforming assets                              $236         $239          $341           $595          $933
------------------------------------------------------------------------------------------------------------------------
Nonperforming loans as a percentage of total loans          .60%         .56%          .83%          1.67%         2.77%
Total nonperforming assets as a percentage of total loans
  and net acquired property                                 .85%         .89%         1.39%          2.94%         4.78%
------------------------------------------------------------------------------------------------------------------------

(a)Excludes segregated assets.

Nonperforming assets is a term used to describe assets on which revenue recognition has been discontinued or is restricted. Nonperforming assets include both nonperforming loans and acquired property, primarily OREO acquired in connection with the collection effort on loans. Nonperforming assets do not include the segregated assets acquired in the December 1992 Meritor retail office acquisition. Nonperforming loans include both nonaccrual and "troubled debt" restructured loans. Past-due commercial loans are those that are contractually past due 90 days or more but are not on nonaccrual status because they are well-secured and in the process of collection. Past-due consumer loans, excluding consumer mortgages, are generally not classified as nonaccrual, but are charged off on a formula basis upon reaching various stages of delinquency. Additional information regarding the Corporation's practices for placing assets on nonaccrual status is presented in note 1 of Notes to Financial Statements.

Nonperforming assets have decreased for four consecutive years and are at their lowest level since 1982. At December 31, 1995, nonperforming assets totaled $236 million, a $3 million decrease from 1994, reflecting a decrease in acquired property that was primarily offset by an increase in nonperforming loans. The tables on pages 54 and 55 show the factors that affected the change in the levels of nonperforming loans and acquired property. The ratio of nonperforming assets to total loans and net acquired property at December 31, 1995, was .85%, compared with .89% at year-end 1994. This ratio, which can be expected to vary over time with changes in the economy, has been lower than 1% for six consecutive quarters.

In 1995, the Corporation adopted Financial Accounting Standards Board Statement
(FAS) No. 114, "Accounting by Creditors for Impairment of a Loan," and FAS No. 118, "Accounting by Creditors for Impairment of a Loan - - Income Recognition and Disclosure." See note 1 of Notes to Financial Statements for a further discussion of FAS Nos. 114 and 118. A loan is considered impaired when, based upon current information and events, it is probable that the Corporation will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. At December 31, 1995, the Corporation's impaired loans totaled $167 million, which was equal to the nonperforming loans total. Included in these impaired loans were $59 million, which had a related impairment reserve of $22 million, and $108 million that did not have a related reserve as a result of interest payments applied to reduce principal or credit losses previously taken on these loans. Average impaired loans during 1995 were $175 million. During the year, the Corporation recognized $13 million of interest revenue on impaired loans, all of which was recognized using the cash basis method of income recognition.

--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS                                                                        December 31,
(dollar amounts in millions)                                     1995(a)         1994(a)         1993(a)       1992(a)        1991
----------------------------------------------------------------------------------------------------------------------------------
Domestic nonaccrual loans:
  Commercial and financial                                       $ 65            $ 61            $ 37          $109           $129
  Commercial real estate                                           29              25              75           172            353
  Consumer credit:
    Consumer mortgage                                              61              56              61            29             13
    Other consumer credit                                           2               -               4             1              1
----------------------------------------------------------------------------------------------------------------------------------
    Total domestic nonaccrual loans                               157             142             177           311            496
International nonaccrual loans                                      -               1               7             8             32
----------------------------------------------------------------------------------------------------------------------------------
    Total nonaccrual loans                                        157             143             184           319            528
----------------------------------------------------------------------------------------------------------------------------------
Domestic restructured loans:
  Commercial and financial                                          -               5               4             -              -
  Commercial real estate                                           10               3              14            15              -
----------------------------------------------------------------------------------------------------------------------------------
    Total domestic restructured loans                              10               8              18            15              -
----------------------------------------------------------------------------------------------------------------------------------
Total nonperforming loans:
  Domestic                                                        167             150             195           326            496
  International                                                     -               1               7             8             32
----------------------------------------------------------------------------------------------------------------------------------
    Total nonperforming loans(b)                                  167             151             202           334            528
----------------------------------------------------------------------------------------------------------------------------------
Acquired property:
  Real estate acquired                                             87             116             175           250            385
  Reserve for real estate acquired                                (18)            (29)            (37)          (10)           (21)
----------------------------------------------------------------------------------------------------------------------------------
    Net real estate acquired                                       69              87             138           240            364
  Other assets acquired                                             -               1               1            21             41
----------------------------------------------------------------------------------------------------------------------------------
    Total acquired property                                        69              88             139           261            405
----------------------------------------------------------------------------------------------------------------------------------
    Total nonperforming assets                                   $236            $239            $341          $595           $933
----------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans as a percentage of respective loan
  portfolio segments:
    Domestic commercial and financial loans and leases            .55%            .60%            .41%         1.25%          1.44%
    Domestic commercial real estate loans                        2.55            1.73            5.17         10.03          17.87
    Domestic consumer mortgage loans                              .68             .64             .75           .68            .40
       Total loans                                                .60             .56             .83          1.67           2.77
Nonperforming assets as a percentage of
  total loans and net acquired property                           .85             .89            1.39          2.94           4.78
----------------------------------------------------------------------------------------------------------------------------------

(a) Excludes segregated assets.

(b) Includes $81 million, $58 million, $74 million, $187 million and $278 million, respectively, of loans with both principal and interest less than 90 days past due but placed on nonaccrual status by management discretion.

----------------------------------------------------------------------------------------------------------------------------------
CHANGE IN NONPERFORMING LOANS (a)                              Domestic
                                               ---------------------------------------                                  Total
                                               Commercial      Commercial     Consumer                             ---------------
(in millions)                                 & Financial     Real Estate       Credit        International        1995       1994
----------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans at beginning of year         $ 66            $ 28           $ 56               $ 1             $151       $202
  Acquired from Glendale Bancorporation             -               -              -                 -                -         13
    Additions                                      92              43             51                 -              186        205
    Payments (b)                                  (49)            (16)           (18)               (1)             (84)      (124)
    Returned to accrual status                    (31)             (4)           (11)                -              (46)       (72)
    Credit losses                                 (12)             (7)            (7)                -              (26)       (64)
    Transfers to acquired property                 (1)             (5)            (8)                -              (14)        (9)
----------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans at end of year               $ 65            $ 39           $ 63               $ -             $167       $151
----------------------------------------------------------------------------------------------------------------------------------

(a) Excludes segregated assets.

(b) Includes interest applied to principal and sales.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
ADDITIONAL NONPERFORMING LOAN DATA (a)                             December 31,
(dollars in millions)                                             1995     1994
-------------------------------------------------------------------------------
Book balance                                                      $167     $151
Contractual balance of nonperforming loans                         202      214
Book balance as a percentage of contractual balance                 83%      70%
Full-year interest receipts applied to reduce principal           $  2     $  6
Full-year interest receipts recognized in interest revenue          13       14
-------------------------------------------------------------------------------

(a) Excludes segregated assets.

Acquired property consists of OREO and other assets acquired in connection with loan settlements. Acquired property totaled $69 million at December 31, 1995, down $19 million compared with year-end 1994. The decrease resulted from sales.

-------------------------------------------------------------------------------
CHANGE IN ACQUIRED PROPERTY                                        December 31,
(in millions)                                                     1995     1994
-------------------------------------------------------------------------------
OREO at beginning of year, net of the OREO reserve                $ 87     $138
  OREO acquired from Glendale Bancorporation                         -        3
  Foreclosures                                                      22       14
  Sales                                                            (36)     (61)
  Write-downs, credit losses, OREO provision and other              (4)      (7)
-------------------------------------------------------------------------------
OREO at end of year, net of the OREO reserve                        69       87
Other acquired assets                                                -        1
-------------------------------------------------------------------------------
Total acquired property, net of the OREO reserve (a)              $ 69     $ 88
-------------------------------------------------------------------------------

(a) Excludes segregated assets.

The Corporation recognizes any estimated potential decline in the value of OREO between appraisal dates on a property-by-property basis through periodic additions to the OREO reserve. Write-downs charged against this reserve are taken when OREO is sold at a loss or upon the receipt of appraisals which indicate a deterioration in the fair value of the property. Activity in the Corporation's OREO reserve for 1995, 1994 and 1993 is presented in the table below.

-------------------------------------------------------------------------------
RESERVE FOR REAL ESTATE ACQUIRED (OREO RESERVE)
(in millions)                                           1995      1994     1993
-------------------------------------------------------------------------------
Beginning balance                                        $29      $ 37     $ 10
Write-downs on real estate acquired                       (3)       (8)     (27)
Provision                                                 (8)        -       54
-------------------------------------------------------------------------------
Ending balance                                           $18      $ 29     $ 37
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
FOREGONE INTEREST ON NONPERFORMING LOANS         Year ended December 31,
(in millions)                       1995      1994      1993      1992     1991
-------------------------------------------------------------------------------
Contractual interest due             $15       $15       $21       $32      $58
Interest revenue recognized            5         3         7        13       10
-------------------------------------------------------------------------------
  Interest revenue foregone          $10       $12       $14       $19      $48
-------------------------------------------------------------------------------

Note: This table includes interest revenue foregone on loans that were nonperforming at the end of each year. Interest receipts that the Corporation applied, for accounting purposes, to reduce principal balances of nonaccrual loans are included in contractual interest due, but not in interest revenue recognized.

-------------------------------------------------------------------------------

The following table presents the amount of loans that were 90 days or more past due as to principal or interest that are not classified as nonperforming.

-------------------------------------------------------------------------------
PAST-DUE LOANS                                        December 31,
(dollar amounts in millions)            1995     1994     1993    1992     1991
-------------------------------------------------------------------------------
 Domestic loans:
 Consumer:
   Mortgages                             $34     $ 27      $25       -        -
     Ratio (a)                           .38%     .31%     .30%
   Credit card (b)                        13       32       15       -        -
     Ratio (a)                           .66%    1.35%    1.04%
   Student - Government guaranteed        44       36       37       -        -
     Ratio (a)                          3.11%    2.71%    3.26%
   Other consumer                          1        1        1       -        -
     Ratio (a)                           .09%     .07%     .09%
-------------------------------------------------------------------------------
       Total Consumer                    $92     $ 96      $78     $96 (c)  $67 (c)
         Ratio (a)                       .68%     .71%     .65%   1.22%     .98%
 Commercial                                6       10        6       1        2
-------------------------------------------------------------------------------
   Total domestic loans                   98      106       84      97       69
 International loans                       -        -        -       -        6
-------------------------------------------------------------------------------
   Total past-due loans                  $98     $106      $84     $97      $75
-------------------------------------------------------------------------------

(a) 90 days past-due as a percentage of year-end loan balances.

(b) 1995 excludes past-due CornerStone(sm) credit cards loans included in the accelerated resolution portfolio.

(c) Details by loan type not available for 1992 and 1991.

RESERVE FOR CREDIT LOSSES AND REVIEW OF NET CREDIT LOSSES
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
(Dollar amounts in millions)                                       1995      1994       1993        1992        1991
--------------------------------------------------------------------------------------------------------------------
Reserve for credit losses at year-end                              $471 (a)  $607 (a)    $600 (a)   $506 (a)    $596
Reserve as a percentage of:
    Total loans                                                    1.70%     2.27%       2.45%      2.54%       3.12%
    Nonperforming loans                                             282       403         297        152         113
Net credit losses as a
  percentage of average loans                                       .91 (b)   .27         .64       1.52        1.24
--------------------------------------------------------------------------------------------------------------------

(a) Excludes reserve for segregated assets.
(b) The ratio of net credit losses, excluding credit losses on assets held for accelerated resolution, to average loans was .53% in 1995.

The reserve for credit losses was $471 million at December 31, 1995, or 1.70% of total loans, compared with $607 million, or 2.27% of total loans at December 31, 1994. The decrease in the reserve for credit losses from December 31, 1994, primarily resulted from credit losses taken on $193 million of CornerStone(sm) credit card loans that were transferred to the accelerated resolution portfolio in December 1995. In connection with this transfer, the Corporation evaluated the carrying value of these loans, which have a history of delinquency, and recorded a credit loss of $106 million to reflect the estimated net realizable value.

The Corporation maintains a credit loss reserve that, in management's judgment, is adequate to absorb future losses inherent in the loan portfolio. Management reviews the adequacy of the reserve at least quarterly. For analytical purposes, the reserve methodology estimates loss potential in both the commercial and consumer loan portfolios. This methodology includes an evaluation of loss potential on individual problem credits, as well as a portfolio review of market concentrations, changing business trends, industry risks, and current and anticipated specific and general economic factors that may adversely affect collectability. Other factors considered in determining the level of the reserve include: trends in portfolio volume, quality, maturity and composition; historical loss experience; lending policies; new products; the status and amount of nonperforming and past-due loans and adequacy of collateral. In addition, management assesses volatile factors such as interest rates and real estate market conditions that may significantly alter loss potential. The loss reserve methodology also provides for a portion of the reserve to act as an additional buffer against credit quality deterioration or risk of estimation error. Although the determination of the adequacy of the reserve is based upon these factors, the reserve is not specifically associated with individual loans or portfolio segments.

The ratio of the loan loss reserve to nonperforming loans at December 31, 1995, was 282%, compared with 403% at December 31, 1994. This ratio is not the result of a target or objective, but rather is an outcome of two interrelated but separate processes: the establishment of an appropriate loan loss reserve level for the portfolio as a whole, including but not limited to the nonperforming component in the portfolio; and the classification of certain assets as nonperforming in accordance with established accounting, regulatory and management policies. The ratio can vary significantly over time as the credit quality characteristics of the entire loan portfolio change. This ratio can also vary with shifts in portfolio mix. The decrease in this ratio from December 31, 1994, primarily resulted from credit losses recorded on the CornerStone(sm) credit card product.

Net credit losses totaled $249 million in 1995, an increase of $182 million from 1994. This increase resulted from the high level of net credit card losses during the year, including $196 million related to the CornerStone(sm) credit card, a $190 million increase from 1994. The Corporation expects a significant reduction in net credit card losses in 1996 as a result of the actions taken on the delinquent portion of the CornerStone(sm) portfolio as well as the securitization of the $950 million of credit card loans. Partially offsetting net credit card losses were lower commercial real estate net credit losses in 1995. The level of credit losses and recoveries relative to outstanding loans can vary from period to period as a result of the size and number of individual credits that may require charge off, and the effects of changing economic conditions.

-------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
CREDIT LOSS RESERVE ACTIVITY
(in millions)                                        1995               1994              1993               1992             1991
----------------------------------------------------------------------------------------------------------------------------------
Reserve at beginning of year                        $ 607              $ 600             $ 506              $ 596            $ 525
Net change in reserves from
  acquisitions and divestitures                         8                  4               108                  2               50
Credit losses:
  Domestic:
    Commercial and financial                          (14)               (42)              (54)               (70)             (65)
    Commercial real estate                             (8)               (16)              (74)              (161)             (85)
    Consumer credit:
      Credit cards                                   (167)(a)            (61)              (46)               (49)             (41)
      Consumer mortgage                                (6)               (11)              (13)                (7)              (2)
      Other consumer credit                           (19)               (17)              (22)               (24)             (26)
    Lease financing                                   (16)                 -                (1)                (1)               -
----------------------------------------------------------------------------------------------------------------------------------
      Total domestic                                 (230)              (147)             (210)              (312)            (219)
  International                                         -                 (4)               (6)               (19)             (37)
----------------------------------------------------------------------------------------------------------------------------------
      Total credit losses                            (230)              (151)             (216)              (331)            (256)
----------------------------------------------------------------------------------------------------------------------------------
Recoveries:
  Domestic:
    Commercial and financial                           27                 41                40                 25                8
    Commercial real estate                             30                 14                13                  6                3
    Consumer credit:
      Credit cards                                     14                  9                 7                  6                5
      Consumer mortgage                                 3                  4                 2                  1                1
      Other consumer credit                             8                 13                10                 10                7
----------------------------------------------------------------------------------------------------------------------------------
      Total domestic                                   82                 81                72                 48               24
  International                                         5                  3                 5                  6                3
----------------------------------------------------------------------------------------------------------------------------------
      Total recoveries                                 87                 84                77                 54               27
----------------------------------------------------------------------------------------------------------------------------------
Net credit (losses) recoveries:
  Domestic:
    Commercial and financial                           13                 (1)              (14)               (45)             (57)
    Commercial real estate                             22                 (2)              (61)              (155)             (82)
    Consumer credit:
      Credit cards                                   (153)(a)            (52)              (39)               (43)             (36)
      Consumer mortgage                                (3)                (7)              (11)                (6)              (1)
      Other consumer credit                           (11)                (4)              (12)               (14)             (19)
  Lease financing                                     (16)                 -                (1)                (1)               -
----------------------------------------------------------------------------------------------------------------------------------
      Total domestic                                 (148)               (66)             (138)              (264)            (195)
  International                                         5                 (1)               (1)               (13)             (34)
----------------------------------------------------------------------------------------------------------------------------------
      Total net credit losses                        (143)(a)            (67)             (139)              (277)            (229)
Provision for credit losses                           105                 70               125                185              250
Credit losses on assets held for
  accelerated resolution                             (106)                 -                 -                  -                -
----------------------------------------------------------------------------------------------------------------------------------
Reserve at end of year                              $ 471 (b)          $ 607 (b)         $ 600 (b)          $ 506 (b)        $ 596
----------------------------------------------------------------------------------------------------------------------------------

(a) Excludes $106 million related to loans transferred to the accelerated resolution portfolio.

(b) Excludes reserve for segregated assets.

FOURTH QUARTER REVIEW
-------------------------------------------------------------------------------
The Corporation reported net income applicable to common stock of $164 million and earnings per common share of $1.18 in the fourth quarter of 1995. These results compare with fourth quarter 1994 net income applicable to common stock of $157 million and earnings per common share of $1.05, excluding the $130 million after tax securities lending charge and the $16 million of preferred dividends recorded in connection with the redemption of the Series H preferred stock. Including the securities lending charge and the effects of the preferred stock redemption, fourth quarter 1994 net income applicable to common stock was $11 million, or $.07 per common share.

Annualized return on common shareholders' equity and return on assets were 18.08% and 1.68%, respectively, in the fourth quarter of 1995. Annualized return on common shareholders' equity and return on assets, excluding the securities lending charge and the effect of the preferred stock redemption, were 16.49% and 1.74%, respectively in the fourth quarter of 1994. Annualized return on common shareholders' equity and return on assets, including the securities lending charge and the effect of the preferred stock redemption, were 1.10% and .42%, respectively, in the fourth quarter of 1994.

Compared with the fourth quarter of 1994, the Corporation's fourth quarter 1995 results reflected higher fee revenue, offset in part by higher credit quality expense and lower net interest revenue.

Net interest revenue totaled $382 million in the fourth quarter of 1995, down from $401 million in the fourth quarter of 1994. The decrease primarily resulted from the migration of retail customers from lower cost deposit products to higher cost products and the effect of the credit card securitization, which offset loan growth. The net interest margin on a taxable equivalent basis was 4.43% in the fourth quarter of 1995, a decrease of 42 basis points from 4.85% in the fourth quarter of 1994.

Credit quality expense was $30 million in the fourth quarter of 1995, an increase of $20 million compared with the prior-year period. This increase resulted from a higher provision for credit losses that was made in response to credit losses taken on the CornerStone(sm) credit card portfolio. Net credit losses were $138 million in the fourth quarter of 1995, compared with $20 million in the fourth quarter of 1994. The increase resulted from a $123 million increase in net CornerStone(sm) credit card losses, including $106 million of credit losses on the CornerStone(sm) credit cards that were transferred to the accelerated resolution portfolio.

Fee revenue was $444 million in the fourth quarter of 1995, an increase of $39 million compared with the fourth quarter of 1994. The increase primarily resulted from a $16 million increase in mortgage servicing revenues, a $7 million increase in credit card revenue, a $5 million increase in trust and investment management fees and a $3 million increase in syndication management fees. The increase in mortgage servicing revenue from the prior-year period, primarily resulted from acquisitions while the increase in credit card revenue was primarily related to the credit card securitization transaction.

Operating expense for the fourth quarter of 1995 was $526 million, compared with $741 million in the prior-year period. Excluding net revenue from acquired property and the securities lending charge of $223 million recorded in the fourth quarter of 1994, operating expense increased 1% compared with the prior-year period. This increase primarily resulted from increases in the amortization of purchased mortgage servicing rights, staff expense and equipment expense partially offset by lower FDIC deposit insurance assessment expense and professional, legal and other purchased services expense.

SELECTED QUARTERLY DATA*

------------------------------------------------------------------------------------------------------------------------------
                                                                                 Quarter ended,
                                                                1995                                       1994
                                                  ---------------------------------          ---------------------------------
(dollar amounts in millions,                      DEC.     SEPT.     JUNE     MARCH          Dec.     Sept.     June     March
except per share amounts)                           31        30       30        31            31        30       30        31
------------------------------------------------------------------------------------------------------------------------------
QUARTERLY CONSOLIDATED
 INCOME STATEMENT
------------------------------------------------------------------------------------------------------------------------------
Net interest revenue                           $   382   $   392  $   385   $   389       $   401   $   376  $   364   $   367
Provision for credit losses                         35        30       20        20            15        15       20        20
Fee revenue                                        444       422      405       399           405       399      412       436
Gains (losses) on sale of securities                 6         -        1        (1)            -       (15)       8         2
Operating expense                                  526       506      500       495           741       595      508       530
------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                         271       278      271       272            50       150      256       255
Provision for income taxes                          97       103       99       102             9        72       98        99
------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                         174       175      172       170            41        78      158       156
Dividends on preferred stock                        10         9       10        10            30        15       15        15
------------------------------------------------------------------------------------------------------------------------------
NET INCOME APPLICABLE TO
 COMMON STOCK                                  $   164   $   166  $   162   $   160       $    11   $    63  $   143   $   141
------------------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE                    $  1.18   $  1.15  $  1.09   $  1.08       $   .07   $   .42  $   .97   $   .96
------------------------------------------------------------------------------------------------------------------------------
RESULTS EXCLUDING CERTAIN ITEMS (a)
------------------------------------------------------------------------------------------------------------------------------
Net income                                     $   174   $   175  $   172   $   170       $   171   $   167  $   158   $   156
Net income applicable to common stock              164       166      162       160           157       152      143       141
Net income per common share                    $  1.18   $  1.15  $  1.09   $  1.08       $  1.05   $  1.02  $   .97   $   .96
Annualized return on common
  shareholders' equity                           18.08%    17.98%   17.47%    17.55%        16.49%    16.10%   15.75%    16.12%
Annualized return on assets                       1.68      1.70     1.75      1.77          1.74      1.74     1.69      1.67
------------------------------------------------------------------------------------------------------------------------------
QUARTERLY AVERAGE BALANCES
------------------------------------------------------------------------------------------------------------------------------
Money market investments                       $ 1,206   $ 1,286  $ 1,165   $ 1,230       $ 1,213   $ 1,466  $ 1,813   $ 2,147
Trading account securities                         283       363      220       316           281       351      386       504
Securities                                       5,178     4,938    4,681     4,890         5,062     5,421    5,306     4,798
Loans                                           27,747    27,774   27,076    26,670        26,401    25,084   24,251    24,636
Interest-earning assets                         34,414    34,361   33,142    33,106        32,957    32,322   31,756    32,085
Total assets                                    41,141    40,955   39,370    38,886        38,792    38,016   37,497    38,113
Deposits                                        28,946    28,417   27,100    27,318        27,260    26,963   26,989    27,790
Notes and debentures                             1,646     1,809    1,643     1,582         1,571     1,618    1,924     1,965
Shareholders' equity                             4,045     4,083    4,161     4,135         4,313     4,346    4,260     4,185
------------------------------------------------------------------------------------------------------------------------------
Net interest margin (FTE)                         4.43%     4.56%    4.69%     4.80%         4.85%     4.66%    4.63%     4.69%
------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK DATA (dollars per share) (b)
------------------------------------------------------------------------------------------------------------------------------
Market price range:
  High                                         $56 1/2   $47 3/4  $44 3/4   $41 3/4       $38 3/8   $39 3/4  $40 3/8   $39 1/2
  Low                                           44 5/8    39 5/8   37 3/4    30 5/8            30        37   36 1/8        35
  Average                                        51.82     43.18    41.66     36.66         34.52     38.41    38.38     36.74
  Close                                         53 3/4    44 3/4   41 5/8    40 3/4        30 5/8    37 1/2   37 1/2    37 3/8
Dividends                                          .55       .50      .50       .45           .45     .3733    .3733     .3733
Market capitalization                          $ 7,374   $ 6,324  $ 5,925   $ 5,969       $ 4,507   $ 5,510  $ 5,400   $ 5,371
------------------------------------------------------------------------------------------------------------------------------

*Unaudited

(a) Results for the fourth quarter of 1994 exclude the $130 million after tax securities lending charge, as well as the additional $16 million of preferred stock dividends recorded in connection with the redemption of the Series H preferred stock. Results for the third quarter of 1994 exclude $79 million after tax of merger expenses and $10 million after tax of losses on the disposition of securities available for sale previously owned by Dreyfus.

(b) At December 31, 1995, there were 23,755 shareholders registered with the Corporation's stock transfer agent, compared with 23,092 at year-end 1994 and 22,222 at year-end 1993. In addition, there were approximately 18,465, 20,281, and 18,849 Mellon employees at December 31, 1995, 1994 and 1993, respectively, who participated in the Corporation's 401(k) Retirement Savings Plan and the Dreyfus retirement savings plan. All shares of Mellon Bank Corporation common stock held by the plans for its participants are registered in the name of Mellon Bank, N.A., as trustee.

CONSOLIDATED INCOME STATEMENT
MELLON BANK CORPORATION (AND ITS SUBSIDIARIES)

--------------------------------------------------------------------------------------------------------------------------
                                                                                               Year ended December 31,
(dollar amounts in millions, except per share amounts)                                    1995          1994          1993
--------------------------------------------------------------------------------------------------------------------------
INTEREST REVENUE        Interest and fees on loans (loan fees of $79, $87 and $71)      $2,425        $1,926        $1,588
                        Interest-bearing deposits with banks                                36            34            58
                        Federal funds sold and securities under resale agreements           34            30            54
                        Other money market investments                                       2             6            13
                        Trading account securities                                          19            24            15
                        Securities:
                          U.S. Treasury and agency securities                              305           269           226
                          Obligation of states and political subdivisions                    3             5             7
                          Other                                                             14            16            23
                        --------------------------------------------------------------------------------------------------
                            Total interest revenue                                       2,838         2,310         1,984
--------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE        Deposits in domestic offices                                       663           447           415
                        Deposits in foreign offices                                        226            92            40
                        Federal funds purchased and securities under
                          repurchase agreements                                            125            76            33
                        Short-term bank notes                                               50             2             3
                        Other short-term borrowings                                        109            75            43
                        Notes and debentures                                               117           110           121
                        --------------------------------------------------------------------------------------------------
                            Total interest expense                                       1,290           802           655
--------------------------------------------------------------------------------------------------------------------------
NET INTEREST REVENUE        NET INTEREST REVENUE                                         1,548         1,508         1,329
                        Provision for credit losses                                        105            70           125
                        --------------------------------------------------------------------------------------------------
                            NET INTEREST REVENUE AFTER PROVISION FOR LOSSES              1,443         1,438         1,204
--------------------------------------------------------------------------------------------------------------------------
NONINTEREST REVENUE     Trust and investment management fees                               906           953           853
                        Cash management and deposit transaction charges                    191           197           192
                        Mortgage servicing fees                                            122            78            62
                        Foreign currency and securities trading                             91            76            46
                        Credit card fees                                                    90            72            61
                        Other income                                                       270           276           324
                        --------------------------------------------------------------------------------------------------
                            Total fee revenue                                            1,670         1,652         1,538
                        Gains (losses) on sales of securities                                6            (5)          100
                        --------------------------------------------------------------------------------------------------
                            Total noninterest revenue                                    1,676         1,647         1,638
--------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSE       Staff expense                                                      957           956           854
                        Net occupancy expense                                              205           206           186
                        Professional, legal and other purchased services                   186           210           163
                        Equipment expense                                                  143           132           121
                        Business development                                               136           161           139
                        Amortization of goodwill and other intangible assets                96            98            78
                        Communications expense                                              86            84            77
                        Amortization of mortgage servicing rights and
                          purchased credit card relationships                               68            40            44
                        Forms and supplies                                                  42            40            38
                        FDIC assessment and regulatory examination fees                     31            63            60
                        Other expense                                                       97            85            90
                        Net expense (revenue) of acquired property                         (20)          (28)           59
                        Securities lending charge                                            -           223             -
                        Merger expense                                                       -           104           175
                        --------------------------------------------------------------------------------------------------
                            Total operating expense                                      2,027         2,374         2,084
--------------------------------------------------------------------------------------------------------------------------
INCOME                  Income before income taxes                                       1,092           711           758
                        Provision for income taxes                                         401           278           298
                        --------------------------------------------------------------------------------------------------
                            NET INCOME                                                     691           433           460
                        Dividends on preferred stock                                        39            75            63
                        --------------------------------------------------------------------------------------------------
                            NET INCOME APPLICABLE TO COMMON STOCK                       $  652        $  358        $  397
                        --------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE        Primary net income                                              $ 4.50        $ 2.42        $ 2.73
                        Fully diluted net income                                        $ 4.46        $ 2.42        $ 2.73
                        --------------------------------------------------------------------------------------------------

                        See accompanying Notes to Financial Statements.

CONSOLIDATED BALANCE SHEET
MELLON BANK CORPORATION (AND ITS SUBSIDIARIES)

------------------------------------------------------------------------------------------------------------
                                                                                             December 31,
(dollar amounts in millions)                                                              1995          1994
------------------------------------------------------------------------------------------------------------
ASSETS         Cash and due from banks                                                 $ 2,342       $ 2,285
               Interest-bearing deposits with banks                                        553           429
               Federal funds sold and securities under resale agreements                   225           383
               Other money market investments                                               82            48
               Trading account securities                                                   62            71
               Securities available for sale                                             2,913         1,881
               Investment securities (approximate fair value of $2,554 and $3,033)       2,519         3,244
               Loans, net of unearned discount of $44 and $62                           27,690        26,733
               Reserve for credit losses                                                  (471)         (607)
               Customers' acceptance liability                                             263           234
               Premises and equipment                                                      556           558
               Acquired property, net of reserves of $18 and $29                            69            88
               Goodwill and other intangibles                                              958         1,036
               Mortgage servicing rights
                 and purchased credit card relationships                                   682           352
               Other assets                                                              2,203         1,909
               ---------------------------------------------------------------------------------------------
                   Total assets                                                        $40,646       $38,644
               ---------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
LIABILITIES    Noninterest-bearing deposits in domestic offices                        $ 6,458       $ 5,979
               Interest-bearing deposits in domestic offices                            18,412        18,121
               Interest-bearing deposits in foreign offices                              4,391         3,470
               ---------------------------------------------------------------------------------------------
                   Total deposits                                                       29,261        27,570
               Federal funds purchased and securities under
                 repurchase agreements                                                   1,591         2,023
               Short-term bank notes                                                     1,057           200
               Term federal funds purchased                                                905           333
               U.S. Treasury tax and loan demand notes                                     290           567
               Commercial paper                                                            284           178
               Other funds borrowed                                                        190           171
               Acceptances outstanding                                                     263           234
               Other liabilities                                                         1,337         1,678
               Notes and debentures (with original maturities over one year)             1,443         1,568
               ---------------------------------------------------------------------------------------------
                   Total liabilities                                                    36,621        34,522
------------------------------------------------------------------------------------------------------------
SHAREHOLDERS'  Preferred stock                                                             435           435
EQUITY         Common shareholders' equity:
                 Common stock--$.50 par value
                   Authorized--200,000,000 shares
                   Issued--147,165,480 shares                                               74            74
                 Additional paid-in capital                                              1,850         1,851
                 Retained earnings                                                       2,118         1,780
                 Warrants                                                                    -            37
                 Net unrealized gain (loss) on assets available for sale, net of tax        18           (55)
                 Treasury stock of 9,978,407 and - shares at cost                         (470)            -
               ---------------------------------------------------------------------------------------------
                   Total common shareholders' equity                                     3,590         3,687
               ---------------------------------------------------------------------------------------------
                   Total shareholders' equity                                            4,025         4,122
               ---------------------------------------------------------------------------------------------
                   Total liabilities and shareholders' equity                          $40,646       $38,644
               ---------------------------------------------------------------------------------------------

               See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

MELLON BANK CORPORATION (CONSOLIDATED AND PARENT CORPORATION)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            Net unrealized gain               Total
                                                              Additional                       (loss) on assets              share-
                                           Preferred  Common     paid-in  Retained           available for sale  Treasury  holders'
(in millions)                                  stock   stock     capital  earnings  Warrants       (net of tax)     stock    equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                   $ 467     $47      $1,612    $1,360      $  6               $  -     $(155)   $3,337
Net income                                                                     460                                              460
Dividends on common stock at
  $1.01 per share (a)                                                         (121)                                            (121)
Dividends on preferred stock                                                   (63)                                             (63)
Issuance of 6.81 million shares of common
  stock, net of issuance costs                             4         340                                                        344
Issuance of warrants                                                                      37                                     37
Series K preferred stock
  issued, net of issuance costs                  193                                                                            193
Series B preferred stock
  redemption/conversion                          (68)                  1                                                2       (65)
Purchase of treasury stock                                                                                            (89)      (89)
Common stock issued under dividend
  reinvestment and common stock
  purchase plan                                                       35                                                6        41
Exercise of stock options                                             11       (11)                                    24        24
Exercise of warrants                                       1          24                  (6)                                    19
Exercise of subscription rights                                        8                                                          8
Other                                                                  7         4                                      2        13
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                   $ 592     $52      $2,038    $1,629      $ 37               $  -     $(210)   $4,138
Net income                                                                     433                                              433
Dividends on common stock at
  $1.57 per share (a)                                                         (194)                                            (194)
Dividends on preferred stock                                                   (75)                                             (75)
Common stock issued under dividend
  reinvestment and common stock
  purchase plan                                                        9                                                2        11
Series H preferred stock redemption             (155)                                                                          (155)
Conversion of Series D preferred
  stock to common stock                           (2)      1           1                                                          -
Exercise of stock options                                              6        (6)                                    10        10
Net unrealized loss on assets
  available for sale, net of tax                                                                            (55)                (55)
Additional common stock issued for stock split            24         (24)                                                         -
Retirement of Dreyfus treasury stock                      (3)       (187)                                             190         -
Other                                                                  8        (7)                                     8         9
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                   $ 435     $74      $1,851    $1,780      $ 37               $(55)    $   -    $4,122
NET INCOME                                                                     691                                              691
DIVIDENDS ON COMMON STOCK
  AT $2.00 PER SHARE                                                          (288)                                            (288)
DIVIDENDS ON PREFERRED STOCK                                                   (39)                                             (39)
COMMON STOCK ISSUED UNDER DIVIDEND
  REINVESTMENT AND COMMON STOCK
  PURCHASE PLAN                                                        1                                               13        14
REPURCHASE OF COMMON STOCK - RELATED
  TO THE 1993 TBC ACQUISITION                                                                                        (159)     (159)
REPURCHASE OF WARRANTS                                               (17)                (37)                                   (54)
REPURCHASE OF COMMON STOCK FOR
  EMPLOYEE BENEFIT PURPOSES                                                                                          (235)     (235)
EXERCISE OF STOCK OPTIONS                                             12       (28)                                    78        62
REPURCHASE OF COMMON STOCK - OTHER                                                                                   (184)     (184)
NET UNREALIZED GAIN ON ASSETS AVAILABLE
  FOR SALE, NET OF TAX                                                                                       73                  73
OTHER                                                                  3         2                                     17        22
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                   $ 435     $74      $1,850    $2,118      $  -               $ 18     $(470)   $4,025
-----------------------------------------------------------------------------------------------------------------------------------

(a) Dividends per share have not been restated to reflect the Dreyfus merger.

See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
MELLON BANK CORPORATION (and its subsidiaries)

--------------------------------------------------------------------------------------------------------------------------
                                                                                               Year ended December 31,
(in millions)                                                                             1995          1994          1993
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM   Net income                                                           $   691      $    433      $    460
OPERATING         Adjustments to reconcile net income to net cash
ACTIVITIES         provided by operating activities:
                   Amortization of goodwill and other intangible assets                     96            98            78
                   Amortization of mortgage servicing rights
                     and purchased credit card relationships                                68            40            44
                   Depreciation and other amortization                                     107            95            90
                   Deferred income tax expense (benefit)                                   167           (14)           29
                   Provision for credit losses                                             105            70           125
                   Provision for real estate acquired and other losses                      (6)            1            65
                   Securities lending charge                                                 -           223             -
                   Merger expenses                                                           -           104           175
                   Net gains on dispositions of acquired property                          (12)          (30)          (11)
                   Net (increase) decrease in accrued interest receivable                  (45)          (42)           69
                   Net (increase) decrease in trading account securities                    12            52            (1)
                   Net increase (decrease) in accrued interest
                     payable, net of amounts prepaid                                        35            34           (18)
                   Net (increase) decrease in residential mortgages held for sale         (367)          217            76
                   Net increase (decrease) in other operating activities                  (596)         (332)          276
                   -------------------------------------------------------------------------------------------------------
                     Net cash provided by operating activities                             255           949         1,457
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM    Net (increase) decrease in term deposits and other money
INVESTING            market investments                                                   (158)          715           968
ACTIVITIES         Net (increase) decrease in federal funds sold and securities
                     under resale agreements                                               158           191          (294)
                   Funds invested in securities available for sale                      (5,070)      (11,526)      (11,872)
                   Proceeds from sales of securities available for sale                  1,845         3,808         9,511
                   Proceeds from maturities of securities available for sale             2,898         8,927         4,381
                   Funds invested in investment securities                                (175)       (1,458)         (846)
                   Proceeds from sales of investment securities                              -             -           664
                   Proceeds from maturities of investment securities                       307           488           447
                   Net increase in credit card receivables                                (600)         (870)         (114)
                   Net principal collected (disbursed) on loans to customers            (1,662)       (1,544)          788
                   Credit card receivables securitized                                     950             -             -
                   Loan portfolio purchases                                               (302)         (216)          (83)
                   Proceeds from sales of loan portfolios                                  815           286           116
                   Purchases of premises and equipment                                    (101)         (133)         (120)
                   Proceeds from sales of acquired property                                 49            93           102
                   Cash paid in purchase of Metmor Financial, Inc., including warehouse loans purchased of $166 million, net of
                     cash received and escrow deposits                                    (130)            -             -
                   Cash paid in purchase of U.S. Bancorp Mortgage Company,
                     including warehouse loans purchased of $81 million,
                     net of escrow deposits                                                  -           (98)            -
                   Cash paid in purchase of Glendale Bancorporation, net of cash
                     received                                                                -           (13)            -
                   Cash paid in purchase of The Boston Company and AFCO and
                     CAFO, net of cash received                                              -             -        (1,233)
                   Net (increase) decrease in other investing activities                  (137)           75          (268)
                   -------------------------------------------------------------------------------------------------------
                       Net cash provided by (used in) investing activities              (1,313)       (1,275)        2,147
--------------------------------------------------------------------------------------------------------------------------


                                  -continued-

MELLON BANK CORPORATION (and its subsidiaries)

--------------------------------------------------------------------------------------------------------------------------
                                                                                               Year ended December 31,
(in millions)                                                                             1995          1994          1993
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM  Net increase (decrease) in transaction and savings deposits               955        (1,070)        1,266
FINANCING        Net increase (decrease) in customer term deposits                         500           807        (2,726)
ACTIVITIES       Net increase (decrease) in federal funds purchased and
                   securities under repurchase agreements                                 (432)        1,045          (676)
                 Net increase (decrease) in U.S. Treasury tax and loan demand notes       (277)         (144)          435
                 Net increase in short-term bank notes                                     857           200             -
                 Net increase (decrease) in term federal funds purchased                   572           325          (614)
                 Net increase (decrease) in commercial paper                               106            44           (45)
                 Repayments of AFCO borrowings                                               -             -        (1,058)
                 Repurchase and repayments of longer-term debt                            (354)         (425)       (1,070)
                 Net proceeds from issuance of longer-term debt                            227             1           950
                 Redemption of preferred stock                                            (155)            -           (65)
                 Net proceeds from issuance of common and preferred stock                   58            18           502
                 Dividends paid on common and preferred stock                             (346)         (254)         (183)
                 Repurchase of common stock and warrants related to
                   the 1993 TBC acquisition                                               (213)            -             -
                 Repurchase of common stock for employee benefit purposes                 (235)            -           (89)
                 Repurchase of common stock - other                                       (184)            -             -
                 Net increase (decrease) in other financing activities                      17          (127)          (48)
                 ---------------------------------------------------------------------------------------------------------
                     Net cash provided by (used in) financing activities                 1,096           420        (3,421)
                 Effect of foreign currency exchange rates                                  19            20            13
--------------------------------------------------------------------------------------------------------------------------
CHANGE IN CASH   Net increase in cash and due from banks                                    57           114           196
AND DUE FROM     Cash and due from banks at beginning of year                            2,285         2,171         1,975
BANKS            ---------------------------------------------------------------------------------------------------------
                 Cash and due from banks at end of year                                 $2,342       $ 2,285       $ 2,171
                 ---------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL     Interest paid                                                          $1,255       $   768       $   673
DISCLOSURES      Net income taxes paid                                                     182           284           211
                 ---------------------------------------------------------------------------------------------------------

                 See accompanying Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

1. ACCOUNTING POLICIES

Basis of presentation

The accounting and financial reporting policies of Mellon Bank Corporation (the Corporation), a multibank holding company, conform to generally accepted accounting principles (GAAP) and prevailing industry practices.

The consolidated financial statements of the Corporation include the accounts of the Corporation and its majority-owned subsidiaries. Investments in companies 20 - 50% owned are carried on the equity basis. Investments in companies less than 20% owned are carried at cost. Intracorporate balances and transactions are not reflected in the consolidated financial statements. The income statement includes results of acquired subsidiaries and businesses accounted for under the purchase method of accounting from the dates of acquisition. On August 24, 1994, the Corporation merged with The Dreyfus Corporation. This merger was accounted for as a pooling of interests. The financial information for all prior periods were restated in 1994 to present the combined balance sheet and results of operations of both companies as if the merger had been in effect for all periods presented.

The parent Corporation financial statements in note 24 include the accounts of the Corporation and those of a wholly owned financing subsidiary that functions as a financing entity for the Corporation and its subsidiaries by issuing commercial paper and other debt guaranteed by the Corporation. Financial data for the Corporation and the financing subsidiary are combined for financial reporting because of the limited function of the financing subsidiary and the unconditional guarantee by the Corporation of the financing subsidiary's obligations. Securities and other property held in a fiduciary or agency capacity are not included in the balance sheet since these are not assets or liabilities of the Corporation.

Nature of operations and use of estimates in the preparation of financial statements

Mellon Bank Corporation is a multibank holding company whose principal wholly owned subsidiaries are Mellon Bank, N.A., The Boston Company, Inc. and Mellon Bank (DE) National Association. The Dreyfus Corporation, one of the nation's largest mutual fund companies, is a wholly owned subsidiary of Mellon Bank, N.A. The Corporation's banking subsidiaries primarily engage in retail financial services, commercial banking, mortgage banking, trust and investment management services and mutual funds activities. While the Corporation's major subsidiaries are headquartered in the Northeast and Central Atlantic regions, most of its products and services are offered nationwide and many are offered globally. The Corporation's customer base is diversified and primarily domestic.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of related revenue and expense during the reporting period. Actual results could differ from those estimates.

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

-------------------------------------------------------------------------------

1.  ACCOUNTING POLICIES (CONTINUED)

On January 1, 1994, FAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," became effective. Beginning in 1994, securities available for sale are stated at fair value; prior years' securities available for sale were recorded at the lower of aggregate cost or market value, adjusted for amortization of premium and accretion of discount on a level yield basis. Adoption of this standard resulted in unrealized gains or losses on assets classified as available for sale, net of tax, being recorded as an addition to or deduction from shareholders' equity. Investment securities are stated at cost, adjusted for amortization of premium and accretion of discount on a level yield basis. Gains (losses) on sales of securities available for sale are reported in the income statement. The cost of securities sold is determined on a specific identification basis.

Loans

Loans are reported net of any unearned discount. Interest revenue on nondiscounted loans is recognized based on the principal amount outstanding. Interest revenue on discounted loans is recognized based on methods that approximate a level yield. Loan origination and commitment fees, as well as certain direct loan origination and commitment costs, are deferred and amortized as a yield adjustment over the lives of the related loans. Deferred fees and costs are netted against outstanding loan balances.

Commercial loans generally are placed on nonaccrual status when either principal or interest is past due 90 days or more, unless the loan is well-secured and in the process of collection. Management also places loans on nonaccrual status when the collection of principal or interest becomes doubtful. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed against current period interest revenue. Interest receipts on nonaccrual loans are recognized as interest revenue or are applied to principal when management believes the ultimate collectability of principal is in doubt. Nonaccrual loans generally are restored to an accrual basis when principal and interest payments become current or when the loan becomes well-secured and is in the process of collection.

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

On January 1, 1995, the Corporation adopted FAS No. 114, "Accounting by Creditors for Impairment of a Loan," and FAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." FAS No. 114 provides guidelines for measuring impairment losses on loans. A loan is considered to be impaired when it is probable that the Corporation will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. All of the Corporation's nonperforming loans, which totaled $167 million at December 31, 1995, are considered to be impaired loans. Average impaired loans during 1995 were $175 million. Under FAS No. 114, impaired loans subject to the statement are required to be measured based upon the present value of expected future cash flows, discounted at the loan's initial effective interest rate, or at the loan's market price or fair value of the collateral if the loan is collateral dependent. If the loan valuation is less than the recorded value of the loan, an impairment reserve must be established for the difference. The impairment reserve is established by either an allocation of the reserve for credit losses or by a provision for credit losses, depending on the adequacy of the reserve for credit losses. Included in impaired loans at December 31, 1995 were $59 million that had a related impairment reserve of $22 million, and $108 million that did not have a related reserve as a result of

-------------------------------------------------------------------------------

1.  ACCOUNTING POLICIES (CONTINUED)

interest payments applied to reduce principal or credit losses previously taken on these loans. FAS No. 118 permits existing income recognition practices to continue. During the year, the Corporation recognized $13 million of interest revenue on impaired loans, all of which was recognized using the cash basis method of income recognition.

Credit card securitization

In November 1995, the Corporation securitized $950 million of credit card receivables. The amount of credit card interest revenue and fee revenue in excess of interest paid to certificate holders and credit losses is recognized monthly as servicing revenue in credit card fee revenue.

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

Goodwill, other identified intangibles, mortgage servicing rights and purchased credit card relationships

Intangible assets are amortized using straight-line and accelerated methods over the remaining estimated benefit periods which approximated, on a weighted-average basis at December 31, 1995, 16 years for goodwill, five years for core deposit intangibles, eight years for credit card relationships and nine years for all other intangible assets except mortgage servicing rights. Intangible assets are reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset.

Mortgage servicing rights (MSRs) are recorded at cost and are amortized in proportion to the estimated servicing income over the estimated life of the servicing portfolio. The Corporation adopted FAS No. 122, "Accounting for Mortgage Servicing Rights," in 1995. FAS No. 122 amends FAS No. 65, "Accounting for Certain Mortgage Banking Activities" and requires the recognition as separate assets the rights to service mortgage loans for others, however those servicing rights are acquired. This statement eliminates the previously existing accounting distinction between servicing rights acquired through purchase transactions and those acquired through loan originations. In 1995, $12 million of servicing rights were capitalized in connection with loan originations.

-------------------------------------------------------------------------------

1.  ACCOUNTING POLICIES (CONTINUED)

The carrying amount of MSRs was $592 million at December 31, 1995, with an estimated fair value of $661 million. The carrying amount of MSRs is measured for impairment each quarter based on the fair value of the MSRs. Quoted market prices are used, whenever available, as the basis for measuring the fair value of servicing rights. When quoted market prices are not available, fair values are based upon the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. For impairment measurement purposes, servicing rights acquired after April 1, 1995, are first stratified by loan type and then by interest rates within the loan type. If the carrying value of an individual stratum exceeds its fair value, a valuation allowance would be established. No valuation allowances were recorded at December 31, 1995, as the carrying values of the various stratifications were less than their respective fair value. MSRs acquired prior to April 1, 1995, are stratified by acquisition and evaluated for possible impairment using fair market values. On a weighted-average basis at December 31, 1995, the serviced mortgage loan portfolio had an interest rate of approximately 7.95%.

Assets held for accelerated resolution

During the fourth quarter of 1995, the Corporation segregated certain loans from the CornerStone(sm) credit card portfolio into an accelerated resolution portfolio. The excess of the carrying value of these loans, which have a history of delinquency, over the estimated net realizable value was recorded as a credit loss. Interest and principal receipts, fees and loan loss recoveries on loans in this portfolio are applied to reduce the net carrying value. No revenue will be recorded on this portfolio until the net carrying value is recovered. This portfolio is reported in other assets in the balance sheet.

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

Foreign currency translation

Assets and liabilities denominated in foreign currencies are translated to U.S. dollars at the rate of exchange on the balance sheet date. Revenue and expense accounts are translated monthly at month-end rates of exchange. Net foreign currency positions are valued at rates of exchange--spot or future, as appropriate--prevailing at the end of the period, and resulting gains or losses are included in the income statement. Translation gains and losses on investments in foreign entities with functional currencies that are not the U.S. dollar are included in shareholders' equity.

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

Off-balance-sheet instruments used for interest rate risk management

The Corporation enters into interest rate swaps, futures and forward contracts and interest rate caps and floors to manage its sensitivity to interest rate risk. These instruments are designated as a hedge on the trade date and are highly correlated with the financial instrument being hedged. An example of a highly correlated hedge is the hedging of three-month Eurodollar deposits with three-month Eurodollar futures contracts. Interest revenue or interest expense on such transactions is accrued over the term of the agreement as an adjustment to the yield or cost of the related asset or liability. Transaction fees are deferred and amortized to interest revenue or interest expense over the term of the agreement. Realized gains and losses

-------------------------------------------------------------------------------

1.  ACCOUNTING POLICIES (CONTINUED)

are deferred and amortized over the life of the hedged transaction as interest revenue or interest expense, and any unamortized amounts are recognized as income or loss at the time of disposition of the assets or liabilities being hedged. Amounts payable to or receivable from counterparties are included in other liabilities or other assets. The fair values of interest rate swaps, futures and forward contracts and interest rate caps and floors used for interest rate risk management are not recognized in the financial statements. Hedge correlation of interest rate risk management positions is reviewed periodically. If correlation criteria are not met, the interest rate risk management position is no longer accounted for as a hedge. Under these circumstances, the accumulated change in market value of the hedge is recognized in current income to the extent that the hedge results have not been offset by the effects of interest rate or price changes of the hedged item.

Off-balance-sheet instruments used for trading activities

The Corporation enters into foreign exchange contracts, futures and forward contracts, interest rate swaps, option contracts and interest rate agreements to accommodate customers and for its proprietary trading activities. Realized and unrealized changes in the fair value of these instruments are recognized in the income statement in foreign currency and securities trading revenue in the period in which the changes occur. Interest revenue and expense on instruments held for trading activities are included in the income statement as part of net interest revenue. The fair value of contracts in gain positions is reported on the balance sheet in other assets and the fair value of contracts in loss positions is reported in other liabilities.

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

Net income per common share

Net income per common share is computed using the "if-converted" method by dividing net income applicable to common stock by the average number of shares of common stock and common stock equivalents outstanding, net of shares assumed to be repurchased using the treasury stock method. Common stock equivalents arise from the assumed conversion of outstanding stock options, warrants and subscription rights. The Series D preferred stock was converted to common stock in August 1994. If the inclusion of the Series D preferred stock as common stock equivalents was dilutive, dividends on the Series D preferred stock were added back to net income for the purpose of calculating net income per common share. The average number of shares of common stock and equivalents used to compute primary net income per common share in 1995, 1994 and 1993 was
145.1 million, 149.1 million and 147.1 million, respectively.

Fully diluted net income per common share is computed by dividing net income applicable to common stock by the average number of shares of common stock and common stock equivalents outstanding for items that are dilutive, net of shares assumed to be repurchased using the treasury stock method. These shares are increased by the assumed conversion of convertible items, if dilutive. The average number of shares of common stock and equivalents used to compute fully diluted net income per common share in 1995, 1994 and 1993 was 146.2 million,
149.2 million and 147.3 million, respectively.

2. CASH AND DUE FROM BANKS

Cash and due from banks includes reserve balances that the Corporation's subsidiary banks are required to maintain with a Federal Reserve bank. These required reserves are based primarily on deposits outstanding and were $630 million at December 31, 1995, and $614 million at December 31, 1994. These balances averaged $569 million in 1995 and $621 million in 1994.

-------------------------------------------------------------------------------

3. SECURITIES

SECURITIES AVAILABLE FOR SALE

-------------------------------------------------------------------------------------------------------------------------------
                                                   DECEMBER 31, 1995                              December 31, 1994
                                        ----------------------------------------       ----------------------------------------
                                        AMORTIZED     GROSS UNREALIZED      FAIR       Amortized     Gross unrealized      Fair
(in millions)                                COST     GAINS     LOSSES     VALUE            cost     Gains     Losses     value
-------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury                              $  209       $ 1         $-    $  210           $ 425        $-        $ 1     $ 424
U.S. agency mortgage-backed                 1,572        38          4     1,606             527         -         42       485
Other U.S. agency                             951         2          -       953             830         -          -       830
-------------------------------------------------------------------------------------------------------------------------------
    Total U.S. Treasury and
      agency securities                     2,732        41          4     2,769           1,782         -         43     1,739
Obligations of states and
  political subdivisions                       62         1          -        63               1         -          -         1
Other mortgage-backed                           7         -          -         7               9         -          -         9
Other securities                               68         7          1        74             132         3          3       132
-------------------------------------------------------------------------------------------------------------------------------
    Total securities available for sale    $2,869       $49         $5    $2,913          $1,924        $3        $46    $1,881
-------------------------------------------------------------------------------------------------------------------------------

MATURITY DISTRIBUTION OF SECURITIES AVAILABLE FOR SALE

-------------------------------------------------------------------------------------------------------------------------------
                                            Contractual maturities at December 31, 1995
                                                                               Obligations                                Total
                                  U.S. agency                        Total       of states      Other                securities
(dollar amounts             U.S.    mortgage-         Other  U.S. Treasury   and political  mortgage-       Other     available
in millions)            Treasury       backed   U.S. agency     and agency    subdivisions     backed  securities      for sale
-------------------------------------------------------------------------------------------------------------------------------
Within one year
    Amortized cost          $176       $    -          $330         $  506             $ 3         $-         $ -        $  509
    Fair value               176            -           330            506               3          -           -           509
    Yield                   5.03%           -          5.95%          5.63%           8.21%         -           -          5.64%
1 to 5 years
    Amortized cost            33            -           621            654              52          -          10           716
    Fair value                34            -           623            657              53          -          10           720
    Yield                   6.05%           -          5.97%          5.98%           7.95%         -        6.14%         6.12%
5 to 10 years
    Amortized cost             -            -             -              -               1          -           2             3
    Fair value                 -            -             -              -               1          -           2             3
    Yield                      -            -             -              -           10.12%         -        7.35%         8.20%
Over 10 years
    Amortized cost             -            -             -              -               6          -          56            62
    Fair value                 -            -             -              -               6          -          62            68
    Yield                      -            -             -              -            8.98%         -       10.05%(c)      9.76%(c)
Mortgage-backed
  securities
    Amortized cost             -        1,572             -          1,572               -          7           -         1,579
    Fair value                 -        1,606             -          1,606               -          7           -         1,613
    Yield                      -         7.14%            -           7.14%              -       6.72%          -          7.14%
-------------------------------------------------------------------------------------------------------------------------------
Total amortized cost        $209       $1,572          $951         $2,732             $62         $7         $68        $2,869
Total fair value             210        1,606           953          2,769              63          7          74         2,913
Total yield                 5.19%        7.14%         5.96%          6.58%           8.09%      6.72%       8.32%(c)      6.63%(c)
Weighted average
  contractual years to
  maturity                   .76            - (a)      2.36           2.07 (b)        4.02          - (a)    8.47 (c)         -
-------------------------------------------------------------------------------------------------------------------------------

(a) The average expected lives of "U.S. agency mortgage-backed" and "Other mortgage-backed" securities were approximately 7.7 years and 2.5 years, respectively, at December 31, 1995.

(b) Excludes maturities of "U.S. agency mortgage-backed" securities.

(c) Excludes equity securities and other investments which have no stated yield.

Note: Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

-------------------------------------------------------------------------------

3. SECURITIES (CONTINUED)

INVESTMENT SECURITIES

-------------------------------------------------------------------------------------------------------------------------------
                                                   DECEMBER 31, 1995                              December 31, 1994
                                        ----------------------------------------       ----------------------------------------
                                        AMORTIZED     GROSS UNREALIZED      FAIR       Amortized     Gross unrealized      Fair
(in millions)                                COST     GAINS     LOSSES     VALUE            cost     Gains     Losses     value
-------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury                              $   33       $ 4         $-    $   37          $   24        $-       $  1    $   23
U.S. agency mortgage-backed                 2,375        34          4     2,405           3,017         -        209     2,808
Other U.S. agency                               -         -          -         -               4         -          -         4
-------------------------------------------------------------------------------------------------------------------------------
    Total U.S. Treasury and
      agency securities                     2,408        38          4     2,442           3,045         -        210     2,835
Obligations of states and
  political subdivisions                        -         -          -         -              70         -          1        69
Other mortgage-backed                          39         1          -        40              48         -          1        47
Other securities                               72         -          -        72              81         1          -        82
-------------------------------------------------------------------------------------------------------------------------------
    Total investment securities            $2,519       $39         $4    $2,554          $3,244        $1       $212    $3,033
-------------------------------------------------------------------------------------------------------------------------------

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

-------------------------------------------------------------------------------------------------------------------------------
                                            Contractual maturities at December 31, 1995
                                                                               Obligations
                                  U.S. agency                        Total       of states      Other                     Total
(dollar amounts             U.S.    mortgage-         Other  U.S. Treasury   and political  mortgage-       Other    investment
in millions)            Treasury       backed   U.S. agency     and agency    subdivisions     backed  securities    securities
-------------------------------------------------------------------------------------------------------------------------------
Within one year
    Amortized cost           $15       $    -            $-         $   15              $-        $ -         $13        $   28
    Fair value                15            -             -             15               -          -          13            28
    Yield                   4.62%           -             -           4.62%              -          -        5.73%         5.15%
1 to 5 years
    Amortized cost             -            -             -              -               -          -           8             8
    Fair value                 -            -             -              -               -          -           8             8
    Yield                      -            -             -              -               -          -       16.43%        16.43%
5 to 10 years
    Amortized cost             4            -             -              4               -          -           7            11
    Fair value                 4            -             -              4               -          -           7            11
    Yield                   5.76%           -             -           5.76%              -          -        9.89%         8.32%
Over 10 years
    Amortized cost            14            -             -             14               -          -          44 (a)        58
    Fair value                18            -             -             18               -          -          44 (a)        62
    Yield                   7.43%           -             -           7.43%              -          -        5.95%         6.75%
Mortgage-backed
  securities
    Amortized cost             -        2,375             -          2,375               -         39           -         2,414
    Fair value                 -        2,405             -          2,405               -         40           -         2,445
    Yield                      -         6.90%            -           6.90%              -       7.45%          -          6.91%
-------------------------------------------------------------------------------------------------------------------------------
Total amortized cost         $33       $2,375            $-         $2,408              $-        $39         $72        $2,519
Total fair value              37        2,405             -          2,442               -         40          72         2,554
Total yield                 5.94%        6.90%            -           6.88%              -       7.45%       7.53%         6.91%
Weighted average
  contractual years to
  maturity                  8.57            - (b)         -           8.57 (c)           -          - (b)    1.39             -
-------------------------------------------------------------------------------------------------------------------------------

(a) Includes Federal Reserve Bank stock of $41 million with a yield of 6.00% and no stated maturity.

(b) The average expected lives of "U.S. agency mortgage-backed" and "Other mortgage-backed" securities were approximately 7.4 years and 4.5 years, respectively, at December 31, 1995.

(c) Excludes maturities of "U.S. agency mortgage-backed" securities.

Note: Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

-------------------------------------------------------------------------------

3. SECURITIES (CONTINUED)

In late 1995, the FASB issued "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers." This guide permitted a one-time reassessment of the appropriateness of the classifications of securities as available for sale or held for investment. The Corporation elected to redesignate $530 million of GNMA fixed-rate pass-through securities with an unrealized gain of $22 million and $56 million of municipal securities with an unrealized gain of less than $1 million, from the investment securities category to the securities available for sale category.

Gross realized gains on the sale of securities available for sale were $7 million, $16 million and $87 million in 1995, 1994 and 1993, respectively. Gross realized losses on the sale of securities available for sale were $1 million and $21 million in 1995 and 1994, respectively. There were no gross realized losses on the sale of securities available for sale in 1993. Proceeds from the sale of securities available for sale were $1.8 billion, $3.8 billion and $9.5 billion in 1995, 1994 and 1993, respectively. At December 31, 1995 and 1994, net unrealized gains of $44 million and losses of $43 million, respectively, were recorded in shareholders' equity, net of tax, in accordance with FAS No. 115.

There were no sales of investment securities in 1995 and 1994. In 1993, Dreyfus recorded $40 million of gross realized gains and $27 million of gross realized losses on the sale of investment securities. Proceeds from the sale of investment securities were $664 million in 1993.

Securities available for sale, investment securities, trading account securities and loans, with book values of $3.1 billion at December 31, 1995, and $3.9 billion at December 31, 1994, were required to be pledged to secure public and trust deposits, and repurchase agreements, as well as for other purposes.

4. LOANS

For details of the loans outstanding at December 31, 1995 and 1994, see the 1995 and 1994 columns of the "Composition of loan portfolio at year-end" table on page 50. The information in those columns is incorporated by reference into these Notes to Financial Statements.

For details of the nonperforming and past-due loans at December 31, 1995 and 1994, see the amounts in the 1995 and 1994 columns of the "Nonperforming assets" and "Past-due loans" tables on pages 54 and 56. The information in those columns is incorporated by reference into these Notes to Financial Statements. Foregone interest on restructured loans was less than $1 million in 1995 and approximately $1 million in 1994. There was no foregone interest on restructured loans in 1993.

5. RESERVE FOR CREDIT LOSSES

------------------------------------------------------------------------------------------------------------------
(in millions)                                                                   1995           1994           1993
------------------------------------------------------------------------------------------------------------------
Balance at beginning of period                                                  $ 607         $ 600          $ 506
Net change in reserve from mergers, asset acquisitions and divestitures             8             4            108
Additions (deductions):
  Credit losses, excluding losses on assets held for accelerated resolution      (230)         (151)          (216)
  Recoveries                                                                       87            84             77
------------------------------------------------------------------------------------------------------------------
    Net credit losses                                                            (143)          (67)          (139)
Credit losses on assets held for accelerated resolution                          (106)            -              -
Provision for credit losses                                                       105            70            125
------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                        $ 471         $ 607          $ 600
------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------

6. PREMISES AND EQUIPMENT

--------------------------------------------------------------------------------------------------
                                                                                December 31,
(in millions)                                                            1995                 1994
--------------------------------------------------------------------------------------------------
Land                                                                 $     29               $   30
Buildings                                                                 278                  259
Equipment                                                                 648                  600
Leasehold improvements                                                    179                  178
--------------------------------------------------------------------------------------------------
    Subtotal                                                            1,134                1,067
Accumulated depreciation and amortization                                (578)                (509)
--------------------------------------------------------------------------------------------------
    Total premises and equipment                                      $   556               $  558
--------------------------------------------------------------------------------------------------

The table above includes capital leases for premises and equipment at a net book value of $2 million at December 31, 1995, and less than $1 million at December 31, 1994.

Rental expense was $121 million, $117 million and $104 million, respectively, net of related sublease revenue of $25 million, $33 million and $29 million, in 1995, 1994 and 1993, respectively. Depreciation and amortization expense totaled $107 million, $95 million and $90 million in 1995, 1994 and 1993, respectively. Maintenance, repairs and utilities expenses totaled $90 million, $89 million and $85 million in 1995, 1994 and 1993, respectively.

As of December 31, 1995, the Corporation and its subsidiaries are obligated under noncancelable leases (principally for banking premises) with expiration dates through 2020. A summary of the future minimum rental payments under noncancelable leases, net of related sublease revenue totaling $86 million, is as follows: 1996--$120 million; 1997--$114 million; 1998--$106 million;
1999--$107 million; 2000--$100 million and 2001 through 2020--$897 million.

7. RESERVE FOR REAL ESTATE ACQUIRED

An analysis of the reserve for real estate acquired for 1995, 1994 and 1993 is presented in the "Reserve for real estate acquired" table on page 55 and is incorporated by reference into these Notes to Financial Statements.

8. SEGREGATED ASSETS

Segregated assets represent commercial real estate and other commercial loans acquired in the December 1992 Meritor retail office acquisition that are on nonaccrual status, or are foreclosed properties, and are subject to a loss sharing arrangement with the FDIC. These delinquent assets, net of reserve, are reported in other assets in the balance sheet. The reserve for segregated assets is not included in the reserve for credit losses.

Segregated assets totaled $24 million at December 31, 1995, including gross segregated assets of $28 million and a $4 million reserve for credit losses. At December 31, 1994, segregated assets totaled $85 million, including gross segregated assets of $89 million and a $4 million reserve for credit losses.

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

During the sixth and seventh years of the arrangement, Mellon Bank, N.A. will pay to the FDIC 80% of any recoveries of charge-offs on such acquired loans that had occurred during the first five years of the arrangement. At the end of the

-------------------------------------------------------------------------------
8. SEGREGATED ASSETS (CONTINUED)

seventh year, the FDIC will pay to Mellon Bank, N.A. an additional 15% of the sum of net charge-offs on the acquired loans that occurred during the first five years, less the recoveries during the sixth and seventh years of the arrangement in excess of $60 million. The $60 million credit loss threshold was reached in the first quarter of 1993.

The FDIC will also reimburse Mellon Bank, N.A. for expenses incurred to recover amounts owed and net expenses incurred with respect to foreclosed properties derived from the acquired commercial real estate or commercial loans. Expenses are reimbursed by the FDIC in the same proportion as the reimbursement of net loan losses. In addition, the FDIC will reimburse Mellon Bank, N.A. for up to 90 days of delinquent interest on the assets covered by the loss sharing arrangement. Mellon Bank, N.A. is required to administer assets entitled to loss sharing protection in the same manner as assets held by Mellon Bank, N.A. for which no loss sharing exists.

9. OTHER ASSETS

----------------------------------------------------------------------------------------
                                                                         December 31,
(in millions)                                                        1995           1994
----------------------------------------------------------------------------------------
Prepaid expense:
  Pension                                                         $   290        $   256
  Other                                                                65             42
Interest receivable                                                   244            199
Accounts receivable                                                   196            218
Receivables related to off-balance-sheet instruments                  388            281
Assets held for accelerated resolution                                 82              -
Other                                                                 938            913
----------------------------------------------------------------------------------------
    Total Other assets                                             $2,203         $1,909
----------------------------------------------------------------------------------------

10. SHORT-TERM BORROWINGS

Federal funds purchased and securities under repurchase agreements represent funds acquired for securities transactions and other funding requirements. Federal funds purchased mature on the business day after execution.

During 1995, the Corporation signed a $300 million three-year revolving credit agreement with several financial institutions that serves as a support facility for commercial paper and for general corporate purposes. This revolving credit facility has several restrictions, including a minimum 6% Tier 1 ratio, a 1.30 maximum double leverage limitation and a minimum nonperforming asset coverage ratio of 3 to 1. The nonperforming asset coverage ratio is Tier I capital plus the reserve for credit losses as a multiple of nonperforming assets. At December 31, 1995, the Corporation's double leverage ratio was 1.13 and the nonperforming asset coverage ratio was 15 to 1. The revolving credit facility is supplemented by a $25 million backup line of credit, bringing total commercial paper support facilities to $325 million. There were no other lines of credit to subsidiaries of the Corporation at December 31, 1995 or 1994. No borrowings were made under any facility in 1995 or 1994. Commitment fees totaled less than $1 million in each of the years 1993 through 1995.

-------------------------------------------------------------------------------

11. NOTES AND DEBENTURES (WITH ORIGINAL MATURITIES OVER ONE YEAR)

-------------------------------------------------------------------------------------------------------------
                                                                                             December 31,
(in millions)                                                                            1995            1994
-------------------------------------------------------------------------------------------------------------
Parent Corporation:
  6.30% Senior Notes due 2000                                                          $  200          $    -
  7-5/8% Senior Notes due 1999                                                            200             200
  6-1/2% Senior Notes due 1997                                                            200             200
  6-7/8% Subordinated Debentures due 2003                                                 150             150
  9-1/4% Subordinated Debentures due 2001                                                 100             100
  9-3/4% Subordinated Debentures due 2001                                                  99              99
  Medium Term Notes, Series A, due 1996-2001 (9.75% to 10.50% at
     December 31, 1995, and 9.56% to 10.50% at December 31, 1994)                          47              48
  7-1/4% Convertible Subordinated Capital Notes due 1999                                    4               4
  6-1/8% Senior Notes due 1995                                                              -             200
  5-3/8% Senior Notes due 1995                                                              -             100
  Senior Medium Term Notes, Series B, due 1995 (8.85% to 9.00% at December  31, 1994)       -              26
Subsidiaries:
  6-1/2% Subordinated Notes due 2005                                                      249             249
  6-3/4% Subordinated Notes due 2003                                                      149             149
 Medium Term Bank Notes due 1998-2007 (6.57% to 8.55% at December 31, 1995
    and  December 31, 1994)                                                                38              35
  Various notes and obligations under capital leases due 1996-2001 (3.92% to
    10.50% at December 31, 1995 and  3.92% to 15.29% at December 31, 1994)                  7               8
-------------------------------------------------------------------------------------------------------------
    Total unsecured notes and debentures (with original maturities over one year)      $1,443          $1,568
-------------------------------------------------------------------------------------------------------------

In June 1995, the Corporation issued the 6.30% fixed rates notes due 2000. Prior to issuance, the Corporation hedged the cost of this debt with an interest rate swap. This swap was terminated upon issuance of the debt. The effective interest rate of this debt, including the effect of the interest rate swap, is 6.54%.

The Corporation's notes and debentures pay interest semiannually and are not redeemable prior to maturities. During 1995, the 6-1/8% and 5-3/8% senior notes and the Series B medium term notes matured as scheduled.

The 6-1/2% and 6-3/4% Subordinated Notes due 2005 and 2003, and the fixed-rate Medium Term Bank Notes due 1998 through 2007, are subordinated to obligations to depositors and other creditors of Mellon Bank, N.A.

The aggregate amounts of notes and debentures that mature during the five years 1996 through 2000, for the Corporation, are as follows: $23 million, $207 million, $18 million, $209 million and $205 million, respectively. The aggregate amounts of notes and debentures that mature during the five years 1996 through 2000, for Mellon Bank Corporation (parent Corporation), are as follows: $20 million, $205 million, $12 million, $204 million and $205 million, respectively.

12. PREFERRED STOCK

------------------------------------------------------------------------------------------------------------------------------------
                                                Liquidation                                  Balances at           1995 Dividends
(dollar amounts in millions,                     preference       Shares        Shares       December 31,       --------------------
except per share amounts)                         per share   authorized        issued    1995   1994   1993    Per share  Aggregate
------------------------------------------------------------------------------------------------------------------------------------
9.60% preferred stock (Series I)                    $25.00     6,000,000     6,000,000   $145    $145   $145        $2.40        $14
8.50% preferred stock (Series J)                     25.00     4,000,000     4,000,000     97      97     97         2.13          9
8.20% preferred stock (Series K)                     25.00     8,000,000     8,000,000    193     193    193         2.05         16
Junior convertible preferred stock (Series D)         1.00                                  -       -      2            -          -
10.40% preferred stock (Series H)                    25.00                                  -       -    155            -          -
                                                                                         ----    ----   ----
    Total preferred stock                                                                $435    $435   $592
------------------------------------------------------------------------------------------------------------------------------------

The Corporation has authorized 50,000,000 shares of Series Preferred Stock, par value $1.00 per share, at December 31, 1995. The table above summarizes the Corporation's preferred stock outstanding at December 31, 1995, 1994 and 1993.

-------------------------------------------------------------------------------

12. PREFERRED STOCK (CONTINUED)

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

If the equivalent of six quarterly dividends, whether or not consecutive, payable on Series I, Series J or Series K preferred stocks, are unpaid and not set aside for payment, the number of directors of the Corporation will be increased by two. The holders of the series of preferred stock for which dividends are unpaid, voting as a single class, will be entitled to elect the two additional directors to serve until all dividends in arrears have been paid or declared and set aside for payment.

13. EQUITY PURCHASE OPTIONS (WARRANTS)

In connection with the acquisition of The Boston Company, the Corporation issued 4.5 million 10-year equity purchase options (warrants), each exercisable for one share of common stock. The warrants were exercisable at $33.33 per share at any time until their expiration on May 21, 2003. In 1995, the Corporation repurchased all of these warrants as part of a privately negotiated transaction with American Express Travel Related Services Company, Inc., a subsidiary of American Express Company.

14. NONINTEREST REVENUE

The components of noninterest revenue for the three years ended December 31, 1995, are presented in the "Noninterest revenue" table on page 31. This table is incorporated by reference into these Notes to Financial Statements.

15. FOREIGN CURRENCY AND SECURITIES TRADING REVENUE

The Corporation's trading activities involve a variety of financial instruments, including U.S. government securities, municipal securities and money market securities, as well as off-balance-sheet instruments. The majority of the Corporation's trading revenue is earned by structuring and executing off-balance-sheet instruments for customers. The Corporation also enters into positions in the interest rate, foreign exchange and debt markets based upon expectations of future market conditions. The resulting risks are limited by entering into generally matching or offsetting positions. Unmatched positions are monitored through established limits. To maximize net trading revenues, the market-making and proprietary positions are managed together by product.

The results of the Corporation's foreign currency and securities trading activities are presented, by class of financial instrument, in the table below.

------------------------------------------------------------------------------------------------------------------------
                                                                                          Year ended December 31,
(in millions)                                                                                1995         1994
------------------------------------------------------------------------------------------------------------------------
Foreign exchange contracts                                                                    $88          $69
Debt instruments                                                                                4            4
Interest rate contracts                                                                         -            3
Futures contracts                                                                              (1)           -
------------------------------------------------------------------------------------------------------------------------
    Total foreign currency and securities trading revenue (a)                                 $91          $76
------------------------------------------------------------------------------------------------------------------------

(a) The Corporation recognized an unrealized loss of less than $1 million at December 31, 1995, and an unrealized gain of less than $1 million at December 31, 1994, related to securities held in the trading portfolio.

-------------------------------------------------------------------------------

16. INCOME TAXES

Income tax expense applicable to income before taxes consists of:


----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                       1995         1994         1993
----------------------------------------------------------------------------------------------------------------------------------
Current taxes:
  Federal                                                                                           $213         $264         $224
  State and local                                                                                     17           26           45
  Foreign                                                                                              4            2           -
----------------------------------------------------------------------------------------------------------------------------------
    Total current tax expense                                                                        234          292          269
----------------------------------------------------------------------------------------------------------------------------------
Deferred taxes:
  Federal                                                                                            138           (4)          35
  State and local                                                                                     28          (11)          (7)
  Foreign                                                                                              1            1            1
----------------------------------------------------------------------------------------------------------------------------------
    Total deferred tax expense (benefit)                                                             167          (14)          29
----------------------------------------------------------------------------------------------------------------------------------
     Provision for income taxes                                                                     $401         $278         $298
----------------------------------------------------------------------------------------------------------------------------------

In addition to amounts applicable to income before taxes, the following income tax benefits (detriments) were recorded:
----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                       1995         1994         1993
----------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity for compensation expense
  for tax purposes in excess of amounts recognized
  for financial statement purposes                                                                  $ 15          $ 3          $ 9
Shareholders' equity for the tax effect of
  net unrealized (gain) loss on assets available for sale                                            (39)          30            -
Goodwill for prior purchase business combinations
  with purchased excess tax basis                                                                      -            -            5
----------------------------------------------------------------------------------------------------------------------------------
    Total tax benefits (detriments)                                                                 $(24)         $33          $14
----------------------------------------------------------------------------------------------------------------------------------

Significant components of deferred tax expense are as follows:
----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                       1995         1994         1993
----------------------------------------------------------------------------------------------------------------------------------
Deferred tax expense (benefit), excluding the effect of other components listed below               $160         $ (7)        $(29)
Reduction of deferred tax valuation allowance                                                          -           (7)           -
Adjustment to deferred tax assets and liabilities for enacted changes in tax laws and rates            7            -           (4)
Investment tax credit carryforward utilized                                                            -            -           29
Alternative minimum tax credit carryforward utilized                                                   -            -           33
----------------------------------------------------------------------------------------------------------------------------------
  Total deferred tax expense (benefit)                                                              $167         $(14)        $ 29
----------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
16. INCOME TAXES (CONTINUED)

The provision for income taxes was different from the amounts computed by applying the statutory federal income tax rate to income before income taxes due to the items listed in the following table.

-------------------------------------------------------------------------------
(dollar amounts in millions)                               1995    1994    1993
-------------------------------------------------------------------------------
Federal statutory tax rate                                   35%     35%     35%
Tax expense computed at statutory rate                     $382    $249    $265
Increase (decrease) resulting from:
  State and local income taxes, net of federal tax benefit   29      10      25
  Amortization of goodwill                                   13      15       9
  Impact of book versus tax basis of acquired assets          -       -      14
  Other, net                                                (23)      4     (15)
-------------------------------------------------------------------------------
  Provision for income taxes                               $401    $278    $298
-------------------------------------------------------------------------------
Effective income tax rate                                  36.7%   39.1%   39.3%
-------------------------------------------------------------------------------

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

------------------------------------------------------------------------------
(in millions)                                              1995    1994   1993
------------------------------------------------------------------------------
Deferred tax assets:
  Provision for credit losses and
    write-downs on real estate acquired                    $230    $254   $259
  Accrued expense not deductible until paid                  31     125     92
  Occupancy expense                                          73      74     72
  Other                                                      28      77     32
------------------------------------------------------------------------------
    Gross deferred tax assets                               362     530    455
Valuation allowance                                           -       -     (7)
------------------------------------------------------------------------------
  Gross deferred tax assets net of
    valuation allowance                                     362     530    448
------------------------------------------------------------------------------

Deferred tax liabilities:
  Lease financing revenue                                   282     250    207
  Salaries and employee benefits                             21      16     44
  Other                                                      33      38     13
------------------------------------------------------------------------------
    Gross deferred tax liabilities                          336     304    264
------------------------------------------------------------------------------
    Net deferred tax asset                                 $ 26    $226   $184
------------------------------------------------------------------------------

The Corporation determined that it was not required to establish a valuation allowance for deferred tax assets for 1995 and 1994 because it is management's assertion that the deferred tax asset likely will be realized through: carryback to taxable income in prior years; future reversals of existing taxable temporary differences; and, to a lesser extent, future taxable income. However, the Corporation did record a valuation allowance upon the acquisition of The Boston Company, Inc. and subsidiaries in 1993. This valuation allowance primarily represented federal net operating loss carryforwards that were subject to limitation on their usage. As of the end of 1995, these carryforwards were fully utilized and the valuation allowance was reversed.

-------------------------------------------------------------------------------
17. EMPLOYEE BENEFITS

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

The Mellon Bank, N.A. plan is significantly overfunded, The Boston Company plan is moderately overfunded and the fair market value of plan assets of the Dreyfus plan are approximately equal to its accumulated benefit obligation.
The Corporation amortizes all actuarial gains and losses and prior service costs over a 10-year period. The tables below report the combined data of these plans. Data for 1993 was not restated for Dreyfus because the amounts were immaterial.

----------------------------------------------------------------------------------------------------------------------------------
                                                                  1995                     1994                      1993
(dollar amounts in millions)                               FUNDED      UNFUNDED      Funded     Unfunded      Funded      Unfunded
----------------------------------------------------------------------------------------------------------------------------------
Assumptions used in the accounting:
  Rates used for expense at January 1:
    Rate on obligation                                      7.5%        7.5%          6.0%       6.0%          6.9%           6.9%
    Rate of return on assets                               10.0           -          10.0          -          10.0              -
    Actuarial salary scale                                  3.5         3.5           3.0        3.0           2.9            2.9
---------------------------------------------------------------------------------------------------------------------------------
Components of pension expense (credit):
  Service cost                                            $  18         $ 1          $ 21       $  2         $  15        $     1
  Interest cost on projected benefit obligation              24           3            22          2            17              2
  Return on plan assets                                    (201)          -            (1)         -           (71)             -
  Net amortization and deferral                             140           1           (47)         1            27              -
----------------------------------------------------------------------------------------------------------------------------------
    Total pension expense (credit)                        $ (19)        $ 5          $ (5)      $  5         $ (12)       $     3
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
                                                                                           1995                      1994
(dollar amounts in millions)                                                        FUNDED     UNFUNDED       Funded     Unfunded
---------------------------------------------------------------------------------------------------------------------------------
Assumptions used for obligation at December 31:
  Rate on obligation                                                                 6.0%       6.0%           7.5%         7.5%
  Actuarial salary scale                                                             3.0        3.0            3.5          3.5
-------------------------------------------------------------------------------------------------------------------------------
Present value of benefit obligation at December 31:
   Vested                                                                           $363       $ 43           $246         $ 34
   Nonvested                                                                          31          1             25            1
-------------------------------------------------------------------------------------------------------------------------------
     Accumulated benefit obligation                                                  394         44            271           35
-------------------------------------------------------------------------------------------------------------------------------
Effect of projected future compensation levels                                        61          4             49            3
-------------------------------------------------------------------------------------------------------------------------------
  Present value of projected benefit obligation                                     $455       $ 48           $320         $ 38
-------------------------------------------------------------------------------------------------------------------------------
Plan assets at fair market value at December 31:
  Cash and U.S. Treasury securities                                                 $173      $   -           $173        $   -
  Corporate debt obligations                                                          64          -             68            -
  Mellon Bank Corporation common stock (a)                                            40          -             23            -
  Other common stock and investments                                                 588          -            398            -
-------------------------------------------------------------------------------------------------------------------------------
    Total plan assets at fair market value                                          $865      $   -           $662        $   -
-------------------------------------------------------------------------------------------------------------------------------
Reconciliation of funded status with financial statements:
   Funded status at December 31                                                     $410       $(48)          $342         $(38)
   Unamortized net transition (asset) obligation                                     (18)         1            (20)           1
   Unrecognized prior service cost                                                    14          3             16            3
   Net deferred actuarial (gain) loss                                               (116)        11            (82)           5
   Adjustment required to recognize minimum liability                                  -        (11)             -           (6)
--------------------------------------------------------------------------------------------------------------------------------
     Prepaid (accrued) expense at December 31                                       $290       $(44)          $256         $(35)
--------------------------------------------------------------------------------------------------------------------------------

(a) Represents 750,000 shares at December 31, 1995 and December 31, 1994. The Mellon Bank, N.A. retirement plan received $1.5 million and $1.2 million, respectively, of dividends from Mellon Bank Corporation's common stock in 1995 and 1994.

-------------------------------------------------------------------------------

17. EMPLOYEE BENEFITS (CONTINUED)


The Corporation has a Long-Term Profit Incentive Plan (1981) which provides for the issuance of stock options, stock appreciation rights, restricted stock units, deferred cash incentive awards and shares of restricted stock to officers and key employees of the Corporation and its subsidiaries as approved by the Human Resources Committee of the Board of Directors. In addition, Dreyfus has a 1989 Non-Qualified Stock Option Plan. Both plans are described below.

Long-Term Profit Incentive Plan (1981)

Stock options may be granted at prices not less than the fair market value of the common stock on the date of grant. Options may be exercised during fixed periods of time not to exceed 10 years from the date of grant. In the event of certain changes in control of the Corporation, these options may become immediately exercisable.

Total outstanding grants as of December 31, 1995, were 7,464,163 shares, of which 2,314,665 shares were exercisable. During 1995, 1994 and 1993, options for 1,777,625; 3,067,206; and 1,554,644 shares, respectively, were granted. As of December 31, 1995, options for 1,387,267 shares were available for grant.

Included in the December 31, 1995, 1994 and 1993 outstanding grants were options for 860,856; 1,044,428; and 631,353 shares, respectively, that were issued at exercise prices ranging from $13.17 to $53.38 per share. These options become exercisable near the end of their 10 year terms, but exercise dates may be accelerated by the Human Resources Committee of the Board of Directors, based on the optionee's performance. If so accelerated, compensation will be paid in the form of deferred cash incentive awards to reimburse the exercise price of these options if exercised prior to the original vesting date. The Corporation recognized $9 million of compensation expense for these options in 1995 and $8 million in both 1994 and 1993. As of December 31, 1995, the exercise date had been accelerated on options for 1,276,700 shares, of which 221,744; 4,972; and 301,482 were exercised in 1995,
1994 and 1993, respectively.

Options for 1,382,327; 612,536; and 1,503,144 shares were exercised in 1995, 1994 and 1993, respectively, under the Long-Term Profit Incentive Plan, including the 221,744; 4,972; and 301,482 shares on which the exercise date was accelerated.

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

Total outstanding grants as of December 31, 1995, were 814,207 shares, of which 708,982 shares were exercisable. No options were granted in 1995 and 1994. In 1993, options for 66,013 shares were granted. No further options will be granted under this plan.

The shares under option included in the December 31, 1995, 1994, and 1993 outstanding grants were issued at exercise prices ranging from $18.23 to $31.53 per share. Options for 906,339; 26,900; and 7,096 shares were exercised in 1995, 1994 and 1993, respectively.

-------------------------------------------------------------------------------

17. EMPLOYEE BENEFITS (CONTINUED)

The following table presents a summary of the aggregate options outstanding under the Corporation's Long-Term Profit Incentive Plan and the Dreyfus 1989 Non-Qualified Stock Option Plan:


-------------------------------------------------------------------------------
                                                             Price of
                           Number of shares              shares under option
                    -------------------------------   --------------------------
                                         Eligible                     Aggregate
                     Under option    for exercise     Per share   (in millions)
-------------------------------------------------------------------------------
DECEMBER 31, 1995       8,278,370    3,023,647       $13.17-$53.38         $287
December 31, 1994       8,969,573    3,799,556         13.17-40.08          278
December 31, 1993       6,972,291    2,735,472         13.17-40.08          192
-------------------------------------------------------------------------------

Stock Option Plan for Outside Directors (1989)

The Corporation's Stock Option Plan for Outside Directors provides for the granting of options for shares of common stock to outside directors and advisory board members of the Corporation. The timing, amounts, recipients and other terms of the option grants are determined by the provisions of, or formulas in, the Directors' Option Plan. The exercise price of the options is equal to the fair market value of the common stock on the grant date. All options have a term of 10 years from the date of grant and become exercisable one year from the grant date. Directors elected during the year are granted options on a pro rata basis to those granted to the directors at the start of the year.

Total outstanding grants as of December 31, 1995, were 376,008 shares, of which 327,408 were exercisable and 158,637 shares were available for grant. Shares under option ranged from $17.00 to $38.75 per share for an aggregate of $11 million. During 1995, 1994 and 1993, options for 48,600; 52,563; and 50,648 shares, respectively, were granted at prices ranging from $37.33 to $38.75 per share. Options for 20,429; 4,298; and 27,729 shares were exercised in 1995, 1994 and 1993, respectively.

Retirement Savings Plan

Since April 1988, employees' payroll deductions into retirement savings accounts have been matched by the Corporation's contribution of common stock, at the rate of $.50 on the dollar, up to six percent of the employee's annual base salary with an annual maximum corporate contribution of $3,000 per employee. In 1995, 1994 and 1993, the Corporation recognized $10 million, $10 million and $9 million, respectively, of expense related to this plan and contributed 239,071; 276,535; and 229,317 shares, respectively. A portion of the shares contributed in 1995, 1994 and 1993 were issued from treasury stock. The plan held 1,752,409; 1,672,200; and 1,505,303 shares of the Corporation's common stock at December 31, 1995, 1994 and 1993, respectively.

Dreyfus has a separate retirement profit-sharing plan and a related deferred compensation plan that provide for the payment of death, disability and retirement benefits to Dreyfus employees or their beneficiaries in amounts equal to the value of their proportionate interests in the plan. Amounts expensed under the plans were $11 million, $10 million and $9 million for 1995, 1994 and 1993, respectively.

Profit Bonus Plan

Awards are made to key employees at the discretion of the Human Resources Committee of the Board of Directors. At the committee's election, awards may be paid in a lump sum or may be deferred and paid over a period of up to 15 years. Payouts under this plan were $20 million, $18 million and $19 million for 1995, 1994 and 1993, respectively, and can be in the form of cash, restricted stock or restricted stock units.

-------------------------------------------------------------------------------

17. EMPLOYEE BENEFITS (CONTINUED)

Employee Stock Ownership Plan

In 1989, an Employee Stock Ownership Plan was formed to hold certain shares of Mellon Bank Corporation common stock previously held in other defined contribution plans sponsored by the Corporation and its subsidiaries. At December 31, 1995, 1994 and 1993, this plan held 96,055; 95,709; and 116,367 shares, respectively, of the Corporation's common stock. The Corporation may make contributions to this plan from time to time. No contributions were made in 1995, 1994 or 1993.

Postretirement benefits other than pensions

The Corporation shares in the cost of providing managed care, Medicare supplement, and/or major medical programs for employees that retired prior to January 1, 1991. Employees who retire subsequent to January 1, 1991, who were between the ages of 55 and 65 on January 1, 1991, and had at least 15 years of service, are provided with a defined dollar supplement to assist them in purchasing health insurance. Early retirees who do not meet these age and service requirements are eligible to purchase health coverage at their own expense under the standard plans that are offered to active employees. In addition, the Corporation provides a small subsidy toward health care coverage for other active employees when they retire. These benefits are provided through various insurance carriers whose premiums are based on claims paid during the year. The cost of providing these benefits amounted to $10 million in 1995, $10 million in 1994 and $8 million in 1993.

The Corporation adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," on January 1, 1993. FAS No. 106 requires sponsors of plans providing certain health care and life insurance benefits to retired employees to expense the cost of these benefits over the estimated working lives of these employees, rather than expensing the costs as paid. The incremental expense of adopting FAS No. 106 was approximately $7 million for 1995, $7 million for 1994 and $3 million for 1993. This accounting standard was adopted on a prospective basis by beginning to amortize the transition obligation over a 20-year period. During 1995, the transition obligation was reduced by $18 million due to a change in the benefit program that requires current and future retirees to enroll in a managed care program. Previously, retirees were permitted to use any health care provider.

-------------------------------------------------------------------------------
ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION

                                                                                    Accumulated
                                                   Accrued postretirement          postretirement                 Unrecognized
                                                       benefit cost               benefit obligation          transition obligation
                                                   ----------------------         ------------------          ---------------------
(in millions)                                      1995     1994     1993         1995   1994   1993          1995     1994   1993
----------------------------------------------------------------------------------------------------------------------------------
Balance at January 1                               $(19)    $(12)    $ (4)        $(70)  $(83)  $(63)          $53      $56    $59
----------------------------------------------------------------------------------------------------------------------------------
Acquisition of The Boston Company                     -        -       (5)           -      -     (5)            -        -      -
----------------------------------------------------------------------------------------------------------------------------------
Recognition of components of
  net periodic postretirement
  benefit costs:
    Service cost                                     (1)      (1)       -           (1)    (1)     -             -        -      -
    Interest cost                                    (6)      (6)      (5)          (6)    (6)    (5)            -        -      -
    Amortization of
      transition obligation                          (3)      (3)      (3)           -      -      -            (3)      (3)    (3)
----------------------------------------------------------------------------------------------------------------------------------
                                                    (10)     (10)      (8)          (7)    (7)    (5)           (3)      (3)    (3)
Change in APBO actuarial
  assumptions including a
  change in the discount rate                         -        -        -           (1)    15    (15)            -        -      -
Benefit payments                                      3        3        5            5      5      5             -        -      -
Plan changes                                          -        -        -           18      -      -           (18)       -      -
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31                             $(26)    $(19)    $(12)       $(55)   $(70)  $(83)          $32      $53    $56
----------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------

17. EMPLOYEE BENEFITS (CONTINUED)

A weighted average discount rate of 8% was used to estimate the net periodic benefit cost, and a 7% rate was used to value the accumulated postretirement benefit obligation at year-end 1995. A health care cost trend rate was used to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, technological changes, regulatory requirements and Medicare cost shifting. The future annual increase assumed in the cost of health care benefits was 11% for 1996 and was decreased gradually to 6% for 2003 and thereafter. The health care cost trend rate assumption can have a significant impact on the amounts reported. Increasing the assumed health care cost trend by one percentage point in each year would increase the accumulated postretirement benefit obligation by approximately $4 million and the aggregate of the service and interest cost components of net periodic postretirement health care benefit cost by less than $1 million.

FAS No. 123, Accounting for Stock-Based Compensation

In October 1995, the Financial Accounting Standards Board released FAS No.
123, "Accounting for Stock-Based Compensation." FAS No. 123 establishes a fair value based method of accounting for stock-based compensation plans. FAS No. 123 permits entities to expense an estimated fair value of employee stock options or to continue to measure compensation cost for these plans using the intrinsic value accounting method contained in APB Opinion No. 25. Entities that elect to continue to use the intrinsic value method must provide pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. This standard became effective on January 1, 1996. The Corporation expects to continue to use the intrinsic value method of accounting for stock-based compensation plans and will provide pro forma disclosures of the fair value based method in 1996.


18. RESTRICTIONS ON DIVIDENDS AND REGULATORY LIMITATIONS

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

Under the first and currently more restrictive of the foregoing dividend limitations, the Corporation's national bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to December 31, 1995, of up to approximately $175 million of their retained earnings of $2.122 billion at December 31, 1995, less any dividends declared and plus or minus net profits or losses, as defined, between January 1, 1996, and the date of any such dividend declaration. The payment of dividends is also limited by minimum capital requirements imposed on all national bank subsidiaries by the OCC. The Corporation's national bank subsidiaries exceed these minimum requirements.
The national bank subsidiaries declared dividends to the parent Corporation of $501 million in 1995, $366 million in 1994 and $185 million in 1993. The Federal Reserve Board and the OCC have issued additional guidelines that require bank holding companies and national banks to continuously evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition.

The Federal Reserve Act limits extensions of credit by the Corporation's bank subsidiaries to the Corporation and to certain other affiliates of the Corporation, requires such extensions to be collateralized and limits the amount of investments by the banks in these entities. At December 31, 1995, such extensions of credit and investments were limited to $465 million to the Corporation or any other affiliate and to $930 million in total to the Corporation and all of its other affiliates. Outstanding extensions of credit totaled $98 million at December 31, 1995.

-------------------------------------------------------------------------------

19. LEGAL PROCEEDINGS

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

20. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

Off-balance-sheet risk

In the normal course of business, the Corporation becomes a party to various financial transactions that generally do not involve funding. Because these transactions generally are not funded, they are not reflected on the balance sheet and are referred to as financial instruments with off-balance-sheet risk. The Corporation offers off-balance-sheet financial instruments to enable its customers to meet their financing objectives and manage their interest- and currency-rate risk. Supplying these instruments provides the Corporation with an ongoing source of fee revenue. The Corporation also enters into these transactions to manage its own risks arising from movements in interest and currency rates and as part of its proprietary trading and funding activities. These off-balance-sheet instruments are subject to credit and market risk. Credit risk is limited to the estimated aggregate replacement cost of contracts in a gain position, should counterparties fail to perform under the terms of those contracts and any underlying collateral proves to be of no value. Credit risk is managed by subjecting the counterparties to the Corporation's credit approval and monitoring policies and procedures. Counterparty limits are monitored on an ongoing basis. Credit risk is often further mitigated by contractual agreements to net replacement cost gains and losses on multiple transactions with the same counterparty through the use of master netting agreements. Market risk arises from changes in the market value of contracts as a result of the fluctuations in interest and currency rates. The Corporation limits its exposure to market risk by entering into generally matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Position limits are set by the Finance Committee and approved by the Office of the Chairman and the Executive Committee of the Board of Directors. Portfolio outstandings are monitored against such limits by senior managers and compliance staff independent of line areas.

Financial instruments with contract amounts that represent credit risk:
-------------------------------------------------------------------------------

                                                                  December 31,
(Notional amounts in millions)                                  1995       1994
-------------------------------------------------------------------------------
 Commitments to extend credit                                $21,264    $14,778
 Standby letters of credit and foreign guarantees              3,446      2,923
 Commercial letters of credit                                     98        137
 Residential mortgage loans serviced with recourse               156        186
 Custodian securities lent with indemnification
   against broker default of return of securities             18,157     15,127
-------------------------------------------------------------------------------

Commitments to extend credit

The Corporation enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specific rates and for specific purposes. Substantially all of the Corporation's commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding. The majority of the Corporation's commitments to extend credit include material adverse change clauses within the commitment contracts. These clauses allow the Corporation to deny funding a loan commitment if the borrower's financial condition deteriorates during the commitment, such that the customer no longer meets the Corporation's credit standards. The Corporation's exposure to credit loss in the event of nonperformance by the customer is represented by the contractual amount of the commitment to extend

-------------------------------------------------------------------------------

20. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

credit. Accordingly, the credit policies utilized in committing to extend credit and in the extension of loans are the same. Market risk arises on fixed rate commitments if interest rates have moved adversely subsequent to the extension of the commitment. The Corporation believes the market risk associated with commitments is minimal. Since many of the commitments are expected to expire without being drawn upon, the total contractual amounts do not necessarily represent future cash requirements. The amount and type of collateral obtained by the Corporation is based upon industry practice, as well as its credit assessment of the customer. Of the $21 billion of contractual commitments for which the Corporation has received a commitment fee or which were otherwise legally binding--excluding credit card plans--approximately 27% of the commitments are scheduled to expire within one year, and an additional 58% are scheduled to expire within five years.

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


----------------------------------------------------------------------------------------------------------------------------------
STANDBY LETTERS OF CREDIT AND FOREIGN GUARANTEES                                                                  Weighted-average
                                                                                                                 years to maturity
                                                                                December 31,                       at December 31,
(dollar amounts in millions)                                                 1995        1994                   1995         1994
----------------------------------------------------------------------------------------------------------------------------------
Commercial paper and other debt                                           $   374      $  333                    1.5          1.3
Tax-exempt securities                                                         759         630                    1.9          2.1
Bid- or performance-related                                                 1,061       1,019                    1.0          1.0
Other                                                                       1,252         941                     .6           .7
                                                                          -------      ------
  Total standby letters of credit and foreign guarantees (a)              $ 3,446      $2,923                    1.1          1.2
----------------------------------------------------------------------------------------------------------------------------------

(a) Net of participations and cash collateral totaling $230 million and $263 million at December 31, 1995 and 1994, respectively.

A commercial letter of credit is normally a short-term instrument used to finance a commercial contract for the shipment of goods from a seller to a buyer. This type of letter of credit ensures prompt payment to the seller in accordance with the terms of the contract. Although the commercial letter of credit is contingent upon the satisfaction of specified conditions, it represents a credit exposure if the buyer defaults on the underlying transaction. Normally, reimbursement from the buyer is coincidental with payment to the seller under commercial letter of credit drawings. As a result, the total contractual amounts do not necessarily represent future cash requirements.

Residential mortgage loans serviced with recourse

Certain residential mortgages were sold with servicing retained where the Corporation is subject to limited recourse provisions. The loans are collateralized by real estate mortgages and in certain instances are supported by either government sponsored or private mortgage insurance.

-------------------------------------------------------------------------------

20. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

Securities lending

A securities lending transaction is a fully collateralized transaction in which the owner of a security agrees to lend the security through an agent (the Corporation) to a borrower, usually a broker/dealer or bank, on an open, overnight or term basis, under the terms of a prearranged contract. The borrower will collateralize the loan at all times, generally with cash or U.S. government securities, exceeding 100% of the market value of the loan, plus any accrued interest on debt obligations.

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

OFF-BALANCE-SHEET INSTRUMENTS USED FOR TRADING ACTIVITIES (a)

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  December 31,
                                                                                        1995                          1994
                                                                               -------------------          ----------------------
                                                                               NOTIONAL      CREDIT         Notional        Credit
(in millions)                                                                    AMOUNT        RISK           Amount          Risk
----------------------------------------------------------------------------------------------------------------------------------
Foreign currency contracts:
  Commitments to purchase                                                       $10,771         (b)          $10,326            (b)
  Commitments to sell                                                            10,868         (b)           10,383            (b)
Foreign currency and other option contracts written                                 461          -                59             -
Foreign currency and other option contracts purchased                               417          -                65             1
Futures and forward contracts                                                     1,266          -             1,170             -
Interest rate agreements:
  Interest rate swaps                                                             5,531         52             6,127            51
  Options, caps and floors purchased                                              2,043          3             3,262            16
  Options, caps and floors written                                                1,871          -             2,219             -
  Forward rate agreements                                                           155          -                50             -
----------------------------------------------------------------------------------------------------------------------------------

(a) The amount of credit risk associated with these instruments is limited to the cost of replacing a contract in a gain position, on which a counterparty has defaulted. Credit risk associated with these instruments is discussed by type of instrument in the following paragraphs.
(b) The combined credit risk on foreign currency contract commitments to purchase and sell was $334 million at December 31, 1995 and $213 million at December 31, 1994.

Foreign currency contracts

Commitments to purchase and sell foreign currency facilitate the management of market risk by ensuring that, at some future date, the Corporation or a customer will have a specified currency at a specified rate. The Corporation enters into foreign currency contracts on behalf of its customers, as well as for its own account as part of its proprietary trading activities. The notional amount of these contracts at December 31, 1995, was $10.8 billion to purchase and $10.9 billion to sell. This notional amount does not represent the actual market or credit risk associated with this product. Market risk arises from changes in the market value of contractual positions caused by movements in currency rates. The Corporation limits its exposure to market risk by entering into generally matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk relates to the ability of the Corporation's counterparty to meet its obligations under the contract and generally is limited to the estimated aggregate replacement cost of those foreign currency contracts in a gain position. Replacement cost totaled approximately $334 million and $213 million at December 31, 1995 and 1994, respectively, and is recorded on the balance sheet. There were no settlement or counterparty default losses on foreign

-------------------------------------------------------------------------------

20. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

currency contracts in 1995, 1994 or 1993. The Corporation manages credit risk by dealing only with approved counterparties under specific credit limits and by monitoring the amount of outstanding contracts by customer and in the aggregate against such limits. The future cash requirements, if any, related to foreign currency contracts are represented by the net contractual settlement between the Corporation and its counterparties.

Foreign currency and other option contracts written and purchased

Foreign currency and other option contracts grant the contract purchaser the right, but not the obligation, to purchase or sell a specified amount of a foreign currency or other financial instrument during a specified period at a predetermined price. The Corporation acts as both a purchaser and seller of foreign currency and other option contracts. Market risk arises from changes in the value of contractual positions caused by fluctuations in currency rates, interest rates and security values underlying the option contracts. Market risk is managed by entering into generally matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk and future cash requirements are similar to those of foreign currency contracts. The estimated aggregate replacement cost of purchased foreign currency and other option contracts in gain positions was less than $1 million at December 31, 1995 and $1 million at December 31, 1994, and is recorded on the balance sheet. There were no settlement or counterparty default losses on foreign currency and other option contracts in 1995, 1994 or 1993.

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

For instruments that are traded on an organized exchange, the exchange assumes the credit risk that a counterparty will not settle and generally requires a margin deposit of cash or securities as collateral to minimize potential credit risk. The Corporation has established policies governing which exchanges and exchange members can be used to conduct these activities, as well as the number of contracts permitted with each member and the total dollar amount of outstanding contracts. Credit risk associated with futures and forward contracts is limited to the estimated aggregate replacement cost of those futures and forward contracts in a gain position and was less than $1 million at December 31, 1995 and 1994. Credit risk related to futures contracts is substantially mitigated by daily cash settlements with the exchanges for the net change in futures contract value. There were no settlement or counterparty default losses on futures and forward contracts in 1995, 1994 or 1993.

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

The credit risk associated with interest rate swaps is limited to the estimated aggregate replacement cost of those agreements in a gain position. Replacement cost totaled $52 million and $51 million at December 31, 1995 and 1994, respectively, and is recorded on the balance sheet. Credit risk is managed through credit approval procedures that establish specific lines for

-------------------------------------------------------------------------------

20. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

individual counterparties and limits of credit exposure to various portfolio segments. Counterparty and portfolio outstandings are monitored against such limits on an ongoing basis. Credit risk is further mitigated by contractual arrangements with the Corporation's counterparties that provide for netting replacement cost gains and losses on multiple transactions with the same counterparty. The Corporation has entered into collateral agreements with certain counterparties to interest rate swaps to further secure amounts due. The collateral is generally cash and/or U.S. government securities. There were no counterparty default losses on interest rate swaps in 1995, 1994 or 1993. Market risk arises from changes in the market value of contractual positions caused by movements in interest rates. The Corporation limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. The future cash requirements of interest rate swaps are limited to the net amounts payable under these swaps. At December 31, 1995, 94% of these interest rate swaps are scheduled to mature in less than five years.

Options, caps, floors and forward rate agreements

An interest rate option is a contract that grants the purchaser the right to either purchase or sell a financial instrument at a specified price within a specified period of time. An interest rate cap is a contract that protects the holder from a rise in interest rates or some other underlying index beyond a certain point. An interest rate floor is a contract that protects the holder against a decline in interest rates or some other underlying index below a certain point. A forward rate agreement is an agreement to exchange dollar amounts at a specified future date based on the difference between a particular interest rate index and an agreed upon fixed rate. The credit risk associated with options, caps and floors purchased was $3 million at year end 1995 and $16 million at year-end 1994 and is recorded on the balance sheet. Options, caps and floors written do not expose the Corporation to credit risk. Market risk arises from changes in the market value of contractual positions caused by movements in interest rates. The Corporation limits its exposure to market risk by entering into generally matching or offsetting positions and by establishing and monitoring limits on unmatched positions.

Off-balance-sheet instruments used for interest rate risk management purposes(a)
------------------------------------------------------------------------------

                                                           December 31,
                                                     1995             1994
                                            ----------------    ----------------
                                            NOTIONAL  CREDIT    Notional  Credit
(in millions)                                 AMOUNT    RISK      Amount    Risk
--------------------------------------------------------------------------------
Interest rate agreements:
  Interest rate swaps                        $7,967      $51     $10,985     $2
  Options, caps and floors purchased (b)        464        4         344      8
  Forward rate agreements                       265        -           -      -
  Futures contracts                               6        -           5      -
Other products                                  108        -           -      -
-------------------------------------------------------------------------------

(a) The amount of credit risk associated with these instruments is limited to the cost of replacing a contract in a gain position, on which a counterparty has defaulted. Credit risk associated with these instruments is discussed by type of instrument in the following paragraphs.

(b) At December 31, 1995 and 1994, there were no options, caps and floors written.

Interest rate swaps

The Corporation enters into interest rate swaps as part of its interest rate risk management strategy primarily to alter the interest rate sensitivity of its deposit liabilities. At December 31, 1995, the Corporation used $7,967 million of interest rate swaps for interest rate risk management purposes compared with $10,985 million at December 31, 1994. The credit and market risk associated with these instruments is explained on pages 88 and 89 under "Interest rate swaps." The replacement cost of swap agreements in a gain position was $51 million and $2 million at December 31, 1995 and 1994, respectively. Net interest revenue in 1995 and 1994 included less than $1 million and $3 million, respectively, of amortized deferred gains from terminated interest rate swaps.

-------------------------------------------------------------------------------

20. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

Options, caps, floors, forward rate agreements and futures contracts

Other interest rate products--primarily options, interest rate caps, interest rate floors, forward rate agreements and futures contracts--also are used by the Corporation as part of its interest rate risk management strategy. The Corporation had $735 million and $349 million notional amounts of these instruments outstanding at December 31, 1995 and 1994, respectively. The credit and market risk associated with these instruments is explained on pages 88 and 89 under "Futures and forward contracts" and "Options, caps, floors and forward rate agreements." The replacement cost of those instruments in a gain position totaled $4 million and $8 million at December 31, 1995 and 1994, respectively.

The Corporation periodically issues notes and debentures for general corporate purposes, including the funding of debt maturities. At December 31, 1995, a $250 million forward rate agreement was carried by the Corporation to lock in the cost of an anticipated 10-year debt issuance. At December 31, 1995, an unrealized net loss of $12 million was deferred on this forward rate agreement. This loss will be recognized as an increase in interest expense over the term of the debt, which is expected to be issued in the first quarter of 1996.

Other products

Other products consist of forward foreign exchange contracts and total return swaps. The Corporation had $35 million of forward foreign exchange contracts at December 31, 1995. These contracts are used to minimize the net income and capital impact of foreign currency translation gains or losses created by investments in foreign branches and subsidiaries. The Corporation had $73 million of total return swaps at December 31, 1995. These swaps are used by the Corporation to minimize the risk related to the Corporation's investment in start-up mutual funds that are based on specific market indices.

Concentrations of credit risk

In its normal course of business, the Corporation engages in activities with a significant number of domestic and international counterparties. The maximum risk of accounting loss from on- and off-balance-sheet financial instruments with these counterparties is represented by their respective balance sheet amounts and the contractual or replacement cost of the off- balance-sheet financial instruments.

Approximately 33% of the Corporation's total on- and off-balance-sheet financial instruments with credit risk at December 31, 1995, were with consumers and consumer-related industries, compared with approximately 35% at December 31, 1994. This credit exposure consisted principally of loans and the related interest receivable on the balance sheet and off-balance-sheet loan commitments and letters of credit. Consumers to which the Corporation has credit exposure primarily are located within the Central Atlantic region and are affected by economic conditions within that region.

Financial institutions--which include finance-related companies, domestic and international banks and depository institutions, securities and commodities brokers, and insurance companies--accounted for approximately 17% of the Corporation's total on- and off-balance-sheet financial instruments with credit risk at December 31, 1995, compared with approximately 16% at December 31, 1994. The Corporation's on-balance-sheet credit exposure to financial institutions included short-term liquid assets consisting of due from banks and money market investments, loans and the related interest receivable and investment securities. In addition, the Corporation had off-balance-sheet credit exposure to financial institutions consisting of commitments to extend credit and letters of credit.

The Corporation had credit exposure to the U.S. government, including its corporations and agencies, totaling approximately 9% of its on- and off-balance-sheet financial instruments with credit risk at December 31, 1995, compared with approximately 10% at December 31, 1994. Substantially all of this exposure consisted of investment securities,

-------------------------------------------------------------------------------

20. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

securities available for sale and the related interest receivable and balances due from the Federal Reserve. No other concentration of credit risk exceeded 10% of the Corporation's total credit risk arising from on- and off-balance-sheet financial instruments at December 31, 1995 and 1994, respectively.

21. FAIR VALUE OF FINANCIAL INSTRUMENTS

FAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires the disclosure of the estimated fair value of on- and off-balance-sheet financial instruments. A financial instrument is defined by FAS No. 107 as cash, evidence of an ownership interest in an entity, or a contract that creates a contractual obligation or right to deliver to or receive cash or another financial instrument from a second entity on potentially favorable terms.

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

Fair value estimates do not include anticipated future business or the value of assets, liabilities and customer relationships that are not considered financial instruments. For example, the Corporation's fee-generating businesses--which contributed 52% of revenue in 1995--are not incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial instruments include lease finance assets, deferred tax assets, lease contracts, premises and equipment and intangible assets. Accordingly, the estimated fair value amounts of financial instruments do not represent the entire value of the Corporation.

The following methods and assumptions were used by the Corporation in estimating the fair value of its financial instruments at December 31, 1995 and 1994:

Short-term financial instruments

The carrying amounts reported on the Corporation's balance sheet generally approximate fair value for financial instruments that reprice or mature in 90 days or less, with no significant change in credit risk. The carrying amounts approximate fair value for cash and due from banks; money market investments; acceptances; demand deposits; money market and other savings accounts; federal funds purchased and securities under repurchase agreements; U.S. Treasury tax and loan demand notes; commercial paper; and certain other assets and liabilities.

Trading account securities, securities available for sale and investment securities

Trading account securities are recorded at market value on the Corporation's balance sheet, including amounts for off-balance-sheet instruments held for trading activities. Market values of trading account securities, securities available for sale and investment securities generally are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, market value is estimated using quoted market prices for securities with similar credit, maturity and interest rate characteristics. The tables in note 3 present in greater detail the carrying value and market value of securities available for sale and investment securities at December 31, 1995 and 1994.

-------------------------------------------------------------------------------

21. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

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

Deposit liabilities

FAS No. 107 defines the estimated fair value of deposits with no stated maturity, which includes demand deposits and money market and other savings accounts, to be the amount payable on demand. Although market premiums paid for depository institutions reflect an additional value for these low- cost deposits, FAS No. 107 prohibits adjusting fair value for any value expected to be derived from retaining those deposits for a future period of time or from the benefit that results from the ability to fund interest-earning assets with these deposit liabilities. The fair value of fixed-maturity deposits which reprice or mature in more than 90 days is estimated using the rates currently offered for deposits of similar remaining maturities.

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

--------------------------------------------------------------------------------

21. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

--------------------------------------------------------------------------------
                                         Carrying amount    Estimated fair value
                                         ---------------    --------------------
                                             December 31,           December 31,
(dollars in millions)                      1995      1994         1995      1994
--------------------------------------------------------------------------------
Securities available for sale(a)        $ 2,913   $ 1,881      $ 2,913   $ 1,881
Investment securities(a)                  2,519     3,244        2,554     3,033
Loans(b):
  Commercial and financial               11,832    10,778       11,782    10,684
  Commercial real estate                  1,532     1,624        1,469     1,513
  Consumer mortgage                       8,960     8,680        8,960     8,374
  Other consumer credit                   4,536     4,836        4,719     5,000
                                        -------   -------
    Total loans                          26,860    25,918
Reserve for credit losses(b)               (465)     (590)           -         -
                                        -------   -------      -------   -------
  Net loans                              26,395    25,328       26,930    25,571
Other assets(c)                           1,281     1,031        1,306     1,031
Fixed-maturity deposits(d):
  Retail savings certificates             6,450     6,707        6,473     6,528
  Negotiable certificates of deposit        656       223          655       223
  Other time deposits                     2,014     1,690        2,016     1,690
Other funds borrowed(c)                   2,033       580        2,044       583
Notes and debentures(a)                   1,443     1,568        1,529     1,488
--------------------------------------------------------------------------------

NM--Not meaningful.

(a) Market or dealer quotes were used to value the reported balance of these financial instruments.

(b) Approximately 77% and 75% of total performing loans, excluding consumer mortgages and credit card receivables, reprice or mature within 90 days at December 31, 1995 and 1994, respectively. Excludes lease finance assets of $830 million and $815 million as well as the related reserve for credit losses of $6 million and $17 million at December 31, 1995 and 1994, respectively. Lease finance assets are not considered financial instruments as defined by FAS No. 107.

(c) Excludes non-financial instruments.

(d) FAS No. 107 defines the estimated fair value of deposits with no stated maturity, which includes demand deposits and money market and other savings accounts, to be equal to the amount payable on demand. Therefore, the positive effect of the Corporation's $20.141 billion and $18.950 billion of such deposits at December 31, 1995 and 1994, respectively, are not included in this table.

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

Other off-balance-sheet financial instruments

The estimated fair value of off-balance-sheet instruments used for trading activities--which includes foreign exchange contracts, interest rate swaps, option contracts, interest rate caps and floors and futures and forward contracts--is equal to the on-balance-sheet carrying amount of these instruments. The estimated fair value of off-balance-sheet instruments used for interest rate risk management purposes--which includes interest rate swaps, interest rate caps and floors and forward rate agreements--is estimated by obtaining quotes from brokers. These values represent the estimated amount the Corporation would receive or pay to terminate the agreements, considering current interest and currency rates, as well as the current credit-worthiness of the counterparties. Off-balance-sheet financial instruments are further discussed in note 20, "Financial instruments with off-balance-sheet risk and concentrations of credit risk."

-------------------------------------------------------------------------------

21. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

ESTIMATED FAIR VALUE OF COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT AND FOREIGN GUARANTEES
----------------------------------------------------------------------------------------------------------------------------------
                                                    DECEMBER 31, 1995                                   December 31, 1994
                                           --------------------------------------          ---------------------------------------
                                                                   ASSET                                          Asset
                                                         ------------------------                       --------------------------
                                           CONTRACT      CARRYING       ESTIMATED          Contract     Carrying         Estimated
(in millions)                                AMOUNT        AMOUNT(a)   FAIR VALUE            amount       amount(a)     fair value
----------------------------------------------------------------------------------------------------------------------------------
Commitments to extend credit                $21,264            $5             $86           $14,778          $ 5              $63
Standby letters of credit and
  foreign guarantees                          3,446             2              20             2,923            2               21
----------------------------------------------------------------------------------------------------------------------------------

(a) Represents the on-balance-sheet receivables or deferred income arising from these financial instruments.

ESTIMATED FAIR VALUE OF OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS USED FOR TRADING ACTIVITIES
----------------------------------------------------------------------------------------------------------------------------------
                                                  DECEMBER 31, 1995                                December 31, 1994
                                      ----------------------------------------          ------------------------------------------
                                                         ASSET (LIABILITY)                                  Asset (Liability)
                                      NOTIONAL      ---------------------------          Notional     ----------------------------
                                     PRINCIPAL       ESTIMATED           AVERAGE        Principal      Estimated           Average
(in millions)                           AMOUNT      FAIR VALUE(a)     FAIR VALUE           Amount     fair value(a)     fair value
----------------------------------------------------------------------------------------------------------------------------------
Foreign currency contracts             $21,639           $  27              $ 25          $20,709          $   5             $   2
  Options purchased                        417             (11)               (7)              65              1                 7
  Options written                          461              13                 8               59             (1)               (6)
Futures and forward contracts            1,266              (6)               (3)           1,170              -                 -
Interest rate swaps                      5,531               5                 8            6,127              2                 2
Options, caps, floors and
  forward rate agreements                4,069               1                 -            5,531              2                 2
----------------------------------------------------------------------------------------------------------------------------------

(a) Recorded at fair value on the Corporation's balance sheet.

ESTIMATED FAIR VALUE OF OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS USED FOR INTEREST RATE RISK MANAGEMENT PURPOSES
----------------------------------------------------------------------------------------------------------------------------------
                                                   DECEMBER 31, 1995                               December 31, 1994
                                      ------------------------------------------        ------------------------------------------
                                                          ASSET (LIABILITY)                                Asset (Liability)
                                      NOTIONAL       ---------------------------         Notional      ----------------------------
                                     PRINCIPAL         CARRYING        ESTIMATED        Principal        Carrying        Estimated
(in millions)                           AMOUNT           AMOUNT(a)    FAIR VALUE           Amount          amount(a)    fair value
----------------------------------------------------------------------------------------------------------------------------------
Interest rate swaps                     $7,967              $(1)            $ 39          $10,985             $ 5            $(352)
Options, caps, floors and
  forward rate agreements                  729               (1)              (8)             344              (1)               8
Futures contracts                            6                -                -                5               -                -
Other products                             108                -               (1)               -               -                -
----------------------------------------------------------------------------------------------------------------------------------

(a) Represents the on-balance-sheet receivables/payables or deferred income arising from these financial instruments.

-------------------------------------------------------------------------------

22. SUPPLEMENTAL INFORMATION TO THE CONSOLIDATED STATEMENT OF CASH FLOWS

Noncash investing and financing transactions that, appropriately, are not reflected in the Consolidated Statement of Cash Flows are listed below.

-------------------------------------------------------------------------------
                                                        Year ended December 31,
(in millions)                                            1995     1994     1993
-------------------------------------------------------------------------------
Transfer of CornerStone(sm) credit card loans to
  accelerated resolution portfolio                      $ 193    $   -  $     -
Net transfers to real estate acquired                      22       14       33
Net transfers to segregated assets                         10       12      134
Series H preferred stock redemption                         -      155        -
Purchase acquisitions(a):
  Fair value of noncash assets acquired                   385      390    8,582
  Liabilities and escrow deposits assumed                 255      279    7,197
  Stock issued                                              -        -      115
  Warrants issued                                           -        -       37
                                                        -----    -----  -------
    Net cash paid                                        (130)    (111)  (1,233)
-------------------------------------------------------------------------------

(a) Purchase acquisitions include: Metmor Financial, Inc. in 1995; U.S. Bancorp Mortgage Company and Glendale Bancorporation in 1994; The Boston Company, Inc. and AFCO and CAFO in 1993.

23. MERGER AND ACQUISITION

On August 24, 1994, the Corporation merged with The Dreyfus Corporation, a mutual fund company headquartered in New York City. The Corporation issued
48.3 million shares of common stock for all of the outstanding common stock of Dreyfus. The merger was accounted for under the pooling of interests method of accounting. The Corporation's financial statements have been restated for all periods prior to the merger to include the reported results of Dreyfus. Operating results, prior to restatement, for the Corporation and Dreyfus for the period ended June 30, 1994, and the year ended December 31, 1993, are presented below.

-------------------------------------------------------------------------------
                                                      Six months     Year ended
                                                  ended June 30,   December 31,
(in millions)                                               1994           1993
-------------------------------------------------------------------------------
The Corporation
  Total revenue                                           $1,398         $2,583
  Net income                                              $  265         $  361
-------------------------------------------------------------------------------
Dreyfus
  Total revenue                                           $  191         $  384
  Net income                                              $   49         $   99
-------------------------------------------------------------------------------
Combined
  Total revenue                                           $1,589         $2,967
  Net income                                              $  314         $  460
-------------------------------------------------------------------------------

On May 21, 1993, the Corporation acquired The Boston Company, Inc. (TBC), headquartered in Boston. TBC, through Boston Safe Deposit and Trust Company and other subsidiaries, engages in the businesses of institutional trust and custody, institutional asset management and private asset management. Under the terms of the stock purchase agreement, the Corporation acquired all of the stock of Boston Group Holdings, Inc., the holding company for TBC and its subsidiaries, and paid a combination of $1.291 billion in cash, 3.75 million shares of the Corporation's common stock and 10-year warrants to purchase an additional 4.5 million shares of the Corporation's common stock at $33.33 per share. This acquisition was accounted for under the purchase method of accounting. The results of TBC have been included in the Corporation's income statement since the acquisition date.

-------------------------------------------------------------------------------

23. MERGER AND ACQUISITION (CONTINUED)

The condensed pro forma combined operating results provided in the table below are presented as if the acquisition had been effective on January 1, 1993 and combines TBC's results of operations for the period January 1, 1993 through May 20, 1993 and the Corporation's historical results of operations for the year ended December 31, 1993, which include TBC's results of operations from May 21, 1993 to December 31, 1993. The pro forma results include adjustments for the effect of the amortization of goodwill and other intangibles, the elimination of certain assets and liabilities at the closing of the transaction, as well as the elimination of the revenues and expense attributable to nine subsidiaries of TBC that were conveyed via dividend to the seller prior to the closing date of the transaction. In addition, merger expenses of $175 million, or $112 million after tax, have been eliminated from the combined historical results of operations as these expenses do not represent ongoing expenses of the Corporation. The pro forma information is intended for informational purposes only and is not necessarily indicative of the results of operations that would have actually occurred had the acquisition been in effect for the period presented.


-------------------------------------------------------------------------------
(Unaudited)                                                           Pro forma
                                                                       combined
                                                                        for the
                                                                     year ended
(dollar amounts in millions,                                       December 31,
except per share amounts)                                                  1993
-------------------------------------------------------------------------------
Total revenue                                                            $3,181
Net income                                                               $  588
Net income per common share                                              $ 3.55
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

24. MELLON BANK CORPORATION (PARENT CORPORATION)

CONDENSED INCOME STATEMENT
-----------------------------------------------------------------------------------
                                                            Year ended December 31,
(in millions)                                               1995      1994     1993
-----------------------------------------------------------------------------------
Dividends from bank subsidiaries                            $501      $366     $185
Dividends from nonbank subsidiaries                           30       122      116
Interest revenue from bank subsidiaries                       37        38       34
Interest revenue from nonbank subsidiaries                    27        21       26
Other revenue                                                  3         4        2
-----------------------------------------------------------------------------------
    Total revenue                                            598       551      363
-----------------------------------------------------------------------------------
Interest expense on commercial paper                          13         7        6
Interest expense on notes and debentures                      83        87      100
Operating expense                                             29        23       32
-----------------------------------------------------------------------------------
    Total expense                                            125       117      138
-----------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET
  INCOME (LOSS) OF SUBSIDIARIES                              473       434      225
Provision (benefit) for income taxes                         (17)      (18)      11
Equity in undistributed net income (loss):
  Bank subsidiaries                                          111        69      343
  Nonbank subsidiaries                                        90       (88)     (97)
-----------------------------------------------------------------------------------
NET INCOME                                                   691       433      460
Dividends on preferred stock                                  39        75       63
-----------------------------------------------------------------------------------
NET INCOME APPLICABLE TO COMMON STOCK                       $652      $358     $397
-----------------------------------------------------------------------------------

CONDENSED BALANCE SHEET
-----------------------------------------------------------------------------------
                                                                       December 31,
(in millions)                                                         1995     1994
-----------------------------------------------------------------------------------
ASSETS:
Cash and money market investments with bank subsidiary              $  315   $  346
Loans and other receivables due from nonbank subsidiaries              386      422
Investment in bank subsidiaries                                      4,285    4,307
Investment in nonbank subsidiaries                                     261      207
Subordinated debt and other receivables due from bank subsidiaries      79      343
Other assets                                                            96       54
-----------------------------------------------------------------------------------
    Total assets                                                    $5,422   $5,679
-----------------------------------------------------------------------------------

-----------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Commercial paper                                                    $  284   $  178
Other liabilities                                                      113      252
Notes and debentures (with original maturities over one year)        1,000    1,127
-----------------------------------------------------------------------------------
    Total liabilities                                                1,397    1,557
-----------------------------------------------------------------------------------
Shareholders' equity                                                 4,025    4,122
-----------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                      $5,422   $5,679
-----------------------------------------------------------------------------------

-------------------------------------------------------------------------------

24. MELLON BANK CORPORATION (PARENT CORPORATION) (CONTINUED)

CONDENSED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------------------------------
                                                                                 Year ended December 31,
(in millions)                                                                   1995      1994      1993
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                   $   691     $ 433   $   460
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Amortization                                                                  21        20        20
    Equity in undistributed net income of subsidiaries                          (201)       19      (246)
    Net (increase) decrease in accrued interest receivable                         3        (1)        1
    Deferred income tax expense (benefit)                                          -        (4)       23
    Net increase in other operating activities                                    42         6        26
--------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                                  556       473       284
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net decrease in term deposits                                                      -         -       199
Net (increase) decrease in short-term deposits with affiliated banks              32      (125)      103
Funds invested in securities available for sale                                    -      (200)   (1,251)
Proceeds from maturities of securities available for sale                          -       460       849
Proceeds from sales of securities available for sale                               -         -       142
Loans made to subsidiaries                                                      (284)     (711)   (1,066)
Principal collected on loans to subsidiaries                                     581       771     1,292
Loans made to joint venture                                                      (15)        -         -
Cash paid in purchase of Glendale Bancorporation                                   -       (28)        -
Cash paid in purchase of The Boston Company                                        -         -    (1,291)
Capital returned from (contributions to) subsidiaries                            241       (15)      330
Net increase in other investing activities                                       (14)      (20)      (10)
--------------------------------------------------------------------------------------------------------
      Net cash provided (used) in investing activities                           541       132      (703)
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in commercial paper                                      106        44       (45)
Repayments of long-term debt                                                    (326)     (413)     (306)
Net proceeds from issuance of long-term debt                                     199         -       545
Net proceeds from issuance of common and preferred stock                          58        18       502
Redemption of preferred stock                                                   (155)        -       (65)
Repurchase of common stock                                                      (578)        -       (89)
Repurchase of warrants                                                           (54)        -         -
Dividends paid on common and preferred stock                                    (346)     (254)     (183)
Net increase (decrease) in other financing activities                              -        (5)       65
--------------------------------------------------------------------------------------------------------
      Net cash provided (used) in financing activities                        (1,096)     (610)      424
--------------------------------------------------------------------------------------------------------
CHANGE IN CASH AND DUE FROM BANKS:
Net change in cash and due from banks                                              1        (5)        5
Cash and due from banks at beginning of year                                       -         5         -
--------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                       $     1     $   -   $     5
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES
--------------------------------------------------------------------------------------------------------
Interest paid                                                                $    99     $  98   $   109
Net income taxes refunded                                                        (42)      (20)      (34)
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
NONCASH INVESTING AND FINANCING TRANSACTIONS
--------------------------------------------------------------------------------------------------------
Series H preferred stock redemption                                          $     -     $ 155   $     -
Purchase of The Boston Company:
Fair value of assets acquired, net of liabilities assumed                          -         -     1,443
Stock and warrants issued                                                          -         -      (152)
--------------------------------------------------------------------------------------------------------
Cash paid                                                                    $     -     $   -   $ 1,291
--------------------------------------------------------------------------------------------------------

REPORT OF INDEPENDENT AUDITORS


TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF MELLON BANK CORPORATION:

We have audited the accompanying consolidated balance sheets of Mellon Bank Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mellon Bank Corporation and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Corporation, as of January 1, 1994, adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."




KPMG PEAT MARWICK LLP

Pittsburgh, Pennsylvania
January 10, 1996

CONSOLIDATED BALANCE SHEET -- AVERAGE BALANCES AND INTEREST YIELDS/RATES
-------------------------------------------------------------------------------

MELLON BANK CORPORATION (and its subsidiaries)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                           1995
                                                                                                                           AVERAGE
                                                                                          AVERAGE                          YIELDS/
                    (dollar amounts in millions)                                          BALANCE          INTEREST          RATES
----------------------------------------------------------------------------------------------------------------------------------
ASSETS              INTEREST-EARNING ASSETS:
                    Interest-bearing deposits with banks                                  $   567             $  36           6.27%
                    Federal funds sold and securities under resale
                      agreements                                                              598                34           5.64
                    Other money market investments                                             57                 3           5.02
                    Trading account securities                                                296                19           6.59
                    Securities:
                      U.S. Treasury and agency securities (a)                               4,671               305           6.52
                      Obligations of states and political subdivisions (a)                     64                 5           7.73
                      Other (a)                                                               203                14           7.09
                    Loans, net of unearned discount (a)                                    27,360             2,432           8.89
                                                                                          -------            ------
                        Total interest-earning assets                                      33,816            $2,848           8.44
                    Cash and due from banks                                                 2,337
                    Customers' acceptance liability                                           229
                    Premises and equipment                                                    555
                    Net acquired property                                                      80
                    Other assets (a)                                                        3,703
                    Reserve for credit losses                                                (591)
                    --------------------------------------------------------------------------------------------------------------
                        Total assets                                                      $40,129
                    --------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES,        INTEREST-BEARING LIABILITIES:
REDEEMABLE          Deposits in domestic offices:
PREFERRED STOCK       Demand                                                              $ 1,916            $   37           1.94%
AND SHAREHOLDERS'     Money market and other savings accounts                               8,736               277           3.16
EQUITY                Retail savings certificates                                           6,683               337           5.05
                      Other time deposits                                                     263                12           4.70
                    Deposits in foreign offices                                             3,898               226           5.79
                                                                                          -------            ------
                        Total interest-bearing deposits                                    21,496               889           4.13
                    Federal funds purchased and securities under
                      repurchase agreements                                                 2,128               125           5.87
                    Short-term bank notes                                                     815                50           6.20
                    Term federal funds purchased                                              644                39           5.98
                    U.S. Treasury tax and loan demand notes                                   400                23           5.69
                    Commercial paper                                                          226                13           5.87
                    Other funds borrowed                                                      395                34           8.68
                    Notes and debentures (with original maturities over one year)           1,670               117           7.04
                                                                                          -------            ------
                        Total interest-bearing liabilities                                 27,774            $1,290           4.65
                    Total noninterest-bearing deposits                                      6,455
                    Acceptances outstanding                                                   229
                    Other liabilities                                                       1,533
                    --------------------------------------------------------------------------------------------------------------
                        Total liabilities                                                  35,991
                    --------------------------------------------------------------------------------------------------------------
                    Redeemable preferred stock                                                  -
                    --------------------------------------------------------------------------------------------------------------
                    Shareholders' equity (a)                                                4,138
                    --------------------------------------------------------------------------------------------------------------
                        Total liabilities, redeemable preferred stock and
                          shareholders' equity                                            $40,129
                    --------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
RATES               YIELD ON TOTAL INTEREST-EARNING ASSETS                                                                    8.44%
                    COST OF FUNDS SUPPORTING INTEREST-EARNING ASSETS                                                          3.82
                    --------------------------------------------------------------------------------------------------------------
                    NET INTEREST MARGIN:
                      TAXABLE EQUIVALENT BASIS                                                                                4.62%
                      WITHOUT TAXABLE EQUIVALENT INCREMENTS                                                                   4.58
                    --------------------------------------------------------------------------------------------------------------

                    (a) Amounts and yields in 1995 and 1994 exclude adjustments to fair value required by FAS No. 115.

                    Note: Interest and yields were calculated on a taxable equivalent basis at tax rates approximating 35% in 1995, 1994 and 1993 and 34% in all other years presented, using dollar amounts in thousands and actual number of days

----------------------------------------------------------------------------------------------------------------------------------
           1994                              1993                              1992                             1991
                      Average                           Average                           Average                          Average
Average               yields/     Average               yields/     Average               yields/    Average               yields/
balance    Interest     rates     balance    Interest     rates     balance    Interest     rates    balance    Interest     rates
----------------------------------------------------------------------------------------------------------------------------------

$   756      $   34      4.52%    $ 1,592      $   58      3.62%    $   839      $   35      4.20%   $   738      $   50      6.77%

    762          30      3.98       1,801          54      3.03         789          27      3.47        605          35      5.76
    138           6      4.29         428          16      3.73         277          17      6.02        223          16      7.34
    380          24      6.27         269          15      5.71         308          21      6.74        309          23      7.41

  4,713         269      5.71       4,120         226      5.49       5,595         423      7.55      4,445         392      8.82
    110           8      7.14         166          11      6.85         147          11      7.77        442          47     10.63
    352          17      4.80         518          24      4.49         758          44      5.94        891          66      7.41
 25,107       1,935      7.71      21,763       1,597      7.34      18,235       1,474      8.07     18,514       1,748      9.44
-------      ------               -------      ------               -------      ------              -------      ------
 32,318      $2,323      7.19      30,657      $2,001      6.53      26,948      $2,052      7.61     26,167      $2,377      9.09
  2,337                             2,170                             1,975                            1,815
    165                               133                               115                              187
    537                               518                               490                              475
    113                               198                               371                              323
  3,273                             2,524                             1,448                            1,452
   (613)                             (565)                             (589)                            (541)
----------------------------------------------------------------------------------------------------------------------------------
$38,130                           $35,635                           $30,758                          $29,878
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------


$ 2,143      $    4       .21%    $ 2,034      $    2       .11%    $ 1,728      $   40      2.31%   $ 1,398      $   57      4.07%
  9,439         188      1.99       8,768         146      1.66       6,364         193      3.03      5,528         266      4.81
  6,597         240      3.64       7,556         241      3.19       7,581         324      4.27      8,202         541      6.60
    246          15      6.05         422          26      6.00         453          31      6.87        903          61      6.68
  2,053          92      4.46       1,024          40      3.89         922          49      5.36      1,100          82      7.49
-------      ------               -------      ------               -------      ------              -------      ------
 20,478         539      2.63      19,804         455      2.29      17,048         637      3.73     17,131       1,007      5.88

  1,777          76      4.29       1,096          33      3.01       1,623          56      3.46      2,333         131      5.62
     29           2      5.68          81           3      3.98          71           3      4.33          -           -         -
    176           8      4.58          61           2      3.79          12           1      4.61          -           -         -
    564          22      3.93         224           6      2.85         664          23      3.42        664          36      5.50
    155           7      4.33         198           6      3.22         173           6      3.70        222          13      6.04
    494          38      7.80         401          29      7.13         359          29      8.20        355          29      7.87
  1,768         110      6.20       1,991         121      6.08       1,365          94      6.88      1,448         117      8.08
-------      ------               -------      ------               -------      ------              -------      ------
 25,441      $  802      3.15      23,856      $  655      2.75      21,315      $  849      3.98     22,153      $1,333      6.02
  6,770                             6,737                             5,636                            4,307
    165                               134                               115                              187
  1,453                               944                               580                              566
----------------------------------------------------------------------------------------------------------------------------------
 33,829                            31,671                            27,646                           27,213
----------------------------------------------------------------------------------------------------------------------------------
      -                                 -                                 -                               51
----------------------------------------------------------------------------------------------------------------------------------
  4,301                             3,964                             3,112                            2,614
----------------------------------------------------------------------------------------------------------------------------------

$38,130                           $35,635                           $30,758                          $29,878
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
                         7.19%                             6.53%                             7.61%                            9.09%
                         2.48                              2.14                              3.15                             5.10
----------------------------------------------------------------------------------------------------------------------------------

                         4.71%                             4.39%                             4.46%                            3.99%
                         4.67                              4.34                              4.39                             3.86
----------------------------------------------------------------------------------------------------------------------------------

in the years, and are before the effect of reserve requirements. Loan fees, as well as nonaccrual loans and their related income effect, have been included in the calculation of average interest yields/rates.

GENERAL INFORMATION

ANNUAL MEETING       The Annual Meeting of Shareholders will be held on the 10th floor of the Union Trust Building,
                     501 Grant Street, Pittsburgh, Pa. at 10 a.m. on Tuesday, April 16, 1996.

EXCHANGE LISTING     Mellon Bank Corporation's common, Series I preferred, Series J preferred and Series K preferred stock are traded on the New York Stock Exchange.  The trading symbols are MEL (common stock), MEL Pr I, MEL Pr J and MEL Pr K.  The Transfer Agent and Registrar is Mellon Bank, N.A., c/o Securities Transfer Services,
                     85 Challenger Road, Overpeck Centre, Ridgefield Park, NJ 07660-9940.

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

ELECTRONIC DEPOSIT   Registered holders may have quarterly dividends paid on Mellon Bank Corporation's common and preferred stocks
OF DIVIDENDS         electronically deposited to their checking or savings account, free of charge.  If you wish to have your dividends electronically deposited, please write to Chemical Mellon Shareholder Services,
                     P.O. Box 590, Ridgefield Park, NJ 07660-9940.  If you need more information, please call 1 800 205-7699.

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

PHONE CONTACTS       Corporate Communications/
                      Media Relations               (412) 236-1264    Employee communications and media inquiries
                     Dividend Reinvestment Plan     1 800 205-7699    Enrollment/Prospectus for Dividend Reinvestment
                     Investor Relations             (412) 234-5601    General questions regarding the Corporation's
                                                                      financial performance and securities
                     Publication Requests           1 800 879-4816    Requests for the Annual Report or quarterly information
                     Stock Transfer Agent           1 800 205-7699    Questions regarding specific shareholder accounts

ELIMINATION OF       If you receive duplicate mailings at one address, or if more than one person in your household
DUPLICATE            receives Mellon materials and you wish to discontinue such mailings, please write to Chemical Mellon
MAILINGS             Shareholder Services, P.O. Box 590, Ridgefield Park, NJ 07660-9940, stating your full name and address the way it appears on your account and explaining your request.  By doing so, you will enable the Corporation to avoid unnecessary duplication of effort and related costs.  If you need more information, please call 1 800 205-7699.

CHARITABLE           A report on Mellon's comprehensive community involvement, including charitable contributions, is
CONTRIBUTIONS        available by calling (412) 234-8680.

SHAREHOLDER          Quarterly earnings news releases are available to shareholders upon request. To receive Mellon's quarterly
PUBLICATIONS         earnings news releases, please write to the Secretary of the Corporation, 1820 One Mellon Bank Center,
                     Pittsburgh, PA 15258-0001, or call Chemical Mellon Shareholder Services at 1 800 879-4816. Quarterly
                     earnings and other news releases can be faxed to you by calling Company News on Call at 1 800 758-5804.
                     This electronic, menu-driven system will request a six-digit code (552187) and will allow you to request specific releases to be sent to your fax machine. Additional Mellon information also can be accessed on its
                     Web site at http://www.mellon.com/, and Dreyfus information can be accessed at http://www.dreyfus.com/.

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

                          Appendix to Graphic Material

     Graphic material has been omitted from Exhibit 13.1. The description of the omitted graphic material is in the appropriate section of Exhibit 13.1 as listed below:

     Trend of Net Interest Margin graph in the Interest rate sensitivity analysis section on page 48.