Form 10-K405, Exhibit 13
period 1996-12-31
MELLON BANK CORP
filed 1997-03-19
CIK 64782

                                                                 Exhibit 13.1

PRINCIPAL LOCATIONS AND OPERATING ENTITIES

RETAIL SUBSIDIARIES AND REGIONS               - MELLON BANK-WESTERN REGION serves           OTHER DOMESTIC AND
                                                consumer and small to midsize commercial    INTERNATIONAL ENTITIES
Mellon Bank Corporation operates the            markets in western Pennsylvania.
following retail subsidiaries in the            Headquarters: Pittsburgh, Pennsylvania      AFCO CREDIT CORPORATION, with its
United States: Mellon Bank, N.A., Mellon        (412) 234-5000                              Canadian affiliate, CAFO, Inc., is the
Bank (DE) National Association and                                                          nation's largest insurance premium
Mellon Bank (MD) National Association.        - MELLON PSFS*, the brand name Mellon         financing company, with offices in the
                                                Bank, N.A. uses in the Philadelphia         United States and Canada. (212) 612-3500
MELLON BANK, N.A. comprises six regions.        area, serves consumer and small to
Headquarters: Pittsburgh, Pennsylvania          midsize commercial markets in               THE BOSTON COMPANY ASSET MANAGEMENT,
(412) 234-5000                                  southeastern Pennsylvania and southern      Inc. provides institutional investment
                                                New Jersey.                                 management services. (617) 722-7029
- MELLON BANK-CENTRAL REGION serves             Headquarters: Philadelphia, Pennsylvania
  consumer and small to midsize commercial      (215) 553-3000                              BOSTON SAFE ADVISORS provides investment
  markets in central Pennsylvania.                                                          management services for individuals and
  Headquarters: State College,                MELLON BANK (DE) NATIONAL ASSOCIATION         corporations through brokerage firms
  Pennsylvania (814) 234-6392                 serves consumer and small to midsize          throughout the United States.
                                              commercial markets throughout Delaware        (617) 722-7809
- MELLON BANK-COMMONWEALTH REGION serves      and provides nationwide cardholder
  consumer and small to midsize commercial    processing services.                          BOSTON SAFE DEPOSIT AND TRUST COMPANY
  markets in southcentral Pennsylvania.       Headquarters: Wilmington, Delaware            provides trust and custody
  Headquarters: Harrisburg, Pennsylvania      1 800 323-7105                                administration for institutional and
  1 800 222-9034                                                                              private clients, private asset
                                              MELLON BANK (MD) NATIONAL ASSOCIATION         management and personal and jumbo
- MELLON BANK-NORTHEASTERN REGION serves      serves consumer and commercial markets        mortgage lending. (617) 722-7000
  consumer and small to midsize commercial    throughout the greater Washington, D.C.,
  markets in northeastern Pennsylvania.       metropolitan area.                            CCF-MELLON PARTNERS, a joint venture
  Headquarters: Wilkes-Barre, Pennsylvania    Headquarters: Rockville, Maryland             with Credit Commercial de France,
  1 800 222-1992                              (301) 217-0600                                markets investment management services
                                                                                            in Europe and North America.
- MELLON BANK-NORTHERN REGION serves          MELLON BANK, F.S.B. provides corporate        (412) 234-3678
  consumer and small to midsize commercial    trust and personal trust services.
  markets in northwestern Pennsylvania.       Headquarters: Pittsburgh, Pennsylvania        CERTUS ASSET ADVISORS is a stable-value
  Headquarters: Erie, Pennsylvania            (412) 234-0661                                market specialist providing investment
  (814) 453-7400                                                                            management services to
                                                                                            defined-contribution plan sponsors.
                                                                                            (415) 399-4450

                                                                                            CHASEMELLON SHAREHOLDER SERVICES, a
                                                                                            joint venture with The Chase Manhattan
                                                                                            Corporation, provides securities
                                                                                            transfer and shareholder services
                                                                                            throughout the United States.
                                                                                            1 800 313-9450

                                                                                            CORPORATE BANKING markets credit and
                                                                                            related services to large corporate
                                                                                            customers, exclusive of financial
                                                                                            institutions. (412) 234-8808

                                                                                            THE CORPORATE TRUST GROUP provides bond
                                                                                            trustee, registrar, paying agent,
                                                                                            custodian, escrow agent and investment
                                                                                            management for municipal and corporate
                                                                                            clients. (412) 234-2472



* Mellon PSFS is a service mark of Mellon Bank, N.A.

THE DREYFUS CORPORATION is one of the       MELLON BANK COMMUNITY DEVELOPMENT           MELLON SECURITIES TRUST COMPANY provides
nation's leading mutual fund companies.     CORPORATION, one of the first holding       securities processing and custody
Dreyfus manages or administers more than    company CDCs regulated by the Federal       services. (212) 374-1970
$80 billion in assets in more than 150      Reserve Board, invests in projects that
mutual fund portfolios. (212) 922-6000      are important to modest-income segments     MELLON TRUST COMPANY OF ILLINOIS
                                            of Delaware, Maryland, New Jersey and       provides custody services, primarily for
DREYFUS INVESTMENT SERVICES CORPORATION     Pennsylvania. (412) 234-4580                Illinois insurance companies.
provides a full range of securities                                                     (312) 357-3425
brokerage services for individuals and      MELLON BOND ASSOCIATES provides
institutional clients. 1 800 243-7549       structured management of bond portfolios    MELLON VENTURES, INC. or its affiliates
                                            for institutional clients.                  invest in the equity of middle market
DREYFUS RETIREMENT SERVICES provides a      (412) 234-3839                              operating companies experiencing rapid
full array of investment products,                                                      growth or change in ownership.
participant education and administrative    MELLON BUSINESS CREDIT markets a broad      (412) 236-3594
services to defined-contribution plans      range of commercial finance products and
nationwide. 1 800 401-4636                  banking services nationwide to              MIDDLE MARKET BANKING markets a full
                                            corporations. (215) 553-2161                range of financial and banking services
FRANKLIN PORTFOLIO ASSOCIATES provides                                                  to commercial customers with annual
investment management services for          MELLON CAPITAL MANAGEMENT CORPORATION       sales between $10 million and $250
employee benefit funds and institutional    provides portfolio and investment           million. Mellon's Middle Market group
clients. (617) 790-6400                     management services. (415) 546-6056         also specializes in providing services
                                                                                        to all segments of the health care
GLOBAL CASH MANAGEMENT provides cash        MELLON EQUITY ASSOCIATES provides           industry nationwide. (412) 236-1197
management services to corporations and     specialized equity and balanced
financial institutions as well as           investment management services to           THE NETWORK SERVICES DIVISION provides
nonprofit organizations and government      pension, nonprofit and public fund          electronic funds transfer services,
agencies. 1 800 424-3004                    markets. (412) 234-6268                     including automated teller machine
                                                                                        processing and full-service merchant
INSTITUTIONAL BANKING markets credit and    MELLON EUROPE-LONDON provides credit,       payment systems, to financial
other banking services to                   cash management, foreign exchange and       institutions and corporations.
broker/dealers, insurance companies,        treasury services to domestic and           1 800 343-7064
domestic commercial banks, mutual funds     international customers.
and investment managers. (412) 234-4494     011-44-171-626-9828                         PARETO PARTNERS, a partnership in which
                                                                                        Mellon holds a 30 percent interest,
INTERNATIONAL BANKING provides              MELLON FINANCIAL MARKETS, INC., the         provides investment management services
international trade and correspondent       Corporation's Section 20 underwriting       for employee benefit funds and
banking services. (412) 234-6787            subsidiary, conducts securities             institutional and high net worth
                                            business, providing fixed-income            clients. (212) 527-1800
LAUREL CAPITAL ADVISORS provides            underwriting, trading and sales services
investment management services for          to clients and investors throughout the     PREMIER ADMINISTRATION is a leading
individuals and corporations through        United States. (412) 234-0424               servicer of unit trusts, the equivalent
brokerage firms throughout the United                                                   of mutual funds in the United Kingdom
States. 1 800 626-6721                      MELLON LEASING CORPORATION markets a        and Ireland.
                                            broad range of leasing and lease-related    011-44-1277-277-3000 (Shenfield)
MELLON BANK CANADA is a chartered           services to corporations throughout the     011-35-31-790-5000 (Dublin)
Canadian bank providing credit, cash        United States through its three
management, treasury, custody, asset        divisions: Large Corporate Leasing;         The R-M TRUST COMPANY provides stock
management, insurance premium financing     Middle Market-Mellon US Leasing; and        transfer, trustee and related services
and shareholder services to the             Retail/Vendor-Mellon First United           to Canadian and international companies.
corporate market throughout Canada.         Leasing. (412) 234-5061                     (416) 813-4500
(416) 860-0777
                                            MELLON MORTGAGE COMPANY focuses on the      REAL ESTATE FINANCE provides short- and
                                            origination and servicing of both           intermediate-term financing to real
                                            residential and commercial mortgage         estate developers and investors located
                                            loans through more than 100 locations       in the East, Southeast, Midwest and
                                            nationwide. 1 800 366-1230                  Texas. (412) 234-7560

DIRECTORS AND SENIOR MANAGEMENT COMMITTEE

DIRECTORS                               George W. Johnstone                            CHAIRMEN EMERITI
                                        President and Chief Executive Officer
MELLON BANK CORPORATION                 American Water Works Company, Inc.             J. David Barnes
AND MELLON BANK, N.A.                   Water services                                 William B. Eagleson Jr.
                                                                                       James H. Higgins
Dwight L. Allison Jr.                   Rotan E. Lee(5)(6)                             Nathan W. Pearson
Retired Chairman, President             Partner
 and Chief Executive Officer            Sherr, Joffe & Zuckerman, P.C.                 ADVISORY BOARD
The Boston Company                      Full-service law firm
                                                                                       Howard O. Beaver Jr.
Burton C. Borgelt(5)(6)                 Andrew W. Mathieson(1)(3)(4)                   Retired Chairman and Chief Executive
Retired Chairman and Chief Executive    Executive Vice President                        Officer
Officer                                 Richard K. Mellon and Sons                     Carpenter Technology Corporation
Dentsply International, Inc.            Investments
Manufacturer of artificial teeth and    Vice Chairman                                  H. Bryce Jordan
 consumable dental products             Richard King Mellon Foundation                 President Emeritus
                                        Philanthropy                                   The Pennsylvania State University
Carol R. Brown(2)(6)
President                               Edward J. McAniff(5)(6)                        John C. Marous
The Pittsburgh Cultural Trust           Partner                                        Retired Chairman and Chief Executive
Cultural and economic growth            O'Melveny & Myers                               Officer
organization                            Full-service law firm                          Westinghouse Electric Corporation

Frank V. Cahouet(1)                     Robert Mehrabian(1)(2)(7)                      Masaaki Morita
Chairman, President and                 President                                      Chairman
 Chief Executive Officer                Carnegie Mellon University                     Sony USA Foundation
Mellon Bank Corporation and Mellon      Private co-educational research
 Bank, N.A.                             institution                                    Nathan W. Pearson
                                                                                       Financial Advisor
J. W. Connolly(1)(2)(4)                 Seward Prosser Mellon                          Paul Mellon Family Interests
Retired Senior Vice President           President and Chief Executive
H. J. Heinz Company                      Officer                                       H. Robert Sharbaugh
Food manufacturer                       Richard K. Mellon and Sons                     Retired Chairman
                                        Investments                                    Sun Company, Inc.
Charles A. Corry(1)(2)(3)(4)            Richard King Mellon Foundation
Retired Chairman and Chief Executive    Philanthropy                                   Richard M. Smith
 Officer                                                                               Retired Vice Chairman
USX Corporation                         David S. Shapira(1)(2)(5)(7)                   Bethlehem Steel Corporation
Energy and steel                        Chairman and Chief Executive
                                         Officer                                       REGIONAL BOARDS
C. Frederick Fetterolf(1)(2)(5)(6)      Giant Eagle, Inc.
Retired President and Chief Operating   Retail grocery chain                           MELLON BANK-CENTRAL REGION
Officer                                                                                Galen E. Dreibelbis
Aluminum Company of America             W. Keith Smith(1)                              John Lloyd Hanson
Aluminum and chemicals                  Vice Chairman                                  Bruce K. Heim
                                        Mellon Bank Corporation and                    Carol Herrmann
Ira J. Gumberg(1)(2)(5)                 Mellon Bank, N.A.                              Daniel B. Hoover
President and Chief Executive                                                          Michael M. Kranich Sr.
 Officer                                Joab L. Thomas(4)(7)                           Edwin E. Lash
J. J. Gumberg Co.                       President Emeritus                             Robert W. Neff
Real estate management and development  The Pennsylvania State University              Ralph J. Papa
                                        Major public research university               Nicholas Pelick
Pemberton Hutchinson(3)(5)(6)                                                          Graham C. Showalter
Retired Chief Executive Officer         Wesley W. von Schack(1)(3)(4)(6)(7)            Alvin L. Snowiss
Westmoreland Coal Company               Chairman, President and                        Jamie B. Stewart Jr.
Coal mining                              Chief Executive Officer                       Robert M. Welham
                                        New York State Electric & Gas
                                         Corporation                                   MELLON BANK-COMMONWEALTH REGION
(1) Executive Committee                 Energy services                                Glenn R. Aldinger
(2) Audit Committee                                                                    Paul S. Beideman
(3) Nominating Committee                William J. Young(4)(5)(6)                      Burton C. Borgelt
(4) Human Resources Committee           Retired President                              Stephen R. Burke
(5) Trust and Investment Committee      Portland Cement Association                    James E. Grandon Jr.
(6) Community Responsibility Committee  Trade association for the Portland             Ruth Leventhal
(7) Technology Committee                 cement industry                               Henry E. L. Luhrs
                                                                                       Gregory L. Sutliff
Listing as of January 31, 1997

MELLON BANK-NORTHERN REGION                   MELLON BANK (DE) NATIONAL ASSOCIATION             SENIOR MANAGEMENT COMMITTEE
James D. Berry III                            John S. Barry
Thomas B. Black                               Robert C. Cole Jr.                                OFFICE OF THE CHAIRMAN
John T. Chesko                                Donna M. Coughey                                  Frank V. Cahouet
Robert H. Cox                                 Audrey K. Doberstein                              Chairman, President
Eugene Cross                                  Arden B. Engebretson                               and Chief Executive Officer
William S. DeArment                           Norman D. Griffiths
Robert G. Liptak Jr.                          Garrett B. Lyons                                  Vice Chairmen:
Gary W. Lyons                                 Martin G. McGuinn                                 Christopher M. Condron
Charles J. Myron                              W. Charles Paradee Jr.                            Steven G. Elliott
Ruthanne Nerlich                              Bruce M. Stargatt                                 Jeffery L. Leininger
John S. Patton                                                                                  David R. Lovejoy
Paul D. Shafer Jr.                            MELLON BANK (MD) NATIONAL ASSOCIATION             Martin G. McGuinn
Cyrus R. Wellman                              Frederick K. Beard                                Keith P. Russell
                                              Michael A. Besche                                 W. Keith Smith
MELLON BANK-NORTHEASTERN REGION               Lawrence Brown Jr.                                Jamie B. Stewart Jr.
David T. Andes                                Albert R. Hinton
Frank J. Dracos                               David R. Lovejoy                                  EXECUTIVE MANAGERS
Peter B. Eglin                                Martin G. McGuinn                                 Paul S. Beideman
Alan J. Finlay                                Michael A. Smilow                                 John T. Chesko
Thomas M. Jacobs                                                                                J. David Officer
Joseph E. Kluger                                                                                D. Michael Roark
Jeffery L. Leininger                          THE BOSTON COMPANY, INC.                          Peter Rzasnicki
Joseph R. Nardone                             AND BOSTON SAFE DEPOSIT                           William J. Stallkamp
Joseph F. Palchak Jr.                         AND TRUST COMPANY                                 Allan P. Woods
Joseph L. Persico                             Dwight L. Allison Jr.
Arthur K. Ridley                              Christopher M. Condron                            SENIOR MANAGERS
Rhea P. Simms                                 James E. Conway*                                  Frederick K. Beard
                                              Charles C. Cunningham Jr.                         Richard B. Berner
MELLON PSFS                                   Hans H. Estin                                     Michael E. Bleier
Paul C. Brucker                               Avram J. Goldberg                                 Paul A. Briggs
Frank J. Coyne                                Lawrence S. Kash                                  Michael A. Bryson
Thomas F. Donovan                             Daniel M. Kilcullen                               Lawrence F. Clyde
Lon R. Greenberg                              Robert P. Mastrovita                              Paul H. Dimmick
Pemberton Hutchinson                          J. David Officer                                  Kenneth R. Dubuque
George W. Johnstone                           George Putnam                                     Richard L. Holl
Rotan E. Lee                                  Charles W. Schmidt                                Paul Holmes
Roland Morris                                 W. Keith Smith                                    Lawrence S. Kash
William J. Stallkamp                          Jamie B. Stewart Jr.                              Daniel M. Kilcullen
Francis R. Strawbridge III                    C. Vincent Vappi                                  Allan C. Kirkman
Stephen A. Van Dyck                           Benaree Pratt Wiley                               David F. Lamere
William J. Young                                                                                Dirk B. Landis
                                              THE DREYFUS CORPORATION                           Martin J. Lippert
SUBSIDIARY BOARDS                             Mandell L. Berman                                 Peter A. Lofquist
                                              Burton C. Borgelt                                 Robert G. Loughrey
MELLON BANK CANADA                            Frank V. Cahouet                                  Sandra J. McLaughlin
Frederick K. Beard                            Stephen E. Canter                                 John P. O'Driscoll
Peter A. Crossgrove                           Christopher M. Condron                            Robert M. Parkinson
Keith G. Dalglish                             Lawrence S. Kash                                  Robert W. Stasik
Fraser M. Fell                                W. Keith Smith                                    Sherman White
Thomas C. MacMillan
James A. Riley                                MELLON BANK, F.S.B.                               CORPORATE CONTROLLER
Peter Rzasnicki                               Bruno A. Bonacchi                                 Michael K. Hughey
Allan P. Woods                                Christopher Flanagan
                                              Frank L. Reis Jr.                                 CORPORATE SECRETARY
                                              Donald W. Titzel                                  Carl Krasik
                                              Daryl J. Zupan

*Director of The Boston Company, Inc. only

MELLON BANK CORPORATION (and its subsidiaries)

----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL SUMMARY

(dollar amounts in millions, except per share amounts)               1996         1995     1994         1993       1992       1991
----------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31
Net interest revenue                                              $ 1,478      $ 1,548  $ 1,508      $ 1,329    $ 1,182    $ 1,012
Provision for credit losses                                           155          105       70          125        185        250
Fee revenue                                                         2,019        1,670    1,652        1,538      1,154      1,007
Gains (losses) on sale of securities                                    4            6       (5)         100        129         81
Operating expense                                                   2,195        2,027    2,374        2,084      1,648      1,440
Provision for income taxes                                            418          401      278          298        104         62
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                          $ 733       $  691   $  433       $  460    $   528    $   348
Net income applicable to common stock                                 689          652      358          397        477        299
----------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
Primary net income                                                 $ 5.17       $ 4.50   $ 2.42       $ 2.73     $ 3.56     $ 2.39
Fully diluted net income                                             5.15         4.46     2.42         2.73       3.53       2.37
Dividends paid                                                       2.35         2.00     1.57         1.01        .93        .93
Book value at year-end                                              26.86        26.17    25.06        24.28      21.37      18.44
Average common shares and equivalents
  outstanding-fully diluted (in thousands)                        133,912      146,182  149,230      147,293    137,338    127,658
----------------------------------------------------------------------------------------------------------------------------------
KEY RATIOS (based on balance sheet averages)
Return on common shareholders' equity                               20.4%        17.8%     9.8%        12.1%      18.5%      13.8%
Return on assets                                                     1.74         1.72     1.14         1.29       1.72       1.16
Net interest margin on a taxable equivalent basis                    4.26         4.62     4.71         4.39       4.46       3.99
Efficiency ratio                                                       64           63       65           64         65         68
Efficiency ratio excluding amortization of intangibles (a)             61           60       62           61         63         66
----------------------------------------------------------------------------------------------------------------------------------
TANGIBLE OPERATING RESULTS (b)
Fully diluted tangible earnings per common share                    $5.71        $4.96    $2.93        $3.14      $3.80      $2.62
Tangible net income applicable to common stock                        765          725      434          458        513        331
Return on tangible common shareholders' equity                      32.2%        27.1%    16.5%        18.9%      23.9%      19.1%
Return on tangible assets                                            1.97         1.96     1.37         1.50       1.86       1.29
----------------------------------------------------------------------------------------------------------------------------------
RESULTS EXCLUDING CERTAIN ITEMS (c)
Net income applicable to common stock                              $  689       $  652   $  593       $  456     $  347     $  210
Fully diluted net income per common share                            5.15         4.46     4.00         3.13       2.59       1.67
Return on common shareholders' equity                               20.4%        17.8%    16.0%        13.7%      13.1%       9.0%
Return on tangible common shareholders' equity                      32.2         27.1     25.3         21.3       17.3       12.7
Return on assets                                                     1.74         1.72     1.71         1.46       1.29        .87
Return on tangible assets                                            1.97         1.96     1.97         1.67       1.43        .99
----------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
Money market investments                                          $ 1,381      $ 1,222  $ 1,656      $ 3,821    $ 1,905    $ 1,566
Securities                                                          6,184        4,922    5,149        4,804      6,500      5,778
Loans                                                              27,233       27,321   25,097       21,763     18,235     18,514
Interest-earning assets                                            34,944       33,761   32,282       30,657     26,948     26,167
Total assets                                                       42,013       40,097   38,106       35,635     30,758     29,878
Deposits                                                           30,838       27,951   27,248       26,541     22,684     21,438
Notes and debentures                                                2,038        1,670    1,768        1,991      1,365      1,448
Trust-preferred securities                                             32            -        -            -          -          -
Redeemable preferred stock                                              -            -        -            -          -         51
Common shareholders' equity                                         3,381        3,671    3,691        3,323      2,603      2,190
Total shareholders' equity                                          3,810        4,106    4,277        3,964      3,112      2,614
----------------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS
Common shareholders' equity to assets                                8.11%        8.83%    9.54%        9.57%      8.85%      7.91%
Tier I capital ratio                                                 8.38         8.14     9.48         9.70      10.20       9.05
Total (Tier I plus Tier II) capital ratio                           13.58        11.29    12.90        13.22      13.83      13.16
Leverage capital ratio                                               8.31         7.80     8.67         9.00       9.45       8.62
----------------------------------------------------------------------------------------------------------------------------------

(a) Excludes amortization of goodwill and other intangible assets recorded in connection with purchase acquisitions.

(b) See page 30 for the definition of these results.

(c) Results for 1994 exclude a $130 million after tax securities lending charge, $79 million after tax of Dreyfus merger-related expense, $10 million after tax of losses on the disposition of securities available for sale previously owned by Dreyfus and $16 million of preferred stock dividends recorded in connection with the redemption of the Series H preferred stock. Results for 1993 exclude $112 million after tax of merger expense and $53 million after tax of gains on the sale of securities related to the acquisition of The Boston Company. Results for periods prior to 1993 were calculated by applying a normalized effective tax rate of approximately 38% to pretax income. The unrecorded tax benefit that existed at the beginning of the periods, prior to 1993, was included in the determination of the return on average common shareholders' equity.

NOTE: THROUGHOUT THIS REPORT, RATIOS ARE BASED ON UNROUNDED NUMBERS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SIGNIFICANT FINANCIAL EVENTS IN 1996
------------------------------------------------------------------------------

Retirement enhancement plan

In January 1996, the Corporation offered a Retirement Enhancement Plan to employees participating in the Mellon and The Boston Company retirement plans. This voluntary program provided certain employees age 55 or older, who had 10 or more years of service, the opportunity to choose early retirement with enhanced pensions and health insurance. This program concluded on March 31, 1996, with 495 employees electing early retirement. The Corporation recorded an $18 million charge in the first quarter in connection with this program.

Repurchase of common stock

In February 1996, the board of directors of the Corporation authorized the repurchase of up to 3.5 million shares of common stock to be used to meet current and near-term requirements for its stock-based benefit plans and dividend reinvestment plan. This program was completed during the second quarter of 1996.

In May 1996, the board of directors authorized the repurchase of up to an additional 5 million shares of common stock. At December 31, 1996, the Corporation had repurchased 2.7 million shares under the 5 million share repurchase program. Since the beginning of 1995, the Corporation has repurchased 23.6 million common shares, prior to any reissuances, as well as warrants for 4.5 million shares of common stock.

Securitization of home equity loans and insurance premium finance loans

On March 29, 1996, the Corporation securitized $650 million of its home equity revolving credit line loans. These loans generally are secured by first and/or second mortgages on one-to-four family residential properties. A $28 million gain was recorded on the home equity securitization, and is included in other fee revenue. On December 19, 1996, the Corporation securitized $500 million of insurance premium finance loans. These loans are typically installment loans made to commercial insurance buyers, the proceeds of which pay premiums that are due to an insurance company. No gain was recorded on the insurance premium finance securitization.

Common dividend increase

In the second quarter of 1996, the Corporation increased its quarterly common stock dividend by 9% to $.60 per common share. This was the fifth quarterly common dividend increase that the Corporation has announced since the beginning of 1994, resulting in a total common dividend per share increase of 137%.

Acquisitions of Business Equipment Financing Unit of USL Capital Corporation and First United Leasing Corporation

On September 30, 1996, the Corporation completed its acquisition of the Business Equipment Financing unit of USL Capital Corporation (USL), a subsidiary of Ford Motor Company. This unit, which operates under the name Mellon-US Leasing, is headquartered in San Francisco and is a leading middle market leasing and financing provider of business and commercial equipment to more than 2,500 middle market companies. This acquisition allows the Corporation's leasing operations, which prior to the acquisition specialized in large transactions, to also focus on the middle market sector. The transaction increased the Corporation's total loan portfolio by more than $1.4 billion and had a purchase price of approximately $1.7 billion. On October 1, 1996, the Corporation acquired First United Leasing Corporation (FUL). FUL, based in Chicago, was a privately held vendor leasing company with approximately $150 million in assets that provides short- to medium-term leases on office, medical and light industrial equipment to users of small-ticket equipment throughout the United States. This unit operates under the name Mellon-First United Leasing. These acquisitions made the Corporation's Leasing Group the sixth largest bank-owned leasing company in the United States with a total lease portfolio of approximately $2.5 billion.

------------------------------------------------------------------------------

Sale of American Automobile Association Credit Card Portfolio

In early November 1996, the Corporation sold more than 1.3 million American Automobile Association (AAA) credit card accounts with outstanding balances of approximately $770 million. The Corporation recognized a net gain of $57 million on the sale.

Letter of intent to acquire Buck Consultants, Inc.

In December 1996, the Corporation signed a letter of intent to acquire Buck Consultants, Inc. (Buck), a leading global benefits consulting firm. Buck, which is headquartered in New York, provides a broad array of pension and health and welfare actuarial services, employee benefits, compensation and human resources consulting and administrative services to approximately 5,000 clients, ranging from large multinational corporations to small businesses. Buck is a privately owned firm with 65 offices in 16 countries. Buck reported total revenues of approximately $200 million for the fiscal year ended March 31, 1996. Including revenues from a recent acquisition, Buck's annual revenues would have totaled approximately $250 million.

BUSINESS SECTORS
----------------------------------------------------------------------------------------------------------------------------------
(dollar amounts in                                     Consumer                                    Corporate/Institutional
millions, averages                Investment Services           Banking Services       Investment Services        Banking Services
in billions)                          1996       1995            1996       1995           1996       1995           1996     1995
----------------------------------------------------------------------------------------------------------------------------------
Revenue                               $424       $380          $1,508     $1,383         $1,015       $916          $ 447    $ 413
Credit quality
  expense (revenue)                      -          -             154        211              -          -              1       (8)
Operating expense                      281        261             930        863            798        742            164      157
----------------------------------------------------------------------------------------------------------------------------------
Income before taxes                    143        119             424        309            217        174            282      264
Income taxes                            58         49             155        118             88         71            100       95
----------------------------------------------------------------------------------------------------------------------------------
Net income                            $ 85       $ 70          $  269     $  191         $  129       $103          $ 182    $ 169
----------------------------------------------------------------------------------------------------------------------------------
Tangible net income                   $ 88       $ 73          $  310     $  233         $  153       $126          $ 190    $ 174
----------------------------------------------------------------------------------------------------------------------------------
Average assets                        $0.3       $0.3          $ 22.8     $ 22.1         $  1.5       $1.7          $14.9    $13.4
Average common
 shareholders' equity                  0.2        0.2             1.2        1.1            0.5        0.5            1.3      1.1
Return on average common
 shareholders' equity                   49%        41%             23%        17%            24%        23%            14%      15%
Return on average assets                NM         NM            1.18        .86             NM         NM           1.22     1.26
Pretax operating margin                 34         31              28         22             21         19             63       64
Pretax operating margin
 excluding amortization
 of intangibles                         34         32              32         26             24         22             66       66
Efficiency ratio excluding
 amortization of intangibles            66         68              58         58             76         78             34       36
----------------------------------------------------------------------------------------------------------------------------------

NM--Not meaningful.

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

Income before taxes for the Corporation's core sectors was $1,066 million in 1996, an increase of $200 million, or 24%, compared with $866 million in 1995. This increase resulted from a 10% increase in revenue and a 24% decrease in credit quality expense, partially offset by a 7% increase in operating expense. Return on average common shareholders' equity for the core sectors was 21% in 1996, compared with 19% in 1995. Return on average assets was 1.69% in 1996, compared with 1.42% in 1995.

Consumer Investment Services

Consumer Investment Services includes private asset management services and retail mutual funds. Income before taxes for the Consumer Investment sector was $143 million in 1996, an increase of $24 million, or 20%, from 1995. This increase resulted from higher mutual fund management revenue, generated by a higher level of assets managed and increased private asset management trust fees. This sector provided excellent returns, as return on average common shareholders' equity was 49% in 1996, up from 41% in 1995.

Consumer Banking Services

Consumer Banking Services includes consumer lending and deposit products, business banking, branch banking, credit card, mortgage loan origination and servicing and jumbo residential mortgage lending. Income before taxes for this sector totaled $424 million in 1996, a $115 million, or 38%, increase compared with $309 million in 1995. Revenue increased $125 million compared with the prior year, primarily as a result of: higher mortgage servicing fees, primarily relating to acquisitions; a $57 million gain on the sale of the AAA credit card portfolio; gains on the disposition of selected branches related to the continued reconfiguration of the retail delivery system; higher electronic tax return filing fees; and higher net interest revenue. Partially offsetting these increases were decreases in credit card revenue and revenue from home equity loans as a result of the fourth quarter 1995 credit card securitization and the first quarter 1996 home equity loan

----------------------------------------------------------------------------------------------------------------------------------
                 Total                         Real Estate                            Other                           Total All
             Core Sectors                        Workout                        Corporate Activity                     Sectors
            1996       1995                  1996       1995                      1996       1995                  1996       1995
----------------------------------------------------------------------------------------------------------------------------------
          $3,394     $3,092                 $  20      $  14                      $109       $139                $3,523     $3,245

             155        203                   (13)      (118)                       -          -                    142         85
           2,173      2,023                     7          6                        28         18                 2,208      2,047
----------------------------------------------------------------------------------------------------------------------------------
           1,066        866                    26        126                        81        121                 1,173      1,113
             401        333                     9         46                        30         43                   440        422
----------------------------------------------------------------------------------------------------------------------------------
          $  665     $  533                 $  17       $ 80                      $ 51       $ 78                $  733     $  691
----------------------------------------------------------------------------------------------------------------------------------
          $  741     $  606                 $  17       $ 80                      $ 51       $ 78                $  809     $  764
----------------------------------------------------------------------------------------------------------------------------------
          $ 39.5     $ 37.5                 $ 0.3       $0.2                      $2.2       $2.4                 $42.0     $ 40.1

             3.2        2.9                     -          -                       0.2        0.8                   3.4        3.7

              21%        19%                   NM         NM                        NM         NM                    20%        18%
            1.69       1.42                    NM         NM                        NM         NM                  1.74       1.72
              31         28                    NM         NM                        NM         NM                    33         34


              34         31                    NM         NM                        NM         NM                    35         37

              61         62                    NM         NM                        NM         NM                    61         60
----------------------------------------------------------------------------------------------------------------------------------


securitization. Credit quality expense totaled $154 million in 1996, approximately half of which was recorded in the fourth quarter of 1996, reflecting continued concern about the credit quality of the credit card portfolio. More than 90% of the Corporation's net credit losses in 1996 were from the credit card portfolio. Credit quality expense totaled $211 million in 1995 reflecting a high level of credit card losses, including the losses recorded in connection with the accelerated resolution portfolio. The $67 million increase in operating expense reflected higher expenses in support of mortgage servicing acquisitions, including a $39 million increase in the amortization of mortgage servicing rights and expenses related to the reconfiguration of the retail delivery system. Partially offsetting the higher operating expense was a reduction in FDIC insurance premiums in 1996. The return on average common shareholders' equity for this sector was 23% in 1996, compared with 17% in 1995.

Corporate/Institutional Investment Services

Corporate/Institutional Investment Services includes institutional asset and institutional mutual fund management and administration, institutional trust and custody, securities lending, foreign exchange, cash management, stock transfer, corporate trust and services for defined contribution plans. Income before taxes for this sector was $217 million in 1996, an increase of $43 million, or 26%, compared with 1995. Revenue increased $99 million due to a higher level of institutional mutual fund assets managed, higher cash management revenue, an increase in securities lending revenue, the full year impact of the fourth quarter 1995 acquisition of two corporate trust businesses and increased fees from services provided for corporate defined contribution plans, partially offset by lower foreign exchange fees. Operating expense increased $56 million in support of higher transaction volumes and investments, as well as the corporate trust acquisitions. The return on average common shareholders' equity for this sector was 24% in 1996, up from 23% in 1995.

Corporate/Institutional Banking Services

Corporate/Institutional Banking Services includes large corporate and middle market lending, asset-based lending, lease financing, commercial real estate lending, insurance premium financing, securities underwriting and trading and international banking. Income before taxes for the Corporate/Institutional Banking Services sector was $282 million in 1996, an increase of $18 million, or 7%, from $264 million in 1995. Revenue increased $34 million primarily as a result of higher net interest revenue on higher loan levels, including the impact of the USL and FUL acquisitions, and increased

------------------------------------------------------------------------------

securities trading revenue. The $9 million increase in credit quality expense was primarily due to lower credit recoveries in 1996. The $7 million increase in operating expense primarily resulted from the USL and FUL acquisitions. The return on average common shareholders' equity for this sector was 14% in 1996, compared with 15% in 1995.

Real Estate Workout

Real Estate Workout includes commercial real estate recovery and mortgage banking recovery operations. Income before taxes for Real Estate Workout was $26 million in 1996, compared with $126 million in 1995. The results in both periods reflect lower levels of required loan loss and OREO reserves given the improvement in the loss experience of the portfolio. The Corporation also experienced a lower level of credit loss recoveries in 1996 compared with 1995.

Other

The Other sector's pretax income of $81 million in 1996 principally reflected earnings on capital above that required in the core sectors. The results for 1996 also reflect the $28 million gain on the securitization of home equity loans and a $13 million gain on the partial sale of an equity interest in an institutional investment management firm. Operating expense in 1996 includes the $18 million charge resulting from the retirement enhancement plan. Results for 1995 principally reflected earnings on capital above that required in the core sectors.

The following tables distribute net income and return on average common shareholders' equity for the Corporation's core sectors between customers serviced and products offered.

                                                                                              Customers serviced
                                                                        ----------------------------------------------------------
                                                                                                                        Total
                                                                               Total                                 Corporate/
                                                                              Consumer                             Institutional
(dollar amounts in millions)                                             1996         1995                       1996         1995
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                               $354         $261                       $311         $272
Return on average common
 shareholders' equity                                                      26%          20%                        17%          17%
----------------------------------------------------------------------------------------------------------------------------------


                                                                                             Products offered
                                                                         ---------------------------------------------------------
                                                                               Total                                   Total
                                                                             Investment                               Banking
 (dollar amounts in millions)                                            1996         1995                       1996         1995
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                               $214         $173                       $451         $360
Return on average common
 shareholders' equity                                                      30%          28%                        18%          16%
----------------------------------------------------------------------------------------------------------------------------------

RESULTS OF OPERATIONS
------------------------------------------------------------------------------

OVERVIEW OF 1996 RESULTS
------------------------------------------------------------------------------

The Corporation reported record 1996 fully diluted earnings per common share of $5.15, an increase of 15%, compared with earnings per common share of $4.46 in 1995. Net income applicable to common stock was $689 million in 1996, compared with $652 million in 1995. Return on common shareholders' equity and return on assets were 20.4% and 1.74%, respectively, in 1996, compared with 17.8% and 1.72%, respectively, in 1995.

Fully diluted tangible earnings per common share in 1996 were $5.71, an increase of 15%, compared with $4.96 in 1995. Return on tangible common shareholders' equity and return on tangible assets were 32.2% and 1.97%, respectively, in 1996, compared with 27.1% and 1.96%, respectively, in 1995.

Earnings per common share in 1996 reflects the 1995 and 1996 repurchases of
23.6 million common shares, prior to any reissuances, as well as the repurchase of warrants for 4.5 million common shares. The Corporation's average level of treasury stock was approximately $640 million higher in 1996, compared with 1995. After giving effect to funding the higher level of treasury stock, valued at the short-term funding rate, the lower share count increased earnings per share 6%, while ongoing business growth increased earnings per share 9%.

The Corporation's results in 1996 reflect its successful efforts to broaden and strengthen products and services, maintain fee and interest revenue balance, and generate high returns. Compared with 1995, the Corporation's 1996 results reflected an increase in fee revenue, partially offset by higher operating expense, higher credit quality expense and lower net interest revenue.

Net interest revenue totaled $1,478 million, down $70 million from $1,548 million in 1995. This reduction primarily resulted from the decrease in interest revenue related to the credit card and home equity loan securitizations and the funding costs related to the repurchase of common shares, partially offset by a higher level of noninterest-bearing deposits and loan growth. Fee revenue increased to $2,019 million, up from $1,670 million in 1995. The increase in fee revenue was attributable to higher institutional trust fees and mutual fund management revenue, the gain on the sale of the AAA credit card portfolio, higher mortgage servicing fees and increased credit card fee revenue. The increase in credit card fee revenue was due to the November 1995 credit card securitization.

Operating expense before the net revenue from acquired property was $2,208 million in 1996, up $161 million from $2,047 million in 1995. The increase primarily resulted from higher staff expense, due in part to higher incentive expense and the early retirement enhancement program, as well as higher amortization expense of purchased mortgage servicing rights. These increases were offset, in part, by lower FDIC deposit insurance assessment expense in 1996.

The provision for credit losses was $155 million in 1996, compared with $105 million in 1995. The increase primarily resulted from an increase in the provision for credit losses related to the credit card portfolio. Net credit losses totaled $124 million in 1996, a decrease of $125 million from $249 million in 1995. The higher level of credit losses in 1995 primarily resulted from $106 million of credit losses recorded on $193 million of CornerStone(sm) credit card loans that were transferred to an accelerated resolution portfolio in the fourth quarter of 1995. Nonperforming assets totaled $174 million at December 31, 1996, a decrease of $62 million from $236 million at December 31, 1995. The Corporation's ratio of nonperforming assets to total loans and net acquired property was .63% at December 31, 1996, the lowest level in the Corporation's recent history, compared with .85% at December 31, 1995. This ratio has been less than 1% for 10 consecutive quarters.

The Corporation's ratio of common shareholders' equity to assets was 8.11% at December 31, 1996. The Tier I, Total and Leverage capital ratios were 8.38%, 13.58% and 8.31%, respectively, at December 31, 1996, well in excess of the required risk-based capital ratios.

------------------------------------------------------------------------------

1995 compared with 1994

The Corporation reported net income applicable to common stock of $652 million, or $4.46 per common share on a fully diluted basis, in 1995, compared with $358 million, or $2.42 per common share, in 1994. Results in 1994 included a $130 million after tax securities lending charge, $89 million after tax of Dreyfus merger-related charges and $16 million of additional preferred stock dividends recorded in connection with the redemption of the Corporation's Series H preferred stock. Net interest revenue was $1,548 million in 1995, an increase of $40 million compared with 1994, principally resulting from a higher level of average loans. Fee revenue was $1,670 million in 1995, an increase of $18 million from 1994, reflecting higher mortgage servicing fees, credit card fees and foreign currency and securities trading revenue, partially offset by lower trust and investment management fees and the effect of divestitures. Operating expense before the net revenue of acquired property was $2,047 million in 1995, a decrease of $28 million from 1994, excluding the securities lending charge and merger expense. The decrease in operating expense resulted from lower FDIC deposit insurance assessment expense, lower marketing expense related to the CornerStone(sm) credit card and a decrease in professional, legal and other purchased services expense. Partially offsetting the decreases were increases in the amortization of purchased mortgage servicing rights and higher equipment expense. The provision for credit losses was $105 million in 1995, compared with $70 million in 1994. Net credit losses totaled $249 million in 1995, up from $67 million in 1994, principally reflecting higher losses on the CornerStone(sm) credit card product, including the $106 million of credit losses on the CornerStone(sm) accounts transferred to the accelerated resolution portfolio in the fourth quarter of 1995.

TANGIBLE OPERATING RESULTS
------------------------------------------------------------------------------

Except for the merger with Dreyfus, which was accounted for under the "pooling of interests" method, the Corporation has been required to account for business combinations under the "purchase" method of accounting. The purchase method results in the recording of goodwill and other identified intangibles that are amortized as noncash charges in future years into operating expense. The pooling of interests method does not result in the recording of goodwill or intangibles. Since goodwill and intangible amortization expense does not result in a cash expense, the economic value to shareholders under either accounting method is essentially the same. Results, excluding the impact of intangibles, are shown in the table below.

----------------------------------------------------------------------------------------------------------------------------------
(dollar amounts in millions)                                                               1996              1995             1994
----------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stock (a)                                               $   689           $   652          $   593
After tax impact of amortization
  of intangibles from purchase acquisitions                                                  76                73               76
----------------------------------------------------------------------------------------------------------------------------------
    Tangible net income applicable to common stock                                      $   765           $   725          $   669
    Tangible earnings per common share-fully diluted                                    $  5.71           $  4.96          $  4.51
----------------------------------------------------------------------------------------------------------------------------------
Average common equity                                                                   $ 3,381           $ 3,671          $ 3,691
Average goodwill and other intangibles                                                    1,003               993            1,044
----------------------------------------------------------------------------------------------------------------------------------
    Average tangible common equity                                                      $ 2,378           $ 2,678          $ 2,647

Return on tangible common equity                                                          32.2%             27.1%            25.3%
----------------------------------------------------------------------------------------------------------------------------------
Average total assets                                                                    $42,013           $40,097          $38,106
Average tangible assets                                                                 $41,010           $39,104          $37,062

Return on tangible assets                                                                 1.97%             1.96%            1.97%
----------------------------------------------------------------------------------------------------------------------------------

(a) Results for 1994 exclude the $130 million after tax securities lending charge, $89 million after tax of Dreyfus merger-related charges and the additional $16 million of preferred stock dividends recorded in connection with the redemption of the Series H preferred stock.

NET INTEREST REVENUE

-----------------------------------------------------------------------------------------------------------------------------------

(taxable equivalent basis, average balances in millions)                                     1996              1995            1994
-----------------------------------------------------------------------------------------------------------------------------------
Money market investments                                                                  $ 1,381           $ 1,222         $ 1,656
Trading account securities                                                                    146               296             380
Securities                                                                                  6,184             4,922           5,149
Loans                                                                                      27,233            27,321          25,097
-----------------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets                                                           $34,944           $33,761         $32,282
-----------------------------------------------------------------------------------------------------------------------------------
Financed by:
Interest-bearing liabilities                                                              $28,588           $27,774         $25,441
Noninterest-bearing liabilities                                                             6,356             5,987           6,841
-----------------------------------------------------------------------------------------------------------------------------------
  Total                                                                                   $34,944           $33,761         $32,282
-----------------------------------------------------------------------------------------------------------------------------------
Net interest revenue                                                                      $ 1,488           $ 1,558         $ 1,521
Net interest margin                                                                         4.26%             4.62%           4.71%
-----------------------------------------------------------------------------------------------------------------------------------

Net interest revenue includes the interest spread on interest-earning assets, as well as loan fees, cash receipts and interest reversals on nonperforming loans and revenue or expense on off-balance-sheet instruments used for interest rate risk management purposes. Net interest revenue on a taxable equivalent basis totaled $1,488 million in 1996, down $70 million, or 5%, compared with the prior year. The net interest margin was 4.26% in 1996, down 36 basis points compared with 4.62% in 1995.

The decrease in net interest revenue and the net interest margin in 1996, compared with the prior year, resulted from the effect of the November 1995 $950 million credit card securitization, the March 1996 $650 million home equity loan securitization and funding costs related to the repurchase of common stock, partially offset by a higher level of noninterest-bearing deposits, loan growth and higher loan fees. Excluding the effects of the loan securitizations and equity repurchases, the net interest revenue and net interest margin for 1996 would have been approximately $1,649 million and 4.53%, compared with approximately $1,582 million and 4.67% in 1995. The foregone net interest revenue from the loan securitizations is substantially offset by higher servicing fee revenue and lower net credit losses.

Average loans decreased $88 million in 1996, compared with 1995, primarily as a result of the loan securitizations and sales, partially offset by loan growth and the lease financing acquisitions. Excluding the loan securitizations and sales and the leasing acquisitions, loans increased approximately $1.0 billion, compared with the prior year, primarily as a result of increases in wholesale loans.

1995 compared with 1994

Net interest revenue on a taxable equivalent basis in 1995 increased by $37 million compared with 1994, while the net interest margin decreased by 9 basis points. The improvement in net interest revenue primarily resulted from higher average loan levels partially offset by the migration of retail customers from lower cost core deposit products to higher cost deposit products. The decrease in the net interest margin primarily reflected the movement of customers from lower cost deposit products to higher cost products. Also affecting the net interest margin compared with 1994 was a high level of prepayments on adjustable rate mortgages.

CREDIT QUALITY EXPENSE

---------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                              1996              1995            1994
---------------------------------------------------------------------------------------------------------------------------------
Provision for credit losses                                                                $155              $105            $ 70
Net revenue from acquired property                                                          (13)              (20)            (28)
----------------------------------------------------------------------------------------------------------------------------------
       Credit quality expense                                                              $142              $ 85            $ 42
---------------------------------------------------------------------------------------------------------------------------------

Credit quality expense, defined as the provision for credit losses less the net revenue from acquired property, increased $57 million in 1996 compared with 1995, primarily as a result of a $50 million increase in the provision for credit losses. This increase was primarily a result of a higher provision for credit losses relating to the credit card portfolio. The net revenue from acquired property was $13 million in 1996, a $7 million decrease compared with 1995. The decrease was due, in part, to a lower amount of reserve reversals and lower net gains on the sale of acquired property in 1996.

NONINTEREST REVENUE

---------------------------------------------------------------------------------------------------------------------------------

(in millions)                                                                                1996              1995          1994
---------------------------------------------------------------------------------------------------------------------------------
Fee revenue:
Trust and investment management:
   Mutual fund:
     Management                                                                            $  340            $  309        $  294
     Administration/Custody                                                                   108               115           159
   Institutional trust                                                                        247               206           223
   Institutional asset management                                                             137               135           143
   Private asset management                                                                   162               141           134
---------------------------------------------------------------------------------------------------------------------------------
       Total trust and investment management fees                                             994               906           953
Cash management and deposit transaction charges                                               211               191           197
Mortgage servicing fees                                                                       180               122            78
Credit card fees                                                                              120                90            72
Foreign currency and securities trading revenue                                                80                91            76
Information services fees                                                                      50                48            78
Gain on sale of credit card portfolio                                                          57                 -             -
Other                                                                                         327               222           198
---------------------------------------------------------------------------------------------------------------------------------
       Total fee revenue                                                                    2,019             1,670         1,652
Gains (losses) on sale of securities                                                            4                 6            (5)
---------------------------------------------------------------------------------------------------------------------------------
       Total noninterest revenue                                                           $2,023            $1,676        $1,647
---------------------------------------------------------------------------------------------------------------------------------

Fee revenue represented 58% of the Corporation's total revenue in 1996, up from 52% in 1995. This increase resulted from growth in virtually every fee category, as well as higher fee revenue from the credit card and home equity loan securitizations. Excluding the gain on the sale of the AAA credit card portfolio, fee revenue represented 57% of the Corporation's total revenue in 1996.

Fee revenue totaled $2,019 million in 1996, a $349 million, or 21%, increase compared with 1995, primarily resulting from higher trust and investment management fee revenue, mortgage servicing fees, the gain on the sale of the AAA credit card portfolio and higher credit card fees. Excluding the gain on the sale of the AAA credit card portfolio, fee revenue increased 17%.

Total trust and investment management fees

The Corporation's trust and investment management fee revenue represented 49% of the Corporation's total fee revenue in 1996. The $88 million, or 10%, increase in trust and investment management fees in 1996 compared with 1995 resulted from a $41 million, or 20%, increase in institutional trust fees, a $31 million, or 10%, increase in mutual fund management revenue and a $21 million, or 15%, increase in private asset management revenue. The increase in institutional trust revenue resulted from new business, including the 1995 acquisition of two corporate trust businesses and a $17 million increase in securities lending revenue. The increase in securities lending revenue resulted primarily from improved margins, as well as a higher volume of securities lent in 1996. The higher revenue from the management of mutual funds resulted from a higher average level of mutual fund assets managed and lower fee waivers at Dreyfus. Mutual fund management fees are discussed further on page 34. The increase in private asset management revenue resulted primarily from new business and an increase in the market value of assets under management.

The equity markets enjoyed another strong year in 1996. The Dow Jones Industrial Average increased 26.01% and the S&P 500 Index increased 20.26%. As shown in the table on the following page, the market value of assets under management was $236 billion at December 31, 1996, an increase of $3 billion from December 31, 1995. New business and a general market increase, more than offset a $15 billion decrease resulting from the partial sale of an equity interest in an institutional investment management firm. The market value of assets under administration/custody was $1,046 billion at December 31, 1996, an increase of $260 billion compared with $786 billion at December 31, 1995. This increase also resulted from new business, as well as the general market increase. In the first quarter of 1996, the Corporation was awarded the global custody services contract for $68 billion of assets for Prudential Portfolio Managers, U.K.

-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE OF ASSETS UNDER MANAGEMENT AND ADMINISTRATION/CUSTODY                                    December 31,
(in billions)                                                                                1996             1995             1994
-----------------------------------------------------------------------------------------------------------------------------------
Institutional trust:
   Administration/Custody                                                                  $  962             $708             $568
Mutual fund:
   Management (a)                                                                              87               81               73
   Administration/Custody                                                                      57               60               76
Institutional asset management:
   Management                                                                                 121              128               96
Private asset management:
   Management                                                                                  28               24               21
   Administration/Custody                                                                      27               18               13
-----------------------------------------------------------------------------------------------------------------------------------
       Total:
          Management                                                                       $  236             $233             $190
          Administration/Custody                                                           $1,046             $786             $657
-----------------------------------------------------------------------------------------------------------------------------------

(a) See table below for components of managed mutual fund assets.

-----------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE OF MANAGED MUTUAL FUND ASSETS BY FUND CATEGORY                                           December 31,
(in billions)                                                                                1996             1995             1994
-----------------------------------------------------------------------------------------------------------------------------------
Proprietary funds:
    Taxable money market funds:
      Institutions                                                                            $27              $24              $18
      Individuals                                                                               9               10               10
    Tax-exempt bond funds                                                                      17               19               18
    Equity funds                                                                               15               11                9
    Tax-exempt money market funds                                                               7                8                7
    Fixed income funds                                                                          5                5                4
-----------------------------------------------------------------------------------------------------------------------------------
       Total proprietary funds                                                                 80               77               66
Nonproprietary funds managed                                                                    7                4                7
-----------------------------------------------------------------------------------------------------------------------------------
       Total managed mutual fund assets                                                       $87              $81              $73
-----------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
MUTUAL FUND MANAGEMENT FEE REVENUE
(in millions)                                                                               1996              1995             1994
-----------------------------------------------------------------------------------------------------------------------------------
Managed mutual fund fees                                                                    $377              $352             $348
Less: Fees waived                                                                             30                35               44
Less: Fund expense reimbursements                                                              7                 8               10
-----------------------------------------------------------------------------------------------------------------------------------
        Net managed mutual fund fees                                                        $340              $309             $294
-----------------------------------------------------------------------------------------------------------------------------------

Net managed mutual fund fees by fund category:
  Proprietary funds:
        Taxable money market funds:
          Institutions                                                                      $ 60              $ 48             $ 43
          Individuals                                                                         37                39               39
        Tax-exempt bond funds                                                                100               100              102
        Equity funds                                                                          83                64               56
        Tax-exempt money market funds                                                         27                24               21
        Fixed income funds                                                                    23                23               20
-----------------------------------------------------------------------------------------------------------------------------------
           Total proprietary fund fees                                                       330               298              281
    Nonproprietary fund management fees                                                       10                11               13
-----------------------------------------------------------------------------------------------------------------------------------
           Net mutual fund management fees                                                  $340              $309             $294
-----------------------------------------------------------------------------------------------------------------------------------

Mutual fund management fees

Mutual fund management fees are based on the average net assets of each fund. Average proprietary funds managed at Dreyfus were $82 billion in the fourth quarter of 1996, and averaged $80 billion for the year, compared with $74 billion in 1995. This increase resulted primarily from a $3 billion average increase in equity funds and a $5 billion increase in taxable institutional money market funds. The Corporation will periodically waive certain mutual fund management fees and/or reimburse certain mutual fund expenses, to increase the rate of return to investors. Lower fee waivers and fund expense reimbursements contributed $6 million to the increase in mutual fund management revenue in 1996, compared with 1995.

Cash management and deposit transaction charges

The Corporation provides a number of cash management services, including remittance processing, collections and disbursements, check processing and electronic services to assist corporate customers in the management of their accounts receivable, accounts payable and treasury management functions. At December 31, 1996, the Corporation's cash management services ranked 6th nationally in market share. Cash management and deposit transaction charges totaled $211 million in 1996, an increase of $20 million, or 10%, from 1995. This increase resulted primarily from higher volumes of business in customer receivable, payable and treasury management products.

Mortgage servicing fees

Mortgage servicing fees were $180 million in 1996, an increase of $58 million, or 48%, compared with 1995, resulting primarily from mortgage servicing rights acquired through acquisitions, including the full year impact of the August 1995 Metmor acquisition, compared with a partial year impact in 1995. In addition, portfolio growth from loan originations contributed to the increase in fees. At December 31, 1996, the Corporation's total servicing portfolio was $69 billion, comprised of $58 billion of residential and $11 billion of commercial servicing. At December 31, 1995, the total servicing portfolio was $53 billion, comprised of $46 billion of residential and $7 billion of commercial servicing. At December 31, 1996, the Corporation had the 9th largest residential mortgage servicing portfolio and the 6th largest commercial mortgage servicing portfolio in the United States.

-------------------------------------------------------------------------------
Credit card fees

Credit card fee revenue, which principally consists of interchange, cardholder fees and servicing revenue from the securitized credit card receivables, increased by $30 million, or 34%, in 1996. This increase primarily resulted from servicing fee revenue from securitized credit card receivables. Credit card fee revenue, as well as certain related expenses, will decrease in 1997 as a result of the sale of the AAA credit card portfolio in November 1996.

Foreign currency and securities trading revenue

Foreign currency and securities trading fees were $80 million in 1996, a 12% decrease from $91 million earned in 1995. The decrease was primarily attributable to lower foreign exchange fees earned, primarily as a result of lower levels of market volatility and customer activity, partially offset by higher securities trading fee revenue.

Information services fees

Information services fees were $50 million in 1996, a 6% increase from 1995. The increase resulted from higher ATM fees.

Gain on sale of credit card portfolio

The sale of the credit card portfolio of 50 AAA clubs, with outstanding balances of $770 million, netted a gain of $57 million in 1996.

Other fee revenue

Other fee revenue increased $105 million in 1996 from $222 million in 1995. This increase primarily resulted from the $28 million gain on the home equity loan securitization, a $16 million increase in gains on disposition of assets and sales of equity securities, a $13 million gain on the partial sale of an equity interest in an institutional investment management firm, $11 million of servicing fee revenue from the securitized home equity revolving credit line loans and an $8 million increase in fees relating to the electronic filing of income tax returns.

Buck Consultants, Inc.

Fee revenue will be impacted in 1997 upon completion of the acquisition of Buck Consultants Inc. (Buck). Buck provides a broad array of pension and health and welfare actuarial services, employee benefits, compensation and human resources consulting and administrative services to approximately 5,000 clients, ranging from large multinational corporations to small businesses. Buck generated total revenues of approximately $200 million for its fiscal year ended March 31, 1996. Including revenues from a recent acquisition, Buck's annual revenues would have totaled approximately $250 million.

Gains on sale of securities

The Corporation recorded $4 million in net gains on the sale of securities available for sale in 1996, compared with $6 million in net gains in 1995.

1995 compared with 1994

Compared with 1994, fee revenue increased by $18 million, or 1%, in 1995, primarily resulting from higher mortgage servicing fees, credit card fees and foreign currency and securities trading revenue, partially offset by lower trust and investment management fee revenue and lower information services fees. The Corporation recorded $5 million in net losses on the sale of securities available for sale in 1994, resulting from the loss of $15 million, or $10 million after tax, related to the disposition of securities held by Dreyfus prior to its merger with the Corporation, that did not meet the investment objectives, interest rate or credit risk characteristics required by the Corporation.

LOAN SECURITIZATIONS
-------------------------------------------------------------------------------

The Corporation securitized $950 million of credit card receivables in November 1995, $650 million of home equity loans in March 1996, and $500 million of insurance premium finance loans in December 1996. Securitizations are an effective way to diversify funding sources and manage the size of the balance sheet. The Corporation no longer recognizes net interest revenue on the securitized portfolios, however, the decrease in net interest revenue is substantially offset by increased servicing fee revenue and lower net credit losses. The Corporation continues to service the securitized loans. For analytical purposes, the impact of the securitizations on 1996 and 1995 results are shown below.

-----------------------------------------------------------------------------------------------------------------------------------
SECURITIZED CREDIT CARD RECEIVABLES
(in millions)                                                                                               1996               1995
-----------------------------------------------------------------------------------------------------------------------------------
Lower net interest revenue                                                                                  $ 89               $ 10
Lower net credit losses                                                                                       47                  5
Higher fee revenue                                                                                            41                  5
Lower loans - year-end                                                                                       950                950
Lower loans - average                                                                                        950                107
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
SECURITIZED HOME EQUITY LOANS
(in millions)                                                                                                      1996
-----------------------------------------------------------------------------------------------------------------------------------
Lower net interest revenue                                                                                         $ 18
Net credit losses                                                                                                     -
Higher fee revenue                                                                                                   11
Lower loans - year-end                                                                                              650
Lower loans - average                                                                                               494
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
SECURITIZED INSURANCE PREMIUM FINANCE LOANS
(in millions)                                                                                                      1996
-----------------------------------------------------------------------------------------------------------------------------------
Lower net interest revenue                                                                                         $  1
Net credit losses                                                                                                     -
Higher fee revenue                                                                                                    1
Lower loans - year-end                                                                                              500
Lower loans - average                                                                                                18
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSE
-------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
(dollar amounts in millions)                                                              1996              1995             1994
---------------------------------------------------------------------------------------------------------------------------------
Staff expense                                                                           $1,055            $  957           $  956
Net occupancy expense                                                                      205               205              206
Professional, legal and other purchased services                                           195               186              210
Equipment expense                                                                          145               143              132
Business development                                                                       137               136              161
Amortization of mortgage servicing rights and
  purchased credit card relationships                                                      107                68               40
Amortization of goodwill and other intangible assets                                       100                96               98
Communications expense                                                                      96                86               84
Forms and supplies                                                                          42                42               40
FDIC assessment and regulatory examination fees                                              6                31               63
Other expense                                                                              120                97               85
---------------------------------------------------------------------------------------------------------------------------------
    Operating expense before net revenue from acquired
      property, securities lending charge and merger expense                             2,208             2,047            2,075
Net revenue from acquired property                                                         (13)              (20)             (28)
Securities lending charge                                                                    -                 -              223
Merger expense                                                                               -                 -              104
---------------------------------------------------------------------------------------------------------------------------------
        Total operating expense                                                         $2,195            $2,027           $2,374
---------------------------------------------------------------------------------------------------------------------------------
Average full-time equivalent staff                                                      24,600            24,300           24,300
---------------------------------------------------------------------------------------------------------------------------------
Efficiency ratio (a)                                                                       64%               63%              65%
Efficiency ratio excluding amortization of
  goodwill and other intangible assets                                                     61                60               62
---------------------------------------------------------------------------------------------------------------------------------

(a) Operating expense before net revenue from acquired property, securities lending charge and merger expense, excluding trust-preferred securities expense, as a percentage of revenue, computed on a taxable equivalent basis, excluding gains (losses) on the sale of securities and the gain on the sale of the AAA credit card portfolio.

Operating expense before net revenue from acquired property, securities lending charge and merger expense totaled $2,208 million in 1996, an increase of $161 million, or 8%, compared with 1995. The increase primarily resulted from increases in staff expense and the amortization of mortgage servicing rights. These increases were partially offset by lower FDIC deposit insurance assessment expense.

Staff expense totaled $1,055 million in 1996, an increase of $98 million compared with 1995. The increase in staff expense resulted from increases in incentive and commission expense and base salaries, as well as an $18 million charge for the Corporation's retirement enhancement plan and severance accruals. The retirement enhancement plan, which was offered during the first quarter and concluded on March 31, 1996, enhanced the pensions and health insurance of 495 eligible associates electing early retirement, effective April 1, 1996.

The amortization of mortgage servicing rights and purchased credit card relationships totaled $107 million in 1996, a $39 million increase from 1995 and reflects the $16 billion, or 29% increase in the mortgage servicing portfolio from December 31, 1995. The increases in communications expense, professional, legal and other purchased services and other expense reflect business growth, efforts to reengineer lines of business and improve customer service, and to a lesser degree the impact of acquisitions.

FDIC assessment and regulatory examination fees decreased $25 million in 1996 as a result of the suspension of the FDIC deposit insurance premium in 1996 for healthy institutions. In the third quarter of 1996, the Deposit Insurance Funds Act of 1996 (DIFA) was enacted. DIFA imposed a special one-time assessment on Savings Association Insurance Fund (SAIF) deposits held by banks, in order to recapitalize the SAIF. The Corporation's one-time assessment was minimal. Also included as part of this legislation was an increase in FDIC insurance premiums for 1997 to ensure the repayment of the FICO bonds issued during the S&L crisis. Prior to this legislation, banks' FDIC insurance premiums in 1996 were

-------------------------------------------------------------------------------

$2 thousand annually for well-capitalized institutions. Based on current deposit levels, the Corporation expects its FDIC assessment to be approximately $4 million in 1997, for the redemption of the FICO bonds. The FDIC semiannually reviews the adequacy of the bank insurance fund. There will be no assessment in the first half of 1997 for well-capitalized banks, aside from the FICO bond assessment.

In December 1996, trusts created by the Corporation issued $1 billion of trust-preferred securities. The securities are not recorded in interest-bearing liabilities on the Corporation's balance sheet and, as such, the expense of these securities is recorded in other operating expense. This expense totaled $3 million in 1996 and is expected to total $79 million in 1997. See note 13 of Notes to the Financial Statements for a further discussion of these securities.

Operating expense will be impacted in 1997 upon completion of the acquisition of Buck Consultants, Inc.

1995 compared with 1994

Operating expense before net revenue from acquired property, securities lending charge and merger expense was $2,047 million in 1995, a decrease of $28 million, or 1%, compared with 1994. The decrease primarily resulted from a lower FDIC assessment charge, lower marketing expense related to the CornerStone(sm) credit card product and a reduction in professional, legal and other purchased services. These decreases were partially offset by increases in the amortization of mortgage servicing rights and equipment expense. In 1994, the Corporation recorded a one-time charge of $223 million or $130 million after tax, as a result of actions taken to reduce the interest rate sensitivity of certain securities lending clients' portfolios. Merger expense of $104 million pretax, or $79 million after tax, was recorded in 1994 to reflect expense associated with the Dreyfus merger. All expenditures and asset adjustments related to this merger have been recorded.

INCOME TAXES
-------------------------------------------------------------------------------

The provision for income taxes totaled $418 million in 1996, compared with $401 million in 1995 and $278 million in 1994. The Corporation's effective tax rate for 1996 and 1995 was 36.3% and 36.7%, respectively. Excluding the impact of the Dreyfus merger-related expense, the losses on the disposition of Dreyfus securities and the securities lending charge, the Corporation's effective tax rate for 1994 was 38%. It is currently anticipated that the effective tax rate in 1997 will be approximately the same as the 1996 rate.

CAPITAL
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
SELECTED CAPITAL DATA
(dollar amounts in millions,                                                                     December 31,
 except per share amounts)                                               1996                       1995                   1994
-------------------------------------------------------------------------------------------------------------------------------
Common shareholders' equity                                            $3,456                     $3,590                $ 3,687
Common shareholders' equity to assets ratio                              8.11%                      8.83%                  9.54%

Tangible common shareholders' equity                                   $2,218                     $2,632                $ 2,651
Tangible common equity to assets ratio (a)                               5.36%                      6.63%                  7.05%

Total shareholders' equity                                             $3,746                     $4,025                $ 4,122
Total shareholders' equity to assets ratio                               8.79%                      9.90%                 10.67%

Tier I capital ratio                                                     8.38                       8.14                   9.48
Total (Tier I plus Tier II) capital ratio                               13.58                      11.29                  12.90
Leverage capital ratio                                                   8.31                       7.80                   8.67

Book value per common share                                            $26.86                     $26.17                $ 25.06
Tangible book value per common share                                   $17.24                     $19.19                $ 18.01

Closing common stock price                                             $71.00                     $53.75                $30.625
Market capitalization                                                  $9,134                     $7,374                $ 4,507
Common shares outstanding (000)                                       128,647                    137,187                147,165
-------------------------------------------------------------------------------------------------------------------------------

(a) Common shareholders' equity less goodwill and other intangibles recorded in connection with purchase acquisitions divided by total assets less goodwill and other intangibles recorded in connection with purchase acquisitions.

The Corporation's capital management objectives are to maintain a strong capital base--in excess of all regulatory guidelines--while also maximizing shareholder value. During 1996, the Corporation continued to enhance shareholder value by returning excess capital to shareholders through the repurchase of common stock and increased dividends. The decrease in the Corporation's common and total shareholders' equity at December 31, 1996, compared with December 31, 1995, resulted from common stock repurchases, offset in part by earnings retention. Also impacting total shareholders' equity was the December 1996 redemption of the Series I preferred stock.

The Corporation returned $596 million to shareholders in 1996, prior to any reissuances, by repurchasing 10.8 million shares of common stock, or 8% of common shares outstanding at the beginning of the year. Since the beginning of 1995, the Corporation has repurchased 23.6 million common shares, or 16% of the common shares outstanding at the beginning of 1995, prior to any reissuances, as well as warrants for 4.5 million shares of common stock. At December 31, 1996, approximately 2.3 million shares remain available for repurchase under a 5 million share repurchase program authorized by the board of directors in May 1996. The Corporation expects to complete this authorization in 1997. Average common stock and stock equivalents used in the computation of fully diluted earnings per share totaled 133.9 million shares in 1996, compared with 146.2 million shares in 1995, an 8% decrease. At December 31, 1996, common stock and stock equivalents totaled 131.2 million shares.

COMMON SHARES OUTSTANDING
---------------------------------------------------------------------------------------------------------------------------------
 (in millions)                                                                                            1996               1995
---------------------------------------------------------------------------------------------------------------------------------
Beginning shares outstanding                                                                             137.2              147.2
Shares issued for stock-based benefit plans and dividend reinvestment plan                                 2.2                2.8
Shares repurchased                                                                                       (10.8)             (12.8)
----------------------------------------------------------------------------------------------------------------------------------
       Ending shares outstanding                                                                         128.6              137.2
---------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------

On October 15, 1996, the Corporation's board of directors adopted a new Shareholder Protection Rights Agreement. Under the new Agreement, rights would become exercisable if a person or a group acquired 15% or more of the Corporation's voting stock. The exercise price for the rights is $225. In connection with the new Agreement, the Corporation approved the redemption of rights issued under the 1989 Rights Agreement. The board also approved the establishment of an employee stock benefit trust which is authorized to purchase 9 million shares of common stock from the Corporation to prefund obligations under the Corporation's stock-related benefit plans, including its stock option and 401(k) plans. Holders of stock options would vote the shares held in the trust with each active plan participant having an equal vote.

Regulatory capital

The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of the Corporation's and its banking subsidiaries' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Tier I and Total capital are expressed as a percentage of risk-adjusted assets, which include various credit risk-weighted percentages of on-balance-sheet assets, as well as off-balance-sheet exposures. The Leverage capital ratio evaluates capital adequacy on the basis of the ratio of Tier I capital to quarterly average total assets as reported on the Corporation's regulatory financial statements, net of the loan loss reserve, goodwill and certain other intangibles. To be well-capitalized, the Corporation's banking subsidiaries must maintain minimum Tier I, Total and Leverage capital ratios of 6%, 10% and 5%, respectively. All of the banking subsidiaries qualified as well-capitalized at December 31, 1996 and 1995. The Corporation intends to maintain the ratios of its banking subsidiaries at the well-capitalized levels. By maintaining ratios above the regulatory well-capitalized guidelines, the Corporation's banking subsidiaries receive the benefit of lower FDIC deposit insurance assessments.

-------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
RISK-BASED AND LEVERAGE CAPITAL RATIOS                                                                          December 31,
(dollar amounts in millions)                                                                                1996             1995
----------------------------------------------------------------------------------------------------------------------------------
Tier I capital:
    Common shareholders' equity (a)                                                                      $ 3,457          $ 3,572
    Trust-preferred securities (b)                                                                           863                -
    Qualifying preferred stock                                                                               290              435
    Other items                                                                                              (12)             (14)
    Goodwill and certain other intangibles                                                                (1,150)            (849)
----------------------------------------------------------------------------------------------------------------------------------
       Total Tier I capital                                                                                3,448            3,144
Tier II capital                                                                                            2,140            1,216
---------------------------------------------------------------------------------------------------------------------------------
       Total qualifying capital                                                                          $ 5,588          $ 4,360
---------------------------------------------------------------------------------------------------------------------------------
Risk-adjusted assets:
    On-balance-sheet                                                                                     $27,717          $27,459
    Off-balance-sheet                                                                                     13,436           11,152
---------------------------------------------------------------------------------------------------------------------------------
       Total risk-adjusted assets                                                                        $41,153          $38,611
---------------------------------------------------------------------------------------------------------------------------------
Average assets--leverage capital basis                                                                   $41,498          $40,301
---------------------------------------------------------------------------------------------------------------------------------
Tier I capital ratio (c)                                                                                   8.38%            8.14%
Total capital ratio (c)                                                                                   13.58            11.29
Leverage capital ratio (c)                                                                                 8.31             7.80
---------------------------------------------------------------------------------------------------------------------------------

(a) In accordance with regulatory guidelines, the $1 million of unrealized loss and $18 million of unrealized gains, net of tax, on assets classified as available for sale at December 31, 1996 and 1995, respectively, have been excluded.

(b) The amount of trust-preferred securities that qualifies as Tier I capital is subject to the same regulatory limit of 25% of total Tier I capital that is applied to cumulative perpetual preferred stocks.

(c) The required minimum Tier I, Total and Leverage capital ratios are 4%, 8% and 3%, respectively.

The increase in the Corporation's regulatory capital ratios resulted from the issuance of $1 billion of trust-preferred securities in December 1996 following the decision by the Federal Reserve that accorded these securities Tier I capital status. The ability to apply Tier I capital treatment, as well as to deduct the expense for income tax purposes, provided the Corporation with a cost-effective way to raise capital for regulatory purposes. The trust-preferred securities are not included as a component of total shareholders' equity on the Corporation's balance sheet.


-----------------------------------------------------------------------------------------------------------------------------------
RISK-BASED AND LEVERAGE CAPITAL RATIOS FOR SIGNIFICANT BANKING SUBSIDIARIES
                                                                                  Mellon                      Boston Safe
                                        Capital           Well-                   Bank, N.A.                  Deposit and Trust
                                        adequacy          capitalized             December 31,                December 31,
(dollar amounts in millions)            guidelines        guidelines            1996            1995          1996             1995
-----------------------------------------------------------------------------------------------------------------------------------
Amount:
  Tier I capital                                                              $ 2,419        $ 2,714         $   426        $   528
  Total qualifying capital                                                      3,712          3,425             460            571
  Risk-adjusted assets                                                         36,614         33,258           2,743          3,441
  Average assets-leverage
    capital basis                                                              36,811         35,318           4,157          4,441
Ratios:
  Tier I capital ratio                        4%                 6%             6.61%          8.16%          15.52%         15.34%
  Total capital ratio                         8                 10             10.14          10.30           16.78          16.59
  Leverage capital ratio                      3                  5              6.57           7.68           10.24          11.89
-----------------------------------------------------------------------------------------------------------------------------------

During the third quarter of 1996, the regulatory agencies adopted a proposal to incorporate market risk into the risk-based capital guidelines. This amendment requires any bank or bank holding company whose trading activity is the lesser of 10% or more of its total assets, or $1 billion or greater, to measure its exposure to market risk using its own internal value-at-risk

-------------------------------------------------------------------------------

model and to hold capital in support of that exposure. This amendment was effective January 1, 1997, with mandatory compliance by January 1, 1998. The Corporation anticipates that this requirement will have a minimal impact on its risk-based capital ratios.

When computing Tier I capital, the Corporation deducts all goodwill and certain other identified intangibles acquired subsequent to February 19, 1992, except mortgage servicing rights and purchased credit card relationships.

Goodwill and other intangibles

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                           December 31,
(in millions)                                                                                1996              1995            1994
-----------------------------------------------------------------------------------------------------------------------------------
Goodwill                                                                                   $1,110              $788            $824
-----------------------------------------------------------------------------------------------------------------------------------

The $322 million increase in goodwill at December 31, 1996, compared with December 31, 1995, resulted from a $296 million increase related to the USL acquisition and an $84 million increase related to the FUL acquisition, partially offset by $58 million of amortization. Based upon the current level and amortization schedule, the annual amortization of goodwill for the years 1997 through 2000 is expected to be approximately $68 million and decrease to approximately $65 million in 2001. The after-tax impact of the annual amortization of goodwill for the years 1997 through 2000 is expected to be approximately $57 million and decrease to approximately $54 million in 2001.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                           December 31,
(in millions)                                                                                1996              1995            1994
-----------------------------------------------------------------------------------------------------------------------------------
Purchased core deposit intangibles                                                           $ 88              $110            $133
Covenants not to compete                                                                        6                22              38
Other identified intangibles                                                                   34                38              41
-----------------------------------------------------------------------------------------------------------------------------------
   Total purchased core deposit
     and other identified intangibles                                                        $128              $170            $212
-----------------------------------------------------------------------------------------------------------------------------------

The amortization expense of purchased core deposit and other identified intangibles was $42 million in 1996. Based upon the current level and amortization schedule, the annual amortization of purchased core deposit and other identified intangibles for the full years 1997 through 2001 is anticipated to be approximately $31 million, $26 million, $26 million, $14 million and $8 million, respectively. The after-tax impact of the amortization of these items for the years 1997 through 2001 is anticipated to be approximately $20 million, $17 million, $17 million, $9 million and $5 million, respectively.

Mortgage servicing rights and purchased credit card relationships

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                           December 31,
(in millions)                                                                                1996              1995            1994
-----------------------------------------------------------------------------------------------------------------------------------
Mortgage servicing rights                                                                    $745              $592            $292
Purchased credit card relationships                                                            29                90              60
-----------------------------------------------------------------------------------------------------------------------------------
   Total mortgage servicing rights
     and purchased credit card relationships                                                 $774              $682            $352
-----------------------------------------------------------------------------------------------------------------------------------

In 1996 and 1995, the Corporation capitalized $285 million and $376 million, respectively, of servicing rights in connection with both mortgage servicing portfolio purchases and loan originations. Mortgage servicing rights are amortized in proportion to estimated net servicing income over the estimated life of the servicing portfolio. Amortization expense totaled $96 million, $57 million and $33 million in 1996, 1995 and 1994, respectively. The estimated fair value of capitalized mortgage servicing rights was $869 million at December 31, 1996. See note 1 of Notes to Financial Statements for a further discussion of the Corporation's accounting policy for mortgage servicing rights. The $61 million decrease in purchased credit card relationships in 1996 primarily resulted from the AAA credit card sale in the fourth quarter of 1996 and amortization.

-------------------------------------------------------------------------------

Recently issued accounting standards

In June 1996, the Financial Accounting Standards Board issued FAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." FAS No. 125 establishes the criteria for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. FAS No. 125 supersedes several accounting standards including FAS No. 122, "Accounting for Mortgage Servicing Rights." This standard is effective for transactions that occur after December 31, 1996. Earlier implementation is not permitted. The Corporation is currently evaluating the impact that this statement will have on its financial position and results of operations, but it is not expected to be material.

On January 1, 1996, the Corporation adopted Statement of Financial Accounting Standards (FAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." FAS No. 121 established guidelines for recognition of impairment losses related to long-lived assets and certain intangibles and related goodwill for both assets to be held and used as well as assets held for disposition. This statement excludes financial instruments, long-term customer relationships of financial institutions, mortgage and other servicing rights, and deferred tax assets. Adoption of this statement was immaterial to the Corporation's financial position and results of operations.

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

The Corporation's liquidity position is managed by maintaining adequate levels of liquid assets, such as money market assets and securities available for sale. Additional liquidity is available through the Corporation's ability to participate or sell commercial loans and to securitize selected loan portfolios. The Corporation also has a four-year $300 million

-------------------------------------------------------------------------------

revolving credit agreement and a $25 million backup line of credit to provide support facilities for its commercial paper borrowings and for general corporate purposes. The revolving credit facility contains Tier I ratio, double leverage ratio and nonperforming asset covenants, as discussed in note 11 of Notes to Financial Statements.

As shown in the consolidated statement of cash flows, cash and due from banks increased by $504 million during 1996 to $2,846 million at December 31, 1996. The increase primarily reflected $1,164 million of net cash provided by operating activities and $1,066 million of net cash provided by financing activities, offset in part by $1,741 million of net cash used in investing activities. Net cash provided by financing activities primarily reflected increases in customer deposits, long-term borrowings and the issuance of the trust-preferred securities, partially offset by a decrease in short-term borrowings and common stock repurchases. Net cash used in investing activities principally reflected the USL and FUL acquisitions, and an increase in securities available for sale, partially offset by the home equity and insurance premium finance securitizations.

In March 1996, the Corporation issued $250 million of debt at a fixed rate of 6.70% maturing in the year 2008 and Mellon Bank, N.A., the Corporation's principal banking subsidiary, issued $300 million of debt at a fixed rate of 7% maturing in 2006. In September 1996, Mellon Bank, N.A. issued an additional $250 million of debt at a fixed rate of $7.625% maturing in 2007. Prior to issuance, the Corporation hedged the cost of all of these transactions with interest rate agreements that were terminated upon issuance of the debt. The effective interest rates on the $250 million of Corporate debt and $300 million and $250 million of the Mellon Bank, N.A. debt, including the effect of the interest rate agreements are 6.91%, 6.43% and 7.34%, respectively. The proceeds from these issuances were used for general corporate purposes, including the use of $200 million of the proceeds from the March 1996 Mellon Bank, N.A. issue for a distribution of paid-in capital surplus to the parent Corporation. Contractual maturities of the Corporation's term debt were $20 million in 1996. Contractual maturities of parent term debt will total $205 million in 1997, primarily resulting from $200 million due in December 1997.

At December 31, 1996, the Corporation had a debt shelf registration statement on file with the Securities and Exchange Commission on which up to $1.25 billion of debt may be issued. The issuance of any debt securities from this debt shelf registration will depend on future market conditions, funding needs and other factors.

Mellon Bank, N.A. has an existing offering circular, under which it can issue up to $4 billion of bank notes. Up to $3 billion of these notes, outstanding at any one time, can have maturities of 30 to 270 days and up to $1 billion, in the aggregate, can have maturities of more than 270 days to 15 years. At December 31, 1996, the bank had $338 million of notes with original maturities greater than 1 year and $135 million of short-term notes outstanding under this program. Proceeds from these notes are used for general funding purposes.

At December 31, 1996, the Corporation's senior debt and Mellon Bank, N.A.'s subordinated debt were rated "A2" by Moody's and "A" by Standard and Poors. These ratings have not changed since the third quarter of 1994.

During the fourth quarter of 1996, the Federal Reserve accorded Tier I capital status to trust-preferred securities. Following this decision, trusts created by the Corporation issued $500 million of these securities, on December 10, 1996, at a fixed rate of 7.72% and on December 30, 1996, issued an additional $500 million at a fixed rate of 7.995%. The payments on these securities can be deducted for income tax purposes, therefore, these securities will have an after-tax cost to the Corporation of approximately 5.0% and 5.2%, respectively. The proceeds from these securities are being used for general corporate purposes, including the December 16, 1996, redemption of the $150 million Series I Preferred Stock and will be used to redeem the $100 million Series J Preferred Stock on February 18, 1997. The Series I and Series J preferred stocks had dividend rates of 9.60% and 8.50%, respectively. The redemption of the Series I and Series J preferred stocks will reduce annual preferred dividend requirements by $23 million.

-------------------------------------------------------------------------------

The Corporation increased its annual common stock dividend to $2.40 per common share in the second quarter of 1996, an increase of 9% from the previous annual rate of $2.20. The Corporation has increased its common stock dividend five times over the last three years, resulting in a 137% increase during that period. Common dividends of $310 million were paid on the outstanding shares of common stock during 1996. The Corporation is currently targeting a dividend payout ratio of 40%-45%. The dividend payout ratio was 45% in 1996 and 44% in 1995. On a tangible earnings per common share basis, the dividend payout ratio was 40% in 1996 and 1995. In addition, the Corporation paid $39 million in preferred stock dividends in 1996 and recorded $5 million of issue costs as preferred stock dividends in connection with the redemption of the Series I preferred stock. The Series J preferred stock redemption will result in $3 million of issue costs being recorded as preferred stock dividends in the first quarter of 1997. Using the current common stock dividend rate and shares outstanding at December 31, 1996, and excluding the Series I and J preferred stocks, the annual dividend requirements in 1997 for the common and preferred stock is expected to be approximately $325 million. The Corporation has reduced its annual common stock dividend requirement, by approximately $45 million, through the repurchase of common shares in 1995 and 1996, net of reissuances.

The parent Corporation's principal sources of cash are interest and dividends from its subsidiaries. The ability of national bank subsidiaries to pay dividends to the parent Corporation is subject to certain limitations, as discussed in note 21 of Notes to Financial Statements. Under the more restrictive limitations, the Corporation's national bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to December 31, 1996, of approximately $310 million, less any dividends declared and plus or minus net profits or losses, as defined, between January 1, 1997, and the date of any such dividend declaration. The national bank subsidiaries declared dividends to the parent Corporation totaling $400 million in 1996, $501 million in 1995 and $366 million in 1994. Dividends paid to the parent Corporation by nonbank subsidiaries totaled $21 million in 1996, $30 million in 1995 and $122 million in 1994. In addition, Mellon Bank, N.A. returned $200 million and $300 million of capital to the parent Corporation in 1996 and 1995, respectively, and The Boston Company returned $150 million and $100 million of capital to the parent Corporation in 1996 and 1994, respectively. To comply with regulatory guidelines, the Corporation and its subsidiary banks continually evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition.

Balance sheet analysis
---------------------------------------------------------------------------------------------------------------------------------

(average balances in millions)                                                             1996              1995            1994
---------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Money market investments                                                                $ 1,381           $ 1,222         $ 1,656
Trading account securities                                                                  146               296             380
Securities                                                                                6,184             4,922           5,149
Loans                                                                                    27,233            27,321          25,097
---------------------------------------------------------------------------------------------------------------------------------
     Total interest-earning assets                                                       34,944            33,761          32,282
Noninterest-earning assets                                                                7,541             6,927           6,437
Reserve for credit losses                                                                  (472)             (591)           (613)
---------------------------------------------------------------------------------------------------------------------------------
     Total assets                                                                       $42,013           $40,097         $38,106
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
FUNDS SUPPORTING TOTAL ASSETS:
Core funds                                                                              $32,068           $30,986         $32,101
Wholesale and purchased funds                                                             9,945             9,111           6,005
---------------------------------------------------------------------------------------------------------------------------------
     Funds supporting total assets                                                      $42,013           $40,097         $38,106
---------------------------------------------------------------------------------------------------------------------------------

The increase in the Corporation's average interest-earning assets in 1996, compared with 1995, reflects a $1,262 million increase in average securities. This increase resulted from the utilization of a higher level of deposits with pledging requirements in 1996, compared with the prior year. Average loans decreased $88 million as a result of the loan securitizations and sales, primarily offset by loan growth and the lease financing acquisitions. Excluding the loan securitizations and sales and the leasing acquisitions, average loans increased approximately $1.0 billion, compared with the prior year, primarily as a result of increases in wholesale loans.

-------------------------------------------------------------------------------

Core funds, which are considered to be the most stable sources of funding, are defined principally as money market and other savings deposits, demand deposits, savings certificates, shareholders' equity, notes and debentures with original maturities over one year and trust-preferred securities. Core funds primarily support core assets, which consist of loans, net of the reserve and noninterest-earning assets. Average core assets increased $645 million in 1996 from the prior year, reflecting a higher level of noninterest-earning assets. The increase in noninterest-earning assets resulted primarily from higher levels of cash and due from banks. Average core funds increased $1,082 million in 1996 compared with 1995, primarily reflecting a higher average level of demand, money market and savings deposits and notes and debentures, partially offset by a decrease in shareholders' equity. Core funds averaged 93% of core assets in 1996, up from 92% in 1995 and down from 104% in 1994.

Wholesale and purchased funds are defined as deposits in foreign offices, negotiable certificates of deposit, federal funds purchased and securities under repurchase agreements, short-term bank notes, other time deposits, U.S. Treasury tax and loan demand notes, commercial paper and other funds borrowed. Average wholesale and purchased funds increased $834 million compared with 1995, primarily reflecting an increase in negotiable certificates of deposit and other time deposits, partially offset by a decrease in federal funds purchased and securities under repurchase agreements and short-term bank notes. As a percentage of average total assets, average wholesale and purchased funds increased to 24% in 1996, from 23% in 1995 and 16% in 1994.

INTEREST RATE SENSITIVITY ANALYSIS
-------------------------------------------------------------------------------

The objective of interest rate risk management is to control the effects that interest rate fluctuations have on net interest revenue and on the net present value of the Corporation's assets, liabilities and off-balance-sheet instruments. The Corporation's Finance Committee is responsible for managing interest rate risk and employing risk management policies that monitor and limit exposure to interest rate risk. Interest rate risk is measured using net interest margin simulation and asset/liability net present value sensitivity analyses. Simulation tools serve as the primary means to gauge interest rate exposure. The net present value sensitivity analysis is the means by which the Corporation's long-term interest rate exposure is evaluated. These analyses provide a full understanding of the range of potential impacts on net interest revenue and portfolio equity caused by interest rate movements.

Modeling techniques that are used to estimate the impact of changes in interest rates on the net interest margin are a more relevant method of measuring interest rate risk than the less sophisticated interest rate sensitivity gap table shown on page 48. Assumptions regarding the replacement of maturing assets and liabilities are made to simulate the impact of future changes in rates and/or changes in balance sheet composition. The effect of changes in future interest rates on the mix of assets and liabilities may cause actual results to differ from simulated results. In addition, certain financial instruments provide customers a certain degree of "optionality." For instance, customers have migrated from lower cost deposit products to higher cost products. Also, customers may choose to refinance fixed rate loans when interest rates decrease. While the Corporation's simulation analysis considers these factors, the extent to which customers utilize the ability to exercise their financial options may cause actual results to differ from the simulation.

The Corporation has established the following guidelines for assuming interest rate risk:
Net interest margin simulation--Given a +/- 200 basis point parallel shift in interest rates, the estimated net interest margin may not change by more than 5% for a one-year period.
Portfolio equity simulation--Portfolio equity is the net present value of the Corporation's existing assets, liabilities and off-balance-sheet instruments. Given a +/- 200 basis point change in interest rates, portfolio equity may not change by more than 20% of total shareholders' equity.

The table on the following page illustrates the simulation analysis of the impact of a 100 basis point or 200 basis point upward or downward movement in interest rates on net interest revenue, return on common shareholders' equity and earnings per share. This analysis was done assuming that interest-earning asset levels at December 31, 1996, remained constant, that the level of loan fees remains unchanged, and excludes the impact of interest receipts on nonperforming loans. The impact of the rate movements was developed by simulating the effect of rates changing over a six-month period from the December 31, 1996, levels and includes the interest sensitive impact of the securitizations included in other fee revenue.

-------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE SIMULATION SENSITIVITY ANALYSIS

                                                               Movements in interest rates from December 31, 1996, rates
------------------------------------------------------------------------------------------------------------------------------
Simulated impact in the next 12 months                            Increase                                    Decrease
 compared with December 31, 1996:                        -------------------------                    ------------------------
                                                           +100 bp        +200 bp                       -100 bp      -200 bp
                                                         ---------------------------------------------------------------------
  Net interest revenue increase/(decrease)                  .2%               .2%                         (.4)%       (1.6)%
  Return on common equity increase/(decrease)              6 bp              6 bp                        (13)bp       (46)bp
  Earnings per share increase/(decrease)                   $.02              $.02                        $(.03)       $(.12)
------------------------------------------------------------------------------------------------------------------------------

The anticipated impact on net interest revenue under the 100 and 200 basis points increase scenarios and the decrease in net interest revenue under the 100 and 200 basis point decrease scenarios are consistent with the Corporation's asset sensitive gap position at the one-year repricing period as shown in the interest rate sensitivity gap table on the following page.

The interest rate sensitivity gap table shows the repricing characteristics of the Corporation's interest-earning assets and supporting funds at December 31, 1996. The data are based upon contractual repricing or maturities and, where applicable, management's assumptions as to the estimated repricing characteristics of certain assets and supporting funds. At December 31, 1996, the Corporation had an asset-sensitive interest rate risk position at the one-year repricing period. Generally, an asset sensitive gap indicates that rising interest rates could positively affect net interest revenue, and falling rates could negatively affect net interest revenue. Assets and liabilities with similar contractual repricing characteristics, however, may not reprice to the same degree. As a result, the Corporation's static interest rate sensitivity gap position does not necessarily predict the impact of changes in general levels of interest rates on net interest revenue.

The measurement of interest rate risk is meaningful only when all related on- and off-balance-sheet items are aggregated and the net positions are identified. Financial instruments that the Corporation uses to manage interest rate sensitivity include: U.S. government and federal agency securities, municipal securities, mortgage-backed securities, fixed rate wholesale term funding, interest rate swaps, caps and floors, financial futures and financial options. The cumulative gap at the one-year repricing period, before the utilization of off-balance-sheet instruments, was asset sensitive in the amount of $4.0 billion, or 9.4% of total assets, at December 31, 1996. However, because the Corporation did not want to accept the level of interest rate risk presented by its naturally asset sensitive balance sheet, it entered into interest rate swaps and other off-balance-sheet instruments that resulted in a net reduction of $2.6 billion in this cumulative asset-sensitive position. These instruments reduced the cumulative gap at the one-year repricing period to an asset-sensitive amount of $1.4 billion, or 3.4% of total assets. Alternatively, the Corporation could have acquired additional fixed-rate investment securities or other fixed-rate interest-earning assets of approximately $2.6 billion to accomplish this objective. Correspondingly, the Corporation also would have had to acquire a comparable amount of wholesale funds to fund these additional interest-earning assets. By using off-balance-sheet instruments to manage interest rate risk, the effect is a smaller, more efficient balance sheet, with a lower wholesale funding requirement and a higher return on assets and net interest margin with a comparable level of net interest revenue and return on common shareholders' equity.

-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE SENSITIVITY GAP AT DECEMBER 31, 1996
                                                                        Repricing period
                                                   -----------------------------------------------------------
                                                      0-30        31-90       91-180      181-365       Over 1
(dollar amounts in millions)                          days         days         days         days         year              Total
-----------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets                            $10,461     $  8,834      $ 3,746      $ 1,667      $10,247              $34,955
Funds supporting interest-
 earning assets                                    $ 5,866     $  9,406      $ 2,734      $ 2,710      $14,239              $34,955
-----------------------------------------------------------------------------------------------------------------------------------
       Subtotal                                    $ 4,595     $   (572)     $ 1,012      $(1,043)     $(3,992)             $     -

Off-balance-sheet instruments                      $(1,492)    $ (1,249)     $   106      $    88      $ 2,547              $     -
-----------------------------------------------------------------------------------------------------------------------------------

Interest rate sensitivity gap                      $ 3,103     $ (1,821)     $ 1,118      $  (955)     $(1,445)             $     -
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative gap                                     $ 3,103     $  1,282      $ 2,400      $ 1,445      $     -              $     -
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative gap as a percentage
 of total assets                                      7.3%         3.0%         5.6%         3.4%            -
-----------------------------------------------------------------------------------------------------------------------------------

Note: Repricing periods are based upon contractual maturities, where applicable, as well as the Corporation's historical experience of the impact of interest rate fluctuations on the prepayment, repricing and withdrawal patterns of certain assets and liabilities.

Managing interest rate risk with off-balance-sheet instruments

The Corporation uses off-balance-sheet instruments, primarily interest rate swaps, in managing its overall interest rate exposure. By policy, the Corporation will not implement any new off-balance-sheet activity that, when aggregated into the total Corporate interest rate exposure, would cause the Corporation to exceed the interest rate risk limits outlined on page 46. The following off-balance-sheet instruments have been approved by the Corporation for managing the overall corporate interest rate exposure: interest rate swaps; caps and floors; financial futures; and financial options. Their usage for speculative purposes is not permitted outside of those areas designated as trading and controlled with specific authorizations and limits. These instruments provide the Corporation flexibility in adjusting its interest rate risk position without exposure to principal risk and funding requirements. The Corporation primarily uses non-leveraged generic and index amortizing swaps to accomplish its objectives. Generic swaps involve the exchange of fixed and variable interest rates based on underlying contractual notional amounts. Index amortizing swaps involve the exchange of fixed and variable interest rates; however, their notional amount and maturities vary based on certain underlying indices. The use of financial futures and option contracts is permitted provided that: the transactions occur in a market with a size that ensures sufficient liquidity; the contract is traded on an approved exchange or, in the case of over-the-counter option contracts, is transacted with a credit-approved counterparty; and that the types of contracts have been authorized for use by the Board of Directors and the Finance Committee. The Corporation's off-balance-sheet instruments used to manage its interest rate risk are shown in the table on the following page. For a further discussion of these contracts, see note 23 of Notes to Financial Statements.

-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
MATURITIES OF OFF-BALANCE-SHEET INSTRUMENTS USED TO MANAGE INTEREST RATE RISK
                                                                                                                           Total at
                                                                                                                           Dec. 31,
(notional amounts in millions)                  1997         1998         1999          2000         2001         2002+        1996
-----------------------------------------------------------------------------------------------------------------------------------
Receive fixed/pay floating
 generic swaps: (a)
    Notional amount                             $225       $   15       $    -          $  -         $  -          $400      $  640
    Weighted average rate:
      Receive                                  6.18%        5.22%            -             -            -         6.32%       6.24%
      Pay                                      5.40%        5.50%            -             -            -         5.76%       5.63%

Receive fixed/pay floating
 indexed amortizing swaps: (b)
    Notional value                              $244       $  594       $1,788          $114         $101          $372      $3,213
    Weighted average rate:
      Receive                                  6.78%        6.06%        5.72%         7.14%        7.14%         7.14%       6.12%
      Pay                                      5.53%        5.55%        5.53%         5.53%        5.53%         5.53%       5.53%

Pay fixed/receive floating
 generic swaps: (a)
    Notional amount                             $103         $416       $  402          $  -         $  -          $ 15      $  936
    Weighted average rate:
      Receive                                  5.66%        5.38%        5.56%             -            -         5.60%       5.49%
      Pay                                      6.29%        6.05%        6.25%             -            -         6.63%       6.17%

Other products (c)                              $ 33       $    -       $    -          $ 48         $ 15          $  -      $   96
-----------------------------------------------------------------------------------------------------------------------------------

    Total notional amount                       $605       $1,025       $2,190          $162         $116          $787      $4,885
-----------------------------------------------------------------------------------------------------------------------------------

(a) Generic swaps' notional amounts and lives are not based upon interest rate indices.

(b) Amortizing swaps' notional amounts and lives change based upon certain interest rate indices. Generally, as rates fall, the notional amounts decline more rapidly and, as rates increase, notional amounts decline more slowly.

(c) Average rates are not meaningful for these products.

The gross notional amount of off-balance-sheet instruments used to manage the Corporation's interest rate risk was $4.9 billion at December 31, 1996, a decrease of $3.8 billion from December 31, 1995. The reduction in these instruments resulted from terminations and maturities, partially offset by an increase in interest rate swaps entered into in connection with the acquisition of capital leases. The interest rate swap terminations are discussed on the following page. This gross notional amount, which is presented in the table above, must be viewed in the context of the Corporation's overall interest rate risk management activities in order to assess its impact on the net interest margin. As discussed on page 47, these off-balance-sheet instruments modified the Corporation's asset-sensitive position, including the modification of the cumulative asset-sensitive position at the one-year repricing period, of $4.0 billion, before the utilization of these instruments, to a cumulative one-year asset-sensitive position of $1.4 billion at December 31, 1996.

The table on the following page presents the gross notional amounts of off-balance-sheet instruments used to manage interest rate risk, identified by the underlying interest rate sensitive instruments.

-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 December 31,
(in millions)                                                                                              1996                1995
-----------------------------------------------------------------------------------------------------------------------------------
Instruments associated with deposits                                                                     $3,888              $6,500
Instruments associated with other liabilities                                                               415                 670
Instruments associated with loans                                                                           582               1,532
-----------------------------------------------------------------------------------------------------------------------------------
     Total notional amount                                                                               $4,885              $8,702
-----------------------------------------------------------------------------------------------------------------------------------

The Corporation entered into these off-balance-sheet instruments to reduce the natural interest rate risk embedded in its assets and liabilities. The interest received and interest paid are recorded on an accrual basis in interest revenue and interest expense associated with the underlying assets and liabilities. The net differential resulted in interest revenue of $24 million in 1996, compared with interest expense of $2 million in 1995 and interest revenue of $117 million in 1994. The higher net interest revenue impact in 1996, compared with 1995, resulted from the effect of lower average interest rates in 1996. The Corporation's analysis using interest rates at December 31, 1996, indicates that off-balance-sheet instruments will have a positive impact of approximately $12 million on the net interest margin in 1997.

During 1996, the Corporation terminated $800 million of interest rate agreements that were used to lock in the cost of debt issuances in 1996. These terminations resulted in net unrealized deferred gains of $13 million. These net deferred gains are being amortized to interest expense over the terms of the corresponding debt instruments. The Corporation amortized $1 million of these net gains into net interest revenue in 1996.

In response to tactical asset/liability management considerations, the Corporation terminated $4.6 billion of interest rate swaps in 1996. Both pay and receive fixed-rate generic swaps were terminated. The terminated swaps included $3.2 billion that were associated with deposits, specifically money market accounts and CWI accounts, and $1.4 billion that were associated with loans. These terminations resulted in net deferred gains of $12 million. These net gains are being amortized over the remaining periods of the original hedges, which are between one and three years. The Corporation amortized $7 million of these net gains into net interest revenue in 1996. The Corporation did not terminate any interest rate agreements used for interest rate risk management purposes in 1995.

The estimated unrealized fair value of the Corporation's interest rate management off-balance-sheet instruments at December 31, 1996, was a negative $64 million, compared to a positive $30 million at December 31, 1995. This decrease was consistent with higher interest rates at December 31, 1996, compared with the prior year-end, which had the corresponding effect of increasing the fair value of on-balance-sheet core deposits. These values should be viewed in the context of the overall financial structure of the Corporation, including the aggregate net position of all on- and off-balance-sheet instruments. As more fully discussed in note 23 of Notes to Financial Statements, credit risk associated with off-balance-sheet instrument positions represents the aggregate replacement cost of contracts in a gain position. At December 31, 1996 and 1995, the amount of credit exposure associated with interest rate risk management instruments was $7 million and $55 million, respectively.

Off-balance-sheet instruments used for trading activities

The Corporation offers off-balance-sheet financial instruments, primarily foreign exchange contracts, currency and interest rate option contracts, interest rate swaps and interest rate caps and floors, to enable customers to meet their financing objectives and to manage their interest- and currency-rate risk. Supplying these instruments provides the Corporation with fee revenue. The Corporation also uses such instruments, as well as futures and forward contracts, in connection with its proprietary trading account activities. All of these instruments are carried at market value with realized and unrealized gains and losses included in foreign currency and securities trading revenue. In 1996, the Corporation recorded $76 million of fee revenue from these activities, primarily from foreign exchange contracts entered into on behalf of customers, compared with $87 million in 1995. The total notional values of these contracts were $36 billion at December 31, 1996 and $33 billion at December 31, 1995, and are included in the off-balance-sheet instruments used for trading activities table on page 90 in note 23 of Notes to Financial Statements. Total credit risk of contracts used for trading activities was $345 million at December 31, 1996 and $389 million at December 31, 1995.

-------------------------------------------------------------------------------

The Corporation has established trading limits and related monitoring procedures to control trading risk. These limits are approved by the Office of The Chairman and reviewed by the Executive Committee of the board of directors. All limits are monitored for compliance by departmental compliance staff and by the Corporation's Internal Audit Department. Exceptions to limits are reported to the Office of The Chairman and, in certain instances, to the Audit Committee of the board of directors.

The financial risk associated with trading positions is managed by assigning position limits and stop loss guidance amounts to individual activities. Position limits are assigned to each family of financial instruments eligible for trading such that the aggregate value at risk in these activities at any point in time will not exceed a specified limit given a significant market movement. The extent of market movement deemed to be significant is based upon an analysis of the historical volatility of individual instruments that would cover 95% of likely daily market movements. Using the Corporation's methodology, which considers such factors as changes in interest rates, spreads and options volatility, the aggregate value at risk for trading activities was less than $1 million at December 31, 1996.

Trading activities are generally limited to products and markets in which liquidity is sufficient to allow positions to be closed quickly and without adversely affecting market prices, which limits loss potential below that assumed for a full-day adverse movement. Loss potential is further constrained in that it is highly unusual for all trading areas to be exposed to maximum limits at the same time and extremely rare for significant adverse market movements to occur in all markets simultaneously. Stop loss guidance is used when a certain threshold of loss is sustained. If stop loss guidance amounts are approached, open positions are liquidated to avoid further risk to earnings. The use of both stop loss guidance and position limits reduces the likelihood that potential trading losses would reach imprudent levels in relation to earnings capability.

CREDIT RISK
-------------------------------------------------------------------------------

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

Management maintains a comprehensive centralized process through which the Corporation establishes exposure limits, extends new loans, monitors credit quality, actively manages problem credits and disposes of nonperforming assets. To help ensure adherence to the Corporation's credit policies, department credit officers report to both the Corporation's chief risk and credit officer and the head of each respective lending department. The responsibilities of these credit officers include all aspects of the credit process except credit review, credit recovery and aggregate portfolio management, which are centralized at the corporate level.

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

-------------------------------------------------------------------------------

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

The Corporation continually assesses the quality of its consumer and commercial credit facilities, and assigns a numerical quality rating to substantially all extensions of credit in its commercial, real estate and international portfolios. Lending officers have the primary responsibility for monitoring their portfolios, identifying emerging problem loans and recommending changes in quality ratings. To anticipate or detect problems that may result from economic downturns or deteriorating conditions in certain markets, lending units and credit management use processes designed to identify potential credit problems, both for specific customers and for industries that could be affected by adverse market or economic conditions. When signs of credit deterioration are detected, credit recovery or other specialists become involved to minimize the Corporation's exposure to potential future credit losses. The Credit Review Division provides an independent assessment of credit ratings, credit quality and the credit management process.

For a further discussion of the credit risk associated with off-balance-sheet financial instruments, see the discussions of the various financial instruments in note 23 of Notes to Financial Statements.

COMPOSITION OF LOAN PORTFOLIO AT YEAR-END
-------------------------------------------------------------------------------

The loan portfolio decreased $297 million in 1996, reflecting a number of significant actions over the last 12 months. In September and October 1996, the Corporation acquired approximately $1.6 billion of leases in the USL and FUL acquisitions. These increases were offset by the following transactions: the March 1996 securitization of $650 million of home equity revolving credit line loans; the November 1996 sale of $770 million AAA credit card loans; and the December 1996 $500 million insurance premium finance securitization. Excluding the lease acquisitions and the securitizations and sales, loans were essentially unchanged compared with December 31, 1995. At December 31, 1996, the composition of the loan portfolio was 57% commercial and 43% consumer.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         December 31,
(in millions)                                             1996              1995             1994              1993            1992
-----------------------------------------------------------------------------------------------------------------------------------
DOMESTIC LOANS
Commercial and financial                               $10,196 (a)       $10,969          $10,015           $ 9,091         $ 8,115
Commercial real estate                                   1,534 (b)         1,532            1,624             1,721           1,861
Consumer credit:
   Consumer mortgage                                     7,772             8,960            8,680             8,191           4,282
   Credit card                                           1,296             1,924            2,381             1,441           1,361
   Other consumer credit                                 2,640             2,612            2,455             2,372           2,258
-----------------------------------------------------------------------------------------------------------------------------------
     Total consumer credit                              11,708            13,496           13,516            12,004           7,901
Lease finance assets                                     2,533               830              815               718             650
-----------------------------------------------------------------------------------------------------------------------------------
     Total domestic loans                               25,971            26,827           25,970            23,534          18,527
INTERNATIONAL LOANS                                      1,422               863              763               950           1,434
-----------------------------------------------------------------------------------------------------------------------------------
     Total loans, net of unearned discount (c)         $27,393           $27,690          $26,733           $24,484         $19,961
-----------------------------------------------------------------------------------------------------------------------------------

(a) Includes $15 million of loans subject to the FDIC loss sharing arrangement.

(b) Includes $75 million of loans subject to the FDIC loss sharing arrangement.

(c) Excludes segregated assets.

Note: There were no concentrations of loans to borrowers engaged in similar activities, other than those shown in this table, that exceeded 10% of total loans at year-end.

-------------------------------------------------------------------------------

Commercial and financial

The domestic commercial and financial loan portfolio primarily consists of loans to corporate borrowers in the manufacturing, service, energy, communications, wholesale and retail trade, public utilities and financial services industries. Numerous risk factors impact this portfolio, including industry specific risks such as the economy, new technology, labor rates and cyclicality, as well as customer specific factors such as cash flow, financial structure, operating controls and asset quality. The Corporation diversifies risk within this portfolio by closely monitoring industry concentrations and portfolios to ensure that it does not exceed established lending guidelines. Diversification is intended to limit the risk of loss from any single unexpected economic event or trend. Total domestic commercial and financial loans decreased by $773 million, or 7%, during 1996, primarily as a result of a decrease in money market loans and the $500 million insurance premium financing securitization. These decreases were partially offset by increases in corporate banking, middle market and business banking. Commercial and financial loans represented 37% of the total loan portfolio at December 31, 1996 and 40% at December 31,1995. At year-end 1996, nonperforming domestic commercial and financial loans were .21% of total domestic commercial and financial loans, compared with .59% at December 31, 1995. This ratio has been less than 1% for 15 consecutive quarters.

Securitization of insurance premium finance loans

On December 19, 1996, the Corporation securitized $500 million of insurance premium finance loans. These loans are typically installment loans made to commercial insurance buyers, the proceeds of which pay premiums that are due to an insurance company. The Corporation continues to service these loans. The effect of the securitization is shown in the table on page 36.

Commercial real estate

The Corporation's $1,534 million domestic commercial real estate loan portfolio consists of commercial mortgages, which generally are secured by nonresidential and multi-family residential properties, and commercial construction loans generally with maturities of 60 months or less. Also included in this portfolio are $352 million of loans that are secured by owner-occupied real estate, but made for purposes other than the construction or purchase of real estate. The commercial real estate loan portfolio includes $75 million of loans acquired in the December 1992 Meritor retail office acquisition that are subject to a five-year 95% loss sharing arrangement with the FDIC. Commercial real estate loans carry many of the same customer and industry risks as the commercial and financial portfolio, as well as contractor/subcontractor performance risk in the case of commercial construction loans and cash flow risk based on project economics. Domestic commercial real estate loans were essentially unchanged compared with December 31, 1995, as new loan originations were offset by paydowns and transfers to OREO. Domestic commercial real estate loans were 6% of total loans at December 31, 1996 and 1995. Nonperforming commercial real estate loans were 1.03% of total domestic commercial real estate loans at December 31, 1996, compared with 2.55% at December 31, 1995. This ratio has reached its lowest level in more than 10 years.

-----------------------------------------------------------------------------------------------------------------------------------
DISTRIBUTION OF DOMESTIC COMMERCIAL REAL ESTATE LOANS                                               Balance at          Percent of
                                                                                                  December 31,         total loans
(in millions)                                                                                             1996          outstanding
-----------------------------------------------------------------------------------------------------------------------------------
Commercial mortgage and construction loans                                                              $1,107                   4%
Owner-occupied loans                                                                                       352                   2
FDIC loss share loans                                                                                       75                   -
-----------------------------------------------------------------------------------------------------------------------------------
       Total                                                                                            $1,534                   6%
-----------------------------------------------------------------------------------------------------------------------------------

Consumer mortgage

The consumer mortgage portfolio primarily includes jumbo residential mortgages, traditional one-to-four family residential mortgages, fixed-term home equity loans and home equity revolving credit line loans. At December 31, 1996, this portfolio

-------------------------------------------------------------------------------

totaled $7,772 million, down 13%, from $8,960 million at the prior year-end. The $1,188 million decrease in this portfolio from year-end 1995 primarily resulted from the $650 million home equity loan securitization and the sale of one-to-four family and jumbo residential mortgages, partially offset by an increase in jumbo residential mortgage originations.

Jumbo mortgages, which totaled $3.6 billion at year-end 1996, are variable rate residential mortgages that range from $250,000 to $3 million. These loans decreased approximately $250 million from December 31, 1995, as a result of loan sales, partially offset by new loan originations. Risks involved in holding jumbo mortgages include less liquidity than a traditional one-to-four family residential mortgage portfolio and increased exposure on an individual loan basis. The Corporation attempts to control these risks by requiring more stringent loan-to-value ratios and higher liquidity and cash flow requirements for each borrower. At December 31, 1996, the geographic distribution of the jumbo mortgages was as follows: 29% in the mid-Atlantic region; 28% in New England; 24% in California; and 19% in other areas.

The Corporation's one-to-four family residential mortgages decreased approximately $500 million, to $1.8 billion at December 31, 1996, from the prior year-end. This decrease primarily resulted from a decrease in the loans held in the residential warehouse portfolio. Fixed-term home equity loans increased approximately $175 million to $1.8 billion. Home equity revolving credit line loans decreased approximately $650 million to $.6 billion at December 31, 1996, as a result of the securitization of home equity revolving credit line loans. Risks on these three portfolios are limited to payment and collateral risk, and are primarily driven by regional economic factors. Nonperforming consumer mortgages were .65% of total consumer mortgages at December 31, 1996, compared with .68% at December 31, 1995.

Securitization of home equity loans

The Corporation securitized $650 million of its home equity revolving credit line loans on March 29, 1996. These loans generally are secured by first and/or second mortgages on one-to-four family residential properties. The Corporation continues to service these loans. The effect of the securitization is shown in the table on page 36.

Credit card

At December 31, 1996, credit card loans totaled $1,296 million, a $628 million, or 33%, decrease from December 31, 1995. The decrease resulted from the AAA credit card sale and credit losses, partially offset by growth. The primary risk associated with credit card loans is that these loans are unsecured and are solely dependent upon the credit-worthiness of the borrower. The Corporation monitors this risk using both internal and external statistical models. In addition to these models, the Corporation monitors factors such as portfolio growth, lending policies and economic conditions. Underwriting standards are continually evaluated and modified based upon these factors. Credit card loans are charged off after reaching 180 days delinquent and as such are not placed on nonperforming status prior to charge-off. The ratio of credit card loans 90 days or more past-due to total credit card loans was 2.24% at December 31, 1996, compared with .66% at December 31, 1995. The creation of the accelerated resolution portfolio in December 1995, caused a significant reduction in this ratio at year-end 1995. In addition, the past-due ratio at December 31, 1996, reflects the change in the mix of the portfolio following the AAA sale. The CornerStone(sm) credit card portfolio was 49% of total credit cards at year-end 1996, compared with 36% at year-end 1995. The CornerStone(sm) credit card product has historically experienced a higher past-due ratio and a higher level of credit losses than the Corporation's other credit card loans. At December 31, 1996, the CornerStone(sm) portfolio totaled $631 million, compared with $690 million at December 31, 1995.

Other consumer credit

Other consumer credit, which principally consists of student loans, installment loans and unsecured personal credit lines, was $2,640 million at December 31, 1996, an increase of $28 million from year-end 1995. This increase primarily reflected growth in the student loan portfolio. Other consumer credit loans are both secured and unsecured and, in the case of student loans, are government guaranteed. Approximately 60% of this portfolio at December 31, 1996, consisted of student loans.

-------------------------------------------------------------------------------

Lease finance assets

Lease finance assets totaled $2,533 million at December 31, 1996, an increase of $1,703 million compared with year-end 1995, resulting from the USL and FUL acquisitions. These acquisitions enabled the Corporation to establish market presence with middle market companies through the USL transaction and to the users of small-ticket equipment throughout the United States through FUL. Lease finance assets represented 9% of the total loan portfolio at December 31, 1996, up from 3% at December 31, 1995. Nonperforming leases were .23% of total leases at December 31, 1996.

International loans

Loans to international borrowers totaled $1,422 million at December 31, 1996, up 65% from $863 at year-end 1995, primarily due to increased activity with large corporate customers and foreign banks. The Corporation's international lending strategy centers around establishing relationships with large foreign firms that are multinational in nature but also carry a significant U.S. presence.

Assets held for accelerated resolution

In December 1995, the Corporation segregated $193 million of CornerStone(sm) credit card loans, which had a history of delinquency, into an accelerated resolution portfolio. In connection with this transfer, the Corporation evaluated the carrying value of these loans and recorded a credit loss of $106 million to reflect an estimated net realizable value of $87 million. Interest and principal receipts, fees and loan loss recoveries on loans in this portfolio are applied to reduce the carrying value of the portfolio, which totaled $30 million at December 31, 1996, compared with $82 million at December 31, 1995. No revenue will be recorded on this portfolio until the net carrying value is recovered. This portfolio is in other assets on the Corporation's balance sheet.

NONPERFORMING ASSETS

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  December 31,
(dollar amounts in millions)                                               1996         1995          1994         1993        1992
-----------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans                                                        $ 94         $167          $151         $202        $334
Acquired property, net of the OREO reserve                                   80           69            88          139         261
-----------------------------------------------------------------------------------------------------------------------------------
     Total nonperforming assets (a)                                        $174         $236          $239         $341        $595
-----------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans as a percentage of total loans                         .35%         .60%          .56%         .83%       1.67%
Total nonperforming assets as a percentage of total loans
  and net acquired property                                                .63%         .85%          .89%        1.39%       2.94%
-----------------------------------------------------------------------------------------------------------------------------------

(a) Excludes segregated assets.

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

Nonperforming assets have decreased for five consecutive years and have reached their lowest level in more than 15 years. This trend is the result of a strong economy and the effectiveness of the Corporation's loan administration and workout procedures. As shown on the table on the following page, at December 31, 1996, nonperforming assets totaled $174

-------------------------------------------------------------------------------

million, a $62 million decrease from 1995, primarily reflecting decreases in commercial and financial and commercial real estate loans. The decrease in commercial real estate loans primarily resulted from repayments, returns to accrual status and credit losses. The decrease in commercial and financial loans primarily resulted from the sale, repayment and resolution of loans to an engineering/construction company, as well as other repayments and sales, and credit losses. The increase in nonperforming leases resulted from the USL acquisition. The ratio of nonperforming assets to total loans and net acquired property was .63% at December 31, 1996, the lowest level in the Corporation's recent history, compared with .85% at year-end 1995. This ratio, which can be expected to vary over time with changes in the economy, has been lower than 1% for 10 consecutive quarters.

---------------------------------------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS (A)                                                                         December 31,
(dollar amounts in millions)                                              1996         1995         1994        1993         1992
---------------------------------------------------------------------------------------------------------------------------------
Domestic nonaccrual loans:
     Commercial and financial                                             $ 21         $ 65         $ 60        $ 35         $103
     Commercial real estate                                                 16           29           25          75          172
     Consumer credit:
         Consumer mortgage                                                  50           61           56          61           29
         Other consumer credit                                               1            2            -           4            1
     Lease finance assets                                                    6            -            1           2            6
---------------------------------------------------------------------------------------------------------------------------------
         Total domestic nonaccrual loans                                    94          157          142         177          311
International nonaccrual loans                                               -            -            1           7            8
---------------------------------------------------------------------------------------------------------------------------------
         Total nonaccrual loans                                             94          157          143         184          319
---------------------------------------------------------------------------------------------------------------------------------
Domestic restructured loans:
     Commercial and financial                                                -            -            5           4            -
     Commercial real estate                                                  -           10            3          14           15
---------------------------------------------------------------------------------------------------------------------------------
         Total domestic restructured loans                                   -           10            8          18           15
---------------------------------------------------------------------------------------------------------------------------------
Total nonperforming loans:
     Domestic                                                               94          167          150         195          326
     International                                                           -            -            1           7            8
---------------------------------------------------------------------------------------------------------------------------------
         Total nonperforming loans(b)                                       94          167          151         202          334
---------------------------------------------------------------------------------------------------------------------------------
Acquired property:
     Real estate acquired                                                   86           87          116         175          250
     Reserve for real estate acquired                                      (10)         (18)         (29)        (37)         (10)
---------------------------------------------------------------------------------------------------------------------------------
         Net real estate acquired                                           76           69           87         138          240
     Other assets acquired                                                   4            -            1           1           21
---------------------------------------------------------------------------------------------------------------------------------
         Total acquired property                                            80           69           88         139          261
---------------------------------------------------------------------------------------------------------------------------------
         Total nonperforming assets                                       $174         $236         $239        $341         $595
---------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans as a percentage of respective loan
  portfolio segments:
     Domestic commercial and financial loans                               .21%         .59%         .65%        .43%        1.27%
     Domestic commercial real estate loans                                1.03         2.55         1.73        5.17        10.03
     Domestic consumer mortgage loans                                      .65          .68          .64         .75          .68
     Domestic lease finance assets                                         .23           -           .11         .21          .98
         Total loans                                                       .35          .60          .56         .83         1.67
Nonperforming assets as a percentage of
  total loans and net acquired property                                    .63          .85          .89        1.39         2.94
---------------------------------------------------------------------------------------------------------------------------------

(a) Excludes segregated assets.

(b) Includes $13 million, $81 million, $58 million, $74 million and $187 million, respectively, of loans with both principal and interest less than 90 days past due but placed on nonaccrual status by management discretion.

--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
CHANGE IN NONPERFORMING LOANS (A)                                 Domestic
                                        ----------------------------------------------------------                  Total
                                         Commercial     Commercial        Consumer           Lease           --------------------
(in millions)                           & Financial    Real Estate          Credit  Finance Assets           1996            1995
---------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans at
 beginning of year                            $65            $39             $63            $ -             $ 167            $151
  Acquired from USL/FUL                         -              -               -              5                 5               -
    Additions                                  34             64              34              5               137             186
    Payments (b)                              (49)           (53)            (23)             -              (125)            (84)
    Returned to accrual status                (10)           (15)             (8)             -               (33)            (46)
    Credit losses                             (19)           (12)             (6)             -               (37)            (26)
    Transfers to acquired property              -             (7)             (9)            (4)              (20)            (14)
---------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans at end of year            $21            $16             $51            $ 6             $  94            $167
---------------------------------------------------------------------------------------------------------------------------------

(a) Excludes segregated assets.

(b) Includes interest applied to principal and sales.

-----------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL NONPERFORMING LOAN DATA (a)                                                                             December 31,
(dollars in millions)                                                                                          1996            1995
-----------------------------------------------------------------------------------------------------------------------------------
Book balance                                                                                                   $ 94            $167
Contractual balance of nonperforming loans                                                                      115             202
Book balance as a percentage of contractual balance                                                             82%             83%
Full-year interest receipts applied to reduce principal                                                        $  1            $  2
Full-year interest receipts recognized in interest revenue                                                       11              13
-----------------------------------------------------------------------------------------------------------------------------------

(a) Excludes segregated assets.

A loan is considered impaired, as defined by FAS No. 114, "Accounting by Creditors for Impairment of a Loan," when based upon current information and events, it is probable that the Corporation will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. Additional information regarding impairment determination is presented in note 1 of Notes to Financial Statements.

-----------------------------------------------------------------------------------------------------------------------------------
IMPAIRED LOANS
(dollar amounts in millions)                                                                                   1996            1995
-----------------------------------------------------------------------------------------------------------------------------------
Impaired loans at year-end (a)                                                                                 $ 37            $104
Average impaired loans for the year                                                                              77             114
Interest revenue recognized on impaired loans (b)                                                                11              13
-----------------------------------------------------------------------------------------------------------------------------------

(a) Includes $13 million and $59 million of impaired loans with a related impairment reserve of $3 million and $22 million at December 31, 1996 and December 31, 1995, respectively.

(b) All income was recognized using the cash basis method of income recognition.

Acquired property consists of OREO and other assets acquired in connection with loan settlements. Acquired property totaled $80 million at December 31, 1996, an increase of $11 million compared with year-end 1995.

---------------------------------------------------------------------------------------------------------------------------------
CHANGE IN ACQUIRED PROPERTY                                                                                       December 31,
(in millions)                                                                                                1996            1995
---------------------------------------------------------------------------------------------------------------------------------
OREO at beginning of year, net of the OREO reserve                                                           $ 69            $ 87
Foreclosures                                                                                                   23              22
Sales                                                                                                         (20)            (36)
Write-downs, losses, OREO provision and other                                                                   4              (4)
---------------------------------------------------------------------------------------------------------------------------------
OREO at end of year, net of the OREO reserve                                                                   76              69
Other acquired assets                                                                                           4               -
---------------------------------------------------------------------------------------------------------------------------------
Total acquired property, net of the OREO reserve (a)                                                         $ 80            $ 69
---------------------------------------------------------------------------------------------------------------------------------

(a) Excludes segregated assets.

-------------------------------------------------------------------------------

The Corporation recognizes any estimated potential decline in the value of OREO between appraisal dates on a property-by-property basis through periodic additions to the OREO reserve. Write-downs charged against this reserve are taken when OREO is sold at a loss or upon the receipt of appraisals which indicate a deterioration in the fair value of the property. Activity in the Corporation's OREO reserve for 1996, 1995 and 1994 is presented in the table below.

---------------------------------------------------------------------------------------------------------------------------------
CHANGE IN RESERVE FOR REAL ESTATE ACQUIRED (OREO RESERVE)
(in millions)                                                                              1996              1995            1994
---------------------------------------------------------------------------------------------------------------------------------
Beginning balance                                                                           $18               $29             $37
Write-downs on real estate acquired                                                          (4)               (3)             (8)
Provision                                                                                    (4)               (8)              -
---------------------------------------------------------------------------------------------------------------------------------
Ending balance                                                                              $10               $18             $29
---------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
FOREGONE INTEREST ON NONPERFORMING LOANS                                             Year ended December 31,
(in millions)                                             1996              1995             1994              1993            1992
-----------------------------------------------------------------------------------------------------------------------------------
Contractual interest due                                    $9               $15              $15               $21             $32
Interest revenue recognized                                  3                 5                3                 7              13
-----------------------------------------------------------------------------------------------------------------------------------
   Interest revenue foregone                                $6               $10              $12               $14             $19
-----------------------------------------------------------------------------------------------------------------------------------

Note: This table includes interest revenue foregone on loans that were nonperforming at the end of each year. Interest receipts that the Corporation applied, for accounting purposes, to reduce principal balances of nonaccrual loans are included in contractual interest due, but not in interest revenue recognized.

The following table presents the amount of loans that were 90 days or more past due as to principal or interest, but are not classified as nonperforming. All loans in this table are well secured and in the process of collection or are consumer loans that are not classified as nonaccrual because they are automatically charged-off upon reaching 180 days past due.

--------------------------------------------------------------------------------------------------------------------------------
PAST-DUE LOANS                                                                                      December 31,
(dollar amounts in millions)                                                    1996           1995            1994         1993
--------------------------------------------------------------------------------------------------------------------------------
Consumer:
   Mortgages                                                                  $  35           $ 34           $ 27           $ 25
       Ratio (a)                                                                .45%           .38%           .31%           .30%
   Credit card                                                                   29 (b)         13 (b)         32             15
       Ratio (a)                                                               2.24%           .66%          1.35%          1.04%
   Student - government guaranteed                                               47             44             36             37
       Ratio (a)                                                               3.01%          3.11%          2.71%          3.26%
   Other consumer                                                                 2              1              1              1
       Ratio (a)                                                                .18%           .09%           .07%           .09%
--------------------------------------------------------------------------------------------------------------------------------
         Total Consumer                                                        $113           $ 92           $ 96           $ 78
           Ratio (a)                                                            .97%           .68%           .71%           .65%
Commercial (c)                                                                   10              6             10              6
--------------------------------------------------------------------------------------------------------------------------------
     Total past-due loans                                                       123             98            106             84
--------------------------------------------------------------------------------------------------------------------------------

Note: At December 31, 1992, total past-due loans were $97 million, which included $96 million of consumer loans and $1 million of commercial loans. Further category breakdowns for 1992 are not available.

(a) 90 days past-due as a percentage of year-end loan balances.

(b) 1996 and 1995 exclude past-due CornerStone(sm) credit cards loans included in the accelerated resolution portfolio.

(c) Includes lease finance assets.

RESERVE FOR CREDIT LOSSES AND REVIEW OF NET CREDIT LOSSES
-------------------------------------------------------------------------------

(dollar amounts in millions)                            1996             1995              1994             1993               1992
-----------------------------------------------------------------------------------------------------------------------------------
Reserve for credit losses at year-end (a)               $525             $471              $607             $600               $506
Reserve as a percentage of:
     Total loans                                       1.92%            1.70%             2.27%            2.45%              2.54%
     Nonperforming loans                                556              282               403              297                152
Net credit losses as a
  percentage of average loans                           .46              .91 (b)           .27              .64               1.52
-----------------------------------------------------------------------------------------------------------------------------------

(a) Excludes reserve for segregated assets.

(b) The ratio of net credit losses, excluding credit losses on assets held for accelerated resolution, to average loans was .53% in 1995.

The reserve for credit losses was $525 million at December 31, 1996, or 1.92% of total loans, compared with $471 million, or 1.70% of total loans at December 31, 1995. The $54 million increase in the reserve for credit losses from December 31, 1995, reflects the continued concern about the credit quality of the credit card portfolio and $23 million of reserves acquired in the lease financing acquisitions.

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

The ratio of the loan loss reserve to nonperforming loans at December 31, 1996, was 556%, compared with 282% at December 31, 1995. This ratio is not the result of a target or objective, but rather is an outcome of two interrelated but separate processes: the establishment of an appropriate loan loss reserve level for the portfolio as a whole, including but not limited to the nonperforming component in the portfolio; and the classification of certain assets as nonperforming in accordance with established accounting, regulatory and management policies. The ratio can vary significantly over time as the credit quality characteristics of the entire loan portfolio change. This ratio also can vary with shifts in portfolio mix. The increase in this ratio from December 31, 1995, primarily resulted from a decrease in the level of nonperforming loans.

Net credit losses totaled $124 million in 1996, a decrease of $125 million from 1995. The decrease was primarily due to the $106 million of credit losses recorded in December 1995, relating to the transfer of $193 million of CornerStone(sm) credit card loans, which had a history of delinquency, into an accelerated resolution portfolio. The fourth quarter 1995 credit card securitization and the AAA credit card sale in late 1996 also contributed to a lower level of credit card net credit losses in 1996. Partially offsetting the decrease in net credit card losses were lower commercial real estate recoveries in 1996.

Of the $124 million of net credit losses in 1996, $114 million, or 92%, were from the credit card portfolio. The unprecedented levels of personal bankruptcies and an apparent change in consumer attitudes toward debt and responsibility remain an industry-wide concern. Despite the lower level of credit card outstandings, the Corporation does not anticipate a significant decrease in credit card net credit losses in 1997. In addition, commercial lending has experienced net credit recoveries over the last 2 years. This trend, while desirable, cannot always be anticipated or expected to continue. The level of credit losses and recoveries relative to outstanding loans can vary from period to period as a result of the size and number of individual credits that may require charge off, and the effects of changing economic conditions.

-------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------
CREDIT LOSS RESERVE ACTIVITY
(in millions)                                                             1996         1995         1994         1993        1992
---------------------------------------------------------------------------------------------------------------------------------
Reserve at beginning of year                                              $471         $607         $600         $506        $596
Net change in reserves from
 acquisitions and divestitures                                              23            8            4          108           2
Credit losses:
   Domestic:
     Commercial and financial                                              (19)         (14)         (42)         (54)        (70)
     Commercial real estate                                                (12)          (8)         (16)         (74)       (161)
     Consumer credit:
       Credit cards                                                       (127)        (167) (a)     (61)         (46)        (49)
       Consumer mortgage                                                    (6)          (6)         (11)         (13)         (7)
       Other consumer credit                                               (21)         (19)         (17)         (22)        (24)
     Lease finance assets                                                   (5)         (16)           -           (1)         (1)
---------------------------------------------------------------------------------------------------------------------------------
       Total domestic                                                     (190)        (230)        (147)        (210)       (312)
   International                                                             -            -           (4)          (6)        (19)
---------------------------------------------------------------------------------------------------------------------------------
       Total credit losses                                                (190)        (230) (a)    (151)        (216)       (331)
---------------------------------------------------------------------------------------------------------------------------------
Recoveries:
   Domestic:
     Commercial and financial                                               25           27           41           40          25
     Commercial real estate                                                 14           30           14           13           6
     Consumer credit:
       Credit cards                                                         13           14            9            7           6
       Consumer mortgage                                                     4            3            4            2           1
       Other consumer credit                                                 8            8           13           10          10
     Lease finance assets                                                    1            -            -            -           -
---------------------------------------------------------------------------------------------------------------------------------
       Total domestic                                                       65           82           81           72          48
   International                                                             1            5            3            5           6
---------------------------------------------------------------------------------------------------------------------------------
       Total recoveries                                                     66           87           84           77          54
---------------------------------------------------------------------------------------------------------------------------------
Net credit (losses) recoveries:
   Domestic:
     Commercial and financial                                                6           13           (1)         (14)        (45)
     Commercial real estate                                                  2           22           (2)         (61)       (155)
     Consumer credit:
       Credit cards                                                       (114)        (153) (a)     (52)         (39)        (43)
       Consumer mortgage                                                    (2)          (3)          (7)         (11)         (6)
       Other consumer credit                                               (13)         (11)          (4)         (12)        (14)
     Lease finance assets                                                   (4)         (16)           -           (1)         (1)
---------------------------------------------------------------------------------------------------------------------------------
         Total domestic                                                   (125)        (148)         (66)        (138)       (264)
  International                                                              1            5           (1)          (1)        (13)
---------------------------------------------------------------------------------------------------------------------------------
         Total net credit losses                                          (124)        (143) (a)     (67)        (139)       (277)
Provision for credit losses                                                155          105           70          125         185
Credit losses on assets held for
  accelerated resolution                                                     -         (106)           -            -           -
---------------------------------------------------------------------------------------------------------------------------------
Reserve at end of year (b)                                                $525         $471         $607         $600        $506
---------------------------------------------------------------------------------------------------------------------------------

(a) Excludes $106 million related to loans transferred to the accelerated resolution portfolio.

(b) Excludes the reserve for segregated assets.

FOURTH QUARTER REVIEW
------------------------------------------------------------------------------

The Corporation reported net income applicable to common stock of $179 million and fully diluted earnings per common share of $1.34 in the fourth quarter of 1996. These results compare with fourth quarter 1995 net income applicable to common stock of $164 million and fully diluted earnings per common share of $1.16.

Annualized return on common shareholders' equity and return on assets were 20.9% and 1.80%, respectively, in the fourth quarter of 1996. Annualized return on common shareholders' equity and return on assets were 18.1% and 1.68%, respectively, in the fourth quarter of 1995. Annualized return on tangible common shareholders' equity and return on tangible assets were 36.6% and 2.06%, respectively, in the fourth quarter of 1996, compared with 27.3% and 1.90%, respectively, in the fourth quarter of 1995. Fully diluted tangible earnings per common share in the fourth quarter of 1996 were $1.49, a 16% increase, compared with $1.29 in 1995.

Compared with the fourth quarter of 1995, the Corporation's fourth quarter 1996 results reflected higher fee revenue, offset in part by higher credit quality expense, higher operating expense and lower net interest revenue. The quarter's earnings per share also included an additional $5 million charge, or $.04 per share, for issue costs recorded as preferred stock dividends in connection with the redemption of the Series I preferred stock.

Net interest revenue totaled $371 million in the fourth quarter of 1996, down from $382 million in the fourth quarter of 1995. The net interest margin on a taxable equivalent basis was 4.20% in the fourth quarter of 1996, a decrease of 23 basis points from 4.43% in the fourth quarter of 1995. The decreases primarily resulted from the loan securitizations, the funding costs related to the repurchase of common shares and the sale of the AAA credit card portfolio, partially offset by increased revenue from lease financing acquisitions, a higher level of noninterest-bearing deposits and loan growth. Excluding the effect of the loan securitizations and the common equity repurchases, the net interest revenue and net interest margin for the fourth quarter of 1996 would have been approximately $419 million and 4.49%, compared with approximately $401 million and 4.57% in the fourth quarter of 1995.

Credit quality expense was $77 million in the fourth quarter of 1996, an increase of $47 million compared with the prior-year period. This increase resulted from a $45 million increase in the provision for credit losses relating to the credit card portfolio. Net credit losses were $36 million in the fourth quarter of 1996, compared with $138 million in the fourth quarter of 1995. The decrease resulted from the $106 million of credit losses recorded in December 1995 on the accelerated resolution credit card portfolio.

Fee revenue was $566 million in the fourth quarter of 1996, an increase of $122 million compared with the fourth quarter of 1995. The increase primarily resulted from the $57 million gain on the sale of the AAA credit card portfolio, higher institutional trust and private asset management fees, higher mutual fund management revenue, and higher mortgage servicing and cash management fee revenue. The increase in institutional trust revenue resulted from a $7 million increase in securities lending revenue and new business, including the fourth quarter 1995 acquisition of two corporate trust businesses. The increase in private asset management revenue resulted from new business and an increase in the market value of assets under management. The higher revenue from the management of mutual funds resulted from a higher average level of equity funds managed at Dreyfus. The increase in mortgage servicing revenue primarily resulted from acquisitions while the increase in cash management fees and deposit transaction charges primarily resulted from higher volumes of business in customer receivable, payable and treasury management products.

Operating expense before net revenue from acquired property for the fourth quarter of 1996 was $562 million, compared with $531 million in the prior-year period. This increase primarily resulted from a $19 million increase in staff expense due to incentive and commission expense, as well as higher base salaries, due in part to the leasing acquisitions. Other expense increased $13 million primarily in support of revenue growth.

SELECTED QUARTERLY DATA (UNAUDITED)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                 Quarter ended,

                                                            1996                                             1995
                                           --------------------------------------            ------------------------------------
(dollar amounts in millions,               DEC.       SEPT.        JUNE     MARCH            Dec.      Sept.       June     March
except per share amounts)                    31          30          30        31              31         30         30        31
---------------------------------------------------------------------------------------------------------------------------------
QUARTERLY CONSOLIDATED
   INCOME STATEMENT
---------------------------------------------------------------------------------------------------------------------------------
Net interest revenue                    $   371     $   372     $   372     $   363       $   382    $   392    $   385   $   389
Provision for credit losses                  80          25          25          25            35         30         20        20
Fee revenue                                 566         476         474         503           444        422        405       399
Gains (losses) on sale of securities          3           -           -           1             6          -          1        (1)
Operating expense                           559         536         540         560           526        506        500       495
---------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                  301         287         281         282           271        278        271       272
Provision for income taxes                  107         106         102         103            97        103         99       102
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                  194         181         179         179           174        175        172       170
Dividends on preferred stock                 15           9          10          10            10          9         10        10
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME APPLICABLE TO
   COMMON STOCK                         $   179     $   172     $   169     $   169       $   164    $   166    $   162   $   160
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE:
   PRIMARY                              $  1.36     $  1.31     $  1.26     $  1.24       $  1.18    $  1.15    $  1.09   $  1.08
   FULLY DILUTED                        $  1.34     $  1.31     $  1.26     $  1.24       $  1.16    $  1.14    $  1.09   $  1.07
Annualized return on common
 shareholders' equity                      20.9%       20.6%       20.4%       19.7%         18.1%      18.0%      17.5%     17.6%
Annualized return on assets                1.80        1.71        1.70        1.76          1.68       1.70       1.75      1.77
---------------------------------------------------------------------------------------------------------------------------------
QUARTERLY AVERAGE BALANCES
---------------------------------------------------------------------------------------------------------------------------------
Money market investments               $  1,272    $  1,573    $  1,387    $  1,290      $  1,206   $  1,286   $  1,165  $  1,230
Trading account securities                   96         169         181         138           283        363        220       316
Securities                                6,198       6,538       6,658       5,339         5,178      4,938      4,681     4,890
Loans                                    27,900      27,170      26,798      27,058        27,747     27,774     27,076    26,670
Total interest-earning assets            35,466      35,450      35,024      33,825        34,414     34,361     33,142    33,106
Total assets                             42,636      42,461      42,096      40,848        41,141     40,955     39,370    38,886
Deposits                                 31,569      31,542      30,949      29,274        28,946     28,417     27,100    27,318
Notes and debentures                      2,519       2,102       1,971       1,554         1,646      1,809      1,643     1,582
Trust-preferred securities                  129         -           -           -             -          -           -        -
Common shareholders' equity               3,410       3,327       3,327       3,459         3,610      3,648      3,726     3,700
Total shareholders' equity                3,820       3,762       3,762       3,894         4,045      4,083      4,161     4,135
---------------------------------------------------------------------------------------------------------------------------------
Net interest margin (FTE)                  4.20%       4.20%       4.30%       4.35%         4.43%      4.56%      4.69%     4.80%
---------------------------------------------------------------------------------------------------------------------------------
TANGIBLE OPERATING RESULTS (a)
---------------------------------------------------------------------------------------------------------------------------------
Fully diluted tangible earnings
 per common share                       $  1.49     $  1.45     $  1.40     $  1.37       $  1.29    $  1.26    $  1.22   $  1.19
Tangible net income applicable to
 common stock                               200         190         187         188           182        184        181       178
Annualized return on tangible common
 shareholders' equity                      36.6%       31.2%       31.3%       30.1%          27.3%      27.4%      26.6%    27.1%
Annualized return on tangible assets       2.06        1.92        1.92        1.99           1.90       1.92       1.99     2.02
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK DATA (dollars per share) (b)
---------------------------------------------------------------------------------------------------------------------------------
Market price range:
   High                                $ 74 3/4    $ 60 3/4    $ 60 1/8    $ 58 1/2      $ 56 1/2   $ 47 3/4   $ 44 3/4  $ 41 3/4
   Low                                   59 7/8      50 1/2      51 5/8      48 1/4        44 5/8     39 5/8     37 3/4    30 5/8
   Average                                67.13       55.77       55.53       53.53         51.82      43.18      41.66     36.66
   Close                                     71      59 1/4          57      55 1/4        53 3/4     44 3/4     41 5/8    40 3/4
Dividends                                   .60         .60         .60         .55           .55        .50        .50       .45
Market capitalization                  $  9,134    $  7,668    $  7,414    $  7,317      $  7,374   $  6,324   $  5,925  $  5,969
---------------------------------------------------------------------------------------------------------------------------------

(a)  See page 30 for the definition of these results.
(b) At December 31, 1996, there were 23,856 shareholders registered with the Corporation's stock transfer agent, compared with 23,755 at year-end 1995 and 23,092 at year-end 1994. In addition, there were approximately 16,977, 15,651, and approximately 15,000 Mellon employees at December 31, 1996, 1995 and 1994, respectively, who participated in the Corporation's 401(k) Retirement Savings Plan and the Dreyfus retirement savings plan. All shares of Mellon Bank Corporation common stock held by the plans for its participants are registered in the name of Mellon Bank, N.A., as trustee.

CONSOLIDATED INCOME STATEMENT
MELLON BANK CORPORATION (AND ITS SUBSIDIARIES)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Year ended December 31,
(dollar amounts in millions, except per share amounts)                                     1996              1995            1994
---------------------------------------------------------------------------------------------------------------------------------
INTEREST REVENUE           Interest and fees on loans (loan fees of $96, $79 and $87)    $2,253            $2,425          $1,926
                           Interest-bearing deposits with banks                              36                36              34
                           Federal funds sold and securities under resale agreements         30                34              30
                           Other money market investments                                     7                 2               6
                           Trading account securities                                         7                19              24
                           Securities:
                             U.S. Treasury and agency securities                            392               305             269
                             Obligation of states and political subdivisions                  2                 3               5
                             Other                                                           12                14              16
                           ------------------------------------------------------------------------------------------------------
                              Total interest revenue                                      2,739             2,838           2,310
---------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE           Deposits in domestic offices                                     709               663             447
                           Deposits in foreign offices                                      194               226              92
                           Federal funds purchased and securities under
                             repurchase agreements                                           94               125              76
                           Short-term bank notes                                             29                50               2
                           Other short-term borrowings                                       92               109              75
                           Notes and debentures                                             143               117             110
                           ------------------------------------------------------------------------------------------------------
                              Total interest expense                                      1,261             1,290             802
---------------------------------------------------------------------------------------------------------------------------------
NET INTEREST REVENUE          Net interest revenue                                        1,478             1,548           1,508
                           Provision for credit losses                                      155               105              70
                           ------------------------------------------------------------------------------------------------------
                              Net interest revenue after provision for losses             1,323             1,443           1,438
---------------------------------------------------------------------------------------------------------------------------------
NONINTEREST REVENUE        Trust and investment management fees                             994               906             953
                           Cash management and deposit transaction charges                  211               191             197
                           Mortgage servicing fees                                          180               122              78
                           Credit card fees                                                 120                90              72
                           Foreign currency and securities trading                           80                91              76
                           Information services fees                                         50                48              78
                           Gain on sale of credit card portfolio                             57                 -               -
                           Other income                                                     327               222             198
                           ------------------------------------------------------------------------------------------------------
                              Total fee revenue                                           2,019             1,670           1,652
                           Gains (losses) on sales of securities                              4                 6              (5)
                           ------------------------------------------------------------------------------------------------------
                              Total noninterest revenue                                   2,023             1,676           1,647
---------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSE          Staff expense                                                  1,055               957             956
                           Net occupancy expense                                            205               205             206
                           Professional, legal and other purchased services                 195               186             210
                           Equipment expense                                                145               143             132
                           Business development                                             137               136             161
                           Amortization of mortgage servicing rights and
                            purchased credit card relationships                             107                68              40
                           Amortization of goodwill and other intangible assets             100                96              98
                           Communications expense                                            96                86              84
                           Forms and supplies                                                42                42              40
                           FDIC assessment and regulatory examination fees                    6                31              63
                           Other expense                                                    120                97              85
                           Net revenue from acquired property                               (13)              (20)            (28)
                           Securities lending charge                                          -                 -             223
                           Merger expense                                                     -                 -             104
                           ------------------------------------------------------------------------------------------------------
                              Total operating expense                                     2,195             2,027           2,374
---------------------------------------------------------------------------------------------------------------------------------
INCOME                     Income before income taxes                                     1,151             1,092             711
                           Provision for income taxes                                       418               401             278
                           ------------------------------------------------------------------------------------------------------
                              NET INCOME                                                    733               691             433
                           Dividends on preferred stock                                      44                39              75
                           ------------------------------------------------------------------------------------------------------
                              NET INCOME APPLICABLE TO COMMON STOCK                      $  689            $  652          $  358
---------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE           Primary net income                                            $ 5.17            $ 4.50          $ 2.42
                           Fully diluted net income                                      $ 5.15            $ 4.46          $ 2.42
                           ------------------------------------------------------------------------------------------------------

                           See accompanying Notes to Financial Statements.

CONSOLIDATED BALANCE SHEET
MELLON BANK CORPORATION (AND ITS SUBSIDIARIES)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 December 31,
(dollar amounts in millions)                                                                                 1996            1995
---------------------------------------------------------------------------------------------------------------------------------
ASSETS                     Cash and due from banks                                                        $ 2,846         $ 2,342
                           Federal funds sold and securities under resale agreements                          460             225
                           Interest-bearing deposits with banks                                               419             553
                           Other money market investments                                                     113              82
                           Trading account securities                                                          84              62
                           Securities available for sale                                                    4,111           2,913
                           Investment securities (approximate fair value of $2,365 and $2,554)              2,375           2,519
                           Loans, net of unearned discount of $57 and $44                                  27,393          27,690
                           Reserve for credit losses                                                         (525)           (471)
                                                                                                           -------         -------
                               Net loans                                                                   26,868          27,219
                           Customers' acceptance liability                                                    238             263
                           Premises and equipment                                                             569             556
                           Goodwill and other intangibles                                                   1,238             958
                           Mortgage servicing rights
                             and purchased credit card relationships                                          774             682
                           Acquired property, net of reserves of $10 and $18                                   80              69
                           Other assets                                                                     2,421           2,203
                           ------------------------------------------------------------------------------------------------------
                               Total assets                                                               $42,596         $40,646
                           ------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
LIABILITIES                Noninterest-bearing deposits in domestic offices                              $  8,692        $  6,458
                           Interest-bearing deposits in domestic offices                                   19,965          18,412
                           Interest-bearing deposits in foreign offices                                     2,717           4,391
                           ------------------------------------------------------------------------------------------------------
                               Total deposits                                                              31,374          29,261
                           Federal funds purchased and securities under
                             repurchase agreements                                                            742           1,591
                           Term federal funds purchased                                                       481             905
                           U.S. Treasury tax and loan demand notes                                            474             290
                           Short-term bank notes                                                              135           1,057
                           Commercial paper                                                                   122             284
                           Other funds borrowed                                                               293             190
                           Acceptances outstanding                                                            238             263
                           Other liabilities                                                                1,483           1,337
                           Notes and debentures (with original maturities over one year)                    2,518           1,443
                           ------------------------------------------------------------------------------------------------------
                               Total liabilities                                                           37,860          36,621
---------------------------------------------------------------------------------------------------------------------------------
TRUST-PREFERRED            Guaranteed preferred beneficial interests in Corporation's
SECURITIES                   junior subordinated deferrable interest debentures                               990               -
---------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS'              Preferred stock                                                                    290             435
EQUITY                     Common shareholders' equity:
                             Common stock--$.50 par value
                               Authorized--200,000,000 shares
                               Issued--147,165,480 shares                                                      74              74
                             Additional paid-in capital                                                     1,866           1,850
                             Retained earnings                                                              2,480           2,118
                             Net unrealized gain (loss) on assets available for sale, net of tax               (1)             18
                             Treasury stock of 18,518,290 and 9,978,407 shares at cost                       (963)           (470)
                           -------------------------------------------------------------------------------------------------------
                               Total common shareholders' equity                                            3,456           3,590
                           ------------------------------------------------------------------------------------------------------
                               Total shareholders' equity                                                   3,746           4,025
                           ------------------------------------------------------------------------------------------------------
                               Total liabilities, trust-preferred securities and shareholders' equity     $42,596         $40,646
                           ------------------------------------------------------------------------------------------------------

                           See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
MELLON BANK CORPORATION (CONSOLIDATED AND PARENT CORPORATION)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            Net unrealized gain               Total
                                                           Additional                        (loss) on assets                share-
                                    Preferred     Common      paid-in    Retained            available for sale  Treasury  holders'
(in millions)                           stock      stock      capital    earnings   Warrants    (net of tax)        stock    equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993             $592        $52       $2,038      $1,629        $37            $   -       $(210)   $4,138
Net income                                                                    433                                               433
Dividends on common stock at
   $1.57 per share (a)                                                       (194)                                             (194)
Dividends on preferred stock                                                  (75)                                              (75)
Common stock issued under dividend
   reinvestment and common stock
   purchase plan                                                    9                                                   2        11
Series H preferred stock redemption      (155)                                                                                 (155)
Conversion of Series D preferred
   stock to common stock                   (2)        1             1                                                            -
Exercise of stock options                                           6          (6)                                     10        10
Net unrealized loss on assets
   available for sale, net of tax                                                                          (55)                 (55)
Additional common stock issued for
  stock split                                        24           (24)                                                           -
Retirement of Dreyfus treasury stock                 (3)         (187)                                                190        -
Other                                                               8          (7)                                      8         9
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994             $435       $74        $1,851      $1,780        $37              $(55)    $    -    $4,122
Net income                                                                    691                                               691
Dividends on common stock
  at $2.00 per share                                                         (288)                                             (288)
Dividends on preferred stock                                                  (39)                                              (39)
Common stock issued under dividend
   reinvestment and common stock
   purchase plan                                                    1                                                  13        14
Repurchase of common stock - related
  to the 1993 TBC acquisition                                                                                        (159)     (159)
Repurchase of warrants                                            (17)                   (37)                                   (54)
Repurchase of common stock for
  employee benefit purposes                                                                                          (235)     (235)
Exercise of stock options                                          12         (28)                                     78        62
Repurchase of common stock - other                                                                                   (184)     (184)
Net unrealized gain on assets available
  for sale, net of tax                                                                                      73                   73
Other                                                               3           2                                      17        22
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995             $435        $74       $1,850      $2,118        $ -               $18    $  (470)   $4,025
NET INCOME                                                                    733                                               733
DIVIDENDS ON COMMON STOCK
  AT $2.35 PER SHARE                                                         (310)                                             (310)
DIVIDENDS ON PREFERRED STOCK                                                  (44)                                              (44)
COMMON STOCK ISSUED UNDER DIVIDEND
   REINVESTMENT AND COMMON STOCK
   PURCHASE PLAN                                                    4                                                  14        18
SERIES I PREFERRED STOCK REDEMPTION      (145)                                                                                 (145)
REPURCHASE OF COMMON STOCK FOR
   EMPLOYEE BENEFIT PURPOSES                                                                                         (192)     (192)
EXERCISE OF STOCK OPTIONS                                          10         (17)                                     70        63
REPURCHASE OF COMMON STOCK - OTHER                                                                                   (404)     (404)
NET UNREALIZED LOSS ON ASSETS AVAILABLE
  FOR SALE, NET OF TAX                                                                                     (19)                 (19)
OTHER                                                               2                                                  19        21
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996             $290        $74       $1,866      $2,480        $ -               $(1)     $(963)   $3,746
-----------------------------------------------------------------------------------------------------------------------------------

(a) Dividends per share have not been restated to reflect the Dreyfus merger. See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

MELLON BANK CORPORATION (and its subsidiaries)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                       Year ended December 31,
(in millions)                                                                                       1996          1995       1994
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM            Net income                                                            $   733       $   691    $   433
OPERATING ACTIVITIES       Adjustments to reconcile net income to net cash
                            provided by operating activities:
                            Amortization of goodwill and other intangible assets                     100            96         98
                            Amortization of mortgage servicing rights
                              and purchased credit card relationships                                107            68         40
                            Depreciation and other amortization                                      105           107         95
                            Deferred income tax expense (benefit)                                     95           167        (14)
                            Provision for credit losses                                              155           105         70
                            Net gains on dispositions of acquired property                           (11)          (12)       (30)
                            Net (increase) decrease in accrued interest receivable                     9           (45)       (42)
                            Net (increase) decrease in trading account securities                    (15)           12         52
                            Net increase in accrued interest payable                                  15            35         34
                            Net (increase) decrease in residential mortgages held for sale           340          (367)       217
                            Securities lending charge                                                  -             -        223
                            Merger expense                                                             -             -        104
                            Net decrease in other operating activities                              (469)         (602)      (331)
                           -------------------------------------------------------------------------------------------------------
                              Net cash provided by operating activities                            1,164           255        949
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM            Net (increase) decrease in term deposits and other money
INVESTING ACTIVITIES        market investments                                                       103          (158)       715
                           Net (increase) decrease in federal funds sold and securities
                            under resale agreements                                                 (235)          158        191
                           Funds invested in securities available for sale                       (14,768)       (5,070)   (11,526)
                           Proceeds from sales of securities available for sale                    1,453         1,845      3,808
                           Proceeds from maturities of securities available for sale              12,176         2,898      8,927
                           Funds invested in investment securities                                  (219)         (175)    (1,458)
                           Proceeds from maturities of investment securities                         360           307        488
                           Net increase in credit card receivables                                  (387)         (600)      (870)
                           Sale of credit card portfolio                                             886             -          -
                           Net principal disbursed on loans to customers                            (884)       (1,662)    (1,544)
                           Home equity credit line loans securitized                                 650             -          -
                           Insurance premium finance loans securitized                               500             -          -
                           Loan portfolio purchases                                                 (254)         (302)      (216)
                           Proceeds from sales of loan portfolios                                    907           815        286
                           Purchases of premises and equipment                                      (125)         (101)      (133)
                           Proceeds from sales of acquired property                                   31            49         93
                           Cash paid in purchase of USL                                           (1,688)           -          -
                           Cash paid in purchase of FUL                                             (136)           -          -
                           Cash paid in purchase of Metmor Financial, Inc.,
                              including warehouse loans purchased of $166
                              million, net of
                              cash received and escrow deposits                                       -           (130)        -
                           Credit card receivables securitized                                        -            950         -
                           Cash paid in purchase of U.S. Bancorp Mortgage Company,
                              including warehouse loans purchased of $81 million,
                              net of escrow deposits                                                  -             -         (98)
                           Cash paid in purchase of Glendale Bancorporation, net of cash received     -             -         (13)
                           Net (increase) decrease in other investing activities                    (111)         (137)        75
                           ------------------------------------------------------------------------------------------------------
                              Net cash used in investing activities                               (1,741)       (1,313)    (1,275)
---------------------------------------------------------------------------------------------------------------------------------

                                  -continued-

CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)

MELLON BANK CORPORATION (and its subsidiaries)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                       Year ended December 31,
(in millions)                                                                                       1996          1995       1994
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM            Net increase (decrease) in transaction and savings deposits              (695)          955     (1,070)
FINANCING ACTIVITIES       Net increase in customer term deposits                                  2,808           500        807
                           Net increase (decrease) in federal funds purchased and
                             securities under repurchase agreements                                 (849)         (432)     1,045
                           Net increase (decrease) in U.S. Treasury tax and loan demand notes        184          (277)      (144)
                           Net increase (decrease) in short-term bank notes                         (922)          857        200
                           Net increase (decrease) in term federal funds purchased                  (424)          572        325
                           Net increase (decrease) in commercial paper                              (162)          106         44
                           Net proceeds from issuance of Guaranteed preferred
                             beneficial interests in Corporation's junior subordinated
                             deferrable interest debentures                                          990             -          -
                           Repurchase and repayments of longer-term debt                             (24)         (354)      (425)
                           Net proceeds from issuance of longer-term debt                          1,099           227          1
                           Redemption of preferred stock                                            (145)         (155)         -
                           Net proceeds from issuance of common stock                                 55            58         18
                           Dividends paid on common and preferred stock                             (354)         (346)      (254)
                           Repurchase of common stock for employee benefit purposes                 (192)         (235)         -
                           Repurchase of common stock - other                                       (404)         (184)         -
                           Repurchase of common stock and warrants related to
                             the 1993 acquisition of The Boston Company                               -           (213)         -
                           Net increase (decrease) in other financing activities                     101            17       (127)
                           ------------------------------------------------------------------------------------------------------
                              Net cash provided by financing activities                            1,066         1,096        420
                           Effect of foreign currency exchange rates                                  15            19         20
---------------------------------------------------------------------------------------------------------------------------------
CHANGE IN CASH AND         Net increase in cash and due from banks                                   504            57        114
DUE FROM BANKS             Cash and due from banks at beginning of year                            2,342         2,285      2,171
                           ------------------------------------------------------------------------------------------------------
                           Cash and due from banks at end of year                                $ 2,846       $ 2,342    $ 2,285
                           ------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL               Interest paid                                                         $ 1,246       $ 1,255    $   768
DISCLOSURES                Net income taxes paid                                                     283           182        284
                           ------------------------------------------------------------------------------------------------------

                           See accompanying Notes to Financial Statements.


NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. ACCOUNTING POLICIES

Basis of presentation

The accounting and financial reporting policies of Mellon Bank Corporation (the Corporation), a multibank holding company, conform to generally accepted accounting principles (GAAP) and prevailing industry practices.

The consolidated financial statements of the Corporation include the accounts of the Corporation and its majority-owned subsidiaries. Investments in companies 20-50% owned are carried on the equity basis. Investments in companies less than 20% owned are carried at cost. Intracorporate balances and transactions are not reflected in the consolidated financial statements. The income statement includes results of acquired subsidiaries and businesses accounted for under the purchase method of accounting from the dates of acquisition. Securities and other property held in a fiduciary or agency capacity are not included in the balance sheet since these are not assets or liabilities of the Corporation.

The parent Corporation financial statements in note 27 include the accounts of the Corporation, those of a wholly owned financing subsidiary that functions as a financing entity for the Corporation and its subsidiaries by issuing commercial

-----------------------------------------------------------------------------

1. ACCOUNTING POLICIES (CONTINUED)

paper and other debt guaranteed by the Corporation and those of the business trusts discussed in note 13 on page 78. Financial data for the Corporation, the financing subsidiary, and the business trusts are combined for financial reporting because of the limited function of the financing subsidiary and the business trusts, and the unconditional guarantee by the Corporation of their obligations.

Nature of operations and use of estimates in the preparation of financial statements

Mellon Bank Corporation is a multibank holding company whose principal wholly owned subsidiaries are Mellon Bank, N.A., The Boston Company, Inc. and Mellon Bank (DE) National Association. The Dreyfus Corporation, one of the nation's largest mutual fund companies, is a wholly owned subsidiary of Mellon Bank, N.A. The Corporation's banking subsidiaries primarily engage in retail financial services, commercial banking, mortgage banking, trust and investment management services, lease financing and mutual funds activities. While the Corporation's major subsidiaries are headquartered in the Northeast and Central Atlantic regions, most of its products and services are offered nationwide and many are offered globally. The Corporation's customer base is diversified and primarily domestic.

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

Securities available for sale are stated at fair value. Unrealized gains or losses on assets classified as available for sale, net of tax, are recorded as an addition to or deduction from shareholders' equity. Investment securities are stated at cost, adjusted for amortization of premium and accretion of discount on a level yield basis. Gains (losses) on sales of securities available for sale are reported in the income statement. The cost of securities sold is determined on a specific identification basis.

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

-----------------------------------------------------------------------------

1.  ACCOUNTING POLICIES (CONTINUED)

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

Commercial loans, including commercial leases, generally are placed on nonaccrual status when either principal or interest is past due 90 days or more, unless the loan is well-secured and in the process of collection. Management also places commercial loans on nonaccrual status when the collection of principal or interest becomes doubtful. Residential mortgage loans generally are placed on nonaccrual status when, in management's judgment, collection is in doubt or the loans have outstanding balances of $250,000 or greater and are 90 days or more delinquent, or have balances of less than $250,000 and are delinquent 12 months or more. Consumer loans, other than residential mortgages, and certain secured commercial loans of less than $5,000 are charged off upon reaching various stages of delinquency depending upon the loan type. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed against current period interest revenue. Interest receipts on nonaccrual loans are recognized as interest revenue or are applied to principal when management believes the ultimate collectability of principal is in doubt. Nonaccrual loans generally are restored to an accrual basis when principal and interest payments become current or when the loan becomes well-secured and is in the process of collection.

A loan is considered to be impaired, as defined by FAS No. 114, "Accounting by Creditors for Impairment of a Loan," when it is probable that the Corporation will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. The Corporation tests loans covered under FAS No. 114 for impairment if they are on nonaccrual status or have been restructured. Consumer credit nonaccrual loans are not tested for impairment because they are included in large groups of smaller-balance homogeneous loans that, by definition along with leases, are excluded from the scope of FAS No. 114. Impaired loans are required to be measured based upon the present value of expected future cash flows, discounted at the loan's initial effective interest rate, or at the loan's market price or fair value of the collateral if the loan is collateral dependent. If the loan valuation is less than the recorded value of the loan, an impairment reserve must be established for the difference. The impairment reserve is established by either an allocation of the reserve for credit losses or by a provision for credit losses, depending on the adequacy of the reserve for credit losses. Impairment reserves are not needed when interest payments have been applied to reduce principal, or when credit losses have been recorded so that the recorded investment in an impaired loan is less than the loan valuation.

Loan securitizations

The Corporation securitized $650 million of home equity credit line loan outstandings in March 1996, $500 million of insurance premium finance receivables in December 1996 and $950 million of credit card receivables in November 1995. The amount of interest and fee revenue in excess of both interest paid to certificate holders and credit losses is recognized monthly as servicing revenue. The servicing revenue from the home equity lines of credit and insurance premium finance receivables is reported as "other fee revenue". The servicing revenue from the credit card securitization is reported in "credit card fee revenue".

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

-----------------------------------------------------------------------------

1.  ACCOUNTING POLICIES (CONTINUED)

Acquired property

Property acquired in connection with loan settlements, including real estate acquired, is stated at the lower of estimated fair value less estimated costs to sell, or the carrying amount of the loan. A reserve for real estate acquired is maintained on a property-by-property basis to recognize estimated potential declines in value that might occur between appraisal dates. Provisions for the estimated potential decrease in fair value between annual appraisals, net gains on the sale of real estate acquired and net direct operating expense attributable to these assets are included in net revenue from acquired property.

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

Goodwill, other identified intangibles, mortgage servicing rights and purchased credit card relationships

Intangible assets are amortized using straight-line and accelerated methods over the remaining estimated benefit periods which approximated, on a weighted-average basis at December 31, 1996, 18 years for goodwill, four years for core deposit intangibles, 6 years for credit card relationships and 11 years for all other intangible assets except mortgage servicing rights. Intangible assets are reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset.

Originated mortgage servicing rights (MSRs) are recorded by allocating total costs incurred between the loan and servicing rights based on their relative fair values. Purchased MSRs are recorded at cost. MSRs are amortized in proportion to the estimated servicing income over the estimated life of the servicing portfolio. In 1996 and 1995, $285 million and $376 million, respectively, of MSR's were capitalized in connection with both mortgage servicing portfolio purchases and loan originations. The carrying amount of MSRs was $745 million at December 31, 1996, with an estimated fair value of $869 million. The carrying amount of MSRs is measured for impairment each quarter based on the fair value of the MSRs. Quoted market prices are used, whenever available, as the basis for measuring the fair value of servicing rights. When quoted market prices are not available, fair values are based upon the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. For impairment measurement purposes, servicing rights acquired after April 1, 1995, are first stratified by loan type and then by interest rates within the loan type. If the carrying value of an individual stratum were to exceed its fair value, a valuation allowance would be established. No valuation allowances were recorded at December 31, 1996 and 1995, as the carrying values of the various stratifications were less than their respective fair value. MSRs acquired prior to April 1, 1995, are stratified by acquisition and evaluated for possible impairment using fair market values. On a weighted-average basis at December 31, 1996, the serviced mortgage loan portfolio had an interest rate of approximately 7.95%.

On January 1, 1996, the Corporation adopted Statement of Financial Accounting Standards (FAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." FAS No. 121 established guidelines for recognition of impairment losses related to long-lived assets and certain intangibles and related goodwill for both assets to be held and used as well as assets held for disposition. This statement excludes financial instruments, long-term customer relationships of financial institutions, mortgage and other servicing rights and deferred tax assets. Adoption of this statement was immaterial to the Corporation's financial position and results of operations.

Assets held for accelerated resolution

During the fourth quarter of 1995, the Corporation segregated certain loans from the CornerStone(sm) credit card portfolio into an accelerated resolution portfolio. The excess of the carrying value of these loans, which had a history of delinquency,

------------------------------------------------------------------------------

1.  ACCOUNTING POLICIES (CONTINUED)

over the estimated net realizable value was recorded as a credit loss. Interest and principal receipts, fees and loan loss recoveries on loans in this portfolio are applied to reduce the net carrying value. No revenue will be recorded on this portfolio until the net carrying value is recovered. This portfolio is reported in other assets in the balance sheet.

Income Taxes

The Corporation files a consolidated U.S. income tax return. Deferred taxes are recognized for the expected future tax consequences of existing differences between the financial reporting and tax reporting bases of assets and liabilities using enacted tax laws and rates.

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

Off-balance-sheet instruments used for interest rate risk management

The Corporation enters into interest rate swaps, futures and forward contracts and interest rate caps and floors to manage its sensitivity to interest rate risk. These instruments are designated as a hedge on the trade date and are highly correlated with the financial instrument being hedged. An example of a highly correlated hedge is the hedging of three-month Eurodollar deposits with three-month Eurodollar futures contracts. Interest revenue or interest expense on such transactions is accrued over the term of the agreement as an adjustment to the yield or cost of the related asset or liability. Transaction fees are deferred and amortized to interest revenue or interest expense over the term of the agreement. Realized gains and losses are deferred and amortized over the life of the hedged transaction as interest revenue or interest expense, and any unamortized amounts are recognized as income or loss at the time of disposition of the assets or liabilities being hedged. Amounts payable to or receivable from counterparties are included in other liabilities or other assets. The fair values of interest rate swaps, futures and forward contracts, and interest rate caps and floors used for interest rate risk management are not recognized in the financial statements. Hedge correlation of interest rate risk management positions is reviewed periodically. If correlation criteria are not met, the interest rate risk management position is no longer accounted for as a hedge. Under these circumstances, the accumulated change in market value of the hedge is recognized in current income to the extent that the hedge results have not been offset by the effects of interest rate or price changes of the hedged item.

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

-----------------------------------------------------------------------------

1.  ACCOUNTING POLICIES (CONTINUED)

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

Net income per common share

Net income per common share is computed using the "if-converted" method by dividing net income applicable to common stock by the average number of shares of common stock and common stock equivalents outstanding, net of shares assumed to be repurchased using the treasury stock method. Common stock equivalents arise from the assumed conversion of outstanding stock options, warrants and subscription rights. The Series D preferred stock was converted to common stock in August 1994. If the inclusion of the Series D preferred stock as common stock equivalents was dilutive, dividends on the Series D preferred stock were added back to net income for the purpose of calculating net income per common share. The average number of shares of common stock and equivalents used to compute primary net income per common share in 1996, 1995 and 1994 was 133.2 million, 145.1 million and 149.1 million, respectively.

Fully diluted net income per common share is computed by dividing net income applicable to common stock by the average number of shares of common stock and common stock equivalents outstanding for items that are dilutive, net of shares assumed to be repurchased using the treasury stock method. These shares are increased by the assumed conversion of convertible items, if dilutive. The average number of shares of common stock and equivalents used to compute fully diluted net income per common share in 1996, 1995 and 1994 was 133.9 million,
146.2 million and 149.2 million, respectively.

2. CASH AND DUE FROM BANKS

Cash and due from banks includes reserve balances that the Corporation's subsidiary banks are required to maintain with a Federal Reserve bank. These required reserves are based primarily on deposits outstanding and were $347 million at December 31, 1996, and $630 million at December 31, 1995. These balances averaged $485 million in 1996 and $569 million in 1995.

3. SECURITIES

Gross realized gains on the sale of securities available for sale were $4 million, $7 million and $16 million in 1996, 1995 and 1994, respectively. Gross realized losses on the sale of securities available for sale were less than $1 million, $1 million and $21 million in 1996, 1995 and 1994, respectively. After tax net gains on the sale of securities were $3 million and $4 million in 1996 and 1995, respectively. After tax net losses on the sale of securities were $3 million in 1994. Proceeds from the sale of securities available for sale were $1.5 billion, $1.8 billion and $3.8 billion in 1996, 1995 and 1994, respectively. There were no sales of investment securities in 1996, 1995 and 1994.

Securities available for sale, investment securities, trading account securities and loans, with book values of $4.5 billion at December 31, 1996, and $3.1 billion at December 31, 1995, were required to be pledged to secure public and trust deposits, repurchase agreements and for other purposes.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)
-----------------------------------------------------------------------------------------------------------------------------------

3. SECURITIES (CONTINUED)

SECURITIES AVAILABLE FOR SALE
-----------------------------------------------------------------------------------------------------------------------------------
                                                    DECEMBER 31, 1996                                      December 31, 1995
                                          ---------------------------------------------  ------------------------------------------
                                           AMORTIZED      GROSS   UNREALIZED       FAIR   Amortized     Gross   unrealized     Fair
(in millions)                                   COST      GAINS       LOSSES      VALUE        cost     Gains       Losses    value
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury                                $   395       $  -        $  -     $   395      $  209       $ 1         $ -    $  210
U.S. agency mortgage-backed                    1,945         16          24       1,937       1,572        38           4     1,606
Other U.S. agency                              1,676          2           -       1,678         951         2           -       953
-----------------------------------------------------------------------------------------------------------------------------------
    Total U.S. Treasury and
     agency securities                         4,016         18          24       4,010       2,732        41           4     2,769
Obligations of states and
    political subdivisions                        49          -           -          49          62         1           -        63
Other mortgage-backed                              4          -           -           4           7         -           -         7
Other securities                                  42          6           -          48          68         7           1        74
-----------------------------------------------------------------------------------------------------------------------------------
    Total securities available for sale       $4,111        $24         $24      $4,111      $2,869       $49         $ 5    $2,913
-----------------------------------------------------------------------------------------------------------------------------------

MATURITY DISTRIBUTION OF SECURITIES AVAILABLE FOR SALE
-------------------------------------------------------------------------------------------------------------------------------
                                               Contractual maturities at December 31, 1996
                                                                                Obligations                             Total
                                     U.S. agency                    Total        of states       Other               securities
(dollar amounts              U.S.     mortgage-       Other     U.S. Treasury  and political   mortgage-    Other     available
in millions)               Treasury     backed     U.S. agency   and agency    subdivisions     backed   securities   for sale
-------------------------------------------------------------------------------------------------------------------------------
Within one year
    Amortized cost          $358      $    -           $881        $1,239             $25         $ -         $ 7        $1,271
    Fair value               358           -            881         1,239              25           -           7         1,271
    Yield                   5.00%          -           5.32%         5.23%           7.10%          -        6.47%         5.27%
1 to 5 years
    Amortized cost            37           -            795           832              18           -           5           855
    Fair value                37           -            797           834              18           -           5           857
    Yield                   6.13%          -           5.81%         5.83%           7.01%          -        6.72%         5.86%
5 to 10 years
    Amortized cost             -           -             -             -                1           -          -              1
    Fair value                 -           -             -             -                1           -          -              1
    Yield                      -           -             -             -             9.83%          -          -           9.83%
Over 10 years
    Amortized cost             -           -             -             -                5           -          30            35
    Fair value                 -           -             -             -                5           -          36            41
    Yield                      -           -             -             -             9.10%          -        7.36%(c)      7.98%(c)
Mortgage-backed
  securities
    Amortized cost             -       1,945             -          1,945              -            4          -          1,949
    Fair value                 -       1,937             -          1,937              -            4          -          1,941
    Yield                      -        7.30%            -           7.30%             -         6.28%         -           7.30%
-------------------------------------------------------------------------------------------------------------------------------
Total amortized cost        $395      $1,945         $1,676        $4,016             $49         $ 4         $42        $4,111
Total fair value             395       1,937          1,678         4,010              49           4          48         4,111
Total yield                 5.10%       7.30%          5.55%         6.35%           7.31%       6.28%       6.92%(c)      6.37%(c)
Weighted average
    contractual years to
    maturity                 .65           - (a)       1.00           .93 (b)        3.19           - (a)    1.63 (c)

(a) The average expected lives of "U.S. agency mortgage-backed" and "Other mortgage-backed" securities were approximately 8.2 years and 3.0 years, respectively, at December 31, 1996.
(b)   Excludes maturities of "U.S. agency mortgage-backed" securities.
(c) Yield excludes equity securities and other investments which have no stated yield.

Note: Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)
-----------------------------------------------------------------------------------------------------------------------------------

3. SECURITIES (CONTINUED)

INVESTMENT SECURITIES
-----------------------------------------------------------------------------------------------------------------------------------
                                                     DECEMBER 31, 1996                                    December 31, 1995
                                            -------------------------------------------   -----------------------------------------
                                            AMORTIZED    GROSS     UNREALIZED      FAIR   Amortized    Gross    unrealized     Fair
(in millions)                                    COST    GAINS         LOSSES     VALUE        cost    Gains        Losses    value
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury                                $     30      $ 2           $ 1   $     31     $    33     $  4          $ -   $    37
U.S. agency mortgage-backed                     2,262        5            17      2,250       2,375       34            4     2,405
-----------------------------------------------------------------------------------------------------------------------------------
   Total U.S. Treasury and
     agency securities                          2,292        7            18      2,281       2,408       38            4     2,442
Other mortgage-backed                              29        1             -         30          39        1            -        40
Other securities                                   54        -             -         54          72        -            -        72
-----------------------------------------------------------------------------------------------------------------------------------
   Total investment securities                 $2,375      $ 8           $18     $2,365      $2,519      $39          $ 4    $2,554
-----------------------------------------------------------------------------------------------------------------------------------


MATURITY DISTRIBUTION OF INVESTMENT SECURITIES
----------------------------------------------------------------------------------------------------------------------------------
                                                         Contractual maturities at December 31, 1996
                                                 U.S. agency             Total             Other                             Total
(dollar amounts                       U.S.         mortgage-     U.S. Treasury         mortgage-            Other       investment
in millions)                      Treasury            backed        and agency            backed       securities       securities
----------------------------------------------------------------------------------------------------------------------------------
Within one year
     Amortized cost                    $ -               $ -              $ -               $ -               $ 5              $ 5
     Fair value                          -                 -                -                 -                 5                5
     Yield                               -                 -                -                 -              5.69%            5.69%
1 to 5 years
     Amortized cost                      4                 -                 4                -                -                 4
     Fair value                          4                 -                 4                -                -                 4
     Yield                            5.76%                -              5.76%               -                -              5.76%
5 to 10 years
     Amortized cost                      -                 -                -                 -                10               10
     Fair value                          -                 -                -                 -                10               10
     Yield                               -                 -                -                 -              9.26%            9.26%
Over 10 years
     Amortized cost                     26                 -                26                -                39  (a)          65
     Fair value                         27                 -                27                -                39  (a)          66
     Yield                            7.27%                -              7.27%               -              5.82%            6.39%
Mortgage-backed
  securities
     Amortized cost                      -             2,262             2,262               29                -             2,291
     Fair value                          -             2,250             2,250               30                -             2,280
     Yield                               -              7.09%             7.09%            7.26%               -              7.09%
----------------------------------------------------------------------------------------------------------------------------------
Total amortized cost                   $30            $2,262            $2,292               29               $54           $2,375
Total fair value                        31             2,250             2,281               30                54            2,365
Total yield                           7.08%             7.09%             7.09%            7.26%             6.44%            7.07%
Weighted average
     contractual years to
     maturity                        15.45                 - (b)         15.45 (c)            - (b)          1.96               -
----------------------------------------------------------------------------------------------------------------------------------

(a) Includes Federal Reserve Bank stock of $37 million with a yield of 6.00% and no stated maturity.
(b) The average expected lives of "U.S. agency mortgage-backed" and "Other mortgage-backed" securities were approximately 7.4 years and 4.9 years, respectively, at December 31, 1996.
(c)  Excludes maturities of "U.S. agency mortgage-backed" securities.
Note: Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

------------------------------------------------------------------------------

4. LOANS

For details of the loans outstanding at December 31, 1996 and 1995, see the 1996 and 1995 columns of the "Composition of loan portfolio at year-end" table on page 52. The information in those columns is incorporated by reference into these Notes to Financial Statements.

For details of the nonperforming and past-due loans at December 31, 1996 and 1995, see the amounts in the 1996 and 1995 columns of the "Nonperforming assets" and "Past-due loans" tables on pages 56 and 58. The information in those columns is incorporated by reference into these Notes to Financial Statements. For details on impaired loans at December 31, 1996 and 1995, see the "Impaired loans" table on page 57. The information in this table is incorporated by reference into these Notes to Financial Statements. Foregone interest on restructured loans was less than $1 million in 1996 and 1995 and approximately $1 million in 1994.

5. RESERVE FOR CREDIT LOSSES

For details of the reserve for credit losses for 1996, 1995 and 1994, see the 1996, 1995 and 1994 columns of the "Credit loss reserve activity" table on page
60. The information in those columns is incorporated by reference into these Notes to Financial Statements.

6. PREMISES AND EQUIPMENT

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                December 31,
(in millions)                                                                                               1996             1995
---------------------------------------------------------------------------------------------------------------------------------
Land                                                                                                    $     29           $   29
Buildings                                                                                                    281              278
Equipment                                                                                                    744              648
Leasehold improvements                                                                                       174              179
---------------------------------------------------------------------------------------------------------------------------------
    Subtotal                                                                                               1,228            1,134
Accumulated depreciation and amortization                                                                   (659)            (578)
---------------------------------------------------------------------------------------------------------------------------------
    Total premises and equipment                                                                         $   569           $  556
---------------------------------------------------------------------------------------------------------------------------------

The table above includes capital leases for premises and equipment at a net book value of $2 million at both December 31, 1996 and 1995.

Rental expense was $124 million, $121 million and $117 million, respectively, net of related sublease revenue of $25 million, $25 million and $33 million, in 1996, 1995 and 1994, respectively. Depreciation and amortization expense totaled $105 million, $107 million and $95 million in 1996, 1995 and 1994, respectively. Maintenance, repairs and utilities expenses totaled $93 million, $90 million and $89 million in 1996, 1995 and 1994, respectively.

As of December 31, 1996, the Corporation and its subsidiaries are obligated under noncancelable leases (principally for banking premises) with expiration dates through 2020. A summary of the future minimum rental payments under noncancelable leases, net of related sublease revenue totaling $75 million, is as follows: 1997--$115 million; 1998--$113 million; 1999--$116 million;
2000--$108 million; 2001--$103 million and 2002 through 2020--$871 million.

7. RESERVE FOR REAL ESTATE ACQUIRED

An analysis of the reserve for real estate acquired for 1996, 1995 and 1994 is presented in the "Change in reserve for real estate acquired" table on page 58 and is incorporated by reference into these Notes to Financial Statements.

------------------------------------------------------------------------------

8. SEGREGATED ASSETS

Segregated assets represent commercial real estate and other commercial loans acquired in the December 1992 Meritor retail office acquisition that are on nonaccrual status or are foreclosed properties, and are subject to a loss sharing arrangement with the FDIC. These delinquent assets, net of reserve, are reported in other assets in the balance sheet. The reserve for segregated assets is not included in the reserve for credit losses.

Segregated assets totaled $10 million at December 31, 1996, including gross segregated assets of $14 million and a $4 million reserve for credit losses. At December 31, 1995, segregated assets totaled $24 million, including gross segregated assets of $28 million and a $4 million reserve for credit losses.

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

9. OTHER ASSETS

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   December 31,
(in millions)                                                                                                  1996            1995
-----------------------------------------------------------------------------------------------------------------------------------
Prepaid expense:
  Pension                                                                                                   $   307         $   290
  Other                                                                                                          67              65
Interest receivable                                                                                             235             244
Accounts receivable                                                                                             283             196
Receivables related to off-balance-sheet instruments                                                            329             388
Assets held for accelerated resolution                                                                           30              82
Other                                                                                                         1,170             938
-----------------------------------------------------------------------------------------------------------------------------------
     Total other assets                                                                                      $2,421          $2,203
-----------------------------------------------------------------------------------------------------------------------------------

10. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or greater was approximately $6.0 billion and $3.3 billion at December 31, 1996 and 1995, respectively.

At December 31, 1996, the scheduled maturity of time deposits for the years 1997 through 2001 and thereafter are as follows: $9,956 million, $1,152 million, $336 million, $182 million and $301 million, respectively.

------------------------------------------------------------------------------

11. REVOLVING CREDIT AGREEMENT

During 1996, the Corporation signed a four-year $300 million revolving credit agreement with several financial institutions that serves as a support facility for commercial paper and for general Corporate purposes. This revolving credit facility has several restrictions, including a minimum 6% Tier 1 ratio, a 1.30 maximum double leverage limitation and a minimum nonperforming asset coverage ratio of 3 to 1. The nonperforming asset coverage ratio is Tier I capital plus the reserve for credit losses as a multiple of nonperforming assets. At December 31, 1996, the Corporation's double leverage ratio was 1.21 and the nonperforming asset coverage ratio was 18 to 1. The revolving credit facility is supplemented by a $25 million backup line of credit, bringing total commercial paper support facilities to $325 million. There were no other lines of credit to subsidiaries of the Corporation at December 31, 1996 or 1995. No borrowings were made under any facility in 1996 or 1995. Commitment fees totaled less than $1 million in each of the years 1994 through 1996.

12. NOTES AND DEBENTURES (WITH ORIGINAL MATURITIES OVER ONE YEAR)

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 December 31,
(in millions)                                                                                                   1996       1995
-------------------------------------------------------------------------------------------------------------------------------
Parent Corporation:
   6.70% Subordinated Debentures due 2008                                                                     $  249      $   -
   6.30% Senior Notes due 2000                                                                                   200        200
   7-5/8% Senior Notes due 1999                                                                                  200        200
   6-1/2% Senior Notes due 1997                                                                                  200        200
   6-7/8% Subordinated Debentures due 2003                                                                       150        150
   9-1/4% Subordinated Debentures due 2001                                                                       100        100
   9-3/4% Subordinated Debentures due 2001                                                                       100         99
   Medium Term Notes, Series A, due 1997-2001 (10.00% to 10.50% at December 31, 1996,
     and 9.75% to 10.50% at December 31, 1995)                                                                    27         47
   7-1/4% Convertible Subordinated Capital Notes due 1999                                                          3          4
Subsidiaries:
   7% Subordinated Notes due 2006                                                                                300          -
   7-5/8% Subordinated Notes due 2007                                                                            249          -
   6-1/2% Subordinated Notes due 2005                                                                            249        249
   6-3/4% Subordinated Notes due 2003                                                                            149        149
   Medium Term Bank Notes due 1997-2007 (6.10% to 8.55% at December 31, 1996, and
     6.57% to 8.55% at December 31, 1995)                                                                        338         38
   Various notes and obligations under capital leases due 1997-2001 (3.92% to 10.50% at
     December 31, 1996 and December 31, 1995)                                                                      4          7
-------------------------------------------------------------------------------------------------------------------------------
      Total unsecured notes and debentures (with original maturities over one year)                           $2,518     $1,443
-------------------------------------------------------------------------------------------------------------------------------

In March 1996, Mellon Bank, N.A., the Corporation's principal banking subsidiary, issued the 7% fixed rate notes due 2006 and in September 1996, issued the 7 5/8% fixed rate notes due 2007. In March 1996, the Corporation issued the 6.70% fixed rate notes due 2008. Prior to issuance, Mellon Bank, N.A. and the Corporation hedged the cost of these debt issues with interest rate agreements. The interest rate agreements were terminated upon issuance of the debt. The effective interest rates of these debt issues, including the effect of the interest rate agreements, are 6.43% and 7.34%, respectively, for the instruments issued by Mellon Bank, N.A. and 6.91% for the debt issued by the Corporation.

The 7%, 7-5/8%, 6-1/2% and 6-3/4% Subordinated Notes due 2006, 2007, 2005 and
2003, and the fixed-rate Medium Term Bank Notes due 1997 through 2007, are subordinated to obligations to depositors and other creditors of Mellon Bank, N.A.

The aggregate amounts of notes and debentures that mature during the five years 1997 through 2001, for the Corporation, are as follows: $407 million, $119 million, $208 million, $205 million and $205 million, respectively. The aggregate amounts of notes and debentures that mature during the five years 1997 through 2001, for Mellon Bank Corporation (Parent Corporation), are as follows: $205 million, $12 million, $203 million, $205 million and $205 million, respectively.

------------------------------------------------------------------------------

13. GUARANTEED PREFERRED BENEFICIAL INTERESTS IN CORPORATION'S JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES (TRUST-PREFERRED SECURITIES)

In the fourth quarter of 1996, the Corporation formed two statutory business trusts, Mellon Capital I and Mellon Capital II. All of the common securities of these special purpose trusts are owned by the Corporation; the trusts exist solely to issue Capital Securities. For financial reporting purposes, the trusts are treated as subsidiaries and are consolidated into the financial statements of the Corporation. The Capital Securities are presented as a separate line item on the consolidated balance sheet as Guaranteed preferred beneficial interests in the Corporation's junior subordinated deferrable interest debentures (Trust-preferred securities). The trusts have issued the Trust-preferred securities and invested the net proceeds in junior subordinated deferrable interest debentures (Subordinated Debentures) issued to the trusts by the Corporation. The Subordinated Debentures are the sole assets of the trusts. The Corporation has the right to defer payment of interest on the Subordinated Debentures at any time, or from time to time, for periods not exceeding five years. If interest payments on the Subordinated Debentures are deferred, the distributions on the Trust-preferred securities also are deferred. Interest on the Subordinated Debentures is cumulative. The Corporation, through guarantees and agreements, has fully and unconditionally guaranteed all of the trusts' obligations under the Trust-preferred securities.

The Federal Reserve Bank has accorded the Trust-preferred securities Tier I capital status. The ability to apply Tier I capital treatment, as well as to deduct the expense of the Subordinated Debentures for income tax purposes, provided the Corporation with a cost-effective way to raise regulatory capital. The Trust-preferred securities are not included as a component of total shareholders' equity on the consolidated balance sheet.

The table below summarizes the Corporation's Trust-preferred securities outstanding at December 31, 1996. For purposes of the table and discussion that follows, the terms and conditions of the Trust-preferred securities are treated as identical to the underlying Subordinated Debentures.

-------------------------------------------------------------------------------------------------------------------
                                                                     Liquidation                     Balances at
(dollar amounts in millions,                                          preference                     December 31,
except per security amounts)                                        per security                  1996         1995
-------------------------------------------------------------------------------------------------------------------
7.72% Series A                                                         $1,000.00                  $494        $   -
7.995% Series B                                                        $1,000.00                   496            -
                                                                                                 -----       ------
     Total                                                                                        $990        $   -
-------------------------------------------------------------------------------------------------------------------

The Series A and Series B Trust-preferred securities pay cash distributions semiannually at the rate of 7.72% and 7.995% of the liquidation preference, respectively, per annum. Any unpaid distribution is cumulative. The Corporation recorded $3 million of expense on these securities in 1996. The securities were each issued for a face value of $500 million and reported net of issuance costs in the table above. The securities are unsecured and subordinate to all senior debt (as defined) of the Corporation. The Series A and Series B securities mature on December 1, 2026, and January 15, 2027, respectively.

The Series A and Series B securities are redeemable, in whole or in part, at the option of the Corporation on or after December 1, 2006, and January 15, 2007, respectively, or prior to those dates, in whole, within 90 days following receipt of a legal opinion that, due to a change in the tax laws or an administrative or judicial decision, there is a substantial risk that the tax deductibility of the interest could be disallowed (tax event) or the Corporation's reasonable determination that, due to a change in law or administrative or judicial decision, there is a substantial risk that Tier I capital treatment could be disallowed (capital treatment event). The Series A and Series B securities are redeemable at 103.86% and 103.9975%, respectively, of the liquidation amounts, plus accrued distributions, during the 12-month periods beginning December 1, 2006, and January 15, 2007, respectively (the call dates). The redemption prices decline for the Series A and Series B securities by approximately 39 basis points and approximately 40 basis points, respectively, during each of the following 12-month periods, until a final redemption price of 100% of the liquidation amount is set for December 1, 2016, and January 15, 2017, respectively, and thereafter. If the securities are redeemed following a "tax event" or "capital treatment event," the greater of 100% of the principal amount or the sum of the present value of the first redemption price plus the present value of interest payments from the redemption date to the call dates will be paid.

------------------------------------------------------------------------------

14. PREFERRED STOCK

-------------------------------------------------------------------------------------------------------------------------------
                                      Liquidation                                     Balances at            1996 Dividends
(dollar amounts in millions,           preference        Shares      Shares           December 31,        ---------------------
except per share amounts)               per share    authorized      issued     1996       1995    1994   Per share   Aggregate
-------------------------------------------------------------------------------------------------------------------------------
8.50% preferred stock (Series J)           $25.00     4,000,000   4,000,000    $  97      $  97   $  97       $2.13        $  9
8.20% preferred stock (Series K)            25.00     8,000,000   8,000,000      193        193     193        2.05          16
9.60% preferred stock (Series I)            25.00             -           -        -        145     145        2.30          14 (a)
                                                                               -----       ----    ----
    Total preferred stock                                                       $290       $435    $435
-------------------------------------------------------------------------------------------------------------------------------

(a) As a result of the redemption of the Series I preferred stock, the Corporation recorded an additional $5 million of preferred stock dividends in 1996. These additional dividends reflect the write-off of issue costs. Including the additional dividends, total Series I preferred stock dividends were $19 million in 1996.

The Corporation has authorized 50,000,000 shares of Series preferred stock, par value $1.00 per share, at December 31, 1996. The table above summarizes the Corporation's preferred stock outstanding at December 31, 1996, 1995 and 1994.

The Corporation redeemed the Series I preferred stock on December 16, 1996, and announced on January 8, 1997, that it will redeem the Series J preferred stock on February 18, 1997. The Series I preferred stock was redeemed and the Series J preferred stock will be redeemed at a price of $25 per share plus accrued dividends.

The Series K preferred stock is redeemable, in whole or in part, at the option of the Corporation at $25 per share plus accrued dividends at any time on or after February 15, 1998. In the event of liquidation or dissolution of the Corporation, the rights of the Series K preferred stock are senior to the common stock with respect to dividends and distributions.

If the equivalent of six quarterly dividends, whether or not consecutive, payable on the Series K preferred stock, are unpaid and not set aside for payment, the number of directors of the Corporation will be increased by two. The holders of the Series K preferred stock will be entitled to elect two additional directors to serve until all dividends in arrears have been paid or declared and set aside for payment.

15. EQUITY PURCHASE OPTIONS (WARRANTS)

In connection with the 1993 acquisition of The Boston Company, the Corporation issued 4.5 million 10-year equity purchase options (warrants), each exercisable for one share of common stock. The warrants were exercisable at $33.33 per share at any time until their expiration on May 21, 2003. In 1995, the Corporation repurchased all of these warrants as part of a privately negotiated transaction with American Express Travel Related Services Company, Inc., a subsidiary of American Express Company.

16. REGULATORY CAPITAL REQUIREMENTS

A discussion about the Corporation's regulatory capital requirements for 1996 and 1995 is presented in the "Regulatory capital" section on pages 40 to 42 and is incorporated by reference into these Notes to Financial Statements.

17. NONINTEREST REVENUE

The components of noninterest revenue for the three years ended December 31, 1996, are presented in the "Noninterest revenue" table on page 32. This table is incorporated by reference into these Notes to Financial Statements.

------------------------------------------------------------------------------

18. FOREIGN CURRENCY AND SECURITIES TRADING REVENUE

The Corporation's trading activities involve a variety of financial instruments, including U.S. government securities, municipal securities and money market securities, as well as off-balance-sheet instruments. The majority of the Corporation's trading revenue is earned by structuring and executing off-balance-sheet instruments for customers. The resulting risks are limited by entering into generally matching or offsetting positions. The Corporation also enters into positions in interest rate, foreign exchange and debt instruments based upon expectations of future market conditions. Unmatched positions are monitored through established limits. To maximize net trading revenues, the market-making and proprietary positions are managed together by product.

The results of the Corporation's foreign currency and securities trading activities are presented, by class of financial instrument, in the table below.

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Year ended December 31,

(in millions)                                                                              1996              1995           1994
--------------------------------------------------------------------------------------------------------------------------------
Foreign exchange contracts                                                                  $72               $88            $69
Debt instruments                                                                              4                 4              4
Interest rate contracts                                                                       2                 -              3
Futures contracts                                                                             2                (1)             -
--------------------------------------------------------------------------------------------------------------------------------
     Total foreign currency and securities trading revenue (a)                              $80               $91            $76
--------------------------------------------------------------------------------------------------------------------------------

(a) The Corporation recognized an unrealized loss of less than $1 million at December 31, 1996 and 1995 and an unrealized gain of less than $1 million at December 31, 1994, related to securities held in the trading portfolio.

19. INCOME TAXES

Income tax expense applicable to income before taxes consists of:

--------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                        1996          1995     1994
--------------------------------------------------------------------------------------------------------------------------------
Current taxes:
    Federal                                                                                          $289          $213     $264
    State and local                                                                                    25            17       26
    Foreign                                                                                             9             4        2
--------------------------------------------------------------------------------------------------------------------------------
       Total current tax expense                                                                      323           234      292
--------------------------------------------------------------------------------------------------------------------------------
Deferred taxes:
    Federal                                                                                            89           138       (4)
    State and local                                                                                     6            28      (11)
    Foreign                                                                                             -             1        1
--------------------------------------------------------------------------------------------------------------------------------
       Total deferred tax expense (benefit)                                                            95           167      (14)
--------------------------------------------------------------------------------------------------------------------------------
       Provision for income taxes                                                                    $418          $401     $278
--------------------------------------------------------------------------------------------------------------------------------

In addition to amounts applicable to income before taxes, the following income tax expense (benefit) amounts were recorded in shareholders' equity:

---------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                         1996        1995       1994
---------------------------------------------------------------------------------------------------------------------------------
Compensation expense for tax purposes in excess
  of amounts recognized for financial statement purposes                                              $(17)       $(15)     $  (3)
Change in net unrealized gain (loss) on assets available for sale                                      (10)         39        (30)
---------------------------------------------------------------------------------------------------------------------------------
     Total tax expense (benefit)                                                                      $(27)       $ 24       $(33)
---------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------

19. INCOME TAXES (CONTINUED)

Components of deferred tax expense are as follows:

---------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                         1996          1995     1994
---------------------------------------------------------------------------------------------------------------------------------
Deferred tax expense (benefit), excluding the effect of other components listed below                  $95          $160     $ (7)
Reduction of deferred tax valuation allowance                                                            -             -       (7)
Adjustment to deferred tax assets and liabilities for enacted changes in tax laws and rates              -             7        -
---------------------------------------------------------------------------------------------------------------------------------
   Total deferred tax expense (benefit)                                                                $95          $167     $(14)
---------------------------------------------------------------------------------------------------------------------------------

The provision for income taxes was different from the amounts computed by applying the statutory federal income tax rate to income before income taxes due to the items listed in the following table.

---------------------------------------------------------------------------------------------------------------------------------
(dollar amounts in millions)                                                                        1996         1995        1994
---------------------------------------------------------------------------------------------------------------------------------
Federal statutory tax rate                                                                            35%          35%         35%
Tax expense computed at statutory rate                                                              $403         $382        $249
Increase (decrease) resulting from:
   State and local income taxes, net of federal tax benefit                                           20           29          10
   Amortization of goodwill                                                                           12           13          15
   Other, net                                                                                        (17)         (23)          4
---------------------------------------------------------------------------------------------------------------------------------
     Provision for income taxes                                                                     $418         $401        $278
---------------------------------------------------------------------------------------------------------------------------------
Effective income tax rate                                                                           36.3%        36.7%       39.1%
---------------------------------------------------------------------------------------------------------------------------------

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

---------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                1996             1995           1994
---------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
  Provision for credit losses and
    write-downs on real estate acquired                                                    $205               $230           $254
  Accrued expense not deductible until paid                                                  44                 31            125
  Occupancy expense                                                                          72                 73             74
  Other                                                                                      21                 28             77
---------------------------------------------------------------------------------------------------------------------------------
    Total deferred tax assets                                                               342                362            530
---------------------------------------------------------------------------------------------------------------------------------

Deferred tax liabilities:
  Lease financing revenue                                                                   359                282            250
  Salaries and employee benefits                                                             27                 21             16
  Other                                                                                      22                 33             38
---------------------------------------------------------------------------------------------------------------------------------
    Total deferred tax liabilities                                                          408                336            304
---------------------------------------------------------------------------------------------------------------------------------

    Net deferred tax asset (liability)                                                     $(66)              $ 26           $226
---------------------------------------------------------------------------------------------------------------------------------

The Corporation determined that it was not required to establish a valuation allowance for deferred tax assets because it is management's assertion that the deferred tax assets are likely to be realized through carryback to taxable income in prior years, future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income.

------------------------------------------------------------------------------

20. EMPLOYEE BENEFITS

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

-----------------------------------------------------------------------------------------------------------------------------------
                                                                     1996                       1995                  1994
(dollar amounts in millions)                                 FUNDED       UNFUNDED       Funded     Unfunded    Funded     Unfunded
-----------------------------------------------------------------------------------------------------------------------------------
Assumptions used in the accounting:
   Rates used for expense at January 1:
     Rate on obligation                                         7.0%           7.0%         7.5%         7.5%      6.0%         6.0%
     Rate of return on assets                                  10.0             -          10.0           -       10.0           -
     Actuarial salary scale                                     3.0            3.0          3.5          3.5       3.0          3.0
------------------------------------------------------------------------------------------------------------------------------------
Components of pension expense (credit):
   Service cost                                              $   20           $  2         $ 18         $  1     $  21         $  2
   Interest cost on projected benefit obligation                 27              3           24            3        22            2
   Return on plan assets                                       (143)             -         (201)          -         (1)          -
   Net amortization and deferral                                 74              2          140            1       (47)           1
   Special termination benefits                                  15              -            -            -         -            -
-----------------------------------------------------------------------------------------------------------------------------------
      Total pension expense (credit)                         $   (7)          $  7         $(19)        $  5     $  (5)        $  5
-----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
                                                                                        1996                           1995
(dollar amounts in millions)                                                     FUNDED     UNFUNDED            Funded    Unfunded
----------------------------------------------------------------------------------------------------------------------------------
Assumptions used for obligation at December 31:
   Rate on obligation                                                               7.0%         7.0%              6.0%        6.0%
   Actuarial salary scale                                                           3.0          3.0               3.0         3.0
----------------------------------------------------------------------------------------------------------------------------------
Present value of benefit obligation at December 31:
   Vested                                                                       $   372         $ 54              $363        $ 43
   Nonvested                                                                         30            1                31           1
----------------------------------------------------------------------------------------------------------------------------------
     Accumulated benefit obligation                                                 402           55               394          44
----------------------------------------------------------------------------------------------------------------------------------
Effect of projected future compensation levels                                       50            2                61           4
----------------------------------------------------------------------------------------------------------------------------------
     Present value of projected benefit obligation                              $   452         $ 57              $455        $ 48
----------------------------------------------------------------------------------------------------------------------------------

Plan assets at fair market value at December 31:
   Cash and U.S. Treasury securities                                            $   228       $   -              $173        $   -
   Corporate debt obligations                                                        64           -                64            -
   Mellon Bank Corporation common stock (a)                                          53           -                40            -
   Other common stock and investments                                               661           -               588            -
----------------------------------------------------------------------------------------------------------------------------------
     Total plan assets at fair market value                                      $1,006       $   -              $865        $   -
----------------------------------------------------------------------------------------------------------------------------------

Reconciliation of funded status with financial statements:
   Funded status at December 31                                                 $   554        $ (57)            $410         $(48)
   Unamortized net transition (asset) obligation                                    (14)           1              (18)           1
   Unrecognized prior service cost                                                   10           11               14            3
   Net deferred actuarial (gain) loss                                              (243)           8             (116)          11
   Adjustment required to recognize minimum liability                                -           (18)               -          (11)
----------------------------------------------------------------------------------------------------------------------------------
     Prepaid (accrued) expense at December 31                                   $   307         $(55)            $290         $(44)
----------------------------------------------------------------------------------------------------------------------------------

(a) Represents 750,000 shares at December 31, 1996 and December 31, 1995. The Mellon Bank, N.A. retirement plan received approximately $2 million of dividends from Mellon Bank Corporation's common stock in both 1996 and 1995.

------------------------------------------------------------------------------

20. EMPLOYEE BENEFITS (CONTINUED)

Long-Term Profit Incentive Plan

The Corporation has a Long-Term Profit Incentive Plan (1996) which provides for the issuance of stock options, stock appreciation rights, performance units, deferred cash incentive awards and shares of restricted stock to officers and other key employees of the Corporation and its subsidiaries as approved by the Human Resources Committee of the board of directors. Stock options may be granted at prices not less than the fair market value of the common stock on the date of grant. Options may be exercised during fixed periods of time from 1 year to 10 years from the date of grant. In the event of a change in control of the Corporation, as defined in the plan, these options will become immediately exercisable, unless otherwise provided in the option agreement. Total outstanding grants as of December 31, 1996, 1995 and 1994 were 7,941,314; 7,464,163; and 7,240,864 shares, respectively. During 1996, 1995 and 1994 options for 2,063,023; 1,777,625; and 3,067,206 shares were granted and options for 1,353,408; 1,382,327; and 612,536 shares, respectively, were exercised. During 1996, the Corporation added 6,200,000 shares to the number of shares of common stock reserved for future issuance. At December 31, 1996, 5,725,601 shares were available for grant.

Included in the December 31, 1996, 1995 and 1994 outstanding grants were options for 850,166; 860,856; and 1,044,428 shares, respectively, that become exercisable in full near the end of their 10 year terms, but the exercise dates may be accelerated to an earlier date by the Human Resources Committee of the board of directors, based on the optionee's and the Corporation's performance. If so accelerated, compensation will be paid in the form of deferred cash incentive awards to reimburse the exercise price of these options if exercised prior to the original vesting date. The Corporation recognized $8 million of compensation expense for the acceleration of these options in 1996, $9 million in 1995 and $8 million in 1994.

Stock Option Plan for Outside Directors

The Corporation's Stock Option Plan for Outside Directors provides for the granting of options for shares of common stock to outside directors and advisory board members of the Corporation. The timing, amounts, recipients and other terms of the option grants are determined by the provisions of, or formulas in, the Directors' Option Plan. The exercise price of the options is equal to the fair market value of the common stock on the grant date. All options have a term of 10 years from the date of grant and become exercisable one year from the grant date. Directors elected during the service year are granted options on a pro rata basis to those granted to the directors at the start of the service year. Total outstanding grants as of December 31, 1996, 1995 and 1994, were 414,922; 376,008; and 349,862 shares, respectively. During 1996, 1995 and 1994, options for 48,964; 48,600; and 52,563 shares, respectively, were granted and options for 10,050; 20,429; and 4,298 shares, respectively, were exercised. At December 31, 1996, options for 109,673 shares were available for grant.

Dreyfus Stock Option Plan

A stock option plan at Dreyfus prior to the August 1994 merger provided for the issuance of stock options to key employees and key consultants who rendered services at Dreyfus, at a price of not less than 95% of the price of Dreyfus' common stock on The New York Stock Exchange on the day the option was granted. Options were not exercisable within two years nor more than 10 years from the date of grant. Options for Dreyfus stock were automatically converted into options for the Corporation's common stock on the merger date. Total outstanding grants as of December 31, 1996, 1995 and 1994, were 489,312; 814,207; and 1,728,709 shares, respectively. No options were granted in 1996, 1995 and 1994. No further options will be granted under this plan. Options for 315,486; 906,339; and 26,900 shares were exercised in 1996, 1995 and 1994, respectively.

The table on the following page summarizes stock option activity for the Long-Term Profit Incentive Plan, the Stock Option Plan for Outside Directors, and the Dreyfus Plan. Requirements for stock option shares can be met from either unissued or treasury shares or shares held by the employee stock benefit trust whose establishment has been authorized. All shares issued in 1996 were from treasury shares.

------------------------------------------------------------------------------

20. EMPLOYEE BENEFITS (CONTINUED)

--------------------------------------------------------------------------------------------------------------------------------
                                                                                     Shares subject             Average exercise
STOCK OPTION ACTIVITY                                                                     to option                        price
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                                                              7,273,888                       $27.44
Granted                                                                                   3,119,769                        37.53
Exercised                                                                                  (643,734)                       23.73
Forfeited                                                                                  (430,488)                       31.49
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                                                              9,319,435                        30.89
Granted                                                                                   1,826,225                        41.56
Exercised                                                                                (2,309,095)                       25.99
Forfeited                                                                                  (182,187)                       34.24
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                                                              8,654,378                        34.38
Granted                                                                                   2,111,987   (a)                  56.48
Exercised                                                                                (1,678,944)                       30.75
Forfeited                                                                                  (241,873)                       35.89
--------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                                                              8,845,548                       $40.30
--------------------------------------------------------------------------------------------------------------------------------

(a) Using a Black-Scholes option pricing model, the weighted-average fair value of options granted in 1996 was estimated at $10.80 per share.

The Corporation has adopted the disclosure-only option under FAS No. 123, "Accounting for Stock-Based Compensation." If the fair-value accounting provisions of FAS No. 123 had been adopted as of January 1, 1996, the pro forma effect on 1996 results would have been immaterial. Based on current and anticipated use of stock options, it is expected that the pro forma impact on earnings per share in future periods would be immaterial.

The following table summarizes the characteristics of stock options outstanding at December 31, 1996:

-----------------------------------------------------------------------------------------------------------------------------
STOCK OPTIONS OUTSTANDING AT DECEMBER 31, 1996
                                                          Outstanding                                      Exercisable (b)
                                            -----------------------------------------                  ----------------------
                                                                              Average                                 Average
                                                             Average         exercise                                exercise
Exercise price range                        Shares          life (a)            price                     Shares        price
-----------------------------------------------------------------------------------------------------------------------------
$13.17 - $29.67                          1,624,311               4.5           $24.23                  1,489,893       $23.75
$31.53 - $39.00                          3,665,606               7.2            37.32                  2,444,209        37.26
$40.12 - $49.87                          1,310,645               8.6            41.20                    422,631        40.92
$50.13 - $67.50                          2,244,986               9.6            56.27                     10,490        52.95
-----------------------------------------------------------------------------------------------------------------------------
                                         8,845,548               7.5            40.30                  4,367,223        33.04
-----------------------------------------------------------------------------------------------------------------------------

(a)  Average contractual life remaining in years.
(b) At December 31, 1995, 3,351,055 options were exercisable at an average exercise price of $28.55. At December 31, 1994, 4,097,461 options were exercisable at an average exercise price of $25.18.

Retirement Savings Plan

Since April 1988, employees' payroll deductions into retirement savings accounts have been matched by the Corporation's contribution of common stock, at the rate of $.50 on the dollar, up to 6% of the employee's annual base salary, with an annual maximum Corporate contribution of $3,000 per employee. In 1996, 1995, and 1994, the Corporation recognized $11 million, $10 million and $10 million, respectively, of expense related to this plan and contributed 189,012; 239,071; and 276,535 shares, respectively. All shares contributed in 1996 and a portion of the shares contributed in 1995 and 1994 were issued from treasury stock. The plan held 3,848,336; 1,752,409; and 1,672,200 shares of the Corporation's common stock at December 31, 1996, 1995 and 1994, respectively. On September 1, 1996, The Dreyfus Corporation's profit

------------------------------------------------------------------------------

20. EMPLOYEE BENEFITS (CONTINUED)

sharing plan was merged into the Corporation's retirement savings plan. The Dreyfus plan held 2,017,395 shares of the Corporation's common stock when the plans were merged. Amounts expensed under the Dreyfus plan were $8 million, $11 million and $10 million for 1996, 1995 and 1994, respectively.

Profit Bonus Plan

Performance-based awards are made to key employees at the discretion of the Human Resources Committee of the board of directors. The granting of these awards is based upon the performance of the key employees and on the Corporation's overall performance in achieving its objectives. At the committee's election, awards may be paid in a lump sum or may be deferred and paid over a period of up to 15 years. Payouts under this plan were $24 million, $20 million and $18 million for 1996, 1995 and 1994, respectively, and can be in the form of cash, common stock, restricted stock or phantom stock units equivalent to restricted stock. The employee is generally prevented from selling or transferring restricted stock or phantom stock units for a three-year period and the shares are forfeited if employment is terminated during that period. Restricted stock totaling 39,900 shares, with a weighted-average fair value on the date of grant of $74.70 per share, was awarded for 1996 performance resulting in 113,250 shares of restricted stock and phantom stock units outstanding. The restricted stock and phantom stock units were granted at the market value of the shares on the grant date.

Employee Stock Ownership Plan

In 1989, an Employee Stock Ownership Plan was formed to hold certain shares of Mellon Bank Corporation common stock previously held in other defined contribution plans sponsored by the Corporation and its subsidiaries. At December 31, 1996, 1995 and 1994, this plan held 77,787; 96,055; and 95,709 shares, respectively, of the Corporation's common stock. The Corporation may make contributions to this plan from time to time. No contributions were made in 1996, 1995 or 1994.

Postretirement benefits other than pensions

The Corporation shares in the cost of providing managed care, Medicare supplement and/or major medical programs for employees that retired prior to January 1, 1991. Employees who retire subsequent to January 1, 1991, who were between the ages of 55 and 65 on January 1, 1991, and had at least 15 years of service, are provided with a defined dollar supplement to assist them in purchasing health insurance. Early retirees who do not meet these age and service requirements are eligible to purchase health coverage at their own expense under the standard plans that are offered to active employees. In addition, the Corporation provides a small subsidy toward health care coverage for other active employees when they retire. These benefits are provided through various insurance carriers whose premiums are based on claims paid during the year. The cost of providing these benefits amounted to $9 million in 1996, including $3 million of early retirement charges, $10 million in 1995 and $10 million in 1994.

The following table sets forth the components of the costs and liability of the Corporation's postretirement health care and life insurance benefits programs for current and future retirees.

------------------------------------------------------------------------------

20. EMPLOYEE BENEFITS (CONTINUED)

---------------------------------------------------------------------------------------------------------------------------------
ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION
                                                                              Accumulated
                                      Accrued postretirement                 postretirement                    Unrecognized
                                           benefit cost                    benefit obligation              transition obligation
                                    --------------------------         --------------------------         -----------------------
(in millions)                       1996       1995       1994         1996       1995       1994         1996     1995      1994
---------------------------------------------------------------------------------------------------------------------------------
Balance at January 1                $(26)      $(19)      $(12)        $(55)      $(70)      $(83)         $32      $53       $56
---------------------------------------------------------------------------------------------------------------------------------
Recognition of components of
  net periodic postretirement
  benefit costs:
     Service cost                     (1)        (1)        (1)          (1)        (1)        (1)          -        -         -
     Interest cost                    (3)        (6)        (6)          (3)        (6)        (6)          -        -         -
     Retirement enhancement
       program                        (3)        -          -            (6)        -          -            -        -         -
     Amortization of
       transition obligation          (2)        (3)        (3)          -          -          -            (2)      (3)       (3)
---------------------------------------------------------------------------------------------------------------------------------
                                      (9)       (10)       (10)         (10)        (7)        (7)          (2)      (3)       (3)
Change in APBO actuarial
  assumptions including a
  change in the discount rate          -          -          -           15         (1)        15            -        -         -
Benefit payments                       2          3          3            4          5          5            -        -         -
Plan changes                           -          -          -            -         18          -            -      (18)        -
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31              $(33)      $(26)      $(19)        $(46)      $(55)      $(70)         $30      $32       $53
---------------------------------------------------------------------------------------------------------------------------------

A weighted average discount rate of 7% was used to estimate the net periodic benefit cost, and a 7% rate was used to value the accumulated postretirement benefit obligation at year-end 1996. A health care cost trend rate was used to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, technological changes, regulatory requirements and Medicare cost shifting. The future annual increase assumed in the cost of health care benefits was 7% for 1997 and was decreased gradually to 4.5% for 2002 and thereafter. The health care cost trend rate assumption may have a significant impact on the amounts reported. Increasing the assumed health care cost trend by one percentage point in each year would increase the accumulated postretirement benefit obligation by approximately $3 million and the aggregate of the service and interest cost components of net periodic postretirement health care benefit cost by less than $1 million.

During 1995, the transition obligation was reduced by $18 million due to a change in the benefit program that requires current and future retirees to enroll in a managed care program. Previously, retirees were permitted to use any health care provider.

21. RESTRICTIONS ON DIVIDENDS AND REGULATORY LIMITATIONS

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

Under the first and currently more restrictive of the foregoing dividend limitations, the Corporation's national bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to December 31, 1996, of up to approximately $310 million of their retained earnings of $2.312 billion at December 31, 1996, less any dividends declared and plus or minus net profits or losses, as defined, between January 1, 1997, and the date of any such dividend declaration. The payment of dividends is also limited by minimum capital requirements imposed on all national bank subsidiaries by the

------------------------------------------------------------------------------

21. RESTRICTIONS ON DIVIDENDS AND REGULATORY LIMITATIONS (CONTINUED)

OCC. The Corporation's national bank subsidiaries exceed these minimum requirements. The national bank subsidiaries declared dividends to the parent Corporation of $400 million in 1996, $501 million in 1995 and $366 million in 1994. The Federal Reserve Board and the OCC have issued additional guidelines that require bank holding companies and national banks to continually evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition.

The Federal Reserve Act limits extensions of credit by the Corporation's bank subsidiaries to the Corporation and to certain other affiliates of the Corporation, and requires such extensions to be collateralized and limits the amount of investments by the banks in these entities. At December 31, 1996, such extensions of credit and investments were limited to $478 million to the Corporation or any other affiliate and to $957 million in total to the Corporation and all of its other affiliates. Outstanding extensions of credit totaled $181 million at December 31, 1996.

22. LEGAL PROCEEDINGS

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

23. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

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

------------------------------------------------------------------------------

23. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

FINANCIAL INSTRUMENTS WITH CONTRACT AMOUNTS THAT REPRESENT CREDIT RISK
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                              December 31,
(notional amounts in millions)                                                                          1996                1995
--------------------------------------------------------------------------------------------------------------------------------
   Commitments to extend credit                                                                      $26,777             $21,264
   Standby letters of credit and foreign guarantees                                                    3,705               3,446
   Commercial letters of credit                                                                           92                  98
   Residential mortgage loans serviced with recourse                                                     120                 156
   Custodian securities lent with indemnification
     against broker default of return of securities                                                   21,626              18,157
--------------------------------------------------------------------------------------------------------------------------------

Commitments to extend credit

The Corporation enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specific rates and for specific purposes. Substantially all of the Corporation's commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding. The majority of the Corporation's commitments to extend credit include material adverse change clauses within the commitment contracts. These clauses allow the Corporation to deny funding a loan commitment if the borrower's financial condition deteriorates during the commitment, such that the customer no longer meets the Corporation's credit standards. The Corporation's exposure to credit loss in the event of nonperformance by the customer is represented by the contractual amount of the commitment to extend credit. Accordingly, the credit policies utilized in committing to extend credit and in the extension of loans are the same. Market risk arises on fixed rate commitments if interest rates have moved adversely subsequent to the extension of the commitment. The Corporation believes the market risk associated with commitments is minimal. Since many of the commitments are expected to expire without being drawn upon, the total contractual amounts do not necessarily represent future cash requirements. The amount and type of collateral obtained by the Corporation is based upon industry practice, as well as its credit assessment of the customer. Of the $27 billion of contractual commitments for which the Corporation has received a commitment fee or which were otherwise legally binding--excluding credit card plans--approximately 25% of the commitments are scheduled to expire within one year, and an additional 62% are scheduled to expire within five years.

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

------------------------------------------------------------------------------

23. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

-------------------------------------------------------------------------------------------------------------------------------
STANDBY LETTERS OF CREDIT AND FOREIGN GUARANTEES                                                               Weighted-average
                                                                                                              years to maturity
                                                                                  December 31,                 at December 31,
(dollar amounts in millions)                                                    1996         1995              1996        1995
-------------------------------------------------------------------------------------------------------------------------------
Commercial paper and other debt                                               $  447       $  374               2.0         1.5
Tax-exempt securities                                                            765          759               1.8         1.9
Bid- or performance-related                                                    1,186        1,061                .8         1.0
Other                                                                          1,307        1,252                .5          .6
                                                                               -----        -----
   Total standby letters of credit and foreign guarantees (a)                 $3,705       $3,446               1.0         1.1
-------------------------------------------------------------------------------------------------------------------------------

(a) Net of participations and cash collateral totaling $391 million and $230 million at December 31, 1996 and 1995, respectively.

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

The Corporation currently enters into two types of securities lending arrangements, lending with and without indemnification. In securities lending transactions without indemnification, the Corporation bears no contractual risk of loss. For transactions in which the Corporation provides an indemnification, risk of loss occurs if the borrower defaults on returning the securities and the value of the collateral declines. Because the Corporation generally indemnifies the owner of the securities only for the difference between the par value of the securities and any collateral deficiency, the total contractual amount does not necessarily represent future cash requirements. Additional market risk associated with securities lending transactions arises from interest rate movements that affect the spread between the rate paid to the securities borrower on the borrower's collateral and the rate the Corporation earns on that collateral. This risk is controlled through policies that limit the level of such risk that can be undertaken.

------------------------------------------------------------------------------

23. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

OFF-BALANCE-SHEET INSTRUMENTS USED FOR TRADING ACTIVITIES (A)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                             December 31,
                                                                                      1996                          1995
                                                                             --------------------         ---------------------
                                                                             NOTIONAL      CREDIT         Notional       Credit
(in millions)                                                                  AMOUNT        RISK           Amount         Risk
-------------------------------------------------------------------------------------------------------------------------------
Foreign currency contracts:
  Commitments to purchase                                                     $11,473         (b)          $10,771          (b)
  Commitments to sell                                                          11,562         (b)           10,868          (b)
Foreign currency and other option contracts written                               450           -              461            -
Foreign currency and other option contracts purchased                             438          14              417            -
Interest rate agreements:
  Interest rate swaps                                                           6,665          25            5,531           52
  Options, caps and floors purchased                                            2,047           1            2,043            3
  Options, caps and floors written                                              2,107           -            1,871            -
  Futures and forward contracts                                                 1,421           2            1,421            -
-------------------------------------------------------------------------------------------------------------------------------

(a) The amount of credit risk associated with these instruments is limited to the cost of replacing a contract in a gain position, on which a counterparty has defaulted.
(b) The combined credit risk on foreign currency contract commitments to purchase and sell was $303 million at December 31, 1996, and $334 million at December 31, 1995.

Foreign currency contracts

Commitments to purchase and sell foreign currency facilitate the management of market risk by ensuring that, at some future date, the Corporation or a customer will have a specified currency at a specified rate. The Corporation enters into foreign currency contracts to assist customers in managing their currency risk and as part of its proprietary trading activities. The notional amount of these contracts at December 31, 1996, was $11.5 billion of contracts to purchase and $11.6 billion of contracts to sell. This notional amount does not represent the actual market or credit risk associated with this product. Market risk arises from changes in the market value of contractual positions caused by movements in currency rates. The Corporation limits its exposure to market risk by entering into generally matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk relates to the ability of the Corporation's counterparty to meet its obligations under the contract and includes the estimated aggregate replacement cost of those foreign currency contracts in a gain position. Replacement cost totaled approximately $303 million and $334 million at December 31, 1996 and 1995, respectively, and is recorded on the balance sheet. There were no settlement or counterparty default losses on foreign currency contracts in 1996, 1995 or 1994. The Corporation manages credit risk by dealing only with approved counterparties under specific credit limits and by monitoring the amount of outstanding contracts by customer and in the aggregate against such limits. The future cash requirements, if any, related to foreign currency contracts are represented by the contractual settlement between the Corporation and its counterparties.

Foreign currency and other option contracts written and purchased

Foreign currency and other option contracts grant the contract purchaser the right, but not the obligation, to purchase or sell a specified amount of a foreign currency or other financial instrument during a specified period at a predetermined price. The Corporation acts as both a purchaser and seller of foreign currency and other option contracts. Market risk arises from changes in the value of contractual positions caused by fluctuations in currency rates, interest rates and security values underlying the option contracts. Market risk is managed by entering into generally matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk and future cash requirements are similar to those of foreign currency contracts. The estimated aggregate replacement cost of purchased foreign currency and other option contracts in gain positions was $14 million at December 31, 1996 and less than $1 million at December 31, 1995, and is recorded on the balance sheet. There were no settlement or counterparty default losses on foreign currency and other option contracts in 1996, 1995 or 1994.

------------------------------------------------------------------------------

23. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

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

The credit risk associated with interest rate swaps is limited to the estimated aggregate replacement cost of those agreements in a gain position. Replacement cost totaled $25 million and $52 million at December 31, 1996 and 1995, respectively, and is recorded on the balance sheet. Credit risk is managed through credit approval procedures that establish specific lines for individual counterparties and limits of credit exposure to various portfolio segments. Counterparty and portfolio outstandings are monitored against such limits on an ongoing basis. Credit risk is further mitigated by contractual arrangements with the Corporation's counterparties that provide for netting replacement cost gains and losses on multiple transactions with the same counterparty. The Corporation has entered into collateral agreements with certain counterparties to interest rate swaps to further secure amounts due. The collateral is generally cash, U.S. government securities and mortgage pass-through securities guaranteed by the Government National Mortgage Association. There were no counterparty default losses on interest rate swaps in 1996, 1995 or 1994. Market risk arises from changes in the market value of contractual positions caused by movements in interest rates. The Corporation limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. The future cash requirements of interest rate swaps are limited to the net amounts payable under these swaps. At December 31, 1996, 94% of the notional principal amount of these interest rate swaps are scheduled to mature in less than five years.

Options, caps and floors

An interest rate option is a contract that grants the purchaser the right to either purchase or sell a financial instrument at a specified price within a specified period of time. An interest rate cap is a contract that protects the holder from a rise in interest rates beyond a certain point. An interest rate floor is a contract that protects the holder against a decline in interest rates below a certain point. The credit risk associated with options, caps and floors purchased was $1 million at year-end 1996 and $3 million at year-end 1995 and is recorded on the balance sheet. Options, caps and floors written do not expose the Corporation to credit risk. Market risk arises from changes in the market value of contractual positions caused by movements in interest rates. The Corporation limits its exposure to market risk by entering into generally matching or offsetting positions and by establishing and monitoring limits on unmatched positions.

Futures and forward contracts

Futures and forward contracts on loans, securities or money market instruments represent future commitments to purchase or sell a specified instrument at a specified price and date. Futures contracts are standardized and are traded on organized exchanges, while forward contracts are traded in over-the-counter markets and generally do not have standardized terms. The Corporation uses futures and forward contracts in connection with its proprietary trading activities.

For instruments that are traded on an organized exchange, the exchange assumes the credit risk that a counterparty will not settle and generally requires a margin deposit of cash or securities as collateral to minimize potential credit risk. The Corporation has established policies governing which exchanges and exchange members can be used to conduct these activities, as well as the number of contracts permitted with each member and the total dollar amount of outstanding contracts. Credit risk associated with futures and forward contracts is limited to the estimated aggregate replacement cost of those futures and forward contracts in a gain position and was $2 million at December 31, 1996 and less than $1 million at December 31, 1995. Credit risk related to futures contracts is substantially mitigated by daily cash settlements with the

------------------------------------------------------------------------------

23. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

exchanges for the net change in futures contract value. There were no settlement or counterparty default losses on futures and forward contracts in 1996, 1995 or 1994.

Market risk is similar to the market risk associated with foreign currency and other option contracts. The future cash requirements, if any, related to futures and forward contracts, are represented by the net contractual settlement between the Corporation and its counterparties.

OFF-BALANCE-SHEET INSTRUMENTS USED FOR INTEREST RATE RISK MANAGEMENT PURPOSES (a)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                           December 31,
                                                                         1996                                     1995
                                                                  ------------------------              ---------------------
                                                                  NOTIONAL          CREDIT              Notional       Credit
(in millions)                                                       AMOUNT            RISK                Amount         Risk
-----------------------------------------------------------------------------------------------------------------------------
Interest rate agreements:
  Interest rate swaps                                               $4,789              $3                $7,967          $51
  Options, caps and floors purchased (b)                                63               -                   464            4
  Futures contracts                                                     33               -                     6            -
  Forward rate agreements                                                -               -                   265            -
Other products                                                         118               4                   108            -
-----------------------------------------------------------------------------------------------------------------------------

(a) The amount of credit risk associated with these instruments is limited to the cost of replacing a contract in a gain position, on which a counterparty has defaulted.
(b) At December 31, 1996 and 1995, there were no options, caps and floors written.

Interest rate swaps

The Corporation enters into interest rate swaps as part of its interest rate risk management strategy primarily to alter the interest rate sensitivity of its deposit liabilities. At December 31, 1996, the Corporation used $4,789 million of interest rate swaps for interest rate risk management purposes compared with $7,967 million at December 31, 1995. The credit and market risk associated with these instruments is explained on page 91 under "Interest rate swaps." The replacement cost of swap agreements in a gain position was $3 million and $51 million at December 31, 1996 and 1995, respectively. Net interest revenue in 1996 and 1995 included $8 million and less than $1 million, respectively, of amortized deferred gains from terminated interest rate swaps.

Options, caps, floors, futures contracts and forward rate agreements

Other interest rate products--primarily options, interest rate caps, interest rate floors, futures contracts and forward rate agreements--also are used by the Corporation as part of its interest rate risk management strategy. The Corporation had $96 million and $735 million notional amounts of these instruments outstanding at December 31, 1996 and 1995, respectively. The credit and market risk associated with these instruments is explained on page 91 under "Options, caps, floors" and "Futures and forward contracts." The replacement cost of those instruments in a gain position was less than $1 million and $4 million at December 31, 1996 and 1995, respectively.

The Corporation periodically issues notes and debentures for general corporate purposes, including the funding of debt maturities. At December 31, 1996, there were no open hedges of anticipated transactions. At December 31, 1995, a $250 million forward rate agreement was carried by the Corporation to lock in the cost of an anticipated debt issuance. This contract was terminated in the first quarter of 1996, upon the issuance of the 6.70% fixed rate notes.

------------------------------------------------------------------------------

23. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

Other products

Other products consist of forward foreign exchange contracts and total return swaps. The Corporation had $118 million and $73 million of total return swaps at December 31, 1996 and 1995, respectively. These swaps are used by the Corporation to minimize the risk related to the Corporation's investment in start-up mutual funds that are based on specific market indices. Credit risk associated with these products was $4 million at year-end 1996. The Corporation had $35 million of forward foreign exchange contracts at December 31, 1995. These contracts are used to minimize the net income and capital impact of foreign currency translation gains or losses created by investments in foreign branches and subsidiaries.

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

Approximately 27% of the Corporation's total on- and off-balance-sheet financial instruments with credit risk at December 31, 1996, were with consumers and consumer-related industries, compared with approximately 33% at December 31, 1995. This credit exposure consisted principally of loans and the related interest receivable on the balance sheet and off-balance-sheet loan commitments and letters of credit. Consumers to which the Corporation has credit exposure primarily are located within the Central Atlantic region and are affected by economic conditions within that region.

Financial institutions--which include finance-related companies, domestic and international banks and depository institutions, securities and commodities brokers, and insurance companies--accounted for approximately 20% of the Corporation's total on- and off-balance-sheet financial instruments with credit risk at December 31, 1996, compared with approximately 17% at December 31, 1995. The Corporation's on-balance-sheet credit exposure to financial institutions included short-term liquid assets consisting of due from banks and money market investments, loans and the related interest receivable and investment securities. In addition, the Corporation had off-balance-sheet credit exposure to financial institutions consisting of commitments to extend credit and letters of credit.

The Corporation had credit exposure to the U.S. government, including its corporations and agencies, totaling approximately 10% of its on- and off-balance-sheet financial instruments with credit risk at December 31, 1996 and 9% at December 31, 1995. Substantially all of this exposure consisted of investment securities, securities available for sale and the related interest receivable and balances due from the Federal Reserve. No other concentration of credit risk exceeded 10% of the Corporation's total credit risk arising from on- and off-balance-sheet financial instruments at December 31, 1996 and 1995, respectively.

24. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

------------------------------------------------------------------------------

24. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

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

Fair value estimates do not include anticipated future business or the value of assets, liabilities and customer relationships that are not considered financial instruments. For example, the Corporation's fee-generating businesses--which contributed 58% of revenue in 1996--are not incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial instruments include lease finance assets, deferred tax assets, lease contracts, premises and equipment and intangible assets. Accordingly, the estimated fair value amounts of financial instruments do not represent the entire value of the Corporation.

The following methods and assumptions were used by the Corporation in estimating the fair value of its financial instruments at December 31, 1996 and 1995:

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

Trading account securities, securities available for sale and investment securities

Trading account securities are recorded at market value on the Corporation's balance sheet, including amounts for off-balance-sheet instruments held for trading activities. Market values of trading account securities, securities available for sale and investment securities generally are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, market value is estimated using quoted market prices for securities with similar credit, maturity and interest rate characteristics. The tables in note 3 present in greater detail the carrying value and market value of securities available for sale and investment securities at December 31, 1996 and 1995.

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

------------------------------------------------------------------------------

24. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

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

------------------------------------------------------------------------------

24. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

-------------------------------------------------------------------------------------------------------------------------------
                                                                     Carrying amount                       Estimated fair value
                                                                     ---------------                       --------------------
                                                                       December 31,                             December 31,
(dollars in millions)                                              1996              1995                    1996          1995
-------------------------------------------------------------------------------------------------------------------------------
Securities available for sale(a)                                $ 4,111           $ 2,913                 $ 4,111       $ 2,913
Investment securities(a)                                          2,375             2,519                   2,365         2,554
Loans(b):

   Commercial and financial                                      11,618            11,832                  11,553        11,782
   Commercial real estate                                         1,534             1,532                   1,486         1,469
   Consumer mortgage                                              7,772             8,960                   7,661         8,960
   Other consumer credit                                          3,936             4,536                   3,924         4,719
                                                                -------           -------
     Total loans                                                 24,860            26,860
Reserve for credit losses(b)                                       (482)             (465)                     -             -
                                                                -------           -------                 -------       -------
     Net loans                                                   24,378            26,395                  24,624        26,930
Other assets(c)                                                   1,500             1,281                   1,503         1,306
Fixed-maturity deposits(d):
   Retail savings certificates                                    6,660             6,450                   6,639         6,473
   Negotiable certificates of deposit                             2,710               656                   2,708           655
   Other time deposits                                            2,557             2,014                   2,554         2,016
Other funds borrowed(c)                                             784             2,033                     783         2,044
Notes and debentures(a)                                           2,518             1,443                   2,555         1,529
-------------------------------------------------------------------------------------------------------------------------------

(a) Market or dealer quotes were used to value the reported balance of these financial instruments.
(b) Approximately 81% and 77% of total performing loans, excluding consumer mortgages and credit card receivables, reprice or mature within 90 days at December 31, 1996 and 1995, respectively. Excludes lease finance assets of $2,533 million and $830 million as well as the related reserve for credit losses of $43 million and $6 million at December 31, 1996 and 1995, respectively. Lease finance assets are not considered financial instruments as defined by FAS No. 107.
(c)  Excludes non-financial instruments.
(d) FAS No. 107 defines the estimated fair value of deposits with no stated maturity, which includes demand deposits and money market and other savings accounts, to be equal to the amount payable on demand. Therefore, the positive effect of the Corporation's $19,447 million and $20,141 million of such deposits at December 31, 1996 and 1995, respectively, are not included in this table.

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

Other off-balance-sheet financial instruments

The estimated fair value of off-balance-sheet instruments used for trading activities--which includes foreign exchange contracts, interest rate swaps, option contracts, interest rate caps and floors and futures and forward contracts--is equal to the on-balance-sheet carrying amount of these instruments. The estimated fair value of off-balance-sheet instruments used for interest rate risk management purposes--which primarily includes interest rate swaps, interest rate caps and floors and futures contracts--is estimated by obtaining quotes from brokers. These values represent the estimated amount the Corporation would receive or pay to terminate the agreements, considering current interest and currency rates, as well as the current credit-worthiness of the counterparties. Off-balance-sheet financial instruments are further discussed in note 23, "Financial instruments with off-balance-sheet risk and concentrations of credit risk."

------------------------------------------------------------------------------

24. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

ESTIMATED FAIR VALUE OF COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT AND FOREIGN GUARANTEES
----------------------------------------------------------------------------------------------------------------------------------
                                                     DECEMBER 31, 1996                                  December 31, 1995
                                      ----------------------------------------------         -------------------------------------
                                                                   ASSET                                           Asset
                                                        ----------------------------                       -----------------------
                                      CONTRACT          CARRYING           ESTIMATED         Contract      Carrying      Estimated
(in millions)                           AMOUNT            AMOUNT(a)       FAIR VALUE           amount        amount  (a)fair value
----------------------------------------------------------------------------------------------------------------------------------
Commitments to extend credit           $26,777                $5                 $91          $21,264           $ 5            $86
Standby letters of credit and
  foreign guarantees                     3,705                 2                  18            3,446             2             20
----------------------------------------------------------------------------------------------------------------------------------

(a) Represents the on-balance-sheet receivables or deferred income arising from these financial instruments.

ESTIMATED FAIR VALUE OF OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS USED FOR TRADING ACTIVITIES
----------------------------------------------------------------------------------------------------------------------------------
                                              DECEMBER 31, 1996                                    December 31, 1995
                                 -------------------------------------------            ------------------------------------------
                                                      ASSET (LIABILITY)                                      Asset (Liability)
                                  NOTIONAL       ---------------------------             Notional       --------------------------
                                 PRINCIPAL       ESTIMATED           AVERAGE            principal       Estimated          Average
(in millions)                       AMOUNT       FAIR VALUE (a)   FAIR VALUE               amount       fair value (a)  fair value
----------------------------------------------------------------------------------------------------------------------------------
Foreign currency contracts         $23,035              $ 5              $ 5             $21,639             $  27           $  25
  Options purchased                    438               14                7                 417               (11)             (7)
  Options written                      450               12                7                 461                13               8
Interest rate swaps                  6,665                6                4               5,531                 5               8
Options, caps and floors             4,154                -                -               3,914                 1               -
Futures and forward contracts        1,421                2                2               1,421                (6)             (3)
----------------------------------------------------------------------------------------------------------------------------------

(a)  Recorded at fair value on the Corporation's balance sheet.

ESTIMATED FAIR VALUE OF OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS USED FOR INTEREST RATE RISK MANAGEMENT PURPOSES
--------------------------------------------------------------------------------------------------------------------------------
                                                        DECEMBER 31, 1996                            December 31, 1995
                                            ----------------------------------------      --------------------------------------
                                                               ASSET (LIABILITY)                            Asset (Liability)
                                             NOTIONAL     --------------------------       Notional     ------------------------
                                            PRINCIPAL     CARRYING         ESTIMATED      principal     Carrying        Estimated
(in millions)                                  AMOUNT       AMOUNT (a)    FAIR VALUE         amount       amount (a)   fair value
---------------------------------------------------------------------------------------------------------------------------------
Interest rate swaps                            $4,789           $5              $(67)        $7,967          $(1)             $39
Options, caps, floors and
  forward rate agreements                          63            -                 1            729           (1)              (8)
Futures contracts                                  33            -                 -              6            -                -
Other products                                    118            -                 2            108            -               (1)
---------------------------------------------------------------------------------------------------------------------------------

(a) Represents the on-balance-sheet receivables/payables or deferred income arising from these financial instruments.

------------------------------------------------------------------------------

25. SUPPLEMENTAL INFORMATION TO THE CONSOLIDATED STATEMENT OF CASH FLOWS

Noncash investing and financing transactions that, appropriately, are not reflected in the Consolidated Statement of Cash Flows are listed below.

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Year ended December 31,
(in millions)                                                                                       1996        1995         1994
---------------------------------------------------------------------------------------------------------------------------------
Net transfers to real estate acquired                                                           $     23       $  22        $  14
Net transfers to segregated assets                                                                    12          10           12
Purchase acquisitions(a):

   Fair value of noncash assets acquired                                                           1,954         385          390
   Liabilities and escrow deposits assumed                                                           120         255          279
   Stock issued and notes payable                                                                     10           -            -
                                                                                                 -------      ------       ------
     Net cash paid                                                                                (1,824)       (130)        (111)
Transfer of CornerStone(sm) credit card loans to
   accelerated resolution portfolio                                                                    -         193            -
Series H preferred stock redemption                                                                    -           -          155
---------------------------------------------------------------------------------------------------------------------------------

(a) Purchase acquisitions include: The business equipment finance unit of USL and FUL, in 1996; Metmor Financial, Inc. in 1995; U.S. Bancorp Mortgage Company and Glendale Bancorporation in 1994.

In late 1995, the FASB issued "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers." This guide permitted a one-time reassessment of the appropriateness of the classifications of securities as available for sale or held for investment. In 1995, the Corporation elected to redesignate $530 million of GNMA fixed-rate pass-through securities with an unrealized gain of $22 million and $56 million of municipal securities with an unrealized gain of less than $1 million, from the investment securities category to the securities available for sale category.

26. MERGER WITH THE DREYFUS CORPORATION

On August 24, 1994, the Corporation merged with The Dreyfus Corporation, a mutual fund company headquartered in New York City. The Corporation issued 48.3 million shares of common stock for all of the outstanding common stock of Dreyfus. The merger was accounted for under the pooling of interests method of accounting. The Corporation's financial statements were restated for all periods prior to the merger to include the reported results of Dreyfus.

For the period ended June 30, 1994, prior to restatement, the combined total revenue and net income of the Corporation and Dreyfus was $1,589 million and $314 million, respectively, including $191 million of total revenue and $49 million of net income at Dreyfus.

------------------------------------------------------------------------------

27. MELLON BANK CORPORATION (PARENT CORPORATION)

CONDENSED INCOME STATEMENT
------------------------------------------------------------------------------------------------------------------------------
                                                                                                Year ended December 31,
(in millions)                                                                           1996              1995            1994
------------------------------------------------------------------------------------------------------------------------------
Dividends from bank subsidiaries                                                        $400              $501            $366
Dividends from nonbank subsidiaries                                                       21                30             122
Interest revenue from bank subsidiaries                                                   25                37              38
Interest revenue from nonbank subsidiaries                                                25                27              21
Other revenue                                                                             12                 3               4
------------------------------------------------------------------------------------------------------------------------------
     Total revenue                                                                       483               598             551
------------------------------------------------------------------------------------------------------------------------------
Interest expense on commercial paper                                                      12                13               7
Interest expense on notes and debentures                                                  88                83              87
Operating expense                                                                         32                29              23
------------------------------------------------------------------------------------------------------------------------------
     Total expense                                                                       132               125             117
------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET
  INCOME (LOSS) OF SUBSIDIARIES                                                          351               473             434
Provision (benefit) for income taxes                                                     (21)              (17)            (18)
Equity in undistributed net income (loss):
  Bank subsidiaries                                                                      228               111              69
  Nonbank subsidiaries                                                                   133                90             (88)
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                               733               691             433
Dividends on preferred stock                                                              44                39              75
------------------------------------------------------------------------------------------------------------------------------
NET INCOME APPLICABLE TO COMMON STOCK                                                   $689              $652            $358
------------------------------------------------------------------------------------------------------------------------------


CONDENSED BALANCE SHEET
------------------------------------------------------------------------------------------------------------------------------
                                                                                                               December 31,
(in millions)                                                                                              1996            1995
-------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Cash and money market investments with bank subsidiary                                                  $   917          $  315
Securities available for sale                                                                               200               -
Loans and other receivables due from nonbank subsidiaries                                                   347             386
Investment in bank subsidiaries                                                                           4,185           4,285
Investment in nonbank subsidiaries                                                                          362             261
Subordinated debt and other receivables due from bank subsidiaries                                          108              79
Other assets                                                                                                108              96
-------------------------------------------------------------------------------------------------------------------------------
     Total assets                                                                                        $6,227          $5,422
-------------------------------------------------------------------------------------------------------------------------------

LIABILITIES:
Commercial paper                                                                                         $  122          $  284
Other liabilities                                                                                           140             113
Notes and debentures (with original maturities over one year)                                             1,229           1,000
-------------------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                                    1,491           1,397
-------------------------------------------------------------------------------------------------------------------------------
TRUST-PREFERRED SECURITIES:
Guaranteed preferred beneficial interests in Corporation's
  junior subordinated deferrable interest debentures                                                        990               -
-------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY:
Preferred stock                                                                                             290             435
Common shareholders' equity                                                                               3,456           3,590
-------------------------------------------------------------------------------------------------------------------------------
     Total shareholders' equity                                                                           3,746           4,025
-------------------------------------------------------------------------------------------------------------------------------
     Total liabilities, trust-preferred securities and shareholders' equity                              $6,227          $5,422
-------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------

27. MELLON BANK CORPORATION (PARENT CORPORATION) (CONTINUED)

CONDENSED STATEMENT OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------------------
                                                                                              Year ended December 31,
(in millions)                                                                           1996              1995            1994
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                           $   733           $   691         $   433
Adjustments to reconcile net income to net cash
  provided by operating activities:
   Amortization                                                                           21                21              20
   Equity in undistributed net income of subsidiaries                                   (361)             (201)             19
   Net (increase) decrease in accrued interest receivable                                  1                 3              (1)
   Deferred income tax benefit                                                            (3)               -               (4)
   Net increase in other operating activities                                             10                42               6
------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                                           401               556             473
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net (increase) decrease in short-term deposits with affiliated banks                    (602)               32            (125)
Funds invested in securities available for sale                                         (200)               -             (200)
Proceeds from maturities of securities available for sale                                 -                 -              460
Loans made to subsidiaries                                                              (298)             (284)           (711)
Principal collected on loans to subsidiaries                                             342               581             771
Loans collected (made) to joint venture                                                    1               (15)             -
Capital returned from (contributions to) subsidiaries                                    350               241             (15)
Cash paid in purchase of Glendale Bancorporation                                          -                 -              (28)
Net increase in other investing activities                                               (20)              (14)            (20)
-------------------------------------------------------------------------------------------------------------------------------
     Net cash provided (used) in investing activities                                   (427)              541             132
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in commercial paper                                             (162)              106              44
Repayments of long-term debt                                                             (20)             (326)           (413)
Net proceeds from issuance of long-term debt                                             247               199              -
Net proceeds from issuance of common stock                                                55                58              18
Redemption of preferred stock                                                           (145)             (155)             -
Net proceeds from issuance of Guaranteed preferred beneficial interests
 in Corporation's junior subordinated deferrable interest debentures                     990                -               -
Repurchase of common stock                                                              (596)             (578)             -
Repurchase of warrants                                                                    -                (54)             -
Dividends paid on common and preferred stock                                            (354)             (346)           (254)
Net increase (decrease) in other financing activities                                     11                -               (5)
-------------------------------------------------------------------------------------------------------------------------------
     Net cash provided (used) in financing activities                                     26            (1,096)           (610)
-------------------------------------------------------------------------------------------------------------------------------
CHANGE IN CASH AND DUE FROM BANKS:
Net change in cash and due from banks                                                     -                  1              (5)
Cash and due from banks at beginning of year                                               1                -                5
------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                             $       1          $      1      $        -
------------------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES
------------------------------------------------------------------------------------------------------------------------------
Interest paid                                                                       $     95           $    99        $     98
Net income taxes refunded                                                                 (3)              (42)            (20)
------------------------------------------------------------------------------------------------------------------------------

NONCASH INVESTING AND FINANCING TRANSACTIONS
------------------------------------------------------------------------------------------------------------------------------
Series H preferred stock redemption                                                 $      -           $     -         $   155
------------------------------------------------------------------------------------------------------------------------------

REPORT OF INDEPENDENT AUDITORS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF MELLON BANK CORPORATION:

We have audited the accompanying consolidated balance sheets of Mellon Bank Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mellon Bank Corporation and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


KPMG Peat Marwick LLP

Pittsburgh, Pennsylvania
January 16, 1997

CONSOLIDATED BALANCE SHEET -- AVERAGE BALANCES AND INTEREST YIELDS/RATES

MELLON BANK CORPORATION (and its subsidiaries)
------------------------------------------------------------------------------------------------------------------------------
                                                                                                        1996
                                                                                                                       AVERAGE
                                                                                         AVERAGE                       YIELDS/
                       (dollar amounts in millions)                                      BALANCE       INTEREST         RATES
------------------------------------------------------------------------------------------------------------------------------
ASSETS                 Interest-bearing deposits with banks                              $   678         $   36           5.31%
                       Federal funds sold and securities under resale
                         agreements                                                          561             30           5.41
                       Other money market investments                                        142              7           5.00
                       Trading account securities                                            146              8           5.46
                       Securities:
                         U.S. Treasury and agency securities (a)                           5,999            392           6.54
                         Obligations of states and political subdivisions (a)                 39              3           8.53
                         Other (a)                                                           153             12           7.67
                       Loans, net of unearned discount (a)                                27,250          2,261           8.30
                                                                                          ------          -----
                           Total interest-earning assets                                  34,968         $2,749           7.86
                       Cash and due from banks                                             2,782
                       Customers' acceptance liability                                       252
                       Premises and equipment                                                560
                       Net acquired property                                                  73
                       Other assets (a)                                                    3,865
                       Reserve for credit losses                                            (472)
                       -------------------------------------------------------------------------------------------------------
                           Total assets                                                  $42,028
------------------------------------------------------------------------------------------------------------------------------
LIABILITIES,           Deposits in domestic offices:
TRUST-PREFERRED          Demand                                                          $   830         $   15           1.80%
SECURITIES AND           Money market and other savings accounts                           9,935            280           2.82
SHAREHOLDERS'            Retail savings certificates                                       6,529            318           4.88
EQUITY                   Other time deposits                                               1,766             96           5.42
                       Deposits in foreign offices                                         3,766            194           5.14
                                                                                         -------          -----
                           Total interest-bearing deposits                                22,826            903           3.95
                       Federal funds purchased and securities under
                         repurchase agreements                                             1,765             94           5.32
                       Short-term bank notes                                                 502             29           5.84
                       Term federal funds purchased                                          675             38           5.58
                       U.S. Treasury tax and loan demand notes                               286             15           5.17
                       Commercial paper                                                      217             12           5.42
                       Other funds borrowed                                                  279             27           9.89
                       Notes and debentures (with original maturities over one year)       2,038            143           7.04
                                                                                         -------         ------
                           Total interest-bearing liabilities                             28,588         $1,261           4.41
                       Total noninterest-bearing deposits                                  8,012
                       Acceptances outstanding                                               252
                       Other liabilities                                                   1,319
                       -------------------------------------------------------------------------------------------------------
                           Total liabilities                                              38,171
                       -------------------------------------------------------------------------------------------------------
                       Guaranteed preferred beneficial interests in Corporation's
                        junior subordinated deferrable interest debentures                    32
                       -------------------------------------------------------------------------------------------------------
                       Shareholders' equity (a)                                            3,825
                       -------------------------------------------------------------------------------------------------------
                           Total liabilities, trust-preferred securities and
                             shareholders' equity                                        $42,028
------------------------------------------------------------------------------------------------------------------------------
RATES                  YIELD ON TOTAL INTEREST-EARNING ASSETS                                                             7.86%
                       COST OF FUNDS SUPPORTING INTEREST-EARNING ASSETS                                                   3.60
                       -------------------------------------------------------------------------------------------------------
                       NET INTEREST MARGIN:
                         TAXABLE EQUIVALENT BASIS                                                                         4.26%
                         WITHOUT TAXABLE EQUIVALENT INCREMENTS                                                            4.23
------------------------------------------------------------------------------------------------------------------------------

(a) Amounts and yields in 1996, 1995 and 1994 exclude adjustments to fair value required by FAS No. 115. Note: Interest and yields were calculated on a taxable equivalent basis at tax rates approximating 35% in 1996, 1995, 1994 and 1993 and 34% in 1992, using dollar amounts in thousands and actual number of days in the years, and are before the effect of reserve requirements. Loan fees, as well as nonaccrual loans and their related income effect, have been included in the calculation of average interest yields/rates.

----------------------------------------------------------------------------------------------------------------------------------
            1995                             1994                              1993                               1992
                       Average                          Average                           Average                          Average
   Average             yields/     Average              yields/      Average              yields/      Average             yields/
  balance   Interest    rates      balance   Interest    rates       balance   Interest    rates       balance   Interest   rates
----------------------------------------------------------------------------------------------------------------------------------
 $    567     $   36      6.27%   $    756     $   34      4.52%    $  1,592   $     58      3.62%    $    839   $     35     4.20%

      598         34      5.64         762         30      3.98        1,801         54      3.03          789         27     3.47
       57          3      5.02         138          6      4.29          428         16      3.73          277         17     6.02
      296         19      6.59         380         24      6.27          269         15      5.71          308         21     6.74

    4,671        305      6.52       4,713        269      5.71        4,120        226      5.49        5,595        423     7.55
       64          5      7.73         110          8      7.14          166         11      6.85          147         11     7.77
      203         14      7.09         352         17      4.80          518         24      4.49          758         44     5.94
   27,360      2,432      8.89      25,107      1,935      7.71       21,763      1,597      7.34       18,235      1,474     8.07
  -------     ------               -------     ------               -------      ------                -------     ------
   33,816     $2,848      8.44      32,318     $2,323      7.19       30,657     $2,001      6.53       26,948     $2,052     7.61
    2,337                            2,337                             2,170                             1,975
      229                              165                               133                               115
      555                              537                               518                               490
       80                              113                               198                               371
    3,703                            3,273                             2,524                             1,448
     (591)                            (613)                             (565)                             (589)
----------------------------------------------------------------------------------------------------------------------------------
  $40,129                          $38,130                           $35,635                           $30,758
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
  $ 1,916     $   37      1.94%    $ 2,143     $    4       .21%    $  2,034    $     2       .11%     $ 1,728    $    40     2.31%
    8,736        277      3.16       9,439        188      1.99        8,768        146      1.66        6,364        193     3.03
    6,683        337      5.05       6,597        240      3.64        7,556        241      3.19        7,581        324     4.27
      263         12      4.70         246         15      6.05          422         26      6.00          453         31     6.87
    3,898        226      5.79       2,053         92      4.46        1,024         40      3.89          922         49     5.36
  -------      -----               -------      -----               --------    -------                -------    -------
   21,496        889      4.13      20,478        539      2.63       19,804        455      2.29       17,048        637     3.73

    2,128        125      5.87       1,777         76      4.29        1,096         33      3.01        1,623         56     3.46
      815         50      6.20          29          2      5.68           81          3      3.98           71          3     4.33
      644         39      5.98         176          8      4.58           61          2      3.79           12          1     4.61
      400         23      5.69         564         22      3.93          224          6      2.85          664         23     3.42
      226         13      5.87         155          7      4.33          198          6      3.22          173          6     3.70
      395         34      8.68         494         38      7.80          401         29      7.13          359         29     8.20
    1,670        117      7.04       1,768        110      6.20        1,991        121      6.08        1,365         94     6.88
  -------     ------               -------     ------                -------    -------                -------    -------
   27,774     $1,290      4.65      25,441     $  802      3.15       23,856     $  655      2.75       21,315     $  849     3.98
    6,455                            6,770                             6,737                             5,636
      229                              165                               134                               115
    1,533                            1,453                               944                               580
----------------------------------------------------------------------------------------------------------------------------------
   35,991                           33,829                            31,671                            27,646
----------------------------------------------------------------------------------------------------------------------------------

        -                                -                                 -                                 -
----------------------------------------------------------------------------------------------------------------------------------
    4,138                            4,301                             3,964                             3,112
----------------------------------------------------------------------------------------------------------------------------------

  $40,129                          $38,130                           $35,635                           $30,758
----------------------------------------------------------------------------------------------------------------------------------

                          8.44%                            7.19%                             6.53%                             7.61%
                          3.82                             2.48                              2.14                              3.15
-----------------------------------------------------------------------------------------------------------------------------------

                          4.62%                            4.71%                             4.39%                             4.46%
                          4.58                             4.67                              4.34                              4.39
-----------------------------------------------------------------------------------------------------------------------------------

CORPORATE INFORMATION


Annual Meeting           The Annual Meeting of Shareholders will be held on the
                         10th floor of the Union Trust Building, 501 Grant St.,
                         Pittsburgh, PA, at 10 a.m. on Tuesday, April 15, 1997.

Form 10-K and            For a free copy of the Corporation's Annual Report on
Shareholder              Form 10-K or the quarterly earnings news release on
Publications             Form 8-K, as filed with the Securities and Exchange
                         Commission, please send a written request to the Secretary of the Corporation, 1820 One Mellon Bank
                         Center, Pittsburgh, PA 15258-0001.

                         Quarterly earnings and other news releases also can be obtained by fax by calling Company News on Call at 1 800 758-5804 and entering a six-digit code (552187).

Exchange Listing         Mellon Bank Corporation's common and Series K
                         preferred stocks are traded on the New York Stock
                         Exchange. The trading symbols are MEL (common stock) and MEL Pr K. The Transfer Agent and Registrar is
                         ChaseMellon Shareholder Services, L.L.C., P.O. Box
                         590, Ridgefield Park, NJ 07660-9940. For more information, please call 1 800 205-7699.

Stock Prices             Current prices for Mellon Bank Corporation's common
                         and preferred stocks can be obtained from any Touch-Tone telephone by dialing (412) 236-0834 (in
                         Pittsburgh) or 1 800 648-9496 (outside Pittsburgh).
                         When prompted to "enter I.D.," press MEL# (635#). This service is available free of charge, 24 hours a day, seven days a week, from anywhere in the continental
                         United States.

Dividend Payments        Subject to approval of the board of directors,
                         dividends are paid on Mellon Bank Corporation's common and preferred stocks on or about the 15th day of February, May, August and November.

Dividend Reinvestment    Under the Dividend Reinvestment and Common Stock
and Common Stock         Purchase Plan, registered holders of Mellon Bank
Purchase Plan            Corporation's common stock may purchase additional
                         common shares at the market value for such shares through reinvestment of common dividends and/or optional cash payments. Purchases of shares through optional cash payments are subject to limitations.
                         Plan details are in a Prospectus, which may be obtained from ChaseMellon Shareholder Services.

Electronic Deposit       Registered shareholders may have quarterly dividends
of Dividends             paid on Mellon Bank Corporation's common and preferred
                         stocks electronically deposited to their checking or savings account, free of charge. If you wish to have your dividends electronically deposited, please write to ChaseMellon Shareholder Services, L.L.C., P.O. Box
                         590, Ridgefield Park, NJ 07660-9940. For more information, please call 1 800 205-7699.

Phone Contacts           Corporate Communications/
                          Media Relations                (412) 236-1264   Media inquiries

                         Securities Transfer Agent       1 800 205-7699   Questions regarding stock holdings, certificate
                                                                          replacement/transfer, dividends and address changes

                         Dividend Reinvestment Plan      1 800 205-7699   Enrollment/Prospectus for Dividend Reinvestment

                         Publication Requests            1 800 205-7699   Requests for the Annual Report or quarterly information

                         Investor Relations              (412) 234-5601   Questions regarding the Corporation's financial
                                                                          performance

Internet                 Mellon: http://www.mellon.com

                         Dreyfus: http://www.dreyfus.com

Elimination of           To eliminate duplicate mailings, please submit a
Duplicate Mailings       written request, with your full name and address the
                         way it appears on your account, to ChaseMellon
                         Shareholder Services, L.L.C., P.O. Box 590, Ridgefield
                         Park, NJ 07660-9940. For more information, please call
                         1 800 205-7699.

Charitable               A report on Mellon's comprehensive community
Contributions            involvement, including charitable contributions, is
                         available by calling (412) 234-8680.

                         MELLON ENTITIES ARE EQUAL EMPLOYMENT OPPORTUNITY/ AFFIRMATIVE ACTION EMPLOYERS. Mellon is committed to providing equal employment opportunities to every employee and every applicant for employment, regardless of, but not limited to, such factors as race, color, religion, sex, national origin, age, familial or marital status, ancestry, citizenship, sexual orientation, veteran status or being a qualified individual with a disability.