Form 10-K, Exhibit 13
period 1997-12-31
MELLON BANK CORP
filed 1998-03-20
CIK 64782

                                                                    EXHIBIT 13.1

                   PRINCIPAL LOCATIONS AND OPERATING ENTITIES


CONSUMER FEE SERVICES

BOSTON SAFE DEPOSIT AND TRUST COMPANY provides trust and custody administration for institutional and private clients, private asset management, cash management, and personal and jumbo mortgage lending.

(617) 722-7000

DREYFUS BROKERAGE SERVICES, INC. provides services to individual investors nationwide, a significant portion of which are conducted via the Internet.

www.edreyfus.com
(310) 276-0200

THE DREYFUS CORPORATION, one of the nation's leading mutual fund companies, manages or administers more than $93 billion in assets in more than 150 mutual fund portfolios.

www.dreyfus.com
(212) 922-6000

DREYFUS INVESTMENT SERVICES CORPORATION provides a full range of securities brokerage services for individuals and institutional clients of Mellon Bank Corporation.

1 800 243-7549

DREYFUS RETIREMENT SERVICES provides a full array of investment products, participant education and administrative services to defined contribution plans nationwide.

1 800 358-0910

DREYFUS SERVICE CORPORATION is the principal sales agent for the Dreyfus Family of Funds and a general securities broker/dealer.

(212) 922-6000


CONSUMER BANKING

Mellon Bank Corporation operates the following retail subsidiaries in the United
States: Mellon Bank, N.A., Mellon Bank (DE) National Association, Mellon Bank
(MD) National Association and Mellon United National Bank.

MELLON BANK, N.A. comprises six regions serving consumer and small to midsize commercial markets throughout Pennsylvania.

Headquarters: Pittsburgh, Pennsylvania (412) 234-5000

   MELLON BANK-CENTRAL REGION serves central Pennsylvania.

   Headquarters: State College, Pennsylvania
   (814) 234-6392

   MELLON BANK-COMMONWEALTH REGION serves southcentral Pennsylvania.

   Headquarters: Harrisburg, Pennsylvania
   1 800 222-9034

   MELLON BANK-NORTHEASTERN REGION serves northeastern Pennsylvania.

   Headquarters: Wilkes-Barre, Pennsylvania
   1 800 222-1992

   MELLON BANK-NORTHERN REGION serves northwestern Pennsylvania.

   Headquarters: Erie, Pennsylvania
   (814) 453-7400

   MELLON BANK-WESTERN REGION serves western Pennsylvania.

   Headquarters: Pittsburgh, Pennsylvania
   (412) 234-5000

   MELLON PSFS* serves southeastern Pennsylvania and southern New Jersey.

   Headquarters: Philadelphia, Pennsylvania
    (215) 553-3000

MELLON BANK (DE) NATIONAL ASSOCIATION serves consumer and commercial markets throughout Delaware and provides nationwide cardholder processing services.

Headquarters: Wilmington, Delaware
1 800 323-7105

MELLON BANK (MD) NATIONAL ASSOCIATION serves consumer and commercial markets throughout Maryland, Virginia and Washington, D.C.

Headquarters: Rockville, Maryland
(301) 217-0600

MELLON BANK, F.S.B. provides personal trust services.

Headquarters: Pittsburgh, Pennsylvania
(412) 234-0661

MELLON MORTGAGE COMPANY focuses on the origination and servicing of both residential and commercial mortgage loans through more than 50 locations nationwide.

1 800 366-1230

MELLON BANK COMMUNITY DEVELOPMENT CORPORATION, one of the first holding company CDCs regulated by the Federal Reserve Board, invests in projects significant to modest-income segments of Delaware, Maryland, New Jersey and Pennsylvania.

(412) 234-4580

MELLON UNITED NATIONAL BANK, a full-service commercial bank, serves South
Florida.

Headquarters: Miami, Florida
(305) 825-9132

* Mellon PSFS is a service mark of Mellon Bank, N.A.


BUSINESS FEE SERVICES

THE BOSTON COMPANY ASSET MANAGEMENT, LLC provides institutional investment management services.

(617) 722-7029

BOSTON SAFE ADVISORS provides investment management services for individuals and corporations through brokerage firms throughout the United States.

1 800 992-5560

BUCK CONSULTANTS, INC., a leading global actuarial and human resources consulting firm, provides a broad array of services in the areas of defined benefit and defined contribution plans, health and welfare plans, communications and compensation consulting, and outsourcing and administration of employee benefit programs.

www.buckconsultants.com
(212) 330-1000

CCF--MELLON PARTNERS, a joint venture with Credit Commercial de France, markets investment management services in Europe and North America.

(412) 234-3678

CERTUS ASSET ADVISORS is a stable-value market specialist providing investment management services to defined contribution plan sponsors.

(415) 399-4450

CHASEMELLON SHAREHOLDER SERVICES, a joint venture with The Chase Manhattan Corporation, provides securities transfer and shareholder services throughout the United States.

www.chasemellon.com
1 800 313-9450

CIBC MELLON GLOBAL SECURITIES SERVICES COMPANY, the institutional trust and custody joint venture with Canadian Imperial Bank of Commerce, provides Canadian-based pension and institutional investors with domestic and global custody, multicurrency accounting, performance measurement, investment analytics and information delivery.


(416) 643-5000

CIBC MELLON TRUST COMPANY provides stock transfer, trustee and related services to Canadian-based companies.

(416) 813-4500

FRANKLIN PORTFOLIO ASSOCIATES provides investment management services for employee benefit funds and institutional clients.

(617) 790-6400

LAUREL CAPITAL ADVISORS provides investment management services for individuals and corporations through brokerage firms throughout the United States.

1 800 626-6721

MELLON BOND ASSOCIATES provides structured management of bond portfolios for institutional clients.

(412) 234-3839

MELLON CAPITAL MANAGEMENT CORPORATION is a global quantitative asset manager for institutional clients.

(415) 546-6056

MELLON EQUITY ASSOCIATES provides specialized equity and balanced investment management services to pension plans, and nonprofit and public fund markets.

(412) 234-7500

MELLON FUND ADMINISTRATION is a leading servicer of unit trusts, the equivalent of mutual funds in the United Kingdom and to the offshore market in Dublin.

(###-##-####) 227300 (Brentwood)
(011-353-1) 790-5000 (Dublin)

MELLON GLOBAL CASH MANAGEMENT(SM) designs solutions through comprehensive cash management services to meet the specialized treasury needs of middle market to large, multinational corporations, government agencies, nonprofit organizations and financial institutions.

1 800 424-3004

MELLON NETWORK SERVICES(SM) provides electronic funds transfer services, including automated teller machine processing and full-service merchant payment systems, to financial institutions and corporations nationwide.

1 800 343-7064

MELLON SECURITIES TRUST COMPANY provides securities processing and custody services.

(212) 374-1970

MELLON TRUST COMPANY OF ILLINOIS provides custody services, primarily for Illinois insurance companies.

(312) 357-3425

PARETO PARTNERS, a partnership in which Mellon holds a 30 percent interest, provides investment management services for employee benefit funds and institutional and high net worth clients.

(212) 527-1800




BUSINESS BANKING

AFCO CREDIT CORPORATION, with its Canadian affiliate, CAFO, Inc., is the nation's largest insurance premium financing company with offices in the United States and Canada.

(201) 876-6600

CORPORATE BANKING markets credit and related services to large corporate customers, exclusive of financial institutions.

(412) 234-8808

INSTITUTIONAL BANKING markets credit and other banking services to broker/dealers, insurance companies, domestic commercial banks, mutual funds and investment managers.

(412) 234-4494

INTERNATIONAL BANKING provides international trade and correspondent banking services and markets trade finance and logistics management services for clients selling products in foreign markets.

(412) 234-6787

INTERNATIONAL REPRESENTATIVE office serves as a liaison between the Corporation's banking subsidiaries and overseas customers.

(011-81-03) 3216-5861 (Tokyo)

MELLON 1ST BUSINESS BANK provides full commercial banking services to midsize business firms, professionals, entrepreneurs and business owners, through its headquarters office and four regional offices in southern California.

(213) 489-1000

MELLON BANK CANADA is a chartered Canadian bank providing credit, cash management, treasury, custody, asset management, insurance premium financing and shareholder services to the corporate market throughout Canada.

(416) 860-0777

MELLON BUSINESS CREDIT markets a broad range of commercial finance products and banking services nationwide to corporations.

(215) 553-2161

MELLON EUROPE-LONDON provides global custody, securities lending, treasury, foreign exchange, credit and cash management services to domestic and international customers.

(011-44-171) 623-0800

MELLON FINANCIAL MARKETS, INC., the Corporation's Section 20 underwriting subsidiary, conducts securities business, providing fixed-income underwriting, trading and sales services to clients and investors throughout the United States.

(412) 234-0424

MELLON LEASING CORPORATION markets a broad range of leasing and lease-related services to corporations throughout the United States and Canada through its three divisions: Leasing--Large Corporate; Middle Market--Mellon US Leasing; and Retail/Vendor--Mellon First United Leasing.

(412) 234-5061

MELLON VENTURES, INC. or its affiliates invest in the equity of midsize operating companies experiencing rapid growth or change in ownership.

(412) 236-3594

MIDDLE MARKET BANKING markets a full range of financial and banking services to commercial customers with annual sales between $20 million and $500 million. Mellon's Middle Market group also specializes in providing services to segments of coal and government services industries.

(412) 236-1197

REAL ESTATE FINANCE provides short- and intermediate-term financing to real estate developers and investors located in the East, Mid-Atlantic, Southeast, Midwest, Texas and southern California.

(412) 234-7560

   DIRECTORS AND SENIOR MANAGEMENT COMMITTEE


DIRECTORS

MELLON BANK CORPORATION
AND MELLON BANK, N.A.

Dwight L. Allison Jr.(5)(6)
Retired Chairman, President
  and Chief Executive Officer
The Boston Company

Burton C. Borgelt(5)(6)
Retired Chairman and
  Chief Executive Officer
Dentsply International, Inc.
Manufacturer of artificial teeth
  and consumable dental products

Carol R. Brown(2)(6)
President
The Pittsburgh Cultural Trust
Cultural and economic growth
  organization

Frank V. Cahouet(1)
Chairman, President and
  Chief Executive Officer
Mellon Bank Corporation

Christopher M. Condron(1)
President and
  Chief Operating Officer
Mellon Bank, N.A.

J. W. Connolly(1)(2)(4)
Retired Senior Vice President
H. J. Heinz Company
Food manufacturer

Charles A. Corry(1)(2)(3)(4)
Retired Chairman and
  Chief Executive Officer
USX Corporation
Energy and steel

C. Frederick Fetterolf(1)(2)(5)(6)
Retired President and
  Chief Operating Officer
Aluminum Company of America
Aluminum and chemicals

Ira J. Gumberg(1)(2)(5)
President and Chief Executive Officer
J. J. Gumberg Co.
Real estate management and development

Pemberton Hutchinson(3)(5)(6)
Retired Chief Executive Officer
Westmoreland Coal Company
Coal mining

George W. Johnstone(5)
Retired President and
  Chief Executive Officer
American Water Works Company, Inc.
Water services

Rotan E. Lee(5)(6)
Chairman
Talleyrand Atlantic, LLC
Strategic planning company

Andrew W. Mathieson(1)(3)(4)
Vice Chairman
Richard King Mellon Foundation
Philanthropy

Edward J. McAniff(5)(6)
Partner
O'Melveny & Myers
Full-service law firm

Martin G. McGuinn(1)
Chairman and
  Chief Executive Officer
Mellon Bank, N.A.

Robert Mehrabian(1)(2)(7)
Senior Vice President and
  Segment Executive
Aerospace and Electronics
Allegheny Teledyne Inc.
Specialty metals and diversified businesses

Seward Prosser Mellon
President and Chief Executive Officer
Richard K. Mellon and Sons
Investments
Richard King Mellon Foundation
Philanthropy

David S. Shapira(1)(2)(5)(7)
Chairman and Chief Executive Officer
Giant Eagle, Inc.
Retail grocery chain

W. Keith Smith(1)
Senior Vice Chairman
Mellon Bank, N.A.

Joab L. Thomas(4)(7)
President Emeritus
The Pennsylvania State University
Major public research university

Wesley W. von Schack(1)(3)(4)(6)(7)
Chairman, President and
  Chief Executive Officer
New York State Electric & Gas Corporation
Energy services

William J. Young(4)(5)(6)
Retired President
Portland Cement Association
Trade association for the Portland
  cement industry


CHAIRMEN EMERITI

J. David Barnes
William B. Eagleson Jr.
James H. Higgins
Nathan W. Pearson


ADVISORY BOARD

Howard O. Beaver Jr.
Retired Chairman and
  Chief Executive Officer
Carpenter Technology Corporation

John C. Marous
Retired Chairman and
  Chief Executive Officer
Westinghouse Electric Corporation

Masaaki Morita
Chairman
Sony USA Foundation

Nathan W. Pearson
Financial Advisor
Paul Mellon Family Interests

H. Robert Sharbaugh
Retired Chairman
Sun Company, Inc.

Richard M. Smith
Retired Vice Chairman
Bethlehem Steel Corporation


REGIONAL BOARDS

MELLON BANK-CENTRAL REGION
Galen E. Dreibelbis
John Lloyd Hanson
Bruce K. Heim
Carol Herrmann
Daniel B. Hoover
Michael M. Kranich Sr.
Edwin E. Lash
Robert W. Neff
Ralph J. Papa
Nicholas Pelick
Graham C. Showalter
Alvin L. Snowiss
Jamie B. Stewart Jr.

MELLON BANK-COMMONWEALTH REGION
Paul S. Beideman
Burton C. Borgelt
Stephen R. Burke
James E. Grandon Jr.
Ruth Leventhal
Henry E. L. Luhrs
Ralph J. Papa
Gregory L. Sutliff



(1) Executive Committee
(2) Audit Committee
(3) Nominating Committee
(4) Human Resources Committee
(5) Trust and Investment Committee
(6) Community Responsibility Committee
(7) Technology Committee

MELLON BANK-NORTHEASTERN REGION
David T. Andes
Frank J. Dracos
Peter B. Eglin
Alan J. Finlay
Thomas M. Jacobs
Joseph E. Kluger
Jeffery L. Leininger
Joseph R. Nardone
Joseph F. Palchak Jr.
Joseph L. Persico
Arthur K. Ridley
Rhea P. Simms

MELLON BANK-NORTHERN REGION
James D. Berry III
Thomas B. Black
John T. Chesko
Robert H. Cox
Eugene Cross
William S. DeArment
Robert G. Liptak Jr.
Gary W. Lyons
Ruthanne Nerlich
John S. Patton
Paul D. Shafer Jr.
Cyrus R. Wellman

MELLON PSFS
Paul C. Brucker
Frank J. Coyne
Thomas F. Donovan
Lon R. Greenberg
Pemberton Hutchinson
George W. Johnstone
Rotan E. Lee
Roland Morris
William J. Stallkamp
Francis R. Strawbridge III
Stephen A. Van Dyck


SUBSIDIARY BOARDS

THE BOSTON COMPANY, INC. AND BOSTON
SAFE DEPOSIT AND TRUST COMPANY
Dwight L. Allison Jr.
Christopher M. Condron
James E. Conway*
Charles C. Cunningham Jr.
Avram J. Goldberg
Lawrence S. Kash*
David F. Lamere
Robert P. Mastrovita
J. David Officer
James. P. Palermo
W. Keith Smith
Jamie B. Stewart Jr.*
Benaree Pratt Wiley*
Willis F. Williams*

THE DREYFUS CORPORATION
Mandell L. Berman
Burton C. Borgelt
Frank V. Cahouet
Stephen E. Canter
Christopher M. Condron
Lawrence S. Kash
W. Keith Smith
Richard F. Syron

BUCK CONSULTANTS, INC.
William Daniels
Merril S. Delon
Stephen D. Diamond
Edward I. Farb
Richard Koski
Brian W. Kruse
Joseph A. LoCicero
J. Robinson Lynch
Ronald P. O'Hanley
Frederick W. Rumack
Raymond E. Sharp
W. Keith Smith
Barry S. Sutton
John W. Thompson
Vincent M. Tobin
Gregory J. Wiber

MELLON 1ST BUSINESS BANK
John E. Anderson
William S. Anderson
W. Peter Bohn
Richard M. Ferry
Ernest J. Friedman
Robert M. Kommerstad
Robert W. Kummer Jr.
Bill LeVine
Peter W. Mullin
Keith P. Russell
Joseph P. Sanford
Thomas F. Savage
Roland Seidler Jr.

MELLON BANK CANADA
Frederick K. Beard
Peter A. Crossgrove
Keith G. Dalglish
Fraser M. Fell
Thomas C. MacMillan
James A. Riley
Peter Rzasnicki

MELLON BANK (DE) NATIONAL ASSOCIATION
John S. Barry
Robert C. Cole Jr.
Donna M. Coughey
Audrey K. Doberstein
Arden B. Engebretson
Norman D. Griffiths
Garrett B. Lyons
Martin G. McGuinn
W. Charles Paradee Jr.
Bruce M. Stargatt

MELLON BANK, F.S.B.
Bruno A. Bonacchi
Christopher Flanagan
Frank L. Reis Jr.
Donald W. Titzel
Daryl J. Zupan

MELLON BANK (MD) NATIONAL ASSOCIATION
Frederick K. Beard
Michael A. Besche
Lawrence Brown Jr.
Albert R. Hinton
David R. Lovejoy
Martin G. McGuinn

MELLON UNITED NATIONAL BANK
Paul S. Beideman
Joel Friedland
Herschel V. Green
Gerald Katcher
Martin G. McGuinn
J. David Officer
Aaron S. Podhurst
Howard Scharlin
Sherwood M. Weiser


SENIOR MANAGEMENT COMMITTEE

OFFICE OF THE CHAIRMAN
Frank V. Cahouet
Chairman, President
  and Chief Executive Officer

Martin G. McGuinn
Christopher M. Condron
W. Keith Smith
Steven G. Elliott

John T. Chesko
Jeffery L. Leininger
David R. Lovejoy
Keith P. Russell
Jamie B. Stewart Jr.

EXECUTIVE MANAGERS
Paul S. Beideman
Joseph A. LoCicero
J. David Officer
D. Michael Roark
Peter Rzasnicki
William J. Stallkamp
Allan P. Woods

SENIOR MANAGERS
Frederick K. Beard
Richard B. Berner
Michael E. Bleier
Paul A. Briggs
Michael A. Bryson
Larry F. Clyde
Paul H. Dimmick
Kenneth R. Dubuque
Paul Holmes
Lawrence S. Kash
Allan C. Kirkman
David F. Lamere
Peter A. Lofquist
Robert G. Loughrey
Sandra J. McLaughlin
John P. O'Driscoll
James P. Palermo
Robert M. Parkinson
Robert W. Stasik
Sherman White

CORPORATE CONTROLLER
Michael K. Hughey

CORPORATE SECRETARY
Carl Krasik



*Director of The Boston Company, Inc. only

MELLON BANK CORPORATION (and its subsidiaries)
--------------------------------------------------------------------------------
FINANCIAL SUMMARY

(dollar amounts in millions, except per share amounts)      1997       1996         1995     1994         1993       1992
-------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31
Net interest revenue                                     $  1,467    $  1,478    $  1,548    $   1,508     $  1,329    $  1,182
Provision for credit losses                                   148         155         105           70          125         185
Fee revenue                                                 2,418       2,019       1,670        1,652        1,538       1,154
Gains (losses) on sale of securities                           --           4           6           (5)         100         129
Operating expense                                           2,568       2,195       2,027        2,374        2,084       1,648
Provision for income taxes                                    398         418         401          278          298         104
-------------------------------------------------------------------------------------------------------------------------------
Net income                                               $    771    $    733    $    691    $     433     $    460    $    528
Net income applicable to common stock                         750         689         652          358          397         477
-------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE (a)
Basic net income                                         $   2.94    $   2.63    $   2.27    $    1.23     $   1.40    $   1.84
Diluted net income                                           2.88        2.58        2.25         1.21         1.36        1.78
Dividends paid                                               1.29        1.18        1.00          .79          .51         .47
Book value at year end                                      14.39       13.43       13.09        12.53        12.14       10.69
Average common shares and equivalents
  outstanding - diluted (in thousands)                    260,829     266,591     290,401      298,405      294,437     272,666
-------------------------------------------------------------------------------------------------------------------------------
KEY RATIOS (based on balance sheet averages)
Return on common shareholders' equity                        21.5%       20.4%       17.8%         9.8%        12.1%       18.5%
Return on assets                                             1.80        1.74        1.72         1.14         1.29        1.72
Net interest margin on a taxable equivalent basis            4.24        4.26        4.62         4.71         4.39        4.46
Fee revenue as a percentage of total revenue (FTE)             62          58          52           52           52          46
Efficiency ratio (b)                                           64          63          63           65           64          65
Efficiency ratio excluding amortization of intangibles         62          60          60           62           61          63
-------------------------------------------------------------------------------------------------------------------------------
TANGIBLE OPERATING RESULTS (c)
Diluted tangible earnings per common share               $   3.19    $   2.87    $   2.50    $    1.47     $   1.57    $   1.91
Tangible net income applicable to common stock                832         765         725          434          458         513
Return on tangible common shareholders' equity               37.5%       32.2%       27.1%        16.5%        18.9%       23.9%
Return on tangible assets                                    2.05        1.97        1.96         1.37         1.50        1.86
-------------------------------------------------------------------------------------------------------------------------------
RESULTS EXCLUDING CERTAIN ITEMS (d)
Net income applicable to common stock                    $    750    $    689    $    652    $     593     $    456    $    347
Diluted net income per common share (a)                      2.88        2.58        2.25         2.00         1.57        1.30
Return on common shareholders' equity                        21.5%       20.4%       17.8%        16.0%        13.7%       13.1%
Return on tangible common shareholders' equity               37.5        32.2        27.1         25.3         21.3        17.3
Return on assets                                             1.80        1.74        1.72         1.71         1.46        1.29
Return on tangible assets                                    2.05        1.97        1.96         1.97         1.67        1.43
-------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
Money market investments                                 $  1,186    $  1,381    $  1,222    $   1,656     $  3,821    $  1,905
Securities                                                  5,593       6,184       4,922        5,149        4,804       6,500
Loans                                                      27,823      27,233      27,321       25,097       21,763      18,235
Interest-earning assets                                    34,777      34,944      33,761       32,282       30,657      26,948
Total assets                                               42,942      42,013      40,097       38,106       35,635      30,758
Deposits                                                   30,459      30,838      27,951       27,248       26,541      22,684
Notes and debentures                                        2,712       2,038       1,670        1,768        1,991       1,365
Trust-preferred securities                                    990          32          --           --           --          --
Common shareholders' equity                                 3,494       3,381       3,671        3,691        3,323       2,603
Total shareholders' equity                                  3,700       3,810       4,106        4,277        3,964       3,112
-------------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS
Common shareholders' equity to assets                        8.13%       8.11%       8.83%        9.54%        9.57%       8.85%
Tangible common shareholders' equity to assets (e)           5.12        5.36        6.63         7.05         6.84        7.03
Tier I capital                                               7.77        8.38        8.14         9.48         9.70       10.20
Total (Tier I plus Tier II) capital                         12.73       13.58       11.29        12.90        13.22       13.83
Leverage capital                                             8.02        8.31        7.80         8.67         9.00        9.45
-------------------------------------------------------------------------------------------------------------------------------

(a) Presented in accordance with the requirements of FAS No. 128, "Earnings per Share," which was adopted by the Corporation at year-end 1997. Prior-period amounts have been restated. In addition, prior-period amounts also were restated to reflect the two-for-one common stock split distributed on June 2, 1997.
(b)  See page 43 for the definition of this ratio.
(c)  See page 31 for the definition of tangible operating results.
(d) Results for 1994 exclude a $130 million after-tax securities lending charge, $79 million after tax of Dreyfus merger-related expense, $10 million after tax of losses on the disposition of securities available for sale previously owned by Dreyfus and $16 million of preferred stock dividends recorded in connection with the redemption of the Series H preferred stock. Results for 1993 exclude $112 million after tax of merger expense and $53 million after tax of gains on the sale of securities related to the acquisition of The Boston Company. Results for 1992 were calculated by applying a normalized effective tax rate of approximately 38% to pretax income. The unrecorded tax benefit that existed at the beginning of 1992 was included in the determination of the return on average common shareholders' equity.
(e)  See page 45 for the definition of this ratio.
NOTE: THROUGHOUT THIS REPORT, RATIOS ARE BASED ON UNROUNDED NUMBERS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SIGNIFICANT FINANCIAL EVENTS IN 1997
--------------------------------------------------------------------------------

Two-for-one common stock split

In April 1997, the Corporation authorized a two-for-one common stock split. The additional shares resulting from the split were distributed on June 2, 1997, to shareholders of record at the close of business on May 1, 1997. All earnings and dividend per share amounts have been restated to reflect the stock split.

Common dividend increased 10%

In the second quarter of 1997, the Corporation increased its quarterly common stock dividend by 10% to $.33 per common share. This was the sixth quarterly common dividend increase that the Corporation announced since the beginning of 1994, resulting in a total common dividend per share increase of 161%.

Acquisition of Buck Consultants, Inc.

In July 1997, the Corporation acquired Buck Consultants, Inc. (Buck), a leading global benefits consulting firm. Buck is headquartered in New York and has 64 offices in 17 countries. Buck provides a broad array of pension and health and welfare actuarial services, employee benefit, compensation and human resources consulting and administrative services, and total benefits outsourcing to approximately 5,000 clients, ranging from large multinational corporations to small businesses. The Corporation issued approximately 3.5 million shares of common stock in connection with this acquisition. These shares were repurchased in the second quarter of 1997.

Repurchase of common stock

During 1997, the Corporation repurchased approximately 12 million shares of its common stock, including 3.5 million shares reissued in connection with the Buck acquisition. Since the beginning of 1995, the Corporation has repurchased approximately 59 million common shares, prior to any reissuances, as well as warrants for 9 million additional shares.

Acquisition of Pacific Brokerage Services, Inc.

In November 1997, the Corporation acquired Pacific Brokerage Services, Inc., a self-clearing deep discount broker and member of the New York Stock Exchange. It was subsequently renamed Dreyfus Brokerage Services, Inc. (DBS) and operates as a separate Mellon entity under Mellon Bank, N.A. DBS is registered as a broker/dealer in all 50 states with headquarters in Los Angeles and additional offices in Beverly Hills, New York and Chicago. It provides services to individual investors nationwide, with a significant portion conducted via the Internet. The Corporation purchased DBS with cash. DBS' Internet address is http://www.edreyfus.com.

Sale of Mellon corporate trustee and agency business

In November 1997, the Corporation sold its corporate trustee and agency business to Chase Manhattan Bank. Substantially all of the accounts, the majority of which consisted of municipal and corporate issues of debt securities, for which Mellon served as trustee or agent have been transferred to Chase Global Trust. The sale did not include the Corporation's noncorporate trustee fiduciary businesses. This business generated $18 million of revenue in the first nine months of 1997 including approximately $12 million of fee revenue. A gain of $43 million was recorded on the sale.

--------------------------------------------------------------------------------

CornerStone(sm) credit card losses

In December 1997, the Corporation segregated $231 million of CornerStone(sm) credit card loans into an accelerated resolution portfolio. In connection with this action, the Corporation evaluated the carrying value of these loans and recorded a credit loss of $65 million to reflect this portfolio's estimated net realizable value. Interest and principal receipts, fees and loan loss recoveries on these loans are applied to reduce the net carrying value of this portfolio, which totaled $157 million at December 31, 1997.

Pending acquisition of 1st Business Corporation

In April 1997, the Corporation announced that it had reached a definitive agreement to acquire 1st Business Corporation and its principal subsidiary, 1st Business Bank, a full-service commercial bank serving midsize business firms in southern California. 1st Business Bank is a state-chartered bank, headquartered in Los Angeles, with approximately $1.2 billion in assets, including approximately $500 million in loans and lease finance assets. It serves approximately 1,700 business customers in the manufacturing, wholesale trade and service industries. It also provides personal banking services to professionals, entrepreneurs, and owners and officers of its business clients. The Corporation will purchase privately owned 1st Business Corporation with cash. 1st Business Bank will operate as a separate entity under the name Mellon 1st Business Bank. The transaction closed in the first quarter of 1998.

Pending acquisition of United Bankshares, Inc.

In November 1997, the Corporation announced that it had reached a definitive agreement to acquire United Bankshares, Inc. and its principal subsidiary, United National Bank, a full-service commercial bank serving South Florida. With approximately $820 million in assets, including approximately $440 million in loans and lease finance assets, United National Bank is a nationally chartered bank with headquarters in Miami and 11 regional banking offices in Dade, Broward and Palm Beach counties. United services small and midsize businesses, lawyers, accountants, real estate developers and other professionals. In addition, United also provides both private banking services and trade financing. The Corporation will acquire United National Bank with a combination of common stock and cash. To the extent that common stock is issued in this transaction, the Corporation's board of directors has authorized the repurchase of up to an equivalent number of common shares. United National Bank will operate as a separate entity under the name Mellon United National Bank. The transaction closed in the first quarter of 1998.

Pending acquisition of Founders Asset Management, Inc.

In December 1997, the Corporation announced that it had reached a definitive agreement to acquire Founders Asset Management, Inc. (Founders), a manager of growth-oriented no-load equity mutual funds and other investment portfolios. Founders offers 11 no-load mutual funds, including nine equity funds, with approximately $4.6 billion in assets among total assets under management of $6.4 billion. Founders will be purchased with cash and will operate as a separate subsidiary, headquartered in Denver, under Mellon Bank, N.A. With the inclusion of Founders' funds, the Dreyfus/Founders family of funds will total approximately $100 billion of assets managed, including approximately $27 billion of equity assets. The transaction is expected to close in the second quarter of 1998, subject to regulatory approvals and certain closing conditions.

RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

OVERVIEW OF 1997 RESULTS
--------------------------------------------------------------------------------
The Corporation reported 1997 diluted earnings per common share of $2.88, an increase of 12%, compared with diluted earnings per common share of $2.58 in 1996. Net income applicable to common stock was $750 million in 1997, compared with $689 million in 1996. Return on common shareholders' equity and return on assets were 21.5% and 1.80%, respectively, in 1997, compared with 20.4% and 1.74%, respectively, in 1996.

Diluted tangible earnings per common share in 1997 were $3.19, an increase of 11%, compared with $2.87 in 1996. Return on tangible common shareholders' equity and return on tangible assets were 37.5% and 2.05%, respectively, in 1997, compared with 32.2% and 1.97%, respectively, in 1996.

The Corporation's results in 1997 reflect its successful efforts to broaden its products and distribution network and to generate high returns. Compared with 1996, the Corporation's 1997 results reflected an increase in fee revenue, partially offset by higher operating expense and lower net interest revenue.

Net interest revenue totaled $1,467 million, down $11 million from $1,478 million in 1996. This reduction primarily resulted from the sale of the American Automobile Association (AAA) credit card portfolio, funding costs related to the repurchase of common stock, the insurance premium finance securitization and lower loan fees. Primarily offsetting these factors were the full-year impact of the $1.6 billion lease financing acquisitions in 1996 and the use of proceeds from the $1 billion of trust-preferred securities.

Fee revenue increased to $2,418 million, up $399 million from $2,019 million in 1996. The increase in fee revenue was primarily attributable to higher trust and investment fees resulting, in part, from the Buck acquisition in the third quarter of 1997, new business and an increase in the market value of assets under management. Excluding the Buck acquisition and the gain on the sale of the corporate trust business, both in 1997, and the gain on the sale of the AAA credit card portfolio in 1996, fee revenue increased $260 million, or 13%, compared with 1996.

Operating expense before trust-preferred securities expense and net revenue from acquired property was $2,509 million in 1997, up $304 million from $2,205 million in 1996. The increase primarily resulted from the Buck acquisition, a full-year impact of the 1996 lease financing acquisitions and business growth. The Corporation's effective tax rate for 1997 was 34.1%, compared with 36.3% for 1996. The lower effective tax rate resulted from a fourth quarter 1997 realignment of Corporate entities.

Credit quality expense was $129 million in 1997, a decrease of $13 million compared with $142 million in 1996. The decrease resulted from a decrease in the provision for credit losses and higher gains on the sale of other real estate owned (OREO). Net credit losses totaled $201 million in 1997, an increase of $77 million from $124 million in 1996. The higher level of credit losses in 1997 primarily resulted from $65 million of credit losses recorded on $231 million of CornerStone(sm) credit card loans that were transferred to an accelerated resolution portfolio in the fourth quarter of 1997.

Nonperforming assets totaled $181 million at December 31, 1997, an increase of $7 million from $174 million at December 31, 1996. The Corporation's ratio of nonperforming assets to total loans and net acquired property was .62% at December 31, 1997, compared with .63% at December 31, 1996. This ratio has been less than 1% for 14 consecutive quarters.

The Corporation's ratio of common shareholders' equity to assets was 8.13% at December 31, 1997. The Tier I, Total and Leverage capital ratios were 7.77%, 12.73% and 8.02%, respectively, at December 31, 1997, well in excess of the ratios required to maintain well-capitalized status. The Corporation repurchased approximately 12 million shares of its common stock in 1997, prior to any reissuances, or nearly 5% of its common shares outstanding at the beginning of the year.

--------------------------------------------------------------------------------

1996 compared with 1995

The Corporation reported net income applicable to common stock of $689 million, or $2.58 per common share on a diluted basis, in 1996, compared with $652 million, or $2.25 per common share, in 1995. Net interest revenue was $1,478 million in 1996, a decrease of $70 million compared with 1995, primarily resulting from the decrease in interest revenue related to the credit card and home equity loan securitizations and the funding costs related to the repurchase of common shares, partially offset by a higher level of noninterest-bearing deposits and loan growth. Fee revenue was $2,019 million in 1996, an increase of $349 million from 1995, reflecting higher institutional trust fees and mutual fund management revenue, the gain on the sale of the AAA credit card portfolio, higher mortgage servicing fees and increased credit card fee revenue. Operating expense before trust-preferred securities expense and net revenue from acquired property was $2,205 million in 1996, an increase of $158 million from 1995. The increase in operating expense primarily resulted from higher staff expense, due in part to higher incentive expense and the early retirement enhancement program, as well as higher amortization expense of purchased mortgage servicing rights. These increases were offset, in part, by lower FDIC deposit insurance assessment expense in 1996. The provision for credit losses was $155 million in 1996, compared with $105 million in 1995, reflecting an increase in the provision for credit losses related to the credit card portfolio. Net credit losses totaled $124 million in 1996, down from $249 million in 1995, principally reflecting lower losses on the CornerStone(sm) credit card product. The higher level of credit losses in 1995 primarily resulted from the $106 million of credit losses recorded on CornerStone(sm) accounts transferred to an accelerated resolution portfolio in the fourth quarter of 1995.


TANGIBLE OPERATING RESULTS
--------------------------------------------------------------------------------

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

------------------------------------------------------------------------------------------
(dollar amounts in millions)                              1997          1996        1995
------------------------------------------------------------------------------------------
Net income applicable to common stock                    $   750      $   689      $   652
After-tax impact of amortization
  of intangibles from purchase acquisitions                   82           76           73
------------------------------------------------------------------------------------------
    Tangible net income applicable to common stock       $   832      $   765      $   725
    Tangible earnings per common share - diluted (a)     $  3.19      $  2.87      $  2.50

Average common equity                                    $ 3,494      $ 3,381      $ 3,671
Average goodwill and other identified intangibles          1,275        1,003          993
------------------------------------------------------------------------------------------
    Average tangible common equity                       $ 2,219      $ 2,378      $ 2,678
Return on tangible common equity                            37.5%        32.2%        27.1%

Average total assets                                     $42,942      $42,013      $40,097
Average tangible assets                                  $41,667      $41,010      $39,104
Return on tangible assets                                   2.05%        1.97%        1.96%
------------------------------------------------------------------------------------------

(a) Prior-period amounts were restated to reflect the two-for-one common stock split distributed on June 2, 1997.

BUSINESS SECTORS
--------------------------------------------------------------------------------

                                                       Consumer                                              Business
(dollar amounts in millions,            Fee Services                 Banking                 Fee Services               Banking
averages in billions)                 1997       1996            1997       1996           1997       1996          1997       1996
------------------------------------------------------------------------------------------------------------------------------------
Revenue                               $706       $647          $1,108     $1,207         $1,441     $1,093         $ 523      $ 447
Credit quality expense (revenue)         2          1             152        153              -          -             2          1
Operating expense:
Intangible amortization expense          6          5              51         52             27         32            21         11
Trust-preferred securities expense       -          -               7          -              -          -            30          -
Other operating expense                524        472             607        623          1,038        825           190        153
------------------------------------------------------------------------------------------------------------------------------------
  Total operating expense              530        477             665        675          1,065        857           241        164
------------------------------------------------------------------------------------------------------------------------------------
Income before taxes                    174        169             291        379            376        236           280        282
Income taxes                            62         67             102        139            134         95            98        100
------------------------------------------------------------------------------------------------------------------------------------
Net income                            $112       $102          $  189     $  240         $  242     $  141         $ 182      $ 182
------------------------------------------------------------------------------------------------------------------------------------
Tangible net income                   $116       $105          $  227     $  279         $  267     $  167         $ 197      $ 190
------------------------------------------------------------------------------------------------------------------------------------
Average assets                        $2.4       $2.1          $ 20.0     $ 21.0         $  1.9     $  1.5         $16.8      $14.9
Average common equity                 $0.3       $0.3          $  1.0     $  1.0         $  0.7     $  0.6         $ 1.3      $ 1.3
Average Tier I preferred equity       $  -       $  -          $  0.1     $    -         $    -     $    -         $ 0.4      $   -
Return on common
 shareholders' equity                   36%        37%             19%        23%            37%        26%           14%        14%
Return on average assets                NM         NM            0.95%      1.15%            NM         NM          1.08%      1.22%
Pretax operating margin                 26%        26%             26%        31%            27%        22%           54%        63%
Pretax operating margin
 excluding amortization
 of intangibles and trust-preferred
 securities expense                     26%        27%             31%        33%            28%        25%           63%        66%
Efficiency ratio excluding
 amortization of intangibles
 and trust-preferred securities
 expense                                74%        73%             55%        54%            72%        75%           36%        34%
------------------------------------------------------------------------------------------------------------------------------------

NM--Not meaningful.

NOTE: THE TABLE ABOVE AND DISCUSSION THAT FOLLOWS PRESENT THE OPERATING RESULTS OF THE CORPORATION'S MAJOR BUSINESS SECTORS, ANALYZED ON AN INTERNAL MANAGEMENT REPORTING BASIS. AMOUNTS ARE PRESENTED ON A TAXABLE EQUIVALENT BASIS. CAPITAL IS ALLOCATED QUARTERLY USING THE FEDERAL REGULATORY GUIDELINES AS A BASIS, COUPLED WITH MANAGEMENT'S JUDGMENT REGARDING THE RISKS INHERENT IN THE INDIVIDUAL LINES OF BUSINESS. THE CAPITAL ALLOCATIONS MAY NOT BE REPRESENTATIVE OF THE CAPITAL LEVELS THAT WOULD BE REQUIRED IF THESE SECTORS WERE NONAFFILIATED BUSINESS UNITS.

The business sector results for 1996 have been restated to reflect a refinement in methodology that better reflects the Corporation's current organizational structure. The changes are as follows: The mortgage banking business line has been moved from the Consumer Banking sector and divided into two separate components. The residential business line, including mortgage origination and servicing, has been moved to the Consumer Fee Services sector while the commercial mortgage origination and servicing business line has been moved to the Business Fee Services sector. Also, the Network Services business line, which primarily encompasses ATM network processing and merchant card processing, has been moved from the Consumer Banking sector to the Business Fee Services sector.

Income before taxes for the Corporation's core sectors was $1,121 million in 1997, an increase of $55 million, or 5%, compared with $1,066 million in 1996. This increase resulted from a $384 million increase in revenue, including $153 million of fee revenue from Buck, partially offset by a $328 million increase in operating expense, primarily due to acquisitions. Return on common shareholders' equity for the core sectors was 22% in 1997, compared with 21% in 1996. Return on average assets was 1.76% in 1997, compared with 1.69% in 1996.

Consumer Fee Services

Consumer Fee Services includes private asset management services, retail mutual funds and residential mortgage loan origination and servicing. Income before taxes for the Consumer Fee Services sector was $174 million in 1997, an increase

-------------------------------------------------------------------------------------------------
         Total                 Real Estate                Other                  Total All
      Core Sectors               Workout             Corporate Activity            Sectors
   1997         1996        1997         1996        1997          1996        1997       1996
-------------------------------------------------------------------------------------------------
  $3,778       $3,394       $ 18        $  20        $112          $109      $3,908        $3,523
     156          155        (22)         (13)         (5)            -         129           142

     105          100          -            -           -             -         105           100
      37            -          -            -          41             3          78             3
   2,359        2,073          3            7          42            25       2,404         2,105
-------------------------------------------------------------------------------------------------
   2,501        2,173          3            7          83            28       2,587         2,208
-------------------------------------------------------------------------------------------------
   1,121        1,066         37           26          34            81       1,192         1,173
     396          401         13            9          12            30         421           440
-------------------------------------------------------------------------------------------------
  $  725       $  665       $ 24        $  17        $ 22          $ 51      $  771        $  733
-------------------------------------------------------------------------------------------------
  $  807       $  741       $ 24        $  17        $ 22          $ 51      $  853        $  809
-------------------------------------------------------------------------------------------------
  $ 41.1       $ 39.5       $0.2        $ 0.3        $1.6          $2.2      $ 42.9        $ 42.0
  $  3.3       $  3.2       $  -        $   -        $0.2          $0.2      $  3.5        $  3.4
  $  0.5       $    -       $  -        $   -        $0.7          $0.4      $  1.2        $  0.4

      22%          21%        NM           NM          NM            NM          22%           20%
    1.76%        1.69%        NM           NM          NM            NM        1.80%         1.74%
      30%          31%        NM           NM          NM            NM          31%           33%



      33%          34%        NM           NM          NM            NM          35%           35%



      62%          61%        NM           NM          NM            NM          62%           60%
-------------------------------------------------------------------------------------------------

of $5 million from 1996. This increase resulted from higher profits at private asset management and Dreyfus offset, in part, by a lower contribution from mortgage originations. This sector provided strong returns, as return on common shareholders' equity was 36% in 1997, compared with 37% in 1996.

Consumer Banking

Consumer Banking includes consumer lending and deposit products, business banking, credit card and jumbo residential mortgage lending. Income before taxes for 1997 was $291 million, a decrease of $88 million compared with 1996. This decrease primarily resulted from factors relating to credit card lending. Revenue decreased $99 million, compared with 1996, primarily resulting from lower credit card net interest and fee revenue reflecting the sale of the AAA credit card portfolio in November 1996 and lower fee revenue from the securitized credit card portfolio, due in part to higher credit losses in this portfolio. In addition, results in 1996 include the $57 million gain on the sale of the AAA portfolio. Partially offsetting the decrease in revenue was higher electronic tax return filing fees. Credit quality expense in 1997 and 1996 included $48 million and $55 million, respectively, of additional provision for credit losses made in response to credit losses from the CornerStone(sm) portfolio. The Corporation anticipates that credit quality expense for this sector will be lower in 1998 than in 1997 as a result of the actions taken to transfer the problem CornerStone(sm) credit card accounts to an accelerated resolution portfolio. Operating expense decreased $10 million compared with 1996, primarily resulting from the sale of the AAA credit card portfolio, as well as $6 million of expense related to the reconfiguration of the retail delivery system recorded in the first quarter of 1996, partially offset by $7 million of trust-preferred securities expense. The return on common shareholders' equity for this sector was 19% in 1997, compared with 23% in 1996.

--------------------------------------------------------------------------------

Business Fee Services

Business Fee Services includes institutional asset and institutional mutual fund management and administration, institutional trust and custody, securities lending, foreign exchange, cash management, stock transfer, commercial mortgage loan origination and servicing, corporate trust, network services, benefits consulting and administrative services and services for defined contribution plans. Income before taxes for this sector was $376 million in 1997, an increase of $140 million, or 59%, compared with 1996. Revenue increased $348 million due, in part, to the $153 million of fee revenue resulting from the Buck acquisition, higher institutional asset management fees, increased institutional trust fees including an increase in securities lending revenue, higher cash management fees, higher mutual fund management and administration fees as well as higher foreign exchange fees. Partially offsetting this increase was a decline in fee revenue resulting from the formation of Canadian Imperial Bank of Commerce
(CIBC) Mellon Trust Company, which is now accounted for under the equity method of accounting. Operating expense increased $208 million due to the Buck acquisition, higher transaction volumes and technology investments, partially offset by lower expenses resulting from CIBC Mellon Trust Company. This sector provided excellent returns as the return on common shareholders' equity for this sector was 37% in 1997, compared with 26% in 1996.

Business Banking

Business Banking includes large corporate and middle market lending, asset-based lending, lease financing, commercial real estate lending, insurance premium financing, securities underwriting and trading, and international banking. Income before taxes for the Business Banking sector was $280 million for 1997, a decrease of $2 million from 1996. Revenue increased $76 million, primarily as a result of higher revenue resulting from the full-year impact of the lease financing acquisitions. Operating expense increased $77 million as a result of the full-year impact of the lease financing acquisitions and $30 million of trust-preferred securities expense. The return on common shareholders' equity for this sector was 14% in both 1997 and 1996.

Real Estate Workout

Real Estate Workout includes commercial real estate recovery and mortgage banking recovery operations. Income before taxes for Real Estate Workout was $37 million in 1997, compared with $26 million in 1996. The results in both periods reflect net revenue from acquired property and the improved credit quality of the Real Estate Workout portfolio. The Corporation expects that the net revenue from acquired property will be much lower in 1998.

Other

The Other sector's pretax income was $34 million for 1997 and $81 million for 1996. Revenue for 1997 primarily reflects earnings on the use of proceeds from the trust-preferred securities and earnings on capital above that required for the core sectors, and the $43 million gain on the sale of the corporate trust business. Revenue for 1996 reflects earnings on excess capital not required in the lines of business, the $28 million gain on the securitization of home equity loans and a $13 million gain on the partial sale of an equity interest. Credit quality revenue for 1997 represents loan recoveries from loans to lesser developed countries. Operating expenses for 1997 includes $41 million of trust-preferred securities expense and the one-time expense related to the upgrade of computer hardware. Operating expense for 1996 includes the $18 million charge resulting from the retirement enhancement program.

In June 1997, FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued and supersedes FAS No. 14, "Financial Reporting for Segments of a Business Enterprise." This statement establishes standards for reporting information about segments of a business in the footnotes to annual financial statements and also requires selected segment information in interim reports. The statement requires disclosure on a business segment basis, as defined by the Corporation, to include a description of products and services, interest income and expense, profit or loss as measured by the Corporation's management in assessing segment performance and geographic information on assets and revenue, if material. This statement is effective January 1, 1998, and need not be applied to interim periods during 1998.

--------------------------------------------------------------------------------

The following tables distribute net income and return on common shareholders' equity for the Corporation's core sectors between customers serviced and services provided.

----------------------------------------------------------------------------------------------------------------------------------
                                                                                            Customers serviced
                                                                         ---------------------------------------------------------
                                                                              Total                                    Total
                                                                             Consumer                               Business
(dollar amounts in millions)                                             1997         1996                       1997         1996
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                               $301         $342                       $424         $323
Return on average common
 shareholders' equity                                                      23%          26%                        22%          17%
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
                                                                                             Services provided
                                                                         ---------------------------------------------------------
                                                                             Total                                     Total
                                                                           Fee Services                           Banking Services
 (dollar amounts in millions)                                            1997         1996                       1997         1996
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                               $354         $243                       $371         $422
Return on average common
 shareholders' equity                                                      37%          29%                        16%          18%
----------------------------------------------------------------------------------------------------------------------------------


NET INTEREST REVENUE
--------------------------------------------------------------------------------

Net interest revenue includes the interest spread on interest-earning assets, as well as loan fees, cash receipts and interest reversals on nonperforming loans and revenue or expense on off-balance-sheet instruments used for interest rate risk management purposes. Net interest revenue on a fully taxable equivalent basis totaled $1,475 million in 1997, down $13 million from $1,488 million in the prior year. The net interest margin was 4.24% in 1997, down 2 basis points compared with 4.26% in 1996.

The decrease in net interest revenue in 1997, compared with the prior year, principally resulted from the November 1996 sale of the $770 million AAA credit card portfolio, funding costs related to the repurchase of common stock, the December 1996 $500 million insurance premium finance securitization and lower loan fees. Primarily offsetting these factors were the full-year impact of the $1.6 billion lease financing acquisitions in 1996 and the use of proceeds from the $1 billion of trust-preferred securities issued in December 1996. The cost of the trust-preferred securities is reported in operating expense. Excluding the effects of the loan securitizations and equity repurchases, net interest revenue and the net interest margin for 1997 would have been approximately $1,696 million and 4.60%, respectively, compared with approximately $1,649 million and 4.53% in 1996. The foregone net interest revenue from the loan securitizations is substantially offset by higher servicing fee revenue and lower net credit losses.

1996 compared with 1995

Net interest revenue on a fully taxable equivalent basis totaled $1,488 million in 1996, a decrease of $70 million compared with $1,558 million in 1995, while the net interest margin decreased by 36 basis points to 4.26% in 1996. The decrease in net interest revenue and the net interest margin primarily resulted from the effect of the November 1995 $950 million credit card securitization, the March 1996 $650 million home equity loan securitization and funding costs related to the repurchase of common stock, partially offset by a higher level of noninterest-bearing deposits, loan growth and higher loan fees.

--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEET -- AVERAGE BALANCES AND INTEREST YIELDS/RATES
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                                                                                     1997
                                                                                                               AVERAGE
                                                                                     AVERAGE                   YIELDS/
                   (dollar amounts in millions)                                      BALANCE       INTEREST      RATES
----------------------------------------------------------------------------------------------------------------------
ASSETS             Federal funds sold and securities under resale
                     agreements                                                      $   560         $   30       5.29%
                   Interest-bearing deposits with banks                                  518             26       5.06
                   Other money market investments                                        108              6       5.41
                   Trading account securities                                            175              9       5.54
                   Securities:
                     U.S. Treasury and agency securities (a)                           5,440            367       6.75
                     Obligations of states and political subdivisions (a)                 38              3       7.77
                     Other (a)                                                           108              8       6.87
                   Loans, net of unearned discount (a)                                27,816          2,275       8.18
                                                                                     -------         ------
                       Total interest-earning assets                                  34,763         $2,724       7.83
                   Cash and due from banks                                             2,844
                   Customers' acceptance liability                                       271
                   Premises and equipment                                                587
                   Net acquired property                                                  68
                   Other assets (a)                                                    4,905
                   Reserve for credit losses                                            (512)
                   ----------------------------------------------------------------------------------------------------
                       Total assets                                                  $42,926
                   ----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
LIABILITIES,       Deposits in domestic offices:
TRUST-PREFERRED      Demand                                                          $   232         $    4       1.90%
SECURITIES AND       Money market and other savings accounts                          10,046            286       2.84
SHAREHOLDERS'        Retail savings certificates                                       7,166            358       5.00
EQUITY               Other time deposits                                               1,787            101       5.65
                   Deposits in foreign offices                                         2,641            129       4.88
                                                                                     -------          -----
                       Total interest-bearing deposits                                21,872            878       4.02
                   Federal funds purchased and securities under
                     repurchase agreements                                             1,390             77       5.51
                   Term federal funds purchased                                          599             34       5.71
                   U.S. Treasury tax and loan demand notes                               468             25       5.33
                   Short-term bank notes                                                 144              8       5.83
                   Commercial paper                                                       69              4       5.41
                   Other funds borrowed                                                  423             34       8.09
                   Notes and debentures (with original maturities over one year)       2,712            189       6.97
                                                                                     -------         ------
                       Total interest-bearing liabilities                             27,677         $1,249       4.51
                   Total noninterest-bearing deposits                                  8,587
                   Acceptances outstanding                                               271
                   Other liabilities (a)                                               1,711
                   ----------------------------------------------------------------------------------------------------
                       Total liabilities                                              38,246
                   Guaranteed preferred beneficial interests in Corporation's
                    junior subordinated deferrable interest debentures                   990
                   Shareholders' equity (a)                                            3,690
                   ----------------------------------------------------------------------------------------------------
                       Total liabilities, trust-preferred securities and
                         shareholders' equity                                        $42,926
                   ----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
RATES              YIELD ON TOTAL INTEREST-EARNING ASSETS                                                         7.83%
                   COST OF FUNDS SUPPORTING INTEREST-EARNING ASSETS                                               3.59
                   ----------------------------------------------------------------------------------------------------
                   NET INTEREST INCOME/MARGIN:
                     TAXABLE EQUIVALENT BASIS                                                        $1,475       4.24%
                     WITHOUT TAXABLE EQUIVALENT INCREMENTS                                            1,467       4.22
                   ----------------------------------------------------------------------------------------------------

                   (a) Amounts and yields in 1997, 1996, 1995 and 1994 exclude adjustments to fair value required by FAS No. 115.

                   Note: Interest and yields were calculated on a taxable equivalent basis at a tax rate approximating 35%, using dollar amounts in thousands and actual number of days in the years, and are before the effect of reserve requirements. Loan fees, as well as nonaccrual loans and their related income effect, have been included in the calculation of average interest yields/rates.

------------------------------------------------------------------------------------------------------------------------------------
             1996                               1995                            1994                               1993
                     Average                             Average                         Average                            Average
 Average             yields/         Average             yields/    Average              yields/         Average            yields/
 balance   Interest    rates         balance   Interest    rates    balance    Interest    rates         balance  Interest    rates
------------------------------------------------------------------------------------------------------------------------------------

 $   561     $   30     5.41%        $   598     $   34     5.64%   $   762      $   30     3.98%        $ 1,801    $   54     3.03%
     678         36     5.31             567         36     6.27        756          34     4.52           1,592        58     3.62
     142          7     5.00              57          3     5.02        138           6     4.29             428        16     3.73
     146          8     5.46             296         19     6.59        380          24     6.27             269        15     5.71

   5,999        392     6.54           4,671        305     6.52      4,713         269     5.71           4,120       226     5.49

      39          3     8.53              64          5     7.73        110           8     7.14             166        11     6.85
     153         12     7.67             203         14     7.09        352          17     4.80             518        24     4.49
  27,250      2,261     8.30          27,360      2,432     8.89     25,107       1,935     7.71          21,763     1,597     7.34
 -------     ------                  -------     ------             -------      ------                  -------    ------
  34,968     $2,749     7.86          33,816     $2,848     8.44     32,318      $2,323     7.19          30,657    $2,001     6.53
   2,782                               2,337                          2,337                                2,170
     252                                 229                            165                                  133
     560                                 555                            537                                  518
      73                                  80                            113                                  198
   3,865                               3,703                          3,273                                2,524
    (472)                               (591)                          (613)                                (565)
------------------------------------------------------------------------------------------------------------------------------------
 $42,028                             $40,129                        $38,130                              $35,635
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

 $   830     $   15     1.80%        $ 1,916     $   37     1.94%   $ 2,143      $    4      .21%        $ 2,034   $     2      .11%
   9,935        280     2.82           8,736        277     3.16      9,439         188     1.99           8,768       146     1.66
   6,529        318     4.88           6,683        337     5.05      6,597         240     3.64           7,556       241     3.19
   1,766         96     5.42             263         12     4.70        246          15     6.05             422        26     6.00
   3,766        194     5.14           3,898        226     5.79      2,053          92     4.46           1,024        40     3.89
 -------      -----                  -------      -----            --------     -------                  -------   -------
  22,826        903     3.95          21,496        889     4.13     20,478         539     2.63          19,804       455     2.29

   1,765         94     5.32           2,128        125     5.87      1,777          76     4.29           1,096        33     3.01
     675         38     5.58             644         39     5.98        176           8     4.58              61         2     3.79
     286         15     5.17             400         23     5.69        564          22     3.93             224         6     2.85
     502         29     5.84             815         50     6.20         29           2     5.68              81         3     3.98
     217         12     5.42             226         13     5.87        155           7     4.33             198         6     3.22
     279         27     9.89             395         34     8.68        494          38     7.80             401        29     7.13

   2,038        143     7.04           1,670        117     7.04      1,768         110     6.20           1,991       121     6.08
 -------     ------                  -------     ------             -------     -------                  -------   -------
  28,588     $1,261     4.41          27,774     $1,290     4.65     25,441      $  802     3.15          23,856    $  655     2.75
   8,012                               6,455                          6,770                                6,737
     252                                 229                            165                                  134
   1,319                               1,533                          1,453                                  944
------------------------------------------------------------------------------------------------------------------------------------
  38,171                              35,991                         33,829                               31,671


      32                                   -                              -                                    -
   3,825                               4,138                          4,301                                3,964
------------------------------------------------------------------------------------------------------------------------------------

 $42,028                             $40,129                        $38,130                              $35,635
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                        7.86%                               8.44%                           7.19%                              6.53%
                        3.60                                3.82                            2.48                               2.14
------------------------------------------------------------------------------------------------------------------------------------

             $1,488     4.26%                    $1,558     4.62%                $1,521     4.71%                   $1,346     4.39%
              1,478     4.23                      1,548     4.58                  1,508     4.67                     1,329     4.34
------------------------------------------------------------------------------------------------------------------------------------

CREDIT QUALITY EXPENSE
-------------------------------------------------------------------------------
(in millions)                                    1997       1996      1995
-------------------------------------------------------------------------------
Provision for credit losses                       $148      $155      $105
Net revenue from acquired property                 (19)      (13)      (20)
-------------------------------------------------------------------------------
       Credit quality expense                     $129      $142      $ 85
-------------------------------------------------------------------------------

Credit quality expense, defined as the provision for credit losses less net revenue from acquired property, decreased $13 million in 1997 compared with 1996, as a result of a $7 million decrease in the provision for credit losses and a $6 million increase in net revenue from acquired property. The full years 1997 and 1996 included $48 million and $55 million, respectively, of additional provision for credit losses made in response to credit losses from the CornerStone(sm) credit card portfolio. The increase in net revenue from acquired property in 1997, compared with 1996, was primarily due to higher gains on the sale of OREO properties.

NONINTEREST REVENUE
----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                               1997               1996           1995
----------------------------------------------------------------------------------------------------------------------------------
Fee revenue:
Trust and investment revenue:
   Investment management:
     Mutual fund                                                                           $  374            $  340         $  309
     Private asset                                                                            182               150            132
     Institutional asset                                                                      171               137            135
----------------------------------------------------------------------------------------------------------------------------------
       Total investment management revenue                                                    727               627            576
   Administration/custody/consulting:
     Mutual fund                                                                              133               108            115
     Private asset                                                                             16                12              9
     Institutional trust                                                                      327               247            206
     Benefits consulting                                                                      108                 -              -
----------------------------------------------------------------------------------------------------------------------------------
       Total administration/custody/
         consulting revenue                                                                   584               367            330
----------------------------------------------------------------------------------------------------------------------------------
       Total trust and investment fee revenue                                               1,311               994            906
Cash management and deposit transaction charges                                               242               211            191
Mortgage servicing fees                                                                       213               180            122
Foreign currency and securities trading revenue                                               118                80             91
Credit card fees                                                                               97               120             90
Information services fees                                                                      42                50             48
Gain on sale of corporate trust business                                                       43                 -              -
Gain on sale of credit card portfolio                                                           -                57              -
Other                                                                                         352               327            222
----------------------------------------------------------------------------------------------------------------------------------
       Total fee revenue                                                                    2,418             2,019          1,670
Gains on sale of securities                                                                     -                 4              6
----------------------------------------------------------------------------------------------------------------------------------
       Total noninterest revenue                                                           $2,418            $2,023         $1,676
----------------------------------------------------------------------------------------------------------------------------------
Fee revenue as a percentage of total revenue (FTE)                                             62%               58%            52%
Trust and investment fee revenue
  as a percentage of total revenue (FTE)                                                       34%               28%            28%
----------------------------------------------------------------------------------------------------------------------------------

Fee revenue increased $399 million, or 20%, in 1997, compared with 1996. Excluding $153 million of revenue resulting from the Buck acquisition, the $43 million gain on the sale of the corporate trust business, both in 1997, and the $57 million gain on the sale of the AAA credit card portfolio in 1996, fee revenue increased $260 million, or 13%, compared with the prior year. The increase in fee revenue, excluding Buck, resulted primarily from a $164 million increase in trust and investment fees, a $38 million increase in foreign currency and securities trading revenue, a $33 million increase in mortgage servicing fees and a $31 million increase in cash management and deposit transaction charges, partially offset by lower credit card and information services fees.

--------------------------------------------------------------------------------

Total trust and investment fee revenue

The $317 million, or 32%, increase in trust and investment fee revenue in 1997, compared with 1996, reflects $108 million of benefits consulting fees and $45 million of institutional trust fees resulting from the Buck acquisition. Excluding the fees resulting from the Buck acquisition, trust and investment fees increased $164 million, or 16%, compared with 1996.

The $100 million increase in investment management revenue resulted from a $34 million, or 10%, increase in mutual fund management revenue, a $32 million, or 21%, increase in private asset management revenue and a $34 million, or 25%, increase in institutional asset management revenue. These increases resulted from new business and an increase in the market value of assets under management. Mutual fund management fees are discussed further on the following pages.

As shown in the table below, the market value of assets under management was $305 billion at December 31, 1997, a $49 billion increase from $256 billion at December 31, 1996. This increase resulted from new business and a general market increase. The equity and fixed income markets both recorded strong performances during 1997 with the S&P 500 index increasing 31.0% and the Lehman Brothers Long-Term Government Bond Index increasing 14.9%.

-----------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE OF ASSETS UNDER MANAGEMENT IN WHOLLY OWNED AND AFFILIATED COMPANIES
                                                                                                          December 31,
(in billions)                                                                                1997             1996             1995
-----------------------------------------------------------------------------------------------------------------------------------
Mutual funds managed - proprietary:
    Taxable money market funds:
      Institutions                                                                          $  33             $  27            $  24
      Individuals                                                                               9                 9               10
    Equity funds                                                                               22                15               11
    Tax-exempt bond funds                                                                      17                17               19
    Tax-exempt money market funds                                                               7                 7                8
    Fixed-income funds                                                                          5                 5                5
------------------------------------------------------------------------------------------------------------------------------------
        Total proprietary mutual funds managed                                                 93                80               77
Mutual funds managed - nonproprietary                                                          11                 7                4
------------------------------------------------------------------------------------------------------------------------------------
        Total managed mutual fund assets                                                      104                87               81
Private asset                                                                                  36                28               24
Institutional asset (a)                                                                       165               141              128
------------------------------------------------------------------------------------------------------------------------------------
        Total market value of assets
          under management                                                                   $305              $256             $233
------------------------------------------------------------------------------------------------------------------------------------

(a) Includes assets managed at Pareto Partners of $21 billion, $20 billion and $15 billion at December 31, 1997, 1996 and 1995, respectively. Since mid-year 1996, the Corporation has had a 30% equity interest in Pareto Partners. At year-end 1995, the Corporation held a 65% equity interest.

--------------------------------------------------------------------------------

Mutual fund management fees

Mutual fund management fees are based upon the average net assets of each fund. Average net assets of proprietary funds managed at Dreyfus in 1997 were $89 billion, up $9 billion from $80 billion in 1996. The increase from 1996 primarily resulted from a $6 billion increase in average net assets of equity funds which averaged $19 billion for 1997 and had a period-end total of $22 billion at December 31, 1997. In addition, average net assets of institutional taxable money market funds increased $4 billion over 1996 and had a period-end total of $33 billion.

-----------------------------------------------------------------------------------------------------------------------------------
MUTUAL FUND MANAGEMENT FEE REVENUE
(in millions)                                                                               1997              1996             1995
-----------------------------------------------------------------------------------------------------------------------------------
Managed mutual fund fees                                                                    $413              $377             $352
Less:  Fees waived and fund expense reimbursements                                            39                37               43
-----------------------------------------------------------------------------------------------------------------------------------
        Net managed mutual fund fees                                                        $374              $340             $309
-----------------------------------------------------------------------------------------------------------------------------------

Net managed mutual fund fees by fund category:
    Proprietary funds:
        Taxable money market funds:
          Institutions                                                                      $ 68              $ 60             $ 48
          Individuals                                                                         35                37               39
        Equity funds                                                                         111                83               64
        Tax-exempt bond funds                                                                 96               100              100
        Tax-exempt money market funds                                                         28                27               24
        Fixed income funds                                                                    24                23               23
-----------------------------------------------------------------------------------------------------------------------------------
           Total proprietary fund fees                                                       362               330              298
    Nonproprietary fund management fees                                                       12                10               11
-----------------------------------------------------------------------------------------------------------------------------------
           Net managed mutual fund fees                                                     $374              $340             $309
-----------------------------------------------------------------------------------------------------------------------------------

Administration/custody/consulting fee revenue increased $217 million in 1997, compared with 1996, and included $108 million of benefits consulting fees and $45 million of institutional trust fees resulting from the Buck acquisition. Institutional trust fees, excluding the $45 million of fees resulting from the Buck acquisition, increased $35 million, or 14%, including a $13 million increase in securities lending revenue. Mutual fund administration/custody revenue increased $25 million, or 23%, and private asset administration/custody revenue increased $4 million, or 35%, in 1997 compared with the prior year. These increases resulted primarily from new business and higher transaction volumes.

The market value of assets under administration/custody, shown in the table below, was $1,532 billion at December 31, 1997, an increase of $486 billion compared with $1,046 billion at December 31, 1996. This increase resulted from a higher level of assets administered by CIBC Mellon Global Securities Services, a 50% owned joint venture, as well as new business, the Buck acquisition and a general market increase, partially offset by the sale of the corporate trust business and its related assets under administration/custody of approximately $24 billion.

-----------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE OF ASSETS UNDER ADMINISTRATION/CUSTODY IN WHOLLY OWNED AND AFFILIATED COMPANIES
                                                                                                       December 31,
(in billions)                                                                              1997             1996              1995
-----------------------------------------------------------------------------------------------------------------------------------
Institutional trust                                                                      $1,440 (a)       $  962              $708
Mutual fund                                                                                  60               57                60
Private asset                                                                                32               27                18
-----------------------------------------------------------------------------------------------------------------------------------
     Total market value of assets under
       administration/custody                                                            $1,532           $1,046              $786
-----------------------------------------------------------------------------------------------------------------------------------

(a) Includes $246 billion of assets administered by CIBC Mellon Global Securities Services, a 50% owned joint venture.

--------------------------------------------------------------------------------

Cash management and deposit transaction charges

The Corporation is a major national provider of a number of cash management services, including remittance processing, collections and disbursements, check processing and electronic services to assist corporate clients in the management of their accounts receivable, accounts payable and treasury management functions. At December 31, 1997, the Corporation ranked sixth among cash management banks for market penetration serving approximately one quarter of U.S. businesses and institutions with annual sales of more than $500 million. Cash management and deposit transaction charges totaled $242 million in 1997, an increase of $31 million, or 15%, from 1996. This increase resulted primarily from higher volumes of business in customer receivables, payables and treasury management products.

Mortgage servicing fees

Mortgage servicing fees totaled $213 million in 1997, an increase of $33 million, or 18%, compared with 1996, resulting primarily from a higher level of mortgage servicing rights acquired through portfolio acquisitions. At December 31, 1997, the Corporation's total servicing portfolio was $83 billion, composed of $66 billion of residential and $17 billion of commercial servicing. At December 31, 1996, the total servicing portfolio was $69 billion, composed of $58 billion of residential and $11 billion of commercial servicing.

Foreign currency and securities trading revenue

Foreign currency and securities trading fees were $118 million in 1997, a 48% increase from $80 million earned in 1996. The increase was primarily attributable to higher foreign exchange fees earned as a result of higher levels of market volatility and customer activity, primarily in the Corporation's global custody business.

Credit card fees

Credit card fee revenue, which principally consists of interchange, cardholder fees and servicing revenue from the securitized credit card receivables, decreased by $23 million, or 20%, in 1997. This decrease primarily resulted from the sale of the AAA credit card portfolio in November 1996 and lower fee revenue from the securitized credit card portfolio, due in part to higher credit losses in this portfolio. Additional information on the effect of the credit card securitization is presented in the table on the following page.

Information services fees

The $8 million, or 16%, decrease in information services fee revenue, compared with 1996, primarily resulted from the July 1997 sale of 50% of the Corporation's interest in the R-M Trust Company to the Canadian Imperial Bank of Commerce (CIBC). The R-M Trust Company, subsequently renamed CIBC Mellon Trust Company, is one of the largest stock transfer agencies in Canada. It offers transfer agency, trustee and related services to Canadian and international organizations. The Corporation accounts for its interest in CIBC Mellon Trust Company under the equity method of accounting with net results recorded as information services fee revenue. The R-M Trust Company reported information services fee revenue of approximately $12 million in the first half of 1997. Partially offsetting the decrease was an increase in fee revenue related to third-party ATM transactions processed for network services clients.

Gain on sale of the corporate trust business

In November 1997, the Corporation sold its corporate trust business to Chase Manhattan Bank. This business generated $18 million of revenue in the first nine months of 1997 including approximately $12 million of institutional trust administration/custody fee revenue. The Corporation recorded a gain of $43 million on the sale. The sale is not otherwise expected to materially affect the Corporation's earnings and will not affect the Corporation's other trust businesses.

--------------------------------------------------------------------------------

Other fee revenue

Other fee revenue increased $25 million in 1997 from $327 million in 1996. This increase primarily resulted from a $28 million increase in servicing fee revenue from the insurance premium finance and home equity loan securitizations. Additional information on the effect of these securitizations is presented in the tables below. In addition, the Corporation experienced a net increase of $25 million in 1997 from higher syndication fees, the realization of lease residuals, higher fees from the electronic filing of income tax returns and the sale of equity securities and other assets. This increase was offset by the $28 million gain recorded in 1996 on the home equity loan securitization.

1996 compared with 1995

Compared with 1995, fee revenue increased by $349 million, or 21%, in 1996. The improvement reflected increases of 10% in trust and investment fee revenue, 48% in mortgage servicing fees, 34% in credit card fees, 10% in cash management and deposit transaction charges and the $57 million gain on the sale of the AAA credit card portfolio.


LOAN SECURITIZATIONS
--------------------------------------------------------------------------------

The Corporation securitized $950 million of credit card receivables in November 1995, $650 million of home equity loans in March 1996 and $500 million of insurance premium finance loans in December 1996. Securitizations are an effective way to diversify funding sources and manage the size of the balance sheet. The Corporation no longer recognizes net interest revenue on the securitized portfolios; however, the decrease in net interest revenue is substantially offset by increased servicing fee revenue and lower net credit losses. The Corporation continues to service the securitized loans. For analytical purposes, the impact of these securitizations on 1997 and 1996 results are shown below.

-----------------------------------------------------------------------------------------------------------------------------------
SECURITIZED CREDIT CARD RECEIVABLES
 (in millions)                                                                                              1997               1996
-----------------------------------------------------------------------------------------------------------------------------------
Lower net interest revenue                                                                                 $  86              $  89
Lower net credit losses                                                                                       57                 47
Higher fee revenue                                                                                            28                 41
Lower loans - average                                                                                        950                950
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
SECURITIZED HOME EQUITY LOANS
(in millions)                                                                                               1997               1996
-----------------------------------------------------------------------------------------------------------------------------------
Lower net interest revenue                                                                                 $  23              $  18
Lower net credit losses                                                                                        1                  -
Higher fee revenue                                                                                            13                 11
Lower loans - average                                                                                        650                494
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
SECURITIZED INSURANCE PREMIUM FINANCE LOANS
(in millions)                                                                                               1997               1996
-----------------------------------------------------------------------------------------------------------------------------------
Lower net interest revenue                                                                                 $  28               $  1
Lower net credit losses                                                                                        1                  -
Higher fee revenue                                                                                            27                  1
Lower loans - average                                                                                        500                 18
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSE
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
(dollar amounts in millions)                                                              1997              1996             1995
----------------------------------------------------------------------------------------------------------------------------------
Staff expense                                                                           $1,242            $1,055           $  957
Net occupancy expense                                                                      225               205              205
Professional, legal and other purchased services                                           219               195              186
Equipment expense                                                                          175               145              143
Business development                                                                       148               137              136
Amortization of mortgage servicing assets and
  purchased credit card relationships                                                      118               107               68
Amortization of goodwill and other intangible assets                                       105               100               96
Communications expense                                                                     102                96               86
Other expense                                                                              175               165              170
----------------------------------------------------------------------------------------------------------------------------------
    Operating expense before trust-preferred securities
      expense and net revenue from acquired property                                     2,509             2,205            2,047
Trust-preferred securities expense                                                          78                 3                -
Net revenue from acquired property                                                         (19)              (13)             (20)
----------------------------------------------------------------------------------------------------------------------------------
        Total operating expense                                                         $2,568            $2,195           $2,027
----------------------------------------------------------------------------------------------------------------------------------
Average full-time equivalent staff                                                      26,400            24,600           24,300
----------------------------------------------------------------------------------------------------------------------------------
Efficiency ratio (a)                                                                        64%               63%              63%
Efficiency ratio excluding amortization of
  goodwill and other intangible assets                                                      62                60               60
----------------------------------------------------------------------------------------------------------------------------------

(a) Operating expense before trust-preferred securities expense and net revenue from acquired property, as a percentage of revenue, computed on a taxable equivalent basis, excluding gains on the sale of securities.


Operating expense before trust-preferred securities expense and net revenue from acquired property totaled $2,509 million in 1997, an increase of $304 million, or 14%, compared with 1996. The increase primarily resulted from the Buck acquisition and a full-year impact of the 1996 lease financing acquisitions, business growth, business development and reengineering initiatives, and higher equipment expense.

Staff expense totaled $1,242 million in 1997, an increase of $187 million compared with 1996. The increase resulted from the Buck acquisition and a full-year impact of the 1996 lease financing acquisitions, as well as an increase in performance-based incentive expense and higher expense of temporary help and contract programmers. Also impacting this comparison was a charge recorded in the first quarter of 1996 of $18 million for the Corporation's retirement enhancement program.

Net occupancy expense increased $20 million compared with 1996, primarily from the Buck and lease financing acquisitions as well as write-downs related to the consolidation of branch and processing locations.

Professional, legal and other purchased services totaled $219 million in 1997, an increase of $24 million compared with 1996. This increase primarily resulted from higher consulting expenses related to business growth and reengineering initiatives as well as from the Buck and lease financing acquisitions.

Equipment expense increased $30 million compared with 1996, primarily from the one-time expense of upgrading computer hardware and from the Buck acquisition. Business development expense increased $11 million compared with 1996, due mainly to higher expenditures in support of revenue growth.

The amortization of mortgage servicing assets and purchased credit card relationships increased $11 million compared with 1996, primarily resulting from a higher level of mortgage servicing rights (MSRs) acquired through portfolio acquisitions and a higher level of mortgage prepayments. Declines in interest rates can result in prepayments of the mortgage loans underlying the MSRs, which can decrease future net servicing revenue. Decreases in expected future net servicing revenue can result in accelerated amortization and potential impairment of MSRs. The Corporation has entered into various off-

--------------------------------------------------------------------------------

balance-sheet instruments to manage the prepayment risk associated with its mortgage servicing portfolio. See pages 55 and 56 for a further discussion of these instruments.

The increase in the amortization of goodwill and other intangible assets, communications expense and other expense reflects the impact of acquisitions and business growth.

The Corporation sold 50% of its interest in the R-M Trust Company in July 1997. As a result of this transaction, the Corporation accounts for its remaining interest under the equity method of accounting. The net results from this company were recorded as information services fee revenue. The R-M Trust Company recorded operating expense of approximately $12 million in the first half of 1997, primarily in staff expense.

The $75 million increase in trust-preferred securities expense in 1997, compared with 1996, resulted from a full-year impact of the issuance of $1 billion of these securities in December 1996. The proceeds of these securities were used to fund interest-earning assets. See note 13 of the Notes to Financial Statements for a further discussion of these securities.

Year 2000 Project

In early 1996, the Corporation formed a Year 2000 project team to identify software systems and computer-related devices that require modification for the year 2000. A project plan has been developed with goals and target dates. The Corporation's business areas are in various stages of this project plan. The Corporation incurred expenses throughout 1997 related to this project and will continue to incur expenses over the next 24 months. A significant portion of total year 2000 project expenses is represented by existing staff that has been redeployed to this project. Incremental expenses are not expected to materially impact operating results in any one period. The Corporation could be negatively affected by the year 2000 date change to the extent that third parties have not successfully addressed the year 2000 issues. However, the Corporation has taken actions to help reduce this exposure. Third parties have been identified and contacted to determine their year 2000 plans and target dates. This process is ongoing. The Corporation will monitor the progress of critical third parties and will implement contingency plans in the event that such third parties fail to achieve their plans. There can be no assurance that any contingency plans will fully mitigate the effects of any such failure.

1996 compared with 1995

Operating expense before trust-preferred securities expense and net revenue from acquired property was $2,205 million in 1996, an increase of $158 million, or 8%, compared with 1995. The increase primarily resulted from increases in staff expense and the amortization of mortgage servicing assets partially offset by lower FDIC deposit insurance assessment expense. The increase in staff expense resulted from higher incentive and commission expense and base salaries, as well as the charge for the retirement enhancement plan offered in 1996. Higher amortization of mortgage servicing assets resulted from growth in the portfolio. The lower FDIC deposit insurance premium resulted from the suspension of this premium in 1996 for healthy institutions.


INCOME TAXES
--------------------------------------------------------------------------------

The provision for income taxes totaled $398 million in 1997, compared with $418 million in 1996 and $401 million in 1995. The Corporation's effective tax rate for 1997 was 34.1% compared with 36.3% for 1996 and 36.7% for 1995. The lower effective tax rate in 1997 resulted from a fourth quarter 1997 realignment of Corporate entities. It is currently anticipated that the effective tax rate will be approximately 35.3% in 1998.

CAPITAL
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
SELECTED CAPITAL DATA
(dollar amounts in millions,                                                                   December 31,
 except per share amounts)                                               1997                       1996                   1995
-----------------------------------------------------------------------------------------------------------------------------------
Common shareholders' equity                                          $  3,652                     $3,456                  $3,590
Common shareholders' equity to assets ratio                              8.13%                      8.11%                   8.83%

Tangible common shareholders' equity                                 $  2,227                     $2,218                  $2,632
Tangible common equity to assets ratio (a)                               5.12%                      5.36%                   6.63%

Total shareholders' equity                                           $  3,845                     $3,746                  $4,025
Total shareholders' equity to assets ratio                               8.56%                      8.79%                   9.90%

Tier I capital ratio                                                     7.77                       8.38                    8.14
Total (Tier I plus Tier II) capital ratio                               12.73                      13.58                   11.29
Leverage capital ratio                                                   8.02                       8.31                    7.80

Book value per common share                                          $  14.39                     $13.43 (b)              $13.09 (b)
Tangible book value per common share                                 $   8.77                     $ 8.62 (b)              $ 9.60 (b)

Closing common stock price                                           $  60.63                     $35.50 (b)              $26.88 (b)
Market capitalization                                                 $15,386                     $9,134                  $7,374
Common shares outstanding (000)                                       253,786                    257,294 (b)             274,374 (b)
------------------------------------------------------------------------------------------------------------------------------------

(a) Common shareholders' equity less goodwill and other intangibles recorded in connection with purchase acquisitions divided by total assets less goodwill and other intangibles recorded in connection with purchase acquisitions.

(b) Restated to reflect the two-for-one common stock split distributed on June 2, 1997.

The Corporation's capital management objectives are to maintain a strong capital base--in excess of all regulatory guidelines--while also maximizing shareholder value. During 1997, the Corporation continued to enhance shareholder value by returning excess capital to shareholders through the repurchase of common stock and increased dividends. The increase in the Corporation's common and total shareholders' equity at December 31, 1997, compared with December 31, 1996, reflects earnings retention and the common shares issued in the Buck acquisition, partially offset by common stock repurchases. Also impacting total shareholders' equity was the February 1997 redemption of the $100 million Series J preferred stock.

The Corporation returned $534 million to shareholders in 1997, prior to any reissuances, by repurchasing 12.1 million shares of common stock, or nearly 5% of common shares outstanding at the beginning of the year. Since the beginning of 1995, the Corporation has repurchased 59.3 million common shares prior to any reissuances, as well as warrants for 9 million shares of common stock. In July 1997, the board of directors of the Corporation authorized the repurchase of up to 6 million shares of common stock.

Average common stock and stock equivalents used in the computation of diluted earnings per share totaled 260.8 million shares in 1997, compared with 266.6 million shares in 1996. The Corporation's average level of treasury stock was approximately $300 million higher in 1997 compared with 1996. After giving effect to funding the higher level of treasury stock, valued at a short-term funding rate, the lower share count increased diluted earnings per share 1% while ongoing business growth increased diluted earnings per share 11%.

--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
COMMON SHARES OUTSTANDING
(in millions)                                                                                             1997            1996
-----------------------------------------------------------------------------------------------------------------------------------
Beginning shares outstanding                                                                             257.3           274.4
Shares issued for stock-based benefit plans and dividend reinvestment plan                                 5.1             4.5
Shares issued for Buck acquisition                                                                         3.5               -
Shares repurchased                                                                                       (12.1) (a)      (21.6) (b)
-----------------------------------------------------------------------------------------------------------------------------------
       Ending shares outstanding                                                                         253.8           257.3
-----------------------------------------------------------------------------------------------------------------------------------

(a) Purchase price of $534 million for an average share price of $44.01 per share.
(b) Purchase price of $596 million for an average share price of $27.55 per share.

Regulatory capital

The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial results. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of the Corporation's and its banking subsidiaries' assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification also are subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Tier I and Total capital are expressed as a percentage of risk-adjusted assets, which include various credit risk-weighted percentages of on-balance-sheet assets, as well as off-balance-sheet exposures. The Leverage capital ratio evaluates capital adequacy on the basis of the ratio of Tier I capital to quarterly average total assets as reported on the Corporation's regulatory financial statements, net of the loan loss reserve, goodwill and certain other intangibles. To be well capitalized, the Corporation's banking subsidiaries must maintain Tier I, Total and Leverage capital ratios of at least 6%, 10% and 5%, respectively. All of the banking subsidiaries qualified as well capitalized at December 31, 1997 and 1996. The Corporation intends to maintain the ratios of its banking subsidiaries at the well-capitalized levels. By maintaining ratios above the regulatory well-capitalized guidelines, the Corporation's banking subsidiaries receive the financial benefit of lower FDIC deposit insurance assessments.

--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
RISK-BASED AND LEVERAGE CAPITAL RATIOS                                                                           December 31,
(dollar amounts in millions)                                                                                1997             1996
------------------------------------------------------------------------------------------------------------------------------------
Tier I capital:
    Common shareholders' equity (a)                                                                      $ 3,619          $ 3,457
    Qualifying preferred stock                                                                               193              290
    Trust-preferred securities (b)                                                                           991              863
    Other items                                                                                                4              (12)
    Goodwill and certain other intangibles                                                                (1,366)          (1,150)
------------------------------------------------------------------------------------------------------------------------------------
       Total Tier I capital                                                                                3,441            3,448
Tier II capital                                                                                            2,197            2,140
------------------------------------------------------------------------------------------------------------------------------------
       Total qualifying capital                                                                          $ 5,638          $ 5,588
------------------------------------------------------------------------------------------------------------------------------------
Risk-adjusted assets:
    On-balance-sheet                                                                                     $29,772          $27,717
    Off-balance-sheet                                                                                     14,515           13,436
------------------------------------------------------------------------------------------------------------------------------------
       Total risk-adjusted assets                                                                        $44,287          $41,153
------------------------------------------------------------------------------------------------------------------------------------
Average assets-leverage capital basis                                                                    $42,926          $41,498
------------------------------------------------------------------------------------------------------------------------------------
Tier I capital ratio (c)                                                                                    7.77%            8.38%
Total capital ratio (c)                                                                                    12.73            13.58
Leverage capital ratio (c)                                                                                  8.02             8.31
------------------------------------------------------------------------------------------------------------------------------------

(a) In accordance with regulatory guidelines, the $33 million of unrealized gains and $1 million of unrealized loss, net of tax, on assets classified as available for sale at December 31, 1997 and 1996, respectively, have been excluded.

(b) The amount of trust-preferred securities that qualifies as Tier I capital is subject to the same regulatory limit of 25% of total Tier I capital that is applied to cumulative perpetual preferred stocks.

(c) The required minimum Tier I, Total and Leverage capital ratios are 4%, 8% and 3%, respectively.

The decrease in the Corporation's regulatory capital ratios compared with year-end 1996 reflects a higher level of risk-adjusted assets as well as a higher level of goodwill and other intangibles, from acquisitions.


------------------------------------------------------------------------------------------------------------------------------------
RISK-BASED AND LEVERAGE CAPITAL RATIOS FOR SIGNIFICANT BANKING SUBSIDIARIES
                                                                                     Mellon                        Boston Safe
                                                                                     Bank, N.A.                    Deposit and Trust
                                        Capital           Well-                      ----------                    -----------------
                                        adequacy          capitalized                December 31,                  December 31,
(dollar amounts in millions)            guidelines        guidelines            1997            1996          1997             1996
------------------------------------------------------------------------------------------------------------------------------------
Amount:
  Tier I capital                                                             $ 2,646         $ 2,419        $  355           $  426
  Total qualifying capital                                                     4,228           3,712           381              460
  Risk-adjusted assets                                                        39,319          36,614         2,093            2,743
  Average assets-leverage
    capital basis                                                             37,555          36,811         4,266            4,157
Ratios:
  Tier I capital ratio                    4%                6%                  6.73%           6.61%        16.95%           15.52%
  Total capital ratio                     8                10                  10.75           10.14         18.20            16.78
  Leverage capital ratio                  3                 5                   7.05            6.57          8.31            10.24
------------------------------------------------------------------------------------------------------------------------------------

In 1996, the regulatory agencies adopted a proposal to incorporate market risk into the risk-based capital guidelines. This amendment requires any bank or bank holding company whose trading activity is the lesser of: (1) 10% or more of its total

--------------------------------------------------------------------------------

assets, or (2) $1 billion or greater, to measure its exposure to market risk using its own internal value-at-risk model and to hold capital in support of that exposure. This amendment was effective January 1, 1997, with mandatory compliance by January 1, 1998. The Corporation anticipates that this requirement will have a minimal impact on its risk-based capital ratios.

When computing Tier I capital, the Corporation deducts all goodwill and certain other identified intangibles acquired subsequent to February 19, 1992, except mortgage servicing assets and purchased credit card relationships.

Goodwill and other intangibles

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          December 31,
(in millions)                                                                                1997              1996            1995
-----------------------------------------------------------------------------------------------------------------------------------
Goodwill                                                                                   $1,341            $1,110            $788
-----------------------------------------------------------------------------------------------------------------------------------

The $231 million increase in goodwill at December 31, 1997, compared with December 31, 1996, resulted from a $164 million increase related to the Buck acquisition and a $149 million increase related to the Pacific Brokerage Services, Inc. acquisition, partially offset by $74 million of amortization. Based upon the current level and amortization schedule, the annual amortization of goodwill for the years 1998 through 2000 is expected to be approximately $79 million and decrease to approximately $75 million in 2001 and 2002. The after-tax impact of the annual amortization of goodwill for the years 1998 through 2000 is expected to be approximately $69 million and decrease to approximately $65 million in 2001 and 2002. The levels of goodwill and purchased core deposit intangibles are expected to increase by approximately $750 million following the closing of the 1st Business Corporation, United Bankshares, Inc. and Founders Asset Management, Inc. acquisitions in the first half of 1998.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          December 31,
(in millions)                                                                                1997              1996            1995
-----------------------------------------------------------------------------------------------------------------------------------
Purchased core deposit intangibles                                                            $65              $ 88            $110
Covenants not to compete                                                                        -                 6              22
Other identified intangibles                                                                   19                34              38
-----------------------------------------------------------------------------------------------------------------------------------
   Total purchased core deposit
     and other identified intangibles                                                         $84              $128            $170
-----------------------------------------------------------------------------------------------------------------------------------

The decrease in purchased core deposit and other identified intangibles from December 31, 1996, resulted from amortization expense of $31 million and the sale of 50% of the R-M Trust Company. Based upon the current level and amortization schedule, the annual amortization of purchased core deposit and other identified intangibles for the years 1998 through 2002 is expected to be approximately $24 million, $24 million, $12 million, $7 million and $5 million, respectively. The after-tax impact of the annual amortization of these items for the years 1998 through 2002 is anticipated to be approximately $16 million, $16 million, $8 million, $4 million and $3 million, respectively.

Mortgage servicing assets and purchased credit card relationships

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                           December 31,
(in millions)                                                                                1997              1996            1995
-----------------------------------------------------------------------------------------------------------------------------------
Mortgage servicing assets                                                                  $1,052              $745            $592
Purchased credit card relationships                                                            23                29              90
-----------------------------------------------------------------------------------------------------------------------------------
   Total mortgage servicing assets
     and purchased credit card relationships                                               $1,075              $774            $682
-----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

In 1997 and 1996, the Corporation capitalized $433 million and $285 million, respectively, of servicing assets in connection with both mortgage servicing portfolio purchases and loan originations. Mortgage servicing assets are amortized in proportion to estimated net servicing income over the estimated life of the servicing portfolio. Amortization expense totaled $112 million, $96 million and $57 million in 1997, 1996 and 1995, respectively. The estimated fair value of capitalized mortgage servicing assets was $1.2 billion at December 31, 1997. See note 1 of Notes to Financial Statements for a further discussion of the Corporation's accounting policy for mortgage servicing assets.

On January 1, 1997, FAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," became effective. FAS No. 125 establishes the criteria for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. FAS No. 125 supersedes several accounting standards, including FAS No. 122, "Accounting for Mortgage Servicing Rights." The adoption of FAS No. 125 was immaterial to the Corporation's financial position and results of operations.


CORPORATE RISK
--------------------------------------------------------------------------------

RISK OVERVIEW
--------------------------------------------------------------------------------

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

The Corporation is involved with various financial instruments that potentially create risk. These instruments are both on and off the balance sheet. On-balance-sheet instruments include securities, loans, mortgage servicing rights, deposits and borrowings. Off-balance-sheet instruments include loan commitments, standby letters of credit, interest rate swaps, foreign exchange contracts and interest rate futures and forwards.

LIQUIDITY AND DIVIDENDS
--------------------------------------------------------------------------------

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

The Corporation's liquidity position is managed by maintaining adequate levels of liquid assets, such as money market assets and securities available for sale. Additional liquidity is available through the Corporation's ability to participate or sell commercial loans and to securitize selected loan portfolios. The parent Corporation also has a $300 million revolving credit agreement, with approximately three years remaining until maturity, and a $25 million backup line of credit to

--------------------------------------------------------------------------------

provide support facilities for its commercial paper borrowings and for general corporate purposes. The revolving credit facility contains Tier I ratio, double leverage ratio and nonperforming asset covenants, as discussed in note 11 of Notes to Financial Statements.

As shown in the consolidated statement of cash flows, cash and due from banks increased by $804 million during 1997 to $3,650 million at December 31, 1997. The increase reflected $517 million of net cash provided by operating activities, $188 million of net cash provided by investing activities and $70 million of net cash provided by financing activities. Net cash provided by investing activities principally reflected a decrease in securities available for sale and proceeds from the sale of loan portfolios, partially offset by loan growth and an increase in mortgage servicing assets. Net cash provided by financing activities primarily reflected an increase in short-term borrowings, partially offset by a decrease in deposits and the repurchase of common stock.

In May 1997, Mellon Bank, N.A., the Corporation's principal banking subsidiary, issued $300 million of subordinated debt at a fixed rate of 7.375%, maturing in 2007. This subordinated debt qualifies as Tier II capital for the Corporation's risk-based capital calculation. The proceeds from this issue were used for general corporate purposes. Contractual maturities of parent term debt totaled $205 million in 1997 and consisted primarily of the $200 million 6-1/2% Senior Notes that matured in December 1997. Contractual maturities of long-term debt will total $118 million in 1998, including $12 million of parent term debt.

At December 31, 1997, the Corporation had a debt shelf registration statement on file with the Securities and Exchange Commission on which up to $1.25 billion of debt may be issued. The issuance of any debt securities from this debt shelf registration will depend on future market conditions, funding requirements and other factors.

Mellon Bank, N.A. has an existing offering circular, under which it can issue up to $6 billion of bank notes. Up to $3 billion of these notes, outstanding at any one time, can have maturities of 7 to 270 days and up to $3 billion, in the aggregate, can have maturities of more than 270 days to 15 years. At December 31, 1997, the bank had $303 million of notes with original maturities greater than one year and $330 million of short-term notes outstanding under this program. Proceeds from these notes are used for general funding purposes of the bank.

At December 31, 1997, the Corporation's and Mellon Bank, N.A.'s senior debt were rated "A2" and "A1", respectively, by Moody's and "A" and "A+", respectively, by Standard & Poor's. In August 1997, Standard & Poor's revised its ratings outlook on the Corporation and its affiliates to positive from stable.

In February 1997, the Corporation redeemed the $100 million, 8.50% Series J preferred stock at a redemption price of $25 per share plus accrued dividends. The Corporation has announced that it will redeem the $200 million, 8.20% Series K preferred stock on February 17, 1998, at a redemption price of $25 per share plus accrued dividends.

The Corporation increased its annual common stock dividend to $1.32 per common share in the second quarter of 1997, an increase of 10% from the previous annual rate, on a post-split basis, of $1.20. The Corporation has increased its common stock dividend six times over the last four years, resulting in a 161% increase during that period. Common dividends of $330 million were paid on the outstanding shares of common stock during 1997. The dividend payout ratio was 44% in 1997 and 45% in 1996. On a tangible earnings per common share basis, the dividend payout ratio was 40% in both 1997 and 1996. In addition, the Corporation paid $18 million in preferred stock dividends in 1997 and recorded $3 million of issue costs as preferred stock dividends in connection with the redemption of the Series J preferred stock. The Series K preferred stock redemption will result in $7 million of issue costs being recorded as preferred stock dividends in the first quarter of 1998.

Using the current common stock dividend rate and shares outstanding at December 31, 1997, and excluding the Series K preferred stock, the annual dividend requirement in 1998 is expected to be approximately $335 million. The Corporation has reduced its annual preferred stock and common stock dividend requirements by approximately $93 million through the redemption of its preferred stocks and the repurchase of common stock since 1994, net of issuances.

--------------------------------------------------------------------------------

The parent Corporation's principal sources of cash are dividends and interest from its subsidiaries. The ability of national and state member bank subsidiaries to pay dividends to the parent Corporation is subject to certain limitations, as discussed in note 22 of Notes to Financial Statements. Under the more restrictive limitation, the Corporation's national and state member bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to December 31, 1997, of approximately $535 million, less any dividends declared and plus or minus net profits or losses, as defined, between January 1, 1998, and the date of any such dividend declaration. The bank subsidiaries declared dividends to the parent Corporation totaling $450 million in 1997, $400 million in 1996 and $501 million in 1995. Dividends paid to the parent Corporation by nonbank subsidiaries totaled $34 million in 1997, $21 million in 1996 and $30 million in 1995. In 1997, The Boston Company returned $100 million of capital to the parent Corporation. In addition, Mellon Bank, N.A. and The Boston Company returned $200 million and $150 million, respectively, of capital to the parent Corporation in 1996. To comply with regulatory guidelines, the Corporation and its subsidiary banks continually evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition.

Balance sheet analysis
------------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES (in millions)                                                             1997              1996            1995
------------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Money market investments                                                                $ 1,186           $ 1,381         $ 1,222
Trading account securities                                                                  175               146             296
Securities                                                                                5,593             6,184           4,922
Loans                                                                                    27,823            27,233          27,321
------------------------------------------------------------------------------------------------------------------------------------
     Total interest-earning assets                                                       34,777            34,944          33,761
Noninterest-earning assets                                                                8,677             7,541           6,927
Reserve for credit losses                                                                  (512)             (472)           (591)
------------------------------------------------------------------------------------------------------------------------------------
     Total assets                                                                       $42,942           $42,013         $40,097
------------------------------------------------------------------------------------------------------------------------------------

FUNDS SUPPORTING TOTAL ASSETS:
Core funds                                                                              $34,618           $32,068         $30,986
Wholesale and purchased funds                                                             8,324             9,945           9,111
------------------------------------------------------------------------------------------------------------------------------------
     Funds supporting total assets                                                      $42,942           $42,013         $40,097
------------------------------------------------------------------------------------------------------------------------------------

The decrease in the Corporation's average interest-earning assets in 1997, compared with 1996, reflects a $591 million decrease in average securities and a $195 million decrease in average money market investments, partially offset by a $590 million increase in loans. The decrease in average securities reflects a reduction in deposits with pledging requirements in 1997, compared with 1996. Average loans increased as a result of the full-year impact of the 1996 lease financing acquisitions and loan growth, partially offset by the AAA credit card sale and the insurance premium finance loan securitization.

Core funds, which are considered to be the most stable sources of funding, are defined principally as money market and other savings deposits, savings certificates, demand deposits, shareholders' equity, notes and debentures with original maturities over one year, and trust-preferred securities. Core funds primarily support core assets, which consist of loans, net of the reserve and noninterest-earning assets. Average core assets increased $1,686 million in 1997 from the prior year, primarily reflecting a higher level of noninterest-earning assets. The increase in noninterest-earning assets includes a higher level of goodwill resulting from the lease financing and Buck acquisitions and higher levels of receivables, mortgage servicing assets and cash and due from banks. Average core funds increased $2,550 million in 1997 compared with 1996, primarily reflecting the issuance of the trust-preferred securities in December 1996, and higher levels of notes and debentures and corporate and retail deposits. Core funds averaged 96% of core assets in 1997, up from 93% in 1996 and 92% in 1995.

Wholesale and purchased funds are defined as deposits in foreign offices, negotiable certificates of deposit, federal funds purchased and securities under repurchase agreements, U.S. Treasury tax and loan demand notes, other time deposits, short-term bank notes, commercial paper and other funds borrowed. Average wholesale and purchased funds decreased

--------------------------------------------------------------------------------

$1,621 million compared with 1996, primarily reflecting a decrease in deposits in foreign offices, and federal funds purchased and securities under repurchase agreements. As a percentage of total average assets, average wholesale and purchased funds decreased to 19% in 1997, compared with 24% in 1996 and 23% in 1995.


INTEREST RATE SENSITIVITY ANALYSIS
--------------------------------------------------------------------------------

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

Modeling techniques are used to estimate the impact of changes in interest rates on the net interest margin. Assumptions regarding the replacement of maturing assets and liabilities are made to simulate the impact of future changes in rates and/or changes in balance sheet composition. The effect of changes in future interest rates on the mix of assets and liabilities may cause actual results to differ from simulated results. In addition, certain financial instruments provide customers a certain degree of "optionality." For instance, customers have migrated from lower-interest deposit products to higher-interest products. Also, customers may choose to refinance fixed rate loans when interest rates decrease. While the Corporation's simulation analysis considers these factors, the extent to which customers utilize the ability to exercise their financial options may cause actual results to significantly differ from the simulation.

The Corporation has established the following guidelines for assuming interest rate risk:

Net interest margin simulation--Given a +/- 200 basis point parallel shift in interest rates, the estimated net interest revenue may not change by more than 5% for a one-year period.
Portfolio equity simulation--Portfolio equity is the net present value of the Corporation's existing assets, liabilities and off-balance-sheet instruments. Given a +/- 200 basis point parallel shift in interest rates, portfolio equity may not change by more than 20% of total shareholders' equity.

The measurement of interest rate risk is meaningful only when all related on- and off-balance-sheet items are aggregated and the net positions are identified. Financial instruments that the Corporation uses to manage interest rate sensitivity include: money market assets, U.S. government and federal agency securities, municipal securities, mortgage-backed securities, corporate bonds, asset-backed securities, fixed rate wholesale term funding, interest rate swaps, caps and floors, financial futures and financial options. The table below illustrates the simulation analysis of the impact of a 50, 100 or 200 basis point parallel shift upward or downward in interest rates on net interest revenue, earnings per share and return on common shareholders' equity. This analysis was done using the levels of all interest-earning assets and off-balance-sheet instruments used for interest rate risk management at December 31, 1997, assuming that the level of loan fees remains unchanged and excludes the impact of interest receipts on nonperforming loans. The impact of the rate movements was developed by simulating the effect of rates changing in a parallel fashion over a six-month period from the December 31, 1997, levels and remaining at those levels thereafter. This analysis excludes the effect that rate movements can have on the value of mortgage servicing rights, discussed on pages 55 and 56.

------------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE SIMULATION SENSITIVITY ANALYSIS
                                                                   Movements in interest rates from December 31, 1997, rates
------------------------------------------------------------------------------------------------------------------------------------
Simulated impact in the next 12 months                                Increase                                 Decrease
  compared with December 31, 1997:                       ---------------------------------         ---------------------------------
                                                           +50bp       +100bp       +200bp           -50bp       -100bp       -200bp
                                                         ---------------------------------         ---------------------------------
  Net interest revenue decrease                            -%            (.2)%        (.8)%        (.1)%         (.5)%      (1.3)%
  Earnings per share decrease                            $ -           $(.01)       $(.03)         $ -         $(.02)      $(.05)
  Return on common equity decrease                         -  bp          (5) bp      (21) bp       (2) bp       (12) bp     (33) bp
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Managing interest rate risk with off-balance-sheet instruments

The Corporation uses interest rate swaps, including index amortizing swaps and callable swaps, in managing its overall interest rate exposure. By policy, the Corporation will not implement any new off-balance-sheet activity that, when aggregated into the total corporate interest rate exposure, would cause the Corporation to exceed the interest rate risk limits outlined previously. Interest rate swaps, caps and floors, financial futures and financial options have been approved by the board of directors for managing the overall corporate interest rate exposure. Their usage for speculative purposes is not permitted outside of those areas designated as trading and controlled with specific authorizations and limits. These instruments provide the Corporation flexibility in adjusting its interest rate risk position without exposure to principal risk and funding requirements. By using off-balance-sheet instruments to manage interest rate risk, the effect is a smaller, more efficient balance sheet, with a lower wholesale funding requirement and a higher return on assets and net interest margin with a comparable level of net interest revenue and return on common shareholders' equity.

Interest rate swaps involve the exchange of fixed and variable interest payments based upon a contractual notional amount. In an index amortizing swap, the notional amount will vary based upon an underlying index. Generally, as rates fall, the notional amounts decline more rapidly and, as rates increase, notional amounts decline more slowly. Callable swaps are generic swaps with a call option at the option of the counterparty. Callable swaps' notional amounts are not based on interest rate indices, but call options will be exercised or not exercised on the basis of market interest rates. The callable swaps entered into by the Corporation are subject to call options in August 1998, November 1998 and February 1999, at the option of the counterparty. If after a specified time period the call options are not exercised, the swaps will remain outstanding until their contractual maturity date. The use of financial futures and option contracts is permitted provided that: the transactions occur in a market with a size that ensures sufficient liquidity; the contract is traded on an approved exchange or, in the case of over-the-counter option contracts, is transacted with a credit-approved counterparty; and the types of contracts have been authorized for use by the board of directors and the Finance Committee. The Corporation's off-balance-sheet instruments used to manage its interest rate risk are shown in the table on the following page. Additional information regarding these contracts is presented in note 24 of Notes to Financial Statements.

--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
MATURITIES OF OFF-BALANCE-SHEET INSTRUMENTS USED TO MANAGE INTEREST RATE RISK
                                                                                                                           Total at
                                                                                                                           Dec. 31,
(notional amounts in millions)                  1998         1999         2000          2001         2002         2003+        1997
-----------------------------------------------------------------------------------------------------------------------------------
Receive fixed/pay floating
 generic swaps: (a)
    Notional amount                           $   29       $    -         $  -           $ -         $  -         $ 700      $  729
    Weighted average rate:
      Receive                                   4.64%           -            -             -            -          6.62%       6.54%
      Pay                                       4.59%           -            -             -            -          5.86%       5.81%

Receive fixed/pay floating
 indexed amortizing swaps:
    Notional value                            $  755       $1,622         $212           $93         $270         $   -      $2,952
    Weighted average rate:
      Receive                                   6.19%        5.71%        6.43%         7.15%        7.13%            -        6.06%
      Pay                                       5.83%        5.82%        5.83%         5.85%        5.85%            -        5.82%

Receive fixed/pay floating
 callable swaps: (b)
    Notional value                            $  650       $  400         $  -           $ -         $  -         $   -      $1,050
    Weighted average rate:
      Receive                                   6.90%        6.86%           -             -            -             -        6.88%
      Pay                                       5.82%        5.82%           -             -            -             -        5.82%

Pay fixed/receive floating
 generic swaps: (a)
    Notional amount                             $444       $  220         $  -           $ -         $  5         $  10      $  679
    Weighted average rate:
      Receive                                   5.78%        5.94%           -             -         5.81%         5.83%       5.83%
      Pay                                       5.92%        6.18%           -             -         6.59%         6.64%       6.02%

Other products (c)                            $    -       $    -         $ 40           $ -         $  -         $   -      $   40
-----------------------------------------------------------------------------------------------------------------------------------

    Total notional amount                     $1,878       $2,242         $252           $93         $275         $ 710      $5,450
-----------------------------------------------------------------------------------------------------------------------------------

(a) Generic swaps' notional amounts and lives are not based upon interest rate indices.

(b) Expected maturity dates, based upon interest rates at December 31, 1997, are shown in this table.

(c)  Average rates are not meaningful for these products.

The gross notional amount of off-balance-sheet products used to manage the Corporation's interest rate risk was $5.5 billion at December 31, 1997, an increase of approximately $.6 billion from December 31, 1996. The increase in these instruments resulted from the addition of approximately $1.1 billion of callable swaps in the first quarter of 1997. This gross notional amount, which is presented in the table above, should be viewed in the context of the Corporation's overall interest rate risk management activities to assess its impact on the net interest margin. These off-balance-sheet products were used to modify the Corporation's natural asset-sensitive position.

The table on the following page presents the gross notional amounts of off-balance-sheet instruments used to manage interest rate risk, identified by the underlying interest rate-sensitive instruments.

--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 December 31,
(in millions)                                                                                              1997                1996
-----------------------------------------------------------------------------------------------------------------------------------
Instruments associated with deposits                                                                     $3,143              $3,888
Instruments associated with other liabilities                                                               705                 415
Instruments associated with loans                                                                         1,602                 582
-----------------------------------------------------------------------------------------------------------------------------------
     Total notional amount                                                                               $5,450              $4,885
-----------------------------------------------------------------------------------------------------------------------------------

The Corporation entered into these off-balance-sheet products to reduce the natural interest rate risk embedded in its assets and liabilities. The interest received and interest paid are recorded on an accrual basis in interest revenue and interest expense associated with the underlying assets and liabilities. The net differential resulted in interest revenue of $23 million in 1997, compared with interest revenue of $24 million in 1996 and interest expense of $2 million in 1995. The Corporation's analysis using interest rates at December 31, 1997, indicates that currently held off-balance-sheet instruments are expected to have a positive impact of approximately $15 million on the net interest margin in 1998.

In response to tactical asset/liability management considerations, the Corporation terminated $200 million of pay fixed rate generic interest rate swaps in 1997, resulting in a net deferred loss of less than $1 million. This loss will be amortized over the two years remaining on the original hedge. This net unamortized deferred loss combined with net unaccreted deferred gains of $2 million resulting from the terminations of $4.6 billion of interest rate swaps during 1996 resulted in a net unaccreted deferred gain of $2 million, carried as other liabilities, at December 31, 1997. The Corporation accreted $3 million and $7 million of these gains into net interest revenue in 1997 and 1996, respectively. In addition, during 1996, the Corporation terminated $800 million of interest rate agreements that were used to lock in the cost of debt issuances in 1996. These terminations resulted in net unaccreted deferred gains, carried as other liabilities, totaling $11 million at December 31, 1997. These deferred gains are being accreted to interest expense over the term of the debt. Approximately $1 million of these gains was accreted into interest expense in both 1997 and 1996, respectively.

The Corporation also has entered into off-balance-sheet contracts to manage the prepayment risk associated with a portion of its mortgage servicing portfolio. Mortgage servicing rights (MSRs) are interest rate sensitive due to the mortgage borrower's option to prepay the mortgage loan. If mortgage interest rates decrease, borrowers may prepay mortgage loans. Since mortgage loans underlie MSRs, a decrease in interest rates and an actual (or probable) increase in mortgage prepayments shorten the expected life of the MSR and reduces its value. Conversely, an increase in interest rates and an actual (or probable) decrease in mortgage prepayments lengthen the expected life of the MSR and increases its value.

To mitigate the prepayment risk of decreasing long-term interest rates, higher than expected mortgage prepayments and a potential impairment to MSRs, the Corporation uses interest rate floor and interest rate swap contracts tied to yields on 10-year constant maturity Treasury notes. At December 31, 1997, the Corporation had approximately $1.85 billion of purchased interest-rate floor agreements outstanding and $1.0 billion of interest rate swap agreements outstanding. In addition, the Corporation had $273 million of principal only swaps outstanding at December 31, 1997. These instruments are collectively structured to gain value as interest rates decrease, therefore reducing the potential impairment of MSRs. Conversely, the value of these instruments will decrease as interest rates increase.

Realized gains/losses and cash settlements on these instruments are recorded as adjustments to the carrying value of the MSRs. These instruments do not entirely eliminate risk. Mortgage prepayment rates may not occur as expected. The following table presents the gross notional amounts of off-balance-sheet instruments used to manage prepayment risk associated with MSRs.

--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
MATURITIES OF OFF-BALANCE-SHEET INSTRUMENTS USED TO
MANAGE PREPAYMENT RISK OF MSRS                                                                                              Total at
                                                                                                                             Dec. 31
(dollar amounts in millions)                                1998         1999       2000       2001       2002      2003+       1997
------------------------------------------------------------------------------------------------------------------------------------
Interest rate floors (notional)                             $  -        $   -       $  -       $  -     $1,850     $    -    $1,850
   Weighted average strike rates                               -            -          -          -       5.67%         -      5.67%
   Fair value                                                                                                                    35

Receive fixed/pay floating interest
  rate swaps (notional)                                     $  -        $   -       $  -       $  -     $    -     $1,000    $1,000
   Weighted average rates:
     Receive                                                   -            -          -          -          -       6.40%     6.40%
     Pay                                                       -            -          -          -          -       5.82%     5.82%
   Fair value                                                                                                                    26

Principal only swaps (notional) (a)                         $273        $   -       $  -       $  -     $    -     $    -    $  273
   Fair value                                                                                                                    13
------------------------------------------------------------------------------------------------------------------------------------
   Total notional amount                                    $273        $   -       $  -       $  -     $1,850     $1,000    $3,123
------------------------------------------------------------------------------------------------------------------------------------

(a) Shown as maturing in 1998 because the swaps can be canceled at the Corporation's discretion. Contractual maturity is 2002.

In addition to the risk management instruments previously discussed, the Corporation has entered into contracts to hedge anticipated transactions. The Corporation has entered into four interest rate swap contracts totaling $350 million to lock in the cost of a debt issuance anticipated in the first quarter of 1998. The Corporation also has entered into $229 million of interest rate futures to lock in the value of certain loans that are anticipated to be sold and/or securitized in the first half of 1998. There was an unrealized loss of less than $1 million related to these anticipated transactions at December 31, 1997.

The estimated unrealized fair value of the Corporation's risk management off-balance-sheet products at December 31, 1997, was a positive $111 million, compared to a negative $64 million at December 31, 1996. This increase was consistent with the decrease in interest rates in 1997, which had the corresponding effect of decreasing the fair value of on-balance-sheet core deposits. Also impacting the market value was the positive fair value of the interest rate floors and swaps entered into in the second half of 1997 to hedge against value impairment of the Corporation's MSRs. These values should be viewed in the context of the overall financial structure of the Corporation, including the aggregate net position of all on- and off-balance-sheet instruments. As more fully discussed in note 24 of Notes to Financial Statements, credit risk associated with off-balance-sheet instrument positions represents the aggregate replacement cost of contracts in a gain position. At December 31, 1997 and 1996, the amount of credit exposure associated with risk management instruments was $114 million and $7 million, respectively.

Off-balance-sheet instruments used for trading activities

The Corporation offers off-balance-sheet financial instruments, primarily foreign exchange contracts, currency and interest rate option contracts, interest rate swaps, interest rate caps and floors, and interest rate futures and forward contracts to enable customers to meet their financing objectives and to manage their interest- and currency-rate risk. Supplying these instruments provides the Corporation with fee revenue. The Corporation also uses such instruments in connection with its proprietary trading account activities. All of these instruments are carried at market value with realized and unrealized gains and losses included in foreign currency and securities trading revenue. In 1997, the Corporation recorded $115 million of fee revenue from these activities, primarily from foreign exchange contracts entered into on behalf of customers, compared with $76 million in 1996. The total notional values of these contracts were $45 billion at

--------------------------------------------------------------------------------

December 31, 1997, and $36 billion at December 31, 1996, and are included in the off-balance-sheet instruments used for trading activities table on page 98 in note 24 of Notes to Financial Statements. Total credit risk of contracts used for trading activities was $533 million at December 31, 1997, and $345 million at December 31, 1996.

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

The financial risk associated with trading positions is managed by assigning position limits and stop loss guidance amounts to individual activities. The Corporation uses a value at risk methodology to estimate the potential daily amount that could be lost. Value at risk measures the volatility of the value of equity, which is the present value of future expected cash flows of assets, liabilities and off-balance-sheet instruments. Position limits are assigned to each family of financial instruments eligible for trading such that the aggregate value at risk in these activities at any point in time will not exceed a specified limit given a significant market movement. The extent of market movement deemed to be significant is based upon an analysis of the historical volatility of individual instruments that would cover 95% of likely daily market movements. The loss analysis includes the off-balance-sheet instruments used for trading activities as well as the financial assets and liabilities that are classified as trading positions on the balance sheet. Using the Corporation's methodology, which considers such factors as changes in interest rates, spreads and options volatility, the aggregate value at risk for trading activities was approximately $1 million at December 31, 1997, primarily related to foreign currency contracts.

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


CREDIT RISK
--------------------------------------------------------------------------------

Credit risk exists in financial instruments that are both on and off the balance sheet. Financial instruments such as loans and leases are on the balance sheet. Off-balance-sheet credit exposures include loan commitments, standby letters of credit and the credit risk associated with financial instruments used for risk management and trading activities.

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

--------------------------------------------------------------------------------

Management maintains a comprehensive centralized process through which the Corporation establishes exposure limits, extends new loans, monitors credit quality, actively manages problem credits and disposes of nonperforming assets. The Corporation's board of directors is kept informed of credit activity through a series of monthly and quarterly reports. To help ensure adherence to the Corporation's credit policies, department credit officers report to both the Corporation's chief risk and credit officer and the head of each respective lending department. The responsibilities of these credit officers include all aspects of the credit process except credit review, credit recovery and aggregate portfolio management, which are centralized at the corporate level.

The Corporation manages both on- and off-balance-sheet credit risk by maintaining a well-diversified credit portfolio and by adhering to its written credit policies, which specify general underwriting criteria as well as underwriting standards for specific industries and control credit exposure by borrower, counterparty, degree of risk, industry and country. These measures are adopted by the Credit Policy Committee and are regularly updated to reflect the committee's evaluation of developments in economic, political and operating environments that could affect lending risks. The Corporation may adjust credit exposure to individual industries or customers through loan sales, syndications, participations and the use of master netting agreements when the Corporation has more than one transaction outstanding with the same customer.

Except for certain well-defined loans made by the Consumer Banking sector, primarily to consumers and small businesses, all credit extensions are approved jointly by officers of the Credit Policy department and officers of the lending departments. The number and level of officer approvals required are determined by the dollar amount and risk characteristics of the credit extension. The amount of collateral, if any, obtained by the Corporation upon the extension of credit is based on industry practice as well as the credit assessment of the customer. The type and amount of collateral vary, but the form generally includes: accounts receivable; inventory; property, plant and equipment; other assets; and/or income-producing commercial properties with appraised values that exceed the contractual amount of the credit facilities by pre-approved ratios.

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

For a further discussion of the credit risk associated with off-balance-sheet financial instruments, see the discussions of the various financial instruments in note 24 of Notes to Financial Statements.

COMPOSITION OF LOAN PORTFOLIO AT YEAR END
--------------------------------------------------------------------------------

The loan portfolio increased $1,749 million in 1997, compared with the prior year, reflecting increases in consumer mortgages, other consumer credit, business banking, middle market lending and leasing. Partially offsetting these increases was a lower level of credit card loans due in part to the transfer of an additional $231 million of CornerStone(sm) credit card loans to an accelerated resolution portfolio in the fourth quarter of 1997. At December 31, 1997, the composition of the loan portfolio was 57% commercial and 43% consumer, unchanged from the prior year end.

--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        December 31,
(in millions)                                             1997              1996             1995              1994            1993
-----------------------------------------------------------------------------------------------------------------------------------
DOMESTIC LOANS
Commercial and financial                               $10,826 (a)       $10,196          $10,969           $10,015         $ 9,091
Commercial real estate                                   1,509 (b)         1,534            1,532             1,624           1,721
Consumer credit:
   Consumer mortgage                                     8,505             7,772            8,960             8,680           8,191
   Credit card                                             931             1,296            1,924             2,381           1,441
   Other consumer credit                                 3,166             2,640            2,612             2,455           2,372
-----------------------------------------------------------------------------------------------------------------------------------
     Total consumer credit                              12,602            11,708           13,496            13,516          12,004
Lease finance assets                                     2,639             2,533              830               815             718
-----------------------------------------------------------------------------------------------------------------------------------
     Total domestic loans                               27,576            25,971           26,827            25,970          23,534
INTERNATIONAL LOANS                                      1,566             1,422              863               763             950
-----------------------------------------------------------------------------------------------------------------------------------
     Total loans, net of unearned discount (c)         $29,142           $27,393          $27,690           $26,733         $24,484
-----------------------------------------------------------------------------------------------------------------------------------

(a) Includes $7 million of loans subject to the FDIC loss-sharing arrangement that expired on January 1, 1998.
(b) Includes $26 million of loans subject to the FDIC loss-sharing arrangement that expired on January 1, 1998.
(c)  Excludes segregated assets.
Note: There were no concentrations of loans to borrowers engaged in similar activities, other than those shown in this table, that exceeded 10% of total loans at year end.


Commercial and financial

The domestic commercial and financial loan portfolio primarily consists of loans to corporate borrowers in the manufacturing, service, energy, communications, wholesale and retail trade, public utilities and financial services industries. Numerous risk factors impact this portfolio, including industry specific risks such as the economy, new technology, labor rates and cyclicality, as well as customer specific factors such as cash flow, financial structure, operating controls and asset quality. The Corporation diversifies risk within this portfolio by closely monitoring industry concentrations and portfolios to ensure that it does not exceed established lending guidelines. Diversification is intended to limit the risk of loss from any single unexpected economic event or trend. Total domestic commercial and financial loans increased by $630 million, or 6%, during 1997, primarily as a result of increases in business banking and middle market lending to small and midsize businesses. Commercial and financial loans represented 37% of the total loan portfolio at December 31, 1997 and 1996. At year-end 1997, nonperforming domestic commercial and financial loans were
 .16% of total domestic commercial and financial loans, compared with .21% at December 31, 1996. This ratio has been less than 1% for nearly five years.

Commercial real estate

The Corporation's $1,509 million domestic commercial real estate loan portfolio consists of $968 million of commercial mortgages, which generally are secured by nonresidential and multifamily residential properties, and commercial construction loans generally with maturities of 60 months or less. Also included in this portfolio are $541 million of owner-occupied and other loans. Owner-occupied and other loans are loans that are secured by real estate; however, the commercial property is not being relied upon as the primary source of repayment. The commercial real estate loan portfolio includes $26 million of loans acquired in the December 1992 Meritor retail office acquisition that were subject to a five-year 95% loss-sharing arrangement with the FDIC. This loss-sharing arrangement ended on January 1, 1998. Commercial real estate loans carry many of the same customer and industry risks as the commercial and financial portfolio, as well as contractor/subcontractor performance risk in the case of commercial construction loans and cash flow risk based on project economics. Domestic commercial real estate loans decreased $25 million compared with December 31, 1996, as paydowns and credit losses were partially offset by new loan originations. Domestic commercial real estate loans were 5% of total loans at December 31, 1997, and 6% at December 31, 1996. Nonperforming commercial real estate loans were 3.25% of total domestic commercial real estate loans at December 31, 1997, compared with 1.03% at December 31, 1996. This increase was primarily due to the addition of one loan to nonperforming status.

--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
DISTRIBUTION OF DOMESTIC COMMERCIAL REAL ESTATE LOANS                                                                   Percent of
                                                                                                      Dec. 31,         total loans
(in millions)                                                                                             1997          outstanding
-----------------------------------------------------------------------------------------------------------------------------------
Commercial mortgage and construction loans                                                              $  942                3%
Owner-occupied and other loans                                                                             541                2
FDIC loss share loans                                                                                       26                -
-----------------------------------------------------------------------------------------------------------------------------------
       Total                                                                                            $1,509                5%
-----------------------------------------------------------------------------------------------------------------------------------

Consumer mortgage

The consumer mortgage portfolio includes jumbo residential mortgages, traditional one- to four-family residential mortgages, fixed-term home equity loans and home equity revolving credit line loans. At December 31, 1997, this portfolio totaled $8,505 million, up 9%, from $7,772 million at the prior year end. The $733 million increase in this portfolio from year-end 1996 resulted from an increase in the one- to four-family residential mortgage warehouse portfolio.

Jumbo mortgages, which totaled $3.6 billion at year-end 1997, are variable rate residential mortgages that range from $250,000 to $3 million. These loans were virtually unchanged from December 31, 1996, as new loan originations were offset by paydowns and sales. Risks involved in holding jumbo mortgages include less liquidity than a traditional one- to four-family residential mortgage portfolio and increased exposure on an individual loan basis. The Corporation attempts to control these risks by requiring more stringent loan-to-value ratios and higher liquidity and cash flow requirements for each borrower. At December 31, 1997, the geographic distribution of the jumbo mortgages was as follows: 29% in the mid-Atlantic region; 27% in New England; 24% in California; and 20% in other domestic regions.

The Corporation's one- to four-family residential mortgages increased approximately $770 million, to $2.5 billion at December 31, 1997, from the prior year end. This increase primarily resulted from an increase in the loans held in the residential warehouse portfolio. Fixed-term home equity loans totaled $1.8 billion, unchanged from December 31, 1996. Home equity revolving credit line loans were unchanged from year-end 1996 at $.6 billion. Risks on these three portfolios are limited to payment and collateral risk, and are primarily driven by regional economic factors. Nonperforming consumer mortgages were .62% of total consumer mortgages at December 31, 1997, compared with .65% at December 31, 1996.

Credit card

At December 31, 1997, credit card loans totaled $931 million, a $365 million, or 28%, decrease from December 31, 1996. The decrease primarily resulted from the transfer of $231 million of CornerStone(sm) credit card loans to an accelerated resolution portfolio in the fourth quarter of 1997 and from credit losses. The transfer of loans to an accelerated resolution portfolio is discussed on the following page. The primary risk associated with credit card loans is that these loans are unsecured and are solely dependent upon the credit-worthiness of the borrower. The Corporation monitors this risk using both internal and external statistical models. In addition to these models, the Corporation monitors factors such as portfolio growth, lending policies and economic conditions. Underwriting standards are continually evaluated and modified based upon these factors. Credit card loans are charged off after becoming 180 days delinquent and as such are not placed on nonperforming status prior to charge-off. The improvement in the ratio of credit card loans 90 days or more past due to total credit card loans of .84% at December 31, 1997, compared with 2.24% at December 31, 1996 resulted from the transfer of CornerStone(sm) loans to an accelerated resolution portfolio. The CornerStone(sm) credit card portfolio totaled $266 million, or 29% of total credit cards at year-end 1997, compared with $631 million, or 49%, at year-end 1996. The CornerStone(sm) credit card product has historically experienced a higher past-due ratio and a higher level of credit losses than the Corporation's other credit card loans.

--------------------------------------------------------------------------------

Other consumer credit

Other consumer credit, which principally consists of student loans, installment loans, unsecured personal credit lines and margin loans, was $3,166 million at December 31, 1997, an increase of $526 million from year-end 1996. The increase was primarily due to a higher level of margin loans following the November 1997 acquisition of Pacific Brokerage Services, Inc. Other consumer credit loans are both secured and unsecured and, in the case of student loans, are government guaranteed. Approximately 52% of this portfolio at December 31, 1997, consisted of student loans.

Lease finance assets

Lease finance assets totaled $2,639 million at December 31, 1997, an increase of $106 million compared with year-end 1996. Lease finance assets represented 9% of the total loan portfolio at December 31, 1997, unchanged from December 31, 1996. Nonperforming leases were .38% of total leases at December 31, 1997, compared with .23% at December 31, 1996.

International loans

Loans to international borrowers totaled $1,566 million at December 31, 1997, up 10% from $1,422 at year-end 1996, primarily due to increased activity with large corporate customers and foreign banks. There were no nonperforming international loans at December 31, 1997. In addition, the Corporation's Asian exposure was minimal at year-end 1997. The Corporation's international lending strategy centers around establishing relationships with large foreign firms that are multinational in nature but also carry a significant U.S.
presence.

Assets held for accelerated resolution

In December 1997, the Corporation transferred $231 million of CornerStone(sm) credit card loans into an accelerated resolution portfolio. In connection with this transfer, the Corporation evaluated the carrying value of these loans and recorded a credit loss of $65 million to reflect an estimated net realizable value of $166 million. Interest and principal receipts, fees and loan loss recoveries on loans in this portfolio are applied to reduce the carrying value of the portfolio, which totaled $157 million at December 31, 1997. This portfolio is in other assets on the Corporation's balance sheet.

NONPERFORMING ASSETS
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                 December 31,
(dollar amounts in millions)                                               1997         1996          1995         1994        1993
-----------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans                                                        $133         $ 94          $167         $151        $202
Acquired property, net of the OREO reserve                                   48           80            69           88         139
-----------------------------------------------------------------------------------------------------------------------------------
     Total nonperforming assets (a)                                        $181         $174          $236         $239        $341
-----------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans as a percentage of total loans                          .46%         .35%          .60%         .56%        .83%
Total nonperforming assets as a percentage of total loans
  and net acquired property                                                 .62%         .63%          .85%         .89%       1.39%
-----------------------------------------------------------------------------------------------------------------------------------

(a)  Excludes segregated assets.

Nonperforming assets is a term used to describe assets on which revenue recognition has been discontinued or is restricted. Nonperforming assets include both nonperforming loans and acquired property, primarily other real estate owned (OREO) acquired in connection with the collection effort on loans. Nonperforming assets do not include the $12 million of segregated assets acquired in the December 1992 Meritor retail office acquisition. The loss-sharing arrangement with the FDIC ended as of January 1, 1998. Beginning in 1998, any segregated assets will be reclassified as nonaccrual loans or OREO, as appropriate. Additional information regarding segregated assets is presented in note 8 of Notes to Financial Statements. Nonperforming loans include both nonaccrual and "troubled debt" restructured loans. Past-due commercial loans are those that are contractually past due 90 days or more but are not on nonaccrual status because they are well secured and in the process of collection. Past-due consumer loans, excluding consumer mortgages, are generally not

--------------------------------------------------------------------------------

classified as nonaccrual but are charged off on a formula basis upon reaching various stages of delinquency. Additional information regarding the Corporation's practices for placing assets on nonaccrual status is presented in note 1 of Notes to Financial Statements.

At December 31, 1997, nonperforming assets totaled $181 million, an increase of $7 million from December 31, 1996, resulting primarily from the addition of a commercial real estate loan to nonperforming status, partially offset by a lower level of OREO. The ratio of nonperforming assets to total loans and net acquired property was .62% at December 31, 1997, the lowest year-end ratio in the Corporation's history. This ratio has been lower than 1% for 14 consecutive quarters, reflecting a strong economy and the effectiveness of the Corporation's loan administration and workout procedures.

-----------------------------------------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS (a)                                                                         December 31,
(dollar amounts in millions)                                              1997         1996         1995        1994         1993
-----------------------------------------------------------------------------------------------------------------------------------
Domestic nonaccrual loans:
     Commercial and financial                                             $ 17         $ 21         $ 65        $ 60         $ 35
     Commercial real estate                                                 49           16           29          25           75
     Consumer credit:
         Consumer mortgage                                                  52           50           61          56           61
         Other consumer credit                                               5            1            2           -            4
     Lease finance assets                                                   10            6            -           1            2
-----------------------------------------------------------------------------------------------------------------------------------
         Total domestic nonaccrual loans                                   133           94          157         142          177
International nonaccrual loans                                               -            -            -           1            7
-----------------------------------------------------------------------------------------------------------------------------------
         Total nonaccrual loans                                            133           94          157         143          184
-----------------------------------------------------------------------------------------------------------------------------------
Domestic restructured loans:
     Commercial and financial                                                -            -            -           5            4
     Commercial real estate                                                  -            -           10           3           14
-----------------------------------------------------------------------------------------------------------------------------------
         Total restructured loans                                            -            -           10           8           18
-----------------------------------------------------------------------------------------------------------------------------------
Total nonperforming loans:
     Domestic                                                              133           94          167         150          195
     International                                                           -            -            -           1            7
-----------------------------------------------------------------------------------------------------------------------------------
         Total nonperforming loans (b)                                     133           94          167         151          202
-----------------------------------------------------------------------------------------------------------------------------------
Acquired property:
     Real estate acquired                                                   52           86           87         116          175
     Reserve for real estate acquired                                       (9)         (10)         (18)        (29)         (37)
-----------------------------------------------------------------------------------------------------------------------------------
         Net real estate acquired                                           43           76           69          87          138
     Other assets acquired                                                   5            4            -           1            1
-----------------------------------------------------------------------------------------------------------------------------------
         Total acquired property                                            48           80           69          88          139
-----------------------------------------------------------------------------------------------------------------------------------
         Total nonperforming assets                                       $181         $174         $236        $239         $341
-----------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans as a percentage of respective loan portfolio segments:
     Domestic commercial and financial loans                               .16%         .21%         .59%        .65%         .43%
     Domestic commercial real estate loans                                3.25         1.03         2.55        1.73         5.17
     Domestic consumer mortgage loans                                      .62          .65          .68         .64          .75
     Domestic lease finance assets                                         .38          .23            -         .11          .21
         Total loans                                                       .46          .35          .60         .56          .83
Nonperforming assets as a percentage of
  total loans and net acquired property                                    .62          .63          .85         .89         1.39
-----------------------------------------------------------------------------------------------------------------------------------

(a)  Excludes segregated assets.
(b) Includes $44 million, $13 million, $81 million, $58 million and $74 million, respectively, of loans with both principal and interest less than 90 days past due but placed on nonaccrual status by management discretion.

--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
CHANGE IN NONPERFORMING LOANS (a)                              Domestic
                                      ---------------------------------------------------------
                                                                                          Lease
                                       Commercial     Commercial        Consumer        Finance                      Total
(in millions)                         & Financial    Real Estate          Credit         Assets              1997            1996
------------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans at
 beginning of year                            $21            $16             $51            $ 6              $ 94            $167
    Acquired from USL/FUL                       -              -               -              -                 -               5
    Additions                                  68             69              44             20               201             137
    Payments (b)                              (55)            (8)            (17)            (5)              (85)           (125)
    Returned to accrual status                  -             (4)            (12)            (3)              (19)            (33)
    Credit losses                             (17)           (24)             (3)            (6)              (50)            (37)
    Transfers to acquired property              -              -              (6)            (2)               (8)            (20)
------------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans at end of year            $17            $49             $57            $10              $133            $ 94
------------------------------------------------------------------------------------------------------------------------------------

(a)  Excludes segregated assets.
(b)  Includes interest applied to principal and sales.


-----------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL NONPERFORMING LOAN DATA (a)                                                                             December 31,
(dollar amounts in millions)                                                                                   1997            1996
-----------------------------------------------------------------------------------------------------------------------------------
Book balance                                                                                                   $133            $ 94
Contractual balance                                                                                             191             115
Book balance as a percentage of contractual balance                                                              70%             82%
Full-year interest receipts applied to reduce principal                                                        $  1            $  1
Full-year interest receipts recognized in interest revenue                                                        8              11
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


------------------------------------------------------------------------------------------------------------------------------------
IMPAIRED LOANS
(in millions)                                                                                1997              1996            1995
------------------------------------------------------------------------------------------------------------------------------------
Impaired loans at year end (a)                                                               $ 82              $ 56            $109
Average impaired loans for the year                                                            47                86             116
Interest revenue recognized on impaired loans (b)                                               8                11              13
------------------------------------------------------------------------------------------------------------------------------------

(a) Includes $19 million, $13 million and $59 million of impaired loans with a related impairment reserve of $2 million, $3 million and $22 million at December 31, 1997, December 31, 1996 and December 31, 1995, respectively.

(b) All income was recognized using the cash basis method of income recognition.

Acquired property consists of OREO and other assets acquired in connection with loan settlements. Acquired property totaled $48 million at December 31, 1997, a decrease of $32 million compared with year-end 1996.


------------------------------------------------------------------------------------------------------------------------------------
CHANGE IN ACQUIRED PROPERTY                                                                                       December 31,
(in millions)                                                                                                1997            1996
------------------------------------------------------------------------------------------------------------------------------------
OREO at beginning of year, net of the OREO reserve                                                            $76             $69
Foreclosures                                                                                                   12              23
Sales                                                                                                         (47)            (20)
Write-downs, losses, OREO provision and other                                                                   2               4
------------------------------------------------------------------------------------------------------------------------------------
OREO at end of year, net of the OREO reserve                                                                   43              76
Other acquired assets                                                                                           5               4
------------------------------------------------------------------------------------------------------------------------------------
     Total acquired property, net of the OREO reserve (a)                                                     $48             $80
------------------------------------------------------------------------------------------------------------------------------------

(a)  Excludes segregated assets.

--------------------------------------------------------------------------------

The Corporation recognizes any estimated potential decline in the value of OREO between appraisal dates on a property-by-property basis through periodic additions to the OREO reserve. Write-downs charged against this reserve are taken when OREO is sold at a loss or upon the receipt of appraisals which indicate a deterioration in the fair value of the property. Activity in the Corporation's OREO reserve for 1997, 1996 and 1995 is presented in the table below.


------------------------------------------------------------------------------------------------------------------------------------
CHANGE IN RESERVE FOR REAL ESTATE ACQUIRED (OREO RESERVE)
(in millions)                                                                              1997              1996            1995
------------------------------------------------------------------------------------------------------------------------------------
Beginning balance                                                                           $10               $18             $29
Write-downs on real estate acquired                                                          (1)               (4)             (3)
Provision                                                                                     -                (4)             (8)
------------------------------------------------------------------------------------------------------------------------------------
Ending balance                                                                              $ 9               $10             $18
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
FOREGONE INTEREST ON NONPERFORMING LOANS                                           Year ended December 31,
(in millions)                                              1997             1996             1995              1994            1993
------------------------------------------------------------------------------------------------------------------------------------
Contractual interest due                                    $15               $9              $15               $15             $21
Interest revenue recognized                                  10                3                5                 3               7
------------------------------------------------------------------------------------------------------------------------------------
   Interest revenue foregone                                $ 5               $6              $10               $12             $14
------------------------------------------------------------------------------------------------------------------------------------

Note: This table includes interest revenue foregone on loans that were nonperforming at the end of each year. Interest receipts that the Corporation applied, for accounting purposes, to reduce principal balances of nonaccrual loans are included in contractual interest due but not in interest revenue recognized.

The following table presents the amount of loans that were 90 days or more past due as to principal or interest that are not classified as nonperforming. All loans in this table are well secured and in the process of collection or are consumer loans that are not classified as nonaccrual because they are automatically charged off upon reaching 180 days past due.


------------------------------------------------------------------------------------------------------------------------------------
PAST-DUE LOANS                                                                              December 31,
(dollar amounts in millions)                                     1997           1996           1995            1994          1993
------------------------------------------------------------------------------------------------------------------------------------
Consumer:
   Mortgages                                                   $ 38            $ 35            $34            $ 27          $25
       Ratio                                                    .44%            .45%           .38%            .31%         .30%
   Credit card                                                    8 (a)          29 (a)         13 (a)          32           15
       Ratio                                                    .84%           2.24%           .66%           1.35%        1.04%
   Student - government guaranteed                               44              47             44              36           37
       Ratio                                                   2.69%           3.01%          3.11%           2.71%        3.26%
   Other consumer                                                 1               2              1               1            1
       Ratio                                                    .09%            .18%           .09%            .07%         .09%
------------------------------------------------------------------------------------------------------------------------------------
         Total consumer                                        $ 91            $113            $92            $ 96          $78
           Ratio                                                .72%            .97%           .68%            .71%         .65%
Commercial (b)                                                   13              10              6              10            6
------------------------------------------------------------------------------------------------------------------------------------
         Total past-due loans                                  $104            $123            $98            $106          $84
------------------------------------------------------------------------------------------------------------------------------------

(a) Excludes past-due CornerStone(sm) credit card loans included in an accelerated resolution portfolio.
(b)  Includes lease finance assets.
Note: Ratios are loans 90 days or more past-due as a percentage of year-end loan balances.

RESERVE FOR CREDIT LOSSES AND REVIEW OF NET CREDIT LOSSES
--------------------------------------------------------------------------------

(dollar amounts in millions)                           1997             1996              1995             1994              1993
------------------------------------------------------------------------------------------------------------------------------------
Reserve for credit losses at year end (a)             $475              $525              $471             $607               $600
Reserve as a percentage of:
     Total loans                                      1.63%             1.92%             1.70%            2.27%              2.45%
     Nonperforming loans                               356               556               282              403                297
Net credit losses as a
  percentage of average loans                          .72(b)            .46               .91(b)           .27                .64
------------------------------------------------------------------------------------------------------------------------------------

(a)  Excludes reserve for segregated assets.
(b) The ratio of net credit losses, excluding credit losses on assets held for accelerated resolution, to average loans was .49% in 1997 and .53% in 1995.

The reserve for credit losses was $475 million at December 31, 1997, or 1.63% of total loans, compared with $525 million, or 1.92% of total loans, at December 31, 1996. The $50 million decrease in the reserve for credit losses from December 31, 1996, primarily resulted from credit losses on the CornerStone(sm) credit card loans including $65 million of credit losses taken on the CornerStone(sm) loans that were transferred to an accelerated resolution portfolio in December 1997. These loans were transferred at their estimated net realizable value. The excess of the carrying value over the estimated realizable value was recorded as a credit loss.

The Corporation maintains a credit loss reserve that, in management's judgment, is adequate to absorb future losses inherent in the loan portfolio. Management reviews the adequacy of the reserve at least quarterly. For analytical purposes, the reserve methodology estimates loss potential in both the commercial and consumer loan portfolios. This methodology includes an evaluation of loss potential on individual problem credits, as well as a portfolio review of market concentrations, changing business trends, industry risks, and current and anticipated specific and general economic factors that may adversely affect collectability. Other factors considered in determining the level of the reserve include: trends in portfolio volume, quality, maturity and composition; historical loss experience; lending policies; new products; year 2000 issues; the status and amount of nonperforming and past-due loans; and adequacy of collateral. In addition, management assesses volatile factors such as interest rates and global economic conditions that may significantly alter loss potential. The loss reserve methodology also provides for a portion of the reserve to act as an additional buffer against credit quality deterioration or risk of estimation error. Although the determination of the adequacy of the reserve is based upon these factors, the reserve is not specifically associated with individual loans or portfolio segments.

The ratio of the loan loss reserve to nonperforming loans at December 31, 1997, was 356%, compared with 556% at December 31, 1996. This ratio is not the result of a target or objective, but rather is an outcome of two interrelated but separate processes: the establishment of an appropriate loan loss reserve level for the portfolio as a whole, including but not limited to the nonperforming component in the portfolio; and the classification of certain assets as nonperforming in accordance with established accounting, regulatory and management policies. The ratio can vary significantly over time as the credit quality characteristics of the entire loan portfolio change. This ratio also can vary with shifts in portfolio mix. The decrease in this ratio from December 31, 1996, primarily resulted from an increase in the level of nonperforming loans.

Net credit losses totaled $201 million in 1997, an increase of $77 million from 1996. This increase reflected a higher level of net credit card losses during the year. Net credit card credit losses totaled $172 million in 1997, or 85% of total net credit losses. Of the $172 million of net credit card losses, $146 million were from the CornerStone(sm) portfolio, including $65 million of credit losses on the loans transferred to an accelerated resolution portfolio. The Corporation expects a significant reduction in net credit card losses in 1998 as a result of the actions taken in 1997 on the CornerStone(sm) portfolio. In addition, domestic commercial loan net credit losses increased $23 million in 1997 compared to the prior year reflecting higher commercial real estate credit losses and lower commercial and financial loan recoveries. The level of credit losses and recoveries relative to outstanding loans can vary from period to period as a result of the size and number of individual credits that may require charge-off and the effects of changing economic conditions.

--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
CREDIT LOSS RESERVE ACTIVITY (a)
(in millions)                                                             1997         1996         1995         1994        1993
------------------------------------------------------------------------------------------------------------------------------------
Reserve at beginning of year                                               $525         $471         $607         $600        $506
Net change in reserve primarily
 from acquisitions                                                            3           23            8            4         108
Credit losses:
   Domestic:
     Commercial and financial                                               (16)         (19)         (14)         (42)        (54)
     Commercial real estate                                                 (24)         (12)          (8)         (16)        (74)
     Consumer credit:
       Credit cards                                                        (116)  (b)   (127)        (167) (b)     (61)        (46)
       Consumer mortgage                                                     (2)          (6)          (6)         (11)        (13)
       Other consumer credit                                                (23)         (21)         (19)         (17)        (22)
     Lease finance assets                                                    (6)          (5)         (16)           -          (1)
------------------------------------------------------------------------------------------------------------------------------------
       Total domestic                                                      (187)        (190)        (230)        (147)       (210)
   International                                                              -            -            -           (4)         (6)
------------------------------------------------------------------------------------------------------------------------------------
       Total credit losses                                                 (187)        (190)        (230)        (151)       (216)
------------------------------------------------------------------------------------------------------------------------------------
Recoveries:
   Domestic:
     Commercial and financial                                                11           25           27           41          40
     Commercial real estate                                                  14           14           30           14          13
     Consumer credit:
       Credit cards                                                           9           13           14            9           7
       Consumer mortgage                                                      2            4            3            4           2
       Other consumer credit                                                  7            8            8           13          10
     Lease finance assets                                                     3            1            -            -           -
------------------------------------------------------------------------------------------------------------------------------------
       Total domestic                                                        46           65           82           81          72
   International                                                              5            1            5            3           5
------------------------------------------------------------------------------------------------------------------------------------
       Total recoveries                                                      51           66           87           84          77
------------------------------------------------------------------------------------------------------------------------------------
Net credit (losses) recoveries:
   Domestic:
     Commercial and financial                                                (5)           6           13           (1)        (14)
     Commercial real estate                                                 (10)           2           22           (2)        (61)
     Consumer credit:
       Credit cards                                                        (107)        (114)        (153)         (52)        (39)
       Consumer mortgage                                                      -           (2)          (3)          (7)        (11)
       Other consumer credit                                                (16)         (13)         (11)          (4)        (12)
     Lease finance assets                                                    (3)          (4)         (16)           -          (1)
------------------------------------------------------------------------------------------------------------------------------------
         Total domestic                                                    (141)        (125)        (148)         (66)       (138)
  International                                                               5            1            5           (1)         (1)
------------------------------------------------------------------------------------------------------------------------------------
         Net credit losses                                                 (136)        (124)        (143)         (67)       (139)
Credit losses on credit card assets
  held for accelerated resolution                                           (65)           -         (106)           -           -
------------------------------------------------------------------------------------------------------------------------------------
Total net credit losses                                                    (201)        (124)        (249)         (67)       (139)
Provision for credit losses                                                 148          155          105           70         125
------------------------------------------------------------------------------------------------------------------------------------
Reserve at end of year                                                     $475         $525         $471         $607        $600
------------------------------------------------------------------------------------------------------------------------------------

(a)  Excludes the reserve and net credit losses on segregated assets.

(b) Excludes $65 million in 1997 and $106 million in 1995 of credit losses related to loans transferred to an accelerated resolution portfolio.

FOURTH QUARTER REVIEW
--------------------------------------------------------------------------------

The Corporation reported net income applicable to common stock of $191 million and diluted earnings per common share of $.75 in the fourth quarter of 1997. These results compare with fourth quarter 1996 net income applicable to common stock of $179 million and diluted earnings per common share of $.67.

Annualized return on common shareholders' equity and return on assets were 21.2% and 1.75%, respectively, in the fourth quarter of 1997, compared with 20.9% and 1.80%, respectively, in the fourth quarter of 1996. Annualized return on tangible common shareholders' equity and return on tangible assets were 38.3% and 2.00%, respectively, in the fourth quarter of 1997, compared with 36.6% and 2.06%, respectively, in the fourth quarter of 1996. Diluted tangible earnings per common share in the fourth quarter of 1997 was $.83, compared with $.76 in the fourth quarter of 1996.

Net interest revenue totaled $361 million in the fourth quarter of 1997, down from $371 million in the fourth quarter of 1996. The net interest margin on a taxable equivalent basis was 4.07% in the fourth quarter of 1997, a decrease of 13 basis points from 4.20% in the fourth quarter of 1996. The decrease principally resulted from the funding costs related to the repurchase of common stock, loan securitizations and loan sales primarily offset by the use of the proceeds from the $1 billion of trust-preferred securities issued in December 1996. Excluding the effect of the loan securitizations and the common equity repurchases, net interest revenue and the net interest margin for the fourth quarter of 1997 would have been approximately $420 million and 4.46%, compared with approximately $419 million and 4.49% in the fourth quarter of 1996.

Credit quality expense was $61 million in the fourth quarter of 1997, a decrease of $16 million compared with the prior-year period. This decrease reflected a $9 million increase in the net revenue from acquired property and a $7 million decrease in the provision for credit losses. Net credit losses were $106 million in the fourth quarter of 1997, compared with $36 million in the fourth quarter of 1996. The increase resulted from a $52 million increase in credit card net credit losses due to losses in the CornerStone(sm) portfolio associated with the transfer of loans to an accelerated resolution portfolio, and an $18 million increase in commercial real estate net credit losses, primarily from one commercial real estate loan.

Fee revenue was $707 million in the fourth quarter of 1997, up $141 million, compared with $566 million in the fourth quarter of 1996. The increase was primarily attributable to higher trust and investment fees resulting, in part, from the Buck acquisition in July 1997, new business and an increase in the market value of assets under management. Excluding the Buck acquisition and the $43 million gain on the sale of the corporate trust business, both in 1997, and the $57 million gain on the sale of the AAA credit card portfolio in 1996, fee revenue increased $79 million, or 16%, compared with the prior-year period.

Operating expense before net revenue from acquired property and trust-preferred securities expense for the fourth quarter of 1997 was $722 million, up $163 million from $559 million in the fourth quarter of 1996. The increase primarily resulted from the Buck acquisition, business growth, business development and reengineering initiatives, and higher equipment expense.

SELECTED QUARTERLY DATA (UNAUDITED)
--------------------------------------------------------------------------------

                                                                             Quarter ended,
                                                           1997                                             1996
                                      ---------------------------------------------       ---------------------------------------
(dollar amounts in millions,               DEC.       SEPT.        JUNE       MARCH          Dec.      Sept.       June     March
except per share amounts)                    31          30          30          31            31         30         30        31
---------------------------------------------------------------------------------------------------------------------------------
QUARTERLY CONSOLIDATED
   INCOME STATEMENT
---------------------------------------------------------------------------------------------------------------------------------
Net interest revenue                  $     361     $   366     $   370     $   370     $     371    $   372  $     372   $   363
Provision for credit losses                  73          25          25          25            80         25         25        25
Fee revenue                                 707         635         540         536           566        476        474       503
Gains on sale of securities                   -           -           -           -             3          -          -         1
Operating expense                           729         670         587         582           559        536        540       560
---------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                  266         306         298         299           301        287        281       282
Provision for income taxes                   71         111         108         108           107        106        102       103
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                  195         195         190         191           194        181        179       179
Dividends on preferred stock                  4           4           4           9            15          9         10        10
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME APPLICABLE TO
   COMMON STOCK                       $     191 $       191     $   186     $   182     $     179    $  172   $     169   $   169
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE: (a)
   BASIC                              $     .76 $       .75     $   .73     $   .70     $     .69    $  .67   $     .64   $   .63
   DILUTED                            $     .75 $       .73     $   .71     $   .69     $     .67    $  .66   $     .63   $   .62
Annualized return on common
 shareholders' equity                      21.2%       21.6%       21.9%       21.2%         20.9%      20.6%      20.4%     19.7%
Annualized return on assets                1.75        1.81        1.79        1.83          1.80       1.71       1.70      1.76
---------------------------------------------------------------------------------------------------------------------------------
QUARTERLY AVERAGE BALANCES
---------------------------------------------------------------------------------------------------------------------------------
Money market investments              $   1,397     $ 1,231     $ 1,081     $ 1,032     $   1,272    $ 1,573  $   1,387   $ 1,290
Trading account securities                  159         171         210         161            96        169        181       138
Securities                                5,293       5,469       5,600       6,018         6,198      6,538      6,658     5,339
Loans                                    28,476      27,596      27,806      27,404        27,900     27,170     26,798    27,058
Total interest-earning assets            35,325      34,467      34,697      34,615        35,466     35,450     35,024    33,825
Total assets                             44,266      42,879      42,413      42,187        42,636     42,461     42,096    40,848
Deposits                                 31,085      30,349      30,113      30,280        31,569     31,542     30,949    29,274
Notes and debentures                      2,781       2,832       2,716       2,517         2,519      2,102      1,971     1,554
Trust-preferred securities                  990         990         990         990           129          -          -         -
Common shareholders' equity               3,573       3,520       3,393       3,490         3,410      3,327      3,327     3,459
Total shareholders' equity                3,766       3,713       3,586       3,735         3,820      3,762      3,762     3,894
---------------------------------------------------------------------------------------------------------------------------------
Net interest margin (FTE)                  4.07%       4.24%       4.29%       4.37%         4.20%      4.20%      4.30%     4.35%
---------------------------------------------------------------------------------------------------------------------------------
TANGIBLE OPERATING RESULTS (b)
---------------------------------------------------------------------------------------------------------------------------------
Diluted tangible earnings
 per common share                     $     .83 $       .80     $   .79     $   .77     $     .76    $   .72  $     .70   $   .69
Tangible net income applicable to
 common stock                               212         211         206         203           200        190        187       188
Annualized return on tangible common
 shareholders' equity                      38.3%       37.6%       37.7%       36.3%         36.6%      31.2%      31.3%     30.1%
Annualized return on tangible assets       2.00        2.05        2.04        2.09          2.06       1.92       1.92      1.99
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK DATA (dollars per share) (c)
---------------------------------------------------------------------------------------------------------------------------------
Market price range: (a)
   High                               $64 13/16     $57 3/4     $47 1/4     $43 1/8     $  37 3/8    $30 3/8  $ 30 1/16   $29 1/4
   Low                                   47 1/8      44 7/8      35 3/4      34 1/2      29 15/16     25 1/4   25 13/16    24 1/8
   Average                                55.70       50.12       41.95       38.81         33.57      27.89      27.77     26.77
   Close                                 60 5/8      54 3/4      45 1/8      36 3/8        35 1/2     29 5/8     28 1/2    27 5/8
Dividends (a)                               .33         .33         .33         .30           .30        .30        .30       .28
Market capitalization                 $  15,386     $13,938     $11,353     $ 9,372     $   9,134    $ 7,668  $   7,414   $ 7,317
---------------------------------------------------------------------------------------------------------------------------------

(a) Earnings per common share are presented in accordance with the requirements of FAS No. 128, "Earnings per Share," which was adopted by the Corporation at year-end 1997. Prior-period amounts have been restated. In addition, earnings per common share, market price range and dividends were also restated to reflect the two-for-one common stock split distributed on June 2, 1997.
(b)    See page 31 for the definition of tangible operating results.
(c) At December 31, 1997, there were 23,948 shareholders registered with the Corporation's stock transfer agent, compared with 23,856 at year-end 1996 and 23,755 at year-end 1995. In addition, there were approximately 16,049, 15,271 and 15,651 Mellon employees at December 31, 1997, 1996 and 1995, respectively, who participated in the Corporation's 401(k) Retirement Savings Plan. All shares of Mellon Bank Corporation common stock held by the plans for its participants are registered in the name of Mellon Bank, N.A. as trustee.

CONSOLIDATED INCOME STATEMENT


MELLON BANK CORPORATION (AND ITS SUBSIDIARIES)
--------------------------------------------------------------------------------
                                                                                               Year ended December 31,
(dollar amounts in millions, except per share amounts)                                     1997              1996            1995
---------------------------------------------------------------------------------------------------------------------------------
INTEREST REVENUE           Interest and fees on loans (loan fees of $81, $96 and $79)    $2,268            $2,253          $2,425
                           Federal funds sold and securities under resale agreements         30                30              34
                           Interest-bearing deposits with banks                              26                36              36
                           Other money market investments                                     6                 7               2
                           Trading account securities                                         9                 7              19
                           Securities:
                             U.S. Treasury and agency securities                            367               392             305
                             Obligation of states and political subdivisions                  2                 2               3
                             Other                                                            8                12              14
                           ------------------------------------------------------------------------------------------------------
                              Total interest revenue                                      2,716             2,739           2,838
---------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE           Deposits in domestic offices                                     749               709             663
                           Deposits in foreign offices                                      129               194             226
                           Federal funds purchased and securities under                      77                94             125
                             repurchase agreements
                           Short-term bank notes                                              8                29              50
                           Other short-term borrowings                                       97                92             109
                           Notes and debentures                                             189               143             117
                           ------------------------------------------------------------------------------------------------------
                              Total interest expense                                      1,249             1,261           1,290
---------------------------------------------------------------------------------------------------------------------------------
NET INTEREST REVENUE          Net interest revenue                                        1,467             1,478           1,548
                           Provision for credit losses                                      148               155             105
                           ------------------------------------------------------------------------------------------------------
                              Net interest revenue after provision for losses             1,319             1,323           1,443
---------------------------------------------------------------------------------------------------------------------------------
NONINTEREST REVENUE        Trust and investment fees                                      1,311               994             906
                           Cash management and deposit transaction charges                  242               211             191
                           Mortgage servicing fees                                          213               180             122
                           Foreign currency and securities trading revenue                  118                80              91
                           Credit card fees                                                  97               120              90
                           Information services fees                                         42                50              48
                           Gain on sale of corporate trust business                          43                 -               -
                           Gain on sale of credit card portfolio                              -                57               -
                           Other income                                                     352               327             222
                           ------------------------------------------------------------------------------------------------------
                              Total fee revenue                                           2,418             2,019           1,670
                           Gains on sales of securities                                       -                 4               6
                           ------------------------------------------------------------------------------------------------------
                              Total noninterest revenue                                   2,418             2,023           1,676
---------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSE          Staff expense                                                  1,242             1,055             957
                           Net occupancy expense                                            225               205             205
                           Professional, legal and other purchased services                 219               195             186
                           Equipment expense                                                175               145             143
                           Business development                                             148               137             136
                           Amortization of mortgage servicing assets and
                            purchased credit card relationships                             118               107              68
                           Amortization of goodwill and other intangible assets             105               100              96
                           Communications expense                                           102                96              86
                           Other expense                                                    175               165             170
                           Trust-preferred securities expense                                78                 3               -
                           Net revenue from acquired property                               (19)              (13)            (20)
                           -------------------------------------------------------------------------------------------------------
                              Total operating expense                                     2,568             2,195           2,027
---------------------------------------------------------------------------------------------------------------------------------
INCOME                     Income before income taxes                                     1,169             1,151           1,092
                           Provision for income taxes                                       398               418             401
                           ------------------------------------------------------------------------------------------------------
                              NET INCOME                                                    771               733             691
                           Dividends on preferred stock                                      21                44              39
                           ------------------------------------------------------------------------------------------------------
                              NET INCOME APPLICABLE TO COMMON STOCK                      $  750            $  689          $  652
---------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE (a)       Basic net income                                              $ 2.94            $ 2.63          $ 2.27
                           Diluted net income                                            $ 2.88            $ 2.58          $ 2.25
                           ------------------------------------------------------------------------------------------------------

(a) Presented in accordance with the requirements of FAS No. 128, "Earnings per Share," which was adopted by the Corporation at year-end 1997. Prior-period amounts were restated. Prior-period amounts also were restated to reflect the two-for-one common stock split distributed on June 2, 1997.
See accompanying Notes to Financial Statements.

CONSOLIDATED BALANCE SHEET


MELLON BANK CORPORATION (AND ITS SUBSIDIARIES)
--------------------------------------------------------------------------------
                                                                                                                December 31,
(dollar amounts in millions)                                                                                 1997            1996
---------------------------------------------------------------------------------------------------------------------------------
ASSETS                     Cash and due from banks                                                        $ 3,650         $ 2,846
                           Interest-bearing deposits with banks                                               553             419
                           Federal funds sold and securities under resale agreements                          383             460
                           Other money market investments                                                      72             113
                           Trading account securities                                                          75              84
                           Securities available for sale                                                    2,767           4,111
                           Investment securities (approximate fair value of $2,118 and $2,365)              2,082           2,375
                           Loans, net of unearned discount of $48 and $57                                  29,142          27,393
                           Reserve for credit losses                                                         (475)           (525)
                                                                                                          -------         -------
                               Net loans                                                                   28,667          26,868
                           Customers' acceptance liability                                                    182             238
                           Premises and equipment                                                             573             569
                           Goodwill and other intangibles                                                   1,425           1,238
                           Mortgage servicing assets
                             and purchased credit card relationships                                        1,075             774
                           Acquired property, net of reserves of $9 and $10                                    48              80
                           Other assets                                                                     3,340           2,421
                           ------------------------------------------------------------------------------------------------------
                               Total assets                                                               $44,892         $42,596
---------------------------------------------------------------------------------------------------------------------------------

LIABILITIES                Noninterest-bearing deposits in domestic offices                               $ 7,975        $  8,692
                           Interest-bearing deposits in domestic offices                                   19,954          19,965
                           Interest-bearing deposits in foreign offices                                     3,376           2,717
                           ------------------------------------------------------------------------------------------------------
                               Total deposits                                                              31,305          31,374
                           Federal funds purchased and securities under
                             repurchase agreements                                                          1,997             742
                           U.S. Treasury tax and loan demand notes                                            447             474
                           Term federal funds purchased                                                       625             481
                           Short-term bank notes                                                              330             135
                           Commercial paper                                                                    67             122
                           Other funds borrowed                                                               278             293
                           Acceptances outstanding                                                            182             238
                           Other liabilities                                                                2,252           1,483
                           Notes and debentures (with original maturities over one year)                    2,573           2,518
                           ------------------------------------------------------------------------------------------------------
                               Total liabilities                                                           40,056          37,860
---------------------------------------------------------------------------------------------------------------------------------
TRUST-PREFERRED            Guaranteed preferred beneficial interests in Corporation's
SECURITIES                   junior subordinated deferrable interest debentures                               991             990
---------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS'              Preferred stock                                                                    193             290
EQUITY                     Common shareholders' equity:
                             Common stock--$.50 par value
                               Authorized--400,000,000 shares
                               Issued--294,330,960 (a); and 147,165,480 shares                                147              74
                             Additional paid-in capital                                                     1,818           1,866
                             Retained earnings                                                              2,872           2,480
                             Net unrealized gain (loss) on assets available for sale, net of tax               33              (1)
                             Treasury stock of 40,545,114 (a) and 18,518,290 shares at cost                (1,218)           (963)
                           -------------------------------------------------------------------------------------------------------
                               Total common shareholders' equity                                            3,652           3,456
                           ------------------------------------------------------------------------------------------------------
                               Total shareholders' equity                                                   3,845           3,746
                           ------------------------------------------------------------------------------------------------------
                               Total liabilities, trust-preferred securities and shareholders' equity     $44,892         $42,596
                           ------------------------------------------------------------------------------------------------------

(a) Reflects the two-for-one common stock split distributed on June 2, 1997. See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY


MELLON BANK CORPORATION (CONSOLIDATED AND PARENT CORPORATION)
--------------------------------------------------------------------------------
                                                                                              Net unrealized gain            Total
                                                           Additional                         (loss) on assets              share-
                                     Preferred     Common     paid-in    Retained             available for sale  Treasury  holders'
(in millions)                            stock      stock     capital    earnings   Warrants  (net of tax)        stock     equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994             $ 435      $  74     $ 1,851      $1,780     $ 37         $(55)          $ --      $4,122
Net income                                                                    691                                              691
Dividends on common stock
  at $1.00 per share                                                         (288)                                            (288)
Dividends on preferred stock                                                  (39)                                             (39)
Common stock issued under dividend
  reinvestment and common stock
  purchase plan                                                     1                                               13          14
Repurchase of common stock - related
  to the 1993 TBC acquisition                                                                                     (159)       (159)
Repurchase of warrants                                            (17)                 (37)                                    (54)
Repurchase of common stock for
  employee benefit purposes                                                                                       (235)       (235)
Exercise of stock options                                          12         (28)                                  78          62
Repurchase of common stock - other                                                                                (184)       (184)
Net unrealized gain on assets available
  for sale, net of tax                                                                               73                         73
Other                                                               3           2                                   17          22
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995             $ 435      $  74     $ 1,850      $2,118      $--         $ 18        $  (470)     $4,025
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                    733                                              733
Dividends on common stock
  at $1.18 per share                                                         (310)                                            (310)
Dividends on preferred stock                                                  (44)                                             (44)
Common stock issued under dividend
  reinvestment and common stock
  purchase plan                                                     4                                               14          18
Series I preferred stock redemption       (145)                                                                               (145)
Repurchase of common stock for
  employee benefit purposes                                                                                       (192)       (192)
Exercise of stock options                                          10         (17)                                  70          63
Repurchase of common stock - other                                                                                (404)       (404)
Net unrealized loss on assets available
  for sale, net of tax                                                                              (19)                       (19)
Other                                                               2                                               19          21
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996             $ 290      $  74     $ 1,866      $2,480      $--         $ (1)       $  (963)     $3,746
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                    771                                              771
DIVIDENDS ON COMMON STOCK
  AT $1.29 PER SHARE                                                         (330)                                            (330)
DIVIDENDS ON PREFERRED STOCK                                                  (21)                                             (21)
COMMON STOCK ISSUED UNDER DIVIDEND
  REINVESTMENT AND COMMON STOCK
  PURCHASE PLAN                                                     8                                               14          22
COMMON STOCK ISSUED IN CONNECTION WITH
  THE BUCK ACQUISITION                                                                                             143         143
SERIES J PREFERRED STOCK REDEMPTION        (97)                                                                                (97)
EXERCISE OF STOCK OPTIONS                                          20         (22)                                  97          95
REPURCHASE OF COMMON STOCK - OTHER                                                                                (534)       (534)
NET UNREALIZED GAIN ON ASSETS AVAILABLE
  FOR SALE, NET OF TAX                                                                               34                         34
ADDITIONAL COMMON STOCK ISSUED
  FOR STOCK SPLIT                                      73         (73)                                                          --
OTHER                                                              (3)         (6)                                  25          16
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997             $ 193      $ 147     $ 1,818      $2,872      $--         $ 33        $(1,218)     $3,845
----------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Financial Statements

CONSOLIDATED STATEMENT OF CASH FLOWS


MELLON BANK CORPORATION (and its subsidiaries)
--------------------------------------------------------------------------------
                                                                                                        Year ended December 31,
(in millions)                                                                                       1997          1996       1995
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM            Net income                                                            $   771       $   733    $   691
OPERATING ACTIVITIES       Adjustments to reconcile net income to net cash
                            provided by operating activities:
                            Amortization of goodwill and other intangible assets                     105           100         96
                            Amortization of mortgage servicing assets
                              and purchased credit card relationships                                118           107         68
                            Depreciation and other amortization                                      108           105        107
                            Deferred income tax expense                                               42            95        167
                            Provision for credit losses                                              148           155        105
                            Net gains on dispositions of acquired property                           (21)          (11)       (12)
                            Net (increase) decrease in accrued interest receivable                    (7)            9        (45)
                            Net decrease (increase) in trading account securities                     19           (15)        12
                            Net (decrease) increase in accrued interest payable,
                              net of amounts prepaid                                                 (27)           15         35
                            Net (increase) decrease in residential mortgages held for sale          (929)          340       (367)
                            Net decrease (increase) in other operating activities                    190          (270)      (204)
                           -------------------------------------------------------------------------------------------------------
                              Net cash provided by operating activities                              517         1,363        653
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM            Net (increase) decrease in term deposits and other money
INVESTING ACTIVITIES        market investments                                                       (93)          103       (158)
                           Net decrease (increase) in federal funds sold and securities
                            under resale agreements                                                  249          (235)       158
                           Purchases of securities available for sale                             (6,373)      (14,768)    (5,070)
                           Proceeds from sales of securities available for sale                    2,790         1,453      1,845
                           Proceeds from maturities of securities available for sale               4,980        12,176      2,898
                           Purchases of investment securities                                        (26)         (219)      (175)
                           Proceeds from maturities of investment securities                         317           360        307
                           Net decrease (increase) in credit card receivables                         27          (387)      (600)
                           Sale of credit card portfolio                                               -           886          -
                           Net principal disbursed on loans to customers                          (1,914)         (884)    (1,662)
                           Loan securitizations                                                      125         1,150        950
                           Loan portfolio purchases                                                  (55)         (254)      (302)
                           Proceeds from sales of loan portfolios                                    966           907        815
                           Purchases of premises and equipment                                      (111)         (125)      (101)
                           Proceeds from sales of acquired property                                   69            31         49
                           Cash paid in purchase of Buck                                             (42)            -          -
                           Cash paid in purchase of Pacific Brokerage Services, Inc.                (137)            -          -
                           Cash paid in purchase of USL                                                -        (1,688)         -
                           Cash paid in purchase of FUL                                                -          (136)         -
                           Cash paid in purchase of Metmor Financial, Inc.,
                            including warehouse loans purchased of $166
                            million, net of
                            cash received and escrow deposits                                          -             -       (130)
                           Increase in mortgage servicing assets and purchased credit
                            card relationships                                                      (323)         (199)      (398)
                           Net increase in other investing activities                               (261)         (111)      (137)
                           -------------------------------------------------------------------------------------------------------
                              Net cash provided by (used in) investing activities                    188        (1,940)    (1,711)
----------------------------------------------------------------------------------------------------------------------------------


                                   -continued-


MELLON BANK CORPORATION (and its subsidiaries)
--------------------------------------------------------------------------------
                                                                                                      Year ended December 31,
(in millions)                                                                                       1997          1996       1995
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM            Net increase (decrease) in transaction and savings deposits             1,298           (695)      955
FINANCING ACTIVITIES       Net (decrease) increase in customer term deposits                      (1,848)         2,808       500
                           Net increase (decrease) in federal funds purchased and
                             securities under repurchase agreements                                1,255           (849)     (432)
                           Net increase (decrease) in short-term bank notes                          195           (922)      857
                           Net increase (decrease) in term federal funds purchased                   144           (424)      572
                           Net (decrease) increase in U.S. Treasury tax and loan demand notes        (27)           184      (277)
                           Net (decrease) increase in commercial paper                               (55)          (162)      106
                           Net proceeds from issuance of Guaranteed preferred
                             beneficial interests in Corporation's junior subordinated
                             deferrable interest debentures                                            -            990         -
                           Repurchase and repayments of longer-term debt                            (412)           (24)     (354)
                           Net proceeds from issuance of longer-term debt                            465          1,099       227
                           Redemption of preferred stock                                             (97)          (145)     (155)
                           Net proceeds from issuance of common stock                                 75             55        58
                           Dividends paid on common and preferred stock                             (352)          (354)     (346)
                           Repurchase of common stock for employee benefit purposes                    -           (192)     (235)
                           Repurchase of common stock - other                                       (534)          (404)     (184)
                           Repurchase of common stock and warrants related to
                             the 1993 acquisition of TBC                                               -              -      (213)
                           Net (decrease) increase in other financing activities                     (37)           101        17
                           ------------------------------------------------------------------------------------------------------
                              Net cash provided by financing activities                               70          1,066     1,096
                           Effect of foreign currency exchange rates                                  29             15        19
---------------------------------------------------------------------------------------------------------------------------------
CHANGE IN CASH AND         Net increase in cash and due from banks                                   804            504        57
DUE FROM BANKS             Cash and due from banks at beginning of year                            2,846          2,342     2,285
                           ------------------------------------------------------------------------------------------------------
                           Cash and due from banks at end of year                                $ 3,650        $ 2,846   $ 2,342
                           ------------------------------------------------------------------------------------------------------

SUPPLEMENTAL               Interest paid                                                         $ 1,276        $ 1,246   $ 1,255
DISCLOSURES                Net income taxes paid                                                     364            283       182
                           ------------------------------------------------------------------------------------------------------

See accompanying Notes to Financial Statements.


NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. ACCOUNTING POLICIES

Basis of presentation

The accounting and financial reporting policies of Mellon Bank Corporation (the Corporation), a multibank holding company, conform to generally accepted accounting principles (GAAP) and prevailing industry practices. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and the disclosure of contingent assets and liabilities and the reported amounts of related revenue and expense. Actual results could differ from these estimates.

The consolidated financial statements of the Corporation include the accounts of the Corporation and its majority-owned subsidiaries. Investments in companies 20% to 50% owned are carried on the equity basis. Investments in companies less than 20% owned are carried at cost. Intracorporate balances and transactions are not reflected in the consolidated financial statements. The income statement includes results of acquired subsidiaries and businesses accounted for under the purchase method of accounting from the dates of acquisition. Securities and other property held in a fiduciary or agency capacity are not included in the balance sheet since these are not assets or liabilities of the Corporation.

--------------------------------------------------------------------------------

1. ACCOUNTING POLICIES (CONTINUED)

The parent Corporation financial statements in note 27 include the accounts of the Corporation, those of a wholly owned financing subsidiary that functions as a financing entity for the Corporation and its subsidiaries by issuing commercial paper and other debt guaranteed by the Corporation and those of the business trusts discussed in note 13 on page 84. Financial data for the Corporation, the financing subsidiary and the business trusts are combined for financial reporting because of the limited function of the financing subsidiary and the business trusts, and the unconditional guarantee by the Corporation of their obligations.

Nature of operations

Mellon Bank Corporation is a multibank holding company whose principal wholly owned subsidiaries are Mellon Bank, N.A., The Boston Company, Inc., Mellon Bank
(DE) National Association and Buck Consultants, Inc. The Dreyfus Corporation, one of the nation's largest mutual fund management companies, is a wholly owned subsidiary of Mellon Bank, N.A. The Corporation's banking subsidiaries primarily engage in retail financial services, commercial banking, mortgage banking, trust and investment management services, lease financing and mutual funds activities. Buck Consultants, Inc., a leading global benefits consulting firm, provides a broad array of pension and health and welfare actuarial services, employee benefit, compensation and human resources consulting and administrative services and total benefits outsourcing. While the Corporation's major subsidiaries are headquartered in the northeast and mid-Atlantic regions, most of its products and services are offered nationwide and many are offered globally. The Corporation's customer base is well diversified and primarily domestic.

Trading account securities, securities available for sale and investment securities

When purchased, securities are classified in the trading account securities portfolio, the securities available for sale portfolio or the investment securities portfolio. Securities are classified as trading account securities when the intent is profit maximization through market appreciation and resale. Securities are classified as available for sale when management intends to hold the securities for an indefinite period of time or when the securities may be used for tactical asset/liability purposes and may be sold from time to time to effectively manage interest rate exposure, prepayment risk and liquidity needs. Securities are classified as investment securities when management intends to hold these securities until maturity.

Trading account securities, including off-balance-sheet instruments, are stated at fair value. Trading revenue includes both realized and unrealized gains and losses. The liability incurred on short-sale transactions, representing the obligation to deliver securities, is included in other funds borrowed at fair value.

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

--------------------------------------------------------------------------------

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

Certain loans, primarily residential mortgages in the warehouse portfolio, are held for sale. Such loans are carried at the lower of aggregate cost or market value. Losses, if any, are recorded in noninterest income.

Commercial loans, including commercial leases, generally are placed on nonaccrual status when either principal or interest is past due 90 days or more, unless the loan is well secured and in the process of collection. Management also places commercial loans on nonaccrual status when the collection of principal or interest becomes doubtful. Residential mortgage loans generally are placed on nonaccrual status when, in management's judgment, collection is in doubt or the loans have outstanding balances of $250,000 or greater and are 90 days or more delinquent, or have balances of less than $250,000 and are delinquent 12 months or more. Consumer loans, other than residential mortgages, and certain secured commercial loans are charged off upon reaching various stages of delinquency depending upon the loan type. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed against current period interest revenue. Interest receipts on nonaccrual and impaired loans are recognized as interest revenue or are applied to principal when management believes the ultimate collectability of principal is in doubt. Nonaccrual loans generally are restored to an accrual basis when principal and interest payments become current or when the loan becomes well secured and is in the process of collection.

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

Loan securitizations

The amount of interest and fee revenue in excess of both interest paid to certificate holders and credit losses is recognized monthly as servicing revenue. The servicing revenue from the home equity and insurance premium finance receivables is reported as "other fee revenue." The servicing revenue from the credit card securitization is reported in "credit card fee revenue."

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

--------------------------------------------------------------------------------

1.  ACCOUNTING POLICIES (CONTINUED)

Acquired property

Property acquired in connection with loan settlements, including real estate acquired, is stated at the lower of estimated fair value less estimated costs to sell or the carrying amount of the loan. A reserve for real estate acquired is maintained on a property-by-property basis to recognize estimated potential declines in value that might occur between appraisal dates. Provisions for the estimated potential decrease in fair value between annual appraisals, net gains on the sale of real estate acquired and net direct operating expense attributable to these assets are included in net revenue from acquired property.

Premises and equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated over the estimated useful lives of the assets, limited in the case of leasehold improvements to the lease term, using the straight-line method.

Goodwill, other identified intangibles, mortgage servicing assets and purchased credit card relationships

Intangible assets are amortized using straight-line and accelerated methods over the remaining estimated benefit periods which approximated, on a weighted-average basis at December 31, 1997, 18 years for goodwill, three years for core deposit intangibles, five years for credit card relationships and 15 years for all other intangible assets except mortgage servicing assets. Intangible assets are reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset.

Originated mortgage servicing rights (MSRs) are recorded by allocating total costs incurred between the loan and servicing rights based on their relative fair values. Purchased MSRs are recorded at cost. MSRs are amortized in proportion to the estimated servicing income over the estimated life of the servicing portfolio. In 1997 and 1996, $433 million and $285 million, respectively, of MSRs were capitalized in connection with both mortgage servicing portfolio purchases and loan originations. The carrying amount of MSRs was $1.1 billion at December 31, 1997, with an estimated fair value of $1.2 billion, compared with a carrying amount and estimated fair value of $745 million and $870 million, respectively, at December 31, 1996. The carrying amount of MSRs is measured for impairment each quarter based on the fair value of the MSRs. Quoted market prices are used, whenever available, as the basis for measuring the fair value of servicing rights. When quoted market prices are not available, fair values are based upon the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. For impairment measurement purposes, all mortgage servicing rights are first stratified by loan type and then by interest rates within the loan type. If the carrying value of an individual stratum were to exceed its fair value, a valuation allowance would be established. No valuation allowances were recorded at December 31, 1997 and 1996, as the carrying values of the various stratifications were less than their respective fair value. On a weighted-average basis at December 31, 1997, the serviced mortgage loan portfolio had an interest rate of approximately 8.10%.

Assets held for accelerated resolution

During the fourth quarters of 1995 and 1997, the Corporation segregated certain loans from the CornerStonesm credit card portfolio into an accelerated resolution portfolio. The excess of the carrying value of these loans over the estimated net realizable value was recorded as a credit loss. Interest and principal receipts, fees and loan loss recoveries on loans in this portfolio are applied to reduce the net carrying value. This portfolio is reported in other assets in the balance sheet.

--------------------------------------------------------------------------------

1.  ACCOUNTING POLICIES (CONTINUED)

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

Fee revenue

Trust and investment fees are reported net of fees waived and expense reimbursements to certain mutual funds. Fees on standby letters of credit are recognized over the commitment term, while fees on commercial letters of credit, because of their short-term nature, are recognized when received. Fees on standby and commercial letters of credit are recorded in fee revenue. Fees for banking and other services generally are recognized over the periods the related services are provided.

Off-balance-sheet instruments used for risk management purposes

The Corporation enters into interest rate swaps, interest rate caps and floors, financial futures and financial options primarily to manage its sensitivity to interest rate risk. This is accomplished by using these instruments to offset the inherent price or interest rate risk of specific on-balance-sheet assets or liabilities. The Corporation uses interest rate floor contracts and interest rate swap contracts to hedge against value impairment of its MSRs resulting from a decrease in interest rates. The Corporation also uses total return swaps to offset the inherent market value risk of investments in startup mutual funds. All of these instruments are designated as hedges on the trade date and are highly correlated with the financial instrument being hedged. High correlation is achieved if the following conditions hold true: The hedge instrument and the financial instrument being hedged are both of the same currency and fixed rate; the hedge instrument is structurally similar to the instrument being hedged; or a mathematical correlation analysis is performed and correlation has been found to be high. Hedge correlation of interest rate or market value risk management positions is reviewed periodically. If a hedged instrument is sold or matures, or correlation criteria are no longer met, the risk management position is no longer accounted for as a hedge. Under these circumstances, the accumulated change in market value of the hedge is recognized in current income to the extent that the hedge results have not been offset by the effects of interest rate or price changes of the hedged item.

Tactical asset/liability management considerations require the Corporation to periodically terminate hedge instruments. Any deferred gain or loss resulting from the termination is amortized to income/expense of the corresponding hedged instrument over the remaining period of the original hedge or hedged instrument.

The Corporation also enters into off-balance-sheet contracts to hedge anticipated transactions. If it is determined that an anticipated transaction that has been hedged will not occur, the results of the hedge will be recognized currently in the income category where the original anticipated transaction was to be reported.

--------------------------------------------------------------------------------

1.  ACCOUNTING POLICIES (CONTINUED)

Interest revenue or interest expense on hedge transactions is accrued over the term of the agreement as an adjustment to the yield or cost of the related asset or liability. Transaction fees are deferred and amortized to interest revenue or interest expense over the term of the agreement. Realized gains and losses are deferred and amortized over the life of the hedged transaction as interest revenue or interest expense, and any unamortized amounts are recognized as income or loss at the time of disposition of the assets or liabilities being hedged. Amounts payable to or receivable from counterparties are included in other liabilities or other assets. The fair values of interest rate swaps, caps and floors, financial futures and financial options used for risk management purposes are not recognized in the financial statements. Realized gains/losses and cash settlements on instruments associated with MSRs are deferred and included as an adjustment to the carrying value of the MSRs. These amounts are amortized over the same period as the MSRs. Changes in fair value of total return swaps are recognized in net unrealized gain/loss on assets available for sale within shareholders' equity.

Off-balance-sheet instruments used for trading activities

The Corporation enters into foreign exchange contracts, futures and forward contracts, currency and interest rate option contracts, interest rate swaps, and interest rate caps and floors to accommodate customers and for its proprietary trading activities. Realized and unrealized changes in the fair value of these instruments are recognized in the income statement in foreign currency and securities trading revenue in the period in which the changes occur. Interest revenue and expense on instruments held for trading activities are included in the income statement as part of net interest revenue. The fair value of contracts in gain positions is reported on the balance sheet in other assets and the fair value of contracts in loss positions is reported in other liabilities.

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

2. CASH AND DUE FROM BANKS

Cash and due from banks includes reserve balances that the Corporation's subsidiary banks are required to maintain with a Federal Reserve bank. These required reserves are based primarily on deposits outstanding and were $405 million at December 31, 1997, and $347 million at December 31, 1996. These balances averaged $336 million in 1997 and $485 million in 1996.

3. SECURITIES

Gross realized gains on the sale of securities available for sale were $2 million, $4 million and $7 million in 1997, 1996 and 1995, respectively. Gross realized losses on the sale of securities available for sale were $2 million, less than $1 million and $1 million in 1997, 1996 and 1995, respectively. After-tax net gains on the sale of securities were less than $1 million, $3 million and $4 million in 1997, 1996 and 1995, respectively. Proceeds from the sale of securities available for sale were $2.8 billion, $1.5 billion and $1.8 billion in 1997, 1996 and 1995, respectively. There were no sales of investment securities in 1997, 1996 and 1995.

Securities available for sale, investment securities, trading account securities and loans with book values of $3.2 billion at December 31, 1997, and $4.5 billion at December 31, 1996, were required to be pledged to secure public and trust deposits, repurchase agreements and for other purposes.

--------------------------------------------------------------------------------

3. SECURITIES (CONTINUED)


SECURITIES AVAILABLE FOR SALE
--------------------------------------------------------------------------------
                                                    DECEMBER 31, 1997                                      December 31, 1996
                                           ----------------------------------------------------------------------------------------
                                           AMORTIZED      GROSS UNREALIZED        FAIR    Amortized     Gross unrealized       Fair
(in millions)                                   COST      GAINS     LOSSES       VALUE         cost      Gains    Losses      value
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury                                $   175       $  -        $ -     $   175       $  395       $  -      $  -     $  395
U.S. agency mortgage-backed                    2,001         41          -       2,042        1,945         16        24      1,937
Other U.S. agency                                509          1          -         510        1,676          2         -      1,678
-----------------------------------------------------------------------------------------------------------------------------------
    Total U.S. Treasury and
     agency securities                         2,685         42          -       2,727        4,016         18        24      4,010
Obligations of states and
    political subdivisions                        26          -          -          26           49          -         -         49
Other mortgage-backed                              3          -          -           3            4          -         -          4
Other securities                                  11          -          -          11           42          6         -         48
-----------------------------------------------------------------------------------------------------------------------------------
    Total securities available for sale       $2,725        $42        $ -      $2,767       $4,111        $24       $24     $4,111
-----------------------------------------------------------------------------------------------------------------------------------




MATURITY DISTRIBUTION OF SECURITIES AVAILABLE FOR SALE
--------------------------------------------------------------------------------
                                                           Contractual maturities at December 31, 1997

                                                                                     Obligations                             Total
                                        U.S. agency                      Total        of states      Other                securities
(dollar amounts               U.S.       mortgage-         Other     U.S. Treasury  and political   mortgage-    Other     available
in millions)                Treasury       backed       U.S. agency   and agency    subdivisions     backed   securities   for sale
-----------------------------------------------------------------------------------------------------------------------------------
Within one year
    Amortized cost            $140    $        -          $     -       $   140            $  7    $      -        $  2     $   149
    Fair value                 140             -                -           140               7           -           2         149
    Yield                     5.33%            -                -          5.33%           7.05%          -        7.30%       5.43%
1 to 5 years
    Amortized cost              35             -              309           344              11           -           6         361
    Fair value                  35             -              310           345              11           -           6         362
    Yield                     6.21%            -             6.06%         6.08%           7.03%          -        6.35%       6.11%
5 to 10 years
    Amortized cost               -             -              200           200               -           -           3         203
    Fair value                   -             -              200           200               -           -           3         203
    Yield                        -             -             6.04%         6.04%              -           -        6.40%       6.06%
Over 10 years
    Amortized cost               -             -                -             -               8           -           -           8
    Fair value                   -             -                -             -               8           -           -           8
    Yield                        -             -                -             -            8.85%          -           -        8.85%
Mortgage-backed
  securities
    Amortized cost               -         2,001                -         2,001               -           3           -       2,004
    Fair value                   -         2,042                -         2,042               -           3           -       2,045
    Yield                        -          6.92%               -          6.92%              -        6.60%          -        6.92%
------------------------------------------------------------------------------------------------------------------------------------
Total amortized cost          $175        $2,001             $509        $2,685             $26          $3         $11      $2,725
Total fair value               175         2,042              510         2,727              26           3          11       2,767
Total yield                   5.51%         6.92%            6.05%         6.66%           7.64%       6.60%       6.50%       6.67%
Weighted average
    contractual years to
    maturity                   .85             - (a)         1.20          1.11 (b)        6.96           - (a)    4.47
------------------------------------------------------------------------------------------------------------------------------------

(a) The average expected lives of "U.S. agency mortgage-backed" and "Other mortgage-backed" securities were approximately 7.1 years and 2.8 years, respectively, at December 31, 1997.
(b)    Excludes maturities of "U.S. agency mortgage-backed" securities.
Note: Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

INVESTMENT SECURITIES
-----------------------------------------------------------------------------------------------------------------------------------
                                                     DECEMBER 31, 1997                                    December 31, 1996
                                            ---------------------------------------------------------------------------------------
                                            AMORTIZED       GROSS UNREALIZED       FAIR   Amortized      Gross unrealized      Fair
(in millions)                                    COST      GAINS      LOSSES      VALUE        cost      Gains     Losses     value
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury                                 $    41        $ 7         $ -   $     48     $    30       $  2        $ 1   $    31
U.S. agency mortgage-backed                     1,953         30           1      1,982       2,262          5         17     2,250
-----------------------------------------------------------------------------------------------------------------------------------
   Total U.S. Treasury and
     agency securities                          1,994         37           1      2,030       2,292          7         18     2,281
Other mortgage-backed                              23          -           -         23          29          1          -        30
Other securities                                   65          -           -         65          54          -          -        54
-----------------------------------------------------------------------------------------------------------------------------------
   Total investment securities                 $2,082        $37         $ 1     $2,118      $2,375        $ 8        $18    $2,365
-----------------------------------------------------------------------------------------------------------------------------------

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES
--------------------------------------------------------------------------------

                                                         Contractual maturities at December 31, 1997

                                                 U.S. agency        Total              Other                               Total
(dollar amounts                     U.S.          mortgage-     U.S. Treasury         mortgage-          Other          investment
in millions)                      Treasury          backed       and agency            backed         securities        securities
----------------------------------------------------------------------------------------------------------------------------------
Within one year
     Amortized cost               $      -        $        -       $        -             $   -            $   -            $    -
     Fair value                          -                 -                -                 -                -                 -
     Yield                               -                 -                -                 -                -                 -
1 to 5 years
     Amortized cost                      4                 -                4                 -                -                 4
     Fair value                          4                 -                4                 -                -                 4
     Yield                            5.76%                -             5.76%                -                -              5.76%
5 to 10 years
     Amortized cost                      -                 -                -                 -               14                14
     Fair value                          -                 -                -                 -               14                14
     Yield                               -                 -                -                 -             9.27%             9.27%
Over 10 years
     Amortized cost                     37                 -               37                 -               51  (a)           88
     Fair value                         44                 -               44                 -               51  (a)           95
     Yield                            7.02%                -             7.02%                -             5.86%             6.34%
Mortgage-backed
  securities
     Amortized cost                      -             1,953            1,953                23                -             1,976
     Fair value                          -             1,982            1,982                23                -             2,005
     Yield                               -              7.09%            7.09%             7.26%               -              7.09%
----------------------------------------------------------------------------------------------------------------------------------
Total amortized cost                   $41            $1,953           $1,994               $23              $65            $2,082
Total fair value                        48             1,982            2,030                23               65             2,118
Total yield                           6.90%             7.09%            7.08%             7.26%            6.56%             7.07%
Weighted average
     contractual years to
     maturity                        17.09                 - (b)        17.09 (c)             - (b)         1.59
----------------------------------------------------------------------------------------------------------------------------------

(a) Includes Federal Reserve Bank stock of $50 million with a yield of 6.00% and no stated maturity.
(b) The average expected lives of "U.S. agency mortgage-backed" and "Other mortgage-backed" securities were approximately 6.6 years and 4.4 years, respectively, at December 31, 1997.
(c)    Excludes maturities of "U.S. agency mortgage-backed" securities.
Note: Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

--------------------------------------------------------------------------------

4. LOANS

For details of the loans outstanding at December 31, 1997 and 1996, see the 1997 and 1996 columns of the "Composition of loan portfolio at year end" table on page 59. The information in those columns is incorporated by reference into these Notes to Financial Statements.

For details of the nonperforming and past-due loans at December 31, 1997 and 1996, see the amounts in the 1997 and 1996 columns of the "Nonperforming assets" and "Past-due loans" tables on pages 62 and 64. The information in those columns is incorporated by reference into these Notes to Financial Statements. For details on impaired loans at December 31, 1997 and 1996, see the "Impaired loans" table on page 63. The information in this table is incorporated by reference into these Notes to Financial Statements. There was no foregone interest on restructured loans in 1997. Foregone interest on restructured loans was less than $1 million in 1996 and 1995.

5. RESERVE FOR CREDIT LOSSES

For details of the reserve for credit losses for 1997, 1996 and 1995, see the 1997, 1996 and 1995 columns of the "Credit loss reserve activity" table on page
66. The information in those columns is incorporated by reference into these Notes to Financial Statements.

6. PREMISES AND EQUIPMENT

-------------------------------------------------------------------------------
                                                             December 31,
(in millions)                                            1997             1996
------------------------------------------------------------------------------
Land                                                 $     27           $   29
Buildings                                                 279              281
Equipment                                                 794              744
Leasehold improvements                                    204              174
------------------------------------------------------------------------------
    Subtotal                                            1,304            1,228
Accumulated depreciation and amortization                (731)            (659)
-------------------------------------------------------------------------------
    Total premises and equipment                       $  573           $  569
------------------------------------------------------------------------------

The table above includes capital leases for premises and equipment at a net book value of less than $1 million at December 31, 1997, and $2 million at December 31, 1996.

Rental expense was $137 million, $124 million and $121 million, respectively, net of related sublease revenue of $23 million, $25 million and $25 million, in 1997, 1996 and 1995, respectively. Depreciation and amortization expense totaled $108 million, $105 million and $107 million in 1997, 1996 and 1995, respectively. Maintenance, repairs and utilities expenses totaled $98 million, $93 million and $90 million in 1997, 1996 and 1995, respectively.

As of December 31, 1997, the Corporation and its subsidiaries are obligated under noncancelable leases (principally for banking premises) with expiration dates through 2020. A summary of the future minimum rental payments under noncancelable leases, net of related sublease revenue totaling $83 million, is as follows: 1998--$141 million; 1999--$150 million; 2000--$142 million;
2001--$136 million; 2002--$135 million; and 2003 through 2020--$903 million.

7. RESERVE FOR REAL ESTATE ACQUIRED

An analysis of the reserve for real estate acquired for 1997, 1996 and 1995 is presented in the "Change in reserve for real estate acquired" table on page 64 and is incorporated by reference into these Notes to Financial Statements.

--------------------------------------------------------------------------------

8. SEGREGATED ASSETS

Segregated assets represent commercial real estate and other commercial loans acquired in the December 1992 Meritor retail office acquisition that are on nonaccrual status or are foreclosed properties, and that have been subject to a loss-sharing arrangement with the FDIC. These delinquent assets are reported in other assets in the balance sheet. The loss-sharing arrangement with the FDIC ended on January 1, 1998. Thereafter, any segregated assets will be reclassified as nonaccrual loans or OREO, as appropriate. Segregated assets totaled $12 million at December 31, 1997.

As a result of the loss-sharing arrangement with the FDIC, any of the performing commercial loans or performing commercial real estate loans acquired in the Meritor retail office acquisition that became nonaccrual on or before December 31, 1997, were reclassified to segregated assets. During the first five years, the FDIC paid Mellon Bank, N.A. 80% of the net credit losses on acquired commercial real estate and other commercial loans.

During 1998 and 1999, the sixth and seventh years of the arrangement, Mellon Bank, N.A. will pay to the FDIC 80% of any recoveries of charge-offs on such acquired loans that had occurred during the first five years of the arrangement. At the end of the seventh year, the FDIC will pay to Mellon Bank, N.A. an additional 15% of the sum of net charge-offs on the acquired loans that occurred during the first five years, less the recoveries during the sixth and seventh years of the arrangement, in excess of $60 million.
The $60 million credit loss threshold was reached in the first quarter of 1993.

The FDIC also will reimburse Mellon Bank, N.A. for expenses incurred to recover amounts owed and net expenses incurred with respect to foreclosed properties derived from the acquired commercial real estate or commercial loans. Expenses are reimbursed by the FDIC in the same proportion as the reimbursement of net loan losses. In addition, the FDIC reimbursed Mellon Bank, N.A. for up to 90 days of delinquent interest on the assets covered by the loss-sharing arrangement. Mellon Bank, N.A. was required to administer assets entitled to loss sharing protection in the same manner as assets held by Mellon Bank, N.A. for which no loss sharing existed.

9. OTHER ASSETS
-------------------------------------------------------------------------------
                                                              December 31,
(in millions)                                             1997            1996
------------------------------------------------------------------------------
Prepaid expense:
  Pension                                              $   391         $   307
  Other                                                     80              67
Interest and fees receivable                               376             322
Accounts receivable                                        373             283
Mortgage servicing advances                                130              82
Receivables related to off-balance-sheet instruments       553             329
Assets held for accelerated resolution                     157              30
Segregated assets                                           12              10
Other                                                    1,268             991
------------------------------------------------------------------------------
     Total other assets                                 $3,340          $2,421
------------------------------------------------------------------------------

10. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or greater was approximately $3.9 billion at December 31, 1997, and $6.0 billion at December 31, 1996.

At December 31, 1997, the scheduled maturity of time deposits for the years 1998 through 2002 and thereafter are as follows: $8,059 million, $1,339 million, $310 million, $137 million and $235 million, respectively.

--------------------------------------------------------------------------------

11. REVOLVING CREDIT AGREEMENT

During 1996, the Corporation signed a four-year $300 million revolving credit agreement with several financial institutions that serves as a support facility for commercial paper and for general corporate purposes. This revolving credit facility has several restrictions, including a minimum 6% Tier 1 ratio, a 1.30 maximum double leverage limitation and a minimum nonperforming asset coverage ratio of 3 to 1. The nonperforming asset coverage ratio is Tier I capital plus the reserve for credit losses as a multiple of nonperforming assets. At December 31, 1997, the Corporation's double leverage ratio, which includes trust-preferred securities per the revolving credit agreement, was 1.03 and the nonperforming asset coverage ratio was 22 to 1. The revolving credit facility is supplemented by a $25 million backup line of credit, bringing total commercial paper support facilities to $325 million. There were no other lines of credit to subsidiaries of the Corporation at December 31, 1997 or 1996. No borrowings were made under any facility in 1997 or 1996. Commitment fees totaled less than $1 million in each of the years 1995 through 1997.

12. NOTES AND DEBENTURES (WITH ORIGINAL MATURITIES OVER ONE YEAR)
--------------------------------------------------------------------------------

                                                                                                       December 31,
(in millions)                                                                                         1997       1996
---------------------------------------------------------------------------------------------------------------------
Parent Corporation:
   6.70% Subordinated Debentures due 2008                                                           $  249     $  249
   6.30% Senior Notes due 2000                                                                         200        200
   7-5/8% Senior Notes due 1999                                                                        200        200
   6-1/2% Senior Notes due 1997                                                                          -        200
   6-7/8% Subordinated Debentures due 2003                                                             150        150
   9-1/4% Subordinated Debentures due 2001                                                             100        100
   9-3/4% Subordinated Debentures due 2001                                                             100        100
   Medium Term Notes, Series A, due 1998-2001 (10.10% to 10.50% at December 31, 1997,
     and 10.00% to 10.50% at December 31, 1996)                                                         22         27
   7-1/4% Convertible Subordinated Capital Notes due 1999                                                2          3
Subsidiaries:
   7-3/8% Subordinated Notes due 2007                                                                  298          -
   7% Subordinated Notes due 2006                                                                      300        300
   7-5/8% Subordinated Notes due 2007                                                                  249        249
   6-1/2% Subordinated Notes due 2005                                                                  249        249
   6-3/4% Subordinated Notes due 2003                                                                  149        149
   Medium Term Bank Notes due 1998-2007 (5.64% to 8.55% at December 31, 1997, and
     6.10% to 8.55% at December 31, 1996)                                                              303        338
   Various notes and obligations under capital leases due 1998-2001 (5.03% to 10.50% at
     December 31, 1997, and 3.92% to 10.50% at December 31, 1996)                                        2          4
---------------------------------------------------------------------------------------------------------------------
      Total unsecured notes and debentures (with original maturities over one year)                 $2,573     $2,518
---------------------------------------------------------------------------------------------------------------------

In May 1997, Mellon Bank, N.A., the Corporation's principal banking subsidiary, issued $300 million of subordinated debt at a fixed rate of 7.375%, maturing in 2007. This subordinated debt qualifies as Tier II capital for the Corporation's risk-based capital calculation. The proceeds from this issue were used for general corporate purposes.

The Subordinated Notes and Medium Term Bank Notes shown in the table above were issued by Mellon Bank, N.A. These notes are subordinated to obligations to depositors and other creditors of Mellon Bank, N.A.

The aggregate amounts of notes and debentures that mature during the five years 1998 through 2002, for the Corporation, are as follows: $118 million, $367 million, $210 million, $205 million and $9 million, respectively. The aggregate amounts of notes and debentures that mature during the five years 1998 through 2002, for Mellon Bank Corporation (parent Corporation) are as follows:
$12 million, $202 million, $205 million, $205 million and none, respectively.

--------------------------------------------------------------------------------

13. GUARANTEED PREFERRED BENEFICIAL INTERESTS IN CORPORATION'S JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES (TRUST-PREFERRED SECURITIES)

In the fourth quarter of 1996, the Corporation formed two statutory business trusts, Mellon Capital I and Mellon Capital II. All of the common securities of these special purpose trusts are owned by the Corporation; the trusts exist solely to issue capital securities. For financial reporting purposes, the trusts are treated as subsidiaries and are consolidated into the financial statements of the Corporation. The capital securities are presented as a separate line item on the consolidated balance sheet as guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures (trust-preferred securities). The trusts have issued the trust-preferred securities and invested the net proceeds in junior subordinated deferrable interest debentures (subordinated debentures) issued to the trusts by the Corporation. The subordinated debentures are the sole assets of the trusts. The Corporation has the right to defer payment of interest on the subordinated debentures at any time, or from time to time, for periods not exceeding five years. If interest payments on the subordinated debentures are deferred, the distributions on the trust-preferred securities also are deferred. Interest on the subordinated debentures is cumulative. The Corporation, through guarantees and agreements, has fully and unconditionally guaranteed all of the trusts' obligations under the trust-preferred securities.

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

For purposes of the table below and discussion that follows, the terms and conditions of the trust-preferred securities are treated as identical to the underlying subordinated debentures.

--------------------------------------------------------------------------------
                                      Liquidation               Balances at
(dollar amounts in millions,           preference               December 31,
except per security amounts)         per security            1997         1996
--------------------------------------------------------------------------------
7.72% Series A                          $1,000.00            $495          $494
7.995% Series B                         $1,000.00             496           496
                                                            -----         -----
     Total                                                   $991          $990
--------------------------------------------------------------------------------

The Series A and Series B trust-preferred securities pay cash distributions semiannually at the rate of 7.72% and 7.995% of the liquidation preference, respectively, per annum. Any unpaid distribution is cumulative. The Corporation recorded $78 million and $3 million of expense on these securities in 1997 and 1996, respectively. The securities were each issued for a face value of $500 million and reported net of issuance costs in the table above. The securities are unsecured and subordinate to all senior debt (as defined) of the Corporation. The Series A and Series B securities mature on December 1, 2026, and January 15, 2027, respectively.

The Series A and Series B securities are redeemable, in whole or in part, at the option of the Corporation on or after December 1, 2006, and January 15, 2007, respectively, or prior to those dates, in whole, within 90 days following receipt of a legal opinion that, due to a change in the tax laws or an administrative or judicial decision, there is a substantial risk that the tax deductibility of the interest could be disallowed ("tax event") or the Corporation's reasonable determination that, due to a change in law or administrative or judicial decision, there is a substantial risk that Tier I capital treatment could be disallowed ("capital treatment event"). The Series A and Series B securities are redeemable at 103.86% and 103.9975%, respectively, of the liquidation amounts, plus accrued distributions, during the 12-month periods beginning December 1, 2006, and January 15, 2007, respectively (the call dates). The redemption prices decline for the Series A and Series B securities by approximately 39 basis points and approximately 40 basis points, respectively, during each of the following 12-month periods, until a final redemption price of 100% of the liquidation amount is set for December 1, 2016, and January 15, 2017, respectively, and thereafter. If the securities are redeemed following a tax event or capital treatment event, the greater of 100% of the principal amount or the sum of the present value of the first redemption price plus the present value of interest payments from the redemption date to the call dates will be paid.

--------------------------------------------------------------------------------

14. PREFERRED STOCK
--------------------------------------------------------------------------------

                                                                                  Balances at
                                                                                  December 31,              1997 Dividends
(dollar amounts in millions,                     Shares       Shares     ----------------------------    ---------------------
except per share amounts)                    authorized       issued       1997       1996       1995    Per share   Aggregate
------------------------------------------------------------------------------------------------------------------------------
8.20% preferred stock (Series K)              8,000,000    8,000,000       $193       $193       $193        $2.05         $16
8.50% preferred stock (Series J)                      -            -          -         97         97          .28           2 (a)
9.60% preferred stock (Series I)                      -            -          -          -        145            -           -
                                                                         ------    -------       ----
    Total preferred stock                                                  $193       $290       $435
------------------------------------------------------------------------------------------------------------------------------

(a) As a result of the redemption of the Series J preferred stock, the Corporation recorded an additional $3 million of preferred stock dividends in 1997. These additional dividends reflect the write-off of issue costs. Including the additional dividends, total Series J preferred stock dividends were $5 million in 1997.

The Corporation has authorized 50 million shares of preferred stock. Each series of preferred stock has or had a par value $1.00 per share and a liquidation preference of $25 per share.

The Corporation redeemed the Series J preferred stock on February 18, 1997, and announced on January 8, 1998, that it will redeem the Series K preferred stock on February 17, 1998. The Series J preferred stock was redeemed, and the Series K preferred stock will be redeemed at a price of $25 per share plus accrued dividends.

15. EQUITY PURCHASE OPTIONS (WARRANTS)

In connection with the 1993 acquisition of The Boston Company, the Corporation issued 9 million 10-year equity purchase options (warrants), on a post-split basis, each exercisable for one share of common stock. The warrants were exercisable at $16.66 per share, on a post-split basis, at any time until their expiration on May 21, 2003. In 1995, the Corporation repurchased all of these warrants as part of a privately negotiated transaction with American Express Travel Related Services Company, Inc., a subsidiary of American Express Company.

16. REGULATORY CAPITAL REQUIREMENTS

A discussion about the Corporation's regulatory capital requirements for 1997 and 1996 is presented in the "Regulatory capital" section on pages 46 through 48 and is incorporated by reference into these Notes to Financial Statements.

17. NONINTEREST REVENUE

The components of noninterest revenue for the three years ended December 31, 1997, are presented in the "Noninterest revenue" table on page 38. This table is incorporated by reference into these Notes to Financial Statements.

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

--------------------------------------------------------------------------------

18. FOREIGN CURRENCY AND SECURITIES TRADING REVENUE (CONTINUED)

The results of the Corporation's foreign currency and securities trading activities are presented, by class of financial instrument, in the table below.


---------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Year ended December 31,
(in millions)                                                                              1997              1996            1995
---------------------------------------------------------------------------------------------------------------------------------
Foreign exchange contracts                                                                 $108               $72            $88
Debt instruments                                                                              3                 4              4
Interest rate contracts                                                                      14                 2              -
Futures contracts                                                                            (7)                2             (1)
---------------------------------------------------------------------------------------------------------------------------------
     Total foreign currency and securities trading revenue (a)                             $118               $80             $91
---------------------------------------------------------------------------------------------------------------------------------

(a) The Corporation recognized an unrealized loss of less than $1 million at December 31, 1997 , 1996 and 1995, related to securities held in the trading portfolio.

19. INCOME TAXES

Income tax expense applicable to income before taxes consists of:

----------------------------------------------------------------------------
(in millions)                                    1997          1996     1995
----------------------------------------------------------------------------
Current taxes:
    Federal                                      $321          $289     $213
    State and local                                24            25       17
    Foreign                                        11             9        4
----------------------------------------------------------------------------
       Total current tax expense                  356           323      234
----------------------------------------------------------------------------
Deferred taxes:
    Federal                                        31            89      138
    State and local                                11             6       28
    Foreign                                         -             -        1
----------------------------------------------------------------------------
       Total deferred tax expense                  42            95      167
----------------------------------------------------------------------------
       Provision for income taxes                $398          $418     $401
----------------------------------------------------------------------------

In addition to amounts applicable to income before taxes, the following income tax expense (benefit) amounts were recorded in shareholders' equity:


--------------------------------------------------------------------------------------------------------
(in millions)                                                                1997        1996       1995
--------------------------------------------------------------------------------------------------------
Compensation expense for tax purposes in excess
  of amounts recognized for financial statement purposes                    $(40)         $(17)     $(15)
Change in net unrealized gain (loss) on assets available for sale             19           (10)       39
--------------------------------------------------------------------------------------------------------
     Total tax expense (benefit)                                            $(21)         $(27)     $ 24
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

19. INCOME TAXES (CONTINUED)

The provision for income taxes was different from the amounts computed by applying the statutory federal income tax rate to income before income taxes due to the items listed in the following table.

------------------------------------------------------------------------------------------------------
(dollar amounts in millions)                                             1997         1996        1995
------------------------------------------------------------------------------------------------------
Federal statutory tax rate                                                 35%          35%         35%
Tax expense computed at statutory rate                                   $409         $403        $382
Increase (decrease) resulting from:
   State and local income taxes, net of federal tax benefit                23           20          29
   Tax exempt income                                                      (39)         (12)        (12)
   Other, net                                                               5            7           2
------------------------------------------------------------------------------------------------------
     Provision for income taxes                                          $398         $418        $401
------------------------------------------------------------------------------------------------------
Effective income tax rate                                                34.1%        36.3%       36.7%
------------------------------------------------------------------------------------------------------

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

-------------------------------------------------------------------------------------------------
(in millions)                                            1997              1996              1995
-------------------------------------------------------------------------------------------------
Deferred tax assets:
  Provision for credit losses and
    write-downs on real estate acquired                 $ 223              $205              $230
  Occupancy expense                                        73                72                73
  Accrued expense not deductible until paid                58                44                31
  Other                                                    15                21                28
-------------------------------------------------------------------------------------------------
    Total deferred tax assets                             369               342               362
-------------------------------------------------------------------------------------------------

Deferred tax liabilities:
  Lease financing revenue                                 451               359               282
  Salaries and employee benefits                           10                27                21
  Other                                                    48                22                33
-------------------------------------------------------------------------------------------------
    Total deferred tax liabilities                        509               408               336
-------------------------------------------------------------------------------------------------

    Net deferred tax asset (liability)                  $(140)             $(66)             $ 26
-------------------------------------------------------------------------------------------------

The Corporation determined that it was not required to establish a valuation allowance for deferred tax assets because it is management's assertion that the deferred tax assets are likely to be realized through carryback to taxable income in prior years, future reversals of existing taxable temporary differences and, to a lesser extent, future taxable income.

20. EARNINGS PER COMMON SHARE

Effective December 31, 1997, the Corporation adopted FAS No. 128, "Earnings per Share." This statement establishes standards for computing and presenting basic and diluted earnings per common share (EPS). It supersedes Accounting Principles Board (APB) Opinion No. 15 that required the presentation of both primary and fully diluted EPS.

Basic EPS is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding during the period, without considering any dilutive items. Diluted EPS is computed by dividing net income applicable to common stock by the weighted average number of common shares and common stock equivalents for items that are dilutive, net of shares assumed to be repurchased using the treasury stock method using the average share price for the Corporation's common stock during the period. Common stock equivalents arise from the assumed conversion of outstanding stock options, warrants and convertible capital notes.

--------------------------------------------------------------------------------

20. EARNINGS PER COMMON SHARE (CONTINUED)

As required, all previously reported primary and fully diluted EPS have been replaced with the presentation of basic and diluted EPS. The impact of the adoption of this statement and the restatement of prior-period amounts was not material. The computation of basic and diluted earnings per common share is shown in the table below.


------------------------------------------------------------------------------------------------------
(dollar amounts in millions, except per                              Year ended December 31,
 shares amounts, shares in thousands)                          1997             1996              1995
------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER COMMON SHARE

Net income applicable to common stock                          $750             $689              $652
------------------------------------------------------------------------------------------------------
Average common shares outstanding                           255,356          262,411           286,856
Basic earnings per common share                               $2.94            $2.63             $2.27


DILUTED EARNINGS PER COMMON SHARE

Net income applicable to common stock (a)                      $750             $689              $652
------------------------------------------------------------------------------------------------------
Average common shares outstanding                           255,356          262,411           286,856
Common stock equivalents:
     Stock options (b)                                        5,360            3,978             2,755
     Warrants                                                     -                -               537
     Common shares issuable upon conversion of
       7-1/4% Convertible Subordinated Capital Notes            113              202               253
------------------------------------------------------------------------------------------------------
         Total                                              260,829          266,591           290,401
------------------------------------------------------------------------------------------------------
Diluted earnings per common share                             $2.88            $2.58             $2.25
------------------------------------------------------------------------------------------------------

(a) The after-tax benefit of interest expense on the assumed conversion of the 7 1/4% Convertible Subordinated Capital Notes was less than $1 million for all periods presented.
(b) Options to purchase 1,505; 1,453; and 395 shares of common stock were not included in the computation of diluted earnings per common share because the options' exercise prices were greater than the average market prices of the common shares for 1997, 1996 and 1995, respectively.
Note: Per share amounts and average common shares and equivalents for 1996 and 1995 have been restated to reflect the two-for-one common stock split distributed on June 2, 1997.

21. EMPLOYEE BENEFITS

Pension plans

The Corporation's largest subsidiaries--Mellon Bank, N.A., The Boston Company, The Dreyfus Corporation and Buck Consultants, Inc.--sponsor trusteed, noncontributory, defined benefit pension plans. Together, these plans cover substantially all salaried employees of the Corporation. The plans provide benefits that are based on employees' years of service and compensation. In addition, several unfunded plans exist for certain employees or for purposes that are not addressed by the funded plans.

--------------------------------------------------------------------------------

21. EMPLOYEE BENEFITS (CONTINUED)

The Mellon Bank, N.A. plan is significantly overfunded and The Boston Company, Dreyfus and Buck plans are moderately overfunded. The Corporation amortizes all actuarial gains and losses and prior service costs over a 10-year period. The tables below report the combined data of these plans.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                    1997                       1996                   1995
(dollar amounts in millions)                                 FUNDED       UNFUNDED       Funded     Unfunded    Funded     Unfunded
-----------------------------------------------------------------------------------------------------------------------------------
Assumptions used in the accounting:
   Rates used for expense at January 1:
     Rate on obligation                                    7.0%            7.0%          7.0%        7.0%       7.5%         7.5%
     Rate of return on assets                             10.0               -          10.0           -       10.0            -
     Actuarial salary scale                                3.0             3.0           3.0         3.0        3.5          3.5
-----------------------------------------------------------------------------------------------------------------------------------
Components of pension expense (credit):
   Service cost                                           $ 23             $ 3       $    20        $  2     $   18         $  1
   Interest cost on projected benefit obligation            35               5            27           3         24            3
   Return on plan assets                                  (257)              -          (143)          -       (201)           -
   Net amortization and deferral                           169               4            74           2        140            1
   Special termination benefits                              -               -            15           -          -            -
-----------------------------------------------------------------------------------------------------------------------------------
      Total pension expense (credit)                      $(30)            $12        $   (7)       $  7      $ (19)        $  5
-----------------------------------------------------------------------------------------------------------------------------------



---------------------------------------------------------------------------------------------------------------------------------
                                                                                        1997                           1996
(dollar amounts in millions)                                                     FUNDED     UNFUNDED            Funded    Unfunded
---------------------------------------------------------------------------------------------------------------------------------
Assumptions used for obligation at December 31:
   Rate on obligation                                                           6.75%        6.75%              7.0%         7.0%
   Actuarial salary scale                                                        3.0          3.0               3.0          3.0
--------------------------------------------------------------------------------------------------------------------------------
Present value of benefit obligation at December 31:
   Vested                                                                    $   528         $ 79           $   372         $ 54
   Nonvested                                                                      34            3                30            1
--------------------------------------------------------------------------------------------------------------------------------
     Accumulated benefit obligation                                              562           82               402           55
--------------------------------------------------------------------------------------------------------------------------------
Effect of projected future compensation levels                                    68            8                50            2
--------------------------------------------------------------------------------------------------------------------------------
     Present value of projected benefit obligation                           $   630         $ 90           $   452         $ 57
--------------------------------------------------------------------------------------------------------------------------------

Plan assets at fair market value at December 31:
   Cash and U.S. Treasury securities                                         $   415       $    -           $   228        $   -
   Corporate debt obligations                                                    144            -                64            -
   Mellon Bank Corporation common stock (a)                                       91            -                53            -
   Other common stock and investments                                            755            -               661            -
--------------------------------------------------------------------------------------------------------------------------------
     Total plan assets at fair market value                                   $1,405       $    -            $1,006        $   -
--------------------------------------------------------------------------------------------------------------------------------

Reconciliation of funded status with financial statements:
   Funded status at December 31                                              $   775         $(90)          $   554         $(57)
   Unamortized net transition (asset) obligation                                 (14)           1               (14)           1
   Unrecognized prior service cost                                                 9            7                10           11
   Net deferred actuarial (gain) loss                                           (379)          13              (243)           8
   Adjustment required to recognize minimum liability                              -          (13)                -          (18)
---------------------------------------------------------------------------------------------------------------------------------
     Prepaid (accrued) expense at December 31                                $   391         $(82)          $   307         $(55)
---------------------------------------------------------------------------------------------------------------------------------

(a) Represents 1.5 million shares at December 31, 1997, and December 31, 1996. The Mellon Bank, N.A. retirement plan received approximately $2 million of dividends from Mellon Bank Corporation's common stock in both 1997 and 1996.

--------------------------------------------------------------------------------

21. EMPLOYEE BENEFITS (CONTINUED)

Long-Term Profit Incentive Plan

The Corporation has a Long-Term Profit Incentive Plan (1996) which provides for the issuance of stock options, stock appreciation rights, performance units, deferred cash incentive awards and shares of restricted stock to officers and other key employees of the Corporation and its subsidiaries as approved by the Human Resources Committee of the board of directors. Stock options may be granted at prices not less than the fair market value of the common stock on the date of grant. Options may be exercised during fixed periods of time from one year to 10 years from the date of grant. In the event of a change in control of the Corporation, as defined in the plan, these options will become immediately exercisable, unless otherwise provided in the option agreement. Total outstanding grants as of December 31, 1997, 1996 and 1995 were 12,942,415; 15,882,628; and 14,928,326 shares, respectively. During 1997, 1996 and 1995, options for 1,665,336; 4,126,046; and 3,555,250 shares were granted and options for 3,466,527; 2,706,816; and 2,764,654 shares, respectively, were exercised. At December 31, 1997, 10,806,771 shares were available for grant.

Included in the December 31, 1997, 1996 and 1995, outstanding grants were options for 1,188,468; 1,700,332; and 1,721,712 shares, respectively, that become exercisable in full near the end of their 10-year terms, but the exercise dates may be accelerated to an earlier date by the Human Resources Committee of the board of directors, based on the optionee's and the Corporation's performance. If so accelerated, compensation will be paid in the form of deferred cash incentive awards to reimburse the exercise price of these options if exercised prior to the original vesting date. The Corporation recognized $13 million of compensation expense for the acceleration of these options in 1997, $8 million in 1996 and $9 million in 1995.

Stock Option Plan for Outside Directors

The Corporation's Stock Option Plan for Outside Directors provides for the granting of options for shares of common stock to outside directors and advisory board members of the Corporation. The timing, amounts, recipients and other terms of the option grants are determined by the provisions of, or formulas in, the Directors' Option Plan. The exercise price of the options is equal to the fair market value of the common stock on the grant date. All options have a term of 10 years from the date of grant and become exercisable one year from the grant date. Directors elected during the service year are granted options on a pro rata basis to those granted to the directors at the start of the service year. Total outstanding grants as of December 31, 1997, 1996 and 1995, were 801,152; 829,844; and 752,016 shares, respectively. During 1997, 1996 and 1995, options for 110,994; 97,928; and 97,200 shares, respectively, were granted and options for 139,686; 20,100; and 40,858 shares, respectively, were exercised. At December 31, 1997, options for 112,402 shares were available for grant.

Dreyfus Stock Option Plan

A stock option plan at Dreyfus prior to the August 1994 merger with the Corporation provided for the issuance of stock options to key employees and key consultants who rendered services at Dreyfus, at a price of not less than 95% of the price of Dreyfus' common stock on The New York Stock Exchange on the day the option was granted. Options were not exercisable within two years nor more than 10 years from the date of grant. Options for Dreyfus stock were automatically converted into options for the Corporation's common stock on the merger date. Total outstanding grants as of December 31, 1997, 1996 and 1995, were 535,072; 978,624; and 1,628,414 shares, respectively. No options were granted in 1997, 1996 and 1995. No further options will be granted under this plan. Options for 443,552; 630,972; and 1,812,678 shares were exercised in 1997, 1996 and 1995, respectively.

The table on the following page summarizes stock option activity for the Long-Term Profit Incentive Plan, the Stock Option Plan for Outside Directors and the Dreyfus Plan. Requirements for stock option shares can be met from either unissued or treasury shares. All shares issued in 1997 and 1996 were from treasury shares.

--------------------------------------------------------------------------------

21. EMPLOYEE BENEFITS (CONTINUED)


-------------------------------------------------------------------------------
                                    Shares subject             Average exercise
STOCK OPTION ACTIVITY (A)                to option                        price
-------------------------------------------------------------------------------
Balance at December 31, 1994            18,638,870                       $15.45
Granted                                  3,652,450   (b)                  20.78
Exercised                               (4,618,190)                       13.00
Forfeited                                 (364,374)                       17.12
-------------------------------------------------------------------------------
Balance at December 31, 1995            17,308,756                        17.19
Granted                                  4,223,974   (b)                  28.24
Exercised                               (3,357,888)                       15.38
Forfeited                                 (483,746)                       17.95
-------------------------------------------------------------------------------
Balance at December 31, 1996            17,691,096                        20.15
Granted                                  1,776,330   (b)                  47.20
Exercised                               (4,049,765)                       17.04
Forfeited                               (1,139,022)                       21.88
-------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997            14,278,639                       $24.26
-------------------------------------------------------------------------------

(a) Restated to reflect the two-for-one common stock split distributed on June 2, 1997.
(b) Using the Black-Scholes option pricing model, the weighted-average fair value of options granted in 1997, 1996 and 1995, was estimated at $9.15, $5.40 and $3.90 per share, respectively.

The following table summarizes the characteristics of stock options outstanding at December 31, 1997.


--------------------------------------------------------------------------------
STOCK OPTIONS OUTSTANDING AT DECEMBER 31, 1997

                                                             Outstanding                                          Exercisable (b)
                                               -----------------------------------------                     ----------------------
                                                                                 Average                                    Average
                                                                Average         exercise                                   exercise
Exercise price range                           Shares          life (a)            price                     Shares           price
-----------------------------------------------------------------------------------------------------------------------------------
 $6.58 - $18.00                              2,044,603               3.9           $12.50                  1,961,201          $12.32
$18.08 - $20.44                             6,393,330               6.6            19.25                  5,172,997           19.14
$22.25 - $27.75                             2,708,397               8.4            26.42                    851,501           26.53
$28.50 - $43.75                             1,626,989               8.9            32.73                    217,478           31.49
$47.75 - $55.06                             1,505,320               9.6            48.43                          -               -
-----------------------------------------------------------------------------------------------------------------------------------
                                           14,278,639               7.1            24.26                  8,203,177           18.61
-----------------------------------------------------------------------------------------------------------------------------------

(a)    Average contractual life remaining in years.
(b) At December 31, 1996, 8,734,446 options were exercisable at an average exercise price of $16.52. At December 31, 1995, 6,702,110 options were exercisable at an average exercise price of $14.28.

The Black-Scholes option pricing model requires the use of subjective assumptions which can materially affect fair value estimates. Therefore, this model does not necessarily provide a reliable single measure of the fair value of the Corporation's stock options. The fair value of each stock option granted was estimated on the date of the grant using the following weighted-average assumptions for grants in 1997, 1996 and 1995: (1) expected dividend yields ranged from 3.25% to 4.5%; (2) risk-free interest rates of approximately 6%; (3) expected volatility of 25%; and (4) expected lives of options ranged from three to four years.

The Corporation accounts for its stock-based compensation plans under the provision of APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Corporation utilizes the intrinsic-value-based method, on which APB No. 25 is based. In accordance with FAS No. 123, "Accounting for Stock-Based Compensation," the Corporation adopted the disclosure-only option on January 1, 1996, and continued to apply the provisions of APB No. 25 for financial statement purposes.

--------------------------------------------------------------------------------

21. EMPLOYEE BENEFITS (CONTINUED)

Had the compensation cost for the Corporation's stock-based compensation plans been determined in accordance with the fair-value accounting provisions of FAS No. 123, net income applicable to common stock, basic net income per common share and diluted net income per common share for the years ended December 31, 1997, 1996 and 1995, would have been as follows:

(in millions except per share amounts)                1997              1996            1995
--------------------------------------------------------------------------------------------
Net income applicable to common stock:
    As reported                                      $ 750             $ 689           $ 652
    Pro forma (a)                                    $ 740             $ 684           $ 651
Basic net income per common share (b):
    As reported                                      $2.94             $2.63           $2.27
    Pro forma (a)                                    $2.90             $2.61           $2.27
Diluted net income per common share (b):
    As reported                                      $2.88             $2.58           $2.25
    Pro forma (a)                                    $2.84             $2.57           $2.24
--------------------------------------------------------------------------------------------

(a) Because compensation expense associated with an award is recognized over the vesting period, the initial impact on pro forma results may not be representative of the pro forma results in future years when the effect of the amortization of multiple awards would be reflected on the income statement.

(b) Earnings per common share are presented in accordance with FAS No. 128, which was adopted by the Corporation at year-end 1997. Prior-period amounts have been restated. In addition, prior-period amounts were restated to reflect the two-for-one common stock split distributed on June 2, 1997.

Retirement Savings Plan

Since April 1988, employees' payroll deductions into retirement savings accounts have been matched by the Corporation's contribution of common stock, at the rate of $.50 on the dollar, up to 6% of the employee's annual base salary, with an annual maximum Corporate contribution of $3,000 per employee. In 1997, 1996 and 1995, the Corporation recognized $11 million, $11 million and $10 million, respectively, of expense related to this plan and contributed 246,136; 378,024; and 478,142 shares, respectively. All shares contributed in 1997 and 1996 and a portion of the shares contributed in 1995 were issued from treasury stock. The plan held 6,663,606; 7,696,672; and 3,504,818 shares of the Corporation's common stock at December 31, 1997, 1996 and 1995, respectively. On September 1, 1996, The Dreyfus Corporation's profit sharing plan was merged into the Corporation's retirement savings plan. The Dreyfus plan held 4,034,790 shares of the Corporation's common stock when the plans were merged. Amounts expensed under the Dreyfus plan were $8 million and $11 million for 1996 and 1995, respectively.

Buck Consultants, Inc. has a separate retirement savings plan in which employees' payroll deductions are matched at a rate of between 75% and 100%. The match is up to 6% of the employees' annual base salary with an annual maximum contribution of $9,500 per employee. Expense related to this plan was $3 million in 1997.

Profit Bonus Plan

Performance-based awards are made to key employees at the discretion of the Human Resources Committee of the board of directors. The granting of these awards is based upon the performance of the key employees and on the Corporation's overall performance in achieving its objectives. At the committee's election, awards may be paid in a lump sum or may be deferred and paid over a period of up to 15 years. Payouts under this plan were $29 million, $24 million and $20 million for 1997, 1996 and 1995, respectively, and can be in the form of cash, common stock, restricted stock or phantom stock units equivalent to restricted stock. The employee is generally prevented from selling or transferring restricted stock or phantom stock units for a three-year period and the shares or units are forfeited if employment is terminated during that period. Restricted stock totaling 73,150 shares, with a weighted-average fair value on the date of grant of $62.63 per share,

--------------------------------------------------------------------------------

21. EMPLOYEE BENEFITS (CONTINUED)

was awarded under this plan for 1997 performance. Restricted stock totaling 79,800 shares, with a weighted-average fair value on the date of grant of $37.35 per share, was awarded under this plan for 1996 performance. In addition to the restricted stock awarded in 1997 under the profit bonus plan 349,400 shares of restricted stock, with a weighted-average fair value on the date of grant of $48.17 per share, were granted to certain senior officers in 1997. Vesting occurs over a two- to three-year period if certain performance objectives are met. All restricted stock and phantom stock units were granted at the market value of the shares on the grant date. At December 31, 1997, 832,640 shares of restricted stock and phantom stock units were outstanding.

Employee Stock Ownership Plan

In 1989, an Employee Stock Ownership Plan was formed to hold certain shares of Mellon Bank Corporation common stock previously held in other defined contribution plans sponsored by the Corporation and its subsidiaries. At December 31, 1997, 1996 and 1995, this plan held 154,891; 155,574; and 192,110 shares, respectively, of the Corporation's common stock. The Corporation may make contributions to this plan from time to time. No contributions were made in 1997, 1996 or 1995.

Postretirement benefits other than pensions

The Corporation shares in the cost of providing managed care, Medicare supplement and/or major medical programs for employees who retired prior to January 1, 1991. Employees who retire subsequent to January 1, 1991, who were between the ages of 55 and 65 on January 1, 1991, and who had at least 15 years of service are provided with a defined dollar supplement to assist them in purchasing health insurance. Early retirees who do not meet these age and service requirements are eligible to purchase health coverage at their own expense under the standard plans that are offered to active employees. In addition, the Corporation provides a small subsidy toward health care coverage for other active employees when they retire. These benefits are provided through various insurance carriers whose premiums are based on claims paid during the year. The cost of providing these benefits amounted to $7 million in 1997, $9 million in 1996, including $3 million of early retirement charges, and $10 million in 1995.

--------------------------------------------------------------------------------

21. EMPLOYEE BENEFITS (CONTINUED)

The following table sets forth the components of the costs and liability of the Corporation's postretirement health care and life insurance benefits programs for current and future retirees.

---------------------------------------------------------------------------------------------------------------------------------
ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION
                                                                             Accumulated
                                     Accrued postretirement                postretirement                      Unrecognized
                                         benefit cost                     benefit obligation              transition obligation
                                    --------------------------         --------------------------         -----------------------
(in millions)                       1997       1996       1995         1997       1996       1995         1997     1996      1995
---------------------------------------------------------------------------------------------------------------------------------
Balance at January 1                 $(33)      $(26)      $(19)        $(46)      $(55)      $(70)        $30      $32       $53
---------------------------------------------------------------------------------------------------------------------------------
Recognition of components of
  net periodic postretirement
  benefit costs:
     Service cost                      (2)        (1)        (1)          (2)        (1)        (1)          -        -         -
     Interest cost                     (3)        (3)        (6)          (3)        (3)        (6)          -        -         -
     Retirement enhancement
       program                          -         (3)         -            -         (6)         -           -        -         -
     Amortization of
       transition obligation           (2)        (2)        (3)           -          -          -          (2)      (2)       (3)
----------------------------------------------------------------------------------------------------------------------------------
                                       (7)        (9)       (10)          (5)       (10)        (7)         (2)      (2)       (3)
Adjustment due to
  acquisition of Buck                 (13)         -          -          (13)         -          -           -        -         -
Change in APBO actuarial
  assumptions including a
  change in the discount rate           -          -          -            5         15         (1)          -        -         -
Benefit payments                        3          2          3            4          4          5           -        -         -
Plan changes                            -          -          -            -          -         18           -        -       (18)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31               $(50)      $(33)      $(26)        $(55)      $(46)      $(55)        $28      $30       $32
----------------------------------------------------------------------------------------------------------------------------------

A weighted-average discount rate of 7.0% was used to estimate the 1997 net periodic benefit cost, and a 6.75% rate was used to value the accumulated postretirement benefit obligation at year-end 1997. A health care cost trend rate was used to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, technological changes, regulatory requirements and Medicare cost shifting. The future annual increase assumed in the cost of health care benefits was 6.25% for 1998 and was decreased gradually to 4.25% for 2002 and thereafter. The health care cost trend rate assumption may have a significant impact on the amounts reported. Increasing the assumed health care cost trend by one percentage point in each year would increase the accumulated postretirement benefit obligation by approximately $6 million and the aggregate of the service and interest cost components of net periodic postretirement health care benefit cost by less than $1 million.

During 1995, the transition obligation was reduced by $18 million due to a change in the benefit program that requires current and future retirees to enroll in a managed care program. Previously, retirees were permitted to use any health care provider.

22. RESTRICTIONS ON DIVIDENDS AND REGULATORY LIMITATIONS

The prior approval of the Office of the Comptroller of the Currency (OCC) or the Federal Reserve Board, as applicable, is required if the total of all dividends declared by a national or state member bank subsidiary in any calendar year exceeds the bank subsidiary's net profits, as defined, for that year, combined with its retained net profits for the preceding two calendar years. Additionally, such bank subsidiaries may not declare dividends in excess of net profits on hand, as defined, after deducting the amount by which the principal amount of all loans on which interest is past due for a period of six months or more exceeds the reserve for credit losses.

--------------------------------------------------------------------------------

22. RESTRICTIONS ON DIVIDENDS AND REGULATORY LIMITATIONS (CONTINUED)

Under the first and currently more restrictive of the foregoing federal dividend limitations, the Corporation's national and state member bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to December 31, 1997, of up to approximately $535 million of their retained earnings of $2.702 billion at December 31, 1997, less any dividends declared and plus or minus net profits or losses, as defined, between January 1, 1998, and the date of any such dividend declaration.

The payment of dividends also is limited by minimum capital requirements imposed on all bank subsidiaries. The Corporation's bank subsidiaries exceed these minimum requirements. The ability of state member banks to pay dividends is also limited by state banking regulations. The bank subsidiaries declared dividends to the parent Corporation of $450 million in 1997, $400 million in 1996 and $501 million in 1995. The Federal Reserve Board and the OCC have issued additional guidelines that require bank holding companies and national banks to continually evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition.

The Federal Reserve Act limits extensions of credit by the Corporation's bank subsidiaries to the Corporation and to certain other affiliates of the Corporation, and requires such extensions to be collateralized and limits the amount of investments by the banks in these entities. At December 31, 1997, such extensions of credit and investments were limited to $507 million to the Corporation or any other affiliate and to $1,014 million in total to the Corporation and all of its other affiliates. Outstanding extensions of credit totaled $680 million at December 31, 1997.

23. LEGAL PROCEEDINGS

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

24. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

Off-balance-sheet risk

In the normal course of business, the Corporation becomes a party to various financial transactions that generally do not involve funding. Because these transactions generally are not funded, they are not reflected on the balance sheet and are referred to as financial instruments with off-balance-sheet risk. The Corporation offers off-balance-sheet financial instruments to enable its customers to meet their financing objectives and manage their interest- and currency-rate risk. Supplying these instruments provides the Corporation with an ongoing source of fee revenue. The Corporation also enters into these transactions to manage its own risks arising from movements in interest and currency rates, to manage prepayment risk associated with its mortgage servicing portfolio and as part of its proprietary trading and funding activities. These off-balance-sheet instruments are subject to credit and market risk. Credit risk is limited to the estimated aggregate replacement cost of contracts in a gain position, should counterparties fail to perform under the terms of those contracts and any underlying collateral proves to be of no value. The Corporation manages credit risk by dealing only with approved counterparties under specific credit limits and by monitoring the amount of outstanding contracts by customer and in the aggregate against such limits. Counterparty limits are monitored on an ongoing basis. Credit risk is often further mitigated by contractual agreements to net replacement cost gains and losses on multiple transactions with the same counterparty through the use of master netting agreements. Market risk arises from changes in the market value of contracts as a result of the fluctuations in interest and currency rates. The Corporation limits its exposure to market risk by entering into generally matching or offsetting positions and by establishing and monitoring limits on unmatched positions.

--------------------------------------------------------------------------------

24. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

Position limits are set by the Finance Committee and approved by the Office of The Chairman and the Executive Committee of the board of directors. Portfolio outstandings are monitored against such limits by senior managers and compliance staff independent of line areas.

FINANCIAL INSTRUMENTS WITH CONTRACT AMOUNTS THAT REPRESENT CREDIT RISK
--------------------------------------------------------------------------------

                                                                        December 31,
(in millions)                                                     1997                1996
------------------------------------------------------------------------------------------
   Commitments to extend credit                                $30,964             $26,777
   Standby letters of credit and foreign guarantees              3,897               3,705
   Commercial letters of credit                                    105                  92
   Residential mortgage loans serviced with recourse               112                 120
   Custodian securities lent with indemnification
     against broker default of return of securities             29,830              21,626
------------------------------------------------------------------------------------------

Commitments to extend credit

The Corporation enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specific rates and for specific purposes. Substantially all of the Corporation's commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding. The majority of the Corporation's commitments to extend credit include material adverse change clauses within the commitment contracts. These clauses allow the Corporation to deny funding a loan commitment if the borrower's financial condition deteriorates during the commitment, such that the customer no longer meets the Corporation's credit standards. The Corporation's exposure to credit loss in the event of nonperformance by the customer is represented by the contractual amount of the commitment to extend credit. Accordingly, the credit policies utilized in committing to extend credit and in the extension of loans are the same. Market risk arises on fixed rate commitments if interest rates have moved adversely subsequent to the extension of the commitment. The Corporation believes the market risk associated with commitments is minimal. Since many of the commitments are expected to expire without being drawn upon, the total contractual amounts do not necessarily represent future cash requirements. The amount and type of collateral obtained by the Corporation are based upon industry practice, as well as its credit assessment of the customer. Of the $31 billion of contractual commitments for which the Corporation has received a commitment fee or which were otherwise legally binding--excluding credit card plans--approximately 29% of the commitments are scheduled to expire within one year, and approximately 87% are scheduled to expire within five years.

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

--------------------------------------------------------------------------------

24. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

Standby letters of credit and foreign guarantees obligate the Corporation to disburse funds to a third-party beneficiary if the Corporation's customer fails to perform under the terms of an agreement with the beneficiary. Standby letters of credit and foreign guarantees are used by the customer as a credit enhancement and typically expire without being drawn upon.


-----------------------------------------------------------------------------------------------------------------------------------
STANDBY LETTERS OF CREDIT AND FOREIGN GUARANTEES                                                                   Weighted-average
                                                                                                                  years to maturity
                                                                                      December 31,                 at December 31,
(in millions)                                                                       1997         1996              1997        1996
-----------------------------------------------------------------------------------------------------------------------------------
Commercial paper and other debt                                                   $  400       $  447               1.4         2.0
Tax-exempt securities                                                                972          765               2.1         1.8
Bid- or performance-related                                                        1,747        1,186                .6          .8
Other                                                                                778        1,307                .8          .5
                                                                                 -------        -----
   Total standby letters of credit and foreign guarantees (a)                     $3,897       $3,705               1.1         1.0
-----------------------------------------------------------------------------------------------------------------------------------

(a) Net of participations and cash collateral totaling $306 million and $391 million at December 31, 1997 and 1996, respectively.

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

Residential mortgage loans serviced with recourse

Certain residential mortgages have been sold with servicing retained in which the Corporation is subject to limited recourse provisions. The loans are collateralized by real estate mortgages and in certain instances are supported by either government-sponsored or private mortgage insurance.

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

The Corporation currently enters into two types of agency securities lending arrangements--lending with and without indemnification. In securities lending transactions without indemnification, the Corporation bears no contractual risk of loss. For transactions in which the Corporation provides an indemnification, risk of credit loss occurs if the borrower defaults on returning the securities and the value of the collateral declines. Because the Corporation generally indemnifies the owner of the securities against borrower default only, which is indemnification for the difference between the market value of the securities lent and any collateral deficiency, the total contractual amount does not necessarily represent future cash requirements. Additional market risk associated with securities lending transactions arises from interest rate movements that affect the spread between the rate paid to the securities borrower on the borrower's collateral and the rate the Corporation earns on that collateral. This risk is controlled through policies that limit the level of such risk that can be undertaken.

--------------------------------------------------------------------------------

24. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)


OFF-BALANCE-SHEET INSTRUMENTS USED FOR TRADING ACTIVITIES (A)
--------------------------------------------------------------------------------
                                                                                                 December 31,
                                                                                         1997                          1996
                                                                                 --------------------         ---------------------
                                                                                 NOTIONAL      CREDIT         Notional       Credit
(in millions)                                                                      AMOUNT        RISK           Amount         Risk
-----------------------------------------------------------------------------------------------------------------------------------
Foreign currency contracts:
  Commitments to purchase                                                         $14,808         (B)          $11,473          (b)
  Commitments to sell                                                              14,882         (B)           11,562          (b)
Foreign currency and other option contracts purchased                                 796          13              438           14
Foreign currency and other option contracts written                                   789           -              450            -
Interest rate agreements: (c)
  Interest rate swaps                                                               5,077          33            6,665           25
  Options, caps and floors purchased                                                  403           -            2,047            1
  Options, caps and floors written                                                    567           -            2,107            -
  Futures and forward contracts                                                     7,985           -            1,421            2
-----------------------------------------------------------------------------------------------------------------------------------

(a) The amount of credit risk associated with these instruments is limited to the cost of replacing a contract in a gain position, on which a counterparty may default.
(b) The combined credit risk on foreign currency contract commitments to purchase and sell was $487 million at December 31, 1997, and $303 million at December 31, 1996.
(c) The credit risk associated with interest rate agreements is calculated after considering master netting arrangements.

Foreign currency contracts

Commitments to purchase and sell foreign currency facilitate the management of market risk by ensuring that, at some future date, the Corporation or a customer will have a specified currency at a specified rate. The Corporation enters into foreign currency contracts to assist customers in managing their currency risk and as part of its proprietary trading activities. The notional amount of these contracts at December 31, 1997, was $14.8 billion of contracts to purchase and $14.9 billion of contracts to sell. This notional amount does not represent the actual market or credit risk associated with this product. Market risk arises from changes in the market value of contractual positions caused by movements in currency rates. The Corporation limits its exposure to market risk by entering into generally matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk relates to the ability of the Corporation's counterparty to meet its obligations under the contract and includes the estimated aggregate replacement cost of those foreign currency contracts in a gain position. Replacement cost totaled approximately $487 million and $303 million at December 31, 1997 and 1996, respectively, and is recorded on the balance sheet. There were no settlement or counterparty default losses on foreign currency contracts in 1997, 1996 or 1995. The Corporation manages credit risk by dealing only with approved counterparties under specific credit limits and by monitoring the amount of outstanding contracts by customer and in the aggregate against such limits. The future cash requirements, if any, related to foreign currency contracts are represented by the net contractual settlement between the Corporation and its counterparties.

Foreign currency and other option contracts written and purchased

Foreign currency and other option contracts grant the contract purchaser the right, but not the obligation, to purchase or sell a specified amount of a foreign currency or other financial instrument during a specified period at a predetermined price. The Corporation acts as both a purchaser and seller of foreign currency and other option contracts. Market risk arises from changes in the value of contractual positions caused by fluctuations in currency rates, interest rates and security values underlying the option contracts. Market risk is managed by entering into generally matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk and future cash requirements are similar to those of foreign currency contracts. The estimated aggregate replacement cost of purchased foreign currency and other option contracts in gain positions was $13 million at December 31, 1997, and $14 million at December 31, 1996, and is recorded on the balance sheet. There were no settlement or counterparty default losses on foreign currency and other option contracts in 1997, 1996 or 1995.

--------------------------------------------------------------------------------

24. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

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

The credit risk associated with interest rate swaps is limited to the estimated aggregate replacement cost of those agreements in a gain position. Replacement cost totaled $33 million and $25 million at December 31, 1997 and 1996, respectively. Credit risk is managed through credit approval procedures that establish specific lines for individual counterparties and limits of credit exposure to various portfolio segments. Counterparty and portfolio outstandings are monitored against such limits on an ongoing basis. Credit risk is further mitigated by contractual arrangements with the Corporation's counterparties that provide for netting replacement cost gains and losses on multiple transactions with the same counterparty. The Corporation has entered into collateral agreements with certain counterparties to interest rate swaps to further secure amounts due. The collateral is generally cash, U.S. government securities or mortgage pass-through securities guaranteed by the Government National Mortgage Association (GNMA). There were no counterparty default losses on interest rate swaps in 1997, 1996 or 1995. Market risk arises from changes in the market value of contractual positions caused by movements in interest rates. The Corporation limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. The future cash requirements of interest rate swaps are limited to the net amounts payable under these swaps. At December 31, 1997, 83% of the notional principal amount of interest rate swaps were scheduled to mature in less than five years.

Options, caps and floors

An interest rate option is a contract that grants the purchaser the right to either purchase or sell a financial instrument at a specified price within a specified period of time. An interest rate cap is a contract that protects the holder from a rise in interest rates beyond a certain point. An interest rate floor is a contract that protects the holder against a decline in interest rates below a certain point. The credit risk associated with options, caps and floors purchased was less than $1 million at year-end 1997 and $1 million at year-end 1996 and is recorded on the balance sheet. Options, caps and floors written do not expose the Corporation to credit risk. Market risk arises from changes in the market value of contractual positions caused by movements in interest rates. The Corporation limits its exposure to market risk by entering into generally matching or offsetting positions and by establishing and monitoring limits on unmatched positions.

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

For instruments that are traded on an organized exchange, the exchange assumes the credit risk that a counterparty will not settle and generally requires a margin deposit of cash or securities as collateral to minimize potential credit risk. The Corporation has established policies governing which exchanges and exchange members can be used to conduct these activities, as well as the number of contracts permitted with each member and the total dollar amount of outstanding contracts. Credit risk associated with futures and forward contracts is limited to the estimated aggregate replacement cost of those futures and forward contracts in a gain position and was less than $1 million at December 31, 1997, and $2 million at December 31, 1996. Credit risk related to futures contracts is substantially mitigated by daily cash settlements with the exchanges for the net change in futures contract value. There were no settlement or counterparty default losses on futures

--------------------------------------------------------------------------------

24. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

and forward contracts in 1997, 1996 or 1995. Market risk is similar to the market risk associated with foreign currency and other option contracts. The future cash requirements, if any, related to futures and forward contracts are represented by the net contractual settlement between the Corporation and its counterparties.


OFF-BALANCE-SHEET INSTRUMENTS USED FOR RISK MANAGEMENT PURPOSES (A)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            December 31,
                                                                             1997                                    1996
                                                                  ------------------------                 ------------------------
                                                                  NOTIONAL          CREDIT                 Notional          Credit
(in millions)                                                      AMOUNT            RISK                    Amount           Risk
-----------------------------------------------------------------------------------------------------------------------------------
Interest rate risk management instruments: (b)
  Interest rate swaps                                               $5,410             $34                   $4,789              $3
  Options, caps and floors purchased (c)                                40               -                       63               -
  Futures contracts                                                      -               -                       33               -
Mortgage servicing rights risk management instruments:
  Interest rate floors                                               1,850              35                        -               -
  Interest rate swaps                                                1,000              26                        -               -
  Principal only swaps                                                 273              13                        -               -
Other products:
  Total return swaps                                                   139               6                      118               4
  Interest rate swaps and futures
    contracts hedging anticipated transactions                         579               -                        -               -
-----------------------------------------------------------------------------------------------------------------------------------

(a) The amount of credit risk associated with these instruments is limited to the cost of replacing a contract in a gain position, on which a counterparty may default.

(b) The credit risk associated with interest rate agreements is calculated after considering master netting arrangements.

(c) At December 31, 1997 and 1996, there were no options, caps and floors written.


Interest rate swaps

The Corporation enters into interest rate swaps as part of its interest rate risk management strategy primarily to alter the interest rate sensitivity of its deposit liabilities, loans and certain other liabilities. At December 31, 1997, the Corporation used $5,410 million of interest rate swaps for interest rate risk management purposes, compared with $4,789 million at December 31, 1996. The credit and market risk associated with these instruments is explained on page 99 under "Interest rate swaps." The replacement cost of swap agreements in a gain position was $34 million and $3 million at December 31, 1997 and 1996, respectively. Net interest revenue in 1997 and 1996 included $4 million and $8 million, respectively, of amortized deferred gains from terminated interest rate swaps.

Options, caps, floors and futures contracts

Other interest rate products--primarily options, interest rate caps, interest rate floors and futures contracts--are also used by the Corporation as part of its interest rate risk management strategy. The Corporation had $40 million and $96 million notional amounts of these instruments outstanding at December 31, 1997 and 1996, respectively. The credit and market risk associated with these instruments is explained on page 99 under "Options, caps, floors" and "Futures and forward contracts." The replacement cost of those instruments in a gain position was less than $1 million at December 31, 1997 and less than $1 million at December 31, 1996.

--------------------------------------------------------------------------------

24. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

Mortgage servicing rights risk management instruments

The value of the Corporation's mortgage servicing portfolio may be adversely impacted if mortgage interest rates decrease and actual or expected prepayments of loans serviced increase. To mitigate this risk and the potential resultant impairment to MSRs, the Corporation holds interest rate contracts including interest rate floors, interest rate swaps and principal only swaps. In an interest rate floor agreement, cash interest payments are received only if current interest rates fall below a predetermined interest rate. Principal only swaps increase in value if the underlying instrument, consumer mortgages, prepays at an accelerated rate. The Corporation had $3,123 million notional amount of these instruments outstanding at December 31, 1997. The replacement cost of those instruments in a gain position was $74 million at December 31, 1997.

Total return swaps

The Corporation had $139 million and $118 million of total return swaps at December 31, 1997 and 1996, respectively. Total return swaps are used by the Corporation to minimize the risk related to the Corporation's investment in startup mutual funds that are based on specific market indices. Credit risk associated with these products was $6 million at year-end 1997 and $4 million at year-end 1996.

Anticipated transactions

The Corporation periodically issues notes and debentures for general corporate purposes, including the funding of debt maturities. At December 31, 1997, there were open hedges of anticipated transactions to lock in the cost of a debt issuance anticipated in the first quarter of 1998 as well as to lock in the value of certain loans that are anticipated to be sold and/or securitized in the first half of 1998. There was an unrealized loss of less than $1 million related to these anticipated transactions at December 31, 1997.

Concentrations of credit risk

The Corporation manages both on- and off-balance-sheet credit risk by maintaining a well-diversified credit portfolio and by adhering to its written credit policies, which specify general underwriting criteria as well as underwriting standards for specific industries and control credit exposure by borrower, counterparty, degree of risk, industry and country. These measures are regularly updated to reflect the Corporation's evaluation of developments in economic, political and operating environments that could affect lending risks. The Corporation may adjust credit exposure to individual industries or customers through loan sales, syndications, participations and the use of master netting agreements when it has more than one transaction outstanding with the same customer. The amount of collateral, if any, obtained by the Corporation upon the extension of credit is based on industry practice as well as the credit assessment of the customer. The type and amount of collateral vary, but the form generally includes: accounts receivable; inventory; property, plant and equipment; other assets; and/or income-producing commercial properties with appraised values that exceed the contractual amount of the credit facilities by pre-approved ratios. The maximum risk of accounting loss from on- and off-balance-sheet financial instruments with these counterparties is represented by their respective balance sheet amounts and the contractual or replacement cost of the off-balance-sheet financial instruments. The only significant credit concentrations for the Corporation were consumers and the U.S. government.

Consumer credit exposure consisted principally of loans and the related interest receivable on the balance sheet and off-balance-sheet loan commitments and letters of credit. Information on the Corporation's consumer loans is presented in note 4 of Notes to Financial Statements. Consumers to which the Corporation has credit exposure primarily are located within the mid-Atlantic region and are affected by economic conditions within that region.

--------------------------------------------------------------------------------

24. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

The Corporation has credit exposure to the U.S. government, including its corporations and agencies. Substantially all of this exposure consisted of investment securities, securities available for sale and the related interest receivable and balances due from the Federal Reserve. There were no other significant concentrations of credit risk at December 31, 1997 and 1996, respectively.

25. FAIR VALUE OF FINANCIAL INSTRUMENTS

FAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires the disclosure of the estimated fair value of on- and off-balance-sheet financial instruments. A financial instrument is defined by FAS No. 107 as cash, evidence of an ownership interest in an entity or a contract that creates a contractual obligation or right to deliver to or receive cash or another financial instrument from a second entity on potentially favorable terms.

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

Fair value estimates do not include anticipated future business or the value of assets, liabilities and customer relationships that are not considered financial instruments. For example, the Corporation's fee-generating businesses--which contributed 62% of revenue in 1997--are not incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial instruments include lease finance assets, deferred tax assets, lease contracts, premises and equipment, and intangible assets. Accordingly, the estimated fair value amounts of financial instruments do not represent the entire value of the Corporation.

The following methods and assumptions were used by the Corporation in estimating the fair value of its financial instruments at December 31, 1997 and 1996.

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

Trading account securities, securities available for sale and investment securities

Trading account securities and securities available for sale are recorded at market value on the Corporation's balance sheet, including amounts for off-balance-sheet instruments held for trading activities. Market values of trading account securities, securities available for sale and investment securities generally are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, market value is estimated using quoted market prices for securities with similar credit, maturity and interest rate characteristics. The tables in note 3 present in greater detail the carrying value and market value of securities available for sale and investment securities at December 31, 1997 and 1996.

--------------------------------------------------------------------------------

25. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

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

--------------------------------------------------------------------------------

25. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)


-----------------------------------------------------------------------------------------------------------------
                                                       Carrying amount                       Estimated fair value
                                                         December 31,                           December 31,
(dollars in millions)                                1997              1996                    1997          1996
-----------------------------------------------------------------------------------------------------------------
Securities available for sale (a)                 $ 2,767           $ 4,111                 $ 2,767       $ 4,111
Investment securities (a)                           2,082             2,375                   2,118         2,365
Loans (b):
   Commercial and financial                        12,392            11,618                  12,368        11,553
   Commercial real estate                           1,509             1,534                   1,492         1,486
   Consumer mortgage                                8,505             7,772                   8,465         7,661
   Other consumer credit                            4,097             3,936                   4,151         3,924
                                                  -------           -------
     Total loans                                   26,503            24,860
Reserve for credit losses (b)                        (445)             (482)                      -             -
                                                   -------           -------             ----------   -----------
     Net loans                                     26,058            24,378                  26,476        24,624
Other assets (c)                                    2,074             1,500                   2,099         1,503
Fixed-maturity deposits (d):
   Retail savings certificates                      7,421             6,660                   7,464         6,639
   Negotiable certificates of deposit               1,370             2,710                   1,369         2,708
   Other time deposits                              1,289             2,557                   1,288         2,554
Other funds borrowed (c)                            1,095               784                   1,095           783
Notes and debentures (a)                            2,573             2,518                   2,665         2,555
---------------------------------------------------------------------------------------------------------------------------------

(a) Market or dealer quotes were used to estimate the fair value of these financial instruments.

(b) Approximately 83% and 81% of total performing loans, excluding consumer mortgages and credit card receivables, reprice or mature within 90 days at December 31, 1997 and 1996, respectively. Excludes lease finance assets of $2,639 million and $2,533 million, as well as the related reserve for credit losses of $30 million and $43 million at December 31, 1997 and 1996, respectively. Lease finance assets are not considered financial instruments as defined by FAS No. 107.

(c)    Excludes non-financial instruments.

(d) FAS No. 107 defines the estimated fair value of deposits with no stated maturity, which includes demand deposits and money market and other savings accounts, to be equal to the amount payable on demand. Therefore, the positive effect of the Corporation's $21,225 million and $19,447 million of such deposits at December 31, 1997 and 1996, respectively, are not included in this table.

Commitments to extend credit, and standby letters of credit and foreign guarantees

These financial instruments generally are not sold or traded, and estimated fair values are not readily available. However, the fair value of commitments to extend credit, and standby letters of credit and foreign guarantees is represented by the remaining contractual fees receivable over the term of the commitments.

Other off-balance-sheet financial instruments

The estimated fair value of off-balance-sheet instruments used for trading activities--which includes foreign exchange contracts, interest rate swaps, option contracts, interest rate caps and floors, and futures and forward contracts--is equal to the on-balance-sheet carrying amount of these instruments. The estimated fair value of off-balance-sheet instruments used for risk management purposes--which primarily includes interest rate swaps, interest rate caps and floors, and futures contracts--is estimated by obtaining quotes from brokers. These values represent the estimated amount the Corporation would receive or pay to terminate the agreements, considering current interest and currency rates, as well as the current credit-worthiness of the counterparties. Off-balance-sheet financial instruments are further discussed in note 24, "Financial instruments with off-balance-sheet risk and concentrations of credit risk."

--------------------------------------------------------------------------------

25. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)


ESTIMATED FAIR VALUE OF COMMITMENTS TO EXTEND CREDIT, AND STANDBY LETTERS OF
CREDIT AND FOREIGN GUARANTEES
--------------------------------------------------------------------------------
                                                    DECEMBER 31, 1997                                    December 31, 1996
                                      ----------------------------------------------         -------------------------------------
                                                                   ASSET                                               Asset
                                                        ----------------------------                       -----------------------
                                      CONTRACT          CARRYING          ESTIMATED          Contract      Carrying      Estimated
(in millions)                           AMOUNT            AMOUNT (a)      FAIR VALUE           amount        amount  (a)fair value
----------------------------------------------------------------------------------------------------------------------------------
Commitments to extend credit           $30,964                $4                $102          $26,777            $5            $91
Standby letters of credit and
  foreign guarantees                     3,897                 1                  19            3,705             2             18
----------------------------------------------------------------------------------------------------------------------------------

(a) Represents the on-balance-sheet receivables or deferred income arising from these financial instruments.


ESTIMATED FAIR VALUE OF OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS USED FOR TRADING
ACTIVITIES
--------------------------------------------------------------------------------
                                              DECEMBER 31, 1997                                     December 31, 1996
                                 -------------------------------------------            -------------------------------------------
                                                      ASSET (LIABILITY)                                       Asset (Liability)
                                  NOTIONAL        --------------------------             Notional        --------------------------
                                 PRINCIPAL        ESTIMATED          AVERAGE            principal         Estimated         Average
(in millions)                       AMOUNT        FAIR VALUE (a)  FAIR VALUE               amount        fair value (a)  fair value
-----------------------------------------------------------------------------------------------------------------------------------
Foreign currency contracts         $29,690            $  3             $ 14               $23,035              $  5             $ 5
  Options purchased                    796              13               14                   438                14               7
  Options written                      789              12               13                   450                12               7
Interest rate swaps                  5,077              13                7                 6,665                 6               4
Options, caps and floors               970               -                -                 4,154                 -               -
Futures and forward contracts        7,985             (11)             (10)                1,421                 2               2
-----------------------------------------------------------------------------------------------------------------------------------

(a)    Recorded at fair value on the Corporation's balance sheet.



ESTIMATED FAIR VALUE OF OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS USED FOR RISK
MANAGEMENT PURPOSES
                                                        DECEMBER 31, 1997                              December 31, 1996
                                              ----------------------------------------      --------------------------------------
                                                                 ASSET (LIABILITY)                             Asset (Liability)
                                               NOTIONAL       ------------------------       Notional     ------------------------
                                              PRINCIPAL       CARRYING       ESTIMATED      principal     Carrying      Estimated
(in millions)                                    AMOUNT         AMOUNT (a)  FAIR VALUE         amount       amount (a)  fair value
-----------------------------------------------------------------------------------------------------------------------------------
Interest rate risk management instruments:
  Interest rate swaps                            $5,410           $22            $32           $4,789            $5          $(67)
  Options, caps and floors                           40             1              -               63             -             1
  Futures contracts                                   -             -              -               33             -             -
Mortgage servicing rights risk management
  instruments:
  Interest rate floors                            1,850            23             35                -             -             -
  Interest rate swaps                             1,000             6             26                -             -             -
  Principal only swaps                              273            (1)            13                -             -             -
Other products:
  Total return swaps                                139             -              6              118             -             2
  Interest rate swaps and futures
    contracts hedging anticipated transactions      579             -             (1)               -             -             -
-----------------------------------------------------------------------------------------------------------------------------------

(a) Represents the on-balance-sheet receivables/payables, unamortized premiums or deferred income arising from these financial instruments.

--------------------------------------------------------------------------------

26. SUPPLEMENTAL INFORMATION TO THE CONSOLIDATED STATEMENT OF CASH FLOWS

Noncash investing and financing transactions that, appropriately, are not reflected in the Consolidated Statement of Cash Flows are listed below.


-----------------------------------------------------------------------------------------------
                                                                    Year ended December 31,
(in millions)                                                     1997        1996         1995
-----------------------------------------------------------------------------------------------
Net transfers to real estate acquired                         $     12       $  23        $  22
Net transfers to segregated assets                                  12          12           10
Purchase acquisitions (a):
   Fair value of noncash assets acquired                         1,057       1,954          385
   Liabilities and deposits assumed                               (720)       (120)        (255)
   Common stock issued, from treasury, and notes payable          (158)        (10)           -
                                                               -------    --------       ------
     Net cash paid                                                 179       1,824          130
Transfer of CornerStonesm credit card loans to
   accelerated resolution portfolio                                231           -          193
-------------------------------------------------------------------------------------------------

(a) Purchase acquisitions include: Buck Consultants, Inc. and Pacific Brokerage Services, Inc. in 1997; the business equipment finance unit of USL and FUL in 1996; and Metmor Financial, Inc. in 1995.

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

--------------------------------------------------------------------------------

27. MELLON BANK CORPORATION (PARENT CORPORATION)


CONDENSED INCOME STATEMENT
--------------------------------------------------------------------------------------------------------
                                                                       Year ended December 31,
(in millions)                                                     1997               1996           1995
--------------------------------------------------------------------------------------------------------
Dividends from bank subsidiaries                                  $450              $400            $501
Dividends from nonbank subsidiaries                                 34                21              30
Interest revenue from bank subsidiaries                             39                25              37
Interest revenue from nonbank subsidiaries                          25                25              27
Other revenue                                                        6                12               3
--------------------------------------------------------------------------------------------------------
     Total revenue                                                 554               483             598
--------------------------------------------------------------------------------------------------------
Interest expense on commercial paper                                 4                12              13
Interest expense on notes and debentures                            89                88              83
Other expense                                                       31                29              29
Trust-preferred securities expense                                  78                 3               -
--------------------------------------------------------------------------------------------------------
     Total expense                                                 202               132             125
--------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET
  INCOME OF SUBSIDIARIES                                           352               351             473
Provision (benefit) for income taxes                               (38)              (21)            (17)
Equity in undistributed net income:
  Bank subsidiaries                                                189               228             111
  Nonbank subsidiaries                                             192               133              90
--------------------------------------------------------------------------------------------------------
NET INCOME                                                         771               733             691
Dividends on preferred stock                                        21                44              39
--------------------------------------------------------------------------------------------------------
NET INCOME APPLICABLE TO COMMON STOCK                             $750              $689            $652
--------------------------------------------------------------------------------------------------------



CONDENSED BALANCE SHEET
-------------------------------------------------------------------------------------------------------
                                                                                       December 31,
(in millions)                                                                      1997            1996
-------------------------------------------------------------------------------------------------------
ASSETS:
Cash and money market investments with bank subsidiary                          $   337         $   917
Securities available for sale                                                         -             200
Loans and other receivables due from nonbank subsidiaries                           566             347
Investment in bank subsidiaries                                                   4,452           4,185
Investment in nonbank subsidiaries                                                  515             362
Subordinated debt and other receivables due from bank subsidiaries                   78             108
Other assets                                                                        147             108
-------------------------------------------------------------------------------------------------------
     Total assets                                                                $6,095          $6,227
-------------------------------------------------------------------------------------------------------

LIABILITIES:
Commercial paper                                                                 $   67          $  122
Other liabilities                                                                   169             140
Notes and debentures (with original maturities over one year)                     1,023           1,229
-------------------------------------------------------------------------------------------------------
     Total liabilities                                                            1,259           1,491
-------------------------------------------------------------------------------------------------------
TRUST-PREFERRED SECURITIES:
Guaranteed preferred beneficial interests in Corporation's
  junior subordinated deferrable interest debentures                                991             990
-------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY:
Preferred stock                                                                     193             290
Common shareholders' equity                                                       3,652           3,456
-------------------------------------------------------------------------------------------------------
     Total shareholders' equity                                                   3,845           3,746
-------------------------------------------------------------------------------------------------------
     Total liabilities, trust-preferred securities and shareholders' equity      $6,095          $6,227
-------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

27. MELLON BANK CORPORATION (PARENT CORPORATION) (CONTINUED)


CONDENSED STATEMENT OF CASH FLOWS
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                 Year ended December 31,
(in millions)                                                                              1997              1996            1995
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                              $   771           $   733         $   691
Adjustments to reconcile net income to net cash
  provided by operating activities:
   Amortization                                                                              12                21              21
   Equity in undistributed net income of subsidiaries                                      (399)             (361)           (201)
   Net (increase) decrease in accrued interest receivable                                    (1)                1               3
   Deferred income tax benefit                                                               (1)               (3)              -
   Net increase in other operating activities                                                39                10              42
----------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                                              421               401             556
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net (increase) decrease in short-term deposits with affiliated banks                        581              (602)             32
Purchases of securities available for sale                                                 (605)             (200)              -
Proceeds from maturities of securities available for sale                                   807                 -               -
Loans made to subsidiaries                                                                 (250)             (298)           (284)
Principal collected on loans to subsidiaries                                                191               342             581
Loans collected from (made to) joint venture                                                 14                 1             (15)
Net capital returned from subsidiaries                                                       16               350             241
Net increase in other investing activities                                                  (52)              (20)            (14)
----------------------------------------------------------------------------------------------------------------------------------
     Net cash provided (used) in investing activities                                       702              (427)            541
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in commercial paper                                                 (55)             (162)            106
Repayments of long-term debt                                                               (205)              (20)           (326)
Net proceeds from issuance of long-term debt                                                  -               247             199
Proceeds from issuance of common stock                                                       75                55              58
Redemption of preferred stock                                                               (97)             (145)           (155)
Net proceeds from issuance of guaranteed preferred beneficial interests
 in Corporation's junior subordinated deferrable interest debentures                          -               990               -
Repurchase of common stock                                                                 (534)             (596)           (578)
Repurchase of warrants                                                                        -                 -             (54)
Dividends paid on common and preferred stock                                               (352)             (354)           (346)
Net increase in other financing activities                                                   46                11               -
----------------------------------------------------------------------------------------------------------------------------------
     Net cash provided (used) in financing activities                                    (1,122)               26          (1,096)
----------------------------------------------------------------------------------------------------------------------------------
CHANGE IN CASH AND DUE FROM BANKS:
Net change in cash and due from banks                                                         1                 -               1
Cash and due from banks at beginning of year                                                  1                 1               -
----------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                                $       2          $      1      $        1
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES
Interest paid                                                                          $     97           $    95        $     99
Net income taxes refunded                                                                   (27)               (3)            (42)
----------------------------------------------------------------------------------------------------------------------------------

REPORT OF INDEPENDENT AUDITORS



TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF MELLON BANK CORPORATION:

We have audited the accompanying consolidated balance sheets of Mellon Bank Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mellon Bank Corporation and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.







                                                    /s/ KPMG PEAT MARWICK LLP



Pittsburgh, Pennsylvania
January 15, 1998

CORPORATE INFORMATION

Annual Meeting         The Annual Meeting of Shareholders will be held on the
                       10th floor of the Union Trust Building, 501 Grant Street,
                       Pittsburgh, PA, at 10 a.m. on Tuesday, April 21, 1998.

Form 10-K and          For a free copy of the Corporation's Annual Report on
Shareholder            Form 10-K or the quarterly earnings news release on
Publications           Form 8-K, as filed with the Securities and Exchange
                       Commission, please send a written request to the Secretary of the Corporation, 4826 One Mellon Bank
                       Center, Pittsburgh, PA 15258-0001.

                       Quarterly earnings and other news releases also can be obtained by fax by calling Company News on Call at 1 800 758-5804 and entering a six-digit code (552187).

Exchange Listing       Mellon's common stock is traded on the New York Stock
                       Exchange. The trading symbol is MEL.  Our Transfer
                       Agent and Registrar is ChaseMellon Shareholder
                       Services, P.O. Box 590, Ridgefield Park, NJ 07660-9940.
                       For more information, please call 1 800 205-7699.

Stock Prices           Current prices for Mellon's common stock can be
                       obtained from any Touch-Tone telephone by dialing (412)
                       236-0834 (in Pittsburgh) or 1 800 648-9496 (outside
                       Pittsburgh). When prompted to "enter I.D.," press MEL#
                       (or 635#). This service is available free of charge, 24 hours a day, seven days a week, from anywhere in the continental United States.

Dividend Payments      Subject to approval of the board of directors,
                       dividends are paid on Mellon's common stock on or about the 15th day of February, May, August and November.

Direct Stock Purchase  The Direct Stock Purchase and Dividend Reinvestment
and Dividend           Plan provides a way to purchase shares of common
Reinvestment Plan      stock directly from the Corporation at the market
                       value for such shares. Nonshareholders may purchase their first shares of the Corporation's common stock through the plan, and shareholders may increase their shareholdings by reinvesting cash dividends and through optional cash investments. Plan details are in a Prospectus, which may be obtained from ChaseMellon Shareholder Services by calling 1 800 842-7629.

Electronic Deposit     Registered shareholders may have quarterly dividends
of Dividends           paid on Mellon's common stock deposited electronically to
                       their checking or savings account, free of charge. To have your dividends deposited electronically, please write to ChaseMellon Shareholder Services, P.O. Box 590,
                       Ridgefield Park, NJ 07660-9940. For more information, please call 1 800 205-7699.

Phone Contacts        Corporate Communications/
                       Media Relations                (412) 236-1264   Media inquiries

                      Direct Stock Purchase and
                      Dividend Reinvestment Plan      1 800 842-7629   Plan prospectus and enrollment materials

                      Investor Relations              (412) 234-5601   Questions regarding the Corporation's financial
                                                                       performance

                      Publication Requests            1 800 205-7699   Requests for the Annual Report or quarterly information

                      Securities Transfer Agent       1 800 205-7699   Questions regarding stock holdings, certificate
                                                                       replacement/transfer, dividends and address changes

Internet Access        Mellon: www.mellon.com
                       Dreyfus: www.dreyfus.com
                       Buck: www.buckconsultants.com
                       Dreyfus Brokerage Services: www.edreyfus.com
                       ChaseMellon Shareholder Services: www.chasemellon.com

Elimination of         To eliminate duplicate mailings, please submit a
Duplicate Mailings     written request, with your full name and address the
                       way it appears on your account, to ChaseMellon
                       Shareholder Services, P.O. Box 590, Ridgefield Park, NJ
                       07660-9940. For more information, please call 1 800
                       205-7699.

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