Form 10-K, Exhibit 13
period 1998-12-31
MELLON BANK CORP
filed 1999-03-19
CIK 64782

                                                                    Exhibit 13.1





CHASEMELLON SHAREHOLDER SERVICES, WITH APPROXIMATELY 2,000 CORPORATE CUSTOMERS, IS THE LARGEST COMPANY IN THE UNITED STATES DEVOTED EXCLUSIVELY TO STOCK TRANSFER AND RELATED SERVICES, SUCH AS ADMINISTRATION OF DIRECT PURCHASE AND DIVIDEND REINVESTMENT PLANS, EMPLOYEE STOCK PURCHASE AND OPTION PLANS, CORPORATE REORGANIZATIONS AND STOCKWATCH. CHASEMELLON ALSO WAS RATED THE NO. 1 PROXY SOLICITOR IN A 1998 INDUSTRY SURVEY.

MIAMI-BASED MELLON UNITED NATIONAL BANK REFERRED $145 MILLION IN NEW ASSETS UNDER MANAGEMENT TO MELLON PRIVATE ASSET MANAGEMENT, UNDERSCORING MELLON'S EXPANSION INTO ATTRACTIVE DEMOGRAPHIC REGIONS.

IN 1998, MELLON REINFORCED ITS COMMITMENT TO CONVENIENCE BY OPENING ITS 110TH SUPERMARKET BANKING LOCATION. CUSTOMERS ALSO OPTED FOR THE CONVENIENCE OF BANKING BY PHONE, INCREASING TELEPHONE SALES BY ABOUT 50 PERCENT.

VIDEO BANKER TECHNOLOGY PROVED INCREASINGLY POPULAR IN DELIVERING FACE-TO-FACE FINANCIAL EXPERTISE TO CUSTOMERS ON DEMAND AT REMOTE LOCATIONS THROUGHOUT MELLON'S RETAIL OFFICE NETWORK. MORE THAN 100,000 ACCOUNTS WERE OPENED IN 1998 VIA VIDEO BANKER.


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

www.edreyfus.com
(310) 276-0200

THE DREYFUS CORPORATION, one of the nation's leading mutual fund companies, manages or administers approximately $110 billion in assets in more than 150 mutual fund portfolios.

www.dreyfus.com
(212) 922-6000

DREYFUS INVESTMENT SERVICES CORPORATION provides a full range of securities brokerage services for individuals and institutional clients of Mellon Bank Corporation.

www.disc.mellon.com
1 800 243-7549

FOUNDERS ASSET MANAGEMENT, LLC is a manager of growth-oriented equity mutual funds and other investment portfolios.

www.founders.com
1 800 525-2440

MELLON PRIVATE ASSET MANAGEMENT provides investment and wealth management services for individuals, families, family offices, endowments and foundations.

1 800 582-9423

NEWTON MANAGEMENT LIMITED provides active international investment management to institutional, private and retail clients of Mellon Bank Corporation.

www.newton.co.uk
(011-44-171) 332-9000

CONSUMER BANKING

MELLON BANK CORPORATION operates the following retail subsidiaries in the United
States: Mellon Bank, N.A., Mellon Bank (DE) National Association, Mellon Bank
(MD) National Association and Mellon United National Bank.

MELLON BANK, N.A. comprises six regions serving consumer and small to midsize commercial markets throughout Pennsylvania and southern New Jersey.

Headquarters: Pittsburgh, Pennsylvania
(412) 234-5000

   MELLON BANK-CENTRAL REGION serves central Pennsylvania.

   Headquarters: State College, Pennsylvania
   (814) 234-6392

   MELLON BANK-COMMONWEALTH REGION serves southcentral Pennsylvania.

   Headquarters: Harrisburg, Pennsylvania
   (717) 231-7465

   MELLON BANK-NORTHEASTERN REGION serves northeastern Pennsylvania.

   Headquarters: Wilkes-Barre, Pennsylvania
   1 800 222-1992

BUCK CONSULTANTS IS A LEADER IN THE FIELDS OF BENEFITS, ACTUARIAL AND HUMAN RESOURCES CONSULTING AND EMPLOYEE BENEFITS OUTSOURCING. ON A REVENUE-RANKING BASIS, BUCK IS NO. 7 -- BOTH NATIONALLY AND WORLDWIDE.



   MELLON BANK-NORTHERN REGION serves northwestern Pennsylvania.

   Headquarters: Erie, Pennsylvania
   (814) 453-7400

   MELLON BANK-WESTERN REGION serves western Pennsylvania.

   Headquarters: Pittsburgh, Pennsylvania
   (412) 234-5000

   MELLON PSFS* serves southeastern Pennsylvania and southern New Jersey.

   Headquarters: Philadelphia, Pennsylvania
   (215) 553-3000

* Mellon PSFS is a service mark of Mellon Bank, N.A.

MELLON BANK (DE) NATIONAL ASSOCIATION serves consumer and commercial markets throughout Delaware.

Headquarters: Wilmington, Delaware
(215) 553-3000

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

Headquarters: Miami, Florida
(305) 358-4333

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

www.chasemellon.com
1 800 777-3694

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

(416) 643-5000

DREYFUS RETIREMENT SERVICES provides a full array of investment products, participant education and administration services to defined contribution plans nationwide.

drs.dreyfus.com
1 800 358-0910

FRANKLIN PORTFOLIO ASSOCIATES, LLC, provides investment management services for employee benefit funds and institutional clients.

(617) 790-6400

LAUREL CAPITAL ADVISORS provides investment management services for individuals and corporations through brokerage firms throughout the United States.

1 800 626-6721

MELLON BOND ASSOCIATES provides structured management of fixed-income portfolios for institutional clients.

(412) 234-3839

MELLON CAPITAL MANAGEMENT CORPORATION is a global quantitative asset manager for institutional clients.

(415) 546-6056

MELLON EQUITY ASSOCIATES provides specialized equity and balanced investment management services to pension plans, and nonprofit and public fund markets.

(412) 234-7500

MELLON FUND ADMINISTRATION is a leading servicer of unit trust funds, the equivalent of mutual funds, in the United Kingdom and to the offshore market in Dublin.

(011-44-127) 722-7300 (Brentwood)

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

(312) 357-3425

NEWTON MANAGEMENT LIMITED provides active international investment management to institutional, private and retail clients of Mellon Bank Corporation.

www.newton.co.uk
(011-44-171) 323-9000

PARETO PARTNERS, a partnership in which Mellon holds a 30 percent interest, provides investment management services for employee benefit funds and institutional and high net worth clients.

(212) 527-1800

BUSINESS BANKING

AFCO CREDIT CORPORATION, with its Canadian affiliate, CAFO, Inc., provides insurance premium financing with offices in the United States and Canada.

(201) 876-6600

CORPORATE BANKING markets a full range of financial and operating solutions to corporations and institutions with annual sales of more than $500 million. It also has groups that specialize in providing these solutions to the automotive, basic industries, media and communications, energy services, commercial banks, insurance, health care, broker/dealer and mutual fund/investment manager markets.

(412) 234-8808

INTERNATIONAL BANKING provides international trade and correspondent banking services and markets trade finance and logistics management services for clients selling products in foreign markets.

(412) 234-0350

INTERNATIONAL REPRESENTATIVE office serves as a liaison between the Corporation's banking subsidiaries and overseas customers.

(011-81-03) 3216-5861 (Tokyo)

MELLON 1ST BUSINESS BANK provides full commercial banking services to midsize business firms, professionals, entrepreneurs and business owners through its headquarters office and five regional offices in southern California.

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

(011-44-171) 623-0800

MELLON FINANCIAL MARKETS, INC., the Corporation's Section 20 underwriting subsidiary, conducts securities business, providing fixed-income and equity underwriting, trading and sales services to clients and investors throughout the United States.

(412) 234-6633

MELLON LEASING CORPORATION markets a broad range of lease and lease-related services from small-ticket vendor leasing to large highly structured transactions to a wide range of businesses throughout the United States and Canada through its three divisions: Leasing/Large Corporate, Mellon US Leasing and Mellon Vendor Leasing and Bank Services.

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

(412) 234-7560



MELLON VENTURES, INC. INCREASED ITS PORTFOLIO OF DIRECT EQUITY INVESTMENTS AND FUND INVESTMENTS TO APPROXIMATELY $250 MILLION. FORMED IN 1995, MELLON VENTURES HAS EQUITY POSITIONS IN COMPANIES IN VARYING INDUSTRIES ACROSS THE NATION, FUELING ENTREPRENEURIAL GROWTH WHILE PRODUCING SUPERIOR RETURNS FOR THE CORPORATION. CONTINUING ITS ONGOING GROWTH IN 1998, MELLON VENTURES ESTABLISHED AN OFFICE IN ATLANTA, ITS FOURTH NATIONWIDE AND A KEY REGIONAL PRESENCE FOR SERVING THE RAPIDLY EXPANDING SOUTHEASTERN U.S. MARKET.

Directors and Senior

Management Committee



EXECUTIVE MANAGEMENT GROUP

MARTIN G. MCGUINN
Chairman and Chief Executive Officer

CHRISTOPHER M. CONDRON
President and Chief Operating Officer

STEVEN G. ELLIOTT
Senior Vice Chairman and Chief Financial Officer

JOHN T. CHESKO
Vice Chairman and Chief Risk Officer

JEFFERY L. LEININGER
Vice Chairman

KEITH P. RUSSELL
Vice Chairman

PETER RZASNICKI
Vice Chairman

WILLIAM J. STALLKAMP
Vice Chairman

ALLAN P. WOODS
Vice Chairman and Chief Information Officer


Seated (l. to r.) Steven G. Elliott, Martin G. McGuinn, Christopher M. Condron; standing (l. to r.) Peter Rzasnicki, William J. Stallkamp, Keith P. Russell, John T. Chesko, Jeffery L. Leininger, Allan P. Woods.


[PHOTO]


DIRECTORS

MELLON BANK CORPORATION
AND MELLON BANK, N.A.
Dwight L. Allison Jr.(5)(6)
Retired Chairman, President and Chief Executive Officer
The Boston Company

Burton C. Borgelt(5)(6)
Retired Chairman and Chief Executive Officer
Dentsply International, Inc.
Manufacturer of dental products

Carol R. Brown(2)(6)
President
The Pittsburgh Cultural Trust
Cultural and economic growth organization

Frank V. Cahouet(5)(7)
Retired Chairman, President and Chief Executive Officer
Mellon Bank Corporation

Jared L. Cohon
President
Carnegie Mellon University
Private coeducational research institution

Christopher M. Condron(1)
President and Chief Operating Officer
Mellon Bank Corporation

J. W. Connolly(1)(2)(4)
Retired Senior Vice President
H.J. Heinz Company
Food manufacturer

Charles A. Corry(1)(2)(3)(4)
Retired Chairman and Chief Executive Officer
USX Corporation
Energy and steel

C. Frederick Fetterolf(1)(2)(5)(6)
Retired President and Chief Operating Officer
Aluminum Company of America
Aluminum and chemicals

Ira J. Gumberg(1)(2)(5)
President and Chief Executive Officer
J.J. Gumberg Co.
Real estate investment and development

Pemberton Hutchinson(3)(5)(6)
Retired Chief Executive Officer
Westmoreland Coal Company
Coal mining

George W. Johnstone(2)(5)
Retired President and Chief Executive Officer
American Water Works Company, Inc.
Water services

Rotan E. Lee(5)(6)
Vice President and General Counsel
Scheur Management Group
Health care consulting

Andrew W. Mathieson(1)(3)(4)
Retired Executive Vice President
Richard K. Mellon and Sons
Investments

Edward J. McAniff(5)(6)
Of Counsel
O'Melveny & Myers
Full-service law firm

Martin G. McGuinn(1)
Chairman and
  Chief Executive Officer
Mellon Bank Corporation

Robert Mehrabian(1)(2)(7)
Executive Vice President and
  Segment Executive
  Aerospace, Electronics and Industrial
Allegheny Teledyne Incorporated
Specialty metals and diversified businesses

Seward Prosser Mellon
President and Chief Executive Officer
Richard K. Mellon and Sons
Investments
Richard King Mellon Foundation
Philanthropy

Mark A. Nordenberg
Chancellor
University of Pittsburgh
Major public research university

David S. Shapira(1)(2)(5)(7)
Chairman and Chief Executive Officer
Giant Eagle, Inc.
Retail grocery store chain

Joab L. Thomas(4)(7)
President Emeritus
The Pennsylvania State University
Major public research university

Wesley W. von Schack(1)(3)(4)(6)(7)
Chairman, President and
  Chief Executive Officer
Energy East Corporation
Energy services

William J. Young(4)(5)(6)
Retired President
Portland Cement Association
Trade association for the Portland
  cement industry


CHAIRMEN EMERITI

J. David Barnes
Frank V. Cahouet
William B. Eagleson Jr.
Nathan W. Pearson


ADVISORY BOARD

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

MELLON BANK-COMMONWEALTH REGION
Paul S. Beideman
Susan C. Blue
Burton C. Borgelt
Stephen R. Burke
James E. Grandon Jr.
Ruth Leventhal
Henry E.L. Luhrs
James M. Mead
Ralph J. Papa
Gregory L. Sutliff
Marlin Thomas

MELLON BANK-NORTHEASTERN REGION
David T. Andes
Thomas B. Black
Alan J. Finlay
Joseph E. Kluger
Jeffery L. Leininger
Joseph R. Nardone
Joseph L. Persico
Arthur K. Ridley
Rhea P. Simms

MELLON BANK-NORTHERN REGION
James D. Berry III
John T. Chesko
Robert H. Cox
Eugene Cross
William S. DeArment
Robert G. Liptak Jr.
Gary W. Lyons
Ruthanne Nerlich
John S. Patton
J. Michael Puleo
Paul D. Shafer Jr.
Cyrus R. Wellman

MELLON PSFS
Paul C. Brucker
Thomas F. Donovan
Lon R. Greenberg
Pemberton Hutchinson
George W. Johnstone
Rotan E. Lee
Roland Morris
Pedro A. Ramos
William J. Stallkamp
Francis R. Strawbridge III
Stephen A. Van Dyck


SUBSIDIARY BOARDS

THE BOSTON COMPANY, INC. AND
BOSTON SAFE DEPOSIT AND TRUST
COMPANY
Christopher M. Condron
David F. Lamere
J. David Officer
Ronald P. O'Hanley
James P. Palermo
Frank L. Reis Jr.
H. Vernon Winters

BUCK CONSULTANTS, INC.
Christopher M. Condron
William Daniels
Merril S. Delon
Stephen D. Diamond
Edward I. Farb
Steven J. Ferruggia
Mary Garneau
Richard Koski
Joseph A. LoCicero
J. Robinson Lynch
Ronald P. O'Hanley
Fredrick W. Rumack
Raymond E. Sharp
Barry S. Sutton
John W. Thompson
Vincent M. Tobin
Gregory J. Wiber

THE DREYFUS CORPORATION
Mandell L. Berman
Burton C. Borgelt
Stephen E. Canter
Christopher M. Condron
Thomas F. Eggers
Steven G. Elliott
Lawrence S. Kash
Martin G. McGuinn
J. David Officer
Richard W. Sabo
Richard F. Syron

FOUNDERS ASSET MANAGEMENT, LLC
Stephen E. Canter
Christopher M. Condron
Gregory P. Contillo
Lawrence S. Kash
Richard W. Sabo

MELLON 1ST BUSINESS BANK
William S. Anderson
W. Peter Bohn
Robert W. Kummer Jr.
Keith P. Russell
Joseph P. Sanford
Thomas F. Savage

MELLON BANK CANADA
Frederick K. Beard
Peter A. Crossgrove
Keith G. Dalglish
Fraser M. Fell
Thomas C. MacMillan
James A. Riley
Peter Rzasnicki

MELLON BANK (DE) NATIONAL ASSOCIATION
John S. Barry
Robert C. Cole Jr.
Donna M. Coughey
Audrey K. Doberstein
Arden B. Engebretson
Norman D. Griffiths
Garrett B. Lyons
W. Charles Paradee Jr.
Bruce M. Stargatt

MELLON BANK (MD) NATIONAL ASSOCIATION
Frederick K. Beard
Michael A. Besche
Lawrence Brown Jr.
Steven G. Elliott
Timothy E. Hall
Albert R. Hinton

MELLON FINANCIAL GROUP-WEST COAST
John E. Anderson
John C. Argue
Frank V. Cahouet
Albert Carnasale
Richard M. Ferry
Ernest J. Friedman
Robert M. Kommerstad
Robert W. Kummer Jr.
Bill LeVine
Edward J. McAniff
Charles D. Miller
Peter W. Mullin
Keith P. Russell
Joseph P. Sanford
Roland Seidler Jr.

MELLON UNITED NATIONAL BANK
Paul S. Beideman
Joel Friedland
Herschel V. Green
Gerald Katcher
David F. Lamere
David Lawrence Jr.
J. David Officer
Aaron S. Podhurst
Howard Scharlin
Sherwood M. Weiser

NEWTON MANAGEMENT LIMITED
Francis D. Antin
Stephen E. Canter
Colin R. Harris
David F. Lamere
Stewart W. Newton
Ronald P. O'Hanley
Charles B. Richardson


SENIOR MANAGEMENT
COMMITTEE

EXECUTIVE MANAGEMENT GROUP
Martin G. McGuinn
Chairman and Chief Executive Officer

Christopher M. Condron
President and Chief Operating Officer

Steven G. Elliott
Senior Vice Chairman and Chief Financial Officer

John T. Chesko
Jeffery L. Leininger
Keith P. Russell
Peter Rzasnicki
William J. Stallkamp
Allan P. Woods

SENIOR MANAGERS
Paul S. Beideman
Michael E. Bleier
Paul A. Briggs
Michael A. Bryson
Stephen E. Canter
Larry F. Clyde
Paul H. Dimmick
Thomas F. Eggers
David F. Lamere
Joseph A. LoCicero
Peter A. Lofquist
Sandra J. McLaughlin
John P. O'Driscoll
J. David Officer
Ronald P. O'Hanley
James P. Palermo
Robert M. Parkinson
D. Michael Roark
Robert W. Stasik
Daniel J. Tuccillo
Patricia M. Waldinger
James S. Wolf

CORPORATE CONTROLLER
Michael K. Hughey

CORPORATE SECRETARY
Carl Krasik



(1) Executive Committee
(2) Audit Committee
(3) Nominating Committee
(4) Human Resources Committee
(5) Trust and Investment Committee
(6) Community Responsibility Committee
(7) Technology Committee

Listing as of Feb. 12, 1999

MELLON BANK CORPORATION (and its subsidiaries)
FINANCIAL SUMMARY
(dollar amounts in millions, except per share amounts)                 1998       1997       1996       1995     1994         1993
-----------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31
Net interest revenue                                               $  1,491   $  1,467   $  1,478   $  1,548   $  1,508   $  1,329
Provision for credit losses                                              60        148        155        105         70        125
Fee revenue                                                           2,921      2,418      2,019      1,670      1,652      1,538
Gains (losses) on sale of securities                                      1          -          4          6         (5)       100
Operating expense                                                     3,013      2,568      2,195      2,027      2,374      2,084
Provision for income taxes                                              470        398        418        401        278        298
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                         $    870   $    771   $    733   $    691   $    433   $    460
Net income applicable to common stock                                   861        750        689        652        358        397
Tangible net income applicable to common stock (a)                      972        832        765        725        434        458
----------------------------------------------------------------------------------------------------------------------------------
REPORTED AND TANGIBLE OPERATING RESULTS (a)
Earnings per common share - diluted:
   Reported                                                        $   3.25   $   2.88   $   2.58   $   2.25   $   1.21   $   1.36
   Tangible                                                            3.66       3.19       2.87       2.50       1.47       1.57
Return on common shareholders' equity:
   Reported                                                            20.7%      21.5%      20.4%      17.8%       9.8%      12.1%
   Tangible                                                            40.8       34.0       30.1       25.6       15.4       17.5
Return on assets:
   Reported                                                            1.81%      1.80%      1.74%      1.72%      1.14%      1.29%
   Tangible                                                            2.12       2.03       1.96       1.95       1.37       1.49
Book value per common share at year end (b):
   Reported                                                        $  17.26   $  14.39   $  13.43   $  13.09   $  12.53   $  12.14
   Tangible                                                           10.08       9.60       9.52      10.15       9.57       9.20
----------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS EXCLUDING CERTAIN ITEMS IN 1994 AND 1993 (c)
Net income applicable to common stock                              $    861   $    750   $    689   $    652   $    593   $    456
Earnings per common share - diluted                                    3.25       2.88       2.58       2.25       2.00       1.57
Return on common shareholders' equity:
   Reported                                                            20.7%      21.5%      20.4%      17.8%      16.0%      13.7%
   Tangible (a)                                                        40.8       34.0       30.1       25.6       23.7       19.8
Return on assets:
   Reported                                                            1.81%      1.80%      1.74%      1.72%      1.71%      1.46%
   Tangible (a)                                                        2.12       2.03       1.96       1.95       1.96       1.66
----------------------------------------------------------------------------------------------------------------------------------
SELECTED KEY DATA
Fee revenue as a percentage of total revenue (FTE)                       66%        62%        58%        52%        52%        52%
Efficiency ratio excluding amortization of intangibles (d)               63         62         60         60         62         61

Dividends paid per common share                                    $   1.41   $   1.29   $   1.18   $   1.00   $    .79   $    .51
Dividends paid on common stock                                     $    365   $    330   $    310  $     288   $    194   $    121

Closing common stock price per share                               $  68.75   $  60.63   $  35.50  $   26.88   $  15.31   $  17.69
Market capitalization                                              $ 18,007   $ 15,386   $  9,134  $   7,374   $  4,507   $  5,070
Average common shares and equivalents
   outstanding - diluted (in thousands)                             265,207    260,829    266,591    290,401    298,405    294,437
----------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
Loans                                                              $ 30,411   $ 27,823   $ 27,233   $ 27,321  $  25,097  $  21,763
Interest-earning assets                                              37,907     34,777     34,944     33,761     32,282     30,657
Total assets                                                         48,071     42,942     42,013     40,097     38,106     35,635
Total tangible assets (a)                                            46,267     41,891     41,177     39,263     37,234     34,933
Deposits                                                             33,546     30,459     30,838     27,951     27,248     26,541
Notes and debentures                                                  2,992      2,712      2,038      1,670      1,768      1,991
Trust-preferred securities                                              991        990         32          -          -          -
Common shareholders' equity                                           4,165      3,494      3,381      3,671      3,691      3,323
Tangible common shareholders' equity (a)                              2,382      2,443      2,545      2,837      2,819      2,621
Total shareholders' equity                                            4,190      3,700      3,810      4,106      4,277      3,964
----------------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT YEAR END
Common shareholders' equity to assets:
   Reported                                                            8.90%      8.13%      8.11%      8.83%      9.54%      9.57%
   Tangible (b)                                                        5.41       5.58       5.89       6.99       7.46       7.30
Tier I capital                                                         6.53       7.77       8.38       8.14       9.48       9.70
Total (Tier I plus Tier II) capital                                   10.80      12.73      13.58      11.29      12.90      13.22
Leverage capital                                                       6.73       8.02       8.31       7.80       8.67       9.00
----------------------------------------------------------------------------------------------------------------------------------

(a)  See page 27 for the definition of tangible operating results.
(b)  See page 43 for the definition of this ratio.
(c) Results for 1994 exclude a $130 million after-tax securities lending charge, $79 million after tax of Dreyfus merger-related expense, $10 million after tax of losses on the disposition of securities available for sale previously owned by Dreyfus and $16 million of preferred stock dividends recorded in connection with the redemption of the Series H preferred stock. Results for 1993 exclude $112 million after tax of merger-related expense and $53 million after tax of gains on the sale of securities related to the acquisition of The Boston Company.
(d)  See page 40 for the definition of this ratio.
NOTE: THROUGHOUT THIS REPORT, RATIOS ARE BASED ON UNROUNDED NUMBERS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SIGNIFICANT FINANCIAL EVENTS IN 1998
--------------------------------------------------------------------------------

ACQUISITIONS
------------

Acquisition of United Bankshares, Inc.

In February 1998, the Corporation acquired United Bankshares, Inc. and its principal subsidiary, United National Bank, a full-service commercial bank serving south Florida. United National Bank, renamed Mellon United National Bank, is a nationally chartered bank with headquarters in Miami and 12 regional banking offices in Dade, Broward and Palm Beach counties. Mellon United services small and midsize businesses, lawyers, accountants, real estate developers and other professionals. In addition, it also provides both private banking services and trade financing. At the time of acquisition, it had approximately $850 million in assets, including approximately $425 million in loans and lease finance assets. The Corporation acquired Mellon United National Bank with a combination of approximately 5 million shares of common stock, reissued from treasury stock acquired in 1997, and cash.

Acquisition of 1st Business Corporation

In February 1998, the Corporation acquired 1st Business Corporation and its principal subsidiary, 1st Business Bank, a full-service commercial bank serving midsize business firms in southern California. 1st Business Bank, renamed Mellon 1st Business Bank, is a state-chartered bank headquartered in Los Angeles. It serves business customers in the manufacturing, wholesale trade and service industries. It also provides personal banking services to professionals, entrepreneurs, and owners and officers of its business clients. At the time of acquisition, it had approximately $1.2 billion in assets, including approximately $550 million in loans and lease finance assets. The Corporation purchased privately owned 1st Business Corporation with cash.

Acquisition of Founders Asset Management, LLC

In April 1998, the Corporation acquired Founders Asset Management, LLC (Founders), a manager of growth-oriented no-load equity mutual funds and other investment portfolios. Founders offers 11 no-load mutual funds, including nine equity funds. At the time of acquisition, Founders had approximately $7 billion of assets under management. Founders was purchased with cash and is operating as a separate subsidiary, headquartered in Denver.

Acquisition of Clair Odell Group

In June 1998, the Corporation acquired Clair Odell Group, a full-service property and casualty insurance agency headquartered in Flourtown, Pa. With approximately $70 million in annual premiums placed, Clair Odell was one of the largest independent agencies in eastern Pennsylvania and the 75th largest privately owned agency in the United States based on revenues. In addition to property and casualty lines, Clair Odell provides life and health, employee benefits, surety, commercial, bonding and risk management insurance services. Clair Odell is operating as a separate subsidiary of the Corporation.

Purchase of majority interest in Newton Management Limited

In October 1998, the Corporation acquired 75% of Newton Management Limited (Newton), with Newton management and staff retaining the remaining 25% interest in the company, either directly or through options. Newton is a leading U.K.-based investment manager that provides investment management services to institutional, private and retail clients. At the time of acquisition, Newton had approximately $20 billion of assets under management. The Corporation purchased its majority interest in Newton with cash and loan notes.

--------------------------------------------------------------------------------

STRATEGIC ALLIANCES AND OTHER INVESTMENTS
-----------------------------------------

Strategic alliance with Brascan Brazil

In February 1998, the Corporation and Brascan Brazil entered into a strategic alliance through which the Corporation acquired 40% of Banco Brascan, a Rio de Janeiro-based investment bank. In addition, the Corporation and Banco Brascan formed Dreyfus Brascan Asset Management (DBAM), an investment management joint venture. An affiliate of Brascan Brazil, Banco Brascan provides corporate and institutional financial services including corporate finance, capital markets, foreign exchange, merger and acquisition financing and advisory, and securities trading and brokerage. DBAM is providing Brazilian and U.S. equity and fixed-income products and asset management services to the Brazilian market.

Purchase of minority interest in Prime Advisors, Inc.

In June 1998, the Corporation purchased a minority interest in Prime Advisors, Inc. (Prime). Prime, headquartered in Kirkland, Wash., is a market leader in the specialized property/casualty insurance asset management industry. Prime's principal focus has been on developing proprietary investment capabilities for property and casualty insurance companies.

Strategic alliance with UOB Asset Management Ltd.

In August 1998, the Corporation announced a strategic alliance with UOB Asset Management Ltd., a subsidiary of United Overseas Bank Group, a leading financial institution in southeast Asia. The alliance will provide investment products and services to Singapore's asset management marketplace and is based on a preferred relationship, with each party acting as the other's preferred partner in the development, marketing, management and distribution of asset management products in Singapore and southeast Asia, as well as in the United States.

Joint marketing and servicing alliance with ABN AMRO Bank N.V.

In November 1998, the Corporation announced that it had reached an agreement to form a joint marketing and servicing alliance with ABN AMRO Bank N.V. (ABN
AMRO). ABN AMRO is headquartered in Amsterdam, the Netherlands, and at the time of the announcement had total assets under custody of more than $550 billion which it services via an international network of 1,900 offices in 71 countries. Under the name ABN AMRO Mellon Global Securities Services, the new alliance will focus initially on financial institutions seeking both global custody and value-added products and services, such as compliance monitoring, investment accounting, performance measurement and analytics. These services will be marketed worldwide with the exception of the United States and the markets where the Corporation has existing alliances with other parties.

Frank Russell Company joint venture

In December 1998, the Corporation and Frank Russell Company of Tacoma, Wash., formed the Russell/Mellon Analytical Services Inc. joint venture. This joint venture provides performance measurement and portfolio analysis on a global basis.

OTHER
-----

Common dividend increased 9%

In the second quarter of 1998, the Corporation increased its quarterly common dividend by 9% to $.36 per common share. This was the seventh quarterly common dividend increase since the beginning of 1994, resulting in a total common dividend per share increase of 184%.

--------------------------------------------------------------------------------

Sale of merchant card processing business

In December 1998, the Corporation sold its merchant card processing business to Paymentech, Inc. The Corporation and Paymentech also agreed to an exclusive marketing and referral agreement under which the parties will market Paymentech's processing services to the Corporation's merchant customers through the Corporation's network of nearly 450 retail offices and cash management and corporate banking groups. A gain of $35 million was recorded on the sale.

Pending sale of mortgage, credit card and network services businesses Enhancement of common stock repurchase program

In January 1999, the Corporation announced that it plans to sell its mortgage business, credit card business and network services transaction processing unit as part of an initiative to sharpen its strategic focus on businesses with the highest return potential. These businesses employ approximately 2,300 staff and generated approximately $470 million of fee and net interest revenue in 1998. The combined impact of the divestitures is expected to reduce the Corporation's balance sheet by more than $4 billion, of which approximately $3.5 billion are loans and mortgage servicing rights. The divestitures will have a favorable impact on the Corporation's capital ratios as a result of the lower asset levels. For an analysis of the financial impact of these divestitures, see the "Pending/Completed Divestitures" disclosure in the "Business sectors" section on pages 28 through 31. The Corporation will retain its jumbo mortgage loan business conducted nationwide through The Boston Company. Excluding any gains or divestiture charges on the sales, the future impact of the sales on the Corporation's earnings and results of operations is not expected to be material. Subject to any necessary regulatory approvals, the transactions are expected to be completed by the end of the third quarter of 1999.

Proceeds from the three sales will be invested in the Corporation's remaining businesses, used for acquisitions or to repurchase common stock. In a related action, the Corporation's board of directors approved an enhancement to an existing common share repurchase authorization by increasing the number of shares available for repurchase to 10 million shares of the Corporation's common stock. Any such repurchases will be used for general corporate purposes.

RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

OVERVIEW OF 1998 RESULTS
--------------------------------------------------------------------------------

The Corporation reported record diluted earnings per common share of $3.25 in 1998, an increase of 13%, compared with diluted earnings per common share of $2.88 in 1997. Net income applicable to common stock was $861 million in 1998, an increase of 15%, compared with $750 million in 1997. Diluted tangible earnings per common share in 1998 were $3.66, an increase of 15%, compared with $3.19 in 1997. Tangible net income applicable to common stock was $972 million in 1998, an increase of 17%, compared with $832 million in 1997.

Return on common shareholders' equity and return on assets were 20.7% and 1.81%, respectively, in 1998, compared with 21.5% and 1.80%, respectively, in 1997. Return on tangible common shareholders' equity and return on tangible assets were 40.8% and 2.12%, respectively, in 1998, compared with 34.0% and 2.03%, respectively, in 1997.

The Corporation's 1998 results reflected continued business growth, the favorable impact of acquisitions and a significant reduction in credit quality expense, compared with 1997.

Fee revenue was 66% of total revenue, on a fully taxable equivalent basis, in 1998 compared with 62% in 1997. Fee revenue increased to $2,921 million, up $503 million from $2,418 million in 1997. Excluding the impact from acquisitions and one-time gains from the sales of the merchant card processing business in 1998 and the corporate trust business in 1997, total fee revenue increased 12% in 1998 compared with 1997. This increase was primarily attributable to higher trust and investment fees, foreign exchange revenue and other fee revenue. Trust and investment fees increased 13% in 1998 compared with 1997, excluding the impact of acquisitions.

Net interest revenue, on a fully taxable equivalent basis, was $1,499 million, up $24 million from $1,475 million in 1997. This increase primarily resulted from the favorable impact of acquisitions, net of funding costs, as well as a higher level of interest-earning assets. Partially offsetting these increases were the impacts of the December 1997 transfer of $231 million of CornerStone(sm) credit card loans into an accelerated resolution portfolio and the February 1998 Series K preferred stock redemption.

Operating expense before trust-preferred securities expense and net revenue from acquired property was $2,940 million in 1998, up $431 million from $2,509 million in 1997. This increase primarily resulted from the impact of acquisitions, business growth and higher amortization of mortgage servicing assets. Excluding the effect of acquisitions and the increase in the amortization of mortgage servicing assets and purchased credit card relationships, operating expense before trust-preferred securities expense and net revenue from acquired property increased approximately 3% compared with 1997.

Credit quality expense was $54 million in 1998, a decrease of $75 million compared with $129 million in 1997. This decrease primarily resulted from lower credit card net credit losses. Net credit losses were $63 million in 1998, down $138 million compared with 1997, reflecting a $132 million decrease in credit card net credit losses. The Corporation's effective tax rate was 35.1% in 1998 compared with 34.1% in 1997.

Nonperforming assets totaled $140 million at December 31, 1998, a decrease of $41 million from $181 million at December 31, 1997. This decrease primarily resulted from lower nonperforming commercial real estate loans offset, in part, by a higher level of nonperforming commercial loans. The Corporation's ratio of nonperforming assets to total loans and net acquired property was .44% at December 31, 1998, the lowest quarter-end ratio in the Corporation's history, compared with .62% at December 31, 1997. This ratio has been lower than 1% for 18 consecutive quarters.

The Corporation's ratio of common shareholders' equity to assets was 8.90% at December 31, 1998. The Tier I, Total and Leverage capital ratios were 6.53%, 10.80% and 6.73%, respectively, at December 31, 1998, in excess of the ratios required to maintain well-capitalized status.

--------------------------------------------------------------------------------

1997 compared with 1996

The Corporation reported 1997 diluted earnings per common share of $2.88, an increase of 12%, compared with diluted earnings per common share of $2.58 in 1996. Net income applicable to common stock was $750 million in 1997, an increase of 9%, compared with $689 million in 1996. Diluted tangible earnings per common share in 1997 were $3.19, an increase of 11%, compared with $2.87 in 1996. Tangible net income applicable to common stock was $832 million for 1997, an increase of 9%, compared with $765 million in 1996.

Fee revenue increased to $2,418 million, up $399 million from $2,019 million in 1996. This increase was primarily attributable to higher trust and investment fees resulting, in part, from the Buck Consultants, Inc. (Buck) acquisition, new business and an increase in the market value of assets under management. Net interest revenue, on a fully taxable equivalent basis, totaled $1,475 million, down $13 million from $1,488 million in 1996. This reduction primarily resulted from the sale of the AAA credit card portfolio in 1996, funding costs related to the repurchase of common stock, the insurance premium finance securitization and lower loan fees. This decrease was primarily offset by the full-year impact of the lease financing acquisitions and the use of proceeds from the $1 billion of trust-preferred securities.

Operating expense before trust-preferred securities expense and net revenue from acquired property was $2,509 million in 1997, up $304 million from $2,205 million in 1996. The increase primarily resulted from the Buck and lease financing acquisitions as well as business growth. Credit quality expense was $129 million in 1997, compared with $142 million in 1996. The decrease resulted from a lower provision for credit losses and higher gains on the sale of other real estate owned (OREO). Net credit losses were $201 million in 1997, up $77 million compared with 1996. The higher level of credit losses primarily resulted from $65 million of credit losses recorded on the transfer of CornerStone(sm) credit card loans to an accelerated resolution portfolio in December 1997. The Corporation's effective tax rate was 34.1% in 1997 compared with 36.3% in 1996. The lower rate resulted from a fourth quarter 1997 realignment of corporate entities.

TANGIBLE OPERATING RESULTS
--------------------------------------------------------------------------------

Except for the merger with Dreyfus in 1994, which was accounted for under the "pooling of interests" method, the Corporation has been required to account for business combinations under the "purchase" method of accounting. The purchase method results in the recording of goodwill and other identified intangibles that are amortized as noncash charges in future years into operating expense. The pooling of interests method does not result in the recording of goodwill or intangibles. Since goodwill and intangible amortization expense does not result in a cash expense, the economic value to shareholders under either accounting method is essentially the same. Results, excluding the impact of intangibles, are shown in the table below.


----------------------------------------------------------------------------------------------------------------------------------
(dollar amounts in millions
 except per share amounts)                                                                 1998              1997            1996
----------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stock                                                   $   861          $   750          $   689
After-tax impact of amortization
  of intangibles from purchase acquisitions                                                 111               82               76
----------------------------------------------------------------------------------------------------------------------------------
    Tangible net income applicable to common stock                                      $   972          $   832          $   765
        Increase over prior year                                                             17%               9%               6%
    Tangible earnings per common share - diluted                                        $  3.66          $  3.19          $  2.87
        Increase over prior year                                                             15%              11%              15%

Average common equity                                                                   $ 4,165          $ 3,494          $ 3,381
Less:  Average goodwill and other identified intangibles,
         net of tax benefit (a)                                                          (1,804)          (1,051)            (836)
Plus:  Average minority interest (b)                                                         21               --               --
----------------------------------------------------------------------------------------------------------------------------------
    Average tangible common equity (a)                                                  $ 2,382          $ 2,443          $ 2,545
    Return on tangible common equity (a)                                                   40.8%            34.0%            30.1%

Average total assets                                                                    $48,071          $42,942          $42,013
Average total tangible assets (a)                                                       $46,267          $41,891          $41,177
Return on tangible assets (a)                                                              2.12%            2.03%            1.96%
----------------------------------------------------------------------------------------------------------------------------------

(a) Certain goodwill and other intangibles amortization is tax deductible. Beginning at December 31, 1998, the amount of goodwill and other identified intangibles subtracted from common equity and total assets is net of the tax deductible portion. Prior period amounts and ratios were restated using this methodology.
(b) Following the fourth quarter 1998 acquisition of a majority interest in Newton Management Limited, the Corporation began to include minority interest in the calculation of average tangible common equity. Minority interest at December 31, 1998, totaled $60 million.

BUSINESS SECTORS
--------------------------------------------------------------------------------

                                                 Consumer (a)                                            Business (b)
(dollar amounts in millions,      Fee Services                  Banking                    Fee Services              Banking
averages in billions)       1998     1997     1996       1998    1997     1996      1998     1997     1996     1998    1997    1996
-----------------------------------------------------------------------------------------------------------------------------------
Revenue:
  Net interest revenue      $ 24     $ 21     $ 25     $  787   $ 722    $ 720    $   91   $  104     $ 97    $ 413   $ 411   $ 381
  Fee revenue                555      446      399        227     202      170     1,594    1,222      892      127     112      66
-----------------------------------------------------------------------------------------------------------------------------------
     Total revenue           579      467      424      1,014     924      890     1,685    1,326      989      540     523     447
Credit quality expense
 (revenue)                     -        -        -          7       5       (2)        -        -        -       17       2       1
Operating expense:
  Mortgage servicing
   and credit card
   amortization                -        -        -          -       -        -         -        -        -        -       -       -
  Intangible amortization     13        3        3         72      51       52        28       25       30       22      21      11
  Trust-preferred securities   2        -        -          7       7        -         -        -        -       31      30       -
  Other                      367      310      278        557     512      500     1,203      949      750      178     190     153
-----------------------------------------------------------------------------------------------------------------------------------
     Total operating
       expense               382      313      281        636     570      552     1,231      974      780      231     241     164
-----------------------------------------------------------------------------------------------------------------------------------
Income before taxes          197      154      143        371     349      340       454      352      209      292     280     282
Income taxes                  74       55       58        133     123      125       167      126       85      107      98     100
-----------------------------------------------------------------------------------------------------------------------------------
Net income                  $123     $ 99     $ 85     $  238   $ 226    $ 215    $  287   $  226     $124    $ 185   $ 182   $ 182
--------------------------------------------------------------------------------------------------------------------------- -------
Tangible net income (c)     $134     $101     $ 88     $  296   $ 263    $ 254    $  313   $  251     $149    $ 200   $ 197   $ 190
-----------------------------------------------------------------------------------------------------------------------------------
Average assets              $0.7     $0.4     $0.3     $ 21.7   $18.7    $18.9    $  2.4   $  1.6     $1.4    $17.7   $16.8   $14.9
Average common equity       $0.2     $0.2     $0.2     $  1.1   $ 0.9    $ 0.9    $  0.8   $  0.6     $0.5    $ 1.5   $ 1.3   $ 1.3
Average Tier I preferred
 equity                     $  -     $  -     $  -     $  0.1   $ 0.1    $   -    $    -   $    -     $  -    $ 0.4   $ 0.4   $   -
Return on common
 shareholders' equity         56%      53%      49%        22%     25%      23%       37%      37%      24%      13%     14%     14%
Return on assets              NM       NM       NM       1.10%   1.21%    1.14%       NM       NM       NM     1.04%   1.08%   1.22%
Pretax operating margin       34%      33%      34%        37%     38%      38%       27%      27%      21%      54%     54%     63%
Pretax operating margin
 excluding amortization
 of intangibles and trust-
 preferred securities
 expense                      36%      33%      34%        44%     44%      44%       29%      28%      24%      64%     63%     66%
Efficiency ratio excluding
 amortization of intangibles
 and trust-preferred
 securities expense           63%      66%      66%        55%     55%      56%       71%      72%      76%      33%     36%     34%
-----------------------------------------------------------------------------------------------------------------------------------

(a) The return on common shareholders' equity for the Total Consumer sector was 28%, 30% and 27% for 1998, 1997 and 1996, respectively.
(b) The return on common shareholders' equity for the Total Business sector was 21%, 21% and 17% for 1998, 1997 and 1996, respectively.
(c)  See page 27 for the definition of tangible operating results.
NM--Not meaningful.


Various lines of business that offer different products and services but share similar basic and economic characteristics, have been combined into the four major business sectors shown in the table above. The Corporation's "core" business sectors are first identified by the nature of the service provided--fee based services and banking services. These service groupings are further divided by type of customer--consumer and business. In addition, the effect of Pending/Completed Divestitures has been displayed separately, as discussed further below. The table above and discussion that follows present the operating results of the Corporation's major business sectors, analyzed on an internal management reporting basis. Net interest revenue, fee revenue and income taxes differ from the amounts shown in the Consolidated Income Statement because amounts are presented on a taxable equivalent basis. The accounting policies of the business sectors are the same as those described in note 1 of Notes to Financial Statements. There is no intercompany profit or loss on intersector activity. Capital is allocated quarterly using the federal regulatory guidelines

------------------------------------------------------------------------------------------------------------------------------------
                                                                               Real Estate
                  Total                     Pending/Completed                 Workout/Other                    Consolidated
              Core Sectors                     Divestitures                 Corporate Activity                    Results
       1998       1997       1996        1998      1997       1996      1998       1997       1996       1998       1997       1996
------------------------------------------------------------------------------------------------------------------------------------
     $1,315     $1,258     $1,223      $  129    $  147     $  203    $   55     $   70     $   62     $1,499     $1,475     $1,488
      2,503      1,982      1,527         371       391        441        70         60         67      2,944      2,433      2,035
------------------------------------------------------------------------------------------------------------------------------------
      3,818      3,240      2,750         500       538        644       125        130        129      4,443      3,908      3,523

         24          7         (1)         37       149        156        (7)       (27)       (13)        54        129        142



         --         --         --         179       118        107        --         --         --        179        118        107
        135        100         96           2         5          4        --         --         --        137        105        100
         40         37         --          --        --         --        39         41          3         79         78          3
      2,305      1,961      1,681         271       280        285        48         45         32      2,624      2,286      1,998
------------------------------------------------------------------------------------------------------------------------------------

      2,480      2,098      1,777         452       403        396        87         86         35      3,019      2,587      2,208
------------------------------------------------------------------------------------------------------------------------------------
      1,314      1,135        974          11       (14)        92        45         71        107      1,370      1,192      1,173
        481        402        368           4        (6)        33        15         25         39        500        421        440
------------------------------------------------------------------------------------------------------------------------------------
     $  833     $  733     $  606      $    7    $   (8)    $   59    $   30     $   46     $   68     $  870     $  771     $  733
------------------------------------------------------------------------------------------------------------------------------------
     $  943     $  812     $  681      $    8    $   (5)    $   60    $   30     $   46     $   68     $  981     $  853     $  809
------------------------------------------------------------------------------------------------------------------------------------
     $ 42.5     $ 37.5     $ 35.5      $  4.2    $  3.6     $  4.0    $  1.4     $  1.8     $  2.5     $ 48.1     $ 42.9     $ 42.0
     $  3.6     $  3.0     $  2.9      $  0.3    $  0.3     $  0.3    $  0.3     $  0.2     $  0.2     $  4.2     $  3.5     $  3.4

     $  0.5     $  0.5     $   --      $   --    $   --     $   --    $  0.5     $  0.7     $  0.4     $  1.0     $  1.2     $  0.4

         24%        24%        21%         NM        NM         NM        NM         NM         NM         21%        22%        20%
       1.96%      1.95%      1.70%         NM        NM         NM        NM         NM         NM       1.81%      1.80%      1.74%
         34%        35%        35%         NM        NM         NM        NM         NM         NM         31%        31%        33%




         39%        39%        39%         NM        NM         NM        NM         NM         NM         36%        35%        35%



         60%        61%        61%         NM        NM         NM        NM         NM         NM         63%        62%        60%
------------------------------------------------------------------------------------------------------------------------------------


as a basis, coupled with management's judgment regarding the risks inherent in the individual lines of business. The capital allocations may not be representative of the capital levels that would be required if these sectors were nonaffiliated business units.

Following the decision to sell the mortgage business, credit card business and network services transaction processing unit, the Corporation's core business sectors were restated to exclude these businesses. The results of the merchant card processing business that was sold in December 1998 and the corporate trust business that was sold in November 1997 were also removed from the core business sectors. These five businesses' results are now reported as "Pending/Completed Divestitures." In addition, the Real Estate Workout sector, which had previously been reported separately, was combined with Other Corporate Activity. The Real Estate Workout sector has diminished in significance as the level of nonperforming assets has decreased. All prior periods' results have been restated reflecting these actions.

Income before taxes for the Corporation's core sectors was $1,314 million in 1998, an increase of $179 million, or 16%, compared with $1,135 million in 1997. This increase resulted from a $578 million increase in revenue, partially offset by a $382 million increase in operating expense. Both increases were primarily due to acquisitions and internal

--------------------------------------------------------------------------------

growth. In addition, credit quality expense increased $17 million in 1998, primarily in the Business Banking sector. Return on common shareholders' equity for the core sectors was 24% in both 1998 and 1997. Return on average assets was 1.96% in 1998, compared with 1.95% in 1997.

Consumer Fee Services

Consumer Fee Services includes private asset management services, retail mutual funds and brokerage services. Income before taxes for the Consumer Fee Services sector was $197 million in 1998, an increase of $43 million, or 28%, from 1997. This increase was due to higher profits in private asset management and at Dreyfus, due to business growth and the Dreyfus Brokerage Services, Inc. and Founders acquisitions. This sector provided very strong returns, as the return on common shareholders' equity was 56% in 1998, compared with 53% in 1997.

Consumer Banking

Consumer Banking includes consumer lending and deposit products, business banking and jumbo residential mortgage lending. Income before taxes for 1998 was $371 million, an increase of $22 million, or 6%, compared with 1997. Revenue increased $90 million, compared with 1997, primarily as a result of the favorable impact of the Mellon United National Bank and Mellon 1st Business Bank acquisitions in February 1998. Operating expense increased $66 million, compared with 1997, primarily due to the impact of the acquisitions. The return on common shareholders' equity for this sector was 22% in 1998, compared with 25% in 1997.

Business Fee Services

Business Fee Services includes institutional asset and institutional mutual fund management and administration, institutional trust and custody, securities lending, foreign exchange, cash management, stock transfer, benefits consulting and administrative services and services for defined contribution plans. Income before taxes for this sector was $454 million in 1998, an increase of $102 million, or 29%, compared with 1997. Revenue increased $359 million primarily as a result of higher mutual fund and institutional asset management fee revenue, due in part to the Founders and Newton acquisitions, higher benefits consulting revenue resulting from the full-year impact of the Buck acquisition, increased foreign exchange revenue, increased institutional trust fees and increased cash management revenue. Operating expense increased $257 million due to the full-year impact of the Buck acquisition, the Founders and Newton acquisitions, higher transaction volumes and technology investments. This sector provided excellent returns as the return on common shareholders' equity for this sector was 37% in both 1998 and 1997.

Business Banking

Business Banking includes large corporate and middle market lending, asset-based lending, lease financing, commercial real estate lending, insurance premium financing, securities underwriting and trading, and international banking. Income before taxes for the Business Banking sector was $292 million for 1998, an increase of $12 million, or 4%, from 1997. Revenue increased $17 million, primarily due to gains on the sale of equity securities, higher revenue from the lease financing businesses and higher securities trading revenue. Credit quality expense increased $15 million in 1998 primarily due to loan growth. Operating expense decreased $10 million reflecting the impact of efficiency initiatives. The return on common shareholders' equity for this sector was 13% in 1998, compared with 14% in 1997.

Pending/Completed Divestitures

Pending/Completed Divestitures include: residential mortgage loan origination and servicing that had previously been reported in Consumer Fee Services; credit card and a portion of merchant card processing that had previously been reported in Consumer Banking; and commercial mortgage loan origination and servicing, network services transaction processing, a portion of merchant card processing and corporate trust that had previously been reported in Business Fee Services. Income before taxes was $11 million in 1998, an increase of $25 million compared with 1997. This increase was primarily due to a $112 million decrease in credit quality expense primarily due to lower credit card net credit

--------------------------------------------------------------------------------

losses. Partially offsetting this improvement was a $38 million decrease in revenue and a $49 million increase in operating expense due in large part to lower mortgage servicing fees and higher amortization of mortgage servicing assets due to a higher level of mortgage prepayments in 1998.

Real Estate Workout/Other Corporate Activity

Real Estate Workout/Other Corporate Activity primarily includes business activities that are not separate lines of business or have not been allocated, for management reporting purposes, to the lines of business. The Real Estate Workout/Other Corporate Activity pretax income was $45 million for 1998 and $71 million for 1997. Revenue for 1998 and 1997 primarily reflects earnings on the use of proceeds from the trust-preferred securities and earnings on capital above that required for the core sectors. Revenue in 1998 also includes the $35 million gain on the sale of the merchant card processing business and gains on the sale of assets. Revenue in 1997 also includes the $43 million gain on the sale of the corporate trust business. Credit quality revenue for 1998 and 1997 primarily includes gains on the sale of acquired real estate, which was lower in 1998. Credit quality revenue for 1997 also included $5 million of loan recoveries from loans to lesser developed countries (LDCs). Operating expense for 1998 and 1997 includes trust-preferred securities expense and various nonrecurring charges for items not attributable to the operations of a business sector. Average assets primarily include assets of certain support areas not allocated to the major business sectors. Average common and Tier I preferred equity represents capital in excess of that required for the core sectors.

1997 compared with 1996

Income before taxes for the Corporation's core sectors was $1,135 million in 1997, an increase of $161 million, or 16%, compared with $974 million in 1996. This increase resulted from a $490 million increase in revenue due, in part, to fee revenue from Buck, partially offset by a $321 million increase in operating expense, primarily due to acquisitions. Return on common shareholders' equity for the core sectors was 24% in 1997 and 21% in 1996. Return on average assets was 1.95% in 1997, compared with 1.70% in 1996.

Income before taxes in Pending/Completed Divestitures was a loss of $14 million in 1997 compared with pretax income of $92 million in 1996. This decrease was due to a $106 million decrease in revenue reflecting the sale of the AAA credit card portfolio in November 1996 and lower fee revenue from the securitized credit card portfolio, due in part to higher credit card losses in the portfolio. In addition, 1996 results include the $57 million gain on the sale of the AAA portfolio.

Real Estate Workout/Other Corporate Activity pretax income was $71 million for 1997 and $107 million in 1996. Revenue for 1997 primarily reflects earnings on the use of proceeds from the trust-preferred securities and earnings on capital above that required for the core sectors, and the $43 million gain on the sale of the corporate trust business. Revenue for 1996 reflects earnings on excess capital not required in the lines of business, the $28 million gain on the securitization of home equity loans and a $13 million gain on the partial sale of an equity interest. Credit quality revenue in both years primarily reflects gains on the sale of acquired real estate. Operating expense for 1997 includes $41 million of trust-preferred securities expense and the expense related to the upgrade of computer hardware. Operating expense for 1996 includes the $18 million charge resulting from the retirement enhancement program.

Geographic Information

Revenue from foreign domiciled customers was less than 7% of total revenue in 1998, less than 6% of total revenue in 1997, and less than 5% of total revenue in 1996.

FEE REVENUE
----------------------------------------------------------------------------------------------------------------------------------
(dollar amounts in millions)                                                      1998                  1997                  1996
----------------------------------------------------------------------------------------------------------------------------------
Trust and investment fee revenue:
   Investment management fee revenue                                            $  915                $  727                $  627
   Administration and custody fee revenue                                          540                   476                   367
   Benefits consulting                                                             223                   108                     -
   Brokerage fees (a)                                                               44                    12                     5
----------------------------------------------------------------------------------------------------------------------------------
     Total trust and investment fee revenue                                      1,722                 1,323                   999
Cash management and deposit transaction charges                                    262                   242                   211
Mortgage servicing fees                                                            200                   213                   180
Foreign currency and securities trading revenue                                    165                   118                    80
Credit card fees                                                                    92                    97                   120
Information services fees                                                           44                    42                    50
Gain on sale of merchant card processing business                                   35                     -                     -
Gain on sale of corporate trust business                                             -                    43                     -
Gain on sale of credit card portfolio                                                -                     -                    57
Other (a)                                                                          401                   340                   322
----------------------------------------------------------------------------------------------------------------------------------
       Total fee revenue                                                        $2,921                $2,418                $2,019
----------------------------------------------------------------------------------------------------------------------------------

Fee revenue as a percentage of
  total revenue (FTE)                                                               66%                   62%                   58%
Trust and investment fee revenue
  as a percentage of total revenue (FTE) (a)                                        39%                   34%                   28%
----------------------------------------------------------------------------------------------------------------------------------

(a) Brokerage fees were previously reported in other fee revenue. Prior years have been reclassified and related percentages have been recalculated.


Fee revenue increased $503 million, or 21%, in 1998, compared with 1997. Excluding the fee revenue resulting from the full-year impact in 1998 of the acquisitions of Buck in July 1997 and Dreyfus Brokerage Services in November 1997, the acquisitions of Founders in April 1998 and Newton in October 1998, and the gains from the sales of the merchant card processing business in December 1998, and the corporate trust business in November 1997, fee revenue increased 12% compared with 1997. This increase was primarily attributable to higher trust and investment fees, foreign exchange revenue and other fee revenue.

Total trust and investment fee revenue

The $399 million, or 30%, increase in trust and investment fee revenue in 1998, compared with 1997, reflects a $188 million increase in investment management revenue, a $64 million increase in administration and custody revenue and a $147 million increase in benefits consulting and brokerage fees. These increases resulted from the acquisitions as well as new business, higher transaction volumes and an increase in the market value of assets under management. Excluding the impact of acquisitions, trust and investment fees increased 13% compared with 1997.

--------------------------------------------------------------------------------

Investment management fee revenue

----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                     1998                  1997                  1996
----------------------------------------------------------------------------------------------------------------------------------
Managed mutual fund fees: (a)
   Equity funds                                                                   $180                  $111                  $ 83
   Taxable money market funds:
     Institutions                                                                   83                    68                    60
     Individuals                                                                    35                    35                    37
   Tax-exempt bond funds                                                            95                    96                   100
   Fixed-income funds                                                               39                    24                    23
   Tax-exempt money market funds                                                    29                    28                    27
   Nonproprietary                                                                   17                    12                    10
----------------------------------------------------------------------------------------------------------------------------------
        Total managed mutual fund fees                                             478                   374                   340
Private asset                                                                      225                   182                   150
Institutional asset                                                                212                   171                   137
----------------------------------------------------------------------------------------------------------------------------------
        Total investment management revenue                                       $915                  $727                  $627
----------------------------------------------------------------------------------------------------------------------------------

(a) Net of mutual fund fees waived and fund expense reimbursements of $40 million, $39 million and $37 million for 1998, 1997 and 1996, respectively.

The $188 million increase in investment management revenue resulted from a $104 million, or 28%, increase in mutual fund management revenue, a $43 million, or 24%, increase in private asset management revenue and a $41 million, or 24%, increase in institutional asset management revenue. These increases primarily resulted from new business, an increase in the market value of assets under management and acquisitions.

Mutual fund management fees are based upon the average net assets of each fund. Average net assets of proprietary funds managed at Dreyfus/Founders/Newton in 1998 were $108 billion, up $19 billion from $89 billion in 1997. This increase primarily resulted from higher levels of average net assets of equity funds, institutional taxable money market funds and fixed-income funds. Proprietary equity funds averaged $31 billion in 1998, compared with $19 billion in 1997, and had a period-end total of $40 billion at December 31, 1998. The Corporation's average level of funds managed in 1998 was impacted by the April 1998 acquisition of Founders and the October 1998 acquisition of Newton. Founders funds totaled approximately $7 billion at year-end 1998 and the Newton unit trust funds totaled approximately $4 billion at year-end 1998. Substantially all of the assets managed in these funds are equities. The combined impact on average funds managed in 1998 from these acquisitions was approximately $6 billion.

As shown in the table on the following page, the market value of assets under management was $389 billion at December 31, 1998, an $84 billion increase from $305 billion at December 31, 1997. This increase resulted from a general market increase, net new business and the Newton and Founders acquisitions. The S&P 500 Index increased 26.7% in 1998 and the Lehman Brothers Long-Term Government Bond Index increased 13.5%. At December 31, 1998, Newton managed approximately $22 billion of assets, consisting of $14 billion of institutional assets, $4 billion of private assets and $4 billion of unit trusts discussed above.

--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE OF ASSETS UNDER MANAGEMENT - DREYFUS (a)
                                                                                                           December 31,
(in billions)                                                                                  1998            1997           1996
----------------------------------------------------------------------------------------------------------------------------------
Mutual fund assets managed:
    Equity funds                                                                               $ 40            $ 22           $ 15
    Taxable money market funds:
        Institutions                                                                             40              33             27
        Individuals                                                                               9               9              9
    Tax-exempt bond funds                                                                        16              17             17
    Fixed-income funds                                                                            7               5              5
    Tax-exempt money market funds                                                                 8               7              7
    Nonproprietary                                                                               21              11              7
----------------------------------------------------------------------------------------------------------------------------------
        Total mutual fund assets managed                                                        141             104             87
Private assets                                                                                   47              36             28
Institutional assets (b)                                                                        201             165            141
----------------------------------------------------------------------------------------------------------------------------------
        Total market value of assets
          under management                                                                     $389            $305           $256
----------------------------------------------------------------------------------------------------------------------------------

(a) "Dreyfus," as defined for purposes of this table, consists of five business units: Dreyfus Funds, the retail mutual funds and unit trust funds area of the Corporation which includes The Dreyfus Corporation, Founders Asset Management, LLC and Newton Management Limited; Dreyfus Brokerage, which includes Dreyfus Investment Services Corporation and Dreyfus Brokerage Services; Dreyfus Retirement Services, the defined contribution business of the Corporation; Dreyfus Institutional Investors, the investment management business of the Corporation which includes The Boston Company Asset Management, Mellon Capital Management, Mellon Equity Associates, Mellon Bond Associates, Certus Asset Advisors, Franklin Portfolio Associates, Pareto Partners, Prime Advisors, Inc. and Newton Management Limited; and Mellon Private Asset Management, the high net worth personal trust and custody business of the Corporation.

(b) Includes assets managed at Pareto Partners of $24 billion at December 31, 1998; $21 billion at December 31, 1997; and $20 billion at December 31, 1996. The Corporation has a 30% equity interest in Pareto Partners.

At December 31, 1998, the combined market values of $21 billion of nonproprietary mutual funds and $201 billion of institutional assets managed, by asset type, were as follows: equities, $93 billion; balanced, $39 billion; fixed income, $37 billion; money market, $29 billion; and $24 billion at Pareto Partners, primarily in currency overlay and global fixed-income products, for a total of $222 billion.

Administration and custody fee revenue


----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                    1998                   1997                  1996
----------------------------------------------------------------------------------------------------------------------------------
Administration and custody:
   Institutional trust                                                           $388                   $327                  $247
   Mutual fund                                                                    133                    133                   108
   Private asset                                                                   19                     16                    12
----------------------------------------------------------------------------------------------------------------------------------
     Total administration and
       custody revenue                                                           $540                   $476                  $367
----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Administration and custody fee revenue increased $64 million, or 13%, in 1998, compared with 1997. This increase primarily resulted from higher institutional trust fees resulting from the Buck acquisition, new business and higher transaction volumes offset, in part, by the impact of the sale of the corporate trust business in November 1997. Securities lending revenue, which is included in institutional trust fees, increased $7 million in 1998 compared with the prior year. Excluding the effects of the Buck acquisition and the sale of the corporate trust business, institutional trust fees increased 7% compared with 1997.

The market value of assets under administration/custody, shown in the table below, was $1,903 billion at December 31, 1998, an increase of $371 billion compared with $1,532 billion at December 31, 1997. This increase resulted from a general market increase and net new business.


----------------------------------------------------------------------------------------------------------------------------------
MARKET VALUE OF ASSETS UNDER ADMINISTRATION/CUSTODY
                                                                                                        December 31,
(in billions)                                                                              1998             1997              1996
----------------------------------------------------------------------------------------------------------------------------------
Institutional trust                                                                      $1,803 (a)       $1,440 (a)        $  962
Mutual fund                                                                                  62               60                57
Private asset                                                                                38               32                27
----------------------------------------------------------------------------------------------------------------------------------
    Total market value of assets under
      administration/custody                                                             $1,903           $1,532            $1,046
----------------------------------------------------------------------------------------------------------------------------------

(a) Includes $244 billion of assets at December 31, 1998, and $246 billion of assets at December 31, 1997, administered by CIBC Mellon Global Securities Services, a 50% owned joint venture.

Benefits consulting and brokerage fees

Benefits consulting fees increased $115 million in 1998, compared with 1997, primarily resulting from the full-year impact of the Buck acquisition, as well as new business and increased project activity with existing clients. The $32 million increase in brokerage fees primarily resulted from the full-year impact of the acquisition of Dreyfus Brokerage Services.

Cash management and deposit transaction charges

The Corporation is a major national provider of a number of cash management services, including remittance processing, collections and disbursements, check processing and electronic services to assist corporate clients in the management of their accounts receivable, accounts payable and treasury management functions. The $20 million, or 8%, increase in cash management and deposit transaction charges in 1998, compared with 1997, primarily resulted from higher volumes of business in customer receivables, payables and treasury management products.

Mortgage servicing fees

Mortgage servicing fees totaled $200 million in 1998, a decrease of $13 million, or 6%, compared with 1997. This decrease primarily resulted from a higher level of mortgage prepayments as well as from the sale of certain mortgage servicing rights.

Foreign currency and securities trading revenue

The $47 million, or 39%, increase in foreign currency and securities trading revenue in 1998, compared with 1997, was attributable to higher foreign exchange revenue earned as a result of increased levels of customer activity, primarily in the Corporation's global custody business, and market volatility. The Corporation expects a potential reduction in the number of foreign exchange transactions in 1999 as a result of the adoption by eleven member states of the European Union of a common currency, the "euro," which replaces their sovereign currencies. The impact of the euro is not expected to materially impact the Corporation's results of operations.

--------------------------------------------------------------------------------

Credit card fees and gain on sale of merchant card processing business

Credit card fee revenue, which principally consists of interchange, cardholder fees and servicing revenue from the securitized credit card receivables, totaled $92 million in 1998, a decrease of $5 million compared to 1997. In mid-December 1998, the Corporation sold its merchant card processing business to Paymentech, Inc. This business generated approximately $31 million of fee and net interest revenue in 1998. The Corporation recorded a gain of $35 million on the sale.

Information services fees

Information services fees totaled $44 million in 1998, an increase of $2 million, or 4%, compared with 1997. This increase primarily resulted from higher fee revenue related to third-party ATM transactions processed for network services clients. The Corporation has entered into several joint ventures, the most significant being ChaseMellon Shareholder Services and CIBC Mellon Trust Company. Both are 50/50 stock transfer and shareholder services joint ventures. The Corporation's joint ventures generated approximately $300 million of gross fee revenue in 1998. The Corporation accounts for its interest in joint ventures under the equity method of accounting with the net results primarily recorded as information services fee revenue, rather than reporting the gross revenues and expenses of each company.

Other fee revenue

Other fee revenue was $401 million in 1998, an increase of $61 million compared with 1997. This increase primarily resulted from higher gains from the sale of assets and equity securities as well as higher fees from many fee-based services. Included in other fee revenue was approximately $25 million in both 1998 and 1997 of fees from the electronic filing of income tax returns. The Corporation will no longer earn fee revenue from this service in 1999, as the contract with a major income tax return preparer expired at the end of 1998.

Pending sale of mortgage, credit card and network services businesses

In January 1999, the Corporation announced plans to sell its mortgage business, credit card business and network services transaction processing unit, discussed further in the "Significant Financial Events in 1998" section on page 24. These three units generated approximately $350 million of fee revenue in 1998, which is included in mortgage servicing fees, credit card fees, information services fees and other fee revenue discussed above. For an analysis of the financial impact of these divestitures, see the "Pending/Completed Divestitures" disclosure in the "Business sectors" section on pages 28 through 31.

1997 compared with 1996

Fee revenue increased to $2,418 million in 1997, up $399 million from $2,019 million in 1996. This increase was primarily attributable to higher trust and investment fees resulting, in part, from the Buck acquisition, new business and an increase in the market value of assets under management. In addition, foreign currency and securities trading revenue, mortgage servicing fees, and cash management and deposit transaction charges increased in 1997 compared with 1996, partially offset by lower credit card and information services fees.

NET INTEREST REVENUE
--------------------------------------------------------------------------------

Net interest revenue includes the interest spread on interest-earning assets, loan fees, cash receipts and interest reversals on nonperforming loans, and revenue or expense on off-balance-sheet instruments used for interest rate risk management purposes. Net interest revenue on a fully taxable equivalent basis totaled $1,499 million in 1998, up $24 million from $1,475 million in the prior year. The net interest margin was 3.96% in 1998, down 28 basis points compared with 4.24% in 1997.

The increase in net interest revenue in 1998, compared with the prior year, principally resulted from the favorable impacts of the acquisitions of Mellon United National Bank, Mellon 1st Business Bank and Dreyfus Brokerage Services, net of funding costs, as well as a higher level of interest-earning assets. Partially offsetting these factors were the effects of the December 1997 transfer of $231 million of CornerStone(sm) credit card loans into an accelerated resolution portfolio and the February 1998 Series K preferred stock redemption. The decrease in the net interest margin primarily resulted from a greater level of lower-yielding assets, the transfer of higher-yielding CornerStone(sm) credit card loans into an accelerated resolution portfolio and the Series K preferred stock redemption.

In January 1999, the Corporation announced plans to sell its mortgage business and credit card business, discussed further in the "Significant financial events in 1998" section on page 24. Loans outstanding at December 31, 1998, in these businesses totaled approximately $2.4 billion. For an analysis of the financial impact of these divestitures, see the "Pending/Completed Divestitures" disclosure in the "Business sectors" section on pages 28 through 31.

1997 compared with 1996

Net interest revenue on a fully taxable equivalent basis totaled $1,475 million in 1997, a decrease of $13 million from $1,488 million in 1996, while the net interest margin decreased by 2 basis points to 4.24% in 1997. The reduction in net interest revenue primarily resulted from the sale of the AAA credit card portfolio in late 1996, funding costs related to the repurchase of common stock, the insurance premium finance securitization in late 1996 and lower loan fees. These factors were partially offset by the full-year impact of the lease financing acquisitions and the use of proceeds from the $1 billion of trust-preferred securities issued in late 1996.

--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEET -- AVERAGE BALANCES AND INTEREST YIELDS/RATES
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                              1998
                                                                                                                           AVERAGE
                                                                                             AVERAGE                       YIELDS/
(dollar amounts in millions)                                                                 BALANCE       INTEREST          RATES
------------------------------------------------------------------------------------------------------------------------------------
ASSETS                     Interest-earning assets:
                           Federal funds sold and securities under resale
                             agreements                                                      $   786         $   49          6.22%
                           Interest-bearing deposits with banks                                  649             33          5.19
                           Other money market investments                                        109              6          5.35
                           Trading account securities                                            251             16          6.24
                           Securities:
                             U.S. Treasury and agency securities (a)                           5,473            365          6.67
                             Obligations of states and political subdivisions (a)                 54              4          7.31
                             Other (a)                                                           120              8          6.89
                           Loans, net of unearned discount (a)                                30,399          2,419          7.96
                                                                                             -------         ------
                               Total interest-earning assets                                  37,841         $2,900          7.67
                           Cash and due from banks                                             3,195
                           Premises and equipment                                                565
                           Customers' acceptance liability                                       120
                           Net acquired property                                                  54
                           Other assets (a)                                                    6,724
                           Reserve for credit losses                                            (498)
                           ---------------------------------------------------------------------------------------------------------
                               Total assets                                                  $48,001

------------------------------------------------------------------------------------------------------------------------------------
LIABILITIES,               Interest-bearing liabilities:
TRUST-PREFERRED            Deposits in domestic offices:
SECURITIES AND               Demand                                                          $   344         $    7          1.95%
SHAREHOLDERS'                Money market and other savings accounts                          11,149            324          2.91
EQUITY                       Retail savings certificates                                       7,587            376          4.96
                             Other time deposits                                               2,109            117          5.56
                           Deposits in foreign offices                                         2,760            136          4.93
                                                                                             -------         ------
                               Total interest-bearing deposits                                23,949            960          4.01
                           Federal funds purchased and securities under
                             repurchase agreements                                             2,207            123          5.56
                           U.S. Treasury tax and loan demand notes                               604             31          5.15
                           Term federal funds purchased                                          365             21          5.69
                           Short-term bank notes                                                 295             16          5.64
                           Commercial paper                                                      234             13          5.44
                           Other funds borrowed                                                  363             33          9.08
                           Notes and debentures (with original maturities over one year)       2,992            204          6.84
                                                                                             -------         ------
                               Total interest-bearing liabilities                             31,009         $1,401          4.52
                           Total noninterest-bearing deposits                                  9,597
                           Acceptances outstanding                                               120
                           Other liabilities (a)                                               2,139
                           ---------------------------------------------------------------------------------------------------------
                               Total liabilities                                              42,865
                           Guaranteed preferred beneficial interests in Corporation's
                            junior subordinated deferrable interest debentures                   991
                           ---------------------------------------------------------------------------------------------------------
                           Shareholders' equity (a)                                            4,145
                           ---------------------------------------------------------------------------------------------------------
                               Total liabilities, trust-preferred securities and
                                 shareholders' equity                                        $48,001

------------------------------------------------------------------------------------------------------------------------------------
RATES                      Yield on total interest-earning assets                                                            7.67%
                           Cost of funds supporting interest-earning assets                                                  3.71
                           ---------------------------------------------------------------------------------------------------------
                           Net interest income/margin:
                             Taxable equivalent basis                                                        $1,499          3.96%
                             Without taxable equivalent increments                                            1,491          3.94
                           ---------------------------------------------------------------------------------------------------------

                           (a) Amounts and yields exclude adjustments to fair value required by FAS No. 115. Note: Interest and yields were calculated on a taxable equivalent basis, at tax rates approximating 35%, using dollar amounts in thousands and actual number of days in the years, and are before the effect of reserve requirements. Loan fees, as well as nonaccrual loans and their related income effect, have been included in the calculation of average interest yields/rates.

------------------------------------------------------------------------------------------------------------------------------------
             1997                              1996                             1995                              1994
                      Average                           Average                           Average                          Average
  Average             yields/      Average              yields/      Average              yields/      Average             yields/
  balance  Interest    rates       balance   Interest    rates       balance   Interest    rates       balance   Interest    rates
------------------------------------------------------------------------------------------------------------------------------------
 $   560     $   30      5.29%     $   561     $   30      5.41%    $   598      $   34      5.64%     $   762     $   30      3.98%
     518         26      5.06          678         36      5.31         567          36      6.27          756         34      4.52
     108          6      5.41          142          7      5.00          57           3      5.02          138          6      4.29
     175          9      5.54          146          8      5.46         296          19      6.59          380         24      6.27

   5,440        367      6.75        5,999        392      6.54       4,671         305      6.52        4,713        269      5.71
      38          3      7.77           39          3      8.53          64           5      7.73          110          8      7.14
     108          8      6.87          153         12      7.67         203          14      7.09          352         17      4.80
  27,816      2,275      8.18       27,250      2,261      8.30      27,360       2,432      8.89       25,107      1,935      7.71
  ------      -----                -------     ------               -------      ------                -------     ------
  34,763     $2,724      7.83       34,968     $2,749      7.86      33,816      $2,848      8.44       32,318     $2,323      7.19
   2,844                             2,782                            2,337                              2,337
     587                               560                              555                                537
     271                               252                              229                                165
      68                                73                               80                                113
   4,905                             3,865                            3,703                              3,273
    (512)                             (472)                            (591)                              (613)
------------------------------------------------------------------------------------------------------------------------------------
 $42,926                           $42,028                          $40,129                            $38,130

------------------------------------------------------------------------------------------------------------------------------------

 $   232     $    4      1.90%     $   830     $   15      1.80%    $ 1,916      $   37      1.94%     $ 2,143     $    4       .21%
  10,046        286      2.84        9,935        280      2.82       8,736         277      3.16        9,439        188      1.99
   7,166        358      5.00        6,529        318      4.88       6,683         337      5.05        6,597        240      3.64
   1,787        101      5.65        1,766         96      5.42         263          12      4.70          246         15      6.05
   2,641        129      4.88        3,766        194      5.14       3,898         226      5.79        2,053         92      4.46
 -------      -----                -------      -----               -------      ------                -------     ------
  21,872        878      4.02       22,826        903      3.95      21,496         889      4.13       20,478        539      2.63

   1,390         77      5.51        1,765         94      5.32       2,128         125      5.87        1,777         76      4.29
     468         25      5.33          286         15      5.17         400          23      5.69          564         22      3.93
     599         34      5.71          675         38      5.58         644          39      5.98          176          8      4.58
     144          8      5.83          502         29      5.84         815          50      6.20           29          2      5.68
      69          4      5.41          217         12      5.42         226          13      5.87          155          7      4.33
     423         34      8.09          279         27      9.89         395          34      8.68          494         38      7.80
   2,712        189      6.97        2,038        143      7.04       1,670         117      7.04        1,768        110      6.20
 -------     ------                -------     ------                ------      ------                -------     ------
  27,677     $1,249      4.51       28,588     $1,261      4.41      27,774      $1,290      4.65       25,441     $  802      3.15
   8,587                             8,012                            6,455                              6,770
     271                               252                              229                                165
   1,711                             1,319                            1,533                              1,453
-----------------------------------------------------------------------------------------------------------------------------------
  38,246                            38,171                           35,991                             33,829

     990                                32                                -                                  -
------------------------------------------------------------------------------------------------------------------------------------
   3,690                             3,825                            4,138                              4,301
------------------------------------------------------------------------------------------------------------------------------------

 $42,926                           $42,028                          $40,129                            $38,130

------------------------------------------------------------------------------------------------------------------------------------
                         7.83%                             7.86%                             8.44%                             7.19%
                         3.59                              3.60                              3.82                              2.48
------------------------------------------------------------------------------------------------------------------------------------

             $1,475      4.24%                 $1,488      4.26%                 $1,558      4.62%                 $1,521      4.71%
              1,467      4.22                   1,478      4.23                   1,548      4.58                   1,508      4.67
------------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSE
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
(dollar amounts in millions)                                                              1998              1997             1996
---------------------------------------------------------------------------------------------------------------------------------
Staff expense                                                                           $1,456            $1,242           $1,055
Professional, legal and other purchased services                                           297               219              195
Net occupancy expense                                                                      237               225              205
Equipment expense                                                                          181               175              145
Amortization of mortgage servicing assets and
  purchased credit card relationships                                                      179               118              107
Business development                                                                       149               148              137
Amortization of goodwill and other intangible assets                                       137               105              100
Communications expense                                                                     107               102               96
Other expense                                                                              197               175              165
---------------------------------------------------------------------------------------------------------------------------------
    Operating expense before trust-preferred securities
      expense and net revenue from acquired property                                     2,940             2,509            2,205
Trust-preferred securities expense                                                          79                78                3
Net revenue from acquired property                                                          (6)              (19)             (13)
----------------------------------------------------------------------------------------------------------------------------------
        Total operating expense                                                         $3,013            $2,568           $2,195
---------------------------------------------------------------------------------------------------------------------------------

Average full-time equivalent staff                                                      28,300            26,400           24,600
---------------------------------------------------------------------------------------------------------------------------------

Efficiency ratio (a)                                                                        66%               64%              63%
Efficiency ratio excluding amortization of
  goodwill and other intangible assets                                                      63                62               60
---------------------------------------------------------------------------------------------------------------------------------

(a) Operating expense before trust-preferred securities expense and net revenue from acquired property, as a percentage of revenue, computed on a taxable equivalent basis, excluding gains on the sale of securities.


Operating expense before trust-preferred securities expense and net revenue from acquired property totaled $2,940 million in 1998, an increase of $431 million, or 17%, compared with 1997. The increase primarily resulted from acquisitions including a full-year impact of the 1997 Buck and Dreyfus Brokerage Services acquisitions, higher amortization of mortgage servicing assets, higher consulting expense and business growth. Excluding the effect of acquisitions and the increase in the amortization of mortgage servicing assets and purchased credit card relationships, operating expense before trust-preferred securities expense and net revenue from acquired property increased approximately 3%.

Staff expense totaled $1,456 million in 1998, an increase of $214 million compared with 1997. The increase primarily resulted from the acquisitions as well as an increase in incentive expense. The higher level of incentive expense primarily resulted from higher revenue in the fee-based businesses, as well as higher incentive expense for plans that are linked to the Corporation's common share price, which increased 13% in 1998.

Professional, legal and other purchased services totaled $297 million in 1998, an increase of $78 million compared with 1997. This increase resulted from the acquisitions and higher consulting expense related to strategic business and reengineering initiatives.

The amortization of mortgage servicing assets and purchased credit card relationships increased $61 million compared with 1997, primarily resulting from an acceleration of amortization due to a higher level of mortgage prepayments. Future declines in interest rates can potentially result in prepayments of the mortgage loans underlying mortgage servicing rights (MSRs), which can potentially decrease future net servicing revenue. Decreases in expected future net servicing revenue can potentially result in accelerated amortization and potential impairment of MSRs. The Corporation has entered into various off-balance-sheet instruments to hedge the prepayment risk associated with its mortgage servicing portfolio. See pages 53 and 54 for a further discussion of these instruments.

--------------------------------------------------------------------------------

The sale of the Corporation's mortgage business, credit card business and network services transaction processing unit will impact all expense categories, particularly staff expense and amortization of mortgage servicing assets and purchased credit card relationships. These businesses employ approximately 2,300 staff. For an analysis of the financial impact of these divestitures, see the "Pending/Completed Divestitures" disclosure in the "Business sectors" section on pages 28 through 31.

1997 compared with 1996

Operating expense before trust-preferred securities expense and net revenue from acquired property was $2,509 million in 1997, an increase of $304 million, or 14%, compared with 1996. The increase primarily resulted from the Buck acquisition as well as a full-year impact of the 1996 lease financing acquisitions, business growth, reengineering initiatives and higher equipment expense.

Year 2000 Project

In early 1996, the Corporation formed a year 2000 project team to identify information technology and non-information technology systems that require modification for the year 2000. A project plan has been developed with goals and target dates. The Corporation's year 2000 project plan includes inventory, assessment, remediation, system testing, enterprise testing, contingency planning and internal certification. The Corporation's business areas are in various stages of this project plan. The Corporation has completed approximately 90% of the remediation and system testing for internal mission critical information technology systems. In late 1998, the Corporation began significant enterprise testing (i.e., testing with customers, integration testing between systems and testing with third-party vendors) of mission critical information technology systems, which testing is expected to be completed by June 30, 1999. The Corporation currently expects to have completed remediation and planned testing of mission critical non-information technology systems by June 30, 1999. The Corporation also currently expects to have substantially completed remediation and planned testing of both information technology and non-information technology systems that the Corporation has determined are of high business value and priority (although not mission critical) by June 30, 1999.

The Corporation incurred expenses throughout 1996, 1997 and 1998 related to this project and will continue to incur expenses in 1999. The Corporation currently estimates that the costs related to inventory, assessment, remediation, system testing, enterprise testing, contingency planning and internal certification will be approximately $95 million. Approximately 15% of these costs were incurred in 1996 and 1997, approximately 45% were incurred in 1998 and approximately 40% are expected to be incurred in 1999. Expenditures in 1999 are expected to relate primarily to enterprise testing, contingency planning and internal certification. A significant portion of total year 2000 project expenses is represented by existing staff that has been redeployed to this project. The Corporation does not believe that the redeployment of existing staff will have a material adverse effect on its business, results of operations or financial position. Incremental expenses related to the year 2000 project are not expected to materially impact operating results in any one period.

The impact of year 2000 issues on the Corporation will depend not only on corrective actions that the Corporation takes, but also on the way in which year 2000 issues are addressed by governmental agencies, businesses and other third parties that provide services or data to, or receive services or data from, the Corporation, or whose financial condition or operational capability is important to the Corporation. To reduce this exposure, the Corporation has identified, and has an on-going process of contacting mission critical third-party vendors and other significant third parties to determine their year 2000 plans and target dates. Risks associated with third parties located outside the United States may be higher insofar as it is generally believed that non-U.S. businesses may not be addressing their year 2000 issues on as timely a basis as U.S. businesses. Notwithstanding the Corporation's efforts, there can be no assurance that mission critical third-party vendors or other significant third parties will adequately address their year 2000 issues.

The Corporation is developing contingency plans to address risks associated with year 2000 issues. These activities include remediation contingency plans, year 2000 business resumption contingency plans, and event management plans.

--------------------------------------------------------------------------------

Remediation contingency plans address the actions that may be taken if the current approach to remediating a mission critical technology system is falling behind schedule or may not be completed when required. Such plans principally involve internal remediation or identifying alternate vendors. The Corporation has substantially implemented its remediation contingency plans. Year 2000 business resumption contingency plans address year 2000 problems that occur, notwithstanding the remediation efforts of the Corporation and third parties. As a part of its year 2000 business resumption contingency planning, the Corporation is enhancing its existing business resumption plans to reflect year 2000 issues and is developing plans designed to coordinate the efforts of its personnel and resources in addressing any mission critical year 2000 problems that become evident. In this regard, all existing business resumption plans involving mission critical processes have been reviewed, and options for addressing potential year 2000 problems have been identified. The Corporation expects to continue reviewing, enhancing and validating such plans through mid-1999. Event planning is intended to address year 2000 risks by actively monitoring operations during the period of time around the turn of the century with a view to identifying any year 2000 problems that occur and taking action to manage and resolve such problems. These actions may include implementing previously developed business resumption contingency plans. Event planning is in progress and will continue throughout 1999 and the first quarter of 2000. There can be no assurance that any contingency plans will fully mitigate any year 2000 failures, problems or disruptions. Furthermore, there may be certain mission critical third parties, such as utilities, communication companies, transportation companies or governmental entities, where alternative arrangements or sources are unavailable or severely limited.

The Corporation's credit risk associated with borrowers may increase to the extent borrowers fail to adequately address year 2000 issues. As a result, there may be increases in the Corporation's problem loans and credit losses in future years. In addition, the Corporation may be subject to increased risks as a fiduciary to the extent that issuers of assets it manages or administers fail to adequately address year 2000 issues and to increased liquidity risks to the extent of deposit withdrawals or to the extent its lenders are unable to provide the Corporation with funds due to year 2000 problems. It is not, however, possible to quantify the potential impact of any such risks or losses at this time.

Until the year 2000 event actually occurs and for a period of time thereafter, there can be no assurance that there will be no problems related to year 2000. The year 2000 technology challenge is an unprecedented event. If year 2000 issues are not adequately addressed by the Corporation and third parties, the Corporation could face, among other things, business disruptions, operational problems, financial losses, legal liability and similar risks, and the Corporation's business, results of operations and financial position could be materially adversely affected.

The foregoing year 2000 discussion contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including, without limitation, anticipated costs, the dates by which the Corporation expects to complete remediation and testing of systems and contingency planning, and the impact of the redeployment of existing staff, are based on management's best current estimates, which were derived utilizing numerous assumptions about future events, including the continued availability of certain resources, representations received from third-party vendors and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to: the availability and cost of personnel trained in this area; the ability to identify and convert all relevant systems; results of year 2000 testing; adequate resolution of year 2000 issues by governmental agencies, businesses or other third parties that are service providers, suppliers, borrowers or customers of the Corporation; unanticipated system costs; the need to replace hardware; the adequacy of and ability to implement contingency plans; and similar uncertainties. The forward-looking statements made in the foregoing year 2000 discussion speak only as of the date on which such statements are made, and the Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

The foregoing year 2000 discussion constitutes a Year 2000 Readiness Disclosure within the meaning of the Year 2000 Readiness and Disclosure Act of 1998.

--------------------------------------------------------------------------------

Euro Project

On January 1, 1999, eleven member states of the European Union adopted a common currency, the "euro," with each state's national currency having a fixed conversion rate with the euro. The adoption of the euro required the Corporation to modify certain information technology and other systems and to redenominate securities to accommodate euro-denominated transactions. Such modifications were of particular importance to the Corporation's global custody, foreign exchange, asset management, funds administration, global securities lending and cash management businesses.

The Corporation completed all systems modifications and testing by year-end 1998 and successfully transitioned to the new monetary system. A majority of the euro project expenses in 1998 were represented by existing staff that was redeployed to this project. Incremental expenses were not material. The Corporation currently expects a potential reduction in the number of foreign exchange transactions as a result of the euro's replacement of the sovereign currencies.

INCOME TAXES
--------------------------------------------------------------------------------

The provision for income taxes totaled $470 million in 1998, compared with $398 million in 1997 and $418 million in 1996. The Corporation's effective tax rate for 1998 was 35.1% compared with 34.1% for 1997 and 36.3% for 1996. It is currently anticipated that the effective tax rate will be approximately 37% in 1999.


CAPITAL
--------------------------------------------------------------------------------
SELECTED CAPITAL DATA

                                                                                                December 31,
(dollar amounts in millions, except per share amounts)                   1998                       1997                   1996
--------------------------------------------------------------------------------------------------------------------------------
Common shareholders' equity                                          $  4,521                  $   3,652                $  3,456
Common shareholders' equity to assets ratio                              8.90%                      8.13%                   8.11%

Tangible common shareholders' equity                                 $  2,641(a)               $   2,436                $  2,450
Tangible common shareholders' equity to assets ratio (b)                 5.41%                      5.58%                   5.89%

Total shareholders' equity                                           $  4,521                  $   3,845                $  3,746
Total shareholders' equity to assets ratio                               8.90%                      8.56%                   8.79%

Tier I capital ratio                                                     6.53%                      7.77%                   8.38%
Total (Tier I plus Tier II) capital ratio                               10.80%                     12.73%                  13.58%
Leverage capital ratio                                                   6.73%                      8.02%                   8.31%

Book value per common share                                          $  17.26                  $   14.39                $  13.43
Tangible book value per common share (c)                             $  10.08                  $    9.60                $   9.52

Closing common stock price                                           $  68.75                  $   60.63                $  35.50
Market capitalization                                                $ 18,007                  $  15,386                $  9,134
Common shares outstanding (000)                                       261,923                    253,786                 257,294
--------------------------------------------------------------------------------------------------------------------------------

(a)  Includes $60 million of minority interest, primarily related to Newton.
(b) Common shareholders' equity plus minority interest and less goodwill and other intangibles recorded in connection with purchase acquisitions divided by total assets less goodwill and other intangibles recorded in connection with purchase acquisitions. Beginning at December 31, 1998, the amount of goodwill and other intangibles subtracted from common shareholders' equity and total assets is net of any tax deductible portion. Prior period amounts and ratios were restated.
(c) Beginning at December 31, 1998, goodwill and other intangibles, net of any tax deductible portion, is subtracted from common shareholders' equity. Prior period amounts were restated.

--------------------------------------------------------------------------------

The Corporation's capital management objectives are to maintain a strong capital base--in excess of all regulatory guidelines--while also maximizing shareholder value. The increase in shareholders' equity at December 31, 1998, compared with December 31, 1997, primarily reflects earnings retention and the 5.1 million common shares issued in the Mellon United National Bank acquisition in February 1998. These shares were reissued from treasury stock acquired in 1997. Partially offsetting the increase in total shareholders' equity was the February 1998 redemption of the $200 million Series K preferred stock.

The Corporation repurchased approximately 500 thousand shares of its common stock in 1998. Since the beginning of 1995, the Corporation has repurchased nearly 60 million common shares prior to any reissuances, as well as warrants for 9 million shares of common stock. At December 31, 1998, approximately 4.3 million shares remained available for repurchase under a 6 million share repurchase program announced in July 1997. In January 1999, the board of directors approved an enhancement to this repurchase authorization by increasing the number of shares available for repurchase to 10 million shares of the Corporation's common stock. Any such repurchases will be used for general corporate purposes.


-------------------------------------------------------------------------------------------------------------------------------
COMMON SHARES OUTSTANDING
(in millions)                                                                                             1998             1997
-------------------------------------------------------------------------------------------------------------------------------
Beginning shares outstanding                                                                             253.8            257.3
Shares issued for stock-based benefit plans and dividend reinvestment plan                                 3.5              5.1
Shares issued for Mellon United National Bank acquisition                                                  5.1                -
Shares issued for Buck acquisition                                                                           -              3.5
Shares repurchased                                                                                        (0.5)(a)        (12.1)(b)
-------------------------------------------------------------------------------------------------------------------------------
       Ending shares outstanding                                                                         261.9            253.8
-------------------------------------------------------------------------------------------------------------------------------

(a) Purchase price of $27 million for an average share price of $53.53 per share.
(b) Purchase price of $534 million for an average share price of $44.01 per share.


In April 1998, the Corporation's shareholders approved an amendment to the Corporation's Restated Articles of Incorporation to increase the authorized number of shares of common stock from 400 million to 800 million shares.

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

For a banking institution to qualify as well capitalized, its Tier I, Total and Leverage capital ratios must be at least 6%, 10% and 5%, respectively. All of the Corporation's banking subsidiaries qualified as well capitalized at December 31, 1998 and 1997. The Corporation intends to maintain the ratios of its banking subsidiaries above the well-capitalized levels. By maintaining ratios above the regulatory well-capitalized guidelines, the Corporation's banking subsidiaries receive the benefit of lower FDIC deposit insurance assessments.

--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
RISK-BASED AND LEVERAGE CAPITAL RATIOS                                                                            December 31,
(dollar amounts in millions)                                                                                1998             1997
---------------------------------------------------------------------------------------------------------------------------------
Tier I capital:
    Common shareholders' equity (a)                                                                      $ 4,475          $ 3,619
    Qualifying preferred stock                                                                                 -              193
    Trust-preferred securities                                                                               991              991
    Minority interest                                                                                         60                4
    Goodwill and certain other intangibles                                                                (2,301)          (1,366)
    Other                                                                                                     (2)               -
---------------------------------------------------------------------------------------------------------------------------------
       Total Tier I capital                                                                                3,223            3,441
Tier II capital                                                                                            2,108            2,197
---------------------------------------------------------------------------------------------------------------------------------
       Total qualifying capital                                                                          $ 5,331          $ 5,638
---------------------------------------------------------------------------------------------------------------------------------
Risk-adjusted assets:
    On-balance-sheet                                                                                     $34,229          $29,772
    Off-balance-sheet                                                                                     15,123           14,515
---------------------------------------------------------------------------------------------------------------------------------
       Total risk-adjusted assets                                                                        $49,352          $44,287
---------------------------------------------------------------------------------------------------------------------------------
Average assets - leverage capital basis                                                                  $47,917          $42,926
---------------------------------------------------------------------------------------------------------------------------------
Tier I capital ratio (b)                                                                                    6.53%            7.77%
Total capital ratio (b)                                                                                    10.80            12.73
Leverage capital ratio (b)(c)                                                                               6.73             8.02
---------------------------------------------------------------------------------------------------------------------------------

(a) In accordance with regulatory guidelines, the $46 million and $33 million of unrealized gains, net of tax, on assets classified as available for sale at December 31, 1998 and 1997, respectively, have been excluded.
(b) The required minimum Tier I, Total and Leverage capital ratios are 4%, 8% and 3+%, respectively.
(c) Tier I capital to average total assets (as defined for regulatory purposes), net of the loan loss reserve, goodwill and certain other intangibles.


Effective January 1, 1998, the regulatory agencies began to incorporate market risk into the risk-based capital guidelines. Any bank or bank holding company whose trading activity exceeds either: (1) 10% or more of its total assets, or
(2) $1 billion or greater, must measure its exposure to market risk using its own internal value-at-risk model and hold capital in support of that exposure. This requirement had minimal impact on the Corporation's risk-based capital ratios.

The decrease in the Corporation's regulatory capital ratios, compared with year-end 1997, reflects an increase in goodwill and other intangibles and a higher level of risk-adjusted assets, resulting from acquisitions, as well as the Series K preferred stock redemption. The Corporation's capital ratios will be favorably impacted by the planned sale of the mortgage business and credit card business and resultant $4 billion reduction in assets.

--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
RISK-BASED AND LEVERAGE CAPITAL RATIOS FOR LARGEST BANKING SUBSIDIARIES

                                                                                   Mellon                       Boston Safe
                                                                                   Bank, N.A.                   Deposit and Trust
                                        Minimum           Well-              -----------------------         ----------------------
                                        capital           capitalized               December 31,                   December 31,
(dollar amounts in millions)            ratios (a)        ratios (a)             1998           1997            1998           1997
-----------------------------------------------------------------------------------------------------------------------------------
Amount:
  Tier I capital                                                              $ 2,955        $ 2,646          $  256         $  355
  Total qualifying capital                                                      4,515          4,228             286            381
  Risk-adjusted assets                                                         42,482         39,319           2,395          2,093
  Average assets-leverage
    capital basis                                                              40,435         37,555           4,632          4,266
Ratios:
  Tier I capital ratio                        4%                 6%              6.96%          6.73%          10.70%         16.95%
  Total capital ratio                         8                 10              10.63          10.75           11.96          18.20
  Leverage capital ratio                      3+                 5               7.31           7.05            5.53           8.31
-----------------------------------------------------------------------------------------------------------------------------------

(a) As defined by the Federal Reserve Board, the FDIC and the Comptroller of the Currency.


Acquisition-related intangibles

When computing Tier I capital, the Corporation deducts all goodwill and certain other identified intangibles acquired subsequent to February 19, 1992, except mortgage servicing assets and purchased credit card relationships.


----------------------------------------------------------------------------------------------------------------------------------
ACQUISITION-RELATED INTANGIBLES                                                                    December 31,
(in millions)                                                                     1998                  1997                  1996
----------------------------------------------------------------------------------------------------------------------------------
Goodwill                                                                        $2,221                $1,341                $1,110
Purchased core deposit intangibles                                                  75                    65                    88
Other identified intangibles                                                        17                    19                    40
----------------------------------------------------------------------------------------------------------------------------------
     Total acquisition-related intangibles                                      $2,313                $1,425                $1,238
----------------------------------------------------------------------------------------------------------------------------------


The $880 million increase in goodwill from December 31, 1997, resulted from an approximately $990 million increase related to acquisitions, partially offset by amortization expense. Based upon the current level of acquisition-related intangibles and the amortization schedule, the annual amortization for the years 1999 through 2003 is expected to be approximately $146 million, $134 million, $126 million, $122 million and $118 million, respectively. For the full-year 1999, using common shares and equivalents outstanding at December 31, 1998, the after-tax impact of the annual amortization is expected to be $119 million, or approximately $.45 per share. The after-tax impact of the annual amortization for the years 2000 through 2003 is expected to be approximately $111 million, $105 million, $102 million and $99 million, respectively. At year-end 1998, approximately $13 million of goodwill remained from acquisitions made by the mortgage business in prior years. This goodwill, which is being amortized at a rate of approximately $1 million annually, will be eliminated upon the sale of the mortgage business.

--------------------------------------------------------------------------------

Mortgage servicing assets and purchased credit card relationships


----------------------------------------------------------------------------------------------------------------------------------
MORTGAGE SERVICING ASSETS AND PURCHASED CREDIT CARD RELATIONSHIPS                                 December 31,
(in millions)                                                                     1998                  1997                  1996
----------------------------------------------------------------------------------------------------------------------------------
Mortgage servicing assets:
  Residential                                                                   $1,046                $  978                  $704
  Commercial                                                                        69                    74                    41
----------------------------------------------------------------------------------------------------------------------------------
     Total mortgage servicing assets                                             1,115                 1,052                   745
Purchased credit card relationships                                                 17                    23                    29
----------------------------------------------------------------------------------------------------------------------------------
     Total mortgage servicing assets and
       purchased credit card relationships                                      $1,132                $1,075                  $774
----------------------------------------------------------------------------------------------------------------------------------


The Corporation capitalized $436 million and $433 million in 1998 and 1997, respectively, of servicing assets in connection with both mortgage servicing portfolio purchases and loan originations. These capitalized mortgage servicing assets were partially offset by deferred hedge results and amortization. Mortgage servicing assets are amortized in proportion to estimated net servicing income over the estimated life of the servicing portfolio. Net amortization expense totaled $173 million, $112 million and $96 million in 1998, 1997 and 1996, respectively. The estimated fair value of capitalized mortgage servicing assets was $1.2 billion at both December 31, 1998 and 1997. See note 1 of Notes to Financial Statements for a further discussion of the Corporation's accounting policy for mortgage servicing assets.

At December 31, 1998, the Corporation's total mortgage servicing portfolio was $79 billion, composed of $64 billion of residential and $15 billion of commercial servicing. At December 31, 1997, the total mortgage servicing portfolio was $83 billion, composed of $66 billion of residential and $17 billion of commercial servicing.

The mortgage servicing assets and purchased credit card relationships discussed above are expected to be sold as part of the planned sale of the Corporation's mortgage business, including the mortgage servicing portfolio, and credit card business. See the "Significant financial events in 1998" section on page 24 for a further discussion of the planned sales.


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

The Corporation is involved with various financial instruments that potentially create risk. These instruments are both on and off the balance sheet. On-balance-sheet instruments include securities, loans, mortgage servicing rights, deposits and borrowings. Off-balance-sheet instruments include loan commitments, standby letters of credit, interest rate floors, interest rate swaps, foreign exchange contracts and interest rate futures and forwards.

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

The Corporation's liquidity position is managed by maintaining adequate levels of liquid assets, such as money market assets and securities available for sale. Additional liquidity is available through the Corporation's ability to participate or sell commercial loans and to securitize selected loan portfolios. The parent Corporation also has a $300 million revolving credit agreement, with approximately one and a half years remaining until maturity, and a $25 million backup line of credit to provide support facilities for its commercial paper borrowings and for general corporate purposes. The revolving credit facility contains Tier I ratio, double leverage ratio and nonperforming asset covenants, as discussed in note 11 of Notes to Financial Statements.

As shown in the consolidated statement of cash flows, cash and due from banks decreased by $724 million during 1998 to $2,926 million at December 31, 1998. The decrease resulted from $3,834 million used in investing activities, primarily offset by $2,428 million provided by financing activities and $621 million provided by operating activities. Net cash used in investing activities principally reflected an increase in securities available for sale and loan growth. Net cash provided by financing activities primarily reflected an increase in deposits, short-term borrowings and long-term borrowings.

In February 1998, the Corporation issued $350 million of subordinated debentures at an interest rate of 6.375%, maturing in 2010, and $200 million of senior notes at an interest rate of 6%, maturing in 2004. In November 1998, the Corporation issued an additional $300 million of senior notes at an interest rate of 5.75%, maturing in 2003. Prior to issuance, the Corporation hedged the cost of the $350 million of subordinated debentures with interest rate instruments that were terminated upon issuance of the debt. The effective interest rate on the $350 million of corporate debt, including the effect of the interest rate instruments, was 6.72%. The proceeds from these issuances were used for general corporate purposes.

At December 31, 1998, the Corporation had a debt shelf registration statement on file with the Securities and Exchange Commission on which up to $400 million of debt may be issued. The issuance of any debt securities from this debt shelf registration will depend on future market conditions, funding requirements and other factors.

Mellon Bank, N.A. has an existing offering circular, under which it can issue up to $6 billion of bank notes. Up to $3 billion of these notes, outstanding at any one time, can have maturities of 7 to 270 days and up to $3 billion, in the aggregate, can have maturities of more than 270 days to 15 years. At December 31, 1998, the bank had $499 million of notes with original maturities greater than one year and $266 million of short-term notes outstanding under this program. Proceeds from these notes are used for general funding purposes of the bank.

Contractual maturities of the Corporation's long-term debt totaled $118 million during 1998 and included $12 million of parent term debt. The remaining $106 million consisted primarily of medium-term bank notes. Contractual maturities of long-term debt will total approximately $366 million in 1999, including $201 million related to parent term debt. The Corporation's and Mellon Bank, N.A.'s senior and subordinated debt ratings are presented in the following table.

--------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------------
SENIOR AND SUBORDINATED DEBT RATINGS
  AT DECEMBER 31, 1998                                Standard & Poor's         Moody's        Duff & Phelps         Fitch/IBCA
-------------------------------------------------------------------------------------------------------------------------------
Mellon Bank Corporation:
          Senior debt                                      A+                     A2                 A+                   A+
          Subordinated debt                                A                      A3                 A                    A
Mellon Bank, N.A.:
          Senior debt                                      AA-                    A1                 AA-                  AA-
          Subordinated debt                                A+                     A2                 A+                   A+
-------------------------------------------------------------------------------------------------------------------------------

The Corporation increased its annual common stock dividend to $1.44 per common share in the second quarter of 1998, an increase of 9% from the previous annual rate. The Corporation has increased its common stock dividend seven times over the last five years, resulting in a 184% increase during that period. Common dividends of $365 million were paid on the outstanding shares of common stock during 1998. The common dividend payout ratio was 42% in 1998 and 44% in 1997. On a tangible earnings per common share basis, the dividend payout ratio was 38% in 1998 and 40% in 1997. In addition, the Corporation paid $2 million in preferred stock dividends in 1998 and recorded approximately $7 million of issue costs as preferred stock dividends in connection with the February 1998 redemption of the $200 million, 8.20% Series K preferred stock, at a redemption price of $25 per share plus accrued dividends.

Based upon shares outstanding at December 31, 1998, and the current quarterly common stock dividend rate of $.36 per share, the annual dividend requirement in 1999 is expected to be approximately $380 million. The Corporation has reduced its annual preferred stock and common stock dividend requirements by approximately $86 million through the redemption of its preferred stocks and the repurchase of common stock since 1994, net of issuances.

The parent Corporation's principal sources of cash are interest and dividends from its subsidiaries. The ability of national and state member bank subsidiaries to pay dividends to the parent Corporation is subject to certain regulatory limitations, as discussed in note 22 of Notes to Financial Statements. Under the more restrictive limitation, the Corporation's national and state member bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to December 31, 1998, of approximately $810 million, less any dividends declared and plus or minus net profits or losses, as defined, between January 1, 1999, and the date of any such dividend declaration. To comply with regulatory guidelines, the Corporation and its subsidiary banks continually evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition.


Balance sheet analysis
---------------------------------------------------------------------------------------------------------------------------------
(average balances in millions)                                                             1998              1997            1996
---------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Money market investments                                                                $ 1,544           $ 1,186         $ 1,381
Trading account securities                                                                  251               175             146
Securities                                                                                5,701             5,593           6,184
Loans                                                                                    30,411            27,823          27,233
---------------------------------------------------------------------------------------------------------------------------------
     Total interest-earning assets                                                       37,907            34,777          34,944
Noninterest-earning assets                                                               10,662             8,677           7,541
Reserve for credit losses                                                                  (498)             (512)           (472)
---------------------------------------------------------------------------------------------------------------------------------
     Total assets                                                                       $48,071           $42,942         $42,013
---------------------------------------------------------------------------------------------------------------------------------

FUNDS SUPPORTING TOTAL ASSETS:
Core funds                                                                              $38,417           $34,618         $32,068
Wholesale and purchased funds                                                             9,654             8,324           9,945
---------------------------------------------------------------------------------------------------------------------------------
     Funds supporting total assets                                                      $48,071           $42,942         $42,013
---------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The $3.1 billion increase in the Corporation's average interest-earning assets in 1998, compared with 1997, reflects a $2.6 billion increase in average loans and a $358 million increase in average money market investments. Excluding the effect of acquisitions, average loans in 1998 grew by approximately $1.4 billion, compared with 1997, primarily in wholesale lending and the residential mortgage warehouse portfolio.

Core funds, which are considered to be the most stable sources of funding, are defined principally as individual money market and other savings deposits, savings certificates, demand deposits, shareholders' equity, notes and debentures with original maturities over one year, and trust-preferred securities. Core funds primarily support core assets, which consist of loans, net of the reserve and noninterest-earning assets. Average core assets increased $4.6 billion in 1998 from the prior year, primarily reflecting higher levels of loans and noninterest-earning assets. The increase in noninterest-earning assets includes a higher level of goodwill resulting from acquisitions and higher levels of cash and due from banks, receivables and mortgage servicing assets. Average core funds increased $3.8 billion in 1998 compared with 1997, primarily reflecting higher levels of deposits, due in part to the acquisitions. Core funds averaged 95% of core assets in 1998, compared with 96% in 1997 and 93% in 1996.

Wholesale and purchased funds are defined as deposits in foreign offices, negotiable certificates of deposit, federal funds purchased and securities under repurchase agreements, U.S. Treasury tax and loan demand notes, short-term bank notes, commercial paper, other time deposits and other funds borrowed. Average wholesale and purchased funds increased $1.3 billion compared with 1997, primarily reflecting an increase in federal funds purchased and securities under repurchase agreements, and negotiable certificates of deposits. As a percentage of total average assets, average wholesale and purchased funds were 20% in 1998, compared with 19% in 1997 and 24% in 1996.

Upon completion of the planned sale of the mortgage business, credit card business and network services transaction processing unit, it is anticipated that the ratio of core funds to core assets will increase with a related reduction in wholesale and purchased funds.


INTEREST RATE SENSITIVITY ANALYSIS
--------------------------------------------------------------------------------

The objective of interest rate risk management is to control the effects that interest rate fluctuations have on net interest revenue and on the net present value of the Corporation's assets, liabilities and off-balance-sheet instruments. Interest rate risk is measured using net interest margin simulation and asset/liability net present value sensitivity analyses. Simulation tools serve as the primary means to gauge interest rate exposure. The net present value sensitivity analysis is the means by which the Corporation's long-term interest rate exposure is evaluated. These analyses provide an understanding of the range of potential impacts on net interest revenue and portfolio equity caused by interest rate movements.

Modeling techniques are used to estimate the impact of changes in interest rates on the net interest margin. Assumptions regarding the replacement of maturing assets and liabilities are made to simulate the impact of future changes in rates and/or changes in balance sheet composition. The effect of changes in future interest rates on the mix of assets and liabilities may cause actual results to differ from simulated results. In addition, certain financial instruments provide customers a certain degree of choice. For instance, customers may migrate from lower-interest deposit products to higher-interest products. Also, customers may choose to refinance fixed-rate loans when interest rates decrease. While the Corporation's simulation analysis considers these factors, the extent to which customers utilize the ability to exercise their financial decisions may cause actual results to differ significantly from the simulation.

The Corporation has established the following guidelines for assuming interest rate risk:

Net interest margin simulation--Given a +/- 200 basis point parallel shift in interest rates, the estimated net interest revenue may not change by more than 5% for a one-year period.

--------------------------------------------------------------------------------

Portfolio equity simulation--Portfolio equity is the net present value of the Corporation's existing assets, liabilities and off-balance-sheet instruments. Given a +/- 200 basis point parallel shift in interest rates, portfolio equity may not change by more than 20% of total shareholders' equity.

The measurement of interest rate risk is meaningful only when all related on- and off-balance-sheet items are aggregated and the net positions are identified. Financial instruments that the Corporation uses to manage interest rate sensitivity include: money market assets, U.S. government and federal agency securities, municipal securities, mortgage-backed securities, corporate bonds, asset-backed securities, fixed-rate wholesale term funding, interest rate swaps, caps and floors, financial futures and financial options. The table below illustrates the simulation analysis of the impact of a 50 and 100 basis point parallel shift upward or downward in interest rates on net interest revenue, earnings per share and return on common shareholders' equity. Given the low interest rate environment that existed in 1998, the impact of a 200 basis point shift upward or downward in interest rates is not shown in the simulation sensitivity analysis below. However, the impact of a +/- 200 basis point interest rate movement would not exceed the guidelines discussed above. This analysis was prepared using the levels of all interest-earning assets and off-balance-sheet instruments used for interest rate risk management at December 31, 1998, assuming that the level of loan fees remains unchanged and excludes the impact of interest receipts on nonperforming loans. The impact of the rate movements was developed by simulating the effect of rates changing in a parallel fashion over a six-month period from the December 31, 1998, levels and remaining at those levels thereafter. This analysis excludes the effect that rate movements can have on the value of mortgage servicing rights, discussed on pages 53 and 54.


----------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE SIMULATION SENSITIVITY ANALYSIS
                                                                          Movements in interest rates from December 31, 1998 rates
----------------------------------------------------------------------------------------------------------------------------------
Simulated impact in the next 12 months                                    Increase                                Decrease
  compared with December 31, 1998:                                 -----------------------               -------------------------
                                                                   +50 bp          +100 bp               -50  bp            -100bp
                                                                   -----------------------               -------------------------
  Net interest revenue increase (decrease)                            .2%            .1%                   (.3)%           (.7)%
  Earnings per share increase (decrease)                            $.01           $.01                  $(.01)          $(.03)
  Return on common equity increase (decrease)                          3 bp           3 bp                  (7) bp         (15) bp
----------------------------------------------------------------------------------------------------------------------------------


The anticipated impact on net interest revenue under the 50 and 100 basis point increase/decrease scenarios showed a change of approximately 1% or less under all scenarios at both December 31, 1998, as shown in the table above, and December 31, 1997. The simulation analysis for both periods reflects the Corporation's efforts to balance the repricing characteristics of its interest-earning assets and supporting funds.

Managing interest rate risk with off-balance-sheet instruments

By policy, the Corporation will not implement any new off-balance-sheet activity that, when aggregated into the total corporate interest rate exposure, would cause the Corporation to exceed its established interest rate risk limits. Interest rate swaps--including index amortizing swaps and callable swaps--caps and floors, financial futures and financial options have been approved by the board of directors for managing the overall corporate interest rate exposure. The use of financial futures and option contracts is permitted provided that: the transactions occur in a market with a size that ensures sufficient liquidity; the contract is traded on an approved exchange or, in the case of over-the-counter option contracts, is transacted with a credit-approved counterparty; and the types of contracts have been authorized for use by the board of directors and the Finance Committee. Usage of off-balance-sheet instruments for speculative purposes is not permitted outside of those areas designated as trading and controlled with specific authorizations and limits. These instruments provide the Corporation flexibility in adjusting its interest rate risk position without exposure to principal risk and funding requirements. By using off-balance-sheet instruments to manage interest rate risk, the effect is a smaller, more efficient balance sheet, with a lower wholesale funding requirement and a higher return on assets and net interest margin with a comparable level of net interest revenue and return on common shareholders'

--------------------------------------------------------------------------------

equity. The off-balance-sheet instruments used to manage the Corporation's interest rate risk are shown in the table below. Additional information regarding these contracts is presented in note 24 of Notes to Financial Statements.


-----------------------------------------------------------------------------------------------------------------------------------
MATURITIES OF OFF-BALANCE-SHEET INSTRUMENTS USED TO MANAGE INTEREST RATE RISK
                                                                                                                           Total at
                                                                                                                           Dec. 31,
(notional amounts in millions)                  1999         2000         2001          2002         2003         2004+        1998
-----------------------------------------------------------------------------------------------------------------------------------
Receive fixed/pay floating
 generic swaps: (a)
    Notional amount                           $   20         $   -       $ -      $   -         $ 450         $ 550          $1,020
    Weighted average rate:
      Receive                                   5.01%            -         -          -          5.65%         6.67%           6.18%
      Pay                                       5.56%            -         -          -          5.32%         5.56%           5.45%

Receive fixed/pay floating
 indexed amortizing swaps:
    Notional value                            $1,497         $  26       $ -      $   -         $   -         $   -          $1,523
    Weighted average rate:
      Receive                                   5.69%         6.60%        -          -             -             -            5.71%
      Pay                                       5.31%         5.25%        -          -             -             -            5.30%

Receive fixed/pay floating
 callable swaps: (b)
    Notional value                            $  500         $ 750       $ -      $   -         $   -         $   -          $1,250
    Weighted average rate:
      Receive                                   6.80%         5.59%        -          -             -             -            6.07%
      Pay                                       5.33%         5.27%        -          -             -             -            5.29%

Pay fixed/receive floating
 generic swaps: (a)
    Notional amount                           $  220         $   -       $ -      $   5         $   -         $  10          $  235
    Weighted average rate:
      Receive                                   5.27%            -         -       5.12%            -          5.25%           5.27%
      Pay                                       6.18%            -         -       6.59%            -          6.64%           6.21%

Futures contracts (c)                         $1,860         $   -       $ -      $   -         $   -         $   -          $1,860
-----------------------------------------------------------------------------------------------------------------------------------

    Total notional amount                     $4,097         $ 776       $ -      $   5         $ 450         $ 560          $5,888
-----------------------------------------------------------------------------------------------------------------------------------

(a) Generic swaps' notional amounts and lives are not based upon interest rate indices.
(b) Callable swaps are generic swaps with a call option at the option of the counterparty. Call options will be exercised or not exercised on the basis of market interest rates. Expected maturity dates, based upon interest rates at December 31, 1998, are shown in this table.
(c)  Average rates are not meaningful for these products.

The table on the following page presents the gross notional amounts of off-balance-sheet instruments used to manage interest rate risk, identified by the underlying interest rate-sensitive instruments.

--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 December 31,
(in millions)                                                                                              1998                1997
-----------------------------------------------------------------------------------------------------------------------------------
Instruments associated with deposits                                                                     $3,435              $3,143
Instruments associated with other liabilities                                                               971                 705
Instruments associated with loans                                                                         1,482               1,602
-----------------------------------------------------------------------------------------------------------------------------------
     Total notional amount                                                                               $5,888              $5,450
-----------------------------------------------------------------------------------------------------------------------------------


The Corporation entered into these off-balance-sheet products to alter the natural interest rate risk embedded in its assets and liabilities. The interest received and interest paid are recorded on an accrual basis in interest revenue and interest expense associated with the underlying assets and liabilities. The net differential resulted in interest revenue of $20 million in 1998 and $23 million in 1997.

In 1998, the Corporation terminated interest rate swap contracts that were used to lock in the cost of debt issued during 1998 as well as contracts used to manage interest rate risk. These terminations resulted in a net deferred unamortized loss of approximately $7 million. This net unamortized deferred loss, combined with net unaccreted deferred gains from terminations in prior years, resulted in a net unaccreted deferred gain of approximately $2 million, carried as other liabilities, at December 31, 1998. The Corporation accreted approximately $3 million and $4 million of these net deferred gains into net interest revenue in 1998 and 1997, respectively.

The Corporation also has entered into off-balance-sheet contracts to manage the prepayment risk associated with its residential mortgage servicing portfolio. Mortgage servicing rights (MSRs) are interest rate sensitive due to the mortgage borrower's option to prepay the mortgage loan. If mortgage interest rates decrease, borrowers may prepay mortgage loans. Since mortgage loans underlie MSRs, a decrease in interest rates and an actual (or probable) increase in mortgage prepayments can shorten the expected life of the MSR and reduce its value. Conversely, an increase in interest rates and an actual (or probable) decrease in mortgage prepayments typically can lengthen the expected life of the MSR and increase its value. As discussed in the "Significant financial events in 1998" section on page 24, the Corporation has announced plans to sell its mortgage banking business in 1999. Therefore, the need to maintain hedges on MSRs would be eliminated upon the completion of any sale.

To mitigate the potential prepayment risk of decreasing long-term interest rates, higher-than-expected mortgage prepayments and a potential impairment to MSRs, the Corporation primarily uses interest rate floor and interest rate swap contracts. At December 31, 1998, the Corporation had approximately $10.2 billion notional amount of interest rate floor agreements outstanding and $900 million notional amount of interest rate swap agreements outstanding. In addition, the Corporation had a $250 million notional amount interest rate spread lock outstanding at December 31, 1998. These instruments are collectively structured to gain value as interest rates decrease, therefore offsetting the potential impairment of MSRs. Conversely, the value of these instruments will decrease as interest rates or spreads increase. These instruments do not entirely eliminate risk. Mortgage prepayment rates may not occur as expected. At December 31, 1997, the Corporation had entered into approximately $3.1 billion notional amount of primarily interest rate floor and interest rate swap agreements to manage potential impairment of MSRs. The fair value of these instruments at year-end 1997 was $74 million, compared with $260 million at year-end 1998. The significant increase in the level of these instruments in 1998 compared to 1997 reflects actions taken in 1998 to offset impairment in a declining interest rate environment.

Gains/losses and cash settlements on these instruments are recorded as adjustments to the carrying value of the MSRs. As of December 31, 1998, the Corporation had approximately $169 million of cash received from gains on terminations of hedges on MSRs and payments on existing hedges. This balance is amortized over the estimated lives of the underlying mortgage servicing assets. The table on the following page presents the gross notional amounts of off-balance-sheet instruments used to manage prepayment risk associated with MSRs.

--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
MATURITIES OF OFF-BALANCE-SHEET INSTRUMENTS USED TO
MANAGE PREPAYMENT RISK OF MSRS                                                                                              Total at
                                                                                                                             Dec. 31
(dollar amounts in millions)                                1999         2000       2001       2002       2003      2004+       1998
------------------------------------------------------------------------------------------------------------------------------------
Interest rate floors (notional)                             $  -       $  -        $  -       $ 700     $9,516      $  -    $10,216
   Weighted average strike rates                               -          -           -        5.49%      5.48%        -       5.48%
   Fair value                                                                                                               $   216

Receive fixed/pay floating interest
  rate swaps (notional)                                     $  -       $  -        $  -       $   -     $    -      $ 900   $   900
   Weighted average rates:
     Receive                                                   -          -           -           -          -       5.96%     5.96%
     Pay                                                       -          -           -           -          -       5.44%     5.44%
   Fair value                                                                                                               $    43

Interest rate spread lock (notional)                        $250       $  -        $  -       $   -     $    -      $   -   $   250
   Fair value                                                                                                               $     1
------------------------------------------------------------------------------------------------------------------------------------

   Total notional amount                                    $250       $  -        $  -       $ 700     $9,516      $ 900   $11,366
------------------------------------------------------------------------------------------------------------------------------------


In addition to the risk management instruments previously discussed, the Corporation utilizes total return swaps to minimize the risk related to the investment in start-up mutual funds. The Corporation had $147 million and $139 million notional amount of these swaps at December 31, 1998 and 1997, respectively, with unrealized fair values of $8 million and $6 million, respectively. The Corporation has also entered into contracts to hedge anticipated transactions. The Corporation has entered into $365 million notional amount of interest rate futures to lock in the value of certain loans that are anticipated to be sold and/or securitized. There was a decrease in fair value of approximately $4 million related to these anticipated transactions at December 31, 1998.

The estimated unrealized fair value of the Corporation's risk management off-balance-sheet products at December 31, 1998, was a positive $322 million, compared to a positive $111 million at December 31, 1997. This increase primarily resulted from an increase in the fair value of interest rate floors and swaps used to hedge MSRs, which resulted from a decrease in interest rates during 1998. These values should be viewed in the context of the overall financial structure of the Corporation, including the aggregate net position of all on- and off-balance-sheet instruments. As more fully discussed in note 24 of Notes to Financial Statements, credit risk associated with off-balance-sheet instrument positions represents the aggregate replacement cost of contracts in a gain position. At December 31, 1998 and 1997, the amount of credit exposure associated with risk management instruments was $330 million and $114 million, respectively.

Off-balance-sheet instruments used for trading activities

The Corporation offers off-balance-sheet financial instruments, primarily foreign exchange contracts, currency and interest rate option contracts, interest rate swaps, interest rate caps and floors, and interest rate forward contracts, to enable customers to meet their financing objectives and to manage their interest- and currency-rate risk. Supplying these instruments provides the Corporation with fee revenue. The Corporation also uses such instruments in connection with its proprietary trading account activities. All of these instruments are carried at market value with realized and unrealized gains and losses included in foreign currency and securities trading revenue. Total credit risk of contracts used for trading activities was $547 million at December 31, 1998, and $533 million at December 31, 1997. See note 24 of Notes to Financial Statements on pages 99 through 101 for a description and table of off-balance-sheet instruments used for trading activities.

--------------------------------------------------------------------------------

The Corporation has established trading limits and related monitoring procedures to control trading risk. These limits are approved by the Executive Management Group and reviewed by the Executive Committee of the board of directors. All limits are monitored for compliance by departmental compliance staff and by the Corporation's Internal Audit department. Exceptions to limits are reported to the Executive Management Group.

The financial risk associated with trading positions is managed by assigning position limits and stop loss guidance amounts to individual activities. The Corporation uses a value-at-risk methodology to estimate the potential daily amount that could be lost from adverse market movements. Value at risk measures the volatility of the value of equity, which is the present value of future expected cash flows of assets, liabilities and off-balance-sheet instruments. Position limits are assigned to each family of financial instruments eligible for trading such that the aggregate value at risk in these activities at any point in time will not exceed a specified limit given a significant market movement. The extent of market movement deemed to be significant is based upon an analysis of the historical volatility of individual instruments that would cover 95% of likely daily market movements. The loss analysis includes the off-balance-sheet instruments used for trading activities as well as the financial assets and liabilities that are classified as trading positions on the balance sheet. Using the Corporation's methodology, which considers such factors as changes in interest rates, spreads and options volatility, the aggregate value at risk for trading activities, primarily related to foreign currency contracts, was approximately $2 million at December 31, 1998, compared with approximately $1 million at December 31, 1997. The average daily value at risk for trading activities in 1998 was approximately $2 million.

Trading activities are generally limited to products and markets in which liquidity is sufficient to allow positions to be closed quickly and without adversely affecting market prices, which limits loss potential below that assumed for a full-day adverse movement. Loss potential is further constrained in that it is highly unusual for all trading areas to be exposed to maximum limits at the same time and extremely rare for significant adverse market movements to occur in all markets simultaneously. Stop loss guidance is used when a certain threshold of loss is sustained. If stop loss guidance amounts are approached, open positions may be liquidated to avoid further risk to earnings. The use of stop loss guidance in tandem with position limits reduces the likelihood that potential trading losses would reach imprudent levels in relation to earnings capability.

Recently issued accounting standard

In June 1998, the Financial Accounting Standard Board issued FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." FAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. This statement is effective January 1, 2000, and need not be applied retroactively to financial statements of prior periods. The statement may be adopted early, as of the beginning of any quarter. The Corporation intends to adopt this statement on January 1, 2000. The Corporation is currently evaluating the impact that this statement will have on its financial position and results of operations, but it is not expected to be material.


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

--------------------------------------------------------------------------------

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

The Corporation manages both on- and off-balance-sheet credit risk by maintaining a well-diversified credit portfolio and by adhering to its written credit policies, which specify general underwriting criteria as well as underwriting standards for specific industries and control credit exposure by borrower, counterparty, degree of risk, industry and country. These measures are adopted by the Corporate Risk Committee and are regularly updated to reflect the committee's evaluation of developments in economic, political and operating environments that could affect lending risks. The Corporation may adjust credit exposure to individual industries or customers through loan sales, syndications, participations and the use of master netting agreements when the Corporation has more than one transaction outstanding with the same customer.

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

COMPOSITION OF LOAN PORTFOLIO
--------------------------------------------------------------------------------

The loan portfolio increased $2,951 million in 1998, compared with 1997, reflecting the Mellon 1st Business Bank and Mellon United National Bank acquisitions as well as increases in middle market lending, other consumer credit and business banking. At December 31, 1998, the composition of the loan portfolio was 58% commercial and 42% consumer.


--------------------------------------------------------------------------------------------------------------------------------
COMPOSITION OF LOAN PORTFOLIO                                                          December 31,
(in millions)                                            1998            1997              1996           1995              1994
--------------------------------------------------------------------------------------------------------------------------------
DOMESTIC LOANS
   Commercial and financial                           $12,060         $10,826           $10,196        $10,969           $10,015
   Commercial real estate                               2,285           1,509             1,534          1,532             1,624
   Consumer credit:
     Consumer mortgage                                  8,871           8,505             7,772          8,960             8,680
     Credit card                                          804             931             1,296          1,924             2,381
     Other consumer credit                              3,700           3,166             2,640          2,612             2,455
--------------------------------------------------------------------------------------------------------------------------------
         Total consumer credit                         13,375          12,602            11,708         13,496            13,516
   Lease finance assets                                 2,819           2,639             2,533            830               815
--------------------------------------------------------------------------------------------------------------------------------
         Total domestic loans                          30,539          27,576            25,971         26,827            25,970
INTERNATIONAL LOANS                                     1,554           1,566             1,422            863               763
--------------------------------------------------------------------------------------------------------------------------------
         Total loans, net of unearned discount        $32,093         $29,142           $27,393        $27,690           $26,733
--------------------------------------------------------------------------------------------------------------------------------

Note:There were no concentrations of loans to borrowers engaged in similar activities, other than those shown in this table, that exceeded 10% of total loans at year end.


Commercial and financial

The domestic commercial and financial loan portfolio primarily consists of loans to corporate borrowers in the manufacturing, service, energy, communications, wholesale and retail trade, public utilities and financial services industries. Numerous risk factors impact this portfolio, including industry-specific risks such as the economy, new technology, labor rates and cyclicality, as well as customer-specific factors such as cash flow, financial structure, operating controls and asset quality. The Corporation diversifies risk within this portfolio by closely monitoring industry concentrations and portfolios to ensure that they do not exceed established lending guidelines. Diversification is intended to limit the risk of loss from any single unexpected economic event or trend. Total domestic commercial and financial loans increased by $1,234 million, or 11%, at December 31, 1998, compared to December 31, 1997, primarily as a result of an increase in middle market lending and business banking as well as the Mellon 1st Business Bank and Mellon United National Bank acquisitions. Commercial and financial loans represented 38% of the total loan portfolio at December 31, 1998, and 37% at December 31, 1997.

Commercial real estate

--------------------------------------------------------------------------------------------------------------------------------
DISTRIBUTION OF DOMESTIC COMMERCIAL REAL ESTATE LOANS
                                                                                         December 31,
(in millions)                                                 1998            1997           1996           1995            1994
--------------------------------------------------------------------------------------------------------------------------------
Commercial mortgage and construction loans                  $1,554          $  942         $1,107         $1,085          $  924
Owner-occupied and other loans                                 731             541            352            338             560
FDIC loss share loans                                            -              26             75            109             140
--------------------------------------------------------------------------------------------------------------------------------
   Total                                                    $2,285          $1,509         $1,534         $1,532          $1,624
--------------------------------------------------------------------------------------------------------------------------------


The Corporation's $2,285 million domestic commercial real estate loan portfolio consists of $1,554 million of commercial mortgages, which generally are secured by nonresidential and multifamily residential properties, and commercial construction loans generally with maturities of 60 months or less. Also included in this portfolio are

--------------------------------------------------------------------------------

$731 million of owner-occupied and other loans. Owner-occupied and other loans are loans that are secured by real estate; however, the commercial property is not being relied upon as the primary source of repayment. Commercial real estate loans carry many of the same customer and industry risks as the commercial and financial portfolio, as well as contractor/subcontractor performance risk in the case of commercial construction loans and cash flow risk based on project economics. Domestic commercial real estate loans increased by $776 million, or 51%, at December 31, 1998, compared with December 31, 1997. This increase primarily resulted from the Mellon United National Bank and Mellon 1st Business Bank acquisitions as well as loan growth. Domestic commercial real estate loans were 7% of total loans at December 31, 1998, up from 5% at December 31, 1997.

Consumer mortgage

----------------------------------------------------------------------------------------------------------------------------------
DISTRIBUTION OF DOMESTIC CONSUMER MORTGAGE LOANS
                                                                                         December 31,
(in millions)                                                 1998            1997           1996           1995              1994
----------------------------------------------------------------------------------------------------------------------------------
Jumbo residential mortgages                                 $3,821          $3,613         $3,641         $3,869            $4,220
One- to four-family residential mortgages                    2,446           2,514          1,768          2,259             1,914
Fixed-term home equity loans                                 1,801           1,742          1,749          1,574             1,417
Home equity revolving credit line loans                        803             636            614          1,258             1,129
----------------------------------------------------------------------------------------------------------------------------------
    Total                                                   $8,871          $8,505         $7,772         $8,960            $8,680
----------------------------------------------------------------------------------------------------------------------------------


At December 31, 1998, the domestic consumer mortgage portfolio totaled $8,871 million, a $366 million, or 4%, increase from December 31, 1997. This increase primarily resulted from an increase in the jumbo residential mortgage portfolio, fueled by low interest rates in 1998. Jumbo mortgages are variable-rate residential mortgages that generally range from $250,000 to $3 million. Risks involved in holding jumbo mortgages include less liquidity than a traditional one- to four-family residential mortgage portfolio and increased exposure on an individual loan basis. The Corporation attempts to control these risks by requiring more stringent loan-to-value ratios and higher liquidity and cash flow requirements for each borrower. At December 31, 1998, the geographic distribution of the jumbo mortgages was as follows: 29% in the mid-Atlantic region; 26% in New England; 24% in California; and 21% in other domestic regions.

One- to four-family residential mortgages decreased slightly at December 31, 1998, compared with the prior-year end. Included in the $2,446 million one- to four-family residential mortgages at year-end 1998 were approximately $1,600 million of residential warehouse loans. Residential warehouse loans, that exist at the time of the sale, are expected to be sold as part of the planned sale of the mortgage business. Fixed-term and revolving credit line home equity loans increased $226 million in 1998 compared with the prior-year end. Risks in these three portfolios are limited to payment and collateral risk, primarily driven by regional economic factors.

Credit card

At December 31, 1998, credit card loans totaled $804 million, a $127 million, or 14%, decrease from December 31, 1997. This decrease resulted from repayments and credit losses. Credit card loans represented 3% of total loans at December 31, 1998, unchanged from year-end 1997. The primary risk associated with credit card loans is that these loans are unsecured and are solely dependent upon the credit-worthiness of the borrower. The Corporation monitors this risk using both internal and external statistical models. In addition, the Corporation monitors lending policies and economic conditions. Underwriting standards are continually evaluated and modified based upon these factors. Credit card loans are charged off after becoming 180 days delinquent and as such are not placed on nonperforming status prior to charge-off. The CornerStone(sm) credit card portfolio totaled $252 million, or 31% of total credit cards at December 31, 1998, compared with $266 million, or 29%, at December 31, 1997. The Corporation intends to sell the credit card business in 1999.

--------------------------------------------------------------------------------

Other consumer credit

Other consumer credit, which principally consists of student loans, installment loans, unsecured personal credit lines and margin loans, was $3,700 million at December 31, 1998, an increase of $534 million, or 17%, from December 31, 1997. The increase was primarily due to a higher level of automobile loans related to the acquisition of Mellon 1st Business Bank as well as loan growth. Other consumer credit loans are both secured and unsecured and, in the case of student loans, are government guaranteed. Student loans totaled $1,765 million, or 48% of this portfolio, at December 31, 1998.

Lease finance assets

Lease finance assets totaled $2,819 million at December 31, 1998, an increase of $180 million compared with December 31, 1997. Lease finance assets represented 9% of the total loan portfolio at December 31, 1998, unchanged from year-end 1997.

International loans

Loans to international borrowers totaled $1,554 million at December 31, 1998, nearly unchanged from $1,566 million at December 31, 1997. There were no nonperforming international loans at December 31, 1998. The Corporation's international lending strategy centers around establishing relationships with large foreign firms that are multinational in nature but also carry a significant U.S. presence.

Assets held for accelerated resolution

In December 1997, the Corporation transferred $231 million of CornerStone(sm) credit card loans into an accelerated resolution portfolio. In connection with this transfer, the Corporation evaluated the carrying value of these loans and recorded a credit loss of $65 million to reflect an estimated net realizable value of $166 million. Interest and principal receipts, fees and loan loss recoveries on loans in this portfolio are applied to reduce the carrying value of the portfolio. The net carrying value of the accelerated resolution portfolio was $67 million at December 31, 1998, a reduction of $90 million, compared with $157 million at December 31, 1997. This portfolio is in Other Assets on the Corporation's balance sheet.

Pending sale of mortgage business and credit card business

In January 1999, the Corporation announced plans to sell its mortgage business and credit card business as discussed further in the "Significant financial events in 1998" section on page 24.

NONPERFORMING ASSETS
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                             December 31,
(dollar amounts in millions)                                       1998           1997           1996            1995          1994
-----------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans                                                $103           $133           $ 94            $167          $151
Acquired property, net of the OREO reserve                           37             48             80              69            88
-----------------------------------------------------------------------------------------------------------------------------------
     Total nonperforming assets                                    $140           $181           $174            $236          $239
-----------------------------------------------------------------------------------------------------------------------------------

Nonperforming loans as a percentage of total loans                  .32%           .46%           .35%            .60%          .56%
Total nonperforming assets as a percentage of total loans
  and net acquired property                                         .44%           .62%           .63%            .85%          .89%
-----------------------------------------------------------------------------------------------------------------------------------


Nonperforming assets is a term used to describe assets on which revenue recognition has been discontinued or is restricted. Nonperforming assets include both nonperforming loans and acquired property, primarily OREO acquired in connection with the collection effort on loans. Nonperforming loans include both nonaccrual and "troubled debt" restructured loans. Past-due commercial loans are those that are contractually past due 90 days or more but are not on nonaccrual status because they are well secured and in the process of collection. Past-due consumer loans, excluding consumer mortgages, are generally not classified as nonaccrual but are charged off on a formula basis upon reaching various stages of delinquency. Additional information regarding the Corporation's practices for placing assets on nonaccrual status is presented in note 1 of Notes to Financial Statements.

Prior to 1998, nonperforming commercial real estate and other commercial loans acquired in the December 1992 Meritor retail office acquisition were subject to a loss-sharing arrangement with the FDIC. As such, these assets previously were not classified as nonaccrual loans or OREO, but were reported as "segregated assets" in Other Assets on the balance sheet. The loss-sharing arrangement ended on January 1, 1998. Beginning in 1998, $10 million of commercial real estate loans were reclassified from segregated assets to nonperforming status and $2 million of segregated assets were reclassified as OREO.

At December 31, 1998, nonperforming assets totaled $140 million, a decrease of $41 million from December 31, 1997, resulting from a $30 million decrease in nonperforming loans and an $11 million decrease in acquired property. The decrease in nonperforming loans was primarily due to a lower level of nonperforming commercial real estate loans offset, in part, by an increase in nonperforming commercial loans. The decrease in nonperforming commercial real estate loans was primarily due to the foreclosure on a commercial property and its transfer to OREO in the second quarter of 1998. The property was then sold in the third quarter of 1998. The ratio of nonperforming assets to total loans and net acquired property was .44% at December 31, 1998, the lowest quarter-end ratio in the Corporation's history. This ratio has been lower than 1% for 18 consecutive quarters, reflecting a strong economy and the effectiveness of the Corporation's loan underwriting, administration and workout procedures.

--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS                                                                             December 31,
(dollar amounts in millions)                                              1998         1997         1996        1995         1994
---------------------------------------------------------------------------------------------------------------------------------
Domestic nonaccrual loans:
     Commercial and financial                                             $ 42         $ 17         $ 21        $ 65         $ 60
     Commercial real estate                                                  6           49           16          29           25
     Consumer credit:
         Consumer mortgage                                                  44           52           50          61           56
         Other consumer credit                                               1            5            1           2            -
     Lease finance assets                                                   10           10            6           -            1
---------------------------------------------------------------------------------------------------------------------------------
         Total domestic nonaccrual loans                                   103          133           94         157          142
International nonaccrual loans                                               -            -            -           -            1
---------------------------------------------------------------------------------------------------------------------------------
         Total nonaccrual loans                                            103          133           94         157          143
---------------------------------------------------------------------------------------------------------------------------------
Domestic restructured loans:
     Commercial and financial                                                -            -            -           -            5
     Commercial real estate                                                  -            -            -          10            3
---------------------------------------------------------------------------------------------------------------------------------
         Total restructured loans                                            -            -            -          10            8
---------------------------------------------------------------------------------------------------------------------------------
Total nonperforming loans:
     Domestic                                                              103          133           94         167          150
     International                                                           -            -            -           -            1
---------------------------------------------------------------------------------------------------------------------------------
         Total nonperforming loans (a)                                     103          133           94         167          151
---------------------------------------------------------------------------------------------------------------------------------
Acquired property:
     Real estate acquired                                                   40           52           86          87          116
     Reserve for real estate acquired                                       (5)          (9)         (10)        (18)         (29)
----------------------------------------------------------------------------------------------------------------------------------
         Net real estate acquired                                           35           43           76          69           87
     Other assets acquired                                                   2            5            4           -            1
---------------------------------------------------------------------------------------------------------------------------------
         Total acquired property                                            37           48           80          69           88
---------------------------------------------------------------------------------------------------------------------------------
         Total nonperforming assets                                       $140         $181         $174        $236         $239
---------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans as a percentage of respective loan
  portfolio segments:
     Domestic commercial and financial loans                               .34%         .16%         .21%        .59%         .65%
     Domestic commercial real estate loans                                 .28         3.25         1.03        2.55         1.73
     Domestic consumer mortgage loans                                      .50          .62          .65         .68          .64
     Domestic lease finance assets                                         .37          .38          .23          -           .11
         Total loans                                                       .32          .46          .35         .60          .56
Nonperforming assets as a percentage of
  total loans and net acquired property                                    .44          .62          .63         .85          .89
---------------------------------------------------------------------------------------------------------------------------------

(a) Includes $19 million, $44 million, $13 million, $81 million and $58 million, respectively, of loans with both principal and interest less than 90 days past due but placed on nonaccrual status by management discretion.


---------------------------------------------------------------------------------------------------------------------------------
CHANGE IN NONPERFORMING LOANS                                   Domestic
                                        ----------------------------------------------------------
                                                                                              Lease                  Total
                                           Commercial     Commercial       Consumer         Finance           -------------------
(in millions)                             & Financial    Real Estate         Credit          Assets            1998          1997
---------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans at
 beginning of year                           $ 17           $ 49            $ 57            $10              $133            $ 94
    Acquired from Mellon United
      National Bank and Mellon 1st
      Business Bank                             1              5               -              -                 6               -
    Reclassification from
      segregated assets                         -             10               -              -                10               -
    Additions                                  54              7              35             19               115             201
    Payments (a)                              (14)           (20)            (19)            (9)              (62)            (85)
    Returned to accrual status                 (6)            (4)            (23)            (3)              (36)            (19)
    Credit losses                             (10)            (6)             (2)            (5)              (23)            (50)
    Transfers to acquired property              -            (35)             (3)            (2)              (40)             (8)
----------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans at end of year           $ 42           $  6            $ 45            $10              $103            $133
---------------------------------------------------------------------------------------------------------------------------------

(a)  Includes interest applied to principal and sales.

--------------------------------------------------------------------------------

A loan is considered impaired when, based upon current information and events, it is probable that the Corporation will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. Additional information regarding impairment determination is presented in note 1 of Notes to Financial Statements.


----------------------------------------------------------------------------------------------------------------
IMPAIRED LOANS
(in millions)                                                             1998              1997            1996
----------------------------------------------------------------------------------------------------------------
Impaired loans at year end (a)                                             $53               $82             $56
Average impaired loans for the year                                         60                47              86
Interest revenue recognized on impaired loans (b)                            4                 8              11
----------------------------------------------------------------------------------------------------------------

(a) Includes $29 million, $19 million and $13 million of impaired loans with a related impairment reserve of $3 million, $2 million and $3 million at December 31, 1998, December 31, 1997, and December 31, 1996, respectively.
(b) All income was recognized using the cash basis method of income recognition.


---------------------------------------------------------------------------------------------------------------------------------
CHANGE IN ACQUIRED PROPERTY                                                                                      December 31,
(in millions)                                                                                                1998            1997
---------------------------------------------------------------------------------------------------------------------------------
OREO at beginning of year, net of the OREO reserve                                                           $ 43            $ 76
Reclassification from segregated assets                                                                         2               -
Foreclosures                                                                                                   48              12
Sales                                                                                                         (66)            (47)
Additional investments, write-downs, losses, OREO provision and other                                           8               2
---------------------------------------------------------------------------------------------------------------------------------
OREO at end of year, net of the OREO reserve                                                                   35              43
Other acquired assets                                                                                           2               5
---------------------------------------------------------------------------------------------------------------------------------
     Total acquired property, net of the OREO reserve                                                        $ 37            $ 48
---------------------------------------------------------------------------------------------------------------------------------


The Corporation recognizes any estimated potential decline in the value of OREO between appraisal dates on a property-by-property basis through periodic additions to the OREO reserve. Write-downs charged against this reserve are taken when OREO is sold at a loss or upon the receipt of appraisals which indicate a deterioration in the fair value of the property. Activity in the Corporation's OREO reserve is presented in the table below.


---------------------------------------------------------------------------------------------------------------------------------
CHANGE IN RESERVE FOR REAL ESTATE ACQUIRED (OREO RESERVE)
(in millions)                                                                              1998              1997            1996
---------------------------------------------------------------------------------------------------------------------------------
Beginning balance                                                                           $ 9               $10             $18
Write-downs on real estate acquired                                                          (1)               (1)             (4)
Provision                                                                                    (3)                -              (4)
----------------------------------------------------------------------------------------------------------------------------------
Ending balance                                                                              $ 5               $ 9             $10
---------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
FOREGONE INTEREST ON NONPERFORMING LOANS                                            Year ended December 31,
(in millions)                                              1998             1997             1996              1995            1994
-----------------------------------------------------------------------------------------------------------------------------------
Contractual interest due                                     $7              $15               $9               $15             $15
Interest revenue recognized                                   3               10                3                 5               3
-----------------------------------------------------------------------------------------------------------------------------------
  Interest revenue foregone                                  $4              $ 5               $6               $10             $12
-----------------------------------------------------------------------------------------------------------------------------------

Note: This table includes interest revenue foregone during the year on loans that were nonperforming at the end of each year. Interest receipts that the Corporation applied, for accounting purposes, to reduce principal balances of nonaccrual loans are included in contractual interest due but not in interest revenue recognized.

--------------------------------------------------------------------------------

The following table presents the amount of loans that were 90 days or more past due as to principal or interest that are not classified as nonperforming. All loans in this table are well secured and in the process of collection or are consumer loans that are not classified as nonaccrual because they are automatically charged off upon reaching 180 days past due.


---------------------------------------------------------------------------------------------------------------------------------
PAST-DUE LOANS                                                                            December 31,
(dollar amounts in millions)                                     1998           1997           1996            1995          1994
----------------------------------------------------------------------------------------------------------------------------------
Consumer:
   Mortgages                                                    $  31          $  38          $  35           $  34          $  27
       Ratio                                                      .34%           .44%           .45%            .38%           .31%
   Credit card                                                      8(a)           8(a)          29(a)           13(a)          32
       Ratio                                                     1.05%           .84%          2.24%            .66%          1.35%
   Student - government guaranteed                                 52             44             47              44             36
       Ratio                                                     2.95%          2.69%          3.01%           3.11%          2.71%
   Other consumer                                                   2              1              2               1              1
       Ratio                                                      .12%           .09%           .18%            .09%           .07%
----------------------------------------------------------------------------------------------------------------------------------
         Total consumer                                         $  93          $  91          $ 113           $  92          $  96
           Ratio                                                  .70%           .72%           .97%            .68%           .71%
----------------------------------------------------------------------------------------------------------------------------------
Commercial (b)                                                     11             13             10               6             10
----------------------------------------------------------------------------------------------------------------------------------
         Total past-due loans                                   $ 104          $ 104          $ 123           $  98          $ 106
----------------------------------------------------------------------------------------------------------------------------------

(a) Excludes past-due CornerStone(sm) credit card loans included in the accelerated resolution portfolio.
(b)  Includes lease finance assets.

Note: Ratios are loans 90 days or more past due as a percentage of year-end loan balances.

CREDIT QUALITY EXPENSE, RESERVE FOR CREDIT LOSSES AND REVIEW OF NET CREDIT
LOSSES
--------------------------------------------------------------------------------

Credit quality expense

--------------------------------------------------------------------------------------------------------------------------------
CREDIT QUALITY EXPENSE
(in millions)                                                                       1998                1997                1996
--------------------------------------------------------------------------------------------------------------------------------
Provision for credit losses                                                          $60                $148                $155
Net revenue from acquired property                                                    (6)                (19)                (13)
--------------------------------------------------------------------------------------------------------------------------------
     Credit quality expense                                                          $54                $129                $142
--------------------------------------------------------------------------------------------------------------------------------


The provision for credit losses decreased $88 million in 1998 compared to 1997, resulting from lower credit card net credit losses. The year 1997 included a significant provision for credit losses related to the credit card portfolio. The decrease in net revenue from acquired property in 1998, compared to 1997, was due to lower gains on the sale of OREO properties.

Reserve for credit losses and review of net credit losses

The reserve for credit losses was $496 million at December 31, 1998, or 1.54% of total loans, compared with $475 million, or 1.63% of total loans, at December 31, 1997. The $21 million increase in the reserve for credit losses from December 31, 1997, primarily resulted from the addition of $24 million of reserves related to the Mellon United National Bank and Mellon 1st Business Bank acquisitions. The provision for credit losses was $60 million in 1998, while net credit losses totaled $63 million for the year.

The Corporation maintains a credit loss reserve that, in management's judgment, is adequate to absorb losses embedded in the loan portfolio. Management reviews the adequacy of the reserve at least quarterly. The reserve determination methodology is designed to provide procedural discipline in assessing the adequacy of the reserve. For analytical purposes, the reserve methodology estimates loss potential in both the commercial and consumer loan portfolios. This methodology primarily uses an individual evaluation of problem credits and a historical analysis of loss experience and criticized credit levels. In addition, the status and amount of nonperforming and past-due loans are considered. Qualitative factors considered include: industry risks, current economic factors affecting collectability, trends in portfolio volume, quality, maturity and composition and current interest rate levels and economic conditions.

Net credit losses totaled $63 million in 1998, a decrease of $138 million from 1997, due to a $132 million decrease in credit card net credit losses. The lower credit card losses in 1998 followed the December 1997 transfer of $231 million of CornerStone(sm) credit card loans into an accelerated resolution portfolio. However, of the $63 million of net credit losses in 1998, $40 million, or nearly two thirds of the total, were from the credit card portfolio. As discussed in the "Significant financial events in 1998" section on page 24, the Corporation intends to sell the credit card business in 1999. The level of credit losses and recoveries relative to outstanding loans can vary from period to period as a result of the size and number of individual credits that may require charge-off and the effects of changing economic conditions.

The ratio of the loan loss reserve to nonperforming loans at December 31, 1998, was 479%, compared with 356% at December 31, 1997. This ratio is not the result of a target or objective, but rather is an outcome of two interrelated but separate processes: the establishment of an appropriate loan loss reserve level for the portfolio as a whole, including but not limited to the nonperforming component in the portfolio; and the classification of certain assets as nonperforming in accordance with established accounting, regulatory and management policies. The ratio can vary significantly over time as the credit quality characteristics of the entire loan portfolio change. This ratio also can vary with shifts in portfolio mix. The increase in this ratio from December 31, 1997, primarily resulted from a decrease in the level of nonperforming loans.

CREDIT QUALITY EXPENSE, RESERVE FOR CREDIT LOSSES AND REVIEW OF NET CREDIT LOSSES (CONTINUED)
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
CREDIT LOSS RESERVE ACTIVITY
(in millions)                                                                  1998       1997       1996       1995       1994
-------------------------------------------------------------------------------------------------------------------------------
Reserve at beginning of year                                                  $ 475      $ 525      $ 471      $ 607      $ 600
Net change in reserve primarily
 from acquisitions                                                               24          3         23          8          4
Credit losses:
   Domestic:
     Commercial and financial                                                   (10)       (16)       (19)       (14)       (42)
     Commercial real estate                                                      (6)       (24)       (12)        (8)       (16)
     Consumer credit:
       Credit cards                                                             (45)      (116)(a)   (127)      (167)(a)    (61)
       Other consumer credit                                                    (23)       (25)       (27)       (25)       (28)
     Lease finance assets                                                        (8)        (6)        (5)       (16)         -
-------------------------------------------------------------------------------------------------------------------------------
       Total domestic                                                           (92)      (187)      (190)      (230)      (147)
   International                                                                  -          -          -          -         (4)
-------------------------------------------------------------------------------------------------------------------------------
       Total credit losses                                                      (92)      (187)      (190)      (230)      (151)
-------------------------------------------------------------------------------------------------------------------------------
Recoveries:
   Domestic:
     Commercial and financial                                                     8         11         25         27         41
     Commercial real estate                                                       3         14         14         30         14
     Consumer credit:
       Credit cards                                                               5          9         13         14          9
       Other consumer credit                                                     11          9         12         11         17
     Lease finance assets                                                         2          3          1          -          -
-------------------------------------------------------------------------------------------------------------------------------
       Total domestic                                                            29         46         65         82         81
   International                                                                  -          5          1          5          3
-------------------------------------------------------------------------------------------------------------------------------
       Total recoveries                                                          29         51         66         87         84
-------------------------------------------------------------------------------------------------------------------------------
Net credit (losses) recoveries:
   Domestic:
     Commercial and financial                                                    (2)        (5)         6         13         (1)
     Commercial real estate                                                      (3)       (10)         2         22         (2)
     Consumer credit:
       Credit cards                                                             (40)      (107)      (114)      (153)       (52)
       Other consumer credit                                                    (12)       (16)       (15)       (14)       (11)
     Lease finance assets                                                        (6)        (3)        (4)       (16)         -
-------------------------------------------------------------------------------------------------------------------------------
         Total domestic                                                         (63)      (141)      (125)      (148)       (66)
  International                                                                  --          5          1          5         (1)
-------------------------------------------------------------------------------------------------------------------------------
         Net credit losses                                                      (63)      (136)      (124)      (143)       (67)
Credit losses on credit card assets held for accelerated resolution               -        (65)         -       (106)         -
-------------------------------------------------------------------------------------------------------------------------------
Total net credit losses                                                         (63)      (201)      (124)      (249)       (67)
Provision for credit losses                                                      60        148        155        105         70
-------------------------------------------------------------------------------------------------------------------------------
Reserve at end of year                                                        $ 496      $ 475      $ 525      $ 471      $ 607
-------------------------------------------------------------------------------------------------------------------------------

Reserve as a percentage of total loans                                         1.54%      1.63%      1.92%      1.70%      2.27%
Net credit losses to average loans                                              .21%       .72%(b)    .46%       .91%(b)    .27%
-------------------------------------------------------------------------------------------------------------------------------

(a) Excludes $65 million in 1997 and $106 million in 1995 of credit losses related to loans transferred to an accelerated resolution portfolio.
(b) The ratio of net credit losses, excluding credit losses on assets held for accelerated resolution, to average loans was .49% in 1997 and .53% in 1995.

FOURTH QUARTER REVIEW
--------------------------------------------------------------------------------

Fourth quarter 1998 diluted earnings per common share was $.84, an increase of 12% compared with $.75 in the fourth quarter of 1997. Net income applicable to common stock totaled $222 million in the fourth quarter of 1998, an increase of 16% compared with $191 million in the fourth quarter of 1997. Fourth quarter 1998 diluted tangible earnings per common share was $.94, an increase of 14% compared with $.83 in the fourth quarter of 1997. Tangible net income applicable to common stock totaled $252 million in the fourth quarter of 1998, an increase of 19% compared with $212 million in the fourth quarter of 1997.

Annualized return on common shareholders' equity and return on assets were 20.1% and 1.76%, respectively, in the fourth quarter of 1998, compared with 21.2% and 1.75%, respectively, in the fourth quarter of 1997. Annualized return on tangible common shareholders' equity and return on tangible assets were 40.2% and 2.07%, respectively, in the fourth quarter of 1998, compared with 34.9% and 1.99%, respectively, in the fourth quarter of 1997.

Fee revenue was $799 million in the fourth quarter of 1998, up $92 million compared with $707 million in the fourth quarter of 1997. Excluding the impact on fee revenue from acquisitions and one-time gains from the sales of the merchant card processing business in the fourth quarter of 1998 and corporate trust business in the fourth quarter of 1997, fee revenue increased 9% in the fourth quarter of 1998 compared with the fourth quarter of 1997. This increase was primarily attributable to higher trust and investment fees, foreign exchange revenue and other fee revenue.

Net interest revenue, on a fully taxable equivalent basis, totaled $382 million in the fourth quarter of 1998, up $20 million compared with $362 million in the fourth quarter of 1997. This increase was primarily due to the favorable impacts of acquisitions, net of funding costs, as well as a higher level of interest-earning assets. The net interest margin on a taxable equivalent basis was 3.86% in the fourth quarter of 1998, a decrease of 21 basis points from 4.07% in the fourth quarter of 1997. This decrease primarily resulted from a greater level of lower-yielding assets, the transfer of higher-yielding CornerStone(sm) credit card loans into an accelerated resolution portfolio and the Series K preferred stock redemption.

Operating expense before trust-preferred securities expense and net revenue from acquired property for the fourth quarter of 1998 was $805 million, up $83 million from $722 million in the fourth quarter of 1997. This increase primarily resulted from the impact of acquisitions, higher consulting expense, business growth and higher amortization of mortgage servicing assets. Excluding the effect of acquisitions and higher amortization of mortgage servicing assets and purchased credit card relationships, operating expense before trust-preferred securities expense and net revenue from acquired property increased approximately 2%.

Credit quality expense was $15 million in the fourth quarter of 1998, a decrease of $46 million compared with the prior-year period. This decrease reflected a $58 million decrease in the provision for credit losses partially offset by a $12 million decrease in the net revenue from acquired property. The fourth quarter of 1997 included a significant loan loss provision related to the credit card portfolio. Net credit losses were $17 million in the fourth quarter of 1998, compared with $106 million in the fourth quarter of 1997. The decrease primarily resulted from lower credit card net credit losses in 1998 following the transfer of CornerStone(sm) credit card loans into an accelerated resolution portfolio.

SELECTED QUARTERLY DATA (UNAUDITED)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                Quarter ended,
                                                                 1998                                         1997
                                           -------------------------------------------   ------------------------------------------
(dollar amounts in millions,                   DEC.       SEPT.        JUNE      MARCH       Dec.       Sept.       June      March
 except per share amounts)                       31          30          30         31         31          30         30         31
-----------------------------------------------------------------------------------------------------------------------------------
Net interest revenue                       $    380   $     375   $     371    $   365   $     361    $   366    $   370   $    370
Provision for credit losses                      15          15          15         15          73         25         25         25
Fee revenue                                     799         712         712        698         707        635        540        536
Gains on sale of securities                       -           -           1          -           -          -          -          -
Operating expense                               825         734         738        716         729        670        587        582
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                      339         338         331        332         266        306        298        299
Provision for income taxes                      117         120         116        117          71        111        108        108
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                      222         218         215        215         195        195        190        191
Dividends on preferred stock                      -           -           -          9           4          4          4          9
-----------------------------------------------------------------------------------------------------------------------------------
Net income applicable to
 common stock:
   Reported                                $    222   $     218   $     215    $   206   $     191    $   191    $   186   $    182
   Tangible (a)                                 252         246         243        231         212        211        206        203
-----------------------------------------------------------------------------------------------------------------------------------
REPORTED AND TANGIBLE RESULTS (A)
-----------------------------------------------------------------------------------------------------------------------------------
Earnings per common share:
   Reported - basic                        $    .85   $     .84   $     .82    $   .80   $     .76    $   .75    $   .73   $    .70
   Reported - diluted                           .84         .82        .81         .78         .75        .73        .71        .69
   Tangible - diluted                           .94         .93         .91        .88         .83        .80        .79        .77
Annualized return on common
 shareholders' equity:
   Reported                                    20.1%       20.3%       20.8%      21.6%       21.2%      21.6%      21.9%      21.2%
   Tangible                                    40.2        40.2        44.1       39.5        34.9       34.2       34.2       33.0
Annualized return on assets:
   Reported                                    1.76%       1.81%       1.79%      1.89%       1.75%      1.81%      1.79%      1.83%
   Tangible                                    2.07        2.11        2.12       2.17        1.99       2.04       2.03       2.08
-----------------------------------------------------------------------------------------------------------------------------------
QUARTERLY AVERAGE BALANCES
-----------------------------------------------------------------------------------------------------------------------------------
Money market investments                   $  1,525   $   1,351   $   1,597    $ 1,712   $   1,397    $ 1,231    $ 1,081   $  1,032
Trading account securities                      258         266         239        242         159        171        210        161
Securities                                    6,141       5,754       5,596      5,301       5,293      5,469      5,600      6,018
Loans                                        31,503      30,426      30,302     29,389      28,476     27,596     27,806     27,404
Total interest-earning assets                39,427      37,797      37,734     36,644      35,325     34,467     34,697     34,615
Total assets                                 50,110      47,937      47,965     46,229      44,266     42,879     42,413     42,187
Total tangible assets (a)                    48,153      46,096      46,057     44,726      43,103     41,812     41,434     41,193
Deposits                                     34,492      33,399      33,548     32,725      31,085     30,349     30,113     30,280
Notes and debentures                          3,164       3,003       3,003      2,797       2,781      2,832      2,716      2,517
Trust-preferred securities                      991         991         991        991         990        990        990        990
Common shareholders' equity                   4,391       4,265       4,126      3,873       3,573      3,520      3,393      3,490
Tangible common shareholders equity (a)       2,487       2,424       2,218      2,370       2,411      2,453      2,414      2,496
Total shareholders' equity                    4,391       4,265       4,126      3,974       3,766      3,713      3,586      3,735
-----------------------------------------------------------------------------------------------------------------------------------
Net interest margin (FTE)                      3.86%       3.95%      3.97%       4.06%      4.07%      4.24%      4.29%       4.37%
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK DATA (dollars per share) (b)
-----------------------------------------------------------------------------------------------------------------------------------
Market price range:
   High                                    $69 5/16   $74 11/16   $  80 3/8    $66 3/8   $64 13/16    $57 3/4    $47 1/4   $ 43 1/8
   Low                                           45      50 3/4      62 5/8     56 1/8      47 1/8     44 7/8     35 3/4     34 1/2
   Average                                    61.66       62.96       69.55      61.86       55.70      50.12      41.95      38.81
   Close                                     68 3/4          55    69 11/16     63 1/2      60 5/8     54 3/4     45 1/8     36 3/8
Dividends                                       .36         .36         .36        .33         .33        .33        .33        .30
Market capitalization                        18,007      14,363      18,168     16,523      15,386     13,938     11,353      9,372
-----------------------------------------------------------------------------------------------------------------------------------

(a)  See page 27 for the definition of tangible operating results.
(b) At December 31, 1998, there were 25,197 shareholders registered with the Corporation's stock transfer agent, compared with 23,948 at year-end 1997 and 23,856 at year-end 1996. In addition, there were approximately 16,540, 16,049 and 15,271 Mellon employees at December 31, 1998, 1997 and 1996, respectively, who participated in the Corporation's 401(k) Retirement Savings Plan. All shares of Mellon Bank Corporation common stock held by the plans for its participants are registered in the name of Mellon Bank, N.A. as trustee.

CONSOLIDATED INCOME STATEMENT

MELLON BANK CORPORATION (and its subsidiaries)

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Year ended December 31,
(in millions, except per share amounts)                                                    1998              1997            1996
---------------------------------------------------------------------------------------------------------------------------------
INTEREST REVENUE           Interest and fees on loans (loan fees of $73, $81 and $96)    $2,413            $2,268          $2,253
                           Federal funds sold and securities under resale agreements         49                30              30
                           Interest-bearing deposits with banks                              33                26              36
                           Other money market investments                                     6                 6               7
                           Trading account securities                                        15                 9               7
                           Securities                                                       376               377             406
                           ------------------------------------------------------------------------------------------------------
                              Total interest revenue                                      2,892             2,716           2,739
---------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE           Deposits in domestic offices                                     824               749             709
                           Deposits in foreign offices                                      136               129             194
                           Federal funds purchased and securities under repurchase
                             agreements                                                     123                77              94
                           Other short-term borrowings                                      114               105             121
                           Notes and debentures                                             204               189             143
                           ------------------------------------------------------------------------------------------------------
                              Total interest expense                                      1,401             1,249           1,261
---------------------------------------------------------------------------------------------------------------------------------
NET INTEREST REVENUE          Net interest revenue                                        1,491             1,467           1,478
                           Provision for credit losses                                       60               148             155
                           ------------------------------------------------------------------------------------------------------
                              Net interest revenue after provision for credit losses      1,431             1,319           1,323
---------------------------------------------------------------------------------------------------------------------------------
NONINTEREST REVENUE        Trust and investment fee revenue                               1,722             1,323             999
                           Cash management and deposit transaction charges                  262               242             211
                           Mortgage servicing fees                                          200               213             180
                           Foreign currency and securities trading revenue                  165               118              80
                           Credit card fees                                                  92                97             120
                           Information services fees                                         44                42              50
                           Gain on sale of merchant card processing business                 35                 -               -
                           Gain on sale of corporate trust business                           -                43               -
                           Gain on sale of credit card portfolio                              -                 -              57
                           Other income                                                     401               340             322
                           ------------------------------------------------------------------------------------------------------
                              Total fee revenue                                           2,921             2,418           2,019
                           Gains on sales of securities                                       1                 -               4
                           ------------------------------------------------------------------------------------------------------
                              Total noninterest revenue                                   2,922             2,418           2,023
---------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSE          Staff expense                                                  1,456             1,242           1,055
                           Professional, legal and other purchased services                 297               219             195
                           Net occupancy expense                                            237               225             205
                           Equipment expense                                                181               175             145
                           Amortization of mortgage servicing assets and
                            purchased credit card relationships                             179               118             107
                           Business development                                             149               148             137
                           Amortization of goodwill and other intangible assets             137               105             100
                           Communications expense                                           107               102              96
                           Other expense                                                    197               175             165
                           Trust-preferred securities expense                                79                78               3
                           Net revenue from acquired property                                (6)              (19)            (13)
                           ------------------------------------------------------------------------------------------------------
                              Total operating expense                                     3,013             2,568           2,195
---------------------------------------------------------------------------------------------------------------------------------
INCOME                     Income before income taxes                                     1,340             1,169           1,151
                           Provision for income taxes                                       470               398             418
                           ------------------------------------------------------------------------------------------------------
                              NET INCOME                                                    870               771             733
                           Dividends on preferred stock                                       9                21              44
                           ------------------------------------------------------------------------------------------------------
                              NET INCOME APPLICABLE TO COMMON STOCK                     $   861            $  750          $  689
---------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE           Basic net income                                             $  3.31            $ 2.94          $ 2.63
                           Diluted net income                                           $  3.25            $ 2.88          $ 2.58
                           ------------------------------------------------------------------------------------------------------

                 See accompanying Notes to Financial Statements.

CONSOLIDATED BALANCE SHEET

MELLON BANK CORPORATION (and its subsidiaries)

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 December 31,
(dollar amounts in millions)                                                                                 1998            1997
----------------------------------------------------------------------------------------------------------------------------------
ASSETS                     Cash and due from banks                                                        $ 2,926         $ 3,650
                           Interest-bearing deposits with banks                                               566             553
                           Federal funds sold and securities under resale agreements                          186             383
                           Other money market investments                                                      46              72
                           Trading account securities                                                         193              75
                           Securities available for sale                                                    5,373           2,767
                           Investment securities (approximate fair value of $1,634 and $2,118)              1,602           2,082
                           Loans, net of unearned discount of $54 and $48                                  32,093          29,142
                           Reserve for credit losses                                                         (496)           (475)
                                                                                                          -------         -------
                               Net loans                                                                   31,597          28,667
                           Customers' acceptance liability                                                    166             182
                           Premises and equipment                                                             569             573
                           Goodwill and other intangibles                                                   2,313           1,425
                           Mortgage servicing assets
                             and purchased credit card relationships                                        1,132           1,075
                           Acquired property, net of reserves of $5 and $9                                     37              48
                           Other assets                                                                     4,071           3,340
                           ------------------------------------------------------------------------------------------------------
                               Total assets                                                               $50,777         $44,892
                           ------------------------------------------------------------------------------------------------------

LIABILITIES                Noninterest-bearing deposits in domestic offices                               $ 9,976         $ 7,975
                           Interest-bearing deposits in domestic offices                                   21,293          19,954
                           Interest-bearing deposits in foreign offices                                     3,114           3,376
                           ------------------------------------------------------------------------------------------------------
                               Total deposits                                                              34,383          31,305
                           Federal funds purchased and securities under
                             repurchase agreements                                                          3,594           1,997
                           U.S. Treasury tax and loan demand notes                                            290             447
                           Short-term bank notes                                                              266             330
                           Term federal funds purchased                                                       208             625
                           Commercial paper                                                                   116              67
                           Other funds borrowed                                                               468             278
                           Acceptances outstanding                                                            166             182
                           Other liabilities                                                                2,471           2,252
                           Notes and debentures (with original maturities over one year)                    3,303           2,573
                           ------------------------------------------------------------------------------------------------------
                               Total liabilities                                                           45,265          40,056
---------------------------------------------------------------------------------------------------------------------------------
TRUST-PREFERRED            Guaranteed preferred beneficial interests in Corporation's
SECURITIES                   junior subordinated deferrable interest debentures                               991             991
---------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS'              Preferred stock                                                                      -             193
EQUITY                     Common shareholders' equity:
                             Common stock--$.50 par value
                               Authorized--800,000,000 shares
                               Issued--294,330,960 shares                                                     147             147
                             Additional paid-in capital                                                     1,887           1,818
                             Retained earnings                                                              3,353           2,884
                             Accumulated unrealized gains, net of tax                                          25              21
                             Treasury stock of 32,407,960 and 40,545,114 shares at cost                      (891)         (1,218)
                           -------------------------------------------------------------------------------------------------------
                               Total common shareholders' equity                                            4,521           3,652
                           ------------------------------------------------------------------------------------------------------
                               Total shareholders' equity                                                   4,521           3,845
                           ------------------------------------------------------------------------------------------------------
                               Total liabilities, trust-preferred securities and shareholders' equity      $50,777        $44,892
                           ------------------------------------------------------------------------------------------------------

                 See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

MELLON BANK CORPORATION (and its subsidiaries)

--------------------------------------------------------------------------------------------------------------------------------
                                                                                            Accumulated                    Total
                                                               Additional              unrealized gains                   share-
                                      Preferred       Common      paid-in     Retained    (losses), net    Treasury     holders'
(in millions)                             stock        stock      capital     earnings           of tax       stock       equity
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995               $435         $ 74       $1,850       $2,124              $12     $  (470)     $4,025
Comprehensive results:
  Net income                                                                       733                                      733
  Other comprehensive results, net of tax                                                           (19)                    (19)
--------------------------------------------------------------------------------------------------------------------------------
Total comprehensive results                                                        733              (19)                    714
Dividends on common stock
  at $1.18 per share                                                              (310)                                    (310)
Dividends on preferred stock                                                       (44)                                     (44)
Common stock issued under dividend
   reinvestment and common stock
   purchase plan                                                        4                                        14          18
Series I preferred stock redemption        (145)                                                                           (145)
Exercise of stock options                                              10          (17)                          70          63
Repurchase of common stock                                                                                     (596)       (596)
Other                                                                   2                                        19          21
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996               $290         $ 74       $1,866       $2,486              $(7)    $  (963)     $3,746
--------------------------------------------------------------------------------------------------------------------------------
Comprehensive results:
  Net income                                                                       771                                      771
  Other comprehensive results, net of tax                                                            28                      28
--------------------------------------------------------------------------------------------------------------------------------
Total comprehensive results                                                        771               28                     799
Dividends on common stock
  at $1.29 per share                                                              (330)                                    (330)
Dividends on preferred stock                                                       (21)                                     (21)
Common stock issued under dividend
   reinvestment and common stock
   purchase plan                                                        8                                        14          22
Common stock issued in connection with
  the Buck acquisition                                                                                          143         143
Series J preferred stock redemption         (97)                                                                            (97)
Exercise of stock options                                              20          (22)                          97          95
Repurchase of common stock                                                                                     (534)       (534)
Additional common stock issued
  for stock split                                         73          (73)                                                    -
Other                                                                  (3)                                       25          22
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997               $193         $147       $1,818       $2,884              $21     $(1,218)     $3,845
--------------------------------------------------------------------------------------------------------------------------------
COMPREHENSIVE RESULTS:
  NET INCOME                                                                       870                                      870
  OTHER COMPREHENSIVE RESULTS, NET OF TAX                                                            11                      11
  RECLASSIFICATION ADJUSTMENT                                                                        (7)                     (7)
--------------------------------------------------------------------------------------------------------------------------------
TOTAL COMPREHENSIVE RESULTS                                                        870                4                     874
DIVIDENDS ON COMMON STOCK
  AT $1.41 PER SHARE                                                              (365)                                    (365)
DIVIDENDS ON PREFERRED STOCK                                                        (9)                                      (9)
COMMON STOCK ISSUED UNDER DIVIDEND
   REINVESTMENT AND COMMON STOCK
   PURCHASE PLAN                                                       10                                        10          20
COMMON STOCK ISSUED IN CONNECTION WITH THE
  MELLON UNITED NATIONAL BANK ACQUISITION                              22                                       233         255
SERIES K PREFERRED STOCK REDEMPTION        (193)                                                                           (193)
EXERCISE OF STOCK OPTIONS                                               1          (26)                          98          73
REPURCHASE OF COMMON STOCK                                                                                      (27)        (27)
OTHER                                                                  36           (1)                          13          48
--------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998               $  -         $147       $1,887       $3,353              $25     $  (891)     $4,521
--------------------------------------------------------------------------------------------------------------------------------

                See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

MELLON BANK CORPORATION (and its subsidiaries)

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                       Year ended December 31,
(in millions)                                                                                       1998          1997       1996
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM            Net income                                                            $   870       $   771    $   733
OPERATING ACTIVITIES       Adjustments to reconcile net income to net cash
                            provided by operating activities:
                            Amortization of goodwill and other intangible assets                     137           105        100
                            Amortization of mortgage servicing assets
                              and purchased credit card relationships                                179           118        107
                            Depreciation and other amortization                                      105           108        105
                            Deferred income tax (benefit) expense                                    (31)           42         95
                            Provision for credit losses                                               60           148        155
                            Net gains on dispositions of acquired property                            (7)          (21)       (11)
                            Net (increase) decrease in accrued interest receivable                    (8)           (7)         9
                            Net (increase) decrease in trading account securities                   (108)           19        (15)
                            Net increase (decrease) in accrued interest payable,
                              net of amounts prepaid                                                  29           (27)        15
                            Net (increase) decrease in residential mortgages held for sale          (278)         (929)       340
                            Net (increase) decrease in other operating activities                   (327)          190       (270)
                           ------------------------------------------------------------------------------------------------------
                              Net cash provided by operating activities                              621           517      1,363
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM            Net decrease (increase) in term deposits and other money
INVESTING ACTIVITIES        market investments                                                        19           (93)       103
                           Net decrease (increase) in federal funds sold and securities
                            under resale agreements                                                  409           249       (235)
                           Purchases of securities available for sale                             (4,566)       (6,373)   (14,768)
                           Proceeds from sales of securities available for sale                    1,098         2,790      1,453
                           Proceeds from maturities of securities available for sale               1,557         4,980     12,176
                           Purchases of investment securities                                        (14)          (26)      (219)
                           Proceeds from maturities of investment securities                         491           317        360
                           Net decrease (increase) in credit card receivables                         90            27       (387)
                           Sale of credit card portfolio                                               -             -        886
                           Net principal disbursed on loans to customers                          (4,417)       (1,914)      (884)
                           Loan portfolio purchases                                                 (319)          (55)      (254)
                           Proceeds from sales and securitizations of loans                        2,885         1,091      2,057
                           Purchases of premises and equipment                                      (132)         (111)      (125)
                           Proceeds from sales of acquired property                                   73            69         31
                           Net cash disbursed in purchase of Mellon United National Bank             (94)            -          -
                           Net cash disbursed in purchase of Mellon 1st Business Bank                (72)            -          -
                           Net cash disbursed in purchase of Founders Asset Management, LLC         (267)            -          -
                           Net cash disbursed in purchase of Newton Management Limited              (108)            -          -
                           Net cash disbursed in purchase of Buck Consultants, Inc.                    -           (42)         -
                           Net cash disbursed in purchase of Dreyfus Brokerage Services, Inc.          -          (137)         -
                           Net cash disbursed in purchase of USL                                       -             -     (1,688)
                           Net cash disbursed in purchase of FUL                                       -             -       (136)
                           Increase in mortgage servicing assets and purchased credit
                              card relationships                                                    (236)         (323)      (199)
                           Net increase in other investing activities                               (231)         (261)      (111)
                           ------------------------------------------------------------------------------------------------------
                              Net cash (used in) provided by investing activities                 (3,834)          188     (1,940)
---------------------------------------------------------------------------------------------------------------------------------

                                   -continued-

MELLON BANK CORPORATION (and its subsidiaries)

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Year ended December 31,
(in millions)                                                                                       1998          1997       1996
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM            Net increase (decrease) in transaction and savings deposits             2,329         1,298       (695)
FINANCING ACTIVITIES       Net (decrease) increase in customer term deposits                        (954)       (1,848)     2,808
                           Net increase (decrease) in federal funds purchased and
                             securities under repurchase agreements                                1,380         1,255       (849)
                           Net (decrease) increase in short-term bank notes                          (64)          195       (922)
                           Net (decrease) increase in term federal funds purchased                  (417)          144       (424)
                           Net (decrease) increase in U.S. Treasury tax and loan demand notes       (157)          (27)       184
                           Net increase (decrease) in commercial paper                                49           (55)      (162)
                           Net proceeds from issuance of Guaranteed preferred
                             beneficial interests in Corporation's junior subordinated
                             deferrable interest debentures                                            -             -        990
                           Repayments of longer-term debt                                           (124)         (412)       (24)
                           Net proceeds from issuance of longer-term debt                            873           465      1,099
                           Proceeds from issuance of common stock                                     52            75         55
                           Dividends paid on common and preferred stock                             (376)         (352)      (354)
                           Repurchase of common stock                                                (27)         (534)      (596)
                           Redemption of preferred stock                                            (193)          (97)      (145)
                           Net increase (decrease) in other financing activities                      57           (37)       101
                           ------------------------------------------------------------------------------------------------------
                              Net cash provided by financing activities                            2,428            70      1,066
                           Effect of foreign currency exchange rates                                  61            29         15
---------------------------------------------------------------------------------------------------------------------------------
CHANGE IN CASH AND         Net (decrease) increase in cash and due from banks                       (724)          804        504
DUE FROM BANKS             Cash and due from banks at beginning of year                            3,650         2,846      2,342
                           ------------------------------------------------------------------------------------------------------
                           Cash and due from banks at end of year                                 $2,926       $ 3,650     $2,846
                           ------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL               Interest paid                                                          $1,372       $ 1,276     $1,246
DISCLOSURES                Net income taxes paid                                                     428           364        283
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

The consolidated financial statements of the Corporation include the accounts of the Corporation and its majority-owned subsidiaries. Investments in companies 20% to 50% owned are carried on the equity basis. Investments in companies less than 20% owned are carried at cost. Intracorporate balances and transactions are not reflected in the consolidated financial statements. The income statement includes results of acquired subsidiaries and businesses accounted for under the purchase method of accounting from the dates of acquisition. Securities and other property

--------------------------------------------------------------------------------

1. ACCOUNTING POLICIES (CONTINUED)

held in a fiduciary or agency capacity are not included in the balance sheet since these are not assets or liabilities of the Corporation.

The parent corporation financial statements in note 27 include the accounts of the Corporation, those of a wholly owned financing subsidiary that functions as a financing entity for the Corporation and its subsidiaries by issuing commercial paper and other debt guaranteed by the Corporation and those of the business trusts discussed in note 13. Financial data for the Corporation, the financing subsidiary and the business trusts are combined for financial reporting because of the limited function of the financing subsidiary and the business trusts, and the unconditional guarantee by the Corporation of their obligations.

Nature of operations

Mellon Bank Corporation is a multibank holding company whose principal wholly owned subsidiaries are Mellon Bank, N.A., The Boston Company, Inc., Buck Consultants, Inc. and Newton Management Limited. The Dreyfus Corporation, one of the nation's largest mutual fund management companies, and Founders Asset Management LLC are wholly owned subsidiaries of Mellon Bank, N.A. Mellon's seven banking subsidiaries primarily engage in retail financial services, commercial banking, trust and investment management services, residential real estate loan financing, mortgage servicing, equipment leasing, mutual fund activities, insurance products and various securities-related activities. Buck Consultants, Inc., a leading global actuarial and human resources consulting firm, provides a broad array of services in the areas of defined benefit and defined contribution plans, health and welfare plans, communications and compensation consulting, and outsourcing and administration of employee benefit programs. The Mellon Financial Services Corporations, through their subsidiaries and joint ventures, provide a broad range of bank-related services including equipment leasing, commercial loan financing, stock transfer services, cash management and numerous trust and investment management services. While the Corporation's major subsidiaries primarily are headquartered in the northeast and mid-Atlantic regions, most of its products and services are offered nationwide and many are offered globally. The Corporation's customer base is well diversified and primarily domestic.

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

Securities available for sale are stated at fair value. Unrealized gains or losses on assets classified as available for sale, net of tax, are recorded as an addition to or deduction from shareholders' equity in the form of other comprehensive results. Investment securities are stated at cost, adjusted for amortization of premium and accretion of discount on a level yield basis. Gains (losses) on sales of securities available for sale are reported in the income statement. The cost of securities sold is determined on a specific identification basis.

--------------------------------------------------------------------------------

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

Unearned revenue on direct financing leases is accreted over the lives of the leases in decreasing amounts to provide a constant rate of return on the net investment in the leases. Revenue on leveraged leases is recognized on a basis to achieve a constant yield on the outstanding investment in the lease, net of the related deferred tax liability, in the years in which the net investment is positive. Gains on sales of lease residuals are included in other fee revenue.

Certain loans, primarily residential mortgages in the warehouse portfolio, are held for sale. Such loans are carried at the lower of aggregate cost or market value. Losses, if any, are recorded in other fee revenue.

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

--------------------------------------------------------------------------------

Reserve for credit losses

The reserve for credit losses is maintained to absorb losses embedded in the credit portfolio based on management's judgment. The reserve determination methodology is designed to provide procedural discipline in assessing the adequacy of the reserve. This methodology primarily uses an individual evaluation of problem credits and a historical analysis of loss experience and criticized credit levels. In addition, the status and amount of nonperforming and past-due loans are considered. Qualitative factors considered included: industry risks, current economic factors affecting collectability, trends in portfolio volume, quality, maturity and composition and current interest rate levels and economic conditions. Credit losses are charged against the reserve. Recoveries are added to the reserve.

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

Goodwill, other identified intangibles, mortgage servicing assets and purchased credit card relationships

Intangible assets are amortized using straight-line and accelerated methods over the remaining estimated benefit periods which approximated, on a weighted-average basis at December 31, 1998, 21 years for goodwill, 5 years for core deposit intangibles, 4 years for credit card relationships and 12 years for all other intangible assets except mortgage servicing assets. Intangible assets are reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset.

Originated mortgage servicing rights (MSRs) are recorded by allocating total costs incurred between the loan and servicing rights based on their relative fair values. Purchased MSRs are recorded at cost. MSRs are amortized in proportion to the estimated servicing income over the estimated life of the servicing portfolio. In 1998 and 1997, $436 million and $433 million, respectively, of MSRs were capitalized in connection with both mortgage servicing portfolio purchases and loan originations. The carrying value of MSRs and related hedges was $1.1 billion at December 31, 1998, with an estimated fair value of $1.2 billion, compared with a carrying value and an estimated fair value of $1.1 billion and $1.2 billion, respectively, at December 31, 1997. Deferred gains/losses and cash settlements on hedge instruments associated with MSRs are included in the carrying value of the MSRs. The carrying value of MSRs is measured for impairment each quarter based on the fair value of the MSRs. Quoted market prices are used, whenever available, as the basis for measuring the fair value of servicing rights. When quoted market prices are not available, fair values are based upon the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. For impairment measurement purposes, all mortgage servicing rights are first stratified by loan type and then by interest rates within the loan type. If the carrying value of an individual stratum were to exceed its fair value, a valuation allowance would be established. No valuation allowances were recorded at

--------------------------------------------------------------------------------

December 31, 1998 and 1997, as the carrying values of the various stratifications were less than their respective fair values. On a weighted-average basis at December 31, 1998, the serviced mortgage loan portfolio had an interest rate of approximately 7.75%.

Assets held for accelerated resolution

During the fourth quarters of 1995 and 1997, the Corporation segregated certain loans from the CornerStone(sm) credit card portfolio into an accelerated resolution portfolio. The excess of the carrying value of these loans over the estimated net realizable value was recorded as a credit loss. Interest and principal receipts, fees and loan loss recoveries on loans in this portfolio are applied to reduce the net carrying value. This portfolio is reported in Other Assets in the balance sheet.

Income taxes

The Corporation files a consolidated U.S. income tax return. Deferred taxes are recognized for the expected future tax consequences of existing differences between the financial reporting and tax reporting bases of assets and liabilities using enacted tax laws and rates.

Foreign currency translation

Assets and liabilities denominated in foreign currencies are translated to U.S. dollars at the rate of exchange on the balance sheet date. Revenue and expense accounts are translated monthly at month-end rates of exchange. Net foreign currency positions are valued at rates of exchange--spot or future, as appropriate--prevailing at the end of the period, and resulting gains or losses are included in the income statement. Translation gains and losses on investments in foreign entities with functional currencies that are not the U.S. dollar are included in shareholders' equity in other comprehensive results.

Fee revenue

Trust and investment fees are reported net of fees waived and expense reimbursements to certain mutual funds. Fees on standby letters of credit are recognized over the commitment term in fee revenue, while fees on commercial letters of credit, because of their short-term nature, are recognized when received in fee revenue. Fees for banking and other services generally are recognized over the periods in which the related services are provided.

Closed-end mutual fund

On January 1, 1999, the Corporation adopted the provisions of the American Institute of Certified Public Accountants Statement of Position (SOP) No. 98-5 on reporting on the costs of start-up activities. This SOP requires that costs of start-up activities be expensed as incurred. Initial application of the SOP is to be reported as a cumulative effect of a change in accounting principle.

In the second quarter of 1998, the Corporation introduced a $920 million Dreyfus closed-end mutual fund, on which management fees are being earned. The Corporation paid the underwriting fees during the initial public offering of the fund. In September 1998, the Financial Accounting Standards Board staff concluded that fees paid by advisors of closed-end funds should be expensed as incurred and that any fees capitalized prior to July 24, 1998, should be written off upon the adoption of SOP 98-5 and reported as a cumulative effect of a change in accounting principle. As a result, the unamortized pre-tax cost of approximately $43 million, or $26 million after tax, was recognized as a cumulative effect of a change in accounting principle as of January 1, 1999, instead of being amortized over future years. This accounting change will have no impact on a cash-flow basis in 1999 or future periods since the underwriting fees were paid in the first half of 1998.

--------------------------------------------------------------------------------

Off-balance-sheet instruments used for risk management purposes

The Corporation enters into interest rate swaps, interest rate caps and floors, financial futures and financial options primarily to manage its sensitivity to interest rate risk. This is accomplished by using these instruments to offset the inherent price or interest rate risk of specific on-balance-sheet assets or liabilities. The Corporation uses interest rate floor contracts and interest rate swap contracts to hedge against value impairment of its MSRs resulting from a decrease in interest rates. The Corporation also uses total return swaps to offset the inherent market value risk of investments in start-up mutual funds. All of these instruments are designated as hedges on the trade date and are highly correlated with the financial instrument being hedged. High correlation is achieved if the following conditions hold true: The hedge instrument and the financial instrument being hedged are both of the same currency and fixed rate; the hedge instrument is structurally similar to the instrument being hedged; or a mathematical correlation analysis is performed and correlation has been found to be high. Hedge correlation of interest rate or market value risk management positions is reviewed periodically. If a hedged instrument is sold or matures, or correlation criteria are no longer met, the risk management position is no longer accounted for as a hedge. Under these circumstances, the accumulated change in market value of the hedge is recognized in current income to the extent that the hedge results have not been offset by the effects of interest rate or price changes of the hedged item.

Tactical asset/liability management considerations require the Corporation to periodically terminate hedge instruments. Any deferred gain or loss resulting from the termination is amortized to income/expense of the corresponding hedged instrument over the remaining period of the original hedge or hedged instrument.

The Corporation also enters into off-balance-sheet contracts to hedge anticipated transactions. If it is determined that an anticipated transaction that has been hedged will not occur, the results of the hedge will be recognized currently in the income category in which the original anticipated transaction was to be reported.

Interest revenue or interest expense on hedge transactions is accrued over the term of the agreement as an adjustment to the yield or cost of the related asset or liability. Transaction fees are deferred and amortized to interest revenue or interest expense over the term of the agreement. Realized gains and losses are deferred and amortized over the life of the hedged transaction as interest revenue or interest expense, and any unamortized amounts are recognized as income or loss at the time of disposition of the assets or liabilities being hedged. Amounts payable to or receivable from counterparties are included in other liabilities or other assets. The fair values of interest rate swaps, caps and floors, financial futures and financial options used for risk management purposes are not recognized in the financial statements. Realized gains/losses and cash settlements on instruments associated with MSRs are deferred and included as an adjustment to the carrying value of the MSRs. These amounts are amortized over the same period as the MSRs. Changes in fair value of total return swaps are recognized in net unrealized gains and losses on assets available for sale within shareholders' equity in other comprehensive results.

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

--------------------------------------------------------------------------------

1.  ACCOUNTING POLICIES (CONTINUED)

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

2. CASH AND DUE FROM BANKS

Cash and due from banks includes reserve balances that the Corporation's subsidiary banks are required to maintain with a Federal Reserve bank. These required reserves are based primarily on deposits outstanding and were $472 million at December 31, 1998, and $405 million at December 31, 1997. These balances averaged $457 million in 1998 and $336 million in 1997.

3. SECURITIES

Gross realized gains on the sale of securities available for sale were $1 million, $2 million and $4 million in 1998, 1997 and 1996, respectively. Gross realized losses on the sale of securities available for sale were less than $1 million, $2 million and less than $1 million in 1998, 1997 and 1996, respectively. After-tax net gains on the sale of securities were less than $1 million in 1998 and 1997 and $3 million in 1996. Proceeds from the sale of securities available for sale were $1.1 billion, $2.8 billion and $1.5 billion in 1998, 1997 and 1996, respectively. There were no sales of investment securities in 1998, 1997 and 1996.

Securities available for sale, investment securities, trading account securities and loans with book values of $4.2 billion at December 31, 1998, and $3.2 billion at December 31, 1997, were required to be pledged to secure public and trust deposits, repurchase agreements and for other purposes.

--------------------------------------------------------------------------------

SECURITIES AVAILABLE FOR SALE
------------------------------------------------------------------------------------------------------------------------------------
                                                         DECEMBER 31, 1998                            December 31, 1997
                                         ---------------------------------------------  --------------------------------------------
                                           AMORTIZED      GROSS UNREALIZED       FAIR    Amortized     Gross  unrealized       Fair
(in millions)                                   COST      GAINS     LOSSES      VALUE         cost     Gains      Losses      value
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury                                 $  219        $ 1        $ -     $  220       $  175       $ -         $ -     $  175
U.S. agency mortgage-backed                    4,700         66          1      4,765        2,001        41           -      2,042
Other U.S. agency                                259          -          -        259          509         1           -        510
------------------------------------------------------------------------------------------------------------------------------------
    Total U.S. Treasury and
     agency securities                         5,178         67          1      5,244        2,685        42           -      2,727
Obligations of states and
    political subdivisions                       112          1          1        112           26         -           -         26
Other mortgage-backed                              2          -          -          2            3         -           -          3
Other securities                                  15          -          -         15           11         -           -         11
------------------------------------------------------------------------------------------------------------------------------------
    Total securities available for sale       $5,307        $68        $ 2     $5,373       $2,725       $42         $ -     $2,767
------------------------------------------------------------------------------------------------------------------------------------

MATURITY DISTRIBUTION OF SECURITIES AVAILABLE FOR SALE
------------------------------------------------------------------------------------------------------------------------------------
                                             Contractual maturities at December 31, 1998
                                                                                    Obligations                               Total
                                    U.S. agency                           Total       of states      Other               securities
(dollar amounts               U.S.    mortgage-           Other   U.S. Treasury   and political   mortgage-      Other    available
 in millions)             Treasury       backed     U.S. agency      and agency    subdivisions     backed  securities     for sale
------------------------------------------------------------------------------------------------------------------------------------
Within one year
    Amortized cost            $181       $    -            $259          $  440           $ 11        $  -        $  -       $  451
    Fair value                 182            -             259             441             11           -           -          452
    Yield                     4.60%           -            5.93%           5.38%          6.91%          -           -         5.42%
1 to 5 years
    Amortized cost              29            -               -              29              3           -           7           39
    Fair value                  29            -               -              29              3           -           7           39
    Yield                     6.28%           -               -            6.28%          7.76%          -        6.27%        6.41%
5 to 10 years
    Amortized cost               9            -               -               9              7           -           3           19
    Fair value                   9            -               -               9              7           -           3           19
    Yield                     5.84%           -               -            5.84%          7.53%           -       6.40%        6.58%
Over 10 years
    Amortized cost               -            -               -               -             91           -           5           96
    Fair value                   -            -               -               -             91           -           5           96
    Yield                        -            -               -               -           7.07%          -        7.57%        7.10%
Mortgage-backed
  securities
    Amortized cost               -        4,700               -           4,700              -           2           -        4,702
    Fair value                   -        4,765               -           4,765              -           2           -        4,767
    Yield                        -         6.68%              -            6.68%             -        6.48%          -         6.68%
------------------------------------------------------------------------------------------------------------------------------------
Total amortized cost          $219       $4,700            $259          $5,178           $112          $2         $15       $5,307
Total fair value               220        4,765             259           5,244            112           2          15        5,373
Total yield                   4.87%        6.68%           5.93%           6.56%          7.11%       6.48%       6.68%        6.58%
Weighted average
    contractual years to
    maturity                   .93            - (a)         .28             .58 (b)      10.45           - (a)    3.86
------------------------------------------------------------------------------------------------------------------------------------

(a) The average expected lives of "U.S. agency mortgage-backed" and "Other mortgage-backed" securities were approximately 4.1 years and 2.0 years, respectively, at December 31, 1998.
(b)  Excludes maturities of "U.S. agency mortgage-backed" securities.
Note: Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

--------------------------------------------------------------------------------

INVESTMENT SECURITIES
------------------------------------------------------------------------------------------------------------------------------------
                                                           DECEMBER 31, 1998                          December 31, 1997
                                          ------------------------------------------------------------------------------------------
                                            AMORTIZED      GROSS  UNREALIZED       FAIR   Amortized      Gross unrealized      Fair
(in millions)                                    COST      GAINS      LOSSES      VALUE        cost      Gains     Losses     value
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury                                  $   50        $11          $-     $   61      $   41        $ 7         $-    $   48
U.S. agency mortgage-backed                     1,468         24           3      1,489       1,953         30          1     1,982
------------------------------------------------------------------------------------------------------------------------------------
   Total U.S. Treasury and
     agency securities                          1,518         35           3      1,550       1,994         37          1     2,030
Other mortgage-backed                              16          -           -         16          23          -          -        23
Other securities                                   68          -           -         68          65          -          -        65
------------------------------------------------------------------------------------------------------------------------------------
   Total investment securities                 $1,602        $35          $3     $1,634      $2,082        $37         $1    $2,118
------------------------------------------------------------------------------------------------------------------------------------

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES
------------------------------------------------------------------------------------------------------------------------------------
                                             Contractual maturities at December 31, 1998
                                                 U.S. agency            Total             Other                              Total
                                      U.S.          mortgage-   U.S. Treasury         mortgage-            Other        investment
(dollar amounts in millions)      Treasury            backed       and agency            backed       securities        securities
------------------------------------------------------------------------------------------------------------------------------------
Within one year
     Amortized cost                 $    4            $    -           $    4               $ -             $  -             $   4
     Fair value                          4                 -                4                 -                -                 4
     Yield                            5.87%                -             5.87%                -                -              5.87%
1 to 5 years
     Amortized cost                      -                 -                -                 -                -                 -
     Fair value                          -                 -                -                 -                -                 -
     Yield                               -                 -                -                 -                -                 -
5 to 10 years
     Amortized cost                      -                 -                -                 -               16                16
     Fair value                          -                 -                -                 -               16                16
     Yield                               -                 -                -                 -            9.32%             9.32%
Over 10 years
     Amortized cost                     46                 -               46                 -               52  (a)           98
     Fair value                         57                 -               57                 -               52  (a)          109
     Yield                            6.82%                -             6.82%                -             5.98%              6.37%
Mortgage-backed
  securities
     Amortized cost                      -             1,468            1,468                16                -              1,484
     Fair value                          -             1,489            1,489                16                -              1,505
     Yield                               -              7.29%            7.29%             7.13%               -               7.29%
------------------------------------------------------------------------------------------------------------------------------------
Total amortized cost                   $50            $1,468           $1,518               $16              $68             $1,602
Total fair value                        61             1,489            1,550                16               68              1,634
Total yield                           6.74%             7.29%            7.27%             7.13%            6.77%              7.25%
Weighted average
     contractual years to
     maturity                        14.50                 - (b)        14.50 (c)             - (b)         1.65
------------------------------------------------------------------------------------------------------------------------------------

(a) Includes Federal Reserve Bank stock of $51 million with a yield of 6.0% and no stated maturity.
(b) The average expected lives of "U.S. agency mortgage-backed" and "Other mortgage-backed" securities were approximately 3.2 years and 2.3 years, respectively, at December 31, 1998.
(c)  Excludes maturities of "U.S. agency mortgage-backed" securities.
Note: Expected maturities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

--------------------------------------------------------------------------------

4. BUSINESS SECTORS

On January 1, 1998, the Corporation adopted FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which superseded FAS No. 14, "Financial Reporting for Segments of a Business Enterprise." This statement establishes standards for reporting information about business sectors in the footnotes to annual financial statements and also requires selected sector information in interim reports. The statement requires disclosure on a business sector basis, as defined by the Corporation, to include a description of products and services, profit or loss as measured by the Corporation's management in assessing sector performance and geographic information on assets and revenue, if material.

Various lines of business that offer different products and services but that share similar basic and economic characteristics have been combined into four major business sectors: Consumer Fee Services, Consumer Banking, Business Fee Services and Business Banking. Consumer Fee Services includes private asset management services, retail mutual funds and brokerage services. Consumer Banking includes consumer lending and deposit products, business banking and jumbo residential mortgage lending. Business Fee Services includes institutional asset and institutional mutual fund management and administration, institutional trust and custody, securities lending, foreign exchange, cash management, stock transfer, benefits consulting and administrative services, and services for defined contribution plans. Business Banking includes large corporate and middle market lending, asset-based lending, lease financing, commercial real estate lending, insurance premium financing, securities underwriting and trading, and international banking.

For details of business sectors, see the table and the first and second paragraphs following the table, and the Real Estate Workout/Other Corporate Activity and Geographic Information paragraphs in the Business Sectors presentation on pages 28 through 31. The table and information in those paragraphs are incorporated by reference into these Notes to Financial Statements.

5. LOANS

For details of the loans outstanding at December 31, 1998 and 1997, see the 1998 and 1997 columns of the "Composition of loan portfolio" table on page 57. The information in those columns is incorporated by reference into these Notes to Financial Statements.

For details of the nonperforming and past-due loans at December 31, 1998 and 1997, see the amounts in the 1998 and 1997 columns of the "Nonperforming assets" and "Past-due loans" tables on pages 61 and 63, respectively. The information in those columns is incorporated by reference into these Notes to Financial Statements. For details on impaired loans at December 31, 1998 and 1997, see the amounts in the 1998 and 1997 columns of the "Impaired loans" table on page 62. The information in those columns is incorporated by reference into these Notes to Financial Statements. There was no foregone interest on restructured loans in both 1998 and 1997. Foregone interest on restructured loans was less than $1 million in 1996.

6. RESERVE FOR CREDIT LOSSES

For details of the reserve for credit losses for 1998, 1997 and 1996, see the 1998, 1997 and 1996 columns of the "Credit loss reserve activity" table on page
65. The information in those columns is incorporated by reference into these Notes to Financial Statements.

--------------------------------------------------------------------------------

7. PREMISES AND EQUIPMENT

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 December 31,
(in millions)                                                                                               1998             1997
---------------------------------------------------------------------------------------------------------------------------------
Land                                                                                                      $   38           $   27
Buildings                                                                                                    279              279
Equipment                                                                                                    783              794
Leasehold improvements                                                                                       246              204
---------------------------------------------------------------------------------------------------------------------------------
    Subtotal                                                                                               1,346            1,304
Accumulated depreciation and amortization                                                                   (777)            (731)
---------------------------------------------------------------------------------------------------------------------------------
    Total premises and equipment                                                                          $  569           $  573
---------------------------------------------------------------------------------------------------------------------------------

There were no capital leases for premises and equipment at December 31, 1998, and less than $1 million at December 31, 1997.

Rental expense was $162 million, $137 million and $124 million, respectively, net of related sublease revenue of $20 million, $23 million and $25 million, in 1998, 1997 and 1996 respectively. Depreciation and amortization expense totaled $105 million, $108 million and $105 million in 1998, 1997 and 1996, respectively. Maintenance, repairs and utilities expenses totaled $102 million, $98 million and $93 million in 1998, 1997 and 1996, respectively.

As of December 31, 1998, the Corporation and its subsidiaries are obligated under noncancelable leases (principally for banking premises) with expiration dates through 2020. A summary of the future minimum rental payments under noncancelable leases, net of related sublease revenue totaling $67 million, is as follows: 1999--$173 million; 2000--$162 million; 2001--$154 million;
2002--$142 million; 2003--$135 million and 2004 through 2023--$760 million.

8. RESERVE FOR REAL ESTATE ACQUIRED

An analysis of the reserve for real estate acquired for 1998, 1997 and 1996 is presented in the "Change in reserve for real estate acquired" table on page 62 and is incorporated by reference into these Notes to Financial Statements.

9. OTHER ASSETS

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 December 31,
(in millions)                                                                                             1998                 1997
------------------------------------------------------------------------------------------------------------------------------------
Prepaid expense:
  Pension                                                                                               $  468               $  391
  Other                                                                                                    132                   80
Accounts and fees receivable                                                                               591                  508
Interest receivable                                                                                        262                  241
Mortgage servicing advances                                                                                214                  223
Receivables related to off-balance-sheet instruments                                                       552                  553
Assets held for accelerated resolution                                                                      67                  157
Other                                                                                                    1,785                1,187
------------------------------------------------------------------------------------------------------------------------------------
     Total other assets                                                                                 $4,071               $3,340
------------------------------------------------------------------------------------------------------------------------------------

10. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or greater was approximately $3.7 billion at December 31, 1998, and $3.9 billion at December 31, 1997.

At December 31, 1998, the scheduled maturity of time deposits for the years 1999 through 2003, and 2004 and thereafter are as follows: $8,265 million, $684 million, $277 million, $83 million, $71 million and $108 million, respectively.

--------------------------------------------------------------------------------

11. REVOLVING CREDIT AGREEMENT

During 1996, the Corporation signed a four-year $300 million revolving credit agreement with several financial institutions that serves as a support facility for commercial paper and for general corporate purposes. This revolving credit facility has several restrictions, including a minimum 6% Tier I ratio, a 1.30 maximum double leverage limitation and a minimum nonperforming asset coverage ratio of 3 to 1. The nonperforming asset coverage ratio is Tier I capital plus the reserve for credit losses as a multiple of nonperforming assets. At December 31, 1998, the Corporation was in compliance with all of the restrictions. The revolving credit facility is supplemented by a $25 million backup line of credit, bringing total commercial paper support facilities to $325 million. There were no other lines of credit to subsidiaries of the Corporation at December 31, 1998 or 1997. No borrowings were made under any facility in 1998 or 1997. Commitment fees totaled less than $1 million in each of the years 1996 through 1998.

12. NOTES AND DEBENTURES (WITH ORIGINAL MATURITIES OVER ONE YEAR)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      December 31,
(in millions)                                                                                                       1998       1997
------------------------------------------------------------------------------------------------------------------------------------
Parent Corporation:
   6.375% Subordinated Debentures due 2010                                                                        $  348     $    -
   5.75% Senior Notes due 2003                                                                                       300          -
   6.70% Subordinated Debentures due 2008                                                                            249        249
   6.30% Senior Notes due 2000                                                                                       200        200
   7-5/8% Senior Notes due 1999                                                                                      200        200
   6.00% Senior Notes due 2004                                                                                       199          -
   6-7/8% Subordinated Debentures due 2003                                                                           150        150
   9-1/4% Subordinated Debentures due 2001                                                                           100        100
   9-3/4% Subordinated Debentures due 2001                                                                           100        100
   Medium-Term Notes, Series A, due 2000-2001 (10.30% to 10.50% at December 31, 1998,
     and 10.10% to 10.50% at December 31, 1997)                                                                       10         22
   7-1/4% Convertible Subordinated Capital Notes due 1999                                                              1          2
Subsidiaries:
   7-3/8% Subordinated Notes due 2007                                                                                300        298
   7% Subordinated Notes due 2006                                                                                    300        300
   7-5/8% Subordinated Notes due 2007                                                                                249        249
   6-1/2% Subordinated Notes due 2005                                                                                249        249
   6-3/4% Subordinated Notes due 2003                                                                                149        149
   Medium-Term Bank Notes due 1999-2007 (4.52% to 8.55% at December 31, 1998, and
     5.64% to 8.55% at December 31, 1997)                                                                            199        303
   Various notes due 1998 (5.03% to 10.50% at December 31, 1997)                                                       -          2
------------------------------------------------------------------------------------------------------------------------------------
      Total unsecured notes and debentures (with original maturities over one year)                               $3,303     $2,573
------------------------------------------------------------------------------------------------------------------------------------

In February 1998, the Corporation issued $350 million of subordinated debentures at an interest rate of 6.375%, maturing in 2010, and $200 million of senior notes at an interest rate of 6%, maturing in 2004. In November 1998, the Corporation issued an additional $300 million of senior notes at an interest rate of 5.75%, maturing in 2003. Prior to issuance, the Corporation hedged the cost of the $350 million of subordinated debentures with interest rate instruments that were terminated upon issuance of the debt. The effective interest rate on the $350 million of corporate debt, including the effect of the interest rate instruments, was 6.72%. The proceeds from these issuances were used for general corporate purposes.

The subordinated notes and medium-term bank notes shown in the table above were issued by Mellon Bank, N.A. These notes are subordinated to obligations to depositors and other creditors of Mellon Bank, N.A.

--------------------------------------------------------------------------------

The aggregate amounts of notes and debentures that mature during the five years 1999 through 2003 for the Corporation are as follows: $366 million, $210 million, $205 million, $9 million and $602 million, respectively. The aggregate amounts of notes and debentures that mature during the five years 1999 through 2003 for Mellon Bank Corporation (parent corporation) are as follows: $201 million, $205 million, $205 million, none and $450 million, respectively.

13. GUARANTEED PREFERRED BENEFICIAL INTERESTS IN CORPORATION'S JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES (TRUST-PREFERRED SECURITIES)

In the fourth quarter of 1996, the Corporation formed two statutory business trusts, Mellon Capital I and Mellon Capital II. All of the common securities of these special-purpose trusts are owned by the Corporation; the trusts exist solely to issue capital securities. For financial reporting purposes, the trusts are treated as subsidiaries and are consolidated into the financial statements of the Corporation. The capital securities are presented as a separate line item on the consolidated balance sheet as guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures (trust-preferred securities). The trust-preferred securities qualify as Tier I capital. The trusts have issued the trust-preferred securities and invested the net proceeds in junior subordinated deferrable interest debentures (subordinated debentures) issued to the trusts by the Corporation. The subordinated debentures are the sole assets of the trusts. The Corporation has the right to defer payment of interest on the subordinated debentures at any time, or from time to time, for periods not exceeding five years. If interest payments on the subordinated debentures are deferred, the distributions on the trust-preferred securities also are deferred. Interest on the subordinated debentures and distributions on the trust-preferred securities is cumulative. The Corporation, through guarantees and agreements, has fully and unconditionally guaranteed all of the trusts' obligations under the trust-preferred securities.

For purposes of the table below and discussion that follows, the terms and conditions of the trust-preferred securities are treated as identical to the underlying subordinated debentures.

--------------------------------------------------------------------------------------------------------------------------
                                                                                    Liquidation             Balances at
(dollar amounts in millions,                   Stated                                preference             December 31,
 except per security amounts)                maturity             Payable          per security           1998       1997
--------------------------------------------------------------------------------------------------------------------------
7.72% Series A                               12/01/26          semiannual             $1,000.00           $495       $495
7.995% Series B                               1/15/27          semiannual             $1,000.00            496        496
                                                                                                          ----       ----
     Total                                                                                                $991       $991
--------------------------------------------------------------------------------------------------------------------------

The securities were each issued for a face value of $500 million and are reported net of issuance costs in the table above. The securities are unsecured and subordinate to all senior debt (as defined) of the Corporation. The Series A and Series B securities are redeemable, in whole or in part, at the option of the Corporation on or after December 1, 2006, and January 15, 2007, respectively, or prior to those dates, in whole, within 90 days following receipt of a legal opinion that, due to a change in the tax laws or an administrative or judicial decision, there is a substantial risk that the tax deductibility of the interest could be disallowed ("tax event") or the Corporation's reasonable determination that, due to a change in law or administrative or judicial decision, there is a substantial risk that Tier I capital treatment could be disallowed ("capital treatment event"). The Series A and Series B securities are redeemable at 103.86% and 103.9975%, respectively, of the liquidation amounts, plus accrued distributions, during the 12-month periods beginning December 1, 2006, and January 15, 2007, respectively (the call dates). The redemption prices decline for the Series A and Series B securities by approximately 39 basis points and approximately 40 basis points, respectively, during each of the following 12-month periods, until a final redemption price of 100% of the liquidation amount is set for December 1, 2016, and January 15, 2017, respectively, and thereafter. If the securities are redeemed following a tax event or capital treatment event, the greater of 100% of the principal amount or the sum of the present value of the first redemption price plus the present value of interest payments from the redemption date to the call dates will be paid.

--------------------------------------------------------------------------------

14. PREFERRED STOCK

----------------------------------------------------------------------------------------------------------------------------
                                                                                Balances at
                                                                                December 31,             1998 Dividends
(dollar amounts in millions,                   Shares       Sharea      ---------------------------  -----------------------
 except per share amounts)                 authorized       issued       1998       1997       1996    Per share   Aggregate
----------------------------------------------------------------------------------------------------------------------------
8.20% preferred stock (Series K)                    -            -        $ -       $193       $193        $ .26          $2 (a)
8.50% preferred stock (Series J)                    -            -          -          -         97            -           -
                                                                          ---       ----       ----
    Total preferred stock                                                 $ -       $193       $290
----------------------------------------------------------------------------------------------------------------------------

(a) As a result of the redemption of the Series K preferred stock, the Corporation recorded an additional $7 million of preferred stock dividends in 1998, as a reduction of net income applicable to common stock, reflecting the write-off of issue costs. Including the additional amount, the total reduction of net income applicable to common stock related to Series K preferred stock was $9 million in 1998.

The Corporation has authorized 50 million shares of preferred stock. Each series of preferred stock had a par value $1.00 per share and a liquidation preference of $25 per share. The Corporation redeemed the Series K preferred stock on February 17, 1998, at a price of $25 per share plus accrued dividends.

15. REGULATORY CAPITAL REQUIREMENTS

A discussion about the Corporation's regulatory capital requirements for 1998 and 1997 is presented in the "Regulatory capital" section on pages 44 through 46 and is incorporated by reference into these Notes to Financial Statements.

16. FEE REVENUE

The components of fee revenue for the three years ended December 31, 1998, are presented in the "Fee revenue" table on page 32. That table is incorporated by reference into these Notes to Financial Statements.

17. FOREIGN CURRENCY AND SECURITIES TRADING REVENUE

The Corporation's trading activities involve a variety of financial instruments, including U.S. government securities, municipal securities and money market securities, as well as off-balance-sheet instruments. A significant portion of the Corporation's trading revenue is earned by structuring and executing off-balance-sheet instruments for customers. The resulting risks are limited by entering into generally matching or offsetting positions. The Corporation also enters into positions in interest rate, foreign exchange, futures contracts and debt instruments based upon expectations of future market conditions. Unmatched positions are monitored through established limits. To maximize net trading revenues, the market-making and proprietary positions are managed together by product.

The results of the Corporation's foreign currency and securities trading activities are presented, by class of financial instrument, in the table below.

----------------------------------------------------------------------------------------------------------------------------
                                                                                             Year ended December 31,
(in millions)                                                                       1998              1997              1996
----------------------------------------------------------------------------------------------------------------------------
Foreign exchange contracts                                                          $155              $108               $72
Debt instruments                                                                       -                 3                 4
Interest rate contracts                                                               24                14                 2
Futures contracts                                                                    (14)               (7)                2
----------------------------------------------------------------------------------------------------------------------------
     Total foreign currency and securities trading revenue (a)                      $165              $118               $80
----------------------------------------------------------------------------------------------------------------------------

(a) The Corporation recorded an unrealized loss of $3 million at December 31, 1998, and an unrealized loss of less than $1 million at December 31, 1997 and 1996, related to securities held in the trading portfolio.

--------------------------------------------------------------------------------

18. INCOME TAXES

Income tax expense applicable to income before taxes consists of:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Year ended December 31,
(in millions)                                                                                       1998            1997       1996
-----------------------------------------------------------------------------------------------------------------------------------
Current taxes:
    Federal                                                                                         $454            $321       $289
    State and local                                                                                   40              24         25
    Foreign                                                                                            7              11          9
-----------------------------------------------------------------------------------------------------------------------------------
       Total current tax expense                                                                     501             356        323
-----------------------------------------------------------------------------------------------------------------------------------
Deferred taxes:
    Federal                                                                                          (42)             31         89
    State and local                                                                                   10              11          6
    Foreign                                                                                            1               -          -
-----------------------------------------------------------------------------------------------------------------------------------
       Total deferred tax expense/(benefit)                                                          (31)             42         95
-----------------------------------------------------------------------------------------------------------------------------------
       Provision for income taxes                                                                   $470            $398       $418
-----------------------------------------------------------------------------------------------------------------------------------

In addition to amounts applicable to income before taxes, the following income tax expense (benefit) amounts were recorded in shareholders' equity:

-----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                       1998            1997       1996
-----------------------------------------------------------------------------------------------------------------------------------
Compensation expense for tax purposes in excess
  of amounts recognized for financial statement purposes                                            $(55)           $(40)      $(17)
Other comprehensive results                                                                            6              19        (10)
-----------------------------------------------------------------------------------------------------------------------------------
     Total tax expense (benefit)                                                                    $(49)           $(21)      $(27)
-----------------------------------------------------------------------------------------------------------------------------------

The provision for income taxes was different from the amounts computed by applying the statutory federal income tax rate to income before income taxes due to the items listed in the following table.

-----------------------------------------------------------------------------------------------------------------------------------
(dollar amounts in millions)                                                               1998              1997              1996
-----------------------------------------------------------------------------------------------------------------------------------
Federal statutory tax rate                                                                   35%               35%               35%
Tax expense computed at statutory rate                                                     $469              $409              $403
Increase (decrease) resulting from:
   State and local income taxes, net of federal tax benefit                                  33                23                20
   Amortization of goodwill                                                                  23                14                12
   Tax exempt income                                                                        (44)              (39)              (12)
   Other, net                                                                               (11)               (9)               (5)
-----------------------------------------------------------------------------------------------------------------------------------
     Provision for income taxes                                                            $470              $398              $418
-----------------------------------------------------------------------------------------------------------------------------------
Effective income tax rate                                                                  35.1%             34.1%             36.3%
-----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

18. INCOME TAXES (CONTINUED)

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                         December 31,
(in millions)                                                                              1998              1997            1996
---------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
  Provision for credit losses and
    write-downs on real estate acquired                                                   $ 224             $ 223            $205
  Hedges on mortgage servicing rights                                                        83                 6               -
  Occupancy expense                                                                          75                73              72
  Accrued expense not deductible until paid                                                  70                58              44
  Other                                                                                      18                 9              21
---------------------------------------------------------------------------------------------------------------------------------
    Total deferred tax assets                                                               470               369             342
---------------------------------------------------------------------------------------------------------------------------------

Deferred tax liabilities:
  Lease financing revenue                                                                   523               451             359
  Other                                                                                      61                58              49
---------------------------------------------------------------------------------------------------------------------------------
    Total deferred tax liabilities                                                          584               509             408
---------------------------------------------------------------------------------------------------------------------------------

    Net deferred tax liability                                                            $(114)            $(140)           $(66)
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

19. EARNINGS PER COMMON SHARE

Effective December 31, 1997, the Corporation adopted FAS No. 128, "Earnings per Share." This statement established standards for computing and presenting basic and diluted earnings per common share (EPS). It superseded Accounting Principles Board (APB) Opinion No. 15 that required the presentation of both primary and fully diluted EPS.

Basic EPS is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding during the period, without considering any dilutive items. Diluted EPS is computed by dividing net income applicable to common stock by the weighted average number of common shares and common stock equivalents for items that are dilutive, net of shares assumed to be repurchased using the treasury stock method. Common stock equivalents arise from the assumed conversion of outstanding stock options and convertible capital notes. The computation of basic and diluted EPS is shown in the table on the following page.

--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
(dollar amounts in millions, except per                                                           Year ended December 31,
 shares amounts; common shares in thousands)                                               1998             1997              1996
----------------------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER COMMON SHARE

Net income applicable to common stock                                                      $861             $750              $689
----------------------------------------------------------------------------------------------------------------------------------
Average common shares outstanding                                                       260,220          255,356           262,411
Basic earnings per common share                                                           $3.31            $2.94             $2.63
----------------------------------------------------------------------------------------------------------------------------------

DILUTED EARNINGS PER COMMON SHARE

Net income applicable to common stock (a)                                                  $861             $750              $689
----------------------------------------------------------------------------------------------------------------------------------
Average common shares outstanding                                                       260,220          255,356           262,411
Common stock equivalents:
     Stock options (b)                                                                    4,918            5,360             3,978
     Common shares issuable upon conversion of
       7 1/4% Convertible Subordinated Capital Notes                                         69              113               202
----------------------------------------------------------------------------------------------------------------------------------
         Total                                                                          265,207          260,829           266,591
----------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per common share                                                         $3.25            $2.88             $2.58
----------------------------------------------------------------------------------------------------------------------------------

(a) The after-tax benefit of interest expense on the assumed conversion of the 7 1/4% Convertible Subordinated Capital Notes was less than $1 million for all periods presented.
(b) Options to purchase 1,707; 1,505; and 1,453 shares of common stock were not included in the computation of diluted earnings per common share because the options' exercise prices were greater than the average market prices of the common shares for 1998, 1997 and 1996, respectively.

20. COMPREHENSIVE RESULTS

During 1998, the Corporation adopted FAS No. 130, "Reporting Comprehensive Income." FAS No. 130 established standards for the reporting and display of comprehensive income and its components in financial statements. FAS No. 130 defines comprehensive income as net income, as currently reported, as well as unrealized gains and losses on assets available for sale, foreign currency translation adjustments and certain other items not currently included in the income statement. In complying with the reporting requirements of this statement, the Corporation retitled the line item in the Consolidated Balance Sheet and the Statement of Changes in Shareholders' Equity from "Net unrealized gain (loss) on assets available for sale, net of tax" to "Accumulated unrealized gains (losses), net of tax." In addition, it was necessary to reclassify the "Foreign currency translation adjustment" from "Retained earnings" to "Accumulated unrealized gains (losses), net of tax." Amounts reclassified from retained earnings at December 31, 1997, and December 31, 1996, were $(12) million and $(6) million, respectively.

--------------------------------------------------------------------------------

ACCUMULATED UNREALIZED GAINS (LOSSES), NET OF TAX
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                December 31,
(in millions)                                                                1998                    1997                   1996
--------------------------------------------------------------------------------------------------------------------------------
FOREIGN CURRENCY TRANSLATION ADJUSTMENT
Beginning balance                                                            $(12)                   $ (6)                  $ (6)
Current-period change                                                          (9)                     (6)                     -
--------------------------------------------------------------------------------------------------------------------------------
Ending balance                                                               $(21)                   $(12)                  $ (6)
--------------------------------------------------------------------------------------------------------------------------------
UNREALIZED GAINS (LOSSES) ON ASSETS AVAILABLE
  FOR SALE, NET OF TAX
Beginning balance                                                            $ 33                    $ (1)                  $ 18
Current-period change                                                          13                      34                    (19)
--------------------------------------------------------------------------------------------------------------------------------
Ending balance                                                               $ 46                    $ 33                   $ (1)
--------------------------------------------------------------------------------------------------------------------------------
ACCUMULATED UNREALIZED GAINS (LOSSES),
  NET OF TAX
Beginning balance                                                            $ 21                    $ (7)                  $ 12
Current-period change                                                           4                      28                    (19)
--------------------------------------------------------------------------------------------------------------------------------
Ending balance                                                               $ 25                    $ 21                   $ (7)
--------------------------------------------------------------------------------------------------------------------------------

TAX EFFECTS ALLOCATED TO EACH COMPONENT OF COMPREHENSIVE RESULTS
--------------------------------------------------------------------------------------------------------------------------------
                                                                      Before tax           Tax (expense)/              After tax
(in millions)                                                             amount                  benefit                 amount
--------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1996:
Foreign currency translation adjustment                                      $ -                     $  -                   $  -
Unrealized gains (losses) on assets
  available for sale                                                          (29)                     10                    (19)
--------------------------------------------------------------------------------------------------------------------------------
Other comprehensive results                                                  $(29)                   $ 10                   $(19)
--------------------------------------------------------------------------------------------------------------------------------

Year ended December 31,1997:
Foreign currency translation adjustment                                      $ (6)                   $  -                   $ (6)
Unrealized gains (losses) on assets
  available for sale                                                           53                     (19)                    34
--------------------------------------------------------------------------------------------------------------------------------
Other comprehensive results                                                  $ 47                    $(19)                  $ 28
--------------------------------------------------------------------------------------------------------------------------------

Year ended December 31, 1998:
Foreign currency translation adjustment                                      $ (9)                   $  -                   $ (9)
Unrealized gains (losses) on assets
  available for sale:
     Unrealized gains (losses) during the year                                 30                     (10)                    20
     Less: Reclassification adjustments                                       (11)                      4                     (7)
--------------------------------------------------------------------------------------------------------------------------------
     Unrealized gains (losses)                                                 19                      (6)                    13
--------------------------------------------------------------------------------------------------------------------------------
Other comprehensive results                                                  $ 10                    $ (6)                  $  4
--------------------------------------------------------------------------------------------------------------------------------


21. EMPLOYEE BENEFITS

Pension plans

The Corporation's largest subsidiaries sponsor trusteed, noncontributory, defined benefit pension plans. Together, these plans cover substantially all salaried employees of the Corporation. The plans provide benefits that are based on the employees' years of service and compensation. All of the domestic funded plans are overfunded to varying degrees on a plan termination basis. In addition, several unfunded plans exist for certain employees or for purposes that are not addressed by the funded plans.

The tables below report the combined data of the funded and unfunded plans. The impact of acquisitions shown below primarily result from Mellon 1st Business Bank in 1998 and Buck Consultants in 1997. The accumulated benefit obligation for the unfunded plans was $93 million and $82 million as of December 31, 1998, and December 31, 1997, respectively.

----------------------------------------------------------------------------------------------------------------------------------
                                                                                        1998                           1997
(in millions)                                                                   FUNDED     UNFUNDED            Funded    Unfunded
----------------------------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
   Benefit obligation at beginning of year                                    $  630        $  90           $   452         $ 57
   Service cost                                                                   29            4                23            3
   Interest cost                                                                  42            7                35            5
   Actuarial (gain)/loss                                                          36            5                28            5
   Acquisitions                                                                    -            4               112           24
   Benefits paid                                                                 (21)          (5)              (19)          (4)
   Foreign currency exchange rate change                                           -            -                (1)           -
--------------------------------------------------------------------------------------------------------------------------------
     Benefit obligation at end of year                                        $  716        $ 105           $   630         $ 90
--------------------------------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
   Fair value of plan assets at beginning of year                             $1,405            -            $1,006            -
   Return on plan assets                                                         220            -               257            -
   Acquisition                                                                     -            -               151            -
   Employer contributions                                                          5            -                11            -
   Benefits paid                                                                 (21)           -               (19)           -
   Foreign currency exchange rate change                                           -            -                (1)           -
--------------------------------------------------------------------------------------------------------------------------------
     Fair value of plan assets at end of year (a)                             $1,609        $   -            $1,405         $  -
--------------------------------------------------------------------------------------------------------------------------------
RECONCILIATION OF FUNDED STATUS WITH FINANCIAL STATEMENTS
   Funded status at December 31                                               $  893        $(105)           $  775         $(90)
   Unrecognized net transition (asset)/obligation                                (12)           -               (14)           1
   Unrecognized prior service cost                                                 8            6                 9            7
   Unrecognized net actuarial (gain)/loss                                       (421)          13              (379)          13
--------------------------------------------------------------------------------------------------------------------------------
     Net amount recognized at December 31                                     $  468        $ (86)           $  391         $(69)
--------------------------------------------------------------------------------------------------------------------------------

(a) Includes 1.5 million shares of Mellon Bank Corporation common stock at December 31, 1998 and December 31, 1997. The Mellon Bank, N.A. retirement plan received approximately $2 million of dividends from Mellon Bank Corporation's common stock in both 1998 and 1997.


-----------------------------------------------------------------------------------------------------------------------------------
                                                                     1998                       1997                  1996
(dollar amounts in millions)                                 FUNDED       UNFUNDED       Funded     Unfunded    Funded     Unfunded
-----------------------------------------------------------------------------------------------------------------------------------
WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31
   Discount rate                                            6.5%            6.5%          6.75%       6.75%       7.0%          7.0%
   Expected return on assets                               10.0               -           10.0           -       10.0             -
   Rate of compensation increase                            3.0             3.0            3.0         3.0        3.0           3.0
-----------------------------------------------------------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST
   Service cost                                           $  29            $  4          $  23       $   3      $  20          $  2
   Interest cost                                             42               7             35           5         27             3
   Expected return on plan assets                          (121)              -            (84)          -        (67)            -
   Amortization of transition asset                          (2)              -             (2)          -         (2)            -
   Amortization of prior service cost                         2               1              2           2          2             2
   Recognized net actuarial (gain)/loss                     (20)              8             (4)          2         (2)            -
-----------------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost before special
   termination benefits                                   $ (70)           $ 20          $ (30)        $12      $ (22)         $  7
   Special termination benefits (a)                           -               -              -           -         15             -
-----------------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost after special
   termination benefits                                   $ (70)           $ 20          $ (30)        $12      $  (7)         $  7
-----------------------------------------------------------------------------------------------------------------------------------

(a) Represents an early retirement program offered to certain employees, which increased 1996 pension expense by $15 million.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        1998                           1997
( in millions)                                                                   FUNDED     UNFUNDED            Funded    Unfunded
-----------------------------------------------------------------------------------------------------------------------------------
AMOUNTS RECOGNIZED IN THE BALANCE SHEET CONSIST OF:
   Prepaid benefit cost                                                            $468        $  -               $391        $  -
   Benefit liability                                                                  -         (93)                 -         (82)
   Adjustment required to recognize minimum liability                                 -           7                  -          13
-----------------------------------------------------------------------------------------------------------------------------------
Net amount recognized at December 31                                               $468        $(86)              $391        $(69)
-----------------------------------------------------------------------------------------------------------------------------------


Long-Term Profit Incentive Plan

The Corporation has a Long-Term Profit Incentive Plan (1996) which provides for the issuance of stock options, stock appreciation rights, performance units, deferred cash incentive awards and shares of restricted stock to officers and other key employees of the Corporation and its subsidiaries as approved by the Human Resources Committee of the board of directors. Stock options may be granted at prices not less than the fair market value of the common stock on the date of grant. Options may be exercised during fixed periods of time from one year to 10 years from the date of grant. In the event of a change in control of the Corporation, as defined in the plan, these options will become immediately exercisable, unless otherwise provided in the option agreement. Total outstanding grants as of December 31, 1998, 1997 and 1996 were 12,458,767; 12,942,415; and 15,882,628 shares, respectively. During 1998, 1997 and 1996, options for 3,049,707; 1,665,336; and 4,126,046 shares, respectively, were granted and options for 3,253,849; 3,466,527; and 2,706,816 shares, respectively, were exercised. At December 31, 1998, 8,917,878 shares were available for grant.

Included in the December 31, 1998, 1997 and 1996, outstanding grants were options for 1,173,598; 1,188,468; and 1,700,332 shares, respectively, that become exercisable in full near the end of their 10-year terms, but the exercise dates may be accelerated to an earlier date by the Human Resources Committee of the board of directors, based on the optionee's and the Corporation's performance. If so accelerated, compensation will be paid in the form of deferred cash incentive awards to reimburse the exercise price of these options if exercised prior to the original vesting date. The Corporation recognized $6 million of compensation expense for the acceleration of these options in 1998, $13 million in 1997 and $8 million in 1996.

Stock Option Plans for Outside Directors

The Corporation's stock option plans for outside directors provide for the granting of options for shares of common stock to outside directors, regional directors and advisory board members of the Corporation. The timing, amounts, recipients and other terms of the option grants are determined by the provisions of, or formulas in, the directors' option plans. The exercise price of the options is equal to the fair market value of the common stock on the grant date. All options have a term of 10 years from the date of grant and become exercisable one year from the grant date. Directors elected during the service year are granted options on a pro rata basis to those granted to the directors at the start of the service year. Total outstanding grants as of December 31, 1998, 1997 and 1996, were 751,056; 801,152; and 829,844 shares, respectively.
During 1998, 1997 and 1996, options for 36,576; 110,994; and 97,928 shares, respectively, were granted and options for 86,672; 139,686; and 20,100 shares, respectively, were exercised. At December 31, 1998, options for 165,826 shares were available for grant.

Dreyfus Stock Option Plan

A stock option plan at Dreyfus prior to the August 1994 merger with the Corporation provided for the issuance of stock options to key employees and key consultants who rendered services at Dreyfus, at a price of not less than 95% of the price of Dreyfus' common stock on the New York Stock Exchange on the day the option was granted. Options were not exercisable within two years nor more than 10 years from the date of grant. Options for Dreyfus stock were automatically converted into options for the Corporation's common stock on the merger date. Total outstanding grants as of December 31, 1998, 1997 and 1996, were 210,588; 535,072; and 978,624 shares, respectively. No options were granted in 1998, 1997 and 1996. No further options will be granted under this plan. Options for 316,172; 443,552; and 630,972 shares were exercised in 1998, 1997 and 1996, respectively.

The table below summarizes stock option activity for the Long-Term Profit Incentive Plan, the stock option plans for outside directors and the Dreyfus Plan. Requirements for stock option shares can be met from either unissued or treasury shares. All shares issued in 1998, 1997 and 1996 were from treasury shares.

----------------------------------------------------------------------------------------------------------------------------------
                                                                                       Shares subject             Average exercise
STOCK OPTION ACTIVITY                                                                       to option                        price
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                                                               17,308,756                       $17.19
Granted                                                                                     4,223,974 (a)                    28.24
Exercised                                                                                  (3,357,888)                       15.38
Forfeited                                                                                    (483,746)                       17.95
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                                                               17,691,096                        20.15
Granted                                                                                     1,776,330 (a)                    47.20
Exercised                                                                                  (4,049,765)                       17.04
Forfeited                                                                                  (1,139,022)                       21.88
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                                                               14,278,639                        24.26
Granted                                                                                     3,086,283 (a)                    64.64
Exercised                                                                                  (3,656,693)                       19.82
Forfeited                                                                                    (287,818)                       34.32
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998                                                               13,420,411                       $34.31
----------------------------------------------------------------------------------------------------------------------------------

(a) Using the Black-Scholes option pricing model, the weighted-average fair value of options granted in 1998, 1997 and 1996 was estimated at $12.97, $9.15 and $5.40 per share, respectively.

The following table summarizes the characteristics of stock options outstanding at December 31, 1998.


-----------------------------------------------------------------------------------------------------------------------------------
STOCK OPTIONS OUTSTANDING AT DECEMBER 31, 1998
                                                           Outstanding                                          Exercisable (b)
                                            --------------------------------------------                  -------------------------
                                                                                 Average                                    Average
                                                                Average         exercise                                   exercise
Exercise price range                           Shares          life (a)            price                     Shares           price
-----------------------------------------------------------------------------------------------------------------------------------
$6.58 - $18.21                              1,239,832               2.9           $12.46                  1,205,266          $12.34
$18.25 - $20.44                             4,337,869               5.5            19.36                  4,186,643           19.39
$22.25 - $27.75                             2,239,905               7.4            26.47                  1,485,999           26.47
$31.38 - $43.75                             1,234,275               7.9            33.09                    419,593           33.83
$47.75 - $57.88                             1,354,651               8.6            48.70                    424,109           48.70
$58.00 - $67.38                             1,566,621               9.7            60.29                          -               -
$68.81 - $75.00                             1,447,258               9.5            69.38                          -               -
-----------------------------------------------------------------------------------------------------------------------------------
                                           13,420,411               7.0           $34.31                  7,721,610          $22.03
-----------------------------------------------------------------------------------------------------------------------------------

(a)  Average contractual life remaining in years.

(b) At December 31, 1997, 8,203,177 options were exercisable at an average exercise price of $18.61. At December 31, 1996, 8,734,446 options were exercisable at an average share price of $16.52.

The Black-Scholes option pricing model requires the use of subjective assumptions which can materially affect fair value estimates. Therefore, this model does not necessarily provide a reliable single measure of the fair value of the Corporation's stock options. The fair value of each stock option granted was estimated on the date of the grant using the following weighted-average assumptions for grants in 1998, 1997 and 1996:
(1) expected dividend yields ranged from 2.6% to 4.5%; (2) risk-free interest rates of approximately 5.5%; (3) expected volatility of 25%; and (4) expected lives of options ranged from three to four years.

The Corporation accounts for its stock-based compensation plans under the provision of APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Corporation utilizes the intrinsic-value-based method, on which APB No. 25 is based. In accordance with FAS No. 123, "Accounting for Stock-Based Compensation," the Corporation adopted the disclosure-only option and continued to apply the provisions of APB No. 25 for financial statement purposes.

Had the compensation cost for the Corporation's stock-based compensation plans been determined in accordance with the fair-value accounting provisions of FAS No. 123, net income applicable to common stock, basic net income per common share and diluted net income per common share for the years ended December 31, 1998, 1997 and 1996, would have been as follows:

(in millions except per share amounts)                                                    1998              1997            1996
--------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stock:
    As reported                                                                          $ 861             $ 750           $ 689
    Pro forma                                                                            $ 847             $ 740           $ 684
Basic net income per common share:
    As reported                                                                          $3.31             $2.94           $2.63
    Pro forma                                                                            $3.26             $2.90           $2.61
Diluted net income per common share:
    As reported                                                                          $3.25             $2.88           $2.58
    Pro forma                                                                            $3.19             $2.84           $2.57
--------------------------------------------------------------------------------------------------------------------------------


Retirement Savings Plan

Employees' payroll deductions into retirement savings accounts are matched by the Corporation's contribution of common stock, at the rate of $.50 on the dollar, up to 6% of the employee's annual base salary, with an annual maximum Corporate contribution of $3,000 per employee. In 1998, 1997 and 1996, the Corporation recognized $12 million, $11 million and $11 million, respectively, of expense related to this plan and contributed 190,302; 246,136; and 378,024 shares, respectively. All shares contributed in 1998, 1997 and 1996 were issued from treasury stock. The plan held 6,432,078; 6,663,606; and 7,696,672 shares of the Corporation's common stock at December 31, 1998, 1997 and 1996, respectively. On September 1, 1996, The Dreyfus Corporation's profit sharing plan was merged into the Corporation's retirement savings plan. The Dreyfus plan held 4,034,790 shares of the Corporation's common stock when the plans were merged. Expense related to this plan was $8 million in 1996.

Buck has a separate retirement savings plan in which employees' payroll deductions are matched at a rate of between 75% and 100%. The match is up to 6% of the employees' annual base salary with an annual maximum contribution of $10,000 per employee. Expense related to this plan was $6 million in 1998 and $3 million in 1997.

Profit Bonus Plan and Restricted Stock Awards

Performance-based awards are made to key employees at the discretion of the Human Resources Committee of the board of directors. The granting of these awards is based upon the performance of the key employees and on the Corporation's overall performance in achieving its objectives. At the committee's election, awards may be paid in a lump sum or may be deferred and paid over a period of up to 15 years. Payouts were $32 million, $29 million and $24 million for 1998, 1997 and 1996, respectively, and can be in the form of cash, common stock, restricted stock or phantom stock units equivalent to restricted stock. The employee is generally prevented from selling or transferring restricted stock or phantom stock units for a three-year period, and the shares or units are forfeited if employment is terminated during that period. Restricted stock totaling 59,050; 73,150; and 79,800 shares, with a weighted-average market value on the date of grant of $69.46, $62.63 and $37.35 per share, was awarded for 1998, 1997 and 1996 performance, respectively. In addition to the restricted stock awarded for 1998, related to the Profit Bonus Plan, 158,124 shares of restricted stock, with a weighted-average market value on the date of grants of $66.53 per share, or $11 million, were granted in 1998 to various key employees. Vesting of these shares is primarily related to performance and occurs over a two- to three-year period. In 1997, there was an additional 349,400 shares of performance-based restricted stock granted to senior officers. Vesting occurs over a two- to three-year period. The performance objectives for these shares were met in 1998. The market value of these restricted shares on December 31, 1998, was $68.75 per share, or $24 million. All restricted stock and phantom stock units were granted at the market value of the shares on the grant date. At December 31, 1998, 773,602 shares of restricted stock and phantom stock units were outstanding.

Employee Stock Ownership Plan

In 1989, an Employee Stock Ownership Plan was formed to hold certain shares of Mellon Bank Corporation common stock previously held in other defined contribution plans sponsored by the Corporation and its subsidiaries. At December 31, 1998, 1997 and 1996, this plan held 156,291; 154,891; and 155,574 shares, respectively, of the Corporation's common stock. The Corporation may make contributions to this plan from time to time. No contributions were made in 1998, 1997 or 1996.

Postretirement benefits other than pensions

The Corporation shares in the cost of providing managed care, Medicare supplement and/or major medical programs for employees who retired prior to January 1, 1991. Employees who retire subsequent to January 1, 1991, who were between the ages of 55 and 65 on January 1, 1991, and who had at least 15 years of service are provided with a defined dollar supplement to assist them in purchasing health insurance. Early retirees who do not meet these age and service requirements are eligible to purchase health coverage at their own expense under the standard plans that are offered to active employees. In addition, the Corporation provides a small subsidy toward health care coverage for other active employees when they retire. These benefits are provided through various insurance carriers whose premiums are based on claims paid during the year. The cost of providing these benefits amounted to $6 million in 1998, $7 million in 1997 and $9 million in 1996, including $3 million of early retirement charges.

The following table sets forth the components of the costs and liability of the Corporation's postretirement health care and life insurance benefits programs for current and future retirees.


                                                                             Accumulated
                                       Accrued postretirement                postretirement                    Unrecognized
                                           benefit cost                    benefit obligation              transition obligation
                                    ----------------------------       --------------------------        ------------------------
(in millions)                       1998       1997       1996         1998       1997       1996         1998     1997      1996
---------------------------------------------------------------------------------------------------------------------------------
Balance at January 1                 $(50)      $(33)      $(26)        $(55)      $(46)      $(55)        $28      $30       $32
---------------------------------------------------------------------------------------------------------------------------------
Recognition of components of
  net periodic postretirement
  benefit costs:
     Service cost                      (2)        (2)        (1)          (2)        (2)        (1)          -        -         -
     Interest cost                     (4)        (3)        (3)          (4)        (3)        (3)          -        -         -
     Retirement enhancement
       program                          -          -         (3)           -          -         (6)          -        -         -
     Amortization of:
       Transition obligation           (2)        (2)        (2)           -          -          -          (2)      (2)       (2)
       Gains/(losses)                   2          -          -            -          -          -           -        -         -
---------------------------------------------------------------------------------------------------------------------------------
                                       (6)        (7)        (9)          (6)        (5)       (10)         (2)      (2)       (2)
Adjustment due to
  acquisition of Buck                   -        (13)         -            -        (13)         -           -        -         -
Actuarial gains/(losses)
  including a change in the
  discount rate                         -          -          -            5          5         15           -        -         -
Benefit payments                        2          3          2            2          4          4           -        -         -
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31               $(54)      $(50)      $(33)        $(54)      $(55)      $(46)        $26      $28       $30
---------------------------------------------------------------------------------------------------------------------------------


Discount rates of 6.75% and 7.0% were used to estimate the 1998 and 1997 net periodic benefit costs, and rates of 6.5% and 6.75% were used to value the accumulated postretirement benefit obligations at year-end 1998 and 1997, respectively. A health care cost trend rate was used to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, technological changes, regulatory requirements and Medicare cost shifting. The future annual increase assumed in the cost of health care benefits was 5.75% for 1999 and was decreased gradually to 4.25% for 2002 and thereafter. The health care cost trend rate assumption may have a significant impact on the amounts reported. Increasing the assumed health care cost trend by one percentage point in each year would increase the accumulated postretirement benefit obligation by approximately $5 million and the aggregate of the service and interest cost components of net periodic postretirement health care benefit cost by less than $1 million. Decreasing the assumed health care cost trend by one percentage point each year would decrease the accumulated postretirement benefit obligation by approximately $4 million and the aggregate of the service and interest cost components of net periodic postretirement health care benefit cost by less than $1 million.

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

Under the first and currently more restrictive of the foregoing federal dividend limitations, the Corporation's national and state member bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to December 31, 1998, of up to approximately $810 million of their retained earnings of $3.199 billion at December 31, 1998, less any dividends declared and plus or minus net profits or losses, as defined, between January 1, 1999, and the date of any such dividend declaration.

The payment of dividends also is limited by minimum capital requirements imposed on all bank subsidiaries. The Corporation's bank subsidiaries exceed these minimum requirements. The ability of state member and nonmember banks to pay dividends also is limited by state banking regulations. The bank subsidiaries declared dividends to the parent Corporation of $380 million in 1998, $450 million in 1997 and $400 million in 1996. The Federal Reserve Board and the OCC have issued additional guidelines that require bank holding companies and national banks to continually evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition.

The Federal Reserve Act limits extensions of credit by the Corporation's bank subsidiaries to the Corporation and to certain other affiliates of the Corporation, and requires such extensions to be collateralized and limits the amount of investments by the banks in these entities. At December 31, 1998, such extensions of credit and investments were limited to $562 million to the Corporation or any other affiliate and to $1,123 million in total to the Corporation and all of its other affiliates. Outstanding extensions of credit totaled $366 million at December 31, 1998.

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

24. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

Off-balance-sheet risk

In the normal course of business, the Corporation becomes a party to various financial transactions that generally do not involve funding. Because these transactions generally are not funded, they are not reflected on the balance sheet and are referred to as financial instruments with off-balance-sheet risk. The Corporation offers off-balance-sheet financial instruments to enable its customers to meet their financing objectives and manage their interest- and currency-rate risk. Supplying these instruments provides the Corporation with an ongoing source of fee revenue. The Corporation also enters into these transactions to manage its own risks arising from movements in interest and currency rates, to manage prepayment risk associated with its residential mortgage servicing portfolio and as part of its proprietary trading and funding activities. These off-balance-sheet instruments are subject to credit and market risk. Credit risk is limited to the estimated aggregate replacement cost of contracts in a gain position, should counterparties fail to perform under the terms of those contracts and any underlying collateral proves to be of no value. The Corporation manages credit risk by dealing only with approved counterparties under specific credit limits and by monitoring the amount of outstanding contracts by customer and in the aggregate against such limits. Counterparty limits are monitored on an ongoing basis. Credit risk is often further mitigated by contractual agreements to net replacement cost gains and losses on multiple transactions with the same counterparty through the use of master netting

24. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

agreements. Market risk arises from changes in the market value of contracts as a result of the fluctuations in interest and currency rates. The Corporation limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions.

Position limits are set by the Finance Committee and approved by the Executive Management Group and the Executive Committee of the board of directors. Portfolio outstandings are monitored against such limits by senior managers and compliance staff independent of line areas.

FINANCIAL INSTRUMENTS WITH CONTRACT AMOUNTS THAT REPRESENT CREDIT RISK
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                               December 31,
(in millions)                                                                                            1998                1997
---------------------------------------------------------------------------------------------------------------------------------
   Commitments to extend credit                                                                       $33,432             $30,964
   Standby letters of credit and foreign guarantees                                                     3,830               3,897
   Commercial letters of credit                                                                            86                 105
   Residential mortgage loans serviced with recourse                                                       97                 112
   Custodian securities lent with indemnification
     against broker default of return of securities                                                    31,802              29,830
---------------------------------------------------------------------------------------------------------------------------------


Commitments to extend credit

The Corporation enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specific rates and for specific purposes. Substantially all of the Corporation's commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding. The majority of the Corporation's commitments to extend credit include material adverse change clauses within the commitment contracts. These clauses allow the Corporation to deny funding a loan commitment if the borrower's financial condition deteriorates during the commitment, such that the customer no longer meets the Corporation's credit standards. The Corporation's exposure to credit loss in the event of nonperformance by the customer is represented by the contractual amount of the commitment to extend credit. Accordingly, the credit policies utilized in committing to extend credit and in the extension of loans are the same. Market risk arises on fixed rate commitments if interest rates have moved adversely subsequent to the extension of the commitment. The Corporation believes the market risk associated with commitments is minimal. Since many of the commitments are expected to expire without being drawn upon, the total contractual amounts do not necessarily represent future cash requirements. The amount and type of collateral obtained by the Corporation are based upon industry practice, as well as its credit assessment of the customer. Of the $33 billion of contractual commitments for which the Corporation has received a commitment fee or which were otherwise legally binding--excluding credit card plans--approximately 35% of the commitments are scheduled to expire within one year, and approximately 87% are scheduled to expire within five years.

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


---------------------------------------------------------------------------------------------------------------------------------
STANDBY LETTERS OF CREDIT AND FOREIGN GUARANTEES                                                                 Weighted-average
                                                                                                                years to maturity
                                                                                    December 31,                 at December 31,
(in millions)                                                                     1998         1997              1998        1997
---------------------------------------------------------------------------------------------------------------------------------
Commercial paper and other debt                                                $   420       $  400               1.0         1.4
Tax-exempt securities                                                              856          972               2.2         2.1
Bid- or performance-related                                                      1,681        1,747                .6          .6
Other                                                                              873          778                .8          .8
                                                                               -------      -------
   Total standby letters of credit and foreign guarantees (a)                   $3,830       $3,897               1.0         1.1
---------------------------------------------------------------------------------------------------------------------------------

(a) Net of participations and cash collateral totaling $301 million and $306 million at December 31, 1998 and 1997, respectively.


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

24. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

OFF-BALANCE-SHEET INSTRUMENTS USED FOR TRADING ACTIVITIES (A)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    December 31,
                                                                                          1998                          1997
                                                                                 --------------------         ---------------------
                                                                                 NOTIONAL      CREDIT         Notional       Credit
(in millions)                                                                      AMOUNT        RISK           Amount         Risk
-----------------------------------------------------------------------------------------------------------------------------------
Foreign currency contracts:
  Commitments to purchase                                                         $17,538         (b)          $14,808          (b)
  Commitments to sell                                                              17,773         (b)           14,882          (b)
Foreign currency and other option contracts purchased                                 608         17               796          13
Foreign currency and other option contracts written                                   574          -               789           -
Interest rate agreements: (c)
  Interest rate swaps                                                              11,236         74             5,077          33
  Options, caps and floors purchased                                                  753         20               403           -
  Options, caps and floors written                                                    929          -               567           -
  Futures and forward contracts                                                     7,469          -             7,985           -
Other products                                                                         32          -                 -           -
----------------------------------------------------------------------------------------------------------------------------------

(a) The amount of credit risk associated with these instruments is limited to the cost of replacing a contract in a gain position, on which a counterparty may default.
(b) The combined credit risk on foreign currency contract commitments to purchase and sell was $436 million at December 31, 1998, and $487 million at December 31, 1997.
(c) The credit risk associated with interest rate agreements is calculated after considering master netting agreements.

Foreign currency contracts

Commitments to purchase and sell foreign currency facilitate the management of market risk by ensuring that, at some future date, the Corporation or a customer will have a specified currency at a specified rate. The Corporation enters into foreign currency contracts to assist customers in managing their currency risk and as part of its proprietary trading activities. The notional amount of these contracts at December 31, 1998, was $17.5 billion of contracts to purchase and $17.8 billion of contracts to sell. The notional amount does not represent the actual market or credit risk associated with this product. Market risk arises from changes in the market value of contractual positions caused by movements in currency rates. The Corporation limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk relates to the ability of the Corporation's counterparty to meet its obligations under the contract and includes the estimated aggregate replacement cost of those foreign currency contracts in a gain position. Replacement cost totaled approximately $436 million and $487 million at December 31, 1998 and 1997, respectively, and is recorded on the balance sheet. There were no settlement or counterparty default losses on foreign currency contracts in 1998, 1997 or 1996. The Corporation manages credit risk by dealing only with approved counterparties under specific credit limits and by monitoring the amount of outstanding contracts by customer and in the aggregate against such limits. The future cash requirements, if any, related to foreign currency contracts are represented by the net contractual settlement between the Corporation and its counterparties.

Foreign currency and other option contracts written and purchased

Foreign currency and other option contracts grant the contract purchaser the right, but not the obligation, to purchase or sell a specified amount of a foreign currency or other financial instrument during a specified period at a predetermined price. The Corporation acts as both a purchaser and seller of foreign currency and other option contracts. Market risk arises from changes in the value of contractual positions caused by fluctuations in currency rates, interest rates and security values underlying the option contracts. Market risk is managed by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk and future cash requirements are similar to those of foreign currency contracts. The estimated aggregate replacement cost of purchased foreign currency and other option contracts in gain positions was $17 million at December 31, 1998, and

24. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

$13 million at December 31, 1997, and is recorded on the balance sheet. There were no settlement or counterparty default losses on foreign currency and other option contracts in 1998, 1997 or 1996.

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

The credit risk associated with interest rate swaps is limited to the estimated aggregate replacement cost of those agreements in a gain position. Replacement cost totaled $74 million and $33 million at December 31, 1998 and 1997, respectively, and is recorded on the balance sheet. Credit risk is managed through credit approval procedures that establish specific lines for individual counterparties and limits credit exposure to various portfolio segments. Counterparty and portfolio outstandings are monitored against such limits on an ongoing basis. Credit risk is further mitigated by contractual arrangements with the Corporation's counterparties that provide for netting replacement cost gains and losses on multiple transactions with the same counterparty. The Corporation has entered into collateral agreements with certain counterparties to interest rate swaps to further secure amounts due. The collateral is generally cash, U.S. government securities or mortgage pass-through securities guaranteed by the Government National Mortgage Association (GNMA). There were no counterparty default losses on interest rate swaps in 1998, 1997 or 1996. Market risk arises from changes in the market value of contractual positions caused by movements in interest rates. The Corporation limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. The future cash requirements of interest rate swaps are limited to the net amounts payable under these swaps. At December 31, 1998, 84% of the notional principal amount of interest rate swaps were scheduled to mature in less than five years.

Options, caps and floors

An interest rate option is a contract that grants the purchaser the right to either purchase or sell a financial instrument at a specified price within a specified period of time. An interest rate cap is a contract that protects the holder from a rise in interest rates beyond a certain point. An interest rate floor is a contract that protects the holder against a decline in interest rates below a certain point. The credit risk associated with options, caps and floors purchased was $20 million at year-end 1998 and less than $1 million at year-end 1997 and is recorded on the balance sheet. Options, caps and floors written do not expose the Corporation to credit risk. Market risk arises from changes in the market value of contractual positions caused by movements in interest rates. The Corporation limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions.

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

24. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

The Corporation has established policies governing which exchanges and exchange members can be used to conduct these activities, as well as the number of contracts permitted with each member and the total dollar amount of outstanding contracts. Credit risk associated with futures and forward contracts is limited to the estimated aggregate replacement cost of those futures and forward contracts in a gain position and was less than $1 million at December 31, 1998, and December 31, 1997. Credit risk related to futures contracts is substantially mitigated by daily cash settlements with the exchanges for the net change in the value of the futures contract. There were no settlement or counterparty default losses on futures and forward contracts in 1998, 1997 or 1996. Market risk is similar to the market risk associated with foreign currency and other option contracts. The future cash requirements, if any, related to futures and forward contracts are represented by the net contractual settlement between the Corporation and its counterparties.

OFF-BALANCE-SHEET INSTRUMENTS USED FOR RISK MANAGEMENT PURPOSES (A)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            December 31,
                                                                             1998                                     1997
                                                                  ------------------------                 ------------------------
                                                                  NOTIONAL          CREDIT                 Notional          Credit
(in millions)                                                       AMOUNT            RISK                   Amount            Risk
-----------------------------------------------------------------------------------------------------------------------------------
Interest rate risk management instruments: (b)
  Interest rate swaps                                             $  4,028           $  60                   $5,410             $34
  Futures contracts                                                  1,860               -                        -               -
  Options, caps and floors purchased (c)                                 -               -                       40               -
Mortgage servicing rights risk management instruments:
  Interest rate floors                                              10,216             216                    1,850              35
  Interest rate swaps                                                  900              43                    1,000              26
  Principal only swaps                                                   -               -                      273              13
  Interest rate spread lock                                            250               1                        -               -
Other products:
  Total return swaps                                                   147              10                      139               6
  Interest rate swaps and futures contracts
    hedging anticipated transactions                                   365               -                      579               -
-----------------------------------------------------------------------------------------------------------------------------------

(a) The amount of credit risk associated with these instruments is limited to the cost of replacing a contract in a gain position, on which a counterparty may default.
(b) The credit risk associated with interest rate agreements is calculated after considering master netting agreements.
(c) At December 31, 1998 and 1997, there were no options, caps and floors written.


Interest rate swaps

The Corporation enters into interest rate swaps as part of its interest rate risk management strategy primarily to alter the interest rate sensitivity of its deposit liabilities, loans and certain other liabilities. At December 31, 1998, the Corporation used $4,028 million notional amount of interest rate swaps for interest rate risk management purposes, compared with $5,410 million notional amount at December 31, 1997. The credit and market risk associated with these instruments is explained on page 100 under "Interest rate swaps." The replacement cost of swap agreements in a gain position was $60 million and $34 million at December 31, 1998 and 1997, respectively. Net interest revenue in 1998 and 1997 included $3 million and $4 million, respectively, of accreted net deferred gains from terminated interest rate swaps.

Futures and forward contracts

The Corporation used $1,860 million notional amount of futures contracts as part of its interest rate risk management strategy at December 31, 1998. The credit and market risk associated with these instruments is explained on pages 100 and 101 under "Futures and forward contracts."

24. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

Options, caps and floors

Other interest rate products--primarily options, interest rate caps and interest rate floors--also are used by the Corporation as part of its interest rate risk management strategy. The Corporation had no transactions outstanding at December 31, 1998, and $40 million notional amount of these instruments outstanding at December 31, 1997. The credit and market risk associated with these instruments is explained on page 100 under "Options, caps and floors."

Mortgage servicing rights risk management instruments

The value of the Corporation's residential mortgage servicing portfolio may be adversely impacted if mortgage interest rates decrease and actual (or probable) prepayments of loans serviced increase. To mitigate this risk and the potential resultant impairment to MSRs, the Corporation holds interest rate contracts including interest rate floors, interest rate swaps, a spread lock and principal only swaps. In an interest rate floor agreement, cash interest payments are received only if current interest rates fall below a predetermined interest rate. The notional amount of these instruments at December 31, 1998 and 1997, was $11,366 million and $3,123 million, respectively. The replacement cost of these instruments in a gain position at December 31, 1998 and 1997, was $260 million and $74 million, respectively.

Total return swaps

The Corporation had $147 million and $139 million notional amount of total return swaps at December 31, 1998 and 1997, respectively. Total return swaps are used by the Corporation to minimize the risk related to the Corporation's investment in start-up mutual funds that are based on specific market indices. Credit risk associated with these products was $10 million at year-end 1998 and $6 million at year-end 1997.

Anticipated transactions

At December 31, 1998, the Corporation has entered into $365 million notional amount of interest rate futures to lock in the value of certain loans that are anticipated to be sold and/or securitized. At December 31, 1997, $579 million notional amount of interest rate swaps and futures contracts were outstanding in anticipation of a debt issuance and the sale and/or securitization of loans. There was a decrease in fair value of approximately $4 million and less than $1 million related to these anticipated transactions at December 31, 1998 and 1997, respectively.

Concentrations of credit risk

The Corporation manages both on- and off-balance-sheet credit risk by maintaining a well-diversified credit portfolio and by adhering to its written credit policies, which specify general underwriting criteria as well as underwriting standards for specific industries and control credit exposure by borrower, counterparty, degree of risk, industry and country. These measures are regularly updated to reflect the Corporation's evaluation of developments in economic, political and operating environments that could affect lending risks. The Corporation may adjust credit exposure to individual industries or customers through loan sales, syndications, participations and the use of master netting agreements when it has more than one transaction outstanding with the same customer. The amount of collateral, if any, obtained by the Corporation upon the extension of credit is based on industry practice as well as the credit assessment of the customer. The type and amount of collateral vary, but the form generally includes: accounts receivable; inventory; property, plant and equipment; other assets; and/or income-producing commercial properties with appraised values that exceed the contractual amount of the credit facilities by preapproved ratios. The maximum risk of accounting loss from on- and off-balance-sheet financial instruments with these counterparties is represented by their respective balance sheet amounts and the contractual or replacement cost of the off-balance-sheet financial instruments. The only significant credit concentrations for the Corporation were consumers and the U.S. government.

24. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

Consumer credit exposure consisted principally of loans and the related interest receivable on the balance sheet and off-balance-sheet loan commitments and letters of credit. Consumers to which the Corporation has credit exposure primarily are located within the mid-Atlantic region and are affected by economic conditions within that region.

The Corporation has credit exposure to the U.S. government, including its corporations and agencies. Substantially all of this exposure consisted of investment securities, securities available for sale and the related interest receivable and balances due from the Federal Reserve. There were no other significant concentrations of credit risk at December 31, 1998 and 1997, respectively.

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

Fair value estimates do not include anticipated future business or the value of assets, liabilities and customer relationships that are not considered financial instruments. For example, the Corporation's fee-generating businesses--which contributed 66% of revenue in 1998--are not incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial instruments include lease finance assets, deferred tax assets, lease contracts, premises and equipment, and intangible assets. Accordingly, the estimated fair value amounts of financial instruments do not represent the entire value of the Corporation.

The following methods and assumptions were used by the Corporation in estimating the fair value of its financial instruments at December 31, 1998 and 1997.

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

Trading account securities, securities available for sale and investment securities

Trading account securities and securities available for sale are recorded at market value on the Corporation's balance sheet, including amounts for off-balance-sheet instruments held for trading activities. Market values of trading account securities, securities available for sale and investment securities generally are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, market value is estimated using quoted market prices for securities with similar credit, maturity and interest rate characteristics. The tables in note 3 present in greater detail the carrying value and market value of securities available for sale and investment securities at December 31, 1998 and 1997.

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

The table below includes financial instruments, as defined by FAS No. 107, whose estimated fair value is not represented by the carrying value as reported on the Corporation's balance sheet. Management has made estimates of fair value discount rates that it believes to be reasonable considering expected prepayment rates, rates offered in the geographic areas in which the Corporation competes, credit risk and liquidity risk. However, because there is no active market for many of these financial instruments, management has no basis to verify whether the resulting fair value estimates would be indicative of the value negotiated in an actual sale.

---------------------------------------------------------------------------------------------------------------------------------
                                                                       Carrying amount                      Estimated fair value
                                                                   -------------------------               ----------------------
                                                                          December 31,                            December 31,
(in millions)                                                        1998              1997                    1998          1997
---------------------------------------------------------------------------------------------------------------------------------
Securities available for sale (a)                                  $5,373           $ 2,767               $ 5,373         $ 2,767
Investment securities (a)                                           1,602             2,082                 1,634           2,118
Loans (b):
   Commercial and financial                                        13,614            12,392                13,570          12,368
   Commercial real estate                                           2,285             1,509                 2,266           1,492
   Consumer mortgage                                                8,871             8,505                 8,823           8,465
   Other consumer credit                                            4,504             4,097                 4,541           4,151
                                                                  -------           -------
     Total loans                                                   29,274            26,503
Reserve for credit losses (b)                                        (470)             (445)                    -               -
                                                                  -------           -------                ------         -------
     Net loans                                                     28,804            26,058                29,200          26,476
Other assets (c)                                                    2,645             2,074                 2,647           2,099
Fixed-maturity deposits (d):
   Retail savings certificates                                      7,039             7,421                 7,099           7,464
   Negotiable certificates of deposit and other  time deposits      2,449             2,659                 2,449           2,657
Other funds borrowed (c)                                              799             1,095                   801           1,095
Notes and debentures (a)                                            3,303             2,573                 3,507           2,665
---------------------------------------------------------------------------------------------------------------------------------

(a) Market or dealer quotes were used to estimate the fair value of these financial instruments.
(b) More than 80% of total performing loans, excluding consumer mortgages and credit card receivables, reprice or mature within 90 days at December 31, 1998 and 1997, respectively. Excludes lease finance assets of $2,819 million and $2,639 million, as well as the related reserve for credit losses of $26 million and $30 million at December 31, 1998 and 1997, respectively. Lease finance assets are not considered financial instruments as defined by FAS No. 107.
(c)  Excludes non-financial instruments.
(d) FAS No. 107 defines the estimated fair value of deposits with no stated maturity, which includes demand deposits and money market and other savings accounts, to be equal to the amount payable on demand. Therefore, the positive effect of the Corporation's $24,895 million and $21,225 million of such deposits at December 31, 1998 and 1997, respectively, is not included in this table.


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


ESTIMATED FAIR VALUE OF COMMITMENTS TO EXTEND CREDIT, AND STANDBY LETTERS OF CREDIT AND FOREIGN GUARANTEES
------------------------------------------------------------------------------------------------------------------------------------
                                                      DECEMBER 31, 1998                                 December 31, 1997
                                      ----------------------------------------------         ---------------------------------------
                                                                  ASSET                                              Asset
                                                        ----------------------------                       -------------------------
                                      CONTRACT          CARRYING          ESTIMATED          Contract      Carrying        Estimated
(in millions)                           AMOUNT            AMOUNT (a)      FAIR VALUE           amount        amount (a)   fair value
------------------------------------------------------------------------------------------------------------------------------------
Commitments to extend credit           $33,432                $5                 $96          $30,964            $4             $102
Standby letters of credit and
  foreign guarantees                     3,830                 1                  17            3,897             1               19
------------------------------------------------------------------------------------------------------------------------------------

(a) Represents the on-balance-sheet receivables or deferred income arising from these financial instruments.


ESTIMATED FAIR VALUE OF OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS USED FOR TRADING ACTIVITIES
----------------------------------------------------------------------------------------------------------------------------------
                                              DECEMBER 31, 1998                                      December 31, 1997
                                 ------------------------------------------             ------------------------------------------
                                                     ASSET (LIABILITY)                                         Asset (Liability)
                                  NOTIONAL      ---------------------------              Notional        -------------------------
                                 PRINCIPAL       ESTIMATED          AVERAGE             principal         Estimated        Average
(in millions)                       AMOUNT      FAIR VALUE  (a)  FAIR VALUE                amount        fair value (a) fair value
----------------------------------------------------------------------------------------------------------------------------------
Foreign currency contracts         $35,311            $  9             $  1               $29,690            $  3             $ 14
Foreign currency and other
  option contracts:
   Options purchased                   608              17               19                   796              13               14
   Options written                     574             (11)             (14)                  789             (12)             (13)
Interest rate swaps                 11,236              24               21                 5,077              13                7
Options, caps and floors             1,682              (1)              (1)                  970               -                -
Futures and forward contracts        7,469              (3)              (9)                7,985             (11)             (10)
Other products                          32               -                -                     -               -                -
----------------------------------------------------------------------------------------------------------------------------------

(a) Recorded at fair value on the Corporation's balance sheet.

ESTIMATED FAIR VALUE OF OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS USED FOR RISK MANAGEMENT PURPOSES
----------------------------------------------------------------------------------------------------------------------------------
                                                        DECEMBER 31, 1998                              December 31, 1997
                                              ----------------------------------------      --------------------------------------
                                                                  ASSET (LIABILITY)                           Asset (Liability)
                                               NOTIONAL      -------------------------       Notional     ------------------------
                                              PRINCIPAL       CARRYING       ESTIMATED      principal     Carrying      Estimated
(in millions)                                    AMOUNT         AMOUNT (a)  FAIR VALUE         amount       amount (a)  fair value
----------------------------------------------------------------------------------------------------------------------------------
Interest rate risk management instruments:
  Interest rate swaps                          $  4,028             $10          $58           $5,410         $22             $32
  Futures contracts                               1,860               -            -                -           -               -
  Options, caps and floors                            -               -            -               40           1               -
Mortgage servicing rights risk
management instruments:
  Interest rate floors                           10,216               3          216            1,850          23              35
  Interest rate swaps                               900              10           43            1,000           6              26
  Principal only swaps                                -               -            -              273          (1)             13
  Interest rate spread lock                         250               -            1                -           -               -
Other products:
  Total return swaps                                147               -            8              139           -               6
  Interest rate swaps and futures
    contracts hedging anticipated transactions      365              (4)          (4)             579           -              (1)
----------------------------------------------------------------------------------------------------------------------------------

(a) Represents the on-balance-sheet receivables/payables, unamortized premiums or deferred income arising from these financial instruments.


26. SUPPLEMENTAL INFORMATION TO THE CONSOLIDATED STATEMENT OF CASH FLOWS

Noncash investing and financing transactions that, appropriately, are not reflected in the Consolidated Statement of Cash Flows are listed below.

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Year ended December 31,
(in millions)                                                                                       1998        1997         1996
---------------------------------------------------------------------------------------------------------------------------------
Reclassification of segregated assets to loans and
   real estate acquired                                                                          $    12     $     -       $    -
Net transfers to real estate acquired                                                                 47          12           23
Net transfers to segregated assets                                                                     -          12           12
Purchase acquisitions (a):
   Fair value of noncash assets acquired                                                           2,995       1,057        1,954
   Liabilities assumed                                                                            (2,199)       (720)        (120)
   Common stock issued, from treasury, and notes payable                                            (255)       (158)         (10)
                                                                                                 --------    -------       ------
     Net cash disbursed                                                                              541         179        1,824
Transfer of CornerStone(sm) credit card loans to
   accelerated resolution portfolio                                                                    -         231            -
---------------------------------------------------------------------------------------------------------------------------------

(a) Purchase acquisitions include: Mellon United National Bank, Mellon 1st Business Bank, Founders Asset Management, LLC and Newton Asset Management in 1998; Buck Consultants, Inc. and Dreyfus Brokerage Services, Inc. in 1997; and the Business Equipment Finance Unit of USL Capital Corporation and First United Leasing Corporation in 1996.

27. MELLON BANK CORPORATION (PARENT CORPORATION)

CONDENSED INCOME STATEMENT
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Year ended December 31,
(in millions)                                                                              1998              1997            1996
---------------------------------------------------------------------------------------------------------------------------------
Dividends from bank subsidiaries                                                           $380              $450            $400
Dividends from nonbank subsidiaries                                                          71                34              21
Interest revenue from bank subsidiaries                                                      24                39              25
Interest revenue from nonbank subsidiaries                                                   40                25              25
Other revenue                                                                                 6                 6              12
---------------------------------------------------------------------------------------------------------------------------------
     Total revenue                                                                          521               554             483
---------------------------------------------------------------------------------------------------------------------------------
Interest expense on commercial paper                                                         13                 4              12
Interest expense on notes and debentures                                                    109                89              88
Other expense                                                                                67                31              29
Trust-preferred securities expense                                                           79                78               3
---------------------------------------------------------------------------------------------------------------------------------
     Total expense                                                                          268               202             132
---------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET
  INCOME OF SUBSIDIARIES                                                                    253               352             351
Provision (benefit) for income taxes                                                        (66)              (38)            (21)
Equity in undistributed net income:
  Bank subsidiaries                                                                         403               189             228
  Nonbank subsidiaries                                                                      148               192             133
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                                  870               771             733
Dividends on preferred stock                                                                  9                21              44
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME APPLICABLE TO COMMON STOCK                                                      $861              $750            $689
---------------------------------------------------------------------------------------------------------------------------------


CONDENSED BALANCE SHEET
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 December 31,
(in millions)                                                                                                1998            1997
---------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Cash and money market investments with bank subsidiary                                                     $  456          $  337
Loans and other receivables due from nonbank subsidiaries                                                     781             566
Investment in bank subsidiaries                                                                             5,584           4,452
Investment in nonbank subsidiaries                                                                            566             515
Subordinated debt and other receivables due from bank subsidiaries                                             80              78
Other assets                                                                                                  205             147
---------------------------------------------------------------------------------------------------------------------------------
     Total assets                                                                                          $7,672          $6,095
---------------------------------------------------------------------------------------------------------------------------------

LIABILITIES:
---------------------------------------------------------------------------------------------------------------------------------
Commercial paper                                                                                           $  116          $   67
Other liabilities                                                                                             187             169
Notes and debentures (with original maturities over one year)                                               1,857           1,023
---------------------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                                      2,160           1,259
---------------------------------------------------------------------------------------------------------------------------------
TRUST-PREFERRED SECURITIES:
Guaranteed preferred beneficial interests in Corporation's
  junior subordinated deferrable interest debentures                                                          991             991
---------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY:
Preferred stock                                                                                                 -             193
Common shareholders' equity                                                                                 4,521           3,652
---------------------------------------------------------------------------------------------------------------------------------
     Total shareholders' equity                                                                             4,521           3,845
---------------------------------------------------------------------------------------------------------------------------------
     Total liabilities, trust-preferred securities and shareholders' equity                                $7,672          $6,095
---------------------------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENT OF CASH FLOWS
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Year ended December 31,
(in millions)                                                                              1998              1997            1996
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                                $ 870           $   771           $ 733
Adjustments to reconcile net income to net cash
  provided by operating activities:
   Amortization                                                                               8                12              21
   Equity in undistributed net income of subsidiaries                                      (554)             (399)           (361)
   Net (increase) decrease in accrued interest receivable                                   (11)               (1)              1
   Deferred income tax benefit                                                               (9)               (1)             (3)
   Net increase in other operating activities                                                84                39              10
---------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                                              388               421             401
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net (increase) decrease in short-term deposits with affiliated banks                       (110)              581            (602)
Purchases of securities available for sale                                                    -              (605)           (200)
Proceeds from maturities of securities available for sale                                     -               807               -
Loans made to subsidiaries                                                                 (316)             (250)           (298)
Principal collected on loans to subsidiaries                                                112               191             342
Principal collected on loans to joint venture                                                 -                14               1
Net capital returned from subsidiaries                                                      101                16             350
Cash paid in purchase of Mellon 1st Business Bank                                          (288)                -               -
Cash paid in purchase of Mellon United National Bank                                       (140)                -               -
Net increase in other investing activities                                                  (54)              (52)            (20)
----------------------------------------------------------------------------------------------------------------------------------
     Net cash (used in) provided by investing activities                                   (695)              702            (427)
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in commercial paper                                                  49               (55)           (162)
Repayments of long-term debt                                                                (12)             (205)            (20)
Net proceeds from issuance of long-term debt                                                842                 -             247
Proceeds from issuance of common stock                                                       52                75              55
Redemption of preferred stock                                                              (193)              (97)           (145)
Net proceeds from issuance of guaranteed preferred beneficial interests
 in Corporation's junior subordinated deferrable interest debentures                          -                 -             990
Repurchase of common stock                                                                  (27)             (534)           (596)
Dividends paid on common and preferred stock                                               (376)             (352)           (354)
Net (decrease) increase in other financing activities                                       (17)               46              11
---------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by (used in) financing activities                                    318            (1,122)             26
---------------------------------------------------------------------------------------------------------------------------------
CHANGE IN CASH AND DUE FROM BANKS:
Net change in cash and due from banks                                                        11                 1               -
Cash and due from banks at beginning of year                                                  2                 1               1
---------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                                     $ 13           $     2           $   1
---------------------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES
---------------------------------------------------------------------------------------------------------------------------------
Interest paid                                                                              $110           $    97        $     95
Net income taxes refunded                                                                    83                27               3
---------------------------------------------------------------------------------------------------------------------------------

REPORT OF INDEPENDENT AUDITORS



TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF MELLON BANK CORPORATION:

We have audited the accompanying consolidated balance sheets of Mellon Bank Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mellon Bank Corporation and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.







/s/ KPMG LLP



Pittsburgh, Pennsylvania
January 14, 1999

                                   CORPORATE INFORMATION

ANNUAL MEETING                     The Annual Meeting of Shareholders will be held on the 10th floor of the Union Trust
                                   Building, 501 Grant St., Pittsburgh, PA, at 10 a.m. EST on Tuesday, April 20, 1999.

FORM 10-K AND SHAREHOLDER          For a free copy of the Corporation's Annual Report on Form 10-K or the quarterly
PUBLICATIONS                       earnings news release on Form 8-K, as filed with the Securities and Exchange
                                   Commission, please send a written request to the Secretary of the Corporation, One
                                   Mellon Bank Center, Room 4826, Pittsburgh, PA 15258-0001.

                                   Quarterly earnings and other news releases also can be obtained by fax by calling
                                   Company News on Call at 1 800 758-5804 and entering a six-digit code (552187).

EXCHANGE LISTING                   Mellon's common stock is traded on the New York Stock Exchange under the trading symbol MEL. Our transfer agent and registrar is ChaseMellon Shareholder Services,
                                   P.O. Box 590, Ridgefield Park, NJ 07660-0590. For more information, please call 1 800
                                   205-7699.

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

DIRECT STOCK PURCHASE AND          The Direct Stock Purchase and Dividend Reinvestment Plan provides a way to purchase
DIVIDEND REINVESTMENT PLAN         shares of common stock directly from the Corporation at the market value for such shares. Nonshareholders may purchase their first shares of the Corporation's common stock through the plan, and shareholders may increase their shareholding by reinvesting cash dividends and through optional cash investments. Plan details are in a prospectus, which may be obtained from ChaseMellon Shareholder Services by calling
                                   1 800 842-7629.

ELECTRONIC DEPOSIT OF              Registered shareholders may have quarterly dividends paid on Mellon's common stock
DIVIDENDS                          deposited electronically to their checking or savings account, free of charge. To have your dividends deposited electronically, please write to ChaseMellon Shareholder
                                   Services, P.O. Box 590, Ridgefield Park, NJ 07660-0590. For more information, please call 1 800 205-7699.

PHONE CONTACTS                     Corporate Communications/   (412) 236-1264   Media inquiries
                                   Media Relations

                                   Direct Stock Purchase and   1 800 842-7629   Plan prospectus and enrollment materials
                                   Dividend Reinvestment Plan

                                   Publication Requests        1 800 205-7699   Requests for the Annual Report or
                                                                                quarterly information

                                   Securities Transfer Agent   1 800 205-7699   Questions regarding stock holdings,
                                                                                certificate replacement/transfer, dividends
                                                                                and address changes

                                   Investor Relations          (412) 234-5601   Questions regarding the Corporation's
                                                                                financial performance

INTERNET ACCESS                    Mellon: www.mellon.com
                                   Buck: www.buckconsultants.com
                                   ChaseMellon Shareholder Services: www.chasemellon.com
                                   Dreyfus: www.dreyfus.com
                                   Dreyfus Brokerage Services: www.edreyfus.com
                                   Dreyfus Investment Services Corporation: www.disc.mellon.com
                                   Dreyfus Retirement Services: drs.dreyfus.com
                                   Founders: www.founders.com
                                   Newton: www.newton.co.uk

ELIMINATION OF DUPLICATE           To eliminate duplicate mailings, please submit a written request, with your full name
MAILINGS                           and address the way it appears on your account, to ChaseMellon Shareholder Services,
                                   P.O. Box 590, Ridgefield Park, NJ 07660-0590. For more information, please call 1 800
                                   205-7699.

CHARITABLE CONTRIBUTIONS           A report on Mellon's comprehensive community involvement, including charitable contributions, is available by calling (412) 234-8680.

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