Form 10-K405, Exhibit 13
period 1999-12-31
MELLON FINANCIAL CORP
filed 2000-03-17
CIK 64782

                                                                   Exhibit 13.1



                          PRINCIPAL OPERATING ENTITIES

TO COMPLEMENT ITS INTERNATIONAL PRESENCE AND CAPITALIZE on significant growth opportunities, Mellon has formed alliances with several high-quality financial institutions overseas,including:

o  ABN AMRO BANK N.V.--AMSTERDAM, global custody strategic alliance.

o BANCO BRASCAN--BRAZIL, 40 percent stake in the investment bank as well as an investment management joint venture.

o  BANK OF TOKYO-MITSUBISHI--JAPAN, investment management alliance.

o  BICECORP--CHILE, three investment management joint ventures.

o CANADIAN IMPERIAL BANK OF COMMERCE, institutional trust and custody joint venture.

o HAMON INVESTMENT GROUP--HONG KONG, minority stake in the asset management firm.

o  UNITED OVERSEAS BANK GROUP--SINGAPORE, investment management alliance.



WEALTH MANAGEMENT

MELLON PRIVATE ASSET MANAGEMENT provides investment and wealth management services for individuals, families, family offices, endowments and foundations. 1 800 582-9423

MELLON PRIVATE BANKING provides a full range of banking services and customized credit products to high net-worth individuals and families.
(412) 234-5346

THE BOSTON COMPANY JUMBO MORTGAGE GROUP provides custom-tailored residential mortgage loans of $250,000 to $3 million or more.
1 800 480-7356

MELLON UNITED NATIONAL BANK serves small and midsize businesses as well as attorneys, accountants, real estate developers and other professionals in south Florida through its 14 regional banking offices.
(305) 358-4333

GLOBAL INVESTMENT MANAGEMENT

THE BOSTON COMPANY ASSET MANAGEMENT, LLC provides institutional investment management services.
(617) 722-7029

CERTUS ASSET ADVISORS is a stable-value market specialist providing investment management services to defined contribution plan sponsors.
(415) 399-4450

DREYFUS BROKERAGE SERVICES, INC. provides discount brokerage services to individual investors nationwide, a significant portion of which are conducted via the Internet.
www.edreyfus.com
(310) 276-0200

THE DREYFUS CORPORATION, one of the nation's leading mutual fund companies, manages approximately $130 billion in assets in more than 180 mutual fund portfolios.
www.dreyfus.com
(212) 922-6000

DREYFUS INVESTMENT SERVICES CORPORATION provides a wide range of securities brokerage services for individuals and institutional clients.
www.disc.mellon.com
1 800 243-7549

FOUNDERS ASSET MANAGEMENT, LLC is a manager of growth-oriented equity mutual funds and other investment portfolios.
www.founders.com
1 800 525-2440

FRANKLIN PORTFOLIO ASSOCIATES, LLC provides investment management services for employee benefit funds and institutional clients.
(617) 790-6400

LAUREL CAPITAL ADVISORS provides investment management services for individuals and corporations via brokerage firms throughout the United States.
1 800 626-6721

MELLON BOND ASSOCIATES provides structured management of fixed-income portfolios for institutional clients.
(412) 234-3839

MELLON CAPITAL MANAGEMENT CORPORATION is a global quantitative asset manager for institutional clients.
(415) 546-6056

MELLON EQUITY ASSOCIATES provides specialized equity and balanced investment management services to pension plans, nonprofit and public fund markets.
(412) 234-7500

NEWTON MANAGEMENT LIMITED provides active international investment management to institutional, private and retail clients.
www.newton.co.uk
(011-44-171) 332-9000

PARETO PARTNERS, a partnership in which Mellon holds a 30 percent interest, provides investment management services for employee benefit funds and institutional and high net-worth clients.
(212) 527-1800

PRIME ADVISORS INC., in which Mellon holds a minority interest, provides asset management services to the specialized insurance industry.
(425) 202-2000


NOTE: Certain entities have activities that extend beyond one business sector.

20   MELLON

GLOBAL INVESTMENT SERVICES

BOSTON SAFE DEPOSIT AND TRUST COMPANY provides trust and custody administration for institutional and private clients, private asset management and cash management services.

(617) 722-7000

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

www.chasemellon.com
1 800 777-3694

CIBC MELLON GLOBAL SECURITIES SERVICES COMPANY, an institutional trust and custody joint venture with Canadian Imperial Bank of Commerce, provides Canadian-based pension and institutional investors with domestic and global custody, multicurrency accounting, performance measurement, investment analytics and information delivery.

(416) 643-5000

CIBC Mellon Trust Company provides stock transfer, trustee and related services to Canadian-based companies.

(416) 643-5000

DREYFUS RETIREMENT SERVICES provides a full array of investment products, participant education and administration services to defined contribution plans nationwide.

www.drs.dreyfus.com
1 800 358-0910

MELLON EUROPE-LONDON provides global custody, securities lending, treasury, foreign exchange, credit and cash management services to domestic and international customers.

(011-44-171) 623-0800

MELLON FUND ADMINISTRATION is a leading servicer of unit trusts, the equivalent of mutual funds, in the United Kingdom and the offshore market in Dublin.

(011-44-127) 722-7300 (Brentwood)
(011-353-1) 790-5000 (Dublin)

MELLON SECURITIES TRUST COMPANY provides securities processing and custody services.

(212) 374-1970

MELLON TRUST COMPANY OF ILLINOIS provides custody services, primarily for Illinois insurance companies.

(312) 357-3425

RUSSELL/MELLON ANALYTICAL SERVICES, a joint venture with the Frank Russell Company, provides sophisticated investment analysis tools for global money managers and institutional investors.

www.russellmellon.com
(412) 234-9605


REGIONAL CONSUMER BANKING

CLAIR ODELL GROUP provides property and casualty insurance solutions to commercial and high net-worth individual customers throughout the United States and internationally.

(610) 825-8100

MELLON BANK, N.A.comprises six regions serving consumer and small to midsize commercial markets throughout Pennsylvania and southern New Jersey.

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

         Mellon Bank-Northern Region serves northwestern Pennsylvania.

         Headquarters: Erie, Pennsylvania
         (814) 453-7400

         Mellon Bank-Western Region serves western Pennsylvania.

         Headquarters: Pittsburgh, Pennsylvania
         (412) 234-5000

         Mellon PSFS,serves southeastern Pennsylvania and southern New Jersey.

         Headquarters: Philadelphia, Pennsylvania
         (215) 553-3000


IN DECEMBER 1999, THE FINAL STEEL BEAM WAS PUT INTO PLACE FOR THE NEW MELLON CLIENT SERVICE CENTER, a 14-story, 750,000-square-foot facility in downtown Pittsburgh that will give Mellon room for further growth, primarily in our Global Cash Management business. Completion is scheduled for the first quarter of 2001.

         Also in 1999, Mellon opened a new 385,000-square-foot office building in Everett, Mass., for its growing Global Securities Services division.


                                                                     MELLON   21

MELLON'S BUSINESSES CONTINUE TO THRIVE in the western United States, a high-growth region that was responsible for about one-eighth of the Corporation's earnings in 1999, up from about 10 percent a year earlier. Mellon West consists of 30 business lines employing more than 2,000 people.

MELLON VENTURES, INC. HAS EQUITY POSITIONS IN 60 COMPANIES and 27 private equity funds representing many of the highest growth sectors of the U.S. economy. With offices in Atlanta, Los Angeles, Philadelphia and Pittsburgh, Mellon Ventures fosters entrepreneurial growth while producing superior returns for the Corporation. In 1999, five of Mellon Ventures' companies completed successful IPOs, and three others announced mergers into public companies, bringing the number of companies that have been sold, merged or taken public since 1996 to 12.



MELLON BANK (DE) NATIONAL ASSOCIATION serves consumer and commercial markets throughout Delaware.

Headquarters: Wilmington, Delaware
(215) 553-3000

MELLON BANK (MD) NATIONAL ASSOCIATION serves commercial markets throughout Maryland, Virginia and Washington, D.C.

Headquarters: Rockville, Maryland
(301) 217-0600

MELLON BANK COMMUNITY DEVELOPMENT CORPORATION, one of the first holding company CDCs regulated by the Federal Reserve Board, invests in projects significant to modest-income segments of Delaware, Maryland, New Jersey and Pennsylvania.

(412) 234-4580

SPECIALIZED COMMERCIAL BANKING

AFCO CREDIT CORPORATION, with its Canadian affiliate, CAFO, Inc., provides insurance premium financing with offices in the United States and Canada.

(212) 401-4400


MELLON 1(ST) BUSINESS BANK provides full commercial banking services to midsize business firms, professionals, entrepreneurs and business owners through its headquarters office and five regional offices in southern California.

(213) 489-1000

MELLON BUSINESS CREDIT markets a broad range of commercial finance products and banking services to corporations nationwide.

(215) 553-2161

MELLON LEASING CORPORATION markets a broad range of lease and lease-related services from small-ticket vendor leasing to large, highly structured transactions to businesses throughout the United States and Canada through its three divisions: Mellon Leasing Manufacturer & Dealer Services, Leasing/Large Corporate and Mellon US Leasing.

(412) 234-5061

MELLON UNITED NATIONAL BANK serves small and midsize businesses as well as attorneys, accountants, real estate developers and other professionals in south Florida through its 14 regional banking offices.

(305) 358-4333

MELLON VENTURES, INC. or its affiliates invest in the equity of U.S.-operating companies experiencing rapid growth or change in ownership.

(412) 236-3594

MELLON MIDDLE MARKET BANKING markets a full range of financial and banking services to commercial customers with annual sales between $20 million and $500 million. Mellon's Middle Market group also specializes in providing services to segments of the government services industry.

(412) 236-1197

MELLON REAL ESTATE FINANCE provides short- and intermediate-term financing to real estate developers and investors located in the East, mid-Atlantic, Southeast, Midwest, Texas and Southern California.

(412) 234-7560


LARGE CORPORATE BANKING

MELLON CAPITAL MARKETS provides foreign exchange and risk management derivatives services to corporate and institutional clients and serves as underwriting agent for syndicated loan transactions.

1 888 484-6004

MELLON CORPORATE BANKING provides the full range of Mellon's financial, investment and operating solutions to U.S. and multinational corporations and institutions that have annual sales of more than $500 million. In addition to specific geographic markets, Mellon relationship managers focus on specific industries including the automotive, banking, broker/dealer and investment manager, chemicals, energy services, health care, high-tech, insurance, leasing and finance, media and communications, and metals markets.

(412) 234-8808

MELLON INTERNATIONAL BANKING provides international trade and correspondent banking services, and markets trade finance and logistics management services for clients selling products in foreign markets.

(412) 234-0350

MELLON BANK CANADA is a chartered Canadian bank providing credit, cash management, treasury, custody, asset management, insurance premium financing and shareholder services to the corporate market throughout Canada.

(416) 860-0777

MELLON GLOBAL CASH MANAGEMENT designs solutions through comprehensive cash management services to meet the specialized treasury needs of middle market to large, multinational corporations, government agencies, nonprofit organizations and financial institutions.

1 800 424-3004

MELLON FINANCIAL MARKETS, LLC is a registered broker/dealer providing fixed-income and equity underwriting and private placement distributions with trading and sales services to clients and investors throughout the United States.

(412) 234-6633



22   MELLON

DIRECTORS & SENIOR MANAGEMENT COMMITTEE

DIRECTORS

MELLON FINANCIAL CORPORATION             Ira J. Gumberg(1)(2)(5)                        Mark A. Nordenberg(6)
AND MELLON BANK, N.A.                    President and Chief Executive Officer          Chancellor
                                         J.J. Gumberg Co.                               University of Pittsburgh
Dwight L. Allison Jr.(5)(6)              Real estate investment and development         Major public research university
Retired Chairman, President and
 Chief Executive Officer                 Pemberton Hutchinson(3)(5)(6)                  David S. Shapira(1)(2)(5)(7)
The Boston Company                       Retired Chief Executive Officer                Chairman and Chief Executive Officer
                                         Westmoreland Coal Company                      Giant Eagle, Inc.
Burton C. Borgelt(5)(6)                  Coal Mining                                    Retail grocery store chain
Retired Chairman and
 Chief Executive Officer                 George W. Johnstone(2)(5)                      Joab L. Thomas(4)(7)
Dentsply International, Inc.             Retired President and                          President Emeritus
Manufacturer of dental products           Chief Executive Officer                       The Pennsylvania State University
                                         American Water Works Company, Inc.             Major public research university
Carol R. Brown(4)(6)                     Water services
President                                                                               Wesley W. von Schack(1)(3)(4)(6)(7)
The Pittsburgh Cultural Trust            Rotan E. Lee(5)(6)                             Chairman, President and
Cultural and economic growth             Chief Executive Officer                         Chief Executive Officer
 organization                            Total Health Care Plan, Inc.                   Energy East Corporation
                                         Medicaid managed health care                   Energy services
Frank V. Cahouet(5)(7)                    organization
Retired Chairman, President
 and Chief Executive Officer             Edward J. McAniff(5)(6)                        CHAIRMEN EMERITI
Mellon Financial Corporation             Of Counsel
                                         O'Melveny & Myers                              J. David Barnes
Jared L. Cohon(2)                        Full-service law firm                          Frank V. Cahouet
President                                                                               William B. Eagleson Jr.
Carnegie Mellon University               Martin G. McGuinn(1)                           Nathan W. Pearson
Private coeducational                    Chairman and
 research university                      Chief Executive Officer
                                         Mellon Financial Corporation                   ADVISORY BOARD
Christopher M. Condron(1)
President and                            Robert Mehrabian(1)(2)(7)                      Andrew W. Mathieson
 Chief Operating Officer                 President and                                  Retired Executive Vice President
Mellon Financial Corporation              Chief Executive Officer                       Richard K. Mellon and Sons
                                         Teledyne Technologies Inc.
J. W. Connolly (1)(2)(3)(4)              Advanced industrial technologies
Retired Senior Vice President
H.J. Heinz Company                       Seward Prosser Mellon
Food manufacturer                        President and Chief Executive Officer
                                         Richard K. Mellon and Sons
Charles A. Corry(1)(2)(3)(4)             Investments
Retired Chairman and                     Richard King Mellon Foundation
 Chief Executive Officer                 Philanthropy
USX Corporation
Energy and Steel


                                                                                        (1) Executive Committee
                                                                                        (2) Audit Committee
                                                                                        (3) Nominating Committee
                                                                                        (4) Human Resources Committee
                                                                                        (5) Trust and Investment Committee
                                                                                        (6) Community Responsibility Committee
                                                                                        (7) Technology Committee

                                                                     MELLON   23

Executive
Management
Group

[PHOTO]                    [PHOTO]                     [PHOTO]                           [PHOTO]
MARTIN G. McGUINN          CHRISTOPHER M. CONDRON      STEVEN G. ELLIOTT                 JOHN T. CHESKO
Chairman and               President and               Senior Vice Chairman and          Vice Chairman and
Chief Executive Officer    Chief Operating Officer     Chief Financial Officer           Chief Risk Officer

       REGIONAL BOARDS                                 Ruthanne Nerlich                  Raymond E. Sharp
                                                       John S. Patton                    Barry S. Sutton
       MELLON BANK--CENTRAL PA. REGION                 J. Michael Puleo                  John W. Thompson
       Galen E. Dreibelbis                             Cyrus R. Wellman                  Gregory J. Wiber
       Bruce K. Heim
       Carol Herrmann                                  MELLON PSFS                       THE DREYFUS CORPORATION
       Daniel B. Hoover                                Paul S. Beideman                  Mandell L. Berman
       Michael M. Kranich Sr.                          Paul C. Brucker                   Burton C. Borgelt
       Edwin E. Lash                                   Thomas F. Donovan                 Stephen E. Canter
       Robert W. Neff                                  Lon R. Greenberg                  Christopher M. Condron
       Ralph J. Papa                                   George W. Johnstone               Thomas F. Eggers
       Nicholas Pelick                                 Rotan E. Lee                      Steven G. Elliott
       Graham C. Showalter                             Roland Morris                     Martin G. McGuinn
                                                       Pedro A. Ramos                    J. David Officer
       MELLON BANK-COMMONWEALTH                        Dianne L. Semingson               Richard W. Sabo
       PA. REGION                                      William J. Stallkamp              Richard F. Syron
       Susan C. Blue                                   Francis R. Strawbridge III
       Burton C. Borgelt                               Stephen A. Van Dyck               FOUNDERS ASSET MANAGEMENT, LLC
       Stephen R. Burke                                                                  Stephen E. Canter
       James E. Grandon Jr.                                                              Scott A. Chapman
       Ruth Leventhal                                  SUBSIDIARY BOARDS                 Christopher M. Condron
       James M. Mead                                                                     Gregory P. Contillo
       Ralph J. Papa                                   THE BOSTON COMPANY, INC.          Thomas F. Eggers
       Gregory L. Sutliff                              AND BOSTON SAFE DEPOSIT AND       Richard W. Sabo
       Marlin Thomas                                   TRUST COMPANY
                                                       Christopher M. Condron            MELLON 1ST BUSINESS BANK
       MELLON BANK-NORTHEASTERN                        David F. Lamere                   William S. Anderson
       PA. REGION                                      J. David Officer                  W. Peter Bohn
       David T. Andes                                  Ronald P. O'Hanley                Robert W. Kummer Jr.
       Thomas B. Black                                 James P. Palermo                  Keith N. Kuhn
       Robert G. Finlay                                Frank L. Reis Jr.                 Keith P. Russell
       Joseph E. Kluger                                H. Vernon Winters                 Joseph P. Sanford
       Joseph R. Nardone                                                                 Thomas F. Savage
       Joseph L. Persico                               BUCK CONSULTANTS, INC.            Klaus M. Schilling
       Arthur K. Ridley                                William Daniels                   R. Daniel Woerner
       Rhea P. Simms                                   Merril S. Delon
                                                       Stephen D. Diamond                MELLON BANK CANADA
       MELLON BANK-NORTHERN                            Edward I. Farb                    Frederick K. Beard
       PA. REGION                                      Steven J. Ferruggia               Peter A. Crossgrove
       James D. Berry III                              Mary Garneau                      Keith G. Dalglish
       Robert H. Cox                                   Richard Koski                     Fraser M. Fell
       Eugene Cross                                    Joseph A. LoCicero                Thomas C. MacMillan
       William S. DeArment                             J. Robinson Lynch                 James A. Riley
       Robert G. Liptak Jr.                            Ronald P. O'Hanley                Peter Rzasnicki
       Gary W. Lyons                                   Fredrick W. Rumack
                                                       Peter Rzasnicki



24   MELLON

[PHOTO]                           [PHOTO]                       [PHOTO]                  [PHOTO]
JEFFERY L.LEININGER               KEITH P.RUSSELL               PETER RZASNICKI          ALLAN P.WOODS
Vice Chairman                     Vice Chairman                 Vice Chairman            Vice Chairman and
                                                                                         Chief Information Officer


MELLON BANK (DE)                  David Lawrence Jr.                                     John P. O'Driscoll
NATIONAL ASSOCIATION              J. David Officer                                       J. David Officer
John S. Barry                     Aaron S. Podhurst                                      Ronald P. O'Hanley
Robert C. Cole Jr.                Howard R. Scharlin                                     James P. Palermo
Donna M. Coughey                  Sherwood M. Weiser                                     Robert M. Parkinson
Audrey K. Doberstein                                                                     Janey A. Place
Arden E. Engebretson              NEWTON MANAGEMENT LIMITED                              Charles A. Singleton
Norman D. Griffiths               Francis D. Antin                                       Robert W. Stasik
Garrett B. Lyons                  Stephen E. Canter                                      Daniel J. Tuccillo
W. Charles Paradee Jr.            Colin R. Harris                                        Patricia M. Waldinger
                                  David F. Lamere                                        James S. Wolf
MELLON BANK (MD)                  Stewart W. Newton
NATIONAL ASSOCIATION              Ronald P. O'Hanley                                     CORPORATE CONTROLLER
Frederick K. Beard                Charles B. Richardson                                  Michael K. Hughey
Michael A. Besche
Lawrence Brown Jr.                                                                       CORPORATE SECRETARY
Timothy E. Hall                   SENIOR MANAGEMENT                                      Carl Krasik
Albert R. Hinton                  COMMITTEE

MELLON WEST                       EXECUTIVE MANAGEMENT GROUP
John E. Anderson                  Martin G. McGuinn                                      Listing as of Jan. 19, 2000
John C. Argue                     Christopher M. Condron
Frank V. Cahouet                  Steven G. Elliott
Albert Carnasale                  John T. Chesko
Richard M. Ferry                  Jeffery L. Leininger                                   CAUTIONARY STATEMENT
Ernest J. Friedman                Keith P. Russell
Robert M. Kommerstad              Peter Rzasnicki                                        This Summary Annual Report
Robert W. Kummer Jr.              Allan P. Woods                                         contains "forward-looking
Bill LeVine                                                                              statements" within the meaning
Edward J. McAniff                 SENIOR MANAGERS                                        of the Private Securities
Charles D. Miller                 Paul S. Beideman                                       Litigation Reform Act of 1995.
Peter W. Mullin                   Lisa B. Binder                                         These statements relate to,
Keith P. Russell                  Michael E. Bleier                                      among other things, future
Joseph P. Sanford                 Paul A. Briggs                                         financial targets for the
Roland Seidler Jr.                Michael A. Bryson                                      Corporation.Reference is made
                                  Stephen E. Canter                                      to the Corporation's filings
MELLON UNITED NATIONAL BANK       Larry F. Clyde                                         on Forms 10-K and 10-Q with
Paul S. Beideman                  Paul H. Dimmick                                        the Securities and Exchange
Joel Friedland                    Thomas F. Eggers                                       Commission for factors that
Herschel V. Green                 John L. Klinck Jr.                                     could cause actual results to
Pedro Jose Greer Jr.              David F. Lamere                                        differ materially from those
Gerald Katcher                    Joseph A. LoCicero                                     anticipated, including without
David F. Lamere                   Peter A. Lofquist                                      limitation changes in economic
                                  Sandra J. McLaughlin                                   conditions and equity and
                                                                                         fixed-income market
                                                                                         fluctuations.



                                                                     MELLON   25

                                TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                        Page No.
                                                                        --------
FINANCIAL REVIEW

Financial Summary                                                              2

Management's Discussion and Analysis of Financial Condition and Results of Operations:

     Significant Financial Events in 1999                                      4
     Results of Operations                                                     6
     Corporate Risk                                                           30
     Fourth Quarter Review                                                    47
     Selected Quarterly Data                                                  48

FINANCIAL STATEMENTS AND NOTES

Mellon Financial Corporation (and its subsidiaries):

     Consolidated Income Statement                                            50
     Consolidated Balance Sheet                                               52
     Consolidated Statement of Changes in Shareholders' Equity                53
     Consolidated Statement of Cash Flows                                     54

Notes to Financial Statements                                                 55

Report of Independent Auditors                                                96

Corporate Information                                          Inside Back Cover


CAUTIONARY STATEMENT
--------------------------------------------------------------------------------

This Financial Annual Report contains statements relating to future results of the Corporation that are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, the year 2000 project; the effects of divestitures; credit loss reserve appropriateness; simulation of changes in interest rates; litigation results; and anticipated fees and earnings per share from a long-term contract with a third party. Actual results may differ materially from those expressed or implied as a result of certain risks and uncertainties, including, but not limited to, changes in political and economic conditions; competitive product and pricing pressures within the Corporation's markets; equity and fixed-income market fluctuations; personal and corporate customers' bankruptcies; inflation; acquisitions and integrations of acquired businesses; technological change; changes in law; changes in fiscal, monetary, regulatory, trade and tax policies and laws; monetary fluctuations; success in gaining regulatory approvals when required; success in the timely development of new products and services; interest rate fluctuations; consumer spending and saving habits; levels of third parties' funds under management; as well as other risks and uncertainties detailed elsewhere in this Financial Annual Report or from time to time in the filings of the Corporation with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date on which such statements are made, and the Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

MELLON FINANCIAL CORPORATION (and its subsidiaries)
--------------------------------------------------------------------------------------------------------------------------------

FINANCIAL SUMMARY
(dollar amounts in millions, except per share
 amounts or unless otherwise noted)               1999           1998         1997          1996          1995          1994
--------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DEC. 31

Net interest revenue                           $   1,430      $   1,491      $  1,467      $  1,478      $  1,548      $  1,508
Provision for credit losses                           45             60           148           155           105            70
Total fee revenue                                  3,100          2,921         2,418         2,019         1,670         1,652
Net gain from divestitures                           127             --            --            --            --            --
Gains (losses) on sales of securities                 --              1            --             4             6            (5)
Total operating expense                            3,049          3,013         2,568         2,195         2,027         2,374
Provision for income taxes                           574            470           398           418           401           278
--------------------------------------------------------------------------------------------------------------------------------

Income before cumulative effect of
   accounting change                           $     989      $     870      $    771      $    733      $    691      $    433
Cumulative effect of accounting change               (26)            --            --            --            --            --
--------------------------------------------------------------------------------------------------------------------------------

Net income                                     $     963      $     870      $    771      $    733      $    691      $    433
Net income applicable to common stock                963            861           750           689           652           358
--------------------------------------------------------------------------------------------------------------------------------

FINANCIAL RESULTS

Diluted earnings per common share:
   Operating (a)                                $   1.82       $   1.62      $   1.44      $   1.29      $   1.13      $   1.00
   Cash operating (a)(b)                            2.04           1.83          1.60          1.44          1.25          1.13
   Reported                                         1.85           1.62          1.44          1.29          1.13           .61
Net income applicable to common stock:
   Operating (a)                                $    948       $    861      $    750      $    689      $    652      $    593
   Cash operating (a)(b)                           1,066            972           832           765           725           669
   Reported                                          963            861           750           689           652           358
Return on common shareholders' equity:
   Operating (a)                                    22.0%          20.7%         21.5%         20.4%         17.8%         16.0%
   Cash operating (a)(b)                            42.6           40.8          34.0          30.1          25.6          23.7
   Reported                                         22.4           20.7          21.5          20.4          17.8           9.8
Return on assets:
   Operating (a)                                    1.93%          1.81%         1.80%         1.74%         1.72%          1.71%
   Cash operating (a)(b)                            2.25           2.12          2.03          1.96          1.95           1.96
   Reported                                         1.96           1.81          1.80          1.74          1.72           1.14
--------------------------------------------------------------------------------------------------------------------------------

SELECTED KEY DATA

Fee revenue as a percentage of net interest
   and fee revenue (FTE)                              69%            66%           62%           58%           52%           52%
Efficiency ratio excluding amortization of
   intangibles (c)                                    61             63            62            60            60            62

Assets under management at year end
  (in billions)                                 $    488       $    425      $    338      $    286      $    259      $    217
Assets under administration or custody at
   year end (in billions)                       $  2,198       $  1,903      $  1,532      $  1,046      $    786      $    657

Dividends paid per common share                 $    .78       $   .705      $   .645      $    .59      $    .50      $   .395
Dividends paid on common stock                  $    403       $    365      $    330      $    310      $    288      $    194

Closing common stock price per share            $  34.06       $  34.38      $  30.32      $  17.75      $  13.44      $   7.66
Market capitalization                           $ 17,052       $ 18,007      $ 15,386      $  9,134      $  7,374      $  4,507
Average common shares and equivalents
   outstanding - diluted (in thousands)          521,986        530,414       521,658       533,182       580,802       596,810
--------------------------------------------------------------------------------------------------------------------------------

                                   (continued)

MELLON FINANCIAL CORPORATION (and its subsidiaries)
------------------------------------------------------------------------------------------------------------------------------

FINANCIAL SUMMARY (CONTINUED)
(dollar amounts in millions, except per share
 amounts or unless otherwise noted)              1999         1998          1997           1996          1995        1994
------------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS AT YEAR END

Common shareholders' equity to assets:
   Reported                                      8.38%         8.90%         8.13%         8.11%         8.83%         9.54%
   Tangible (d)                                  4.96          5.41          5.58          5.89          6.99          7.46
Tier I capital                                   6.60          6.53          7.77          8.38          8.14          9.48
Total (Tier I plus Tier II) capital             10.76         10.80         12.73         13.58         11.29         12.90
Leverage capital                                 6.72          6.73          8.02          8.31          7.80          8.67
------------------------------------------------------------------------------------------------------------------------------

AVERAGE BALANCES

Loans                                         $30,320       $30,411       $27,823       $27,233       $27,321       $25,097
Interest-earning assets                        38,821        37,907        34,777        34,944        33,761        32,282
Total assets                                   49,184        48,071        42,942        42,013        40,097        38,106
Total tangible assets (b)                      47,314        46,267        41,891        41,177        39,263        37,234
Deposits                                       33,358        33,546        30,459        30,838        27,951        27,248
Notes and debentures                            3,424         2,992         2,712         2,038         1,670         1,768
Trust-preferred securities                        991           991           990            32            --            --
Common shareholders' equity                     4,309         4,165         3,494         3,381         3,671         3,691
Total shareholders' equity                      4,309         4,190         3,700         3,810         4,106         4,277
Tangible common shareholders' equity (b)        2,503         2,382         2,443         2,545         2,837         2,819
------------------------------------------------------------------------------------------------------------------------------

(a) Operating and cash operating results for 1999 exclude a $77 million after-tax net gain from divestitures, $36 million after-tax of nonrecurring expenses and a $26 million after-tax charge for the cumulative effect of a change in accounting principle. Results for 1994 exclude a $130 million after-tax securities lending charge, $79 million after-tax of Dreyfus merger-related expense, $10 million after-tax of losses on the disposition of securities available for sale previously owned by Dreyfus and $16 million of preferred stock dividends recorded in connection with the redemption of the Series H preferred stock.
(b)  See page 15 for the definition of amounts and ratios.
(c)  See page 24 for the definition of this ratio.
(d)  See page 26 for the definition of this ratio.


NOTE: THROUGHOUT THIS REPORT, ALL CALCULATIONS ARE BASED ON UNROUNDED NUMBERS. IN ADDITION, PER COMMON SHARE AMOUNTS AND AVERAGE SHARES AND EQUIVALENTS OUTSTANDING HAVE BEEN RESTATED TO REFLECT THE TWO-FOR-ONE COMMON STOCK SPLIT DISTRIBUTED ON MAY 17, 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SIGNIFICANT FINANCIAL EVENTS IN 1999
--------------------------------------------------------------------------------

DIVESTITURES

Divestitures of credit card, mortgage and network services businesses Sale of Mellon (MD) retail offices

In January 1999, the Corporation announced its intention to sell its credit card business, mortgage businesses and network services transaction processing unit as part of an initiative to sharpen its strategic focus on businesses with the highest growth and return potential. In March 1999, the Corporation completed the divestiture of the credit card business to Citibank, a unit of Citigroup. In June 1999, the Corporation completed the divestiture of the network services transaction processing unit to U.S. Bancorp. The divestiture of the commercial mortgage servicing business to GMAC Commercial Mortgage Corporation, which began during the second quarter of 1999 on a portfolio-by-portfolio basis, was completed by Sept. 30, 1999. In addition, on Sept. 30, 1999, the Corporation completed the divestiture of its residential mortgage business to Chase Mortgage Company, a subsidiary of The Chase Manhattan Corporation. The Corporation retained its jumbo mortgage loan business conducted nationwide through The Boston Company. The divested businesses employed approximately 2,300 staff and generated approximately $470 million of fee and net interest revenue in 1998. The combined impact of these divestitures reduced the Corporation's balance sheet by approximately $3 billion, primarily related to lower levels of loans and mortgage servicing rights. These divestitures lowered the Corporation's risk profile as the lower levels of loans and mortgage servicing rights reduced the Corporation's credit and prepayment risk. In addition, these divestitures resulted in lower operational risk, as these businesses were transaction oriented.

In September 1999, Mellon Bank (MD) National Association sold seven retail offices, including approximately $225 million of deposits and $35 million of loans, to Sandy Spring National Bank of Maryland. The Corporation continues to have a significant presence in the Maryland market by maintaining and expanding its commercial lending, private banking, jumbo mortgage and consulting/ operational businesses in that region.

The Corporation recorded a $127 million pre-tax net gain from the divestitures and sales in 1999. The after-tax net gain from these transactions totaled $77 million, or $.15 per common share. The net gain primarily resulted from gains on the divestitures of the credit card business and the network services transaction processing unit, as well as a gain on the sale of seven Mellon (MD) retail offices. These gains were partially offset by losses on the divestitures of the residential and commercial mortgage servicing businesses. Aside from the net gain recorded on the divestitures, the future impact on the Corporation's earnings is not expected to be material. Proceeds from these divestitures have been invested in the Corporation's remaining businesses and used to repurchase common stock. For an analysis of the financial impact of these divestitures, see the "Divestitures" disclosure in the "Business sectors" section on pages 8 through 14.

--------------------------------------------------------------------------------

OTHER

Repurchase of common stock

In January 1999, in conjunction with the announcement of plans to divest its credit card, mortgage and network services businesses, the Corporation's board of directors approved an enhancement to an existing common share repurchase authorization by increasing the number of the Corporation's shares authorized for repurchase to 20 million shares. In September 1999, the board of directors authorized an additional repurchase of up to 25 million shares of common stock to be used for general corporate purposes. During 1999, 30.2 million shares of common stock were repurchased for $1.068 billion, completing the 20 million share repurchase program and leaving 14.8 million additional shares available for repurchase under the September 1999 authorization.

Two-for-one common stock split

In April 1999, the Corporation announced a two-for-one split of the Corporation's common stock. The two-for-one stock split was structured as a stock dividend of one additional share of common stock paid on each issued share of common stock. The additional shares resulting from the split were distributed on May 17, 1999, to shareholders of record at the close of business on May 3, 1999. All prior years' per common share amounts and average shares and equivalents outstanding have been restated to reflect the stock split.

Common dividend increase

In the second quarter of 1999, the Corporation increased its quarterly common stock dividend by 11% to $.20 per common share. This was the ninth quarterly common dividend increase since the beginning of 1993, resulting in a total common dividend per share increase of approximately 240%.

Corporate name change

In October 1999, the Corporation's name was changed to Mellon Financial Corporation to more clearly communicate its strategic focus. In addition, on the same day in October 1999, Mellon Financial Company, the Corporation's financing entity, changed its corporate name to Mellon Funding Corporation.

Cumulative effect of a change in accounting principle

In January 1999, the Corporation adopted the provisions of the American Institute of Certified Public Accountants Statement of Position (SOP) No. 98-5 on reporting costs of start-up activities. This SOP requires that costs of start-up activities be expensed as incurred. Initial application of the SOP is to be reported as a cumulative effect of a change in accounting principle.

Due to this change in accounting principle, the Corporation recognized a one-time after-tax charge of $26 million (pre-tax cost of $43 million), or $.05 per common share in the first quarter of 1999. The charge was related to underwriting fees paid by the Corporation during the successful initial public offering in the second quarter of 1998 of a $920 million Dreyfus closed-end mutual fund. In September 1998, the Financial Accounting Standards Board staff concluded that fees paid by advisors of closed-end funds should be expensed as incurred and that any fees capitalized prior to July 24, 1998, should be written off upon the adoption of SOP 98-5 and reported as a cumulative effect of a change in accounting principle. This accounting change had no impact on a cash-flow basis in 1999 since the underwriting fees were paid in the first half of 1998.

RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

OVERVIEW OF 1999 RESULTS
--------------------------------------------------------------------------------

The Corporation announced record diluted earnings per common share, on a reported basis, of $1.85 in 1999, an increase of 14%, compared with diluted earnings per common share of $1.62 in 1998. Net income applicable to common stock, on a reported basis, was $963 million in 1999, an increase of 12% compared with $861 million in 1998. The 1999 results included a $77 million after-tax net gain from divestitures, $36 million after-tax of nonrecurring expenses, and a $26 million after-tax charge for the cumulative effect of a change in accounting principle. The return on common shareholders' equity and return on assets, on a reported basis, were 22.4% and 1.96%, respectively, in 1999, compared with 20.7% and 1.81%, respectively, in 1998.

Excluding the net gain from divestitures, the nonrecurring expenses and the cumulative effect of a change in accounting principle, 1999 diluted operating earnings per common share totaled $1.82, an increase of 12% compared with $1.62 in 1998. Operating net income applicable to common stock in 1999 was $948 million, an increase of 10% compared with $861 million in 1998. The return on common shareholders' equity and return on assets, on an operating basis, were 22.0% and 1.93% respectively for 1999, compared with 20.7% and 1.81% respectively for 1998.

The increases in earnings per share and net income in 1999 primarily reflect trust and investment management business growth, effective expense management and lower credit quality expense.

Diluted cash operating earnings per common share totaled $2.04 in 1999, an increase of 11% compared with $1.83 in 1998. Cash operating net income applicable to common stock was $1.066 billion, an increase of 10% compared with $972 million in 1998. The return on tangible common shareholders' equity and cash return on tangible assets, on an operating basis, were 42.6% and 2.25% respectively in 1999, compared with 40.8% and 2.12% respectively in 1998.

Fee revenue was 69% of net interest and fee revenue, on a fully taxable equivalent basis, in 1999 compared with 66% in 1998. Fee revenue in 1999 totaled $3.100 billion, up $179 million from $2.921 billion in 1998. The comparison to 1998 was impacted by the 1999 credit card, network services, and mortgage banking divestitures, the 1998 sale of merchant card processing, the 1998 Newton Management Limited and Founders Asset Management acquisitions, and the elimination of fees from the electronic filing of income tax returns, a service that was discontinued at the end of 1998. Excluding these factors, fee revenue increased 12% compared with 1998, primarily due to a 15% increase in trust and investment fee revenue. At Dec. 31, 1999, assets under management totaled $488 billion, a 15% increase from Dec. 31, 1998, and assets under administration or custody totaled $2,198 billion, a 16% increase from Dec. 31, 1998.

Net interest revenue, on a fully taxable equivalent basis, was $1.439 billion in 1999, a decrease of $60 million compared with $1.499 billion in 1998. Excluding the effect of the divestitures of the credit card and mortgage businesses, net interest revenue increased 1% compared with 1998. This increase resulted from a higher level of interest-earning assets and a higher level of compensating deposit balances held in lieu of customers paying cash management fees, partially offset by higher funding costs related to the repurchase of $1.068 billion of common stock.

Operating expense before trust-preferred securities expense and net revenue from acquired property totaled $2.984 billion in 1999, up $44 million from $2.940 billion in 1998. Excluding the effect of divestitures and acquisitions and $56 million of nonrecurring expenses recorded in the second quarter of 1999, operating expense before trust-preferred securities expense and net revenue from acquired property increased 3% compared with 1998. The effective tax rate, excluding the effect of the net gain on divestitures and nonrecurring expenses, was 36.5% for 1999, compared with 35.1% in 1998.

--------------------------------------------------------------------------------

Credit quality expense was $31 million in 1999, down $23 million from $54 million in 1998. The lower expense in 1999 resulted from a lower provision for credit losses following the divestiture of the credit card business as well as higher gains on the sale of other real estate owned (OREO). Net credit losses were $50 million in 1999, down $13 million compared with 1998, primarily resulting from lower credit card net credit losses partially offset by higher commercial and financial net credit losses.

Nonperforming assets totaled $159 million at Dec. 31, 1999, an increase of $19 million from $140 million at Dec. 31, 1998. This increase primarily resulted from the addition of two commercial loans, one each during the first and third quarters of 1999. This increase was partially offset by sales of OREO. The Corporation's ratio of nonperforming assets to total loans and net acquired property was .53% at Dec. 31, 1999, compared with .44% at Dec. 31, 1998. This ratio has been lower than 1% for more than 5 years.

The Corporation's ratio of common shareholders' equity to assets was 8.38% at Dec. 31, 1999. The Tier I, Total and Leverage capital ratios were 6.60%, 10.76% and 6.72%, respectively, at Dec. 31, 1999. The Corporation repurchased 30.2 million shares of its common stock in 1999, prior to any reissuances, or nearly 6% of its common shares outstanding at the beginning of the year.

1998 compared with 1997

The Corporation reported 1998 diluted earnings per common share of $1.62, an increase of 13% compared with diluted earnings per common share of $1.44 in 1997. Net income applicable to common stock was $861 million in 1998, an increase of 15% compared with $750 million in 1997. Diluted cash operating earnings per common share in 1998 were $1.83, an increase of 15% compared with $1.60 in 1997. Cash operating net income applicable to common stock was $972 million for 1998, an increase of 17% compared with $832 million in 1997.

Fee revenue increased to $2.921 billion, up $503 million from $2.418 billion in 1997. Excluding the impact from acquisitions and one-time gains from the sales of the merchant card processing business in 1998 and the corporate trust business in 1997, total fee revenue increased 12% in 1998 compared with 1997. This increase was primarily attributable to higher trust and investment fees, foreign exchange revenue and other fee revenue. Net interest revenue, on a fully taxable equivalent basis, totaled $1.499 billion, up $24 million from $1.475 billion in 1997. This increase primarily resulted from the favorable impact of acquisitions, net of funding costs, as well as a higher level of interest-earnings assets. Partially offsetting these increases were the impacts of the December 1997 transfer of $231 million of CornerStone(sm) credit card loans into an accelerated resolution portfolio and the February 1998 Series K preferred stock redemption.

Operating expense before trust-preferred securities expense and net revenue from acquired property was $2.940 billion in 1998, up $431 million from $2.509 billion in 1997. The increase primarily resulted from the impact of acquisitions, business growth and higher amortization of mortgage servicing assets. Excluding the effect of acquisitions and the increase in the amortization of mortgage servicing assets and purchased credit card relationships, operating expense before trust-preferred securities expense and net revenue from acquired property increased approximately 3% compared with 1997. Credit quality expense was $54 million in 1998, compared with $129 million in 1997. The decrease primarily resulted from lower credit card net credit losses. Net credit losses were $63 million in 1998, down $138 million compared with 1997, reflecting a $132 million decrease in credit card net credit losses. The Corporation's effective tax rate was 35.1% in 1998 compared with 34.1% in 1997.

BUSINESS SECTORS
------------------------------------------------------------------------------------------------------------------------------------

                                                 Global                    Global           Regional               Specialized
                           Wealth              Investment                Investment         Consumer                Commercial
(dollar amounts in       Management            Management                 Services           Banking                  Banking
 millions, averages   ------------------   -------------------   ------------------   ----------------------    -------------------
 in billions)         1999  1998    1997   1999   1998    1997   1999   1998   1997   1999    1998      1997    1999    1998   1997
------------------------------------------------------------------------------------------------------------------------------------
Revenue:
  Net interest
    revenue
    (expense)        $118   $103   $ 68  $  (10)  $ (5)  $  5   $ 82   $ 68   $ 74   $ 496   $ 515    $ 511   $ 409    $ 380  $338
  Fee revenue         315    267    217   1,008    779    597    895    833    600     157     158      145     132      106    84
------------------------------------------------------------------------------------------------------------------------------------
    Total revenue     433    370    285     998    774    602    977    901    674     653     673      656     541      486    422
Credit quality
  expense (revenue)    (1)     1      1      --     --     --     --     --     --       3       9        5      13       13      4
Operating expense:
  Intangible
    amortization       16     15      3      30     19      4     13     13     10      51      51       51      30       29     20
  Trust-preferred
    securities          2      1      1       1      1     --     --     --     --       4       4        4      11       10      9
  Other               237    210    172     628    482    376    738    696    532     385     394      394     218      207    189
------------------------------------------------------------------------------------------------------------------------------------
    Total operating
      expense         255    226    176     659    502    380    751    709    542     440     449      449     259      246    218
------------------------------------------------------------------------------------------------------------------------------------
Income (loss)
  before taxes and
  cumulative effect
  of accounting
  change              179    143    108     339    272    222    226    192    132     210     215      202     269      227    200
Income taxes
  (benefits)           69     56     40     141    113     91     90     77     53      78      80       76     102       87     74
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) before
  cumulative effect
  of accounting
  change              110     87     68     198    159    131    136    115     79     132     135      126     167      140    126
Cumulative effect
  of accounting
  change(a)             --     --     --      --     --     --     --     --     --      --      --       --      --       --    --
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss)    $110   $ 87   $ 68  $  198   $159   $131   $136   $115   $ 79   $ 132   $ 135    $ 126   $ 167    $ 140  $ 126
------------------------------------------------------------------------------------------------------------------------------------
Average assets       $4.2   $3.5   $2.2  $  2.0   $1.5   $0.5   $4.1   $3.4   $3.0   $13.9   $13.1    $12.6   $12.2    $10.6  $ 8.9
Average common
  equity             $0.3   $0.2   $0.2  $  0.5   $0.4   $0.3   $0.6   $0.5   $0.4   $ 0.7   $ 0.7    $ 0.6   $ 0.7    $ 0.7  $ 0.5
Average Tier I
  preferred equity   $ --   $ --   $ --  $   --   $ --   $ --   $ --   $ --   $ --   $ 0.1   $ 0.1    $  --   $ 0.1    $ 0.1  $ 0.1
------------------------------------------------------------------------------------------------------------------------------------
Cash net income
  (loss)(b)          $125   $102   $ 71  $  220   $175   $135   $149   $128   $ 89   $ 171   $ 173    $ 165   $ 190    $ 163  $ 140
------------------------------------------------------------------------------------------------------------------------------------
Return on common
  equity               42%    36%    45%     38%    37%    40%    23%    24%    20%     19%     21%      20%     23%      21%    24%
Return on assets     2.64%  2.50%  3.12%     NM     NM     NM     NM     NM     NM    0.95%   1.03%    1.00%   1.37%    1.32%  1.42%
Pretax operating
  margin               41%    39%    38%     34%    35%    37%    23%    21%    20%     32%     32%      31%     50%      47%    47%
Pretax operating
  margin(c)            45%    43%    39%     37%    38%    38%    24%    23%    21%     41%     40%      39%     57%      55%    54%
Efficiency ratio(c)    55%    57%    61%     63%    62%    62%    76%    77%    79%     59%     59%      60%     40%      43%    45%
------------------------------------------------------------------------------------------------------------------------------------

(a) The cumulative effect of an accounting change has not been allocated to any of the Corporation's reportable sectors.
(b) Excludes the after-tax impact of the amortization of goodwill and other intangibles from purchase acquisitions.
(c) Excludes amortization of intangibles and trust-preferred securities expense.
(d)  Includes $127 million in pre-tax net gains from divestitures for 1999.
(e) Ratios exclude the impact of the net divestiture gains and nonrecurring expenses.
NM--Not meaningful.


During 1999 the Corporation realigned its business sectors to better reflect the Corporation's organizational structure, the characteristics of its products and services, and the customer segments to which those products and services are delivered. Lines of business that offer similar or related products and services to common or similar customer segments have been combined into six major business sectors. All prior periods have been restated. In addition, the effect of divestitures has been displayed separately, as discussed further on page 13. The results of the Corporation's major business sectors are presented and analyzed on an internal management reporting basis. Net interest revenue, fee revenue and income taxes differ from the amounts shown in the Consolidated Income Statement because amounts presented are on a taxable equivalent basis. There is no intercompany profit or loss on intersector activity. In addition, the accounting policies of the business sectors

--------------------------------------------------------------------------------------------------------------------------------

                 Large                                                              Real Estate
               Corporate              Total Core                                   Workout/Other             Consolidated
                Banking                 Sectors                Divestitures           Activity                  Results
         ---------------------   ----------------------    -------------------- -------------------    -------------------------
          1999   1998    1997     1999    1998    1997      1999    1998  1997   1999   1998   1997     1999      1998   1997
--------------------------------------------------------------------------------------------------------------------------------

         $ 272  $ 264   $ 274    $1,367  $1,325  $1,270     $ 51    $130  $146   $ 21   $ 44   $ 59    $1,439    $1,499  $1,475
           265    251     240     2,772   2,394   1,883      440(d)  514   494     44     36     56     3,256     2,944   2,433
--------------------------------------------------------------------------------------------------------------------------------
           537    515     514     4,139   3,719   3,153      491     644   640     65     80    115     4,695     4,443   3,908

            23     (1)      -        38      22      10       11      39   147    (18)    (7)   (28)       31        54     129


             1      2       1       141     129      89        6       7    15      1      1      1       148       137     105

            22     22      22        40      38      36        1       2     1     38     39     41        79        79      78
           312    308     304     2,518   2,297   1,967      256     460   408     62     46     29     2,836     2,803   2,404
--------------------------------------------------------------------------------------------------------------------------------

           335    332     327     2,699   2,464   2,092      263     469   424    101     86     71     3,063     3,019   2,587
--------------------------------------------------------------------------------------------------------------------------------



           179    184     187     1,402   1,233   1,051      217     136    69    (18)     1     72     1,601     1,370   1,192

            65     66      66       545     479     400       83      50    27    (16)   (29)    (6)      612       500     421
--------------------------------------------------------------------------------------------------------------------------------


           114    118     121       857     754     651      134      86    42     (2)    30     78       989       870     771

             -      -       -         -       -       -        -       -     -      -      -      -       (26)        -       -
--------------------------------------------------------------------------------------------------------------------------------
         $ 114  $ 118   $ 121    $  857  $  754  $  651     $134    $ 86  $ 42   $ (2)  $ 30   $ 78    $  963    $  870  $  771
-------------------------------------------------------------------------------------------------------------------------------
         $ 9.1  $10.3   $10.2    $ 45.5  $ 42.4  $ 37.4     $2.3    $4.4  $3.6   $1.4   $1.3   $1.9    $ 49.2    $ 48.1  $ 42.9

         $ 1.0  $ 1.0   $ 1.0    $  3.8  $  3.5  $  3.0     $0.2    $0.3  $0.3   $0.3   $0.4   $0.2    $  4.3    $  4.2  $  3.5

         $ 0.3  $ 0.3   $ 0.3    $  0.5  $  0.5  $  0.4     $  -    $  -  $  -   $0.5   $0.5   $0.8    $  1.0    $  1.0  $  1.2
--------------------------------------------------------------------------------------------------------------------------------

         $ 115  $ 118   $ 121    $  970  $  859  $  721     $139    $ 92  $ 54   $ (2)  $ 30   $ 78    $1,081    $  981  $  853
--------------------------------------------------------------------------------------------------------------------------------

            12%    12%     12%       23%     22%     22%      NM      NM    NM     NM     NM     NM        22%       21%     22%
          1.25%  1.15%   1.18%     1.89%   1.78%   1.74%      NM      NM    NM     NM     NM     NM      1.96%     1.81%   1.80%

            33%    36%     36%       34%     33%     33%      NM      NM    NM     NM     NM     NM        34%(e)    31%     31%

            38%    40%     41%       38%     38%     37%      NM      NM    NM     NM     NM     NM        39%(e)    36%     35%
            58%    60%     59%       61%     62%     62%      NM      NM    NM     NM     NM     NM        61%(e)    63%     62%
--------------------------------------------------------------------------------------------------------------------------------


are the same as those described in note 1 of the Notes to Financial Statements. Capital is allocated quarterly using the federal regulatory guidelines, where applicable, as a basis, coupled with management's judgment regarding the risks inherent in the individual lines of business. The capital allocations may not be representative of the capital levels that would be required if these sectors were nonaffiliated business units.

Following the decision to sell the credit card business, mortgage businesses and network services transaction processing unit, the Corporation's core business sectors were restated to exclude these businesses. In addition, core business sectors were restated to exclude: the results of a mutual fund administration service provided under a long-term contract that expires near the end of May 2000; the gain on the sale of the seven Mellon Bank (MD) N.A. retail offices; the results of the merchant card processing business that was sold in December 1998; and fee revenue from the electronic filing of income tax returns, which was discontinued at the end of 1998. These businesses' results are now reported as "Divestitures." Furthermore, the Real Estate Workout

--------------------------------------------------------------------------------

sector, which previously had been reported separately, was combined with Other Activity. The Real Estate Workout sector has diminished in significance as the level of nonperforming real estate assets has decreased.

Following is a discussion of the Corporation's business sectors. In the tables that follow, the income statement amounts are presented in millions and the assets under management, administration and custody are period-end market values and are presented in billions.

Total Core Sectors

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                           Growth rates
                                                                                                      ---------------------
                                                                                                      1999             1998
                                                                                                       vs.              vs.
                                                 1999              1998             1997              1998             1997
-----------------------------------------------------------------------------------------------------------------------------
Total revenue                                  $4,139            $3,719           $3,153               11%              18%
Total operating expense                        $2,699            $2,464           $2,092               10%              18%
Income before taxes                            $1,402            $1,233           $1,051               14%              17%
Return on common equity                            23%               22%              22%
Pretax operating margin (a)                        38%               38%              37%
-----------------------------------------------------------------------------------------------------------------------------

(a) Excludes amortization of intangibles and trust-preferred securities expense.


Income before taxes for the Corporation's core sectors was $1.402 billion in 1999, an increase of $169 million, or 14%, compared with 1998. This increase resulted from positive operating leverage as revenues increased $420 million, or 11%, while operating expense increased $235 million, or 10%, and credit quality expense increased $16 million. The increase in total revenue was primarily due to higher fee revenue resulting from business growth as well as the full-year impact of both the April 1998 Founders and October 1998 Newton acquisitions in 1999. Total operating expense increased primarily due to business growth as well as acquisitions.

Wealth Management

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                           Growth rates
                                                                                                      ---------------------
                                                                                                      1999             1998
                                                                                                       vs.              vs.
                                                 1999              1998             1997              1998             1997
-----------------------------------------------------------------------------------------------------------------------------
Total revenue                                    $433             $370              $285               17%              30%
Total operating expense                          $255             $226              $176               13%              29%
Income before taxes                              $179             $143              $108               24%              32%
Return on common equity                            42%              36%               45%
Pretax operating margin (a)                        45%              43%               39%
Assets under management                          $ 56             $ 49              $ 39               15%              25%
Assets under administration or custody           $ 37             $ 38              $ 32               (1)%             16%
-----------------------------------------------------------------------------------------------------------------------------

(a) Excludes amortization of intangibles and trust-preferred securities expense.


Wealth Management includes private asset management services, private banking and origination of jumbo residential mortgages. Income before taxes for the Wealth Management sector was $179 million in 1999, up $36 million, or 24%, from 1998. Revenue increased $63 million, or 17%, due to higher private asset management fee revenue. Assets under management increased to $56 billion at Dec. 31, 1999, up 15%, from $49 billion at Dec. 31, 1998, reflecting a higher level of private assets under management, due to net new business and market appreciation. Operating expense increased $29 million, or 13%, reflecting investments in staff and information systems to support business growth.

--------------------------------------------------------------------------------

Global Investment Management

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                           Growth rates
                                                                                                      ---------------------
                                                                                                      1999             1998
                                                                                                       vs.              vs.
                                                 1999              1998             1997              1998             1997
-----------------------------------------------------------------------------------------------------------------------------
Total revenue                                    $998              $774            $602                29%              29%
Total operating expense                          $659              $502            $380                31%              32%
Income before taxes                              $339              $272            $222                24%              22%
Return on common equity                            38%               37%             40%
Pretax operating margin (a)                        37%               38%             38%
Assets under management                          $399              $345            $271                16%              27%
-----------------------------------------------------------------------------------------------------------------------------

(a) Excludes amortization of intangibles and trust-preferred securities expense.


Global Investment Management includes mutual fund management, institutional asset management and brokerage services. Income before taxes for the Global Investment Management sector totaled $339 million in 1999, compared with $272 million in 1998, an increase of $67 million, or 24%. Revenue increased $224 million, or 29%, primarily due to higher mutual fund and institutional asset management fees due to the full-year impact of the Newton and Founders acquisitions and a higher level of managed assets. In addition, brokerage fees increased by $18 million. Assets under management increased to $399 billion at Dec. 31, 1999, up 16%, from $345 billion at Dec. 31, 1998, due to net new business and market appreciation. Total operating expense increased $157 million, or 31% due to acquisitions and the amortization of the related goodwill, and investments to support business growth. Excluding the impact of the Newton and Founders acquisitions, revenue increased 13% and total operating expense increased 7%, resulting in a 22% increase in income before taxes.

Global Investment Services

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                           Growth rates
                                                                                                      ---------------------
                                                                                                      1999             1998
                                                                                                       vs.              vs.
                                                 1999              1998             1997              1998             1997
-----------------------------------------------------------------------------------------------------------------------------
Total revenue                                 $  977            $  901           $  674                8%              34%
Total operating expense                       $  751            $  709           $  542                6%              31%
Income before taxes                           $  226            $  192           $  132               18%              45%
Return on common equity                           23%               24%              20%
Pretax operating margin (a)                       24%               23%              21%
Assets under management                       $   33            $   31           $   28                5%              13%
Assets under administration or custody        $2,161            $1,865           $1,500               16%              24%
-----------------------------------------------------------------------------------------------------------------------------

(a) Excludes amortization of intangibles and trust-preferred securities expense.

Global Investment Services includes institutional trust and custody, foreign exchange, securities lending, shareholder services, benefits consulting and administrative services for employee benefit plans and backoffice outsourcing for investment managers. This sector also includes the Corporation's joint ventures, whose results are reported under the equity method of accounting. Income before taxes for the Global Investment Services sector totaled $226 million in 1999, compared with $192 million in 1998, an increase of $34 million, or 18%. The increase was attributable to a $76 million, or 8%, increase in total revenue resulting, in part, from higher institutional trust and mutual fund administration or custody fees, increased benefits consulting and administration fees, and higher foreign exchange fees. Partially offsetting this increase was a $42 million, or 6% increase in total operating expenses. Assets under administration or custody exceeded $2.1 trillion at Dec. 31, 1999, an increase of 16% from Dec. 31, 1998.

--------------------------------------------------------------------------------

Regional Consumer Banking

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                           Growth rates
                                                                                                      ---------------------
                                                                                                      1999             1998
                                                                                                       vs.              vs.
                                                 1999              1998             1997              1998             1997
-----------------------------------------------------------------------------------------------------------------------------
Total revenue                                    $653              $673             $656              (3)%               3%
Total operating expense                          $440              $449             $449              (2)%               -%
Income before taxes                              $210              $215             $202              (2)%               6%
Return on common equity                            19%               21%              20%
Pretax operating margin (a)                        41%               40%              39%
-----------------------------------------------------------------------------------------------------------------------------
(a)  Excludes amortization of intangibles and trust-preferred securities expense.


Regional Consumer Banking includes consumer lending and deposit products, direct banking and sales of insurance products. Income before taxes for this sector totaled $210 million in 1999, a decrease of $5 million, or 2%, compared with 1998. Total revenue decreased $20 million, or 3%, compared with 1998, primarily due to lower net interest revenue while total operating expense decreased $9 million, or 2%, compared with 1998 reflecting productivity improvements. In addition, credit quality expense decreased $6 million in 1999.

Specialized Commercial Banking

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                           Growth rates
                                                                                                      ---------------------
                                                                                                      1999             1998
                                                                                                       vs.              vs.
                                                 1999              1998             1997              1998             1997
-----------------------------------------------------------------------------------------------------------------------------
Total revenue                                    $541              $486            $422                11%              15%
Total operating expense                          $259              $246            $218                 6%              12%
Income before taxes                              $269              $227            $200                18%              14%
Return on common equity                            23%               21%             24%
Pretax operating margin (a)                        57%               55%             54%
-----------------------------------------------------------------------------------------------------------------------------
(a)  Excludes amortization of intangibles and trust-preferred securities expense.


Specialized Commercial Banking includes middle market lending, business banking, lease financing, commercial real estate lending, insurance premium financing, asset-based lending and venture capital. Income before taxes for this sector totaled $269 million in 1999, an increase of $42 million, or 18%, compared with 1998. Total revenue increased $55 million, or 11%, due to higher net interest revenue resulting from loan growth and higher gains on equity securities. Operating expense increased $13 million, or 6%, from 1998 to support business growth.

-------------------------------------------------------------------------------

Large Corporate Banking

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                           Growth rates
                                                                                                      ---------------------
                                                                                                      1999             1998
                                                                                                       vs.              vs.
                                                 1999              1998             1997              1998             1997
-----------------------------------------------------------------------------------------------------------------------------
Total revenue                                    $537              $515             $514                4%               -%
Total operating expense                          $335              $332             $327                1%               1%
Income before taxes                              $179              $184             $187               (2)%             (2)%
Return on common equity                            12%               12%              12%
Pretax operating margin (a)                        38%               40%              41%
-----------------------------------------------------------------------------------------------------------------------------
(a)  Excludes amortization of intangibles and trust-preferred securities expense.


Large Corporate Banking includes cash management, large corporate and mid-corporate relationship banking, corporate finance and derivative products, securities underwriting and trading and international banking. Income before taxes was $179 million in 1999, a decrease of $5 million, or 2%, from 1998. Revenue growth of $22 million, or 4%, was offset by a $24 million increase in credit quality expense and operating expense growth of only 1%. The revenue growth was primarily driven by higher cash management revenue, and the favorable expense trend reflects improved productivity in the cash management line of business.

Divestitures

Divestitures includes residential and commercial mortgage loan origination and servicing; credit card; network services transaction processing; the gain on the sale of the seven Mellon Bank (MD) N.A. retail offices; and, 1998 and 1997 results include merchant card processing, including the $35 million gain on the sale of this business in 1998, and the fee revenue from the electronic filing of income tax returns service, which was discontinued at the end of 1998. In addition, Divestitures includes the results of a mutual fund administration service provided under a long-term contract with a third party that expires near the end of May 2000. Divestitures' income before taxes was $217 million in 1999 and $136 million in 1998. Fee revenue for 1999 includes a $127 million pre-tax net gain from divestitures, as further discussed in "Significant financial events" on page 4.

Real Estate Workout/Other Activity

Real Estate Workout/Other Activity primarily includes business activities that are not separate lines of business or have not been allocated, for management reporting purposes, to the lines of business. The Real Estate Workout/Other Activity sector's pre-tax loss for 1999 was $18 million, compared with income of $1 million in 1998. Revenue primarily reflects earnings on the use of proceeds from the trust-preferred securities and earnings on capital above that required for the core sectors, and gains from the sale of assets. Credit quality revenue for 1999 and 1998 primarily includes gains on the sale of OREO. Operating expense includes trust-preferred securities expense and various nonrecurring charges for items not attributable to the operations of a business sector. Other operating expense for 1999 includes $56 million of nonrecurring expenses related to a $30 million charitable contribution to the Mellon Financial Corporation Foundation and $26 million of expenses as part of the Mellon Third Century strategic initiatives recorded in the second quarter of 1999. Average assets primarily include assets of certain support areas not identified with the major business sectors. Average common and Tier I preferred equity represents capital in excess of that required for the core sectors.

--------------------------------------------------------------------------------

1998 compared to 1997

Income before taxes for the Corporation's core sectors was $1.233 billion in 1998, an increase of $182 million, or 17%, compared with $1.051 billion in 1997. This increase resulted from a $566 million, or 18%, increase in total revenue partially offset by a $372 million, or 18%, increase in total operating expense. Both increases were primarily due to internal growth and acquisitions. Return on common shareholders' equity for the core sectors was 22% in both 1998 and 1997.

Income before taxes for Divestitures was $136 million in 1998 compared with $69 million in 1997. This increase was primarily due to a $108 million decrease in credit quality expense resulting from lower credit card net credit losses. Partially offsetting this improvement was a $45 million increase in total operating expense due in large part to higher amortization of mortgage servicing assets due to a higher level of mortgage prepayments in 1998. Revenue in 1998 included the $35 million gain on the sale of the merchant card processing business. Revenue in 1997 included the $43 million gain on the sale of the corporate trust business.

Real Estate Workout/Other Activity pre-tax income was $1 million for 1998 and $72 million for 1997. Revenue for both 1998 and 1997 primarily reflects earnings on the use of proceeds from trust-preferred securities and earnings on capital above that required for core sectors. Credit quality revenue for 1998 and 1997 primarily includes gains on the sale of OREO, which was lower in 1998. Credit quality revenue for 1997 also included $5 million of loan recoveries from loans to lesser developed countries (LDCs). Operating expense for 1998 and 1997 includes trust-preferred securities expense and various nonrecurring charges for items not attributable to the operation of a business sector. Average assets primarily include assets of certain support areas not allocated to the major business sectors. Average common and Tier I preferred equity represents capital in excess of that required for the core sectors.

Geographic Information

Revenue from foreign domiciled customers was approximately 8% of total revenue in 1999, less than 7% of total revenue in 1998, and less than 6% of total revenue in 1997.

CASH OPERATING RESULTS
--------------------------------------------------------------------------------

Except for the merger with Dreyfus in 1994, which was accounted for under the "pooling of interests" method, the Corporation has been required to account for business combinations under the "purchase" method of accounting. The purchase method results in the recording of goodwill and other identified intangibles that are amortized as noncash charges in future years into operating expense. The pooling of interests method does not result in the recording of goodwill or intangibles. Since goodwill and intangible amortization expense does not result in a cash expense, the economic value to shareholders under either accounting method is the same assuming a given financing mix. Operating results, excluding the impact of intangibles, are shown in the table below.

---------------------------------------------------------------------------------------------------------------
(dollar amounts in millions, except per share amounts)           1999 (a)           1998             1997
---------------------------------------------------------------------------------------------------------------

Operating net income applicable to common stock                  $   948          $   861          $   750
After-tax impact of amortization
  of intangibles from purchase acquisitions                          118              111               82
---------------------------------------------------------------------------------------------------------------
    Cash operating net income applicable to common stock         $ 1,066          $   972          $   832
        Increase over prior year                                      10%              17%               9%
    Cash operating earnings per common share - diluted           $  2.04          $  1.83          $  1.60
        Increase over prior year                                      11%              15%              11%

Average common equity                                            $ 4,309          $ 4,165          $ 3,494
Less:  Average goodwill and other identified intangibles,
         net of tax benefit (b)                                   (1,870)          (1,804)          (1,051)
Plus:  Average minority interest (c)                                  64               21               --
---------------------------------------------------------------------------------------------------------------
    Average tangible common equity                               $ 2,503          $ 2,382          $ 2,443
    Cash return on tangible common equity                           42.6%            40.8%            34.0%

Average total assets                                             $49,184          $48,071          $42,942
Average total tangible assets (b)                                $47,314          $46,267          $41,891
Cash return on tangible assets                                      2.25%            2.12%            2.03%
---------------------------------------------------------------------------------------------------------------

(a) Cash operating results for 1999 exclude a $77 million after-tax net gain from divestitures, $36 million after-tax of nonrecurring expenses and a $26 million after-tax charge for the cumulative effect of a change in accounting principle.
(b) The amount of goodwill and other identified intangibles subtracted from common equity and total assets is net of $363 million, $274 million and $224 million, respectively, of average tax benefits related to tax deductible goodwill and other intangibles.
(c) Following the fourth quarter 1998 acquisition of a majority interest in Newton, the Corporation began to include average minority interest in the calculation of average tangible common equity. Minority interest at Dec. 31, 1999, and Dec. 31, 1998, totaled $67 million and $60 million, respectively.

NONINTEREST REVENUE
-----------------------------------------------------------------------------------------------------------------
(dollar amounts in millions)                                   1999                 1998                  1997
-----------------------------------------------------------------------------------------------------------------
Trust and investment fee revenue:
   Investment management                                     $1,165              $   915                $  727
   Administration and custody                                   567                  540                   476
   Benefits consulting                                          250                  223                   108
   Brokerage fees                                                62                   44                    12
-----------------------------------------------------------------------------------------------------------------
     Total trust and investment fee revenue                   2,044                1,722                 1,323
Cash management and deposit transaction charges                 274                  262                   242
Foreign currency and securities trading revenue                 173                  165                   118
Mortgage servicing fees                                         153                  200                   213
Credit card fees                                                 18                   92                    97
Other                                                           438                  480                   425
-----------------------------------------------------------------------------------------------------------------
       Total fee revenue                                     $3,100               $2,921                $2,418
Net gain from divestitures                                      127                    -                     -
Gains on the sales of securities                                  -                    1                     -
-----------------------------------------------------------------------------------------------------------------
       Total noninterest revenue                             $3,227               $2,922                $2,418
-----------------------------------------------------------------------------------------------------------------

Fee revenue as a percentage of net interest and fee
  revenue (FTE)                                                  69%                  66%                   62%
Trust and investment fee revenue as a percentage of net
  interest and fee revenue (FTE)                                 45%                  39%                   34%
-----------------------------------------------------------------------------------------------------------------

Memo:

Gross joint venture fee revenue (a)                          $  431               $  256                $  152
-----------------------------------------------------------------------------------------------------------------

(a) The Corporation accounts for its interest in joint ventures under the equity method of accounting with the net results primarily recorded either as other fee revenue or trust and investment fee revenue. The gross joint venture fee revenue is not included in total noninterest revenue above.


Total fee revenue

Fee revenue totaled $3.100 billion in 1999, up $179 million compared with $2.921 billion in 1998. The comparison to 1998 was impacted by the 1999 credit card, network services and mortgage banking divestitures, the 1998 sale of merchant card processing, the 1998 Newton and Founders acquisitions, and the elimination of fees from the electronic filing of income tax returns, a service that was discontinued at the end of 1998. Excluding these factors, fee revenue increased 12% compared with 1998, primarily due to a 15% increase in trust and investment fees. Including the trust and investment fee gross revenue generated by the Corporation's joint ventures, trust and investment fee revenue increased 20% compared with 1998.

--------------------------------------------------------------------------------------------------------------
                                                        1999                    1998                    1997
                                                        over                    over                    over
Fee revenue growth                                      1998                    1997                    1996
--------------------------------------------------------------------------------------------------------------

Trust and investment fee revenue growth (a)              15%                     13%                     16%
Total fee revenue growth (a)                             12% (b)                 12%                     13%

--------------------------------------------------------------------------------------------------------------

(a)  Excluding the effect of acquisitions and divestitures.
(b) Also excludes fees in 1998 from the discontinued service of electronic filing of income tax returns.

NONINTEREST REVENUE (CONTINUED)
-----------------------------------------------------------------------------------------------------------------------------

Investment management fee revenue

-----------------------------------------------------------------------------------------------------------------------------
(in millions)                                                               1999                 1998                  1997
-----------------------------------------------------------------------------------------------------------------------------
Managed mutual fund fees(a):
   Equity funds                                                           $  268                 $180                  $111
   Taxable money market funds:
     Institutional                                                           103                   83                    68
     Individuals                                                              38                   35                    35
   Tax-exempt bond funds                                                      89                   95                    96
   Fixed-income funds                                                         47                   39                    24
   Tax-exempt money market funds                                              29                   29                    28
   Nonproprietary                                                             28                   17                    12
-----------------------------------------------------------------------------------------------------------------------------
        Total managed mutual fund fees                                       602                  478                   374
Private asset                                                                292                  225                   182
Institutional asset                                                          271                  212                   171
-----------------------------------------------------------------------------------------------------------------------------
        Total investment management fee revenue                           $1,165                 $915                  $727
-----------------------------------------------------------------------------------------------------------------------------

(a) Net of mutual fund fees waived and fund expense reimbursements of $33 million, $40 million and $39 million for 1999, 1998 and 1997, respectively.


Investment management revenue increased $250 million, or 27%, in 1999, compared with 1998. Excluding the impact of acquisitions, investment management revenue increased $144 million, or 17%, in 1999, compared with 1998. This increase resulted from a $77 million, or 18%, increase in mutual fund management revenue, a $42 million, or 19%, increase in private asset management revenue and a $25 million, or 12%, increase in institutional asset management revenue. These increases primarily resulted from net new business, as well as an increase in the market value of assets under management.

Mutual fund management fees are based upon the average net assets of each fund. The average net assets of proprietary funds managed in 1999 were $126 billion, up $18 billion, or 17%, from $108 billion in 1998. This increase primarily resulted from increases in average net assets of equity funds and institutional taxable money market funds. Proprietary equity funds averaged $46 billion in 1999, compared with $31 billion in 1998.

As shown in the table on the following page, the market value of assets under management was $488 billion at Dec. 31, 1999, a $63 billion, or 15%, increase from $425 billion at Dec. 31, 1998. In addition to net new business, the market value of assets under management were influenced by a favorable equity market in 1999. A key equity market benchmark, the Standard and Poor's 500 Index, increased 19.5% in 1999. However, the bond market, as measured by the Lehman Brothers Long-Term Government Bond Index, decreased 8.8%. At Dec. 31, 1999, the market values of these assets managed by the Corporation were comprised as follows: approximately 50% equities; approximately 25% fixed income; approximately 15% money market; approximately 5% securities lending cash collateral; and approximately 5% currency overlay and global fixed-income products.

--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
MARKET VALUE OF ASSETS UNDER MANAGEMENT AT YEAR END
(in billions)                                                         1999           1998           1997
---------------------------------------------------------------------------------------------------------
Mutual fund assets managed:
   Equity funds                                                       $ 54           $ 40           $ 22
   Taxable money market funds:
      Institutional                                                     42             40             33
      Individuals                                                        9              9              9
   Tax-exempt bond funds                                                14             16             17
   Fixed-income funds                                                    7              7              5
   Tax-exempt money market funds                                         8              8              7
   Nonproprietary                                                       30             21             11
---------------------------------------------------------------------------------------------------------
      Total mutual fund assets managed                                 164            141            104
Private assets                                                          55             47             36
Institutional assets (a)(b)                                            269            237            198
---------------------------------------------------------------------------------------------------------
      Total market value of assets under management                   $488           $425           $338
---------------------------------------------------------------------------------------------------------

(a) Includes assets managed at Pareto Partners of $32 billion at Dec. 31, 1999; $24 billion at Dec. 31, 1998; and $21 billion at Dec. 31, 1997. The Corporation has a 30% equity interest in Pareto Partners.
(b) Beginning in 1999, securities lending cash collateral is included in institutional assets managed. Prior years have been restated.


At Dec. 31, 1999, the combined market values of $30 billion of nonproprietary mutual funds and $269 billion of institutional assets managed, by asset type, were as follows: equities, $115 billion; balanced, $43 billion; fixed income, $62 billion; money market, $47 billion; and $32 billion at Pareto Partners, primarily in currency overlay and global fixed-income products, for a total of $299 billion.

Administration and custody fee revenue

---------------------------------------------------------------------------------------------------------------
(in millions)                                             1999                    1998                    1997
---------------------------------------------------------------------------------------------------------------
Institutional trust                                       $396                    $388                    $327
Mutual fund                                                152                     133                     133
Private asset                                               19                      19                      16
---------------------------------------------------------------------------------------------------------------
   Total administration and custody revenue               $567                    $540                    $476
---------------------------------------------------------------------------------------------------------------


Administration and custody fee revenue increased $27 million, or 5%, in 1999, compared with 1998. This increase primarily resulted from an increase in mutual fund administration revenue. The reported growth within institutional trust and custody revenue was tempered primarily by the contribution of pre-existing business to the Russell/Mellon Analytical Services, Inc. and CIBC Mellon Global Securities Services joint ventures. The results of joint ventures are accounted for under the equity method of accounting, which reports the Corporation's share of the results of the joint ventures on a net basis, rather than reporting the revenues and expenses separately. The table on the following page shows institutional trust and custody fee revenue including the gross revenue generated by the Corporation's joint ventures that provide such services. Including the institutional trust and custody gross revenue generated by these joint ventures, institutional trust and custody revenue increased $91 million, or 21%, compared with 1998.

-------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL TRUST AND CUSTODY FEE REVENUE
(in millions)                                                          1999                    1998                    1997
----------------------------------------------------------------------------------------------------------------------------
Total institutional trust and custody fee
   revenue - as reported                                               $396                    $388                    $327
Adjustment to reflect joint venture revenue                             125                      42                      19
----------------------------------------------------------------------------------------------------------------------------
Adjusted institutional trust and custody fee revenue                   $521                    $430                    $346
----------------------------------------------------------------------------------------------------------------------------


Mutual fund administration and custody fees are expected to be impacted beginning in the second quarter of 2000 as a long-term contract with a third party expires near the end of May 2000. Fees and earnings per common share from this contract totaled approximately $87 million pre-tax, or approximately $.11 per common share, in 1999. Fees and earnings per common share from this contract are expected to total approximately $34 million pre-tax, or approximately $.045 per common share, through May 2000, when the contract expires.

The market value of assets under administration or custody, shown in the table below, was $2,198 billion at Dec. 31, 1999, an increase of $295 billion, or 16%, compared with $1,903 billion at Dec. 31, 1998. This increase resulted from a general market increase and net new business.

----------------------------------------------------------------------------------------------------------------------------
MARKET VALUE OF ASSETS UNDER ADMINISTRATION OR CUSTODY AT YEAR END
(in billions)                                                                       1999              1998             1997
----------------------------------------------------------------------------------------------------------------------------
Institutional trust (a)                                                           $2,074            $1,803           $1,440
Mutual fund                                                                           87                62               60
Private asset                                                                         37                38               32
----------------------------------------------------------------------------------------------------------------------------
    Total market value of assets under administration or custody                  $2,198            $1,903           $1,532
----------------------------------------------------------------------------------------------------------------------------

(a) Includes $324 billion of assets at Dec. 31, 1999, $244 billion of assets at Dec. 31, 1998, and $246 billion of assets at Dec. 31, 1997, administered by CIBC Mellon Global Securities Services, a joint venture.


Benefits consulting

Benefits consulting fees generated by Buck Consultants, Inc. increased $27 million, or 12%, in 1999, compared with 1998, resulting from expansion of services to existing clients, cross-selling initiatives and net new business.

Brokerage fees

The $18 million, or 41%, increase in brokerage fees in 1999 compared with 1998 primarily resulted from higher trading volumes in the active equities market in 1999. Dreyfus Brokerage Services, Inc. averaged approximately 10,000 trades per day in 1999, compared with approximately 6,700 trades per day in 1998.

Cash management and deposit transaction charges

The Corporation is a major national provider of a number of cash management services, including remittance processing, collections and disbursements, check processing and electronic services to assist corporate clients in the management of their accounts receivable, accounts payable and treasury management functions. The $12 million, or 5%, increase in cash management and deposit transaction charges in 1999, compared with 1998, primarily resulted from higher volumes of business, particularly in electronic services. This increase was partially offset by customers holding higher compensating balances on deposits, which is recognized in net interest revenue, in lieu of paying fees.

-------------------------------------------------------------------------------

Foreign currency and securities trading revenue

The $8 million, or 5%, increase in foreign currency and securities trading revenue in 1999, compared with 1998, was primarily related to an increase in foreign exchange customers and favorable market conditions.

Mortgage servicing fees

Mortgage servicing fees totaled $153 million in 1999, a decrease of $47 million, or 24%, compared with 1998. This decrease resulted from the divestitures of the residential and commercial mortgage servicing businesses that were completed by Sept. 30, 1999.

Credit card fees

Credit card fees were $18 million in 1999 compared with $92 million in 1998. The decrease resulted from the March 1999 divestiture of the credit card business.

Other fee revenue

Other fee revenue was $438 million in 1999, a decrease of $42 million compared with 1998. This decrease primarily related to the inclusion in 1998 of a $35 million gain on the sale of the merchant card processing business, the June 1999 divestiture of the network services transaction processing unit and the elimination of the fees from the electronic filing of income tax returns, a service that was discontinued at the end of 1998. The network services transaction processing unit generated approximately $30 million of fee revenue in 1999 compared with $46 million in 1998. The electronic filing of income tax returns service generated approximately $25 million of fee revenue in 1998. These decreases were partially offset by higher revenue from equity investments, as well as other factors, none of which was individually significant.

Net gain from divestitures

In 1999, the Corporation recorded a $127 million pre-tax net gain from the divestitures. For further analysis of the net gain from divestitures, see the "Divestitures" disclosure in the "Significant financial events" section on page 4.

1998 compared with 1997

Fee revenue increased to $2.921 billion in 1998, up $503 million from $2.418 billion in 1997. Excluding the impact from acquisitions and one-time gains from the sales of the merchant card processing business in 1998 and the corporate trust business in 1997, total fee revenue increased 12% in 1998 compared with 1997. This increase was primarily attributable to higher trust and investment fees, foreign exchange revenue and other fee revenue.

NET INTEREST REVENUE
--------------------------------------------------------------------------------

Net interest revenue includes the interest spread on interest-earning assets, loan fees, cash receipts and interest reversals on nonperforming loans, and revenue or expense on off-balance-sheet instruments used for interest rate risk management purposes. Net interest revenue, on a fully taxable equivalent basis, totaled $1.439 billion in 1999, down $60 million from $1.499 billion in the prior year. The net interest margin was 3.70% in 1999, down 26 basis points compared with 3.96% in 1998.

The decrease in net interest revenue in 1999, compared with the prior year, principally resulted from the divestitures of the credit card and mortgage businesses. Credit card loans totaled approximately $800 million at year-end 1998, while the residential mortgage warehouse portfolio totaled approximately $1.6 billion at year-end 1998. Excluding the impact of net interest revenue generated by these businesses, net interest revenue increased 1% compared with 1998. This increase reflected a higher level of interest-earning assets and a higher level of compensating deposit balances held in lieu of customers paying cash management fees partially offset by higher funding costs related to the repurchase of $1.068 billion of common stock. The decrease in the net interest margin in 1999 was due, in part, to a lower-yielding loan portfolio following the divestiture of the higher-yielding credit card business.

1998 compared with 1997

Net interest revenue on a fully taxable equivalent basis totaled $1.499 billion in 1998, an increase of $24 million from $1.475 billion in 1997, while the net interest margin decreased by 28 basis points to 3.96% in 1998. The increase in net interest revenue in 1998, compared with the prior year, principally resulted from the favorable impacts of the acquisitions of Mellon United National Bank, Mellon 1st Business Bank and Dreyfus Brokerage Services, net of funding costs, as well as a higher level of interest-earning assets. Partially offsetting these factors were the effects of the December 1997 transfer of $231 million of CornerStone(sm) credit card loans into an accelerated resolution portfolio and the February 1998 Series K preferred stock redemption. The decrease in the net interest margin primarily resulted from a higher level of lower-yielding assets, the transfer of higher-yielding CornerStone(sm) credit card loans into an accelerated resolution portfolio and the Series K preferred stock redemption.

--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEET -- AVERAGE BALANCES AND INTEREST YIELDS/RATES
------------------------------------------------------------------------------------------------------------------------------
                                                                                                       1999
                                                                                                                    AVERAGE
                                                                                        AVERAGE                     YIELDS/
(dollar amounts in millions)                                                            BALANCE       INTEREST       RATES
------------------------------------------------------------------------------------------------------------------------------
ASSETS                     Interest-earning assets:
                           Interest-bearing deposits with banks                         $   803         $   39        4.81%
                           Federal funds sold and securities under resale
                             agreements                                                     754             41        5.39
                           Other money market investments                                    61              3        4.47
                           Trading account securities                                       370             19        5.29
                           Securities (a):
                             U.S. Treasury and agency securities                          6,361            408        6.41
                             Obligations of states and political subdivisions               117              7        6.24
                             Other                                                           90              7        7.75
                           Loans, net of unearned discount (a)                           30,319          2,244        7.40
                                                                                        -------         ------
                               Total interest-earning assets                             38,875         $2,768        7.12
                           Cash and due from banks                                        3,051
                           Premises and equipment                                           561
                           Customers' acceptance liability                                  123
                           Net acquired property                                             26
                           Other assets (a)                                               7,034
                           Reserve for credit losses                                       (434)
------------------------------------------------------------------------------------------------------------------------------
                               Total assets                                             $49,236

------------------------------------------------------------------------------------------------------------------------------
LIABILITIES,               Interest-bearing liabilities:
TRUST-PREFERRED            Deposits in domestic offices:
SECURITIES AND               Demand                                                     $   428         $   12        2.92%
SHAREHOLDERS'                Money market and other savings accounts                     12,471            357        2.86
EQUITY                       Retail savings certificates                                  6,690            305        4.56
                             Other time deposits                                          1,263             64        5.10
                           Deposits in foreign offices                                    3,052            133        4.35
                                                                                        -------         ------
                               Total interest-bearing deposits                           23,904            871        3.64
                           Federal funds purchased and securities under
                             repurchase agreements                                        2,121            102        4.79
                           Short-term bank notes                                            815             44        5.34
                           U.S. Treasury tax and loan demand notes                          511             24        4.74
                           Term federal funds purchased                                     427             22        5.24
                           Commercial paper                                                 128              7        5.39
                           Other funds borrowed                                             422             34        7.97
                           Notes and debentures (with original maturities over one
                             year)                                                        3,424            225        6.59
                                                                                        -------         ------
                               Total interest-bearing liabilities                        31,752         $1,329        4.19
                           Total noninterest-bearing deposits                             9,454
                           Acceptances outstanding                                          123
                           Other liabilities (a)                                          2,573
------------------------------------------------------------------------------------------------------------------------------
                               Total liabilities                                         43,902
                           Guaranteed preferred beneficial interests in Corporation's
                             junior subordinated deferrable interest debentures             991
------------------------------------------------------------------------------------------------------------------------------
                           Shareholders' equity (a)                                       4,343
------------------------------------------------------------------------------------------------------------------------------
                              Total liabilities, trust-preferred securities and
                                 shareholders' equity                                   $49,236

------------------------------------------------------------------------------------------------------------------------------
RATES                      Yield on total interest-earning assets                                                     7.12%
                           Cost of funds supporting interest-earning assets                                           3.42
------------------------------------------------------------------------------------------------------------------------------
                           Net interest income/margin:
                             Taxable equivalent basis                                                   $1,439        3.70%
                             Without taxable equivalent increments                                       1,430        3.68
------------------------------------------------------------------------------------------------------------------------------

               (a) Amounts and yields exclude adjustments to fair value required by FAS No. 115.
               Note: Interest and average yields/rates were calculated on a taxable equivalent basis, at tax rates approximating 35%, using dollar amounts in thousands and actual number of days in the years, and are before the effect of reserve requirements. Loan fees, as well as nonaccrual loans and their related income effect, have been included in the calculation of average yields/rates.

------------------------------------------------------------------------------------------------------------------------------
               1998                           1997                          1996                           1995
                        Average                        Average                       Average                          Average
  Average               yields/  Average               yields/  Average              yields/   Average                yields/
  balance    Interest    rates   balance    Interest    rates   balance    Interest   rates    balance   Interest      rates
------------------------------------------------------------------------------------------------------------------------------

  $   649     $   33      5.19%  $   518     $   26      5.06%  $   678     $   36     5.31%   $   567    $   36       6.27%

      786         49      6.22       560         30      5.29       561         30     5.41        598        34       5.64
      109          6      5.35       108          6      5.41       142          7     5.00         57         3       5.02
      251         16      6.24       175          9      5.54       146          8     5.46        296        19       6.59

    5,473        365      6.67     5,440        367      6.75     5,999        392     6.54      4,671       305       6.52
       54          4      7.31        38          3      7.77        39          3     8.53         64         5       7.73
      120          8      6.89       108          8      6.87       153         12     7.67        203        14       7.09
   30,399      2,419      7.96    27,816      2,275      8.18    27,250      2,261     8.30     27,360     2,432       8.89
  -------     ------             -------     ------             -------     ------             -------    ------
   37,841     $2,900      7.67    34,763     $2,724      7.83    34,968     $2,749     7.86     33,816    $2,848       8.44
    3,195                          2,844                          2,782                          2,337
      565                            587                            560                            555
      120                            271                            252                            229
       54                             68                             73                             80
    6,724                          4,905                          3,865                          3,703
     (498)                          (512)                          (472)                          (591)
------------------------------------------------------------------------------------------------------------------------------
  $48,001                        $42,926                        $42,028                        $40,129

------------------------------------------------------------------------------------------------------------------------------


  $   344     $    7      1.95%  $   232     $    4      1.90%  $   830     $   15     1.80%   $ 1,916    $   37       1.94%
   11,149        324      2.91    10,046        286      2.84     9,935        280     2.82      8,736       277       3.16
    7,587        376      4.96     7,166        358      5.00     6,529        318     4.88      6,683       337       5.05
    2,109        117      5.56     1,787        101      5.65     1,766         96     5.42        263        12       4.70
    2,760        136      4.93     2,641        129      4.88     3,766        194     5.14      3,898       226       5.79
  -------     ------             -------     ------             -------     ------             -------    ------
   23,949        960      4.01    21,872        878      4.02    22,826        903     3.95     21,496       889       4.13

    2,207        123      5.56     1,390         77      5.51     1,765         94     5.32      2,128       125       5.87
      295         16      5.64       144          8      5.83       502         29     5.84        815        50       6.20
      604         31      5.15       468         25      5.33       286         15     5.17        400        23       5.69
      365         21      5.69       599         34      5.71       675         38     5.58        644        39       5.98
      234         13      5.44        69          4      5.41       217         12     5.42        226        13       5.87
      363         33      9.08       423         34      8.09       279         27     9.89        395        34       8.68
    2,992        204      6.84     2,712        189      6.97     2,038        143     7.04      1,670       117       7.04
  -------     ------             -------     ------             -------     ------             -------    ------
   31,009     $1,401      4.52    27,677     $1,249      4.51    28,588     $1,261     4.41     27,774    $1,290       4.65
    9,597                          8,587                          8,012                          6,455
      120                            271                            252                            229
    2,139                          1,711                          1,319                          1,533
------------------------------------------------------------------------------------------------------------------------------
   42,865                         38,246                         38,171                         35,991

      991                            990                             32                              -
------------------------------------------------------------------------------------------------------------------------------
    4,145                          3,690                          3,825                          4,138
------------------------------------------------------------------------------------------------------------------------------

  $48,001                        $42,926                        $42,028                        $40,129

------------------------------------------------------------------------------------------------------------------------------
                          7.67%                          7.83%                         7.86%                           8.44%
                          3.71                           3.59                          3.60                            3.82
------------------------------------------------------------------------------------------------------------------------------

              $1,499      3.96%              $1,475      4.24%              $1,488     4.26%              $1,558       4.62%
               1,491      3.94                1,467      4.22                1,478     4.23                1,548       4.58
------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSE
-------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
(dollar amounts in millions)                                                      1999              1998             1997
---------------------------------------------------------------------------------------------------------------------------
Staff expense                                                                  $ 1,559           $ 1,456          $ 1,242
Professional, legal and other purchased services                                   280               297              219
Net occupancy expense                                                              243               237              225
Equipment expense                                                                  186               181              175
Business development                                                               161               149              148
Amortization of goodwill and other intangible assets                               148               137              105
Amortization of mortgage servicing assets and purchased
  credit card relationships                                                        113               179              118
Communications expense                                                             112               107              102
Other expense                                                                      182               197              175
---------------------------------------------------------------------------------------------------------------------------
    Operating expense before trust-preferred securities
      expense and net revenue from acquired property                             2,984             2,940            2,509
Trust-preferred securities expense                                                  79                79               78
Net revenue from acquired property                                                 (14)               (6)             (19)
---------------------------------------------------------------------------------------------------------------------------
        Total operating expense                                                $ 3,049           $ 3,013          $ 2,568
---------------------------------------------------------------------------------------------------------------------------

Average full-time equivalent staff                                              28,000 (a)        28,300           26,400
---------------------------------------------------------------------------------------------------------------------------

Efficiency ratio (b)                                                                64%               66%              64%
Efficiency ratio excluding amortization of goodwill
  and other intangible assets                                                       61                63               62
---------------------------------------------------------------------------------------------------------------------------

(a)  Full-time equivalent staff averaged 25,800 in the fourth quarter of 1999.
(b) Operating expense before trust-preferred securities expense, net revenue from acquired property and second quarter 1999 nonrecurring expenses, as a percentage of revenue, computed on a taxable equivalent basis, excluding the net gain on divestitures and gains on the sales of securities.


Operating expense before trust-preferred securities expense and net revenue from acquired property totaled $2.984 billion in 1999, an increase of $44 million compared with $2.940 billion in 1998. Expenses for 1999 were impacted by the 1999 credit card, network services and mortgage banking divestitures, $56 million of nonrecurring expenses recorded in the second quarter of 1999, the 1998 sale of the merchant card processing business and the full-year effect of the 1998 Newton and Founders acquisitions. The nonrecurring expenses in the second quarter of 1999 included a $30 million charitable contribution to the Mellon Financial Corporation Foundation. This expense was classified as business development expense in the table above. In addition, the Corporation recorded $26 million of expenses in connection with replacing obsolete computer equipment and closing facilities as part of Mellon's Third Century initiatives, a strategic planning process designed to drive long-term growth while continuing to produce high returns on capital. The Third Century expenses were recorded as $21 million of equipment expense and $5 million of net occupancy expense. Excluding the effect of divestitures and acquisitions and the nonrecurring expenses, operating expense before trust-preferred securities expense and net revenue from acquired property increased 3% in 1999 compared with 1998, primarily due to higher staff expense. The increase in staff expense resulted, in part, from higher incentive expense in business lines with strong revenue growth.

---------------------------------------------------------------------------------------------
                                                    1999              1998             1997
                                                    over              over             over
Operating expense growth                            1998              1997             1996
---------------------------------------------------------------------------------------------

Operating expense growth (a)                          3%                3% (b)           7%

---------------------------------------------------------------------------------------------

(a) Operating expense before trust-preferred securities expense and net revenue from acquired property excluding the effect of acquisitions and divestitures and excluding second quarter 1999 nonrecurring expenses.
(b) Also excludes the increase in the amortization of mortgage servicing assets and purchased credit card relationships.

-------------------------------------------------------------------------------

1998 compared with 1997

Operating expense before trust-preferred securities expense and net revenue from acquired property was $2.940 billion in 1998, an increase of $431 million compared with 1997. The increase primarily resulted from acquisitions, including a full-year impact of the 1997 Buck and Dreyfus Brokerage Services acquisitions, higher amortization of mortgage servicing assets, higher consulting expense and business growth. Excluding the effect of acquisitions and the increase in the amortization of mortgage servicing assets and purchased credit card relationships, operating expense before trust-preferred securities expense and net revenue from acquired property increased approximately 3%.

Year 2000 Project

In early 1996, the Corporation formed a year 2000 project team to identify information technology and non-information technology systems that required modification for the year 2000. A project plan (that included inventory, assessment, remediation, system testing, enterprise testing, contingency planning and internal certification) was developed and implemented. The Corporation experienced no significant disruptions as a result of the year end date change. The Corporation intends to monitor other critical dates in the future, including Leap Year Day (Feb. 29, 2000).

The Corporation incurred expenses throughout 1996, 1997, 1998 and 1999 related to the year 2000 project. The costs related to inventory, assessment, remediation, system testing, enterprise testing, contingency planning and internal certification were approximately $95 million. Approximately 65% of these costs were incurred prior to 1999, and approximately 35% were incurred in 1999. Expenditures in 1999 related primarily to enterprise testing, contingency planning and internal certification. A significant portion of total year 2000 project expenses was represented by existing staff that was redeployed to this project. Incremental expenses related to the year 2000 project did not materially impact operating results in any one period.

The impact of year 2000 issues on the Corporation will continue to depend not only on corrective actions the Corporation has taken and takes, but also on the way in which year 2000 issues have been and continue to be addressed by governmental agencies, businesses and other third parties that provide services or data to, or receive services or data from the Corporation, that borrow from the Corporation, that issue assets managed by the Corporation as a fiduciary or whose financial condition or operational capability is otherwise important to the Corporation. Although to date the Corporation has not been adversely impacted to any significant extent by any failure of third parties to adequately address year 2000 issues, there can be no assurance that third parties will continue to adequately address all of their year 2000 issues.

The Corporation has developed contingency plans to address risks associated with year 2000 issues that may arise. There can be no assurance that any such contingency plans will fully mitigate any year 2000 failures, problems or disruptions, should any arise.

The foregoing year 2000 discussion constitutes a Year 2000 Readiness Disclosure within the meaning of the Year 2000 Readiness and Disclosure Act of 1998.

INCOME TAXES
--------------------------------------------------------------------------------

The provision for income taxes totaled $574 million in 1999, compared with $470 million in 1998 and $398 million in 1997. The Corporation's effective tax rate for 1999 was 36.7%, compared with 35.1% for 1998 and 34.1% for 1997. The effective tax rate, excluding the effect of the net gain from divestitures and nonrecurring expenses, was 36.5% in 1999. It is currently anticipated that the effective tax rate will be approximately the same in 2000.

CAPITAL
-------------------------------------------------------------------------------------------------------------------------------
SELECTED CAPITAL DATA AT YEAR END
(dollar amounts in millions, except per share amounts)                      1999                 1998                  1997
-------------------------------------------------------------------------------------------------------------------------------
Common shareholders' equity                                             $  4,016             $  4,521              $  3,652
Common shareholders' equity to assets ratio                                 8.38%                8.90%                 8.13%

Tangible common shareholders' equity (a)                                $  2,288             $  2,641              $  2,436
Tangible common shareholders' equity to assets ratio (b)                    4.96%                5.41%                 5.58%

Total shareholders' equity                                              $  4,016             $  4,521              $  3,845
Total shareholders' equity to assets ratio                                  8.38%                8.90%                 8.56%

Tier I capital ratio                                                        6.60%                6.53%                 7.77%
Total (Tier I plus Tier II) capital ratio                                  10.76%               10.80%                12.73%
Leverage capital ratio                                                      6.72%                6.73%                 8.02%

Book value per common share                                             $   8.02             $   8.63              $   7.20
Tangible book value per common share                                    $   4.57             $   5.04              $   4.80

Closing common stock price                                              $  34.06             $  34.38              $  30.32
Market capitalization                                                   $ 17,052             $ 18,007              $ 15,386
Common shares outstanding (000)                                          500,623              523,846               507,572
------------------------------------------------------------------------------------------------------------------------------

(a) Includes $67 million and $60 million of minority interest at Dec. 31, 1999 and Dec. 31, 1998, respectively, primarily related to Newton. In addition, includes $345 million, $373 million and $209 million, respectively, of tax benefits related to tax deductible goodwill and other intangibles.
(b) Common shareholders' equity plus minority interest and less goodwill and other intangibles recorded in connection with purchase acquisitions divided by total assets less goodwill and other intangibles recorded in connection with purchase acquisitions. The amount of goodwill and other intangibles subtracted from common shareholders' equity and total assets is net of any tax benefit.


The Corporation's capital management objectives are to maintain a strong capital base--in excess of all regulatory guidelines--while also maximizing shareholder value. The decrease in shareholders' equity at Dec. 31, 1999, compared with Dec. 31, 1998, primarily reflects the impact of common stock repurchases partially offset by earnings retention, including the net gain on divestitures. The Corporation's capital ratios at Dec. 31, 1999, were favorably impacted by the reduction in assets following the credit card and mortgage banking divestitures. However, the Corporation estimates that the balance sheet at year-end 1999 included approximately $1 billion of customer-driven liquidity in excess of typical levels. This excess liquidity negatively impacted the common shareholders' equity to assets ratio at Dec. 31, 1999, by approximately 15 basis points and the tangible common shareholders' equity to assets ratio by approximately 10 basis points. The negative impact on the Tier I and Total capital ratios was only 3 to 5 basis points because the risk-weighted effect of the excess liquidity was far less than $1 billion.

--------------------------------------------------------------------------------

The Corporation repurchased 30.2 million shares of its common stock in 1999, prior to any reissuances, or nearly 6% of its common shares outstanding at the beginning of the year. The repurchase of 20 million of those shares was related to a share repurchase program authorized by the board of directors in January 1999. The remaining 10.2 million shares were repurchased under a 25 million share repurchase program authorized by the board of directors in September 1999, with 14.8 million additional shares remaining available for repurchase. Any such repurchases will be used for general corporate purposes. Since the beginning of 1995, the Corporation has repurchased nearly 150 million common shares prior to any reissuances, as well as warrants for 18 million shares of common stock.

---------------------------------------------------------------------------------------------------------------------
COMMON SHARES OUTSTANDING
(in millions)                                                                             1999             1998
---------------------------------------------------------------------------------------------------------------------
Beginning shares outstanding                                                              523.8            507.6
Shares issued for stock-based benefit plans and dividend reinvestment plan                  7.0              7.0
Shares issued for Mellon United National Bank acquisition                                     -             10.2
Shares repurchased                                                                        (30.2) (a)        (1.0) (b)
---------------------------------------------------------------------------------------------------------------------
     Ending shares outstanding                                                            500.6            523.8
---------------------------------------------------------------------------------------------------------------------

(a) Purchase price of $1.068 billion for an average share price of $35.33 per share.
(b) Purchase price of $27 million for an average share price of $26.77 per share.


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

For a banking institution to qualify as well capitalized, its Tier I, Total and Leverage capital ratios must be at least 6%, 10% and 5%, respectively. All of the Corporation's banking subsidiaries qualified as well capitalized at Dec. 31, 1999 and 1998. The Corporation intends to maintain the ratios of its banking subsidiaries above the well-capitalized levels. By maintaining ratios above the regulatory well-capitalized guidelines, the Corporation's banking subsidiaries receive the benefit of lower FDIC deposit insurance assessments.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
RISK-BASED AND LEVERAGE CAPITAL RATIOS AT YEAR END
(dollar amounts in millions)                                                     1999             1998
--------------------------------------------------------------------------------------------------------
Tier I capital:
   Common shareholders' equity (a)                                            $ 4,135          $ 4,475
   Trust-preferred securities                                                     991              991
   Minority interest                                                               67               60
   Goodwill and certain other intangibles                                      (2,116)          (2,301)
   Other                                                                           (3)              (2)
--------------------------------------------------------------------------------------------------------
      Total Tier I capital                                                      3,074            3,223
Tier II capital                                                                 1,939            2,108
--------------------------------------------------------------------------------------------------------
      Total qualifying capital                                                $ 5,013          $ 5,331
--------------------------------------------------------------------------------------------------------
Risk-adjusted assets:
   On-balance-sheet                                                           $32,306          $34,229
   Off-balance-sheet                                                           14,266           15,123
--------------------------------------------------------------------------------------------------------
      Total risk-adjusted assets                                              $46,572          $49,352
--------------------------------------------------------------------------------------------------------
Average assets - leverage capital basis                                       $45,730          $47,917
--------------------------------------------------------------------------------------------------------
Tier I capital ratio (b)                                                         6.60%            6.53%
Total capital ratio (b)                                                         10.76            10.80
Leverage capital ratio (b)(c)                                                    6.72             6.73
--------------------------------------------------------------------------------------------------------

(a) In accordance with regulatory guidelines, the $119 million of unrealized losses and the $46 million of unrealized gains, net of tax, on assets classified as available for sale at Dec. 31, 1999 and 1998, respectively, have been excluded.
(b) The required minimum Tier I, Total and Leverage capital ratios are 4%, 8% and 3%, respectively.
(c) Tier I capital to average total assets (as defined for regulatory purposes), net of the loan loss reserve, goodwill and certain other intangibles.

----------------------------------------------------------------------------------------------------------------------------
RISK-BASED AND LEVERAGE CAPITAL RATIOS FOR LARGEST BANKING SUBSIDIARIES AT YEAR END

                                                                                Mellon                     Boston Safe
                                      Minimum        Well-                    Bank, N.A.                Deposit and Trust
                                      capital        capitalized      -----------------------        ----------------------
(dollar amounts in millions)          ratios (a)     ratios (a)         1999            1998           1999          1998
----------------------------------------------------------------------------------------------------------------------------
Amount:
  Tier I capital                                                      $ 2,957         $ 2,955        $   276        $   256
  Total qualifying capital                                              4,486           4,515            308            286
  Risk-adjusted assets                                                 40,087          42,482          2,821          2,395
  Average assets-leverage
    capital basis                                                      38,542          40,435          4,682          4,632
Ratios:
  Tier I capital ratio                       4%             6%           7.38%           6.96%          9.77%         10.70%
  Total capital ratio                        8             10           11.19           10.63          10.91          11.96
  Leverage capital ratio                     3              5            7.67            7.31           5.89           5.53
----------------------------------------------------------------------------------------------------------------------------

(a) As defined by the Federal Reserve Board and the Comptroller of the Currency.

--------------------------------------------------------------------------------

Acquisition-related intangibles

When computing Tier I capital, the Corporation deducts all goodwill and certain other identified intangibles acquired subsequent to Feb. 19, 1992, except mortgage servicing assets and purchased credit card relationships.


-----------------------------------------------------------------------------------------------------------------------------
ACQUISITION-RELATED INTANGIBLES AT YEAR END
(in millions)                                                               1999                 1998                  1997
-----------------------------------------------------------------------------------------------------------------------------
Goodwill                                                                  $2,077               $2,221                $1,341
Purchased core deposit intangibles                                            48                   75                    65
Other identified intangibles                                                  15                   17                    19
-----------------------------------------------------------------------------------------------------------------------------
     Total acquisition-related intangibles                                $2,140 (a)           $2,313                $1,425
-----------------------------------------------------------------------------------------------------------------------------

(a) At Dec. 31, 1999, $963 million is tax deductible and $1.177 billion is non-tax deductible.


The $173 million decrease in acquisition-related intangibles from Dec. 31, 1998, resulted from recording amortization expense of $148 million, as well as a $25 million net reduction resulting from the divestitures. Based upon the current level of acquisition-related intangibles and the amortization schedule, the annual amortization for the years 2000 through 2004 is expected to be approximately $132 million, $124 million, $120 million, $116 million and $115 million, respectively. For the year 2000, using common shares and equivalents outstanding at Dec. 31, 1999, the after-tax impact of the annual amortization is expected to be $110 million, or approximately $.22 per share. The after-tax impact of the annual amortization for the years 2001 through 2004 is expected to be approximately $104 million, $101 million, $98 million and $97 million, respectively.

Mortgage servicing assets and purchased credit card relationships

------------------------------------------------------------------------------------------------------------------------------
MORTGAGE SERVICING ASSETS AND PURCHASED CREDIT CARD RELATIONSHIPS AT YEAR END
(in millions)                                                               1999                 1998                  1997
------------------------------------------------------------------------------------------------------------------------------
Mortgage servicing assets:
  Residential                                                                $16               $1,046                $  978
  Commercial                                                                   -                   69                    74
------------------------------------------------------------------------------------------------------------------------------
     Total mortgage servicing assets                                          16                1,115                 1,052
Purchased credit card relationships                                            -                   17                    23
------------------------------------------------------------------------------------------------------------------------------
     Total mortgage servicing assets and purchased
       credit card relationships                                             $16               $1,132                $1,075
------------------------------------------------------------------------------------------------------------------------------


The decrease in total mortgage servicing assets and purchased credit card relationships at Dec. 31, 1999, resulted from the divestitures of the mortgage servicing businesses and the credit card business. See the "Significant financial events" section on page 4 for a further discussion of these divestitures. The remaining $16 million of residential mortgage servicing assets at Dec. 31, 1999, relate to the retained servicing rights on jumbo residential mortgages that were not part of the divestiture.

The Corporation capitalized $8 million of jumbo residential mortgage servicing assets in 1999 compared with $436 million in 1998 on both the portfolio that was sold and on the jumbo mortgage portfolio, in connection with both mortgage servicing portfolio purchases and loan originations. These capitalized mortgage servicing assets were partially offset by amortization. Mortgage servicing assets are amortized in proportion to estimated net servicing income over the estimated life of the servicing portfolio. Net amortization expense totaled $112 million in 1999, compared with $173 million and $112 million in 1998 and 1997, respectively. The

--------------------------------------------------------------------------------

estimated fair value of capitalized mortgage servicing assets was $17 million and $1.2 billion at Dec. 31, 1999, and Dec. 31, 1998, respectively. See note 1 of Notes to Financial Statements for a further discussion of the Corporation's accounting policy for mortgage servicing assets.


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

The Corporation's liquidity position is managed by maintaining adequate levels of liquid assets, such as money market assets and securities available for sale. Additional liquidity is available through the Corporation's ability to participate or sell commercial loans and to securitize selected loan portfolios. The parent Corporation also has a $300 million revolving credit agreement, with approximately seven months remaining until maturity. The revolving credit facility contains Tier I ratio, double leverage ratio and nonperforming asset covenants, as discussed in note 10 of Notes to Financial Statements.

--------------------------------------------------------------------------------

As shown in the consolidated statement of cash flows, cash and due from banks increased by $484 million during 1999 to $3.410 billion at Dec. 31, 1999. The increase resulted from $2.593 billion provided by operating activities and $1.338 billion provided by investing activities, partially offset by $3.519 billion used in financing activities. Net cash provided by investing activities principally reflected proceeds from the divestitures of the credit card, mortgage and network services businesses as well as the sales and securitizations of loans, partially offset by loan growth and an increase in federal funds sold and securities under resale agreements. Net cash used in financing activities primarily reflected decreases in federal funds purchased and securities under repurchase agreements and repurchases of common stock.

The Corporation's ability to access the capital markets was demonstrated in 1999 through the issuance of senior notes by the parent company and bank notes by Mellon Bank, N.A. In September 1999, the Corporation issued $400 million of floating rate senior notes maturing in 2002. The proceeds from this issuance were used for general corporate purposes. This was the final issuance under an existing debt shelf registration statement on file with the Securities and Exchange Commission. The Corporation currently intends to file a new $1.5 billion debt shelf registration statement in the first quarter of 2000.

Mellon Bank, N.A. has an existing offering circular, under which it can issue up to $6 billion of bank notes. Up to $3 billion of these notes, outstanding at any one time, can have maturities of 7 to 270 days and up to $3 billion, in the aggregate, can have maturities of more than 270 days to 15 years. At Dec. 31, 1999, the bank had $433 million of notes with original maturities greater than one year and $1.055 billion of short-term notes outstanding under this program. The level of short-term bank notes outstanding at year-end 1999 was impacted by the Corporation's preparation and planning for possible year 2000 technology event issues. Approximately $1.8 billion of short-term funds were replaced with floating and fixed-rate funds with maturities that extend well into 2000.

Contractual maturities of the Corporation's long-term debt totaled $366 million during 1999 and included $201 million related to parent term debt. The remaining $165 million consisted primarily of medium-term bank notes. Contractual maturities of long-term debt will total approximately $310 million in 2000, including $205 million related to parent term debt. The Corporation's and Mellon Bank, N.A.'s senior and subordinated debt ratings are presented in the following table. There have been no changes in these ratings since mid-1998.

SENIOR AND SUBORDINATED DEBT RATINGS
  AT DEC. 31, 1999                             Standard & Poor's           Moody's           Duff & Phelps       Fitch/IBCA
-----------------------------------------------------------------------------------------------------------------------------
Mellon Financial Corporation:
     Senior debt                                     A+                     A2                   A+                  A+
     Subordinated debt                               A                      A3                   A                   A
Mellon Bank, N.A.:
     Senior debt                                     AA-                    A1                   AA-                 AA-
     Subordinated debt                               A+                     A2                   A+                  A+
-----------------------------------------------------------------------------------------------------------------------------


The Corporation increased its annual common stock dividend to $.80 per common share in the second quarter of 1999, an increase of 11% from the previous annual rate. The Corporation has increased its common stock dividend nine times since the beginning of 1993, resulting in a 240% increase during that period. Common dividends of $403 million were paid on the outstanding shares of common stock during 1999. The common dividend payout ratio was 42% in both 1999 and 1998. On a cash operating earnings per common share basis, the dividend payout ratio was 38% in both 1999 and 1998. Based upon shares outstanding at Dec. 31, 1999, and the current quarterly common stock dividend rate of $.20 per share, the annual dividend requirement in 2000 is expected to be approximately $400 million.

--------------------------------------------------------------------------------

The parent Corporation's principal sources of cash are interest and dividends from its subsidiaries. The ability of national and state member bank subsidiaries to pay dividends to the parent Corporation is subject to certain regulatory limitations, as discussed in note 21 of Notes to Financial Statements. Under the more restrictive limitation, the Corporation's national and state member bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to Dec. 31, 1999, of approximately $675 million, less any dividends declared and plus or minus net profits or losses, as defined, between Jan. 1, 2000, and the date of any such dividend declaration. To comply with regulatory guidelines, the Corporation and its subsidiary banks continually evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition.

Asset/liability management
---------------------------------------------------------------------------------------------------------------------------
(average balances in millions)                                                    1999              1998             1997
---------------------------------------------------------------------------------------------------------------------------
ASSETS:
Money market investments                                                       $ 1,618           $ 1,544          $ 1,186
Trading account securities                                                         370               251              175
Securities                                                                       6,513             5,701            5,593
Loans                                                                           30,320            30,411           27,823
---------------------------------------------------------------------------------------------------------------------------
     Total interest-earning assets                                              38,821            37,907           34,777
Noninterest-earning assets                                                      10,797            10,662            8,677
Reserve for credit losses                                                         (434)             (498)            (512)
---------------------------------------------------------------------------------------------------------------------------
     Total assets                                                              $49,184           $48,071          $42,942
---------------------------------------------------------------------------------------------------------------------------

FUNDS SUPPORTING TOTAL ASSETS:
Core funds                                                                     $39,514           $38,417          $34,618
Wholesale and purchased funds                                                    9,670             9,654            8,324
---------------------------------------------------------------------------------------------------------------------------
     Funds supporting total assets                                             $49,184           $48,071          $42,942
---------------------------------------------------------------------------------------------------------------------------


Core funds, which are considered to be the most stable sources of funding, are defined principally as individual money market and other savings deposits, savings certificates, demand deposits, shareholders' equity, notes and debentures with original maturities over one year, trust-preferred securities, and other liabilities. Core funds primarily support core assets, which consist of loans, net of the reserve, and noninterest-earning assets. Average core assets increased $108 million in 1999 from the prior year, primarily reflecting a higher level of noninterest-earning assets. Average core funds increased $1.1 billion in 1999 compared with 1998, primarily reflecting higher levels of money market and other savings accounts and notes and debentures partially offset by a decrease in retail savings certificates. Core funds averaged 97% of core assets in 1999, compared with 95% in 1998 and 96% in 1997.

Wholesale and purchased funds are defined as deposits in foreign offices, federal funds purchased and securities under repurchase agreements, negotiable certificates of deposit, short-term bank notes, U.S. Treasury tax and loan demand notes, other time deposits, commercial paper and other funds borrowed. As a percentage of total average assets, average wholesale and purchased funds totaled 20% in 1999 and 1998 and 19% in 1997.

INTEREST RATE SENSITIVITY ANALYSIS
--------------------------------------------------------------------------------

The objective of interest rate risk management is to control the effects that interest rate fluctuations have on net interest revenue and on the net present value of the Corporation's assets, liabilities and off-balance-sheet instruments. Interest rate risk is measured using net interest margin simulation and asset/liability net present value sensitivity analyses. Simulation tools serve as the primary means to gauge interest rate exposure. The net present value sensitivity analysis is the means by which the Corporation's long-term interest rate exposure is evaluated. These analyses provide for a full understanding of the range of potential impacts on net interest revenue and portfolio equity caused by interest rate movements.

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

The measurement of interest rate risk is meaningful only when all related on- and off-balance-sheet items are aggregated and the net positions are identified. Financial instruments that the Corporation uses to manage interest rate sensitivity include: money market assets, U.S. government and federal agency securities, municipal securities, mortgage-backed securities, corporate bonds, asset-backed securities, fixed-rate wholesale term funding, interest rate swaps, caps and floors, financial futures and forwards and financial options. The table below illustrates the simulation analysis of the impact of a 50, 100 and 200 basis point parallel shift upward or downward in interest rates on net interest revenue, earnings per share and return on common equity. This analysis was prepared using the levels of all interest-earning assets and off-balance-sheet instruments used for interest rate risk management at Dec. 31, 1999, assuming that the level of loan fees remains unchanged and excludes the impact of interest receipts on nonperforming loans. The impact of the rate movements was developed by simulating the effect of rates changing in a parallel fashion over a six-month period from the Dec. 31, 1999, levels and remaining at those levels thereafter.


--------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE SIMULATION SENSITIVITY ANALYSIS
                                                       Movements in interest rates from Dec. 31, 1999 rates
--------------------------------------------------------------------------------------------------------------------------------
Simulated impact in the next 12 months                                  Increase                           Decrease
  compared with Dec. 31, 1999:                                 ----------------------------       ------------------------------
                                                                +50 bp    +100 bp   +200 bp       -50  bp   -100  bp   -200 bp
                                                               ----------------------------       ------------------------------
  Net interest revenue (decrease) increase                      (.2)%      (.4)%    (1.1)%         .2%        .3%        .2%
  Earnings per share (decrease) increase                       $  -      $(.01)    $(.02)         $ -       $.01       $  -
  Return on common equity (decrease) increase                    (5) bp     (9) bp   (24) bp        3 bp       6 bp       5 bp
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The anticipated impact on net interest revenue under the 50, 100 and 200 basis point increase (decrease) scenarios showed an impact of 1.1% or less under all scenarios at both Dec. 31, 1999, as shown in the table on page 33, and at Dec. 31, 1998. The simulation analysis reflects the Corporation's efforts to balance the repricing characteristics of its interest-earning assets and supporting funds.

Managing interest rate risk with off-balance-sheet instruments

By policy, the Corporation will not implement any new off-balance-sheet activity that, when aggregated into the total corporate interest rate exposure, would cause the Corporation to exceed its established interest rate risk limits. Interest rate swaps--including callable and basis swaps--caps and floors, financial futures and forwards and financial options have been approved by the board of directors for managing the overall corporate interest rate exposure. The use of financial futures, forwards and option contracts is permitted provided that: the transactions occur in a market with a size that ensures sufficient liquidity; the contract is traded on an approved exchange or, in the case of over-the-counter option contracts, is transacted with a credit-approved counterparty; and the types of contracts have been authorized for use by the Finance Committee. Use of off-balance-sheet instruments for speculative purposes is not permitted outside of those areas designated as trading and controlled with specific authorizations and limits. These instruments provide the Corporation flexibility in adjusting its interest rate risk position without exposure to principal risk and funding requirements. By using off-balance-sheet instruments to manage interest rate risk, the effect is a smaller, more efficient balance sheet, with a lower wholesale funding requirement and a higher return on assets and net interest margin with a comparable level of net interest revenue and return on common equity. The off-balance-sheet instruments used to manage the Corporation's interest rate risk are shown in the table on the following page. Additional information regarding these contracts is presented in note 23 of Notes to Financial Statements.

--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
MATURITIES OF OFF-BALANCE-SHEET INSTRUMENTS USED TO MANAGE INTEREST RATE RISK
                                                                                                                   Total at
                                                                                                                   Dec. 31,
(notional amounts in millions)      2000         2001         2002          2003           2004          2005+         1999
---------------------------------------------------------------------------------------------------------------------------
Receive fixed/pay floating
 generic swaps (a):
    Notional amount               $  235        $   -       $    -       $  550          $   -         $ 550       $1,335
    Weighted average rate:
      Receive                       5.29%           -            -         5.81%             -          6.67%        6.07%
      Pay                           6.16%           -            -         6.08%             -          5.88%        6.01%

Receive fixed/pay floating
 callable swaps (b):
    Notional amount               $    -        $   -       $    -       $   750         $ 100         $   -       $  850
    Weighted average rate:
      Receive                          -            -            -         5.59%          6.38%            -         5.68%
      Pay                              -            -            -         6.15%          6.10%            -         6.15%

Pay fixed/receive floating
 generic swaps (a):
    Notional amount               $    2        $  27       $  362       $  167          $  25         $  12       $  595
    Weighted average rate:
      Receive                       5.38%        6.12%        6.12%        6.03%          5.97%         6.08%        6.08%
      Pay                           5.49%        6.14%        6.42%        6.56%          6.56%         6.49%        6.45%

Receive floating/pay floating
 basis swaps (a):
    Notional amount               $  205        $   -       $    -       $    -          $   -         $   -       $  205
    Weighted average rate:
      Receive                       6.15%           -            -            -              -             -         6.15%
      Pay                           4.31%           -            -            -              -             -         4.31%

Other products (c)                $   62        $   7       $   31       $    -          $   -         $   -       $  100
---------------------------------------------------------------------------------------------------------------------------

    Total notional amount         $  504        $  34       $  393       $1,467          $ 125           $562      $3,085
---------------------------------------------------------------------------------------------------------------------------

(a) Generic and basis swaps' notional amounts and lives are not based upon interest rate indices.
(b) Callable swaps are generic swaps with a call option at the option of the counterparty. Call options will be exercised or not exercised on the basis of market interest rates. Expected maturity dates, based upon interest rates at Dec. 31, 1999, are shown in this table.
(c) Includes $48 million of index amortizing swaps with expected maturities from 2000 through 2002 and weighted average receive and pay rates of 7.10% and 6.20%, respectively.


The table on the following page presents the gross notional amounts of off-balance-sheet instruments used to manage interest rate risk, identified by the underlying interest rate-sensitive instruments. The gross notional amount of off-balance-sheet instruments used to manage interest rate risk was $2.8 billion lower at Dec. 31, 1999, compared with Dec. 31, 1998. The decrease compared with Dec. 31, 1998, was due to a change in the interest rate risk profile of the Corporation's on-balance-sheet instruments. The notional amounts shown in the prior table and the table on the following page should be viewed in the context of the Corporation's overall interest rate risk management activities to assess the impact on the net interest margin.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                                                                                        Dec. 31,
(in millions)                                                                    1999               1998
--------------------------------------------------------------------------------------------------------
Instruments associated with deposits                                           $  176             $3,435
Instruments associated with interest bearing liabilities                        1,305                971
Instruments associated with loans                                               1,604              1,482
--------------------------------------------------------------------------------------------------------
     Total notional amount                                                     $3,085             $5,888
--------------------------------------------------------------------------------------------------------


The Corporation entered into these off-balance-sheet products to alter the natural interest rate risk embedded in its assets and liabilities. The interest received and interest paid are recorded on an accrual basis in the interest revenue and interest expense accounts associated with the underlying assets and liabilities. The net differential resulted in interest revenue of $8 million in 1999, compared with $20 million in 1998 and $23 million in 1997.

Unaccreted deferred gains from off-balance-sheet instrument terminations totaled approximately $12 million while unamortized deferred losses totaled approximately $11 million at Dec. 31, 1999. Net interest revenue in 1999 included $1 million of amortized deferred net losses.

As a result of the divestiture of the residential mortgage business on Sept. 30, 1999, the Corporation no longer holds off-balance-sheet contracts to manage the prepayment risk associated with residential mortgage servicing rights (MSRs). At Dec. 31, 1998 the Corporation had entered into approximately $11.4 billion notional amount, primarily of interest rate floor and interest rate swap agreements to manage potential impairment of MSRs. The fair value of these instruments was $260 million at Dec. 31, 1998.

In addition to the risk management instruments previously discussed, the Corporation utilizes total return swaps to minimize the risk related to the investment in start-up mutual funds. The Corporation had notional amounts of $148 million and $147 million at Dec. 31, 1999 and 1998, respectively, with a negative fair value of $12 million and a positive fair value of $8 million, respectively. Deferred realized losses on terminated swaps totaled $7 million at Dec. 31, 1999. The Corporation has also entered into contracts to hedge anticipated transactions. The Corporation has entered into $475 million notional amount of interest rate futures to lock in the value of certain loans that are anticipated to be sold and/or securitized. The positive fair value of the contracts related to these anticipated transactions was approximately $3 million at Dec. 31, 1999. Deferred realized gains on terminated futures contracts totaled $4 million at Dec. 31, 1999.

The estimated unrealized fair value of the Corporation's risk management off-balance-sheet products at Dec. 31, 1999, was a negative $72 million, compared with a positive $327 million at Dec. 31, 1998. The decrease compared with Dec. 31, 1998, primarily resulted from the disposition of off-balance-sheet instruments used to hedge MSRs as well as a decrease in the fair value of interest rate swaps used to hedge interest rate risk. These values must be viewed in the context of the overall financial structure of the Corporation, including the aggregate net position of all on- and off-balance-sheet instruments. As more fully discussed in note 23 of Notes to Financial Statements, credit risk associated with off-balance-sheet instrument positions represents the aggregate replacement cost of contracts in a gain position. At Dec. 31, 1999 and 1998, the amount of credit exposure associated with risk management instruments was $7 million and $331 million, respectively.

Off-balance-sheet instruments used for trading activities

The Corporation offers off-balance-sheet financial instruments, primarily foreign exchange contracts, currency and interest rate option contracts, interest rate swaps, interest rate caps and floors, interest rate forward contracts, and equity derivatives to enable customers to meet their financing and investing objectives and to manage their currency and interest-rate risk. Supplying these instruments provides the Corporation with fee revenue. The Corporation also uses such instruments in connection with its proprietary trading activities. All

-------------------------------------------------------------------------------

of these instruments are carried at market value with realized and unrealized gains and losses included in foreign currency and securities trading revenue. Total credit risk of contracts used for trading activities was $454 million at Dec. 31, 1999 and $547 million at Dec. 31, 1998. See note 23 of Notes to Financial Statements on pages 84 through 86 for a description and table of off-balance-sheet instruments used for trading activities.

The Corporation has established trading limits and related monitoring procedures to control trading risk. These limits are approved by the Executive Management Group and reviewed by the Executive Committee of the board of directors. All limits are monitored for compliance by departmental compliance staff and by the Corporation's Audit and Risk Review department. Exceptions to limits are reported to the Executive Management Group.

The financial risk associated with trading positions is managed by assigning position limits and stop loss guidance amounts to individual activities. The Corporation uses a value-at-risk methodology to estimate the potential daily amount that could be lost from adverse market movements. Value-at-risk measures the potential gain or loss in a portfolio of trading positions that is associated with a price movement of given probability over a specified time frame. Position limits are assigned to each family of financial instruments eligible for trading such that the aggregate value-at-risk in these activities at any point in time will not exceed a specified limit given a significant market movement. The extent of market movement deemed to be significant is based upon an analysis of the historical volatility of individual instruments that would cover 95% of likely daily market movements. The loss analysis includes the off-balance-sheet instruments used for trading activities as well as the financial assets and liabilities that are classified as trading positions on the balance sheet. Using the Corporation's methodology, which considers such factors as changes in currency exchange rates, interest rates, spreads and related volatility, the aggregate value-at-risk for trading activities, primarily related to foreign currency contracts, was approximately $2 million at Dec. 31, 1999, unchanged compared with Dec. 31, 1998. The average daily value at risk for trading activities in 1999 was approximately $2 million.

Trading activities are generally limited to products and markets in which liquidity is sufficient to allow positions to be closed quickly and without adversely affecting market prices, which limits loss potential below that assumed for a full-day adverse movement. Loss potential is further constrained in that it is highly unusual for all trading areas to be exposed to maximum limits at the same time and extremely rare for significant adverse market movements to occur in all markets simultaneously. Stop-loss guidance is used when a certain threshold of loss is sustained. If stop-loss guidance amounts are approached, open positions may be liquidated to avoid further risk to earnings. The use of stop-loss guidance in tandem with position limits reduces the likelihood that potential trading losses would reach imprudent levels in relation to earnings capability.

New accounting standard

In June 1998, the Financial Accounting Standard Board issued FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." FAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The adoption of this statement may cause volatility in both the income statement and the equity section of the balance sheet. The effective date of this statement has been delayed to Jan. 1, 2001, and need not be applied retroactively to financial statements of prior periods. The Corporation intends to adopt this statement on Jan. 1, 2001. The Corporation is currently evaluating the impact that this statement will have on its financial position and results of operations, but it is not expected to be material.

CREDIT RISK
--------------------------------------------------------------------------------

Credit risk exists in financial instruments both on and off the balance sheet. Financial instruments such as loans and leases are on the balance sheet. Off-balance-sheet credit exposures include loan commitments, standby letters of credit and the credit risk associated with financial instruments used for risk management and trading activities.

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

Management maintains a comprehensive centralized process through which the Corporation establishes exposure limits, extends new loans, monitors credit quality, actively manages problem credits and disposes of nonperforming assets. The Corporation's board of directors is kept informed of credit activity through a series of monthly and quarterly reports. To help ensure adherence to the Corporation's credit policies, department credit officers report to both the Corporation's chief risk officer and the head of each respective lending department. The responsibilities of these credit officers include all aspects of the credit process except credit review, credit recovery and aggregate portfolio management, which are centralized at the corporate level.

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

Except for certain well-defined loans made by the Regional Consumer Banking sector, primarily to consumers and small businesses, all credit extensions are approved jointly by officers of the Credit Policy department and officers of the lending departments. The number and level of officer approvals required are determined by the dollar amount and risk characteristics of the credit extension. The amount of collateral, if any, obtained by the Corporation upon the extension of credit is based on industry practice as well as the credit assessment of the customer. The type and amount of collateral vary, but the form generally includes: accounts receivable; inventory; property, plant and equipment; other assets; and/or income-producing commercial properties with appraised values that exceed the contractual amount of the credit facilities by pre-approved ratios.

The Corporation continually assesses the risk of its consumer and commercial credit facilities, and assigns a numerical risk rating to substantially all extensions of credit in its commercial, real estate and international portfolios. Lending officers have the primary responsibility for monitoring their portfolios, identifying emerging problem loans and recommending changes in risk ratings. To anticipate or detect problems that may result from economic downturns or deteriorating conditions in certain markets, lending units and credit management use processes designed to identify potential credit problems, both for specific customers and for industries that could be affected by adverse market or economic conditions. When signs of credit deterioration

--------------------------------------------------------------------------------

are detected, credit recovery or other specialists become involved to minimize the Corporation's exposure to potential future credit losses. The Credit Review division of the Audit and Risk Review department provides an independent assessment of credit ratings, credit quality and the credit management process.

For a further discussion of the credit risk associated with off-balance-sheet financial instruments, see the discussions of the various financial instruments in note 23 of Notes to Financial Statements.


COMPOSITION OF LOAN PORTFOLIO
--------------------------------------------------------------------------------

The loan portfolio decreased $1.845 billion in 1999, compared with 1998, reflecting the divestitures of the residential mortgage businesses and the credit card business and a lower level of wholesale loans. The decreases were partially offset by increases in business banking and margin loans. At Dec. 31, 1999, the composition of the loan portfolio was 61% commercial and 39% consumer.

---------------------------------------------------------------------------------------------------------------------------
COMPOSITION OF LOAN PORTFOLIO AT YEAR END
(in millions)                                             1999           1998            1997           1996           1995
---------------------------------------------------------------------------------------------------------------------------
DOMESTIC LOANS
   Commercial and financial                            $11,349        $12,060         $10,826        $10,196        $10,969
   Commercial real estate                                2,651          2,285           1,509          1,534          1,532
   Consumer credit:
     Consumer mortgage                                   7,122          8,871           8,505          7,772          8,960
     Credit card                                             -            804             931          1,296          1,924
     Other consumer credit                               4,693          3,700           3,166          2,640          2,612
---------------------------------------------------------------------------------------------------------------------------
         Total consumer credit                          11,815         13,375          12,602         11,708         13,496
   Lease finance assets                                  3,127          2,819           2,639          2,533            830
---------------------------------------------------------------------------------------------------------------------------
         Total domestic loans                           28,942         30,539          27,576         25,971         26,827
INTERNATIONAL LOANS                                      1,306          1,554           1,566          1,422            863
---------------------------------------------------------------------------------------------------------------------------
         Total loans, net of unearned discount         $30,248        $32,093         $29,142        $27,393        $27,690
---------------------------------------------------------------------------------------------------------------------------

Note: There were no concentrations of loans to borrowers engaged in similar activities, other than those shown in this table, that exceeded 10% of total loans at year end.


Commercial and financial

The domestic commercial and financial loan portfolio primarily consists of loans to corporate borrowers in the manufacturing, service, energy, communications, wholesale and retail trade, public utilities and financial services industries. Numerous risk factors impact this portfolio, including industry-specific risks such as the economy, new technology, labor rates and cyclicality, as well as customer-specific factors such as cash flow, financial structure, operating controls and asset quality. The Corporation diversifies risk within this portfolio by closely monitoring industry concentrations and portfolios to ensure that they do not exceed established lending guidelines. Diversification is intended to limit the risk of loss from any single unexpected economic event or trend. Total domestic commercial and financial loans decreased by $711 million, or 6%, at Dec. 31, 1999, compared to Dec. 31, 1998, primarily as a result of a decrease in wholesale lending offset in part by an increase in business banking. Commercial and financial loans represented 38% of the total loan portfolio at both Dec. 31, 1999, and Dec. 31, 1998.

--------------------------------------------------------------------------------

Commercial real estate

---------------------------------------------------------------------------------------------------------------------------
DISTRIBUTION OF DOMESTIC COMMERCIAL REAL ESTATE LOANS AT YEAR END
(in millions)                                             1999           1998            1997           1996           1995
---------------------------------------------------------------------------------------------------------------------------
Commercial mortgage and construction loans              $1,788         $1,554          $  942         $1,107         $1,085
Owner-occupied and other loans                             863            731             541            352            338
FDIC loss share loans                                        -              -              26             75            109
---------------------------------------------------------------------------------------------------------------------------
   Total domestic commercial real estate loans          $2,651         $2,285          $1,509         $1,534         $1,532
---------------------------------------------------------------------------------------------------------------------------


The Corporation's $2.651 billion domestic commercial real estate loan portfolio consists of $1.788 billion of commercial mortgages, which generally are secured by nonresidential and multifamily residential properties, and commercial construction loans generally with maturities of 60 months or less. Also included in this portfolio are $863 million of owner-occupied and other loans. Owner-occupied and other loans are loans that are secured by real estate; however, the commercial property is not being relied upon as the primary source of repayment. Commercial real estate loans carry many of the same customer and industry risks as the commercial and financial portfolio, as well as contractor/subcontractor performance risk in the case of commercial construction loans and cash flow risk based on project economics. Domestic commercial real estate loans increased by $366 million, or 16%, at Dec. 31, 1999, compared with Dec. 31, 1998, reflecting steady loan growth. Domestic commercial real estate loans were 9% of the total loan portfolio at Dec. 31, 1999, up from 7% at Dec. 31, 1998.

Consumer mortgage

---------------------------------------------------------------------------------------------------------------------------
DISTRIBUTION OF DOMESTIC CONSUMER MORTGAGE LOANS AT YEAR END
(in millions)                                             1999           1998            1997           1996           1995
---------------------------------------------------------------------------------------------------------------------------
Jumbo residential mortgages                             $3,733         $3,821          $3,613         $3,641         $3,869
One- to four-family residential mortgages:
  Warehouse                                                  -          1,588           1,307            453            834
  Portfolio                                                620            858           1,207          1,315          1,425
Fixed-term home equity loans                             1,835          1,801           1,742          1,749          1,574
Home equity revolving credit line loans                    934            803             636            614          1,258
---------------------------------------------------------------------------------------------------------------------------
    Total domestic consumer mortgage loans              $7,122         $8,871          $8,505         $7,772         $8,960
---------------------------------------------------------------------------------------------------------------------------


At Dec. 31, 1999, the domestic consumer mortgage portfolio totaled $7.122 billion, a $1.749 billion, or 20%, decrease from Dec. 31, 1998. This decrease primarily resulted from the sale of the one- to four-family residential mortgages in the residential warehouse portfolio as part of the divestiture of the residential mortgage business. Jumbo mortgages are primarily variable-rate residential mortgages that generally range from $250,000 to $3 million. Risks involved in holding jumbo mortgages include less liquidity than a traditional one- to four-family residential mortgage portfolio and increased exposure on an individual loan basis. The Corporation attempts to control these risks by requiring more stringent loan-to-value ratios and higher liquidity and cash flow requirements for each borrower. At Dec. 31, 1999, the geographic distribution of the jumbo mortgages was as follows: 29% in the mid-Atlantic region; 23% in New England; 24% in California; and 24% in other domestic regions. Fixed-term home equity loans and home equity revolving credit line loans increased $165 million in 1999 compared with the prior-year end. Risks in these two portfolios are primarily limited to payment and collateral risk, primarily driven by regional economic factors. Domestic consumer mortgages were 24% of the total loan portfolio at Dec. 31, 1999, and 28% at Dec. 31, 1998.

--------------------------------------------------------------------------------

Credit card

The credit card business was divested on March 31, 1999, as discussed further in the "Significant financial events" section on page 4. The CornerStone(sm) credit card accelerated resolution portfolio was included in the sale. This portfolio had previously been reported in "Other Assets" on the balance sheet.

Other consumer credit

Other consumer credit, which principally consists of student loans, installment loans, unsecured personal credit lines and margin loans, was $4.693 billion at Dec. 31, 1999, an increase of $993 million, or 27%, from Dec. 31, 1998. The increase was primarily due to higher levels of secured margin loans at Dreyfus Brokerage Services, Inc. Other consumer credit loans are both secured and unsecured and, in the case of student loans, are government guaranteed. Student loans totaled $1.777 billion, or 38% of this portfolio, at Dec. 31, 1999, compared with $1.765 billion at Dec. 31, 1998.

Lease finance assets

Lease finance assets totaled $3.127 billion at Dec. 31, 1999, an increase of $308 million, or 11%, compared with Dec. 31, 1998. The increase was primarily due to growth in the middle market leasing sector. Lease finance assets represented 10% of the total loan portfolio at Dec. 31, 1999, and 9% at year-end 1998.

International loans

Loans to international borrowers totaled $1.306 billion at Dec. 31, 1999, a decrease of $248 million, or 16%, from $1.554 billion at Dec. 31, 1998. There were no nonperforming international loans in any of the periods presented. The Corporation's international lending strategy centers around establishing relationships with large foreign firms that are multinational in nature but also carry a significant U.S. presence.

NONPERFORMING ASSETS
--------------------------------------------------------------------------------

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


-----------------------------------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS AT YEAR END
(dollar amounts in millions)                                  1999          1998          1997            1996           1995
-----------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans:
     Commercial and financial                                 $ 85          $ 42          $  17          $  21          $  65
     Commercial real estate                                      6             6             49             16             29
     Consumer credit:
         Consumer mortgage                                      40            44             52             50             61
         Other consumer credit                                   1             1              5              1              2
     Lease finance assets                                       10            10             10              6             --
-----------------------------------------------------------------------------------------------------------------------------
         Total nonaccrual loans                                142           103            133             94            157
Restructured loans                                              --            --             --             --             10
-----------------------------------------------------------------------------------------------------------------------------
         Total nonperforming loans (a)                         142           103            133             94            167
-----------------------------------------------------------------------------------------------------------------------------
Acquired property:
     Real estate acquired                                       15            40             52             86             87
     Reserve for real estate acquired                           (1)           (5)            (9)           (10)           (18)
-----------------------------------------------------------------------------------------------------------------------------
         Net real estate acquired                               14            35             43             76             69
     Other assets acquired                                       3             2              5              4             --
-----------------------------------------------------------------------------------------------------------------------------
         Total acquired property                                17            37             48             80             69
-----------------------------------------------------------------------------------------------------------------------------
         Total nonperforming assets                           $159          $140          $ 181          $ 174          $ 236
-----------------------------------------------------------------------------------------------------------------------------
Nonperforming loans as a percentage of respective loan
  portfolio segments:
     Commercial and financial loans                            .75%          .34%           .16%           .21%           .59%
     Commercial real estate loans                              .24           .28           3.25           1.03           2.55
     Consumer mortgage loans                                   .57           .50            .62            .65            .68
     Lease finance assets                                      .32           .37            .38            .23             --
         Total loans                                           .47           .32            .46            .35            .60
Nonperforming assets as a percentage of
  total loans and net acquired property                        .53           .44            .62            .63            .85
-----------------------------------------------------------------------------------------------------------------------------

(a) Includes $43 million, $19 million, $44 million, $13 million and $81 million, respectively, of loans with both principal and interest less than 90 days past due but placed on nonaccrual status by management discretion.

--------------------------------------------------------------------------------

At Dec. 31, 1999, nonperforming assets totaled $159 million, an increase of $19 million from Dec. 31, 1998, resulting from a $39 million increase in nonperforming loans partially offset by a $20 million decrease in acquired property. The increase in nonperforming loans was primarily due to the addition of two commercial loans, one each during the first quarter and third quarters of 1999. This increase was partially offset by sales of OREO. The ratio of nonperforming assets to total loans and net acquired property was .53% at Dec. 31, 1999. This ratio has been lower than 1% for more than five years, reflecting the effectiveness of the Corporation's loan underwriting, administration and workout procedures, as well as a strong economy.


--------------------------------------------------------------------------------------------------------------------------
CHANGE IN NONPERFORMING LOANS
                                                                                          Lease              Total
                                             Commercial     Commercial     Consumer     finance         -----------------
(in millions)                               & financial    real estate       credit      assets         1999         1998
--------------------------------------------------------------------------------------------------------------------------
Nonperforming loans at beginning of year           $ 42            $ 6         $ 45         $10         $103         $133
    Acquired from Mellon United
      National Bank and Mellon 1st
      Business Bank                                  --             --           --          --           --            6
    Reclassification from segregated assets          --             --           --          --           --           10
    Additions                                       108              7           33          12          160          115
    Payments (a)                                    (24)            (4)         (21)         (5)         (54)         (62)
    Returned to accrual status                       --             (1)         (11)         (1)         (13)         (36)
    Credit losses                                   (38)            (1)          --          (6)         (45)         (23)
    Transfers to acquired property                   (3)            (1)          (5)         --           (9)         (40)
--------------------------------------------------------------------------------------------------------------------------
Nonperforming loans at end of year                 $ 85            $ 6         $ 41         $10         $142         $103
--------------------------------------------------------------------------------------------------------------------------

(a)  Includes interest applied to principal and sales.


A loan is considered impaired, as defined by FAS No. 114, "Accounting by Creditors for Impairment of a Loan," when based upon current information and events, it is probable that the Corporation will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. Additional information regarding impairment is presented in note 1 of Notes to Financial Statements.


---------------------------------------------------------------------------------------------------------------------------
IMPAIRED LOANS
(in millions)                                                                      1999               1998             1997
---------------------------------------------------------------------------------------------------------------------------
Impaired loans at year end (a)                                                      $91                $53              $82
Average impaired loans for the year                                                  79                 60               47
Interest revenue recognized on impaired loans (b)                                     3                  4                8
---------------------------------------------------------------------------------------------------------------------------

(a) Includes $36 million, $29 million and $19 million of impaired loans with a related impairment reserve of $10 million, $3 million and $2 million at Dec. 31, 1999, Dec. 31, 1998, and Dec. 31, 1997, respectively.
(b) All income was recognized using the cash basis method of income recognition.


--------------------------------------------------------------------------------------------------------------------------
CHANGE IN ACQUIRED PROPERTY                                                                                Dec. 31,
(in millions)                                                                                       1999             1998
--------------------------------------------------------------------------------------------------------------------------
OREO at beginning of year, net of the OREO reserve                                                  $ 35             $ 43
Reclassification from segregated assets                                                                -                2
Foreclosures                                                                                          13               48
Sales                                                                                                (44)             (66)
Additional investments, write-downs, losses, OREO provision and other                                 10                8
--------------------------------------------------------------------------------------------------------------------------
OREO at end of year, net of the OREO reserve                                                          14               35
Other acquired assets                                                                                  3                2
--------------------------------------------------------------------------------------------------------------------------
     Total acquired property, net of the OREO reserve                                               $ 17             $ 37
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
FOREGONE INTEREST ON NONPERFORMING LOANS                                         Year ended Dec. 31,
(in millions)                                             1999           1998            1997           1996           1995
---------------------------------------------------------------------------------------------------------------------------
Contractual interest due                                   $12             $7             $15             $9            $15
Interest revenue recognized                                  4              3              10              3              5
---------------------------------------------------------------------------------------------------------------------------
   Interest revenue foregone                               $ 8             $4             $ 5             $6            $10
---------------------------------------------------------------------------------------------------------------------------

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

-------------------------------------------------------------------------------------------------
PAST-DUE LOANS AT YEAR END
(dollar amounts in millions)            1999          1998         1997         1996        1995
-------------------------------------------------------------------------------------------------
Consumer:
   Mortgages                            $  21       $   31        $  38        $  35       $  34
       Ratio                              .30%         .34%         .44%         .45%        .38%
   Credit card (a)                         --            8            8           29          13
       Ratio                               --         1.05%         .84%        2.24%        .66%
   Student - government guaranteed         63           52           44           47          44
       Ratio                             3.53%        2.95%        2.69%        3.01%       3.11%
   Other consumer                           4            2            1            2           1
       Ratio                              .12%         .12%         .09%         .18%        .09%
-------------------------------------------------------------------------------------------------
         Total consumer                 $  88       $   93        $  91        $ 113       $  92
           Ratio                          .74%         .70%         .72%         .97%        .68%
-------------------------------------------------------------------------------------------------
Commercial (b)                             11           11           13           10           6
-------------------------------------------------------------------------------------------------
         Total past-due loans           $  99       $  104        $ 104        $ 123       $  98
-------------------------------------------------------------------------------------------------

(a)  The credit card business was divested on March 31, 1999.
(b)  Includes lease finance assets.
Note: Ratios are loans 90 days or more past due as a percentage of year-end loan balances.

CREDIT QUALITY EXPENSE, RESERVE FOR CREDIT LOSSES AND REVIEW OF NET CREDIT
LOSSES
--------------------------------------------------------------------------------

Credit quality expense

---------------------------------------------------------------------------------------------------------------------------
CREDIT QUALITY EXPENSE
(in millions)                                                                 1999                1998               1997
---------------------------------------------------------------------------------------------------------------------------
Provision for credit losses                                                   $ 45                 $60               $148
Net revenue from acquired property                                             (14)                 (6)               (19)
---------------------------------------------------------------------------------------------------------------------------
     Credit quality expense                                                   $ 31                 $54               $129
---------------------------------------------------------------------------------------------------------------------------

The $23 million decrease in credit quality expense in 1999 compared with 1998 resulted from a lower provision for credit losses following the March 1999 divestiture of the credit card business as well as higher gains on the sale of OREO.

Reserve for credit losses and review of net credit losses

The reserve for credit losses was $403 million at Dec. 31, 1999, or 1.33% of total loans, compared with $496 million, or 1.54% of total loans, at Dec. 31, 1998. The $93 million decrease in the reserve for credit losses from Dec. 31, 1998, primarily resulted from the divestiture of the credit card and mortgage businesses. In conjunction with these divestitures, $88 million that had been associated with the credit card and residential mortgage portfolio was released from the reserve for credit losses. The provision for credit losses was $45 million in 1999, while net credit losses totaled $50 million for the year.

The Corporation maintains a credit loss reserve that, in management's judgment, is appropriate to absorb losses embedded in the loan portfolio as of the balance sheet date. Management reviews the appropriateness of the reserve at least quarterly. The reserve determination methodology is designed to provide procedural discipline in assessing the appropriateness of the reserve. For analytical purposes, the reserve methodology estimates loss potential in both the commercial and consumer loan portfolios. This methodology primarily uses an individual evaluation of problem credits and a historical analysis of loss experience and criticized credit levels. In addition, the status and amount of nonperforming and past-due loans are considered. Qualitative factors considered include: industry risks, current economic factors affecting collectability, trends in portfolio volume, quality, maturity and composition and current interest rate levels and economic conditions.

Net credit losses totaled $50 million in 1999, a decrease of $13 million from 1998, primarily due to a $30 million decrease in credit card net credit losses following the divestiture, as well as a $5 million decrease in net credit losses related to commercial real estate loans. This decrease was partially offset by a $24 million increase in net credit losses related to commercial and financial loans. The level of credit losses and recoveries relative to outstanding loans can vary from period to period as a result of the size and number of individual credits that may require charge-off and the effects of changing economic conditions.

The ratio of the loan loss reserve to nonperforming loans at Dec. 31, 1999, was 284%, compared with 479% at Dec. 31, 1998. This ratio is not the result of a target or objective, but rather is an outcome of two interrelated but separate processes: the establishment of an appropriate loan loss reserve level for the portfolio as a whole, including but not limited to the nonperforming component in the portfolio; and the classification of certain assets as nonperforming in accordance with established accounting, regulatory and management policies. The ratio can vary significantly over time as the credit quality characteristics of the entire loan portfolio change. This ratio also can vary with shifts in portfolio mix. The decrease in this ratio from Dec. 31, 1998, resulted from an increase in the level of nonperforming loans as well as the reduction in reserve in conjunction with the credit card and mortgage businesses divestitures.

CREDIT QUALITY EXPENSE, RESERVE FOR CREDIT LOSSES AND REVIEW OF NET CREDIT LOSSES (CONTINUED)
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
CREDIT LOSS RESERVE ACTIVITY
(dollar amounts in millions)                                  1999          1998          1997             1996          1995
---------------------------------------------------------------------------------------------------------------------------------
Reserve at beginning of year                                 $ 496         $ 475         $ 525            $ 471         $ 607
Net change in reserve from (divestitures)/acquisitions         (88)           24             3               23             8
Credit losses:
   Domestic:
     Commercial and financial                                  (38)          (10)          (16)             (19)          (14)
     Commercial real estate                                     (1)           (6)          (24)             (12)           (8)
     Consumer credit:
       Credit cards                                            (11)          (45)         (116)(a)         (127)         (167)(a)
       Other consumer credit                                   (20)          (23)          (25)             (27)          (25)
     Lease finance assets                                       (6)           (8)           (6)              (5)          (16)
---------------------------------------------------------------------------------------------------------------------------------
       Total domestic                                          (76)          (92)         (187)            (190)         (230)
   International                                                --            --            --               --            --
---------------------------------------------------------------------------------------------------------------------------------
       Total credit losses                                     (76)          (92)         (187)            (190)         (230)
---------------------------------------------------------------------------------------------------------------------------------
Recoveries:
   Domestic:
     Commercial and financial                                   12             8            11               25            27
     Commercial real estate                                      3             3            14               14            30
     Consumer credit:
       Credit cards                                              1             5             9               13            14
       Other consumer credit                                     8            11             9               12            11
     Lease finance assets                                        2             2             3                1            --
---------------------------------------------------------------------------------------------------------------------------------
       Total domestic                                           26            29            46               65            82
   International                                                --            --             5                1             5
---------------------------------------------------------------------------------------------------------------------------------
       Total recoveries                                         26            29            51               66            87
---------------------------------------------------------------------------------------------------------------------------------
Net credit (losses) recoveries:
   Domestic:
     Commercial and financial                                  (26)           (2)           (5)               6            13
     Commercial real estate                                      2            (3)          (10)               2            22
     Consumer credit:
       Credit cards                                            (10)          (40)         (107)            (114)         (153)
       Other consumer credit                                   (12)          (12)          (16)             (15)          (14)
     Lease finance assets                                       (4)           (6)           (3)              (4)          (16)
---------------------------------------------------------------------------------------------------------------------------------
         Total domestic                                        (50)          (63)         (141)            (125)         (148)
  International                                                 --            --             5                1             5
---------------------------------------------------------------------------------------------------------------------------------
         Net credit losses                                     (50)          (63)         (136)            (124)         (143)
Credit losses on credit card assets held for
  accelerated resolution                                        --            --           (65)              --          (106)
---------------------------------------------------------------------------------------------------------------------------------
Total net credit losses                                        (50)          (63)         (201)            (124)         (249)
Provision for credit losses                                     45            60           148              155           105
---------------------------------------------------------------------------------------------------------------------------------
Reserve at end of year                                       $ 403         $ 496         $ 475            $ 525         $ 471
---------------------------------------------------------------------------------------------------------------------------------

Reserve as a percentage of total loans                        1.33%         1.54%         1.63%            1.92%         1.70%
Reserve as a percentage of nonperforming loans                 284%          479%          356%             556%          282%
Net credit losses to average loans                             .17%          .21%          .72%(b)          .46%          .91%(b)
---------------------------------------------------------------------------------------------------------------------------------

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

FOURTH QUARTER REVIEW
--------------------------------------------------------------------------------

Fourth quarter 1999 diluted earnings per common share, on a reported basis, totaled $.47, an increase of 12% compared with $.42 in the fourth quarter of 1998. Net income applicable to common stock, on a reported basis, totaled $240 million in the fourth quarter of 1999, an increase of 8% compared with $222 million in the fourth quarter of 1998. The annualized return on common shareholders' equity and return on assets, on a reported basis, were 23.1% and 2.01%, respectively, for the fourth quarter of 1999, compared with 20.1% and 1.76%, respectively, in the fourth quarter of 1998.

Excluding a net loss from divestitures, fourth quarter 1999 diluted operating earnings per common share totaled $.48, an increase of 14% compared with $.42 per common share in the fourth quarter of 1998. Operating net income applicable to common stock totaled $245 million in the fourth quarter of 1999, an increase of 10% compared with $222 million in the fourth quarter of 1998. Operating return on common shareholders' equity and return on assets were 23.5% and 2.05%, respectively, for the fourth quarter of 1999, compared with 20.1% and 1.76%, respectively, for the fourth quarter of 1998.

Fourth quarter 1999 diluted cash operating earnings per common share totaled $.53, an increase of 13% compared with $.47 in the fourth quarter of 1998. Cash operating net income applicable to common stock totaled $274 million in the fourth quarter of 1999, an increase of 9% compared with $252 million in the fourth quarter of 1998. The annualized cash return on common shareholders' equity and cash return on tangible assets, on an operating basis, were 45.6% and 2.38%, respectively, for the fourth quarter of 1999, compared with 40.2% and 2.07%, respectively, in the fourth quarter of 1998.

Fee revenue of $759 million in the fourth quarter of 1999, a decrease of $40 million from the prior-year period, was impacted by the 1999 divestitures of the credit card, network services and mortgage businesses as well as the sale of the merchant card processing business in December 1998. Excluding these factors, fee revenue increased 13% in the fourth quarter of 1999, primarily due to an 18% increase in trust and investment fee revenue. At Dec. 31, 1999, assets under management totaled $488 billion, a 15% increase from Dec. 31, 1998, and assets under administration or custody totaled $2,198 billion, a 16% increase from Dec. 31, 1998.

Net interest revenue on a fully taxable equivalent basis for the fourth quarter of 1999, was $353 million, down $29 million compared with $382 million in the fourth quarter of 1998. Excluding the effect of the divestitures of the credit card and mortgage businesses, net interest revenue was unchanged compared with the fourth quarter of 1998, as higher funding costs related to the repurchase of common stock were offset by a higher level of compensating deposit balances held in lieu of customers paying cash management fees, and higher loan fees.

Operating expense before trust-preferred securities expense and net revenue from acquired property was $699 million in the fourth quarter of 1999, a decrease of $106 million compared with $805 million in the fourth quarter of 1998. Excluding the effect of divestitures, operating expense before trust-preferred securities expense and net revenue from acquired property increased only 1% compared with the fourth quarter of 1998.

Credit quality expense was $6 million in the fourth quarter of 1999, compared with $15 million in the fourth quarter of 1998. The lower expense in the fourth quarter of 1999 compared with the prior-year period primarily resulted from the divestiture of the credit card business as well as higher net revenue from acquired property.

SELECTED QUARTERLY DATA (UNAUDITED)
--------------------------------------------------------------------------------

                                                                                Quarter ended
                                                            1999                                            1998
                                        ------------------------------------------          -------------------------------------
(dollar amounts in millions,             DEC.        SEPT.        JUNE       MARCH          Dec.      Sept.       June      March
 except per share amounts)                 31           30          30          31            31         30         30         31
---------------------------------------------------------------------------------------------------------------------------------
QUARTERLY CONSOLIDATED INCOME STATEMENT
---------------------------------------------------------------------------------------------------------------------------------
Net interest revenue                    $ 351        $ 349       $ 361       $ 369         $ 380      $ 375      $ 371      $ 365
Provision for credit losses                10           10          10          15            15         15         15         15
Fee revenue                               759          765         787         789           799        712        712        698
Net gain (loss) from divestitures          (7)          (8)         59          83            --         --         --         --
Gains on sales of securities               --           --          --          --            --         --          1         --
Operating expense                         715          731         823         780           825        734        738        716
---------------------------------------------------------------------------------------------------------------------------------
Income before income taxes
  and cumulative effect of
  accounting change                       378          365         374         446           339        338        331        332
Provision for income taxes                138          134         136         166           117        120        116        117
---------------------------------------------------------------------------------------------------------------------------------
Income before cumulative
  effect of accounting change             240          231         238         280           222        218        215        215
Cumulative effect of
  accounting change                        --           --          --         (26)           --         --         --         --
---------------------------------------------------------------------------------------------------------------------------------
Net income                              $ 240        $ 231       $ 238       $ 254         $ 222      $ 218      $ 215      $ 215
---------------------------------------------------------------------------------------------------------------------------------

Net income applicable to common stock:
   Operating (a)                        $ 245        $ 236       $ 236       $ 231         $ 222      $ 218      $ 215      $ 206
   Cash operating (a)(b)                  274          266         266         260           252        246        243        231
   Reported                               240          231         238         254           222        218        215        206
---------------------------------------------------------------------------------------------------------------------------------

OPERATING, CASH OPERATING AND REPORTED RESULTS (ratios are annualized)
---------------------------------------------------------------------------------------------------------------------------------

Diluted earnings per common share:
   Operating (a)                        $ .48        $ .46       $ .45       $ .43         $ .42      $ .41      $ .40      $ .39
   Cash operating (a)(b)                  .53          .52         .50         .49           .47        .47        .45        .44
   Reported                               .47          .45         .45         .48(C)        .42        .41        .40        .39
   Reported - basic                       .47          .46         .45         .49(C)        .42        .42        .41        .40
Return on common
  equity:
   Operating (a)                         23.5%        22.3%       21.4%       20.9%         20.1%      20.3%      20.8%      21.6%
   Cash operating (a)(b)                 45.6         43.7        41.1        40.4          40.2       40.2       44.1       39.5
   Reported                              23.1         21.8        21.6        23.1          20.1       20.3       20.8       21.6
Return on assets:
   Operating (a)                         2.05%        1.92%       1.90%       1.84%         1.76%      1.81%      1.79%      1.89%
   Cash operating (a)(b)                 2.38         2.25        2.23        2.16          2.07       2.11       2.12       2.17
   Reported                              2.01         1.87        1.92        2.03          1.76       1.81       1.79       1.89
---------------------------------------------------------------------------------------------------------------------------------


                                   -continued-

--------------------------------------------------------------------------------

                                                                                Quarter ended
                                                            1999                                            1998
                                        ------------------------------------------          -------------------------------------
(dollar amounts in millions,             DEC.        SEPT.        JUNE       MARCH          Dec.      Sept.       June      March
 except per share amounts)                 31           30          30          31            31         30         30         31
---------------------------------------------------------------------------------------------------------------------------------
QUARTERLY AVERAGE BALANCES
---------------------------------------------------------------------------------------------------------------------------------
Money market investments              $ 2,267      $ 1,463     $ 1,445     $ 1,286       $ 1,525    $ 1,351    $ 1,597    $ 1,712
Trading account securities                372          403         414         291           258        266        239        242
Securities                              6,275        6,364       6,652       6,767         6,141      5,754      5,596      5,301
Loans                                  29,159       30,177      30,504      31,467        31,503     30,426     30,302     29,389
Total interest-earning assets          38,073       38,407      39,015      39,811        39,427     37,797     37,734     36,644
Total assets                           47,451       48,871      49,766      50,677        50,110     47,937     47,965     46,229
Total tangible assets (b)              45,640       47,012      47,878      48,755        48,153     46,096     46,057     44,726
Deposits                               32,540       33,462      33,358      34,087        34,492     33,399     33,548     32,725
Notes and debentures                    3,585        3,372       3,387       3,351         3,164      3,003      3,003      2,797
Trust-preferred securities                991          991         991         991           991        991        991        991
Common shareholders' equity             4,133        4,212       4,417       4,469         4,391      4,265      4,126      3,873
Tangible common
  shareholders equity (b)               2,388        2,417       2,591       2,608         2,487      2,424      2,218      2,370
Total shareholders' equity              4,133        4,212       4,417       4,469         4,391      4,265      4,126      3,974
---------------------------------------------------------------------------------------------------------------------------------

Net interest margin (FTE)                3.66%        3.63%       3.74%       3.78%         3.86%      3.95%      3.97%      4.06%
---------------------------------------------------------------------------------------------------------------------------------


COMMON STOCK DATA (d)
---------------------------------------------------------------------------------------------------------------------------------
Market price per share range:
   High                               $ 40.19      $ 37.00     $ 36.88     $ 36.88       $ 34.66    $ 37.34    $ 40.19    $ 33.19
   Low                                  31.00        31.31       33.44       33.59         22.50      25.38      31.31      28.06
   Average                              35.34        34.26       34.74       35.23         30.83      31.48      34.78      30.93
   Close                                34.06        33.63       36.38       35.19         34.38      27.50      34.84      31.75
Dividends per share                       .20          .20         .20         .18           .18        .18        .18       .165
Market capitalization                  17,052       17,103      18,704      18,335        18,007     14,363     18,168     16,523
---------------------------------------------------------------------------------------------------------------------------------

(a) Operating and cash operating results exclude $5 million after-tax of net losses from divestitures for both the fourth and third quarters of 1999. The second quarter of 1999 excludes a $38 million after-tax net gain from divestitures and $36 million of nonrecurring expenses after taxes. The first quarter of 1999 excludes a $49 million after-tax net gain from divestitures and a $26 million after-tax charge for the cumulative effect of a change in accounting principle.
(b) See page 15 for the definition of cash operating results and tangible amounts.
(c) Basic and diluted income per common share before the cumulative effect of an accounting change for the quarter ended March 31, 1999, was $.54 and $.53, respectively.
(d) At Dec. 31, 1999, there were 25,247 shareholders registered with the Corporation's stock transfer agent, compared with 25,197 at year-end 1998 and 23,948 at year-end 1997. In addition, there were approximately 16,919, 16,540 and 16,049 Mellon employees at Dec. 31, 1999, 1998 and 1997, respectively, who participated in the Corporation's 401(k) Retirement Savings Plan. All shares of Mellon Financial Corporation common stock held by the plans for their participants are registered in the name of Mellon Bank, N.A. as trustee.

NOTE: PRIOR PERIOD PER COMMON SHARE AMOUNTS, MARKET PRICE RANGE AND DIVIDENDS PER SHARE HAVE BEEN RESTATED TO REFLECT THE TWO-FOR-ONE COMMON STOCK SPLIT DISTRIBUTED ON MAY 17, 1999.

CONSOLIDATED INCOME STATEMENT

MELLON FINANCIAL CORPORATION (and its subsidiaries)

-------------------------------------------------------------------------------------------------------------------------
                                                                                                 Year ended Dec. 31,
(in millions, except per share amounts)                                                    1999         1998         1997
-------------------------------------------------------------------------------------------------------------------------
INTEREST REVENUE           Interest and fees on loans (loan fees of $59, $73 and $81)    $2,238       $2,413       $2,268
                           Federal funds sold and securities under resale agreements         41           49           30
                           Interest-bearing deposits with banks                              39           33           26
                           Other money market investments                                     3            6            6
                           Trading account securities                                        19           15            9
                           Securities                                                       419          376          377
                           ----------------------------------------------------------------------------------------------
                              Total interest revenue                                      2,759        2,892        2,716
-------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE           Deposits in domestic offices                                     738          824          749
                           Deposits in foreign offices                                      133          136          129
                           Federal funds purchased and securities under
                             repurchase agreements                                          102          123           77
                           Other short-term borrowings                                      131          114          105
                           Notes and debentures                                             225          204          189
                           ----------------------------------------------------------------------------------------------
                              Total interest expense                                      1,329        1,401        1,249
-------------------------------------------------------------------------------------------------------------------------
NET INTEREST REVENUE          Net interest revenue                                        1,430        1,491        1,467
                           Provision for credit losses                                       45           60          148
                           ----------------------------------------------------------------------------------------------
                              Net interest revenue after provision for credit losses      1,385        1,431        1,319
-------------------------------------------------------------------------------------------------------------------------
NONINTEREST REVENUE        Trust and investment fee revenue                               2,044        1,722        1,323
                           Cash management and deposit transaction charges                  274          262          242
                           Foreign currency and securities trading revenue                  173          165          118
                           Mortgage servicing fees                                          153          200          213
                           Credit card fees                                                  18           92           97
                           Other                                                            438          480          425
                           ----------------------------------------------------------------------------------------------
                              Total fee revenue                                           3,100        2,921        2,418
                           Net gain from divestitures                                       127           --           --
                           Gains on sales of securities                                      --            1           --
                           ----------------------------------------------------------------------------------------------
                              Total noninterest revenue                                   3,227        2,922        2,418
-------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSE          Staff expense                                                  1,559        1,456        1,242
                           Professional, legal and other purchased services                 280          297          219
                           Net occupancy expense                                            243          237          225
                           Equipment expense                                                186          181          175
                           Business development                                             161          149          148
                           Amortization of goodwill and other intangible assets             148          137          105
                           Amortization of mortgage servicing assets and
                             purchased credit card relationships                            113          179          118
                           Communications expense                                           112          107          102
                           Other expense                                                    182          197          175
                           Trust-preferred securities expense                                79           79           78
                           Net revenue from acquired property                               (14)          (6)         (19)
                           ----------------------------------------------------------------------------------------------
                              Total operating expense                                     3,049        3,013        2,568
-------------------------------------------------------------------------------------------------------------------------
INCOME                     Income before income taxes and cumulative effect of
                             accounting change                                            1,563        1,340        1,169
                           Provision for income taxes                                       574          470          398
                           ----------------------------------------------------------------------------------------------
                           Income before cumulative effect of accounting change             989          870          771
                           Cumulative effect of accounting change, net of tax               (26)          --           --
                           ----------------------------------------------------------------------------------------------
                              Net income                                                    963          870          771
                           Dividends on preferred stock                                      --            9           21
                           ----------------------------------------------------------------------------------------------
                              Net income applicable to common stock                      $  963       $  861       $  750
                           ----------------------------------------------------------------------------------------------


                                  (continued)

MELLON FINANCIAL CORPORATION (and its subsidiaries)

---------------------------------------------------------------------------------------------------------------------------
                                                                                                Year ended Dec. 31,
(in millions, except per share amounts)                                                    1999         1998         1997
---------------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE (a)       Basic net income per common share:
                           Income before cumulative effect of accounting change           $1.92        $1.65        $1.47
                           Cumulative effect of accounting change                          (.05)          --           --
                           ------------------------------------------------------------------------------------------------
                              Net income                                                  $1.87        $1.65        $1.47
                           ------------------------------------------------------------------------------------------------
                           Diluted net income per common share:
                           Income before cumulative effect of accounting change           $1.90        $1.62        $1.44
                           Cumulative effect of accounting change                          (.05)          --           --
                           ------------------------------------------------------------------------------------------------
                              Net income                                                  $1.85        $1.62        $1.44
                           ------------------------------------------------------------------------------------------------

(a) 1998 and 1997 per common share amounts have been restated to reflect the two-for-one common stock split distributed on May 17, 1999.
See accompanying Notes to Financial Statements.

CONSOLIDATED BALANCE SHEET

MELLON FINANCIAL CORPORATION (and its subsidiaries)

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Dec. 31,
(dollar amounts in millions)                                                                                1999          1998
--------------------------------------------------------------------------------------------------------------------------------
ASSETS                     Cash and due from banks                                                        $ 3,410        $ 2,926
                           Federal funds sold and securities under resale agreements                        1,001            186
                           Interest-bearing deposits with banks                                               286            566
                           Other money market investments                                                      71             46
                           Trading account securities                                                         144            193
                           Securities available for sale                                                    5,159          5,373
                           Investment securities (approximate fair value of $1,183 and $1,634)              1,197          1,602
                           Loans, net of unearned discount of $79 and $54                                  30,248         32,093
                           Reserve for credit losses                                                         (403)          (496)
                                                                                                          -------        -------
                               Net loans                                                                   29,845         31,597
                           Customers' acceptance liability                                                    164            166
                           Premises and equipment                                                             562            569
                           Goodwill and other intangibles                                                   2,140          2,313
                           Mortgage servicing assets
                             and purchased credit card relationships                                           16          1,132
                           Other assets                                                                     3,951          4,108
                           -----------------------------------------------------------------------------------------------------
                               Total assets                                                               $47,946        $50,777
                           -----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
LIABILITIES                Noninterest-bearing deposits in domestic offices                               $ 9,588        $ 9,976
                           Interest-bearing deposits in domestic offices                                   20,540         21,293
                           Interest-bearing deposits in foreign offices                                     3,293          3,114
                           -----------------------------------------------------------------------------------------------------
                               Total deposits                                                              33,421         34,383
                           Federal funds purchased and securities under
                             repurchase agreements                                                          1,095          3,594
                           Short-term bank notes                                                            1,055            266
                           U.S. Treasury tax and loan demand notes                                            606            290
                           Term federal funds purchased                                                       358            208
                           Commercial paper                                                                    88            116
                           Other funds borrowed                                                               448            468
                           Acceptances outstanding                                                            164            166
                           Other liabilities                                                                2,266          2,471
                           Notes and debentures (with original maturities over one year)                    3,438          3,303
                           -----------------------------------------------------------------------------------------------------
                               Total liabilities                                                           42,939         45,265
--------------------------------------------------------------------------------------------------------------------------------
TRUST-PREFERRED            Guaranteed preferred beneficial interests in Corporation's
SECURITIES                   junior subordinated deferrable interest debentures                               991            991
--------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS'              Common stock--$.50 par value
EQUITY                       Authorized--800,000,000 shares
                             Issued--588,661,920 (a) and 294,330,960 shares                                   294            147
                           Additional paid-in capital                                                       1,788          1,887
                           Retained earnings                                                                3,808          3,353
                           Accumulated unrealized (losses) gains, net of tax                                 (135)            25
                           Treasury stock of 88,038,848 (a) and 32,407,960 shares, at cost                 (1,739)         (891)
                           -----------------------------------------------------------------------------------------------------
                               Total shareholders' equity                                                   4,016          4,521
                           -----------------------------------------------------------------------------------------------------
                               Total liabilities, trust-preferred securities and shareholders' equity     $47,946        $50,777
                           -----------------------------------------------------------------------------------------------------

(a) Reflects the two-for-one common stock split distributed on May 17, 1999. See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

MELLON FINANCIAL CORPORATION (and its subsidiaries)
----------------------------------------------------------------------------------------------------------------------------
                                                                                         Accumulated                   Total
                                                             Additional                   unrealized                  share-
                                       Preferred     Common     paid-in   Retained   (losses) gains,     Treasury   holders'
(in millions)                              stock      stock     capital   earnings        net of tax        stock     equity
----------------------------------------------------------------------------------------------------------------------------
Balance at Dec. 31, 1996                    $290       $ 74      $1,866     $2,486             $  (7)     $  (963)   $ 3,746
Comprehensive results:
  Net income                                                                   771                                       771
  Other comprehensive results, net of tax                                                         28                      28
----------------------------------------------------------------------------------------------------------------------------
Total comprehensive results                                                    771                28                     799
Dividends on common stock
  at $0.645 per share                                                         (330)                                     (330)
Dividends on preferred stock                                                   (21)                                      (21)
Common stock issued under Direct Stock
  Purchase and Dividend Reinvestment Plan                             8                                        14         22
Common stock issued in connection with
  the Buck acquisition                                                                                        143        143
Series J preferred stock redemption          (97)                                                                        (97)
Exercise of stock options                                            20        (22)                            97         95
Repurchase of common stock                                                                                   (534)      (534)
Additional common stock issued
  for stock split                                        73         (73)                                                  --
Other                                                                (3)                                       25         22
----------------------------------------------------------------------------------------------------------------------------
Balance at Dec. 31, 1997                    $193       $147      $1,818     $2,884             $  21      $(1,218)   $ 3,845
----------------------------------------------------------------------------------------------------------------------------
Comprehensive results:
  Net income                                                                   870                                       870
  Other comprehensive results, net of tax                                                         11                      11
  Reclassification adjustment                                                                     (7)                     (7)
----------------------------------------------------------------------------------------------------------------------------
Total comprehensive results                                                    870                 4                     874
Dividends on common stock
  at $0.705 per share                                                         (365)                                     (365)
Dividends on preferred stock                                                    (9)                                       (9)
Common stock issued under Direct Stock
  Purchase and Dividend Reinvestment Plan                            10                                        10         20
Common stock issued in connection with
  the Mellon United National Bank
  acquisition                                                        22                                       233        255
Series K preferred stock redemption         (193)                                                                       (193)
Exercise of stock options                                             1        (26)                            98         73
Repurchase of common stock                                                                                    (27)       (27)
Other                                                                36         (1)                            13         48
----------------------------------------------------------------------------------------------------------------------------
Balance at Dec. 31, 1998                  $   --       $147      $1,887     $3,353             $  25      $  (891)   $ 4,521
----------------------------------------------------------------------------------------------------------------------------
COMPREHENSIVE RESULTS:
  NET INCOME                                                                   963                                       963
  OTHER COMPREHENSIVE RESULTS, NET OF TAX                                                       (159)                   (159)
  RECLASSIFICATION ADJUSTMENT                                                                     (1)                     (1)
----------------------------------------------------------------------------------------------------------------------------
TOTAL COMPREHENSIVE RESULTS                                                    963              (160)                    803
DIVIDENDS ON COMMON STOCK
  AT $0.78 PER SHARE                                                          (403)                                     (403)
COMMON STOCK ISSUED UNDER DIRECT STOCK
  PURCHASE AND DIVIDEND REINVESTMENT PLAN                             1                                        19         20
EXERCISE OF STOCK OPTIONS                                            47       (102)                           158        103
REPURCHASE OF COMMON STOCK                                                                                 (1,068)    (1,068)
ADDITIONAL COMMON STOCK ISSUED FOR
   STOCK SPLIT                                          147        (147)                                                  --
OTHER                                                                           (3)                            43         40
----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DEC. 31, 1999                  $   --       $294      $1,788     $3,808             $(135)     $(1,739)   $ 4,016
----------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

MELLON FINANCIAL CORPORATION (and its subsidiaries)

------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Year ended Dec. 31,
(in millions)                                                                                  1999         1998         1997
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM            Net income                                                       $   963      $   870      $   771
OPERATING ACTIVITIES       Adjustments to reconcile net income to net cash
                            provided by operating activities:
                            Cumulative effect of accounting change                               26           --           --
                            Net gain from divestitures                                         (127)          --           --
                            Amortization of goodwill and other intangible assets                148          137          105
                            Amortization of mortgage servicing assets
                              and purchased credit card relationships                           113          179          118
                            Depreciation and other amortization                                  98          105          108
                            Deferred income tax expense (benefit)                               167          (31)          42
                            Provision for credit losses                                          45           60          148
                            Net gains on dispositions of acquired property                      (18)          (7)         (21)
                            Net decrease (increase) in accrued interest receivable               40           (8)          (7)
                            Net decrease (increase) in trading account securities                60         (108)          19
                            Net increase (decrease) in accrued interest payable                  36           29          (27)
                            Net decrease (increase) in residential mortgages held for sale    1,290         (278)        (929)
                            Net (increase) decrease in other operating activities              (248)        (327)         190
                            --------------------------------------------------------------------------------------------------
                              Net cash provided by operating activities                       2,593          621          517
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM            Net decrease (increase) in term deposits and other money
INVESTING ACTIVITIES        market investments                                                  252           19          (93)
                           Net (increase) decrease in federal funds sold and securities
                            under resale agreements                                            (815)         409          249
                           Purchases of securities available for sale                        (1,992)      (4,566)      (6,373)
                           Proceeds from sales of securities available for sale                 546        1,098        2,790
                           Proceeds from maturities of securities available for sale          1,416        1,557        4,980
                           Purchases of investment securities                                   (15)         (14)         (26)
                           Proceeds from maturities of investment securities                    369          491          317
                           Net decrease in credit card receivables to date of sale               85           90           27
                           Proceeds from sale of credit card business                         1,186           --           --
                           Proceeds from sale of network services business                      135           --           --
                           Proceeds from sale of mortgage businesses                          1,210           --           --
                           Net principal disbursed on loans to customers                     (2,656)      (4,417)      (1,914)
                           Loan portfolio purchases                                             (71)        (319)         (55)
                           Proceeds from sales and securitizations of loan portfolios         2,220        2,885        1,091
                           Purchases of premises and equipment                                 (171)        (132)        (111)
                           Proceeds from sales of acquired property                              62           73           69
                           Net cash disbursed in purchase of Mellon United
                             National Bank                                                       --          (94)          --
                           Net cash disbursed in purchase of Mellon 1st Business Bank            --          (72)          --
                           Net cash disbursed in purchase of Founders
                             Asset Management, LLC                                               --         (267)          --
                           Net cash disbursed in purchase of Newton Management Limited           --         (108)          --
                           Net cash disbursed in purchase of Buck Consultants, Inc.              --           --          (42)
                           Net cash disbursed in purchase of Dreyfus Brokerage Services          --           --         (137)
                           Increase in mortgage servicing assets and purchased credit
                              card relationships                                                (86)        (236)        (323)
                           Net increase in other investing activities                          (337)        (231)        (261)
                           ---------------------------------------------------------------------------------------------------
                              Net cash provided by (used in) investing activities             1,338       (3,834)         188
------------------------------------------------------------------------------------------------------------------------------


                                   -continued-

MELLON FINANCIAL CORPORATION (and its subsidiaries)

------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Year ended Dec. 31,
(in millions)                                                                                  1999         1998        1997
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM            Net (decrease) increase in transaction and savings deposits         (732)       2,329        1,298
FINANCING ACTIVITIES       Net decrease in customer term deposits                              (230)        (954)      (1,848)
                           Net (decrease) increase in federal funds purchased and
                             securities under repurchase agreements                          (2,499)       1,380        1,255
                           Net increase (decrease) in short-term bank notes                     789          (64)         195
                           Net increase (decrease) in U.S. Treasury tax and loan
                             demand notes                                                       316         (157)         (27)
                           Net increase (decrease) in term federal funds purchased              150         (417)         144
                           Net (decrease) increase in commercial paper                          (28)          49          (55)
                           Repayments of longer-term debt                                      (385)        (124)        (412)
                           Net proceeds from issuance of longer-term debt                       507          873          465
                           Dividends paid on common and preferred stock                        (403)        (376)        (352)
                           Proceeds from issuance of common stock                                70           52           75
                           Repurchase of common stock                                        (1,068)         (27)        (534)
                           Redemption of preferred stock                                         --         (193)         (97)
                           Net (decrease) increase in other financing activities                 (6)          57          (37)
                           ---------------------------------------------------------------------------------------------------
                              Net cash (used in) provided by financing activities            (3,519)       2,428           70
                           Effect of foreign currency exchange rates                             72           61           29
------------------------------------------------------------------------------------------------------------------------------
CHANGE IN CASH AND         Net increase (decrease) in cash and due from banks                   484         (724)         804
DUE FROM BANKS             Cash and due from banks at beginning of year                       2,926        3,650        2,846
                           ---------------------------------------------------------------------------------------------------
                           Cash and due from banks at end of year                           $ 3,410      $ 2,926      $ 3,650
                           ---------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL               Interest paid                                                    $ 1,293       $1,372      $ 1,276
DISCLOSURES                Net income taxes paid                                                345          428          364
                           ---------------------------------------------------------------------------------------------------

See accompanying Notes to Financial Statements.


NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. ACCOUNTING POLICIES

Basis of presentation

The accounting and financial reporting policies of Mellon Financial Corporation (the Corporation), formerly Mellon Bank Corporation, a global multibank holding company, conform to generally accepted accounting principles (GAAP) and prevailing industry practices. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and the disclosure of contingent assets and liabilities and the reported amounts of related revenue and expense. Actual results could differ from these estimates.

The consolidated financial statements of the Corporation include the accounts of the Corporation and its majority-owned subsidiaries. Investments in companies 20% to 50% owned are carried on the equity basis. Investments in companies less than 20% owned are carried at cost. Intracorporate balances and transactions are not reflected in the consolidated financial statements. The income statement includes results of acquired subsidiaries and businesses accounted for under the purchase method of accounting from the dates of acquisition. Securities and other property held in a fiduciary or agency capacity are not included in the balance sheet since these are not assets or liabilities of the Corporation. All per common share amounts, average shares and equivalents outstanding and associated ratios were restated to reflect the two-for-one common stock split distributed on May 17, 1999.

--------------------------------------------------------------------------------

1. ACCOUNTING POLICIES (CONTINUED)

The parent corporation financial statements in note 25 include the accounts of the Corporation, those of a wholly owned financing subsidiary that functions as a financing entity for the Corporation and its subsidiaries by issuing commercial paper and other debt guaranteed by the Corporation, and those of the business trusts discussed in note 12. Financial data for the Corporation, the financing subsidiary and the business trusts are combined for financial reporting because of the limited function of the financing subsidiary and the business trusts, and the unconditional guarantee by the Corporation of their obligations.

Nature of operations

The Corporation is a global multibank holding company incorporated under the laws of Pennsylvania in August 1971 and registered under the Federal Bank Holding Company Act of 1956, as amended. Its principal direct subsidiaries are Mellon Bank, N.A.; The Boston Company, Inc.; Buck Consultants, Inc.; Newton Management Limited; and a number of companies known as the Mellon Financial Services Corporations. The Dreyfus Corporation, one of the nation's largest mutual fund management companies, and Founders Asset Management, LLC, are subsidiaries of Mellon Bank, N.A. Mellon's banking subsidiaries primarily engage in retail financial services, commercial banking, trust and investment management services, residential real estate loan financing, mutual fund activities, equipment leasing, insurance products and various securities-related activities. Buck Consultants, a leading global actuarial and human resources consulting firm, provides a broad array of services in the areas of defined benefit and defined contribution plans, health and welfare plans, communications and compensation consulting, and outsourcing and administration of employee benefit programs. The Mellon Financial Services Corporations, through their subsidiaries and joint ventures, provide a broad range of bank-related services including equipment leasing, commercial loan financing, stock transfer services, cash management and numerous trust and investment management services. While the Corporation's major subsidiaries primarily are headquartered in the Northeast and mid-Atlantic regions, most of its products and services are offered nationwide and many are offered globally. The Corporation's customer base is well diversified and primarily domestic.

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

Securities available for sale are stated at fair value. Unrealized gains or losses on assets classified as available for sale, net of tax, are recorded as an addition to or deduction from other comprehensive results in shareholders' equity. Investment securities are stated at cost, adjusted for amortization of premium and accretion of discount on a level yield basis. Gains and losses on sales of securities available for sale are reported in the income statement. The cost of securities sold is determined on a specific identification basis.

--------------------------------------------------------------------------------

1.  ACCOUNTING POLICIES (CONTINUED)

Venture capital investments

Venture capital investments are reported at estimated fair values, in the absence of readily ascertainable market values. Changes in fair value and gains and losses from sales are recognized in other revenue. The values assigned to the investments where no market quotation exists are based upon available information and may not necessarily represent amounts that will ultimately be realized. Such estimated amounts depend on future circumstances. These estimated amounts will not be realized until the individual investments are liquidated. The valuation procedures applied include consideration of economic and market conditions, current and projected financial performance of the investee company, and the investee company's management team. Management believes that the cost of an investment is initially considered the best indication of estimated fair value unless there have been significant subsequent positive or negative developments that justify an adjustment in the fair value estimate. Venture capital investments are included in "Other Assets" on the Corporation's balance sheet.

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

Unearned revenue on direct financing leases is accreted over the lives of the leases in decreasing amounts to provide a constant rate of return on the net investment in the leases. Revenue on leveraged leases is recognized on a basis to achieve a constant yield on the outstanding investment in the lease, net of the related deferred tax liability, in the years in which the net investment is positive. Gains on sales of lease residuals are recognized in other revenue.

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

A loan is considered to be impaired, as defined by FAS No. 114, "Accounting by Creditors for Impairment of a Loan," when it is probable that the Corporation will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. The Corporation performs impairment tests on all loans of $1 million or greater covered under FAS No. 114, where there is a significant credit concern. Consumer credit nonaccrual loans are not tested for impairment because they are included in large groups of smaller-balance homogeneous loans that, by definition along with leases, are excluded from the scope of FAS No. 114.

--------------------------------------------------------------------------------

1.  ACCOUNTING POLICIES (CONTINUED)

Impaired loans are required to be measured based upon the present value of expected future cash flows, discounted at the loan's initial effective interest rate, or at the loan's market price or fair value of the collateral if the loan is collateral dependent. If the loan valuation is less than the recorded value of the loan, an impairment reserve must be established for the difference. The impairment reserve is established by either an allocation of the reserve for credit losses or by a provision for credit losses, depending on the appropriateness of the reserve for credit losses. Impairment reserves are not needed when the recorded investment in an impaired loan is less than the loan valuation.

Loan securitizations

The amount of interest and fee revenue in excess of both interest paid to certificate holders and credit losses is recognized monthly as servicing revenue. The servicing revenue from the home equity and insurance premium finance receivables is recognized in other revenue.

Reserve for credit losses

The reserve for credit losses is maintained to absorb losses embedded in the credit portfolio as of the balance sheet date based on management's judgment. The reserve determination methodology is designed to provide procedural discipline in assessing the appropriateness of the reserve. This methodology primarily uses an individual evaluation of problem credits and a historical analysis of loss experience and criticized credit levels. In addition, the status and amount of nonperforming and past-due loans are considered. Qualitative factors considered included: industry risks, current economic factors affecting collectability, trends in portfolio volume, quality, maturity and composition and current interest rate levels and economic conditions. Credit losses are charged against the reserve. Recoveries are added to the reserve.

Acquired property

Property acquired in connection with loan settlements, including real estate acquired, is stated at the lower of estimated fair value less estimated costs to sell or the carrying amount of the loan. A reserve for real estate acquired is maintained on a property-by-property basis to recognize estimated potential declines in value that might occur between appraisal dates. Provisions for the estimated potential decrease in fair value between annual appraisals, net gains on the sale of real estate acquired and net direct operating expense attributable to these assets are included in net revenue from acquired property. Acquired property is reported in "Other Assets" on the Corporation's balance sheet.

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

Goodwill, other identified intangibles, mortgage servicing assets and purchased credit card relationships

Intangible assets are amortized using straight-line and accelerated methods over the remaining estimated benefit periods which approximated, on a weighted-average basis at Dec. 31, 1999, 20 years for goodwill, five years for core deposit intangibles and 11 years for all other intangible assets except mortgage servicing assets. Intangible assets are reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset.

--------------------------------------------------------------------------------

1.  ACCOUNTING POLICIES (CONTINUED)

The divestitures of the mortgage and credit card businesses in 1999 resulted in an insignificant level of mortgage servicing rights (MSRs) remaining at Dec. 31, 1999, related to the jumbo mortgage loan business that was retained. The discussion that follows, in large part, relates to MSR accounting and valuation practices followed in the first three quarters of 1999 and in prior years.

Originated mortgage servicing rights are recorded by allocating total costs incurred between the loan and servicing rights based on their relative fair values. Purchased MSRs are recorded at cost. MSRs are amortized in proportion to the estimated servicing income over the estimated life of the servicing portfolio. In 1999, the Corporation capitalized $8 million of jumbo residential MSRs. In 1998, $436 million of MSRs were capitalized on both the portfolio that was sold and on the jumbo mortgage portfolio, in connection with both mortgage servicing portfolio purchases and loan originations. The carrying value of MSRs was $16 million at Dec. 31, 1999, with an estimated fair value of $17 million. The carrying value of MSRs and any related hedges was $1.1 billion at Dec. 31, 1998, with an estimated fair value of $1.2 billion. Deferred gains/losses and cash settlements on hedge instruments associated with MSRs were included in the carrying value of the MSRs. The carrying value of MSRs is measured for impairment each quarter based on the fair value of the MSRs. Quoted market prices are used, whenever available, as the basis for measuring the fair value of servicing rights. When quoted market prices are not available, fair values are based upon the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. For impairment measurement purposes, all mortgage servicing rights are first stratified by loan type and then by interest rates within the loan type. If the carrying value of an individual stratum were to exceed its fair value, a valuation allowance would be established. No valuation allowances were recorded at Dec. 31, 1999 and 1998. On a weighted-average basis at Dec. 31, 1999, the serviced jumbo mortgage loan portfolio had an interest rate of approximately 7.10%.

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

--------------------------------------------------------------------------------

1.  ACCOUNTING POLICIES (CONTINUED)

Closed-end mutual fund

On Jan. 1, 1999, the Corporation adopted the provisions of the American Institute of Certified Public Accountants Statement of Position (SOP) No. 98-5 on reporting on the costs of start-up activities. This SOP requires that costs of start-up activities be expensed as incurred. Initial application of the SOP is to be reported as a cumulative effect of a change in accounting principle.

In the second quarter of 1998, the Corporation introduced a $920 million Dreyfus closed-end mutual fund, on which management fees are being earned. The Corporation paid the underwriting fees during the initial public offering of the fund. In September 1998, the Financial Accounting Standards Board staff concluded that fees paid by advisors of closed-end funds should be expensed as incurred and that any fees capitalized prior to July 24, 1998, should be written off upon the adoption of SOP 98-5 and reported as a cumulative effect of a change in accounting principle. As a result, the unamortized pre-tax cost of approximately $43 million, or $26 million after tax, was recognized as a cumulative effect of a change in accounting principle as of Jan. 1, 1999, instead of being amortized over future years. This accounting change had no impact on a cash-flow basis in 1999 since the underwriting fees were paid in the first half of 1998.

Accounting for the costs of computer software

On Jan. 1, 1999, the Corporation adopted the provisions of SOP No. 98-1 on accounting for the costs of computer software developed or obtained for internal use. This SOP requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use. Previously, the Corporation generally expensed such costs. The adoption of SOP No. 98-1 was immaterial to the Corporation's financial position and results of operations.

Off-balance-sheet instruments used for risk management purposes

The Corporation enters into interest rate swaps, interest rate caps and floors, financial futures and financial options primarily to manage its sensitivity to interest rate risk. This is accomplished by using these instruments to offset the inherent price or interest rate risk of specific on-balance-sheet assets or liabilities. The Corporation uses total return swaps to offset the inherent market value risk of investments in start-up mutual funds. Prior to the third quarter 1999 sale of the mortgage business, the Corporation also used interest rate floor contracts, interest rate swap contracts, treasury lock contracts and spread lock contracts to hedge against value impairment of its MSRs resulting from a decrease in interest rates. All of these instruments are designated as hedges on the trade date and are highly correlated with the financial instrument being hedged. High correlation is achieved if the hedge instrument and the financial instrument being hedged are denominated in the same currency and (i) are both fixed rate instruments with similar maturities, (ii) are structurally comparable and based upon similar floating rate indices or (iii) have been subjected to a mathematical correlation analysis and found to be highly correlated. Hedge correlation of interest rate or market value risk management positions is reviewed periodically. If a hedged instrument is sold or matures, or correlation criteria are no longer met, the risk management position is no longer accounted for as a hedge. Under these circumstances, the accumulated change in market value of the hedge is recognized in current income to the extent that the hedge results have not been offset by the effects of interest rate or price changes of the hedged item.

Tactical asset/liability management considerations require the Corporation to periodically terminate hedge instruments. Any deferred gain or loss resulting from the termination is amortized to income/expense of the corresponding hedged item over the remaining period of the original hedge or hedged item.

--------------------------------------------------------------------------------

1.  ACCOUNTING POLICIES (CONTINUED)

The Corporation also enters into off-balance-sheet contracts to hedge anticipated transactions. If it is determined that an anticipated transaction that has been hedged will not occur, the results of the hedge will be recognized currently in the income category in which the original anticipated transaction was to be reported.

Interest revenue or interest expense on hedge transactions is accrued over the term of the agreement as an adjustment to the yield or cost of the related asset or liability. Transaction fees are deferred and amortized to interest revenue or interest expense over the term of the agreement. Realized gains and losses are deferred and amortized over the life of the hedged transaction as interest revenue or interest expense, and any unamortized amounts are recognized as income or loss at the time of disposition of the assets or liabilities being hedged. Amounts payable to or receivable from counterparties are included in other liabilities or other assets. The fair values of interest rate swaps, caps and floors, financial futures and financial options used for risk management purposes are not recognized in the financial statements. Prior to the third quarter 1999 sale of the mortgage business, realized gains/losses and cash settlements on instruments associated with MSRs were deferred and included as an adjustment to the carrying value of the MSRs. These amounts were amortized over the same period as the MSRs. Changes in fair value of total return swaps are recognized in net unrealized gains and losses on assets available for sale within shareholders' equity in other comprehensive results.

Off-balance-sheet instruments used for trading activities

The Corporation enters into foreign exchange contracts, futures and forward contracts, currency and interest rate option contracts, interest rate swaps, and other over the counter derivative contracts to accommodate customers and for its proprietary trading activities. Realized and unrealized changes in the fair value of these instruments are recognized in the income statement in foreign currency and securities trading revenue in the period in which the changes occur. Interest revenue and expense on instruments held for trading activities are included in the income statement as part of net interest revenue. The fair value of contracts with a given customer in gain positions is reported on the balance sheet in other assets and the fair value of contracts in loss positions is reported in other liabilities.

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

2. CASH AND DUE FROM BANKS

Cash and due from banks includes reserve balances that the Corporation's subsidiary banks are required to maintain with a Federal Reserve bank. These required reserves are based primarily on deposits outstanding and were $452 million at Dec. 31, 1999, and $472 million at Dec. 31, 1998. These balances averaged $454 million in 1999 and $457 million in 1998.

--------------------------------------------------------------------------------

3. SECURITIES

SECURITIES AVAILABLE FOR SALE
---------------------------------------------------------------------------------------------------------------------------
                                                        DEC. 31, 1999                              Dec. 31, 1998
                                          ---------------------------------------------------------------------------------
                                                      GROSS UNREALIZED                            Gross unrealized
                                          AMORTIZED   ---------------        FAIR   Amortized     ----------------    Fair
(in millions)                                  COST   GAINS    LOSSES       VALUE        cost     Gains     Losses   value
---------------------------------------------------------------------------------------------------------------------------
U.S. Treasury                                $  224      $-      $  1      $  223      $  219      $ 1      $-      $  220
U.S. agency mortgage-backed                   4,973       4       175       4,802       4,700       66       1       4,765
Other U.S. agency                                 5       -        --           5         259       --       -         259
---------------------------------------------------------------------------------------------------------------------------
    Total U.S. Treasury and
     agency securities                        5,202       4       176       5,030       5,178       67       1       5,244
Obligations of states and
    political subdivisions                      113       -         9         104         112        1       1         112
Other mortgage-backed                             1       -        --           1           2       --       -           2
Other securities                                 24       -        --          24          15       --       -          15
---------------------------------------------------------------------------------------------------------------------------
    Total securities available for sale      $5,340      $4      $185      $5,159      $5,307      $68      $2      $5,373
---------------------------------------------------------------------------------------------------------------------------


MATURITY DISTRIBUTION OF SECURITIES AVAILABLE FOR SALE
-----------------------------------------------------------------------------------------------------------------------------------
                                                           Contractual maturities at Dec. 31, 1999
                                                                                 Obligations                                 Total
                                      U.S. agency                       Total      of states       Other                securities
(dollar amounts                U.S.     mortgage-        Other  U.S. Treasury  and political   mortgage-       Other     available
 in millions)              Treasury        backed  U.S. agency     and agency   subdivisions      backed  securities      for sale
-----------------------------------------------------------------------------------------------------------------------------------
Within one year
    Amortized cost            $ 208        $   --        $  --         $  208         $    1       $  --       $   4        $  213
    Fair value                  208            --           --            208              1          --           4           213
    Yield                      5.44%           --           --           5.44%         11.56%         --        5.46%         5.47%
1 to 5 years
    Amortized cost                8            --           --              8              3          --          11            22
    Fair value                    8            --           --              8              3          --          11            22
    Yield                      6.17%           --           --           6.17%          7.81%         --        6.30%         6.44%
5 to 10 years
    Amortized cost                8            --            5             13             16          --           2            31
    Fair value                    7            --            5             12             15          --           2            29
    Yield                      5.82%           --         6.49%          6.08%          6.95%         --        6.40%         6.57%
Over 10 years
    Amortized cost               --            --           --             --             93          --           7           100
    Fair value                   --            --           --             --             85          --           7            92
    Yield                        --            --           --             --           7.24%         --        5.54%         7.13%
Mortgage-backed
  securities
    Amortized cost               --         4,973           --          4,973             --           1          --         4,974
    Fair value                   --         4,802           --          4,802             --           1          --         4,803
    Yield                        --          6.48  %        --           6.48%            --        6.48%         --          6.48%
-----------------------------------------------------------------------------------------------------------------------------------
Total amortized cost          $ 224        $4,973        $   5         $5,202         $  113       $   1       $  24        $5,340
Total fair value                223         4,802            5          5,030            104           1          24         5,159
Total yield                    5.48%         6.48  %      6.49%          6.43%          7.24%       6.48%       5.97%        6.45%
Weighted average
    contractual years
    to maturity                 .75            --(a)      7.78            .92(b)       12.10          --(a)     5.72
-----------------------------------------------------------------------------------------------------------------------------------

(a) The average expected lives of "U.S. agency mortgage-backed" and "Other mortgage-backed" securities were approximately 5.8 years and 3.3 years, respectively, at Dec. 31, 1999.
(b)  Excludes maturities of "U.S. agency mortgage-backed" securities.
Note: Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

--------------------------------------------------------------------------------

INVESTMENT SECURITIES
------------------------------------------------------------------------------------------------------------------------------
                                                      DEC. 31, 1999                                Dec. 31, 1998
                                       ------------------------------------------    -----------------------------------------
                                                    GROSS UNREALIZED                              Gross unrealized
                                       AMORTIZED    ----------------         FAIR    Amortized     ----------------       Fair
(in millions)                               COST    GAINS     LOSSES        VALUE         cost     Gains     Losses      value
------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury                             $   --      $--        $--       $   --       $   50       $11        $--     $   61
U.S. agency mortgage-backed                1,113        1         15        1,099        1,468        24          3      1,489
------------------------------------------------------------------------------------------------------------------------------
   Total U.S. Treasury and
     agency securities                     1,113        1         15        1,099        1,518        35          3      1,550
Obligations of states and political
  subdivisions                                16       --         --           16           16        --         --         16
Other mortgage-backed                          9       --         --            9           16        --         --         16
Other securities                              59       --         --           59           52        --         --         52
------------------------------------------------------------------------------------------------------------------------------
   Total investment securities            $1,197       $1        $15       $1,183       $1,602       $35        $ 3     $1,634
------------------------------------------------------------------------------------------------------------------------------


MATURITY DISTRIBUTION OF INVESTMENT SECURITIES
--------------------------------------------------------------------------------------------------------------------
                                    Contractual maturities at Dec. 31, 1999
                                                           Obligations
                         U.S. agency            Total        of states         Other                          Total
(dollar amounts            mortgage-    U.S. Treasury    and political     mortgage-         Other       investment
 in millions)                 backed       and agency     subdivisions        backed    securities       securities
--------------------------------------------------------------------------------------------------------------------
1 to 5 years
    Amortized cost            $   --           $   --           $   7        $    --         $  --           $    7
    Fair value                    --               --               7             --            --                7
    Yield                         --               --            8.99%            --            --             8.99%
5 to 10 years
    Amortized cost                --               --               9             --            --                9
    Fair value                    --               --               9             --            --                9
    Yield                         --               --            8.99%            --            --             8.99%
Over 10 years
    Amortized cost                --               --              --             --            59(a)            59
    Fair value                    --               --              --             --            59(a)            59
    Yield                         --               --              --             --          6.00%            6.00%
Mortgage-backed
  securities
    Amortized cost             1,113            1,113              --              9            --            1,122
    Fair value                 1,099            1,099              --              9            --            1,108
    Yield                       6.97%            6.97%             --           7.02%           --             6.97%
--------------------------------------------------------------------------------------------------------------------
Total amortized cost          $1,113           $1,113           $  16        $     9         $  59           $1,197
Total fair value               1,099            1,099              16              9            59            1,183
Total yield                     6.97%            6.97%           8.99%          7.02%         6.00%            6.95%
Weighted average
    contractual years to
    maturity                      --(b)            --(b)         5.94             --(b)         --
--------------------------------------------------------------------------------------------------------------------

(a)  Federal Reserve Bank stock with no stated maturity.
(b) The average expected lives of "U.S. agency mortgage-backed" and "Other mortgage-backed" securities were approximately 6.3 years and 2.1 years, respectively, at Dec. 31, 1999.
Note: Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

--------------------------------------------------------------------------------

3. SECURITIES (CONTINUED)

Gross realized gains and losses on the sale of securities available for sale were each $1 million or less in 1999 and 1998 and were $2 million each in 1997. After-tax net gains on the sale of securities were less than $1 million in 1999, 1998 and 1997. Proceeds from the sale of securities available for sale were $546 million, $1.1 billion and $2.8 billion in 1999, 1998 and 1997, respectively. In the first quarter of 1999, as part of the divestiture of the credit card business, the Corporation sold $47 million of zero coupon U.S. Treasury securities from the investment securities portfolio. These securities were purchased and held to match fund the long-term interest rebate obligation associated with the CornerStone(sm) credit card product and were no longer required following the divestiture of the business. A gain of $7 million was realized from the sale of the securities and recorded as part of the net gain from divestitures. There were no sales of investment securities in 1998 and 1997.

Securities available for sale, investment securities, trading account securities and loans with book values of $5.8 billion at Dec. 31, 1999, and $4.2 billion at Dec. 31, 1998, were required to be pledged to secure public and trust deposits, repurchase agreements and for other purposes.

4. BUSINESS SECTORS

On Jan. 1, 1998, the Corporation adopted FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which superseded FAS No. 14, "Financial Reporting for Segments of a Business Enterprise." This statement establishes standards for reporting information about business sectors in the footnotes to annual financial statements and also requires selected sector information in interim reports. The statement requires disclosure on a business sector basis, as defined by the Corporation, to include a description of products and services, profit or loss as measured by the Corporation's management in assessing sector performance and geographic information on assets and revenue, if material.

In the second quarter of 1999, the Corporation realigned its business sectors to better reflect the Corporation's organizational structure, the characteristics of its products and services, and the customer segments to which those products and services are delivered. All prior periods have been restated. Lines of business that offer similar or related products and services to common or similar customer segments have been combined into six major business sectors:
Wealth Management, Global Investment Management, Global Investment Services, Regional Consumer Banking, Specialized Commercial Banking and Large Corporate Banking. Wealth Management includes private asset management services, private banking and origination of jumbo residential mortgages. Global Investment Management includes mutual fund management, institutional asset management and brokerage services. Global Investment Services includes institutional trust and custody, foreign exchange, securities lending, shareholder services, benefits consulting and administrative services for employee benefit plans and backoffice outsourcing for investment managers. This sector also includes the Corporation's joint ventures, whose results are reported under the equity method of accounting. Regional Consumer Banking includes consumer lending and deposit products, direct banking and sales of insurance products. Specialized Commercial Banking includes middle market lending, business banking, lease financing, commercial real estate lending, insurance premium financing, asset-based lending and venture capital. Large Corporate Banking includes cash management, large corporate and mid-corporate relationship banking, corporate finance and derivative products, securities underwriting and trading and international banking.

For details of business sectors, see the table and the first and second paragraphs following the table on pages 8 through 10, as well as the Divestitures, the Real Estate Workout/Other Activity and Geographic Information paragraphs in the Business Sectors presentation on pages 13 and 14. The table, through "Average Tier I preferred equity", and information in those paragraphs are incorporated by reference into these Notes to Financial Statements.

--------------------------------------------------------------------------------

5. LOANS

For details of the loans outstanding at Dec. 31, 1999 and 1998, see the 1999 and 1998 columns of the "Composition of loan portfolio at year end" table on page
39. The information in those columns is incorporated by reference into these Notes to Financial Statements.

For details of the nonperforming and past-due loans at Dec. 31, 1999 and 1998, see the amounts in the 1999 and 1998 columns of the "Nonperforming assets at year end" and "Past-due loans at year end" tables on pages 42 and 44, respectively. The information in those columns is incorporated by reference into these Notes to Financial Statements. For details on impaired loans at Dec. 31, 1999, 1998 and 1997, see the amounts in the "Impaired loans" table on page 43. The information in that table is incorporated by reference into these Notes to Financial Statements. There was no foregone interest on restructured loans in 1999, 1998 and 1997.

6. RESERVE FOR CREDIT LOSSES

For details of the reserve for credit losses for 1999, 1998 and 1997, see the 1999, 1998 and 1997 columns of the "Credit loss reserve activity" table on page
46. The information in those columns is incorporated by reference into these Notes to Financial Statements.

7. PREMISES AND EQUIPMENT

--------------------------------------------------------------------------------------------------------------------------
                                                                                                           Dec. 31,
(in millions)                                                                                       1999             1998
--------------------------------------------------------------------------------------------------------------------------
Land                                                                                              $   34           $   38
Buildings                                                                                            303              279
Equipment                                                                                            456              783
Leasehold improvements                                                                               235              246
--------------------------------------------------------------------------------------------------------------------------
    Subtotal                                                                                       1,028            1,346
Accumulated depreciation and amortization                                                           (466)            (777)
--------------------------------------------------------------------------------------------------------------------------
    Total premises and equipment                                                                  $  562           $  569
--------------------------------------------------------------------------------------------------------------------------


Included in the table above at Dec. 31, 1999, is $86 million of expenditures related to the Mellon Client Service Center (the Center), which is under construction. These costs represent approximately 43% of the Center's expected total cost with substantially all of the remainder expected to be expended in 2000.

The table above includes capital leases for premises and equipment at a net book value of $1 million at Dec. 31, 1999. There were no capital leases for premises and equipment at Dec. 31, 1998.

Rental expense was $156 million, $162 million and $137 million, respectively, net of related sublease revenue of $20 million, $20 million and $23 million, in 1999, 1998 and 1997 respectively. Depreciation and amortization expense totaled $98 million, $105 million and $108 million in 1999, 1998 and 1997, respectively. Maintenance, repairs and utilities expenses totaled $108 million, $102 million and $98 million in 1999, 1998 and 1997, respectively.

As of Dec. 31, 1999, the Corporation and its subsidiaries are obligated under noncancelable leases (principally for banking premises) with expiration dates through 2023. A summary of the future minimum rental payments under noncancelable leases, net of related sublease revenue totaling $71 million, is as follows: 2000--$158 million; 2001--$154 million; 2002--$148 million;
2003--$146 million; 2004--$143 million and 2005 through 2023--$641 million.

--------------------------------------------------------------------------------

8. OTHER ASSETS
---------------------------------------------------------------------------------------------------------------------------
                                                                                                             Dec. 31,
(in millions)                                                                                         1999             1998
---------------------------------------------------------------------------------------------------------------------------
Prepaid expense:
  Pension                                                                                           $  554           $  468
  Other                                                                                                172              132
Accounts and fees receivable                                                                           582              591
Receivables related to off-balance-sheet instruments                                                   451              552
Interest receivable                                                                                    219              262
Mortgage servicing advances                                                                              2              214
Other                                                                                                1,971            1,889
---------------------------------------------------------------------------------------------------------------------------
     Total other assets                                                                             $3,951           $4,108
---------------------------------------------------------------------------------------------------------------------------


9. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or greater was approximately $4.3 billion at Dec. 31, 1999, and $3.7 billion at Dec. 31, 1998.

At Dec. 31, 1999, the scheduled maturity of time deposits for the years 2000 through 2004, and 2005 and thereafter are as follows: $7.050 billion, $1.606 billion, $385 million, $71 million, $237 million and $85 million, respectively.

10. REVOLVING CREDIT AGREEMENT

In 1996, the Corporation signed a four-year $300 million revolving credit agreement with several financial institutions that serves as a support facility for commercial paper and for general corporate purposes. This facility expires in August 2000. The credit facility has several restrictions, including a minimum 6% Tier I ratio, a 1.30 maximum double leverage limitation and a minimum nonperforming asset coverage ratio of 3 to 1. The nonperforming asset coverage ratio is Tier I capital plus the reserve for credit losses as a multiple of nonperforming assets. At Dec. 31, 1999, the Corporation was in compliance with all of the restrictions. There were no other credit facilities issued to subsidiaries of the Corporation at Dec. 31, 1999 or 1998. No borrowings were made under any facility in 1999 or 1998. Commitment fees totaled less than $1 million in each of the years 1997 through 1999.

--------------------------------------------------------------------------------

11. NOTES AND DEBENTURES (WITH ORIGINAL MATURITIES OVER ONE YEAR)
---------------------------------------------------------------------------------------------------------------------------
                                                                                                             Dec. 31,
(in millions)                                                                                           1999           1998
---------------------------------------------------------------------------------------------------------------------------
Parent Corporation:
   Floating Rate Senior Notes due 2002 (6.44% at Dec. 31, 1999)                                       $  400         $   --
   6.375% Subordinated Debentures due 2010                                                               348            348
   5.75% Senior Notes due 2003                                                                           300            300
   6.70% Subordinated Debentures due 2008                                                                249            249
   6.30% Senior Notes due 2000                                                                           200            200
   6.00% Senior Notes due 2004                                                                           200            199
   6-7/8% Subordinated Debentures due 2003                                                               150            150
   9-1/4% Subordinated Debentures due 2001                                                               100            100
   9-3/4% Subordinated Debentures due 2001                                                               100            100
   7-5/8% Senior Notes due 1999                                                                           --            200
   Medium-Term Notes, Series A, due 2000-2001 (10.30% to 10.50% at
     Dec. 31, 1999, and 1998)                                                                             10             10
   7-1/4% Convertible Subordinated Capital Notes due 1999                                                 --              1
Subsidiaries:
   7-3/8% Subordinated Notes due 2007                                                                    300            300
   7% Subordinated Notes due 2006                                                                        300            300
   6-1/2% Subordinated Notes due 2005                                                                    250            249
   7-5/8% Subordinated Notes due 2007                                                                    249            249
   6-3/4% Subordinated Notes due 2003                                                                    149            149
   Medium-Term Bank Notes due 2000-2007 (5.85% to 8.55% at Dec. 31, 1999,
     and 4.52% to 8.55% at Dec. 31, 1998)                                                                133            199
---------------------------------------------------------------------------------------------------------------------------
     Total unsecured notes and debentures (with original maturities over one year)                    $3,438         $3,303
---------------------------------------------------------------------------------------------------------------------------


In September 1999, the Corporation issued $400 million of floating rate senior notes maturing in 2002. The proceeds from this issuance were used for general corporate purposes. This was the final issuance under an existing debt shelf registration statement on file with the Securities and Exchange Commission. The Corporation currently intends to file a new $1.5 billion debt shelf registration statement in the first quarter of 2000.

The subordinated notes and any subordinated medium-term bank notes shown in the table above were issued by Mellon Bank, N.A. These notes are subordinated to obligations to depositors and other creditors of Mellon Bank, N.A. Any senior medium-term bank notes are subordinated to depositors and are on a par with other creditors of Mellon Bank, N.A.

The aggregate amounts of notes and debentures that mature during the five years 2000 through 2004 for the Corporation are as follows: $310 million, $205 million, $409 million, $602 million and $205 million, respectively. The aggregate amounts of notes and debentures that mature during the five years 2000 through 2004 for Mellon Financial Corporation (parent corporation) are as follows: $205 million, $205 million, $400 million, $450 million and $200 million, respectively.

--------------------------------------------------------------------------------

12. GUARANTEED PREFERRED BENEFICIAL INTERESTS IN CORPORATION'S JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES (TRUST-PREFERRED SECURITIES)

The Corporation has two statutory business trusts, Mellon Capital I and Mellon Capital II, of which the Corporation owns all of the common stock. These trusts exist solely to issue capital securities. For financial reporting purposes, the trusts are treated as subsidiaries and are consolidated into the financial statements of the Corporation. The capital securities are presented as a separate line item on the consolidated balance sheet as guaranteed preferred beneficial interests in Corporation's junior subordinated deferrable interest debentures (trust-preferred securities). The trust-preferred securities qualify as Tier I capital. The trusts have issued the trust-preferred securities and invested the net proceeds in junior subordinated deferrable interest debentures (subordinated debentures) issued to the trusts by the Corporation. The subordinated debentures are the sole assets of the trusts. The Corporation has the right to defer payment of interest on the subordinated debentures at any time, or from time to time, for periods not exceeding five years. If interest payments on the subordinated debentures are deferred, the distributions on the trust-preferred securities also are deferred. Interest on the subordinated debentures and distributions on the trust-preferred securities is cumulative. The Corporation, through guarantees and agreements, has fully and unconditionally guaranteed all of the trusts' obligations under the trust-preferred securities.

For purposes of the table below and discussion that follows, the terms and conditions of the trust-preferred securities are treated as identical to the underlying subordinated debentures.

---------------------------------------------------------------------------------------------------------------------------
                                                                               Liquidation                    Balances at
(dollar amounts in millions,             Stated                                 preference                      Dec. 31,
 except per security amounts)          maturity               Payable         per security                  1999       1998
---------------------------------------------------------------------------------------------------------------------------
7.72% Series A                         12/01/26            semiannual            $1,000.00                  $495       $495
7.995% Series B                         1/15/27            semiannual            $1,000.00                   496        496
                                                                                                            ----       ----
     Total                                                                                                  $991       $991
---------------------------------------------------------------------------------------------------------------------------


The securities were each issued for a face value of $500 million and are reported net of issuance costs in the table above. The securities are unsecured and subordinate to all senior debt (as defined) of the Corporation. The Series A and Series B securities are redeemable, in whole or in part, at the option of the Corporation on or after Dec. 1, 2006, and Jan. 15, 2007, respectively, or prior to those dates, in whole, within 90 days following receipt of a legal opinion that, due to a change in the tax laws or an administrative or judicial decision, there is a substantial risk that the tax deductibility of the interest could be disallowed ("tax event") or the Corporation's reasonable determination that, due to a change in law or administrative or judicial decision, there is a substantial risk that Tier I capital treatment could be disallowed ("capital treatment event"). The Series A and Series B securities are redeemable at 103.86% and 103.9975%, respectively, of the liquidation amounts, plus accrued distributions, during the 12-month periods beginning Dec. 1, 2006, and Jan. 15, 2007, respectively (the call dates). The redemption prices decline for the Series A and Series B securities by approximately 39 basis points and approximately 40 basis points, respectively, during each of the following 12-month periods, until a final redemption price of 100% of the liquidation amount is set for Dec. 1, 2016, and Jan. 15, 2017, respectively, and thereafter. If the securities are redeemed following a tax event or capital treatment event, the greater of 100% of the principal amount or the sum of the present value of the first redemption price plus the present value of interest payments from the redemption date to the call dates will be paid.

--------------------------------------------------------------------------------

13. PREFERRED STOCK
---------------------------------------------------------------------------------------------------------------------------
                                                                                                      Balances at
                                                                                                        Dec. 31,
                                                                                             ------------------------------
(in millions)                                                                                1999        1998          1997
---------------------------------------------------------------------------------------------------------------------------
8.20% preferred stock (Series K)                                                             $--          $--          $193
---------------------------------------------------------------------------------------------------------------------------


The Corporation has authorized 50 million shares of preferred stock, none of which was issued at Dec. 31, 1999 or 1998. The Series K preferred stock had a par value of $1.00 per share and a liquidation preference of $25 per share. The Corporation redeemed the Series K preferred stock on Feb. 17, 1998, at a price of $25 per share, or $200 million, plus accrued dividends. In connection with this redemption, the Corporation recorded approximately $7 million of issue costs as preferred dividends.

14. REGULATORY CAPITAL REQUIREMENTS

A discussion about the Corporation's regulatory capital requirements for 1999 and 1998 is presented in the "Regulatory capital" section on pages 27 and 28 and is incorporated by reference into these Notes to Financial Statements.

15. NONINTEREST REVENUE

The components of noninterest revenue for the three years ended Dec. 31, 1999, are presented in the "Noninterest revenue" table on page 16. That table, including through the "Total noninterest revenue" line, is incorporated by reference into these Notes to Financial Statements.

16. FOREIGN CURRENCY AND SECURITIES TRADING REVENUE

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

--------------------------------------------------------------------------------------------------------------------------
                                                                                            Year ended Dec. 31,
(in millions)                                                                     1999              1998             1997
--------------------------------------------------------------------------------------------------------------------------
Foreign exchange contracts                                                        $162              $155             $108
Debt instruments                                                                    12                --                3
Interest rate contracts                                                             (1)               10                7
--------------------------------------------------------------------------------------------------------------------------
     Total foreign currency and securities trading revenue (a)                    $173              $165             $118
--------------------------------------------------------------------------------------------------------------------------

(a) The Corporation recorded an unrealized gain of less than $1 million at Dec. 31, 1999, an unrealized loss of $3 million at Dec. 31, 1998, and an unrealized loss of less than $1 million at Dec. 31, 1997, related to securities held in the trading portfolio.

--------------------------------------------------------------------------------

17. INCOME TAXES

Income tax expense applicable to income before income taxes and the cumulative effect of a change in accounting principle consists of:

---------------------------------------------------------------------------------------------------------------------------
                                                                                                Year ended Dec. 31,
(in millions)                                                                              1999         1998           1997
---------------------------------------------------------------------------------------------------------------------------
Current taxes:
    Federal                                                                                $348         $454           $321
    State and local                                                                          45           40             24
    Foreign                                                                                  14            7             11
---------------------------------------------------------------------------------------------------------------------------
       Total current tax expense                                                            407          501            356
---------------------------------------------------------------------------------------------------------------------------
Deferred taxes:
    Federal                                                                                 150          (42)            31
    State and local                                                                          17           10             11
    Foreign                                                                                  --            1             --
---------------------------------------------------------------------------------------------------------------------------
       Total deferred tax expense/(benefit)                                                 167          (31)            42
---------------------------------------------------------------------------------------------------------------------------
       Provision for income taxes                                                          $574         $470           $398
---------------------------------------------------------------------------------------------------------------------------


In addition to amounts applicable to income before taxes, the following income tax (benefit) amounts were recorded in shareholders' equity:

---------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                               1999         1998         1997
---------------------------------------------------------------------------------------------------------------------------
Compensation expense for tax purposes in excess
  of amounts recognized for financial statement purposes                                  $  (50)        $(55)        $(40)
Other comprehensive results                                                                  (98)           6           19
---------------------------------------------------------------------------------------------------------------------------
     Total tax (benefit)                                                                   $(148)        $(49)        $(21)
---------------------------------------------------------------------------------------------------------------------------


The provision for income taxes was different from the amounts computed by applying the statutory federal income tax rate to income before income taxes and the cumulative effect of a change in accounting principle due to the items listed in the following table.

--------------------------------------------------------------------------------------------------------------------------
(dollar amounts in millions)                                                              1999         1998         1997
--------------------------------------------------------------------------------------------------------------------------
Federal statutory tax rate                                                                  35%          35%          35%
Tax expense computed at statutory rate                                                   $ 547        $ 469        $ 409
Increase (decrease) resulting from:
   State and local income taxes, net of federal tax benefit                                 40           33           23
   Amortization of goodwill                                                                 24           23           14
   Tax exempt income                                                                       (25)         (44)         (39)
   Other, net                                                                              (12)         (11)          (9)
--------------------------------------------------------------------------------------------------------------------------
     Provision for income taxes                                                          $ 574        $ 470        $ 398
--------------------------------------------------------------------------------------------------------------------------
Effective income tax rate                                                                 36.7%        35.1%        34.1%
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

17. INCOME TAXES (CONTINUED)

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

---------------------------------------------------------------------------------------------------------------------------
                                                                                                      Dec. 31,
(in millions)                                                                              1999         1998         1997
---------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
  Provision for credit losses and
    write-downs on real estate acquired                                                    $153         $224         $223
  Accrued expense not deductible until paid                                                 147           70           58
  Occupancy expense                                                                          72           75           73
  Unrealized loss on securities available for sale                                           65           --           --
  Hedges on mortgage servicing rights                                                        --           83            6
  Other                                                                                      37           18            9
---------------------------------------------------------------------------------------------------------------------------
    Total deferred tax assets                                                               474          470          369
---------------------------------------------------------------------------------------------------------------------------

Deferred tax liabilities:
  Lease financing revenue                                                                   596          523          451
  Other                                                                                      44           61           58
---------------------------------------------------------------------------------------------------------------------------
    Total deferred tax liabilities                                                          640          584          509
---------------------------------------------------------------------------------------------------------------------------

    Net deferred tax liability                                                             $166         $114         $140
---------------------------------------------------------------------------------------------------------------------------


The Corporation determined that it was not required to establish a valuation allowance for deferred tax assets because it is management's assertion that the deferred tax assets are likely to be realized through carryback to taxable income in prior years, future reversals of existing taxable temporary differences and, to a lesser extent, future taxable income.

--------------------------------------------------------------------------------

18. EARNINGS PER COMMON SHARE

Basic earnings per common share (EPS) is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding during the period, without considering any dilutive items. Diluted EPS is computed by dividing net income applicable to common stock by the weighted average number of common shares and common stock equivalents for items that are dilutive, net of shares assumed to be repurchased using the treasury stock method. Common stock equivalents arise from the assumed conversion of outstanding stock options and convertible capital notes.

------------------------------------------------------------------------------------------------------------

(dollar amounts in millions, except per                                       Year ended Dec. 31,
share amounts; common shares in thousands)                         1999               1998              1997
------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER COMMON SHARE

Income before cumulative effect of accounting change          $     989           $    870          $    771
Cumulative effect of accounting change                              (26)                --                --
------------------------------------------------------------------------------------------------------------
     Net income                                                     963                870               771
Dividends on preferred stock                                         --                  9                21
------------------------------------------------------------------------------------------------------------
Net income applicable to common stock                         $     963           $    861          $    750
------------------------------------------------------------------------------------------------------------
Average common shares outstanding                               514,791            520,440           510,712

Basic earnings per common share:
Income before cumulative effect of accounting change          $    1.92           $   1.65          $   1.47
Cumulative effect of accounting change                             (.05)                --                --
------------------------------------------------------------------------------------------------------------
     Net income                                               $    1.87           $   1.65          $   1.47
------------------------------------------------------------------------------------------------------------

DILUTED EARNINGS PER COMMON SHARE

Net income applicable to common stock (a)                     $     963           $    861          $    750
------------------------------------------------------------------------------------------------------------
Average common shares outstanding                               514,791            520,440           510,712
Common stock equivalents:
  Stock options (b)                                               7,139              9,836            10,720
  Common shares issuable upon conversion of
    71/4% Convertible Subordinated Capital Notes                     56                138               226
------------------------------------------------------------------------------------------------------------
     Total                                                      521,986            530,414           521,658
------------------------------------------------------------------------------------------------------------

Diluted earnings per common share:
Income before cumulative effect of accounting change          $    1.90           $   1.62          $   1.44
Cumulative effect of accounting change                             (.05)                --                --
------------------------------------------------------------------------------------------------------------
     Net income                                               $    1.85           $   1.62          $   1.44
------------------------------------------------------------------------------------------------------------

(a) The after-tax benefit of interest expense on the assumed conversion of the 7 1/4% Convertible Subordinated Capital Notes was less than $1 million for all periods presented.
(b) Options to purchase 3,504, 3,414, and 3,010 shares of common stock were not included in the computation of diluted earnings per common share because the options' exercise prices were greater than the average market prices of the common shares for 1999, 1998 and 1997, respectively.

--------------------------------------------------------------------------------

19. COMPREHENSIVE RESULTS

Comprehensive results are defined as net income, as currently reported, as well as unrealized gains and losses on assets available for sale, foreign currency translation adjustments and certain other items not currently included in the income statement.

ACCUMULATED UNREALIZED (LOSSES) GAINS, NET OF TAX
--------------------------------------------------------------------------------------------------------------------
                                                                                       Dec. 31,
(in millions)                                                                1999              1998            1997
--------------------------------------------------------------------------------------------------------------------
FOREIGN CURRENCY TRANSLATION ADJUSTMENT, NET OF TAX
Beginning balance                                                           $ (21)             $(12)          $  (6)
Current-period change                                                           5                (9)             (6)
--------------------------------------------------------------------------------------------------------------------
Ending balance                                                              $ (16)             $(21)          $ (12)
--------------------------------------------------------------------------------------------------------------------
UNREALIZED (LOSSES) GAINS ON ASSETS AVAILABLE FOR SALE, NET OF TAX
Beginning balance                                                           $  46              $ 33           $  (1)
Current-period change                                                        (165)               13              34
--------------------------------------------------------------------------------------------------------------------
Ending balance                                                              $(119)             $ 46           $  33
--------------------------------------------------------------------------------------------------------------------
ACCUMULATED UNREALIZED (LOSSES) GAINS, NET OF TAX
Beginning balance                                                           $  25              $ 21           $  (7)
Current-period change                                                        (160)                4              28
--------------------------------------------------------------------------------------------------------------------
Ending balance                                                              $(135)             $ 25           $  21
--------------------------------------------------------------------------------------------------------------------

TAX EFFECTS ALLOCATED TO EACH COMPONENT OF COMPREHENSIVE RESULTS
--------------------------------------------------------------------------------------------------------------------
                                                                       Before tax    Tax (expense)/       After tax
(in millions)                                                              amount           benefit          amount
--------------------------------------------------------------------------------------------------------------------
Year ended Dec. 31, 1997:
Foreign currency translation adjustment                                     $  (6)             $ --           $  (6)
Unrealized gains (losses) on assets available for sale                         53               (19)             34
--------------------------------------------------------------------------------------------------------------------
Other comprehensive results                                                 $  47              $(19)          $  28
--------------------------------------------------------------------------------------------------------------------

Year ended Dec. 31, 1998:
Foreign currency translation adjustment                                     $  (9)             $ --           $  (9)
Unrealized (losses) gains on assets available for sale:
     Unrealized gains (losses) during the year                                 30               (10)             20
     Less: Reclassification adjustments                                       (11)                4              (7)
--------------------------------------------------------------------------------------------------------------------
     Unrealized gains (losses)                                                 19                (6)             13
--------------------------------------------------------------------------------------------------------------------
Other comprehensive results                                                 $  10              $ (6)          $   4
--------------------------------------------------------------------------------------------------------------------

Year ended Dec. 31, 1999:
Foreign currency translation adjustment                                     $  (4)             $  9           $   5
Unrealized (losses) gains on assets available for sale:
     Unrealized (losses) gains during the year                               (253)               89            (164)
     Less: Reclassification adjustments                                        (1)               --              (1)
--------------------------------------------------------------------------------------------------------------------
     Unrealized (losses) gains                                               (254)               89            (165)
--------------------------------------------------------------------------------------------------------------------
Other comprehensive results                                                 $(258)             $ 98           $(160)
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

20. EMPLOYEE BENEFITS

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

The tables below report the combined data of the funded and unfunded plans. The accumulated benefit obligation for the unfunded plans was $103 million and $93 million as of Dec. 31, 1999, and Dec. 31, 1998, respectively.

----------------------------------------------------------------------------------------------------------------------------
                                                                            1999                             1998
(in millions)                                                       FUNDED        UNFUNDED            Funded        Unfunded
----------------------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
   Benefit obligation at beginning of year                         $   716           $ 105           $   630           $  90
   Service cost                                                         34               3                29               4
   Interest cost                                                        47               8                42               7
   Actuarial (gain)/loss                                               (84)              7                36               5
   Acquisitions                                                         --              --                --               4
   Benefits paid                                                       (22)             (8)              (21)             (5)
   Foreign currency exchange rate change                                (1)             --                --              --
----------------------------------------------------------------------------------------------------------------------------
     Benefit obligation at end of year                             $   690           $ 115           $   716           $ 105
----------------------------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
   Fair value of plan assets at beginning of year                  $ 1,609           $  --           $ 1,405           $  --
   Return on plan assets                                               161              --               220              --
   Employer contributions                                                4              --                 5              --
   Benefits paid                                                       (22)             --               (21)             --
   Foreign currency exchange rate change                                (1)             --                --              --
----------------------------------------------------------------------------------------------------------------------------
     Fair value of plan assets at end of year (a)                  $ 1,751           $  --           $ 1,609           $  --
----------------------------------------------------------------------------------------------------------------------------
RECONCILIATION OF FUNDED STATUS WITH FINANCIAL STATEMENTS
   Funded status at Dec. 31                                        $ 1,061           $(115)          $   893           $(105)
   Unrecognized net transition (asset)/obligation                       (9)             --               (12)             --
   Unrecognized prior service cost                                       6              17                 8               6
   Unrecognized net actuarial (gain)/loss                             (504)              3              (421)             13
----------------------------------------------------------------------------------------------------------------------------
     Net amount recognized at Dec. 31                              $   554           $ (95)          $   468           $ (86)
----------------------------------------------------------------------------------------------------------------------------

(a) Includes 3 million shares of Mellon Financial Corporation common stock at Dec. 31, 1999 and Dec. 31, 1998. The Mellon Bank, N.A. retirement plan received approximately $2 million of dividends from Mellon Financial Corporation's common stock in both 1999 and 1998.


------------------------------------------------------------------------------------------------------------------------------
                                                          1999                      1998                       1997
(dollar amounts in millions)                      FUNDED       UNFUNDED      Funded      Unfunded      Funded        Unfunded
------------------------------------------------------------------------------------------------------------------------------
WEIGHTED-AVERAGE ASSUMPTIONS AS OF DEC. 31
   Discount rate                                     7.5%           7.5%        6.5%          6.5%        6.75%          6.75%
   Expected return on assets                        10.0             --        10.0            --         10.0            --
   Rate of compensation increase                     3.5            3.5         3.0           3.0          3.0           3.0
------------------------------------------------------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST
   Service cost                                    $  34           $  3       $  29          $  4        $  23          $  3
   Interest cost                                      47              8          42             7           35             5
   Expected return on plan assets                   (141)            --        (121)           --          (84)           --
   Amortization of transition asset                   (2)            --          (2)           --           (2)           --
   Amortization of prior service cost                  2              5           2             1            2             2
   Recognized net actuarial (gain)/loss              (23)             1         (20)            8           (4)            2
------------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                          $ (83)          $ 17       $ (70)          $20        $ (30)         $ 12
------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

20. EMPLOYEE BENEFITS (CONTINUED)

-----------------------------------------------------------------------------------------------------------------------
                                                                            1999                         1998
(in millions)                                                        FUNDED      UNFUNDED         Funded      Unfunded
-----------------------------------------------------------------------------------------------------------------------
AMOUNTS RECOGNIZED IN THE BALANCE SHEET CONSIST OF:
   Prepaid benefit cost                                                $554         $  --           $468          $ --
   Benefit liability                                                     --          (103)            --           (93)
   Adjustment required to recognize minimum liability                    --             8             --             7
-----------------------------------------------------------------------------------------------------------------------
Net amount recognized at Dec. 31                                       $554         $ (95)          $468          $(86)
-----------------------------------------------------------------------------------------------------------------------


Long-Term Profit Incentive Plan

The Corporation has a Long-Term Profit Incentive Plan (1996) which provides for the issuance of stock options, stock appreciation rights, performance units, deferred cash incentive awards, shares of restricted stock and deferred share awards to officers and other key employees of the Corporation and its subsidiaries as approved by the Human Resources Committee of the board of directors. Stock options may be granted at prices not less than the fair market value of the common stock on the date of grant. Options may be exercised during fixed periods of time from one year to 10 years from the date of grant. In the event of a change in control of the Corporation, as defined in the plan, these options will become immediately exercisable, unless otherwise provided in the option agreement. Total outstanding grants as of Dec. 31, 1999, 1998 and 1997 were 22,379,349; 24,917,534; and 25,884,830 shares, respectively. During 1999,
1998 and 1997, options for 4,146,445; 6,099,414; and 3,330,672 shares, respectively, were granted and options for 5,748,027; 6,507,698; and 6,933,054 shares, respectively, were exercised. At Dec. 31, 1999, 14,550,094 shares were available for grant.

Included in the Dec. 31, 1999, 1998 and 1997, outstanding grants were options for 1,171,782; 2,347,196; and 2,376,936 shares, respectively, that become exercisable in full near the end of their 10-year terms, but the exercise dates may be accelerated to an earlier date by the Human Resources Committee of the board of directors, based on the optionee's and the Corporation's performance. If so accelerated, compensation will be paid in the form of deferred cash incentive awards to reimburse the exercise price of these options if exercised prior to the original vesting date. The Corporation recognized $16 million of compensation expense for the acceleration of these options in 1999, $6 million in 1998 and $13 million in 1997.

Stock Option Plans for Outside Directors

The Corporation's stock option plans for outside directors provide for the granting of options for shares of common stock to outside directors, regional directors and advisory board members of the Corporation. The timing, amounts, recipients and other terms of the option grants are determined by the provisions of, or formulas in, the directors' option plans. The exercise price of the options is equal to the fair market value of the common stock on the grant date. All options have a term of 10 years from the date of grant and become exercisable one year from the grant date. Directors elected during the service year are granted options on a pro rata basis to those granted to the directors at the start of the service year. Total outstanding grants as of Dec. 31, 1999, 1998 and 1997, were 1,304,123; 1,502,112; and 1,602,304 shares, respectively.
During 1999, 1998 and 1997, options for 104,163; 73,152; and 221,988 shares, respectively, were granted and options for 293,152; 173,344; and 279,372 shares, respectively, were exercised. At Dec. 31, 1999, options for 228,385 shares were available for grant.

--------------------------------------------------------------------------------

20. EMPLOYEE BENEFITS (CONTINUED)

Dreyfus Stock Option Plan

A stock option plan at Dreyfus prior to the August 1994 merger with the Corporation provided for the issuance of stock options to key employees and key consultants who rendered services at Dreyfus, at a price of not less than 95% of the price of Dreyfus' common stock on the New York Stock Exchange on the day the option was granted. Options were not exercisable within two years nor more than 10 years from the date of grant. Options for Dreyfus stock were automatically converted into options for the Corporation's common stock on the merger date. Total outstanding grants as of Dec. 31, 1999, 1998 and 1997, were 336,508; 421,176; and 1,070,144 shares, respectively. No options were granted in 1999, 1998 and 1997. No further options will be granted under this plan. Options for 84,668; 632,344; and 887,104 shares were exercised in 1999, 1998 and 1997, respectively.

The table below summarizes stock option activity for the Long-Term Profit Incentive Plan, the Stock Option Plans for Outside Directors and the Dreyfus Plan. Requirements for stock option shares can be met from either unissued or treasury shares. All shares issued in 1999, 1998 and 1997 were from treasury shares.

-----------------------------------------------------------------------------------------------------------------
                                                                         Shares subject          Average exercise
STOCK OPTION ACTIVITY (a)                                                     to option                     price
-----------------------------------------------------------------------------------------------------------------
Balance at Dec. 31, 1996                                                     35,382,192                     10.08
Granted                                                                       3,552,660(b)                  23.60
Exercised                                                                    (8,099,530)                     8.52
Forfeited                                                                    (2,278,044)                    10.94
-----------------------------------------------------------------------------------------------------------------
Balance at Dec. 31, 1997                                                     28,557,278                     12.13
Granted                                                                       6,172,566(b)                  32.32
Exercised                                                                    (7,313,386)                     9.91
Forfeited                                                                      (575,636)                    17.16
-----------------------------------------------------------------------------------------------------------------
Balance at Dec. 31, 1998                                                     26,840,822                     17.16
Granted                                                                       4,250,608(b)                  35.00
Exercised                                                                    (6,125,847)                    13.65
Forfeited                                                                      (945,603)                    26.61
-----------------------------------------------------------------------------------------------------------------
BALANCE AT DEC. 31, 1999                                                     24,019,980                 $   20.84
-----------------------------------------------------------------------------------------------------------------

(a) Restated to reflect the two-for-one common stock split distributed on May 17, 1999.
(b) Using the Black-Scholes option pricing model, the weighted-average fair value of options granted in 1999, 1998 and 1997 was estimated at $8.45, $6.49 and $4.58 per share, respectively.

--------------------------------------------------------------------------------

20. EMPLOYEE BENEFITS (CONTINUED)

The following table summarizes the characteristics of stock options outstanding under the Long-Term Profit Incentive Plan, the Stock Option Plans for Outside Directors and the Dreyfus Plan at Dec. 31, 1999.

---------------------------------------------------------------------------------------------------------------------------
STOCK OPTIONS OUTSTANDING AT DEC. 31, 1999
                                                        Outstanding                                   Exercisable (b)
                                       ---------------------------------------------            ---------------------------
                                                                             Average                                Average
                                                           Average          exercise                               exercise
Exercise price range                       Shares         life (a)             price                Shares            price
---------------------------------------------------------------------------------------------------------------------------
$4.23 - $9.13                           2,374,113              2.6            $ 7.24             2,373,393           $ 7.24
$9.23 - $10.22                          5,438,947              5.0              9.79             5,382,035             9.80
$11.25 - $13.88                         3,640,643              6.5             13.24             3,545,843            13.23
$15.69 - $21.88                         1,110,242              7.0             17.16               663,718            17.39
$23.88 - $28.94                         2,330,156              7.6             24.35             1,463,344            24.19
$29.00 - $33.69                         3,071,246              8.7             30.54               522,446            30.90
$33.75 - $34.63                         2,550,693              8.6             34.36               754,042            34.41
$35.00 - $40.00                         3,503,940              9.5             35.55                69,712            37.44
---------------------------------------------------------------------------------------------------------------------------
                                       24,019,980              6.8            $20.84            14,774,533           $14.11
---------------------------------------------------------------------------------------------------------------------------

(a)  Average contractual life remaining in years.
(b) At Dec. 31, 1998, 15,443,220 options were exercisable at an average exercise price of $11.02. At Dec. 31, 1997, 16,406,354 options were exercisable at an average share price of $9.31.

Broad-Based Employee Stock Options

In June 1999, the Corporation adopted its ShareSuccess Plan, a broad-based employee stock option plan covering full- and part-time benefited employees who are not participants in the Long-Term Profit Incentive Plan discussed previously. Effective June 15, 1999, each full-time employee was granted an option to purchase 150 shares and each part-time employee was granted an option to purchase 75 shares of the Corporation's common stock. The exercise price was equal to the stock price on the grant date. The options become exercisable after seven years, or at any time after one year from the grant date if the Corporation's common stock market price equals or exceeds a predetermined price for a minimum period. In the event of a change in control of the Corporation, as defined in the plan, these options become immediately exercisable, subject to certain conditions. All outstanding options expire 10 years after the grant date. It is expected that grants will be made under this plan on June 15, 2000 and June 15, 2001. The following table presents the activity in the ShareSuccess Plan during 1999. At Dec. 31, 1999, 7,218,150 shares were available for grant.

-----------------------------------------------------------------------------------------------------
                                                                      Shares subject          Average
BROAD-BASED OPTIONS                                                        to option   exercise price
-----------------------------------------------------------------------------------------------------
Balance at Dec. 31, 1998                                                          --               --
Granted                                                                    3,197,625           $33.67
Exercised                                                                         --               --
Forfeited                                                                   (290,775)           33.64
-----------------------------------------------------------------------------------------------------
BALANCE AT DEC. 31, 1999 (a)                                               2,906,850           $33.67
-----------------------------------------------------------------------------------------------------

(a) The exercise price for all options outstanding ranged from $33.63 to $34.38, and at Dec. 31, 1999, none were exercisable. The average remaining contractual life was 9.5 years for all options outstanding. Using the Black-Scholes option pricing model, the average fair value of these options was estimated at $7.20 per share.

--------------------------------------------------------------------------------

20. EMPLOYEE BENEFITS (CONTINUED)

The Black-Scholes option pricing model requires the use of subjective assumptions which can materially affect fair value estimates. Therefore, this model does not necessarily provide a reliable single measure of the fair value of the Corporation's stock options. The fair value of each stock option granted was estimated on the date of the grant using the following weighted-average assumptions for grants in 1999, 1998 and 1997: (1) expected dividend yields ranging from 2.4% to 3.3%; (2) risk-free interest rates ranging from 4.4% to 6.2%; (3) expected volatility of 25% to 26%; and (4) expected lives of options ranging from 3.2 to 3.7 years.

The Corporation accounts for its stock-based compensation plans under the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Corporation utilizes the intrinsic-value-based method, on which APB No. 25 is based. In accordance with FAS No. 123, "Accounting for Stock-Based Compensation," the Corporation adopted the disclosure-only option and continued to apply the provisions of APB No. 25 for financial statement purposes.

Had the compensation cost for the Corporation's stock-based compensation plans been determined in accordance with the fair value accounting provisions of FAS No. 123, net income applicable to common stock, basic net income per common share and diluted net income per common share for the years ended Dec. 31, 1999, 1998 and 1997, would have been as follows:

(in millions except per share amounts)                                             1999               1998             1997
---------------------------------------------------------------------------------------------------------------------------
Net income applicable to common stock:
    As reported                                                                   $ 963              $ 861            $ 750
    Pro forma                                                                     $ 943              $ 847            $ 740
Basic net income per common share (a):
    As reported                                                                   $1.87              $1.65            $1.47
    Pro forma                                                                     $1.83              $1.63            $1.45
Diluted net income per common share (a):
    As reported                                                                   $1.85              $1.62            $1.44
    Pro forma                                                                     $1.81              $1.59            $1.42
---------------------------------------------------------------------------------------------------------------------------

(a) Restated to reflect the two-for-one common stock split distributed on May 17, 1999.


401(k) Retirement Savings Plan

Employees' payroll deductions into retirement savings accounts are matched by the Corporation's contribution of common stock, at the rate of $.50 on the dollar, up to 6% of the employee's annual base salary, with an annual maximum Corporate contribution of $3,000 per employee. In 1999, 1998 and 1997, the Corporation recognized $14 million, $12 million and $11 million, respectively, of expense related to this plan and contributed 383,425; 380,604; and 492,272 shares, respectively. All shares contributed in 1999, 1998 and 1997 were issued from treasury stock. The plan held 12,659,340; 12,864,156; and 13,327,212 shares of the Corporation's common stock at Dec. 31, 1999, 1998 and 1997, respectively.

Buck has a separate retirement savings plan in which employees' payroll deductions are matched at a rate of between 75% and 100%. The match is up to 6% of the employees' annual base salary with an annual maximum contribution of $10,000 per employee. Expense related to this plan was $6 million in 1999 and $6 million in 1998 and $3 million in 1997.

--------------------------------------------------------------------------------

20. EMPLOYEE BENEFITS (CONTINUED)

Profit Bonus Plan and Restricted Stock Awards

Performance-based awards are made to key employees at the discretion of the Human Resources Committee of the board of directors. The granting of these awards is based upon the performance of the key employees and on the Corporation's overall performance (or particular business line performance) in achieving its objectives. At the Committee's election, awards may be paid in a lump sum or may be deferred and paid over a period of up to 15 years. Payouts were $33 million, $32 million and $29 million for 1999, 1998 and 1997, respectively, and can be in the form of cash, common stock, restricted stock or deferred share awards equivalent to restricted stock. The employee is generally prevented from selling or transferring restricted stock or deferred share awards for a three-year period, and the shares or units are forfeited if employment is terminated during that period. Restricted stock totaling 121,900; 118,100; and 146,300 shares, with a weighted-average market value on the date of grant of $31.56, $34.73, and $31.32 per share, was awarded for 1999, 1998 and 1997 performance, respectively. In addition to the restricted stock awarded under the Profit Bonus Plan in 1999, 1998 and 1997 there were 788,021; 316,248; and 698,800 restricted shares awarded, respectively, to senior officers and various key employees with a weighted-average grant-date market value of $34.11; $33.27; and $24.09, respectively. Vesting of these shares is primarily related to performance and occurs over and up to a three-year period. The total compensation expense recognized for these restricted shares was $8 million, $29 million and $3 million in 1999, 1998 and 1997, respectively. Total outstanding shares of restricted stock and deferred share awards as of Dec. 31, 1999, 1998 and 1997 were 2,177,969; 1,547,204 and 1,665,280, respectively.

Employee Stock Ownership Plan

In 1989, an Employee Stock Ownership Plan was formed to hold certain shares of Mellon Financial Corporation common stock previously held in other defined contribution plans sponsored by the Corporation and its subsidiaries. At Dec. 31, 1999, 1998 and 1997, this plan held 287,090; 312,582; and 309,782 shares, respectively, of the Corporation's common stock. The Corporation may make contributions to this plan from time to time. No contributions were made in 1999, 1998 or 1997.

Postretirement benefits other than pensions

The Corporation shares in the cost of providing managed care, Medicare supplement and/or major medical programs for employees who retired prior to Jan. 1, 1991. Employees who retire subsequent to Jan. 1, 1991, who were between the ages of 55 and 65 on Jan. 1, 1991, and who had at least 15 years of service are provided with a defined dollar supplement to assist them in purchasing health insurance. When these employees reach age 65, they are responsible for their own supplemental coverage. The cost of providing these benefits amounted to $5 million in 1999, $6 million in 1998 and $7 million in 1997. Early retirees who do not meet these age and service requirements are eligible to purchase health coverage at their own expense under the standard plans that are offered to active employees through COBRA. These benefits are provided through various insurance carriers whose premiums are based on claims paid during the year.

--------------------------------------------------------------------------------

20. EMPLOYEE BENEFITS (CONTINUED)

The following table sets forth the components of the costs and liability of the Corporation's postretirement health care and life insurance benefits programs for current and future retirees.

-------------------------------------------------------------------------------------------------------------------------
                                                                          Accumulated
                                       Accrued postretirement            postretirement                Unrecognized
                                            benefit cost               benefit obligation          transition obligation
                                     -------------------------     -------------------------     ------------------------
(in millions)                        1999      1998      1997      1999      1998      1997      1999      1998      1997
-------------------------------------------------------------------------------------------------------------------------
Balance at Jan. 1                    $(54)     $(50)     $(33)     $(54)     $(55)     $(46)     $ 26      $ 28      $ 30
-------------------------------------------------------------------------------------------------------------------------
Recognition of components
  of net periodic postretirement
  benefit costs:
     Service cost                      (2)       (2)       (2)       (2)       (2)       (2)       --        --        --
     Interest cost                     (3)       (4)       (3)       (3)       (4)       (3)       --        --        --
     Amortization of:
       Transition obligation           (2)       (2)       (2)       --        --        --        (2)       (2)       (2)
       Gains/(losses)                   2         2        --        --        --        --        --        --        --
-------------------------------------------------------------------------------------------------------------------------
                                       (5)       (6)       (7)       (5)       (6)       (5)       (2)       (2)       (2)
Adjustment due to
  acquisition of Buck                  --        --       (13)       --        --       (13)       --        --        --
Actuarial gains/(losses)
  including a change in the
  discount rate                        --        --        --         5         5         5        --        --        --
Benefit payments                        2         2         3         3         2         4        --        --        --
-------------------------------------------------------------------------------------------------------------------------
Balance at Dec. 31                   $(57)     $(54)     $(50)     $(51)     $(54)     $(55)     $ 24      $ 26      $ 28
-------------------------------------------------------------------------------------------------------------------------


Discount rates of 6.5% and 6.75% were used to estimate the 1999 and 1998 net periodic benefit costs, and rates of 7.5% and 6.5% were used to value the accumulated postretirement benefit obligations at year-end 1999 and 1998, respectively. A health care cost trend rate was used to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, technological changes, regulatory requirements and Medicare cost shifting. The future annual increase assumed in the cost of health care benefits was 5.75% for 2000 and was decreased gradually to 4.25% for 2003 and thereafter. The health care cost trend rate assumption may have a significant impact on the amounts reported. Increasing or decreasing the assumed health care cost trend by one percentage point in each year would increase or decrease, respectively, the accumulated postretirement benefit obligation by approximately $4 million and the aggregate of the service and interest cost components of net periodic postretirement health care benefit cost by less than $1 million.

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

Under the first and currently more restrictive of the foregoing federal dividend limitations, the Corporation's national and state member bank subsidiaries can, without prior regulatory approval, declare dividends

--------------------------------------------------------------------------------

21. RESTRICTIONS ON DIVIDENDS AND REGULATORY LIMITATIONS (CONTINUED)

subsequent to Dec. 31, 1999, of up to approximately $675 million of their retained earnings of $3.241 billion at Dec. 31, 1999, less any dividends declared and plus or minus net profits or losses, as defined, between Jan. 1, 2000, and the date of any such dividend declaration.

The payment of dividends also is limited by minimum capital requirements imposed on all bank subsidiaries. The Corporation's bank subsidiaries exceed these minimum requirements. The ability of state member and nonmember banks to pay dividends also is limited by state banking regulations. The bank subsidiaries declared dividends to the parent Corporation of $784 million in 1999, $380 million in 1998 and $450 million in 1997. The Federal Reserve Board and the OCC have issued additional guidelines that require bank holding companies and national banks to continually evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition.

The Federal Reserve Act limits extensions of credit by the Corporation's bank subsidiaries to the Corporation and to certain other affiliates of the Corporation, and requires such extensions to be collateralized and limits the amount of investments by the banks in these entities. At Dec. 31, 1999, such extensions of credit and investments were limited to $525 million to the Corporation or any other affiliate and to $1.050 billion in total to the Corporation and all of its other affiliates. Outstanding extensions of credit totaled $329 million at Dec. 31, 1999.

22. LEGAL PROCEEDINGS

Various legal actions and proceedings are pending or are threatened against the Corporation and its subsidiaries, some of which seek relief or damages in amounts that are substantial. These actions and proceedings arise in the ordinary course of the Corporation's businesses and include suits relating to its lending, collections, servicing, investment, mutual fund, advisory, trust, custody, benefits consulting and other activities. Because of the complex nature of some of these actions and proceedings, it may be a number of years before such matters ultimately are resolved. After consultation with legal counsel, management believes that the aggregate liability, if any, resulting from such pending and threatened actions and proceedings will not have a material adverse effect on the Corporation's financial condition.

23. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

Off-balance-sheet risk

In the normal course of business, the Corporation becomes a party to various financial transactions that generally do not involve funding. Because these transactions generally are not funded, they are not reflected on the balance sheet and are referred to as financial instruments with off-balance-sheet risk. The Corporation offers off-balance-sheet financial instruments to enable its customers to meet their financing objectives and manage their currency and interest-rate risk. Supplying these instruments provides the Corporation with an ongoing source of fee revenue. The Corporation also enters into these transactions to manage its own risks arising from movements in interest and currency rates and as part of its proprietary trading and funding activities. These off-balance-sheet instruments are subject to credit and market risk. Credit risk is limited to the estimated aggregate replacement cost of contracts in a gain position, should counterparties fail to perform under the terms of those contracts and any underlying collateral proves to be of no value. The Corporation manages credit risk by dealing only with approved counterparties under specific credit limits and by monitoring the amount of outstanding contracts by customer and in the aggregate against such limits. Counterparty limits are monitored on an ongoing basis. Credit risk is often further mitigated by contractual agreements to net replacement cost gains and losses on multiple transactions with the same counterparty through the use of master netting agreements. Market risk arises from changes in the market value of contracts

--------------------------------------------------------------------------------

23. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

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

FINANCIAL INSTRUMENTS WITH CONTRACT AMOUNTS THAT REPRESENT CREDIT RISK
---------------------------------------------------------------------------------------------------------------------------
                                                                                                           Dec. 31,
(in millions)                                                                                       1999               1998
---------------------------------------------------------------------------------------------------------------------------
Commitments to extend credit:
   Expire within one year                                                                        $17,505            $14,356
   Expire within one to five years                                                                16,054             17,440
   Expire over five years                                                                          1,071              1,636
---------------------------------------------------------------------------------------------------------------------------
       Total                                                                                      34,630             33,432
Standby letters of credit and foreign and other guarantees                                         4,256              3,830
Commercial letters of credit                                                                          96                 86
Residential mortgage loans serviced with recourse                                                     --                 97
Custodian securities lent with indemnification
  against broker default of return of securities                                                  32,532             31,802
---------------------------------------------------------------------------------------------------------------------------


Commitments to extend credit

The Corporation enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specific rates and for specific purposes. Substantially all of the Corporation's commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding. The majority of the Corporation's commitments to extend credit include material adverse change clauses within the commitment contracts. These clauses allow the Corporation to deny funding a loan commitment if the borrower's financial condition deteriorates during the commitment, such that the customer no longer meets the Corporation's credit standards. The Corporation's exposure to credit loss in the event of nonperformance by the customer is represented by the contractual amount of the commitment to extend credit. Accordingly, the credit policies utilized in committing to extend credit and in the extension of loans are the same. Market risk arises on fixed rate commitments if interest rates have moved adversely subsequent to the extension of the commitment. The Corporation believes the market risk associated with commitments is minimal. Since many of the commitments are expected to expire without being drawn upon, the total contractual amounts do not necessarily represent future cash requirements. The amount and type of collateral obtained by the Corporation are based upon industry practice, as well as its credit assessment of the customer. Of the $34.6 billion of contractual commitments for which the Corporation has received a commitment fee or which were otherwise legally binding, approximately 51% of the commitments are scheduled to expire within one year, and approximately 97% are scheduled to expire within five years.

Letters of credit and foreign and other guarantees

There are two major types of letters of credit--standby and commercial letters of credit. The off-balance-sheet credit risk involved in issuing standby and commercial letters of credit is represented by their contractual amounts and is essentially the same as the credit risk involved in commitments to extend credit. The

--------------------------------------------------------------------------------

23. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

Corporation minimizes this risk by adhering to its written credit policies and by requiring security and debt covenants similar to those contained in loan agreements. The Corporation believes the market risk associated with letters of credit and foreign guarantees is minimal.

Standby letters of credit and foreign and other guarantees obligate the Corporation to disburse funds to a third-party beneficiary if the Corporation's customer fails to perform under the terms of an agreement with the beneficiary. Standby letters of credit and foreign and other guarantees are used by the customer as a credit enhancement and typically expire without being drawn upon.

---------------------------------------------------------------------------------------------------------------------------
STANDBY LETTERS OF CREDIT AND FOREIGN AND OTHER GUARANTEES                                                 Weighted-average
                                                                                                          years to maturity
                                                                                    Dec. 31,                 at Dec. 31,
(in millions)                                                                   1999         1998         1999         1998
---------------------------------------------------------------------------------------------------------------------------
Commercial paper and other debt                                               $  401       $  420          1.5          1.0
Tax-exempt securities                                                            568          856          1.7          2.2
Bid- or performance-related                                                    2,389        1,681           .4           .6
Other                                                                            898          873           .8           .8
                                                                              ------       ------
   Total standby letters of credit and foreign and other guarantees (a)       $4,256       $3,830           .8          1.0
---------------------------------------------------------------------------------------------------------------------------

(a) Net of participations and cash collateral totaling $333 million and $301 million at Dec. 31, 1999 and 1998, respectively.


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

Residential mortgage loans serviced with recourse

Prior to the September 1999 divestiture of the mortgage businesses, certain residential mortgages were sold with servicing retained in which the Corporation was subject to limited recourse provisions. The loans were collateralized by real estate mortgages and in certain instances were supported by either government-sponsored or private mortgage insurance.

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

The Corporation currently enters into two types of agency securities lending arrangements--lending with and without indemnification. In securities lending transactions without indemnification, the Corporation bears no contractual risk of loss. For transactions in which the Corporation provides an indemnification, risk of credit loss occurs if the borrower defaults on returning the securities and the value of the collateral declines. Because the Corporation generally indemnifies the owner of the securities against borrower default only, which is

--------------------------------------------------------------------------------

23. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

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

OFF-BALANCE-SHEET INSTRUMENTS USED FOR TRADING ACTIVITIES (a)
----------------------------------------------------------------------------------------------------------------
                                                                                   Dec. 31,
                                                                       1999                         1998
                                                              ---------------------        ---------------------
                                                              NOTIONAL      CREDIT         Notional      Credit
(in millions)                                                   AMOUNT        RISK           amount        risk
----------------------------------------------------------------------------------------------------------------
Foreign currency contracts:
  Commitments to purchase                                      $12,604          (b)         $17,538          (b)
  Commitments to sell                                           12,778          (b)          17,773          (b)
Foreign currency and other option contracts purchased              213           6              608          17
Foreign currency and other option contracts written                232          --              574          --
Interest rate agreements (c):
  Interest rate swaps                                           17,280          74           11,236          74
  Options, caps and floors purchased                               617           1              753          20
  Options, caps and floors written                                 990          --              929          --
  Futures and forward contracts                                  5,978           1            7,469          --
Other products                                                     578           7               32          --
----------------------------------------------------------------------------------------------------------------

(a) The amount of credit risk associated with these instruments is limited to the cost of replacing a contract in a gain position, on which a counterparty may default.
(b) The combined credit risk on foreign currency contract commitments to purchase and sell was $365 million at Dec. 31, 1999, and $436 million at Dec. 31, 1998.
(c) The credit risk associated with interest rate agreements is calculated after considering master netting agreements.


Foreign currency contracts

Commitments to purchase and sell foreign currency facilitate the management of market risk by ensuring that, at some future date, the Corporation or a customer will have a specified currency at a specified rate. The Corporation enters into foreign currency contracts to assist customers in managing their currency risk and as part of its proprietary trading activities. The notional amount of these contracts at Dec. 31, 1999, was $12.6 billion of contracts to purchase and $12.8 billion of contracts to sell. The notional amount does not represent the actual market or credit risk associated with this product. Market risk arises from changes in the market value of contractual positions caused by movements in currency rates. The Corporation limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk relates to the ability of the Corporation's counterparty to meet its obligations under the contract and includes the estimated aggregate replacement cost of those foreign currency contracts in a gain position. Replacement cost totaled approximately $365 million and $436 million at Dec. 31, 1999 and 1998, respectively, and is recorded on the balance sheet. There were no settlement or counterparty default losses on foreign currency contracts in 1999, 1998 or 1997. The Corporation manages credit risk by dealing only with approved counterparties under specific credit limits and by monitoring outstanding contracts by customer and in the aggregate against such limits. The future cash requirements, if any, related to foreign currency contracts are represented by the net contractual settlement between the Corporation and its counterparties.

--------------------------------------------------------------------------------

23. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

Foreign currency and other option contracts purchased and written

Foreign currency and other option contracts grant the contract purchaser the right, but not the obligation, to purchase or sell a specified amount of a foreign currency or other financial instrument during a specified period at a predetermined price. The Corporation acts as both a purchaser and seller of foreign currency and other option contracts. Market risk arises from changes in the value of contractual positions caused by actual and anticipated fluctuations in currency rates, interest rates and security values underlying the option contracts. Market risk is managed by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk and future cash requirements are similar to those of foreign currency contracts. The estimated aggregate replacement cost of purchased foreign currency and other option contracts in gain positions was $6 million at Dec. 31, 1999, and $17 million at Dec. 31, 1998, and is recorded on the balance sheet. There were no settlement or counterparty default losses on foreign currency and other option contracts in 1999, 1998 or 1997.

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

The credit risk associated with interest rate swaps is limited to the estimated aggregate replacement cost of those agreements in a gain position. Replacement costs totaled $74 million at both Dec. 31, 1999 and 1998, respectively, and is recorded on the balance sheet. Credit risk is managed through credit approval procedures that establish specific lines for individual counterparties and limits credit exposure to various portfolio segments. Counterparty and portfolio outstandings are monitored against such limits on an ongoing basis. Credit risk is further mitigated by contractual arrangements with the Corporation's counterparties that provide for netting replacement cost gains and losses on multiple transactions with the same counterparty. The Corporation has entered into collateral agreements with certain counterparties to interest rate swaps to further secure amounts due. The collateral is generally cash, U.S. government securities or mortgage pass-through securities guaranteed by the Government National Mortgage Association (GNMA). There were no counterparty default losses on interest rate swaps in 1999, 1998 or 1997. Market risk arises from changes in the market value of contractual positions caused by movements in interest rates. The Corporation limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. The future cash requirements of interest rate swaps are limited to the net amounts payable under these swaps. At Dec. 31, 1999, 89% of the notional principal amount of interest rate swaps were scheduled to mature in less than five years.

Options, caps and floors

An interest rate option is a contract that grants the purchaser the right to either purchase or sell a financial instrument at a specified price within a specified period of time. An interest rate cap is a contract that protects the holder from a rise in interest rates beyond a certain point. An interest rate floor is a contract that protects the holder against a decline in interest rates below a certain point. The credit risk associated with options, caps and floors purchased was $1 million at year-end 1999 and $20 million at year-end 1998 and is recorded on the balance sheet. Options, caps and floors written do not expose the Corporation to credit risk.

--------------------------------------------------------------------------------

23. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

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

For instruments that are traded on an organized exchange, the exchange assumes the credit risk that a counterparty will not settle and generally requires a margin deposit of cash or securities as collateral to minimize potential credit risk. The Corporation has established policies governing which exchanges and exchange members can be used to conduct these activities, as well as the number of contracts permitted with each member and the total dollar amount of outstanding contracts. Credit risk associated with futures and forward contracts is limited to the estimated aggregate replacement cost of those futures and forward contracts in a gain position and was $1 million and less than $1 million at Dec. 31, 1999, and Dec. 31, 1998, respectively. Credit risk related to futures contracts is substantially mitigated by daily cash settlements with the exchanges for the net change in the value of the futures contract. There were no settlement or counterparty default losses on futures and forward contracts in 1999, 1998 or 1997. Market risk is similar to the market risk associated with foreign currency and other option contracts. The future cash requirements, if any, related to futures and forward contracts are represented by the net contractual settlement between the Corporation and its counterparties.

Other products

Other products included $578 million and $32 million notional amount of equity options at Dec. 31, 1999 and Dec. 31, 1998, respectively. The Corporation enters into equity options to assist customers in managing market risk associated with large equity positions that they hold. Market risk arises from changes in the market value of contractual positions caused by movements in the equity markets. The Corporation limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk is limited to the estimated aggregate replacement cost of options in a gain position. Credit risk is managed by setting specific credit limits and by monitoring outstandings by customer and in the aggregate against such limits. The replacement cost of these products totaled $7 million at Dec. 31, 1999. At Dec. 31, 1998, there was no replacement cost related to these products.

--------------------------------------------------------------------------------

23. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

OFF-BALANCE-SHEET INSTRUMENTS USED FOR RISK MANAGEMENT PURPOSES (a)
-------------------------------------------------------------------------------------------------------------------------
                                                                                           Dec. 31,
                                                                              1999                          1998
                                                                     ---------------------         ----------------------
                                                                     NOTIONAL       CREDIT         Notional        Credit
(in millions)                                                          AMOUNT         RISK           amount          risk
-------------------------------------------------------------------------------------------------------------------------
Interest rate risk management instruments (b):
  Interest rate swaps                                                  $3,033          $ 4          $ 4,028          $ 60
  Futures and forward contracts                                            52           --            1,860            --
Mortgage servicing rights risk management instruments:
  Interest rate floors                                                     --           --           10,216           216
  Interest rate swaps                                                      --           --              900            43
  Interest rate and spread locks                                           --           --              250             1
Other products:
  Interest futures contracts hedging anticipated transactions             475            3              365             1
  Total return swaps                                                      148           --              147            10
Commitments to purchase foreign currency contracts                         40           --               --            --
-------------------------------------------------------------------------------------------------------------------------

(a) The amount of credit risk associated with these instruments is limited to the cost of replacing a contract in a gain position, on which a counterparty may default.
(b) The credit risk associated with interest rate agreements is calculated after considering master netting agreements.


Interest rate swaps

The Corporation enters into interest rate swaps as part of its interest rate risk management strategy primarily to alter the interest rate sensitivity of its deposit liabilities, loans and certain other interest bearing liabilities. At Dec. 31, 1999, the Corporation used $3.033 billion notional amount of interest rate swaps for interest rate risk management purposes, compared with $4.028 billion notional amount at Dec. 31, 1998. The credit and market risk associated with these instruments is explained on page 85 under "Interest rate swaps." The replacement cost of swap agreements in a gain position was $4 million and $60 million at Dec. 31, 1999 and 1998, respectively. Net interest revenue in 1999 included $1 million of amortized deferred net losses and 1998 included $3 million of accreted deferred net gains from terminated interest rate swaps.

Futures and forward contracts

The Corporation had $52 million notional amount of these contracts outstanding at Dec. 31, 1999 and $1.860 billion notional amount of these contracts outstanding at Dec. 31, 1998. The credit and market risk associated with these instruments is explained on page 86 under "Futures and forward contracts."

Mortgage servicing rights risk management instruments

As a result of the divestiture of the residential mortgage business on Sept. 30, 1999, the Corporation no longer holds off-balance-sheet contracts to manage the prepayment risk associated with residential mortgage servicing rights (MSRs). The notional amount of these instruments at Dec. 31, 1998, was $11.366 billion. The replacement cost of these instruments in a gain position at Dec. 31, 1998, was $260 million.

--------------------------------------------------------------------------------

23. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

Anticipated transactions

At Dec. 31, 1999, the Corporation had entered into $475 million notional amount of interest rate futures to lock in the value of certain loans that are anticipated to be sold and/or securitized. At Dec. 31, 1998, $365 million notional amount of interest rate futures contracts were outstanding in anticipation of the sale and/or securitization of loans. Credit risk associated with these products was $3 million at Dec. 31, 1999 and $1 million at Dec. 31, 1998.

Total return swaps

The Corporation had $148 million and $147 million notional amount of total return swaps at Dec. 31, 1999 and 1998, respectively. Total return swaps are used by the Corporation to minimize the risk related to the Corporation's investment in start-up mutual funds that are based on specific market indices. There was no credit risk associated with these products at year-end 1999. Credit risk associated with these products was $10 million at year-end 1998.

Foreign currency contracts

The Corporation held $40 million notional amount of commitments to purchase foreign currency contracts at Dec. 31, 1999. The credit and market risk associated with these instruments is explained on page 84 under "Foreign currency contracts." There was no credit risk associated with these products at Dec. 31, 1999.

Concentrations of credit risk

The Corporation manages both on- and off-balance-sheet credit risk by maintaining a well-diversified credit portfolio and by adhering to its written credit policies, which specify general underwriting criteria as well as underwriting standards for specific industries and control credit exposure by borrower, counterparty, degree of risk, industry and country. These measures are regularly updated to reflect the Corporation's evaluation of developments in economic, political and operating environments that could affect lending risks. The Corporation may adjust credit exposure to individual industries or customers through loan sales, syndications, participations and the use of master netting agreements when it has more than one transaction outstanding with the same customer. The amount of collateral, if any, obtained by the Corporation upon the extension of credit is based on industry practice as well as the credit assessment of the customer. The type and amount of collateral vary, but the form generally includes: accounts receivable; inventory; property, plant and equipment; other assets; and/or income-producing commercial properties with appraised values that exceed the contractual amount of the credit facilities by preapproved ratios. The maximum risk of accounting loss from on- and off-balance-sheet financial instruments with these counterparties is represented by their respective balance sheet amounts and the contractual or replacement cost of the off-balance-sheet financial instruments. The only significant credit concentrations for the Corporation were consumers and the U.S. government at Dec. 31, 1999, and 1998.

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

--------------------------------------------------------------------------------

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

Fair value estimates do not include anticipated future business or the value of assets, liabilities and customer relationships that are not considered financial instruments. For example, the Corporation's fee-generating businesses are not incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial instruments include lease finance assets, deferred tax assets, lease contracts, premises and equipment, and intangible assets. Accordingly, the estimated fair value amounts of financial instruments do not represent the entire value of the Corporation.

The following methods and assumptions were used by the Corporation in estimating the fair value of its financial instruments at Dec. 31, 1999 and 1998.

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

Trading account securities, securities available for sale and investment securities

Trading account securities and securities available for sale are recorded at market value on the Corporation's balance sheet, including amounts for off-balance-sheet instruments held for trading activities. Market values of trading account securities, securities available for sale and investment securities generally are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, market value is estimated using quoted market prices for securities with similar credit, maturity and interest rate characteristics. The tables in note 3 present in greater detail the carrying value and market value of securities available for sale and investment securities at Dec. 31, 1999 and 1998.

--------------------------------------------------------------------------------

24. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Loans

The estimated fair value of performing commercial loans and certain consumer loans that reprice or mature in 90 days or less approximates their respective carrying amounts. The estimated fair value of loans that reprice or mature in more than 90 days is estimated using discounted cash flow analyses, adjusting where appropriate for prepayment estimates, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality and for similar maturities.

Deposit liabilities

FAS No. 107 defines the estimated fair value of deposits with no stated maturity, which includes demand deposits and money market and other savings accounts, to be the amount payable on demand. Although market premiums paid for depository institutions reflect an additional value for these low-cost deposits, FAS No. 107 prohibits adjusting fair value for any value expected to be derived from retaining those deposits for a future period of time or from the benefit that results from the ability to fund interest-earning assets with these deposit liabilities. The fair value of fixed-maturity deposits which reprice or mature in more than 90 days is estimated using current rates.

Notes and debentures

The fair value of the Corporation's notes and debentures is estimated using quoted market yields for the same or similar issues or the current yields offered by the Corporation for debt with the same remaining maturities.

The table on the following page includes financial instruments, as defined by FAS No. 107, whose estimated fair value is not represented by the carrying value as reported on the Corporation's balance sheet. Management has made estimates of fair value discount rates that it believes to be reasonable considering expected prepayment rates, credit risk and liquidity risk. However, because there is no active market for many of these financial instruments, management has no basis to verify whether the resulting fair value estimates would be indicative of the value negotiated in an actual sale.

--------------------------------------------------------------------------------

24. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

-------------------------------------------------------------------------------------------------------------------------
                                                                    Carrying amount                 Estimated fair value
                                                                    ---------------                 --------------------
                                                                        Dec. 31,                          Dec. 31,
(in millions)                                                    1999             1998              1999             1998
-------------------------------------------------------------------------------------------------------------------------
Investment securities (a)                                     $ 1,197          $ 1,602           $ 1,183          $ 1,634
Loans (b)                                                      27,121           29,274            27,047           29,200
Reserve for credit losses (b)                                    (375)            (470)               --               --
                                                              -------          -------           -------          -------
     Net loans                                                 26,746           28,804            27,047           29,200
Other assets (c)                                                2,495            2,645             2,495            2,647
Fixed-maturity deposits (d):
   Retail savings certificates                                  6,482            7,039             6,354            7,099
   Negotiable certificates of deposit and other time deposits   2,952            2,449             2,952            2,449
Other funds borrowed (c)                                        1,722              799             1,718              801
Notes and debentures (a)                                        3,438            3,303             3,382            3,507
-------------------------------------------------------------------------------------------------------------------------

(a) Market or dealer quotes were used to estimate the fair value of these financial instruments.
(b) Excludes lease finance assets of $3.127 billion and $2.819 billion, as well as the related reserve for credit losses of $28 million and $26 million at Dec. 31, 1999 and 1998, respectively. Lease finance assets are not considered financial instruments as defined by FAS No. 107.
(c)  Excludes non-financial instruments.
(d) FAS No. 107 defines the estimated fair value of deposits with no stated maturity, which includes demand deposits and money market and other savings accounts, to be equal to the amount payable on demand. Therefore, the positive effect of the Corporation's $23.987 billion and $24.895 billion of such deposits at Dec. 31, 1999 and 1998, respectively, is not included in this table.


Commitments to extend credit, and standby letters of credit and foreign and other guarantees

These financial instruments generally are not sold or traded, and estimated fair values are not readily available. However, the fair value of commitments to extend credit, and standby letters of credit and foreign and other guarantees is represented by the remaining contractual fees receivable over the term of the commitments.

Other off-balance-sheet financial instruments

The estimated fair value of off-balance-sheet instruments used for trading activities--which includes foreign exchange contracts, interest rate swaps, option contracts, interest rate caps and floors, and futures and forward contracts--is equal to the on-balance-sheet carrying amount of these instruments. The estimated fair value of off-balance-sheet instruments used for risk management purposes--which primarily includes interest rate swaps -- represents the estimated amount the Corporation would receive or pay to terminate the agreements, considering current interest and currency rates, as well as the current credit-worthiness of the counterparties. Off-balance-sheet financial instruments are further discussed in note 23, "Financial instruments with off-balance-sheet risk and concentrations of credit risk."

--------------------------------------------------------------------------------

24. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

ESTIMATED FAIR VALUE OF COMMITMENTS TO EXTEND CREDIT, AND STANDBY LETTERS OF CREDIT AND FOREIGN AND OTHER GUARANTEES
---------------------------------------------------------------------------------------------------------------------------
                                                  DEC. 31, 1999                                  Dec. 31, 1998
                                       --------------------------------------        --------------------------------------
                                                             ASSET                                         Asset
                                                    -------------------------                     -------------------------
                                       CONTRACT     CARRYING        ESTIMATED        Contract     Carrying        Estimated
(in millions)                            AMOUNT       AMOUNT (a)   FAIR VALUE          amount       amount (a)   fair value
---------------------------------------------------------------------------------------------------------------------------
Commitments to extend credit            $34,630           $4              $66         $33,432           $5              $96
Standby letters of credit and
  foreign and other guarantees            4,256            2               18           3,830            1               17
---------------------------------------------------------------------------------------------------------------------------

(a) Represents the on-balance-sheet receivables or deferred income arising from these financial instruments.


ESTIMATED FAIR VALUE OF OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS USED FOR TRADING ACTIVITIES
------------------------------------------------------------------------------------------------------------------------------
                                                  DEC. 31, 1999                                    Dec. 31, 1998
                                     ----------------------------------------         ----------------------------------------
                                                       ASSET (LIABILITY)                                Asset (Liability)
                                      NOTIONAL    ---------------------------          Notional    ---------------------------
                                     PRINCIPAL     ESTIMATED          AVERAGE         principal     Estimated          Average
(in millions)                           AMOUNT    FAIR VALUE (a)   FAIR VALUE            amount    fair value (a)   fair value
------------------------------------------------------------------------------------------------------------------------------
Foreign currency contracts             $25,382          $ 14             $ 15           $35,311          $  9            $  1
Foreign currency and other
  option contracts:
   Options purchased                       213             6                7               608            17              19
   Options written                         232            (6)              (8)              574           (11)            (14)
Interest rate swaps                     17,280            (6)              (4)           11,236            24              21
Options, caps and floors                 1,607            (4)              (3)            1,682            (1)             (1)
Futures and forward contracts            5,978            (1)               1             7,469            (3)             (9)
Other products                             578            --               --                32            --              --
------------------------------------------------------------------------------------------------------------------------------

(a)  Recorded at fair value on the Corporation's balance sheet.


ESTIMATED FAIR VALUE OF OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS USED FOR RISK MANAGEMENT PURPOSES
----------------------------------------------------------------------------------------------------------------------------------
                                                        DEC. 31, 1999                                 Dec. 31, 1998
                                           ---------------------------------------         ---------------------------------------
                                                             ASSET (LIABILITY)                                Asset (Liability)
                                            NOTIONAL     -------------------------          Notional     -------------------------
                                           PRINCIPAL     CARRYING        ESTIMATED         principal     Carrying        Estimated
(in millions)                                 AMOUNT       AMOUNT (a)   FAIR VALUE            amount       amount (a)   fair value
----------------------------------------------------------------------------------------------------------------------------------
Interest rate risk management
 instruments:
  Interest rate swaps                         $3,033          $--             $(63)          $ 4,028          $10             $ 58
  Futures and forward contracts                   52           --               --             1,860           --               --
Mortgage servicing rights risk
 management instruments:
  Interest rate floors                            --           --               --            10,216            3              216
  Interest rate swaps                             --           --               --               900           10               43
  Interest rate and spread locks                  --           --               --               250           --                1
Other products:
  Interest futures contracts
    hedging anticipated transactions             475           --                3               365           --                1
  Total return swaps                             148           --              (12)              147           --                8
Commitments to purchase
 foreign currency contracts                       40           --               --                --           --               --
----------------------------------------------------------------------------------------------------------------------------------

(a) Represents the on-balance-sheet receivables/payables, unamortized premiums or deferred income arising from these financial instruments.

--------------------------------------------------------------------------------

25. MELLON FINANCIAL CORPORATION (PARENT CORPORATION)

CONDENSED INCOME STATEMENT
------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Year ended Dec. 31,
(in millions)                                                                           1999              1998            1997
------------------------------------------------------------------------------------------------------------------------------
Dividends from bank subsidiaries                                                     $   784           $   380           $ 450
Dividends from nonbank subsidiaries                                                       92                71              34
Interest revenue from bank subsidiaries                                                   22                24              39
Interest revenue from nonbank subsidiaries                                                52                40              25
Other revenue                                                                              9                 6               6
------------------------------------------------------------------------------------------------------------------------------
     Total revenue                                                                       959               521             554
------------------------------------------------------------------------------------------------------------------------------
Interest expense on commercial paper                                                       7                13               4
Interest expense on notes and debentures                                                 134               109              89
Other expense                                                                             32                67              31
Trust-preferred securities expense                                                        79                79              78
------------------------------------------------------------------------------------------------------------------------------
     Total expense                                                                       252               268             202
------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED NET
  INCOME OF SUBSIDIARIES                                                                 707               253             352
Provision (benefit) for income taxes                                                     (56)              (66)            (38)
Equity in undistributed net income:
  Bank subsidiaries                                                                       47               403             189
  Nonbank subsidiaries                                                                   153               148             192
------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                               963               870             771
Dividends on preferred stock                                                              --                 9              21
------------------------------------------------------------------------------------------------------------------------------
NET INCOME APPLICABLE TO COMMON STOCK                                                $   963           $   861           $ 750
------------------------------------------------------------------------------------------------------------------------------


CONDENSED BALANCE SHEET
------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Dec. 31,
(in millions)                                                                                             1999            1998
------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Cash and money market investments with bank subsidiary                                                 $   496         $   456
Loans and other receivables due from nonbank subsidiaries                                                1,021             781
Investment in bank subsidiaries                                                                          5,083           5,584
Investment in nonbank subsidiaries                                                                         470             566
Subordinated debt and other receivables due from bank subsidiaries                                           3              80
Other assets                                                                                               237             205
------------------------------------------------------------------------------------------------------------------------------
     Total assets                                                                                      $ 7,310         $ 7,672
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
LIABILITIES:
Commercial paper                                                                                       $    88         $   116
Other liabilities                                                                                          158             187
Notes and debentures (with original maturities over one year)                                            2,057           1,857
------------------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                                   2,303           2,160
------------------------------------------------------------------------------------------------------------------------------
TRUST-PREFERRED SECURITIES:
Guaranteed preferred beneficial interests in Corporation's
  junior subordinated deferrable interest debentures                                                       991             991
------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                                                                                     4,016           4,521
------------------------------------------------------------------------------------------------------------------------------
     Total liabilities, trust-preferred securities and shareholders' equity                            $ 7,310         $ 7,672
------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

25. MELLON FINANCIAL CORPORATION (PARENT CORPORATION) (CONTINUED)

CONDENSED STATEMENT OF CASH FLOWS
-----------------------------------------------------------------------------------------------------------------------
                                                                                         Year ended Dec. 31,
(in millions)                                                                    1999            1998              1997
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                    $   963           $ 870           $   771
Adjustments to reconcile net income to net cash
  provided by operating activities:
   Amortization                                                                     8               8                12
   Equity in undistributed net income of subsidiaries                            (207)           (554)             (399)
   Net increase in accrued interest receivable                                     (2)            (11)               (1)
   Deferred income tax expense (benefit)                                            3              (9)               (1)
   Net (decrease) increase in other operating activities                           (7)             84                39
-----------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                                    758             388               421
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net (increase) decrease in short-term deposits with affiliated banks              (51)           (110)              581
Purchases of securities available for sale                                         --              --              (605)
Proceeds from maturities of securities available for sale                          --              --               807
Loans made to subsidiaries                                                       (471)           (316)             (250)
Principal collected on loans to subsidiaries                                      308             112               191
Principal collected on loans to joint venture                                      --              --                14
Net capital returned from subsidiaries                                            679             101                16
Cash paid in purchase of Mellon 1st Business Bank                                  --            (288)               --
Cash paid in purchase of Mellon United National Bank                               --            (140)               --
Net increase in other investing activities                                        (69)            (54)              (52)
-----------------------------------------------------------------------------------------------------------------------
     Net cash provided by (used in) investing activities                          396            (695)              702
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in commercial paper                                       (28)             49               (55)
Repayments of long-term debt                                                     (200)            (12)             (205)
Net proceeds from issuance of long-term debt                                      398             842                --
Proceeds from issuance of common stock                                             70              52                75
Redemption of preferred stock                                                      --            (193)              (97)
Repurchase of common stock                                                     (1,068)            (27)             (534)
Dividends paid on common and preferred stock                                     (403)           (376)             (352)
Net increase (decrease) in other financing activities                              66             (17)               46
-----------------------------------------------------------------------------------------------------------------------
     Net cash (used in) provided by financing activities                       (1,165)            318            (1,122)
-----------------------------------------------------------------------------------------------------------------------
CHANGE IN CASH AND DUE FROM BANKS:
Net change in cash and due from banks                                             (11)             11                 1
Cash and due from banks at beginning of year                                       13               2                 1
-----------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                        $     2           $  13           $     2
-----------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES
-----------------------------------------------------------------------------------------------------------------------
Interest paid                                                                 $   141           $ 110           $    97
Net income taxes refunded                                                           3              83                27
-----------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

26. SUPPLEMENTAL INFORMATION TO THE CONSOLIDATED STATEMENT OF CASH FLOWS

Noncash investing and financing transactions that, appropriately, are not reflected in the Consolidated Statement of Cash Flows are listed below.

--------------------------------------------------------------------------------------------------------
                                                                         Year ended Dec. 31,
(in millions)                                                    1999             1998              1997
--------------------------------------------------------------------------------------------------------
Reclassification of segregated assets to loans and
   real estate acquired                                           $--          $    12            $   --
Net transfers to real estate acquired                              13               47                12
Net transfers to segregated assets                                 --               --                12
Purchase acquisitions (a):
   Fair value of noncash assets acquired                           --            2,995             1,057
   Liabilities assumed                                             --           (2,199)             (720)
   Common stock issued, from treasury, and notes payable           --             (255)             (158)
                                                                  ---          -------           -------
     Net cash disbursed                                            --              541               179
Transfer of CornerStone(sm) credit card loans to
   accelerated resolution portfolio                                --               --               231
--------------------------------------------------------------------------------------------------------

(a) Purchase acquisitions include: Mellon United National Bank, Mellon 1st Business Bank, Founders Asset Management, LLC and Newton Asset Management in 1998 and Buck Consultants, Inc. and Dreyfus Brokerage Services, Inc. in 1997.

REPORT OF INDEPENDENT AUDITORS



TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF MELLON FINANCIAL CORPORATION:

We have audited the accompanying consolidated balance sheets of Mellon Financial Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mellon Financial Corporation and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


/s/ KPMG LLP


Pittsburgh, Pennsylvania
January 18, 2000

                              CORPORATE INFORMATION


ANNUAL MEETING           The Annual Meeting of Shareholders will be held on the 10th floor of the Union Trust Building,
                         501 Grant Street, Pittsburgh, PA, at 10 a.m. on Tuesday, April 18, 2000.

ANNUAL REPORT            The 1999 Annual Report is comprised of the 1999 Summary Annual Report and the 1999 Financial
                         Annual Report.

FORM 10-K AND            For a free copy of the Corporation's Annual Report on Form 10-K or the quarterly earnings news
SHAREHOLDER              release on Form 8-K, as filed with the Securities and Exchange Commission, please send a written
PUBLICATIONS             request to the Secretary of the Corporation, One Mellon Center, Room 4826, Pittsburgh, PA 15258-0001.

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

DIRECT STOCK PURCHASE    The Direct Stock Purchase and Dividend Reinvestment Plan provides a way to purchase shares of
AND DIVIDEND             common stock directly from the Corporation at the market value for such shares. Nonshareholders may
REINVESTMENT PLAN        purchase their first shares of the Corporation's common stock through the Plan, and shareholders may increase their shareholding by reinvesting cash dividends and through optional cash investments.
                         Plan details are in a prospectus, which may be obtained from ChaseMellon Shareholder Services by calling 1 800 842-7629.

ELECTRONIC DEPOSIT OF    Registered shareholders may have quarterly dividends paid on Mellon's common stock deposited
DIVIDENDS                electronically to their checking or savings account, free of charge. To have your dividends deposited electronically, please write to ChaseMellon Shareholder Services, P.O. Box 590, Ridgefield Park, NJ
                         07660-0590. For more information, please call 1 800 205-7699.

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
                                                                         performance

INTERNET ACCESS          Mellon: www.mellon.com
                         Buck: www.buckconsultants.com
                         ChaseMellon Shareholders Services:  www.chasemellon.com
                         Dreyfus: www.dreyfus.com
                         Dreyfus Brokerage Services: www.edreyfus.com
                         Dreyfus Investment Services Corporation: www.disc.mellon.com
                         Dreyfus Retirement Services: www.drs.dreyfus.com
                         Founders: www.founders.com
                         Newton:  www.newton.co.uk
                         Russell/Mellon Analytical Services: www.russellmellon.com

ELIMINATION OF           To eliminate duplicate mailings, please submit a written request, with your full name and
DUPLICATE                address the way it appears on your account, to ChaseMellon Shareholder Services, P.O. Box 590,
MAILINGS                 Ridgefield Park, NJ 07660-0590. For more information, please call 1 800 205-7699.

CHARITABLE               A report on Mellon's comprehensive community involvement, including charitable
CONTRIBUTIONS            contributions, is available by calling (412) 234-8680.

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