Form 10-K405, Exhibit 13
period 2000-12-31
MELLON FINANCIAL CORP
filed 2001-03-16
CIK 64782

Exhibit 13.1

Mellon 2000 twenty	Business Sectors /

Mellon manages six core business sectors for growth and return.

Managed for growth

Wealth Management

• Private asset management
• Private banking

For individuals and families, entrepreneurs and business owners, family offices, endowments and foundations, charitable planned giving and broker-mediated services, Mellon’s disciplined private asset management and private banking services are tailored to each customer’s needs.

Mellon Private Asset Management provides investment and wealth management services for individuals, families, family offices, charitable gift programs, endowments and foundations.

www.mellonprivateasset.com
1 800 582-9423

Mellon Private Banking provides a full range of banking services and customized credit products to high net worth individuals and families.

(412) 234-4945

Mellon United National Bank serves small and midsize businesses as well as attorneys, accountants, real estate developers and other professionals in south Florida through 14 regional banking offices.

(305) 358-4333

Global Investment Management

• Mutual fund management
• Institutional asset management
• Brokerage services

Through The Dreyfus Corporation, Newton Management Limited and other highly respected companies with expertise in virtually every asset class and investment style, Mellon provides individuals, businesses and institutions with services, including mutual fund management, institutional asset management and brokerage services.
The Boston Company Asset Management, LLC manages domestic and international equity, fixed income, and cash portfolios for institutional and sub-advisory markets.

(617) 722-7029

Certus Asset Advisors Corporation is a stable-value market specialist providing investment management services to defined contribution plan sponsors.

(415) 399-4450

Dreyfus Brokerage Services, Inc. provides individual investors with discount brokerage services, a significant portion of which are conducted via the Internet.

www.edreyfus.com
(310) 276-0200

The Dreyfus Corporation, one of the nation’s leading mutual fund companies, manages approximately $150 billion in assets in more than 190 mutual fund portfolios.

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

(617) 790-6400

Laurel Capital Advisors, LLP provides investment management services for individuals and corporations via brokerage firms throughout the United States.

1 800 626-6721

Mellon Bond Associates, LLP provides structured management of fixed income portfolios for institutional clients.

www.mellonbond.com
(412) 234-3839

Mellon Capital Management Corporation manages global quantitatively based investment strategies for institutional investors.

www.mcm.com
(415) 546-6056	Mellon Equity Associates, LLP provides specialized equity and balanced investment management services to pension plans, not-for-profit and public fund markets.

(412) 234-7500

Newton Management Limited is a team of active fund managers who pursue a global thematic approach to investment for institutional, private and retail clients.

www.newton.co.uk
(+44 20) 7332 9000

Pareto Partners, in which Mellon holds a minority interest, is a global, quantitative asset manager for institutional clients, specializing in currency overlay and fixed income products.

(212) 527-1800

Prime Advisors, Inc., in which Mellon holds a minority interest, specializes in the management of institutional fixed income investment portfolios, primarily for the insurance industry.

www.primeadvisors.com
(425) 202-2000

Global Investment Services

• Institutional trust and custody
• Foreign exchange
• Securities lending
• Shareholder services
• Benefits consulting
• Backoffice outsourcing for investment managers

Through Mellon, pension funds, foundations, investment managers and insurance companies can take advantage of a multinational investment services capability from a single provider with a teamwork approach, a unique range of products and an intense customer focus.

Boston Safe Deposit and Trust Company provides trust and custody administration for institutional and private clients; private asset management, including consumer lines of credit and cash management services.

(617) 722-7000

Principal Entities	Mellon 2000 twenty-one

Buck Consultants, Inc., a leading global actuarial and human resources consulting firm, provides a broad array of services in the areas of defined benefit and defined contribution plans, health and welfare plans, communications and compensation consulting, and outsourcing and administration of employee benefit programs.

www.buckconsultants.com
(212) 330-1000

CIBC Mellon Global Securities Services Company, an institutional trust and custody joint venture with Canadian Imperial Bank of Commerce, provides Canadian-based pension and institutional investors with domestic and global custody, multicurrency accounting, performance measurement, investment analytics, securities lending and foreign exchange services.

(416) 643-5000

CIBC Mellon Trust Company provides stock transfer, trustee and related services to Canadian-based companies.

(416) 643-5000

Dreyfus Retirement Services is an industry leader in providing defined contribution and defined benefit services, including investment management, employee communication, recordkeeping, trust and custody services.

www.drs.dreyfus.com
1 800 358-0910

Mellon Europe-London provides global custody, securities lending, treasury, foreign exchange, global cash management services and credit to U.S. and international customers.

(+44 20) 7623 0800

Mellon Fund Administration provides accounting, administration, transfer agency and other outsourcing services to investment fund managers and dependent contribution pension providers in the United Kingdom and Europe.

(+44 1277) 227300 (Brentwood, United Kingdom)
(+353 1) 790-5000 (Dublin, Ireland)	Mellon Investor Services is an industry leader that provides, throughout the United States, shareholder and securities transfer services, including global shares, stock option and employee stock plan purchase administration, financial planning, securities brokerage, direct purchase and dividend reinvestment plan administration, merger and acquisition services, proxy solicitation, stock watch, odd-lot programs, unclaimed property compliance, information agent services, demutualization services and consulting services.

www.melloninvestor.com
1 800 777-3694

Russell/ Mellon Analytical Services, a joint venture with the Frank Russell Company, provides performance measurement, universe comparisons and investment analysis services to more than 1,400 institutional investors responsible for the management of more than U.S. $3 trillion in assets worldwide.

www.russellmellon.com
1 800 944-3038

Mellon Global Investment Services and Management Alliances with Non-U.S. Financial Institutions:

Amsterdam: ABN AMRO Mellon Global Securities Services

Brazil: Banco Brascan; Dreyfus Brascan Distribuidora de Titulos e Valores Mobiliarios S.A.

Canada: CIBC Mellon Global Securities Services Company; CIBC Mellon Trust Company

Chile: BiCE Dreyfus Administradora de Fondos Mutuos S.A.; Administradora de Fondos de Inversion Inverfondos S.A.; BiCEconsult Bermuda, Ltd.

Hong Kong: Hamon Investment Group

Japan: Mellon Asset Management Japan, Ltd.; Bank of Tokyo- Mitsubishi, Ltd.	Managed for return

Regional Consumer Banking

• Consumer lending and deposit products
• Insurance

For consumers and small businesses, Mellon delivers convenience through consumer lending and deposit products, direct banking and sales of insurance products.

Mellon Bank, N.A. comprises seven regions serving consumer and small to midsize commercial markets throughout Pennsylvania, Maryland and southern New Jersey.

Headquarters: Pittsburgh, Pennsylvania
(412) 234-5000

  Mellon Bank-Central Pa. Region serves central Pennsylvania.

Headquarters: State College, Pennsylvania
(814) 234-6392

Mellon Bank-Commonwealth Pa. Region serves southcentral Pennsylvania.

Headquarters: Harrisburg,
Pennsylvania
(717) 231-7465

Mellon Bank-National Capital Region serves commercial and private banking customers throughout Maryland, Virginia and Washington, D.C.

Headquarters: Rockville, Maryland
(301) 217-0600

Mellon Bank-Northeastern Pa. Region serves northeastern Pennsylvania.

Headquarters: Wilkes-Barre,
Pennsylvania
(570) 826-2611

Executive Management Group

Martin G. McGuinn Chairman and Chief Executive Officer	Christopher M. Condron President and Chief Operating Officer	Steven G. Elliott Senior Vice Chairman and Chief Financial Officer

Directors &
Senior Management
Committee

  Mellon Financial
Corporation
and Mellon Bank, N.A.

Burton C. Borgelt (5)(6)
Retired Chairman and
  Chief Executive Officer
Dentsply International, Inc.
Manufacturer of dental
  products

Carol R. Brown (4)(6)
President
The Pittsburgh Cultural Trust
Culture and economic
  growth organization

Jared L. Cohon(2)
President
Carnegie Mellon University
Private coeducational
  research university

Christopher M. Condron(1)
President and Chief
  Operating Officer
Mellon Financial
  Corporation

J. W. Connolly (1)(2)(3)(4)
Retired Senior Vice
  President
H.J. Heinz Company
Food manufacturer	Charles A. Corry (1)(2)(3)(4)
Retired Chairman and
  Chief Executive Officer
USX Corporation
Energy and steel

Steven G. Elliott (1)
Senior Vice Chairman and
  Chief Financial Officer
Mellon Financial
  Corporation

Ira J. Gumberg (1)(2)(5)
President, Chief Executive
  Officer and Director
J.J. Gumberg Co.
Real estate management
  and development

Pemberton Hutchinson (3)(5)(6)
Retired Chief Executive
  Officer
Westmoreland Coal Company
Coal mining company

Edward J. McAniff (5)(6)
Of Counsel
O’Melveny & Myers
Full-service law firm

Martin G. McGuinn (1)
Chairman and
  Chief Executive Officer
Mellon Financial Corporation

Robert Mehrabian (1)(2)(7)
Chairman, President and
  Chief Executive Officer
Teledyne Technologies, Inc.
Advanced industrial technologies

Seward Prosser Mellon
President and
  Chief Executive Officer
Richard K. Mellon and Sons
Investments
Richard King Mellon
  Foundation
Philanthropy	Mark A. Nordenberg (6)
Chancellor
University of Pittsburgh
Major public research
  university

David S. Shapira (1)(2)(5)(7)
Chairman, Chief Executive
  Officer and Director
Giant Eagle, Inc.
Retail grocery store chain

Joab L. Thomas (4)(7)
President Emeritus
The Pennsylvania State University
Major public research
  university

Wesley W. von Schack (1)(3)(4)(6)(7)
Chairman, President and
  Chief Executive Officer
Energy East Corporation
Energy services company

Chairmen Emeriti

J. David Barnes
Frank V. Cahouet
William B. Eagleson Jr.
Nathan W. Pearson

Regional Boards

Mellon Bank-Central
Pa. Region
Galen E. Dreibelbis
Bruce K. Heim
Carol Herrmann
Daniel B. Hoover
Michael M. Kranich Sr.
Edwin E. Lash
Robert W. Neff
Ralph J. Papa
Nicholas Pelick
Graham C. Showalter	Mellon Bank-
Commonwealth
Pa. Region
Susan C. Blue
Stephen R. Burke
Frank J. Fischer Jr.
James E. Grandon Jr.
James M. Mead
Marlin Thomas

Mellon Bank-National
Capital Region
Michael A. Besche
Lawrence Brown Jr.
Timothy E. Hall
Albert R. Hinton
Maryann Johnson
Stanley H. Katsef

Mellon Bank-Northeastern
Pa. Region
David T. Andes
Thomas B. Black
Robert G. Finlay
Joseph E. Kluger
Joseph R. Nardone
Joseph L. Persico
Arthur K. Ridley
Rhea P. Simms

Mellon Bank-Northern
Pa. Region
James D. Berry III
Robert H. Cox
William S. DeArment
Robert G. Liptak Jr.
Gary W. Lyons
Ruthanne Nerlich
John S. Patton
J. Michael Puleo
Cyrus R. Wellman

(1) Executive Committee
(2) Audit Committee
(3) Nominating Committee
(4) Human Resources Committee
(5) Trust and Investment Committee
(6) Community Responsibility Committee
(7) Technology Committee

John T. Chesko Vice Chairman and Chief Risk Officer	Jeffery L. Leininger Vice Chairman	Keith P. Russell Vice Chairman	Allan P. Woods Vice Chairman and Chief Information Officer

Mellon PSFS
Paul S. Beideman
Thomas F. Donovan
Lon R. Greenberg
George W. Johnstone
Roland Morris
Pedro A. Ramos
Dianne L. Semingson
William J. Stallkamp
Francis R. Strawbridge III

Mellon West
John E. Anderson
John C. Argue
Frank V. Cahouet
Albert Carnesale
Richard M. Ferry
Ernest J. Friedman
Robert M. Kommerstad
Robert W. Kummer Jr.
Bill LeVine
Edward J. McAniff
Charles D. Miller
Peter W. Mullin
Keith P. Russell
Joseph P. Sanford
Roland Seidler Jr.

Subsidiary Boards

The Boston Company, Inc.
and Boston Safe Deposit and Trust Company
Sarah D. Allen
Francis D. Antin
Lawrence Hughes
Marilyn K. Kolb
David F. Lamere
James P. Palermo
H. Vernon Winters

Buck Consultants, Inc.
Merril S. Delon
Stephen D. Diamond
Edward I. Farb
Steven J. Ferruggia
Mary Garneau
Richard L. Hauck
Richard Koski
Joseph A. LoCicero	J. Robinson Lynch
Ronald P. O’Hanley
Maureen O’Malley
Fredrick W. Rumack
Andrea T. Sellars
Barry S. Sutton
John W. Thompson
Gregory J. Wiber
Bruce D. Zimmerman

The Dreyfus Corporation
Mandell L. Berman
Burton C. Borgelt
Stephen E. Canter
Christopher M. Condron
Thomas F. Eggers
Steven G. Elliott
Martin G. McGuinn
J. David Officer
Richard W. Sabo
Richard F. Syron

Founders Asset Management, LLC
Stephen E. Canter
Christopher M. Condron
Gregory P. Contillo
Thomas F. Eggers
Richard W. Sabo
Richard A. Sampson

Mellon 1st Business Bank
William S. Anderson
W. Peter Bohn
Robert W. Kummer Jr.
Keith P. Russell
Joseph P. Sanford
Thomas F. Savage
Klaus M. Schilling
R. Daniel Woerner

Mellon Bank (DE)
National Association
John S. Barry
Robert C. Cole Jr.
Norman D. Griffiths
Garrett B. Lyons
W. Charles Paradee Jr.
Robert J. Rhile	Mellon United National Bank
Paul S. Beideman
Joel Friedland
Pedro Jose Greer Jr.
Gerald Katcher
David F. Lamere
David Lawrence Jr.
J. David Officer
Aaron S. Podhurst
Howard R. Scharlin
Craig R. Sutherland
Sherwood M. Weiser

Newton Management Limited
Stephen E. Canter
Jon R. Groom
Colin R. Harris
David F. Lamere
John Nagorniak
Stewart W. Newton
Ronald P. O’Hanley
Charles B. Richardson

Senior Management Committee

Executive Management Group
Martin G. McGuinn
Christopher M. Condron
Steven G. Elliott
John T. Chesko
Jeffery L. Leininger
Keith P. Russell
Allan P. Woods

Senior Managers
James D. Aramanda
Paul S. Beideman
Lisa B. Binder
Michael E. Bleier
Michael A. Bryson
Stephen E. Canter
Rose M. Cotton
Paul H. Dimmick
Thomas F. Eggers
Jon R. Groom	John L. Klinck Jr.
David F. Lamere
Joseph A. LoCicero
Peter A. Lofquist
J. David Officer
Ronald P. O’Hanley
James P. Palermo
Robert M. Parkinson
Janey A. Place
Charles A. Singleton
Robert W. Stasik
James S. Wolf

Corporate Controller
Michael K. Hughey

Corporate Secretary
Carl Krasik

Listing as of February 15, 2001.

Cautionary Statement

This Summary Annual Report contains “forward-looking statements.” These statements relate to, among other things, future financial targets for the Corporation. Reference is made to the Corporation’s filings on Forms 10-K and 10-Q with the Securities and Exchange Commission for factors that could cause actual results to differ materially from those anticipated, including without limitation changes in economic conditions and equity and fixed income market fluctuations.

Table of Contents

Page No.

Financial Review

Financial Summary	2

Management’s Discussion and Analysis of Financial Condition and Results of Operations:

Significant Financial Events in 2000	3

Results of Operations	4

Corporate Risk	29

Fourth Quarter Review	48

Selected Quarterly Data	49

Financial Statements and Notes

Mellon Financial Corporation (and its subsidiaries):

Consolidated Income Statement	50

Consolidated Balance Sheet	52

Consolidated Statement of Changes in Shareholders’ Equity	53

Consolidated Statement of Cash Flows	54

Notes to Financial Statements	55

Report of Independent Auditors	95

Corporate Information	Inside Back Cover

Cautionary Statement

This Financial Annual Report contains statements relating to future results of the Corporation that are considered “forward-looking statements.” These statements relate to, among other things, projected credit losses; credit loss reserve appropriateness; simulation of changes in interest rates; litigation results; and the adoption of new accounting standards. These forward-looking statements are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond the Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, changes in political and economic conditions; competitive product and pricing pressures within the Corporation’s markets; equity and fixed-income market fluctuations; the effects of the adoption of new accounting standards; personal and corporate customers’ bankruptcies; inflation; acquisitions and integrations of acquired businesses; technological change; changes in law; changes in fiscal, monetary, regulatory, trade and tax policies and laws; monetary fluctuations; success in gaining regulatory approvals when required; success in the timely development of new products and services; interest rate fluctuations; and consumer spending and saving habits, as well as other risks and uncertainties detailed elsewhere in this Financial Annual Report. Such forward-looking statements speak only as of the date on which such statements are made, and the Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

Mellon Financial Corporation (and its subsidiaries)

FINANCIAL SUMMARY
(dollar amounts in millions, except per share
amounts or unless otherwise noted)	2000	1999	1998	1997	1996	1995

Year ended Dec. 31

Net interest revenue (a)	$1,328	$1,351	$1,412	$1,389	$1,475	$1,548

Provision for credit losses	45	45	60	148	155	105

Total fee and other revenue	3,150	3,100	2,921	2,418	2,019	1,670

Net gain from divestitures	—	127	—	—	—	—

Gains (losses) on sales of securities	—	—	1	—	4	6

Total operating expense (a)	2,851	2,970	2,934	2,490	2,192	2,027

Provision for income taxes	575	574	470	398	418	401

Income before cumulative effect of accounting change	$1,007	$989	$870	$771	$733	$691

Cumulative effect of accounting change	—	(26)	—	—	—	—

Net income	$1,007	$963	$870	$771	$733	$691

Net income applicable to common stock	1,007	963	861	750	689	652

Diluted earnings per common share	2.03	1.85	1.62	1.44	1.29	1.13

Selected key data

Return on common shareholders’ equity	25.8%	22.4%	20.7%	21.5%	20.4%	17.8%

Return on assets	2.15%	1.96%	1.81%	1.80%	1.74%	1.72%

Fee revenue as a percentage of net interest and fee revenue (FTE) (a)	70%	70%	67%	64%	58%	52%

Trust and investment fee revenue as a percentage of net interest and fee revenue (FTE) (a)	51%	46%	40%	35%	29%	28%

Efficiency ratio excluding amortization of intangibles (a)(b)	60%	62%	64%	63%	60%	60%

Assets under management at year end (in billions)	$530	$488	$425	$338	$286	$259

Assets under administration or custody at year end (in billions)	$2,267	$2,198	$1,903	$1,532	$1,046	$786

Dividends paid per common share	$.86	$.78	$.705	$.645	$.59	$.50

Dividends paid on common stock	$421	$403	$365	$330	$310	$288

Closing common stock price at year end	$49.19	$34.06	$34.38	$30.32	$17.75	$13.44

Market capitalization at year end	$23,941	$17,052	$18,007	$15,386	$9,134	$7,374

Average common shares and equivalents outstanding —diluted (in thousands)	496,825	521,986	530,414	521,658	533,182	580,802

Capital ratios at year end

Common shareholders’ equity to assets:

Reported	8.24%	8.38%	8.90%	8.13%	8.11%	8.83%

Tangible (c)	5.21	4.96	5.41	5.58	5.89	6.99

Tier I capital	7.23	6.60	6.53	7.77	8.38	8.14

Total (Tier I plus Tier II) capital	11.74	10.76	10.80	12.73	13.58	11.29

Leverage capital	7.11	6.72	6.73	8.02	8.31	7.80

Average balances

Loans	$27,874	$30,320	$30,411	$27,823	$27,233	$27,321

Interest-earning assets	36,623	38,821	37,907	34,777	34,944	33,761

Total assets	46,744	49,184	48,071	42,942	42,013	40,097

Total tangible assets (d)	45,020	47,314	46,267	41,891	41,177	39,263

Deposits	32,464	33,358	33,546	30,459	30,838	27,951

Notes and debentures	3,478	3,424	2,992	2,712	2,038	1,670

Trust-preferred securities	991	991	991	990	32	—

Common shareholders’ equity	3,904	4,309	4,165	3,494	3,381	3,671

Total shareholders’ equity	3,904	4,309	4,190	3,700	3,810	4,106

Tangible common shareholders’ equity (d)	2,256	2,503	2,382	2,443	2,545	2,837

(a)	Amounts and ratios were impacted by the fourth quarter 2000 reclassification of trust-preferred securities as an interest-bearing liability. The related expense was reclassified to interest expense from operating expense. Prior period amounts have been reclassified and ratios have been recalculated.

(b)	See page 24 for the definition of this ratio.

(c)	See page 25 for the definition of this ratio.

(d)	Excludes average goodwill and other identified intangibles, net of the tax benefit.

Note: Throughout this report, all calculations are based on unrounded numbers. FTE denotes fully taxable equivalent basis.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SIGNIFICANT FINANCIAL EVENTS IN 2000

Acquisition of The Trust Company of Washington

In November 2000, the Corporation acquired The Trust Company of Washington, which specializes in meeting the needs of high net worth individuals, families and not-for-profit organizations. The Trust Company of Washington, renamed Mellon Trust of Washington, is based in Seattle, with offices in Bellevue and Tacoma. It added approximately $500 million in assets under management to Mellon Private Asset Management, a Wealth Management business.

Acquisition of Chase’s interest in ChaseMellon Shareholder Services

In December 2000, the Corporation purchased the remaining 50% of ChaseMellon Shareholder Services, formerly a 50-50 joint venture between the Corporation and The Chase Manhattan Corporation. Headquartered in New Jersey, ChaseMellon Shareholder Services, renamed Mellon Investor Services, is one of the nation’s leading providers of shareholder services and related securities services. Mellon Investor Services, which generated approximately $240 million of fee revenue in 2000, is a Global Investment Services business.

Pending acquisition of remaining 25% of Newton Management Limited

In September 2000, the Corporation announced that it and the management of Newton Management Limited agreed that the Corporation would be permitted to accelerate its option to buy out all remaining shareholders of Newton in two tranches in July 2001, and May 2002. The Corporation acquired 75% of Newton in October 1998, with Newton management and staff retaining the remaining 25% interest in the company, either directly or through options. Newton is a leading U.K.-based investment manager that provides investment management services to institutional, private and retail clients. On a local currency basis, Newton has grown funds under management by 94% since its October 1998 acquisition by the Corporation. In terms of U.S. dollars, funds under management have grown by approximately 72%, from $19 billion since its acquisition by the Corporation to $33 billion as of Dec. 31, 2000.

Repurchase of common stock

During 2000, the Corporation repurchased 21.1 million shares of its common stock at a purchase price of $737 million, for an average share price of $34.87 per share. Common shares outstanding at Dec. 31, 2000, were 7.1% lower than at Dec. 31, 1998, reflecting a 37.1 million share reduction, net of shares reissued primarily for employee benefit plan purposes. This reduction was due to stock repurchases totaling $1.8 billion, at an average price of $35.14 per share. At year end 2000, there were an additional 18.6 million shares available for repurchase under the current 25 million share repurchase program authorized by the board of directors in May 2000.

The Corporation’s average level of treasury stock was approximately $835 million higher in 2000, compared with 1999. After giving effect to funding the higher level of treasury stock, valued at a short-term funding rate, the lower share count increased diluted earnings per share by approximately 3% in 2000.

Common dividend increase

In the second quarter of 2000, the Corporation increased its quarterly common stock dividend by 10% to $.22 per common share. This was the 10th quarterly common dividend increase since the beginning of 1993, resulting in a total common dividend per share increase of approximately 275%.

SIGNIFICANT FINANCIAL EVENTS IN 2000 (continued)

Upgrade of long-term credit ratings

In May 2000, Moody’s Investors Service upgraded its long-term ratings of the Corporation from A2 to A1 and for Mellon Bank, N.A. from A1 to Aa3. This gave Mellon Bank, N.A., double-A long-term deposit ratings from all the major credit rating agencies. The senior and subordinated debt ratings for the Corporation and Mellon Bank, N.A., are presented on page 30.

Strategic business review of leasing and asset-based lending

In January 2001, the Corporation announced that, as part of the continued sharpening of its strategic focus, it is conducting a review of the Mellon Leasing Corporation businesses that serve mid-to-large corporations and vendors of small ticket equipment, along with Mellon Business Credit, which provides asset-based lending products. For an analysis of the financial impact of these businesses, see the “Specialized Commercial Banking” disclosure in the “Business sectors” section on pages 11 and 12.

RESULTS OF OPERATIONS

Overview of 2000 results

Diluted earnings per share totaled $2.03 in 2000, an increase of 10% compared with $1.85 per share in 1999. This earnings per share increase was achieved despite the impact of the previously-disclosed May 2000 expiration of a long-term mutual fund administration contract with a third party. Core business sectors’ contribution to earnings per share, which excludes the revenues and related expenses from this contract, as well as the impact of divestitures/exit businesses and other non-core activity from both periods, increased 26%.

Net income in 2000 was $1.007 billion, an increase of 5%, compared with $963 million in 1999. Return on equity and return on assets were 25.8% and 2.15%, respectively, in 2000, compared with 22.4% and 1.96%, respectively, in 1999. The 1999 results included a $77 million after-tax net gain from divestitures, $36 million after-tax of nonrecurring expenses and a $26 million after-tax charge for the cumulative effect of a change in accounting principle, for a combined effect of $15 million after-tax, or $.03 per share.

Fee revenue totaled 70% of net interest and fee revenue, on a fully taxable equivalent basis, in both 2000 and 1999. Trust and investment fee revenue totaled 51% of net interest and fee revenue, on a fully taxable equivalent basis, in 2000, compared with 46% in 1999. Fee revenue in 2000 totaled $3.150 billion, up $50 million from $3.100 billion in 1999. Fee revenue was impacted by the 1999 divestitures of the credit card business, network services transaction processing unit and mortgage banking businesses, the May 2000 expiration of the long-term mutual fund administration contract with a third party and the December 2000 acquisition of the remaining 50% interest in the Mellon Investor Services joint venture. Excluding these factors, fee revenue increased 10% compared with 1999, due to a 13% increase in trust and investment fee revenue. At Dec. 31, 2000, assets under management totaled $530 billion, a 9% increase from Dec. 31, 1999, and assets under administration or custody totaled $2,267 billion, a 3% increase from Dec. 31, 1999. Assets managed by subsidiaries and affiliates outside the United States totaled $67 billion at Dec. 31, 2000.

Net interest revenue on a fully taxable equivalent basis was $1.338 billion in 2000, a decrease of $22 million compared with $1.360 billion in 1999. This decrease primarily resulted from the divestitures of the credit card and mortgage banking businesses, as well as higher funding costs related to the repurchase of $737 million of common stock, partially offset by the positive impact of interest-free funds, including the impact of compensating deposits held in lieu of customers paying cash management fees. Average interest-earning assets

Overview of 2000 results (continued)

were $2.2 billion lower in 2000 compared with 1999, as average loans decreased by $2.4 billion. Excluding the net interest revenue generated by the divested businesses, net interest revenue increased 1% compared with 1999.

Operating expense totaled $2.851 billion in 2000, a decrease of $119 million from $2.970 billion in 1999. Excluding the effect of acquisitions and divestitures, $56 million of nonrecurring expenses recorded in the second quarter of 1999, and the net expense (revenue) from acquired property, operating expense increased 5% compared with 1999, reflecting higher staff expense, including higher incentive expense. The effective tax rate was 36.4% for 2000, compared with 36.5% in 1999, excluding the effect of the net gain from divestitures, and nonrecurring expenses.

The provision for credit losses was $45 million in both 2000 and 1999. Net credit losses were $53 million in 2000, up from $50 million in 1999, primarily resulting from higher commercial and financial net credit losses, partially offset by credit recoveries on international loans and the absence of credit card net credit losses in 2000.

Nonperforming assets totaled $271 million at Dec. 31, 2000, an increase of $112 million from $159 million at Dec. 31, 1999. This increase primarily resulted from the assignment of nonperforming status to commercial loans to a health care provider and its affiliated companies in the first quarter of 2000, and to a borrower in the building materials manufacturing industry in the fourth quarter of 2000. The Corporation’s ratio of nonperforming assets to total loans and net acquired property was 1.03% at Dec. 31, 2000, compared with .53% at Dec. 31, 1999.

The Corporation’s ratio of shareholders’ equity to assets was 8.24% at Dec. 31, 2000. The Tier I, Total and Leverage capital ratios were 7.23%, 11.74% and 7.11%, respectively, at Dec. 31, 2000.

1999 compared with 1998

The Corporation reported 1999 diluted earnings per common share of $1.85, an increase of 14% compared with diluted earnings per common share of $1.62 in 1998. Net income applicable to common stock was $963 million in 1999, an increase of 12% compared with $861 million in 1998.

Fee revenue increased to $3.100 billion, up $179 million from $2.921 billion in 1998. Excluding the 1999 divestitures of the credit card business, network services transaction processing unit and the mortgage banking businesses, the 1998 sale of merchant card processing, the 1998 Newton and Founders acquisitions and the elimination of fees from the electronic filing of income tax returns, total fee revenue increased 12% in 1999 compared with 1998. This increase was attributable to a 15% increase in trust and investment fee revenue. Net interest revenue, on a fully taxable equivalent basis, totaled $1.360 billion, down $60 million from $1.420 billion in 1998. The decrease primarily resulted from the divestitures of the credit card and mortgage banking businesses, as well as higher funding costs related to the repurchase of $1.068 billion of common stock.

Operating expense was $2.970 billion in 1999, up $36 million from $2.934 billion in 1998. Excluding the effect of divestitures and acquisitions and the $56 million of nonrecurring expense recorded in the second quarter of 1999, operating expense before net revenue from acquired property increased approximately 3% compared with 1998. The provision for credit losses was $45 million in 1999, down $15 million from 1998, primarily due to the divestiture of the credit card business. Net credit losses were $50 million in 1999, down $13 million compared with 1998, primarily resulting from lower credit card net credit losses following the divestiture partially offset by higher commercial and financial net credit losses. The Corporation’s effective tax rate, excluding the effect of the net gain on divestitures, and nonrecurring expenses, was 36.5% in 1999 compared with 35.1% in 1998.

Business sectors

							Global
	Wealth			Global Investment			Investment
(dollar amounts in	Management			Management			Services
millions, averages
in billions)	2000	1999	1998	2000	1999	1998	2000	1999	1998

Revenue:
Net interest revenue (expense) (a)	$125	$98	$82	$13	$(2)	$2	$86	$62	$50
Fee and other revenue	324	295	253	1,151	1,001	774	998	888	827

Total revenue	449	393	335	1,164	999	776	1,084	950	877
Credit quality expense (revenue)	1	(2)	1	—	—	—	—	—	—

Operating expense:
Intangible amortization	16	16	15	28	30	19	13	13	13
Other	233	217	191	722	632	484	813	740	696

Total operating expense (a)	249	233	206	750	662	503	826	753	709

Income (loss) before taxes and cumulative effect of accounting change	199	162	128	414	337	273	258	197	168
Income taxes (benefits)	76	63	50	167	140	114	97	80	70

Income (loss) before cumulative effect of accounting change	123	99	78	247	197	159	161	117	98
Cumulative effect of accounting change (b)	—	—	—	—	—	—	—	—	—

Net income (loss)	$123	$99	$78	$247	$197	$159	$161	$117	$98

Average assets	$2.9	$2.6	$1.8	$2.6	$2.0	$1.5	$1.9	$1.7	$1.4
Average common equity	$0.2	$0.2	$0.2	$0.6	$0.5	$0.4	$0.5	$0.5	$0.4
Average Tier I preferred equity	$0.1	$—	$—	$—	$—	$—	$—	$—	$—

Return on common equity	53%	52%	48%	44%	38%	37%	32%	24%	25%
Return on assets	NM	NM	NM	NM	NM	NM	NM	NM	NM
Pretax operating margin (a)	44%	41%	38%	36%	34%	35%	24%	21%	19%
Pretax operating margin (a)(c)	48%	45%	43%	38%	37%	38%	25%	22%	21%
Efficiency ratio (a)(c)	52%	55%	57%	62%	63%	62%	75%	78%	79%

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Regional			Specialized
	Consumer			Commercial
(dollar amounts in	Banking			Banking
millions, averages
in billions)	2000	1999	1998	2000	1999	1998

Revenue:
Net interest revenue (expense) (a)	$476	$472	$492	$411	$386	$353
Fee and other revenue	145	139	146	86	78	80

Total revenue	621	611	638	497	464	433
Credit quality expense (revenue)	13	11	10	17	15	5

Operating expense:
Intangible amortization	36	49	49	30	29	29
Other	349	363	379	215	208	200

Total operating expense (a)	385	412	428	245	237	229

Income (loss) before taxes and cumulative effect of accounting change	223	188	200	235	212	199
Income taxes (benefits)	83	70	75	90	81	76

Income (loss) before cumulative effect of accounting change	140	118	125	145	131	123
Cumulative effect of accounting change (b)	—	—	—	—	—	—

Net income (loss)	$140	$118	$125	$145	$131	$123

Average assets	$13.0	$12.8	$11.8	$11.9	$11.0	$9.5
Average common equity	$0.6	$0.6	$0.6	$0.7	$0.6	$0.5
Average Tier I preferred equity	$—	$—	$—	$0.1	$0.2	$0.1

Return on common equity	24%	20%	22%	22%	21%	22%
Return on assets	1.07%	0.92%	1.06%	1.22%	1.20%	1.29%
Pretax operating margin (a)	36%	31%	31%	47%	46%	46%
Pretax operating margin (a)(c)	42%	39%	39%	53%	52%	53%
Efficiency ratio (a)(c)	56%	59%	59%	43%	45%	46%

(a)	Amounts, margins and ratios were impacted by the fourth quarter 2000 reclassification of trust-preferred securities as an interest-bearing liability. The related expense was reclassified to interest expense from operating expense. Prior year amounts have been reclassified and margins and ratios have been recalculated.
(b)	The cumulative effect of an accounting change has not been allocated to any of the Corporation’s reportable sectors.
(c)	Excludes amortization of intangibles.
(d)	Includes $127 million in pre-tax net gains from divestitures for 1999.
(e)	Ratios exclude the impact of the net divestiture gains and nonrecurring expenses for 1999.
NM—Not meaningful.

      The Corporation’s business sectors reflect the Corporation’s organizational structure, the characteristics of its products and services, and the customer segments to which those products and services are delivered. Lines of business that offer similar or related products and services to common or similar customer segments have been combined into six core business sectors. In addition, the effect of Divestitures/ Exit Businesses has been displayed separately, as discussed further on page 13. The results of the Corporation’s core business sectors are presented and analyzed on an internal management reporting basis. Net interest revenue, fee and other revenue and income taxes differ from the amounts shown in the Consolidated Income Statement because amounts presented in Business Sectors are on a taxable equivalent basis. There is no intercompany profit or loss on intersector activity. In addition, the accounting policies of the business sectors are the same as those described in note 1 of the Notes to Financial Statements. Capital is allocated quarterly using the federal

Large
Corporate			Total Core			Divestitures/
Banking			Sectors			Exit Businesses				Other Activity

2000	1999	1998	2000	1999	1998	2000	1999		1998	2000	1999	1998

$275	$262	$255	$1,386	$1,278	$1,234	$90	$172		$257	$(138)	$(90)	$(71)
286	257	242	2,990	2,658	2,322	70	484	(d)	529	124	114	93

561	519	497	4,376	3,936	3,556	160	656		786	(14)	24	22
35	15	(2)	66	39	14	2	14		42	(21)	(22)	(2)

1	1	2	124	138	127	8	9		9	2	1	1
337	315	312	2,669	2,475	2,262	53	318		512	(7)	43	29

338	316	314	2,793	2,613	2,389	61	327		521	(5)	44	30

188	188	185	1,517	1,284	1,153	97	315		223	12	2	(6)
67	67	65	580	501	450	38	123		82	1	(12)	(32)

121	121	120	937	783	703	59	192		141	11	14	26
—	—	—	—	—	—	—	—		—	—	—	—

$121	$121	$120	$937	$783	$703	$59	$192		$141	$11	$14	$26

$7.1	$9.1	$10.3	$39.4	$39.2	$36.3	$5.8	$8.3		$10.4	$1.5	$1.7	$1.4
$0.8	$1.0	$1.0	$3.4	$3.4	$3.1	$0.3	$0.5		$0.6	$0.2	$0.4	$0.5
$0.3	$0.3	$0.3	$0.5	$0.5	$0.4	$—	$—		$0.1	$0.5	$0.5	$0.5

15%	13%	12%	28%	23%	23%	NM	NM		NM	NM	NM	NM
1.70%	1.33%	1.17%	2.38%	2.00%	1.93%	NM	NM		NM	NM	NM	NM
34%	36%	37%	35%	33%	32%	NM	NM		NM	NM	NM	NM
34%	36%	38%	38%	36%	36%	NM	NM		NM	NM	NM	NM
60%	61%	63%	61%	63%	64%	NM	NM		NM	NM	NM	NM

[Additional columns below]

[Continued from above table, first column(s) repeated]

Consolidated
Results

2000	1999		1998

$1,338	$1,360		$1,420
3,184	3,256		2,944

4,522	4,616		4,364
47	31		54

134	148		137
2,715	2,836		2,803

2,849	2,984		2,940

1,626	1,601		1,370
619	612		500

1,007	989		870
—	(26)		—

$1,007	$963		$870

$46.7	$49.2		$48.1
$3.9	$4.3		$4.2
$1.0	$1.0		$1.0

26%	22%		21%
2.15%	1.96%		1.81%
36%	34%	(e)	31%
39%	39%	(e)	35%
60%	62%	(e)	64%

regulatory guidelines, where applicable, as a basis, coupled with management’s judgment regarding the risks inherent in the individual lines of business. While external benchmarks are considered in the allocation process, the capital allocations may not be representative of the capital levels that would be required if these sectors were nonaffiliated business units.

      During 2000, the Corporation made several reclassifications from its Core Sectors to reflect exit and realignment strategies relating to certain businesses. In the second quarter of 2000, the Corporation realigned its jumbo residential mortgage origination business to focus primarily on existing private client relationships. The jumbo mortgage lending results, previously a part of Wealth Management, were reclassified to Divestitures/ Exit Businesses, a non-core business sector. In the fourth quarter of 2000, the Corporation reclassified the results of its consumer loan production offices, auto dealer financial services and purchased consumer loan portfolios from Regional Consumer Banking and the results of its large ticket leasing business from Specialized Commercial Banking to Divestitures/ Exit Businesses. Also, in the fourth quarter of 2000, the Corporation reclassified Mellon Ventures from Specialized Commercial Banking to Other Activity. In addition, during 2000, the Corporation changed the way business lines are assigned credit quality expense (revenue). Credit quality expense (revenue) represents net credit losses plus the net expense (revenue) from

Business sectors (continued)

acquired property. Previously, credit quality expense (revenue) represented the provision for credit losses plus the net expense (revenue) from acquired property. Differences between net credit losses and loan loss provision for the Core Sectors are now reported in Other Activity. Prior year results have been reclassified.

Summary	% of Core			% of Core Sector
	Sector Revenue			Income Before Taxes

	2000	1999	1998	2000	1999	1998

Growth Sectors	62%	60%	56%	57%	54%	49%

Return Sectors	38%	40%	44%	43%	46%	51%

Total Core Business Sectors	100%	100%	100%	100%	100%	100%

The Corporation manages its business sectors utilizing growth and return strategies. The sectors managed for growth include businesses which are predominantly fee-based in nature. The Corporation invests in these businesses for future growth. The sectors managed for return include the more slowly growing, traditional banking businesses. These sectors are managed to drive profitability and higher returns on equity, primarily focusing on improving productivity through re-engineering and effective capital management.

Following is a discussion of the Corporation’s business sectors. In the tables that follow, the income statement amounts and average allocated equity are presented in millions and the assets under management, administration or custody are period-end market values and are presented in billions.

Sectors Managed for Growth

2000 vs. 1999	Total Revenue	Operating Expense	Income Before
	Growth	Growth	Taxes Growth

Wealth Management	14%	7%	23%

Global Investment Management	17%	13%	23%

Global Investment Services	14%	10%	31%

Total Growth Sectors	15%	11%	25%

1999 vs. 1998	Total Revenue	Operating Expense	Income Before
	Growth	Growth	Taxes Growth

Wealth Management	17%	13%	27%

Global Investment Management	29%	31%	23%

Global Investment Services	8%	6%	18%

Total Growth Sectors	18%	16%	23%

The Corporation’s growth sectors continued to show strong growth in revenue and income before taxes in 2000. Revenue for the growth sectors grew 15% in 2000, while income before taxes grew 25%. The pre-tax operating margin, excluding the amortization of intangibles, for the growth sectors was 34% in 2000, compared with 32% in 1999.

Business sectors (continued)

Wealth Management

				Growth rates

				2000	1999
				vs.	vs.
	2000	1999	1998	1999	1998

Total revenue	$449	$393	$335	14%	17%

Total operating expense	$249	$233	$206	7%	13%

Income before taxes	$199	$162	$128	23%	27%

Return on common equity	53%	52%	48%

Pretax operating margin (a)	48%	45%	43%

Assets under management	$56	$56	$49	—%	15%

Assets under administration or custody	$33	$37	$38	(10)%	(1)%

(a)	Excludes amortization of intangibles.

Wealth Management includes private asset management services, private banking, and the results of Mellon United National Bank in Florida. Income before taxes was $199 million in 2000, up $37 million, or 23%, from 1999. This increase resulted from positive operating leverage as revenue increased 14%, while operating expense increased 7%. The revenue increase was due to higher private asset management fee revenue. Assets under management were $56 billion at Dec. 31, 2000, unchanged from Dec. 31, 1999. The operating expense increase reflected investments in staff and information systems to support business growth.

Global Investment Management

				Growth rates

				2000	1999
				vs.	vs.
	2000	1999	1998	1999	1998

Total revenue	$1,164	$999	$776	17%	29%

Total operating expense	$750	$662	$503	13%	31%

Income before taxes	$414	$337	$273	23%	23%

Return on common equity	44%	38%	37%

Pretax operating margin (a)	38%	37%	38%

Assets under management	$434	$399	$345	9%	16%

(a)	Excludes amortization of intangibles.

Global Investment Management includes mutual fund management, except those mutual funds managed by Mellon Private Asset Management, institutional asset management, and brokerage services. Income before taxes totaled $414 million in 2000, compared with $337 million in 1999, an increase of $77 million, or 23%. Revenue increased $165 million, or 17%, primarily due to higher mutual fund, institutional asset management, and brokerage fees, offset in part by higher staff and other expenses in support of business growth, as well as investments for growth initiatives, including those outside the United States. Assets under management increased to $434 billion at Dec. 31, 2000, up 9%, from $399 billion at Dec. 31, 1999, primarily due to net new business. Average proprietary equity mutual funds increased $10 billion, or 24%, in 2000 compared with 1999.

Business sectors (continued)

Global Investment Services

				Growth rates

				2000	1999
				vs.	vs.
	2000	1999	1998	1999	1998

Total revenue	$1,084	$950	$877	14%	8%

Total operating expense	$826	$753	$709	10%	6%

Income before taxes	$258	$197	$168	31%	18%

Return on common equity	32%	24%	25%

Pretax operating margin (a)	25%	22%	21%

Assets under management	$40	$33	$31	24%	5%

Assets under administration or custody	$2,234	$2,161	$1,865	3%	16%

(a)	Excludes amortization of intangibles

Global Investment Services includes institutional trust and custody, foreign exchange, securities lending, shareholder and securities transfer services, benefits consulting and administrative services for employee benefit plans, and back office outsourcing for investment managers. This sector also includes substantially all of the Corporation’s joint ventures. The results of joint ventures are reported under the equity method of accounting, which reports the Corporation’s share of the results of the joint ventures on a net basis, rather than reporting the revenues and expenses separately. As shown in the table on page 19, gross joint venture fee revenue net of equity income generated by all of the Corporation’s joint ventures increased $71 million, or 17%, in 2000 compared to 1999. Income before taxes totaled $258 million in 2000, compared with $197 million in 1999, an increase of $61 million, or 31%. The increase was attributable to a $134 million, or 14%, increase in total revenue primarily resulting from higher institutional trust administration and custody fees. Partially offsetting this increase was a $73 million, or 10% increase in total operating expenses. Assets under administration or custody for this sector exceeded $2.2 trillion at Dec. 31, 2000, an increase of 3% from Dec. 31, 1999.

Sectors Managed for Return

	Pretax Operating			Return on			Average
	Margin (a)			Common Equity			Allocated Equity

	2000	1999	1998	2000	1999	1998	2000	1999	1998

Regional Consumer Banking	42%	39%	39%	24%	20%	22%	$608	$644	$617

Specialized Commercial Banking	53%	52%	53%	22%	21%	22%	$820	$775	$667

Large Corporate Banking	34%	36%	38%	15%	13%	12%	$1,053	$1,233	$1,289

Total Return Sectors	42%	42%	42%	20%	17%	17%	$2,481	$2,652	$2,573

(a)	Excludes amortization of intangibles

The results for 2000 for the return sectors continue to demonstrate the Corporation’s strategy of driving profitability and higher returns on equity, primarily focusing on improving productivity through re-engineering and effective capital management. The Corporation aggressively manages capital levels in the return sectors. Average allocated equity decreased $171 million in 2000 and the return on common equity increased to 20%, up from 17% in 1999. The pretax operating margin in 2000 was 42%, unchanged from 1999. Net credit losses in the return sectors consumed $61 million, or 3.9%, of revenue in 2000, compared with $40 million, or 2.6%, in 1999.

Business sectors (continued)

Regional Consumer Banking

				Growth rates

				2000	1999
				vs.	vs.
	2000	1999	1998	1999	1998

Total revenue	$621	$611	$638	2%	(4)%

Total operating expense	$385	$412	$428	(6)%	(4)%

Income before taxes	$223	$188	$200	18%	(6)%

Return on common equity	24%	20%	22%

Pretax operating margin (a)	42%	39%	39%

(a)	Excludes amortization of intangibles

Regional Consumer Banking includes consumer lending and deposit products, direct banking, and sales of insurance products. Sales of investment products to retail financial services customers are reported in the Global Investment Management sector. Income before taxes totaled $223 million in 2000, an increase of $35 million, or 18%, compared with 1999. This increase reflects the benefits of productivity improvements as operating expense decreased 6% in 2000. Return on common equity improved to 24% in 2000, from 20% in 1999, and the pretax operating margin improved to 42% in 2000 compared with 39% in 1999.

Specialized Commercial Banking

				Growth rates

				2000	1999
				vs.	vs.
	2000	1999	1998	1999	1998

Total revenue	$497	$464	$433	7%	7%

Total operating expense	$245	$237	$229	3%	4%

Income before taxes	$235	$212	$199	11%	6%

Return on common equity	22%	21%	22%

Pretax operating margin (a)	53%	52%	53%

(a)	Excludes amortization of intangibles

Specialized Commercial Banking includes middle market lending, business banking, middle market and small ticket lease financing, commercial real estate lending, insurance premium financing, and asset-based lending. Income before taxes totaled $235 million in 2000, an increase of $23 million, or 11%, compared with 1999. Total revenue increased $33 million, or 7%, primarily due to higher net interest revenue generated on a higher level of interest-earning assets and higher gains on the sale of assets in middle market lending. Credit quality expense totaled $17 million in 2000, an increase of $2 million from 1999. Operating expense increased $8 million, or 3%, from 1999 to support business growth.

Business sectors (continued)

Strategic business review

As discussed on page 4, the Corporation is conducting a strategic business review of the Mellon Leasing Corporation businesses that serve mid-to-large corporations and vendors of small ticket equipment, along with Mellon Business Credit, which provides asset-based lending products. These business lines are included in the Specialized Commercial Banking sector. For 2000, these businesses generated total revenue of $115 million and income before tax of $41 million, after the amortization of goodwill of $15 million, with average loans totaling approximately $3 billion. Goodwill totaled $315 million at Dec. 31, 2000. Net credit losses for these businesses for 2000 totaled $13 million and nonperforming assets at Dec. 31, 2000 totaled $34 million. Excluding these business lines, the pretax operating margin, return on common equity and average allocated equity in 2000 for the Specialized Commercial Banking sector would have been 55%, 25% and $602 million, respectively. In addition, excluding these business lines, the proportion of the core sector revenue between the growth sectors and the return sectors for 2000 would have been 63% and 37%, respectively, and the proportion of core sector income before taxes would have been 59% and 41%, respectively. The contribution to earnings per share from the core business sectors for 2000, excluding these business lines, would have been $1.84, an increase of 27% compared to 1999.

Large Corporate Banking

				Growth rates

				2000	1999
				vs.	vs.
	2000	1999	1998	1999	1998

Total revenue	$561	$519	$497	8%	4%

Total operating expense	$338	$316	$314	7%	1%

Income before taxes	$188	$188	$185	—%	2%

Return on common equity	15%	13%	12%

Pretax operating margin (a)	34%	36%	38%

(a)	Excludes amortization of intangibles

Large Corporate Banking includes cash management, large corporate and mid-corporate relationship banking, corporate finance and derivative products, securities underwriting and trading, and international banking. Income before taxes was $188 million in 2000, unchanged from 1999. Revenue growth of $42 million, or 8%, was offset by a $20 million increase in credit quality expense and a 7% increase in operating expense. The revenue growth was driven by higher cash management revenue. The cash management business line’s revenue improved by $51 million, or 16%, in 2000 compared to 1999, and income before taxes improved by $24 million, or 33%, in 2000 compared to 1999.

Business sectors (continued)

Total Core Business Sectors

				Growth rates

				2000	1999
				vs.	vs.
	2000	1999	1998	1999	1998

Total revenue	$4,376	$3,936	$3,556	11%	11%

Total operating expense	$2,793	$2,613	$2,389	7%	9%

Income before taxes	$1,517	$1,284	$1,153	18%	11%

Return on common equity	28%	23%	23%

Pretax operating margin (a)	38%	36%	36%

(a)	Excludes amortization of intangibles

Income before taxes for the Core Sectors was $1.517 billion in 2000, an increase of $233 million, or 18%, compared with 1999. This increase resulted from positive operating leverage as revenues increased $440 million, or 11%, while operating expense increased $180 million, or 7%, and credit quality expense increased $27 million. The contribution to earnings per share from the Core Sectors increased 26% in 2000 over 1999.

Contribution to earnings per share from Total Core Business Sectors
				Growth rates

				2000	1999
				vs.	vs.
(in millions, except per share amounts)	2000	1999	1998	1999	1998

Net Income	$937	$783	$703	20%	11%

Contribution to EPS	$1.89	$1.50	$1.33	26%	13%

Divestitures/Exit Businesses

Divestitures/Exit Businesses include: large ticket leasing, the results of the consumer loan production offices, auto dealer financial services, and purchased consumer loan portfolios; the jumbo residential mortgage origination business and the results of the mutual fund administration service provided under a long-term contract with a third party that expired in May 2000. Results in 1999 and 1998 also include residential and commercial mortgage loan origination and servicing, credit card and network services transaction processing. In addition, results in 1999 include the gain on the sale of the seven Mellon Bank (MD), N.A., retail offices, and 1998 results include the merchant card processing business, including the $35 million gain from the sale of this business in December 1998, and the fee revenue from the electronic filing of income tax returns, which was discontinued at the end of 1998.

Other Activity

Other Activity primarily includes business activities that are not separate lines of business or have not been allocated, for management reporting purposes, to the core business sectors. During the fourth quarter of 2000, the Corporation reclassified the results of Mellon Ventures, the Corporation’s venture capital group, from Specialized Commercial Banking to Other Activity. Revenue of Other Activity reflects amounts not attributable to the operations of a particular business sector, and the net interest expense incurred to support the carrying value of the premises, equipment and other assets, including the Mellon Ventures investments.

The Other Activity sector’s income before taxes for 2000 was $12 million, compared with $2 million in 1999. Revenue primarily reflects earnings on capital above that required for the core sectors, gains from the sale of

Business sectors (continued)

assets and the gains/losses and carrying costs of Mellon Ventures activities. Mellon Ventures recorded a pretax loss of $1 million in 2000 compared with pretax income of $14 million in 1999. Credit quality revenue in 2000 primarily reflects loan recoveries from loans to lesser-developed countries while 1999 revenue is primarily gains from the sales of acquired property. Other operating expense includes various direct expenses for items not attributable to the operations of a business sector, a net credit for net corporate level (income) expense amounts allocated from Other Activity to the core business sectors, and the expenses of Mellon Ventures. Other operating expense for 1999 also includes $56 million of nonrecurring expenses related to a $30 million charitable contribution to the Mellon Financial Corporation Foundation and $26 million of expenses as part of the Mellon Third Century strategic initiatives. Average assets primarily include the investments of Mellon Ventures and assets of certain support areas not identified with the major business sectors. Average common and Tier I preferred equity represents capital in excess of that required for the core sectors, as well as capital required for the investments of Mellon Ventures.

1999 compared to 1998

Income before taxes for the Corporation’s core sectors was $1.284 billion in 1999, an increase of $131 million, or 11%, compared with 1998. This increase resulted from positive operating leverage as revenues increased $380 million, or 11%, while operating expense increased $224 million, or 9%, and credit quality expense increased $25 million. The increase in total revenue was primarily due to higher fee revenue resulting from business growth as well as the full-year impact in 1999 of both the April 1998 Founders and October 1998 Newton acquisitions. Total operating expense increased primarily due to business growth as well as from the acquisitions.

Income before taxes for Divestitures/Exit Businesses was $315 million in 1999 compared with $223 million in 1998. Fee and other revenue for 1999 includes a $127 million pre-tax net gain from divestitures. Fee and other revenue in 1998 included the $35 million gain on the sale of the merchant card processing business.

The Other Activity sector’s pre-tax income for 1999 was $2 million, compared with a loss of $6 million in 1998. Revenue for both 1999 and 1998 primarily reflects earnings on capital above that required for the core sectors, gains from the sale of assets and the gains/losses and carrying costs of Mellon Ventures activities. Credit quality revenue for 1999 and 1998 primarily includes gains on the sales of other real estate owned (OREO). Operating expense includes various nonrecurring charges for items not attributable to the operations of a business sector and the expenses of Mellon Ventures. Other operating expense for 1999 includes the $56 million of nonrecurring expenses previously discussed. Average assets primarily include assets of certain support areas not identified with the major business sectors, and the Mellon Ventures investments. Average common and Tier I preferred equity represents capital in excess of that required for the core sectors.

Geographic Information

Revenue from foreign domiciled customers was less than 10% of total revenue in 2000, and approximately 8% and 7% of total revenue in 1999 and 1998, respectively.

Noninterest revenue

(dollar amounts in millions, unless otherwise noted)	2000	1999	1998

Trust and investment fee revenue:

Investment management	$1,311	$1,165	$915

Administration and custody	658	597	566

Benefits consulting	250	250	223

Brokerage fees	76	62	44

Total trust and investment fee revenue	2,295	2,074	1,748

Cash management and deposit transaction charges	326	304	291

Foreign currency and securities trading revenue	178	173	165

Financing-related revenue	184	193	170

Equity investment revenue	78	63	48

Mortgage servicing fees	10	153	200

Credit card fees	—	18	92

Other	79	122	207

Total fee and other revenue	$3,150	$3,100	$2,921

Net gain from divestitures	—	127	—

Gains on the sales of securities	—	—	1

Total noninterest revenue	$3,150	$3,227	$2,922

Fee revenue as a percentage of net interest and fee revenue (FTE)	70%	70%	67%

Trust and investment fee revenue as a percentage of net interest and fee revenue (FTE)	51%	46%	40%

Assets under management at year end (in billions)	$530	$488	$425

Assets under administration or custody at year end (in billions)	$2,267	$2,198	$1,903

Note: In the first quarter of 2000, various items previously reported in other fee revenue were reclassified to mutual fund administration and custody revenue in trust and investment fee revenue; cash management and deposit transaction charges; financing-related revenue; and equity investment revenue. In addition, net interest revenue was impacted by the fourth quarter 2000 reclassification of trust-preferred securities expense to interest expense from operating expense. Prior period amounts have been reclassified and the percentages of fee revenue and trust and investment fee revenue to net interest and fee revenue have been recalculated. For analytical purposes, the term “fee revenue,” as utilized throughout this Financial Annual Report, is defined as total noninterest revenue less gains on the sales of securities and the net gain from divestitures.

Fee revenue

Fee revenue totaled $3.150 billion in 2000, up $50 million compared with $3.100 billion in 1999. Fee revenue was impacted by the 1999 divestitures of the credit card business, network services transaction processing unit and mortgage banking businesses, the May 2000 expiration of the long-term mutual fund administration contract with a third party and the December 2000 acquisition of the remaining 50% interest in Mellon Investor Services. Excluding these factors, fee revenue increased 10% compared with 1999, due to a 13% increase in trust and investment fees.

	2000	1999	1998
	over	over	over
Fee revenue growth	1999	1998	1997

Trust and investment fee revenue growth (a)	13% (b)	15%	13%

Total fee revenue growth (a)	10% (b)	12% (c)	12%

(a)	Excludes the effect of acquisitions and divestitures.

(b)	Also excludes the effect of the expiration of a long-term mutual fund administration contract with a third party.

(c)	Also excludes fees in 1998 from the discontinued service of electronic filing of income tax returns.

Noninterest revenue (continued)

Investment management fee revenue

(in millions)	2000	1999	1998

Managed mutual funds (a):

Equity funds	$341	$268	$180

Money market funds	181	170	147

Bond and fixed-income funds	122	136	134

Nonproprietary	37	28	17

Total managed mutual funds	681	602	478

Institutional	318	271	212

Private clients	312	292	225

Total investment management fee revenue	$1,311	$1,165	$915

(a)	Net of mutual fund fees waived and fund expense reimbursements of $33 million, $33 million and $40 million for 2000, 1999 and 1998, respectively.

Investment management fee revenue increased $146 million, or 13%, in 2000, compared with 1999. This increase resulted from a $79 million, or 13%, increase in mutual fund management revenue; a $47 million, or 17%, increase in institutional asset management revenue; and a $20 million, or 7%, increase in private client asset management revenue. These increases primarily resulted from net new business. In addition, the increase in institutional asset management revenue reflects a higher level of performance fees earned by investment managers as the investment performance of their products exceeded various benchmarks.

Mutual fund management fees are based upon the average net assets of each fund. The average assets of proprietary mutual funds managed in 2000 were $140 billion, up $14 billion, or 11%, from $126 billion in 1999. This increase primarily resulted from increases in average net assets of equity funds. Proprietary equity funds averaged $56 billion in 2000, an increase of $10 billion, or 24%, compared with $46 billion in 1999.

As shown in the table below, the market value of assets under management was $530 billion at Dec. 31, 2000, a $42 billion, or 9%, increase from $488 billion at Dec. 31, 1999. This increase was primarily due to net new business, partially offset by a decline in the equity markets. The equity markets, as measured by the Standard and Poor’s 500 Index, decreased 10.1% in 2000, while a key bond market benchmark, the Lehman Brothers Long-Term Government Bond Index, increased 20.1%. At Dec. 31, 2000, the market values of these assets managed by the Corporation were comprised as follows: approximately 50% equities; approximately 15% fixed income; approximately 20% money market; approximately 10% overlay and global fixed-income products; and approximately 5% securities lending cash collateral.

Market value of assets under management at year end
(in billions)	2000	1999	1998

Mutual funds managed:

Equity funds	$54	$54	$40

Money market funds	68	59	57

Bond and fixed-income funds	21	21	23

Nonproprietary	31	30	21

Total mutual funds managed	174	164	141

Institutional (a)	302	269	237

Private clients	54	55	47

Total market value of assets under management	$530	$488	$425

(a)	Includes assets managed at Pareto Partners of $29 billion at Dec. 31, 2000; $32 billion at Dec. 31, 1999; and $24 billion at Dec. 31, 1998. The Corporation has a 30% equity interest in Pareto Partners.

Noninterest revenue (continued)

At Dec. 31, 2000, the combined market values of $31 billion of nonproprietary mutual funds and $302 billion of institutional assets managed, by asset type, were as follows: equities, $117 billion; balanced, $45 billion; fixed income, $46 billion; money market, $84 billion; and $41 billion in overlay and global fixed-income products, primarily at Pareto Partners, for a total of $333 billion.

Administration and custody fee revenue

(in millions)	2000	1999	1998

Institutional trust	$511	$396	$388

Mutual funds	125	182	159

Private clients	22	19	19

Total administration and custody fee revenue	$658	$597	$566

As shown in the table above, administration and custody fee revenue increased $61 million, or 10%, in 2000, compared with 1999. Institutional trust and custody revenue increased $115 million, or 29%, in full-year 2000 compared with full-year 1999, primarily resulting from net new business and a $22 million increase in securities lending revenue. Following the December 2000 acquisition of the remaining 50% interest in Mellon Investor Services, the gross fee revenue from this business began to be included in institutional trust and custody revenue. Prior to the acquisition, the results had been accounted for under the equity method of accounting. Mellon Investor Services generated approximately $240 million of fee revenue in the full year 2000.

The results of joint ventures are accounted for under the equity method of accounting, which reports the Corporation’s share of the results of the joint ventures on a net basis, rather than reporting the revenues and expenses separately. The table below shows institutional trust and custody fee revenue, including the gross revenue generated by the Corporation’s joint ventures that provide such services. Including the institutional trust and custody gross revenue generated by joint ventures, institutional trust and custody revenue increased $169 million, or 24%, compared with 1999.

Institutional trust and custody fee revenue
(in millions)	2000	1999	1998

Total institutional trust and custody fee revenue —as reported	$511	$396	$388

Adjustment to reflect gross joint venture revenue	371	317	183

Adjusted institutional trust and custody fee revenue	$882	$713	$571

The $57 million, or 31%, decrease in mutual fund administration and custody fee revenue in 2000, compared with 1999, was primarily due to the May 2000 expiration of the long-term mutual fund administration contract with a third party. Fees from this contract in 2000 totaled $37 million pre-tax, or approximately $.045 per common share, through May 2000, compared with $87 million pre-tax, or approximately $.11 per common share in 1999.

Noninterest revenue (continued)

The market value of assets under administration or custody, shown in the table below, was $2,267 billion at Dec. 31, 2000, an increase of $69 billion, or 3%, compared with $2,198 billion at Dec. 31, 1999.

Market value of assets under administration or custody at year end
(in billions)	2000	1999	1998

Institutional trust (a)(b)	$2,118	$2,074	$1,803

Mutual funds	116	87	62

Private clients	33	37	38

Total market value of assets under administration or custody	$2,267	$2,198	$1,903

(a)	Includes $323 billion of assets at Dec. 31, 2000, $324 billion of assets at Dec. 31, 1999, and $244 billion of assets at Dec. 31, 1998, administered by CIBC Mellon Global Securities Services, a joint venture.

(b)	Assets administered by the Corporation under ABN AMRO Mellon, a strategic alliance of the Corporation and ABN AMRO that was formed in 1999, included in the table above, were $95 billion at Dec. 31, 2000 and $58 billion at Dec. 31, 1999.

Benefits consulting

Benefits consulting fees generated by Buck Consultants were unchanged in 2000 compared with 1999. The level of benefits consulting fees in 2000 was negatively impacted by the contribution of pre-existing business to joint ventures.

Brokerage fees

The $14 million, or 22%, increase in brokerage fees in 2000 compared with 1999 primarily resulted from higher trading volumes in the volatile equities markets in 2000. Dreyfus Brokerage Services, Inc. averaged approximately 13,000 trades per day in 2000, compared with approximately 10,000 trades per day in 1999. Trading volumes were lower in the second half of 2000, averaging approximately 11,000 trades per day.

Cash management and deposit transaction charges

The Corporation is a major national provider of a number of cash management services, including remittance processing, collections and disbursements, check processing and electronic services to assist corporate clients in the management of their accounts receivable, accounts payable and treasury management functions. The $22 million, or 7%, increase in cash management and deposit transaction charges in 2000, compared with 1999, primarily resulted from higher volumes of cash management business, particularly in electronic services. Cash management fees do not include revenue from customers holding compensating balances on deposit in lieu of paying cash fees. The earnings on the compensating balances are recognized in net interest revenue.

Foreign currency and securities trading revenue

The $5 million, or 3%, increase in foreign currency and securities trading revenue in 2000, compared with 1999, was primarily related to higher securities trading revenue.

Noninterest revenue (continued)

Financing-related and equity investment revenue

Financing-related and equity investment revenue totaled $262 million in 2000, compared with $256 million in 1999. Financing-related revenue, which primarily includes loan commitment fees; letters of credit and acceptance fees; loan securitization revenue; gains or losses on loan securitizations and sales; and gains or losses on lease residuals, decreased $9 million in 2000 compared with 1999, primarily due to lower gains on securitizations, loan sales and lease residuals. Equity investment revenue, which includes realized and unrealized gains and losses on venture capital investments, increased $15 million in 2000 compared with 1999, primarily due to higher gains on the sale of non-venture capital equity securities.

Mortgage servicing and credit card fees

The $10 million of mortgage servicing fees in 2000 relates to the servicing of jumbo mortgages retained by the Corporation following the divestitures of the mortgage banking businesses that were completed by Sept. 30, 1999. The absence of credit card fee revenue in 2000 resulted from the March 1999 divestiture of the credit card business.

Other revenue

Other revenue was $79 million in 2000, a decrease of $43 million compared with 1999. This decrease primarily related to the June 1999 divestiture of the network services transaction processing unit, which generated approximately $30 million of fee revenue in 1999.

Fee and other revenue including gross joint venture fee revenue

As previously discussed, the Corporation accounts for its interests in joint ventures under the equity method of accounting, with the net results recorded primarily as trust and investment fee revenue. The gross joint venture fee revenue is not included in the reported fee revenue. Approximately 45% of the trust and investment gross joint venture fee revenue for 2000 presented in the table below is attributable to Mellon Investor Services. Following the December 2000 acquisition of the remaining 50% interest in the joint venture, this gross revenue began to be included in reported fee revenue. See “Significant financial events in 2000” on page 3 for a further discussion of this acquisition. The table below presents the components of total fee and other revenue, including gross joint venture revenue.

(in millions)	2000		1999	1998

Trust and investment fee revenue	$2,760		$2,483	$1,994

Foreign currency and securities trading revenue	203		183	176

Non-impacted components of fee and other revenue	677		853	1,008

Total fee and other revenue including gross joint venture fee revenue	3,640		3,519	3,178

Less: Trust and investment gross joint venture fee revenue (a)	(465	)(b)	(409)	(246)

Foreign currency and securities trading gross joint venture fee revenue	(25)		(10)	(11)

Total gross joint venture fee revenue (c)	(490)		(419)	(257)

Total fee and other revenue as reported	$3,150		$3,100	$2,921

(a)	Amounts reported in this table exceed the amounts reported in the table on page 17 because in addition to the institutional trust and custody joint venture revenue shown on page 17, this table also includes revenue from joint ventures that provide investment management and benefits consulting services.

(b)	The 2000 amount includes only 11 months of gross revenue from Mellon Investor Services, as the Corporation purchased the remaining 50% interest in this joint venture on Dec. 1, 2000.

(c)	The gross joint venture fee revenue presented above is shown net of the equity income earned from the joint ventures.

Noninterest revenue (continued)

Net gain from divestitures

The Corporation recorded a $127 million pre-tax net gain from the divestitures and sales in 1999. The after-tax net gain totaled $77 million, or $.15 per common share. The net gain primarily resulted from gains on the divestitures of the credit card business and the network services transaction processing unit, as well as a gain on the sale of seven Mellon (MD), N.A., retail offices. These gains were partially offset by losses on the divestitures of the residential and commercial mortgage servicing businesses.

1999 compared with 1998

Fee revenue increased to $3.100 billion in 1999, up $179 million from $2.921 billion in 1998. Excluding the 1999 divestitures of the credit card business, network services transaction processing unit and the mortgage banking businesses; the 1998 sale of merchant card processing; the 1998 Newton and Founders acquisitions; and the elimination of fees from the electronic filing of income tax returns, total fee revenue increased 12% in 1999 compared with 1998. This increase was attributable to a 15% increase in trust and investment fees.

Net interest revenue

Net interest revenue includes the interest spread on interest-earning assets, loan fees, cash receipts and interest reversals on nonperforming loans, and revenue or expense on off-balance-sheet instruments used for interest rate risk management purposes. Net interest revenue on a fully taxable equivalent basis totaled $1.338 billion in 2000, down $22 million from $1.360 billion in the prior year. The net interest margin was 3.64% in 2000, up 14 basis points compared with 3.50% in 1999.

The decrease in net interest revenue in 2000, compared with the prior year, primarily resulted from the divestitures of the credit card and mortgage banking businesses, as well as higher funding costs related to the repurchase of $737 million of common stock, partially offset by the positive impact of interest-free funds, including the impact of compensating deposits held in lieu of customers paying cash management fees. Average interest-earning assets were $2.2 billion lower in 2000 compared with 1999, as average loans decreased by $2.4 billion. Excluding the net interest revenue generated by the divested businesses, net interest revenue increased 1% compared with 1999. The increase in the net interest margin in 2000 was due in part to a higher-yielding loan portfolio.

1999 compared with 1998

Net interest revenue on a fully taxable equivalent basis totaled $1.360 billion in 1999, a decrease of $60 million from $1.420 billion in 1998, while the net interest margin decreased by 25 basis points to 3.50% in 1999. The decrease in net interest revenue in 1999, compared with the prior year, primarily resulted from the divestitures of the credit card and mortgage banking businesses, as well as higher funding costs related to the repurchase of $1.068 billion of common stock. Partially offsetting these factors were a higher level of interest-earning assets and a higher level of compensating deposit balances held in lieu of customers paying cash management fees. Excluding the net interest revenue generated by the divested businesses, net interest revenue increased 1% compared with 1998. The decrease in the net interest margin was due, in part, to a lower-yielding loan portfolio following the divestiture of the higher-yielding credit card business.

Net interest revenue (continued)

CONSOLIDATED BALANCE SHEET —AVERAGE BALANCES AND INTEREST YIELDS/RATES

		2000

(dollar amounts in millions)		Average balance	Interest	Average yields/ rates

Assets	Interest-earning assets:
	Interest-bearing deposits with banks	$1,054	$60	5.68%
	Federal funds sold and securities under resale agreements	964	62	6.42
	Other money market investments	91	5	5.33
	Trading account securities	310	19	6.01
	Securities:
	U.S. Treasury and agency securities (a)	6,273	411	6.55
	Obligations of states and political subdivisions (a)	149	9	6.27
	Other (a)	87	7	8.36
	Loans, net of unearned discount (a)	27,873	2,266	8.13

	Total interest-earning assets	36,801	$2,839	7.72
	Cash and due from banks	3,132
	Premises and equipment	591
	Customers’ acceptance liability	83
	Net acquired property	19
	Other assets (a)	6,695
	Reserve for credit losses	(405)

	Total assets	$46,916

Liabilities and	Interest-bearing liabilities:
shareholders’	Deposits in domestic offices:
equity	Demand	$431	$20	4.78%
	Money market and other savings accounts	12,550	420	3.34
	Retail savings certificates	6,542	337	5.15
	Other time deposits	1,105	61	5.54
	Deposits in foreign offices	3,014	149	4.93

	Total interest-bearing deposits	23,642	987	4.18
	Federal funds purchased and securities under repurchase agreements	1,696	104	6.13
	Short-term bank notes	386	24	6.23
	U.S. Treasury tax and loan demand notes	363	22	5.98
	Term federal funds purchased	131	8	6.09
	Commercial paper	127	8	6.34
	Other funds borrowed	486	32	6.65
	Notes and debentures (with original maturities over one year)	3,478	237	6.83
	Trust-preferred securities (b)	991	79	7.93

	Total interest-bearing liabilities (b)	31,300	$1,501	4.80
	Total noninterest-bearing deposits	8,822
	Acceptances outstanding	83
	Other liabilities (a)	2,695

	Total liabilities (b)	42,900
	Shareholders’ equity (a)	4,016

	Total liabilities and shareholders’ equity	$46,916

Rates	Yield on total interest-earning assets			7.72%
	Cost of funds supporting interest-earning assets (b)			4.08

	Net interest income/margin:
	Taxable equivalent basis (b)		$1,338	3.64%
	Without taxable equivalent increments (b)		1,328	3.61

(a)	Amounts and yields exclude adjustments to fair value and the related deferred tax effect required by FAS No. 115.

(b)	Amounts, rates and margins were impacted by the 2000 reclassification of trust-preferred securities as an interest-bearing liability. The related expense was reclassified to interest expense from operating expense. Prior year amounts have been reclassified and rates have been recalculated.

Note: Interest and average yields/rates were calculated on a taxable equivalent basis, at tax rates approximating 35%, using dollar amounts in thousands and actual number of days in the years, and are before the effect of reserve requirements. Loan fees, as well as nonaccrual loans and their related income effect, have been included in the calculation of average yields/rates.

1999			1998			1997			1996
		Average			Average			Average			Average
Average		yields/	Average		yields/	Average		yields/	Average		yields/
balance	Interest	rates	balance	Interest	rates	balance	Interest	rates	balance	Interest	rates

$803	$39	4.81%	$649	$33	5.19%	$518	$26	5.06%	$678	$36	5.31%

754	41	5.39	786	49	6.22	560	30	5.29	561	30	5.41

61	3	4.47	109	6	5.35	108	6	5.41	142	7	5.00

370	19	5.29	251	16	6.24	175	9	5.54	146	8	5.46

6,361	408	6.41	5,473	365	6.67	5,440	367	6.75	5,999	392	6.54

117	7	6.24	54	4	7.31	38	3	7.77	39	3	8.53

90	7	7.75	120	8	6.89	108	8	6.87	153	12	7.67

30,319	2,244	7.40	30,399	2,419	7.96	27,816	2,275	8.18	27,250	2,261	8.30

38,875	$2,768	7.12	37,841	$2,900	7.67	34,763	$2,724	7.83	34,968	$2,749	7.86

3,051			3,195			2,844			2,782

561			565			587			560

123			120			271			252

26			54			68			73

7,034			6,724			4,905			3,865

(434)			(498)			(512)			(472)

$49,236			$48,001			$42,926			$42,028

$428	$12	2.92%	$344	$7	1.95%	$232	$4	1.90%	$830	$15	1.80%

12,471	357	2.86	11,149	324	2.91	10,046	286	2.84	9,935	280	2.82

6,690	305	4.56	7,587	376	4.96	7,166	358	5.00	6,529	318	4.88

1,263	64	5.10	2,109	117	5.56	1,787	101	5.65	1,766	96	5.42

3,052	133	4.35	2,760	136	4.93	2,641	129	4.88	3,766	194	5.14

23,904	871	3.64	23,949	960	4.01	21,872	878	4.02	22,826	903	3.95

2,121	102	4.79	2,207	123	5.56	1,390	77	5.51	1,765	94	5.32

815	44	5.34	295	16	5.64	144	8	5.83	502	29	5.84

511	24	4.74	604	31	5.15	468	25	5.33	286	15	5.17

427	22	5.24	365	21	5.69	599	34	5.71	675	38	5.58

128	7	5.39	234	13	5.44	69	4	5.41	217	12	5.42

422	34	7.97	363	33	9.08	423	34	8.09	279	27	9.89

3,424	225	6.59	2,992	204	6.84	2,712	189	6.97	2,038	143	7.04

991	79	7.93	991	79	7.93	990	78	7.91	32	3	7.96

32,743	$1,408	4.30	32,000	$1,480	4.63	28,667	$1,327	4.63	28,620	$1,264	4.42

9,454			9,597			8,587			8,012

123			120			271			252

2,573			2,139			1,711			1,319

44,893			43,856			39,236			38,203

4,343			4,145			3,690			3,825

$49,236			$48,001			$42,926			$42,028

		7.12%			7.67%			7.83%			7.86%

		3.62			3.92			3.81			3.61

	$1,360	3.50%		$1,420	3.75%		$1,397	4.02%		$1,485	4.25%

	1,351	3.48		1,412	3.73		1,389	3.99		1,475	4.22

Operating expense

(dollar amounts in millions)	2000	1999	1998

Staff expense	$1,595	$1,559	$1,456

Professional, legal and other purchased services	286	280	297

Net occupancy expense	241	243	237

Equipment expense	150	186	181

Business development	142	161	149

Amortization of goodwill	115	118	107

Amortization of other intangible assets	19	30	30

Amortization of mortgage servicing assets and purchased credit card relationships	5	113	179

Communications expense	88	112	107

Net expense (revenue) from acquired property	2	(14)	(6)

Other expense	208	182	197

Total operating expense (a)	$2,851	$2,970	$2,934

Efficiency ratio (a)(b)	63%	66%	67%

Efficiency ratio excluding amortization of goodwill and other intangible assets (a)	60	62	64

Average full-time equivalent staff	25,800	28,000	28,300

(a)	In the fourth quarter of 2000, the trust-preferred securities were reclassified as an interest-bearing liability. The related expense was reclassified to interest expense from operating expense. Prior period amounts have been reclassified and efficiency ratios have been recalculated.

(b)	Operating expense before net expense (revenue) from acquired property and second quarter 1999 nonrecurring expenses, as a percentage of revenue, computed on a taxable equivalent basis, excluding the net gain on divestitures and gains on the sales of securities.

Operating expense totaled $2.851 billion in 2000, a decrease of $119 million compared with $2.970 billion in 1999. The comparison of expenses in 2000 to 1999 was impacted by the 1999 credit card, network services transaction processing unit and mortgage banking divestitures; the $56 million of nonrecurring expenses recorded in the second quarter of 1999; and the December 2000 acquisition of the remaining 50% interest in the Mellon Investor Services joint venture. The nonrecurring expenses included a $30 million charitable contribution to the Mellon Financial Corporation Foundation, classified as business development expense in the table above, and $26 million of expenses in connection with replacing obsolete computer equipment and closing facilities as part of Mellon’s Third Century strategic initiatives. The Third Century expenses were recorded as $21 million of equipment expense and $5 million of net occupancy expense in the table above. Excluding the effect of acquisitions, divestitures and nonrecurring expenses, operating expense increased 5% in 2000 compared with 1999, primarily due to higher staff expense. The increase in staff expense resulted, in part, from higher incentive expense in business lines with strong revenue growth.

	2000	1999	1998
	over	over	over
Operating expense growth	1999	1998	1997

Operating expense growth (a)	5%	3%	3% (b)

(a)	Excluding the impact of acquisitions and divestitures and the effect of the 1999 nonrecurring expenses, and before the net expense (revenue) from acquired property.

(b)	Also excludes the increase in the amortization of mortgage servicing assets and purchased credit card relationships.

Operating expense (continued)

1999 compared with 1998

Operating expense totaled $2.970 billion in 1999, up $36 million from $2.934 billion in 1998. Expenses for 1999 were impacted by the 1999 credit card, network services and mortgage banking divestitures; the nonrecurring expenses; the 1998 sale of merchant card processing business; and the full-year effect of the 1998 Newton and Founders acquisitions. Excluding the effect of the acquisitions, divestitures and nonrecurring expenses, operating expense increased 3% in 1999, compared with 1998.

Income taxes

The provision for income taxes totaled $575 million in 2000, compared with $574 million in 1999 and $470 million in 1998. The Corporation’s effective tax rate for 2000 was 36.4%, compared with 36.5% for 1999, excluding the effect of the net gain from divestitures, and nonrecurring expenses, and 35.1% for 1998. It is currently anticipated that the effective tax rate will be approximately 36% in 2001.

Capital

Selected capital data at year end
(dollar amounts in millions, except per share amounts)	2000	1999	1998

Total shareholders’ equity	$4,152	$4,016	$4,521

Total shareholders’ equity to assets ratio	8.24%	8.38%	8.90%

Tangible shareholders’ equity (a)	$2,535	$2,288	$2,641

Tangible shareholders’ equity to assets ratio (b)	5.21%	4.96%	5.41%

Tier I capital ratio	7.23%	6.60%	6.53%

Total (Tier I plus Tier II) capital ratio	11.74%	10.76%	10.80%

Leverage capital ratio	7.11%	6.72%	6.73%

Book value per common share	$8.53	$8.02	$8.63

Tangible book value per common share	$5.21	$4.57	$5.04

Closing common stock price	$49.19	$34.06	$34.38

Market capitalization	$23,941	$17,052	$18,007

Common shares outstanding (000)	486,739	500,623	523,846

(a)	Includes $89 million, $67 million, and $60 million, respectively, of minority interest, primarily related to Newton. In addition, includes $334 million, $345 million and $373 million, respectively, of tax benefits related to tax deductible goodwill and other intangibles.

(b)	Shareholders’ equity plus minority interest and less goodwill and other intangibles recorded in connection with purchase acquisitions divided by total assets less goodwill and other intangibles recorded in connection with purchase acquisitions. The amount of goodwill and other intangibles subtracted from shareholders’ equity and total assets is net of any tax benefit.

The Corporation’s capital management objectives are to maintain a strong capital base, in excess of all regulatory guidelines, while also maximizing shareholder value. The Corporation’s capital ratios reflected the positive impact of earnings retention after common dividend payments, offset primarily by the effect of common stock repurchases and by higher asset levels at Dec. 31, 2000. The Corporation’s balance sheet increased by approximately $2.4 billion in 2000 due in large part to customer driven liquidity in excess of typical levels, which impacted the period-end capital ratios. The Corporation’s liquid assets increased approximately $5.5 billion in 2000, while loans decreased approximately $3.9 billion in the same period.

Capital (continued)

The Corporation repurchased 21.1 million shares of its common stock in 2000, prior to any reissuances, or 4.2% of its common shares outstanding at the beginning of the year. The repurchase of 14.8 million of those shares completed a share repurchase program authorized by the board of directors in September 1999. In May 2000, the board of directors authorized an additional repurchase program of up to 25 million shares of common stock. At year end 2000, there were approximately 18.6 million shares available for repurchase under this program. Any such repurchases will be used for general corporate purposes. Since the beginning of 1995, the Corporation, through share repurchases, has reduced common shares outstanding by 17%, net of shares reissued primarily for employee benefit plan purposes.

Common shares outstanding
(in millions)	2000	1999

Beginning shares outstanding	500.6	523.8

Shares issued primarily for stock-based benefit plans and dividend reinvestment plan	7.2	7.0

Shares repurchased (a)	(21.1)	(30.2)

Ending shares outstanding	486.7	500.6

(a)	Purchased at average share prices of $34.87 in 2000 and $35.33 in 1999. The combined average share price paid in both years was $35.14 per share.

Regulatory capital

The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial results. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of the Corporation’s and its banking subsidiaries’ assets, liabilities and certain off-balance-sheet items, as calculated under regulatory accounting practices. The capital amounts and classification also are subject to qualitative judgments by the regulators about components, risk weightings and other factors.

For a banking institution to qualify as well capitalized, its Tier I, Total and Leverage capital ratios must be at least 6%, 10% and 5%, respectively. All of the Corporation’s banking subsidiaries qualified as well capitalized at Dec. 31, 2000 and 1999. The Corporation intends to maintain the ratios of its banking subsidiaries above the well-capitalized levels. By maintaining ratios above the regulatory well-capitalized guidelines, the Corporation’s banking subsidiaries receive the benefit of lower FDIC deposit insurance assessments.

In January 2001, the banking regulators proposed new regulatory capital requirements for banks, bank holding companies and financial holding companies holding equity investments in nonfinancial companies and/or holding equity investments made under the new merchant banking authority granted by the Gramm-Leach-Bliley Act. In general, the proposed rules will require that certain percentages, ranging from 8% to 25%, of an institution’s equity investments be deducted from Tier I capital. The capital charges increase in steps as the level of an institution’s overall exposure to equity investment activities in nonfinancial companies increases relative to the institution’s level of Tier I capital. The rules, as currently proposed, would have an immaterial impact on the Corporation’s regulatory capital ratios.

Capital (continued)

Risk-based and leverage capital ratios at year end
(dollar amounts in millions)	2000	1999

Tier I capital:

Common shareholders’ equity (a)	$4,151	$4,135

Trust-preferred securities	992	991

Minority interest	89	67

Goodwill and certain other intangibles	(2,025)	(2,116)

Other	(7)	(3)

Total Tier I capital	3,200	3,074

Tier II capital	1,994	1,939

Total qualifying capital	$5,194	$5,013

Risk-adjusted assets:

On-balance-sheet	$31,026	$32,306

Off-balance-sheet	13,221	14,266

Total risk-adjusted assets	$44,247	$46,572

Average assets —leverage capital basis	$44,996	$45,730

Tier I capital ratio (b)	7.23%	6.60%

Total capital ratio (b)	11.74	10.76

Leverage capital ratio (b)(c)	7.11	6.72

(a)	In accordance with regulatory guidelines, the $1 million of unrealized gains at Dec. 31, 2000, and $119 million of unrealized losses at Dec. 31, 1999, net of tax, on assets classified as available for sale have been excluded.

(b)	The required minimum Tier I, Total and Leverage capital ratios for a bank holding company are 4%, 8% and 3%, respectively.

(c)	Tier I capital to average total assets (as defined for regulatory purposes), net of the loan loss reserve, goodwill and certain other intangibles.

Risk-based and leverage capital ratios for largest banking subsidiaries at year end

			Mellon		Boston Safe
	Minimum	Well-	Bank, N.A.		Deposit and Trust
	capital	capitalized
(dollar amounts in millions)	ratios (a)	ratios (a)	2000	1999	2000	1999

Amount:

Tier I capital			$2,889	$2,957	$347	$276

Total qualifying capital			4,285	4,486	378	308

Risk-adjusted assets			37,348	40,087	2,914	2,821

Average assets-leverage capital basis			37,681	38,542	5,713	4,682

Ratios:

Tier I capital ratio	4%	6%	7.74%	7.38%	11.90%	9.77%

Total capital ratio	8	10	11.47	11.19	12.98	10.91

Leverage capital ratio	3	5	7.67	7.67	6.07	5.89

(a)	As defined by the Federal Reserve Board and the Comptroller of the Currency.

Capital (continued)

Acquisition-related intangibles

When computing Tier I capital, the Corporation deducts all goodwill and certain other identified intangibles acquired subsequent to Feb. 19, 1992, except mortgage servicing assets and purchased credit card relationships.

Acquisition-related intangibles at year end
(in millions)	2000		1999	1998

Goodwill	$1,993		$2,077	$2,221

Purchased core deposit and other identified intangibles	47		63	92

Total acquisition-related intangibles	$2,040	(a)	$2,140	$2,313

(a)	At Dec. 31, 2000, $933 million is tax deductible and $1.107 billion is non-tax deductible.

The $100 million decrease in acquisition-related intangibles from Dec. 31, 1999, primarily resulted from recording amortization expense of $134 million partially offset by the effect of divestitures and acquisitions, most notably the fourth quarter 2000 acquisition of the remaining 50% interest in the Mellon Investor Services joint venture. Based upon the current level of acquisition-related intangibles and the amortization schedule, the annual amortization for the years 2001 through 2005 is expected to be approximately $129 million, $124 million, $120 million, $119 million and $116 million, respectively. For the year 2001, using common shares and equivalents outstanding at Dec. 31, 2000, the after-tax impact of the annual amortization is expected to be approximately $110 million, or $.22 per share, of which approximately $.20 per share relates to the amortization of goodwill. The after-tax impact of the annual amortization for the years 2002 through 2005 is expected to be approximately $105 million, $103 million, $101 million and $99 million, respectively, all of which except for approximately $5 million per year relates to the amortization of goodwill.

The Financial Accounting Standards Board has recently discussed the possibility of requiring a periodic test for impairment of goodwill instead of the current requirement of amortizing goodwill over an estimated useful life. Excluding the after-tax impact of the amortization of goodwill, diluted earnings per common share would have been $.20 per share higher in 2000 and $.19 per share higher in 1999.

Mortgage servicing assets and purchased credit card relationships

Mortgage servicing assets and purchased credit card relationships at year end
(in millions)	2000	1999	1998

Mortgage servicing assets:

Residential	$24	$16	$1,046

Commercial	—	—	69

Total mortgage servicing assets	24	16	1,115

Purchased credit card relationships	—	—	17

Total mortgage servicing assets and purchased credit card relationships	$24	$16	$1,132

Mortgage servicing assets at Dec. 31, 2000, and Dec. 31, 1999, relate to the retained servicing rights on jumbo residential mortgages that were not part of the mortgage banking divestitures.

The Corporation capitalized $13 million of jumbo residential mortgage servicing assets in 2000, compared with $8 million in 1999. These capitalized mortgage servicing assets were partially offset by amortization. Mortgage servicing assets are amortized in proportion to estimated net servicing income over the estimated life of the servicing portfolio. Net amortization expense totaled $5 million in 2000, compared with $112 million

Capital (continued)

and $173 million in 1999 and 1998, respectively. The estimated fair value of capitalized mortgage servicing assets was $33 million and $17 million at Dec. 31, 2000, and Dec. 31, 1999, respectively. See note 1 of Notes to Financial Statements for a further discussion of the Corporation’s accounting policy for mortgage servicing assets.

CORPORATE RISK

Risk overview

Risk identification and management are essential elements for the successful management of the Corporation. The four primary risk exposures are liquidity risk; market risk, which includes interest rate and currency risk; credit risk; and fiduciary risk. Liquidity risk is the possibility that the Corporation will not be able to fund present and future financial obligations. Market risk is the possibility of lower net interest revenue or lower market values of assets and liabilities as interest rates or exchange rates fluctuate. Credit risk is the possibility of loss from a counterparty’s failure to perform according to the terms of a transaction. Fiduciary risk is the possibility of loss from actions taken on behalf of clients. In addition, the Corporation is subject to other risks, particularly in its fee-generating businesses, that are transaction oriented. The Corporation controls and monitors these risks with policies, procedures and various levels of managerial oversight. Because of the nature of its businesses, external factors beyond the Corporation’s control may, at times, result in losses to the Corporation or its customers.

The Corporation is involved with various financial instruments that potentially present risk. These instruments are both on and off the balance sheet. On-balance-sheet instruments include securities, loans, deposits and borrowings. Off-balance-sheet instruments include loan commitments, standby letters of credit, interest rate floors, interest rate swaps, foreign exchange contracts and interest rate futures and forwards.

Liquidity and dividends

The Finance Committee of the Corporation is responsible for liquidity management. This committee of senior managers has a Liquidity Policy that covers all assets and liabilities, as well as off-balance-sheet items that are potential sources or uses of liquidity. The Corporation’s liquidity management objective is to maintain the ability to meet commitments to fund loans and to purchase securities, as well as to repay deposits and other liabilities in accordance with their terms, including during periods of market or financial stress. The Corporation’s overall approach to liquidity management is to ensure that sources of liquidity are sufficient in amount and diversity to accommodate changes in loan demand and core funding routinely without a material adverse impact on net income. The Corporation uses several key primary and secondary measures to assess the adequacy of the Corporation’s liquidity position. The balance sheet is managed to ensure that these measures are maintained within approved limits. Each of these measures is monitored on a periodic basis, giving consideration to the Corporation’s expected requirements for funds and anticipated market conditions.

The Corporation’s liquidity position is managed by maintaining adequate levels of liquid assets, such as money market assets and securities available for sale. Additional liquidity is available through the Corporation’s ability to participate or sell commercial loans, and to securitize selected loan portfolios. The parent Corporation also has a $300 million revolving credit agreement, with approximately six months remaining until maturity. The revolving credit facility contains Tier I ratio and double leverage ratio covenants, as discussed in note 10 of Notes to Financial Statements.

As shown in the consolidated statement of cash flows, cash and due from banks increased by $96 million during 2000 to $3.506 billion at Dec. 31, 2000. The increase resulted from $906 million provided by

Liquidity and dividends (continued)

financing activities and $718 million provided by operating activities, partially offset by $1.611 billion used in investing activities. Net cash provided by financing activities primarily resulted from an increase in customer deposits, partially offset by a reduction in short-term borrowings, repurchases of common stock and dividends paid on common stock. Net cash used in investing activities primarily resulted from a net increase in securities available for sale and an increase in short term investments, partially offset by a reduction in the level of loans.

The Corporation’s ability to access the capital markets was demonstrated in 2000 through the filing of a new debt shelf registration statement and the issuance of senior notes by the parent company. In March 2000, a new $1.5 billion debt shelf registration statement was filed with the Securities and Exchange Commission (SEC) and declared effective by the SEC in April 2000. In June 2000, the Corporation issued $300 million of 7.5% senior notes maturing in 2005. The proceeds from this issuance were used for general corporate purposes.

Mellon Bank, N.A., has an existing offering circular, under which it can issue up to $6 billion of bank notes. Up to $3 billion of these notes, outstanding at any one time, can have maturities of 7 to 270 days, and up to $3 billion, in the aggregate, can have maturities of more than 270 days to 15 years. At Dec. 31, 2000, the bank had $418 million of notes with original maturities greater than one year outstanding under this program. There were no short-term notes outstanding under this program at Dec. 31, 2000.

Contractual maturities of the Corporation’s long-term debt totaled $310 million during 2000 and included $205 million related to parent term debt. The remaining $105 million consisted primarily of medium-term bank notes. Contractual maturities of long-term debt will total approximately $205 million in 2001, all of which is related to parent term debt. The Corporation’s and Mellon Bank, N.A.’s senior and subordinated debt ratings are presented in the following table. In May 2000, Moody’s Investors Service upgraded its long-term ratings for Mellon Financial Corporation from A2 to A1 and for Mellon Bank, N.A. from A1 to Aa3. Mellon Bank, N.A., currently has double-A long-term deposit ratings from all major credit rating agencies.

Senior and subordinated debt ratings at Dec. 31, 2000	Standard & Poor’s	Moody’s	Fitch

Mellon Financial Corporation:

Issuer rating	—	A1	—

Senior debt	A+	A1	AA-

Subordinated debt	A	A2	A+

Mellon Bank, N.A.:

Long-term deposits	AA-	Aa3	AA

Subordinated debt	A+	A1	A+

The Corporation increased its annual common stock dividend to $.88 per common share in the second quarter of 2000, an increase of 10% from the previous annual rate. The Corporation has increased its common stock dividend 10 times since the beginning of 1993, resulting in a 275% increase during that period. Common dividends of $421 million were paid on the outstanding shares of common stock during 2000. The common dividend payout ratio was 42% in both 2000 and 1999. Based upon shares outstanding at Dec. 31, 2000, and the current quarterly common stock dividend rate of $.22 per share, the annual dividend requirement in 2001 is expected to be approximately $430 million.

The parent Corporation’s principal sources of cash are interest and dividends from its subsidiaries. The ability of national and state member bank subsidiaries to pay dividends to the parent Corporation is subject to certain regulatory limitations, as discussed in note 21 of Notes to Financial Statements. Under the more restrictive limitation, the Corporation’s national and state member bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to Dec. 31, 2000, of approximately $175 million, less any dividends declared and plus or minus net profits or losses, as defined, earned between Jan. 1, 2001, and the date of any

Liquidity and dividends (continued)

such dividend declaration. To comply with regulatory guidelines, the Corporation and its subsidiary banks continually evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition.

Asset/liability management
(average balances in millions)	2000	1999	1998

Assets:

Money market investments	$2,109	$1,618	$1,544

Trading account securities	310	370	251

Securities	6,330	6,513	5,701

Loans	27,874	30,320	30,411

Total interest-earning assets	36,623	38,821	37,907

Noninterest-earning assets	10,526	10,797	10,662

Reserve for credit losses	(405)	(434)	(498)

Total assets	$46,744	$49,184	$48,071

Funds supporting total assets:

Core funds	$38,480	$39,514	$38,417

Wholesale and purchased funds	8,264	9,670	9,654

Funds supporting total assets	$46,744	$49,184	$48,071

The Corporation’s average interest-earning assets decreased $2.2 billion in 2000, compared with 1999, resulting from a lower level of average loans. Average loans decreased $2.4 billion in 2000 compared with 1999, reflecting a lower level of wholesale loans, and the impact of the divestiture of the residential mortgage and credit card businesses in 1999.

Core funds, which are considered to be the most stable sources of funding, are defined principally as individual money market and other savings deposits, savings certificates, demand deposits, shareholders’ equity, notes and debentures with original maturities over one year, trust-preferred securities, and other liabilities. Core funds primarily support core assets, which consist of loans, net of the reserve, and noninterest-earning assets. Average core assets decreased $2.7 billion in 2000 from the prior year, primarily reflecting the lower level of loans. Average core funds decreased $1.0 billion in 2000 compared with 1999, primarily due to a decrease in shareholders’ equity resulting from common share repurchases, and a lower level of noninterest-bearing money market deposit accounts. Core funds averaged 101% of core assets in 2000, compared with 97% in 1999 and 95% in 1998.

Wholesale and purchased funds are defined as deposits in foreign offices, negotiable certificates of deposit, federal funds purchased and securities under repurchase agreements, short-term bank notes, U.S. Treasury tax and loan demand notes, other time deposits, commercial paper, and other funds borrowed. Wholesale and purchased funds decreased $1.4 billion in 2000 from 1999, primarily due to a decrease in short-term bank notes and federal funds purchased. As a percentage of total average assets, average wholesale and purchased funds totaled 18% in 2000 and 20% in 1999 and 1998.

Interest rate sensitivity analysis

The objective of interest rate risk management is to control the effects that interest rate fluctuations have on net interest revenue and on the net present value of the Corporation’s assets, liabilities and off-balance-sheet instruments. Interest rate risk is measured using net interest margin simulation and asset/liability net present value sensitivity analyses. Simulation tools serve as the primary means to gauge interest rate exposure. The net present value sensitivity analysis is the means by which the Corporation’s long-term interest rate exposure is evaluated. These analyses provide an understanding of the range of potential impacts on net interest revenue and portfolio equity caused by interest rate movements.

Modeling techniques are used to estimate the impact of changes in interest rates on the net interest margin. Assumptions regarding the replacement of maturing assets and liabilities are made to simulate the impact of future changes in rates and/or changes in balance sheet composition. The effect of changes in future interest rates on the mix of assets and liabilities may cause actual results to differ from simulated results. In addition, certain financial instruments provide customers a certain degree of choice. For instance, customers may migrate from lower-interest deposit products to higher-interest products. Also, customers may choose to refinance fixed-rate loans when interest rates decrease. While the Corporation’s simulation analysis considers these factors, the extent to which customers utilize the ability to exercise their financial decisions may cause actual results to differ significantly from the simulation.

The Corporation has established the following guidelines for assuming interest rate risk:

Net interest margin simulation—Given a +/- 200 basis point parallel shift in interest rates, the estimated net interest revenue may not change by more than 5% for a one-year period.

Portfolio equity simulation—Portfolio equity is the net present value of the Corporation’s existing assets, liabilities and off-balance-sheet instruments. Given a +/- 200 basis point parallel shift in interest rates, portfolio equity may not change by more than 20% of total shareholders’ equity.

The measurement of interest rate risk is meaningful only when all related on- and off-balance-sheet items are aggregated and the net positions are identified. Financial instruments that the Corporation uses to manage interest rate sensitivity include: money market assets; U.S. government and federal agency securities; municipal securities; mortgage-backed securities; corporate bonds; asset-backed securities; fixed-rate wholesale term funding; interest rate swaps, caps and floors; financial futures and forwards; and financial options. The table below illustrates the simulation analysis of the impact of a 50, 100 and 200 basis point parallel shift upward or downward in interest rates on net interest revenue, earnings per share and return on equity. This analysis was prepared using the levels of all interest-earning assets, supporting funds and off-balance-sheet instruments used for interest rate risk management at Dec. 31, 2000, assuming that the level of loan fees remains unchanged and excluding the impact of interest receipts on nonperforming loans. The impact of the rate movements was developed by simulating the effect of rates changing in a parallel fashion over a six-month period from the Dec. 31, 2000, levels and remaining at those levels thereafter.

Interest rate simulation sensitivity analysis
	Movements in interest rates from Dec. 31, 2000 rates

	Increase						Decrease

	+50 bp		+100 bp		+200 bp		-50 bp		-100 bp		-200 bp

Simulated impact in the next 12 months compared with Dec. 31, 2000:
Net interest revenue (decrease) increase	—%		(.1)%		(.3)%		—%		—%		(1.4)%

Earnings per share (decrease) increase	$—		$—		$(.01)		$—		$—		$(.02)

Return on equity (decrease) increase	(1)	bp	(1)	bp	(7)	bp	1	bp	1	bp	(28)	bp

Interest rate sensitivity analysis (continued)

The anticipated impact on net interest revenue and portfolio equity under the 50, 100 and 200 basis point increase (decrease) scenarios did not exceed the Corporation’s guidelines for assuming interest rate risk under all scenarios at both Dec. 31, 2000, and Dec. 31, 1999. The simulation analysis reflects the Corporation’s efforts to balance the repricing characteristics of its interest-earning assets and supporting funds.

Managing interest rate risk with off-balance-sheet instruments

By policy, the Corporation will not implement any new off-balance-sheet activity that, when aggregated into the total corporate interest rate exposure, would cause the Corporation to exceed its established interest rate risk limits. Interest rate swaps—including callable and basis swaps—caps and floors, financial futures and forwards and financial options have been approved by the board of directors for managing the overall corporate interest rate exposure. The use of financial futures, forwards and option contracts is permitted provided that: the transactions occur in a market with a size that reasonably ensures sufficient liquidity; the contract is traded on an approved exchange or, in the case of over-the-counter option contracts, is transacted with a credit-approved counterparty; and the types of contracts have been authorized for use by the Finance Committee. These instruments provide the Corporation flexibility in adjusting its interest rate risk position without exposure to principal risk and funding requirements. By using off-balance-sheet instruments to manage interest rate risk, the effect is a smaller, more efficient balance sheet, with a lower wholesale funding requirement and a higher return on assets and net interest margin, but with a comparable level of net interest revenue and return on equity. Use of off-balance-sheet instruments for speculative purposes is not permitted outside of those areas designated as trading and is controlled with specific authorizations and limits. The off-balance-sheet instruments used to manage the Corporation’s interest rate risk are shown in the table on the following page. Additional information regarding these contracts is presented in note 23 of Notes to Financial Statements.

Interest rate sensitivity analysis (continued)

Maturities of off-balance-sheet instruments used to manage interest rate risk
							Total at
							Dec. 31,
(notional amounts in millions)	2001	2002	2003	2004	2005	2006+	2000

Receive fixed/pay floating generic swaps (a):

Notional amount	$31	$—	$500	$200	$570	$600	$1,901

Weighted average rate:

Receive	6.99%	—	6.77%	6.00%	6.57%	6.46%	6.54%

Pay	6.76%	—	6.73%	6.58%	6.72%	6.63%	6.68%

Receive fixed/pay floating callable swaps (b):

Notional amount	$294	$267	$—	$—	$—	$500	$1,061

Weighted average rate:

Receive	7.41%	7.80%	—	—	—	7.72%	7.65%

Pay	6.69%	6.70%	—	—	—	7.45%	7.05%

Pay fixed/receive floating generic swaps (a):

Notional amount	$4	$205	$4	$3	$4	$2	$222

Weighted average rate:

Receive	5.99%	6.57%	6.02%	6.04%	6.27%	6.11%	6.53%

Pay	5.97%	6.49%	6.02%	6.07%	6.10%	6.42%	6.46%

Total notional amount	$329	$472	$504	$203	$574	$1,102	$3,184

(a)	Generic swaps’ notional amounts and lives are not based upon interest rate indices.

(b)	Callable swaps are generic swaps with a call option at the option of the counterparty. Call options will be exercised or not exercised on the basis of market interest rates. Expected maturity dates, based upon interest rates at Dec. 31, 2000, are shown in this table.

The table below presents the gross notional amounts of off-balance-sheet instruments used to manage interest rate risk, identified by the underlying interest rate-sensitive instruments. At Dec. 31, 2000, the notional amount of instruments associated with interest-bearing liabilities increased significantly with a corresponding decrease in instruments associated with loans, compared with Dec. 31, 1999. The shift is the result of an adjustment of the Corporation’s hedge strategies in contemplation of the adoption of the new accounting statements discussed further on page 36. The notional amounts of off-balance-sheet instruments should be viewed in the context of the Corporation’s overall interest rate risk management activities to assess the impact on the net interest margin.

	Dec. 31,

(in millions)	2000	1999

Instruments associated with deposits	$592	$176

Instruments associated with interest bearing liabilities	2,570	1,305

Instruments associated with loans	22	1,604

Total notional amount	$3,184	$3,085

The Corporation entered into these off-balance-sheet products to alter the natural interest rate risk embedded in its assets and liabilities. The interest received and interest paid are recorded on an accrual basis in the interest

Interest rate sensitivity analysis (continued)

revenue and interest expense accounts associated with the underlying assets and liabilities. The net differential resulted in interest expense of $12 million in 2000, compared with interest revenue of $8 million in 1999 and $20 million in 1998.

The estimated unrealized fair value of the Corporation’s risk management off-balance-sheet products at Dec. 31, 2000, was a positive $43 million, compared with a negative $72 million at Dec. 31, 1999. The improvement compared with Dec. 31, 1999, primarily resulted from an increase in the fair value of interest rate swaps used to hedge interest rate risk. These values must be viewed in the context of the overall financial structure of the Corporation, including the aggregate net position of all on- and off-balance-sheet instruments. As more fully discussed in note 23 of Notes to Financial Statements, credit risk associated with off-balance-sheet instrument positions represents the aggregate replacement cost of contracts in a gain position. At Dec. 31, 2000 and 1999, the amount of credit exposure associated with risk management instruments was $44 million and $7 million, respectively.

Off-balance-sheet instruments used for trading activities

The Corporation offers various off-balance-sheet financial instruments to enable customers to meet their financing and investing objectives and to manage their currency, interest rate and equity price risk. Supplying these instruments provides the Corporation with fee revenue. The Corporation also uses such instruments in connection with its proprietary trading activities. All of these instruments are carried at market value with realized and unrealized gains and losses included in foreign currency and securities trading revenue. Total credit risk of contracts used for trading activities was $770 million at Dec. 31, 2000 and $454 million at Dec. 31, 1999. The increase compared with Dec. 31, 1999, primarily resulted from an increase in the value of foreign currency contracts. See note 23 of Notes to Financial Statements on pages 84 through 86 for a description and table of off-balance-sheet instruments used for trading activities.

The Corporation has established trading limits and related monitoring procedures to control trading risk. These limits are approved by the Executive Management Group and reviewed by the board of directors. All limits are monitored for compliance by departmental compliance staff and by the Corporation’s Audit and Risk Review department. Exceptions to limits are reported to the Finance Committee.

The financial risk associated with trading positions is managed by assigning position limits and stop loss guidance amounts to individual activities. The Corporation uses a value-at-risk methodology to estimate the potential daily amount that could be lost from adverse market movements. Value-at-risk measures the potential gain or loss in a portfolio of trading positions that is associated with a price movement of given probability over a specified time frame. Position limits are assigned to each family of financial instruments eligible for trading such that the aggregate value-at-risk in these activities at any point in time will not exceed a specified limit given a significant market movement. The extent of market movement deemed to be significant is based upon an analysis of the historical volatility of individual instruments that would cover 95% of likely daily market movements. The loss analysis includes the off-balance-sheet instruments used for trading activities as well as the financial assets and liabilities that are classified as trading positions on the balance sheet. Using the Corporation’s methodology, which considers such factors as changes in currency exchange rates, interest rates, spreads and related volatility, the aggregate value-at-risk for trading activities was approximately $3 million at Dec. 31, 2000, compared with approximately $2 million at Dec. 31, 1999. The average daily value-at-risk for trading activities in 2000 was approximately $3 million.

Interest rate sensitivity analysis (continued)

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

New accounting statements

Statement of Financial Accounting Standards (FAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and FAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FAS No. 133,” were issued in June 1998 and June 2000, respectively. The standards established accounting and reporting requirements for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. Under these standards, the Corporation must recognize all derivative instruments in the balance sheet at fair value as either assets or liabilities. If certain criteria are met, the Corporation may elect to designate the derivative instruments as a hedge of exposures to changes in fair values, cash flows or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting gain or loss on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive results and subsequently reclassified into earnings when the original hedged transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. If the derivative instrument is not designated as a hedge, the unrealized gain or loss on the derivative is recognized in earnings in the current period. The adoption of these standards may cause volatility in both the income statement and the equity section of the balance sheet.

The Corporation adopted these statements on Jan. 1, 2001. If the standards had been adopted at Dec. 31, 2000, a net transition adjustment loss of less than $1 million, net of income tax, would have been recorded in earnings and a net transition adjustment loss of $11 million, net of income tax, would have been recorded in other comprehensive results. The impact on the Corporation’s balance sheet would have been minimal at Dec. 31, 2000.

Credit risk

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

The Corporation establishes internal ownership, responsibility and accountability for all aspects of asset quality. Notwithstanding this process, however, asset quality is dependent in large part upon local, national, international and industry segment economic conditions that are beyond the Corporation’s control.

Management maintains a comprehensive centralized process through which the Corporation establishes exposure limits, extends new loans, monitors credit quality, actively manages problem credits and disposes of nonperforming assets. The Corporation’s board of directors is kept informed of credit activity through a series of monthly and quarterly reports. To help ensure adherence to the Corporation’s credit policies, department credit officers report to both the Corporation’s chief risk officer and the head of each respective lending department. The responsibilities of these credit officers include all aspects of the credit process except credit review, credit recovery and aggregate portfolio management, which are centralized at the corporate level.

The Corporation manages both on- and off-balance-sheet credit risk by maintaining a well-diversified credit portfolio and by adhering to its written credit policies, which specify general underwriting criteria as well as underwriting standards for specific industries and control credit exposure by borrower, counterparty, degree of risk, industry and country. These measures are adopted by the Corporate Risk Committee and are regularly updated to reflect the committee’s evaluation of developments in economic, political and operating environments that could affect lending risks. The Corporation may adjust credit exposure to individual industries or customers through loan sales, syndications, participations and the use of master netting agreements when the Corporation has more than one transaction outstanding with the same customer.

Except for certain well-defined loans made primarily to consumers and small businesses, all credit extensions are approved jointly by officers of the Credit Policy department and officers of the lending departments. The number and level of officer approvals required are determined by the dollar amount and risk characteristics of the credit extension. The amount of collateral, if any, obtained by the Corporation upon the extension of credit is based on industry practice as well as the credit assessment of the customer. The type and amount of collateral vary, but the form generally includes: accounts receivable; inventory; property, plant and equipment; other assets; and/or income-producing commercial properties with appraised values that exceed the contractual amount of the credit facilities by pre-approved ratios.

The Corporation continually assesses the risk of its consumer and commercial credit facilities, and assigns a numerical risk rating to substantially all extensions of credit in its commercial, real estate and international portfolios. Lending officers have the primary responsibility for monitoring their portfolios, identifying emerging problem loans and recommending changes in risk ratings. To anticipate or detect problems that may result from economic downturns or deteriorating conditions in certain markets, lending units and credit management use processes designed to identify potential credit problems, both for specific customers and for industries that could be affected by adverse market or economic conditions. When signs of credit deterioration are detected, credit recovery or other specialists become involved to minimize the Corporation’s exposure to potential future credit losses. The Credit Review division of the Audit and Risk Review department provides an independent assessment of credit ratings, credit quality and the credit management process.

Credit risk (continued)

For a further discussion of the credit risk associated with off-balance-sheet financial instruments, see the discussions of the various financial instruments in note 23 of Notes to Financial Statements.

Composition of loan portfolio

The loan portfolio decreased $3.879 billion in 2000, compared with 1999, primarily reflecting a lower level of commercial and financial loans and consumer mortgages. At Dec. 31, 2000, the composition of the loan portfolio was 63% commercial and 37% consumer.

Composition of loan portfolio at year end
(in millions)	2000		1999	1998	1997	1996

Domestic loans:
Commercial and financial	$9,202		$11,349	$12,060	$10,826	$10,196
Commercial real estate	3,118		2,651	2,285	1,509	1,534

Consumer credit:
Consumer mortgage	5,929	(a)	7,122	8,871	8,505	7,772
Credit card	—		—	804	931	1,296
Other consumer credit	3,912		4,693	3,700	3,166	2,640

Total consumer credit	9,841		11,815	13,375	12,602	11,708
Lease finance assets	3,033		3,127	2,819	2,639	2,533

Total domestic loans	25,194		28,942	30,539	27,576	25,971
International loans	1,175		1,306	1,554	1,566	1,422

Total loans, net of unearned discount	$26,369		$30,248	$32,093	$29,142	$27,393

(a)	Includes approximately $650 million held for sale/securitization.

Note:	There were no concentrations of loans to borrowers engaged in similar activities, other than those shown in this table, that exceeded 10% of total loans at year end.

Commercial and financial

The domestic commercial and financial loan portfolio primarily consists of loans to corporate borrowers in the manufacturing, service, energy, communications, wholesale and retail trade, public utilities and financial services industries. Numerous risk factors impact this portfolio, including industry-specific risks such as the economy, new technology, labor rates and cyclicality, as well as customer-specific factors such as cash flow, financial structure, operating controls and asset quality. The Corporation diversifies risk within this portfolio by closely monitoring industry concentrations and portfolios to ensure that they do not exceed established lending guidelines. Diversification is intended to limit the risk of loss from any single unexpected economic event or trend. Total domestic commercial and financial loans decreased by $2.147 billion, or 19%, at Dec. 31, 2000, compared to Dec. 31, 1999, primarily as a result of a lower level of wholesale lending. Commercial and financial loans represented 35% of the total loan portfolio at Dec. 31, 2000, and 38% at Dec. 31, 1999.

As discussed in “Significant financial events in 2000” on page 4, the Corporation is conducting a strategic business review of Mellon Business Credit, which provides asset-based lending products. At Dec. 31, 2000, asset-based loans totaled approximately $840 million.

Composition of loan portfolio (continued)

Commercial real estate

Distribution of domestic commercial real estate loans at year end
(in millions)	2000	1999	1998	1997	1996

Commercial mortgage and construction loans	$2,156	$1,788	$1,554	$942	$1,107
Owner-occupied and other loans	962	863	731	541	352
FDIC loss share loans	—	—	—	26	75

Total domestic commercial real estate loans	$3,118	$2,651	$2,285	$1,509	$1,534

The Corporation’s $3.118 billion domestic commercial real estate loan portfolio consists of $2.156 billion of commercial mortgages, which generally are secured by nonresidential and multifamily residential properties, and commercial construction loans generally with maturities of 60 months or less. Also included in this portfolio are $962 million of owner-occupied and other loans. Owner-occupied and other loans are loans that are secured by real estate, but the commercial property is not being relied upon as the primary source of repayment. Commercial real estate loans carry many of the same customer and industry risks as the commercial and financial portfolio, as well as contractor/subcontractor performance risk in the case of commercial construction loans and cash flow risk based on project economics. Domestic commercial real estate loans increased by $467 million, or 18%, at Dec. 31, 2000, compared with Dec. 31, 1999. Domestic commercial real estate loans represented 12% of the total loan portfolio at Dec. 31, 2000, up from 9% at Dec. 31, 1999.

Consumer mortgage

Distribution of domestic consumer mortgage loans at year end
(in millions)	2000	1999	1998	1997	1996

Jumbo residential mortgages	$2,808	$3,733	$3,821	$3,613	$3,641

One- to four-family residential mortgages:
Warehouse	—	—	1,588	1,307	453
Portfolio	601	620	858	1,207	1,315
Fixed-term home equity loans	1,605	1,835	1,801	1,742	1,749
Home equity revolving credit line loans	915	934	803	636	614

Total domestic consumer mortgage loans	$5,929	$7,122	$8,871	$8,505	$7,772

At Dec. 31, 2000, the domestic consumer mortgage portfolio totaled $5.929 billion, a $1.193 billion, or 17%, decrease from Dec. 31, 1999. This decrease primarily resulted from a lower level of jumbo residential mortgages. In the second quarter of 2000, the Corporation began to realign its jumbo residential mortgage origination business to focus primarily on existing private client relationships. As a result of this realignment, the level of jumbo residential mortgages will be reduced over time through prepayments, possible sales or securitizations, and a lower level of originations. Jumbo mortgages are primarily variable-rate residential mortgages that generally range from $250,000 to $3 million. Risks involved in holding jumbo mortgages include less liquidity than a traditional one- to four-family residential mortgage portfolio and increased exposure on an individual loan basis. The Corporation attempts to control these risks by requiring more stringent loan-to-value ratios and higher liquidity and cash flow requirements for each borrower. At Dec. 31, 2000, the geographic distribution of the jumbo mortgages was as follows: 31% in the mid-Atlantic region; 22% in New England; 22% in California; and 25% in other domestic regions. Fixed-term home equity loans and home equity revolving credit line loans decreased $249 million in 2000 compared with the prior-year end. Risks in these two portfolios are primarily limited to payment and collateral risk, primarily driven by regional economic factors. Domestic consumer mortgages represented 22% of the total loan portfolio at Dec. 31, 2000, down from 24% at Dec. 31, 1999.

Composition of loan portfolio (continued)

Other consumer credit

Other consumer credit, which principally consists of student loans, installment loans, unsecured personal credit lines and margin loans, was $3.912 billion at Dec. 31, 2000, a decrease of $781 million, or 17%, from Dec. 31, 1999. The decrease was primarily due to loan sales and securitizations and lower levels of secured margin loans at Dreyfus Brokerage Services, Inc. Other consumer credit loans are both secured and unsecured and, in the case of student loans, are government guaranteed. Student loans totaled $1.754 billion, or 45% of this portfolio, at Dec. 31, 2000, compared with $1.777 billion, or 38%, at Dec. 31, 1999.

Lease finance assets

Lease finance assets totaled $3.033 billion at Dec. 31, 2000, a decrease of $94 million, or 3%, compared with Dec. 31, 1999. Lease finance assets represented 12% of the total loan portfolio at Dec. 31, 2000, and 10% at year-end 1999.

As discussed in “Significant financial events in 2000” on page 4, the Corporation is conducting a strategic business review of the Mellon Leasing Corporation businesses that serve mid-to-large corporations and vendors of small ticket equipment. In addition, the large ticket leasing business will be significantly downsized through repayments, possible sales and no new originations.

International loans

Loans to international borrowers totaled $1.175 billion at Dec. 31, 2000, a decrease of $131 million, or 10%, from $1.306 billion at Dec. 31, 1999, primarily due to decreased activity with large corporate customers and foreign banks. International loans represented 4% of the total loan portfolio at Dec. 31, 2000, and Dec. 31, 1999. The Corporation’s international lending strategy centers around establishing relationships with large foreign firms that are multinational in nature but also carry a significant U.S. presence.

Loan securitizations

In 2000, the Corporation securitized $569 million of automobile loans and $1.449 billion of jumbo residential mortgage loans. In prior years, the Corporation also securitized home equity installment loans (HEIL) and insurance premium finance loans. The Corporation has retained servicing responsibilities as well as retaining subordinated interests in the auto and HEIL securitizations. The Corporation receives annual servicing fees of 0.25% or 0.375% for mortgage loans and 0.5% for the automobile, HEIL and insurance premium finance loans, of the outstanding balance. The Corporation receives excess servicing fees after the investors in the securitization trust have received the return for which they contracted. The investors and the securitization trusts have no recourse to the Corporation’s other assets for failure of debtors to pay when due. The Corporation’s retained interests are subordinate to investor’s interests. Their value is subject to credit, prepayment, and interest rate risks on the transferred financial assets.

In 2000, the Corporation recognized a pretax gain of $1 million on the securitization of the automobile loans and a pretax gain of $4 million on the securitization of jumbo residential mortgage loans.

Composition of loan portfolio (continued)

Key economic assumptions used in measuring the retained interests on the date of securitization in 2000 for the automobile and jumbo residential mortgage loans were as follows: a monthly prepayment rate of 1.50% and 1.7%; a weighted average life of 1.7 years and 4.7 years; and expected annual credit losses of .5% and .1%, respectively; and residual cash flows discounted at 10% for the auto securitization.

At Dec. 31, 2000, key economic assumptions used in measuring the retained interests in securitizations are reflected in the table below and in the following paragraph:

			Insurance
	Automobile	HEIL	Premium
(dollar amounts in millions)	Loans	Loans	Finance Loans

Carrying amount/fair value of retained interests	$45	$7	$12
Weighted-average life (in years)	1.6	3.0	0.3

Prepayment speed assumption (annual rate)	24%	22%	N.A.
Expected credit losses (annual rate)	.62%	.25%	.22%
Residual cash flows discount rate (annual)	10%	11%	10%
Interest rates on variable and adjustable contracts	N.A.	N.A.	N.A.

N.A. — Not applicable

The current fair values of the retained interests are sensitive to changes in the assumptions shown in the table above. The sensitivity to an immediate adverse change of 7% to 25% in those assumptions results in a $2 million or less decrease in each of the fair values. At Dec. 31, 2000, the carrying value and fair value of the retained interests from the jumbo residential mortgage securitizations were $19 million and $27 million, respectively. The weighted assumed average life of the jumbo residential mortgage securitizations was 5.1 years. The current fair value of the retained interests from the jumbo residential mortgage securitizations are also tested for the sensitivity to immediate adverse changes in interest rates and prepayment speeds. A 200 basis point immediate adverse change in interest rates results in a $6 million decrease in the fair value of the retained interests, while a 30% increase in prepayment speeds results in a $3 million decrease in the fair value of the retained interests.

These sensitivities are hypothetical and should be used with caution. Changes in fair value based on different variations in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, as with jumbo residential mortgages, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

Actual and projected static pool credit losses at Dec. 31, 2000, for the securitized auto and HEIL loans are 1.07% and .56%, respectively. Credit losses on the jumbo residential mortgage and insurance premium finance loans have been and are expected to be minimal. Static pool losses are calculated by summing the actual and projected future credit losses and dividing them by the original balance of each pool of assets.

Composition of loan portfolio (continued)

Cash flows received from and paid to securitization trusts

Year Ended
(in millions)	Dec. 31, 2000

Proceeds from securitizations in 2000	$2,007
Proceeds in 2000 from collections reinvested in prior securitizations	1,279
Servicing fees received	14
Other cash flows received on retained interests (a)	31
Servicing advances	5
Repayment of servicing advances	6

(a)	This amount represents total cash flows received from retained interests by the Corporation other than servicing fees. Other cash flows include, for example, all cash flows from interest-only strips and cash above the minimum required level in cash collateral accounts.

The following table presents quantitative information about past due loans and net credit losses related to securitized financial assets and other assets managed together with them:

	At Dec. 31, 2000
			Net Credit
		Principal Amount of	Losses
	Total Principal	Loans 90 Days or
(in millions)	Amount of Loans	More Past Due	During 2000

Automobile loans	$669	$3	$6
Insurance premium finance	1,139	6	1
Jumbo residential mortgage loans	5,884	—	—
Home equity installment loans	1,840	10	4

Total loans managed or securitized (a)	9,532	19	11
Less loans securitized (a)	4,425	12	5

Loans held in portfolio	$5,107	$7	$6

(a)	Represents the principal amount of the loan. Interest-only strips and servicing rights (or other retained interests) held for securitized assets are excluded from this table because they are recognized separately.

Nonperforming assets

Nonperforming assets is a term used to describe assets on which revenue recognition has been discontinued or is restricted. Nonperforming assets include both nonperforming loans and acquired property, primarily other real estate owned (OREO), acquired in connection with the collection effort on loans. Nonperforming loans include both nonaccrual and “troubled debt” restructured loans. Past-due commercial loans are those that are contractually past due 90 days or more but are not on nonaccrual status because they are well secured and in the process of collection. Past-due consumer loans, excluding consumer mortgages, are generally not classified as nonaccrual but are charged off on a formula basis upon reaching various stages of delinquency. Additional information regarding the Corporation’s practices for placing assets on nonaccrual status is presented in note 1 of Notes to Financial Statements.

Nonperforming assets at year end
(dollar amounts in millions)	2000	1999	1998	1997	1996

Nonaccrual loans:
Commercial and financial	$206	$85	$42	$17	$21
Commercial real estate	5	6	6	49	16

Consumer credit:
Consumer mortgage	23	40	44	52	50
Other consumer credit	1	1	1	5	1
Lease finance assets	17	10	10	10	6

Total nonaccrual loans	252	142	103	133	94
Restructured loans	—	—	—	—	—

Total nonperforming loans(a)	252	142	103	133	94

Acquired property:
Real estate acquired	13	15	40	52	86
Reserve for real estate acquired	—	(1)	(5)	(9)	(10)

Net real estate acquired	13	14	35	43	76
Other assets acquired	6	3	2	5	4

Total acquired property	19	17	37	48	80

Total nonperforming assets	$271	$159	$140	$181	$174

Nonperforming loans as a percentage of respective loan portfolio segments:
Commercial and financial loans	1.99%	.75%	.34%	.16%	.21%
Commercial real estate loans	.14	.24	.28	3.25	1.03
Consumer mortgage loans	.39	.57	.50	.62	.65
Lease finance assets	.56	.32	.37	.38	.23
Total loans	.95	.47	.32	.46	.35
Nonperforming assets as a percentage of total loans and net acquired property	1.03	.53	.44	.62	.63

(a)	Includes $86 million, $43 million, $19 million, $44 million and $13 million, respectively, of loans with both principal and interest less than 90 days past due but placed on nonaccrual status by management discretion.

At Dec. 31, 2000, nonperforming assets totaled $271 million, an increase of $112 million from Dec. 31, 1999. The higher level of nonperforming assets primarily resulted from the assignment of nonperforming status to commercial loans in both the first and fourth quarters of 2000. In the first quarter of 2000, the Corporation assigned nonperforming status to commercial loans to a health care provider and its affiliated companies. This health care provider has continued to meet its contractual interest payments, which for financial statement presentation purposes have been applied to its outstanding principal balance. In the fourth quarter of 2000, the Corporation assigned nonperforming status to commercial loans totaling $38 million to a borrower in the building materials manufacturing industry that voluntarily filed for Chapter 11 bankruptcy protection in October 2000 as a result of the financial burden caused by asbestos liability litigation claims. In addition, the adoption at year-end 2000 of new standards for the classification and management of retail credit, published by

Nonperforming assets (continued)

the banking regulators, resulted in a $4 million addition to nonaccrual consumer mortgages. The ratio of nonperforming assets to total loans and net acquired property was 1.03% at Dec. 31, 2000, compared with .53% at Dec. 31, 1999.

Change in nonperforming loans

				Lease	Total
	Commercial	Commercial	Consumer	finance
(in millions)	& financial	real estate	credit	assets	2000	1999

Nonperforming loans at beginning of year	$85	$6	$41	$10	$142	$103
Additions	238	7	23	22	290	160
Payments (a)	(59)	(3)	(24)	(8)	(94)	(54)
Returned to accrual status	(2)	—	(11)	(1)	(14)	(13)
Credit losses	(50)	(1)	(1)	(6)	(58)	(45)
Transfers to acquired property	(6)	(4)	(4)	—	(14)	(9)

Nonperforming loans at end of year	$206	$5	$24	$17	$252	$142

(a)	Includes interest applied to principal and sales.

A loan is considered impaired, as defined by FAS No. 114, “Accounting by Creditors for Impairment of a Loan,” when, based upon current information and events, it is probable that the Corporation will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. Additional information regarding impairment is presented in note 1 of Notes to Financial Statements.

Impaired loans
(in millions)	2000	1999	1998

Impaired loans at year end (a)	$211	$91	$53
Average impaired loans for the year	163	79	60
Interest revenue recognized on impaired loans (b)	3	3	4

(a)	Includes $135 million, $36 million and $29 million of impaired loans with a related impairment reserve of $59 million, $10 million and $3 million at Dec. 31, 2000, Dec. 31, 1999, and Dec. 31, 1998, respectively.
(b)	All income was recognized using the cash basis method of income recognition.

Change in acquired property	Dec. 31,
(in millions)	2000	1999

OREO at beginning of year, net of the OREO reserve	$14	$35
Foreclosures	12	13
Sales	(12)	(44)
Additional investments, write-downs, losses, OREO provision and other	(1)	10

OREO at end of year, net of the OREO reserve	13	14
Other acquired assets	6	3

Total acquired property, net of the OREO reserve	$19	$17

Nonperforming assets (continued)

Foregone interest on nonperforming loans at year end
(in millions)	2000	1999	1998	1997	1996

Contractual interest due	$29	$12	$7	$15	$9
Interest revenue recognized	9	4	3	10	3

Interest revenue foregone	$20	$8	$4	$5	$6

Note:  This table includes interest revenue foregone during the year on loans that were nonperforming at the end of each year. Interest receipts that the Corporation applied, for accounting purposes, to reduce principal balances of nonaccrual loans are included in contractual interest due but not in interest revenue recognized.

The following table presents the amount of loans that were 90 days or more past due as to principal or interest that are not classified as nonaccrual because the loans were either well secured and in the process of collection or were non-real estate secured consumer loans that are automatically charged off upon reaching various stages of delinquency, generally 120 days past due. Real estate secured consumer loans are generally placed on nonaccrual status upon reaching 180 days past due.

Past-due loans at year end
(dollar amounts in millions)	2000	1999	1998	1997	1996

Consumer:
Mortgages	$10	$21	$31	$38	$35
Ratio	.17%	.30%	.34%	.44%	.45%
Credit card	—	—	8	8	29
Ratio	—	—	1.05%	.84%	2.24%
Student - government guaranteed	71	63	52	44	47
Ratio	4.05%	3.53%	2.95%	2.69%	3.01%
Other consumer	2	4	2	1	2
Ratio	.08%	.12%	.12%	.09%	.18%

Total consumer	$83	$88	$93	$91	$113
Ratio	.84%	.74%	.70%	.72%	.97%

Commercial (a)	7	11	11	13	10

Total past-due loans	$90	$99	$104	$104	$123

(a)	Includes lease finance assets.

Note:	Ratios are loans 90 days or more past due as a percentage of year-end loan balances.

Provision for credit losses, reserve for credit losses and review of net credit losses

The provision for credit losses totaled $45 million in both 2000 and 1999, and $60 million in 1998. The reserve for credit losses at Dec. 31, 2000, was $393 million, or 1.49% of total loans, a 16 basis point increase compared with 1.33% of total loans, at Dec. 31, 1999, reflecting a $3.9 billion, or 13%, lower level of loans.

The Corporation maintains a credit loss reserve that, in management’s judgment, is appropriate to absorb losses embedded in the loan portfolio as of the balance sheet date. Management reviews the appropriateness of the reserve at least quarterly. The reserve determination methodology is designed to provide procedural discipline in assessing the appropriateness of the reserve. For analytical purposes, the reserve methodology estimates loss potential in both the commercial and consumer loan portfolios. This methodology primarily uses an individual evaluation of problem credits and a historical analysis of loss experience and criticized credit levels. In addition, the status and amount of nonperforming and past-due loans are considered. Qualitative factors considered include: industry risks, current economic factors affecting collectability, trends in portfolio volume, quality, maturity and composition, and current interest rate levels and economic conditions.

As shown in the table on the following page, net credit losses totaled $53 million in 2000, an increase of $3 million from 1999, primarily resulting from higher commercial and financial net credit losses, partially offset by credit recoveries on international loans and no credit card net credit losses in 2000. Other consumer credit losses in 2000 included $4 million resulting from the adoption at year-end 2000 of new standards for the classification and management of retail credit, published by the banking regulators. The level of credit losses and recoveries relative to outstanding loans can vary from period to period as a result of the size and number of individual credits that may require charge-off and the effects of changing economic conditions.

The ratio of the loan loss reserve to nonperforming loans at Dec. 31, 2000, was 156%, compared with 284% at Dec. 31, 1999. This ratio is not the result of a target or objective, but rather is an outcome of two interrelated but separate processes: the establishment of an appropriate loan loss reserve level for the portfolio as a whole, including but not limited to the nonperforming component in the portfolio; and the classification of certain assets as nonperforming in accordance with established accounting, regulatory and management policies. The ratio can vary significantly over time as the credit quality characteristics of the entire loan portfolio change. This ratio also can vary with shifts in portfolio mix. The decrease in this ratio from Dec. 31, 1999, resulted from an increase in the level of nonperforming loans.

Provision for credit losses, reserve for credit losses and review of net credit losses (continued)

Credit loss reserve activity
(dollar amounts in millions)	2000		1999	1998	1997		1996

Reserve at beginning of year	$403		$496	$475	$525		$471
Net change in reserve from (divestitures)/acquisitions	(2)		(88)	24	3		23

Credit losses:

Domestic:
Commercial and financial	(50)		(38)	(10)	(16)		(19)
Commercial real estate	(1)		(1)	(6)	(24)		(12)

Consumer credit:
Credit cards	—		(11)	(45)	(116	) (b)	(127)
Other consumer credit	(20	) (a)	(20)	(23)	(25)		(27)
Lease finance assets	(7)		(6)	(8)	(6)		(5)

Total domestic	(78)		(76)	(92)	(187)		(190)
International	—		—	—	—		—

Total credit losses	(78)		(76)	(92)	(187)		(190)

Recoveries:

Domestic:
Commercial and financial	5		12	8	11		25
Commercial real estate	1		3	3	14		14

Consumer credit:
Credit cards	—		1	5	9		13
Other consumer credit	6		8	11	9		12
Lease finance assets	1		2	2	3		1

Total domestic	13		26	29	46		65
International	12		—	—	5		1

Total recoveries	25		26	29	51		66

Net credit (losses) recoveries:

Domestic:
Commercial and financial	(45)		(26)	(2)	(5)		6
Commercial real estate	—		2	(3)	(10)		2

Consumer credit:
Credit cards	—		(10)	(40)	(107)		(114)
Other consumer credit	(14)		(12)	(12)	(16)		(15)
Lease finance assets	(6)		(4)	(6)	(3)		(4)

Total domestic	(65)		(50)	(63)	(141)		(125)
International	12		—	—	5		1

Net credit losses	(53)		(50)	(63)	(136)		(124)
Credit losses on credit card assets held for accelerated resolution	—		—	—	(65)		—

Total net credit losses	(53)		(50)	(63)	(201)		(124)
Provision for credit losses	45		45	60	148		155

Reserve at end of year	$393		$403	$496	$475		$525

Reserve as a percentage of total loans	1.49%		1.33%	1.54%	1.63%		1.92%
Reserve as a percentage of nonperforming loans	156%		284%	479%	356%		556%
Net credit losses to average loans (c)	.19%		.17%	.21%	.72%		.46%

(a)	Includes $4 million of credit losses resulting from the adoption at year-end 2000 of new standards for the classification and management of retail credit, published by the banking regulators.
(b)	Excludes $65 million of credit losses related to loans transferred to an accelerated resolution portfolio.

(c)	Net credit losses to average loans, excluding credit card net credit losses, was .13% in 1999, .08% in 1998, .10% in 1997 also excluding credit losses on assets held for accelerated resolution, and .04% in 1996.

FOURTH QUARTER REVIEW

Fourth quarter 2000 diluted earnings per common share totaled $.52, an increase of 11% compared with $.47 in the fourth quarter of 1999. The earnings per share increase was achieved despite the impact of the previously-disclosed May 2000 expiration of a long-term mutual fund administration contract with a third party. Core business sectors’ contribution to earnings per share, which excludes the revenues and related expenses from this contract as well as the impact of divestitures/exit businesses, and other non-core activity from both periods, increased 25%.

Net income in the fourth quarter of 2000 was $255 million, an increase of 6%, compared with $240 million in the fourth quarter of 1999. Annualized return on equity and return on assets were 25.2% and 2.17%, respectively, for the fourth quarter of 2000, compared with 23.1% and 2.01%, respectively, for the fourth quarter of 1999. The fourth quarter 1999 results included a $5 million after-tax net loss from divestitures, or $.01 per share.

Fee revenue totaled 71% of net interest and fee revenue, on a fully taxable equivalent basis, in the fourth quarter of 2000, compared with 70% in the fourth quarter of 1999. Fee revenue of $806 million in the fourth quarter of 2000 was impacted by the May 2000 expiration of a long-term mutual fund administration contract with a third party and the December 2000 acquisition of the remaining 50% interest in the Mellon Investor Services joint venture. Excluding these factors, fee revenue increased 7% in the fourth quarter of 2000 compared with the fourth quarter of 1999, due to a 9% increase in trust and investment fee revenue.

Net interest revenue on a fully taxable equivalent basis of $335 million in the fourth quarter of 2000 increased $2 million compared with the fourth quarter of 1999, reflecting improved spreads and the positive impact of interest-free funds in a higher rate environment, including compensating deposits held in lieu of customers paying cash management fees, partially offset by higher funding costs related to the repurchase of common stock and a $1.4 billion lower level of average interest-earning assets. Average loans decreased $2.3 billion in the fourth quarter of 2000 compared to the fourth quarter of 1999, primarily reflecting a lower level of wholesale loans.

Operating expense was $724 million in the fourth quarter of 2000, an increase of $29 million compared with $695 million in the fourth quarter of 1999, primarily resulting from the December 2000 acquisition of the remaining 50% interest in the Mellon Investor Services joint venture. Excluding the effect of acquisitions and the net expense (revenue) from acquired property, operating expense increased only 1% compared with the fourth quarter of 1999, reflecting higher staff expense including higher incentive expense.

The provision for credit losses totaled $15 million in the fourth quarter of 2000, an increase of $5 million compared with the fourth quarter of 1999. Net credit losses were $20 million in the fourth quarter of 2000 compared with $12 million in the prior-year period. The increase resulted from higher commercial net credit losses and also included $4 million of consumer net credit losses resulting from the adoption at year-end 2000 of new standards for the classification and management of retail credit, published by the banking regulators.

SELECTED QUARTERLY DATA (unaudited)

	Quarter ended

	2000				1999

(dollar amounts in millions,	Dec.	Sept.	June	March	Dec.	Sept.	June	March
except per share amounts)	31	30	30	31	31	30	30	31

Quarterly consolidated income statement
Net interest revenue (a)	$332	$336	$332	$328	$331	$329	$342	$349
Provision for credit losses	15	10	10	10	10	10	10	15
Fee and other revenue	806	773	773	798	759	765	787	789
Net gain (loss) from divestitures	—	—	—	—	(7)	(8)	59	83
Gains on sales of securities	—	—	—	—	—	—	—	—
Operating expense (a)	724	704	705	718	695	711	804	760

Income before income taxes and cumulative effect of accounting change	399	395	390	398	378	365	374	446
Provision for income taxes	144	143	143	145	138	134	136	166

Income before cumulative effect of accounting change	255	252	247	253	240	231	238	280
Cumulative effect of accounting change	—	—	—	—	—	—	—	(26)

Net income	$255	$252	$247	$253	$240	$231	$238	$254
Diluted earnings per share	$.52	$.51	$.50	$.50	$.47	$.45	$.45	$.48	(b)
Basic earnings per share	$.52	$.52	$.50	$.51	$.47	$.46	$.45	$.49	(b)

Quarterly average balances
Money market investments	$2,492	$2,009	$2,219	$1,713	$2,267	$1,463	$1,445	$1,286
Trading account securities	453	322	214	248	372	403	414	291
Securities	6,873	6,166	6,121	6,155	6,275	6,364	6,652	6,767

Total money market investments and securities	9,818	8,497	8,554	8,116	8,914	8,230	8,511	8,344
Loans	26,857	27,430	27,943	29,283	29,159	30,177	30,504	31,467

Total interest-earning assets	36,675	35,927	36,497	37,399	38,073	38,407	39,015	39,811
Total assets	46,741	46,058	46,978	47,205	47,451	48,871	49,766	50,677
Total tangible assets (c)	45,047	44,357	45,257	45,419	45,640	47,012	47,878	48,755
Deposits	32,762	32,114	32,762	32,220	32,540	33,462	33,358	34,087
Notes and debentures	3,529	3,532	3,395	3,453	3,585	3,372	3,387	3,351
Trust-preferred securities	992	991	991	991	991	991	991	991
Total shareholders’ equity	4,023	3,893	3,793	3,905	4,133	4,212	4,417	4,469
Tangible shareholders’ equity (c)	2,410	2,269	2,147	2,190	2,388	2,417	2,591	2,608

Net interest margin (FTE) (a)	3.62%	3.74%	3.65%	3.54%	3.46%	3.42%	3.53%	3.58%
Annualized return on equity	25.2%	25.8%	26.2%	26.0%	23.1%	21.8%	21.6%	23.1%
Annualized return on assets	2.17%	2.18%	2.12%	2.15%	2.01%	1.87%	1.92%	2.03%

Common stock data (d)

Market price per share range:
High	$51.94	$47.31	$41.69	$35.13	$40.19	$37.00	$36.88	$36.88
Low	38.25	36.31	29.81	26.81	31.00	31.31	33.44	33.59
Average	46.34	42.03	35.04	31.09	35.34	34.26	34.74	35.23
Close	49.19	46.38	36.44	29.50	34.06	33.63	36.38	35.19
Dividends per share	.22	.22	.22	.20	.20	.20	.20	.18
Market capitalization	23,941	22,631	17,788	14,491	17,052	17,103	18,704	18,335

(a)	Amounts and ratios were impacted by the fourth quarter 2000 reclassification of trust-preferred securities as an interest-bearing liability. The related expense was reclassified to interest expense from operating expense. Prior period amounts have been reclassified and ratios have been recalculated.
(b)	Diluted and basic income per share before the cumulative effect of an accounting change for the quarter ended March 31, 1999, was $.53 and $.54, respectively.
(c)	Excludes average goodwill and other intangibles, net of tax benefit.
(d)	At Dec. 31, 2000, there were 24,350 shareholders registered with the Corporation’s stock transfer agent, compared with 25,247 at year-end 1999 and 25,197 at year-end 1998. In addition, there were approximately 16,514, 16,919 and 16,540 Mellon employees at Dec. 31, 2000, 1999 and 1998, respectively, who participated in the Corporation’s 401(k) Retirement Savings Plan. All shares of Mellon Financial Corporation common stock held by the plan for its participants are registered in the name of Mellon Bank, N.A., as trustee.

CONSOLIDATED INCOME STATEMENT

Mellon Financial Corporation (and its subsidiaries)

		Year ended Dec. 31,
(in millions, except per share amounts)		2000	1999	1998

Interest revenue	Interest and fees on loans (loan fees of $58, $59 and $73)	$2,260	$2,238	$2,413
	Federal funds sold and securities under resale agreements	62	41	49
	Interest-bearing deposits with banks	60	39	33
	Other money market investments	5	3	6
	Trading account securities	18	19	15
	Securities	424	419	376

	Total interest revenue	2,829	2,759	2,892

Interest expense	Deposits in domestic offices	838	738	824
	Deposits in foreign offices	149	133	136
	Federal funds purchased and securities under repurchase agreements	104	102	123
	Other short-term borrowings	94	131	114
	Notes and debentures	237	225	204
	Trust-preferred securities (a)	79	79	79

	Total interest expense	1,501	1,408	1,480

Net interest revenue	Net interest revenue	1,328	1,351	1,412
	Provision for credit losses	45	45	60

	Net interest revenue after provision for credit losses	1,283	1,306	1,352

Noninterest revenue	Trust and investment fee revenue	2,295	2,074	1,748
	Cash management and deposit transaction charges	326	304	291
	Foreign currency and securities trading revenue	178	173	165
	Financing-related revenue	184	193	170
	Equity investment revenue	78	63	48
	Mortgage servicing fees	10	153	200
	Credit card fees	—	18	92
	Other	79	122	207

	Total fee and other revenue	3,150	3,100	2,921
	Net gain from divestitures	—	127	—
	Gains on sales of securities	—	—	1

	Total noninterest revenue	3,150	3,227	2,922

Operating expense	Staff expense	1,595	1,559	1,456
	Professional, legal and other purchased services	286	280	297
	Net occupancy expense	241	243	237
	Equipment expense	150	186	181
	Business development	142	161	149
	Amortization of goodwill	115	118	107
	Amortization of other intangible assets	19	30	30
	Amortization of mortgage servicing assets and purchased credit card relationships	5	113	179
	Communications expense	88	112	107
	Net expense (revenue) from acquired property	2	(14)	(6)
	Other expense	208	182	197

	Total operating expense (a)	2,851	2,970	2,934

Income	Income before income taxes and cumulative effect of accounting change	1,582	1,563	1,340
	Provision for income taxes	575	574	470

	Income before cumulative effect of accounting change	1,007	989	870
	Cumulative effect of accounting change	—	(26)	—

	Net income	1,007	963	870
	Dividends on preferred stock	—	—	9

	Net income applicable to common stock	$1,007	$963	$861

(continued)

CONSOLIDATED INCOME STATEMENT

Mellon Financial Corporation (and its subsidiaries)

		Year ended Dec. 31,
(in millions, except per share amounts)		2000	1999	1998

Earnings per common share	Basic net income per common share:
	Income before cumulative effect of accounting change	$2.05	$1.92	$1.65
	Cumulative effect of accounting change	—	(.05)	—

	Net income	$2.05	$1.87	$1.65

	Diluted net income per common share:
	Income before cumulative effect of accounting change	$2.03	$1.90	$1.62
	Cumulative effect of accounting change	—	(.05)	—

	Net income	$2.03	$1.85	$1.62

(a)	In the fourth quarter of 2000, the trust preferred securities were reclassified as an interest-bearing liability. The related expense was reclassified to interest expense from operating expense. Prior period amounts have been reclassified.

                                      See accompanying Notes to Financial Statements.

CONSOLIDATED BALANCE SHEET

Mellon Financial Corporation (and its subsidiaries)

		Dec. 31,

(dollar amounts in millions)		2000	1999

Assets	Cash and due from banks	$3,506	$3,410
	Interest-bearing deposits with banks	1,975	286
	Federal funds sold and securities under resale agreements	1,817	1,001
	Other money market investments	125	71
	Trading account securities	276	144
	Securities available for sale	7,910	5,159
	Investment securities (approximate fair value of $1,027 and $1,183)	1,022	1,197
	Loans, net of unearned discount of $66 and $79	26,369	30,248
	Reserve for credit losses	(393)	(403)

	Net loans	25,976	29,845
	Customers’ acceptance liability	40	164
	Premises and equipment	698	562
	Goodwill	1,993	2,077
	Other intangibles	47	63
	Other assets	4,979	3,967

	Total assets	$50,364	$47,946

Liabilities	Noninterest-bearing deposits in domestic offices	$10,545	$9,588
	Interest-bearing deposits in domestic offices	22,473	20,540
	Interest-bearing deposits in foreign offices	3,872	3,293

	Total deposits	36,890	33,421
	Federal funds purchased and securities under repurchase agreements	1,071	1,095
	U.S. Treasury tax and loan demand notes	452	606
	Commercial paper	116	88
	Term federal funds purchased	31	358
	Short-term bank notes	—	1,055
	Other funds borrowed	376	448
	Acceptances outstanding	40	164
	Other liabilities	2,724	2,266
	Notes and debentures (with original maturities over one year)	3,520	3,438
	Guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures (a)	992	991

	Total liabilities	46,212	43,930

Shareholders’ equity	Common stock—$.50 par value
	Authorized—800,000,000 shares
	Issued 588,661,920 shares	294	294
	Additional paid-in capital	1,837	1,788
	Retained earnings	4,270	3,808
	Accumulated unrealized loss, net of tax	(38)	(135)
	Treasury stock of 101,922,986 and 88,038,848 shares, at cost	(2,211)	(1,739)

	Total shareholders’ equity	4,152	4,016

	Total liabilities and shareholders’ equity	$50,364	$47,946

(a)	In the fourth quarter of 2000, these securities were reclassified as an interest-bearing liability. Prior period amounts have been reclassified.

                                             See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

Mellon Financial Corporation (and its subsidiaries)

					Accumulated		Total
			Additional		unrealized		share-
	Preferred	Common	paid-in	Retained	(losses) gains,	Treasury	holders’
(in millions)	stock	stock	capital	earnings	net of tax	stock	equity

Balance at Dec. 31, 1997	$193	$147	$1,818	$2,884	$21	$(1,218)	$3,845

Comprehensive results:
Net income				870			870
Other comprehensive results, net of tax					11		11
Reclassification adjustment					(7)		(7)

Total comprehensive results				870	4		874
Dividends on common stock at $0.705 per share				(365)			(365)
Dividends on preferred stock				(9)			(9)
Common stock issued under Direct Stock Purchase and Dividend Reinvestment Plan			10			10	20
Common stock issued in connection with the Mellon United National Bank acquisition			22			233	255
Series K preferred stock redemption	(193)						(193)
Exercise of stock options			1	(26)		98	73
Repurchase of common stock						(27)	(27)
Other			36	(1)		13	48

Balance at Dec. 31, 1998	$—	$147	$1,887	$3,353	$25	$(891)	$4,521

Comprehensive results:
Net income				963			963
Other comprehensive results, net of tax					(159)		(159)
Reclassification adjustment					(1)		(1)

Total comprehensive results				963	(160)		803
Dividends on common stock at $0.78 per share				(403)			(403)
Common stock issued under Direct Stock Purchase and Dividend Reinvestment Plan			1			19	20
Exercise of stock options			47	(102)		158	103
Repurchase of common stock						(1,068)	(1,068)
Additional common stock issued for stock split		147	(147)				—
Other				(3)		43	40

Balance at Dec. 31, 1999	$—	$294	$1,788	$3,808	$(135)	$(1,739)	$4,016

Comprehensive results:
Net income				1,007			1,007
Other comprehensive results, net of tax					96		96
Reclassification adjustment					1		1

Total comprehensive results				1,007	97		1,104
Dividends on common stock at $0.86 per share				(421)			(421)
Common stock issued under Direct Stock Purchase and Dividend Reinvestment Plan			1	(1)		18	18
Exercise of stock options			45	(113)		191	123
Repurchase of common stock						(737)	(737)
Other			3	(10)		56	49

Balance at Dec. 31, 2000	$—	$294	$1,837	$4,270	$(38)	$(2,211)	$4,152

      See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

Mellon Financial Corporation (and its subsidiaries)

		Year ended Dec. 31,
(in millions)		2000	1999	1998

Cash flows from operating activities	Net income	$1,007	$963	$870
	Adjustments to reconcile net income to net cash provided by operating activities:
	Cumulative effect of accounting change	—	26	—
	Net gain from divestitures	—	(127)	—
	Amortization of goodwill and other intangible assets	134	148	137
	Amortization of mortgage servicing assets and purchased credit card relationships	5	113	179
	Depreciation and other amortization	91	98	105
	Deferred income tax expense (benefit)	104	167	(31)
	Provision for credit losses	45	45	60
	Net gains on dispositions of acquired property	(3)	(18)	(7)
	Net (increase) decrease in accrued interest receivable	(10)	40	(8)
	Net (increase) decrease in trading account securities	(116)	60	(108)
	Net (decrease) increase in accrued interest payable, net of amounts prepaid	(31)	36	29
	Net decrease (increase) in residential mortgages held for sale	—	1,290	(278)
	Net decrease from other operating activities	(508)	(248)	(327)

	Net cash provided by operating activities	718	2,593	621

Cash flows from investing activities	Net (increase) decrease in term deposits and other money market investments	(1,743)	252	19
	Net (increase) decrease in federal funds sold and securities under resale agreements	(816)	(815)	409
	Purchases of securities available for sale	(6,120)	(1,992)	(4,566)
	Proceeds from sales of securities available for sale	662	546	1,098
	Proceeds from maturities of securities available for sale	2,903	1,416	1,557
	Purchases of investment securities	(6)	(15)	(14)
	Proceeds from maturities of investment securities	179	369	491
	Net decrease in credit card receivables	—	85	90
	Proceeds from divestiture of credit card business	—	1,186	—
	Proceeds from divestiture of network services business	—	135	—
	Proceeds from divestiture of mortgage businesses	—	1,210	—
	Net principal repayments of (disbursed on) loans to customers	1,714	(2,656)	(4,417)
	Loan portfolio purchases	(96)	(71)	(319)
	Proceeds from sales and securitizations of loan portfolios	2,223	2,220	2,885
	Purchases of premises and equipment	(174)	(171)	(132)
	Proceeds from sales of acquired property	16	62	73
	Net cash disbursed in purchase of other venture partner’s interest in the Mellon Investor Services joint venture	(31)	—	—
	Net cash disbursed in purchase of Mellon United National Bank	—	—	(94)
	Net cash disbursed in purchase of Mellon 1st Business Bank	—	—	(72)
	Net cash disbursed in purchase of Founders Asset Management, LLC	—	—	(267)
	Net cash disbursed in purchase of Newton Management Limited	—	—	(108)
	Increase in mortgage servicing assets and purchased credit card relationships	(13)	(86)	(236)
	Net decrease from other investing activities	(309)	(337)	(231)

	Net cash (used in) provided by investing activities	(1,611)	1,338	(3,834)

-continued-

CONSOLIDATED STATEMENT OF CASH FLOWS (continued)

Mellon Financial Corporation (and its subsidiaries)

		Year ended Dec. 31,
(in millions)		2000	1999	1998

Cash flows from financing activities	Net increase (decrease) in transaction and savings deposits	1,811	(732)	2,329
	Net increase (decrease) in customer term deposits	1,658	(230)	(954)
	Net (decrease) increase in federal funds purchased and securities under repurchase agreements	(24)	(2,499)	1,380
	Net (decrease) increase in short-term bank notes	(1,055)	789	(64)
	Net (decrease) increase in U.S. Treasury tax and loan demand notes	(154)	316	(157)
	Net (decrease) increase in term federal funds purchased	(327)	150	(417)
	Net increase (decrease) in commercial paper	28	(28)	49
	Repayments of longer-term debt	(329)	(385)	(124)
	Net proceeds from issuance of longer-term debt	404	507	873
	Dividends paid on common and preferred stock	(421)	(403)	(376)
	Proceeds from issuance of common stock	90	70	52
	Repurchase of common stock	(737)	(1,068)	(27)
	Redemption of preferred stock	—	—	(193)
	Net (decrease) increase from other financing activities	(38)	(6)	57

	Net cash provided by (used in) financing activities	906	(3,519)	2,428
	Effect of foreign currency exchange rates	83	72	61

Change in cash and due from banks	Net increase (decrease) in cash and due from banks	96	484	(724)
	Cash and due from banks at beginning of year	3,410	2,926	3,650

	Cash and due from banks at end of year	$3,506	$3,410	$2,926

Supplemental disclosures	Interest paid (a)	$1,532	$1,372	$1,451
	Net income taxes paid	393	345	428

(a) In the fourth quarter of 2000, the trust-preferred securities were reclassified as an interest-bearing liability. The related expense was reclassified to interest expense from operating
	expense. Prior period amounts have been reclassified.
	See accompanying Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS

1.  Accounting policies

Basis of presentation

The accounting and financial reporting policies of Mellon Financial Corporation (the Corporation), a global financial services company, conform to generally accepted accounting principles (GAAP) and prevailing industry practices. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and the disclosure of contingent assets and liabilities and the reported amounts of related revenue and expense. Actual results could differ from these estimates.

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

NOTES TO FINANCIAL STATEMENTS (continued)

1.  Accounting policies (continued)

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

Nature of operations

The Corporation is a global financial services company providing a comprehensive range of financial products and services in domestic and selected international markets. Through its six core business sectors (Wealth Management, Global Investment Management, Global Investment Services, Regional Consumer Banking, Specialized Commercial Banking and Large Corporate Banking), the Corporation provides wealth management and global investment management for individual and institutional investors; global investment services for businesses and institutions; and a variety of banking services for individuals and small, midsize and large businesses and institutions in selected geographies. The Corporation’s asset management companies, which include The Dreyfus Corporation in the United States and Newton Management Limited in the United Kingdom, provide investment products in many asset classes and investment styles. Mellon is a global provider of custody, retirement and benefits consulting services through its Mellon Trust and Buck Consultants affiliates. While the Corporation’s major subsidiaries primarily are headquartered in the Northeast and mid-Atlantic regions, most of its products and services are offered nationwide. The Corporation’s customer base is well diversified and primarily domestic, with a growing international presence.

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

Securities available for sale are stated at fair value. Unrealized gains or losses on assets classified as available for sale, net of tax, are recorded as an addition to or deduction from other comprehensive results in shareholders’ equity. Investment securities are stated at cost, adjusted for amortization of premium and accretion of discount on a level yield basis. Gains and losses on sales of securities available for sale are reported in the income statement. The cost of securities sold is determined on a specific identification basis.

NOTES TO FINANCIAL STATEMENTS (continued)

1.  Accounting policies (continued)

Venture capital investments

Venture capital investments are reported at estimated fair values. Changes in estimated fair value and gains and losses from sales are recognized in equity investment revenue. The values assigned to the investments are based upon available information and may not necessarily represent amounts that will ultimately be realized, which depend on future events and circumstances. These estimated amounts will not be realized until the individual investments are liquidated. The valuation procedures applied include consideration of economic and market conditions, current and projected financial performance of the investee company, and the investee company’s management team. Venture capital investments are included in other assets in the Corporation’s balance sheet.

Loans

Loans are reported net of any unearned discount. Interest revenue on nondiscounted loans is recognized based on the principal amount outstanding. Interest revenue on discounted loans is recognized based on methods that approximate a level yield. Loan origination and commitment fees, as well as certain direct loan origination and commitment costs, are deferred and amortized as a yield adjustment over the lives of the related loans. Deferred fees and costs are netted against outstanding loan balances. Loans held for sale are carried at the lower of aggregate cost or market value.

Unearned revenue on direct financing leases is accreted over the lives of the leases in decreasing amounts to provide a constant rate of return on the net investment in the leases. Revenue on leveraged leases is recognized on a basis to achieve a constant yield on the outstanding investment in the lease, net of the related deferred tax liability, in the years in which the net investment is positive. Gains on sales of lease residuals are recognized in financing-related revenue.

Commercial loans, including commercial leases, generally are placed on nonaccrual status when either principal or interest is past due 90 days or more, unless the loan is well secured and in the process of collection. Management also places commercial loans on nonaccrual status when the collection of principal or interest becomes doubtful. Residential mortgage loans generally are placed on nonaccrual status when, in management’s judgement, collection is in doubt or the loans are 180 days or more delinquent. Consumer loans, other than residential mortgages, and certain secured commercial loans are charged off upon reaching various stages of delinquency depending upon the loan type, or upon the death or bankruptcy of the borrower. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed against current period interest revenue. Interest receipts on nonaccrual and impaired loans are recognized as interest revenue or are applied to principal when management believes the ultimate collectability of principal is in doubt. Nonaccrual loans generally are restored to an accrual basis when principal and interest payments become current or when the loan becomes well secured and is in the process of collection.

A loan is considered to be impaired, as defined by Statement of Financial Accounting Standards (FAS) No. 114, “Accounting by Creditors for Impairment of a Loan,” when it is probable that the Corporation will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. The Corporation performs impairment tests on all loans of $1 million or greater covered under FAS No. 114, where there is a significant credit concern. Consumer credit nonaccrual loans are not tested for impairment because they are included in large groups of smaller-balance homogeneous loans that, by definition along with leases, are excluded from the scope of FAS No. 114.

Impaired loans are required to be measured based upon the present value of expected future cash flows, discounted at the loan’s initial effective interest rate, or at the loan’s market price or fair value of the collateral

NOTES TO FINANCIAL STATEMENTS (continued)

1.  Accounting policies (continued)

if the loan is collateral dependent. If the loan valuation is less than the recorded value of the loan, an impairment reserve is established for the difference. The impairment reserve is established by either an allocation of the reserve for credit losses or by a provision for credit losses, depending on the appropriateness of the reserve for credit losses. Impairment reserves are not needed when the recorded investment in an impaired loan is less than the loan valuation.

Loan securitizations

Indirect automobile, home equity installment, jumbo residential mortgage and insurance premium finance receivables are periodically sold in securitizations. As a result, the Corporation retains servicing assets, cash reserve accounts and/or interest-only strips, all of which are considered retained interests in the securitized receivables. The gain or loss on the sale of the receivables depends in part on the previous carrying amount of the financial assets involved in the transfer, which is allocated between the assets sold and the retained interests based on their relative fair values at the date of transfer. Fair values are obtained by using quoted market prices if available. When quoted market prices are not available for retained interests, the Corporation estimates fair values based on the present value of expected cash flows, which are estimated using management’s best estimates of various key assumptions such as credit losses, prepayment speeds and discount rates commensurate with the risks involved. Servicing assets and interest-only strips are amortized in proportion to estimated net servicing fee revenue and are periodically reviewed for impairment.

The amount of interest and fee revenue in excess of both interest paid to certificate holders and credit losses is recognized monthly as servicing revenue. The servicing revenue is recognized in financing-related revenue.

Reserve for credit losses

The reserve for credit losses is maintained to absorb losses embedded in the credit portfolio as of the balance sheet date based on management’s judgment. The reserve determination methodology is designed to provide procedural discipline in assessing the appropriateness of the reserve. This methodology primarily uses an individual evaluation of problem credits and a historical analysis of loss experience and criticized credit levels. In addition, the status and amount of nonperforming and past-due loans are considered. Qualitative factors considered include: industry risks, current economic factors affecting collectability, trends in portfolio volume, quality, maturity and composition and current interest rate levels and economic conditions. Credit losses are charged against the reserve. Recoveries are added to the reserve.

Acquired property

Property acquired in connection with loan settlements, including real estate acquired, is stated at the lower of estimated fair value less estimated costs to sell or the carrying amount of the loan. A reserve for real estate acquired is maintained on a property-by-property basis to recognize estimated potential declines in value that might occur between appraisal dates. Provisions for the estimated potential decrease in fair value between annual appraisals, net gains on the sale of real estate acquired and net direct operating expense attributable to these assets are included in net expense (revenue) from acquired property. Acquired property is reported in other assets on the Corporation’s balance sheet.

Premises and equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated over the estimated useful lives of the assets, limited in the case of leasehold improvements to the lease term, using the straight-line method.

NOTES TO FINANCIAL STATEMENTS (continued)

1.  Accounting policies (continued)

Goodwill, other identified intangibles, mortgage servicing assets and purchased credit card relationships

Intangible assets are amortized using straight-line and accelerated methods over the remaining estimated benefit periods which approximated, on a weighted-average basis at Dec. 31, 2000, 19 years for goodwill, 5 years for core deposit intangibles and 12 years for all other intangible assets except mortgage servicing assets. Intangible assets are reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset.

The divestitures of the mortgage banking businesses in 1999 resulted in a significantly lower level of mortgage servicing rights (MSRs) remaining thereafter relating to the jumbo mortgage loan business that was retained.

Mortgage servicing rights are recorded by allocating total costs incurred between the loan and servicing rights based on their relative fair values. MSRs are amortized in proportion to the estimated servicing income over the estimated life of the servicing portfolio. The Corporation capitalized $13 million and $8 million of jumbo residential MSRs in 2000 and 1999, respectively. The carrying value of MSRs was $24 million at Dec. 31, 2000, with an estimated fair value of $33 million. The carrying value of MSRs was $16 million at Dec. 31, 1999, with an estimated fair value of $17 million. The carrying value of MSRs is measured for impairment each quarter based on the fair value of the MSRs. Quoted market prices are used, whenever available, as the basis for measuring the fair value of servicing rights. When quoted market prices are not available, fair values are based upon the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. For impairment measurement purposes, all mortgage servicing rights are first stratified by investor pools, then by loan type and interest rates within that loan type. If the carrying value of an individual investor pool were to exceed its fair value, a valuation allowance would be established. No valuation allowances were recorded at Dec. 31, 2000 and 1999. On a weighted-average basis at Dec. 31, 2000, the serviced jumbo mortgage loan portfolio had an interest rate of approximately 7.58%.

Income taxes

The Corporation files a consolidated U.S. income tax return. Deferred taxes are recognized for the expected future tax consequences of existing differences between the financial reporting and tax reporting bases of assets and liabilities using enacted tax laws and rates.

Foreign currency translation

Assets and liabilities denominated in foreign currencies are translated to U.S. dollars generally at the rate of exchange on the balance sheet date. Revenue and expense accounts are translated monthly at month-end rates of exchange. Net foreign currency positions are valued at rates of exchange—spot or future, as appropriate—prevailing at the end of the period, and resulting gains or losses are included in the income statement. Translation gains and losses on investments in foreign entities with functional currencies that are not the U.S. dollar are included in shareholders’ equity in other comprehensive results.

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

NOTES TO FINANCIAL STATEMENTS (continued)

1.  Accounting policies (continued)

Closed-end mutual fund

On Jan. 1, 1999, the Corporation adopted the provisions of the American Institute of Certified Public Accountants Statement of Position (SOP) No. 98-5 on reporting on the costs of start-up activities. This SOP requires that costs of start-up activities be expensed as incurred. Initial application of the SOP was reported as a cumulative effect of a change in accounting principle.

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

Accounting for the costs of computer software

On Jan. 1, 1999, the Corporation adopted the provisions of SOP No. 98-1 on accounting for the costs of computer software developed or obtained for internal use. This SOP requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use. Previously, the Corporation generally expensed such costs. The adoption of SOP No. 98-1 was immaterial to the Corporation’s financial position and results of operations.

Off-balance-sheet instruments used for risk management purposes

The Corporation enters into interest rate swaps, interest rate caps and floors, financial futures and financial options primarily to manage its sensitivity to interest rate risk. This is accomplished by using these instruments to offset the inherent price or interest rate risk of specific on-balance-sheet assets or liabilities. All of these instruments are designated as hedges on the trade date and are highly correlated with the financial instrument being hedged. High correlation is achieved if the hedge instrument and the financial instrument being hedged are denominated in the same currency and (i) are both fixed rate instruments with similar maturities, or (ii) are structurally comparable and based upon similar floating rate indices or (iii) have been subjected to a mathematical correlation analysis and found to be highly correlated. Hedge correlation of interest rate or market value risk management positions is reviewed periodically. If a hedged instrument is sold or matures, or correlation criteria are no longer met, the risk management position is no longer accounted for as a hedge. Under these circumstances, the accumulated change in market value of the hedge is recognized in current income to the extent that the hedge results have not been offset by the effects of interest rate or price changes of the hedged item.

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

NOTES TO FINANCIAL STATEMENTS (continued)

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

On Jan. 1, 2001, the Corporation adopted FAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and FAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FAS No. 133.” For a discussion of the impact of the adoption of these statements, see the “New accounting statements” section on page 36. The information in that section is incorporated by reference into these Notes to Financial Statements.

Off-balance-sheet instruments used for trading activities

The Corporation enters into various off-balance-sheet financial instruments to accommodate customers and for its proprietary trading activities. Realized and unrealized changes in the fair value of these instruments are recognized in the income statement in foreign currency and securities trading revenue in the period in which the changes occur. Interest revenue and expense on instruments held for trading activities are included in the income statement as part of net interest revenue. The fair value of contracts with a given customer in gain positions is reported on the balance sheet in other assets and the fair value of contracts in loss positions is reported in other liabilities.

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

2.  Cash and due from banks

Cash and due from banks includes reserve balances that the Corporation’s subsidiary banks are required to maintain with a Federal Reserve bank. These required reserves are based primarily on deposits outstanding and were $451 million at Dec. 31, 2000, and $452 million at Dec. 31, 1999. These balances averaged $421 million in 2000 and $454 million in 1999.

NOTES TO FINANCIAL STATEMENTS (continued)

3. Securities

Securities available for sale

	Dec. 31, 2000				Dec. 31, 1999

		Gross unrealized				Gross unrealized
	Amortized			Fair	Amortized			Fair
(in millions)	cost	Gains	Losses	value	cost	Gains	Losses	value

U.S. Treasury	$188	$—	$—	$188	$224	$—	$1	$223
U.S. agency mortgage-backed	5,064	29	28	5,065	4,973	4	175	4,802
Other U.S. agency	2,466	1	—	2,467	5	—	—	5

Total U.S. Treasury and agency securities	7,718	30	28	7,720	5,202	4	176	5,030
Obligations of states and political subdivisions	172	1	3	170	113	—	9	104
Other mortgage-backed	1	—	—	1	1	—	—	1
Other securities	19	—	—	19	24	—	—	24

Total securities available for sale	$7,910	$31	$31	$7,910	$5,340	$4	$185	$5,159

Maturity distribution of securities available for sale

Contractual maturities at Dec. 31, 2000
							Obligations
					Total		of
		U.S.			U.S.		states				Total
		agency		Other	Treasury		and	Other			securities
(dollar amounts	U.S.	mortgage-		U.S.	and		political	mortgage-		Other	available
in millions)	Treasury	backed		agency	agency		subdivisions	backed		securities	for sale

Within one year
Amortized cost	$161	—		$2,450	$2,611		$1	—		$8	$2,620
Fair value	$161	—		$2,451	$2,612		$1	—		$8	$2,621
Yield	5.62%	—		6.28%	6.24%		7.04%	—		5.96%	6.24%
1 to 5 years
Amortized cost	$21	—		—	$21		$2	—		$9	$32
Fair value	$21	—		—	$21		$2	—		$9	$32
Yield	6.29%	—		—	6.29%		6.88%	—		7.11%	6.56%
5 to 10 years
Amortized cost	$6	—		$16	$22		$18	—		—	$40
Fair value	$6	—		$16	$22		$18	—		—	$40
Yield	5.81%	—		5.53%	5.61%		6.61%	—		—	6.06%
Over 10 years
Amortized cost	—	—		—	—		$151	—		$2	$153
Fair value	—	—		—	—		$149	—		$2	$151
Yield	—	—		—	—		7.43%	—		7.08%	7.42%
Mortgage-backed securities
Amortized cost	—	$5,064		—	$5,064		—	$1		—	$5,065
Fair value	—	$5,065		—	$5,065		—	$1		—	$5,066
Yield	—	6.56%		—	6.56%		—	7.48%		—	6.56%

Total amortized cost	$188	$5,064		$2,466	$7,718		$172	$1		$19	$7,910
Total fair value	$188	$5,065		$2,467	$7,720		$170	$1		$19	$7,910
Total yield	5.70%	6.56%		6.27%	6.44%		7.33%	7.48%		6.85%	6.47%
Weighted average contractual years to maturity	.63	—	(a)	.03	.08	(b)	12.75	—	(a)	4.36

(a)	The average expected lives of “U.S. agency mortgage-backed” and “Other mortgage-backed” securities were approximately 4.9 years and 2.8 years, respectively, at Dec. 31, 2000.

(b)	Excludes maturities of “U.S. agency mortgage-backed” securities.
Note: Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

NOTES TO FINANCIAL STATEMENTS (continued)

3. Securities (continued)

Investment securities

	Dec. 31, 2000				Dec. 31, 1999

		Gross unrealized				Gross unrealized
	Amortized			Fair	Amortized			Fair
(in millions)	cost	Gains	Losses	value	cost	Gains	Losses	value

U.S. Treasury	$—	$—	$—	$—	$—	$—	$—	$—
U.S. agency mortgage-backed	948	8	3	953	1,113	1	15	1,099

Total U.S. Treasury and agency securities	948	8	3	953	1,113	1	15	1,099
Obligations of states and political subdivisions	16	—	—	16	16	—	—	16
Other mortgage-backed	5	—	—	5	9	—	—	9
Other securities	53	—	—	53	59	—	—	59

Total investment securities	$1,022	$8	$3	$1,027	$1,197	$1	$15	$1,183

Maturity distribution of investment securities

	Contractual maturities at Dec. 31, 2000
			Obligations
	U.S. agency		of states	Other				Total
(dollar amounts	mortgage-		and political	mortgage-		Other		investment
in millions)	backed		subdivisions	backed		securities		securities

1 to 5 years
Amortized cost	—		$7	—		—		$7
Fair value	—		$7	—		—		$7
Yield	—		10.24%	—		—		10.24%
5 to 10 years
Amortized cost	—		$9	—		—		$9
Fair value	—		$9	—		—		$9
Yield	—		10.24%	—		—		10.24%
Over 10 years
Amortized cost	—		—	—		$53	(a)	$53
Fair value	—		—	—		$53	(a)	$53
Yield	—		—	—		6.00%		6.00%
Mortgage-backed securities
Amortized cost	$948		—	$5		—		$953
Fair value	$953		—	$5		—		$958
Yield	7.28%		—	7.26%		—		7.28%

Total amortized cost	$948		$16	$5		$53		$1,022
Total fair value	$953		$16	$5		$53		$1,027
Total yield	7.28%		10.24%	7.26%		6.00%		7.26%
Weighted average contractual years to maturity	—	(b)	4.94	—	(b)	—

(a)	Federal Reserve Bank stock with no stated maturity.

(b)	The average expected lives of “U.S. agency mortgage-backed” and “Other mortgage-backed” securities were approximately 5.2 years and 2.3 years, respectively, at Dec. 31, 2000.
Note: Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

NOTES TO FINANCIAL STATEMENTS (continued)

3. Securities (continued)

Gross realized gains and losses on the sales of securities available for sale were each $1 million or less in 2000, 1999 and 1998. After-tax net gains on the sales of securities were less than $1 million in 2000, 1999 and 1998. In the first quarter of 1999, as part of the divestiture of the credit card business, the Corporation sold $47 million of zero coupon U.S. Treasury securities from the investment securities portfolio. These securities were purchased and held to match fund the long-term interest rebate obligation associated with the CornerStonesm credit card product and were no longer required following the divestiture of the business. A gain of $7 million was realized from the sale of the securities and recorded as part of the net gain from divestitures. There were no sales of investment securities in 2000 or 1998.

Securities available for sale, investment securities, trading account securities and loans with book values of $8.9 billion at Dec. 31, 2000, and $5.8 billion at Dec. 31, 1999, were required to be pledged to secure public and trust deposits, repurchase agreements and for other purposes. Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The fair value of collateral either received from or provided to a third party is continually monitored and additional collateral is obtained from, or requested to be returned to, the Corporation as deemed appropriate.

4. Business sectors

Lines of business that offer similar or related products and services to common or similar customer segments have been combined into six core business sectors: Wealth Management, Global Investment Management, Global Investment Services, Regional Consumer Banking, Specialized Commercial Banking and Large Corporate Banking. Wealth Management includes private asset management services, private banking, and the results of Mellon United National Bank. Global Investment Management includes mutual fund management (except those mutual funds managed by Mellon Private Asset Management), institutional asset management, and brokerage services. Global Investment Services includes institutional trust and custody, foreign exchange, securities lending, shareholder and securities transfer services, benefits consulting, and administrative services for employee benefit plans, and back office outsourcing for investment managers. This sector also includes substantially all of the Corporation’s joint ventures, whose results are reported under the equity method of accounting. Regional Consumer Banking includes consumer lending and deposit products, direct banking, and sales of insurance products. Specialized Commercial Banking includes middle market lending, business banking, middle market and small ticket lease financing, commercial real estate lending, insurance premium financing, and asset-based lending. Large Corporate Banking includes cash management, large corporate and mid-corporate relationship banking, corporate finance and derivative products, securities underwriting and trading, and international banking.

For details of business sectors, see the table and the first and second paragraphs following the table on pages 6 through 8, as well as the Divestitures/ Exit Businesses, the Other Activity and Geographic Information paragraphs in the Business Sectors presentation on pages 13 and 14. The table, through “Average Tier I preferred equity,” and information in those paragraphs are incorporated by reference into these Notes to Financial Statements.

5. Loans

For details of the loans outstanding at Dec. 31, 2000 and 1999, see the 2000 and 1999 columns of the “Composition of loan portfolio at year end” table on page 38. The information in those columns is incorporated by reference into these Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS (continued)

5. Loans (continued)

For details of loan securitizations, see the information presented in the “Loan securitizations” section on pages 40 through 42. The information in that section is incorporated by reference into these Notes to Financial Statements.

For details of the nonperforming and past-due loans at Dec. 31, 2000 and 1999, see the amounts in the 2000 and 1999 columns of the “Nonperforming assets at year end” and “Past-due loans at year end” tables on pages 43 and 45, respectively. The information in those columns is incorporated by reference into these Notes to Financial Statements. For details on impaired loans at Dec. 31, 2000, 1999 and 1998, see the amounts in the “Impaired loans” table on page 44. The information in that table is incorporated by reference into these Notes to Financial Statements. There was no foregone interest on restructured loans in 2000, 1999 and 1998.

6. Reserve for credit losses

For details of the reserve for credit losses, see the 2000, 1999 and 1998 columns of the “Credit loss reserve activity” table on page 47. The information in those columns is incorporated by reference into these Notes to Financial Statements.

7. Premises and equipment

	Dec. 31,
(in millions)	2000	1999

Land	$33	$34
Buildings	368	303
Equipment	604	456
Leasehold improvements	264	235

Subtotal	1,269	1,028
Accumulated depreciation and amortization	(571)	(466)

Total premises and equipment	$698	$562

Included in the table above at Dec. 31, 2000, is $168 million related to the Mellon Client Service Center, which is expected to be fully operational in the second quarter of 2001.

The table above includes capital leases for premises and equipment at a net book value of $2 million at Dec. 31, 2000 and $1 million at Dec. 31, 1999.

Rental expense was $149 million, $156 million and $162 million, respectively, net of related sublease revenue of $17 million, $20 million and $20 million, in 2000, 1999 and 1998 respectively. Depreciation and amortization expense totaled $91 million, $98 million and $105 million in 2000, 1999 and 1998, respectively. Maintenance, repairs and utilities expenses totaled $107 million, $108 million and $102 million in 2000, 1999 and 1998, respectively.

As of Dec. 31, 2000, the Corporation and its subsidiaries are obligated under noncancelable leases (principally for banking premises) with expiration dates through 2023. A summary of the future minimum rental payments under noncancelable leases, net of related sublease revenue totaling $68 million, is as follows: 2001—$159 million; 2002—$151 million; 2003—$144 million; 2004—$147 million; 2005—$127 million and 2006 through 2023—$439 million.

NOTES TO FINANCIAL STATEMENTS (continued)

8. Other assets

	Dec. 31,
(in millions)	2000	1999

Accounts and fees receivable	$616	$582
Interest receivable	229	219

Prepaid expense:
Pension	676	554
Other	204	172
Receivables related to off-balance-sheet instruments	690	451
Equity investments (a)	613	247
Equity fund investments (b)	230	115
Joint ventures, minority interest, and other partnership investments	226	220
Mortgage servicing assets	24	16
Other	1,471	1,391

Total other assets	$4,979	$3,967

(a)	Includes $540 million at Dec. 31, 2000, and $244 million at Dec. 31, 1999, of venture capital investments.
(b)	Includes $184 million at Dec. 31, 2000, and $89 million at Dec. 31, 1999, of venture capital fund investments.

9. Deposits

The aggregate amount of time deposits in denominations of $100,000 or greater was approximately $5.8 billion at Dec. 31, 2000, and $4.3 billion at Dec. 31, 1999.

At Dec. 31, 2000, the scheduled maturity of time deposits for the years 2001 through 2005, and 2006 and thereafter are as follows: $8.831 billion, $1.051 billion, $323 million, $219 million, $414 million, and $82 million, respectively.

10. Revolving credit agreement

In 1996, the Corporation signed a four-year $300 million revolving credit agreement with several financial institutions that served as a support facility for commercial paper and for general corporate purposes. This facility expired in the second quarter of 2000. The Corporation then signed, in the second quarter of 2000, a new one-year $300 million revolving credit agreement. The current credit facility has several restrictions, including a minimum 6% Tier I ratio and a 1.30 maximum double leverage limitation. At Dec. 31, 2000, the Corporation was in compliance with all of the restrictions. There were no other credit facilities issued to subsidiaries of the Corporation at Dec. 31, 2000 or 1999. No borrowings were made under either facility in 2000 or 1999. Commitment fees totaled less than $1 million in each of the years 1998 through 2000.

NOTES TO FINANCIAL STATEMENTS (continued)

11.  Notes and debentures (with original maturities over one year)

	Dec. 31,
(in millions)	2000	1999

Parent Corporation:
Floating Rate Senior Notes due 2002 (6.90% at Dec. 31, 2000, and 6.44% at Dec. 31, 1999)	$400	$400
6.375% Subordinated Debentures due 2010	341	348
5.75% Senior Notes due 2003	300	300
7.50% Senior Notes due 2005	300	—
6.70% Subordinated Debentures due 2008	247	249
6.30% Senior Notes due 2000	—	200
6.00% Senior Notes due 2004	200	200
6-7/8% Subordinated Debentures due 2003	150	150
9-1/4% Subordinated Debentures due 2001	100	100
9-3/4% Subordinated Debentures due 2001	100	100
Medium-Term Notes, Series A, due 2001 (10.50% at Dec. 31, 2000, and 10.30% to 10.50% at Dec. 31, 1999)	5	10

Mellon Bank, N.A.:
7-3/8% Subordinated Notes due 2007	300	300
7% Subordinated Notes due 2006	306	300
6-1/2% Subordinated Notes due 2005	250	250
7-5/8% Subordinated Notes due 2007	253	249
6-3/4% Subordinated Notes due 2003	150	149
Medium-Term Bank Notes due 2001-2007 (1.40% to 8.55% at Dec. 31, 2000, and 5.85% to 8.55% at Dec. 31, 1999)	118	133

Total unsecured notes and debentures (with original maturities over one year)	$3,520	$3,438

In March 2000, the Corporation filed a new $1.5 billion debt shelf registration statement with the Securities and Exchange Commission (SEC). The registration statement was declared effective by the SEC in April 2000. In June 2000, the Corporation issued $300 million of 7.50% senior notes maturing in 2005. The proceeds from this issuance were used for general corporate purposes.

The Mellon Bank, N.A., notes are subordinated to obligations to depositors and other creditors. Any senior medium-term bank notes are subordinated to depositors and are on a par with other creditors of Mellon Bank, N.A.

The aggregate amounts of notes and debentures that mature during the five years 2001 through 2005 for the Corporation are as follows: $205 million, $409 million, $602 million, $205 million and $643 million, respectively. The aggregate amounts of notes and debentures that mature during the five years 2001 through 2005 for Mellon Financial Corporation (parent corporation) are as follows: $205 million, $400 million, $450 million, $200 million and $300 million, respectively.

NOTES TO FINANCIAL STATEMENTS (continued)

12.	Guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures (trust-preferred securities)

The Corporation has two statutory business trusts, Mellon Capital I and Mellon Capital II, of which the Corporation owns all of the common stock. These trusts exist solely to issue capital securities. For financial reporting purposes, the trusts are treated as subsidiaries and are consolidated into the financial statements of the Corporation. In the fourth quarter of 2000, in accordance with prevailing industry practice, the trust-preferred securities were reclassified as an interest-bearing liability. The capital securities are presented as a separate line item on the consolidated balance sheet as guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures (trust-preferred securities). The related expense was also reclassified to interest expense from operating expense on the income statement. The trust-preferred securities qualify as Tier I capital. The trusts have issued the trust-preferred securities and invested the net proceeds in junior subordinated deferrable interest debentures (subordinated debentures) issued to the trusts by the Corporation. The subordinated debentures are the sole assets of the trusts. The Corporation has the right to defer payment of interest on the subordinated debentures at any time, or from time to time, for periods not exceeding five years. If interest payments on the subordinated debentures are deferred, the distributions on the trust-preferred securities also are deferred. Interest on the subordinated debentures and distributions on the trust-preferred securities is cumulative. The Corporation, through guarantees and agreements, has fully and unconditionally guaranteed all of the trusts’ obligations under the trust-preferred securities.

For purposes of the table below and discussion that follows, the terms and conditions of the trust-preferred securities are treated as identical to the underlying subordinated debentures.

			Liquidation	Balances at
(dollar amounts in millions,	Stated		preference	Dec. 31,
except per security amounts)	maturity	Payable	per security	2000	1999

7.72% Series A	12/01/26	semiannual	$1,000.00	$495	$495
7.995% Series B	1/15/27	semiannual	$1,000.00	497	496

Total				$992	$991

The securities were each issued for a face value of $500 million and are reported net of issuance costs in the table above. The securities are unsecured and subordinate to all senior debt (as defined) of the Corporation. The Series A and Series B securities are redeemable, in whole or in part, at the option of the Corporation on or after Dec. 1, 2006, and Jan. 15, 2007, respectively, or prior to those dates, in whole, within 90 days following receipt of a legal opinion that, due to a change in the tax laws or an administrative or judicial decision, there is a substantial risk that the tax deductibility of the interest could be disallowed (“tax event”) or the Corporation’s reasonable determination that, due to a change in law or administrative or judicial decision, there is a substantial risk that Tier I capital treatment could be disallowed (“capital treatment event”). The Series A and Series B securities are redeemable at 103.86% and 103.9975%, respectively, of the liquidation amounts, plus accrued distributions, during the 12-month periods beginning Dec. 1, 2006, and Jan. 15, 2007, respectively (the call dates). The redemption prices decline for the Series A and Series B securities by approximately 39 basis points and approximately 40 basis points, respectively, during each of the following 12-month periods, until a final redemption price of 100% of the liquidation amount is set for Dec. 1, 2016, and Jan. 15, 2017, respectively, and thereafter. If the securities are redeemed following a tax event or capital treatment event, the greater of 100% of the principal amount or the sum of the present value of the first redemption price plus the present value of interest payments from the redemption date to the call dates will be paid.

NOTES TO FINANCIAL STATEMENTS (continued)

13.  Preferred stock

The Corporation has authorized 50 million shares of preferred stock, none of which was issued at Dec. 31, 2000, 1999, or 1998. The Corporation redeemed its Series K preferred stock on Feb. 17, 1998, at a price of $25 per share, or $200 million, plus accrued dividends. The Series K preferred stock had a par value of $1.00 per share and a liquidation preference of $25 per share. In connection with this redemption, the Corporation recorded approximately $7 million of issue costs as preferred dividends.

14.  Regulatory capital requirements

A discussion about the Corporation’s regulatory capital requirements for 2000 and 1999 is presented in the “Regulatory capital” section on pages 26 and 27 and is incorporated by reference into these Notes to Financial Statements.

15.  Noninterest revenue

The components of noninterest revenue for the three years ended Dec. 31, 2000, are presented in the “Noninterest revenue” table on page 15. That table, including through the “Total noninterest revenue” line, is incorporated by reference into these Notes to Financial Statements.

16.  Foreign currency and securities trading revenue

The Corporation’s trading activities involve a variety of financial instruments, including U.S. government securities, municipal securities, equity securities and money market securities, as well as off-balance-sheet instruments. A significant portion of the Corporation’s trading revenue is earned by structuring and executing off-balance-sheet instruments for customers. The resulting risks are limited by entering into generally matching or offsetting positions. The Corporation also enters into positions in interest rate, foreign exchange, futures contracts and debt instruments based upon expectations of future market conditions. Unmatched positions are monitored through established limits. To maximize net trading revenues, the market-making and proprietary positions are managed together by product.

The results of the Corporation’s foreign currency and securities trading activities are presented, by class of financial instrument, in the table below.

	Year ended Dec. 31,
(in millions)	2000	1999	1998

Foreign exchange contracts	$162	$162	$155
Debt instruments	13	12	—
Interest rate contracts	3	(1)	10

Total foreign currency and securities trading revenue (a)	$178	$173	$165

(a)	The Corporation recorded an unrealized gain of approximately $3 million at Dec. 31, 2000, an unrealized gain of less than $1 million at Dec. 31, 1999, and an unrealized loss of $3 million at Dec. 31, 1998, related to securities held in the trading portfolio.

NOTES TO FINANCIAL STATEMENTS (continued)

17. Income taxes

Income tax expense applicable to income before income taxes and the cumulative effect of a change in accounting principle consists of:

	Year ended Dec. 31,
(in millions)	2000	1999	1998

Current taxes:
Federal	$390	$348	$454
State and local	40	45	40
Foreign	41	14	7

Total current tax expense	471	407	501

Deferred taxes:
Federal	86	150	(42)
State and local	18	17	10
Foreign	—	—	1

Total deferred tax expense/(benefit)	104	167	(31)

Provision for income taxes	$575	$574	$470

In addition to amounts applicable to income before taxes, the following income tax (benefit) amounts were recorded in shareholders’ equity:

(in millions)	2000	1999	1998

Compensation expense for tax purposes in excess of amounts recognized for financial statement purposes	$(49)	$(50)	$(55)
Other comprehensive results	59	(98)	6

Total tax (benefit)	$10	$(148)	$(49)

The provision for income taxes was different from the amounts computed by applying the statutory federal income tax rate to income before income taxes and the cumulative effect of a change in accounting principle due to the items listed in the following table.

(dollar amounts in millions)	2000	1999	1998

Federal statutory tax rate	35%	35%	35%
Tax expense computed at statutory rate	$554	$547	$469

Increase (decrease) resulting from:
State and local income taxes, net of federal tax benefit	38	40	33
Amortization of goodwill	23	24	23
Tax exempt income	(27)	(25)	(44)
Other, net	(13)	(12)	(11)

Provision for income taxes	$575	$574	$470

Effective income tax rate	36.4%	36.7%	35.1%

NOTES TO FINANCIAL STATEMENTS (continued)

17. Income taxes (continued)

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	Dec. 31,
(in millions)	2000	1999	1998

Deferred tax assets:
Provision for credit losses and write-downs on real estate acquired	$151	$153	$224
Accrued expense not deductible until paid	105	147	70
Occupancy expense	68	72	75
Unrealized loss on securities available for sale	—	65	—
Hedges on mortgage servicing rights	—	—	83
Other	56	37	18

Total deferred tax assets	380	474	470

Deferred tax liabilities:
Lease financing revenue	669	596	523
Other	40	44	61

Total deferred tax liabilities	709	640	584

Net deferred tax liability	$329	$166	$114

The Corporation determined that it was not required to establish a valuation allowance for deferred tax assets because it is management’s assertion that the deferred tax assets are likely to be realized through a carryback to taxable income in prior years, future reversals of existing taxable temporary differences and, to a lesser extent, future taxable income.

Foreign pretax earnings approximated $85 million in 2000, $56 million in 1999, and $23 million in 1998.

NOTES TO FINANCIAL STATEMENTS (continued)

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

(dollar amounts in millions, except per	Year ended Dec. 31,
share amounts; common shares in thousands)	2000	1999	1998

Basic earnings per common share

Income before cumulative effect of accounting change	$1,007	$989	$870
Cumulative effect of accounting change	—	(26)	—

Net income	1,007	963	870
Dividends on preferred stock	—	—	9

Net income applicable to common stock	$1,007	$963	$861

Average common shares outstanding	490,437	514,791	520,440

Basic earnings per common share:
Income before cumulative effect of accounting change	$2.05	$1.92	$1.65
Cumulative effect of accounting change	—	(.05)	—

Net income	$2.05	$1.87	$1.65

Diluted earnings per common share

Net income applicable to common stock (a)	$1,007	$963	$861

Average common shares outstanding	490,437	514,791	520,440
Common stock equivalents:
Stock options (b)	6,388	7,139	9,836
Common shares issuable upon conversion of 7 ¼% Convertible Subordinated Capital Notes	—	56	138

Total	496,825	521,986	530,414

Diluted earnings per common share:
Income before cumulative effect of accounting change	$2.03	$1.90	$1.62
Cumulative effect of accounting change	—	(.05)	—

Net income	$2.03	$1.85	$1.62

(a)	The after-tax benefit of interest expense on the assumed conversion of the 7 ¼% Convertible Subordinated Capital Notes was less than $1 million for all periods presented.
(b)	Options to purchase 3,688, 3,504, and 3,414 shares of common stock were not included in the computation of diluted earnings per common share because the options’ exercise prices were greater than the average market prices of the common shares for 2000, 1999 and 1998, respectively.

NOTES TO FINANCIAL STATEMENTS (continued)

19. Comprehensive results

Comprehensive results are defined as net income, as currently reported, as well as unrealized gains and losses on assets available for sale, foreign currency translation adjustments and certain other items not currently included in the income statement.

Accumulated unrealized (loss) gain, net of tax

	Dec. 31,
(in millions)	2000	1999	1998

Foreign currency translation adjustment, net of tax
Beginning balance	$(16)	$(21)	$(12)
Current-period change	(23)	5	(9)

Ending balance	$(39)	$(16)	$(21)

Unrealized (loss) gain on assets available for sale, net of tax
Beginning balance	$(119)	$46	$33
Current-period change	120	(165)	13

Ending balance	$1	$(119)	$46

Total accumulated unrealized (loss) gain, net of tax
Beginning balance	$(135)	$25	$21
Current-period change	97	(160)	4

Ending balance	$(38)	$(135)	$25

Tax effects allocated to each component of comprehensive results

	Before tax	Tax (expense)/	After tax
(in millions)	amount	benefit	amount

Year ended Dec. 31, 1998:
Foreign currency translation adjustment	$(9)	$—	$(9)

Unrealized gain (loss) on assets available for sale:
Unrealized gain (loss) during the year	30	(10)	20
Less: Reclassification adjustments	(11)	4	(7)

Unrealized gain (loss)	19	(6)	13

Other comprehensive results	$10	$(6)	$4

Year ended Dec. 31, 1999:
Foreign currency translation adjustment	$(4)	$9	$5

Unrealized (loss) gain on assets available for sale:
Unrealized (loss) gain during the year	(253)	89	(164)
Less: Reclassification adjustments	(1)	—	(1)

Unrealized (loss) gain	(254)	89	(165)

Other comprehensive results	$(258)	$98	$(160)

Year ended Dec. 31, 2000:
Foreign currency translation adjustment	$(28)	$5	$(23)

Unrealized gain (loss) on assets available for sale:
Unrealized gain (loss) during the year	183	(64)	119
Less: Reclassification adjustments	1	—	1

Unrealized gain (loss)	184	(64)	120

Other comprehensive results	$156	$(59)	$97

NOTES TO FINANCIAL STATEMENTS (continued)

20.  Employee benefits

Pension plans

The Corporation’s largest subsidiaries sponsor trusteed, noncontributory, defined benefit pension plans. Together, these plans cover substantially all salaried employees of the Corporation. The plans provide benefits that are based on the employees’ years of service and compensation. In addition, several unfunded plans exist for certain employees or for purposes that are not addressed by the funded plans.

The tables below report the combined data of the funded and unfunded plans. The accumulated benefit obligation for the unfunded plans was $103 million at both Dec. 31, 2000, and Dec. 31, 1999.

	2000		1999
(in millions)	Funded	Unfunded	Funded	Unfunded

Change in benefit obligation
Benefit obligation at beginning of year	$690	$115	$716	$105
Service cost	34	3	34	3
Interest cost	53	8	47	8
Actuarial (gain)/loss	38	9	(84)	7
Benefits paid	(24)	(12)	(22)	(8)
Foreign currency exchange rate change	(3)	—	(1)	—

Benefit obligation at end of year	$788	$123	$690	$115

Change in plan assets
Fair value of plan assets at beginning of year	$1,751	$—	$1,609	$—
Return on plan assets	72	—	161	—
Employer contributions	8	—	4	—
Benefits paid	(24)	—	(22)	—
Foreign currency exchange rate change	(5)	—	(1)	—

Fair value of plan assets at end of year (a)	$1,802	$—	$1,751	$—

Reconciliation of funded status with financial statements
Funded status at Dec. 31	$1,014	$(123)	$1,061	$(115)
Unrecognized net transition (asset)/obligation	(7)	—	(9)	—
Unrecognized prior service cost	5	14	6	17
Unrecognized net actuarial (gain)/loss	(336)	12	(504)	3

Net amount recognized at Dec. 31	$676	$(97)	$554	$(95)

(a)	Includes 3 million shares of Mellon Financial Corporation common stock at Dec. 31, 2000 and Dec. 31, 1999. The Mellon Bank, N.A. retirement plan received approximately $2 million of dividends from Mellon Financial Corporation’s common stock in both 2000 and 1999.

	2000		1999		1998
(dollar amounts in millions)	Funded	Unfunded	Funded	Unfunded	Funded	Unfunded

Weighted-average assumptions as of Dec. 31
Discount rate	7.5%	7.5%	7.5%	7.5%	6.5%	6.5%
Expected return on assets	10.0	—	10.0	—	10.0	—
Rate of compensation increase	4.5	4.5	3.5	3.5	3.0	3.0

Components of net periodic benefit cost
Service cost	$34	$3	$34	$3	$29	$4
Interest cost	53	8	47	8	42	7
Expected return on plan assets	(163)	—	(141)	—	(121)	—
Amortization of transition asset	(2)	—	(2)	—	(2)	—
Amortization of prior service cost	2	2	2	5	2	1
Recognized net actuarial (gain)/loss	(39)	1	(23)	1	(20)	8

Net periodic benefit cost	$(115)	$14	$(83)	$17	$(70)	$20

NOTES TO FINANCIAL STATEMENTS (continued)

20.  Employee benefits (continued)

	2000		1999
(in millions)	Funded	Unfunded	Funded	Unfunded

Amounts recognized in the balance sheet consist of:
Prepaid benefit cost	$676	$—	$554	$—
Benefit liability	—	(103)	—	(103)
Adjustment required to recognize minimum liability	—	6	—	8

Net amount recognized at Dec. 31	$676	$(97)	$554	$(95)

Long-Term Profit Incentive Plan

The Corporation has a Long-Term Profit Incentive Plan (1996) which provides for the issuance of stock options, stock appreciation rights, performance units, deferred cash incentive awards, shares of restricted stock and deferred share awards to officers and other key employees of the Corporation and its subsidiaries, as approved by the Human Resources Committee of the board of directors. Stock options may be granted at prices not less than the fair market value of the common stock on the date of grant. Options may be exercised during fixed periods of time from one year to 10 years from the date of grant. In the event of a change in control of the Corporation, as defined in the plan, these options will become immediately exercisable, unless otherwise provided in the option agreement. Total outstanding grants as of Dec. 31, 2000, 1999 and 1998 were 21,192,097; 22,379,349; and 24,917,534 shares, respectively. During 2000, 1999 and 1998, options for 4,282,353; 4,146,445; and 6,099,414 shares, respectively, were granted and options for 4,678,503; 5,748,027; and 6,507,698 shares, respectively, were exercised. At Dec. 31, 2000, 24,711,670 shares were available for grant.

Included in the Dec. 31, 2000, 1999 and 1998, outstanding grants were options for 692,788; 1,171,782; and 2,347,196 shares, respectively, that become exercisable in full near the end of their 10-year terms, but the exercise dates may be accelerated to an earlier date by the Human Resources Committee of the board of directors, based on the optionee’s and the Corporation’s performance. The Corporation recognized $3 million of compensation expense for the acceleration of these options in 2000, $16 million in 1999 and $6 million in 1998.

Restricted stock and deferred share awards have also been issued and are outstanding under the Plan. These awards are discussed in the “Profit Bonus Plan and Restricted Stock Awards” section on page 79.

Stock Option Plans for Outside Directors

The Corporation’s stock option plans for outside directors provide for the granting of options for shares of common stock to outside directors, regional directors and advisory board members of the Corporation. The timing, amounts, recipients and other terms of the option grants are determined by the provisions of, or formulas in, the directors’ option plans. The exercise price of the options is equal to the fair market value of the common stock on the grant date. All options have a term of 10 years from the regular date of grant and become exercisable one year from the regular grant date. Directors elected during the service year are granted options on a pro rata basis to, and in certain cases on the same terms as, those granted to the directors at the start of the service year. Total outstanding grants as of Dec. 31, 2000, 1999 and 1998, were 1,207,511; 1,304,123; and 1,502,112 shares, respectively. During 2000, 1999 and 1998, options for 64,800; 104,163; and 73,152 shares, respectively, were granted and options for 158,112; 293,152; and 173,344 shares, respectively, were exercised. At Dec. 31, 2000, options for 166,885 shares were available for grant.

NOTES TO FINANCIAL STATEMENTS (continued)

20.  Employee benefits (continued)

Dreyfus Stock Option Plan

Dreyfus had a stock option plan prior to the August 1994 merger with the Corporation. Options granted under this plan were not exercisable within two years nor more than 10 years from the date of grant. Options for Dreyfus stock were automatically converted into options for the Corporation’s common stock on the merger date. Total outstanding grants as of Dec. 31, 2000, 1999 and 1998, were 221,272; 336,508; and 421,176 shares, respectively. No options were granted in 2000, 1999 and 1998. No further options will be granted under this plan. Options for 115,236; 84,668; and 632,344 shares were exercised in 2000, 1999 and 1998, respectively.

Summary

The table below summarizes stock option activity for the Long-Term Profit Incentive Plan, the Stock Option Plans for Outside Directors and the Dreyfus Plan. Requirements for stock option shares can be met from either unissued or treasury shares. All shares issued in 2000, 1999 and 1998 were from treasury shares.

	Shares subject	Average exercise
Stock option activity	to option	price

Balance at Dec. 31, 1997	28,557,278	12.13
Granted	6,172,566 (a)	32.32
Exercised	(7,313,386)	9.91
Forfeited	(575,636)	17.16

Balance at Dec. 31, 1998	26,840,822	17.16
Granted	4,250,608 (a)	35.00
Exercised	(6,125,847)	13.65
Forfeited	(945,603)	26.61

Balance at Dec. 31, 1999	24,019,980	20.84
Granted	4,347,153 (a)	40.04
Exercised	(4,951,851)	14.08
Forfeited	(794,402)	32.78

Balance at Dec. 31, 2000	22,620,880	$25.59

(a)	Using the Black-Scholes option pricing model, the weighted-average fair value of options granted in 2000, 1999 and 1998 was estimated at $11.93, $8.45 and $6.49 per share, respectively.

NOTES TO FINANCIAL STATEMENTS (continued)

20. Employee benefits (continued)

The following table summarizes the characteristics of stock options outstanding under the Long-Term Profit Incentive Plan, the Stock Option Plans for Outside Directors and the Dreyfus Plan at Dec. 31, 2000.

Stock options outstanding at Dec. 31, 2000

	Outstanding			Exercisable (b)

			Average		Average
		Average	exercise		exercise
Exercise price range	Shares	life (a)	price	Shares	price

$5.15 – $9.46	3,130,333	2.8	$8.55	3,130,333	$8.55
$9.50 – $13.16	2,226,503	4.5	10.22	2,226,503	10.22
$13.25 – $13.88	2,559,530	5.5	13.29	2,559,530	13.29
$15.69 – $29.00	2,423,486	6.5	22.65	2,372,817	22.51
$29.31 – $33.50	2,632,317	7.8	30.71	1,018,388	29.57
$33.56 – $35.13	2,384,928	7.7	34.34	1,409,792	34.37
$35.25 – $36.06	3,072,186	8.7	35.26	891,691	35.26
$36.28 – $40.25	3,726,146	9.3	39.82	165,456	36.82
$40.31 – $50.88	465,451	9.8	45.10	—	—

	22,620,880	6.8	$25.59	13,774,510	$18.37

(a)	Average contractual life remaining in years.
(b)	At Dec. 31, 1999, 14,774,533 options were exercisable at an average exercise price of $14.11. At Dec. 31, 1998, 15,443,220 options were exercisable at an average exercise price of $11.02.

Broad-Based Employee Stock Options

In June 1999, the Corporation adopted its ShareSuccess Plan, a broad-based employee stock option plan covering full-and part-time benefited employees who are not participants in the Long-Term Profit Incentive Plan discussed previously. Effective June 15, 1999 and June 15, 2000, each full-time employee was granted an option to purchase 150 shares and each part-time employee was granted an option to purchase 75 shares of the Corporation’s common stock. The exercise price was equal to the stock price on the grant date. The options become exercisable after seven years, or at any time after one year from the grant date if the Corporation’s common stock market price equals or exceeds a predetermined price for 10 consecutive trading days. In the event of a change in control of the Corporation, as defined in the plan, these options become immediately exercisable, subject to certain conditions. All outstanding options expire 10 years after the grant date. It is expected that grants will be made again under this plan on June 15, 2001. On Nov. 10, 2000, the options granted on June 15, 1999, vested when the Corporation’s common stock closing market price met or exceeded $45 per share for the 10th consecutive trading day. The following table presents the activity in the ShareSuccess Plan during 2000 and 1999. All shares issued in 2000 were from treasury shares. At Dec. 31, 2000, 5,073,675 shares were available for grant.

NOTES TO FINANCIAL STATEMENTS (continued)

20. Employee benefits (continued)

	Shares subject	Average
Broad-based options	to option	exercise price

Balance at Dec. 31, 1998	—	—
Granted	3,197,625	$33.67
Exercised	—	—
Forfeited	(290,775)	33.64

Balance at Dec. 31, 1999	2,906,850	33.67
Granted	3,051,585	37.00
Exercised	(706,710)	33.67
Forfeited	(907,110)	34.75

Balance at Dec. 31, 2000 (a)	4,344,615	$35.78

(a)	The exercise price for all options outstanding ranged from $33.63 to $37.00. The average remaining contractual life was 9.1 years for all options outstanding at Dec. 31, 2000. At Dec. 31, 2000, 1,599,915 shares were exercisable at an average share price of $33.67. At Dec. 31, 1999, no shares were exercisable. Using the Black- Scholes option pricing model, the average fair value of options granted in 2000 and 1999 was estimated at $9.01 and $7.20 per share, respectively.

The Black-Scholes option pricing model requires the use of subjective assumptions which can materially affect fair value estimates. Therefore, this model does not necessarily provide a reliable single measure of the fair value of the Corporation’s stock options. The fair value of each stock option granted was estimated on the date of the grant using the following weighted-average assumptions for grants in 2000, 1999 and 1998: (1) expected dividend yields ranging from 1.8% to 2.6%; (2) risk-free interest rates ranging from 4.4% to 6.2%; (3) expected volatility of 25% to 31%; and (4) expected lives of options ranging from 3.5 to 3.9 years.

The Corporation accounts for its stock-based compensation plans under the provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees.” The Corporation utilizes the intrinsic-value-based method, on which APB No. 25 is based. In accordance with FAS No. 123, “Accounting for Stock-Based Compensation,” the Corporation adopted the disclosure-only option and continued to apply the provisions of APB No. 25 for financial statement purposes.

Had the compensation cost for the Corporation’s stock-based compensation plans been determined in accordance with the fair value accounting provisions of FAS No. 123, net income applicable to common stock, basic net income per common share and diluted net income per common share for the years ended Dec. 31, 2000, 1999 and 1998, would have been as follows:

(in millions, except per share amounts)	2000	1999	1998

Net income applicable to common stock:
As reported	$1,007	$963	$861
Pro forma	$977	$943	$847

Basic net income per common share:
As reported	$2.05	$1.87	$1.65
Pro forma	$1.99	$1.83	$1.63

Diluted net income per common share:
As reported	$2.03	$1.85	$1.62
Pro forma	$1.97	$1.81	$1.59

NOTES TO FINANCIAL STATEMENTS (continued)

20. Employee benefits (continued)

401(k) Retirement Savings Plan

Employees’ payroll deductions into retirement savings accounts are matched by the Corporation’s contribution of common stock, at the rate of $.50 on the dollar, up to 6% of the employee’s annual base salary, with an annual maximum Corporate contribution of $3,000 per employee. Beginning in 2001, the $3,000 cap was eliminated. In 2000, 1999 and 1998, the Corporation recognized $15 million, $14 million and $12 million, respectively, of expense related to this plan and contributed 381,056; 383,425; and 380,604 shares, respectively. All shares contributed in 2000, 1999 and 1998 were issued from treasury stock. The plan held 12,201,272; 12,659,340; and 12,864,156 shares of the Corporation’s common stock at Dec. 31, 2000, 1999 and 1998, respectively.

Buck has a separate retirement savings plan in which employees’ payroll deductions are matched at a rate of between 75% and 100%. The match is up to 6% of the employees’ annual base salary with an annual maximum contribution of $10,500 per employee. Expense related to this plan was $5 million in 2000 and $6 million both in 1999 and 1998. Beginning in 2001, the Buck employees will participate in the Mellon 401K plan described above.

Profit Bonus Plan and Restricted Stock Awards

Performance-based awards are made to key employees at the discretion of the Human Resources Committee of the board of directors. The granting of these awards is based upon the performance of the key employees and on the Corporation’s overall performance (or particular business line performance) in achieving its objectives. At the Committee’s election, awards may be paid in a lump sum or may be deferred and paid over a period of up to 15 years. Payouts were $37 million, $33 million and $32 million for 2000, 1999 and 1998, respectively, and can be in the form of cash, common stock, restricted stock or deferred share awards equivalent to restricted stock. The employee is generally prevented from selling or transferring restricted stock or deferred share awards for a three-year period, and the shares or units are forfeited if employment is terminated during that period. Restricted stock totaling 146,450; 121,900; and 118,100 shares, with a weighted-average market value on the date of grant of $45.18, $31.56, and $34.73 per share, was awarded for 2000, 1999 and 1998 performance, respectively. In addition to the restricted stock awarded under the Profit Bonus Plan in 2000, 1999 and 1998, there were 939,320; 788,021; and 316,248 restricted shares awarded, respectively, to senior officers and various key employees with a weighted-average grant-date market value of $35.26; $34.11; and $33.27, respectively. Vesting of these shares is primarily related to performance and is expected to occur over a three-to-four-year period. Performance accelerated grants cliff-vest in full after seven years. The total compensation expense recognized for these restricted shares was $13 million, $8 million and $29 million in 2000, 1999 and 1998, respectively. Total outstanding shares of restricted stock and deferred share awards as of Dec. 31, 2000, 1999 and 1998 were 2,600,538; 2,177,969 and 1,547,204, respectively.

Employee Stock Ownership Plan

In 1989, an Employee Stock Ownership Plan was formed to hold certain shares of Mellon Financial Corporation common stock previously held in other defined contribution plans sponsored by the Corporation and its subsidiaries. At Dec. 31, 2000, 1999 and 1998, this plan held 277,667; 287,090; and 312,582 shares, respectively, of the Corporation’s common stock. The Corporation may make contributions to this plan from time to time. No contributions were made in 2000, 1999 or 1998.

NOTES TO FINANCIAL STATEMENTS (continued)

20. Employee benefits (continued)

Postretirement benefits other than pensions

The Corporation shares in the cost of providing managed care, Medicare supplement and/or major medical programs for employees who retired prior to Jan. 1, 1991. Employees who retire subsequent to Jan. 1, 1991, who were between the ages of 55 and 65 on Jan. 1, 1991, and who had at least 15 years of service are provided with a defined dollar supplement to assist them in purchasing health insurance. When these employees reach age 65, they are responsible for their own supplemental coverage. The cost of providing these benefits amounted to $4 million in 2000, $5 million in 1999 and $6 million in 1998. Early retirees who do not meet these age and service requirements are eligible to purchase health coverage at their own expense under the standard plans that are offered to active employees through COBRA. These benefits are provided through various insurance carriers whose premiums are based on claims paid during the year.

The following table sets forth the components of the costs and liability of the Corporation’s postretirement health care and life insurance benefits programs for current and future retirees.

				Accumulated
	Accrued postretirement			postretirement			Unrecognized
	benefit cost			benefit obligation			transition obligation

(in millions)	2000	1999	1998	2000	1999	1998	2000	1999	1998

Balance at Jan. 1	$(57)	$(54)	$(50)	$(51)	$(54)	$(55)	$24	$26	$28

Recognition of components of net periodic postretirement benefit costs:
Service cost	(1)	(2)	(2)	(1)	(2)	(2)	—	—	—
Interest cost	(4)	(3)	(4)	(4)	(3)	(4)	—	—	—

Amortization of:
Transition obligation	(1)	(2)	(2)	—	—	—	(1)	(2)	(2)
Gains/(losses)	2	2	2	—	—	—	—	—	—

	(4)	(5)	(6)	(5)	(5)	(6)	(1)	(2)	(2)
Actuarial gains/(losses) including a change in the discount rate	—	—	—	(5)	5	5	—	—	—
Benefit payments	5	2	2	5	3	2	—	—	—

Balance at Dec. 31	$(56)	$(57)	$(54)	$(56)	$(51)	$(54)	$23	$24	$26

Discount rates of 7.5% and 6.5% were used to estimate the 2000 and 1999 net periodic benefit costs, and a rate of 7.5% was used to value the accumulated postretirement benefit obligations at both year-end 2000 and 1999. A health care cost trend rate was used to recognize the effect of expected changes in future health care costs. The future annual increase assumed in the cost of health care benefits was 5.75% for 2001 and was decreased gradually to 4.25% for 2004 and thereafter. The health care cost trend rate assumption may have a significant impact on the amounts reported. Increasing the assumed health care cost trend by one percentage point in each year would increase the accumulated postretirement benefit obligation by approximately $5 million and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by less than $1 million. Decreasing the assumed health care cost trend by one percentage point each year would decrease the accumulated postretirement benefit obligation by approximately $4 million and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by less than $1 million.

NOTES TO FINANCIAL STATEMENTS (continued)

21. Restrictions on dividends and regulatory limitations

The prior approval of the Office of the Comptroller of the Currency (OCC) or the Federal Reserve Board, as applicable, is required if the total of all dividends declared by a national or state member bank subsidiary in any calendar year exceeds the bank subsidiary’s net profits, as defined, for that year, combined with its retained net profits for the preceding two calendar years. Additionally, such bank subsidiaries may not declare dividends in excess of net profits on hand, as defined, after deducting the amount by which the principal amount of all loans on which interest is past due for a period of six months or more exceeds the reserve for credit losses.

Under the first and currently more restrictive of the foregoing federal dividend limitations, the Corporation’s national and state member bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to Dec. 31, 2000, of up to approximately $175 million of their retained earnings of $3.207 billion at Dec. 31, 2000, less any dividends declared and plus or minus net profits or losses, as defined, earned between Jan. 1, 2001, and the date of any such dividend declaration.

The payment of dividends also is limited by minimum capital requirements imposed on all bank subsidiaries. The Corporation’s bank subsidiaries exceed these minimum requirements. The ability of state member and nonmember banks to pay dividends also is limited by state banking regulations. The bank subsidiaries declared dividends of $979 million in 2000 (of which $944 million was paid to the parent corporation), $784 million in 1999 and $380 million in 1998. The Federal Reserve Board and the OCC have issued additional guidelines that require bank holding companies and national banks to continually evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition.

The Federal Reserve Act limits extensions of credit by the Corporation’s bank subsidiaries to the Corporation and to certain other affiliates of the Corporation, and requires such extensions to be collateralized and limits the amount of investments by the banks in these entities. At Dec. 31, 2000, such extensions of credit and investments were limited to $509 million to the Corporation or any other affiliate and to $1.018 billion in total to the Corporation and all of its other affiliates. Outstanding extensions of credit totaled $456 million at Dec. 31, 2000.

22. Legal proceedings

Various legal actions and proceedings are pending or are threatened against the Corporation and its subsidiaries, some of which seek relief or damages in amounts that are substantial. These actions and proceedings arise in the ordinary course of the Corporation’s businesses and include suits relating to its lending, collections, servicing, investment, mutual fund, advisory, trust, custody, benefits consulting and other activities. Because of the complex nature of some of these actions and proceedings, it may be a number of years before such matters ultimately are resolved. After consultation with legal counsel, management believes that the aggregate liability, if any, resulting from such pending and threatened actions and proceedings will not have a material adverse effect on the Corporation’s financial condition.

NOTES TO FINANCIAL STATEMENTS (continued)

23.  Financial instruments with off-balance-sheet risk and concentrations of credit risk

Off-balance-sheet risk

In the normal course of business, the Corporation becomes a party to various financial transactions that generally do not involve funding. Because these transactions are not funded, they are not reflected on the balance sheet and are referred to as financial instruments with off-balance-sheet risk. These transactions arise in two different settings. The Corporation utilizes these instruments to hedge certain of its own exposures. The Corporation also offers off-balance-sheet financial instruments to enable its customers to meet their financing objectives and manage their currency and interest-rate risk. Supplying these instruments provides the Corporation with fee revenue. These off-balance-sheet instruments are subject to credit and market risk. Credit risk is limited to the estimated aggregate replacement cost of contracts in a gain position, should counterparties fail to perform under the terms of those contracts and any underlying collateral proves to be of no value. The Corporation manages credit risk by dealing only with approved counterparties under specific credit limits and by monitoring the amount of outstanding contracts by customer and in the aggregate against such limits. Counterparty limits are monitored on an ongoing basis. Credit risk is often further mitigated by contractual agreements to net replacement cost gains and losses on multiple transactions with the same counterparty through the use of master netting agreements. Market risk arises from changes in the market value of contracts as a result of the fluctuations in interest and currency rates. The Corporation limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions.

Position limits for funding activities are set by the Finance Committee and reviewed by the board of directors. Position limits for dealer activities are approved by the Executive Management Group and reviewed by the board of directors. Portfolio outstandings are monitored against such limits by senior managers and compliance staff independent of line areas.

Financial instruments with contract amounts that represent credit risk

	Dec. 31,
(in millions)	2000	1999

Commitments to extend credit:
Expire within one year	$18,879	$17,505
Expire within one to five years	12,841	16,054
Expire over five years	526	1,071

Total	32,246	34,630
Standby letters of credit and foreign and other guarantees	4,698	4,256
Commercial letters of credit (a)	68	96
Custodian securities lent with indemnification against broker default of return of securities	41,917	32,532

(a)	Net of participations and collateral totaling $7 million and $15 million at Dec. 31, 2000, and 1999, respectively.

Commitments to extend credit

The Corporation enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specific rates and for specific purposes. Substantially all of the Corporation’s commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding. The majority of the Corporation’s commitments to extend credit include material adverse change clauses within the commitment contracts. These clauses allow the Corporation to deny funding a loan commitment if the borrower’s financial condition deteriorates during the commitment, such that the customer no longer meets the Corporation’s credit standards. The Corporation’s exposure to credit loss in the event of nonperformance by the customer is represented by the contractual amount of the commitment to extend credit.

NOTES TO FINANCIAL STATEMENTS (continued)

23.  Financial instruments with off-balance-sheet risk and concentrations of credit risk (continued)

Accordingly, the credit policies utilized in committing to extend credit and in the extension of loans are the same. Market risk arises on fixed rate commitments if interest rates have moved adversely subsequent to the extension of the commitment. The Corporation believes the market risk associated with commitments is minimal. Since many of the commitments are expected to expire without being drawn upon, the total contractual amounts do not necessarily represent future cash requirements. The amount and type of collateral obtained by the Corporation are based upon industry practice, as well as its credit assessment of the customer. Of the $32.2 billion of contractual commitments for which the Corporation has received a commitment fee or which were otherwise legally binding, approximately 59% of the commitments are scheduled to expire within one year, and approximately 98% are scheduled to expire within five years. Commitments to extend credit expiring over one year decreased $3.8 billion, or 22% at Dec. 31, 2000, compared to Dec. 31, 1999.

Letters of credit and foreign and other guarantees

There are two major types of letters of credit—standby and commercial. The off-balance-sheet credit risk involved in issuing standby and commercial letters of credit is represented by their contractual amounts and is essentially the same as the credit risk involved in commitments to extend credit. The Corporation minimizes this risk by adhering to its written credit policies and by requiring security and debt covenants similar to those contained in loan agreements. The Corporation believes the market risk associated with letters of credit and foreign guarantees is minimal.

Standby letters of credit and foreign and other guarantees obligate the Corporation to disburse funds to a third-party beneficiary if the Corporation’s customer fails to perform under the terms of an agreement with the beneficiary. Standby letters of credit and foreign and other guarantees are used by the customer as a credit enhancement and typically expire without being drawn upon.

Standby letters of credit and foreign and other guarantees			Weighted-average

			years to maturity
	Dec. 31,		at Dec. 31,
(dollar amounts in millions)	2000	1999	2000	1999

Commercial paper and other debt	$328	$401	1.0	1.5
Tax-exempt securities	406	568	1.7	1.7
Bid- or performance-related	1,125	1,768	.6	.5
Other	2,839	1,519	.5	.5

Total standby letters of credit and foreign and other guarantees (a)	$4,698	$4,256	.7	.8

(a)	Net of participations and cash collateral totaling $362 million and $333 million at Dec. 31, 2000, and 1999, respectively.

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

Securities lending

A securities lending transaction is a fully collateralized transaction in which the owner of a security agrees to lend the security through an agent (the Corporation) to a borrower, usually a broker/dealer or bank, on an

NOTES TO FINANCIAL STATEMENTS (continued)

23.  Financial instruments with off-balance-sheet risk and concentrations of credit risk (continued)

open, overnight or term basis, under the terms of a prearranged contract. The borrower will collateralize the loan at all times, generally with cash or U.S. government securities, exceeding 100% of the market value of the loan, plus any accrued interest on debt obligations.

The Corporation currently enters into two types of agency securities lending arrangements — lending with and without indemnification. In securities lending transactions without indemnification, the Corporation bears no contractual risk of loss. For transactions in which the Corporation provides an indemnification, risk of credit loss occurs if the borrower defaults on returning the securities and the value of the collateral declines. Because the Corporation generally indemnifies the owner of the securities against borrower default only, which is indemnification for the difference between the market value of the securities lent and any collateral deficiency, the total contractual amount does not necessarily represent future cash requirements. Additional market risk associated with securities lending transactions arises from interest rate movements that affect the spread between the rate paid to the securities borrower on the borrower’s collateral and the rate the Corporation earns on that collateral. This risk is controlled through policies that limit the level of such risk that can be undertaken.

Off-balance-sheet instruments used for trading activities (a)

	Dec. 31,

	2000			1999

	Notional	Credit		Notional	Credit
(in millions)	amount	risk		amount	risk

Foreign currency contracts:
Commitments to purchase	$13,511	(b	)	$12,604	(b	)
Commitments to sell	13,751	(b	)	12,778	(b	)
Foreign currency option contracts purchased	494	$77		213	$6
Foreign currency option contracts written	493	—		232	—

Interest rate agreements (c):
Interest rate swaps	11,116	62		17,280	74
Options, caps and floors purchased	1,265	6		617	1
Options, caps and floors written	1,618	—		990	—
Futures and forward contracts	3,530	—		5,978	1
Other products	812	49		578	7

(a)	The amount of credit risk associated with these instruments is limited to the cost of replacing a contract in a gain position, on which a counterparty may default.
(b)	The combined credit risk on foreign currency contract commitments to purchase and sell was $576 million at Dec. 31, 2000, and $365 million at Dec. 31, 1999.

(c)	The credit risk associated with interest rate agreements is calculated after considering master netting agreements.

Foreign currency contracts

Commitments to purchase and sell foreign currency facilitate the management of market risk by ensuring that, at some future date, the Corporation or a customer will have a specified currency at a specified rate. The Corporation enters into foreign currency contracts to assist customers in managing their currency risk and as part of its proprietary trading activities. The notional amount of these contracts at Dec. 31, 2000, was $13.5 billion of contracts to purchase and $13.8 billion of contracts to sell. The notional amount does not represent the actual market or credit risk associated with this product. Market risk arises from changes in the market value of contractual positions caused by movements in currency rates. The Corporation limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk relates to the ability of the Corporation’s counterparty to meet its obligations under the contract and includes the estimated aggregate replacement cost of those foreign

NOTES TO FINANCIAL STATEMENTS (continued)

23. Financial instruments with off-balance-sheet risk and concentrations of credit risk (continued)

currency contracts in a gain position. Replacement cost totaled approximately $576 million and $365 million at Dec. 31, 2000 and 1999, respectively, and is recorded on the balance sheet. There were no settlement or counterparty default losses on foreign currency contracts in 2000, 1999 or 1998. The Corporation manages credit risk by dealing only with approved counterparties under specific credit limits and by monitoring outstanding contracts by customer and in the aggregate against such limits. The future cash requirements, if any, related to foreign currency contracts are represented by the net contractual settlement between the Corporation and its counterparties.

Foreign currency option contracts purchased and written

Foreign currency option contracts grant the contract purchaser the right, but not the obligation, to purchase or sell a specified amount of a foreign currency or other financial instrument during a specified period at a predetermined price. The Corporation acts as both a purchaser and seller of foreign currency option contracts. Market risk arises from changes in the value of contractual positions caused by actual and anticipated fluctuations in currency rates, interest rates and security values underlying the option contracts. Market risk is managed by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk and future cash requirements are similar to those of foreign currency contracts. The estimated aggregate replacement cost of purchased foreign currency option contracts in gain positions was $77 million at Dec. 31, 2000, and $6 million at Dec. 31, 1999, and is recorded on the balance sheet. There were no settlement or counterparty default losses on foreign currency option contracts in 2000, 1999 or 1998.

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

The credit risk associated with interest rate swaps is limited to the estimated aggregate replacement cost of those agreements in a gain position. Replacement costs totaled $62 million at Dec. 31, 2000, and $74 million at Dec. 31 1999, and is recorded on the balance sheet. Credit risk is managed through credit approval procedures that establish specific lines for individual counterparties and limits credit exposure to various portfolio segments. Counterparty and portfolio outstandings are monitored against such limits on an ongoing basis. Credit risk is further mitigated by contractual arrangements with the Corporation’s counterparties that provide for netting replacement cost gains and losses on multiple transactions with the same counterparty. The Corporation has entered into collateral agreements with certain counterparties to interest rate swaps to further secure amounts due. The collateral is generally cash, U.S. government securities or mortgage pass-through securities guaranteed by the Government National Mortgage Association (GNMA). There were no counterparty default losses on interest rate swaps in 2000, 1999 or 1998. Market risk arises from changes in the market value of contractual positions caused by movements in interest rates. The Corporation limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. The future cash requirements of interest rate swaps are limited to the net amounts payable under these swaps. At Dec. 31, 2000, 84% of the notional principal amount of interest rate swaps were scheduled to mature in less than five years.

NOTES TO FINANCIAL STATEMENTS (continued)

23.  Financial instruments with off-balance-sheet risk and concentrations of credit risk (continued)

Options, caps and floors

An interest rate option is a contract that grants the purchaser the right, but not the obligation, to either purchase or sell a financial instrument at a specified price within a specified period of time. An interest rate cap is a contract that protects the holder from a rise in interest rates beyond a certain point. An interest rate floor is a contract that protects the holder against a decline in interest rates below a certain point. The credit risk associated with options, caps and floors purchased was $6 million at year-end 2000 and $1 million at year-end 1999 and is recorded on the balance sheet. Options, caps and floors written do not expose the Corporation to credit risk. Market risk arises from changes in the market value of contractual positions caused by movements in interest rates. The Corporation limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions.

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

For instruments that are traded on an organized exchange, the exchange assumes the credit risk that a counterparty will not settle and generally requires a margin deposit of cash or securities as collateral to minimize potential credit risk. The Corporation has established policies governing which exchanges and exchange members can be used to conduct these activities, as well as the number of contracts permitted with each member and the total dollar amount of outstanding contracts. Credit risk associated with futures and forward contracts is limited to the estimated aggregate replacement cost of those futures and forward contracts in a gain position and was less than $1 million at Dec. 31, 2000, and $1 million at Dec. 31, 1999. Credit risk related to futures contracts is substantially mitigated by daily cash settlements with the exchanges for the net change in the value of the futures contract. There were no settlement or counterparty default losses on futures and forward contracts in 2000, 1999 or 1998. Market risk is similar to the market risk associated with foreign currency option contracts. The future cash requirements, if any, related to futures and forward contracts are represented by the net contractual settlement between the Corporation and its counterparties.

Other products

Other products included $812 million and $578 million notional amount of equity options and total return swaps at Dec. 31, 2000, and Dec. 31, 1999, respectively. The Corporation enters into equity options to assist customers in managing market risk associated with equity positions that they hold. Total return swaps are used to minimize the risk related to investments in start-up mutual funds that are based on specific market indices. Market risk arises from changes in the market value of contractual positions caused by movements in the equity and bond markets. The Corporation limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk is limited to the estimated aggregate replacement cost of options in a gain position. Credit risk is managed by setting specific credit limits and by monitoring outstandings by customer and in the aggregate against such limits. The replacement cost of these products totaled $49 million at Dec. 31, 2000, and $7 million at Dec. 31, 1999.

NOTES TO FINANCIAL STATEMENTS (continued)

23. Financial instruments with off-balance-sheet risk and concentrations of credit risk (continued)

Off-balance-sheet instruments used for risk management purposes (a)

	Dec. 31,

	2000		1999

	Notional	Credit	Notional	Credit
(in millions)	amount	risk	amount	risk

Interest rate risk management instruments (b):
Interest rate swaps	$3,184	$44	$3,033	$4
Futures and forward contracts	—	—	52	—

Other products:
Interest futures contracts hedging anticipated transactions	—	—	475	3
Total return swaps	—	—	148	—
Foreign currency contracts	—	—	40	—

(a)	The amount of credit risk associated with these instruments is limited to the cost of replacing a contract in a gain position, on which a counterparty may default.
(b)	The credit risk associated with interest rate agreements is calculated after considering master netting agreements.

Interest rate swaps

The Corporation enters into interest rate swaps as part of its interest rate risk management strategy primarily to alter the interest rate sensitivity of its deposit liabilities, certain other interest bearing liabilities and loans. At Dec. 31, 2000, the Corporation used $3.184 billion notional amount of interest rate swaps for interest rate risk management purposes, compared with $3.033 billion notional amount at Dec. 31, 1999. The credit and market risk associated with these instruments is explained on page 85 under “Interest rate swaps.” The replacement cost of swap agreements in a gain position was $44 million and $4 million at Dec. 31, 2000, and 1999, respectively.

Futures and forward contracts

The Corporation had $52 million notional amount of these contracts outstanding at Dec. 31, 1999. The credit and market risk associated with these instruments is explained on page 86 under “Futures and forward contracts.”

Anticipated transactions

At Dec. 31, 1999, $475 million notional amount of interest rate futures contracts were outstanding in anticipation of the sale and/or securitization of loans. Credit risk associated with these products was $3 million at Dec. 31, 1999.

Total return swaps

The Corporation had $148 million notional amount of total return swaps at Dec. 31, 1999. Total return swaps were used by the Corporation to minimize the risk related to the Corporation’s investment in start-up mutual funds that are based on specific market indices. There was no credit risk associated with these products at year-end 1999.

NOTES TO FINANCIAL STATEMENTS (continued)

23. Financial instruments with off-balance-sheet risk and concentrations of credit risk (continued)

Foreign currency contracts

The Corporation held $40 million notional amount of foreign currency contracts at Dec. 31, 1999. The credit and market risk associated with these instruments is explained on pages 84 and 85 under “Foreign currency contracts.” There was no credit risk associated with these products at Dec. 31, 1999.

Concentrations of credit risk

The Corporation manages both on- and off-balance-sheet credit risk by maintaining a well-diversified credit portfolio and by adhering to its written credit policies, which specify general underwriting criteria as well as underwriting standards for specific industries and control credit exposure by borrower, counterparty, degree of risk, industry and country. These measures are regularly updated to reflect the Corporation’s evaluation of developments in economic, political and operating environments that could affect lending risks. The Corporation may adjust credit exposure to individual industries or customers through loan sales, syndications, participations and the use of master netting agreements when it has more than one transaction outstanding with the same customer. The amount of collateral, if any, obtained by the Corporation upon the extension of credit is based on industry practice as well as the credit assessment of the customer. The type and amount of collateral vary, but the form generally includes: accounts receivable; inventory; property, plant and equipment; other assets; and/or income-producing commercial properties with appraised values that exceed the contractual amount of the credit facilities by preapproved ratios. The maximum risk of accounting loss from on- and off-balance-sheet financial instruments with these counterparties is represented by their respective balance sheet amounts and the contractual or replacement cost of the off-balance-sheet financial instruments. The only significant credit concentrations for the Corporation were consumers and the U.S. government at Dec. 31, 2000, and 1999.

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

24. Fair value of financial instruments

FAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires the disclosure of the estimated fair value of on- and off-balance-sheet financial instruments. A financial instrument is defined by FAS No. 107 as cash, evidence of an ownership interest in an entity or a contract that creates a contractual obligation or right to deliver to or receive cash or another financial instrument from a second entity on potentially favorable terms.

Fair value estimates are made at a point in time, based on relevant market data and information about the financial instrument. FAS No. 107 specifies that fair values should be calculated based on the value of one trading unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, estimated transaction costs that may result from bulk sales or the relationship between various financial instruments. Because no readily available market exists for a significant portion of the Corporation’s financial instruments, fair value estimates for these instruments are based on judgments regarding current economic conditions, currency and interest rate risk characteristics, loss

NOTES TO FINANCIAL STATEMENTS (continued)

24. Fair value of financial instruments (continued)

experience and other factors. Many of these estimates involve uncertainties and matters of significant judgment and cannot be determined with precision. Therefore, the calculated fair value estimates cannot always be substantiated by comparison to independent markets and, in many cases, may not be realizable in a current sale of the instrument. Changes in assumptions could significantly affect the estimates.

Fair value estimates do not include anticipated future business or the value of assets, liabilities and customer relationships that are not considered financial instruments. For example, the Corporation’s fee-generating businesses are not incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial instruments include lease finance assets, deferred tax assets, lease contracts, premises and equipment, and intangible assets. Accordingly, the estimated fair value amounts of financial instruments do not represent the entire value of the Corporation.

The following methods and assumptions were used by the Corporation in estimating the fair value of its financial instruments at Dec. 31, 2000 and 1999.

Short-term financial instruments

The carrying amounts reported on the Corporation’s balance sheet generally approximate fair value for financial instruments that reprice or mature in 90 days or less, with no significant change in credit risk. The carrying amounts approximate fair value for cash and due from banks; money market investments; acceptances; demand deposits; money market and other savings accounts; federal funds purchased and securities under repurchase agreements; U.S. Treasury tax and loan demand notes; commercial paper; and certain other assets and liabilities.

Trading account securities, securities available for sale and investment securities

Trading account securities and securities available for sale are recorded at market value on the Corporation’s balance sheet, including amounts for off-balance-sheet instruments held for trading activities. Market values of trading account securities, securities available for sale and investment securities generally are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, market value is estimated using quoted market prices for securities with similar credit, maturity and interest rate characteristics. The tables in note 3 present in greater detail the carrying value and market value of securities available for sale and investment securities at Dec. 31, 2000 and 1999.

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

NOTES TO FINANCIAL STATEMENTS (continued)

24. Fair value of financial instruments (continued)

period of time or from the benefit that results from the ability to fund interest-earning assets with these deposit liabilities. The fair value of fixed-maturity deposits which reprice or mature in more than 90 days is estimated using current rates.

Notes and debentures, and trust-preferred securities

The fair value of the Corporation’s notes and debentures, and trust-preferred securities is estimated using quoted market yields for the same or similar issues or the current yields offered by the Corporation for debt with the same remaining maturities.

The table below includes financial instruments, as defined by FAS No. 107, whose estimated fair value is not represented by the carrying value as reported on the Corporation’s balance sheet. Management has made estimates of fair value discount rates that it believes to be reasonable considering expected prepayment rates, credit risk and liquidity risk. However, because there is no active market for many of these financial instruments, management has no basis to verify whether the resulting fair value estimates would be indicative of the value negotiated in an actual sale.

	Carrying amount		Estimated fair value

	Dec. 31,		Dec. 31,
(in millions)	2000	1999	2000	1999

Investment securities (a)	$1,022	$1,197	$1,027	$1,183
Loans (b)	23,336	27,121	23,548	27,047
Reserve for credit losses (b)	(364)	(375)	—	—

Net loans	22,972	26,746	23,548	27,047
Other assets (c)	2,904	2,495	2,900	2,495

Fixed-maturity deposits (d):
Retail savings certificates	6,376	6,482	6,369	6,354
Negotiable certificates of deposit and other time deposits	4,544	2,952	4,454	2,952
Other funds borrowed (c)	271	1,722	272	1,718
Notes and debentures, and trust-preferred securities (a)	4,512	4,429	4,526	4,348

(a)	Market or dealer quotes were used to estimate the fair value of these financial instruments.
(b)	Excludes lease finance assets of $3.033 billion and $3.127 billion, as well as the related reserve for credit losses of $29 million and $28 million at Dec. 31, 2000 and 1999, respectively. Lease finance assets are not considered financial instruments as defined by FAS No. 107.

(c)	Excludes non-financial instruments.

(d)	FAS No. 107 defines the estimated fair value of deposits with no stated maturity, which includes demand deposits and money market and other savings accounts, to be equal to the amount payable on demand. Therefore, the positive effect of the Corporation’s $25.970 billion and $23.987 billion of such deposits at Dec. 31, 2000 and 1999, respectively, is not included in this table.

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

Other off-balance-sheet financial instruments

The estimated fair value of off-balance-sheet instruments used for trading activities is equal to the on-balance-sheet carrying amount of these instruments. The estimated fair value of off-balance-sheet instruments used for

NOTES TO FINANCIAL STATEMENTS (continued)

24. Fair value of financial instruments (continued)

risk management purposes represents the estimated amount the Corporation would receive or pay to terminate the agreements, considering current interest and currency rates, as well as the current credit-worthiness of the counterparties. Off-balance-sheet financial instruments are further discussed in note 23, “Financial instruments with off-balance-sheet risk and concentrations of credit risk.”

Estimated fair value of commitments to extend credit, and standby letters of credit and foreign and other guarantees

	Dec. 31, 2000				Dec. 31, 1999

		Asset				Asset

	Contract	Carrying		Estimated	Contract	Carrying		Estimated
(in millions)	amount	amount	(a)	fair value	amount	amount	(a)	fair value

Commitments to extend credit	$32,246	$6		$59	$34,630	$4		$66
Standby letters of credit and foreign and other guarantees	4,698	2		19	4,256	2		18

(a)	Represents the on-balance-sheet receivables or deferred income arising from these financial instruments.

Estimated fair value of off-balance-sheet financial instruments used for trading activities

	Dec. 31, 2000			Dec. 31, 1999

		Asset (Liability)			Asset (Liability)

	Notional	Estimated		Notional	Estimated
	principal	fair	Average	principal	fair	Average
(in millions)	amount	value (a)	fair value	amount	value (a)	fair value

Foreign currency contracts	$27,262	$26	$19	$25,382	$14	$15

Foreign currency option contracts:
Options purchased	494	77	94	213	6	7
Options written	493	(79)	(94)	232	(6)	(8)
Interest rate swaps	11,116	15	(5)	17,280	(6)	(4)
Options, caps and floors	2,883	(2)	(2)	1,607	(4)	(3)
Futures and forward contracts	3,530	—	—	5,978	(1)	1
Other products	812	3	4	578	—	—

(a)	Recorded at fair value on the Corporation’s balance sheet.

Estimated fair value of off-balance-sheet financial instruments used for risk management purposes

	Dec. 31, 2000				Dec. 31, 1999

		Asset (Liability)				Asset (Liability)
	Notional				Notional
	principal	Carrying		Estimated	principal	Carrying		Estimated
(in millions)	amount	amount	(a)	fair value	amount	amount	(a)	fair value

Interest rate risk management instruments:
Interest rate swaps	$3,184	$3		$43	$3,033	$—		$(63)
Futures and forward contracts	—	—		—	52	—		—

Other products:
Interest futures contracts hedging anticipated transactions	—	—		—	475	—		3
Total return swaps	—	—		—	148	—		(12)
Foreign currency contracts	—	—		—	40	—		—

(a)	Represents the on-balance-sheet receivables/payables, unamortized premiums or deferred income arising from these financial instruments.

NOTES TO FINANCIAL STATEMENTS (continued)

25. Mellon Financial Corporation (parent corporation)

Condensed Income Statement

	Year ended Dec. 31,
(in millions)	2000	1999	1998

Dividends from bank subsidiaries	$944	$784	$380
Dividends from nonbank subsidiaries	41	92	71
Interest revenue from bank subsidiaries	24	22	24
Interest revenue from nonbank subsidiaries	81	52	40
Other revenue	23	9	6

Total revenue	1,113	959	521

Interest expense on commercial paper	8	7	13
Interest expense on notes and debentures	145	134	109
Interest expense on trust-preferred securities (a)	79	79	79
Other expense	36	32	67

Total expense	268	252	268

Income before income taxes and equity in undistributed net income of subsidiaries	845	707	253
Provision (benefit) for income taxes	(46)	(56)	(66)

Equity in undistributed net income:
Bank subsidiaries	(69)	47	403
Nonbank subsidiaries	185	153	148

Net income	1,007	963	870
Dividends on preferred stock	—	—	9

Net income applicable to common stock	$1,007	$963	$861

Condensed Balance Sheet

	Dec. 31,
(in millions)	2000	1999

Assets:
Cash and money market investments with bank subsidiary	$441	$496
Loans and other receivables due from nonbank subsidiaries	1,705	1,021
Investment in bank subsidiaries	4,762	5,083
Investment in nonbank subsidiaries	400	470
Other assets	280	240

Total assets	$7,588	$7,310

Liabilities:
Commercial paper	$116	$88
Other liabilities	185	158
Notes and debentures (with original maturities over one year)	2,143	2,057
Trust-preferred securities (a)	992	991

Total liabilities	3,436	3,294

Shareholders’ equity	4,152	4,016

Total liabilities and shareholders’ equity	$7,588	$7,310

(a)	In the fourth quarter of 2000, the trust-preferred securities were reclassified as an interest-bearing liability. The related expense was reclassified to interest expense from operating expense. Prior period amounts have been reclassified.

NOTES TO FINANCIAL STATEMENTS (continued)

25. Mellon Financial Corporation (parent Corporation) (continued)

Condensed Statement of Cash Flows

	Year ended Dec. 31,
(in millions)	2000	1999	1998

Cash flows from operating activities:
Net income	$1,007	$963	$870

Adjustments to reconcile net income to net cash provided by operating activities:
Amortization	9	8	8
Equity in undistributed net income of subsidiaries	(116)	(207)	(554)
Net increase in accrued interest receivable	(7)	(2)	(11)
Deferred income tax (benefit) expense	(8)	3	(9)
Net increase (decrease) from other operating activities	133	(7)	84

Net cash provided by operating activities	1,018	758	388

Cash flows from investing activities:
Net decrease (increase) in short-term deposits with affiliated banks	55	(51)	(110)
Loans made to subsidiaries	(1,098)	(471)	(316)
Principal collected on loans to subsidiaries	428	308	112
Net capital returned from subsidiaries	644	679	101
Cash paid in purchase of Mellon 1st Business Bank	—	—	(288)
Cash paid in purchase of Mellon United National Bank	—	—	(140)
Net decrease from other investing activities	(56)	(69)	(54)

Net cash (used in) provided by investing activities	(27)	396	(695)

Cash flows from financing activities:
Net increase (decrease) in commercial paper	28	(28)	49
Repayments of long-term debt	(205)	(200)	(12)
Net proceeds from issuance of long-term debt	298	398	842
Proceeds from issuance of common stock	90	70	52
Redemption of preferred stock	—	—	(193)
Repurchase of common stock	(737)	(1,068)	(27)
Dividends paid on common and preferred stock	(421)	(403)	(376)
Net (decrease) increase from other financing activities	(44)	66	(17)

Net cash (used in) provided by financing activities	(991)	(1,165)	318

Change in cash and due from banks:
Net change in cash and due from banks	—	(11)	11
Cash and due from banks at beginning of year	2	13	2

Cash and due from banks at end of year	$2	$2	$13

Supplemental disclosures

Interest paid (a)	$236	$220	$189
Net income taxes refunded	119	3	83

(a)	In the fourth quarter of 2000, the trust-preferred securities were reclassified as an interest-bearing liability. The related expense was reclassified to interest expense from operating expense. Prior period amounts have been reclassified.

NOTES TO FINANCIAL STATEMENTS (continued)

26. Supplemental information to the Consolidated Statement of Cash Flows

Noncash investing and financing transactions that, appropriately, are not reflected in the Consolidated Statement of Cash Flows are listed below.

	Year ended Dec. 31,
(in millions)	2000	1999	1998

Reclassification of segregated assets to loans and real estate acquired	$—	$—	$12
Net transfers to real estate acquired	12	13	47

Purchase acquisitions (a):
Fair value of noncash assets acquired	101	—	2,995
Liabilities assumed	(70)	—	(2,199)
Common stock issued, from treasury, and notes payable	—	—	(255)

Net cash disbursed	31	—	541

(a)	Purchase acquisitions include: The remaining 50% interest in the Mellon Investor Services joint venture in 2000, and Mellon United National Bank, Mellon 1st Business Bank, Founders Asset Management, LLC and Newton Asset Management in 1998.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Mellon Financial Corporation:

We have audited the accompanying consolidated balance sheets of Mellon Financial Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mellon Financial Corporation and subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/  KPMG LLP

Pittsburgh, Pennsylvania

January 16, 2001

CORPORATE INFORMATION

Annual Meeting	The Annual Meeting of Shareholders will be held on the 10th floor of Two Mellon Center (the Union Trust Building), 501 Grant Street, Pittsburgh, PA, at 10 a.m. on Tuesday, April 17, 2001.

Annual Report	The 2000 Annual Report is comprised of the 2000 Summary Annual Report and the 2000 Financial Annual Report.

Form 10-K and Shareholder Publications	For a free copy of the Corporation’s Annual Report on Form 10-K or the quarterly earnings news release on Form 8-K, as filed with the Securities and Exchange Commission, please send a written request to the Secretary of the Corporation, One Mellon Center, Room 4826, Pittsburgh, PA 15258-0001.

Quarterly earnings and other news releases can be viewed at www.mellon.com or obtained by fax by calling Company News on Call at 1 800 758-5804 and entering a six-digit code (552187).

Exchange Listing	Mellon’s common stock is traded on the New York Stock Exchange under the trading symbol MEL. Our transfer agent and registrar is Mellon Investor Services, P.O. Box 590, Ridgefield Park, NJ 07660-0590. For more information, please call 1 800 205-7699.

Stock Prices	Current prices for Mellon’s common stock can be viewed at www.mellon.com or obtained from any touch-tone telephone by dialing (412) 236-0834 (in Pittsburgh) or 1 800 648-9496 (outside Pittsburgh). When prompted to “enter I.D.,” press MEL# (or 635#). This telephone service is available free of charge, 24 hours a day, seven days a week, from anywhere in the continental United States.

Dividend Payments	Subject to approval of the board of directors, dividends are paid on Mellon’s common stock on or about the 15th day of February, May, August and November.

Direct Stock Purchase and Dividend Reinvestment Plan	The Direct Stock Purchase and Dividend Reinvestment Plan provides a way to purchase shares of common stock directly from the Corporation at the market value for such shares. Nonshareholders may purchase their first shares of the Corporation’s common stock through the Plan, and shareholders may increase their shareholding by reinvesting cash dividends and through optional cash investments. Plan details are in a prospectus, which may be obtained from Mellon Investor Services by calling 1 800 205-7699.

Electronic Deposit of Dividends	Registered shareholders may have quarterly dividends paid on Mellon’s common stock deposited electronically to their checking or savings account, free of charge. To have your dividends deposited electronically, please write to Mellon Investor Services, P.O. Box 590, Ridgefield Park, NJ 07660-0590. For more information, please call 1 800 205-7699.

Phone Contacts	Direct Stock Purchase and Dividend Reinvestment Plan	1 800 205-7699	Plan prospectus and enrollment materials

	Publication Requests	1 800 205-7699	Requests for the Annual Report or quarterly information

	Securities Transfer Agent	1 800 205-7699	Questions regarding stock holdings, certificate replacement/transfer, dividends and address changes

	Corporate Communications/ Media Relations	(412) 234-7157	Media inquiries

	Investor Relations	(412) 234-5601	Questions regarding the Corporation’s financial performance

Internet Access	Mellon: www.mellon.com		Newton: www.newton.co.uk
	Buck: www.buckconsultants.com		Prime Advisors, Inc.: www.primeadvisors.com
	Dreyfus: www.dreyfus.com		Russell/Mellon Analytical Services: www.russellmellon.com
Dreyfus Brokerage Services: www.edreyfus.com
Dreyfus Investment Services Corporation: www.disc.mellon.com
Dreyfus Retirement Services: www.drs.dreyfus.com
Founders: www.founders.com
Mellon Capital Management Corporation: www.mcm.com
Mellon Institutional Asset Managementssm: www.melloninstitutional.com
Mellon Investor Services: www.melloninvestor.com
Mellon Private Asset Management: www.mellonprivateasset.com

Elimination of Duplicate Mailings	To eliminate duplicate mailings and help your company reduce expenses, please submit a written request, with your full name and address the way it appears on your account, to Mellon Investor Services, P.O. Box 590, Ridgefield Park, NJ 07660-0590. For more information, please call 1 800 205-7699.

Charitable Contributions	A report on Mellon’s comprehensive community involvement, including charitable contributions, is available online at www.mellon.com or by calling (412) 234-8680.

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