Form 10-K405/A, Exhibit 13
period 2000-12-31
MELLON FINANCIAL CORP
filed 2001-03-21
CIK 64782

Exhibit 13.1

Mellon 2000 twenty-two

   Mellon Bank–Northern Pa. Region
   serves northwestern Pennsylvania.
   Headquarters: Erie, Pennsylvania
   (814) 453-7406
   Mellon Bank–Western Pa. Region
   serves western Pennsylvania.
   Headquarters: Pittsburgh, Pennsylvania
   (412) 234-5000
   Mellon PSFS serves southeastern
   Pennsylvania and southern New Jersey.
   Headquarters: Philadelphia, Pennsylvania
   (215) 553-3000
Mellon Bank (DE) National Association
serves consumer and commercial
markets throughout Delaware.
Headquarters: Wilmington, Delaware
(302) 421-2352
Mellon Bank Community Development
Corporation, one of the first holding
company CDCs regulated by the Federal
Reserve Board, invests in projects
significant to modest-income segments
of Delaware, Maryland, New Jersey and
Pennsylvania.
(412) 234-4580
Mellon Clair Odell provides property
and casualty insurance solutions to
commercial and high net worth individual
customers throughout the United States
and internationally.
(610) 825-8100
Specialized Commercial
Banking
• Middle market lending
• Business banking
• Commercial real estate lending
• Insurance premium financing
• Asset-based lending
• Middle market and small ticket
  lease financing
For businesses with needs that often
reach beyond traditional lending,
Mellon provides middle market and
small ticket lease financing, commercial
real estate lending, insurance premium
financing and asset-based lending.
AFCO Credit Corporation, with its
Canadian affiliate, CAFO, Inc., provides
insurance premium financing with offices
in the United States and Canada.
(212) 401-4400	Business Banking provides full
commercial financial services to
small and midsize business firms,
professionals, entrepreneurs and
business owners through nine regions
in Boston, Delaware, Maryland and
Pennsylvania.
(412) 234-8553
Mellon 1st Business Bank provides full
commercial banking services to midsize
business firms, professionals,
entrepreneurs and business owners
through its headquarters office and
six regional offices in southern
California.
(213) 489-1000
Mellon Business Credit markets a broad
range of commercial finance products
and banking services to corporations
nationwide.
(215) 553-2161
Mellon Corporate Financing markets
a full range of financial and banking
services to commercial customers with
annual sales between $20 million and
$500 million through 10 offices located
in the northeast and midwest. Mellon’s
Middle Market group also specializes in
providing services to segments of the
government services industry.
(412) 234-1245
Mellon Leasing markets a broad
range of lease and lease-related services
throughout the United States and
Canada through its three divisions:
Mellon Leasing Manufacturer & Dealer
Services, Leasing/Large Corporate and
Mellon US Leasing.
(412) 234-5061
Mellon Real Estate Finance provides
short- and intermediate-term financing to
real estate developers and investors
located in the East, mid-Atlantic,
Southeast, Midwest, Texas and Southern
California.
(412) 234-7560
Large Corporate Banking
• Relationship banking
• Cash management
• Corporate finance
• Securities underwriting and trading
• International banking and trade finance
For large businesses and institutions,
Mellon’s skilled relationship managers
provide cash management,
relationship banking, corporate
finance and derivative products,
securities underwriting and
trading, and international banking.	Large Corporate Relationships provides
the full range of Mellon’s financial,
investment and operating solutions to
U.S. and multinational corporations
and institutions that have annual sales
of more than $500 million. In addition
to specific geographic markets, Mellon
relationship managers focus on specific
industries, including the automotive,
banking, broker/dealer and investment
manager, chemicals, energy services,
health care, insurance, media and
communications, and metals markets.
(412) 234-8808
Mellon Bank, N.A., Canada Branch is
a full-service branch of Mellon Bank,
N.A., providing credit, cash management
and treasury services to the corporate
market throughout Canada.
(416) 860-0777
Mellon Capital Markets provides foreign
exchange and risk management derivatives
services to corporate and institutional
clients and serves as underwriting
agent for syndicated loan transactions.
(412) 234-1245
Mellon Financial Markets, LLC is a
registered broker/dealer providing
fixed income and equity underwriting
and private placement distributions with
trading and sales services to clients and
investors throughout the United States.
(412) 234-0377
Mellon Global Cash Management
designs solutions through comprehensive
cash management services to meet
the specialized treasury needs of middle
market to large, multinational corporations,
government agencies, nonprofit
organizations and financial institutions.
1 800 424-3004
Mellon International provides
international trade and correspondent
banking services, markets trade finance
for clients selling products in foreign
markets, and supports the sale of Mellon
products to financial institutions in
global markets.
(412) 234-4371
Other
Mellon Ventures, Inc. and its affiliates
invest in the equity of U.S.-operating
companies experiencing rapid growth
or change in ownership.
(412) 236-3594
Listing as of February 15, 2001.
NOTE: Certain entities have activities that
extend beyond one business sector