Form 10-K405, Exhibit 13
period 2001-12-31
MELLON FINANCIAL CORP
filed 2002-03-15
CIK 64782

Exhibit 13.1

MELLON FINANCIAL CORPORATION

2001 FINANCIAL ANNUAL REPORT

Cautionary Statement

This Financial Annual Report contains statements relating to future results of the Corporation that are considered “forward-looking statements.” These statements relate to, among other things, the results and effects of acquisitions and divestitures and related conversion dates; credit loss reserve appropriateness; capital ratios; use of additional capital; simulation of changes in interest rates; litigation results; consequences of changes in the annual dividend; the consequences to the Corporation of (i) the self-liquidation of Sweetwater Capital Corp. and (ii) levels of receivables and commercial paper of Three Rivers Funding Corp.; the results of the adoption of new regulatory capital requirements; reclassification of items to interest expense; and the effects of the adoption of new accounting standards and interpretations. These forward-looking statements are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond the Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, changes in political and economic conditions; competitive product and pricing pressures within the Corporation’s markets; equity and fixed-income market fluctuations; the effects of the adoption of new accounting standards; personal and corporate customers’ bankruptcies; inflation; acquisitions and integrations of acquired businesses; technological change; changes in law; changes in fiscal, monetary, regulatory, trade and tax policies and laws; monetary fluctuations; success in gaining regulatory approvals when required; success in the timely development of new products and services; interest rate fluctuations; consumer spending and saving habits; the effects of recent and any further terrorist acts and the results of the war on terrorism; as well as other risks and uncertainties detailed elsewhere in this Financial Annual Report. Such forward-looking statements speak only as of the date on which such statements are made, and the Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

MELLON FINANCIAL CORPORATION (AND ITS SUBSIDIARIES)

FINANCIAL SUMMARY

	Year ended Dec. 31
	2001	2000	1999	1998	1997
	(dollar amounts in millions, except per share amounts or unless otherwise noted)
Total fee and other revenue	$2,658 (a)	$2,855	$2,817	$2,667	$2,221
Net gain from divestitures	—	—	127	—	—
Gains on sales of securities	—	—	—	1	—
Net interest revenue	574	550	579	642	637
Provision for credit losses	(4)	8	20	51	138
Total operating expense	2,561	2,214	2,330	2,314	1,905
Provision for income taxes	239	427	431	335	286

Income from continuing operations before cumulative effect of accounting change	$436	$756	$742	$610	$529
Cumulative effect of accounting change	—	—	(26)	—	—

Income from continuing operations	$436	$756	$716	$610	$529
Income from discontinued operations	882	251	247	260	242
Net income	$1,318	$1,007	$963	$870	$771
Per common share—diluted:
Continuing operations	$.91	$1.52	$1.37	$1.13 (b)	$.97 (b)
Discontinued operations	1.85	.51	.48	.49	.47
Net income	$2.76	$2.03	$1.85	$1.62 (b)	$1.44 (b)

Selected key data—continuing operations
Return on common shareholders’ equity (c)	11.7%	19.4%	16.6%	14.4%	14.5%
Return on assets	1.33%	2.49%	2.22%	1.95%	1.93%
Fee revenue as a percentage of fee and net interest revenue (FTE) (d)	84%	84%	83%	81%	78%
Trust and investment fee revenue as a percentage
of fee and net interest revenue (FTE) (d)	67%	64%	59%	51%	46%
Efficiency ratio excluding amortization of goodwill (e)	66%	62%	64%	68%	65%
Assets under management at year end (in billions)	$592	$530	$488	$425	$338
Assets under administration or custody at year end (in billions)	$2,082	$2,267	$2,198	$1,903	$1,532
S&P 500 Index at period end	1,148	1,320	1,469	1,229	970
Dividends paid per common share	$.82	$.86	$.78	$.705	$.645
Dividends paid on common stock	$388	$421	$403	$365	$330
Closing common stock price per share at year end	$37.62	$49.19	$34.06	$34.38	$30.32
Market capitalization at year end	$16,798	$23,941	$17,052	$18,007	$15,386
Average common shares and equivalents outstanding—diluted (in thousands)	477,712	496,825	521,986	530,414	521,658

Capital ratios at year end
Common shareholders’ equity to assets:
Reported	10.13%	12.14%	13.00%	13.60%	12.74%
Tangible (f)	6.05	9.30	9.67	10.29	11.11
Tier I capital (g)	8.81	7.23	6.60	6.53	7.77
Total (Tier I plus Tier II) capital (g)	13.65	11.74	10.76	10.80	12.73
Leverage capital (g)	6.31	7.11	6.72	6.73	8.02

Average balances
Loans	$9,843	$10,693	$13,672	$15,191	$13,798
Interest-earning assets	23,529	21,741	23,400	22,581	20,730
Total assets	32,761	30,335	32,263	31,214	27,390
Deposits	17,560	16,469	16,778	16,677	13,949
Notes and debentures	3,751	3,478	3,424	2,992	2,712
Trust-preferred securities	974	991	991	991	990
Common shareholders’ equity	3,735	3,904	4,309	4,165	3,494
Total shareholders’ equity	3,735	3,904	4,309	4,190	3,700

(a)	Excluding nonrecurring items, total fee and other revenue was $3.077 billion in 2001.
(b)	Calculated after deducting preferred stock dividends of $9 million in 1998 and $21 million in 1997.
(c)	Return on common shareholders’ equity on a net income basis for the years 2001-1997 was 35.3%, 25.8%, 22.4%, 20.7% and 21.5% respectively.
(d)	See page 15 for the definition of this ratio.
(e)	See page 24 for the definition of this ratio.
(f)	See page 25 for the definition of this ratio.
(g)	Includes discontinued operations.

Note:	Throughout this report, all calculations are based on unrounded numbers. FTE denotes fully taxable equivalent basis.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

S IGNIFICANT	FINANCIAL EVENTS IN 2001

The Corporation’s 2001 financial results reflect a series of repositioning actions, discussed below, taken to sharpen its strategic focus as a high-growth, fee-based provider of financial services for institutions, corporations and affluent individuals.

Discontinued	Operations

In the second quarter of 2001, the Corporation adopted the discontinued operations method of accounting in conjunction with reaching a definitive agreement to sell its mid-Atlantic region consumer, small business and certain middle market banking operations to Citizens Financial Group, Inc. (Citizens), and the June 2001 sale of the Mellon Leasing Corporation businesses that served mid-to-large corporations and vendors of small ticket equipment, and Mellon Business Credit.

The results of the businesses sold to Citizens in December 2001; the leasing and asset-based lending businesses; Dreyfus Brokerage Services, whose pending sale was announced in December 2001 and closed in January 2002; the disposition in December 2001 of loans and commitments to middle market companies not sold to Citizens; as well as jumbo and other consumer mortgages, are reported in the Corporation’s financial statements as discontinued operations. In accordance with generally accepted accounting principles (GAAP), earnings and net assets or liabilities of these businesses are shown separately in the income statement and balance sheet, respectively, for all periods presented. Accordingly, all information in this Financial Annual Report, including all supplemental information, reflects continuing operations, unless otherwise noted.

Divestitures

Divestiture of mid-to-large and small ticket leasing businesses and asset-based lending businesses

In June 2001, the Corporation sold the Mellon Leasing Corporation businesses that served mid-to-large corporations and vendors of small ticket equipment to GE Capital, and Mellon Business Credit, which provided asset-based lending products, to ABN AMRO North America, Inc. Loans and leases of these businesses totaled approximately $3 billion. A $136 million pre-tax, or $101 million after-tax, net loss was recorded from these divestitures as a loss on disposal of discontinued operations.

Divestiture of mid-Atlantic region consumer, small business and certain middle market banking operations

In December 2001, the Corporation sold its mid-Atlantic region consumer, small business and certain middle market banking operations to Citizens Financial Group, Inc., the U.S. unit of The Royal Bank of Scotland Group. The Corporation retained its private banking businesses through a network of specialized offices dedicated to serving its affluent clients. This transaction included $5.7 billion of loans, $365 million of other assets and $14.4 billion of deposits. The cash purchase price premium paid by Citizens was $2.137 billion, representing a 16% premium on deposits, net of adjustments. A $1.571 billion pre-tax, or $1.030 billion after-tax net gain on disposal of discontinued operations was recorded from this sale. The additional capital from this sale was primarily used to repurchase shares of common stock in 2001.

Loss on disposition of commercial loans and commitments

In December 2001, the Corporation disposed of approximately $2.6 billion of loan commitments, of which $1.4 billion were loans outstanding, in a transaction with GE Capital. Approximately one-half of the loans and commitments were to middle market customers that were not included in the Citizens transaction and had been classified as part of discontinued operations. The disposition also included loans and commitments to large corporate customers where there was little or no relationship with the Corporation’s non-credit fee-based

SIGNIFICANT	FINANCIAL EVENTS IN 2001 (continued)

businesses or were identified as part of the Corporation’s portfolio exits strategy. The loans to the large corporate customers had previously been reported as part of non-core continuing operations. A loss of $57 million pre-tax, or $37 million after-tax, was recorded in continuing operations for the disposition of the large corporate loans and commitments and a loss of $132 million pre-tax, or $86 million after-tax, was recorded as a loss on disposal in discontinued operations for the disposition of the middle market loans and commitments.

Divestiture of Dreyfus Brokerage Services

In December 2001, the Corporation announced a definitive agreement to sell Dreyfus Brokerage Services, Inc., its online trading business, to Brown & Company, the online brokerage unit of J.P. Morgan Chase and Co. The divestiture includes approximately 75,000 accounts and approximately $6 billion of assets in safekeeping. Terms of this all-cash transaction, which closed in January 2002, were not disclosed. The results of Dreyfus Brokerage Services are included in discontinued operations. A $120 million pre-tax, or $89 million after-tax, loss was recorded for this transaction as a loss on disposal of discontinued operations.

Sale or securitization of jumbo mortgages

In the fourth quarter of 2001, the Corporation sold or securitized $2.1 billion of jumbo mortgages that had been classified as part of discontinued operations. A $24 million pre-tax, or $16 million after-tax net gain was recorded as a gain on disposal of discontinued operations.

Acquisitions

Acquisition of additional ownership in Newton Management Limited

In July 2001, the Corporation increased to 95% its ownership interest in Newton Management Limited (Newton), up from 75% originally acquired in October 1998. The Corporation has an option to purchase the remaining 5% in May 2002. Newton is a leading U.K.-based investment manager that provides investment management services to institutional, private and retail clients.

Acquisition of Standish, Ayer & Wood

In July 2001, the Corporation acquired Standish, Ayer & Wood (Standish), a Boston-based provider of investment management services to institutional clients and high net worth individuals. Standish had assets under management of $41 billion, and offers both domestic and international investment services through separate accounts, as well as mutual funds. The transaction was an all-cash transaction, with initial consideration due at closing and additional consideration contingent on future performance. Standish, which remains headquartered in Boston, was renamed Standish Mellon Asset Management (Standish Mellon) and primarily operates as a Mellon Institutional Asset Management firm.

Acquisition of Van Deventer & Hoch

In October 2001, the Corporation acquired Van Deventer & Hoch, a Glendale, California-based investment management firm specializing in meeting the needs of high net worth individuals and families. The transaction terms were not disclosed. This acquisition, which added approximately $1 billion in assets under management and administration, operates as part of Private Wealth Management.

Acquisition of Eagle Investment Systems Corp.

In November 2001, the Corporation acquired Eagle Investment Systems Corp., a privately held developer of Web-based investment management software solutions that significantly enhanced the range and technological sophistication of investment support services available from Mellon Global Securities Services (Mellon GSS).

SIGNIFICANT	FINANCIAL EVENTS IN 2001 (continued)

The Corporation acquired Eagle with a combination of its common stock and cash, at the election of Eagle’s shareholders. The common stock was repurchased for this transaction in the fourth quarter of 2001. Operating as a separate unit within Mellon GSS, Eagle continues to conduct its business primarily from its developmental headquarters in Newton, Mass.

Acquisition of Unifi Network, a subsidiary of Pricewaterhouse Coopers

In January 2002, the Corporation acquired the Unifi Network, a subsidiary of Pricewaterhouse Coopers (PwC). Unifi significantly increases the capabilities of the Corporation’s human resource outsourcing and consulting business. Unifi’s human resource outsourcing business, comprised of about 2,100 employees, is part of Mellon Employee Benefit Solutions, and its approximately 400-member human resource consulting business is part of Buck Consultants. Unifi generated $351 million in revenue for its fiscal year ended June 2001. Unifi was acquired in an all-cash transaction totaling approximately $285 million. The excess of the purchase price over the net assets value totaled approximately $180 million. Based in Fort Lee, N.J., Unifi also maintains offices in the New York Metropolitan area, as well as in Atlanta; Boston; Chicago; Cary, N.C.; Dallas; Los Angeles; Minneapolis; San Francisco; and Westport, Conn.

Other	Events

Common dividend realignment

In the fourth quarter of 2001, the Corporation paid a quarterly common stock dividend of $.12 per share, reduced from $.24 per share in the previous quarter. The Corporation previously announced in July 2001 that it was realigning its dividend to be consistent with other growth companies in the financial services industry. This will enable the Corporation to re-deploy an additional approximately $215 million of capital annually to continue to invest in its fee businesses, including acquisitions, and to repurchase common stock.

Venture capital fair market value adjustments

In the fourth quarter of 2001, the Corporation recorded a $222 million pre-tax, or $144 million after-tax, charge for a fair value adjustment of venture capital investments. This charge was necessitated by the continued weak economy in certain market segments and reduced valuation multiples for venture investments. A charge of $140 million pre-tax, or $91 million after-tax, was previously recorded in the second quarter of 2001. The carrying value of the venture capital portfolio at Dec. 31, 2001, represents 64% of the initial cost basis of active investments. These charges were recorded in continuing operations.

Charge for streamlining and other expenses

A charge of $62 million pre-tax, or $41 million after-tax, was recorded in the fourth quarter of 2001 for costs associated with improving productivity and consolidating operations and other expenses, as a result of actions taken primarily to reposition the Corporation as a well balanced, high growth, fee–based global financial services provider. These charges were recorded in continuing operations.

Repurchase of common stock

In 2001, the Corporation repurchased 51.0 million shares of common stock at a purchase price of $2.013 billion, including 21.9 million shares repurchased in the fourth quarter of 2001 under forward stock repurchase contracts settled in the quarter. Shares repurchased in 2001 were purchased at an average share price of $39.51 per share. Common shares outstanding at Dec. 31, 2001, were 14.8% lower than at Dec. 31, 1998, reflecting a 77.3 million share reduction, net of shares reissued, primarily for employee benefit plan purposes. This reduction was due to stock repurchases totaling approximately $3.8 billion, at an average share price of $37.32 per share. At Dec. 31, 2001, an additional 22.4 million common shares were available for repurchase under a 25 million share

SIGNIFICANT	FINANCIAL EVENTS IN 2001 (continued)

repurchase program authorized by the board of directors in November 2001. At Dec. 31, 2001, the Corporation’s common shares and equivalents totaled 450.3 million shares. Since the beginning of 1995, the Corporation has reduced common shares outstanding, through share repurchases, by 24%, net of shares reissued primarily for employee benefit plan purposes and acquisitions.

RESULTS	OF OPERATIONS

Overview	of 2001 results

Consolidated net income totaled $1.318 billion, or $2.76 per share, in 2001, compared with $1.007 billion, or $2.03 per share in 2000. Return on equity was 35.3% in 2001, compared with 25.8% in 2000.

Income from continuing operations for 2001 totaled $436 million, or $.91 per share, compared with $756 million, or $1.52 per share, in 2000. Continuing operations returned 11.7% on equity in 2001 compared with 19.4% in 2000. The continuing operations results in 2001 were impacted by a $235 million, or $.49 per share, after-tax charge for fair value adjustments of venture capital investments; a $41 million, or $.09 per share, after-tax charge for streamlining and other expenses; and a $37 million, or $.08 per share, after-tax loss on disposition of loans and commitments. These items will be referred to as the 2001 nonrecurring items. Excluding these items, income from continuing operations for 2001 totaled $749 million, or $1.57 per share, and represented a 20.0% return on equity. The contribution of the Corporation’s core business sectors to earnings per share, which excludes the revenues and expenses from discontinued operations, and other non-core sector activity from both periods, increased 13% in 2001.

Fee revenue of $3.077 billion, excluding nonrecurring items, totaled 84% of fee and net interest revenue in 2001, unchanged from 2000. The major component of fee revenue, trust and investment fee revenue totaled 67% of fee and net interest revenue, compared with 64% in 2000. Excluding the impact of acquisitions, the 2001 nonrecurring items and the May 2000 expiration of a long-term mutual fund administration contract with a third party, fee revenue was essentially unchanged compared to 2000, as revenue growth in most businesses was offset by lower equity investment revenue. Excluding the impact of acquisitions and the expiration of the long-term mutual fund administration contract, trust and investment fee revenue increased 2% as net business growth was partially offset by the impact of a capital markets slowdown. The equity markets at Dec. 31, 2001, as measured by the Standard & Poor’s 500 Index, decreased 13% compared with Dec. 31, 2000. Assets under management totaled $592 billion at Dec. 31, 2001, compared with $530 billion at Dec. 31, 2000, with assets under management, administration or custody totaling more than $2.6 trillion at Dec. 31, 2001. The July 2001 acquisition of Standish Mellon Asset Management, discussed further on page 4, added $41 billion to managed assets in the third quarter of 2001. Assets managed by subsidiaries and affiliates outside the United States totaled $74 billion at Dec. 31, 2001.

Net interest revenue on a fully taxable equivalent basis totaled $582 million in 2001, an increase of $27 million, or 5%, compared with $555 million in 2000, on a higher level of interest-earning assets. The net interest margin of 2.48% in 2001 was 5 basis points lower than in 2000, reflecting a lower yielding asset mix. Average interest-earning assets increased $1.8 billion, as a $3.1 billion increase in average securities and a $1.7 billion increase in average money market investments were partially offset by a $2.3 billion decrease in funds allocated to discontinued operations and an $850 million decrease in average loans.

Operating expense totaled $2.561 billion in 2001 compared with $2.214 billion in 2000. Operating expense in 2001 was impacted by acquisitions throughout the year and the $62 million of nonrecurring items recorded in the fourth quarter of 2001. Excluding the effect of acquisitions and the 2001 nonrecurring items, operating expense increased 3% in 2001 compared with 2000. The Corporation’s effective tax rate on income from continuing operations for 2001, excluding the effect of the 2001 nonrecurring items, was 35.2% compared with 36.1% for 2000.

Overview	of 2001 results (continued)

The provision for credit losses was a credit of $4 million in 2001 compared with $8 million of expense in 2000. Net credit losses totaled $82 million in 2001, up from $23 million in 2000, resulting from higher commercial and financial net credit losses, due in part to credit losses on the sale of loans that were on nonperforming status for which reserves had been previously established.

Nonperforming assets totaled $62 million at Dec. 31, 2001, a decrease of $110 million from $172 million at Dec. 31, 2000. The decrease resulted from the disposition of nonperforming loans, including $68 million in the fourth quarter of 2001, and credit losses offset in part by the addition of new credits to nonperforming status. Of the $62 million balance of total nonperforming assets at Dec. 31, 2001, $41 million relates to outstandings to a California-based electric and natural gas utility company that voluntarily filed for Chapter 11 bankruptcy protection in the second quarter of 2001 as the result of its inability, due to rules in that state governing the industry’s deregulation, to increase rates to levels needed to cover higher costs for power. The Corporation’s ratio of nonperforming assets to Tier I capital plus the reserve for credit losses was 2.29% at Dec. 31, 2001, compared with 4.97% at Dec. 31, 2000.

The Corporation’s ratio of shareholders’ equity to assets was 10.13% at Dec. 31, 2001. The Tier I, Total and Leverage capital ratios were 8.81%, 13.65% and 6.31%, respectively, at Dec. 31, 2001.

2000 compared with 1999

Consolidated net income totaled $1.007 billion, or $2.03 per share, in 2000, compared with $963 million, or $1.85 per share, in 1999. Return on equity was 25.8% in 2000, compared with 22.4% in 1999.

Income from continuing operations for 2000 totaled $756 million, or $1.52 per share, compared with $716 million, or $1.37 per share in 1999. The results in 1999 included a $77 million after-tax net gain from divestitures, $36 million after-tax of nonrecurring expenses and a $26 million after-tax charge for the cumulative effect of a change in accounting principle, for a combined effect of $15 million after-tax, or $.03 per share.

Fee revenue increased to $2.855 billion, up $38 million from $2.817 billion in 1999. Fee revenue was impacted by the 1999 divestitures of the credit card business, network services transaction processing unit and the mortgage banking businesses; the May 2000 expiration of the long-term mutual fund administration contract with a third party; and the December 2000 acquisition of the remaining 50% interest in Mellon Investor Services. Excluding these factors, total fee revenue increased 10% in 2000 compared with 1999. This increase was attributable to an 11% increase in trust and investment fee revenue. Net interest revenue on a fully taxable equivalent basis totaled $555 million, down $28 million from $583 million in 1999. The decrease primarily resulted from the divestitures of the credit card and mortgage banking businesses, as well as higher funding costs related to the repurchase of $737 million of common stock.

Operating expense was $2.214 billion in 2000, down $116 million from $2.330 billion in 1999. Excluding the effect of divestitures and acquisitions and the $56 million of nonrecurring expense recorded in the second quarter of 1999, operating expense increased 8% compared with 1999. The provision for credit losses was $8 million in 2000, down $12 million from 1999. Net credit losses were $23 million in 2000, down $2 million compared with 1999. The Corporation’s effective tax rate was 36.1% in 2000 compared with 36.4% in 1999, excluding the effect of the net gain on divestitures, and nonrecurring expenses.

Effect of discontinued operations

Income from discontinued operations after-tax of $882 million or $1.85 per share, was recorded in 2001, compared with $251 million, or $.51 per share, in 2000 and $247 million, or $.48 per share, in 1999. See Note 2 of Notes to Financial Statements on pages 61 and 62 for additional information on discontinued operations.

Business	sectors

	Global Investment Management			Private Wealth Management			Global Investment Services			Global Cash Management
	2001	2000	1999	2001	2000	1999	2001	2000	1999	2001	2000	1999
	(dollar amounts in millions, averages in billions; presented on an FTE basis)
Revenue:
Fee and other revenue	$1,067	$1,056	$925	$327	$324	$296	$1,278	$997	$887	$253	$212	$189
Net interest revenue (expense)	(13)	(10)	(17)	165	125	98	95	86	61	162	160	130

Total revenue	1,054	1,046	908	492	449	394	1,373	1,083	948	415	372	319
Credit quality expense (revenue)	—	—	—	1	1	(2)	—	—	—	—	—	—
Operating expense:
Intangible amortization	23	22	23	17	16	17	18	13	12	—	—	—
Other	692	646	573	253	232	216	1,050	810	739	296	266	242

Total operating expense	715	668	596	270	248	233	1,068	823	751	296	266	242

Income from continuing operations before taxes (benefits) and cumulative effect of accounting change	339	378	312	221	200	163	305	260	197	119	106	77
Income taxes (benefits)	134	150	128	84	77	63	111	97	70	41	38	27

Income (loss) from continuing operations before cumulative effect of accounting change	205	228	184	137	123	100	194	163	127	78	68	50
Cumulative effect of accounting change (a)	—	—	—	—	—	—	—	—	—	—	—	—
Income from discontinued operations after-tax (b)	—	—	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$205	$228	$184	$137	$123	$100	$194	$163	$127	$78	$68	$50

Average loans	$—	$—	$—	$2.4	$2.3	$2.1	$—	$—	$—	$0.1	$0.1	$0.1
Average assets (c)	$1.6	$1.5	$1.2	$4.8	$4.6	$4.1	$4.2	$4.2	$3.6	$6.4	$5.5	$4.7
Average deposits	$—	$—	$—	$4.2	$4.1	$3.6	$2.3	$2.5	$2.2	$6.2	$5.3	$4.5
Average common equity	$0.6	$0.5	$0.5	$0.2	$0.2	$0.2	$0.6	$0.5	$0.5	$0.2	$0.2	$0.1
Average Tier I preferred equity	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

Contribution to EPS	$.43	$.45	$.35	$.29	$.25	$.19	$.41	$.33	$.24	$.16	$.14	$.10
Return on common equity	36%	44%	38%	61%	53%	52%	31%	32%	26%	49%	48%	39%
Pre-tax operating margin	32%	36%	34%	45%	45%	41%	22%	24%	21%	29%	28%	24%
Pre-tax operating margin (d)	34%	38%	37%	49%	48%	46%	24%	25%	22%	29%	28%	24%

(a)	The cumulative effect of an accounting change has not been allocated to any of the Corporation’s reportable sectors.
(b)	Net income (loss) from discontinued operations has not been allocated to any of the Corporation’s reportable sectors.
(c)	Where average deposits are in excess of average loans, average assets include an allocation of investment securities to balance.
(d)	Excludes amortization of intangibles.
(e)	Consolidated average assets includes average net assets of discontinued operations of $2.304 billion and $1.296 billion for 2000 and 1999 respectively.
(f)
Ratios exclude the second quarter and fourth quarter fair value adjustments of venture capital investments, the loss on disposition of loans and commitments in the fourth quarter and the impact of the fourth quarter nonrecurring charges for 2001.

(g)	Ratios exclude the impact of the net divestiture gains and nonrecurring expenses for 1999.
NM—Not meaningful

The Corporation’s business sectors reflect the Corporation’s organizational structure, the characteristics of its products and services, and the customer segments to which those products and services are delivered. Lines of business that offer similar or related products and services to common or similar customer segments have been combined into five core business sectors. Activities not directly associated with the core business sectors are shown separately as Other Activity, as discussed further on page 14. The results of the Corporation’s core business sectors are presented and analyzed on an internal management reporting basis. There is no intercompany profit or loss on intersector activity. The accounting policies of the business sectors are the same as those described in note 1 of the Notes to Financial Statements except: fee and other revenue, net interest revenue and income taxes differ from the amounts shown in the Consolidated Income Statement because amounts presented in Business sectors are on a taxable equivalent basis; and credit quality expense (revenue) for the core sectors is presented on a net charge-off basis. Capital is allocated quarterly using the federal regulatory guidelines, where applicable, as a basis, coupled with management’s judgment regarding the risks inherent in the individual lines of business. While external benchmarks are considered in the allocation process, the capital allocations may not be representative of the capital levels that would be required if these sectors were nonaffiliated business units.

	Relationship Lending			Total Core Sectors			Other Activity			Consolidated Results
	2001	2000	1999	2001	2000	1999	2001	2000	1999	2001		2000	1999
	(dollar amounts in millions, averages in billions; presented on an FTE basis)
Revenue:
Fee and other revenue	$103	$94	$96	$3,028	$2,683	$2,393	$(330)	$205	$580	$2,698		$2,888	$2,973
Net interest revenue (expense)	232	209	217	641	570	489	(59)	(15)	94	582		555	583

Total revenue	335	303	313	3,669	3,253	2,882	(389)	190	674	3,280		3,443	3,556
Credit quality expense (revenue)	2	9	9	3	10	7	(8)	(2)	(3)	(5)		8	4
Operating expense:
Intangible amortization	15	15	16	73	66	68	7	8	7	80		74	75
Other	142	135	139	2,433	2,089	1,909	49	51	363	2,482		2,140	2,272

Total operating expense	157	150	155	2,506	2,155	1,977	56	59	370	2,562		2,214	2,347

Income from continuing operations before taxes (benefits) and cumulative effect of accounting change	176	144	149	1,160	1,088	898	(437)	133	307	723		1,221	1,205
Income taxes (benefits)	66	55	56	436	417	344	(149)	48	119	287		465	463

Income (loss) from continuing operations before cumulative effect of accounting change	110	89	93	724	671	554	(288)	85	188	436		756	742
Cumulative effect of accounting change (a)	—	—	—	—	—	—	—	—	—	—		—	(26)
Income from discontinued operations after-tax (b)	—	—	—	—	—	—	—	—	—	882		251	247

Net income (loss)	$110	$89	$93	$724	$671	$554	$(288)	$85	$188	$1,318		$1,007	$963

Average loans	$5.5	$6.5	$8.6	$8.0	$8.9	$10.8	$1.8	$1.8	$2.9	$9.8		$10.7	$13.7
Average assets (c)	$6.3	$7.5	$9.8	$23.3	$23.3	$23.4	$9.5	$4.7	$7.6	$32.8		$30.3 (e)	$32.3	(e)
Average deposits	$1.5	$1.3	$1.5	$14.2	$13.2	$11.8	$3.4	$3.3	$5.0	$17.6		$16.5	$16.8
Average common equity	$0.7	$0.8	$1.0	$2.3	$2.2	$2.3	$1.4	$1.7	$2.0	$3.7		$3.9	$4.3
Average Tier I preferred equity	$0.2	$0.3	$0.3	$0.2	$0.3	$0.3	$0.8	$0.7	$0.7	$1.0		$1.0	$1.0

Contribution to EPS	$.23	$.18	$.18	$1.52	$1.35	$1.06	$(.61)	$.17	$.31	$.91		$1.52	$1.37
Return on common equity	16%	11%	10%	32%	31%	24%	NM	NM	NM	12%		19%	17%
Pre-tax operating margin	53%	48%	48%	32%	33%	31%	NM	NM	NM	33	%(f)	35%	33	%(g)
Pre-tax operating margin (d)	57%	53%	53%	34%	35%	34%	NM	NM	NM	35	%(f)	38%	35	%(g)

Reflected as discontinued operations throughout the Corporation’s financial statements are the results of mid-Atlantic region consumer banking, small business banking, and middle market banking operations, which were sold in December 2001; the Mellon Leasing Corporation businesses that served mid-to-large corporations and vendors of small ticket equipment, and Mellon Business Credit, which were sold in June 2001; Dreyfus Brokerage Services, whose pending sale was announced in December 2001 and closed in January 2002, and the disposition in December 2001 of loans and commitments to middle market companies not sold to Citizens, as well as jumbo and other consumer mortgages. These results have been removed from the core sector presentation. In addition, during the first quarter of 2001, the Corporation made several reclassifications within its Core Business Sectors. The Corporation reclassified its cash management business line from the former Large Corporate Banking sector to a new sector titled Global Cash Management. The presentation of the Specialized Commercial Banking and Large Corporate Banking sectors was terminated. Finally, the Relationship Lending sector was formed from the remaining portion of the former Large Corporate Banking sector. Prior period results have been reclassified. The presentation of the Corporation’s core business sectors’ results is consistent with its focus as a high growth fee-based provider of financial services. The core business sectors results are presented on a continuing operations basis, and the sectors are classified as either Asset Management or Corporate and Institutional Services sectors.

Business	sectors (continued)

Summary

	% of Core Sector Revenue			% of Core Sector Income Before Taxes			Pre-tax Operating Margin (a)
	2001	2000	1999	2001	2000	1999	2001	2000	1999
Asset Management	42%	46%	45%	48%	53%	53%	39%	41%	40%
Corporate and Institutional Services	58%	54%	55%	52%	47%	47%	30%	31%	29%

Total Core Business Sectors	100%	100%	100%	100%	100%	100%	34%	35%	34%

(a)	Excludes amortization of intangibles.

Following is a discussion of the Corporation’s business sectors. In the tables that follow, the income statement amounts and average allocated equity are presented in millions and the assets under management, administration or custody are period-end market values and are presented in billions.

Asset Management

	2001 vs. 2000			2000 vs. 1999
	Total Revenue Growth	Operating Expense Growth	Income Before Taxes Growth	Total Revenue Growth	Operating Expenses Growth	Income Before Taxes Growth
Global Investment Management	1%	7%	(10)%	15%	12%	21%
Private Wealth Management	9%	9%	10%	14%	7%	23%
Total Asset Management	3%	8%	(3)%	15%	11%	22%

Global Investment Management

				Growth rates
	2001	2000	1999	2001 vs. 2000	2000 vs. 1999
Total revenue	$1,054	$1,046	$908	1%	15%
Total operating expense	$715	$668	$596	7%	12%
Income before taxes	$339	$378	$312	(10)%	21%
Return on common equity	36%	44%	38%
Pre-tax operating margin (a)	34%	38%	37%
Assets under management	$501	$434	$399	16%	9%
S&P 500 Index at period end	1,148	1,320	1,469	(13)%	(10)%

(a)	Excludes amortization of intangibles.

Global Investment Management includes mutual fund management (except those mutual funds managed by Private Wealth Management) and institutional asset management. Income before taxes decreased 10% in 2001. The results of this sector were impacted by the July 2001 Standish Mellon Asset Management acquisition. Excluding the impact of the acquisition, revenue decreased 2% in 2001 compared with 2000, while expenses increased 2% in the same period. Results for this sector were negatively impacted by lower asset management revenue reflecting the impact of the equity market conditions in 2001, as represented by the Standard & Poor’s 500 Index which was down 13% at Dec. 31, 2001, compared with Dec. 31, 2000. Assets under management increased to $501 billion at Dec. 31, 2001, up 16%, from $434 billion at Dec. 31, 2000, primarily due to the Standish Mellon acquisition and net new business. Average proprietary equity mutual funds decreased $7 billion, or 13%, in 2001 compared with 2000.

Business	sectors (continued)

Private Wealth Management

				Growth rates
	2001	2000	1999	2001 vs. 2000	2000 vs. 1999
Total revenue	$492	$449	$394	9%	14%
Total operating expense	$270	$248	$233	9%	7%
Income before taxes	$221	$200	$163	10%	23%
Return on common equity	61%	53%	52%
Pre-tax operating margin (a)	49%	48%	46%
Assets under management	$50	$56	$56	(12)%	—%
Assets under administration or custody	$21	$33	$37	(37)%	(10)%
S&P 500 Index at period end	1,148	1,320	1,469	(13)%	(10)%

(a)	Excludes amortization of intangibles.

Private Wealth Management includes private asset management services, private banking, and the results of Mellon United National Bank in Florida. This sector continued to show good growth in revenue and income before taxes primarily resulting from higher net interest revenue. Assets under management were $50 billion at Dec. 31, 2001, a $6 billion decrease from Dec. 31, 2000, reflecting equity market depreciation. The operating expense increase reflected investments in staff and occupancy expense to support business growth, including the establishment of seven additional business locations.

Corporate and Institutional Services

	2001 vs. 2000			2000 vs. 1999
	Total Revenue Growth	Operating Expense Growth	Income Before Taxes Growth	Total Revenue Growth	Operating Expenses Growth	Income Before Taxes Growth
Global Investment Services	27%	30%	17%	14%	10%	32%
Global Cash Management	12%	11%	12%	17%	10%	37%
Relationship Lending	10%	5%	22%	(3)%	(3)%	(3)%
Total Corporate and Institutional Services	21%	23%	18%	11%	8%	20%

Business	sectors (continued)

Global Investment Services

				Growth rates
	.2001	2000	1999	2001 vs 2000	2000 vs. 1999
Total revenue	$1,373	$1,083	$948	27%	14%
Total operating expense	$1,068	$823	$751	30%	10%
Income before taxes	$305	$260	$197	17%	32%
Return on common equity	31%	32%	26%
Pre-tax operating margin (a)	24%	25%	22%
Assets under management	$41	$40	$33	2%	24%
Assets under administration or custody	$2,061	$2,234	$2,161	(8)%	3%
S&P 500 Index at period end	1,148	1,320	1,469	(13)%	(10)%

(a)	Excludes amortization of intangibles.

Global Investment Services includes institutional trust and custody, foreign exchange, securities lending, shareholder and securities transfer services, benefits consulting and administrative services for employee benefit plans, and back office outsourcing for investment managers. This sector also includes substantially all of the Corporation’s joint ventures. The results of joint ventures are reported under the equity method of accounting, which reports the Corporation’s share of the results of the joint ventures on a net basis, rather than reporting the revenues and expenses separately. Income before taxes increased 17% in 2001, compared with 2000. The results of this sector were favorably impacted by the December 2000 acquisition of the remaining 50% interest in Mellon Investor Services and the November 2001 acquisition of Eagle Investment Systems. Excluding the impact of the acquisitions, revenue for this sector increased 9% in 2001 compared with 2000 while operating expense increased 8%. Assets under administration or custody for this sector totaled $2.061 trillion at Dec. 31, 2001, a decrease of 8% from Dec. 31, 2000.

Global Cash Management

				Growth rates
	2001	2000	1999	2001 vs. 2000	2000 vs. 1999
Total revenue	$415	$372	$319	12%	17%
Total operating expense	$296	$266	$242	11%	10%
Income before taxes	$119	$106	$77	12%	37%
Return on common equity	49%	48%	39%
Pre-tax operating margin (a)	29%	28%	24%

(a)	Excludes amortization of intangibles.

Global Cash Management includes the Corporation’s collection and disbursement, remittance processing and electronic services products provided to large corporations, financial institutions and the Federal government. Revenue and income before taxes continued to show good growth in 2001 from new business and higher volumes from existing customers.

Business	sectors (continued)

Relationship Lending

				Growth rates
	2001	2000	1999	2001 vs. 2000	2000 vs. 1999
Total revenue	$335	$303	$313	10%	(3)%
Total operating expense	$157	$150	$155	5%	(3)%
Income before taxes	$176	$144	$149	22%	(3)%
Return on common equity	16%	11%	10%
Pre-tax operating margin (a)	57%	53%	53%

(a)	Excludes amortization of intangibles.

Relationship Lending includes large corporate relationship banking, commercial real estate lending, insurance premium financing, corporate finance and derivative products, securities underwriting and trading, and international banking. Income before taxes increased 22% in 2001 compared with 2000. The results of this sector reflected higher fee and net interest revenue and good expense control, as well as lower credit quality expense in 2001 compared with 2000.

Total Core Business Sectors

				Growth rates
	2001	2000	1999	2001 vs. 2000	2000 vs. 1999
Total revenue	$3,669	$3,253	$2,882	13%	13%
Total operating expense	$2,506	$2,155	$1,977	16%	9%
Income before taxes	$1,160	$1,088	$898	7%	21%
Return on common equity	32%	31%	24%
Pre-tax operating margin (a)	34%	35%	34%
Assets under management	$592	$530	$488	12%	9%
Assets under administration or custody	$2,082	$2,267	$2,198	(8)%	3%
S&P 500 Index at period end	1,148	1,320	1,469	(13)%	(10)%

(a)	Excludes amortization of intangibles.

Income before taxes for the Core Sectors increased 7% in 2001 compared with 2000, reflecting good revenue growth and lower credit quality expense. The Core Sectors contribution to earnings per share increased 13% in 2001 over 2000.

Contribution to earnings per share from Total Core Business Sectors

				Growth rates
	2001	2000	1999	2001 vs. 2000	2000 vs. 1999
	(in millions, except per share amounts)
Asset Management	$342	$351	$284	(3)%	23%
Corporate and Institutional Services	$382	$320	$270	19%	19%

Net Income	$724	$671	$554	8%	21%
Contribution to EPS	$1.52	$1.35	$1.06	13%	27%
Contribution to EPS—excluding goodwill amortization	$1.65	$1.47	$1.18	12%	25%

Business	sectors (continued)

Other Activity

Other Activity includes large ticket leasing and certain leveraged and other lending relationships that are part of the Corporation’s portfolio exits strategy; the results of Mellon Ventures, the Corporation’s venture capital group; and business activities or utilities, including Corporate Treasury, that are not separate lines of business or whose results have not been fully allocated, for management reporting purposes, to the core business sectors. The results for 2000 and 1999 also include the results of the mutual fund administration service provided under a long-term contract with a third party that expired in May 2000. In addition, the 1999 results include the results of the residential and commercial mortgage loan origination and servicing, credit card and network services transaction processing businesses, and the gain on the sale of the seven Mellon Bank (MD), N.A., offices.

Revenue in the Other Activity sector primarily reflects earnings on capital above that required for the core sectors, gains from the sale of assets and the gains/losses and carrying costs of Mellon Ventures activities. The Other Activity sector recorded a pre-tax loss of $437 million in 2001 compared with a $133 million pre-tax gain in 2000. The results for 2001 include a $362 million pre-tax, $235 million after-tax, or $.49 per share, charge for fair value adjustments of venture capital investments; and a $57 million pre-tax, $37 million after-tax, or $.08 per share, loss on the disposition of large corporate loans. The charge for the fair value adjustment of the venture capital investments was necessitated by the continued weak economy in certain market segments and reduced valuation multiples for venture investments. Excluding this charge, Mellon Ventures recorded a pre-tax loss of $73 million in 2001, compared with a pre-tax loss of $1 million in 2000 and pre-tax income of $14 million in 1999. Other operating expense includes various direct expenses for items not attributable to the operations of a business sector, a net credit for net corporate level (income) expense amounts allocated from Other Activity to the core business sectors, and the expenses of Mellon Ventures. Other operating expense in 2001 also includes a $62 million pre-tax, $41 million after-tax, or $.09 per share charge for streamlining and other charges recorded in the fourth quarter of 2001. Other operating expense for 1999 also includes $56 million of nonrecurring expenses related to a $30 million charitable contribution to the Mellon Financial Corporation Foundation and $26 million of expenses as part of the Mellon Third Century strategic initiatives. Average assets include assets of the activities identified above that the Corporation intends to exit, the investments of Mellon Ventures and assets of certain support areas not identified with the major business sectors. This sector also includes assets and liabilities recorded directly in Corporate Treasury and not associated with or allocated to a particular line of business. Average common and Tier I preferred equity represents capital in excess of that required for the core sectors, as well as capital required for the investments of Mellon Ventures.

2000 compared to 1999

Income before taxes for the Corporation’s core sectors was $1.088 billion in 2000, an increase of $190 million, or 21%, compared with 1999. This increase resulted from positive operating leverage as revenues increased $371 million, or 13%, while operating expense increased $178 million, or 9%, and credit quality expense increased $3 million. The increase in total revenue was primarily due to higher fee revenue resulting from business growth. Total operating expense increased primarily in support of business growth.

The Other Activity sector’s pre-tax income for 2000 was $133 million, compared with $307 million in 1999. Fee and other revenue for 1999 includes a $127 million pre-tax gain from divestitures. Revenue for both 2000 and 1999 primarily reflects earnings on capital above that required for the core sectors, gains from the sale of assets and the gains/losses and carrying costs of Mellon Ventures activities. Credit quality revenue for 2000 and 1999 primarily includes gains on the sales of other real estate owned (OREO). Operating expense includes various nonrecurring charges for items not attributable to the operations of a business sector and the expenses of Mellon Ventures. Other operating expense for 1999 includes the $56 million of nonrecurring expenses discussed above. Average assets primarily include assets of certain support areas not identified with the major business sectors, and the Mellon Ventures investments. Average common and Tier I preferred equity represents capital in excess of that required for the core sectors.

Noninterest	revenue

	2001		2000	1999
	(dollar amounts in millions, unless otherwise noted)
Trust and investment fee revenue:
Investment management	$1,375		$1,298	$1,163
Administration and custody	818		666	601
Benefits consulting	273		250	250

Total trust and investment fee revenue	2,466		2,214	2,014
Cash management revenue	239		202	180
Foreign currency and securities trading revenue	194		178	173
Financing-related revenue	97		150	149
Equity investment revenue	(380)		78	63
Mortgage servicing fees	—		—	150
Other	42		33	88

Total fee and other revenue	$2,658		$2,855	$2,817
Net gain from divestitures	—		—	127
Gains on the sales of securities	—		—	—

Total noninterest revenue	$2,658		$2,855	$2,944

Fee revenue as a percentage of fee and net interest revenue (FTE)	84	%(a)	84%	83%
Trust and investment fee revenue as a percentage of fee and net
interest revenue (FTE)	67	%(a)	64%	59%
Assets under management at year end (in billions)	$592		$530	$488
Assets under administration or custody at year end (in billions)	$2,082		$2,267	$2,198
S&P 500 Index at year end	1,148		1,320	1,469

(a)	Ratios exclude the $362 million pre-tax venture capital fair value adjustments and the $57 million pre-tax loss on disposition of large corporate loans and commitments.

Note:
For analytical purposes, the term “fee revenue,” as utilized throughout this Financial Annual Report, is defined as total noninterest revenue less gains on the sales of securities and the net gain from divestitures.

Fee revenue

Fee revenue, excluding nonrecurring items, totaled 84% of taxable equivalent fee and net interest revenue in 2001, unchanged from 2000. Trust and investment fee revenue totaled 67% of fee and net interest revenue, compared to 64% in 2000. Fee revenue in 2001 compared with 2000, was impacted by: acquisitions, primarily the December 2000 acquisition of the remaining 50% interest in Mellon Investor Services and the July 2001 acquisition of Standish Mellon Asset Management; the fair value adjustments of venture capital investments; the loss on disposition of large corporate loans and commitments; and the May 2000 expiration of a long-term mutual fund administration contract with a third party. Excluding these factors, fee revenue was flat compared with 2000, as revenue growth in most businesses was offset by lower equity investment revenue. Excluding the impact of acquisitions and the expiration of the long-term mutual fund administration contract, trust and investment fee revenue was up 2% as net business growth offset the impact of a capital markets slowdown. The equity markets at Dec. 31, 2001, as measured by the Standard & Poor’s 500 Index, decreased 13% compared with Dec. 31, 2000, while a key bond market benchmark, the Lehman Brothers Long-Term Government Bond Index, increased 4.6% compared with Dec. 31, 2000.

Noninterest	revenue (continued)

Fee revenue growth (a)	2001 over 2000 (b)	2000 over 1999 (b)	1999 over 1998
Trust and investment fee revenue growth	2%	11%	14%
Total fee revenue growth	—%	10%	12	%(c)
—excluding equity investment revenue	4%	10%	12%

(a)	Excludes the effect of acquisitions and divestitures in all periods.
(b)
Excludes in 2001 the fair value adjustments of venture capital investments and the loss on disposition of large corporate loans and commitments, and in 2000 and 1999 the effect of the 2000 expiration of a long-term mutual fund administration contract with a third party.

(c)	Also excludes fees in 1998 from the terminated service of electronic filing of income tax returns.

Investment management fee revenue

	2001	2000	1999
	(in millions)
Managed mutual funds (a):
Equity funds	$292	$331	$266
Money market funds	249	179	170
Bond and fixed-income funds	134	121	136
Nonproprietary	35	37	28

Total managed mutual funds	710	668	600
Institutional	353	318	271
Private clients	312	312	292

Total investment management fee revenue	$1,375	$1,298	$1,163

(a)	Net of mutual fund fees waived and fund expense reimbursements of $27 million, $33 million and $33 million for 2001, 2000 and 1999, respectively.

Investment management fee revenue increased $77 million, or 6%, in 2001 compared with 2000. The increase primarily resulted from higher investment management fee revenue relating to money market and fixed-income mutual funds as well as the Standish Mellon acquisition. Revenue from Standish Mellon is primarily included in institutional investment management fee revenue in the above table. Excluding the effect of this acquisition, investment management fee revenue increased 3% as the positive effect of net new business offset equity market depreciation.

Mutual fund management fees are based upon the daily average net assets of each fund. The average assets of proprietary mutual funds managed in 2001 were $166 billion, up $26 billion, or 19%, from $140 billion in 2000. This increase primarily resulted from increases in average net assets of institutional taxable money market funds, offset in part by lower average net assets of equity funds. Proprietary equity funds averaged $49 billion in 2001, a decrease of $7 billion, or 13%, compared with $56 billion in 2000, due to lower market levels.

At Dec. 31, 2001, the market values of assets managed by the Corporation totaled $592 billion and were comprised as follows: 37% equities; 21% fixed income; 27% money market; 8% overlay and global fixed-income products; and 7% securities lending cash collateral.

Noninterest	revenue (continued)

Market value of assets under management, administration or custody at year end

	2001		2000	1999
	(in billions)
Mutual funds managed:
Equity funds	$47		$54	$54
Money market funds	111		68	59
Bond and fixed-income funds	26		21	21
Nonproprietary	24	(a)	31	30

Total mutual funds managed	208		174	164
Institutional (b)	334	(a)	302	269
Private clients	50		54	55

Total market value of assets under management	$592		$530	$488
Market value of assets under administration or custody (c)(d)	$2,082		$2,267	$2,198

Total market value of assets under management, administration or custody	$2,674		$2,797	$2,686

S&P 500 Index at year end	1,148		1,320	1,469

(a)
At Dec. 31, 2001, the combined market values of $24 billion of nonproprietary mutual funds and $334 billion of institutional assets managed, by asset type, were as follows: $107 billion equities, $34 billion balanced, $79 billion domestic fixed income, $87 billion domestic money market (which includes securities lending assets of $47 billion), and $51 billion in overlay and global fixed-income products for a total of $358 billion.

(b)
Includes assets managed at Pareto Partners of $33 billion at Dec. 31, 2001; $29 billion at Dec. 31, 2000; and $32 billion at Dec. 31, 1999. The Corporation has a 30% equity interest in Pareto Partners.

(c)
Includes $289 billion of assets at Dec. 31,2001, $323 billion of assets at Dec. 31, 2000, and $324 billion of assets at Dec. 31, 1999, administered by CIBC Mellon Global Securities Services, a joint venture.

(d)
Assets administered by the Corporation under ABN AMRO Mellon, a strategic alliance of the Corporation and ABN AMRO, included in the table above, were $130 billion at Dec. 31, 2001, $95 billion at Dec. 31, 2000 and $58 billion at Dec. 31, 1999.

As shown below, the market value of assets under management increased to $592 billion at Dec. 31, 2001, up $62 billion, or 12%, from $530 billion at Dec. 31, 2000. The increase was due to organic growth, and the Standish Mellon acquisition, which added $41 billion to managed assets, offsetting the effect of equity market depreciation in 2001. Assets managed by Standish Mellon are primarily included in institutional assets managed in the table above.

Changes in market value of assets under management for 2001

	Global Investment Management	Private Wealth Management	Global Investment Services	Total
	(in billions)
Market value of assets under management at beginning of period	$434	$56	$40	$530
Net inflows:
Long-term	7	1	—	8
Money market	43	—	1	44

Total net inflows	50	1	1	52	(a)
Net market depreciation	(24)	(8)	—	(32)
Acquisitions	41	1	—	42

Market value of assets under management at end of period	$501	$50	$41	$592

(a)	Represents 10% of beginning balance.

Noninterest	revenue (continued)

Administration and custody fee revenue

Administration and custody fee revenue of $818 million increased $152 million, or 23%, in 2001 compared with 2000, primarily resulting from acquisitions, particularly the December 2000 acquisition of the remaining 50% interest in Mellon Investor Services, partially offset by the May 2000 expiration of the long-term mutual fund administration contract with a third party. Fees from this contract in 2000 totaled $37 million pre-tax, or approximately $.045 per common share, through May 2000. Excluding these factors, administration and custody fee revenue decreased 1% as a 7% increase in institutional trust and custody revenue and higher securities lending revenue was offset by lower mutual fund administration revenue in 2001 compared with 2000. The results of Mellon Investor Services had been accounted for under the equity method of accounting prior to the acquisition, with the net results recorded in institutional trust and custody revenue. Following the acquisition, the gross fee revenue from this business is primarily included in institutional trust and custody revenue. Mellon Investor Services generated $224 million of gross fee revenue in 2001.

The market value of assets under administration or custody, shown in the table on the previous page, was $2,082 billion at Dec. 31, 2001, a decrease of $185 billion, or 8%, compared with $2,267 billion at Dec. 31, 2000, reflecting in large part, equity market depreciation.

Benefits consulting

Benefits consulting fees generated by Buck Consultants increased $23 million, or 9%, in 2001 compared with 2000. This increase primarily reflects acquisitions, new client project activity and higher revenue from existing clients.

Cash management fee revenue

The Corporation is a major national provider of a number of cash management services, including remittance processing, collections and disbursements, check processing and electronic services to assist corporate clients in the management of their accounts receivable, accounts payable and treasury management functions. The Corporation is processing approximately 25,000 wire transfers daily. The $37 million, or 18%, increase in cash management fee revenue in 2001, compared with 2000, primarily resulted from higher volumes of customer services. Cash management fee revenue does not include revenue from customers holding compensating balances on deposits in lieu of paying cash fees. The earnings on the compensating balances are recognized in net interest revenue.

Foreign currency and securities trading revenue

The $16 million, or 9%, increase in foreign currency and securities trading revenue in 2001, compared with 2000, was equally due to higher foreign currency revenue and higher securities trading revenue, reflecting higher transaction volume.

Financing-related and equity investment revenue

Financing-related and equity investment revenue, excluding the fair value adjustments of venture capital investments and the loss on disposition of large corporate loans and commitments, totaled $136 million in 2001, compared with $228 million in 2000. Financing-related revenue, which primarily includes loan commitment fees; letters of credit and acceptance fees; gains or losses on loan sales; and gains or losses on lease residuals, increased $4 million in 2001 compared with 2000, excluding the loss on disposition of large corporate loans and commitments. Equity investment revenue, which includes realized and unrealized gains and losses on venture capital investments, decreased $96 million in 2001 compared with 2000, excluding the $362 million of fair value adjustments of venture capital investments recorded in the second and fourth quarters of 2001.

Noninterest	revenue (continued)

Venture capital investments

As shown in the tables on the following page, the Corporation’s venture capital portfolio had a carrying value of $524 million at Dec. 31, 2001, or 64% of the original cost basis of active investments. The $524 million was comprised of $4 million of investments in public companies, $379 million of investments in privately owned companies and $141 million of investments in private equity funds.

The Corporation’s venture capital investments include direct investments in both publicly traded and privately held companies and indirect investments in private equity funds in which the Corporation holds a limited partnership interest. The carrying value of all investments represents their current estimated fair value.

The fair value of direct investments in public companies is estimated using a valuation methodology based on the stocks’ publicly quoted prices. Due to the volatility of equity markets, volume of trading compared to the Corporation’s holdings, economic and other factors, the amounts ultimately realized from the liquidation of an investment may vary greatly.

The fair value of direct investments in privately owned companies is estimated by management by evaluating several factors and utilizing available information, which includes market comparables, current and subsequent financings, willingness of co-investors or others to provide financial support, sustainable economic performance and growth, product marketability, scalability, business plans and the effectiveness of the portfolio company’s management team in implementing its business plans. The analysis of these and any other relevant factors requires significant judgment on the part of management, and certain of the information that would be useful in analysis may be limited.

General partners of private equity funds use fair value assessment practices that are similar to those used by the Corporation as well as judgment in assessing the fair value of equity investments. As part of its review of the fair values reported by the fund’s general partner, the Corporation’s management assesses the fund manager’s ability to provide ongoing support and guidance to its portfolio companies as well as its ability to perform an effective assessment of the fair value of its fund’s portfolio of investments. Since most of the Corporation’s indirect investments in private equity funds represent only a small limited partnership percentage ownership in the individual private equity funds, access to detailed information on individual fund portfolio investments is limited. Valuation estimates provided by the fund managers are reviewed and analyzed with available measurement data. Also, investments in private equity funds are regarded as long term investments that are subject to substantial restrictions on transferability.

In summary, management’s estimates of fair values are based on several factors including: available information about companies; current economic conditions; willingness of co-investors or others to provide financial support; available market comparables; product marketability; scalability; legal restrictions; effectiveness of the companies’ management teams; and other factors. The fair value estimates could differ significantly among parties using different assumptions or judgments. Accordingly, the fair value estimates may not necessarily represent amounts that will ultimately be realized.

Noninterest	revenue (continued)

Venture capital investment portfolio activity
	Year 2001	Life to Date Activity
	(in millions)
Direct investments:
Beginning balance	$597	$—
Investments—new funding	54	568
Investments—additional funding for existing investments	81	235
Realized—cost basis of exits (a) and write-offs	(109)	(180)

Active investments cost basis (b)	623	623
Unrealized gains/(losses)	(240)	(240)

Ending carrying value	$383	$383

(a) Cash received on exits	$35	$179
(b)  At Dec. 31, 2001, there were 93 actively managed investments withan average cost of $6.7 million The Corporation was committed to provide additional funding of $5 million for direct investments at Dec. 31, 2001.

Fund investments (indirect):
Beginning balance	$181	$—
New investments	51	260
Realized—cost basis of exits (c) and write-offs	(41)	(69)

Active investments cost basis	191	191
Unrealized gains/(losses)	(50)	(50)

Ending carrying value (d)	$141	$141

(c) Cash received on exits	$21	$74
(d) The Corporation was committed to provide additional funding of $257 million for indirect fund investments at Dec. 31, 2001.

Total investments:
Active investments cost basis	$814	$814
Unrealized gains/(losses)	(290)	(290)

Ending carrying value (e)	$524	$524

(e) Represents 64% of active cost basis.

Mortgage servicing fees

The $150 million of mortgage servicing fees in 1999 relates to the residential and commercial mortgage servicing businesses that were divested in 1999.

Other revenue

Other revenue was $42 million in 2001, an increase of $9 million compared with 2000. The increase was due in part to payments received from Citizens under a transitional services agreement that is expected to remain in effect until the third quarter of 2002 when all loans and deposits will be converted to Citizens’ accounting and recordkeeping systems.

Net gain from divestitures

The Corporation recorded a $127 million pre-tax net gain from divestitures and sales in 1999. The after-tax net gain from these transactions totaled $77 million, or $.15 per common share. The net gain primarily resulted from gains on the divestitures of the credit card business and the network services transaction processing unit, as well as a gain on the sale of seven Mellon Bank (MD), N.A., offices. These gains were partially offset by losses on the divestitures of the residential and commercial mortgage servicing businesses.

Noninterest	revenue (continued)

2000 compared with 1999

Fee revenue increased to $2.855 billion in 2000, up $38 million from $2.817 billion in 1999. Fee revenue was impacted by the 1999 divestitures of the credit card business, network services transaction processing unit and the mortgage banking businesses; the May 2000 expiration of the long-term mutual fund administration contract with a third party; and the December 2000 acquisition of the remaining 50% interest in Mellon Investor Services. Excluding these factors, total fee revenue increased 10% in 2000 compared with 1999. This increase was attributable to an 11% increase in trust and investment fees.

Net	interest revenue

Net interest revenue includes the interest spread on interest-earning assets, loan fees, cash receipts and interest reversals on nonperforming loans, and revenue or expense on derivative instruments used for interest rate risk management purposes. Net interest revenue on a fully taxable equivalent basis totaled $582 million in 2001, up $27 million, or 5%, from $555 million in the prior year. The net interest margin was 2.48% in 2001, down 5 basis points compared with 2.53% in 2000.

The increase in net interest revenue in 2001, compared with the prior year, primarily resulted from a higher level of interest-earning assets partially offset by a lower yielding asset mix. Average interest-earning assets increased $1.8 billion in 2001 compared with 2000, as a $3.1 billion increase in average securities and a $1.7 billion increase in average money market investments were partially offset by a $2.3 billion decrease in funds allocated to discontinued operations and an $850 million decrease in average loans. The decrease in funds allocated to discontinued operations reflects the sale of the leasing and asset-backed lending businesses, the Citizens’ transaction, the disposition of loans to middle market customers not included in the Citizens’ transaction, and the sale and securitization of jumbo mortgages. See the following pages for an analysis of the changes in volumes and rates affecting net interest revenue.

2000 compared with 1999

Net interest revenue on a fully taxable equivalent basis totaled $555 million in 2000, a decrease of $28 million from $583 million in 1999, while the net interest margin increased by 5 basis points to 2.53% in 2000. The decrease in net interest revenue in 2000, compared with the prior year, primarily resulted from the divestitures of the credit card and mortgage banking businesses in 1999, as well as higher funding costs related to the repurchase of $737 million of common stock. The increase in the net interest margin was due, in part, to a higher-yielding loan portfolio. Excluding the net interest revenue generated by the divested businesses, net interest revenue increased 2% compared with 1999.

Net	interest revenue (continued)

CONSOLIDATED BALANCE SHEET—AVERAGE BALANCES AND INTEREST YIELDS/RATES

	2001				2000
	Average balance		Interest	Average yields/ rates	Average balance	Interest	Average yields/ rates
	(dollar amounts in millions)
Assets
Interest-earning assets:
Interest-bearing deposits with banks (primarily foreign)	$2,493		$96	3.85%	$1,054	$60	5.68%
Federal funds sold and securities under resale agreements	1,179		46	3.90	964	62	6.42
Other money market investments	166		8	4.81	86	5	5.81
Trading account securities	436		16	3.67	310	19	6.01
Securities:
U.S. Treasury and agency securities (a)	8,002		488	6.10	6,273	411	6.55
Obligations of states and political subdivisions (a)	265		18	6.79	149	9	6.27
Other (a)	1,032		78	7.56	87	7	8.36
Loans, net of unearned discount (a)	9,843		655	6.65	10,693	834	7.80
Funds allocated to discontinued operations	—		—	—	2,304	128	5.56

Total interest-earning assets	23,416		$1,405	6.00	21,920	$1,535	7.01
Cash and due from banks	2,773				2,680
Premises and equipment	615				448
Customers’ acceptance liability	11				75
Net acquired property	5				6
Other assets (a)	6,054				5,649
Reserve for credit losses	(194)				(270)

Total assets	$32,680				$30,508

Liabilities and shareholders’ equity
Interest-bearing liabilities:
Deposits in domestic offices:
Demand	$169		$5	2.96%	$200	$7	3.50%
Money market and other savings accounts	5,547		142	2.56	5,634	241	4.28
Savings certificates	212		8	3.77	210	10	4.76
Other time deposits	924		39	4.22	1,099	61	5.55
Deposits in foreign offices	3,468		122	3.52	3,014	149	4.93

Total interest-bearing deposits	10,320		316	3.06	10,157	468	4.61
Federal funds purchased and securities under repurchase agreements	1,652		65	4.00	1,696	104	6.13
U.S. Treasury tax and loan demand notes	204		9	4.41	363	22	5.98
Term federal funds purchased	61		2	3.28	131	8	6.09
Commercial paper	489		18	3.68	127	8	6.34
Other funds borrowed	423		29	6.62	837	54	6.45
Notes and debentures (with original maturities over one year)	3,751		191	5.09	3,478	237	6.83
Trust-preferred securities	974		79	8.11	991	79	7.93
Funds allocated from discontinued operations	1,595		114	7.15	—	—	—

Total interest-bearing liabilities	19,469		$823	4.23	17,780	$980	5.51
Total noninterest-bearing deposits	7,240	(b)			6,312
Acceptances outstanding	11				75
Other liabilities (a)	2,299				2,325

Total liabilities	29,019				26,492
Shareholders’ equity (a)	3,661				4,016

Total liabilities and shareholders’ equity	$32,680				$30,508

Rates
Yield on total interest-earning assets				6.00%			7.01%
Cost of funds supporting interest-earning assets				3.52			4.48
Net interest income/margin:
Taxable equivalent basis			$582	2.48%		$555	2.53%
Without taxable equivalent increments			574	2.45		550	2.51
Foreign and domestic components
Foreign interest-earning assets	$3,658		$29.79%
Domestic interest-earning assets	$19,758		$553	2.80

Consolidated interest-earning assets	$23,416		$582	2.48%

(a)	Amounts and yields exclude adjustments to fair value and the related deferred tax effect required by FAS No. 115.
(b)	Noninterest bearing deposits include $7.217 billion of domestic deposits, and $23 million of foreign deposits.

Note:
Interest and average yields/rates were calculated on a taxable equivalent basis, at tax rates approximating 35%, using dollar amounts in thousands and actual number of days in the years, and are before the effect of reserve requirements. Loan fees, as well as nonaccrual loans and their related income effect, have been included in the calculation of average yields/rates.

	1999			1998			1997
	Average balance	Interest	Average yields/ rates	Average balance	Interest	Average yields/ rates	Average balance	Interest	Average yields/ rates
	(dollar amounts in millions)
Assets
Interest-earning assets:
Interest-bearing deposits with banks (primarily foreign)	$803	$39	4.81%	$646	$33	5.11%	$518	$26	5.06%
Federal funds sold and securities under resale agreements	753	41	5.44	683	37	5.42	537	28	5.21
Other money market investments	60	3	5.00	109	6	5.35	108	6	5.41
Trading account securities	370	19	5.29	251	16	6.24	175	9	5.54
Securities:
U.S. Treasury and agency securities (a)	6,361	408	6.41	5,473	365	6.67	5,440	367	6.75
Obligations of states and political subdivisions (a)	117	7	6.24	54	4	7.31	38	3	7.77
Other (a)	90	7	7.75	120	8	6.89	108	8	6.87
Loans, net of unearned discount (a)	13,671	948	6.93	15,179	1,164	7.66	13,791	1,086	7.87
Funds allocated to discontinued operations	1,296	43	3.32	—	—	—	—	—	—

Total interest-earning assets	23,521	$1,515	6.44	22,515	$1,633	7.24	20,715	$1,533	7.40
Cash and due from banks	2,634			2,780			2,367
Premises and equipment	400			390			423
Customers’ acceptance liability	113			115			265
Net acquired property	18			45			61
Other assets (a)	5,952			5,632			3,893
Reserve for credit losses	(324)			(357)			(368)

Total assets	$32,314			$31,120			$27,356

Liabilities and shareholders’ equity
Interest-bearing liabilities:
Deposits in domestic offices:
Demand	$212	$5	2.36%	$168	$4	2.38%	$93	$2	2.15%
Money market and other savings accounts	5,115	184	3.60	4,236	164	3.87	3,081	121	3.93
Savings certificates	194	12	6.19	164	13	7.93	98	8	8.16
Other time deposits	1,254	64	5.10	2,101	117	5.57	1,774	101	5.69
Deposits in foreign offices	3,052	133	4.35	2,760	136	4.93	2,641	129	4.88

Total interest-bearing deposits	9,827	398	4.05	9,429	434	4.60	7,687	361	4.70
Federal funds purchased and securities under repurchase agreements	2,121	102	4.79	2,198	123	5.60	1,372	77	5.61
U.S. Treasury tax and loan demand notes	511	24	4.74	604	31	5.15	468	25	5.33
Term federal funds purchased	427	22	5.24	365	21	5.69	599	34	5.71
Commercial paper	128	7	5.39	234	13	5.44	69	4	5.41
Other funds borrowed	1,191	75	6.30	629	47	7.47	559	42	7.51
Notes and debentures (with original maturities over one year)	3,424	225	6.59	2,992	204	6.84	2,712	189	6.97
Trust-preferred securities	991	79	7.93	991	79	7.93	990	78	7.91
Funds allocated from discontinued operations	—	—	—	254	36	14.17	1,075	84	7.81

Total interest-bearing liabilities	18,620	$932	5.01	17,696	$988	5.58	15,531	$894	5.76
Total noninterest-bearing deposits	6,951			7,248			6,262
Acceptances outstanding	113			115			265
Other liabilities (a)	2,287			1,916			1,608

Total liabilities	27,971			26,975			23,666
Shareholders’ equity (a)	4,343			4,145			3,690

Total liabilities and shareholders’ equity	$32,314			$31,120			$27,356

Rates
Yield on total interest-earning assets			6.44%			7.24%			7.40%
Cost of funds supporting interest-earning assets			3.96			4.38			4.32
Net interest income/margin:
Taxable equivalent basis		$583	2.48%		$645	2.86%		$639	3.08%
Without taxable equivalent increments		579	2.46		642	2.85		637	3.07

Operating	expense

	2001	2000	1999
	(dollar amounts in millions)
Staff expense	$1,528	$1,331	$1,300
Professional, legal and other purchased services	330	245	248
Net occupancy expense	216	181	180
Equipment expense	154	131	163
Business development	110	118	134
Communications expense	66	60	84
Amortization of goodwill	73	67	69
Amortization of other intangible assets	7	7	6
Amortization of mortgage servicing assets and purchased credit card relationships	—	—	112
Other expense	77	74	34

Total operating expense	$2,561	$2,214	$2,330

Efficiency ratio (a)	68%	64%	66%
Efficiency ratio excluding amortization of goodwill	66	62	64
Average full-time equivalent staff	21,300	20,900	19,800

(a)
Operating expense, excluding the 2001 nonrecurring items of $62 million pre-tax, and the 1999 nonrecurring expenses of $56 million pre-tax, as a percentage of fee and net interest revenue, computed on a taxable equivalent basis, excluding the 2001 nonrecurring items of $419 million pre-tax and the 1999 net gain on divestitures of $127 million pre-tax, and gains on the sales of securities.

Operating expense totaled $2.561 billion for 2001 and was impacted by the acquisitions throughout the year and the $62 million of nonrecurring items recorded in 2001. Approximately half of the charge of $62 million pre-tax was for severance expense. Also included were costs associated with improving productivity and consolidating operations and other expenses. Excluding the effect of acquisitions and nonrecurring items, operating expense increased 3% in 2001 compared with 2000, primarily due to expenses incurred in support of new business, higher transaction volumes and investments in technology.

Operating expense growth	2001 over 2000	2000 over 1999	1999 over 1998
Operating expense growth (a)	3%	8%	2%

(a)	Excluding the effect of acquisitions and divestitures, the 2001 nonrecurring items of $62 million pre-tax, and the 1999 nonrecurring items of $56 million pre-tax.

2000 compared with 1999

Operating expense totaled $2.214 billion in 2000, down $116 million from $2.330 billion in 1999. Expenses in 2000 were impacted by acquisitions and divestitures, and $56 million of nonrecurring items recorded in the second quarter of 1999. Excluding these factors, operating expense increased 8% in 2000, compared with 1999 due, in part, to higher staff expense and higher expenses in support of business growth.

Accounting for expense reimbursements

In November 2001, The Financial Accounting Standards Board staff concluded that reimbursements received for expenses incurred on behalf of customers should be characterized as revenue in the income statement. The Corporation has historically reported expense reimbursements as a reduction of expenses. In January 2002, the Corporation will begin to record expense reimbursements as revenue and reclassify prior period financials as

Operating	expense (continued)

required by the FASB staff announcement. The impact on prior periods is currently being determined, but 2001 expense reimbursements that will be reclassified as revenue are estimated to total approximately $90 million.

Income	taxes

The provision for income taxes from continuing operations totaled $239 million in 2001, compared with $427 million in 2000 and $431 million in 1999. The Corporation’s effective tax rate on income from continuing operations for 2001, excluding the effect of the 2001 nonrecurring items, was 35.2%, compared with 36.1% for 2000, and 36.4% for 1999, excluding the effect of the net gain from divestitures, and nonrecurring items. It is currently anticipated that the effective tax rate will decrease to approximately 34.5% in 2002 primarily due to no longer amortizing non-tax deductible goodwill beginning in January 2002. Financial Accounting Standard (FAS) No. 142, discussed further in the Capital section, requires that goodwill no longer be amortized.

Capital

Selected capital data at year end
(dollar amounts in millions, except per share amounts; common shares in thousands)

	2001	2000	1999
Total shareholders’ equity	$3,482	$4,152	$4,016
Total shareholders’ equity to assets ratio	10.13%	12.14%	13.00%
Tangible shareholders’ equity (a)	$1,986	$3,073	$2,871
Tangible shareholders’ equity to assets ratio (b)	6.05%	9.30%	9.67%
Tier I capital ratio (c)	8.81%	7.23%	6.60%
Total (Tier I plus Tier II) capital ratio (c)	13.65%	11.74%	10.76%
Leverage capital ratio (c)	6.31%	7.11%	6.72%
Book value per common share	$7.80	$8.53	$8.02
Tangible book value per common share	$4.45	$6.31	$5.73
Closing common stock price (per share)	$37.62	$49.19	$34.06
Market capitalization	$16,798	$23,941	$17,052
Common shares outstanding	446,509	486,739	500,623

(a)
Includes $52 million, $89 million, and $67 million, respectively, of minority interest, primarily related to Newton. In addition, includes $299 million, $191 million, and $189 million, respectively, of tax benefits related to tax deductible goodwill and intangible assets.

(b)
Shareholders’ equity plus minority interest and less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The amount of goodwill and intangible assets subtracted from shareholders’ equity and total assets is net of the tax benefit.

(c)	Includes discontinued operations.

The Corporation’s equity to assets capital ratios, compared with Dec. 31, 2000, reflect the effect of common stock repurchases offset in part by earnings retention. The increase in the Corporation’s risk-based capital ratios reflects a lower level of risk-weighted assets partially offset by the effect of common stock repurchases. The lower level of risk-weighted assets was primarily a result of divestitures. The risk-based capital ratios include discontinued operations.

The Corporation repurchased 51.0 million shares of common stock in 2001, including 21.9 million shares repurchased under forward stock repurchase contracts settled during the fourth quarter, or 10.5% of its common

Capital	(continued)

shares outstanding at the beginning of the year, prior to any reissuances. Common shares outstanding at Dec. 31, 2001, were 14.8% lower than at Dec. 31, 1998, reflecting a 77.3 million share reduction, net of shares reissued, primarily for employee benefit plan purposes. This reduction was due to stock repurchases totaling approximately $3.8 billion, at an average share price of $37.32 per share. Any such repurchases will be used for general corporate purposes. At Dec. 31, 2001, an additional 22.4 million common shares were available for repurchase under a 25 million share repurchase program authorized by the board of directors in November 2001. At Dec. 31, 2001, the Corporation’s common shares and equivalents totaled 450.3 million shares.

Common shares outstanding

	2001		2000
	(in millions)
Beginning shares outstanding	486.7		500.6
Shares issued primarily for stock-based benefit plans and dividend reinvestment plan	10.8	(b)	7.2
Shares repurchased (a)	(51.0	)(b)	(21.1)

Ending shares outstanding	446.5		486.7

(a)
Purchase price of $2.013 billion for an average share price of $39.51 per share in 2001, and a purchase price of $737 million for an average share price of $34.87 per share in 2000. The combined purchase price paid in both years was $2.750 billion for an average share price of $38.15 per share.

(b)	Also includes shares purchased and issued as part of the purchase price of Eagle Investment Systems.

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

For a banking institution to qualify as well capitalized, its Tier I, Total and Leverage capital ratios must be at least 6%, 10% and 5%, respectively. All of the Corporation’s banking subsidiaries qualified as well capitalized at Dec. 31, 2001, and 2000. The Corporation intends to maintain the ratios of its banking subsidiaries above the well-capitalized levels. By maintaining ratios above the regulatory well-capitalized guidelines, the Corporation’s banking subsidiaries receive the benefit of lower FDIC deposit insurance assessments.

In January 2002, the banking regulators finalized new regulatory capital requirements for banks, bank holding companies and financial holding companies holding equity investments in nonfinancial companies and/or holding equity investments made under the new merchant banking authority granted by the Gramm-Leach-Bliley Act. In general, the rules require that certain percentages, ranging from 8% to 25%, of an institution’s equity investments be deducted from Tier I capital. The capital charges increase in steps as the level of an institution’s overall exposure to equity investment activities in nonfinancial companies increases relative to the institution’s level of Tier I capital. The new rules, which will become effective April 1, 2002, are expected to have no material impact on the Corporation’s regulatory capital ratios.

Capital	(continued)

Risk-based and leverage capital ratios at year end (a)

	2001	2000
	(dollar amounts in millions)
Tier I capital:
Common shareholders’ equity (b)	$3,408	$4,151
Trust-preferred securities	991	992
Minority interest	52	89
Goodwill and certain other intangibles	(1,864)	(2,025)
Other	(1)	(7)

Total Tier I capital	2,586	3,200
Tier II capital	1,420	1,994

Total qualifying capital	$4,006	$5,194

Risk-adjusted assets:
On-balance-sheet	$18,246	$31,026
Off-balance-sheet	11,101	13,221

Total risk-adjusted assets	$29,347	$44,247

Average assets—leverage capital basis	$40,958	$44,996

Tier I capital ratio (c)	8.81%	7.23%
Total capital ratio (c)	13.65	11.74
Leverage capital ratio (c)(d)	6.31	7.11

(a)	Includes discontinued operations.
(b)
In accordance with regulatory guidelines, the $74 million of net unrealized gains at Dec. 31, 2001, and $1 million of unrealized gains at Dec. 31, 2000, net of tax, on assets classified as available for sale, and cash flow hedges have been excluded.

(c)	The required minimum Tier I, Total and Leverage capital ratios are 4%, 8% and 3%, respectively.
(d)
Tier I capital to average total assets (as defined for regulatory purposes), net of the loan loss reserve, goodwill and certain other intangibles. Average total assets will be significantly lower in the first quarter of 2002 resulting from the completion of the dispositions discussed in Significant Financial Events in 2001. As a result, this ratio is expected to increase by approximately 100 to 150 basis points in the first quarter of 2002.

Risk-based and leverage capital ratios for largest banking subsidiaries at year end (a)

	Minimum capital ratios (b)	Well-capitalized ratios (b)	Mellon Bank, N.A.			Boston Safe Deposit and Trust
			2001		2000	2001	2000
			(dollar amounts in millions)
Amount:
Tier I capital			$2,115		$2,889	$340	$347
Total qualifying capital			3,148		4,285	343	378
Risk-adjusted assets			23,731		37,348	1,972	2,914
Average assets-leverage capital basis			34,507		37,681	5,682	5,713
Ratios:
Tier I capital ratio	4%	6%	8.91%		7.74%	17.25%	11.90%
Total capital ratio	8	10	13.27		11.47	17.40	12.98
Leverage capital ratio	3	5	6.13	(c)	7.67	5.99	6.07

(a)	Includes discontinued operations.
(b)	As defined by the Federal Reserve Board and the Comptroller of the Currency.
(c)
Average total assets will be significantly lower in the first quarter of 2002 resulting from the completion of the dispositions discussed in Significant Financial Events in 2001. As a result, this ratio is expected to increase by approximately 200 basis points in the first quarter of 2002.

Capital	(continued)

Acquisition-related intangibles

When computing Tier I capital, the Corporation deducts all goodwill and certain other identified intangibles acquired subsequent to Feb. 19, 1992, except mortgage servicing assets.

Acquisition-related intangibles at year end

	2001		2000	1999
	(in millions)
Goodwill	$1,750		$1,335	$1,374
Other identified intangibles	97		24	27

Total acquisition-related intangibles	$1,847	(a)	$1,359	$1,401

(a)	At Dec. 31, 2001, $832 million is tax deductible and $1.015 billion is non-tax deductible.

The $488 million increase in acquisition-related intangibles from Dec. 31, 2000, primarily resulted from goodwill and intangible assets recognized from acquisitions, most notably the acquisitions of Standish Mellon, Eagle Investment Systems, and the additional investment in Newton, all occurring in the second half of 2001, offset in part by amortization expense of $80 million. In accordance with new accounting standards discussed below, the goodwill from acquisitions initiated after June 30, 2001, is not being amortized. For 2001, using average common shares and equivalents outstanding for the twelve months ended Dec. 31, 2001, the after-tax impact of the annual amortization of goodwill was $66 million, or $.14 per share.

Impact of new accounting standards

In June 2001, the Financial Accounting Standards Board issued FAS No. 141, “Business Combinations” and FAS No. 142, “Goodwill and Other Intangible Assets.” Statement No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Statement No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet in order to be recognized and reported apart from goodwill. Statement No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. Statement No. 142 also requires that intangible assets with estimable useful lives continue to be amortized over their respective estimated useful lives to their residual values, and reviewed for impairment in accordance with Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Statement No. 144 was issued in August 2001 and is effective Jan. 1, 2002. Statement No. 144 requires that an impairment loss must be recognized if the carrying amount of a long-lived asset exceeds its undiscounted identifiable cash flows. Any impairment loss must be measured as the difference between the carrying amount and the fair value of the asset. A long-lived asset to be disposed of by sale must be measured at the lower of its carrying amount or fair value less costs to sell. Depreciation must cease when the disposal plan is established. For a long-lived asset that will be disposed of other than by sale, the depreciable life of the asset must be revised in accordance with APB Opinion No. 20, “Accounting Changes.”

The Corporation adopted the provisions of Statement No. 141 as of July 1, 2001, as required. Statement No. 142 is effective Jan. 1, 2002. Except for the 1994 merger with Dreyfus, which was accounted for under the pooling-of-interests method, the Corporation has been required to account for business combinations under the purchase method of accounting. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001, were amortized through the end of 2001 and tested for impairment in accordance with pre–Statement No. 142 and No. 144 accounting requirements. For acquisitions initiated after June 30, 2001, the goodwill is not being amortized. Statement No. 141 requires, upon adoption of Statement No. 142, that the Corporation evaluate its existing intangible assets and goodwill that were acquired in prior purchase business combinations, and make any necessary reclassifications in order to conform with the new criteria in Statement No. 141 for recognition apart from goodwill. Upon adoption of Statement No. 142, the Corporation will be required to reassess the useful lives and residual values of all intangible assets acquired, and make any necessary amortization period adjustments by the end of the first quarter of 2002. In addition, to the extent an intangible

Capital	(continued)

asset is identified as having an indefinite useful life, the Corporation will be required to test the intangible asset for impairment within the first quarter of 2002. Any impairment loss will be measured as of Jan. 1, 2002, and recognized as the cumulative effect of a change in accounting principle in the first quarter of 2002.

In connection with Statement No. 142’s transitional goodwill impairment evaluation, the Statement will require the Corporation to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this, the Corporation must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. The Corporation will then have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit’s carrying amount. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and the Corporation must perform the second step of the transitional impairment test. In the second step, the Corporation must compare the implied fair value of the reporting unit’s goodwill, determined by allocating the reporting unit’s fair value to all of its assets and liabilities in a manner similar to a purchase price allocation in accordance with Statement No. 141, to its carrying amount, both of which would be measured as of the date of adoption. The second step is required to be completed as soon as possible, but no later than the end of the year of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Corporation’s income statement. Because of the extensive effort needed to comply with adopting Statement Nos. 141, 142 and 144, it is not practicable to reasonably estimate the impact of adopting these Statements on the Corporation’s financial statements at the date of this Financial Annual Report, including whether it will be required to recognize any transitional impairment losses as the cumulative effect of a change in accounting principle.

Acquisitions completed during 2001 are discussed in “Significant Financial Events in 2001” on pages 4 and 5. Pro forma results excluding the impact of goodwill amortization are shown below.

Pro forma financial results—excluding the amortization of goodwill

	2001	2000	1999
	(dollar amounts in millions, except per share amounts)
Income from continuing operations	$436	$756	$716
Plus after-tax impact of amortization of goodwill from purchase acquisitions:
Goodwill	61	58	60
Other (a)	5	5	4

Pro forma income from continuing operations	$502	$819	$780
Pro forma earnings per share—diluted	$1.05	$1.65	$1.49
Pro forma return on common equity	13.4%	21.0%	18.1%
Reported earnings per share—diluted	$.91	$1.52	$1.37
Reported return on common equity	11.7%	19.4%	16.6%

(a)	Primarily relates to the goodwill on equity method investments and joint ventures.

As shown in the table above, after-tax impact of the amortization of goodwill was $.14 per share for 2001. The Corporation expects the impact to be approximately $.14 per share for 2002.

CORPORATE	RISK

Risk	overview

Risk identification and management are essential elements for the successful management of the Corporation. The Corporation is involved with various financial instruments that potentially present risk. These instruments are both on and off the balance sheet. On-balance-sheet instruments include securities, derivative instruments, loans, deposits and borrowings. Off-balance-sheet instruments include loan commitments, standby letters of credit, commercial letters of credit and securities lending arrangements. The primary risk exposures are liquidity risk; market risk, which includes interest rate and currency risk; credit risk; fiduciary risk; and operational risk. Liquidity risk is the possibility that the Corporation will not be able to fund present and future financial obligations. Market risk is the possibility of lower fee revenue, net interest revenue or lower market values of assets and liabilities as interest rates, exchange rates or equity markets fluctuate. Credit risk is the possibility of loss from a counterparty’s failure to perform according to the terms of a transaction. Fiduciary risk is the possibility of loss from actions taken on behalf of clients. Operational risk is the possibility of loss resulting from the failure of processing or transactional activities due to human error, systems failures or inadequate procedures. The Corporation controls and monitors these risks with policies, procedures and various levels of managerial oversight. Because of the nature of its businesses, external factors beyond the Corporation’s control may, at times, result in losses to the Corporation or its customers.

Liquidity	and dividends

The Finance Committee of the Corporation is responsible for liquidity management pursuant to a Liquidity Policy that covers all assets and liabilities, as well as off-balance-sheet items that are potential sources or uses of liquidity. The Finance Committee is comprised of senior officers of the Corporation including officers from the finance, lending, credit and risk review, and strategy and development departments. The policy is reviewed annually with the Corporation’s Board of Directors. The Corporation’s liquidity management objective is to maintain the ability to meet commitments to fund loans and to purchase securities, as well as to repay deposits and other liabilities in accordance with their terms, including during periods of market or financial stress. The Corporation’s overall approach to liquidity management is to ensure that sources of liquidity are sufficient in amount and diversity to accommodate changes in loan demand and core funding routinely without a material adverse impact on net income. The Corporation uses several key primary and secondary measures to assess the adequacy of the Corporation’s liquidity position. The balance sheet is managed to ensure that these measures are maintained within approved limits. Each of these measures is monitored on a periodic basis, giving consideration to the Corporation’s expected requirements for funds and anticipated market conditions. Quarterly, the Finance Committee reviews a liquidity stress simulation that evaluates how the liquidity position at that time might be impacted under adverse funding conditions. The stress simulation is prepared under a gradual erosion scenario and under a crisis scenario. All deposits and borrowed funds are categorized by their sensitivity to potential credit concerns. In addition, the effect of other factors are considered including: prevailing credit market conditions; current debt ratings and the ratings outlook; and commitments to extend credit. The simulation analysis showed adequate liquidity under both scenarios. The stress simulation is reviewed and updated to ensure current applicability with changes in the Corporation’s balance sheet and changes in the marketplace.

The Corporation’s liquidity position is managed by maintaining adequate levels of liquid assets, such as money market assets and securities available for sale. Additional liquidity is available through the Corporation’s ability to participate or sell commercial loans, and to securitize selected loan portfolios. The parent Corporation also has a $300 million revolving credit agreement, with, at Dec. 31, 2001, approximately six months remaining until maturity, as well as $900 million of unused capacity under an effective debt shelf registration statement. The revolving credit facility contains Tier I ratio and double leverage ratio covenants, as discussed in note 11 of Notes to Financial Statements.

As shown in the consolidated statement of cash flows, cash and due from banks decreased by $41 million during 2001 to $3.177 billion at Dec. 31, 2001. The decrease resulted from $2.504 billion used in financing activities

Liquidity	and dividends (continued)

and $772 million of net cash used in investing activities, partially offset by $3.123 billion of net cash provided by operating activities. Net cash used in financing activities primarily resulted from repurchases of common stock and dividends paid on common stock. Net cash used in investing activities primarily resulted from a higher level of money market investments and net purchases of securities available for sale, partially offset by sales and securitizations of loans. The increase in net cash provided by operating activities primarily resulted from the effect of discontinued operations.

The Corporation’s ability to access the capital markets was demonstrated in 2001 through the issuance of subordinated and senior notes by the parent company. In May 2001, the Corporation issued $300 million of 6.4% subordinated notes maturing in 2011. In November 2001, the Corporation issued $321 million of 6.375% Sterling denominated Senior Notes maturing in 2011.

Mellon Bank, N.A., has an existing offering circular, under which it can issue up to $6 billion of bank notes. Up to $3 billion of notes outstanding at any time can have maturities of 7 to 270 days, and up to $3 billion, in the aggregate, can have maturities of more than 270 days to 15 years. At Dec. 31, 2001, the bank had $432 million of notes with original maturities greater than one year outstanding under this program. There were no short-term notes outstanding under this program at Dec. 31, 2001 or 2000.

Contractual maturities of the Corporation’s long-term debt totaled $205 million during 2001, all of which related to parent term debt. Contractual maturities of long-term debt will total approximately $409 million in 2002, of which $400 million is parent term debt. The Corporation’s and Mellon Bank, N.A.’s senior and subordinated debt ratings are presented in the following table. Mellon Bank, N.A., currently has double-A long-term deposit ratings from all major credit rating agencies. The ratings presented in the table below were re-affirmed by Standard & Poor’s, Moody’s and Fitch following the July 2001 announcement by the Corporation that it had reached an agreement to sell its mid-Atlantic region consumer, small business and certain middle market banking operations to Citizens Financial Group, Inc.

Senior and subordinated debt ratings at Dec. 31, 2001	Standard & Poor’s		Moody’s	Fitch
Mellon Financial Corporation:
Issuer rating	—		A1	—
Senior debt	A	+	A1	AA	-
Subordinated debt	A		A2	A	+
Mellon Bank, N.A.:
Long-term deposits	AA	-	Aa3	AA
Subordinated debt	A	+	A1	A	+

In the fourth quarter of 2001, the Corporation realigned its annual common stock dividend to $.48 per common share from the previous annual rate of $.96 per common share. The dividend was realigned to be consistent with other growth companies in the financial services industry. This will enable the Corporation to re-deploy additional capital to continue to invest in its fee businesses, including acquisitions, and to repurchase shares. The lower dividend will result in additional annual capital for reinvestment of approximately $215 million. The Corporation paid $388 million of common stock dividends in 2001, compared with $421 million in 2000. The common dividend payout ratio, on a net income basis, was 29% in 2001 on a dividend of $.82 per share compared with 42% in 2000 on a dividend of $.86 per share. Based upon shares outstanding at Dec. 31, 2001, and the current quarterly common stock dividend rate of $.12 per share, the annual dividend requirement in 2002 is expected to be approximately $215 million.

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

Liquidity	and dividends (continued)

declare dividends subsequent to Dec. 31, 2001, of approximately $765 million, less any dividends declared and plus or minus net profits or losses, as defined, earned between Jan. 1, 2002, and the date of any such dividend declaration. To comply with regulatory guidelines, the Corporation and its subsidiary banks continually evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition.

Asset/liability management

	2001	2000
	(average balances in millions)
Assets:
Money market investments	$3,838	$2,104
Trading account securities	436	310
Securities	9,412	6,330
Loans	9,843	10,693
Funds allocated to discontinued operations	—	2,304

Total interest-earning assets	23,529	21,741
Noninterest-earning assets	9,426	8,864
Reserve for credit losses	(194)	(270)

Total assets	$32,761	$30,335

Funds supporting total assets:
Core funds	$26,493	$25,037
Purchased funds	6,268	5,298

Funds supporting total assets	$32,761	$30,335

The Corporation’s average interest-earning assets increased $1.8 billion in 2001, compared with 2000, as a $3.1 billion increase in average securities and a $1.7 billion increase in average money market investments were partially offset by a $2.3 billion decrease in funds allocated to discontinued operations and an $850 million decrease in average loans. The decrease in funds allocated to discontinued operations reflects the sale of the leasing and asset-based lending businesses, the Citizens’ transaction, the disposition of loans to middle market customers not included in the Citizens’ transaction, and the sale and securitization of jumbo mortgages.

Core funds, which are considered to be the most stable sources of funding, are defined principally as institutional money market deposits and other deposit sweeps, individual money market and other savings deposits, savings certificates, demand deposits, shareholders’ equity, notes and debentures with original maturities over one year, trust-preferred securities, and other liabilities. Core funds primarily support core assets, which consist of loans, net of the reserve, and noninterest–earning assets. Average core assets decreased $212 million in 2001 from the prior year, primarily reflecting the lower level of loans partially offset by a higher level of noninterest-earning assets. Average core funds increased $1.5 billion in 2001 compared with 2000, primarily due to a higher level of noninterest-bearing deposits. Core funds averaged 139% of core assets in 2001 compared with 130% in 2000.

Purchased funds are defined as funds acquired in the wholesale money markets including deposits in foreign offices (excluding cash management and sub-custodial sweep deposits), federal funds purchased and securities under repurchase agreements, negotiable certificates of deposit, other time deposits, U.S. Treasury tax and loan demand notes, commercial paper, short-term bank notes, other funds borrowed, and funds allocated from discontinued operations. Purchased funds increased $970 million in 2001 from 2000, due to an increase in funds allocated from discontinued operations and commercial paper offset by lower other funds borrowed and shareholders’ equity. As a percentage of total average assets, average purchased funds totaled 19% in 2001 compared with 17% in 2000.

Interest	rate sensitivity analysis

The objective of interest rate risk management is to control the effects that interest rate fluctuations have on net interest revenue and on the net present value of the Corporation’s assets, liabilities and derivative instruments. Interest rate risk is measured using net interest margin simulation and asset/liability net present value sensitivity analyses. Simulation tools serve as the primary means to gauge interest rate exposure. The net present value sensitivity analysis is the means by which the Corporation’s long-term interest rate exposure is evaluated. These analyses provide an understanding of the range of potential impacts on net interest revenue and portfolio equity caused by interest rate movements.

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

Portfolio equity simulation—Portfolio equity is the net present value of the Corporation’s existing assets, liabilities and derivative instruments. Given a +/- 200 basis point parallel shift in interest rates, portfolio equity may not change by more than 20% of total shareholders’ equity.

The measurement of interest rate risk is meaningful only when all related on- and off-balance-sheet items are aggregated and the net positions are identified. Financial instruments that the Corporation uses to manage interest rate sensitivity include: money market assets; U.S. government and federal agency securities; municipal securities; mortgage-backed securities; corporate bonds; asset-backed securities; fixed-rate wholesale term funding; and interest rate swaps. The table below illustrates the simulation analysis of the impact of a 50, 100 and 200 basis point parallel shift upward or 50 and 100 basis point parallel shift downward in interest rates on net interest revenue, earnings per share and return on equity. Given the low interest rate environment that existed in 2001, the impact of a 200 basis point downward shift is not shown in the table below. This analysis was prepared using the levels of all interest-earning assets, supporting funds and derivative instruments used for interest rate risk management at Dec. 31, 2001, assuming that the level of loan fees remains unchanged and excluding the impact of interest receipts on nonperforming loans. The impact of the rate movements was developed by simulating the effect of rates changing in a parallel fashion over a six-month period from the Dec. 31, 2001, levels and remaining at those levels thereafter.

Interest rate simulation sensitivity analysis

	Movements in interest rates from Dec. 31, 2001 rates
	Increase						Decrease
Simulated impact in the next 12 months compared with Dec. 31, 2001:	+50 bp		+100 bp		+200 bp		-50 bp		-100 bp
Net interest revenue (decrease) increase	(.3)%		(.9)%		(2.6)%		(.3)%		(2.5)%
Earnings per share (decrease) increase	$—		$(.01)		$(.02)		$—		$(.02)
Return on equity (decrease) increase	(3	) bp	(9	) bp	(29	) bp	(3	) bp	(28	) bp

Interest	rate sensitivity analysis (continued)

The anticipated impact on net interest revenue and portfolio equity under various scenarios did not exceed the Corporation’s guidelines for assuming interest rate risk at both Dec. 31, 2001, and Dec. 31, 2000. The simulation analysis reflects the Corporation’s efforts to balance the repricing characteristics of its interest-earning assets and supporting funds.

New accounting standards

On Jan. 1, 2001, the Corporation adopted Statements of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133. These standards established accounting and reporting requirements for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. Under these standards, the Corporation must recognize all derivative instruments in the balance sheet at fair value. If certain criteria are met, the Corporation may elect to designate the derivative instruments as a hedge of exposure to changes in fair values, cash flows or foreign currencies. The adoption of these standards may cause volatility in both the income statement and the shareholders’ equity section of the balance sheet.

In accordance with the transition provisions of the standards, upon adoption the Corporation recorded a net of tax cumulative effect gain adjustment of $24 million in earnings to recognize the fair value of all derivative instruments that are designated as fair value hedging instruments. The Corporation also recorded a net of tax cumulative effect loss adjustment of $24 million in earnings to recognize the difference between the carrying values and fair values of the related hedged balance sheet items. In addition, the Corporation recorded a net of tax cumulative effect loss adjustment of $2 million in comprehensive results to recognize at fair value all derivative instruments that are designated as cash flow hedging instruments. Net gains and losses on derivative instruments that were previously deferred were removed from the balance sheet through a net of tax cumulative effect loss adjustment of less than $1 million to earnings and a $9 million loss to comprehensive results. Gains and losses on derivative instruments that were previously deferred as adjustments to the carrying value of hedged items were not adjusted.

Managing interest rate risk with derivative instruments

The Corporation maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. The Corporation’s goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that net interest revenue is not significantly affected by movements in interest rates. As a result of interest rate fluctuations, fixed rate hedged assets and liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation will generally be offset by income or loss on the derivative instruments that are designated as hedges of the related assets and liabilities.

By policy, the Corporation will not enter into any new derivative contracts that, when aggregated into the total corporate interest rate exposure, would cause the Corporation to exceed its established interest rate risk limits. Interest rate swaps—including callable and basis swaps—caps and floors, financial futures and forwards and financial options have been approved by the board of directors for managing the overall corporate interest rate exposure. The use of financial futures, forwards and option contracts is permitted provided that: the transactions occur in a market with a size that reasonably ensures sufficient liquidity; the contract is traded on an approved exchange or, in the case of over-the-counter option contracts, is transacted with a credit-approved counterparty; and the types of contracts have been authorized for use by the Finance Committee. These instruments provide the Corporation flexibility in adjusting its interest rate risk position without exposure to principal risk and funding requirements. Interest rate swaps generally involve the exchange of fixed and variable rate interest payments between two parties, based on a common notional principal amount and maturity date. Interest rate futures generally involve exchange traded contracts to buy or sell a specified instrument in the future at specified

Interest	rate sensitivity analysis (continued)

prices. Interest rate options represent contracts that allow the holder the right, but not the obligation to either purchase or sell a financial instrument at a specified price within a specified period of time. Certain of these contracts also provide the Corporation with the right to enter into interest rate swaps and cap and floor agreements with the writer of the option. By using derivative instruments to manage interest rate risk, the effect is a smaller, more efficient balance sheet, with a lower wholesale funding requirement and a higher net interest margin. Use of derivative instruments for speculative purposes is not permitted outside of those areas designated as trading and is controlled with specific authorizations and limits. The derivative instruments used to manage the Corporation’s interest rate risk are shown in the table below. Additional information regarding these contracts is presented in note 24 of Notes to Financial Statements.

Maturities of derivative instruments used to manage interest rate risk

	2002	2003	2004	2005	2006	2007+	Total at Dec. 31, 2001
	(notional amounts in millions)
Receive fixed/pay floating generic swaps (a):
Notional amount	$—	$250	$200	$550	$300	$600	$1,900
Weighted average rate:
Receive	—	6.64%	6.00%	6.76%	5.89%	6.49%	6.44%
Pay	—	2.01%	2.08%	2.70%	1.87%	2.02%	2.20%
Receive fixed/pay floating callable swaps (b):
Notional amount	$—	$—	$—	$—	$—	$500	$500
Weighted average rate:
Receive	—	—	—	—	—	7.72%	7.72%
Pay	—	—	—	—	—	2.96%	2.96%
Pay fixed/receive floating generic swaps (a):
Notional amount	$754	$2,105	$6	$3	$—	$—	$2,868
Weighted average rate:
Receive	1.93%	1.90%	2.27%	2.27%	—	—	1.91%
Pay	3.51%	2.75%	5.15%	5.15%	—	—	2.95%

Total notional amount	$754	$2,355	$206	$553	$300	$1,100	$5,268

(a)	Generic swaps’ notional amounts and lives are not based upon interest rate indices.
(b)
These callable swaps are generic swaps with a call option at the option of the counterparty beginning Dec. 1, 2006. Call options will be exercised or not exercised on the basis of market interest rates. Expected maturity dates, based upon interest rates at Dec. 31, 2001, are shown in this table.

The table on the following page presents the gross notional amounts of derivative instruments used to manage interest rate risk, identified by the underlying interest rate-sensitive instruments. The gross notional amount of interest rate swaps used to manage interest rate risk was $2.7 billion higher at Dec. 31, 2001, compared with Dec. 31, 2000. In the fourth quarter of 2001, the Corporation entered into $2.7 billion of pay fixed/receive floating interest rate swaps to adjust its interest rate risk position following the sale of fixed rate deposits included in the Citizens transaction. The notional amounts shown in the table above and the table on the following page should be viewed in the context of the Corporation’s overall interest rate risk management activities to assess the impact on the net interest margin.

Interest	rate sensitivity analysis (continued)

Interest rate swaps

	Dec. 31,
	2001	2000
	(in millions)
Instruments associated with long-term debt and trust preferred securities	$2,800	$2,570
Instruments associated with deposits	2,450	—
Instruments associated with loans	18	—

Total notional amount	$5,268	$2,570

The interest received and interest paid are recorded on an accrual basis in the interest revenue and interest expense accounts associated with the underlying liabilities and assets. The net differential resulted in interest revenue of $44 million in 2001, compared with interest expense of $13 million in 2000 and interest revenue of $11 million in 1999. The estimated unrealized fair value of the Corporation’s risk management derivative instruments at Dec. 31, 2001, was a positive $109 million, compared with a positive $31 million at Dec. 31, 2000. The improvement primarily resulted from the decrease in interest rates in 2001. As more fully discussed in note 24 of Notes to Financial Statements, credit risk associated with risk management derivative instrument positions represents the aggregate replacement cost of contracts in a gain position. At Dec. 31, 2001 and 2000, the amount of credit exposure associated with risk management instruments was $90 million and $34 million, respectively.

Fair Value Hedges

The Corporation enters into interest rate swaps to convert portions of its fixed rate trust-preferred securities to floating rate securities, its fixed rate long term subordinated debt to floating rate debt and to a lesser degree, certain fixed rate loans to variable rate loans. The fixed rate liability instruments are changed to variable rate instruments by entering into receive fixed/pay variable swaps and the fixed rate asset instruments are changed to variable rate instruments by entering into pay fixed/receive variable swaps. No ineffectiveness was recorded for the year ended Dec. 31, 2001.

Cash Flow Hedges

The Corporation uses interest rate swaps to convert money market deposits to fixed rate deposits and floating rate long term debt to fixed rate debt. The deposits and floating rate debt are changed to fixed rate by entering into pay fixed/receive floating swaps. Ineffectiveness of less than $1 million was recorded for the year ended Dec. 31, 2001.

Changes in the fair value of the interest rate swaps designated as hedging instruments of the variable cash flows associated with the Corporation’s deposits and floating rate long term debt are reported in comprehensive results. These amounts are subsequently reclassified from accumulated other comprehensive results to interest expense in the same period in which the related interest on the deposits and debt affects earnings.

During the next 12 months, approximately $10 million of losses, net of tax, on derivative instruments currently in accumulated other comprehensive results related to the interest rate swaps are expected to be reclassified to interest expense as a yield adjustment of the hedged obligation. The maximum term over which the Corporation is hedging its exposure to variability of future cash flows is 2 years.

Hedges of Net Investment in Foreign Operations

The Corporation uses five year yen denominated debt to hedge its investment in a Japanese bank. The purpose of this hedge is to protect against adverse movements in exchange rates.

Interest	rate sensitivity analysis (continued)

Derivative instruments used for trading activities

The Corporation also enters into various foreign exchange and interest rate derivative contracts for trading purposes. Trading activities primarily involve providing various derivative products to customers to assist them in managing foreign currency exchange risk, interest rate risk and equity price risk and for managing the Corporation’s risks in certain trading portfolios and as part of its proprietary trading activities. All of these instruments are carried at market value with realized and unrealized gains and losses included in foreign currency and securities trading revenue. Total credit risk of default on contracts used for trading activities was $687 million at Dec. 31, 2001 and $770 million at Dec. 31, 2000. The decrease compared with Dec. 31, 2000, primarily resulted from a decrease in the value of foreign currency contracts. See note 24 of Notes to Financial Statements for a description and table of derivative instruments used for trading activities.

The Corporation has established trading limits and related monitoring procedures to control trading risk. These limits are approved by the Executive Management Group and reviewed by the board of directors. All limits are monitored for compliance by departmental compliance staff and by the Corporation’s Audit and Risk Review department. Exceptions to limits are reported to the Finance Committee.

The financial risk associated with trading positions is managed by assigning position limits and stop-loss guidance amounts to individual activities. The Corporation uses a value-at-risk methodology to estimate the potential daily amount that could be lost from adverse market movements. Value-at-risk measures the potential gain or loss in a portfolio of trading positions that is associated with a price movement of given probability over a specified time frame. Position limits are assigned to each family of financial instruments eligible for trading such that the aggregate value-at-risk in these activities at any point in time will not exceed a specified limit given a significant market movement. The extent of market movement deemed to be significant is based upon an analysis of the historical volatility of individual instruments that would cover 95% of likely daily market movements. The loss analysis includes the derivative instruments used for trading activities as well as the financial assets and liabilities that are classified as trading positions on the balance sheet. Using the Corporation’s methodology, which considers such factors as changes in currency exchange rates, interest rates, spreads and related volatility, the aggregate value-at-risk for trading activities was approximately $5 million at Dec. 31, 2001, compared with approximately $3 million at Dec. 31, 2000. The average daily value-at-risk for trading activities in 2001 was approximately $6 million.

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

Credit risk exists in financial instruments both on and off the balance sheet. Financial instruments such as loans and leases are on the balance sheet. Off-balance-sheet credit exposures include commitments to extend credit, standby letters of credit and foreign and other guarantees, commercial letters of credit, and custodian securities lent with indemnification against broker default of return of securities.

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

Management maintains a comprehensive centralized process through which the Corporation establishes exposure limits, extends new loans, monitors credit quality, actively manages problem credits and disposes of nonperforming assets. The Corporation’s board of directors is kept informed of credit activity through a series of periodic reports. To help ensure adherence to the Corporation’s credit policies, department credit officers report to both the Corporation’s chief risk officer and the head of each respective lending department. The responsibilities of these credit officers include all aspects of the credit process except credit review, credit recovery and aggregate portfolio management, which are centralized at the corporate level.

The Corporation manages both on- and off-balance-sheet credit risk by maintaining a well-diversified credit portfolio and by adhering to its written credit policies, which specify general underwriting criteria as well as underwriting standards for specific industries and control credit exposure by borrower, counterparty, degree of risk, industry and country. These measures are adopted by the Senior Credit Committee and are regularly updated to reflect the committee’s evaluation of developments in economic, political and operating environments that could affect lending risks. The Corporation may adjust credit exposure to individual industries or customers through loan sales, syndications, participations and the use of master netting agreements when the Corporation has more than one transaction outstanding with the same customer. In addition, credit risk is managed by focusing lending efforts on customers with existing relationships with the Corporation’s non-credit fee-based businesses or those who are looking to build such relationships.

All credit extensions, except for certain extensions of traditional consumer credit products, are approved jointly by officers of the Risk Management Department and officers of the lending departments. Loans not approved in this manner are underwritten according to standards jointly approved by the Risk Management and the lending departments. The number and level of officer approvals required are determined by the dollar amount and risk characteristics of the credit extension. The amount of collateral, if any, obtained by the Corporation upon the extension of credit is based on industry practice as well as the credit assessment of the customer. The type and amount of collateral vary, but the form generally includes: accounts receivable; inventory; property, plant and equipment; other assets; and/or income-producing commercial properties with appraised values that exceed the contractual amount of the credit facilities by pre-approved ratios.

The Corporation continually assesses the risk of its credit facilities, and assigns a numerical risk rating to substantially all extensions of credit in its commercial, real estate and international portfolios. Lending officers have the primary responsibility for monitoring their portfolios, identifying emerging problem loans and recommending changes in risk ratings. To anticipate or detect problems that may result from economic downturns or deteriorating conditions in certain markets, lending units and credit management use processes designed to identify potential credit problems, both for specific customers and for industries that could be affected by adverse market or economic conditions. When signs of credit deterioration are detected, credit recovery or other specialists become involved to minimize the Corporation’s exposure to potential future credit losses. The Credit Review division of the Audit and Risk Review department provides an independent

Credit	risk (continued)

assessment of credit ratings, credit quality and the credit management process. For a further discussion of the credit risk associated with off-balance-sheet financial instruments, see the discussions of the various financial instruments in note 24 of Notes to Financial Statements.

Composition	of loan portfolio

The loan portfolio decreased $1.686 billion in 2001, compared with 2000, primarily reflecting a lower level of commercial and financial loans and international loans and leases, partially offset by a higher level of commercial real estate loans. At Dec. 31, 2001, the composition of the loan portfolio was 87% commercial and 13% consumer.

Composition of loan portfolio at year end

	2001	2000	1999	1998	1997
	(in millions)
Domestic loans and leases:
Commercial and financial	$3,618	$4,994	$6,900	$7,590	$6,939
Commercial real estate	2,536	2,178	1,795	1,554	942
Consumer credit	1,124	1,401	1,802	4,193	4,239
Lease finance assets	637	644	796	876	849

Total domestic loans and leases	7,915	9,217	11,293	14,213	12,969
International loans and leases	625	1,009	1,176	1,554	1,566

Total loans and leases, net of unearned discount	$8,540	$10,226	$12,469	$15,767	$14,535

Note:	There were no concentrations of loans to borrowers engaged in similar activities, other than those shown in this table, that exceeded 10% of total loans at year end.

Commercial and financial

The domestic commercial and financial loan portfolio primarily consists of loans to corporate borrowers in the manufacturing, service, energy, communications, wholesale and retail trade, and financial services industries. Numerous risk factors impact this portfolio, including industry-specific risks such as the economy, new technology, labor rates and cyclicality, as well as customer-specific factors such as cash flow, financial structure, operating controls and asset quality. The Corporation diversifies risk within this portfolio by closely monitoring industry concentrations and portfolios to ensure that they do not exceed established lending guidelines. Diversification is intended to limit the risk of loss from any single unexpected economic event or trend. Credit risk is also managed by focusing lending efforts on customers with existing relationships with the Corporation’s non-credit fee-based businesses or those who are looking to build such relationships. Total domestic commercial and financial loans decreased by $1.376 billion, or 28%, at Dec. 31, 2001, compared to Dec. 31, 2000, primarily as a result of the disposition of large corporate customer loans where there was little or no relationship with the Corporation’s non-credit fee-based businesses, an insurance premium financing loan securitization and a lower level of wholesale lending. For a further discussion of the disposition of large corporate customer loans, see “Significant financial events in 2001” on pages 3 and 4. Commercial and financial loans represented 42% of the total loan portfolio at Dec. 31, 2001, and 49% at Dec. 31, 2000.

Commercial real estate

The commercial real estate loan portfolio consists of commercial mortgages, which generally are secured by nonresidential and multifamily residential properties, and commercial construction loans generally with maturities of 60 months or less. Commercial real estate loans carry many of the same customer and industry risks as the commercial and financial portfolio, as well as contractor/subcontractor performance risk in the case of commercial construction loans and cash flow risk based on project economics. Domestic commercial real estate

Composition	of loan portfolio (continued)

loans increased by $358 million, or 16%, at Dec. 31, 2001, compared with Dec. 31, 2000. Domestic commercial real estate loans represented 30% of the total loan portfolio at Dec. 31, 2001, up from 21% at Dec. 31, 2000.

Consumer credit

Consumer credit, which principally consists of secured and unsecured personal credit lines and mortgages for customers in the Private Wealth Management sector, was $1.124 billion at Dec. 31, 2001, a decrease of $277 million, or 20%, from Dec. 31, 2000. The decrease was primarily due to a lower level of personal credit lines.

Lease finance assets

Lease finance assets, which represent large ticket leases, totaled $637 million at Dec. 31, 2001, a decrease of $7 million, or 1%, compared with Dec. 31, 2000. Lease finance assets represented 8% of the total loan portfolio at Dec. 31, 2001, and 6% at Dec. 31, 2000. Large ticket leases will continue to be downsized through repayments, possible sales and no new originations.

International loans and leases

Loans to international borrowers totaled $625 million at Dec. 31, 2001, a decrease of $384 million, or 38%, from $1.009 billion at Dec. 31, 2000, primarily due to decreased activity with large corporate customers and foreign banks. International loans represented 7% of the total loan portfolio at Dec. 31, 2001, and 10% at Dec. 31, 2000. The Corporation’s international lending strategy centers around establishing relationships with large foreign firms that are multinational in nature but also carry a significant U.S. presence.

Referral Arrangements With Asset-Backed Commercial Paper Entities

The Corporation’s primary banking subsidiary, Mellon Bank, N.A. (the Bank) has referral relationships with two special purpose entities that issue commercial paper. Both entities are owned by an independent third party. These entities are not subsidiaries of either the Bank or the Corporation and their financial results are not included in the financial statements of the Bank or the Corporation. Sweetwater Capital Corp. (Sweetwater), formed in August 1999, can issue up to $5 billion of commercial paper to make commercial loans to investment-grade and near investment-grade entities. Three Rivers Funding Corp. (TRFCO), formed in 1990, can issue up to $5 billion of commercial paper to purchase pools of receivables or asset-backed securities. The Bank operates as a referral agent and refers transactions to these entities. Loans or other assets are not transferred from the Bank to these entities. The Bank performs all loan servicing and administrative services for the entities. Fee revenue of $25 million and $19 million, respectively, was received from these entities in 2001 and 2000, for these services and the liquidity and credit support facilities discussed below.

Sweetwater

Sweetwater’s short-term loans are match-funded with commercial paper. Term loans are either match-funded or the commercial paper issued to fund the loans is covered by a hedge agreement which ensures that the interest received on the loans equals or exceeds the interest paid on the commercial paper. The Bank provides liquidity and credit support by entering into irrevocable liquidity and loan purchase agreements whereby it could be required to provide liquidity for and purchase loans from Sweetwater. Liquidity support is provided by the Bank, when necessary, for nonmatched funded term loans that have not yet matured but the associated commercial paper has matured; or if a loan did not repay because of non-credit related operational reasons; or there were to be a systemic issue with the commercial paper market that would prevent the rollover of commercial paper. The required support, which is subject to contractual limits, is dynamic and changes to reflect the number of loans and the credit ratings of the borrowers as well as the aggregate exposure to each borrower. The Bank’s exposure under the purchase agreements for providing credit and liquidity support at Dec. 31, 2001 totaled $864 million.

Composition	of loan portfolio (continued)

At Dec. 31, 2001, Sweetwater’s receivables totaled $1.1 billion, short term investments totaled $.1 billion and commercial paper outstanding totaled $1.2 billion. In 2001, the Bank purchased one loan from Sweetwater on which it subsequently recorded a credit loss of $5.6 million. There were no loan purchases or credit losses in prior years.

Following the Corporation’s 2001 divestitures and repositioning actions, the level of commercial lending activity available for referral has been significantly reduced. As a consequence, the relationship with Sweetwater is no longer complementary with the Corporation’s business strategy. As such, Sweetwater is in the process of self-liquidation. Its receivables and commercial paper will be reduced by customer contractual repayments to approximately $220 million by the end of the first quarter of 2002, and remaining loans and commercial paper are contractually scheduled to liquidate by the end of the third quarter of 2002.

TRFCO

Every transaction in TRFCO is structured to provide substantial loss protection and minimize credit risk. Transactions are generally short term in duration and overcollateralized with customer receivables. Each transaction is structured to the equivalent of an investment grade credit rating before consideration of any liquidity or credit support by the Bank. By agreement, liquidity support is provided by the Bank up to the full amount of commercial paper outstanding if collections on the receivable pools are not sufficient to cover associated commercial paper that has matured. Liquidity support is also provided in the event of noncredit related operational reasons, or if there were to be a systemic issue with the commercial paper market that would prevent the rollover of commercial paper. Finally, the Bank has also provided a letter of credit for TRFCO in support of the commercial paper issued. The maximum exposure for the letter of credit is the lesser of $400 million or 8% of the outstanding commercial paper.

At Dec. 31, 2001, TRFCO’s receivables and commercial paper outstanding each totaled $2.4 billion. The letter of credit provided by the Bank in support of TRFCO’s commercial paper totaled $163 million at Dec. 31, 2001. Since TRFCO’s formation in 1990, the Bank has not been required to provide any liquidity support or credit support under the letter of credit. In addition, the Bank has never repurchased a loan from TRFCO or recorded a credit loss related to its relationship with TRFCO.

As discussed above, as a result of divestitures and repositioning actions taken in 2001, the level of commercial lending activity available for referral has been significantly reduced. It is expected that TRFCO’s receivables and commercial paper will be reduced by approximately $1 billion by the end of the first quarter of 2002. However, the Corporation intends to continue to refer transactions to TRFCO as a service to relationship customers looking to finance their trade receivables.

Foreign outstandings

Foreign outstandings include loans, acceptances, interest-bearing deposits with other banks, other interest-bearing investments and related accrued interest. Country distributions are based on the location of the obligor. Short term interest-bearing deposits with banks represent over 85% of the Corporation’s foreign outstandings. The table below presents the foreign outstandings in each country where such outstandings exceed 1% of the Corporation’s total assets.

Foreign outstandings	Dec. 31, 2001
(in millions)
France	$940
United Kingdom	916
Canada	634
Grand Cayman Islands	500

Note:	There were no other individual countries with aggregate foreign outstandings falling between .75% and 1.00% of total assets at Dec. 31, 2001.

Nonperforming	assets

Nonperforming assets is a term used to describe assets on which revenue recognition has been suspended or is restricted. Nonperforming assets include both nonperforming loans and acquired property, primarily other real estate owned (OREO), acquired in connection with the collection effort on loans. Nonperforming loans include both nonaccrual and “troubled debt” restructured loans. Past–due commercial loans are those that are contractually past due 90 days or more but are not on nonaccrual status because they are well secured and in the process of collection. Past-due consumer loans, excluding consumer mortgages, are generally not classified as nonaccrual but are charged off on a formula basis upon reaching various stages of delinquency. Additional information regarding the Corporation’s practices for placing assets on nonaccrual status is presented in note 1 of Notes to Financial Statements.

Nonperforming assets at year end

	2001	2000	1999	1998	1997
	(dollar amounts in millions)
Nonaccrual loans:
Commercial and financial	$42	$159	$60	$16	$2
Commercial real estate	1	1	1	2	46
Consumer credit	2	5	18	18	26
Lease finance assets	14	—	—	—	—

Total nonaccrual loans	59	165	79	36	74
Restructured loans	—	—	—	—	—

Total nonperforming loans (a)(b)	59	165	79	36	74

Acquired property:
Real estate acquired	2	7	6	32	44
Reserve for real estate acquired	—	—	(1)	(5)	(9)

Net real estate acquired	2	7	5	27	35
Other assets acquired	1	—	3	2	4

Total acquired property	3	7	8	29	39

Total nonperforming assets	$62	$172	$87	$65	$113

Nonperforming loans as a percentage of total loans	.69%	1.61%	.63%	.23%	.51%
Nonperforming assets as a percentage of total loans and net acquired property	.72%	1.68%	.70%	.41%	.77%
Nonperforming assets as a percentage of Tier I capital plus the reserve for credit losses	2.29%	4.97%	2.60%	1.81%	2.99%

(a)
Includes $16 million, $56 million, $40 million, $17 million, and $37 million, respectively, of loans with both principal and interest less than 90 days past due but placed on nonaccrual status by management discretion. These amounts represent 27%, 34%, 51%, 47% and 51%, respectively, of total nonperforming loans.

(b)	There were no international nonperforming loans at Dec. 31, 2001.

At Dec. 31, 2001, nonperforming assets totaled $62 million, a decrease of $110 million from Dec. 31, 2000. The decrease resulted from the disposition of nonperforming loans, including $68 million in the fourth quarter of 2001, and credit losses offset in part by the addition of new credits to nonperforming status. Of the $62 million balance of total nonperforming assets at Dec. 31, 2001, $41 million resulted from outstandings to a California-based electric and natural gas utility company that voluntarily filed for Chapter 11 bankruptcy protection in the second quarter of 2001 as the result of its inability, due to rules in that state governing the industry’s deregulation, to increase rates to levels needed to cover higher costs for power. In January 2002, a major consumer goods retailer filed for Chapter 11 bankruptcy protection, and as a result the Corporation placed loans totaling $15 million on nonperforming status in the first quarter of 2002.

Nonperforming	assets (continued)

Change in nonperforming loans for the year ended Dec. 31,

	2001				Total
	Commercial & financial	Commercial real estate	Consumer credit	Lease finance assets	2001	2000
	(in millions)
Nonperforming loans at beginning of year	$159	$1	$5	$—	$165	$79
Additions	180	—	5	28	213	185
Payments (a)	(228)	—	(6)	—	(234)	(52)
Returned to accrual status	—	—	(1)	—	(1)	(7)
Credit losses	(69)	—	(1)	(14)	(84)	(35)
Transfers to acquired property	—	—	—	—	—	(5)

Nonperforming loans at end of year	$42	$1	$2	$14	$59	$165

(a)	Includes interest applied to principal and sales.

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

Impaired loans

	2001	2000	1999
	(in millions)
Impaired loans at year end (a)	$43	$160	$61
Average impaired loans for the year	143	123	53
Interest revenue recognized on impaired loans (b)	1	1	1

(a)
Includes $41 million, $79 million, and $27 million of impaired loans with a related impairment reserve of $3 million, $48 million, and $6 million at Dec. 31, 2001, Dec. 31, 2000, and Dec. 31, 1999, respectively.

(b)	All income was recognized using the cash basis method of income recognition.

Foregone interest on nonperforming loans at year end

	2001	2000(a)	1999(a)	1998(a)	1997(a)
	(in millions)
Contractual interest due	$5	$29	$12	$7	$15
Interest revenue recognized	3	9	4	3	10

Interest revenue foregone	$2	$20	$8	$4	$5

(a)	Amounts include discontinued operations. Data on a continuing basis for years prior to 2001 is not readily available.

Note:
This table includes interest revenue foregone during the year on loans that were nonperforming at the end of each year. Interest receipts that the Corporation applied, for accounting purposes, to reduce principal balances of nonaccrual loans are included in contractual interest due but not in interest revenue recognized.

The tables on the following page present the amount of loans that were 90 days or more past due as to principal or interest that are not classified as nonaccrual because the loans were either well secured and in the process of collection or were non-real estate secured consumer loans that are automatically charged off upon reaching various stages of delinquency, generally 120 days past due. Real estate secured consumer loans are generally placed on nonaccrual status upon reaching 180 days past due.

Nonperforming	assets (continued)

Past-due loans at year end

	2001		2000	1999	1998	1997
	(dollar amounts in millions)
Consumer:
Mortgages	$—		$1	$6	$10	$19
Credit card	—		—	—	8	8

Total consumer	$—		$1	$6	$18	$27

Commercial	1		2	4	8	6

Total past-due loans	$1	(a)	$3	$10	$26	$33

(a)	There were no international past-due loans at Dec. 31, 2001.

The table below presents the amount of loans that were 30-59 days, 60-89 days and 90 days or more past due as to principal or interest at Dec. 31, 2001.

Past-due loans at Dec. 31, 2001

	Days past-due
	30-59	60-89		90+
	(dollar amounts in millions)
Consumer	$28	$—		$—
Commercial & financial	4	27	(a)	1

Total past-due loans	$32	$27		$1

(a)	Includes a loan for approximately $25 million, that was paid in January 2002.

Provision	for credit losses, reserve for credit losses and review of net credit losses

The Corporation’s banking subsidiaries maintain a reserve for credit losses that, in management’s judgment, is sufficient to absorb losses inherent in the loan portfolio as of the balance sheet date. The reserve is not specifically associated with individual loans or portfolio segments other than impaired loans and is therefore available to absorb credit losses arising from any loan or portfolio segment. Management reviews the appropriateness of the reserve at least quarterly. To ensure that the loan loss reserve is appropriate, management has developed a credit loss reserve methodology designed to provide a procedural discipline in assessing the appropriateness of the reserve.

All components of the allowance for credit losses represent an estimation performed pursuant to either Financial Accounting Standards (FAS) No. 5, “Accounting for Contingencies”, or FAS No. 114, “Accounting by Creditors for Impairment of a Loan”. Management’s estimate of each allowance for credit losses component is based on certain observable data that management believes is the most reflective of the underlying credit losses being estimated. Changes in the amount of each component of the allowance for credit losses are directionally consistent with changes in the observable data and accompanying analysis.

A key element of the methodology for determining the allowance for credit losses is the Corporation’s credit risk evaluation process, which includes credit-risk rating of individual commercial loans. Loans are assigned numerical credit risk grades based on the assessment of conditions that affect the borrower’s ability to meet its contractual obligations under the loan agreement. That process includes reviewing borrowers’ current financial information, historical payment experience, credit documentation, public information, and other information specific to each borrower.

In accordance with FAS No. 114, any required impairment reserves are included in the credit loss reserve. Using the Corporation’s credit risk classification criteria, loan impairment on specific loans, for which principal and interest is not expected to be collected when contractually due, is measured based on observable market prices,

Provision	for credit losses, reserve for credit losses and review of net credit losses (continued)

the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral dependent with consideration being given to the Corporation’s collection strategy.

Management also provides a base reserve for commercial facilities which are not impaired. Base rates are used to calculate the base reserve requirements for the portfolio utilizing the numerical credit-risk ratings. These rates are compared with the results of annual studies that are conducted to calculate actual historical loss experience. Base reserve rates increase concomitantly with credit risk, as measured by the numerical ratings, in order to reflect the higher expected loss experience for each of these similar risk-rated loans. These base reserve rates are applied to all non-impaired commercial loan balances. There are no base reserves carried on loans classified as impaired.

The Corporation’s reserve for credit losses is solely an estimate based on management’s judgement. Due to the significance of management’s judgement used to calculate the Corporation’s reserve for credit losses, actual losses incurred could be higher or lower than the estimated reserve.

As shown in the table on the following page, net credit losses totaled $82 million in 2001, an increase of $59 million from 2000, primarily resulting from higher commercial and financial net credit losses, due to credit losses on loans to corporate industrial customers. As discussed in “Significant Financial Events in 2001” on pages 3 and 4, the Corporation disposed of loans to certain large corporate customers in the fourth quarter of 2001. As part of this transaction, $48 million which had been recorded as reserves on these loans was transferred from the reserve for credit losses in conjunction with the disposition of the loans. The level of credit losses and recoveries relative to outstanding loans can vary from period to period as a result of the size and number of individual credits that may require charge-off and the effects of changing economic conditions.

The ratio of the loan loss reserve to nonperforming loans at Dec. 31, 2001, was 215%, compared with 159% at Dec. 31, 2000. This ratio is not the result of a target or objective, but rather is an outcome of two interrelated but separate processes: the establishment of an appropriate loan loss reserve level for the portfolio as a whole, including but not limited to the nonperforming component in the portfolio; and the classification of certain assets as nonperforming in accordance with established accounting, regulatory and management policies. The ratio can vary significantly over time as the credit quality characteristics of the entire loan portfolio change. This ratio also can vary with shifts in portfolio mix. The increase in this ratio from Dec. 31, 2000, resulted from a decrease in the level of nonperforming loans.

Provision for credit losses, reserve for credit losses and review of net credit losses (continued)

Credit loss reserve activity

	2001	2000	1999	1998	1997
	(dollar amounts in millions)
Reserve at beginning of year	$262	$278	$371	$344	$392
Net change in reserve from divestitures, acquisitions, loan securitizations and transfers	(50)	(1)	(88)	25	2
Credit losses:
Domestic:
Commercial and financial	(54)	(35)	(23)	(2)	(10)
Commercial real estate	—	—	—	(5)	(22)
Consumer credit:
Credit cards	—	—	(11)	(45)	(116	)(a)
Other consumer credit	(1)	(1)	(2)	(4)	(4)
Lease finance assets	(14)	—	—	(2)	—

Total domestic	(69)	(36)	(36)	(58)	(152)
International	(15)	—	—	—	—

Total credit losses	(84)	(36)	(36)	(58)	(152)

Recoveries:
Domestic:
Commercial and financial	1	1	7	3	4
Commercial real estate	—	—	2	1	11
Consumer credit:
Credit cards	—	—	1	5	9
Other consumer credit	—	—	1	—	—
Lease finance assets	—	—	—	—	—

Total domestic	1	1	11	9	24
International	1	12	—	—	5

Total recoveries	2	13	11	9	29

Net credit (losses) recoveries:
Domestic:
Commercial and financial	(53)	(34)	(16)	1	(6)
Commercial real estate	—	—	2	(4)	(11)
Consumer credit:
Credit cards	—	—	(10)	(40)	(107)
Other consumer credit	(1)	(1)	(1)	(4)	(4)
Lease finance assets	(14)	—	—	(2)	—

Total domestic	(68)	(35)	(25)	(49)	(128)
International	(14)	12	—	—	5

Net credit losses	(82)	(23)	(25)	(49)	(123)
Credit losses on credit card assets held for accelerated resolution	—	—	—	—	(65)

Total net credit losses	(82)	(23)	(25)	(49)	(188)
Provision for credit losses	(4)	8	20	51	138

Reserve at end of year	$126	$262	$278	$371	$344

Reserve as a percentage of total loans (b)	1.48%	2.56%	2.23%	2.35%	2.37%
Reserve as a percentage of nonperforming loans (b)	215%	159%	351%	1,035%	468%
Net credit losses to average loans (c)	.84%	.21%	.18%	.32%	1.36%

(a)	Excludes $65 million of credit losses related to loans transferred to an accelerated resolution portfolio.
(b)	At year end.
(c)	Net credit losses to average loans, excluding credit card net credit losses, was .11% in 1999, .06% in 1998 and .11% in 1997.

FOURTH	QUARTER 2001 REVIEW

Income (loss) from continuing operations for the fourth quarter of 2001 totaled $(45) million. The results in the quarter were impacted by a $144 million, or $.30 per share, after-tax charge for fair value adjustments of venture capital investments; a $41 million, or $.09 per share, after-tax charge for streamlining and other expenses; and a $37 million, or $.08 per share, after-tax loss on disposition of loans and commitments to large corporate customers. Excluding these items, income from continuing operations for the fourth quarter of 2001 totaled $177 million, or $.38 per share, compared with $185 million, or $.37 per share in the fourth quarter of 2000. Excluding the above items, continuing operations returned 18.6% on equity in the fourth quarter of 2001 compared with 18.3% in the fourth quarter of 2000. The contribution of the Corporation’s core business sectors to earnings per share, which excludes the revenues and expenses from discontinued operations and other non-core sector activity from both periods, increased 9% in the fourth quarter of 2001 over the fourth quarter of 2000.

Fee revenue, excluding nonrecurring items, totaled 84% of fee and net interest revenue, on a fully taxable equivalent basis, in the fourth quarter of 2001, unchanged from the fourth quarter of 2000. The major component of fee revenue, trust and investment fee revenue, totaled 66% of fee and net interest revenue, compared with 65% in the fourth quarter of 2000. Excluding the impact of acquisitions and nonrecurring items, fee revenue increased 2% compared to the fourth quarter of 2000, reflecting higher cash management, foreign currency and securities trading, and trust and investment revenue. Excluding the impact of acquisitions, trust and investment fee revenue increased 1%, despite equity market depreciation.

Net interest revenue on a fully taxable equivalent basis of $154 million in the fourth quarter of 2001 increased $12 million compared with the fourth quarter of 2000 on a higher level of interest-earning assets. The net interest margin of 2.40% in the fourth quarter of 2001 was 13 basis points lower than in the fourth quarter of 2000, reflecting a lower yielding asset mix. Average interest-earning assets increased $3.3 billion, as a $2.6 billion increase in average securities and a $3.5 billion increase in average money market investments were partially offset by a $2.1 billion decrease in funds allocated to discontinued operations and an $830 million decrease in average loans.

Operating expense of $754 million in the fourth quarter of 2001 was impacted by acquisitions and the $62 million of nonrecurring charges recorded in the fourth quarter of 2001. Excluding these factors, operating expense increased 9% in the fourth quarter of 2001 compared to the fourth quarter of 2000, reflecting, in large part, expenses incurred in support of business growth.

The provision for credit losses totaled $5 million in the fourth quarter of 2001, compared with $4 million in the fourth quarter of 2000. Net credit losses were $40 million in the fourth quarter of 2001 compared with $11 million in the prior-year period. The increase primarily resulted from credit losses on loans to corporate industrial customers.

SELECTED	QUARTERLY DATA (unaudited)

	Quarter ended
	2001				2000
	Dec. 31	Sept. 30	June 30	March 31	Dec. 31	Sept. 30	June 30	March 31
	(dollar amounts in millions, except per share amounts)
Consolidated income statement
Total fee and other revenue	$536	$738	$626	$758	$725	$700	$704	$726
Net interest revenue	151	147	137	139	140	141	136	133
Provision for credit losses	5	5	1	(15)	4	(8)	9	3
Total operating expense	754	602	602	603	572	552	538	552

Income (loss) from continuing operations before income taxes	(72)	278	160	309	289	297	293	304
Provision for income taxes	(27)	98	58	110	104	107	106	110

Income (loss) from continuing operations	(45)	180	102	199	185	190	187	194
Income (loss) from discontinued operations, net of tax	852	13	(48)	65	70	62	60	59

Net income	$807	$193	$54	$264	$255	$252	$247	$253
Continuing operations:
Diluted earnings per share	$(.09)	$.38	$.21	$.41	$.37	$.39	$.37	$.39
Basic earnings per share	$(.09)	$.38	$.22	$.41	$.38	$.39	$.38	$.39

Average balances—continuing operations
Money market investments	$5,982	$4,296	$2,331	$2,701	$2,485	$2,004	$2,214	$1,711
Trading account securities	655	345	379	363	453	322	214	248
Securities	9,513	10,888	8,513	8,709	6,873	6,166	6,121	6,155

Total money market investments and securities	16,150	15,529	11,223	11,773	9,811	8,492	8,549	8,114
Loans	9,421	9,611	10,068	10,283	10,251	10,441	10,548	11,540
Net assets allocated to discontinued operations	—	—	33	1,561	2,161	2,205	2,281	2,583

Total interest-earning assets	25,571	25,140	21,324	23,617	22,223	21,138	21,378	22,237
Total assets	34,888	34,433	30,621	32,591	30,801	29,785	30,327	30,429
Deposits	17,863	17,320	16,721	18,346	17,165	16,191	16,548	15,971
Notes and debentures	3,945	3,758	3,721	3,577	3,529	3,532	3,395	3,453
Trust-preferred securities	976	967	962	989	992	991	991	991
Total shareholders’ equity	3,774	3,444	3,735	3,992	4,023	3,893	3,793	3,905
Net interest margin (FTE)	2.40%	2.35%	2.61%	2.43%	2.53%	2.65%	2.56%	2.39%
Annualized return on equity	(4.7)%	20.7%	11.0%	20.2%	18.3%	19.4%	19.9%	19.9%
Annualized return on assets	(.51)%	2.06%	1.34%	2.48%	2.39%	2.54%	2.48%	2.56%
Common stock data (a)
Market price per share range:
High	$39.81	$45.99	$47.25	$51.625	$51.94	$47.31	$41.69	$35.13
Low	30.26	27.75	36.95	34.97	38.25	36.31	29.81	26.81
Average	35.91	37.896	43.376	45.161	46.34	42.03	35.04	31.09
Close	37.62	32.33	46.00	40.52	49.19	46.38	36.44	29.50
Dividends per share	.12	.24	.24	.22	.22	.22	.22	.20
Market capitalization	16,798	15,125	21,621	19,336	23,941	22,631	17,788	14,491

(a)
At Dec. 31, 2001, there were 23,377 shareholders registered with the Corporation’s stock transfer agent, compared with 24,350 at year-end 2000 and 25,247 at year-end 1999. In addition, there were approximately 19,387, 16,514 and 16,919 Mellon employees at Dec. 31, 2001, 2000, and 1999, respectively, who participated in the Corporation’s 401(k) Retirement Savings Plan. All shares of Mellon Financial Corporation common stock held by the plan for its participants are registered in the name of Mellon Bank, N.A., as trustee.

MELLON FINANCIAL CORPORATION (AND ITS SUBSIDIARIES)

CONSOLIDATED INCOME STATEMENT

	Year ended Dec. 31,
	2001	2000	1999
	(in millions, except per share amounts)
Noninterest revenue
Trust and investment fee revenue	$2,466	$2,214	$2,014
Cash management revenue	239	202	180
Foreign currency and securities trading revenue	194	178	173
Financing-related revenue	97	150	149
Equity investment revenue	(380)	78	63
Mortgage servicing fees	—	—	150
Other	42	33	88

Total fee and other revenue	2,658	2,855	2,817
Net gain from divestitures	—	—	127
Gains on sales of securities	—	—	—

Total noninterest revenue	2,658	2,855	2,944

Interest revenue
Interest and fees on loans (loan fees of $48, $45 and $47)	652	833	947
Interest-bearing deposits with banks	96	60	39
Federal funds sold and securities under resale agreements	46	62	41
Other money market investments	8	5	3
Trading account securities	16	18	19
Securities	579	424	419

Total interest revenue	1,397	1,402	1,468

Interest expense
Deposits in domestic offices	308	191	222
Deposits in foreign offices	122	149	133
Federal funds purchased and securities under repurchase agreements	65	104	102
Other short-term borrowings	58	92	128
Notes and debentures	191	237	225
Trust-preferred securities	79	79	79

Total interest expense	823	852	889

Net interest revenue
Net interest revenue	574	550	579
Provision for credit losses	(4)	8	20

Net interest revenue after provision for credit losses	578	542	559

Operating expense
Staff expense	1,528	1,331	1,300
Professional, legal and other purchased services	330	245	248
Net occupancy expense	216	181	180
Equipment expense	154	131	163
Business development	110	118	134
Communications expense	66	60	84
Amortization of goodwill	73	67	69
Amortization of other intangible assets	7	7	6
Amortization of mortgage servicing assets and
purchased credit card relationships	—	—	112
Other expense	77	74	34

Total operating expense	2,561	2,214	2,330

Income
Income from continuing operations before income taxes and cumulative effect of accounting change	675	1,183	1,173
Provision for income taxes	239	427	431

Income from continuing operations before cumulative effect of accounting change	436	756	742
Cumulative effect of accounting change	—	—	(26)

Income from continuing operations	436	756	716
Discontinued operations:
Income from operations after tax	112	251	247
Net gain on disposals after tax	770	—	—

Income from discontinued operations (net of applicable tax expense of $502, $148 and $143)	882	251	247

Net income	$1,318	$1,007	$963

(continued)

MELLON FINANCIAL CORPORATION (AND ITS SUBSIDIARIES)

CONSOLIDATED INCOME STATEMENT (continued)

	Year ended Dec. 31,
	2001	2000	1999
	(in millions, except per share amounts)
Earnings per share
Continuing operations:
Basic net income per share:
Income before cumulative effect of accounting change	$.92	$1.54	$1.44
Cumulative effect of accounting change	—	—	(.05)

Net income	$.92	$1.54	$1.39

Diluted net income per share:
Income before cumulative effect of accounting change	$.91	$1.52	$1.42
Cumulative effect of accounting change	—	—	(.05)

Net income	$.91	$1.52	$1.37

Net income:
Basic net income per share:
Income before cumulative effect of accounting change	$2.79	$2.05	$1.92
Cumulative effect of accounting change	—	—	(.05)

Net income	$2.79	$2.05	$1.87

Diluted net income per share:
Income before cumulative effect of accounting change	$2.76	$2.03	$1.90
Cumulative effect of accounting change	—	—	(.05)

Net income	$2.76	$2.03	$1.85

See accompanying Notes to Financial Statements.

MELLON FINANCIAL CORPORATION (AND ITS SUBSIDIARIES)

CONSOLIDATED BALANCE SHEET

	Dec. 31,
	2001	2000
	(dollar amounts in millions)
Assets
Cash and due from banks	$3,177	$3,218
Interest-bearing deposits with banks	4,119	1,975
Federal funds sold and securities under resale agreements	926	1,817
Other money market investments	146	117
Trading account securities	638	276
Securities available for sale	8,795	7,910
Investment securities (approximate fair value of $786 and $1,027)	768	1,022
Loans, net of unearned discount of $42 and $66	8,540	10,226
Reserve for credit losses	(126)	(262)

Net loans	8,414	9,964

Customers’ acceptance liability	3	33
Premises and equipment	631	562
Goodwill	1,750	1,335
Other intangibles	97	24
Net assets of discontinued operations	253	1,347
Other assets	4,643	4,612

Total assets	$34,360	$34,212

Liabilities
Noninterest-bearing deposits in domestic offices	$9,537	$7,881
Interest-bearing deposits in domestic offices	7,604	9,342
Interest-bearing deposits in foreign offices	3,574	3,873

Total deposits	20,715	21,096
Federal funds purchased and securities under repurchase agreements	825	1,071
U.S. Treasury tax and loan demand notes	106	452
Term federal funds purchased	47	31
Commercial paper	8	116
Other funds borrowed	560	351
Acceptances outstanding	3	33
Other liabilities	3,578	2,398
Notes and debentures (with original maturities over one year)	4,045	3,520
Guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures	991	992

Total liabilities	30,878	30,060

Shareholders’ equity
Common stock—$.50 par value
Authorized—800,000,000 shares
Issued 588,661,920 shares	294	294
Additional paid-in capital	1,870	1,837
Retained earnings	5,087	4,270
Accumulated unrealized gain (loss), net of tax	30	(38)
Treasury stock of 142,153,053 and 101,922,986 shares, at cost	(3,799)	(2,211)

Total shareholders’ equity	3,482	4,152

Total liabilities and shareholders’ equity	$34,360	$34,212

See accompanying Notes to Financial Statements.

MELLON FINANCIAL CORPORATION (AND ITS SUBSIDIARIES)

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common stock	Additional paid-in capital	Retained earnings	Accumulated unrealized gain (loss), net of tax	Treasury stock	Total share- holders’ equity
	(in millions)
Balance at Dec. 31, 1998	$147	$1,887	$3,353	$25	$(891)	$4,521
Comprehensive results:
Net income			963			963
Other comprehensive results, net of tax				(159)		(159)
Reclassification adjustment				(1)		(1)

Total comprehensive results			963	(160)		803
Dividends on common stock at $0.78 per share			(403)			(403)
Common stock issued under Direct Stock Purchase and Dividend Reinvestment Plan		1			19	20
Exercise of stock options		47	(102)		158	103
Repurchase of common stock					(1,068)	(1,068)
Additional common stock issued for stock split	147	(147)				—
Other			(3)		43	40

Balance at Dec. 31, 1999	$294	$1,788	$3,808	$(135)	$(1,739)	$4,016

Comprehensive results:
Net income			1,007			1,007
Other comprehensive results, net of tax				96		96
Reclassification adjustment				1		1

Total comprehensive results			1,007	97		1,104
Dividends on common stock at $0.86 per share			(421)			(421)
Common stock issued under Direct Stock Purchase and Dividend Reinvestment Plan		1	(1)		18	18
Exercise of stock options		45	(113)		191	123
Repurchase of common stock					(737)	(737)
Other		3	(10)		56	49

Balance at Dec. 31, 2000	$294	$1,837	$4,270	$(38)	$(2,211)	$4,152

Comprehensive results:
Net income			1,318			1,318
Other comprehensive results, net of tax				68		68
Reclassification adjustment				—		—

Total comprehensive results			1,318	68		1,386
Dividends on common stock at $0.82 per share			(388)			(388)
Common stock issued under Direct Stock Purchase and Dividend Reinvestment Plan			(1)		18	17
Common stock issued in connection with the Eagle Investment Systems acquisition					164	164
Common stock issued under the Employee Stock Purchase Plan			(4)		20	16
Exercise of stock options		32	(92)		156	96
Repurchase of common stock					(2,013)	(2,013)
Other		1	(16)		67	52

Balance at Dec. 31, 2001	$294	$1,870	$5,087	$30	$(3,799)	$3,482

See accompanying Notes to Financial Statements.

MELLON FINANCIAL CORPORATION (AND ITS SUBSIDIARIES)

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year ended Dec. 31,
	2001		2000	1999
	(in millions)
Cash flows from operating activities
Net income	$1,318		$1,007	$963
Income from discontinued operations	882		251	247
Net income from continuing operations	436		756	716
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of accounting change	—		—	26
Net gain from divestitures	—		—	(127)
Amortization of goodwill and other intangible assets	80		74	75
Amortization of mortgage servicing assets and purchased credit card relationships	—		—	112
Depreciation and other amortization	98		69	77
Deferred income tax (benefit) expense	(98)		72	110
Provision for credit losses	(4)		8	20
Net gains on dispositions of acquired property	(1)		(3)	(18)
Net (increase) decrease in trading account securities	(339)		(116)	60
Net decrease in loans held for sale	—		—	920
Net effect of discontinued operations	2,421		857	(2,028)
Net increase (decrease) from other operating activities	530		505	(2)

Net cash provided by (used in) operating activities	3,123		2,222	(59)

Cash flows from investing activities
Net (increase) decrease in term deposits and other money market investments	(2,173)		(1,736)	255
Net decrease (increase) in federal funds sold and securities under resale agreements	891		(816)	(815)
Purchases of securities available for sale	(34,635	)(a)	(6,120)	(1,992)
Proceeds from sales of securities available for sale	1,144		662	546
Proceeds from maturities of securities available for sale	32,854	(a)	2,903	1,416
Purchases of investment securities	(15)		(6)	(15)
Proceeds from maturities of investment securities	266		179	369
Net decrease in credit card receivables	—		—	85
Proceeds from divestiture of credit card business	—		—	1,186
Proceeds from divestiture of network services business	—		—	135
Proceeds from divestiture of mortgage businesses	—		—	1,210
Net principal repayments of loans to customers	134		1,802	1,200
Proceeds from sales and securitizations of loan portfolios	1,292		73	63
Purchases of premises and equipment	(167)		(220)	(90)
Net cash disbursed in purchase of other venture partner’s interest in the Mellon Investor Services joint venture	—		(31)	—
Net cash disbursed in purchase of Standish, Ayer & Wood	(160)		—	—
Net cash disbursed in purchase of Eagle Investment Systems	(47)		—	—
Net cash disbursed in purchase of Van Deventer & Hoch	(13)		—	—
Net decrease from other investing activities	(143)		(301)	(300)

Net cash (used in) provided by investing activities	(772)		(3,611)	3,253

-continued-

MELLON FINANCIAL CORPORATION (AND ITS SUBSIDIARIES)

CONSOLIDATED STATEMENT OF CASH FLOWS (continued)

	Year ended Dec. 31,
	2001	2000	1999
	(in millions)
Cash flows from financing activities
Net (decrease) increase in deposits	(381)	4,172	(316)
Net decrease in federal funds purchased and securities under repurchase agreements	(246)	(24)	(2,499)
Net (decrease) increase in other funds borrowed	(138)	(1,261)	1,085
Net increase (decrease) in term federal funds purchased	16	(327)	150
Net (decrease) increase in commercial paper	(108)	28	(28)
Repayments of longer-term debt	(224)	(329)	(385)
Net proceeds from issuance of longer-term debt	647	404	507
Dividends paid on common stock	(388)	(421)	(403)
Proceeds from issuance of common stock	77	90	70
Repurchase of common stock	(2,013)	(737)	(1,068)
Net increase (decrease) from other financing activities	254	(37)	(7)

Net cash (used in) provided by financing activities	(2,504)	1,558	(2,894)
Effect of foreign currency exchange rates	112	83	72

Change in cash and due from banks
Net (decrease) increase in cash and due from banks	(41)	252	372
Cash and due from banks at beginning of year	3,218	2,966	2,594

Cash and due from banks at end of year	$3,177	$3,218	$2,966

Supplemental disclosures
Interest paid	$898	$1,011	$967
Net income taxes paid (b)	521	393	345

(a)	See Note 4 of Notes to Financial Statements for an explanation of amounts.
(b)	Includes discontinued operations.

See accompanying Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS

1.	Accounting policies

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

The consolidated financial statements of the Corporation include the accounts of the Corporation and its majority-owned subsidiaries. Investments, other than venture capital, in companies 20% to 50% owned are carried on the equity basis. Investments, other than venture capital, in companies less than 20% owned are carried at cost. Intracorporate balances and transactions are not reflected in the consolidated financial statements. The income statement includes results of acquired subsidiaries and businesses accounted for under the purchase method of accounting from the dates of acquisition. Securities and other property held in a fiduciary or agency capacity are not included in the balance sheet since these are not assets or liabilities of the Corporation.

NOTES TO FINANCIAL STATEMENTS (continued)

1.	Accounting policies (continued)

The parent corporation financial statements in note 26 include the accounts of the Corporation, those of a wholly owned financing subsidiary that functions as a financing entity for the Corporation and its subsidiaries by issuing commercial paper and other debt guaranteed by the Corporation, and those of the business trusts discussed in note 13. Financial data for the Corporation, the financing subsidiary and the business trusts are combined for financial reporting because of the limited function of the financing subsidiary and the business trusts, and the unconditional guarantee by the Corporation of their obligations.

Nature of operations

The Corporation is a global financial services company providing a comprehensive range of financial products and services in domestic and selected international markets. Through its five core business sectors (Private Wealth Management, Global Investment Management, Global Investment Services, Global Cash Management and Relationship Lending), the Corporation provides wealth management and global investment management for individual and institutional investors; global investment services for businesses and institutions; and a comprehensive array of financial services for affluent individuals and corporations in selected geographies. The Corporation’s asset management companies, which include The Dreyfus Corporation in the United States and Newton Management Limited in the United Kingdom, provide investment products in many asset classes and investment styles. The Corporation is a global provider of custody services, as well as retirement and benefits consulting services through Buck Consultants. While the Corporation’s major subsidiaries primarily are headquartered in the Northeast and mid-Atlantic regions, most of its products and services are offered nationwide. The Corporation’s customer base is well diversified and primarily domestic, with a growing international presence.

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

Trading account securities are stated at fair value. Trading revenue includes both realized and unrealized gains and losses. The liability incurred on short-sale transactions, representing the obligation to deliver securities, is included in other funds borrowed at fair value.

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

Venture capital investments

Venture capital investments, which include both direct investments in companies and investments in private equity funds, are reported at estimated fair values. Changes in estimated fair values and gains and losses from sales are recognized in equity investment revenue. The fair value estimates of the investments are based upon available information and may not necessarily represent amounts that will ultimately be realized, which depend on future events and circumstances. The valuation procedures applied to direct investments include

NOTES TO FINANCIAL STATEMENTS (continued)

1.	Accounting policies (continued)

consideration of economic and market conditions, current and projected financial performance of the investee company, and the investee company’s management team. The valuation procedures applied to private equity fund investments include consideration of economic and market conditions and an evaluation of the private equity manager’s valuation techniques. Venture capital investments are included in other assets in the Corporation’s balance sheet.

Loans

Loans are reported net of any unearned discount. Interest revenue on nondiscounted loans is recognized based on the principal amount outstanding. Interest revenue on discounted loans is recognized based on methods that approximate a level yield. Loan origination and upfront commitment fees, as well as certain direct loan origination and commitment costs, are deferred and amortized as a yield adjustment over the lives of the related loans. Deferred fees and costs are netted against outstanding loan balances. Loans held for sale are carried at the lower of aggregate cost or market value.

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

Commercial loans, including commercial leases, generally are placed on nonaccrual status when either principal or interest is past due 90 days or more, unless the loan is well secured and in the process of collection. Management also places commercial loans on nonaccrual status when the collection of principal or interest becomes doubtful. Residential mortgage loans generally are placed on nonaccrual status when, in management’s judgment, collection is in doubt or the loans are 180 days or more delinquent. Consumer loans, other than residential mortgages, and certain secured commercial loans are charged off upon reaching various stages of delinquency depending upon the loan type, or upon the death or bankruptcy of the borrower. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed against current period interest revenue. Interest receipts on nonaccrual and impaired loans are recognized as interest revenue or are applied to principal when management believes the ultimate collectability of principal is in doubt. Nonaccrual loans generally are restored to an accrual basis when principal and interest payments become current or when the loan becomes well secured and is in the process of collection.

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

Impaired loans are required to be measured based upon the loan’s market price, the present value of expected future cash flows, discounted at the loan’s initial effective interest rate, or at fair value of the collateral if the loan is collateral dependent. If the loan valuation is less than the recorded value of the loan, an impairment reserve is established for the difference. The impairment reserve is established by either an allocation of the reserve for credit losses or by a provision for credit losses. Impairment reserves are not needed when the recorded investment in an impaired loan is less than the loan valuation.

NOTES TO FINANCIAL STATEMENTS (continued)

1.	Accounting policies (continued)

Loan securitizations

Insurance premium finance receivables are sold in securitizations. The Corporation retains servicing assets, cash reserve accounts and/or interest-only strips, all of which are considered retained interests in securitized receivables. The gain or loss on the sale of the receivables depends in part on the previous carrying amount of the financial assets involved in the transfer, which is allocated between the assets sold and the retained interests based on their relative fair values at the date of transfer. Fair values are obtained by using quoted market prices if available. When quoted market prices are not available for retained interests, the Corporation estimates fair values based on the present value of expected cash flows, which are estimated using management’s best estimates of various key assumptions such as credit losses, prepayment speeds and discount rates commensurate with the risks involved. Servicing assets and interest-only strips are amortized in proportion to estimated net servicing fee revenue and are periodically reviewed for impairment.

The amount of interest and fee revenue in excess of interest paid to certificate holders, credit losses and gains on monthly sales in revolving securitizations is recognized monthly as interest revenue. The servicing revenue is recognized in financing-related revenue.

Reserve for credit losses

The reserve for credit losses is maintained to absorb losses inherent in the credit portfolio as of the balance sheet date based on management’s judgment. The reserve determination methodology is designed to provide procedural discipline in assessing the appropriateness of the reserve. This methodology is based substantially upon risk-weighted historical experience in the portfolio, but also includes an individual loan-by-loan review of classified assets. Qualitative factors that impact inherent losses and are considered in the establishment of reserves include industry risks, current economic conditions, the effects of competition, trends in portfolio volume, portfolio and market concentrations, maturities and current interest rate levels. Credit losses are charged against the reserve. Recoveries are added to the reserve.

Acquired property

Property acquired in connection with loan settlements, including real estate acquired, is stated at the lower of estimated fair value less estimated costs to sell or the carrying amount of the loan. Acquired property is reported in other assets.

Premises and equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated over the estimated useful lives of the assets, limited in the case of leasehold improvements to the lease term, using the straight-line method.

The Corporation capitalizes costs relating to acquired software and internal-use software development projects that provide significant functionality improvements. The Corporation considers projects for capitalization that are expected to result in longer term operational benefits, such as replacement systems or new applications that result in significantly increased operational efficiencies or incremental revenues.

NOTES TO FINANCIAL STATEMENTS (continued)

1.	Accounting policies (continued)

Identified intangible assets and goodwill

Identified intangible assets are amortized using straight-line and accelerated methods over the remaining estimated benefit periods which approximated, on a weighted-average basis at Dec. 31, 2001, 11 years for customer contract intangibles, 5 years for core deposit intangibles and 10 years for all other identified intangible assets. Intangible assets are reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset. Goodwill on entities acquired after June 30, 2001, was not amortized. Goodwill on entities acquired prior to July 1, 2001, continued to be amortized until Dec. 31, 2001, on a straight-line basis over a remaining estimated benefit period of 19 years on a weighted average basis. Amortization on all goodwill was discontinued beginning in 2002.

Income taxes

The Corporation files a consolidated federal income tax return. Deferred taxes are recognized for the expected future tax consequences of existing differences between the financial reporting and tax reporting bases of assets and liabilities using enacted tax laws and rates.

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

Fee revenue

Trust and investment fees are reported net of fees waived and expense reimbursements to certain mutual funds. Fees on standby letters of credit are recognized over the commitment term in fee revenue, while fees on commercial letters of credit, because of their short-term nature, are recognized when received in fee revenue. Fees for other services generally are recognized over the periods in which the related services are provided.

Closed-end mutual fund

On Jan. 1, 1999, the Corporation adopted the provisions of the American Institute of Certified Public Accountants Statement of Position (SOP) No. 98-5 on the costs of start–up activities. This SOP requires that costs of start-up activities be expensed as incurred. Initial application of the SOP was reported as a cumulative effect of a change in accounting principle.

In the second quarter of 1998, the Corporation introduced a $920 million Dreyfus closed-end mutual fund, on which management fees are being earned. The Corporation paid the underwriting fees during the initial public offering of the fund. In September 1998, the Financial Accounting Standards Board staff concluded that fees paid by advisors of closed-end funds should be expensed as incurred and that any fees capitalized prior to July 24, 1998, should be written off upon the adoption of SOP 98–5 and reported as a cumulative effect of a change in accounting principle. As a result, the unamortized pre-tax cost of approximately $43 million, or $26 million after tax, was recognized as a cumulative effect of a change in accounting principle as of Jan. 1, 1999, instead of being amortized over future years. This accounting change had no impact on a cash-flow basis in 1999 since the underwriting fees were paid in the first half of 1998.

NOTES TO FINANCIAL STATEMENTS (continued)

1.	Accounting policies (continued)

Derivative instruments used for risk management purposes

The Corporation enters into derivative instruments to manage its sensitivity to interest rate risk. This is accomplished by using these instruments to offset the inherent price or interest rate risk of specific balance sheet assets or liabilities. All of these instruments are designated as hedges on the trade date and are recognized on the balance sheet at their fair value as other assets or other liabilities. The fair value of contracts with a given counterparty in a gain position is reported on the balance sheet in other assets and the fair value of contracts in a loss position is reported in other liabilities. Derivatives designated as a hedge of changes in the fair value of an asset or liability or of a firm commitment attributable to a specified risk are considered to be fair value hedges. Derivatives designated as a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to an asset or liability are considered to be cash flow hedges. Derivatives can also be designated as foreign currency fair value and cash flow hedges, and as hedges of a net investment in a foreign operation. Changes in the fair value of a derivative that is highly effective and qualifies as a fair value hedge, along with the loss or gain on the hedged asset or liability that is attributable to the hedged risk (including losses or gains on firm commitments), are recorded in current period earnings. Changes in the fair value of a derivative that is highly effective and qualifies as a cash flow hedge are recorded in other comprehensive results, and reclassified into earnings in the same period or periods as the hedged item affects earnings. Changes in the fair value of derivatives that are highly effective and qualify as foreign currency hedges are recorded in either current period earnings or other comprehensive results, depending on whether the hedge transaction meets the criteria for a fair value or a cash flow hedge. If, however, a derivative is used as a hedge of a net investment in a foreign operation, its changes in fair value, to the extent effective as a hedge, are recorded in the foreign currency translation adjustment account within comprehensive results.

The Corporation formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivative instruments that are designated as fair value, cash flow, or foreign currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. A formal assessment, both at the inception of the hedge and on an ongoing quarterly basis, is performed to determine whether the derivative instruments that are used in hedging transactions have been highly effective in offsetting changes in fair values or cash flows of hedged items and whether they are expected to continue to be highly effective in future periods.

When it is determined that a derivative instrument is not highly effective as a hedge, hedge accounting is discontinued. Hedge accounting is also discontinued when: the derivative instrument expires; is sold, terminated or exercised; is no longer designated as a hedge instrument because it is unlikely that a forecasted transaction will occur; a hedged firm commitment no longer meets the definition of a firm commitment; or management determines that designation of the derivative as a hedge instrument is no longer appropriate.

When hedge accounting is discontinued, the derivative instrument will be either terminated, continue to be carried on the balance sheet at fair value or redesignated as the hedging instrument in either a cash flow or fair value hedge, if the relationship meets all applicable hedging criteria. Any asset or liability that was previously recorded as a result of recognizing the value of a firm commitment will be removed from the balance sheet and recognized as a gain or loss in current period earnings. Any gains or losses that were accumulated in other comprehensive results from hedging a forecasted transaction will be recognized immediately in current period earnings, if it is probable that the forecasted transaction will not occur.

On Jan. 1, 2001, the Corporation adopted Statements of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 138, Accounting for Certain Derivative Instruments and

NOTES TO FINANCIAL STATEMENTS (continued)

1.	Accounting policies (continued)

Certain Hedging Activities, an amendment of FASB Statement No. 133. For a discussion of the impact of the adoption of these statements, see the “New accounting standards” section on page 34 and the “Fair Value Hedges”, “Cash Flow Hedges” and “Hedges of Net Investment in Foreign Operations” sections on page 36. The information in those sections is incorporated by reference into these Notes to Financial Statements.

Derivative instruments used for trading activities

The Corporation enters into various derivative instruments to accommodate customers and for its proprietary trading activities. Derivative instruments that are based on specific market indices are also used to manage risk in other portfolios, such as start-up mutual fund investments. Realized and unrealized changes in the fair value of these instruments are recognized in the income statement in foreign currency and securities trading revenue in the period in which the changes occur. Interest revenue and expense on instruments held for trading activities are included in the income statement as part of net interest revenue. The fair value of contracts used for proprietary trading activities are reported as trading account securities.

Pre-FAS No. 133 off-balance-sheet instruments accounting policies

In years prior to 2001, the Corporation entered into interest rate swaps, interest rate caps and floors, financial futures and financial options primarily to manage its sensitivity to interest rate risk. This was accomplished by using these instruments to offset the inherent price or interest rate risk of specific on-balance-sheet assets or liabilities. All of these instruments were designated as hedges on the trade date and were highly correlated with the financial instrument being hedged. High correlation was achieved if the hedge instrument and the financial instrument being hedged were denominated in the same currency and (i) were both fixed rate instruments with similar maturities, or (ii) were structurally comparable and based upon similar floating rate indices or (iii) had been subjected to a mathematical correlation analysis and found to be highly correlated. Hedge correlation of interest rate or market value risk management positions was reviewed periodically. If a hedged instrument was sold or matured, or correlation criteria were no longer met, the risk management position was no longer accounted for as a hedge. Under these circumstances, the accumulated change in market value of the hedge was recognized in current income to the extent that the hedge results had not been offset by the effects of interest rate or price changes of the hedged item.

Tactical asset/liability management considerations required the Corporation to periodically terminate hedge instruments. Any deferred gain or loss resulting from the termination was amortized to income/expense of the corresponding hedged item over the remaining period of the original hedge or hedged item.

The Corporation also entered into off-balance-sheet contracts to hedge anticipated transactions. If it was determined that an anticipated transaction that had been hedged did not occur, the results of the hedge were recognized currently in the income category in which the original anticipated transaction was to be reported.

Interest revenue or interest expense on hedge transactions was accrued over the term of the agreement as an adjustment to the yield or cost of the related asset or liability. Transaction fees were deferred and amortized to interest revenue or interest expense over the term of the agreement. Realized gains and losses were deferred and amortized over the life of the hedged transaction as interest revenue or interest expense, and any unamortized amounts were recognized as income or loss at the time of disposition of the assets or liabilities being hedged. Amounts payable to or receivable from counterparties were included in other liabilities or other assets. The fair values of interest rate swaps, caps and floors, financial futures and financial options used for risk management purposes were not recognized in the financial statements.

The Corporation entered into various off-balance-sheet financial instruments to accommodate customers and for its proprietary trading activities. Realized and unrealized changes in the fair value of these instruments were

NOTES TO FINANCIAL STATEMENTS (continued)

1.	Accounting policies (continued)

recognized in the income statement in foreign currency and securities trading revenue in the period in which the changes occurred. Interest revenue and expense on instruments held for trading activities were included in the income statement as part of net interest revenue. The fair value of contracts with a given customer in gain positions was reported on the balance sheet in other assets and the fair value of contracts in loss positions was reported in other liabilities.

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

2.	Discontinued operations

In Dec. 2001, the Corporation sold its mid-Atlantic region consumer, small business and certain middle market banking operations to Citizens Financial Group, Inc. The Corporation recorded a net gain of $1.030 billion after-tax in 2001. Also during the fourth quarter, the Corporation announced the pending sale of Dreyfus Brokerage Services, which closed in January 2002; disposed of loans and commitments made to middle market customers that were not sold to Citizens; and securitized or sold nearly all of its jumbo mortgages. An after-tax loss of $159 million was recorded for these transactions. In June 2001, the Corporation sold the mid-to-large and small ticket leasing businesses and its Mellon Business Credit business resulting in a $101 million after-tax net loss.

In accordance with GAAP, earnings and net assets or liabilities of these businesses are shown separately in the income statement and balance sheet, respectively, for all periods presented. Accordingly, all information in this Financial Annual Report, including all supplemental information, reflects continuing operations, unless otherwise noted.

Income from discontinued operations

	2001	2000	1999
	(in millions)
Income from discontinued operations (net of applicable tax expense of $65, $148 and $143) (a)	$112	$251	$247
Net gain on disposals (net of applicable tax expense of $437, $- and $-)	770	—	—

Income from discontinued operations after-tax	$882	$251	$247

(a)	Revenue from discontinued operations totaled $834 million in 2001, $1.073 billion in 2000 and $1.055 billion in 1999.

NOTES TO FINANCIAL STATEMENTS (continued)

2.	Discontinued operations (continued)

Discontinued operations assets and liabilities

	Dec. 31, 2001	Dec. 31, 2000
	(in millions)
Cash and due from banks	$126	$288
Loans	1,068	16,012
Goodwill	18	658
All other assets	214	541

Total assets	1,426	17,499

Deposits	1,166	15,794
Other liabilities	7	358

Total liabilities	1,173	16,152

Net assets	$253	$1,347

There were no derivatives used for risk management purposes for discontinued operations at Dec. 31, 2001. The notional value of derivatives used for risk management purposes for discontinued operations was $614 million at Dec. 31, 2000, with a fair value of $11 million.

3.	Cash and due from banks

Cash and due from banks includes reserve balances that the Corporation’s subsidiary banks are required to maintain with a Federal Reserve bank. These required reserves are based primarily on deposits outstanding and were $322 million at Dec. 31, 2001, and $451 million at Dec. 31, 2000, including discontinued operations. These balances averaged $403 million in 2001 and $421 million in 2000.

NOTES TO FINANCIAL STATEMENTS (continued)

4.	Securities

Securities available for sale

	Dec. 31, 2001				Dec. 31, 2000
	Amortized cost	Gross unrealized		Fair value	Amortized cost	Gross unrealized		Fair value
		Gains	Losses			Gains	Losses
	(in millions)
U.S. Treasury	$389	$—	$—	$389	$188	$—	$—	$188
U.S. agency mortgage-backed	5,338	119	1	5,456	5,064	29	28	5,065
Other U.S. agency	235	1	—	236	2,466	1	—	2,467

Total U.S. Treasury and agency securities	5,962	120	1	6,081	7,718	30	28	7,720
Obligations of states and political subdivisions	313	3	4	312	172	1	3	170
Other mortgage-backed	2,266	17	2	2,281	1	—	—	1
Other securities	121	1	1	121	19	—	—	19

Total securities available for sale	$8,662	$141	$8	$8,795	$7,910	$31	$31	$7,910

Contractual maturity distribution of securities available for sale at Dec. 31, 2001

	U.S. Treasury	U.S. agency mortgage- backed	Other U.S. agency	Total U.S. Treasury and agency	Obligations of states and political subdivisions	Other mortgage- backed	Other securities	Total securities available for sale
	(dollar amounts in millions)
Within one year
Amortized cost	$364	—	$230	$594	$1	—	$12	$607
Fair value	$364	—	$231	$595	$1	—	$12	$608
Yield	1.79%	—	1.79%	1.79%	2.74%	—	3.51%	1.80%
1 to 5 years
Amortized cost	$23	—	$—	$23	$5	—	$11	$39
Fair value	$23	—	$—	$23	$5	—	$11	$39
Yield	5.13%	—	—	5.13%	5.77%	—	6.60%	5.62%
5 to 10 years
Amortized cost	$2	—	$5	$7	$27	—	—	$34
Fair value	$2	—	$5	$7	$27	—	—	$34
Yield	5.15%	—	6.49%	6.08%	6.83%	—	—	6.67%
Over 10 years
Amortized cost	—	—	—	—	$280	—	$98	$378
Fair value	—	—	—	—	$279	—	$98	$377
Yield	—	—	—	—	7.22%	—	8.50%	7.55%
Mortgage-backed securities
Amortized cost	—	$5,338	—	$5,338	—	$2,266	—	$7,604
Fair value	—	$5,456	—	$5,456	—	$2,281	—	$7,737
Yield	—	6.45%	—	6.45%	—	5.24%	—	6.09%

Total amortized cost	$389	$5,338	$235	$5,962	$313	$2,266	$121	$8,662
Total fair value	$389	$5,456	$236	$6,081	$312	$2,281	$121	$8,795
Total yield	2.00%	6.45%	1.88%	5.98%	7.15%	5.24%	8.09%	5.85%
Weighted average contractual years to maturity	.45	— (a)	.52	.48 (b)	13.21	— (a)	17.00

(a)	The average expected lives of “U.S. agency mortgage-backed” and “Other mortgage-backed” securities were approximately 4.2 years and 2.0 years, respectively, at Dec. 31, 2001.
(b)	Excludes maturities of “U.S. agency mortgage-backed” securities.

Note:
Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

NOTES TO FINANCIAL STATEMENTS (continued)

4.	Securities (continued)

Investment securities

	Dec. 31, 2001				Dec. 31, 2000
	Amortized cost	Gross unrealized		Fair value	Amortized cost	Gross unrealized			Fair value
		Gains	Losses			Gains	Losses
	(in millions)
U.S. Treasury	$—	$—	$—	$—	$—	$—	$		$—
U.S. agency mortgage-backed	698	18	—	716	948	8		3	953
Total U.S. Treasury and agency securities	698	18	—	716	948	8		3	953
Obligations of states and political subdivisions	22	—	—	22	16	—		—	16
Other mortgage-backed	3	—	—	3	5	—		—	5
Other securities	45	—	—	45	53	—		—	53
Total investment securities	$768	$18	$—	$786	$1,022	$8		$3	$1,027

Contractual maturity distribution of investment securities at Dec. 31, 2001

	U.S. agency mortgage-backed	Obligations of states and political subdivisions	Other mortgage-backed	Other securities		Total investment securities
	(dollar amounts in millions)
1 to 5 years
Amortized cost	—	$10	—	—		$10
Fair value	—	$10	—	—		$10
Yield	—	7.91%	—	—		7.91%
5 to 10 years
Amortized cost	—	$12	—	—		$12
Fair value	—	$12	—	—		$12
Yield	—	7.46%	—	—		7.46%
Over 10 years
Amortized cost	—	—	—	$45	(a)	$45
Fair value	—	—	—	$45	(a)	$45
Yield	—	—	—	6.00%		6.00%
Mortgage-backed securities
Amortized cost	$698	—	$3	—		$701
Fair value	$716	—	$3	—		$719
Yield	7.08%	—	6.94%	—		7.08%

Total amortized cost	$698	$22	$3	$45		$768
Total fair value	$716	$22	$3	$45		$786
Total yield	7.08%	7.66%	6.94%	6.00%		7.03%
Weighted average contractual years to maturity	— (b)	5.11	— (b)	—

(a)	Federal Reserve Bank stock with no stated maturity.
(b)	The average expected lives of “U.S. agency mortgage-backed” and “Other mortgage-backed” securities were approximately 2.9 years and 1.2 years, respectively, at Dec. 31, 2001.

Note:
Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

NOTES TO FINANCIAL STATEMENTS (continued)

4.	Securities (continued)

Gross realized gains and losses on the sales of securities available for sale were each $1 million or less in 2001, 2000 and 1999. After-tax net gains on the sales of securities were less than $1 million in 2001, 2000 and 1999. In addition, during 2001 the Corporation purchased $34.635 billion, and had proceeds from maturities of $32.854 billion, of securities available for sale primarily resulting from the acquisition and maturity of short term U.S. agency discount notes required for pledging purposes against short term deposits. In the first quarter of 1999, as part of the divestiture of the credit card business, the Corporation sold $47 million of zero coupon U.S. Treasury securities from the investment securities portfolio. These securities were purchased and held to match fund the long-term interest rebate obligation associated with the CornerStonesm credit card product and were no longer required following the divestiture of the business. A gain of $7 million was realized from the sale of the securities and recorded as part of the net gain from divestitures. There were no sales of investment securities in 2001 or 2000.

Securities available for sale, investment securities, trading account securities and loans with book values of $10.0 billion at Dec. 31, 2001, and $8.9 billion at Dec. 31, 2000, were required to be pledged to secure public and trust deposits, repurchase agreements and for other purposes. Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The collateral received from or provided to third parties under resale or repurchase agreements can be sold or repledged by the holder of the collateral. The fair value of collateral received totaled $67 million and the fair value of collateral provided totaled $60 million, under these agreements at Dec. 31, 2001. The fair value of collateral either received from or provided to a third party is continually monitored and additional collateral is obtained from, or requested to be returned to, the Corporation as deemed appropriate.

5.	Business sectors

Lines of business that offer similar or related products and services to common or similar customer segments have been combined into five core business sectors: Global Investment Management, Private Wealth Management, Global Investment Services, Global Cash Management, and Relationship Lending. Global Investment Management includes mutual fund management (except those mutual funds managed by Private Wealth Management), and institutional asset management. Private Wealth Management includes private asset management services, private banking, and the results of Mellon United National Bank in Florida. Global Investment Services includes institutional trust and custody, foreign exchange, securities lending, shareholder and securities transfer services, benefits consulting, and administrative services for employee benefit plans, and back office outsourcing for investment managers. This sector also includes substantially all of the Corporation’s joint ventures, whose results are reported under the equity method of accounting. Global Cash Management includes the Corporation’s collection and disbursement, remittance processing and electronic services products provided to large corporations, financial institutions and the Federal government. Relationship Lending includes large corporate relationship banking, commercial real estate lending, insurance premium financing, corporate finance and derivative products, securities underwriting and trading, and international banking.

For details of business sectors, see the table and the first and second paragraphs on pages 8 and 9, as well as the Other Activity paragraphs on page 14. The table, through “Average Tier I preferred equity,” and information in those paragraphs are incorporated by reference into these Notes to Financial Statements.

6.	Loans

For details of the loans outstanding at Dec. 31, 2001, and 2000, see the 2001 and 2000 columns of the “Composition of loan portfolio at year end” table on page 39. The information in those columns is incorporated by reference into these Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS (continued)

6.	Loans (continued)

For details of the nonperforming and past-due loans at Dec. 31, 2001, and 2000, see the amounts in the 2001 and 2000 columns of the “Nonperforming assets at year end” and “Past-due loans at year end” tables on pages 42 and 44, respectively. The information in those columns is incorporated by reference into these Notes to Financial Statements. For details on impaired loans at Dec. 31, 2001, 2000, and 1999, see the amounts in the “Impaired loans” table on page 43. The information in that table is incorporated by reference into these Notes to Financial Statements. There was no foregone interest on restructured loans in 2001, 2000 and 1999.

Loan securitizations

In June 2001, the Corporation securitized $800 million of insurance premium finance loans in a 3 year revolver and recorded a net pre-tax gain of $1 million. An existing $500 million securitization that was initiated in 1996 matured at that time. The Corporation has an interest only strip of approximately $2 million and cash collateral of approximately $16 million for a total retained interest of approximately $18 million at Dec. 31, 2001, related to the securitized loans, all of which were sold and removed from the balance sheet upon securitization. The retained interest is valued based on expected future cash flows discounted at a 12% rate with a weighted average loan life of less than one year. The Corporation receives a servicing fee of 0.5% of the outstanding balance.

In addition to the securitization discussed above, in 2001 the Corporation securitized $669 million of home equity lines of credit loans, $1.280 billion of home equity installment loans and $1.344 billion of jumbo residential mortgage loans. The Corporation recorded a pre-tax gain of $59 million on these securitizations. The gains are recorded in income from discontinued operations. In prior years, the Corporation securitized automobile loans, jumbo residential mortgages and home equity installment loans. The carrying amount/fair value of interest only strips were $58 million and cash collateral was $26 million for total retained interests resulting from these securitizations of $84 million at Dec. 31, 2001. The Corporation intends to sell these retained interests and therefore the amounts are included in net assets of discontinued operations on the Corporation’s balance sheet. The Corporation receives servicing fees on the outstanding balance of the securitizations as well as excess servicing fees after the investors in the securitization trusts have received the return for which they contracted. The investors and the securitization trusts have no recourse to the Corporation’s other assets for failure of debtors to pay when due. The Corporation’s retained interests are subordinate to investors’ interests. Their fair values are sensitive to changes in assumptions regarding credit, prepayment, and interest rate risks on the transferred financial assets. Changes in fair value based on different variations in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, as with jumbo residential mortgages, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

7.	Reserve for credit losses

For details of the reserve for credit losses, see the 2001, 2000 and 1999 columns of the “Credit loss reserve activity” table on page 46. The information in those columns is incorporated by reference into these Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS (continued)

8.	Premises and equipment

	Dec. 31,
	2001	2000
	(in millions)
Land	$23	$23
Buildings	295	292
Equipment (a)	606	492
Leasehold improvements	217	189

Subtotal	1,141	996
Accumulated depreciation and amortization	(510)	(434)

Total premises and equipment	$631	$562

(a)	Includes $105 million and $77 million, respectively, at Dec. 31, 2001 and 2000 for purchased and capitalized software.

The table above includes capital leases for premises and equipment at a net book value of $2 million at Dec. 31, 2001 and $2 million at Dec. 31, 2000.

Rental expense was $134 million, $112 million and $117 million, respectively, net of related sublease revenue of $15 million, $16 million and $19 million, in 2001, 2000 and 1999 respectively. Depreciation and amortization expense totaled $98 million, $69 million and $77 million in 2001, 2000 and 1999, respectively. Maintenance, repairs and utilities expenses totaled $99 million, $88 million and $88 million in 2001, 2000 and 1999, respectively.

As of Dec. 31, 2001, the Corporation and its subsidiaries are obligated under noncancelable leases with expiration dates through 2023. A summary of the future minimum rental payments under noncancelable leases, net of related sublease revenue totaling $64 million, is as follows: 2002—$155 million; 2003—$150 million; 2004––$159 million; 2005—$139 million; 2006—$119 million and 2007 through 2023—$432 million.

9.	Other assets

Other assets totaled $4.643 billion and $4.612 billion at Dec. 31, 2001, and Dec. 31, 2000, respectively. Included in other assets are: $1.450 billion and $1.320 billion, respectively, of corporate owned life insurance; $390 million and $613 million, respectively, of equity investments (including venture capital investments); $172 million and $230 million, respectively, of equity fund investments (including venture capital fund investments) and $236 million and $226 million, respectively, of joint ventures, minority interest, and other investments. In addition, other assets includes accounts, fees and interest receivable, prepaid expenses and miscellaneous other assets. The majority of the $236 million at Dec. 31, 2001 of investments in joint ventures, minority interest and other investments relates to operating joint ventures including, CIBC Mellon Global Securities Services Company, CIBC Mellon Trust Company, Russell/Mellon Analytical Services, Pareto Partners, Prime Advisors, Inc., and various Buck Consultants, Inc. joint ventures.

10.	Deposits

The aggregate amount of time deposits in denominations of $100,000 or greater was approximately $3.2 billion at Dec. 31, 2001, and $5.8 billion including discontinued operations at Dec. 31, 2000.

At Dec. 31, 2001, the scheduled maturity of time deposits for the years 2002 through 2006, and 2007 and thereafter are as follows: $3.295 billion, $24 million, $10 million, $18 million, $5 million and $9 million, respectively.

NOTES TO FINANCIAL STATEMENTS (continued)

11.	Revolving credit agreement

In 2001, the Corporation signed a one-year $300 million revolving credit agreement with several financial institutions that served as a support facility for commercial paper and for general corporate purposes. This facility will expire in the second quarter of 2002. The credit facility has several restrictions, including a minimum 6% Tier I ratio and a 1.30 maximum double leverage limitation. At Dec. 31, 2001, the Corporation was in compliance with all of the restrictions. There were no other credit facilities issued to subsidiaries of the Corporation at Dec. 31, 2001, or 2000. No borrowings were made under any facility in 2001 or 2000. Commitment fees totaled less than $1 million in each of the years 1999 through 2001.

12.	Notes and debentures (with original maturities over one year)

	Dec. 31,
	2001 (a)	2000
	(in millions)
Parent Corporation:
Floating Rate Senior Notes due 2002 (2.18% at Dec. 31, 2001, and 6.90% at Dec. 31, 2000)	$400	$400
6.375% Subordinated Debentures due 2010	342	341
5.75% Senior Notes due 2003	314	300
7.50% Senior Notes due 2005	325	300
6.70% Subordinated Debentures due 2008	247	247
6.00% Senior Notes due 2004	210	200
6 7/8% Subordinated Debentures due 2003	155	150
9 1/4% Subordinated Debentures due 2001	—	100
9 3/4% Subordinated Debentures due 2001	—	100
Medium-Term Notes, Series A, due 2001 (10.50% at Dec. 31, 2000)	—	5
6.375% Senior Notes due 2011 (b)	327	—
6.40% Subordinated Notes due 2011	304	—
Mellon Bank, N.A.:
7 3/8% Subordinated Notes due 2007	327	300
7% Subordinated Notes due 2006	317	306
6 1/2% Subordinated Notes due 2005	263	250
7 5/8% Subordinated Notes due 2007	252	253
6 3/4% Subordinated Notes due 2003	157	150
Medium-Term Bank Notes due 2002-2007 (1.40% to 8.55% at Dec. 31, 2001 and at Dec. 31, 2000)	105	118
Total unsecured notes and debentures (with original maturities over one year)	$4,045	$3,520

(a)	Amounts include the effect of fair value hedge adjustments.
(b)	Amount was translated into U.S. dollars on a basis of U.S. $1.45 to £1, the rate of exchange on Dec. 31, 2001.

In May 2001, the Corporation issued $300 million of 6.4% subordinated notes maturing in 2011. In November 2001, the Corporation issued $321 million of 6.375% Sterling denominated Senior Notes maturing in 2011. The proceeds from these issuances were used for general corporate purposes.

The Mellon Bank, N.A. notes are subordinated to obligations to depositors and other creditors. Any senior medium-term bank notes are subordinated to depositors and are on a par with other creditors of Mellon Bank, N.A.

The aggregate amounts of notes and debentures that mature during the five years 2002 through 2006 for the Corporation are as follows: $409 million, $629 million, $215 million, $668 million and $317 million, respectively. The aggregate amounts of notes and debentures that mature during the five years 2002 through 2006 for Mellon Financial Corporation (parent corporation) are as follows: $400 million, $470 million, $210 million, $325 million and $0 million, respectively.

NOTES TO FINANCIAL STATEMENTS (continued)

13.	Guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures (trust-preferred securities)

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

	Stated maturity	Payable	Liquidation preference per security	Balances at Dec. 31,
				2001 (a)	2000
			(dollar amounts in millions, except per security amounts)
7.72% Series A	12/01/26	semiannual	$1,000.00	$494	$495
7.995% Series B	1/15/27	semiannual	$1,000.00	497	497

Total				$991	$992

(a)	Amounts include the effect of fair value hedge adjustments.

The securities were each issued for a face value of $500 million and are reported net of issuance costs in the table above. The securities are unsecured and subordinate to all senior debt (as defined) of the Corporation. The Series A and Series B securities are redeemable, in whole or in part, at the option of the Corporation on or after Dec. 1, 2006, and Jan. 15, 2007, respectively, or prior to those dates, in whole, within 90 days following receipt of a legal opinion that, due to a change in the tax laws or an administrative or judicial decision, there is a substantial risk that the tax deductibility of the interest could be disallowed (“tax event”) or the Corporation’s reasonable determination that, due to a change in law or administrative or judicial decision, there is a substantial risk that Tier I capital treatment could be disallowed (“capital treatment event”). The Series A and Series B securities are redeemable at 103.86% and 103.9975%, respectively, of the liquidation amounts, plus accrued distributions, during the 12-month periods beginning Dec. 1, 2006, and Jan. 15, 2007, respectively (the call dates). The redemption prices decline for the Series A and Series B securities by approximately 39 basis points and approximately 40 basis points, respectively, during each of the following 12-month periods, until a final redemption price of 100% of the liquidation amount is set for Dec. 1, 2016, and Jan. 15, 2017, respectively, and thereafter. If the securities are redeemed following a tax event or capital treatment event, the greater of 100% of the principal amount or the sum of the present value of the first redemption price plus the present value of interest payments from the redemption date to the call date will be paid.

NOTES TO FINANCIAL STATEMENTS (continued)

14.	Preferred stock

The Corporation has authorized 50 million shares of preferred stock, none of which was issued at Dec. 31, 2001, 2000, or 1999.

15.	Regulatory capital requirements

A discussion about the Corporation’s regulatory capital requirements for 2001 and 2000 is presented in the “Regulatory capital” section on pages 26 and 27 and is incorporated by reference into these Notes to Financial Statements.

16.	Noninterest revenue

The components of noninterest revenue for the three years ended Dec. 31, 2001, are presented in the “Noninterest revenue” table on page 15. That table, including through the “Total noninterest revenue” line, is incorporated by reference into these Notes to Financial Statements.

17.	Foreign currency and securities trading revenue

The Corporation’s trading activities involve a variety of financial instruments, including U.S. government securities, municipal securities, corporate bonds, equity securities and money market securities, as well as derivative instruments. A significant portion of the Corporation’s trading revenue is earned by structuring and executing derivative instruments for customers. The resulting risks are limited by entering into generally matching or offsetting positions. The Corporation also enters into positions in interest rate, foreign exchange, futures contracts and debt instruments based upon expectations of future market conditions. Unmatched positions are monitored through established limits. To maximize net trading revenues, the market–making and proprietary positions are managed together by product.

The results of the Corporation’s foreign currency and securities trading activities are presented, by class of financial instrument, in the table below.

	2001	2000	1999
	(in millions)
Foreign exchange contracts	$171	$162	$162
Debt instruments	6	13	12
Interest rate contracts	17	3	(1)

Total foreign currency and securities trading revenue (a)	$194	$178	$173

(a)
The Corporation recorded an unrealized loss of approximately $6 million at Dec. 31, 2001, an unrealized gain of approximately $3 million at Dec. 31, 2000, and an unrealized gain of less than $1 million at Dec. 31, 1999, related to securities held in the trading portfolio.

NOTES TO FINANCIAL STATEMENTS (continued)

18.	Income taxes

Income tax expense applicable to income from continuing operations before income taxes and the cumulative effect of a change in accounting principle consists of:

	Year ended Dec. 31,
	2001	2000	1999
	(in millions)
Current taxes:
Federal	$270	$276	$264
State and local	39	38	43
Foreign	28	41	14

Total current tax expense	337	355	321

Deferred taxes:
Federal	(97)	62	97
State and local	—	10	13
Foreign	(1)	—	—
Total deferred tax expense/(benefit)	(98)	72	110

Provision for income taxes	$239	$427	$431

In addition to amounts applicable to income before taxes, the following income tax (benefit) amounts were recorded in shareholders’ equity:

	2001	2000	1999
	(in millions)
Compensation expense for tax purposes in excess of amounts recognized for financial statement purposes	$(36)	$(49)	$(50)
Other comprehensive results	35	59	(98)

Total tax (benefit)	$(1)	$10	$(148)

The provision for income taxes was different from the amounts computed by applying the statutory federal income tax rate to income from continuing operations before income taxes and the cumulative effect of a change in accounting principle due to the items listed in the following table.

	2001	2000	1999
	(dollar amounts in millions)
Federal statutory tax rate	35%	35%	35%
Tax expense computed at statutory rate	$237	$414	$411
Increase (decrease) resulting from:
State and local income taxes, net of federal tax benefit	26	32	36
Amortization of goodwill	12	18	19
Tax exempt income	(31)	(25)	(23)
Other, net	(5)	(12)	(12)

Provision for income taxes	$239	$427	$431

Effective income tax rate	35.4%	36.1%	36.7%

NOTES TO FINANCIAL STATEMENTS (continued)

18.	Income taxes (continued)

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	2001	2000	1999
	(in millions)
Deferred tax assets:
Provision for credit losses and write-downs on real estate acquired	$135	$117	$111
Accrued expense not deductible until paid	180	111	153
Occupancy expense	68	67	71
Unrealized loss on securities available for sale	—	—	65
Other	175	48	32

Total deferred tax assets	558	343	432

Deferred tax liabilities:
Lease financing revenue	490	468	422
Unrealized gain on securities available for sale	47	—	—
Other	127	41	44

Total deferred tax liabilities	664	509	466

Net deferred tax liability	$106	$166	$34

The Corporation determined that it was not required to establish a valuation allowance for deferred tax assets because it is management’s assertion that the deferred tax assets are likely to be realized through a carryback to taxable income in prior years, future reversals of existing taxable temporary differences and, to a lesser extent, future taxable income.

Locations domiciled outside of the United States generated foreign pre-tax earnings of approximately $87 million in 2001, $85 million in 2000, and $56 million in 1999.

NOTES TO FINANCIAL STATEMENTS (continued)

19.	Earnings per share

Basic earnings per share (EPS) is computed by dividing net income by the weighted average number of common shares outstanding during the period, without considering any dilutive items. Diluted EPS is computed by dividing net income by the weighted average number of common shares and common stock equivalents for items that are dilutive, net of shares assumed to be repurchased using the treasury stock method. Common stock equivalents arise from the assumed conversion of outstanding stock options.

	Year ended Dec. 31,
	2001	2000	1999
	(dollar amounts in millions, except per share amounts; shares in thousands)
Basic earnings per share
Average shares outstanding	472,684	490,437	514,791

Income from continuing operations before cumulative effect of accounting change	$436	$756	$742
Cumulative effect of accounting change	—	—	(26)

Income from continuing operations	$436	$756	$716
Basic earnings per share from continuing operations before cumulative effect of accounting change	$.92	$1.54	$1.44
Cumulative effect of accounting change	—	—	(.05)

Basic earnings per share from continuing operations	$.92	$1.54	$1.39

Income from discontinued operations	$882	$251	$247
Basic earnings per share from discontinued operations	$1.87	$.51	$.48

Income before cumulative effect of accounting change	$1,318	$1,007	$989
Cumulative effect of accounting change	—	—	(26)

Net income	$1,318	$1,007	$963
Basic earnings per share before cumulative effect of accounting change	$2.79	$2.05	$1.92
Cumulative effect of accounting change	—	—	(.05)

Basic earnings per share	$2.79	$2.05	$1.87

Diluted earnings per share
Average shares outstanding	472,684	490,437	514,791
Common stock equivalents:
Stock options (a)	5,028	6,388	7,139
Other	—	—	56

Total	477,712	496,825	521,986

Income from continuing operations	$436	$756	$716
Diluted earnings per share from continuing operations before cumulative effect of accounting change	$.91	$1.52	$1.42
Cumulative effect of accounting change	—	—	(.05)

Diluted earnings per share from continuing operations	$.91	$1.52	$1.37

Income from discontinued operations	$882	$251	$247
Diluted earnings from discontinued operations per share	$1.85	$.51	$.48

Net income	$1,318	$1,007	$963
Diluted earnings per share before cumulative effect of accounting change	$2.76	$2.03	$1.90
Cumulative effect of accounting change	—	—	(.05)

Diluted earnings per share	$2.76	$2.03	$1.85

(a)
Options to purchase 3,905, 3,688, and 3,504 shares of common stock were not included in the computation of diluted earnings per common share because the options’ exercise prices were greater than the average market prices of the common shares for 2001, 2000 and 1999, respectively.

NOTES TO FINANCIAL STATEMENTS (continued)

20.	Comprehensive results

Comprehensive results are defined as net income, as currently reported, as well as unrealized gains and losses on assets available for sale, foreign currency translation adjustments and certain other items not currently included in the income statement.

Accumulated unrealized gain (loss), net of tax

	Dec. 31,
	2001		2000	1999
	(in millions)
Foreign currency translation adjustment, net of tax
Beginning balance	$(39)		$(16)	$(21)
Current-period change	(5)		(23)	5

Ending balance	$(44)		$(39)	$(16)

Unrealized gain (loss) on assets available for sale, net of tax
Beginning balance	$1		$(119)	$46
Current-period change	85		120	(165)

Ending balance	$86		$1	$(119)

Unrealized gain (loss) on cash flow hedges, net of tax (a)
Beginning balance	$—		N/A	N/A
Current-period change	(12	)(b)	N/A	N/A

Ending balance	$(12)		N/A	N/A

Total accumulated unrealized gain (loss), net of tax
Beginning balance	$(38)		$(135)	$25
Current-period change	68		97	(160)

Ending balance	$30		$(38)	$(135)

(a)	Includes discontinued operations.
(b)	Primarily relates to the cumulative effect of the adoption of the new derivative accounting standards discussed on page 34.

NOTES TO FINANCIAL STATEMENTS (continued)

20.	Comprehensive results (continued)

Tax effects allocated to each component of comprehensive results

	Before tax amount	Tax (expense)/ benefit	After tax amount
	(in millions)
Year ended Dec. 31, 1999:
Foreign currency translation adjustment	$(4)	$9	$5
Unrealized gain (loss) on assets available for sale:
Unrealized gain (loss) during the year	(253)	89	(164)
Less: Reclassification adjustments	(1)	—	(1)

Unrealized gain (loss)	(254)	89	(165)

Other comprehensive results	$(258)	$98	$(160)

Year ended Dec. 31, 2000:
Foreign currency translation adjustment	$(28)	$5	$(23)
Unrealized gain (loss) on assets available for sale:
Unrealized gain (loss) during the year	183	(64)	119
Less: Reclassification adjustments	1	—	1

Unrealized gain (loss)	184	(64)	120

Other comprehensive results	$156	$(59)	$97

Year ended Dec. 31, 2001:
Foreign currency translation adjustment	$(10)	$5	$(5)
Unrealized gain (loss) on assets available for sale:
Unrealized gain (loss) during the year	132	(47)	85
Less: Reclassification adjustments	—	—	—

Unrealized gain (loss)	132	(47)	85
Unrealized gain (loss) on cash flow hedges	(19)	7	(12)

Other comprehensive results	$103	$(35)	$68

NOTES TO FINANCIAL STATEMENTS (continued)

21.	Employee benefits

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

The tables below report the combined data of the funded and unfunded plans. The impact of divestitures shown below primarily relates to the Citizens transaction in 2001. The accumulated benefit obligation for the unfunded plans was $113 million at Dec. 31, 2001 and $103 million at Dec. 31, 2000.

	2001		2000
	Funded	Unfunded	Funded	Unfunded
	(in millions)
Change in benefit obligation
Benefit obligation at beginning of year	$788	$123	$690	$115
Service cost	33	2	34	3
Interest cost	59	9	53	8
Actuarial (gain)/loss	6	4	38	9
Divestitures	(70)	—	—	—
Benefits paid	(27)	(10)	(24)	(12)
Foreign currency exchange rate change	(2)	—	(3)	—

Benefit obligation at end of year	$787	$128	$788	$123

Change in plan assets
Fair value of plan assets at beginning of year	$1,802	$—	$1,751	$—
Return on plan assets	(112)	—	72	—
Divestitures	(71)	—	—	—
Employer contributions	12	—	8	—
Benefits paid	(27)	—	(24)	—
Foreign currency exchange rate change	(2)	—	(5)	—

Fair value of plan assets at end of year (a)	$1,602	$—	$1,802	$—

Reconciliation of funded status with financial statements
Funded status at Dec. 31	$815	$(128)	$1,014	$(123)
Unrecognized net transition (asset)/obligation	(4)	—	(7)	—
Unrecognized prior service cost	4	12	5	14
Unrecognized net actuarial (gain)/loss	7	15	(336)	12

Net amount recognized at Dec. 31	$822	$(101)	$676	$(97)

(a)
Includes 3 million shares of Mellon Financial Corporation common stock at Dec. 31, 2001 and Dec. 31, 2000. The Mellon Bank, N.A. retirement plan received approximately $2 million of dividends from Mellon Financial Corporation’s common stock in both 2001 and 2000.

	2001		2000		1999
	Funded	Unfunded	Funded	Unfunded	Funded	Unfunded
	(dollar amounts in millions)
Weighted-average assumptions as of Dec. 31
Discount rate	7.5%	7.5%	7.5%	7.5%	7.5%	7.5%
Expected return on assets	10.0	—	10.0	—	10.0	—
Rate of compensation increase	4.5	4.5	4.5	4.5	3.5	3.5

Components of net periodic benefit cost
Service cost	$33	$2	$34	$3	$34	$3
Interest cost	59	9	53	8	47	8
Expected return on plan assets	(181)	—	(163)	—	(141)	—
Amortization of transition asset	(2)	—	(2)	—	(2)	—
Amortization of prior service cost	1	2	2	2	2	5
Recognized net actuarial (gain)/loss	(41)	1	(39)	1	(23)	1
Gain on divestitures	(3)	—	—	—	—	—

Net periodic benefit cost	$(134)	$14	$(115)	$14	$(83)	$17

NOTES TO FINANCIAL STATEMENTS (continued)

21.	Employee benefits (continued)

	2001		2000
	Funded	Unfunded	Funded	Unfunded
	(in millions)
Amounts recognized in the balance sheet consist of:
Prepaid benefit cost	$822	$—	$676	$—
Benefit liability	—	(113)	—	(103)
Adjustment required to recognize minimum liability	—	12	—	6

Net amount recognized at Dec. 31	$822	$(101)	$676	$(97)

Long-Term Profit Incentive Plan

The Corporation has a Long–Term Profit Incentive Plan (1996) which provides for the issuance of stock options, stock appreciation rights, performance units, deferred cash incentive awards, shares of restricted stock and deferred share awards to officers and other key employees of the Corporation and its subsidiaries, as approved by the Human Resources Committee of the board of directors. Stock options may be granted at prices not less than the fair market value of the common stock on the date of grant. Options may be exercised during fixed periods of time from one year to 10 years from the date of grant. In the event of a change in control of the Corporation, as defined in the plan, these options will become immediately exercisable, unless otherwise provided in the option agreement. Total outstanding grants as of Dec. 31, 2001, 2000 and 1999 were 21,321,194; 21,192,097; and 22,379,349 shares, respectively. During 2001, 2000 and 1999, options for 5,098,753; 4,282,353; and 4,146,445 shares, respectively, were granted and options for 3,303,757; 4,678,503; and 5,748,027 shares, respectively, were exercised. At Dec. 31, 2001, 20,362,583 shares were available for grant. At Dec. 31, 2000, 24,711,670 shares were available for grant.

Included in the Dec. 31, 2001, 2000 and 1999, outstanding grants were options for 274,046; 692,788; and 1,171,782 shares, respectively, that become exercisable in full near the end of their 10-year terms, but the exercise dates may be accelerated to an earlier date by the Human Resources Committee of the board of directors, based on the optionee’s and the Corporation’s performance. The Corporation recognized $3 million of compensation expense for the acceleration of these options in 2000 and $16 million in 1999. There was no expense recorded in 2001.

Restricted stock and deferred share awards have also been issued and are outstanding under the Plan. These awards are discussed in the “Profit Bonus Plan, Mellon Incentive Compensation Plan and Restricted Stock Awards” section on page 81.

Stock Option Plans for Outside Directors

The Corporation’s stock option plans for outside directors provide for the granting of options for shares of common stock to outside directors, regional directors and advisory board members of the Corporation. The timing, amounts, recipients and other terms of the option grants are determined by the provisions of, or formulas in, the directors’ option plans. The exercise price of the options is equal to the fair market value of the common stock on the grant date. All options have a term of 10 years from the regular date of grant and become exercisable one year from the regular grant date. Directors elected during the service year are granted options on a pro rata basis to those granted to the directors at the start of the service year. In the event of a change in control of the Corporation, as defined in the Stock Option Plan for Outside Directors (2001), the options granted under that plan will become immediately exercisable. Total outstanding grants as of Dec. 31, 2001, 2000 and 1999, were 1,160,595; 1,207,511; and 1,304,123 shares, respectively. During 2001, 2000 and 1999, options for 86,484; 64,800; and 104,163 shares, respectively, were granted and options for 132,180; 158,112; and 293,152 shares, respectively, were exercised. At Dec. 31, 2001, options for 581,621 shares were available for grant. At Dec. 31, 2000, options for 166,885 shares were available for grant.

NOTES TO FINANCIAL STATEMENTS (continued)

21.	Employee benefits (continued)

Dreyfus Stock Option Plan

Dreyfus had a stock option plan prior to the August 1994 merger with the Corporation. Options granted under this plan were not exercisable within two years nor more than 10 years from the date of grant. Options for Dreyfus stock were automatically converted into options for the Corporation’s common stock on the merger date. Total outstanding grants as of Dec. 31, 2001, 2000 and 1999, were 85,400; 221,272; and 336,508 shares, respectively. No options were granted in 2001, 2000 and 1999. No further options will be granted under this plan. Options for 109,648; 115,236; and 84,668 shares were exercised in 2001, 2000 and 1999, respectively.

Summary

The table below summarizes stock option activity for the Long-Term Profit Incentive Plan, the Stock Option Plans for Outside Directors and the Dreyfus Plan. Requirements for stock option shares can be met from either unissued or treasury shares. All shares issued in 2001, 2000 and 1999 were from treasury shares.

Stock option activity	Shares subject to option	Average exercise price
Balance at Dec. 31, 1998	26,840,822	$17.16
Granted	4,250,608 (a)	35.00
Exercised	(6,125,847)	13.65
Forfeited	(945,603)	26.61

Balance at Dec. 31, 1999	24,019,980	20.84
Granted	4,347,153 (a)	40.04
Exercised	(4,951,851)	14.08
Forfeited	(794,402)	32.78

Balance at Dec. 31, 2000	22,620,880	25.59
Granted	5,185,237 (a)	39.28
Exercised	(3,545,585)	17.91
Forfeited	(1,693,343)	37.17

Balance at Dec. 31, 2001	22,567,189	$29.07

(a)	Using the Black-Scholes option pricing model, the weighted-average fair value of options granted in 2001, 2000 and 1999 was estimated at $12.03, $11.93 and $8.45 per share, respectively.

NOTES TO FINANCIAL STATEMENTS (continued)

21.	Employee benefits (continued)

The following table summarizes the characteristics of stock options outstanding under the Long-Term Profit Incentive Plan, the Stock Option Plans for Outside Directors and the Dreyfus Plan at Dec. 31, 2001.

Stock options outstanding at Dec. 31, 2001

	Outstanding			Exercisable (b)
Exercise price range	Shares	Average life (a)	Average exercise price	Shares	Average exercise price
$6.41-$9.72	2,393,929	2.1	$8.93	2,393,929	$8.93
$10.22-$13.25	3,265,446	4.1	11.95	3,265,446	11.95
$13.78-$28.94	2,077,559	5.3	21.85	2,077,559	21.85
$29.31-$33.50	2,150,611	7.1	31.16	1,623,105	30.64
$33.56-$35.13	2,014,654	6.7	34.34	1,908,014	34.35
$35.25-$38.38	2,991,236	7.6	35.60	1,850,206	35.55
$38.50-$38.88	3,674,039	9.5	38.50	—	—
$39.65-$40.25	2,664,624	8.6	40.25	887,893	40.25
$40.31-$50.88	1,335,091	9.1	44.11	28,550	45.42

	22,567,189	6.7	$29.07	14,034,702	$23.08

(a)	Average contractual life remaining in years.
(b)	At Dec. 31, 2000, 13,774,510 options were exercisable at an average exercise price of $18.37. At Dec. 31, 1999, 14,774,553 options were exercisable at an average exercise price of $14.11.

Broad-Based Employee Stock Options

In June 1999, the Corporation adopted its ShareSuccess Plan, a broad-based employee stock option plan covering full- and part-time benefited employees who are not participants in the Long-Term Profit Incentive Plan discussed previously. Effective June 15, 1999, 2000, and 2001 each full-time employee was granted an option to purchase 150 shares and each benefited part-time employee was granted an option to purchase 75 shares of the Corporation’s common stock. In addition, effective June 15, 2001, each non-benefited part-time employee was granted an option to purchase 75 shares of the Corporation’s common stock. The exercise price was equal to the stock price on the grant date. The options become exercisable after seven years, or at any time after one year from the grant date if the Corporation’s common stock closing market price equals or exceeds a predetermined price for 10 consecutive trading days. In the event of a change in control of the Corporation, as defined in the plan, these options become immediately exercisable, subject to certain conditions. All outstanding options expire 10 years after the grant date. On Nov. 10, 2000, the options granted on June 15, 1999, vested when the Corporation’s common stock closing market price met or exceeded $45 per share for the 10th consecutive trading day. The options granted in 2000 and 2001 have not yet vested and will vest, respectively, when the Corporation’s common stock closing market price meets or exceeds $50 and $60 per share for 10 consecutive trading days. The following table presents the activity in the ShareSuccess Plan during 2001, 2000 and 1999. All shares issued in 2001 and 2000 were from treasury shares. At Dec. 31, 2001, 3,310,230 shares were available for grant. However, the ShareSuccess Plan does not currently provide for additional annual grants following the 2001 grant. At Dec. 31, 2000, 5,073,675 shares were available for grant.

NOTES TO FINANCIAL STATEMENTS (continued)

21.	Employee benefits (continued)

Broad-based options	Shares subject to option	Average exercise price
Balance at Dec. 31, 1998	—	$—
Granted	3,197,625	33.67
Exercised	—	—
Forfeited	(290,775)	33.64

Balance at Dec. 31, 1999	2,906,850	33.67
Granted	3,051,585	37.00
Exercised	(706,710)	33.67
Forfeited	(907,110)	34.75

Balance at Dec. 31, 2000	4,344,615	35.78
Granted	3,247,200	44.00
Exercised	(385,795)	33.67
Forfeited	(1,483,755)	40.03

Balance at Dec. 31, 2001 (a)	5,772,265	$39.48

(a)
The exercise price for all options outstanding ranged from $33.63 to $44.00. The average remaining contractual life was 8.7 years for all options outstanding at Dec. 31, 2001. At Dec. 31, 2001, 1,160,195 shares were exercisable at an average share price of $33.67. At Dec. 31, 2000, 1,599,915 shares were exercisable at an average share price of $33.67. At Dec. 31, 1999, no shares were exercisable. Using the Black-Scholes option pricing model, the average fair value of options granted in 2001, 2000 and 1999 was estimated at $10.64, $9.01 and $7.20 per share, respectively.

Employee Stock Purchase Plan

In early 2001, the Corporation introduced an employee stock purchase plan (ESPP). All active employees of the Corporation and designated subsidiaries are eligible to participate. Participants purchase the Corporation’s common stock at 85% of its fair market value on either the first trading day or last trading day of each purchase period, whichever is lower. Purchase periods are three months. No charge to earnings is required with respect to this plan. In 2001, 497,159 shares were issued at prices ranging from $29.54 to $38.95. At Dec. 31, 2001, approximately 9.5 million shares were available for purchase.

Pro forma cost of stock options

The Black-Scholes option pricing model requires the use of subjective assumptions which can materially affect fair value estimates. Therefore, this model does not necessarily provide a reliable single measure of the fair value of the Corporation’s stock options or ESPP shares. The fair value of each stock option granted and ESPP share was estimated on the date of the grant using the following weighted-average assumptions for 2001, 2000 and 1999: (1) expected dividend yields ranging from 1.3% to 2.4%; (2) risk-free interest rates ranging from 3.7% to 6.2%; (3) expected volatility of 26% to 33%; and (4) expected lives of options ranging from 3.5 to 4.2 years.

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

Had the compensation cost for the Corporation’s stock-based compensation plans been determined in accordance with the fair value accounting provisions of FAS No. 123, net income from continuing operations, basic net income and diluted net income per common share from continuing operations for the years ended Dec. 31, 2001, 2000 and 1999, would have been as follows:

NOTES TO FINANCIAL STATEMENTS (continued)

21.	Employee benefits (continued)

Pro	forma net income from continuing operations

	2001	2000	1999
	(in millions, except per share amounts)
Net income:
As reported	$436	$756	$716
Pro forma	$393	$726	$696
Basic net income per common share:
As reported	$.92	$1.54	$1.39
Pro forma	$.83	$1.48	$1.35
Diluted net income per common share:
As reported	$.91	$1.52	$1.37
Pro forma	$.82	$1.46	$1.33

401(k) Retirement Savings Plan

Employees’ payroll deductions contributed into retirement savings accounts are matched by the Corporation’s contribution of common stock, at the rate of $.50 on the dollar, up to 6% of the employee’s annual base salary. Beginning in 2002, the Corporation’s matching contribution will increase to $.65 on the dollar. In 2001, 2000 and 1999, the Corporation recognized $21 million, $15 million and $14 million, respectively, of expense related to this plan and contributed 490,572; 381,056; and 383,425 shares, respectively. All shares contributed in 2001, 2000 and 1999 were issued from treasury stock. The plan held 12,276,161; 12,201,272; and 12,659,340 shares of the Corporation’s common stock at Dec. 31, 2001, 2000 and 1999, respectively.

Buck had a separate retirement savings plan in which employees’ payroll deductions were matched at a rate of between 75% and 100%. The match was up to 6% of the employees’ annual base salary with an annual maximum contribution per employee. Expense related to this plan was $5 million in 2000 and $6 million in 1999. Beginning in 2001, the Buck employees participated in the Mellon 401(k) plan described above.

Profit Bonus Plan, Mellon Incentive Compensation Plan and Restricted Stock Awards

Performance-based awards are made to key employees at the discretion of the Human Resources Committee of the board of directors. The granting of these awards is based upon the performance of the key employees and on the Corporation’s overall performance (or particular business line performance) in achieving its objectives. At the Committee’s election, awards may be paid in a lump sum or may be deferred and paid over a period of up to 15 years. Payouts were $54 million, $61 million and $46 million in 2001, 2000 and 1999, respectively, and can be in the form of cash, common stock, restricted stock or deferred share awards equivalent to restricted stock. The employee is generally prevented from selling or transferring restricted stock or deferred share awards for a three-year period, and except in certain circumstances the shares or units are forfeited if employment is terminated during that period. Restricted stock, under the Profit Bonus Plan, totaling 80,350, 146,450 and 121,900 shares, with a weighted-average market value on the date of grant of $38.70, $45.18 and $31.56 per share, was awarded for 2001, 2000 and 1999, respectively. In addition to the restricted stock awarded under the Profit Bonus Plan in 2001, 2000 and 1999, there were 1,238,988; 939,320; and 788,021 restricted shares awarded, respectively, to senior officers and various key employees with a weighted-average grant-date per share market value of $42.06; $35.26; and $34.11, respectively. Vesting of these shares is primarily related to performance and is expected to occur over a three-to-four-year period. Performance accelerated grants cliff-vest in full after seven years. In the event of a change in control of the Corporation, as defined in the plan, the restrictions on sale or transfer will immediately terminate. The total compensation expense recognized for these restricted shares was $14 million, $13 million and $8 million in 2001, 2000 and 1999, respectively. Total outstanding shares of restricted stock and deferred share awards as of Dec. 31, 2001, 2000 and 1999 were 2,829,385; 2,600,538 and 2,177,969, respectively.

NOTES TO FINANCIAL STATEMENTS (continued)

21.	Employee benefits (continued)

Employee Stock Ownership Plan

In 1989, an Employee Stock Ownership Plan was formed to hold certain shares of Mellon Financial Corporation common stock previously held in other defined contribution plans sponsored by the Corporation and its subsidiaries. At Dec. 31, 2001, 2000 and 1999, this plan held 218,826; 277,667; and 287,090 shares, respectively, of the Corporation’s common stock. The Corporation may make contributions to this plan from time to time. No contributions were made in 2001, 2000 or 1999.

Postretirement benefits other than pensions

The Corporation shares in the cost of providing managed care, Medicare supplement and/or major medical programs for employees who retired prior to Jan. 1, 1991. Employees who retired subsequent to Jan. 1, 1991, who were between the ages of 55 and 65 on Jan. 1, 1991, and who had at least 15 years of service were provided with a defined dollar supplement to assist them in purchasing health insurance. When these employees reached age 65, they became responsible for their own supplemental coverage. The cost of providing these benefits amounted to $5 million in 2001, $4 million in 2000 and $5 million in 1999. Early retirees who do not meet these age and service requirements are eligible to purchase health coverage at their own expense under the standard plans that are offered to active employees through COBRA. These benefits are provided through various insurance carriers whose premiums are based on claims paid during the year.

The following table sets forth the components of the costs and liability of the Corporation’s postretirement health care and life insurance benefits programs for current and future retirees.

	Accrued postretirement benefit cost			Accumulated postretirement benefit obligation			Unrecognized transition obligation
	2001	2000	1999	2001	2000	1999	2001	2000	1999
	(in millions)
Balance at Jan. 1	$56	$57	$54	$56	$51	$54	$(23)	$(24)	$(26)
Recognition of components of net periodic postretirement benefit costs:
Service cost	1	1	2	1	1	2	—	—	—
Interest cost	4	4	3	4	4	3	—	—	—
Amortization of:
Transition obligation	2	1	2	—	—	—	2	1	2
Gains/(losses)	(2)	(2)	(2)	—	—	—		—	—

	5	4	5	5	5	5	2	1	2
Actuarial gains/(losses) including a change in the discount rate	—	—	—	5	5	(5)	—	—	—
Divestitures	—	—	—	(4)	—	—	4	—	—
Benefit payments	(4)	(5)	(2)	(4)	(5)	(3)	—	—	—

Balance at Dec. 31	$57	$56	$57	$58	$56	$51	$(17)	$(23)	$(24)

Discount rates of 8.0% and 7.5%, respectively, were used to estimate the 2001 and 2000 net periodic post retirement benefit costs, and a rate of 7.5% was used to value the accumulated postretirement benefit obligations at both year-end 2001 and 2000. A health care cost trend rate was used to recognize the effect of expected changes in future health care costs. The future annual increase assumed in the cost of health care benefits was 5.75% for 2002 and was decreased gradually to 4.25% for 2005 and thereafter. The health care cost trend rate assumption may have a significant impact on the amounts reported. Increasing the assumed health care cost trend

NOTES TO FINANCIAL STATEMENTS (continued)

21.	Employee benefits (continued)

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

Under the first and currently more restrictive of the foregoing federal dividend limitations, the Corporation’s national and state member bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to Dec. 31, 2001, of up to approximately $765 million of their retained earnings of $1.616 billion at Dec. 31, 2001, less any dividends declared and plus or minus net profits or losses, as defined, earned between Jan. 1, 2002, and the date of any such dividend declaration.

The payment of dividends also is limited by minimum capital requirements imposed on all bank subsidiaries. The Corporation’s bank subsidiaries exceed these minimum requirements. The ability of state member and nonmember banks to pay dividends also is limited by state banking regulations. The bank subsidiaries declared dividends of $739 million in 2001, $979 million in 2000 (of which $944 million was paid to the parent corporation) and $784 million in 1999. The Federal Reserve Board and the OCC have issued additional guidelines that require bank holding companies and national banks to continually evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition.

The Federal Reserve Act limits extensions of credit by the Corporation’s bank subsidiaries to the Corporation and to certain other affiliates of the Corporation, and requires such extensions to be collateralized and limits the amount of investments by the banks in these entities. At Dec. 31, 2001, such extensions of credit and investments were limited to $406 million to the Corporation or any other affiliate and to $812 million in total to the Corporation and all of its other affiliates. Outstanding extensions of credit totaled $524 million at Dec. 31, 2001.

23.	Legal proceedings

Various legal actions and proceedings are pending or are threatened against the Corporation and its subsidiaries, some of which seek relief or damages in amounts that are substantial. These actions and proceedings arise in the ordinary course of the Corporation’s businesses and include suits relating to its lending, collections, servicing, investment, mutual fund, advisory, trust, custody, benefits consulting, shareholder services, cash management and other activities. Because of the complex nature of some of these actions and proceedings, it may be a number of years before such matters ultimately are resolved. After consultation with legal counsel, management believes that the aggregate liability, if any, resulting from such pending and threatened actions and proceedings will not have a material adverse effect on the Corporation’s financial condition.

NOTES TO FINANCIAL STATEMENTS (continued)

24.	Financial instruments with off-balance-sheet risk, derivative instruments and concentrations of credit risk

Off-balance-sheet risk

In the normal course of business, the Corporation becomes a party to various financial transactions that are not fully recorded on its balance sheet under GAAP. Because these transactions are not funded, they are not reflected on the balance sheet and are referred to as financial instruments with off-balance-sheet risk. The Corporation offers off-balance-sheet financial instruments to enable its customers to meet their financing objectives. Providing these instruments generates fee revenue for the Corporation. These off-balance-sheet instruments are subject to credit and market risk. The Corporation manages credit risk by dealing only with approved counterparties under specific credit limits and by monitoring the amount of outstanding contracts by customer and in the aggregate against such limits. Counterparty limits are monitored on an ongoing basis. Market risk arises from changes in the market value of contracts as a result of the fluctuations in interest and currency rates.

Financial	instruments with contract amounts that represent credit risk

	Dec. 31,
	2001	2000
	(in millions)
Commitments to extend credit:
Expire within one year	$14,794	$16,790
Expire within one to five years	9,296	11,537
Expire over five years	167	518

Total	24,257	28,845
Standby letters of credit and foreign and other guarantees (a)	2,989	4,259
Commercial letters of credit (b)	38	47
Custodian securities lent with indemnification against broker default of return of securities	43,898	41,917

(a)	Net of participations and cash collateral totaling $656 million and $258 million at Dec. 31, 2001, and 2000, respectively.
(b)	Net of participations and collateral totaling $12 million and $7 million at Dec. 31, 2001, and 2000, respectively.

Commitments to extend credit

The Corporation enters into contractual commitments to extend credit, normally with fixed expiration dates or termination provisions, at specific rates and for specific purposes. The majority of the Corporation’s commitments to extend credit are contingent upon customers meeting certain pre-established conditions of lending at the time of loan funding. Most of the Corporation’s commitments to extend credit include material adverse change clauses within the commitment contracts. These clauses allow the Corporation to deny funding a loan commitment if the borrower’s financial condition deteriorates during the commitment period, such that the customer no longer meets the pre-established conditions of lending. The Corporation’s maximum exposure to credit loss upon the occurrence of any event of default by the customer is represented by the contractual amount of the commitment to extend credit. Accordingly, the credit policies utilized in committing to extend credit and in the extension of loans are the same. Market risk arises on commitments to extend fixed rate loans if interest rates have moved adversely subsequent to the extension of the commitment or if required market spreads widen. The Corporation believes the market risk associated with commitments is minimal. Since many of the commitments are expected to expire without being drawn upon, the total contractual amounts do not necessarily represent future cash funding requirements. The amount and type of collateral obtained by the Corporation are based upon industry practice, as well as its credit assessment of the customer. Of the $24.3 billion of contractual commitments for which the Corporation has received a commitment fee or which were otherwise legally binding,

NOTES TO FINANCIAL STATEMENTS (continued)

24.	Financial instruments with off-balance-sheet risk, derivative instruments and concentrations of credit risk (continued)

approximately 61% of the commitments are scheduled to expire within one year, and approximately 99% are scheduled to expire within five years. Commitments to extend credit expiring over one year decreased $2.6 billion, or 22% at Dec. 31, 2001, compared to Dec. 31, 2000.

Letters of credit and foreign and other guarantees

There are two principal types of letters of credit—standby and commercial. The off-balance-sheet credit risk involved in issuing standby and commercial letters of credit is represented by their contractual amounts and is essentially the same as the credit risk involved in commitments to extend credit. The Corporation minimizes this risk by adhering to its written credit policies and by requiring security and debt covenants similar to those contained in loan agreements. The Corporation believes the market risk associated with letters of credit and foreign guarantees is minimal.

Standby letters of credit and foreign and other guarantees irrevocably obligate the Corporation to disburse funds to a third–party beneficiary if the Corporation’s customer fails to perform under the terms of an agreement with the beneficiary. Standby letters of credit and foreign and other guarantees are used by the customer as a credit enhancement and typically expire without being drawn upon.

Standby letters of credit and foreign and other guarantees

	Dec. 31,		Weighted-average years to maturity at Dec. 31,
	2001	2000	2001	2000
	(dollar amounts in millions)
Commercial paper and other debt	$287	$299.7		1.0
Tax-exempt securities	229	234	1.6	1.7
Bid- or performance-related	818	1,001.6		.5
Other	1,655	2,725.6		.5

Total standby letters of credit and foreign and other guarantees	$2,989	$4,259.7		.6

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

The Corporation currently enters into two types of agency securities lending arrangements—lending with and without indemnification. In securities lending transactions without indemnification, the Corporation bears no contractual risk of loss. For transactions in which the Corporation provides an indemnification, risk of credit loss occurs if the borrower defaults on returning the securities and the value of the collateral declines. Because the

NOTES TO FINANCIAL STATEMENTS (continued)

24.	Financial instruments with off-balance-sheet risk, derivative instruments and concentrations of credit risk (continued)

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

Derivative instruments used for trading activities (a)

	Dec. 31,
	2001		2000
	Notional amount	Credit risk	Notional amount	Credit risk
	(in millions)
Foreign currency contracts:
Commitments to purchase	$16,754	(b)	$13,511	(b)
Commitments to sell	17,016	(b)	13,751	(b)
Foreign currency option contracts purchased	4,877	$119	494	$77
Foreign currency option contracts written	5,977	—	493	—
Interest rate agreements (c):
Interest rate swaps	11,170	175	11,116	62
Options, caps and floors purchased	1,251	3	1,265	6
Options, caps and floors written	1,862	—	1,618	—
Futures and forward contracts	14,068	—	3,530	—
Other products	219	12	812	49

(a)	The amount of credit risk associated with these instruments is limited to the cost of replacing a contract in a gain position, on which a counterparty may default.
(b)	The combined credit risk on foreign currency contract commitments to purchase and sell was $378 million at Dec. 31, 2001, and $576 million at Dec. 31, 2000.
(c)	The credit risk associated with interest rate agreements is calculated after considering master netting agreements.

Foreign currency contracts

Commitments to purchase and sell foreign currency facilitate the management of market risk by ensuring that, at some future date, the Corporation or a customer will have a specified currency at a specified rate. The Corporation enters into foreign currency contracts to assist customers in managing their currency risk and as part of its proprietary trading activities. The notional amount of these contracts at Dec. 31, 2001, was $16.8 billion of contracts to purchase and $17.0 billion of contracts to sell. The notional amount does not represent the actual market or credit risk associated with this product. Market risk arises from changes in the market value of contractual positions caused by movements in currency rates. The Corporation limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk relates to the ability of the Corporation’s counterparty to meet its obligations under the contract and includes the estimated aggregate replacement cost of those foreign currency contracts in a gain position. Replacement cost totaled approximately $378 million and $576 million at Dec. 31, 2001 and 2000, respectively, and is recorded on the balance sheet. There were no settlement or counterparty default losses on foreign currency contracts in 2001, 2000 or 1999. The Corporation manages credit risk by dealing only with approved counterparties under specific credit limits and by monitoring outstanding contracts by customer and in the aggregate against such limits. The future cash requirements, if any, related to foreign currency contracts are represented by the net contractual settlement between the Corporation and its counterparties.

NOTES TO FINANCIAL STATEMENTS (continued)

24.	Financial instruments with off-balance-sheet risk, derivative instruments and concentrations of credit risk (continued)

Foreign currency option contracts purchased and written

Foreign currency option contracts grant the contract purchaser the right, but not the obligation, to purchase or sell a specified amount of a foreign currency or other financial instrument during a specified period at a predetermined price. The Corporation acts as both a purchaser and seller of foreign currency option contracts. Market risk arises from changes in the value of contractual positions caused by actual and anticipated fluctuations in currency rates and interest rates. Market risk is managed by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk and future cash requirements are similar to those of foreign currency contracts. The estimated aggregate replacement cost of purchased foreign currency option contracts in gain positions was $119 million at Dec. 31, 2001, and $77 million at Dec. 31, 2000, and is recorded on the balance sheet. There were no settlement or counterparty default losses on foreign currency option contracts in 2001, 2000 or 1999.

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

The credit risk associated with interest rate swaps is limited to the estimated aggregate replacement cost of those agreements in a gain position. Replacement costs totaled $175 million at Dec. 31, 2001, and $62 million at Dec. 31 2000, and is recorded on the balance sheet. Credit risk is managed through credit approval procedures that establish specific lines for individual counterparties and limit credit exposure to various portfolio segments. Counterparty and portfolio outstandings are monitored against such limits on an ongoing basis. Credit risk is further mitigated by contractual arrangements with the Corporation’s counterparties that provide for netting replacement cost gains and losses on multiple transactions with the same counterparty. The Corporation has entered into collateral agreements with certain counterparties to interest rate swaps to further secure amounts due. The collateral is generally cash, U.S. government securities or mortgage pass-through securities guaranteed by the Government National Mortgage Association (GNMA). There were counterparty default losses on interest rate swaps of less than $1 million in 2001 and 1999 and no losses in 2000. Market risk arises from changes in the market value of contractual positions caused by movements in interest rates. The Corporation limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. The future cash requirements of interest rate swaps are limited to the net amounts payable under these swaps. At Dec. 31, 2001, 85% of the notional principal amount of interest rate swaps were scheduled to mature in less than five years.

Options, caps and floors

An interest rate option is a contract that grants the purchaser the right, but not the obligation, to either purchase or sell a financial instrument at a specified price within a specified period of time. An interest rate cap is a contract that protects the holder from a rise in interest rates beyond a certain point. An interest rate floor is a contract that protects the holder against a decline in interest rates below a certain point. The credit risk associated with options, caps and floors purchased was $3 million at year-end 2001 and $6 million at year-end 2000 and is recorded on the balance sheet. Options, caps and floors written do not expose the Corporation to credit risk. Market risk arises from changes in the market value of contractual positions caused by movements in interest rates. The Corporation limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions.

NOTES TO FINANCIAL STATEMENTS (continued)

24.	Financial instruments with off-balance-sheet risk, derivative instruments and concentrations of credit risk (continued)

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

For instruments that are traded on an organized exchange, the exchange assumes the credit risk that a counterparty will not settle and generally requires a margin deposit of cash or securities as collateral to minimize potential credit risk. The Corporation has established policies governing which exchanges and exchange members can be used to conduct these activities, as well as the number of contracts permitted with each member and the total dollar amount of outstanding contracts. Credit risk associated with futures and forward contracts is limited to the estimated aggregate replacement cost of those futures and forward contracts in a gain position and was less than $1 million at both Dec. 31, 2001, and Dec. 31, 2000. Credit risk related to futures contracts is substantially mitigated by daily cash settlements with the exchanges for the net change in the value of the futures contract. There were no settlement or counterparty default losses on futures and forward contracts in 2001, 2000 or 1999. Market risk is similar to the market risk associated with foreign currency option contracts. The future cash requirements, if any, related to futures and forward contracts are represented by the net contractual settlement between the Corporation and its counterparties.

Other products

Other products included $219 million and $812 million notional amount of equity options and total return swaps at Dec. 31, 2001, and Dec. 31, 2000, respectively. The Corporation enters into equity options to assist customers in managing market risk associated with equity positions that they hold. Total return swaps are used to minimize the risk related to investments in start-up mutual funds that are based on specific market indices. Market risk arises from changes in the market value of contractual positions caused by movements in the equity and bond markets. The Corporation limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk is limited to the estimated aggregate replacement cost of options in a gain position. Credit risk is managed by setting specific credit limits and by monitoring outstandings by customer and in the aggregate against such limits. The replacement cost of these products totaled $12 million at Dec. 31, 2001, and $49 million at Dec. 31, 2000.

Derivative instruments used for risk management purposes (a)

	Dec. 31,
	2001		2000
	Notional amount	Credit risk	Notional amount	Credit risk
	(in millions)
Interest rate swaps	$5,268	$90	$2,570	$34

(a)
The amount of credit risk associated with these instruments is limited to the cost of replacing a contract in a gain position, on which a counterparty may default. The credit risk associated with interest rate swaps is calculated after considering master netting agreements, which includes derivative instruments used for risk management purposes and derivative instruments used for trading activities.

NOTES TO FINANCIAL STATEMENTS (continued)

24.	Financial instruments with off-balance-sheet risk, derivative instruments and concentrations of credit risk (continued)

Interest rate swaps

The Corporation enters into interest rate swaps as part of its interest rate risk management strategy primarily to alter the interest rate sensitivity of its deposit liabilities, long-term debt and trust-preferred securities and loans. At Dec. 31, 2001, the Corporation used $5.268 billion notional amount of interest rate swaps for interest rate risk management purposes, compared with $2.570 billion notional amount at Dec. 31, 2000. The credit and market risk associated with these instruments is explained on page 87 under “Interest rate swaps.” The replacement cost of swap agreements in a gain position was $90 million and $34 million at Dec. 31, 2001, and 2000, respectively.

Concentrations of credit risk

The Corporation manages both on- and off-balance-sheet credit risk by maintaining a well-diversified credit portfolio and by adhering to its written credit policies, which specify general underwriting criteria as well as underwriting standards for specific industries and control credit exposure by borrower, counterparty, degree of risk, industry and country. These measures are regularly updated to reflect the Corporation’s evaluation of developments in economic, political and operating environments that could affect lending risks. The Corporation may adjust credit exposure to individual industries or customers through loan sales, syndications, participations and the use of master netting agreements when it has more than one transaction outstanding with the same customer. The amount of collateral, if any, obtained by the Corporation upon the extension of credit is based on industry practice as well as the credit assessment of the customer. The type and amount of collateral vary, but the form generally includes: accounts receivable; inventory; property, plant and equipment; other assets; and/or income-producing commercial properties with appraised values that exceed the contractual amount of the credit facilities by preapproved ratios. The maximum risk of accounting loss from on- and off-balance-sheet financial instruments with these counterparties is represented by their respective balance sheet amounts and the contractual or replacement cost of the off-balance-sheet financial instruments. The only significant credit concentration for the Corporation was the U.S. government, including its corporations and agencies, at Dec. 31, 2001, and 2000. Substantially all of this exposure consists of investment securities, securities available for sale and the related interest receivable and balances due from the Federal Reserve.

25.	Fair value of financial instruments

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

NOTES TO FINANCIAL STATEMENTS (continued)

25.	Fair value of financial instruments (continued)

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

The following methods and assumptions were used by the Corporation in estimating the fair value of its financial instruments at Dec. 31, 2001 and 2000.

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

Trading account securities, securities available for sale and investment securities

Trading account securities and securities available for sale are recorded at market value on the Corporation’s balance sheet, including amounts for derivative instruments held for trading activities. Market values of trading account securities, securities available for sale and investment securities generally are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, market value is estimated using quoted market prices for securities with similar credit, maturity and interest rate characteristics. The tables in note 4 present in greater detail the carrying value and market value of securities available for sale and investment securities at Dec. 31, 2001 and 2000.

Loans

The estimated fair value of commercial loans and certain consumer loans that reprice or mature in 90 days or less approximates their respective carrying amounts. The estimated fair value of loans that reprice or mature in more than 90 days is estimated using discounted cash flow analyses, adjusting where appropriate for prepayment estimates, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality and for similar maturities.

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

NOTES TO FINANCIAL STATEMENTS (continued)

25.	Fair value of financial instruments (continued)

Notes and debentures, and trust-preferred securities

The fair value of the Corporation’s notes and debentures, and trust-preferred securities is estimated using quoted market yields for the same or similar issues or the current yields offered by the Corporation for debt with the same remaining maturities.

Summary

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

	Carrying amount		Estimated fair value
	Dec. 31,		Dec. 31,
	2001	2000	2001	2000
	(in millions)
Investment securities (a)	$768	$1,022	$786	$1,027
Loans (b)	7,903	9,582	7,991	9,670
Reserve for credit losses (b)	(116)	(255)	—	—

Net loans	7,787	9,327	7,991	9,670
Other assets (c)	2,615	2,691	2,613	2,687
Fixed-maturity deposits (d)	3,361	4,746	3,362	4,742
Other funds borrowed (c)	476	248	476	249
Notes and debentures, and trust-preferred securities (a)	5,036	4,512	5,288	4,526

(a)	Market or dealer quotes were used to estimate the fair value of these financial instruments.
(b)
Excludes lease finance assets of $637 million and $644 million, as well as the related reserve for credit losses of $10 million and $7 million at Dec. 31, 2001 and 2000, respectively. Lease finance assets are not considered financial instruments as defined by FAS No. 107.

(c)	Excludes non-financial instruments.
(d)
Includes negotiable certificates of deposit, other time deposits and savings certificates. FAS No. 107 defines the estimated fair value of deposits with no stated maturity, which includes demand deposits and money market and other savings accounts, to be equal to the amount payable on demand. Therefore, the positive effect of the Corporation’s $17.354 billion and $16.350 billion of such deposits at Dec. 31, 2001 and 2000, respectively, is not included in this table.

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

Other derivative instruments

The estimated fair value of derivative instruments used for trading activities is equal to the on-balance-sheet carrying amount of these instruments. The estimated fair value of derivative instruments used for risk management purposes represents the estimated amount the Corporation would receive or pay to terminate the agreements, considering current interest and currency rates, as well as the current credit-worthiness of the counterparties. Derivative instruments are further discussed in note 24, “Financial instruments with off-balance-sheet risk, derivative instruments, and concentrations of credit risk.”

NOTES	TO FINANCIAL STATEMENTS (continued)

25.	Fair value of financial instruments (continued)

Estimated	fair value of commitments to extend credit, and standby letters of credit and foreign and other guarantees

	Dec. 31, 2001			Dec. 31, 2000
		Asset			Asset
	Contract amount	Carrying amount (a)	Estimated fair value	Contract amount	Carrying amount (a)	Estimated fair value
	(in millions)
Commitments to extend credit	$24,257	$4	$46	$28,845	$6	$59
Standby letters of credit and foreign and other guarantees	2,989	2	10	4,259	2	19

(a)	Represents the on-balance-sheet receivables or deferred income arising from these financial instruments.

Estimated fair value of derivative instruments used for trading activities

	Dec. 31, 2001			Dec. 31, 2000
	Notional principal amount	Asset (Liability)		Notional principal amount	Asset (Liability)
		Estimated fair value (a)	Average fair value		Estimated fair value (a)	Average fair value
	(in millions)
Foreign currency contracts	$33,770	$(10)	$18	$27,262	$26	$19
Foreign currency option contracts:
Options purchased	4,877	119	71	494	77	94
Options written	5,977	(116)	(70)	493	(79)	(94)
Interest rate swaps	11,170	67	39	11,116	15	(5)
Options, caps and floors	3,113	(7)	(4)	2,883	(2)	(2)
Futures and forward contracts	14,068	(27)	(21)	3,530	—	—
Other products	219	6	6	812	3	4

(a)	Recorded at fair value on the Corporation’s balance sheet.

Estimated fair value of derivative instruments used for risk management purposes

	Dec. 31, 2001		Dec. 31, 2000
	Notional principal amount	Asset (Liability)	Notional principal amount	Asset (Liability)
		Carrying amount/ estimated fair value		Carrying amount	Estimated fair value
(in millions)
Interest rate risk management instruments:
Interest rate swaps	$5,268	$109	$2,570	$(2)	$31

NOTES TO FINANCIAL STATEMENTS (continued)

26.	Mellon Financial Corporation (parent corporation)

Condensed Income Statement

	Year ended Dec. 31,
	2001	2000	1999
	(in millions)
Dividends from bank subsidiaries	$739	$944	$784
Dividends from nonbank subsidiaries	55	41	92
Interest revenue from bank subsidiaries	12	24	22
Interest revenue from nonbank subsidiaries	115	81	52
Other revenue	22	23	9

Total revenue	943	1,113	959

Interest expense on commercial paper	18	8	7
Interest expense on notes and debentures	137	145	134
Interest expense on trust-preferred securities	79	79	79
Other expense	64	36	32

Total expense	298	268	252

Income before income taxes and equity in undistributed net income of subsidiaries	645	845	707
Provision (benefit) for income taxes	(77)	(46)	(56)
Equity in undistributed net income:
Bank subsidiaries	736	(69)	47
Nonbank subsidiaries	(140)	185	153

Net income	$1,318	$1,007	$963

Condensed Balance Sheet

	Dec. 31,
	2001	2000
	(in millions)
Assets:
Cash and money market investments with bank subsidiary	$549	$441
Securities available for sale	189	—
Loans and other receivables due from nonbank subsidiaries	2,323	1,705
Other receivables due from bank subsidiaries	25	3
Investment in bank subsidiaries	3,501	4,762
Investment in nonbank subsidiaries	357	400
Other assets	333	277

Total assets	$7,277	$7,588

Liabilities:
Commercial paper	$8	$116
Other liabilities	172	185
Notes and debentures (with original maturities over one year)	2,624	2,143
Trust-preferred securities	991	992

Total liabilities	3,795	3,436

Shareholders’ equity	3,482	4,152

Total liabilities and shareholders’ equity	$7,277	$7,588

NOTES TO FINANCIAL STATEMENTS (continued)

26.	Mellon Financial Corporation (parent corporation) (continued)

Condensed Statement of Cash Flows

	Year ended Dec. 31,
	2001	2000	1999
	(in millions)
Cash flows from operating activities:
Net income	$1,318	$1,007	$963
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization	11	9	8
Equity in undistributed net income of subsidiaries	(596)	(116)	(207)
Net increase in accrued interest receivable	(7)	(7)	(2)
Deferred income tax (benefit) expense	(11)	(8)	3
Net increase (decrease) from other operating activities	69	133	(7)

Net cash provided by operating activities	784	1,018	758

Cash flows from investing activities:
Net (increase) decrease in short-term deposits with affiliated banks	(108)	55	(51)
Purchases of securities available for sale	(189)	—	—
Loans made to subsidiaries	(834)	(1,098)	(471)
Principal collected on loans to subsidiaries	251	428	308
Net capital returned from subsidiaries	2,164	644	679
Net decrease from other investing activities	(54)	(56)	(69)

Net cash provided by (used in) investing activities	1,230	(27)	396

Cash flows from financing activities:
Net (decrease) increase in commercial paper	(108)	28	(28)
Repayments of long-term debt	(205)	(205)	(200)
Net proceeds from issuance of long-term debt	630	298	398
Proceeds from issuance of common stock	77	90	70
Repurchase of common stock	(2,013)	(737)	(1,068)
Dividends paid on common stock	(388)	(421)	(403)
Net (decrease) increase from other financing activities	(7)	(44)	66

Net cash used in financing activities	(2,014)	(991)	(1,165)

Change in cash and due from banks:
Net change in cash and due from banks	—	—	(11)
Cash and due from banks at beginning of year	2	2	13

Cash and due from banks at end of year	$2	$2	$2

Supplemental disclosures
Interest paid	$237	$236	$220
Net income taxes refunded	63	119	3

NOTES TO FINANCIAL STATEMENTS (continued)

27.	Supplemental information to the Consolidated Statement of Cash Flows

Noncash investing and financing transactions that, appropriately, are not reflected in the Consolidated Statement of Cash Flows are listed below.

	Year ended Dec. 31,
	2001	2000	1999
	(in millions)
Net transfers to real estate acquired	$1	$7	$10
Purchase acquisitions (a):
Fair value of noncash assets acquired	424	101	—
Liabilities assumed	(40)	(70)	—
Common stock issued, from treasury, and notes payable	(164)	—	—

Net cash disbursed	220	31	—

(a)
Purchase acquisitions include: Standish, Ayer & Wood LLC, Eagle Investment Systems Corp., and Van Deventer & Hoch in 2001, and the remaining 50% interest in the Mellon Investor Services joint venture in 2000.

28.	International operations

Foreign activity includes loans and other revenue producing assets and transactions in which the customer is domiciled outside of the United States. Due to the nature of the Corporation’s foreign and domestic activities, it is not possible to precisely segregate between the foreign and domestically domiciled customers. As a result, it is necessary to make certain subjective assumptions. Net income from international operations is determined after internal allocations for taxes, expenses, and provision and reserve for credit losses. Expenses charged to international operations include those directly incurred in connection with such activities, as well as an allocable share of general support and overhead charges. International assets, revenue, income from international operations before income taxes and net income from international operations is shown in the table below.

Foreign and domestic total assets and results from continuing operations

	2001				2000				1999
	Total assets	Total revenue	Income before taxes	Net income	Total assets	Total revenue	Income before taxes	Net income	Total assets	Total revenue	Income before taxes	Net income
	(in millions)
Foreign	$5,791	$561	$90	$59	$4,616	$596	$99	$64	$3,127	$479	$58	$38
Domestic	28,569	3,494	585	377	29,596	3,661	1,084	692	27,770	3,933	1,115	678
Total	$34,360	$4,055	$675	$436	$34,212	$4,257	$1,183	$756	$30,897	$4,412	$1,173	$716

Note:
There were no individual foreign countries with assets or revenues in excess of 10% of total assets or revenues. The tax rate used for foreign activity is the estimated worldwide effective tax rate on foreign earnings of 35%.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Mellon Financial Corporation:

We have audited the accompanying consolidated balance sheets of Mellon Financial Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2001. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mellon Financial Corporation and subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

Pittsburgh, Pennsylvania
January 15, 2002

CORPORATE INFORMATION

Annual Meeting	The Annual Meeting of Shareholders will be held on the 10th floor of Two Mellon Center, 501 Grant Street, Pittsburgh, PA, at 10 a.m. on Tuesday, April 16, 2002.

Annual Report	The 2001 Annual Report is comprised of the 2001 Summary Annual Report and the 2001 Financial Annual Report.

Charitable Contributions	A report on Mellon’s comprehensive community involvement, including charitable contributions, is available online at www.mellon.com or by calling (412) 234-8680.

Corporate Communications/ Media Relations	Members of the media should direct inquiries to (412) 234-7157 or media@mellon.com.

Direct Stock Purchase and Dividend Reinvestment Plan
The Direct Stock Purchase and Dividend Reinvestment Plan provides a way to purchase shares of common stock directly from the Corporation at the market value for such shares. Nonshareholders may purchase their first shares of the Corporation’s common stock through the Plan, and shareholders may increase their shareholding by reinvesting cash dividends and through optional cash investments. Plan details are in a prospectus, which may be obtained from Mellon Investor Services by calling 1 800 205-7699 or by e-mailing shrrelations@melloninvestor.com.

Dividend Payments	Subject to approval of the board of directors, dividends are paid on Mellon’s common stock on or about the 15th day of February, May, August and November.

Electronic Deposit of Dividends
Registered shareholders may have quarterly dividends paid on Mellon’s common stock deposited electronically to their checking or savings account, free of charge. To have your dividends deposited electronically, please write by e-mail to shrrelations@melloninvestors.com or by mail to Mellon Investor Services, P.O. Box 3315, South Hackensack, NJ 07606. For more information, please call 1 800 205-7699.

Elimination of Duplicate Mailings
To eliminate duplicate mailings and help your company reduce expenses, please submit a written request, with your full name and address the way it appears on your account, by e-mail to shrrelations@melloninvestor.com or by mail to Mellon Investor Services, P.O. Box 3315, South Hackensack, NJ 07606. For more information, please call 1 800 205-7699.

Exchange Listing
Mellon’s common stock is traded on the New York Stock Exchange under the trading symbol MEL. Our transfer agent and registrar is Mellon Investor Services, P.O. Box 3315, South Hackensack, NJ 07606. For more information, please call 1 800 205-7699.

Form 10-K and Shareholder Publications
For a free copy of the Corporation’s Annual Report on Form 10-K or the quarterly earnings news release on Form 8-K, as filed with the Securities and Exchange Commission, please send a written request by e-mail to mellon_10-K/8–K@mellon.com or by mail to the Secretary of the Corporation, One Mellon Center, Room 4826, Pittsburgh, PA 15258-0001. The 2001 Annual Report, as well as Forms 10-K, 8-K, 10-Q, quarterly earnings and other news releases can be viewed at www.mellon.com.

Internet Access	Mellon: www.mellon.com
Mellon Investor Services: www.melloninvestor.com
See also Internet access for Principal Entities, pp. 23 – 24 of the 2001 Mellon Summary Annual Report.

Investor Relations	If you have questions regarding the Corporation’s financial performance, call (412) 234-5601.

Publication Requests/ Securities Transfer Agent
To request the annual report or quarterly information or to address issues regarding stock holdings, certificate replacement/transfer, dividends and address changes, call 1 800 205-7699 or visit www.melloninvestor.com.

Stock Prices	Current prices for Mellon’s common stock can be viewed at www.mellon.com.

Telecommunications Device for the Deaf (TDD) Lines	Mellon Investor Services TDD lines are 1 800 231-5469 (within the United States) and (201) 329-8354 (outside the United States).

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