Form 10-K, Exhibit 13
period 2002-12-31
MELLON FINANCIAL CORP
filed 2003-03-14
CIK 64782

Exhibit 13.1

[LOGO]

Financial Annual Report 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial port Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report

Mellon Financial Corporation

2002 Financial Annual Report

Mellon Financial Corporation

2002 Financial Annual Report

Table of Contents

Page No.
Financial Review
Financial Summary	2
Management’s Discussion and Analysis of Financial Condition
and Results of Operations:
Significant Financial Events	3
Results of Operations	5
Corporate Risk	39
Fourth Quarter 2002 Review	61
Selected Quarterly Data	62
Financial Statements and Notes
Consolidated Income Statement	64
Consolidated Balance Sheet	65
Consolidated Statement of Cash Flows	66
Consolidated Statement of Changes in Shareholders’ Equity	68
Notes to Financial Statements	69

Independent Auditors’ Report	120
Corporate Information	Inside Back Cover

Cautionary Statement

This Financial Annual Report contains statements relating to future results of the Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things: plans for joint ventures; reduction of positions and related expense savings; expected revenue enhancements and expense savings related to the Corporation’s LEAP program (Lifting Earnings and Performance); the impact on investment management fees of changes in the Standard & Poor’s 500 Index; the potential impact on revenue of the Corporation’s stated intention to reduce credit availability to the corporate and institutional marketplace; potential future venture capital losses and possible changes in the value of the portfolio; expected increases in health care and other benefits expense and insurance expense; lower assumptions for the expected return on pension plan assets and the discount rate on plan liabilities and rate of compensation increase and sensitivities to changes in those rates; levels of and expected significant reductions in pension credits; the impact of expensing stock options and intentions as to future grants; usage of accrued expenses; effective tax rates; intentions as to capital ratios of the Corporation and its banking subsidiaries and maintaining a minimum tangible shareholders’ equity to assets ratio; levels of common stock repurchases; uses of internal capital generation; the Corporation’s liquidity management objective and results of liquidity simulations; maturities of debt and derivative instruments; simulation of changes in interest rates; reclassification of items to interest expense; the value-at-risk for trading activities; credit exposure reserve appropriateness; the effects of recent accounting changes; possible consolidation of Three Rivers Funding Corp; amounts of contingent consideration payable for acquisitions; expected amortization expense; values of retained interests in securitizations and expected losses on securitized loans; 401(k) Plan contribution rates; and litigation results. These forward-looking statements, and other forward-looking statements contained in other public disclosures of the Corporation which make reference to the cautionary factors contained in this Report, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond the Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the ability to achieve, and the value of, the revenue enhancements and expense savings anticipated by management; levels of tax free income; changes in political and economic conditions; competitive product and pricing pressures within the Corporation’s markets; equity and fixed-income market fluctuations; the effects of the adoption of new accounting standards; personal and corporate customers’ bankruptcies; inflation; acquisitions and integrations of acquired businesses; technological change; changes in law; changes in fiscal, monetary, regulatory, trade and tax policies and laws; monetary fluctuations; success in gaining regulatory approvals when required; success in the timely development of new products and services; interest rate fluctuations; consumer spending and saving habits; the uncertainties inherent in the litigation process; the effects of recent and any further terrorist acts and the results of the war on terrorism; as well as other risks and uncertainties detailed elsewhere in this Financial Annual Report. Such forward-looking statements speak only as of the date on which such statements are made, and the Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

Mellon Financial Corporation (and its subsidiaries)

FINANCIAL SUMMARY

(dollar amounts in millions, except per share amounts or unless otherwise noted)

	2002	2001 (a)	2000 (a)	1999 (a)	1998 (a)
Year ended Dec. 31
Total fee and other revenue	$3,622	$2,747	$2,902	$2,864	$2,716
Net gain from divestitures	—	—	—	127	—
Gains on sales of securities	59	—	—	—	1
Net interest revenue	610	574	550	579	642
Provision for credit losses	172	(4)	8	20	51
Total operating expense	3,126	2,650	2,261	2,377	2,363
Provision for income taxes	326	239	427	431	335

Income from continuing operations before cumulative effect of accounting change	$667	$436	$756	$742	$610
Cumulative effect of accounting change	—	—	—	(26)	—

Income from continuing operations	$667	$436	$756	$716	$610
Income from discontinued operations (net of tax)	15	882	251	247	260

Net income	$682	$1,318	$1,007	$963	$870
Per common share – diluted:
Continuing operations	$1.52	$.91	$1.52	$1.37	$1.13 (b)
Discontinued operations	.03	1.85	.51	.48	.49
Net income	$1.55	$2.76	$2.03	$1.85	$1.62 (b)
Selected key data – continuing operations
Return on common shareholders’ equity (c)	19.9%	11.7%	19.4%	16.6%	14.4%
Return on assets (c)	2.00%	1.33%	2.49%	2.22%	1.95%
Fee revenue as a percentage of fee and net interest revenue (FTE) (d)	85%	83%	84%	83%	81%
Trust and investment fee revenue as a percentage of fee and net interest revenue (FTE) (d)	70%	76%	65%	59%	52%
Efficiency ratio (e)	73%	79%	65%	68%	70%
Assets under management at year end (in billions)	$581	$592	$530	$488	$425
Assets under administration or custody at year end (in billions)	$2,276	$2,082	$2,267	$2,198	$1,903
S&P 500 Index at period end	880	1,148	1,320	1,469	1,229
Dividends paid per common share (f)	$.49	$.82	$.86	$.78	$.705
Dividends paid on common stock	$213	$388	$421	$403	$365
Closing common stock price per share at year end	$26.11	$37.62	$49.19	$34.06	$34.38
Market capitalization at year end	$11,248	$16,798	$23,941	$17,052	$18,007
Average common shares and equivalents outstanding – diluted (in thousands)	439,189	477,712	496,825	521,986	530,414

Capital ratios at year end
Common shareholders’ equity to assets:
Reported	9.37%	9.79%	8.24%	8.38%	8.90%
Tangible (g)	4.87	5.84	6.25	6.18	6.64
Tier I capital (h)	7.87	8.81	7.23	6.60	6.53
Total (Tier I plus Tier II) capital (h)	12.48	13.65	11.74	10.76	10.80
Leverage capital (h)	6.55	6.31	7.11	6.72	6.73

Average balances
Loans	$9,445	$9,843	$10,693	$13,672	$15,191
Interest-earning assets	22,931	23,529	21,741	23,400	22,581
Total assets	33,695	45,475	46,744	49,184	48,071
Deposits	19,010	17,560	16,469	16,778	16,677
Notes and debentures	4,238	3,751	3,478	3,424	2,992
Trust-preferred securities	987	974	991	991	991
Common shareholders’ equity	3,356	3,735	3,904	4,309	4,165
Total shareholders’ equity	3,356	3,735	3,904	4,309	4,190

(a)	In January 2002, the Corporation began to record customer expense reimbursements as revenue in accordance with a FASB staff announcement. The Corporation had historically reported expense reimbursements as a reduction of expenses. Also, in accordance with SFAS No. 144, the Corporation began to disclose gross assets and liabilities of discontinued operations instead of the net amount previously reported. Prior period amounts have been reclassified.
(b)	Calculated after deducting preferred stock dividends of $9 million in 1998.
(c)	Return on common shareholders’ equity on a net income basis for the years 2002 – 1998 was 20.3%, 35.3%, 25.8%, 22.4%, and 20.7% respectively. Return on assets on a net income basis for the years 2002 – 1998 was 2.03%, 2.90%, 2.15%, 1.96% and 1.81%, respectively. Ratios for prior periods include the amortization of goodwill.
(d)	See page 6 for the definition of fee revenue.
(e)	See page 16 for the definition of this ratio.
(f)	See page 3 for a discussion of the fourth quarter 2002 dividend increase.
(g)	See page 35 for the definition of this ratio.
(h)	Includes discontinued operations.

Note: Throughout this report, all calculations are based on unrounded numbers. FTE denotes presentation on a fully taxable equivalent basis.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SIGNIFICANT FINANCIAL EVENTS

Discontinued operations

As a result of the dispositions of all lines of business serving the retail consumer and small business/middle market classes of customers, discussed further in Note 4 of the Notes to Financial Statements (Notes), the Corporation is reporting its financial results using the discontinued operations method of accounting. In accordance with generally accepted accounting principles (GAAP), earnings, assets and liabilities of the discontinued businesses are shown separately in the income statement and balance sheet, respectively, for all periods presented, where applicable. Following the dispositions, the Corporation’s remaining lines of business serve two defined major classes of customers—high net worth individuals/families and large institutional customers.

The Corporation completed the conversion of customer deposit accounts and loans to Citizens Financial Group, Inc. (Citizens) during the third quarter of 2002. The Corporation had been administering these accounts under a transitional service agreement until Citizens was able to convert these accounts to its systems. This was the final step of a transition process that began following the completion of the sale in December 2001. As a result, at Dec. 31, 2002, there were no remaining assets or liabilities in discontinued operations. All information in this Financial Annual Report, including all supplemental information, reflects continuing operations unless otherwise noted.

Common dividend increase

In October 2002, the Corporation increased its quarterly cash dividend on the Corporation’s common stock by 8% to $.13 per common share.

Repurchase of common stock

The Corporation repurchased 20.4 million common shares during 2002 at an average price of $34.27 per share. At Dec. 31, 2002, an additional 2.0 million shares were available for repurchase under a 25 million share repurchase program authorized by the Board of Directors in November 2001. In October 2002, the Board of Directors authorized an additional repurchase program of up to 25 million shares of common stock. At Dec. 31, 2002, the Corporation’s common shares and equivalents totaled 432.9 million shares. See the “Capital” section beginning on page 35 for a discussion of the Corporation’s capital management practices.

Acquisition of Unifi Network, a subsidiary of PricewaterhouseCoopers

In January 2002, the Corporation acquired the Unifi Network, a subsidiary of PricewaterhouseCoopers, significantly increasing the capabilities of the Corporation’s human resource outsourcing and consulting businesses. Unifi’s human resource outsourcing business, comprised of about 2,100 employees, is part of Mellon HR Solutions, and its approximate 400-member human resource consulting business is part of Buck Consultants. Unifi, which generated $351 million in revenue for its fiscal year ended June 2001, was acquired in an all-cash transaction totaling approximately $285 million. Goodwill totaling $165 million was recorded in conjunction with this acquisition. Based in Fort Lee, N.J., Unifi also maintains offices in the New York Metropolitan area, as well as in Atlanta; Boston; Chicago; Cary, N.C.; Dallas; Los Angeles; Minneapolis; San Francisco; and Westport, Conn. The results for Unifi are included in the Human Resources Services sector.

SIGNIFICANT FINANCIAL EVENTS (continued)

Acquisition of HBV Capital Management

In July 2002, the Corporation acquired HBV Capital Management LLC, a New York- and London-based investment management company specializing in single-manager hedge funds. This acquisition added approximately $530 million to the Corporation’s assets under management. The transaction was an all cash deal, with initial consideration due at closing and further consideration contingent on HBV’s future performance. Upon closing, HBV was renamed Mellon HBV Alternative Strategies and operates as a Mellon Institutional Asset Management firm.

Acquisition of Henderson Global Investors’ private clients and charities asset management business

In August 2002, the Corporation acquired Henderson Global Investors’ private client and charities asset management business, which is branded Henderson Private Asset Management (HPAM). This acquisition added approximately $1.4 billion to the Corporation’s assets under management on behalf of high net worth individuals, private trusts and charities. The staff of HPAM transferred to Newton Investment Management Limited, the primary UK asset management subsidiary of the Corporation. Terms of the agreement were not disclosed. HPAM operates as part of the Corporation’s Institutional Asset Management sector.

Formation of joint venture with ABN AMRO Bank N.V.

On Dec. 31, 2002, the Corporation finalized an agreement with ABN AMRO Bank N.V. creating a 50/50 joint venture that formalized their marketing strategic alliance for global custody services that has been in existence since November 1998. The Corporation and ABN AMRO created a new, separately capitalized financial services company which will provide global custody and related services to clients worldwide, excluding North America, Japan and Australia. Domiciled in The Netherlands with a branch in London, the new company will employ approximately 300 people in The Netherlands and the United Kingdom and was named ABN AMRO Mellon Global Securities Services B.V. The joint venture will utilize the Corporation as its global custodian. The results of the joint venture operations will be recorded as part of the Corporation’s Asset Servicing sector using the equity method of accounting. A portion of the Corporation’s global custody operations will now be part of this joint venture. The impact on the Corporation’s revenue and expense, based on the fourth quarter 2002 annualized amounts, would be to reduce both reported revenue and expense by approximately $48 million each. Under the equity method of accounting, the Corporation’s share of net results of the venture will be reported as trust and investment revenue. Mellon contributed €55 million, or $56 million of capital, to the joint venture.

In conjunction with entering into the joint venture, Mellon Bank, N.A. issued a “403 statement”. A 403 statement is a statutory guarantee under Dutch law providing that each parent company declares itself to be jointly and severally liable for the contractual obligations of the joint venture. Mellon Bank, N.A. and ABN AMRO have both issued a 403 statement; therefore they will each be jointly and severally liable together with the joint venture for contractual debt or damage claims against ABN AMRO Mellon Global Securities Services B.V.

Pending formation of joint venture with Shinsei Bank, Limited

In August 2002, the Corporation announced an agreement with Shinsei Bank, Limited to form a 50/50 joint venture investment advisory and trust company, subject to regulatory approval. The joint venture will focus on offering global and international asset management for Japanese pension funds. The joint venture will be located in Tokyo and is expected to begin operations in the second quarter of 2003. The results of the joint venture will be recorded as part of the Corporation’s Institutional Asset Management sector using the equity method of accounting.

RESULTS OF OPERATIONS

Summary of financial results

2002 compared with 2001

Consolidated net income for 2002 totaled $682 million, or $1.55 per share, including income from discontinued operations of $15 million, or $.03 per share, compared with $1.318 billion, or $2.76 per share, in 2001, which included income from discontinued operations of $882 million or $1.85 per share.

Income from continuing operations totaled $667 million, or $1.52 per share, in 2002, compared with $436 million, or $.91 per share in 2001. Continuing operations return on equity totaled 19.9% for 2002 compared with 11.7% for 2001. Core business sectors, as defined on page 20, had net income for 2002 of $729 million compared with $727 million in 2001. All results presented for 2001 include the amortization of goodwill. See Note 3 for comparative results excluding the amortization of goodwill in 2001.

Results for 2002 reflect continued weakness in the equity markets and the economy, which hindered the Corporation’s ability to generate revenue growth. Equity market levels at Dec. 31, 2002, as measured by the Standard and Poor’s 500 Index, were 23.4% lower than at Dec. 31, 2001. In addition, in the second quarter of 2002, a $160 million provision for credit losses was recorded, in large part, for credit exposure related to customers that have been associated with allegations of accounting irregularities. Due to the continued weakness in the economy, the Corporation identified additional cost savings opportunities that will result in a reduction of approximately 650 positions and, in 2003, savings of approximately $30 million. Severance expense of $18 million was recorded in the fourth quarter of 2002. This compares to a $30 million charge for severance expense recorded in the fourth quarter of 2001 associated primarily with Project LEAP (Lifting Earnings and Performance). The Corporation began implementation of its LEAP program in the third quarter of 2001, and it is expected to be fully implemented by the second quarter of 2003. The program is expected to result in $300 million pre-tax of revenue enhancements and expense savings.

2001 compared with 2000

Consolidated net income totaled $1.318 billion, or $2.76 per share, in 2001, which included income from discontinued operations of $882 million, or $1.85 per share, compared with $1.007 billion, or $2.03 per share, in 2000 which included income from discontinued operations of $251 million, or $.51 per share.

Income from continuing operations for 2001 totaled $436 million, or $.91 per share, compared with $756 million, or $1.52 per share in 2000. Continuing operations return on equity was 11.7% in 2001 compared with 19.4% for 2000. All results presented for 2001 and 2000 include the amortization of goodwill. See Note 3 for comparative results excluding the amortization of goodwill.

Results for 2001, which were impacted by weakness in the equity markets and the economy, included losses of $385 million for fair value adjustments of the venture capital investment portfolio and a $57 million loss on the disposition of loans, in addition to the $30 million severance expense discussed previously.

Discontinued operations - 2002, 2001 and 2000

See Note 4 for information on discontinued operations.

Critical accounting policies

Note 1 includes a summary of the Corporation’s significant accounting policies. Certain of these policies are considered to be critical to the presentation of the Corporation’s financial condition, since they require management to make numerous complex and subjective estimates and assumptions relating to amounts which are inherently uncertain. These policies, which were discussed with the Audit Committee of the Board of Directors, include accounting policies related to establishing the reserve for credit exposure, accounting for and valuing venture capital investments and accounting for pensions. For a discussion of the Corporation’s accounting policies relating to accounting for and valuing venture capital investments, see pages 33 and 34. For a discussion of the Corporation’s accounting policies relating to the reserve for credit exposure, see pages 54 and 55. For a discussion of the net periodic benefit credit for pensions and its sensitivity to changes in assumptions, see page 17. For a discussion of the Corporation’s accounting policies relating to pensions, see pages 99 and 100.

Noninterest revenue

(dollar amounts in millions, unless otherwise noted)	2002	2001 (a)	2000 (a)
Trust and investment fee revenue:
Investment management	$1,414	$1,375	$1,298
Human resources services (b)	1,020	691	436
Institutional trust and custody	479	392	442
Securities lending revenue	75	97	85

Total trust and investment fee revenue	2,988	2,555	2,261
Cash management revenue	285	239	202
Foreign exchange revenue	146	171	162
Securities trading revenue	37	23	16
Financing-related revenue	147	97	150
Equity investment revenue	(28)	(380)	78
Other	47	42	33

Total fee and other revenue	$3,622	$2,747	$2,902
Gains on the sales of securities	59	—	—

Total noninterest revenue	$3,681	$2,747	$2,902

Fee revenue as a percentage of fee and net interest revenue (FTE)	85%	83%	84%
Trust and investment fee revenue as a percentage of fee and net interest revenue (FTE)	70%	76%	65%

Market value of assets under management at year end (in billions)	$581	$592	$530
Market value of assets under administration or custody at year end (in billions)	$2,276	$2,082	$2,267

S&P 500 Index at year end	880	1,148	1,320

(a)	In January 2002, the Corporation began to record customer expense reimbursements as revenue in accordance with a Financial Accounting Standards Board (FASB) staff announcement. The Corporation had historically reported expense reimbursements as a reduction of expenses. Prior period amounts have been reclassified.
(b)	Amounts do not necessarily agree with those presented in Business Sectors on pages 19 and 28, which include revenue transferred between sectors under revenue transfer agreements. Additionally, sector amounts are reported on a fully taxable equivalent basis.

Note: For analytical purposes, the term “fee revenue,” as utilized throughout this Financial Annual Report, is defined as total noninterest revenue less gains on the sales of securities.

Noninterest revenue (continued)

Fee revenue

Reflecting the predominantly fee based nature of the Corporation’s lines of businesses, fee revenue totaled 85% of fee and net interest revenue, on a fully taxable equivalent basis, in 2002, compared with 83% in 2001. The major component of fee revenue, trust and investment fee revenue, totaled 70% of fee and net interest revenue, on a fully taxable equivalent basis, in 2002, compared with 76% in 2001. The 2001 percentages were impacted by the $385 million loss on venture capital investments and the $57 million loss on the disposition of loans, discussed further in the “equity investment revenue” and the “financing-related revenue” fee categories on pages 10 through 12.

Fee revenue increased to $3.622 billion in 2002 from $2.747 billion in 2001 due to acquisitions, lower equity investment losses and higher financing-related, cash management and securities trading revenue, partially offset by lower foreign exchange revenue. Acquisitions impacting the year over year increase included the July 2001 acquisition of Standish Mellon Asset Management, the November 2001 acquisition of Eagle Investment Systems and the January 2002 acquisition of Unifi Network. Fee revenue in 2001 was impacted by the loss on venture capital investments and by the loss on disposition of loans, both noted above. Trust and investment fee revenue increased to $2.988 billion from $2.555 billion primarily due to the acquisitions noted above. Excluding the impact of acquisitions, trust and investment fee revenue decreased approximately 2% as discussed further in the applicable fee categories below.

Investment management fee revenue

As shown in the following table, investment management fee revenue of $1,414 million increased $39 million, or 3%, in 2002 compared with 2001 due to the impact of acquisitions including the full-year impact of the Standish acquisition. Excluding the impact of acquisitions, investment management fee revenue decreased approximately 1% in 2002 compared with 2001, due to a lower level of institutional and private client assets under management which offset the impact of a higher level of proprietary mutual funds, as shown in the table on page 8. Declining equity markets were the principal factor as the Standard & Poor’s 500 Index decreased 23.4% compared to Dec. 31, 2001, while a key bond market benchmark, the Lehman Brothers Aggregate Bond Index, increased 10.3%. The Corporation estimates that a sustained (one year) 100 point change in the Standard & Poor’s 500 Index, when applied to the Corporation’s mix of assets under management, would result in a change of approximately $45 million to $60 million in investment management fees.

The largest category of investment management fees are fees from managed mutual funds, which are based upon the daily average net assets of each fund. As shown in the following table, managed mutual fund fees increased $34 million in 2002 compared with 2001 as a higher level of average proprietary money market mutual fund assets generated sufficiently higher fees to more than offset the decline in fees from equity mutual funds. The average net assets of proprietary mutual funds managed in 2002 were $197 billion, up $31 billion, or 18% from $166 billion in 2001 resulting from a $37 billion increase in average proprietary money market fund assets. Proprietary equity funds averaged $41 billion in 2002, a decrease of $8 billion, or 15%, compared with $49 billion in 2001. In 2002, total proprietary managed mutual funds generated 36 basis points on total average proprietary managed mutual funds, compared with 41 basis points in 2001, reflecting the shift in the mix from equities to money market funds in 2002. For 2002 and 2001, the Corporation generated 61 and 60 basis points on average equity mutual funds; 24 and 27 basis points on average proprietary money market funds; and 55 and 54 basis points on average proprietary bond and fixed income funds, respectively.

Noninterest revenue (continued)

Investment management fee revenue

(in millions)	2002	2001	2000
Managed mutual funds (a):
Equity funds	$252	$292	$331
Money market funds	310	249	179
Bond and fixed-income funds	143	134	121
Nonproprietary	39	35	37

Total managed mutual funds	744	710	668
Institutional	353	353	318
Private clients	317	312	312

Total investment management fee revenue	$1,414	$1,375	$1,298

(a)	Net of mutual fund fees waived and fund expense reimbursements of $40 million, $27 million and $33 million for 2002, 2001 and 2000, respectively.

Institutional investment management fees of $353 million in 2002 were unchanged from 2001 as acquisitions, primarily the full-year impact of Standish, offset the impact of market depreciation. Excluding the impact of acquisitions, institutional fees decreased 10% as market depreciation in assets under management more than offset net inflows.

Excluding the impact of acquisitions, private client fees were essentially flat as the revenue impact of net inflows from new business was offset by market depreciation.

The following tables show the composition of assets under management for each period as well as the factors impacting the changes in 2002 from 2001. As of Dec. 31, 2002, the market value of assets under management was $581 billion, an $11 billion, or 2%, decrease from $592 billion at Dec. 31, 2001. The $581 billion of assets managed were comprised as follows: 31% equities; 21% fixed income; 33% money market; 8% overlay and global fixed-income products; and 7% securities lending cash collateral. The decrease in 2002 compared with 2001 was primarily due to the declining equity markets, as net money market inflows of $16 billion and long-term inflows of $8 billion, were offset by market depreciation of $39 billion.

Market value of assets under management at year end

(in billions)	2002		2001	2000
Mutual funds managed:
Equity funds	$36		$47	$54
Money market funds	126		111	68
Bond and fixed-income funds	27		26	21
Nonproprietary	18	(a)	24	31

Total mutual funds managed	207		208	174
Institutional (b)	326	(a)	334	302
Private clients	48		50	54

Total market value of assets under management	$581		$592	$530

S&P 500 Index at year end	880		1,148	1,320

(a)	At Dec. 31, 2002, the combined market values of $18 billion of nonproprietary mutual funds and $326 billion of institutional assets managed, by asset type, were as follows: $90 billion equities, $24 billion balanced, $76 billion fixed income, $105 billion money market (which includes securities lending assets of $46 billion), and $49 billion in overlay and global fixed-income products for a total of $344 billion.
(b)	Includes assets managed at Pareto Partners of $32 billion at Dec. 31, 2002; $33 billion at Dec. 31, 2001; and $29 billion at Dec. 31, 2000. The Corporation has a 30% equity interest in Pareto Partners, which is accounted for under the equity method of accounting.

Noninterest revenue (continued)

Changes in market value of assets under management for 2002 - by Business Sector

(in billions)	Institutional Asset Management	Mutual Funds	Private Wealth Management	Asset Servicing (a)	Total
Market value of assets under management at Dec. 31, 2001	$332	$174	$45	$41	$592
Net inflows:
Long-term	5	2	1	—	8
Money market	1	15	—	—	16

Total net inflows	6	17	1	—	24
Net market depreciation	(22)	(11)	(6)	—	(39)
Acquisitions	1	1	2	—	4

Market value of assets under management at Dec. 31, 2002	$317	$181	$42	$41	$581

(a)	Represents securities lending assets. Revenue earned on these assets is reported in Securities lending revenue on the income statement.

Institutional trust and custody

Institutional trust and custody fees are dependent on a number of factors including the level of assets administered and under custody, the volume of transactions in the accounts, and the types and frequency of ancillary services provided to the customers such as performance analytics. Institutional trust and custody fee revenue of $479 million in 2002, increased $87 million compared with 2001 due to acquisitions, including the Eagle acquisition, and net new business. Excluding the impact of acquisitions, institutional trust and custody fees increased 3% in 2002 compared with 2001 primarily due to the impact of net new business. New customers conversions during 2002 totaled $148 billion. As shown in the following table, assets under administration or custody totaled $2.3 trillion at Dec. 31, 2002, compared with $2.1 trillion at Dec. 31, 2001. Excluding the impact of assets under administration at Unifi Network, the increase primarily resulted from net new custody business, which more than offset the impact of market depreciation.

Market value of assets under administration or custody at year end

(in billions)	2002	2001	2000
Market value of assets under administration or custody (a)(b)	$2,276	$2,082	$2,267

S&P 500 Index at period end	880	1,148	1,320

(a)	Includes $322 billion of assets at Dec. 31, 2002; $289 billion of assets at Dec. 31,2001; and $323 billion of assets at Dec. 31, 2000, administered by CIBC Mellon Global Securities Services, a joint venture between the Corporation and the Canadian Imperial Bank of Commerce. The market rate at the close of business was $.6339, $.6278 and $.6669 at Dec. 31, 2002, 2001 and 2000, respectively, for one Canadian dollar.
(b)	Assets administered by the Corporation under ABN AMRO Mellon Global Securities Services B.V., a joint venture of the Corporation and ABN AMRO, included in the table above, were $221 billion at Dec. 31, 2002. Assets administered by the Corporation under ABN AMRO Mellon, a previous strategic alliance of the Corporation and ABN AMRO, included in the table above were $130 billion at Dec. 31, 2001; and $95 billion at Dec. 31, 2000. The market rate at the close of business was $1.0462, $.8879 and $.9391 at Dec. 31, 2002, 2001 and 2000, respectively, for €1.

Securities lending revenue

Securities lending revenue totaled $75 million in 2002 compared with $97 million in 2001 as the effect of net new business in 2002 was offset by narrower margins due to fewer reductions in the federal funds rate in 2002. The average level of securities on loan totaled $57 billion in 2002 compared with $55 billion in 2001.

Noninterest revenue (continued)

Human resources services fee revenue

Human resources services fee revenue reflects revenue generated primarily by Buck Consultants, Mellon HR Solutions and Mellon Investor Services and totaled $1.020 billion in 2002, an increase of $329 million, from $691 million in 2001. The increase reflects the impact of the January 2002 acquisition of Unifi Network. Excluding the impact of acquisitions, human resources services fee revenue declined approximately 4%. Excluding the impact of acquisitions, Buck Consultants and Mellon HR Solutions fee revenue declined approximately 7% and 19%, respectively. The decline in Buck Consultants fee revenue reflected lower benefits consulting revenue, due principally to a slowdown in discretionary spending by large corporate and institutional customers in the second half of 2002. The decline in legacy Mellon HR Solutions fee revenue reflected lower benefit plan administration fees as a result of lower volumes due to fewer clients and plan participants. Mellon Investor Services fee revenue increased approximately 5% in 2002 due to increased volumes across a number of product lines including the core transfer agent business.

Cash management revenue

Cash management fee revenue of $285 million increased $46 million, or 19%, compared with 2001. This increase primarily resulted from higher volumes of electronic and corporate lockbox services and merchant card activity. Fee revenue also increased due to the declining interest rate environment which resulted in lower compensating balance earnings for those customers maintaining deposit balances in lieu of paying fees. Cash management fee revenue does not include revenue from customers holding compensating balances on deposits in lieu of paying cash fees. The earnings on these compensating deposit balances are recognized in net interest revenue.

Foreign exchange revenue

Foreign exchange revenue totaled $146 million in 2002, a $25 million or 14% decrease compared with 2001. This decrease was primarily due to lower levels of market volatility in major currencies and lower client volumes.

Securities trading revenue

Securities trading revenue totaled $37 million in 2002, a $14 million, or 59%, increase compared with 2001 primarily due to higher volumes.

Financing-related revenue

Financing-related revenue, which primarily includes loan commitment fees; letters of credit and acceptance fees; gains or losses on loan sales; and gains or losses on lease residuals totaled $147 million in 2002 compared with $97 million in 2001. Revenue in 2001 included a $57 million loss on the disposition of large corporate loans with relationships where there was little or no fee-based revenue or which were identified as part of the Corporation’s loan portfolio exits strategy. As also discussed in Net interest revenue on page 13, noninterest revenue could potentially be negatively impacted in 2003 by the Corporation’s stated intention to reduce credit availability to the corporate and institutional marketplace. In addition, noninterest revenue could potentially be negatively impacted if customers transfer business to other providers. However, it is not possible to quantify the impact at this time.

Equity investment revenue

Equity investment revenue includes realized and unrealized gains and losses on venture capital and non-venture capital investments. For a discussion of the Corporation’s accounting policies relating to venture capital investments see pages 33 and 34. Revenue from non-venture capital investments includes equity income from

Noninterest revenue (continued)

certain investments accounted for under the equity method of accounting and gains (losses) from other equity investments. The following table shows the components of equity investment revenue for 2002 and 2001.

Equity investment revenue - gain (loss)

(in millions)	2002	2001
Venture capital activity - realized and unrealized gain (loss)
Private and publicly held direct investments	$(55)	$(309)
Third party indirect funds	—	(76)

Total venture capital activity	(55)	(385)

Equity income and gains on the sale of other equity investments	27	5

Total equity investment revenue	$(28)	$(380)

The $55 million loss in 2002 and $385 million loss in 2001 from venture capital activity reflects the effect of the weak economic environment and deterioration in the equity markets. The majority of the Corporation’s venture capital investments are in companies that sell products or services to other companies, and as such have been significantly impacted by the slowdown in discretionary corporate spending, as well as from the general lack of venture capital funding. While factors vary from investment to investment, the prevalent factors applicable to the deterioration in the portfolio are revenues well below expectations, negative cash flows and, in many cases, cash positions, which without additional financing may not be sufficient to sustain the companies to a cash break-even position. Although the valuation adjustments result from a company by company review of the portfolio, continued deterioration in the external environment was also a contributing factor. Bankruptcies have been high relative to historical rates and industry-wide while investment volume in 2002 was near 2001 levels which were down by approximately two-thirds compared to 2000.

The $55 million loss in 2002 primarily resulted from valuation adjustments of companies in the technology and telecommunications sectors that the Corporation has risk rated in the “below expectations” and “declining” categories (see page 33 for a description of categories), as well as from negative valuation adjustments to reflect prices being realized in mergers and acquisitions of technology and telecommunications companies. In addition, a significant valuation adjustment was recorded on a publicly held printing software company in the second quarter of 2002. The $385 million loss in 2001 resulted from a $140 million loss in the second quarter, a $28 million loss in the third quarter and a $222 million loss in the fourth quarter. The loss in the second quarter of 2001 reflected the effects of a weakening economy and a general lack of venture capital funding. Losses were recorded on six private direct investments that, as a result of declining revenues and weak cash positions, were nearing bankruptcy. These companies were in the steel, chemical, information technology and temporary staffing sectors. Additional negative valuations were recorded against investments in companies in the technology and telecommunications sectors that were risk rated as “below expectations” and “declining.” The loss recorded in the third quarter of 2001 resulted from the continued economic decline that was exacerbated by the events of September 11. Valuation adjustments were recorded against investments in the technology and telecommunications sectors that were risk rated as “below expectations” and “declining.” The fourth quarter 2001 loss resulted from valuation adjustments in both the direct and indirect portfolios, particularly in the technology and telecommunications sectors. Revenues were well below expectations and the overall repercussions of the events of September 11 on the U.S. economy, while uncertain at the end of the third quarter, were clearly negative by year end 2001.

At Dec. 31, 2002, approximately 50% of the direct investment portfolio was risk rated as “superior” or “meets expectations”, the two best risk ratings, compared with approximately 30% at Dec. 31, 2001. However, continued weakness in the economy and further deterioration in the equity markets could result in additional losses in the future. See the table on page 34 for the 2002 year-to-date and life-to-date activity of the Corporation’s venture capital investments portfolio.

Noninterest revenue (continued)

Equity income and gains/(losses) on the sale of other equity investments totaled $27 million in 2002 compared with $5 million in 2001. The increase primarily resulted from higher gains on the sale of other equity investments and an increase in equity income.

Other revenue

Other revenue totaled $47 million in 2002, compared with $42 million 2001. The increase was due in part to a $23 million gain resulting from the resolution of indemnification issues and sales of remaining residential loans related to the 1999 sale of the Corporation’s mortgage business, partially offset by several factors including lower gains from asset sales.

Gains on sales of securities

The $59 million of gains on the sales of securities in 2002 resulted from the sale of $1.343 billion mortgage-backed investment securities in the Corporation’s securities available for sale portfolio. Given the decline in interest rates associated with the weak economy, these sales represent a repositioning of the Corporation’s mortgage-backed securities portfolio to protect against accelerated prepayments associated with lower rates. At Dec. 31, 2002, net unrealized gains remaining in the Corporation’s available for sale portfolio were $189 million, up from $133 million at Dec. 31, 2001.

Gross joint venture fee revenue (supplemental information)

The Corporation accounts for its interests in joint ventures under the equity method of accounting, with its share of the net results of $18 million, $17 million and $25 million, for 2002, 2001 and 2000, respectively, recorded primarily as trust and investment fee revenue. Gross joint venture fee revenue and expense are not included in the Corporation’s reported fee revenue and operating expense. The following table presents the components of gross joint venture fee revenue for informational purposes.

(in millions)	2002	2001	2000
Trust and investment gross joint venture fee revenue	$287	$278	$490
Foreign exchange gross joint venture fee revenue	18	22	25

Total gross joint venture fee revenue (a)	$305	$300	$515

(a)	This table does not include any results of the joint venture with ABN AMRO, which was formed on Dec. 31, 2002 and which will be accounted for under the equity method of accounting in 2003.

The decrease in trust and investment gross joint venture fee revenue in 2001 compared with 2000 resulted from the December 2000 purchase of the remaining 50% of Mellon Investor Services, formerly a 50-50 joint venture with The Chase Manhattan Corporation.

2001 compared with 2000

Fee revenue decreased to $2.747 billion in 2001 from $2.902 billion in 2000, primarily due to lower equity investment revenue and the loss on sale of loans, partially offset by the impact of acquisitions and revenue growth in most businesses. Acquisitions impacting the year-over-year comparison included the December 2000 acquisition of the remaining 50% interest in Mellon Investor Services and the July 2001 acquisition of Standish Mellon Asset Management. Fee revenue in 2001 was impacted by the loss on venture capital investments and by the loss on disposition of loans discussed previously. Fee revenue in 2000 included $37 million of revenue from a long-term mutual fund administration contract which expired in May 2000. Excluding the impact of acquisitions and the long-term mutual fund administration contract, trust and investment fee revenue was up

Noninterest revenue (continued)

approximately 2%. The equity markets at Dec. 31, 2001, as measured by the Standard & Poor’s 500 Index, decreased 13% compared with Dec. 31, 2000, while a key bond market benchmark, the Lehman Brothers Aggregate Bond Index, increased 8.4% compared with Dec. 31, 2000.

Net interest revenue

Net interest revenue includes the interest spread on interest-earning assets, loan fees, cash receipts and interest reversals on nonperforming loans, and revenue or expense on derivative instruments used for interest rate risk management purposes. Net interest revenue on a fully taxable equivalent basis totaled $622 million in 2002, up $40 million, or 7%, compared with $582 million in 2001. The net interest margin was 2.74% in 2002, up 26 basis points compared with 2.48% in 2001.

The increase in net interest revenue in 2002, compared with the prior year, primarily resulted from a higher net interest margin which more than offset a lower level of average interest-earning assets. Approximately $1.4 billion of low yielding money market investments were partially replaced by an approximate $700 million increase in higher yielding securities. See the following two pages for an analysis of the changes in volumes and rates affecting net interest revenue.

As a result of the Corporation’s stated intention to reduce credit availability to the corporate and institutional marketplace, it is expected that net interest revenue could be negatively impacted in 2003. In addition, noninterest revenue could potentially be negatively impacted if customers transfer business to other providers. It is not possible to quantify the impact on either net interest revenue or noninterest revenue at this time.

2001 compared with 2000

Net interest revenue on a fully taxable equivalent basis totaled $582 million in 2001, an increase of $27 million, or 5%, from $555 million in 2000, while the net interest margin decreased by 5 basis points to 2.48%. The increase in net interest revenue in 2001, compared with the prior year, primarily resulted from a higher level of interest-earning assets partially offset by a lower yielding asset mix. Average interest-earning assets increased $1.8 billion in 2001 compared with 2000, as a $3.1 billion increase in average securities and a $1.7 billion increase in average money market investments were partially offset by a $2.3 billion decrease in funds allocated to discontinued operations and an $850 million decrease in average loans. The decrease in funds allocated to discontinued operations reflects the sale of the leasing and asset-backed lending businesses, the Citizens transaction, the disposition of loans to middle market customers not included in the Citizens transaction, and the sale and securitization of jumbo mortgages.

Net interest revenue (continued)

CONSOLIDATED BALANCE SHEET—AVERAGE BALANCES AND INTEREST YIELDS/RATES

	2002
(dollar amounts in millions)	Average balance		Interest	Average yields/ rates
Assets
Interest-earning assets:
Interest-bearing deposits with banks (primarily foreign)	$1,870		$62	3.33%
Federal funds sold and securities under resale agreements	462		8	1.80
Other money market investments	116		3	2.16
Trading account securities	744		8	1.11
Securities:
U.S. Treasury and agency securities (a)	7,715		387	5.02
Obligations of states and political subdivisions (a)	400		28	6.87
Other (a)	1,814		120	6.63
Loans, net of unearned discount (a)	9,445		448	4.75
Funds allocated to discontinued operations	184		4	2.01

Total interest-earning assets	22,750		$1,068	4.70
Cash and due from banks	2,857
Premises and equipment	721
Customers’ acceptance liability	2
Net acquired property	2
Other assets of discontinued operations	206
Other assets (a)	7,131
Reserve for credit losses	(140)

Total assets	$33,529

Liabilities and shareholders’ equity
Interest-bearing liabilities:
Deposits in domestic offices:
Demand	$142		$4	2.61%
Money market and other savings accounts	6,471		83	1.29
Savings certificates	244		7	3.00
Other time deposits	770		15	1.95
Deposits in foreign offices	3,408		63	1.85

Total interest-bearing deposits	11,035		172	1.56
Federal funds purchased and securities under repurchase agreements	1,985		30	1.51
U.S. Treasury tax and loan demand notes	264		4	1.49
Term federal funds purchased	324		5	1.74
Commercial paper	41		1	1.58
Other funds borrowed	615		20	3.19
Notes and debentures (with original maturities over one year)	4,238		135	3.19
Trust-preferred securities	987		79	8.00
Funds allocated from discontinued operations	—		—	—

Total interest-bearing liabilities	19,489		$446	2.29
Total noninterest-bearing deposits	7,975	(b)
Acceptances outstanding	2
Other liabilities of discontinued operations	206
Other liabilities (a)	2,609

Total liabilities	30,281
Shareholders’ equity (a)	3,248

Total liabilities and shareholders’ equity	$33,529

Rates
Yield on total interest-earning assets				4.70%
Cost of funds supporting interest-earning assets				1.96

Net interest income/margin:
Taxable equivalent basis			$622	2.74%
Without taxable equivalent increments			610	2.68

Foreign and domestic components
Foreign interest-earning assets	$2,797		$27	95%
Domestic interest-earning assets	$19,953		$595	2.99

Consolidated interest-earning assets	$22,750		$622	2.74%

(a) Amounts and yields exclude adjustments to fair value and the related deferred tax effect required by SFAS No. 115.
(b) Noninterest-bearing deposits include $7.946 billion and $7.217 billion of domestic deposits, and $29 million and $23 million of foreign deposits in 2002 and 2001, respectively.

Note: Interest and average yields/rates were calculated on a taxable equivalent basis, at tax rates approximating 35%, using dollar amounts in thousands and actual number of days in the years, and are before the effect of reserve requirements. Loan fees, as well as nonaccrual loans and their related income effect, have been included

2001				2000			1999			1998
Average balance		Interest	Average yields/ rates	Average balance	Interest	Average yields/ rates	Average balance	Interest	Average yields/ rates	Average balance	Interest	Average yields/ rates
$2,493		$96	3.85%	$1,054	$60	5.68%	$803	$39	4.81%	$646	$33	5.11%
1,179		46	3.90	964	62	6.42	753	41	5.44	683	37	5.42
166		8	4.81	86	5	5.81	60	3	5.00	109	6	5.35
436		16	3.67	310	19	6.01	370	19	5.29	251	16	6.24
8,002		488	6.10	6,273	411	6.55	6,361	408	6.41	5,473	365	6.67
265		18	6.79	149	9	6.27	117	7	6.24	54	4	7.31
1,032		78	7.56	87	7	8.36	90	7	7.75	120	8	6.89
9,843		655	6.65	10,693	834	7.80	13,671	948	6.93	15,179	1,164	7.66
—		—	—	2,304	128	5.56	1,296	43	3.32	—	—	—

23,416		$1,405	6.00	21,920	$1,535	7.01	23,521	$1,515	6.44	22,515	$1,633	7.24
2,773				2,680			2,634			2,780
615				448			400			390
11				75			113			115
5				6			18			45
12,683				16,408			16,922			16,881
6,054				5,649			5,952			5,632
(194)				(270)			(324)			(357)

$45,363				$46,916			$49,236			$48,001

$169		$5	2.96%	$200	$7	3.50%	$212	$5	2.36%	$168	$4	2.38%
5,547		142	2.56	5,634	241	4.28	5,115	184	3.60	4,236	164	3.87
212		8	3.77	210	10	4.76	194	12	6.19	164	13	7.93
924		39	4.22	1,099	61	5.55	1,254	64	5.10	2,101	117	5.57
3,468		122	3.52	3,014	149	4.93	3,052	133	4.35	2,760	136	4.93

10,320		316	3.06	10,157	468	4.61	9,827	398	4.05	9,429	434	4.60
1,652		65	4.00	1,696	104	6.13	2,121	102	4.79	2,198	123	5.60
204		9	4.41	363	22	5.98	511	24	4.74	604	31	5.15
61		2	3.28	131	8	6.09	427	22	5.24	365	21	5.69
489		18	3.68	127	8	6.34	128	7	5.39	234	13	5.44
423		29	6.62	837	54	6.45	1,191	75	6.30	629	47	7.47
3,751		191	5.09	3,478	237	6.83	3,424	225	6.59	2,992	204	6.84
974		79	8.11	991	79	7.93	991	79	7.93	991	79	7.93
1,595		114	7.15	—	—	—	—	—	—	254	36	14.17

19,469		$823	4.23	17,780	$980	5.51	18,620	$932	5.01	17,696	$988	5.58
7,240	(b)			6,312			6,951			7,248
11				75			113			115
12,683				16,408			16,922			16,881
2,299				2,325			2,287			1,916

41,702				42,900			44,893			43,856
3,661				4,016			4,343			4,145

$45,363				$46,916			$49,236			$48,001

			6.00%			7.01%			6.44%			7.24%
			3.52			4.48			3.96			4.38

		$582	2.48%		$555	2.53%		$583	2.48%		$645	2.86%
		574	2.45		550	2.51		579	2.46		642	2.85

$3,658		$29.79%
$19,758		$553	2.80

$23,416		$582	2.48%

in the calculation of average yields/rates. Also, in January 2002, in accordance with SFAS No. 144, the Corporation began to disclose gross assets and liabilities of discontinued operations instead of the net amount previously reported. Prior periods have been reclassified.

Operating expense

(dollar amounts in millions)	2002	2001 (a)	2000 (a)
Staff expense:
Compensation	$1,319	$1,109	$949
Employee benefits (b)	149	75	57
Incentive	397	357	341

Total staff expense (b)	$1,865	$1,541	$1,347
Professional, legal and other purchased services	389	347	253
Net occupancy expense	246	219	185
Equipment expense	222	157	134
Business development	131	117	129
Communications expense	110	95	64
Amortization of goodwill	—	73	67
Amortization of other intangible assets	15	7	7
Other expense	148	94	75

Total operating expense	$3,126	$2,650	$2,261

Efficiency ratio (c)	73%	79%	65%

Average full-time equivalent staff (d)	24,100	21,300	20,900

(a)	In January 2002 the Corporation began to record customer expense reimbursements as revenue in accordance with a FASB staff announcement. The Corporation had historically reported expense reimbursements as a reduction of expenses. Prior year amounts have been reclassified.
(b)	Includes a pension credit of $97 million, $120 million and $101 million, respectively.
(c)	Operating expense, as a percentage of fee and net interest revenue, computed on a taxable equivalent basis, excluding gains on the sales of securities.
(d)	The increase in average full-time equivalent staff in 2002 compared with 2001 primarily resulted from the Unifi acquisition. Headcount totaled 22,500; 20,500; and 20,100 at Dec. 31, 2002, 2001 and 2000, respectively. Headcount amounts do not include the equivalent staff impact of temporaries, contractors, or overtime, which is included in average full-time equivalent staff.

Operating expense in 2002 increased to $3.126 billion from $2.650 billion in 2001, primarily due to acquisitions, higher health care and other benefits expense, a lower pension credit and higher insurance expense, partially offset by the required elimination of goodwill amortization in 2002 and lower severance expense. Excluding the effect of acquisitions and amortization of goodwill for 2001, operating expense increased approximately 4% in 2002 compared with 2001 due to the same factors discussed previously.

Due to the continued weakness in the economy, in the fourth quarter of 2002 the Corporation identified additional cost savings opportunities that will result in a reduction of approximately 650 positions and, in 2003, savings of approximately $30 million. These cost saving opportunities are in addition to those identified as part of Project LEAP (Lifting Earnings and Performance). Severance expense of $18 million pre-tax, or $12 million after-tax, was recorded in the fourth quarter of 2002. In the fourth quarter of 2001, the Corporation recorded $30 million of severance expense associated primarily with Project LEAP. The Corporation began implementation of its LEAP program in the third quarter of 2001, and it is expected to be fully implemented by the second quarter of 2003. The program is expected to result in $300 million pre-tax of revenue enhancements and expense savings. Of the $300 million, approximately 40% will be revenue enhancements and approximately 60% will be expense savings. In 2002, the Corporation achieved approximately $200 million of revenue enhancements and expense savings, of which approximately $65 million was achieved in the fourth quarter.

The Corporation currently expects that health care and other benefits expense and insurance expense will continue to increase while the pension credit will decrease in 2003 and beyond. The Corporation’s defined benefit pension plans are overfunded and have generated significant pension credits for the past several years. Realized and unrealized losses on plan assets in 2002 and 2001 combined with lower projected future returns will

Operating expense (continued)

result in a significantly reduced pension credit in 2003, and perhaps beyond as discussed below. See the discussion on pages 98 through 100 for a further discussion of the factors that affect pension expense.

The Corporation follows SFAS No. 87, “Employers’ Accounting for Pensions,” to calculate and record its net periodic benefit cost (credit) for pensions. The net periodic benefit cost (credit) is based primarily on three assumptions: the discount rate for plan liabilities; the expected return on plan assets; and the rate of compensation increase. Net credits of $97 million pre-tax in 2002, $120 million pre-tax in 2001 and $101 million pre-tax in 2000 were recorded for all funded and unfunded pension plans.

Reflecting decreases in the discount rate, the expected return on plan assets and the assumed rate of compensation increase and the decline in asset values of the Corporation’s plans from Dec. 31, 2001, to Dec. 31, 2002, the net periodic benefit credit is expected to decrease to approximately $30 million pre-tax for the year 2003, assuming no other changes in assumptions for the funded and unfunded plans. The assumptions used to calculate the estimated net periodic benefit credit for 2003 and its estimated sensitivities to a 50 bp change in assumptions are as follows:

Net periodic benefit credit

		Estimated sensitivities to a 50 bp increase or decrease in assumed rates
(dollar amounts in millions)	Rates for 2003	Increase (a)	Decrease (a)
Discount rate	6.75%	$(12)	$12

Expected return on assets	8.50%	$ (9)	$ 9

Rate of compensation increase	3.50%	$ 5	$(5)

(a)	Bracketed amounts indicate an increase in the pension credit.

2001 compared with 2000

Operating expense for 2001 totaled $2.650 billion, a $389 million, or 17%, increase compared with $2.261 billion in 2000. This increase was primarily due to acquisitions, the streamlining and other expenses discussed below, as well as expenses incurred in support of new business, higher transaction volumes and investments in technology.

Stock option expense

In the third quarter of 2002, the Corporation announced that beginning Jan. 1, 2003, the Corporation will expense the estimated fair value of stock options using the prospective method under transitional guidance provided in SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment.” Based on the number of options awarded in 2002, and on current market prices for the Corporation’s common stock and the current average shares and equivalents outstandings, expensing stock options is expected to reduce 2003 results by approximately $.02 per share and as permitted by the transitional guidance, gradually become larger as new awards are granted each year until the new treatment is fully reflected in 2006 in an amount of approximately $.09 per share. As a result of the decision to expense stock options beginning in 2003, it is possible that the number of options granted, as well as the terms and conditions of options granted in the future could be different from those granted previously.

Operating expense (continued)

Streamlining and other charges

As discussed previously, the Corporation initiated Project LEAP in 2001, a process that reviewed all aspects of the Corporation’s operations with the objective of improving productivity and redeploying investments to areas that held the best opportunities for future growth. A $62 million charge was recorded in the fourth quarter of 2001 associated in large part with improving productivity and consolidating operations, as well as for other expenses, as shown in the following table. Approximately $30 million of the charge was for planned severance actions recorded in staff expense, $16 million was for consultants used to help develop and administer the productivity initiatives and for conversion costs recorded in professional, legal and other purchased services. Of the remaining $16 million, the most significant component was for the settlement of a contractual dispute, recorded in other expenses. The reserve for the settlement of the contractual dispute was utilized for this matter in the fourth quarter of 2002. The following table shows the subsequent usage of these accruals and the expected time period when remaining accrued expenses will be used in the future.

Streamlining and other charges

(in millions)	Total accrued at Dec. 31, 2001	Expenditures and adjustments through Dec. 31, 2002	Expected expenditures in 2003
Benefit and severance programs	$30	$26	$ 4
Professional, legal and other purchased services	16	16	—
Other expenses	16	16	—

Total streamlining and other expenses	$62	$58	$ 4

Income taxes

The provision for income taxes from continuing operations totaled $326 million in 2002, compared with $239 million in 2001 and $427 million in 2000. The Corporation’s effective tax rate on income from continuing operations for 2002 was 32.8% compared with 35.4% in 2001 and 36.1% in 2000. Excluding the impact of the amortization of non-tax deductible goodwill, the effective tax rate on income from continuing operations was 32.6% for 2001 and 34.6% for 2000. It is currently anticipated that the effective tax rate will be approximately 33.5% in 2003.

Business sectors

(dollar amounts in millions, averages in billions; presented on an FTE basis) (a)	Institutional Asset Management			Mutual Funds			Private Wealth Management			Total Asset Management
	2002	2001	2000	2002	2001	2000	2002	2001	2000	2002	2001	2000
Revenue:
Fee and other revenue	$575	$546	$517	$544	$541	$562	$320	$327	$324	$1,439	$1,414	$1,403
Net interest revenue (expense)	(29)	(13)	(3)	7	1	(8)	208	165	125	186	153	114

Total revenue	546	533	514	551	542	554	528	492	449	1,625	1,567	1,517
Credit quality expense	—	—	—	—	—	—	—	1	1	—	1	1
Operating expense:
Amortization of goodwill	—	11	11	—	11	10	—	16	15	—	38	36
Other expense	474	386	343	339	328	326	277	254	233	1,090	968	902

Total operating expense	474	397	354	339	339	336	277	270	248	1,090	1,006	938

Income from continuing operations before taxes (benefits)	72	136	160	212	203	218	251	221	200	535	560	578
Income taxes (benefits)	27	53	62	85	82	89	89	82	76	201	217	227

Income (loss) from continuing operations	45	83	98	127	121	129	162	139	124	334	343	351
Income from discontinued operations after-tax (b)	—	—	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$45	$83	$98	$127	$121	$129	$162	$139	$124	$334	$343	$351

Average loans	$—	$—	$—	$—	$—	$—	$2.7	$2.3	$2.3	$2.7	$2.3	$2.3
Average assets (c)	$1.2	$0.9	$0.8	$0.7	$0.7	$0.7	$5.0	$4.8	$4.6	$6.9	$6.4	$6.1
Average deposits	$—	$—	$—	$—	$—	$—	$4.4	$4.2	$4.1	$4.4	$4.2	$4.1
Average common equity	$0.2	$0.2	$0.2	$0.4	$0.4	$0.3	$0.2	$0.2	$0.3	$0.8	$0.8	$0.8
Average Tier I preferred equity	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—

Return on common equity (d)	20%	37%	52%	31%	34%	40%	77%	61%	54%	40%	43%	47%
Pre-tax operating margin (d)	13%	26%	31%	38%	38%	39%	48%	45%	45%	33%	36%	38%

(dollar amounts in millions, averages in billions; presented on an FTE basis)(a)	Asset Servicing			Human Resources Servicing			Treasury Servicing			Total Corporate & Institutional Servicing
	2002	2001	2000	2002	2001	2000	2002	2001	2000	2002	2001	2000
Revenue:
Fee and other revenue	$634	$598	$538	$1,087	$733	$472	$370	$356	$306	$2,091	$1,687	$1,316
Net interest revenue (expense)	96	125	108	(26)	(12)	(7)	471	394	369	541	507	470

Total revenue	730	723	646	1,061	721	465	841	750	675	2,632	2,194	1,786
Credit quality expense	—	—	—	—	—	—	6	2	9	6	2	9
Operating expense:
Amortization of goodwill	—	6	6	—	11	8	—	13	12	—	30	26
Other expense	538	451	395	1,004	669	440	475	441	402	2,017	1,561	1,237

Total operating expense	538	457	401	1,004	680	448	475	454	414	2,017	1,591	1,263

Income from continuing operations before taxes (benefits)	192	266	245	57	41	17	360	294	252	609	601	514
Income taxes (benefits)	68	95	89	19	16	8	127	106	93	214	217	190

Income (loss) from continuing operations	124	171	156	38	25	9	233	188	159	395	384	324
Income from discontinued operations after-tax (b)	—	—	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$124	$171	$156	$38	$25	$9	$233	$188	$159	$395	$384	$324

Average loans	$—	$—	$—	$—	$—	$—	$5.3	$5.6	$6.6	$5.3	$5.6	$6.6
Average assets (c)	$4.4	$4.7	$4.6	$1.9	$1.0	$0.7	$11.5	$10.1	$10.1	$17.8	$15.8	$15.4
Average deposits	$3.4	$3.7	$3.5	$0.1	$0.1	$0.1	$9.8	$8.6	$7.3	$13.3	$12.4	$10.9
Average common equity	$0.5	$0.5	$0.4	$0.3	$0.2	$0.1	$1.0	$0.8	$0.9	$1.8	$1.5	$1.4
Average Tier I preferred equity	$—	$—	$—	$—	$—	$—	$0.2	$0.2	$0.3	$0.2	$0.2	$0.3

Return on common equity (d)	27%	37%	37%	14%	15%	10%	23%	22%	17%	22%	26%	23%
Pre-tax operating margin (d)	26%	37%	38%	5%	6%	4%	43%	39%	37%	23%	27%	29%

(a)	Results for 2001 and 2000 include the after-tax impact of the amortization of goodwill from purchase acquisitions.
(b)	Income from discontinued operations has not been allocated to any of the Corporation’s reportable sectors.
(c)	Where average deposits are in excess of average loans, average assets include an allocation of investment securities equal to such excess.
(d)	On a continuing operations basis.

- continued -

Business sectors (continued)

(dollar amounts in millions, averages in billions; presented on an FTE basis) (a)	Total Core Sectors			Other Activity			Consolidated Results
	2002	2001	2000	2002	2001	2000	2002	2001	2000
Revenue:
Fee and other revenue (b)	$3,530	$3,101	$2,719	$194	$(314)	$217	$3,724	$2,787	$2,936
Net interest revenue (expense) (c)	727	660	584	(105)	(78)	(29)	622	582	555

Total revenue	4,257	3,761	3,303	89	(392)	188	4,346	3,369	3,491
Credit quality expense	6	3	10	166	(7)	(2)	172	(4)	8
Operating expense:
Amortization of goodwill	—	68	62	—	5	5	—	73	67
Other expense	3,107	2,529	2,139	19	48	55	3,126	2,577	2,194

Total operating expense	3,107	2,597	2,201	19	53	60	3,126	2,650	2,261

Income from continuing operations before taxes (benefits)	1,144	1,161	1,092	(96)	(438)	130	1,048	723	1,222
Income taxes (benefits) (d)	415	434	417	(34)	(147)	49	381	287	466

Income (loss) from continuing operations	729	727	675	(62)	(291)	81	667	436	756
Income from discontinued operations after-tax (e)	—	—	—	—	—	—	15	882	251

Net income (loss)	$729	$727	$675	$(62)	$(291)	$81	$682	$1,318	$1,007

Average loans	$8.0	$7.9	$8.9	$1.4	$1.9	$1.8	$9.4	$9.8	$10.7
Average assets (f)	$24.7	$22.2	$21.5	$8.6	$10.6	$6.5	$33.7	$45.5	$46.7
Average deposits	$17.7	$16.6	$15.0	$1.3	$1.0	$1.4	$19.0	$17.6	$16.4
Average common equity	$2.6	$2.3	$2.2	$0.8	$1.4	$1.7	$3.4	$3.7	$3.9
Average Tier I preferred equity	$0.2	$0.2	$0.3	$0.8	$0.8	$0.7	$1.0	$1.0	$1.0

Return on common equity (g)	28%	32%	31%	N/M	N/M	N/M	20%	12%	19%
Pre-tax operating margin (g)	27%	31%	33%	N/M	N/M	N/M	24%	21%	35%

(a)	Results for 2001 and 2000 include the after-tax impact of the amortization of goodwill from purchase acquisitions.
(b)	Consolidated results include FTE impact of $43 million, $40 million and $34 million for 2002, 2001 and 2000, respectively.
(c)	Consolidated results include FTE impact of $12 million, $8 million and $5 million in 2002, 2001 and 2000, respectively.
(d)	Consolidated results include FTE impact of $55 million, $48 million and $39 million in 2002, 2001 and 2000, respectively.
(e)	Income from discontinued operations has not been allocated to any of the Corporation’s reportable sectors.
(f)	Where average deposits are in excess of average loans, average assets include an allocation of investment securities equal to such excess. Consolidated average assets include average assets of discontinued operations of $.4 billion, $12.7 billion and $18.7 billion for 2002, 2001 and 2000 respectively.
(g)	On a continuing operations basis.

N/M—Not meaningful

The Corporation’s business sectors reflect its management structure, the characteristics of its products and services, and the classes of customers to which those products and services are delivered. The Corporation’s lines of business serve two major classes of customers—high net worth individuals/families and large institutional customers. Lines of business that offer similar or related products and services to common or similar customer decision makers have been combined into six core business sectors. In addition, Other Activity, as discussed further on pages 31 through 34, consists of all activities not reported in the Corporation’s core business sectors. The results of the Corporation’s core business sectors are presented and analyzed on an internal management reporting basis. There is no intercompany profit or loss on intersector activity. The accounting policies of the business sectors are the same as those described in Note 1 on pages 69 through 77 except: fee and other revenue, net interest revenue and income taxes differ from the amounts shown in the Consolidated Income Statement because amounts presented in Business Sectors are on a taxable equivalent basis (FTE); and credit quality expense (revenue) for the core sectors is presented on a net charge-off basis. Capital is allocated to the business sectors to reflect management’s assessment of credit risk, market risk and operating risk using internal risk assessments and factors and, where appropriate, regulatory guidelines. While external benchmarks are considered in the allocation process, the capital allocations may not be representative of the capital levels that would be required if these sectors were nonaffiliated business units.

As a result of repositioning actions taken to sharpen its strategic focus in 2001 and the January 2002 acquisition of Unifi Network, the Corporation redefined its core business sectors into two overall reportable groups—Asset Management and Corporate & Institutional Services. The Asset Management group is comprised of the Institutional Asset Management, Mutual Funds and Private Wealth Management sectors. The Corporate & Institutional Services group is comprised of the Asset Servicing, Human Resources Services and Treasury Services sectors. Prior period results have been reclassified to reflect these repositioning actions. In addition, Business Sector information is reported on a continuing operations basis for all periods presented. See Note 4 for a discussion of discontinued operations.

Business sectors (continued)

Core Business Sectors—Summary

(dollar amounts in millions, presented on an FTE basis)	Total Revenue			Income Before Taxes (a)			Return on Equity (a)
	2002	2001	2000	2002	2001	2000	2002	2001	2000
Asset Management Group	$1,625	$1,567	$1,517	$535	$560	$578	40%	43%	47%
Corporate & Institutional Services Group	2,632	2,194	1,786	609	601	514	22%	26%	23%

Total Core Business Sectors	$4,257	$3,761	$3,303	$1,144	$1,161	$1,092	28%	32%	31%

(a)	Results for 2001 and 2000 include the impact of the amortization of goodwill from purchase acquisitions.

	% of Core Sector Revenue			% of Core Sector Income Before Taxes			Pre-tax Operating Margin (a)
	2002	2001	2000	2002	2001	2000	2002	2001	2000
Asset Management Group	38%	42%	46%	47%	48%	53%	33%	36%	38%
Corporate & Institutional Services Group	62%	58%	54%	53%	52%	47%	23%	27%	29%

Total Core Business Sectors	100%	100%	100%	100%	100%	100%	27%	31%	33%

(a)	Margins for 2001 and 2000 include amortization of goodwill. Excluding amortization of goodwill, ratios would have been 38%, 29% and 33%, respectively, for 2001 and 40%, 30% and 35%, respectively, for 2000.

Following is a discussion of the Corporation’s six core business sectors and Other Activity. In the tables that follow, the income statement amounts are presented in millions and are on an FTE basis, and the assets under management, administration or custody are period-end market values and are presented in billions. Where applicable, revenue and expense growth rates are reported excluding the estimated impact of acquisitions to improve period to period comparability. The operations of acquired businesses are integrated with the existing business sectors soon after acquisitions are completed. As a result of the integration of staff support functions, management of customer relationships and operating processes and the financial impact of funding the acquisitions, the impact of acquisitions on income before taxes cannot be accurately determined and therefore is not reported.

Asset Management Group

The Corporation’s Asset Management Group consists of those lines of business which offer investment management and wealth management services to large corporations, institutional customers and high net worth individuals aggregated into three business sectors—Institutional Asset Management, Mutual Funds and Private Wealth Management.

Asset Management Group—Summary

2002 vs. 2001	Total Revenue Growth (a)	Operating Expense Growth (a)(b)	Income Before Taxes Growth (b)
Institutional Asset Management	(10)%	3%	(51)%
Mutual Funds	2%	3%	(1)%
Private Wealth Management	6%	6%	6%
Total Asset Management Group	(1)%	4%	(11)%

(a)	Excludes the impact of acquisitions.
(b)	Excludes the amortization of goodwill in 2001.

Business sectors (continued)

Asset Management Group—Summary

2001 vs. 2000	Total Revenue Growth (a)	Operating Expense Growth (a)(b)	Income Before Taxes Growth (b)
Institutional Asset Management	(3)%	1%	(14)%
Mutual Funds	(2)%	1%	(6)%
Private Wealth Management	9%	8%	11%
Total Asset Management Group	1%	3%	(3)%

(a)	Excludes the impact of acquisitions.
(b)	Excludes the amortization of goodwill in 2001 and 2000.

Results for the Asset Management Group in 2002 compared with 2001 were impacted by acquisitions, primarily the July 2001 acquisition of Standish Mellon Asset Management, the December 2001 acquisition of NSP Buck and the July 2002 acquisition of HBV Capital Management, all of which are included in the Institutional Asset Management sector, and the October 2001 acquisition of Van Deventer and Hoch and the August 2002 acquisition of Weber Fulton & Felman, both of which are included in the Private Wealth Management sector. Excluding the impact of acquisitions and the amortization of goodwill in 2001, results for 2002 compared with 2001 reflect a 1% decline in revenue and a 4% increase in expenses. The decrease in revenue is due to the impact of market depreciation in assets managed and lower performance fees in the Institutional Asset Management sector. This decrease was partially offset by higher asset management fees in the Mutual Fund sector and higher net interest and other revenue in the Private Wealth Management sector. The expense increase primarily resulted from a higher level of operational errors in Institutional Asset Management, higher purchased services and insurance expense in the Mutual Fund sector and expense incurred to develop Pennsylvania-based wealth offices in Private Wealth Management following the Citizens transaction. Income before taxes decreased 11% compared with 2001, excluding the amortization of goodwill.

2001 compared with 2000

Results for the Asset Management Group in 2001 compared with 2000 were impacted by the July 2001 acquisition of Standish Mellon Asset Management, which is included in the Institutional Asset Management sector, as well as the October 2001 acquisition of Van Deventer and Hoch, which is included in the Private Wealth Management sector. Excluding the impact of acquisitions, revenue and expenses increased 1% and 3%, respectively. The increase in revenue primarily resulted from higher net interest revenue in the Private Wealth Management sector and higher performance fees from the Institutional Asset Management sector partially offset by the impact of the equity market conditions in 2001 on the Institutional Asset Management and Mutual Funds sectors. Equity market levels at Dec. 31, 2001 decreased 13% compared with Dec. 31, 2000. The increase in expense primarily resulted from higher staff and occupancy expense to support business growth. Income before taxes for the Asset Management Group overall decreased 3% compared with 2000, excluding the amortization of goodwill.

Business sectors (continued)

Institutional Asset Management

(income statement dollar amounts in millions, asset dollar amounts in billions)	2002	2001	2000	Growth rates (a)
				2002 vs. 2001	2001 vs. 2000
Trust and investment fee revenue	$561	$537	$510	5%	5%
Other fee revenue	14	9	7	46%	21%
Net interest revenue	(29)	(13)	(3)	N/M	N/M

Total revenue	546	533	514	2%	4%
Total operating expense	474	397	354	23%	13%

Income before taxes	72	136	160	(51)%	(14)%
Amortization of goodwill	—	11	11

Adjusted income before taxes	$72	$147	$171
Return on common equity (b)	20%	37%	52%
Pre-tax operating margin (b)	13%	26%	31%
Assets under management:
Total assets under management	$317	$332	$305	(5)%	9%
Plus: subadvised for other Mellon sectors	15	17	17

	332	349	322	(5)%	8%
Assets under administration or custody	$13	$6	$—	N/M	N/M
S&P 500 Index at period end	880	1,148	1,320	(23)%	(13)%

(a)	Growth rates exclude amortization of goodwill in 2001 and 2000.
(b)	Ratios include the amortization of goodwill in 2001 and 2000.

N/M—Not meaningful.

Institutional Asset Management is comprised of Mellon Institutional Asset Management, which consists of 15 individual asset management companies and joint ventures offering a broad range of equity, fixed income and liquidity management products; and Mellon Global Investments, which distributes investment management products internationally. The results of the Institutional Asset Management sector are primarily driven by the period end levels of assets managed as well as the mix of those assets, as shown in the tables on pages 8 and 9. Managed equity assets generate higher percentage fees than money market and bond assets. In addition, performance fees may be generated by the performance of the managed funds exceeding peer or equity markets benchmarks. Expenses associated with the Institutional Asset Management Sector are predominately driven by staffing costs and incentives. Incentives are directly associated with the performance of the individual asset management companies and new business generation.

The results for this sector in 2002 compared with 2001 were impacted by the July 2001 acquisition of Standish Mellon Asset Management, the December 2001 acquisition of NSP Buck and the July 2002 acquisition of HBV Capital Management. Excluding the impact of acquisitions and the amortization of goodwill in 2001, revenue decreased 10% and expenses increased 3% in 2002 over 2001. The decrease in revenue was due to the impact of market depreciation in assets managed, lower performance fees and lower net interest revenue. The 3% increase in expenses was influenced by a higher level of operational errors. Income before taxes decreased 51%, excluding the amortization of goodwill. Assets under management for this sector were $332 billion at Dec. 31, 2002, a 5% decrease compared with $349 billion at Dec. 31, 2001, reflecting the weakness in the equity markets which offset net inflows of $6 billion.

Business sectors (continued)

2001 compared with 2000

The results of the Institutional Asset Management sector for 2001 compared with 2000 were impacted by the July 2001 acquisition of Standish Mellon Asset Management. Excluding the impact of acquisitions and the amortization of goodwill, revenue for this sector in 2001 decreased 3% compared with 2000 and operating expenses over the same period increased 1%. Income before taxes decreased 14%, excluding the amortization of goodwill. The decrease in revenue reflected the impact of the equity market conditions in 2001. Assets under management at Dec. 31, 2001 were up 8% from Dec. 31, 2000, primarily due to the Standish Mellon acquisitions and net new business, which offset the effect of market depreciation.

Mutual Funds

(income statement dollar amounts in millions, asset dollar amounts in billions)	2002	2001	2000	Growth rates (a)
				2002 vs. 2001	2001 vs. 2000
Trust and investment fee revenue	$549	$538	$538	2%	—%
Other fee revenue	(5)	3	24	N/M	N/M
Net interest revenue	7	1	(8)	N/M	N/M

Total revenue	551	542	554	2%	(2)%
Total operating expense	339	339	336	3%	1%

Income before taxes	212	203	218	(1)%	(6)%
Amortization of goodwill	—	11	10

Adjusted income before taxes	$212	$214	$228
Return on common equity (b)	31%	34%	40%
Pre-tax operating margin (b)	38%	38%	39%
Assets under management	$181	$174	$135	4%	29%
Less: subadvised by other Mellon sectors	(17)	(22)	(23)

	164	152	112	8%	36%
S&P 500 Index at period end	880	1,148	1,320	(23)%	(13)%

(a)	Growth rates exclude amortization of goodwill in 2001 and 2000.
(b)	Ratios include the amortization of goodwill in 2001 and 2000.

N/M—Not meaningful.

Mutual Funds consists of all the activities associated with the Dreyfus/Founders complex of mutual funds. The results of the Mutual Fund sector are driven by average asset levels and the mix of assets managed. Generally, actively managed equity funds generate higher fees than fixed income funds, index funds and money market funds. In addition, results are impacted by sales of fee-based products such as fixed and variable annuities. Expenses are impacted by sales of long-term funds and fee-based products, asset levels of money market funds and the cost of advertising and marketing new and existing products.

Revenue for this sector increased $9 million, or 2%, compared with 2001, as a result of higher asset management fees from institutional money market funds and separately managed accounts, partially offset by lower revenue from equity funds reflecting the weakness in the equity markets. Operating expenses increased 3% over 2001 excluding the amortization of goodwill, primarily due to higher purchased services and insurance expense, partially offset by lower staff expense. Income before taxes decreased 1%, excluding the amortization of goodwill. Assets under management for this sector were $164 billion at Dec. 31, 2002, up $12 billion, or 8%, from $152 billion at Dec. 31, 2001 due to strong institutional money market flows which more than offset the impact of lower equity fund assets.

Business sectors (continued)

2001 compared with 2000

Revenue for this sector in 2001 compared with 2000 was down 2%, as fees from equity mutual funds declined due to weakened equity market conditions. Operating expenses were well controlled, increasing only 1%, excluding the amortization of goodwill. Income before taxes decreased 6%, excluding the amortization of goodwill. Assets under management increased $40 billion to $152 billion at Dec. 31, 2001 from $112 billion at Dec. 31, 2000, resulting from strong institutional money market flows which more than offset the impact of lower equity markets.

Private Wealth Management

(income statement dollar amounts in millions, asset dollar amounts in billions)	2002	2001	2000	Growth rates (a)
				2002 vs. 2001	2001 vs. 2000
Trust and investment fee revenue	$305	$312	$313	(3)%	-%
Other fee revenue	15	15	11	3%	36%
Net interest revenue	208	165	125	26%	32%

Total revenue	528	492	449	7%	10%
Credit quality expense	—	1	1	N/M	N/M
Total operating expense	277	270	248	9%	9%

Income before taxes	251	221	200	6%	11%
Amortization of goodwill	—	16	15

Adjusted income before taxes	$251	$237	$215
Return on common equity (b)	77%	61%	54%
Pre-tax operating margin (b)	48%	45%	45%

Total client assets at beginning of year	$74	$93	$96
Assets under management net inflows	1	1	2
Assets under administration or or custody net inflows (outflows)	1	(9)	(1)
Acquisitions	2	1	1
Market appreciation (depreciation)	(12)	(12)	(5)

Total client assets at end of year	$66	$74	$93	(11)%	(20)%

S&P 500 Index at period end	880	1,148	1,320	(23)%	(13)%

(a)	Growth rates exclude amortization of goodwill in 2001 and 2000.
(b)	Ratios include the amortization of goodwill in 2001 and 2000.

N/M—Not meaningful.

Private Wealth Management consists of investment management, wealth management and private banking services for high net worth individuals, including the activities of Mellon United National Bank in Florida. The results of the Private Wealth Management sector are driven by the level of assets managed and custodied as well as the mix of those assets and the level of activity in client accounts. Net interest revenue is determined by the level and spread of loans and deposits. Expense of this sector is driven by the staffing of the sales and service groups and related systems support groups.

The results for this sector compared with 2001 were impacted by the July 2001 acquisition of Standish Mellon, the October 2001 acquisition of Van Deventer and Hoch and the August 2002 acquisition of Weber Fulton & Felman. Excluding the impact of acquisitions, revenue increased 6%, reflecting higher net interest revenue and other revenue, partially offset by lower trust fees reflecting weakness in the equity markets. Excluding the impact of acquisitions and the amortization of goodwill in 2001, operating expense increased 6% primarily

Business sectors (continued)

resulting from expense incurred to develop wealth offices. Income before taxes increased 6%, excluding the amortization of goodwill. Client assets were $66 billion at Dec. 31, 2002, a decrease of 11% from Dec. 31, 2001, as market depreciation was partially offset by net inflows and the impact of acquisitions.

2001 compared with 2000

The results of the Private Wealth Management sector for 2001 compared with 2000 were impacted by the July 2001 acquisition of Standish Mellon and the October 2001 acquisition of Van Deventer and Hoch. Excluding the impact of acquisitions and the amortization of goodwill, revenue increased 9% over 2000 and expenses increased 8%. The increase in revenue resulted from higher net interest revenue, while the expense increase reflected higher staff and occupancy expense in support of business growth. Income before taxes was up 11%, excluding the amortization of goodwill. Client assets at Dec. 31, 2001 were down 20% from Dec. 31, 2000 due to market depreciation and net outflows of assets under custody.

Corporate & Institutional Services Group

The Corporation’s Corporate & Institutional Services Group consists of those lines of business which offer trust and custody and related services as well as services for investment managers; human resources consulting and outsourcing services; and treasury-related services to large corporations, institutions and governments and other not-for-profit entities. Those lines of business have been aggregated into three business sectors—Asset Servicing, Human Resources Services and Treasury Services.

Corporate & Institutional Services Group—Summary

2002 vs. 2001	Total Revenue Growth (a)	Operating Expense Growth (a)(b)	Income Before Taxes Growth (b)
Asset Servicing	(4)%	7%	(29)%
Human Resources Services	-%	2%	9%
Treasury Services	12%	8%	17%

Total Corporate & Institutional Services Group	3%	5%	(4)%

(a)	Excludes the impact of acquisitions.
(b)	Excludes the amortization of goodwill in 2001.

Corporate & Institutional Services Group—Summary

2001 vs. 2000	Total Revenue Growth (a)	Operating Expense Growth (a)(b)	Income Before Taxes Growth (b)
Asset Servicing	11%	13%	8%
Human Resources Services	3%	2%	116%
Treasury Services	11%	10%	16%

Total Corporate & Institutional Services Group	9%	8%	17%

(a)	Excludes the impact of acquisitions.
(b)	Excludes the amortization of goodwill in 2001 and 2000.

Results for the Corporate & Institutional Services Group for 2002 compared with 2001 were impacted by the January 2002 acquisition of Unifi Network in the Human Resources Services sector and by the November 2001 acquisition of Eagle Investment Systems in the Asset Servicing sector. Excluding the impact of acquisitions and the amortization of goodwill in 2001, results for 2002 compared with 2001 reflect a 3% increase in revenue and a 5% increase in expenses. These results reflect a 12% increase in revenue in the Treasury Services sector, reflecting higher net interest revenue and cash management revenue. This increase was partially offset by a 4% decline in revenue in the Asset Servicing sector, primarily resulting from lower foreign exchange revenue, lower

Business sectors (continued)

securities lending revenue and lower net interest revenue, partially offset by higher institutional trust and custody fees from net new business. The increase in expense primarily resulted from higher medical and other benefits expense, higher insurance expense, a lower pension credit and other expenses to support business growth and product development. Income before taxes decreased 4% compared with 2001, excluding the amortization of goodwill.

2001 compared with 2000

Results for the Corporate and Institutional Services Group in 2001 compared with 2000 were impacted by the November 2001 acquisition of Eagle Investment Systems in the Asset Servicing Sector and the December 2000 acquisition of the remaining 50% interest in Mellon Investor Services in the Human Resources sector. Excluding the impact of acquisitions, revenue and expenses grew 9% and 8%, respectively. The increase in revenue primarily resulted from net business growth and high volumes of activity from existing customers. Credit quality expense decreased in 2001 compared with 2000 in the Treasury Services sector. The increase in expense reflected expenses in support of business growth. Income before taxes for the Corporate & Institutional Services Group overall increased 17% compared with 2000, excluding the amortization of goodwill.

Asset Servicing

(income statement dollar amounts in millions, asset dollar amounts in billions)	2002	2001	2000	Growth rates (a)
				2002 vs. 2001	2001 vs. 2000

Trust and investment fee revenue	$507	$439	$393	15%	12%
Other fee revenue (b)	127	159	145	(20)%	9%
Net interest revenue	96	125	108	(23)%	16%

Total revenue	730	723	646	1%	12%
Total operating expense	538	457	401	19%	14%

Income before taxes	192	266	245	(29)%	8%
Amortization of goodwill	—	6	6
Amortization of equity method goodwill (c)	—	5	5

Adjusted income before taxes	$192	$277	$256
Return on common equity (d)	27%	37%	37%
Pre-tax operating margin (d)	26%	37%	38%

Assets under management	$41	$41	$40	-%	2%
Assets under administration or custody	$2,129	$2,029	$2,202	5%	(8)%

S&P 500 Index at period end	880	1,148	1,320	(23)%	(13)%

(a)	Growth rates exclude the amortization of goodwill in 2001 and 2000.
(b)	Primarily consists of foreign exchange revenue.
(c)	Relates to the goodwill on equity method investments and joint ventures. The income from these investments is recorded in fee revenue.
(d)	Ratios include the amortization of goodwill in 2001 and 2000.

Asset Servicing includes institutional trust and custody, foreign exchange, securities lending, back office outsourcing for investment managers, and substantially all of the Corporation’s joint ventures. The results of the Asset Servicing Sector are driven by a number of factors which include the market value of assets under administration and custody as well as the level of transaction activity and extent of services provided including custody, accounting, administration, daily valuations, performance measurement, securities lending, foreign exchange, investment manager backoffice outsourcing and net interest revenue. Market interest rates and changes to them impact both securities lending revenue and the earnings and value of client cash balances. Foreign exchange revenues are directly influenced by the volume of client transactions and the spread realized on

Business sectors (continued)

such transactions, and indirectly influenced by factors including market volatility in major currencies, the level of cross-border assets held in custody for clients, and the level and nature of underlying cross-border investment and other transactions undertaken by corporate and institutional clients. Expenses are principally driven by staffing levels and technology investments necessary to process transaction volumes. Fees paid to subcustodians are driven by market values of global assets and related transaction volumes.

The results for this sector in 2002 compared with 2001 were impacted by the November 2001 acquisition of Eagle Investment Systems. Excluding the impact of acquisitions, revenue decreased 4%, primarily resulting from lower foreign exchange revenue, lower securities lending revenue and lower net interest revenue, partially offset by higher institutional trust and custody fees from net new business. Excluding the impact of acquisitions and the amortization of goodwill in 2001, operating expense increased 7% primarily resulting from higher staff expense and other expenses to support growth in assets under custody and product development. Income before taxes decreased 29%, excluding the amortization of goodwill. Assets under administration or custody for this sector were $2.129 trillion at Dec. 31, 2002, an increase of $100 billion, or 5%, compared with Dec. 31, 2001. The increase compared with Dec. 31, 2001, resulted from $148 billion of net new business conversions partially offset by market depreciation.

2001 compared with 2000

The results of the Asset Servicing sector in 2001 compared with 2000 were impacted by the November 2001 acquisition of Eagle Investment Systems. Excluding the impact of acquisitions and the amortization of goodwill, revenue increased 11%, while expenses increased 13%. The increase in revenue was primarily due to higher institutional trust and custody revenue, higher net interest revenue, higher securities lending revenue and higher foreign exchange revenue. The growth in institutional trust and custody revenue reflects the implementation of an investment manager outsourcing contract during 2001 and net new business growth. The increase in operating expenses was in support of business growth and product development. Income before taxes increased 8%, excluding the amortization of goodwill. Assets under administration or custody decreased 8% at Dec. 31, 2001 compared with Dec. 31, 2000, primarily due to market depreciation.

Human Resources Services (a)

(income statement dollar amounts in millions, asset dollar amounts in billions)	2002	2001	2000	Growth rates (b)
				2002 vs. 2001	2001 vs. 2000
Trust and investment fee revenue	$1,059	$733	$470	44%	56%
Other fee revenue	28	—	2	N/M	N/M
Net interest revenue	(26)	(12)	(7)	N/M	N/M

Total revenue	1,061	721	465	47%	55%
Total operating expense	1,004	680	448	50%	52%

Income before taxes	57	41	17	9%	116%
Amortization of goodwill	—	11	8

Adjusted income before taxes	$57	$52	$25
Return on common equity (c)	14%	15%	10%
Pre-tax operating margin (c)	5%	6%	4%

Assets under administration or custody	$116	$26	$32	N/M	(19)%

S&P 500 Index at period end	880	1,148	1,320	(23)%	(13)%

(a)	Amounts do not agree with those presented in Noninterest Revenue on pages 6 and 10 because sector amounts include revenue transferred between sectors under revenue transfer agreements and other fee revenue.
(b)	Growth rates exclude the amortization of goodwill in 2001 and 2000.
(c)	Ratios include the amortization of goodwill in 2001 and 2000.

N/M—Not meaningful.

Business sectors (continued)

The Human Resources (HR) Services sector includes three lines of business: Buck Consultants, Mellon HR Solutions and Mellon Investor Services. The HR Services sector provides human resources consulting, outsourcing and administrative services that leverage technology to support client HR administration and employee benefit plan administration, as well as investor services such as shareholder and securities transfer services. Buck Consultants fee revenue is driven by staff utilization and is dependent on large corporate and institutional discretionary spending on actuarial, consulting and project work. Clients are generally billed on an hourly basis at rates that vary based upon staff level and experience. Mellon HR Solutions provides comprehensive human resources outsourcing and benefit plan administration services. Mellon HR Solutions fee revenue is derived from the number of employees serviced, plan participant counts, volume of transactions processed and market value of benefit plan assets under administration. Mellon Investor Services offers a diverse array of products to shareholders and corporations including stock transfer and recordkeeping services, investment plan services, demutualizations, corporate actions and unclaimed property services. Fees are generally volume driven based on number of accounts and transactions processed as well as the value of property maintained in the accounts. Sector expenses are driven by staff levels and equipment required to support the services provided by the sector.

Results for this sector in 2002 compared with 2001 were impacted by the January 2002 acquisition of Unifi Network. Excluding the impact of acquisitions and the amortization of goodwill in 2001, revenue was flat and operating expense increased 2% in 2002, compared with 2001. Mellon Investor Services revenue increased approximately 12% due to increased volumes across a number of product lines including the core transfer agent business. Excluding the impact of acquisitions, Buck Consultants revenue declined approximately 3% reflecting lower benefits consulting revenue, due principally to a slowdown in discretionary spending by large corporate and institutional customers in the second half of 2002. Excluding the impact of Unifi, legacy Mellon HR Solutions revenue declined approximately 15% due to lower benefit plan administration fees as a result of lower volumes due to fewer clients and plan participants. The increase in operating expense reflected higher staff and equipment expense. MIS operating expense increased approximately 9% in support of revenue growth. Excluding the impact of acquisitions and the amortization of goodwill in 2001, Buck Consultants and Mellon HR Solutions operating expense declined approximately 1% and 7%, respectively. Income before taxes for the HR Services sector increased 9%, excluding the amortization of goodwill in 2001.

2001 compared with 2000

The results of the HR Services sector for 2001 compared with 2000 were impacted by the December 2000 acquisition of the remaining 50% interest in Mellon Investor Services. Excluding the impact of acquisitions and the amortization of goodwill, revenue increased 3% and expenses increased 2%. The increase in revenue was primarily due to higher HR consulting revenue from both new client project activities and from existing clients. Expenses increased in support of business growth. Income before taxes increased 116%, excluding the amortization of goodwill.

Business sectors (continued)

Treasury Services

(income statement dollar amounts in millions, asset dollar amounts in billions)				Growth rates (a)
				2002	2001
				vs.	vs.
	2002	2001	2000	2001	2000
Trust and investment fee revenue	$8	$7	$4	26%	64%
Other fee revenue	362	349	302	4%	16%
Net interest revenue	471	394	369	19%	7%

Total revenue	841	750	675	12%	11%
Credit quality expense	6	2	9
Total operating expense	475	454	414	8%	10%

Income before taxes	360	294	252	17%	16%
Amortization of goodwill	—	13	12

Adjusted income before taxes	$360	$307	$264
Return on common equity (b)	23%	22%	17%
Pre-tax operating margin (b)	43%	39%	37%

(a)	Growth rates exclude the amortization of goodwill in 2001 and 2000.
(b)	Ratios include the amortization of goodwill in 2001 and 2000.

Treasury Services includes global cash management, large corporate banking, insurance premium financing, commercial real estate lending, corporate finance and derivative products, securities underwriting and trading, and the activities of Mellon 1st Business Bank in California. Global cash management results are driven by electronic cash management activity including, automated clearing house, wire transfer and telecash; remittance processing services, primarily corporate and retail lockbox; and ancillary processing services for imaging and storage activities. The other significant driver is the net interest revenue earned from the deposit balances generated by activity across the business operations.

The results of the Treasury Services sector’s lending lines of business — Large Corporate, AFCO, Real Estate Finance, and 1st Business Bank — are driven by the level of commitments and fees applicable to these commitments and the level of outstanding loans and the spreads on these loans. The results are further impacted by the risk profile that the Corporation will accept and, in the case of 1st Business Bank, its ability to gather significant levels of deposits. Securities underwriting results are driven by the general volatility of the bond and fixed income markets and the Corporation’s ability to generate new underwritings. In accordance with the Corporation’s management accounting reporting practices, credit quality expense for the core sectors reflects net credit losses, not the provision for credit losses. Therefore, a provision for credit losses is not included in the Treasury Services sector results. As also discussed in Other Activity on page 32, when a determination is made that a lending arrangement does not meet the Corporation’s relationship strategy criteria, it is moved to Other Activity and managed under an exit strategy. Any subsequent credit quality expense (revenue) is reported in Other Activity and not in the core sectors.

Revenue for this sector increased 12% in 2002 compared with 2001, reflecting higher net interest revenue from a higher level of deposits and higher cash management revenue partially offset by lower loan related fee revenue due to reduced lending activity. Excluding the amortization of goodwill in 2001, operating expense increased 8% in 2002 compared with 2001, primarily resulting from higher administrative service fees paid for insurance premium financing referrals, credit quality expense and other expense to support business growth. Income before taxes increased 17% excluding the amortization of goodwill.

Business sectors (continued)

2001 compared with 2000

Revenue for this sector in 2001 compared with 2000 increased 11% reflecting higher cash management revenue and net interest revenue. Excluding the amortization of goodwill, operating expense was up 10%, in line with revenue growth. In addition, credit quality expense was lower in 2001 compared with 2000. Income before taxes increased 16% in 2001, excluding the amortization of goodwill.

Core Business Sectors

Summary

				Growth rates (a)
(income statement dollar amounts in millions, asset dollar amounts in billions)				2002 vs.	2001 vs.
	2002	2001	2000	2001	2000
Trust and investment fee revenue	$2,989	$2,566	$2,228	16%	15%
Other fee revenue	541	535	491	1%	9%
Net interest revenue	727	660	584	10%	14%

Total revenue	4,257	3,761	3,303	13%	13%
Credit quality expense	6	3	10
Total operating expense	3,107	2,597	2,201	23%	18%

Income before taxes	1,144	1,161	1,092	(7)%	7%
Amortization of goodwill	—	68	62

Adjusted income before taxes	$1,144	$1,229	$1,154
Return on common equity (b)	28%	32%	31%
Pre-tax operating margin (b)	27%	31%	33%

Assets under management	$581	$592	$530	(2)%	12%
Assets under administration or custody	$2,276	$2,082	$2,267	9%	(8)%

S&P 500 Index at period end	880	1,148	1,320	(23)%	(13)%

(a)	Growth rates exclude the amortization of goodwill in 2001 and 2000.
(b)	Ratios include the amortization of goodwill in 2001 and 2000.

2002 vs. 2001	Total Revenue Growth (a)	Operating Expense Growth (a)(b)	Income Before Taxes Growth (b)
Asset Management	(1)%	4%	(11)%
Corporate & Institutional Services	3%	5%	(4)%

Total Core Business Sectors	1%	5%	(7)%

(a)	Excludes the impact of acquisitions.
(b)	Excludes the amortization of goodwill in 2001.

Other Activity

Other Activity includes results for large ticket leasing, which is in a runoff mode, and certain lending relationships that are part of the Corporation’s business exits strategy; the results of Mellon Ventures, the Corporation’s venture capital group; and business activities or utilities, including Corporate Treasury, that are not separate lines of business or have not been fully allocated, for management reporting purposes, to the core business sectors.

Business sectors (continued)

Other Activity - income (loss) from continuing operations before taxes (benefits)

(in millions)	2002	2001	2000
Business exits activity	$(72)	$(53)	$52
Venture capital activity	(94)	(442)	17
Corporate activity/other	70	57	61

Total - Other Activity	$(96)	$(438)	$130

Revenue in the Other Activity sector primarily reflects net interest revenue of business exits activity, earnings on capital above that required for the core business sectors, gains from the sale of assets, the gains/losses and carrying costs of Mellon Ventures activities. Operating expense includes various direct expenses for items not attributable to the operations of a business sector, a net credit for the net corporate level (income) expense amounts allocated from Other Activity to the core business sectors, and the expenses of Mellon Ventures. Assets in Other Activity include assets of the activities discussed below that the Corporation intends to exit, the investments of Mellon Ventures and assets of certain areas not identified with the core business sectors. This sector also includes assets and liabilities recorded in Corporate Treasury and not allocated to a particular line of business. Average common and Tier I preferred equity represents capital in excess of that required for the core business sectors, as well as capital required for the investments of Mellon Ventures and business exits.

In accordance with the Corporation’s management accounting reporting practices, credit quality expense (revenue) for the core business sectors is presented on a net charge-off basis and totaled $6 million in 2002. Credit quality expense (revenue) in Other Activity represents the Corporation’s provision for credit losses in excess of net charge-offs recorded in the core business sectors. When a determination is made that a lending arrangement does not meet the Corporation’s relationship strategy criteria, it is moved to Other Activity and managed under an exit strategy. Any subsequent credit quality expense (revenue) is reported in Other Activity and not in the core sectors. The Corporation’s business exits strategy is a strategy to exit all credit relationships for which a broad fee based relationship resulting from the cross-sale of the Corporation’s fee-based services does not exist or for which the customer does not meet the Corporation’s credit quality criteria. The loans and leases transferred to this classification include the Corporation’s large ticket lease portfolio, which was principally transaction based, selected types of loans which were also transaction based (leveraged loans, project financings) and loans to companies where a broad-fee based relationship does not exist or for which the customer does not meet the Corporation’s credit quality criteria. The Corporation will not renew its credit relationship with such companies when the respective contractual commitment periods end. The Corporation may consider selling remaining commitments on a case-by-case basis as opportunities arise.

The Other Activity sector recorded a pre-tax loss of $96 million in 2002, compared with a pre-tax loss of $438 million in 2001 and pre-tax income of $130 million in 2000. Other Activity in 2002 includes realized and unrealized losses resulting from venture capital investments. See pages 33 and 34 for a discussion of the venture capital activity in 2002. Also included in other activity is $59 million of gains from the sale of mortgage-backed investment securities, a $23 million gain resulting from the resolution of indemnification issues and sales of remaining residential loans related to the 1999 sale of the mortgage business and the $18 million of severance expense. As shown in the table above, business exits activity in 2002 reported a loss of $72 million, reflecting credit quality expense of $166 million, partially offset by net interest and other revenue from business exits credit relationships.

The results for 2001 include realized and unrealized losses from venture capital investments and a $57 million loss on the disposition of large corporate loans. Expenses in 2001 includes the $62 million of expenses related to

Business sectors (continued)

Project LEAP, consulting and for the settlement of a contractual dispute, discussed further in Operating expense on page 18. The results for 2000 includes $30 million of gains from venture capital investments. Credit quality revenue for 2000 primarily includes gains on the sales of other real estate owned.

Venture capital investments

The Corporation regards its accounting policies related to venture capital investments to be critical to the presentation of the Corporation’s financial condition since they require management to make numerous complex and subjective estimates and valuation assumptions relating to amounts which are inherently uncertain. These policies are discussed below.

As shown in the table on page 34, the Corporation’s venture capital portfolio had a carrying value of $574 million at Dec. 31, 2002, or 67% of the original cost basis of active investments. The $574 million was comprised of $3 million of investments in public companies, $372 million of investments in privately owned companies and $199 million of investments in private equity funds.

The Corporation’s venture capital investments include direct investments in both publicly traded and privately held companies and indirect investments in private equity funds in which the Corporation holds a limited partnership interest. The carrying value of all investments represents their current estimated fair value, with changes in fair value recognized in equity investment revenue in noninterest revenue. Direct investments include both equity and mezzanine investments. Direct mezzanine investments in the form of subordinated debt are included in loans on the balance sheet, while equity investments are included in other assets. Indirect investments in private equity funds are included in other assets.

Each quarter, a complete review of the fair value of each direct venture capital investment is performed and its risk rating of “superior,” “meets expectations,” “below expectations,” “declining” or “new investment not yet rateable,” is updated. The fair value of direct investments in public companies is estimated using a valuation methodology based on the stocks’ publicly quoted prices. Due to the volatility of equity markets, volume of trading compared to the Corporation’s holdings, economic and other factors, the amounts ultimately realized from the liquidation of an investment may vary greatly. The fair value of direct investments in privately owned companies is estimated by management by evaluating several factors and utilizing available information, which includes market comparables, current and subsequent financings, willingness of co-investors or others to provide financial support, sustainable economic performance and growth, product marketability, scalability, actual performance versus business plans and the effectiveness of the portfolio company’s management team in implementing its business plan and their ability to adapt to a changing marketplace. In addition, external factors such as the overall economy, competitors and the sector in which the company operates are considered. The analysis of these and any other relevant factors requires significant judgment on the part of management, and certain of the information that would be useful in analysis may be limited.

General partners of private equity funds use fair value assessment practices that are similar to those used by the Corporation as well as judgment in assessing the fair value of equity investments. As part of its quarterly review of the fair values reported by the fund’s general partner, the Corporation’s management assesses the fund manager’s ability to provide ongoing support and guidance to its portfolio companies as well as its ability to perform an effective assessment of the fair value of its fund’s portfolio of investments. Since most of the Corporation’s indirect investments in private equity funds represent only a small limited partnership percentage ownership in the individual private equity funds, access to detailed information on individual fund portfolio investments is limited. Valuation estimates provided by the fund managers are reviewed and analyzed with available measurement data. Also, investments in private equity funds are regarded as long term investments that are subject to substantial restrictions on transferability.

Business sectors (continued)

All direct investment valuations are reviewed by the Mellon Ventures Board of Directors quarterly and indirect investment valuations are reviewed semi-annually. Adjustments of the carrying values and the fair value determination process are also audited by the Corporation’s Audit and Risk Review department and reviewed quarterly with the Audit Committee of the Board of Directors.

In summary, management’s quarterly estimates of fair values are based on several factors including: available information about companies; current economic conditions; willingness of co-investors or others to provide financial support; available market comparables; product marketability; scalability; legal restrictions; effectiveness of the companies’ management teams; actual performance versus business plans; and other factors. The fair value estimates could differ significantly among parties using different assumptions or judgments. Accordingly, the fair value estimates may not necessarily represent amounts that will ultimately be realized.

Venture capital investment portfolio activity

(in millions)	2002 Activity	Life to Date Activity

Direct investments:
Beginning carrying value	$383	$—
Investments—new investments	22	591
Investments—additional funding for existing investments	40	275
Realized—cost basis of exits (a) and write-offs	(78)	(258)
Net unrealized gains/(losses)	8	(233)

Ending carrying value (b)	$375	$375

(a) Cash received on exits.	$16	$195

(b)    At Dec. 31, 2002, there were 87 actively managed investments with an average original cost basis of $7 million. The Corporation was committed to provide additional funding of $2 million for direct investments at Dec. 31, 2002. Commitments are discussed in Note 27.

Fund investments (indirect):
Beginning carrying value	$172	$—
Draws against fund capital commitments	43	370
Realized—cost basis of exits (c) and write-offs	(43)	(119)
Net unrealized gains/(losses)	27	(52)

Ending carrying value (d)	$199	$199

(c) Cash received on exits.	$17	$98

(d)    The Corporation was committed to provide additional funding of $237 million for indirect fund investments at Dec. 31, 2002. No new commitments for indirect funds were made in 2002. Commitments are discussed in Note 27. At Dec. 31, 2002 the Corporation began to include miscellaneous other indirect equity investments of $36 million in the carrying value of venture capital investments. These investments totaled $31 million at Dec. 31, 2001. Previously, these investments were reported as Other Assets. The life to date activity amounts have been restated to include these investments. In addition, at Dec. 31, 2002, $39 million was included in commitments to provide additional funding related to these investments.

Total investments:
Active investments cost basis		$859
Unrealized gains/(losses)		(285)

Ending carrying value		$574 (e)

(e)	Represents 67% of active investments cost basis.

Capital

Selected capital data at year end

(dollar amounts in millions, except per share amounts; common shares in thousands)	2002	2001	2000
Total shareholders’ equity	$3,395	$3,482	$4,152
Total shareholders’ equity to assets ratio	9.37%	9.79%	8.24%

Tangible shareholders’ equity	$1,681	$1,986	$3,073
Tangible shareholders’ equity to assets ratio (a)	4.87%	5.84%	6.25%

Tier I capital ratio (b)	7.87%	8.81%	7.23%
Total (Tier I plus Tier II) capital ratio (b)	12.48%	13.65%	11.74%
Leverage capital ratio (b)	6.55%	6.31%	7.11%

Book value per common share	$7.88	$7.80	$8.53
Tangible book value per common share	$3.90	$4.45	$6.31

Closing common stock price per share	$26.11	$37.62	$49.19
Market capitalization	$11,248	$16,798	$23,941
Common shares outstanding	430,782	446,509	486,739

(a)	Shareholders’ equity plus minority interest and less goodwill and intangible assets divided by total assets less goodwill and intangible assets. Minority interest totaled $17 million, $52 million, and $89 million, respectively The amount of goodwill and intangible assets subtracted from shareholders’ equity and total assets is net of the tax benefit. Tax benefits related to tax deductible goodwill and intangible assets totaled $448 million, $299 million and $191 million, respectively.
(b)	Includes discontinued operations.

The Corporation’s capital ratios at Dec. 31, 2002, compared with Dec. 31, 2001 and Dec. 31, 2000, reflect the effect of common stock repurchases and the effect of a higher level of goodwill and other intangibles resulting from acquisitions.

The Corporation repurchased 20.4 million shares of common stock in 2002, at a purchase price of $698 million for an average share price of $34.27. Common shares outstanding at Dec. 31, 2002, were 17.8% lower than at Jan. 1, 1999, a 93.1 million share reduction, net of shares reissued primarily for employee benefit plan purposes. This reduction was due to stock repurchases totaling approximately $4.5 billion, at an average share price of $36.81. At Dec. 31, 2002, an additional 2.0 million common shares were available for repurchase under a 25 million share repurchase program authorized by the Board of Directors in November 2001. In October 2002, the Board of Directors authorized an additional repurchase program of up to 25 million shares of common stock. At Dec. 31, 2002, the Corporation’s common shares and equivalents totaled 432.9 million shares. As discussed on the following page, the Corporation is committed to maintaining its capital ratios above the regulatory definition of “well capitalized.” In addition, it seeks to maintain a tangible shareholders’ equity to assets ratio (as defined above) in a range of 5% to 6%. As such, the level of common stock repurchases in 2003 could be lower than in prior years. The tangible shareholders’ equity to assets ratio at Dec. 31, 2002 of 4.87% was impacted by a high liquidity level of institutional deposits at year-end.

Captial (continued)

The Corporation considers the available uses for its tangible internal capital generation to be dividends to shareholders, internal investments in support of growth, growth acquisitions and share repurchases. Following the Citizens transaction and other divestitures in the latter half of 2001, the Corporation’s balance sheet was significantly reduced and its resultant mix of businesses were such that the majority of internal expenditures required for growth will be expensed when incurred. The Corporation also realigned its quarterly dividend to shareholders in November 2001 from $.24/share to $.12/share (increased to $.13/share in October 2002) to maintain its net internal capital generation following the sale to Citizens and its other divestitures. The Corporation therefore expects the majority of its internal capital generation to be available for growth acquisitions or, to the extent such acquisitions are not pending, for the repurchase of common stock, all subject to maintaining its commitment to remain well capitalized. The Corporation follows the regulatory definition of “well capitalized”, of a 6% Tier I ratio, a 10% Total Capital ratio (Tier I plus Tier II) and a 5% Leverage Capital ratio, as discussed below.

Common shares outstanding

(in millions)	2002	2001

Beginning shares outstanding	446.5	486.7
Shares issued primarily for stock-based benefit plans and dividend reinvestment plan	4.7	10.8	(b)
Shares repurchased (a)	(20.4)	(51.0	) (b)

Ending shares outstanding	430.8	446.5

(a)	Purchase price of $698 million for an average share price of $34.27 in 2002, and a purchase price of $2.013 billion for an average share price of $39.51 in 2001. The combined purchase price paid in both years was $2.711 billion for an average share price of $38.01.
(b)	Includes shares purchased and issued as part of the purchase price of Eagle Investment Systems.

Regulatory capital

The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial results. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of the Corporation’s and its banking subsidiaries’ assets, liabilities and certain off- balance-sheet items, as calculated under regulatory accounting practices. The capital amounts and classification also are subject to qualitative judgments by the regulators about components, risk weightings and other factors.

For a banking institution to qualify as well capitalized, its Tier I, Total and Leverage capital ratios must be at least 6%, 10% and 5%, respectively. All of the Corporation’s banking subsidiaries qualified as well capitalized at Dec. 31, 2002, and 2001. The Corporation intends to maintain the ratios of its banking subsidiaries above the well-capitalized levels. By maintaining ratios above the regulatory well-capitalized guidelines, the Corporation’s banking subsidiaries receive the benefit of lower FDIC deposit insurance assessments.

Captial (continued)

In April 2002, new regulatory capital requirements became effective for banks, bank holding companies and financial holding companies holding equity investments in nonfinancial companies and/or holding equity investments made under the new merchant banking authority granted by the Gramm-Leach-Bliley Act. In general, the rules require that certain percentages, ranging from 8% to 25%, of an institution’s equity investments be deducted from Tier I capital. The capital charges increase in steps as the level of an institution’s overall exposure to equity investment activities in nonfinancial companies increases relative to the institution’s level of Tier I capital. The Corporation’s regulatory capital ratios were not materially impacted by these regulatory capital requirements.

Risk-based and leverage capital ratios at year end (a)

(dollar amounts in millions)	2002	2001
Tier I capital:
Common shareholders’ equity (b)	$3,281	$3,408
Trust-preferred securities	992	991
Minority interest	17	52
Goodwill and certain other intangibles	(2,155)	(1,864)
Other	(53)	(1)

Total Tier I capital	2,082	2,586
Tier II capital	1,220	1,420

Total qualifying capital	$3,302	$4,006

Risk-adjusted assets:
On-balance-sheet	$17,547	$18,246
Off-balance-sheet	8,913	11,101

Total risk-adjusted assets	$26,460	$29,347

Average assets—leverage capital basis	$31,771	$40,958

Tier I capital ratio (c)	7.87%	8.81%
Total capital ratio (c)	12.48	13.65
Leverage capital ratio (c)(d)	6.55	6.31
(a)	Includes discontinued operations.
(b)	In accordance with regulatory guidelines, the $114 million of net unrealized gains at Dec. 31, 2002, and $74 million of net unrealized gains at Dec. 31, 2001, net of tax, on assets classified as available for sale, and cash flow hedges have been excluded.
(c)	The required minimum Tier I, Total and Leverage capital ratios are 4%, 8% and 3%, respectively.
(d)	Tier I capital to average total assets (as defined for regulatory purposes), net of the loan loss reserve, goodwill and certain other intangibles.

Captial (continued)

Risk-based and leverage capital ratios for largest banking subsidiaries at year end (a)

(dollar amounts in millions)	Minimum capital ratios (b)	Well- capitalized ratios (b)	Mellon Bank, N.A.		Boston Safe Deposit and Trust
			2002	2001	2002	2001
Amount:
Tier I capital			$1,945	$2,115	$301	$340
Total qualifying capital			2,820	3,148	305	343
Risk-adjusted assets			20,547	23,731	1,721	1,972
Average assets-leverage capital basis			24,696	34,507	4,930	5,682
Ratios:
Tier I capital ratio	4%	6%	9.47%	8.91%	17.50%	17.25%
Total capital ratio	8	10	13.73	13.27	17.73	17.40
Leverage capital ratio	3	5	7.88	6.13	6.11	5.99

(a)	Includes discontinued operations.
(b)	As defined by the Federal Reserve Board and the Office of the Comptroller of the Currency.

Acquisition-related intangibles

When computing Tier I capital, the Corporation deducts all goodwill and certain other identified intangibles acquired subsequent to Feb. 19, 1992, except mortgage servicing assets.

Acquisition-related intangibles at year end

(in millions)	2002		2001	2000
Goodwill	$2,065		$1,750	$1,335
Other identified intangibles	114		97	24

Total acquisition-related intangibles	$2,179	(a)	$1,847	$1,359

(a)	At Dec. 31, 2002, $1.175 billion is tax deductible and $1.004 billion is non-tax deductible.

The $332 million increase in acquisition-related intangibles from Dec. 31, 2001, primarily resulted from goodwill and intangible assets recognized from the January 2002 acquisition of Unifi Network, the May 2002 acquisition of the remaining 5% interest in Newton Management Limited, and the recording of additional goodwill related to contingent additional consideration relating to the Standish Mellon Asset Management acquisition. In accordance with new accounting standards regarding business combinations and related accounting for goodwill and intangible assets, goodwill is not being amortized subsequent to Dec. 31, 2001. See Note 3 for a further discussion of the new accounting standards and additional disclosures related to intangibles.

CORPORATE RISK

Risk overview

Risk identification and management are essential elements for the successful management of the Corporation. The Corporation is involved with various financial instruments that potentially present risk. These instruments are both on and off the balance sheet. On-balance-sheet instruments include securities, derivative instruments, loans, deposits and borrowings. Off-balance-sheet instruments include loan commitments, standby letters of credit, commercial letters of credit, securities lending arrangements, commitments to fund venture capital investments and liquidity support provided to TRFCO. The primary risk exposures are liquidity risk; market risk, which includes interest rate and currency risk; credit risk; fiduciary risk; and operational risk. Liquidity risk is the possibility that the Corporation will not be able to fund present and future financial obligations. Market risk is the possibility of lower fee revenue, net interest revenue or lower market values of assets and liabilities as interest rates, exchange rates or equity markets fluctuate. Credit risk is the possibility of loss from a counterparty’s failure to perform according to the terms of a transaction. Fiduciary risk is the possibility of loss from actions taken on behalf of clients. Operational risk is the possibility of loss resulting from the failure of processing or transactional activities due to human error, systems failures or inadequate procedures. The Corporation controls and monitors these risks with policies, procedures and various levels of managerial oversight. Because of the nature of its businesses, external factors beyond the Corporation’s control may, at times, result in losses to the Corporation or its customers.

Liquidity and dividends

The Finance Committee of the Corporation is responsible for liquidity management pursuant to a Liquidity Policy that covers all assets and liabilities, as well as off-balance-sheet items that are potential sources or uses of liquidity. The Finance Committee is comprised of senior officers of the Corporation including officers from the finance, lending, credit and risk review, and strategy and development departments. The policy is reviewed annually with a committee of the Corporation’s Board of Directors.

The Corporation uses several key primary and secondary measures to assess the adequacy of the Corporation’s liquidity position. The balance sheet is managed to ensure that these measures are maintained within approved limits. Each of these measures is monitored on a periodic basis, giving consideration to the Corporation’s expected requirements for funds and anticipated market conditions. Quarterly, the Finance Committee reviews a liquidity stress simulation that evaluates how the liquidity position at that time might be impacted under adverse funding conditions. The stress simulation is prepared under a gradual erosion scenario and under a crisis scenario. All deposits and borrowed funds are categorized by their sensitivity to potential credit concerns. In addition, the effect of other factors are considered including: prevailing credit market conditions; current debt ratings and the ratings outlook; and commitments to extend credit. The simulation analysis has shown adequate liquidity under both scenarios. The stress simulation is reviewed and updated to ensure current applicability with changes in the Corporation’s balance sheet and changes in the marketplace.

The Corporation manages its liquidity position with the objective of maintaining the ability to fund balance sheet commitments and to repay liabilities in accordance with their terms, even during periods of market or financial stress. Assets and liabilities are managed in such a way to accommodate changes in funding requirements without generating a material adverse impact on net income. Core demand and time deposits, gathered from the Corporation’s private wealth management and corporate and institutional services businesses, are used in conjunction with long term debt to provide stable sources of funding. Purchased funds, acquired from a variety of sources and customers in worldwide financial markets, are used to supplement the core sources of funding. Liquid assets, in the form of money market investments and portfolio securities held available for sale, are also utilized to meet short-term requirements for cash. Liquidity is managed on both a consolidated basis and at Mellon Financial Corporation, the Parent Corporation.

Liquidity and dividends (continued)

The Parent Corporation has access to the following principal sources of liquidity: dividends and interest from its subsidiaries, the commercial paper market, a revolving credit agreement with third party financial institutions and access to the capital markets. The ability of national and state member bank subsidiaries to pay dividends to the Parent Corporation is subject to certain regulatory limitations, as discussed in Note 25. Under the more restrictive limitation, the Corporation’s national and state member bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to Dec. 31, 2002, of approximately $555 million, less any dividends declared and plus or minus net profits or losses, as defined, earned between Jan. 1, 2003, and the date of any such dividend declaration. To comply with regulatory guidelines, the Corporation and its subsidiary banks continually evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition.

At Dec. 31, 2002, the Parent Corporation held cash and marketable securities of $750 million. For 2002, the Parent Corporation’s average commercial paper borrowings were $41 million compared with $489 million in 2001. Commercial paper outstanding at Dec. 31, 2002, totaled $9 million.

The Parent Corporation has a $300 million revolving credit agreement with financial institutions that expires in June 2003. There were no borrowings under this facility at Dec. 31, 2002. The Parent Corporation also has the ability to access the capital markets. As of Dec. 31, 2002, the Parent Corporation had an effective debt shelf registration statement with $200 million of unused capacity. The Parent Corporation is expected to file a new shelf registration statement in 2003. The revolving credit facility contains Tier I ratio and double leverage ratio covenants, as discussed in Note 12. Access to the capital markets is partially dependent on the Corporation’s and Mellon Bank, N.A.’s credit ratings which are shown in the following table.

The Corporation’s ability to access the capital markets was demonstrated in 2002 through the issuance of senior and subordinated notes by the Parent Corporation. In June 2002, the Corporation issued $400 million of 4.875% senior notes maturing in 2007. In November 2002, the Corporation issued $300 million of 5% subordinated notes maturing in 2014.

During 2002, Mellon Bank, N.A. had a global note program that was subsequently terminated due to lack of usage. At Dec. 31, 2002, the bank had $455 million of notes with original maturities greater than one year outstanding under this program. There were no short-term notes outstanding under this program at Dec. 31, 2002 or 2001.

Contractual maturities of the Corporation’s long-term debt totaled $409 million in 2002, of which $400 million was Parent Corporation term debt. Contractual maturities of long-term will total $616 million in 2003, of which $461 million is Parent Corporation term debt. See Note 13 for additional information on the Corporation’s notes and debentures.

Senior and subordinated debt ratings at Dec. 31, 2002	Standard & Poor’s	Moody’s	Fitch
Mellon Financial Corporation:
Issuer rating	—	A1	—
Senior debt	A+	A1	AA-
Subordinated debt	A	A2	A+
Mellon Bank, N.A.:
Long-term deposits	AA-	Aa3	AA
Subordinated debt	A+	A1	A+

In the third quarter of 2002, the Corporation increased its annual common stock dividend to $.52 per share, an increase of 8% from the previous annual rate. The Corporation paid $213 million of common stock dividends in 2002, compared with $388 million in 2001. The common dividend payout ratio, on a net income basis, was 31%

Liquidity and dividends (continued)

in 2002 on a dividend of $.49 per share compared with 29% in 2001 on a dividend of $.82 per share. Based upon shares outstanding at Dec. 31, 2002, and the current quarterly common stock dividend rate of $.13 per share, the annual dividend requirement in 2003 is expected to be approximately $225 million.

As shown in the consolidated statement of cash flows, cash and due from banks decreased by $449 million during 2002 to $2.728 billion at Dec. 31, 2002. The decrease resulted from $1.777 billion of net cash used in investing activities and $73 million of net cash used in operating activities, partially offset by $1.389 billion of net cash provided by financing activities. Net cash used in investing activities primarily resulted from net purchases of securities available for sale and a higher level of federal funds sold, partially offset by a lower level of money market investments. Net cash provided by financing activities primarily resulted from an increase in customer deposits and the issuance of long-term debt partially offset by the repurchase of common stock and the dividends paid on common stock. Net cash used in operating activities resulted from $531 million of net cash provided by continuing operations offset by the net effect of discontinued operations of $604 million resulting from the payment of income taxes on the net gain on the sale of discontinued operations.

Asset/liability management

(average balances in millions)	2002	2001
Assets:
Money market investments	$2,448	$3,838
Trading account securities	744	436
Securities	10,110	9,412
Loans	9,445	9,843
Funds allocated to discontinued operations	184	—

Total interest-earning assets	22,931	23,529
Noninterest-earning assets (a)	10,698	9,457
Reserve for loan losses	(140)	(194)

Total assets	$33,489	$32,792

Funds supporting total assets:
Core funds	$28,866	$26,411
Purchased funds (a)	4,623	6,381

Funds supporting total assets	$33,489	$32,792

(a)	Excludes other assets and liabilities of discontinued operations.

The Corporation’s average interest-earning assets decreased approximately $600 million in 2002, compared with 2001, as decreases in money market investments and loans were partially offset by increases in securities and trading account securities.

Core funds, which are considered to be the most stable sources of funding, are defined principally as institutional money market deposits and other deposit sweeps, individual money market and other savings deposits, savings certificates, demand deposits, shareholders’ equity, notes and debentures with original maturities over one year, trust-preferred securities, and other liabilities. Core funds primarily support core assets, which consist of loans, net of the reserve, and noninterest-earning assets (excluding other assets of discontinued operations). Average core assets increased $897 million in 2002 from the prior year, reflecting the higher level of noninterest earning assets partially offset by a lower level of loans. Core funds averaged 144% of core assets in 2002 compared with 138% in 2001. The excess of core funds over core assets are typically invested in securities.

Purchased funds are defined as funds acquired in the wholesale money markets including deposits in foreign offices (excluding cash management and sub-custodial sweep deposits), federal funds purchased and securities sold under repurchase agreements, negotiable certificates of deposit, other time deposits, U.S. Treasury tax and

Asset/liability management (continued)

loan demand notes, commercial paper, short-term bank notes, other funds borrowed, and funds allocated from discontinued operations (excluding other liabilities of discontinued operations). Purchased funds decreased $1.8 billion in 2002 from 2001, due to a decrease in funds allocated from discontinued operations and commercial paper. Purchased funds as a percentage of total average assets totaled 14% in 2002 compared with 19% in 2001.

Interest rate sensitivity analysis

The objective of interest rate risk management is to manage the effects that interest rate fluctuations have on net interest revenue and on the net present value of the Corporation’s assets, liabilities and derivative instruments. Interest rate risk is measured using net interest margin simulation and asset/liability net present value sensitivity analyses. Simulation tools serve as the primary means to gauge interest rate exposure. The net present value sensitivity analysis is the means by which the Corporation’s long-term interest rate exposure is evaluated. These analyses provide an understanding of the range of potential impacts on net interest revenue caused by interest rate movements.

Computer modeling techniques are used to estimate the impact of changes in interest rates on the net interest margin. The model uses the Dec. 31, 2002, consolidated balance sheet and derivative positions used for interest-rate risk management adjusted for committed positions not settled as of that date. The simulation also incorporates assumptions regarding the changes in the balance sheet composition, hedging strategies, and the repricing of interest-earning assets and interest-bearing funds over the next 12 month period. These assumptions have been developed utilizing both historical analyses and the anticipated pricing of future business activity. Financial market conditions and management’s response to events may cause actual results to differ from simulated results.

The Corporation has established the following guidelines for assuming interest rate risk:

Net interest margin simulation—Given a +/- 200 basis point change in short term interest rates and a +/- 165 basis point change in long term rates over a six month period, the estimated one year total net interest margin may not change by more than 10% from the rates unchanged results.

Portfolio equity simulation—Portfolio equity is the net present value of the Corporation’s existing assets, liabilities and derivative instruments. Given a +/- 200 basis point immediate parallel shift in interest rates, portfolio equity may not change by more than 20% of total shareholders’ equity.

The measurement of interest rate risk is meaningful only when all related on- and off-balance-sheet items are aggregated and the net positions are identified. Financial instruments that the Corporation uses to manage interest rate sensitivity include: money market assets; U.S. government and federal agency securities; municipal securities; mortgage-backed securities; fixed-rate wholesale term funding; and interest rate swaps. The following table illustrates the simulation analysis of the impact of a 50, 100 and 200 basis point shift upward or 50 and 100 basis point shift downward in interest rates on net interest revenue, earnings per share and return on equity. Given the low interest rate environment that existed in 2002, the impact of a 200 basis point downward shift is not shown in the table. This analysis was prepared using the levels of all interest-earning assets, supporting funds and derivative instruments used for interest rate risk management at Dec. 31, 2002, assuming that the level of loan fees remains unchanged and excluding the impact of interest receipts on nonperforming loans. The impact of the rate movements was developed by simulating the effect of rates changing in a gradual fashion over a six-month period from the Dec. 31, 2002, levels and remaining at those levels thereafter.

Interest rate sensitivity analysis (continued)

Interest rate simulation sensitivity analysis
	Movements in interest rates from Dec. 31, 2002 rates
Simulated impact in the next 12 months compared with Dec. 31, 2002:	Increase						Decrease
	+50 bp		+100 bp		+200 bp		-50 bp		-100 bp
Net interest revenue (decrease) increase	(0.6)%		(1.6)%		(4.7)%		(0.4)%		(3.1)%
Earnings per share (decrease) increase	$(.01)		$(.01)		$(.04)		$—		$(.03)
Return on equity (decrease) increase	(6	) bp	(19	) bp	(56	) bp	(4	) bp	(36	) bp

The anticipated impact on net interest revenue under various scenarios did not exceed the Corporation’s guidelines for assuming interest rate risk at both Dec. 31, 2002, and Dec. 31, 2001. The simulation results reflect the Corporation’s efforts to balance the repricing characteristics of its interest-earning assets and supporting funds.

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

By policy, the Corporation will not enter into any new derivative contracts that, when aggregated into the total corporate interest rate exposure, would cause the Corporation to exceed its established interest rate risk limits. Interest rate swaps—including callable and basis swaps—caps and floors, financial futures and forwards and financial options have been approved by the Board of Directors for managing the overall corporate interest rate exposure. The use of financial futures, forwards and option contracts is permitted provided that: the transactions occur in a market with a size that reasonably ensures sufficient liquidity; the contract is traded on an approved exchange or, in the case of over-the-counter option contracts, is transacted with a credit-approved counterparty; and the types of contracts have been authorized for use by the Finance Committee. These instruments provide the Corporation flexibility in adjusting its interest rate risk position. Interest rate swaps generally involve the exchange of fixed and variable rate interest payments between two parties, based on a common notional principal amount and maturity date. Interest rate futures generally involve exchange traded contracts to buy or sell a specified instrument in the future at specified prices. Interest rate options represent contracts that allow the holder the right, but not the obligation to either purchase or sell a financial instrument at a specified price within a specified period of time. Certain of these contracts also provide the Corporation with the right to enter into interest rate swaps and cap and floor agreements with the writer of the option. By using derivative instruments to manage interest rate risk, the desired effect is a smaller, more efficient balance sheet, with a lower wholesale funding requirement and a higher net interest margin. Use of derivative instruments for speculative purposes is not permitted outside of those areas designated as trading and is controlled with specific authorizations and limits. The derivative instruments used to manage the Corporation’s interest rate risk are shown in the following table. Additional information regarding these contracts is presented in Note 28.

Interest rate sensitivity analysis (continued)

Maturities of derivative instruments used to manage interest rate risk

							Total at Dec. 31, 2002
(notional amounts in millions)	2003	2004	2005	2006	2007	2008+
Receive fixed/pay floating generic swaps (a):
Notional amount	$—	$—	$550	$300	$700	$600	$2,150
Weighted average rate:
Receive	—	—	6.76%	5.89%	5.76%	5.36%	5.92%
Pay	—	—	1.61%	1.41%	1.41%	1.42%	1.46%
Receive fixed/pay floating callable swaps (b):
Notional amount	$—	$—	$—	$—	$—	$500	$500
Weighted average rate:
Receive	—	—	—	—	—	7.72%	7.72%
Pay	—	—	—	—	—	2.30%	2.30%
Pay fixed/receive floating generic swaps (a):
Notional amount	$1,980	$6	$3	$—	$—	$—	$1,989
Weighted average rate:
Receive	1.43%	2.79%	2.79%	—	—	—	1.44%
Pay	2.75%	5.15%	5.15%	—	—	—	2.76%

Total notional amount	$1,980	$6	$553	$300	$700	$1,100	$4,639

(a)	Generic swaps’ notional amounts and lives are not based upon interest rate indices.
(b)	These callable swaps are generic swaps with a call option at the option of the counterparty beginning Dec. 1, 2006. Call options will be exercised or not exercised on the basis of market interest rates. Expected maturity dates, based upon interest rates at Dec. 31, 2002, are shown in this table.

The following table presents the gross notional amounts of derivative instruments used to manage interest rate risk, identified by the underlying interest rate-sensitive instruments. The gross notional amount of interest rate swaps used to manage interest rate risk was $629 million lower at Dec. 31, 2002, compared with Dec. 31, 2001, primarily due to maturities of instruments associated with deposits. The notional amounts shown in the tables above and below should be viewed in the context of the Corporation’s overall interest rate risk management activities to assess the impact on the net interest margin.

Interest rate swaps used to manage interest rate risk

	Dec. 31,
(in millions)	2002	2001
Instruments associated with long-term debt and trust-preferred securities	$2,650	$2,800
Instruments associated with deposits	1,975	2,450
Instruments associated with loans	14	18

Total notional amount	$4,639	$5,268

The interest received and interest paid are recorded on an accrual basis in the interest revenue and interest expense accounts associated with the underlying liabilities and assets. The net differential resulted in interest revenue of $94 million in 2002, compared with interest revenue of $44 million in 2001 and interest expense of $13 million in 2000. The estimated unrealized fair value of the Corporation’s risk management derivative instruments at Dec. 31, 2002, was a positive $277 million, compared with a positive $109 million at Dec. 31, 2001. The improvement primarily resulted from the decrease in interest rates in 2002. These values must be viewed in the context of the overall financial structure of the Corporation, including the aggregate net position of all on-and off-balance sheet financial instruments. As more fully discussed in Note 28, credit risk associated

Interest rate sensitivity analysis (continued)

with risk management derivative instrument positions represents the aggregate replacement cost of contracts in a gain position. At Dec. 31, 2002 and 2001, the amount of credit exposure associated with risk management instruments was $262 million and $90 million, respectively.

Fair Value Hedges

The Corporation enters into interest rate swaps to convert portions of its fixed rate trust-preferred securities to floating rate securities, its fixed rate long-term subordinated debt to floating rate debt and, to a lesser degree, certain fixed rate loans to variable rate loans. The fixed rate liability instruments are changed to variable rate instruments by entering into receive fixed/pay variable swaps and the fixed rate asset instruments are changed to variable rate instruments by entering into pay fixed/receive variable swaps. No ineffectiveness was recorded for the years ended Dec. 31, 2002 and Dec. 31, 2001.

Cash Flow Hedges

The Corporation uses interest rate swaps to convert money market deposits to fixed rate deposits and floating rate long-term debt to fixed rate debt. The deposits and floating rate debt are changed to fixed rate by entering into pay fixed/receive floating swaps. Ineffectiveness of less than $1 million was recorded for the years ended Dec. 31, 2002 and Dec. 31, 2001.

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

During the next 12 months, approximately $5 million of losses, net of tax, on derivative instruments currently in accumulated other comprehensive results related to the interest rate swaps are expected to be reclassified to interest expense as a yield adjustment of the hedged obligation. The maximum term over which the Corporation is hedging its exposure to variability of future cash flows is less than 1 year.

Hedges of Net Investment in Foreign Operations

The Corporation uses five year yen denominated debt to hedge its investment in a Japanese bank. The purpose of this hedge is to protect against adverse movements in exchange rates.

Derivative instruments used for trading activities

The Corporation also enters into various foreign exchange and interest rate derivative contracts for trading purposes. Trading activities primarily involve providing various derivative products to customers to assist them in managing foreign currency exchange risk, interest rate risk and equity price risk and for managing the Corporation’s risks in certain trading portfolios and as part of its proprietary trading activities. All of these instruments are carried at market value with realized and unrealized gains and losses included in foreign exchange revenue and securities trading revenue. Total credit risk of default on contracts used for trading activities was $1.119 billion at Dec. 31, 2002, and $687 million at Dec. 31, 2001. The increase compared with Dec. 31, 2001, primarily resulted from an increase in the value of foreign currency contracts and foreign currency option contracts purchased. See Note 28 for a description and table of derivative instruments used for trading activities.

The Corporation has established trading limits and related monitoring procedures to control trading risk. These limits are approved by the Executive Management Group and reviewed by a committee of the Board of Directors. All limits are monitored for compliance by departmental compliance staff and by the Corporation’s Audit and Risk Review department. Exceptions to limits are reported to the Finance Committee.

Interest rate sensitivity analysis (continued)

The financial risk associated with trading positions is managed by assigning position limits and stop-loss guidance amounts to individual activities. The Corporation uses a value-at-risk methodology to estimate the potential daily amount that could be lost from adverse market movements. Value-at-risk measures the potential gain or loss in a portfolio of trading positions that is associated with a price movement of given probability over a specified time frame. Position limits are assigned to each family of financial instruments eligible for trading such that the aggregate value-at-risk in these activities at any point in time will not exceed a specified limit given a significant market movement. The extent of market movement deemed to be significant is based upon an analysis of the historical volatility of individual instruments that would cover 95% of likely daily market movements. The loss analysis includes the derivative instruments used for trading activities as well as the financial assets and liabilities that are classified as trading positions on the balance sheet. Using the Corporation’s methodology, which considers such factors as changes in currency exchange rates, interest rates, spreads and related volatility, the aggregate value-at-risk for trading activities was approximately $5 million at Dec. 31, 2002, compared with approximately $5 million at Dec. 31, 2001. The average daily value-at-risk for trading activities in 2002 was approximately $5 million.

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

Credit risk

Credit risk exists in financial instruments both on and off the balance sheet. Financial instruments such as loans and leases are on the balance sheet. Off-balance-sheet credit exposures include commitments to extend credit, standby letters of credit and foreign and other guarantees, commercial letters of credit, custodian securities lent with indemnification against broker default of return of securities, commitments to fund venture capital investments and liquidity support provided for Three Rivers Funding Corp. (TRFCO).

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

The Corporation manages both on- and off-balance-sheet credit risk by maintaining a well-diversified credit portfolio and by adhering to its written credit policies, which specify general underwriting criteria as well as

Credit risk (continued)

underwriting standards for specific industries and control credit exposure by borrower, counterparty, degree of risk, industry and country. These measures are adopted by the Senior Credit Committee and are regularly updated to reflect the committee’s evaluation of developments in economic, political and operating environments that could affect lending risks. The Corporation may adjust credit exposure to individual industries or customers through loan sales, syndications, participations and the use of master netting agreements when the Corporation has more than one transaction outstanding with the same customer. In addition, credit risk to the large corporate market is being managed by generally lending only to investment grade or equivalent customers that have existing relationships with the Corporation’s non-credit fee-based businesses.

All credit extensions, except for certain extensions of traditional personal credit products, are approved jointly by officers of the Risk Management department and officers of the lending departments. Loans not approved in this manner are underwritten according to standards jointly approved by the Risk Management and the lending departments. The number and level of officer approvals required are determined by the dollar amount and risk characteristics of the credit extension. The amount of collateral, if any, obtained by the Corporation upon the extension of credit is based on industry practice as well as the credit assessment of the customer. The type and amount of collateral vary, but the form generally includes: accounts receivable; inventory; property, plant and equipment; other assets; and/or income-producing commercial properties with appraised values that exceed the contractual amount of the credit facilities by pre-approved ratios.

The Corporation continually assesses the risk of its credit facilities, and assigns a numerical risk rating to substantially all extensions of credit in its commercial, real estate and international portfolios. Lending officers have the primary responsibility for monitoring their portfolios, identifying emerging problem loans and recommending changes in risk ratings. To anticipate or detect problems that may result from economic downturns or deteriorating conditions in certain markets, lending units and credit management use processes designed to identify potential credit problems, both for specific customers and for industries that could be affected by adverse market or economic conditions. When signs of credit deterioration are detected, credit recovery or other specialists become involved to minimize the Corporation’s exposure to potential future credit losses. The Credit Review division of the Audit and Risk Review department provides an independent assessment of credit ratings, credit quality and the credit management process. For a further discussion of the credit risk associated with off-balance-sheet financial instruments and derivative instruments used for trading and risk management purposes, see the discussions of the various financial instruments in Note 27 and Note 28.

Composition of loan portfolio

The loan portfolio decreased $102 million at Dec. 31, 2002, compared with Dec. 31, 2001, primarily reflecting a lower level of commercial real estate and lease finance assets partially offset by higher commercial and financial and personal loans. At Dec. 31, 2002, the composition of the loan portfolio was 85% commercial and 15% personal.

Composition of loan portfolio at year end

(in millions)	2002		2001	2000	1999	1998
Domestic loans and leases:
Commercial and financial	$3,807		$3,618	$4,994	$6,900	$7,590
Commercial real estate	2,227		2,536	2,178	1,795	1,554
Personal	1,290		1,124	1,401	1,802	4,193
Lease finance assets	556		637	644	796	876

Total domestic loans and leases	7,880		7,915	9,217	11,293	14,213
International loans and leases	558		625	1,009	1,176	1,554

Total loans and leases, net of unearned discount	$8,438	(a)	$8,540	$10,226	$12,469	$15,767

(a)	At Dec. 31, 2002, amount includes $2.631 billion of loans to Private Wealth customers and $972 million of loans to Mellon 1st Business Bank customers.

Note: There were no concentrations of loans to borrowers engaged in similar activities, other than those shown in this table, that exceeded 10% of total loans at year end.

Commercial and financial

The domestic commercial and financial loan portfolio primarily consists of loans to corporate borrowers in various industry sectors, as shown in the table on page 50. Numerous risk factors impact this portfolio, including industry-specific risks such as the economy, new technology, labor rates and cyclicality, as well as customer-specific factors such as cash flow, financial structure, operating controls and asset quality. The Corporation diversifies risk within this portfolio by closely monitoring industry concentrations and portfolios to ensure that they do not exceed established lending guidelines. Diversification is intended to limit the risk of loss from any single unexpected economic event or trend. Credit risk is also managed by exiting credit relationships with customers that do not also have a broad-based fee relationship with the Corporation.

Total domestic commercial and financial loans increased by $189 million, or 5%, at Dec. 31, 2002, compared to Dec. 31, 2001, primarily resulting from no longer referring transactions to Sweetwater Capital Corp., as discussed in Note 7. Sweetwater had no loans receivable at Dec. 31, 2002, compared with $1.1 billion at Dec. 31, 2001. The impact of no longer referring loans to Sweetwater was substantially offset by actions taken to reduce exposure to the corporate and institutional marketplace and from a securitization of insurance premium financing loans. Domestic commercial and financial loans represented 45% of the total loan portfolio at Dec. 31, 2002, compared with 42% at Dec. 31, 2001.

Commercial real estate

The commercial real estate loan portfolio consists of commercial mortgages, which generally are secured by nonresidential and multifamily residential properties, and commercial construction loans generally with maturities of 60 months or less. Commercial real estate loans carry many of the same customer and industry risks as the commercial and financial portfolio, as well as contractor/subcontractor performance risk in the case of commercial construction loans and cash flow risk based on project economics. Domestic commercial real estate loans decreased by $309 million, or 12%, at Dec. 31, 2002, compared with Dec. 31, 2001. Domestic commercial real estate loans represented 26% of the total loan portfolio at Dec. 31, 2002, down from 30% at Dec. 31, 2001.

Composition of loan portfolio (continued)

Personal loans

Personal loans, which principally consist of secured personal credit lines and mortgages for customers in the Private Wealth Management sector, was $1.290 billion at Dec. 31, 2002, an increase of $166 million, or 15%, from Dec. 31, 2001. At Dec. 31, 2002, loans to Private Wealth customers totaled $2.631 billion, which included $1.1 billion of loans classified as personal loans.

Lease finance assets

Lease finance assets, which represent large ticket leases, totaled $556 million at Dec. 31, 2002, a decrease of $81 million, or 13%, compared with Dec. 31, 2001. Lease finance assets represented 7% of the total loan portfolio at Dec. 31, 2002, compared with 8% at Dec. 31, 2001. Large ticket lease assets will continue to run-off through repayments, possible sales and no new originations.

International loans and leases

Loans and leases to international borrowers, which include the foreign subsidiaries of U.S. corporations, totaled $558 million at Dec. 31, 2002, a decrease of $67 million, or 11%, from $625 million at Dec. 31, 2001, primarily due to decreased activity with large corporate customers and foreign banks. International loans represented 7% of the total loan portfolio at Dec. 31, 2002, unchanged from Dec. 31, 2001.

Composition of loan portfolio (continued)

Large corporate commercial and financial loans—by industry sector

Large corporate commercial and financial loans at Dec. 31, 2002—by industry sector

(dollar amounts in millions)

			Contractual maturities
Industry sector	Loans and leases	Investment grade (a)	<1 year	1-5 years	>5 years
Large corporate commercial and financial:
Electric and gas utilities	$296	59%	$225	$71	$—
Cable/media	249	38%	—	206	43
Electrical and electronic equipment	212	90%	93	119	—
Energy	120	34%	35	72	13
Insurance	108	100%	7	101	—
Pharmaceuticals	108	100%	76	32	—
Transportation and warehousing	103	2%	35	66	2
Chemicals	97	40%	18	79	—
Investment management companies	94	93%	61	31	2
Services	92	73%	14	75	3
Financial institutions	71	100%	43	28	—
Health care and social assistance	66	100%	42	24	—
Scientific and medical equipment	63	90%	1	62	—
Telecommunications	62	4%	15	47	—
Paper and allied products	51	41%	31	20	—
All other	994	82%	452	515	27

Total commercial and financial—large corporate	$2,786	70%	$1,148	$1,548	$90
Total commercial and financial—other lines of business (b)	2,135

Total (c)	$4,921
Commercial real estate	2,227
Personal loans	1,290

Total	$8,438

(a)	Investment grade loans are those where the customer has a Moody’s long-term rating of Baa3 or better, and/or a Standard and Poor’s long-term rating of BBB- or better, or if unrated, has been assigned an equivalent rating using the Corporation’s internal risk rating. The percentages in the table are based upon the dollar amounts of investment grade loans as a percentage of the related dollar amount of loans for each industry sector.
(b)	Includes loans originated by AFCO/CAFO, insurance premium financing subsidiaries ($557 million), Mellon United National Bank ($181 million), Mellon 1st Business Bank ($414 million) and lease finance loans ($556 million).
(c)	Includes commercial and financial, lease finance and international loans.

Composition of loan portfolio (continued)

Unfunded commitments to extend credit

Unfunded commitments to extend credit totaled $18.9 billion at Dec. 31, 2002, a $4.7 billion, or 20%, reduction compared with Dec. 31, 2001. The decrease resulted from the reduction or elimination of exposure at the maturity of the commitment, and from sales.

Unfunded commitments to extend credit at Dec. 31, 2002

(dollar amounts in millions)

Industry sector (a)	Unfunded commitments to extend credit						Memo: Loans
	Number of customers (b)	Commitments	Investment grade (c)	Commitment expiration
				<1 year	1-5 years	>5 years
Large corporate:
Financial institutions	36	$2,011	100%	$1,506	$505	$—	$71
Captive finance companies	10	991	97%	618	373	—	23
Insurance	48	1,748	99%	1,051	697	—	108
Electric and gas utilities	48	1,321	100%	1,005	316	—	296
Investment management companies	27	1,129	100%	1,048	81	—	94
Energy	33	991	97%	578	413	—	120
Services	24	921	98%	592	329	—	92
Electrical and electronic equipment	19	800	90%	346	454	—	212
Cable/media	22	742	92%	262	457	23	249
Chemicals	28	674	87%	263	411	—	97
Telecommunications	7	621	100%	515	106	—	62
Metals	11	597	95%	347	250	—	23
Industrial machinery and equipment	13	549	93%	278	271	—	37
Food, tobacco and kindred products	10	524	100%	127	397	—	26
All other	159	4,074	93%	1,795	2,260	19	1,276

Total commercial and financial—large corporate	495	$17,693	96%	$10,331	$7,320	$42	$2,786
Total commercial and financial—other lines of business (d)	1,016	$503	41%	$440	$55	$8	$2,135

Total (e)	1,511	$18,196	95%	$10,771	$7,375	$50	$4,921
Commercial real estate	868	497	71%	232	254	11	2,227
Personal loans	N/M	161	N/M	64	49	48	1,290

Total	N/M	$18,854	N/M	$11,067	$7,678	$109	$8,438

(a)	The industry sectors shown are those that comprise $500 million or more of unfunded commercial and financial commitments.
(b)	Number of customers represents those customers with available commitments.
(c)	Investment grade commitments are those where the customer has a Moody’s long-term rating of Baa3 or better, and/or a Standard and Poor’s long-term rating of BBB- or better, or if unrated, has been assigned an equivalent rating using the Corporation’s internal risk rating. The percentages in the table are based upon the dollar amounts of investment grade commitments as a percentage of the related dollar amount of commitments for each industry sector.
(d)	Includes commitments originated by Mellon United National Bank ($77 million), Mellon 1st Business Bank ($425 million) and lease finance ($1 million).
(e)	Includes commercial and financial, lease finance and international loans and commitments.
N/M	— Not meaningful for this disclosure.

Foreign outstandings

Foreign outstandings include loans, acceptances, interest-bearing deposits with other banks, other interest-bearing investments and related accrued interest. Country distributions are based on the location of the obligor. Short

Composition of loan portfolio (continued)

term interest-bearing deposits with banks represent over 74% of the Corporation’s foreign outstandings. The following table presents the foreign outstandings in each country where such outstandings exceed 1% of the Corporation’s total assets.

Foreign outstandings (in millions)	Dec. 31, 2002	Dec. 31, 2001
United Kingdom	$892	$916
France	Less than 1%	940
Canada	Less than 1%	634
Grand Cayman Islands	Less than 1%	500

Note: Aggregate foreign outstandings falling between .75% and 1.00% of total assets at Dec. 31, 2002, totaled $313 million for Canada. There were no individual countries with aggregate foreign outstandings falling between .75% and 1.00% of total assets at Dec. 31, 2001.

Nonperforming assets

Nonperforming assets are assets for which revenue recognition has been suspended or is restricted. Nonperforming assets include both nonperforming loans and acquired property, primarily other real estate owned (OREO) acquired in connection with the collection effort on loans. Nonperforming loans include both nonaccrual and restructured loans. Past-due commercial loans are those that are contractually past due 90 days or more but are not on nonaccrual status because they are well secured and in the process of collection. Past-due personal loans, excluding mortgages, are generally not classified as nonaccrual but are charged off on a formula basis upon reaching various stages of delinquency. Additional information regarding the Corporation’s practices for placing assets on nonaccrual status is presented in Note 1.

Nonperforming assets at year end

(dollar amounts in millions)	2002	2001	2000	1999	1998
Nonaccrual loans:
Commercial and financial	$54	$42	$159	$60	$16
Personal	3	2	5	18	18
Commercial real estate	—	1	1	1	2
Lease finance assets	—	14	—	—	—

Total nonaccrual loans	57	59	165	79	36
Restructured loans	—	—	—	—	—

Total nonperforming loans (a)(b)	57	59	165	79	36

Acquired property:
Real estate acquired	2	2	7	6	32
Reserve for real estate acquired	—	—	—	(1)	(5)

Net real estate acquired	2	2	7	5	27
Other assets acquired	—	1	—	3	2

Total acquired property	2	3	7	8	29

Total nonperforming assets	$59	$62	$172	$87	$65

Nonperforming loans as a percentage of total loans	.68%	.69%	1.61%	.63%	.23%
Nonperforming assets as a percentage of total loans and net acquired property	.70%	.72%	1.68%	.70%	.41%
Nonperforming assets as a percentage of Tier I capital plus the reserve for loan losses	2.66%	2.30%	4.97%	2.61%	1.80%

(a)	Includes $1 million, $16 million, $56 million, $40 million, and $17 million, respectively, of loans with both principal and interest less than 90 days past due but placed on nonaccrual status by management discretion. These amounts represent 1%, 27%, 34%, 51%, and 47%, respectively, of total nonperforming loans.
(b)	There were no international nonperforming loans at Dec. 31, 2002 or Dec. 31, 2001.

Nonperforming assets (continued)

Nonperforming loans totaled $57 million at Dec. 31, 2002, a $2 million decrease from Dec. 31, 2001. As shown in the following table, the Corporation aggressively managed the level of nonperforming loans, as additions of $244 million in 2002 were offset by sales, credit losses and repayments. The additions to nonperforming status in 2002 resulted primarily from $108 million of loans made to a customer in the cable/media industry, a $100 million loan to WorldCom, Inc., a $15 million loan to a major consumer goods retailer and a $8 million commercial real estate loan. The cable/media, consumer goods and commercial real estate loans were sold and credit losses of $25 million were recorded in conjunction with the sales. In addition, an $85 million credit loss was recorded on the WorldCom, Inc. loan. Of the $59 million balance of total nonperforming assets at Dec. 31, 2002, $39 million was with a California-based electric and natural gas utility company that voluntarily filed for Chapter 11 bankruptcy protection in the second quarter of 2001, $15 million was the remaining balance of the loan to WorldCom, Inc. and $5 million consists of various smaller loans and acquired assets.

Change in nonperforming loans for the year ended Dec. 31,

(in millions)	2002				Total
	Commercial & financial	Personal	Commercial real estate	Lease Finance assets
					2002	2001
Nonperforming loans at beginning of year	$42	$2	$1	$14	$59	$165
Additions	227	6	11	—	244	213
Cash proceeds from sales	(99)	—	(7)	—	(106)	(214)
Cash proceeds from payments (a)	(3)	(2)	(3)	(7)	(15)	(20)
Return to accrual status	—	(1)	—	—	(1)	(1)
Credit losses from sales	(26)	—	(1)	—	(27)	(29)
Credit losses – other	(87)	(1)	(1)	(7)	(96)	(55)
Transfers to acquired property	—	(1)	—	—	(1)	—

Nonperforming loans at end of year	$54	$3	$—	$—	$57	$59

(a)	Includes interest applied to principal.

A loan is considered impaired, as defined by SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” when, based upon current information and events, it is probable that the Corporation will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. Additional information regarding impairment is presented in Note 1.

Impaired loans

(in millions)	2002	2001	2000
Impaired loans at year end (a)	$54	$43	$160
Average impaired loans for the year	91	143	123
Interest revenue recognized on impaired loans (b)	5	1	1

(a)	Includes $39 million, $41 million, and $79 million of impaired loans with a related impairment reserve of $2 million, $3 million, and $48 million at Dec. 31, 2002, Dec. 31, 2001, and Dec. 31, 2000, respectively.
(b)	All income was recognized using the cash basis method of income recognition.

Foregone interest on nonperforming loans at year end

(in millions)	2002	2001	2000(a)	1999(a)	1998(a)
Contractual interest due	$6	$5	$29	$12	$7
Interest revenue recognized	4	3	9	4	3
Interest revenue foregone	$2	$2	$20	$8	$4

(a)	Amounts include discontinued operations. Data on a continuing basis for years prior to 2001 is not readily available.

Note: This table includes interest revenue foregone during the year on loans that were nonperforming at the end of each year. Interest receipts that the Corporation applied, for accounting purposes, to reduce principal balances of nonaccrual loans are included in contractual interest due but not in interest revenue recognized.

Nonperforming assets (continued)

The following table presents the amount of loans that were 90 days or more past due as to principal or interest that are not classified as nonaccrual because the loans were either well secured and in the process of collection or were non-real estate secured personal loans that are automatically charged off upon reaching various stages of delinquency, generally 120 days past due. Real estate secured personal loans are generally placed on nonaccrual status upon reaching 180 days past due.

Past-due loans at year end

(dollar amounts in millions)	2002		2001	2000	1999	1998
Personal	$2		$—	$1	$6	$18
Commercial & financial	1		1	2	4	8

Total past-due loans	$3	(a)	$1	$3	$10	$26

(a)	There were no international past-due loans at Dec. 31, 2002 and Dec. 31, 2001.

The following table presents the amount of loans that were 30-59 days, 60-89 days and 90 days or more past due as to principal or interest at Dec. 31, 2002.

Past-due loans at Dec. 31, 2002

	Days past-due
(dollar amounts in millions)	30-59		60-89	90+
Personal	$12		$6	$2
Commercial and financial	29	(a)	1	1
Commercial real estate	3		2	—

Total past-due loans	$44		$9	$3

(a)	Includes a loan for approximately $25 million that was brought current in January 2003.

Provision and reserve for credit exposure

The Corporation’s accounting policies regarding the reserve for credit exposure are regarded as critical accounting policies in that they involve significant management valuation judgements. The Corporation’s banking subsidiaries maintain a reserve for loan losses that is intended to adjust the value of their loans for probable credit losses. The banking subsidiaries also maintain a reserve for unfunded commitments, namely loan commitments, letters of credit and bankers acceptances, that is reported as a liability on the Corporation’s consolidated balance sheet. Provisions are recorded for each reserve. Transfers between the reserves can occur in conjunction with funding a loan and thereby decreasing unfunded commitments or conversely repaying a loan and thereby increasing unfunded commitments. The level of the reserve for unfunded commitments is determined following a methodology similar to that used for the reserve for loan losses. The Corporation refers to the combined balance of the reserve for loan losses and the reserve for unfunded commitments as the “reserve for credit exposure.”

The reserve for credit exposure is maintained at a level that, in management’s judgment, is sufficient to absorb losses inherent in both the loan portfolio and in unfunded commitments as of the balance sheet date. The reserve is not specifically associated with individual loans or portfolio segments and is therefore available to absorb credit losses arising from any portfolio segment. Management reviews the appropriateness of each reserve at least quarterly and has developed a methodology designed to provide a procedural discipline in assessing the appropriateness of the reserves.

Management’s estimate of each reserve component is based on certain observable data that management believes is the most reflective of the underlying credit losses being estimated. Changes in the amount of each component are directionally consistent with changes in the observable data and accompanying analysis.

Provision and reserve for credit exposure (continued)

A key element of the methodology for determining the level of the reserve for credit exposure is the Corporation’s credit risk evaluation process, which includes credit risk ratings of individual commercial loans and unfunded commitments. Loans and unfunded commitments are assigned numerical credit risk grades based on the assessment of conditions that affect the borrower’s ability to meet its contractual obligations under the agreement. That process includes reviewing borrowers’ current financial information, historical payment experience, credit documentation, public information, and other information specific to each borrower.

In accordance with SFAS No. 5, “Accounting for Contingencies”, management provides a base reserve for commercial facilities which are not impaired. Base rates are used to calculate the base reserve requirements for the portfolio utilizing an internal category credit risk rating system to define pools of similar risk, and apply an appropriate estimate of inherent losses to asset totals in each pool. These rates are compared with the results of annual studies that are conducted to calculate actual historical loss experience and adjusted if appropriate. Base reserve rates increase concomitantly with credit risk, as measured by the numerical ratings, in order to reflect the higher expected loss experience for each of these similarly risk-rated pools. These base reserve rates are applied to all non-impaired commercial loan balances.

In accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan”, any required impairment reserves are included in the reserve for loan losses. Using the Corporation’s credit risk classification criteria, loan impairment on specific loans, for which principal and interest is not expected to be collected when contractually due, is measured based on observable market prices, the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral dependent with consideration being given to the Corporation’s collection strategy. There are no base reserves carried on loans classified as impaired.

The methodology for determining the reserve for unfunded commitments parallels the reserve for loan losses. The Corporation incorporates an estimate of probability of drawdown, correlated to the credit risk rating of the commitment. An estimate of the probability of drawdown is applied to the commitment amount and then the base rates used for outstanding loans of the same credit risk rating are applied.

In addition, management maintains an unallocated reserve against losses inherent in the portfolio, which have not yet been specifically identified in the Corporation’s credit risk rating process, and thus not yet reflected in the base and impairment reserves. This can be due to delays in obtaining information regarding borrower or industry developments, or difficulty in immediately identifying increases in risk factors. Given ongoing changes in portfolio volume, composition, and concentrations, the historical loss experience used to establish the inherent loss estimates may not be perfectly applicable to the current portfolio. Due to the dynamic nature of these conditions, management continually reviews and revises collectibility assumptions and reserve levels.

The Corporation’s reserve for credit exposure is solely an estimate based on management’s judgement. Due to the significance of management’s judgement used to calculate the Corporation’s reserves, actual losses incurred could be higher or lower than the estimated reserves. When losses on specific loans or commitments are identified, management charges-off the portion deemed uncollectible. For purposes of illustrating the potential sensitivity to changes in credit risk ratings of loans and unfunded commitments, the Corporation modeled the estimated level of the reserve for credit exposure assuming that credit risk ratings both improved by one grade and deteriorated by one grade for 25% of the loan balances in each risk rating category. This modeling resulted in a revised estimated reserve for credit exposure of approximately $155 million and $230 million, respectively, compared with the actual reserve of $179 million, discussed on the following page.

Provision and reserve for credit exposure (continued)

The allocation of the Corporation’s reserve for credit exposure is presented below. This allocation is judgmental, and the entire reserve for credit exposure is available to absorb credit losses regardless of the type of loss.

Reserve for credit exposure

	Dec. 31,
(amounts in millions)	2002	2001
Reserve for loan losses:
Base reserves:
Commercial & financial	$81	$59
Commercial real estate	8	9
Personal	6	5
Lease assets	5	9
International	4	2

Total base reserves	104	84
Impairment	2	3
Unallocated	21	9

Balance at year end	$127	$96

Reserve for unfunded commitments:
Commitments	$43	$30
Letters of credit and bankers acceptances	9	12

Balance at year end	$52	$42

Total reserve for credit exposure	$179	$138

Base reserves totaled $104 million at Dec. 31, 2002, an increase of $20 million compared with $84 million at Dec. 31, 2001. This increase was primarily driven by commercial and financial base reserves which increased to $81 million at Dec. 31, 2002 compared with $59 million at Dec. 31, 2001. The increase in commercial and financial base reserves related to credit deterioration of customers in the large corporate marketplace, including customers associated with allegations of accounting irregularities. In the second quarter of 2002, approximately $120 million of the $140 million provision for loan losses and $1 million of the $20 million provision for unfunded loan commitments related to customers associated with allegations of accounting irregularities. Credit losses of $104 million were recorded in 2002 on loans to two of these customers.

Impairment reserves totaled $2 million at Dec. 31, 2002, compared with $3 million at Dec. 31, 2001. The consistency in the impairment reserve reflects the minor change in nonperforming loans. Nonperforming loans as a percentage of total loans were .68% at Dec. 31, 2002, compared with .69% at Dec. 31, 2001.

The unallocated reserve totaled $21 million at Dec. 31, 2002, an increase of $12 million compared with $9 million at Dec. 31, 2001. At Dec. 31, 2002, the increase in the unallocated reserve reflected increased uncertainty about the energy/electrical utilities and cable/media industries as well as concern over selected instances of accounting irregularities and continued economic uncertainty.

The reserves on commitments totaled $43 million at Dec. 31, 2002, an increase of $13 million from Dec. 31, 2001, despite a decrease of $4.7 billion in undrawn commitments. This increase reflected a change in estimates of inherent probable losses on commitments in 2002 and is consistent with economic events observed during the year, including the continued deterioration of investment grade credits.

The reserves on letters of credit and bankers acceptances totaled $9 million at Dec. 31, 2002, a decrease of $3 million from Dec. 31, 2001. This decrease resulted from the $1.1 billion decrease in standby letters of credit in 2002.

Provision and reserve for credit exposure (continued)

The provision for credit losses for 2002 totaled $172 million compared with a credit of $4 million in 2001. The higher provision for credit losses in 2002 related in large part to a provision for credit exposure to customers associated with allegations of accounting irregularities, downgrades of shared national credits, and higher estimated inherent probable losses on commitments, as discussed previously. Net credit related losses totaled $130 million in 2002, of which $104 million was on loans to two customers associated with accounting irregularities. Of the $104 million of credit losses, $85 million was recorded on a $100 million loan to WorldCom, Inc. The remainder resulted from the sale of $108 million of loans made to a customer in the cable/media industry, which eliminated all exposure to that customer. The remaining credit losses primarily related to commercial and financial loans. Net credit related losses totaled $82 million in 2001, primarily relating to commercial and financial loans. The level of credit losses and recoveries relative to outstanding loans can vary from period to period as a result of the size and number of individual credits that may require charge-off and the effects of changing economic conditions.

The reserve for loan losses as a percentage of loans was 1.51% at Dec. 31, 2002, compared with 1.12% at Dec. 31, 2001. The reserve as a percentage of nonperforming loans at Dec. 31, 2002, was 222%, compared with 164% at Dec. 31, 2001. These ratios are products of the reserve calculation methodology which estimates appropriate reserves for each component of the loan portfolio. The resulting ratios are benchmarks, but not targets. The ratio of the reserve for loan losses to nonperforming loans is an outcome of two interrelated but separate processes: the establishment of an appropriate loan loss reserve level for the portfolio as a whole, including the nonperforming component in the portfolio; and the classification of certain assets as nonperforming in accordance with established accounting, regulatory and management policies. While the level of nonperforming loans is an indication of the overall credit quality of the loan portfolio, there is no direct correlation between the level of nonperforming loans and the size of the reserve for loan losses. The Corporation’s management concluded that, at Dec. 31, 2002, the overall reserve level was appropriate to recognize inherent losses in the loan portfolio. The Audit Committee of the Board of Directors concurred.

Provision and reserve for credit exposure (continued)

Reserve activity	2002		2001
(dollar amounts in millions)	Loan losses	Unfunded commitments	Loan losses	Unfunded commitments
Reserve at beginning of year	$96	$42	$254	$18
Credit losses:
Domestic:
Commercial and financial	(87)	—	(25)	—
Commercial real estate	(1)	—	—	—
Personal:
Credit cards	—	—	—	—
Other personal credit	(2)	—	(1)	—
Lease finance assets	(7)	—	(14)	—

Total domestic	(97)	—	(40)	—
International	—	—	(15)	—

Total credit losses	(97)	—	(55)	—

Recoveries:
Domestic:
Commercial and financial	9	—	1	—
Commercial real estate	1	—	—	—
Personal:
Credit cards	—	—	—	—
Other personal credit	1	—	—	—
Lease finance assets	2	—	—	—

Total domestic	13	—	1	—
International	—	—	1	—

Total recoveries	13	—	2	—

Net credit (losses) recoveries:
Domestic:
Commercial and financial	(78)	—	(24)	—
Commercial real estate	—	—	—	—
Personal:
Credit cards	—	—	—	—
Other personal credit	(1)	—	(1)	—
Lease finance assets	(5)	—	(14)	—

Total domestic	(84)	—	(39)	—
International	—	—	(14)	—

Sub-total—net credit losses	(84)	—	(53)	—
Credit losses on loans transferred to held for sale	(39)	—	(29)	—

Total net credit losses	(123)	—	(82)	—
Loss on sale of commitments	—	(7)	—	—
Provision for credit losses	144	28	(4)	—
Net change in reserve from transfers and other activity:
Securitizations	(2)	—	(1)	—
Dispositions/acquisitions	1	—	(47)	—
Funding of commitments	11	(11)	(24)	24

Net change in reserve from transfers and other activity	10	(11)	(72)	24

Reserve at end of year	$127	$52	$96	$42

Reserve for loan losses as a percentage of total loans (a)	1.51%	N/M	1.12%	N/M
Reserve for loan losses as a percentage of nonperforming loans (a)	222%	N/M	164%	N/M
Net credit losses to average loans	1.30%	N/M	.84%	N/M

(a)	At year end.

N/M—Not meaningful.

- continued -

Provision and reserve for credit exposure (continued)

Reserve activity	2000		1999		1998
(dollar amounts in millions)	Loan losses	Unfunded commitments	Loan losses	Unfunded commitments	Loan losses	Unfunded commitments
Reserve at beginning of year	$271	$16	$366	$14	$340	$15
Credit losses:
Domestic:
Commercial and financial	(20)	—	(23)	—	(2)	—
Commercial real estate	—	—	—	—	(5)	—
Personal:
Credit cards	—	—	(11)	—	(45)	—
Other personal credit	(1)	—	(2)	—	(4)	—
Lease finance assets	—	—	—	—	(2)	—

Total domestic	(21)	—	(36)	—	(58)	—
International	—	—	—	—	—	—

Total credit losses	(21)	—	(36)	—	(58)	—

Recoveries:
Domestic:
Commercial and financial	1	—	7	—	3	—
Commercial real estate	—	—	2	—	1	—
Personal:
Credit cards	—	—	1	—	5	—
Other personal credit	—	—	1	—	—	—
Lease finance assets	—	—	—	—	—	—

Total domestic	1	—	11	—	9	—
International	12	—	—	—	—	—

Total recoveries	13	—	11	—	9	—

Net credit (losses) recoveries:
Domestic:
Commercial and financial	(19)	—	(16)	—	1	—
Commercial real estate	—	—	2	—	(4)	—
Personal:
Credit cards	—	—	(10)	—	(40)	—
Other personal credit	(1)	—	(1)	—	(4)	—
Lease finance assets	—	—	—	—	(2)	—

Total domestic	(20)	—	(25)	—	(49)	—
International	12	—	—	—	—	—

Sub-total – net credit losses	(8)	—	(25)	—	(49)	—
Credit losses on loans transferred to held for sale	(15)	—	—	—	—	—

Total net credit losses	(23)	—	(25)	—	(49)	—
Loss on sale of commitments	—	—	—	—	—	—
Provision for credit losses	8	—	20	—	51	—
Net change in reserve from transfers and other activity:
Securitizations	—	—	—	—	—	—
Dispositions/acquisitions	—	—	(88)	—	23	—
Funding of commitments	(2)	2	(2)	2	1	(1)

Net change in reserve from transfers and other activity	(2)	2	(90)	2	24	(1)

Reserve at end of year	$254	$18	$271	$16	$366	$14

Reserve for loan losses as a percentage of total loans (a)	2.49%	N/M	2.17%	N/M	2.32%	N/M
Reserve for loan losses as a percentage of nonperforming loans (a)	154%	N/M	342%	N/M	1,023%	N/M
Net credit losses to average loans	.21%	N/M	.18%	N/M	.32%	N/M

(a)	At year end.

N/M—Not meaningful.

Recent accounting pronouncements and developments

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires an entity to record a liability for an obligation associated with the retirement of an asset and for certain lease transaction obligations at the time the liability is incurred by capitalizing the cost as part of the carrying value of the related asset and depreciating it over the remaining useful life of that asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Corporation estimates that this pronouncement will result in a pre-tax charge, in 2003, of approximately $10 million to $15 million. This charge will be recorded as a cumulative effect of a change in accounting principle in the income statement. It is also currently anticipated that this pronouncement will result in a pre-tax charge of $1 million or less to operating expense in 2003 and subsequent periods.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 replaces EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” SFAS No. 146 is effective January 1, 2003. The Corporation does not expect this pronouncement to have a material impact on its results of operation or financial condition.

In October 2002, the FASB issued SFAS No. 147, “Acquisitions of Certain Financial Institutions.” This statement provides guidance on the accounting for the acquisition of a financial institution and supercedes the specialized accounting guidance provided in SFAS No. 72, “Accounting for Certain Acquisitions of Banking or Thrift Institutions.” The new guidance was effective immediately but has no impact on the Corporation’s results of operation or financial condition.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” an amendment of SFAS No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. For a discussion of the impact of expensing the estimated fair value of future stock options, see “Stock option expense” on page 17 in Operating Expense.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This Interpretation requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after Dec. 31, 2002. However, disclosure provisions were effective at Dec. 31, 2002. The Corporation does not expect the adoption of this new standard to have a material impact on its results of operation or financial condition. For a further discussion of certain guarantees provided by the Corporation see pages 107 through 110.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities.” This Interpretation addresses consolidation by business enterprises of variable interest entities. The application of this Interpretation is immediate for variable interest entities created after Jan. 31, 2003 and is effective July 1, 2003, for variable interest entities that existed prior to Feb. 1, 2003. The Corporation is currently determining the impact of this Interpretation on its referral relationship with Three Rivers Funding Corporation (TRFCO), which could result in the consolidation of TRFCO’s assets and liabilities of $1.2 billion at Dec. 31, 2002, into the Corporation’s financial statements in the third quarter of 2003. See pages 87 and 88 for a discussion of the Corporation’s referral relationship with TRFCO. Some of the Corporation’s venture capital investments may also be determined to be subject to this Interpretation. The Corporation is currently evaluating the impact of this Interpretation on these investments.

FOURTH QUARTER 2002 REVIEW

Net income for the fourth quarter of 2002 was $166 million, or $.38 per share, compared with $807 million, or $1.70 per share, in the fourth quarter of 2001 which included income from discontinued operations of $851 million, or $1.79 per share. Income from continuing operations totaled $164 million, or $.38 per share, in the fourth quarter of 2002 compared with a loss of $44 million, or $.09 per share, in the fourth quarter of 2001. Continuing operations return on equity totaled 19.4% in the fourth quarter of 2002 compared with (4.7)% in the fourth quarter of 2001. All results for 2001 include the amortization of goodwill. Fourth quarter 2001 results were impacted by a $222 million charge for fair value adjustments of venture capital investments, compared with a $27 million charge in the fourth quarter of 2002, and a $57 million loss on the disposition of large corporate loans.

Fee revenue totaled 86% of fee and net interest revenue, on a fully taxable equivalent basis, in the fourth quarter of 2002, compared with 79% in the fourth quarter of 2001. The major component of fee revenue, trust and investment fee revenue totaled 69% of fee and net interest revenue in the fourth quarter of 2002, compared with 93% in the fourth quarter of 2001. The fourth quarter 2001 percentages were impacted by the venture capital loss and the loss on dispositions of loans. Fee revenue increased to $900 million in the fourth quarter of 2002 from $558 million in the fourth quarter of 2001 due to acquisitions, lower equity investment losses and higher financing-related and cash management revenue partially offset by lower foreign exchange revenue. Revenue in the fourth quarter of 2001 was adversely impacted by the $222 million charge for fair value adjustments of venture capital investments and the $57 million loss on the disposition of large corporate loans. Trust and investment fee revenue increased to $735 million in the fourth quarter of 2002 from $670 million in the fourth quarter of 2001 primarily due to acquisitions. Excluding the impact of acquisitions, trust and investment fee revenue decreased approximately 7% due to market depreciation in assets under management, lower benefits consulting revenue and lower securities lending fees. Gains on the sale of securities totaled $31 million in the fourth quarter of 2002.

Net interest revenue on a fully taxable equivalent basis of $149 million decreased $5 million compared with the fourth quarter of 2001. This decrease resulted from a lower level of interest-earning assets partially offset by a higher net interest margin as low yielding money market assets were replaced in part by higher yielding investment securities. Average interest-earning assets decreased $2.3 billion compared with the fourth quarter of 2001, primarily due to lower levels of money market investments.

Operating expense of $838 million in the fourth quarter 2002 increased $63 million compared with the fourth quarter of 2001. This increase resulted primarily from the January 2002 acquisition of Unifi Network and the November 2001 acquisition of Eagle Investment Systems, partially offset by the adoption of SFAS No. 142, which requires that goodwill no longer be amortized. Excluding the effect of acquisitions and the fourth quarter 2001 amortization of goodwill, operating expense decreased approximately 3% in the fourth quarter of 2002 compared with the fourth quarter of 2001 primarily due to lower severance expense, incentive expense and other expenses.

The provision for credit losses totaled $6 million in the fourth quarter of 2002, compared with $5 million in the fourth quarter of 2001. Net credit related losses totaled $4 million in the fourth quarter of 2002 compared with $40 million in the fourth quarter of 2001.

SELECTED QUARTERLY DATA (unaudited)

	Quarter ended
	2002				2001(a)
(dollar amounts in millions, except per share amounts)	Dec. 31	Sept. 30	June 30	March 31	Dec. 31	Sept. 30	June 30	March 31
Consolidated income statement
Total fee and other revenue	$900	$856	$923	$943	$558	$761	$651	$777
Gains on sales of securities	31	28	—	—	—	—	—	—
Net interest revenue	146	156	152	156	151	146	137	140
Provision for credit losses	6	2	160	4	5	5	1	(15)
Total operating expense	838	756	760	772	775	625	627	623

Income (loss) from continuing operations before income taxes	233	282	155	323	(71)	277	160	309
Provision for income taxes	69	96	49	112	(27)	98	58	110

Income (loss) from continuing operations	164	186	106	211	(44)	179	102	199
Income (loss) from discontinued operations, net of tax	2	5	3	5	851	13	(47)	65

Net income	$166	$191	$109	$216	$807	$192	$55	$264
Continuing operations:
Diluted earnings per share	$.38	$.43	$.24	$.47	$(.09)	$.38	$.21	$.41
Basic earnings per share	$.38	$.43	$.24	$.48	$(.09)	$.38	$.22	$.41
Discontinued operations:
Diluted earnings per share	$—	$.01	$.01	$.01	$1.79	$.02	$(.09)	$.13
Net income:
Diluted earnings per share	$.38	$.44	$.25	$.48	$1.70	$.40	$.12	$.54

Average balances—continuing operations
Money market investments	$2,784	$2,344	$2,128	$2,536	$5,982	$4,296	$2,331	$2,701
Trading account securities	800	738	748	689	655	345	379	363
Securities	10,508	10,467	9,982	9,464	9,513	10,888	8,513	8,709

Total money market investments and securities	14,092	13,549	12,858	12,689	16,150	15,529	11,223	11,773
Loans	9,217	9,836	9,662	9,079	9,421	9,611	10,068	10,283
Funds allocated to discontinued operations	—	—	246	474	—	—	33	1,561

Total interest-earning assets	23,309	23,385	22,766	22,242	25,571	25,140	21,324	23,617
Total assets	34,154	34,175	33,398	33,035	42,492	45,500	45,773	48,198
Deposits	20,693	19,924	17,918	17,504	17,863	17,320	16,721	18,346
Notes and debentures	4,284	4,483	4,142	4,040	3,945	3,758	3,721	3,577
Trust-preferred securities	1,006	990	978	973	976	967	962	989
Total shareholders’ equity	3,349	3,270	3,350	3,455	3,774	3,444	3,735	3,992

Net interest margin (FTE)	2.56%	2.72%	2.76%	2.91%	2.40%	2.35%	2.61%	2.43%
Annualized return on equity	19.4%	22.6%	12.6%	24.8%	(4.7)%	20.7%	11.0%	20.2%
Annualized return on assets	1.91%	2.16%	1.28%	2.64%	(.51)%	2.06%	1.34%	2.48%

Common stock data (b)
Market price per share range:
High	$30.71	$31.64	$39.91	$40.80	$39.81	$45.99	$47.25	$51.625
Low	20.00	22.20	29.80	34.44	30.26	27.75	36.95	34.97
Average	27.25	26.77	36.62	38.06	35.91	37.896	43.376	45.161
Period end close	26.11	25.93	31.43	38.59	37.62	32.33	46.00	40.52
Dividends per share	.13	.12	.12	.12	.12	.24	.24	.22
Market capitalization (c)	11,248	11,174	13,677	17,019	16,798	15,125	21,621	19,336

(a)	In January 2002, the Corporation began to record customer expense reimbursements as revenue in accordance with a FASB staff announcement. The Corporation had historically reported expense reimbursements as a reduction of expenses. Also, in accordance with SFAS No. 144, the Corporation began to disclose gross assets and liabilities of discontinued operations instead of the net amount previously reported. Prior period amounts have been reclassified.
(b)	At Dec. 31, 2002, there were 23,020 shareholders registered with the Corporation’s stock transfer agent, compared with 23,377 at year-end 2001 and 24,350 at year-end 2000. In addition, there were approximately 21,525, 19,387 and 16,514 Mellon employees at Dec. 31, 2002, 2001, and 2000, respectively, who participated in the Corporation’s 401(k) Retirement Savings Plan. All shares of Mellon Financial Corporation common stock held by the plan for its participants are registered in the name of Mellon Bank, N.A., as trustee.
(c)	At period end.

- continued -

SELECTED QUARTERLY DATA (unaudited) (continued)

Fourth quarter 2002 compared with the fourth quarter of 2001

See discussion on page 61.

Third quarter of 2002 compared with the third quarter of 2001

Consolidated net income totaled $191 million, or $.44 per share, in the third quarter of 2002, compared with $192 million, or $.40 per share, in the third quarter of 2001. Third quarter 2002 income from continuing operations totaled $186 million, or $.43 per share, compared with $179 million, or $.38 per share, in the third quarter of 2001. Credit losses charged to the loan loss reserve totaled $115 million in the third quarter of 2002, primarily resulting from an $85 million writedown of a loan to WorldCom. Inc. and from the sale of $108 million of loans to a customer in the cable/media industry. Gains on the sale of securities totaled $28 million in the third quarter of 2002. Continuing operations returned 22.6% on equity in the third quarter of 2002, compared with 20.7% in the third quarter of 2001.

Second quarter of 2002 compared with the second quarter of 2001

Consolidated net income totaled $109 million, or $.25 per share, in the second quarter of 2002, compared with $55 million, or $.12 per share, in the second quarter of 2001. Second quarter 2002 income from continuing operations totaled $106 million, or $.24 per share, compared with $102 million, or $.21 per share, in the second quarter of 2001. Results for the second quarter of 2002 included a $160 million provision for credit losses primarily associated with credit exposure to customers associated with allegations of accounting irregularities. Results for the second quarter of 2001 included a $140 million loss on venture capital investments. Continuing operations returned 12.6% on equity in the second quarter of 2002, compared with 11.0% in the second quarter of 2001.

First quarter of 2002 compared with the first quarter of 2001

Consolidated net income totaled $216 million, or $.48 per share, in the first quarter of 2002 compared with $264 million, or $.54 per share, in the first quarter of 2001. First quarter 2002 income from continuing operations totaled $211 million, or $.47 per share, compared with $199 million, or $.41 per share in the first quarter of 2001. Continuing operations returned 24.8% on equity in the first quarter of 2002, compared with 20.2% in the first quarter of 2001.

All results for 2001 quarters presented above and on the prior page include the amortization of goodwill.

CONSOLIDATED INCOME STATEMENT

Mellon Financial Corporation (and its subsidiaries)

	Year ended Dec. 31,
(in millions, except per share amounts)	2002	2001 (a)	2000 (a)
Noninterest revenue
Trust and investment fee revenue:
Investment management	$1,414	$1,375	$1,298
Human resources services	1,020	691	436
Institutional trust and custody	479	392	442
Securities lending revenue	75	97	85

Total trust and investment fee revenue	2,988	2,555	2,261
Cash management revenue	285	239	202
Foreign exchange revenue	146	171	162
Securities trading revenue	37	23	16
Financing-related revenue	147	97	150
Equity investment revenue	(28)	(380)	78
Other	47	42	33

Total fee and other revenue	3,622	2,747	2,902
Gains on sales of securities	59	—	—

Total noninterest revenue	3,681	2,747	2,902

Net interest revenue
Interest revenue	1,056	1,397	1,402
Interest expense	446	823	852

Net interest revenue	610	574	550
Provision for credit losses	172	(4)	8

Net interest revenue after provision for credit losses	438	578	542

Operating expense
Staff expense	1,865	1,541	1,347
Professional, legal and other purchased services	389	347	253
Net occupancy expense	246	219	185
Equipment expense	222	157	134
Business development	131	117	129
Communications expense	110	95	64
Amortization of goodwill	—	73	67
Amortization of other intangible assets	15	7	7
Other expense	148	94	75

Total operating expense	3,126	2,650	2,261

Income
Income from continuing operations before income taxes	993	675	1,183

Provision for income taxes	326	239	427

Income from continuing operations	667	436	756
Discontinued operations:
Income from operations after tax	3	112	251
Net gain on disposals after tax	12	770	—

Income from discontinued operations (net of applicable tax expense of $9, $502 and $148)	15	882	251
Net income	$682	$1,318	$1,007
Earnings per share(b)
Continuing operations:
Basic	$1.53	$.92	$1.54
Diluted	$1.52	$.91	$1.52
Discontinued operations:
Basic	$.03	$1.87	$.51
Diluted	.03	$1.85	$.51
Net income:
Basic	$1.56	$2.79	$2.05
Diluted	$1.55	$2.76	$2.03

(a)	In January 2002, the Corporation began to record customer expense reimbursements as revenue in accordance with a FASB staff announcement. The Corporation had historically reported expense reimbursements as a reduction of expenses. Prior period amounts have been reclassified.
(b)	See the table in Note 3 for earnings per share information excluding the amortization of goodwill in 2001 and 2000.

See accompanying Notes to Financial Statements.

CONSOLIDATED BALANCE SHEET

Mellon Financial Corporation (and its subsidiaries)

	Dec. 31,
(dollar amounts in millions)	2002	2001 (a)
Assets
Cash and due from banks	$2,728	$3,177
Interest-bearing deposits with banks	1,770	4,119
Federal funds sold and securities under resale agreements	2,229	926
Other money market investments	161	146
Trading account securities	792	638
Securities available for sale	11,054	8,795
Investment securities (approximate fair value of $548 and $786)	527	768
Loans, net of unearned discount of $37 and $42	8,438	8,540
Reserve for loan losses	(127)	(96)

Net loans	8,311	8,444
Premises and equipment	704	631
Goodwill	2,065	1,750
Other intangibles	114	97
Assets of discontinued operations	—	1,426
Other assets	5,776	4,646

Total assets	$36,231	$35,563

Liabilities
Noninterest-bearing deposits in domestic offices	$11,074	$9,537
Interest-bearing deposits in domestic offices	7,709	7,604
Interest-bearing deposits in foreign offices	3,874	3,574

Total deposits	22,657	20,715
Federal funds purchased and securities under repurchase agreements	733	825
Term federal funds purchased	208	47
U.S. Treasury tax and loan demand notes	6	106
Commercial paper	9	8
Other funds borrowed	613	560
Reserve for unfunded commitments	52	42
Other liabilities	3,017	3,569
Notes and debentures (with original maturities over one year)	4,493	4,045
Guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures	1,048	991
Liabilities of discontinued operations	—	1,173

Total liabilities	32,836	32,081

Shareholders’ equity
Common stock—$.50 par value Authorized—800,000,000 shares Issued 588,661,920 shares	294	294
Additional paid-in capital	1,886	1,870
Retained earnings	5,514	5,087
Accumulated unrealized gain, net of tax	41	30
Treasury stock of 157,880,343 and 142,153,053 shares, at cost	(4,340)	(3,799)

Total shareholders’ equity	3,395	3,482

Total liabilities and shareholders’ equity	$36,231	$35,563

(a)  In January 2002, in accordance with SFAS No. 144, the Corporation began to disclose gross assets and liabilities of discontinued operations instead of the net amount previously reported. Also, in the second quarter of 2002, the Corporation began to record the reserve for unfunded commitments as a liability. Previously, any such reserve was included in the reserve for loan losses. Prior period amounts have been reclassified.

See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

Mellon Financial Corporation (and its subsidiaries)

	Year ended Dec. 31,
(in millions)	2002	2001		2000
Cash flows from operating activities
Net income	$682	$1,318		$1,007
Income from discontinued operations	15	882		251

Net income from continuing operations	667	436		756
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of goodwill and other intangible assets	15	80		74
Depreciation and other amortization	136	98		69
Deferred income tax (benefit) expense	(43)	(98)		72
Provision for credit losses	172	(4)		8
Net gains on sales of securities	(59)	—		—
Pension credit	(97)	(120)		(101)
Net gains on dispositions of acquired property	(1)	(1)		(3)
Net decrease in accrued interest receivable	11	16		—
Net increase in trading account securities	(117)	(339)		(116)
Net increase (decrease) in accrued interest payable, net of amounts prepaid	10	(18)		(27)
Net increase in incentives and bonuses payable	27	—		50
Net (decrease) increase from other operating activities	(190)	1,190		695

Net cash provided by continuing operations	531	1,240		1,477
Net effect of discontinued operations	(604)	2,421		857

Net cash (used in) provided by operating activities	(73)	3,661		2,334

Cash flows from investing activities
Net decrease (increase) in term deposits and other money market investments	2,334	(2,173)		(1,736)
Net (increase) decrease in federal funds sold and securities under resale agreements	(1,303)	891		(816)
Purchases of securities available for sale	(14,795)	(34,635	) (a)	(6,120)
Proceeds from sales of securities available for sale	3,322	1,144		662
Proceeds from maturities of securities available for sale	9,341	32,854	(a)	2,903
Purchases of investment securities	(4)	(15)		(6)
Proceeds from maturities of investment securities	243	266		179
Net principal (advances) repayments of loans to customers	(1,195)	134		1,802
Loan portfolio purchases	(21)	—		—
Proceeds from sales and securitizations of loan portfolios	1,182	1,292		73
Purchases of premises and equipment	(209)	(167)		(220)
Net cash disbursed in purchase of Unifi Network	(285)	—		—
Net cash disbursed in purchase of HBV Capital Management	(19)	—		—
Net cash disbursed in purchase of remaining 5% (2002) and 20% (2001) interest in Newton Management Limited	(54)	(184)		—
Net cash disbursed in purchase of Henderson Private Asset Management Business	(23)	—		—
Net cash disbursed in purchase of remaining 50% interest in the Mellon Investor Services joint venture	—	—		(31)
Net cash disbursed in purchase of Standish, Ayer & Wood	—	(160)		—
Net cash disbursed in purchase of Eagle Investment Systems	—	(47)		—
Net cash disbursed in purchase of Van Deventer & Hoch	—	(13)		—
Net cash disbursed in other acquisitions	(31)	—		—
Net decrease from other investing activities	(260)	(143)		(301)

Net cash used in investing activities	(1,777)	(956)		(3,611)

-continued-

CONSOLIDATED STATEMENT OF CASH FLOWS (continued)

Mellon Financial Corporation (and its subsidiaries)

	Year ended Dec. 31,
(in millions)	2002	2001	2000
Cash flows from financing activities
Net increase (decrease) in deposits	1,942	(381)	4,172
Net decrease in federal funds purchased and securities under repurchase agreements	(92)	(246)	(24)
Net decrease in other funds borrowed	(47)	(124)	(1,298)
Net increase (decrease) in term federal funds purchased	161	16	(327)
Net increase (decrease) in commercial paper	1	(108)	28
Repayments of longer-term debt	(409)	(224)	(329)
Net proceeds from issuance of longer-term debt	693	647	404
Dividends paid on common stock	(213)	(388)	(421)
Proceeds from issuance of common stock	51	77	90
Repurchase of common stock	(698)	(2,013)	(737)

Net cash provided by (used in) financing activities	1,389	(2,744)	1,558
Effect of foreign currency exchange rates	12	(2)	(29)

Change in cash and due from banks
Net (decrease) increase in cash and due from banks	(449)	(41)	252
Cash and due from banks at beginning of year	3,177	3,218	2,966

Cash and due from banks at end of year	$2,728	$3,177	$3,218

Supplemental disclosures
Interest paid	$436	$841	$879
Net income taxes paid (b)	863	521	393

(a)	See Note 6 of Notes to Financial Statements for an explanation of amounts.
(b)	Includes discontinued operations.

See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

Mellon Financial Corporation (and its subsidiaries)

(in millions)	Common stock	Additional paid-in capital	Retained earnings	Accumulated unrealized gain (loss), net of tax	Treasury stock	Total share- holders’ equity
Balance at Dec. 31, 1999	$294	$1,788	$3,808	$(135)	$(1,739)	$4,016
Comprehensive results:
Net income	—	—	1,007	—	—	1,007
Other comprehensive results, net of tax	—	—	—	96	—	96
Reclassification adjustment	—	—	—	1	—	1

Total comprehensive results	—	—	1,007	97	—	1,104
Dividends on common stock at $0.86 per share	—	—	(421)	—	—	(421)
Common stock issued under Direct Stock Purchase and Dividend Reinvestment Plan	—	1	(1)	—	18	18
Exercise of stock options	—	45	(113)	—	191	123
Repurchase of common stock	—	—	—	—	(737)	(737)
Common stock issued under the 401(k) Retirement Savings Plan	—	1	(1)	—	17	17
Other	—	2	(9)	—	39	32

Balance at Dec. 31, 2000	$294	$1,837	$4,270	$(38)	$(2,211)	$4,152

Comprehensive results:
Net income	—	—	1,318	—	—	1,318
Other comprehensive results, net of tax	—	—	—	68	—	68
Reclassification adjustment	—	—	—	—	—	—

Total comprehensive results	—	—	1,318	68	—	1,386
Dividends on common stock at $0.82 per share	—	—	(388)	—	—	(388)
Common stock issued under Direct Stock Purchase and Dividend Reinvestment Plan	—	—	(1)	—	18	17
Common stock issued in connection with the Eagle Investment Systems acquisition	—	—	—	—	164	164
Common stock issued under the Employee Stock Purchase Plan	—	—	(4)	—	20	16
Exercise of stock options	—	32	(92)	—	156	96
Repurchase of common stock	—	—	—	—	(2,013)	(2,013)
Common stock issued under the 401(k) Retirement Savings Plan	—	—	(2)	—	26	24
Other	—	1	(14)	—	41	28

Balance at Dec. 31, 2001	$294	$1,870	$5,087	$30	$(3,799)	$3,482

Comprehensive results:
Net income	—	—	682	—	—	682
Other comprehensive results, net of tax	—	—	—	36	—	36
Reclassification adjustment	—	—	—	(25)	—	(25)

Total comprehensive results	—	—	682	11	—	693
Dividends on common stock at $0.49 per share	—	—	(213)	—	—	(213)
Common stock issued under Direct Stock Purchase and Dividend Reinvestment Plan	—	—	—	—	10	10
Exercise of stock options	—	14	(26)	—	45	33
Repurchase of common stock	—	—	—	—	(698)	(698)
Common stock issued under the Employee Stock Purchase Plan	—	—	(4)	—	27	23
Common stock issued under the 401(k) Retirement Savings Plan	—	1	(1)	—	33	33
Other	—	1	(11)	—	42	32

Balance at Dec. 31, 2002	$294	$1,886	$5,514	$41	$(4,340)	$3,395

See accompanying Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS

1. Accounting policies

Basis of presentation

The accounting and financial reporting policies of Mellon Financial Corporation (the Corporation), a global financial services company, conform to U.S. generally accepted accounting principles (GAAP) and prevailing industry practices. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and the disclosure of contingent assets and liabilities and the reported amounts of related revenue and expense. Actual results could differ from these estimates.

The consolidated financial statements of the Corporation include the accounts of the Corporation and its majority-owned subsidiaries. Investments, other than venture capital, in companies 20% to 50% owned are carried on the equity basis. The Corporation’s share of earnings of nonconsolidated equity investments are reflected in noninterest revenue as equity investment or trust and investment fee revenue, as appropriate, in the period earned. Investments, other than venture capital, in companies less than 20% owned are carried at cost. Intracorporate balances and transactions are not reflected in the consolidated financial statements.

The income statement and balance sheet include results of acquired businesses, accounted for under the purchase method of accounting pursuant to SFAS No. 141, and equity investments from the dates of acquisition. The Corporation records any contingent purchase payments when the amounts are resolved and become issuable.

The Parent Corporation financial statements in Note 31 include: the accounts of the Corporation; those of a wholly owned financing subsidiary that functions as a financing entity for the Corporation and its subsidiaries by issuing commercial paper and other debt guaranteed by the Corporation; those of the business trusts discussed in Note 14; and MIPA, LLC, a single member company, created to hold and administer corporate owned life insurance. Financial data for the Corporation, the financing subsidiary, the business trusts and the single member company are combined for financial reporting purposes because of the limited function of these entities and the unconditional guarantee by the Corporation of their obligations.

The Corporation considers the underlying facts and circumstances of individual transactions when assessing the appropriateness of consolidating a special purpose entity hereafter referred to as a variable interest entity (VIE). The Corporation’s assessment focuses on its ability to influence or control a VIE as well as the dispersion of risk and rewards attributable to a VIE. In cases where the Corporation transfers financial assets to a VIE, the VIE must represent a qualifying special purpose entity (QSPE) or the Corporation would continue to consolidate the transferred financial assets. QSPE status is achieved when all conditions specified in SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” are met. Those conditions focus on whether the entity is demonstrably distinct from the Corporation, limited to only permitted activities, limited on what assets the QSPE may hold, and limited on sales or other dispositions of assets. The Corporation also obtains the required true-sale opinions from outside counsel on all securitizations. The Corporation has determined that all of its securitization trusts are QSPEs.

Nature of operations

The Corporation is a global financial services company providing a comprehensive range of financial products and services in domestic and selected international markets. Through its six core business sectors (Institutional Asset Management, Mutual Funds, Private Wealth Management, Asset Servicing, Human Resources Services and Treasury Services), the Corporation serves two major classes of customers – high net worth individuals/families and large institutional customers. For corporations and institutions, the Corporation provides asset management, trust and custody, securities lending, foreign exchange, defined contribution and defined benefit services, fund administration, human resources consulting and outsourcing services, investor services and

NOTES TO FINANCIAL STATEMENTS (continued)

1. Accounting policies (continued)

cash management. For relationship customers, the Corporation also provides credit and capital market services. For individual investors, the Corporation provides mutual funds, separately managed accounts, annuities, private wealth management and private banking. The Corporation’s asset management companies, which include The Dreyfus Corporation, Founders Asset Management, LLC and Standish Mellon Asset Management Company LLC in the United States and Newton Management Limited in the United Kingdom, provide investment products in many asset classes and investment styles. The Corporation provides retirement and benefits consulting services through Buck Consultants, Inc. and shareholder services through Mellon Investor Services, LLC. While the Corporation’s major subsidiaries primarily are headquartered in the Northeast and mid-Atlantic regions, most of its products and services are offered nationwide. The Corporation’s customer base is well diversified and primarily domestic, with a growing international presence.

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

Securities available for sale are stated at fair value. Unrealized gains or losses on assets classified as available for sale, net of tax, are recorded as an addition to or deduction from other comprehensive results. Investment securities are stated at cost, adjusted for amortization of premium and accretion of discount on a level yield basis. Gains and losses on sales of securities available for sale are reported in the income statement. The cost of securities sold is determined on a specific identification basis.

Venture capital investments

Venture capital investments, which include both direct investments in companies and investments in private equity funds, are reported at estimated fair values. Changes in estimated fair values and gains and losses from sales are recognized in equity investment revenue. The fair value estimates of the investments are based upon available information and may not necessarily represent amounts that will ultimately be realized, which depend on future events and circumstances. The valuation procedures applied to direct investments include consideration of economic and market conditions, current and projected financial performance of the investee company, and the investee company’s management team. The valuation procedures applied to private equity fund investments include consideration of economic and market conditions and an evaluation of the private equity manager’s valuation techniques. Direct venture capital investments include both equity and mezzanine investments. Direct mezzanine investments in the form of subordinated debt are included in loans on the balance sheet, while equity investments are included in other assets. Indirect investments in private equity funds are included in other assets. The Corporation’s policy regarding venture capital investments has been identified as a “critical accounting policy” as it is regarded to be critical to the presentation of the Corporation’s financial condition since it requires management to make numerous complex and subjective estimates and valuation assumptions relating to amounts which are inherently uncertain.

NOTES TO FINANCIAL STATEMENTS (continued)

1. Accounting policies (continued)

Loans

Loans are reported net of any unearned discount. Interest revenue on nondiscounted loans is recognized based on the principal amount outstanding. Interest revenue on discounted loans is recognized based on methods that approximate a level yield. Loan origination and upfront commitment fees, as well as certain direct loan origination and commitment costs, are deferred and amortized as a yield adjustment over the lives of the related loans. Deferred fees and costs are netted against outstanding loan balances. Loans held for sale are carried at the lower of aggregate cost or fair value.

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

Commercial loans, including commercial leases, generally are placed on nonaccrual status when either principal or interest is past due 90 days or more, unless the loan is well secured and in the process of collection. Management also places commercial loans on nonaccrual status when the collection of principal or interest becomes doubtful. Residential mortgage loans generally are placed on nonaccrual status when, in management’s judgment, collection is in doubt or the loans are 180 days or more delinquent. Personal loans, other than residential mortgages, and certain secured commercial loans are charged off upon reaching various stages of delinquency depending upon the loan type, or upon the death or bankruptcy of the borrower. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed against current period interest revenue. Interest receipts on nonaccrual and impaired loans are recognized as interest revenue or are applied to principal when management believes the ultimate collectability of principal is in doubt. Nonaccrual loans generally are restored to an accrual basis when principal and interest payments become current or when the loan becomes well secured and is in the process of collection.

A loan is considered to be impaired, as defined by SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” when it is probable that the Corporation will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. The Corporation performs impairment tests on all loans of $1 million or greater covered under SFAS No. 114, where there is a significant credit concern. Personal nonaccrual loans are not tested for impairment because they are included in large groups of smaller-balance homogeneous loans that, by definition along with leases, are excluded from the scope of SFAS No. 114.

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

Loan securitizations

Insurance premium finance receivables and jumbo residential mortgages are sold in securitizations. Prior to 2002, automobile loans, home equity lines of credit and home equity installment loans were also sold in securitizations. The Corporation retains servicing assets, cash reserve accounts and/or interest-only strips, all of which are considered retained interests in securitized receivables. The gain or loss on the sale of the receivables

NOTES TO FINANCIAL STATEMENTS (continued)

1. Accounting policies (continued)

depends in part on the previous carrying amount of the financial assets involved in the transfer, which is allocated between the assets sold and the retained interests based on their relative fair values at the date of transfer. Fair values are obtained by using quoted market prices if available.

When quoted market prices are not available for retained interests, the Corporation estimates fair values based on the present value of expected cash flows, which are estimated using management’s best estimates of various key assumptions such as credit losses, prepayment speeds and discount rates commensurate with the risks involved. Servicing assets are amortized in proportion to estimated net servicing fee revenue and are periodically reviewed for impairment. The servicing revenue is recognized in financing-related revenue. Interest-only strips are recorded as securities available for sale with mark-to-market adjustments recorded as adjustments to other comprehensive results. Declines in carrying value which are determined to be other than temporary are immediately charged as a loss on securities.

Reserve for loan losses and reserve for unfunded commitments

The reserve for loan losses, shown as a valuation allowance to loans, and the liability reserve for unfunded commitments are referred to as the Corporation’s reserve for credit exposure. The accounting policy for the determination of the adequacy of the reserve has been identified as a “critical accounting policy” as it is regarded to be critical to the presentation of the Corporation’s financial condition and results of operations.

The reserve for loan losses is maintained to absorb losses inherent in the loan portfolio as of the balance sheet date based on management’s judgment. The reserve determination methodology is designed to provide procedural discipline in assessing the appropriateness of the reserve. This methodology is based substantially upon risk-weighted historical experience in the portfolio, but also includes loan-by-loan reviews as well as a review by portfolio. Qualitative factors that impact inherent losses and are considered in the establishment of reserves include historical experience; nonperforming loans; portfolio volume, quality, maturity and composition; portfolio and market concentrations; current economic conditions and other current factors. Credit losses are charged against the reserve. Recoveries are added to the reserve.

The methodology for determining the liability for unfunded commitments considers the same factors as the reserve for loan losses, as well as an estimate of the probability of drawdown, correlated to the credit risk rating of the commitment.

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

The Corporation capitalizes costs relating to acquired software and internal-use software development projects that provide new or significant functionality improvements. The Corporation capitalizes projects that are expected to result in longer term operational benefits, such as replacement systems or new applications that result in significantly increased operational efficiencies or incremental revenues.

NOTES TO FINANCIAL STATEMENTS (continued)

1. Accounting policies (continued)

Identified intangible assets and goodwill

Identified intangible assets with estimable lives are amortized using straight-line and accelerated methods over their remaining estimated benefit periods. Intangible assets with estimable lives are reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset. Goodwill on entities acquired prior to July 1, 2001, continued to be amortized until Dec. 31, 2001, on a straight-line basis over a remaining estimated benefit period of 19 years on a weighted average basis. Goodwill on entities acquired after June 30, 2001, was not amortized. Goodwill and intangibles with indefinite lives are assessed annually for impairment. Amortization of all goodwill was discontinued beginning in 2002.

Income taxes

The Corporation files a consolidated federal income tax return. Deferred taxes are recognized for the expected future tax consequences of existing differences between the financial reporting and tax reporting bases of assets and liabilities using enacted tax laws and rates.

Foreign currency translation

Assets and liabilities denominated in foreign currencies are translated to U.S. dollars at the rate of exchange on the balance sheet date. Revenue and expense accounts are translated monthly at month-end rates of exchange. Transaction gains and losses are included in the income statement. Translation gains and losses on investments in foreign entities with functional currencies that are not the U.S. dollar are recorded as foreign currency translation adjustments in other comprehensive results.

Fee revenue

Trust and investment fees are reported net of fees waived and expense reimbursements to certain mutual funds. Investment management performance fees earned under a contractual formula are recognized in the period in which the performance fees are earned and become determinable. Fees on standby letters of credit are recognized over the commitment term in fee revenue, while fees on commercial letters of credit, because of their short-term nature, are recognized when received in fee revenue.

The Corporation recognizes fee revenue earned under its outsourcing contracts, which generally have a three to five year contractual term, as services are provided. The Corporation recognizes revenue from non-refundable, up-front implementation fees using a straight-line method, commencing in the period the on-going services are performed through the expected term of the contractual relationship. Incremental direct set-up costs of implementation, up to the related implementation fee amount, are deferred and amortized over the same period that the related implementation fees are recognized. If a client terminates an outsourcing contract prematurely, the unamortized deferred incremental direct set-up costs and the unamortized deferred up-front implementation fees related to that contract are recognized in the period the contract is terminated. Losses on outsourcing contracts are recognized during the period the loss becomes probable and the amount of the loss is reasonably estimable. Losses are determined to be the amount by which estimated costs of the contract exceed the estimated total revenues earned.

Consulting fee revenue is recognized as the services are provided. Losses on consulting contracts are recognized during the period the loss becomes probable and the amount of the loss is reasonably estimable. Losses are determined to be the amount by which estimated costs of the contract exceed the estimated total revenues earned. Fees for other services generally are recognized over the periods in which the related services are provided.

NOTES TO FINANCIAL STATEMENTS (continued)

1. Accounting policies (continued)

Pensions

The Corporation provides pension benefits to substantially all of its salaried employees through its noncontributory, defined benefit pension plans. Employees are provided benefits that are based upon the employees’ years of service and compensation. The prepaid pension benefit is reported in other assets. The unfunded pension liability is recorded in other liabilities. Net periodic benefit credits are netted in operating expense. The Corporation’s accounting policy regarding pensions has been identified as a “critical accounting policy” as it is regarded to be critical to the presentation of the Corporation’s financial condition since it requires management to make numerous complex and subjective assumptions relating to amounts which are inherently uncertain. Refer to pages 99 and 100 for further discussion of the Corporation’s pension policy.

Derivative instruments used for risk management purposes

The Corporation enters into derivative instruments to manage its sensitivity to interest rate risk. This is accomplished by using these instruments to offset the inherent price or interest rate risk of specific balance sheet assets or liabilities. All of these instruments are designated as hedges on the trade date and are recognized on the balance sheet at their fair values. The fair value of contracts with a given counterparty in a gain position is reported on the balance sheet in other assets and the fair value of contracts in a loss position is reported in other liabilities. Derivatives designated as a hedge of changes in the fair value of an asset or liability or of a firm commitment attributable to a specified risk are considered to be fair value hedges. Derivatives designated as a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to an asset or liability are considered to be cash flow hedges. Derivatives can also be designated as foreign currency fair value and cash flow hedges, and as hedges of a net investment in a foreign operation.

Changes in the fair value of a derivative that is highly effective and qualifies as a fair value hedge, along with the loss or gain on the hedged asset or liability that is attributable to the hedged risk (including losses or gains on firm commitments), are recorded in current period earnings. Changes in the fair value of a derivative that is highly effective and qualifies as a cash flow hedge are recorded in other comprehensive results, and reclassified into earnings in the same period or periods as the hedged item affects earnings. Changes in the fair value of derivatives that are highly effective and qualify as foreign currency hedges are recorded in either current period earnings or other comprehensive results, depending on whether the hedge transaction meets the criteria for a fair value or a cash flow hedge. If, however, a derivative or non-derivative financial instrument that may result in foreign currency transaction gains or losses is used as a hedge of a net investment in a foreign operation, the changes in fair value of the derivative or the foreign currency transaction gains or losses on the non-derivative financial instrument, to the extent the hedge is effective, are recorded as foreign currency translation adjustments within other comprehensive results.

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

NOTES TO FINANCIAL STATEMENTS (continued)

1. Accounting policies (continued)

or exercised; is no longer designated as a hedge instrument because it is unlikely that a forecasted transaction will occur; a hedged firm commitment no longer meets the definition of a firm commitment; or management determines that designation of the derivative as a hedge instrument is no longer appropriate.

When hedge accounting is discontinued, the derivative instrument will be either terminated, continue to be carried on the balance sheet at fair value or redesignated as the hedging instrument in either a cash flow or fair value hedge, if the relationship meets all applicable hedging criteria. Any asset or liability that was previously recorded as a result of recognizing the value of a firm commitment will be removed from the balance sheet and recognized as a gain or loss in current period earnings. Any gains or losses that were recorded in other comprehensive results from hedging a forecasted transaction will be recognized immediately in current period earnings, if it is probable that the forecasted transaction will not occur.

On Jan. 1, 2001, the Corporation adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133.” In accordance with the transition provisions of the standards, upon adoption the Corporation recorded a net of tax cumulative effect gain adjustment of $24 million in earnings to recognize the fair value of all derivative instruments that are designated as fair value hedging instruments. The Corporation also recorded a net of tax cumulative effect loss adjustment of $24 million in earnings to recognize the difference between the carrying values and fair values of the related hedged balance sheet items. In addition, the Corporation recorded a net of tax cumulative effect loss adjustment of $2 million in other comprehensive results to recognize at fair value all derivative instruments that are designated as cash flow hedging instruments. Net gains and losses on derivative instruments that were previously deferred were removed from the balance sheet through a net of tax cumulative effect loss adjustment of less than $1 million to earnings and a $9 million loss to comprehensive results. Gains and losses on derivative instruments that were previously deferred as adjustments to the carrying value of hedged items were not adjusted.

For further discussion of hedging activity during 2002 and 2001, see the “Fair Value Hedges,” “Cash Flow Hedges” and “Hedges of Net Investment in Foreign Operations” sections on page 45. The information in those sections is incorporated by reference into these Notes to Financial Statements.

Derivative instruments used for trading activities

The Corporation enters into various derivative instruments to accommodate customers and for its proprietary trading activities. Derivative instruments that are based on specific market indices are also used to manage risk in other portfolios, such as start-up mutual fund investments. Realized and unrealized changes in the fair value of these instruments are recognized in the income statement in foreign exchange revenue and securities trading revenue in the period in which the changes occur. Interest revenue and expense on instruments held for trading activities are included in the income statement as part of net interest revenue. The fair value of contracts used for proprietary trading activities are reported as trading account securities.

Pre-SFAS No. 133 off-balance-sheet instruments accounting policies

In years prior to 2001, the Corporation entered into interest rate swaps, interest rate caps and floors, financial futures and financial options primarily to manage its sensitivity to interest rate risk. This was accomplished by using these instruments to offset the inherent price or interest rate risk of specific on-balance-sheet assets or liabilities. All of these instruments were designated as hedges on the trade date and were highly correlated with the financial instrument being hedged. High correlation was achieved if the hedge instrument and the financial instrument being hedged were denominated in the same currency and (i) were both fixed rate instruments with similar maturities, or (ii) were structurally comparable and based upon similar floating rate indices, or (iii) had been subjected to a mathematical correlation analysis and found to be highly correlated. Hedge correlation of

NOTES TO FINANCIAL STATEMENTS (continued)

1. Accounting policies (continued)

interest rate or market value risk management positions was reviewed periodically. If a hedged instrument was sold or matured, or correlation criteria were no longer met, the risk management position was no longer accounted for as a hedge. Under these circumstances, the accumulated change in market value of the hedge was recognized in current income to the extent that the hedge results had not been offset by the effects of interest rate or price changes of the hedged item.

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

The Corporation entered into various off-balance-sheet financial instruments to accommodate customers and for its proprietary trading activities. Realized and unrealized changes in the fair value of these instruments were recognized in the income statement in foreign exchange revenue and securities trading revenue in the period in which the changes occurred. Interest revenue and expense on instruments held for trading activities were included in the income statement as part of net interest revenue. The fair value of contracts with a given customer in gain positions was reported on the balance sheet in other assets and the fair value of contracts in loss positions was reported in other liabilities.

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

Stock options

The Corporation accounts for its stock-based compensation plans under the provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” utilizing the intrinsic-value-based method, on which APB No. 25 is based. In accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” the Corporation previously adopted the disclosure-only option and continued to apply the provisions of APB No. 25 for financial statement purposes. The Black-Scholes option pricing model was used to determine the fair value estimates for disclosure purposes. The Corporation announced that beginning Jan. 1, 2003, it will expense the estimated fair value of stock options, on a prospective basis.

NOTES TO FINANCIAL STATEMENTS (continued)

1. Accounting policies (continued)

The Black-Scholes option pricing model requires the use of subjective assumptions which can materially affect fair value estimates. Therefore, this model does not necessarily provide a reliable single measure of the fair value of the Corporation’s stock options or Employee Stock Purchase Plan (ESPP) shares. The fair value of each stock option granted and ESPP share was estimated on the date of the grant using the following weighted-average assumptions for 2002, 2001 and 2000, respectively: (1) expected dividend yields of 1.7%, 1.3% and 1.8%; (2) risk-free interest rates of 3.4%, 3.7% and 5.2%; (3) expected volatility of 33%, 33% and 31%; and (4) expected lives of options of 5.7 years, 4.2 years and 3.9 years.

Had the compensation cost for the Corporation’s stock-based compensation plans been determined in accordance with the fair value accounting provisions of SFAS No. 123, net income from continuing operations, basic net income and diluted net income per common share from continuing operations for the years ended Dec. 31, 2002, 2001 and 2000, would have been as follows:

Pro forma net income from continuing operations

(in millions, except per share amounts)	2002	2001	2000
Net income:
As reported (a)	$667	$436	$756
Pro forma (a)(b)	$627	$401	$726
Basic net income per common share:
As reported	$1.53	$.92	$1.54
Pro forma	$1.44	$.85	$1.48
Diluted net income per common share:
As reported	$1.52	$.91	$1.52
Pro forma	$1.43	$.84	$1.46

(a)	Reported and pro forma results include compensation expense for restricted stock awards, net of tax, for 2002, 2001 and 2000 of $16 million, $10 million and $8 million, respectively.
(b)	The pro forma stock-based employee compensation cost, net of tax, for 2002, 2001 and 2000 is $40 million, $35 million and $30 million, respectively.

2. Contingent consideration related to acquisitions

The Corporation completed several acquisitions during 2002 with total cash consideration of $412 million. These acquisitions added approximately $4 billion to assets under management. The Corporation records contingent purchase payments when amounts are resolved and become issuable. At Dec. 31, 2002, the Corporation was potentially obligated for contingent additional consideration of a minimum expected amount of approximately $25 million to a maximum expected amount of approximately $65 million for acquisitions, over the next four years, depending on the performance of the acquired companies. In addition, the Corporation is obligated to pay additional consideration in four equal annual installments of $12.5 million beginning in 2003 for a total of $50 million, for the Standish Mellon acquisition. The net present value of this obligation was recorded as additional goodwill in the fourth quarter of 2002. The Corporation did not make any payments in 2002 for contingent consideration related to acquisitions made in prior years.

3. Adoption of new accounting standards

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet in order to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. SFAS No. 142

NOTES TO FINANCIAL STATEMENTS (continued)

3. Adoption of new accounting standards (continued)

also requires that intangible assets with estimable useful lives continue to be amortized over their respective estimated useful lives to their residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 was issued in August 2001 and became effective Jan. 1, 2002. SFAS No. 144 requires that an impairment loss must be recognized if the carrying amount of a long-lived asset exceeds its undiscounted identifiable cash flows. Any impairment loss must be measured as the difference between the carrying amount and the fair value of the asset. A long-lived asset to be disposed of by sale must be measured at the lower of its carrying amount or fair value less costs to sell. Depreciation must cease when the disposal plan is established. For a long-lived asset that will be disposed of other than by sale, the depreciable life of the asset must be revised in accordance with APB Opinion No. 20, “Accounting Changes.”

The Corporation adopted the provisions of SFAS No. 141 as of July 1, 2001, and SFAS No. 142 as of Jan. 1, 2002. Except for the 1994 merger with Dreyfus, which was accounted for under the pooling-of-interests method, the Corporation had been required to account for business combinations under the purchase method of accounting. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001, were amortized through the end of 2001 and tested for impairment in accordance with pre-SFAS No. 142 and No. 144 requirements. For acquisitions initiated after June 30, 2001, goodwill was not amortized. SFAS No. 141 required, upon adoption of SFAS No. 142, that the Corporation evaluate its existing intangible assets and goodwill that were acquired in prior purchase business combinations, and make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 for recognition apart from goodwill. Upon adoption of SFAS No. 142, the Corporation was also required to reassess the useful lives and residual values of all intangible assets acquired, and make any necessary amortization period adjustments by the end of the first quarter of 2002. In addition, to the extent an intangible asset was identified as having an indefinite useful life, the Corporation was required to test the intangible asset for impairment within the first quarter of 2002. No such reclassifications, amortization period adjustments, or impairment adjustments were necessary.

In connection with SFAS No. 142’s transitional goodwill impairment evaluation, the Statement required that the Corporation perform an assessment of whether there was an indication that goodwill was impaired as of the date of adoption. To accomplish this, the Corporation identified its reporting units and determined the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired. Based upon initial testing and annual testing for goodwill impairment, it was determined that no adjustments for impairment were needed.

Acquired intangible assets

Intangible assets – subject to amortization

	Dec. 31, 2002			Dec. 31, 2001
(in millions)	Gross Carrying Amount	Accumulated Amortization	Remaining weighted- average amortization period	Gross Carrying Amount	Accumulated Amortization
Customer base	$47	$(6)	7 yrs	$32	$(2)
Technology based	45	(5)	9 yrs	44	—
Premium on deposits	35	(19)	4 yrs	35	(15)
Other	9	(2)	4 yrs	4	(1)

Total	$136	(32)	7 yrs	$115	$(18)

NOTES TO FINANCIAL STATEMENTS (continued)

3. Adoption of new accounting standards (continued)

Intangible assets – not subject to amortization	Dec. 31, 2002	Dec. 31, 2001
(in millions)	Gross Carrying Amount	Gross Carrying Amount
Investment management contractual relationships	$10	$—

During 2002, the gross carrying amount of intangible assets subject to amortization increased by $21 million with a weighted-average amortization period of 6 years. Approximately $15 million, with a weighted-average amortization of 7 years was assigned to the customer base intangible, approximately $5 million, with a weighted-average amortization period of 2 years was assigned to other intangibles and approximately $1 million with a weighted-average amortization period of 3 years was assigned to the technology based intangible, primarily resulting from the January 2002 acquisition of Unifi Network and August 2002 acquisition of the Henderson Private Asset Management business. In addition, during 2002, $10 million of intangibles was assigned to the investment management contractual relationships intangible with an indefinite life as a result of the July 2002 HBV Capital acquisition. Intangible assets with estimable lives are amortized over their estimated useful lives. Amortization expense totaled $15 million, $7 million and $7 million, in 2002, 2001 and 2000, respectively. Based upon the current level of intangible assets, the annual amortization expense for the years 2003 through 2008 is expected to be approximately $18 million, $17 million, $14 million, $13 million $13 million and $10 million, respectively. The after-tax impact of the annual amortization expense for the years 2003 through 2008 is expected to be approximately $15 million, $14 million, $11 million, $11 million, $11 million and $9 million, respectively.

Goodwill

The following table shows the changes in goodwill, by core business sector, for the year ended Dec. 31, 2002.

Goodwill (in millions)	Institutional Asset Management		Mutual Funds	Private Wealth Management	Asset Servicing	Human Resources Services	Treasury Services	Total
Balance at Dec. 31, 2001	$495		$228	$320	$275	$240	$192	$1,750
Acquired goodwill	73		16	5	—	172	—	266
Purchase price adjustments	52	(a)	(3)	—	—	—	—	49

Balance at Dec. 31, 2002	$620		$241	$325	$275	$412	$192	$2,065

(a)	Includes $47 million for additional consideration related to the July 2001 acquisition of Standish Mellon Asset Management. This amount is the net present value of a $50 million obligation, as discussed in Note 2.

The increase in goodwill was primarily due to the January 2002 acquisition of Unifi Network ($165 million) which is assigned to the Human Resources Services sector; the May 2002 acquisition of the remaining 5% interest in Newton Management Limited ($50 million), the August 2002 acquisition of Henderson Private Asset Management ($13 million) and the July 2002 acquisition of HBV Capital Management ($10 million), all of which are included in the Institutional Asset Management sector; the November 2002 acquisition of Ashland Management’s separate accounts, renamed Lighthouse Growth Advisors ($16 million) which is included in the Mutual Funds sector and the August 2002 acquisition of Weber Fulton & Felman ($5 million), an investment management firm, which is included in the Private Wealth Management sector. No charges for goodwill impairment were recognized in 2002.

NOTES TO FINANCIAL STATEMENTS (continued)

3. Adoption of new accounting standards (continued)

Transitional disclosures

Adjusted financial results – excluding the amortization of goodwill in 2001 and 2000

(dollar amounts in millions, except per share amounts)	2002	2001	2000
Income from continuing operations	$667	$436	$756
Plus after-tax impact of amortization of goodwill from purchase acquisitions:
Goodwill	—	61	58
Equity method goodwill (a)	—	5	5

Adjusted income from continuing operations	$667	$502	$819

Income from discontinued operations	$15	$882	$251
Plus after-tax impact of amortization of goodwill from purchase acquisitions	—	31	40

Adjusted income from discontinued operations	$15	$913	$291

Adjusted net income	$682	$1,415	$1,110

Earning per share
Continuing operations:
Basic	$1.53	$.92	$1.54
Goodwill amortization	—	.14	.13

Adjusted basic	$1.53	$1.06	$1.67

Diluted	$1.52	$.91	$1.52
Goodwill amortization	—	.14	.13

Adjusted diluted	$1.52	$1.05	$1.65

Discontinued operations:
Basic	$.03	$1.87	$.51
Goodwill amortization	—	.06	.08

Adjusted basic	$.03	$1.93	$.59

Diluted	$.03	$1.85	$.51
Goodwill amortization	—	.06	.07

Adjusted diluted	$.03	$1.91	$.58

Net income:
Basic	$1.56	$2.79	$2.05
Goodwill amortization	—	.20	.21

Adjusted basic	$1.56	$2.99	$2.26

Diluted	$1.55	$2.76	$2.03
Goodwill amortization	—	.20	.20

Adjusted diluted	$1.55	$2.96	$2.23

(a)	Relates to the goodwill on equity method investments and joint ventures. The income from these investments is recorded in fee revenue.

NOTES TO FINANCIAL STATEMENTS (continued)

4. Discontinued operations

As a result of several disposition transactions discussed below, and consistent with its announced strategy, the Corporation exited all lines of business serving two defined major classes of customers—retail consumer and small business/middle market customers. The financial results of these businesses are reported as discontinued operations. Following the dispositions, the Corporation’s remaining lines of business serve two defined major classes of customers—high net worth individuals/families and large institutional customers.

Reflected as discontinued operations throughout the Corporation’s financial statements are the results of regional consumer banking, small business banking, and certain middle market banking operations, which were sold to Citizens Financial Group, Inc. (Citizens) in December 2001; the Mellon Leasing Corporation businesses that served mid-sized corporations and vendors of small ticket equipment, and Mellon Business Credit, which were sold in June 2001; Dreyfus Brokerage Services which served retail consumers nationally, which was sold in January 2002; the Corporation’s jumbo mortgage business which served consumers nationally, which was sold in part to Citizens and the balance disposed of through portfolio sales and securitizations; and the disposition in December 2001 of loans and loan commitments to middle market companies not sold to Citizens.

Because the lines of business included in discontinued operations were discrete lines of business serving classes of customers the Corporation’s continuing lines of business do not serve, the disposition of these businesses has no material impact on continuing operations going forward.

In accordance with GAAP, earnings, assets and liabilities of the discontinued businesses are shown separately in the income statement and balance sheet, respectively, for all periods presented, where applicable. All information in these Financial Statements and Notes reflects continuing operations unless otherwise noted. During the third quarter of 2002, the Corporation completed the conversion of customer deposit accounts and loans to Citizens. The Corporation had been administering these accounts under a transitional service agreement until Citizens was able to convert these accounts to its systems. This was the final step of a transition process that began following the 2001 sale. As of Dec. 31, 2002, there were no remaining assets or liabilities in discontinued operations.

The after-tax gain of $12 million in 2002 primarily resulted from the resolution of sale-related issues that were uncertain at the time of the dispositions and favorable customer retention. The after-tax gain of $770 million in 2001 resulted from a net gain of $1.030 billion after-tax on the Citizens transaction; an $89 million after-tax net loss on the sale of Dreyfus Brokerage Services; an $86 million after-tax loss on the disposal of loans and commitments made to middle market customers that were not sold to Citizens; a $16 million after-tax gain on the securitizations or sale of nearly all of the jumbo mortgages; and a $101 million after-tax net loss on the sale of the Mellon Leasing Corporation businesses that served mid-sized corporations and vendors of small ticket equipment, and Mellon Business Credit.

Income from discontinued operations

(in millions)	2002	2001	2000
Income from operations (net of applicable tax expense of $1, $65 and $148) (a)	$3	$112	$251
Net gain on disposals (net of applicable tax expense of $8, $437 and $—)	12	770	—

Income from discontinued operations after-tax	$15	$882	$251

(a)	Revenue from discontinued operations totaled $55 million in 2002, $834 million in 2001 and $1.073 billion in 2000.

NOTES TO FINANCIAL STATEMENTS (continued)

4. Discontinued operations (continued)

Discontinued operations assets and liabilities

(in millions)	Dec. 31, 2002	Dec. 31, 2001
Cash and due from banks	$—	$126
Loans	—	1,068
Goodwill	—	18
Other assets	—	214

Total assets	$—	$1,426

Total deposits and other liabilities	$—	$1,173

There were no derivatives used for risk management purposes for discontinued operations at Dec. 31, 2002, and Dec. 31, 2001.

5. Cash and due from banks

Cash and due from banks includes reserve balances that the Corporation’s subsidiary banks are required to maintain with a Federal Reserve bank. These required reserves are based primarily on deposits outstanding and were $250 million at Dec. 31, 2002, and $322 million at Dec. 31, 2001, including discontinued operations. These balances averaged $258 million in 2002 and $403 million in 2001.

NOTES TO FINANCIAL STATEMENTS (continued)

6. Securities

Securities available for sale	Dec. 31, 2002				Dec. 31, 2001
	Amortized cost	Gross unrealized		Fair value	Amortized cost	Gross unrealized		Fair value
(in millions)		Gains	Losses			Gains	Losses
U.S. Treasury	$270	$—	$—	$270	$389	$—	$—	$389
U.S. agency mortgage-backed	8,487	164	8	8,643	5,338	119	1	5,456
Other U.S. agency	176	1	—	177	235	1	—	236

Total U.S. Treasury and agency securities	8,933	165	8	9,090	5,962	120	1	6,081
Obligations of states and political subdivisions	484	14	—	498	313	3	4	312
Other securities:
Bonds, notes and preferred stock	182	—	—	182	114	1	—	115
Other mortgage backed	1,245	19	—	1,264	2,266	17	2	2,281
Other	21	—	1	20	7	—	1	6

Total other securities	1,448	19	1	1,466	2,387	18	3	2,402

Total securities available for sale	$10,865	$198	$9	$11,054	$8,662	$141	$8	$8,795

Contractual maturity distribution of securities available for sale at Dec. 31, 2002

(dollar amounts in millions)	U.S. Treasury	U.S. agency mortgage- backed	Other U.S. agency	Total U.S. Treasury and agency	Obligations of states and political subdivisions	Other securities	Total securities available for sale
Within one year
Amortized cost	$251	—	$171	$422	$2	$33	$457
Fair value	$251	—	$171	$422	$2	$33	$457
Yield	1.22%	—	1.25%	1.24%	7.36%	1.85%	1.31%
1 to 5 years
Amortized cost	$18	—	—	$18	$5	$65	$88
Fair value	$18	—	—	$18	$6	$65	$89
Yield	3.77%	—	—	3.77%	3.66%	4.37%	4.16%
5 to 10 years
Amortized cost	$1	—	$5	$6	$48	$2	$56
Fair value	$1	—	$6	$7	$49	$3	$59
Yield	5.50%	—	6.49%	6.31%	6.83%	6.07%	6.74%
Over 10 years
Amortized cost	—	—	—	—	$429	$103	$532
Fair value	—	—	—	—	$441	$101	$542
Yield	—	—	—	—	7.39%	6.20%	7.17%
Mortgage-backed securities
Amortized cost	—	$8,487 (a)	—	$8,487	—	$1,245 (a)	$9,732
Fair value	—	$8,643	—	$8,643	—	$1,264	$9,907
Yield	—	4.38%	—	4.38%	—	5.62%	4.54%

Total amortized cost	$270	$8,487	$176	$8,933	$484	$1,448	$10,865
Total fair value	$270	$8,643	$177	$9,090	$498	$1,466	$11,054
Total yield	1.41%	4.38%	1.40%	4.23%	7.29%	5.53%	4.54%
Weighted average contractual years to maturity	.31	N/M	.19	.26 (b)	14.05	N/M

N/M—Not meaningful.

(a)	The average expected lives of “U.S. agency mortgage-backed” and “Other mortgage-backed” securities were approximately 2.6 years and 1.5 years, respectively, at Dec. 31, 2002.
(b)	Excludes maturities of “U.S. agency mortgage-backed” securities.

Note: Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

NOTES TO FINANCIAL STATEMENTS (continued)

6. Securities (continued)

Investment securities	Dec. 31, 2002				Dec. 31, 2001
	Amortized cost	Gross unrealized		Fair value	Amortized cost	Gross unrealized		Fair value
(in millions)		Gains	Losses			Gains	Losses
U.S. Treasury	$—	$—	$—	$—	$—	$—	$—	$—
U.S. agency mortgage-backed	455	21	—	476	698	18	—	716

Total U.S. Treasury and agency securities	455	21	—	476	698	18	—	716
Obligations of states and political
subdivisions	25	—	—	25	22	—	—	22
Other securities:
Stock of Federal Reserve Bank	45	—	—	45	45	—	—	45
Other mortgage-backed	2	—	—	2	3	—	—	3

Total other securities	47	—	—	47	48	—	—	48

Total investment securities	$527	$21	$—	$548	$768	$18	$—	$786

Contractual maturity distribution of investment securities at Dec. 31, 2002

(dollar amounts in millions)	U.S. agency mortgage- backed	Obligations of states and political subdivisions	Other mortgage- backed	Other securities		Total investment securities
1 to 5 years
Amortized cost	—	$13	—	—		$13
Fair value	—	$13	—	—		$13
Yield	—	5.68%	—	—		5.68%
5 to 10 years
Amortized cost	—	$12	—	—		$12
Fair value	—	$12	—	—		$12
Yield	—	5.66%	—	—		5.66%
Over 10 years
Amortized cost	—	—	—	$45	(a)	$45
Fair value	—	—	—	$45	(a)	$45
Yield	—	—	—	6.00%		6.00%
Mortgage-backed securities
Amortized cost	$455	—	$2	—		$457
Fair value	$476	—	$2	—		$478
Yield	6.72%	—	4.76%	—		6.71%

Total amortized cost	$455	$25	$2	$45		$527
Total fair value	$476	$25	$2	$45		$548
Total yield	6.72%	5.67%	4.76%	6.00%		6.60%
Weighted average contractual years to maturity	— (b)	4.61	— (b)	—

(a)	Federal Reserve Bank stock with no stated maturity.
(b)	The average expected lives of “U.S. agency mortgage-backed” and “Other mortgage-backed” securities were approximately 1.9 years and 3.0 years, respectively, at Dec. 31, 2002.

Note: Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

NOTES TO FINANCIAL STATEMENTS (continued)

6. Securities (continued)

Gross realized gains were $59 million, and gross realized losses were less than $1 million, on sales of securities available for sale in 2002. Gross realized gains and losses on the sales of securities available for sale were each $1 million or less in 2001 and 2000. After-tax net gains on the sales of securities were $38 million in 2002, and less than $1 million in 2001 and 2000. At Dec. 31, 2002, and Dec. 31, 2001, there were no issuers, other than U.S. Government and its agencies, where the aggregate book value of securities exceeded 10% of shareholders’ equity. In addition, during 2001 the Corporation purchased $34.635 billion, and had proceeds from maturities of $32.854 billion, of securities available for sale, primarily resulting from the acquisition and maturity of short term U.S. agency discount notes required for pledging purposes against short term deposits.

Securities available for sale, investment securities and loans with book values of $10.1 billion at Dec. 31, 2002, and $10.0 billion at Dec. 31, 2001, were required to be pledged to secure public and trust deposits, repurchase agreements and for other purposes. Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The collateral received from or provided to third parties under resale or repurchase agreements can be sold or repledged by the holder of the collateral. The fair value of collateral received totaled $156 million and the fair value of collateral provided totaled $139 million, under these agreements at Dec. 31, 2002. The fair value of collateral either received from or provided to a third party is continually monitored and additional collateral is obtained from, or requested to be returned to, the Corporation as deemed appropriate.

7. Loans

For details of the loans outstanding at Dec. 31, 2002, and 2001, see the 2002 and 2001 columns of the “Composition of loan portfolio at year end” table on page 48. The information in those columns is incorporated by reference into these Notes to Financial Statements.

For details of the nonperforming and past-due loans at Dec. 31, 2002, and 2001, see the amounts in the 2002 and 2001 columns of the “Nonperforming assets at year end” and “Past-due loans at year end” tables on pages 52 and 54, respectively. The information in those columns is incorporated by reference into these Notes to Financial Statements. For details on impaired loans at Dec. 31, 2002, 2001, and 2000, see the amounts in the “Impaired loans” table on page 53. The information in that table is incorporated by reference into these Notes to Financial Statements. There was no foregone interest on restructured loans in 2002, 2001 and 2000.

Loan securitizations

In 2002, the Corporation securitized $440 million of insurance premium finance loans in a three year revolver and $512 million of jumbo residential mortgage loans. In 2002, the Corporation recognized a net pre-tax gain of $1 million on the securitization of the insurance premium finance loans and a net pre-tax gain of $2 million on the securitization of jumbo residential mortgage loans. These gains were recorded in financing-related revenue.

In 2001, the Corporation securitized $800 million of insurance premium finance loans in a 3 year revolver and recorded a net pre-tax gain of $1 million. An existing $500 million securitization that was initiated in 1996 matured at that time. In addition, the Corporation securitized $669 million of home equity lines of credit loans (HELOC), $1.280 billion of home equity installment loans (HEIL) and $1.344 billion of jumbo residential mortgage loans. The Corporation recorded a net pre-tax gain of $59 million on these securitizations, which were recorded in income from discontinued operations. In prior years, the Corporation securitized automobile loans, jumbo residential mortgages and HEILs. All securitized loans were removed from the balance sheet upon securitization.

NOTES TO FINANCIAL STATEMENTS (continued)

7. Loans (continued)

The Corporation has retained servicing responsibilities as well as retained subordinated interests in the automobile, HEIL and HELOC securitizations. The corporation receives annual servicing fees of 0.25% or 0.375% for mortgage loans, 0.5% for the automobiles, HELOC and insurance premium finance loans, and ..36% for the HEIL loans, of the outstanding balance. The Corporation receives excess servicing fees after the investors in the securitization trust have received the return for which they contracted. The investors and the securitization trusts have no recourse to the Corporation’s other assets for failure of debtors to pay when due. The Corporation’s retained interests are subordinate to investor’s interests. Their value is subject to credit, prepayment, and interest rate risks on the transferred financial assets.

Key economic assumptions used in measuring the retained interests on the date of securitization in 2002 for the insurance premium finance and jumbo residential mortgage loans were as follows: a monthly prepayment rate of 2%, and 2%; a weighed average life of .3 years and 3.7 years; and expected annual credit losses of .4% and -% respectively; and residual cash flows discounted at 12% for the insurance premium finance loan securitization.

At Dec. 31, 2002, key economic assumptions used in measuring the retained interests in securitizations are reflected in the following table and paragraph:

	HELOC Loans Dec. 31,		Automobile Loans Dec. 31,		HEIL Loans Dec. 31,		Insurance Premium Finance Loans Dec. 31,
(dollar amounts in millions)	2002	2001	2002	2001	2002 (a)	2001	2002	2001
Carrying amount/fair value of retained interests	$21	$32	$10	$24	$—	$27	$28	$18
Weighted-average life (in years)	1.5	2.5	.8	1.1	N/A	1.8	.3	.3
Prepayment speed assumption (annual rate)	55%	45%	28%	28%	N/A	32%	2%	2%
Expected credit losses (annual rate)	.1%	.1%	2.74%	1.29%	N/A	0.4%	0.4%	0.4%
Residual cash flows discount rate (annual)	9%	9%	10%	10%	N/A	10%	12%	12%

(a)	In 2002, the Corporation sold most of its retained interest in the HEIL securitizations. The remaining balance at Dec. 31, 2002, was less than $1 million.

N/A – Not applicable

The current fair values of the retained interests are sensitive to changes in the assumptions shown in the table above. The sensitivity to an immediate adverse change of 10% to 20% in those assumptions results in a $3 million or less decrease in each of the fair values. At Dec. 31, 2002, the carrying value and fair value of the servicing assets related to the jumbo residential mortgage securitizations were $14 million and $17 million, respectively. The weighted assumed average life of the jumbo residential mortgage securitizations was 3 years. The current fair value of the retained interests from the jumbo residential mortgage securitizations are tested for the sensitivity to immediate adverse changes in prepayment speeds. A 20% increase in prepayment speeds results in a $2 million decrease in the fair value of the servicing assets.

These sensitivities are hypothetical and should be used with caution. Changes in fair value based on different variations in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one

NOTES TO FINANCIAL STATEMENTS (continued)

7. Loans (continued)

factor may result in changes in another (for example, as with jumbo residential mortgages, increases in the market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

Actual and projected static pool credit losses at Dec. 31, 2002, for the securitized automobile and HELOC loans are 2.18% and ..28%, respectively. Credit losses on the jumbo residential mortgage and insurance premium finance loans have been and are expected to be minimal. Static pool losses are calculated by summing the actual and projected future credit losses and dividing them by the original balance of each pool of assets.

Cash flows received from and paid to securitized trusts

	Year ended Dec. 31,
(in millions)	2002	2001 (b)
Proceeds from new securitizations	$953	$4,122
Proceeds from collections reinvested in prior securitizations	3,276	1,904
Servicing fees received	50	49
Other cash flows received on retained interests (a)	34	17
Servicing advances	2	7
Repayment of servicing advances	2	7

(a)	Represents total cash flows received from retained interests by the Corporation other than servicing fees. Other cash flows include, for example, all cash flows from interest-only strips and cash above the minimum required level in cash collateral accounts.
(b)	Includes discontinued operations.

The following table presents quantitative information about past due loans and net credit losses related to securitized financial assets and other assets managed together with them:

	Total Principal Amounts of Loans Dec. 31,		Principal Amount of Loans 90 Days or More Past Due Dec. 31,		Net Credit Losses Dec. 31,
(in millions)	2002	2001	2002	2001	2002	2001
Loans held in portfolio	$889	$1,123	$1	$1	$1	$2
Loans securitized (a)	5,094	6,143	25	19	7	9

Total loans managed or securitized (a)	$5,983	$7,266	$26	$20	$8	$11

(a)	Excludes interest-only strips and servicing rights (or other retained interests) held for securitized assets.

Referral Arrangements With Asset-Backed Commercial Paper Entities

TRFCO

The Corporation’s primary banking subsidiary, Mellon Bank, N.A. (the Bank) has a referral relationship with Three Rivers Funding Corp. (TRFCO), a special purpose entity that issues commercial paper. TRFCO is owned by an independent third party and is not a subsidiary of either the Bank or the Corporation. Its financial results are not included in the financial statements of the Bank or the Corporation. TRFCO was formed in 1990 and can issue up to $5 billion of commercial paper to purchase pools of receivables or asset-backed securities. The Bank operates as a referral agent and refers transactions to TRFCO. Loans or other assets are not transferred from the Bank to TRFCO. The Bank provides all administrative services for TRFCO.

Every transaction in TRFCO is structured to provide substantial loss protection and minimize credit risk. Transactions are overcollateralized with customer receivables and structured to the equivalent of an investment

NOTES TO FINANCIAL STATEMENTS (continued)

7. Loans (continued)

grade credit rating before consideration of any liquidity or credit support by the Bank. By agreement, liquidity support is provided by the Bank up to the full amount of commercial paper outstanding. Such liquidity is provided through transaction specific funding agreements for individual sales of receivables from third parties. The Bank is obligated to provide liquidity support if collections on receivable pools are not sufficient to cover associated commercial paper that has matured and the receivables related to maturing commercial paper or proceeds from the issuance of commercial paper are insufficient to pay maturing commercial paper related to a specific third party seller (not the Bank). The obligation to make purchases under the funding agreements continues as long as TRFCO is not bankrupt and the amount of the purchase does not exceed the available liquidity commitment. Liquidity support is also provided in the event of noncredit related operational reasons, or if there were to be a systemic issue with the commercial paper market that would prevent the rollover of commercial paper. Finally, the Bank has also provided a letter of credit for TRFCO in support of the commercial paper issued. The maximum exposure for the letter of credit is the lesser of $400 million or 8% of the outstanding commercial paper. A drawing under the letter of credit would occur only after the first loss credit enhancement, provided by a third party seller (not the Bank), built into each transaction is completely exhausted and there are not sufficient funds available from the liquidity providers to repay maturing commercial paper. The facilities that provide liquidity and credit support to TRFCO are included in the standby letters of credit and foreign and other guarantees table in Note 27. The estimated liability for losses related to these arrangements, if any, is included in the reserve for unfunded commitments.

Fee revenue of $13 million was received from this entity in 2002 compared with $11 million in 2001, for the services and the liquidity and credit support facilities. Liquidity facility fees are determined by the structure of the transaction and the underlying credit risk of the servicer. The calculation of the liquidity fee under each funding agreement is based on the outstanding amount of the commercial paper associated with each transaction in TRFCO. Pricing on the TRFCO letter of credit is based on the same criteria used by the Bank for standby letters of credit of similar risk characteristics. The calculation of the letter of credit fee is based on the aggregate amount of TRFCO commercial paper outstanding reduced by the amount of commercial paper outstanding in connection with those transactions structured to the equivalent of a “AA” rating or higher. Fee revenue is recognized in the month the fees are earned.

At Dec. 31, 2002, TRFCO’s receivables and commercial paper outstanding each totaled approximately $1.2 billion, compared with $2.4 billion at Dec 31, 2001. The letter of credit provided by the Bank in support of TRFCO’s commercial paper totaled $99 million at Dec. 31, 2002, compared with $163 million at Dec. 31, 2001. The Corporation’s maximum loss exposure related to TRFCO, which is required to be disclosed under recently issued FASB Interpretation No. 45 and No. 46, is the full amount of the liquidity facility, or $1.2 billion, at Dec. 31, 2002. However, the probability of this loss scenario is remote as it would mean that all of TRFCO’s receivables were wholly uncollectible. Since TRFCO’s formation in 1990, the Bank has not been required to provide any liquidity support or credit support under the letter of credit. In addition, the Bank has never purchased a receivable from TRFCO or recorded a credit loss related to its relationship with TRFCO. The Corporation is currently determining the impact of Interpretation No. 46 on its referral relationship with TRFCO, which could result in the consolidation of TRFCO’s assets and liabilities of $1.2 billion into the Corporation’s financial statements in the third quarter of 2003.

Sweetwater

In addition, the Bank had also referred transactions to Sweetwater Capital Corp. (Sweetwater), that was formed in August 1999. Sweetwater issued commercial paper to make commercial loans to investment-grade and near investment-grade entities. Following the Corporation’s 2001 divestitures and repositioning actions, the level of commercial lending activity available for referral to Sweetwater was significantly reduced. As a consequence,

NOTES TO FINANCIAL STATEMENTS (continued)

7. Loans (continued)

the relationship with Sweetwater was no longer complementary with the Corporation’s business strategy. At Dec. 31, 2002, Sweetwater had no receivables and the Bank is no longer providing credit or liquidity support. At Dec. 31, 2001, its receivables totaled $1.1 billion.

8. Reserve for credit exposure

For details of the reserve for credit exposure, see the 2002, 2001 and 2000 columns of the “Reserve activity” table on pages 58 and 59. The information in those columns is incorporated by reference into these Notes to Financial Statements.

9. Premises and equipment

	Dec. 31,
(in millions)	2002	2001
Land	$26	$23
Buildings	266	295
Equipment (a)	777	606
Leasehold improvements	252	217

Subtotal	1,321	1,141
Accumulated depreciation and amortization	(617)	(510)

Total premises and equipment	$704	$631

(a)	Includes $156 million and $105 million, respectively, at Dec. 31, 2002 and 2001 for purchased and internally developed capitalized software. Approximately $38 million of the increase in 2002 resulted from the Unifi acquisition.

The table above includes capital leases for premises and equipment at a net book value of $1 million at Dec. 31, 2002 and $2 million at Dec. 31, 2001.

Rental expense was $169 million, $134 million and $112 million, respectively, net of related sublease revenue of $24 million, $15 million and $16 million, in 2002, 2001 and 2000 respectively. Depreciation and amortization expense totaled $136 million, $98 million and $69 million in 2002, 2001 and 2000, respectively. Maintenance, repairs and utilities expenses totaled $108 million, $99 million and $88 million in 2002, 2001 and 2000, respectively.

As of Dec. 31, 2002, the Corporation and its subsidiaries are obligated under noncancelable leases with expiration dates through 2019. A summary of the future minimum rental payments under noncancelable leases, net of related sublease revenue totaling $111 million, is as follows: 2003—$169 million; 2004—$177 million; 2005—$160 million; 2006—$142 million; 2007—$133 million and 2008 through 2019—$394 million.

10. Other assets

Other assets totaled $5.776 billion and $4.646 billion at Dec. 31, 2002, and Dec. 31, 2001, respectively. Included in other assets are: $1.535 billion and $1.450 billion, respectively, of corporate owned life insurance; $605 million and $568 million, respectively, of equity investments; and $401 million and $236 million, respectively, of joint ventures and other investments. Receivables related to foreign exchange and derivatives instruments totaled $1.4 billion and $782 million, respectively. In addition, other assets includes accounts, fees and interest receivable, prepaid expenses and miscellaneous other assets. The majority of the $401 million of investments in joint ventures and other investments at Dec. 31, 2002, relates to operating joint ventures and other

NOTES TO FINANCIAL STATEMENTS (continued)

10. Other assets (continued)

investments including, ABN AMRO Mellon Global Securities Services B.V., CIBC Mellon Global Securities Services Company, CIBC Mellon Trust Company, Russell/Mellon Analytical Services, Pareto Partners, Prime Advisors, Inc., and various Buck Consultants, Inc. joint ventures.

11. Deposits

The aggregate amount of time deposits in denominations of $100,000 or greater was approximately $6.3 billion at Dec. 31, 2002, and $3.2 billion at Dec. 31, 2001.

At Dec. 31, 2002, the scheduled maturities of time deposits for the years 2003 through 2007, and 2008 and thereafter are as follows: $6.348 billion, $15 million, $21 million, $43 million, $10 million and $12 million, respectively.

12. Revolving credit agreement

In 2002, the Corporation signed a one-year $300 million revolving credit agreement with several financial institutions that served as a support facility for commercial paper and for general corporate purposes. This facility will expire in the second quarter of 2003. The credit facility has several restrictions, including a minimum 6% Tier I ratio and a 1.30 maximum double leverage limitation. At Dec. 31, 2002, the Corporation was in compliance with all of the restrictions. There were no other credit facilities issued to subsidiaries of the Corporation at Dec. 31, 2002, or 2001. No borrowings were made under any facility in 2002 or 2001. Commitment fees totaled less than $1 million in 2002, 2001 and 2000.

13. Notes and debentures (with original maturities over one year)

	Dec. 31,
(in millions)	2002 (a)	2001 (a)
Parent Corporation:
Floating Rate Senior Notes due 2002 (2.18% at Dec. 31, 2001)	$—	$400
4.875% Senior Notes due 2007	428	—
5.00% Subordinated Notes due 2014	303	—
5.75% Senior Notes due 2003	310	314
6.00% Senior Notes due 2004	209	210
6.375% Subordinated Debentures due 2010	342	342
6.375% Senior Notes due 2011 (b)	360	327
6.40% Subordinated Notes due 2011	340	304
6.70% Subordinated Debentures due 2008	247	247
6.875% Subordinated Debentures due 2003	151	155
7.50% Senior Notes due 2005	335	325
Mellon Bank, N.A.:
Medium-Term Senior Bank Notes due 2003-2007 (1.40% to 8.55% at Dec. 31, 2002 and at Dec. 31, 2001)	105	105
6.50% Subordinated Notes due 2005	275	263
6.75% Subordinated Notes due 2003	152	157
7.00% Subordinated Notes due 2006	335	317
7.375% Subordinated Notes due 2007	350	327
7.625% Subordinated Notes due 2007	251	252

Total unsecured notes and debentures (with original maturities over one year)	$4,493	$4,045

(a)	Amounts include the effect of fair value hedge adjustments.
(b)	Amount was translated from Sterling into U.S. dollars on a basis of U.S. $1.61 to £1, the rate of exchange on Dec. 31, 2002.

NOTES TO FINANCIAL STATEMENTS (continued)

13. Notes and debentures (with original maturities over one year) (continued)

In June 2002, the Corporation issued $400 million of 4.875% Senior Notes maturing in 2007. In November 2002, the Corporation issued $300 million of 5.00% subordinated notes maturing in 2014. The proceeds from these issuances were used for general corporate purposes and to refund the Floating Rate Senior Notes which came due in 2002 and, in part, to refund the 6.875% Subordinated Debentures due in 2003.

The Mellon Bank, N.A. notes are subordinated to obligations to depositors and other creditors. The medium-term senior bank notes are subordinated to domestic depositors and are on par with other unsubordinated and unsecured creditors of Mellon Bank, N.A.

The aggregate amounts of notes and debentures that mature during the five years 2003 through 2007 for the Corporation are as follows: $616 million, $214 million, $698 million, $335 million and $1.038 billion, respectively. The aggregate amounts of notes and debentures that mature during the five years 2003 through 2007 for Mellon Financial Corporation (Parent Corporation) are as follows: $461 million, $209 million, $335 million, $0 million and $428 million, respectively.

14. Guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures (trust-       preferred securities)

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

For purposes of the following table and discussion that follows, the terms and conditions of the trust-preferred securities are treated as identical to the underlying subordinated debentures.

(dollar amounts in millions,except per security amounts)	Stated maturity	Payable	Liquidation preference per security	Balances at Dec. 31, (a)
				2002	2001
7.72% Series A	12/01/26	semiannual	$1,000.00	$551	$494
7.995% Series B	1/15/27	semiannual	$1,000.00	497	497

Total				$1,048	$991

(a)	Amounts include the effect of fair value hedge adjustments, which accounts for the increased balance in 2002.

The securities were each issued for a face value of $500 million and are reported net of issuance costs in the table above. The securities are unsecured and subordinate to all senior debt (as defined) of the Corporation. The Series A and Series B securities are redeemable, in whole or in part, at the option of the Corporation on or after Dec. 1, 2006, and Jan. 15, 2007, respectively, or prior to those dates, in whole, within 90 days following receipt of a legal opinion that, due to a change in the tax laws or an administrative or judicial decision, there is a

NOTES TO FINANCIAL STATEMENTS (continued)

14. Guaranteed preferred beneficial interests in Corporation’s junior subordinated deferrable interest debentures (trust-       preferred securities) (continued)

substantial risk that the tax deductibility of the interest could be disallowed (“tax event”) or the Corporation’s reasonable determination that, due to a change in law or administrative or judicial decision, there is a substantial risk that Tier I capital treatment could be disallowed (“capital treatment event”). The Series A and Series B securities are redeemable at 103.86% and 103.9975%, respectively, of the liquidation amounts, plus accrued distributions, during the 12-month periods beginning Dec. 1, 2006, and Jan. 15, 2007, respectively (the call dates). The redemption prices decline for the Series A and Series B securities by approximately 39 basis points and approximately 40 basis points, respectively, during each of the following 12-month periods, until a final redemption price of 100% of the liquidation amount is set for Dec. 1, 2016, and Jan. 15, 2017, respectively, and thereafter. If the securities are redeemed following a tax event or capital treatment event, the greater of 100% of the principal amount or the sum of the present value of the first redemption price plus the present value of interest payments from the redemption date to the call date will be paid.

15. Preferred stock

The Corporation has authorized 50 million shares of preferred stock, none of which was issued at Dec. 31, 2002, 2001, or 2000.

16. Regulatory capital requirements

A discussion about the Corporation’s regulatory capital requirements for 2002 and 2001 is presented in the “Regulatory capital” section on pages 36 through 38 and is incorporated by reference into these Notes to Financial Statements.

17. Noninterest revenue

The components of noninterest revenue for the three years ended Dec. 31, 2002, are presented in the “Noninterest revenue” table on page 6. That table, including through the “Total noninterest revenue” line, is incorporated by reference into these Notes to Financial Statements.

18. Foreign exchange revenue and securities trading revenue

The Corporation’s trading activities involve market-making in a variety of financial instruments including currencies, U.S. Treasury and agency securities, municipal securities, money market instruments, asset-backed securities, corporate bonds and equities, as well as related derivative instruments. The most significant portion of the Corporation’s trading revenue relates to transactions undertaken with customers in such instruments. The resulting market risk is generally mitigated by entering into matching or offsetting positions.

The Corporation may also enter into positions in such instruments based upon expectations of future market conditions. The risk related to such unmatched or open positions is actively monitored and controlled by position risk limits. To maximize net trading revenue, positions are generally managed together by instrument.

Trading revenue is presented on the income statement as two separate items in noninterest revenue: foreign exchange revenue and securities trading revenue.

The results of the Corporation’s foreign exchange revenue and securities trading revenue are presented, by class of financial instrument, in the following table.

NOTES TO FINANCIAL STATEMENTS (continued)

18. Foreign exchange revenue and securities trading revenue (continued)

Foreign exchange revenue and securities trading revenue (in millions)	Year ended Dec. 31,
	2002	2001	2000
Foreign exchange contracts	$146	$171	$162
Debt instruments	28	6	13
Interest rate contracts	9	17	3

Total foreign exchange revenue and securities trading revenue (a)	$183	$194	$178

(a)	The Corporation recorded an unrealized loss of approximately $8 million at Dec. 31, 2002, an unrealized loss of approximately $6 million at Dec. 31, 2001, and an unrealized gain of approximately $3 million at Dec. 31, 2000, related to securities held in the trading portfolio.

19. Net interest revenue

Net interest revenue (in millions)	Year ended Dec. 31,
	2002	2001	2000
Interest revenue
Interest and fees on loans (loan fees of $40, $48, and $45)	$448	$652	$833
Interest-bearing deposits with banks	62	96	60
Federal funds sold and securities under resale agreements	8	46	62
Other money market investments	3	8	5
Trading account securities	8	16	18
Securities—nontaxable	25	12	7
Securities—taxable	502	567	417

Total interest revenue	1,056	1,397	1,402

Interest expense
Deposits in domestic offices	109	308	191
Deposits in foreign offices	63	122	149
Federal funds purchased and securities under repurchase agreements	30	65	104
Other short-term borrowings	30	58	92
Notes and debentures	135	191	237
Trust-preferred securites	79	79	79

Total interest expense	446	823	852

Net interest revenue	$610	$574	$550

20. Business sectors

The Corporation’s business sectors reflect its management structure, the characteristics of its products and services, and the classes of customers to which those products and services are delivered. Lines of business that offer similar or related products and services to common or similar customer decision makers have been combined into six core business sectors: Institutional Asset Management, Mutual Funds, Private Wealth Management, Asset Servicing, Human Resources Services and Treasury Services. Institutional Asset Management is comprised of Mellon Institutional Asset Management, which consists of 15 individual asset management companies and joint ventures offering a broad range of equity, fixed income and liquidity management products; and Mellon Global Investments, which distributes investment management products internationally. Mutual Funds consists of all the activities associated with the Dreyfus/Founders complex of mutual funds. Private Wealth Management consists of investment management, wealth management and private banking services for high net worth individuals, including the activities of Mellon United National Bank in Florida. Asset Servicing includes institutional trust and custody, foreign exchange, securities lending, back office outsourcing for investment managers, and substantially all of the Corporation’s joint ventures. Human Resources (HR) Services includes three lines of business: Buck Consultants, Mellon HR Solutions and Mellon Investor Services. The HR Services sector provides human resources consulting, outsourcing and administrative services that leverage technology to support client HR administration and employee benefit plan administration,

NOTES TO FINANCIAL STATEMENTS (continued)

20. Business sectors (continued)

as well as investor services such as shareholder and securities transfer services. Treasury Services includes global cash management, large corporate banking, insurance premium financing, commercial real estate lending, corporate finance and derivative products, securities underwriting and trading, and the activities of Mellon 1st Business Bank in California.

For details of business sectors, see the table and the first and second paragraphs on pages 19 and 20, as well as the first five paragraphs under Other Activity on pages 31 through 33. The table, through “Average Tier I preferred equity,” and information in those paragraphs are incorporated by reference into these Notes to Financial Statements.

21. Income taxes

Income tax expense applicable to income from continuing operations before income taxes consists of:

	Year ended Dec. 31,
(in millions)	2002	2001	2000
Current taxes:
Federal	$317	$270	$276
State and local	31	39	38
Foreign	21	28	41

Total current tax expense	369	337	355

Deferred taxes:
Federal	(38)	(97)	62
State and local	(2)	—	10
Foreign	(3)	(1)	—

Total deferred tax expense/(benefit)	(43)	(98)	72

Provision for income taxes	$326	$239	$427

In addition to amounts applicable to income before taxes, the following income tax (benefit) amounts were recorded in shareholders’ equity:

(in millions)	2002	2001	2000
Compensation expense for tax purposes in excess of amounts recognized for financial statement purposes	$(14)	$(36)	$(49)
Other comprehensive results	8	35	59

Total tax (benefit)	$(6)	$(1)	$10

NOTES TO FINANCIAL STATEMENTS (continued)

21. Income taxes (continued)

The provision for income taxes was different from the amounts computed by applying the statutory federal income tax rate to income from continuing operations before income taxes due to the items listed in the following table.

(dollar amounts in millions)	2002	2001	2000
Federal statutory tax rate	35%	35%	35%
Tax expense computed at statutory rate	$348	$237	$414
Increase (decrease) resulting from:
State and local income taxes, net of federal tax benefit	19	26	32
Amortization of goodwill	—	12	18
Tax exempt income	(34)	(31)	(25)
Other, net	(7)	(5)	(12)
Provision for income taxes	$326	$239	$427
Effective income tax rate	32.8%	35.4%	36.1%

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	Dec. 31,
(in millions)	2002	2001	2000
Deferred tax assets:
Accrued expense not deductible until paid	$337	$180	$111
Provision for credit losses and write-downs on real estate acquired	76	135	117
Occupancy expense	69	68	67
Other	145	175	48

Total deferred tax assets	627	558	343

Deferred tax liabilities:
Lease financing revenue	481	490	468
Depreciation and amortization	98	61	2
Unrealized gain on securities available for sale	68	47	—
Other	55	66	39

Total deferred tax liabilities	702	664	509

Net deferred tax liability	$75	$106	$166

The Corporation determined that it was not required to establish a valuation allowance for deferred tax assets because it is management’s assertion that the deferred tax assets are likely to be realized through a carryback to taxable income in prior years, future reversals of existing taxable temporary differences and, to a lesser extent, future taxable income.

Locations domiciled outside of the United States generated foreign pre-tax earnings of approximately $43 million in 2002, $87 million in 2001, and $85 million in 2000.

NOTES TO FINANCIAL STATEMENTS (continued)

22. Earnings per share

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

Earnings per share

	Year ended Dec. 31,
(dollar amounts in millions, except per share amounts; shares in thousands)	2002	2001	2000
Basic earnings per share
Average shares outstanding	436,253	472,684	490,437
Income from continuing operations	$667	$436	$756
Basic earnings per share from continuing operations	$1.53	$.92	$1.54
Income from discontinued operations	$15	$882	$251
Basic earnings per share from discontinued operations	$.03	$1.87	$.51
Net income	$682	$1,318	$1,007
Basic earnings per share	$1.56	$2.79	$2.05
Diluted earnings per share
Average shares outstanding	436,253	472,684	490,437
Common stock equivalents—stock options (a)	2,936	5,028	6,388

Total	439,189	477,712	496,825

Income from continuing operations	$667	$436	$756
Diluted earnings per share from continuing operations	$1.52	$.91	$1.52
Income from discontinued operations	$15	$882	$251
Diluted earnings per share from discontinued operations	$.03	$1.85	$.51
Net income	$682	$1,318	$1,007
Diluted earnings per share	$1.55	$2.76	$2.03

(a)	Options to purchase 21,919 and 3,905 and 3,688 shares of common stock were not included in the computation of diluted earnings per common share because the options’ exercise prices were greater than the average market prices of the common shares for 2002, 2001 and 2000, respectively.

NOTES TO FINANCIAL STATEMENTS (continued)

23. Comprehensive results

Comprehensive results are defined as net income, as currently reported, as well as certain other items, as shown below, not currently included in the income statement.

Accumulated unrealized gain (loss), net of tax	Dec. 31,
(in millions)	2002	2001		2000
Foreign currency translation adjustment, net of tax
Beginning balance	$(44)	$(39)		$(16)
Period change	(8)	(5)		(23)

Ending balance	$(52)	$(44)		$(39)

Minimum pension liability, net of tax
Beginning balance	$—	$—		$—
Period change	(21)	—		—

Ending balance	$(21)	$—		$—

Unrealized gain (loss) on assets available for sale, net of tax
Beginning balance	$86	$1		$(119)
Period change	35	85		120

Ending balance	$121	$86		$1

Unrealized gain (loss) on cash flow hedges, net of tax
Beginning balance	$(12)	$—		N/A
Period change	5	(12)		N/A

Ending balance	$(7)	$(12	)(a)	N/A

Total accumulated unrealized gain (loss), net of tax
Beginning balance	$30	$(38)		$(135)
Period change	11	68		97

Ending balance	$41	$30		$(38)

(a)	Includes discontinued operations.

Tax effects allocated to each component of comprehensive results

	Before tax amount	Tax (expense)/ benefit	After tax amount
(in millions)
Year ended Dec. 31, 2000:
Foreign currency translation adjustment	$(28)	$5	$(23)
Unrealized gain (loss) on assets available for sale:
Unrealized gain (loss) during the year	183	(64)	119
Less: Reclassification adjustments	1	—	1

Unrealized gain (loss)	184	(64)	120

Other comprehensive results	$156	$(59)	$97

Year ended Dec. 31, 2001:
Foreign currency translation adjustment	$(10)	$5	$(5)
Unrealized gain (loss) on assets available for sale:
Unrealized gain (loss) during the year	132	(47)	85
Less: Reclassification adjustments	—	—	—

Unrealized gain (loss)	132	(47)	85
Unrealized gain (loss) on cash flow hedges	(19)	7	(12)

Other comprehensive results	$103	$(35)	$68

Year ended Dec. 31, 2002:
Foreign currency translation adjustment	$(14)	$6	$(8)
Minimum pension liability	(32)	11	(21)
Unrealized gain (loss) on assets available for sale:
Unrealized gain (loss) during the year	95	(35)	60
Less: Reclassification adjustments	(38)	13	(25)

Unrealized gain (loss)	57	(22)	35
Unrealized gain (loss) on cash flow hedges	8	(3)	5

Other comprehensive results	$19	$(8)	$11

NOTES TO FINANCIAL STATEMENTS (continued)

24. Employee benefits

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

The following tables report the combined data of the funded and unfunded plans. The impact of the amendments shown for 2002 for the funded plans is primarily related to an increase in pension benefits granted to a majority of the retired participants on Jan. 1, 2002. The impact of acquisitions shown below for 2002 is primarily related to the acquisition of Unifi Network. The impact of divestitures in 2001 is primarily related to the Citizens transaction.

	2002		2001
(in millions)	Funded	Unfunded	Funded	Unfunded
Weighted-average assumptions as of Dec. 31
Discount rate	6.75%	6.75%	7.50%	7.50%
Rate of compensation increase	3.50%	3.50%	4.50%	4.50%
Change in benefit obligation
Benefit obligation at beginning of year	$787	$128	$788	$123
Service cost	38	3	33	2
Interest cost	62	9	59	9
Amendments	28	(2)	—	—
Actuarial (gain)/loss	82	12	6	4
Acquisitions/(divestitures)	27	—	(70)	—
Benefits paid	(34)	(11)	(27)	(10)
Foreign currency exchange rate change	6	—	(2)	—

Benefit obligation at end of year	$996	$139	$787	$128

Change in plan assets
Fair value of plan assets at beginning of year	$1,602	$—	$1,802	$—
Return on plan assets	(184)	—	(112)	—
Acquisitions/(divestitures)	29	—	(71)	—
Employer contributions	9	—	12	—
Benefits paid	(34)	—	(27)	—
Foreign currency exchange rate change	8	—	(2)	—

Fair value of plan assets at end of year (a)	$1,430	$—	$1,602	$—

Reconciliation of funded status with financial statements
Funded status at Dec. 31	$434	$(139)	$815	$(128)
Unrecognized net transition (asset)/obligation	(2)	—	(4)	—
Unrecognized prior service cost	27	8	4	12
Unrecognized net actuarial (gain)/loss	492	23	7	15

Net amount recognized at Dec. 31	$951	$(108)	$822	$(101)

(a)	Includes 3 million shares of Mellon Financial Corporation common stock at Dec. 31, 2002 and Dec. 31, 2001. The Mellon Bank, N.A. retirement plan received approximately $1 million and $2 million of dividends from Mellon Financial Corporation’s common stock in 2002 and 2001, respectively.

NOTES TO FINANCIAL STATEMENTS (continued)

24. Employee benefits (continued)

	2002		2001		2000
(dollar amounts in millions)	Funded	Unfunded	Funded	Unfunded	Funded	Unfunded
Weighted-average assumptions as of Jan. 1
Discount rate	7.5%	7.5%	8.0%	8.0%	7.5%	7.5%
Expected return on assets	10.0	—	10.0	—	10.0	—
Rate of compensation increase	4.0	4.0	5.0	5.0	4.5	4.5
Components of net periodic benefit cost (credit)
Service cost	$38	$3	$33	$2	$34	$3
Interest cost	62	9	59	9	53	8
Expected return on plan assets	(188)	—	(181)	—	(163)	—
Amortization of transition asset	(2)	—	(2)	—	(2)	—
Amortization of prior service cost	4	2	1	2	2	2
Recognized net actuarial (gain) loss	(27)	2	(41)	1	(39)	1
Gain on divestitures	—	—	(3)	—	—	—

Net periodic benefit cost (credit)	$(113)	$16	$(134)	$14	$(115)	$14

	2002		2001
(in millions)	Funded	Unfunded	Funded	Unfunded
Amounts recognized in the balance sheet consist of:
Prepaid benefit cost	$951	$—	$822	$—
Benefit liability	(18)	(130)	—	(113)
Intangible asset	—	8	—	12
Accumulated other comprehensive loss	18	14	—	—

Net amount recognized at Dec. 31	$951	$(108)	$822	$(101)

The aggregate benefit obligation and fair value of plan assets for the funded pension plans with benefit obligations in excess of plan assets were $108 million and $89 million, respectively, as of Dec. 31, 2002. The aggregate accumulated benefit obligation and fair value of plan assets for the funded pension plans with accumulated benefit obligations in excess of plan assets were $57 million and $48 million, respectively, as of Dec. 31, 2002. The aggregate accumulated benefit obligation for the unfunded plans was $130 million as of Dec. 31, 2002 and $113 million as of Dec. 31, 2001.

The Corporation considers its accounting policy regarding pensions to be critical to the presentation of the Corporation’s financial condition since it requires management to make numerous complex and subjective estimates and assumptions relating to amounts which are inherently uncertain. This policy is discussed below.

Accounting principles for defined benefit pension plans are promulgated in SFAS No. 87, “Employers’ Accounting for Pensions.” The data above are prepared in accordance with SFAS No. 87. Three primary economic assumptions influence the reported values of plan liabilities and pension costs. SFAS No. 87 directs that each significant assumption used in the measurement of net periodic benefit costs (credits) shall reflect the Corporation’s best estimate solely with respect to that individual assumption. The Corporation takes the following factors into consideration when establishing each assumption.

The discount rate represents an estimate of the rate at which retirement plan benefits could be effectively settled. The Corporation obtains data on several reference points when setting the discount rate including current rates of return available on longer term high grade bonds and changes in rates that have occurred over the past year. This assumption is sensitive to movements in market rates that have occurred since the preceding valuation date and, therefore, is likely to change from year to year.

NOTES TO FINANCIAL STATEMENTS (continued)

24. Employee benefits (continued)

The assumed rate of return on plan assets represents an estimate of long term returns available to investors who hold a mixture of stocks, bonds and cash equivalent securities. When setting its expected return on plan assets assumption, the Corporation considers long term rates of return on various asset classes (both historical and forecasted, using data collected from various sources generally regarded as authoritative) in the context of expected long term average asset allocations for its defined benefit pension plans. Certain asset mix benchmarks employed by institutional investors also serve as reference points. To develop assumed rates of return, for example, the Corporation applied a benchmark asset allocation of 65% stocks, 30% bonds and 5% cash equivalent securities, to the following rates of return on each asset class.

	Prior to 2003	2003 and after
Stocks	12%	10%
Bonds	7%	6%
Cash equivalent securities	4%	4%
Composite rate	10%	8.5%

As the table indicates, the Corporation has reduced its expected returns for equities and fixed income securities for 2003 and the future. The Corporation believes that these individual rates of return are reasonable estimates, based on long term historical data, of the long term returns that may be expected from each asset class, and that a 65/30/5 assumed asset mix is a reasonable long term benchmark for institutional investors. Asset classes actually employed in the retirement plans, as well as asset allocation, vary from time to time. This assumption is set with a long term horizon and, therefore is not expected to change on an annual basis.

When setting its salary scale assumption, the Corporation takes into consideration its recent experience with respect to average rates of salary increase, salary survey data relative to average salary increases that other large corporations have awarded, and salary increases that other large corporations expect to award over the upcoming year. This assumption is somewhat sensitive to inflation and, therefore, tends to change from year to year.

Long-Term Profit Incentive Plan

The Corporation’s Long-Term Profit Incentive Plan (1996) provides for the issuance of stock options, stock appreciation rights, performance units, deferred cash incentive awards, shares of restricted stock and deferred share awards to officers and other key employees of the Corporation and its subsidiaries, as approved by the Human Resources Committee of the Board of Directors. Stock options may be granted at prices not less than the fair market value of the common stock on the date of grant. Options may be exercised during fixed periods of time from one year to 10 years from the date of grant. In the event of a change in control of the Corporation, as defined in the plan, these options will become immediately exercisable, unless otherwise provided in the option agreement. Total outstanding grants as of Dec. 31, 2002, 2001 and 2000 were 25,271,345; 21,321,194; and 21,192,097 shares, respectively. During 2002, 2001 and 2000, options for 6,310,053; 5,098,753; and 4,282,353 shares, respectively, were granted and options for 1,029,364; 3,303,757; and 4,678,503 shares, respectively, were exercised. No expense was recorded in 2002, 2001 or 2000 for these options. At Dec. 31, 2002, 14,164,232 shares were available for grant. At Dec. 31, 2001, 20,362,583 shares were available for grant.

Included in the Dec. 31, 2002, 2001 and 2000, outstanding grants were options for 235,306; 274,046; and 692,788 shares, respectively, that become exercisable in full near the end of their 10-year terms, but the exercise dates may be accelerated to an earlier date by the Human Resources Committee of the Board of Directors, based

NOTES TO FINANCIAL STATEMENTS (continued)

24. Employee benefits (continued)

on the optionee’s and the Corporation’s performance. There was no expense recorded for these options in 2002 and 2001. The Corporation recognized $3 million of compensation expense for the acceleration of these options in 2000.

Restricted stock and deferred share awards have also been issued and are outstanding under the Plan. These awards are discussed in the “Profit Bonus Plan, Mellon Incentive Compensation Plan and Restricted Stock Awards” section on page 104.

Stock Option Plans for Outside Directors

The Corporation has three stock option plans that provide for the granting of options to non-employee members of the Corporation’s Boards of Directors. The Stock Option Plan for Outside Directors (2001) provides for grants of stock options to the non-employee directors of the Corporation and members of the Corporation’s advisory Board of Directors. The Stock Option Plan for the Mellon Financial Group West Coast Board of Directors (1998) and the Stock Option Plan for Affiliate Boards of Directors (1999) provide for grants of stock options to the non-employee members of those boards who are not also members of the Corporation’s Board of Directors. No grants can be made to employees of the Corporation under these plans. The timing, amounts, recipients and other terms of the option grants are determined by the terms of the directors’ option plans and no person or committee has discretion over these grants. The exercise price of the options is equal to the fair market value of the common stock on the grant date. All options have a term of 10 years from the regular date of grant and become exercisable one year from the regular grant date. Directors elected during the service year are granted options on a pro rata basis to those granted to the directors at the start of the service year. In the event of a change in control of the Corporation, as defined in the Stock Option Plan for Outside Directors (2001), the options granted under that plan will become immediately exercisable. Total outstanding grants as of Dec. 31, 2002, 2001 and 2000, were 971,235; 1,160,595; and 1,207,511 shares, respectively. During 2002, 2001 and 2000, options for 56,900; 86,484; and 64,800 shares, respectively, were granted and options for 224,760; 132,180; and 158,112 shares, respectively, were exercised. No expense was recorded in 2002, 2001 and 2000 for these options. At Dec. 31, 2002, options for 546,221 shares were available for grant. At Dec. 31, 2001, options for 581,621 shares were available for grant.

Dreyfus Stock Option Plan

Dreyfus had a stock option plan prior to the August 1994 merger with the Corporation. Options granted under this plan were not exercisable within two years nor more than 10 years from the date of grant. Options for Dreyfus stock were automatically converted into options for the Corporation’s common stock on the merger date. Total outstanding grants as of Dec. 31, 2002, 2001 and 2000, were 50,000; 85,400; and 221,272 shares, respectively. No options were granted in 2002, 2001 and 2000. No further options will be granted under this plan. Options for 29,000; 109,648; and 115,236 shares were exercised in 2002, 2001 and 2000, respectively.

NOTES TO FINANCIAL STATEMENTS (continued)

24. Employee benefits (continued)

Summary

The following table summarizes stock option activity for the Long-Term Profit Incentive Plan, the Stock Option Plans for Outside Directors and the Dreyfus Plan. Requirements for stock option shares can be met from either unissued or treasury shares. All shares issued in 2002, 2001 and 2000 were from treasury shares.

Stock option activity	Shares subject to option		Average exercise price
Balance at Dec. 31, 1999	24,019,980		$20.84
Granted	4,347,153	(a)	40.04
Exercised	(4,951,851)		14.08
Forfeited	(794,402)		32.78

Balance at Dec. 31, 2000	22,620,880		25.59
Granted	5,185,237	(a)	39.28
Exercised	(3,545,585)		17.91
Forfeited	(1,693,343)		37.17

Balance at Dec. 31, 2001	22,567,189		29.07
Granted	6,366,953	(a)	28.74
Exercised	(1,283,124)		13.53
Forfeited	(1,358,438)		35.43

Balance at Dec. 31, 2002	26,292,580		$29.42

(a)	Using the Black-Scholes option pricing model, the weighted-average fair value of options granted in 2002, 2001 and 2000 was estimated at $8.82, $12.03 and $11.93 per share, respectively. See Note 1 for a discussion of the pricing assumptions.

The following table summarizes the characteristics of stock options outstanding under the Long-Term Profit Incentive Plan, the Stock Option Plans for Outside Directors and the Dreyfus Plan at Dec. 31, 2002.

Stock options outstanding at Dec. 31, 2002

	Outstanding			Exercisable (b)
Exercise price range	Shares	Average life (a)	Average exercise price	Shares	Average exercise price
$ 6.97 – $13.16	3,022,813	1.9	$9.77	3,022,813	$9.77
$13.25 – $23.88	3,449,593	4.0	17.56	3,428,320	17.52
$24.00 – $24.46	4,224,551	9.6	24.46	—	—
$24.65 – $34.41	3,712,990	5.3	32.42	3,392,420	32.61
$34.63 – $38.19	3,589,253	6.9	36.01	2,698,890	35.55
$38.24 – $38.63	3,495,376	8.6	38.50	1,145,139	38.50
$38.70 – $40.25	3,602,345	8.0	39.80	1,653,994	40.25
$40.31 – $50.88	1,195,659	7.0	44.14	364,135	43.75

	26,292,580	6.5	$29.42	15,705,711	$26.92

(a)	Average contractual life remaining in years.
(b)	At Dec. 31, 2001, 14,034,702 options were exercisable at an average exercise price of $23.08. At Dec. 31, 2000, 13,774,510 options were exercisable at an average exercise price of $18.37.

NOTES TO FINANCIAL STATEMENTS (continued)

24. Employee benefits (continued)

Broad-Based Employee Stock Options

In June 1999, the Corporation adopted its ShareSuccess Plan, a broad-based employee stock option plan covering full- and part-time benefited employees who are not participants in the Long-Term Profit Incentive Plan discussed previously. Effective June 15, 1999, and each subsequent year, each full-time employee was granted an option to purchase 150 shares and each benefited part-time employee was granted an option to purchase 75 shares of the Corporation’s common stock. In addition, effective June 15, 2001, each non-benefited part-time employee was granted an option to purchase 75 shares of the Corporation’s common stock. The exercise price was equal to the stock price on the grant date. The options become exercisable after seven years, or at any time after one year from the grant date if the Corporation’s common stock closing market price equals or exceeds a predetermined price for 10 consecutive trading days. In the event of a change in control of the Corporation, as defined in the plan, these options become immediately exercisable, subject to certain conditions. All outstanding options expire 10 years after the grant date. On Nov. 10, 2000, the options granted on June 15, 1999, vested when the Corporation’s common stock closing market price met or exceeded $45 per share for the 10th consecutive trading day. The options granted in 2000, 2001 and 2002 have not yet vested and will vest, respectively, when the Corporation’s common stock closing market price meets or exceeds $50, $60 and $45 per share for 10 consecutive trading days. No expense was recorded in 2002, 2001 and 2000 for these options. The following table presents the activity in the ShareSuccess Plan during 2002, 2001 and 2000. All shares issued were from treasury shares. At Dec. 31, 2002, 1,344,487 shares were available for grant. At Dec. 31, 2001, 3,310,230 shares were available for grant. The ShareSuccess Plan does not anticipate additional annual grants in the near-term.

Broad-based options	Shares subject to option	Average exercise price
Balance at Dec. 31, 1999	2,906,850	$33.67
Granted	3,051,585	37.00
Exercised	(706,710)	33.67
Forfeited	(907,110)	34.75

Balance at Dec. 31, 2000	4,344,615	35.78
Granted	3,247,200	44.00
Exercised	(385,795)	33.67
Forfeited	(1,483,755)	40.03

Balance at Dec. 31, 2001	5,722,265	39.48
Granted	2,849,505	33.68
Exercised	(33,025)	33.71
Forfeited	(883,762)	39.77

Balance at Dec. 31, 2002 (a)	7,654,983	$37.31

(a)	The exercise price for all options outstanding ranged from $33.63 to $44.00. The average remaining contractual life was 8.4 years for all options outstanding at Dec. 31, 2002. At Dec. 31, 2002, 1,067,613 shares were exercisable at an average share price of $33.67. At Dec. 31, 2001, 1,160,195 shares were exercisable at an average share price of $33.67. At Dec. 31, 2000, 1,599,915 shares were exercisable at an average share price of $33.67. Using the Black-Scholes option pricing model, the average fair value of options granted in 2002, 2001 and 2000 was estimated at $11.11, $10.64 and $9.01 per share, respectively. See Note 1 for a discussion of the pricing assumptions.

Employee Stock Purchase Plan

In early 2001, the Corporation introduced an employee stock purchase plan (ESPP). All active employees of the Corporation and designated subsidiaries are eligible to participate. Participants purchased the Corporation’s common stock at 85% of its fair market value on either the first trading day or last trading day of each purchase period, whichever was lower. Purchase periods are three months. No charge to earnings is required with respect

NOTES TO FINANCIAL STATEMENTS (continued)

24. Employee benefits (continued)

to this plan. Effective March 1, 2003, participants will purchase common stock at 95% of its fair market value on the last trading day of each purchase period. In 2002, 871,908 shares were issued at prices ranging from $22.28 to $30.91. In 2001, 497,159 shares were issued at prices ranging from $29.54 to $38.95. At Dec. 31, 2002, 8,630,938 shares were available for purchase.

Pro forma cost of stock options

See “Stock options” in Note 1 for a discussion of the pro forma costs of stock options.

401(k) Retirement Savings Plan

Employees’ payroll deductions contributed into retirement savings accounts are matched by the Corporation’s contribution of common stock, at the rate of $.65 on the dollar, up to 6% of the employee’s base salary. The contribution rates will remain at $.65 on the dollar in 2003. In 2002, 2001 and 2000, the Corporation recognized $31 million, $21 million and $15 million, respectively, of expense related to this plan and contributed 931,650; 490,572; and 381,056 shares, respectively. All shares contributed in 2002, 2001 and 2000 were issued from treasury stock. The plan held 12,824,293; 12,276,161; and 12,201,272 shares of the Corporation’s common stock at Dec. 31, 2002, 2001 and 2000, respectively.

Buck had a separate retirement savings plan in which employees’ payroll deductions were matched at a rate of between 75% and 100%. The match was up to 6% of the employees’ annual base salary with an annual maximum contribution per employee. Expense related to this plan was $5 million in 2000. Beginning in 2001, the Buck employees participated in the Mellon 401(k) plan described above.

Profit Bonus Plan, Mellon Incentive Compensation Plan and Restricted Stock Awards

Performance-based awards are made to key employees at the discretion of the Human Resources Committee of the Board of Directors. The granting of these awards is based upon the performance of the key employees and on the Corporation’s overall performance (or particular business line performance) in achieving its objectives. At the Committee’s election, awards may be paid in a lump sum or may be deferred and paid over a period of up to 15 years. The value of awards granted was $51 million, $54 million and $61 million in 2002, 2001 and 2000, respectively, and can be in the form of cash, common stock, restricted stock or deferred share awards equivalent to restricted stock. The employee is generally prevented from selling or transferring restricted stock or deferred share awards for a three-year period, and except in certain circumstances the shares or units are forfeited if employment is terminated during that period. Restricted stock, awarded in connection with the Profit Bonus Plan, totaling 193,457; 80,350; and 146,450 shares, with a weighted-average market value on the date of grant of $23.19, $38.70 and $45.18 per share, was awarded for 2002, 2001 and 2000, respectively. In addition to the restricted stock awarded in connection with the Profit Bonus Plan in 2002, 2001 and 2000, there were 1,288,579; 1,238,988; and 939,320 restricted shares awarded, respectively, to senior officers and various key employees with a weighted-average grant-date per share market value of $37.40; $42.06; and $35.26, respectively. Vesting of these shares is primarily related to performance and is expected to occur over a three-to-seven-year period. Performance accelerated grants cliff-vest in full after seven years. In the event of a change in control of the Corporation, as defined in the plan, the restrictions on sale or transfer will immediately terminate. The total compensation expense recognized for these restricted shares was $24 million, $15 million and $13 million in 2002, 2001 and 2000, respectively. Total outstanding shares of restricted stock and deferred share awards as of Dec. 31, 2002, 2001 and 2000 were 3,534,266; 2,829,385 and 2,600,538, respectively. All grants of restricted stock are made under the Corporation’s Long-Term Profit Incentive Plan (1996) discussed on pages 100 and 101 under “Long-Term Profit Incentive Plan.”

NOTES TO FINANCIAL STATEMENTS (continued)

24. Employee benefits (continued)

Employee Stock Ownership Plan

In 1989, an Employee Stock Ownership Plan (ESOP) was formed to hold certain shares of Mellon Financial Corporation common stock previously held in other defined contribution plans sponsored by the Corporation and its subsidiaries. The ESOP was merged with and into the Corporation’s 401(k) Retirement Savings Plan in June 2002. Assets formerly in the ESOP are now in the 401(k) trust and are included in participants’ 401(k) plan statements. At Dec. 31, 2001 and 2000, this plan held 218,826; and 277,667 shares, respectively, of the Corporation’s common stock.

Postretirement benefits other than pensions

The Corporation shares in the cost of providing managed care, Medicare supplement and/or major medical programs for employees who retired prior to Jan. 1, 1991. Employees who retired subsequent to Jan. 1, 1991, who were between the ages of 55 and 65 on Jan. 1, 1991, and who had at least 15 years of service were provided with a defined dollar supplement to assist them in purchasing health insurance. When these employees reached age 65, they became responsible for their own supplemental coverage. The cost of providing these benefits amounted to $6 million in 2002, $5 million in 2001 and $4 million in 2000. Early retirees who do not meet these age and service requirements are eligible to purchase health coverage at their own expense under the standard plans that are offered to active employees through the Consolidated Omnibus Budget Reconciliation Act (COBRA). These benefits are provided through various insurance carriers whose premiums are based on claims paid during the year.

The following table sets forth the components of the costs and liability of the Corporation’s postretirement health care and life insurance benefits programs for current and future retirees.

	Accrued postretirement benefit cost			Accumulated postretirement benefit obligation			Unrecognized transition obligation
(in millions)	2002	2001	2000	2002	2001	2000	2002	2001	2000
Balance at Jan. 1	$57	$56	$57	$58	$56	$51	$(17)	$(23)	$(24)
Recognition of components of net periodic postretirement benefit costs:
Service cost	2	1	1	2	1	1	—	—	—
Interest cost	4	4	4	4	4	4	—	—	—
Amortization of:
Transition obligation	2	2	1	—	—	—	2	2	1
(Gains) losses	(2)	(2)	(2)	—	—	—	—	—	—

	6	5	4	6	5	5	2	2	1
Actuarial (gains) losses including a change in the discount rate	—	—	—	2	5	5	—	—	—
Divestitures	—	—	—	—	(4)	—	—	4	—
Benefit payments	(4)	(4)	(5)	(4)	(4)	(5)	—	—	—

Balance at Dec. 31	$59	$57	$56	$62	$58	$56	$(15)	$(17)	$(23)

Discount rates of 7.5% and 8.0%, respectively, were used to estimate the 2002 and 2001 net periodic post retirement benefit costs, and rates of 6.75% and 7.5% were used to value the accumulated postretirement benefit obligations at year-end 2002 and 2001, respectively. A health care cost trend rate was used to recognize the effect of expected changes in future health care costs. The future annual increase assumed in the cost of health care

NOTES TO FINANCIAL STATEMENTS (continued)

24. Employee benefits (continued)

benefits was 5.75% for 2003 and was decreased gradually to 4.25% for 2006 and thereafter. The health care cost trend rate assumption may have a significant impact on the amounts reported. Increasing the assumed health care cost trend by one percentage point in each year would increase the accumulated postretirement benefit obligation by approximately $6 million and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by less than $1 million. Decreasing the assumed health care cost trend by one percentage point each year would decrease the accumulated postretirement benefit obligation by approximately $5 million and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by less than $1 million.

25. Restrictions on dividends and regulatory limitations

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

Under the first and currently more restrictive of the foregoing federal dividend limitations, the Corporation’s national and state member bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to Dec. 31, 2002, of up to approximately $555 million of their retained earnings of $1.516 billion at Dec. 31, 2002, less any dividends declared and plus or minus net profits or losses, as defined, earned between Jan. 1, 2003, and the date of any such dividend declaration.

The payment of dividends also is limited by minimum capital requirements imposed on all bank subsidiaries. The Corporation’s bank subsidiaries exceed these minimum requirements. The ability of state member and nonmember banks to pay dividends also is limited by state banking regulations. The bank subsidiaries declared dividends of $908 million in 2002, $770 million in 2001 and $979 million in 2000 (of which $876 million, $739 million and $944 million, respectively, were paid to the Parent Corporation). The Federal Reserve Board and the OCC have issued additional guidelines that require bank holding companies and national banks to continually evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition.

The Federal Reserve Act limits extensions of credit by the Corporation’s bank subsidiaries to the Corporation and to certain other affiliates of the Corporation, and requires such extensions to be collateralized and limits the amount of investments by the banks in these entities. At Dec. 31, 2002, such extensions of credit and investments were limited to $369 million to the Corporation or any other affiliate and to $739 million in total to the Corporation and all of its other affiliates. Outstanding extensions of credit totaled $274 million at Dec. 31, 2002.

26. Legal proceedings

Various legal actions and proceedings are pending or are threatened against the Corporation and its subsidiaries, some of which seek relief or damages in amounts that are substantial. These actions and proceedings arise in the ordinary course of the Corporation’s businesses and operations and include suits relating to its lending, collections, servicing, investment, mutual fund, advisory, trust, custody, benefits consulting, shareholder services, cash management and other activities and operations. Because of the complex nature of some of these actions and proceedings, it may be a number of years before such matters ultimately are resolved. After consultation

NOTES TO FINANCIAL STATEMENTS (continued)

26. Legal proceedings (continued)

with legal counsel, management believes that the aggregate liability, if any, resulting from such pending and threatened actions and proceedings will not have a material adverse effect on the Corporation’s financial condition, results of operations and cash flows.

27. Financial instruments with off-balance-sheet risk

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

Off-balance-sheet financial instruments with contract amounts that represent credit risk	Dec. 31,
(in millions)	2002	2001
Commitments to extend credit:
Expire within one year	$11,067	$14,479
Expire within one to five years	7,678	8,860
Expire over five years	109	167

Total commitments to extend credit	18,854	23,506
Standby letters of credit and foreign and other guarantees (a)	1,863	2,989
Commercial letters of credit (b)	34	38
Custodian securities lent with indemnification against broker default of return of securities	45,771	43,898
Commitments to fund venture capital investments	239	307
Liquidity support provided to TRFCO (c)	1,222	2,450

(a)	Net of participations and cash collateral totaling $203 million and $656 million at Dec. 31, 2002, and 2001, respectively.
(b)	Net of participations and collateral totaling $27 million and $12 million at Dec. 31, 2002, and 2001, respectively.
(c)	See pages 87 and 88 of Note 7 for a discussion of the liquidity support agreement.

Commitments to extend credit

The Corporation enters into contractual commitments to extend credit, normally with fixed expiration dates or termination provisions, at specific rates and for specific purposes. The majority of the Corporation’s commitments to extend credit are contingent upon customers meeting certain pre-established conditions of lending at the time of loan funding. Most of the Corporation’s commitments to extend credit include material adverse change clauses within the commitment contracts. These clauses allow the Corporation to deny funding a loan commitment if the borrower’s financial condition deteriorates during the commitment period, such that the customer no longer meets the pre-established conditions of lending. The Corporation’s maximum exposure to credit loss upon the occurrence of any event of default by the customer is represented by the contractual amount of the commitment to extend credit. Accordingly, the credit policies utilized in committing to extend credit and in the extension of loans are the same. Market risk arises on commitments to extend fixed rate loans if interest rates have moved adversely subsequent to the extension of the commitment or if required market spreads widen. The Corporation believes the market risk associated with commitments is minimal. Since many of the

NOTES TO FINANCIAL STATEMENTS (continued)

27. Financial instruments with off-balance-sheet risk (continued)

commitments are expected to expire without being drawn upon, the total contractual amounts do not necessarily represent future cash funding requirements. The amount and type of collateral obtained by the Corporation are based upon industry practice, as well as its credit assessment of the customer. Of the $18.9 billion of contractual commitments for which the Corporation has received a commitment fee or which were otherwise legally binding, approximately 59% of the commitments are scheduled to expire within one year, and approximately 99% are scheduled to expire within five years. Total commitments to extend credit decreased $4.7 billion, or 20%, at Dec. 31, 2002, compared to Dec. 31, 2001, with commitments to extend credit expiring over one year decreasing $1.2 billion, or 14%, at Dec. 31, 2002, compared to Dec. 31, 2001. This reduction resulted from the Corporation’s actions to exit credit relationships for which a broad-based fee relationship resulting from the cross-sale of fee-based services does not exist, or for which the customer does not meet the Corporation’s credit quality criteria.

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

Standby letters of credit and foreign and other guarantees irrevocably obligate the Corporation for a stated period to disburse funds to a third-party beneficiary if the Corporation’s customer fails to perform under the terms of an agreement with the beneficiary. Standby letters of credit and foreign and other guarantees are used by the customer as a credit enhancement and typically expire without being drawn upon. The amount and type of any collateral are based on industry practices, as well as a credit assessment of the customer. The Corporation’s outstanding exposure to standby letters of credit at Dec. 31, 2002 was $1.9 billion, with 94% maturing within three years. At Dec. 31, 2002, the Corporation had a $9 million reserve for credit exposure to outstanding letters of credit.

Standby letters of credit and foreign and other guarantees	Dec. 31,		Weighted-average years to maturity at Dec. 31,
(dollar amounts in millions)	2002	2001	2002	2001
Commercial paper and other debt	$157	$287	1.4	.7
Tax-exempt securities	131	229	1.7	1.6
Bid- or performance-related	489	818.5		.6
Other commercial	1,086	1,655	1.0	.6

Total standby letters of credit and foreign and other guarantees	$1,863	$2,989	1.0	.7

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

NOTES TO FINANCIAL STATEMENTS (continued)

27. Financial instruments with off-balance-sheet risk (continued)

Securities lending

A securities lending transaction is a fully collateralized transaction in which the owner of a security agrees to lend the security through an agent (the Corporation) to a borrower, usually a broker/dealer or bank, on an open, overnight or term basis, under the terms of a prearranged contract, which generally matures in less than 90 days. The borrower will collateralize the loan at all times, generally with cash or U.S. government securities, exceeding 100% of the market value of the loan, plus any accrued interest on debt obligations. Cash collateral is generally reinvested in commercial paper, repurchase agreements and money funds.

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

Commitments to fund venture capital investments

The Corporation has commitments to provide equity and mezzanine capital financing to public and private companies through either direct investments or through third party investment funds and partnerships. The timing of future cash requirements is generally dependent on the investment cycle, which is the period over which companies are funded and ultimately sold, merged, or taken public. The timing of these factors can vary based on market conditions and on the nature and type of industry in which the companies operate.

Other guarantees and indemnities

In the normal course of business, the Corporation also offers guarantees in support of certain joint ventures and subsidiaries, and certain other guarantees and indemnities.

Mellon Bank, N.A. and ABN AMRO Bank N.V. entered into a joint venture to provide global securities services, with operations commencing in January 2003. Each of the two partners signed a statutory declaration under Dutch law as of Dec. 31, 2002, to be jointly and severally liable with the joint venture to its creditors that have a provable contractual debt or damage claim. This guarantee is available to all creditors and customers. As of Dec. 31, 2002, the joint venture had not entered into any contracts or incurred any obligations covered by the guarantee.

As of Dec. 31, 2002, the Corporation provided a guarantee for one half of a $7 million debt incurred by Pareto Partners, in which the Corporation has a 30% equity interest.

The Corporation provides TRFCO liquidity support and a letter of credit in support of TRFCO’s commercial paper. See pages 87 and 88 for a detailed discussion of these arrangements.

The Corporation has issued put options to holders of certificates sold by certain QSPEs, relating to the Corporation’s jumbo mortgage securitizations. The put options allow the holders to sell the certificates, collateralized by the principal of the loans, to the Corporation at specified prices based on the then outstanding principal amount of the certificates at future dates if certain triggering events occur over the next six years. The

NOTES TO FINANCIAL STATEMENTS (continued)

27. Financial instruments with off-balance-sheet risk (continued)

total certificates outstanding from the QSPEs at Dec. 31, 2002 subject to such agreements was $697 million. The Corporation has recorded a liability for the put options of approximately $1 million at Dec. 31, 2002.

The Corporation has also provided customary indemnification for legal proceedings against its directors and officers, and standard representations for underwriting agreements, acquisition and divestiture agreements, sales of loans and commitments, and other similar type of arrangements. It is not possible to estimate a maximum potential amount of payments that could be required with such agreements. The Corporation has purchased insurance to mitigate certain of these risks.

The Corporation is a minority equity investor in, and member of, several industry clearing or settlement exchanges through which foreign exchange, securities or other transactions settle. Certain of these industry clearing or settlement exchanges require their members to guarantee their obligations and liabilities or provide financial support in the event other partners do not honor their obligations.

28. Derivative instruments used for trading and risk management purposes

Derivative instruments used for trading activities (a)

	Dec. 31,
	2002			2001
(in millions)	Notional amount	Credit risk		Notional amount	Credit risk
Foreign currency contracts (b):
Commitments to purchase	$16,116	(c	)	$16,754	(c	)
Commitments to sell	15,232	(c	)	17,016	(c	)
Foreign currency option contracts purchased (b)	14,421	$292		4,877	$119
Foreign currency option contracts written	15,871	—		5,977	—
Interest rate agreements (b):
Interest rate swaps	9,960	229		11,170	175
Options, caps and floors purchased	619	—		1,251	3
Options, caps and floors written	682	—		1,862	—
Futures and forward contracts	13,651	—		14,068	—
Other products	246	34		219	12

(a)	The amount of credit risk associated with these instruments is limited to the cost of replacing a contract in a gain position, on which a counterparty may default.
(b)	The credit risk associated with foreign currency contracts, foreign currency options contracts and interest rate agreements is calculated after considering master netting agreements, which are generally applicable to derivative instruments used for both trading activities and risk management purposes.
(c)	The combined credit risk on foreign currency contract commitments to purchase and sell was $564 million at Dec. 31, 2002, and $378 million at Dec. 31, 2001.

Foreign currency contracts

Commitments to purchase and sell foreign currency facilitate the management of market risk by ensuring that, at some future date, the Corporation or a customer will have a specified currency at a specified rate. The Corporation enters into foreign currency contracts to assist customers in managing their currency risk and as part of its trading activities. The notional amount does not represent the actual market or credit risk associated with this product. Market risk arises from changes in the market value of contractual positions caused by movements in currency rates. The Corporation limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk relates to the ability of the Corporation’s counterparty to meet its obligations under the contract and includes the estimated aggregate replacement cost of those foreign currency contracts in a gain position. Such replacement cost is reduced by contractual arrangements with many of the Corporation’s counterparties which provide for netting

NOTES TO FINANCIAL STATEMENTS (continued)

28. Derivative instruments used for trading and risk management purposes (continued)

replacement cost gains and losses on multiple transactions in the event of a default. Replacement cost totaled approximately $564 million and $378 million at Dec. 31, 2002 and 2001, respectively, and is recorded in Other assets in “Receivables related to foreign exchange and derivative instruments.” There were no settlement or counterparty default losses on foreign currency contracts in 2002, 2001 or 2000. The Corporation manages credit risk by dealing only with approved counterparties under specific credit limits and by monitoring outstanding contracts by customer and in the aggregate against such limits. The future cash requirements, if any, related to foreign currency contracts are represented by the net contractual settlement between the Corporation and its counterparties.

Foreign currency option contracts purchased and written

Foreign currency option contracts grant the contract purchaser the right, but not the obligation, to purchase or sell a specified amount of a foreign currency during a specified period at a predetermined exchange rate of a second currency. The Corporation acts as both a purchaser and seller of foreign currency option contracts. Market risk arises from changes in the value of contractual positions caused by actual and anticipated fluctuations in currency rates and interest rates. Market risk is managed by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk and future cash requirements are similar to those of foreign currency contracts. Contractual arrangements with many of the Corporation’s counterparties provide for netting replacement cost gains and losses on multiple transactions in the event of a default. The estimated aggregate replacement cost of purchased foreign currency option contracts in gain positions, adjusted for contractual counterparty netting arrangements, was $292 million at Dec. 31, 2002, and $119 million at Dec. 31, 2001, and is recorded in Other assets in “Receivables related to foreign exchange and derivative instruments.” There were no settlement or counterparty default losses on foreign currency option contracts in 2002, 2001 or 2000.

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

The credit risk associated with interest rate swaps is limited to the estimated aggregate replacement cost of those agreements in a gain position. Credit risk is managed through credit approval procedures that establish specific lines for individual counterparties and limit credit exposure to various portfolio segments. Counterparty and portfolio outstandings are monitored against such limits on an ongoing basis. Credit risk is further mitigated by contractual arrangements with the Corporation’s counterparties that provide for netting replacement cost gains and losses on multiple transactions with the same counterparty. The Corporation has entered into collateral agreements with certain counterparties to interest rate swaps to further secure amounts due. The collateral is generally cash, U.S. government securities or mortgage pass-through securities guaranteed by the Government National Mortgage Association (GNMA). The replacement cost of interest rate swaps, adjusted for contractual counterparty netting arrangements, totaled $229 million at Dec. 31, 2002, and $175 million at Dec. 31, 2001, and is recorded in Other assets in “Receivables related to foreign exchange and derivative instruments.” There were no counterparty default losses on interest rate swaps in 2002. Counterparty default losses were less than $1 million in 2001 and there were no losses in 2000. Market risk arises from changes in the market value of contractual positions caused by movements in interest rates. The Corporation limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on

NOTES TO FINANCIAL STATEMENTS (continued)

28. Derivative instruments used for trading and risk management purposes (continued)

unmatched positions. The future cash requirements of interest rate swaps are limited to the net amounts payable under these swaps. At Dec. 31, 2002, 84% of the notional principal amount of interest rate swaps were scheduled to mature in less than five years.

Options, caps and floors

An interest rate option is a contract that grants the purchaser the right, but not the obligation, to either purchase or sell a financial instrument at a specified price within a specified period of time. An interest rate cap is a contract that protects the holder from a rise in interest rates beyond a certain point. An interest rate floor is a contract that protects the holder against a decline in interest rates below a certain point. The credit risk associated with options, caps and floors purchased was less than $1 million at Dec. 31, 2002 and $3 million at Dec. 31, 2001, and is recorded on the balance sheet. Options, caps and floors written do not expose the Corporation to credit risk. There were no counterparty default losses on options, caps and floors in 2002, 2001 and 2000. Market risk arises from changes in the market value of contractual positions caused by movements in interest rates. The Corporation limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions.

Futures and forward contracts

Futures and forward contracts on loans, securities or money market instruments represent future commitments to purchase or sell a specified instrument at a specified price and date. Futures contracts are standardized and are traded on organized exchanges, while forward contracts are traded in over-the-counter markets and generally do not have standardized terms. The Corporation uses futures and forward contracts in connection with its trading activities.

For instruments that are traded on an organized exchange, the exchange assumes the credit risk that a counterparty will not settle and generally requires a margin deposit of cash or securities as collateral to minimize potential credit risk. The Corporation has established policies governing which exchanges and exchange members can be used to conduct these activities, as well as the number of contracts permitted with each member and the total dollar amount of outstanding contracts. Credit risk associated with futures and forward contracts is limited to the estimated aggregate replacement cost of those futures and forward contracts in a gain position. There was no credit risk on futures and forward contracts at Dec. 31, 2002, and less than $1 million at Dec. 31, 2001. Credit risk related to futures contracts is substantially mitigated by daily cash settlements with the exchanges for the net change in the value of the futures contract. There were no settlement or counterparty default losses on futures and forward contracts in 2002, 2001 or 2000. Market risk is similar to the market risk associated with interest rate swap contracts. The future cash requirements, if any, related to futures and forward contracts are represented by the net contractual settlement between the Corporation and its counterparties.

Other products

Other products included $246 million and $219 million notional amount of equity options and total return swaps at Dec. 31, 2002, and Dec. 31, 2001, respectively. The Corporation enters into equity options to assist customers in managing market risk associated with equity positions that they hold. The Corporation has entered into total return swaps that are used to minimize the risk related to investments in start-up mutual funds that are based on specific market indices. There were no counterparty default losses on other products in 2002, 2001 and 2000. Market risk arises from changes in the market value of contractual positions caused by movements in the equity and bond markets. The Corporation limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk is limited to the estimated aggregate replacement cost of options in a gain position. Credit risk is managed by setting specific credit limits and by monitoring outstandings by customer and in the aggregate against such limits. The

NOTES TO FINANCIAL STATEMENTS (continued)

28. Derivative instruments used for trading and risk management purposes (continued)

replacement cost of these products totaled $34 million at Dec. 31, 2002, and $12 million at Dec. 31, 2001, and is recorded in Other assets in “Receivables related to foreign exchange and derivative instruments.”

Derivative instruments used to manage interest rate risk (a)	Dec. 31,
	2002		2001
(in millions)	Notional amount	Credit risk	Notional amount	Credit risk
Interest rate swaps	$4,639	$262	$5,268	$90

(a)	The amount of credit risk associated with these instruments is limited to the cost of replacing a contract in a gain position, on which a counterparty may default. The credit risk associated with interest rate swaps is calculated after considering master netting agreements, which includes derivative instruments used for risk management purposes and derivative instruments used for trading activities.

Interest rate swaps

The Corporation enters into interest rate swaps as part of its interest rate risk management strategy primarily to alter the interest rate sensitivity of its deposit liabilities, long-term debt and trust-preferred securities and loans. At Dec. 31, 2002, the Corporation used $4.639 billion notional amount of interest rate swaps for interest rate risk management purposes, compared with $5.268 billion notional amount at Dec. 31, 2001. The credit and market risk associated with these instruments is explained on page 111 under “Interest rate swaps.” The replacement cost of swap agreements in a gain position was $262 million at Dec. 31, 2002, and $90 million at Dec. 31, 2001.

29. Concentrations of credit risk

The Corporation manages both on- and off-balance-sheet credit risk by maintaining a well-diversified credit portfolio and by adhering to its written credit policies, which specify general underwriting criteria as well as underwriting standards for specific industries and control credit exposure by borrower, counterparty, degree of risk, industry and country. These measures are regularly updated to reflect the Corporation’s evaluation of developments in economic, political and operating environments that could affect credit risks. The Corporation may adjust credit exposure to individual industries or customers through loan sales, syndications, participations and the use of master netting agreements when it has more than one transaction outstanding with the same customer. The amount of collateral, if any, obtained by the Corporation is based on industry practice as well as the credit assessment of the customer. The type and amount of collateral vary, but the form generally includes: cash, accounts receivable; inventory; property, plant and equipment; other assets; and/or income-producing commercial properties with appraised values that exceed the contractual amount of the credit facilities by preapproved ratios. The maximum risk of accounting loss from on- and off-balance-sheet financial instruments with these counterparties is represented by their respective balance sheet amounts and the contractual or replacement cost of the off-balance-sheet financial instruments. The only significant credit concentration for the Corporation was the U.S. government, including its agencies, at Dec. 31, 2002, and 2001. Substantially all of this exposure consists of investment securities, securities available for sale and the related interest receivable and balances due from the Federal Reserve.

30. Fair value of financial instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires the disclosure of the estimated fair value of on- and off-balance-sheet financial instruments. A financial instrument is defined by SFAS No. 107 as cash, evidence of an ownership interest in an entity or a contract that creates a contractual obligation or right to deliver to or receive cash or another financial instrument from a second entity on potentially favorable terms.

NOTES TO FINANCIAL STATEMENTS (continued)

30. Fair value of financial instruments (continued)

Fair value estimates are made at a point in time, based on relevant market data and information about the financial instrument. SFAS No. 107 specifies that fair values should be calculated based on the value of one trading unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, estimated transaction costs that may result from bulk sales or the relationship between various financial instruments. Because no readily available market exists for a significant portion of the Corporation’s financial instruments, fair value estimates for these instruments are based on judgments regarding current economic conditions, currency and interest rate risk characteristics, loss experience and other factors. Many of these estimates involve uncertainties and matters of significant judgment and cannot be determined with precision. Therefore, the calculated fair value estimates cannot always be substantiated by comparison to independent markets and, in many cases, may not be realizable in a current sale of the instrument. Changes in assumptions could significantly affect the estimates.

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

The following methods and assumptions were used by the Corporation in estimating the fair value of its financial instruments at Dec. 31, 2002 and 2001.

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

Trading account securities, securities available for sale and investment securities

Trading account securities and securities available for sale are recorded at market value on the Corporation’s balance sheet, including amounts for derivative instruments held for trading activities. Market values of trading account securities, securities available for sale and investment securities generally are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, market value is estimated using quoted market prices for securities with similar credit, maturity and interest rate characteristics. The tables in Note 6 present in greater detail the carrying value and market value of securities available for sale and investment securities at Dec. 31, 2002 and 2001.

Loans

The estimated fair value of commercial loans and certain personal loans that reprice or mature in 90 days or less approximates their respective carrying amounts. The estimated fair value of loans that reprice or mature in more than 90 days is estimated using discounted cash flow analyses, adjusting where appropriate for prepayment estimates, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality and for similar maturities.

NOTES TO FINANCIAL STATEMENTS (continued)

30. Fair value of financial instruments (continued)

Deposit liabilities

SFAS No. 107 defines the estimated fair value of deposits with no stated maturity, which includes demand deposits and money market and other savings accounts, to be the amount payable on demand. Although market premiums paid for depository institutions reflect an additional value for these low-cost deposits, SFAS No. 107 prohibits adjusting fair value for any value expected to be derived from retaining those deposits for a future period of time or from the benefit that results from the ability to fund interest-earning assets with these deposit liabilities. The fair value of fixed-maturity deposits which reprice or mature in more than 90 days is estimated using current rates.

Notes and debentures, and trust-preferred securities

The fair value of the Corporation’s notes and debentures, and trust-preferred securities is estimated using quoted market yields for the same or similar issues or the current yields offered by the Corporation for debt with the same remaining maturities.

Summary

The following table includes financial instruments, as defined by SFAS No. 107, whose estimated fair value is not represented by the carrying value as reported on the Corporation’s balance sheet. Management has made estimates of fair value discount rates that it believes to be reasonable considering expected prepayment rates, credit risk and liquidity risk. However, because there is no active market for many of these financial instruments, management has no basis to verify whether the resulting fair value estimates would be indicative of the value negotiated in an actual sale.

Financial instruments – summary	Carrying amount Dec. 31,		Estimated fair value Dec. 31,
(in millions)	2002	2001	2002	2001
Investment securities (a)	$527	$768	$548	$786
Loans (b)	7,882	7,903	7,950	7,991
Reserve for credit losses (b)	(122)	(87)	—	—

Net loans	7,760	7,816	7,950	7,991
Other assets (c)	2,951	2,615	2,948	2,613
Fixed-maturity deposits (d)	5,882	3,361	5,885	3,362
Other funds borrowed (c)	700	476	700	476
Notes and debentures, and trust-preferred securities (a)	5,541	5,036	5,739	5,288

(a)	Market or dealer quotes were used to estimate the fair value of these financial instruments.
(b)	Excludes lease finance assets of $556 million and $637 million, as well as the related reserve for credit losses of $5 million and $9 million at Dec. 31, 2002 and 2001, respectively. Lease finance assets are not considered financial instruments as defined by SFAS No. 107.
(c)	Excludes non-financial instruments.
(d)	Includes negotiable certificates of deposit, other time deposits and savings certificates. SFAS No. 107 defines the estimated fair value of deposits with no stated maturity, which includes demand deposits and money market and other savings accounts, to be equal to the amount payable on demand. Therefore, the positive effect of the Corporation’s $16.775 billion and $17.354 billion of such deposits at Dec. 31, 2002 and 2001, respectively, is not included in this table.

NOTES TO FINANCIAL STATEMENTS (continued)

30. Fair value of financial instruments (continued)

Commitments to extend credit, and standby letters of credit and foreign and other guarantees

These financial instruments generally are not sold or traded, and estimated fair values are not readily available. However, the fair value of commitments to extend credit is represented by the remaining contractual fees receivable over the term of the commitments. The fair values of standby letters of credit and foreign and other guarantees is represented by the amount of the receivable on the balance sheet. Commitments to extend credit, and standby letters of credit and foreign and other guarantees are discussed further in Note 27.

Estimated fair value of commitments to extend credit, and standby letters of credit and foreign and other guarantees

	Dec. 31, 2002			Dec. 31, 2001
	Contract amount	Asset		Contract amount	Asset
(in millions)		Carrying amount (a)	Estimated fair value		Carrying amount (a)	Estimated fair value
Commitments to extend credit	$18,854	$3	$36	$23,506	$4	$46
Standby letters of credit and foreign and other guarantees	1,863	2	2	2,989	2	2

(a)	Represents the on-balance-sheet receivables or deferred income arising from these financial instruments.

Derivative instruments used for trading activities and interest rate risk management purposes

The estimated fair value of derivative instruments used for trading activities and interest rate risk management purposes is equal to the on-balance-sheet carrying amount of these instruments. Derivative instruments are discussed further in Note 28.

Estimated fair value of derivative instruments used for trading activities

(in millions)	Dec. 31, 2002			Dec. 31, 2001
	Notional principal amount	Asset (Liability)		Notional principal amount	Asset (Liability)
		Estimated fair value (a)	Average fair value		Estimated fair value (a)	Average fair value
Foreign currency contracts	$31,348	$26	$13	$33,770	$(10)	$18
Foreign currency option contracts:
Purchased	14,421	292	147	4,877	119	71
Written	15,871	(245)	(111)	5,977	(116)	(70)
Interest rate swaps	9,960	99	77	11,170	67	39
Options, caps and floors	1,301	(3)	(2)	3,113	(7)	(4)
Futures and forward contracts	13,651	(35)	(24)	14,068	(27)	(21)
Other products	246	32	25	219	6	6

(a)	Recorded at fair value on the Corporation’s balance sheet.

Estimated fair value of derivative instruments used for interest rate risk management purposes

	Dec. 31, 2002		Dec. 31, 2001
	Notional principal amount	Asset (Liability)	Notional principal amount	Asset (Liability)
(in millions)		Carrying amount/ estimated fair valuen (a)		Carrying amount/ estimated fair value (a)
Interest rate swaps	$4,639	$277	$5,268	$109

(a)	Recorded at fair value on the Corporation’s balance sheet.

NOTES TO FINANCIAL STATEMENTS (continued)

31. Mellon Financial Corporation (Parent Corporation)

Condensed Income Statement
	Year ended Dec. 31,
(in millions)	2002	2001	2000
Dividends from bank subsidiaries	$876	$739	$944
Dividends from nonbank subsidiaries	49	55	41
Interest revenue from bank subsidiaries	6	12	24
Interest revenue from nonbank subsidiaries	137	115	81
Other revenue	23	22	23

Total revenue	1,091	943	1,113

Interest expense on commercial paper	1	18	8
Interest expense on notes and debentures	112	137	145
Interest expense on trust-preferred securities	79	79	79
Other expense	68	64	36

Total expense	260	298	268

Income before income taxes and equity in undistributed net income of subsidiaries	831	645	845
Provision (benefit) for income taxes	18	(77)	(46)
Equity in undistributed net income:
Bank subsidiaries	(98)	736	(69)
Nonbank subsidiaries	(33)	(140)	185

Net income	$682	$1,318	$1,007

Condensed Balance Sheet
		Dec. 31,
(in millions)		2002	2001
Assets:
Cash and money market investments with bank subsidiary		$549	$549
Securities available for sale		201	189
Loans and other receivables due from nonbank subsidiaries		2,695	2,323
Other receivables due from bank subsidiaries		153	25
Investment in bank subsidiaries		3,345	3,501
Investment in nonbank subsidiaries		441	357
Other assets		596	333

Total assets		$7,980	$7,277

Liabilities:
Commercial paper		$9	$8
Other liabilities		503	172
Notes and debentures (with original maturities over one year)		3,025	2,624
Trust-preferred securities		1,048	991

Total liabilities		4,585	3,795

Shareholders’ equity		3,395	3,482

Total liabilities and shareholders’ equity		$7,980	$7,277

NOTES TO FINANCIAL STATEMENTS (continued)

31. Mellon Financial Corporation (Parent Corporation) (continued)

Condensed Statement of Cash Flows

	Year ended Dec. 31,
(in millions)	2002	2001	2000
Cash flows from operating activities:
Net income	$682	$1,318	$1,007
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization	—	11	9
Equity in undistributed net income of subsidiaries	107	(596)	(116)
Net decrease (increase) in accrued interest receivable	17	(7)	(7)
Deferred income tax benefit	(1)	(11)	(8)
Net increase from other operating activities	134	53	133

Net cash provided by operating activities	939	768	1,018

Cash flows from investing activities:
Net decrease (increase) in short-term deposits with affiliated banks	9	(108)	55
Purchases of securities available for sale	(1,738)	(189)	—
Proceeds from maturities of securities available for sale	1,729	—	—
Loans made to subsidiaries	(635)	(834)	(1,098)
Principal collected on loans to subsidiaries	301	251	428
Net capital (contributed to) returned from subsidiaries	(16)	2,164	644
Net decrease from other investing activities	(94)	(54)	(56)

Net cash (used in) provided by investing activities	(444)	1,230	(27)

Cash flows from financing activities:
Net increase (decrease) in commercial paper	1	(108)	28
Repayments of long-term debt	(400)	(205)	(205)
Net proceeds from issuance of long-term debt	693	630	298
Proceeds from issuance of common stock	28	77	90
Repurchase of common stock	(698)	(2,013)	(737)
Dividends paid on common stock	(213)	(388)	(421)
Proceeds from the issuance of ESPP shares	23	16	—
Net increase (decrease) from other financing activities	80	(7)	(44)

Net cash used in financing activities	(486)	(1,998)	(991)

Change in cash and due from banks:
Net change in cash and due from banks	9	—	—
Cash and due from banks at beginning of year	2	2	2

Cash and due from banks at end of year	$11	$2	$2

Supplemental disclosures
Interest paid	$198	$237	$236
Net income taxes refunded	25	63	119

NOTES TO FINANCIAL STATEMENTS (continued)

32. Supplemental information to the Consolidated Statement of Cash Flows

Noncash investing and financing transactions that, appropriately, are not reflected in the Consolidated Statement of Cash Flows are listed below.

Noncash investing and financing transactions

	Year ended Dec. 31,
(in millions)	2002	2001	2000
Net transfers to real estate acquired	$1	$1	$7
Purchase acquisitions (a):
Fair value of noncash assets acquired	447	619	101
Liabilities assumed	(35)	(51)	(70)
Common stock issued from treasury, and notes payable	—	(164)	—

Net cash disbursed	412	404	31

(a)	Purchase acquisitions include: Unifi Network, the remaining 5% interest in Newton Management Limited, HBV Capital Management, Henderson’s Private Asset Management Business, Ashland Management’s Separate Accounts Business and Vinings Management Corporation in 2002; an additional 20% interest in Newton Management Limited, Standish, Ayer & Wood LLC, Eagle Investment Systems Corp., and Van Deventer & Hoch in 2001; and the remaining 50% interest in the Mellon Investor Services joint venture in 2000.

33. International operations

Foreign activity includes loans and other revenue producing assets and transactions in which the customer is domiciled outside of the United States. Due to the nature of the Corporation’s foreign and domestic activities, it is not possible to precisely segregate between the foreign and domestically domiciled customers. As a result, it is necessary to make certain subjective assumptions. Net income from international operations is determined after internal allocations for taxes, expenses, and provision and reserve for credit losses. Expenses charged to international operations include those directly incurred in connection with such activities, as well as an allocable share of general support and overhead charges. International assets, revenue, income from international operations before income taxes and net income from international operations is shown in the following table.

Foreign and domestic total assets and results from continuing operations

	2002				2001				2000
(in millions)	Total assets	Total revenue	Income before taxes	Net income	Total assets	Total revenue	Income before taxes	Net income	Total assets	Total revenue	Income before taxes	Net income
Foreign	$6,929	$551	$47	$30	$5,791	$561	$90	$59	$4,616	$596	$99	$64
Domestic	29,302	4,186	946	637	29,772	3,583	585	377	45,748	3,708	1,084	692

Total	$36,231	$4,737	$993	$667	$35,563	$4,144	$675	$436	$50,364	$4,304	$1,183	$756

Note: There were no individual foreign countries with assets or revenues in excess of 10% of total assets or revenues. The tax rate used for foreign activity is the estimated worldwide effective tax rate on foreign earnings of 35%.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of

Mellon Financial Corporation:

We have audited the accompanying consolidated balance sheets of Mellon Financial Corporation and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mellon Financial Corporation and subsidiaries at December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, in 2002 the Corporation changed its method of accounting for goodwill and other intangibles resulting from business combinations in accordance with Statement of Financial Accounting Standards No. 142.

/s/    KPMG LLP

Pittsburgh, Pennsylvania

February 14, 2003

CORPORATE INFORMATION

Annual Meeting	The Annual Meeting of Shareholders will be held on the 10th floor of Two Mellon Center, 501 Grant Street, Pittsburgh, Pennsylvania, at 10 a.m. on Tuesday, April 15, 2003.

Annual Report	The 2002 Annual Report consists of the 2002 Summary Annual Report and the 2002 Financial Annual Report.

Charitable Contributions	A report on Mellon’s comprehensive community involvement, including charitable contributions, is available online at www.mellon.com or by calling (412) 234-8680.

Corporate Communications/ Media Relations	Members of the media should direct inquiries to (412) 234-7157 or media@mellon.com.

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

Electronic Deposit of Dividends

Registered shareholders may have quarterly dividends paid on Mellon’s common stock deposited electronically to their checking or savings account, free of charge. To have your dividends deposited electronically, please send a written request by e-mail to shrrelations@melloninvestors.com or by mail to Mellon Investor Services, P.O. Box 3315, South Hackensack, NJ 07606. For more information, please call 1 800 205-7699.

Elimination of Duplicate Mailings

To eliminate duplicate mailings and help your company reduce expenses, please submit, with your full name and address the way it appears on your account, a written request by e-mail to shrrelations@melloninvestor.com or by mail to Mellon Investor Services, P.O. Box 3315, South Hackensack, NJ 07606. For more information, please call 1 800 205-7699.

Exchange Listing

Mellon’s common stock is traded on the New York Stock Exchange under the trading symbol MEL. Our transfer agent and registrar is Mellon Investor Services, P.O. Box 3315, South Hackensack, NJ 07606. For more information, please call 1 800 205-7699 or visit www.melloninvestor.com.

Form 10-K and Shareholder Publications

For a free copy of the Corporation’s Annual Report on Form 10-K or the quarterly earnings news release on Form 8-K, as filed with the Securities and Exchange Commission, please send a written request by e-mail to mellon_10-K/8-K@mellon.com or by mail to the Secretary of the Corporation, One Mellon Center, Room 4826, Pittsburgh, PA 15258-0001. The 2002 Summary and Financial Annual Reports, as well as Forms 10-K, 8-K and 10-Q, and quarterly earnings and other news releases can be viewed and printed at www.mellon.com.

Internet Access	Mellon: www.mellon.com Mellon Investor Services: www.melloninvestor.com See also Internet access for Business Groups/Principal Entities in the 2002 Mellon Summary Annual Report.

Investor Relations	Visit www.mellon.com/investorrelations/ or call (412) 234-5601.

Publication Requests/Securities Transfer Agent

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

The contents of the listed Internet sites are not incorporated into this Annual Report.

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

Financial Annual Report 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial port Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report Mellon Financial Corporation 2002 Financial Annual Report

Mellon Financial Corporation

One Mellon Center

Pittsburgh, PA 15258-0001

(412) 234-5000

www.mellon.com

    [LOGO]