Form 10-K, Exhibit 13
period 2003-12-31
MELLON FINANCIAL CORP
filed 2004-03-10
CIK 64782

[GRAPHIC]

Financial Annual Report	Exhibit 13.1

2003

Mellon Financial Corporation

Mellon Financial Corporation

2003 Financial Annual Report

Mellon Financial Corporation (and its subsidiaries)

FINANCIAL SUMMARY (dollar amounts in millions, except per share amounts or unless otherwise noted)

	2003		2002	2001	2000	1999
Year ended Dec. 31
Total fee and other revenue	$3,571		$3,595	$2,741	$2,902	$2,864
Net gain from divestitures	—		—	—	—	127
Gains on sales of securities	62		59	—	—	—
Net interest revenue	569		610	574	550	579
Provision for credit losses	7		172	(4)	8	20
Total operating expense	3,207		3,106	2,645	2,261	2,377
Provision for income taxes	311		323	239	427	431

Income from continuing operations before cumulative effect of accounting change	$677		$663	$435	$756	$742
Cumulative effect of accounting change (net of tax)	(7	) (a)	—	—	—	(26)

Income from continuing operations	$670		$663	$435	$756	$716
Income from discontinued operations (net of tax)	31		19	883	251	247

Net income	$701		$682	$1,318	$1,007	$963
Per common share – diluted:
Income from continuing operations before cumulative effect of accounting change	$1.57		$1.51	$.91	$1.52	$1.42
Cumulative effect of accounting change	(.01)		—	—	—	(.05)

Continuing operations	$1.56		$1.51	$.91	$1.52	$1.37
Discontinued operations	.07		.04	1.85	.51	.48

Net income	$1.63		$1.55	$2.76	$2.03	$1.85

Selected key data – continuing operations
Return on equity (b)	19.2%		19.8%	11.6%	19.4%	16.6%
Return on assets (b)	2.03%		2.02%	1.33%	2.49%	2.22%
Fee revenue as a percentage of fee and net interest revenue (FTE) (c)	86%		85%	83%	84%	83%
Pre-tax operating margin (FTE) (d)	25%		24%	21%	35%	33%
Assets under management at year-end (in billions)	$657		$581	$592	$530	$488
Assets under administration or custody at year-end (in billions)	$2,845		$2,276	$2,082	$2,267	$2,198
S&P 500 Index – year-end	1112		880	1148	1320	1469
S&P 500 Index – daily average	965		994	1194	1427	1327
Dividends paid per common share	$.57		$.49	$.82	$.86	$.78
Dividends paid on common stock	$243		$213	$388	$421	$403
Closing common stock price per share at year-end	$32.11		$26.11	$37.62	$49.19	$34.06
Market capitalization at year-end	$13,712		$11,248	$16,798	$23,941	$17,052
Average common shares and equivalents outstanding – diluted (in thousands)	430,718		439,189	477,712	496,825	521,986

Capital ratios at year-end
Total shareholders’ equity to assets	10.89%		9.37%	9.79%	8.24%	8.38%
Tangible shareholders’ equity to assets (e)	5.94		4.87	5.84	6.25	6.18
Tier I capital (f)	8.55		7.87	8.81	7.23	6.60
Total (Tier I plus Tier II) capital (f)	13.46		12.48	13.65	11.74	10.76
Leverage capital (f)	7.92		6.55	6.31	7.11	6.72

Average balances
Loans	$7,704		$9,445	$9,843	$10,693	$13,672
Total interest-earning assets	22,680		22,931	23,529	21,741	23,400
Total assets	33,877		33,695	45,475	46,744	49,184
Deposits	19,493		19,010	17,560	16,469	16,778
Notes and debentures	4,304		4,238	3,751	3,478	3,424
Trust-preferred securities (g)	1,010		987	974	991	991
Total shareholders’ equity	3,522		3,356	3,735	3,904	4,309

(a)	See page 83 for a discussion of the 2003 cumulative effect of a change in accounting principle.

(b)	Returns for 2003 are before the cumulative effect of a change in accounting principle. Return on equity on a net income basis for the years 2003 – 1999 was 19.9%, 20.3%, 35.3%, 25.8% and 22.4%, respectively. Return on assets on a net income basis for the years 2003 – 1999 was 2.07%, 2.03%, 2.90%, 2.15%, and 1.96%, respectively. Ratios for the years 2001 – 1999 include the after-tax impact of the amortization of goodwill. Return on assets, on a continuing operations basis, was calculated excluding both the results and assets of the fixed income trading business even though the prior period balance sheet was not restated for discontinued operations.

(c)	See page 7 for the definition of fee revenue.

(d)	Ratios for the years 2001 – 1999 include the after-tax impact of the amortization of goodwill.

(e)	See page 34 for the definition of this ratio.

(f)	Includes discontinued operations.

(g)	Trust-preferred securities were deconsolidated at Dec. 31, 2003. Averages reflect average balances of trust-preferred securities. Future periods will reflect averages of junior subordinated debentures. See Note 15 for a further discussion.

Note: Throughout this report, all calculations are based on unrounded numbers. FTE denotes presentation on a fully taxable equivalent basis.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

Overview

Mellon Financial Corporation is a global financial services company providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources and investor solutions and treasury services to a distinct set of clients (corporations and institutions and high net worth individuals). The Corporation focuses on these businesses, which are predominately fee based, and this distinct set of clients, based upon: favorable underlying long-term growth dynamics; the complementary nature of the products for these clients; the ability to leverage sales, distribution and technology; and the stable, low risk earnings and non-capital intensity of these fee-based businesses.

The Corporation’s businesses enjoy strong competitive positions, and there are compelling underlying market and demographic trends that support its strategy and prospects for future growth. The favorable underlying long-term growth trends impacting these businesses include: an aging work force, the need for retirement savings and an increased concentration of wealth in the U.S., pension reform in the U.K. and continental Europe, the trend toward outsourcing of non-core activities by corporations, the importance of technology in the delivery of high quality and efficient services and the importance of financial stability and reliability of service partners.

The Corporation’s long-term financial goals, consistent with its mix of businesses and the growth dynamics underlying these businesses, are to achieve long-term earnings per share growth of 11% to 14% and returns on common shareholders’ equity in excess of 20%. While the Corporation seeks to achieve these goals over the long-term, the Corporation has identified three key economic and market drivers that influence the results of its businesses in any given period—the change in financial assets as measured by the Federal Reserve, the change in nominal Gross Domestic Product (GDP) and changes in the S&P 500 Index. Over the long-term (since 1945) these measures have demonstrated average growth rates of 7% to 8%. From 1997 to 2000, these measures exceeded their long-term averages and the Corporation enjoyed strong revenue growth, as shown in the table below. Since 2000, however, these measures have been below their long-term averages, directly impacting the Corporation’s results.

Growth rates (a)	Long-term (b)	1997 -2000	2000 -2002	2002 -2003
Growth rate of financial assets	8%	9%	(6)%	6%
Nominal GDP	7%	6%	3%	5%
S&P 500 Index	7%	11%	(18)%	26%
Mellon core sector revenue growth (c)	—	11%	3%	6%

(a)	Compounded annual growth rates. Growth rate for 2002 – 2003 for financial assets is for the nine month period ended Sept. 30, 2003.

(b)	Since 1945.

(c)	Excludes impact of acquisitions and divestitures and the formation of the ABN AMRO Mellon global custody joint venture. Growth rate for 2002 – 2003 is fourth quarter 2003 compared with fourth quarter 2002. Revenue growth rates were 19%, 24% and 4% for the periods presented calculated in accordance with generally accepted accounting principles. Core sector information is presented as an indicator of organic trends.

Specifically, the growth rate of financial assets, which incorporates both appreciation/depreciation of existing assets and flows of new assets, impacts the Corporation’s asset management and asset servicing businesses, and to a lesser extent its Human Resources and Investor Solutions (HR&IS) business, since fee revenue in these businesses is partially related to the level of financial assets under management, custody or administration.

Overview (continued)

Nominal GDP and, most particularly, the component which measures corporate discretionary spending impacts revenues in the Corporation’s outsourcing-related activities in Asset Servicing and HR&IS and its consulting activities in HR&IS as they represent major discretionary spending decisions on the part of clients. Finally, while its Asset Management businesses manage a wide range of equity assets, the Corporation believes the S&P 500 Index is the most representative index for estimating the sensitivity of its revenues to changes in equity market levels.

The Corporation’s business model, which incorporates several objectives as outlined below, is designed to capitalize on the market dynamics and the complementary characteristics of its businesses, products and clients:

•	revenue growth exceeding the growth of financial assets over an economic cycle

•	positive operating leverage over an economic cycle

•	investment spending aligned with revenue trends

•	tangible common equity of 5% to 6%

•	disciplined acquisition criteria and execution

•	use of excess capital generation from its fee businesses to support reinvestment, acquisitions, dividends and share repurchases while maintaining strong capital ratios

Mellon’s success in achieving its long-term goals of 11% to 14% growth in earnings per share and a return on common shareholders’ equity in excess of 20% will be influenced by the economic and market environments in which the Corporation operates. Management is focused on achieving these long-term goals by delivering: organic revenue growth through new business generation; expense management; exceptional quality service; the successful integration of acquisitions; and disciplined capital management.

The following sections of this 2003 Financial Annual Report provide a detailed review of the Corporation’s results on a consolidated basis, based on the line items of the Consolidated Income Statement, as well as by the performance of the individual business sectors.

Summary of financial results

2003 compared with 2002

Consolidated net income for 2003 totaled $701 million, or $1.63 per share, including income from discontinued operations of $31 million, or $.07 per share, and a charge for the cumulative effect of a change in accounting principle of $7 million after-tax, or $.01 per share. This charge is discussed further in Note 2. This compared with consolidated net income of $682 million, or $1.55 per share, in 2002, which included income from discontinued operations of $19 million or $.04 per share.

Income from continuing operations, before the cumulative effect of a change in accounting principle, totaled $677 million, or $1.57 per share, in 2003, compared with $663 million, or $1.51 per share in 2002. Continuing operations, before the cumulative effect of a change in accounting principle, returned 19.2% on equity in 2003 compared with 19.8% in 2002.

In April 2003, the Corporation increased its quarterly common stock dividend by 8% to $.14 per common share. In October 2003, the Corporation further increased it by 14% to $.16 per common share. In total, the Corporation increased its quarterly common stock dividend by 23% in 2003.

Summary of financial results (continued)

2002 compared with 2001

Consolidated net income totaled $682 million, or $1.55 per share, in 2002, which included income from discontinued operations of $19 million, or $.04 per share, compared with $1.318 billion, or $2.76 per share, in 2001, which included income from discontinued operations of $883 million, or $1.85 per share.

Income from continuing operations for 2002 totaled $663 million, or $1.51 per share, compared with $435 million, or $.91 per share in 2001. Continuing operations returned 19.8% on equity in 2002 compared with 11.6% for 2001. All results presented for 2001 include the amortization of goodwill. See Note 10 for comparative results excluding the amortization of goodwill.

Discontinued operations – 2003, 2002 and 2001

All information in the Financial Annual Report is reported on a continuing operations basis, before the cumulative effect of a change in accounting principle recorded in the first quarter of 2003, unless otherwise noted. See Note 4 for a discussion of discontinued operations.

Revenue overview

The vast majority of the Corporation’s revenue consists of fee revenue, given the Corporation’s mix of businesses, with net interest revenue and gains on the sale of securities comprising the balance. In 2003, fee revenue comprised 86% of total fee and net interest revenue, on a fully taxable equivalent basis, compared with 85% in 2002, as the Corporation continued to emphasize its fee-based businesses. Investment management fee revenue is the largest category of fee revenue and is generated principally by the Corporation’s asset management businesses. Human Resources & Investor Solutions fee revenue, the next largest category, is generated exclusively in that business sector. The Asset Servicing sector generates the vast majority of institutional trust and custody fee revenue, securities lending revenue and foreign exchange revenue which together, represent the next largest component of fee revenue. Cash management revenue is generated principally in the Treasury Services sector, specifically by the Corporation’s Global Cash Management business. Financing-related revenue is split between the Treasury Services sector and Other Activity while equity investment revenue and other revenue relate principally to activities classified as Other Activity. Net interest revenue is generated from loans in the Private Wealth Management, Treasury Services and Other Activity sectors and from investing excess deposits primarily generated in the Private Wealth Management, Asset Servicing and Treasury Services sectors as further described on page 15. Net interest revenue continued to decline in 2003, both in absolute terms and as a percentage of total fee and non-interest revenue, representing 14% of that total, on a fully-taxable equivalent basis, in 2003 compared with 15% in 2002. The Corporation recognized gains on the sales of securities available for sale in 2003 and 2002 as the Corporation chose to sell higher coupon mortgage backed securities which were subject to prepayment risk due to declining interest rates. Such sales may have the effect of reducing net interest revenue in future periods if the proceeds are re-invested in lower yielding securities or money market investments. The percentages of fee and net interest revenue noted above were calculated excluding gains on the sales of securities to provide comparability to years when no gains were recorded.

The following sections discuss fee revenue in greater detail by type, noting more specific drivers of that revenue and the factors (including the impact of the economic and market drivers noted in the Overview) which caused fee revenue of that type to be higher or lower in 2003 compared with 2002. Net interest revenue is discussed in more detail on page 15. The business sectors discussion beginning on page 20 combines for each sector all types of fee revenue generated directly by that sector, as well as fee revenue transferred between sectors under revenue transfer agreements, with net interest revenue generated directly by or allocated to that sector. This discussion of revenue by business sector is fundamental to an understanding of the Corporation’s results as it represents the principal manner in which management reviews the performance of its businesses compared with prior periods, operating plans and with its competitors.

Noninterest revenue

(dollar amounts in millions, unless otherwise noted)	2003	2002	2001
Investment management	$1,413	$1,414	$1,375
Human resources & investor solutions	944	1,020	691
Institutional trust and custody	471	479	392
Securities lending revenue	69	75	97

Total trust and investment fee revenue	2,897	2,988	2,555
Cash management revenue (a)	309	273	225
Foreign exchange revenue	147	146	171
Other trading revenue	14	10	17
Financing-related revenue	141	147	97
Equity investment revenue	(6)	(28)	(380)
Other revenue (a)	69	59	56

Total fee and other revenue	$3,571	$3,595	$2,741
Gains on the sales of securities	62	59	—

Total noninterest revenue	$3,633	$3,654	$2,741

Fee revenue as a percentage of fee and net interest revenue (FTE)	86%	85%	83%

Market value of assets under management at year-end (in billions)	$657	$581	$592
Market value of assets under administration or custody at year end (in billions)	$2,845	$2,276	$2,082

S&P 500 Index - year-end	1112	880	1148
S&P 500 Index - daily average	965	994	1194

(a)	In the fourth quarter of 2003, merchant card fee revenue was reclassified from cash management revenue to other revenue. Merchant card revenue totaled $37 million, $12 million and $14 million in 2003, 2002 and 2001, respectively. Prior periods have been reclassified.

Note: For analytical purposes, the term “fee revenue,” as utilized throughout this Financial Annual Report, is defined as total noninterest revenue less gains on the sales of securities. FTE denotes presentation of a fully taxable equivalent basis.

Fee revenue

Fee revenue of $3.571 billion in 2003 declined $24 million from 2002 principally due to a reduction in HR&IS revenue primarily resulting from the loss of revenues from former Unifi Network customers who had indicated their decision to terminate business prior to the closing of the acquisition in 2002. Investment management fee revenue was essentially flat compared with 2002 as the impact of a lower average S&P 500 Index was offset by higher performance fees, new business flows and the positive translation impact of a weaker dollar. Institutional trust and custody fees were impacted by a $26 million reduction from the Dec. 31, 2002 formation of the ABN AMRO Mellon Global Securities Services B.V. global custody joint venture which more than offset increased revenue from higher assets under administration and custody due to new business conversions and market appreciation. Cash management revenue increased $36 million, although $15 million of the increase represented a change in the manner in which the Corporation was paid for certain cash management services by the Department of the Treasury. That change also increased other revenue by $23 million. Taking into account the formation of the ABN AMRO Mellon joint venture, the change due to the Department of the Treasury payment methodology and a $30 million positive impact of foreign exchange translation rates, fee revenue was down approximately 2% in 2003 compared with 2002. A more detailed discussion of fee revenue, by type, follows.

Noninterest revenue (continued)

Investment management fee revenue

Investment management fee revenue is dependent on the overall level and mix of assets under management and the management fees (expressed in basis points or one-hundredth of one percent) charged for managing those assets. The overall level of assets under management for a given period is determined by the beginning level of assets under management, the net flows of new assets during the period due to new business wins and existing client enrichments reduced by withdrawals, the impact of market price appreciation or depreciation on all assets and the impact of any acquisitions or divestitures. The mix of assets under management is determined principally by client asset allocation decisions among equities, fixed income, money market or other alternatives and further by whether those assets are to be managed actively to generate returns or managed to match an indexed return (passively). Equity assets under management and alternative investments generate the highest management fees, followed by fixed income and money market investments. Actively managed assets typically generate higher management fees than indexed or passively managed assets of the same type because it is more expensive to actively manage these assets. Performance fees are also earned by investment managers when the investment performance of their products exceed various benchmarks. Management fees are typically subject to declining fee schedules based on the overall level of assets managed for a single client in the aggregate or by individual asset class and style. This is most prevalent for institutional assets, where amounts managed for individual clients are typically large.

The following table shows the change in assets under management from Dec. 31, 2002 to Dec. 31, 2003, by business sector, due to net flows, net market appreciation and acquisitions/transfers between sectors. Additional detail is available in the business sectors discussion beginning on page 20.

Changes in market value of assets under management for 2003 - by Business Sector

(in billions)	Institutional Asset Management		Mutual Funds	Private Wealth Management	Total
Market value of assets under management at Dec. 31, 2002	$358	(a)	$181	$42	$581
Net inflows (outflows):
Long-term	21		1	(1)	21
Money market	18		(27)	—	(9)

Total net inflows (outflows)	39		(26)	(1)	12
Net market appreciation	49		10	4	63
Acquisitions/transfers between sectors	(1)		—	2	1

Market value of assets under management at Dec. 31, 2003	$445	(a)	$165	$47	$657

(a)	Includes securities lending assets advised by Institutional Asset Management of $41 billion and $55 billion at Dec. 31, 2002 and Dec. 31, 2003, respectively. Revenue earned on these assets is reported in Securities lending revenue on the income statement and in the Asset Servicing sector.

Noninterest revenue (continued)

Investment management fee revenue - by business sector (in millions)	2003	2002	2001
Institutional Asset Management
Institutional and private clients	$420	$373	$380	(a)
Mutual funds	129	121	112

Total	$549	$494	$492
Mutual Funds
Mutual funds	$524	$583	$558
Institutional and private clients	29	21	14

Total	$553	$604	$572
Private Wealth Management
Private clients	$274	$276	$277
Mutual funds	1	1	1

Total	$275	$277	$278
Human Resources & Investor Solutions
Mutual funds (b)	$36	$39	$39
Other Activity
Institutional and private clients	$—	$—	$(6	)(a)

Total investment management fee revenue	$1,413	$1,414	$1,375	(a)

(a)	Institutional Asset Management results for 2001 include $6 million of revenue for services provided for an employee benefit plan of the Corporation. This amount is offset in the Other Activity sector.

(b)	Earned from mutual fund investments in employee benefit plans administered in this sector.

Investment management fee revenue - by product (in millions)	2003	2002	2001
Managed mutual funds (a):
Equity funds	$234	$252	$292
Money market funds	271	310	249
Bond and fixed-income funds	147	143	134
Nonproprietary	38	39	35

Total managed mutual funds	690	744	710
Institutional and private clients fee revenue	723	670	665

Total investment management fee revenue	$1,413	$1,414	$1,375

(a)	Net of mutual fund fees waived and fund expense reimbursements of $40 million, $40 million and $27 million for 2003, 2002 and 2001, respectively.

As noted in the Overview to Management’s Discussion and Analysis of Financial Condition on page 3 the growth rate of financial assets as measured by the Federal Reserve is a key economic driver of growth in investment management fees in any given period, as it encompasses both net flows and market appreciation or depreciation. The S&P 500 Index is also an important driver of investment management fees, particularly fees for equity assets under management. The Corporation estimates that a sustained (one year) 100 point change in the S&P 500 Index, when applied to the Corporation’s mix of assets under management, would result in a change of approximately $40 million to $50 million annually in investment management fees, excluding performance fees. It should also be noted that there is a corresponding change in incentive expense with a change in investment management fees. For any given reporting period, the actual impact may vary from what might be estimated using that sensitivity since Institutional Asset Management records investment management revenue based on quarter-end assets under management levels, Mutual Funds based on daily assets under management levels and Private Wealth based on prior months’ assets under management levels. The actual impact will also vary with changes in asset mix, the timing of net flows, the relationship of other benchmarks used versus the S&P 500 Index and other factors. The relevant changes in the S&P 500 Index for 2003 compared with prior years are as follows.

Noninterest revenue (continued)

				2003 compared with 2002
S&P 500 Index	2003	2002	2001	Index	Percentage
Year-end	1112	880	1148	232	26.4%
Daily average	965	994	1194	(29)	(2.9)%

Investment management fee revenue of $1.413 billion decreased $1 million in 2003 compared with 2002 as higher institutional and private client revenue in the Institutional Asset Management sector was offset by lower mutual fund management fees in the Mutual Fund sector. Investment management fees in Institutional Asset Management totaled $549 million, an increase of $55 million, or 11%, in 2003 compared with 2002 primarily due to higher performance fees, improved equity markets, net inflows and the favorable effect of foreign exchange rates. Performance fees totaled $70 million in 2003 compared with $47 million in 2002. As shown on the table on page 8, assets under management in the Institutional Asset management sector increased $87 billion in 2003, including $49 billion from market appreciation and $21 billion from net long-term inflows, primarily from net new business. Investment management fees in Private Wealth Management totaled $275 million, a decrease of $2 million, or less than 1%.

The largest category of investment management fees are fees from mutual funds. Managed mutual fund fees totaled $690 million in 2003, a decrease of $54 million, or 7%, compared with 2002, primarily due to lower mutual fund management fee revenue in the Mutual Fund sector. Mutual fund management fees in the Mutual Fund sector of $524 million declined $59 million, or 10%, in 2003 compared with 2002. Investment management fees from managed mutual funds are based on the daily average net assets of each fund and the average basis point management fee paid by that fund. The average net assets of proprietary mutual funds managed declined $21 billion in 2003 compared with 2002, as shown in the table below, due to outflows of institutional money market funds and market depreciation in average equity funds during the year driven by the lower daily average S&P 500 Index shown in the table above.

Average assets of proprietary mutual funds (in billions)	2003	2002	2001
Equity funds	$39	$41	$49
Money market funds	111	130	92
Bond and fixed income funds	26	26	25

Total average proprietary mutual fund assets managed	$176	$197	$166

In 2003, total proprietary managed mutual funds generated 37 basis points on total average proprietary managed mutual funds, compared with 36 basis points in 2002. For 2003 and 2002, the Corporation generated 60 and 61 basis points on average equity mutual funds; 24 and 24 basis points on average proprietary money market funds; and 56 and 55 basis points on average proprietary bond and fixed income funds, respectively.

As of Dec. 31, 2003, the market value of assets under management was $657 billion, a $76 billion, or 13%, increase from $581 billion at Dec. 31, 2002. The $657 billion of assets managed were comprised as follows: 36% equities; 25% money market; 20% fixed income; 10% securities lending cash collateral and 9% overlay and global fixed-income products. The increase at year-end 2003 compared with year-end 2002 was primarily due to the improved year-end equity markets, as net long-term inflows of $21 billion, and net market appreciation of $63 billion were only partially offset by money market net outflows of $9 billion, as shown on the table on page 8.

Noninterest revenue (continued)

Market value of assets under management at year-end (in billions)	2003	2002	2001
Mutual funds managed:
Equity funds	$47	$36	$47
Money market funds	99	126	111
Bond and fixed-income funds	25	27	26
Nonproprietary	26	18	24

Total mutual funds managed	197	207	208
Institutional and private clients assets under management (a)	460	374	384

Total market value of assets under management	$657	$581	$592

S&P 500 Index- year-end	1112	880	1148
S&P 500 Index - daily average	965	994	1194

(a)	Includes assets managed at Pareto Partners of $40 billion at Dec. 31, 2003; $32 billion at Dec. 31, 2002; and $33 billion at Dec. 31, 2001. The Corporation has a 30% equity interest in Pareto Partners, which is accounted for under the equity method of accounting.

Human resources & investor solutions fee revenue

HR&IS revenue generated from consulting, outsourcing and investor services totaled $944 million in 2003, a decrease of $76 million, or 7%, from $1.020 billion in 2002. This decrease primarily reflected the loss of revenues from former Unifi Network customers that had indicated their decision to terminate business prior to the closing of the acquisition in 2002 and lower volumes due to fewer benefit plan participants and transactions. See the discussion on page 29 of the businesses in this sector and the factors that drive the performance of those businesses.

Institutional trust and custody revenue

Institutional trust and custody fees are dependent on a number of factors including the level of assets administered and under custody, the volume of transactions in the accounts, and the types and frequency of ancillary services provided, such as performance analytics. Institutional trust and custody fees also include professional and license fees for software products offered by Eagle Investment Systems which are dependent on discretionary spending decisions by investment managers. Institutional trust and custody fee revenue of $471 million in 2003, decreased $8 million compared with 2002 primarily due to the formation of the ABN AMRO Mellon global custody joint venture on Dec. 31, 2002 which resulted in a $26 million reduction in institutional trust and custody fee revenue. Excluding the impact of this joint venture, institutional trust and custody fee revenue increased 4% in 2003, reflecting higher assets under custody due to the impact of net new business, market appreciation and the positive effect of foreign exchange rates partially offset by a slowdown in spending for professional and license fees for software products offered by Eagle Investment Systems. As shown in the following table, assets under administration or custody totaled $2.8 trillion at Dec. 31, 2003, an increase of $569 billion, or 25%, compared with $2.3 trillion at Dec. 31, 2002.

Noninterest revenue (continued)

Market value of assets under administration or custody at year-end (in billions)	2003	2002	2001
Market value of assets under administration or custody (a)(b)	$2,845	$2,276	$2,082

S&P 500 Index - year-end	1112	880	1148
S&P 500 Index - daily average	965	994	1194

(a)	Includes $439 billion of assets at Dec. 31, 2003; $322 billion of assets at Dec. 31, 2002; and $289 billion of assets at Dec. 31, 2001, administered by CIBC Mellon Global Securities Services, a joint venture between the Corporation and the Canadian Imperial Bank of Commerce. The market rate of exchange at the close of business was $.7750, $.6339 and $.6278 at Dec. 31, 2003, 2002 and 2001, respectively, for one Canadian dollar.

(b)	Assets administered by the Corporation under ABN AMRO Mellon Global Securities Services B.V., a joint venture of the Corporation and ABN AMRO, included in the table above, were $299 billion at Dec. 31, 2003 and $221 billion at Dec. 31, 2002. Assets administered by the Corporation under ABN AMRO Mellon, a previous strategic alliance of the Corporation and ABN AMRO, included in the table above were $130 billion at Dec. 31, 2001. The market rate of exchange at the close of business was $1.2610, $1.0462 and $.8879 at Dec. 31, 2003, 2002 and 2001, respectively, for one Euro.

Securities lending revenue

Securities lending revenue is dependent on the pool of assets under custody available for lending, the borrowing demand for specific securities within that pool by broker-dealers, the spread earned on reinvestment of cash posted by the borrower as collateral and the percentage sharing of that earned spread with custody clients who own the securities. Securities lending revenue totaled $69 million in 2003 compared with $75 million in 2002 a decrease of $6 million, or 8%, primarily due to lower average spreads caused by a less favorable interest rate environment partially offset by higher domestic volumes. The average level of securities on loan totaled $65 billion in 2003 compared with $57 billion in 2002. The fee split with clients was relatively stable from 2002 to 2003.

Cash management revenue

Cash management fee revenue primarily represents revenue from corporate and institutional customers for a wide range of cash management services as described under Treasury Services on pages 30 and 31 and is typically dependent on the volume of items processed and the manner in which the customer chooses to pay for those services. Cash management fee revenue does not include revenue from customers providing compensating deposit balances in lieu of paying fees for all or a portion of services provided. The earnings on these compensating deposit balances are reported as net interest revenue. Cash management fee revenue of $309 million increased $36 million, or 13%, compared with 2002 of which $15 million resulted from a change in the manner in which the Corporation was paid for certain cash management services by the Department of the Treasury, a major cash management customer, beginning in mid-July 2003. This revenue was previously recorded as net interest revenue because it was paid via compensating balance earnings. Excluding the impact of this change, cash management fee revenue increased 8% compared with 2002 reflecting higher volumes of electronic services. Fee revenue also increased due to the declining interest rate environment which resulted in lower compensating balance earnings for those customers maintaining deposit balances in lieu of paying fees.

Foreign exchange revenue

Foreign exchange revenues are principally composed of foreign exchange trading revenue. Foreign exchange trading revenues are directly influenced by the volume of client transactions and the spread realized on those transactions as more fully described under Asset Servicing on pages 27 and 28. Foreign exchange revenue totaled $147 million in 2003, up $1 million, compared with 2002, including a $4 million increase from foreign exchange trading, resulting from higher levels of client volumes.

Noninterest revenue (continued)

Other trading revenue

Other trading revenue, which includes securities trading revenue and fair market value adjustments of credit default swaps, totaled $14 million in 2003, a $4 million, or 37%, increase compared with 2002 primarily reflecting improved trading performance of debt instruments and derivative contracts, partially offset by a loss of $4 million resulting from the net fair market value adjustments of credit default swaps. These instruments act as an economic hedge of credit risk for certain large corporate loans and unfunded commitments.

Financing-related revenue

Financing-related revenue, which primarily includes loan commitment fees; letters of credit and acceptance fees; gains or losses on securitizations, loan sales and lease residuals; and returns from corporate-owned life insurance, totaled $141 million in 2003, a $6 million, or 4%, decrease compared with $147 million in 2002. This decrease primarily reflects lower fee revenue from a referral arrangement with an asset-backed commercial paper entity, further discussed in Note 7.

Equity investment revenue

Equity investment revenue includes realized and unrealized gains and losses on venture capital and non-venture capital investments. For a discussion of the Corporation’s accounting policies relating to venture capital investments see pages 61 and 62. Revenue from non-venture capital investments includes equity income from certain investments accounted for under the equity method of accounting and gains (losses) from other equity investments. The following table shows the components of equity investment revenue.

Equity investment revenue - gain (loss) (in millions)	2003	2002	2001
Venture capital activity - realized and unrealized gain (loss):
Private and publicly held direct investments	$3	$(55)	$(309)
Third party indirect funds	(10)	—	(76)

Total venture capital activity	(7)	(55)	(385)

Equity income and gains on the sale of other equity investments	1	27	5

Total equity investment revenue	$(6)	$(28)	$(380)

The $7 million loss in 2003 from venture capital activity compared with a $55 million loss in 2002 and a $385 million loss in 2001 reflects an improved but less than robust business environment. The majority of the Corporation’s venture capital investments are in companies that sell products or services to other companies, and as such have been significantly impacted by the slowdown in discretionary corporate spending, as well as from the general lack of venture capital funding.

The $7 million loss in 2003 resulted from negative fair value adjustments and management fees of $10 million for third party indirect funds, partially offset by net positive fair value adjustments for private and publicly held direct investments of $3 million. The negative fair value adjustments of the third party indirect funds were recorded across all sectors and were partially offset by realized gains recorded in the fourth quarter of 2003, primarily in the technology sector. The positive fair value adjustments in the private and publicly held direct investments were across all sectors, partially offset by net realized losses from sales of companies in the technology sector. The $55 million loss in 2002 primarily resulted from valuation adjustments of companies in the technology sector that the Corporation has risk rated in the “below expectations” and “declining” categories (see page 61 for a description of categories), as well as from negative valuation adjustments to reflect prices being realized in mergers and acquisitions of technology and telecommunications companies. In addition, a significant valuation loss was recorded on a publicly held printing software company in the second quarter of 2002.

Noninterest revenue (continued)

At Dec. 31, 2003, approximately 60% of the direct investment portfolio was risk rated as “superior” or “meets expectations”, the two best risk ratings, compared with approximately 50% at Dec. 31, 2002. However, continued weakness in the economy and deterioration in the equity markets could result in additional losses in the future. See the table on page 33 for the 2003 year-to-date and life-to-date activity of the Corporation’s venture capital investments portfolio.

Equity income and gains/(losses) on the sale of other equity investments totaled $1 million in 2003 compared with $27 million in 2002. The decrease primarily resulted from lower gains on the sale of other equity investments and a decrease in equity income in 2003.

Other revenue

Other revenue totaled $69 million in 2003, compared with $59 million in 2002. Other revenue includes revenue from merchant card services that was reclassified from cash management services in the fourth quarter of 2003. All prior periods were reclassified. Merchant card revenue totaled $37 million and $12 million in 2003 and 2002, respectively. Of the $25 million increase in 2003 compared with 2002, $23 million resulted from the change in the manner in which the Department of the Treasury paid for certain merchant card services in 2003, as well as additional volume. However, merchant card revenue will decrease in 2004 as a result of the decision by the Bureau of Public Debt to discontinue allowing U.S. Savings Bonds to be purchased with credit/debit cards via the Internet. This business generated approximately $14 million of fee revenue and $15 million of net interest revenue in 2003. Net interest revenue was recorded prior to the change in the manner in which the Department of the Treasury pays for its services. Operating expenses, primarily purchased services, will also decline by a similar amount, with a minimal impact on income before taxes.

Gains on sales of securities

The $62 million of gains on the sales of securities in 2003 resulted from the sale of mortgage-backed securities in the Corporation’s securities available for sale portfolio which were at risk to prepayment due to lower interest rates. At Dec. 31, 2003, net unrealized gains remaining in the Corporation’s available for sale portfolio were $7 million, down from $189 million at Dec. 31, 2002, primarily due to sales of securities and higher yields in the mortgage-backed securities market at year-end.

Gross joint venture fee revenue (supplemental information)

The Corporation accounts for its interests in joint ventures under the equity method of accounting, with its share of the net results of $30 million, $18 million and $17 million, for 2003, 2002 and 2001, respectively, recorded primarily as trust and investment fee revenue. The Corporation’s portions of gross joint venture fee revenue and expense are not included in the Corporation’s reported fee revenue and operating expense. The following table presents the components of gross joint venture fee revenue for informational purposes to show the trend of revenue growth in the Corporation’s joint ventures. The increase in 2003 compared with 2002 primarily resulted from the Dec. 31, 2002 formation of the ABN AMRO Mellon joint venture.

Gross joint venture fee revenue (a) (in millions)	2003	2002	2001
Trust and investment gross joint venture fee revenue	$402	$288	$278
Foreign exchange gross joint venture fee revenue	30	18	22

Total gross joint venture fee revenue	$432	$306	$300

(a)	The most significant of these joint ventures are ABN AMRO Mellon Global Securities Services B.V., CIBC Mellon Global Securities Services Company, CIBC Mellon Trust Company and Russell/Mellon Analytical Services, which are part of the Asset Servicing Sector.

Noninterest revenue (continued)

2002 compared with 2001

Fee revenue increased to $3.595 billion in 2002 from $2.741 billion in 2001 due to acquisitions, lower equity investment losses and higher financing-related and cash management revenue, partially offset by lower foreign exchange revenue. Acquisitions impacting the year-over-year increase included the July 2001 acquisition of Standish Mellon Asset Management, the November 2001 acquisition of Eagle Investment Systems and the January 2002 acquisition of Unifi Network. Fee revenue in 2001 was impacted by the $385 million loss on venture capital investments and the $57 million loss on disposition of loans. Trust and investment fee revenue increased to $2.988 billion from $2.555 billion primarily due to the aforementioned acquisitions. Excluding the impact of acquisitions, trust and investment fee revenue decreased approximately 2% in 2002, primarily due to lower securities lending revenue, HR&IS and investment management fee revenue. The equity markets at Dec. 31, 2002, as measured by the Standard & Poor’s 500 Index, decreased 23% compared with Dec. 31, 2001, and the daily average decreased 17% over the same period.

Net interest revenue

Net interest revenue includes the interest spread on interest-earning assets, loan fees, cash receipts and interest reversals on nonperforming loans, and revenue or expense on derivative instruments used for interest rate risk management purposes. The majority of the Corporation’s net interest revenue is earned from investing excess deposits generated in the Corporation’s Private Wealth Management, Asset Servicing and Treasury Services sectors in high quality, short duration investment securities and money market investments. The balance is earned principally from loans to relationship customers in the Private Wealth Management and Treasury Services sectors. Average interest-earning assets, as shown in the table on pages 16 and 17 were slightly lower in 2003 than in 2002 as a $1.7 billion decrease in average loans was not fully offset by higher levels of securities and money market instruments. Average deposits increased slightly. Net interest revenue on a fully taxable equivalent basis totaled $586 million in 2003, down $36 million, or 6%, compared with $622 million in 2002. The net interest margin was 2.64% in 2003, down 15 basis points compared with 2.79% in 2002.

The decrease in net interest revenue in 2003, compared with the prior year, resulted primarily from the third quarter 2003 change in the manner in which the Department of the Treasury is paying for certain cash management and merchant card services which totaled $38 million in 2003, as well as a $16 million reduction due to the formation of the ABN AMRO Mellon global custody joint venture. The $38 million of revenue from the Department of the Treasury was recorded as other revenue ($23 million) and cash management fee revenue ($15 million). Excluding the revenue earned from the Department of the Treasury that was recorded as net interest revenue in the first half of 2003 and all of 2002, and the impact of the ABN AMRO Mellon joint venture, net interest revenue and margins would have been $545 million and 2.68% and $546 million and 2.80% for 2003 and 2002, respectively. See the following two pages for an analysis of the changes in volumes and rates affecting net interest revenue.

The Corporation has narrowed its strategic focus in recent years, which has resulted in a different mix of businesses and a smaller balance sheet. As a consequence, the Corporation has reduced, and will seek to continue to reduce, credit availability to the corporate and institutional marketplace. For 2004, quarterly net interest income is expected to be relatively stable from the fourth quarter of 2003 level of $124 million, on a fully taxable equivalent basis, allowing for seasonal variations and tactical investment decisions.

2002 compared with 2001

Net interest revenue on a fully taxable equivalent basis totaled $622 million in 2002, an increase of $40 million, or 7%, from $582 million in 2001, while the net interest margin increased by 30 basis points to 2.79%. The increase in net interest revenue in 2002, compared with the prior year, primarily resulted from a higher net interest margin which more than offset a lower level of average interest-earnings assets. Approximately $1.4 billion of low yielding money market investments were partially replaced by an approximate $700 million increase in higher yielding securities.

Net interest revenue (continued)

CONSOLIDATED BALANCE SHEET — AVERAGE BALANCES AND INTEREST YIELDS/RATES

	2003
(dollar amounts in millions)	Average balance		Interest	Average yields/ rates
Assets
Interest-earning assets:
Interest-bearing deposits with banks (primarily foreign)	$2,247		$59	2.65%
Federal funds sold and securities under resale agreements	658		8	1.20
Other money market investments	151		3	1.83
Trading account securities	722		14	1.87
Securities:
U.S. Treasury and agency securities (a)	9,772		419	4.29
Obligations of states and political subdivisions (a)	537		37	6.86
Other (a)	789		80	10.12
Loans, net of unearned discount	7,704		314	4.08
Funds allocated to discontinued operations	—		—	—

Total interest-earning assets (b)	22,580		$934	4.13
Cash and due from banks	2,264
Premises and equipment	693
Other assets of discontinued operations	—
Other assets	8,357
Reserve for loan losses	(117)

Total assets	$33,777

Liabilities and shareholders’ equity
Interest-bearing liabilities:
Deposits in domestic offices:
Demand, money market and other savings accounts	$8,204		$55	0.67%
Savings certificates	237		6	2.32
Other time deposits	351		5	1.47
Deposits in foreign offices	4,179		48	1.16

Total interest-bearing deposits	12,971		114	0.88
Federal funds purchased and securities under repurchase agreements	1,716		16	0.95
U.S. Treasury tax and loan demand notes	166		1	0.83
Term federal funds purchased	264		3	1.19
Commercial paper	18		—	0.66
Other funds borrowed	585		26	4.33
Notes and debentures (with original maturities over one year)	4,304		130	3.01 (d)
Trust-preferred securities	1,010	(c)	58	5.76 (d)
Funds allocated from discontinued operations	—		—	—

Total interest-bearing liabilities	21,034		$348	1.65
Total noninterest-bearing deposits	6,522	(e)
Other liabilities of discontinued operations	—
Other liabilities (a)	2,764

Total liabilities	30,320
Shareholders’ equity (a)	3,457

Total liabilities and shareholders’ equity	$33,777

Rates
Yield on total interest-earning assets			934	4.13%
Cost of funds supporting interest-earning assets			348	1.49

Net interest income/margin (f):
Taxable equivalent basis			$586	2.64%
Without taxable equivalent increments			569	2.57

Foreign and domestic components
Foreign interest-earning assets	$2,742		$24	0.87%
Domestic interest-earning assets	$19,838		$562	2.89

Consolidated interest-earning assets	$22,580		$586	2.64%

(a)	Amounts and yields exclude adjustments to fair value and the related deferred tax effect required by SFAS No. 115.

(b)	Yields on interest-earning assets include the impact of interest earned on balances maintained by the Department of the Treasury in return for services provided, including the amounts shown in Note 20.

(c)	Trust-preferred securities were deconsolidated at Dec. 31, 2003. See Note 15 for a further discussion.

(d)	In the second quarter of 2003, the Corporation began to include hedge results with trust-preferred securities, which previously had been included with notes and debentures. The average rate paid on trust-preferred securities, including the hedge results, would have been 5.08%, 5.50% and 6.88% for 2003 - 2001, respectively, while the rate paid on notes and debentures, excluding the hedge results, would have been 3.16%, 3.77% and 5.41% for 2003 - 2001, respectively.

(e)	Noninterest-bearing deposits include $6.492 billion $7.946 billion and $7.217 billion of domestic deposits, and $30 million, $29 million and $23 million of foreign deposits in 2003, 2002 and 2001, respectively.

(f)	Calculated on a continuing operations basis for the impact of the sale of the fixed income trading business even though the prior period balance sheet is not restated for discontinued operations in accordance with generally accepted accounting principles.

Note: Interest and average yields/rates were calculated on a taxable equivalent basis, at tax rates approximating 35%, using dollar amounts in thousands and actual number of days in the years, and are before the effect of reserve requirements. Loan fees, as well as nonaccrual loans and their related income effect, have been included in the calculation of average yields/rates.

2002				2001				2000			1999
Average balance		Interest	Average yields/ rates	Average balance		Interest	Average yields/ rates	Average balance	Interest	Average yields/ rates	Average balance	Interest	Average yields/ rates

$1,870		$62	3.33%	$2,493		$96	3.85%	$1,054	$60	5.68%	$803	$39	4.81%
462		8	1.80	1,179		46	3.90	964	62	6.42	753	41	5.44
116		3	2.16	166		8	4.82	86	5	5.81	60	3	5.00
744		8	1.11	436		16	3.67	310	19	6.01	370	19	5.29
7,715		387	5.02	8,002		488	6.10	6,273	411	6.55	6,361	408	6.41
400		28	6.87	265		18	6.79	149	9	6.27	117	7	6.24
1,814		120	6.63	1,032		78	7.56	87	7	8.36	90	7	7.75
9,445		448	4.75	9,843		655	6.65	10,693	834	7.80	13,671	948	6.93
184		4	2.01	—		—	—	2,304	128	5.56	1,296	43	3.32

22,750		$1,068	4.70	23,416		$1,405	6.00	21,920	$1,535	7.00	23,521	$1,515	6.44
2,857				2,773				2,680			2,634
721				615				448			400
206				12,683				16,408			16,922
7,135				6,070				5,730			6,083
(140)				(194)				(270)			(324)

$33,529				$45,363				$46,916			$49,236

$6,613		$87	1.32%	$5,716		$147	2.57%	$5,834	$248	4.25%	$5,327	$189	3.55%
244		7	3.00	212		8	3.77	210	10	4.76	194	12	6.19
770		15	1.95	924		39	4.22	1,099	61	5.55	1,254	64	5.10
3,408		63	1.85	3,468		122	3.52	3,014	149	4.94	3,052	133	4.35

11,035		172	1.56	10,320		316	3.06	10,157	468	4.61	9,827	398	4.05
1,985		30	1.51	1,652		65	3.93	1,696	104	6.13	2,121	102	4.79
264		4	1.49	204		9	4.41	363	22	5.98	511	24	4.74
324		5	1.74	61		2	3.28	131	8	6.09	427	22	5.24
41		1	1.58	489		18	3.68	127	8	6.34	128	7	5.39
615		20	3.19	423		29	6.86	837	54	6.45	1,191	75	6.30
4,238		135	3.19 (d)	3,751		191	5.09 (d)	3,478	237	6.83	3,424	225	6.59
987		79	8.00 (d)	974		79	8.11 (d)	991	79	7.93	991	79	7.93
—		—	—	1,595		114	7.15	—	—	—	—	—	—

19,489		$446	2.29	19,469		$823	4.23	17,780	$980	5.51	18,620	$932	5.01
7,975	(e)			7,240	(e)			6,312			6,951
206				12,683				16,408			16,922
2,611				2,310				2,400			2,400

30,281				41,702				42,900			44,893
3,248				3,661				4,016			4,343

$33,529				$45,363				$46,916			$49,236

		1,068	4.70%			1,405	6.00%		1,535	7.00%		1,515	6.44%
		446	1.91			823	3.51		980	4.47		932	3.96

		$622	2.79%			$582	2.49%		$555	2.53%		$583	2.48%
		610	2.74			574	2.46		550	2.51		579	2.46

$2,797		$27.95%		$3,658		$29.79%
$19,953		$595	3.06	$19,758		$553	2.81

$22,750		$622	2.79%	$23,416		$582	2.49%

Operating expense

Operating expense (dollar amounts in millions)	2003	2002	2001
Staff expense:
Compensation	$1,325	$1,316	$1,108
Incentive (a)	344	386	354
Employee benefits (b)	233	148	75

Total staff expense	$1,902	$1,850	$1,537
Professional, legal and other purchased services (c)	425	386	346
Net occupancy expense	265	246	219
Equipment expense	232	221	157
Business development	108	131	117
Communications expense	106	110	95
Amortization of goodwill	—	—	73
Amortization of other intangible assets	19	15	7
Other expense	150	147	94

Total operating expense	$3,207	$3,106	$2,645

Employees at year-end	20,900	22,500	20,500

(a)	Effective Jan. 1, 2003, the Corporation began recording an expense for the estimated fair value of stock options using the prospective method under transitional guidance provided in Statement of Financial Accounting Standards (SFAS) No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” Stock options granted in 2003 had a fair value of $49 million. Stock option expense totaled approximately $3 million in 2003 for these options and will total approximately $17 million, $16 million and $13 million in 2004, 2005 and 2006, respectively. See Note 1 for a further discussion of the impact of recording expense for stock options.

(b)	Includes a pension credit of $28 million, $97 million and $120 million, respectively.

(c)	As discussed in “other revenue” on page 14, the termination of a merchant card program will result in the reduction of interchange expenses in 2004. These expenses totaled $29 million in 2003.

Staff expense

Given the Corporation’s mix of fee based businesses, the largest category of operating expense is staff expense which comprised approximately 60% of total operating expense in 2003. The largest component of staff expense is compensation which includes base salary expense, which is primarily driven by headcount, the cost of temporaries and overtime and any severance expense incurred by the Corporation. Incentive expense represents additional compensation earned under a wide range of sales commission plans and incentive plans designed to reward a combination of individual, line of business and corporate performance versus goals. Beginning in 2003, incentive expense includes the cost of stock options, which totaled $3 million in 2003. Employee benefits expense primarily includes the cost of the Corporation’s employee benefits plans for health and welfare benefits, payroll taxes and retirement benefits.

Total staff expense increased $52 million, or 3%, in 2003 primarily due to significantly higher employee benefit expense. Compensation expense increased $9 million, or less than 1%, and included $54 million of severance expense in 2003 compared with $16 million in 2002, so that base salary expense (including temporaries and overtime) actually decreased $29 million, or 2%, in 2003 due to a headcount reduction of 1,600. Incentive expense was lower in 2003 compared with 2002 reflecting lower corporate profitability, while employee benefits expense increased $85 million primarily due to a $69 million lower pension credit. The $54 million charge for severance expense relates to a planned reduction of approximately 2,100 positions, approximately 650 of which had occurred by Dec. 31, 2003. As of Dec. 31, 2003, approximately $26 million of this severance accrual had been utilized, with the remainder expected to be utilized by Dec. 31, 2004.

The Corporation’s funded defined benefit pension plans are overfunded on a consolidated basis and have generated net pension credits for the past several years. The Corporation currently expects that the net pension credit for the funded and unfunded plans, in the aggregate, will decrease and be replaced by a net pension cost in

Operating expense (continued)

2004. Pre-tax net pension credits of $28 million in 2003, $97 million in 2002 and $120 million in 2001 were recorded for all funded and unfunded pension plans. Reflecting a decrease in the discount rate to 6.25% from 6.75% and the change in the assumed rate of increase for compensation from 3.50% to 3.25%, as well as an unchanged expected return on assets of 8.50%, the Corporation’s pension expense will change from a net credit of $28 million in 2003 to a net periodic pension benefit cost of approximately $10 million pre-tax for the year 2004, assuming no other changes in assumptions for the funded and unfunded plans and assuming current currency exchange rates. Accounting for pensions is considered to be a critical accounting policy and is discussed on pages 63, 64, 105 and 106.

Other expenses

Other expenses include certain expenses that vary with the levels of business activity, productivity initiatives undertaken, changes in business strategy, and changes in the mix of business, among other things. These expenses include professional, legal and other purchased services; business development (travel, entertainment and advertising); communications expense (telecommunications, postage and delivery); and other expenses (government assessments, personnel related, forms and supplies, clerical errors, etc.). These expenses totaled $789 million in 2003, a $15 million, or 2%, increase from $774 million in 2002, as higher expenses for purchased services and insurance more than offset lower advertising, travel and entertainment, and forms and supplies expense. Other expenses also include occupancy, equipment and intangible amortization expenses which totaled $516 million in 2003, a $34 million, or 7%, increase from $482 million in 2002. Of the $34 million increase, $18 million resulted from the write-off of software and fixed assets (included in equipment expense in the table above) in the HR&IS sector. The remaining increase primarily resulted from higher rent expense and higher depreciation expense.

Operating expenses in 2003 compared with 2002, were also impacted by the formation of the ABN AMRO Mellon joint venture and the negative effect of a weaker U.S. dollar on non-U.S. expenses. The increased costs due to the weaker dollar on non-U.S. expenses was approximately $32 million in 2003 compared with 2002, including $14 million in staff expense, while the formation of the ABN AMRO Mellon joint venture reduced expenses by $39 million over the same time period.

2002 compared with 2001

Operating expense for 2002 totaled $3.106 billion, an increase of $461 million, or 17%, compared with $2.645 billion in 2001. This increase was primarily due to acquisitions; higher health care and other benefits expense; a lower pension credit and higher insurance expense, partially offset by the required elimination of goodwill amortization in 2002 and lower severance expense. Excluding the effect of acquisitions and amortization of goodwill for 2001, operating expense increased approximately 3% in 2002 compared with 2001, due to the same factors discussed previously.

Income taxes

The provision for income taxes from continuing operations totaled $311 million in 2003, compared with $323 million in 2002 and $239 million in 2001. The Corporation’s effective tax rate on income from continuing operations for 2003 was approximately 31.5% compared with approximately 33% in 2002 and approximately 35% in 2001. The 2003 effective tax rate reflects a reduction for a higher level of tax exempt income and the favorable resolution of certain state income tax issues. For additional information, see Note 22.

Business sectors

(dollar amounts in millions, averages in billions; presented on an FTE basis)	Institutional Asset Management			Mutual Funds			Private Wealth Management			Total Asset Management
	2003	2002	2001 (a)	2003	2002	2001 (a)	2003	2002	2001 (a)	2003	2002	2001 (a)
Revenue:
Trust and investment fee revenue	$629	$561	$537	$493	$549	$538	$294	$305	$312	$1,416	$1,415	$1,387
Other fee revenue	19	14	9	—	(6)	3	14	15	15	33	23	27
Net interest revenue (expense)	(18)	(29)	(13)	(4)	7	1	223	209	165	201	187	153

Total revenue	630	546	533	489	550	542	531	529	492	1,650	1,625	1,567
Credit quality expense	—	—	—	—	—	—	1	—	1	1	—	1
Operating expense:
Amortization of goodwill	—	—	11	—	—	11	—	—	16	—	—	38
Other expense	509	474	386	320	338	328	293	278	254	1,122	1,090	968

Total operating expense	509	474	397	320	338	339	293	278	270	1,122	1,090	1,006

Income from continuing operations before taxes (benefits) and cumulative effect of accounting change	121	72	136	169	212	203	237	251	221	527	535	560
Income taxes (benefits)	43	27	53	60	85	82	84	89	82	187	201	217

Income (loss) from continuing operations before cumulative effect of accounting change	78	45	83	109	127	121	153	162	139	340	334	343
Cumulative effect of accounting change (b)	—	—	—	—	—	—	—	—	—	—	—	—

Income from continuing operations	78	45	83	109	127	121	153	162	139	340	334	343
Income from discontinued operations after-tax (b)	—	—	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$78	$45	$83	$109	$127	$121	$153	$162	$139	$340	$334	$343

Average loans	$—	$—	$—	$—	$—	$—	$2.9	$2.7	$2.3	$2.9	$2.7	$2.3
Average assets (c)	$1.4	$1.2	$0.9	$0.7	$0.7	$0.7	$5.5	$5.0	$4.8	$7.6	$6.9	$6.4
Average deposits	$—	$—	$—	$—	$—	$—	$4.6	$4.4	$4.2	$4.6	$4.4	$4.2
Average common equity	$0.5	$0.2	$0.2	$0.2	$0.4	$0.4	$0.4	$0.2	$0.2	$1.1	$0.8	$0.8
Average Tier I preferred equity	$0.3	$—	$—	$0.1	$—	$—	$0.2	$—	$—	$0.6	$—	$—

Return on common equity (d)	17%	20%	37%	47%	31%	34%	36%	77%	61%	30%	40%	43%
Pre-tax operating margin (d)	19%	13%	26%	35%	38%	38%	45%	48%	45%	32%	33%	36%
Percentage of core sector revenue	15%	13%	14%	12%	13%	15%	13%	13%	13%	40%	39%	42%
Percentage of core sector income before taxes	12%	6%	12%	17%	19%	17%	24%	22%	19%	53%	47%	48%

(dollar amounts in millions, averages in billions; presented on an FTE basis)	Asset Servicing			Human Resources & Investor Solutions			Treasury Services			Total Corporate & Institutional Services
	2003	2002	2001 (a)	2003	2002	2001 (a)	2003	2002	2001 (a)	2003	2002	2001 (a)
Revenue:
Trust and investment fee revenue	$493	$507	$439	$980	$1,058	$733	$9	$8	$7	$1,482	$1,573	$1,179
Other fee revenue	121	132	168	(2)	2	(6)	367	345	325	486	479	487
Net interest revenue (expense)	82	95	124	3	(25)	(12)	399	440	376	484	510	488

Total revenue	696	734	731	981	1,035	715	775	793	708	2,452	2,562	2,154
Credit quality expense	—	—	—	—	—	—	6	6	2	6	6	2
Operating expense:
Amortization of goodwill	—	—	6	—	—	11	—	—	13	—	—	30
Other expense	541	542	456	1,019	983	664	430	429	402	1,990	1,954	1,522

Total operating expense	541	542	462	1,019	983	675	430	429	415	1,990	1,954	1,552

Income from continuing operations before taxes (benefits) and cumulative effect of accounting change	155	192	269	(38)	52	40	339	358	291	456	602	600
Income taxes (benefits)	55	67	96	(16)	17	16	120	127	105	159	211	217

Income (loss) from continuing operations before cumulative effect of accounting change	100	125	173	(22)	35	24	219	231	186	297	391	383
Cumulative effect of accounting change (b)	—	—	—	—	—	—	—	—	—	—	—	—

Income from continuing operations	100	125	173	(22)	35	24	219	231	186	297	391	383
Income from discontinued operations after-tax (b)	—	—	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$100	$125	$173	$(22)	$35	$24	$219	$231	$186	$297	$391	$383

Average loans	$—	$—	$—	$—	$—	$—	$3.5	$5.3	$5.6	$3.5	$5.3	$5.6
Average assets (c)	$5.8	$4.7	$4.9	$1.8	$1.4	$0.9	$10.9	$11.2	$9.9	$18.5	$17.3	$15.7
Average deposits	$4.2	$3.4	$3.7	$0.4	$0.1	$0.1	$9.3	$9.8	$8.6	$13.9	$13.3	$12.4
Average common equity	$0.6	$0.5	$0.5	$0.4	$0.3	$0.2	$1.1	$1.0	$0.8	$2.1	$1.8	$1.5
Average Tier I preferred equity	$0.1	$—	$—	$0.2	$—	$—	$0.1	$0.2	$0.2	$0.4	$0.2	$0.2

Return on common equity (d)	18%	26%	36%	(5)%	13%	15%	20%	23%	22%	14%	22%	26%
Pre-tax operating margin (d)	22%	26%	37%	(4)%	5%	6%	44%	45%	41%	19%	24%	28%
Percentage of core sector revenue	17%	17%	20%	24%	25%	19%	19%	19%	19%	60%	61%	58%
Percentage of core sector income before taxes	16%	17%	23%	(4)%	5%	4%	35%	31%	25%	47%	53%	52%

(a)	Results for 2001 include the impact of the amortization of goodwill from purchase acquisitions.

(b)	The cumulative effect of accounting change in 2003 and income from discontinued operations in 2003, 2002 and 2001, respectively, have not been allocated to any of the Corporation’s reportable sectors.

(c)	Where average deposits are in excess of average loans, average assets include an allocation of investment securities equal to such excess.

(d)	On a continuing operations basis.

Note: Prior periods sector data reflects immaterial reclassifications resulting from minor changes made to be consistent with current period presentation.

- continued -

Business sectors (continued)

(dollar amounts in millions, averages in billions; presented on an FTE basis)	Total Core Sectors			Other Activity			Consolidated Results
	2003	2002	2001 (a)	2003	2002	2001 (a)	2003	2002	2001 (a)
Revenue:
Trust and investment fee revenue	$2,898	$2,988	$2,566	$(1)	$—	$(11)	$2,897	$2,988	$2,555
Other fee revenue (b)	519	502	514	259	207	(288)	778	709	226
Net interest revenue (expense) (c)	685	697	641	(99)	(75)	(59)	586	622	582

Total revenue	4,102	4,187	3,721	159	132	(358)	4,261	4,319	3,363
Credit quality expense	7	6	3	—	166	(7)	7	172	(4)
Operating expense:
Amortization of goodwill	—	—	68	—	—	5	—	—	73
Other expense	3,112	3,044	2,490	95	62	82	3,207	3,106	2,572

Total operating expense	3,112	3,044	2,558	95	62	87	3,207	3,106	2,645

Income from continuing operations before taxes (benefits) and cumulative effect of accounting change	983	1,137	1,160	64	(96)	(438)	1,047	1,041	722
Income taxes (benefits) (d)	346	412	434	24	(34)	(147)	370	378	287

Income (loss) from continuing operations before cumulative effect of accounting change	637	725	726	40	(62)	(291)	677	663	435
Cumulative effect of accounting change (e)	—	—	—	(7)	—	—	(7)	—	—

Income from continuing operations	637	725	726	33	(62)	(291)	670	663	435
Income from discontinued operations after-tax (e)	—	—	—	—	—	—	31	19	883

Net income (loss)	$637	$725	$726	$33	$(62)	$(291)	$701	$682	$1,318

Average loans	$6.4	$8.0	$7.9	$1.3	$1.4	$1.9	$7.7	$9.4	$9.8
Average assets (f)	$26.1	$24.2	$22.1	$7.4	$8.6	$10.6	$33.9	$33.7	$45.5
Average deposits	$18.5	$17.7	$16.6	$1.0	$1.3	$1.0	$19.5	$19.0	$17.6
Average common equity	$3.2	$2.6	$2.3	$0.3	$0.8	$1.4	$3.5	$3.4	$3.7
Average Tier I preferred equity	$1.0	$0.2	$0.2	$—	$0.8	$0.8	$1.0	$1.0	$1.0

Return on common equity (g)	20%	28%	32%	N/M	N/M	N/M	19%	20%	12%
Pre-tax operating margin (g)	24%	27%	31%	N/M	N/M	N/M	25%	24%	21%

(a)	Results for 2001 include the impact of the amortization of goodwill from purchase acquisitions.

(b)	Consolidated results include FTE impact of $42 million, $43 million and $40 million for 2003, 2002 and 2001, respectively.

(c)	Consolidated results include FTE impact of $17 million, $12 million and $8 million in 2003, 2002 and 2001, respectively.

(d)	Consolidated results include FTE impact of $59 million, $55 million and $48 million in 2003, 2002 and 2001, respectively.

(e)	The cumulative effect of accounting change in 2003 and income from discontinued operations in 2003, 2002 and 2001, respectively, have not been allocated to any of the Corporation’s reportable sectors.

(f)	Where average deposits are in excess of average loans, average assets include an allocation of investment securities equal to such excess. Consolidated average assets include average assets of discontinued operations of $.4 billion, $.9 billion and $12.8 billion for 2003, 2002 and 2001 respectively.

(g)	On a continuing operations basis.

Note: Prior periods sector data reflects immaterial reclassifications resulting from minor changes made to be consistent with current period presentation.

N/M — Not meaningful

The Corporation’s business sectors reflect its management structure, the characteristics of its products and services, and the distinct set of customers to which those products and services are delivered. The Corporation’s lines of business serve two distinct major classes of customers - corporations and institutions and high net worth individuals. Lines of business that offer similar or related products and services to common or similar customer decision makers have been aggregated into six core business sectors and divided into two overall reportable groups — Asset Management and Corporate & Institutional Services. The Asset Management group is comprised of the Institutional Asset Management, Mutual Funds and Private Wealth Management sectors. The Corporate & Institutional Services group is comprised of the Asset Servicing, Human Resources & Investor Solutions and Treasury Services sectors. In addition, Other Activity, as discussed further beginning on page 31, consists of all activities not aggregated in the Corporation’s core business sectors.

The results of the Corporation’s core business sectors are presented and analyzed on an internal management reporting basis. Revenue amounts reflect fee revenue generated directly by each sector, as well as fee revenue transferred between sectors under revenue transfer agreements, with net interest revenue generated directly by or allocated to the sector. There is no intersector profit or loss on intersector activity. The accounting policies of the business sectors are the same as those described in Note 1 except: other fee revenue, net interest revenue and income taxes differ from the amounts shown in the Consolidated Income Statement because amounts presented in Business Sectors are on a taxable equivalent basis (FTE); and credit quality expense (revenue) for the core sectors is presented on a net charge-off basis. Capital is allocated to the business sectors to reflect management’s assessment of credit risk, market risk and operating risk using internal risk models and, where appropriate, regulatory guidelines generally consistent with the proposed Basel accord. The capital allocations may not be

Business sectors (continued)

representative of the capital levels that would be required if these sectors were nonaffiliated business units. In addition, Business Sector information is reported on a continuing operations basis for all periods presented. See Note 4 for a discussion of discontinued operations.

In December 2003, the Corporation sold the fixed income trading business of Mellon Investor Services, which had been part of the HR&IS sector. The results of this business have been removed from the HR&IS sector and accounted for as discontinued operations, including the average assets of this business. The reporting of average assets as discontinued operations for all periods in the sector’s tables differs from the reporting of average assets elsewhere in this annual report. Generally accepted accounting principles require that prior-period balance sheet amounts not be restated for discontinued operations. In addition, during the fourth quarter of 2003, the Corporation made other reclassifications within its business sectors to reflect how the sectors are managed. As a consequence of streamlining the organizational structure of the HR&IS sector, the results of its online financial planning and advice services were moved from the HR&IS sector to Other Activity and based on actions taken by the Bureau of Public Debt that will result in a significant reduction in merchant card activity, the Corporation’s merchant card business was moved from the Treasury Services sector to Other Activity. Prior period results have been reclassified. In the third quarter of 2003, charges of $51 million were recorded for severance, software and fixed asset write-downs and other expenses in businesses that comprised the HR&IS sector. As a result of the reclassifications and sale, $47 million of those expenses are now reflected in the HR&IS sector, $3 million in the Other Activity sector and $1 million in the results of discontinued operations, for the full-year 2003. These actions are expected to generate annualized expense savings of $80 million to $85 million by the fourth quarter of 2004.

Following is a discussion of the Corporation’s six core business sectors and Other Activity. In the tables that follow, the income statement amounts are presented in millions and are on an FTE basis, and the assets under management, administration or custody are period-end market values and are presented in billions. Where applicable, revenue and expense growth rates are reported excluding the estimated impact of acquisitions to improve period to period comparability. The operations of acquired businesses are integrated with the existing business sectors soon after acquisitions are completed. As a result of the integration of staff support functions, management of customer relationships, operating processes and the financial impact of funding the acquisitions, the impact of acquisitions on income before taxes cannot be accurately determined and therefore is not reported.

Business sectors (continued)

Asset Management Group

Institutional Asset Management

(income statement dollar amounts in millions, asset dollar amounts in billions)	2003	2002	2001
Institutional and private clients revenue	$420	$373	$380	(a)
Mutual fund revenue	129	121	112

Total investment management revenue	$549	$494	$492
Institutional trust and custody revenue	44	29	3
Transfer revenue	36	38	42

Total trust and investment fee revenue	$629	$561	$537	(a)
Other fee revenue	19	14	9
Net interest revenue (expense)	(18)	(29)	(13)

Total revenue	630	546	533
Total operating expense	509	474	397

Income before taxes	121	72	136
Amortization of goodwill	—	—	11

Income before taxes and amortization of goodwill	$121	$72	$147
Return on common equity	17%	20%	37	%(b)
Pre-tax operating margin	19%	13%	26	%(b)
Assets under management	$445 (c)	$358	$373
Plus: subadvised for other Mellon sectors	21	15	17

	$466	$373	$390
Assets under administration or custody	$20	$13	$6
S&P 500 Index - year-end	1112	880	1148
S&P 500 Index - daily average	965	994	1194

(a)	Includes $6 million for services provided for an employee benefit plan of the Corporation. This amount is offset in the Other Activity sector.

(b)	Includes the amortization of goodwill.

(c)	Includes $55 billion of securities lending assets advised by Institutional Asset Management at Dec. 31, 2003. However, fees earned on these assets are shown as securities lending fees in the Asset Servicing sector. For comparability purposes, prior period assets under management included $41 billion for both 2002 and 2001.

Institutional Asset Management is comprised of Mellon Institutional Asset Management (MIAM), which consists of a number of asset management companies offering a broad range of equity, fixed income, hedge and liquidity management products; and Mellon Global Investments (MGI), which distributes investment management products internationally. MIAM offers its investors access to a wide spectrum of investment styles and asset classes, ranging from active growth equity strategies to emerging markets to fixed income and asset allocation solutions. Most of these strategies are available on a separate account and pooled fund basis. MIAM clients are predominately institutional investors (Corporations, Financial Institutions, Public Plan Sponsors, Foundations/Endowments, Insurance Companies, and Taft Hartley plans) although through its global distributor, MGI, funds are also sold to individuals via brokers. MIAM reaches its institutional investors through direct sales, consultant relationships and sub-advisory relationships. The results of the Institutional Asset Management sector are primarily driven by the period-end levels of assets managed as well as the mix of those assets, as shown in the table on page 8. Managed equity assets generate higher percentage fees than money market and bond assets. In addition, performance fees may be generated by the performance of the managed funds exceeding peer or equity markets benchmarks. Expenses associated with this sector are predominately driven by staffing costs and incentives. Incentives are directly associated with the performance of the individual asset management companies and new business generation.

Business sectors (continued)

Revenue for this sector increased $84 million, or 15%, compared with 2002, due primarily to an increase in investment management fees, which included a $23 million increase in performance fees and the positive effect of foreign exchange rates. The increase in investment management fee revenue was due primarily to market appreciation in assets managed and net long-term inflows, as shown on the table on page 8. Assets under management for this sector, before amounts subadvised for other sectors, were $445 billion at Dec. 31, 2003, a 24% increase compared with $358 billion at Dec. 31, 2002, reflecting improvement in the equity markets and net long-term inflows of $21 billion primarily from net new business. Operating expense increased 7% compared with 2002, primarily resulting from higher incentive expense and the negative effect of foreign exchange rates. Reflecting the effect of positive operating leverage, income before taxes increased 69% in 2003 over 2002.

2002 compared with 2001

The results for this sector in 2002 compared with 2001 were impacted by the July 2001 acquisition of Standish Mellon Asset Management, the December 2001 acquisition of NSP Buck and the July 2002 acquisition of HBV Capital Management. Excluding the impact of acquisitions and the amortization of goodwill in 2001, revenue decreased 10% and expenses increased 4% in 2002 over 2001. The decrease in revenue was due to the impact of market depreciation in assets managed, lower performance fees and lower net interest revenue. The 4% increase in expenses was influenced by a higher level of operational errors. Income before taxes decreased 51%, excluding the amortization of goodwill. Assets under management for this sector, before amounts subadvised for other sectors, were $358 billion at Dec. 31, 2002, a 4% decrease compared with $373 billion at Dec. 31, 2001, reflecting the weakness in the equity markets which offset net inflows of $6 billion.

Mutual Funds

(income statement dollar amounts in millions, asset dollar amounts in billions)	2003		2002	2001
Mutual fund revenue	$524		$583	$558
Institutional and private clients	29		21	14

Total investment management revenue	$553		$604	$572
Institutional trust and custody revenue	(4	)(a)	4	21
Transfer revenue	(56)		(59)	(55)

Total trust and investment fee revenue	$493		$549	$538
Other fee revenue	—		(6)	3
Net interest revenue	(4)		7	1

Total revenue	489		550	542
Total operating expense	320		338	339

Income before taxes	169		212	203
Amortization of goodwill	—		—	11

Income before taxes and amortization of goodwill	$169		$212	$214
Return on common equity	47%		31%	34	%(b)
Pre-tax operating margin	35%		38%	38	%(b)
Assets under management	$165		$181	$174
Less: subadvised by other Mellon sectors	(22)		(17)	(22)

	143		164	152
S&P 500 Index - year-end	1112		880	1148
S&P 500 Index - daily average	965		994	1194

(a)	Administration fees paid to third parties in excess of amounts collected.

(b)	Includes the amortization of goodwill.

Business sectors (continued)

Mutual Funds consists of all the activities associated with the Dreyfus/Founders complex of mutual funds. Products manufactured and distributed in this sector include mutual funds (equity, fixed income and money market), separately managed accounts and annuities. These products are sold through intermediaries (brokers, financial institutions and insurance companies) and directly to individuals. The results of the Mutual Fund sector are driven by average asset levels and the mix of assets managed. Generally, actively managed equity funds generate higher fees than fixed income funds, index funds and money market funds. In addition, results are impacted by sales of fee-based products such as fixed and variable annuities. Expenses are impacted by sales of long-term funds and fee-based products, asset levels of money market funds and the cost of advertising and marketing new and existing products.

Revenue for this sector decreased $61 million, or 11% compared with 2002 as a result of lower average levels of institutional money market funds, partially offset by an increase in revenue from separately managed accounts. The decrease in investment management fee revenue was primarily due to net outflows of institutional money market funds, as shown on the table on page 8, as well as lower equity fund management fees, as the average level of equity funds managed in 2003 was $2 billion lower than the average level in 2002. Assets under management for this sector, before amounts subadvised by other sectors, were $165 billion at Dec. 31, 2003, down $16 billion, or 9%, from $181 billion at Dec. 31, 2002. Operating expense decreased 6% compared with 2002 primarily due to lower staff, incentive and advertising expenses. Income before taxes decreased 20% in 2003 compared with 2002.

2002 compared with 2001

Revenue for this sector increased $8 million, or 2%, compared with 2001, as a result of higher investment management fees from institutional money market funds and separately managed accounts, partially offset by lower revenue from equity funds reflecting the weakness in the equity markets as well as lower institutional trust and custody revenue. Assets under management for this sector, before amounts subadvised by other sectors, were $181 billion at Dec. 31, 2002, up $7 billion, or 4%, from $174 billion at Dec. 31, 2001 due to strong institutional money market flows which more than offset the impact of lower equity fund assets. Operating expense increased 3% over 2001 excluding the amortization of goodwill, primarily due to higher purchased services and insurance expense, partially offset by lower staff expense. Income before taxes decreased 1%, excluding the amortization of goodwill.

Business sectors (continued)

Private Wealth Management

(income statement dollar amounts in millions, asset dollar amounts in billions)	2003	2002	2001
Private clients	$274	$276	$277
Mutual fund revenue	1	1	1

Total investment management revenue	$275	$277	$278
Institutional trust and custody revenue	9	11	15
Transfer revenue	10	17	19

Total trust and investment fee revenue	$294	$305	$312
Other fee revenue	14	15	15
Net interest revenue	223	209	165

Total revenue	531	529	492
Credit quality expense	1	—	1
Total operating expense	293	278	270

Income before taxes	237	251	221
Amortization of goodwill	—	—	16

Income before taxes and amortization of goodwill	$237	$251	$237
Return on common equity	36%	77%	61	%(a)
Pre-tax operating margin	45%	48%	45	%(a)
Total client assets at beginning of year	$66	$74	$93
Assets under management net inflows (outflows)	(1)	1	1
Assets under administration or custody net inflows (outflows)	3	1	(9)
Acquisitions/transfers	2	2	1
Market appreciation (depreciation)	5	(12)	(12)

Total client assets at end of year (b)	$75	$66	$74
S&P 500 Index - year-end	1112	880	1148
S&P 500 Index - daily average	965	994	1194

(a)	Includes the amortization of goodwill.

(b)	Includes assets under management, before amounts subadvised for other sectors, of $47 billion, $42 billion and $45 billion, respectively.

Private Wealth Management provides investment management, wealth management, and comprehensive banking services for high net worth individuals, families, family offices, charitable gift programs, endowments, foundations, professionals and entrepreneurs. It operates from more than 60 locations in 14 states. The results of the Private Wealth Management sector are driven by the level of assets managed and custodied as well as the mix of those assets and the level of activity in client accounts. Net interest revenue is determined by the level and spread of loans and deposits. Expenses of this sector are driven primarily by staff expense in the investment management, sales, service and support groups.

Revenue in this sector increased less than 1% compared with 2002, reflecting higher net interest revenue, due to increased loan and deposit levels, partially offset by lower trust and investment management fee revenue. Investment management revenue was lower primarily due to a decline in the average market level experienced over the course of 2003 compared with the prior year, and due to the decline in fees from separately managed accounts. The market appreciation that occurred in the latter half of 2003, and the resulting increase in the level of managed assets, did not have a full year impact on fees. Client assets were $75 billion at Dec. 31, 2003, an increase of 14% from Dec. 31, 2002, reflecting equity market appreciation and net inflows of assets under administration or custody. Operating expense increased 6% primarily resulting from higher staff and incentive expense and higher occupancy expense due to the build-out of wealth offices. Income before taxes decreased 6% compared with 2002.

Business sectors (continued)

2002 compared with 2001

The results for this sector compared with 2001 were impacted by the July 2001 acquisition of Standish Mellon, the October 2001 acquisition of Van Deventer and Hoch and the August 2002 acquisition of Weber Fulton & Felman. Excluding the impact of acquisitions, revenue increased 6%, reflecting higher net interest revenue and other revenue, partially offset by lower trust and investment fees reflecting weakness in the equity markets. Excluding the impact of acquisitions and the amortization of goodwill in 2001, operating expense increased 7% primarily resulting from expense incurred to develop wealth offices. Income before taxes increased 6%, excluding the amortization of goodwill. Client assets were $66 billion at Dec. 31, 2002, a decrease of 11% from Dec. 31, 2001, as market depreciation was partially offset by net inflows and the impact of acquisitions.

Corporate & Institutional Services Group

Asset Servicing

(income statement dollar amounts in millions, asset dollar amounts in billions)	2003	2002	2001
Institutional trust and custody revenue	$422 (a)	$434	$352
Securities lending revenue	69	75	97
Transfer revenue	2	(2)	(10)

Total trust and investment fee revenue	$493	$507	$439
Foreign exchange and other fee revenue	121	132	168
Net interest revenue	82	95	124

Total revenue	696	734	731
Total operating expense	541	542	462

Income before taxes	155	192	269
Amortization of goodwill	—	—	6
Amortization of equity method goodwill	—	—	5	(b)

Income before taxes and amortization of goodwill	$155	$192	$280
Return on common equity	18%	26%	36	%(c)
Pre-tax operating margin	22%	26%	37	%(c)
Securities lending assets (d)	$55	$41	$41
Assets under administration or custody	$2,688	$2,129	$2,029
S&P 500 Index - year-end	1112	880	1148
S&P 500 Index - daily average	965	994	1194

(a)	Includes $1 million for services that is offset in the Other Activity sector.

(b)	Relates to the goodwill on equity method investments and joint ventures, which was amortized prior to the adoption of SFAS No. 142 in 2002. The income from these investments is recorded in fee revenue.

(c)	Includes the amortization of goodwill.

(d)	Included as assets under management in Institutional Asset Management. Fees are recorded above as securities lending revenue.

Asset Servicing includes institutional trust and custody and related services such as securities lending, investment management backoffice outsourcing, performance measurement, benefits disbursements, transition management, commission recapture, transfer agency, fund accounting and administration, Web-based investment management software and foreign exchange and derivative products. These services and products are provided to corporate and public retirement funds, foundations and endowments and global financial institutions including investment managers, insurance companies and mutual funds. As a global service provider, these products are distributed through the franchise’s sales organization along with the Corporation’s joint venture partners - CIBC Mellon, ABN AMRO Mellon and Russell/Mellon. Internet-based investment manager software solutions are provided by Eagle Investment Systems.

Business sectors (continued)

The results of the Asset Servicing Sector are driven by a number of factors which include the market value of assets under administration and custody as well as the level of transaction activity and extent of services provided including custody, accounting, administration, daily valuations, performance measurement, securities lending, foreign exchange and investment manager backoffice outsourcing. Market interest rates and changes to them impact both securities lending revenue and the earnings and value of client cash balances. Foreign exchange revenues are directly influenced by the volume of client transactions and the spread realized on such transactions, and indirectly influenced by factors including market volatility in major currencies, the level of cross-border assets held in custody for clients, and the level and nature of underlying cross-border investment and other transactions undertaken by corporate and institutional clients. Eagle Investment Systems fee revenue is dependent on investment manager discretionary spending for license and development fees and professional services. Sector expenses are principally driven by staffing levels and technology investments necessary to process transaction volumes. Fees paid to subcustodians are driven by market values of global assets and related transaction volumes.

The results for this sector in 2003 compared with 2002 were impacted by the December 2002 formation of the ABN AMRO Mellon global custody joint venture. Excluding the impact of the joint venture, revenue increased 2%, primarily due to higher institutional trust and custody fee revenue, reflecting net new business, improved markets and the positive effect of foreign exchange rates, as well as higher foreign exchange revenue and higher net interest revenue, which more than offset lower revenue from Eagle Investment Systems and lower securities lending revenue. Operating expense, excluding the impact of the joint venture, increased 8%, primarily in support of new business growth and development around enhancements to existing products and higher severance expense, as well as the negative effect of foreign exchange rates. Income before taxes decreased 19% compared with 2002. Assets under administration or custody for this sector were $2.688 trillion at Dec. 31, 2003, an increase of $559 billion, or 26%, compared with Dec. 31, 2002, resulting from market appreciation, net new business and the positive effect of foreign exchange rates.

2002 compared with 2001

The results for this sector in 2002 compared with 2001 were impacted by the November 2001 acquisition of Eagle Investment Systems. Excluding the impact of acquisitions, revenue decreased 6%, primarily resulting from lower foreign exchange revenue, lower securities lending revenue and lower net interest revenue, partially offset by higher institutional trust and custody fees from net new business. Excluding the impact of acquisitions and the amortization of goodwill in 2001, operating expense increased 7% primarily resulting from higher staff expense and other expenses to support net new business and product development. Income before taxes decreased 31%, excluding the amortization of goodwill. The 11 percentage point decrease in the pre-tax operating margin in 2002 compared with 2001 primarily resulted from a lower level of high margin revenues such as foreign exchange revenue, securities lending revenue and net interest revenue, as well as higher expenses related to product enhancements and expenses of Eagle Investment Systems. Assets under administration or custody for this sector were $2.129 trillion at Dec. 31, 2002, an increase of $100 billion, or 5%, compared with Dec. 31, 2001, resulting from $148 billion of net new business conversions partially offset by market depreciation.

Business sectors (continued)

Human Resources & Investor Solutions

(income statement dollar amounts in millions, asset dollar amounts in billions)	2003	2002	2001
Human resources & investor solutions revenue	$944	$1,020	$696	(a)
Investment management - mutual fund revenue (b)	36	39	39
Transfer revenue	—	(1)	(2)

Total trust and investment fee revenue	$980	$1,058	$733	(a)
Other fee revenue	(2)	2	(6)
Net interest revenue (expense)	3	(25)	(12)

Total revenue	981	1,035	715
Total operating expense	1,019	983	675

Income before taxes	(38)	52	40
Amortization of goodwill	—	—	11

Income before taxes and amortization of goodwill	$(38)	$52	$51
Return on common equity	(5)%	13%	15	%(c)
Pre-tax operating margin	(4)%	5%	6	%(c)
Assets under administration or custody	$114	$116	$26
S&P 500 Index - year-end	1112	880	1148
S&P 500 Index - daily average	965	994	1194

(a)	Results for 2001 include $5 million for services provided for an employee benefit plan of the Corporation. This amount is offset in the Other Activity sector.

(b)	Earned from mutual fund investments in employee benefit plans administered in this sector.

(c)	Includes the amortization of goodwill.

The Human Resources & Investor Solutions (HR&IS) sector reorganized around consolidated lines of business and the Mellon brand for retirement, employee benefits, human resources (HR) outsourcing and investor solutions. The sector provides consulting, outsourcing and administration services to design, build and operate end-to-end solutions in HR and shareholder services that leverage scalable operations and technology. Consulting fee revenue is dependent on discretionary corporate spending on the design and implementation of retirement, benefits, shareholder and compensation programs and other project work. Clients are generally billed on an hourly basis at rates that vary based upon staff level and experience. Consultant utilization, a key revenue driver, is a function of work levels and headcount and has averaged approximately 70% over the last three years. Outsourcing and benefit plan administration fees are influenced by number of employees serviced, plan participant counts, volume of transactions processed, project work and market value of benefit plan assets under administration. Shareholder services consist of a diverse array of products to shareholders and corporations including stock transfer and recordkeeping services, investment plan services, demutualizations, corporate actions and unclaimed property services. Shareholder services revenues include earnings related to customer balances maintained in an agency capacity. Customer balances held in an agency capacity and not reflected on the Corporation’s balance sheet totaled $797 million at Dec. 31, 2003. Earnings on these balances are classified as trust and investment fees. Earnings on customer balances reflected on the Corporation’s balance sheet are classified as net interest revenue. Sector expenses are driven by staff, equipment and space required to support the services provided by the sector.

In the third quarter of 2003, plans to reduce expenses associated with businesses that comprise the HR&IS sector were finalized and began to be implemented. A charge of $47 million was recorded for severance ($29 million), software and fixed asset write-downs ($15 million) and other expenses ($3 million). These initiatives have streamlined the organizational structure of this sector. In addition, as previously discussed, the results of the fixed income trading business of Mellon Investor Services have been removed from the HR&IS sector and accounted for as discontinued operations, and the results of the online financial planning and advice services have been moved from the HR&IS sector to Other Activity. Prior period results have been reclassified.

Business sectors (continued)

Revenue for this sector compared with 2002 decreased 5%, reflecting the loss of revenues from former Unifi Network customers who had indicated their decision to terminate business prior to the closing of the acquisition in 2002 and lower volumes due to fewer benefit plan participants and transactions, partially offset by higher net interest revenue. Operating expenses for 2003 increased $36 million, or 4%, compared with 2002, resulting from the $47 million of expenses discussed previously. Excluding these expenses, operating expense decreased $11 million, or 1%, reflecting the positive impact of the expense reduction initiatives. The 9 percentage point decrease in the pre-tax operating margin in 2003 compared with 2002 primarily resulted from the lower revenue from Unifi and the $47 million of expenses recorded in 2003. This sector reported a loss before taxes in 2003 of $38 million, a $90 million decrease compared with income of $52 million in 2002. However, this sector returned to a net profitable position in the fourth quarter of 2003, reporting income before taxes of $8 million for the quarter.

2002 compared with 2001

Results for this sector in 2002 compared with 2001 were impacted by the January 2002 acquisition of Unifi Network. Excluding the impact of acquisitions and the amortization of goodwill in 2001, revenue increased 4% and operating expense increased 2% in 2002, compared with 2001. Shareholder services revenue increased due to higher volumes across a number of product lines, including the core transfer agent business. Excluding the impact of acquisitions, consulting revenue declined due principally to a slowdown in discretionary spending by large corporate and institutional customers in the second half of 2002. Excluding the impact of Unifi, outsourcing revenue declined as a result of lower volumes due to fewer clients and plan participants. The increase in operating expense reflected higher staff and equipment expense. Shareholder services operating expense increased in support of revenue growth and more than offset lower consulting and outsourcing expenses, excluding the impact of acquisitions and the amortization of goodwill in 2001. Income before taxes increased less than 1%, excluding the amortization of goodwill in 2001.

Treasury Services

(income statement dollar amounts in millions, asset dollar amounts in billions)	2003	2002	2001
Fee revenue:
Cash management revenue	$303	$266	$220
Other fee revenue	64	79	105
Institutional trust and custody revenue (a)	1	1	1
Transfer revenue (a)	8	7	6

Total fee revenue	$376	$353	$332
Net interest revenue	399	440	376

Total revenue	775	793	708
Credit quality expense	6	6	2
Total operating expense	430	429	415

Income before taxes	339	358	291
Amortization of goodwill	—	—	13

Income before taxes and amortization of goodwill	$339	$358	$304
Return on common equity	20%	23%	22	%(b)
Pre-tax operating margin	44%	45%	41	%(b)

(a)	Included in trust and investment fee revenue.

(b)	Includes the amortization of goodwill.

Treasury Services includes global cash management, credit products for large corporations, insurance premium financing, commercial real estate lending, corporate finance, securities underwriting and trading, and the activities of Mellon 1st Business Bank, National Association, in California. Global cash management results are

Business sectors (continued)

driven by electronic cash management activity including: automated clearinghouse, wire transfer and telecash; remittance processing services, primarily corporate and retail lockbox; and ancillary processing services for imaging and storage activities. The other significant driver is the net interest revenue earned from the deposit balances generated by activity across the business operations. These products are provided to large corporations, banks, brokers, insurance companies and government agencies.

The results of the Treasury Services sector’s lending lines of business — Large Corporate, AFCO, Real Estate Finance, and Mellon 1st Business Bank — are driven by the level of commitments, and fees applicable to these commitments, and the level of outstanding loans and the spreads on these loans. The results are further impacted by the risk profile that the Corporation will accept and, in the case of Mellon 1st Business Bank, its ability to gather significant levels of deposits. Securities underwriting results are driven by the general volatility of the bond and fixed income markets and the Corporation’s ability to generate new underwritings. In accordance with the Corporation’s management accounting reporting practices, credit quality expense for the core sectors reflects net credit losses, not the provision for credit losses. Therefore, a provision for credit losses is not included in the Treasury Services sector results. As also discussed in Other Activity below, when a determination is made that a lending arrangement does not meet the Corporation’s relationship strategy criteria, it is moved to Other Activity and managed under an exit strategy. Any subsequent credit quality expense (revenue) is reported in Other Activity and not in the core sectors.

As previously discussed, based upon actions taken by the Bureau of Public Debt that will result in a significant reduction in merchant card activity, the results of the merchant card business have been moved from the Treasury Services sector to business exits in Other Activity. Prior period results have been reclassified. Revenue for this sector decreased $18 million, or 2%, in 2003 compared with 2002, due to lower net interest revenue as a result of the reduction in large corporate loans, partially offset by higher cash management fee revenue reflecting higher volumes of electronic services. Operating expense was relatively unchanged, resulting in a 5% decrease in income before taxes compared with 2002.

2002 compared with 2001

Revenue for this sector increased 12% in 2002 compared with 2001, reflecting higher net interest revenue from a higher level of deposits and higher cash management revenue partially offset by lower loan related fee revenue due to reduced lending activity. Excluding the amortization of goodwill in 2001, operating expense increased 7% in 2002 compared with 2001, primarily resulting from higher administrative service fees paid for insurance premium financing referrals, credit quality expense and other expense to support business growth. Income before taxes increased 18% excluding the amortization of goodwill.

Other Activity

Other Activity includes business exits activity consisting of the results for large ticket leasing, which is in a runoff mode, results of the Corporation’s online financial planning and advice services and its merchant card business, and certain lending relationships that are part of the Corporation’s business exits strategy; the results of Mellon Ventures, the Corporation’s venture capital group; and business activities or utilities, including Corporate Treasury, that are not separate lines of business or have not been fully allocated for management reporting purposes to the core business sectors.

Other Activity - income (loss) from continuing operations before taxes (benefits) (in millions)	2003	2002	2001
Business exits activity	$54	$(72)	$(53)
Venture capital activity	(49)	(93)	(442)
Corporate activity/other	59	69	57

Total - Other Activity	$64	$(96)	$(438)

Business sectors (continued)

Revenue in the Other Activity sector primarily reflects net interest revenue of business exits activity, earnings on capital above that required for the core business sectors, gains from the sale of assets, and the gains/losses and carrying costs of Mellon Ventures activities. Operating expense includes various direct expenses for items not attributable to the operations of a business sector, a net credit for the net corporate level (income) expense amounts allocated from Other Activity to the core business sectors, and the expenses of Mellon Ventures. Assets in Other Activity include assets of the activities discussed above that the Corporation intends to exit, the investments of Mellon Ventures and assets of certain areas not identified with the core business sectors. This sector also includes assets and liabilities recorded in Corporate Treasury and not allocated to a particular line of business. Average common and Tier I preferred equity represents capital in excess of that required for the core business sectors, as well as capital required for the investments of Mellon Ventures and business exits.

In accordance with the Corporation’s management accounting reporting practices, credit quality expense (revenue) for the core business sectors is presented on a net charge-off basis and totaled $7 million in 2003. Credit quality expense (revenue) in Other Activity represents the Corporation’s provision for credit losses in excess of net charge-offs recorded in the core business sectors. When a determination is made that a lending arrangement does not meet the Corporation’s relationship strategy criteria, it is moved to Other Activity and managed under an exit strategy. Any subsequent credit quality expense (revenue) is reported in Other Activity and not in the core sectors. The Corporation’s business exits strategy is a strategy to exit all credit relationships for which a broad fee-based relationship resulting from the cross-sale of the Corporation’s fee-based services does not exist. The loans and leases transferred to this classification include the Corporation’s large ticket lease portfolio, which was principally transaction based; selected types of loans which were also transaction based (leveraged loans, project financings); and loans to companies where a broad fee-based relationship does not exist. The Corporation will not renew its credit relationship with such companies when the respective contractual commitment periods end. The Corporation may consider selling remaining commitments on a case-by-case basis as opportunities arise.

The Other Activity sector recorded pre-tax income of $64 million in 2003, compared with a pre-tax loss of $96 million in 2002 and a pre-tax loss of $438 million in 2001. Other activity in 2003 includes $62 million of gains from the sale of mortgage-backed securities and $6 million of severance expense. Other Activity also includes realized and unrealized losses resulting from venture capital investments. See below for a discussion of the venture capital activity in 2003 and see pages 13 and 14, Equity investment revenue, for a discussion of gains (losses) from venture activities. As shown in the previous table, business exits activity in 2003 reported income of $54 million, reflecting net interest and other revenue from business exits credit relationships.

2002 compared with 2001

The results for 2002 include realized and unrealized losses resulting from venture capital investments. Also included in other activity is $59 million of gains from the sale of mortgage-backed investment securities, a $23 million gain resulting from the resolution of indemnification issues and sales of remaining residential loans related to the 1999 sale of the mortgage business and $18 million of severance expense. Business exits activity in 2002 reported a loss of $72 million, reflecting credit quality expense of $166 million, partially offset by net interest and other revenue from business exits credit relationships. The results for 2001 include realized and unrealized losses resulting from venture capital investments and a $57 million loss on the disposition of large corporate loans. Expenses in 2001 includes the $62 million of expenses related to Project LEAP, consulting and for the settlement of a contractual dispute.

Venture capital investments

The Corporation regards its accounting policies related to venture capital investments to be critical to the presentation of the Corporation’s financial condition since they require management to make numerous complex and subjective estimates and valuation assumptions relating to amounts which are inherently uncertain. These policies are discussed on pages 61 and 62.

Business sectors (continued)

The Corporation’s venture capital investments include direct investments in both publicly traded and privately held companies and indirect investments in private equity funds in which the Corporation holds a limited partnership interest. As shown in the following table, the Corporation’s venture capital portfolio had a carrying value of $617 million at Dec. 31, 2003, or 85% of the original cost basis of active investments. The $617 million was comprised of $7 million of investments in public companies, $408 million of investments in privately owned companies and $202 million of investments in private equity funds.

Venture capital investment portfolio activity (in millions)	2003 Activity	Life to Date Activity
Direct investments:
Beginning carrying value	$375	$—
Investments - new investments	28	617
Investments - additional funding for existing investments	18	300
Realized - cost basis of exits (a) and write-offs (b)	(154)	(417)
Change in net unrealized gains (losses) (b)	148	(85)

Ending carrying value (c)	$415	$415

(a)	Receipts on exits totaled $14 million in 2003 and $209 million life to date.

(b)	The realization of losses on investments, whose carrying values had been previously written-down, results in an increase in “realized losses” with an offset in the “change in net unrealized gain (losses).” Events which trigger realizing a loss on an investment include bankruptcy, sale of company, outside evidence to deem ownership position in shares as worthless stock and/or surrender of worthless share certificates.

(c)	At Dec. 31, 2003, there were 79 actively managed investments with an average original cost basis of $6 million. In 2003, the Corporation invested $46 million and is not committed to provide additional funding for direct investments at Dec. 31, 2003. Commitments are discussed in Note 27.

Fund investments (indirect):
Beginning carrying value	$199	$—
Draws against fund capital commitments	52	428
Realized - cost basis of exits (d) and write-offs (e)	(75)	(200)
Change in net unrealized gains (losses) (e)	26	(26)

Ending carrying value (f)	$202	$202

(d)	Receipts on exits totaled $38 million in 2003 and $177 million life to date.

(e)	The realization of losses on investments, whose carrying values had been previously written-down, results in an increase in “realized losses” with an offset in the “change in net unrealized gain (losses).” Events which trigger realizing a loss on an investment include bankruptcy, sale of company, outside evidence to deem ownership position in shares as worthless stock and/or surrender of worthless share certificates.

(f)	In 2003, the Corporation invested $52 million related to prior commitments and was committed to provide additional funding of $175 million for indirect fund investments at Dec. 31, 2003. No new commitments for indirect funds have been made in 2003. Commitments are discussed in Note 27.

Total investments (g):
Active investments cost basis	$728
Unrealized (losses)	(111)

Ending carrying value	$617	(e)

(g)	This summary of active investments includes both direct and indirect investments. The ending carrying values represent 83% of active direct investments cost basis and 89% of active indirect investments cost basis, for a combined 85% of all active investments cost basis.

Capital

The Corporation is committed to maintaining its capital ratios above the regulatory definition of “well capitalized.” In addition, the Corporation endeavors to maintain a minimum tangible shareholders’ equity to assets ratio (as defined below) in a range of 5% to 6%. The Corporation considers internally generated tangible capital to be available for the following: to support business growth, acquisitions, dividends to shareholders and share repurchases. The Corporation expects the majority of its internal capital generation to be available for acquisitions or, to the extent such acquisitions are not pending, for the repurchase of common stock, all subject to maintaining its commitment to remain well capitalized, as discussed under Regulatory capital below.

Selected capital data at year-end (dollar amounts in millions, except per share amounts; common shares in thousands)	2003	2002	2001
Total shareholders’ equity	$3,702	$3,395	$3,482
Total shareholders’ equity to assets ratio	10.89%	9.37%	9.79%
Tangible shareholders’ equity	$1,913	$1,681	$1,986
Tangible shareholders’ equity to assets ratio (a)	5.94%	4.87%	5.84%
Tier I capital ratio (b)	8.55%	7.87%	8.81%
Total (Tier I plus Tier II) capital ratio (b)	13.46%	12.48%	13.65%
Leverage capital ratio (b)	7.92%	6.55%	6.31%
Book value per common share	$8.67	$7.88	$7.80
Tangible book value per common share	$4.48	$3.90	$4.45
Closing common stock price per share	$32.11	$26.11	$37.62
Market capitalization	$13,712	$11,248	$16,798
Common shares outstanding	427,032 (c)	430,782	446,509

(a)	Shareholders’ equity plus minority interest and less goodwill and intangible assets divided by total assets less goodwill and intangible assets. Minority interest totaled $13 million, $17 million, and $52 million, respectively. The amount of goodwill and intangible assets subtracted from shareholders’ equity and total assets is net of the tax benefit. Tax benefits related to tax deductible goodwill and intangible assets totaled $492 million, $448 million and $299 million, respectively.

(b)	Includes discontinued operations.

(c)	At Dec. 31, 2003, the Corporation’s common shares and equivalents totaled 429.9 million shares.

The higher capital ratios at Dec. 31, 2003 compared with Dec. 31, 2002 reflect the effect of earnings retention, as well as a lower level of period-end assets at Dec. 31, 2003, offset in part by the impact of common stock repurchases, net of reissuances. As shown in the table below, the Corporation repurchased 9.2 million shares of common stock in 2003, at a purchase price of $257 million for an average share price of $27.87, which more than offset reissuances of 5.4 million shares, primarily for employee benefit plan purposes. Common shares outstanding at Dec. 31, 2003, have decreased 18.5% over the last 5 years, a 96.8 million share reduction, net of shares reissued primarily for employee benefit plan purposes. This reduction was due to stock repurchases totaling approximately $4.8 billion, at an average share price of $36.19. At Dec. 31, 2003, an additional 17.8 million common shares were available for repurchase under a 25 million share repurchase program authorized by the Board of Directors in October 2002.

Capital (continued)

Common shares outstanding (in millions)	2003	2002
Beginning shares outstanding	430.8	446.5
Shares issued primarily for stock-based benefit plans and dividend reinvestment plan	5.4	4.7
Shares repurchased (a)	(9.2)	(20.4)

Ending shares outstanding	427.0	430.8

(a)	Purchase price of $257 million for an average share price of $27.87 in 2003, and a purchase price of $698 million for an average share price of $34.27 in 2002. The combined purchase price paid in both years was $955 million for an average share price of $32.28.

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

For a banking institution to qualify as “well capitalized,” its Tier I, Total (Tier I plus Tier II) and Leverage Capital ratios must be at least 6%, 10% and 5%, respectively. All of the Corporation’s banking subsidiaries qualified as well capitalized at Dec. 31, 2003 and 2002. The Corporation intends to maintain the ratios of its banking subsidiaries above the well-capitalized levels. By maintaining ratios above the regulatory well-capitalized guidelines, the Corporation’s banking subsidiaries receive the benefit of lower FDIC deposit insurance assessments.

In September 2003, the regulatory agencies proposed new capital guidelines concerning the risk-based capital treatment of asset backed commercial paper programs. The agencies’ proposal would require banks to hold risk-based capital against short-term liquidity facilities provided to asset-backed commercial paper programs. At Dec. 31, 2003, this proposal would have decreased the Corporation Tier I and Total risk-based capital ratios by 10 basis points and 16 basis points, respectively.

Capital (continued)

Risk-based and leverage capital ratios at year-end (a) (dollar amounts in millions)	2003		2002
Tier I capital:
Common shareholders’ equity (b)	$3,695		$3,281
Junior subordinated debentures/trust-preferred securities	993		992
Minority interest	13		17
Goodwill and certain other intangibles	(2,274)		(2,155)
Other	(57)		(53)

Total Tier I capital	2,370		2,082
Tier II capital	1,362		1,220

Total qualifying capital	$3,732		$3,302

Risk-adjusted assets:
On-balance-sheet	$16,088		$17,547
Off-balance-sheet	11,637		8,913

Total risk-adjusted assets	$27,725		$26,460

Average assets - leverage capital basis	$29,911		$31,771

Tier I capital ratio (c)	8.55	% (e)	7.87%
Total capital ratio (c)	13.46	(e)	12.48
Leverage capital ratio (c)(d)	7.92		6.55

(a)	Includes discontinued operations.

(b)	In accordance with regulatory guidelines, the $7 million of net unrealized gains at Dec. 31, 2003, and $114 million of net unrealized gains at Dec. 31, 2002, net of tax, on assets classified as available for sale, and cash flow hedges have been excluded.

(c)	The required minimum Tier I, Total and Leverage capital ratios are 4%, 8% and 3%, respectively.

(d)	Tier I capital to average total assets (as defined for regulatory purposes), net of the loan loss reserve, goodwill and certain other intangibles.

(e)	These ratios were impacted by the guarantee provided to the ABN AMRO Mellon custody joint venture for securities lending activity, which at Dec. 31, 2003 increased risk-adjusted off-balance-sheet assets by $3.8 billion, resulting in lower Tier I and Total capital ratios of approximately 135 basis points and 215 basis points, respectively. This guarantee is discussed in Note 27.

Risk-based and leverage capital ratios for largest banking subsidiaries at year-end (a) (dollar amounts in millions)	Minimum Capital ratios (b)	Well- capitalized ratios (b)	Mellon Bank, N.A.		Mellon Trust of New England
			2003	2002	2003	2002
Amount:
Tier I capital			$2,026	$1,945	$349	$301
Total qualifying capital			2,668	2,820	352	305
Risk-adjusted assets			21,134	20,547	1,885	1,721
Average assets-leverage capital basis			19,767	24,696	5,488	4,930
Ratios:
Tier I capital ratio	4%	6%	9.59%	9.47%	18.50%	17.50%
Total capital ratio	8	10	12.62	13.73	18.67	17.73
Leverage capital ratio	3	5	10.25	7.88	6.35	6.11

(a)	Includes discontinued operations.

(b)	As defined by the Federal Reserve Board and the Office of the Comptroller of the Currency.

Capital (continued)

Acquisition-related intangibles

When computing Tier I capital, the Corporation deducts all goodwill and certain other identified intangibles acquired subsequent to Feb. 19, 1992, except mortgage servicing assets.

Acquisition-related intangibles at year-end (in millions)	2003		2002	2001
Goodwill	$2,194		$2,065	$1,750
Other identified intangibles	100		114	97

Total acquisition-related intangibles	$2,294	(a)	$2,179	$1,847

(a)	At Dec. 31, 2003, $1.293 billion is tax deductible and $1.001 billion is non-tax deductible.

The $115 million increase in acquisition-related intangibles from Dec. 31, 2002, primarily resulted from the foreign exchange effect on non-dollar denominated goodwill in Newton Management Limited, as well as goodwill and intangible assets recognized from the acquisition of The Arden Group in 2003, as well as the additional consideration paid for the Henderson Private Asset Management Business acquired in 2002. See Note 10 for a further discussion of goodwill and intangible assets.

CORPORATE RISK

Risk overview

Risk understanding, identification and mitigation are essential elements for the successful management of the Corporation. The primary risk exposures are credit risk; operational risk; market risk, which includes interest rate and currency risk; and liquidity risk. Credit risk is the possibility of loss from a counterparty’s failure to perform according to the terms of a transaction. Operational risk is the possibility of loss resulting from the failure of processing or transactional activities due to human error, systems failures or inadequate procedures. Fiduciary risk, a type of operational risk, is the possibility of loss from actions taken on behalf of clients. Market risk is the possibility of lower fee revenue, net interest revenue or lower market values of assets and liabilities as interest rates, exchange rates or equity markets fluctuate. Liquidity risk is the possibility that the Corporation will not be able to fund present and future financial obligations. The Corporation controls and monitors these risks with policies, procedures, training and various levels of managerial oversight. Because of the nature of its businesses, external factors beyond the Corporation’s control may, at times, result in losses to the Corporation or its customers.

Credit risk

Credit risk exists in financial instruments both on and off the balance sheet. Financial instruments such as loans and leases are on the balance sheet. Off-balance-sheet credit exposures include commitments to extend credit, standby letters of credit and foreign and other guarantees, commercial letters of credit, custodian securities lent with indemnification against broker default of return of securities, commitments to fund venture capital investments and liquidity support provided for Three Rivers Funding Corp. (TRFC).

Credit risk (continued)

The objective of the credit risk management process is to reduce the risk of loss if a customer fails to perform according to the terms of a transaction. Management maintains a comprehensive centralized process through which the Corporation establishes accountability, exposure limits, extends new loans, monitors credit quality, actively manages problem credits and disposes of nonperforming assets.

The Corporation manages both on- and off-balance-sheet credit risk by maintaining and adhering to its written credit policies, which specify general underwriting criteria as well as underwriting standards for specific industries and control credit exposure by borrower, counterparty, degree of risk, industry, country and aggregate portfolio management. These measures are adopted by the Risk Management Department in conjunction with the lending units and are regularly updated to reflect the evaluation of developments in economic, political and operating environments that could affect lending risks. The Corporation may adjust credit exposure to individual industries or customers through loan sales, syndications, participations, credit default swaps and the use of master netting agreements when the Corporation has more than one transaction outstanding with the same customer. In addition, credit risk to the large corporate market is being managed by generally lending only to investment grade or equivalent customers that have existing relationships with the Corporation’s non-credit fee-based businesses.

Most credit extensions are approved independently by senior credit officers of the Risk Management department and officers of the lending departments. Smaller loans are underwritten according to pre-approved credit standards. Approvals required are determined by the dollar amount and risk characteristics of the credit extension. Collateral obtained, if any, for the credit facilities provided is based on industry practice as well as the credit assessment of the customer. The type and amount of collateral vary, but the form generally includes: marketable securities; inventory; property, plant and equipment; other assets; and/or income-producing commercial properties with appraised values that exceed the contractual amount of the credit facilities by pre-approved ratios.

The Corporation continually assesses the risk of its credit facilities, and assigns a numerical risk rating to substantially all extensions of credit. Lending officers have the primary responsibility for monitoring their portfolios, identifying emerging problem loans and recommending changes in risk ratings. To anticipate or detect problems, lending units and credit management use processes designed both for specific customers and for industries that could be affected by adverse market or economic conditions. When signs of credit deterioration are detected, credit recovery or other specialists become involved to minimize exposure to potential future credit losses. The Credit Review division of the Audit and Risk Review department provides an independent assessment of credit ratings, credit quality and the credit management process. The Corporation’s Board of Directors is kept informed of credit activity through a series of periodic reports. For a further discussion of the credit risk associated with off-balance-sheet financial instruments and derivative instruments used for trading and risk management purposes, see Notes 27 and 28.

Composition of loan portfolio

The loan portfolio decreased $971 million, or 12%, at Dec. 31, 2003, compared with Dec. 31, 2002, primarily reflecting lower levels of commercial and financial loans. At Dec. 31, 2003 the composition of the loan portfolio was 77% commercial and 23% personal.

Composition of loan portfolio at year-end (in millions)	2003		2002	2001	2000	1999
Domestic loans and leases:
Commercial and financial	$2,757		$3,807	$3,618	$4,994	$6,900
Commercial real estate	2,131		2,227	2,536	2,178	1,795
Personal (a)	1,714		1,290	1,124	1,401	1,802
Lease finance assets (b)	505		556	637	644	796

Total domestic loans and leases	7,107		7,880	7,915	9,217	11,293
International loans and leases	360		558	625	1,009	1,176

Total loans and leases, net of unearned discount	$7,467	(c)	$8,438	$8,540	$10,226	$12,469

(a)	Primarily consists of secured personal credit lines and mortgages for customers in the Private Wealth sector.

(b)	Represents large ticket lease assets that will continue to run-off through repayments, possible sales and no new obligations.

(c)	Includes $3.192 billion of loans to Private Wealth customers and $949 million of loans to Mellon 1st Business Bank, National Association, customers.

Note: There were no concentrations of loans to borrowers engaged in similar activities, other than those shown in this table, that exceeded 10% of total loans at year-end.

Commercial and financial

The domestic commercial and financial loan portfolio primarily consists of loans to corporate borrowers in various industry sectors, as shown in the table on page 40. Numerous risk factors impact this portfolio, including industry-specific risks such as the economy, new technology, labor rates and cyclicality, as well as customer-specific factors such as cash flow, financial structure, operating controls and asset quality. The decrease at Dec. 31, 2003, compared to Dec. 31, 2002, primarily resulted from actions taken to reduce exposure to the corporate and institutional marketplace and from the securitization of insurance premium finance loans at a Canadian subsidiary in the first quarter of 2003.

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

Large corporate commercial and financial exposure - by industry sector

As shown in the following table, large corporate loans totaled $1.292 billion, a $1.494 billion decrease from Dec. 31, 2002. Part of this decrease is due to the reclassification in 2003 of approximately $360 million of commercial loans made primarily to private wealth customers for commercial purposes. These loans are now reported as “commercial and financial—other” and were previously reported as “commercial and financial - large corporate.” Loans and unfunded commitments totaled $23.1 billion at Dec. 31, 2003, a $4.2 billion, or 15%, decrease compared with $27.3 billion at Dec. 31, 2002. This decrease primarily resulted from actions taken as part of the Corporation’s strategy to reduce credit risk.

Composition of loan portfolio (continued)

Large corporate commercial and financial loans - by industry sector

Large corporate commercial and financial exposure at Dec. 31, 2003 (dollar amounts in millions)
	Unfunded commitments to extend credit						Commercial and financial loans
					Contractual maturities					Contractual maturities
Industry sector (a)	Number of customers (b)	Commitments		Investment grade (c)	<1 year	>1 year	Loans and leases		Investment grade (c)	<1 year	>1 year
Large corporate commercial and financial:
Insurance	41	$1,648		100%	$999	$649	$41		100%	$38	$3
Financial institutions	28	1,560		100%	1,201	359	109		100%	97	12
Captive finance companies	11	892		97%	637	255	25		11%	—	25
Electric and gas utilities	46	1,121		96%	599	522	118		19%	43	75
Energy	23	821		99%	464	357	31		38%	12	19
Services	29	771		99%	442	329	52		87%	7	45
Investment management companies	20	722		99%	603	119	22		100%	1	21
Cable/media	19	629		90%	159	470	139		33%	11	128
Electrical and electronic equipment	12	566		99%	210	356	66		92%	21	45
Chemicals	20	534		91%	180	354	37		47%	26	11
Transportation and warehousing	8	327		95%	98	229	79		2%	—	79
Scientific and medical equipment	9	393		98%	162	231	66		9%	—	66
All other	139	4,383		93%	1,785	2,598	507		77%	246	261

Total commercial and financial - large corporate	405	$14,367		96%	$7,539	$6,828	$1,292		60%	$502	$790
Total commercial and financial - other (d)	1,295	643		47%	498	145	2,330		N/M	N/M	N/M

Total (e)	1,700	$15,010		94%	$8,037	$6,973	$3,622		N/M	N/M	N/M
Commercial real estate	193	391		58%	108	283	2,131		N/M	N/M	N/M
Personal	N/M	279		N/M	160	119	1,714		N/M	N/M	N/M

Total	N/M	$15,680		N/M	$8,305	$7,375	$7,467		N/M	N/M	N/M

Memo:
Credit default swaps		$473	(f)				$80	(f)

(a)	The industry sectors shown are those that comprise $500 million or more of unfunded commercial and financial commitments and/or $50 million or more in outstanding loans.

(b)	Number of customers represents those customers with available commitments.

(c)	Investment grade loans and commitments are those where the customer has a Moody’s long-term rating of Baa3 or better, and/or a Standard and Poor’s long-term rating of BBB- or better, or if unrated, has been assigned an equivalent rating using the Corporation’s internal risk rating. The percentages in the table are based upon the dollar amounts of investment grade loans and commitments as a percentage of the related dollar amount of loans and commitments for each industry sector.

(d)	Includes commitments originated by Mellon United National Bank ($82 million) and Mellon 1st Business Bank, National Association ($468 million). Includes loans originated by AFCO/CAFO, insurance premium financing subsidiaries ($491 million), Mellon United National Bank ($214 million), Mellon 1st Business Bank, National Association ($367 million) and domestic and international lease finance loans ($629 million).

(e)	Includes commercial and financial, lease finance and international loans and commitments.

(f)	Credit exposure has been hedged by purchasing $612 million of credit default swaps in the following industry sectors: scientific and medical equipment, $118 million; electrical and electronic equipment, $116 million; insurance, $95 million; electric and gas utilities, $50 million; cable/media, $35 million; services, $30 million; chemicals, $28 million; and all other $140 million. The $612 million of credit default swaps includes $59 million of swaps related to letters of credit, which are not shown in the table above. Amounts shown in the industry sector details have not been reduced by the amounts of credit default swaps.

N/M — Not meaningful for this disclosure.

Composition of loan portfolio (continued)

Foreign outstandings

Foreign outstandings include loans, acceptances, interest-bearing deposits with other banks, other interest-bearing investments and related accrued interest. Country distributions are based on the location of the obligor. Short term interest-bearing deposits with banks represent approximately 85% of the Corporation’s foreign outstandings. Foreign assets are subject to the general risks of conducting business in each foreign country, including economic uncertainty and government regulations. In addition, foreign assets may be impacted by changes in demand or pricing resulting from movements in foreign currency exchange rates or other factors. The following table presents the foreign outstandings in each country where such outstandings exceed 1% of the Corporation’s total assets.

Foreign outstandings (in millions)	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2001
United Kingdom	$1,431	$892	$916
France	Less than 1%	Less than 1%	940
Canada	Less than 1%	Less than 1%	634
Cayman Islands	Less than 1%	Less than 1%	500

Note: Aggregate foreign outstandings falling between .75% and 1.00% of total assets at Dec. 31, 2003 totaled $274 million for Ireland. Aggregate foreign outstandings falling between .75% and 1.00% of total assets at Dec. 31, 2002 totaled $313 million for Canada. There were no individual countries with aggregate foreign outstandings falling between .75% and 1.00% of total assets at Dec. 31, 2001.

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

Nonperforming assets at year-end (dollar amounts in millions)	2003	2002	2001	2000	1999
Nonaccrual loans:
Commercial and financial	$49	$54	$42	$159	$60
Personal	2	3	2	5	18
Commercial real estate	—	—	1	1	1
Lease finance assets	—	—	14	—	—

Total nonperforming loans (a)(b)	51	57	59	165	79

Acquired property:
Real estate acquired	1	2	2	7	6
Reserve for real estate acquired	—	—	—	—	(1)

Net real estate acquired	1	2	2	7	5
Other assets acquired	—	—	1	—	3

Total acquired property	1	2	3	7	8

Total nonperforming assets	$52	$59	$62	$172	$87

Nonperforming loans as a percentage of total loans	.69%	.68%	.69%	1.61%	.63%
Nonperforming assets as a percentage of total loans and net acquired property	.69%	.70%	.72%	1.68%	.70%
Nonperforming assets as a percentage of Tier I capital plus the reserve for loan losses	2.09%	2.66%	2.30%	4.97%	2.61%

(a)	Includes $13 million, $1 million, $16 million, $56 million, and $40 million, respectively, of loans with both principal and interest less than 90 days past due but placed on nonaccrual status by management discretion. These amounts represent 25%, 1%, 27%, 34%, and 51%, respectively, of total nonperforming loans.

(b)	There were no international nonperforming loans at Dec. 31, 2003, Dec. 31, 2002 or Dec. 31, 2001.

Nonperforming loans totaled $51 million at Dec. 31, 2003, a $6 million decrease from Dec. 31, 2002. As shown in the following table, the Corporation aggressively managed the level of nonperforming loans, as additions of $31 million in 2003 were offset by sales, repayments and credit losses. The additions to nonperforming status in 2003 resulted primarily from a $12 million loan to a cable television operator and a $9 million lease to an energy company which was sold in 2003. The $15 million reduction from sales of commercial and financial loans in the following table resulted from the sale of the remaining portion of a loan to WorldCom, Inc. Of the $52 million balance of total nonperforming assets at Dec. 31, 2003, $36 million was to a California-based electric and natural gas utility company that voluntarily filed for Chapter 11 bankruptcy protection in the second quarter of 2001, $8 million was to the cable television operator and $8 million consists of various smaller loans and acquired assets. The California-based electric and natural gas utility company is expected to emerge from bankruptcy protection in the first half of 2004. The plan of reorganization calls for full repayment of this loan.

Nonperforming assets (continued)

Change in nonperforming loans for the year ended Dec. 31,

	2003			Total
(in millions)	Commercial and financial	Personal	Lease finance assets	2003	2002
Nonperforming loans at beginning of year	$54	$3	$—	$57	$59
Additions	21	1	9	31	244
Reductions from sales	(15)	(1)	(7)	(23)	(106)
Reductions from payments (a)	(8)	(1)	—	(9)	(15)
Return to accrual status	—	—	—	—	(1)
Credit losses from sales	—	—	(2)	(2)	(27)
Credit losses - other	(3)	—	—	(3)	(96)
Transfers to acquired property	—	—	—	—	(1)

Nonperforming loans at end of year	$49	$2	$—	$51	$57

(a)	Includes interest applied to principal.

A loan is considered impaired, as defined by SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” when, based upon current information and events, it is probable that the Corporation will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. Additional information regarding impairment is presented in Note 1.

Impaired loans (in millions)	2003	2002	2001
Impaired loans at year-end (a)	$41	$54	$43
Average impaired loans for the year	46	91	143
Interest revenue recognized on impaired loans (b)	1	5	1

(a)	Includes $3 million, $39 million, and $41 million of impaired loans with a related impairment reserve of $2 million, $2 million, and $3 million at Dec. 31, 2003, Dec. 31, 2002, and Dec. 31, 2001, respectively.

(b)	All income was recognized using the cash basis method of income recognition.

Foregone interest on nonperforming loans at year-end

(in millions)	2003	2002	2001	2000 (a)	1999 (a)
Contractual interest due	$4	$6	$5	$29	$12
Interest revenue recognized	2	4	3	9	4

Interest revenue foregone	$2	$2	$2	$20	$8

(a)	Amounts include discontinued operations. Data on a continuing basis for years prior to 2001 is not readily available.

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

Nonperforming assets (continued)

Past-due loans at year-end (dollar amounts in millions)	2003	2002	2001	2000	1999
Personal	$1	$2	$—	$1	$6
Commercial and financial	1	1	1	2	4

Total past-due loans (a)	$2	$3	$1	$3	$10

(a)	There were no international past-due loans at Dec. 31, 2003, Dec. 31, 2002 or Dec. 31, 2001.

The following table presents the amount of loans that were 30-59 days, 60-89 days and 90 days or more past due as to principal or interest at Dec. 31, 2003.

Past-due loans at Dec. 31, 2003

	Days past-due
(dollar amounts in millions)	30-59	60-89	90+
Personal	$7	$1	$1
Commercial and financial	2	1	1
Commercial real estate	2	—	—

Total past-due loans	$11	$2	$2

Provision and reserve for credit exposure

The Corporation’s accounting policies regarding the reserve for credit exposure are regarded as critical accounting policies in that they involve significant management valuation judgments. These policies are discussed on pages 62 and 63.

The allocation of the Corporation’s reserve for credit exposure is presented below. This allocation is judgmental, and the entire reserve for credit exposure is available to absorb credit losses regardless of the type of loss.

Reserve for credit exposure at year-end (amounts in millions)	2003	2002
Reserve for loan losses:
Base reserves:
Commercial and financial	$48	$81
Commercial real estate	13	8
Personal	6	6
Lease assets	12	5

Total domestic base reserve	79	100
International	9	4

Total base reserve	88	104
Impairment	2	2
Unallocated	13	21

Total loan loss reserve	$103	$127

Reserve for unfunded commitments:
Commitments	$61	$43
Letters of credit and bankers acceptances	14	9

Total unfunded commitments reserve	$75	$52

Total reserve for credit exposure	$178	$179

Provision and reserve for credit exposure (continued)

The base reserve totaled $88 million at Dec. 31, 2003, a decrease of $16 million compared with $104 million at Dec. 31, 2002. This decrease was primarily driven by the commercial and financial base reserve which decreased to $48 million at Dec. 31, 2003 compared with $81 million at Dec. 31, 2002. The decrease in this reserve related to changes in estimates of inherent probable losses, improvements in credit quality and a decrease in loan volume. The impairment reserve totaled $2 million at both Dec. 31, 2003 and Dec. 31, 2002. The unallocated reserve totaled $13 million at Dec. 31, 2003, a decrease of $8 million compared with $21 million at Dec. 31, 2002 reflecting a lower level of uncertainty about the energy/electrical utilities and cable/media industries partially offset by a higher level of uncertainty about customers sensitive to increases in oil prices and decreasing travel, such as chemicals and airlines.

The reserve for unfunded commitments totaled $75 million at Dec. 31, 2003, an increase of $23 million compared with $52 million at Dec. 31, 2002. The reserve on commitments totaled $61 million at Dec. 31, 2003, an increase of $18 million from Dec. 31, 2002, despite a decrease of $3.2 billion in undrawn commitments. This increase reflected a change in estimates of inherent probable losses on commitments in 2003. The reserve on letters of credit and bankers acceptances totaled $14 million at Dec. 31, 2003, an increase of $5 million from Dec. 31, 2002. This increase reflected a change in estimates of inherent probable losses.

The provision for credit losses for 2003 totaled $7 million compared with $172 million in 2002. The higher provision for credit losses in 2002 was recorded in large part for credit exposure related to customers that had been associated with allegations of accounting irregularities, downgrades of shared national credits, and higher estimated inherent probable losses on commitments. Net credit related losses totaled $8 million in 2003 compared with $130 million in 2002. The net credit related losses in 2002 included $104 million of credit losses on loans to two customers that had been associated with allegations of accounting irregularities. Of the $104 million, $85 million was recorded on a $100 million loan to WorldCom, Inc. The remainder resulted from the sale of $108 million of loans made to a customer in the cable/media industry. The level of credit losses and recoveries relative to outstanding loans can vary from period to period as a result of the size and number of individual credits that may require charge-off and the effects of changing economic conditions.

The reserve for loan losses as a percentage of loans was 1.37% at Dec. 31, 2003 down from 1.51% at Dec. 31, 2002, reflecting the lower estimates of inherent losses, improvement in credit quality and lower loan levels of commercial and financial loans discussed previously. The reserve as a percentage of nonperforming loans at Dec. 31, 2003 was 200%, compared with 222% at Dec. 31, 2002. These ratios are products of the reserve calculation methodology which estimates appropriate reserves for each component of the loan portfolio. The resulting ratios are benchmarks, but not targets. The ratio of the reserve for loan losses to nonperforming loans is an outcome of two interrelated but separate processes: the establishment of an appropriate loan loss reserve level for the portfolio as a whole, including the nonperforming component in the portfolio; and the classification of certain assets as nonperforming in accordance with established accounting, regulatory and management policies. While the level of nonperforming loans is an indication of the overall credit quality of the loan portfolio, there is no direct correlation between the level of nonperforming loans and the size of the reserve for loan losses. The Corporation’s management concluded that, at Dec. 31, 2003, the overall reserve level was appropriate to recognize inherent losses in the loan portfolio. The Audit Committee of the Board of Directors reviewed and concurred.

Provision and reserve for credit exposure (continued)

Reserve activity	2003		2002
(dollar amounts in millions)	Loan losses	Unfunded commitments	Loan losses	Unfunded commitments
Reserve at beginning of year	$127	$52	$96	$42
Credit losses:
Domestic:
Commercial and financial	(3)	—	(87)	—
Commercial real estate	—	—	(1)	—
Personal:
Credit cards	—	—	—	—
Other personal credit	(1)	—	(2)	—
Lease finance assets	—	—	(7)	—

Total domestic	(4)	—	(97)	—
International	(2)	—	—	—

Total credit losses	(6)	—	(97)	—

Recoveries:
Domestic:
Commercial and financial	14	—	9	—
Commercial real estate	1	—	1	—
Personal:
Credit cards	—	—	—	—
Other personal credit	2	—	1	—
Lease finance assets	—	—	2	—

Total domestic	17	—	13	—
International	—	—	—	—

Total recoveries	17	—	13	—

Net credit (losses) recoveries:
Domestic:
Commercial and financial	11	—	(78)	—
Commercial real estate	1	—	—	—
Personal:
Credit cards	—	—	—	—
Other personal credit	1	—	(1)	—
Lease finance assets	—	—	(5)	—

Total domestic	13	—	(84)	—
International	(2)	—	—	—

Sub-total - net credit (losses) recoveries	11	—	(84)	—
Credit losses on loans transferred to held for sale	(16)	—	(39)	—

Total net credit losses	(5)	—	(123)	—
Loss on sale of commitments	—	(3)	—	(7)
Provision for credit losses	(19)	26	144	28
Net change in reserve from transfers and other activity:
Securitizations	—	—	(2)	—
Dispositions/acquisitions	—	—	1	—
Funding of commitments	—	—	11	(11)

Net change in reserve from transfers and other activity	—	—	10	(11)

Reserve at end of year	$103	$75	$127	$52

Reserve for loan losses as a percentage of total loans (a)	1.37%	N/M	1.51%	N/M
Reserve for loan losses as a percentage of nonperforming loans (a)	200%	N/M	222%	N/M
Reserve for unfunded commitments as a percentage of unfunded commitments (a)	N/M	.44%	N/M	.25%
Net credit losses to average loans	.07%	N/M	1.30%	N/M

(a)	At year-end.

N/M — Not meaningful.

- continued -

Provision and reserve for credit exposure (continued)

Reserve activity	2001		2000		1999
(dollar amounts in millions)	Loan losses	Unfunded commitments	Loan losses	Unfunded commitments	Loan losses	Unfunded commitments
Reserve at beginning of year	$254	$18	$271	$16	$366	$14
Credit losses:
Domestic:
Commercial and financial	(25)	—	(20)	—	(23)	—
Commercial real estate	—	—	—	—	—	—
Personal:
Credit cards	—	—	—	—	(11)	—
Other personal credit	(1)	—	(1)	—	(2)	—
Lease finance assets	(14)	—	—	—	—	—

Total domestic	(40)	—	(21)	—	(36)	—
International	(15)	—	—	—	—	—

Total credit losses	(55)	—	(21)	—	(36)	—

Recoveries:
Domestic:
Commercial and financial	1	—	1	—	7	—
Commercial real estate	—	—	—	—	2	—
Personal:
Credit cards	—	—	—	—	1	—
Other personal credit	—	—	—	—	1	—
Lease finance assets	—	—	—	—	—	—

Total domestic	1	—	1	—	11	—
International	1	—	12	—	—	—

Total recoveries	2	—	13	—	11	—

Net credit (losses) recoveries:
Domestic:
Commercial and financial	(24)	—	(19)	—	(16)	—
Commercial real estate	—	—	—	—	2	—
Personal:
Credit cards	—	—	—	—	(10)	—
Other personal credit	(1)	—	(1)	—	(1)	—
Lease finance assets	(14)	—	—	—	—	—

Total domestic	(39)	—	(20)	—	(25)	—
International	(14)	—	12	—	—	—

Sub-total - net credit losses	(53)	—	(8)	—	(25)	—
Credit losses on loans transferred to held for sale	(29)	—	(15)	—	—	—

Total net credit losses	(82)	—	(23)	—	(25)	—
Loss on sale of commitments	—	—	—	—	—	—
Provision for credit losses	(4)	—	8	—	20	—
Net change in reserve from transfers and other activity:
Securitizations	(1)	—	—	—	—	—
Dispositions/acquisitions	(47)	—	—	—	(88)	—
Funding of commitments	(24)	24	(2)	2	(2)	2

Net change in reserve from transfers and other activity	(72)	24	(2)	2	(90)	2

Reserve at end of year	$96	$42	$254	$18	$271	$16

Reserve for loan losses as a percentage of total loans (a)	1.12%	N/M	2.49%	N/M	2.17%	N/M
Reserve for loan losses as a percentage of nonperforming loans (a)	164%	N/M	154%	N/M	342%	N/M
Reserve for unfunded commitments as a percentage of unfunded commitments (a)	N/M	.16%	N/M	.06%	N/M	.05%
Net credit losses to average loans	.84%	N/M	.21%	N/M	.18%	N/M

(a)	At year-end.

N/M — Not meaningful.

Market and liquidity risk

The Finance Committee of the Corporation is responsible for overseeing the management of market risk, which includes interest rate and currency risk for both asset/liability management and trading activities, and liquidity risk pursuant to policies and limits which are established by the Committee and reviewed annually with a committee of the Corporation’s Board of Directors. The Finance Committee is comprised of senior officers of the Corporation from the Executive Management Group and Finance, Risk Management, Foreign Exchange, Global Exposure Management, Financial Markets, Securities Lending and Corporate Strategy areas. Market and liquidity risk includes a consideration of both on-balance-sheet and off-balance-sheet activities, including the use of derivatives. The use of derivatives for asset/liability management purposes is included in the discussion of asset/liability management below. The use of derivatives for trading purposes is discussed under Trading Activities. Other off-balance-sheet arrangement which may involve credit, market, liquidity or operating risk are discussed under Off-balance-sheet arrangements at the end of this discussion of overall corporate risk.

Asset/liability management

Asset/liability management activities address management of on-balance-sheet assets and liabilities from an interest rate risk, currency risk and liquidity management perspective as well as the use of derivatives for asset/liability management purposes. A discussion of those activities follows.

Selected average balances (in millions)	2003	2002
Assets:
Money market investments	$3,056	$2,448
Trading account securities	722	744
Securities	11,198	10,110
Loans	7,704	9,445
Funds allocated to discontinued operations	—	184

Total interest-earning assets	22,680	22,931
Noninterest-earning assets (a)	11,314	10,698
Reserve for loan losses	(117)	(140)

Total assets	$33,877	$33,489

Funds supporting total assets:
Core funds	$29,991	$28,866
Purchased funds (a)	3,886	4,623

Funds supporting total assets	$33,877	$33,489

(a)	Excludes other assets and liabilities of discontinued operations.

The decrease in the Corporation’s average interest-earning assets in 2003 compared with 2002 resulted from a lower level of loans partially offset by higher levels of securities and money market investments. The lower level of loans was due to the continued reduction of large corporate loans while the increase in securities primarily reflects the reinvestment of core funds.

Core funds, considered to be the most stable sources of funding, are defined principally as institutional money market deposits and other deposit sweeps, individual money market and other savings deposits, savings certificates, demand deposits, shareholders’ equity, notes and debentures with original maturities over one year, junior subordinated debentures, and other liabilities. Core funds primarily support core assets, consisting of loans, net of the reserve, and noninterest-earning assets (excluding other assets of discontinued operations). Average core assets decreased $1.1 billion in 2003 from the prior year, reflecting the lower level of loans partially offset by a higher level of noninterest-earning assets. Core funds averaged 159% of core assets in 2003 compared with 144% in 2002. The excess of core funds over core assets are typically invested in securities.

Asset/liability management (continued)

Purchased funds are defined as funds acquired in the wholesale money markets including deposits in foreign offices (excluding cash management and sub-custodial sweep deposits), federal funds purchased and securities sold under repurchase agreements, negotiable certificates of deposit, other time deposits, U.S. Treasury tax and loan demand notes, term federal funds purchased, commercial paper, short-term bank notes, other funds borrowed, and funds allocated from discontinued operations (excluding other liabilities of discontinued operations). Average purchased funds decreased $737 million in 2003 from 2002, due to a decrease in other time deposits and federal funds purchased and securities sold under repurchase agreements. Average purchased funds as a percentage of total average assets totaled 11% in 2003 compared with 14% in 2002.

Liquidity and dividends

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

The Corporation manages its liquidity position with the objective of maintaining the ability to fund commitments and to repay liabilities in accordance with their terms, even during periods of market or financial stress. Assets and liabilities are managed in such a way to accommodate changes in funding requirements without generating a material adverse impact on net income. Core demand and time deposits, gathered from the Corporation’s private wealth management and corporate and institutional services businesses, are used in conjunction with long-term debt to provide stable sources of funding. Purchased funds, acquired from a variety of sources and customers in worldwide financial markets, are used to supplement the core sources of funding. Liquid assets, in the form of money market investments and portfolio securities held available for sale, are also utilized to meet short-term requirements for cash. Liquidity is managed on both a consolidated basis and at Mellon Financial Corporation (Parent Corporation).

The Parent Corporation has access to the following principal sources of liquidity: dividends and interest from its subsidiaries, the commercial paper market, a revolving credit agreement with third party financial institutions and access to the capital markets. The ability of national bank subsidiaries to pay dividends to the Parent Corporation is subject to certain regulatory limitations, as discussed in Note 25. Under the more restrictive limitation, the Corporation’s national bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to Dec. 31, 2003, of up to approximately $145 million, less any dividends declared and plus or minus net profits or losses, as defined, earned between Jan. 1, 2004, and the date of any such dividend declaration. To comply with regulatory guidelines, the Corporation and its subsidiary banks continually evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition.

Liquidity and dividends (continued)

At Dec. 31, 2003, the Parent Corporation held cash and marketable securities of $681 million. For 2003, the Parent Corporation’s average commercial paper borrowings were $18 million compared with $41 million in 2002. Commercial paper outstanding at Dec. 31, 2003, totaled $10 million.

The Parent Corporation has a $250 million revolving credit agreement with financial institutions that expires in June 2004. There were no borrowings under this facility at Dec. 31, 2003. The revolving credit facility contains Tier I ratio and double leverage ratio covenants, as discussed in Note 13. The Parent Corporation also has the ability to access the capital markets. In July 2003, the Corporation filed a shelf registration statement with the Securities and Exchange Commission, which was declared effective in August 2003. At Dec. 31, 2003, the Parent Corporation had $1.75 billion of capacity to issue debt, equity and junior subordinated debentures.

The Corporation’s ability to access the capital markets was demonstrated in 2003 through the issuance of subordinated notes by the Parent Corporation. In June 2003, the Corporation issued $100 million of 5% subordinated notes maturing in 2014. These notes are fully fungible with, and formed a single series with, the $300 million of 5% subordinated notes maturing in 2014 that were issued by the Corporation in November 2002. In November 2003, the Corporation issued $250 million of 5.50% subordinated notes maturing in November 2018. Access to the capital markets is partially dependent on the Corporation’s and Mellon Bank, N.A.’s credit ratings, which are shown in the following table.

Senior and subordinated debt ratings at Dec. 31, 2003	Standard & Poor’s	Moody’s	Fitch
Mellon Financial Corporation:
Issuer rating	—	A1	—
Senior debt	A+	A1	AA-
Subordinated debt	A	A2	A+
Mellon Bank, N.A.:
Long-term deposits	AA-	Aa3	AA
Subordinated debt	A+	A1	A+

Contractual maturities of the Corporation’s long-term debt totaled $603 million in 2003 and will total approximately $205 million in 2004. See Note 14 for additional information on the Corporation’s notes and debentures.

In the second quarter of 2003, the Corporation increased its annual common stock dividend to $.56 per common share, an increase of 8% from the previous annual rate. In the fourth quarter of 2003, the Corporation further increased it to $.64 per common share, an increase of 14% from the previous annual rate. In total, the Corporation increased its annual common stock dividend by 23% in 2003. The Corporation paid $243 million of common stock dividends in 2003, compared with $213 million in 2002. The common dividend payout ratio, on a net income basis, was 35% in 2003 on a dividend of $.57 per share compared with 31% in 2002 on a dividend of $.49 per share. Based upon shares outstanding at Dec. 31, 2003, and the current quarterly common stock dividend rate of $.16 per share, the annual dividend requirement in 2004 is expected to be approximately $275 million.

As shown in the consolidated statement of cash flows, cash and due from banks decreased by $126 million during 2003 to $2.602 billion at Dec. 31, 2003. The decrease resulted from $2.514 billion of net cash used in financing activities partially offset by $1.591 billion of net cash provided by investing activities and $788 million of net cash provided by operating activities. Net cash used in financing activities primarily resulted from a lower level of deposits, repayments of longer-term debt, repurchases of common stock and dividends paid on common stock, partially offset by the net proceeds from issuance of longer-term debt. The lower deposit level is primarily due to the change in the manner in which the Department of the Treasury is paying for certain cash management and merchant card services in the second half of 2003, discussed in “cash management revenue” on page 12. Net

Liquidity and dividends (continued)

cash provided by investing activities primarily resulted from a decrease in the level of federal funds sold, loan repayments and maturities and sales of securities, partially offset by an increase in money market investments.

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

Modeling techniques are used to estimate the impact of changes in interest rates on the net interest margin. The model uses the consolidated balance sheet and derivative positions as of year-end adjusted for committed positions not settled as of that date. The simulation also incorporates assumptions regarding the changes in the balance sheet composition, hedging strategies, and the repricing of interest-earning assets and interest-bearing funds over the next 12 month period. These assumptions have been developed utilizing both historical analyses and the anticipated pricing of future business activity. Financial market conditions and management’s response to events may cause actual results to differ from simulated results.

The Corporation has established the following guidelines for assuming interest rate risk:

Net interest margin simulation—Given a +/- 200 basis point change in short term interest rates and a +/- 165 basis point change in long-term rates over a six month period, the estimated one year total net interest margin may not change by more than 10% from the rates unchanged results.

Portfolio equity simulation—Portfolio equity is the net present value of the Corporation’s existing assets, liabilities and derivative instruments. Given a +/- 200 basis point immediate parallel shift in interest rates, portfolio equity may not change by more than 20% of total shareholders’ equity.

The following table illustrates the simulation analysis of the impact of a 50, 100 and 200 basis point shift upward or 50 and 100 basis point shift downward in interest rates on net interest revenue, earnings per share and return on equity. Given the low interest rate environment that existed in 2003, the impact of a 200 basis point downward shift is not shown in the table. This analysis was prepared using the levels of all interest-earning assets, supporting funds and derivative instruments used for interest rate risk management at Dec. 31, 2003, and excluding the impact of interest receipts on nonperforming loans. The impact of the rate movements was developed by simulating the effect of rates changing in a gradual fashion over a six-month period from the Dec. 31, 2003, levels and remaining at those levels thereafter.

	Movements in interest rates from Dec. 31, 2003 rates
	Increase						Decrease
Interest rate simulation sensitivity analysis	+50 bp		+100 bp		+200 bp		-50 bp		-100 bp
Simulated impact in the next 12 months compared with Dec. 31, 2003:
Net interest revenue decrease	(0.4)%		(1.1)%		(2.9)%		(0.9)%		(4.4)%
Earnings per share decrease	$—		$(.01)		$(.02)		$(.01)		$(.03)
Return on equity decrease	(3	) bp	(10	) bp	(25	) bp	(8	) bp	(38	) bp

Interest rate sensitivity analysis (continued)

The anticipated impact on net interest revenue under the various scenarios did not exceed the Corporation’s guidelines for assuming interest rate risk at both Dec. 31, 2003 and Dec. 31, 2002. The simulation results reflect the Corporation’s efforts to manage the repricing characteristics of its interest-earning assets and supporting funds.

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

Derivatives are used as part of the Corporation’s overall asset/liability management process to augment the management of interest rate exposure. Interest rate swaps—including callable and basis swaps—interest rate caps and floors, financial futures, forwards, and financial options have been approved by the Board of Directors for this purpose. By policy, the Corporation will not enter into any new derivative contracts that, when aggregated into the total corporate interest rate exposure, would cause the Corporation to exceed its established interest rate risk limits.

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

The following table presents the gross notional amounts and weighted-average maturities of derivative instruments used to manage interest rate risk, identified by the underlying interest rate-sensitive instruments. The gross notional amount of interest rate swaps used to manage interest rate risk was $1.919 billion lower at Dec. 31, 2003 compared with Dec. 31, 2002, due to maturities of instruments associated with money market deposits. The notional amounts should be viewed in the context of the Corporation’s overall interest rate risk management activities to assess the impact on the net interest margin. The interest received and interest paid are recorded on an accrual basis in the interest revenue and interest expense accounts associated with the underlying liabilities and assets. The net differential resulted in interest revenue of $142 million in 2003, compared with $94 million in 2002 and $44 million in 2001. Additional information regarding these contracts is presented in Note 28.

Interest rate sensitivity analysis (continued)

Interest rate swaps used to manage interest rate risk (notional amounts in millions)	Dec. 31, 2003	Weighted- Average Maturity	Weighted-Average Interest Rate		Dec. 31, 2002
			Received	Paid
Receive fixed instruments associated with long-term debt and junior subordinated debentures	$2,700	9 yrs., 4 mos.	5.96%	1.33%	$2,650
Receive fixed instruments associated with deposits	10	10 yrs., 3 mos.	4.76%	1.17%	—
Pay fixed instruments associated with deposits	—	—	—	—	1,975
Pay fixed instruments associated with loans	10	1 yr., 3 mos.	2.76%	5.15%	14

Total notional amount	$2,720				$4,639

Fair value hedges

The Corporation enters into interest rate swaps to convert portions of its fixed rate junior subordinated debentures to floating rate securities, its fixed rate long-term debt to floating rate debt and, to a small degree, certain fixed rate loans to variable rate loans. The fixed rate liability instruments are changed to variable rate instruments by entering into receive fixed/pay variable swaps and the fixed rate asset instruments are changed to variable rate instruments by entering into pay fixed/receive variable swaps. No ineffectiveness was recorded for 2003, 2002 and 2001.

Cash flow hedges

At Dec. 31, 2003, there were no outstanding cash flow hedges. Ineffectiveness of less than $1 million was recorded for 2003, 2002 and 2001.

Hedges of net investment in foreign operations

The Corporation uses five year yen denominated debt to hedge its investment in a Japanese bank. The purpose of this hedge is to protect against adverse movements in exchange rates.

Trading activities

The Corporation has established trading limits and related monitoring procedures to control trading risk. These limits are approved by the Finance Committee and reviewed by a committee of the Board of Directors. All limits are monitored for compliance by departmental compliance staff and by the Corporation’s Audit and Risk Review department. Exceptions to limits are reported to the Finance Committee.

The financial risk associated with trading positions is managed by assigning position limits and stop-loss guidance amounts to individual activities. The Corporation uses a value-at-risk methodology to estimate the potential daily amount that could be lost from adverse market movements. Value-at-risk measures the potential gain or loss in a portfolio of trading positions that is associated with a price movement of given probability over a specified time frame. Position limits are assigned to each family of financial instruments eligible for trading such that the aggregate value-at-risk in these activities at any point in time will not exceed a specified limit given a significant market movement. The extent of market movement deemed to be significant is based upon an analysis of the historical volatility of individual instruments that would cover 95% of likely daily market movements. The loss analysis includes the derivative instruments used for trading activities as well as the financial assets and liabilities that are classified as trading positions on the balance sheet. Using the Corporation’s methodology, which considers such factors as changes in currency exchange rates, interest rates,

Trading activities (continued)

spreads and related volatility, the aggregate value-at-risk for trading activities was approximately $4 million at Dec. 31, 2003, compared with approximately $5 million at Dec. 31, 2002. The average daily value-at-risk for trading activities in 2003 was approximately $7 million.

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

Derivative instruments used for trading purposes

The Corporation enters into various foreign exchange and interest rate derivative contracts for trading purposes. Trading activities primarily involve providing various derivative products to customers to assist them in managing foreign currency exchange risk, interest rate risk and equity price risk and for managing the Corporation’s risks in certain trading portfolios and as part of its proprietary trading activities. All of these instruments are carried at market value with realized and unrealized gains and losses included in foreign exchange revenue and other trading revenue. See Note 28 for a description and table of derivative instruments used for trading activities.

Credit risk

The Corporation’s hedging and trading derivative products are subject to credit risk. The Corporation enters into netting agreements to reduce credit risk. Netting agreements generally permit the Corporation to net gains and losses on derivative contracts with the same counterparty. See Note 28 for gross credit risk and the corresponding netting impact of derivative instruments.

Off-balance-sheet arrangements

Guarantees and indemnities

In the normal course of business, the Corporation offers standby letters of credit and foreign and other guarantees to customers as well as other guarantees in support of certain joint ventures and subsidiaries.

Standby letters of credit and foreign and other guarantees totaled $1.4 billion at Dec. 31, 2003, a decrease of $.5 billion compared with Dec. 31, 2002. Standby letters of credit and foreign and other guarantees are used by the customer as a credit enhancement and typically expire without being drawn upon. The Corporation generated $10 million of fee revenue in 2003 related to the letters of credit and foreign guarantees. There is cash flow only when standby letters of credit are drawn upon. The Corporation believes the market risk associated with these instruments is minimal. The decreasing trend in standby letters of credit and foreign and other guarantees is a result of the Corporation’s strategy to reduce credit risk.

Mellon Bank, N.A. and ABN AMRO Bank N.V. entered into a joint venture to provide global securities services, with operations commencing in January 2003. Each of the two partners signed a statutory declaration under Dutch law as of Dec. 31, 2002, to be jointly and severally liable with the joint venture to parties that have a provable contractual debt or damage claim. The benefit of this declaration is potentially available to all creditors and customers of the joint venture with valid legal claims where the joint venture has defaulted, and totaled

Off-balance-sheet arrangements (continued)

approximately $19 billion at Dec. 31, 2003 primarily relating to securities lending activity. This amount assumes that there is no capital or assets of the joint venture to satisfy such claims and that there is no level of contribution by ABN AMRO Bank N.V.

A securities lending transaction is a fully collateralized transaction in which the owner of a security agrees to lend the security through an agent (the Corporation) to a borrower, usually a broker/dealer or bank, on an open, overnight or term basis, under the terms of a prearranged contract, which generally matures in less than 90 days. The Corporation recorded $69 million of fee revenue from securities lending transactions in 2003. Securities are lent with and without indemnification against broker default. Custodian securities lent with indemnification against broker default of return of securities totaled $67.3 billion at Dec. 31, 2003, a $21.5 billion increase compared with Dec. 31, 2002, reflecting growth in this line of business. Market risk can also arise in securities lending transactions. These risks are controlled through policies limiting the level of risk that can be undertaken.

For additional information regarding these off-balance-sheet contracts, as well as other guarantees and indemnities, see Note 27.

The Corporation’s primary banking subsidiary, Mellon Bank, N.A. (the Bank) has a referral relationship with Three Rivers Funding Corp. (TRFC), a special purpose entity that issues commercial paper to make loans secured by, and to purchase, pools of receivables. TRFC is owned by an independent third party and is not a subsidiary of either the Bank or the Corporation. At Dec. 31, 2003 it was determined that the Corporation was not the “primary beneficiary” as defined by FASB Interpretation No. 46, and therefore was not required to consolidate TRFC’s assets and liabilities into the Corporation’s financial statements. The Bank operates as the referral agent and refers transactions to TRFC. Loans or other assets are not transferred from the Bank to TRFC. The Bank provides all administrative services for TRFC and liquidity support for the full amount of the commercial paper outstanding. The Bank also provides a letter of credit in support of the commercial paper issued. For these services, the Corporation generated fee revenue which totaled $5 million in 2003. At Dec. 31, 2003, TRFC’s receivables and commercial paper outstanding each totaled approximately $800 million, compared with $1.2 billion at Dec. 31, 2002. The letter of credit provided by the Bank in support of TRFC’s commercial paper totaled $67 million at Dec. 31, 2003, compared with $99 million at Dec. 31, 2002. The Corporation’s maximum loss exposure related to TRFC is the full amount of the liquidity facility, or approximately $800 million, at Dec. 31, 2003. For additional information about TRFC, see the TRFC discussion in Note 7.

Retained interests

From time to time, the Corporation will securitize certain loans. The Corporation has retained servicing responsibilities as well as retained subordinated interests in loan securitizations, specifically, insurance premium finance loans, automobile loans and home equity lines of credit loans (HELOC). All securitized loans were removed from the balance sheet upon securitization. The investors and the securitization trusts have no recourse to the Corporation for failure of debtors to pay when due. The Corporation’s retained interests, which totaled $46 million at Dec. 31, 2003, are subordinate to investor’s interests. Their value is subject to credit, prepayment and interest rate risks on the transferred assets. The Corporation generated $31 million of servicing fee revenue and gains on the securitizations in 2003 primarily from insurance premium finance loans. For fair value, weighted-average life, cash flows received from and paid to securitized trusts, and risk exposure, see the Loan securitizations discussion contained in Note 7.

Contractual obligations

The Corporation is obligated to make future payments according to various contracts. The following table presents the expected future payments of the contractual obligations aggregated by obligation type.

Contractual obligations at Dec. 31, 2003	Payments due by
(in millions)	Total	< 1 year	1-3 yrs.	3-5 yrs.	5+ yrs.
Long-term debt (a)	$4,064	$205	$948	$1,208	$1,703
Junior subordinated debentures (b)	1,031	—	—	—	1,031
Operating leases (c)	1,301	189	326	281	505
Purchase obligations (d)	270	135	104	24	7
Acquisition obligations (e)	42	13	29	—	—
Other long-term liabilities (f)	24	24	—	—	—

Total	$6,732	$566	$1,407	$1,513	$3,246

(a)	See Note 14, Notes and debentures (with original maturities over one year), for additional information.

(b)	See Note 15, Junior subordinated debentures/trust-preferred securities, for additional information.

(c)	See Note 9, Premises and equipment, for additional information.

(d)	Purchase obligations are defined as expenditures for purchases of goods or services that are enforceable and legally binding and specifies all significant terms.

(e)	The $42 million of acquisition obligations results from the obligation to pay deferred consideration of $38 million for the purchase of Standish Mellon and the obligation to purchase the 30% minority interest of Mellon Brascan Asset Management S.A. (MBAM). For purposes of this table, a purchase price of $4 million was used for the MBAM payment obligation. See Note 3, Contingent and deferred consideration related to acquisitions, for additional information.

(f)	Represents contributions to funded defined benefit pension plans. See Note 24, Employee benefits, for additional information on the Corporation’s pension plans.

Recent Accounting Pronouncements And Developments

SFAS 132 (revised 2003)

In December 2003, the FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88 and 106.” SFAS No. 132 (revised 2003) revises employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by SFAS Nos. 87, 88 and 106. SFAS No. 132 (revised 2003) retains the disclosure requirements contained in SFAS No. 132, which it replaces, but requires additional disclosures to those in the original Statement 132 about the assets, obligations, cash flows and net periodic cost of defined benefit plans and other defined postretirement plans. It requires the information be provided separately for pension plans and other postretirement benefit plans. This Statement is effective for fiscal years ending after Dec. 15, 2003. See Note 24 for required disclosures.

EITF Issue No. 03-1

In November 2003, the Emerging Issues Task Force reached consensus on EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” EITF Issue No. 03-1 requires tabular disclosure of the amount of unrealized losses and the related fair value of investments with unrealized losses aggregated for each category of investment that is disclosed in accordance with SFAS No. 115. In addition, it requires sufficient narrative disclosure to allow financial statement users to understand both the aggregated tabular information and the positive and negative information considered in reaching the conclusion that the impairments are not other-than-temporary. See Note 6 for required disclosures.

Recent Accounting Pronouncements And Developments (continued)

SFAS No. 150

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003. The Corporation does not expect this Statement to have a material impact on its results of operations or financial condition.

SFAS No. 149

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities.” Among other things, this Statement requires that contracts with comparable characteristics be accounted for similarly and clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative. SFAS No. 149 was effective July 1, 2003. The Corporation does not expect this Statement to have a material impact on its results of operations or financial condition.

FIN 46 and FIN 46 Revised

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities.” The application of this Interpretation was immediate for variable interest entities (VIEs) created after Jan. 31, 2003. In December 2003 the FASB issued Interpretation No. 46, Revised December 2003 (FIN 46 Revised), “Consolidation of Variable Interest Entities.” This Interpretation addresses consolidation by business enterprises of VIEs. See Note 2 for a further discussion of FIN 46 and FIN 46 Revised. The Corporation will continue to evaluate the applicability of FIN 46 Revised to TRFC and all other VIEs, including alternative investment funds for which the Corporation serves as investment manager, so that by March 31, 2004, as required, a determination can be made as to whether such entities are to be consolidated as of that date. At Dec. 31, 2003, TRFC’s assets and liabilities totaled approximately $800 million and the Corporation’s alternative investment limited partnerships and corporate entities, for which it serves as the investment manager, had combined assets and liabilities of approximately $1.9 billion and $900 million, respectively.

Off-balance-sheet arrangements and aggregate contractual obligations

In April 2003, the Securities and Exchange Commission adopted amendments to the rules that require disclosure of off-balance-sheet arrangements. The amendments require an explanation of off-balance-sheet arrangements in a separately captioned subsection of “Management’s Discussion and Analysis” and also requires an overview of certain known contractual obligations in a tabular format. The off-balance-sheet amendment was effective for fiscal years ending on or after June 15, 2003, and the contractual obligation amendment was effective for fiscal years ending on or after Dec. 15, 2003. See pages 54 through 56 for required disclosures.

Adoption of new accounting standards

For a discussion of the adoption of new accounting standards, see Note 2 of the Notes to Financial Statements.

FOURTH QUARTER 2003 REVIEW

Net income for the fourth quarter of 2003 was $184 million, or $.43 per share, compared with $166 million, or $.38 per share, in the fourth quarter of 2002. Income from continuing operations totaled $185 million, or $.43 per share, in the fourth quarter of 2003 compared with $163 million, or $.38 per share, in the fourth quarter of 2002. Continuing operations before the cumulative effect of a change in accounting principle returned 20.4% on equity in the fourth quarter of 2003 compared with 19.3% in the fourth quarter of 2002.

Fee revenue totaled 89% of fee and net interest revenue, on a fully taxable equivalent basis, in the fourth quarter of 2003, compared with 86% in the fourth quarter of 2002. Fee revenue increased to $981 million in the fourth quarter of 2003 from $892 million in the fourth quarter of 2002 primarily due to an increase in trust and investment fee revenue, equity investment revenue, cash management fee revenue, foreign exchange revenue and the positive effect of foreign exchange rates. Trust and investment fee revenue increased $56 million, or 8%, primarily due to higher performance fees, improved equity markets and higher institutional trust and custody revenue, which more than offset the Dec. 31, 2002 impact of the formation of the global custody joint venture ABN AMRO Mellon Global Securities Services B.V., and lower HR&IS revenue. Assets under management increased 13% in 2003 to $657 billion at Dec. 31, 2003 primarily due to market appreciation of $63 billion and long-term inflows of $21 billion partially offset by outflows of money market assets of $9 billion. Gains on the sale of securities totaled $12 million in the fourth quarter of 2003 compared with $31 million in the fourth quarter 2002.

Net interest revenue on a fully taxable equivalent basis of $124 million decreased $25 million compared with the fourth quarter of 2002. This decrease primarily resulted from the third quarter 2003 change in the manner in which the Corporation was paid for certain cash management and merchant card services by the Department of the Treasury, as well as the sales and prepayment of higher coupon mortgage-backed securities as a result of the lower interest rate environment and continued reduction in large corporate loans.

Operating expense of $843 million in the fourth quarter 2003 increased $11 million, or 1%, compared with the fourth quarter of 2002, primarily due to higher employee benefits expense for pension benefits, higher incentive expense and the negative effect of foreign exchange rates. This increase was partially offset by the impact of the formation of the ABN AMRO Mellon joint venture, which resulted in a $17 million reduction in operating expense compared with the fourth quarter of 2002, as well as a $7 million reduction in severance expense.

There was no net provision for credit losses in the fourth quarter of 2003, compared with $6 million in the fourth quarter of 2002. Net credit related losses totaled $3 million in the fourth quarter of 2003 compared with $4 million in the fourth quarter of 2002.

SELECTED QUARTERLY DATA (unaudited)

	Quarter ended
	2003				2002
(dollar amounts in millions, except per share amounts)	Dec. 31	Sept. 30	June 30	March 31	Dec. 31	Sept. 30	June 30	March 31
Consolidated income statement
Total fee and other revenue	$981	$903	$849	$838	$892	$846	$918	$939
Gains on sales of securities	12	18	21	11	31	28	—	—
Net interest revenue	120	132	163	154	146	156	152	156
Provision for credit losses	—	—	3	4	6	2	160	4
Total operating expense	843	832	778	754	832	751	755	768

Income from continuing operations before income taxes and cumulative effect of accounting change	270	221	252	245	231	277	155	323
Provision for income taxes	85	68	79	79	68	94	49	112

Income from continuing operations before cumulative effect of accounting change	185	153	173	166	163	183	106	211
Cumulative effect of accounting change, net of tax	—	—	—	(7)	—	—	—	—

Income from continuing operations	185	153	173	159	163	183	106	211
Income (loss) from discontinued operations, net of tax	(1)	28	2	2	3	8	3	5

Net income	$184	$181	$175	$161	$166	$191	$109	$216
Basic earnings per share:
Income from continuing operations before cumulative effect of accounting change	$.43	$.37	$.40	$.39	$.38	$.42	$.24	$.48
Cumulative effect of accounting change	$—	$—	$—	$(.02)	$—	$—	$—	$—

Continuing operations	$.43	$.37	$.40	$.37	$.38	$.42	$.24	$.48
Discontinued operations	$—	$.06	$.01	$—	$—	$.02	$.01	$.01

Net income	$.43	$.43	$.41	$.37	$.38	$.44	$.25	$.49
Diluted earnings per share:
Income from continuing operations before cumulative effect of accounting change	$.43	$.36	$.40	$.38	$.38	$.42	$.24	$.47
Cumulative effect of accounting change	$—	$—	$—	$(.01)	$—	$—	$—	$—

Continuing operations	$.43	$.36	$.40	$.37	$.38	$.42	$.24	$.47
Discontinued operations	$—	$.06	$.01	$—	$—	$.02	$.01	$.01

Net income	$.43	$.42	$.41	$.37	$.38	$.44	$.25	$.48

Average balances - continuing operations
Money market investments	$3,270	$3,066	$2,765	$3,122	$2,784	$2,344	$2,128	$2,536
Trading account securities	622	693	761	814	800	738	748	689
Securities	10,532	10,882	11,655	11,740	10,508	10,467	9,982	9,464

Total money market investments and securities	14,424	14,641	15,181	15,676	14,092	13,549	12,858	12,689
Loans	7,276	7,425	7,915	8,212	9,217	9,836	9,662	9,079
Funds allocated to discontinued operations	—	—	—	—	—	—	246	474

Total interest-earning assets	21,700	22,066	23,096	23,888	23,309	23,385	22,766	22,242
Total assets	32,504	33,449	34,339	35,250	34,154	34,175	33,398	33,035
Deposits	18,378	19,185	19,067	21,376	20,693	19,924	17,918	17,504
Notes and debentures	4,243	4,234	4,312	4,428	4,284	4,483	4,142	4,040
Trust-preferred securities	991 (a)	999	1,040	1,009	1,006	990	978	973
Total shareholders’ equity	3,603	3,519	3,554	3,412	3,349	3,270	3,350	3,455

Net interest margin (FTE)	2.30%	2.51%	2.97%	2.75%	2.62%	2.77%	2.81%	2.95%
Annualized return on equity (b)	20.4%	17.3%	19.5%	19.7%	19.3%	22.2%	12.6%	24.8%
Annualized return on assets (b)	2.28%	1.84%	2.04%	1.94%	1.92%	2.16%	1.28%	2.62%

- continued -

SELECTED QUARTERLY DATA (unaudited) (continued)

	Quarter ended
	2003				2002
(dollar amounts in millions, except per share amounts)	Dec. 31	Sept. 30	June 30	March 31	Dec. 31	Sept. 30	June 30	March 31
Common stock data (c)
Market price per share range:
High	$33.83	$33.65	$29.08	$28.11	$30.71	$31.64	$39.91	$40.80
Low	27.70	26.81	20.95	19.89	20.00	22.20	29.80	34.44
Average	30.56	30.63	26.17	23.09	27.25	26.77	36.62	38.06
Period end close	32.11	30.14	27.75	21.26	26.11	25.93	31.43	38.59
Dividends per share	.16	.14	.14	.13	.13	.12	.12	.12
Market capitalization (d)	13,712	12,967	11,950	9,173	11,248	11,174	13,677	17,019

(a)	Trust-preferred securities were deconsolidated at Dec. 31, 2003. See Note 15 for a further discussion.

(b)	Presented on a continuing operations basis excluding the cumulative effect of a change in accounting principle in the first quarter of 2003. Return on assets, on a continuing operations basis, was calculated excluding both the results and assets of the fixed income trading business even though the prior period balance sheet was not restated for discontinued operations.

(c)	At Dec. 31, 2003, there were 22,351 shareholders registered with the Corporation’s stock transfer agent, compared with 23,020 at year-end 2002 and 23,377 at year-end 2001. In addition, there were approximately 20,643, 21,525 and 19,387 Mellon employees at Dec. 31, 2003, 2002, and 2001, respectively, who participated in the Corporation’s 401(k) Retirement Savings Plan. All shares of Mellon Financial Corporation common stock held by the plan for its participants are registered in the name of Mellon Bank, N.A., as trustee.

(d)	At period end.

Fourth quarter 2003 compared with the fourth quarter of 2002

See discussion on page 58.

Third quarter of 2003 compared with the third quarter of 2002

Consolidated net income totaled $181 million, or $.42 per share, in the third quarter of 2003, compared with $191 million, or $.44 per share, in the third quarter of 2002. Third quarter 2003 income from continuing operations totaled $153 million, or $.36 per share. This total included charges primarily in the Human Resources & Investor Solutions sector of $50 million pre-tax, which reduced third quarter 2003 earnings from continuing operations by $.07 per share. The charges included severance of $29 million, software and fixed asset write-downs of $18 million and other expenses of $3 million. This compares with $183 million, or $.42 per share, in the third quarter of 2002. Fee revenue increased $57 million in the third quarter of 2003 compared with the third quarter of 2002 primarily due to improved equity investment revenue as well as higher cash management fee revenue, reflecting a change in the manner in which the Department of the Treasury is paying for cash management services. Continuing operations returned 17.3% on equity in the third quarter of 2003, compared with 22.2% in the third quarter of 2002.

Second quarter of 2003 compared with the second quarter of 2002

Consolidated net income totaled $175 million, or $.41 per share, in the second quarter of 2003, compared with $109 million, or $.25 per share, in the second quarter of 2002. Results for the second quarter of 2002 included a provision for credit losses of $160 million pretax recorded in large part for credit exposure related to customers that had been associated with allegations of accounting irregularities. Second quarter 2003 income from continuing operations totaled $173 million, or $.40 per share, compared with $106 million, or $.24 per share, in the second quarter of 2002. Fee revenue totaled $849 million in the second quarter of 2003, a decrease of $69 million compared with the second quarter of 2002 primarily due to lower investment management fee revenue from market depreciation on equity assets under management and net outflows as well as lower HR&IS fee revenue. Continuing operations returned 19.5% on equity in the second quarter of 2003, compared with 12.6% in the second quarter of 2002. The return in the second quarter of 2002 was negatively impacted by the $160 million provision for credit losses discussed above.

SELECTED QUARTERLY DATA (unaudited) (continued)

First quarter of 2003 compared with the first quarter of 2002

Consolidated net income totaled $161 million, or $.37 per share, in the first quarter of 2003, and included a charge for the cumulative effect of a change in accounting principle of $7 million after-tax, or $.01 per share. This charge is discussed further in Note 2. This compares with net income of $216 million, or $.48 per share, in the first quarter of 2002. First quarter 2003 income from continuing operations, before the cumulative effect of a change in accounting principle, totaled $166 million, or $.38 per share, compared with $211 million, or $.47 per share in the first quarter of 2002. Results in the first quarter of 2003 compared to the first quarter of 2002 were negatively impacted by a $101 million reduction in fee revenue primarily from lower investment management fee revenue due to lower performance fees and market depreciation on equity assets under management as well as lower HR&IS fee revenue. Continuing operations, before the cumulative effect of a change in accounting principle, returned 19.7% on equity in the first quarter of 2003, compared with 24.8% in the first quarter of 2002.

CRITICAL ACCOUNTING POLICIES

Note 1 includes the Corporation’s significant accounting policies. Certain of these policies are considered to be critical to the presentation of the Corporation’s financial statements, since they require management to make numerous complex and subjective estimates and assumptions relating to amounts which are inherently uncertain. These policies, which were reviewed with the Audit Committee of the Board of Directors, include accounting policies related to valuing venture capital investments, establishing the reserve for credit exposure, and accounting for pensions. In addition to the discussions in Note 1, the accounting policies for venture capital investments and the reserve for credit exposure are discussed further below. Also discussed below is the expected net periodic pension expense for 2004 and its sensitivity to changes in assumptions. For a discussion of the Corporation’s accounting policies relating to pensions, see pages 105 and 106.

Venture capital investments

The carrying value of all investments represents their current estimated fair value, with changes in fair value recognized in equity investment revenue in noninterest revenue. Direct investments include both equity and mezzanine investments. Direct mezzanine investments in the form of subordinated debt of $48 million are included in loans on the balance sheet, while equity investments are included in other assets. Indirect investments in private equity funds are included in other assets.

Each quarter, a complete review of the fair value of each direct venture capital investment is performed and its risk rating of “superior,” “meets expectations,” “below expectations,” “declining” or “new investment not yet rateable,” is updated. The fair value of direct investments in public companies is estimated using a valuation methodology based on the stocks’ publicly quoted prices. Due to the volatility of equity markets, volume of trading compared to the Corporation’s holdings, economic and other factors, the amounts ultimately realized from the liquidation of an investment may vary greatly. The fair value of direct investments in privately owned companies is estimated by management by evaluating several factors and utilizing available information, which includes market comparables, current and subsequent financings, willingness of co-investors or others to provide financial support, sustainable economic performance and growth, product marketability, scalability, actual performance versus business plans and the effectiveness of the portfolio company’s management team in implementing its business plan and its ability to adapt to a changing marketplace. In addition, external factors such as the overall economy, competitors and the sector in which the company operates are considered. The analysis of these and any other relevant factors requires significant judgment on the part of management, and certain of the information that would be useful in analysis may be limited.

CRITICAL ACCOUNTING POLICIES (continued)

General partners of private equity funds generally use fair value assessment practices that are similar to those used by the Corporation as well as judgment in assessing the fair value of equity investments. As part of its quarterly review of the fair values reported by the fund’s general partner, the Corporation’s management assesses the fund manager’s ability to provide ongoing support and guidance to its portfolio companies as well as its ability to perform an effective assessment of the fair value of its fund’s portfolio of investments. Since most of the Corporation’s indirect investments in private equity funds represent only a small limited partnership percentage ownership in the individual private equity funds, access to detailed information on individual fund portfolio investments is limited. Valuation estimates provided by the fund managers are reviewed and analyzed with available measurement data. Also, investments in private equity funds are regarded as long-term investments that are subject to substantial restrictions on transferability.

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

Provision and reserve for credit exposure

The Corporation’s banking subsidiaries maintain a reserve for loan losses that is intended to adjust the value of their loans for inherent credit losses. The banking subsidiaries also maintain a reserve for unfunded commitments, namely loan commitments, letters of credit and bankers acceptances, that is reported as a liability on the Corporation’s consolidated balance sheet. Provision to expense is recorded for each reserve. Transfers between the reserves can occur in conjunction with funding a loan and thereby decreasing unfunded commitments or conversely repaying a loan and thereby increasing unfunded commitments. The level of the reserve for unfunded commitments is determined following a methodology similar to that used for the reserve for loan losses. The Corporation refers to the combined balance of the reserve for loan losses and the reserve for unfunded commitments as the “reserve for credit exposure.”

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

Management’s estimate of each reserve component is based on certain observable data that management believes are the most reflective of the underlying credit losses being estimated. Changes in the amount of each component are directionally consistent with changes in the observable data and accompanying analysis.

A key element of the methodology for determining the level of the reserve for credit exposure is the Corporation’s credit risk evaluation process, which assigns a numerical risk rating to substantially all extensions of credit in its commercial, real estate, and international portfolios. The Customer Risk Rating evaluates a borrower’s expected ability to meet its obligations, through analysis of its financial statements and projections, cash flow, management, and other customer risk factors. The Facility Risk Rating defines the risk of a specific credit facility by overlaying the Customer Risk Rating with an analysis of factors such as loan structure and collateral.

CRITICAL ACCOUNTING POLICIES (continued)

In accordance with SFAS No. 5, “Accounting for Contingencies,” management provides a base reserve for commercial facilities which are not impaired. Base rates are used to calculate the base reserve requirements for the portfolio utilizing an internal category credit risk rating system to define pools of similar risk, and apply an appropriate estimate of inherent losses to asset totals in each pool. These rates are compared with the results of annual studies that are conducted to calculate actual historical loss experience and adjusted if appropriate. Base reserve rates increase accompanyingly with credit risk, as measured by the numerical ratings, in order to reflect the higher expected loss experience for each of these similarly risk-rated pools. Separate base rates are applied to certain types of collateralized facilities to reflect lower loss experience. Base rates are applied to all non-impaired commercial loan balances.

In accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” any required impairment reserves are included in the reserve for loan losses. Using the Corporation’s credit risk classification criteria, loan impairment on specific loans, for which principal and interest is not expected to be collected when contractually due, is measured based on observable market prices, the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral dependent with consideration being given to the Corporation’s collection strategy. There are no base reserves carried on loans classified as impaired.

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

The Corporation’s reserve for credit exposure is solely an estimate based on management’s judgment. Due to the significance of management’s judgment used to calculate the Corporation’s reserves, actual losses incurred could be higher or lower than the estimated reserves. When losses on specific loans or commitments are identified, management charges off the portion deemed uncollectible. For purposes of illustrating the potential sensitivity to changes in credit risk ratings of loans and unfunded commitments, the Corporation modeled the estimated level of the reserve for credit exposure assuming that credit risk ratings both improved by one grade and deteriorated by one grade for 25% of the loan balances in each risk rating category. This modeling resulted in a revised estimated reserve for credit exposure of approximately $158 million and $224 million, respectively, compared with the actual reserve of $178 million, discussed on pages 44 and 45.

Net periodic pension cost and its sensitivities to changes in assumptions

The Corporation follows SFAS No. 87, “Employers’ Accounting for Pensions,” to calculate and record its net periodic benefit cost (credit) for pensions. The net periodic benefit cost (credit) is based primarily on three assumptions: the discount rate for plan liabilities; the expected return on plan assets; and the rate of compensation increase. Pre-tax net credits of $28 million in 2003, $97 million in 2002 and $120 million in 2001 were recorded for all funded and unfunded pension plans. A net periodic pension benefit cost of approximately $10 million pre-tax is expected to be recorded for the year 2004, assuming current currency exchange rates. The assumptions used to calculate the estimated net periodic benefit cost for 2004 and its estimated sensitivities to a 50 bp change in assumptions are as follows:

CRITICAL ACCOUNTING POLICIES (continued)

Net periodic benefit cost	Assumptions for 2004	Estimated sensitivities to a 50 bp increase or decrease in assumed rates
(dollar amounts in millions)		Increase (a)	Decrease (a)
Discount rate	6.25%	$(15)	$15
Expected return on assets	8.50%	$(9)	$9
Rate of compensation increase	3.25%	$6	$(6)

(a)	Bracketed amounts indicate a reduction in the pension cost.

CAUTIONARY STATEMENT

This Financial Annual Report contains and incorporates by reference statements relating to future results of the Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things: long-term financial goals; the Corporation’s business model; possible reductions in net interest revenue and levels of quarterly net interest income; the impact on investment management fees of changes in the Standard & Poor’s 500 Index; potential future venture capital losses, possible changes in the value of the portfolio and amounts that may be realized; changes in other revenue and related operating expenses and income before taxes; the intention to reduce credit availability to the corporate and institutional marketplace; expected stock option expense; planned reduction of positions and utilization of the severance accrual; expected elimination of the net pension credit, net periodic pension benefit cost in 2004, cash contributions to defined benefit funded pension plans in 2004 and estimated sensitivities to changes in assumptions; expected expense savings; intentions as to capital ratios of the Corporation and its banking subsidiaries and maintaining a minimum tangible shareholders’ equity to assets ratio; uses of internal capital generation; the potential for losses from external factors; repayment of a loan to a utility company; credit exposure reserve appropriateness; the Corporation’s liquidity management and interest rate risk management objectives; maturities of debt; simulation of changes in interest rates; the value-at-risk for trading activities; market risk associated with loan commitments, letters of credit and foreign and other guarantees; possible losses related to Three Rivers Funding Corp.; expected future payments of contractual obligations; the effects of recent accounting changes; annual occupancy expense; the fair value of guarantee obligations; amounts of contingent and deferred consideration payable for acquisitions; expected maturities of securities; collection of principal and interest on temporarily impaired securities; the values of retained interests; the impact of FASB Interpretation No. 46 (Revised); amounts of rental payments; expected amortization expense; realization of deferred tax assets; the accumulated benefit obligation of defined benefit plans; expected long-term rates of return; post retirement benefit costs; the impact of the recent Medicare Prescription Drug, Improvement and Modernization Act; litigation results; the estimated fair value of financial instruments; and statements concerning off-balance sheet arrangements.

These forward-looking statements, and other forward-looking statements contained in other public disclosures of the Corporation which make reference to the cautionary factors contained in this Report, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond the Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to:

Changes in political and economic conditions. Changes in political and economic conditions can affect the Corporation’s opportunities to sell its products and services. If conditions cause customers to become more cautious, the Corporation’s revenues could be adversely affected. Conversely, the Corporation will likely have greater opportunities during periods of economic growth and political optimism. These same factors can similarly affect companies in the Corporation’s venture capital investment portfolio.

CAUTIONARY STATEMENT (continued)

Relevant benchmark to estimate future changes in investment management fees. This report presents estimates as to the effect sustained changes in the Standard & Poor’s 500 Index would have on the Corporation’s investment management fees. The S&P 500 Index was chosen for purposes of such estimates because it is a widely recognized measure and the Corporation has been able to establish a degree of correlation between the index and the Corporation’s investment management fees over prior periods. While the Corporation believes this index is the best industry benchmark for purposes of these estimates, the diversity of the Corporation’s equity assets under management is such that the Corporation’s current and future equity asset mix will not be fully reflected in this or any other similar industry measure. Accordingly, the actual impact on investment management fees from a change in the S&P 500 Index may vary from the Corporation’s estimates.

Equity and fixed-income market fluctuations. As price levels in the equity and fixed-income markets increase or decrease, the Corporation’s opportunities to sell its products and services, to invest and to manage financial assets may change. Because certain of the Corporation’s fee revenue is based on the value of assets under management or custody, fluctuations in market valuations will affect revenue.

Changes in the mix of assets under management. Because management fees can vary by asset class, revenues can be affected by the types of assets that at a given time are most attractive to customers.

The effects of the adoption of new accounting standards. The adoption of new accounting standards could affect the Corporation’s income statement, balance sheet, statement of cash flows or statement of changes in shareholders’ equity. New standards could cause reported amounts to increase or decrease or impact the comparability of current and prior period results.

Corporate and personal customers’ bankruptcies. An increase in corporate and personal customers’ bankruptcies can require higher credit loss provisions and higher charges against the reserve for credit exposure negatively impacting net income and various capital ratios.

Operational risk. Operational risk is the risk of (direct or indirect) loss resulting from inadequate or failed internal processes, people and systems, or from external events. It is the potential for loss that arises from problems with operating processes, human error or omission, breaches in internal controls, fraud or unforeseen catastrophes.

Inflation. Inflation, disinflation or deflation can impact a variety of economic measures and market values that are important to the Corporation’s financial performance including interest rates, equity and fixed-income market values, the Corporation’s expense levels and prices for the Corporation’s products and services.

Levels of tax-free income. The level of the Corporation’s tax-exempt income can affect the Corporation’s effective tax rate.

Technological change. Technology is a very important component of many of the Corporation’s products and services as well as being critically important to the Corporation’s internal operating processes. A faster rate of technological change can require the Corporation to invest more in technology to remain competitive and thus lead to higher expenses. On the other hand, technological change creates the opportunity for product differentiation and higher revenues as well as reduced costs. There is a risk to the Corporation if its competitors are able to use technology to develop more marketable products and/or services at lower prices than the Corporation can offer.

Success in the timely development of new products and services. The Corporation operates in a highly competitive environment in all of the markets it serves. The timely development of new products and services can represent a competitive advantage leading to increased revenues while the inability to do so can have the opposite effect.

CAUTIONARY STATEMENT (continued)

Competitive product and pricing pressures within the Corporation’s markets. Competitive product and pricing pressures can affect the Corporation’s ability to sell its products and services and can impact the prices the Corporation is able to charge. Demand for the Corporation’s products and services, price levels and activities of competitors will affect the Corporation’s revenues.

Customer spending and saving habits. The Corporation benefits from the savings of customers that are invested in mutual funds, defined contribution plans and other products offered or serviced by the Corporation. Changes in the rate of savings or preferred investment styles may affect the Corporation’s revenues.

Interest rate fluctuations. Interest rate fluctuations, the levels of market interest rates, the shape of the yield curve, the direction of interest rate changes and fluctuations in the interest rate spreads between different fixed income investments can affect the Corporation’s cost of funds, its net interest revenue and any other revenue that has a sensitivity to interest rates. Interest rate fluctuations can also impact the demand for different investment products offered by the Corporation. In general, the Corporation attempts to mitigate the effects of either significant increases or decreases in interest rates on its income statement.

Monetary fluctuations. Changes in monetary and credit conditions and their effect on the economy and the financial markets may impact the Corporation in a variety of ways.

Currency rate fluctuations. The Corporation sells its products and services in a number of countries throughout the world and, as a result, is exposed to movements in foreign currency exchange rates. The Corporation enters into various derivative transactions in accordance with the Corporation’s policies, to offset to the extent possible the impact of the rate fluctuations.

Acquisitions and integrations of acquired businesses. Acquisitions of businesses or lines of business are an active part of the Corporation’s business strategy and use of excess capital. Any acquisition presents execution risk. There can be no assurance that the operational or financial performance of an acquired business will be as expected, that any desired synergies will occur or that an acquired business will be successfully assimilated into the Corporation.

Changes in law. The Corporation operates in a highly regulated environment, both within and outside the United States. Many laws and many regulatory agencies, both domestic and foreign, impact its operations. Changes in law could affect the competitive environment in which the Corporation operates, broaden or narrow the scope of permitted activities of it and its competitors, facilitate or retard consolidation, impose higher costs or operating burdens and challenge the Corporation to adapt quickly and effectively to such changes.

Changes in fiscal, monetary, regulatory, trade and tax polices and laws. Changes in these policies and laws could affect the products and services the Corporation offers and therefore its revenues, as well as impose additional costs and expenses, such as higher taxes. Also, any significant changes will challenge the Corporation to adapt quickly and effectively.

Success in gaining regulatory approvals when required. The Corporation operates in a highly regulated environment, both within and outside the United States. If regulatory approval is required for an activity, product, service, acquisition or disposition and approval cannot be obtained on a timely basis, the Corporation could miss the opportunity and the particular benefits it presented.

The uncertainties inherent in the litigation process. At any given time, the Corporation is subject to various pending and threatened legal actions and proceedings. The Corporation evaluates the risks of these actions and proceedings within the context of current judicial decisions and legislative and regulatory interpretations. A trier of fact, either a judge or jury, could decide a case contrary to the Corporation’s evaluation of the relevant facts or law, and a court or regulatory agency could act to change existing law on a particular issue.

CAUTIONARY STATEMENT (continued)

The effects of recent and any further terrorist acts and the results of the war on terrorism. Terrorist acts could have a significant impact on economic activity and could cause the Corporation’s customers not to purchase, or delay purchasing, the Corporation’s products and services. In addition, the Corporation has in place business continuity and disaster recovery plans. Terrorists acts could, however, cause damage to the Corporation’s facilities or could cause delays or disruptions to its operations. The Corporation’s vendors and counterparties could be similarly affected;

as well as other risks and uncertainties detailed elsewhere or incorporated by reference in this Financial Annual Report and in subsequent reports filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. All statements speak only as of the date on which such statements are made, and the Corporation undertakes no obligation to update any statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

CONSOLIDATED INCOME STATEMENT

Mellon Financial Corporation (and its subsidiaries)

	Year ended Dec. 31,
(in millions, except per share amounts)	2003	2002	2001
Noninterest revenue
Trust and investment fee revenue:
Investment management	$1,413	$1,414	$1,375
Human resources & investor solutions	944	1,020	691
Institutional trust and custody	471	479	392
Securities lending revenue	69	75	97

Total trust and investment fee revenue	2,897	2,988	2,555
Cash management revenue (a)	309	273	225
Foreign exchange revenue	147	146	171
Other trading revenue	14	10	17
Financing-related revenue	141	147	97
Equity investment revenue	(6)	(28)	(380)
Other revenue (a)	69	59	56

Total fee and other revenue	3,571	3,595	2,741
Gains on sales of securities	62	59	—

Total noninterest revenue	3,633	3,654	2,741

Net interest revenue
Interest revenue	917	1,056	1,397
Interest expense	348	446	823

Net interest revenue	569	610	574
Provision for credit losses	7	172	(4)

Net interest revenue after provision for credit losses	562	438	578

Operating expense
Staff expense	1,902	1,850	1,537
Professional, legal and other purchased services	425	386	346
Net occupancy expense	265	246	219
Equipment expense	232	221	157
Business development	108	131	117
Communications expense	106	110	95
Amortization of goodwill	—	—	73
Amortization of other intangible assets	19	15	7
Other expense	150	147	94

Total operating expense	3,207	3,106	2,645

Income
Income from continuing operations before income taxes and cumulative effect of accounting change	988	986	674
Provision for income taxes	311	323	239

Income from continuing operations before cumulative effect of accounting change	677	663	435
Cumulative effect of accounting change, net of tax	(7)	—	—

Income from continuing operations	670	663	435
Discontinued operations:
Income (loss) from operations, net of tax	(1)	7	113
Net gain on disposals, net of tax	32	12	770

Income from discontinued operations (net of tax (credit) expense of $(14), $11 and $502)	31	19	883

Net income	$701	$682	$1,318

-continued-

CONSOLIDATED INCOME STATEMENT (continued)

Mellon Financial Corporation (and its subsidiaries)

	Year ended Dec. 31,
(share amounts in thousands)	2003	2002	2001
Earnings per share (b)
Basic:
Income from continuing operations before cumulative effect of accounting change	$1.59	$1.52	$.92
Cumulative effect of accounting change	(.02)	—	—

Continuing operations	$1.57	$1.52	$.92
Discontinued operations	$.07	$.04	$1.87

Net income	$1.64	$1.56	$2.79
Diluted:
Income from continuing operations before cumulative effect of accounting change	$1.57	$1.51	$.91
Cumulative effect of accounting change	(.01)	—	—

Continuing operations	$1.56	$1.51	$.91
Discontinued operations	$.07	$.04	$1.85

Net income	$1.63	$1.55	$2.76

Shares outstanding
Basic average shares outstanding	426,182	436,253	472,684
Common stock equivalents (c)	4,536	2,936	5,028

Diluted average shares outstanding	430,718	439,189	477,712

(a)	In the fourth quarter of 2003, merchant card fee revenue was reclassified from cash management revenue to other revenue. Merchant card revenue totaled $37 million, $12 million and $14 million in 2003, 2002 and 2001, respectively. Prior period amounts have been reclassified.

(b)	Calculated based on unrounded numbers.

(c)	Options to purchase 26,972 and 21,919 and 3,905 shares of common stock were not included in the computation of diluted earnings per common share because the options’ exercise prices were greater than the average market prices of the common shares for 2003, 2002 and 2001, respectively.

See accompanying Notes to Financial Statements.

CONSOLIDATED BALANCE SHEET

Mellon Financial Corporation (and its subsidiaries)

	Dec. 31,
(dollar amounts in millions)	2003	2002
Assets
Cash and due from banks	$2,602	$2,728
Interest-bearing deposits with banks	2,775	1,770
Federal funds sold and securities under resale agreements	703	2,229
Other money market investments	216	161
Trading account securities	266	792
Securities available for sale	10,690	11,054
Investment securities (approximate fair value of $308 and $548)	297	527
Loans, net of unearned discount of $30 and $37	7,467	8,438
Reserve for loan losses	(103)	(127)

Net loans	7,364	8,311
Premises and equipment	668	704
Goodwill	2,194	2,065
Other intangibles	100	114
Assets of discontinued operations	187	—
Other assets	5,921	5,776

Total assets	$33,983	$36,231

Liabilities
Noninterest-bearing deposits in domestic offices	$6,054	$11,074
Interest-bearing deposits in domestic offices	9,355	7,709
Interest-bearing deposits in foreign offices	5,434	3,874

Total deposits	20,843	22,657
Federal funds purchased and securities under repurchase agreements	754	733
Term federal funds purchased	146	208
Commercial paper	10	9
U.S. Treasury tax and loan demand notes	6	6
Other funds borrowed	168	613
Reserve for unfunded commitments	75	52
Other liabilities	2,861	3,017
Notes and debentures (with original maturities over one year)	4,209	4,493
Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities (a)	1,057	—
Guaranteed preferred beneficial interests in capital debt securities issued by consolidated trusts (a)	—	1,048
Liabilities of discontinued operations	152	—

Total liabilities	30,281	32,836

Shareholders’ equity
Common stock—$.50 par value
Authorized—800,000,000 shares Issued 588,661,920 shares	294	294
Additional paid-in capital	1,901	1,886
Retained earnings	5,934	5,514
Accumulated unrealized gain, net of tax	26	41
Treasury stock of 161,629,563 and 157,880,343 shares, at cost	(4,453)	(4,340)

Total shareholders’ equity	3,702	3,395

Total liabilities and shareholders’ equity	$33,983	$36,231

(a)	Trust-preferred securities were deconsolidated at Dec. 31, 2003. See Note 15 for a further discussion.

See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

Mellon Financial Corporation (and its subsidiaries)

	Year ended Dec. 31,
(in millions)	2003	2002	2001
Cash flows from operating activities
Net income	$701	$682	$1,318
Income from discontinued operations	31	19	883

Net income from continuing operations	670	663	435
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Cumulative effect of accounting change	7	—	—
Amortization of goodwill and other intangible assets	19	15	80
Depreciation and other amortization	147	136	98
Deferred income tax (benefit) expense	155	(43)	(98)
Provision for credit losses	7	172	(4)
Net gains on sales of securities	(62)	(59)	—
Pension credit	(28)	(97)	(120)
Net gains on dispositions of acquired property	—	(1)	(1)
Net (increase) decrease in accrued interest receivable	12	11	16
Net (increase) decrease in receivables	(75)	(79)	9
Net (increase) decrease in trading account securities	14	57	(1)
Net increase (decrease) in accrued interest payable, net of amounts prepaid	(21)	10	(18)
Net increase (decrease) in accounts payable	(71)	43	19
Net increase (decrease) in incentives and bonuses payable	28	27	—
Net increase (decrease) from other operating activities	—	(150)	1,163

Net cash provided by continuing operations	802	705	1,578
Net effect of discontinued operations	(14)	(603)	2,399

Net cash provided by (used in) operating activities	788	102	3,977

Cash flows from investing activities
Net (increase) decrease in term deposits and other money market investments	(1,060)	2,334	(2,173)
Net (increase) decrease in federal funds sold and securities under resale agreements	1,526	(1,303)	891
Purchases of securities available for sale	(14,309)	(14,795)	(34,635)
Proceeds from sales of securities available for sale	2,200	3,322	1,144
Proceeds from maturities of securities available for sale	12,422	9,341	32,854
Purchases of investment securities	(9)	(4)	(15)
Proceeds from maturities of investment securities	236	243	266
Net principal (advances) repayments of loans to customers	681	(1,195)	134
Loan portfolio purchases	(116)	(21)	—
Proceeds from sales and securitizations of loan portfolios	389	1,182	1,292
Purchases of premises and equipment	(133)	(209)	(167)
Net cash disbursed in purchase of Unifi Network	—	(285)	—
Net cash disbursed in purchase of HBV Capital Management	—	(19)	—
Net cash disbursed in purchase of remaining 5% (2002) and 20% (2001) interest in Newton Management Limited	—	(54)	(184)
Net cash disbursed in purchase of Henderson Private Asset Management Business	(13)	(23)	—
Net cash disbursed in purchase of Standish, Ayer & Wood	(13)	—	(160)
Net cash disbursed in purchase of Eagle Investment Systems	—	—	(47)
Net cash disbursed in purchase of Van Deventer & Hoch	—	—	(13)
Net cash disbursed in other acquisitions	(7)	(31)	—
Net decrease from other investing activities	(203)	(260)	(143)

Net cash provided by (used in) investing activities	1,591	(1,777)	(956)

-continued-

CONSOLIDATED STATEMENT OF CASH FLOWS (continued)

Mellon Financial Corporation (and its subsidiaries)

	Year ended Dec. 31,
(in millions)	2003	2002	2001
Cash flows from financing activities
Net increase (decrease) in deposits	(1,814)	1,942	(381)
Net increase (decrease) in federal funds purchased and securities under repurchase agreements	21	(92)	(246)
Net increase (decrease) in other funds borrowed	46	(122)	(94)
Net increase (decrease) in U.S. treasury tax and loan demand notes	—	(100)	(346)
Net increase (decrease) in term federal funds purchased	(62)	161	16
Net increase (decrease) in commercial paper	1	1	(108)
Repayments of longer-term debt	(603)	(409)	(224)
Net proceeds from issuance of longer-term debt	357	693	647
Dividends paid on common stock	(243)	(213)	(388)
Proceeds from issuance of common stock	40	51	77
Repurchase of common stock	(257)	(698)	(2,013)

Net cash provided by (used in) financing activities	(2,514)	1,214	(3,060)
Effect of foreign currency exchange rates	9	12	(2)

Change in cash and due from banks
Net decrease in cash and due from banks	(126)	(449)	(41)
Cash and due from banks at beginning of year	2,728	3,177	3,218

Cash and due from banks at end of year	$2,602	$2,728	$3,177

Supplemental disclosures
Interest paid	$369	$436	$841
Net income taxes paid (a)	250	863	521

(a)	Includes discontinued operations.

See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

Mellon Financial Corporation (and its subsidiaries)

(in millions)	Common stock	Additional paid-in capital	Retained earnings	Accumulated unrealized gain (loss), net of tax	Treasury stock	Total share- holders’ equity
Balance at Dec. 31, 2000	$294	$1,837	$4,270	$(38)	$(2,211)	$4,152
Comprehensive results:
Net income	—	—	1,318	—	—	1,318
Other comprehensive results, net of tax	—	—	—	68	—	68
Reclassification adjustment	—	—	—	—	—	—

Total comprehensive results	—	—	1,318	68	—	1,386
Dividends on common stock at $0.82 per share	—	—	(388)	—	—	(388)
Repurchase of common stock	—	—	—	—	(2,013)	(2,013)
Common stock issued under the 401(k) Retirement Savings Plan	—	—	(2)	—	26	24
Exercise of stock options	—	32	(92)	—	156	96
Common stock issued under the Employee Stock Purchase Plan	—	—	(4)	—	20	16
Common stock issued under Direct Stock Purchase and Dividend Reinvestment Plan	—	—	(1)	—	18	17
Common stock issued in connection with the Eagle Investment Systems acquisition	—	—	—	—	164	164
Other	—	1	(14)	—	41	28

Balance at Dec. 31, 2001	$294	$1,870	$5,087	$30	$(3,799)	$3,482

Comprehensive results:
Net income	—	—	682	—	—	682
Other comprehensive results, net of tax	—	—	—	36	—	36
Reclassification adjustment	—	—	—	(25)	—	(25)

Total comprehensive results	—	—	682	11	—	693
Dividends on common stock at $0.49 per share	—	—	(213)	—	—	(213)
Repurchase of common stock	—	—	—	—	(698)	(698)
Common stock issued under the 401(k) Retirement Savings Plan	—	1	(1)	—	33	33
Exercise of stock options	—	14	(26)	—	45	33
Common stock issued under the Employee Stock Purchase Plan	—	—	(4)	—	27	23
Common stock issued under Direct Stock Purchase and Dividend Reinvestment Plan	—	—	—	—	10	10
Other	—	1	(11)	—	42	32

Balance at Dec. 31, 2002	$294	$1,886	$5,514	$41	$(4,340)	$3,395

Comprehensive results:
Net income	—	—	701	—	—	701
Other comprehensive results, net of tax	—	—	—	44	—	44
Reclassification adjustment	—	—	—	(59)	—	(59)

Total comprehensive results	—	—	701	(15)	—	686
Dividends on common stock at $0.57 per share	—	—	(243)	—	—	(243)
Repurchase of common stock	—	—	—	—	(257)	(257)
Common stock issued under the 401(k) Retirement Savings Plan	—	1	(1)	—	36	36
Exercise of stock options	—	13	(18)	—	38	33
Common stock issued under the Employee Stock Purchase Plan	—	—	(1)	—	12	11
Common stock issued under Direct Stock Purchase and Dividend Reinvestment Plan	—	—	(1)	—	11	10
Common stock issued in connection with The Arden Group, Inc. acquisition	—	1	—	—	10	11
Other	—	—	(17)	—	37	20

Balance at Dec. 31, 2003	$294	$1,901	$5,934	$26	$(4,453)	$3,702

See accompanying Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS

1.	Accounting policies

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

The income statement and balance sheet include results of acquired businesses, accounted for under the purchase method of accounting pursuant to SFAS No. 141 “Business Combinations,” and equity investments from the dates of acquisition. The Corporation records any contingent purchase payments when the amounts are resolved and become payable.

The Parent Corporation financial statements in Note 31 include: the accounts of the Corporation; those of a wholly owned financing subsidiary that functions as a financing entity for the Corporation and its subsidiaries by issuing commercial paper and other debt guaranteed by the Corporation; and MIPA, LLC, a single member company, created to hold and administer corporate owned life insurance. Financial data for the Corporation, the financing subsidiary and the single member company are combined for financial reporting purposes because of the limited function of these entities and the unconditional guarantee by the Corporation of their obligations.

The Corporation considers the underlying facts and circumstances of individual transactions when assessing the appropriateness of consolidating a variable interest entity (VIE). The Corporation’s assessment focuses on its ability to influence or control a VIE as well as the dispersion of risk and rewards attributable to a VIE. In cases where the Corporation transfers financial assets to a VIE, the VIE must represent a qualifying special purpose entity (QSPE) or the Corporation would continue to consolidate the transferred financial assets. QSPE status is achieved when all conditions specified in SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” are met. Those conditions focus on whether the entity is demonstrably distinct from the Corporation, limited to only permitted activities, limited on what assets the QSPE may hold, and limited on sales or other dispositions of assets. The Corporation also obtains the required true-sale opinions from outside counsel on all securitizations. The Corporation has determined that all of its securitization trusts are QSPEs.

Nature of operations

The Corporation is a global financial services company providing a broad range of financial products and services in domestic and selected international markets. Through its six core business sectors (Institutional Asset Management, Mutual Funds, Private Wealth Management, Asset Servicing, Human Resources & Investor Solutions and Treasury Services), the Corporation serves two distinct major classes of customers - corporations and institutions and high net worth individuals. For corporations and institutions, the Corporation provides investment management, trust and custody, foreign exchange, securities lending, performance analytics, fund administration, outsourcing solutions for investment managers, retirement and employee benefits consulting, outsourcing services for benefit plans, comprehensive end-to-end human resources outsourcing solutions,

NOTES TO FINANCIAL STATEMENTS (continued)

1.	Accounting policies (continued)

shareholder services, treasury management and banking services. For individuals, the Corporation provides mutual funds and wealth management. The Corporation’s asset management businesses, which include The Dreyfus Corporation, Founders Asset Management, LLC and Standish Mellon Asset Management Company LLC in the United States and Newton Investment Management in Europe, as well as a number of additional investment management boutiques, provide investment products in many asset classes and investment styles. While the Corporation’s largest domestic subsidiaries primarily are headquartered in the Northeast and mid-Atlantic regions, most of its products and services are offered globally. The Corporation’s customer base is well diversified and primarily domestic, with a growing international presence.

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

Venture capital investments

Venture capital investments, which include both direct investments in companies and investments in private equity funds, are reported at estimated fair values. Changes in estimated fair values and gains and losses from sales are recognized in equity investment revenue. The fair value estimates of the investments are based upon available information and may not necessarily represent amounts that will ultimately be realized, which depend on future events and circumstances. The valuation procedures applied to direct investments include market prices, if available, consideration of economic and market conditions, current and projected financial performance of the investee company, and the investee company’s management team. The valuation procedures applied to private equity fund investments include consideration of economic and market conditions and an evaluation of the private equity manager’s valuation techniques. Direct venture capital investments include both equity and mezzanine investments. Direct mezzanine investments in the form of subordinated debt are included in loans on the balance sheet, while equity investments are included in other assets. Indirect investments in private equity funds are included in other assets. The Corporation’s policy regarding venture capital investments has been identified as a “critical accounting policy” as it is regarded to be critical to the presentation of the Corporation’s financial statements since it requires management to make numerous complex and subjective estimates and valuation assumptions relating to amounts which are inherently uncertain.

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

A loan is considered to be impaired, as defined by SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” when it is probable that the Corporation will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. The Corporation reviews all loans of $1 million or greater, or in the case of certain banking subsidiaries, loans that are greater than $250 thousand where there is a significant credit concern for potential impairment. An impairment reserve is then measured on the loans which meet the definition of an impaired loan per SFAS No. 114. Personal nonaccrual loans are not tested for impairment because they are included in large groups of smaller-balance homogeneous loans that, by definition along with leases, are excluded from the scope of SFAS No. 114.

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

Reserve for loan losses and reserve for unfunded commitments

The reserve for loan losses, shown as a valuation allowance to loans, and the liability reserve for unfunded commitments are referred to as the Corporation’s reserve for credit exposure. The accounting policy for the determination of the adequacy of the reserve has been identified as a “critical accounting policy” as it is regarded to be critical to the presentation of the Corporation’s financial statements.

The reserve for loan losses is maintained to absorb losses inherent in the loan portfolio as of the balance sheet date based on management’s judgment. The reserve determination methodology is designed to provide procedural discipline in assessing the appropriateness of the reserve. This methodology is based substantially upon risk-weighted historical experience in the portfolio, but also includes loan-by-loan reviews as well as a review by portfolio. Qualitative factors that impact inherent losses and are considered in the establishment of reserves include historical experience; strategies for management of nonperforming loans; portfolio volume, quality, maturity and composition; portfolio and market concentrations; current economic conditions and other current factors. Credit losses are charged against the reserve. Recoveries are added to the reserve.

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

Identified intangible assets and goodwill

Identified intangible assets with estimable lives are amortized using the straight-line method over their remaining estimated benefit periods. Intangible assets with estimable lives are reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset. Goodwill on entities acquired prior to July 1, 2001, continued to be amortized until Dec. 31, 2001, on a straight-line basis over a remaining estimated benefit period of 19 years on a weighted average basis. Goodwill on entities acquired after June 30, 2001, was not amortized. Goodwill and intangibles with indefinite lives are assessed annually for impairment. Amortization of all goodwill was discontinued beginning in 2002.

Income taxes

Deferred taxes are recognized for the expected future tax consequences of existing differences between the financial reporting and tax reporting bases of assets and liabilities using enacted tax laws and rates. The Corporation files a consolidated federal income tax return.

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

The Corporation recognizes fee revenue earned under its outsourcing contracts, which generally have a three to five year contractual term, as services are provided. The Corporation recognizes revenue from non-refundable, up-front implementation fees using a straight-line method, commencing in the period the on-going services are performed through the expected term of the contractual relationship. Incremental direct set-up costs of implementation, up to the related implementation fee amount, are deferred and amortized over the same period that the related implementation fees are recognized. If a client terminates an outsourcing contract prematurely, the unamortized deferred incremental direct set-up costs and the unamortized deferred up-front implementation fees related to that contract are recognized in the period the contract is terminated. Consulting fee revenue is recognized as the services are provided. Fees for other services generally are recognized over the periods in which the related services are provided.

NOTES TO FINANCIAL STATEMENTS (continued)

1.	Accounting policies (continued)

Pensions

The Corporation provides pension benefits to substantially all of its salaried employees through its noncontributory, defined benefit pension plans. Employees are provided benefits that are based upon the employees’ years of service and compensation. The prepaid pension benefit is reported in other assets. The unfunded pension liability is recorded in other liabilities. Net periodic benefit credits are netted in staff expense. The Corporation’s accounting policy regarding pensions has been identified as a “critical accounting policy” as it is regarded to be critical to the presentation of the Corporation’s financial statements since it requires management to make numerous complex and subjective assumptions relating to amounts which are inherently uncertain. Refer to pages 105 and 106 for further discussion of the Corporation’s pension accounting policy.

Severance

The Corporation provides for severance benefits through the Mellon Financial Corporation Displacement Program or pursuant to applicable laws and regulations that specify the amount of displacement benefits to be paid if an eligible participant ceases their employment as a result of the elimination of their position. Generally, such benefits are based on the employee’s years of service. Severance expense is recorded when management commits to an action that will result in severance within the next 12 months and the amount of the liability can be reasonably estimated.

Derivative instruments used for risk management purposes

The Corporation enters into derivative instruments to manage its sensitivity to interest rate, currency and credit risk. This is accomplished by using these instruments to offset the inherent price, interest rate or currency risk of specific balance sheet assets or liabilities. Qualifying instruments are designated as hedges on the trade date. All derivative instruments are recognized on the balance sheet at their fair values. The fair value of contracts in a gain position is reported on the balance sheet in other assets and the fair value of contracts in a loss position is reported in other liabilities. In cases where counterparty netting agreements exist, only the net gain or loss on all eligible contracts with such counterparty is reported on the balance sheet. Derivatives designated as a hedge of changes in the fair value of an asset or liability or of a firm commitment attributable to a specified risk are considered to be fair value hedges. Derivatives designated as a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to an asset or liability are considered to be cash flow hedges. Derivatives can also be designated as foreign currency, fair value and cash flow hedges, and as hedges of a net investment in a foreign operation.

Changes in the fair value of a derivative that is highly effective and qualifies as a fair value hedge, along with the loss or gain on the hedged asset or liability that is attributable to the hedged risk (including losses or gains on firm commitments), are recorded in current period earnings. Changes in the fair value of a derivative that is highly effective and qualifies as a cash flow hedge are recorded in other comprehensive results, and reclassified into earnings in the same period or periods as the hedged item affects earnings. Changes in the fair value of derivatives that are highly effective and qualify as foreign currency hedges are recorded in either current period earnings or other comprehensive results, depending on whether the hedge transaction meets the criteria for a fair value or a cash flow hedge. If, however, a derivative or non-derivative financial instrument that may result in foreign currency transaction gains or losses is used as a hedge of a net investment in a foreign operation, the changes in fair value of the derivative or the foreign currency transaction on the non-derivative financial instrument, to the extent the hedge is effective, are recorded as foreign currency translation adjustments within other comprehensive results. Changes in the fair value of derivatives that do not qualify as hedges are recorded in current period earnings.

NOTES TO FINANCIAL STATEMENTS (continued)

1.	Accounting policies (continued)

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

For further discussion of hedging activity during 2003, 2002 and 2001, see the “Fair Value Hedges,” “Cash Flow Hedges” and “Hedges of Net Investment in Foreign Operations” sections on page 53. The information in those sections is incorporated by reference into these Notes to Financial Statements.

Derivative instruments used for trading activities

The Corporation enters into various derivative instruments to accommodate customers and for its proprietary trading activities. Derivative instruments that are based on specific market indices are also used to manage risk in other portfolios, such as start-up mutual fund investments. In addition, the Corporation enters into credit default swaps, which allow the transfer of credit risk from one party to another for a fee. These swaps, which do not qualify as hedges for accounting purposes, are used to hedge credit risk associated with commercial lending activities. Realized and unrealized changes in the fair value of derivative instruments used for trading activities are recognized in the income statement in foreign exchange revenue and other trading revenue in the period in

NOTES TO FINANCIAL STATEMENTS (continued)

1.	Accounting policies (continued)

which the changes occur. The fair value of contracts used for proprietary trading activities is reported as other assets or other liabilities.

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

Stock options

The Corporation maintains several stock-based employee compensation plans, which are described in Note 24. Prior to 2003, the Corporation accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. No stock-based employee compensation cost for stock options was reflected in 2002 or 2001 net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective Jan. 1, 2003, the Corporation adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” prospectively for all employee awards granted, modified, or settled after Jan. 1, 2003. During 2003, options totaling 6,895,557 were granted with a weighted-average fair value of $7.13. Stock option expense was determined by using the Black-Scholes option pricing model and totaled approximately $2 million after-tax in 2003.

Pro forma cost of stock options

As required to be disclosed by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of SFAS No. 123,” the following table illustrates the pro forma effect on income and earnings per share if the fair value based method had been applied to all awards in each period. Awards under the Corporation’s plans generally vest over periods of three or more years. Therefore, the cost related to stock-based employee compensation included in the determination of net income for 2003 is far less than that which would have been recognized if the fair value based method had been applied to all awards granted in prior periods.

Pro forma income from continuing operations (dollar amount in millions)	2003 (a)	2002	2001
Income as reported	$677	$663	$435
Add: Stock-based employee compensation expense, using prospective method, included in reported net income, net of tax (b)	18	16	10
Deduct: Total stock-based employee compensation expense, using retroactive restatement method, determined under fair value based method for all awards, net of tax (b)	(52)	(56)	(45)

Pro forma income	$643	$623	$400

Earnings per share:
Basic - as reported	$1.59	$1.52	$.92
Basic - pro forma	$1.51	$1.43	$.85
Diluted - as reported	$1.57	$1.51	$.91
Diluted - pro forma	$1.49	$1.42	$.84

(a)	Income as reported, before the cumulative effect of a change in accounting principle recorded in the first quarter of 2003.

(b)	Reported and pro forma results include compensation expense for restricted stock awards, net of tax, of $16 million, $16 million and $10 million for 2003, 2002 and 2001, respectively. In addition, stock option expense net of tax totaled approximately $2 million in 2003.

NOTES TO FINANCIAL STATEMENTS (continued)

1.	Accounting policies (continued)

The Black-Scholes option pricing model requires the use of subjective assumptions which can materially affect fair value estimates. Therefore, this model does not necessarily provide a reliable single measure of the fair value of the Corporation’s stock options or Employee Stock Purchase Plan (ESPP) shares. The fair value of each stock option granted in 2003, 2002 and 2001 and ESPP share in 2002 and 2001 was estimated on the date of the grant using the following weighted-average assumptions for 2003, 2002 and 2001, respectively: (1) expected dividend yields of 2.1%, 1.7% and 1.3%; (2) risk-free interest rates of 3.4%, 3.4% and 3.7%; (3) expected volatility of 27%, 33% and 33%; and (4) expected lives of options of 5.5 years, 5.7 years and 4.2 years.

2.	Adoption of new accounting standards

FIN 46 and FIN 46 Revised

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities.” The application of this Interpretation was immediate for variable interest entities (VIEs) created after Jan. 31, 2003. In December 2003 the FASB issued Interpretation No. 46, revised December 2003 (FIN 46 Revised), “Consolidation of Variable Interest Entities.” This Interpretation addresses consolidation by business enterprises of VIEs. A VIE is subject to the consolidation provisions of FIN 46 Revised if, by design, it cannot support its financial activities without additional subordinated financial support from other parties, it does not have equity investors with the ability to make decisions about its activities through voting or similar rights and its equity investors have voting rights that are not proportionate to their economic interests and the activities of the entity involved or are conducted on behalf of an equity investor with a disproportionately small voting interest. FIN 46 Revised requires a VIE to be consolidated by its primary beneficiary. The primary beneficiary is the party that holds variable interests that expose it to a majority of the entity’s expected losses and/or residual returns.

At Dec. 31, 2003, an entity had to apply either FIN 46 or FIN 46 Revised to entities that are considered special purpose entities. FIN 46 Revised is applicable for all entities no later than March 31, 2004. The effective date of FIN 46 Revised is also deferred for investment companies not subject to SEC Regulation S-X, Rule 6-03 (c)(1) and that account for their investments in accordance with specialized accounting guidance in the AICPA Audit and Accounting Guide, “Audits of Investment Companies”, until the AICPA finalizes its proposed Statement of Position on the scope of the Audit Guide.

As of Dec. 31, 2003, the Corporation applied FIN 46 to Three Rivers Funding Corporation (TRFC), a special purpose entity, which sold subordinated notes to an unrelated third party in 2003. As a result of that sale the Corporation is not the primary beneficiary. As of Dec. 31, 2003, FIN 46 Revised was applied to the Corporation’s two statutory business trusts that previously issued trust-preferred securities. The statutory business trusts, which are special purpose entities, were deconsolidated as of Dec. 31, 2003, since the Corporation is not the primary beneficiary. The structure of the statutory business trusts has not changed since they were established in 1996 and 1997. The junior subordinated debentures payable to the statutory business trusts are classified as “Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities,” on the Consolidated balance sheet. See Note 15 for a further description of the trust-preferred securities and junior subordinated debentures. The Corporation will continue to evaluate the applicability of FIN 46 Revised to TRFC and all other VIE’s so that by March 31, 2004, as required, a determination can be made as to whether such entities are to be consolidated as of that date.

NOTES TO FINANCIAL STATEMENTS (continued)

2.	Adoption of new accounting standards (continued)

Cumulative effect of a change in accounting principle

On Jan. 1, 2003, the Corporation adopted SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires an entity to record a liability for an obligation associated with the retirement of an asset and for certain lease transaction obligations at the time the liability is incurred by capitalizing the cost and depreciating it over the remaining useful life of that asset. The initial application of SFAS No. 143 was reported as a cumulative effect of a change in accounting principle in the income statement. The Corporation recognized a one-time after-tax charge of $7 million, or $.01 per share (pre-tax cost of $11 million), in the first quarter of 2003, for the establishment of a liability for obligations to restore leased facilities, principally outside the U.S., to their original condition at the end of the leases. The annual ongoing impact of this accounting standard, based on leases presently in effect, is an increase in occupancy expense of approximately $2 million pre-tax. The pro forma effect on prior periods of the adoption of this statement would not have been material to either the income statement or balance sheet.

Guarantees

In November 2002, the FASB issued Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This Interpretation requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after Dec. 31, 2002. At Dec. 31, 2003, the Corporation had a liability of $7 million related to standby letters of credit issued or modified in 2003. For details of guarantees, see “Other guarantees and indemnities” in the table on page 114 and related paragraphs that follow the table of Note 27 and the paragraphs under the subheading “Other guarantees and indemnities” on pages 116 and 117 of Note 27, as well as the Three Rivers Funding Corp. (TRFC) discussion on pages 90 and 91 of Note 7.

3.	Contingent and deferred consideration related to acquisitions

The Corporation completed three acquisitions during 2003 with total initial consideration of $18 million, including $11 million paid with the Corporation’s common stock. In addition, the Corporation made a scheduled cash payment of $12.5 million for the Standish Mellon acquisition, discussed below, and a $13 million contingent consideration cash payment for the Henderson Private Asset Management acquisition, for a total of $44 million paid in 2003. The Corporation records contingent purchase payments when amounts are resolved and become issuable. At Dec. 31, 2003, the Corporation was potentially obligated to pay contingent additional consideration of a minimum expected amount of approximately $25 million to a maximum expected amount of approximately $65 million for all acquisitions, over the next four years, depending on the performance of the acquired companies. None of the contingent additional consideration was recorded as goodwill at Dec. 31, 2003. In addition, the Corporation is obligated to pay deferred consideration in equal annual installments of $12.5 million for a total of $50 million, for the Standish Mellon acquisition, the first of which was paid in the third quarter of 2003, leaving a remaining obligation of $37.5 million. The $47 million net present value of this obligation was recorded as additional goodwill in the fourth quarter of 2002.

The Corporation owns 70% of Mellon Brascan Asset Management S.A., a Brazilian institutional asset management and asset servicing company. The minority interest owners have exercised a “put” right which obligates a subsidiary of the Corporation to purchase the remaining 30% of the company. The purchase price, as defined, is based on the levels of assets under management and under administration, among other things. The Corporation and the minority interest owners currently disagree on the methodology of how to compute the

NOTES TO FINANCIAL STATEMENTS (continued)

3.	Contingent and deferred consideration related to acquisitions (continued)

purchase price and are in the process of submitting the dispute to binding arbitration. The Corporation offered $4 million for the remaining 30% of the company and the minority interest owners made an initial request of $42 million.

4.	Discontinued operations

In the fourth quarter of 2003, the Corporation adopted discontinued operations accounting for the fixed income trading business of Mellon Investor Services, which was sold to Bonds Direct Securities LLC, a majority owned subsidiary of Jefferies Group, Inc., in December 2003. As part of the Corporation’s streamlining of the organizational structure of the HR&IS sector, it was decided that this business was no longer consistent with the sector’s strategic objectives. At the time of the sale, the business held approximately $305 million of trading account securities and approximately $280 million of other borrowed funds. Securities and other assets not purchased by Bonds Direct Securities totaled $187 million at Dec. 31, 2003 and are expected to be sold by June 30, 2004. In 2003 this business generated $4 million of net interest revenue, $12 million of securities trading gains and $18 million of operating expenses, for a $2 million pre-tax loss. The Corporation recorded a gain of less than $1 million on this transaction.

Reflected as discontinued operations in all income statements presented are the results of the fixed income trading business as well as the results of regional consumer banking, small business banking, and certain middle market banking operations, which were sold to Citizens Financial Group, Inc. (Citizens) in December 2001; the Mellon Leasing Corporation businesses that served mid-sized corporations and vendors of small ticket equipment, and Mellon Business Credit, which were sold in June 2001; Dreyfus Brokerage Services which served retail consumers nationally, which was sold in January 2002; the Corporation’s jumbo mortgage business which served consumers nationally, which was sold in part to Citizens and the balance disposed of through portfolio sales and securitizations; and the disposition in December 2001 of loans and loan commitments to middle market companies not sold to Citizens. Because the lines of business included in discontinued operations were discrete lines of business serving classes of customers no longer served by the Corporation’s continuing lines of business, the disposition of these businesses has no material impact on continuing operations going forward.

In accordance with GAAP, earnings of the discontinued businesses are shown separately in the income statement for all periods presented, where applicable. All information in these Financial Statements and Notes reflects continuing operations, before the cumulative effect of a change in accounting principle recorded in the first quarter of 2003, unless otherwise noted. During the third quarter of 2002, the Corporation completed the conversion of customer deposit accounts and loans to Citizens. The Corporation had been administering these accounts under a transitional service agreement until Citizens was able to convert these accounts to its systems. This was the final step of a transition process that began following the 2001 sale. As of Dec. 31, 2002, there were no remaining assets or liabilities in discontinued operations from this transaction.

The after-tax gain on disposals of $32 million in 2003 primarily related to an income tax benefit of $20 million based on the determination of the tax deductibility of a consolidated loss, relating to the sale of Dreyfus Brokerage Services, as well as the favorable resolution of estimates made at the time of the disposition of other discontinued businesses. The after-tax gain of $12 million in 2002 primarily resulted from the resolution of sale-related issues that were uncertain at the time of the dispositions, and favorable customer retention. The after-tax gain of $770 million in 2001 resulted from a net gain of $1.030 billion after-tax on the Citizens transaction; an $89 million after-tax net loss on the sale of Dreyfus Brokerage Services; an $86 million after-tax loss on the disposal of loans and commitments made to middle market customers that were not sold to Citizens; a $16 million after-tax gain on the securitizations or sale of nearly all of the jumbo mortgages; and a $101 million after-tax net loss on the sale of the Mellon Leasing Corporation businesses that served mid-sized corporations and vendors of small ticket equipment, and Mellon Business Credit.

NOTES TO FINANCIAL STATEMENTS (continued)

4.	Discontinued operations (continued)

Income from discontinued operations (in millions)	2003	2002	2001
Income (loss) from operations (net of tax (credit) expense of $(1), $3 and $65) (a)	$(1)	$7	$113
Net gain on disposals (net of tax (credit) expense of $(13), $8 and $437)	32	12	770

Income from discontinued operations after-tax	$31	$19	$883

(a)	Revenue from discontinued operations totaled $16 million in 2003, $92 million in 2002 and $840 million in 2001.

Discontinued operations assets and liabilities (in millions)	Dec. 31, 2003		Dec. 31, 2002
Trading account assets	$155	(a)	$—
Other assets	32		—

Total assets	$187		$—

Other borrowed funds	$151		$—
Other liabilities	1		—

Total liabilities	$152		$—

(a)	At Jan. 31, 2004 all but $7 million of these assets had been sold, at a loss of less than $1 million.

There were no derivatives used for risk management purposes for discontinued operations at Dec. 31, 2003 and Dec. 31, 2002.

5.	Cash and due from banks

Cash and due from banks includes reserve balances that the Corporation’s subsidiary banks are required to maintain with a Federal Reserve bank. These required reserves are based primarily on deposits outstanding and were $233 million at Dec. 31, 2003, and $250 million at Dec. 31, 2002. These balances averaged $193 million in 2003 and $258 million in 2002.

6.	Securities

Gross realized gains were $62 million and $59 million, and gross realized losses were less than $1 million, on sales of securities available for sale in 2003 and 2002, respectively. Gross realized gains and losses on the sale of securities available for sale were each $1 million or less in 2001. After-tax net gains on the sales of securities were $40 million and $38 million in 2003 and 2002, respectively, and less than $1 million in 2001. At Dec. 31, 2003, and Dec. 31, 2002, there were no issuers, other than U.S. Government and its agencies, where the aggregate book value of securities exceeded 10% of shareholders’ equity.

NOTES TO FINANCIAL STATEMENTS (continued)

6.	Securities (continued)

Securities available for sale	Dec. 31, 2003				Dec. 31, 2002
(in millions)	Amortized cost	Gross unrealized		Fair value	Amortized cost	Gross unrealized		Fair value
		Gains	Losses			Gains	Losses
U.S. Treasury	$471	$—	$—	$471	$270	$—	$—	$270
U.S. agency mortgage-backed	8,772	62	63	8,771	8,487	164	8	8,643
Other U.S. agency	5	1	—	6	176	1	—	177

Total U.S. Treasury and agency securities	9,248	63	63	9,248	8,933	165	8	9,090
Obligations of states and political subdivisions	547	13	3	557	484	14	—	498
Other securities:
Other mortgage backed	743	2	3	742	1,245	19	—	1,264
Bonds, notes and preferred stock	125	—	—	125	182	—	—	182
Other	20	—	2	18	21	—	1	20

Total other securities	888	2	5	885	1,448	19	1	1,466

Total securities available for sale	$10,683	$78	$71	$10,690	$10,865	$198	$9	$11,054

Contractual maturity distribution of securities available for sale at Dec. 31, 2003 (dollar amounts in millions)	U.S. Treasury	U.S. agency mortgage- backed	Other U.S. agency	Total U.S. Treasury and agency	Obligations of states and political subdivisions	Other securities	Total securities available for sale
Within one year
Amortized cost	$464	—	—	$464	—	$23	$487
Fair value	$464	—	—	$464	—	$23	$487
Yield	.97%	—	—	.97%	—	2.93%	1.07%
1 to 5 years
Amortized cost	$7	—	$5	$12	$5	$13	$30
Fair value	$7	—	$6	$13	$6	$13	$32
Yield	3.19%	—	6.49%	4.47%	2.60%	3.40%	3.82%
5 to 10 years
Amortized cost	—	—	—	—	$50	$4	$54
Fair value	—	—	—	—	$51	$4	$55
Yield	—	—	—	—	7.03%	5.20%	6.89%
Over 10 years
Amortized cost	—	—	—	—	$492	$105	$597
Fair value	—	—	—	—	$500	$103	$603
Yield	—	—	—	—	7.22%	6.20%	7.05%
Mortgage-backed securities
Amortized cost	—	$8,772 (a)	—	$8,772	—	$743 (a)	$9,515
Fair value	—	$8,771	—	$8,771	—	$742	$9,513
Yield	—	3.69%	—	3.69%	—	3.21%	3.65%

Total amortized cost	$471	$8,772	$5	$9,248	$547	$888	$10,683
Total fair value	$471	$8,771	$6	$9,248	$557	$885	$10,690
Total yield	1.01%	3.69%	6.49%	3.56%	7.15%	3.55%	3.74%
Weighted average contractual years to maturity	.36	N/M	4.58	.41 (b)	15.07	N/M

N/M — Not meaningful.

(a)	The average expected lives of “U.S. agency mortgage-backed” and “Other mortgage-backed” securities were approximately 1.8 years and 2.8 years, respectively, at Dec. 31, 2003.

(b)	Excludes maturities of “U.S. agency mortgage-backed” securities.

Note: Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

NOTES TO FINANCIAL STATEMENTS (continued)

6.	Securities (continued)

Investment securities	Dec. 31, 2003				Dec. 31, 2002
(held to maturity) (in millions)	Amortized cost	Gross unrealized		Fair value	Amortized cost	Gross unrealized		Fair value
		Gains	Losses			Gains	Losses
U.S. agency mortgage-backed	$243	$11	$—	$254	$455	$21	$—	$476
Obligations of states and political subdivisions	—	—	—	—	25	—	—	25
Other securities:
Stock of Federal Reserve Bank	53	—	—	53	45	—	—	45
Other mortgage-backed	1	—	—	1	2	—	—	2

Total other securities	54	—	—	54	47	—	—	47

Total investment securities	$297	$11	$—	$308	$527	$21	$—	$548

Contractual maturity distribution of investment securities (held to maturity) at Dec. 31, 2003 (dollar amounts in millions)	U.S. agency mortgage - backed	Stock of Federal Reserve Bank(a)	Other mortgage - backed	Total investment securities
Over 10 years
Amortized cost	—	$53	—	$53
Fair value	—	$53	—	$53
Yield	—	6.00%	—	6.00%
Mortgage-backed securities
Amortized cost	$243	—	$1	$244
Fair value	$254	—	$1	$255
Yield	6.21%	—	4.14%	6.20%

Total amortized cost	$243	$53	$1	$297
Total fair value	$254	$53	$1	$308
Total yield	6.21%	6.00%	4.14%	6.16%
Weighted average contractual years to maturity	— (b)	—	— (b)

(a)	No stated maturity.

(b)	The average expected lives of “U.S. agency mortgage-backed” and “Other mortgage-backed” securities were approximately 3.5 years and 2.2 years, respectively, at Dec. 31, 2003.

Note: Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

Securities available for sale, investment securities, trading account securities and loans with book values of $8.4 billion at Dec. 31, 2003 and $10.1 billion at Dec. 31, 2002 were required to be pledged to secure public and trust deposits, repurchase agreements and for other purposes. Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The collateral received from or provided to third parties under resale or repurchase agreements can be sold or repledged by the holder of the collateral. The fair value of collateral received totaled $234 million and the fair value of collateral provided totaled $261 million, under these agreements at Dec. 31, 2003. The fair value of collateral either received from or provided to a third party is continually monitored and additional collateral is obtained from, or requested to be returned to, the Corporation as deemed appropriate.

NOTES TO FINANCIAL STATEMENTS (continued)

6.	Securities (continued)

Temporarily impaired securities

The following table shows gross unrealized losses and fair values of the Corporation’s investments, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at Dec. 31, 2003.

Temporarily impaired securities	Less than 12 months		12 months or more		Total
(in millions)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
U.S. agency mortgage-backed	$3,127	$63	$—	$—	$3,127	$63
Obligations of states and political subdivisions	83	3	—	—	83	3
Other securities:
Other mortgage backed	307	3	—	—	307	3
Other	—	—	4	2	4	2

Total temporarily impaired securities	$3,517	$69	$4	$2	$3,521	$71

The unrealized loss of $71 million primarily relates to U.S. agency mortgage-backed securities. The decline in the fair value of securities classified as available-for-sale and investment (held-to-maturity) securities primarily resulted from interest rate fluctuations. Approximately 98% of temporarily impaired securities have been in a continuous unrealized loss position for less than 12 months. Management believes the collection of the contractual principal and interest is probable and therefore all impairment is considered to be temporary. There are approximately 550 positions that are temporarily impaired. As shown on pages 86 and 87, unrealized gains totaled $89 million in the available-for-sale and investment portfolios at Dec. 31, 2003.

7.	Loans

For details of the loans outstanding at Dec. 31, 2003 and 2002, see the 2003 and 2002 columns of the “Composition of loan portfolio at year-end” table on page 39. The information in those columns is incorporated by reference into these Notes to Financial Statements.

For details of the nonperforming and past-due loans at Dec. 31, 2003 and 2002, see the amounts in the 2003 and 2002 columns of the “Nonperforming assets at year-end” and “Past-due loans at year-end” tables on pages 42 and 44, respectively. The information in those columns is incorporated by reference into these Notes to Financial Statements. For details on impaired loans at Dec. 31, 2003, 2002, and 2001, see the amounts in the “Impaired loans” table on page 43. The information in that table is incorporated by reference into these Notes to Financial Statements. There was no foregone interest on restructured loans in 2003, 2002 and 2001.

Loan securitizations

In 2003, the Corporation securitized insurance premium finance loans which at Dec. 31, 2003 exchange rates totaled $154 million (or Canadian dollar 200 million), recognizing a net pre-tax gain of $2 million that was recorded in financing-related revenue.

NOTES TO FINANCIAL STATEMENTS (continued)

7.	Loans (continued)

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

The Corporation has retained servicing responsibilities and retained subordinated interests in automobile, home equity lines of credit (HELOC) and insurance premium financing securitizations as well as servicing responsibilities for home equity installment loans (HEIL) and jumbo residential mortgages securitizations. The Corporation receives annual servicing fees of 0.25% or 0.375% for mortgage loans, 0.5% for automobile, HELOC and insurance premium finance loans, and .36% for the HEIL loans, of the outstanding balance. The Corporation receives excess servicing fees after the investors in the securitization trust have received the return for which they contracted. The investors and the securitization trusts have no recourse to the Corporation’s other assets for failure of debtors to pay when due. The Corporation’s retained interests are subordinate to investor’s interests. Their value is subject to credit, prepayment, and interest rate risks on the transferred financial assets.

Key economic assumptions used in measuring the retained interests on the date of securitization in 2003 for the insurance premium finance loans were as follows: a monthly prepayment rate of 2%; a weighed average life of .3 years; expected annual credit losses of .4%; and residual cash flows discounted at 12%.

At Dec. 31, 2003, key economic assumptions used in measuring the retained interests in securitizations are reflected in the following table and paragraph:

Assumptions	HELOC Loans Dec. 31,		Automobile Loans Dec. 31,		Jumbo Residential Mortgage Loans (a) Dec. 31,		Insurance Premium Finance Loans Dec. 31,
(dollar amounts in millions)	2003	2002	2003	2002	2003	2002	2003	2002
Carrying amount/fair value of retained interests	$14	$21	$2	$10	$9	$14	$30	$28
Weighted-average life (in years)	1.5	1.5	.6	.8	4.4	3	.3	.3
Prepayment speed assumption (annual rate)	46%	55%	62%	28%	24%	36%	2%	2%
Expected credit losses (annual rate)	.1%	.1%	3.65%	2.74%	—	—	.4%	.4%
Residual cash flows discount rate (annual)	9%	9%	10%	10%	N/A	N/A	12%	12%

(a)	The fair value of the servicing assets related to the jumbo residential mortgage securitizations was $14 million and $17 million at Dec. 31, 2003 and 2002, respectively.

N/A - Not applicable

The current fair values of the retained interests are sensitive to changes in the assumptions shown in the table above. The sensitivity to an immediate adverse change of 10% to 20% in those assumptions would result in a less than $3 million decrease in each of the fair values.

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

NOTES TO FINANCIAL STATEMENTS (continued)

7.	Loans (continued)

Actual and projected static pool credit losses at Dec. 31, 2003, for the securitized automobile and HELOC loans are 2.24% and .23%, respectively. Credit losses on the insurance premium finance and jumbo residential mortgage loans have been and are expected to be minimal. Static pool losses are calculated by summing the actual and projected future credit losses and dividing them by the original balance of each pool of assets.

Cash flows received from and paid to securitized trusts	Year ended Dec. 31,
(in millions)	2003	2002	2001 (b)
Proceeds from new securitizations	$136	$953	$4,122
Proceeds from collections reinvested in prior securitizations	3,614	3,276	1,904
Servicing fees received	31	50	49
Other cash flows received on retained interests (a)	37	34	17
Servicing advances	—	2	7
Repayment of servicing advances	—	2	7

(a)	Represents total cash flows received from retained interests by the Corporation other than servicing fees. Other cash flows include, for example, all cash flows from interest-only strips and cash above the minimum required level in cash collateral accounts.

(b)	Includes discontinued operations.

The following table presents quantitative information about past due loans and net credit losses related to securitized financial assets and other assets managed together with them:

Asset quality data	Total Principal Amounts of Loans Dec. 31,		Principal Amount of Loans 90 Days or More Past Due Dec. 31,		Net Credit Losses Dec. 31,
(in millions)	2003	2002	2003	2002	2003	2002	2001
Loans held in portfolio	$1,009	$889	$1	$1	$1	$1	$2
Loans securitized (a)	3,580	5,094	26	25	5	7	9

Total loans managed or securitized (a)	$4,589	$5,983	$27	$26	$6	$8	$11

(a)	Excludes interest-only strips and servicing rights (or other retained interests) held for securitized assets.

Referral arrangements with Three Rivers Funding Corp. (TRFC), an asset-backed commercial paper entity

The Corporation’s primary banking subsidiary, Mellon Bank, N.A. (the Bank) has a referral relationship with TRFC, a special purpose entity that issues commercial paper. TRFC is owned by an independent third party and is not a subsidiary of either the Bank or the Corporation. Its financial results are not included in the financial statements of the Bank or the Corporation. TRFC was formed in 1990 and can issue up to $5 billion of commercial paper to make loans secured by, and to purchase, pools of receivables. The Bank operates as a referral agent and refers transactions to TRFC. The Bank provides all administrative services for TRFC.

Every transaction in TRFC is structured to provide substantial loss protection and minimize credit risk. Transactions are overcollateralized with customer receivables and structured to the equivalent of an investment grade credit rating before consideration of any liquidity or credit support by the Bank. By agreement, liquidity support is provided by the Bank up to the full amount of commercial paper outstanding. Such liquidity is provided through transaction specific funding agreements for individual sales of receivables from third parties. The Bank is obligated to provide liquidity support if collections on receivable pools are not sufficient to cover associated commercial paper that has matured and the receivables related to maturing commercial paper or proceeds from the issuance of commercial paper are insufficient to pay maturing commercial paper related to a

NOTES TO FINANCIAL STATEMENTS (continued)

7.	Loans (continued)

specific third party seller (not the Bank). An obligation to make purchases under the funding agreements continues as long as TRFC is not bankrupt and the amount of the purchase does not exceed the available liquidity commitment. Liquidity support is also provided in the event of noncredit related operational reasons, or if there were to be a systemic issue with the commercial paper market that would prevent the rollover of commercial paper. Finally, the Bank has also provided a letter of credit for TRFC in support of the commercial paper issued. The maximum exposure for the letter of credit is the lesser of $400 million or 8% of the outstanding commercial paper. A drawing under the letter of credit would occur only after the first loss credit enhancement, provided by a third party seller (not the Bank), built into each transaction is completely exhausted and there are not sufficient funds available from the liquidity providers to repay maturing commercial paper. The facilities that provide liquidity and credit support to TRFC are included in the Off-balance-sheet financial instruments with contract amounts that represent credit risk table in Note 27. The estimated liability for losses related to these arrangements, if any, is included in the reserve for unfunded commitments.

Fee revenue of $5 million was received from this entity in 2003 compared with $13 million in 2002, for the services and the liquidity and credit support facilities. Liquidity facility fees are determined by the structure of the transaction and the underlying credit risk. The calculation of the liquidity fee under each funding agreement is based on the outstanding amount of the commercial paper associated with each transaction in TRFC. Pricing on the TRFC letter of credit is based on the same criteria used by the Bank for standby letters of credit of similar risk characteristics. The calculation of the letter of credit fee is based on the aggregate amount of TRFC commercial paper outstanding reduced by the amount of commercial paper outstanding in connection with those transactions structured to the equivalent of a “AA” rating or higher. Fee revenue is recognized in the month the fees are earned.

At Dec. 31, 2003, TRFC’s receivables and commercial paper outstanding each totaled approximately $800 million, compared with $1.2 billion at Dec 31, 2002. A letter of credit provided by the Bank in support of TRFC’s commercial paper totaled $67 million at Dec. 31, 2003, compared with $99 million at Dec. 31, 2002. The Corporation’s maximum loss exposure related to TRFC, which is required to be disclosed under FIN 46, is the full amount of the liquidity facility, or approximately $800 million, at Dec. 31, 2003. However, the probability of this loss scenario is remote as it would mean that all of TRFC’s receivables were wholly uncollectible. Since TRFC’s formation in 1990, the Bank has not been required to fund under any liquidity support or under the letter of credit. In addition, the Bank has never purchased a receivable from TRFC or recorded a credit loss related to its relationship with TRFC. As a result of actions taken by TRFC, the Corporation is not the “primary beneficiary” of TRFC, as defined by FIN 46, and thus was not required to consolidate TRFC’s assets and liabilities into the Corporation’s financial statements at Dec. 31, 2003. The Corporation will continue to evaluate the applicability of FIN 46 Revised to TRFC and all other VIE’s so that by March 31, 2004, as required, a determination can be made as to whether such entities are to be consolidated.

8.	Reserve for credit exposure

For details of the reserve for credit exposure, see the 2003, 2002 and 2001 columns of the “Reserve activity” table on pages 46 and 47. The information in those columns is incorporated by reference into these Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS (continued)

9.	Premises and equipment

Premises and equipment	Dec. 31,
(in millions)	2003		2002
Land	$24		$26
Buildings	261		266
Equipment	855		777
Leasehold improvements	263	(a)	252

Subtotal	1,403		1,321
Accumulated depreciation and amortization	(735)		(617)

Total premises and equipment (b)	$668		$704

(a)	Includes $8 million related to the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations.”

(b)	Includes $177 million and $156 million net book values, respectively, at Dec. 31, 2003 and 2002 for purchased and internally developed capitalized software, recorded as equipment. Amortization expense of this software totaled $47 million, $39 million and $13 million for 2003, 2002 and 2001, respectively.

The table above includes capital leases for premises and equipment at a net book value of less than $1 million at Dec. 31, 2003 and Dec. 31, 2002.

Rental expense was $179 million, $169 million and $134 million, respectively, net of related sublease revenue of $22 million, $24 million and $15 million, in 2003, 2002 and 2001 respectively. Depreciation and amortization expense totaled $147 million, $136 million and $98 million in 2003, 2002 and 2001, respectively. Maintenance, repairs and utilities expenses totaled $116 million, $108 million and $99 million in 2003, 2002 and 2001, respectively.

As of Dec. 31, 2003, the Corporation and its subsidiaries are obligated under noncancelable leases with expiration dates through 2023. A summary of the future minimum rental payments under noncancelable leases, net of related sublease revenue totaling $127 million, is as follows: 2004—$189 million; 2005—$173 million; 2006—$153 million; 2007—$145 million; 2008—$136 million and 2009 through 2023—$505 million.

10.	Goodwill and intangible assets

Goodwill

The following table shows the changes in goodwill, by core business sector, for the year ended Dec. 31, 2003.

Goodwill (in millions)	Institutional Asset Management	Mutual Funds	Private Wealth Management	Asset Servicing	HR&IS	Treasury Services	Total
Balance at Dec. 31, 2002	$620	$241	$325	$275	$412	$192	$2,065
Acquired goodwill	13	—	10	—	3	—	26
Other (a)	104	1	—	—	(2)	—	103

Balance at Dec. 31, 2003	$737	$242	$335	$275	$413	$192	$2,194

(a)	Other changes in goodwill include foreign exchange effects on non-U.S. dollar denominated goodwill, purchase price adjustments and certain other reclassifications.

The increase in goodwill was primarily due to the foreign exchange effect on non-U.S. dollar denominated goodwill in Newton Management Limited ($90 million), assigned to the Institutional Asset Management sector; the July 2003 acquisition of The Arden Group ($10 million), included in the Private Wealth Management sector

NOTES TO FINANCIAL STATEMENTS (continued)

10.	Goodwill and intangible assets (continued)

and additional goodwill related to the August 2002 acquisition of Henderson Private Asset Management ($13 million), also included in the Institutional Asset Management sector. No charges for goodwill impairment were recognized in 2003, 2002 or 2001.

Acquired intangible assets

Intangible assets - subject to amortization (a)
	Dec. 31, 2003			Dec. 31, 2002
(in millions)	Gross Carrying Amount	Accumulated Amortization	Remaining weighted- average amortization period	Gross Carrying Amount	Accumulated Amortization
Customer base	$49	$(12)	6 yrs	$47	$(6)
Technology based	45	(10)	8 yrs	45	(5)
Premium on deposits	35	(24)	4 yrs	35	(19)
Other	12	(5)	5 yrs	9	(2)

Total	$141	$(51)	6 yrs	$136	$(32)

(a)	Includes the foreign exchange effects on non-U.S. dollar denominated intangible assets.

Intangible assets - not subject to amortization (in millions)	Dec. 31, 2003 Gross Carrying Amount	Dec. 31, 2002 Gross Carrying Amount
Investment management contractual relationships	$10	$10

During 2003, the gross carrying amount of intangible assets subject to amortization increased by $5 million due to acquisitions with a weighted-average amortization period of 9 years, and the foreign exchange effects of a weaker U.S. dollar. Approximately $2 million, with a weighted-average amortization of 12 years was assigned to the customer base intangible and approximately $2 million, with a weighted-average amortization period of 5 years was assigned to other intangibles. Intangible assets with estimable lives are amortized over their estimated useful lives. Amortization expense totaled $19 million, $15 million and $7 million, in 2003, 2002 and 2001, respectively. Based upon the current level of intangible assets, the annual amortization expense for the years 2004 through 2009 is expected to be approximately $18 million, $14 million, $14 million, $13 million $11 million and $8 million, respectively. The after-tax impact of the annual amortization expense for the years 2004 through 2009 is expected to be approximately $15 million, $12 million, $12 million, $11 million, $9 million and $7 million, respectively.

NOTES TO FINANCIAL STATEMENTS (continued)

10.	Goodwill and intangible assets (continued)

Transitional disclosures

The Corporation adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” as of Jan. 1, 2002. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. Goodwill and intangible assets with indefinite useful lives acquired in business combinations completed before July 1, 2001, were amortized through the end of 2001. The table below presents income from continuing and discontinued operations for 2001 adjusted to exclude the amortization of goodwill in 2001.

Adjusted financial results – excluding the amortization of goodwill in 2001 (dollar amounts in millions, except per share amounts)	2003	2002	2001
Income from continuing operations	$670	$663	$435
Plus after-tax impact of amortization of goodwill from purchase acquisitions:
Goodwill	—	—	61
Equity method goodwill (a)	—	—	5

Adjusted income from continuing operations	$670	$663	$501

Income from discontinued operations	$31	$19	$883
Plus after-tax impact of amortization of goodwill from purchase acquisitions	—	—	31

Adjusted income from discontinued operations	$31	$19	$914

Adjusted net income	$701	$682	$1,415

Earning per share
Continuing operations:
Basic	$1.57	$1.52	$.92
Goodwill amortization	—	—	.14

Adjusted basic	$1.57	$1.52	$1.06
Diluted	$1.56	$1.51	$.91
Goodwill amortization	—	—	.14

Adjusted diluted	$1.56	$1.51	$1.05
Discontinued operations:
Basic	$.07	$.04	$1.87
Goodwill amortization	—	—	.06

Adjusted basic	$.07	$.04	$1.93
Diluted	$.07	$.04	$1.85
Goodwill amortization	—	—	.06

Adjusted diluted	$.07	$.04	$1.91
Net income:
Basic	$1.64	$1.56	$2.79
Goodwill amortization	—	—	.20

Adjusted basic	$1.64	$1.56	$2.99
Diluted	$1.63	$1.55	$2.76
Goodwill amortization	—	—	.20

Adjusted diluted	$1.63	$1.55	$2.96

(a)	Relates to the goodwill on equity method investments and joint ventures. The income from these investments is recorded in fee revenue.

NOTES TO FINANCIAL STATEMENTS (continued)

11.	Other assets

Other assets	Dec. 31,
(in millions)	2003		2002
Corporate-owned life insurance	$1,699		$1,535
Receivables related to foreign exchange and derivative instruments	1,117		1,380
Prepaid pension assets	1,010		951
Equity investments	663		620
Equity in joint ventures and other investments (a)	337		276
Other prepaid expenses	144		166
Receivables and other assets	951	(b)	848

Total other assets	$5,921		$5,776

(a)	Relates to operating joint ventures and other investments including ABN AMRO Mellon Global Securities Services B.V., CIBC Mellon Global Securities Services Company, CIBC Mellon Trust Company, Russell/Mellon Analytical Services, Pareto Partners, Prime Advisors, Inc., various HR&IS joint ventures, and Banco Brascan.

(b)	Includes the Corporation’s $31 million ownership of the common capital securities of the statutory business trusts that were deconsolidated in accordance with FIN 46 Revised, as further discussed in Note 15.

12.	Deposits

The aggregate amount of time deposits in denominations of $100,000 or greater was approximately $1.4 billion at Dec. 31, 2003, and $6.3 billion at Dec. 31, 2002.

At Dec. 31, 2003, the scheduled maturities of time deposits for the years 2004 through 2008, and 2009 and thereafter are as follows: $1.400 billion, $25 million, $44 million, $52 million, $3 million and $14 million, respectively.

13.	Revolving credit agreement

In 2003, the Corporation signed a one-year $250 million revolving credit agreement with several financial institutions that served as a support facility for commercial paper and for general corporate purposes. This facility will expire in the second quarter of 2004. The credit facility has several restrictions, including a minimum 6% Tier I ratio and a 1.30 maximum double leverage limitation. At Dec. 31, 2003, the Corporation was in compliance with all of the restrictions. There were no other credit facilities issued to subsidiaries of the Corporation at Dec. 31, 2003, or 2002. No borrowings were made under any facility in 2003 or 2002. Commitment fees totaled less than $1 million in 2003, 2002 and 2001.

NOTES TO FINANCIAL STATEMENTS (continued)

14.	Notes and debentures (with original maturities over one year)

Notes and debentures (with original maturities over one year) at year-end (a) (in millions)	2003	2002
Parent Corporation:
4.875% Senior Notes due 2007	$422	$428
5.00% Subordinated Notes due 2014	396	303
5.50% Subordinated Notes due 2018	251	—
5.75% Senior Notes due 2003	—	310
6.00% Senior Notes due 2004	201	209
6.375% Subordinated Debentures due 2010	343	342
6.375% Senior Notes due 2011 (b)	401	360
6.40% Subordinated Notes due 2011	331	340
6.70% Subordinated Debentures due 2008	248	247
6.875% Subordinated Debentures due 2003	—	151
7.50% Senior Notes due 2005	323	335
Mellon Bank, N.A.:
Medium-Term Senior Bank Notes due 2004-2007 (1.4% to 8.55% at Dec. 31, 2003 and at Dec. 31, 2002)	111	105
6.50% Subordinated Notes due 2005	267	275
6.75% Subordinated Notes due 2003	—	152
7.00% Subordinated Notes due 2006	325	335
7.375% Subordinated Notes due 2007	339	350
7.625% Subordinated Notes due 2007	251	251

Total notes and debentures (with original maturities over one year)	$4,209	$4,493

(a)	Amounts include the effect of fair value hedge adjustments.

(b)	Amount was translated from Sterling into U.S. dollars on a basis of U.S. $1.79 to £1, the rate of exchange on Dec. 31, 2003, and on a basis of U.S. $1.61 to £1, the rate of exchange on Dec. 31, 2002.

In July 2003, the Corporation filed a new $2 billion shelf registration with the Securities and Exchange Commission which was declared effective in August 2003. At Dec. 31, 2003, the Parent Corporation had $1.75 billion of capacity to issue debt, equity and junior subordinated debentures. In June 2003, the Corporation issued $100 million of 5% subordinated notes maturing in 2014. These notes are fully fungible with, and formed a single series with, the $300 million of 5% subordinated notes maturing in 2014 that were issued by the Corporation in November 2002. In November 2003, the Corporation issued $250 million of 5.50% subordinated notes maturing in November 2018.

The Mellon Bank, N.A. notes are subordinated to obligations to depositors and other creditors. The medium-term senior bank notes are subordinated to domestic depositors and are on par with other unsubordinated and unsecured creditors of Mellon Bank, N.A.

The aggregate amounts of notes and debentures that mature during the five years 2004 through 2008 for the Corporation are as follows: $206 million, $688 million, $325 million, $1.020 billion and $248 million, respectively. The aggregate amounts of notes and debentures that mature during the five years 2004 through 2008 for Mellon Financial Corporation (Parent Corporation) are as follows: $201 million, $323 million, $0 million, $422 million and $248 million, respectively.

NOTES TO FINANCIAL STATEMENTS (continued)

15.	Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities (junior subordinated debentures) / Guaranteed preferred beneficial interests in capital debt securities issued by consolidated trusts (trust-preferred securities)

The Corporation established two statutory business trusts, Mellon Capital I and Mellon Capital II, of which the Corporation owns all of the common capital securities. These trusts exist solely to issue guaranteed preferred beneficial interests in the Corporation’s junior subordinated deferrable interest debentures. Prior to the adoption of FIN 46 Revised, at year-end 2003, for financial reporting purposes, the trusts were treated as subsidiaries and were consolidated into the financial statements of the Corporation. The capital securities were presented as a separate line item on the consolidated balance sheet as “Guaranteed preferred beneficial interests in the Corporation’s junior subordinated deferrable interest debentures (trust-preferred securities),” and the retained common capital securities of the trusts were eliminated against the Corporation’s investment in the trusts. Distributions on the trust-preferred securities were reported as interest expense. The trusts have issued the trust-preferred securities and invested the net proceeds in junior subordinated deferrable interest debentures (junior subordinated debentures) issued to the trusts by the Corporation.

At year-end 2003, upon the adoption of FIN 46 Revised, the trusts were deconsolidated. As a result, the junior subordinated debentures are reported on the consolidated balance sheet as “Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities.” The Corporation will record interest expense on the junior subordinated debentures. The Corporation also recorded in Other assets the $31 million of common capital securities issued by the trusts. The junior subordinated debentures are the sole assets of the trusts.

The Corporation has the right to defer payment of interest on the junior subordinated debentures at any time, or from time to time, for periods not exceeding five years. If interest payments on the junior subordinated debentures are deferred, the distributions on the trust-preferred securities also are deferred. Interest on the junior subordinated debentures and distributions on the trust-preferred securities is cumulative. The Corporation, through guarantees and agreements, has fully and unconditionally guaranteed all of the trusts’ obligations under the trust-preferred securities. The junior subordinated debentures, less the common capital securities issued by the trusts, continue to qualify as Tier I capital under interim guidance issued by the Federal Reserve Board.

For purposes of the following table and discussion that follows, the terms and conditions of the trust-preferred securities are treated as identical to the underlying junior subordinated debentures.

(dollar amounts in millions, except per security amounts)	Stated maturity	Payable	Liquidation preference per security	Balances at Dec. 31,
				2003 (b)	2002(c)
7.72% Series A (a)	12/01/26	semiannual	$1,000.00	$545	$551
7.995% Series B	1/15/27	semiannual	$1,000.00	512	497

Total				$1,057	$1,048

(a)	Amounts include the effect of fair value hedge adjustments.

(b)	Amount of junior subordinated debentures.

(c)	Amount of trust-preferred securities.

The junior subordinated debentures were each issued for a face value of $515 million and are reported net of issuance costs in the table above in the 2003 column. The trust-preferred securities were each issued for a face value of $500 million and are reported net of issuance costs in the table above in the 2002 column. Both periods are reported including the effect of fair value hedge adjustments, for the Series A securities. The debentures are unsecured and subordinate to all senior debt (as defined) of the Corporation. The Series A and Series B securities are redeemable, in whole or in part, at the option of the Corporation on or after Dec. 1, 2006, and Jan. 15, 2007, respectively, or prior to those dates, in whole, within 90 days following receipt of a legal opinion that, due to a change in the tax laws or an administrative or judicial decision, there is a substantial risk that the

NOTES TO FINANCIAL STATEMENTS (continued)

15.	Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities (junior subordinated debentures) / Guaranteed preferred beneficial interests in capital debt securities issued by consolidated trusts (trust-preferred securities) (continued)

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

16.	Preferred stock

The Corporation has authorized 50 million shares of preferred stock, none of which was issued at Dec. 31, 2003, 2002, or 2001.

17.	Regulatory capital requirements

A discussion about the Corporation’s regulatory capital requirements for 2003 and 2002 is presented in the “Regulatory capital” section on pages 35 and 36 and is incorporated by reference into these Notes to Financial Statements.

18.	Noninterest revenue

The components of noninterest revenue for the three years ended Dec. 31, 2003, are presented in the “Noninterest revenue” table on page 7. That table, including through the “Total noninterest revenue” line, is incorporated by reference into these Notes to Financial Statements.

19.	Foreign exchange revenue and other trading revenue

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

The Corporation may also enter into positions in such instruments based upon expectations of future market conditions. The risk related to such unmatched or open positions is actively monitored and controlled by position risk limits. To maximize net trading revenue, positions are generally managed together by instrument. In addition, the net fair market value adjustments of credit default swaps are recorded in other trading revenue. Trading revenue is presented on the income statement as two separate items in noninterest revenue: foreign exchange revenue and other trading revenue.

NOTES TO FINANCIAL STATEMENTS (continued)

19.	Foreign exchange revenue and other trading revenue (continued)

Foreign exchange revenue and other trading revenue	Year ended Dec. 31,
(in millions)	2003	2002	2001
Foreign exchange contracts	$147	$146	$171
Debt instruments and derivative contracts	18	10	17
Credit default swaps	(4)	—	—

Total foreign exchange revenue and other trading revenue (a)	$161	$156	$188

(a)	Includes an unrealized gain of less than $1 million related to securities held in the trading portfolio at Dec. 31, 2003, an unrealized loss of approximately $7 million at Dec. 31, 2002 and an unrealized loss of approximately $4 million at Dec. 31, 2001.

20.	Net interest revenue

Net interest revenue		Year ended Dec. 31,
(in millions)		2003	2002	2001
Interest revenue	Interest and fees on loans (loan fees of $31, $40, and $48)	$291	$429	$645
	Interest-bearing deposits with banks	59	62	96
	Federal funds sold and securities under resale agreements	8	8	46
	Other money market investments	3	3	8
	Trading account securities	13	8	16
	Securities - taxable	489	502	567
	Securities - nontaxable	31	25	12
	Other (a)	23	19	7

	Total interest revenue	917	1,056	1,397

Interest expense	Deposits in domestic offices	66	109	308
	Deposits in foreign offices	48	63	122
	Federal funds purchased and securities under repurchase agreements	16	30	65
	Other short-term borrowings	30	30	58
	Notes and debentures	130	135	191
	Trust-preferred securities (b)	58	79	79

	Total interest expense	348	446	823

	Net interest revenue	$569	$610	$574

(a)	Interest revenue earned for services provided to the Department of the Treasury in excess of the value of compensating balances during the period.

(b)	Trust-preferred securities were deconsolidated at Dec. 31, 2003. See Note 15 for a further discussion.

NOTES TO FINANCIAL STATEMENTS (continued)

21.	Business sectors

The Corporation’s business sectors reflect its management structure, the characteristics of its products and services, and the distinct set of customers to which those products and services are delivered. Lines of business that offer similar or related products and services to common or similar customer decision makers have been aggregated into six core business sectors: Institutional Asset Management, Mutual Funds, Private Wealth Management, Asset Servicing, Human Resources & Investor Solutions (HR&IS) and Treasury Services. Institutional Asset Management is comprised of Mellon Institutional Asset Management (MIAM), which consists of a number of asset management companies offering a broad range of equity, fixed income, hedge and liquidity management products; and Mellon Global Investments (MGI), which distributes investment management products internationally. Mutual Funds consists of all the activities associated with the Dreyfus/Founders complex of mutual funds. Private Wealth Management provides investment management, wealth management, and comprehensive banking services for high net worth individuals, families, family offices, charitable gift programs, endowments, foundations, professionals and entrepreneurs. Asset Servicing includes institutional trust and custody and related services such as securities lending, investment management backoffice outsourcing, performance measurement, benefits disbursements, transition management, commission recapture, transfer agency, fund accounting and administration, Web-based investment management software and foreign exchange and derivative products. HR&IS provides consulting, outsourcing and administrative services to design, build and operate end-to-end solutions in human resources and shareholder services that leverage scalable operations and technology. Treasury Services includes global cash management, credit products for large corporations, insurance premium financing, commercial real estate lending, corporate finance, securities underwriting and trading, and the activities of Mellon 1st Business Bank, National Association, in California.

For details of business sectors, see the tables, through “Average Tier I preferred equity” on pages 20 and 21, and first three paragraphs on pages 21 and 22, as well as the first five paragraphs in the Other Activity section beginning on page 31. The tables and information in those paragraphs are incorporated by reference into these Notes to Financial Statements.

22.	Income taxes

Income tax expense applicable to income from continuing operations before income taxes consists of:

	Year ended Dec. 31,
(in millions)	2003	2002	2001
Current taxes:
Federal	$136	$315	$270
State and local	12	30	39
Foreign	8	21	28

Total current tax expense	156	366	337

Deferred taxes:
Federal	167	(38)	(97)
State and local	(11)	(2)	—
Foreign	(1)	(3)	(1)

Total deferred tax expense (benefit)	155	(43)	(98)

Provision for income taxes	$311	$323	$239

NOTES TO FINANCIAL STATEMENTS (continued)

22.	Income taxes (continued)

In addition to amounts applicable to income before taxes, the following income tax (benefit) amounts were recorded in shareholders’ equity:

(in millions)	2003	2002	2001
Compensation expense for tax purposes in excess of amounts recognized for financial statement purposes	$(11)	$(14)	$(36)
Other comprehensive results	(22)	8	35

Total tax (benefit)	$(33)	$(6)	$(1)

The provision for income taxes was different from the amounts computed by applying the statutory federal income tax rate to income from continuing operations before income taxes due to the items listed in the following table. The 2003 effective tax rate reflects a reduction for a higher level of tax exempt income and the favorable resolution of certain state income tax issues.

(dollar amounts in millions)	2003	2002	2001
Federal statutory tax rate	35%	35%	35%
Tax expense computed at statutory rate	$346	$346	$237
Increase (decrease) resulting from:
State and local income taxes, net of federal tax benefit	1	18	26
Amortization of goodwill	—	—	12
Tax exempt income	(36)	(34)	(31)
Other, net	—	(7)	(5)

Provision for income taxes	$311	$323	$239

Effective income tax rate	31.4%	32.7%	35.4%

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	Dec. 31,
(in millions)	2003	2002	2001
Deferred tax assets:
Accrued expense not deductible until paid	$243	$337	$180
Provision for credit losses and write-downs on real estate acquired	69	76	135
Occupancy expense	71	69	68
Other	80	145	175

Total deferred tax assets	463	627	558

Deferred tax liabilities:
Lease financing revenue	466	481	490
Depreciation and amortization	127	98	61
Unrealized gain on securities available for sale	1	68	47
Other	72	55	66

Total deferred tax liabilities	666	702	664

Net deferred tax liability	$203	$75	$106

NOTES TO FINANCIAL STATEMENTS (continued)

22.	Income taxes (continued)

The Corporation determined that it was not required to establish a valuation allowance for deferred tax assets because it is management’s assertion that the deferred tax assets are likely to be realized through a carryback to taxable income in prior years, future reversals of existing taxable temporary differences and, to a lesser extent, future taxable income.

Locations domiciled outside of the United States generated foreign pre-tax earnings of approximately $9 million in 2003, $43 million in 2002, and $87 million in 2001.

23.	Comprehensive results

Comprehensive results are defined as net income, as currently reported, as well as certain other items, as shown below, not currently included in the income statement.

Accumulated unrealized gain (loss), net of tax	Dec. 31,
(in millions)	2003	2002	2001
Foreign currency translation adjustment, net of tax
Beginning balance	$(52)	$(44)	$(39)
Period change	96 (a)	(8)	(5)

Ending balance	$44	$(52)	$(44)

Minimum pension liability, net of tax
Beginning balance	$(21)	$—	$—
Period change	(4)	(21)	—

Ending balance	$(25)	$(21)	$—

Unrealized gain (loss) on assets available for sale, net of tax
Beginning balance	$121	$86	$1
Period change	(114)	35	85

Ending balance	$7	$121	$86

Unrealized gain (loss) on cash flow hedges, net of tax
Beginning balance	$(7)	$(12)	$—
Period change	7	5	(12)

Ending balance	$—	$(7)	$(12	) (b)

Total accumulated unrealized gain (loss), net of tax
Beginning balance	$41	$30	$(38)
Period change	(15)	11	68

Ending balance	$26	$41	$30

(a)	Primarily due to the foreign exchange effect on non-U.S. dollar denominated goodwill in Newton Management Limited.

(b)	Includes discontinued operations.

NOTES TO FINANCIAL STATEMENTS (continued)

23.	Comprehensive results (continued)

Tax effects allocated to each component of comprehensive results (in millions)	Before tax amount	Tax (expense)/ benefit	After-tax amount
Year ended Dec. 31, 2001:
Foreign currency translation adjustment	$(10)	$5	$(5)
Unrealized gain (loss) on assets available for sale:
Unrealized gain (loss) during the year	132	(47)	85
Less: Reclassification adjustments	—	—	—

Unrealized gain (loss)	132	(47)	85
Unrealized gain (loss) on cash flow hedges	(19)	7	(12)

Other comprehensive results	$103	$(35)	$68

Year ended Dec. 31, 2002:
Foreign currency translation adjustment	$(14)	$6	$(8)
Minimum pension liability	(32)	11	(21)
Unrealized gain (loss) on assets available for sale:
Unrealized gain (loss) during the year	95	(35)	60
Less: Reclassification adjustments	(38)	13	(25)

Unrealized gain (loss)	57	(22)	35
Unrealized gain (loss) on cash flow hedges	8	(3)	5

Other comprehensive results	$19	$(8)	$11

Year ended Dec. 31, 2003:
Foreign currency translation adjustment	$141	$(45)	$96
Minimum pension liability	(7)	3	(4)
Unrealized gain (loss) on assets available for sale:
Unrealized gain (loss) during the year	(92)	37	(55)
Less: Reclassification adjustments	(90)	31	(59)

Unrealized gain (loss)	(182)	68	(114)
Unrealized gain (loss) on cash flow hedges	11	(4)	7

Other comprehensive results	$(37)	$22	$(15)

24.	Employee benefits

Pension plans

The Corporation’s largest subsidiaries and several of its smaller subsidiaries sponsor trusteed, noncontributory, defined benefit pension plans. Together, these plans cover substantially all salaried employees of the Corporation. The plans provide benefits that are based on the employees’ years of service and compensation. In addition, several unfunded plans exist for certain employees or for purposes that are not addressed by the funded plans.

The following tables report the combined data of the funded and unfunded plans. The impact of the amendments shown for 2002 for the funded plans is primarily related to an increase in pension benefits granted to a majority of the retired participants on Jan. 1, 2002. The impact of acquisitions shown in the following table for 2002 is primarily related to the acquisition of Unifi Network. The impact of divestitures in 2001 is primarily related to the Citizens transaction.

NOTES TO FINANCIAL STATEMENTS (continued)

24.	Employee benefits (continued)

	2003		2002
(in millions)	Funded	Unfunded	Funded	Unfunded
Weighted-average assumptions used to determine benefit obligations at Dec. 31
Discount rate	6.25%	6.25%	6.75%	6.75%
Rate of compensation increase	3.25	3.25	3.50	3.50

Change in projected benefit obligation
Benefit obligation at beginning of year	$996	$139	$787	$128
Service cost	45	2	38	3
Interest cost	67	9	62	9
Amendments	—	—	28	(2)
Actuarial loss	85	10	82	12
Acquisitions	—	—	27	—
Benefits paid	(36)	(11)	(34)	(11)
Foreign currency exchange rate change	10	1	6	—

Projected benefit obligation at end of year	$1,167	$150	$996	$139

Change in plan assets
Fair value of plan assets at beginning of year	$1,430	$—	$1,602	$—
Return on plan assets	327	—	(184)	—
Acquisitions	—	—	29	—
Employer contributions	13	—	9	—
Benefits paid	(36)	—	(34)	—
Foreign currency exchange rate change	8	—	8	—

Fair value of plan assets at end of year (a)	$1,742	$—	$1,430	$—

Reconciliation of funded status with financial statements
Funded status at Dec. 31	$575	$(150)	$434	$(139)
Unrecognized net transition asset	—	—	(2)	—
Unrecognized prior service cost	24	6	27	8
Unrecognized net actuarial loss	411	30	492	23

Net amount recognized at Dec. 31	$1,010	$(114)	$951	$(108)

(a)	Includes 3 million shares of Mellon Financial Corporation common stock, with market values of $96 million (6% of total plan assets) and $78 million (5% of total plan assets) at Dec. 31, 2003 and 2002, respectively. The Mellon Bank, N.A. retirement plan received approximately $2 million and $1 million of dividends from Mellon Financial Corporation’s common stock in 2003 and 2002, respectively.

	2003		2002		2001
(dollar amounts in millions)	Funded	Unfunded	Funded	Unfunded	Funded	Unfunded
Weighted-average assumptions as of Jan. 1
Discount rate	6.75%	6.75%	7.5%	7.5%	8.0%	8.0%
Expected return on assets	8.50	—	10.0	—	10.0	—
Rate of compensation increase	3.50	3.50	4.0	4.0	5.0	5.0

Components of net periodic benefit cost (credit)
Service cost	$45	$2	$38	$3	$33	$2
Interest cost	67	9	62	9	59	9
Expected return on plan assets	(159)	—	(188)	—	(181)	—
Amortization of transition asset	(2)	—	(2)	—	(2)	—
Amortization of prior service cost	4	2	4	2	1	2
Recognized net actuarial (gain) loss	1	3	(27)	2	(41)	1
Gain on divestitures	—	—	—	—	(3)	—

Net periodic benefit cost (credit)	$(44)	$16	$(113)	$16	$(134)	$14

NOTES TO FINANCIAL STATEMENTS (continued)

24.	Employee benefits (continued)

	2003		2002
(in millions)	Funded	Unfunded	Funded	Unfunded
Amounts recognized in the balance sheet consist of:
Prepaid benefit cost	$1,010	$—	$951	$—
Benefit liability	(20)	(138)	(18)	(130)
Intangible asset	—	6	—	8
Accumulated other comprehensive loss	20	18	18	14

Net amount recognized at Dec. 31	$1,010	$(114)	$951	$(108)

Additional information
Increase in minimum liability included in other comprehensive results	$2	$4	$18	$14

The accumulated benefit obligation for all funded defined benefit pension plans was $1.058 billion and $896 million at Dec. 31, 2003 and 2002, respectively. The accumulated benefit obligation for all unfunded defined benefit plans was $138 million and $130 million at Dec. 31, 2003 and 2002 respectively.

The aggregate benefit obligation and fair value of plan assets for the funded pension plans with benefit obligations in excess of plan assets were $140 million and $121 million, respectively, as of Dec. 31, 2003 and $108 million and $89 million, respectively, as of Dec. 31, 2002. The aggregate accumulated benefit obligation and fair value of plan assets for the funded pension plans with accumulated benefit obligations in excess of plan assets were $67 million and $58 million, respectively, as of Dec. 31, 2003 and $57 million and $48 million, respectively, as of Dec. 31, 2002.

The Corporation considers its accounting policy regarding pensions to be critical to the presentation of the Corporation’s financial statements since it requires management to make complex and subjective estimates and assumptions relating to amounts which are inherently uncertain. This policy is discussed below.

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

When setting its rate of compensation increase assumption, the Corporation takes into consideration its recent experience with respect to average rates of compensation increase, compensation survey data relative to average compensation increases that other large corporations have awarded, and compensation increases that other large corporations expect to award over the upcoming year. This assumption is somewhat sensitive to inflation and, therefore, tends to change from year to year. The assumed rate of compensation increase was 3.25% and 3.50% at Dec. 31, 2003 and 2002, respectively.

The assumed rate of return on plan assets represents an estimate of long-term returns available to investors who hold a mixture of stocks, bonds and cash equivalent securities. When setting its expected return on plan assets

NOTES TO FINANCIAL STATEMENTS (continued)

24.	Employee benefits (continued)

assumption, the Corporation considers long-term rates of return on various asset classes (both historical and forecasted, using data collected from various sources generally regarded as authoritative) in the context of expected long-term average asset allocations for its defined benefit pension plans. Certain asset mix benchmarks employed by institutional investors also serve as reference points. To develop assumed rates of return, for example, the Corporation applied a benchmark asset allocation of 65% stocks, 30% bonds and 5% cash equivalent securities, to the following long-term rates of return on each asset class.

Long-term rates of return	2003 and after	Prior to 2003
Stocks	10%	12%
Bonds	6%	7%
Cash equivalent securities	4%	4%
Composite rate	8.5%	10%

As the previous table indicates, the Corporation has reduced its expected returns for equities and fixed income securities for 2003 and the future. The Corporation believes that these individual rates of return are reasonable estimates, based on long-term historical data, of the long-term returns that may be expected from each asset class, and that a 65/30/5 assumed asset mix is a reasonable long-term benchmark for the Corporation’s pension plans. Asset classes actually employed in the retirement plans, as well as asset allocation, vary from time to time. This assumption is set with a long-term horizon and, therefore is not necessarily expected to change on an annual basis.

The Corporation’s funded pension plans weighted-average asset allocations at Dec. 31, 2003 and 2002, by asset category are as follows:

Weighted-average asset allocations	2003	2002
Asset category
Equity securities	69%	62%
Debt securities	29	34
Cash and other	2	4

Total	100%	100%

Each retirement plan is governed by fiduciaries who establish investment policy for that plan. Plan assets are invested with the primary objective of satisfying obligations for future benefit payments. The investment policies seek to preserve plan assets and to maximize long-term total return on them, subject to maintaining reasonable constraints on overall portfolio volatility. The investment policies are also designed to comply with applicable regulations (e.g., ERISA in the United States). In general, equity securities within any plan’s portfolio are maintained in the range of 45% to 75% of total plan assets, fixed income securities range from 20% to 50% of plan assets and other assets (including cash equivalents) are held in amounts ranging from 0% to 10% of plan assets. Asset allocation within the approved ranges varies from time to time based on economic conditions (both current and forecast) and the advice of professional investment advisors retained by the fiduciaries.

The Corporation expects to make cash contributions to its funded defined benefit pension plans in 2004, in the range of $17 million to $24 million.

NOTES TO FINANCIAL STATEMENTS (continued)

24.	Employee benefits (continued)

The Corporation maintains a defined contribution pension plan, which covers Newton Investment Management employees along with other non-U.S. employees. In 2003, 2002 and 2001, the Corporation recognized $7 million, $7 million and $6 million, respectively, of expense related to this plan.

Long-Term Profit Incentive Plan

The Corporation’s Long-Term Profit Incentive Plan (1996) provides for the issuance of stock options, stock appreciation rights, performance units, deferred cash incentive awards, shares of restricted stock and deferred share awards to officers and other key employees of the Corporation and its subsidiaries, as approved by the Human Resources Committee of the Board of Directors. Stock options may be granted at prices not less than the fair market value of the common stock on the date of grant. Options may be exercised during fixed periods of time from one year to 10 years from the date of grant. In the event of a change in control of the Corporation, as defined in the plan, these options will become immediately exercisable, unless otherwise provided in the option agreement. Total outstanding grants as of Dec. 31, 2003, 2002 and 2001 were 29,832,514; 25,271,345; and 21,321,194 shares, respectively. During 2003, 2002 and 2001, options for 6,836,075; 6,310,053; and 5,098,753 shares, respectively, were granted and options for 1,249,080; 1,029,364; and 3,303,757 shares, respectively, were exercised. The expense recorded in 2003 for these options was $2 million pre-tax. There was no expense recorded in 2002 or 2001. At Dec. 31, 2003 and 2002, shares available for grant were 6,760,115 and 14,164,232, respectively.

Included in the Dec. 31, 2003, 2002 and 2001, outstanding grants were options for 199,560; 235,306; and 274,046 shares, respectively, that become exercisable in full near the end of their 10-year terms, but the exercise dates may be accelerated to an earlier date by the Human Resources Committee of the Board of Directors, based on the optionee’s and the Corporation’s performance. There was no expense recorded for these options in 2003, 2002 and 2001.

Restricted stock and deferred share awards have also been issued and are outstanding under the Plan. These awards are discussed in the “Profit Bonus Plan, Mellon Incentive Compensation Plan and Restricted Stock Awards” section on page 111.

Stock Option Plans for Outside Directors

The Corporation has two stock option plans that currently provide for the granting of options to non-employee members of the Corporation’s Boards of Directors. The Stock Option Plan for Outside Directors (2001) provides for grants of stock options to the non-employee directors of the Corporation and members of the Corporation’s Advisory Board of Directors. The Stock Option Plan for Affiliate Boards of Directors (1999) provides for grants of stock options to the non-employee members of those boards who are not also members of the Corporation’s Board of Directors. No grants can be made to employees of the Corporation under these plans. The timing, amounts, recipients and other terms of the option grants are determined by the terms of the directors’ option plans and no person or committee has discretion over these grants. The exercise price of the options is equal to the fair market value of the common stock on the grant date. All options have a term of 10 years from the regular date of grant and become exercisable one year from the regular grant date. Directors elected during the service year are granted options on a pro rata basis to those granted to the directors at the start of the service year. In the event of a change in control of the Corporation, as defined in the directors stock option plans, all outstanding options granted under the directors stock option plans will become immediately exercisable. Options are also currently outstanding under Stock Option Plan for the Mellon Financial Group West Coast Board of Directors (1998). This plan was terminated in 2003, no grants were made under it in 2003 and no further grants will be made thereunder. Total outstanding grants as of Dec. 31, 2003, 2002 and 2001, were 916,757; 971,235; and 1,160,595 shares, respectively. During 2003, 2002 and 2001, options for 59,482; 56,900; and 86,484 shares, respectively, were granted and options for 113,960; 224,760; and 132,180 shares, respectively, were exercised. The expense

NOTES TO FINANCIAL STATEMENTS (continued)

24.	Employee benefits (continued)

recorded in 2003 for these options was less than $1 million pre-tax. There was no expense recorded in 2002 or 2001. At Dec. 31, 2003 and 2002, shares available for grant were 486,739 and 546,221, respectively.

Dreyfus Stock Option Plan

Dreyfus had a stock option plan prior to the August 1994 merger with the Corporation. Options granted under this plan were not exercisable within two years nor more than 10 years from the date of grant. Options for Dreyfus stock were automatically converted into options for the Corporation’s common stock on the merger date. There were no outstanding grants as of Dec. 31, 2003. Total outstanding grants as of Dec. 31, 2002 and 2001, were 50,000 and 85,400 shares, respectively. No options were granted in 2003, 2002 and 2001. No further options will be granted under this plan. All remaining outstanding options were exercised during 2003. Options for 29,000 and 109,648 shares were exercised in 2002 and 2001, respectively.

Summary

The following table summarizes stock option activity for the Long-Term Profit Incentive Plan, the Stock Option Plans for Outside Directors and the Dreyfus Plan. Requirements for stock option shares can be met from either unissued or treasury shares. All shares issued in 2003, 2002 and 2001 were from treasury shares.

Stock option activity	Shares subject to option	Average exercise price
Balance at Dec. 31, 2000	22,620,880	$25.59
Granted	5,185,237 (a)	39.28
Exercised	(3,545,585)	17.91
Forfeited	(1,693,343)	37.17

Balance at Dec. 31, 2001	22,567,189	29.07
Granted	6,366,953 (a)	28.74
Exercised	(1,283,124)	13.53
Forfeited	(1,358,438)	35.43

Balance at Dec. 31, 2002	26,292,580	29.42
Granted	6,895,557 (a)	29.52
Exercised	(1,413,040)	12.86
Forfeited	(1,025,826)	33.73

Balance at Dec. 31, 2003	30,749,271	$30.06

(a)	Using the Black-Scholes option pricing model, the weighted-average fair value of options granted in 2003, 2002 and 2001 was estimated at $7.13, $8.82 and $12.03 per share, respectively. See Note 1 for a discussion of the pricing assumptions.

NOTES TO FINANCIAL STATEMENTS (continued)

24.	Employee benefits (continued)

The following table summarizes the characteristics of stock options outstanding under the Long-Term Profit Incentive Plan and the Stock Option Plans for Outside Directors at Dec. 31, 2003.

Stock options outstanding at Dec. 31, 2003
	Outstanding			Exercisable (b)
Exercise price range	Shares	Average remaining life (a)	Average exercise price	Shares	Average exercise price
$9.31 - $23.84	4,592,856	2.7	$13.22	4,088,417	$11.99
$23.88 - $24.46	5,030,889	7.5	24.33	2,395,878	24.20
$24.65 - $30.50	1,679,338	6.9	27.69	859,725	29.22
$30.57 - $30.59	5,628,308	10.0	30.57	—	—
$30.61 - $35.13	2,588,931	5.1	33.82	2,460,745	33.85
$35.25 - $38.39	3,356,181	6.1	36.06	2,819,907	35.70
$38.50 - $39.65	4,354,150	7.7	38.57	2,449,548	38.55
$40.25 - $50.88	3,518,618	6.7	41.52	2,913,489	41.09

	30,749,271	6.8	$30.06	17,987,709	$29.48

(a)	Average contractual life remaining in years.

(b)	At Dec. 31, 2002 and 2001, 15,705,711 and 14,034,702 options were exercisable at an average price of $26.92 and $23.08, respectively.

Broad-Based Employee Stock Options

In June 1999, the Corporation adopted its ShareSuccess Plan, a broad-based employee stock option plan covering full- and part-time benefited employees who are not participants in the Long-Term Profit Incentive Plan discussed previously. Effective June 15, 1999, each full-time employee was granted an option to purchase 150 shares and each benefited part-time employee was granted an option to purchase 75 shares of the Corporation’s common stock. Additional grants, of the same number of shares, were made June 15, 2000, June 15, 2001 and June 17, 2002. (In addition, effective June 15, 2001, each non-benefited part-time employee was granted 75 options.) The exercise price was equal to the stock price on the grant date. The options become exercisable after seven years, or at any time after one year from the grant date if the Corporation’s common stock closing market price equals or exceeds a predetermined price for 10 consecutive trading days. In the event of a change in control of the Corporation, as defined in the plan, these options become immediately exercisable, subject to certain conditions. All outstanding options expire 10 years after the grant date. On Nov. 10, 2000, the options granted on June 15, 1999, vested when the Corporation’s common stock closing market price met or exceeded $45 per share for 10 consecutive trading days. The options granted in 2000, 2001 and 2002 have not yet vested and will vest, respectively, when the Corporation’s common stock closing market price meets or exceeds $50, $60 and $45 per share for 10 consecutive trading days. No expense was recorded in 2003, 2002 or 2001 for these options. The following table presents the activity in the ShareSuccess Plan during 2003, 2002 and 2001. All shares issued were from treasury shares. At Dec. 31, 2003 and 2002, shares available for grant were 2,282,745 and 1,344,487, respectively. The ShareSuccess Plan does not anticipate additional annual broad-based grants in the near term.

NOTES TO FINANCIAL STATEMENTS (continued)

24.	Employee benefits (continued)

Broad-based options	Shares subject to option	Average exercise price
Balance at Dec. 31, 2000	4,344,615	$35.78
Granted	3,247,200	44.00
Exercised	(385,795)	33.67
Forfeited	(1,483,755)	40.03

Balance at Dec. 31, 2001	5,722,265	39.48
Granted	2,849,505	33.68
Exercised	(33,025)	33.71
Forfeited	(883,762)	39.77

Balance at Dec. 31, 2002	7,654,983	37.31
Granted	—	—
Exercised	—	—
Forfeited	(938,258)	37.24

Balance at Dec. 31, 2003 (a)	6,716,725	$37.32

(a)	The exercise price for all options outstanding ranged from $33.63 to $44.00. The average remaining contractual life was 7.3 years for all options outstanding at Dec. 31, 2003. At Dec. 31, 2003, 955,495 shares were exercisable at an average share price of $33.67. At Dec. 31, 2002, 1,067,613 shares were exercisable at an average share price of $33.67. At Dec. 31, 2001, 1,160,195 shares were exercisable at an average share price of $33.67. There were no options granted in 2003. Using the Black-Scholes option pricing model, the average fair value of options granted in 2002 and 2001 was estimated at $11.11 and $10.64 per share, respectively. See Note 1 for a discussion of the pricing assumptions.

Employee Stock Purchase Plan

In early 2001, the Corporation introduced an employee stock purchase plan (ESPP). All active employees of the Corporation and designated subsidiaries are eligible to participate. Until 2003, participants purchased the Corporation’s common stock at 85% of its fair market value on either the first trading day or last trading day of each purchase period, whichever was lower. Effective March 1, 2003, participants purchased common stock at 95% of its fair market value on the last trading day of each three month purchase period. No charge to earnings is required with respect to this plan. In 2003, 497,599 shares were issued at prices ranging from $19.13 to $29.78. In 2002, 871,908 shares were issued at prices ranging from $22.28 to $30.91. At Dec. 31, 2003, 8,133,335 shares were available for purchase.

Pro forma cost of stock options

See “Stock options” in Note 1 for a discussion of the pro forma costs of stock options.

401(k) Retirement Savings Plan

Employees’ payroll deductions contributed into retirement savings accounts are matched by the Corporation’s contribution of common stock, at the rate of $.65 on the dollar, up to 6% of the employee’s base salary. The contribution rates will remain at $.65 on the dollar in 2004. In 2003, 2002 and 2001, the Corporation recognized $31 million, $31 million and $21 million, respectively, of expense related to this plan and contributed 1,142,283; 931,650; and 490,572 shares, respectively. All shares contributed in 2003, 2002 and 2001 were issued from treasury stock. The plan held 13,369,211; 12,824,293; and 12,276,161 shares of the Corporation’s common stock at Dec. 31, 2003, 2002 and 2001, respectively.

NOTES TO FINANCIAL STATEMENTS (continued)

24.	Employee benefits (continued)

Profit Bonus Plan, Mellon Incentive Compensation Plan and Restricted Stock Awards

Performance-based awards are made to key employees at the discretion of the Human Resources Committee of the Board of Directors. The granting of these awards is based upon the performance of the key employees and on the Corporation’s overall performance (or particular business line performance) in achieving its objectives. At the Committee’s election, awards may be paid in a lump sum or may be deferred and paid over a period of up to 15 years. The value of awards granted was $48 million, $48 million and $54 million in 2003, 2002 and 2001, respectively, and can be in the form of cash, common stock, restricted stock or deferred share awards equivalent to restricted stock. Employees are generally prevented from selling or transferring restricted stock or deferred share awards for a three-year period, and except in certain circumstances the shares or units are forfeited if employment is terminated during that period. Restricted stock, awarded in connection with the Profit Bonus Plan, totaling 118,950; 193,457; and 80,350 shares, with a weighted-average market value on the date of grant of $33.47, $23.19 and $38.70 per share, was awarded for 2003, 2002 and 2001, respectively. In addition to the restricted stock awarded in connection with the Profit Bonus Plan in 2003, 2002 and 2001, there were 1,542,043; 1,288,579; and 1,238,988 restricted shares awarded, respectively, to senior officers and various key employees with a weighted-average grant-date per share market value of $23.86; $37.40; and $42.06, respectively. Vesting of these shares is primarily related to performance and is expected to occur over a three-to-seven-year period. Performance accelerated grants cliff-vest in full after seven years. In the event of a change in control of the Corporation, as defined in the plan, the restrictions on sale or transfer will immediately terminate. The total compensation expense recognized for these restricted shares was $24 million, $24 million and $15 million in 2003, 2002 and 2001, respectively. Total outstanding shares of restricted stock and deferred share awards as of Dec. 31, 2003, 2002 and 2001 were 4,625,374; 3,534,266; and 2,829,385, respectively. All grants of restricted stock are made under the Corporation’s Long-Term Profit Incentive Plan (1996) discussed on page 107 under “Long-Term Profit Incentive Plan.”

Employee Stock Ownership Plan

In 1989, an Employee Stock Ownership Plan (ESOP) was formed to hold certain shares of Mellon Financial Corporation common stock previously held in other defined contribution plans sponsored by the Corporation and its subsidiaries. The ESOP was merged with and into the Corporation’s 401(k) Retirement Savings Plan in June 2002. Assets formerly in the ESOP are now in the 401(k) trust and are included in participants’ 401(k) plan statements. At Dec. 31, 2001, this plan held 218,826 shares of the Corporation’s common stock.

Postretirement benefits other than pensions

The Corporation shares in the cost of providing managed care, Medicare supplement and/or major medical programs for former employees who retired prior to Jan. 1, 1991 and grandfathered employees who met certain age and service requirements as of Jan. 1, 1991. Former employees of Buck Consultants who retired prior to Jan. 1, 2001 and grandfathered employees who met certain age and service requirements as of Dec. 31, 2000 are eligible for both pre-65 and post-65 medical coverage based on the cost sharing arrangements under the Buck plan as of Dec. 31, 2000. Employees who retire prior to age 65 with 15 years of service who are not a part of either grandfathered group are eligible for a defined dollar supplement to assist them in purchasing health insurance coverage under the same plans offered to active employees. When these non-grandfathered retirees reach age 65, they become responsible for their own Medicare supplemental coverage. The net periodic benefit cost of providing these benefits, determined in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” amounted to $7 million in 2003, $6 million in 2002 and $5 million in 2001. Early retirees who do not meet the service requirement are eligible to purchase health coverage at their own expense under the standard plans that are offered to active employees through COBRA.

NOTES TO FINANCIAL STATEMENTS (continued)

24.	Employee benefits (continued)

The following table sets forth the components of the costs and liability of the Corporation’s postretirement health care and life insurance benefits programs for current and future retirees.

	Accrued postretirement benefit cost			Accumulated postretirement benefit obligation			Unrecognized transition obligation
(in millions)	2003	2002	2001	2003	2002	2001	2003	2002	2001
Balance at Jan. 1	$59	$57	$56	$62	$58	$56	$(15)	$(17)	$(23)

Recognition of components of net periodic postretirement benefit costs:
Service cost	1	2	1	1	2	1	—	—	—
Interest cost	5	4	4	5	4	4	—	—	—
Amortization of:
Transition obligation	1	2	2	—	—	—	1	2	2
(gains) losses	—	(2)	(2)	—	—	—	—	—	—

	7	6	5	6	6	5	1	2	2
Actuarial (gains) losses including a change in the discount rate	—	—	—	14	2	5	—	—	—
Divestitures	—	—	—	—	—	(4)	—	—	4
Benefit payments	(5)	(4)	(4)	(5)	(4)	(4)	—	—	—

Balance at Dec. 31	$61	$59	$57	$77	$62	$58	$(14)	$(15)	$(17)

Discount rates of 6.75% and 7.5%, respectively, were used to estimate the 2003 and 2002 net periodic post retirement benefit costs, and rates of 6.25% and 6.75% were used to value the accumulated postretirement benefit obligations (APBO) at year-end 2003 and 2002, respectively. A health care cost trend rate was used to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, technological changes, regulatory requirements and Medicare cost shifting. The future annual increase assumed in the cost of health care benefits was 10% for 2003 and was decreased gradually to 4.75% for 2010 and thereafter. The health care cost trend rate assumption may have a significant impact on the amounts reported. Increasing the assumed health care cost trend by one percentage point in each year would increase the APBO by approximately $7 million and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by less than $1 million. Decreasing the assumed health care cost trend by one percentage point each year would decrease the APBO by approximately $6 million and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by less than $1 million. The $14 million increase to the APBO in 2003 for the “Actuarial (gains) losses including a change in the discount rate” primarily resulted from lowering the discount rate in 2003 and increasing the assumed health care cost trend rate.

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In accordance with FASB Staff Position 106-1, any measure of the APBO or net periodic postretirement benefit cost in the financial statements or accompanying notes do not reflect the effects of the Act on the plan. Specific authoritative guidance on accounting for the federal subsidy is pending. The impact of the Act on the Corporation’s APBO or net periodic postretirement benefit cost is not expected to be material.

NOTES TO FINANCIAL STATEMENTS (continued)

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

Under the first and currently more restrictive of the foregoing federal dividend limitations, the Corporation’s bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to Dec. 31, 2003, of up to approximately $145 million of their retained earnings of $1.691 billion at Dec. 31, 2003, less any dividends declared and plus or minus net profits or losses, as defined, earned between Jan. 1, 2004, and the date of any such dividend declaration.

The payment of dividends also is limited by minimum capital requirements imposed on banks. The Corporation’s bank subsidiaries exceed these minimum requirements. The bank subsidiaries declared dividends of $647 million in 2003, $908 million in 2002 and $770 million in 2001. The Federal Reserve Board and the OCC have issued additional guidelines that require bank holding companies and national banks to continually evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition.

The Federal Reserve Act limits extensions of credit by the Corporation’s bank subsidiaries to the Corporation and to certain other affiliates of the Corporation, and requires such extensions to be collateralized and limits the amount of investments by the banks in these entities. At Dec. 31, 2003, such extensions of credit and investments were limited to $349 million to the Corporation or any other affiliate and to $699 million in total to the Corporation and all of its other affiliates. Outstanding extensions of credit net of collateral subject to these limits were $49 million at Dec. 31, 2003.

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

NOTES TO FINANCIAL STATEMENTS (continued)

27.	Financial instruments with off-balance-sheet risk (continued)

approved counterparties under specific credit limits and by monitoring the amount of outstanding contracts by customer and in the aggregate against such limits. Counterparty limits are monitored on an ongoing basis. Market risk arises from changes in the market value of contracts as a result of the fluctuations in interest and currency rates.

Off-balance-sheet financial instruments with contract amounts that represent credit risk (a)	Dec. 31,
(in millions)	2003	2002
Commitments to extend credit (b):
Expire within one year	$8,305	$11,067
Expire within one to five years	7,211	7,678
Expire over five years	164	109

Total commitments to extend credit	15,680	18,854
Commercial letters of credit (c)	8	34
Other guarantees and indemnities:
Standby letters of credit and foreign and other guarantees (d)	1,351	1,863
Custodian securities lent with indemnification against broker default of return of securities	67,299	45,771
Liquidity support provided to TRFC	822	1,222

(a)	In addition, the Corporation had commitments to fund venture capital investments of $175 million and $239 million, at Dec. 31, 2003 and 2002, respectively.

(b)	Net of participations totaling $439 million and $588 million at Dec. 31, 2003 and 2002, respectively.

(c)	Net of participations and collateral totaling $31 million and $27 million at Dec. 31, 2003 and 2002, respectively.

(d)	Net of participations and cash collateral totaling $208 million and $203 million at Dec. 31, 2003 and 2002, respectively.

Commitments to extend credit

The Corporation enters into contractual commitments to extend credit, normally with fixed expiration dates or termination provisions, at specific rates and for specific purposes. The majority of the Corporation’s commitments to extend credit are contingent upon customers meeting certain pre-established conditions of lending at the time of loan funding. Most of the Corporation’s commitments to extend credit include material adverse change clauses within the commitment contracts. These clauses allow the Corporation to deny funding a loan commitment if the borrower’s financial condition deteriorates during the commitment period, such that the customer no longer meets the pre-established conditions of lending. The Corporation’s maximum exposure to credit loss upon the occurrence of any event of default by the customer is represented by the contractual amount of the commitment to extend credit. Accordingly, the credit policies utilized in committing to extend credit and in the extension of loans are the same. Market risk arises on commitments to extend fixed rate loans if interest rates have moved adversely subsequent to the extension of the commitment or if required market spreads widen. The Corporation believes the market risk associated with commitments is minimal. Since many of the commitments are expected to expire without being drawn upon, the total contractual amounts do not necessarily represent future cash funding requirements. The amount and type of collateral obtained by the Corporation are based upon industry practice, as well as its credit assessment of the customer. Of the $15.7 billion of contractual commitments for which the Corporation has received a commitment fee or which were otherwise legally binding, approximately 53% of the commitments are scheduled to expire within one year, and approximately 99% are scheduled to expire within five years. Total commitments to extend credit decreased $3.2 billion, or 17%, at Dec. 31, 2003, compared to Dec. 31, 2002, with commitments to extend credit expiring over one year decreasing $412 million, or 5%, at Dec. 31, 2003, compared to Dec. 31, 2002. This reduction primarily resulted from actions taken as part of the Corporation’s strategy to reduce credit risk.

NOTES TO FINANCIAL STATEMENTS (continued)

27.	Financial instruments with off-balance-sheet risk (continued)

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

Standby letters of credit and foreign and other guarantees irrevocably obligate the Corporation for a stated period to disburse funds to a third-party beneficiary if the Corporation’s customer fails to perform under the terms of an agreement with the beneficiary. Standby letters of credit and foreign and other guarantees are used by the customer as a credit enhancement and typically expire without being drawn upon. The amount and type of any collateral are based on industry practices, as well as a credit assessment of the customer. The Corporation’s outstanding exposure to standby letters of credit at Dec. 31, 2003 was $1.4 billion, with 97% maturing within three years. At Dec. 31, 2003, the Corporation had a $14 million reserve for credit exposure to outstanding letters of credit. The Corporation must recognize, at the inception of standby letters of credit and foreign and other guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. At Dec. 31, 2003, the Corporation had a liability of $7 million related to letters of credit issued or modified in 2003. As required by FIN 45, the fair value of the liability, which was recorded with an offsetting asset in Other assets, was estimated as the present value of contractual customer fees.

Standby letters of credit and foreign and other guarantees	Dec. 31,		Weighted- average years to maturity at Dec. 31,
(dollar amounts in millions)	2003	2002	2003	2002
Commercial paper and other debt	$93	$157	1.1	1.4
Tax-exempt securities	92	131	1.4	1.7
Bid– or performance-related	315	489.7		.5
Other commercial	851	1,086	1.0	1.0

Total standby letters of credit and foreign and other guarantees	$1,351	$1,863.9		1.0

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

Securities lending

A securities lending transaction is a fully collateralized transaction in which the owner of a security agrees to lend the security through an agent (the Corporation) to a borrower, usually a broker/dealer or bank, on an open, overnight or term basis, under the terms of a prearranged contract, which generally matures in less than 90 days. The borrower will collateralize the loan at all times, generally with cash or U.S. government securities, exceeding 100% of the market value of the loan, plus any accrued interest on debt obligations. Cash collateral is generally reinvested in commercial paper, repurchase agreements and money market funds.

NOTES TO FINANCIAL STATEMENTS (continued)

27.	Financial instruments with off-balance-sheet risk (continued)

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

Commitments to fund venture capital investments

The Corporation has commitments to provide capital financing to third party investment funds and partnerships. The timing of future cash requirements is generally dependent on the investment cycle, which is the period over which companies are funded and ultimately sold, merged, or taken public. The timing of these factors can vary based on market conditions and on the nature and type of industry in which the companies operate.

Other guarantees and indemnities

In the normal course of business, the Corporation offers guarantees in support of certain joint ventures and subsidiaries, and certain other guarantees and indemnities.

Mellon Bank, N.A. and ABN AMRO Bank N.V. entered into a joint venture to provide global securities services, with operations commencing in January 2003. Each of the two partners signed a statutory declaration under Dutch law as of Dec. 31, 2002, to be jointly and severally liable with the joint venture to parties that have a provable contractual debt or damage claim. The benefit of this declaration is potentially available to all creditors and customers of the joint venture with valid legal claims where the joint venture has defaulted, and totaled approximately $19 billion at Dec. 31, 2003 primarily relating to securities lending activity. This amount assumes that there is no capital or assets of the joint venture to satisfy such claims and that there is no level of contribution by ABN AMRO Bank N.V.

As of Dec. 31, 2003, the Corporation provided a guarantee for one-half of a $6 million debt incurred by Pareto Partners, in which the Corporation has a 30% equity interest.

The Corporation provides TRFC liquidity support and a letter of credit in support of TRFC’s commercial paper. See pages 90 and 91 of Note 7 for a detailed discussion of these arrangements.

The Corporation has issued put options to holders of certificates sold by certain qualifying special-purpose entities (QSPEs), relating to the Corporation’s jumbo mortgage securitizations. The put options allow the holders to sell the certificates, collateralized by the principal of the loans, to the Corporation at specified prices based on the then outstanding principal amount of the certificates at future dates if certain triggering events occur over the next five years. The total certificates outstanding from the QSPEs at Dec. 31, 2003 subject to such agreements was $32 million. The liability for the put options has been reduced to zero at Dec. 31, 2003.

NOTES TO FINANCIAL STATEMENTS (continued)

27.	Financial instruments with off-balance-sheet risk (continued)

The Corporation has also provided standard representations for underwriting agreements, acquisition and divestiture agreements, sales of loans and commitments, and other similar type of arrangements and customary indemnification for claims and legal proceedings related to its provision of financial services. The Corporation has purchased insurance to mitigate certain of these risks. The Corporation is a minority equity investor in, and member of, several industry clearing or settlement exchanges through which foreign exchange, securities or other transactions settle. Certain of these industry clearing or settlement exchanges require their members to guarantee their obligations and liabilities or to provide financial support in the event other partners do not honor their obligations. It is not possible to estimate a maximum potential amount of payments that could be required with such agreements.

28.	Derivative instruments used for trading and risk management purposes

	Dec. 31,
	Notional amount		Credit risk
Derivative instruments used for trading and risk management purposes (a) (in millions)	2003	2002	2003	2002
Trading:
Commitments to purchase and sell foreign currency contracts	$54,319	$31,348	$1,698	$685
Foreign currency option contracts purchased	5,602	14,421	159	292
Foreign currency option contracts written	4,928	15,871	—	—
Interest rate agreements:
Interest rate swaps	9,886	9,960	255	386
Options, caps and floors purchased	542	619	2	2
Options, caps and floors written	513	682	—	—
Futures and forward contracts	13,220	13,651	—	—
Other products	1,168	246	109	41
Risk management:
Interest rate swaps	2,720	4,639	195	297

			$2,418	$1,703
Effect of master netting agreements			(1,301)	(323)

Total net credit risk			$1,117	$1,380

(a)	The amount of credit risk associated with these instruments is limited to the cost of replacing a contract in a gain position, on which a counterparty may default. The credit risk associated with these instruments is calculated after considering master netting agreements, which are generally applicable to derivative instruments used for both trading activities and risk management purposes.

Commitments to purchase and sell foreign currency contracts

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

related to foreign currency contracts are represented by the net contractual settlement between the Corporation and its counterparties. There were no settlement or counterparty default losses on foreign currency contracts in 2003, 2002 or 2001.

Foreign currency option contracts

Foreign currency option contracts grant the contract purchaser the right, but not the obligation, to purchase or sell a specified amount of a foreign currency during a specified period at a predetermined exchange rate to a second currency. The Corporation acts as both a purchaser and seller of foreign currency option contracts. Market risk arises from changes in the value of contractual positions caused by actual and anticipated fluctuations in currency rates and interest rates. Market risk is managed by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk and future cash requirements are similar to those of foreign currency contracts. There were no settlement or counterparty default losses on foreign currency option contracts in 2003, 2002 or 2001.

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

The Corporation uses interest rate swaps as part of its interest rate risk management strategy primarily to alter the interest rate sensitivity of its long-term debt and junior subordinated debentures, deposit liabilities and loans.

Market risk arises from changes in the market value of contractual positions caused by movements in interest rates. The Corporation limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. The credit risk associated with interest rate swaps is limited to the estimated aggregate replacement cost of those agreements in a gain position. Credit risk is managed through credit approval procedures that establish specific lines for individual counterparties and limit credit exposure to various portfolio segments. Counterparty and portfolio outstandings are monitored against such limits on an ongoing basis. The Corporation has entered into collateral agreements with certain counterparties to interest rate swaps to further secure amounts due. The collateral is generally cash, U.S. government securities or mortgage pass-through securities guaranteed by the Government National Mortgage Association (GNMA). There were no counterparty default losses on interest rate swaps in 2003 and 2002. Counterparty default losses were less than $1 million in 2001. The future cash requirements of interest rate swaps are limited to the net amounts payable under these swaps. At Dec. 31, 2003, 83% of the notional principal amount of interest rate swaps used for trading purposes were scheduled to mature in less than five years.

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

limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. There were no counterparty default losses on options, caps and floors in 2003, 2002 and 2001.

Futures and forward contracts

Futures and forward contracts on loans, securities or money market instruments represent future commitments to purchase or sell a specified instrument at a specified price and date. Futures contracts are standardized and are traded on organized exchanges, while forward contracts are traded in over-the-counter markets and generally do not have standardized terms.

For instruments that are traded on an organized exchange, the exchange assumes the credit risk that a counterparty will not settle and generally requires a margin deposit of cash or securities as collateral to minimize potential credit risk. The Corporation has established policies governing which exchanges and exchange members can be used to conduct these activities, as well as the number of contracts permitted with each member and the total dollar amount of outstanding contracts. Credit risk associated with futures and forward contracts is limited to the estimated aggregate replacement cost of those futures and forward contracts in a gain position. Credit risk related to futures contracts is substantially mitigated by daily cash settlements with the exchanges for the net change in the value of the futures contract. Market risk is similar to the market risk associated with interest rate swap contracts. The future cash requirements, if any, related to futures and forward contracts are represented by the net contractual settlement between the Corporation and its counterparties. There were no settlement or counterparty default losses on futures and forward contracts in 2003, 2002 or 2001.

Other products

Other products included $1,168 million and $246 million notional amount of credit default swaps, equity options and total return swaps at Dec. 31, 2003, and Dec. 31, 2002, respectively. Credit default swaps allow the transfer of credit risk from one party to another for a fee. These swaps are used to hedge credit risk associated with commercial lending activities. The Corporation enters into equity options to assist customers in managing market risk associated with equity positions that they hold. The Corporation enters into total return swaps that are used to minimize the risk related to investments in start-up mutual funds that are based on specific market indices. Market risk arises from changes in the market value of contractual positions caused by movements in the equity and bond markets. The Corporation limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk is limited to the estimated aggregate replacement cost of options in a gain position. Credit risk is managed by setting specific credit limits and by monitoring outstandings by customer and in the aggregate against such limits. There were no counterparty default losses on other products in 2003, 2002 and 2001.

29.	Concentrations of credit risk

The Corporation manages both on- and off-balance-sheet credit risk by maintaining and adhering to its written credit policies, which specify general underwriting criteria as well as underwriting standards for specific industries and control credit exposure by borrower, counterparty, degree of risk, industry, country and aggregate portfolio management. These measures are regularly updated to reflect the Corporation’s evaluation of developments in economic, political and operating environments that could affect lending risks. The Corporation may adjust credit exposure to individual industries or customers through loan sales, syndications, participations, credit default swaps, and the use of master netting agreements when it has more than one transaction outstanding with the same customer. Collateral obtained, if any, for the credit facilities provided is based on industry practice as well as the credit assessment of the customer. The type and amount of collateral vary, but the form generally

NOTES TO FINANCIAL STATEMENTS (continued)

29.	Concentrations of credit risk (continued)

includes: marketable securities; inventory; property, plant and equipment; other assets; and/or income-producing commercial properties with appraised values that exceed the contractual amount of the credit facilities by preapproved ratios. The maximum risk of accounting loss from on- and off-balance-sheet financial instruments with these counterparties is represented by their respective balance sheet amounts and the contractual or replacement cost of the off-balance-sheet financial instruments. The only significant credit concentration for the Corporation was the U.S. government, including its agencies, at Dec. 31, 2003, and 2002. Substantially all of this exposure consists of investment securities, securities available for sale and the related interest receivable and balances due from the Federal Reserve.

30.	Fair value of financial instruments

A financial instrument is defined by SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” as cash, evidence of an ownership interest in an entity or a contract that creates a contractual obligation or right to deliver to or receive cash or another financial instrument from a second entity on potentially favorable terms.

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

The following methods and assumptions were used by the Corporation in estimating the fair value of its financial instruments at Dec. 31, 2003 and 2002.

Short-term financial instruments

The carrying amounts reported on the Corporation’s balance sheet generally approximate fair value for financial instruments that reprice or mature in 90 days or less, with no significant change in credit risk. The carrying amounts approximate fair value for cash and due from banks; money market investments; acceptances; demand deposits; money market and other savings accounts; federal funds purchased and securities under repurchase agreements; U.S. Treasury tax and loan demand notes; commercial paper; other funds borrowed; and certain other assets and liabilities.

NOTES TO FINANCIAL STATEMENTS (continued)

30.	Fair value of financial instruments (continued)

Trading account securities, securities available for sale and investment securities

Trading account securities and securities available for sale are recorded at market value on the Corporation’s balance sheet. Market values of trading account securities, securities available for sale and investment securities generally are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, market value is estimated using quoted market prices for securities with similar credit, maturity and interest rate characteristics. The tables in Note 6 present in greater detail the carrying value and market value of securities available for sale and investment securities at Dec. 31, 2003 and 2002.

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

Notes and debentures, and junior subordinated debentures

The fair value of the Corporation’s notes and debentures, and junior subordinated debentures is estimated using quoted market yields for the same or similar issues or the current yields offered by the Corporation for debt with the same remaining maturities.

Commitments to extend credit and standby letters of credit and foreign and other guarantees

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

Derivative instruments used for trading and risk management purposes

Receivables and payables related to derivative instruments are determined by using quoted market prices or valuation models that incorporate current market data.

NOTES TO FINANCIAL STATEMENTS (continued)

30.	Fair value of financial instruments (continued)

Summary

The following table includes financial instruments, as defined by SFAS No. 107, whose estimated fair value is not represented by the carrying value as reported on the Corporation’s balance sheet except for receivables and payables related to derivative instruments, which are presented in the table for supplementary information. The carrying amount and estimated fair values of commitments to extend credit and standby letters of credit and foreign and other guarantees is not significant. Management has made estimates of fair value discount rates that it believes to be reasonable considering expected prepayment rates, credit risk and liquidity risk. However, because there is no active market for many of these financial instruments, management has no basis to verify whether the resulting fair value estimates would be indicative of the value negotiated in an actual sale.

Financial instruments - summary	Dec. 31, 2003		Dec. 31, 2002
(in millions)	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Assets:
Investment securities (a)	$297	$308	$527	$548
Loans (b)	6,838	6,842	7,882	7,950
Reserve for credit losses (b)	(91)	—	(122)	—

Net loans	$6,747	6,842	7,760	7,950
Other assets (c)	3,260	3,260	2,951	2,948
Receivables related to derivative instruments	1,117	1,117	1,380	1,380
Liabilities:
Fixed-maturity deposits (d)	$6,142	$6,143	$5,882	$5,885
Notes and debentures, and junior subordinated debentures (a)	5,266	5,412	5,541	5,739
Payables related to derivative instruments	765	765	905	905

(a)	Market or dealer quotes were used to estimate the fair value of these financial instruments.

(b)	Excludes lease finance assets of $629 million and $556 million, as well as the related reserve for credit losses of $12 million and $5 million at Dec. 31, 2003 and 2002, respectively. Lease finance assets are not considered financial instruments as defined by SFAS No. 107.

(c)	Excludes non-financial instruments.

(d)	Includes negotiable certificates of deposit, other time deposits and savings certificates. SFAS No. 107 defines the estimated fair value of deposits with no stated maturity, which includes demand deposits and money market and other savings accounts, to be equal to the amount payable on demand. Therefore, the positive effect of the Corporation’s $14.701 billion and $16.775 billion of such deposits at Dec. 31, 2003 and 2002, respectively, is not included in this table.

NOTES TO FINANCIAL STATEMENTS (continued)

31.	Mellon Financial Corporation (Parent Corporation)

Condensed Income Statement

	Year ended Dec. 31,
(in millions)	2003	2002	2001
Dividends from bank subsidiaries	$616	$876	$739
Dividends from nonbank subsidiaries	24	49	55
Interest revenue from bank subsidiaries	5	6	12
Interest revenue from nonbank subsidiaries	104	137	115
Other revenue	29	23	22

Total revenue	778	1,091	943

Interest expense on commercial paper	—	1	18
Interest expense on notes and debentures	91	112	137
Interest expense on trust-preferred securities	58	79	79
Other expense	52	68	64

Total expense	201	260	298

Income before income taxes and equity in undistributed net income of subsidiaries	577	831	645
Provision (benefit) for income taxes	(48)	18	(77)
Equity in undistributed net income:
Bank subsidiaries	124	(98)	736
Nonbank subsidiaries	(48)	(33)	(140)

Net income	$701	$682	$1,318

Condensed Balance Sheet

	Dec. 31,
(in millions)	2003	2002
Assets:
Cash and money market investments with bank subsidiary	$311	$549
Securities available for sale	370	201
Loans and other receivables due from nonbank subsidiaries	2,707	2,695
Other receivables due from bank subsidiaries	97	153
Investment in bank subsidiaries	3,396	3,345
Investment in nonbank subsidiaries	554	441
Corporate-owned life insurance	629	525
Other assets (a)	87	71

Total assets	$8,151	$7,980

Liabilities:
Commercial paper	$10	$9
Deferred compensation	268	207
Other liabilities	198	296
Notes and debentures (with original maturities over one year)	2,916	3,025
Junior subordinated debentures (a)	1,057	—
Trust-preferred securities (a)	—	1,048

Total liabilities	4,449	4,585

Shareholders’ equity	3,702	3,395

Total liabilities and shareholders’ equity	$8,151	$7,980

(a)	Presentation reflects the deconsolidation of trust-preferred securities in accordance with FIN 46 Revised at Dec. 31, 2003. The Corporation’s $31 million ownership of the common securities of the statutory business trusts that were deconsolidated is reflected in Other assets.

NOTES TO FINANCIAL STATEMENTS (continued)

31.	Mellon Financial Corporation (Parent Corporation) (continued)

Condensed Statement of Cash Flows

	Year ended Dec. 31,
(in millions)	2003	2002	2001
Cash flows from operating activities:
Net income	$701	$682	$1,318
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization	—	—	11
Equity in undistributed net income of subsidiaries	(94)	107	(596)
Net (increase) decrease in accrued interest receivable	(14)	17	(7)
Deferred income tax expense (benefit)	12	(1)	(11)
Net increase from other operating activities	26	134	53

Net cash provided by operating activities	631	939	768

Cash flows from investing activities:
Net (increase) decrease in short-term deposits with affiliated banks	239	9	(108)
Purchases of securities available for sale	(1,544)	(1,738)	(189)
Proceeds from maturities of securities available for sale	1,377	1,729	—
Loans made to subsidiaries	(267)	(635)	(834)
Principal collected on loans to subsidiaries	289	301	251
Net capital (contributed to) returned from subsidiaries	(64)	(16)	2,164
Net decrease from other investing activities	(78)	(94)	(54)

Net cash (used in) provided by investing activities	(48)	(444)	1,230

Cash flows from financing activities:
Net increase (decrease) in commercial paper	1	1	(108)
Repayments of long-term debt	(450)	(400)	(205)
Net proceeds from issuance of long-term debt	381	693	630
Proceeds from issuance of common stock	29	28	77
Repurchase of common stock	(257)	(698)	(2,013)
Dividends paid on common stock	(243)	(213)	(388)
Proceeds from the issuance of ESPP shares	11	23	16
Net increase (decrease) from other financing activities	(54)	80	(7)

Net cash used in financing activities	(582)	(486)	(1,998)

Change in cash and due from banks:
Net change in cash and due from banks	1	9	—
Cash and due from banks at beginning of year	11	2	2

Cash and due from banks at end of year	$12	$11	$2

Supplemental disclosures
Interest paid	$(176)	$(198)	$(237)
Net income taxes (paid) refunded	(43)	25	63

NOTES TO FINANCIAL STATEMENTS (continued)

32.	Supplemental information to the Consolidated Statement of Cash Flows

Noncash investing and financing transactions that, appropriately, are not reflected in the Consolidated Statement of Cash Flows are listed below.

	Year ended Dec. 31,
Noncash investing and financing transactions (in millions)	2003	2002	2001
Net transfers to real estate acquired	$—	$1	$1
Deconsolidation of trust-preferred securities (a)	31	—	—
Purchase acquisitions (b):
Fair value of noncash assets acquired	44	447	619
Liabilities assumed	—	(35)	(51)
Common stock issued from treasury, and notes payable	(11)	—	(164)

Net cash disbursed	33	412	404

(a)	See Note 15 for a further discussion.

(b)	Purchase acquisitions primarily relate to DirectAdvice, the remaining 49% interest in Buck & Willis Healthcare Limited and The Arden Group, as well as the additional consideration for Henderson’s Private Asset Management Business acquisition in 2003; Unifi Network, the remaining 5% interest in Newton Management Limited, HBV Capital Management, Henderson’s Private Asset Management Business, Ashland Management’s Separate Accounts Business and Vinings Management Corporation in 2002; and an additional 20% interest in Newton Management Limited, Standish, Ayer & Wood LLC, Eagle Investment Systems Corp., and Van Deventer & Hoch in 2001.

33.	International operations

Foreign activity includes loans and other revenue producing assets and transactions in which the customer is domiciled outside of the United States and/or the foreign activity is resident at a foreign entity. Due to the nature of the Corporation’s foreign and domestic activities, it is not possible to precisely segregate between the foreign and domestically domiciled customers. As a result, it is necessary to make certain subjective assumptions. Net income from international operations is determined after internal allocations for taxes, expenses, and provision and reserve for credit losses. Expenses charged to international operations include those directly incurred in connection with such activities, as well as an allocable share of general support and overhead charges. International assets, revenue, income from international operations before income taxes and net income from international operations is shown in the following table.

Foreign and domestic total assets and results from continuing operations

(in millions)	2003					2002				2001
	Total assets		Total revenue	Income before taxes	Income (b)	Total assets	Total revenue	Income before taxes	Income	Total assets	Total revenue	Income before taxes	Income
Foreign	$10,206	(a)	$548	$23	$19	$6,929	$551	$47	$30	$5,791	$561	$90	$59
Domestic	23,777		4,002	965	658	29,302	4,159	939	633	29,772	3,577	584	376

Total	$33,983		$4,550	$988	$677	36,231	$4,710	$986	$663	$35,563	$4,138	$674	$435

(a)	A significant portion of these assets are money market deposits of foreign entities, (including the Cayman Islands and U.K. offices), with domestic entities. Includes assets of $6.176 billion of international operations domiciled in the U.K., which is in excess of 10% of consolidated assets.

(b)	Income for 2003 is before the cumulative effect of a change in accounting principle.

Note: The tax rate used for foreign activity is the estimated worldwide effective tax rate on foreign earnings of 35%. Results of foreign joint ventures are reported net of tax.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of

Mellon Financial Corporation:

We have audited the accompanying consolidated balance sheets of Mellon Financial Corporation and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mellon Financial Corporation and subsidiaries at December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 10 to the consolidated financial statements, in 2002 the Corporation changed its method of accounting for goodwill and other intangibles resulting from business combinations in accordance with Statement of Financial Accounting Standards No. 142.

/s/ KPMG LLP

Pittsburgh, Pennsylvania
February 13, 2004

NOTES

NOTES

CORPORATE INFORMATION

Annual Meeting	The Annual Meeting of Shareholders will be held on the 10th floor of Two Mellon Center, 501 Grant Street, Pittsburgh, Pennsylvania, at 10 a.m. on Tuesday, April 20, 2004.

Annual Report	The 2003 Annual Report consists of the 2003 Summary Annual Report and the 2003 Financial Annual Report.

Charitable Contributions	A report on Mellon’s comprehensive community involvement, including charitable contributions, is available online at www.mellon.com or by calling (412) 234-8680.

Corporate Communications/ Media Relations	Members of the media should direct inquiries to media@mellon.com or (412) 234-7157.

Direct Stock Purchase and Dividend Reinvestment Plan	The Direct Stock Purchase and Dividend Reinvestment Plan provides a way to purchase shares of common stock directly from the Corporation at the current market value. Nonshareholders may purchase their first shares of the Corporation’s common stock through the Plan, and shareholders may increase their shareholding by reinvesting cash dividends and through optional cash investments. Plan details are in a prospectus, which may be obtained from Mellon Investor Services by e-mailing shrrelations@melloninvestor.com or by calling 1 800 205-7699.

Dividend Payments	Subject to approval of the Board of Directors, dividends are paid on Mellon’s common stock on or about the 15th day of February, May, August and November.

Electronic Deposit of Dividends	Registered shareholders may have quarterly dividends paid on Mellon’s common stock deposited electronically to their checking or savings account, free of charge. To have your dividends deposited electronically, please send a written request by e-mail to shrrelations@melloninvestor.com or by mail to Mellon Investor Services, P.O. Box 3315, South Hackensack, NJ 07606. For more information, please call 1 800 205-7699.

Elimination of Duplicate Mailings	To eliminate duplicate mailings and help your company reduce expenses, please submit, with your full name and address the way it appears on your account, a written request by e-mail to shrrelations@melloninvestor.com or by mail to Mellon Investor Services, P.O. Box 3315, South Hackensack, NJ 07606. For more information, please call 1 800 205-7699.

Exchange Listing	Mellon’s common stock is traded on the New York Stock Exchange under the trading symbol MEL. Our transfer agent and registrar is Mellon Investor Services, P.O. Box 3315, South Hackensack, NJ 07606. For more information, please visit www.melloninvestor.com or call 1 800 205-7699.

Form 10-K and Shareholder Publications	For a free copy of the Corporation’s Annual Report on Form 10-K or the quarterly earnings news release on Form 8-K, as filed with the Securities and Exchange Commission, please send a written request by e-mail to mellon_10-K/8-K@mellon.com or by mail to the Secretary of the Corporation, One Mellon Center, Room 4826, Pittsburgh, PA 15258-0001. The 2003 Summary and Financial Annual Reports, as well as Forms 10-K, 8-K and 10-Q, and quarterly earnings and other news releases can be viewed and printed at www.mellon.com.

Internet Access	Mellon: www.mellon.com Mellon Investor Services: www.melloninvestor.com See also Internet access for Business Groups/Principal Entities in the 2003 Mellon Summary Annual Report.

Investor Relations	Visit www.mellon.com/investorrelations/ or call (412) 234-5601.

Publication Requests/ Securities Transfer Agent	To request the Annual Report or quarterly information or to address issues regarding stock holdings, certificate replacement/transfer, dividends and address changes, visit www.melloninvestor.com or call 1 800 205-7699.

Stock Prices	Current prices for Mellon’s common stock can be viewed at www.mellon.com.

Telecommunications Device for the Deaf (TDD) Lines	Mellon Investor Services TDD lines are 1 800 231-5469 (within the United States) and (201) 329-8354 (outside the United States).

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

Mellon Financial Corporation

One Mellon Center

Pittsburgh, PA 15258-0001

(412) 234-5000

www.mellon.com

[GRAPHIC]