Form 10-K, Exhibit 13
period 2004-12-31
MELLON FINANCIAL CORP
filed 2005-02-25
CIK 64782

Exhibit 13.1

MELLON FINANCIAL CORPORATION

2004 FINANCIAL ANNUAL REPORT

Mellon Financial Corporation

2004 Financial Annual Report

Mellon Financial Corporation (and its subsidiaries)

FINANCIAL SUMMARY (dollar amounts in millions, except per share amounts or unless otherwise noted)

	2004	2003		2002	2001	2000
Year ended Dec. 31
Total fee and other revenue	$4,056	$3,607		$3,600	$2,765	$2,924
Gains on sales of securities	8	62		59	—	—
Net interest revenue	458	570		611	574	550
Provision for credit losses	(11)	7		172	(4)	8
Total operating expense	3,376	3,236		3,101	2,669	2,283
Provision for income taxes	357	313		327	239	427

Income from continuing operations before cumulative effect of accounting change	$800	$683		$670	$435	$756
Cumulative effect of accounting change, net of tax	—	(7	) (a)	—	—	—

Income from continuing operations	$800	$676		$670	$435	$756
Income (loss) from discontinued operations, net of tax	(4)	25		12	883	251

Net income	$796	$701		$682	$1,318	$1,007

Per common share - diluted:
Income from continuing operations before cumulative effect of accounting change	$1.89	$1.59		$1.53	$.91	$1.52
Cumulative effect of accounting change	—	(.01)		—	—	—

Continuing operations	$1.89	$1.58		$1.53	$.91	$1.52
Discontinued operations	(.01)	.05		.02	1.85	.51

Net income	$1.88	$1.63		$1.55	$2.76	$2.03

Selected key data - continuing operations
Return on equity (b)(c)	20.9%	19.4%		20.0%	11.6%	19.4%
Return on assets (b)(c)	2.36%	2.04%		2.04%	1.33%	2.49%
Fee revenue as a percentage of fee and net interest revenue (FTE) (d)	90%	86%		85%	83%	84%
Pre-tax operating margin (FTE) (c)	27%	25%		24%	21%	35%
Assets under management at year-end (in billions)	$707	$657		$581	$592	$530
Assets under administration or custody at year-end (in billions)	$3,340	$2,835		$2,269	$2,076	$2,267
S&P 500 Index - year-end	1212	1112		880	1148	1320
S&P 500 Index - daily average	1131	965		994	1194	1427
Dividends paid per common share	$.70	$.57		$.49	$.82	$.86
Dividends paid on common stock	$297	$243		$213	$388	$421
Closing common stock price per share at year-end	$31.11	$32.11		$26.11	$37.62	$49.19
Market capitalization at year-end	$13,171	$13,712		$11,248	$16,798	$23,941
Average common shares and equivalents outstanding - diluted (in thousands)	424,287	430,718		439,189	477,712	496,825

Capital ratios at year-end
Total shareholders’ equity to assets	11.05%	10.89%		9.37%	9.79%	8.24%
Tangible shareholders’ equity to assets	4.72	4.44		3.57	4.85	5.70
Adjusted tangible shareholders’ equity to assets (e)	6.24	5.94		4.87	5.84	6.25
Tier I capital (f)	10.54	8.55		7.87	8.81	7.23
Total (Tier I plus Tier II) capital (f)	16.47	13.46		12.48	13.65	11.74
Leverage capital (f)	7.87	7.92		6.55	6.31	7.11

Average balances
Loans	$7,307	$7,704		$9,445	$9,843	$10,693
Total interest-earning assets	22,672	22,680		22,931	23,529	21,741
Total assets	34,003	33,877		33,695	45,475	46,744
Deposits	20,350	19,493		19,010	17,560	16,469
Notes and debentures	4,270	4,304		4,238	3,751	3,478
Junior subordinated debentures	1,024	1,010		987	974	991
Total shareholders’ equity	3,832	3,522		3,356	3,735	3,904

(a)	For a discussion of the 2003 cumulative effect of a change in accounting principle, see Note 2 of Notes to Financial Statements.

(b)	Continuing returns for 2003 are before the cumulative effect of a change in accounting principle. Return on equity on a net income basis was 20.8% in 2004, 19.9% in 2003, 20.3% in 2002, 35.3% in 2001 and 25.8% in 2000. Return on assets on a net income basis was 2.34% in 2004, 2.07% in 2003, 2.03% in 2002, 2.90% in 2001 and 2.15% in 2000. Return on assets, on a continuing operations basis, was calculated excluding both the results and assets of the fixed income trading business and Australia businesses even though the prior period balance sheet was not restated for discontinued operations.

(c)	Ratios for the years 2000 and 2001 include the impact of the amortization of goodwill.

(d)	See page 8 for the definition of fee revenue.

(e)	See page 33 for the definition of this ratio.

(f)	Includes discontinued operations.

Note: Throughout this report, all calculations are based on unrounded numbers. FTE denotes presentation on a fully taxable equivalent basis. In addition to reclassifications related to discontinued operations, other reclassifications have been made to prior periods to place them on a basis comparable with current period presentation.

2	MELLON FINANCIAL CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

    CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

Overview

Mellon Financial Corporation is a global financial services company that strives to meet or exceed the expectations of our clients, which are corporations, institutions and high net worth individuals primarily in the United States and Europe. In this annual report, Mellon Financial Corporation and its subsidiaries are also referred to as “Mellon,” “the Corporation,” “we” or “our.”

Mellon’s strategy is to build an attractive mix of fee-based businesses; to leverage technology and sales across these businesses; to provide consistent low risk earnings; and to aggressively manage capital for high returns. The strategy is designed to deliver sustainable high quality revenue and earnings per share growth as well as superior total returns for shareholders. Our goal is to be the best performing financial services company. Our long-term financial goals are to achieve long-term earnings per share growth of 11% to 14% and returns on common shareholders’ equity in excess of 20%, on a continuing operations basis.

We have chosen to be in certain core businesses — institutional asset management, mutual funds, private wealth management, asset servicing, human resources & investor solutions, and treasury services — that we believe are compatible with our strategy and goals. Our reasons follow.

•	Demand for our products and services is likely to be driven by many existing market and demographic trends (such as the increasing need of an aging work force for retirement savings, greater wealth in the United States, pension reform in the United Kingdom and Continental Europe, corporate outsourcing of non-core functions, the use of technology to deliver high quality, efficient services, and an increasing emphasis on financially stable and reliable service providers).

•	Many of our products complement one another.

•	We leverage sales, distribution and technology across our businesses for greater efficiency, which benefits our clients and Mellon.

•	Because most of our businesses are fee-based, they offer stable, lower risk earnings and do not require as much capital as traditional banking for growth.

We pursue our long-term financial goals by focusing on organic revenue growth, expense management, exceptional quality service, successful integration of acquisitions and disciplined capital management.

Our specific objectives include:

•	a revenue growth rate exceeding the growth rate of U.S. financial assets over economic cycles;

•	positive operating leverage over an economic cycle;

•	investment spending aligned with revenue trends;

•	tangible common equity ratio of 4.25% to 4.75%;

•	disciplined acquisition criteria and execution; and

•	use of excess capital to support reinvestment, acquisitions, dividends and share repurchases while maintaining appropriately strong capital ratios.

Our success in achieving our goals and objectives is influenced by economic and market drivers. Three key drivers have impacted our domestic results in the past:

•	growth in financial assets as measured by the U.S. Federal Reserve;

•	growth in nominal U.S. Gross Domestic Product (GDP); and

•	changes in the S&P 500 Index.

Since 1945, these measures grew at an average rate of 7% to 8%. From 1997 to 2000, they exceeded these long-term averages, and Mellon enjoyed strong revenue growth (see table below). Since 2000, however, these measures have been below their long-term averages, directly impacting our results. Similar drivers impact our businesses outside the U.S.

MELLON FINANCIAL CORPORATION	3

RESULTS OF OPERATIONS

Specifically, the growth rate of financial assets impacts Mellon’s asset management and asset servicing businesses and, less so, our human resources & investor solutions (HR&IS) business.

Fee revenue in these businesses is determined, in part, on the level of financial assets under management, custody or administration. (The growth rate of our financial assets includes appreciation or depreciation of existing assets and net flows of new assets.)

Nominal GDP, particularly the component that measures corporate discretionary spending, impacts revenues in outsourcing-related activities in our asset servicing and HR&IS businesses, as well as consulting activities within HR&IS. This is because selling these services depends, in part, on our corporate clients’ discretionary spending.

Finally, although our asset management businesses manage a wide range of equity assets, the S&P 500 Index has so far been the most representative index for estimating the sensitivity of our domestic revenues to changes in equity market levels. Local market indices, such as the Financial Times Stock Exchange (FTSE), are representative indices for estimating the sensitivity to equity market movements of our non-U.S. asset management revenues.

Growth rates (a)	Long - term (b)	1997 - 2000	2000 - 2003	2003 - 2004
Growth rate of financial assets	8%	9%	—%	2	% (c)
Nominal GDP (d)	7%	6%	4%	7%
S&P 500 Index	7%	11%	(6)%	9%

Mellon core sector revenue growth (e)	N/M	11%	2%	3%

(a)	Compounded annual growth rates.

(b)	Since 1945.

(c)	Period ended Sept. 30, 2004, annualized.

(d)	Unrounded rates were 6.9%, 5.7%, 3.9% and 6.6%.

(e)	For comparability purposes, excludes impact of acquisitions and divestitures and the formation of the ABN AMRO Mellon global custody joint venture. Revenue growth rates were 17%, 8% and 4% for the periods presented calculated in accordance with generally accepted accounting principles. Core sector information is presented as an indicator of organic trends.

N/M	- Not meaningful.

How we reported results

Mellon’s financial results, as well as our levels of assets under management, administration and custody, are impacted by the translation of financial results denominated in foreign currencies to the U.S. Dollar. Mellon is primarily impacted by activities denominated in the British Pound, and to a lesser extent the Canadian Dollar and the Euro. If the U.S. Dollar depreciates versus these currencies, the translation impact is a higher level of net interest revenue, fee revenue, operating expense and assets managed, administered and under custody. If the U.S. Dollar appreciates, the translated levels of net interest revenue, fee revenue, operating expense and assets managed, administered and under custody will be lower. Throughout this report the translation impact of foreign currencies will be referred to as “the effect of foreign exchange rates.”

Foreign currency exchange rates for one U.S. Dollar
	2004	2003	2002
Spot rate at Dec. 31:
British Pound	0.5183	0.5585	0.6214
Canadian Dollar	1.2015	1.2903	1.5783
Euro	0.7341	0.7931	0.9559
Year average rate:
British Pound	0.5460	0.6122	0.6663
Canadian Dollar	1.3014	1.4006	1.5699
Euro	0.8052	0.8852	1.0608

Certain amounts are presented on a fully taxable equivalent (FTE) basis. We believe that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income.

This 2004 Financial Annual Report provides a detailed review of our results on a consolidated basis, based on the line items of the Consolidated Income Statement, as well as by the performance of the individual business sectors. All information is reported on a continuing operations basis, before the cumulative effect of a change in accounting principle recorded in the first quarter of 2003, unless otherwise noted. For a discussion of the change in accounting principle, see Note 2 of Notes to Financial Statements. For a description of discontinued operations, see Note 4 of Notes to

4	MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

Financial Statements. Throughout this report, all calculations are based on unrounded numbers.

Summary of financial results

2004 compared with 2003

Consolidated net income for 2004 totaled $796 million, or $1.88 per share, including a loss from discontinued operations of $4 million, or $.01 per share. This compared with consolidated net income of $701 million, or $1.63 per share, in 2003, which included income from discontinued operations of $25 million or $.05 per share and a charge for the cumulative effect of a change in accounting principle of $7 million after-tax, or $.01 per share. This charge is discussed further in Note 2 of Notes to Financial Statements.

Results from continuing operations for 2004, and before the cumulative effect of a change in accounting principle in 2003, were:

•	Income totaling $800 million, or $1.89 per share in 2004 compared with $683 million, or $1.59 per share, in 2003; and

•	Return on equity of 20.9% in 2004 compared with 19.4% in 2003.

In April 2004, Mellon increased its quarterly common stock dividend by 13% to $.18 per common share.

2003 compared with 2002

Consolidated net income for 2003 totaled $701 million, or $1.63 per share, including income from discontinued operations of $25 million, or $.05 per share, and a charge for the cumulative effect of a change in accounting principle of $7 million after-tax, or $.01 per share. This compared with consolidated net income of $682 million, or $1.55 per share, in 2002, which included income from discontinued operations of $12 million or $.02 per share.

Results from continuing operations for 2003, before the cumulative effect of a change in accounting principle, and for 2002, were:

•	Income totaling $683 million, or $1.59 per share, in 2003, compared with $670 million, or $1.53 per share, in 2002; and

•	Return on equity of 19.4% in 2003 compared with 20.0% in 2002.

Mellon completed several acquisitions in 2004. The most significant were the following.

Evaluation Associates Capital Markets

In August 2004, we acquired Evaluation Associates Capital Markets (EACM), a Norwalk, CT-based asset manager that serves clients worldwide. EACM, which has been in business since 1984, has approximately $5 billion in assets under management. In its fund-of-hedge-funds strategies with managed assets of approximately $3 billion, it invests in relative value, event-driven and directional strategies. In its manager of managers strategies, where it manages approximately $2 billion in assets, it selects and oversees diversified teams of long-only equity and fixed income money managers. The results of EACM are reported in the Institutional Asset Management sector.

Remaining 70% of Pareto Partners

In September 2004, we acquired the 70% of Pareto Partners that we did not previously own. We acquired Pareto’s currency management business, which manages $40 billion in assets and Pareto’s fixed income asset management business, which manages $2 billion in assets, as well as the New York-based core/core plus and high-yield fixed income asset management business, with approximately $3 billion under management. In a subsequent transaction that closed in October 2004, the New York-based core/core plus and high-yield fixed income asset management business was sold to MacKay Shields LLC, a unit of New York Life Insurance. The results of Pareto, which had previously been recorded using the equity method of accounting, are now reported on a fully consolidated basis in the Institutional Asset Management sector.

MELLON FINANCIAL CORPORATION	5

RESULTS OF OPERATIONS

Supplemental Information - Reconciliation of Reported Revenue and Expense Amounts to Certain Non-GAAP Revenue and Expense Amounts

Throughout this Financial Annual Report, certain measures, which are noted, exclude:

•	a $93 million pre-tax gain from the sale of approximately 35% of Mellon’s indirect investment in Shinsei Bank and a $19 million pre-tax charge associated with the writedown of small non-strategic businesses that Mellon is in the process of exiting, recorded in the first quarter of 2004;

•	a $24 million pre-tax space consolidation charge recorded in the second quarter of 2004 related to vacating 10 leased locations in London and moving into Mellon’s new European headquarters;

•	a $17 million pre-tax occupancy expense reduction recorded in the fourth quarter of 2004 related to the reduction of a sublease loss reserve following the execution of a new lease on our headquarters building at One Mellon Center in Pittsburgh; and

•	a $50 million pre-tax charge recorded in the third quarter of 2003 primarily related to streamlining the organizational structure of the HR&IS sector.

We believe these measures are useful to the investment community in analyzing the financial results and trends of ongoing operations. We believe they facilitate the comparisons with other financial institutions and are among the bases on which our management monitors financial performance. See the table below for a reconciliation of revenue and expense amounts presented in accordance with Generally Accepted Accounting Principles (GAAP) to adjusted non-GAAP revenue and expense amounts, which exclude these items.

Supplemental information	2004				2003
(in millions)	Reported amounts	Adjustments		Adjusted amounts	Reported amounts	Adjustments		Adjusted amounts
Noninterest revenue:
Fee and other revenue	$4,056	$(93	) (a)	$3,963	$3,607	$—		$3,607
Gain on sales of securities	8	—		8	62	—		62

Total noninterest revenue	4,064	(93)		3,971	3,669	—		3,669

Net interest revenue	458	—		458	570	—		570
Provision for credit losses	(11)	—		(11)	7	—		7

Net interest revenue after provision for credit losses	469	—		469	563	—		563

Operating expense:
Staff expense	1,977	—		1,977	1,883	(29)		1,854
Net occupancy expense	284	(6	) (b)	278	265	—		265
Equipment expense	209	—		209	226	(18)		208
Other expense	906	(20	) (b)(c)	886	862	(3)		859

Total operating expense	$3,376	$(26)		$3,350	$3,236	$(50	) (d)	$3,186

(a)	Reflects the $93 million gain from the sale of approximately 35% of Mellon’s indirect investment in Shinsei Bank.

(b)	Reflects the $24 million charge related to vacating 10 leased locations in London and moving into our new European headquarters ($23 million in net occupancy expense and $1 million in other expense), partially offset by the $17 million sublease loss reserve reduction related to Mellon’s leased headquarters building in Pittsburgh.

(c)	Reflects the $19 million charge in other expense associated with a writedown of small non-strategic businesses that Mellon is in the process of exiting.

(d)	Reflects the $50 million charge primarily related to streamlining the organizational structure of the HR&IS sector.

Note:	Reported amounts include severance expense of $14 million in 2004 compared with $52 million in 2003, which includes the $29 million recorded in 2003 shown in the table above.

6	MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

Discontinued operations - 2004, 2003 and 2002

All information in this Financial Annual Report is reported on a continuing operations basis, before the cumulative effect of a change in accounting principle recorded in the first quarter of 2003, unless otherwise noted. For a discussion of discontinued operations, see Note 4 of Notes to Financial Statements.

Revenue overview

The vast majority of Mellon’s revenue consists of fee revenue, given our mix of businesses. Net interest revenue and gains on the sale of securities comprise the balance. The percentages of fee and net interest revenue noted below are calculated excluding gains on the sales of securities to provide comparability to years when no gains were recorded.

Fee revenue. In 2004, as we continued to emphasize our fee-based businesses, fee revenue comprised 90% of total fee and net interest revenue, on a fully taxable equivalent basis, compared with 86% in 2003.

Because fee revenue comprises the majority of our total revenue, we discuss fee revenue in greater detail by type in the following sections. There, we note the more specific drivers of such revenue and the factors (including the impact of the economic and market drivers noted in the Overview) that caused the various types of fee revenue to be higher or lower in 2004 compared with 2003. The business sectors discussion beginning on page 20 combines, for each sector, all types of fee revenue generated directly by that sector as well as fee revenue transferred between sectors under revenue transfer agreements, with net interest revenue generated directly by or allocated to that sector. This discussion of revenue by business sector is fundamental to an understanding of Mellon’s results as it represents the principal manner in which management reviews the performance of our businesses compared with performance in prior periods, with operating plans and with the performance of our competitors.

Fee Revenue

Group	Sector	Primary Types of Fee Revenue
Asset Management	Institutional Asset Management	• Investment management
Mutual Funds
Private Wealth Management

Corporate & Institutional Services	Asset Servicing	• Institutional trust and custody • Securities lending • Foreign exchange trading • Other (a)

	Human Resources & Investor Solutions	• Consulting • Outsourcing • Shareholder services

	Treasury Services	• Cash management • Financing-related

	Other Activity	• Financing-related (b) • Equity investment • Other

(a)	Includes expense reimbursements from joint ventures.

(b)	Includes returns from corporate-owned life insurance, gains (losses) on lease residuals and fees generated from securitized consumer loan portfolios.

MELLON FINANCIAL CORPORATION	7

RESULTS OF OPERATIONS

Net interest revenue has continued to decline both in absolute terms and as a percentage of total fee and net interest revenue, representing 10% of that total, on a fully-taxable equivalent basis, in 2004 compared with 14% in 2003. Net interest revenue is generated from loans to relationship customers in the Private Wealth Management and Treasury Services sectors and from investing deposits generated in our Treasury Services, Asset Servicing, Private Wealth Management and Human Resources & Investor Solutions sectors. For more information, see page 15.

Gains on the sales of securities. Mellon recognized gains on the sales of securities available for sale in 2004, 2003 and 2002.

Noninterest revenue

Noninterest revenue (dollar amounts in millions, unless otherwise noted)	2004	2003	2002
Trust and investment fee revenue:
Investment management	$1,617	$1,413	$1,414
Human resources & investor solutions	918	944	1,020
Institutional trust and custody	503	437	453
Securities lending revenue	76	69	75

Total trust and investment fee revenue	3,114	2,863	2,962
Cash management revenue	308	309	273
Foreign exchange trading revenue	185	147	146
Financing-related revenue	138	141	147
Equity investment revenue	160	(6)	(28)
Other revenue (a)	151	153	100

Total fee and other revenue	$4,056	$3,607	$3,600
Gains on the sales of securities	8	62	59

Total noninterest revenue	$4,064	$3,669	$3,659

Fee revenue as a percentage of fee and net interest revenue (FTE)	90%	86%	85%

Market value of assets under management at year-end (in billions)	$707	$657	$581
Market value of assets under administration or custody at year-end (in billions)	$3,340	$2,835	$2,269

(a)	Includes expense reimbursements from joint ventures of $74 million, $71 million and $30 million.

Note: For analytical purposes, the term “fee revenue,” as utilized throughout this Financial Annual Report, is defined as total noninterest revenue (including equity investment revenue) less gains on the sales of securities.

S&P 500 Index	2004	2003	2002	2004 compared with 2003
				Percentage
Year-end	1212	1112	880	9%
Daily average	1131	965	994	17%

Fee revenue

Fee revenue totaled $4.056 billion in 2004, an increase of $449 million, or 12%, from $3.607 billion in 2003. In the first quarter of 2004, we recorded a pre-tax gain of $93 million as equity investment revenue from the sale of approximately 35% of our indirect non-venture capital investment in Shinsei Bank. Excluding this gain, fee revenue increased 10% compared with 2003. This increase primarily resulted from higher trust and investment fee revenue, equity investment revenue and foreign exchange trading revenue. The effect of foreign currency exchange rates accounted for approximately $47 million of the increase in fee revenue in 2004 compared with 2003 and is primarily reflected in trust and investment fee revenue. Also, the impact of acquisitions accounted for approximately $40 million of the increase in total fee revenue. Trust and investment fee revenue increased $251 million, or 9%, primarily because of improved equity markets, higher institutional trust and custody revenue, a $57 million increase in performance fees, the effect of foreign exchange rates and the impact of acquisitions, partially offset by a decrease in HR&IS revenue. A more detailed discussion of fee revenue, by type, follows.

Investment management fee revenue

Investment management fee revenue is dependent on the overall level and mix of assets under management and the management fees, expressed in basis points (one-hundredth of one percent) charged for managing those assets. The overall level of assets under management for a given period is determined by:

•	the beginning level of assets under management;

•	the net flows of new assets during the period resulting from new business wins and existing client enrichments reduced by withdrawals; and

8	MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

•	the impact of market price appreciation or depreciation on all assets and the impact of any acquisitions or divestitures.

The mix of assets under management is determined principally by client asset allocation decisions among equities, fixed income and money market or other alternatives. The mix is further defined by whether those assets are to be managed actively to generate absolute returns or passively to match an indexed return.

Equity assets under management and alternative investments typically generate the highest management fees, followed by fixed income and money market investments. Actively managed assets typically generate higher management fees than indexed or passively managed assets of the same type because it is more expensive to actively manage assets, which is generally a factor of more research and transactions. Also, our investment managers often have the opportunity to earn performance fees when the investment performance of their products exceeds various benchmarks.

Management fees are typically subject to fee schedules based on the overall level of assets managed for a single client or by individual asset class and style. This is most prevalent for institutional assets, where amounts we manage for individual clients are typically large.

A key economic driver of growth in investment management fee revenue in any given period is the growth rate of financial assets as measured by the U.S. Federal Reserve. This measure encompasses both net flows and market appreciation or depreciation. The S&P 500 Index is also an important driver of investment management fees, particularly fees for equity assets under management. Mellon estimates that a sustained (one year) 100 point change in the S&P 500 Index, and an equivalent movement in the FTSE, when applied to our mix of assets under management, would result in a change of approximately $40 million to $50 million annually in investment management fees, excluding performance fees. Note that there is a corresponding change in incentive expense with a change in investment management fees. For any given reporting period, the actual impact may vary from what might be estimated using that measurement because:

•	Institutional Asset Management records investment management revenue based on quarter-end levels of assets under management;

•	Mutual Funds typically record investment management revenue based on daily levels of assets under management; and

•	Private Wealth Management records investment management revenue based on prior months’ levels of assets under management.

The actual impact will also vary with changes in asset mix, the timing of net flows, the relationship of other benchmarks used versus the S&P 500 and FTSE indices and other factors.

Investment management fee revenue - by Business Sector (in millions)	2004	2003	2002
Institutional Asset Management
Institutional clients	$396	$314	$295
Performance fees	127	70	47
Mutual funds	173	129	121
Private clients	44	36	31

Total	$740	$549	$494
Mutual Funds
Mutual funds	$507	$524	$583
Private clients	21	16	10
Institutional clients	14	13	11

Total	$542	$553	$604
Private Wealth Management
Private clients	$299	$274	$276
Mutual funds	1	1	1

Total	$300	$275	$277
Human Resources & Investor Solutions
Mutual funds (a)	$35	$36	$39

Total investment management fee revenue	$1,617	$1,413	$1,414

(a)	Earned from mutual fund investments in employee benefit plans administered in this sector.

Investment management fee revenue of $1.617 billion increased $204 million, or 14%, in 2004 compared with 2003 as higher institutional revenue, performance fees and mutual funds revenue in the Institutional Asset Management sector and higher revenue in the Private Wealth Management sector was partially offset by lower mutual fund management fees in the Mutual Fund sector. Investment management fees in Institutional Asset

MELLON FINANCIAL CORPORATION	9

RESULTS OF OPERATIONS

Management totaled $740 million, an increase of $191 million, or 35%, in 2004 compared with 2003, primarily resulting from improved equity markets, a $57 million increase in performance fees, net inflows and the effect of foreign exchange rates and acquisitions.

As shown in the following table, assets under management in the Institutional Asset Management sector increased $55 billion in 2004, including $29 billion from market appreciation and $26 billion from net inflows, primarily from net new business.

Changes in market value of assets under management for 2004 - by Business Sector

(in billions)	Institutional Asset Management		Mutual Funds	Private Wealth Management	Total
Market value of assets under management at Dec. 31, 2003	$445		$165	$47	$657
Net inflows (outflows):
Long-term	15		1	—	16
Money market	11		(14)	—	(3)

Total net inflows (outflows)	26		(13)	—	13
Net market appreciation (a)	29		4	1	34
Acquisitions (divestitures), net	—		1	2	3

Market value of assets under management at Dec. 31, 2004	$500	(b)	$157	$50	$707

(a)	Also includes the effect of changes in foreign exchange rates.

(b)	Includes securities lending assets advised by Institutional Asset Management of $87 billion. Revenue earned on these assets is reported as Securities lending revenue on the income statement and in the Asset Servicing sector.

At Dec. 31, 2004, the market value of Mellon’s assets under management was $707 billion, a $50 billion, or 8%, increase from $657 billion at Dec. 31, 2003. The increase primarily resulted from the improved year-end equity markets and net new business. Net market appreciation totaled $34 billion, and net long-term inflows totaled $16 billion in 2004.

Market value of assets under management at year-end

(dollar amounts in billions)	2004	2003	2002
Institutional	$443	$403	$326
Mutual funds	200	197	207
Private clients	64	57	48

Total market value of assets under management	$707	$657	$581

S&P 500 Index - year-end	1212	1112	880
S&P 500 Index - daily average	1131	965	994

Composition of assets under management at year-end

	2004	2003	2002
Equity funds	39%	36%	31%
Money market funds	21	25	33
Fixed income funds	20	20	21
Securities lending cash collateral	12	10	7
Overlay and alternative investments	8	9	8

Total	100%	100%	100%

The largest category of investment management fees are fees from mutual funds, which generate fees in the four business sectors shown on page 9. Managed mutual fund fees totaled $716 million in 2004, an increase of $26 million, or 4%, compared with 2003, primarily due to improved equity markets and net long-term inflows, which more than offset the impact of lower average money market and fixed income funds. Investment management fees from managed mutual funds are based on the daily average net assets of each fund and the basis point management fee paid by that fund. The average net assets of proprietary mutual funds managed declined $10 billion in 2004 compared with 2003, as shown in the table below. This resulted from outflows of lower basis point fee generating institutional money market funds and fixed income funds partially offset by an increase in higher basis point fee generating average equity funds during the year, driven by the higher daily average S&P 500 Index, and net inflows.

Managed mutual fund fee revenue (a)

(in millions)	2004	2003	2002
Equity funds	$314	$234	$252
Money market funds	224	271	310
Fixed income funds	128	147	143
Nonproprietary	50	38	39

Total managed mutual funds	$716	$690	$744

(a)	Net of mutual fund fees waived and fund expense reimbursements of $43 million in 2004, and $40 million in both 2003 and 2002.

10	MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

Average assets of proprietary mutual funds

(in billions)	2004	2003	2002
Equity funds	$51	$39	$41
Money market funds	92	111	130
Fixed income funds	23	26	26

Total average proprietary mutual fund assets managed	$166	$176	$197

Basis points generated on average proprietary mutual funds

	2004		2003		2002
Equity funds	62	bp	60	bp	61	bp
Money market funds	24		24		24
Fixed income funds	55		56		55

Total proprietary managed mutual funds	40	bp	37	bp	36	bp

Human Resources & Investor Solutions (HR&IS) fee revenue

HR&IS fee revenue is generated from consulting, outsourcing and shareholder services.

•	Consulting fee revenue is somewhat dependent on discretionary corporate spending on the design and implementation of retirement, health and welfare benefits, compensation programs and other project work.

•	Clients are generally billed on an hourly basis at rates that vary based upon staff level and experience.

•	Consultant utilization, a key revenue driver, is a function of work levels and headcount.

•	Outsourcing and benefit plan administration fees are influenced by number of employees serviced, plan participant counts, volume of transactions processed, project work and the market value of benefit plan assets under administration.

•	Shareholder services consist of a diverse array of products to corporations and shareholders including stock transfer and recordkeeping services, investment plan services, demutualizations, corporate actions and unclaimed property services.

HR&IS fee revenue totaled $918 million in 2004, a decrease of $26 million, or 3%, from 2003 primarily resulting from lower consulting revenue from retirement and health and welfare services, as well as a $5 million decrease in out-of-pocket expense reimbursements. Outsourcing and benefit plan administration revenue and shareholder services revenue were relatively unchanged in 2004 compared with 2003.

Institutional trust and custody revenue

Institutional trust and custody fees depend on:

•	the volume of transactions in our clients’ accounts;

•	the types of ancillary services we provide, such as performance analytics; and

•	the level of assets administered and under custody.

Institutional trust and custody fees also include professional and license fees for software products offered by Eagle Investment Systems that are dependent on discretionary spending decisions by investment managers. Institutional trust and custody fee revenue of $503 million in 2004 increased $66 million, or 15%, compared with 2003, primarily resulting from net new business, improved market conditions and the effect of foreign exchange rates.

As shown in the following table, assets under administration or custody totaled $3.340 trillion at Dec. 31, 2004, an increase of $505 billion, or 18%, compared with $2.835 trillion at Dec. 31, 2003. This increase resulted from market appreciation, net new business conversions of approximately $190 billion and the effect of foreign exchange rates.

Market value of assets under administration or custody at year-end

(dollar amounts in billions)	2004	2003	2002
Market value of assets under administration or custody (a)	$3,340	$2,835	$2,269
S&P 500 Index - year-end	1212	1112	880

(a)	Includes the assets under administration or custody by CIBC Mellon Global Securities Services, a joint venture between Mellon and the Canadian Imperial Bank of Commerce, of $512 billion at Dec. 31, 2004, $439 billion at Dec. 31, 2003 and $322 billion at Dec. 31, 2002. Also includes the assets of ABN AMRO Mellon Global Securities Services B.V., a joint venture between Mellon and ABN AMRO, of $422 billion at Dec. 31, 2004, $299 billion at Dec. 31, 2003 and $221 billion at Dec. 31, 2002.

MELLON FINANCIAL CORPORATION	11

RESULTS OF OPERATIONS

Securities lending revenue

Securities lending revenue depends on the:

•	pool of assets under custody available for lending;

•	borrowing demand for specific securities within that pool by broker-dealers;

•	spread earned on reinvestment of cash posted by the borrower as collateral; and

•	percentage sharing of that earned spread with custody clients who own the securities.

Securities lending revenue totaled $76 million in 2004 compared with $69 million in 2003. The increase was primarily due to higher volumes partially offset by lower overall spreads. The average level of securities on loan totaled $88 billion in 2004 compared with $65 billion in 2003. The fee split with clients was relatively stable from 2003 to 2004.

Cash management revenue

Cash management fee revenue primarily represents revenue from corporate and institutional customers for a wide range of cash management services as described under Treasury Services on page 30. This type of revenue is typically dependent on the volume of items processed and the manner in which the customer chooses to pay for those services. Cash management fee revenue does not include revenue from customers providing compensating deposit balances in lieu of paying fees for all or a portion of services provided. The earnings on these compensating deposit balances are reported as net interest revenue. Cash management fee revenue of $308 million decreased $1 million compared with 2003 as the impact of lower processing volumes was offset by the mid-July 2003 change in the manner in which the Department of the Treasury, a major cash management customer, pays for certain cash management and merchant card services. Cash management revenue, which was previously recorded as net interest revenue because it was paid by the Department of the Treasury via compensating balance earnings, totaled $21 million through mid-July 2003. Including the revenue earned from the Department of the Treasury, cash management revenue would have been $330 million in 2003.

Foreign exchange trading revenue

Foreign exchange trading revenues are directly influenced by the volume of client transactions and the spread realized on those transactions as more fully described under Asset Servicing on page 28. Foreign exchange trading revenue totaled $185 million in 2004, up $38 million, or 27%, compared with 2003. This increase primarily resulted from increased customer flows and higher levels of market volatility in key exchange rates, as well as costs incurred in 2003 associated with hedging specific customer-driven option contracts during a period of market volatility.

Financing-related revenue

Financing-related revenue primarily includes: returns from corporate-owned life insurance; gains or losses on securitizations; letters of credit and acceptance fees; loan commitment fees; and gains or losses on loan sales and lease residuals. Financing-related revenue totaled $138 million in 2004, a $3 million, or 2%, decrease compared with $141 million in 2003. This decrease primarily resulted from lower loan commitment fees and lower fee revenue from a referral arrangement with an asset-backed commercial paper entity, partially offset by higher gains on lease residuals.

Equity investment revenue

Equity investment revenue includes realized and unrealized gains and losses on venture capital and non-venture capital investments. For a discussion of our accounting policies relating to venture capital investments, see pages 55 and 56.

Revenue from non-venture capital investments includes equity income from certain investments accounted for under the equity method of accounting and gains (losses) from other equity investments. The following table shows the components of equity investment revenue.

12	MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

Equity investment revenue - gain (loss) (in millions)	2004	2003	2002
Total venture capital activity (a)	$59	$(7)	$(55)
Equity income and gains on the sale of other equity investments	101	1	27

Total equity investment revenue	$160	$(6)	$(28)

(a)	See table on page 32 for further details.

Gains from venture capital activity totaled $59 million in 2004 compared with a $7 million loss in 2003 and a $55 million loss in 2002. The $59 million gain in 2004 resulted from:

•	realized gains of $27 million and valuation adjustments of $3 million on private and publicly held direct investments recorded across all industry sectors, primarily in the second half of 2004; and

•	realized gains of $32 million from third party indirect fund distributions, in part from the growth and buyout sector, plus $5 million of valuation adjustments, partially offset by $8 million of management fees.

The $7 million loss in 2003 from venture capital activity primarily resulted from negative fair value adjustments and management fees resulting in a loss of $10 million for third party indirect funds, partially offset by net positive fair value adjustments for private and publicly held direct investments of $3 million. The negative fair value adjustments of the third party indirect funds were recorded across all industry sectors and were partially offset by realized gains recorded in the fourth quarter of 2003, primarily in the technology sector. The positive fair value adjustments in the private and publicly held direct investments were across all industry sectors, partially offset by net realized losses from sales of companies in the technology sector.

For the activity of Mellon’s venture capital investments portfolio, see the table on page 32. For a description of the rating categories and for a further discussion of the factors used in the valuation process of venture capital investments, see pages 55 and 56 of this report. At Dec. 31, 2004, approximately 52% of the direct investment portfolio was risk-rated as “superior” or “meets expectations,” the two best risk-ratings, compared with approximately 60% at Dec. 31, 2003. Changing economic conditions and broader equity markets could result in further valuation changes in the future.

Equity income and gains on the sale of other equity investments totaled $101 million in 2004 including the $93 million gain on the sale of a portion of Mellon’s indirect non-venture capital investment in Shinsei Bank. Mellon is a partner in two partnerships that hold an indirect investment in Tokyo-based Shinsei Bank, Limited, which conducted an initial public offering on Feb. 19, 2004. Approximately 35% of the common stock held by the two partnerships was disposed of during the first quarter of 2004, resulting in a gain of $93 million for Mellon. Our remaining book value of this investment, which is denominated in yen and hedged by yen-denominated debt, is $53 million. Equity income from certain other non-venture capital investments accounted for under the equity method of accounting and gains from other equity investments totaled $8 million in 2004 compared with a gain of $1 million in 2003.

Other revenue

Other revenue totaled $151 million in 2004, compared with $153 million in 2003, and included $74 million and $71 million, respectively, of expense reimbursements from joint ventures, for expenses incurred by Mellon on behalf of the joint ventures.

Gains on sales of securities

The $8 million of gains on the sales of securities in 2004 primarily resulted from the sale of $106 million of preferred stock received as partial consideration for the disposition of commercial loans and commitments in late 2001. The $62 million of gains on the sales of securities in 2003 resulted from the sale of mortgage-backed securities in the securities available for sale portfolio which were at risk of prepayment due to lower interest rates.

MELLON FINANCIAL CORPORATION	13

RESULTS OF OPERATIONS

Supplemental information - joint ventures

Mellon accounts for its interests in joint ventures under the equity method of accounting, with its share of the equity income from all joint ventures recorded primarily as trust and investment fee revenue. Mellon’s portions of gross joint venture fee revenue and expense are not included in our reported fee revenue and operating expense. The following table presents the components of gross joint venture net income for informational purposes to show the trend of growth for our 50% owned joint ventures that are part of the Asset Servicing sector.

Gross joint ventures condensed income statement (in millions)	2004	2003	2002
Asset Servicing joint ventures (a):
Trust and investment revenue	$320	$280	$187
Foreign exchange trading revenue	42	30	18
Other revenue	61	50	22

Total revenue	423	360	227
Total expenses	328	294	185

Income before taxes	95	66	42
Provision for income taxes	33	24	14

Net income (a)	$62	$42	$28

Equity income - joint ventures:

Mellon’s share of net income for Asset Servicing joint ventures	$32	$22	$14

Mellon’s share of net income in joint ventures in other core business sectors	$5	$8	$4

Total equity income for all joint ventures (b)	$37	$30	$18

(a)	The 50% owned joint ventures - ABN AMRO Mellon Global Securities Services B.V., CIBC Mellon Global Securities Services Company, CIBC Mellon Trust Company and Russell/Mellon - are part of the Asset Servicing sector.

(b)	Using the equity method of accounting.

Fee revenue - 2003 compared with 2002

Fee revenue of $3.607 billion in 2003 increased $7 million from $3.600 billion in 2002. This was principally due to an increase in other fee revenue resulting from a $41 million increase in expense reimbursements from joint ventures, an increase in cash management fee revenue resulting from the U.S. Treasury payment methodology change and improved equity investment revenue. These increases were offset by a reduction in HR&IS revenue. This reduction resulted primarily from the loss of revenues from former Unifi Network customers who had indicated their decision to terminate business prior to the closing of the acquisition in 2002.

Investment management fee revenue was essentially unchanged compared with 2002 as the impact of a lower average S&P 500 Index was offset by higher performance fees, net new business flows and the favorable effect of foreign exchange rates. Institutional trust and custody fees were impacted by a $26 million reduction from the Dec. 31, 2002 formation of the ABN AMRO Mellon Global Securities Services B.V. global custody joint venture. The reduction more than offset increased revenue from higher assets under administration and custody due to new business conversions and market appreciation. Cash management revenue increased $36 million, although $15 million of the increase represented a change in the method of payment by the Department of the Treasury. That change also increased other revenue by $23 million. Taking into account the formation of the ABN AMRO Mellon joint venture, the change due to the Department of the Treasury payment methodology and the effect of foreign exchange rates of $30 million, fee revenue was down approximately 1% in 2003 compared with 2002.

14	MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

Net interest revenue

Net interest revenue includes the interest spread on interest-earning assets, loan fees, and revenue or expense on derivative instruments used for interest rate risk management purposes. The majority of Mellon’s net interest revenue is earned from investing deposits generated in our Treasury Services, Asset Servicing, Private Wealth Management and Human Resources & Investor Solutions sectors in high quality, short duration investment securities and money market investments. The balance is earned principally from loans to relationship customers in the Private Wealth Management and Treasury Services sectors. Average interest-earning assets, as shown in the table on pages 16 and 17, were up slightly in 2004 compared with 2003, as lower levels of trading account securities and loans were offset by higher levels of securities and money market instruments. Net interest revenue on a fully taxable equivalent basis totaled $474 million in 2004, down $112 million, or 19%, compared with $586 million in 2003. The net interest margin was 2.09% in 2004, down 55 basis points compared with 2.64% in 2003.

The decrease in net interest revenue in 2004 compared with the prior year was due in part to lower yields on investment securities and the lower level of loans. Also contributing to the decrease was the mid-July 2003 change in the manner in which the Department of the Treasury pays for certain cash management and merchant card services. Through mid-July 2003, such revenue was recorded as net interest revenue because it was paid via compensating balance earnings. Subsequently, this revenue was recorded as cash management fee revenue and other revenue. Excluding the revenue earned from the Department of the Treasury, net interest revenue would have been $542 million in 2003. For an analysis of the changes in volumes and rates affecting net interest revenue, see the following two pages.

For 2005, quarterly net interest revenue, on a fully taxable equivalent basis, is expected to be at the mid to upper end of a $115 million to $120 million range during the first half and rise gradually above this range in the second half of the year. This expectation assumes a gradual and measured increase in interest rates and allows for tactical investment securities decisions.

2003 compared with 2002

Net interest revenue on a fully taxable equivalent basis totaled $586 million in 2003, a decrease of $37 million, or 6%, from $623 million in 2002, while the net interest margin decreased by 15 basis points to 2.64%. The decrease in net interest revenue primarily resulted from the change in the manner in which the Department of the Treasury paid for certain cash management and merchant card services which totaled $38 million in 2003, and a $16 million reduction due to the December 2002 formation of the ABN AMRO Mellon joint venture. Excluding the revenue earned from the Department of the Treasury that was recorded as net interest revenue in the first half of 2003 and all of 2002, and the impact of the ABN AMRO Mellon joint venture, net interest revenue in 2003 would have been nearly unchanged from 2002.

MELLON FINANCIAL CORPORATION	15

RESULTS OF OPERATIONS

CONSOLIDATED BALANCE SHEET — AVERAGE BALANCES AND INTEREST YIELDS/RATES

				2004
(dollar amounts inmillions)		Average balance		Interest	Average yields/ rates
Assets	Interest-earning assets:
	Interest-bearing deposits with banks (primarily foreign banks)	$2,425		$73	3.02%
	Federal funds sold and securities under resale agreements	713		11	1.55
	Other money market investments	153		3	1.93
	Trading account securities	275		6	2.14
	Securities:
	U.S. Treasury and agency securities (a)	9,766		358	3.66
	Obligations of states and political subdivisions (a)	607		43	7.17
	Other (a)	1,458		72	4.94
	Loans, net of unearned discount	7,307		312	4.27
	Funds allocated to discontinued operations	—		—	—

	Total interest-earning assets (b)	22,704		$878	3.87
	Cash and due from banks	2,565
	Premises and equipment	682
	Other assets of discontinued operations	—
	Other assets	8,182
	Reserve for loan losses	(98)

	Total assets (a)	$34,035

Liabilities and shareholders’ equity	Interest-bearing liabilities:
	Deposits in domestic offices:
	Demand, money market and other savings accounts	$7,826		$76	0.97%
	Savings certificates	229		5	2.43
	Other time deposits	325		5	1.53
	Deposits in foreign offices	4,973		87	1.75

	Total interest-bearing deposits	13,353		173	1.30
	Federal funds purchased and securities under repurchase agreements	1,266		13	1.03
	U.S. Treasury tax and loan demand notes and term federal funds purchased	315		4	1.18
	Commercial paper	17		—	1.04
	Other funds borrowed	187		16	8.67
	Notes and debentures (with original maturities over one year)	4,270		143	3.34
	Junior subordinated debentures (c)	1,024		55	5.33
	Trust-preferred securities (c)	—		—	—
	Funds allocated from discontinued operations	—		—	—

	Total interest-bearing liabilities	20,432		$404	1.98
	Total noninterest-bearing deposits	6,997	(e)
	Other liabilities of discontinued operations	—
	Other liabilities (a)	2,753

	Total liabilities	30,182
	Shareholders’ equity (a)	3,853

	Total liabilities and shareholders’ equity (a)	$34,035

Rates	Yield on total interest-earning assets			$878	3.87%
	Cost of funds supporting interest-earning assets			404	1.78

	Net interest income/margin (f):
	Taxable equivalent basis			$474	2.09%
	Without taxable equivalent increments			458	2.02

Foreign and domestic components	Foreign interest-earning assets	$2,755		$18	0.64%
	Domestic interest-earning assets	19,949		456	2.29

	Consolidated interest-earning assets	$22,704		$474	2.09%

(a)	Amounts and yields exclude adjustments for fair value and the related deferred tax effect required by SFAS No. 115.

(b)	Yields on interest-earning assets include the impact of interest earned on balances maintained by the Department of the Treasury in return for services provided including the amounts shown in Note 19 of Notes to Financial Statements.

(c)	Trust-preferred securities were deconsolidated at Dec. 31, 2003 as discussed in Note 15 of Notes to Financial Statements. Beginning in 2004, averages are reflected as junior subordinated debentures. The average rates were impacted by the fair market value of the underlying interest rate swaps.

(d)	In the second quarter of 2003, Mellon began to include hedge results with trust-preferred securities, which previously had been included with notes and debentures. The average rate paid on trust-preferred securities, including the hedge results, would have been 5.08%, 5.50% and 6.88% for 2003 - 2001, while the rate paid on notes and debentures, excluding the hedge results, would have been 3.16%, 3.77% and 5.41% for 2003 - 2001.

(e)	Noninterest-bearing deposits include $6.919 billion, $8.319 billion, $8.674 billion and $7.217 billion of domestic deposits, and $78 million, $30 million, $29 million and $23 million of foreign deposits in 2004, 2003, 2002 and 2001.

(f)	Calculated on a continuing operations basis for the impact of the sale of the fixed income trading business and certain Australian businesses even though the prior period balance sheet is not restated for discontinued operations in accordance with generally accepted accounting principles.

Note: Interest and average yields/rates were calculated on a taxable equivalent basis, at tax rates approximating 35%, using dollar amounts in thousands and actual number of days in the years, and are before the effect of reserve requirements. Loan fees, as well as nonaccrual loans and their related income effect, have been included in the calculation of average yields/rates.

16	MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

		2003				2002				2001			2000
Average balance		Interest	Average yields/ rates	Average balance		Interest	Average yields/ rates	Average balance		Interest	Average yields/ rates	Average balance	Interest	Average yields/ rates

$2,247		$59	2.65%	$1,870		$62	3.33%	$2,493		$96	3.85%	$1,054	$60	5.68%
658		8	1.20	462		8	1.80	1,179		46	3.90	964	62	6.42
151		3	1.83	116		3	2.22	166		8	4.82	86	5	5.81
722		13	1.87	744		8	1.11	436		16	3.67	310	19	6.01

9,772		419	4.29	7,715		387	5.02	8,002		488	6.10	6,273	411	6.55
537		37	6.86	400		28	6.87	265		18	6.79	149	9	6.27
789		80	10.12	1,814		120	6.63	1,032		78	7.56	87	7	8.36
7,704		331	4.30	9,445		448	4.74	9,843		655	6.65	10,693	834	7.80
—		—	—	184		4	2.01	—		—	—	2,304	128	5.56

22,580		$950	4.21	22,750		$1,068	4.70	23,416		$1,405	6.00	21,920	$1,535	7.00
2,264				2,857				2,773				2,680
693				721				615				448
—				206				12,683				16,408
8,357				7,135				6,070				5,730
(117)				(140)				(194)				(270)

$33,777				$33,529				$45,363				$46,916

$6,377		$63	0.98%	$5,885		$86	1.45%	$5,716		$147	2.57%	$5,834	$248	4.25%
237		5	2.32	244		7	3.00	212		8	3.77	210	10	4.76
351		5	1.47	770		15	1.95	924		39	4.22	1,099	61	5.55
4,179		58	1.38	3,408		63	1.85	3,468		122	3.52	3,014	149	4.94

11,144		131	1.17	10,307		171	1.66	10,320		316	3.06	10,157	468	4.61
1,716		16	0.95	1,985		30	1.51	1,652		65	3.93	1,696	104	6.13
430		5	1.05	588		9	1.63	265		11	4.16	494	30	6.01
18		—	0.66	41		1	1.58	489		18	3.68	127	8	6.34
585		25	4.33	615		20	3.19	423		29	6.86	837	54	6.45
4,304		129	3.01 (d)	4,238		135	3.19 (d)	3,751		191	5.09 (d)	3,478	237	6.83
—		—	—	—		—	—	—		—	—	—	—	—
1,010		58	5.76 (d)	987		79	8.00 (d)	974		79	8.11 (d)	991	79	7.93
—		—	—	—		—	—	1,595		114	7.15	—	—	—

19,207		$364	1.90	18,761		$445	2.37	19,469		$823	4.23	17,780	$980	5.51
8,349	(e)			8,703	(e)			7,240	(e)			6,312
—				206				12,683				16,408
2,764				2,611				2,310				2,400

30,320				30,281				41,702				42,900
3,457				3,248				3,661				4,016

$33,777				$33,529				$45,363				$46,916

		$950	4.21%			$1,068	4.70%			$1,405	6.00%		$1,535	7.00%
		364	1.57			445	1.91			823	3.51		980	4.47

		$586	2.64%			$623	2.79%			$582	2.49%		$555	2.53%
		570	2.57			611	2.74			574	2.46		550	2.51

$2,742		$24	0.89%	$2,797		$28	0.98%	$3,658		$29	0.79%
19,838		562	2.89	19,953		595	3.05	19,758		553	2.81

$22,580		$586	2.64%	$22,750		$623	2.79%	$23,416		$582	2.49%

MELLON FINANCIAL CORPORATION	17

RESULTS OF OPERATIONS

Operating expense

Operating expense
(dollar amounts in millions)	2004	2003	2002
Staff expense:
Compensation	$1,288	$1,309	$1,298
Incentive (a)	415	343	384
Employee benefits (b)	274	231	148

Total staff expense	$1,977	$1,883	$1,830
Professional, legal and other purchased services	449	431	391
Net occupancy expense	284	265	245
Equipment expense	209	226	214
Business development	103	108	131
Communications expense	106	106	110
Amortization of intangible assets	21	18	14
Other expense	227	199	166

Total operating expense	$3,376	$3,236	$3,101

Total staff expense as a percentage of total revenue (FTE)	43%	44%	42%
Employees at year-end	19,400	20,600	22,000

(a)	Effective Jan. 1, 2003, Mellon began recording an expense for the estimated fair value of stock options using the prospective method under transitional guidance provided in Statement of Financial Accounting Standards (SFAS) No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure.” Stock option expense totaled approximately $18 million in 2004 and $3 million in 2003. See Recent Accounting Pronouncements and Developments on page 50 for a discussion of expected future stock option expense resulting from the issuance of SFAS No. 123 (revised 2004), “Share-Based Payment.”

(b)	Includes pension expense of $12 million in 2004 compared with pension credits of $28 million in 2003 and $97 million in 2002.

Summary

Operating expense totaled $3.376 billion, an increase of $140 million, or 4%, compared with 2003. Expenses in 2004 included:

•	a first quarter 2004 charge of $19 million, included in other expense in the table above, associated with the writedown of small non-strategic businesses that Mellon is in the process of exiting (These businesses are part of our Other Activity sector and are no longer part of our Core Business sectors);

•	a second quarter 2004 charge of $24 million related to vacating 10 leased locations in London and moving into our new European headquarters, recorded primarily as occupancy expense in the table above; and

•	the fourth quarter 2004 $17 million occupancy expense reduction related to the reduction of a sublease loss reserve following the execution of a new lease on our Pittsburgh headquarters building at One Mellon Center through November 2028. The execution of the new lease will reduce the cost associated with the occupancy of the headquarters building in future years.

Expenses in 2003 included the third quarter 2003 charge of $50 million primarily related to streamlining the organizational structure of the HR&IS sector, recorded as severance expense ($29 million), software and fixed asset writedowns ($18 million included in equipment expense in the table above) and other expense ($3 million). See page 6 for a reconciliation of reported revenue and expense amounts presented in accordance with GAAP to adjusted non-GAAP revenue and expense amounts, which exclude these items.

Excluding these charges, operating expense increased 5%, due primarily to an increase in staff expense from higher incentive ($72 million) and employee benefits expense ($43 million), partially offset by lower severance expense ($9 million). Operating expense was also impacted by the effect of foreign exchange rates which accounted for approximately $43 million of the increase in total operating expense, including approximately $19 million in staff expense, as well as the impact of acquisitions of approximately $25 million.

Staff expense

Given Mellon’s mix of fee-based businesses and their dependence on high quality talent, staff expense comprised approximately 59% of total operating expense in 2004. Staff expense is comprised of:

•	compensation expense

•	base salary expense, primarily driven by headcount

•	the cost of temporaries and overtime

•	severance expense;

18	MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

•	incentive expense

•	additional compensation earned under a wide range of sales commission plans and incentive plans designed to reward a combination of individual, line of business and corporate performance versus goals

•	stock option expense, beginning in 2003; and

•	employee benefits expense

•	primarily health and welfare benefits, payroll taxes and retirement benefits.

Staff expense increased $94 million, or 5%, primarily due to higher incentive and employee benefit expense. Compensation expense decreased $21 million, or 2%, primarily resulting from lower severance expense, which totaled $14 million in 2004 compared with $52 million in 2003. Excluding the impact of severance expense, base salary expense (including temporaries and overtime) increased $17 million, or 1%, as the impact of July 1, 2004 merit increases, higher temporaries expense and the effect of foreign exchange rates and acquisitions was primarily offset by a headcount reduction of 1,200. At Dec. 31, 2004, we had completely utilized the $52 million severance accrual recorded in 2003. The increase in incentive expense in 2004 compared with 2003 reflects fee-based business growth, including a higher level of performance fees, and a $15 million increase in stock option expense. Employee benefits expense increased $43 million primarily due to $12 million of pension expense in 2004 compared with a $28 million pension credit in 2003.

Mellon currently expects that the net periodic pension cost of $12 million pre-tax in 2004 will increase to approximately $36 million pre-tax for the year 2005, assuming current currency exchange rates. This projection reflects a decrease in the discount rate to 6.00% from 6.25% and an unchanged assumed rate of increase for compensation of 3.25%, as well as an unchanged expected return on assets of 8.50%. The return on plan assets in 2004 for the funded plans was approximately 11.5%. Accounting for pensions is considered to be a critical accounting policy and is discussed on pages 57, 72, 93, and 94.

Non-staff expenses

Non-staff expenses include certain expenses that vary with the levels of business activity, productivity initiatives undertaken, changes in business strategy and changes in the mix of business. These expenses include:

•	professional, legal and other purchased services;

•	business development (travel, entertainment and advertising);

•	communications expense (telecommunications, postage and delivery); and

•	other expense (government assessments, forms and supplies, operational errors, etc.).

These expenses totaled $1,399 million in 2004, a $46 million, or 3%, increase from $1,353 million in 2003, reflecting increased expense incurred in support of business growth, as well as the impact of foreign exchange rates and acquisitions.

2003 compared with 2002

Operating expense for 2003 totaled $3.236 billion, an increase of $135 million, or 4%, compared with $3.101 billion in 2002. This increase was due to: significantly higher employee benefits expense, primarily due to a $69 million lower pension credit; higher expenses for purchased services, insurance, rent and depreciation; as well as the $18 million charge for software and fixed asset writedowns in the HR&IS sector discussed above. The increase in total operating expenses was partially offset by lower advertising, travel and entertainment, and forms and supplies expense.

Income taxes

The provision for income taxes from continuing operations totaled $357 million in 2004, compared with $313 million in 2003 and $327 million in 2002. Mellon’s effective tax rate on income from continuing operations for 2004 was 30.9% compared with 31.4% in 2003 and 32.8% in 2002. The effective tax rate in 2004 was lower than the federal statutory rate as a result of the favorable resolution of certain federal and state income tax issues. It is currently anticipated that the effective

MELLON FINANCIAL CORPORATION	19

RESULTS OF OPERATIONS

tax rate will be approximately 34.5% in 2005. For additional information, see Note 21 of Notes to Financial Statements.

Business sectors

Mellon’s business sectors reflect our management structure, the characteristics of our products and services, and the classes of customers to which those products and services are delivered. Our lines of business serve two distinct major classes of clients:

•	Corporations and institutions

•	High net worth individuals

Lines of business that offer similar or related products and services to common or similar client decision makers have been aggregated into six core business sectors. These sectors are divided into two overall reportable groups:

Asset Management Group

•	Institutional Asset Management

•	Mutual Funds

•	Private Wealth Management

Corporate & Institutional Services Group

•	Asset Servicing

•	Human Resources & Investor Solutions

•	Treasury Services

In addition, Other Activity consists of all activities not aggregated into the core business sectors.

The results of our core business sectors are presented and analyzed on an internal management reporting basis.

•	Fee revenue is generated directly by each sector, as well as transferred between sectors under revenue transfer agreements.

•	Net interest revenue is generated directly by or is allocated to each sector. Mellon employs a funds transfer pricing system under which Corporate Treasury buys and sells funds internally across all business sectors using internal transfer rates that reflect the interest sensitivity and maturity characteristics of assets and liabilities. Under this funds transfer pricing system, Corporate Treasury compensates deposit-generating business lines and charges asset-generating business lines. In addition, included in this system is a funds credit for allocated common equity and loan loss reserves. Net interest revenue as reflected in the financial results of the business sectors represents the net spread earned on their assets, liabilities and capital.

•	In order to maintain consistent management reporting across the business sectors, internal rate schedules have been established for the provision of services by one Mellon area to another. These policies serve as the principal guideline for charging costs of services, whether the charges occur within the same legal entity or across legal entities.

•	A charge related to corporate overhead is reflected in the results of the business sectors. Corporate overhead is allocated to the business sectors based primarily on allocated common equity but also using other measures where appropriate. Included as corporate overhead are costs related to the executive offices, the holding company of Mellon Financial Corporation, executive compensation plans and corporate activities provided by our shared services departments.

•	We allocate capital to the business sectors to reflect management’s assessment of credit risk, operating risk, market risk and strategic risk using internal risk models and, where appropriate, regulatory guidelines generally consistent with the proposed Basel accord. The capital allocations may not be representative of the capital levels that would be required if these sectors were nonaffiliated business units.

20	MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

•	The accounting policies of the business sectors are the same as those described in Note 1 of Notes to Financial Statements except:

•	other fee revenue, net interest revenue and income taxes differ from the amounts shown in the Consolidated Income Statement because amounts presented in Business Sectors are on a fully taxable equivalent basis (FTE); and

•	credit quality expense (revenue) for the core sectors is presented on a net charge-off (recovery) basis.

In the first quarter of 2004, Mellon revised prospectively our capital allocations to the core business sectors to better reflect the economic capital required for these businesses. The increase in allocated capital was approximately $100 million. Effective January 2004, we reclassified the results of the small non-strategic businesses that we are exiting to the Other Activity sector. We also revised prospectively expense allocations to the core business sectors to better reflect the business drivers of those expenses. The impact on any single sector was not material and in the aggregate was unchanged. In addition, Business Sector information is reported on a continuing operations basis for all periods presented. For a discussion of discontinued operations, see Note 4 of Notes to Financial Statements.

Following is a discussion of Mellon’s six core business sectors and Other Activity. In the tables that follow, the income statement amounts are presented in millions and are on an FTE basis, and the assets under management, administration or custody are period-end market values and are presented in billions. Where applicable and when possible, revenue and expense growth rates are reported excluding the estimated impact of acquisitions, divestitures or the formation of joint ventures to improve period-to-period comparability. The operations of acquired businesses are integrated with the existing business sectors soon after most acquisitions are completed. As a result of the integration of staff support functions, management of customer relationships, operating processes and the financial impact of funding the acquisitions, we cannot accurately determine the impact of acquisitions on income before taxes and therefore do not report it.

MELLON FINANCIAL CORPORATION	21

RESULTS OF OPERATIONS

Business Groups	Business Sectors	Products and Services	Clients
Asset Management	Institutional Asset Management

•      Mellon Institutional Asset Management (MIAM), consists of a number of asset management companies offering a broad range of equity, fixed income, hedge and liquidity management products featuring a wide spectrum of investment styles and asset classes, ranging from active growth equity strategies to emerging markets to fixed income and asset allocation solutions. Most of these strategies are available on a separate account and pooled fund basis.

•      Mellon Global Investments (MGI), distributor of investment management products internationally.

Predominately institutional investors (corporations, financial institutions, public plan sponsors, foundations/endowments, insurance companies, and Taft Hartley plans) reached through direct sales, consultant relationships and sub-advisory relationships, although funds are also sold to individuals via intermediaries through MGI.

Mutual Funds

•      All products and services associated with the Dreyfus/Founders complex of mutual funds.

•      Products manufactured and distributed in this sector include mutual funds (e.g., equity, fixed income and money market), separately managed accounts and annuities.

Products are sold through intermediaries (brokers, financial institutions and insurance companies) and directly to individuals.

	Private Wealth Management	• Investment management, wealth management and comprehensive banking services. • Operates from more than 60 locations in 15 states.	High net worth individuals, families, family offices, charitable gift programs, endowments, foundations, professionals and entrepreneurs.

Corporate & Institutional Services	Asset Servicing

•      Institutional trust and custody and related services such as securities lending, investment management backoffice outsourcing, performance measurement, benefits disbursements, transition management, fund administration, Web-based investment management software and foreign exchange and derivative products.

•      As a global service provider, we distribute these products through the franchise’s sales organization along with Mellon’s joint venture partners - CIBC Mellon, ABN AMRO Mellon and Russell/Mellon.

•      Mellon European Funds Services is U.K.-based and provides transfer agency and fund accounting services.

•      Eagle Investment Systems provides Internet-based investment manager software solutions.

Corporate and public retirement funds, foundations and endowments and global financial institutions including banks, broker/dealers, investment managers, insurance companies and mutual funds.

Human Resources & Investor Solutions

•      Consulting, outsourcing and administrative services to design, build and operate end-to-end solutions in human resources and shareholder services that leverage scalable operations and technology.

•      Shareholder services consist of a diverse array of products to shareholders and corporations including stock transfer and recordkeeping services, investment plan services, demutualizations, corporate actions and unclaimed property services.

Corporate and institutional clients for retirement plans, employee benefits, compensation and employee plan administration and shareholder services.

Treasury Services

•      Global cash management, credit products for large corporations, insurance premium financing, commercial real estate lending, corporate finance, securities underwriting and trading and the activities of Mellon 1st Business Bank, National Association, in California.

Large corporations, banks, brokers, insurance companies and government agencies.

	Other Activity	All activities not aggregated in our core business sectors. For further information, see discussion beginning on page 31.

22	MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

Business sectors	Institutional Asset Management			Mutual Funds			Private Wealth Management			Total Asset Management
(dollar amounts in millions, averages in billions; presented on an FTE basis)
	2004	2003	2002	2004	2003	2002	2004	2003	2002	2004	2003	2002
Revenue:
Trust and investment fee revenue	$800	$595	$536	$483	$493	$549	$313	$294	$305	$1,596	$1,382	$1,390
Other fee revenue	19	17	12	(2)	—	(6)	12	14	15	29	31	21
Net interest revenue (expense)	(15)	(17)	(28)	(5)	(4)	7	212	223	209	192	202	188

Total revenue	804	595	520	476	489	550	537	531	529	1,817	1,615	1,599
Credit quality expense	—	—	—	—	—	—	1	1	—	1	1	—
Operating expense	572	471	442	309	320	338	316	293	278	1,197	1,084	1,058

Income from continuing operations before taxes and cumulative effect of accounting change	232	124	78	167	169	212	220	237	251	619	530	541
Income taxes	79	44	30	57	60	85	75	84	89	211	188	204

Income from continuing operations before cumulative effect of accounting change	153	80	48	110	109	127	145	153	162	408	342	337
Cumulative effect of accounting change (a)	—	—	—	—	—	—	—	—	—	—	—	—

Income from continuing operations	153	80	48	110	109	127	145	153	162	408	342	337
Income from discontinued operations after-tax (a)	—	—	—	—	—	—	—	—	—	—	—	—

Net income	$153	$80	$48	$110	$109	$127	$145	$153	$162	$408	$342	$337

Average loans	$—	$—	$—	$—	$—	$—	$3.4	$2.9	$2.7	$3.4	$2.9	$2.7
Average assets (b)	$1.4	$1.3	$1.2	$0.6	$0.7	$0.7	$6.2	$5.5	$5.0	$8.2	$7.5	$6.9
Average deposits	$—	$—	$—	$—	$—	$—	$5.3	$4.6	$4.4	$5.3	$4.6	$4.4
Average common equity	$0.6	$0.5	$0.2	$0.2	$0.2	$0.4	$0.5	$0.4	$0.2	$1.3	$1.1	$0.8
Average Tier I preferred equity	$0.3	$0.3	$—	$0.1	$0.1	$—	$0.2	$0.2	$—	$0.6	$0.6	$—

Return on common equity (c)	27%	18%	23%	51%	47%	31%	30%	36%	77%	32%	31%	41%
Pre-tax operating margin (c)	29%	21%	15%	35%	35%	38%	41%	45%	48%	34%	33%	34%
Percentage of core sector revenue	19%	14%	12%	11%	12%	13%	12%	13%	13%	42%	39%	38%
Percentage of core sector income before taxes	21%	13%	6%	15%	17%	19%	20%	24%	22%	56%	54%	47%

Business sectors	Asset Servicing			Human Resources & Investor Solutions			Treasury Services			Total Corporate & Institutional Services
(dollar amounts in millions, averages in billions; presented on an FTE basis)
	2004	2003	2002	2004	2003	2002	2004	2003	2002	2004	2003	2002
Revenue:
Trust and investment fee revenue	$552	$493	$507	$949	$980	$1,058	$9	$9	$8	$1,510	$1,482	$1,573
Other fee revenue	220	192	162	4	(1)	3	365	367	345	589	558	510
Net interest revenue (expense)	69	82	95	19	3	(25)	302	399	440	390	484	510

Total revenue	841	767	764	972	982	1,036	676	775	793	2,489	2,524	2,593
Credit quality expense	—	—	—	—	—	—	—	6	6	—	6	6
Operating expense	662	612	572	916	1,019	983	425	430	429	2,003	2,061	1,984

Income (loss) from continuing operations before taxes (benefits) and cumulative effect of accounting change	179	155	192	56	(37)	53	251	339	358	486	457	603
Income taxes (benefits)	62	55	67	19	(16)	17	86	120	127	167	159	211

Income (loss) from continuing operations before cumulative effect of accounting change	117	100	125	37	(21)	36	165	219	231	319	298	392
Cumulative effect of accounting change (a)	—	—	—	—	—	—	—	—	—	—	—	—

Income (loss) from continuing operations	117	100	125	37	(21)	36	165	219	231	319	298	392
Income from discontinued operations after-tax (a)	—	—	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$117	$100	$125	$37	$(21)	$36	$165	$219	$231	$319	$298	$392

Average loans	$0.1	$—	$—	$—	$—	$—	$2.9	$3.5	$5.3	$3.0	$3.5	$5.3
Average assets (b)	$7.2	$5.8	$4.7	$1.5	$1.8	$1.4	$9.4	$10.9	$11.2	$18.1	$18.5	$17.3
Average deposits	$5.8	$4.2	$3.4	$0.8	$0.4	$0.1	$7.9	$9.3	$9.8	$14.5	$13.9	$13.3
Average common equity	$0.6	$0.6	$0.5	$0.4	$0.4	$0.3	$0.9	$1.1	$1.0	$1.9	$2.1	$1.8
Average Tier I preferred equity	$0.1	$0.1	$—	$0.2	$0.2	$—	$0.1	$0.1	$0.2	$0.4	$0.4	$0.2

Return on common equity (c)	20%	18%	26%	10%	(5)%	13%	17%	20%	23%	16%	14%	22%
Pre-tax operating margin (c)	21%	20%	25%	6%	(4)%	5%	37%	44%	45%	20%	18%	23%
Percentage of core sector revenue	19%	18%	18%	23%	24%	25%	16%	19%	19%	58%	61%	62%
Percentage of core sector income before taxes	16%	16%	17%	5%	(4)%	5%	23%	34%	31%	44%	46%	53%

(a)	The cumulative effect of accounting change in 2003 and income from discontinued operations in the years 2004, 2003 and 2002 have not been allocated to any of Mellon’s reportable sectors.

(b)	Where average deposits are greater than average loans, average assets include an allocation of investment securities equal to the difference.

(c)	On a continuing operations basis.

Note: Prior periods sector data reflects immaterial reclassifications as a result of minor changes made to be consistent with current period presentation.

- continued -

MELLON FINANCIAL CORPORATION	23

RESULTS OF OPERATIONS

Business sectors	Total Core Sectors			Other Activity			Consolidated Results
(dollar amounts in millions, averages in billions; presented on an FTE basis)
	2004	2003	2002	2004	2003	2002	2004	2003	2002
Revenue:
Trust and investment fee revenue	$3,106	$2,864	$2,963	$8	$(1)	$(1)	$3,114	$2,863	$2,962
Other fee revenue (a)	618	589	531	374	260	208	992	849	739
Net interest revenue (expense) (b)	582	686	698	(108)	(100)	(75)	474	586	623

Total revenue	4,306	4,139	4,192	274	159	132	4,580	4,298	4,324
Credit quality expense (revenue)	1	7	6	(12)	—	166	(11)	7	172
Operating expense	3,200	3,145	3,042	176	91	59	3,376	3,236	3,101

Income (loss) from continuing operations before taxes (benefits) and cumulative effect of accounting change	1,105	987	1,144	110	68	(93)	1,215	1,055	1,051
Income taxes (benefits) (c)	378	347	415	37	25	(34)	415	372	381

Income (loss) from continuing operations before cumulative effect of accounting change	727	640	729	73	43	(59)	800	683	670
Cumulative effect of accounting change (d)	—	—	—	—	(7)	—	—	(7)	—

Income (loss) from continuing operations	727	640	729	73	36	(59)	800	676	670
Income (loss) from discontinued operations after-tax (d)	—	—	—	—	—	—	(4)	25	12

Net income (loss)	$727	$640	$729	$73	$36	$(59)	$796	$701	$682

Average loans	$6.4	$6.4	$8.0	$0.9	$1.3	$1.4	$7.3	$7.7	$9.4
Average assets (e)	$26.3	$26.0	$24.2	$7.6	$7.4	$8.6	$34.0	$33.9	$33.7
Average deposits	$19.8	$18.5	$17.7	$0.6	$1.0	$1.3	$20.4	$19.5	$19.0
Average common equity	$3.2	$3.2	$2.6	$0.6	$0.3	$0.8	$3.8	$3.5	$3.4
Average Tier I preferred equity	$1.0	$1.0	$0.2	$—	$—	$0.8	$1.0	$1.0	$1.0

Return on common equity (f)	23%	20%	28%	N/M	N/M	N/M	21%	19%	20%
Pre-tax operating margin (f)	26%	24%	27%	N/M	N/M	N/M	27%	25%	24%

(a)	Consolidated results include FTE impact of $42 million in 2004, $43 million in 2003 and $42 million in 2002.

(b)	Consolidated results include FTE impact of $16 million in 2004, $16 million in 2003 and $12 million in 2002.

(c)	Consolidated results include FTE impact of $58 million in 2004, $59 million in 2003 and $54 million in 2002.

(d)	The cumulative effect of accounting change in 2003 and income from discontinued operations in the years 2004, 2003 and 2002 have not been allocated to any of Mellon’s reportable sectors.

(e)	Where average deposits are greater than average loans, average assets include an allocation of investment securities equal to the difference. Consolidated average assets include average assets of discontinued operations of $.1 billion for 2004, $.5 billion for 2003 and $.9 billion for 2002.

(f)	On a continuing operations basis.

Note: Prior periods sector data reflects immaterial reclassifications as a result of minor changes made to be consistent with current period presentation.

N/M — Not meaningful.

24	MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

Asset Management Group

Asset Management Group Selected data	2004	2003	2002
Percentage of core sector revenue	42%	39%	38%
Percentage of core sector income before taxes	56%	54%	47%
Return on equity	32%	31%	41%
Pre-tax operating margin	34%	33%	34%
Assets under management, (in billions)	$707	$657	$581

Institutional Asset Management

(income statement dollar amounts in millions, asset dollar amounts in billions)	2004	2003	2002
Institutional clients	$523	$384	$342
Mutual funds	173	129	121
Private clients	44	36	31

Total investment management revenue	$740	$549	$494
Institutional trust and custody revenue	9	10	4
Transfer revenue (a)	51	36	38

Total trust and investment fee revenue	$800	$595	$536
Other fee revenue	19	17	12
Net interest revenue (expense)	(15)	(17)	(28)

Total revenue	804	595	520
Operating expense	572	471	442

Income before taxes	$232	$124	$78
Return on common equity	27%	18%	23%
Pre-tax operating margin	29%	21%	15%

Assets under management (b)	$500	$445	$358
Plus: subadvised for other Mellon sectors	26	21	15

	$526	$466	$373

Assets under administration or custody	$8	$10	$6

(a)	Consists largely of sub-advisory and distribution fees credited to the Institutional Asset Management sector by the Mutual Funds sector.

(b)	Includes $87 billion, $66 billion and $45 billion of securities lending assets advised by Institutional Asset Management. However, fees earned on these assets are shown as securities lending fees in the Asset Servicing sector.

The results of the Institutional Asset Management sector are mainly driven by the period-end levels of assets managed as well as the mix of those assets, as shown in the table on page 10. Managed equity assets typically generate higher percentage fees than money market and bond assets. Also, actively managed assets typically generate higher management fees than indexed or passively managed assets of the same type. In addition, performance fees may be generated by the performance of the managed funds exceeding peer or equity market benchmarks. Expenses in this sector are mainly driven by staffing costs and incentives. Incentives are directly associated with the performance of the individual asset management companies and new business generation. As discussed in Note 4 of Notes to Financial Statements, the results of certain Australian businesses that provide comprehensive multi-manager defined contribution services and consulting and administration services, have been removed from this sector and accounted for as discontinued operations. Prior periods have been reclassified.

Revenue for this sector increased $209 million, or 35%, compared with 2003, largely as a result of a $191 million increase in investment management fees. The increase in investment management fee revenue mainly resulted from improved equity markets, a $57 million increase in performance fees, net inflows, as shown on the table on page 10 and the effect of foreign exchange rates and acquisitions. Assets under management for this sector, before amounts subadvised for other sectors, were $500 billion at Dec. 31, 2004, a 12% increase compared with $445 billion at Dec. 31, 2003, reflecting improvement in the equity markets and net inflows of $26 billion primarily from net new business. Operating expense increased 21% compared with 2003, primarily as a result of higher incentive expense and the effect of foreign exchange rates. Reflecting the effect of positive operating leverage, income before taxes increased $108 million, or 86%, in 2004 over 2003.

2003 compared with 2002

Revenue for this sector increased $75 million, or 15%, compared with 2002, primarily resulting from an increase in investment management fees, which included a $23 million increase in performance fees and the effect of foreign exchange rates. The increase in investment management fee revenue largely resulted from market appreciation in assets managed and net long-term inflows. Assets under management for this sector, before amounts

MELLON FINANCIAL CORPORATION	25

RESULTS OF OPERATIONS

subadvised for other sectors, were $445 billion at Dec. 31, 2003, a 24% increase compared with $358 billion at Dec. 31, 2002. This reflected improvement in the equity markets and net long-term inflows of $21 billion primarily from net new business. Operating expense increased 7% compared with 2002, primarily resulting from higher incentive expense and the effect of foreign exchange rates. Reflecting the effect of positive operating leverage, income before taxes increased 59% in 2003 over 2002.

Mutual Funds

(income statement dollar amounts in millions, asset dollar amounts in billions)	2004	2003		2002
Mutual fund revenue	$507	$524		$583
Private clients	21	16		10
Institutional clients	14	13		11

Total investment management revenue	$542	$553		$604
Institutional trust and custody revenue	—	(4	)(a)	4
Transfer revenue (b)	(59)	(56)		(59)

Total trust and investment fee revenue	$483	$493		$549
Other fee revenue	(2)	—		(6)
Net interest revenue (expense)	(5)	(4)		7

Total revenue	476	489		550
Operating expense	309	320		338

Income before taxes	$167	$169		$212
Return on common equity	51%	47%		31%
Pre-tax operating margin	35%	35%		38%

Assets under management	$157	$165		$181
Less: subadvised by other Mellon sectors	(24)	(22)		(17)

	$133	$143		$164

(a)	Administration fees paid to third parties in excess of amounts collected.

(b)	Consists of sub-advisory and distribution fees credited to other sectors.

The results of the Mutual Fund sector are driven by average asset levels and the mix of assets managed. Generally, actively managed equity funds generate higher fees than fixed-income funds, index funds and money market funds. In addition, results are impacted by sales of fee-based products such as fixed and variable annuities and separately managed accounts. Expenses are impacted by incentive expense for sales of long-term funds and fee-based products, incentive expense related to asset levels of money market funds and the cost of advertising and marketing new and existing products.

Revenue for this sector decreased $13 million, or 3% compared with 2003 as a result of lower average levels of institutional money market funds, partially offset by an increase in revenue from separately managed accounts and the improved equity markets. As shown on the table on page 11, the average level of proprietary money market funds managed in 2004 was $19 billion lower than the average level in 2003. Assets under management for this sector, before amounts subadvised by other sectors, were $157 billion at Dec. 31, 2004, down $8 billion, or 4%, from $165 billion at Dec. 31, 2003. Operating expense decreased 3% compared with 2003 as a result of lower base staff, purchased services and occupancy expenses. Income before taxes decreased $2 million, or 1%, in 2004 compared with 2003.

2003 compared with 2002

Revenue for this sector decreased $61 million, or 11%, compared with 2002 as a result of lower average levels of institutional money market funds, partially offset by an increase in revenue from separately managed accounts. The decrease in investment management fee revenue mainly resulted from net outflows of institutional money market funds, as well as lower equity fund management fees. (The average level of equity funds managed in 2003 was $2 billion lower than the average level in 2002). Assets under management for this sector, before amounts subadvised by other sectors, were $165 billion at Dec. 31, 2003, down $16 billion, or 9%, from $181 billion at Dec. 31, 2002. Operating expense decreased 6% compared with 2002, primarily due to lower staff, incentive and advertising expenses. Income before taxes decreased $43 million, or 20%, in 2003 compared with 2002.

26	MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

Private Wealth Management

(income statement dollar amounts in millions, asset dollar amounts in billions)	2004	2003	2002
Investment management revenue - private clients	$299	$274	$276
Investment management revenue - mutual fund revenue	1	1	1
Institutional trust and custody revenue	9	9	11
Transfer revenue	4	10	17

Total trust and investment fee revenue	$313	$294	$305
Other fee revenue	12	14	15
Net interest revenue	212	223	209

Total revenue	537	531	529
Credit quality expense	1	1	—
Operating expense	316	293	278

Income before taxes	$220	$237	$251
Return on common equity	30%	36%	77%
Pre-tax operating margin	41%	45%	48%

Total client assets at beginning of year	$75	$66	$74
Assets under management net inflows (outflows)	—	(1)	1
Assets under administration or custody net inflows	—	3	1
Acquisitions	2	1	1
Transfers	(2)	1	1
Market appreciation (depreciation)	3	5	(12)

Total client assets at end of year (a)	$78	$75	$66

(a)	Includes assets under management, before amounts subadvised for other sectors, of $50 billion, $47 billion and $42 billion.

The results of the Private Wealth Management sector are driven by the level of assets managed and custodied as well as the mix of those assets and the level of activity in client accounts. Net interest revenue is determined by the level and spread of loans and deposits. Expenses of this sector are driven mainly by staff expense in the investment management, sales, service and support groups.

Revenue in this sector increased 1% compared with 2003, reflecting higher trust and investment management fee revenue, partially offset by lower net interest revenue. Investment management revenue was higher due to the improved equity markets, acquisitions and new business, partially offset by a decline in separately managed account fees. Client assets were $78 billion at Dec. 31, 2004, an increase of 4% from Dec. 31, 2003, reflecting equity market appreciation. The decrease in net interest revenue resulted, in part, from narrower spreads earned on deposits. Operating expense increased 7% mainly resulting from higher staff and incentive expense driven by increases in new business production and acquisitions. Income before taxes decreased $17 million, or 7%, compared with 2003.

2003 compared with 2002

Revenue in this sector increased 1% compared with 2002, reflecting higher net interest revenue, as a result of increased loan and deposit levels, partially offset by lower trust and investment management fee revenue. Investment management revenue was lower mainly because of a decline in the average market level experienced over the course of 2003 compared with the prior year, and due to the decline in fees from separately managed accounts. The market appreciation that occurred in the latter half of 2003, and the resulting increase in the level of managed assets, did not have a full year impact on fees. Client assets were $75 billion at Dec. 31, 2003, an increase of 14% from Dec. 31, 2002, reflecting equity market appreciation and net inflows of assets under administration or custody. Operating expense increased 6% mainly resulting from higher staff and incentive expense and higher occupancy expense as a result of the build-out of wealth offices. Income before taxes decreased $14 million, or 6%, compared with 2002.

Corporate & Institutional Services Group

Corporate & Institutional Services Group Selected data	2004	2003	2002
Percentage of core sector revenue	58%	61%	62%
Percentage of core sector income before taxes	44%	46%	53%
Return on equity	16%	14%	22%
Pre-tax operating margin	20%	18%	23%
Assets under administration or custody (in billions)	$3,306	$2,802	$2,245

MELLON FINANCIAL CORPORATION	27

RESULTS OF OPERATIONS

Asset Servicing

(income statement dollar amounts in millions, asset dollar amounts in billions)	2004	2003	2002
Institutional trust and custody revenue	$478	$422	$434
Securities lending revenue (a)	76	69	75
Transfer revenue	(2)	2	(2)

Total trust and investment fee revenue	$552	$493	$507
Other fee revenue (b)	220	192	162
Net interest revenue	69	82	95

Total revenue	841	767	764
Operating expense	662	612	572

Income before taxes	$179	$155	$192
Return on common equity	20%	18%	26%
Pre-tax operating margin	21%	20%	25%

Assets under administration or custody	$3,199	$2,688	$2,129

(a)	Securities lending assets are included in assets under management in the Institutional Asset Management sector. Fees on those assets are recorded above as securities lending revenue.

(b)	Primarily consists of foreign exchange trading revenue of $183 million, $148 million and $144 million, respectively.

The results of the Asset Servicing Sector are driven by a number of factors which include the level of transaction activity and extent of services provided including custody, accounting, administration, daily valuations, performance measurement, securities lending, foreign exchange trading and investment manager backoffice outsourcing, as well as the market value of assets under administration and custody. Market interest rates impact both securities lending revenue and the earnings on client cash balances. Foreign exchange trading revenues are directly influenced by the volume of client transactions and the spread realized on such transactions, and indirectly influenced by other factors including market volatility in major currencies, the level of cross-border assets held in custody for clients, and the level and nature of underlying cross-border investment and other transactions undertaken by corporate and institutional clients. Eagle Investment Systems fee revenue is dependent on investment manager discretionary spending for license and development fees and professional services. Sector expenses are principally driven by staffing levels and technology investments necessary to process transaction volumes. Fees paid to subcustodians are driven by market values of global assets and related transaction volumes.

Revenue in this sector increased 10% compared with 2003, mainly as a result of higher institutional trust and custody revenue, reflecting net new business, improved markets and the effect of foreign exchange rates. Higher foreign exchange trading and securities lending revenue also contributed to the increase. These increases more than offset lower net interest revenue due, in part, to narrower spreads. Operating expense increased 8%, reflecting higher staff expense and expenses in support of new business growth and development around new products and enhancements to existing products, as well as the effect of foreign exchange rates. Income before taxes increased $24 million, or 15%, compared with 2003. Assets under administration or custody for this sector were $3.199 trillion at Dec. 31, 2004, an increase of $511 billion, or 19%, compared with Dec. 31, 2003, resulting from market appreciation, net new business conversions of approximately $190 billion and the effect of foreign exchange rates.

2003 compared with 2002

The results for this sector in 2003 compared with 2002 were impacted by the December 2002 formation of the ABN AMRO Mellon global custody joint venture which is accounted for under the equity method of accounting. Excluding the impact of equity accounting for the joint venture, revenue increased 7%, mainly resulting from higher institutional trust and custody fee revenue, reflecting net new business, improved markets and the effect of foreign exchange rates, as well as higher expense reimbursements from joint ventures, higher foreign exchange trading revenue and higher net interest revenue. This more than offset lower revenue from Eagle Investment Systems and lower securities lending revenue. Operating expense, excluding the impact of the newly formed joint venture, increased 15%, mainly in support of new business growth and development around enhancements to new products and existing products and higher severance expense, as well as the effect of foreign exchange rates. Income before taxes decreased 19% compared with 2002. Assets under administration or custody for this sector were $2.688 trillion at Dec. 31, 2003, an increase of $559 billion, or 26%, compared with

28	MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

Dec. 31, 2002, resulting from market appreciation, net new business and the effect of foreign exchange rates.

Human Resources & Investor Solutions

(income statement dollar amounts in millions, asset dollar amounts in billions)	2004	2003	2002
Human resources & investor solutions revenue	$916	$944	$1,020
Investment management - mutual funds (a)	35	36	39
Transfer revenue	(2)	—	(1)

Total trust and investment fee revenue	$949	$980	$1,058
Other fee revenue	4	(1)	3
Net interest revenue (expense)	19	3	(25)

Total revenue	972	982	1,036
Operating expense	916	1,019	983

Income (loss) before taxes	$56	$(37)	$53
Return on common equity	10%	(5)%	13%
Pre-tax operating margin	6%	(4)%	5%

Assets under administration or custody	$107	$114	$116

(a)	Earned from mutual fund investments in employee benefit plans administered in this sector.

The Human Resources & Investor Solutions (HR&IS) sector is organized around consolidated lines of business and the Mellon brand for retirement, employee benefits, human resources outsourcing and investor solutions.

HR&IS consulting fee revenue is somewhat dependent on discretionary corporate spending on the design and implementation of retirement, health and welfare benefits, compensation programs and other project work. Clients are generally billed on an hourly basis at rates that vary based upon staff level and experience.

Outsourcing and benefit plan administration fees are influenced by:

•	number of employees serviced;

•	plan participant counts;

•	volume of transactions processed;

•	project work; and

•	market value of benefit plan assets under administration.

Shareholder services revenues include earnings related to customer balances maintained in an agency capacity. Client balances held in an agency capacity and not reflected on Mellon’s balance sheet totaled $445 million at Dec. 31, 2004. Earnings on these balances are classified as trust and investment fees. Earnings on client deposit balances reflected on our balance sheet are classified as net interest revenue.

Sector expenses are driven by staff, equipment and space required to support the services provided by the sector. In 2003, a charge of $47 million was recorded for severance ($29 million), software and fixed asset write-downs ($15 million) and other expenses ($3 million) resulting from initiatives to streamline the organizational structure of the HR&IS sector. An additional $3 million was recorded in the Other Activity sector.

Income before taxes for this sector compared with 2003 increased $93 million, including the $47 million streamlining charge recorded in 2003. Excluding this charge, income before taxes increased $46 million, as a 6% reduction in expense more than offset a 1% decrease in revenue. The lower revenue was primarily the result of lower consulting revenue from retirement and health and welfare services, as well as a $5 million decrease in out-of-pocket expense reimbursements. Outsourcing and benefit plan administration revenue and shareholder services revenue were relatively unchanged in 2004 compared with 2003. Net interest revenue increased due to higher deposit levels. The 6% decrease in operating expense reflects the positive impact of the expense reduction initiatives.

2003 compared with 2002

Revenue for this sector compared with 2002 decreased 5%, reflecting the loss of revenues from former Unifi Network customers who had indicated their decision to terminate business prior to the closing of the acquisition in 2002 and lower volumes due to fewer benefit plan participants and transactions. This was partially offset by higher net interest revenue. Operating expenses for 2003 increased $36 million, or 4%, compared with 2002, resulting from the $47 million charge discussed above. Excluding these expenses, operating expense

MELLON FINANCIAL CORPORATION	29

RESULTS OF OPERATIONS

decreased $11 million, or 1%, reflecting the positive impact of the expense reduction initiatives. The 9 percentage point decrease in the pre-tax operating margin in 2003 compared with 2002 was largely a result of the lower revenue from Unifi and the $47 million charge recorded in 2003. This sector reported a loss before taxes in 2003 of $37 million, a $90 million decrease compared with income of $53 million in 2002.

Treasury Services

(dollar amounts in millions)	2004	2003	2002
Fee revenue:
Cash management revenue	$301	$303	$266
Other fee revenue	64	64	79
Institutional trust and custody revenue (a)	2	1	1
Transfer revenue (a)	7	8	7

Total fee revenue	$374	$376	$353
Net interest revenue	302	399	440

Total revenue	676	775	793
Credit quality expense	—	6	6
Operating expense	425	430	429

Income before taxes	$251	$339	$358
Return on common equity	17%	20%	23%
Pre-tax operating margin	37%	44%	45%

(a)	Included in trust and investment fee revenue.

The results of the Treasury Services sector’s global cash management results are driven by transaction activity including:

•	automated clearinghouse, wire transfer and telecash;

•	remittance processing services, primarily wholesale/custom and retail lockbox; and

•	ancillary processing services for check clearing, imaging and storage activities.

The other significant driver is net interest revenue earned from the deposit balances generated by activity across the business operations.

The results of the Treasury Services sector’s lending lines of business — large corporate, AFCO, real estate finance, and Mellon 1st Business Bank — are driven by:

•	the level of commitments and fees applicable to these commitments; and

•	the level of outstanding loans and the spreads on these loans.

The results are further impacted by the risk profile that Mellon will accept and, in the case of Mellon 1st Business Bank, its ability to gather significant levels of deposits.

Securities underwriting results are driven by the general volatility of the bond and fixed income markets and Mellon’s ability to generate new underwritings.

In accordance with our management accounting reporting practices, credit quality expense for the core sectors reflects net credit losses, not the provision for credit losses. When a determination is made that a lending arrangement does not meet our relationship strategy criteria, it is moved to Other Activity and managed under an exit strategy. Any subsequent credit quality expense (revenue) is reported in Other Activity and not in Treasury Services.

Revenue for this sector decreased $99 million, or 13%, in 2004 compared with 2003, primarily reflecting lower net interest revenue from the continued reduction of loans and lower levels of deposits. Operating expense decreased $5 million, or 1%, and credit quality expense decreased $6 million in 2004. Income before taxes decreased $88 million, or 26%, compared with 2003.

2003 compared with 2002

Revenue for this sector decreased $18 million, or 2%, in 2003 compared with 2002, due to lower net interest revenue as a result of the reduction in large corporate loans, partially offset by higher cash management fee revenue, reflecting higher volumes of electronic services. Operating expense was relatively unchanged, resulting in a $19 million, or 5%, decrease in income before taxes compared with 2002.

30	MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

Other Activity

Other Activity - income (loss) from continuing operations before taxes (benefits) (in millions)	2004	2003	2002
Business exits activity	$28	$53	$(72)
Venture capital activity	18	(49)	(93)
Corporate activity/other	64	64	72

Total - Other Activity	$110	$68	$(93)

Other Activity includes business exits activity; the results of Mellon Ventures, our venture capital group; and business activities or utilities, including Corporate Treasury, that are not separate lines of business or have not been fully allocated for management reporting purposes to the core business sectors. Business exits consist of the results of large ticket leasing, which is in a runoff mode; several small non-strategic businesses; the merchant card business; and certain lending relationships that are part of Mellon’s business exits strategy.

Revenue in the Other Activity sector primarily reflects:

•	net interest revenue of business exits activity;

•	earnings on capital above that required for the core business sectors;

•	gains (losses) from the sale of securities and other assets; and

•	gains (losses) and funding costs of Mellon Ventures’ portfolio.

Operating expense includes:

•	various direct expenses for items not attributable to the operations of a business sector;

•	a net credit for the net corporate level (income) expense amounts allocated from Other Activity to the core business sectors; and

•	the expenses of Mellon Ventures.

Assets in Other Activity include assets of the activities discussed below that Mellon intends to exit, the investments of Mellon Ventures and assets of certain areas not identified with the core business sectors. This sector also includes assets and liabilities recorded in Corporate Treasury and not allocated to a particular line of business.

Average common equity represents capital in excess of that required for the core business sectors, as well as capital required for the investments of Mellon Ventures and business exits.

In accordance with our management accounting reporting practices, credit quality expense (revenue) in Other Activity represents our provision for credit losses in excess of net charge-offs recorded in the core business sectors. Credit quality expense (revenue) for the core business sectors is presented on a net charge-off (recovery) basis and totaled $1 million in 2004. Our credit strategy is to exit all credit relationships for which a broad fee-based relationship resulting from the cross-sale of our fee-based services does not exist. The loans and leases transferred to business exits include:

•	Mellon’s large ticket lease portfolio, which was principally transaction-based;

•	selected types of other transaction-based loans (leveraged loans and project financings); and

•	loans to companies where a broad fee-based relationship does not exist.

We will not renew these credit relationships when the respective contractual commitment periods end. We may consider selling remaining commitments on a case-by-case basis as opportunities arise.

The Other Activity sector recorded pre-tax income of $110 million in 2004, compared with pre-tax income of $68 million in 2003 and a pre-tax loss of $93 million in 2002.

Other activity in 2004 included:

•	the $93 million gain from the sale of a portion of Mellon’s indirect non-venture capital investment in Shinsei Bank;

•	the $19 million charge for the writedown of small non-strategic businesses we are in the process of exiting;

•	the $24 million charge for the London space consolidation;

•	the $17 million occupancy expense reduction resulting from the reversal of a sublease loss reserve following the execution of a new lease on the Pittsburgh corporate headquarters;

MELLON FINANCIAL CORPORATION	31

RESULTS OF OPERATIONS

•	$59 million of net gains from venture capital activities;

•	$8 million of gains from the sale of securities; and

•	a $12 million negative provision for credit losses.

2003 compared with 2002

The Other Activity sector recorded pre-tax income of $68 million in 2003, compared with a pre-tax loss of $93 million in 2002. Other activity in 2003 included $62 million of gains from the sale of mortgage-backed securities. Other Activity also included losses from venture capital investments of $7 million. Other Activity in 2002 included: $166 million of credit quality expense; losses of $55 million from venture capital investments; and $59 million of gains from the sale of mortgage-backed securities.

Venture capital investments

We regard the accounting policies related to venture capital investments to be critical to the presentation of Mellon’s financial condition. These policies require us to make numerous complex and subjective estimates and valuation assumptions relating to amounts which are inherently uncertain. These policies are discussed on pages 55 and 56.

Our venture capital investments include direct investments in both publicly traded and privately held companies and indirect investments in private equity funds in which we hold a limited partnership interest. As shown in the following table, our total venture capital portfolio had a carrying value of $586 million at Dec. 31, 2004, or 90% of the original cost basis of active investments. The $586 million was comprised of $13 million of investments in public companies, $365 million of investments in privately owned companies and $208 million of investments in private equity funds.

Venture capital investment portfolio - gain (loss) (in millions)	2004	2003	2002
Private and publicly held direct investments
Realized gains/(losses)	$27	$—	$2
Unrealized gains/(losses)	3	3	(57)

Total	30	3	(55)

Third party indirect funds
Realized gains/(losses)	32	2	10
Unrealized gains/(losses)	5	(5)	(4)
Management fees	(8)	(7)	(6)

Total	29	(10)	—

Total venture capital equity investment revenue - gain (loss)	$59	$(7)	$(55)

Venture capital investment portfolio - activity (in millions)	2004	2003	Life to date

Direct investments:
Carrying value at end of period (a)	$378	$415	$378
Cost at end of period	425	500	425

Cash disbursements	48	46	965
Cash receipts	117	14	335

Unfunded commitments	4	—	—

Indirect investments:
Carrying value at end of period	208	202	208
Cost at end of period	229	228	229

Cash disbursements	57	52	485
Cash receipts	81	38	258

Unfunded commitments	118	175	—

Total active investments:
Carrying value at end of period (b)			$586
Cost at end of period			654

(a)	At Dec. 31, 2004, there were 66 actively managed investments with an average original cost basis of $6 million. Direct investments include $36 million of venture capital direct mezzanine investments in the form of subordinated debt.

(b)	In 2004, Mellon confirmed that Mellon Ventures will not make new direct investments except in support of the existing portfolio. Mellon Ventures will continue to provide follow-on investments with the objective of maximizing the return on the existing portfolio. Commitments are discussed in Note 26 of Notes to Financial Statements.

32	MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

Capital

Mellon is committed to maintaining its capital ratios above the regulatory definition of “well capitalized.” In addition, we strive to maintain a minimum tangible shareholders’ equity to assets ratio (as defined below) in a range of 4.25% to 4.75%. Mellon considers internally generated tangible capital to be available for the following:

•	to support business growth;

•	acquisitions;

•	dividends to shareholders; and

•	share repurchases.

Mellon expects the majority of its internal capital generation, net of dividends, to be available for acquisitions or, to the extent such acquisitions are not pending, for the repurchase of common stock, all subject to maintaining its commitment to remain well capitalized, as discussed under “Regulatory capital” below.

Our capital ratios increased at Dec. 31, 2004 compared with Dec. 31, 2003, reflecting the impact of earnings retention which more than offset the impact of a larger balance sheet.

The improvement in our risk-based capital ratios resulted from a lower level of risk-adjusted assets and earnings retention, partially offset by a higher level of goodwill and other intangibles. The increase in goodwill and other intangibles resulted from acquisitions and the effect of foreign exchange rates. For a list of acquisitions that impacted goodwill, see Note 10 of Notes to Financial Statements. The lower level of risk-adjusted assets resulted in part from a reduction in the impact of the guarantee provided to the ABN AMRO Mellon custody joint venture for principal based securities lending activity. At Dec. 31, 2004, that guarantee decreased our Tier I and Total capital ratios by approximately 25 basis points and 40 basis points, respectively, compared with approximately 135 basis points and 215 basis points, respectively, at Dec. 31, 2003.

Capital data at year-end (dollar amounts in millions except per share amounts; common shares in thousands)	2004	2003	2002
Total shareholders’ equity	$4,102	$3,702	$3,395
Total shareholders’ equity to assets ratio	11.05%	10.89%	9.37%

Tangible shareholders’ equity	$1,636	$1,408	$1,216
Tangible shareholders’ equity to assets ratio (a)	4.72%	4.44%	3.57%
Adjusted tangible shareholders’ equity (b)	$2,196	$1,913	$1,681
Adjusted tangible shareholders’ equity to assets ratio (c)	6.24%	5.94%	4.87%

Tier I capital ratio (d)	10.54%	8.55%	7.87%
Total (Tier I plus Tier II) capital ratio (d)	16.47%	13.46%	12.48%
Leverage capital ratio (d)	7.87%	7.92%	6.55%

Book value per common share	$9.69	$8.67	$7.88
Tangible book value per common share	$3.86	$3.30	$2.82
Adjusted tangible book value per common share	$5.19	$4.48	$3.90

Closing common stock price per share	$31.11	$32.11	$26.11
Market capitalization	$13,171	$13,712	$11,248
Common shares outstanding	423,354	427,032	430,782

(a)	Shareholders’ equity less goodwill and intangibles divided by total assets less goodwill and intangible assets.

(b)	Shareholders’ equity plus minority interest less goodwill and intangibles plus the expected tax benefits related to tax deductible goodwill and intangible assets, which totaled $550 million, $492 million and $448 million, respectively. Minority interest totaled $10 million, $13 million and $17 million, respectively.

(c)	Shareholders’ equity plus minority interest less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The amount of goodwill and intangible assets subtracted from shareholders’ equity and total assets is net of expected tax benefits.

(d)	Includes discontinued operations.

In October 2002, Mellon’s Board of Directors authorized a share repurchase program of up to 25 million shares of common stock. During 2004, 8.4 million common shares were repurchased by Mellon under this publicly announced program. At Dec. 31, 2004, an additional 9.5 million common shares were available for repurchase under this program, which does not have an expiration date. Share reissuances, primarily for employee benefit plan purposes, totaled 4.9 million common shares in 2004.

MELLON FINANCIAL CORPORATION	33

RESULTS OF OPERATIONS

Share repurchases during 2004
(common shares in thousands)	Total shares repurchased		Average price per share (a)	Total shares repurchased as part of a publicly announced plan
First quarter 2004	4,650		$32.63	4,550
Second quarter 2004	1,578		29.48	1,500
Third quarter 2004	1,349		28.34	1,300
Fourth quarter 2004:
October 2004	101		27.50	100
November 2004	900		29.69	900
December 2004	—		—	—

Fourth quarter 2004	1,001		$29.47	1,000

Total 2004	8,578	(b)	$31.01	8,350

(a)	Amounts include commissions paid, which were not significant. Total purchase price in the fourth quarter of 2004 was $29 million.

(b)	Includes 228 thousand shares, at a purchase price of $7 million, purchased from employees in connection with the employees’ payment of taxes upon the vesting of restricted stock.

Regulatory capital

Mellon and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on Mellon’s financial results. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Mellon and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of Mellon’s and its banking subsidiaries’ assets, liabilities and certain off-balance-sheet items, as calculated under regulatory accounting practices. The capital amounts and classification also are subject to qualitative judgments by the regulators about components, risk weightings and other factors.

For a banking institution to qualify as “well capitalized,” its Tier I, Total (Tier I plus Tier II) and Leverage Capital ratios must be at least 6%, 10% and 5%, respectively. All of Mellon’s banking subsidiaries qualified as well capitalized at Dec. 31, 2004 and 2003. Mellon intends to maintain the ratios of its banking subsidiaries above the well-capitalized levels. By maintaining ratios above the regulatory well-capitalized guidelines, Mellon’s banking subsidiaries receive the benefit of lower FDIC deposit insurance assessments.

In May 2004, the Board of Governors of the Federal Reserve System (the Board) issued a Notice of Proposed Rulemaking that would apply quantitative limits to the amount of trust-preferred securities included in Tier I capital. The Board is proposing that trust-preferred securities, aggregated with other restricted core capital elements, not exceed 25% of core capital elements, net of goodwill. For internationally active bank holding companies, the Board is further restricting the inclusion of trust-preferred securities to 15% of core capital elements, net of goodwill. The Board proposal also indicated that trust-preferred securities in excess of previously mentioned limits can be included in Tier II capital, subject to additional limitations. These quantitative limits would become effective after a three-year transition period. Mellon currently has $993 million of trust-preferred securities that are included in Tier I capital. For a description of the statutory business trusts that hold Mellon’s trust-preferred securities, see Note 15 of Notes to Financial Statements. We are currently reviewing the impact of this proposal and intend to maintain our capital ratios above the well-capitalized guidelines.

In June 2004, the BASEL Committee on Banking Supervision released its revised capital framework (BASEL II). BASEL II is more reflective of the underlying risks in banking and provides incentives for improved risk management. BASEL II aligns capital requirements more closely to the risk of credit loss and introduces a proposed new capital charge for operational risk exposure. U.S. regulatory agencies are expected to issue a Notice of Proposed Rule Making, related to BASEL II, by mid-2005 and publish final rules by the second quarter of 2006. The new rules are expected to become effective in January 2007, subject to transitional arrangements, and become fully effective in January 2008. The U.S. regulatory agencies expect that BASEL II will apply to only a small number of large internationally active U.S. banking organizations. Mellon is not required to adopt the new framework, but has formed a working group that is analyzing its potential impact on our risk-based capital.

34	MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

Risk-based and leverage capital ratios at year-end (a)
(dollar amounts in millions)	2004	2003
Tier I capital:
Common shareholders’ equity (b)	$4,123	$3,695
Trust-preferred securities	993	993
Minority interest	10	13
Goodwill and certain other intangibles	(2,461)	(2,274)
Other	(47)	(57)

Total Tier I capital	2,618	2,370
Tier II capital	1,474	1,362

Total qualifying capital	$4,092	$3,732

Risk-adjusted assets:
On-balance-sheet	$16,773	$16,088
Off-balance-sheet	8,072	11,637

Total risk-adjusted assets	$24,845	$27,725

Average assets - leverage capital basis	$33,271	$29,911

Tier I capital ratio (c)	10.54%	8.55%
Total capital ratio (c)	16.47	13.46
Leverage capital ratio (c)(d)	7.87	7.92

(a)	Includes discontinued operations.

(b)	In accordance with regulatory guidelines, the $21 million of net unrealized losses at Dec. 31, 2004, and $7 million of net unrealized gains at Dec. 31, 2003, net of tax, on assets classified as available for sale, and cash flow hedges have been excluded.

(c)	Minimum Tier I, Total and Leverage capital ratios are 4%, 8% and 3%, as defined by the Federal Reserve Board.

(d)	Tier I capital to average total assets (as defined for regulatory purposes), net of the loan loss reserve, goodwill and certain other intangibles.

Risk-based and leverage capital ratios for largest banking subsidiaries at year-end (a)
(dollar amounts in millions)	Mellon Bank, N.A.		Mellon Trust of New England
	2004	2003	2004	2003
Amount:
Tier I capital	$2,049	$2,026	$380	$349
Total qualifying capital	2,801	2,668	384	352
Risk-adjusted assets	18,819	21,134	2,140	1,885
Average assets- leverage capital basis	24,228	19,767	6,103	5,488
Ratios:
Tier I capital ratio (b)	10.89%	9.59%	17.74%	18.50%
Total capital ratio (b)	14.88	12.62	17.96	18.67
Leverage capital ratio (b)	8.46	10.25	6.22	6.35

(a)	Includes discontinued operations.

(b)	As defined by the Office of the Comptroller of the Currency. The required minimum Tier I, Total and Leverage capital ratios are 4%, 8% and 3%, respectively. For a banking institution to qualify as well capitalized, its Tier I, Total and Leverage capital ratios must be at least 6%, 10% and 5%, respectively.

MELLON FINANCIAL CORPORATION	35

CORPORATE RISK MANAGEMENT

Risk overview

The understanding, identification and mitigation of risk are essential elements for the successful management of Mellon. The primary risk exposures are:

Type of risk	Description

Credit	Default risk on the balance sheet for loans, commitments, corporate and bank owned life insurance, receivables and other assets where realization of the value of the asset is dependent upon a counterparty’s ability to perform.

Operational	Risk of loss resulting from inadequate or failed internal processes, people and systems or from external non-credit or market events.

Market	Risk of potential valuation changes in foreign exchange and other derivative positions and in fixed income instruments, as well as venture capital and other equity investments. Includes interest rate risk.

Liquidity	The possibility that Mellon will be unable to fund present and future financial obligations.

Strategic	Risk arising from adverse business decisions or the improper implementation of such decisions.

Reputation	Risk arising from negative public opinion resulting from failures of process, failures of strategy and failures of corporate governance.

We control and monitor these risks with policies, procedures, training and various levels of managerial oversight. Because of the nature of our business, external factors beyond our control may, at times, result in losses to Mellon or our customers.

Credit risk

Credit risk exists in financial instruments both on and off the balance sheet. Financial instruments such as loans and leases are on the balance sheet. Off-balance-sheet credit exposures include commitments to extend credit, standby letters of credit and foreign and other guarantees, commercial letters of credit, custodian securities lent with indemnification against broker default of return of securities, and liquidity support provided to Three Rivers Funding Corp. (TRFC).

The objective of the credit risk management process is to reduce the risk of loss if a customer fails to perform according to the terms of a transaction. Our management maintains a comprehensive centralized process through which Mellon establishes accountability and exposure limits, extends new loans, monitors credit quality, actively manages problem credits and disposes of nonperforming assets.

We manage both on- and off-balance-sheet credit risk by maintaining and adhering to written credit policies, which specify general underwriting criteria as well as underwriting standards for specific industries and control credit exposure by borrower, counterparty, degree of risk, industry, country and aggregate portfolio management. These measures are adopted by Mellon’s Risk Management Department in conjunction with our lending units and are regularly updated to reflect the evaluation of developments in economic, political and operating environments that could affect lending risks. We may adjust credit exposure to individual industries or customers through loan sales, syndications, participations, credit default swaps and the use of master netting agreements. In addition, credit risk to the large corporate market is being managed by generally lending only to investment grade or equivalent customers that have existing relationships with our non-credit fee-based businesses.

Most credit extensions are approved independently by senior credit officers of Mellon’s Risk Management Department and officers of our lending departments. Smaller loans are underwritten according to pre-approved credit standards. Required approvals are determined by the dollar amount and risk characteristics of the credit extension. Collateral obtained, if any, for the credit facilities provided is based on industry practice as well as the credit assessment of the customer. The type and amount of collateral vary, but generally includes marketable securities; inventory; property, plant and equipment; other assets; and/or income-producing commercial properties with appraised

36	MELLON FINANCIAL CORPORATION

CORPORATE RISK MANAGEMENT

values that exceed the contractual amount of the credit facilities by pre-approved ratios.

Mellon continually assesses the risk of its credit facilities, and assigns a numerical risk rating to substantially all commercial extensions of credit, excluding insurance premium finance loans. Our lending officers have the primary responsibility for monitoring their portfolios, identifying emerging problem loans and recommending changes in risk ratings. To anticipate or detect problems, lending units and credit management use processes designed both for specific customers and for industries that could be affected by adverse market or economic conditions. When signs of credit deterioration are detected, credit recovery or other specialists become involved to minimize exposure to potential future credit losses. The Credit Review division of Mellon’s Audit and Risk Review Department provides an independent assessment of credit ratings, credit quality and the credit management process. Mellon’s Board of Directors is kept informed of credit activity through a series of periodic reports.

For a further discussion of the credit risk associated with off-balance-sheet financial instruments and derivative instruments used for trading and risk management purposes, see Notes 26 and 27 of Notes to Financial Statements.

Composition of loan portfolio

Composition of loan portfolio at year-end (in millions)	2004		2003	2002	2001	2000
Domestic loans and leases:
Commercial and financial	$2,190	(a)	$2,757	$3,807	$3,618	$4,994
Commercial real estate	1,916		2,131	2,227	2,536	2,178
Personal (b)	1,993		1,714	1,290	1,124	1,401
Lease finance assets (c)	456		505	556	637	644

Total domestic loans and leases	6,555		7,107	7,880	7,915	9,217
International loans and leases	199		360	558	625	1,009

Total loans and leases, net of unearned discount	$6,754	(d)	$7,467	$8,438	$8,540	$10,226

(a)	Previously included venture capital direct mezzanine investments in the form of subordinated debt. At Dec. 31, 2004, these investments totaled $36 million and were reclassified to Other assets on the balance sheet. Prior periods are not reclassified.

(b)	Primarily consists of secured personal credit lines and mortgages for customers in the Private Wealth Management sector.

(c)	Represents large ticket lease assets that will continue to run-off through repayments, possible sales and no new originations.

(d)	Includes $3.515 billion of loans to Private Wealth Management customers and $934 million of loans to Mellon 1st Business Bank, National Association customers.

Note: There were no concentrations of loans to borrowers engaged in similar activities, other than those shown in this table, that exceeded 10% of total loans at year-end.

Consistent with our credit strategy, the loan portfolio decreased $713 million, or 10%, at Dec. 31, 2004, compared with Dec. 31, 2003, primarily reflecting lower levels of commercial and financial loans, commercial real estate and international loans and leases partially offset by higher levels of personal loans. At Dec. 31, 2004, the composition of the loan portfolio was 70% commercial and 30% personal.

Commercial and financial

The domestic commercial and financial loan portfolio primarily consists of loans to corporate borrowers in the financial services, communications, transportation and warehousing, manufacturing, service, wholesale and retail trade industries. Numerous risk factors impact this portfolio, including industry-specific risks, such as:

•	the economy;

•	new technology;

MELLON FINANCIAL CORPORATION	37

CORPORATE RISK MANAGEMENT

•	competition;

•	labor rates; and

•	cyclicality;

and customer-specific factors such as:

•	cash flow;

•	credit structure;

•	operating controls; and

•	asset quality.

The decrease at Dec. 31, 2004 compared to Dec. 31, 2003, primarily resulted from the securitization of approximately $800 million of insurance premium finance loans in 2004, partially offset by the maturation of a $300 million revolving securitization program.

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

Large corporate commercial and financial exposure

At year-end, approximately 68% of the loans and 97% of the unfunded loan commitments to our large corporate commercial and financial customers had an investment grade credit rating. Investment grade loans and commitments are those where the customer has:

•	a Moody’s long-term rating of Baa3 or better and/or;

•	a Standard & Poor’s long-term rating of BBB- or better; or

•	if unrated, an equivalent rating using our internal risk ratings.

Foreign outstandings

Foreign outstandings include loans, acceptances, interest-bearing deposits with other banks, other interest-bearing investments and related accrued interest. Country distributions are based on the location of the obligor. Short term interest-bearing deposits with banks represent approximately 90% of our foreign outstandings. Foreign assets are subject to the general risks of conducting business in each foreign country, including economic uncertainty and government regulations. In addition, foreign assets may be impacted by changes in demand or pricing resulting from movements in exchange rates or other factors. The following table presents the foreign outstandings in any country where such outstandings exceed .75% of our total assets.

Foreign outstandings at year-end (dollar amounts in millions)	2004		2003		2002
Greater than 1% of total assets:
United Kingdom		$1,334		$1,431		$892
Between .75% and 1%:
Ireland	<	.75%		$274	<	.75%
Canada	<	.75%	<	.75%		$313

Nonperforming assets

Nonperforming assets are assets for which revenue recognition has been suspended or is restricted. Nonperforming assets include both nonperforming loans and acquired property, primarily other real estate owned (OREO) acquired in connection with the collection effort on loans. Nonperforming loans include both nonaccrual and restructured loans. Past-due commercial loans are those that are contractually past due 90 days or more but are not on nonaccrual status because they are well secured and in the process of collection. Past-due personal loans, excluding mortgages, are generally not classified as nonaccrual but are charged off on a formula basis upon reaching various stages of delinquency. Additional information regarding Mellon’s practices for placing assets on nonaccrual status is presented in Note 1 of Notes to Financial Statements.

38	MELLON FINANCIAL CORPORATION

CORPORATE RISK MANAGEMENT

Nonperforming assets at year-end (dollar amounts in millions)	2004	2003	2002	2001	2000
Nonaccrual loans:
Commercial and financial	$10	$49	$54	$42	$159
Personal	4	2	3	2	5
Commercial real estate	—	—	—	1	1
Lease finance assets	15	—	—	14	—

Total nonperforming loans (a)(b)	29	51	57	59	165

Acquired property:
Real estate acquired	—	1	2	2	7
Other assets acquired	—	—	—	1	—

Total acquired property	—	1	2	3	7

Total nonperforming assets	$29	$52	$59	$62	$172

Nonperforming loans as a percentage of total loans	.43%	.69%	.68%	.69%	1.61%
Nonperforming assets as a percentage of Tier I capital plus the reserve for loan losses	1.08%	2.09%	2.66%	2.30%	4.97%

(a)	Includes $9 million, $13 million, $1 million, $16 million and $56 million, respectively, of loans with both principal and interest less than 90 days past due but placed on nonaccrual status by management discretion.

(b)	There were no international nonperforming loans at Dec. 31, 2004, 2003, 2002 or 2001.

Nonperforming loans decreased $22 million from Dec. 31, 2003 as repayments more than offset additions. Repayments in 2004 included a $36 million loan to a California-based electric and natural gas utility company that emerged from Chapter 11 bankruptcy protection and fully repaid all amounts due. Additions resulted primarily from a $15 million lease to a low-fare airline. Most of the other additions during 2004 were repaid during the year. The $29 million balance of total nonperforming loans at Dec. 31, 2004 was comprised of the $15 million lease to the low-fare airline, a loan of $6 million to a cable television operator and $8 million of various smaller loans.

Change in nonperforming loans for the year ended Dec. 31,
	2004
	Commercial and financial	Personal	Lease finance assets	Total
(in millions)				2004	2003
Nonperforming loans at beginning of year	$49	$2	$—	$51	$57
Additions	11	2	15	28	31
Reductions from sales	—	—	—	—	(23)
Reductions from payments (a)	(47)	—	—	(47)	(9)
Credit losses from sales	—	—	—	—	(2)
Credit losses - other	(3)	—	—	(3)	(3)

Nonperforming loans at end of year	$10	$4	$15	$29	$51

(a)	Includes interest applied to principal.

A loan is considered impaired, as defined by SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” when, based upon current information and events, it is probable that we will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. Additional information regarding impairment is presented in Note 1 of Notes to Financial Statements.

Impaired loans (in millions)	2004	2003	2002
Impaired loans at year-end (a)	$7	$41	$54
Average impaired loans for the year	18	46	91
Interest revenue recognized on impaired loans (b)	5	1	5

(a)	Includes $6 million, $3 million, and $39 million of impaired loans with a related impairment reserve of $1 million, $2 million, and $2 million at Dec. 31, 2004, Dec. 31, 2003, and Dec. 31, 2002, respectively.

(b)	All income was recognized using the cash basis method of income recognition.

Foregone interest on nonperforming loans was $1 million at Dec. 31, 2004, $2 million at Dec. 31, 2003, 2002 and 2001, and $20 million at Dec. 31, 2000 (including discontinued operations).

MELLON FINANCIAL CORPORATION	39

CORPORATE RISK MANAGEMENT

Past-due loans totaled $5 million at Dec. 31, 2004; $2 million at Dec. 31, 2003; $3 million at Dec. 31, 2002; $1 million at Dec. 31, 2001 and $3 million at Dec. 31, 2000. These are loans that were 90 days or more past due as to principal or interest that are not classified as nonaccrual because the loans were well secured and in the process of collection. At Dec. 31, 2004, loans that were 30-59 days and 60-89 days or more past due as to principal and interest totaled $12 million and $1 million, respectively.

Provision and reserve for credit exposure

Mellon’s accounting policies regarding the reserve for credit exposure are regarded as critical accounting policies in that they involve significant management valuation judgments. These policies are discussed on pages 56 and 57.

The allocation of the reserve for credit exposure is presented below. This allocation is judgmental, and the entire reserve is available to absorb credit losses regardless of the type of loss.

Reserve for credit exposure at year-end (in millions)	2004	2003
Reserve for loan losses:
Base reserves:
Commercial and financial	$36	$48
Commercial real estate	9	13
Personal	5	6
Lease assets	15	12

Total domestic base reserve	65	79
International	2	9

Total base reserve	67	88
Impairment/judgmental	6	2
Unallocated	25	13

Total loan loss reserve	$98	$103

Reserve for unfunded commitments:
Commitments	$57	$61
Letters of credit and bankers acceptances	10	14

Total unfunded commitments reserve	$67	$75

Total reserve for credit exposure	$165	$178

The decrease in the total base reserve at Dec. 31, 2004 compared with Dec. 31, 2003 is related to a continuing decline in loan volume in the large corporate, real estate and international portfolios. The increase in the impairment/judgmental reserve is related to a judgmental reserve on a nonperforming leasing credit, which has been reviewed for potential loss content. The unallocated reserve at Dec. 31, 2004 reflects uncertainty about customers sensitive to increases in oil prices and decreasing travel such as automotive, airlines and chemicals, as well as certain real estate, cable, telecom and pharmaceutical customers. The decrease in the reserves for unfunded commitments at Dec. 31, 2004 from Dec. 31, 2003 is primarily related to the lower levels of unfunded commitments.

Mellon’s management concluded that, at Dec. 31, 2004, the overall reserve level was appropriate to recognize inherent losses in the loan portfolio. The Audit Committee of the Board of Directors reviewed and concurred.

The net provision for credit losses totaled a negative $11 million in 2004 compared with a positive $7 million in 2003 and $172 million in 2002. Net credit recoveries totaled $1 million in 2004 compared with losses of $8 million in 2003 and $130 million in 2002. The large provision for credit losses and high level of net credit related losses in 2002 primarily related to customers that had been associated with allegations of accounting irregularities, downgrades of shared national credits and higher estimated inherent probable losses on commitments. The level of credit losses and recoveries relative to outstanding loans can vary from period to period as a result of the size and number of individual credits that may require charge-off and the effects of changing economic conditions.

Reserve for unfunded commitments (dollar amounts in millions)	2004	2003	2002	2001	2000
Reserve at beginning of year	$75	$52	$42	$18	$16
Loss on sale of commitments	—	(3)	(7)	—	—
Provision for credit losses	(8)	26	28	—	—
Transfer (to) from loan loss reserve (a)	—	—	(11)	24	2

Reserve at end of year	$67	$75	$52	$42	$18

Reserve for unfunded commitments as a percentage of unfunded commitments at year-end	.47%	.44%	.25%	.16%	.06%

(a)	Results from funding loans and loan repayments. See Note (a) on loan loss reserve activity table below.

40	MELLON FINANCIAL CORPORATION

CORPORATE RISK MANAGEMENT

Loan loss reserve activity
(dollar amounts in millions)	2004	2003	2002	2001	2000
Reserve at beginning of year	$103	$127	$96	$254	$271
Credit losses:
Domestic:
Commercial and financial	(1)	(3)	(87)	(25)	(20)
Commercial real estate	—	—	(1)	—	—
Personal	(2)	(1)	(2)	(1)	(1)
Lease finance assets	—	—	(7)	(14)	—

Total domestic	(3)	(4)	(97)	(40)	(21)
International	(1)	(2)	—	(15)	—

Total credit losses	(4)	(6)	(97)	(55)	(21)

Recoveries:
Domestic:
Commercial and financial	2	14	9	1	1
Commercial real estate	—	1	1	—	—
Personal	2	2	1	—	—
Lease finance assets	—	—	2	—	—

Total domestic	4	17	13	1	1
International	1	—	—	1	12

Total recoveries	5	17	13	2	13

Net credit (losses) recoveries:
Domestic:
Commercial and financial	1	11	(78)	(24)	(19)
Commercial real estate	—	1	—	—	—
Personal	—	1	(1)	(1)	(1)
Lease finance assets	—	—	(5)	(14)	—

Total domestic	1	13	(84)	(39)	(20)
International	—	(2)	—	(14)	12

Sub-total - net credit (losses) recoveries	1	11	(84)	(53)	(8)
Credit losses on loans transferred to held for sale	—	(16)	(39)	(29)	(15)

Total net credit (losses) recoveries	1	(5)	(123)	(82)	(23)
Provision for credit losses	(3)	(19)	144	(4)	8
Securitizations	(3)	—	(2)	(1)	—
Dispositions/acquisitions	—	—	1	(47)	—
Transfer (to) from reserve for unfunded commitments (a)	—	—	11	(24)	(2)

Reserve at end of year	$98	$103	$127	$96	$254

Reserve for loan losses as a percentage of total loans (at year-end)	1.45%	1.37%	1.51%	1.12%	2.49%

Net credit losses (recoveries) to average loans	(.01)%	.07%	1.30%	.84%	.21%

(a)	Transfers to the reserve for unfunded commitments result from loan repayments, which increases the level of unfunded commitments. Transfers from the reserve for unfunded commitments result from funding a loan, which decreases the level of unfunded commitments.

MELLON FINANCIAL CORPORATION	41

CORPORATE RISK MANAGEMENT

Market and liquidity risk

The Finance Committee of Mellon is responsible for overseeing the management of market risk, which includes interest rate and currency risk for both asset/liability management and trading activities, and liquidity risk pursuant to policies and limits which are established by the Committee and reviewed annually with a committee of our Board of Directors. Our Finance Committee is comprised of senior officers from the following areas:

•	Executive Management Group;

•	Finance;

•	Risk Management;

•	Foreign Exchange;

•	Global Exposure Management;

•	Financial Markets;

•	Securities Lending; and

•	Corporate Strategy.

Market and liquidity risk includes a consideration of both on-balance-sheet and off-balance-sheet activities, including the use of derivatives. The use of derivatives for asset/liability management purposes is discussed under “Interest rate sensitivity analysis.” The use of derivatives for trading purposes is discussed under Trading Activities. Off-balance-sheet arrangements which may involve credit, market, liquidity or operating risk are discussed under “Off-balance-sheet arrangements” at the end of this discussion of overall corporate risk.

Asset/liability management

Asset/liability management activities address management of assets and liabilities from an interest rate risk, currency risk and liquidity management perspective, including the use of derivatives.

Selected average balances
(in millions)	2004	2003
Assets:
Money market investments	$3,291	$3,056
Trading account securities	275	722
Securities	11,799	11,198
Loans	7,307	7,704

Total interest-earning assets	22,672	22,680
Noninterest-earning assets	11,429	11,314
Reserve for loan losses	(98)	(117)

Total assets	$34,003	$33,877

Funds supporting total assets:
Core funds	$31,444	$29,991
Purchased funds	2,559	3,886

Funds supporting total assets	$34,003	$33,877

Average interest-earning assets were virtually unchanged in 2004 compared with 2003 as lower levels of trading account securities and loans were offset by a higher level of securities and money market investments. The decrease in trading account securities resulted from the sale of a fixed income trading business in December 2003. The lower level of loans was due to the continued reduction of commercial loans. The increase in average securities was due to purchases of floating rate and other short duration mortgage-backed securities. The increase in average money market investments was primarily due to higher levels of custody deposits.

Core funds, considered to be the most stable sources of funding, are defined principally as:

•	institutional money market deposits and other deposit sweeps;

•	individual money market and other savings deposits;

•	savings certificates;

•	demand deposits;

•	shareholders’ equity;

•	notes and debentures with original maturities over one year;

•	junior subordinated debentures; and

•	other liabilities.

Core funds primarily support core assets, consisting of loans, net of the reserve, and noninterest-earning assets. Average core assets decreased $263 million in 2004 from the prior year, reflecting the lower level of loans partially offset by a higher level of

42	MELLON FINANCIAL CORPORATION

CORPORATE RISK MANAGEMENT

noninterest-earning assets. Core funds averaged 169% of core assets in 2004 compared with 159% in 2003. The increase in the proportion of average core funds to average total funds supporting total assets in 2004, compared with 2003, was primarily due to higher levels of custody, cash management and private wealth deposits.

Purchased funds are defined as:

•	funds acquired in the wholesale money markets including deposits in foreign offices (excluding cash management and sub-custodial sweep deposits);

•	federal funds purchased and securities under repurchase agreements;

•	negotiable certificates of deposit;

•	other time deposits;

•	term federal funds purchased and U.S. Treasury tax and loan demand notes;

•	commercial paper;

•	short-term bank notes; and

•	other funds borrowed.

Average purchased funds decreased $1.327 billion in 2004 from 2003, primarily due to a decrease in federal funds purchased and securities under repurchase agreements, other funds borrowed, and funds acquired in wholesale money markets. Average purchased funds as a percentage of total average assets totaled 8% in 2004 compared with 11% in 2003.

Liquidity and dividends

Mellon uses several key primary and secondary measures to assess the adequacy of our liquidity position. The balance sheet is managed to ensure that these measures are maintained within approved limits. Each of these measures is monitored on a periodic basis, giving consideration to our expected requirements for funds and anticipated market conditions. Quarterly, the Finance Committee reviews a liquidity stress simulation that evaluates how the liquidity position at that time might be impacted under adverse funding conditions. The stress simulation is prepared under a gradual erosion scenario and under a crisis scenario. All deposits and borrowed funds are categorized by their sensitivity to potential credit concerns. In addition, the effect of other factors are considered including: prevailing credit market conditions; current debt ratings and the ratings outlook; and commitments to extend credit. The simulation analysis has shown adequate liquidity under both scenarios. The stress simulation is reviewed and updated to ensure current applicability with changes in our balance sheet and changes in the marketplace.

We manage our liquidity position with the objective of maintaining the ability to fund commitments and to repay liabilities in accordance with their terms, even during periods of market or financial stress. Through active liquidity management, we seek to ensure that changes in funding requirements can be accommodated without materially impacting net income. Core demand and time deposits, gathered from our private wealth management and corporate and institutional services businesses, are used in conjunction with long-term debt to provide stable sources of funding. Purchased funds, acquired from a variety of sources and customers in worldwide financial markets, are used to supplement the core sources of funding. Liquid assets, in the form of money market investments and portfolio securities held available for sale, are also utilized to meet short-term requirements for cash. Liquidity is managed on both a consolidated basis and at the Mellon Financial Corporation (Parent Corporation) level.

The Parent Corporation has access to the following principal sources of liquidity: dividend and interest payments from its subsidiaries, the commercial paper market, a revolving credit agreement with Mellon Bank, N.A., and access to the capital markets. The ability of national bank subsidiaries to pay dividends to the Parent Corporation is subject to certain regulatory limitations, as discussed in Note 24 of Notes to Financial Statements. Under the more restrictive limitation, Mellon’s national bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to Dec. 31, 2004, of up to approximately $196 million, less any dividends declared and plus or minus net profits or losses, as defined, earned between Jan. 1, 2005, and the date of any such dividend declaration. To comply with regulatory guidelines, Mellon and its subsidiary banks continually evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition. See Note 30 of Notes to

MELLON FINANCIAL CORPORATION	43

CORPORATE RISK MANAGEMENT

Financial Statements for the Parent Corporation’s condensed financial statements.

The Parent Corporation has a $200 million revolving credit agreement with Mellon Bank, N.A., Mellon’s primary bank subsidiary, that expires in June 2005. The agreement was executed at market terms. Under this agreement any borrowings are to be collateralized with eligible assets of our non-bank subsidiaries. There were no borrowings under this facility during 2004 or at Dec. 31, 2004. The revolving credit facility contains Tier I ratio and double leverage ratio covenants, as discussed in Note 13 of Notes to Financial Statements. The Parent Corporation also has the ability to access the capital markets with $1.45 billion of unused capacity to issue debt, equity and junior subordinated debentures under a shelf registration statement. At Dec. 31, 2004, the Parent Corporation had $555 million of unencumbered liquid assets.

Mellon’s ability to access the capital markets was demonstrated in 2004 through the issuance of senior notes by the Parent Corporation and subordinated notes by Mellon Bank, N.A. In March 2004, Mellon issued $300 million of 3.25% senior notes maturing in April 2009. In November 2004, Mellon Bank, N.A. issued $300 million of 4.75% subordinated notes maturing in December 2014. Access to the capital markets is partially dependent on Mellon’s and Mellon Bank, N.A.’s credit ratings, which are shown in the following table.

Debt ratings at Dec. 31, 2004	Standard & Poor’s	Moody’s	Fitch

Mellon Financial Corporation:
Commercial paper	A-1	P-1	F1+
Senior debt	A+	A1	AA-
Subordinated debt	A	A2	A+
Mellon Bank, N.A.:
Long-term deposits	AA-	Aa3	AA
Subordinated debt	A+	A1	A+

Contractual maturities of Mellon’s long-term debt totaled approximately $205 million in 2004. Contractual maturities will total approximately $650 million in 2005, of which $300 million is for the Parent Corporation obligations and $350 million for obligations of Mellon Bank, N.A. For additional information, including maturity dates, on our notes and debentures, see Note 14 of Notes to Financial Statements.

In the second quarter of 2004, we increased our annual common stock dividend to $.72 per common share, an increase of 13% from the previous annual rate. We paid $297 million of common stock dividends in 2004, compared with $243 million in 2003. The common dividend payout ratio, on a net income basis, was 37% in 2004 on a dividend of $.70 per share compared with 35% in 2003 on a dividend of $.57 per share. Based upon shares outstanding at Dec. 31, 2004, and the current quarterly common stock dividend rate of $.18 per share, the annual dividend requirement in 2005 is expected to be approximately $305 million.

As shown in the consolidated statement of cash flows, cash and due from banks increased by $173 million during 2004 to $2.775 billion at Dec. 31, 2004. The increase resulted from $2.449 billion of net cash provided by financing activities and $845 million of net cash provided by operating activities, partially offset by $3.201 billion of net cash used in investing activities. Net cash provided by financing activities primarily resulted from a higher level of deposits and the net proceeds from issuance of longer-term debt, partially offset by dividends paid on common stock, repurchases of common stock and repayments of longer-term debt. Net cash used in investing activities primarily resulted from a higher level of securities available for sale and a higher level of federal funds sold partially offset by the sales and securitizations of loans.

Interest rate sensitivity analysis

The object of interest rate risk management is to manage the effect of interest rate fluctuations on net interest revenue and the net present value of our assets, liabilities and derivative instruments. We use simulation models as the primary means to estimate the impact of these changes. Interest rate risk is measured using the following simulation models:

•	net interest revenue simulation; and

•	portfolio equity simulation

44	MELLON FINANCIAL CORPORATION

CORPORATE RISK MANAGEMENT

Our simulation models use the consolidated balance sheet and derivative positions as of year-end adjusted for committed positions not settled as of that date. The models also incorporate assumptions about the volumes and characteristics of new assets and liabilities and the behavior of existing assets and liabilities. These assumptions include but are not limited to: the composition of the balance sheet, prepayment speeds on mortgage-backed securities, repricing of interest earning assets and interest-bearing liabilities and capital and other financing plans.

We have established the following guidelines for assuming interest rate risk:

•	Net interest revenue simulation—Given a +/- 200 basis point change in short term interest rates and a +/- 165 basis point change in long-term rates over a six month period, the estimated one year total net interest revenue may not change by more than 10% from the rates unchanged results.

•	Portfolio equity simulation—Portfolio equity is the net present value of our existing assets, liabilities and derivative instruments. Given a +/- 200 basis point immediate parallel shift in interest rates, portfolio equity may not change by more than 20% of total shareholders’ equity.

The following table illustrates the simulation analysis of the impact of a 50, 100 and 200 basis point shift upward or 50 and 100 basis point shift downward in short-term interest rates on net interest revenue, earnings per share and return on equity. Given the historically low interest rate environment that existed at Dec. 31, 2004, the impact of a 200 basis point downward shift is not shown in the table. This analysis was prepared using the levels of all interest-earning assets, supporting funds and derivative instruments used for interest rate risk management at Dec. 31, 2004. The impact of the rate movements was developed by simulating the effect of rates changing in a gradual fashion over a six-month period from the Dec. 31, 2004, levels and remaining at those levels thereafter. Financial market conditions and management’s response to events may cause actual results to differ from simulated results.

Interest rate simulation sensitivity analysis

	Simulated increase (decrease) in the next 12 months
	Net interest revenue	Earnings per share	Return on equity

Movement in interest rates from Dec. 31, 2004 rates:
Up 50 bp	(1.5)%	$(0.01)	(12	) bp
Up 100 bp	(1.4)	(0.01)	(11)
Up 200 bp	(1.9)	(0.01)	(15)

Down 50 bp	(2.5)%	$(0.02)	(20	) bp
Down 100 bp	(3.4)	(0.03)	(27)

The anticipated impact on net interest revenue under the various scenarios did not exceed our guidelines for assuming interest rate risk at both Dec. 31, 2004 and Dec. 31, 2003.

Managing interest rate risk with derivative instruments

We maintain an overall interest rate risk management strategy that incorporates the use of derivative instruments. These instruments minimize significant unplanned fluctuations in earnings caused by interest rate volatility. Our goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that net interest revenue is not significantly affected by movements in interest rates.

Derivatives are used as part of our overall asset/liability management process to augment the management of interest rate exposure. Interest rate swaps—including callable and basis swaps—interest rate caps and floors, financial futures, forwards, and financial options have been approved by the Board of Directors for this purpose. By policy, we will not enter into any new derivative contracts that would cause Mellon to exceed its established interest rate risk limits. For a discussion of these instruments, see Note 27 of Notes to Financial Statements.

MELLON FINANCIAL CORPORATION	45

CORPORATE RISK MANAGEMENT

The following table presents the gross notional amounts and weighted-average maturities of derivative instruments used to manage interest rate risk, identified by the underlying interest rate-sensitive instruments. The gross notional amount of interest rate swaps used to manage interest rate risk increased by $364 million at Dec. 31, 2004 compared with Dec. 31, 2003. This increase primarily resulted from entering into instruments in conjunction with the issuance of senior notes by the Parent Corporation and subordinated notes by Mellon Bank, N.A. in 2004. The notional amounts should be viewed in the context of our overall interest rate risk management activities to assess the impact on net interest revenue. The interest received and interest paid are recorded on an accrual basis in the interest revenue and interest expense accounts associated with the underlying liabilities and assets. The net differential resulted in interest revenue of $139 million in 2004, compared with $142 million in 2003 and $94 million in 2002.

Interest rate swaps used to manage interest rate risk	Dec. 31, 2004	Weighted- Average Maturity	Weighted-Average Interest Rate		Dec. 31, 2003
(notional amounts in millions)			Received	Paid
Receive fixed instruments associated with long-term debt and junior subordinated debentures	$3,050	8 yrs., 9 mos.	5.57%	2.50%	$2,700
Receive fixed instruments associated with deposits	31	6 yrs., 7 mos.	4.25%	2.21%	10
Pay fixed instruments associated with loans	3	3 mos.	2.59%	5.15%	10

Total notional amount	$3,084				$2,720

Fair value hedges

Mellon enters into interest rate swaps designated as fair value hedges, to convert portions of its fixed rate junior subordinated debentures to floating rate securities, its fixed rate long-term debt to floating rate debt and, to a small degree, certain fixed rate loans to variable rate loans. The fixed rate liability instruments are changed to variable rate instruments by entering into receive fixed/pay variable swaps, and the fixed rate asset instruments are changed to variable rate instruments by entering into pay fixed/receive variable swaps. No ineffectiveness was recorded for 2004, 2003 and 2002.

Cash flow hedges

At Dec. 31, 2004 and 2003, there were no outstanding cash flow hedges. Ineffectiveness of less than $1 million was recorded for 2003 and 2002.

Hedges of net investment in foreign operations

We use five-year yen-denominated debt to hedge our remaining investment in Tokyo-based Shinsei Bank. The purpose of this hedge is to protect against adverse movements in exchange rates.

Trading activities

Mellon has established trading limits and related monitoring procedures to control trading risk. These limits are approved by the Finance Committee and reviewed by a committee of the Board of Directors. All limits are monitored for adherence by Risk Management Department and departmental compliance staff. Exceptions to limits are reported timely to the Finance Committee.

The financial risk associated with trading positions is managed by assigning position limits and stop-loss guidance amounts to individual activities. We use a value-at-risk methodology to estimate the potential gain or loss in a portfolio of trading positions that is associated with a price movement

46	MELLON FINANCIAL CORPORATION

CORPORATE RISK MANAGEMENT

of given probability over a specified time frame. Position limits are assigned to each family of financial instruments eligible for trading such that the aggregate value-at-risk in these activities at any point in time will not exceed a specified limit given a significant market movement. The extent of market movement deemed to be significant is based upon an analysis of the historical volatility of individual instruments that would cover 95% of likely daily market movements. The loss analysis includes the derivative instruments used for trading activities as well as the financial assets and liabilities that are classified as trading positions on the balance sheet. Using our methodology, which considers such factors as changes in currency exchange rates, interest rates, spreads and related volatility, the aggregate average value-at-risk for trading activities and credit default swaps was approximately $5 million for the 60 business-day period ending Dec. 31, 2004, compared with $4 million for the 60 business-day period ending Dec. 31, 2003. The average daily value-at-risk for trading activities in 2004 was approximately $5 million.

Trading activities are generally limited to products and markets in which liquidity is sufficient to allow positions to be closed quickly and without adversely affecting market prices, which limits loss potential below that assumed for a full-day adverse movement. Loss potential is further constrained in that it is highly unusual for all trading areas to be exposed to maximum limits at the same time and extremely rare for significant adverse market movements to occur in all markets simultaneously. Stop-loss guidance is used when a certain threshold of loss is sustained. If stop-loss guidance amounts are approached, open positions may be liquidated to avoid further risk to earnings. The use of stop-loss guidance in tandem with position limits reduces the likelihood that potential trading losses would reach imprudent levels in relation to earnings.

Derivative instruments used for trading purposes

Mellon enters into various foreign exchange and interest rate derivative contracts for trading purposes. Trading activities primarily involve providing various derivative products to customers to assist them in managing foreign currency exchange risk, interest rate risk and equity price risk and for managing our risks in certain trading portfolios and as part of our proprietary trading activities. All of these instruments are carried at market value with realized and unrealized gains and losses included in foreign exchange trading revenue and other revenue. For a description and table of derivative instruments used for trading activities, see Note 27 of Notes to Financial Statements.

Credit risk

Mellon’s hedging and trading derivative products are subject to credit risk. We enter into netting agreements to reduce credit risk. Netting agreements generally permit us to net gains and losses on derivative contracts with the same counterparty. For a discussion of gross credit risk and the corresponding netting impact of derivative instruments, see Note 27 of Notes to Financial Statements.

Off-balance-sheet arrangements

Guarantees and indemnities

In the normal course of business, Mellon offers standby letters of credit and foreign and other guarantees to customers as well as other guarantees in support of certain joint ventures and subsidiaries.

Standby letters of credit and foreign and other guarantees totaled $1.3 billion at Dec. 31, 2004, a decrease of $24 million compared with Dec. 31, 2003. Standby letters of credit and foreign and other guarantees are used by the customer as a credit enhancement and typically expire without being drawn upon. We generated $10 million of fee revenue in both 2004 and 2003 related to the letters of credit and foreign guarantees. There is cash flow only when standby letters of credit are drawn upon. We believe the market risk associated with these instruments is minimal. The decreasing trend in standby letters of credit and foreign and other guarantees over the past several years is a result of our strategy to reduce credit risk.

Mellon Bank, N.A., and ABN AMRO Bank N.V. entered into a joint venture to provide global securities services with operations commencing in January 2003. Each of the two partners signed a statutory declaration under Dutch law as of Dec. 31,

MELLON FINANCIAL CORPORATION	47

CORPORATE RISK MANAGEMENT

2002 to be jointly and severally liable with the joint venture to parties that have a provable contractual debt or damage claim. The benefit of this declaration is potentially available to all creditors and customers of the joint venture with valid legal claims if the joint venture defaults. The guarantee totaled approximately $19 billion at both Dec. 31, 2004 and Dec. 31, 2003 primarily relating to securities lending activity. This potential exposure assumes that there are no capital or assets of the joint venture to satisfy such claims and that there is no level of contribution by ABN AMRO Bank N.V., which has a S&P long-term credit rating of AA- and a Moody’s senior debt rating of Aa3.

A securities lending transaction is a fully collateralized transaction in which the owner of a security agrees to lend the security through an agent (Mellon) to a borrower, usually a broker/dealer or bank, on an open, overnight or term basis, under the terms of a prearranged contract, which generally matures in less than 90 days. We recorded $76 million of fee revenue from securities lending transactions in 2004 compared with $69 million in 2003. Securities are lent with and without indemnification against broker default. Custodian securities lent with indemnification against broker default of return of securities totaled $84 billion at Dec. 31, 2004, a $17 billion increase compared with Dec. 31, 2003, reflecting growth in this line of business. Market risk can also arise in securities lending transactions. These risks are controlled through policies limiting the level of risk that can be undertaken.

For additional information regarding these off-balance-sheet contracts, as well as other guarantees and indemnities, see Note 26 of Notes to Financial Statements.

Our primary banking subsidiary, Mellon Bank, N.A. (the Bank) has a referral relationship with Three Rivers Funding Corp. (TRFC), a special purpose entity that issues commercial paper. TRFC is owned by an independent third party and is not a subsidiary of either the Bank or Mellon. Its financial results are not included in the financial statements of the Bank or Mellon. TRFC was formed in 1990 and can issue up to $5 billion of commercial paper to make loans secured by, and to purchase, pools of receivables. The Bank operates as the referral agent and refers transactions to TRFC, as well as providing all administrative services. Loans or other assets are not transferred from the Bank to TRFC. TRFC sold subordinated notes to an unrelated third party in 2003, and as a result of that sale, Mellon is not the “primary beneficiary” of TRFC, as defined by FIN 46 Revised. Fee revenue of $2 million was received from this entity in 2004 compared with $5 million in 2003. At Dec. 31, 2004, TRFC’s receivables and commercial paper outstanding each totaled $623 million compared with $822 million at Dec. 31, 2003. A letter of credit provided by the Bank in support of TRFC’s commercial paper totaled $50 million at Dec. 31, 2004, compared with $67 million at Dec. 31, 2003. Mellon’s maximum loss exposure related to TRFC, which is required to be disclosed under FIN 46, is the full amount of liquidity facility, or $623 million, at Dec. 31, 2004. However, the probability of this loss scenario is remote as it would mean that all of TRFC’s receivables were wholly uncollectible. For additional information about TRFC, see the TRFC discussion in Note 7 of Notes to Financial Statements.

Retained interests

From time to time, Mellon will securitize certain loans. We retain servicing responsibilities as well as subordinated interests in loan securitizations, specifically insurance premium finance loans, automobile loans and home equity lines of credit loans (HELOC). All securitized loans were removed from the balance sheet upon securitization. The investors and the securitization trusts have no recourse to Mellon for failure of debtors to pay when due. Our retained interests, which totaled $33 million at Dec. 31, 2004, are subordinate to investor’s interests. Their value is subject to credit, prepayment and interest rate risks on the transferred assets. We generated $30 million of servicing fee revenue and gains on the securitizations in 2004 compared with $31 million in 2003, primarily from insurance premium finance loans. For fair value, weighted-average life, cash flows received from and paid to securitized trusts, and risk exposure, see the Loan securitizations discussion contained in Note 7 of Notes to Financial Statements.

48	MELLON FINANCIAL CORPORATION

CORPORATE RISK MANAGEMENT

Contractual obligations

Mellon is contractually obligated to make future payments according to various contracts. The following table presents the expected future payments of our significant contractual obligations.

Contractual obligations at Dec. 31, 2004		Payments due
(in millions)	Total	< 1 year	1-3 yrs.	3-5 yrs.	5+ yrs.
Long-term debt (a)	$4,495	$653	$1,258	$550	$2,034
Junior subordinated debentures (b)	1,031	—	—	—	1,031
Operating leases (c)	1,720	185	346	278	911
Purchase obligations (d)	261	122	97	30	12
Acquisition obligations (e)	29	13	16	—	—
Other long-term liabilities (f)	35	35	—	—	—

Total	$7,571	$1,008	$1,717	$858	$3,988

Contractual obligations at Dec. 31, 2003
(in millions)
Long-term debt (a)	$4,064	$205	$948	$1,208	$1,703
Junior subordinated debentures (b)	1,031	—	—	—	1,031
Operating leases (c)	1,301	189	326	281	505
Purchase obligations (d)	270	135	104	24	7
Acquisition obligations (e)	42	13	29	—	—
Other long-term liabilities (f)	24	24	—	—	—

Total	$6,732	$566	$1,407	$1,513	$3,246

(a)	See Note 14 of Notes to Financial Statements for more information. Does not include interest.

(b)	See Note 15 of Notes to Financial Statements for more information.

(c)	See Note 9 of Notes to Financial Statements for more information.

(d)	Purchase obligations are defined as expenditures for purchases of goods or services that are enforceable and legally binding and specifies all significant terms.

(e)	Includes deferred consideration for the purchase of Standish Mellon and the obligation to purchase the 30% minority interest of Mellon Financial Services Asset Management S.A. For purposes of this table, a purchase price of $4 million was used for this payment obligation. See Note 3 of Notes to Financial Statements for more information.

(f)	Represents contributions to funded defined benefit pension plans. For more information on our pension plans, see Note 23 of Notes to Financial Statements.

MELLON FINANCIAL CORPORATION	49

RECENT ACCOUNTING PRONOUNCEMENTS AND DEVELOPMENTS

SFAS No. 123 (Revised 2004)

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment.” This statement is a revision of FASB Statement No. 123 and an amendment of FASB Statement No. 95. SFAS No. 123 (Revised 2004) is effective July 1, 2005 and requires companies to recognize in the income statement the grant-date fair value of stock options. Mellon had previously adopted the fair value recognition provisions of SFAS No. 123, on a prospective basis, for all awards granted, modified or settled after Jan 1, 2003. However, SFAS No. 123 (Revised 2004) requires that the fair value of all nonvested awards at the effective date of the standard be expensed. Consequently, beginning in the third quarter of 2005, Mellon will begin to recognize stock option expense for all nonvested awards granted prior to Jan. 1, 2003. Based on options granted and not yet vested at Dec. 31, 2004, stock option expense under the current provisions of SFAS 123 would have been approximately $29 million, $27 million and $11 million pre-tax in 2005, 2006 and 2007, respectively. However, under SFAS 123 (Revised 2004), stock option expense for nonvested grants outstanding at Dec. 31, 2004 will be approximately $14 million in the first half of 2005 and approximately $18 million in the second half of 2005, for a total of $32 million. Stock option expense under SFAS 123 (Revised 2004) is expected to total approximately $33 million and $17 million pre-tax in 2006 and 2007, respectively. The increase under SFAS 123 (Revised 2004) is primarily due to expense on nonvested ShareSuccess options which were granted prior to 2003.

SFAS No. 153

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.” This statement requires nonmonetary exchanges to be accounted for at fair value, recognizing any gain or loss, if the transactions meet a commercial-substance criterion and fair value is determinable. This Statement is effective for nonmonetary transactions occurring in July 2005 and thereafter. Mellon does not expect this Statement to have a material impact on its results of operations or financial condition.

FASB Exposure Draft, Fair Value Measurements

In June 2004, the FASB issued an Exposure Draft on measuring fair value. This draft would require new disclosures, limit the application of “blockage discounts” for valuing large holdings of stock, and clarify fair-value principles for all assets and liabilities. The proposal creates a framework for measuring and disclosing fair values for use in complying with standards requiring those measurements. The new proposal would be effective for 2006. Mellon does not expect this proposal to have a material impact on its results of operations or financial condition.

EITF Issue No. 03-1

In November 2003, the Emerging Issues Task Force reached consensus on EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” EITF Issue No. 03-1 requires tabular disclosure of the amount of unrealized losses and the related fair value of investments with unrealized losses aggregated for each category of investment that is disclosed in accordance with SFAS No. 115. In addition, it requires sufficient narrative disclosure to allow financial statement users to understand both the aggregated tabular information and the positive and negative information considered in reaching the conclusion that the impairments are not other-than-temporary. In March 2004, the Task Force reached a consensus regarding the use of more detailed criteria to evaluate whether an investment is impaired and whether an impairment is other-than-temporary. This was to be effective July 1, 2004. In September 2004, the FASB delayed effectiveness of the new criteria. We will continue to monitor developments on this subject and evaluate the impact on Mellon of any new guidance. For required disclosures, see Note 6 of Notes to Financial Statements.

Adoption of new accounting standards

For a discussion of the adoption of new accounting standards, see Note 2 of Notes to Financial Statements.

50	MELLON FINANCIAL CORPORATION

FOURTH QUARTER 2004 REVIEW

Net income for the fourth quarter of 2004 was $192 million, or $.46 per share, compared with $184 million, or $.43 per share, in the fourth quarter of 2003. Net income from continuing operations totaled $198 million, or $.47 per share, in the fourth quarter of 2004 compared with $186 million, or $.44 per share, in the fourth quarter of 2003. Continuing operations returned 19.8% on equity in the fourth quarter of 2004 compared with 20.5% in the fourth quarter of 2003.

Fee revenue totaled 90% of fee and net interest revenue, on a fully taxable equivalent basis, in the fourth quarter of 2004, compared with 89% in the fourth quarter of 2003. Fee revenue increased to $1.060 billion in the fourth quarter of 2004, an increase of 8% from $985 million in the fourth quarter of 2003, primarily due to increases in trust and investment fee revenue and equity investment revenue. Trust and investment fee revenue increased $55 million, or 7%, primarily due to higher investment management fee revenue and higher institutional trust and custody revenue. The increase in investment management fee revenue resulted from improved equity markets, net inflows, acquisitions, the effect of foreign exchange rates and an increase in performance fees. The higher institutional trust and custody revenue resulted from net new business, improved market conditions and the effect of foreign exchange rates. The increase in equity investment revenue reflects higher net gains from venture capital activities. Assets under management increased 8% in 2004 to $707 billion at Dec. 31, 2004, primarily due to net market appreciation of $34 billion, including the effect of foreign exchange rates, and long-term inflows of $16 billion.

Net interest revenue on a fully taxable equivalent basis of $118 million decreased $6 million compared with the fourth quarter of 2003. This decrease primarily resulted from lower yields on investment securities combined with moderately higher funding costs, and to a lesser extent, the continued reduction in loans.

Operating expense of $897 million increased $51 million, or 6%, compared with the fourth quarter of 2003, principally reflecting higher staff expense, higher professional, legal and other purchased services, and higher other expenses, partially offset by lower occupancy expense. Staff expense in the fourth quarter of 2004 increased $37 million, or 8%, compared with the fourth quarter of 2003, primarily due to: higher compensation expense reflecting the impact of July 1, 2004 merit increases ($12 million); higher incentive expense; higher employee benefits expense due to higher pension expense; higher expense for temporary services; and higher severance expense; partially offset by the impact of a lower headcount. Non-staff expenses increased $14 million, or 4%, compared with the fourth quarter of 2003. The fourth quarter of 2004 included an $11 million loss associated with the trade execution of securities as well as expense increases in support of business growth, the effect of foreign exchange rates and acquisitions. In the fourth quarter of 2004, we executed a new lease on our Corporate headquarters building at One Mellon Center in Pittsburgh, through November 2028. As a result of the favorable terms of the new lease, a reserve for sublease losses was reduced by $17 million and is reflected in net occupancy expense.

There was a negative provision for credit losses of $4 million in the fourth quarter of 2004 compared with no net provision for credit losses in the fourth quarter of 2003. Net credit related recoveries totaled $1 million in the fourth quarter of 2004 compared with net credit related losses of $3 million in the fourth quarter of 2003.

MELLON FINANCIAL CORPORATION	51

SELECTED QUARTERLY DATA (unaudited)

	Quarter ended
	2004				2003
(dollar amounts in millions, except per share amounts)	Dec. 31	Sept. 30	June 30	March 31	Dec. 31	Sept. 30	June 30	March 31
Consolidated income statement
Total fee and other revenue	$1,060	$941	$974	$1,081	$985	$913	$861	$848
Gains on sales of securities	—	—	8	—	12	18	21	11
Net interest revenue	115	111	118	114	120	134	162	154
Provision for credit losses	(4)	—	—	(7)	—	—	3	4
Total operating expense	897	799	840	840	846	844	783	763

Income from continuing operations before income taxes and cumulative effect of accounting change	282	253	260	362	271	221	258	246
Provision for income taxes	84	71	84	118	85	68	81	79

Income from continuing operations before cumulative effect of accounting change	198	182	176	244	186	153	177	167
Cumulative effect of accounting change, net of tax	—	—	—	—	—	—	—	(7)

Income from continuing operations	198	182	176	244	186	153	177	160
Income (loss) from discontinued operations, net of tax	(6)	1	—	1	(2)	28	(2)	1

Net income	$192	$183	$176	$245	$184	$181	$175	$161
Basic earnings per share:
Income from continuing operations before cumulative effect of accounting change	$.48	$.43	$.42	$.58	$.44	$.36	$.41	$.39
Cumulative effect of accounting change	—	—	—	—	—	—	—	(.02)

Continuing operations	.48	.43	.42	.58	.44	.36	.41	.37
Discontinued operations	(.02)	$.01	—	—	(.01)	07	—	—

Net income	$.46	$.44	$.42	$.58	$.43	$.43	$.41	$.37
Diluted earnings per share:
Income from continuing operations before cumulative effect of accounting change	$.47	$.43	$.42	$.57	$.44	$.36	$.40	$.39
Cumulative effect of accounting change	—	—	—	—	—	—	—	(.01)

Continuing operations	.47	.43	.42	.57	.44	.36	.40	.38
Discontinued operations	(.01)	—	—	—	(.01)	.06	—	—

Net income	$.46	$.43	$.42	$.57	$.43	$.42	$.41 *	$.37 *

Average balances
Money market investments	$4,157	$3,310	$2,703	$2,986	$3,270	$3,066	$2,765	$3,122
Trading account securities	248	229	268	356	622	693	761	814
Securities	12,743	11,780	11,647	11,013	10,532	10,882	11,655	11,740

Total money market investments and securities	17,148	15,319	14,618	14,355	14,424	14,641	15,181	15,676
Loans	7,205	7,047	7,491	7,489	7,276	7,425	7,915	8,212

Total interest-earning assets	24,353	22,366	22,109	21,844	21,700	22,066	23,096	23,888
Total assets	35,951	33,447	33,377	33,222	32,504	33,449	34,339	35,250
Deposits	22,083	20,295	19,776	19,227	18,378	19,185	19,067	21,376
Notes and debentures	4,389	4,254	4,242	4,196	4,243	4,234	4,312	4,428
Junior subordinated debentures	1,047	1,010	1,011	1,026	—	—	—	—
Trust-preferred securities (a)	—	—	—	—	991	999	1,040	1,009
Total shareholders’ equity	3,983	3,822	3,753	3,769	3,603	3,519	3,554	3,412

Net interest margin (FTE) (b)	1.94%	2.03%	2.23%	2.17%	2.30%	2.52%	2.96%	2.75%
Annualized return on equity (b)	19.8%	18.9%	18.9%	26.0%	20.5%	17.2%	20.0%	19.8%
Annualized return on assets (b)	2.19%	2.16%	2.13%	2.96%	2.29%	1.83%	2.10%	1.95%

*	Does not foot due to rounding.

- continued -

52	MELLON FINANCIAL CORPORATION

SELECTED QUARTERLY DATA (unaudited)

	Quarter ended
	2004				2003
	Dec. 31	Sept. 30	June 30	March 31	Dec. 31	Sept. 30	June 30	March 31
Common stock data (c)
Market price per share range:
High	$31.62	$29.50	$32.75	$34.13	$33.83	$33.65	$29.08	$28.11
Low	26.47	26.90	27.06	30.09	27.70	26.81	20.95	19.89
Average	29.43	28.10	29.84	32.48	30.56	30.63	26.17	23.09
Period end close	31.11	27.69	29.33	31.29	32.11	30.14	27.75	21.26
Dividends per share	.18	.18	.18	.16	.16	.14	.14	.13
Market capitalization (d)	13,171	11,728	12,436	13,282	13,712	12,967	11,950	9,173

(a)	Trust-preferred securities were deconsolidated at Dec. 31, 2003. See Note 15 of Notes to Financial Statements for a further discussion.

(b)	Presented on a continuing operations basis excluding the cumulative effect of a change in accounting principle in the first quarter of 2003. Net interest margin and return on assets, on a continuing operations basis, were calculated excluding both the results and assets of the fixed income trading business and certain Australian businesses even though the prior period balance sheet was not restated for discontinued operations.

(c)	At Dec. 31, 2004, there were 21,148 shareholders registered with our stock transfer agent, compared with 22,351 at year-end 2003 and 23,020 at year-end 2002. In addition, there were approximately 20,014 Mellon employees at Dec. 31, 2004, who participated in the Mellon 401(k) Retirement Savings Plan, compared with 20,643 at year-end 2003 and 21,525 at year-end 2002. All shares of Mellon Financial Corporation common stock held by the Plan for its participants are registered in the name of Mellon Bank, N.A., as trustee.

(d)	At period end, in millions.

Fourth quarter 2004 compared with the fourth quarter of 2003

See discussion on page 51 of this report.

Third quarter of 2004 compared with the third quarter of 2003

Consolidated net income totaled $183 million, or $.43 per share, in the third quarter of 2004, compared with $181 million, or $.42 per share, in the third quarter of 2003. Third quarter 2004 income from continuing operations totaled $182 million, or $.43 per share. This compares with $153 million, or $.36 per share, in the third quarter of 2003. The results of the third quarter of 2003 included a $50 million pre-tax charge, with $47 million related to streamlining the organizational structure of the HR&IS sector and $3 million in the Other Activity sector. Fee revenue increased $28 million in the third quarter of 2004 compared with the third quarter of 2003, primarily due to increases in trust and investment fee revenue and equity investment revenue, including the effect of foreign currency exchange rates. Continuing operations returned 18.9% on equity in the third quarter of 2004, compared with 17.2% in the third quarter of 2003.

Second quarter of 2004 compared with the second quarter of 2003

Consolidated net income totaled $176 million, or $.42 per share, in the second quarter of 2004, compared with $175 million, or $.41 per share, in the second quarter of 2003. Second quarter 2004 income from continuing operations totaled $176 million, or $.42 per share, compared with $177 million, or $.40 per share, in the second quarter of 2003. The results for the second quarter of 2004 included a $24 million pre-tax charge related to vacating 10 leased locations in London and moving into our new European headquarters. Fee revenue increased $113 million compared with the second quarter of 2003, primarily due to increases in trust and investment fee revenue, equity investment revenue and foreign exchange trading revenue, including the effect of foreign currency exchange rates. Continuing operations returned 18.9% on equity in the second quarter of 2004, compared with 20.0% in the second quarter of 2003.

MELLON FINANCIAL CORPORATION	53

SELECTED QUARTERLY DATA (unaudited)

First quarter of 2004 compared with the first quarter of 2003

Consolidated net income totaled $245 million, or $.57 per share, in the first quarter of 2004, compared with net income of $161 million, or $.37 per share, in the first quarter of 2003. First quarter 2004 income from continuing operations totaled $244 million, or $.57 per share. This compared with income from continuing operations of $167 million, or $.39 per share, before the cumulative effect of a change in accounting principle, in the first quarter of 2003. The results for the first quarter of 2004 included a pre-tax gain of $93 million from the sale of approximately 35% of Mellon’s indirect investment in Tokyo-based Shinsei Bank, as a result of its initial public offering. Partially offsetting the gain was a pre-tax charge of $19 million associated with a writedown of small non-strategic businesses that we are exiting. Excluding the Shinsei gain, fee revenue increased $140 million, compared with the first quarter of 2003 primarily resulting from higher trust and investment revenue, foreign exchange trading revenue and the impact of foreign currency exchange rates. There was a negative provision for credit losses of $7 million in the first quarter of 2004 compared with a positive provision of $4 million in the first quarter of 2003. Continuing operations returned 26.0% on equity in the first quarter of 2004, compared with 19.8% in the first quarter of 2003.

54	MELLON FINANCIAL CORPORATION

CRITICAL ACCOUNTING POLICIES

Note 1 of Notes to Financial Statements includes Mellon’s significant accounting policies. Certain of these policies are considered to be critical to the presentation of Mellon’s financial statements, since they require us to make numerous complex and subjective estimates and assumptions relating to amounts which are inherently uncertain. These policies, which were reviewed with the Audit Committee of the Board of Directors, include accounting policies related to valuing venture capital investments, establishing the reserve for credit exposure, and accounting for pensions. In addition to the discussions in Note 1, the accounting policies for venture capital investments and the reserve for credit exposure are discussed further below. Also discussed below is the expected net periodic pension expense for 2005 and its sensitivity to changes in assumptions. For a discussion of our accounting policies relating to pensions, see pages 93 and 94 of this report.

Venture capital investments

The carrying value of all venture capital investments represents their current estimated fair values, with changes in fair value recognized in equity investment revenue in noninterest revenue. Direct investments and indirect investments in private equity funds are included in other assets.

Each quarter, a complete review of the fair value of each direct venture capital investment is performed and its risk-rating of “superior,” “meets expectations,” “below expectations,” “declining” or “new investment not yet rateable” is updated. The fair value of direct investments in public companies is estimated using a valuation methodology based on the stocks’ publicly quoted prices. Due to the volatility of equity markets, volume of trading compared to Mellon’s holdings, economic and other factors, the amounts ultimately realized from the liquidation of an investment may vary greatly. The fair value of direct investments in privately owned companies is estimated by management by evaluating several factors and utilizing available information, which includes market comparables, current and subsequent financings, willingness of co-investors or others to provide financial support, sustainable economic performance and growth, product marketability, scalability, actual performance versus business plans and the effectiveness of the portfolio company’s management team in implementing its business plan and its ability to adapt to a changing marketplace. In addition, external factors such as the overall economy, competitors and the industry sector in which the company operates are considered. The analysis of these and any other relevant factors requires significant judgment on the part of management, and certain of the information that would be useful in analysis may be limited.

General partners of private equity funds generally use fair value assessment practices that are similar to those used by Mellon as well as judgment in assessing the fair value of equity investments. As part of its quarterly review of the fair values reported by the fund’s general partner, Mellon’s management assesses each fund manager’s ability to provide ongoing support and guidance to the portfolio companies as well as their ability to perform an effective assessment of the fair value of their fund’s portfolio of investments. Since most of Mellon’s indirect investments in private equity funds represent only a small limited partnership percentage ownership in the individual private equity funds, access to detailed information on individual fund portfolio investments is limited. Valuation estimates provided by the fund managers are reviewed and analyzed with available measurement data. Also, investments in private equity funds are regarded as long-term investments that are subject to substantial restrictions on transferability.

All direct investment valuations are reviewed by the Mellon Ventures Board of Directors quarterly and indirect investment valuations are reviewed semi-annually. Adjustments of the carrying values and the fair value determination process are also audited by Mellon’s Audit and Risk Review Department and reviewed quarterly with the Audit Committee of the Board of Directors.

In summary, management’s quarterly estimates of fair values are based on several factors including:

•	available information about companies;

•	current economic conditions;

•	willingness of co-investors or others to provide financial support;

•	available market comparables;

MELLON FINANCIAL CORPORATION	55

CRITICAL ACCOUNTING POLICIES

•	product marketability;

•	scalability;

•	legal restrictions;

•	effectiveness of the companies’ management teams;

•	actual performance versus business plans; and

•	other factors.

The fair value estimates could differ significantly among parties using different assumptions or judgments. Accordingly, the fair value estimates may not necessarily represent amounts that will ultimately be realized.

Provision and reserve for credit exposure

Mellon’s banking subsidiaries maintain a reserve for loan losses that is intended to adjust the value of their loans for inherent credit losses. The banking subsidiaries also maintain a reserve for unfunded commitments, namely loan commitments, letters of credit and bankers acceptances, that is reported as a liability on Mellon’s consolidated balance sheet. Provision to expense is recorded for each reserve. Transfers between the reserves can occur in conjunction with funding a loan and thereby decreasing unfunded commitments or conversely repaying a loan and thereby increasing unfunded commitments. The level of the reserve for unfunded commitments is determined following a methodology similar to that used for the reserve for loan losses. Mellon refers to the combined balance of the reserve for loan losses and the reserve for unfunded commitments as the “reserve for credit exposure.”

The reserve for credit exposure is maintained at a level that, in management’s judgment, is sufficient to absorb losses inherent in both the loan portfolio and in unfunded commitments as of the balance sheet date. The reserve is not specifically associated with individual loans or portfolio segments and is therefore available to absorb credit losses arising from any portfolio segment. We review the appropriateness of each reserve at least quarterly and have developed a methodology designed to provide a procedural discipline in assessing the appropriateness of the reserves. Our estimate of each reserve component is based on certain observable data that we believe are the most reflective of the underlying credit losses being estimated.

A key element of the methodology for determining the level of the reserve for credit exposure is Mellon’s credit risk evaluation process, which assigns a numerical risk rating to substantially all extensions of credit in our commercial, real estate, and international portfolios. The Customer Risk Rating evaluates a borrower’s expected ability to meet its obligations, through analysis of its financial statements and projections, cash flow, management, and other customer risk factors. The Facility Risk Rating defines the risk of a specific credit facility by overlaying the Customer Risk Rating with an analysis of factors such as loan structure and collateral.

In accordance with SFAS No. 5, “Accounting for Contingencies,” we provide a base reserve for commercial facilities which are not impaired. Base rates are used to calculate the base reserve requirements for the portfolio utilizing an internal category credit risk rating system to define pools of similar risk, and apply an appropriate estimate of inherent losses to asset totals in each pool. These rates are compared with the results of studies that are conducted to calculate actual historical loss experience and adjusted if appropriate. Base reserve rates increase accompanyingly with credit risk, as measured by the numerical ratings, in order to reflect the higher expected loss experience for each of these similarly risk-rated pools. Separate base rates are applied to certain types of collateralized facilities to reflect lower loss experience. Base rates are applied to all non-impaired commercial loan balances.

In accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” any required impairment reserves are included in the reserve for loan losses. Using Mellon’s credit risk classification criteria, loan impairment on specific loans, for which principal and interest is not expected to be collected when contractually due, is measured based on observable market prices, the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral dependent with consideration being given to Mellon’s collection strategy. There are no base

56	MELLON FINANCIAL CORPORATION

CRITICAL ACCOUNTING POLICIES

reserves carried on loans classified as impaired. Leasing credits, which are not subject to the SFAS No. 114, follow the same criteria as impaired loans but the reserves are classified as judgmental.

The methodology for determining the reserve for unfunded commitments parallels the reserve for loan losses. We incorporate an estimate of probability of drawdown, correlated to the credit risk rating of the commitment. An estimate of the probability of drawdown is applied to the commitment amount and then the base rates used for outstanding loans of the same credit risk rating are applied.

In addition, we maintain an unallocated reserve against losses inherent in the portfolio, which have not yet been specifically identified in Mellon’s credit risk rating process, and thus not yet reflected in the base and impairment reserves. This can be due to delays in obtaining information regarding borrower or industry developments, or difficulty in immediately identifying increases in risk factors. Given ongoing changes in portfolio volume, composition, and concentrations, the historical loss experience used to establish the inherent loss estimates may not be perfectly applicable to the current portfolio. Due to the dynamic nature of these conditions, management continually reviews and revises collectibility assumptions and reserve levels.

Mellon’s reserve for credit exposure is solely an estimate based on our judgment. Due to the significance of our judgment used to calculate Mellon’s reserves, actual losses incurred could be higher or lower than the estimated reserves. When losses on specific loans or commitments are identified, we charge off the portion deemed uncollectible. For purposes of illustrating the potential sensitivity to changes in credit risk ratings of loans and unfunded commitments, we modeled the estimated level of the reserve for credit exposure assuming that credit risk ratings both improved by one grade and deteriorated by one grade for 25% of the loan balances in each risk rating category. This modeling resulted in a revised estimated reserve range for credit exposure of approximately $149 million and $206 million, respectively, compared with the actual reserve of $165 million, discussed on page 40 of this report.

Net periodic pension cost and its sensitivities to changes in assumptions

Mellon follows SFAS No. 87, “Employers’ Accounting for Pensions,” to calculate and record its net periodic benefit cost (credit) for pensions. The net periodic benefit cost (credit) is based primarily on three assumptions:

•	discount rate for plan liabilities;

•	expected return on plan assets; and

•	rate of compensation increase.

Pre-tax net pension cost of $12 million was recorded in 2004, compared with net pension credits of $28 million in 2003 and $97 million in 2002. A net periodic pension benefit cost of approximately $36 million pre-tax is expected to be recorded for the year 2005, assuming current currency exchange rates. The assumptions used to calculate the estimated net periodic benefit cost for 2005 and its estimated sensitivities to a 50 bp change in assumptions are as follows:

Net periodic benefit cost		Estimated sensitivities to a 50 bp increase or decrease in assumed rates
(dollar amounts in millions)	Assumptions for 2005	Increase (a)	Decrease (a)
Discount rate	6.0%	$(18)	$18
Expected return on assets	8.5%	$(10)	$10
Rate of compensation increase	3.25%	$7	$(7)

(a)	Bracketed amounts indicate a reduction in the pension cost.

MELLON FINANCIAL CORPORATION	57

CAUTIONARY STATEMENT

This Financial Annual Report contains and incorporates by reference statements relating to future results of the Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things: long-term financial goals; the Corporation’s business model and objectives; the impact on investment management fees of changes in the Standard & Poor’s 500 Index and the FTSE; potential future venture capital losses, possible changes in the value of the portfolio and amounts that may be realized; quarterly net interest revenue; changes in occupancy expense; net periodic pension cost in 2005, cash contributions to funded defined benefit pension plans in 2005, benefit payments for funded defined benefit pension plans and estimated sensitivities to changes in assumptions; expected tax rate; intentions as to renewal of credit relationships; intentions as to capital ratios of the Corporation and its banking subsidiaries and maintaining a minimum tangible shareholders’ equity to assets ratio; uses of internal capital generation; credit exposure reserve appropriateness; the Corporation’s liquidity management and interest rate risk management objectives; maturities of debt; simulation of changes in interest rates; the value-at-risk for trading activities; market risk associated with standby letters of credit and foreign and other guarantees; possible losses related to Three Rivers Funding Corporation (TRFC); the values of retained interests; expected future payments of contractual obligations; expected stock option expense; the effects of recent accounting changes; annual occupancy expense; amounts of contingent and deferred consideration payable for acquisitions; expected divestitures; expected maturities of securities; collection of principal and interest on temporarily impaired securities; the values of retained interests and estimated sensitivities to changes in assumptions; projected losses on securitized HELOC, insurance premium finance and jumbo residential mortgage loans; amounts of rental payments; estimated amortization expense; impact of repatriating earnings; realization of deferred tax assets; the accumulated benefit obligation of defined benefit plans; expected long-term rates of return; expected benefit payments; postretirement benefit costs; litigation results; the estimated fair value of financial instruments; and statements concerning off-balance sheet arrangements.

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

Relevant benchmarks to estimate future changes in investment management fees. This report presents estimates as to the effect sustained changes in the Standard & Poor’s 500 Index, and an equivalent movement in the FTSE, would have on the Corporation’s investment management fees, excluding performance fees. The S&P 500 Index and the FTSE were chosen for purposes of such estimates because they are widely recognized measures and the Corporation has been able to establish a degree of correlation between the indices and the Corporation’s investment management fees over prior periods. While the Corporation believes these indices are the best industry benchmarks for purposes of these estimates, the diversity of the Corporation’s equity assets under management is such that the Corporation’s current and future equity asset mix will not be fully reflected in these or any other similar industry measures. Accordingly, the actual impact on investment management fees from a change in the S&P 500 Index and the FTSE may vary from the Corporation’s estimates.

58	MELLON FINANCIAL CORPORATION

CAUTIONARY STATEMENT

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

Customers’ sensitivity to increases in oil prices and decreasing travel. Higher oil prices and decreasing travel could impact the ability of borrowers whose businesses are sensitive to these factors to repay extensions of credit.

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

MELLON FINANCIAL CORPORATION	59

CAUTIONARY STATEMENT

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

The effects of recent and any further terrorist acts and the results of the war on terrorism. Terrorist acts could have a significant impact on economic activity and could cause the Corporation’s customers not to purchase, or delay purchasing, the Corporation’s products and services. In addition, the Corporation has in place business continuity and disaster recovery plans. Terrorists acts could, however, cause damage to the Corporation’s facilities or could cause delays or disruptions to its operations. The Corporation’s vendors and counterparties could be similarly affected.

There are other risks and uncertainties detailed elsewhere or incorporated by reference in this Financial Annual Report and in subsequent reports filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. All statements speak only as of the date on which such statements are made, and the Corporation undertakes no obligation to update any statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

60	MELLON FINANCIAL CORPORATION

REPORT OF MANAGEMENT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of the Corporation is responsible for establishing and maintaining adequate internal control over financial reporting for the Corporation, as such term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934.

The Corporation’s management, including the principal executive officer and principal financial officer, has assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2004. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based upon such assessment, management believes that, as of December 31, 2004, the Corporation’s internal control over financial reporting is effective based upon those criteria.

KPMG LLP, the registered public accounting firm that audited the financial statements included in this Financial Annual Report under “Financial Statements and Notes,” has issued a report with respect to management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting. This report appears on page 62.

MELLON FINANCIAL CORPORATION	61

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Mellon Financial Corporation:

We have audited management’s assessment, included in the accompanying Report of Management on Internal Control Over Financial Reporting, that Mellon Financial Corporation maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Mellon Financial Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Corporation’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Mellon Financial Corporation maintained effective internal control over financial reporting as of December 31, 2004 is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Mellon Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Mellon Financial Corporation and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004; and our report dated February 18, 2005 expressed an unqualified opinion on those consolidated financial statements.

Pittsburgh, Pennsylvania
February 18, 2005

62	MELLON FINANCIAL CORPORATION

CONSOLIDATED INCOME STATEMENT

Mellon Financial Corporation (and its subsidiaries)

		Year ended Dec. 31,
(in millions)		2004	2003	2002
Noninterest revenue	Trust and investment fee revenue:
	Investment management	$1,617	$1,413	$1,414
	Human resources & investor solutions	918	944	1,020
	Institutional trust and custody	503	437	453
	Securities lending revenue	76	69	75

	Total trust and investment fee revenue	3,114	2,863	2,962
	Cash management revenue	308	309	273
	Foreign exchange trading revenue	185	147	146
	Financing-related revenue	138	141	147
	Equity investment revenue	160	(6)	(28)
	Other revenue	151	153	100

	Total fee and other revenue	4,056	3,607	3,600
	Gains on sales of securities	8	62	59

	Total noninterest revenue	4,064	3,669	3,659

Net interest revenue	Interest revenue	862	934	1,056
	Interest expense	404	364	445

	Net interest revenue	458	570	611
	Provision for credit losses	(11)	7	172

	Net interest revenue after provision for credit losses	469	563	439

Operating expense	Staff expense	1,977	1,883	1,830
	Professional, legal and other purchased services	449	431	391
	Net occupancy expense	284	265	245
	Equipment expense	209	226	214
	Business development	103	108	131
	Communications expense	106	106	110
	Amortization of intangible assets	21	18	14
	Other expense	227	199	166

	Total operating expense	3,376	3,236	3,101

Income	Income from continuing operations before income taxes and cumulative effect of accounting change	1,157	996	997
	Provision for income taxes	357	313	327

	Income from continuing operations before cumulative effect of accounting change	800	683	670
	Cumulative effect of accounting change, net of tax	—	(7)	—

	Income from continuing operations	800	676	670
	Discontinued operations:
	Income (loss) from operations (net of tax expense (credit) of $(5), $(4) and $-)	(9)	(7)	—
	Net gain on disposals (net of tax expense (credit) of $3, $(13) and $8)	5	32	12

	Income (loss) from discontinued operations (net of tax expense (credit) of $(2), $(17) and $8)	(4)	25	12

	Net income	$796	$701	$682

-continued-

MELLON FINANCIAL CORPORATION	63

CONSOLIDATED INCOME STATEMENT (continued)

Mellon Financial Corporation (and its subsidiaries)

(share amounts in thousands)		Year ended Dec. 31,
		2004	2003	2002
Earnings per share (a)	Basic:
	Income from continuing operations before cumulative effect of accounting change	$1.91	$1.60	$1.54
	Cumulative effect of accounting change	—	(.02)	—

	Continuing operations	1.91	1.58	1.54
	Discontinued operations	(.01)	.06	.02

	Net income	$1.90	$1.64	$1.56

	Diluted:
	Income from continuing operations before cumulative effect of accounting change	$1.89	$1.59	$1.53
	Cumulative effect of accounting change	—	(.01)	—

	Continuing operations	1.89	1.58	1.53
	Discontinued operations	(.01)	.05	.02

	Net income	$1.88	$1.63	$1.55

Shares outstanding	Basic average shares outstanding	419,610	426,182	436,253
	Common stock equivalents (b)	4,677	4,536	2,936

	Diluted average shares outstanding	424,287	430,718	439,189

(a)	Calculated based on unrounded numbers.

(b)	Options to purchase shares of common stock of 29,514 shares in 2004, 26,972 shares in 2003 and 21,919 shares in 2002 were not included in the computation of diluted earnings per common share because the options’ exercise prices were greater than the average market prices of the common shares in each year.

See accompanying Notes to Financial Statements.

64	MELLON FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEET

Mellon Financial Corporation (and its subsidiaries)

		Dec. 31,
(dollar amounts in millions)		2004	2003

Assets	Cash and due from banks	$2,775	$2,602
	Interest-bearing deposits with banks	2,709	2,775
	Federal funds sold and securities under resale agreements	1,850	703
	Other money market investments	114	216
	Trading account securities	262	266
	Securities available for sale	13,376	10,690
	Investment securities (approximate fair value of $217 and $308)	211	297
	Loans, net of unearned discount of $28 and $30	6,754	7,467
	Reserve for loan losses	(98)	(103)

	Net loans	6,656	7,364
	Premises and equipment	688	668
	Goodwill	2,321	2,194
	Other intangibles	145	100
	Assets of discontinued operations	40	187
	Other assets	5,968	5,921

	Total assets	$37,115	$33,983

Liabilities	Noninterest-bearing deposits in domestic offices	$7,371	$7,310
	Interest-bearing deposits in domestic offices	10,170	8,099
	Interest-bearing deposits in foreign offices	6,050	5,434

	Total deposits	23,591	20,843
	Federal funds purchased and securities under repurchase agreements	704	754
	Term federal funds purchased and U.S. Treasury tax and loan demand notes	52	152
	Commercial paper	6	10
	Other funds borrowed	153	168
	Reserve for unfunded commitments	67	75
	Other liabilities	2,801	2,861
	Notes and debentures (with original maturities over one year)	4,567	4,209
	Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities	1,057	1,057
	Liabilities of discontinued operations	15	152

	Total liabilities	33,013	30,281

Shareholders’ equity	Common stock—$.50 par value
	Authorized—800,000,000 shares
	Issued 588,661,920 shares	294	294
	Additional paid-in capital	1,931	1,901
	Retained earnings	6,397	5,934
	Accumulated unrealized gain, net of tax	49	26
	Treasury stock of 165,308,079 and 161,629,563 shares, at cost	(4,569)	(4,453)

	Total shareholders’ equity	4,102	3,702

	Total liabilities and shareholders’ equity	$37,115	$33,983

See accompanying Notes to Financial Statements.

MELLON FINANCIAL CORPORATION	65

CONSOLIDATED STATEMENT OF CASH FLOWS

Mellon Financial Corporation (and its subsidiaries)

		Year ended Dec. 31,
(in millions)		2004	2003	2002

Cash flows from operating activities	Net income	$796	$701	$682
	Income from discontinued operations	(4)	25	12

	Net income from continuing operations	800	676	670
	Adjustments to reconcile net income to net cash provided by operating activities:
	Cumulative effect of accounting change	—	7	—
	Depreciation and other amortization	165	165	150
	Deferred income tax (benefit) expense	238	155	(43)
	Provision for credit losses	(11)	7	172
	Net gains on sales of securities	(8)	(62)	(59)
	Gain on sale of portion of indirect investment in Shinsei Bank	(93)	—	—
	Pension expense (credit)	12	(28)	(97)
	Net decrease in trading account securities	4	14	57
	Net change in accruals and other	(284)	(52)	(266)

	Net cash provided by continuing operations	823	882	584
	Net effect of discontinued operations	22	(16)	(567)

	Net cash provided by operating activities	845	866	17

Cash flows from investing activities	Net (increase) decrease in term deposits and other money market investments	168	(1,060)	2,334
	Net (increase) decrease in federal funds sold and securities under resale agreements	(1,147)	1,526	(1,303)
	Purchases of securities available for sale	(9,446)	(14,309)	(14,795)
	Proceeds from sales of securities available for sale	2,347	2,200	3,322
	Proceeds from maturities of securities available for sale	4,337	12,422	9,341
	Purchases of investment securities	—	(9)	(4)
	Proceeds from maturities of investment securities	86	236	243
	Net principal (advances) repayments of loans to customers	(107)	681	(1,195)
	Loan portfolio purchases	(19)	(116)	(21)
	Proceeds from the sales and securitizations of loans	828	389	1,182
	Proceeds from the sale of portion of indirect investment in Shinsei Bank	120	—	—
	Purchases of premises and equipment/capitalized software	(185)	(133)	(209)
	Net cash disbursed in acquisitions	(228)	(33)	(412)
	Net increase (decrease) from other investing activities	45	(203)	(260)

	Net cash provided by (used in) investing activities	(3,201)	1,591	(1,777)

Cash flows from financing activities	Net increase (decrease) in deposits	2,748	(1,814)	1,942
	Net increase (decrease) in federal funds purchased and securities under repurchase agreements	(50)	21	(92)
	Net increase (decrease) in other funds borrowed	(114)	(94)	24
	Net increase (decrease) in commercial paper	(4)	1	1
	Repayments of longer-term debt	(205)	(603)	(409)
	Net proceeds from issuance of longer-term debt	595	357	693
	Dividends paid on common stock	(297)	(243)	(213)
	Proceeds from issuance of common stock	42	40	51
	Repurchase of common stock	(266)	(257)	(698)

	Net cash provided by (used in) financing activities	2,449	(2,592)	1,299
	Effect of foreign currency exchange rates	80	9	12

Change in cash and due from banks	Net increase (decrease) in cash and due from banks	173	(126)	(449)
	Cash and due from banks at beginning of year	2,602	2,728	3,177

	Cash and due from banks at end of year	$2,775	$2,602	$2,728

Supplemental disclosures	Interest paid	$(398)	$(385)	$(455)
	Income taxes paid (a)	(282)	(275)	(873)
	Income taxes refunded (a)	58	106	14

(a)	Includes discontinued operations.

See accompanying Notes to Financial Statements.

66	MELLON FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

Mellon Financial Corporation (and its subsidiaries)

(in millions, except per share amounts)	Common stock	Additional paid-in capital	Retained earnings	Accumulated unrealized gain (loss), net of tax	Treasury stock	Total share- holders’ equity
Balance at Dec. 31, 2001	$294	$1,870	$5,087	$30	$(3,799)	$3,482
Comprehensive results:
Net income	—	—	682	—	—	682
Other comprehensive results, net of tax	—	—	—	36	—	36
Reclassification adjustment	—	—	—	(25)	—	(25)

Total comprehensive results	—	—	682	11	—	693
Dividends on common stock at $0.49 per share	—	—	(213)	—	—	(213)
Repurchase of common stock	—	—	—	—	(698)	(698)
Stock awards and options exercised	—	15	(37)	—	87	65
Common stock issued under the 401(k) Retirement Savings Plan	—	1	(1)	—	33	33
Common stock issued under the Employee Stock Purchase Plan	—	—	(4)	—	27	23
Common stock issued under Direct Stock Purchase and Dividend Reinvestment Plan	—	—	—	—	10	10

Balance at Dec. 31, 2002	$294	$1,886	$5,514	$41	$(4,340)	$3,395

Comprehensive results:
Net income	—	—	701	—	—	701
Other comprehensive results, net of tax	—	—	—	44	—	44
Reclassification adjustment	—	—	—	(59)	—	(59)

Total comprehensive results	—	—	701	(15)	—	686
Dividends on common stock at $0.57 per share	—	—	(243)	—	—	(243)
Repurchase of common stock	—	—	—	—	(257)	(257)
Stock awards and options exercised	—	13	(35)	—	75	53
Common stock issued under the 401(k) Retirement Savings Plan	—	1	(1)	—	36	36
Common stock issued under the Employee Stock Purchase Plan	—	—	(1)	—	12	11
Common stock issued under Direct Stock Purchase and Dividend Reinvestment Plan	—	—	(1)	—	11	10
Common stock issued in connection with The Arden Group, Inc. acquisition	—	1	—	—	10	11

Balance at Dec. 31, 2003	$294	$1,901	$5,934	$26	$(4,453)	$3,702

Comprehensive results:
Net income	—	—	796	—	—	796
Other comprehensive results, net of tax	—	—	—	22	—	22
Reclassification adjustment	—	—	—	1	—	1

Total comprehensive results	—	—	796	23	—	819
Dividends on common stock at $0.70 per share	—	—	(297)	—	—	(297)
Repurchase of common stock	—	—	—	—	(266)	(266)
Stock awards and options exercised	—	28	(33)	—	93	88
Common stock issued under the 401(k) Retirement Savings Plan	—	1	(2)	—	35	34
Common stock issued under the Employee Stock Purchase Plan	—	—	—	—	7	7
Common stock issued under Direct Stock Purchase and Dividend Reinvestment Plan	—	1	(1)	—	13	13
Common stock issued in connection with The Arden Group, Inc. acquisition	—	—	—	—	2	2

Balance at Dec. 31, 2004	$294	$1,931	$6,397	$49	$(4,569)	$4,102

See accompanying Notes to Financial Statements.

MELLON FINANCIAL CORPORATION	67

NOTES TO FINANCIAL STATEMENTS

1.	Accounting policies

Basis of presentation

The accounting and financial reporting policies of Mellon Financial Corporation (Mellon), a global financial services company, conform to U.S. generally accepted accounting principles (GAAP) and prevailing industry practices. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of related revenue and expense. Actual results could differ from these estimates.

In addition to reclassifications related to discontinued operations, other reclassifications have been made to prior periods to place them on a basis comparable with current period presentation.

The consolidated financial statements of Mellon include the accounts of Mellon and its majority-owned subsidiaries. Investments, other than venture capital, in companies 20% to 50% owned are carried on the equity basis. Mellon’s share of earnings of nonconsolidated equity investments are reflected in noninterest revenue as equity investment or trust and investment fee revenue, as appropriate, in the period earned. Investments, other than venture capital, in companies less than 20% owned are carried at cost. Intracorporate balances and transactions are not reflected in the consolidated financial statements.

The income statement and balance sheet include results of acquired businesses, accounted for under the purchase method of accounting pursuant to SFAS No. 141 “Business Combinations,” and equity investments from the dates of acquisition. We record any contingent purchase payments when the amounts are resolved and become payable.

The Parent Corporation financial statements in Note 30 of Notes to Financial Statements include the accounts of the Parent Corporation; those of a wholly owned financing subsidiary that functions as a financing entity for Mellon and its subsidiaries by issuing commercial paper and other debt guaranteed by Mellon; and MIPA, LLC, a single member company, created to hold and administer corporate owned life insurance. Financial data for the Parent Corporation, the financing subsidiary and the single member company are combined for financial reporting purposes because of the limited function of these entities and the unconditional guarantee by Mellon of their obligations.

We consider the underlying facts and circumstances of individual transactions when assessing the appropriateness of consolidating a variable interest entity (VIE). Mellon’s assessment focuses on its ability to influence or control a VIE as well as the dispersion of risk and rewards attributable to a VIE. In cases where Mellon transfers financial assets in a securitization to a VIE, the VIE must represent a qualifying special purpose entity (QSPE) or we would continue to consolidate the transferred financial assets. QSPE status is achieved when all conditions specified in SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” are met. Those conditions focus on whether the entity is demonstrably distinct from Mellon, limited to only permitted activities, limited on what assets the QSPE may hold, and limited on sales or other dispositions of assets. We also obtain the required true-sale opinions from outside counsel on all securitizations. We have determined that all of our securitization trusts are QSPEs.

Nature of operations

Mellon is a global financial services company providing a broad range of financial products and services in domestic and selected international markets. Through our six core business sectors (Institutional Asset Management, Mutual Funds, Private Wealth Management, Asset Servicing, Human Resources & Investor Solutions and Treasury Services), we serve two distinct major classes of customers – corporations and institutions and high net worth individuals. For corporations and institutions, we provide the following services:

•	investment management;

•	trust and custody;

•	foreign exchange;

•	securities lending;

•	performance analytics;

•	fund administration;

68	MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

•	outsourcing solutions for investment managers;

•	retirement and employee benefits consulting;

•	outsourcing solutions for benefit plans;

•	comprehensive end-to-end human resources outsourcing solutions;

•	shareholder services;

•	treasury management; and

•	banking services.

For individuals, we provide mutual funds and wealth management. Mellon’s asset management businesses, which include The Dreyfus Corporation, Founders Asset Management LLC and Standish Mellon Asset Management Company LLC in the United States and Newton Investment Management in Europe, as well as a number of additional investment management boutiques, provide investment products in many asset classes and investment styles. Although Mellon’s largest domestic subsidiaries primarily are headquartered in the Northeast and mid-Atlantic regions, most of its products and services are offered globally. Our customer base is well diversified and primarily domestic with a growing international presence.

Trading account securities, securities available for sale and investment securities

Securities are classified in the trading account securities portfolio, the securities available for sale portfolio or the investment securities portfolio when they are purchased. Securities are classified as trading account securities when the intent is profit maximization through market appreciation and resale. Securities are classified as available for sale when we intend to hold the securities for an indefinite period of time or when the securities may be used for tactical asset/liability purposes and may be sold from time to time to effectively manage interest rate exposure, prepayment risk and liquidity needs. Securities are classified as investment securities when we intend to hold them until maturity.

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

Venture capital investments

Venture capital investments, which include both direct investments in companies and investments in private equity funds, are reported at estimated fair values. Changes in estimated fair values and gains and losses from sales are recognized in equity investment revenue. The fair value estimates of the investments are based upon available information and may not necessarily represent amounts that will ultimately be realized, which depend on future events and circumstances. The valuation procedures applied to direct investments include market prices, if available, consideration of economic and market conditions, current and projected financial performance of the investee company, and the investee company’s management team. The valuation procedures applied to private equity fund investments include consideration of economic and market conditions and an evaluation of the private equity manager’s valuation techniques. Direct venture capital investments include both equity and mezzanine investments. Direct investments and indirect investments in private equity funds are included in other assets. Mellon’s policy regarding venture capital investments has been identified as a “critical accounting policy” as it is regarded to be critical to the presentation of our financial statements since it requires management to make numerous complex and subjective estimates and valuation assumptions relating to amounts which are inherently uncertain.

Loans

Loans are reported net of any unearned discount. Interest revenue on nondiscounted loans is recognized based on the principal amount outstanding. Interest revenue on discounted loans is recognized based on methods that approximate a

MELLON FINANCIAL CORPORATION	69

NOTES TO FINANCIAL STATEMENTS

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

Commercial loans, including commercial leases, generally are placed on nonaccrual status when either principal or interest is past due 90 days or more, unless the loan is well secured and in the process of collection. We also place commercial loans on nonaccrual status when the collection of principal or interest becomes doubtful. Residential mortgage loans generally are placed on nonaccrual status when, in our judgment, collection is in doubt or the loans are 180 days or more delinquent. Personal loans, other than residential mortgages, and certain secured commercial loans are charged off upon reaching various stages of delinquency depending upon the loan type, or upon the death or bankruptcy of the borrower. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed against current period interest revenue. Interest receipts on nonaccrual and impaired loans are recognized as interest revenue or are applied to principal when we believe the ultimate collectibility of principal is in doubt. Nonaccrual loans generally are restored to an accrual basis when principal and interest payments become current or when the loan becomes well secured and is in the process of collection.

A loan is considered to be impaired, as defined by SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” when it is probable that Mellon will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. We review all loans of $1 million or greater, or in the case of certain banking subsidiaries loans that are greater than $250 thousand, where there is a significant credit concern for potential impairment. An impairment reserve is then measured on the loans which meet the definition of an impaired loan per SFAS No. 114. Personal nonaccrual loans are not tested for impairment because they are included in large groups of smaller-balance homogeneous loans that, by definition along with leases, are excluded from the scope of SFAS No. 114.

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

Loan securitizations

Insurance premium finance receivables are sold in securitizations. In prior years, automobile loans, home equity lines of credit, home equity installment loans and jumbo residential mortgages were also sold in securitizations. Mellon retains servicing assets, cash reserve accounts and/or interest-only strips, all of which are considered retained interests in securitized receivables. The gain or loss on the sale of the receivables depends in part on the previous carrying amount of the financial assets involved in the transfer, which is allocated between the assets sold and the retained interests based on their relative fair values at the date of transfer. Fair values are obtained by using quoted market prices if available.

When quoted market prices are not available for retained interests, Mellon estimates fair values based on the present value of expected cash flows, which are estimated using our best estimates of various key assumptions such as credit losses, prepayment speeds and discount rates commensurate

70	MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

with the risks involved. Servicing assets are amortized in proportion to estimated net servicing fee revenue and are periodically reviewed for impairment. The servicing revenue is recognized in financing-related revenue. Interest-only strips are recorded as securities available for sale with mark-to-market adjustments recorded as adjustments to other comprehensive results. Declines in carrying value which are determined to be other-than-temporary are immediately charged as a loss on securities.

Reserve for loan losses and reserve for unfunded commitments

The reserve for loan losses, shown as a valuation allowance to loans, and the liability reserve for unfunded commitments are referred to as Mellon’s reserve for credit exposure. The accounting policy for the determination of the adequacy of the reserve has been identified as a “critical accounting policy” as it requires us to make numerous complex and subjective estimates and assumptions relating to amounts which are inherently uncertain.

The reserve for loan losses is maintained to absorb losses inherent in the loan portfolio as of the balance sheet date based on our judgment. The reserve determination methodology is designed to provide procedural discipline in assessing the appropriateness of the reserve. This methodology is based substantially upon risk-weighted historical experience in the portfolio, but also includes loan-by-loan reviews as well as a review by portfolio. Qualitative factors that influence inherent losses and are considered in the establishment of reserves include:

•	historical experience;

•	strategies for management of nonperforming loans;

•	portfolio volume, quality, maturity and composition;

•	current economic conditions; and

•	other current factors.

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

Mellon capitalizes costs relating to acquired software and internal-use software development projects that provide new or significantly improved functionality. We capitalize projects that are expected to result in longer term operational benefits, such as replacement systems or new applications that result in significantly increased operational efficiencies or incremental revenues.

Identified intangible assets and goodwill

Identified intangible assets with estimable lives are amortized in a pattern consistent with the assets’ identifiable cash flows or using a straight-line method over their remaining estimated benefit periods if the pattern of cash flows is not estimable. Intangible assets with estimable lives are reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset. Goodwill and intangibles with indefinite lives are assessed at least annually for impairment, generally based on discounted cash flows.

Income taxes

Deferred taxes are recognized for the expected future tax consequences of existing differences between the financial reporting and tax reporting bases of assets and liabilities using enacted tax laws

MELLON FINANCIAL CORPORATION	71

NOTES TO FINANCIAL STATEMENTS

and rates. Mellon files a consolidated federal income tax return.

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

Mellon recognizes fee revenue earned under its outsourcing contracts, which generally have a three-to five-year contractual term, as services are provided. We recognize revenue from non-refundable, up-front implementation fees using a straight-line method, commencing in the period the ongoing services are performed through the expected term of the contractual relationship. Incremental direct set-up costs of implementation, up to the related implementation fee or minimum fee revenue amount, are deferred and amortized over the same period that the related implementation fees are recognized. If a client terminates an outsourcing contract prematurely, the unamortized deferred incremental direct set-up costs and the unamortized deferred up-front implementation fees related to that contract are recognized in the period the contract is terminated. Consulting fee revenue is recognized as the services are provided. Fees for other services generally are recognized over the periods in which the related services are provided.

Pensions

Mellon provides pension benefits to substantially all of its salaried employees through its noncontributory, defined benefit pension plans. Employees are provided benefits that are based upon the employees’ years of service and compensation. The prepaid pension benefit is reported in other assets. The unfunded pension liability is recorded in other liabilities. Net periodic expense or benefit credits are recognized in staff expense. Mellon’s accounting policy regarding pensions has been identified as a “critical accounting policy” as it is regarded to be critical to the presentation of our financial statements since it requires management to make numerous complex and subjective assumptions relating to amounts which are inherently uncertain. For further discussion of our pension accounting policy, see pages 93 and 94 of this report.

Severance

Mellon provides displacement benefits through the Mellon Financial Corporation Displacement Program to eligible employees displaced from their jobs for business reasons not related to individual performance. Basic displacement benefits are based on the employee’s years of continuous benefited service. Extended displacement benefits are based on salary grade and are available to eligible displaced employees who have not commenced other employment prior to exhausting their basic displacement benefits pay. Displacement expense is recorded when management commits to an action that will result in displacement and the amount of the liability can be reasonably estimated.

Derivative instruments used for risk management purposes

Mellon enters into derivative instruments to manage its sensitivity to interest rate, currency and credit risk. This is accomplished by using these instruments to offset the inherent price, interest rate or currency risk of specific balance sheet assets or liabilities. Qualifying instruments are designated as hedges on the trade date. All derivative instruments are recognized on the balance sheet at their fair values. The fair value of contracts in a gain position is reported on the balance sheet in other assets and

72	MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

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

Changes in the fair value of a derivative that is highly effective and qualifies as a fair value hedge, along with the loss or gain on the hedged asset or liability that is attributable to the hedged risk (including losses or gains on firm commitments), are recorded in current period earnings. Changes in the fair value of a derivative that is highly effective and qualifies as a cash flow hedge are recorded in other comprehensive results, and reclassified into earnings in the same period or periods as the hedged item affects earnings. Changes in the fair value of derivatives that are highly effective and qualify as foreign currency hedges are recorded in either current period earnings or other comprehensive results, depending on whether the hedge transaction meets the criteria for a fair value or a cash flow hedge. If, however, a derivative or non-derivative financial instrument that may result in foreign currency transaction gains or losses is used as a hedge of a net investment in a foreign operation, the changes in fair value of the derivative or the foreign currency transaction, to the extent the hedge is effective, are recorded as foreign currency translation adjustments within other comprehensive results. Changes in the fair value of derivatives that do not qualify as hedges are recorded in current period earnings.

Mellon formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivative instruments that are designated as fair value, cash flow, or foreign currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. A formal assessment, both at the inception of the hedge and on an ongoing quarterly basis, is performed to determine whether the derivative instruments that are used in hedging transactions have been highly effective in offsetting changes in fair values or cash flows of hedged items and whether they are expected to continue to be highly effective in future periods.

When it is determined that a derivative instrument is not highly effective as a hedge, hedge accounting is discontinued. Hedge accounting is also discontinued when:

•	the derivative instrument expires, is sold, terminated or exercised;

•	is no longer designated as a hedge instrument because it is unlikely that a forecasted transaction will occur;

•	a hedged firm commitment no longer meets the definition of a firm commitment; or

•	management determines that designation of the derivative as a hedge instrument is no longer appropriate.

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

For further discussion of hedging activity during 2002 through 2004, see the “Fair value hedges,” “Cash flow hedges” and “Hedges of net investment in foreign operations” sections on page 46 of this report. The information in those sections is

MELLON FINANCIAL CORPORATION	73

NOTES TO FINANCIAL STATEMENTS

incorporated by reference into these Notes to Financial Statements.

Derivative instruments used for trading activities

We enter into various derivative instruments to accommodate our customers and for our proprietary trading activities. Derivative instruments that are based on specific market indices are also used to manage risk in other portfolios, such as start-up mutual fund investments. In addition, we enter into credit default swaps, which allow the transfer of credit risk from one party to another for a fee. These swaps, which do not qualify as hedges for accounting purposes, are used to hedge credit risk associated with commercial lending activities. Realized and unrealized changes in the fair value of derivative instruments used for trading activities are recognized in the income statement in foreign exchange trading revenue and other revenue in the period in which the changes occur. The fair value of contracts used for proprietary trading activities is reported as other assets or other liabilities. In cases where counterparty netting agreements exist, only the net gain or loss on all eligible contracts with such counterparty is reported on the balance sheet.

Statement of cash flows

For the purpose of reporting cash flows, Mellon has defined cash and cash equivalents as cash and due from banks. Cash flows from assets and liabilities that have an original maturity date of three months or less generally are reported on a net basis. Cash flows from assets and liabilities that have an original maturity date greater than three months generally are reported on a gross basis. Cash flows from hedging activities are classified in the same category as the items hedged.

Pro forma cost of stock options

Mellon maintains several stock-based employee compensation plans, which are described in Note 23 of Notes to Financial Statements. Prior to 2003, we accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. No stock-based employee compensation cost for stock options was reflected in net income prior to 2003, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective Jan. 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” prospectively for all employee awards granted, modified, or settled after Jan. 1, 2003. During 2004, options totaling 6,438,664 were granted with a weighted-average fair value of $6.43. Stock option expense was determined by using the Black-Scholes option pricing model and totaled $13 million after-tax in 2004 and $2 million after-tax in 2003.

As required to be disclosed by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of SFAS No. 123,” the following table illustrates the pro forma effect on income and earnings per share if the fair value based method had been applied to all awards in each period. Awards under our plans generally vest over periods of three or more years. Therefore, the cost related to stock-based employee compensation included in the determination of net income for 2004 is far less than that which would have been recognized if the fair value based method had been applied to all awards granted in prior periods.

Pro forma income from continuing operations
(in millions, except per share amounts)	2004	2003 (a)	2002
Income as reported	$800	$683	$670
Add: Stock-based employee compensation expense, using prospective method, included in reported net income, net of tax (b)	32	18	16
Deduct: Total stock-based employee compensation expense, using retroactive restatement method, determined under fair value based method for all awards, net of tax (b)	(55)	(52)	(56)

Pro forma income	$777	$649	$630

Earnings per share:
Basic - as reported	$1.91	$1.60	$1.54
Basic - pro forma	$1.85	$1.52	$1.44
Diluted - as reported	$1.89	$1.59	$1.53
Diluted - pro forma	$1.83	$1.51	$1.44

(a)	Before the cumulative effect of a change in accounting principle recorded in the first quarter of 2003.

(b)	Reported and pro forma results include compensation expense for restricted stock awards, net of tax, of $19 million for 2004, $16 million for 2003 and $16 million for 2002.

74	MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

The Black-Scholes option pricing model requires the use of subjective assumptions which can materially affect fair value estimates. Therefore, this model does not necessarily provide a reliable single measure of the fair value of Mellon’s stock options or Employee Stock Purchase Plan (ESPP) shares. The fair value of each stock option granted in 2004, 2003 and 2002 and ESPP shares in 2002 was estimated on the date of the grant using the following weighted-average assumptions:

	2004		2003		2002
Expected dividend yields	2.3%		2.1%		1.7%
Risk-free interest rates	3.8%		3.4%		3.4%
Expected volatility	22%		27%		33%
Expected lives of options	5.5	yr.	5.5	yr.	5.7	yr.

2.	Adoption of new accounting standards

FIN 46 and FIN 46 Revised

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities.” The application of this Interpretation was immediate for variable interest entities (VIEs) created after Jan. 31, 2003. In December 2003, the FASB issued Interpretation No. 46, revised December 2003 (FIN 46 Revised), “Consolidation of Variable Interest Entities.” This Interpretation addresses consolidation by business enterprises of VIEs. A VIE is a corporation, limited liability company, partnership, trust or other legal structure that is used to conduct activities or hold assets that, by design, cannot support its financial activities without additional subordinated financial support from other parties or whose equity investors, if any, do not have:

•	the ability to make decisions about its activities through voting or similar rights;

•	the obligation to absorb the expected losses of the entity; or

•	the right to receive the expected residual returns of the entity.

An entity is also considered a VIE if its equity investors have voting rights that are not proportionate to their economic interests and the activities of the entity are conducted on behalf of an equity investor with a disproportionately small voting interest. FIN 46 Revised requires a VIE to be consolidated by its primary beneficiary. The primary beneficiary is the party that holds variable interests that expose it to a majority of the entity’s expected losses and/or residual returns.

Our primary banking subsidiary, Mellon Bank, N.A. (the Bank) has a referral relationship with Three Rivers Funding Corporation (TRFC), a special purpose entity that issues commercial paper. TRFC is owned by an independent third party and is not a subsidiary of either the Bank or Mellon. Its financial results are not included in the financial statements of the Bank or Mellon. TRFC sold subordinated notes to an unrelated third party in 2003, and as a result of that sale, Mellon is not the “primary beneficiary” of TRFC, as defined by FIN 46 Revised. For more information on TRFC, see Note 7 of Notes to Financial Statements.

Cumulative effect of a change in accounting principle

On Jan. 1, 2003, Mellon adopted SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires an entity to record a liability for an obligation associated with the retirement of an asset and for certain lease transaction obligations at the time the liability is incurred by capitalizing the cost and depreciating it over the remaining useful life of that asset. The initial application of SFAS No. 143 was reported as a cumulative effect of a change in accounting principle in the income statement. Mellon recognized a one-time after-tax charge of $7 million, or $.01 per share (pre-tax cost of $11 million), in the first quarter of 2003, for the establishment of a liability for obligations to restore leased facilities, principally outside the U.S., to their original condition at the end of the leases. The annual ongoing impact of this accounting standard, based on leases presently in effect, is an increase in occupancy expense of approximately $2 million pre-tax. The pro forma effect on prior periods of the adoption of this statement would not have been material to either the income statement or balance sheet.

MELLON FINANCIAL CORPORATION	75

NOTES TO FINANCIAL STATEMENTS

3.	Contingent and deferred consideration related to acquisitions

Mellon completed the following acquisitions during 2004, for a total cost of $208 million, paid in cash. Goodwill and intangibles related to these acquisitions total $183 million:

Institutional Asset Management

•	70% of Pareto Partners that we did not previously own

•	Evaluation Associates Capital Markets

Mutual Funds

•	Bear Stearns funds

Private Wealth Management

•	Safeco Trust Company

•	Paragon Asset Management Company

•	The Providence Group

Human Resources & Investor Solutions

•	Talking People Limited

Treasury Services

•	SourceNet Solutions, Inc.

Additional consideration for prior acquisitions of $27 million was paid in 2004 including a deferred consideration cash payment of $12.5 million for Standish Mellon, discussed below, and approximately $2 million paid with Mellon’s common stock.

We record contingent purchase payments when amounts are determinable and become issuable. Amounts generally become determinable, and issuable when an acquisition reaches a certain level of performance. At Dec. 31, 2004, we are potentially obligated to pay contingent additional consideration of a maximum expected amount of approximately $123 million for all acquisitions, over the next 6 years. None of the potential contingent additional consideration was recorded as goodwill at Dec. 31, 2004. In addition, we are obligated to pay deferred consideration in equal annual installments of $12.5 million for a total of $50 million, for the Standish Mellon acquisition. The second installment was paid in 2004 with a remaining obligation of $25 million. The $47 million net present value of this obligation was recorded as additional goodwill in the fourth quarter of 2002.

Mellon owns 70% of Mellon Financial Services Asset Management S.A., a Brazilian institutional asset management and asset servicing company. The minority interest owners have attempted to exercise certain “put” rights, which obligate our subsidiary to purchase the remaining 30% of the company. The purchase price, as defined, is based on the levels of assets under management and administration, among other things. The minority interest owners and Mellon disagree on the computation of the purchase price. This dispute is in binding arbitration. We offered $4 million for the remaining 30% of the company and the minority interest owners made an initial request of $42 million.

4.	Discontinued operations

In the fourth quarter of 2004, we adopted discontinued operations accounting for certain businesses in Australia. Mellon sold its business providing comprehensive multi-manager defined contribution services to the intermediary market, as it was deemed that this business had insufficient scale to compete in the marketplace. In addition, Mellon’s Australian consulting and administration business is expected to be sold in 2005. The nature of significant changes to the superannuation industry in Australia has led us to reconsider the appropriateness of continuing this business. In 2004, these businesses generated $34 million of revenue, primarily trust and investment fee revenue, and $33 million of operating expenses for $1 million of pre-tax income. In addition, a pre-tax net loss of $18 million was recorded resulting from the sale of the defined contribution services business and from recording a goodwill and intangible impairment loss and other expenses for the consulting and administration business not yet sold at year-end. These businesses had been primarily included in the Institutional Asset Management sector.

In the fourth quarter of 2003, Mellon adopted discontinued operations accounting for the fixed income trading business of Mellon Investor Services, which was sold to Bonds Direct Securities LLC, a majority owned subsidiary of Jefferies Group, Inc., in December 2003. As part of Mellon’s

76	MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

streamlining of the organizational structure of the HR&IS sector, it was decided that this business was no longer consistent with the sector’s strategic objectives. Securities and other assets not purchased by Bonds Direct Securities totaled $187 million at Dec. 31, 2003 and were sold in 2004. In 2003 this business generated $4 million of net interest revenue, $12 million of securities trading gains and $18 million of operating expenses, for a $2 million pre-tax loss. A gain of less than $1 million was recorded on this transaction.

In accordance with generally accepted accounting principles, reflected as discontinued operations in all income statements presented are:

•	the results of the Australian defined contribution services business and consulting and administration businesses;

•	the results of the fixed income trading business; and

•	residual activity from the lines of business servicing retail consumer and small business/middle market customers that were exited in 2001 and 2002.

Because the lines of business included in discontinued operations were discrete lines of business serving classes of customers no longer served by Mellon’s continuing lines of business, the disposition of these businesses has no material impact on continuing operations going forward.

The after-tax losses from operations of $9 million in 2004 and $7 million in 2003 primarily resulted from the Australian businesses. The after-tax gain on disposals of $5 million in 2004 resulted from the favorable resolution of liability estimates made at the time of the sale of the discontinued businesses other than the Australian businesses discussed above, partially offset by a $2 million after-tax loss on the sale of the Australian defined contribution services business in the fourth quarter of 2004. The after-tax gain of $32 million in 2003 primarily related to an income tax benefit of $20 million based on the determination of the tax deductibility of a consolidated loss, relating to the sale of Dreyfus Brokerage Services, as well as the favorable resolution of estimates made at the time of the sale of other discontinued businesses. The after-tax gain of $12 million in 2002 primarily resulted from the resolution of sale-related issues that were uncertain at the time of the dispositions, and favorable customer retention.

All information in these Financial Statements and Notes reflects continuing operations, before the cumulative effect of a change in accounting principle recorded in the first quarter of 2003, unless otherwise noted.

Discontinued operations assets and liabilities (a)
(in millions)	Dec. 31, 2004		Dec. 31, 2003
Trading account assets	$—		$155
Other assets	40	(b)	32

Total assets	$40		$187

Other borrowed funds	$1		$151
Other liabilities	14		1

Total liabilities	$15		$152

(a)	Revenue from discontinued operations totaled $35 million in 2004, $49 million in 2003 and $117 million in 2002.

(b)	Includes $13 million of goodwill.

5.	Cash and due from banks

Cash and due from banks includes reserve balances that Mellon’s subsidiary banks are required to maintain with a Federal Reserve bank. These required reserves are based primarily on deposits outstanding and were $270 million at Dec. 31, 2004 and $233 million at Dec. 31, 2003. These balances averaged $211 million in 2004 and $193 million in 2003.

6.	Securities

Gross realized gains were $9 million, $62 million and $59 million on sales of securities available for sale in 2004, 2003 and 2002. Gross realized losses on sales were $1 million in 2004 and less than $1 million in 2003 and 2002. After-tax net gains on the sales of securities were $6 million, $40 million and $38 million in 2004, 2003 and 2002. At Dec. 31, 2004, and Dec. 31, 2003, securities issued by the U.S. Government and its agencies and U.S. Government sponsored agencies (shown in the tables below) exceeded 10% of shareholders’ equity. Also, at Dec. 31, 2004 securities issued by MASTR Adjustment Rate Mortgages Trust (included in other mortgage-backed securities in the table below) exceeded 10% of shareholders’ equity, with a book

MELLON FINANCIAL CORPORATION	77

NOTES TO FINANCIAL STATEMENTS

value of $501 million and a fair value of $496 million at Dec. 31, 2004.

Securities available for sale	Dec. 31, 2004				Dec. 31, 2003
(in millions)	Amortized cost	Gross unrealized		Fair value	Amortized cost	Gross unrealized		Fair value
		Gains	Losses			Gains	Losses
Securities available for sale:
U.S. Treasury	$371	$—	$—	$371	$471	$—	$—	$471
Other U.S. agency	1,335	1	15	1,321	5	1	—	6
Obligations of states and political subdivisions	743	16	2	757	547	13	3	557
Mortgage-backed securities:
Federal agencies	8,437	41	61	8,417	8,772	62	63	8,771
Other	2,486	1	14	2,473	743	2	3	742

Total mortgage-backed securities	10,923	42	75	10,890	9,515	64	66	9,513
Other	37	—	—	37	145	—	2	143

Total securities available for sale	$13,409	$59	$92	$13,376	$10,683	$78	$71	$10,690

Contractual maturity distribution of securities available for sale at Dec. 31, 2004
(dollar amounts in millions)	U.S. Treasury	Other U.S. agency	Obligations of states and political subdivisions	Mortgage-backed		Other securities	Total securities available for sale
				Federal agencies	Other
Within one year
Amortized cost	$369	$1	—	—	—	$6	$376
Fair value	$369	$1	—	—	—	$6	$376
Yield	2.14%	1.63%	—	—	—	10.02%	2.26%
1 to 5 years
Amortized cost	$2	$884	$4	—	—	$26	$916
Fair value	$2	$873	$4	—	—	$26	$905
Yield	2.30%	3.18%	3.51%	—	—	3.69%	3.18%
5 to 10 years
Amortized cost	—	$450	$39	—	—	$4	$493
Fair value	—	$447	$40	—	—	$4	$491
Yield	—	3.88%	7.09%	—	—	4.86%	4.14%
Over 10 years
Amortized cost	—	—	$700	—	—	$1	$701
Fair value	—	—	$713	—	—	$1	$714
Yield	—	—	7.16%	—	—	5.69%	7.16%
Mortgage-backed securities
Amortized cost	—	—	—	$8,437	$2,486	—	$10,923
Fair value	—	—	—	$8,417	$2,473	—	$10,890
Yield	—	—	—	3.81%	3.36%	—	3.70%

Total amortized cost	$371	$1,335	$743	$8,437	$2,486	$37	$13,409
Total fair value	$371	$1,321	$757	$8,417	$2,473	$37	13,376
Total yield	2.14%	3.42%	7.14%	3.81%	3.36%	6.13%	3.83%
Weighted average contractual years to maturity	.61	4.96	15.71	— (a)	— (a)	4.65

(a)	The average expected lives of “Federal agencies mortgage-backed” and “Other mortgage-backed” securities were approximately 3.3 years and 2.0 years, respectively, at Dec. 31, 2004.

Note: Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

78	MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

Investment securities (held to maturity)	Dec. 31, 2004				Dec. 31, 2003
(in millions)	Amortized cost	Gross unrealized		Fair value	Amortized cost	Gross unrealized		Fair Value
		Gains	Losses			Gains	Losses
Mortgage-backed securities:
Federal agencies	$162	$6	$—	$168	$243	$11	$—	$254
Other	1	—	—	1	1	—	—	1

Total mortgage-backed securities	163	6	—	169	244	11	—	255
Stock of Federal Reserve Bank	47	—	—	47	53	—	—	53
Other securities	1	—	—	1	—	—	—	—

Total investment securities	$211	$6	$—	$217	$297	$11	$—	$308

Contractual maturity distribution of investment securities (held to maturity) at Dec. 31, 2004
(dollar amounts in millions)	Mortgage-backed		Stock of Federal Reserve Bank (a)	Other securities	Total investment securities
	Federal agencies	Other
5 to 10 years
Amortized cost	—	—	—	$1	$1
Fair value	—	—	—	$1	$1
Yield	—	—	—	N/M	N/M
Over 10 years
Amortized cost	—	—	$47	—	$47
Fair value	—	—	$47	—	$47
Yield	—	—	6.00%	—	6.00%
Mortgage-backed securities
Amortized cost	$162	$1	—	—	$163
Fair value	$168	$1	—	—	$169
Yield	5.69%	3.60%	—	—	5.67%

Total amortized cost	$162	$1	$47	$1	$211
Total fair value	$168	$1	$47	$1	$217
Total yield	5.69%	3.60%	6.00%	N/M	5.75%
Weighted average contractual years to maturity	— (b)	— (b)	—	8.96

(a)	No stated maturity.

(b)	The average expected lives of “Federal agencies mortgage-backed” and “Other mortgage-backed” securities were approximately 2.9 years and 4.1 years, respectively, at Dec. 31, 2004.

Note: Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

N/M - Not meaningful

Pledged assets

Securities available for sale, investment securities, trading account securities and loans with book values of $13.2 billion at Dec. 31, 2004 and $8.4 billion at Dec. 31, 2003 were pledged to secure public and trust deposits, repurchase agreements and for other purposes. Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The collateral received from or provided to third parties under resale or repurchase agreements can be sold or repledged by the holder of the collateral. The fair value of collateral received totaled $277 million and the fair value of collateral provided totaled $271 million, under these agreements at Dec. 31, 2004. The fair value of collateral either received from or provided to a third party is continually monitored and additional collateral is obtained from, or requested to be returned to, Mellon as deemed appropriate.

MELLON FINANCIAL CORPORATION	79

NOTES TO FINANCIAL STATEMENTS

Temporarily impaired securities

The following table shows gross unrealized losses and fair values of Mellon’s investments, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position.

Temporarily impaired securities at Dec. 31, 2004	Less than 12 months		12 months or more		Total
(in millions)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Other U.S. agency	$1,115	$15	$—	$—	$1,115	$15
Obligations of states and political subdivisions	48	1	51	1	99	2
Mortgage-backed securities:
Federal agencies	3,756	57	118	4	3,874	61
Other	1,570	13	89	1	1,659	14

Total temporarily impaired securities	$6,489	$86	$258	$6	$6,747	$92

The unrealized loss of $92 million was entirely related to interest rates. Nearly all of the securities with unrealized losses are AAA rated or carry government agency guarantees. Approximately 93% of these 653 investments have been in a continuous unrealized loss position for less than 12 months. Management believes the collection of the contractual principal and interest is probable and therefore all unrealized losses are considered to be temporary. As shown on pages 78 and 79, unrealized gains totaled $65 million in the available-for-sale and investment portfolios at Dec. 31, 2004.

At Dec. 31, 2004, Mellon had approximately $132 million of investments that were accounted for under the cost method of accounting. These investments are reflected in other assets on the balance sheet and include our indirect interest in Shinsei Bank, Community Reinvestment Act (CRA) and housing partnerships as well as a number of investments in trade or clearing associations. They are tested for impairment at least semi-annually.

7.	Loans

For details of loans outstanding at Dec. 31, 2004 and 2003, see the 2004 and 2003 columns of the “Composition of loan portfolio at year-end” table on page 37. The information in those columns is incorporated by reference into these Notes to Financial Statements.

For details of nonperforming and past-due loans at Dec. 31, 2004 and 2003, see the amounts in the 2004 and 2003 columns of the “Nonperforming assets at year-end” table on page 39 and the first sentence on page 40. The information in those columns is incorporated by reference into these Notes to Financial Statements. For details on impaired loans at Dec. 31, 2004, 2003 and 2002, see the amounts in the “Impaired loans” table on page 39. The information in that table is incorporated by reference into these Notes to Financial Statements. There was no foregone interest on restructured loans in 2004, 2003 and 2002.

Loan securitizations

In 2004, Mellon securitized insurance premium finance loans which totaled $800 million, recognizing a net pre-tax gain of $3 million that was recorded in financing-related revenue.

In 2003, we securitized insurance premium finance loans, which at Dec. 31, 2003 exchange rates, totaled $154 million (or Canadian dollar 200 million), recognizing a net pre-tax gain of $2 million that was recorded in financing-related revenue.

In 2002, we securitized $440 million of insurance premium finance loans in a three year revolver and $512 million of jumbo residential mortgage loans.

80	MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

In 2002, we recognized a net pre-tax gain of $1 million on the securitization of the insurance premium finance loans and a net pre-tax gain of $2 million on the securitization of jumbo residential mortgage loans. These gains were recorded in financing-related revenue.

Mellon has retained servicing responsibilities and retained subordinated interests in home equity lines of credit (HELOC) and insurance premium financing securitizations as well as servicing responsibilities for home equity installment loans (HEIL) and jumbo residential mortgages securitizations. We receive annual servicing fees of 0.25% or 0.375% for mortgage loans, 0.5% for HELOC and insurance premium finance loans, and 0.41% for the HEIL loans, of the outstanding balance. We receive excess servicing fees after the investors in the securitization trust have received the return for which they contracted. The investors and the securitization trusts have no recourse to Mellon’s other assets for failure of debtors to pay when due. Our retained interests are subordinate to investor’s interests. Their value is subject to credit, prepayment, and interest rate risks on the transferred financial assets.

Key economic assumptions used in measuring the retained interests on the date of securitization in 2004 for the insurance premium finance loans were as follows: a monthly prepayment rate of 2%; a weighed average life of .3 years; expected annual credit losses of .4%; and residual cash flows discounted at 12%.

At Dec. 31, 2004, key economic assumptions used in measuring the retained interests in securitizations are reflected in the following table and paragraph:

Assumptions	HELOC loans Dec. 31,		Automobile loans Dec. 31,		Jumbo residential mortgage loans (a) Dec. 31,		Insurance premium finance loans Dec. 31,
(dollar amounts in millions)	2004	2003	2004	2003	2004	2003	2004	2003
Carrying amount/fair value of retained interests	$3	$14	$—	$2	$6	$9	$30	$30
Weighted-average life (in years)	1.0	1.5	—	.6	2.6	4.4	.3	.3
Prepayment speed assumption (annual rate)	40%	46%	—%	62%	24%	24%	2%	2%
Expected credit losses (annual rate)	.1%	.1%	—%	3.65%	—	—	.4%	.4%
Residual cash flows discount rate (annual)	9%	9%	—%	10%	N/A	N/A	12%	12%

(a)	The fair value of the servicing assets related to the jumbo residential mortgage securitizations was $14 million at both Dec. 31, 2004 and Dec. 31, 2003.

N/A	- Not applicable

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

MELLON FINANCIAL CORPORATION	81

NOTES TO FINANCIAL STATEMENTS

Actual and projected static pool credit losses at Dec. 31, 2004, for the securitized HELOC loans are .28%. Credit losses on the insurance premium finance and jumbo residential mortgage loans have been and are expected to be minimal. Static pool losses are calculated by summing the actual and projected future credit losses and dividing them by the original balance of each pool of assets.

Cash flows received from and paid to securitized trusts
	Year ended Dec. 31,
(in millions)	2004	2003	2002
Proceeds from new securitizations	$800	$136	$952
Proceeds from collections reinvested in prior securitizations	3,111	3,614	3,276
Servicing fees received	16	31	50
Other cash flows received on retained interests (a)	37	37	34
Servicing advances	—	—	2
Repayment of servicing advances	—	—	2

(a)	Represents total cash flows received from retained interests by Mellon other than servicing fees. Other cash flows include, for example, all cash flows from interest-only strips and cash above the minimum required level in cash collateral accounts.

Asset quality data	Total principal amounts of loans Dec. 31,		Principal amount of loans 90 days or more past due Dec. 31,		Net credit losses Dec. 31,
(in millions)	2004	2003	2004	2003	2004	2003	2002
Loans held in portfolio	$575	$1,009	$5	$1	$—	$1	$1
Loans securitized (a)	3,196	3,580	10	26	2	5	7

Total loans managed or securitized (a)	$3,771	$4,589	$15	$27	$2	$6	$8

(a)	Excludes interest-only strips and servicing rights (or other retained interests) held for securitized assets.

Referral arrangements with Three Rivers Funding Corp. (TRFC), an asset-backed commercial paper entity

Mellon’s primary banking subsidiary, Mellon Bank, N.A. (the Bank) has a referral relationship with TRFC, a special purpose entity that issues commercial paper. TRFC is owned by an independent third party and is not a subsidiary of either the Bank or Mellon. Its financial results are not included in the financial statements of the Bank or Mellon. TRFC sold subordinated notes to an unrelated third party in 2003, and as a result of that sale, Mellon is not the “primary beneficiary” of TRFC, as defined by FIN 46 Revised. TRFC was formed in 1990 and can issue up to $5 billion of commercial paper to make loans secured by, and to purchase, pools of receivables. The Bank operates as a referral agent and refers transactions to TRFC as well as providing all administrative services.

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

82	MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

not exceed the available liquidity commitment. Liquidity support is also provided in the event of noncredit-related operational reasons, or if there were to be a systemic issue with the commercial paper market that would prevent the rollover of commercial paper. Finally, the Bank has also provided a letter of credit for TRFC in support of the commercial paper issued. The maximum exposure for the letter of credit is the lesser of $400 million or 8% of the outstanding commercial paper. A drawing under the letter of credit would occur only after the first loss credit enhancement, provided by a third party seller (not the Bank), built into each transaction is completely exhausted and there are not sufficient funds available from the liquidity providers to repay maturing commercial paper. The facilities that provide liquidity and credit support to TRFC are included in the Off-balance-sheet financial instruments with contract amounts that represent credit risk table in Note 26 of Notes to Financial Statements. The estimated liability for losses related to these arrangements, if any, is included in the reserve for unfunded commitments.

Fee revenue of $2 million was received from this entity in 2004 compared with $5 million in 2003, for the services and the liquidity and credit support facilities. Liquidity facility fees are determined by the structure of the transaction and the underlying credit risk. The calculation of the liquidity fee under each funding agreement is based on the outstanding amount of the commercial paper associated with each transaction in TRFC. Pricing on the TRFC letter of credit is based on the same criteria used by the Bank for standby letters of credit of similar risk characteristics. The calculation of the letter of credit fee is based on the aggregate amount of TRFC commercial paper outstanding reduced by the amount of commercial paper outstanding in connection with those transactions structured to the equivalent of a “AA” rating or higher. Fee revenue is recognized in the month the fees are earned.

At Dec. 31, 2004, TRFC’s receivables and commercial paper outstanding each totaled $623 million, compared with $822 million at Dec 31, 2003. A letter of credit provided by the Bank in support of TRFC’s commercial paper totaled $50 million at Dec. 31, 2004, compared with $67 million at Dec. 31, 2003. Mellon’s maximum loss exposure related to TRFC, which is required to be disclosed under FIN 46, is the full amount of the liquidity facility, or $623 million, at Dec. 31, 2004. However, the probability of this loss scenario is remote as it would mean that all of TRFC’s receivables were wholly uncollectible. Since TRFC’s formation in 1990, the Bank has not been required to fund under any liquidity support or under the letter of credit. In addition, the Bank has never purchased a receivable from TRFC or recorded a credit loss related to its relationship with TRFC.

8.	Reserve for credit exposure

For details of the reserve for credit exposure, see the 2004, 2003 and 2002 columns of the “Reserve for unfunded commitments” table on page 40 and the “Loan loss reserve activity” table on page 41. The information in those columns is incorporated by reference into these Notes to Financial Statements.

9.	Premises and equipment

Premises and equipment	Dec. 31,
(in millions)	2004	2003
Land	$24	$24
Buildings	256	261
Equipment	906	855
Leasehold improvements (a)	319	263

Subtotal	1,505	1,403
Accumulated depreciation and amortization	(817)	(735)

Total premises and equipment (b)	$688	$668	(c)

(a)	Includes $8 million at Dec. 31, 2004 and 2003, related to the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations.”

(b)	Includes $175 million at Dec. 31, 2004 and $177 million at Dec. 31, 2003 net book values for purchased and internally developed capitalized software, which is recorded as equipment. Amortization expense of this software totaled $52 million, $47 million and $39 million for 2004, 2003 and 2002.

(c)	Includes capital leases for premises and equipment at a net book value of less than $1 million at Dec. 31, 2003.

Rental expense was $153 million, $173 million and $163 million, net of related sublease revenue of $24 million, $22 million and $24 million, in 2004, 2003 and 2002. Depreciation and amortization expense totaled $144 million, $146 million and $136 million in 2004, 2003 and 2002. Maintenance,

MELLON FINANCIAL CORPORATION	83

NOTES TO FINANCIAL STATEMENTS

repairs and utilities expenses totaled $120 million, $116 million and $108 million in 2004, 2003 and 2002.

In the fourth quarter of 2004, Mellon executed a new lease on its Corporate headquarters building at One Mellon Center in Pittsburgh, through 2028. As of Dec. 31, 2004, Mellon and its subsidiaries are obligated under noncancelable leases with expiration dates through 2028. A summary of the future minimum rental payments under noncancelable leases, net of related sublease revenue totaling $120 million, is as follows: 2005—$185 million; 2006—$178 million; 2007—$168 million; 2008—$171 million; 2009—$107 million; and 2010 through 2028—$911 million.

10.	Goodwill and intangible assets

The increase in goodwill was primarily due to acquisitions and the effect of foreign exchange rates on non-U.S. dollar-denominated goodwill in Newton Management Limited. Goodwill was impacted by the completion of the following acquisitions this year, by sector:

•	Institutional Asset Management

•	Remaining 70% interest in Pareto Partners ($45 million)

•	Evaluation Associates Capital Markets ($36 million);

•	Private Wealth Management

•	The Providence Group ($10 million)

•	Safeco Trust Company ($4 million)

•	Paragon Asset Management Company ($2 million);

•	HR&IS

•	Talking People Limited ($1 million); and

•	Treasury Services

•	SourceNet Solutions, Inc. ($24 million).

In addition, a goodwill impairment loss of $8 million was recorded in other expense on a small non-strategic business that we exited. No charges for goodwill impairment were recognized in 2003 or 2002.

Goodwill	Institutional Asset Management	Mutual Funds	Private Wealth Management	Asset Servicing	HR&IS	Treasury Services	Other Activity	Total
(in millions)

Balance at Dec. 31, 2003	$737	$242	$335	$275	$413	$192	$—	$2,194
Goodwill from acquisitions	81	—	16	—	1	24	—	122
Impairment losses	—	—	—	—	—	—	(8)	(8)
Other (a)	30	—	14	—	(6)	—	8	46
Discontinued operations (b)	(33)	—	—	—	—	—	—	(33)

Balance at Dec. 31, 2004	$815	$242	$365	$275	$408	$216	$—	$2,321

(a)	Other changes in goodwill include the effect of foreign exchange rates on non-U.S. dollar denominated goodwill, purchase price adjustments and certain other reclassifications, as well as the reclassification of the goodwill of a small non-strategic business from the HR&IS sector to the Other Activity sector.

(b)	Reflects the goodwill of the discontinued businesses in Australia, which includes an impairment writedown of $11 million and a reduction due to sales of $9 million.

84	MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

Acquired intangible assets

Acquired intangible assets	Dec. 31, 2004			Dec. 31, 2003
(dollar amounts in millions)	Gross carrying amount	Accumulated amortization	Remaining weighted- average amortization period	Gross carrying amount	Accumulated amortization
Subject to amortization:
Customer base	$104	$(22)	7 yrs.	$49	$(12)
Technology based	45	(14)	7 yrs.	45	(10)
Premium on deposits	35	(27)	3 yrs.	35	(24)
Other	12	(8)	6 yrs.	12	(5)

Total subject to amortization (a)	$196	$(71)	7 yrs.	$141	$(51)

Not subject to amortization:
Investment management contractual relationships	20	N/A	N/A	10	N/A

Total acquired intangible assets	$216	$(71)	N/A	$151	$(51)

(a)	Includes the foreign exchange effects on non-U.S. dollar-denominated intangible assets.

N/A	- Not applicable.

During 2004, the gross carrying amount of intangible assets subject to amortization increased by $55 million due primarily to the acquisitions of the remaining 70% of Pareto Partners and Evaluation Associates Capital Markets and the effect of foreign exchange rates on a weaker U.S. dollar, partially offset by a less than $1 million impairment writedown related to discontinued operations for the businesses in Australia. Approximately $55 million, with a weighted-average amortization of 9 years, was assigned to the customer base intangibles. We amortize intangible assets over their estimated useful lives. Amortization expense totaled $21 million in 2004, $18 million in 2003 and $14 million in 2002.

Based upon the current level of intangible assets, the estimated annual amortization expense for 2005 through 2010 is as follows:

Year	Estimated amortization expense (in millions)
2005	$24
2006	22
2007	21
2008	18
2009	13
2010	10

During 2004, intangible assets not subject to amortization increased $10 million due to the Bear Stearns funds acquisition.

Mellon adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” as of Jan. 1, 2002. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead are tested for impairment at least annually. Goodwill and intangible assets with indefinite useful lives acquired in business combinations completed before July 1, 2001, were amortized through the end of 2001.

At Dec. 31, 2004, $1.458 billion of goodwill and acquired intangible assets is tax deductible and $1.008 billion is non-tax deductible.

MELLON FINANCIAL CORPORATION	85

NOTES TO FINANCIAL STATEMENTS

11.	Other assets

Other assets	Dec. 31,
(in millions)	2004		2003
Corporate/bank-owned life insurance	$1,831		$1,699
Receivables related to foreign exchange and derivative instruments (a)	1,006		1,117
Prepaid pension assets	1,050		1,010
Equity investments and mezzanine financings	654	(b)	663
Equity in joint ventures and other investments (c)	313		337
Other prepaid expenses	142		144
Receivables and other assets	972		951

Total other assets	$5,968		$5,921

(a)	Reflects credit risk associated with interest rate swaps used to manage interest rate risk and derivatives used for trading activities. Credit risk associated with these instruments results from mark-to-market gains and interest receivables and is calculated after considering master netting agreements, which are generally applicable to derivative instruments used for both trading activities and risk management purposes.

(b)	Beginning in 2004, includes $36 million of venture capital direct mezzanine investments in the form of subordinated debt that had previously been included in commercial and financial loans. Prior periods were not reclassified.

(c)	Relates to operating joint ventures and other investments including CIBC Mellon Global Securities Services Company, ABN AMRO Mellon Global Securities Services B.V., CIBC Mellon Trust Company, Russell/Mellon, Banco Brascan, various HR&IS joint ventures, and Pareto Partners (at Dec. 31, 2003).

12.	Deposits

The aggregate amount of time deposits in denominations of $100,000 or greater was approximately $2.0 billion at Dec. 31, 2004, and $1.4 billion at Dec. 31, 2003.

At Dec. 31, 2004, the scheduled maturities of time deposits for the years 2005 through 2009, and 2010 and thereafter are as follows: $1.963 billion, $45 million, $57 million, $21 million, $17 million and $21 million, respectively.

13.	Revolving credit agreement

In 2004, the Parent Corporation signed a one-year $200 million revolving credit agreement with Mellon Bank, N.A., Mellon’s primary bank subsidiary. It serves as a support facility for commercial paper and for general corporate purposes and expires in June 2005. The credit facility has several restrictions, including a minimum 6% consolidated Tier I ratio and a 1.30 maximum double leverage limitation. At Dec. 31, 2004, Mellon was in compliance with all of the restrictions. In addition, any borrowings are to be collateralized with eligible assets of non-bank subsidiaries of the Corporation. No borrowings were made under this facility in 2004 or any facility in 2003. In addition, a foreign subsidiary of Mellon signed a $1 million credit agreement with a foreign financial institution in 2004. There were no outstanding borrowings under this facility at Dec. 31, 2004. Commitment fees totaled less than $1 million in 2004, 2003 and 2002. There were no other credit facilities issued to subsidiaries of Mellon at Dec. 31, 2004 or 2003.

86	MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

14.	Notes and debentures (with original maturities over one year)

Notes and debentures (with original maturities over one year) at year-end (a)
(in millions)	2004	2003
Parent Corporation:
3.25% Senior Notes due 2009	$294	$—
4.875% Senior Notes due 2007	410	422
5.00% Subordinated Notes due 2014	400	396
5.50% Subordinated Notes due 2018	256	251
6.00% Senior Notes due 2004	—	201
6.375% Subordinated Debentures due 2010	344	343
6.375% Senior Notes due 2011 (b)	433	401
6.40% Subordinated Notes due 2011	327	331
6.70% Subordinated Debentures due 2008	248	248
7.50% Senior Notes due 2005	307	323
Mellon Bank, N.A.:
Medium-Term Senior Bank Notes due 2005-2007 (1.40% to 8.55% at Dec. 31, 2004 and at Dec. 31, 2003)	111	111
4.75% Subordinated Notes due 2014	295	—
6.50% Subordinated Notes due 2005	257	267
7.00% Subordinated Notes due 2006	311	325
7.375% Subordinated Notes due 2007	323	339
7.625% Subordinated Notes due 2007	251	251

Total notes and debentures (with original maturities over one year)	$4,567	$4,209

(a)	Amounts include the effect of fair value hedge adjustments.

(b)	Amount was translated from Sterling into U.S. dollars on a basis of U.S. $1.93 to £1, the rate of exchange on Dec. 31, 2004, and on a basis of U.S. $1.79 to £1, the rate of exchange on Dec. 31, 2003.

At Dec. 31, 2004, the Parent Corporation had $1.45 billion of capacity to issue debt, equity and junior subordinated debentures on an existing shelf registration with the Securities and Exchange Commission. In March 2004, Mellon issued $300 million of 3.25% senior notes maturing in 2009. In November 2004, Mellon Bank, N.A., issued $300 million of 4.75% subordinated notes maturing in December 2014.

The Mellon Bank, N.A., notes are subordinated to obligations to depositors and other creditors. The medium-term senior bank notes are subordinated to domestic depositors and are on par with other unsubordinated and unsecured creditors of Mellon Bank, N.A.

The aggregate amounts of notes and debentures (including the effect of fair value hedge adjustments) that mature during the five years 2005 through 2009 for Mellon are as follows: $666 million, $311 million, $993 million, $248 million and $294 million. The aggregate amounts of notes and debentures that mature during the five years 2005 through 2009 for Mellon Financial Corporation (Parent Corporation) are as follows: $307 million, $0 million, $410 million, $248 million and $294 million.

15.	Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities (junior subordinated debentures)

Mellon established two statutory business trusts, Mellon Capital I and Mellon Capital II, of which Mellon owns all of the common capital securities. These trusts exist solely to issue guaranteed preferred beneficial interests in Mellon’s junior subordinated deferrable interest debentures. Prior to the adoption of FIN 46 Revised, at year-end 2003, for financial reporting purposes, the trusts were treated as subsidiaries and were consolidated into Mellon’s financial statements. The capital securities were presented as a separate line item on the consolidated balance sheet as “Guaranteed preferred beneficial interests in Mellon’s junior subordinated deferrable interest debentures (trust-preferred securities),” and the retained common capital securities of the trusts were eliminated against our investment in the trusts. Distributions on the trust-preferred securities were reported as interest expense. The trusts have issued the trust-preferred securities and invested the net proceeds in junior subordinated deferrable interest debentures (junior subordinated debentures) issued to the trusts by Mellon.

At year-end 2003, upon the adoption of FIN 46 Revised, the trusts were deconsolidated. As a result, the junior subordinated debentures are reported on the consolidated balance sheet as “Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities.” We record interest expense on the junior subordinated debentures. We also recorded in Other assets the $31 million of common capital securities issued by the trusts. The junior subordinated debentures are the sole assets of the trusts.

Mellon has the right to defer payment of interest on the junior subordinated debentures at any time, or from time to time, for periods not exceeding five

MELLON FINANCIAL CORPORATION	87

NOTES TO FINANCIAL STATEMENTS

years. If interest payments on the junior subordinated debentures are deferred, the distributions on the trust-preferred securities also are deferred. Interest on the junior subordinated debentures and distributions on the trust-preferred securities is cumulative. Mellon, through guarantees and agreements, has fully and unconditionally guaranteed all of the trusts’ obligations under the trust-preferred securities. The trust-preferred securities, less the common capital securities issued by the trusts, continue to qualify as Tier I capital.

Junior subordinated debentures

	Stated maturity	Dec. 31,
(in millions)		2004	2003
7.72% Series A (a)	12/01/26	$544	$545
7.995% Series B	1/15/27	513	512

Total		$1,057	$1,057

(a)	Amounts include the effect of fair value hedge adjustments.

The junior subordinated debentures were each issued for a face value of $515 million, pay interest semiannually, have a liquidation preference of $1,000.00 per security, and are reported net of issuance costs in the table above. The debentures are unsecured and subordinate to all of Mellon’s senior debt (as defined). The Series A and Series B securities are redeemable, in whole or in part, at Mellon’s option on or after Dec. 1, 2006 for the Series A and Jan. 15, 2007 for the Series B. They are also redeemable prior to those dates, in whole, within 90 days following receipt of a legal opinion that, due to a change in the tax laws or an administrative or judicial decision, there is a substantial risk that the tax deductibility of the interest could be disallowed (“tax event”) or Mellon’s reasonable determination that, due to a change in law or administrative or judicial decision, there is a substantial risk that Tier I capital treatment could be disallowed (“capital treatment event”). The Series A and Series B securities are redeemable at 103.86% and 103.9975% of the liquidation amounts, plus accrued distributions, during the 12-month periods beginning Dec. 1, 2006 and Jan. 15, 2007 (the call dates). The redemption prices decline for the Series A and Series B securities by approximately 39 basis points and approximately 40 basis points, during each of the following 12-month periods, until a final redemption price of 100% of the liquidation amount is set for Dec. 1, 2016 and Jan. 15, 2017, and thereafter. If the securities are redeemed following a tax event or capital treatment event, the greater of 100% of the principal amount or the sum of the present value of the first redemption price plus the present value of interest payments from the redemption date to the call date will be paid.

16.	Preferred stock

Mellon has authorized 50 million shares of preferred stock, none of which was issued at Dec. 31, 2004, 2003 or 2002.

17.	Regulatory capital requirements

A discussion about Mellon’s regulatory capital requirements for 2004 and 2003 is presented in the “Regulatory capital” section in the first two paragraphs on page 34 and the two tables on page 35 and is incorporated by reference into these Notes to Financial Statements.

18.	Noninterest revenue

The components of noninterest revenue for 2004, 2003 and 2002 are presented in the “Noninterest revenue” table on page 8. That table, including through the “Total noninterest revenue” line, is incorporated by reference into these Notes to Financial Statements.

88	MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

19.	Net interest revenue

Net interest revenue		Year ended Dec. 31,
(in millions)		2004	2003	2002
Interest revenue	Interest and fees on loans (loan fees of $25, $31, and $40)	$312	$308	$429
	Interest-bearing deposits with banks	73	59	62
	Federal funds sold and securities under resale agreements	11	8	8
	Other money market investments	3	3	3
	Trading account securities	6	13	8
	Securities - taxable	425	489	502
	Securities - nontaxable	32	31	25
	Other (a)	—	23	19

	Total interest revenue	862	934	1,056

Interest expense	Deposits in domestic offices	86	73	108
	Deposits in foreign offices	87	58	63
	Federal funds purchased and securities under repurchase agreements	13	16	30
	Other short-term borrowings	20	30	30
	Notes and debentures	143	129	135
	Junior subordinated debentures (b)	55	—	—
	Trust-preferred securities (b)	—	58	79

	Total interest expense	404	364	445

	Net interest revenue	$458	$570	$611

(a)	Interest revenue earned for services provided to the Department of the Treasury in excess of the value of compensating balances during the period.

(b)	Trust-preferred securities were deconsolidated at Dec. 31, 2003.

20.	Business sectors

For details of business sectors, see pages 20, 21 and 22, the tables, through “Average Tier I preferred equity” on pages 23 and 24, as well as the first ten paragraphs in the Other Activity section beginning on page 31 through “2003 compared with 2002”. The tables and information in those paragraphs are incorporated by reference into these Notes to Financial Statements.

MELLON FINANCIAL CORPORATION	89

NOTES TO FINANCIAL STATEMENTS

21.	Income taxes

Income tax expense applicable to income from continuing operations before income taxes consists of:

Provision for income taxes	Year ended Dec. 31,
(in millions)	2004	2003	2002
Current taxes:
Federal	$69	$138	$319
State and local	39	12	30
Foreign	11	8	21

Total current tax expense	119	158	370

Deferred taxes:
Federal	235	167	(38)
State and local	11	(11)	(2)
Foreign	(8)	(1)	(3)

Total deferred tax expense (benefit)	238	155	(43)

Provision for income taxes	$357	$313	$327

In addition to amounts applicable to income before taxes, the following income tax (benefit) amounts were recorded in shareholders’ equity:

Total tax (benefit) in shareholders’ equity	Year ended Dec. 31,
(in millions)	2004	2003	2002
Compensation expense for tax purposes in excess of amounts recognized for financial statement purposes	$(11)	$(11)	$(14)
Other comprehensive results	13	(22)	8

Total tax (benefit)	$2	$(33)	$(6)

The provision for income taxes was different from the amounts computed by applying the statutory federal income tax rate to income from continuing operations before income taxes due to the items listed in the following table.

Effective income tax rate	Year ended Dec. 31,
(dollar amounts in millions)	2004	2003	2002
Federal statutory tax rate	35%	35%	35%
Tax expense computed at statutory rate	$405	$348	$349
Increase (decrease) resulting from:
State and local income taxes, net of federal tax benefit	33	1	18
Tax exempt income	(50)	(36)	(34)
Other, net	(31)	—	(6)

Provision for income taxes	$357	$313	$327

Effective income tax rate	30.9%	31.4%	32.8%

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

Deferred tax assets and liabilities	Dec. 31,
(in millions)	2004	2003	2002
Deferred tax assets:
Accrued expense not deductible until paid	$109	$243	$337
Provision for credit losses and write-downs on real estate acquired	67	69	76
Occupancy expense	71	71	69
Unrealized loss on securities available for sale	12	—	—
Other	60	80	145

Total deferred tax assets	319	463	627

Deferred tax liabilities:
Lease financing revenue	438	466	481
Depreciation and amortization	160	127	98
Salaries and benefits	103	59	54
Unrealized gain on securities available for sale	—	1	68
Other	71	13	1

Total deferred tax liabilities	772	666	702

Net deferred tax liability	$453	$203	$75

Mellon determined that it was not required to establish a valuation allowance for deferred tax assets because it is management’s assertion that the deferred tax assets are likely to be realized through a carryback to taxable income in prior years, future reversals of existing taxable temporary differences and, to a lesser extent, future taxable income.

We are currently evaluating whether to repatriate earnings of certain subsidiaries under Section 965 of the Internal Revenue Code. The impact of repatriating those earnings is not expected to have a material impact on our financial statements.

Locations domiciled outside of the United States generated foreign pre-tax earnings of approximately $22 million in 2004, $17 million in 2003 and $54 million in 2002.

90	MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

22.	Comprehensive results

Accumulated unrealized gain (loss), net of tax	Dec. 31,
(in millions)	2004	2003	2002
Foreign currency translation adjustment, net of tax
Beginning balance	$44	$(52)	$(44)
Period change	45	96	(8)

Ending balance	$89	$44	$(52)

Minimum pension liability, net of tax
Beginning balance	$(25)	$(21)	$—
Period change	6	(4)	(21)

Ending balance	$(19)	$(25)	$(21)

Unrealized gain (loss) on assets available for sale, net of tax
Beginning balance	$7	$121	$86
Period change	(28)	(114)	35

Ending balance	$(21)	$7	$121

Unrealized gain (loss) on cash flow hedges, net of tax
Beginning balance	$—	$(7)	$(12)
Period change	—	7	5

Ending balance	$—	$—	$(7)

Total accumulated unrealized gain (loss), net of tax
Beginning balance	$26	$41	$30
Period change	23	(15)	11

Ending balance	$49	$26	$41

Tax effects allocated to each component of comprehensive results
(in millions)	Before tax amount	Tax (expense) benefit	After-tax amount
Year ended Dec. 31, 2002:
Foreign currency translation adjustment	$(14)	$6	$(8)
Minimum pension liability	(32)	11	(21)
Unrealized gain (loss) on assets available for sale:
Unrealized gain (loss) during the year	95	(35)	60
Less: Reclassification adjustments	(38)	13	(25)

Unrealized gain (loss)	57	(22)	35
Unrealized gain (loss) on cash flow hedges	8	(3)	5

Other comprehensive results	$19	$(8)	$11

Year ended Dec. 31, 2003:
Foreign currency translation adjustment	$141	$(45)	$96
Minimum pension liability	(7)	3	(4)
Unrealized gain (loss) on assets available for sale:
Unrealized gain (loss) during the year	(92)	37	(55)
Less: Reclassification adjustments	(90)	31	(59)

Unrealized gain (loss)	(182)	68	(114)
Unrealized gain (loss) on cash flow hedges	11	(4)	7

Other comprehensive results	$(37)	$22	$(15)

Year ended Dec. 31, 2004:
Foreign currency translation adjustment	$66	$(21)	$45
Minimum pension liability	10	(4)	6
Unrealized gain (loss) on assets available for sale:
Unrealized gain (loss) during the year	(41)	12	(29)
Less: Reclassification adjustments	1	—	1

Unrealized gain (loss)	(40)	12	(28)
Unrealized gain (loss) on cash flow hedges	—	—	—

Other comprehensive results	$36	$(13)	$23

MELLON FINANCIAL CORPORATION	91

NOTES TO FINANCIAL STATEMENTS

23.	Employee benefits

Defined Benefit Retirement Plans

Mellon’s largest subsidiary and some of its smaller subsidiaries sponsor trusteed, noncontributory, defined benefit pension plans. Together, these plans cover substantially all salaried employees of Mellon.

The plans provide benefits that are based on the employees’ years of service and compensation. In addition, several unfunded plans exist for certain employees or for purposes that are not addressed by the funded plans.

The following tables report the combined data of the funded and unfunded plans.

Defined benefit retirement plans	2004		2003
(in millions)	Funded	Unfunded	Funded	Unfunded
Weighted-average assumptions used to determine benefit obligations at Dec. 31
Discount rate	6.00%	6.00%	6.25%	6.25%
Rate of compensation increase	3.25	3.25	3.25	3.25

Change in projected benefit obligation
Benefit obligation at beginning of year	$1,167	$150	$996	$139
Service cost	52	2	45	2
Interest cost	73	9	67	9
Actuarial loss	84	9	85	10
Benefits paid	(41)	(12)	(36)	(11)
Foreign currency exchange rate change	10	1	10	1

Projected benefit obligation at end of year	$1,345	$159	$1,167	$150

Change in plan assets
Fair value of plan assets at beginning of year	$1,742	$—	$1,430	$—
Return on plan assets	201	—	327	—
Employer contributions	33	—	13	—
Benefits paid	(41)	—	(36)	—
Foreign currency exchange rate change	8	—	8	—

Fair value of plan assets at end of year (a)	$1,943	$—	$1,742	$—

Reconciliation of funded status with financial statements
Funded status at Dec. 31	$598	$(159)	$575	$(150)
Unrecognized prior service cost	20	4	24	6
Unrecognized net actuarial loss	432	35	411	30

Net amount recognized at Dec. 31	$1,050	$(120)	$1,010	$(114)

(a)	Includes 3 million shares of Mellon Financial Corporation common stock, with market values of $93 million (5% of total plan assets) at Dec. 31, 2004 and $96 million (6% of total plan assets) at Dec. 31, 2003. The Mellon Bank, N.A. retirement plan received approximately $2 million of dividends from Mellon Financial Corporation’s common stock in both 2004 and 2003.

92	MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

Defined benefit retirement plans	2004		2003		2002
(dollar amounts in millions)	Funded	Unfunded	Funded	Unfunded	Funded	Unfunded
Weighted-average assumptions as of Jan. 1
Discount rate	6.25%	6.25%	6.75%	6.75%	7.5%	7.5%
Expected return on assets	8.50	—	8.50	—	10.0	—
Rate of compensation increase	3.25	3.25	3.50	3.50	4.0	4.0

Components of net periodic benefit cost (credit)
Service cost	$52	$2	$45	$2	$38	$3
Interest cost	73	9	67	9	62	9
Expected return on plan assets	(159)	—	(159)	—	(188)	—
Amortization of transition asset	—	—	(2)	—	(2)	—
Amortization of prior service cost	3	2	4	2	4	2
Recognized net actuarial (gain) loss	26	4	1	3	(27)	2

Net periodic benefit cost (credit)	$(5)	$17	$(44)	$16	$(113)	$16

Defined benefit retirement plans	2004		2003
(in millions)	Funded	Unfunded	Funded	Unfunded
Amounts recognized in the balance sheet consist of:
Prepaid benefit cost	$1,050	$—	$1,010	$—
Accrued benefit cost	(3)	(150)	(20)	(138)
Intangible asset	—	4	—	6
Accumulated other comprehensive loss	3	26	20	18

Net amount recognized at Dec. 31	$1,050	$(120)	$1,010	$(114)

Additional information
Increase (decrease) in minimum liability included in other comprehensive results	$(17)	$8	$2	$4

The accumulated benefit obligation for all funded defined benefit pension plans was $1.201 billion at Dec. 31, 2004 and $1.058 billion at Dec. 31, 2003. The accumulated benefit obligation for all unfunded defined benefit plans was $150 million at Dec. 31, 2004 and $138 million at Dec. 31, 2003.

The aggregate benefit obligation and fair value of plan assets for the funded pension plans with benefit obligations in excess of plan assets were $55 million and $45 million as of Dec. 31, 2004 and $140 million and $121 million as of Dec. 31, 2003. The aggregate accumulated benefit obligation and fair value of plan assets for the funded pension plans with accumulated benefit obligations in excess of plan assets were $13 million and $11 million as of Dec. 31, 2004 and $67 million and $58 million as of Dec. 31, 2003.

Mellon considers its accounting policy regarding pensions to be critical to the presentation of our financial statements since it requires us to make complex and subjective estimates and assumptions relating to amounts which are inherently uncertain. This policy is discussed below.

The data above are prepared in accordance with SFAS No. 87, “Employers’ Accounting for Pensions.” Three primary economic assumptions influence the reported values of plan liabilities and pension costs. SFAS No. 87 directs that each significant assumption used in the measurement of net periodic benefit cost (credit) shall reflect Mellon’s best estimate solely with respect to that individual assumption. We take the following factors into consideration when establishing each assumption.

The discount rate represents an estimate of the rate at which retirement plan benefits could be effectively settled. Mellon obtains data on several reference points when setting the discount rate including current rates of return available on longer term high grade bonds and changes in rates that have occurred over the past year. This assumption is sensitive to movements in market rates that have

MELLON FINANCIAL CORPORATION	93

NOTES TO FINANCIAL STATEMENTS

occurred since the preceding valuation date and, therefore, is likely to change from year to year.

When setting the rate of compensation increase assumption, we take into consideration our recent experience with respect to average rates of compensation increase, compensation survey data relative to average compensation increases that other large corporations have awarded, and compensation increases that other large corporations expect to award over the upcoming year. This assumption is somewhat sensitive to inflation and, therefore, may change from year to year. The assumed rate of compensation increase was 3.25% at Dec. 31, 2004 and 2003.

The assumed rate of return on plan assets represents an estimate of long-term returns available to investors who hold a mixture of stocks, bonds and cash equivalent securities. When setting our expected return on plan assets assumption, we consider long-term rates of return on various asset classes (both historical and forecasted, using data collected from various sources generally regarded as authoritative) in the context of expected long-term average asset allocations for its defined benefit pension plans. Certain asset mix benchmarks employed by institutional investors also serve as reference points. To develop assumed rates of return, for example, we applied a benchmark asset allocation of 65% stocks, 30% bonds and 5% cash equivalent securities, to the following long-term rates of return on each asset class.

Expected long-term rates of return	2003 and after	Prior to 2003
Stocks	10%	12%
Bonds	6%	7%
Cash equivalent securities	4%	4%

Composite rate	8.5%	10%

As the previous table indicates, Mellon reduced its expected returns for equities and fixed-income securities for 2003 and the future. We believe that these individual rates of return are reasonable estimates, based on long-term historical data, of the long-term returns that may be expected from each asset class, and that a 65/30/5 assumed asset mix is a reasonable long-term benchmark for Mellon’s pension plans. Asset classes actually employed in the retirement plans, as well as asset allocation, vary from time to time. This assumption is set with a long-term horizon and, therefore is not necessarily expected to change on an annual basis.

Mellon’s funded pension plans weighted-average asset allocations at Dec. 31, 2004 and 2003, by asset category are as follows:

Weighted-average asset allocations	Dec. 31,
	2004	2003
Asset category
Equity securities	69%	69%
Debt securities	29	29
Cash and other	2	2

Total	100%	100%

Each retirement plan is governed by fiduciaries who establish investment policy for that plan. Plan assets are invested with the primary objective of satisfying obligations for future benefit payments. The investment policies seek to preserve plan assets and to maximize long-term total return on them, subject to maintaining reasonable constraints on overall portfolio volatility. The investment policies are also designed to comply with applicable regulations (e.g., ERISA in the United States). In general, equity securities within any plan’s portfolio are maintained in the range of 45% to 75% of total plan assets, fixed-income securities range from 20% to 50% of plan assets and other assets (including cash equivalents) are held in amounts ranging from 0% to 10% of plan assets. Asset allocation within the approved ranges varies from time to time based on economic conditions (both current and forecast) and the advice of professional investment advisors retained by the fiduciaries.

Mellon expects to make cash contributions to its funded defined benefit pension plans, principally outside the U.S., in the range of $28 million to $35 million in 2005.

94	MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

The following benefit payments for Mellon’s funded and unfunded defined benefit pension plans, which reflect expected future service as appropriate, are expected to be paid:

Expected benefit payments (in millions)	Funded Plans	Unfunded Plans
2005	$41	$11
2006	44	11
2007	48	12
2008	51	13
2009	56	12
2010-2014	357	65

Defined Contribution Retirement Plans

Mellon 401(k) Retirement Savings Plan

The Mellon 401(k) Retirement Savings Plan covers most of our U.S. employees. Employees’ payroll deductions contributed into retirement savings accounts are matched by Mellon’s contribution of common stock, at the rate of $.65 on the dollar, up to 6% of the employee’s base salary. The contribution rate will remain at $.65 on the dollar in 2005. In 2004, 2003 and 2002, we recognized $30 million, $31 million and $31 million of expense related to this plan and contributed 1,001,069; 1,142,283; and 931,650 shares. All shares contributed in 2004, 2003 and 2002 were issued from treasury stock. The plan held 13,562,670; 13,369,211 and 12,824,293 shares of Mellon’s common stock at Dec. 31, 2004, 2003 and 2002.

Other Defined Contribution Plans

Mellon maintains a defined contribution retirement plan in the United Kingdom, which covers Newton Investment Management employees along with certain other non-U.S. employees. In 2004, 2003, and 2002, Mellon recognized $8 million, $7 million and $7 million of expense related to this plan.

Long-Term Profit Incentive Plan

Mellon’s Long-Term Profit Incentive Plan (2004) provides for the issuance of stock options, stock appreciation rights, performance units, deferred cash incentive awards, shares of restricted stock, deferred share awards and other stock-based awards to employees of Mellon and its subsidiaries, as approved by the Human Resources Committee of the Board of Directors. Stock options may be granted at prices not less than the fair market value of the common stock on the date of grant. Options may be exercised during fixed periods of time from one year to 10 years from the date of grant. In the event of a change in control of Mellon, as defined in the plan, these options will become immediately exercisable, unless otherwise provided in the option agreement. Total outstanding grants as of Dec. 31, 2004, 2003 and 2002 were 32,251,012; 29,832,514; and 25,271,345 shares. During 2004, 2003 and 2002, options for 6,385,015; 6,836,075; and 6,310,053 shares were granted and options for 1,857,950; 1,249,080; and 1,029,364 shares were exercised. The expense recorded in 2004 for these options was $18 million pre-tax. The expense recorded in 2003 was $2 million pre-tax and there was no expense recorded in 2002. At Dec. 31, 2004 and 2003, shares available for grant were 19,398,321 and 6,760,115.

Included in the Dec. 31, 2004, 2003 and 2002 outstanding grants were options for 123,026; 199,560; and 235,306 shares, that become exercisable in full near the end of their 10-year terms, but the exercise dates may be accelerated to an earlier date by the Human Resources Committee of the Board of Directors, based on the optionee’s and Mellon’s performance. There was no expense recorded for these options in 2004, 2003 and 2002.

Restricted stock and deferred share awards have also been issued and are outstanding under the Plan. These awards are discussed in the “Profit Bonus Plan, Mellon Incentive Compensation Plan and Restricted Stock Awards” section on page 98 of this report.

Stock Option Plans for Outside Directors

Mellon has two stock option plans that currently provide for the granting of options to non-employee members of its Boards of Directors. The Stock Option Plan for Outside Directors (2001) provides for grants of stock options to the non-employee directors of Mellon and members of our Advisory Board of Directors. The Stock Option Plan for Affiliate Boards of Directors (1999) provides for grants of stock options to the non-employee members of those boards who are not also members of Mellon’s Board of Directors. No grants can be

MELLON FINANCIAL CORPORATION	95

NOTES TO FINANCIAL STATEMENTS

made to employees of Mellon under these plans. The timing, amounts, recipients and other terms of the option grants are determined by the terms of the directors’ option plans and no person or committee has discretion over these grants. The exercise price of the options is equal to the fair market value of the common stock on the grant date. All options have a term of 10 years from the regular date of grant and become exercisable one year from the regular grant date. Directors elected during the service year are granted options on a pro rata basis to those granted to the directors at the start of the service year. In the event of a change in control of Mellon, as defined in the directors stock option plans, all outstanding options granted under the directors stock option plans will become immediately exercisable. Options are also currently outstanding under the Stock Option Plan for the Mellon Financial Group West Coast Board of Directors (1998). This plan was terminated in 2003. No grants were made under this plan in 2003 and no further grants will be made under it.

Total outstanding grants as of Dec. 31, 2004, 2003 and 2002, were 804,506; 916,757; and 971,235 shares. During 2004, 2003 and 2002, options for 53,649; 59,482; and 56,900 shares were granted and options for 163,900; 113,960; and 224,760 shares were exercised. The expense recorded in 2004 and 2003 for these options was less than $1 million pre-tax. There was no expense recorded in 2002. At Dec. 31, 2004 and 2003, shares available for grant were 431,320 and 486,739.

Dreyfus Stock Option Plan

Dreyfus had a stock option plan prior to the August 1994 merger with Mellon. Options granted under this plan were not exercisable within two years nor more than 10 years from the date of grant. Options for Dreyfus stock were automatically converted into options for Mellon’s common stock on the merger date. There were no outstanding grants as of Dec. 31, 2004 and Dec. 31, 2003 and outstanding grants as of Dec. 31, 2002 were 50,000 shares. No options were granted in 2004, 2003 and 2002 and no further options will be granted under this plan. Options for 29,000 shares were exercised in 2002.

Summary

The following tables summarize stock option activity for the last three years for the Long-Term Profit Incentive Plan, the Stock Option Plans for Outside Directors and the Dreyfus Plan and the characteristics of outstanding stock options at Dec. 31, 2004. Requirements for stock option shares can be met from either unissued or treasury shares. All shares issued in 2004, 2003 and 2002 were from treasury shares.

Stock option activity	Shares subject to option	Average exercise price
Balance at Dec. 31, 2001	22,567,189	$29.07
Granted	6,366,953 (a)	28.74
Exercised	(1,283,124)	13.53
Forfeited	(1,358,438)	35.43

Balance at Dec. 31, 2002	26,292,580	29.42
Granted	6,895,557 (a)	29.52
Exercised	(1,413,040)	12.86
Forfeited	(1,025,826)	33.73

Balance at Dec. 31, 2003	30,749,271	30.06
Granted	6,438,664 (a)	30.58
Exercised	(2,021,850)	14.19
Forfeited	(2,110,567)	33.69

Balance at Dec. 31, 2004	33,055,518	$30.90

(a)	Using the Black-Scholes option pricing model, the weighted-average fair value of options granted was estimated at $6.43 per share in 2004, $7.13 per share in 2003 and $8.82 per share in 2002. For a discussion of the pricing assumptions, see Note 1 of Notes to Financial Statements.

96	MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

Stock options outstanding at Dec. 31, 2004
	Outstanding			Exercisable (b)
Exercise price range	Shares	Average remaining life (a)	Average exercise price	Shares	Average exercise price
$9.69 - $23.88	3,944,716	2.4	$16.70	3,638,130	$16.16
$24.46 - $24.65	3,514,942	7.6	24.46	2,342,601	24.46
$24.83 - $30.50	2,126,399	7.2	27.53	955,738	28.12
$30.57 - $30.59	5,250,407	9.0	30.57	1,748,664	30.57
$30.61 - $30.65	5,167,126	10.0	30.65	—	—
$30.72 - $35.25	4,706,414	5.0	34.43	4,131,249	34.60
$35.38 - $38.63	4,125,654	6.4	38.23	3,825,644	38.25
$38.70 - $50.88	4,219,860	6.1	40.84	3,898,182	41.01

	33,055,518	6.8	$30.90	20,540,208	$31.43

(a)	Average contractual life remaining in years.

(b)	At Dec. 31, 2003 and 2002, 17,987,709 and 15,705,711 options were exercisable at an average price of $29.48 and $26.92.

Broad-Based Employee Stock Options

In June 1999, Mellon adopted its ShareSuccess Plan, a broad-based employee stock option plan covering full- and part-time benefited employees who are not participants in the Long-Term Profit Incentive Plan discussed previously. Effective June 15, 1999, each full-time employee was granted an option to purchase 150 shares and each benefited part-time employee was granted an option to purchase 75 shares of Mellon’s common stock. Additional grants, of the same number of shares, were made June 15, 2000, June 15, 2001 and June 14, 2002. (In addition, effective June 15, 2001, each non-benefited part-time employee was granted 75 options.) The exercise price was equal to the stock price on the grant date. The options become exercisable after seven years, or at any time after one year from the grant date if Mellon’s common stock closing market price equals or exceeds a predetermined price for 10 consecutive trading days. In the event of a change in control of Mellon, as defined in the plan, these options become immediately exercisable, subject to certain conditions. All outstanding options expire 10 years after the grant date. On Nov. 10, 2000, the options granted on June 15, 1999, vested when our common stock closing market price met or exceeded $45 per share for 10 consecutive trading days. The options granted in 2000, 2001 and 2002 have not yet vested and will vest when Mellon’s common stock closing market price meets or exceeds $50, $60 and $45 per share for 10 consecutive trading days. No expense was recorded in 2004, 2003 or 2002 for these options. The following table presents the activity in the ShareSuccess Plan during 2004, 2003 and 2002. All shares issued were from treasury shares. At Dec. 31, 2004 and 2003, shares available for grant were 3,010,680 and 2,282,745. The ShareSuccess Plan does not anticipate additional annual broad-based grants.

Broad-based options	Shares subject to option	Average exercise price
Balance at Dec. 31, 2001	5,722,265	$39.48
Granted	2,849,505	33.68
Exercised	(33,025)	33.71
Forfeited	(883,762)	39.77

Balance at Dec. 31, 2002	7,654,983	37.31
Granted	—	—
Exercised	—	—
Forfeited	(938,258)	37.24

Balance at Dec. 31, 2003	6,716,725	37.32
Granted	—	—
Exercised	—	—
Forfeited	(727,935)	37.07

Balance at Dec. 31, 2004 (a)	5,988,790	$37.35

(a)	The exercise price for all options outstanding ranged from $33.63 to $44.00. The average remaining contractual life was 6.3 years for all options outstanding at Dec. 31, 2004. At Dec. 31, 2004, 879,670 shares were exercisable at an average share price of $33.68. At Dec. 31, 2003, 955,495 shares were exercisable at an average share price of $33.67. At Dec. 31, 2002, 1,067,613 shares were exercisable at an average share price of $33.67. There were no options granted in 2004 or 2003. Using the Black-Scholes option pricing model, the average fair value of options granted in 2002 was estimated at $11.11 per share.

MELLON FINANCIAL CORPORATION	97

NOTES TO FINANCIAL STATEMENTS

Employee Stock Purchase Plan

In early 2001, we introduced an employee stock purchase plan (ESPP). All active employees of Mellon and designated subsidiaries are eligible to participate. Participants purchase common stock at 95% of its fair market value on the last trading day of each three month purchase period. No charge to earnings is required with respect to this plan. In 2004, 225,924 shares were issued at prices ranging from $27.42 to $30.76. In 2003, 497,599 shares were issued at prices ranging from $19.13 to $29.78. At Dec. 31, 2004, 7,907,411 shares were available for purchase.

Pro forma cost of stock options

For a discussion of the pro forma costs of stock options, see “Pro forma cost of stock options” in Note 1 of Notes to Financial Statements.

Profit Bonus Plan, Mellon Incentive Compensation Plan and Restricted Stock Awards

Performance-based awards are made to key employees at the discretion of the Human Resources Committee of the Board of Directors. The granting of these awards is based upon the performance of the key employees and on Mellon’s overall performance (or particular business line performance) in achieving its objectives. At the Committee’s election, awards may be paid in a lump sum or may be deferred and paid over a period of up to 15 years. The value of awards granted was $46 million, $46 million and $48 million for 2004, 2003 and 2002, and can be in the form of cash, common stock, restricted stock or deferred share awards equivalent to restricted stock. Employees are generally prevented from selling or transferring restricted stock or deferred share awards for a three-year period, and generally the shares or units are forfeited if employment is terminated during that period. Restricted stock, awarded in connection with the Profit Bonus Plan, totaling 118,950; and 193,457 shares, with a weighted-average market value on the date of grant of $33.47 and $23.19 per share, was awarded for 2003 and 2002. No restricted stock was awarded in connection with the Profit Bonus Plan for 2004.

In addition to the restricted stock and deferred share awards granted, there were 1,326,774; and 1,542,043; and 1,288,579 restricted shares and deferred share awards granted to senior officers and various key employees with a weighted-average grant-date per share market value of $31.60, $23.86, and $37.40, in 2004, 2003 and 2002. Vesting of these shares is primarily related to performance and is expected to occur over a three-to-seven-year period, but will vest in full after seven years. In the event of a change in control of Mellon, as defined in the plan, the restrictions on sale or transfer will immediately terminate. The total compensation expense recognized for these restricted shares and deferred share awards was $28 million, $24 million and $24 million in 2004, 2003 and 2002. Total outstanding shares of restricted stock and deferred share awards as of Dec. 31, 2004, 2003 and 2002 were 4,714,899; 4,625,374 and 3,534,266. All grants of restricted stock are made under Mellon’s Long-Term Profit Incentive Plan (2004) discussed on page 95 under “Long-Term Profit Incentive Plan.”

Postretirement benefits other than pensions

Mellon shares in the cost of providing managed care, Medicare supplement and/or major medical programs for former employees who retired prior to Jan. 1, 1991 and grandfathered employees who met certain age and service requirements as of Jan. 1, 1991. Former employees of Buck Consultants who retired prior to Jan. 1, 2001 and grandfathered employees who met certain age and service requirements as of Dec. 31, 2000 are eligible for both pre-65 and post-65 medical coverage based on the cost sharing arrangements under the Buck plan as of Dec. 31, 2000. Employees who retire prior to age 65 with 15 years of service who are not a part of either grandfathered group are eligible for a defined dollar supplement to assist them in purchasing health insurance coverage under the same plans offered to active employees. When these non-grandfathered retirees reach age 65, they become responsible for their own Medicare supplemental coverage. The net periodic benefit cost of providing these benefits, determined in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” amounted to $7 million in 2004, $7 million in 2003 and $6 million in 2002. Early retirees who do not

98	MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

meet the service requirement are eligible to purchase health coverage at their own expense under the standard plans that are offered to active employees through Consolidated Omnibus Budget Reconciliation Act (COBRA).

The following table sets forth the components of the costs and liability of Mellon’s postretirement health care and life insurance benefits programs for current and future retirees.

Postretirement benefits other than pensions
	Accrued postretirement benefit cost			Accumulated postretirement benefit obligation			Unrecognized transition obligation
(in millions)	2004	2003	2002	2004	2003	2002	2004	2003	2002
Balance at Jan. 1	$61	$59	$57	$77	$62	$58	$(14)	$(15)	$(17)
Recognition of components of net periodic postretirement benefit costs:
Service cost	1	1	2	1	1	2	—	—	—
Interest cost	4	5	4	4	5	4	—	—	—
Amortization of:
Transition obligation	2	1	2	—	—	—	2	1	2
(Gains) losses	—	—	(2)	—	—	—	—	—	—

	7	7	6	5	6	6	2	1	2
Actuarial (gains) losses including a change in the discount rate	—	—	—	(3)	14	2	—	—	—
Benefit payments	(5)	(5)	(4)	(5)	(5)	(4)	—	—	—

Balance at Dec. 31	$63	$61	$59	$74	$77	$62	$(12)	$(14)	$(15)

Discount rates of 6.25% and 6.75%, were used to calculate the 2004 and 2003 net periodic post retirement benefit costs, and rates of 6.0% and 6.25% were used to value the accumulated postretirement benefit obligations (APBO) at year-end 2004 and 2003. A health care cost trend rate was used to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, technological changes, regulatory requirements and Medicare cost shifting. The future annual increase assumed in the cost of health care benefits was 9.25% for 2004 and was decreased gradually to 4.75% for 2011 and thereafter. The health care cost trend rate assumption may have a significant impact on the amounts reported. Increasing the assumed health care cost trend by one percentage point in each year would increase the APBO by approximately $6 million and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by less than $1 million. Decreasing the assumed health care cost trend by one percentage point each year would decrease the APBO by approximately $5 million and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by less than $1 million. The $3 million decrease to the APBO in 2004 for the “Actuarial (gains) losses including a change in the discount rate” primarily resulted from recognizing the expected subsidy as a reduction in plan costs under the Medicare Prescription Drug, Improvements and Modernization Act (the Act) of 2003, offset by a reduction in the discount rate and other changes in actuarial assumptions.

In December 2003, the Act was signed into law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The impact of the Act on Mellon’s APBO and net periodic retirement benefit cost was a decrease of $5 million and less than $1 million, respectively.

The following benefit payments for Mellon’s postretirement benefits other than pension plans, which reflect expected future service as appropriate, are expected to be paid:

MELLON FINANCIAL CORPORATION	99

NOTES TO FINANCIAL STATEMENTS

Expected benefit payments - postretirement benefits other than pensions
(in millions)	With subsidy	Without subsidy
2005	$5	$5
2006	5	5
2007	5	5
2008	5	6
2009	6	6
2010-2014	31	33

24.	Restrictions on dividends and regulatory limitations

The prior approval of the Office of the Comptroller of the Currency (OCC) is required if the total of all dividends declared by a national bank subsidiary in any calendar year exceeds the bank subsidiary’s net profits, as defined, for that year, combined with its retained net profits for the preceding two calendar years. Additionally, such bank subsidiaries may not declare dividends in excess of net profits on hand, as defined, after deducting the amount by which the principal amount of all loans on which interest is past due for a period of six months or more exceeds the reserve for credit losses.

Under the first and currently more restrictive of the foregoing federal dividend limitations, Mellon’s bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to Dec. 31, 2004, of up to approximately $196 million of their retained earnings of $1.608 billion at Dec. 31, 2004, less any dividends declared and plus or minus net profits or losses, as defined, earned between Jan. 1, 2005, and the date of any such dividend declaration.

The payment of dividends also is limited by minimum capital requirements imposed on banks. Mellon’s bank subsidiaries exceed these minimum requirements. The bank subsidiaries declared dividends of $466 million in 2004, $647 million in 2003 and $908 million in 2002. The Federal Reserve Board and the OCC have issued additional guidelines that require bank holding companies and national banks to continually evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition.

The Federal Reserve Act limits extensions of credit by Mellon’s bank subsidiaries to our Parent Corporation and all other subsidiaries of our Parent Corporation, and requires such extensions to be collateralized and limits the amount of investments by our bank subsidiaries in these entities. At Dec. 31, 2004, such extensions of credit and investments were limited to $324 million to the Parent Corporation or any other subsidiaries and to $648 million in total to the Parent Corporation and all of its other subsidiaries. Outstanding extensions of credit net of collateral subject to these limits were $223 million at Dec. 31, 2004.

25.	Legal proceedings

Various legal actions and proceedings are pending or are threatened against Mellon and our subsidiaries, some of which seek relief or damages in amounts that are substantial. These actions and proceedings arise in the ordinary course of our businesses and operations and include suits relating to our lending, collections, servicing, investment, mutual fund, advisory, trust, custody, benefits consulting, shareholder services, cash management and other activities and operations.

Because of the complex nature of some of these actions and proceedings, it may be a number of years before such matters ultimately are resolved. After consultation with legal counsel, Mellon’s management believes that the aggregate liability, if any, resulting from such pending and threatened actions and proceedings will not have a material adverse effect on our financial condition, results of operations and cash flows, although there could be a material effect on results of operations for a particular period.

100	MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

26.	Off-balance-sheet financial instruments with contract amounts that represent credit risk

Off-balance-sheet risk

In the normal course of business, Mellon becomes a party to various financial transactions that are not fully recorded on its balance sheet under GAAP. Because these transactions are not funded, they are not reflected on the balance sheet and are referred to as financial instruments with off-balance-sheet risk. We offer off-balance-sheet financial instruments to enable our customers to meet their financing objectives. Providing these instruments generates fee revenue for Mellon. These off-balance-sheet instruments are subject to credit and market risk. We manage credit risk by:

•	dealing only with approved counterparties under specific credit limits; and by

•	monitoring the amount of outstanding contracts by customer and in the aggregate against such limits.

Counterparty limits are monitored on an ongoing basis. Market risk arises from changes in the market value of contracts as a result of the fluctuations in interest and currency rates.

Off-balance-sheet financial instruments with contract amounts that represent credit risk (a)(b)

	Dec. 31,
(in millions)	2004	2003
Unfunded commitments to extend credit (c):
Expire within one year	$5,507	$8,305
Expire within one to five years	7,339	7,211
Expire over five years	125	164

Total unfunded commitments to extend credit	12,971	15,680

Commercial letters of credit (d)	5	8
Other guarantees and indemnities:
Standby letters of credit and foreign and other guarantees (e)	1,327	1,351
Custodian securities lent with indemnification against broker default of return of securities	83,934	67,299
Liquidity support provided to TRFC	623	822

(a)	In addition, we extended commitments to fund venture capital investments of $122 million at Dec. 31, 2004 and $175 million at Dec. 31, 2003.

(b)	Total contractual amounts do not necessarily represent future cash requirements.

(c)	Net of participations totaling $412 million Dec. 31, 2004 and $439 million at Dec. 31, 2003.

(d)	Net of participations and collateral totaling $45 million at Dec. 31, 2004 and $31 million at Dec. 31, 2003.

(e)	Net of participations and cash collateral totaling $199 million at Dec. 31, 2004 and $208 million at Dec. 31, 2003.

Unfunded commitments to extend credit

Mellon enters into contractual commitments to extend credit, normally with fixed expiration dates or termination provisions, at specific rates and for specific purposes. The majority of our unfunded commitments to extend credit are contingent upon customers meeting certain pre-established conditions of lending at the time of loan funding and include material adverse change clauses within the commitment contracts. These clauses allow us to deny funding a loan commitment if the borrower’s financial condition deteriorates during the commitment period, such that the customer no longer meets the pre-established conditions of lending.

MELLON FINANCIAL CORPORATION	101

NOTES TO FINANCIAL STATEMENTS

Mellon’s maximum exposure to credit loss upon the occurrence of any event of default by the customer is represented by the contractual amount of the commitment to extend credit. Accordingly, the credit policies utilized in committing to extend credit and in the extension of loans are the same. Market risk arises on commitments to extend fixed rate loans if interest rates have moved adversely subsequent to the extension of the commitment or if required market spreads widen. We believe the market risk associated with commitments is minimal. The amount and type of collateral obtained by Mellon is based upon industry practice, as well as our credit assessment of the customer.

Of the $13 billion of contractual commitments for which we received a commitment fee or which were otherwise legally binding, approximately 42% of the commitments are scheduled to expire within one year, and approximately 99% are scheduled to expire within five years. Total unfunded commitments to extend credit decreased $2.7 billion, or 17%, at Dec. 31, 2004 compared to Dec. 31, 2003, primarily resulting from our strategy to reduce credit risk. Unfunded commitments to extend credit expiring over one year increased $89 million, or 1%, at Dec. 31, 2004, compared to Dec. 31, 2003.

Letters of credit and foreign and other guarantees

There are two principal types of letters of credit—standby and commercial. The off-balance-sheet credit risk involved in issuing standby and commercial letters of credit is represented by their contractual amounts and is essentially the same as the credit risk involved in unfunded commitments to extend credit. Mellon minimizes this risk by adhering to its written credit policies and by requiring security and debt covenants similar to those contained in loan agreements. We believe the market risk associated with letters of credit and foreign guarantees is minimal.

Standby letters of credit and foreign and other guarantees

	Dec. 31,		Weighted-average years to maturity at Dec. 31,
(dollar amounts in millions)	2004	2003	2004	2003
Commercial paper and other debt	$76	$93	1.4	1.1
Tax-exempt securities	37	92	1.3	1.4
Bid- or performance- related	286	315.9		.7
Other commercial	928	851	1.2	1.0

Total standby letters of credit and foreign and other guarantees	$1,327	$1,351	1.2	.9

Standby letters of credit and foreign and other guarantees irrevocably obligate Mellon for a stated period to disburse funds to a third-party beneficiary if our customer fails to perform under the terms of an agreement with the beneficiary. Standby letters of credit and foreign and other guarantees are used by the customer as a credit enhancement and typically expire without being drawn upon. The amount and type of any collateral are based on industry practices, as well as a credit assessment of the customer.

Our outstanding exposure to standby letters of credit at Dec. 31, 2004 was $1.3 billion, with approximately 90% maturing within three years. At Dec. 31, 2004, we had a $10 million reserve for credit exposure to outstanding letters of credit.

We must recognize, at the inception of standby letters of credit and foreign and other guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. At Dec. 31, 2004, Mellon had a liability of $7 million related to letters of credit issued or modified since Dec. 31, 2002. As required by FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” the fair value of the liability, which was recorded with a corresponding asset in Other assets, was estimated as the present value of contractual customer fees.

A commercial letter of credit is normally a short-term instrument used to finance a commercial contract for the shipment of goods from a seller to a buyer. This type of letter of credit ensures prompt payment to the seller in accordance with the terms of the contract. Although the commercial letter of

102	MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

credit is contingent upon the satisfaction of specified conditions, it represents a credit exposure if the buyer defaults on the underlying transaction. Normally, reimbursement from the buyer is coincidental with payment to the seller under commercial letter of credit drawings. As a result, the total contractual amounts do not necessarily represent future cash requirements.

Securities lending

A securities lending transaction is a fully collateralized transaction in which the owner of a security agrees to lend the security through an agent (Mellon) to a borrower, usually a broker/dealer or bank, on an open, overnight or term basis, under the terms of a prearranged contract, which generally matures in less than 90 days. The borrower will collateralize the loan at all times, generally with cash, or to a lesser degree securities, exceeding 100% of the market value of the loan, plus any accrued interest on debt obligations. Cash collateral is generally reinvested in commercial paper, repurchase agreements, money market funds and floating rate instruments.

Mellon currently enters into two types of agency securities lending arrangements—lending with and without indemnification. In securities lending transactions without indemnification, we bear no contractual risk of loss other than due to negligence. For transactions in which we provide an indemnification, Mellon generally only indemnifies the owner of the securities against borrower default. If the borrower defaults on returning the securities, our risk of loss occurs if the collateral, when received, is insufficient to purchase and replace securities from these defaulted loans. Additional market risk associated with securities lending transactions arises from interest rate movements that affect the spread between the rate paid to the securities borrower on the borrower’s collateral and the rate we earn on that collateral. This risk is controlled through policies that limit the level of such risk that can be undertaken.

Commitments to fund venture capital investments

Mellon extended commitments to provide capital financing to third party investment funds and partnerships. The timing of future cash requirements is generally dependent on the investment cycle. This is the period over which companies are funded and ultimately sold, merged, or taken public. The timing of these factors can vary based on market conditions and on the nature and type of industry in which the companies operate. In 2004, we confirmed that Mellon Ventures will not make new direct investments except in support of the existing portfolio. Mellon Ventures will continue to provide follow-on investments with the objective of maximizing the return on the existing portfolio.

Other guarantees and indemnities

In the normal course of business, Mellon offers guarantees in support of certain joint ventures and subsidiaries, and certain other guarantees and indemnities.

Mellon Bank, N.A., and ABN AMRO Bank N.V. entered into a joint venture to provide global securities services, with operations commencing in January 2003. Each of the two partners signed a statutory declaration under Dutch law as of Dec. 31, 2002 to be jointly and severally liable with the joint venture to parties that have a provable contractual debt or damage claim. The benefit of this declaration is potentially available to all creditors and customers of the joint venture with valid legal claims if the joint venture defaults. The guarantee totaled approximately $19 billion at both Dec. 31, 2004 and 2003, primarily relating to securities lending activity. This potential exposure assumes that there are no capital or assets of the joint venture to satisfy such claims and that there is no level of contribution by ABN AMRO Bank N.V.

Mellon provides TRFC liquidity support and a letter of credit in support of TRFC’s commercial paper. For a detailed discussion of these arrangements, see Note 7 of Notes to Financial Statements.

Mellon has also provided standard representations for underwriting agreements, acquisition and divestiture agreements, sales of loans and commitments, and other similar types of arrangements and customary indemnification for claims and legal proceedings related to its provision of financial services. We have purchased insurance to mitigate certain of these risks. Mellon is a

MELLON FINANCIAL CORPORATION	103

NOTES TO FINANCIAL STATEMENTS

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

27.	Derivative instruments used for trading and risk management purposes

Derivative instruments used for trading and risk management purposes (a)
		Dec. 31,
	Notional amount		Credit risk
(in millions)	2004	2003	2004	2003
Trading:
Commitments to purchase and sell foreign currency contracts	$64,170	$54,319	$1,609	$1,698
Foreign currency option contracts purchased	6,710	5,602	170	159
Foreign currency option contracts written	9,020	4,928	—	—
Interest rate agreements:
Interest rate swaps	10,916	9,886	161	255
Options, caps and floors purchased	799	542	1	2
Options, caps and floors written	741	513	—	—
Futures and forward contracts	8,880	13,220	—	—
Equity options	3,845	508	200	108
Credit default swaps	694	612	—	1
Total return swaps	33	48	—	—

Risk management:
Interest rate swaps	3,084	2,720	132	195

			$2,273	$2,418

Effect of master netting agreements			(1,267)	(1,301)

Total net credit risk			$1,006	$1,117

(a)	The amount of credit risk associated with these instruments results from mark-to-market gains and interest receivables and is calculated after considering master netting agreements, which are generally applicable to derivative instruments used for both trading activities and risk management purposes.

Commitments to purchase and sell foreign currency contracts

Commitments to purchase and sell foreign currency facilitate the management of market risk by ensuring that, at some future date, Mellon or a customer will have a specified currency at a specified rate. We enter into foreign currency contracts to assist customers in managing their currency risk and as part of our trading activities. The notional amount does not represent the actual market or credit risk associated with this product. Market risk arises from changes in the market value of contractual positions caused by movements in currency rates. We limit our exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk relates to the ability of our counterparties to meet their obligations under the contract and includes the estimated aggregate replacement cost of those foreign currency contracts in a gain position. We manage credit risk by dealing only with approved counterparties under specific credit limits and by monitoring outstanding contracts by customer and in the aggregate against such limits. The future cash requirements, if any, related to foreign currency contracts are represented by the net contractual settlement between Mellon and its counterparties. There were no settlement or counterparty default losses on foreign currency contracts in 2004, 2003 or 2002.

Foreign currency option contracts

Foreign currency option contracts grant the contract purchaser the right, but not the obligation, to purchase or sell a specified amount of a foreign currency during a specified period at a predetermined exchange rate to a second currency. Mellon acts as both a purchaser and seller of foreign currency option contracts. Market risk arises from changes in the value of contractual positions caused by actual and anticipated fluctuations in currency rates and interest rates. Market risk is managed by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk and future cash requirements are similar to those of foreign currency contracts. There were no settlement or counterparty default losses on foreign currency option contracts in 2004, 2003 or 2002.

104	MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

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

Mellon uses interest rate swaps as part of its interest rate risk management strategy primarily to alter the interest rate sensitivity of its long-term debt and junior subordinated debentures, deposit liabilities and loans. We also enter into interest rate swaps to assist customers in managing their interest rate risk.

Market risk arises from changes in the market value of contractual positions caused by movements in interest rates. Mellon limits its exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. The credit risk associated with interest rate swaps is limited to the estimated aggregate replacement cost of those agreements in a gain position. Credit risk is managed through credit approval procedures that establish specific lines for individual counterparties and limit credit exposure to various portfolio segments. Counterparty and portfolio outstandings are monitored against such limits on an ongoing basis. Mellon has entered into collateral agreements with certain counterparties to interest rate swaps to further secure amounts due. The collateral is generally cash, U.S. government securities or mortgage pass-through securities guaranteed by the Government National Mortgage Association (GNMA). There were no counterparty default losses on interest rate swaps in 2004, 2003 and 2002. The future cash requirements of interest rate swaps are limited to the net amounts payable under these swaps. At Dec. 31, 2004, 80% of the notional principal amount of interest rate swaps used for trading purposes were scheduled to mature in less than five years.

Options, caps and floors

An interest rate option is a contract that grants the purchaser the right, but not the obligation, to either purchase or sell a financial instrument at a specified price within a specified period of time. An interest rate cap is a contract that protects the holder from a rise in interest rates beyond a certain point. An interest rate floor is a contract that protects the holder against a decline in interest rates below a certain point. Market risk arises from changes in the market value of contractual positions caused by movements in interest rates. We limit our exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. There were no counterparty default losses on options, caps and floors in 2004, 2003 and 2002.

Futures and forward contracts

Futures and forward contracts on loans, securities or money market instruments represent future commitments to purchase or sell a specified instrument at a specified price and date. Futures contracts are standardized and are traded on organized exchanges, while forward contracts are traded in over-the-counter markets and generally do not have standardized terms.

For instruments that are traded on an organized exchange, the exchange assumes the credit risk that a counterparty will not settle and generally requires a margin deposit of cash or securities as collateral to minimize potential credit risk. Mellon has established policies governing which exchanges and exchange members can be used to conduct these activities, as well as the number of contracts permitted with each member and the total dollar amount of outstanding contracts. Credit risk associated with futures and forward contracts is limited to the estimated aggregate replacement cost of those futures and forward contracts in a gain position. Credit risk related to futures contracts is substantially mitigated by daily cash settlements with the exchanges for the net change in the value of the futures contract. Market risk is similar to the market risk associated with interest rate swap contracts. The future cash requirements, if any, related to futures and forward contracts are represented by the net contractual settlement

MELLON FINANCIAL CORPORATION	105

NOTES TO FINANCIAL STATEMENTS

between Mellon and its counterparties. There were no settlement or counterparty default losses on futures and forward contracts in 2004, 2003 or 2002.

Equity options

Equity option contracts grant the contract purchaser the right, but not the obligation, to purchase or sell a specified amount of equities during a specified period at a predetermined price. We enter into equity options to assist customers in managing market risk associated with equity positions that they hold. Market risk arises from changes in the market value of contractual positions caused by movements in the equity and bond markets. We limit our exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. Credit risk is limited to the estimated aggregate replacement cost of options in a gain position. There were no settlement or counterparty default losses on equity options in 2004, 2003 and 2002.

Credit default swaps

Credit default swaps allow the transfer of credit risk from one party to another for a fee. These swaps are used to hedge credit risk associated with commercial lending activities. Credit risk is managed by setting specific credit limits and by monitoring outstandings by counterparty and in the aggregate against such limits. There were no settlement or counterparty default losses on credit default swaps in 2004, 2003 and 2002.

Total return swaps

We enter into total return swaps to minimize the risk related to investments in start-up mutual funds that are based on specific market indices. There were no counterparty default losses on total return swaps in 2004, 2003 and 2002.

28.	Concentrations of credit risk

For a discussion of credit risk and the credit risk management process employed by Mellon, see the first five paragraphs of “Credit risk” on pages 36 and 37. These paragraphs are incorporated by reference into these Notes to Financial Statements.

The maximum risk of accounting loss from on- and off-balance-sheet financial instruments with counterparties is represented by their respective balance sheet amounts and the contractual or replacement cost of the off-balance-sheet financial instruments. Significant credit concentrations for Mellon at Dec. 31, 2004 and 2003 were:

•	U.S. government and its agencies and U.S. government sponsored agencies. Substantially all of this exposure consists of investment securities, securities available for sale and the related interest receivable and balances due from the Federal Reserve (see Note 6 of Notes to Financial Statements).

•	Financial institutions, which include finance-related companies; domestic and international banks and depository institutions; and securities and commodities brokers. Our credit exposure to financial institutions includes interest-bearing deposits with banks and certain loans included on the balance sheet and certain off-balance-sheet unfunded loan commitments. This exposure totaled approximately $7 billion at Dec. 31, 2004.

29.	Fair value of financial instruments

A financial instrument is defined by SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” as cash, evidence of an ownership interest in an entity or a contract that creates a contractual obligation or right to deliver to or receive cash or another financial instrument from a second entity on potentially favorable terms.

Fair value estimates are made at a point in time, based on relevant market data and information about the financial instrument. SFAS No. 107 specifies that fair values should be calculated based on the value of one trading unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, estimated transaction costs that may result from bulk sales or the relationship between various financial instruments. Because no readily available market exists for a significant portion of our financial instruments, fair value estimates for these instruments are based on judgments regarding current economic conditions, currency and interest

106	MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

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

Fair value estimates do not include anticipated future business or the value of assets, liabilities and customer relationships that are not considered financial instruments. For example, our fee-generating businesses are not incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial instruments include lease finance assets, deferred tax assets, lease contracts, premises and equipment, and intangible assets.

We used the following methods and assumptions in estimating the fair value of our financial instruments at Dec. 31, 2004 and 2003.

Short-term financial instruments

The carrying amounts reported on our balance sheet generally approximate fair value for financial instruments that reprice or mature in 90 days or less, with no significant change in credit risk. The carrying amounts approximate fair value for:

•	cash and due from banks;

•	money market investments;

•	acceptances;

•	demand deposits;

•	money market and other savings accounts;

•	federal funds purchased and securities under repurchase agreements;

•	U.S. Treasury tax and loan demand notes;

•	commercial paper;

•	other funds borrowed; and

•	certain other assets and liabilities.

Trading account securities, securities available for sale and investment securities

Trading account securities and securities available for sale are recorded at market value on our balance sheet. Market values of trading account securities, securities available for sale and investment securities in many instances are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, market value is estimated using quoted market prices for securities with similar credit, maturity and interest rate characteristics. The tables in Note 6 of Notes to Financial Statements present in greater detail the carrying value and market value of securities available for sale and investment securities at Dec. 31, 2004 and 2003.

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

MELLON FINANCIAL CORPORATION	107

NOTES TO FINANCIAL STATEMENTS

Notes and debentures, and junior subordinated debentures

The fair value of our notes and debentures, and junior subordinated debentures is estimated using quoted market yields for the same or similar issues or the current yields offered by Mellon for debt with the same remaining maturities.

Unfunded commitments to extend credit and standby letters of credit and foreign and other guarantees

These financial instruments generally are not sold or traded, and estimated fair values are not readily available. However, the fair value of commitments to extend credit is represented by the remaining contractual fees receivable over the term of the commitments. The fair values of standby letters of credit and foreign and other guarantees is represented by the amount of the receivable on the balance sheet. Unfunded commitments to extend credit, and standby letters of credit and foreign and other guarantees are discussed further in Note 26 of Notes to Financial Statements.

Derivative instruments used for trading and risk management purposes

Receivables and payables related to derivative instruments are determined by using quoted market prices or valuation models that incorporate current market data.

Summary

The following table includes financial instruments, as defined by SFAS No. 107, whose estimated fair value is not represented by the carrying value as reported on our balance sheet except for receivables and payables related to derivative instruments, which are presented in the table for supplementary information. The carrying amount and estimated fair values of unfunded commitments to extend credit and standby letters of credit and foreign and other guarantees are not significant. We have made estimates of fair value discount rates that we believe to be reasonable considering expected prepayment rates, credit risk and liquidity risk. However, because there is no active market for many of these financial instruments, we have no basis to verify whether the resulting fair value estimates would be indicative of the value negotiated in an actual sale.

Financial instruments - summary
	Dec. 31, 2004		Dec. 31, 2003
(in millions)	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Assets:
Investment securities (a)	$211	$217	$297	$308
Loans (b)	6,189	6,192	6,838	6,842
Reserve for credit losses (b)	(78)	—	(91)	—

Net loans	6,111	6,192	6,747	6,842
Other assets (c)	3,414	3,414	3,260	3,260
Receivables related to derivative instruments	1,006	1,006	1,117	1,117

Liabilities:
Fixed-maturity deposits (d)	$7,146	$7,143	$6,142	$6,143
Notes and debentures, and junior subordinated debentures (a)	5,624	5,824	5,266	5,412
Payables related to derivative instruments	577	577	765	765

(a)	Market or dealer quotes were used to estimate the fair value of these financial instruments, if available.

(b)	Excludes lease finance assets of $565 million and $629 million, as well as the related reserve for credit losses of $20 million at Dec. 31, 2004 and $12 million at Dec. 31, 2003. Lease finance assets are not considered financial instruments as defined by SFAS No. 107.

(c)	Excludes non-financial instruments.

(d)	Includes negotiable certificates of deposit, other time deposits and savings certificates. SFAS No. 107 defines the estimated fair value of deposits with no stated maturity, which includes demand deposits and money market and other savings accounts, to be equal to the amount payable on demand. Therefore, the positive effect of Mellon’s $16.445 billion of such deposits at Dec. 31, 2004 and $14.701 billion of such deposits at Dec. 31, 2003 is not included in this table.

108	MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

30.	Mellon Financial Corporation (Parent Corporation)

Condensed Income Statement

	Year ended Dec. 31,
(in millions)	2004	2003	2002
Dividends from bank subsidiaries	$435	$616	$876
Dividends from nonbank subsidiaries	99	24	49
Interest revenue from bank subsidiaries	6	5	6
Interest revenue from nonbank subsidiaries	103	104	137
Other revenue	35	29	23

Total revenue	678	778	1,091

Interest expense on commercial paper	—	—	1
Interest expense on notes and debentures	103	91	112
Interest expense on junior subordinated debentures (2004) and trust-preferred securities (2003 and 2002) (a)	55	58	79
Other expense	68	52	68

Total expense	226	201	260

Income before income taxes and equity in undistributed net income of subsidiaries	452	577	831
Provision (benefit) for income taxes	(85)	(48)	18
Equity in undistributed net income:
Bank subsidiaries	131	124	(98)
Nonbank subsidiaries	128	(48)	(33)

Net income	$796	$701	$682

(a)	Trust-preferred securities were deconsolidated at Dec. 31, 2003.

Condensed Balance Sheet

	Dec. 31,
(in millions)	2004	2003
Assets:
Cash and money market investments with bank subsidiary	$555	$311
Securities available for sale	270	370
Loans and other receivables due from nonbank subsidiaries	2,596	2,707
Other receivables due from bank subsidiaries	91	97
Investment in bank subsidiaries	3,131	3,396
Investment in nonbank subsidiaries	1,212	554
Corporate-owned life insurance	709	629
Other assets	109	87

Total assets	$8,673	$8,151

Liabilities:
Commercial paper	$6	$10
Deferred compensation	335	268
Other liabilities	154	198
Notes and debentures (with original maturities over one year)	3,019	2,916
Junior subordinated debentures	1,057	1,057

Total liabilities	4,571	4,449

Shareholders’ equity	4,102	3,702

Total liabilities and shareholders’ equity	$8,673	$8,151

MELLON FINANCIAL CORPORATION	109

NOTES TO FINANCIAL STATEMENTS

Condensed Statement of Cash Flows

	Year ended Dec. 31,
(in millions)	2004	2003	2002
Cash flows from operating activities:
Net income	$796	$701	$682
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiaries	(259)	(94)	107
Net (increase) decrease in accrued interest receivable	20	(14)	17
Deferred income tax expense (benefit)	(29)	12	(1)
Net increase from other operating activities	29	26	134

Net cash provided by operating activities	557	631	939

Cash flows from investing activities:
Net (increase) decrease in short-term deposits with affiliated banks	(245)	239	9
Purchases of securities available for sale	(1,129)	(1,544)	(1,738)
Proceeds from maturities of securities available for sale	1,233	1,377	1,729
Loans made to subsidiaries	(422)	(267)	(635)
Principal collected on loans to subsidiaries	554	289	301
Net capital contributed to subsidiaries	(86)	(64)	(16)
Net decrease from other investing activities	(52)	(78)	(94)

Net cash used in investing activities	(147)	(48)	(444)

Cash flows from financing activities:
Net increase (decrease) in commercial paper	(4)	1	1
Repayments of long-term debt	(200)	(450)	(400)
Net proceeds from issuance of long-term debt	298	381	693
Proceeds from issuance of common stock	36	29	28
Proceeds from the issuance of
ESPP shares	6	11	23
Repurchase of common stock	(266)	(257)	(698)
Dividends paid on common stock	(297)	(243)	(213)
Net increase (decrease) from other financing activities	16	(54)	80

Net cash used in financing activities	(411)	(582)	(486)

Change in cash and due from banks:
Net (decrease) increase in cash and due from banks	(1)	1	9
Cash and due from banks at beginning of year	12	11	2

Cash and due from banks at end of year	$11	$12	$11

Supplemental disclosures

Interest paid	$(186)	$(176)	$(198)
Income taxes paid	(48)	(43)	(47)
Income taxes refunded	49	83	77

31.	Supplemental information to the Consolidated Statement of Cash Flows

Noncash investing and financing transactions that, appropriately, are not reflected in the Consolidated Statement of Cash Flows are listed below.

Noncash investing and financing transactions	Year ended Dec. 31,
(in millions)	2004	2003	2002
Net transfers to real estate acquired	$1	$—	$1
Deconsolidation of trust-preferred securities (a)	—	31	—
Purchase acquisitions (b):
Fair value of noncash assets acquired including goodwill and other intangibles	259	44	447
Liabilities assumed	(29)	—	(35)
Common stock issued from treasury	(2)	(11)	—

Net cash disbursed	$228	$33	$412

(a)	See Note 15 of Notes to Financial Statements.

(b)	Purchase acquisitions primarily relate to The Providence Group, SourceNet Solutions, Inc., Talking People Limited, Safeco Trust Company, Paragon Asset Management Company, Evaluation Associates Capital Markets, and the remaining 70% interest in Pareto Partners, as well as the additional consideration for Van Deventer & Hoch, The Arden Group and Vinings LLC in 2004; DirectAdvice, the remaining 49% interest in Buck & Willis Healthcare Limited and The Arden Group, as well as the additional consideration for Henderson’s Private Asset Management Business acquisition in 2003; and Unifi Network, the remaining 5% interest in Newton Management Limited, HBV Capital Management, Henderson’s Private Asset Management Business, Ashland Management’s Separate Accounts Business and Vinings Management Corporation in 2002.

110	MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

32.	International operations

Foreign activity includes trust and investment fee revenue generating businesses, foreign exchange trading activity, loans and other revenue producing assets and transactions in which the customer is domiciled outside of the United States and/or the foreign activity is resident at a foreign entity. We have approximately 2,400 employees at non-U.S. locations, principally in the U.K. and other European countries. Due to the nature of our foreign and domestic activities, it is not possible to precisely set apart the foreign and domestically domiciled customers. As a result, it is necessary to make certain subjective assumptions such as:

•	Net income from international operations is determined after internal allocations for taxes, expenses, and provision and reserve for credit losses.

•	Expenses charged to international operations include those directly incurred in connection with such activities, as well as an allocable share of general support and overhead charges.

International assets, revenue, income from international operations before income taxes and net income from international operations are shown in the following table.

Foreign and domestic total assets and results from continuing operations
(in millions)	Foreign		Domestic	Total
2004
Total assets	$5,142	(a)	$31,973	$37,115
Total revenue	710	(a)(b)	4,216	4,926
Income before taxes	146	(b)	1,011	1,157
Income	99		701	800

2003 (c)
Total assets	$5,015		$28,968	$33,983
Total revenue	469		4,134	4,603
Income before taxes	38		958	996
Income (d)	28		655	683

2002 (c)
Total assets	$3,711		$32,520	$36,231
Total revenue	483		4,232	4,715
Income before taxes	57		940	997
Income	38		632	670

(a)	Includes assets of approximately $4.6 billion and revenue of approximately $500 million of international operations domiciled in the U.K., which is in excess of 12% of consolidated total assets and 10% of total consolidated revenues.

(b)	Includes the $93 million pre-tax gain from the sale of a portion of our indirect investment in Shinsei Bank.

(c)	Prior periods were reclassified to exclude affiliate activity.

(d)	Income for 2003 is before the cumulative effect of a change in accounting principle.

MELLON FINANCIAL CORPORATION	111

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Mellon Financial Corporation:

We have audited the accompanying consolidated balance sheets of Mellon Financial Corporation and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mellon Financial Corporation and subsidiaries at December 31, 2004 and 2003 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 10 to the consolidated financial statements, in 2002 the Corporation changed its method of accounting for goodwill and other intangibles resulting from business combinations in accordance with Statement of Financial Accounting Standards No. 142.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Mellon Financial Corporation’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 18, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

Pittsburgh, Pennsylvania

February 18, 2005

112	MELLON FINANCIAL CORPORATION

CORPORATE INFORMATION

Annual Meeting

The Annual Meeting of Shareholders will be held on the 10th floor of Two Mellon Center, 501 Grant Street, Pittsburgh, Pennsylvania, at 10 a.m. on Tuesday, April 19, 2005.

Annual Report

The 2004 Annual Report consists of the 2004 Summary Annual Report and the 2004 Financial Annual Report.

Charitable Contributions

A report on Mellon’s comprehensive community involvement, including charitable contributions, is available online at www.mellon.com or by calling (412) 234-8680.

Corporate Communications/Media Relations

Members of the media should direct inquiries to media@mellon.com or (412) 234-7157.

Direct Stock Purchase and Dividend Reinvestment Plan

The Direct Stock Purchase and Dividend Reinvestment Plan provides a way to purchase shares of common stock directly from Mellon at the current market value. Nonshareholders may purchase their first shares of Mellon’s common stock through the Plan, and shareholders may increase their shareholding by reinvesting cash dividends and through optional cash investments. Plan details are in a prospectus, which may be obtained from Mellon Investor Services by e-mailing shrrelations@melloninvestor.com or by calling 1 800 205-7699.

Dividend Payments

Subject to approval of the board of directors, dividends are paid on Mellon’s common stock on or about the 15th day of February, May, August and November.

Electronic Deposit of Dividends

Registered shareholders may have quarterly dividends paid on Mellon’s common stock deposited electronically to their checking or savings account, free of charge. To have your dividends deposited electronically, send a written request by e-mail to shrrelations@melloninvestor.com or by mail to Mellon Investor Services, P.O. Box 3315, South Hackensack, NJ 07606. For more information, call 1 800 205-7699.

Elimination of Duplicate Mailings

To eliminate duplicate mailings and help your company reduce expenses, submit, with your full name and address the way it appears on your account, a written request by e-mail to shrrelations@melloninvestor.com or by mail to Mellon Investor Services, P.O. Box 3315, South Hackensack, NJ 07606. For more information, call 1 800 205-7699.

Exchange Listing

Mellon’s common stock is traded on the New York Stock Exchange under the trading symbol MEL. Our transfer agent and registrar is Mellon Investor Services, P.O. Box 3315, South Hackensack, NJ 07606. For more information, visit www.melloninvestor.com or call 1 800 205-7699.

Form 10-K and Shareholder Publications

For a free copy of Mellon’s Annual Report on Form 10-K or the quarterly earnings news release on Form 8-K, as filed with the Securities and Exchange Commission, send a written request by e-mail to mellon_10-K/8-K@mellon.com or by mail to the Secretary of Mellon, One Mellon Center, Room 4826, Pittsburgh, PA 15258-0001.

The 2004 Summary and Financial Annual Reports, as well as Forms 10-K, 8-K and 10-Q, and quarterly earnings and other news releases can be viewed and printed at www.mellon.com.

Internet Access

Mellon: www.mellon.com

Mellon Investor Services: www.melloninvestor.com

Also see Internet access for Business Groups/Principal Entities in the 2004 Mellon Summary Annual Report.

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

Mellon Financial Corporation