Form 10-K, Exhibit 13
period 2005-12-31
MELLON FINANCIAL CORP
filed 2006-03-03
CIK 64782

Exhibit 13.1

Mellon Financial Corporation

2005 Financial Annual Report

Mellon Financial Corporation

2005 Financial Annual Report

Mellon Financial Corporation (and its subsidiaries)

FINANCIAL SUMMARY (dollar amounts in millions, except per share amounts or unless otherwise noted)
	2005	2004	2003		2002	2001
Year ended Dec. 31
Total fee and other revenue	$4,295	$3,744	$3,226		$3,135	$2,577
Gains on sales of securities	1	8	62		59	—
Net interest revenue	485	466	577		626	576
Total revenue	4,781	4,218	3,865		3,820	3,153
Provision for credit losses	19	(11)	7		172	(4)
Total operating expense	3,417	3,060	2,786		2,665	2,482
Provision for income taxes	433	362	338		319	240
Income from continuing operations before cumulative effect of accounting change	$912	$807	$734		$664	$435
Cumulative effect of accounting change, net of tax	—	—	(7	)(a)	—	—
Income from continuing operations	$912	$807	$727		$664	$435
Income (loss) from discontinued operations, net of tax	(130)	(11)	(26)		18	883
Net income	$782	$796	$701		$682	$1,318
Per common share - diluted:
Income from continuing operations before cumulative effect of accounting change	$2.18	$1.90	$1.70		$1.51	$.91
Cumulative effect of accounting change	—	—	(.01)		—	—
Continuing operations	$2.18	$1.90	$1.69		$1.51	$.91
Discontinued operations	(.31)	(.02)	(.06)		.04	1.85
Net income	$1.87	$1.88	$1.63		$1.55	$2.76
Selected key data - continuing operations
Return on equity (b)(c)	22.1%	21.1%	20.8%		19.8%	11.6%
Return on assets (b)(c)	2.46%	2.41%	2.23%		2.06%	1.34%
Fee and other revenue as a percentage of total revenue (FTE) (d)	90%	89%	85%		83%	82%
Pre-tax operating margin (FTE) (c)	29%	29%	29%		27%	23%
Assets under management at year-end (in billions)	$781	$707	$657		$581	$592
Assets under custody or administration at year-end (in billions)	$3,908	$3,233	$2,721		$2,153	$2,050
S&P 500 Index - year-end	1248	1212	1112		880	1148
S&P 500 Index - daily average	1207	1131	965		994	1194
Dividends paid per common share	$.78	$.70	$.57		$.49	$.82
Dividends paid on common stock	$327	$297	$243		$213	$388
Closing common stock price per share at year-end	$34.25	$31.11	$32.11		$26.11	$37.62
Market capitalization at year-end	$14,230	$13,171	$13,712		$11,248	$16,798
Average common shares and equivalents outstanding - diluted (in thousands)	418,832	424,287	430,718		439,189	477,712
Capital ratios at year-end
Total shareholders’ equity to assets	10.86%	11.05%	10.89%		9.37%	9.79%
Tangible shareholders’ equity to assets (e)	5.19	4.72	4.44		3.57	4.85
Tier I capital (f)	10.90	10.54	8.55		7.87	8.81
Total (Tier I plus Tier II) capital (f)	16.87	16.47	13.46		12.48	13.65
Leverage capital (f)	8.33	7.87	7.92		6.55	6.31
Average balances
Loans	$7,194	$7,307	$7,704		$9,445	$9,843
Total interest-earning assets	26,009	22,672	22,680		22,931	23,529
Total assets	37,304	34,003	33,877		33,695	45,475
Deposits	23,210	20,350	19,493		19,010	17,560
Notes and debentures	4,047	4,270	4,304		4,238	3,751
Junior subordinated debentures	1,033	1,024	1,010		987	974
Total shareholders’ equity	4,121	3,832	3,522		3,356	3,735

(a)	For a discussion of the 2003 cumulative effect of a change in accounting principle, see Note 2 of Notes to Financial Statements.

(b)	Continuing returns for 2003 are before the cumulative effect of a change in accounting principle. Return on equity on a net income basis was 19.0% in 2005, 20.8% in 2004, 19.9% in 2003, 20.3% in 2002 and 35.3% in 2001. Return on assets on a net income basis was 2.10% in 2005, 2.34% in 2004, 2.07% in 2003, 2.03% in 2002 and 2.90% in 2001. Return on assets was calculated on a continuing operations basis even though the prior periods balance sheet, in accordance with GAAP, is not restated for discontinued operations.

(c)	Ratios for the year 2001 include the impact of the amortization of goodwill.

(d)	See page 7 for the definition of fee and other revenue.

(e)	If the benefit of the deferred tax liability associated with tax deductible goodwill is deducted from goodwill as provided for in guidance from the Federal Reserve on the inclusion of trust preferred securities in Tier I capital, the tangible shareholders’ equity to assets ratio would have been 5.67% in 2005, 5.01% in 2004, 4.66% in 2003, 3.66% in 2002 and 4.90% in 2001.

(f)	Includes discontinued operations.

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

2 MELLON FINANCIAL CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

    CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

Overview

Mellon Financial Corporation is a global financial services company that strives to meet or exceed the expectations of our clients, which include corporations, institutions and high net worth individuals primarily in the United States and Europe. In this annual report, Mellon Financial Corporation and its subsidiaries are also referred to as “Mellon,” “the Corporation,” “we” or “our.”

Mellon’s strategy is to capitalize on growth opportunities in asset management and securities services, maintain leading positions in our payments services businesses and to aggressively manage our capital for high returns. Our long-term financial goals are to achieve long-term earnings per share growth of 11% to 14% and returns on common shareholders’ equity of 18% to 20%, on a continuing operations basis.

We believe that our asset management and payments and securities services businesses are compatible with our strategy and goals.

•	Demand for our products and services is driven by many existing market and demographic trends in the markets in which we compete (such as the growth in worldwide retirement and financial assets; the growth and concentration of the wealth segments; global growth in assets managed by financial institutions, particularly in the U.S. and Europe; and the globalization of the investment process).

•	Many of our products complement one another.

•	We leverage sales, distribution and technology across our businesses for greater efficiency, which benefits our clients and shareholders.

•	The revenue generated by our businesses is principally fee-based. In addition, our businesses do not require as much capital for growth as traditional banking.

We pursue our long-term financial goals by focusing on organic revenue growth, expense management, exceptional quality service, successful integration of acquisitions and disciplined capital management.

Our specific objectives include:

•	a fee revenue growth rate exceeding the growth rate of financial assets in the markets in which we operate (primarily the U.S. and Europe) over economic cycles;

•	positive operating leverage over an economic cycle;

•	investment spending aligned with revenue trends;

•	tangible common equity ratio of 4.25% to 5.00%;

•	disciplined acquisition criteria and execution; and

•	use of excess capital to support reinvestment, acquisitions, dividends and share repurchases.

In 2005, we increased the upper limit of our targeted tangible common equity ratio from 4.75% to 5.00% and decreased our return on common shareholders’ equity target of “in excess of 20%” to “18% to 20%” to provide additional financial flexibility to capitalize on opportunities to expand our asset management and asset servicing businesses.

Our success in achieving our goals and objectives is influenced by economic and market drivers. Three key drivers have impacted our domestic results in the past:

•	growth in financial assets as measured by the U.S. Federal Reserve;

•	growth in nominal U.S. Gross Domestic Product (GDP); and

•	changes in the S&P 500 Index.

Specifically, the growth rate of financial assets impacts Mellon’s asset management and asset servicing businesses and, less so, our Payment Solutions & Investor Services (PS&IS) business. Similar drivers impact our businesses outside the U.S.

Fee revenue in these businesses is determined, in part, on the level of financial assets under

MELLON FINANCIAL CORPORATION 3

RESULTS OF OPERATIONS

management, custody or administration. (The growth rate of our financial assets includes appreciation or depreciation of existing assets and net flows of new assets.)

Nominal GDP provides a broad measure of economic strength impacting all of our businesses.

Finally, although our asset management businesses manage a wide range of equity assets, the Standard & Poor’s (S&P) 500 Index is the most representative index for estimating the sensitivity of our domestic asset management revenues to changes in equity market levels. Other local market indices, such as the Financial Times Stock Exchange (FTSE), are representative indices for estimating the sensitivity to equity market movements of our non-U.S. asset management revenues.

As shown in the following table, since 1945 these three drivers grew at an average rate of 7% to 8%. Despite these drivers being below their long-term averages from 2001 - 2005 Mellon’s fee revenue, adjusted for acquisitions and unusual gains, has grown at or above these long-term growth rates.

Growth rates (a)	Long- term (b)	2001 - 2004	2004 - 2005
Growth rate of financial assets	8%	4%	8	% (c)
Nominal GDP	7%	5%	6%
S&P 500 Index	7%	2%	3%

Mellon revenue growth (d)	N/A	8%	8%

(a)	Compounded annual growth rates.

(b)	Since 1945.

(c)	Twelve month period ended Sept. 30, 2005.

(d)	For comparability purposes, excludes impact of acquisitions and divestitures and the formation of the ABN AMRO Mellon global custody joint venture and the gains in 2004 and 2005 from the sale of our investment in Shinsei Bank. Revenue growth rates were 9% and 11% for the periods presented calculated in accordance with generally accepted accounting principles.

How we reported results

Mellon’s financial results, as well as our levels of assets under management, administration and custody, are impacted by the translation of financial results denominated in foreign currencies to the U.S. Dollar. Mellon is primarily impacted by activities denominated in the British Pound, and to a lesser extent the Canadian Dollar and the Euro. If the U.S. Dollar depreciates versus these currencies, the translation impact is a higher level of fee revenue, net interest revenue, operating expense and assets managed, administered and under custody. If the U.S. Dollar appreciates, the translated levels of fee revenue, net interest revenue, operating expense and assets managed, administered and under custody will be lower. Throughout this report the translation impact of foreign currencies will be referred to as “the effect of foreign exchange rates.”

Foreign currency exchange rates for one U.S. Dollar
	2005	2004	2003
Spot rate at Dec. 31:
British Pound	0.5811	0.5183	0.5585
Canadian Dollar	1.1649	1.2015	1.2903
Euro	0.8478	0.7341	0.7931
Average rate for year:
British Pound	0.5500	0.5460	0.6122
Canadian Dollar	1.2114	1.3014	1.4006
Euro	0.8044	0.8052	0.8852

Certain amounts are presented on a fully taxable equivalent (FTE) basis. We believe that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income. Throughout this report, all calculations are based on unrounded numbers.

This 2005 Financial Annual Report provides a detailed review of our results on a consolidated basis, based on the line items of the Consolidated Income Statement, as well as by the performance of the individual business sectors. All information is reported on a continuing operations basis, before the cumulative effect of a change in accounting principle recorded in the first quarter of 2003, unless otherwise noted. For a discussion of the change in accounting principle, see Note 2 of Notes to Financial Statements. For a description of discontinued operations, see Note 4 of Notes to Financial Statements.

4 MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

Change in reporting classifications

In 2005, Mellon began to record gross mutual fund distribution and service fees earned and paid as noninterest revenue and operating expense. Previously, the net amount of these revenues/expenses was recorded in fee revenue. In addition, in 2005 we began to record revenue passed to joint ventures as other expense. Previously, the amounts passed to joint ventures were reported as a reduction of other revenue.

All prior periods have been reclassified. The change in both of these reporting classifications had no impact on income before taxes or net income, but reduced reported pre-tax operating margins. See Note 1 of Notes to Financial Statements for further details regarding these changes.

See the Glossary on pages 61 and 62 for a listing of terms used throughout this Financial Annual Report.

Summary of financial results

2005 compared with 2004

Consolidated net income for 2005 totaled $782 million, or $1.87 per share, compared with $796 million, or $1.88 per share, in 2004.

Results from continuing operations were:

•	Income of $912 million, or $2.18 per share in 2005 compared with $807 million, or $1.90 per share, in 2004;

•	Return on equity of 22.1% in 2005 compared with 21.1% in 2004; and

•	Pre-tax operating margin of 29% in 2005, unchanged from 2004.

In April 2005, Mellon increased its quarterly common stock dividend by 11% to $.20 per common share.

Discontinued operations

In the first quarter of 2005, Mellon announced an agreement to sell our Human Resources (HR) consulting practices, benefits administration and business process outsourcing businesses to Affiliated Computer Services, Inc. (ACS). The sale closed on May 26, 2005. In the first quarter of 2005, we applied discontinued operations accounting to these businesses that were included in the former Human Resources & Investor Solutions (HR&IS) sector. As a result, a new sector, Payment Solutions & Investor Services (PS&IS), was created. PS&IS includes Mellon Investor Services, from the former HR&IS sector and as well as Global Cash Management and Mellon Financial Markets, which were previously included in the Treasury Services sector.

The loss from discontinued operations totaled $130 million, or $.31 per share, in 2005, compared with a loss of $11 million, or $.02 per share, in 2004. For a discussion of discontinued operations, see Note 4 of Notes to Financial Statements.

2004 compared with 2003

Consolidated net income for 2004 totaled $796 million, or $1.88 per share, including a loss from discontinued operations of $11 million, or $.02 per share. This compared with consolidated net income of $701 million, or $1.63 per share, in 2003, which included a loss from discontinued operations of $26 million, or $.06 per share, and a charge for the cumulative effect of a change in accounting principle of $7 million after-tax, or $.01 per share. This charge is discussed further in Note 2 of Notes to Financial Statements.

Results from continuing operations for 2004 and 2003, before the cumulative effect of a change in accounting principle in 2003, were:

•	Income of $807 million, or $1.90 per share in 2004 compared with $734 million, or $1.70 per share, in 2003;

•	Return on equity of 21.1% in 2004 compared with 20.8% in 2003; and

•	Pre-tax margin of 29% in 2004, unchanged from 2003.

MELLON FINANCIAL CORPORATION 5

RESULTS OF OPERATIONS

Acquisitions

The most significant acquisitions completed in 2005 were the following:

DPM Mellon

In February 2005, we acquired DPM, a Somerset, NJ-based hedge fund administrator with approximately $30 billion of assets under administration. DPM’s hedge fund administration services include middle- and back-office outsourcing, complex portfolio valuations and risk analysis. DPM was renamed DPM Mellon and is included in the Asset Servicing sector. DPM Mellon had approximately $45 billion of assets under administration at Dec. 31, 2005.

Remaining 50% interest in Mellon Analytical Solutions, formerly a joint venture with the Russell Investment Group

In September 2005, we acquired the remaining 50% interest in the Russell/Mellon joint venture renamed Mellon Analytical Solutions (MAS). MAS has more than $6 trillion in assets under measurement, and provides performance measurement, analytics, attribution, and risk analysis solutions to institutional investors and money managers worldwide. MAS is included in the Asset Servicing Sector.

Supplemental Information - Reconciliation of Reported Revenue and Expense Amounts to Adjusted Non-GAAP Revenue and Expense Amounts

Throughout this Financial Annual Report, certain measures, which are noted, exclude:

•	a $197 million pre-tax gain from the sale of our remaining investment in Shinsei Bank in the first quarter of 2005, and the $93 million pre-tax gain from the sale of approximately 35% of our investment in Shinsei Bank in the first quarter of 2004;

•	a $10 million pre-tax charge associated with the early extinguishment of debt recorded in the first quarter of 2005;

•	a $3 million pre-tax additional writedown recorded in the first quarter of 2005 for one of two small non-strategic businesses previously identified as held for sale, and the $19 million pre-tax charge recorded in the first quarter of 2004 associated with those two businesses, one of which was sold in 2004;

•	a $2 million pre-tax additional charge recorded in the first quarter of 2005 associated with the move to the new Mellon Financial Centre in London. An initial pre-tax charge of $24 million was recorded in the second quarter of 2004; and

•	a $17 million pre-tax sublease loss reserve reduction recorded in the fourth quarter of 2004 related to Mellon’s leased headquarters building in Pittsburgh.

Reported amounts are presented in accordance with Generally Accepted Accounting Principles (GAAP). We believe that this supplemental adjusted non- GAAP information is useful to the investment community in analyzing the financial results and trends of ongoing operations. We believe it facilitates comparisons with prior periods and reflects the principal basis on which our management monitors financial performance.

See the table below for a reconciliation of 2005 and 2004 revenue and expense amounts presented in accordance with GAAP to adjusted non-GAAP revenue and expense amounts, which exclude these items.

6 MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

Supplemental information	2005				2004
(in millions)	Reported amounts	Adjustments		Adjusted amounts	Reported amounts	Adjustments		Adjusted amounts
Noninterest revenue:
Fee and other revenue	$4,295	$(197	) (a)	$4,098	$3,744	$(93	) (d)	$3,651
Gain on sales of securities	1	—		1	8	—		8

Total noninterest revenue	4,296	(197)		4,099	3,752	(93)		3,659

Net interest revenue	485	—		485	466	—		466
Provision for credit losses	19	—		19	(11)	—		(11)

Net interest revenue after provision for credit losses	466	—		466	477	—		477

Operating expense:
Staff expense	1,764	—		1,764	1,575	—		1,575
Net occupancy expense	236	(2	) (b)	234	235	(6	) (e)	229
Other expense	1,417	(13	) (c)	1,404	1,250	(20	) (e)(f)	1,230

Total operating expense	$3,417	$(15)		$3,402	$3,060	$(26)		$3,034

(a)	Reflects the gain from the sale of our remaining investment in Shinsei Bank recorded in the first quarter.

(b)	Reflects an additional charge associated with the move to the new Mellon Financial Centre in London recorded in the first quarter.

(c)	Includes the $10 million charge associated with the early extinguishment of debt and a $3 million additional writedown of a business previously identified as held for sale, recorded in the first quarter.

(d)	Reflects the gain from the sale of approximately 35% of our investment in Shinsei Bank recorded in the first quarter.

(e)	Reflects the initial charge associated with the move to the new Mellon Financial Centre in London ($23 million in net occupancy expense and $1 million in other expense) recorded in the second quarter, partially offset by the $17 million sublease loss reserve reduction recorded in the fourth quarter related to Mellon’s leased headquarters building in Pittsburgh.

(f)	Reflects the $19 million charge associated with a writedown of two small non-strategic businesses held for sale, one of which was sold in 2004, recorded in the first quarter.

Revenue overview

The vast majority of Mellon’s revenue consists of fee revenue, given our mix of businesses, with net interest revenue primarily comprising the balance. The percentages of fee and net interest revenue noted below are calculated excluding gains on the sales of securities to provide comparability to years when no gains were recorded.

Fee and other revenue. In 2005, fee and other revenue represented 90% of total revenue, on a fully taxable equivalent basis, compared with 89% in 2004. For analytical purposes, the term “fee and other revenue,” as utilized throughout this Financial Annual Report, is defined as total noninterest revenue (including equity investment revenue) less gains on the sales of securities.

Because fee and other revenue comprise the majority of our total revenue, we discuss fee and other revenue in greater detail by type in the following sections. There, we note the more specific drivers of such revenue and the factors (including the impact of the economic and market drivers noted in the Overview) that caused the various types of fee and other revenue to be higher or lower in 2005 compared with 2004. The business sectors discussion beginning on page 20 combines, for each sector, all types of fee and other revenue generated directly by that sector as well as fee and other revenue transferred between sectors under revenue transfer agreements, with net interest revenue generated directly by or allocated to that sector. This discussion of revenue by business sector is fundamental to an understanding of Mellon’s results as it represents a principal measure by which management reviews the performance of our businesses compared with performance in prior periods, with operating plans and with the performance of our competitors.

MELLON FINANCIAL CORPORATION 7

RESULTS OF OPERATIONS

Fee Revenue

Group	Sector	Primary Types of Fee Revenue

Asset Management	Mellon Asset Management (formerly the Institutional Asset Management and Mutual Funds sectors)	• Investment management • Distribution and service

Private Wealth Management

Payments and Securities Services	Asset Servicing	• Institutional trust and custody (including securities lending) • Foreign exchange trading

	Payment Solutions & Investor Services	• Cash management • Investor services

Treasury Services/Other Activity		• Financing-related • Equity investment

Net interest revenue comprised 10% of total revenue, on a fully-taxable equivalent basis, in 2005 compared with 11% in 2004. Net interest revenue is generated from a combination of investment securities and loans. For more information, see page 15.

Noninterest revenue

Noninterest revenue
(dollar amounts in millions, unless otherwise noted)	2005		2004		2003
Investment management (a)	$1,875		$1,625		$1,409
Distribution and service (a)	317		269		240
Institutional trust and custody (a)	778		628		557
Payment solutions & investor services	524		565		569
Foreign exchange trading	202		186		147
Financing-related	132		137		140
Equity investment	269		160		(6)
Other (a)(b)	198		174		170
Total fee and other revenue (a)	$4,295		$3,744		$3,226
Gains on the sales of securities	1		8		62
Total noninterest revenue (a)	$4,296		$3,752		$3,288
Fee and other revenue as a percentage of total revenue (FTE)	90	% (c)	89	% (c)	85%
Market value of assets under management at year-end (in billions)	$781		$707		$657
Market value of assets under custody or administration at year-end (in billions)	$3,908		$3,233		$2,721

(a)	Amounts include reclassifications as discussed in Note 1 under “Change in Reporting Classifications.”

(b)	Includes expense reimbursements from joint ventures of $77 million, $74 million and $71 million.

(c)	Excluding the gains on the sale of our investment in Shinsei Bank recorded in 2005 and 2004, fee and other revenue as a percentage of total revenue (FTE) would have totaled 89% for 2005 and 88% for 2004.

8 MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

Fee revenue percentage change to prior periods	Change
	2005 vs. 2004	2004 vs. 2003
Investment management	15%	15%
Distribution and service	18	12
Institutional trust and custody	24	13
Payment solutions & investor services	(7)	(1)
Foreign exchange trading	9	27
Financing-related	(4)	(2)
Equity investment (a)	68	N/M
Other	14	2
Total fee and other revenue (a)	15%	16%

Market value of assets under management at year-end	11%	8%
Market value of assets under administration or custody at year-end	21%	19%

(a)	Excluding the gains on the sale of our investment in Shinsei Bank as noted on page 6, equity investment revenue increased 6% and N/M and total fee and other revenue increased 12% and 13%.

Fee and other revenue

Fee and other revenue totaled $4.295 billion in 2005, an increase of $551 million, or 15%, from $3.744 billion in 2004. In the first quarters of 2005 and 2004, we recorded pre-tax gains of $197 million and $93 million, respectively as equity investment revenue from the sale of our investment in Shinsei Bank. Excluding these gains, fee revenue increased $447 million, or 12%, compared with 2004. This increase primarily resulted from higher investment management fees and institutional trust and custody fees. The impact of acquisitions accounted for $121 million of the increase in total revenue. The effect of changes in foreign exchange rates in 2005 compared with 2004 was not significant. A more detailed discussion of fee revenue, by type, follows.

Investment management fee revenue

Investment management fee revenue, our largest source of fee revenue, is dependent on the overall level and mix of assets under management and the management fees, expressed in basis points (one-hundredth of one percent) charged for managing those assets. The overall level of assets under management for a given period is determined by:

•	the beginning level of assets under management;

•	the net flows of new assets during the period resulting from new business wins and existing client enrichments reduced by withdrawals; and

•	the impact of market price appreciation or depreciation, the impact of any acquisitions or divestitures and foreign exchange rates.

These components are shown in the table on page 11.

The mix of assets under management is determined principally by client asset allocation decisions among equities, fixed income and money market or other alternatives. The mix is further defined by whether those assets are to be managed actively to generate absolute returns or passively to match an indexed return. The trend of this mix is also shown in a table on page 11.

Equity assets under management and alternative investments typically generate the highest management fees, followed by fixed income and money market investments. Actively managed assets typically generate higher management fees than indexed or passively managed assets of the same type because it is more expensive to actively manage assets, which is generally a factor of more research and transactions. Also, our institutional investment managers have the opportunity to earn performance fees when the investment performance of their products exceeds various benchmarks and satisfies other criteria.

Management fees are typically subject to fee schedules based on the overall level of assets managed for a single client or by individual asset class and style. This is most prevalent for institutional assets where amounts we manage for individual clients are typically large.

A key economic driver of growth in investment management fee revenue in any given period is the growth rate of financial assets as measured by the U.S. Federal Reserve (see page 4). This measure encompasses both net flows and market appreciation or depreciation.

The S&P 500 and FTSE indices are also important drivers of investment management fees, particularly fees for equity assets under management. Mellon estimates that a sustained (one year) 100 point change in the S&P 500 Index, and an equivalent

MELLON FINANCIAL CORPORATION 9

RESULTS OF OPERATIONS

movement in the FTSE, when applied to our mix of assets under management, would result in a change of approximately $40 million to $50 million annually in investment management fees, excluding performance fees. Note that there is a corresponding change in incentive expense with a change in investment management fees.

Market indices	2005	2004	2003
S&P 500:
Year-end	1248	1212	1112
Daily average	1207	1131	965
FTSE:
Year-end	5619	4814	4477
Daily average	5161	4521	4050

Change in market indices	2005 vs. 2004	2004 vs. 2003
S&P 500:
Year-end	3%	9%
Daily average	7%	17%
FTSE:
Year-end	17%	8%
Daily average	14%	12%

For any given reporting period, the actual impact of market indices may vary from what might be estimated using that measurement because:

•	Mellon Asset Management records investment management revenue from institutional assets under management based on quarter-end levels of assets under management and from mutual funds based on daily levels of assets under management; and

•	Private Wealth Management records investment management revenue based on prior months’ period-end levels of assets under management.

The actual impact will also vary with changes in asset mix, the timing of net flows, the relationship of other benchmarks used versus the S&P 500 and FTSE indices and other factors.

Investment management fee revenue - by business sector
(in millions)	2005	2004	2003
Mellon Asset Management:
Mutual funds	$767	$715	$681
Institutional clients	520	409	327
Performance fees (institutional clients)	171	127	70
Private clients	86	74	56
Total	$1,544	$1,325	$1,134
Private Wealth Management:
Private clients	$330	$299	$274
Mutual funds	1	1	1
Total	$331	$300	$275
Total investment management fee revenue	$1,875	$1,625	$1,409

Investment management fee revenue - by business sector percentage change to prior periods	Change
	2005 vs. 2004	2004 vs. 2003
Mellon Asset Management:
Mutual funds	7%	5%
Institutional clients	27	25
Performance fees (institutional clients)	35	80
Private clients	17	33
Total	16	17
Private Wealth Management:
Private clients	10	9
Mutual funds	—	—
Total	11	9
Total investment management fee revenue	15%	15%

Investment management fee revenue increased $250 million, or 15%, in 2005 compared with 2004 primarily resulting from net inflows, improved equity markets, stronger investment performance and acquisitions. As shown in the following table, assets under management in the Mellon Asset Management sector increased $42 billion in 2005, including $33 billion from net inflows, primarily from new business and $9 billion from market appreciation. The $44 million increase in performance fees reflects both an increasing number of new mandates that provide us with the opportunity to earn performance fees, as well as continued strong investment performance.

Investment management fees in the Private Wealth Management sector in 2005 increased $31 million, or 11%, compared with 2004 reflecting improved equity markets, net new business and the impact of acquisitions.

10 MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

Managed securities lending collateral increased $29 billion in 2005 in the Asset Servicing sector. Revenue associated with those assets is classified as institutional trust and custody revenue.

Changes in market value of assets under management for 2005 - by business sector
(in billions)	Mellon Asset Management		Private Wealth Management	Asset Servicing		Total
Market value of assets under management at Dec. 31, 2004	$583	(a)	$50	$74	(a)	$707
Net inflows:
Long-term	19		1	—		20
Money market/securities lending	14		—	29		43

Total net inflows	33		1	29		63
Net market appreciation (b)	9		1	—		10
Acquisitions	—		1	—		1
Market value of assets under management at Dec. 31, 2005	$625		$53	$103		$781

(a)	Restated to reflect the transfer of securities lending assets from the Mellon Asset Management sector to the Asset Servicing sector in 2005 as the fees associated with those assets are classified as institutional trust and custody revenue in the Asset Servicing sector.

(b)	Also includes the effect of changes in foreign exchange rates.

At Dec. 31, 2005, the market value of Mellon’s assets under management was $781 billion, a $74 billion, or 11%, increase from $707 billion at Dec. 31, 2004. The increase primarily resulted from positive institutional money market flows and higher securities lending cash collateral, net long-term inflows of $20 billion and net market appreciation of $10 billion.

Market value of assets under management at year-end
(in billions)	2005	2004	2003
Institutional	$501	$443	$403
Mutual funds:
Proprietary	179	164	171
Nonproprietary	37	36	26
Total mutual funds	216	200	197
Private clients	64	64	57
Total market value of assets under management	$781	$707	$657

Composition of assets under management at year-end
	2005	2004	2003
Equity funds	37%	39%	36%
Money market funds	20	21	25
Fixed income funds	18	20	20
Securities lending cash collateral	15	12	10
Overlay and alternative investments	10	8	9
Total	100%	100%	100%

The largest category of investment management fees are fees from mutual funds, which primarily generate fees in the Mellon Asset Management sector. Investment management fees from managed mutual funds are based on the daily average net assets of each fund and the basis point management fee paid by that fund. As shown in the tables below, managed mutual fund fee revenue increased $52 million, or 7%, compared with 2004 primarily resulting from a higher average level of equity funds reflecting improved equity markets and an increase in the basis points earned on those funds.

Managed mutual fund fee revenue (a)
(in millions)	2005	2004	2003
Equity funds	$358	$313	$227
Money market funds	219	223	270
Fixed income funds	122	130	147
Nonproprietary	69	50	38
Total managed mutual fund fee revenue	$768	$716	$682

(a)	Net of mutual fund fees waived and fund expense reimbursements of $52 million in 2005, $43 million in 2004 and $39 million in 2003.

Average assets of proprietary mutual funds
(in billions)	2005	2004	2003
Equity funds	$55	$51	$39
Money market funds	93	92	111
Fixed income funds	22	23	26
Total average proprietary mutual fund assets managed	$170	$166	$176

Basis points generated on average proprietary mutual funds
	2005		2004		2003
Equity funds	65	bp	62	bp	58	bp
Money market funds	24		24		24
Fixed income funds	56		56		57
Total proprietary managed mutual fund assets	41	bp	40	bp	37	bp

bp - basis points.

MELLON FINANCIAL CORPORATION 11

RESULTS OF OPERATIONS

Distribution and service fees

Distribution and service fees earned from mutual funds are calculated as a percentage of the average assets of the mutual fund investment portfolios managed or administered by Mellon, and are reported in the Mellon Asset Management sector. These fees, which include 12b-1 fees, fluctuate with the overall level of net sales, the relative mix of sales between share classes and the funds’ market values. Distribution and service fees increased $48 million in 2005 compared with 2004 primarily as a result of higher market values and higher net sales volumes of mutual funds. The impact of these fees on income is more than offset by distribution and servicing expense paid to other financial intermediaries to cover their costs for distribution and servicing of mutual funds. Distribution and servicing expense is recorded as operating expense on the income statement.

Institutional trust and custody revenue

Institutional trust and custody fees depend on:

•	the volume of transactions in our clients’ accounts, as well as the number of accounts;

•	the types of ancillary services we provide, such as performance analytics;

•	the level of assets under custody or administered; and includes

•	securities lending revenue, driven by:

•	the pool of assets under custody available for lending;

•	the borrowing demand for specific securities within that pool by broker-dealers;

•	the spread earned on reinvestment of cash posted by the borrower as collateral; and

•	the percentage sharing of that earned spread with custody clients who own the securities.

Institutional trust and custody fees also include professional and license fees for software products offered by Eagle Investment Systems that are dependent on discretionary spending decisions by investment managers. Institutional trust and custody fees are reported primarily in the Asset Servicing sector. Institutional trust and custody fee revenue totaled $778 million in 2005, an increase of $150 million, or 24%, compared with 2004, primarily resulting from net new business and improved market conditions, and higher revenue from Eagle Investment Systems, as well as the February 2005 acquisition of DPM Mellon and the September 2005 acquisition of the remaining 50% interest in MAS, formerly a 50/50 joint venture. Securities lending revenue, included in institutional trust and custody revenue, totaled $108 million in 2005, an increase of $32 million, or 42%, compared with 2004 reflecting higher volumes and improved spreads. The average level of securities on loan totaled $114 billion in 2005 compared with $88 billion in 2004.

As shown in the following table, assets under custody or administration totaled $3.908 trillion at Dec. 31, 2005, an increase of $675 billion, or 21%, compared with $3.233 trillion at Dec. 31, 2004. This increase resulted from net new business conversions of approximately $400 billion and market appreciation.

Market value of assets under custody or administration at year-end
(dollar amounts in billions)	2005		2004	2003
Market value of assets under custody or administration (a)	$3,908	(b)	$3,233	$2,721

S&P 500 Index - year-end	1248		1212	1112

(a)	Includes the assets under custody or administration of CIBC Mellon Global Securities Services, a joint venture between Mellon and the Canadian Imperial Bank of Commerce, of $667 billion, $512 billion and $439 billion. Also includes the assets of ABN AMRO Mellon Global Securities Services B.V., a joint venture between Mellon and ABN AMRO, of $522 billion, $422 billion and $299 billion.

(b)	Excludes assets of $333 billion at Dec. 31, 2005 that we manage and are also under custody or administration. These assets are included only in assets under management.

Payment solutions & investor services fee revenue

Payment solutions & investor services fee revenue consists of cash management revenue, Mellon Investor Services revenue, and revenue earned by Mellon Financial Markets.

•	Cash management revenue is typically dependent on the volume of items processed and the manner in which the customer chooses to pay for those services. Cash management

12 MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

revenue does not include revenue from customers providing compensating deposit balances in lieu of paying fees for all or a portion of services provided. The earnings on the compensating deposit balances are recognized in net interest revenue.

•	Mellon Investor Services provides a diverse array of products to corporations and shareholders including stock transfer and recordkeeping services, investment plan services, demutualizations, corporate actions, unclaimed property services and employee stock-based compensation option plans.

Payment solutions and investor services fee revenue totaled $524 million, a decrease of $41 million, or 7%, compared with 2004, primarily as a result of lower ancillary services revenue at Mellon Investor Services, partially offset by higher cash management revenue, primarily due to revenue generated by the SourceNet acquisition. Fee revenue was also negatively impacted by higher utilization of compensating balances by cash management customers choosing to maintain deposit balances in lieu of paying fees.

Foreign exchange trading revenue

Foreign exchange trading revenues are directly influenced by the volume of client transactions and the spread realized on those transactions as more fully described under Asset Servicing on page 28. Foreign exchange trading revenue totaled $202 million in 2005, up $16 million, or 9%, compared with 2004, reflecting improved client volumes.

Financing-related revenue

Financing-related revenue which is primarily included in the Treasury Services/Other Activity sector primarily includes: returns from corporate-owned life insurance; gains or losses on securitizations; letters of credit and acceptance fees; loan commitment fees; and gains or losses on loan sales and lease residuals. Financing-related revenue totaled $132 million in 2005, a $5 million, or 4%, decrease compared with $137 million in 2004. This decrease primarily resulted from lower gains on loan securitizations, partially offset by higher returns on corporate owned life insurance and higher gains on lease residuals.

Equity investment revenue

Equity investment revenue, which is primarily included in the Treasury Services/Other Activity sector, includes realized and unrealized gains and losses on venture capital and non-venture capital investments. For a discussion of our accounting policies relating to venture capital investments, see pages 55 and 56.

Revenue from non-venture capital investments includes equity income from certain investments accounted for under the equity method of accounting and gains (losses) from other equity investments.

Equity investment revenue - gain (loss)
(in millions)	2005	2004	2003
Total venture capital activity (a)	$61	$59	$(7)
Equity income and gains on the sale of other equity investments	208	101	1
Total equity investment revenue	$269	$160	$(6)

(a)	See table on page 32 for further details.

Gains from venture capital activity totaled $61 million in 2005 compared with $59 million in 2004 and a $7 million loss in 2003. The $61 million gain in 2005 resulted from:

•	net realized gains of $12 million and positive valuation adjustments of $35 million on private and publicly held direct investments recorded across all industry sectors; and

•	a $22 million gain in the indirect portfolio, primarily due to third party fund distributions, partially offset by $8 million of management fees.

The $59 million gain in 2004 from venture capital activity primarily resulted from realized gains of $27 million and valuation adjustments of $3 million on private and publicly held direct investments recorded across all industry sectors and a $29 million net gain in the indirect portfolio, primarily from third party fund distributions.

MELLON FINANCIAL CORPORATION 13

RESULTS OF OPERATIONS

For the activity of Mellon’s venture capital investments portfolio, see the table on page 32. For a description of the rating categories and for a further discussion of the factors used in the valuation process of venture capital investments, see pages 55 and 56 of this report. At Dec. 31, 2005, 65% of the direct investment portfolio was risk-rated as “superior” or “meets expectations,” the two best risk-ratings, compared with 52% at Dec. 31, 2004. Changing economic conditions and equity markets could result in further valuation changes in the future.

Equity income and gains on the sale of other equity investments totaled $208 million in 2005 including the $197 million gain on the sale of our remaining investment in Shinsei Bank. Equity income and gains on the sale of other equity investments totaled $101 million in 2004 and includes a $93 million gain on the initial sale of approximately 35% of our Shinsei investment. Equity income from certain other non-venture capital investments accounted for under the equity method of accounting and gains from other equity investments totaled $11 million in 2005 compared with a gain of $8 million in 2004.

Other revenue

Other revenue totaled $198 million in 2005, compared with $174 million in 2004, and included $77 million and $74 million, respectively, of expense reimbursements from joint ventures, for expenses incurred by Mellon on behalf of the joint ventures. Other revenue in 2005 also included $40 million of merchant card fee revenue ($36 million in 2004) and $25 million of fees received from ACS under a transitional services agreement related to the sale of the HR businesses in 2005. In 2005, other revenue was impacted by the reclassification of revenue passed to joint ventures as other expense. Previously, this was reported as a reduction of other revenue. All prior periods were reclassified. The increase in other revenue in 2005 is due to the transitional services revenue mentioned above.

Gains on sales of securities

Gains on the sale of securities totaled $1 million in 2005. The $8 million of gains on the sales of securities in 2004 primarily resulted from the sale of $106 million of preferred stock received as partial consideration for the disposition of commercial loans and commitments in late 2001. The $62 million of gains in 2003 resulted from the sale of mortgage-backed securities in the securities available for sale portfolio which were at risk of prepayment due to lower interest rates.

Supplemental information - joint ventures

Mellon accounts for its interests in joint ventures under the equity method of accounting, with its share of the equity income from all joint ventures recorded primarily as institutional trust and custody fee revenue. Mellon’s portions of gross joint venture fee revenue and expense are not included in our reported fee revenue and operating expense.

The following table presents the components of gross joint venture net income for informational purposes to show the trend of growth for our 50% owned joint ventures that are part of the Asset Servicing sector. In September 2005, we acquired the remaining 50% interest in the Russell/Mellon joint venture. For comparative purposes, the results of the Russell/Mellon joint venture have been removed from all periods in the table below.

Gross joint ventures condensed income statement
(in millions)	2005	2004	2003
Asset Servicing joint ventures (a):
Institutional trust and custody	$267	$219	$188
Foreign exchange trading	50	42	30
Other	86	60	50
Total revenue	403	321	268
Total expenses	277	240	217
Income before taxes	126	81	51
Provision for income taxes	47	31	22
Net income (a)	$79	$50	$29

Equity income - all joint ventures:

Mellon’s share of net income from Asset Servicing joint ventures	$42	$27	$16
Mellon’s share of net income in joint ventures in other business sectors	$—	$3	$7
Total equity income for all joint ventures (b)	$42	$30	$23

(a)	The 50% owned joint ventures are ABN AMRO Mellon Global Securities Services B.V., CIBC Mellon Global Securities Services Company and CIBC Mellon Trust Company.

(b)	Using the equity method of accounting.

14 MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

Fee revenue - 2004 compared with 2003

Fee revenue of $3.744 billion in 2004 increased $518 million, or 16%, from $3.226 billion in 2003. Fee revenue in 2004 included the $93 million pre-tax gain on the initial sale of a portion of our investment in Shinsei Bank. Excluding this gain, fee revenue increased $425 million principally due to increases in investment management revenue of $216 million, equity investment revenue of $73 million and institutional trust and custody fee revenue of $71 million. The increase in investment management revenue in 2004 compared with 2003 was primarily due to improved equity market conditions, higher performance fees and net inflows of long-term assets in the Mellon Asset Management sector, partially offset by outflows of lower-revenue-generating money market funds. Excluding the Shinsei gain previously mentioned, equity investment revenue increased primarily as a result of a $66 million improvement in venture capital activity. Institutional trust and custody fees were positively impacted by net new business and improved market conditions.

Net interest revenue

	2005	2004	2003
Net interest revenue	$485	$466	$577
Tax equivalent adjustment	18	17	16
Net interest revenue on an FTE basis	$503	$483	$593
Net interest margin (a)	1.92%	2.09%	2.63%

(a)	Calculated on a continuing operations basis even though the balance sheet, in accordance with GAAP, is not restated for discontinued operations.

Net interest revenue includes the interest spread on interest-earning assets, loan fees, and revenue or expense on derivative instruments used for interest rate risk management purposes. The majority of Mellon’s net interest revenue is earned from investing deposits generated in our Treasury Services/Other Activity, Asset Servicing, Private Wealth Management and Payment Solutions & Investor Services sectors in high quality, short duration investment securities and money market investments. The balance is earned principally from loans to relationship customers in the Private Wealth Management and Treasury Services/Other Activity sectors. Average interest-earning assets, as shown in the table on the following two pages, increased in 2005 compared with 2004 primarily due to higher levels of securities.

The increase in net interest revenue on an FTE basis in 2005 compared with the prior year primarily reflects a $3.5 billion increase in average securities and the cumulative effect of a client exercising its option to extend the term of an existing leveraged lease in 2005, partially offset by the impact of a lower net interest margin. The tightening of the margin reflects rates paid on interest-bearing liabilities, particularly deposits, increasing at a faster pace than yields on interest-earning assets and a lower percentage of non-interest bearing deposits supporting earning assets.

For an analysis of the changes in volumes and rates affecting net interest revenue, see the following two pages.

2004 compared with 2003

The decrease in net interest revenue on an FTE basis was due in part to lower yields on investment securities and the lower level of loans. Also contributing to the decrease was the mid-July 2003 change in the manner in which the Department of the Treasury pays for certain cash management and merchant card services. Through mid-July 2003, such revenue was recorded as net interest revenue because it was paid via compensating balance earnings. Subsequently, this revenue was recorded as payment solutions & investor services revenue and other revenue. Excluding the revenue earned from the Department of the Treasury, net interest revenue would have been $549 million in 2003.

MELLON FINANCIAL CORPORATION 15

RESULTS OF OPERATIONS

CONSOLIDATED BALANCE SHEET — AVERAGE BALANCES AND INTEREST YIELDS/RATES

		2005
(dollar amounts in millions)		Average balance	Interest	Average yields/ rates
Assets	Interest-earning assets:
	Interest-bearing deposits with banks (primarily foreign banks)	$2,598	$81	3.12%
	Federal funds sold and securities under resale agreements	555	18	3.22
	Other money market investments	117	5	3.47
	Trading account securities	298	6	2.09
	Securities:
	U.S. Treasury and agency securities (a)	10,152	400	3.94
	Obligations of states and political subdivisions (a)	798	55	6.89
	Other (a)	4,364	200	4.59

	Total securities	15,314	655	4.28
	Loans, net of unearned discount	7,194	412	5.73
	Funds allocated to discontinued operations	—	—	—

	Total interest-earning assets	26,076	$1,177	4.52
	Cash and due from banks	2,569
	Premises and equipment	633
	Other assets of discontinued operations	55
	Other assets	8,126
	Reserve for loan losses	(88)
	Total assets (a)	$37,371
Liabilities and shareholders’ equity	Interest-bearing liabilities:
	Deposits in domestic offices:
	Demand, money market and other savings accounts	$8,865	$189	2.13%
	Savings certificates	369	10	2.92
	Other time deposits	468	13	2.74
	Deposits in foreign offices	6,145	157	2.56

	Total interest-bearing deposits	15,847	369	2.33
	Federal funds purchased and securities under repurchase agreements	1,629	48	2.95
	U.S. Treasury tax and loan demand notes and term federal funds purchased	343	11	3.19
	Commercial paper	11	—	2.70
	Other funds borrowed	75	2	2.59
	Notes and debentures (with original maturities over one year)	4,047	180	4.44
	Junior subordinated debentures (b)	1,033	64	6.18
	Trust-preferred securities (b)	—	—	—
	Funds allocated from discontinued operations	—	—	—

	Total interest-bearing liabilities	22,985	$674	2.93
	Total noninterest-bearing deposits (d)	7,360
	Other liabilities of discontinued operations	2
	Other liabilities (a)	2,859
	Total liabilities	33,206
	Shareholders’ equity (a)	4,165
	Total liabilities and shareholders’ equity (a)	$37,371
Rates	Yield on total interest-earning assets		$1,177	4.52%
	Cost of funds supporting interest-earning assets		674	2.60
	Net interest income/margin (e):
	Taxable equivalent basis		$503	1.92%
	Without taxable equivalent increments		485	1.85
Foreign and domestic components	Foreign interest-earning assets	$2,914	$7.23	%(f)
	Domestic interest-earning assets	23,162	496	2.13%
	Consolidated interest-earning assets	$26,076	$503	1.92

(a)	Amounts and yields exclude adjustments for fair value and the related deferred tax effect required by SFAS No. 115.

(b)	Trust-preferred securities are discussed further in Note 15 of Notes to Financial Statements. Beginning in 2004, averages are reflected as junior subordinated debentures. The average rates were impacted by the fair market value of the underlying interest rate swaps.

(c)	In the second quarter of 2003, Mellon began to include hedge results with trust-preferred securities, which previously had been included with notes and debentures. The average rate paid on trust-preferred securities, including the hedge results, would have been 5.08%, 5.50% and 6.88% for 2003 - 2001, while the rate paid on notes and debentures, excluding the hedge results, would have been 3.16%, 3.77% and 5.41% for 2003 - 2001.

(d)	Noninterest-bearing deposits include $7.331 billion, $6.919 billion, $8.340 billion, $8.674 billion and $7.217 billion of domestic deposits, and $29 million, $78 million, $30 million, $29 million and $23 million of foreign deposits in 2005, 2004, 2003, 2002 and 2001.

(e)	Calculated on a continuing operations basis even though the balance sheet is not restated for discontinued operations in accordance with generally accepted accounting principles.

(f)	Net interest revenue excludes intercompany activity. The majority of foreign deposits generated by our foreign entities are invested with our domestic entities.

Note: Interest and average yields/rates were calculated on a taxable equivalent basis, at tax rates approximating 35%, using dollar amounts in thousands and actual number of days in the years, and are before the effect of reserve requirements. Loan fees, as well as nonaccrual loans and their related income effect, have been included in the calculation of average yields/rates.

16 MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

2004			2003			2002			2001
Average balance	Interest	Average yields/ rates	Average balance	Interest	Average yields/ rates	Average balance	Interest	Average yields/ rates	Average balance	Interest	Average yields/ rates
$2,425	$73	3.02%	$2,247	$60	2.65%	$1,870	$63	3.33%	$2,493	$96	3.85%
713	11	1.55	658	8	1.20	462	8	1.80	1,179	46	3.90
153	3	1.93	151	3	1.83	116	3	2.22	166	8	4.82
275	6	2.14	722	13	1.87	744	8	1.11	436	16	3.67
9,766	341	3.49	9,772	419	4.29	7,715	387	5.02	8,002	488	6.10
607	44	7.17	537	37	6.86	400	28	6.87	265	18	6.79
1,458	89	6.08	789	80	10.12	1,814	120	6.63	1,032	78	7.56

11,831	474	4.00	11,098	536	4.82	9,929	535	5.39	9,299	584	6.28
7,307	300	4.11	7,704	331	4.30	9,445	448	4.74	9,843	655	6.65
—	—	—	—	—	—	184	4	2.01	—	—	—

22,704	$867	3.82	22,580	$951	4.21	22,750	$1,069	4.70	23,416	$1,405	6.00
2,565			2,264			2,857			2,773
682			693			721			615
—			—			206			12,683
8,182			8,357			7,135			6,070
(98)			(117)			(140)			(194)
$34,035			$33,777			$33,529			$45,363
$7,826	$56	0.71%	$6,356	$56	0.88%	$5,885	$70	1.19%	$5,716	$145	2.54%
229	5	2.43	237	6	2.32	244	8	3.00	212	8	3.77
325	5	1.53	351	5	1.47	770	15	1.95	924	39	4.22
4,973	87	1.75	4,179	58	1.38	3,408	63	1.85	3,468	122	3.52

13,353	153	1.15	11,123	125	1.12	10,307	156	1.50	10,320	314	3.04
1,266	13	1.03	1,716	16	0.95	1,985	30	1.51	1,652	65	3.93
315	4	1.18	430	5	1.05	588	9	1.63	265	11	4.16
17	—	1.04	18	—	0.66	41	1	1.58	489	18	3.68
187	16	8.67	585	25	4.33	615	20	3.19	423	29	6.86
4,270	143	3.34	4,304	129	3.01 (c)	4,238	135	3.19 (c)	3,751	191	5.09 (c)
1,024	55	5.33	—	—	—	—	—	—	—	—	—
—	—	—	1,010	58	5.76 (c)	987	79	8.00 (c)	974	79	8.11 (c)
—	—	—	—	—	—	—	—	—	1,595	114	7.15

20,432	$384	1.88	19,186	$358	1.87	18,761	$430	2.29	19,469	$821	4.22
6,997			8,370			8,703			7,240
—			—			206			12,683
2,753			2,764			2,611			2,310
30,182			30,320			30,281			41,702
3,853			3,457			3,248			3,661
$34,035			$33,777			$33,529			$45,363
	$867	3.82%		$951	4.21%		$1,069	4.70%		$1,405	6.00%
	384	1.73		358	1.58		430	1.89		821	3.50
	$483	2.09%		$593	2.63%		$639	2.81%		$584	2.50%
	466	2.01		577	2.56		626	2.75		576	2.47
$2,755	$36	1.32%	$2,742	$38	1.40%	$2,791	$42	1.51%	$3,658	$78	2.12%
19,949	447	2.19	19,838	555	2.79	19,959	597	2.99	19,758	506	2.58
$22,704	$483	2.09%	$22,580	$593	2.63%	$22,750	$639	2.81%	$23,416	$584	2.50%

MELLON FINANCIAL CORPORATION 17

RESULTS OF OPERATIONS

Operating expense

Operating expense (dollar amounts in millions)	2005	2004	2003
Staff:
Compensation	$1,019	$972	$942
Incentive (a)	483	393	293
Employee benefits (b)	262	210	172
Total staff	1,764	1,575	1,407
Non-staff:
Professional, legal and other purchased services (c)	447	386	356
Distribution and servicing (c)	377	319	299
Net occupancy	236	235	216
Equipment	176	169	170
Business development	95	87	88
Communications	84	84	84
Amortization of intangible assets	27	19	17
Other (c)	211	186	149
Total non-staff	1,653	1,485	1,379
Total operating expense (c)	$3,417	$3,060	$2,786
Total staff expense as a percentage of total revenue (FTE)	36%	37%	36%
Employees at year-end (d)	16,700	15,700	16,100

(a)	Stock option expense totaled approximately $25 million in 2005, $16 million in 2004 and $3 million in 2003. See Recent Accounting Pronouncements and Developments on page 51 for a discussion of expected future stock option expense resulting from the issuance of SFAS No. 123 (revised 2004),”Share-Based Payment.”

(b)	Includes pension expense of $19 million in 2005 compared with pension credits of $2 million in 2004 and $32 million in 2003.

(c)	Amounts include reclassifications as discussed in Note 1 under “Change in Reporting Classifications.”

(d)	The increase compared with Dec. 31, 2004 is primarily due to acquisitions.

Operating expense percentage change to prior periods	Change
	2005 vs. 2004	2004 vs. 2003
Staff:
Compensation	5%	3%
Incentive	23	34
Employee benefits	24	22
Total staff	12	12
Non-staff:
Professional, legal and other purchased services	16	9
Distribution and servicing	18	7
Net occupancy	1	9
Equipment	4	—
Business development	10	(1)
Communications	—	(1)
Amortization of intangible assets	38	15
Other	14	25
Total non-staff	11	8
Total operating expense	12%	10%

Summary

Operating expense totaled $3.417 billion, an increase of $357 million, or 12%, compared with 2004. The increase primarily reflects a $189 million increase in staff expense, a $58 million increase in distribution and servicing expense and the impact of acquisitions. The increase also includes the impact of expenses incurred by Mellon in providing transitional services to ACS under a transitional services agreement, which were largely offset by reimbursements from ACS, recorded as other revenue. Operating expense included $15 million in 2005 and $26 million in 2004 of charges not part of our normal daily operations, as detailed on page 6 and on the supplemental information table on page 7. This table presents a reconciliation of revenue and expense amounts presented in accordance with GAAP to adjusted non-GAAP revenue and expense amounts. The effect of changes in foreign exchange rates in 2005 compared with 2004 was not significant.

Staff expense

Given Mellon’s mix of fee-based businesses, which are staffed with high quality talent, staff expense comprised 52% of total operating expense in 2005. Staff expense is comprised of:

•	compensation expense

18 MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

•	base salary expense, primarily driven by headcount

•	the cost of temporaries and overtime

•	severance expense;

•	incentive expense

•	additional compensation earned under a wide range of sales commission plans and incentive plans designed to reward a combination of individual, line of business and corporate performance versus goals

•	stock option expense; and

•	employee benefits expense

•	primarily health and welfare benefits, payroll taxes and retirement benefits.

Staff expense increased $189 million, or 12%, primarily due to higher incentive and employee benefits. The $90 million increase in incentive expense resulted from business growth primarily in the Mellon Asset Management and Asset Servicing sectors and a $9 million increase in stock option expense. Employee benefits expense increased $52 million primarily due to a $21 million increase in pension expense, as well as higher payroll taxes, higher deferred compensation plan expense and higher health benefits expense. Compensation expense increased $47 million, or 5%, primarily as a result of acquisitions ($44 million) and the July 1, 2005 merit increases, partially offset by a $15 million reduction in severance expense. Acquisitions accounted for an increase of $74 million in total staff expense in 2005.

Mellon currently expects that the net periodic pension cost of $19 million in 2005 will increase to approximately $29 million for the year 2006, assuming current foreign currency exchange rates. This projection reflects a decrease in the discount rate to 5.75% from 6.00% and an unchanged assumed rate of increase for compensation of 3.25%, as well as an unchanged expected return on assets of 8.50%. The return on plan assets in 2005 for the funded plans was approximately 8.70%. The returns for the 3 year and 10 year periods ending in 2005 were approximately 14.2% and 9.0%. Accounting for pensions is considered to be a critical accounting policy and is discussed on pages 57, 74, 92, and 93.

Non-staff expenses

Non-staff expenses include certain expenses that vary with the levels of business activity and levels of expensed investments, fixed infrastructure costs and expenses associated with corporate activities related to technology, compliance, productivity initiatives and corporate development. These expenses now include gross distribution and servicing expenses, as well as other expense related to payments made to joint ventures, both of which are discussed in Note 1. Previously these expenses had been netted against fee revenue and other revenue. All prior periods have been reclassified. Distribution and servicing expense represents amounts paid to other financial intermediaries to cover their costs for distribution (marketing support, administration and record keeping) and servicing of mutual funds. Generally, increases in distribution and servicing expense reflect higher market values and higher net sales volumes of mutual funds. Non-staff expenses also include:

•	professional, legal and other purchased services;

•	occupancy and equipment;

•	business development (travel, entertainment and advertising);

•	communications expense (telecommunications, postage and delivery); and

•	other expense (government assessments, forms and supplies, operational errors, etc.).

Non-staff expenses totaled $1,653 million in 2005, a $168 million, or 11%, increase from $1,485 million in 2004. Distribution and servicing expense accounted for $58 million of the increase in non-staff expenses. The remainder of non-staff expenses increased $110 million, reflecting higher expenses in support of business growth and product development, from acquisitions and from providing transitional services to ACS. Acquisitions accounted for $42 million of the increase in non-staff expenses in 2005.

2004 compared with 2003

Operating expense for 2004 totaled $3.060 billion, an increase of $274 million, or 10%, compared with $2.786 billion in 2003. Excluding the 2004 charges

MELLON FINANCIAL CORPORATION 19

RESULTS OF OPERATIONS

discussed in the supplemental information table on page 7, operating expense increased 9%, due primarily to an increase in staff expense from higher incentive ($100 million), employee benefits expense ($38 million) and compensation expense ($30 million). Operating expense was also impacted by the effect of foreign exchange rates as well as the impact of acquisitions.

Income taxes

The provision for income taxes from continuing operations totaled $433 million in 2005, compared with $362 million in 2004 and $338 million in 2003. Mellon’s effective tax rate on income from continuing operations for 2005 was 32.2% compared with 30.9% in 2004 and 31.5% in 2003. The effective tax rate in 2005 was lower than the federal statutory rate as a result of the favorable resolution of certain federal and state income tax issues and because of tax exempt income. It is currently anticipated that the effective tax rate will be approximately 33.0% in 2006. For additional information, see Note 21 of Notes to Financial Statements.

Lease-in-Lease-out

The Internal Revenue Service (IRS) has proposed to disallow certain tax deductions previously taken, related to Mellon’s participation in several lease-in-lease-out (LILO) transactions for years 1997-2000. If any of the deductions previously taken are disallowed, they will be deductible in future years. We believe that we properly reported the tax effects of LILO transactions based on statutes, regulations and case law in effect at the time they were negotiated. We are currently at IRS Appeals for these years and believe we are close to reaching a settlement. However, negotiations are ongoing and final settlement is subject to approval by the Joint Committee on Taxation of the U.S. Congress. It remains possible that the issues could be litigated and it is unclear if or when a settlement will be reached. We believe we have adequately accrued for any tax and interest exposures related to LILO transactions.

On July 14, 2005 the FASB released a proposed staff position on the application of SFAS No. 13 to leveraged leases for a change in the timing of the realization of tax benefits. While we continue to study this draft proposal, if finalized in its current form, it could result in a cumulative change in the related income recorded to date on these transactions. Until this staff position is finalized, it is not possible to estimate the financial statement impact to Mellon.

Business sectors

Mellon’s business sectors reflect our management structure, the characteristics of our products and services, and the classes of customers to which those products and services are delivered. Our lines of business serve two distinct major classes of clients:

•	Corporations and institutions

•	High net worth individuals

Lines of business that offer similar or related products and services to common or similar classes of clients have been combined into five business sectors, and these sectors have been aligned within three business groups. Our Asset Management Group includes the Mellon Asset Management and the Private Wealth Management sectors. Our Payments and Securities Services Group includes the Asset Servicing and Payment Solutions & Investor Services sectors. Our fifth sector, and third group, is Treasury Services/Other Activity.

In 2005, the following changes were made to the presentation of Mellon’s business sectors (all prior periods have been reclassified):

•

Historically, certain Dreyfus mutual funds have been sub-advised by other Mellon investment subsidiaries as well as third parties. Effective July 1, 2005, we completed the process of repositioning Dreyfus to focus principally on the domestic distribution of mutual fund products and shifted the investment management for equity and taxable fixed income products from Dreyfus to the investment subsidiaries of Mellon’s institutional asset managers. As a result we have combined the sector financials of Institutional Asset Management and Mutual Funds and renamed the sector Mellon Asset Management. We will continue to report

20 MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

separately the revenue associated with mutual funds as part of this sector.

•	In the third quarter of 2005, we changed our disclosure regarding the collection and payment of distribution fees associated with mutual funds. In addition to this change, we began to record revenue passed to joint ventures as other expense. Previously the amounts passed to joint ventures were reported as a reduction of other revenue. The change in both of these reporting classifications had no impact on income before taxes or net income reported by the businesses, but did reduce reported pre-tax operating margins. See “Change in Reporting Classification” in Note 1 of Notes to Financial Statements for further details regarding these changes.

•	In the first quarter of 2005, we announced the sale of the HR businesses and applied discontinued operations accounting for the HR consulting practices, benefits administration and business process outsourcing businesses. These businesses were formerly included primarily in the HR&IS sector. As a result, a new sector, Payment Solutions & Investor Services (PS&IS) was created. PS&IS includes Mellon Investor Services, from the former HR&IS sector, as well as Global Cash Management and Mellon Financial Markets, which were previously included in the Treasury Services sector. In addition, the Treasury Services/Other Activity sector was realigned to include the remaining Treasury Services businesses as well as the results formerly included in Other Activity. Additionally, a small pension business and certain mutual fund revenues and related expenses, both formerly in the HR&IS sector, were transferred to the Mellon Asset Management sector.

•	In the first quarter of 2005, we further refined our capital allocations to our Asset Management and Payments and Securities Services business groups to better reflect credit risk, operating risk, market risk and strategic risk inherent in those businesses and the required economic capital to reflect those risks with any excess capital remaining in the Treasury Services/Other Activity group. The decrease in allocated capital was approximately $150 million versus the amount that would have been allocated using prior methodologies.

The results of our business sectors are presented and analyzed on an internal management reporting basis.

•	Fee revenue includes revenue generated directly by each sector, as well as revenue transferred between sectors under revenue transfer agreements.

•	Net interest revenue includes interest revenue or expense generated directly by each sector or allocated to each sector from Corporate Treasury under a transfer pricing system. Mellon employs a funds transfer pricing system under which Corporate Treasury buys and sells funds internally across all business sectors using internal transfer rates that reflect the interest sensitivity and maturity characteristics of assets and liabilities. Under this funds transfer pricing system, Corporate Treasury compensates deposit-generating business lines and charges asset-generating business lines. In addition, included in this system is a funds credit for allocated common equity and loan loss reserves. Net interest revenue as reflected in the financial results of the business sectors represents the net spread earned on their assets, liabilities and capital.

•	In order to maintain consistent management reporting across the business sectors, internal rate schedules have been established for the provision of services by one Mellon area to another. These policies serve as the principal guideline for charging costs of services, whether the charges occur within the same legal entity or across legal entities.

•

A charge related to corporate overhead is reflected in the results of the business sectors. Corporate overhead is allocated to the business sectors based primarily on allocated common equity but also using other measures where appropriate. Included as corporate overhead are costs related to the executive offices, the holding company of Mellon Financial Corporation, executive compensation plans and corporate activities

MELLON FINANCIAL CORPORATION 21

RESULTS OF OPERATIONS

provided by our shared services departments not directly assignable to a sector.

•	We allocate capital to the business sectors to reflect management’s assessment of credit risk, operating risk, market risk and strategic risk using risk models consistent with economic capital methodologies as discussed on page 36. The capital allocations may not be fully representative of the capital levels that would be required in the marketplace if these sectors were nonaffiliated business units.

•	The accounting policies of the business sectors are the same as those described in Note 1 of Notes to Financial Statements except:

•	other fee revenue, net interest revenue and income taxes differ from the amounts shown in the Consolidated Income Statement because amounts presented in Business Sectors are on a fully taxable equivalent basis (FTE); and

•	credit quality expense (revenue) for the sectors with loans is presented on a net charge-off (recovery) basis, and charges for litigation settlements are generally recorded when the related matters are settled and payment is made.

In addition, Business Sector information is reported on a continuing operations basis for all periods presented. For a discussion of discontinued operations, see Note 4 of Notes to Financial Statements.

Following is a discussion of Mellon’s five business sectors. In the tables that follow, the income statement amounts are presented in millions of dollars and the assets under management, administration or custody are period-end market values and are presented in billions of dollars. The operations of acquired businesses are integrated with the existing business sectors soon after most acquisitions are completed. As a result of the integration of staff support functions, management of customer relationships, operating processes and the financial impact of funding the acquisitions, we cannot accurately determine the impact of acquisitions on income before taxes and therefore do not report it.

22 MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

Business Groups	Business Sectors	Products and Services	Clients

Asset Management	Mellon Asset Management

•      Mellon’s institutional asset management businesses, consist of a number of asset management companies offering a broad range of equity, fixed income, hedge and liquidity management products featuring a wide spectrum of investment styles and asset classes, ranging from active growth equity strategies to emerging markets to fixed income and asset allocation solutions. Most of these strategies are available on a separate account and pooled fund basis.

•      Mellon Global Investments (MGI), distributor of investment management products internationally.

•      All products and services associated with the Dreyfus/Founders complex of equity, fixed income and money market mutual funds, separately managed accounts and annuities.

Predominately institutional investors (corporations, financial institutions, public plan sponsors, foundations/endowments, insurance companies, and Taft Hartley plans) reached through direct sales, consultant relationships and sub-advisory relationships, although mutual funds are also sold directly to individuals and via intermediaries (brokers, financial institutions and insurance companies), through MGI, Dreyfus and Founders.

	Private Wealth Management	• Investment management, wealth management and comprehensive financial management services. • Operates from more than 60 locations in 14 states.	High net worth individuals, families, family offices, charitable gift programs, endowments, foundations, professionals and entrepreneurs.

Payments and Securities Services	Asset Servicing

•      Institutional trust and custody and related services such as securities lending, investment management backoffice outsourcing, performance measurement, benefits disbursements, transition management, fund administration, Web-based investment management software and foreign exchange and derivative products.

•      As a global service provider, we distribute these products through the franchise’s sales organization along with Mellon’s joint venture partners - CIBC Mellon and ABN AMRO Mellon.

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

Payment Solutions & Investor Services

•      Global Cash Management services include automated clearinghouse, wire transfer and telecash; wholesale/custom and retail lockbox; check clearing, imaging and storage activities; and accounts payable and other business processing offered by SourceNet Solutions.

•      Mellon Investor Services provides a diverse array of products to corporations and their shareholders including stock transfer and recordkeeping services, investment plan services, demutualizations, corporate actions, unclaimed property services and employee stock-based compensation plans.

•      Mellon Financial Markets, our full-service broker-dealer subsidiary.

Corporations, institutions and government agencies.

Treasury Services/Other Activity

•      Credit products for large corporations, insurance premium financing and the activities of Mellon 1st Business Bank, National Association, in California.

•      Business exits, including large ticket leasing, and Mellon Ventures.

•      Corporate Treasury activities.

Large corporations, banks, insurance brokers and insurance companies.

MELLON FINANCIAL CORPORATION 23

RESULTS OF OPERATIONS

Business sectors (income statement amounts in millions, averages in billions; presented on an FTE basis)	Mellon Asset Management			Private Wealth Management			Total Asset Management
	2005	2004	2003	2005	2004	2003	2005	2004	2003
Revenue:
Noninterest revenue	$1,915	$1,651	$1,420	$356	$325	$308	$2,271	$1,976	$1,728
Net interest revenue (expense)	(21)	(22)	(22)	216	212	223	195	190	201
Total revenue	1,894	1,629	1,398	572	537	531	2,466	2,166	1,929
Credit quality expense	—	—	—	—	1	1	—	1	1
Total operating expense	1,389	1,216	1,090	333	316	293	1,722	1,532	1,383
Income from continuing operations before taxes and cumulative effect of accounting change	505	413	308	239	220	237	744	633	545
Income taxes	176	142	108	83	75	83	259	217	191
Income from continuing operations before cumulative effect of accounting change	329	271	200	156	145	154	485	416	354
Cumulative effect of accounting change (a)	—	—	—	—	—	—	—	—	—
Income from continuing operations	329	271	200	156	145	154	485	416	354
Income from discontinued operations after-tax (a)	—	—	—	—	—	—	—	—	—
Net income	$329	$271	$200	$156	$145	$154	$485	$416	$354
Average loans	$—	$—	$—	$3.6	$3.4	$2.9	$3.6	$3.4	$2.9
Average assets (b)	$2.0	$2.0	$2.0	$7.0	$6.2	$5.5	$9.0	$8.2	$7.5
Average deposits	$—	$—	$—	$6.1	$5.3	$4.6	$6.1	$5.3	$4.6
Average common equity	$1.0	$0.8	$0.7	$0.4	$0.5	$0.4	$1.4	$1.3	$1.1
Average Tier I preferred equity	$0.5	$0.4	$0.4	$0.2	$0.2	$0.2	$0.7	$0.6	$0.6
Return on common equity (c)	34%	34%	28%	38%	30%	36%	35%	32%	31%
Pre-tax operating margin (c)	27%	25%	22%	42%	41%	45%	30%	29%	28%

Business sectors (income statement amounts in millions, averages in billions; presented on an FTE basis)	Asset Servicing			Payment Solutions & Investor Services			Total Payments and Securities Services
	2005	2004	2003	2005	2004	2003	2005	2004	2003
Revenue:
Noninterest revenue	$983	$806	$711	$550	$583	$586	$1,533	$1,389	$1,297
Net interest revenue (expense)	82	69	82	142	123	152	224	192	234
Total revenue	1,065	875	793	692	706	738	1,757	1,581	1,531
Credit quality expense	—	—	—	—	—	—	—	—	—
Total operating expense	843	696	638	527	509	525	1,370	1,205	1,163
Income from continuing operations before taxes and cumulative effect of accounting change	222	179	155	165	197	213	387	376	368
Income taxes	77	62	55	58	67	75	135	129	130
Income from continuing operations before cumulative effect of accounting change	145	117	100	107	130	138	252	247	238
Cumulative effect of accounting change (a)	—	—	—	—	—	—	—	—	—
Income from continuing operations	145	117	100	107	130	138	252	247	238
Income from discontinued operations after-tax (a)	—	—	—	—	—	—	—	—	—
Net income	$145	$117	$100	$107	$130	$138	$252	$247	$238
Average loans	$—	$0.1	$—	$0.1	$0.1	$0.1	$0.1	$0.2	$0.1
Average assets (b)	$8.5	$7.2	$5.9	$7.3	$7.1	$8.4	$15.8	$14.3	$14.3
Average deposits	$7.2	$5.8	$4.2	$6.6	$6.4	$7.6	$13.8	$12.2	$11.8
Average common equity	$0.5	$0.6	$0.6	$0.3	$0.3	$0.3	$0.8	$0.9	$0.9
Average Tier I preferred equity	$0.1	$0.1	$0.1	$—	$0.1	$0.1	$0.1	$0.2	$0.2
Return on common equity (c)	30%	20%	18%	34%	44%	39%	32%	28%	26%
Pre-tax operating margin (c)	21%	20%	20%	24%	28%	29%	22%	24%	24%

(a)	The cumulative effect of accounting change in 2003 and income from discontinued operations in the years 2005, 2004 and 2003 have not been allocated to any of Mellon’s reportable sectors.

(b)	Where average deposits are greater than average loans, average assets include an allocation of securities equal to the difference.

(c)	On a continuing operations basis.

Note: Prior periods sector data may reflect immaterial reclassifications as a result of minor changes made to be consistent with current period presentation.

- continued -

24 MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

Business sectors (income statement amounts in millions, averages in billions; presented on an FTE basis)	Treasury Services/ Other Activity			Consolidated Results
	2005	2004	2003	2005	2004	2003
Revenue:
Noninterest revenue (a)	$533	$429	$305	$4,337	$3,794	$3,330
Net interest revenue (expense) (b)	84	101	158	503	483	593
Total revenue	617	530	463	4,840	4,277	3,923
Credit quality expense (revenue)	19	(12)	6	19	(11)	7
Total operating expense	325	323	240	3,417	3,060	2,786
Income from continuing operations before taxes and cumulative effect of accounting change	273	219	217	1,404	1,228	1,130
Income taxes (c)	98	75	75	492	421	396
Income from continuing operations before cumulative effect of accounting change	175	144	142	912	807	734
Cumulative effect of accounting change	—	—	(7)	—	—	(7)
Income from continuing operations	175	144	135	912	807	727
Income (loss) from discontinued operations after-tax (d)	—	—	—	(130)	(11)	(26)
Net income	$175	$144	$135	$782	$796	$701
Average loans	$3.5	$3.7	$4.7	$7.2	$7.3	$7.7
Average assets (e)	$12.4	$10.9	$11.1	$37.3	$34.0	$33.9
Average deposits	$3.3	$2.9	$3.1	$23.2	$20.4	$19.5
Average common equity	$1.9	$1.6	$1.5	$4.1	$3.8	$3.5
Average Tier I preferred equity	$0.2	$0.2	$0.2	$1.0	$1.0	$1.0
Return on common equity (f)	N/M	N/M	N/M	22%	21%	21%
Pre-tax operating margin (f)	N/M	N/M	N/M	29%	29%	29%

(a)	Consolidated results include FTE impact of $41 million in 2005, $42 million in 2004 and $42 million in 2003.

(b)	Consolidated results include FTE impact of $18 million in 2005, $17 million in 2004 and $16 million in 2003.

(c)	Consolidated results include FTE impact of $59 million in 2005, $59 million in 2004 and $58 million in 2003.

(d)	Income from discontinued operations in the years 2005, 2004 and 2003 has not been allocated to any of Mellon’s reportable sectors.

(e)	Where average deposits are greater than average loans, average assets include an allocation of securities equal to the difference. Consolidated average assets include average assets of discontinued operations of $.1 billion for 2005, $.6 billion for 2004 and $1.0 billion for 2003.

(f)	On a continuing operations basis. Return on common equity is before the cumulative effect of a change in accounting principle.

Note: Prior periods sector data may reflect immaterial reclassifications as a result of minor changes made to be consistent with current period presentation.

MELLON FINANCIAL CORPORATION 25

RESULTS OF OPERATIONS

Asset Management Group

Asset Management Group Selected data	2005	2004	2003
Return on common equity	35%	32%	31%
Pre-tax operating margin	30%	29%	28%
Assets under management (in billions)	$678	$633	$602

Mellon Asset Management

(income statement dollar amounts in millions, asset dollar amounts in billions)	2005	2004	2003
Mutual funds	$767	$715	$681
Institutional clients	520	409	327
Performance fees	171	127	70
Private clients	86	74	56

Total investment management revenue	$1,544	$1,325	$1,134
Distribution and service	317	269	240
Institutional trust and custody revenue	53	55	58
Transfer revenue	(4)	(7)	(18)
Other fee revenue	5	9	6
Net interest revenue (expense)	(21)	(22)	(22)

Total revenue	1,894	1,629	1,398
Total operating expense	1,389	1,216	1,090

Income before taxes	$505	$413	$308
Return on common equity	34%	34%	28%
Pre-tax operating margin	27%	25%	22%
Assets under management (a)	$625	$583	$555
Plus: subadvised for other Mellon sectors	4	2	(1)

	$629	$585	$554
Assets under custody or administration	$3	$8	$10

(a)	Includes $15 billion, $13 billion and $11 billion of domestic securities lending assets advised by Standish Mellon Asset Management. Remaining securities lending assets are reported in the Asset Servicing sector. Amounts for 2004 and 2003 have been reclassified.

Mellon Asset Management percentage change to prior periods	Change
	2005 vs. 2004	2004 vs. 2003
Mutual funds	7%	5%
Institutional clients	27	25
Performance fees	35	80
Private clients	17	33
Total investment management revenue	16	17
Distribution and service	18	12
Institutional trust and custody revenue	(3)	(6)
Total revenue	16	17
Operating expense	14	12
Income before taxes	22	34

The results of the Mellon Asset Management sector are mainly driven by the period-end and average levels of assets managed as well as the mix of those assets, as shown in the table on page 11. Managed equity assets typically generate higher percentage fees than money market and fixed-income assets. Also, actively managed assets typically generate higher management fees than indexed or passively managed assets of the same type. In addition, performance fees may be generated by the performance of the managed funds exceeding related benchmarks. Results for this sector are also impacted by sales of fee-based products such as fixed and variable annuities and separately managed accounts. Expenses in this sector are mainly driven by staffing costs, incentives, distribution and servicing expense, and product distribution costs.

Income before taxes increased $92 million, or 22%, compared with 2004, reflecting positive operating leverage. Revenue increased 16%, primarily due to a $219 million increase in investment management fees, resulting from net inflows, improved equity markets, a higher level of performance fees and acquisitions. As shown in the table on page 11, assets under management for this sector, before amounts subadvised for other sectors, were $625 billion at Dec. 31, 2005, a 7% increase compared with $583 billion at Dec. 31, 2004, reflecting market appreciation of $9 billion and net inflows of $33 billion from net new business. Operating expense increased 14% compared with 2004, primarily as a result of higher incentive expense and higher distribution and servicing expense. The pre-tax operating margin increased by 2% in 2005 over 2004.

2004 compared with 2003

Income before taxes increased $105 million, or 34%, in 2004 compared with 2003. The pre-tax operating margin increased 3%, reflecting positive operating leverage. Revenue increased $231 million, or 17%, compared with 2003, primarily resulting from an increase in investment management fees, mainly due to improved equity markets, a $57 million increase in performance fees, net inflows, the effect of foreign exchange rates and acquisitions. Assets under management for this sector, before amounts subadvised for other sectors, were $583 billion at Dec. 31, 2004, a 5% increase

26 MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

compared with $555 billion at Dec. 31, 2003. This reflected improved equity markets and net long-term inflows from net new business, partially offset by a lower level of money market funds. Operating expense increased 12% compared with 2003, primarily resulting from higher incentive expense and the effect of foreign exchange rates.

Private Wealth Management

(income statement dollar amounts in millions, asset dollar amounts in billions)	2005	2004	2003
Investment management revenue - private clients	$330	$299	$274
Investment management revenue - mutual fund revenue	1	1	1
Institutional trust and custody revenue	10	9	9
Transfer revenue	(1)	2	10
Other fee revenue	16	14	14
Net interest revenue	216	212	223

Total revenue	572	537	531
Credit quality expense	—	1	1
Total operating expense	333	316	293

Income before taxes	$239	$220	$237
Return on common equity	38%	30%	36%
Pre-tax operating margin	42%	41%	45%
Total client assets at beginning of year	$78	$75	$66
Assets under management net inflows (outflows)	1	—	(1)
Assets under custody or administration net inflows	4	—	3
Acquisitions	1	2	1
Transfers	—	(2)	1
Market appreciation	2	3	5

Total client assets at end of year (a)	$86	$78	$75

(a)	Includes assets under management, before amounts subadvised for other sectors, of $53 billion, $50 billion and $47 billion.

Private Wealth Management percentage change to prior periods	Change
	2005 vs. 2004	2004 vs. 2003
Fee revenue	10%	5%
Net interest revenue	2	(5)
Total revenue	7	1
Total operating expense	6	7
Income before taxes	9	(7)

The results of the Private Wealth Management sector are driven by the level of assets managed and custodied as well as the mix of those assets and the level of activity in client accounts. Net interest revenue is determined by the level and spread of loans and deposits. Expenses of this sector are driven mainly by staff expense in the investment management, sales, service and support groups.

Income before taxes increased $19 million, or 9%, compared with 2004. The pre-tax operating margin increased 1%, reflecting positive operating leverage. Revenue in this sector increased 7% compared with 2004, reflecting higher investment management fee revenue and higher net interest revenue. Investment management revenue was higher mainly due to improved equity markets, net new business and acquisitions. Client assets were $86 billion at Dec. 31, 2005, an increase of 10% from Dec. 31, 2004, primarily reflecting net inflows and equity market appreciation. The increase in net interest revenue largely resulted from higher average loans and deposits. Operating expense increased 6% mainly resulting from higher staff expense, which was driven by merit increases, acquisitions and business growth initiatives, and increased incentive expense due to improved investment performance.

2004 compared with 2003

Revenue in this sector increased 1% compared with 2003, primarily reflecting higher investment management fee revenue, partially offset by lower net interest revenue. The increase in investment management revenue was mainly due to improved equity markets and acquisitions, partially offset by a decline in fees from separately managed accounts. The decrease in net interest revenue resulted, in part, from narrower spreads earned on deposits in a very low interest rate environment. Client assets were $78 billion at Dec. 31, 2004, an increase of 4% from Dec. 31, 2003, reflecting equity market appreciation. Operating expense increased 7%, mainly resulting from higher staff and incentive expense driven by new business production and acquisitions. Income before taxes decreased $17 million, or 7%, compared with 2003.

MELLON FINANCIAL CORPORATION 27

RESULTS OF OPERATIONS

Payments and Securities Services Group

Payments and Securities Services Group Selected data	2005	2004	2003
Return on common equity	32%	28%	26%
Pre-tax operating margin	22%	24%	24%

Asset Servicing

(income statement dollar amounts in millions, asset dollar amounts in billions)	2005	2004	2003
Institutional trust and custody revenue	$598	$478	$422
Securities lending revenue	108	76	69
Transfer revenue	(10)	(9)	(6)
Other fee revenue (a)	287	261	226
Net interest revenue	82	69	82

Total revenue	1,065	875	793
Total operating expense	843	696	638

Income before taxes	$222	$179	$155
Return on common equity	30%	20%	18%
Pre-tax operating margin	21%	20%	20%
Assets under management (b)	$103	$74	$55
Assets under custody or administration	$3,874 (c)	$3,199	$2,688

(a)	Primarily consists of foreign exchange trading revenue of $198 million, $183 million and $148 million, and reimbursement of services provided to joint ventures of $77 million, $74 million and $71 million.

(b)	2004 and 2003 amounts were restated to reflect the transfer of securities lending assets to this sector from the Mellon Asset Management sector. Amounts represent managed securities lending cash collateral. Total cash and non-cash securities lending loan volumes of Mellon, affiliates and joint ventures were approximately $161 billion at Dec. 31, 2005.

(c)	Excludes assets of $333 billion at Dec. 31, 2005, that we manage and are also under custody or administration. These assets are reported as assets under management in the Asset Management Group sectors.

Asset Servicing percentage change to prior periods	Change
	2005 vs. 2004	2004 vs. 2003
Institutional trust and custody revenue	25%	14%
Securities lending revenue	42	10
Other fee revenue	10	15
Net interest revenue	18	(15)
Total revenue	22	10
Total operating expense	21	9
Income before taxes	24	15

The results of the Asset Servicing Sector are driven by a number of factors which include the level of transaction activity and extent of services provided including custody, accounting, administration, daily valuations, performance measurement, securities lending, foreign exchange trading and investment manager backoffice outsourcing, as well as the market value of assets under administration and custody. Market interest rates impact both securities lending revenue and the deposit earnings on client cash balances. Foreign exchange trading revenues are directly influenced by the volume of client transactions and the spread realized on such transactions, and indirectly influenced by other factors including market volatility in major currencies, the level of cross-border assets held in custody for clients, and the level and nature of underlying cross-border investment and other transactions undertaken by corporate and institutional clients. Eagle Investment Systems fee revenue is dependent on investment manager discretionary spending for license and development fees and professional services. Sector expenses are principally driven by staffing levels and technology investments necessary to process transaction volumes. Fees paid to subcustodians are driven by market values of global assets and related transaction volumes.

Income before taxes increased $43 million, or 24%, compared with 2004, reflecting positive operating leverage. Institutional trust and custody revenue increased 25% compared with 2004, reflecting net new business, growth in professional services offered by Eagle, improved market conditions and the acquisitions of DPM Mellon and MAS. Securities lending revenue and foreign exchange trading revenue also contributed to the increase, reflecting improved volumes and spreads. Net interest revenue increased $13 million, or 18%, primarily due to higher average levels of deposits.

28 MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

Operating expense increased 21%, reflecting higher staff expense, primarily from acquisitions and higher incentive expense; and higher non-staff expenses primarily in support of business growth, product development and acquisitions. Assets under custody or administration for this sector were $3.874 trillion at Dec. 31, 2005, an increase of $675 billion, or 21%, compared with Dec. 31, 2004, resulting from net new business conversions of approximately $400 billion and market appreciation.

2004 compared with 2003

Revenue in 2004 compared with 2003 increased 10%, mainly resulting from higher institutional trust and custody revenue, reflecting net new business, improved markets and the effect of foreign exchange rates. Higher foreign exchange trading and higher securities lending revenue also contributed to the increase. These increases more than offset lower net interest revenue due, in part, to narrower spreads. Operating expense increased 9%, reflecting higher staff expense and expenses in support of new business growth and development around new products and enhancements to existing products, as well as the effect of foreign exchange rates. Income before taxes increased 15% compared with 2003 reflecting positive operating leverage. Assets under custody or administration for this sector were $3.199 trillion at Dec. 31, 2004, an increase of $511 billion, or 19%, compared with Dec. 31, 2003, resulting from market appreciation, net new business and the effect of foreign exchange rates.

Payment Solutions & Investor Services

(dollar amounts in millions)	2005	2004	2003
Payment solutions & investor services fee revenue	$524	$565	$569
Transfer revenue	24	20	16
Other fee revenue	2	(2)	1
Net interest revenue	142	123	152

Total revenue	692	706	738
Total operating expense	527	509	525

Income before taxes	$165	$197	$213
Return on common equity	34%	44%	39%
Pre-tax operating margin	24%	28%	29%

Payment Solutions & Investor Services percentage change to prior periods	Change
	2005 vs. 2004	2004 vs. 2003
Payment solutions & investor services fee revenue	(7)%	(1)%
Net interest revenue	16	(19)
Total revenue	(2)	(4)
Total operating expense	4	(3)
Income before taxes	(16)	(7)

The results of the Payment Solutions & Investor Services sector are impacted by cash management revenue, investor services revenue and the results of Mellon Financial Markets. Cash management and investor services revenue is driven by the volume of transactions processed and types of services provided. The other significant driver of Global Cash Management’s results is net interest revenue earned from the deposit balances generated by activity across the business operations. Investor services revenue includes earnings related to customer deposit balances maintained in an agency capacity. Customer balances held in an agency capacity and not reflected on Mellon’s balance sheet totaled $341 million at Dec. 31, 2005 and $445 million at Dec. 31, 2004. In Mellon Financial Markets, our full-service broker-dealer subsidiary, revenue is driven by the volume and size of our fixed income securities transactions in both the primary and secondary markets, the volume of money market fund balances distributed by MFM, as well as the underwriting of transactions for clients in the Public Finance, Asset Backed Finance and Debt Capital Markets groups. Sector expenses are driven by staff, equipment and space required to support the services provided by the sector.

Income before taxes for this sector compared with 2004 decreased $32 million, or 16%. The decrease in fee revenue compared with the prior year primarily resulted from lower ancillary services revenue at Mellon Investor Services, lower processing volumes at Global Cash Management and higher credits for compensating balances in lieu of fees, partially offset by higher cash management revenue generated by the SourceNet acquisition.

MELLON FINANCIAL CORPORATION 29

RESULTS OF OPERATIONS

The increase in net interest revenue reflects increased spreads on Mellon Investor Services and cash management customer deposits. The increase in operating expense primarily resulted from the SourceNet acquisition and higher expenses related to product development.

2004 compared with 2003

Income before taxes in 2004 decreased $16 million, or 7%, compared with 2003. Revenue decreased 4%, primarily due to lower net interest revenue on a lower average level of deposits as well as slightly lower ancillary services revenue at Mellon Investor Services. Operating expense decreased $16 million, or 3%, reflecting lower salaries and incentive expenses.

Treasury Services/Other Activity

Treasury Services/Other Activity - income from continuing operations before taxes
(in millions)	2005	2004	2003
Treasury services	$74	$111	$160
Other activity:
Venture capital	28	18	(49)
Business exits	10	28	54
Corporate activity/other	161	62	52
Total - Treasury Services/Other Activity	$273	$219	$217

As discussed on page 21, the Global Cash Management and Mellon Financial Markets businesses were moved from the Treasury Services sector to the PS&IS sector in 2005. Treasury Services activities now include:

•	credit products for large corporations;

•	insurance premium financing (AFCO);

•	commercial real estate lending (large corporate loans held for sale at Dec. 31, 2005. The sale agreement for these loans was signed in the first quarter of 2006); and

•	the activities of Mellon 1st Business Bank, National Association, in California.

Other Activity includes:

•	business exits activity, including;

•	the results of large ticket leasing, which is in a runoff mode;

•	several small non-strategic businesses; and

•	certain lending relationships that Mellon is in the process of exiting;

•	the results of Mellon Ventures, our venture capital group;

•	Corporate Treasury activities; and

•	certain corporate revenue and expense that has not been fully allocated for management reporting purposes to the business sectors.

The aggregation of the current Treasury Services activities, together with business exits activity and the results of Mellon Ventures represent the results of capital driven activities that earn net interest revenue, financing-related revenue and equity investment gains.

Revenue in the Treasury Services/Other Activity sector primarily reflects:

•	COLI/BOLI revenue

•	net interest revenue from loans;

•	gains (losses) from Mellon Ventures’ portfolio, net of funding costs of the portfolio;

•	gains (losses) from the sale of securities and other assets; and

•	interest revenue on capital above amounts of economic capital allocated to the business sectors, net of funding costs of other assets.

Operating expense includes:

•	direct expenses supporting the remaining Treasury Services activities;

•	various direct expenses for items not attributable to the operations of a business sector;

•	a net credit for the net corporate level (income) expense amounts allocated from Other Activity to the business sectors; and

•	the operating expenses of Mellon Ventures.

Average common equity represents capital in excess of amounts of economic capital allocated to the business sectors, as well as economic capital required to support Treasury Services lending activity and for the investments of Mellon Ventures and business exits.

30 MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

Our credit strategy is to exit all credit relationships for which a broad fee-based relationship resulting from the cross-sale of our fee-based services does not exist. The loans and leases included in business exits include:

•	Mellon’s large ticket lease portfolio, which was principally transaction-based; and

•	loans to companies where a broad fee-based relationship does not exist.

Results for Treasury Services activities in 2005 compared with 2004 reflected lower net interest revenue from lower loan volume and lower spreads, and lower securitization gains. Results for 2004 compared with 2003 reflected lower net interest revenue from lower average levels of loans and deposits.

Business exits results in 2005 reflected an increase in net interest revenue resulting from the cumulative effect of a client exercising its option to extend the term of an existing leveraged lease. Business exits results also included higher gains on lease residuals, which were more than offset by higher credit quality expense resulting from credit losses on regional airline leases.

Other Activity also reflects the following activity.

Recorded in 2005:

•	the $197 million pre-tax gain from the sale of our remaining investment in Shinsei Bank in the first quarter of 2005;

•	$61 million of net gains from venture capital activities;

•	a $10 million pre-tax charge associated with the early extinguishment of debt recorded in the first quarter of 2005;

•	a $3 million additional writedown of an investment in a business and a $2 million additional charge associated with the move to the new London building, both recorded in the first quarter of 2005 and both related to charges initially recorded in 2004; and

•	a $19 million provision for credit losses.

Recorded in 2004:

•	the $93 million pre-tax gain from the sale of approximately 35% of our investment in Shinsei Bank;

•	the $19 million pre-tax charge for the writedown of two small non-strategic businesses, one of which was sold in 2004;

•	the $24 million pre-tax charge for the move to the new Mellon Financial Centre in London;

•	the $17 million pre-tax sublease loss reserve reversal related to the execution of a new lease on our headquarters building in Pittsburgh;

•	$59 million of net gains from venture capital activities;

•	$8 million of gains from the sale of securities; and

•	a $12 million negative provision for credit losses.

Recorded in 2003:

•	$62 million of gains from the sale of mortgage-backed securities; and

•	losses from venture capital activities of $7 million.

Venture capital investments

We regard the accounting policies related to venture capital investments to be critical to the presentation of Mellon’s financial condition. These policies require us to make numerous complex and subjective estimates and valuation assumptions relating to amounts which are inherently uncertain. These policies are discussed on pages 55 and 56.

Our venture capital investments include direct investments in both publicly traded and privately held companies and indirect investments in private equity funds in which we hold a limited partnership interest. As shown in the following table, our total venture capital portfolio had a carrying value of $582 million at Dec. 31, 2005, or 97% of the original cost basis of active investments. The $582 million was comprised of $1 million of investments in public companies, $372 million of investments in privately owned companies and $209 million of investments in private equity funds.

MELLON FINANCIAL CORPORATION 31

RESULTS OF OPERATIONS

Venture capital investment portfolio - gain (loss)
(in millions)	2005	2004	2003
Private and publicly held direct investments:
Realized gains	$12	$27	$—
Unrealized gains	35	3	3
Total	47	30	3
Third party indirect funds:
Realized gains	20	32	2
Unrealized gains (losses)	2	5	(5)
Management fees	(8)	(8)	(7)
Total	14	29	(10)
Total venture capital equity investment revenue	$61	$59	$(7)

Venture capital investment portfolio - activity
(in millions)	2005	2004	Life to date
Direct investments:
Carrying value at end of period (a)	$373	$378
Cost at end of period	372	425
Cash disbursements	28	48	997
Cash receipts	91	117	428
Unfunded commitments	—	4
Indirect investments:
Carrying value at end of period	209	208
Cost at end of period	228	229
Cash disbursements	39	57	524
Cash receipts	52	81	310
Unfunded commitments:
Active investment periods (b)	46	88
Expired investment periods (c)	33	30
Total active investments:
Carrying value at end of period (d)	$582	$586
Cost at end of period	$600	$654

(a)	At Dec. 31, 2005, there were 56 actively managed investments with an average original cost basis of $7 million. Direct investments include $46 million of venture capital direct mezzanine investments in the form of subordinated debt.

(b)	Funds with active investment periods may call committed capital to invest in new or existing portfolio companies and for management fees.

(c)	Funds with expired investment periods may call committed capital only for investment in existing portfolio companies and for management fees.

(d)	In 2004, Mellon confirmed that Mellon Ventures will not make new direct investments except in support of the existing portfolio. Mellon Ventures will continue to provide follow-on investments with the objective of maximizing the return on the existing portfolio. Commitments are discussed in Note 26 of Notes to Financial Statements.

Capital

Mellon is committed to maintaining its capital ratios above the regulatory definition of “well capitalized.” In addition, we strive to maintain a minimum tangible shareholders’ equity to assets ratio (as defined below) in a range of 4.25% to 5.00%. This ratio was 5.19% at Dec. 31, 2005, up from 4.72% at Dec. 31, 2004. Mellon considers internally generated tangible capital to be available for the following:

•	investing in our business, internally or through acquisitions; and

•	return to shareholders through dividends or share repurchases.

The 19 basis point decrease in Mellon’s total shareholders’ equity to assets ratio at Dec. 31, 2005 compared with Dec. 31, 2004 resulted from the impact of a larger balance sheet. Total shareholders’ equity increased $100 million as earnings retention was largely offset by stock repurchases and higher unrealized mark-to-market losses in the securities available for sale portfolio. Tangible shareholders’ equity increased $252 million reflecting the same factors, as well as the reduction in goodwill and intangibles resulting from the sale of the HR businesses to ACS.

The increase in the risk-based capital ratios compared with Dec. 31, 2004 reflects the decrease in goodwill and intangibles from the HR businesses sale mentioned above and earnings retention, partially offset by an increase in risk adjusted assets. The increase in risk adjusted assets primarily reflects an increase in floating rate and other short duration mortgage-backed securities and the change in 2005 by the regulatory agencies in the risk weighting allocated to liquidity facilities that support asset backed commercial paper programs. Liquidity facilities that do not meet certain eligibility requirements are now treated as direct credit substitutes. This change reduced Mellon’s Tier I capital ratio by approximately 25 basis points and total capital ratio by approximately 40 basis points.

32 MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

Capital data at year-end (dollar amounts in millions except per share amounts; common shares in thousands)	2005	2004	2003
Total shareholders’ equity	$4,202	$4,102	$3,702
Total shareholders’ equity to assets ratio	10.86%	11.05%	10.89%

Tangible shareholders’ equity	$1,888	$1,636	$1,408
Tangible shareholders’ equity to assets ratio (a)	5.19%	4.72%	4.44%

Tier I capital ratio (b)	10.90%	10.54%	8.55%
Total (Tier I plus Tier II) capital ratio (b)	16.87%	16.47%	13.46%
Leverage capital ratio (b)	8.33%	7.87%	7.92%

Book value per common share	$10.11	$9.69	$8.67
Tangible book value per common share	$4.54	$3.86	$3.30

Closing common stock price per share	$34.25	$31.11	$32.11
Market capitalization	$14,230	$13,171	$13,712
Common shares outstanding	415,479	423,354	427,032

(a)	If the benefit of the deferred tax liability associated with tax deductible goodwill is deducted from goodwill as provided for in guidance from the Federal Reserve on the inclusion of trust preferred securities in Tier I capital, the tangible shareholders’ equity to asset ratio would have been 5.67%, 5.01% and 4.66%.

(b)	Includes discontinued operations.

In October 2002, Mellon’s Board of Directors authorized a share repurchase program of up to 25 million shares of common stock. This repurchase program was completed in October 2005. During 2005, we completed several share repurchase agreements with broker-dealer counterparties: in the second quarter of 2005, Mellon repurchased 6 million shares of its outstanding common stock through a share repurchase agreement at an initial price of $27.45 per share for a total of $165 million; in the third quarter of 2005 we repurchased .8 million shares through a purchase agreement at a price of $30.91 per share for a total of $26 million; in the fourth quarter of 2005, we repurchased 2 million shares at an initial price of $31.97 per share for a total of $64 million. Purchases through broker-dealer counterparties are subject to purchase price adjustments based on the actual price paid for the shares, and other related costs, by the counterparty. The price adjustment can be settled, at Mellon’s option, in cash or shares of common stock. We expect to settle these transactions by issuing shares of common stock to the counterparties in the first quarter of 2006. Based on the price of Mellon shares at Dec. 31, 2005, we expect to issue approximately 142,000 shares upon settlement. In addition, on Jan. 3, 2006 we repurchased 2 million shares.

In September 2005, Mellon’s Board of directors authorized a new share repurchase program of up to 25 million shares of common stock. Following the fourth quarter of 2005 repurchases of 3.7 million shares, 22 million common shares are available for repurchase at Dec. 31, 2005 under the September 2005 repurchase program, which does not have an expiration date. Since Jan. 1, 1999, Mellon’s Board of Directors has authorized seven repurchase programs for a total of 170 million shares.

During 2005, 12.5 million common shares were repurchased by Mellon under the publicly announced programs. Share reissuances, primarily for employee benefit plan purposes, totaled 5.2 million common shares in 2005.

Share repurchases during 2005				Total shares
(common shares in thousands)	Total shares repurchased		Average price per share (a)	repurchased as part of a publicly announced plan
First quarter	1,900		$28.93	1,500
Second quarter	6,133		27.48	6,000
Third quarter	1,339		31.24	1,316
Fourth quarter:
October	2,005		31.97	2,000
November	475		32.54	475
December	1,179		33.52	1,175
Total fourth quarter	3,659		$32.54	3,650
Total 2005	13,031	(b)	$29.51	12,466

(a)	Amounts include commissions paid, which were not significant. Total purchase price in the fourth quarter of 2005 was $119 million.

(b)	Includes 565 thousand shares, at a purchase price of $16 million, purchased from employees in connection with the employees’ payment of taxes upon the vesting of restricted stock.

MELLON FINANCIAL CORPORATION 33

RESULTS OF OPERATIONS

Regulatory capital

Mellon and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary— actions by regulators that, if undertaken, could have a direct material effect on Mellon’s financial results. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Mellon and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of Mellon’s and its banking subsidiaries’ assets, liabilities and certain off-balance-sheet items, as calculated under regulatory accounting practices. The capital amounts and classification also are subject to qualitative judgments by the regulators about components, risk weightings and other factors.

For a banking institution to qualify as “well capitalized,” its Tier I, Total (Tier I plus Tier II) and Leverage Capital ratios must be at least 6%, 10% and 5%, respectively. All of Mellon’s banking subsidiaries qualified as well capitalized at Dec. 31, 2005 and 2004. Mellon intends to maintain the ratios of its banking subsidiaries above the well-capitalized levels. By maintaining ratios above the regulatory well-capitalized guidelines, Mellon’s banking subsidiaries receive the benefit of lower FDIC deposit insurance assessments.

In September 2005, the U.S. regulatory agencies announced their revised plans for the U.S. implementation of the “International Convergence of Capital Measurement and Capital Standards: A Revised Framework” (BASEL II). The agencies intend to issue a notice of proposed rulemaking regarding the domestic implementation of BASEL II during 2006. BASEL II applies to internationally active U.S. banking organizations, as defined by Basel II, but can be adopted by other U.S. banking organizations. Currently, Mellon is not an internationally active banking organization, per the definition. The agencies also expect to propose a revised implementation timeline for BASEL II. Under the revised timeline, the first opportunity for a U.S. banking institution to conduct a parallel run would be January 2008. In addition, U.S. institutions adopting the BASEL II capital rules would be subject to a minimum three-year transition period (ending in 2011) during which the agencies would apply limits on the amount by which each institution’s risk-based capital could decline with the application of BASEL II. In October 2005, the federal banking agencies published an advance notice of proposed rulemaking (ANPR) regarding potential revisions to the existing risk-based capital framework. The ANPR discusses various modifications to the U.S. risk-based capital standards including: increasing the number of risk weight categories; expanding the use of external credit ratings; and modifying the credit conversion factor for various commitments. These guidelines would apply to U.S. banking organizations that are not internationally active banking organizations under BASEL II. Mellon is analyzing the potential impact of all proposed revisions on its risk-based capital.

In March 2005, the Board of Governors of the Federal Reserve System (the Board) amended its risk-based capital standards for bank holding companies to allow the continued limited inclusion of trust-preferred securities in the Tier I capital of bank holding companies, subject to stricter quantitative limits and qualitative standards. The Board’s final rule limits trust-preferred securities taken together with certain core capital elements to 25% of core capital elements, net of goodwill less any associated deferred tax liability, for non-internationally active banks. For internationally active bank holding companies (defined as bank holding companies with consolidated total assets of $250 billion or more, or total on-balance sheet foreign exposure of $10 billion or more) the Board further restricts the inclusion of trust-preferred securities to 15% of core capital elements, net of goodwill less any associated deferred tax liability. The quantitative limits become effective on March 31, 2009. If the prospective limits were in effect at Dec. 31, 2005, Mellon’s risk-based capital ratios would have exceeded the well-capitalized guidelines.

34 MELLON FINANCIAL CORPORATION

RESULTS OF OPERATIONS

Risk-based and leverage capital ratios at year-end (a) (dollar amounts in millions)	2005	2004
Tier I capital:
Common shareholders’ equity (b)	$4,299	$4,123
Trust-preferred securities	993	993
Minority interest	11	10
Goodwill and certain other intangibles	(2,299)	(2,461)
Other	(41)	(47)
Total Tier I capital	2,963	2,618
Tier II capital	1,622	1,474
Total qualifying capital	$4,585	$4,092
Risk-adjusted assets:
On-balance-sheet	$18,697	$16,773
Off-balance-sheet	8,490	8,072
Total risk-adjusted assets	$27,187	$24,845
Average assets - leverage capital basis	$35,554	$33,271
Tier I capital ratio (c)	10.90%	10.54%
Total capital ratio (c)	16.87	16.47
Leverage capital ratio (c)	8.33	7.87

(a)	Includes discontinued operations.

(b)	In accordance with regulatory guidelines, the $97 million and $21 million of net unrealized losses at Dec. 31, 2005 and Dec. 31, 2004, net of tax, on assets classified as available for sale have been excluded.

(c)	Minimum Tier I, Total and Leverage capital ratios are 4%, 8% and 3%, as defined by the Federal Reserve Board.

Risk-based and leverage capital ratios for largest banking subsidiaries at year-end (a) (dollar amounts in millions)	Mellon Bank, N.A.		Mellon Trust of New England
	2005	2004	2005	2004
Amount:
Tier I capital	$2,136	$2,049	$447	$380
Total qualifying capital	2,666	2,801	448	384
Risk-adjusted assets	21,065	18,819	2,665	2,140
Average assets-leverage capital basis	24,830	24,228	7,284	6,103
Ratios:
Tier I capital	10.14%	10.89%	16.78%	17.74%
Total capital	12.66	14.88	16.83	17.96
Leverage capital	8.60	8.46	6.14	6.22

(a)	Includes discontinued operations.

MELLON FINANCIAL CORPORATION 35

CORPORATE RISK MANAGEMENT

Risk overview

The understanding, identification and mitigation of risk are essential elements for the successful management of Mellon. The primary risk exposures are:

Type of risk	Description

Credit	Default risk on the balance sheet for loans, commitments, corporate and bank owned life insurance, receivables and other assets where realization of the value of the asset is dependent upon a counterparty’s ability to perform.

Operational	Risk of loss resulting from inadequate or failed internal processes, people and systems or from external non-credit or market events.

Market	Risk of potential valuation changes in foreign exchange and other derivative positions and in fixed income instruments, as well as venture capital and other equity investments. Includes interest rate risk.

Liquidity	The possibility that Mellon will be unable to fund present and future financial obligations.

Strategic	Risk arising from adverse business decisions or the improper implementation of such decisions.

Reputation	Risk arising from negative public opinion resulting from failures of process, failures of strategy or failures of corporate governance.

We control and monitor these risks with policies, procedures, training and various levels of managerial and Board of Directors oversight. Because of the nature of our business, external factors beyond our control may, at times, result in losses to Mellon or our customers.

Risk is managed to meet certain tolerances approved by the Risk Committee of the Board of Directors. Risk-types for which tolerances have been approved include: Credit, Operational, Trading, Critical Mass Funding, Interest Rate, Foreign Currency Translation, and Liquidity.

Economic capital

Mellon has implemented a methodology to quantify economic capital. We define economic capital as the capital required to protect against unexpected economic losses over a one-year period at a level consistent with the solvency of a firm with a target debt rating. Mellon quantifies capital requirements for the risks mentioned above, which are inherent in its business activities, using statistical modeling techniques and then aggregates them at the consolidated level. Beginning in 2006, a capital reduction, or diversification benefit, will be applied to reflect the unlikely event of experiencing an extremely large loss in each type of risk at the same time. Economic capital levels are directly related to our risk profile. As such, it has become a part of our internal capital assessment process and, along with regulatory capital, is a key component to ensuring that Mellon’s actual level of capital is commensurate with its risk profile, and is sufficient to provide the financial flexibility to undertake future strategic business initiatives.

The framework and methodologies to quantify each of Mellon’s risk-types have been developed by the Risk Management & Compliance Department and are designed to be consistent with our risk management principles. The framework has been approved by senior management and has been reviewed by the Audit Committee of the Board of Directors. Due to the evolving nature of quantification techniques, we expect to continue to refine the methodologies used to estimate our economic capital requirements.

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

36 MELLON FINANCIAL CORPORATION

CORPORATE RISK MANAGEMENT

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

We manage both on- and off-balance-sheet credit risk by maintaining and adhering to written credit policies, which specify general underwriting criteria as well as underwriting standards for specific industries and control credit exposure by borrower, counterparty, degree of risk, industry, country and aggregate portfolio management. These measures are adopted by Mellon’s Risk Management & Compliance Department in conjunction with our lending units and are regularly updated to reflect the evaluation of developments in economic, political and operating environments that could affect lending risks. We may adjust credit exposure to individual industries or customers through loan sales, syndications, participations, credit default swaps and the use of master netting agreements. In addition, credit risk to the large corporate market is being managed by generally lending only to investment grade or equivalent customers that have existing relationships with our non-credit fee-based businesses.

Most credit extensions are approved independently by senior credit officers of Mellon’s Risk Management & Compliance Department and officers of our lending departments. Smaller loans are underwritten according to pre-approved credit standards. Required approvals are determined by the dollar amount and risk characteristics of the credit extension. Collateral obtained, if any, for the credit facilities provided is based on industry practice as well as the credit assessment of the customer. The type and amount of collateral vary, but generally includes marketable securities; inventory; property, plant and equipment; other assets; and/or income-producing commercial properties with appraised values that exceed the contractual amount of the credit facilities by pre-approved ratios.

Mellon continually assesses the risk of its credit facilities, and assigns a numerical risk rating to substantially all commercial extensions of credit, excluding insurance premium finance loans. Our lending officers have the primary responsibility for monitoring their portfolios, identifying emerging problem loans and recommending changes in risk ratings. To anticipate or detect problems, lending units and credit management use processes designed both for specific customers and for industries that could be affected by adverse market or economic conditions. When signs of credit deterioration are detected, credit recovery or other specialists become involved to minimize exposure to potential future credit losses. The Credit Review division of Mellon’s Audit and Risk Review Department provides an independent assessment of credit ratings, credit quality and the credit management process. Mellon’s Board of Directors maintains oversight of credit activity through a series of periodic reports.

For a further discussion of the credit risk associated with off-balance-sheet financial instruments and derivative instruments used for trading and risk management purposes, see Notes 26 and 27 of Notes to Financial Statements.

MELLON FINANCIAL CORPORATION 37

CORPORATE RISK MANAGEMENT

Composition of loan portfolio

Composition of loan portfolio at year-end (in millions)	2005		2004	2003	2002	2001
Domestic loans and leases:
Commercial and financial	$2,269		$2,190	$2,757	$3,807	$3,618
Commercial real estate	1,360		1,916	2,131	2,227	2,536
Personal (a)	2,222		1,993	1,714	1,290	1,124
Lease finance assets (b)	370		456	505	556	637
Total domestic loans and leases	6,221		6,555	7,107	7,880	7,915
International loans and leases	352		199	360	558	625
Total loans and leases, net of unearned discount	$6,573	(c)	$6,754	$7,467	$8,438	$8,540

(a)	Primarily consists of secured personal credit lines and mortgages for customers in the Private Wealth Management sector.

(b)	Represents large ticket lease assets that will continue to run-off through repayments, possible sales and no new originations.

(c)	Includes $3.665 billion of loans to Private Wealth Management customers and $913 million of loans to Mellon 1st Business Bank, National Association customers.

Note: There were no concentrations of loans to borrowers engaged in similar activities, other than those shown in this table, that exceeded 10% of total loans at year-end.

The loan portfolio decreased $181 million, or 3%, at Dec. 31, 2005, compared with Dec. 31, 2004, reflecting the designation of approximately $565 million of large corporate real estate loans as held for sale. These loans were reclassified to other assets on the balance sheet. The sale agreement was signed in the first quarter of 2006. Partially offsetting this decrease were higher levels of personal loans as well as higher international and commercial and financial loans, primarily resulting from insurance premium finance loans. At Dec. 31, 2005, the composition of the loan portfolio was 66% commercial and 34% personal.

Commercial and financial

The domestic commercial and financial loan portfolio primarily consists of loans to corporate borrowers in the financial services, healthcare and social assistance, service, transportation and warehousing, manufacturing, wholesale and retail trade industries, as well as insurance premium finance loans.

Numerous risk factors impact this portfolio, including industry-specific risks, such as:

•	the economy;

•	new technology;

•	competition;

•	labor rates; and

•	cyclicality;

and customer-specific factors such as:

•	cash flow;

•	credit structure;

•	operating controls; and

•	asset quality.

The increase in commercial and financial loans at Dec. 31, 2005 compared to Dec. 31, 2004, primarily resulted from insurance premium finance loans that are no longer being securitized. At year-end, approximately 81% of the loans and 95% of the unfunded loan commitments to our large corporate commercial and financial customers had an investment grade credit rating.

Commercial real estate

The commercial real estate loan portfolio consists of commercial mortgages, which generally are secured by nonresidential and multifamily residential properties, and commercial construction loans generally with maturities of 60 months or less. Commercial real estate loans carry many of the same customer and industry risks as the commercial and financial portfolio, as well as contractor/subcontractor performance risk in the case of commercial construction loans and cash flow risk based on project economics. In the fourth quarter of 2005, we decided to sell most of our large corporate real estate loans. As a result we designated $565 million of these loans, as well as all

38 MELLON FINANCIAL CORPORATION

CORPORATE RISK MANAGEMENT

related commitments, as held for sale. These loans were reclassified on the balance sheet to other assets, net of the associated $5 million reserve for credit losses. The sale agreement was signed in the first quarter of 2006.

Foreign outstandings

Foreign outstandings include loans, acceptances, interest-bearing deposits with other banks, other interest-bearing investments and related accrued interest. Country distributions are based on the location of the obligor. Short term interest-bearing deposits with banks represent approximately 75% of our foreign outstandings. Foreign assets are subject to the general risks of conducting business in each foreign country, including economic uncertainty and government regulations. In addition, foreign assets may be impacted by changes in demand or pricing resulting from movements in exchange rates or other factors. The following table presents the foreign outstandings in any country where such outstandings exceed .75% of our total assets.

Foreign outstandings at year-end (dollar amounts in millions)	2005	2004	2003
Greater than 1% of total assets:
United Kingdom	<1%	$1,334	$1,431
Between .75% and 1%:
Canada	$329	<.75%	<.75%
Ireland	<.75%	<.75%	$274
United Kingdom	<.75%	> 1%	> 1%

Nonperforming assets

Nonperforming assets are assets for which revenue recognition has been suspended or is restricted. Nonperforming assets include both nonaccrual loans and acquired property, primarily other real estate owned (OREO) acquired in connection with the collection effort on loans. Past-due commercial loans are those that are contractually past due 90 days or more but are not on nonaccrual status because they are well secured and in the process of collection. Past-due personal loans, excluding mortgages, are generally not classified as nonaccrual but are charged off on a formula basis upon reaching various stages of delinquency. Additional information regarding Mellon’s practices for placing assets on nonaccrual status is presented in Note 1 of Notes to Financial Statements.

Nonperforming assets at year-end (dollar amounts in millions)	2005	2004	2003	2002	2001
Nonaccrual loans:
Commercial and financial	$1	$10	$49	$54	$42
Personal	2	4	2	3	2
Commercial real estate	—	—	—	—	1
Lease finance assets	13	15	—	—	14
Total nonaccrual loans and leases (a)(b)	16	29	51	57	59
Acquired property:
Real estate acquired	—	—	1	2	2
Other assets acquired	—	—	—	—	1
Total acquired property	—	—	1	2	3
Total nonperforming assets	$16	$29	$52	$59	$62
Nonaccrual loans as a percentage of total loans	.24%	.43%	.69%	.68%	.69%
Nonperforming assets as a percentage of Tier I capital plus the reserve for loan losses	.53%	1.08%	2.09%	2.66%	2.30%

(a)	Includes $14 million, $9 million, $13 million, $1 million and $16 million, respectively, of loans with both principal and interest less than 90 days past due but placed on nonaccrual status by management discretion.

(b)	There were no international nonaccrual loans for all periods presented.

The decrease in nonperforming assets at Dec. 31, 2005 compared with Dec. 31, 2004 primarily resulted from principal payments, the largest of which was a $5 million loan to a cable television operator. Additions in 2005 primarily included leases of regional aircraft that were substantially charged off during the year. At Dec. 31, 2005, total nonaccrual loans and leases were comprised of $13 million of regional airline leases and $3 million of various smaller loans.

Change in nonaccrual loans for the year ended Dec. 31,
	2005
	Commercial and financial	Personal	Lease finance assets	Total
(in millions)				2005	2004

Nonaccrual loans at beginning of year	$10	$4	$15	$29	$51
Additions	3	1	35	39	28
Reductions from payments (a)	(10)	(3)	—	(13)	(47)
Credit losses	(2)	—	(37)	(39)	(3)
Nonaccrual loans at end of year	$1	$2	$13	$16	$29

(a)	Includes interest applied to principal.

MELLON FINANCIAL CORPORATION 39

CORPORATE RISK MANAGEMENT

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

When there is a significant credit concern with respect to a loan, it is reviewed for potential impairment if it meets the following criteria:

•	loans greater than $250,000 at certain banking subsidiaries;

•	jumbo mortgages of $500,000 or greater; and

•	all other loans of $1 million or greater.

Impaired loans (in millions)	2005	2004	2003
Impaired loans at year-end (a)	$2	$7	$41
Average impaired loans for the year	5	18	46
Interest revenue recognized on impaired loans (b)	1	5	1

(a)	Includes $1 million, $6 million, and $3 million of impaired loans with a related impairment reserve of less than $1 million, $1 million, and $2 million at Dec. 31, 2005, Dec. 31, 2004, and Dec. 31, 2003, respectively.

(b)	All income was recognized using the cash basis method of income recognition.

Foregone interest on nonaccrual loans was less than $1 million at Dec. 31, 2005, $1 million at Dec. 31, 2004, and $2 million at Dec. 31, 2003, 2002 and 2001.

Past-due loans totaled less than $1 million at Dec. 31, 2005; $5 million at Dec. 31, 2004; $2 million at Dec. 31, 2003; $3 million at Dec. 31, 2002 and $1 million at Dec. 31, 2001. At Dec. 31, 2005, loans that were 30-59 days and 60-89 days or more past due as to principal and interest totaled $9 million and $12 million, respectively.

Provision and reserve for credit exposure

Mellon’s accounting policy regarding the reserve for credit exposure is regarded as a critical accounting policy in that it involves significant management valuation judgments. This policy is discussed on pages 56 and 57.

The allocation of the reserve for credit exposure is presented below. This allocation is judgmental, and the entire reserve is available to absorb credit losses regardless of the type of loss.

Reserve for credit exposure at year-end (in millions)	2005	2004
Reserve for loan losses:
Base reserves:
Commercial and financial	$35	$36
Commercial real estate	—	9
Personal	3	5
Lease finance assets	19	15
Total domestic base reserve	57	65
International	4	2
Total base reserve	61	67
Impairment/judgmental	2	6
Unallocated	—	25
Total reserve for loan losses	$63	$98
Reserve for unfunded commitments:
Commitments	$71	$57
Letters of credit and bankers acceptances	7	10
Total reserve for unfunded commitments	$78	$67
Total reserve for credit exposure	$141	$165

During the first quarter of 2005, there was a refinement of the methodology used to determine the provision for credit losses and the level of reserves. New quantitative factors have replaced the previous loss factors and take into account credit rating, maturity, exposure size and industry. There is no longer an unallocated component of the reserve. The decrease in the total base reserves at Dec. 31, 2005 compared with Dec. 31, 2004 primarily reflects the recording of $37 million of net credit losses on regional airline leases, as well as the impact of designating most of the large corporate real estate finance loans as held for sale. These loans, net of a $5 million reserve for loan losses, were transferred to other assets. The increase in the reserve for unfunded commitments at Dec. 31, 2005 compared with Dec. 31, 2004 is primarily related to the refinement of methodology used to determine

40 MELLON FINANCIAL CORPORATION

CORPORATE RISK MANAGEMENT

the level of reserves, as well as the shift towards longer maturities of loan commitments.

Mellon’s management concluded that, at Dec. 31, 2005, the overall reserve level was appropriate to recognize inherent losses in the loan portfolio. The Audit Committee of the Board of Directors reviewed and concurred.

The net provision for credit losses totaled a positive $19 million in 2005 compared with a negative $11 million in 2004 and a positive $7 million in 2003. Net credit losses totaled $36 million in 2005 compared with recoveries of $1 million in 2004 and losses of $8 million in 2003. The increase in net provision and net credit losses in 2005 resulted from the $37 million of net credit losses on regional airline leases. The level of credit losses and recoveries relative to outstanding loans can vary from period to period as a result of the size and number of individual credits that may require charge-off and the effects of changing economic conditions.

Reserve for unfunded commitments (dollar amounts in millions)	2005	2004	2003	2002	2001
Reserve at beginning of year	$67	$75	$52	$42	$18
Loss on sale of commitments	—	—	(3)	(7)	—
Provision for credit losses	13	(8)	26	28	—
Transfer to held for sale (a)	(2)	—	—	—	—
Transfer (to) from loan loss reserve (b)	—	—	—	(11)	24
Reserve at end of year	$78	$67	$75	$52	$42
Reserve for unfunded commitments as a percentage of unfunded commitments at year-end	.58%	.47%	.44%	.25%	.16%

(a)	Commercial real estate loan commitments totaling $307 million were designated as held for sale at Dec. 31, 2005. As a result, $2 million of reserve was transferred from the reserve for unfunded commitments to other liabilities.

(b)	Results from funding loans and loan repayments. See Note (a) on loan loss reserve activity table below.

MELLON FINANCIAL CORPORATION 41

CORPORATE RISK MANAGEMENT

Loan loss reserve activity (dollar amounts in millions)	2005	2004	2003	2002	2001
Reserve at beginning of year	$98	$103	$127	$96	$254
Credit losses:
Domestic:
Commercial and financial	(1)	(1)	(3)	(87)	(25)
Commercial real estate	—	—	—	(1)	—
Personal	(1)	(2)	(1)	(2)	(1)
Lease finance assets	(37)	—	—	(7)	(14)
Total domestic	(39)	(3)	(4)	(97)	(40)
International	—	(1)	(2)	—	(15)
Total credit losses	(39)	(4)	(6)	(97)	(55)
Recoveries:
Domestic:
Commercial and financial	1	2	14	9	1
Commercial real estate	—	—	1	1	—
Personal	2	2	2	1	—
Lease finance assets	—	—	—	2	—
Total domestic	3	4	17	13	1
International	—	1	—	—	1
Total recoveries	3	5	17	13	2
Net credit (losses) recoveries:
Domestic:
Commercial and financial	—	1	11	(78)	(24)
Commercial real estate	—	—	1	—	—
Personal	1	—	1	(1)	(1)
Lease finance assets	(37)	—	—	(5)	(14)
Total domestic	(36)	1	13	(84)	(39)
International	—	—	(2)	—	(14)
Sub-total - net credit (losses) recoveries	(36)	1	11	(84)	(53)
Credit losses on loans transferred to held for sale	—	—	(16)	(39)	(29)
Total net credit (losses) recoveries	(36)	1	(5)	(123)	(82)
Provision for credit losses	6	(3)	(19)	144	(4)
Securitizations	—	(3)	—	(2)	(1)
Dispositions/acquisitions	—	—	—	1	(47)
Reserve transferred to held for sale	(5)	—	—	—	—
Transfer (to) from reserve for unfunded commitments (a)	—	—	—	11	(24)
Reserve at end of year	$63	$98	$103	$127	$96

Reserve for loan losses as a percentage of total loans (at year-end)	.96%	1.45%	1.37%	1.51%	1.12%

Net credit losses (recoveries) to average loans	.50%	(.01)%	.07%	1.30%	.84%

(a)	Transfers to the reserve for unfunded commitments result from loan repayments, which increases the level of unfunded commitments. Transfers from the reserve for unfunded commitments result from funding a loan, which decreases the level of unfunded commitments.

42 MELLON FINANCIAL CORPORATION

CORPORATE RISK MANAGEMENT

Market and liquidity risk

The Finance Committee is responsible for overseeing the management of market risk, which includes interest rate and currency risk for both asset/liability management and trading activities, and liquidity risk pursuant to policies and limits which are established by the Committee and reviewed annually with a committee of our Board of Directors. Our Finance Committee is comprised of senior officers from the following areas:

•	Executive Management Group;

•	Finance, including Corporate Treasury;

•	Foreign Exchange;

•	Institutional Banking;

•	Financial Markets;

•	Securities Lending; and

•	Corporate Strategy.

Market and liquidity risk includes a consideration of both on-balance-sheet and off-balance-sheet activities, including the use of derivatives. The use of derivatives for asset/liability management purposes is discussed under “Interest rate sensitivity analysis.” The use of derivatives for trading purposes is discussed under “Trading Activities.” Off-balance-sheet arrangements which may involve credit, market, liquidity or operational risk are discussed under “Off-balance-sheet arrangements.”

Liquidity and dividends

We use several key primary and secondary measures to assess the adequacy of our liquidity position. The balance sheet is managed to ensure that these measures are maintained within approved limits. Each of these measures is monitored on a periodic basis, giving consideration to our expected requirements for funds and anticipated market conditions. Quarterly, the Finance Committee reviews a liquidity stress simulation that evaluates how the liquidity position at that time might be impacted under adverse funding conditions. The stress simulation is prepared under a gradual erosion scenario and under a crisis scenario. All deposits and borrowed funds are categorized by their sensitivity to potential credit concerns. In addition, the effect of other factors are considered including: prevailing credit market conditions; current debt ratings and the ratings outlook; and commitments to extend credit. The simulation analysis has shown adequate liquidity under both scenarios. The stress simulation is reviewed and updated to ensure current applicability with changes in our balance sheet and changes in the marketplace and is reviewed by the Board of Directors as part of the annual review of our liquidity policy.

We manage our liquidity position with the objective of maintaining the ability to fund commitments and to repay liabilities in accordance with their terms, even during periods of market or financial stress. Through active liquidity management, we seek to ensure that changes in funding requirements can be accommodated without materially impacting net income. Core demand and time deposits, gathered from our Private Wealth Management, Asset Servicing and PS&IS businesses are used in conjunction with long-term debt to provide stable sources of funding. Purchased funds, acquired from a variety of sources and customers in worldwide financial markets, are used to supplement the core sources of funding. Liquid assets, in the form of money market investments and portfolio securities held available for sale, are also utilized to meet short-term requirements for cash. Liquidity is managed on both a consolidated basis and at the Mellon Financial Corporation (Parent Corporation) level.

The Parent Corporation has access to the following principal sources of liquidity: dividend and interest payments from its subsidiaries, the commercial paper market, a revolving credit agreement with Mellon Bank, N.A., and access to the capital markets. The ability of national bank subsidiaries to pay dividends to the Parent Corporation is subject to certain regulatory limitations, as discussed in Note 24 of Notes to Financial Statements. Under the more restrictive limitation, Mellon’s national bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to Dec. 31, 2005, of up to approximately $165 million, less any dividends declared and plus or minus net profits or losses, as defined, earned between Jan. 1, 2006, and the date of any such dividend declaration. To comply with regulatory guidelines, Mellon and its subsidiary banks continually evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition. See Note 30 of Notes to

MELLON FINANCIAL CORPORATION 43

CORPORATE RISK MANAGEMENT

Financial Statements for the Parent Corporation’s condensed financial statements.

At Dec. 31, 2005, the Parent Corporation held $360 million of cash and $200 million of unpledged available for sale securities. The Parent Corporation has a $200 million revolving credit agreement with Mellon Bank, N.A., Mellon’s primary bank subsidiary, with a June 2006 expiration date. The agreement was executed at market terms. Under this agreement, any borrowings are to be collateralized with eligible assets of our non-bank subsidiaries. There were no borrowings under this facility during 2005. The revolving credit facility contains Tier I ratio and double leverage ratio covenants, as discussed in Note 13 of Notes to Financial Statements. The Parent Corporation also has the ability to access the capital markets with $1.45 billion of unused capacity to issue debt, equity and junior subordinated debentures under a shelf registration statement. Access to the capital markets is partially dependent on Mellon’s and Mellon Bank, N.A.’s credit ratings, which are shown in the following table.

Debt ratings at Dec. 31, 2005	Standard & Poor’s	Moody’s	Fitch
Mellon Financial Corporation:
Commercial paper	A-1	P-1	F1+
Senior debt	A+	A1	AA-
Subordinated debt	A	A2	A+
Mellon Bank, N.A.:
Long-term deposits	AA-	Aa3	AA
Subordinated debt	A+	A1	A+

In March 2005, we repurchased and retired approximately $118 million of previously issued subordinated notes of Mellon Bank, N.A., due 2007, with a coupon rate of 7.625%. We recorded a pre-tax charge of $10 million on this transaction. Contractual maturities of Mellon’s long-term debt totaled approximately $650 million in 2005. Contractual maturities will total approximately $300 million in 2006, all of which is for obligations of Mellon Bank, N.A. For additional information, including maturity dates, on our notes and debentures, see Note 14 of Notes to Financial Statements.

In the second quarter of 2005, we increased our annual common stock dividend to $.80 per common share, an increase of 11% from the previous annual rate. We paid $327 million of common stock dividends in 2005, compared with $297 million in 2004. The common dividend payout ratio, on a net income basis, was 42% in 2005 on a dividend of $.78 per share compared with 37% in 2004 on a dividend of $.70 per share. Based upon shares outstanding at Dec. 31, 2005, and the current quarterly common stock dividend rate of $.20 per share, the annual dividend requirement in 2006 is expected to be approximately $330 million.

As shown in the consolidated statement of cash flows, cash and due from banks decreased by $402 million during 2005 to $2.373 billion at Dec. 31, 2005. The decrease resulted from $2.351 billion of net cash used in investing activities substantially offset by $1.020 billion of net cash provided by financing activities and $953 million of net cash provided by operating activities. Net cash used in investing activities primarily resulted from net purchases of securities available for sale, partially offset by a decrease in short-term investments. Net cash provided by financing activities primarily resulted from higher levels of deposits, partially offset by repayments of longer-term debt, the repurchase of common stock and dividends paid on common stock.

Asset/liability management

Asset/liability management activities address management of assets and liabilities from an interest rate risk, currency risk and liquidity management perspective, including the use of derivatives.

Selected average balances (in millions)	2005	2004
Assets:
Money market investments	$3,270	$3,291
Trading account securities	298	275
Securities	15,247	11,799
Loans	7,194	7,307
Total interest-earning assets	26,009	22,672
Noninterest-earning assets	11,328	11,429
Reserve for loan losses	(88)	(98)
Assets allocated to discontinued operations	55	—
Total assets	$37,304	$34,003
Funds supporting total assets:
Core funds	$34,482	$31,444
Purchased funds	2,822	2,559
Funds supporting total assets	$37,304	$34,003

44 MELLON FINANCIAL CORPORATION

CORPORATE RISK MANAGEMENT

The increase in average interest-earning assets in 2005 compared with 2004 primarily resulted from higher levels of securities, partially offset by lower levels of loans. The increase in average securities was due to purchases of high quality floating rate and other short duration mortgage-backed securities.

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

Core funds primarily support core assets, consisting of loans, net of the reserve, and noninterest-earning assets. Average core assets decreased $204 million in 2005 from the prior year, reflecting the lower level of loans and lower noninterest-earning assets. Core funds averaged 187% of core assets in 2005 compared with 169% in 2004. The increase in the proportion of average core funds to average total funds supporting total assets in 2005, compared with 2004, was primarily due to higher levels of custody, cash management and Private Wealth deposits.

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

Average purchased funds increased $263 million in 2005 from 2004 primarily due to an increase in federal funds purchased and securities under repurchase agreements. Average purchased funds as a percentage of total average assets totaled 8% in 2005, unchanged from 2004.

Interest rate sensitivity analysis

The objective of interest rate risk management is to manage the effect of interest rate fluctuations on net interest revenue and the net present value of our assets, liabilities and derivative instruments. We use simulation models as the primary means to estimate the impact of these changes. Interest rate risk is measured using the following simulation models:

•	net interest revenue simulation; and

•	portfolio equity simulation

Our simulation models use the consolidated balance sheet and derivative positions as of year-end adjusted for committed positions not settled as of that date. The models also incorporate assumptions about the volumes and characteristics of new assets and liabilities and the behavior of existing assets and liabilities. These assumptions include but are not limited to: the composition of the balance sheet, prepayment speeds on mortgage-backed securities, repricing of interest-earning assets and interest-bearing liabilities and capital and other financing plans.

We have established, with the concurrence of Mellon’s Board of Directors, the following guidelines for assuming interest rate risk:

•	Net interest margin simulation—Given a +/- 200 basis point change in short term interest rates and a +/- 165 basis point change in long-term rates over a six month period, the estimated one year total net interest revenue may not change by more than 10% from the rates unchanged results.

•

Portfolio equity simulation—Portfolio equity is the net present value of our existing assets, liabilities and derivative instruments. Given an instantaneous +/- 200 basis point change in interest rates, portfolio equity may not change by more than 12% from total

MELLON FINANCIAL CORPORATION 45

CORPORATE RISK MANAGEMENT

shareholders’ equity plus junior subordinated debentures.

The following table illustrates the simulation analysis of the impact of a 50, 100 and 200 basis point shift upward or 50, 100 and 200 basis point shift downward in short-term interest rates on net interest revenue and earnings per share. Principal cash flows anticipated over the next twelve months from discretionary investments and loans in business exits (discussed on page 30) are assumed to be reinvested in short-term money market assets, while term debt maturing within the next twelve months is replaced with short-term funding.

This analysis was prepared using the levels of all interest-earning assets, supporting funds and derivative instruments used for interest rate risk management at Dec. 31, 2005. The impact of the rate movements was developed by simulating the effect of rates changing in a gradual fashion over a six-month period from the Dec. 31, 2005 levels and remaining at those levels thereafter. Financial market conditions and management’s response to events may cause actual results to differ from simulated results.

Interest rate simulation sensitivity analysis
	Simulated increase (decrease) in the next 12 months
	compared with last 12 months’ actual results		compared with a scenario of unchanged rates
	Net interest revenue	Earnings per share	Net interest revenue	Earnings per share
Movement in interest rates from Dec. 31, 2005 rates:

Unchanged	0.4%	$—	N/A	N/A

Up 50 bp	(0.2)%	$—	(0.6)%	$—
Up 100 bp	(1.3)	(0.01)	(1.7)	(0.01)
Up 200 bp	(3.7)	(0.03)	(4.1)	(0.03)

Down 50 bp	0.3%	$—	(0.1)%	$—
Down 100 bp	(0.5)	—	(0.9)	(0.01)
Down 200 bp	(4.9)	(0.04)	(5.3)	(0.04)

bp - basis points.

The anticipated impact on net interest revenue under the various scenarios did not exceed our guidelines for assuming interest rate risk at Dec. 31, 2005, nor did it exceed our guidelines at Dec. 31, 2004.

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

The following table presents the gross notional amounts and weighted-average maturities of derivative instruments used to manage interest rate risk, identified by the underlying interest rate-sensitive instruments. The gross notional amount of interest rate swaps used to manage interest rate risk increased by $26 million at Dec. 31, 2005 compared with Dec. 31, 2004. The notional value at Dec. 31, 2005 was primarily comprised of receive fixed instruments associated with long-term debt and junior subordinated debentures.

The notional amounts should be viewed in the context of our overall interest rate risk management activities to assess the impact on net interest revenue. The interest received and interest paid are recorded on an accrual basis in the interest revenue and interest expense accounts associated with the underlying liabilities and assets. The net interest differential between interest revenue and interest expense resulted in interest revenue of $78 million in 2005, compared with $139 million in 2004 and $142 million in 2003.

46 MELLON FINANCIAL CORPORATION

CORPORATE RISK MANAGEMENT

Interest rate swaps used to manage interest rate risk (notional amounts in millions)	Dec. 31, 2005	Weighted- Average Maturity	Weighted-Average Interest Rate		Dec. 31, 2004
			Received	Paid
Receive fixed instruments associated with long-term debt and junior subordinated debentures	$3,050	7 yrs., 9 mos.	5.57%	4.52%	$3,050
Receive fixed instruments associated with certificates of deposits	60	7 yrs., 3 mos.	4.74%	4.12%	31
Pay fixed instruments associated with loans	—				3
Total notional amount	$3,110				$3,084

Fair value hedges

Mellon enters into interest rate swaps designated as fair value hedges, to convert portions of its fixed rate junior subordinated debentures to floating rate debt, its fixed rate long-term debt to floating rate debt and, to a small degree, certain fixed rate certificates of deposit to variable rate certificates of deposit. The fixed rate liability instruments are changed to variable rate instruments by entering into receive fixed/pay variable swaps. No ineffectiveness was recorded for 2005, 2004 and 2003.

Cash flow hedges

At Dec. 31, 2005 and 2004, there were no outstanding cash flow hedges. Ineffectiveness of less than $1 million was recorded for 2003.

Trading activities

Mellon has established trading limits and related monitoring procedures to control trading risk. These limits are approved by the Finance Committee and reviewed by the Risk Committee of the Board of Directors. All limits are monitored for adherence by the Risk Management & Compliance Department. Exceptions to limits are reported timely to the Finance Committee.

The financial risk associated with trading positions is managed by assigning position limits and stop-loss guidance amounts to individual activities. We use a value-at-risk methodology to estimate the potential gain or loss in a portfolio of trading positions that is associated with a price movement of given probability over a specified time frame. Position limits are assigned to each family of financial instruments eligible for trading such that the aggregate value-at-risk in these activities at any point in time will not exceed a specified limit given a significant market movement. The extent of market movement deemed to be significant is based upon an analysis of the historical volatility of individual instruments that would cover 95% of likely daily market movements. The loss analysis includes the derivative instruments used for trading activities as well as the financial assets and liabilities that are classified as trading positions on the balance sheet. Using our methodology, which considers such factors as changes in currency exchange rates, interest rates, spreads and related volatility, the aggregate average value-at-risk for trading activities and credit default swaps was approximately $5 million for the 60 business-day periods ending Dec. 31, 2005 and Dec. 31, 2004. The average daily value-at-risk for trading activities in 2005 was also approximately $5 million.

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

MELLON FINANCIAL CORPORATION 47

CORPORATE RISK MANAGEMENT

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

Standby letters of credit and foreign and other guarantees totaled $1.4 billion at Dec. 31, 2005, an increase of $99 million compared with Dec. 31, 2004. Standby letters of credit and foreign and other guarantees are used by the customer as a credit enhancement and typically expire without being drawn upon. We generated $7 million of fee revenue in 2005 and $10 million in 2004 related to the letters of credit and foreign guarantees. Cash is disbursed only when standby letters of credit are drawn upon. We believe the market risk associated with these instruments is minimal.

A securities lending transaction is a fully collateralized transaction in which the owner of a security agrees to lend the security through an agent (Mellon) to a borrower, usually a broker/dealer or bank, on an open, overnight or term basis, under the terms of a prearranged contract, which generally matures in less than 90 days. We recorded $108 million of fee revenue from securities lending transactions in 2005 compared with $76 million in 2004. Securities are lent with and without indemnification against broker default. Custodian securities lent with indemnification against broker default of return of securities totaled $106 billion at Dec. 31, 2005, a $22 billion increase compared with Dec. 31, 2004, reflecting growth in this line of business. These transactions were primarily collateralized by cash and U.S. government securities. Market risk can also arise in securities lending transactions. These risks are controlled through policies, approved by the Board of Directors, limiting the level of risk that can be undertaken.

Mellon Bank, N.A., and ABN AMRO Bank N.V. entered into a joint venture to provide global securities services, with operations commencing in January 2003. Each of the two partners signed a statutory declaration under Dutch law to be jointly and severally liable with the joint venture to parties that have a provable contractual debt or damage claim. The benefit of this declaration is potentially available to all creditors and customers of the joint venture with valid legal claims if the joint venture defaults. The guarantee totaled approximately $43 billion and $19 billion at Dec. 31, 2005 and 2004, respectively, primarily relating to securities lending activity. Agency securities lending represents approximately $40 billion of this guarantee, primarily related to the indemnification of the owner of the securities against broker default. These securities lending transactions were collateralized by approximately $40 billion, comprised of cash, OECD government securities and equities. The joint venture also indemnifies approximately $750 million of cash collateral reinvested in repurchase agreements for risk of market or credit loss. The potential exposure of this guarantee assumes that there is no capital or assets of the joint venture to satisfy such claims, and that there is no level of contribution by ABN AMRO

48 MELLON FINANCIAL CORPORATION

CORPORATE RISK MANAGEMENT

Bank N.V., which has an S&P long-term credit rating of AA- and a Moody’s senior debt rating of Aa3.

For additional information on standby letters of credit and foreign and other guarantees, and custodian securities lent with indemnification against broker default of return of securities see Note 26 of Notes to Financial Statements.

Our primary banking subsidiary, Mellon Bank, N.A. (the Bank) has a referral relationship with, and provides administrative services to, Three Rivers Funding Corp. (TRFC), a special purpose entity that issues commercial paper. TRFC is owned by an independent third party and is not a subsidiary of either the Bank or Mellon. Its financial results are not included in the financial statements of the Bank or Mellon. Fee revenue of $2 million was received from this entity in 2005 and 2004. At Dec. 31, 2005, TRFC’s receivables and commercial paper outstanding each totaled $1.550 billion compared with $623 million at Dec. 31, 2004. A letter of credit provided by the Bank in support of TRFC’s commercial paper totaled $191 million at Dec. 31, 2005, compared with $50 million at Dec. 31, 2004. Mellon’s maximum loss exposure related to TRFC is the full amount of a liquidity facility provided by the Bank, or $1.550 billion, at Dec. 31, 2005. However, the probability of this loss scenario is remote as it would mean that all of TRFC’s receivables were wholly uncollectible. For additional information about TRFC, see the TRFC discussion in Note 7 of Notes to Financial Statements.

Retained interests

From time to time, Mellon has securitized certain loans. We retain servicing responsibilities as well as subordinated interests in loan securitizations, specifically insurance premium finance loans and home equity lines of credit loans (HELOC). All securitized loans were removed from the balance sheet upon securitization. The investors and the securitization trusts have no recourse to Mellon for failure of debtors to pay when due. Our retained interests, which totaled $15 million at Dec. 31, 2005 compared with $33 million at Dec. 31, 2004, are subordinate to investor’s interests. Their value is subject to credit, prepayment and interest rate risks on the transferred assets. We generated $20 million of servicing fee revenue and gains on the securitizations in 2005 compared with $30 million in 2004, primarily from insurance premium finance loans.

MELLON FINANCIAL CORPORATION 49

CORPORATE RISK MANAGEMENT

Contractual obligations

Mellon is contractually obligated to make future payments according to various contracts. The following table presents the expected future payments of our significant contractual obligations.

Contractual obligations at Dec. 31, 2005 (in millions)	Total	Payments due
		< 1 year	1-3 yrs.	3-5 yrs.	5+ yrs.
Long-term debt (a)	$3,628	$300	$1,041	$650	$1,637
Junior subordinated debentures (b)	1,031	—	—	—	1,031
Operating leases (c)	1,568	158	333	225	852
Purchase obligations (d)	344	178	105	50	11
Acquisition obligations (e)	18	13	5	—	—
Other long-term liabilities (f)	15	15	—	—	—
Total	$6,604	$664	$1,484	$925	$3,531

Contractual obligations at Dec. 31, 2004 (g)
Long-term debt (a)	$4,495	$653	$1,258	$550	$2,034
Junior subordinated debentures (b)	1,031	—	—	—	1,031
Operating leases (c)	1,720	185	346	278	911
Purchase obligations (d)	261	122	97	30	12
Acquisition obligations (e)	29	13	16	—	—
Other long-term liabilities (f)	35	35	—	—	—
Total	$7,571	$1,008	$1,717	$858	$3,988

(a)	See Note 14 of Notes to Financial Statements for more information. Does not include interest.

(b)	See Note 15 of Notes to Financial Statements for more information.

(c)	See Note 9 of Notes to Financial Statements for more information.

(d)	Purchase obligations are defined as expenditures for purchases of goods or services that are enforceable and legally binding and specify all significant terms.

(e)	Includes deferred consideration for the purchase of Standish Mellon and the obligation to purchase the 30% minority interest of Mellon Financial Services Asset Management S.A. For purposes of this table, a purchase price of $5 million was used for this payment obligation. See Note 3 of Notes to Financial Statements for more information.

(f)	Represents contributions to funded defined benefit pension plans. See Note 23 of Notes to Financial Statements for more information on our pension plans.

(g)	Includes discontinued operations.

50 MELLON FINANCIAL CORPORATION

RECENT ACCOUNTING PRONOUNCEMENTS AND DEVELOPMENTS

SFAS No. 123 (Revised 2004)

In April 2005, the Securities and Exchange Commission announced that companies may delay the adoption of SFAS No. 123 (Revised 2004), “Share-Based Payment” from the previously required adoption date of July 1, 2005, until January 1, 2006. This statement is a revision of FASB Statement No. 123. SFAS No. 123 (Revised 2004) requires companies to recognize in the income statement the grant-date fair value of stock options over their vesting periods. Mellon had previously adopted the fair value recognition provisions of SFAS No. 123, on a prospective basis, for all awards granted, modified or settled after Jan 1, 2003. However, SFAS No. 123 (Revised 2004), which we adopted Jan. 1, 2006, requires that the fair value of all nonvested awards at the effective date of the standard be expensed. This will increase our expense in 2006 and beyond because we will begin expensing the nonvested ShareSuccess options, which were granted prior to 2003.

Stock option expense, on a continuing operations basis, under the provisions of SFAS 123, was $25 million in 2005 and would be approximately $30 million in 2006, without assuming any new grants in 2006. However, stock option expense for all nonvested options under SFAS 123 (Revised 2004) is expected to total approximately $35 million in 2006, primarily due to expensing nonvested ShareSuccess options that were awarded prior to 2003. The cumulative effect of a change in accounting principle upon adoption of SFAS 123 (Revised 2004) will be minimal.

SFAS No. 154

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.” This statement provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. The reporting of a correction of an error by restating previously issued financial statements is also addressed by this Statement. This Statement is effective for accounting changes and corrections of errors made on Jan. 1, 2006 and thereafter.

FSP FAS No. 115-1

In November 2005, the FASB issued Staff Position FAS No. 115-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” FSP FAS No. 115-1 nullifies certain requirements of EITF Issue No. 03-1. This FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. FSP FAS No. 115-1 requires tabular disclosure of the amount of unrealized losses and the related fair value of investments with unrealized losses aggregated for each category of investment that is disclosed in accordance with SFAS No. 115. In addition, it requires sufficient narrative disclosure to allow financial statement users to understand both the aggregated tabular information and the positive and negative information considered in reaching the conclusion that the impairments are not other-than-temporary. This FSP is effective for 2006. Mellon does not expect this FSP to have a material impact on our results of operations or financial condition. For required disclosures, see Note 6 of Notes to Financial Statements.

Adoption of new accounting standards

For a discussion of the adoption of new accounting standards, see Note 2 of Notes to Financial Statements.

MELLON FINANCIAL CORPORATION 51

FOURTH QUARTER 2005 REVIEW

Net income for the fourth quarter of 2005 was $208 million, or $.50 per share, compared with $192 million, or $.46 per share, in the fourth quarter of 2004. Net income from continuing operations totaled $208 million, or $.50 per share, in the fourth quarter of 2005 compared with $199 million, or $.47 per share, in the fourth quarter of 2004. Continuing operations returned 20.1% on equity in the fourth quarter of 2005 compared with 19.9% in the fourth quarter of 2004.

Fee and other revenue totaled 90% of total revenue, on a fully taxable equivalent basis, in the fourth quarter of 2005, compared with 89% in the fourth quarter of 2004. Fee and other revenue increased to $1.107 billion in the fourth quarter of 2005, an increase of 13% from $982 million in the fourth quarter of 2004, primarily due to increases in investment management fees and institutional trust and custody fees. Investment management fee revenue increased $69 million, or 15%, primarily due to net inflows, improved market conditions, and a higher level of performance fees. The higher institutional trust and custody fee revenue resulted from net new business and improved market conditions, as well as the acquisition of DPM Mellon and the September 2005 acquisition of the remaining 50% interest in Mellon Analytical Solutions, formerly a 50/50 joint venture. Assets under management increased 2% (unannualized) in the quarter to $781 billion at Dec. 31, 2005, primarily due to net inflows of $8 billion and market appreciation of $6 billion. Assets under custody or administration increased 3% (unannualized) in the quarter to $3.908 trillion at Dec. 31, 2005, primarily reflecting market appreciation and net new business conversions.

Net interest revenue on a fully taxable equivalent basis of $126 million increased $5 million compared with the fourth quarter of 2004. This increase primarily resulted from a higher level of securities.

Operating expense of $916 million increased $101 million, or 12%, compared with the fourth quarter of 2004. Operating expense in the fourth quarter of 2004 reflects the previously recorded $17 million sublease loss reserve reduction resulting from Mellon executing a new lease on its headquarters building in Pittsburgh. This reserve reduction is reflected as a reduction to occupancy expense on the income statement. Excluding this sublease loss reserve reduction, operating expense increased 10% compared with the fourth quarter of 2004, reflecting a $30 million increase in staff expense and a $54 million increase in non-staff expenses. These increases include $36 million from acquisitions. The 7% increase in staff expense compared with the fourth quarter of 2004 was primarily due to: higher employee benefits expense reflecting higher pension expense, higher payroll taxes and higher health benefits expense; higher incentive expense due to growth in the Mellon Asset Management and Asset Servicing sectors and higher stock option expense. The increase in non-staff expenses compared with the fourth quarter of 2004 primarily resulted from a $26 million increase in distribution and servicing expense and higher professional, legal and other purchased services. The higher expenses were primarily in support of business growth and product development, from acquisitions and from providing transitional services to ACS.

The provision for credit losses totaled $5 million in the fourth quarter of 2005 compared with a negative provision of $4 million in the fourth quarter of 2004. The provision in the fourth quarter of 2005 primarily resulted from $14 million of net credit losses recorded on regional airline leases, offset in part by previously established reserves.

52 MELLON FINANCIAL CORPORATION

SELECTED QUARTERLY DATA (unaudited)

	Quarter ended
	2005				2004
(dollar amounts in millions, except per share amounts)	Dec. 31	Sept. 30	June 30	March 31	Dec. 31	Sept. 30	June 30	March 31
Consolidated income statement
Total fee and other revenue	$1,107	$1,038	$998	$1,152	$982	$864	$897	$1,001
Gains on sales of securities	—	1	—	—	—	—	8	—
Net interest revenue	123	118	127	117	116	113	122	115
Total revenue	1,230	1,157	1,125	1,269	1,098	977	1,027	1,116
Provision for credit losses	5	12	3	(1)	(4)	—	—	(7)
Total operating expense	916	871	826	804	815	725	762	758
Income from continuing operations before income taxes	309	274	296	466	287	252	265	365
Provision for income taxes	101	78	93	161	88	71	85	118
Income from continuing operations	208	196	203	305	199	181	180	247
Income (loss) from discontinued operations, net of tax	—	(2)	(78)	(50)	(7)	2	(4)	(2)
Net income	$208	$194	$125	$255	$192	$183	$176	$245
Basic earnings per share:
Continuing operations	.51	.47	.49	.73	.47	.43	.43	.59
Discontinued operations	—	—	(.19)	(.12)	(.01)	$.01	(.01)	(.01)
Net income	$.50 (a)	$.47	$.30	$.61	$.46	$.44	$.42	$.58
Diluted earnings per share:
Continuing operations	.50	.47	.49	.72	.47	.43	.42	.58
Discontinued operations	—	—	(.19)	(.12)	(.01)	—	—	(.01)
Net income	$.50	$.47	$.30	$.60	$.46	$.43	$.42	$.57
Average balances
Money market investments	$2,825	$2,713	$3,307	$4,252	$4,157	$3,310	$2,703	$2,986
Trading account securities	283	309	293	308	248	229	268	356
Securities	16,823	15,967	14,444	13,714	12,743	11,780	11,647	11,013

Total money market investments and securities	19,931	18,989	18,044	18,274	17,148	15,319	14,618	14,355
Loans	7,133	7,421	7,339	6,882	7,205	7,047	7,491	7,489

Total interest-earning assets	27,064	26,410	25,383	25,156	24,353	22,366	22,109	21,844
Total assets	37,988	37,907	36,436	36,869	35,951	33,447	33,377	33,222
Deposits	23,905	23,566	22,322	23,035	22,083	20,295	19,776	19,227
Notes and debentures	3,668	3,804	4,256	4,473	4,389	4,254	4,242	4,196
Junior subordinated debentures	1,024	1,033	1,037	1,038	1,047	1,010	1,011	1,026
Total shareholders’ equity	4,114	4,109	4,087	4,178	3,983	3,822	3,753	3,769
Net interest margin (FTE) (b)	1.85%	1.84%	2.07%	1.92%	1.93%	2.03%	2.24%	2.16%
Annualized return on equity	20.1%	18.9%	19.9%	29.6%	19.9%	18.8%	19.3%	26.4%
Annualized return on assets (b)	2.17%	2.05%	2.25%	3.41%	2.24%	2.19%	2.20%	3.05%
Common stock data (c)
Market price per share range:
High	$35.15	$33.18	$29.00	$31.24	$31.62	$29.50	$32.75	$34.13
Low	30.31	28.25	26.40	27.83	26.47	26.90	27.06	30.09
Average	32.81	31.10	27.95	29.32	29.43	28.10	29.84	32.48
Period end close	34.25	31.97	28.69	28.54	31.11	27.69	29.33	31.29
Dividends per share	.20	.20	.20	.18	.18	.18	.18	.16
Market capitalization (d)	$14,230	$13,367	$11,997	$12,078	$13,171	$11,728	$12,436	$13,282

(a)	Amount does not foot due to rounding.

(b)	Calculated on a continuing operations basis even though the balance sheet, in accordance with GAAP, is not restated for discontinued operations.

(c)	At Dec. 31, 2005, there were 20,355 shareholders registered with our stock transfer agent, compared with 21,148 at year-end 2004 and 22,351 at year-end 2003. In addition, there were approximately 18,336 Mellon employees at Dec. 31, 2005, who participated in the Mellon 401(k) Retirement Savings Plan, compared with 20,014 at year-end 2004 and 20,643 at year-end 2003. All shares of Mellon Financial Corporation common stock held by the Plan for its participants are registered in the name of Mellon Bank, N.A., as trustee.

(d)	At period end, in millions.

MELLON FINANCIAL CORPORATION 53

SELECTED QUARTERLY DATA (unaudited)

Fourth quarter 2005 compared with the fourth quarter of 2004

See discussion on page 52 of this report.

Third quarter of 2005 compared with the third quarter of 2004

Consolidated net income totaled $194 million, or $.47 per share, in the third quarter of 2005, compared with $183 million, or $.43 per share, in the third quarter of 2004. Third quarter 2005 income from continuing operations totaled $196 million, or $.47 per share. This compares with $181 million, or $.43 per share, in the third quarter of 2004. Fee revenue increased $174 million in the third quarter of 2005 compared with the third quarter of 2004, primarily due to increases in investment management fees, institutional trust and custody fees, distribution and service fees and foreign exchange trading revenue. Continuing operations returned 18.9% on equity in the third quarter of 2005, compared with 18.8% in the third quarter of 2004.

Second quarter of 2005 compared with the second quarter of 2004

Consolidated net income totaled $125 million, or $.30 per share, in the second quarter of 2005, compared with $176 million, or $.42 per share, in the second quarter of 2004. Second quarter 2005 income from continuing operations totaled $203 million, or $.49 per share, compared with $180 million, or $.42 per share, in the second quarter of 2004. The results for the second quarter of 2004 included a $24 million pre-tax charge related to vacating 10 leased locations in London and moving into our new European headquarters. Fee revenue increased $101 million compared with the second quarter of 2004, primarily due to increases in investment management fee revenue and institutional trust and custody revenue. Continuing operations returned 19.9% on equity in the second quarter of 2005, compared with 19.3% in the second quarter of 2004.

First quarter of 2005 compared with the first quarter of 2004

Consolidated net income totaled $255 million, or $.60 per share, in the first quarter of 2005, compared with net income of $245 million, or $.57 per share, in the first quarter of 2004. First quarter 2005 income from continuing operations totaled $305 million, or $.72 per share. This compared with income from continuing operations of $247 million, or $.58 per share in the first quarter of 2004. The results included pre-tax gains of $197 million in the first quarter of 2005 and $93 million in the first quarter of 2004 from the sale of Mellon’s investment in Tokyo-based Shinsei Bank. In the first quarter of 2005, we recorded $10 million in expenses associated with the early extinguishment of debt and $5 million of additional expenses related to charges taken in the first and second quarters of 2004, for a small non-strategic business previously identified as held for sale and for the move to the new Mellon Financial Centre in London. In the first quarter of 2004, we recorded a pre-tax charge of $19 million associated with a writedown of small non-strategic businesses held for sale, one of which was sold in 2004. Excluding the Shinsei gains, fee revenue increased $47 million, compared with the first quarter of 2004 primarily resulting from higher investment management fees, institutional trust and custody revenue and equity investment revenue, partially offset by lower payment solutions & investor services fee revenue. Continuing operations returned 29.6% on equity in the first quarter of 2005, compared with 26.4% in the first quarter of 2004.

54 MELLON FINANCIAL CORPORATION

CRITICAL ACCOUNTING POLICIES

Note 1 of Notes to Financial Statements includes Mellon’s significant accounting policies. Certain of these policies are considered to be critical to the presentation of Mellon’s financial statements, since they require us to make numerous complex and subjective estimates and assumptions relating to amounts which are inherently uncertain. These policies, which were reviewed with the Audit Committee of the Board of Directors, include accounting policies related to valuing venture capital investments, establishing the reserve for credit exposure, and accounting for pensions. In addition to the discussions in Note 1, the accounting policies for venture capital investments and the reserve for credit exposure are discussed further below. Also discussed below is the expected net periodic pension expense for 2006 and its sensitivity to changes in assumptions. For a discussion of our accounting policies relating to pensions, see pages 92 and 93 of this report.

Venture capital investments

The carrying value of all venture capital investments represents their current estimated fair values, with changes in fair value recognized in equity investment revenue in noninterest revenue. Direct investments and indirect investments in private equity funds are included in other assets.

Each quarter, a review of the fair value of each direct venture capital investment is performed and its risk-rating of “superior,” “meets expectations,” “below expectations,” or “declining” is updated. The fair value of direct investments in public companies is estimated using a valuation methodology based on the stocks’ publicly quoted prices. Due to the volatility of equity markets, volume of trading compared to Mellon’s holdings, economic and other factors, the amounts ultimately realized from the liquidation of an investment may vary greatly. The fair value of direct investments in privately owned companies is estimated by management by evaluating several factors and utilizing available information, which includes market comparables, current and subsequent financings, willingness of co-investors or others to provide financial support, sustainable economic performance and growth, product marketability, scalability, actual performance versus business plans and the effectiveness of the portfolio company’s management team in implementing its business plan and its ability to adapt to a changing marketplace. In addition, external factors such as the overall economy, competitors and the industry sector in which the company operates are considered. The analysis of these and any other relevant factors requires significant judgment on the part of management, and certain of the information that would be useful in analysis may be limited.

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

All direct investment valuations are reviewed by the Mellon Ventures Board of Directors quarterly and indirect investment valuations are reviewed semi-annually. Adjustments of the carrying values and the fair value determination process are also audited periodically by Mellon’s Audit and Risk Review Department and the results of those audits are reviewed quarterly with the Audit Committee of the Board of Directors.

In summary, management’s quarterly estimates of fair values are based on several factors including:

•	available information about companies;

•	current economic conditions;

•	willingness of co-investors or others to provide financial support;

•	available market comparables;

•	product marketability;

MELLON FINANCIAL CORPORATION 55

CRITICAL ACCOUNTING POLICIES

•	scalability;

•	legal restrictions;

•	effectiveness of the companies’ management teams;

•	actual performance versus business plans; and

•	other factors.

The fair value estimates could differ significantly among parties using different assumptions or judgments. Accordingly, the fair value estimates may not necessarily represent amounts that will ultimately be realized.

Provision and reserve for credit exposure

Mellon’s banking subsidiaries maintain a reserve for loan losses that is intended to adjust the value of their loans for inherent credit losses. The banking subsidiaries also maintain a reserve for unfunded commitments, namely loan commitments, letters of credit and bankers acceptances, that is reported as a liability on Mellon’s consolidated balance sheet. Provision to expense is recorded for both the loan loss reserve and the reserve for unfunded loan commitments. Transfers between the reserves can occur in conjunction with funding a loan and thereby decreasing unfunded commitments or conversely repaying a loan and thereby increasing unfunded commitments. The level of the reserve for unfunded commitments is determined following a methodology that parallels that used for the reserve for loan losses. Mellon refers to the combined balance of the reserve for loan losses and the reserve for unfunded commitments as the “reserve for credit exposure.”

The reserve for credit exposure is maintained at a level that, in management’s judgment, is sufficient to absorb losses inherent in both the loan portfolio and in unfunded commitments as of the balance sheet date. The Audit Committee of the Board of Directors reviewed and concurred. The reserve is not specifically associated with individual loans or portfolio segments and is therefore available to absorb credit losses arising from any portfolio segment. We review the appropriateness of each reserve at least quarterly and have developed a methodology designed to provide a procedural discipline in assessing the appropriateness of the reserves. Our estimate of each reserve component is based on certain observable data that we believe are the most reflective of the underlying credit losses being estimated.

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

In accordance with SFAS No. 5, “Accounting for Contingencies,” we provide a base reserve for commercial facilities that are not impaired. We have analyzed historical portfolio data on our primary credit exposure portfolios as well as various benchmarks to compute the “probability of default, loss given default and exposure at default.” Based on the risk rating, maturity, exposure size and industry of our current portfolio and the above calculated parameters, base rates are determined and applied to all non-impaired commercial loan balances. On at least an annual basis, all credit parameters are validated and updated.

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

56 MELLON FINANCIAL CORPORATION

CRITICAL ACCOUNTING POLICIES

The methodology for determining the reserve for unfunded commitments parallels the reserve for loan losses. We incorporate an estimate of probability of drawdown, which is applied to the commitment amount and then the base rates used for outstanding loans of the same credit risk rating are applied.

In addition to the components identified, management judgment can be applied to the reserve calculation, which is based upon a quarterly assessment conducted to identify the current stage of the business cycle. As such, Mellon’s reserve for credit exposure is solely an estimate based on our judgment. Due to the significance of our judgment used to calculate Mellon’s reserves, actual losses incurred could be higher or lower than the estimated reserves. When losses on specific loans or commitments are identified, we charge off the portion deemed uncollectible.

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

Net pension expense, on a continuing operations basis, of $19 million was recorded in 2005, compared with net pension credits of $2 million in 2004 and $32 million in 2003. A net periodic pension benefit cost of approximately $29 million is expected to be recorded for the year 2006, assuming current currency exchange rates. This is based on an assumed discount rate of 5.75%, expected return on plan assets of 8.50% and a rate of compensation increase of 3.25%. The estimated sensitivities to a 50 basis point change in assumptions on the estimated net periodic benefit cost for 2006 are as follows:

Net periodic benefit cost (in millions)	50 bp Increase	50 bp Decrease
Increase (decrease) in 2006 pension expense:
Discount rate change	$(16)	$16
Expected return on assets change	$(10)	$10
Change in rate of compensation increase	$5	$(5)

MELLON FINANCIAL CORPORATION 57

CAUTIONARY STATEMENT

This Financial Annual Report contains and incorporates by reference statements relating to future results of the Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things: long-term financial goals; the Corporation’s business model and objectives; the impact on investment management fees of changes in the S&P 500 Index and the FTSE; potential future venture capital losses, possible changes in the value of the portfolio and amounts that may be realized and intentions as to future investments; net periodic pension cost in 2006, cash contributions to funded defined benefit pension plans in 2006, benefit payments for funded and unfunded defined benefit pension plans and estimated sensitivities to changes in assumptions; expected tax rate; potential exposure related to LILO transactions; capital allocations; intentions as to capital ratios of the Corporation and its banking subsidiaries and maintaining a minimum tangible shareholders’ equity to assets ratio; expected stock issuance; levels of economic capital; uses of internal capital generation; credit exposure reserve appropriateness; the Corporation’s liquidity management and interest rate risk management objectives; maturities of debt; simulation of changes in interest rates; the value-at-risk for trading activities and credit default swaps; market risk associated with letters of credit and foreign and other guarantees; the ABN AMRO joint venture guarantee; possible losses related to Three Rivers Funding Corporation; the values of retained interests; expected future payments of contractual obligations; expected stock option expense; the effects of recent and proposed accounting changes; annual occupancy expense; amounts of contingent and deferred consideration payable for acquisitions; intentions to discontinue extended displacement benefits; expected maturities of securities; collection of principal and interest on temporarily impaired securities; amounts of rental payments; estimated amortization expense; realization of deferred tax assets; the accumulated benefit obligation of defined benefit plans; expected long-term rates of return; expected benefit payments; postretirement benefit costs; litigation results; the estimated fair value of financial instruments; and statements concerning off-balance-sheet arrangements.

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

Relevant benchmarks to estimate future changes in investment management fees. This report presents estimates as to the effect sustained changes in the S&P 500 Index, and an equivalent movement in the FTSE, would have on the Corporation’s investment management fees, excluding performance fees. The S&P 500 Index and the FTSE were chosen for purposes of such estimates because they are widely recognized measures and the Corporation has been able to establish a degree of correlation between the indices and the Corporation’s investment management fees over prior periods. While the Corporation believes these indices are the best industry benchmarks for purposes of these estimates, the diversity of the Corporation’s equity assets under management is such that the Corporation’s current and future equity asset mix will not be fully reflected in these or any other similar industry measures. Accordingly, the actual impact on investment management fees from a change in the S&P 500 Index and the FTSE may vary from the Corporation’s estimates.

Equity and fixed-income and foreign exchange market fluctuations. As price levels in the equity and fixed-income markets increase or decrease, the Corporation’s opportunities to sell its products and

58 MELLON FINANCIAL CORPORATION

CAUTIONARY STATEMENT

services, to invest and to manage financial assets may change. Because certain of the Corporation’s fee revenue is based on the value of assets under management or custody, fluctuations in market valuations will affect revenue.

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

Interest rate fluctuations. Interest rate fluctuations, the levels of market interest rates, the shape of the yield curve, the direction of interest rate changes and fluctuations in the interest rate spreads between different fixed income investments can affect the Corporation’s cost of funds, its net interest revenue and any other revenue that has a sensitivity to interest rates. Interest rate fluctuations can also impact the demand for different investment products offered by the Corporation. In general, the Corporation attempts to mitigate the effects of either

MELLON FINANCIAL CORPORATION 59

CAUTIONARY STATEMENT

significant increases or decreases in interest rates on its income statement.

Geographic sources of income. Global and regional economic factors including the level of cross-border investing by clients, volatile currencies, monetary policies, as well as social and political instability could affect the Corporation’s results of operations.

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

60 MELLON FINANCIAL CORPORATION

GLOSSARY

Accumulated Benefit Obligation (ABO) - The actuarial present value of benefits (vested and non-vested) attributed to employee services rendered.

Assets Under Custody or Administration - Assets held in a fiduciary capacity for which various services are provided such as; custody, accounting, administration valuations and performance measurement. These assets are not on our balance sheet.

Assets Under Management - Assets held in a fiduciary capacity that are either actively or passively managed. These assets are not on our balance sheet.

Derivative - A contract or agreement whose value is derived from changes in interest rates, foreign exchange rates, prices of securities or commodities, credit worthiness for credit default swaps or financial or commodity indices.

Discontinued Operations - The operating results of a component of an entity, as defined by SFAS No. 144, that are removed from continuing operations when that component has been disposed of or it is management’s intention to sell the component.

FASB - Financial Accounting Standards Board.

Fully Taxable Equivalent (FTE) - Basis for comparison of yields on assets having ordinary taxability with assets for which special tax exemptions apply. The FTE adjustment reflects an increase in the interest yield or return on a tax-exempt asset to a level that would be comparable had the asset been fully taxable.

Generally Accepted Accounting Principles (GAAP) - Accounting rules and conventions defining acceptable practices in preparing financial statements in the U.S.A. The FASB is the primary source of accounting rules.

Investment Grade Loans and Commitments - Those where the customer has a Moody’s long-term rating of Baa3 or better; and/or a Standard & Poor’s long-term rating of BBB- or better; or if unrated, an equivalent rating using our internal risk ratings.

Joint Venture - A company or entity owned and operated by a group of companies, no one of which has a majority interest.

Lease-In-Lease-Out (LILO) Transaction - A transaction in which a person or entity leases property from the owner for a specified time period and then leases the property back to that owner for a shorter time period. The obligations of the property owner as sublessee are usually secured by deposits, letters of credit, or marketable securities.

Leverage Ratio - Tier I Capital divided by leverage assets. Leverage assets are defined as quarterly average total assets, net of goodwill, intangibles and certain other items as required by the Federal Reserve.

Master Netting Agreement - An agreement between two counterparties that have multiple contracts with each other that provides for the net settlement of all contracts through a single payment in the event of default or termination of any one contract.

N/A - Not applicable.

N/M - Not meaningful.

Net Interest Margin - Net interest revenue divided by average interest earning assets.

Performance Fees - Fees paid to an investment advisor based upon the fund’s performance for the period relative to various predetermined benchmarks.

Positive Operating Leverage - Results when the percentage increase in revenue between periods exceeds the percentage increase in expense.

Pre-Tax Operating Margin (FTE) - Annualized income before tax on an FTE basis divided by total revenue on an FTE basis.

Projected Benefit Obligation (PBO) - The actuarial present value of all benefits accrued on employee service rendered prior to the calculation date, including allowance for future salary increases if the pension benefit is based on future compensation levels.

MELLON FINANCIAL CORPORATION 61

GLOSSARY

Return on Assets - Annualized income divided by average assets.

Return on Equity - Annualized income divided by average shareholders’ equity.

SFAS - Statement published by the Financial Accounting Standards Board.

Tangible Shareholders’ Equity - Shareholders’ equity less goodwill and intangibles.

Tier I and Total Capital - Includes common shareholders’ equity (excluding certain components of comprehensive income), qualifying trust-preferred securities and minority interest in equity accounts of consolidated subsidiaries, less goodwill and certain intangible assets, and a deduction for certain non-financial equity investments. Total capital includes Tier I capital, as well as qualifying subordinated debt and the reserve for credit losses.

Unfunded Commitments - Legally binding agreements to provide a defined level of financing until a specified future date.

Value-at-Risk (VAR) - A measure of the dollar amount of potential loss from adverse market movements in an ordinary market environment.

62 MELLON FINANCIAL CORPORATION

REPORT OF MANAGEMENT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of the Corporation is responsible for establishing and maintaining adequate internal control over financial reporting for the Corporation, as such term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934.

The Corporation’s management, including the principal executive officer and principal financial officer, has assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2005. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control - Integrated Framework. Based upon such assessment, management believes that, as of December 31, 2005, the Corporation’s internal control over financial reporting is effective based upon those criteria.

KPMG LLP, the registered public accounting firm that audited the financial statements included in this Financial Annual Report under “Financial Statements and Notes,” has issued a report with respect to management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting. This report appears on page 64.

MELLON FINANCIAL CORPORATION 63

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Mellon Financial Corporation:

We have audited management’s assessment, included in the accompanying Report of Management on Internal Control Over Financial Reporting, that Mellon Financial Corporation maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Mellon Financial Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Corporation’s internal control over financial reporting based on our audit.

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

In our opinion, management’s assessment that Mellon Financial Corporation maintained effective internal control over financial reporting as of December 31, 2005 is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Mellon Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Mellon Financial Corporation and subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005; and our report dated February 23, 2006 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP
Pittsburgh, Pennsylvania
February 23, 2006

64 MELLON FINANCIAL CORPORATION

CONSOLIDATED INCOME STATEMENT

Mellon Financial Corporation (and its subsidiaries)

	Year ended Dec. 31,
(in millions)	2005	2004	2003
Noninterest revenue
Investment management (a)	$1,875	$1,625	$1,409
Distribution and service (a)	317	269	240
Institutional trust and custody (a)	778	628	557
Payment solutions & investor services	524	565	569
Foreign exchange trading	202	186	147
Financing-related	132	137	140
Equity investment	269	160	(6)
Other (a)	198	174	170
Total fee and other revenue (a)	4,295	3,744	3,226
Gains on sales of securities	1	8	62
Total noninterest revenue (a)	4,296	3,752	3,288
Net interest revenue
Interest revenue	1,159	850	935
Interest expense	674	384	358
Net interest revenue	485	466	577
Provision for credit losses	19	(11)	7
Net interest revenue after provision for credit losses	466	477	570
Operating expense
Staff	1,764	1,575	1,407
Professional, legal and other purchased services (a)	447	386	356
Distribution and servicing (a)	377	319	299
Net occupancy	236	235	216
Equipment	176	169	170
Business development	95	87	88
Communications	84	84	84
Amortization of intangible assets	27	19	17
Other (a)	211	186	149
Total operating expense (a)	3,417	3,060	2,786
Income
Income from continuing operations before income taxes and cumulative effect of accounting change	1,345	1,169	1,072
Provision for income taxes	433	362	338
Income from continuing operations before cumulative effect of accounting change	912	807	734
Cumulative effect of accounting change, net of tax	—	—	(7)
Income from continuing operations	912	807	727
Discontinued operations:
Loss from operations, net of tax benefit of $(36), $(10) and $(28)	(100)	(16)	(58)
Net gain (loss) on disposals, net of tax expense (benefit) of $37, $3 and $(13)	(30)	5	32
Loss from discontinued operations, net of tax expense (benefit) of $1, $(7) and $(41)	(130)	(11)	(26)
Net income	$782	$796	$701

-continued-

MELLON FINANCIAL CORPORATION 65

CONSOLIDATED INCOME STATEMENT (continued)

Mellon Financial Corporation (and its subsidiaries)

	Year ended Dec. 31,
(share amounts in thousands)	2005	2004	2003
Earnings per share (b)
Basic:
Income from continuing operations before cumulative effect of accounting change	$2.20	$1.92	$1.72
Cumulative effect of accounting change	—	—	(.02)
Continuing operations	2.20	1.92	1.70
Discontinued operations	(.31)	(.02)	(.06)
Net income	$1.88 (c)	$1.90	$1.64
Diluted:
Income from continuing operations before cumulative effect of accounting change	$2.18	$1.90	$1.70
Cumulative effect of accounting change	—	—	(.01)
Continuing operations	2.18	1.90	1.69
Discontinued operations	(.31)	(.02)	(.06)
Net income	$1.87	$1.88	$1.63
Shares outstanding
Basic average shares outstanding	415,291	419,610	426,182
Common stock equivalents (d)	3,541	4,677	4,536
Diluted average shares outstanding	418,832	424,287	430,718

(a)	Amounts include reclassifications as discussed in Note 1 under “Change in Reporting Classifications.”

(b)	Calculated based on unrounded numbers.

(c)	Amount does not foot due to rounding.

(d)	Options to purchase shares of common stock of 27,081 shares in 2005, 29,514 shares in 2004 and 26,972 shares in 2003 were not included in the computation of diluted earnings per common share because the options’ exercise prices were greater than the average market prices of the common shares in each year.

See accompanying Notes to Financial Statements.

66 MELLON FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEET

Mellon Financial Corporation (and its subsidiaries)

	Dec. 31,
(dollar amounts in millions)	2005	2004
Assets
Cash and due from banks	$2,373	$2,775
Interest-bearing deposits with banks	1,339	2,709
Federal funds sold and securities under resale agreements	1,626	1,850
Other money market investments	120	114
Trading account securities	269	262
Securities available for sale	17,245	13,376
Investment securities (approximate fair value of $170 and $217)	167	211
Loans, net of unearned discount of $30 and $28	6,573	6,754
Reserve for loan losses	(63)	(98)
Net loans	6,510	6,656
Premises and equipment	656	688
Goodwill	2,166	2,321
Other intangibles	148	145
Assets of discontinued operations	—	40
Other assets	6,059	5,968
Total assets	$38,678	$37,115

Liabilities
Noninterest-bearing deposits in domestic offices	$10,511	$7,371
Interest-bearing deposits in domestic offices	10,498	10,170
Interest-bearing deposits in foreign offices	5,065	6,050
Total deposits	26,074	23,591
Federal funds purchased and securities under repurchase agreements	789	704
Term federal funds purchased and U.S. Treasury tax and loan demand notes	32	52
Commercial paper	—	6
Other funds borrowed	24	153
Reserve for unfunded commitments	78	67
Other liabilities	2,774	2,801
Notes and debentures (with original maturities over one year)	3,663	4,567
Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities	1,042	1,057
Liabilities of discontinued operations	—	15
Total liabilities	34,476	33,013

Shareholders’ equity
Common stock—$.50 par value Authorized—800,000,000 shares Issued 588,661,920 shares	294	294
Additional paid-in capital	1,953	1,931
Retained earnings	6,842	6,397
Accumulated unrealized gain (loss), net of tax	(84)	49
Treasury stock of 173,183,019 and 165,308,079 shares, at cost	(4,803)	(4,569)
Total shareholders’ equity	4,202	4,102
Total liabilities and shareholders’ equity	$38,678	$37,115

See accompanying Notes to Financial Statements.

MELLON FINANCIAL CORPORATION 67

CONSOLIDATED STATEMENT OF CASH FLOWS

Mellon Financial Corporation (and its subsidiaries)

	Year ended Dec. 31,
(in millions)	2005	2004 Revised (a)	2003 Revised (a)
Cash flows from operating activities
Net income	$782	$796	$701
Loss from discontinued operations	(130)	(11)	(26)
Income from continuing operations	912	807	727
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of accounting change	—	—	7
Depreciation and other amortization	147	136	139
Deferred income tax (benefit) expense	(68)	213	164
Provision for credit losses	19	(11)	7
Net gains on sales of securities	(1)	(8)	(62)
Gain on sale of portion of indirect investment in Shinsei Bank	(197)	(93)	—
Pension expense (credit)	19	(2)	(32)
Proceeds from securitization of loans	—	704	154
Net (increase) decrease in trading account securities	(7)	4	14
Net change in accruals and other	149	(314)	(163)
Net effect of discontinued operations	(20)	265	327
Net cash provided by operating activities	953	1,701	1,282
Cash flows from investing activities
Net (increase) decrease in term deposits and other money market investments	1,364	168	(1,060)
Net (increase) decrease in federal funds sold and securities under resale agreements	224	(1,147)	1,526
Purchases of securities available for sale	(11,350)	(9,446)	(14,309)
Proceeds from sales of securities available for sale	2,368	2,347	2,200
Proceeds from maturities of securities available for sale	5,002	4,337	12,422
Purchases of investment securities	—	—	(9)
Proceeds from maturities of investment securities	43	86	236
Redemption of bank owned life insurance	127	—	—
Net principal (advances) repayments of loans to customers	(606)	(107)	681
Loan portfolio purchases	—	(19)	(116)
Proceeds from the sales of loans	189	124	235
Proceeds from the sale of portion of indirect investment in Shinsei Bank	244	120	—
Purchases of premises and equipment/capitalized software	(174)	(165)	(103)
Proceeds from divestitures	379	—	—
Net cash disbursed in acquisitions	(162)	(224)	(26)
Net increase (decrease) from other investing activities	13	46	(202)
Net effect of discontinued operations	(12)	(25)	(39)
Net cash provided by (used in) investing activities	(2,351)	(3,905)	1,436
Cash flows from financing activities
Net increase (decrease) in deposits	2,501	2,826	(1,787)
Net increase (decrease) in federal funds purchased and securities under repurchase agreements	85	(50)	21
Net decrease in other funds borrowed	(148)	(115)	(94)
Net increase (decrease) in commercial paper	(6)	(4)	1
Repayments of longer-term debt	(769)	(205)	(603)
Net proceeds from issuance of longer-term debt	—	595	357
Dividends paid on common stock	(327)	(297)	(243)
Proceeds from issuance of common stock	66	42	40
Repurchase of common stock	(385)	(266)	(257)
Net effect of discontinued operations	3	(229)	(288)
Net cash provided by (used in) financing activities	1,020	2,297	(2,853)
Effect of foreign currency exchange rates	(24)	80	9
Change in cash and due from banks
Net increase (decrease) in cash and due from banks	(402)	173	(126)
Cash and due from banks at beginning of year	2,775	2,602	2,728
Cash and due from banks at end of year	$2,373	$2,775	$2,602
Supplemental disclosures
Interest paid	$673	$377	$376
Income taxes paid (b)	418	282	275
Income taxes refunded (b)	67	58	106

(a)	See Note 1 of Notes to Financial Statements.

(b)	Includes discontinued operations.

See accompanying Notes to Financial Statements.

68 MELLON FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

Mellon Financial Corporation (and its subsidiaries)

(in millions, except per share amounts)	Common stock	Additional paid-in capital	Retained earnings	Accumulated unrealized gain (loss), net of tax	Treasury stock	Total share- holders’ equity
Balance at Dec. 31, 2002	$294	$1,886	$5,514	$41	$(4,340)	$3,395
Comprehensive results:
Net income	—	—	701	—	—	701
Other comprehensive results, net of tax	—	—	—	44	—	44
Reclassification adjustment	—	—	—	(59)	—	(59)
Total comprehensive results	—	—	701	(15)	—	686
Dividends on common stock at $0.57 per share	—	—	(243)	—	—	(243)
Repurchase of common stock	—	—	—	—	(257)	(257)
Stock awards and options exercised	—	13	(35)	—	75	53
Common stock issued under the 401(k) Retirement Savings Plan	—	1	(1)	—	36	36
Common stock issued under the Employee Stock Purchase Plan	—	—	(1)	—	12	11
Common stock issued under Direct Stock Purchase and Dividend Reinvestment Plan	—	—	(1)	—	11	10
Common stock issued in connection with The Arden Group, Inc. acquisition	—	1	—	—	10	11
Balance at Dec. 31, 2003	$294	$1,901	$5,934	$26	$(4,453)	$3,702
Comprehensive results:
Net income	—	—	796	—	—	796
Other comprehensive results, net of tax	—	—	—	22	—	22
Reclassification adjustment	—	—	—	1	—	1
Total comprehensive results	—	—	796	23	—	819
Dividends on common stock at $0.70 per share	—	—	(297)	—	—	(297)
Repurchase of common stock	—	—	—	—	(266)	(266)
Stock awards and options exercised	—	28	(33)	—	93	88
Common stock issued under the 401(k) Retirement Savings Plan	—	1	(2)	—	35	34
Common stock issued under the Employee Stock Purchase Plan	—	—	—	—	7	7
Common stock issued under Direct Stock Purchase and Dividend Reinvestment Plan	—	1	(1)	—	13	13
Common stock issued in connection with The Arden Group, Inc. acquisition	—	—	—	—	2	2
Balance at Dec. 31, 2004	$294	$1,931	$6,397	$49	$(4,569)	$4,102
Comprehensive results:
Net income	—	—	782	—	—	782
Other comprehensive results, net of tax	—	—	—	(120)	—	(120)
Reclassification adjustment	—	—	—	(13)	—	(13)
Total comprehensive results	—	—	782	(133)	—	649
Dividends on common stock at $0.78 per share	—	—	(327)	—	—	(327)
Repurchase of common stock	—	—	—	—	(385)	(385)
Stock awards and options exercised	—	20	(9)	—	104	115
Common stock issued under the 401(k) Retirement Savings Plan	—	1	(1)	—	29	29
Common stock issued under the Employee Stock Purchase Plan	—	—	—	—	5	5
Common stock issued under Direct Stock Purchase and Dividend Reinvestment Plan	—	1	—	—	13	14
Balance at Dec. 31, 2005	$294	$1,953	$6,842	$(84)	$(4,803)	$4,202

See accompanying Notes to Financial Statements.

MELLON FINANCIAL CORPORATION 69

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

In addition to the reclassifications discussed in this Note under “Change in Reporting Classifications,” and those related to discontinued operations (see Note 4), other less significant reclassifications have been made to prior periods to place them on a basis comparable with current period presentation.

The consolidated financial statements of Mellon include the accounts of Mellon and its majority-owned subsidiaries. Investments, other than venture capital, in companies 20% to 50% owned are carried on the equity basis. Mellon’s share of earnings of nonconsolidated equity investments are reflected in noninterest revenue as institutional trust and custody or equity investment fee revenue, as appropriate, in the period earned. Investments, other than venture capital, in companies less than 20% owned are carried at cost. Intracorporate balances and transactions are not reflected in the consolidated financial statements.

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

We consider the underlying facts and circumstances of individual transactions when assessing whether or not an entity is a potential variable interest entity (VIE). Mellon’s assessment focuses on its ability to influence or control the potential VIE as well as the dispersion of risk and rewards attributable to the potential VIE. When Mellon transfers financial assets in a securitization to a VIE, the VIE must represent a qualifying special purpose entity (QSPE) or we would continue to consolidate the transferred financial assets. QSPE status is achieved when all conditions specified in SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” are met. Those conditions focus on whether the entity is demonstrably distinct from Mellon, limited to only permitted activities, limited on what assets the QSPE may hold, and limited on sales or other dispositions of assets. We also obtain the required true-sale opinions from outside counsel on all securitizations. We have determined that all of our securitization trusts are QSPEs.

Nature of operations

Mellon is a global financial services company providing a broad range of financial products and services in domestic and selected international markets. Through our five business sectors (Mellon Asset Management, Private Wealth Management, Asset Servicing, Payment Solutions & Investor Services and Treasury Services/Other Activity), we serve two distinct major classes of customers – corporations and institutions and high net worth individuals. For corporations and institutions, we provide the following services:

•	investment management;

•	trust and custody;

•	foreign exchange;

•	securities lending;

70 MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

•	performance analytics;

•	fund administration;

•	outsourcing solutions for investment managers;

•	shareholder services;

•	global cash management;

•	treasury management; and

•	banking services.

For individuals, we provide mutual funds, wealth management and private banking services. Mellon’s asset management businesses provide investment products in many asset classes and investment styles. Although Mellon’s largest domestic subsidiaries primarily are headquartered in the Northeast and mid-Atlantic regions, most of its products and services are offered globally. We are well diversified and primarily domestic with a growing international presence.

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

On a quarterly basis, we review our investment securities that have a fair value less than the amortized cost of the security in order to determine if the decline in fair value is other than temporary. We consider many factors and all available evidence, including the duration and extent to which the fair value has been less than cost, as well as our ability and current intent to hold the securities for a period sufficient for a recovery in value. Securities with an unrealized loss that is determined to be other than temporary are written down to fair value, with the write-down recorded as a realized loss in gains (losses) on sales of securities.

Venture capital investments

Venture capital investments, which include both direct investments in companies and indirect investments through private equity funds, are reported at estimated fair values. Changes in estimated fair values and gains and losses from sales are recognized in equity investment revenue. The fair value estimates of the investments are based upon available information and may not necessarily represent amounts that will ultimately be realized, which depend on future events and circumstances. The valuation procedures applied to direct investments include market prices, if available, consideration of economic and market conditions, current and projected financial performance of the investee company, and the investee company’s management team. The valuation procedures applied to private equity fund investments include consideration of economic and market conditions and an evaluation of the private equity manager’s valuation techniques. Direct venture capital investments include both equity and mezzanine investments. Direct investments and indirect investments in private equity funds are included in other assets. Mellon’s policy regarding venture capital investments has been identified as a “critical accounting policy” as it is regarded to be critical to the presentation of our financial statements since it requires management to make numerous complex

MELLON FINANCIAL CORPORATION 71

NOTES TO FINANCIAL STATEMENTS

and subjective estimates and valuation assumptions relating to amounts which are inherently uncertain.

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

A loan is considered to be impaired, as defined by SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” when it is probable that Mellon will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. An impairment reserve is measured on the loans which meet the definition of an impaired loan per SFAS No. 114. Personal nonaccrual loans are not tested for impairment because they are included in large groups of smaller-balance homogeneous loans that, by definition along with leases, are excluded from the scope of SFAS No. 114.

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

Loan securitizations

In prior years, home equity lines of credit, home equity installment loans, insurance premium finance loans and jumbo residential mortgages have been sold in securitizations. Mellon retains servicing assets, cash reserve accounts and/or interest-only strips, all of which are considered retained interests in securitized receivables. The gain or loss on the sale of the receivables depends in part on the previous carrying amount of the financial assets involved in the transfer, which is allocated between the assets sold and the retained interests based on their relative fair values at the date of transfer. Fair values are obtained by using quoted market prices if available.

When quoted market prices are not available for retained interests, Mellon estimates fair values based on the present value of expected cash flows, which reflect our best estimates of various key assumptions such as credit losses, prepayment

72 MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

speeds and discount rates commensurate with the risks involved. Servicing assets are amortized in proportion to estimated net servicing fee revenue and are periodically reviewed for impairment. The servicing revenue is recognized in financing-related revenue. Interest-only strips are recorded as securities available for sale with mark-to-market adjustments recorded as adjustments to other comprehensive results. Declines in carrying value which are determined to be other-than-temporary are immediately charged as a loss on securities.

Reserve for loan losses and reserve for unfunded commitments

The reserve for loan losses, shown as a valuation allowance to loans, and the liability reserve for unfunded commitments are referred to as Mellon’s reserve for credit exposure. The accounting policy for the determination of the adequacy of the reserves has been identified as a “critical accounting policy” as it requires us to make numerous complex and subjective estimates and assumptions relating to amounts which are inherently uncertain.

The reserve for loan losses is maintained to absorb losses inherent in the loan portfolio as of the balance sheet date based on our judgment. The reserve determination methodology is designed to provide procedural discipline in assessing the appropriateness of the reserve. Credit losses are charged against the reserve. Recoveries are added to the reserve.

The methodology for determining the liability for unfunded commitments considers the same factors as the reserve for loan losses, as well as an estimate of the probability of drawdown.

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

Mellon capitalizes costs relating to acquired software and internal-use software development projects that provide new or significantly improved functionality. We capitalize projects that are expected to result in longer term operational benefits, such as replacement systems or new applications that result in significantly increased operational efficiencies or functionality.

Identified intangible assets and goodwill

Identified intangible assets with estimable lives are amortized in a pattern consistent with the assets’ identifiable cash flows or using a straight-line method over their remaining estimated benefit periods if the pattern of cash flows is not estimable. Intangible assets with estimable lives are reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset. Goodwill and intangibles with indefinite lives are not amortized, but are assessed at least annually for impairment, generally based on discounted cash flows.

Income taxes

Deferred taxes are recognized for the expected future tax consequences of existing differences between the financial reporting and tax reporting bases of assets and liabilities using enacted tax laws and rates. Mellon files a consolidated federal income tax return.

Foreign currency translation

Assets and liabilities denominated in foreign currencies are translated to U.S. dollars at the rate of exchange on the balance sheet date. Revenue and expense accounts are translated monthly at an average monthly exchange rate. Transaction gains and losses are included in the income statement. Translation gains and losses on investments in

MELLON FINANCIAL CORPORATION 73

NOTES TO FINANCIAL STATEMENTS

foreign entities with functional currencies that are not the U.S. dollar are recorded as foreign currency translation adjustments in other comprehensive results.

Fee revenue

Mellon records investment management, distribution and service, trust and custody, payment solutions & investor services, foreign exchange trading and other revenue when the services are provided and earned based on contractual terms, when amounts are determinable and collectibility is reasonably assured.

Additionally, we recognize revenue from non-refundable, up-front implementation fees under outsourcing contracts using a straight-line method, commencing in the period the ongoing services are performed through the expected term of the contractual relationship. Incremental direct set-up costs of implementation, up to the related implementation fee or minimum fee revenue amount, are deferred and amortized over the same period that the related implementation fees are recognized. If a client terminates an outsourcing contract prematurely, the unamortized deferred incremental direct set-up costs and the unamortized deferred up-front implementation fees related to that contract are recognized in the period the contract is terminated.

Investment management performance fees are recognized in the period in which the performance fees are earned and become determinable. Performance fees are generally calculated as a percentage of the applicable portfolio’s performance in excess of a benchmark index or a peer group’s performance. For hedge fund investments, an investment management performance fee is calculated as a percentage of the applicable portfolio’s positive returns. When a portfolio underperforms its benchmark or fails to generate positive performance in the instance of a hedge fund investment, subsequent years’ performance must generally exceed this shortfall prior to fees being earned.

Pensions

Mellon provides pension benefits to substantially all of its salaried employees through its noncontributory, defined benefit pension plans. Employees are provided benefits that are based upon the employees’ years of service and compensation. The prepaid pension benefit is reported in other assets. The unfunded pension liability is recorded in other liabilities. Net periodic expense or benefit credits are recognized in staff expense. Mellon’s accounting policy regarding pensions has been identified as a “critical accounting policy” as it is regarded to be critical to the presentation of our financial statements since it requires management to make numerous complex and subjective assumptions relating to amounts which are inherently uncertain. For further discussion of our pension accounting policy, see pages 92 and 93 of this report.

Severance

Mellon provides displacement benefits through the Mellon Financial Corporation Displacement Program to eligible employees displaced from their jobs for business reasons not related to individual performance. Basic displacement benefits are based on the employee’s years of continuous benefited service. Extended displacement benefits are based on salary grade and are available to eligible displaced employees who have not commenced other employment prior to exhausting their basic displacement benefits pay. The extended displacement benefit will be discontinued in 2007 for current employees and is not offered to employees hired in 2006. Displacement expense is recorded when management commits to an action that will result in displacement and the amount of the liability can be reasonably estimated.

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

74 MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

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

For further discussion of hedging activity during 2003 through 2005, see the “Fair value hedges” and “Cash flow hedges” sections on page 47 of this report. The information in those sections is incorporated by reference into these Notes to Financial Statements.

MELLON FINANCIAL CORPORATION 75

NOTES TO FINANCIAL STATEMENTS

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

Statement of cash flows

Mellon has defined cash and cash equivalents as cash and due from banks. Cash flows from assets and liabilities that have an original maturity date of three months or less generally are reported on a net basis and those that have an original maturity date greater than three months generally are reported on a gross basis. Cash flows from hedging activities are classified in the same category as the items hedged. In 2005, cash flows from discontinued operations are separately identified within the operating, investing and financing categories. In prior periods these amounts were reported on a combined basis as a single amount.

Pro forma cost of stock options

Mellon maintains several stock-based employee compensation plans, which are described in Note 23 of Notes to Financial Statements. Prior to 2003, we accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. No stock-based employee compensation cost for stock options was reflected in net income prior to 2003, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective Jan. 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” prospectively for all employee awards granted, modified, or settled after Jan. 1, 2003. Stock option expense was determined by using the Black-Scholes option pricing model and totaled $25 million pre-tax or $17 million after-tax in 2005 and $16 million pre-tax or $11 million after-tax in 2004. During 2005, options totaling 3,881,603 were granted with a weighted-average fair value of $6.73 and will be expensed over the future vesting periods.

As required to be disclosed by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of SFAS No. 123,” the following table illustrates the pro forma effect on income and earnings per share if the fair value based method had been applied to all awards in each period. Awards under our plans generally vest over periods of three or more years. Therefore, the cost related to stock-based employee compensation included in the determination of net income for 2005 is less than that which would have been recognized if the fair value based method had been applied to all awards granted in prior periods.

Pro forma income from continuing operations
(in millions, except per share amounts)	2005	2004	2003 (a)
Income as reported	$912	$807	$734
Add: Stock-based employee compensation expense, using prospective method, included in reported net income, net of tax (b)	34	30	18
Deduct: Total stock-based employee compensation expense, using retroactive restatement method, determined under fair value based method for all awards, net of tax (b)	(44)	(51)	(51)
Pro forma income	$902	$786	$701
Earnings per share:
Basic - as reported	$2.20	$1.92	$1.72
Basic - pro forma	$2.17	$1.87	$1.65
Diluted - as reported	$2.18	$1.90	$1.70
Diluted - pro forma	$2.15	$1.85	$1.63

(a)	Before the cumulative effect of a change in accounting principle recorded in the first quarter of 2003.

(b)	Reported and pro forma results include compensation expense for restricted stock awards, net of tax, of $17 million for 2005, $19 million for 2004 and $16 million for 2003.

76 MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

The Black-Scholes option pricing model requires the use of subjective assumptions which can materially affect fair value estimates. Therefore, this model does not necessarily provide a reliable single measure of the fair value of Mellon’s stock options. The fair value of each stock option granted was estimated on the date of the grant. During 2005, 2004 and 2003, the following weighted average assumptions were used:

	2005	2004	2003
Expected dividend yields	2.5%	2.3%	2.1%
Risk-free interest rates	4.1%	3.8%	3.4%
Expected volatility	22%	22%	27%
Expected lives of options	5.3 yrs.	5.5 yrs.	5.5 yrs.

Change in Reporting Classifications

In 2005, Mellon began to record gross mutual fund distribution and service fees earned and paid as noninterest revenue and operating expense. The fee revenue earned from mutual funds is calculated as a percentage of the average assets of the mutual fund investment portfolios managed or administered by Mellon. In turn, we pay fees to other financial intermediaries to cover their costs for distributing and servicing the funds, as well as paying sub-advisory fees to unaffiliated asset managers. These amounts are now recorded as an expense. Previously, the net amount of these revenues/expenses was recorded in fee revenue. These reclassified amounts are primarily included as “distribution and service fees” and “distribution and servicing expense” line items on the Consolidated Income Statement. Investment management revenue, institutional trust and custody revenue, and professional, legal and other purchased services expense were also impacted to a lesser extent. Asset Management Group revenue represents more than 50% of our consolidated revenue and this change in reporting classification is consistent with the reporting practices of other large asset managers with significant mutual fund operations. Total noninterest revenue and operating expense were increased by $387 million, $318 million and $282 million in 2005, 2004 and 2003.

In addition, in 2005 we began to record revenue passed to joint ventures as other expense. Previously, the amounts were reported as a reduction of other revenue. These reclassifications totaled $37 million, $34 million and $27 million for 2005, 2004 and 2003.

All prior periods have been reclassified. The change in both of these reporting classifications has no impact on income before taxes or net income, but reduces reported pre-tax operating margins.

2.	Adoption of new accounting standards

SFAS No. 153

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.” This statement requires nonmonetary exchanges to be accounted for at fair value, recognizing any gain or loss, if the transactions meet a commercial-substance criterion and fair value is determinable. This statement was effective for nonmonetary transactions occurring in July 2005 and thereafter. This statement did not have a material impact on our results of operations or financial condition.

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

MELLON FINANCIAL CORPORATION 77

NOTES TO FINANCIAL STATEMENTS

3.	Contingent and deferred consideration related to acquisitions

Mellon completed three acquisitions in 2005, listed below by business sector, at a total cost of $82 million paid in cash. The cash payment combined with the existing carrying value in the Russell/Mellon joint venture resulted in the recording of goodwill and intangibles of $91 million.

Private Wealth Management

•	City Capital Inc. - an Atlanta based investment management firm ($5 million cash)

Asset Servicing

•	DPM - a New Jersey-based hedge fund administrator, added approximately $30 billion to assets under administration ($52 million cash)

•	Remaining 50% interest in Mellon Analytical Solutions (MAS), formerly a joint venture with the Russell Investment Group ($25 million cash plus existing carrying value)

Additional consideration for prior acquisitions of $80 million was paid in 2005, including a deferred consideration cash payment of $12.5 million for Standish Mellon.

We record contingent purchase payments when amounts are determinable. Amounts generally become determinable and payable when an acquisition reaches a certain level of performance. At Dec. 31, 2005, we are potentially obligated to pay contingent additional consideration which, using reasonable assumptions for the performance of the acquired companies, could range from approximately $115 million to $260 million, for all acquisitions, over the next five years. None of the potential contingent additional consideration was recorded as goodwill at Dec. 31, 2005. In addition, in September 2006 we are obligated to pay the last of four annual installments of $12.5 million for the Standish Mellon acquisition. The $47 million net present value of this obligation was recorded as additional goodwill in the fourth quarter of 2002.

Mellon owns 70% of Mellon Financial Services Asset Management S.A., a Brazilian institutional asset management and asset servicing company. The minority interest owners have attempted to exercise certain “put” rights, which obligate our subsidiary to purchase the remaining 30% of the company. The purchase price, as defined, is based on the levels of assets under management and administration, among other things. The minority interest owners and Mellon disagree on the computation of the purchase price. This dispute is in binding arbitration. We offered $5 million for the remaining 30% of the company and the minority interest owners made an initial request of $54 million, based upon exchange rates in effect at Dec. 31, 2005.

4.	Discontinued operations

On March 16, 2005, Mellon announced the signing of a definitive agreement to sell our human resources (HR) consulting practices, benefits administration and business process outsourcing businesses, included in the former Human Resources & Investor Solutions sector, to Affiliated Computer Services, Inc. (ACS). After a thorough review, it was determined that the investments required to compete successfully in those businesses could be better utilized by building on the strong positions of our other core businesses. The sale closed on May 26, 2005. In the first quarter of 2005, we applied discontinued operations accounting to these businesses.

In the fourth quarter of 2004, we applied discontinued operations accounting to certain businesses in Australia. We sold our business providing comprehensive multi-manager defined contribution services to the intermediary market in the fourth quarter of 2004. In April 2005, we sold our Australian consulting and administration businesses to Mercer Human Resource Consulting. These businesses were formerly included primarily in the Institutional Asset Management sector.

In accordance with GAAP, the results of the businesses discussed above are reflected as discontinued operations in all income statements presented. Because the lines of business included in discontinued operations were discrete lines of business serving classes of customers no longer served by Mellon’s continuing lines of business, the

78 MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

disposition of these businesses has no material impact on continuing operations going forward.

Discontinued operations summary (a)
	Year ended Dec. 31,
(in millions)	2005		2004	2003
HR businesses
Operations prior to sale	$(13)		$(7)	$(51)
Loss (b)	(117	) (c)	—	—

Australian businesses
Operations prior to sale	(2)		(9)	(6)
Loss (b)	(3)		(2)	—

Prior-year divestitures
Net gains/results of operations (b)	5		7	31
Loss from discontinued operations, net of tax	$(130)		$(11)	$(26)

(a)	Pre-tax income (loss) from discontinued operations in 2005 was as follows: HR businesses $(127) million; Australian businesses $(8) million; and prior-year divestitures $6 million.

(b)	Gains (losses) as used in the table above reflect gains (losses) on date of sale and thereafter. Gains (losses) incurred prior to date of sale are reflected in income (loss) from operations.

(c)	Includes a tax benefit of $12 million related to the repatriation of foreign earnings pursuant to Internal Revenue Code Section 965.

Revenue from discontinued operations totaled $273 million in 2005, $691 million in 2004 and $733 million in 2003. Total revenue in 2005 included $254 million for the HR businesses.

Discontinued operations assets and liabilities
(in millions)	Dec. 31, 2005	Dec. 31, 2004
Goodwill and intangibles	$—	$13
Premises and equipment	—	1
Other assets	—	26
Total assets	$—	$40
Other funds borrowed	$—	$1
Other liabilities	—	14
Total liabilities	$—	$15

All information in these Financial Statements and Notes reflects continuing operations, before the cumulative effect of a change in accounting principle recorded in the first quarter of 2003, unless otherwise noted.

5.	Cash and due from banks

Cash and due from banks includes reserve balances that Mellon’s subsidiary banks are required to maintain with a Federal Reserve bank. These required reserves are based primarily on deposits outstanding and were $280 million at Dec. 31, 2005 and $270 million at Dec. 31, 2004. These balances averaged $211 million in both 2005 and 2004.

6.	Securities

Gross realized gains were $1 million, $9 million and $62 million on sales of securities available for sale in 2005, 2004 and 2003. Gross realized losses on sales were less than $1 million in 2005, $1 million in 2004 and less than $1 million in 2003. After-tax net gains on the sales of securities were $1 million, $6 million and $40 million in 2005, 2004 and 2003. At Dec. 31, 2005, and Dec. 31, 2004, securities issued by the U.S. Government and its agencies and U.S. Government sponsored agencies (shown in the tables below) exceeded 10% of shareholders’ equity. At Dec. 31, 2005, there were no other issuers that exceeded 10% of shareholders’ equity. At Dec. 31, 2004, securities issued by MASTR Adjustable Rate Mortgages Trust (included in other mortgage-backed securities in the securities available for sale table below) exceeded 10% of shareholders’ equity, with a book value of $501 million and a fair value of $496 million at Dec. 31, 2004.

MELLON FINANCIAL CORPORATION 79

NOTES TO FINANCIAL STATEMENTS

Securities available for sale	Dec. 31, 2005				Dec. 31, 2004
(in millions)	Amortized cost	Gross unrealized		Fair value	Amortized cost	Gross unrealized		Fair value
		Gains	Losses			Gains	Losses
Securities available for sale:
U.S. Treasury	$378	$—	$—	$378	$371	$—	$—	$371
Other U.S. agency	3,015	—	33	2,982	1,335	1	15	1,321
Obligations of states and political subdivisions	831	21	1	851	743	16	2	757
Mortgage-backed securities:
Federal agencies	7,135	8	115	7,028	8,437	41	61	8,417
Other	5,823	7	39	5,791	2,486	1	14	2,473
Total mortgage-backed securities	12,958	15	154	12,819	10,923	42	75	10,890
Other	216	—	1	215	37	—	—	37
Total securities available for sale	$17,398	$36	$189	$17,245	$13,409	$59	$92	$13,376

Contractual maturity distribution of securities available for sale at Dec. 31, 2005
(dollar amounts in millions)	U.S. Treasury	Other U.S. agency	Obligations of states and political subdivisions	Mortgage-backed				Other securities	Total securities available for sale
				Federal agencies		Other
Within one year
Amortized cost	$375	$200	$1	—		—		$9	$585
Fair value	$375	$200	$1	—		—		$9	$585
Yield	3.91%	4.00%	4.14%	—		—		13.55%	4.08%
1 to 5 years
Amortized cost	$1	$2,815	$1	—		—		$17	$2,834
Fair value	$1	$2,782	$1	—		—		$17	$2,801
Yield	4.95%	4.10%	6.76%	—		—		3.88%	4.10%
5 to 10 years
Amortized cost	$2	—	$64	—		—		$175	$241
Fair value	$2	—	$65	—		—		$174	$241
Yield	4.35%	—	7.30%	—		—		5.07%	5.65%
Over 10 years
Amortized cost	—	—	$765	—		—		$15	$780
Fair value	—	—	$784	—		—		$15	$799
Yield	—	—	7.07%	—		—		5.24%	7.04%
Mortgage-backed securities
Amortized cost	—	—	—	$7,135		$5,823		—	$12,958
Fair value	—	—	—	$7,028		$5,791		—	$12,819
Yield	—	—	—	4.60%		4.43%		—	4.52%
Total amortized cost	$378	$3,015	$831	$7,135		$5,823		$216	$17,398
Total fair value	$378	$2,982	$851	$7,028		$5,791		$215	$17,245
Total yield	3.91%	4.10%	7.09%	4.60%		4.43%		5.41%	4.57%
Weighted average contractual years to maturity	0.63	3.64	15.56	—	(a)	—	(a)	8.89

(a)	The average expected lives of “Federal agencies mortgage-backed” and “Other mortgage-backed” securities were approximately 5.9 years and 2.6 years, respectively, at Dec. 31, 2005.

Note: Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

80 MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

Investment securities (held to maturity) (in millions)	Dec. 31, 2005				Dec. 31, 2004
	Amortized cost	Gross unrealized		Fair value	Amortized cost	Gross unrealized		Fair value
		Gains	Losses			Gains	Losses
Mortgage-backed securities:
Federal agencies	$116	$3	$—	$119	$162	$6	$—	$168
Other	1	—	—	1	1	—	—	1
Total mortgage-backed securities	117	3	—	120	163	6	—	169
Stock of Federal Reserve Bank	50	—	—	50	47	—	—	47
Other securities	—	—	—	—	1	—	—	1
Total investment securities	$167	$3	$—	$170	$211	$6	$—	$217

Contractual maturity distribution of investment securities (held to maturity) at Dec. 31, 2005
	Mortgage-backed		Stock of Federal Reserve Bank (a)	Total investment securities
(dollar amounts in millions)	Federal agencies	Other
Over 10 years
Amortized cost	—	—	$50	$50
Fair value	—	—	$50	$50
Yield	—	—	6.00%	6.00%
Mortgage-backed securities
Amortized cost	$116	$1	—	$117
Fair value	$119	$1	—	$120
Yield	6.00%	5.03%	—	5.99%
Total amortized cost	$116	$1	$50	$167
Total fair value	$119	$1	$50	$170
Total yield	6.00%	5.03%	6.00%	5.99%
Weighted average contractual years to maturity	— (b)	— (b)

(a)	No stated maturity.

(b)	The average expected lives of “Federal agencies mortgage-backed” and “Other mortgage-backed” securities were approximately 3.4 years and 2.1 years, respectively, at Dec. 31, 2005.

Note: Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

Pledged assets

Securities available for sale, investment securities, trading account securities and loans with book values of $15.2 billion at Dec. 31, 2005 and $13.2 billion at Dec. 31, 2004 were pledged to secure public and trust deposits, repurchase agreements and for other purposes. Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The collateral received from or provided to third parties under resale or repurchase agreements can be sold or repledged by the holder of the collateral. The fair value of collateral received totaled $129 million and the fair value of collateral provided totaled $148 million, under these agreements at Dec. 31, 2005. The fair value of collateral either received from or provided to a third party is continually monitored and additional collateral is obtained from, or requested to be returned to, Mellon as deemed appropriate.

Temporarily impaired securities

The following table shows gross unrealized losses and fair values of Mellon’s investments, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position.

MELLON FINANCIAL CORPORATION 81

NOTES TO FINANCIAL STATEMENTS

Temporarily impaired securities at Dec. 31, 2005 (in millions)	Less than 12 months		12 months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Other U.S. agency	$2,385	$25	$392	$8	$2,777	$33
Obligations of states and political subdivisions	20	1	7	—	27	1
Mortgage-backed securities:
Federal agencies	3,587	43	1,660	72	5,247	115
Other	2,990	20	786	19	3,776	39
Other securities	149	1	5	—	154	1
Total temporarily impaired securities	$9,131	$90	$2,850	$99	$11,981	$189

Temporarily impaired securities at Dec. 31, 2004
(in millions)
Other U.S. agency	$1,115	$15	$—	$—	$1,115	$15
Obligations of states and political subdivisions	48	1	51	1	99	2
Mortgage-backed securities:
Federal agencies	3,756	57	118	4	3,874	61
Other	1,570	13	89	1	1,659	14
Total temporarily impaired securities	$6,489	$86	$258	$6	$6,747	$92

The unrealized loss of $189 million at Dec. 31, 2005 related to interest rates. Nearly all of the 865 securities with unrealized losses are AAA-rated or carry government agency guarantees. Management believes the collection of the contractual principal and interest is probable and therefore all unrealized losses are considered to be temporary. As shown on pages 80 and 81, unrealized gains totaled $39 million in the available-for-sale and investment portfolios at Dec. 31, 2005.

7. Loans

For details of loans outstanding at Dec. 31, 2005 and 2004, see the 2005 and 2004 columns of the “Composition of loan portfolio at year-end” table on page 38. The information in those columns is incorporated by reference into these Notes to Financial Statements.

For details of nonperforming and past-due loans at Dec. 31, 2005 and 2004, see the amounts in the 2005 and 2004 columns of the “Nonperforming assets at year-end” table on page 39 and the first sentence of the last paragraph in the “Nonperforming assets” section on page 40. The information in those columns and that sentence is incorporated by reference into these Notes to Financial Statements. For details on impaired loans at Dec. 31, 2005, 2004 and 2003, see the amounts in the “Impaired loans” table on page 40. The information in that table is incorporated by reference into these Notes to Financial Statements. There were no restructured loans at Dec. 31, 2005, 2004 and 2003.

In the fourth quarter of 2005, we decided to sell most of our large corporate real estate loans, which are included in the Treasury Services/Other Activity sector. We designated $565 million of loans, as well as the related commitments, as held for sale. The loans were reclassified on the balance sheet to other assets, net of the associated $5 million reserve for credit losses. The sale agreement was signed in the first quarter of 2006.

Referral arrangements with Three Rivers Funding Corp. (TRFC), an asset-backed commercial paper entity

Mellon’s primary banking subsidiary, Mellon Bank, N.A. (the Bank) has a referral relationship with TRFC, a special purpose entity that issues commercial paper. TRFC is owned by an independent third party and is not a subsidiary of either the Bank or Mellon. Its financial results are not included in the financial statements of the Bank or Mellon. TRFC was formed in 1990 and can issue up to $5 billion of commercial paper to make loans secured by, and to purchase, pools of receivables and asset backed securities. The Bank operates as a referral agent and refers transactions to TRFC as

82 MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

well as providing administrative services. Loans or other assets are not transferred from the Bank to TRFC. TRFC sold subordinated notes to an unrelated third party in 2003, and as a result of that sale, Mellon is not the “primary beneficiary” of TRFC, as defined by FIN 46 Revised.

At Dec. 31, 2005, TRFC’s receivables and commercial paper outstanding each totaled $1.550 billion, compared with $623 million at Dec 31, 2004. A letter of credit provided by the Bank in support of TRFC’s commercial paper totaled $191 million at Dec. 31, 2005, compared with $50 million at Dec. 31, 2004. Liquidity support is provided by the Bank up to the full amount of commercial paper outstanding, or $1.550 billion, at Dec. 31, 2005. However, the probability of a loss scenario is remote as it would mean that all of TRFC’s receivables were wholly uncollectible. Since TRFC’s formation in 1990, the Bank has not been required to fund under any liquidity support or under the letter of credit. In addition, the Bank has never purchased a receivable from TRFC or recorded a credit loss related to its relationship with TRFC.

8.	Reserve for credit exposure

For details of the reserve for credit exposure, see the 2005, 2004 and 2003 columns of the “Reserve for unfunded commitments” table on page 41 and the “Loan loss reserve activity” table on page 42. The information in those columns is incorporated by reference into these Notes to Financial Statements.

9.	Premises and equipment

Premises and equipment	Dec. 31,
(in millions)	2005	2004
Land	$26	$24
Buildings	267	256
Equipment	822	906
Leasehold improvements (a)	331	319
Subtotal	1,446	1,505
Accumulated depreciation and amortization	(790)	(817)
Total premises and equipment (b)	$656	$688

(a)	Includes $6 million at Dec. 31, 2005 and $8 million at Dec. 31, 2004, related to the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations.”

(b)	Includes $133 million at Dec. 31, 2005 and $175 million at Dec. 31, 2004 net book values for purchased and internally developed capitalized software, which is recorded as equipment. The Dec. 31, 2004 book values are not restated for discontinued operations. Amortization expense of this software totaled $27 million, $46 million and $43 million for 2005, 2004 and 2003.

Rental expense was $123 million, $113 million and $127 million, net of related sublease revenue of $32 million, $23 million and $21 million, in 2005, 2004 and 2003. Depreciation and amortization expense totaled $120 million, $117 million and $122 million in 2005, 2004 and 2003. Maintenance, repairs and utilities expenses totaled $119 million, $106 million and $101 million in 2005, 2004 and 2003.

As of Dec. 31, 2005, Mellon and its subsidiaries are obligated under noncancelable leases with expiration dates through 2027. A summary of the future minimum rental payments under noncancelable leases, net of related sublease revenue totaling $125 million, is as follows: 2006—$158 million; 2007—$160 million; 2008—$173 million; 2009—$113 million; 2010—$112 million; and 2011 through 2027—$852 million.

10.	Goodwill and intangible assets

The level of goodwill decreased in 2005 following the sale of the HR businesses and the effect of foreign exchange rates on non-U.S. dollar-denominated goodwill at Newton Management Limited. The decrease was partially offset by acquisitions in 2005 and by additional consideration paid for prior acquisitions, listed below by sector:

MELLON FINANCIAL CORPORATION 83

NOTES TO FINANCIAL STATEMENTS

Mellon Asset Management

•	Evaluation Associates Capital Markets ($16 million, additional consideration)

•	HBV Capital Management ($7 million, additional consideration)

•	Pareto Partners ($29 million, additional consideration)

Private Wealth Management

•	City Capital, Inc. ($3 million, 2005 acquisition)

•	Weber Fulton & Felman ($3 million, additional consideration)

Asset Servicing

•	DPM ($33 million, 2005 acquisition)

•	the remaining 50% interest in MAS, formerly a joint venture with the Russell Investment Group ($23 million, 2005 acquisition)

No charges for goodwill impairment were recognized in continuing operations in 2005 or 2003. In 2004, a goodwill impairment loss of $8 million was recorded in continuing operations in the Treasury Services/Other Activity sector in other expense on a small non-strategic business that we exited. An impairment writedown of $37 million was recorded in discontinued operations in the first quarter of 2005 for the anticipated sale of the HR Services businesses. Also, an impairment loss of $4 million was recorded in the first quarter of 2005 and $11 million was recorded in the fourth quarter of 2004 on the discontinued businesses in Australia.

Goodwill						Treasury Services/ Other Activity
(in millions)	Mellon Asset Management (a)	Private Wealth Management	Asset Servicing	HR&IS	PS&IS		Total
Balance at Dec. 31, 2004	$1,057	$365	$275	$408	$—	$216	$2,321
Goodwill from acquisitions	52	6	56	—	—	—	114
Transfers between sectors (b)	42	—	—	(198)	184	(28)	—
Impairment losses	—	—	—	—	—	—	—
Other (c)	(61)	1	—	—	1	—	(59)
Discontinued operations (d)	—	—	—	(210)	—	—	(210)
Balance at Dec. 31, 2005	$1,090	$372	$331	$—	$185	$188	$2,166

(a)	During the third quarter of 2005, we combined the sector financials of the former Institutional Asset Management and Mutual Funds sectors, renamed as Mellon Asset Management.

(b)	During the first quarter of 2005, the HR&IS business sector was eliminated as a result of the decision to sell the HR services businesses. Mellon Investor Services was moved to the new PS&IS sector, as well as Global Cash Management, SourceNet Solutions and Mellon Financial Markets, all formerly in the Treasury Services business sector. In addition, a small pension business and certain mutual fund related business was moved to the Mellon Asset Management sector.

(c)	Other changes in goodwill include the effect of foreign exchange rates on non-U.S. dollar denominated goodwill, purchase price adjustments and certain other reclassifications.

(d)	Reflects the goodwill for the discontinued HR Services businesses moved to assets of discontinued operations.

Acquired intangible assets

Acquired intangible assets	Dec. 31, 2005			Dec. 31, 2004
(dollar amounts in millions)	Gross carrying amount	Accumulated amortization	Remaining weighted- average amortization period	Gross carrying amount	Accumulated amortization
Subject to amortization:
Customer base	$123	$(35)	6 yrs.	$104	$(22)
Technology based	45	(18)	6 yrs.	45	(14)
Premium on deposits	24	(19)	2 yrs.	35	(27)
Other	4	(2)	6 yrs.	12	(8)
Total subject to amortization (a)	$196	$(74)	6 yrs.	$196	$(71)
Not subject to amortization:
Investment management contractual relationships	26	N/A	N/A	20	N/A
Total acquired intangible assets	$222	$(74)	N/A	$216	$(71)

(a)	Includes the effect of foreign exchange rates on non-U.S. dollar-denominated intangible assets.

84 MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

During 2005, the gross carrying amount of intangible assets subject to amortization did not change, as acquisitions (DPM, $18 million; MAS, $12 million; and City Capital, $2 million) were offset by the reversal of fully amortized intangibles ($18 million), the sale of the HR businesses ($10 million) and the effect of foreign exchange rates. An impairment writedown of other intangible assets of $2 million was also recognized in 2005. The writedown was recorded in the Asset Servicing sector in other expense. Approximately $31 million, with a weighted-average amortization of 7 years, was assigned to the customer base intangibles. Approximately $1 million with a weighted-average amortization of 2 years, was assigned to the technology-based intangible. We amortize intangible assets over their estimated useful lives. Amortization expense totaled $27 million in 2005, $19 million in 2004 and $17 million in 2003.

Based upon the current level of intangible assets, the estimated annual amortization expense for 2006 through 2011 is as follows:

Year	Estimated amortization expense (in millions)
2006	$27
2007	25
2008	21
2009	17
2010	13
2011	11

During 2005, intangible assets not subject to amortization increased $6 million due to an additional payment related to the prior acquisition of the Bear Stearns funds.

At Dec. 31, 2005, $1.468 billion of goodwill and acquired intangible assets is tax deductible and $846 million is non-tax deductible.

11.	Other assets

Other assets	Dec. 31,
(in millions)	2005	2004
Corporate/bank-owned life insurance	$1,715	$1,831
Prepaid pension assets	1,052	1,050
Accounts and interest receivable	937	694
Venture capital investments	582	586
Loans held for sale (a)	560	—
Receivables related to foreign exchange and derivative instruments (b)	494	1,006
Equity in joint ventures and other investments (c)(d)	304	381
Other prepaid expenses	178	142
Other	237	278
Total other assets	$6,059	$5,968

(a)	Sale agreement was signed in late January 2006.

(b)	Reflects credit risk associated with interest rate swaps used to manage interest rate risk and derivatives used for trading activities. Credit risk associated with these instruments results from mark-to-market gains and interest receivables and is calculated after considering master netting agreements, which are generally applicable to derivative instruments used for both trading activities and interest rate risk management purposes.

(c)	Relates to operating joint ventures and other investments including CIBC Mellon Global Securities Services Company, ABN AMRO Mellon Global Securities Services B.V., Banco Brascan, CIBC Mellon Trust Company, (and Russell/Mellon at Dec. 31, 2004).

(d)	At Dec. 31, 2005 and Dec. 31, 2004, Mellon had approximately $80 million and $132 million of investments that were accounted for under the cost method of accounting. These investments include Community Reinvestment Act (CRA) and housing partnerships as well as several investments in trade or clearing associations. They are tested for impairment at least semi-annually.

12.	Deposits

The aggregate amount of time deposits in denominations of $100,000 or greater was approximately $2.5 billion at Dec. 31, 2005, and $2.0 billion at Dec. 31, 2004. At Dec. 31, 2005, the scheduled maturities of all time deposits for the years 2006 through 2010, and 2011 and thereafter are as follows: $2.447 billion, $45 million, $8 million, $18 million, $2 million and $54 million, respectively.

MELLON FINANCIAL CORPORATION 85

NOTES TO FINANCIAL STATEMENTS

13.	Revolving credit agreement

The Parent Corporation has a $200 million revolving credit agreement with Mellon Bank, N.A., Mellon’s primary bank subsidiary. This agreement serves as a support facility for commercial paper and for general corporate purposes, and expires in June 2006. The credit facility has several restrictions, including a minimum 6% consolidated Tier I ratio and a 1.30 maximum double leverage limitation. At Dec. 31, 2005, Mellon was in compliance with all of the restrictions. In addition, any borrowings are to be collateralized with eligible assets of non-bank subsidiaries of the Corporation. No borrowings were made under this facility in 2005 or 2004. Commitment fees totaled less than $1 million in 2005, 2004 and 2003. There were no third party credit facilities issued to subsidiaries of Mellon at Dec. 31, 2005 or 2004.

14.	Notes and debentures (with original maturities over one year)

Notes and debentures (with original maturities over one year) (a)	Dec. 31,
(in millions)	2005	2004
Parent Corporation:
4.875% Senior Notes due 2007	$399	$410
5.00% Subordinated Notes due 2014	392	400
6.375% Senior Notes due 2011 (b)	386	433
6.375% Subordinated Debentures due 2010	345	344
6.40% Subordinated Notes due 2011	313	327
3.25% Senior Notes due 2009	287	294
5.50% Subordinated Notes due 2018	253	256
6.70% Subordinated Debentures due 2008	249	248
7.50% Senior Notes due 2005	—	307
Mellon Bank, N.A.:
Medium-Term Senior Bank Notes due 2007 (8.35% to 8.55% at Dec. 31, 2005 and 1.40% to 8.55% at Dec. 31, 2004)	8	111
7.375% Subordinated Notes due 2007	308	323
7.00% Subordinated Notes due 2006	301	311
4.75% Subordinated Notes due 2014	289	295
7.625% Subordinated Notes due 2007	133	251
6.50% Subordinated Notes due 2005	—	257
Total notes and debentures (with original maturities over one year)	$3,663	$4,567

(a)	Amounts include the effect of fair value hedge adjustments.

(b)	Amount was translated from Sterling into U.S. dollars on a basis of U.S. $1.72 to £1, the rate of exchange on Dec. 31, 2005, and on a basis of U.S. $1.93 to £1, the rate of exchange on Dec. 31, 2004.

At Dec. 31, 2005, the Parent Corporation had $1.45 billion of capacity to issue debt, equity and junior subordinated debentures on an existing shelf registration with the Securities and Exchange Commission.

The Mellon Bank, N.A., notes are subordinated to obligations to depositors and other creditors. The medium-term senior bank notes are subordinated to domestic depositors and are on par with other unsubordinated and unsecured creditors of Mellon Bank, N.A.

The aggregate amounts of notes and debentures (including the effect of fair value hedge adjustments) that mature during the five years 2006 through 2010 for Mellon are as follows: $301 million, $848 million, $249 million, $287 million and $345 million. The aggregate amounts of notes and debentures that mature during the five years 2006 through 2010 for Mellon Financial Corporation (Parent Corporation) are as follows: $0 million, $399 million, $249 million, $287 million and $345 million.

15.	Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities (junior subordinated debentures)

Mellon established two statutory business trusts, Mellon Capital I and Mellon Capital II, of which Mellon owns all of the common capital securities. These trusts exist solely to issue guaranteed preferred beneficial interests (trust-preferred securities) in Mellon’s junior subordinated deferrable interest debentures, which are reported on the consolidated balance sheet as “Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities” (junior subordinated debentures). We record interest expense on the debentures. We also recorded in other assets the $31 million of common capital securities issued by the trusts. The junior subordinated debentures are the sole assets of the trusts.

Mellon has the right to defer payment of interest on the junior subordinated debentures at any time, or from time to time, for periods not exceeding five years. If interest payments on the junior subordinated debentures are deferred, the distributions on the trust-preferred securities also are deferred. Interest on the junior subordinated

86 MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

debentures and distributions on the trust-preferred securities is cumulative. Mellon, through guarantees and agreements, has fully and unconditionally guaranteed all of the trusts’ obligations under the trust-preferred securities. The trust-preferred securities, less the common capital securities issued by the trusts, continue to qualify as Tier I capital.

Junior subordinated debentures
	Stated maturity	Dec. 31,
(in millions)		2005	2004
7.72% Series A (a)	12/01/26	$529	$544
7.995% Series B	1/15/27	513	513

Total		$1,042	$1,057

(a)	Amounts include the effect of fair value hedge adjustments.

The junior subordinated debentures were each issued for a face value of $515 million, pay interest semiannually, have a liquidation preference of $1,000.00 per security, and are reported net of issuance costs in the table above. The debentures are unsecured and subordinate to all of Mellon’s senior debt (as defined). The Series A and Series B securities are redeemable, in whole or in part, at Mellon’s option on or after Dec. 1, 2006 for the Series A and Jan. 15, 2007 for the Series B. They are also redeemable prior to those dates, in whole, within 90 days following receipt of a legal opinion that, due to a change in the tax laws or an administrative or judicial decision, there is a substantial risk that the tax deductibility of the interest could be disallowed (“tax event”) or Mellon’s reasonable determination that, due to a change in law or administrative or judicial decision, there is a substantial risk that Tier I capital treatment could be disallowed (“capital treatment event”). The Series A and Series B securities are redeemable at 103.86% and 103.9975% of the liquidation amounts, plus accrued distributions, during the 12-month periods beginning Dec. 1, 2006 and Jan. 15, 2007 (the call dates). The redemption prices decline for the Series A and Series B securities by approximately 39 basis points and approximately 40 basis points, during each of the following 12- month periods, until a final redemption price of 100% of the liquidation amount is set for Dec. 1, 2016 and Jan. 15, 2017, and thereafter. If the securities are redeemed following a tax event or capital treatment event, the greater of 100% of the principal amount or the sum of the present value of the first redemption price plus the present value of interest payments from the redemption date to the call date will be paid.

16.	Preferred stock

Mellon has authorized 50 million shares of preferred stock, none of which was issued at Dec. 31, 2005, 2004 or 2003.

17.	Regulatory capital requirements

A discussion about Mellon’s regulatory capital requirements for 2005 and 2004 is presented in the “Regulatory capital” section in the first two paragraphs on page 34 and the two tables on page 35 and is incorporated by reference into these Notes to Financial Statements.

18.	Noninterest revenue

The components of noninterest revenue for 2005, 2004 and 2003 are presented in the “Noninterest revenue” table on page 8. That table, including through the “Total noninterest revenue” line, is incorporated by reference into these Notes to Financial Statements.

MELLON FINANCIAL CORPORATION 87

NOTES TO FINANCIAL STATEMENTS

19.	Net interest revenue

Net interest revenue	Year ended Dec. 31,
(in millions)	2005	2004	2003
Interest revenue
Interest and fees on loans (loan fees of $20, $25, and $31)	$412	$300	$308
Interest-bearing deposits with banks	81	73	60
Federal funds sold and securities under resale agreements	18	11	8
Other money market investments	5	3	3
Trading account securities	6	6	13
Securities - taxable	600	425	489
Securities - nontaxable	37	32	31
Other (a)	—	—	23
Total interest revenue	1,159	850	935
Interest expense
Deposits in domestic offices	212	66	67
Deposits in foreign offices	157	87	58
Federal funds purchased and securities under repurchase agreements	48	13	16
Other short-term borrowings	13	20	30
Notes and debentures	180	143	129
Junior subordinated debentures (b)	64	55	—
Trust-preferred securities (b)	—	—	58
Total interest expense	674	384	358
Net interest revenue	$485	$466	$577

(a)	Interest revenue earned for services provided to the Department of the Treasury in excess of the value of compensating balances during the period.

(b)	Trust-preferred securities were deconsolidated at Dec. 31, 2003.

20.	Business sectors

In the third quarter of 2005, we combined the sector financials of the former Institutional Asset Management and Mutual Funds sectors. For details of business sectors, see pages 20 through 23, the tables, through “Average Tier I preferred equity” on pages 24 and 25, as well as the Treasury Services/Other Activity section beginning on page 30 up to “venture capital investments.” The tables and information in those paragraphs are incorporated by reference into these Notes to Financial Statements.

21.	Income taxes

Provision for income taxes	Year ended Dec. 31,
(in millions)	2005	2004	2003
Current taxes:
Federal	$446	$98	$162
State and local	29	40	3
Foreign	26	11	9
Total current tax expense	501	149	174
Deferred taxes:
Federal	(58)	220	173
State and local	(12)	3	(5)
Foreign	2	(10)	(4)
Total deferred tax expense (benefit)	(68)	213	164
Provision for income taxes	$433	$362	$338

In addition to amounts applicable to income before taxes, the following income tax (benefit) amounts were recorded in shareholders’ equity:

Total tax (benefit) in shareholders’ equity	Year ended Dec. 31,
(in millions)	2005	2004	2003
Compensation expense for tax purposes in excess of amounts recognized for financial statement purposes	$(13)	$(11)	$(11)
Other comprehensive results	(65)	13	(22)
Total tax (benefit)	$(78)	$2	$(33)

The provision for income taxes was different from the amounts computed by applying the statutory federal income tax rate to income before income taxes due to the items listed in the following table.

Effective income tax rate	Year ended Dec. 31,
(dollar amounts in millions)	2005	2004	2003
Federal statutory tax rate	35%	35%	35%
Tax expense computed at statutory rate	$471	$409	$375
Increase (decrease) resulting from:
State and local income taxes, net of federal tax benefit	11	28	(1)
Tax exempt income	(38)	(50)	(36)
Other, net	(11)	(25)	—
Provision for income taxes	$433	$362	$338
Effective income tax rate	32.2%	30.9%	31.5%

88 MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

Deferred tax assets and liabilities	Dec. 31,
(in millions)	2005	2004	2003
Deferred tax assets:
Accrued expense not deductible until paid	$83	$108	$242
Provision for credit losses and write-downs on real estate acquired	67	65	67
Occupancy expense	66	70	70
Unrealized loss on securities available for sale	57	12	—
Foreign tax credit carry forwards	25	—	—
Other	51	60	74
Total deferred tax assets	349	315	453
Deferred tax liabilities:
Lease financing revenue	403	438	466
Depreciation and amortization	238	154	120
Salaries and benefits	35	110	87
Unrealized gain on securities available for sale	—	—	1
Other	43	70	10
Total deferred tax liabilities	719	772	684
Net deferred tax liability	$370	$457	$231

Mellon determined that it was not required to establish a valuation allowance for deferred tax assets because it is management’s assertion that the deferred tax assets are likely to be realized through a carryback to taxable income in prior years, future reversals of existing taxable temporary differences and, to a lesser extent, future taxable income.

The foreign tax credit carry forward at Dec. 31, 2005 of $25 million expires between 2012 and 2015.

Included in tax expense in 2005 is a tax benefit of $2 million related to the repatriation of earnings from foreign subsidiaries under Section 965 of the Internal Revenue Code.

Locations domiciled outside of the United States generated foreign pre-tax earnings of approximately $115 million in 2005, $15 million in 2004 and $13 million in 2003.

22.	Comprehensive results

Accumulated unrealized gain (loss), net of tax	Dec. 31,
(in millions)	2005	2004	2003
Foreign currency translation adjustment, net of tax
Beginning balance	$89	$44	$(52)
Period change	(57)	45	96
Ending balance	$32	$89	$44
Minimum pension liability, net of tax
Beginning balance	$(19)	$(25)	$(21)
Period change	—	6	(4)
Ending balance	$(19)	$(19)	$(25)
Unrealized gain (loss) on assets available for sale, net of tax
Beginning balance	$(21)	$7	$121
Period change	(76)	(28)	(114)
Ending balance	$(97)	$(21)	$7
Unrealized gain (loss) on cash flow hedges, net of tax
Beginning balance	$—	$—	$(7)
Period change	—	—	7
Ending balance	$—	$—	$—
Total accumulated unrealized gain (loss), net of tax
Beginning balance	$49	$26	$41
Period change	(133)	23	(15)
Ending balance	$(84)	$49	$26

MELLON FINANCIAL CORPORATION 89

NOTES TO FINANCIAL STATEMENTS

Tax effects allocated to each component of comprehensive results
(in millions)	Before tax amount	Tax (expense) benefit	After-tax amount
Year ended Dec. 31, 2003:
Foreign currency translation adjustment	$141	$(45)	$96
Minimum pension liability	(7)	3	(4)
Unrealized gain (loss) on assets available for sale:
Unrealized gain (loss) during the year	(92)	37	(55)
Reclassification adjustments	(90)	31	(59)
Unrealized gain (loss)	(182)	68	(114)
Unrealized gain (loss) on cash flow hedges	11	(4)	7
Other comprehensive results	$(37)	$22	$(15)
Year ended Dec. 31, 2004:
Foreign currency translation adjustment	$66	$(21)	$45
Minimum pension liability	10	(4)	6
Unrealized gain (loss) on assets available for sale:
Unrealized gain (loss) during the year	(41)	12	(29)
Reclassification adjustments	1	—	1
Unrealized gain (loss)	(40)	12	(28)
Other comprehensive results	$36	$(13)	$23
Year ended Dec. 31, 2005:
Foreign currency translation adjustment:
Foreign currency translation during the year	$(62)	$20	$(42)
Reclassification adjustments (a)	(15)	—	(15)
Foreign currency translation adjustment	(77)	20	(57)
Minimum pension liability:
Minimum pension liability during the year	(3)	1	(2)
Reclassification adjustments (a)	3	(1)	2
Minimum pension liability	—	—	—
Unrealized gain (loss) on assets available for sale	(121)	45	(76)
Other comprehensive results	$(198)	$65	$(133)

(a)	Resulting from the sale of the HR businesses.

23.	Employee benefits

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

The following tables report the combined data of the funded and unfunded plans. The impact of acquisitions shown below reflects the acquisition of a pension plan previously sponsored by the Russell/Mellon joint venture. The impact of divestitures shown below relates to the sale of the HR businesses to ACS in May 2005.

90 MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

Defined benefit retirement plans	2005		2004
(in millions)	Funded	Unfunded	Funded	Unfunded
Weighted-average assumptions used to determine benefit obligations at Dec. 31
Discount rate	5.75%	5.75%	6.00%	6.00%
Rate of compensation increase	3.25	3.25	3.25	3.25
Change in projected benefit obligation
Benefit obligation at beginning of year	$1,345	$159	$1,167	$150
Service cost	49	3	52	2
Interest cost	76	9	73	9
Actuarial loss	45	8	84	9
Acquisitions	8	—	—	—
Divestitures	(67)	(6)	—	—
Benefits paid	(44)	(14)	(41)	(12)
Foreign currency exchange rate change	(11)	(1)	10	1
Projected benefit obligation at end of year	$1,401	$158	$1,345	$159
Change in plan assets
Fair value of plan assets at beginning of year	$1,943	$—	$1,742	$—
Return on plan assets	166	—	201	—
Employer contributions	24	—	33	—
Acquisitions	8	—	—	—
Divestitures	(47)	—	—	—
Benefits paid	(44)	—	(41)	—
Foreign currency exchange rate change	(12)	—	8	—
Fair value of plan assets at end of year (a)	$2,038	$—	$1,943	$—
Reconciliation of funded status with financial statements
Funded status at Dec. 31	$637	$(158)	$598	$(159)
Unrecognized prior service cost	17	3	20	4
Unrecognized net actuarial loss	398	38	432	35
Net amount recognized at Dec. 31	$1,052	$(117)	$1,050	$(120)

(a)	Includes 3 million shares of Mellon Financial Corporation common stock, with market values of $103 million (5% of total plan assets) at Dec. 31, 2005 and $93 million (5% of total plan assets) at Dec. 31, 2004. The Mellon Bank, N.A. retirement plan received approximately $2 million of dividends from Mellon Financial Corporation’s common stock in both 2005 and 2004.

Defined benefit retirement plans	2005		2004		2003
(dollar amounts in millions)	Funded	Unfunded	Funded	Unfunded	Funded	Unfunded
Weighted-average assumptions as of Jan. 1
Discount rate	6.00%	6.00%	6.25%	6.25%	6.75%	6.75%
Expected return on assets	8.50	—	8.50	—	8.50	—
Rate of compensation increase	3.25	3.25	3.25	3.25	3.50	3.50
Components of net periodic benefit cost (credit)
Service cost	$49	$3	$52	$2	$45	$2
Interest cost	76	9	73	9	67	9
Expected return on plan assets	(161)	—	(159)	—	(159)	—
Amortization of transition asset	—	—	—	—	(2)	—
Amortization of prior service cost	3	2	3	2	4	2
Recognized net actuarial loss	39	4	26	4	1	3
Loss on divestitures	1	1	—	—	—	—
Net periodic benefit cost (credit) (a)	$7	$19	$(5)	$17	$(44)	$16

(a)	Includes discontinued operations expense of $7 million in 2005, $14 million in 2004 and $4 million in 2003.

MELLON FINANCIAL CORPORATION 91

NOTES TO FINANCIAL STATEMENTS

Defined benefit retirement plans	2005		2004
(in millions)	Funded	Unfunded	Funded	Unfunded
Amounts recognized in the balance sheet consist of:
Prepaid benefit cost	$1,052	$—	$1,050	$—
Accrued benefit cost	—	(150)	(3)	(150)
Intangible asset	—	3	—	4
Accumulated other comprehensive loss	—	30	3	26
Net amount recognized at Dec. 31	$1,052	$(117)	$1,050	$(120)
Additional information
Increase (decrease) in minimum liability included in other comprehensive results	$(3)	$4	$(17)	$8

The accumulated benefit obligation for all funded defined benefit pension plans was $1.295 billion at Dec. 31, 2005 and $1.201 billion at Dec. 31, 2004. The accumulated benefit obligation for all unfunded defined benefit plans was $150 million at Dec. 31, 2005 and $150 million at Dec. 31, 2004.

There were no funded plans with obligations in excess of plan assets at Dec. 31, 2005. The aggregate benefit obligation and fair value of plan assets for the funded pension plans with benefit obligations in excess of plan assets were $55 million and $45 million as of Dec. 31, 2004. The aggregate accumulated benefit obligation and fair value of plan assets for the funded pension plans with accumulated benefit obligations in excess of plan assets were $13 million and $11 million as of Dec. 31, 2004.

Mellon considers its accounting policy regarding pensions to be critical to the presentation of our financial statements since it requires us to make complex and subjective estimates and assumptions relating to amounts which are inherently uncertain. This policy, including the assumed discount rate, expected return on plan assets and assumed rate of compensation increase, which was reviewed with the Audit Committee of the Board of Directors, is discussed below.

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

The discount rate represents an estimate of the rate at which retirement plan benefits could be effectively settled. This assumption is sensitive to movements in market rates and, therefore, is likely to change from year to year. Mellon considers alternative reference points when setting the discount rate including current rates of return available on longer term high grade bonds. In particular, we take into account changes in yields on these longer term bonds, specifically the direction and magnitude of such changes, between the previous year end and the current year end. The primary benchmark used is the Moody’s Aa Corporate Bond Index. A comparison of the duration of the projected benefit obligation for our retirement programs to that of the Moody’s Aa index indicates that the index provides a reasonable basis for use in setting the discount rate. We verify the reasonableness of the discount rate by comparing the projected benefit obligation to the liability obtained by discounting expected future benefit payments using a theoretical zero-coupon spot yield curve derived from a universe of high quality bonds.

When setting the rate of compensation increase assumption, we take into consideration our recent experience with respect to average rates of compensation increase and expectations for future increases to remain competitive, based on compensation survey data relative to average compensation increases that other large corporations have awarded, and compensation increases that other large corporations expect to award over the

92 MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

upcoming year. This assumption is somewhat sensitive to inflation and, therefore, may change from year to year. The assumed rate of compensation increase was 3.25% at Dec. 31, 2005 and 2004.

The assumed rate of return on plan assets represents an estimate of long-term returns available to investors who hold a mixture of stocks, bonds and cash equivalent securities. When setting our expected return on plan assets assumption, we consider long-term rates of return on various asset classes (both historical and expected, using data collected from various sources generally regarded as authoritative) in the context of expected long-term average asset allocations for our defined benefit pension plans. Certain asset allocation benchmarks employed by institutional investors also serve as reference points. To develop assumed rates of return, for example, we applied a benchmark asset allocation of 65% stocks, 30% bonds and 5% cash equivalent securities, to the following long-term rates of return on each asset class.

Expected long-term rates of return	2003 and after	Prior to 2003
Stocks	10%	12%
Bonds	6%	7%
Cash equivalent securities	4%	4%
Composite rate	8.5%	10%

As the previous table indicates, Mellon reduced its expected returns for equities and fixed-income securities for 2003 and the future. We believe that these individual rates of return are reasonable estimates, based on long-term historical data, of the long-term returns that may be expected from each asset class, and that a 65/30/5 assumed asset mix is a reasonable long-term benchmark for Mellon’s pension plans. Asset classes actually employed in the retirement plans, as well as asset allocation, vary from time to time. This assumption is set with a long-term horizon and, therefore is not necessarily expected to change on an annual basis. The return on plan assets in 2005 for the funded plans was 8.70%. The returns for the 3 year and 10 year periods ending in 2005 were 14.2% and 9.0%.

Mellon’s funded pension plans weighted-average asset allocations at Dec. 31, 2005 and 2004, by asset category are as follows:

Weighted-average asset allocations	Dec. 31,
	2005	2004
Asset category
Equity securities	69%	69%
Debt securities	30	29
Cash and other	1	2
Total	100%	100%

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

Mellon expects to make cash contributions to its funded defined benefit pension plans, principally outside the U.S., in the range of $13 million to $15 million in 2006.

The following benefit payments for Mellon’s funded and unfunded defined benefit pension plans, which reflect expected future service as appropriate, are expected to be paid:

Expected benefit payments (in millions)	Funded Plans	Unfunded Plans
2006	$44	$15
2007	47	15
2008	50	15
2009	53	13
2010	57	10
2011-2015	354	49

The following discussions regarding share based compensation plans and postretirement benefits other than pensions includes amounts in discontinued operations.

MELLON FINANCIAL CORPORATION 93

NOTES TO FINANCIAL STATEMENTS

Defined Contribution Retirement Plans

Mellon 401(k) Retirement Savings Plan

The Mellon 401(k) Retirement Savings Plan covers our U.S. benefits - eligible employees. Employees’ payroll deductions contributed to the plan are matched by Mellon’s contribution of common stock, at the rate of $.65 on the dollar, up to 6% of the employee’s base salary. The contribution rate will remain at $.65 on the dollar in 2006. In 2005, 2004 and 2003, we recognized $25 million, $29 million and $31 million of expense related to this plan and contributed 810,452; 1,001,069; and 1,142,283 shares. All shares contributed in 2005, 2004 and 2003 were issued from treasury stock. The plan held 12,296,426; 13,562,670 and 13,369,211 shares of Mellon common stock at Dec. 31, 2005, 2004 and 2003.

Other Defined Contribution Plans

Mellon maintains a defined contribution retirement plan in the United Kingdom, which covers Newton Investment Management employees along with certain other non-U.S. employees. In 2005, 2004, and 2003, Mellon recognized $8 million, $8 million and $7 million of expense related to this plan.

Long-Term Profit Incentive Plan

Mellon’s Long-Term Profit Incentive Plan (2004) provides for the issuance of stock options, stock appreciation rights, performance units, deferred cash incentive awards, shares of restricted stock, deferred share awards and other stock-based awards to employees of Mellon and its subsidiaries, as approved by the Human Resources Committee of the Board of Directors. Stock options may be granted at prices not less than the fair market value of the common stock on the date of grant. Options may be exercised during fixed periods of time from one year to 10 years from the date of grant. In the event of a change in control of Mellon, as defined in the plan, these options will become immediately exercisable, unless otherwise provided in the option agreement. Total outstanding grants as of Dec. 31, 2005, 2004 and 2003 were 29,807,148; 32,251,012; and 29,832,514 shares. During 2005, 2004 and 2003, options for 3,832,703; 6,385,015; and 6,836,075 shares were granted and options for 2,459,121; 1,857,950; and 1,249,080 shares were exercised. The expense recorded in 2005 for these options was $24 million pre-tax. The expense recorded in 2004 was $18 million pre-tax and in 2003 was $2 million pre-tax. At Dec. 31, 2005 and 2004, shares available for grant were 18,441,942 and 19,398,321.

Included in the Dec. 31, 2005, 2004 and 2003 outstanding grants were options for 44,655; 123,026; and 199,560 shares, that become exercisable in full near the end of their 10-year terms, but the exercise dates may be accelerated to an earlier date by the Human Resources Committee of the Board of Directors, based on the optionee’s and Mellon’s performance. There was no expense recorded for these options in 2005, 2004 and 2003.

Restricted stock and deferred share awards have also been issued and are outstanding under the Plan. These awards are discussed in the “Mellon Incentive Compensation Plan, Profit Bonus Plan and Restricted Stock Awards” section on pages 96 and 97 of this report.

Stock Option Plans for Outside Directors

Mellon has two stock option plans that currently provide for the granting of options to non-employee members of its Boards of Directors. The Stock Option Plan for Outside Directors (2001) provides for grants of stock options to the non-employee directors of Mellon and members of our Advisory Board of Directors. The Stock Option Plan for Affiliate Boards of Directors (1999) provides for grants of stock options to the non-employee members of those boards who are not also members of Mellon’s Board of Directors. No grants can be made to employees of Mellon under these plans. The timing, amounts, recipients and other terms of the option grants are determined by the terms of the directors’ option plans and no person or committee has discretion over these grants. The exercise price of the options is equal to the fair market value of the common stock on the grant date. All options have a term of 10 years from the regular date of grant and become exercisable one year from the regular grant date. Directors elected during the service year are granted options on a pro rata basis to those granted to the directors at the start of the service year. In the event of a change in control of Mellon, as defined in

94 MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

the directors stock option plans, all outstanding options granted under the directors stock option plans will become immediately exercisable. Options are also currently outstanding under the Stock Option Plan for the Mellon Financial Group West Coast Board of Directors (1998). This plan was terminated in 2003. No grants were made under this plan in 2003 and no further grants will be made under it.

Total outstanding grants as of Dec. 31, 2005, 2004 and 2003, were 690,046; 804,506; and 916,757 shares. During 2005, 2004 and 2003, options for 48,900; 53,649; and 59,482 shares were granted and options for 163,360; 163,900; and 113,960 shares were exercised. The expense recorded in 2005, 2004 and 2003 for these options was less than $1 million pre-tax. At Dec. 31, 2005 and 2004, shares available for grant were 382,420 and 431,320.

Summary

The following tables summarize stock option activity for the last three years for the Long-Term Profit Incentive Plan and the Stock Option Plans for Outside Directors and the characteristics of outstanding stock options at Dec. 31, 2005. Requirements for stock option shares can be met from either unissued or treasury shares. All shares issued in 2005, 2004 and 2003 were from treasury shares.

Stock option activity	Shares subject to option	Average exercise price
Balance at Dec. 31, 2002	26,292,580	$29.42
Granted	6,895,557 (a)	29.52
Exercised	(1,413,040)	12.86
Forfeited	(1,025,826)	33.73
Balance at Dec. 31, 2003	30,749,271	30.06
Granted	6,438,664 (a)	30.58
Exercised	(2,021,850)	14.19
Forfeited	(2,110,567)	33.69
Balance at Dec. 31, 2004	33,055,518	30.90
Granted	3,881,603 (a)	31.86
Exercised	(2,622,481)	18.29
Forfeited (b)	(3,817,446)	32.79
Balance at Dec. 31, 2005	30,497,194	$31.87

(a)	Using the Black-Scholes option pricing model, the weighted-average fair value of options granted was estimated at $6.73 per share in 2005, $6.43 per share in 2004 and $7.13 per share in 2003. For a discussion of the pricing assumptions, see Note 1 of Notes to Financial Statements.

(b)	Includes the forfeitures related to the HR businesses that were sold.

Stock options outstanding at Dec. 31, 2005 (a)
	Outstanding			Exercisable (c)
Exercise price range	Shares	Average remaining life (b)	Average exercise price	Shares	Average exercise price
$12.38 - $23.88	2,335,492	2.0	$18.90	2,214,640	$18.67
$24.46 - $24.83	2,684,343	6.6	24.47	2,684,343	24.47
$25.60 - $30.50	2,992,755	7.6	27.85	1,146,580	27.67
$30.57 - $30.58	4,419,439	8.0	30.57	2,946,293	30.57
$30.59 - $33.47	4,566,598	8.7	30.96	1,689,755	31.09
$33.50 - $35.13	4,198,514	7.2	33.89	1,652,427	34.25
$35.25 - $38.50	5,436,522	4.8	37.24	5,436,522	37.24
$38.61 - $50.88	3,863,531	5.1	40.77	3,863,531	40.77
	30,497,194	6.4	$31.87	21,634,091	$32.26

(a)	Includes all outstanding stock options, including Board of Director’s stock options.

(b)	Average contractual life remaining in years.

(c)	At Dec. 31, 2004 and 2003, 20,540,208 and 17,987,709 options were exercisable at an average price of $31.43 and $29.48.

MELLON FINANCIAL CORPORATION 95

NOTES TO FINANCIAL STATEMENTS

Broad-Based Employee Stock Options

In June 1999, Mellon adopted its ShareSuccess Plan, a broad-based employee stock option plan covering full- and part-time benefited employees who are not participants in the Long-Term Profit Incentive Plan discussed previously. Effective June 15, 1999, each full-time employee was granted an option to purchase 150 shares and each benefited part-time employee was granted an option to purchase 75 shares of Mellon’s common stock. Additional grants, of the same number of shares, were made June 15, 2000, June 15, 2001 and June 14, 2002. (In addition, effective June 15, 2001, each non-benefited part-time employee was granted 75 options.) The exercise price was equal to the stock price on the grant date. The options become exercisable after seven years, or at any time after one year from the grant date if Mellon’s common stock closing market price equals or exceeds a predetermined price for 10 consecutive trading days. In the event of a change in control of Mellon, as defined in the plan, these options become immediately exercisable, subject to certain conditions. All outstanding options expire 10 years after the grant date. On Nov. 10, 2000, the options granted on June 15, 1999, vested when our common stock closing market price met or exceeded $45 per share for 10 consecutive trading days. The options granted in 2000, 2001 and 2002 have not yet vested and will vest when Mellon’s common stock closing market price meets or exceeds $50, $60 and $45 per share for 10 consecutive trading days. No expense was recorded in 2005, 2004 or 2003 for these options. However, upon adoption of SFAS 123 (Revised 2004) on Jan. 1, 2006, we will begin to recognize expense for these options. The following table presents the activity in the ShareSuccess Plan during 2005, 2004 and 2003. All shares issued were from treasury shares. At Dec. 31, 2005 and 2004, shares available for grant were 4,422,405 and 3,010,680. The ShareSuccess Plan does not anticipate additional annual broad-based grants.

Broad-based options	Shares subject to option	Average exercise price
Balance at Dec. 31, 2002	7,654,983	$37.31
Granted	—	—
Exercised	—	—
Forfeited	(938,258)	37.24
Balance at Dec. 31, 2003	6,716,725	37.32
Granted	—	—
Exercised	—	—
Forfeited	(727,935)	37.07
Balance at Dec. 31, 2004 (a)	5,988,790	$37.35
Granted	—	—
Exercised	—	—
Forfeited	(1,411,725)	36.93
Balance at Dec. 31, 2005 (a)	4,577,065	$37.48

(a)	The exercise price for all options outstanding ranged from $33.63 to $44.00. The average remaining contractual life was 5.2 years for all options outstanding at Dec. 31, 2005. At Dec. 31, 2005, 722,005 shares were exercisable at an average share price of $33.68. At Dec. 31, 2004, 879,670 shares were exercisable at an average share price of $33.68. At Dec. 31, 2003, 955,495 shares were exercisable at an average share price of $33.67. There were no options granted in 2005, 2004 or 2003.

Employee Stock Purchase Plan

In early 2001, we introduced an employee stock purchase plan (ESPP). All active employees of Mellon and designated subsidiaries are eligible to participate. Participants purchase common stock at 95% of its fair market value on the last trading day of each three month purchase period. No charge to earnings is required with respect to this plan. In 2005, 161,353 shares were issued at prices ranging from $26.37 to $31.96. In 2004, 225,924 shares were issued at prices ranging from $27.42 to $30.76. At Dec. 31, 2005, 7,746,058 shares were available for purchase.

Pro forma cost of stock options

For a discussion of the pro forma costs of stock options, see “Pro forma cost of stock options” in Note 1 of Notes to Financial Statements.

Mellon Incentive Compensation Plan, Profit Bonus Plan and Restricted Stock Awards

Performance-based awards are made to key employees at the discretion of the Human Resources Committee of the Board of Directors. The granting of these awards is based upon the performance of the key employees and on Mellon’s overall

96 MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

performance (or particular business line performance) in achieving its objectives. At the Committee’s election, awards may be paid in a lump sum or may be deferred and paid over a period of up to 15 years. The value of awards granted was $41 million, $46 million and $46 million for 2005, 2004 and 2003, and can be in the form of cash, common stock, restricted stock or deferred share awards equivalent to restricted stock. Employees are generally prevented from selling or transferring restricted stock or deferred share awards for a three-year period, and generally the shares or units are forfeited if employment is terminated during that period. However, some restricted shares will derestrict upon employees retirement at age 55 or older with at least five years of employment. Restricted stock, awarded in connection with the Profit Bonus Plan, totaling 118,950 shares, with a weighted-average market value on the date of grant of $33.47 per share, was awarded for 2003. No restricted stock was awarded in connection with the Profit Bonus Plan for 2004 or 2005.

In addition to the restricted stock and deferred share awards granted, there were 1,357,416; 1,326,774; and 1,542,043; restricted shares and deferred share awards granted to senior officers and various key employees with a weighted-average grant-date per share market value of $29.89, $31.60 and $23.86, in 2005, 2004 and 2003. Vesting of these shares is primarily related to performance and is expected to occur over a three-to-seven-year period, but will vest in full after seven years. In the event of a change in control of Mellon, as defined in the plan, the restrictions on sale or transfer will immediately terminate. The total compensation expense recognized for these restricted shares and deferred share awards was $26 million, $28 million and $24 million in 2005, 2004 and 2003. Total outstanding shares of restricted stock and unvested deferred share awards as of Dec. 31, 2005, 2004 and 2003 were 4,108,455; 4,714,899 and 4,625,374. All grants of restricted stock are made under Mellon’s Long-Term Profit Incentive Plan (2004) discussed on page 94 under “Long-Term Profit Incentive Plan.”

Postretirement benefits other than pensions

Mellon shares in the cost of providing managed care, Medicare supplement and/or major medical programs for former employees who retired prior to Jan. 1, 1991 and grandfathered employees who met certain age and service requirements as of Jan. 1, 1991. Former employees of Buck Consultants who retired prior to Jan. 1, 2001 and grandfathered employees who met certain age and service requirements as of Dec. 31, 2000 are eligible for both pre-65 and post-65 medical coverage based on the cost sharing arrangements under the Buck plan as of Dec. 31, 2000. Employees who retire prior to age 65 with 15 years of service who are not a part of either grandfathered group are eligible for a defined dollar supplement to assist them in purchasing health insurance coverage under the same plans offered to active employees. When these non-grandfathered retirees reach age 65, they become responsible for their own Medicare supplemental coverage. The net periodic benefit cost of providing these benefits, determined in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” amounted to $5 million in 2005, $7 million in 2004 and $7 million in 2003. Early retirees who do not meet the service requirement are eligible to purchase health coverage at their own expense under the standard plans that are offered to active employees through Consolidated Omnibus Budget Reconciliation Act (COBRA).

The following table sets forth the components of the costs and liability of Mellon’s postretirement health care and life insurance benefits programs for current and future retirees.

MELLON FINANCIAL CORPORATION 97

NOTES TO FINANCIAL STATEMENTS

Postretirement benefits other than pensions	Accrued postretirement benefit cost			Accumulated postretirement benefit obligation			Unrecognized transition obligation
(in millions)	2005	2004	2003	2005	2004	2003	2005	2004	2003
Balance at Jan. 1	$63	$61	$59	$74	$77	$62	$(12)	$(14)	$(15)
Recognition of components of net periodic postretirement benefit costs:
Service cost	1	1	1	1	1	1	—	—	—
Interest cost	4	4	5	4	4	5	—	—	—
Amortization of transition obligation	2	2	1	—	—	—	2	2	1
Curtailment gain and special termination charge (a)	(2)	—	—	(3)	—	—	—	—	—
	5	7	7	2	5	6	2	2	1
Actuarial (gains) losses including a change in the discount rate	—	—	—	5	(3)	14	—	—	—
Benefit payments	(4)	(5)	(5)	(4)	(5)	(5)	—	—	—
Balance at Dec. 31	$64	$63	$61	$77	$74	$77	$(10)	$(12)	$(14)

(a)	Related to the sale of the HR businesses.

Discount rates of 6.00% and 6.25%, were used to calculate the 2005 and 2004 net periodic post retirement benefit costs, and rates of 5.75% and 6.00% were used to value the accumulated postretirement benefit obligations (APBO) at year-end 2005 and 2004. A health care cost trend rate was used to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, technological changes, regulatory requirements and Medicare cost shifting. The future annual increase assumed in the cost of health care benefits was 9.25% for 2005 and was decreased gradually to 4.75% for 2012 and thereafter. The health care cost trend rate assumption may have a significant impact on the amounts reported. Increasing the assumed health care cost trend by one percentage point in each year would increase the APBO by approximately $6 million and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by less than $1 million. Decreasing the assumed health care cost trend by one percentage point each year would decrease the APBO by approximately $6 million and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by less than $1 million.

Effective May 2005, the HR sector of Mellon Financial Corporation was sold to ACS. A curtailment gain was calculated in accordance with SFAS No. 106. In accordance with the sale agreement, special provisions were established to recognize age and future service with ACS through Dec. 31, 2005, for the purpose of determining eligibility for postretirement medical benefits under the Mellon Bank Plan. As a result, a special termination benefit charge was also calculated in accordance with SFAS No. 106.

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law, which introduced a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The Mellon prescription drug plan is actuarially equivalent to Medicare Part D. The $3 million decrease in the APBO liability in 2004 for the “Actuarial (gains) losses including a change in the discount rate” primarily resulted from recognizing the expected subsidy as a reduction in plan costs under the Act offset by a reduction in the discount rate and other changes in actuarial assumptions.

The following benefit payments for Mellon’s postretirement benefits other than pension plans, which reflect expected future service as appropriate, are expected to be paid:

98 MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

Expected benefit payments - postretirement benefits other than pensions
(in millions)	With subsidy	Without subsidy
2006	$5	$5
2007	5	6
2008	6	6
2009	6	6
2010	6	6
2011-2015	32	34

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

Under the first and currently more restrictive of the foregoing federal dividend limitations, Mellon’s bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to Dec. 31, 2005, of up to approximately $165 million of their retained earnings of $1.726 billion at Dec. 31, 2005, less any dividends declared and plus or minus net profits or losses, as defined, earned between Jan. 1, 2006, and the date of any such dividend declaration.

The payment of dividends also is limited by minimum capital requirements imposed on banks. Mellon’s bank subsidiaries exceed these minimum requirements. The bank subsidiaries declared dividends of $675 million in 2005, $466 million in 2004 and $647 million in 2003. The Federal Reserve Board and the OCC have issued additional guidelines that require bank holding companies and national banks to continually evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition.

The Federal Reserve Act limits extensions of credit by Mellon’s bank subsidiaries to our Parent Corporation and all other subsidiaries of our Parent Corporation, and requires such extensions to be collateralized and limits the amount of investments by our bank subsidiaries in these entities. At Dec. 31, 2005, such extensions of credit and investments were limited to $350 million to the Parent Corporation or any other subsidiaries and to $701 million in total to the Parent Corporation and all of its other subsidiaries. Outstanding extensions of credit net of collateral subject to these limits were $241 million at Dec. 31, 2005.

25.	Legal proceedings

Various legal actions and proceedings are pending or are threatened against Mellon and our subsidiaries and certain former subsidiaries, some of which seek relief or damages in amounts that are substantial. These actions and proceedings arise in the ordinary course of our businesses and operations and include suits relating to our servicing, investment, mutual fund, advisory, trust, custody, shareholder services, cash management, lending, collections and other activities and operations. Certain actions and proceedings relate to businesses that have been divested. From time to time, Mellon may be involved in regulatory enforcement matters in which claims for disgorgement, the imposition of penalties and/or other remedial sanctions are possible.

As previously reported in Mellon’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, on March 22, 2005, the United States Attorney for the Western District of Pennsylvania announced that six former employees of a subsidiary of Mellon had been indicted by a federal grand jury in Pittsburgh, Pennsylvania on a series of charges relating to the destruction in April 2001 of approximately 80,000 United States tax returns and payments. In related public comments, the United States Attorney indicated that the investigation is continuing. Mellon is cooperating fully in this investigation. On Jan. 20, 2006, one of these six indicted former employees entered a guilty plea in this matter.

As previously reported in a Current Report on Form 8-K dated Sept. 30, 2005, Mellon Investor Services LLC (“MIS”), the transfer agent subsidiary of Mellon Financial Corporation, has received a “Wells Notice” from the Philadelphia District Office of the Securities and Exchange Commission

MELLON FINANCIAL CORPORATION 99

NOTES TO FINANCIAL STATEMENTS

indicating that the staff intends to recommend that the Commission bring a civil injunctive action against MIS for violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder. A Wells Notice indicates that the SEC’s staff has made a preliminary decision to recommend that the Commission authorize the staff to bring a civil action. However, a Wells Notice is not a formal allegation or proof of wrongdoing. The notice provides MIS the opportunity to respond formally to the SEC staff before the staff makes a final determination whether to recommend that the SEC initiate an action.

The staff has informed MIS that its recommendation relates to MIS’ disclosure practices to its transfer agency (issuer) clients during the period 2001 through late 2004 concerning the receipt of fees from a search firm that performs in-depth searches for “lost” shareholders. Fees received by MIS from this firm during this period aggregate to approximately $5 million. MIS believes that the SEC staff has been investigating related practices at other transfer agents. MIS has been cooperating fully with the SEC staff in its investigation and has made a submission explaining why it believes that its conduct was lawful.

Because of the complex nature of some of these legal actions and proceedings, it may be a number of years before such matters ultimately are resolved. After consultation with legal counsel, Mellon’s management believes that the aggregate liability, if any, resulting from such pending and threatened legal actions and proceedings will not have a material adverse effect on our financial condition, results of operations and cash flows, although there could be a material effect on results of operations for a particular period.

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

100 MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

Off-balance-sheet financial instruments with contract amounts that represent credit risk (a)(b)
	Dec. 31,
(in millions)	2005	2004
Unfunded commitments to extend credit (c):
Expire within one year	$4,264	$5,507
Expire within one to five years	7,520	7,339
Expire over five years	253	125
Total unfunded commitments to extend credit	12,037	12,971
Commercial real estate commitments held for sale	307	—
Commercial letters of credit (d)	14	5
Other guarantees and indemnities:
Standby letters of credit and foreign and other guarantees (e)	1,426	1,327
Custodian securities lent with indemnification against broker default of return of securities	105,801	83,934
Liquidity support provided to TRFC	1,550	623

(a)	In addition, we had outstanding commitments to fund venture capital investments of $79 million at Dec. 31, 2005 and $122 million at Dec. 31, 2004.

(b)	Total contractual amounts do not necessarily represent future cash requirements.

(c)	Net of participations totaling $520 million at Dec. 31, 2005 and $412 million at Dec. 31, 2004.

(d)	Net of participations and collateral totaling $8 million at Dec. 31, 2005 and $45 million at Dec. 31, 2004.

(e)	Net of participations and cash collateral totaling $157 million at Dec. 31, 2005 and $199 million at Dec. 31, 2004.

Unfunded commitments to extend credit

Mellon enters into contractual commitments to extend credit, normally with fixed expiration dates or termination provisions, at specific rates and for specific purposes. The majority of our unfunded commitments to extend credit are contingent upon customers meeting certain pre-established conditions of lending at the time of loan funding and include material adverse change clauses within the commitment contracts. These clauses allow us to deny funding a loan commitment if the borrower’s financial condition deteriorates during the commitment period, such that the customer no longer meets the pre- established conditions of lending.

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

Of the $12 billion of contractual commitments for which we received a commitment fee or which were otherwise legally binding, approximately 35% of the commitments are scheduled to expire within one year, and approximately 98% are scheduled to expire within five years. Total unfunded commitments to extend credit decreased $934 million, or 7%, at Dec. 31, 2005 compared to Dec. 31, 2004, primarily resulting from our strategy to reduce credit risk and $307 million of commercial real estate commitments reclassified as held for sale (see Note 7 for further discussion). Unfunded commitments to extend credit expiring over one year increased $309 million, or 4%, at Dec. 31, 2005, compared to Dec. 31, 2004. This increase resulted from a shift towards longer maturities of loan commitments. At Dec. 31, 2005, we had a $71 million reserve for credit exposure to outstanding commitments.

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

MELLON FINANCIAL CORPORATION 101

NOTES TO FINANCIAL STATEMENTS

Standby letters of credit and foreign and other guarantees
	Dec. 31,		Weighted-average years to maturity at Dec. 31,
(dollar amounts in millions)	2005	2004	2005	2004
Commercial paper and other debt	$207	$76.8		1.4
Tax-exempt securities	11	37	1.5	1.3
Bid- or performance- related	200	286	1.4	.9
Other commercial	1,008	928	1.7	1.2

Total standby letters of credit and foreign and other guarantees	$1,426	$1,327	1.5	1.2

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

Our outstanding exposure to standby letters of credit at Dec. 31, 2005 was $1.4 billion, with approximately 80% maturing within three years. At Dec. 31, 2005, we had a $7 million reserve for credit exposure to outstanding letters of credit.

We must recognize, at the inception of standby letters of credit and foreign and other guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. At Dec. 31, 2005, we had a liability of $8 million related to letters of credit issued or modified since Dec. 31, 2002. As required by FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” the fair value of the liability, which was recorded with a corresponding asset in other assets, was estimated as the present value of contractual customer fees.

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

Commitments to fund venture capital investments

Mellon extended commitments to provide capital financing to third party investment funds and partnerships. The timing of future cash

102 MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

requirements is generally dependent on the investment cycle. This is the period over which companies are funded and ultimately sold, merged, or taken public. The timing of these factors can vary based on market conditions and on the nature and type of industry in which the companies operate. At Dec. 31, 2005, Mellon had $46 million of funds with active investment periods and $33 million of funds with expired investment periods, compared with $88 million and $30 million at Dec. 31, 2004. Funds with active investment periods may call committed capital to invest in new or existing portfolio companies and for management fees. Funds with expired investment periods may call committed capital only for investment in existing portfolio companies and for management fees. In 2004, we confirmed that Mellon Ventures will not make new direct investments except in support of the existing portfolio. Mellon Ventures will continue to provide follow-on investments with the objective of maximizing the return on the existing portfolio.

Other guarantees and indemnities

In the normal course of business, Mellon offers guarantees in support of certain joint ventures and subsidiaries, and certain other guarantees and indemnities.

Mellon Bank, N.A., and ABN AMRO Bank N.V. entered into a joint venture to provide global securities services, with operations commencing in January 2003. Each of the two partners signed a statutory declaration under Dutch law to be jointly and severally liable with the joint venture to parties that have a provable contractual debt or damage claim. The benefit of this declaration is potentially available to all creditors and customers of the joint venture with valid legal claims if the joint venture defaults. The guarantee totaled approximately $43 billion and $19 billion at Dec. 31, 2005 and 2004, respectively, primarily relating to securities lending activity. Agency securities lending represents approximately $40 billion of this guarantee, primarily related to the indemnification of the owner of the securities against broker default. These securities lending transactions were collateralized by approximately $40 billion, comprised of cash, OECD government securities and equities. The joint venture also indemnifies approximately $750 million of cash collateral reinvested in repurchase agreements for risk of market or credit loss. The potential exposure of this guarantee also assumes that there is no capital or assets of the joint venture to satisfy such claims, and that there is no level of contribution by ABN AMRO Bank N.V.

Mellon provides TRFC liquidity support and a letter of credit in support of TRFC’s commercial paper. For a discussion of these arrangements, see Note 7 of Notes to Financial Statements.

Mellon has also provided standard representations for underwriting agreements, acquisition and divestiture agreements, sales of loans and commitments, and other similar types of arrangements and customary indemnification for claims and legal proceedings related to its provision of financial services. We have purchased insurance to mitigate certain of these risks. Mellon is a minority equity investor in, and member of, several industry clearing or settlement exchanges through which foreign exchange, securities or other transactions settle. Certain of these industry clearing or settlement exchanges require their members to guarantee their obligations and liabilities or to provide financial support in the event other partners do not honor their obligations. It is not possible to estimate a maximum potential amount of payments that could be required with such agreements.

MELLON FINANCIAL CORPORATION 103

NOTES TO FINANCIAL STATEMENTS

27.	Derivative instruments used for trading and interest rate risk management purposes

Derivative instruments used for trading and interest rate risk management purposes
	Dec. 31,
	Notional amount		Credit risk
(in millions)	2005	2004	2005	2004
Trading:
Commitments to purchase and sell foreign currency contracts	$72,562	$64,170	$537	$1,609
Foreign currency option contracts purchased	4,361	6,710	49	170
Foreign currency option contracts written	5,688	9,020	—	—
Interest rate agreements:
Interest rate swaps	15,180	10,916	135	161
Options, caps and floors purchased	563	799	1	1
Options, caps and floors written	858	741	—	—
Futures and forward contracts	6,946	8,880	—	—
Equity options	1,859	3,845	158	200
Credit default swaps	598	694	—	—
Total return swaps	27	33	—	—
Interest rate risk management:
Interest rate swaps	3,110	3,084	57	132

			$937	$2,273
Effect of master netting agreements			(443)	(1,267)

Total net credit risk			$494	$1,006

Following is a brief discussion of the instruments listed in the above table. The amount of credit risk associated with these instruments results from mark-to-market gains and interest receivables and is calculated after considering master netting agreements, which are generally applicable to derivative instruments used for both trading activities and interest rate risk management purposes. The credit risk for these instruments is reported in other assets on Mellon’s balance sheet. Market risk associated with these instruments arises from changes in the market value of contractual positions caused by actual or anticipated movements in currency or interest rates and, for equity options movements in the equity and bond markets. We limit our exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. There were no counterparty default losses on these instruments in 2005, 2004 or 2003.

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

Mellon entered into interest rate swaps to assist customers in managing their interest rate risk. We also use interest rate swaps as part of our interest

104 MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

rate risk management strategy primarily to alter the interest rate sensitivity of our long-term debt, junior subordinated debentures and deposit liabilities.

Credit risk is managed through credit approval procedures that establish specific lines for individual counterparties and limit credit exposure to various portfolio segments. Counterparty and portfolio outstandings are monitored against such limits on an ongoing basis. Mellon has entered into collateral agreements with certain counterparties to interest rate swaps to further secure amounts due. The collateral is generally cash, U.S. government securities or mortgage pass-through securities guaranteed by the Government National Mortgage Association (GNMA). The future cash requirements of interest rate swaps are limited to the net amounts payable under these swaps. At Dec. 31, 2005, 73% of the notional principal amount of interest rate swaps used for trading purposes were scheduled to mature in less than five years.

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

For instruments that are traded on an organized exchange, the exchange assumes the credit risk that a counterparty will not settle and generally requires a margin deposit of cash or securities as collateral to minimize potential credit risk. Mellon has established policies governing which exchanges and exchange members can be used to conduct these activities, as well as the number of contracts permitted with each member and the total dollar amount of outstanding contracts. Credit risk related to futures contracts is substantially mitigated by daily cash settlements with the exchanges for the net change in the value of the futures contract. The future cash requirements, if any, related to futures and forward contracts are represented by the net contractual settlement between Mellon and its counterparties.

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

The maximum risk of accounting loss from on- and off-balance-sheet financial instruments with counterparties is represented by their respective balance sheet amounts and the contractual or replacement cost of the off-balance-sheet financial

MELLON FINANCIAL CORPORATION 105

NOTES TO FINANCIAL STATEMENTS

instruments. Significant credit concentrations for Mellon at Dec. 31, 2005 and 2004 were:

•	U.S. government and its agencies and U.S. government sponsored agencies. Substantially all of this exposure consists of investment securities, securities available for sale and the related interest receivable and balances due from the Federal Reserve (see Note 6 of Notes to Financial Statements).

•	Financial institutions, which include finance-related companies; domestic and international banks and depository institutions; and securities and commodities brokers. Our credit exposure to financial institutions includes interest-bearing deposits with banks and certain loans included on the balance sheet and certain off-balance-sheet unfunded loan commitments. This exposure totaled approximately $5 billion at Dec. 31, 2005.

29.	Fair value of financial instruments

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

We used the following methods and assumptions in estimating the fair value of our financial instruments at Dec. 31, 2005 and 2004.

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

Trading account securities, securities available for sale and investment securities

Trading account securities and securities available for sale are recorded at market value on our balance sheet. Market values of trading account securities, securities available for sale and investment securities in many instances are based on quoted market prices or dealer quotes, if available. If a

106 MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

quoted market price is not available, market value is estimated using quoted market prices for securities with similar credit, maturity and interest rate characteristics. The tables in Note 6 of Notes to Financial Statements present in greater detail the carrying value and market value of securities available for sale and investment securities at Dec. 31, 2005 and 2004.

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

Derivative instruments used for trading and interest rate risk management purposes

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

MELLON FINANCIAL CORPORATION 107

NOTES TO FINANCIAL STATEMENTS

Financial instruments – summary
	Dec. 31, 2005		Dec. 31, 2004
(in millions)	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Assets:
Investment securities (a)	$167	$170	$211	$217
Loans (b)	6,099	6,098	6,189	6,192
Reserve for loan losses (b)	(41)	—	(78)	—

Net loans	6,058	6,098	6,111	6,192
Other assets (c)	3,439	3,448	3,414	3,414
Receivables related to derivative instruments	494	494	1,006	1,006
Liabilities:
Fixed-maturity deposits (d)	$6,208	$6,205	$7,146	$7,143
Notes and debentures, and junior subordinated debentures (a)	4,705	4,854	5,624	5,824
Payables related to derivative instruments	364	364	577	577

(a)	Market or dealer quotes were used to estimate the fair value of these financial instruments, if available.

(b)	Excludes lease finance assets of $474 million and $565 million, as well as the related reserve for loan losses of $22 million and $20 million at Dec. 31, 2005 and Dec. 31, 2004. Lease finance assets are not considered financial instruments as defined by SFAS No. 107.

(c)	Excludes non-financial instruments.

(d)	Includes negotiable certificates of deposit, other time deposits and savings certificates. SFAS No. 107 defines the estimated fair value of deposits with no stated maturity, which includes demand deposits and money market and other savings accounts, to be equal to the amount payable on demand. Therefore, the positive effect of Mellon’s $19.866 billion of such deposits at Dec. 31, 2005 and $16.445 billion of such deposits at Dec. 31, 2004 is not included in this table.

30.	Mellon Financial Corporation (Parent Corporation)

Condensed Income Statement - Mellon Financial Corporation (Parent Corporation) (a)

	Year ended Dec. 31,
(in millions)	2005	2004	2003
Dividends from bank subsidiaries	$644	$435	$616
Dividends from nonbank subsidiaries	150	99	24
Interest revenue from bank subsidiaries	20	6	5
Interest revenue from nonbank subsidiaries	97	103	104
Other revenue	52	35	29
Total revenue	963	678	778
Interest expense on affiliate loans	4	2	2
Interest expense on notes and debentures	130	103	91
Interest expense on junior subordinated debentures (2005 and 2004) and trust-preferred securities (2003) (b)	64	55	58
Other expense	102	66	50
Total expense	300	226	201
Income before income taxes and equity in undistributed net income of subsidiaries	663	452	577
Provision (benefit) for income taxes	(12)	(85)	(48)
Equity in undistributed net income:
Bank subsidiaries	98	131	124
Nonbank subsidiaries	9	128	(48)
Net income	$782	$796	$701

(a)	Includes results of discontinued operations.

(b)	Trust-preferred securities were deconsolidated at Dec. 31, 2003.

108 MELLON FINANCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

Condensed Balance Sheet - Mellon Financial Corporation (Parent Corporation)

	Dec. 31,
(in millions)	2005	2004
Assets:
Cash and money market investments with bank subsidiary	$360	$555
Securities available for sale	469	270
Loans and other receivables due from nonbank subsidiaries	2,152	2,596
Other receivables due from bank subsidiaries	23	91
Investment in bank subsidiaries	3,220	3,131
Investment in nonbank subsidiaries	1,215	1,212
Corporate-owned life insurance	774	709
Other assets	141	109
Total assets	$8,354	$8,673

Liabilities:
Commercial paper	$—	$6
Deferred compensation	380	335
Affiliate borrowings	92	99
Other liabilities	14	55
Notes and debentures (with original maturities over one year)	2,624	3,019
Junior subordinated debentures	1,042	1,057
Total liabilities	4,152	4,571
Shareholders’ equity	4,202	4,102
Total liabilities and shareholders’ equity	$8,354	$8,673

Condensed Statement of Cash Flows - Mellon Financial Corporation (Parent Corporation)

	Year ended Dec. 31,
(in millions)	2005	2004	2003
Cash flows from operating activities:
Net income	$782	$796	$701
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiaries	(107)	(259)	(94)
Net (increase) decrease in accrued interest receivable	(1)	20	(14)
Deferred income tax expense (benefit)	(28)	(29)	12
Net increase from other operating activities	5	29	26
Net cash provided by operating activities	651	557	631
Cash flows from investing activities:
Net (increase) decrease in short- term deposits with affiliated banks	199	(245)	239
Purchases of securities available for sale	(2,082)	(1,129)	(1,544)
Proceeds from maturities of securities available for sale	1,892	1,233	1,377
Loans made to subsidiaries	(216)	(422)	(267)
Principal collected on loans to subsidiaries	654	554	289
Net capital contributed to subsidiaries	(409)	(86)	(64)
Proceeds from divestitures	322	—	—
Net decrease from other investing activities	(48)	(52)	(78)
Net cash provided by (used in) investing activities	312	(147)	(48)
Cash flows from financing activities:
Net increase (decrease) in commercial paper	(6)	(4)	1
Repayments of long-term debt	(300)	(200)	(450)
Net proceeds from issuance of long-term debt	—	298	381
Proceeds from issuance of common stock	61	36	29
Proceeds from the issuance of ESPP shares	5	6	11
Repurchase of common stock	(385)	(266)	(257)
Dividends paid on common stock	(327)	(297)	(243)
Net increase (decrease) from other financing activities	(7)	16	(54)
Net cash used in financing activities	(959)	(411)	(582)
Change in cash and due from banks:
Net increase (decrease) in cash and due from banks	4	(1)	1
Cash and due from banks at beginning of year	11	12	11
Cash and due from banks at end of year	$15	$11	$12
Supplemental disclosures
Interest paid	$195	$160	$161
Income taxes paid (a)	51	48	43
Income taxes refunded (a)	64	49	83

(a)	Includes discontinued operations.

MELLON FINANCIAL CORPORATION 109

NOTES TO FINANCIAL STATEMENTS

31.	Supplemental information to the Consolidated Statement of Cash Flows

Noncash investing and financing transactions that, appropriately, are not reflected in the Consolidated Statement of Cash Flows are listed below.

Noncash investing and financing transactions	Year ended Dec. 31,
(in millions)	2005	2004	2003
Net transfer to loans held for sale	$560	$—	$—
Net transfers to real estate acquired	$—	$1	$—
Deconsolidation of trust- preferred securities (a)	—	—	31
Purchase acquisitions (b):
Fair value of noncash assets acquired including goodwill and other intangibles	187	255	37
Liabilities assumed	(25)	(29)	—
Common stock issued from treasury	—	(2)	(11)

Net cash disbursed	$162	$224	$26

(a)	See Note 15 of Notes to Financial Statements.

(b)	Purchase acquisitions primarily relate to City Capital, Inc., Derivative Portfolio Management and the remaining 50% of the Russell Mellon joint venture, as well as the additional consideration for Pareto Partners, Evaluation Associate Capital Markets, HBV Capital Management, Safeco Trust Company, Bear Stearns, Standish Mellon, Paragon Asset Management and Weber Fulton in 2005; The Providence Group, SourceNet Solutions, Inc., Safeco Trust Company, Paragon Asset Management Company, Evaluation Associates Capital Markets, and the remaining 70% interest in Pareto Partners, as well as the additional consideration for Van Deventer & Hoch, Standish Mellon and The Arden Group in 2004; and The Arden Group, as well as the additional consideration for Henderson’s Private Asset Management Business acquisition and Standish Mellon in 2003.

32.	International operations

Foreign activity includes asset management and asset servicing fee revenue generating businesses, foreign exchange trading activity, loans and other revenue producing assets and transactions in which the customer is domiciled outside of the United States and/or the foreign activity is resident at a foreign entity. We have approximately 2,500 employees at non-U.S. locations, principally in the United Kingdom and other European countries. Due to the nature of our foreign and domestic activities, it is not possible to precisely set apart the foreign and domestically domiciled customers. As a result, it is necessary to make certain subjective assumptions such as:

•	Net income from international operations is determined after internal allocations for interest income, taxes, expenses, and provision and reserve for credit losses.

•	Expenses charged to international operations include those directly incurred in connection with such activities, as well as an allocable share of general support and overhead charges.

International assets, revenue, income from international operations before income taxes and net income from international operations are shown in the following table.

Foreign and domestic total assets and results from continuing operations
(in millions)	Foreign		Domestic	Total
2005
Total assets	$3,164	(a)	$35,514	$38,678
Total revenue	885	(a)(b)	3,896	4,781
Income before taxes	291	(b)	1,054	1,345
Income	195		717	912
2004
Total assets	$5,192		$31,923	$37,115
Total revenue	660	(b)	3,558	4,218
Income before taxes	165	(b)	1,004	1,169
Income	111		696	807
2003
Total assets	$5,094		$28,889	$33,983
Total revenue	424		3,441	3,865
Income before taxes	45		1,027	1,072
Income (c)	33		701	734

(a)	Includes assets of approximately $2.4 billion and revenue of approximately $560 million of international operations domiciled in the U.K., which is 6% of consolidated total assets and 12% of total consolidated revenues.

(b)	Includes the $197 million and $93 million pre-tax gains from the sale of our investment in Shinsei Bank in 2005 and 2004 respectively.

(c)	Income for 2003 is before the cumulative effect of a change in accounting principle.

110 MELLON FINANCIAL CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

    Mellon Financial Corporation:

We have audited the accompanying consolidated balance sheets of Mellon Financial Corporation and subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mellon Financial Corporation and subsidiaries at December 31, 2005 and 2004 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Mellon Financial Corporation’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 23, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP
Pittsburgh, Pennsylvania
February 23, 2006

MELLON FINANCIAL CORPORATION 111

CORPORATE INFORMATION

Corporate Headquarters

One Mellon Center

500 Grant Street

Pittsburgh, PA 15258

(412) 234-5000

Annual Meeting

The Annual Meeting of Shareholders will be held on the 10th floor of Two Mellon Center, 501 Grant Street, Pittsburgh, Pennsylvania, at 10 a.m. on Tuesday, April 18, 2006.

Annual Report

The 2005 Annual Report consists of the 2005 Summary Annual Report and the 2005 Financial Annual Report.

Exchange Listing

Mellon’s common stock is traded on the New York Stock Exchange under the trading symbol MEL.

Stock Prices

Prices for Mellon’s common stock can be viewed at www.mellon.com.

Transfer Agent and Registrar

Mellon Investor Services

P.O. Box 3315

South Hackensack, NJ 07606

or

Newport Office Center VII

480 Washington Boulevard

Jersey City, NJ 07310

Shareholder Services

Mellon Investor Services maintains the records for our registered shareholders and can provide a variety of services at no charge such as those involving:

Change of name or address, Consolidation of accounts, Duplicate mailings, Dividend reinvestment enrollment, Lost stock certificates and Transfer of stock to another person

Direct Stock Purchase and Dividend Reinvestment Plan

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

The 2005 Summary and Financial Annual Reports, as well as Forms 10-K, 8-K and 10-Q, and quarterly earnings and other news releases can be viewed and printed at www.mellon.com.

Internet Access

Mellon: www.mellon.com, Mellon Investor Services: www.melloninvestor.com, Also see Internet access for Business Groups/Principal Entities in the 2005 Mellon Summary Annual Report.

Investor Relations

Visit www.mellon.com/investorrelations/ or call (412) 234-5601.

Publication Requests/Securities Transfer Agent

To request the Annual Report or quarterly information or to address issues regarding stock holdings, certificate replacement/transfer, dividends and address changes, visit www.melloninvestor.com or call 1 800 205-7699.

Corporate Social Responsibility

Corporate Social Responsibility information, including a report on Mellon’s comprehensive community involvement such as charitable contributions, is available online at www.mellon.com or by calling (412) 234-8680.

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

Mellon undertakes no obligation to update any statement in this Financial Annual Report to reflect events or circumstances after the date on which such statement is made.

Shareholder Account Access By Internet

24 hours a day/7 days a week www.melloninvestor.com/ISD Shareholders can register to receive shareholder information electronically by enrolling in MLink. To enroll, access www.melloninvestor.com/ISD and follow two easy steps.

By phone

24 hours a day/7 days a week Toll-free in the U.S. 1 800 205-7699 Outside the U.S. (201) 680-6578

Telecommunications Device for the Deaf (TDD) Lines (in the U.S.) 1 800 231-5469

(outside the U.S.) (201) 680-6610

By mail

Mellon Investor Services

P.O. Box 3315

South Hackensack, NJ 07606

Mellon Financial Corporation
One Mellon Center
Pittsburgh, PA 15258-0001
(412) 234-5000

www.mellon.com

Mellon Financial Corporation