Form 10-K, Exhibit 13
period 2006-12-31
MELLON FINANCIAL CORP
filed 2007-02-23
CIK 64782

Exhibit 13.1

Mellon Financial Corporation

2006 Annual Report

Financial Section

Mellon Financial Corporation (and its subsidiaries)

FINANCIAL SUMMARY (dollar amounts in millions, except per share amounts or unless otherwise noted)
	2006	2005	2004	2003		2002
Year ended Dec. 31
Total fee and other revenue	$4,849	$4,214	$3,654	$3,207		$3,170
Gains on sales of securities	3	1	8	62		59
Net interest revenue	463	466	453	547		589
Total revenue	5,315	4,681	4,115	3,816		3,818
Provision for credit losses	2	17	(14)	5		170
Total operating expense	4,067	3,362	3,000	2,723		2,607
Provision for income taxes	314	418	348	343		339
Income from continuing operations before cumulative effect of accounting change	$932	$884	$781	$745		$702
Cumulative effect of accounting change, net of tax	—	—	—	(7	) (a)	—
Income from continuing operations	$932	$884	$781	$738		$702
Income (loss) from discontinued operations, net of tax	(34)	(102)	15	(37)		(20)
Net income	$898	$782	$796	$701		$682
Per common share - diluted:
Income from continuing operations before cumulative effect of accounting change	$2.25	$2.11	$1.84	$1.73		$1.60
Cumulative effect of accounting change	—	—	—	(.01	) (a)	—
Continuing operations	$2.25	$2.11	$1.84	$1.71	(b)	$1.60
Discontinued operations	(.08)	(.24)	.04	(.09)		(.05)
Net income	$2.17	$1.87	$1.88	$1.63	(b)	$1.55
Selected key data - continuing operations
Return on equity (c)	21.5%	21.4%	20.4%	21.2%		20.9%
Fee and other revenue as a percentage of total revenue (FTE) (d)	91%	90%	89%	85%		84%
Fee and other revenue per employee (e)	$290	$250	$230	$199		$185
Asset Management and Asset Servicing as a percentage of pre-tax income, excluding Other sector	91%	88%	83%	80%		78%
Pre-tax operating margin (FTE)	24%	29%	28%	30%		28%
Assets under management at year-end (in billions)	$995	$781	$707	$657		$581
Assets under custody or administration at year-end (in billions)	$4,491	$3,908	$3,233	$2,721		$2,153
S&P 500 Index - year-end	1418	1248	1212	1112		880
S&P 500 Index - daily average	1311	1207	1131	965		994
Dividends paid per common share	$.86	$.78	$.70	$.57		$.49
Dividends paid on common stock	$355	$327	$297	$243		$213
Dividend yield	2.0%	2.3%	2.3%	1.8%		1.9%
Closing common stock price per share at year-end	$42.15	$34.25	$31.11	$32.11		$26.11
Market capitalization at year-end	$17,502	$14,230	$13,171	$13,712		$11,248
Average common shares and equivalents outstanding - diluted (in thousands)	413,950	418,832	424,287	430,718		439,189
Capital ratios at year-end (f)
Total shareholders’ equity to assets	11.27%	10.86%	11.05%	10.89%		9.37%
Tangible shareholders’ equity to assets (g)	4.74	5.19	4.72	4.44		3.57
Tier I capital	12.14	10.90	10.54	8.55		7.87
Total (Tier I plus Tier II) capital	18.54	16.87	16.47	13.46		12.48
Leverage capital	9.06	8.33	7.87	7.92		6.55
Average balances (h)
Loans	$5,951	$6,510	$6,710	$7,179		$8,573
Total interest-earning assets	27,944	25,298	22,044	21,704		21,400
Total assets	39,872	37,304	34,003	33,877		33,695
Deposits	25,542	23,210	20,350	19,493		19,010
Notes and debentures	3,604	4,047	4,270	4,304		4,238
Junior subordinated debentures	1,129	1,033	1,023	1,010		987
Total shareholders’ equity	4,332	4,121	3,832	3,522		3,356
(a)	Relates to the adoption of Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations.” We recognized a one-time after-tax charge of $7 million, or $.01 per share, (pre-tax cost of $11 million).
(b)	Amounts do not foot due to rounding.
(c)	Continuing returns for 2003 are before the cumulative effect of a change in accounting principle. Return on equity on a net income basis was 20.7% in 2006, 19.0% in 2005, 20.8% in 2004, 19.9% in 2003 and 20.3% in 2002.
(d)	See page 7 for the definition of fee and other revenue.
(e)	Based on average headcount. Excludes pre-tax gains from the sale of our investment in Shinsei Bank of $197 million in 2005 and $93 million in 2004.
(f)	Includes discontinued operations.
(g)	If the benefit of the deferred tax liability associated with tax deductible goodwill is deducted from goodwill as provided for in guidance from the Federal Reserve on the inclusion of trust preferred securities in Tier I capital, the tangible shareholders’ equity to assets ratio would have been 5.09% in 2006, 5.67% in 2005, 5.01% in 2004, 4.66% in 2003 and 3.66% in 2002.
(h)	Prior periods calculated on a continuing operations basis even though the balance sheet, in accordance with generally accepted accounting principles (GAAP), is not restated for discontinued operations.

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

2    Mellon Financial Corporation

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

Overview

Mellon Financial Corporation is a global financial services company that is focused on growth opportunities in asset management and servicing globally. In this annual report, Mellon Financial Corporation and its subsidiaries are also referred to as “Mellon,” “the Corporation,” “we” or “our.”

Mellon’s businesses benefit from the global growth in financial assets. Our success is based on continuing to provide superior client services, strong investment performance and the highest fiduciary standards. Financially we expect that each of our four businesses will achieve competitive pre-tax margins. We will deploy capital effectively to our businesses to accelerate their long-term growth and deliver top-tier returns to our shareholders.

Our long-term financial goals are focused on achieving superior total returns to shareholders by generating first quartile earnings per share growth over time relative to a group of 19 peer companies. Key components of this strategy include: providing top ranked client service (as measured through independent surveys) and strong investment performance (relative to investment benchmarks); above median revenue growth (relative to peer companies for each of our businesses); and positive operating leverage.

Based on the growth opportunities in our businesses, we expect that an increasing percentage of our revenue and income will be derived outside the U.S.

As measurements of efficiency, over time we expect to increase the level of fee revenue per employee and increase our pre-tax margins.

We believe that our businesses are compatible with our strategy and goals for the following reasons:

•

Demand for our products and services is driven by market and demographic trends in the markets in which we compete. These trends include: growth in worldwide retirement and financial assets; the growth and concentration of the wealth segments; global growth in assets managed by financial institutions, (particularly in the U.S. and Europe); and the globalization of the investment process.

•	Many of our products complement one another.

•	We are able to leverage sales, distribution and technology across our businesses benefiting our clients and shareholders.

•	The revenue generated by our businesses is principally fee-based.

•	Our businesses generally do not require as much capital for growth as traditional banking.

We pursue our long-term financial goals by focusing on organic revenue growth, expense management, superior client service, successful integration of acquisitions and disciplined capital management.

In 2006, we revised our targeted capital ratio from tangible common equity to tangible shareholder equity and increased the upper end to 5.25% from 5% (the lower end remains 4.25%). The change from “common equity” to “shareholder equity” reflects the opportunity to utilize efficient capital securities that are recognized by the rating agencies and our regulators and reduce our overall cost of capital. The adjustment to the upper end of the range reflects our focus on supporting the growth opportunities of our asset management and servicing businesses.

Our success in achieving our goals and objectives is influenced by economic and market drivers. Two key drivers that have impacted our domestic results in the past are the growth in financial assets as measured by the U.S. Federal Reserve and changes in the equity markets, using the S&P 500 Index as a proxy. The long-term growth rates for financial assets and the domestic equity markets has averaged 7-8% per annum.

Mellon Financial Corporation    3

RESULTS OF OPERATIONS

How we reported results

This 2006 Annual Report provides a detailed review of our results on a consolidated basis, based on the line items of the Consolidated Income Statement, as well as by the performance of our individual business sectors. All information in this Annual Report is reported on a continuing operations basis, unless otherwise noted. For a description of discontinued operations, see Note 4 of Notes to Financial Statements.

Mellon’s financial results, as well as our levels of assets under management, custody and administration, are impacted by the translation of financial results denominated in foreign currencies to the U.S. Dollar. Mellon is primarily impacted by activities denominated in the British Pound, and to a lesser extent the Canadian Dollar and the Euro. If the U.S. Dollar depreciates versus these currencies, the translation impact is a higher level of fee revenue, net interest revenue, operating expense and assets managed, under custody and administered. If the U.S. Dollar appreciates, the translated levels of fee revenue, net interest revenue, operating expense and assets managed, under custody and administered will be lower. Throughout this report the translation impact of foreign currencies will be referred to as “the effect of foreign exchange rates.”

Foreign currency exchange rates for one U.S. Dollar	2006	2005	2004
Spot rate at Dec. 31:
British Pound	0.5105	0.5811	0.5183
Canadian Dollar	1.1654	1.1649	1.2015
Euro	0.7578	0.8478	0.7341
Average rate for year:
British Pound	0.5435	0.5500	0.5460
Canadian Dollar	1.1343	1.2114	1.3014
Euro	0.7969	0.8044	0.8052

Certain amounts are presented on a fully taxable equivalent (FTE) basis. We believe that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income. Throughout this report, all calculations are based on unrounded numbers.

Summary of financial results

2006 compared with 2005

Consolidated net income for 2006 totaled $898 million, or $2.17 per share, compared with $782 million, or $1.87 per share, in 2005.

Results from continuing operations were:

•	Income of $932 million, or $2.25 per share in 2006 compared with $884 million, or $2.11 per share, in 2005;

•	Return on equity of 21.5% in 2006 compared with 21.4% in 2005; and

•	Pre-tax operating margin of 24% in 2006 compared with 29% in 2005.

Continuing operations in 2006 and 2005 includes the following items (discussed further in the relevant sections of this report):

2006 results include:

•

A $19 million pre-tax ($12 million after-tax) charge, or $.03 per share, recorded in the first quarter of 2006 in connection with payments, awards and benefits for Mellon’s former chairman and chief executive officer, pursuant to his employment agreement.

•

$59 million pre-tax ($41 million after-tax), or $.10 per share, of expenses recorded in the fourth quarter of 2006 consisting of $26 million in severance, impairment charges of $16 million and $6 million of occupancy reserves, primarily due to initiating a number of actions consistent with financial objectives we discussed with the investment community in November 2006, as well as expenses of $11 million relating to our proposed merger with The Bank of New York.

•

$74 million, or $.18 per share, of tax benefits recorded in the fourth quarter of 2006, primarily related to a reversal of deferred tax liabilities due to management’s decision to indefinitely reinvest earnings of certain foreign subsidiaries in accordance with Accounting Principles Board (APB) Opinion No. 23.

4    Mellon Financial Corporation

RESULTS OF OPERATIONS

The sum of these items increased net income in 2006 by $21 million, or $.05 per share.

In April 2006, Mellon increased its quarterly common stock dividend by 10% to $.22 per common share.

2005 results include:

•

A $197 million pre-tax ($128 million after-tax) gain from the sale of our investment in Shinsei Bank, and other expenses of $15 million pre-tax, ($10 million after tax) of which $10 million related to the early extinguishment of debt, $3 million related to the writedown of a business identified as held for sale and $2 million was associated with our move to Mellon Financial Centre in London.

The sum of these items increased net income in 2005 by $118 million, or $.28 per share.

Discontinued operations

In the third quarter of 2006, Mellon announced a definitive agreement to sell its insurance premium financing company, AFCO Credit Corporation, and its Canadian affiliate, CAFO, Inc., to Branch Banking and Trust Company. The sale closed on Jan. 2, 2007, resulting in a gain of $11 million after-tax. In the fourth quarter of 2006, Mellon sold its ownership interest in the direct and indirect portfolios of Mellon Ventures, our venture capital business, to investment funds organized by affiliates of The Goldman Sachs Group, Inc. and New MVI, L.P. The sale of the portfolios and related costs generated an after-tax loss of $68 million, reported as a net loss on disposals. We applied discontinued operations accounting to both of these businesses in 2006.

The loss from discontinued operations totaled $34 million, or $.08 per share, in 2006, compared with a loss of $102 million, or $.24 per share, in 2005. The loss in 2005 resulted primarily from the sale of our human resources consulting, administration and outsourcing businesses. For a discussion of discontinued operations, see Note 4 of Notes to Financial Statements.

2005 compared with 2004

Consolidated net income for 2005 totaled $782 million, or $1.87 per share, including a loss from discontinued operations of $102 million, or $.24 per share. This compared with consolidated net income of $796 million, or $1.88 per share, in 2004, which included a gain from discontinued operations of $15 million, or $.04 per share.

Results from continuing operations for 2005 and 2004 were:

•	Income of $884 million, or $2.11 per share in 2005 compared with $781 million, or $1.84 per share, in 2004;

•	Return on equity of 21.4% in 2005 compared with 20.4% in 2004; and

•	Pre-tax margin of 29% in 2005, compared with 28% in 2004.

Acquisition of Walter Scott & Partners

On Oct. 2, 2006, Mellon acquired Walter Scott & Partners Limited, an Edinburgh, Scotland-based equity investment firm specializing in global and international strategies. This acquisition added $28 billion to assets under management, at date of acquisition, and is included in the Mellon Asset Management sector.

Formation of joint venture with WestLB

On April 1, 2006, Mellon completed the formation of a 50:50 joint venture with WestLB AG. The joint venture, which is named WestLB Mellon Asset Management, combines WestLB’s main asset management activities with Mellon’s German asset management activities. This joint venture added approximately $47 billion to assets under management, at date of acquisition, and is included in the Mellon Asset Management sector.

Divestiture of Mellon HBV Alternative Strategies LLC

In the fourth quarter of 2006 we recorded $36 million of notes and receivables in Other Assets related to the divestiture of Mellon HBV Alternative Strategies LLC, which was transferred under contractual arrangement to a third party. Concurrent

Mellon Financial Corporation    5

RESULTS OF OPERATIONS

with the reclassification to Other Assets, a $5 million impairment charge was recorded to reflect the fair value of the asset. See Note 11 of Notes to Financial Statements for further information regarding this transaction.

Proposed merger with The Bank of New York Company, Inc.

On Dec. 3, 2006, Mellon entered into an agreement to merge with The Bank of New York Company, Inc., which would create a global market leader in securities servicing and asset management. The new company, which will be called The Bank of New York Mellon Corporation, will be the world’s leading asset servicer with, on a pro forma basis, more than $17 trillion in assets under custody and administration, $8 trillion in assets under corporate trusteeship, and over $1.1 trillion in assets under management at Dec. 31, 2006. The Bank of New York Mellon would be the 11th largest U.S. financial institution by market capitalization and regarded as a global financial services growth company.

Under the terms of the merger agreement, Mellon shareholders will receive one share of common stock in The Bank of New York Mellon Corporation for each share of Mellon common stock outstanding on the closing date, while The Bank of New York shareholders will receive .9434 shares for each share of The Bank of New York common stock outstanding on the closing date. Mellon and The Bank of New York have entered into reciprocal stock option agreements for 19.9% of each other’s outstanding common stock. See Note 30 of Notes to Financial Statements for more information.

The board of directors of each company has adopted a resolution recommending the adoption of the merger agreement by its respective shareholders, and each party has agreed to put these matters before their respective shareholders for consideration. Subject to satisfaction of various conditions of closing, the merger is currently expected to close early in the third quarter of 2007.

6    Mellon Financial Corporation

RESULTS OF OPERATIONS

Revenue overview

The vast majority of Mellon’s revenue consists of fee revenue, given our mix of businesses, with net interest revenue primarily comprising the balance. The percentages of fee and net interest revenue noted below are calculated excluding gains on the sales of securities to provide comparability to years when no gains were recorded.

Fee and other revenue. In 2006, fee and other revenue represented 91% of total revenue, on a fully taxable equivalent basis, compared with 90% in 2005. For analytical purposes, the term “fee and other revenue,” as utilized throughout this Annual Report, is defined as total noninterest revenue (including equity investment revenue) less gains on the sales of securities.

Because fee and other revenue comprise the majority of our total revenue, we discuss fee and other revenue in greater detail by type in the following sections. There, we note the more specific drivers of such revenue and the factors (including the impact of the economic and market drivers noted in the Overview) that caused the various types of fee and other revenue to be higher or lower in 2006 compared with 2005. The business sectors discussion beginning on page 22 combines, for each sector, all types of fee and other revenue generated directly by that sector as well as fee and other revenue transferred between sectors under revenue transfer agreements, with net interest revenue generated directly by or allocated to that sector. This discussion of revenue by business sector is fundamental to an understanding of Mellon’s results as it represents a principal measure by which management reviews the performance of our businesses compared with performance in prior periods, with operating plans and with the performance of our competitors.

Net interest revenue comprised 9% of total revenue, on a fully-taxable equivalent basis, in 2006 compared with 10% in 2005. Net interest revenue is generated from a combination of investment securities and loans. For more information, see page 15.

Fee Revenue

Sector	Primary Types of Fee Revenue

Mellon Asset Management Private Wealth Management	• Investment management fees, including performance fees • Distribution and service fees

Asset Servicing	• Institutional trust and custody fees (including securities lending) • Foreign exchange trading • Expense reimbursements from joint ventures

Payment Solutions & Investor Services	• Cash management fees • Shareholder services and related fees

Other	• Financing-related fees, including corporate owned life insurance • Equity investment gains

Mellon Financial Corporation    7

RESULTS OF OPERATIONS

Noninterest revenue

Noninterest revenue (dollar amounts in millions, unless otherwise noted)	2006	2005		2004
Investment management	$2,074	$1,704		$1,498
Performance fees	358	171		127
Total investment management	2,432	1,875		1,625
Distribution and service	415	317		269
Institutional trust and custody	945	778		628
Payment solutions & investor services	482	524		565
Foreign exchange trading	239	202		186
Financing-related/equity investment	114	326		214
Other (a)	222	192		167
Total fee and other revenue	$4,849	$4,214		$3,654
Gains on the sales of securities	3	1		8
Total noninterest revenue	$4,852	$4,215		$3,662
Fee and other revenue as a percentage of total revenue (FTE)	91%	90	% (b)	89	% (b)
Market value of assets under management at year-end (in billions)	$995	$781		$707
Market value of assets under custody or administration at year-end (in billions)	$4,491	$3,908		$3,233
(a)	Includes expense reimbursements from joint ventures of $93 million, $77 million and $74 million.
(b)	Excluding the gains on the sale of our investment in Shinsei Bank recorded in 2005 and 2004, fee and other revenue as a percentage of total revenue (FTE) would have totaled 89% for 2005 and 88% for 2004.

Fee revenue percentage change to prior periods	Change
	2006 vs. 2005	2005 vs. 2004
Investment management	22%	14%
Performance fees	109	35
Total investment management	30	15
Distribution and service	31	18
Institutional trust and custody	21	24
Payment solutions & investor services	(8)	(7)
Foreign exchange trading	18	9
Financing-related/equity investment (a)	(65)	52
Other	16	15
Total fee and other revenue (a)	15%	15%
Market value of assets under management at year-end	27%	11%
Market value of assets under custody or administration at year-end	15%	21%
(a)	Excluding the gains on the sale of our investment in Shinsei Bank as noted on page 14, financing-related/equity investment revenue decreased 11% in 2006 versus 2005 and increased 6% in 2005 versus 2004 and total fee and other revenue increased 21% in 2006 versus 2005 and 13% in 2005 versus 2004.

Fee and other revenue

Fee and other revenue totaled $4.849 billion in 2006, an increase of $635 million, or 15%, from $4.214 billion in 2005. In the first quarter of 2005 we recorded a pre-tax gain of $197 million as equity investment revenue from the sale of our investment in Shinsei Bank. Excluding this gain, fee revenue increased $832 million, or 21%, compared with 2005. This increase primarily resulted from higher investment management fees, institutional trust and custody fees, distribution and service revenue and foreign exchange trading revenue as well as acquisitions. A more detailed discussion of fee revenue, by type, follows.

Investment management fee revenue

Investment management fee revenue, our largest source of fee revenue, is dependent on the overall level and mix of assets under management and the management fees, expressed in basis points (one- hundredth of one percent) charged for managing those assets. Investment management fee revenue can also be earned in the form of performance fees. These fees are generally calculated as a percentage of a portfolio’s performance in excess of a benchmark index or a peer group’s performance.

8    Mellon Financial Corporation

RESULTS OF OPERATIONS

The overall level of assets under management for a given period is determined by:

•	the beginning level of assets under management;

•	the net flows of new assets during the period resulting from new business wins and existing client enrichments reduced by losses and withdrawals; and

•	the impact of market price appreciation or depreciation, the impact of any acquisitions or divestitures and foreign exchange rates.

These components are shown in the changes in market value of assets under management table on page 10. The mix of assets under management is determined principally by client asset allocation decisions among equities, fixed income and money market or other alternatives. The trend of this mix is shown in the composition of assets under management table on page 10.

Equity assets under management and alternative investments typically generate the highest management fees, followed by fixed income and money market investments. Actively managed assets typically generate higher management fees than indexed or passively managed assets of the same type given the higher expenses to actively manage assets, which is generally a factor of more research and transactions. Also, as mentioned above, our institutional investment managers have the opportunity to earn performance fees when the investment performance of their products exceeds various benchmarks and satisfies other criteria.

Management fees are typically subject to fee schedules based on the overall level of assets managed for a single client or by individual asset class and style. This is most prevalent for institutional assets where amounts we manage for individual clients are typically large.

A key driver of organic growth in investment management fees, excluding performance fees, is the amount of net new business flows of assets under management. Overall market conditions are also key drivers with a key long term economic driver being the growth rate of financial assets as measured by the U.S. Federal Reserve (see page 3). This measure encompasses both net flows and market appreciation or depreciation in the U.S. markets overall.

The S&P 500 index in the U.S. and FTSE index in the U.K. are important drivers of overall equity market appreciation or depreciation and therefore, fees for equity assets under management. Mellon estimates that a sustained (one year) 100 point change in the S&P 500 Index, and an equivalent movement in the FTSE, when applied to our mix of assets under management, would result in a change of approximately $50 million to $60 million annually in investment management fee revenue, excluding performance fees. Note that there is an increase/decrease in incentive expense with a related change in investment management fee revenue.

Market indexes	S&P 500		FTSE
	Year- end	Daily average	Year- end	Daily average
2006	1418	1311	6221	5920
2005	1248	1207	5619	5161
2004	1212	1131	4814	4521

Change in market indexes	2006 vs. 2005	2005 vs. 2004
S&P 500:
Year-end	14%	3%
Daily average	9%	7%
FTSE:
Year-end	11%	17%
Daily average	15%	14%

For any given reporting period, the actual impact of market indexes may vary from what might be estimated using that measurement because:

•

Mellon Asset Management records investment management revenue from institutional assets under management based on quarter-end levels of assets under management and from mutual funds based on daily levels of assets under management; and

•	Private Wealth Management records investment management revenue based on prior months’ period-end levels of assets under management.

The actual impact will also vary with changes in asset mix, the timing of net flows, the relationship of other benchmarks used versus the S&P 500 and FTSE indexes and other factors.

Mellon Financial Corporation    9

RESULTS OF OPERATIONS

Investment management fee revenue - by business sector (in millions)	2006	2005	2004
Mellon Asset Management:
Mutual funds	$827	$767	$715
Institutional clients	770	520	409
Performance fees (institutional clients)	358	171	127
Private clients	103	86	74
Total	$2,058	$1,544	$1,325
Private Wealth Management:
Private clients	$373	$330	$299
Mutual funds	1	1	1
Total	$374	$331	$300
Total investment management fee revenue	$2,432	$1,875	$1,625

Investment management fee revenue - by business sector percentage change to prior periods	Change
	2006 vs. 2005	2005 vs. 2004
Mellon Asset Management:
Mutual funds	8%	7%
Institutional clients	48	27
Performance fees (institutional clients)	109	35
Private clients	19	17
Total	33	16
Private Wealth Management:
Private clients	13	10
Mutual funds	—	—
Total	13	11
Total investment management fee revenue	30%	15%

As shown in the table below, at Dec. 31, 2006, the market value of Mellon’s assets under management was $995 billion, a $214 billion, or 27%, increase from $781 billion at Dec. 31, 2005. The increase primarily resulted from: net inflows of $72 billion, including net long-term inflows of $38 billion and net money market inflows of $29 billion; $68 billion of net market appreciation; $47 billion related to the WestLB Mellon Asset Management joint venture; and $28 billion related to the Walter Scott & Partners acquisition.

Changes in market value of assets under management for 2006 - by business sector (in billions)	Mellon Asset Management		Private Wealth Management	Asset Servicing		Total
Market value of assets under management at Dec. 31, 2005	$625		$53	$103		$781
Net inflows:
Long-term	36		2	—		38
Money market	29		—	—		29
Securities lending	—		—	5		5
Total net inflows	65		2	5		72
Net market appreciation (a)	64		4	—		68
Acquisitions, net and transfers	66	(b)	—	8		74	(b)
Market value of assets under management at Dec. 31, 2006	$820	(b)	$59	$116	(c)	$995	(b)
(a)	Includes the effect of changes in foreign exchange rates.
(b)	Includes assets managed at WestLB Mellon Asset Management, a joint venture between Mellon and WestLB, of $47 billion upon creation of the joint venture, and $28 billion of assets managed at Walter Scott & Partners at the date of acquisition.
(c)	Fees associated with these securities lending assets are classified as institutional trust and custody revenue in the Asset Servicing sector.

Market value of assets under management at year-end (in billions)	2006		2005	2004
Institutional	$667	(a)	$501	$443
Mutual funds:
Proprietary	204		179	164
Nonproprietary	47		37	36
Total mutual funds	251		216	200
Private client	77		64	64
Total market value of assets under management	$995		$781	$707
(a)	Includes assets managed at WestLB Mellon Asset Management of $47 billion at Dec. 31, 2006. Mellon owns 50% of this joint venture which became operational during the second quarter of 2006.

Composition of assets under management at year-end	2006	2005	2004
Equity funds	41%	37%	39%
Money market funds	19	20	21
Fixed income funds	19	18	20
Securities lending cash collateral	13	15	12
Overlay and alternative investments	8	10	8
Total	100%	100%	100%

Assets under management in the Mellon Asset Management sector increased $195 billion, or 31%, in 2006. Investment management fee revenue in the Mellon Asset Management sector increased $514 million, or 33%, in 2006 compared with 2005 reflecting:

10    Mellon Financial Corporation

RESULTS OF OPERATIONS

•	an increase of 8% in mutual fund fee revenue, primarily reflecting a higher level of money market flows and improved equity markets;

•	an increase of 48% in institutional client fee revenue, driven by strong net asset flows, improved equity markets and the Walter Scott & Partners acquisition; and

•

an increase of $187 million, or 109%, in performance fees, which accounted for 36% of the overall increase in investment management fees, driven by an increasing number of mandates with performance fee opportunities from new and existing clients, as well as continued strong investment performance. Of the $187 million increase in performance fees, 73% were from new client mandates.

Excluding the impact of performance fees and acquisitions, investment management fees in Mellon Asset Management increased 21%.

A large category of investment management fees are fees from managed mutual funds generated in Mellon Asset Management. These fees are based on the daily average net assets of each fund and the basis point management fee paid by that fund. As shown in the tables below, managed mutual fund fee revenue increased $60 million, or 8%, compared with 2005 primarily resulting from higher money market flows and improved equity markets.

Managed mutual fund fee revenue (a) (in millions)	2006	2005	2004
Equity funds	$398	$358	$313
Money market funds	246	219	223
Fixed income funds	119	122	130
Nonproprietary	65	69	50
Total managed mutual fund fee revenue	$828	$768	$716

(a)	Net of mutual fund fees waived and fund expense reimbursements of $56 million in 2006, $52 million in 2005 and $43 million in 2004.

Average assets of proprietary mutual funds (in billions)	2006	2005	2004
Equity funds	$61	$55	$51
Money market funds	108	93	92
Fixed income funds	21	22	23
Total average proprietary mutual fund assets managed	$190	$170	$166

Basis points generated on average proprietary mutual funds	2006	2005	2004
Equity funds	65 bp	65 bp	62 bp
Money market funds	23	24	24
Fixed income funds	57	56	56
Total proprietary managed mutual funds	40 bp	41 bp	40 bp

bp - basis points.

Investment management fees in the Private Wealth Management sector in 2006 increased $43 million, or 13%, compared with 2005 reflecting net new business, improved equity markets and the impact of acquisitions.

Distribution and service fees

Distribution and service fees earned from mutual funds are primarily based on average assets in the funds and the sales of funds managed or administered by Mellon and are reported in the Mellon Asset Management sector. These fees, which include 12b-1 fees, fluctuate with the overall level of net sales, the relative mix of sales between share classes and the funds’ market values. Distribution and service fees increased $98 million, or 31%, in 2006 compared with 2005 primarily as a result of higher sales volumes and higher market values of mutual funds at Mellon Global Investments, our international distributor. The impact of these fees on income is more than offset by distribution and servicing expense paid to other financial intermediaries to cover their costs for distribution and servicing of mutual funds. Distribution and servicing expense is recorded as operating expense on the income statement.

Institutional trust and custody revenue

Institutional trust and custody fees depend on:

•	the volume of transactions in our clients’ accounts, as well as the number of accounts;
•	the level of assets under custody or administered;
•	the types of ancillary services we provide, such as performance analytics; and
•	securities lending revenue, which is driven by:
•	the pool of assets under custody available for lending;

Mellon Financial Corporation    11

RESULTS OF OPERATIONS

•	the borrowing demand for specific securities within that pool by broker-dealers;
•	the spread earned on reinvestment of cash posted by the borrower as collateral; and
•	the percentage sharing of the earned spread with clients who own the securities.

Institutional trust and custody fees also include professional and license fees for software products offered by Eagle Investment Systems that are dependent on discretionary spending decisions by investment managers. Institutional trust and custody fees are reported primarily in the Asset Servicing sector. Institutional trust and custody fee revenue totaled $945 million in 2006, an increase of $167 million, or 21%, compared with 2005, primarily resulting from net new business, the acquisition of the remaining 50% interest in Mellon Analytical Solutions (MAS) in September 2005, and a 76% increase in net earnings from the ABN AMRO Mellon and CIBC Mellon joint ventures. Securities lending revenue, included in institutional trust and custody revenue, totaled $120 million in 2006, an increase of $12 million, or 11%, compared with 2005 reflecting higher volumes and improved spreads. The average level of securities on loan totaled $132 billion in 2006 compared with $114 billion in 2005.

As shown in the following table, assets under custody or administration totaled $4.491 trillion at Dec. 31, 2006, an increase of $583 billion, or 15%, compared with $3.908 trillion at Dec. 31, 2005. The increase in assets under custody resulted from $232 billion of net new business conversions, market appreciation and changes in foreign exchange rates. New business wins totaled $509 billion in 2006, a portion of which are included in current year net new business conversions.

Market value of assets under custody or administration at year-end

(dollar amounts in billions)	2006		2005		2004
Market value of assets under custody or administration (a)	$4,491	(b)	$3,908	(b)	$3,233
S&P 500 Index - year-end	1418		1248		1212

(a)	Includes the assets under custody or administration of CIBC Mellon Global Securities Services, a joint venture between Mellon and the Canadian Imperial Bank of Commerce, of $748 billion, $667 billion and $512 billion. Also includes the assets of ABN AMRO Mellon Global Securities Services B.V., a joint venture between Mellon and ABN AMRO, of $773 billion, $522 billion and $422 billion.
(b)	Excludes assets of $393 billion at Dec. 31, 2006 and $333 billion at Dec. 31, 2005 that we manage and are also under custody or administration. These assets are included only in assets under management.

Payment solutions & investor services fee revenue

Payment solutions & investor services fee revenue consists of revenue from Working Capital Solutions (formerly Global Cash Management), Mellon Investor Services, and Mellon Financial Markets.

•

Working Capital Solutions revenue is typically dependent on the volume of items processed and the manner in which the customer chooses to pay for those services. Working Capital Solutions revenue does not include revenue from customers providing compensating deposit balances in lieu of paying fees for all or a portion of services provided. The earnings on the compensating deposit balances are recognized in net interest revenue.

•

Mellon Investor Services provides a diverse array of products and services to corporations and shareholders, including stock transfer and recordkeeping services, investment plan services, demutualizations, corporate actions, unclaimed property services and employee stock-based compensation plans.

Payment solutions & investor services fee revenue totaled $482 million, a decrease of $42 million, or 8%, compared with 2005, primarily as a result of higher compensating balance credits in lieu of fees (recorded in net interest revenue) and lower processing volumes at Working Capital Solutions due primarily to the partial loss of the U.S. Government passport processing business.

12    Mellon Financial Corporation

RESULTS OF OPERATIONS

Foreign exchange trading revenue

Foreign exchange trading revenues are directly influenced by the volume of client transactions and the spread realized on those transactions as well as the volatility of key currencies. See Asset Servicing on pages 28 and 29 for a description of the factors that influence foreign exchange trading revenue. Foreign exchange trading revenue totaled $239 million in 2006, up $37 million, or 18%, compared with 2005, reflecting higher client volumes.

Financing-related revenue/equity investment revenue

Financing-related revenue which is primarily included in the Other sector includes: returns from corporate-owned life insurance; gains or losses on securitizations; letters of credit and acceptance fees; loan commitment fees; and gains or losses on loan sales and lease residuals. Financing-related revenue totaled $97 million in 2006, a $21 million, or 17%, decrease compared with $118 million in 2005 primarily resulting from lower returns on corporate owned life insurance.

Equity investment revenue, which is also included in the Other sector, includes realized and unrealized gains and losses from non-venture capital equity investments as well as equity income from certain investments accounted for under the equity method of accounting. The decrease in equity investment revenue compared with 2005 reflects the $197 million gain on the sale of our investment in Shinsei Bank in 2005.

Financing-related/equity investment revenue
(in millions)	2006	2005	2004
Financing-related revenue	$97	$118	$113
Equity income and gains on the sale of other equity investments	17	208	101
Total financing-related/equity investment revenue	$114	$326	$214

Other revenue

Other revenue totaled $222 million in 2006, compared with $192 million in 2005, and included $93 million and $77 million, respectively, of expense reimbursements from joint ventures, for expenses incurred by Mellon on behalf of the joint ventures. Other revenue in 2006 also included $50 million of merchant card fee revenue compared with $40 million in 2005 and $14 million of fees received from ACS under a transitional services agreement, compared with $25 million in 2005.

Gains on sales of securities

Gains on the sales of securities totaled $3 million in 2006 and resulted from the sale of an equity investment in an insurance company, held in the securities available for sale portfolio. Gains on the sales of securities in 2005 totaled $1 million.

Supplemental information - joint ventures

Mellon accounts for its interests in joint ventures under the equity method of accounting, with its share of the joint venture earnings recorded primarily as institutional trust and custody fee revenue. In April 2006, the WestLB Mellon Asset Management joint venture was consummated. Equity income from this joint venture, which is included in Mellon Asset Management, is recorded as investment management revenue.

The following table presents the components of total joint venture net income for informational purposes to show the trend of growth for our 50% owned joint ventures that are part of the Asset Servicing sector. In September 2005, we acquired the remaining 50% interest in the Russell/Mellon joint venture. For comparative purposes, the results of the Russell/Mellon joint venture have been removed from the 2005 and 2004 periods in the table below. In accordance with GAAP, the financial statements of the joint ventures are not consolidated into our financial statements.

Mellon Financial Corporation    13

RESULTS OF OPERATIONS

Asset Servicing joint ventures condensed income statement (a)

(in millions)	2006	2005	2004
Institutional trust and custody	$338	$267	$219
Foreign exchange trading	77	50	42
Net interest	143	86	60
Total revenue	558	403	321
Total expenses	330	277	240
Income before taxes	228	126	81
Provision for income taxes	79	47	31
Net income (a)	$149	$79	$50
Pre-tax operating margin	41%	31%	25%

Equity income - all joint ventures:

Mellon’s share of net income from Asset Servicing joint ventures	$75	$42	$27
Mellon’s share of net income in joint ventures in other business sectors (b)	2	—	3
Total equity income for all joint ventures (c)	$77	$42	$30

(a)	The 50% owned joint ventures are ABN AMRO Mellon Global Securities Services B.V., CIBC Mellon Global Securities Services Company and CIBC Mellon Trust Company.
(b)	Primarily the 50% owned WestLB Mellon Asset Management joint venture.
(c)	Using the equity method of accounting

Fee revenue - 2005 compared with 2004

Fee revenue of $4.214 billion in 2005 increased $560 million, or 15%, from $3.654 billion in 2004. Fee revenue in 2005 and 2004 included $197 million and $93 million of pre-tax gains respectively, from our investment in Shinsei Bank. Excluding these gains, fee revenue increased $456 million principally due to increases in investment management revenue of $250 million, institutional trust and custody fee revenue of $150 million and distribution and service revenue of $48 million. The increase in investment management revenue in 2005 compared with 2004 primarily resulted from net inflows, improved equity markets, stronger investment performance and acquisitions. Institutional trust and custody fees were impacted by net new business, improved market conditions and acquisitions. The increase in distribution and service fees reflects higher market values and higher net sales volumes of mutual funds.

14    Mellon Financial Corporation

RESULTS OF OPERATIONS

Net interest revenue

Selected net interest revenue data
(dollar amounts in millions)	2006	2005	2004
Net interest revenue	$463	$466	$453
Tax equivalent adjustment	16	18	17
Net interest revenue on an FTE basis	$479	$484	$470
Net interest margin (a)	1.70%	1.91%	2.13%
(a)	Calculated on a continuing operations basis even though the balance sheet, in accordance with GAAP, is not restated for discontinued operations.

Net interest revenue and margin percent change to prior periods	2006 vs. 2005	2005 vs. 2004
Net interest revenue	(1)%	3%
Tax equivalent adjustment	N/M	N/M
Net interest revenue on an FTE basis	(1)%	3%
Net interest margin	(21) bp	(22) bp

N/M - Not meaningful.

bp - basis points

Net interest revenue for all periods excludes the results of Mellon Ventures and our insurance premium finance business (see Note 4 of Notes to Financial Statements).

Net interest revenue includes the interest spread on interest-earning assets, loan fees, and revenue or expense on derivative instruments used for interest rate risk management purposes. The majority of Mellon’s net interest revenue is earned from investing deposits generated in our Private Wealth Management, Asset Servicing, Payment Solutions & Investor Services and Other sectors in high quality, short duration investment securities and money market investments. The balance is earned principally from loans to relationship customers in the Private Wealth Management and Other sectors. Average interest-earning assets, as shown in the table on the following two pages, increased in 2006 compared with 2005 primarily due to higher levels of securities.

The decrease in net interest revenue on an FTE basis in 2006 compared with the prior year primarily reflects a $12 million benefit in 2005 associated with the cumulative effect of a client exercising its option to extend the term of an existing leveraged lease in 2005, which was recorded in net interest revenue, (including a related lower FTE adjustment in 2006), a decrease in large corporate real estate loans and financing costs associated with the Walter Scott & Partners acquisition, partially offset by a higher level of average interest earning assets.

The net interest margin decreased 21 basis points due to the impact of a flat to inverted yield curve on our adjustable rate investment securities portfolio, a decrease in the proportion of higher yielding loans, an increase in lower yielding securities and money market investments, a lower proportion of noninterest-bearing deposits, as well as financing costs related to the Walter Scott & Partners acquisition.

For an analysis of the changes in volumes and rates affecting net interest revenue, see the following two pages.

2005 compared with 2004

The increase in net interest revenue on an FTE basis in 2005 compared with 2004 primarily reflects an increase in average securities and the cumulative effect of a client exercising its option to extend the term of an existing leveraged lease in 2005, partially offset by the impact of a lower net interest margin.

Mellon Financial Corporation    15

RESULTS OF OPERATIONS

CONSOLIDATED BALANCE SHEET — AVERAGE BALANCES AND INTEREST YIELDS/RATES (a)		2006
(dollar amounts in millions)	Average balance	Interest	Average yields/ rates
Assets
Interest-earning assets:
Interest-bearing deposits with banks (primarily foreign banks)	$2,644	$100	3.77%
Federal funds sold and securities under resale agreements	756	40	5.34
Other money market investments	80	5	5.66
Trading account securities	422	9	2.23
Securities (b):
Fixed rate	5,378	236	4.39
Adjustable rate	3,436	148	4.31
Floating rate	8,643	470	5.43
Obligations of states and political subdivisions	764	51	6.68
Other (c)	61	8	N/M
Total securities	18,282	913	5.00
Loans, net of unearned discount	5,951	397	6.67
Total interest-earning assets	28,135	$1,464	5.20
Cash and due from banks	2,219
Premises and equipment	684
Other assets	7,703
Reserve for loan losses	(57)
Assets of discontinued operations	1,379
Total assets (b)	$40,063
Liabilities and shareholders’ equity
Interest-bearing liabilities:
Deposits in domestic offices:
Demand, money market and other savings accounts	$9,112	$328	3.60%
Savings certificates	446	19	4.18
Other time deposits	1,933	83	4.32
Deposits in foreign offices	6,046	211	3.50
Total interest-bearing deposits	17,537	641	3.66
Federal funds purchased and securities under repurchase agreements	1,772	79	4.48
U.S. Treasury tax and loan demand notes and term federal funds purchased	331	16	4.75
Commercial paper	8	—	5.03
Other funds borrowed	35	1	1.88
Notes and debentures (with original maturities over one year)	3,604	214	5.93
Junior subordinated debentures (d)	1,129	83	7.37
Trust-preferred securities (d)	—	—	—
Funding of discontinued operations (e)	(1,344)	(49)	N/M
Total interest-bearing liabilities	23,072	$985	4.27
Total noninterest-bearing deposits (f)	8,005
Other liabilities (b)	3,150
Other liabilities of discontinued operations	1,379
Total liabilities	35,606
Shareholders’ equity (b)	4,457
Total liabilities and shareholders’ equity (b)	$40,063
Rates
Yield on total interest-earning assets		$1,464	5.20%
Cost of funds supporting interest-earning assets		985	3.50
Net interest income/margin:
Taxable equivalent basis		$479	1.70%
Without taxable equivalent increments		463	1.64
Foreign and domestic components
Foreign interest-earning assets	$2,702	$36	1.33%
Domestic interest-earning assets	25,433	443	1.74
Consolidated interest-earning assets	$28,135	$479	1.70%
(a)	Presented on a continuing operations basis even though the balance sheet, in accordance with GAAP, is not restated for discontinued operations.
(b)	Amounts and yields exclude adjustments for fair value and the related deferred tax effect required by SFAS No. 115.
(c)	Balances include Federal Reserve Stock, preferred stock, loan securitizations and other investment securities. Yields are not meaningful as the interest income is primarily from off-balance sheet loan securitizations.
(d)	Trust-preferred securities are discussed further in Note 15 of Notes to Financial Statements. Beginning in 2004, averages are reflected as junior subordinated debentures.
(e)	Rates are not meaningful as the reduction in interest expense represents the cost of allocated funding of the assets of discontinued operations.
(f)	Noninterest-bearing deposits include $7.982 billion, $7.334 billion, $6.919 billion, $8.340 billion and $8.674 billion of domestic deposits, and $23 million $29 million, $78 million, $30 million and $29 million of foreign deposits in 2006, 2005, 2004, 2003 and 2002.
(g)	Excluding the impact of the One Mellon Center lease expense, the rates for Other funds borrowed were 1.44%, 5.04% and 2.66% in 2004, 2003 and 2002.

Note: Interest and average yields/rates were calculated on a taxable equivalent basis, at tax rates approximating 35%, using dollar amounts in thousands and actual number of days in the years, and are before the effect of reserve requirements. Loan fees, as well as nonaccrual loans and their related income effect, have been included in the calculation of average yields/rates.

16    Mellon Financial Corporation

RESULTS OF OPERATIONS

2005			2004			2003			2002
Average balance	Interest	Average yields/ rates	Average balance	Interest	Average yields/ rates	Average balance	Interest	Average yields/ rates	Average balance	Interest	Average yields/ rates
$2,598	$81	3.12%	$2,425	$73	3.02%	$2,247	$60	2.65%	$1,870	$62	3.33%
555	18	3.22	713	11	1.55	658	8	1.20	462	8	1.80
102	5	3.30	132	3	1.92	132	2	1.84	101	2	2.00
298	6	2.09	274	6	2.15	294	13	4.61	286	9	3.15
5,925	257	4.34	6,667	286	4.30	7,829	389	4.97	6,427	400	6.20
2,925	111	3.77	1,470	48	3.26	227	9	4.07	188	10	5.06
5,612	217	3.85	2,950	61	2.08	2,293	47	2.04	2,713	63	2.31
798	55	6.89	607	44	7.17	536	37	6.86	399	27	6.87
66	9	N/M	128	13	N/M	209	17	N/M	200	16	N/M
15,326	649	4.24	11,822	452	3.82	11,094	499	4.50	9,927	516	5.20
6,510	364	5.60	6,710	285	4.24	7,179	306	4.26	8,573	409	4.76
25,389	$1,123	4.42	22,076	$830	3.76	21,604	$888	4.11	21,219	$1,006	4.74
2,574			2,565			2,264			2,928
607			590			586			599
7,404			7,092			7,309			6,059
(85)			(96)			(116)			(155)
1,506			1,808			2,130			2,879
$37,395			$34,035			$33,777			$33,529
$8,865	$192	2.16%	$7,826	$79	1.00%	$6,356	$65	1.02%	$5,885	$90	1.53%
369	10	2.92	229	5	2.43	237	5	2.32	244	8	3.00
468	13	2.74	325	5	1.53	351	5	1.47	770	15	1.95
6,145	157	2.56	4,973	87	1.75	4,179	58	1.38	3,408	63	1.85
15,847	372	2.35	13,353	176	1.32	11,123	133	1.19	10,307	176	1.70
1,629	48	2.95	1,266	13	1.03	1,715	16	0.95	1,985	30	1.51
343	11	3.19	315	4	1.18	430	5	1.05	588	10	1.66
11	—	2.70	17	—	1.04	18	—	0.66	41	1	1.58
75	2	2.61	185	16	8.78 (g)	195	25	12.74 (g)	181	20	11.20 (g)
4,047	180	4.44	4,270	143	3.34	4,304	129	3.01	4,238	135	3.19
1,033	64	6.18	1,023	55	5.33	—	—	—	—	—	—
—	—	—	—	—	—	1,010	58	5.76	987	79	8.00
(1,458)	(38)	N/M	(1,688)	(47)	N/M	(1,572)	(41)	N/M	(2,085)	(46)	N/M
21,527	$639	2.97	18,741	$360	1.92	17,223	$325	1.89	16,242	$405	2.49
7,363			6,997			8,370			8,703
2,819			2,636			2,597			2,457
1,506			1,808			2,130			2,879
33,215			30,182			30,320			30,281
4,180			3,853			3,457			3,248
$37,395			$34,035			$33,777			$33,529
	$1,123	4.42%		$830	3.76%		$888	4.11%		$1,006	4.74%
	639	2.51		360	1.63		325	1.50		405	1.91
	$484	1.91		$470	2.13%		$563	2.61%		$601	2.83%
	466	1.84		453	2.05		547	2.53		589	2.77
$2,697	$30	1.11%	$2,724	$28	1.03%	$2,661	$28	1.06%	$2,620	$29	1.13%
22,692	454	2.00	19,352	442	2.28	18,943	535	2.83	18,599	572	3.07
$25,389	$484	1.91%	$22,076	$470	2.13%	$21,604	$563	2.61%	$21,219	$601	2.83%

Mellon Financial Corporation    17

RESULTS OF OPERATIONS

Operating expense

Operating expense

(dollar amounts in millions)	2006	2005	2004
Staff:
Compensation	$1,126	$1,005	$957
Incentive (a)	723	476	391
Employee benefits (b)	298	259	208
Total staff	2,147	1,740	1,556
Non-staff:
Professional, legal and other purchased services	516	444	383
Distribution and servicing	503	377	319
Net occupancy	236	233	232
Equipment	179	174	168
Business development	114	95	86
Communications	85	83	82
Amortization of intangible assets	44	27	19
Other (c)	243	189	155
Total non-staff	1,920	1,622	1,444
Total operating expense	$4,067	$3,362	$3,000
Total staff expense as a percentage of total revenue (FTE)	40%	37%	37%
Employees at year-end	16,800	16,500	15,500
(a)	Stock option expense totaled; approximately $36 million in 2006, $24 million in 2005 and $16 million in 2004. Stock option expense in 2006 included $3 million for Mellon’s former chairman and chief executive officer, pursuant to his employment agreement. See Notes 2 and 23 of Notes to Financial Statements for a further discussion of the impact of recording expense for stock options and restricted stock.
(b)	Includes pension expense of $34 million in 2006 compared with pension expense of $19 million in 2005 and pension credit of $2 million in 2004.
(c)	Includes revenue passed through to joint ventures of $60 million, $37 million and $35 million.

Operating expense percentage change to prior periods	Change
	2006 vs. 2005	2005 vs. 2004
Staff:
Compensation	12%	5%
Incentive	52	22
Employee benefits	15	24
Total staff	23	12
Non-staff:
Professional, legal and other purchased services	16	16
Distribution and servicing	33	18
Net occupancy	1	1
Equipment	3	4
Business development	20	11
Communications	2	1
Amortization of intangible assets	66	38
Other	29	22
Total non-staff	18	12
Total operating expense	21%	12%
Employees at year-end	2%	7%

Summary

Operating expense totaled $4.067 billion, an increase of $705 million, or 21%, compared with 2005. Operating expense in 2006 included:

•	$19 million recorded in the first quarter of 2006 in connection with payments, awards and benefits for Mellon’s former chairman and chief executive officer pursuant to his employment agreement; and

•

$59 million recorded in the fourth quarter of 2006 consisting of $26 million in severance, impairment charges of $16 million, merger-related expenses of $11 million, and $6 million in additional occupancy reserves.

The expense increase in 2006 also resulted from the impact of acquisitions.

Operating expense in 2005 included $10 million related to the early extinguishment of debt and $5 million of expenses related to the writedown of a small business previously identified as held for sale and for the move to Mellon Financial Centre in London.

Staff expense

Given Mellon’s mix of fee-based businesses, which are staffed primarily with high quality professionals,

18    Mellon Financial Corporation

RESULTS OF OPERATIONS

staff expense comprised 53% of total operating expense in 2006. Staff expense is comprised of:

•	compensation expense

•	base salary expense, primarily driven by headcount;

•	the cost of temporary staff and overtime; and

•	severance expense;

•	incentive expense

•

additional compensation earned under a wide range of sales commission plans and incentive plans designed to reward a combination of individual, line of business and corporate performance compared to target goals; and

•	stock option expense; and

•	employee benefits expense, primarily health and welfare benefits, payroll taxes and retirement benefits.

Staff expense was $2.147 billion in 2006, an increase of $407 million, or 23%, compared with $1.740 billion in 2005. The increase includes, $62 million related to acquisitions, $33 million of severance expense and the $19 million of payments (primarily incentives) for Mellon’s former chairman and chief executive officer pursuant to his employment agreement. Staff expense is comprised of the following:

•

Compensation expense was $1.126 billion in 2006, a $121 million, or 12%, increase compared with $1.005 billion in 2005. The increase was primarily a result of acquisitions ($48 million), a $33 million increase in severance expense, the July 1, 2006 merit increase and support of business growth;

•

Incentive expense was $723 million in 2006, an increase of $247 million, or 52%, compared with $476 million in 2005. The increase primarily resulted from growth mainly in the asset management and asset servicing businesses reflecting a higher proportion of asset management activities in our business mix; and

•

Employee benefits expense was $298 million in 2006, an increase of $39 million, or 15%, compared with $259 million in 2005. The increase primarily resulted from a $15 million increase in pension expense, higher payroll taxes, higher deferred compensation plan expense and higher health benefits expense.

Mellon currently expects that the net periodic pension cost of $34 million in 2006 will decrease to approximately $20 million for the year 2007, assuming current foreign currency exchange rates, and excluding any impact of our proposed merger with The Bank of New York. This projection reflects an increase in the discount rate to 6.00% from 5.75%, a decrease in the expected return on assets from 8.50% to 8.25%, and an unchanged assumed rate of increase for compensation of 3.25%. The return on plan assets in 2006 for the funded plans was approximately 13.5%. The returns for the 3, 5 and 10 year periods ending in 2006 were approximately 11.2%, 8.4% and 8.7%. Accounting for pensions is considered to be a critical accounting policy and is discussed on pages 58, 75, 95, 96 and 97.

SFAS No. 123 (Revised 2004)

On Jan. 1, 2006, we adopted SFAS No. 123 (Revised 2004), “Share-Based Payment.” Staff expense was approximately $6 million higher in 2006 due to the adoption of this new accounting standard. See Notes 1 and 23 of Notes to Financial Statements for a further discussion of this accounting standard.

Non-staff expenses

Non-staff expenses include certain expenses that vary with the levels of business activity and levels of expensed business investments, fixed infrastructure costs and expenses associated with corporate activities related to technology, compliance, productivity initiatives and corporate development. These expenses include:

•	professional, legal and other purchased services;

•	distribution and servicing;

•	occupancy and equipment;

•	business development (travel, entertainment and advertising);

•	communications (telecommunications, postage and delivery); and

•	other (government assessments, forms and supplies, operational errors, etc.).

Mellon Financial Corporation    19

RESULTS OF OPERATIONS

Non-staff expenses totaled $1.920 billion in 2006, a $298 million, or 18%, increase reflecting:

•

A $126 million, or 33%, increase in distribution and servicing expense related primarily to an increased level of mutual fund sales outside of the U.S. Distribution and servicing expense represents amounts paid to other financial intermediaries to cover their costs for distribution (marketing support, administration and record keeping) and servicing of mutual funds. Generally, increases in distribution and servicing expense reflect higher net sales. Distribution and servicing expense in any one year is not fully recovered by higher distribution and service revenue, rather it contributes to future growth in mutual fund management revenue reflecting the growth in mutual fund assets generated through certain distribution channels.

•

A $72 million, or 16%, increase in professional, legal and other purchased services primarily related to new business generation and strategic initiatives, as well as the $11 million of merger related expenses recorded in the fourth quarter of 2006.

•	A $19 million, or 20%, increase in business development expense primarily in support of new business generation.

•	A $17 million, or 66%, increase in the amortization of intangible assets as a result of an $11 million impairment charge at DPM Mellon and the impact of the Walter Scott & Partners acquisition.

•

Higher other expense related principally to the growth in our ABN AMRO Mellon and CIBC Mellon joint ventures and the associated higher amounts of pass-through payments ($23 million), the September 2005 acquisition of Mellon Analytical Solutions (MAS) and a $5 million impairment charge related to HBV Alternative Investment Strategies.

Acquisitions accounted for $55 million of the increase in non-staff expenses in 2006.

2005 compared with 2004

Operating expense for 2005 totaled $3.362 billion, an increase of $362 million, or 12%, compared with $3.000 billion in 2004. The increase primarily reflects an $85 million increase in incentive expense, a $51 million increase in employee benefits expense and an $48 million increase in compensation expense. Non-staff expense increased $178 million reflecting a $58 million increase in distribution and servicing, higher expenses in support of business growth and product development, acquisitions and from providing transitional services to ACS.

20    Mellon Financial Corporation

RESULTS OF OPERATIONS

Operating leverage

Operating leverage is measured by comparing the percentage rate of increase in revenue to the percentage rate of increase in expenses. One of our strategic goals is to deliver positive operating leverage over an economic cycle. The table below details our operating leverage results for 2006 and 2005.

(FTE basis)	2006 vs. 2005	2005 vs. 2004
Revenue growth:
Reported	13%	14%
Adjusted (a)	18%	11%
Expense growth:
Reported	21%	12%
Adjusted (b)	19%	12%
Operating leverage:
Reported	(8)%	2%
Adjusted	(1)%	(1)%
(a)	The 2005 and 2004 revenue bases exclude the gains from the sale of Mellon’s investment in Shinsei Bank of $197 million and $93 million, respectively.
(b)	The 2006 expense base excludes $19 million of expenses in connection with payments, awards and benefits payable to Mellon’s former chairman and chief executive officer, pursuant to his employment agreement. The 2006 expense base also excludes $59 million of expenses recorded in the fourth quarter of 2006 consisting of severance ($26 million), impairment charges ($16 million), merger-related expenses ($11 million) and additional occupancy reserves ($6 million). The 2005 expense base excludes $15 million of expenses related to the early extinguishment of debt ($10 million) and $5 million of expenses related to the writedown of a small business and for additional charges for the move to Mellon Financial Centre in London. The 2004 expense base excludes $19 million of expenses associated with the writedown of two small businesses; $24 million of expenses related to vacating 10 leased locations in London and moving into Mellon Financial Centre in London; and a $17 million occupancy expense reversal related to the reduction of a sublease loss reserve following the execution of a new lease on our Pittsburgh headquarters building.

Income taxes

The provision for income taxes from continuing operations totaled $314 million in 2006, compared with $418 million in 2005 and $348 million in 2004. Mellon’s effective tax rate on income from continuing operations for 2006 was 25.2% compared with 32.1% in 2005 and 30.8% in 2004. The effective tax rate in 2006 was lower than the federal statutory rate of 35% primarily as a result of a tax benefit of $74 million recorded in the fourth quarter of 2006, the majority of which related to a reversal of deferred tax liabilities due to management’s decision to indefinitely reinvest earnings of certain foreign subsidiaries in accordance with Accounting Principles Board (APB) Opinion No. 23. Excluding this tax benefit, the tax rate in 2006 would have been 31.1%. It is currently anticipated that the effective tax rate will be approximately 32.5% in 2007. For additional information, see Note 21 of Notes to Financial Statements.

Lease-in-Lease-out

The Internal Revenue Service (IRS) has proposed to disallow certain tax deductions previously taken, related to Mellon’s participation in several lease-in-lease-out (LILO) transactions for years 1997-2003. If any of the deductions previously taken are disallowed, they will be deductible in future years. We believe that we properly reported the tax effects of LILO transactions based on statutes, regulations and case law in effect at the time they were negotiated. We have reached a settlement for these years with the IRS; however, final settlement is subject to approval by the Joint Committee on Taxation of the U.S. Congress. It remains possible that the issues could be litigated. On Jan. 4, 2007, the United States District Court for the Middle District of North Carolina granted summary judgment to the United States in a court case involving another unrelated financial institution’s LILO transactions. The financial institution has indicated that it intends to appeal the decision. We continue to believe we have adequately accrued for any tax and interest exposures related to LILO transactions.

Mellon Financial Corporation    21

RESULTS OF OPERATIONS

Business sectors

Mellon’s business sectors reflect our management structure, the characteristics of our products and services, and the categories of customers to which those products and services are delivered. Our lines of business serve two distinct major types of clients:

•	Financial institutions, corporations and government bodies

•	High net worth individuals

Lines of business that offer similar or related products and services to common or similar client decision makers have been combined into five business sectors: Mellon Asset Management; Private Wealth Management; Asset Servicing; Payment Solutions & Investor Services (PS&IS); and Other.

In 2006, the following changes were made to the presentation of Mellon’s business sectors:

•

In the first quarter of 2006, the financial results of Mellon 1st Business Bank, National Association were moved to Private Wealth Management from Other. This change reflects the similar nature of products and clients of Mellon 1st Business Bank with other reporting units in Private Wealth Management, as well as our organizational structure, as the management of Mellon 1st Business Bank reports to the head of Private Wealth Management. Historical sector results for Private Wealth Management and Other have been restated to reflect this change.

•

Consistent with refinements to our economic capital models, as well as changes in business activity and risk profiles, in the first quarter of 2006, we adjusted our allocations of common equity and trust-preferred securities to better reflect the operational, credit, market and strategic risk inherent in each business sector. Overall, slightly less capital was allocated to PS&IS, Mellon Asset Management and Private Wealth Management and slightly more to Asset Servicing, but the changes were not significant.

•

In the third quarter of 2006, the financial results of our insurance premium financing business (AFCO) were moved from the Other sector into discontinued operations. Historical results in Other have been restated.

•	In the fourth quarter of 2006, the financial results of Mellon Ventures were moved from the Other sector into discontinued operations. Historical results in Other have been restated.

•

In the fourth quarter of 2006, we reclassified a segment of our Working Capital Solutions business from PS&IS to Business Exits in the Other sector. This decision was based on our intent not to renew certain contracts with agencies of the Federal government that expire in 2007. Historical results in PS&IS and Other have been reclassified.

•

In the fourth quarter of 2006, we reclassified our asset administration business in Brazil to the Mellon Asset Management sector from Business Exits in the Other sector as a result of a decision to strategically grow the business. Historical results in Mellon Asset Management and Other have been reclassified.

The results of our business sectors are presented and analyzed on an internal management reporting basis.

•	Revenue amounts reflect fee revenue generated directly by each sector, as well as fee revenue transferred between sectors under revenue transfer agreements.

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

22    Mellon Financial Corporation

RESULTS OF OPERATIONS

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

•

A charge related to corporate overhead is reflected in the results of the business sectors. Corporate overhead is allocated to the business sectors based primarily on allocated common equity but also using other measures where appropriate. Included as corporate overhead are costs related to executive offices, parent company expenses, executive compensation plans and corporate activities provided by our shared services departments not directly assignable to a sector.

•

We allocate capital to the business sectors to reflect management’s assessment of risk consistent with the economic capital methodologies as discussed on pages 36 and 37. The capital allocations may not be fully representative of the capital levels that would be required in the marketplace if these sectors were nonaffiliated business units.

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

Mellon Financial Corporation    23

RESULTS OF OPERATIONS

Business Sectors	Products and Services	Clients
Mellon Asset Management

•        Mellon’s institutional asset management businesses consist of a number of asset management boutiques offering a broad range of equity, fixed income, hedge and liquidity management products. These feature a wide spectrum of investment styles and asset classes, ranging from active growth equity strategies to emerging markets to fixed income and asset allocation solutions. Most of these strategies are available on a separate account and pooled-fund basis.

•        Mellon Global Investments (MGI) distributes investment management products internationally.

•        The Dreyfus Corporation distributes mutual fund, separate account and annuity products domestically. Equity and fixed income products are manufactured by the boutiques above, while Dreyfus manufactures tax-exempt municipal bonds and institutional money market products.

•        The WestLB Mellon Asset Management joint venture distributes asset management products in Germany.

Predominately institutional investors (corporations, financial institutions, public plan sponsors, foundations/endowments, insurance companies, and Taft Hartley plans) reached through direct sales, consultant relationships and sub-advisory relationships, although mutual funds are also sold directly to individuals and via intermediaries (brokers, financial institutions and insurance companies), through MGI and Dreyfus.

Private Wealth Management

•        Provides investment management, wealth management and comprehensive financial management services.

•        Operates from more than 69 locations in 16 states and the U.K.

•        Includes all activities of Mellon 1st Business Bank, N.A., in California and Mellon United National Bank in Florida.

High net worth individuals, families, family offices, charitable gift programs, endowments, foundations, professionals and entrepreneurs.

Asset Servicing

•        Provides institutional trust and custody and related services such as securities lending, investment management backoffice outsourcing, performance measurement, benefits disbursements, transition management, fund administration, Web-based investment management software, and foreign exchange and derivative products. As a global service provider, we distribute these products through the franchise’s sales organization along with Mellon’s joint venture partners —CIBC Mellon and ABN AMRO Mellon.

•        Mellon European Funds Services is U.K.-based and provides transfer agency and fund accounting services.

•        Eagle Investment Systems provides Internet-based investment manager software solutions.

Corporate and public retirement funds, foundations and endowments, and global financial institutions including banks, broker/dealers, investment managers, insurance companies and mutual funds.

Payment Solutions & Investor Services

•        Working Capital Solutions (formerly Global Cash Management) services include automated clearinghouse, wire transfer and telecash; wholesale/custom and retail lockbox; check clearing, imaging and storage activities; and accounts payable and other business processing offered by SourceNet Solutions.

•        Mellon Investor Services provides a diverse array of products to corporations and their shareholders including stock transfer and recordkeeping services, investment plan services, demutualizations, corporate actions, unclaimed property services and employee stock-based compensation plans.

•        Mellon Financial Markets, is our full-service broker-dealer subsidiary.

Corporations, institutions and government agencies.

Other	• Corporate lending. • Business exits include large ticket leasing. • Corporate Treasury activities.	Large corporations and financial institutions.

24    Mellon Financial Corporation

RESULTS OF OPERATIONS

Business sectors	Mellon Asset Management			Private Wealth Management			Asset Servicing
(dollar amounts in millions, presented on an FTE basis)	2006	2005	2004	2006	2005	2004	2006	2005	2004
Revenue:
Noninterest revenue	$2,572	$1,924	$1,659	$404	$362	$331	$1,210	$983	$806
Net interest revenue (expense)	(42)	(20)	(22)	305	312	302	106	82	69
Total revenue	2,530	1,904	1,637	709	674	633	1,316	1,065	875
Credit quality expense	—	—	—	—	—	1	—	—	—
Total operating expense	1,754	1,398	1,222	426	379	355	1,055	843	696
Income from continuing operations before taxes	776	506	415	283	295	277	261	222	179
Income taxes	252	176	142	92	103	94	85	77	62
Income from continuing operations	524	330	273	191	192	183	176	145	117
Income from discontinued operations after-tax (a)	—	—	—	—	—	—	—	—	—
Net income	$524	$330	$273	$191	$192	$183	$176	$145	$117
Average loans	$1	$—	$5	$4,684	$4,586	$4,339	$—	$—	$45
Average assets (b)	$2,494	$1,979	$2,017	$10,496	$9,958	$8,898	$9,584	$8,467	$7,244
Average deposits	$17	$13	$13	$8,864	$8,729	$7,624	$8,105	$7,176	$5,785
Average common equity	$997	$966	$805	$553	$571	$691	$551	$482	$599
Average Tier I preferred equity	$399	$476	$453	$184	$215	$217	$132	$125	$133
Return on common equity (c)	53%	34%	34%	34%	34%	26%	32%	30%	20%
Pre-tax operating margin (c)	31%	27%	25%	40%	44%	44%	20%	21%	20%

(a)	Income from discontinued operations has not been allocated to any of Mellon’s reportable sectors.
(b)	Where average deposits are greater than average loans, average assets include an allocation of investment securities equal to the difference.
(c)	On a continuing operations basis.

Note: Prior periods sector data may reflect immaterial reclassifications as a result of minor changes made to be consistent with current period presentation.

Business sectors	Payment Solutions & Investor Services			Other			Consolidated Results
(dollar amounts in millions, presented on an FTE basis)	2006	2005	2004	2006	2005	2004	2006	2005	2004
Revenue:
Noninterest revenue (a)	$482	$503	$539	$220	$484	$369	$4,888	$4,256	$3,704
Net interest revenue (expense) (b)	170	141	122	(60)	(31)	(1)	479	484	470
Total revenue	652	644	661	160	453	368	5,367	4,740	4,174
Credit quality expense (revenue)	—	—	—	2	17	(15)	2	17	(14)
Total operating expense	514	499	484	318	243	243	4,067	3,362	3,000
Income (loss) from continuing operations before taxes	138	145	177	(160)	193	140	1,298	1,361	1,188
Income taxes (c)	47	51	61	(110)	70	48	366	477	407
Income (loss) from continuing operations	91	94	116	(50)	123	92	932	884	781
Income (loss) from discontinued operations after-tax (d)	—	—	—	—	—	—	(34)	(102)	15
Net income (loss)	$91	$94	$116	$(50)	$123	$92	$898	$782	$796
Average loans (e)	$110	$93	$100	$1,156	$1,831	$2,221	$6,738	$7,193	$7,306
Average assets (f)	$7,142	$7,271	$7,031	$8,777	$8,123	$7,005	$39,872	$37,304	$34,003
Average deposits	$6,556	$6,476	$6,276	$2,000	$816	$652	$25,542	$23,210	$20,350
Average common equity	$266	$315	$294	$1,965	$1,787	$1,443	$4,332	$4,121	$3,832
Average Tier I preferred equity	$64	$75	$64	$350	$142	$156	$1,129	$1,033	$1,023
Return on common equity (g)	34%	30%	40%	N/M	7%	6%	22%	21%	20%
Pre-tax operating margin (g)	21%	23%	27%	N/M	43%	38%	24%	29%	28%
(a)	Consolidated results include FTE impact of $36 million in 2006, $41 million in 2005 and $42 million in 2004.
(b)	Consolidated results include FTE impact of $16 million in 2006, $18 million in 2005 and $17 million in 2004.
(c)	Consolidated results include FTE impact of $52 million in 2006, $59 million in 2005 and $59 million in 2004.
(d)	Income (loss) from discontinued operations has not been allocated to any of Mellon’s reportable sectors.
(e)	Consolidated average loans include average loans from discontinued operations of $787 million for 2006, $683 million for 2005, and $596 million for 2004.
(f)	Where average deposits are greater than average loans, average assets include an allocation of securities equal to the difference. Consolidated average assets include average assets of discontinued operations of $1.379 billion for 2006, $1.506 billion for 2005 and $1.808 billion for 2004.
(g)	On a continuing operations basis.

Note:	Prior periods sector data may reflect immaterial reclassifications as a result of minor changes made to be consistent with current period presentation.

N/M - Not meaningful.

Mellon Financial Corporation    25

RESULTS OF OPERATIONS

Mellon Asset Management

(dollar amounts in millions, unless otherwise noted)	2006	2005	2004
Revenue:
Investment management:
Mutual funds	$827	$767	$715
Institutional clients	770	520	409
Performance fees	358	171	127
Private clients	103	86	74
Total investment management revenue	$2,058	$1,544	$1,325
Distribution and service	415	317	269
Institutional trust and custody revenue	68	62	62
Other fee revenue	31	1	3
Total fee and other revenue	2,572	1,924	1,659
Net interest revenue
(expense)	(42)	(20)	(22)
Total revenue	2,530	1,904	1,637
Operating expense	1,754	1,398	1,222
Income before taxes	$776	$506	$415
Return on common equity	53%	34%	34%
Pre-tax operating margin	31%	27%	25%
Adjusted pre-tax operating margin (a)	38%	33%	31%
Assets under management
(in billions) (b)	$820	$625	$583
Plus: subadvised for other
Mellon sectors (in billions)	4	4	2
	$824 (c)	$629	$585
Assets under management – net inflows (outflows) (in billions):
Long-term	$36	$19	$16
Money market	$29	$14	$(3)
Assets under custody or administration (in billions)	$3	$3	$8
Employees at year-end	2,700	2,600	2,600
(a)	Calculated by netting distribution and servicing expense from revenue.
(b)	Includes $10 billion, $15 billion and $13 billion of domestic securities lending assets advised by Standish Mellon Asset Management. Remaining securities lending assets are reported in the Asset Servicing sector.
(c)	Includes assets under management at WestLB Mellon Asset Management of $47 billion and Walter Scott & Partners of $31 billion at Dec. 31, 2006. West LB Mellon Asset Management is a 50:50 joint venture which commenced operations in the second quarter of 2006. Mellon acquired Walter Scott & Partners on Oct. 2, 2006.

Mellon Asset Management percentage change to prior periods	Change
	2006 vs. 2005	2005 vs. 2004
Revenue:
Investment management:
Mutual funds	8%	7%
Institutional clients	48	27
Performance fees	109	35
Private clients	19	17
Total investment management revenue	33	16
Distribution and service	31	18
Institutional trust and custody revenue	9	—
Total revenue	33	16
Operating expense	26	14
Income before taxes	53	22
Assets under management before amounts subadvised	31%	7%

The results of the Mellon Asset Management sector are mainly driven by the period-end and average levels of assets managed as well as the mix of those assets, as shown in the table on page 10. Managed equity assets typically generate higher percentage fees than money market and fixed-income assets. Also, actively managed assets typically generate higher management fees than indexed or passively managed assets of the same type. In addition, performance fees may be generated when the investment performance of products exceeds various benchmarks and satisfies other criteria. Results for this sector are also impacted by sales of fee-based products such as fixed and variable annuities and separately managed accounts. Expenses in this sector are mainly driven by staffing costs, incentives, distribution and servicing expense, and product distribution costs. On Oct. 2, 2006, Mellon completed the acquisition of Walter Scott & Partners, an Edinburgh, Scotland based equity investment firm specializing in global and international strategies with $28 billion in assets under management at the date of acquisition.

Assets under management for this sector, before amounts subadvised for other sectors, were $820 billion at Dec. 31, 2006, a 31% increase compared with $625 billion at Dec. 31, 2005, reflecting net inflows ($65 billion), improved equity markets ($64 billion), the creation of the WestLB Mellon joint venture ($47 billion) and the Walter Scott & Partners acquisition ($31 billion).

26    Mellon Financial Corporation

RESULTS OF OPERATIONS

Income before taxes increased $270 million, or 53%, compared with 2005. The pre-tax operating margin was 31% in 2006, an increase of 400 bp compared with 2005, reflecting strong positive operating leverage.

Investment management revenue increased $514 million, or 33%, compared with 2005, reflecting:

•	an increase of 8% in mutual fund fee revenue, primarily reflecting a higher level of money market flows and improved equity markets;

•	an increase of 48% in institutional client fee revenue, driven by strong net asset flows, improved equity markets and acquisitions; and

•

an increase of $187 million, or 109%, in performance fees, which accounted for one-third of the overall increase in investment management fees, driven by an increasing number of mandates with performance fee opportunities from new and existing clients, as well as continued strong investment performance. Of the $187 million increase in performance fees, 73% were from new client mandates.

Distribution and service fees increased 31%, reflecting higher market values at Mellon Global Investments, our international distributor, and higher sales volumes.

Operating expense increased $356 million, or 26%, reflecting higher incentives related to new business and an increased level of performance fees and improved overall business profitability as well as increased distribution expenses, higher expenses in support of business growth, acquisitions, severance and impairment charges.

2005 compared with 2004

Income before taxes increased $91 million, or 22%, in 2005 compared with 2004, reflecting revenue growth and positive operating leverage. Revenue increased 16%, primarily due to a $219 million increase in investment management fees, resulting from net inflows, improved equity markets, a higher level of performance fees and acquisitions. Assets under management for this sector, before amounts subadvised for other sectors, were $625 billion at Dec. 31, 2005, a 7% increase compared with $583 billion at Dec. 31, 2004, reflecting market appreciation of $9 billion and net inflows of $33 billion from net new business. Operating expense increased 14% in 2005 compared with 2004, primarily as a result of higher incentive expense and higher distribution and servicing expense. The pre-tax operating margin increased by 200 bp in 2005 over 2004.

Private Wealth Management

(dollar amounts in millions, unless otherwise noted)	2006	2005	2004
Revenue:
Investment management revenue	$374	$331	$300
Institutional trust and custody revenue	10	10	9
Other fee revenue	20	21	22
Total fee and other revenue	404	362	331
Net interest revenue	305	312	302
Total revenue	709	674	633
Credit quality expense	—	—	1
Total operating expense	426	379	355
Income before taxes	$283	$295	$277
Return on common equity	34%	34%	26%
Pre-tax operating margin	40%	44%	44%
Total client assets at beginning of year	$86	$78	$75
Assets under management net inflows (in billions)	2	1	—
Assets under custody or administration net inflows	1	4	—
Acquisitions	1	1	2
Transfers	—	—	(2)
Market appreciation	5	2	3
Total client assets at end of year (a)	$95	$86	$78
Employees at year-end	2,000	1,900	1,800
(a)	Assets under management including amounts subadvised for/by other sectors, totaled $59 billion, $53 billion and $50 billion.

Private Wealth Management percentage change to prior periods	Change
	2006 vs. 2005	2005 vs. 2004
Fee and other revenue	12%	9%
Net interest revenue	(2)	3
Total revenue	5	6
Total operating expense	13	7
Income before taxes	(4)	6
Total client assets	10%	10%

Mellon Financial Corporation    27

RESULTS OF OPERATIONS

The results of the Private Wealth Management sector are driven by the level and mix of assets managed and custodied and the level of activity in client accounts. Net interest revenue is determined by the level of interest spread between loans and deposits. Expenses of this sector are driven mainly by staff expense in the investment management, sales, service and support groups.

Total fee and other revenue increased $42 million, or 12%, in 2006, compared with 2005 resulting from net new business, improved equity markets, and to a lesser degree the acquisitions of City Capital (December 2005) in Atlanta and the Planned Giving Services Group of U.S. Trust Corporation (March 2006). The decrease in net interest revenue in 2006 compared with 2005 resulted from narrower spreads between interest earned and interest paid on deposit accounts. Operating expense increased $47 million, or 13%, primarily reflecting the expense impact of business growth initiatives, including the impact of additional offices and sales representatives, and increased marketing expense. In 2006, five new Private Wealth Management office locations were opened, including one in London England, and 20 (net) sales officers were added. Income before taxes decreased $12 million, or 4%, in 2006 compared with 2005. Client assets increased $9 billion, or 10%, from Dec. 31, 2005, primarily resulting from improved market conditions, net new business, particularly in Family Office, as well as acquisitions.

2005 compared with 2004

Income before taxes increased $18 million, or 6%, in 2005 compared with 2004. Total revenue in this sector increased 6% in 2005 compared with 2004 reflecting higher investment management fee revenue and higher net interest revenue. Investment management revenue was higher mainly due to net new business, improved equity markets, and acquisitions. The increase in net interest revenue largely resulted from higher average loans and deposits. Operating expense increased 7% in 2005 mainly resulting from higher staff expense, which was driven by merit increases, acquisitions and business growth initiatives, and increased incentive expense due to improved investment performance. Client assets were $86 billion at Dec. 31, 2005, an increase of 10% from Dec. 31, 2004, primarily reflecting net inflows, equity market appreciation and acquisitions.

Asset Servicing

(dollar amounts in millions, unless otherwise noted)	2006	2005	2004
Revenue:
Institutional trust and custody revenue	$745	$598	$478
Securities lending revenue	120	108	76
Total institutional trust and custody revenue	865	706	554
Other fee revenue (a)	345	277	252
Total fee and other revenue	1,210	983	806
Net interest revenue	106	82	69
Total revenue	1,316	1,065	875
Total operating expense	1,055	843	696
Income before taxes	$261	$222	$179
Return on common equity	32%	30%	20%
Pre-tax operating margin	20%	21%	20%
Assets under management (in billions) (b)	$116	$103	$74
Assets under custody or administration (in billions)	$4,453 (c)	$3,874 (c)	$3,199
Employees at year-end	4,600	4,500	3,500
(a)	Primarily consists of foreign exchange trading revenue of $244 million, $198 million and $183 million, and expense reimbursements from joint ventures of $93 million, $77 million and $74 million.
(b)	Represents managed securities lending cash collateral. Total cash and non-cash securities lending loan volumes of Mellon, affiliates and joint ventures were approximately $214 billion at Dec. 31, 2006. Fees on those assets are recorded above as institutional trust and custody revenue.
(c)	Excludes assets of $393 billion at Dec. 31, 2006 and $333 billion at Dec. 31, 2005, that we manage and are also under custody or administration. These assets are reported as assets under management in the Asset Management sectors.

Asset Servicing percentage change to prior periods	Change
	2006 vs. 2005	2005 vs. 2004
Institutional trust and custody revenue	24%	25%
Securities lending revenue	11	42
Total institutional trust and custody revenue	22	27
Other fee revenue	25	10
Total fee and other revenue	23	22
Net interest revenue	29	18
Total revenue	24	22
Total operating expense	25	21
Income before taxes	18	25
Assets under custody or administration	15%	21%

28    Mellon Financial Corporation

RESULTS OF OPERATIONS

The results of the Asset Servicing sector are driven by a number of factors which include the level of transaction activity and extent of services provided including custody, accounting, administration, daily valuations, performance measurement, securities lending, foreign exchange trading and investment manager backoffice outsourcing, as well as the market value of assets under administration and custody. Market interest rates impact both securities lending revenue and the earnings on client cash balances. Foreign exchange trading revenues are directly influenced by the volume of client transactions and the spread realized on such transactions, and indirectly influenced by other factors including market volatility in major currencies, the level of cross-border assets held in custody for clients, and the level and nature of underlying cross-border investment and other transactions undertaken by corporate and institutional clients. Fee revenue from Eagle Investment Systems (Eagle) is dependent on investment manager discretionary spending for license and development fees and professional services. Sector expenses are principally driven by staffing levels and technology investments necessary to process transaction volumes. Fees paid to subcustodians are driven by market values of global assets and related transaction volumes.

Institutional trust and custody revenue, excluding securities lending revenue, increased $147 million, or 24%, in 2006 compared with 2005 reflecting:

•	net new business conversions;

•	the September 2005 acquisition of the remaining 50% interest in MAS; excluding the impact of this acquisition, institutional trust and custody revenue increased 18%.

•	a 76% increase in net earnings from the ABN AMRO Mellon and CIBC Mellon joint ventures; and

Assets under custody or administration were $4.453 trillion, an increase of 15% compared with Dec. 31, 2005, reflecting net favorable market conditions, a higher level of conversions and the effect of foreign exchange rates. Net new custody conversions totaled $232 billion. Business wins totaled $509 billion in 2006, a portion of which are included in current year net new custody conversions.

Securities lending revenue increased $12 million, or 11%, reflecting higher volumes and improved spreads. The $68 million, or 25%, increase in other fee revenue primarily resulted from higher foreign exchange revenue, due to higher client volumes and increased expense reimbursements from joint ventures.

Net interest revenue increased $24 million, or 29%, in 2006 compared with 2005, primarily reflecting higher earnings credits on foreign and domestic deposit balances. Operating expenses increased $212 million, or 25%, in 2006 compared with 2005. This increase reflects the acquisition of MAS, incentives in support of business growth, increased joint venture pass-through payments, expenses associated with new business, business development initiatives, the $11 million impairment charge related to DPM and severance expense.

2005 compared with 2004

Income before taxes increased $43 million, or 25%, in 2005 compared with 2004, reflecting revenue growth and positive operating leverage. Institutional trust and custody revenue increased 25% compared with 2004, reflecting net new business, growth in professional services offered by Eagle, improved market conditions and the acquisitions of DPM and MAS. Securities lending revenue and foreign exchange trading revenue also contributed to the increase, reflecting improved volumes. Net interest revenue increased $13 million, or 18%, in 2005 primarily due to higher average levels of deposits.

Operating expense increased 21% reflecting higher staff expense, primarily from acquisitions and higher incentive expense and higher non-staff expenses primarily in support of business growth, product development and acquisitions. Assets under custody or administration for this sector were $3.874 trillion at Dec. 31, 2005, an increase of $675 billion, or 21%, compared with Dec. 31, 2004, resulting from net new business conversions of approximately $400 billion and market appreciation.

Mellon Financial Corporation    29

RESULTS OF OPERATIONS

Payment Solutions & Investor Services

(dollar amounts in millions)	2006	2005	2004
Payment solutions & investor services fee revenue	$460	$482	$527
Other fee revenue	22	21	12
Total fee and other revenue	482	503	539
Net interest revenue	170	141	122
Total revenue	652	644	661
Total operating expense	514	499	484
Income before taxes	$138	$145	$177
Return on common equity	34%	30%	40%
Pre-tax operating margin	21%	23%	27%
Employees at year-end	3,300	3,400	3,500

Payment Solutions & Investor Services percentage change to prior periods	Change
	2006 vs. 2005	2005 vs. 2004
Payment solutions & investor services fee revenue	(5)%	(8)%
Net interest revenue	21	15
Total revenue	1	(3)
Total operating expense	3	3
Income before taxes	(5)	(18)

The Payment Solutions & Investor Services (PS&IS) sector provides working capital solutions (formerly Global Cash Management) and shareholder services to corporations and institutions. Working Capital Solutions and Mellon Investor Services revenue is driven by the volume of transactions processed and types of services provided. The other significant driver of Working Capital Solutions results is net interest revenue earned from the deposit balances generated by activity across the business operations. Investor services revenue includes earnings related to customer deposit balances maintained in an agency capacity. Customer balances held in an agency capacity and not reflected on Mellon’s balance sheet totaled $401 million at Dec. 31, 2006 and $341 million at Dec. 31, 2005. In Mellon Financial Markets, our full-service broker-dealer subsidiary, revenue is driven by the volume and size of our fixed income securities transactions in both the primary and secondary markets, the volume of money market fund balances distributed by MFM, as well as the underwriting of transactions for clients in the public finance, asset backed finance and debt capital markets groups. Sector expenses are driven by staff, equipment and space required to support the services provided by the sector.

Income before taxes decreased $7 million, or 5%, in 2006 compared with 2005. PS&IS fee revenue decreased $22 million, or 5%, in 2006 compared with 2005 due to:

•	higher credits for compensating balances in lieu of fees (recorded in net interest revenue); and

•	lower processing volumes at Working Capital Solutions.

Net interest revenue increased $29 million, or 21%, in 2006 compared with 2005, resulting from the impact of higher deposit levels, including higher compensating balances, as well as increased spreads reflecting the higher interest rates at which excess deposits were invested. Operating expense increased $15 million, or 3%, primarily due to higher staff expense, including severance expense recorded in connection with strategic actions to improve the operating margins of our Working Capital Solutions and Mellon Investor Services businesses and higher expenses related to product development.

2005 compared with 2004

Income before taxes for this sector in 2005 compared with 2004 decreased $32 million, or 18%. The decrease in fee revenue compared with the prior year primarily resulted from lower ancillary services revenue at Mellon Investor Services, lower processing volumes at Working Capital Solutions and higher credits for compensating balances in lieu of fees, partially offset by higher Working Capital Solutions revenue generated by the SourceNet acquisition.

The increase in net interest revenue reflects increased spreads on Mellon Investor Services and Working Capital Solutions customer deposits. The increase in operating expense primarily resulted from the SourceNet acquisition and higher expenses related to product development.

30    Mellon Financial Corporation

RESULTS OF OPERATIONS

Other sector

(in millions, presented on an FTE basis)	2006	2005	2004
Revenue:
Noninterest revenue	$220	$484	$369
Net interest revenue (expense)	(60)	(31)	(1)
Total revenue	160	453	368
Credit quality expense	2	17	(15)
Operating expense	318	243	243
Income (loss) before taxes (FTE)	$(160)	$193	$140

The Other sector includes:

•	Corporate lending, which includes credit products for large corporations

•	Business exits activity, which includes

•	the results of large ticket leasing, which is in a runoff mode;

•	Cash management revenue and expense from contracts that expire in 2007 with agencies of the Federal government that will not be renewed; and

•	several small non-strategic businesses;

•	Corporate treasury activities; and

•	certain corporate revenue and expense that does not relate to, and therefore has not been fully allocated for management reporting purposes to, the business sectors.

Revenue in the Other sector primarily reflects:

•	revenue from Corporate and Bank owned life insurance;

•	Cash management revenue from contracts with agencies of the Federal government noted above;

•	net interest revenue from the corporate lending and leasing portfolio;

•	gains (losses) from the sale of securities and other assets; and

•	interest revenue on capital in excess of amounts of economic capital allocated to the business sectors, net of funding costs of other assets.

Operating expense includes:

•	direct expenses supporting the remaining corporate lending activities and contracts with agencies of the Federal government noted above; and

•	the portion of direct expenses of central shared services and corporate activities not assigned or allocated to the operations of each business sector under our methodology.

Average economic capital represents capital in excess of amounts of economic capital allocated to the business sectors, as well as economic capital required to support corporate lending, business exits and corporate treasury.

Our credit strategy has been to exit all credit relationships for which a broad fee-based relationship resulting from the cross-sale of our fee-based services does not exist. In 2006, we sold our large corporate real estate loan portfolio, which had been in business exits. The loans and leases included in business exits are primarily Mellon’s large ticket lease portfolio, which was principally transaction-based.

A loss from continuing operations before taxes of $160 million was recorded in the Other sector for 2006 compared to a net income before taxes of $193 million in 2005, primarily resulting from:

•

a decrease of $264 million in fee and other revenue resulting from the $197 million pre-tax gain in 2005 from the sale of our investment in Shinsei Bank, lower revenue in business exits, including a decrease in cash management revenue and lower revenue recorded in 2006 from a transitional services agreement with ACS;

•

a $29 million decrease in net interest revenue reflecting the sale of our large corporate real estate loan portfolio in the first quarter of 2006 and the impact of a flat to inverted yield curve on our adjustable rate investment securities portfolio; and

•

a $75 million increase in operating expense primarily due to the $19 million pre-tax charge in connection with payments, awards and benefits paid to our former chairman and chief executive officer, pursuant to his employment agreement, higher corporate incentives and pension expense, higher severance, merger related expenses, occupancy reserves and other expenses.

Mellon Financial Corporation    31

RESULTS OF OPERATIONS

The Other sector reflects the following activity in 2005 and 2004:

Recorded in 2005:

•	the $197 million pre-tax gain from the sale of our investment in Shinsei Bank in the first quarter of 2005 (recorded in noninterest revenue);

•	a $10 million pre-tax charge associated with the early extinguishment of debt recorded in the first quarter of 2005 (recorded in operating expense);

•

a $3 million additional writedown of an investment in a business and a $2 million additional charge associated with the move to Mellon Financial Centre in London, both recorded in the first quarter of 2005 and both related to charges initially recorded in 2004 (recorded in operating expense); and

•	a $17 million provision for credit losses (recorded in credit quality expense).

Recorded in 2004:

•	the $93 million pre-tax gain from the sale of approximately 35% of our investment in Shinsei Bank (recorded in noninterest revenue);

•	the $19 million pre-tax charge for the writedown of two small businesses, one of which was sold in 2004 (recorded in operating expense);

•	the $24 million pre-tax charge for the move to Mellon Financial Centre in London (recorded in operating expense);

•	the $17 million pre-tax sublease loss reserve reversal related to the execution of a new lease on our headquarters building in Pittsburgh (recorded in operating expense);

•	$8 million of gains from the sale of securities (recorded in noninterest revenue); and

•	a $15 million negative provision for credit losses (recorded in credit quality expense).

Capital

Mellon is committed to maintaining its capital ratios above the regulatory definition of “well capitalized.” In addition, we strive to maintain a minimum tangible shareholders’ equity to assets ratio (as defined below) in a target range of 4.25% to 5.25%. This ratio was 4.74% at Dec. 31, 2006, compared with 5.19% at Dec. 31, 2005. Mellon considers internally generated tangible capital to be available for the following:

•	investing in our business, internally or through acquisitions; and

•	return to shareholders through dividends or share repurchases.

The decline in the tangible shareholders’ equity to assets ratio at Dec. 31, 2006 compared with Dec. 31, 2005, reflects goodwill and intangibles created in connection with the acquisition of Walter Scott & Partners, the $159 million net of tax impact of adopting SFAS No. 158 (Employers Accounting for Defined Benefit Pension and Other Post Retirement Plans), a larger balance sheet and stock repurchases, partially offset by earnings retention, 2.8 million shares of common stock issued in the Walter Scott & Partners acquisition and a reduction in the level of unrealized mark-to-market losses in the securities available for sale portfolio. SFAS No. 158 is discussed further on pages 78 and 79.

The 41 basis point increase in Mellon’s total shareholders’ equity to assets ratio at Dec. 31, 2006 compared with Dec. 31, 2005 reflects earnings retention, partially offset by the impact of a larger balance sheet and the impact of adopting SFAS No. 158.

32    Mellon Financial Corporation

RESULTS OF OPERATIONS

Capital data at year-end
(dollar amounts in millions except per share amounts; common shares in thousands)	2006	2005	2004
Total shareholders’ equity	$4,676	$4,202	$4,102
Total shareholders’ equity to assets ratio (a)	11.27%	10.86%	11.05%
Tangible shareholders’ equity	$1,829	$1,888	$1,636
Tangible shareholders’ equity to assets ratio (a)(b)	4.74%	5.19%	4.72%
Tier I capital ratio (a)	12.14%	10.90%	10.54%
Total (Tier I plus Tier II) capital ratio (a)	18.54%	16.87%	16.47%
Leverage capital ratio (a)	9.06%	8.33%	7.87%
Book value per common share	$11.26	$10.11	$9.69
Tangible book value per common share	$4.41	$4.54	$3.86
Dividend per share	$.86	$.78	$.70
Dividend yield	2.0%	2.3%	2.3%
Closing common stock price per share	$42.15	$34.25	$31.11
Market capitalization	$17,502	$14,230	$13,171
Common shares outstanding	415,237	415,479	423,354
(a)	Includes discontinued operations.
(b)	Shareholder’s equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. If the benefit of the deferred tax liability associated with tax deductible goodwill is deducted from goodwill as provided for in guidance from the Federal Reserve on the inclusion of trust-preferred securities in Tier I capital, the tangible shareholders’ equity to asset ratio would have been 5.09%, 5.67% and 5.01%.

The Tier I, Total and Leverage capital ratios increased compared with Dec. 31, 2005, reflecting earnings retention, the impact of the issuance of $372 million of Tier I qualifying trust-preferred securities, and 2.8 million shares of common stock issued in the Walter Scott & Partners acquisition, partially offset by the goodwill and intangibles created in the Walter Scott & Partners acquisition and a higher period-end balance sheet. In December 2006, the regulatory agencies announced an interim decision that banks and bank holding companies should exclude from regulatory capital any amounts recorded in accumulated other comprehensive income resulting from the adoption and application of SFAS No. 158. Accordingly, the $159 million impact to Mellon of adopting SFAS No. 158 has been excluded from the calculation of the Tier I, Total and Leverage capital ratios.

During 2006, Mellon completed two share repurchase agreements with broker-dealer counterparties: in the first quarter of 2006, we repurchased 2 million shares of our outstanding common stock through a purchase agreement with a broker-dealer at an initial price of $34.25 per share for a total of $69 million; and in the second quarter of 2006 we repurchased 1 million shares through a purchase agreement with a broker-dealer at an initial price of $35.68 per share for a total of $36 million. Purchases through broker-dealer counterparties are subject to purchase price adjustments based on the actual price paid for the shares, and other related costs, by the counterparty. The price adjustment can be settled, at Mellon’s option, in cash or shares of common stock. In the first quarter of 2006, we settled share repurchase agreements entered into in 2005 and the first quarter of 2006 by issuing 196,000 shares. The second quarter of 2006 repurchase agreement was settled in the second quarter of 2006 by issuing approximately 21,500 shares. During 2006, we also repurchased 1.9 million of our common shares from the Mellon Bank Retirement Plan for a total of $68 million. A pre-determined number of shares were purchased per day at the volume weighted average price on each day as reported by Bloomberg. No fees for these transactions were paid by the Plan. We intend to repurchase the remaining 1.1 million shares held by the Plan in the first half of 2007.

In September 2005, Mellon’s Board of Directors authorized a new share repurchase program of up to 25 million shares of common stock. During 2006, 10.3 million common shares were repurchased by Mellon under this program. At Dec. 31, 2006 11.7 million common shares were available for repurchase under the September 2005 repurchase program, which does not have an expiration date. Since Jan. 1, 1999, Mellon’s Board of Directors has authorized seven repurchase programs for a total of 170 million shares. Share reissuances totaled 10.4 million common shares in 2006, primarily for employee benefit plan purposes, as well as certain acquisitions.

Mellon Financial Corporation    33

RESULTS OF OPERATIONS

Share repurchases during 2006
(common shares in thousands)	Total shares repurchased		Average price per share (a)	Total shares repurchased as part of a publicly announced plan
First quarter	4,489		$35.40	4,310
Second quarter	3,537		36.40	3,500
Third quarter	1,260		36.16	1,150
Fourth quarter:
October	378		39.03	375
November	5		38.73	—
December	1,000		42.28	1,000
Total fourth quarter	1,383		$41.38	1,375
Total 2006	10,669	(b)	$36.60	10,335
(a)	Amounts include commissions paid, which were not significant. Total purchase price in the fourth quarter of 2006 was $57 million.
(b)	Includes 333 thousand shares, at a purchase price of $12 million, purchased from employees in connection with the employees’ payment of taxes upon the vesting of restricted stock.

Regulatory capital

Mellon and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary— actions by regulators that, if undertaken, could have a direct material effect on Mellon’s financial results. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Mellon and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of Mellon’s and its banking subsidiaries’ assets, liabilities and certain off-balance sheet items, as calculated under regulatory accounting practices. The capital amounts and classification also are subject to qualitative judgments by the regulators about components, risk weightings and other factors.

For a banking institution to qualify as “well capitalized,” its Tier I, Total (Tier I plus Tier II) and Leverage Capital ratios must be at least 6%, 10% and 5%, respectively. All of Mellon’s banking subsidiaries qualified as well capitalized at Dec. 31, 2006 and 2005. Mellon intends to maintain the ratios of its banking subsidiaries above the well-capitalized levels. By maintaining ratios above the regulatory well-capitalized guidelines, Mellon’s banking subsidiaries receive the benefit of lower FDIC deposit insurance assessments.

In September 2005, the U.S. regulatory agencies announced their revised plans for the U.S. implementation of the “International Convergence of Capital Measurement and Capital Standards: A Revised Framework” (BASEL II). The agencies have issued a notice of proposed rulemaking regarding the domestic implementation of BASEL II in September 2006. BASEL II applies to internationally active U.S. banking organizations, as defined by BASEL II, but can be adopted by other U.S. banking organizations. Currently, Mellon is not an internationally active banking organization, under the definition. The agencies have proposed a revised implementation timeline for BASEL II. Under the revised timeline, the first opportunity for a U.S. banking institution to conduct a parallel run would be January 2008. In addition, U.S. institutions adopting the BASEL II capital rules would be subject to a minimum three-year transition period (ending in 2011) during which the agencies would apply limits on the amount by which each institution’s risk-based capital could decline with the application of BASEL II. Mellon is analyzing the potential impact of all proposed revisions on its risk-based capital.

Risk-based and leverage capital ratios at year-end (a)

(dollar amounts in millions)	2006	2005
Tier I capital:
Common shareholders’ equity (b)	$4,905	$4,299
Trust-preferred securities	1,381	993
Minority interest	4	11
Goodwill and certain other intangibles	(2,783)	(2,299)
Other	(22)	(41)
Total Tier I capital	3,485	2,963
Tier II capital	1,837	1,622
Total qualifying capital	$5,322	$4,585
Risk-adjusted assets:
On-balance sheet	$19,309	$18,697
Off-balance sheet	9,404	8,490
Total risk-adjusted assets	$28,713	$27,187
Average assets – leverage capital basis	$38,466	$35,554
Tier I capital ratio (c)	12.14%	10.90%
Total capital ratio (c)	18.54	16.87
Leverage capital ratio (c)	9.06	8.33
(a)	Includes discontinued operations.
(b)	In accordance with regulatory guidelines, the $159 million, net of tax, impact of adopting SFAS No. 158 at Dec. 31, 2006, and the $70 million and $97 million of net unrealized losses at Dec. 31, 2006 and Dec. 31, 2005, net of tax, on assets classified as available for sale have been excluded.
(c)	Minimum Tier I, Total and Leverage capital ratios are 4%, 8% and 3%, as defined by the Federal Reserve Board.

34    Mellon Financial Corporation

RESULTS OF OPERATIONS

Risk-based and leverage capital ratios for largest banking subsidiaries at year-end (a)	Mellon Bank, N.A.		Mellon Trust of New England
(dollar amounts in millions)	2006	2005	2006	2005
Amount:
Tier I capital	$2,104	$2,136	$473	$447
Total qualifying capital	2,797	2,666	474	448
Risk-adjusted assets	21,818	21,065	2,773	2,665
Average assets-leverage capital basis	26,461	24,830	9,121	7,284
Ratios:
Tier I capital	9.64%	10.14%	17.07%	16.78%
Total capital	12.82	12.66	17.10	16.83
Leverage capital	7.95	8.60	5.19	6.14
(a)	Includes discontinued operations.

Mellon Financial Corporation    35

CORPORATE RISK MANAGEMENT

Risk overview

The understanding, identification and management of risk are essential elements for the successful management of Mellon. The primary risk exposures are:

Type of risk	Description

Credit	Default risk on the balance sheet for loans, commitments, corporate and bank owned life insurance, receivables and other assets where realization of the value of the asset is dependent upon a counterparty’s ability to perform.

Operational	Risk of loss resulting from inadequate or failed internal processes, personnel and systems or from external non-credit or market events.

Market	Risk of potential valuation changes in foreign exchange and other derivative positions and in fixed income instruments, as well as other equity investments. Includes interest rate risk.

Liquidity	The possibility that Mellon will be unable to fund present and future financial obligations.

Strategic	Risk arising from adverse business decisions or the improper implementation of such decisions.

Reputation	Risk arising from negative public opinion resulting from failures of process, failures of strategy or failures of corporate governance.

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

The most senior management level focal point to evaluate and monitor risk is the Senior Risk Management Committee. This Committee monitors, evaluates and recommends comprehensive policies and solutions to deal with all aspects of risk (both existing and emerging) and assesses the adequacy of any risk remediation plans in the businesses. The Committee works with our Risk Management & Compliance Department and our line-of-business heads in this process. The Senior Risk Management Committee also provides oversight for our next tier of management level committees, which consist of the Market Risk, Credit Risk, Operational and Technology Risk, Strategic Risk, Fiduciary Risk, Compliance and Community Reinvestment Act Committees.

Economic capital

Mellon has implemented a methodology to quantify economic capital. We define economic capital as the capital required to protect against unexpected economic losses over a one-year period at a level consistent with the solvency of a firm with a target debt rating. Mellon quantifies capital requirements for the risks mentioned above, which are inherent in our business activities, using statistical modeling techniques and then aggregates them at the consolidated level. Beginning in 2006, a capital reduction, or diversification benefit, was applied to reflect the unlikely event of experiencing an extremely large loss in each type of risk at the same time. Economic capital levels are directly related to our risk profile. As such, it has become a part of our internal capital assessment process and, along with regulatory capital, is a key component to ensuring that Mellon’s actual level of capital is commensurate with our risk profile, and is sufficient to provide the financial flexibility to undertake future strategic business initiatives.

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

36    Mellon Financial Corporation

CORPORATE RISK MANAGEMENT

refine the methodologies used to estimate our economic capital requirements.

Credit risk

Credit risk exists in financial instruments both on and off the balance sheet. Financial instruments such as loans and leases are on the balance sheet. Off-balance sheet credit exposures include commitments to extend credit, standby letters of credit and foreign and other guarantees, commercial letters of credit, custodian securities lent with indemnification against broker default of return of securities, and liquidity support provided to Three Rivers Funding Corp. (TRFC).

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

We manage both on- and off-balance sheet credit risk by maintaining and adhering to written credit policies, which specify general underwriting criteria as well as underwriting standards for specific industries and control credit exposure by borrower, counterparty, degree of risk, industry, country and aggregate portfolio management. These measures are adopted by Mellon’s Risk Management & Compliance Department in conjunction with our lending units and are regularly updated to reflect the evaluation of developments in economic, political and operating environments that could affect lending risks. We may adjust credit exposure to individual industries or customers through loan sales, syndications, participations, credit default swaps and the use of master netting agreements. In addition, credit risk to the large corporate market is managed generally by lending only to investment grade or equivalent customers that have existing relationships with our non-credit fee-based businesses.

Most credit extensions are approved independently by senior credit officers in Mellon’s Risk Management & Compliance Department and officers in our lending departments. Smaller loans are underwritten according to pre-approved credit standards. Required approvals are determined by the dollar amount and risk characteristics of the credit extension. Collateral obtained, if any, for the credit facilities provided is based on industry practice as well as the credit assessment of the customer. The type and amount of collateral vary, but generally includes marketable securities; inventory; property, plant and equipment; other assets; and/or income-producing commercial properties with appraised values that exceed the contractual amount of the credit facilities by pre-approved ratios.

Mellon continually assesses the risk of its credit facilities, and assigns a numerical risk rating to substantially all commercial extensions of credit. Our lending officers have the primary responsibility for monitoring their portfolios, identifying emerging problem loans and recommending changes in risk ratings. To anticipate or detect problems, lending units and credit management use processes designed both for specific customers and for industries that could be affected by adverse market or economic conditions. When signs of credit deterioration are detected, credit recovery or other specialists become involved to minimize exposure to potential future credit losses. The Credit Review division of Mellon’s Audit and Risk Review Department provides an independent assessment of credit ratings, credit quality and the credit management process. Mellon’s Board of Directors maintains oversight of credit activity through a series of periodic reports.

For a further discussion of the credit risk associated with off-balance sheet financial instruments and derivative instruments used for trading and risk management purposes, see Notes 26 and 27 of Notes to Financial Statements.

Mellon Financial Corporation    37

CORPORATE RISK MANAGEMENT

Composition of loan portfolio

Composition of loan portfolio at year-end
(in millions)	2006		2005	2004	2003	2002
Domestic loans and leases:
Commercial and financial	$1,675		$2,269	$2,190	$2,757	$3,807
Commercial real estate	1,637		1,360	1,916	2,131	2,227
Personal (a)	2,222		2,222	1,993	1,714	1,290
Lease finance assets (b)	304		370	456	505	556
Total domestic loans and leases	5,838		6,221	6,555	7,107	7,880
International loans and leases	151		352	199	360	558
Total loans and leases, net of unearned discount	$5,989	(c)	$6,573	$6,754	$7,467	$8,438
(a)	Primarily consists of secured and unsecured loans, credit lines and mortgages for customers in the Private Wealth Management sector.
(b)	Represents large ticket lease assets that will run-off through repayments and possible sales with no new originations anticipated.
(c)	Approximately $4.8 billion, or 80%, of the total loan portfolio is to Private Wealth Management customers.

Note: There were no concentrations of loans to borrowers engaged in similar activities, other than those shown in this table, that exceeded 10% of total loans at year-end.

The total loan portfolio decreased $584 million, or 9%, at Dec. 31, 2006, compared with Dec. 31, 2005, primarily due to the classification of AFCO, our insurance premium financing subsidiary and its Canadian affiliate, CAFO, Inc., to discontinued operations in the third quarter of 2006. In accordance with GAAP, prior period balance sheet captions have not been restated. Loans in this business totaled $805 million, including $172 million of international loans originated at CAFO, at Dec. 31, 2005; $280 million, including $34 million of international loans in 2004; $491 million, including $60 million of international loans in 2003; and $557 million, including $153 million of international loans in 2002. Partially offsetting the decrease in loans was a $277 million increase in commercial real estate loans. At Dec. 31, 2006, the composition of the loan portfolio was 63% commercial and 37% personal.

Commercial and financial

The domestic commercial and financial loan portfolio primarily consists of loans to corporate borrowers in the financial and insurance, energy and utilities, service and manufacturing industries.

Numerous risk factors impact this portfolio, including industry-specific risks, such as:

•	the economy;

•	new technology;

•	competition;

•	labor rates; and

•	cyclicality;

and customer-specific factors such as:

•	cash flow;

•	credit structure;

•	operating controls; and

•	asset quality.

The decrease in commercial and financial loans at Dec. 31, 2006 compared to Dec. 31, 2005 primarily resulted from classifying the insurance premium finance loans as discontinued operations in 2006. At year-end, 81% of the loans and 96% of the unfunded loan commitments to our large corporate commercial and financial customers had an investment grade credit rating.

Commercial real estate

The commercial real estate loan portfolio consists of commercial mortgages, which generally are secured by nonresidential and multifamily residential properties, and commercial construction loans generally with maturities of 60 months or less.

38    Mellon Financial Corporation

CORPORATE RISK MANAGEMENT

Commercial real estate loans carry many of the same customer and industry risks as the commercial and financial portfolio, as well as contractor/subcontractor performance risk in the case of commercial construction loans and cash flow risk based on project economics. In the first quarter of 2006, we sold $565 million of large corporate real estate loans. These loans had previously been designated as held for sale and reclassified to other assets at Dec. 31, 2005.

The increase in commercial real estate loans at Dec. 31, 2006 compared with Dec. 31, 2005 resulted from increased construction financing in California and Florida. This portfolio is of relatively short-term maturity and is well diversified by property type.

Foreign outstandings

Foreign outstandings include loans, acceptances, interest-bearing deposits with other banks, other interest-bearing investments and related accrued interest. Country distributions are based on the location of the obligor. Short term interest-bearing deposits with banks represent approximately 95% of our foreign outstandings. Foreign assets are subject to the general risks of conducting business in each foreign country, including economic uncertainty and government regulations. In addition, foreign assets may be impacted by changes in demand or pricing resulting from movements in exchange rates or other factors. The following table presents the foreign outstandings in any country where such outstandings exceed .75% of our total assets.

Foreign outstandings at year-end

(dollar amounts in millions)	2006	2005	2004
Greater than 1% of total assets:
United Kingdom	$1,059	<.75%	$1,334
Between .75% and 1%:
Canada	<.75%	$329	<.75%

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

Nonperforming assets at year-end

(dollar amounts in millions)	2006	2005	2004	2003	2002
Nonaccrual loans and leases:
Commercial and financial	$—	$1	$10	$49	$54
Personal	1	2	4	2	3
Lease finance assets	1	13	15	—	—
Total nonaccrual loans and leases (a)(b)	2	16	29	51	57
Total acquired property	2	—	—	1	2
Total nonperforming assets	$4	$16	$29	$52	$59
Nonaccrual loans as a percentage of total loans	.04%	.24%	.43%	.69%	.68%
Nonperforming assets as a percentage of Tier I capital plus the reserve for loan losses	.12%	.53%	1.08%	2.09%	2.66%
(a)	Includes less than $1 million, $14 million, $9 million, $13 million and $1 million, respectively, of loans with both principal and interest less than 90 days past due but placed on nonaccrual status by management discretion.
(b)	There were no international nonaccrual loans in any period presented.

The decrease in nonperforming assets at Dec. 31, 2006 compared with Dec. 31, 2005 was primarily due to the repayment of a regional airline lease receivable.

Mellon Financial Corporation    39

CORPORATE RISK MANAGEMENT

Change in nonaccrual loans for the year ended Dec. 31,	2006
	Commercial and financial	Personal	Lease finance assets	Total
(in millions)				2006	2005
Nonaccrual loans at beginning of year	$1	$2	$13	$16	$29
Additions	1	1	1	3	39
Reductions from payments (a)	(1)	—	(10)	(11)	(13)
Transfer to acquired assets	—	(2)	(3)	(5)	—
Credit losses	(1)	—	—	(1)	(39)
Nonaccrual loans at end of year	$—	$1	$1	$2	$16
(a)	Includes interest applied to principal.

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

When there is a significant credit concern with respect to a loan, it is reviewed for potential impairment if it meets the following criteria:

•	loans greater than $250,000 at certain banking subsidiaries;

•	jumbo mortgages of $500,000 or greater; and

•	all other loans of $1 million or greater.

Impaired loans

(in millions)	2006	2005	2004
Impaired loans at year-end (a)	$—	$2	$7
Average impaired loans for the year	2	5	18
Interest revenue recognized on impaired loans (b)	—	1	5
(a)	There were no impaired loans or related impairment reserve at Dec. 31, 2006. At Dec. 31, 2005 and Dec. 31, 2004, there was $1 million, and $6 million of impaired loans with a related impairment reserve of less than $1 million, and $1 million.
(b)	All income was recognized using the cash basis method of income recognition.

Foregone interest on nonaccrual loans was less than $1 million at both Dec. 31, 2006 and Dec. 31, 2005; $1 million at Dec. 31, 2004; and $2 million at both Dec. 31, 2003 and 2002.

Past-due loans totaled $5 million at Dec. 31, 2006; less than $1 million at Dec. 31, 2005; $5 million at Dec. 31, 2004; $2 million at Dec. 31, 2003 and $3 million at Dec. 31, 2002. These are loans that were 90 days or more past due as to principal or interest that are not classified as nonaccrual because the loans were well secured and in the process of collection. At Dec. 31, 2006, loans that were 30-59 days and 60-89 days or more past due as to principal and interest totaled $14 million and $1 million, respectively.

Provision and reserve for credit exposure

Mellon’s accounting policy regarding the reserve for credit exposure is regarded as a critical accounting policy in that it involves significant management valuation judgments. This policy is discussed on pages 57 and 58.

The allocation of the reserve for credit exposure is presented below. This allocation is judgmental, and the entire reserve is available to absorb credit losses regardless of the type of loss.

Reserve for credit exposure at year-end

(in millions)	2006	2005
Reserve for loan losses:
Base reserves:
Commercial and financial	$33	$35
Personal	3	3
Lease finance assets	17	19
Total domestic base reserve	53	57
International	3	4
Total base reserve	56	61
Impairment/judgmental	—	2
Total reserve for loan losses	$56	$63
Reserve for unfunded commitments:
Commitments	$77	$71
Letters of credit and bankers acceptances	7	7
Total reserve for unfunded commitments	$84	$78
Total reserve for credit exposure	$140	$141

The decrease in the total reserve for loan losses at Dec. 31, 2006 compared with Dec. 31, 2005 primarily reflects $3 million transferred to assets of discontinued operations and an overall improvement in the credit quality of the loan portfolio. The increase in reserve for unfunded commitments at Dec. 31, 2006 reflects a shift towards longer maturities and concerns regarding the credit quality

40    Mellon Financial Corporation

CORPORATE RISK MANAGEMENT

of certain unfunded commitments to customers in the transportation industry.

Mellon’s management concluded that, at Dec. 31, 2006, the overall reserve level was appropriate to recognize inherent losses in the loan portfolio. The Audit Committee of the Board of Directors reviewed this conclusion and concurred.

The provision for credit losses totaled $2 million in 2006 compared with $17 million in 2005 and a negative $14 million in 2004. We recorded $1 million of credit losses and $1 million of credit recoveries in 2006 compared with net losses of $36 million in 2005 and net recoveries of $1 million in 2004. The higher net provision and net credit losses in 2005 compared with 2006 was the result of $37 million of credit losses on regional airline leases in 2005. The level of credit losses and recoveries relative to outstanding loans can vary from period to period as a result of the size and number of individual credits that may require charge-off and the effects of changing economic conditions.

Reserve for unfunded commitments

(dollar amounts in millions)	2006	2005	2004	2003	2002
Reserve at beginning of year	$78	$67	$75	$52	$42
Loss on sale of commitments	—	—	—	(3)	(7)
Provision for credit losses	6	13	(8)	26	28
Transfer to held for sale	—	(2)	—	—	—
Transfer (to) from loan loss reserve (a)	—	—	—	—	(11)
Reserve at end of year	$84	$78	$67	$75	$52
Reserve for unfunded commitments as a percentage of unfunded commitments at year-end	.62%	.58%	.47%	.44%	.25%
(a)	Results from funding loans and loan repayments. See Note (b) on loan loss reserve activity table below.

Mellon Financial Corporation    41

CORPORATE RISK MANAGEMENT

Loan loss reserve activity

(dollar amounts in millions)	2006	2005	2004	2003	2002
Reserve at beginning of year	$63	$98	$103	$127	$96
Credit losses:
Domestic:
Commercial and financial	(1)	(1)	(1)	(3)	(87)
Commercial real estate	—	—	—	—	(1)
Personal	—	(1)	(2)	(1)	(2)
Lease finance assets	—	(37)	—	—	(7)
Total domestic	(1)	(39)	(3)	(4)	(97)
International	—	—	(1)	(2)	—
Total credit losses	(1)	(39)	(4)	(6)	(97)
Recoveries:
Domestic:
Commercial and financial	1	1	2	14	9
Commercial real estate	—	—	—	1	1
Personal	—	2	2	2	1
Lease finance assets	—	—	—	—	2
Total domestic	1	3	4	17	13
International	—	—	1	—	—
Total recoveries	1	3	5	17	13
Net credit (losses) recoveries:
Domestic:
Commercial and financial	—	—	1	11	(78)
Commercial real estate	—	—	—	1	—
Personal	—	1	—	1	(1)
Lease finance assets	—	(37)	—	—	(5)
Total domestic	—	(36)	1	13	(84)
International	—	—	—	(2)	—
Sub-total - net credit (losses) recoveries	—	(36)	1	11	(84)
Credit losses on loans transferred to held for sale	—	—	—	(16)	(39)
Total net credit (losses) recoveries	—	(36)	1	(5)	(123)
Provision for credit losses	(4)	4	(6)	(21)	146
Reclass of provision to discontinued operations	—	2	3	2	(2)
Securitizations	—	—	(3)	—	(2)
Dispositions/acquisitions	—	—	—	—	1
Reserve transferred to held for sale	—	(5)	—	—	—
Transfer to discontinued operations (a)	(3)	—	—	—	—
Transfer to reserve for unfunded commitments (b)	—	—	—	—	11
Reserve at end of year	$56	$63	$98	$103	$127
Reserve for loan losses as a percentage of total loans (at year-end)	.94%	.96%	1.45%	1.37%	1.51%
Net credit losses (recoveries) to average loans	—%	.50%	(.01)%	.07%	1.30%
(a)	The reserve for loan losses on AFCO and CAFO was transferred to assets of discontinued operations in 2006.
(b)	Transfers to the reserve for unfunded commitments result from loan repayments, which increases the level of unfunded commitments. Transfers from the reserve for unfunded commitments result from funding a loan, which decreases the level of unfunded commitments.

42    Mellon Financial Corporation

CORPORATE RISK MANAGEMENT

Operational risk

The Board of Directors has approved the operational risk management process objective of preventing or minimizing errors or service delivery failures that result in: an adverse impact on customers; financial losses; compliance breaches; or reputation damage.

Operational risk is managed day to day by embedded risk managers in each business sector and major line of business.

The Risk Management & Compliance Department oversees these activities and provides reporting to the management risk committees and the Risk Committee of the Board of Directors. Reporting identifies emerging risks, status of key risk indicators, operational losses, uncleared off-balance sheet reconciling items and areas of our enterprise where operating processes exceed Board-approved tolerances. Risk management committees approve new products, process changes, new technology and monitor the status of areas exceeding Board-approved tolerances.

Oversight responsibilities and reporting is facilitated through a series of automated tools maintained on a corporate-wide common reporting platform.

Lines of business and shared services departments identify risk to key processes by completing a risk self-assessment. The assessment requires the identification of inherent risks and the adequacy of the mitigation or control environment. All control gaps require an action plan and timetable for resolution. The assessments are performed on an annual basis or in connection with significant changes in the profile of the business. All associated self-assessments (risks, controls, action plans) are maintained on a common reporting platform, enabling cross organizational comparisons and facilitating implementation of best practices.

In addition, embedded risk managers provide a monthly update to management of their emerging risks and compliance issues, the status of risk management initiatives, an assessment of transaction risk and key risk indicator trends and commentary. The information is reviewed by corporate risk managers to identify potential cross organizational risks and additional required mitigants.

Key risk indicators

Key risk indicators are metrics jointly developed by risk officers and business line managers and are monitored through a common reporting platform. Performance thresholds are established with automated email notification of any result which exceeds the desired threshold causing a “red” condition. Management responds to red conditions with action plans and timetables, which are monitored to ensure conditions return to an acceptable level.

Operational risk events

Operational risk events are analyzed by area, and detailed root cause analyses are required to mitigate the current risk event and its potential for reoccurrence. Detailed loss data are stored on a common reporting platform and are input into the operational risk capital modeling process to allocate capital to the business lines. The following table shows the operating losses for each of our business sectors.

Operational losses (dollar amounts in millions)	2006	2005	2004
Sector:
Mellon Asset Management	$7	$6	$16
Private Wealth Management	2	2	2
Asset Servicing	9	7	4
Payment Solutions & Investor
Services/Other	1	—	1

Total losses (a)	$19	$15	$23

Losses as a percentage of total revenue	0.36%	0.29%	0.47%

(a)	Included in other operating expenses on the income statement.

Operational losses in 2006, 2005 and 2004 as a percent of corporate revenue were less than the Board-approved tolerance. Our business sectors have policies and controls to mitigate this risk exposure and continuously improve their controls as the business environment changes.

Market and liquidity risk

The Market Risk Committee is responsible for overseeing the management of market risk, which includes interest rate and currency risk for both asset/liability management and trading activities,

Mellon Financial Corporation    43

CORPORATE RISK MANAGEMENT

and liquidity risk pursuant to policies and limits which are established by the Market Risk Committee and reviewed annually with a committee of our Board of Directors. Our Market Risk Committee is comprised of senior officers from the following areas:

•	Operating Committee

•	Finance, including Corporate Treasury

•	Foreign Exchange

•	Institutional Banking

•	Financial Markets

•	Securities Lending

•	Corporate Strategy

Market and liquidity risk includes a consideration of both on-balance-sheet and off-balance sheet activities, including the use of derivatives. The use of derivatives for asset/liability management purposes is discussed under “Interest rate sensitivity” analysis on pages 46 through 48. The use of derivatives for trading purposes is discussed under “Trading Activities” on page 49. Off-balance sheet arrangements which may involve credit, market, liquidity or operational risk are discussed under “Off-balance sheet arrangements” on pages 49 through 51.

Liquidity and dividends

We use several key primary and secondary measures to assess the adequacy of our liquidity position. Our balance sheet is managed to ensure that these measures are maintained within approved limits. Each of these measures is monitored on a periodic basis, giving consideration to our expected requirements for funds and anticipated market conditions. Quarterly, the Market Risk Committee reviews a liquidity stress simulation that evaluates how the liquidity position at that time might be impacted under adverse funding conditions. The stress simulation is prepared under a gradual erosion scenario and under a crisis scenario. All deposits and borrowed funds are categorized by their sensitivity to potential credit concerns. In addition, the effect of other factors are considered including: prevailing credit market conditions; current debt ratings and the ratings outlook; and commitments to extend credit. The simulation analysis has shown adequate liquidity under both scenarios. The stress simulation is reviewed and updated to ensure current applicability with changes in our balance sheet and changes in the marketplace and is reviewed by the Board of Directors as part of its annual review of our liquidity policy.

We manage our liquidity position with the objective of maintaining the ability to fund commitments and to repay liabilities in accordance with their terms, even during periods of market or financial stress. Through active liquidity management, we seek to ensure that changes in funding requirements can be accommodated without materially impacting net income. Core demand and time deposits, obtained from our Private Wealth Management, Asset Servicing and PS&IS businesses, are used in conjunction with long-term debt to provide stable sources of funding. Purchased funds, acquired from a variety of sources and customers in worldwide financial markets, are used to supplement the core sources of funding. Liquid assets, in the form of money market investments and portfolio securities held available for sale, may also be utilized to meet short-term requirements for cash. Liquidity is managed on both a consolidated basis and at the Mellon Financial Corporation (Parent Corporation) level.

The Parent Corporation has access to the following principal sources of liquidity: dividend and interest payments from its subsidiaries, the commercial paper market, a revolving credit agreement with Mellon Bank, and access to the capital markets. The ability of national bank subsidiaries to pay dividends to the Parent Corporation is subject to certain regulatory limitations, as discussed in Note 24 of Notes to Financial Statements. Under the more restrictive limitation, Mellon’s national bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to Dec. 31, 2006, of up to approximately $85 million, less any dividends declared and plus or minus net profits or losses, as defined, earned between Jan. 1, 2007 and the date of any such dividend declaration. To comply with regulatory guidelines, the Parent Corporation and its subsidiary banks continually evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition. See Note 31 of Notes to Financial Statements for the Parent Corporation’s condensed financial statements.

44    Mellon Financial Corporation

CORPORATE RISK MANAGEMENT

At Dec. 31, 2006, the Parent Corporation held $791 million of cash. It also has a $200 million revolving credit agreement with Mellon Bank, Mellon’s primary bank subsidiary, with a June 2007 expiration date. The credit agreement was executed at market terms. Under this agreement, any borrowings are to be collateralized with eligible assets of our non-bank subsidiaries. There were no borrowings under this facility at Dec. 31, 2006. The revolving credit facility contains Tier I ratio and double leverage ratio covenants, as discussed in Note 13 of Notes to Financial Statements. At Dec. 31, 2006, the Parent Corporation also had the ability to issue an indeterminate amount of debt, equity and junior subordinated debentures under a shelf registration statement filed on July 21, 2006 subject to maintaining eligibility to use the registration statement. In March 2006, Mellon Bank issued $250 million of 5.45% subordinated notes maturing in April 2016. In September 2006, Mellon issued junior subordinated debentures associated with £200 million ($372 million, net of issuance costs) sterling denominated Tier I qualifying trust-preferred securities, the proceeds of which were used in part for the funding of the fourth quarter 2006 acquisition of Walter Scott & Partners. These Tier I qualifying capital securities were issued at a rate of 6.369% with a scheduled maturity of September 2036. Access to the capital markets is partially dependent on Mellon’s and Mellon Bank’s, credit ratings, some of which are shown in the following table. These credit ratings are unchanged from Dec. 31, 2005.

Debt ratings at Dec. 31, 2006	Standard & Poor’s	Moody’s	Fitch
Mellon Financial Corporation:
Commercial paper	A-1	P-1	F1+
Senior debt	A+	A1	AA-
Subordinated debt	A	A2	A+
Mellon Bank:
Long-term deposits	AA-	Aa3	AA
Subordinated debt	A+	A1	A+

Contractual maturities of Mellon’s long-term debt totaled approximately $300 million in 2006. Contractual maturities will total approximately $840 million in 2007, $430 million of which is for obligations of Mellon Bank. For additional information on our notes and debentures, including maturity dates, see Note 14 of Notes to Financial Statements.

In the second quarter of 2006, we increased our annual common stock dividend to $.88 per common share, an increase of 10% from the previous annual rate. We paid $355 million of common stock dividends in 2006, compared with $327 million in 2005. The common dividend payout ratio, on a net income basis, was 40% in 2006 on a dividend of $.86 per share compared with 42% in 2005 on a dividend of $.78 per share. Based upon shares outstanding at Dec. 31, 2006, and the current quarterly common stock dividend rate of $.22 per share (which is the maximum amount of the quarterly dividend permitted under the merger agreement with The Bank of New York), the annual dividend requirement in 2007 is expected to be approximately $365 million.

As shown in the consolidated statement of cash flows, cash and due from banks increased by $481 million during 2006 to $2.854 billion at Dec. 31, 2006. The increase resulted from $1.399 billion of net cash provided by financing activities and $781 million of net cash provided by operating activities, partially offset by $1.719 billion of net cash used in investing activities. Net cash provided by financing activities primarily resulted from higher levels of deposits, and federal funds purchased and proceeds from the issuance of trust-preferred securities, partially offset by the repurchase of shares of our common stock and dividends paid on our common stock. Net cash used in investing activities primarily resulted from net purchases of securities available for sale, and an increase in short-term investments, partially offset by proceeds from the sale of large corporate real estate loans.

Junior subordinated debentures

Based on current interest rate expectations and subject to our ability to issue replacement securities prior to the proposed merger with The Bank of New York described in Note 30 of Notes to Financial Statements, we intend to redeem our Series A and Series B junior subordinated debentures, each issued for a face value of $515 million, in the second quarter of 2007. The securities are redeemable at 103.86% and 103.9975% of the liquidation amounts during the 12-month periods beginning on Dec. 1, 2006 and Jan. 15, 2007, respectively. We expect to replace these securities with a combination of Tier I

Mellon Financial Corporation    45

CORPORATE RISK MANAGEMENT

qualifying capital securities and senior debt securities that would reduce our future funding costs. Redemption of both securities would result in a total pre-tax charge to income of $46 million for the redemption premiums and write-off of unamortized issuance costs.

Asset/liability management

Asset/liability management activities address management of assets and liabilities from an interest rate risk, currency risk and liquidity management perspective, including the use of derivatives.

Selected average balances(a) (in millions)	2006	2005
Assets:
Money market investments	$3,480	$3,255
Trading account securities	422	298
Securities	18,091	15,235
Loans	5,951	6,510
Total interest-earning assets	27,944	25,298
Noninterest-earning assets	10,606	10,585
Reserve for loan losses	(57)	(85)
Assets of discontinued operations	1,379	1,506
Total assets	$39,872	$37,304
Funds supporting total assets:
Core funds	$36,821	$34,618
Purchased funds	3,051	2,686
Funds supporting total assets	$39,872	$37,304
(a)	Presented on a continuing operations basis even though the balance sheet, in accordance with GAAP, is not restated for discontinued operations.

Average interest-earning assets increased $2.646 billion in 2006 compared with 2005 primarily resulting from a higher level of securities and money market investments, partially offset by a lower level of loans. The increase in average securities was due to purchases of high quality floating rate and other short duration mortgage-backed securities. The lower loan level reflects the first quarter 2006 sale of our large corporate real estate loan portfolio.

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

Core funds primarily support core assets, consisting of loans, net of the reserve, and noninterest-earning assets. Average core assets decreased $510 million in 2006 from the prior year, reflecting the lower level of loans. The proportion of average core funds to average total assets in 2006 was 92% compared with 93% in 2005.

Purchased funds are defined as:

•	funds acquired in the wholesale money markets including deposits in foreign offices (excluding working capital solutions and sub-custodial sweep deposits);

•	federal funds purchased and securities under repurchase agreements;

•	negotiable certificates of deposit;

•	other time deposits;

•	term federal funds purchased and U.S. Treasury tax and loan demand notes;

•	commercial paper;

•	short-term bank notes; and

•	other funds borrowed.

Average purchased funds increased $365 million in 2006 from 2005 primarily due to an increase in other time deposits. The proportion of average purchased funds to average total assets was 8% in 2006 compared with 7% in 2005.

Interest rate sensitivity analysis

The objective of interest rate risk management is to manage the effect of interest rate fluctuations on net interest revenue and the net present value of our assets, liabilities and derivative instruments. We use simulation models as the primary means to estimate the impact of these changes. Interest rate risk is measured using the following simulation models:

•	net interest revenue simulation; and

•	portfolio equity simulation.

46    Mellon Financial Corporation

CORPORATE RISK MANAGEMENT

Our simulation models use our consolidated balance sheet and derivative positions as of year-end adjusted for committed positions not settled as of that date. The models also incorporate assumptions about the volumes and characteristics of new assets and liabilities and the behavior of existing assets and liabilities. These assumptions include but are not limited to: the composition of the balance sheet, prepayment speeds on mortgage-backed securities, repricing of interest-earning assets and interest-bearing liabilities and capital and other financing plans.

We have established, with the concurrence of our Board of Directors, the following guidelines for assuming interest rate risk:

•

Net interest margin simulation—Given a +/- 200 basis point change in short term interest rates and a +/- 165 basis point change in long-term rates over a six month period, the estimated one year total net interest revenue may not change by more than 10% from the rates unchanged results.

•

Portfolio equity simulation—Portfolio equity is the net present value of our existing assets, liabilities and derivative instruments. Given an instantaneous +/- 200 basis point change in interest rates, portfolio equity may not change by more than 12% from total shareholders’ equity plus junior subordinated debentures.

The following table illustrates the simulation analysis of the impact of a 50, 100 and 200 basis point shift upward or a 50, 100 and 200 basis point shift downward in short-term interest rates on net interest revenue and earnings per share. Principal cash flows anticipated over the next twelve months from discretionary investments and loans in business exits (discussed on page 31) are assumed to be reinvested in floating rate assets, while term debt maturing within the next twelve months is replaced with variable rate funding.

This analysis was prepared using the levels of all interest-earning assets, supporting funds and derivative instruments used for interest rate risk management at Dec. 31, 2006. The impact of the rate movements was developed by simulating the effect of rates changing in a gradual fashion over a six-month period from the Dec. 31, 2006 levels and remaining at those levels thereafter. Financial market conditions and management’s response to events may cause actual results to differ from simulated results.

Interest rate simulation sensitivity analysis	Simulated increase (decrease) in the next 12 months
	compared with a scenario of unchanged rates		Memo: compared with last 12 months’ actual results
	Net interest revenue	Earnings per share	Net interest revenue	Earnings per share
Movement in interest rates from Dec. 31, 2006 rates:
Unchanged	N/A	N/A	2.2%	$0.02
Up 50 bp	0.9%	$0.01	3.1%	$0.02
Up 100 bp	1.8	0.01	4.1	0.03
Up 200 bp	1.3	0.01	3.5	0.03
Down 50 bp	(1.4)%	$(0.01)	0.8%	$0.01
Down 100 bp	(2.7)	(0.02)	(0.5)	—
Down 200 bp	(5.5)	(0.04)	(3.4)	(0.03)

bp - basis points.

The anticipated impact on net interest revenue under the various scenarios did not exceed our guidelines for assuming interest rate risk at Dec. 31, 2006, nor did it exceed our guidelines at Dec. 31, 2005.

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

Derivatives are used as part of our overall asset/liability management process to augment the management of interest rate exposure. Interest rate swaps—including callable and basis swaps—interest rate caps and floors, financial futures, forwards and financial options have been approved by our Board of Directors for this purpose. By policy, we will not enter into any new derivative contracts that would

Mellon Financial Corporation    47

CORPORATE RISK MANAGEMENT

cause Mellon to exceed its established interest rate risk limits. For a discussion of these instruments, see Note 27 of Notes to Financial Statements.

Fair value hedges

Mellon enters into interest rate swaps designated as fair value hedges, to convert portions of its fixed rate long-term debt to floating rate debt and, to a small degree, certain fixed rate certificates of deposit to variable rate certificates of deposit. The fixed rate liability instruments are changed to variable rate instruments by entering into receive fixed/pay variable swaps. Changes in fair value of the interest rate swaps are recorded in the income statement. Correspondingly, the carrying values of the respective hedged items are also adjusted for changes in fair value attributable to the hedged risk.

The following table presents the gross notional amounts and weighted-average maturities of derivative instruments used to manage interest rate risk, identified by the underlying interest rate- sensitive instruments. The gross notional amount of interest rate swaps used to manage interest rate risk decreased by $1.475 billion at Dec. 31, 2006 compared with Dec. 31, 2005. The decrease primarily resulted from the termination of $1.2 billion notional amount of interest rate swaps that hedged long-term debt. The notional value at Dec. 31, 2006 was primarily comprised of receive fixed instruments associated with long-term debt.

Mellon applied the “shortcut” accounting method available under SFAS 133 to substantially all of its swaps through Sept. 30, 2006. In the fourth quarter of 2006, Mellon re-designated its fair value hedges of fixed rate long-term debt and fixed rate certificates of deposit in order to utilize the “long-haul” accounting method under SFAS 133. The application of the long-haul method resulted in ineffectiveness of $2 million of income in 2006. As a result of using the shortcut method, no ineffectiveness was recorded in 2005 and 2004.

The notional amounts should be viewed in the context of our overall interest rate risk management activities to assess the impact on net interest revenue. The interest received and interest paid are recorded on an accrual basis in the interest revenue and interest expense accounts associated with the underlying liabilities and assets. The net interest differential between interest revenue and interest expense resulted in interest revenue of $3 million in 2006, compared with $78 million in 2005 and $139 million in 2004.

Cash flow hedges

At Dec. 31, 2006, 2005 and 2004, there were no outstanding cash flow hedges.

Interest rate swaps used to manage interest rate risk (notional amounts in millions)	Dec. 31, 2006	Weighted- Average Maturity	Weighted-Average Interest Rate		Dec. 31, 2005
			Received	Paid
Receive fixed instruments associated with long-term debt	$1,550	6 yrs., 9 mos.	4.72%	5.37%	$3,050
Receive fixed instruments associated with certificates of deposits	85	7 yrs., 9 mos.	5.04%	5.26%	60
Total notional amount	$1,635				$3,110

48    Mellon Financial Corporation

CORPORATE RISK MANAGEMENT

Trading activities

Mellon has established trading limits and related monitoring procedures to control trading risk. These limits are approved by the Market Risk Committee and reviewed by the Risk Committee of the Board of Directors. All limits are monitored for adherence to these limits by the Risk Management & Compliance Department. Exceptions to limits are reported regularly to the Market Risk Committee.

The financial risk associated with trading positions is managed by assigning position limits and stop-loss guidance amounts to individual activities. We use a value-at-risk methodology to estimate the potential gain or loss in a portfolio of trading positions that is associated with a price movement of given probability over a specified time frame. Position limits are assigned to each family of financial instruments eligible for trading, such that the aggregate value-at-risk in these activities at any point in time will not exceed a specified limit given a significant market movement. The extent of market movement deemed to be significant is based upon an analysis of the historical volatility of individual instruments that would cover 95% of likely daily market movements. The loss analysis includes the derivative instruments used for trading activities as well as the financial assets and liabilities that are classified as trading positions on our balance sheet. Using our methodology, which considers such factors as changes in currency exchange rates, interest rates, spreads and related volatility, the aggregate average value-at-risk for trading activities and credit default swaps was approximately $5 million for the 60 business-day periods ended Dec. 31, 2006 and Dec. 31, 2005. The average daily value-at-risk for trading activities in 2006 was approximately $6 million.

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

Derivative instruments used for trading purposes

Mellon enters into various foreign exchange and interest rate contracts, and, to a lesser extent, equity derivative contracts for trading purposes. Trading activities primarily involve providing various derivative products to customers to assist them in managing foreign currency exchange risk, interest rate risk and equity price risk and for managing our risks in certain trading portfolios and as part of our proprietary trading activities. All of these instruments are carried at market value with realized and unrealized gains and losses included in foreign exchange trading revenue and other revenue. For a description and table of derivative instruments used for trading activities, see Note 27 of Notes to Financial Statements.

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

Off-balance sheet arrangements

Guarantees and indemnities

In the normal course of business, Mellon offers standby letters of credit and foreign and other guarantees to customers as well as other guarantees in support of certain joint ventures and subsidiaries.

Standby letters of credit and foreign and other guarantees totaled $1.5 billion at Dec. 31, 2006, an increase of $55 million compared with Dec. 31, 2005. Standby letters of credit and foreign and

Mellon Financial Corporation    49

CORPORATE RISK MANAGEMENT

other guarantees are used by the customer as a credit enhancement and typically expire without being drawn upon. We generated $7 million of fee revenue in 2006 and 2005 related to the letters of credit and foreign guarantees. Cash is disbursed only when standby letters of credit are drawn upon. We believe the market risk associated with these instruments is minimal.

A securities lending transaction is a fully collateralized transaction in which the owner of a security agrees to lend the security through an agent (Mellon) to a borrower, usually a broker/dealer or bank, on an open, overnight or term basis, under the terms of a prearranged contract, which generally matures in less than 90 days. We recorded $120 million of fee revenue from securities lending transactions in 2006 compared with $108 million in 2005. Securities are lent with and without indemnification against broker default. Custodian securities lent with indemnification against broker default of return of securities totaled $123 billion at Dec. 31, 2006, a $17 billion increase compared with Dec. 31, 2005, reflecting growth in this line of business. These transactions were primarily collateralized by cash and U.S. government securities. Market risk can also arise in securities lending transactions. These risks are controlled through policies, approved by our Board of Directors, limiting the level of risk that can be undertaken.

Mellon’s primary banking subsidiary, Mellon Bank, and ABN AMRO Bank N.V. (ABN AMRO) entered into a joint venture to provide global securities services, with operations commencing in January 2003. Each of the two partners signed a statutory declaration under Dutch law to be jointly and severally liable with the joint venture to parties that have a provable contractual debt or damage claim. The benefit of this declaration is potentially available to all creditors and customers of the joint venture with valid legal claims if the joint venture defaults. The guarantee totaled $78 billion at Dec. 31, 2006 compared with $43 billion at Dec. 31, 2005. Agency securities lending represented $72 billion of this guarantee at Dec. 31, 2006, primarily related to the indemnification of the owner of the securities against broker default. These securities lending transactions were collateralized primarily with cash and Organisation for Economic Co-operation and Development (OECD) government securities totaling $70 billion. The joint venture also indemnifies $483 million of cash collateral reinvested in repurchase agreements for risk of market or credit loss. The potential exposure of this guarantee assumes that there is no capital or assets of the joint venture to satisfy such claims, and that there is no level of contribution by ABN AMRO, which has an S&P long-term credit rating of AA- and a Moody’s senior debt rating of Aa3.

For additional information on standby letters of credit and foreign and other guarantees, and custodian securities lent with indemnification against broker default of return of securities see Note 26 of Notes to Financial Statements.

Mellon Bank has a referral relationship with, and provides administrative services to, Three Rivers Funding Corp. (TRFC), a special purpose entity that issues commercial paper. TRFC is owned by an independent third party and is not a subsidiary of either Mellon Bank or Mellon. Its financial results are not included in the financial statements of Mellon Bank or Mellon. Fee revenue of $3 million was received from this entity in 2006 and $2 million in 2005. At Dec. 31, 2006, TRFC’s receivables totaled $3.200 billion and commercial paper outstanding totaled $3.213 billion, compared with receivables and commercial paper outstanding each totaling $1.550 billion at Dec. 31, 2005. A letter of credit provided by Mellon Bank in support of TRFC’s commercial paper totaled $149 million at Dec. 31, 2006, compared with $191 million at Dec. 31, 2005. Mellon’s maximum loss exposure related to TRFC is the full amount of the liquidity facility provided to TRFC, or $3.213 billion, at Dec. 31, 2006. However, the probability of this loss scenario is remote as it would mean that all of TRFC’s receivables were wholly uncollectible. For additional information about TRFC, see the TRFC discussion in Note 7 of Notes to Financial Statements.

Retained interests

From time to time, Mellon has securitized certain loans. We retain servicing responsibilities as well as subordinated interests in loan securitizations, specifically home equity lines of credit loans

50    Mellon Financial Corporation

CORPORATE RISK MANAGEMENT

(HELOC). All securitized loans are removed from our balance sheet upon securitization. The investors and the securitization trusts have no recourse to Mellon for failure of debtors to pay when due. Our retained interests, which totaled $2 million at Dec. 31, 2006 and Dec. 31, 2005, are subordinate to investor’s interests. Their value is subject to credit, prepayment and interest rate risks on the transferred assets.

Contractual obligations

Mellon is contractually obligated to make future payments according to various contracts. The following table presents the expected future payments of our significant contractual obligations.

Contractual obligations at Dec. 31, 2006(a) (in millions)	Total	Payments due
		< 1 year	1-3 yrs.	3-5 yrs.	5+ yrs.
Long-term debt (b)	$3,632	$791	$550	$1,091	$1,200
Operating leases (c)	1,501	166	299	231	805
Junior subordinated debentures (d)	1,423	—	—	—	1,423
Purchase obligations (e)	349	190	110	42	7
Other long-term liabilities (f)	18	18	—	—	—
Acquisition obligations (g)	6	6	—	—	—
Total	$6,929	$1,171	$959	$1,364	$3,435
Contractual obligations at Dec. 31, 2005 (a)
Long-term debt (b)	$3,628	$300	$1,041	$650	$1,637
Operating leases (c)	1,568	158	333	225	852
Junior subordinated debentures (d)	1,031	—	—	—	1,031
Purchase obligations (e)	344	178	105	50	11
Other long-term liabilities (f)	15	15	—	—	—
Acquisition obligations (g)	18	13	5	—	—
Total	$6,604	$664	$1,484	$925	$3,531
(a)	Includes discontinued operations.
(b)	See Note 14 of Notes to Financial Statements for more information. Does not include interest.
(c)	See Note 9 of Notes to Financial Statements for more information.
(d)	See Note 15 of Notes to Financial Statements for more information.
(e)	Purchase obligations are defined as agreements to purchase goods or services that are enforceable and legally binding and specify all significant terms.
(f)	Represents contributions to funded defined benefit pension plans. See Note 23 of Notes to Financial Statements for more information on our pension plans.
(g)	At Dec. 31, 2006 and Dec. 31, 2005, includes the obligation to purchase the 30% minority interest of Mellon Financial Services Asset Management S.A. For purposes of this table, a purchase price of $6 million was used for this payment obligation at Dec. 31, 2006 and $5 million at Dec. 31, 2005. See Note 3 of Notes to Financial Statements for more information on the 2006 activity. At Dec. 31, 2005, also includes deferred consideration for the purchase of Standish Mellon ($12.5 million).

Mellon Financial Corporation    51

RECENT ACCOUNTING PRONOUNCEMENTS AND DEVELOPMENTS

SFAS No. 155 - Hybrid Instruments

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” an amendment of FASB Statements No. 133 and 140. SFAS No. 155 allows an entity to remeasure at fair value a hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation from the host, if the holder irrevocably elects to account for the whole instrument on a fair value basis. Subsequent changes in the fair value of the instrument would be recognized in earnings. This statement also clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133 and clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives. SFAS No. 155 is effective for financial instruments acquired, issued or subject to a remeasurement event after Dec. 31, 2006. We currently anticipate that SFAS No. 155 will not have a material impact on our results of operations or financial position.

SFAS No. 157 - Fair Value Measurement

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in conformity with GAAP, and requires enhanced disclosures about fair value measurements. This statement applies when other accounting pronouncements require or permit fair value measurements; it does not require new fair value measurements. SFAS No. 157 is effective for financial statements issued after Jan. 1, 2008. We are currently evaluating the impact of this standard on our results of operations and financial position, and do not expect it to be material.

FIN No. 48 - Taxes

In July 2006, the FASB issued Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes” - an Interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by a taxing authority. The term “more-likely-than-not” means a likelihood of more than 50 percent. FIN 48 is effective as of Jan. 1, 2007, with early application permitted. Any impact from the adoption of FIN 48 will be recorded directly to the beginning balance of retained earnings and reported as a change in accounting principle. We are currently evaluating the impact of this Interpretation, but do not expect the impact to be material.

FSP 13-2 - Taxes

In conjunction with the issuance of FIN 48, discussed above, the FASB issued a Staff Position (FSP) 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction.” FSP 13-2 amends SFAS No. 13, “Accounting for Leases,” by requiring lessors to recalculate the rate of return and periodic income allocation for leveraged lease transactions when there is a change or projected change in the timing of income tax cash flows related to leases. The Staff Position, which is effective Jan. 1, 2007, requires lessors to reassess projected income tax cash flows using a FIN 48 model for recognition and measurement. Any revisions to the net investment in leveraged leases will be recorded as a direct adjustment to the beginning balance of retained earnings and reported as a change in accounting principle. The impact of this Staff Position is expected to result in a reduction in our retained earnings of approximately $20 million.

EITF 06-4 - Split-Dollar Life Insurance

In September 2006, the FASB ratified Emerging Issues Task Force (EITF) 06-4, “Postretirement Benefits Associated with Split-Dollar Life Insurance Arrangements.” This EITF addresses only endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods. In an endorsement split-dollar arrangement, the employer owns and controls the policy, and the employer and an employee split the insurance policy’s cash surrender value and/or death benefits.

The EITF requires that the deferred-compensation or postretirement benefit aspects of an endorsement-type split-dollar life insurance arrangement be recognized as a liability by the employer because the obligation is not effectively settled by the purchase of a life insurance policy. The liability for future

52    Mellon Financial Corporation

RECENT ACCOUNTING PRONOUNCEMENTS AND DEVELOPMENTS

benefits will be recognized based on the substantive agreement with the employee, which may be either to provide a future death benefit or to pay for the future cost of the life insurance. At adoption, any liability recognized will be recorded as a direct adjustment to the beginning balance of retained earnings and reported as a change in accounting principle.

The EITF is effective Jan. 1, 2008. We are currently evaluating the impact of this EITF, but do not expect it to be material.

EITF 06-5 - Purchases of Life Insurance

In September 2006, the FASB ratified EITF 06-5, “Purchases of Life Insurance.” This EITF explains how to determine “the amount that could be realized” from a life insurance contract, for purposes of recording the cash surrender value on the balance sheet. It requires policyholders to determine the amount that could be realized under a life insurance contract assuming individual policies are surrendered instead of surrendering all policies as a group. Any adjustment to the carrying amount of cash surrender value will be recorded as a direct adjustment to retained earnings and reported as a change in accounting principle.

The EITF is effective Jan. 1, 2007 and will have no impact on our results of operations or financial condition.

EITF 03-6-a - Participating Securities

In October 2006, the FASB issued EITF 03-6-a, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.” This EITF addresses whether instruments granted in share-based payment transactions may be participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing basic earnings per share pursuant to the two-class method described in SFAS No. 128, “Earnings Per Share.” Mellon currently anticipates that this EITF as currently written could reduce basic earnings per share by approximately $.01 annually. The effective date of this EITF is not currently available.

Adoption of new accounting standards

For a discussion of the adoption of new accounting standards, see Note 2 of Notes to Financial Statements.

Mellon Financial Corporation    53

FOURTH QUARTER 2006 REVIEW

Net income for the fourth quarter of 2006 was $237 million, or $.57 per share, compared with $208 million, or $.50 per share, in the fourth quarter of 2005. Net income from continuing operations totaled $298 million, or $.72 per share, in the fourth quarter of 2006 compared with $201 million, or $.48 per share, in the fourth quarter of 2005. Continuing operations returned 25.3% on equity in the fourth quarter of 2006 compared with 19.4% in the fourth quarter of 2005.

Income from continuing operations for the fourth quarter of 2006 included $26 million in severance, $16 million associated with impairment charges, $11 million in merger-related expenses and $6 million in occupancy reserves. These amounts totaled $41 million after-tax, or approximately $.10 per share. In addition, the income from continuing operations for the fourth quarter of 2006 included a one-time tax benefit of $74 million, or approximately $.18 per share.

During the quarter, we signed an agreement to sell our direct and indirect venture capital portfolios, held by Mellon Ventures, and applied discontinued operations accounting to this business.

Fee and other revenue totaled 93% of total revenue, on a fully taxable equivalent basis, in the fourth quarter of 2006, compared with 90% in the fourth quarter of 2005. Fee and other revenue increased to $1.412 billion in the fourth quarter of 2006, an increase of 30% from $1.087 billion in the fourth quarter of 2005, primarily due to increases in investment management fees and institutional trust and custody fees. Investment management fee revenue was $797 million and increased $273 million, or 52%, compared with the fourth quarter of 2005 primarily due to higher performance fees, strong net asset flows, improved equity markets and the acquisition of Walter Scott & Partners, as well as a higher yield on average assets under management. The $30 million, or 14%, increase in institutional trust and custody fee revenue resulted from net new business conversions, as well as higher earnings from the ABN AMRO Mellon and CIBC Mellon joint ventures. Assets under management increased 8% (unannualized) in the quarter to $995 billion at Dec. 31, 2006, primarily due to market appreciation of $36 billion, $27 billion from acquisitions, primarily Walter Scott & Partners, and net inflows of $14 billion. Assets under custody or administration increased 3% (unannualized) in the quarter to $4.491 trillion at Dec. 31, 2006, primarily reflecting net new business conversions and market appreciation.

Net interest revenue on a fully taxable equivalent basis of $114 million decreased $7 million compared with the fourth quarter of 2005. This decrease principally reflects the impact of financing costs associated with the Walter Scott & Partners acquisition.

Operating expense was $1.192 billion, an increase of $289 million, or 32%, compared with the fourth quarter of 2005. The higher level of operating expense compared with the fourth quarter of 2005 was due principally to: higher staff expense of $177 million, which included a $115 million increase in incentives associated primarily with growth in our asset management and asset servicing businesses and a $24 million increase in severance expense. Non-staff expense increased $112 million principally reflecting a $34 million increase in distribution and servicing expenses; impairment charges of $11 million at DPM Mellon and $5 million at HBV Alternative Investment Strategies; merger-related expenses of $11 million; occupancy reserves of $6 million; and the Walter Scott & Partners acquisition. The remaining increase was principally in support of new business. Severance, impairment charges, merger-related expenses and the occupancy reserves increased expenses by 6%.

The tax rate for the fourth quarter of 2006 was 8.2%. The provision for income taxes in the fourth quarter of 2006 includes a tax benefit of $74 million primarily related to a reversal of deferred tax liabilities due to management’s decision to indefinitely reinvest earnings of certain foreign subsidiaries in accordance with Accounting Principles Board (APB) Opinion No. 23. Excluding the tax benefit recorded in the fourth quarter of 2006, the tax rate would have been 30.9%. It is currently anticipated that the tax rate for the first quarter of 2007 will be approximately 32.5%.

54    Mellon Financial Corporation

SELECTED QUARTERLY DATA (unaudited)

	Quarter ended
	2006				2005
(dollar amounts in millions, except per share amounts)	Dec. 31	Sept. 30	June 30	March 31	Dec. 31	Sept. 30	June 30	March 31
Consolidated income statement
Total fee and other revenue	$1,412	$1,161	$1,157	$1,119	$1,087	$1,016	$981	$1,130
Gains on sales of securities	—	3	—	—	—	1	—	—
Net interest revenue	110	119	114	120	116	112	124	114
Total revenue	1,522	1,283	1,271	1,239	1,203	1,129	1,105	1,244
Provision for credit losses	5	(1)	(3)	1	4	12	3	(2)
Total operating expense	1,192	963	958	954	903	857	814	788
Income from continuing operations before income taxes	325	321	316	284	296	260	288	458
Provision for income taxes	27	103	93	91	95	74	91	158
Income from continuing operations	298	218	223	193	201	186	197	300
Income (loss) from discontinued operations, net of tax	(61)	4	9	14	7	8	(72)	(45)
Net income	$237	$222	$232	$207	$208	$194	$125	$255
Basic earnings per share:
Continuing operations	.73	.53	.55	.47	.49	.45	.48	.71
Discontinued operations	(.15)	.01	.03	.03	.01	.02	(.17)	(.11)
Net income	$.58	$.55 (a)	$.56 (a)	$.51 (a)	$.50	$.47	$.30 (a)	$.61 (a)
Diluted earnings per share:
Continuing operations	.72	.52	.54	.47	.48	.45	.47	.71
Discontinued operations	(.15)	.01	.03	.03	.02	.02	(.17)	(.11)
Net income	$.57	$.54 (a)	$.56 (a)	$.50	$.50	$.47	$.30	$.60
Average balances (b)
Money market investments	$3,774	$4,903	$2,897	$2,317	$2,812	$2,700	$3,293	$4,234
Trading account securities	480	456	439	309	283	309	294	308
Securities	18,458	18,434	17,961	17,493	16,813	15,957	14,431	13,699
Total money market investments and securities	22,712	23,793	21,297	20,119	19,908	18,966	18,018	18,241
Loans	6,101	5,852	5,872	5,979	6,354	6,618	6,589	6,483
Total interest-earning assets	28,813	29,645	27,169	26,098	26,262	25,584	24,607	24,724
Total assets	41,362	41,447	39,104	37,514	37,988	37,907	36,436	36,869
Deposits	26,551	27,905	24,084	23,569	23,905	23,566	22,322	23,035
Notes and debentures	3,639	3,597	3,569	3,611	3,668	3,803	4,256	4,473
Junior subordinated debentures	1,403	1,072	1,015	1,022	1,024	1,033	1,037	1,038
Total shareholders’ equity	4,673	4,312	4,182	4,157	4,114	4,109	4,087	4,178
Net interest margin (FTE) (b)	1.56%	1.64%	1.71%	1.93%	1.81%	1.81%	2.09%	1.94%
Annualized return on equity	25.3%	20.0%	21.4%	18.8%	19.4%	17.9%	19.4%	29.1%
Pre-tax operating margin (FTE)	22%	26%	26%	24%	26%	24%	27%	38%
Common stock data (c)
Market price per share range:
High	$43.08	$39.67	$38.94	$37.22	$35.15	$33.18	$29.00	$31.24
Low	37.75	32.78	33.40	34.11	30.31	28.25	26.40	27.83
Average	40.20	36.42	36.22	35.51	32.81	31.10	27.95	29.32
Period end close	42.15	39.10	34.43	35.60	34.25	31.97	28.69	28.54
Dividends per share	.22	.22	.22	.20	.20	.20	.20	.18
Market capitalization (d)	$17,502	$16,104	$14,166	$14,723	$14,230	$13,367	$11,997	$12,078
(a)	Amount does not foot due to rounding.
(b)	Prior periods calculated on a continuing operations basis even though the balance sheet, in accordance with GAAP, is not restated for discontinued operations.
(c)	At Dec. 31, 2006, there were 19,326 shareholders registered with our stock transfer agent, compared with 20,355 at year-end 2005 and 21,148 at year-end 2004. In addition, there were approximately 18,315 Mellon employees at Dec. 31, 2006, who participated in the Mellon 401(k) Retirement Savings Plan, compared with 18,336 at year-end 2005 and 20,014 at year-end 2004. All shares of Mellon common stock held by the Plan for its participants are registered in the name of Mellon Bank, N.A., as trustee.
(d)	At period end.

Mellon Financial Corporation    55

SELECTED QUARTERLY DATA (unaudited)

Fourth quarter 2006 compared with the fourth quarter of 2005

See discussion on page 54 of this report.

Third quarter of 2006 compared with the third quarter of 2005

Consolidated net income totaled $222 million, or $.54 per share, in the third quarter of 2006, compared with $194 million, or $.47 per share, in the third quarter of 2005. Third quarter 2006 income from continuing operations totaled $218 million, or $.52 per share. This compares with $186 million, or $.45 per share, in the third quarter of 2005. Fee and other revenue increased $145 million in the third quarter of 2006 compared with the third quarter of 2005, primarily due to increases in investment management fee revenue, institutional trust and custody revenue and distribution and service revenue. Return on equity on a continuing operations basis was 20.0% in the third quarter of 2006, compared with 17.9% in the third quarter of 2005.

Second quarter of 2006 compared with the second quarter of 2005

Consolidated net income totaled $232 million, or $.56 per share, in the second quarter of 2006, compared with $125 million, or $.30 per share, in the second quarter of 2005. The second quarter of 2005 included a loss from discontinued operations of $72 million, or $.17 per share. Second quarter 2006 income from continuing operations totaled $223 million, or $.54 per share, compared with $197 million, or $.47 per share, in the second quarter of 2005. Fee and other revenue increased $176 million compared with the second quarter of 2005, primarily due to increases in investment management fee revenue, institutional trust and custody revenue and distribution and service revenue, partially offset by lower payment solutions & investor services fee revenue. Return on equity on a continuing operations basis was 21.4% in the second quarter of 2006, compared with 19.4% in the second quarter of 2005.

First quarter of 2006 compared with the first quarter of 2005

Consolidated net income totaled $207 million, or $.50 per share, in the first quarter of 2006, compared with net income of $255 million, or $.60 per share, in the first quarter of 2005. First quarter 2006 income from continuing operations totaled $193 million, or $.47 per share. This compared with income from continuing operations of $300 million, or $.71 per share in the first quarter of 2005. Results in the first quarter of 2006 included a pre-tax charge of $19 million in connection with payments, awards and benefits for Mellon’s former chairman and chief executive officer, pursuant to his employment agreement. Included in our results in the first quarter of 2005 are $197 million from the sale of our investment in Tokyo-based Shinsei Bank; $10 million in expenses associated with the early extinguishment of debt and $5 million of expenses related to the writedown of a business identified as held for sale and for the move to Mellon Financial Centre in London. Excluding the Shinsei gain, fee revenue increased $186 million, compared with the first quarter of 2005 primarily resulting from higher investment management fee revenue, institutional trust and custody revenue and distribution and service revenue, partially offset by lower payment solutions & investor services fee revenue. Return on equity on a continuing operations basis was 18.8% in the first quarter of 2006, compared with 29.1% in the first quarter of 2005.

56    Mellon Financial Corporation

CRITICAL ACCOUNTING POLICIES

Note 1 of Notes to Financial Statements includes Mellon’s significant accounting policies. Certain of these policies are considered to be critical to the presentation of Mellon’s financial statements, since they require us to make numerous complex and subjective estimates and assumptions relating to amounts which are inherently uncertain. These policies, which were reviewed with the Audit Committee of our Board of Directors, include accounting policies related to establishing the reserve for credit exposure, accounting for pensions, and accounting for identified intangible assets and goodwill. In addition to the discussions in Note 1, the accounting policies for identified intangible assets and goodwill and the reserve for credit exposure are discussed further below. Also discussed below is the expected net periodic pension expense for 2007 and its sensitivity to changes in assumptions. For a discussion of our accounting policies relating to pensions, see pages 95, 96 and 97 of this report. Due to the sale of the direct and indirect portfolios of Mellon Ventures in the fourth quarter of 2006 and the application of discontinued operations accounting to the business, we no longer consider the policies relating to valuing venture capital investments to be critical accounting policies.

Provision and reserve for credit exposure

Mellon’s banking subsidiaries maintain a reserve for loan losses that is intended to adjust the value of their loans for inherent credit losses. Our bank subsidiaries also maintain a reserve for unfunded commitments, namely loan commitments, letters of credit and bankers acceptances, that is reported as a liability on Mellon’s consolidated balance sheet. Provision to expense is recorded for both the loan loss reserve and the reserve for unfunded loan commitments. Transfers between the reserves can occur in conjunction with funding a loan and thereby decreasing unfunded commitments or conversely repaying a loan and thereby increasing unfunded commitments. The level of the reserve for unfunded commitments is determined following a methodology that parallels that used for the reserve for loan losses. We refer to the combined balance of the reserve for loan losses and the reserve for unfunded commitments as the “reserve for credit exposure.”

The reserve for credit exposure is maintained at a level that, in management’s judgment, is sufficient to absorb losses inherent in both the loan portfolio and in unfunded commitments as of the balance sheet date. The Audit Committee of our Board of Directors has reviewed and concurred with this judgment. The reserve is not specifically associated with individual loans or portfolio segments and is therefore available to absorb credit losses arising from any portfolio segment. We review the appropriateness of each reserve at least quarterly and have developed a methodology designed to provide a procedural discipline in assessing the appropriateness of the reserves. Our estimate of each reserve component is based on certain observable data that we believe are the most reflective of the underlying credit losses being estimated.

A key element of the methodology for determining the level of the reserve for credit exposure is Mellon’s credit risk evaluation process, which assigns a numerical risk rating to substantially all extensions of credit in our commercial, real estate, and international portfolios. We use a Customer Risk Rating which evaluates a borrower’s expected ability to meet its obligations, through analysis of its financial statements and projections, cash flow, management and other customer risk factors. We also use a Facility Risk Rating which defines the risk of a specific credit facility by overlaying the Customer Risk Rating with an analysis of factors such as loan structure and collateral.

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

In accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” any required

Mellon Financial Corporation    57

CRITICAL ACCOUNTING POLICIES

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

Net periodic pension cost and its sensitivities to changes in assumptions

Mellon follows SFAS No. 87, “Employers’ Accounting for Pensions,” to calculate and record our net periodic benefit cost (credit) for pensions. The net periodic benefit cost (credit) is based primarily on three assumptions:

•	discount rate for plan liabilities;

•	expected return on plan assets; and

•	rate of compensation increase.

Net pension expense, on a continuing operations basis, of $34 million was recorded in 2006, compared with net pension expense of $19 million in 2005 and a net pension credit of $2 million in 2004. Net periodic pension expense of approximately $20 million is expected to be recorded for the year 2007, assuming current currency exchange rates and without taking into consideration our proposed merger with The Bank of New York. This is based on an assumed discount rate of 6.00%, expected return on plan assets of 8.25% and a rate of compensation increase of 3.25%. The estimated sensitivities to a 50 basis point change in assumptions on the estimated net periodic benefit cost for 2007 are as follows:

Net periodic benefit cost
(in millions)	50 bp Increase	50 bp Decrease
Increase (decrease) in 2007 pension expense:
Discount rate change	$(18)	$19
Expected return on assets change	$(11)	$11
Change in rate of compensation increase	$6	$(5)

Note: See Note 23 of Notes to Financial Statements for a further discussion on the assumptions utilized.

Identified intangible assets and goodwill

Mellon records all assets and liabilities acquired in purchase acquisitions, including goodwill, indefinite-lived intangibles, and other intangibles, at fair value as required by SFAS No. 141, “Business Combinations.” The initial recording of goodwill and other intangibles requires subjective judgments concerning estimates of the fair value of the acquired assets and liabilities. Goodwill ($2.5 billion at Dec. 31, 2006) and indefinite-lived intangible assets ($43 million at Dec. 31, 2006) are not amortized but are subject to annual tests for impairment or more often if events or circumstances indicate they may be impaired. Other identified intangible assets are amortized over their estimated useful lives and are subject to impairment if events or circumstances indicate a possible inability to realize the carrying amount.

The on-going value of goodwill is ultimately supported by revenue from our business sectors and our ability to deliver cost-effective services over future periods. Any decline in revenue resulting from a lack of growth or the inability to effectively provide services could potentially create an impairment of goodwill.

58    Mellon Financial Corporation

CRITICAL ACCOUNTING POLICIES

Annual, or more frequently if events or circumstances dictate, impairment tests are performed at the reporting unit level. Each reporting unit is either an operating segment, as defined in SFAS No. 131, or one step below, as prescribed in SFAS No. 142. Each reporting unit constitutes a business for which: (a) discrete financial information is available and (b) executive and sector management regularly review the reporting unit’s operating results. Within each operating segment, the identification of reporting units considers the similarity of either product offerings or customers served. However, two or more components of an operating segment are aggregated and deemed a single reporting unit if the components have similar economic characteristics, such as similar products and services, production processes, classes of customers, similar or common distribution methods or regulatory environment. We determined that in most instances our reporting segments represent a reporting unit for goodwill testing purposes.

The goodwill impairment test is performed in two phases. The first step compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, the implied fair value of the reporting unit’s goodwill must then be compared with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. Indefinite-lived intangible assets are evaluated for impairment at least annually by comparing their fair value to their carrying value.

Generally, discounted cash flow analyses are used to determine a reporting unit’s fair value. Other data, including comparable sale transactions or market data, is also used to determine a reporting unit’s fair value. The methodology used in estimating discounted cash flows is inherently complex and involves significant management assumptions to determine an appropriate discount rate and cash flows. Using discount rates for each reporting unit that were determined based on available market data and estimating cash flows for each reporting unit, none of our goodwill was impaired during 2006 or at Dec. 31, 2006. Furthermore, a 1% increase in the discount rates used to determine fair value would not result in impairment.

Other identifiable intangible assets ($340 million at Dec. 31, 2006) are evaluated for impairment in two phases if events and circumstances indicate a possible impairment. The first phase for such an evaluation of other intangible assets is generally based on undiscounted cash flow projections. If undiscounted cash flows do not exceed the intangible assets’ carrying value, the intangible must be fair valued to measure the impairment, if any. Fair value may be determined using: market prices, comparison to similar assets, market multiples, discounted cash flow analysis and other determinants. Estimated cash flows may extend far into the future and, by their nature, are difficult to determine over an extended timeframe. Factors that may significantly affect the estimates include, among others, competitive forces, customer behaviors and attrition, changes in revenue growth trends, cost structures and technology, and changes in discount rates and specific industry or market sector conditions. Other key judgments in accounting for intangibles include useful life and classification between goodwill and indefinite-lived intangibles or other intangibles which require amortization.

Mellon Financial Corporation    59

CAUTIONARY STATEMENT

This Annual Report, including the Notes to Financial Statements, contains and incorporates by reference statements relating to future results of Mellon Financial Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things: future financial goals, including pre-tax margins, total returns to shareholders, per share growth, increasing the percentage of revenue and income from outside the U.S., increasing the amount of fee revenue per employee and pre-tax margins, targeted capital ratio, and economic and market drivers that influence our success; the Corporation’s business model and objectives, including effective deployment of capital to accelerate growth and shareholder returns, client service, investment performance, above median revenue growth and positive operating leverage; statements with respect to the proposed merger with The Bank of New York, including creation of the global market leader in securities and asset management, the combined company’s status as the world’s leading asset servicer, the combined company’s pro forma capitalization and its status as the eleventh largest U.S. financial institution and as a global financial services growth company, and the expected closing date of the merger; expectations with respect to operations after the merger; intentions not to renew certain contracts; subsequent closings in connection with the sale of our direct and indirect venture capital portfolio; and intentions with respect to the redemption of junior subordinated debentures and expected reduced funding costs; absence of ongoing operating risks from HBV business as a result of divestiture; maintenance of eligibility to use the shelf registration statement; the impact on investment management fees of changes in the S&P 500 Index and the FTSE; expected net periodic pension cost in 2007, cash contributions to funded defined benefit pension plans in 2007, benefit payments for funded and unfunded defined benefit pension plans and estimated sensitivities to changes in assumptions; expected tax rate; potential exposure related to LILO transactions; capital allocations; intentions as to capital ratios of the Corporation and its bank subsidiaries and maintaining a minimum tangible shareholders’ equity to assets ratio; levels of economic capital; uses of internal capital generation; credit exposure reserve appropriateness; the Corporation’s liquidity management and interest rate risk management objectives; maturities of debt; simulation of changes in interest rates; the value-at-risk for trading activities and credit default swaps; market risk associated with letters of credit and foreign and other guarantees; the ABN AMRO joint venture guarantee; possible losses related to Three Rivers Funding Corporation; the values of retained interests; expected future payments of contractual obligations; expected stock option expense; the effects of recent and proposed accounting changes; annual occupancy expense; amounts of contingent and deferred consideration payable for acquisitions; intentions to discontinue extended displacement benefits; expected maturities of securities; collection of principal and interest on temporarily impaired securities; amounts of rental payments; estimated amortization expense; realization of deferred tax assets; the accumulated benefit obligation of defined benefit plans; expected long-term rates of return; expected benefit payments; postretirement benefit costs; litigation results; the estimated fair value of financial instruments; and statements concerning off-balance sheet arrangements.

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

The proposed merger of the Corporation and The Bank of New York

Governmental or shareholder approvals of the transaction may not be obtained on the proposed terms or expected timeframe or at all; the businesses of the Corporation and The Bank of New York may not be integrated successfully or the integration may be more difficult, time-consuming or costly than expected; the combined company may not realize, to the extent or at the time we expect, revenue synergies and cost savings from the transaction; revenues following the transaction may be lower than expected as a result of losses of customers or

60    Mellon Financial Corporation

CAUTIONARY STATEMENT

other reasons; deposit attrition, operating costs, customer loss and business disruption following the transaction, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected.

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

Equity, fixed-income and foreign exchange market fluctuations. As price levels in the equity and fixed-income markets increase or decrease, the Corporation’s opportunities to sell its products and services, to invest and to manage financial assets may change. Because certain of the Corporation’s fee revenue is based on the value of assets under management or custody, fluctuations in market valuations will affect revenue.

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

Operational risk. Operational risk is the risk of (direct or indirect) loss resulting from inadequate or failed internal processes, personnel and systems, or from external events. It is the potential for loss that arises from problems with operating processes, human error or omission, breaches in internal controls, fraud or unforeseen catastrophes.

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

Mellon Financial Corporation    61

CAUTIONARY STATEMENT

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

Consumer spending and saving habits. The Corporation benefits from the savings of consumers that are invested in mutual funds, defined contribution plans and other products offered or serviced by the Corporation. Changes in the rate of savings or preferred investment styles may affect the Corporation’s revenues.

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

Changes in law. The Corporation operates in a highly regulated environment, both within and outside the U.S. Many laws and many regulatory agencies, both domestic and foreign, impact its operations. Changes in law could affect the competitive environment in which the Corporation operates, broaden or narrow the scope of permitted activities of it and its competitors, facilitate or retard consolidation, impose higher costs or operating burdens and challenge the Corporation to adapt quickly and effectively to such changes.

Changes in fiscal, monetary, regulatory, trade and tax policies and laws. Changes in these policies and laws could affect the products and services the Corporation offers and therefore its revenues, as well as impose additional costs and expenses, such as higher taxes. Also, any significant changes will challenge the Corporation to adapt quickly and effectively.

62    Mellon Financial Corporation

CAUTIONARY STATEMENT

Success in gaining regulatory approvals when required. If regulatory approval is required for an activity, product, service, acquisition or disposition and approval cannot be obtained on a timely basis, the Corporation could miss the opportunity and the particular benefits it presented.

The uncertainties inherent in the litigation and litigation settlement process. At any given time, the Corporation is subject to various pending and threatened legal actions and proceedings. The Corporation evaluates the risks of these actions and proceedings within the context of current judicial decisions and legislative and regulatory interpretations. A trier of fact, either a judge or jury, could decide a case contrary to the Corporation’s evaluation of the relevant facts or law, and a court or regulatory agency could act to change existing law on a particular issue.

The effects of terrorist acts and the results of the war on terrorism. Terrorist acts could have a significant impact on economic activity and could cause the Corporation’s customers not to purchase, or delay purchasing, the Corporation’s products and services. In addition, the Corporation has in place business continuity and disaster recovery plans. Terrorists acts could, however, cause damage to the Corporation’s facilities or could cause delays or disruptions to its operations. The Corporation’s vendors and counterparties could be similarly affected.

There are other risks and uncertainties detailed elsewhere or incorporated by reference in this Annual Report and in subsequent reports filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. All forward-looking statements speak only as of the date on which such statements are made, and the Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

Mellon Financial Corporation    63

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

Double Leverage - The situation that exists when a holding company’s equity investments in wholly-owned subsidiaries (including goodwill and intangibles) exceed its equity capital. Double leverage is created when a bank holding company issues debt and downstreams the proceeds to a subsidiary as an equity investment.

FASB - Financial Accounting Standards Board.

Fully Taxable Equivalent (FTE) - Basis for comparison of yields on assets having ordinary taxability with assets for which special tax exemptions apply. The FTE adjustment reflects an increase in the interest yield or return on a tax-exempt asset to a level that would be comparable had the asset been fully taxable.

Generally Accepted Accounting Principles (GAAP) - Accounting rules and conventions defining acceptable practices in preparing financial statements in the U.S. The FASB is the primary source of accounting rules.

Investment Grade Loans and Commitments - Those where the customer has a Moody’s long-term rating of Baa3 or better; and/or a Standard & Poor’s long-term rating of BBB- or better; or if unrated, an equivalent rating using our internal risk ratings.

Joint Venture - A company or entity owned and operated by a group of companies for a specific business purpose, no one of which has a majority interest.

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

64    Mellon Financial Corporation

GLOSSARY

Pre-Tax Operating Margin (FTE) - Income before tax on an FTE basis for a period divided by total revenue on an FTE basis for that period.

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

Value-at-Risk (VAR) - A measure of the dollar amount of potential loss at a specified confidence level from adverse market movements in an ordinary market environment.

Mellon Financial Corporation    65

REPORT OF MANAGEMENT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of the Corporation is responsible for establishing and maintaining adequate internal control over financial reporting for the Corporation, as such term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended.

The Corporation’s management, including its principal executive officer and principal financial officer, has assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2006. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control - Integrated Framework. Based upon such assessment, management believes that, as of December 31, 2006, the Corporation’s internal control over financial reporting is effective based upon those criteria.

KPMG LLP, the independent registered public accounting firm that audited the financial statements included in this Annual Report under “Financial Statements and Notes,” has issued a report with respect to management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting. This report appears on page 67.

66    Mellon Financial Corporation

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Mellon Financial Corporation:

We have audited management’s assessment, included in the accompanying Report of Management on Internal Control Over Financial Reporting, that Mellon Financial Corporation maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Mellon Financial Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Corporation’s internal control over financial reporting based on our audit.

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

In our opinion, management’s assessment that Mellon Financial Corporation maintained effective internal control over financial reporting as of December 31, 2006 is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Mellon Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Mellon Financial Corporation and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006; and our report dated February 22, 2007 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

February 22, 2007

Mellon Financial Corporation    67

CONSOLIDATED INCOME STATEMENT

Mellon Financial Corporation (and its subsidiaries)

	Year ended Dec. 31,
(in millions, expect per share amounts or unless otherwise noted)	2006	2005	2004
Noninterest revenue
Investment management	$2,432	$1,875	$1,625
Distribution and service	415	317	269
Institutional trust and custody	945	778	628
Payment solutions & investor services	482	524	565
Foreign exchange trading	239	202	186
Financing-related/equity investment	114	326	214
Other	222	192	167
Total fee and other revenue	4,849	4,214	3,654
Gains on sales of securities	3	1	8
Total noninterest revenue	4,852	4,215	3,662
Net interest revenue
Interest revenue	1,448	1,105	813
Interest expense	985	639	360
Net interest revenue	463	466	453
Provision for credit losses	2	17	(14)
Net interest revenue after provision for credit losses	461	449	467
Operating expense
Staff	2,147	1,740	1,556
Professional, legal and other purchased services	516	444	383
Distribution and servicing	503	377	319
Net occupancy	236	233	232
Equipment	179	174	168
Business development	114	95	86
Communications	85	83	82
Amortization of intangible assets	44	27	19
Other	243	189	155
Total operating expense	4,067	3,362	3,000
Income
Income from continuing operations before income taxes	1,246	1,302	1,129
Provision for income taxes	314	418	348
Income from continuing operations	932	884	781
Discontinued operations:
Income (loss) from operations, net of tax expense (benefit) of $9, $(21) and $ 3	22	(72)	10
Net gain (loss) on disposals, net of tax expense (benefit) of $(45), $37 and $3	(56)	(30)	5
Income (loss) from discontinued operations, net of tax expense (benefit) of $(36), $16 and $6	(34)	(102)	15
Net income	$898	$782	$796
Earnings per share (a)
Basic:
Continuing operations	$2.28	$2.13	$1.86
Discontinued operations	(.08)	(.25)	.04
Net income	$2.20	$1.88	$1.90
Diluted:
Continuing operations	$2.25	$2.11	$1.84
Discontinued operations	(.08)	(.24)	.04
Net income	$2.17	$1.87	$1.88
Shares outstanding (in thousands)
Basic average shares outstanding	408,954	415,291	419,610
Common stock equivalents (b)	4,996	3,541	4,677
Diluted average shares outstanding	413,950	418,832	424,287
(a)	Calculated based on unrounded numbers.
(b)	Options to purchase shares of common stock of 7,682 shares in 2006, 27,081 shares in 2005 and 29,514 shares in 2004 were not included in the computation of diluted earnings per common share because the options’ exercise prices were greater than the average market prices of the common shares in each year.

See accompanying Notes to Financial Statements.

68    Mellon Financial Corporation

CONSOLIDATED BALANCE SHEET

Mellon Financial Corporation (and its subsidiaries)

	Dec. 31,
(dollar amounts in millions)	2006	2005
Assets
Cash and due from banks	$2,854	$2,373
Interest-bearing deposits with banks	2,320	1,339
Federal funds sold and securities under resale agreements	1,133	1,626
Other money market investments	89	120
Trading account securities	471	269
Securities available for sale	18,573	17,245
Investment securities (approximate fair value of $145 and $170)	144	167
Loans, net of unearned discount of $34 and $30	5,989	6,573
Reserve for loan losses	(56)	(63)
Net loans	5,933	6,510
Premises and equipment	712	656
Goodwill	2,464	2,166
Other intangibles	383	148
Assets of discontinued operations	934	—
Other assets	5,468	6,059
Total assets	$41,478	$38,678
Liabilities
Noninterest – bearing deposits in domestic offices	$8,288	$10,511
Interest – bearing deposits in domestic offices	13,758	10,498
Interest – bearing deposits in foreign offices	5,285	5,065
Total deposits	27,331	26,074
Federal funds purchased and securities under repurchase agreements	1,140	789
Other funds borrowed	91	56
Reserve for unfunded commitments	84	78
Other liabilities	3,071	2,774
Notes and debentures (with original maturities over one year)	3,641	3,663
Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities	1,412	1,042
Liabilities of discontinued operations	32	—
Total liabilities	36,802	34,476
Shareholders’ equity
Common stock – $.50 par value
Authorized – 800,000,000 shares, Issued – 588,661,920 shares	294	294
Additional paid-in capital	1,983	1,953
Retained earnings	7,369	6,842
Accumulated unrealized loss, net of tax	(146)	(84)
Treasury stock of 173,425,195 and 173,183,019 shares, at cost	(4,824)	(4,803)
Total shareholders’ equity	4,676	4,202
Total liabilities and shareholders’ equity	$41,478	$38,678

See accompanying Notes to Financial Statements.

Mellon Financial Corporation    69

CONSOLIDATED STATEMENT OF CASH FLOWS

Mellon Financial Corporation (and its subsidiaries)

	Year ended Dec. 31,
(in millions)	2006	2005	2004
Cash flows from operating activities
Net income	$898	$782	$796
Gain (loss) from discontinued operations	(34)	(102)	15
Income from continuing operations	932	884	781
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	169	146	136
Deferred income tax (benefit) expense	(213)	(90)	197
Provision for credit losses	2	17	(14)
Gains on sales of securities	(3)	(1)	(8)
Gain on sale of investment in Shinsei Bank	(5)	(197)	(93)
Pension expense (credit)	34	19	(2)
Net (increase) decrease in trading account securities	(57)	18	(118)
Net change in accruals and other	98	76	(304)
Net effect of discontinued operations	(176)	11	988
Net cash provided by operating activities	781	883	1,563
Cash flows from investing activities
Net (increase) decrease in term deposits and other money market investments	(960)	1,354	162
Net (increase) decrease in federal funds sold and securities under resale agreements	493	224	(1,147)
Net (increase) decrease in seed capital investments	(145)	(25)	122
Purchases of securities available for sale	(7,784)	(11,350)	(9,446)
Proceeds from sales of securities available for sale	2,099	2,368	2,347
Proceeds from maturities of securities available for sale	4,454	4,996	4,351
Proceeds from maturities of investment securities	21	43	86
Redemption of corporate and bank owned life insurance	182	211	—
Net principal (advances) repayments of loans to customers	(303)	(83)	346
Loan portfolio purchases	—	—	(19)
Proceeds from loans held for sale and other loan sales	646	189	124
Proceeds from the sale of investment in Shinsei Bank	5	244	120
Purchases of premises and equipment/capitalized software	(193)	(171)	(162)
Proceeds from divestitures	260	379	—
Net cash disbursed in acquisitions	(364)	(162)	(224)
Net investment in WestLB joint venture	(122)	—	—
Net increase (decrease) from other investing activities	(182)	(5)	53
Net effect of discontinued operations	174	(471)	(480)
Net cash used in investing activities	(1,719)	(2,259)	(3,767)
Cash flows from financing activities
Net increase in deposits	1,257	2,501	2,826
Net increase (decrease) in federal funds purchased and securities under repurchase agreements	351	85	(50)
Net increase (decrease) in other funds borrowed	35	(148)	(115)
Net decrease in commercial paper	—	(6)	(4)
Repayments of longer-term debt	(305)	(769)	(205)
Net proceeds from issuance of longer-term debt	256	—	595
Net proceeds from issuance of trust-preferred securities	372	—	—
Dividends paid on common stock	(355)	(327)	(297)
Proceeds from the exercise of stock options	129	47	23
Proceeds from issuance of common stock	19	19	19
Tax benefit realized on share-based payment awards	26	—	—
Repurchase of common stock	(388)	(385)	(266)
Net effect of discontinued operations	2	(19)	(229)
Net cash provided by financing activities	1,399	998	2,297
Effect of foreign currency exchange rates	20	(24)	80
Change in cash and due from banks
Net increase (decrease) in cash and due from banks	481	(402)	173
Cash and due from banks at beginning of year	2,373	2,775	2,602
Cash and due from banks at end of year	$2,854	$2,373	$2,775
Supplemental disclosures
Interest paid (a)	$958	$673	$377
Income taxes paid (a)	489	418	282
Income taxes refunded (a)	6	67	58
(a)	Includes discontinued operations.

See accompanying Notes to Financial Statements.

70    Mellon Financial Corporation

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

Mellon Financial Corporation (and its subsidiaries)

(in millions, except per share amounts)	Common stock	Additional paid-in capital	Retained earnings	Accumulated unrealized gain (loss), net of tax	Treasury stock	Total share- holders’ equity
Balance at Dec. 31, 2003	$294	$1,901	$5,934	$26	$(4,453)	$3,702
Comprehensive results:
Net income	—	—	796	—	—	796
Other comprehensive results, net of tax	—	—	—	22	—	22
Reclassification adjustment	—	—	—	1	—	1
Total comprehensive results	—	—	796	23	—	819
Dividends on common stock at $0.70 per share	—	—	(297)	—	—	(297)
Repurchase of common stock	—	—	—	—	(266)	(266)
Stock awards and options exercised	—	28	(33)	—	93	88
Common stock issued under the 401(k) Retirement Savings Plan	—	1	(2)	—	35	34
Common stock issued under the Employee Stock Purchase Plan	—	—	—	—	7	7
Common stock issued under Direct Stock Purchase and Dividend Reinvestment Plan	—	1	(1)	—	13	13
Common stock issued in connection with The Arden Group, Inc. acquisition	—	—	—	—	2	2
Balance at Dec. 31, 2004	$294	$1,931	$6,397	$49	$(4,569)	$4,102
Comprehensive results:
Net income	—	—	782	—	—	782
Other comprehensive results, net of tax	—	—	—	(120)	—	(120)
Reclassification adjustment	—	—	—	(13)	—	(13)
Total comprehensive results	—	—	782	(133)	—	649
Dividends on common stock at $0.78 per share	—	—	(327)	—	—	(327)
Repurchase of common stock	—	—	—	—	(385)	(385)
Stock awards and options exercised	—	20	(9)	—	104	115
Common stock issued under the 401(k)
Retirement Savings Plan	—	1	(1)	—	29	29
Common stock issued under the Employee Stock
Purchase Plan	—	—	—	—	5	5
Common stock issued under Direct Stock Purchase and Dividend Reinvestment Plan	—	1	—	—	13	14
Balance at Dec. 31, 2005	$294	$1,953	$6,842	$(84)	$(4,803)	$4,202
Comprehensive results:
Net income	—	—	898	—	—	898
Other comprehensive results, net of tax	—	—	—	(62)	—	(62)
Reclassification adjustment	—	—	—	—	—	—
Total comprehensive results	—	—	898	(62)	—	836
Dividends on common stock at $0.86 per share	—	—	(355)	—	—	(355)
Repurchase of common stock	—	—	—	—	(396)	(396)
Stock awards and options exercised	—	22	(16)	—	216	222
Common stock issued under the 401(k) Retirement Savings Plan	—	1	—	—	27	28
Common stock issued under the Employee Stock Purchase Plan	—	—	—	—	4	4
Common stock issued under Direct Stock Purchase and Dividend Reinvestment Plan	—	—	—	—	14	14
Common stock issued in settlement of share repurchase agreements with broker-dealer counterparties	—	—	—	—	8	8
Common stock issued in connection with the Arden Group, Inc. acquisition	—	—	—	—	3	3
Common stock issued in connection with the Walter Scott & Partners acquisition	—	7	—	—	103	110
Balance at Dec. 31, 2006	$294	$1,983	$7,369	$(146)	$(4,824)	$4,676

See accompanying Notes to Financial Statements.

Mellon Financial Corporation    71

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

In addition to discontinued operations (see Note 4), other immaterial reclassifications have been made to prior periods to place them on a basis comparable with current period presentation.

The consolidated financial statements of Mellon include the accounts of Mellon and its majority-owned subsidiaries. Investments in companies 20% to 50% owned are carried on the equity basis. Mellon’s share of earnings of nonconsolidated equity investments are reflected in noninterest revenue as institutional trust and custody, investment management or equity investment fee revenue, as appropriate, in the period earned. Investments in companies less than 20% owned are carried at cost. Intracorporate balances and transactions are not reflected in the consolidated financial statements.

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

Nature of operations

Mellon is a global financial services company providing a broad range of financial products and services in domestic and selected international markets. Through our five business sectors (Mellon Asset Management, Private Wealth Management, Asset Servicing, Payment Solutions & Investor Services and Other), we serve two distinct major classes of customers – financial institutions, corporations and government bodies, and high net worth individuals. For financial institutions, corporations and government bodies, we provide the following services:

•	investment management;

•	trust and custody;

•	foreign exchange;

•	securities lending;

•	performance analytics;

72    Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

•	fund administration;

•	outsourcing solutions for investment

•	managers;

•	shareholder services;

•	working capital solutions; and

•	banking services.

For individuals, we provide mutual funds, separate accounts, wealth management and private banking services. Mellon’s asset management businesses provide investment products in many asset classes and investment styles. Although Mellon’s largest domestic subsidiaries are headquartered primarily in the Northeast and mid-Atlantic regions, most of our products and services are offered globally.

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

Mellon Financial Corporation    73

NOTES TO FINANCIAL STATEMENTS

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

Identified intangible assets and goodwill

Identified intangible assets with estimable lives are amortized in a pattern consistent with the assets’ identifiable cash flows or using a straight-line method over their remaining estimated benefit periods if the pattern of cash flows is not estimable. Intangible assets with estimable lives are reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset. Goodwill and intangibles with indefinite lives are not amortized, but are assessed at least annually for impairment, generally based on discounted cash flows. The accounting policy for valuing and impairment testing of identified intangible assets

74    Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

and goodwill has been identified as a “critical accounting policy” as it requires us to make numerous complex and subjective estimates.

Income taxes

Deferred taxes are recognized for the expected future tax consequences of existing differences between the financial reporting and tax reporting bases of assets and liabilities using enacted tax laws and rates. Mellon files a consolidated federal income tax return. A deferred tax valuation allowance is established if it is more likely than not that all or a portion of the deferred tax assets will not be realized.

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

Fee revenue

Mellon records investment management, distribution and service, institutional trust and custody, payment solutions & investor services, foreign exchange trading and other revenue when the services are provided and earned based on contractual terms, when amounts are determinable and collectibility is reasonably assured.

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

Investment management performance fees are recognized in the period in which the performance fees are earned and become determinable. Performance fees are generally calculated as a percentage of the applicable portfolio’s performance in excess of a benchmark index or a peer group’s performance. For hedge fund investments, an investment management performance fee is calculated as a percentage of the applicable portfolio’s positive returns. When a portfolio underperforms its benchmark or fails to generate positive performance in the instance of a hedge fund investment, subsequent years’ performance must generally exceed this shortfall prior to fees being earned. Amounts billable in subsequent years and which are subject to a clawback if performance thresholds in those years are not met are not recognized since the fees are potentially uncollectible. These fees are recognized when it is determined that they will be collected. When a multiyear performance contract provides that fees earned are billed ratably over the performance period, only the portion of the fees earned that is non-refundable are recognized.

Pensions

Mellon provides pension benefits to substantially all of its salaried employees through its noncontributory, defined benefit pension plans. Employees are provided benefits that are based upon the employees’ years of service and compensation. The prepaid pension benefit is reported in other assets. The unfunded pension liability is recorded in other liabilities. Net periodic expense or benefit credits are recognized in staff expense. Mellon’s accounting policy regarding pensions has been identified as a “critical accounting policy” as it is regarded to be critical to the presentation of our financial statements since it requires management to make numerous complex and subjective assumptions relating to amounts which are inherently uncertain. For further discussion of our pension accounting policy, see pages 95, 96 and 97 of this report.

Mellon Financial Corporation    75

NOTES TO FINANCIAL STATEMENTS

Severance

Mellon provides displacement benefits through the Mellon Financial Corporation Displacement Program to eligible employees displaced from their jobs for business reasons not related to individual performance. Basic displacement benefits are based on the employee’s years of continuous benefited service. Extended displacement benefits are based on salary grade and are available to eligible displaced employees who have not commenced other employment prior to exhausting their basic displacement benefits pay. The extended displacement benefit will be discontinued in 2007 for current employees and was not offered to employees hired in 2006. Displacement expense is recorded when management commits to an action that will result in displacement and the amount of the liability can be reasonably estimated.

Derivative instruments used for risk management purposes

Mellon enters into derivative instruments to manage its sensitivity to interest rate, currency and credit risk. This is accomplished by using these instruments to offset the inherent price, interest rate or currency risk of specific balance sheet assets or liabilities. Qualifying instruments are designated as hedges on the trade date. All derivative instruments are recognized on the balance sheet at their fair values. The fair value of contracts in a gain position is reported on the balance sheet in other assets and the fair value of contracts in a loss position is reported in other liabilities. In cases where counterparty netting agreements exist, only the net gain or loss on all eligible contracts with such counterparties are reported on the balance sheet. A derivative designated as a hedge of changes in the fair value of an asset or liability or of a firm commitment attributable to a specified risk is considered to be a fair value hedge. A derivative designated as a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to an asset or liability is considered to be cash flow hedge.

Changes in the fair value of a derivative that is highly effective and qualifies as a fair value hedge, along with the loss or gain on the hedged asset or liability that is attributable to the hedged risk (including losses or gains on firm commitments), are recorded in current period earnings. Changes in the fair value of a derivative that is highly effective and qualifies as a cash flow hedge are recorded in other comprehensive results, and reclassified into earnings in the same period or periods as the hedged item affects earnings. Changes in the fair value of derivatives that are highly effective and qualify as foreign currency hedges are recorded in either current period earnings or other comprehensive results, depending on whether the hedge transaction meets the criteria for a fair value or a cash flow hedge. If, however, a derivative or non-derivative financial instrument that may result in foreign currency transaction gains or losses is used as a hedge of a net investment in a foreign operation, the changes in fair value of the derivative or the non-derivative financial instrument, to the extent the hedge is effective, are recorded as foreign currency translation adjustments within other comprehensive results. Changes in the fair value of derivatives that do not qualify as hedges are recorded in current period earnings.

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

76    Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

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

For further discussion of hedging activity during 2004 through 2006, see the “Fair value hedges” and “Cash flow hedges” sections on page 48 of this report. The information in those sections is incorporated by reference into these Notes to Financial Statements.

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

These swaps, which do not qualify as hedges for accounting purposes, are used to hedge credit risk associated with commercial lending activities. Realized and unrealized changes in the fair value of derivative instruments used for trading activities are recognized in the income statement in foreign exchange trading or other revenue in the period in which the changes occur. The fair value of contracts used for proprietary trading activities is reported as other assets or other liabilities. In cases where counterparty netting agreements exist, only the net gain or loss on all eligible contracts with such counterparty is reported on the balance sheet.

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

Pro forma cost of stock options

Effective Jan. 1, 2003, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” prospectively for all employee awards granted, modified, or settled after Jan. 1, 2003. On Jan. 1, 2006, we adopted the provisions of SFAS No. 123 (Revised 2004), “Share-Based Payment,” using the modified prospective transition method of adoption. See Notes 2 and 23 of Notes to Financial Statements for additional disclosure.

The following table illustrates the pro forma effect on income and earnings per share as if the provisions of SFAS No. 123 (Revised 2004) had been applied to all awards in each period. The cost related to stock-based employee compensation included in the determination of net income for 2005 and 2004 was less than what would have been required by SFAS No. 123 (Revised 2004) if it had been adopted prior to Jan. 1, 2006. Following the adoption of SFAS No. 123 (Revised 2004), we

Mellon Financial Corporation    77

NOTES TO FINANCIAL STATEMENTS

began to expense nonvested ShareSuccess options granted prior to 2003. These options were not expensed in 2005, or 2004, nor were any other options granted prior to 2003.

Pro forma income from continuing operations (in millions, except per share amounts)	2006		2005	2004
Income as reported	$932		$884	$781
Add: Stock-based employee compensation expense, using the modified prospective method, included in reported net income, net of tax (a)	53	(b)	34	30
Deduct: Total stock-based employee compensation expense, using retroactive method, determined under fair value based method for all awards, net of tax (a)	(53	)(b)	(44)	(51)
Pro forma income	$932		$874	$760
Earnings per share:
Basic – as reported	$2.28		$2.13	$1.86
Basic – pro forma	$2.28		$2.10	$1.81
Diluted – as reported	$2.25		$2.11	$1.84
Diluted – pro forma	$2.25		$2.09	$1.79
(a)	Reported and pro forma results include compensation expense for restricted stock awards, net of tax, of $29 million for 2006, $17 million for 2005 and $19 million for 2004.
(b)	Includes $9 million, net of tax, for amounts payable to Mellon’s former chairman and chief executive officer, pursuant to his employment agreement.

2. Adoption of new accounting standards

SFAS No. 123 (Revised 2004)

On Jan. 1, 2006, we adopted the provisions of SFAS No. 123 (Revised 2004), “Share-Based Payment,” which requires an entity to recognize in the income statement the grant-date fair value of stock options over their vesting period. Mellon had previously adopted the fair value recognition provisions of SFAS No. 123, on a prospective basis, for all awards granted, modified or settled after Jan. 1, 2003. We elected to use the modified prospective transition method as permitted by SFAS 123 (Revised 2004) and therefore have not restated our financial results for prior periods. Under this method, stock-based compensation expense for 2006 includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of, Jan. 1, 2006. As such, we began expensing our nonvested ShareSuccess stock options that were awarded prior to 2003. The total impact of expensing the ShareSuccess options was $4 million pre-tax in 2006. In addition, as discussed further in Note 23 of Notes to Financial Statements, we recorded expense of $2 million pre-tax in 2006 for restricted stock awards to retirement-eligible employees, bringing the total impact of adoption of SFAS No. 123 (Revised 2004) to $4 million after-tax, or $.01 per share, in 2006.

Prior to Jan. 1, 2006, we recognized forfeitures on stock options and restricted stock as they occurred. SFAS No. 123 (Revised 2004) requires a company to estimate the number of awards for which it is probable that the requisite service will be rendered and record that expense over the vesting period. The adjustment required at Jan. 1, 2006 to estimate forfeitures on previously recognized compensation expense for unvested stock options and restricted stock was minimal.

In November 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. FAS 123 (R)-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards.” Mellon has elected to adopt the alternative transition method provided in the FASB Staff Position for calculating the tax effects of stock-based compensation pursuant to SFAS 123 (Revised 2004). The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool related to the tax effects of employee stock-based compensation awards that are outstanding upon the adoption of SFAS 123 (Revised 2004).

SFAS No. 158 - Pensions

At Dec. 31, 2006, we adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132R.” This Statement requires, among other things, companies to recognize on the balance sheet the funded or unfunded status of pension and other postretirement benefit plans and to recognize changes in the funded status, in the year the changes occur. As a result, companies now recognize on their balance sheets any previously unrecognized actuarial gains and losses, prior service costs and transition obligations that were not yet included in

78    Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

income. At Dec. 31, 2006, we reduced our prepaid pension asset and increased our unfunded pension liability and postretirement medical liability, with the offset recorded as a decrease in accumulated other comprehensive income (a component of equity) by $245 million pre-tax, or $159 million after-tax. The effect of adopting this Statement was to reduce both our shareholders’ equity to assets ratio and tangible shareholders’ equity to assets ratio by approximately 40 basis points at Dec. 31, 2006.

SAB 108 - Quantifying Financial Statement Misstatements

In September 2006, the SEC issued Staff Accounting Bulletin (SAB) 108 “Guidance on Quantifying Financial Statement Misstatements.” This SAB addresses how the effects of prior-year uncorrected misstatements should be considered when quantifying the misstatements in current-year financial statements. The SAB requires registrants to quantify misstatements using both the year-end balance sheet perspective (“iron curtain method”) and current year income statement perspective (“rollover method”) and to evaluate whether either approach results in quantifying the aggregate impact of prior period uncorrected misstatements as material in light of relevant quantitative and qualitative factors. SAB 108 did not have an impact on our results of operations or financial position in 2006.

3. Contingent and deferred consideration related to acquisitions

Mellon completed four acquisitions in 2006, listed below by business sector, at a total cost of $347 million paid in cash plus $110 million in shares of our common stock for the Walter Scott & Partners acquisition. Goodwill and intangibles of $534 million were recorded for these acquisitions.

Mellon Asset Management

•	Walter Scott & Partners Limited

•	Singer & Friedlander

Private Wealth Management

•	Planned Giving Services group from U.S. Trust Corporation

PS&IS

•	ClearTran, Inc.

Additional consideration for prior acquisitions of $20 million was paid in 2006, including $3 million in shares of our common stock for the Arden Group, Inc. acquisition and the last of four annual deferred consideration cash payments of $12.5 million in connection with the Standish Mellon acquisition. The $47 million net present value of this obligation was recorded as additional goodwill in the fourth quarter of 2002.

We record contingent purchase payments when amounts are determinable. Amounts generally become determinable and payable when an acquisition reaches a certain level of performance. At Dec. 31, 2006, we are potentially obligated to pay contingent additional consideration which, using reasonable assumptions for the performance of the acquired companies and joint ventures, could range from approximately $170 million to $370 million over the next four years, including a possible additional payment of $20 million for DPM Mellon. None of the potential contingent additional consideration was recorded as goodwill at Dec. 31, 2006.

Mellon owns 70% of Mellon Financial Services Asset Management S.A., a Brazilian institutional asset management and asset servicing company. The minority interest owners have attempted to exercise certain put rights, which obligate our subsidiary to purchase the remaining 30% of the company. The purchase price, as defined, is based on the levels of assets under management and administration, among other things. The minority interest owners and Mellon disagree on the computation of the purchase price. This dispute is in binding arbitration. We offered $6 million for the remaining 30% of the company and the minority interest owners made an initial request of $59 million, based upon exchange rates in effect at Dec. 31, 2006.

4. Discontinued operations

In August 2006, we announced a definitive agreement to sell our insurance premium financing company, AFCO Credit Corporation, and its Canadian affiliate, CAFO Inc., to Branch Banking

Mellon Financial Corporation    79

NOTES TO FINANCIAL STATEMENTS

and Trust Company. It was determined that this business no longer fit our strategic focus on our global asset management and securities servicing businesses. This business was formerly included in the Other sector. The sale closed on Jan. 2, 2007 resulting in a gain of $11 million after-tax, that was recorded in the first quarter of 2007. In the third quarter of 2006, we applied discontinued operations accounting to this business and the income statements for all periods have been restated. The restatement primarily resulted in a reduction to previously reported levels of net interest revenue and the net interest margin; a slight reduction in financing-related revenue; a reduction in operating expenses; and a slight change in continuing earnings per share for certain periods.

In December 2006, Mellon sold its ownership interest in the direct and indirect portfolios of Mellon Ventures, our venture capital business, to investment funds organized by affiliates of The Goldman Sachs Group, Inc. and New MVI, L.P. This decision was based upon the determination that this business no longer fit our strategic focus on our global asset management and securities servicing businesses. A substantial portion of the sale was completed in December 2006 with subsequent closings expected to occur during the first quarter of 2007, once remaining consents to the transfer are obtained. This business was formerly included in the Other sector. We applied discontinued operations accounting to this business in the fourth quarter of 2006 and the income statements for all periods have been restated. This restatement resulted in a reduction to previously reported levels of equity investment revenue; a reduction in operating expenses; an increase in net interest revenue; and a change in continuing earnings per share.

The sale of the venture capital portfolios and related costs generated an after-tax loss of $68 million, reported as a net loss on disposals. The sale of these portfolios was completed as a bulk sale transaction, as a result of Mellon’s desire to complete its business exit rapidly and in one transaction. Prior to Mellon considering the sale of its venture capital portfolio, each investment in the portfolio was carried at fair value in accordance with the Investment Company Audit Guide, which does not provide for a bulk sale liquidation discount. Fair values were individually derived from the Mellon Ventures valuation process. This process included observable and unobservable data points that were subject to independent validation and senior management oversight on a quarterly basis, but did not consider a bulk sale discount within the framework of the valuation. Although the sale resulted in a loss, Mellon accepted the price to allow it to redeploy capital to its core business strategy, as well as to minimize the volatility associated with variable revenues versus the relatively fixed carrying and operating costs of the business.

This transaction was settled for cash and a $38 million receivable. The receivable amount is adjustable upward or downward under certain circumstances upon disposition of a single investment. Mellon also retained gain sharing provisions for certain other investments.

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

In the fourth quarter of 2004, we applied discontinued operations accounting to certain businesses in Australia. We sold our business providing comprehensive multi-manager defined contribution services to the intermediary market in the fourth quarter of 2004. In April 2005, we sold our Australian consulting and administration businesses to Mercer Human Resource Consulting. These businesses were formerly included primarily in the Mellon Asset Management sector.

Because the lines of business included in discontinued operations were discrete lines of business serving classes of customers no longer served by Mellon’s continuing lines of business, the

80    Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

disposition of these businesses has no material impact on continuing operations going forward.

Discontinued operations summary (a)	Year ended Dec. 31,
(in millions)	2006	2005		2004
Mellon Ventures:
Operations prior to sale	$21	$26		$13
Loss (b)	(68)	—		—
AFCO/CAFO:
Operations prior to sale	1	2		13
HR businesses:
Operations prior to sale	—	(98)		(7)
Gain/(loss) (b)	8 (c)	(32	)(d)	—
Australian businesses:
Operations prior to sale	—	(2)		(9)
Loss (b)	—	(3)		(2)
Other divestitures:
Gains (b)	4	5		7
Income (loss) from discontinued operations, net of tax	$(34)	$(102)		$15
(a)	Pre-tax income (loss) from discontinued operations in 2006 was as follows: Mellon Ventures $(76) million; AFCO/CAFO $2 million; HR businesses $(3) million; and other divestitures $7 million.
(b)	Gain (loss) as used in the table above reflects gains (losses) on date of sale and thereafter. Gain (loss) incurred prior to date of sale are reflected in income (loss) from operations.
(c)	Gain primarily resulted from income tax benefits recognized in 2006.
(d)	Includes a tax benefit of $12 million related to the repatriation of foreign earnings pursuant to Internal Revenue Code Section 965.

Revenue from discontinued operations totaled $95 million in 2006, $405 million in 2005 and $802 million in 2004. Total revenue in 2006 included $49 million for the Mellon Ventures businesses and $44 million for AFCO/CAFO.

Discontinued operations assets and liabilities (a) (in millions)	Dec. 31, 2006	Dec. 31, 2005
Loans	$771	$—
Reserve for loan losses	(3)	—
Net loans	768	—
Premises and equipment	8	—
Goodwill and intangibles	34	—
Other assets (b)	124	—
Total assets	$934	$—
Other funds borrowed	$2	$—
Other liabilities	30	—
Total liabilities	$32	$—
(a)	Mellon’s prior period balance sheet, in accordance with GAAP, is not restated for discontinued operations.
(b)	Includes $123 million for a note receivable, escrows and proceeds from sales in progress, related to the sale of the direct and indirect portfolios of Mellon Ventures.

All information in these Financial Statements and Notes reflects continuing operations, unless otherwise noted.

5. Cash and due from banks

Cash and due from banks includes reserve balances that Mellon’s subsidiary banks are required to maintain with a Federal Reserve bank. These required reserves are based primarily on deposits outstanding and were $282 million at Dec. 31, 2006 and $280 million at Dec. 31, 2005. These balances averaged $211 million in both 2006 and 2005.

6. Securities

Gross realized gains were $3 million, $1 million and $9 million on sales of securities available for sale in 2006, 2005 and 2004. Gross realized losses on sales were less than $1 million in 2006, less than $1 million in 2005 and $1 million in 2004. After-tax net gains on the sales of securities were $2 million, $1 million and $6 million in 2006, 2005 and 2004. At Dec. 31, 2006, and Dec. 31, 2005, securities issued by the U.S. Government and its agencies and U.S. Government sponsored agencies (shown in the tables below) exceeded 10% of shareholders’ equity. At Dec. 31, 2006 and Dec 31, 2005, there were no other issuers that exceeded 10% of shareholders’ equity.

Mellon Financial Corporation    81

NOTES TO FINANCIAL STATEMENTS

Securities available for sale	Dec. 31, 2006				Dec. 31, 2005
	Amortized cost	Gross unrealized		Fair value	Amortized cost	Gross unrealized		Fair value
(in millions)		Gains	Losses			Gains	Losses
Securities available for sale:
U.S. Treasury	$362	$—	$—	$362	$378	$—	$—	$378
Other U.S. agency	2,606	—	16	2,590	3,015	—	33	2,982
Obligations of states and political subdivisions	717	15	1	731	831	21	1	851
Mortgage-backed securities:
Federal agencies	8,330	18	112	8,236	7,135	8	115	7,028
Other	6,449	14	24	6,439	5,823	7	39	5,791
Total mortgage-backed securities	14,779	32	136	14,675	12,958	15	154	12,819
Other	219	—	4	215	216	—	1	215
Total securities available for sale	$18,683	$47	$157	$18,573	$17,398	$36	$189	$17,245

Contractual maturity distribution of securities available for sale at Dec. 31, 2006				Mortgage-backed
(dollar amounts in millions)	U.S. Treasury	Other U.S. agency	Obligations of states and political subdivisions	Federal agencies	Other	Other securities	Total securities available for sale
Within one year
Amortized cost	$358	—	$1	—	—	$11	$370
Fair value	$358	—	$1	—	—	$11	$370
Yield	4.74%	—	6.76%	—	—	9.96%	4.90%
1 to 5 years
Amortized cost	$1	$2,606	$5	—	—	$17	$2,629
Fair value	$1	$2,590	$5	—	—	$17	$2,613
Yield	5.50%	4.30%	7.71%	—	—	6.30%	4.31%
5 to 10 years
Amortized cost	$3	—	$54	—	—	$175	$232
Fair value	$3	—	$54	—	—	$172	$229
Yield	4.30%	—	5.97%	—	—	5.07%	5.27%
Over 10 years
Amortized cost	—	—	$657	—	—	$16	$673
Fair value	—	—	$671	—	—	$15	$686
Yield	—	—	7.04%	—	—	5.25%	7.00%
Mortgage-backed securities
Amortized cost	—	—	—	$8,330	$6,449	—	$14,779
Fair value	—	—	—	$8,236	$6,439	—	$14,675
Yield	—	—	—	5.28%	5.15%	—	5.22%
Total amortized cost	$362	$2,606	$717	$8,330	$6,449	$219	$18,683
Total fair value	$362	$2,590	$731	$8,236	$6,439	$215	$18,573
Total yield	4.74%	4.30%	6.96%	5.28%	5.15%	5.38%	5.16%
Weighted average contractual years to maturity	0.63	3.23	15.34	— (a)	— (a)	7.85
(a)	The average expected lives of “Federal agencies mortgage-backed” and “Other mortgage-backed” securities were approximately 5.2 years and 3.1 years, respectively, at Dec. 31, 2006.

Note: Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

82    Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Investment securities (held to maturity)	Dec. 31, 2006				Dec. 31, 2005
	Amortized cost	Gross unrealized		Fair value	Amortized cost	Gross unrealized		Fair value
(in millions)		Gains	Losses			Gains	Losses
Mortgage-backed securities:
Federal agencies	$91	$1	$—	$92	$116	$3	$—	$119
Other	1	—	—	1	1	—	—	1
Total mortgage-backed securities	92	1	—	93	117	3	—	120
Stock of Federal Reserve Bank	50	—	—	50	50	—	—	50
Other securities	2	—	—	2	—	—	—	—
Total investment securities	$144	$1	$—	$145	$167	$3	$—	$170

Contractual maturity distribution of investment securities (held to maturity) at Dec. 31, 2006	Mortgage –backed
(dollar amounts in millions)	Federal agencies	Other	Stock of Federal Reserve Bank (a)	Other securities	Total investment securities
Over 10 years
Amortized cost	—	—	$50	$2	$52
Fair value	—	—	$50	$2	$52
Yield	—	—	6.00%	4.10%	5.93%
Mortgage-backed securities
Amortized cost	$91	$1	—	—	$92
Fair value	$92	$1	—	—	$93
Yield	6.42%	6.69%	—	—	6.42%
Total amortized cost	$91	$1	$50	$2	$144
Total fair value	$92	$1	$50	$2	$145
Total yield	6.42%	6.69%	6.00%	4.10%	6.24%
Average contractual years to maturity	— (b)	— (b)
(a)	No stated maturity.
(b)	The average expected lives of “Federal agencies mortgage-backed” and “Other mortgage-backed” securities were approximately 3.7 years and 1.7 years, respectively, at Dec. 31, 2006.

Note: Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

Pledged assets

Securities available for sale, investment securities, trading account securities and loans with book values of $16.9 billion at Dec. 31, 2006 and $15.2 billion at Dec. 31, 2005 were pledged to secure public and trust deposits, repurchase agreements and for other purposes. Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The collateral received from or provided to third parties under resale or repurchase agreements can be sold or repledged by the holder of the collateral. The fair value of collateral received totaled $125 million and the fair value of collateral provided totaled $133 million, under these agreements at Dec. 31, 2006. The fair value of collateral either received from or provided to a third party is continually monitored and additional collateral is obtained from, or requested to be returned to, Mellon as deemed appropriate.

Temporarily impaired securities

The following table shows gross unrealized losses and fair values of Mellon’s investments, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position.

Mellon Financial Corporation    83

NOTES TO FINANCIAL STATEMENTS

Temporarily impaired securities	Less than 12 months		12 months or more		Total
(in millions)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Dec. 31, 2006:
Other U.S. agency	1,643	$7	$942	$9	$2,585	$16
Obligations of states and political subdivisions	33	—	19	1	52	1
Mortgage-backed securities:
Federal agencies	657	8	3,006	104	3,663	112
Other	1,823	8	1,287	16	3,110	24
Other securities	39	—	151	4	190	4
Total temporarily impaired securities	$4,195	$23	$5,405	$134	$9,600	$157
Dec. 31, 2005:
Other U.S. agency	$2,385	$25	$392	$8	$2,777	$33
Obligations of states and political subdivisions	20	1	7	—	27	1
Mortgage-backed securities:
Federal agencies	3,587	43	1,660	72	5,247	115
Other	2,990	20	786	19	3,776	39
Other securities	149	1	5	—	154	1
Total temporarily impaired securities	$9,131	$90	$2,850	$99	$11,981	$189

The unrealized loss of $157 million at Dec. 31, 2006 related to movement in interest rates. Nearly all of the securities with unrealized losses are AAA-rated or carry government agency guarantees. Approximately 85% of the unrealized losses on these 1,031 investments have been in a continuous unrealized loss position for more than 12 months. Management believes the collection of the contractual principal and interest is probable and therefore all unrealized losses are considered to be temporary. As shown on pages 82 and 83, unrealized gains totaled $48 million in the available-for-sale and investment portfolios at Dec. 31, 2006.

7. Loans

For details of loans outstanding at Dec. 31, 2006 and 2005, see the 2006 and 2005 columns of the “Composition of loan portfolio at year-end” table on page 38. The information in those columns is incorporated by reference into these Notes to Financial Statements.

For details of nonperforming and past-due loans at Dec. 31, 2006 and 2005, see the amounts in the 2006 and 2005 columns of the “Nonperforming assets at year-end” table on page 39 and the first sentence of the last paragraph in the “Nonperforming assets” section on page 40. The information in those columns and that sentence is incorporated by reference into these Notes to Financial Statements. For details on impaired loans at Dec. 31, 2006, 2005 and 2004, see the amounts in the “Impaired loans” table on page 40. The information in that table is incorporated by reference into these Notes to Financial Statements. There were no restructured loans at Dec. 31, 2006, 2005 and 2004.

Referral arrangements with Three Rivers Funding Corp. (TRFC), an asset-backed commercial paper entity

Mellon’s primary banking subsidiary, Mellon Bank, has a referral relationship with, and provides administrative services to, TRFC, a special purpose entity that issues commercial paper. TRFC is owned by an independent third party and is not a subsidiary of either Mellon Bank or Mellon. Its financial results are not included in the financial statements of Mellon Bank or Mellon. TRFC was formed in 1990 and can issue up to $5 billion of commercial paper to make loans secured by, and to purchase, pools of receivables and asset backed securities. Mellon Bank operates as a referral agent and refers transactions to TRFC as well as providing administrative services. Loans or other assets are not transferred from Mellon Bank to TRFC. TRFC sold subordinated notes to an unrelated third party in 2003, and as a result of that sale, Mellon is not the

84    Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

“primary beneficiary” of TRFC, as defined by FIN 46 Revised. At Dec. 31, 2006, TRFC’s receivables totaled $3.200 billion and commercial paper outstanding totaled $3.213 billion, compared with receivables and commercial paper outstanding each totaling $1.550 billion at Dec. 31, 2005. A letter of credit provided by Mellon Bank in support of TRFC’s commercial paper totaled $149 million at Dec. 31, 2006, compared with $191 million at Dec. 31, 2005. Liquidity support is provided by Mellon Bank up to the full amount of commercial paper outstanding, or $3.213 billion, at Dec. 31, 2006. However, the probability of a loss scenario is remote as there are significant structural protections built into each transaction to provide protection against uncollectible receivables. Since TRFC’s formation in 1990, Mellon Bank has not been required to fund under any liquidity support or under the letter of credit. In addition, Mellon Bank has never purchased a receivable from TRFC or recorded a credit loss related to its relationship with TRFC.

8. Reserve for credit exposure

For details of the reserve for credit exposure, see the 2006, 2005 and 2004 columns of the “Reserve for unfunded commitments” table on page 41 and the “Loan loss reserve activity” table on page 42. The information in those columns is incorporated by reference into these Notes to Financial Statements.

9. Premises and equipment

Premises and equipment	Dec. 31,
(in millions)	2006	2005
Land	$24	$26
Buildings	305	267
Equipment	942	822
Leasehold improvements (a)	358	331
Subtotal	1,629	1,446
Accumulated depreciation and amortization	(917)	(790)
Total premises and equipment (b)	$712	$656
(a)	Includes $11 million at Dec. 31, 2006 and $6 million at Dec. 31, 2005, related to the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations.”
(b)	Includes $152 million at Dec. 31, 2006 and $133 million at Dec. 31, 2005 for the net book values for purchased and internally developed capitalized software, which is recorded as equipment. Amortization expense of this software totaled $48 million, $42 million and $40 million for 2006, 2005 and 2004.

Rental expense was $119 million, $121 million and $110 million, net of related sublease revenue of $29 million, $32 million and $23 million, in 2006, 2005 and 2004. Depreciation and amortization expense totaled $125 million, $119 million and $117 million in 2006, 2005 and 2004. Maintenance, repairs and utilities expenses totaled $115 million, $118 million and $106 million in 2006, 2005 and 2004.

As of Dec. 31, 2006, Mellon and its subsidiaries were obligated under noncancelable leases with expiration dates through 2027. A summary of the future minimum rental payments under noncancelable leases, net of related sublease revenue totaling $130 million, is as follows: 2007—$166 million; 2008—$179 million; 2009—$120 million; 2010—$119 million; 2011—$112 million; and 2012 through 2027—$805 million.

10. Goodwill and intangible assets

Goodwill

The level of goodwill increased in 2006 due to acquisitions and additional consideration paid for prior acquisitions, listed below by sector, and the effect of foreign exchange rates on non-U.S. dollar denominated goodwill:

Mellon Financial Corporation    85

NOTES TO FINANCIAL STATEMENTS

Mellon Asset Management

•	Walter Scott & Partners Limited ($244 million, 2006 acquisition)

Private Wealth Management

•	Planned Giving Services Group of U.S. Trust Corporation ($6 million, 2006 acquisition)

•	The Arden Group, Inc. ($3 million, additional consideration)

Payment Solutions & Investor Services

•	ClearTran, Inc. ($11 million, 2006 acquisition)

The assets of HBV Alternative Strategies LLC, which included goodwill of $18 million, were classified as assets of a business transferred under contractual arrangements in Other Assets. See Note 11 for a further discussion.

No charges for goodwill impairment were recognized in continuing operations in 2006 or 2005. In 2004, a goodwill impairment loss of $8 million was recorded in continuing operations in the former Treasury Services/Other Activity sector in other expense on a small non-strategic business that we exited. An impairment writedown of $37 million was recorded in discontinued operations in the first quarter of 2005 for the anticipated sale of the HR Services businesses. Also, an impairment loss of $4 million was recorded in the first quarter of 2005 and $11 million was recorded in the fourth quarter of 2004 on the discontinued businesses in Australia.

Goodwill (in millions)	Mellon Asset Management	Private Wealth Management	Asset Servicing	PS&IS	Other	Total
Balance at Dec. 31, 2005	$1,090	$372	$331	$185	$188	$2,166
Goodwill from acquisitions	244	9	—	11	—	264
Transfers between sectors (a)	—	154	—	—	(154)	—
Other changes (b)	66	1	1	—	—	68
Discontinued operations (c)	—	—	—	—	(34)	(34)
Balance at Dec. 31, 2006	$1,400	$536	$332	$196	$—	$2,464
(a)	During the first quarter of 2006, Mellon 1st Business Bank, N.A. was transferred to the Private Wealth Management sector from the Other sector.
(b)	Other changes in goodwill include: the classification of the assets of HBV Alternative Strategies LLC, which included $18 million of goodwill, as assets of a business transferred under contractual arrangements in Other Assets; the effect of foreign exchange rates on non-U.S. dollar denominated goodwill (offset in other comprehensive results) and certain other reclassifications.
(c)	Reflects the goodwill for the discontinued insurance premium financing business moved to assets of discontinued operations.

Acquired intangible assets

Acquired intangible assets (a)	Dec. 31, 2006			Dec. 31, 2005
(dollar amounts in millions)	Gross carrying amount	Accumulated amortization	Remaining weighted- average amortization period	Gross carrying amount	Accumulated amortization
Subject to amortization:
Customer base	$346	$(55)	14 yrs.	$123	$(35)
Technology based	47	(23)	5 yrs.	45	(18)
Premium on deposits	24	(21)	1 yrs.	24	(19)
Other	25	(3)	7 yrs.	4	(2)
Total subject to amortization	$442	$(102)	13 yrs.	$196	$(74)
Not subject to amortization:
Tradename	$25	N/A	N/A	$—	N/A
Investment management contractual relationships	18	N/A	N/A	26	N/A
Total not subject to amortization	$43	N/A	N/A	$26	N/A
Total acquired intangible assets	$485	$(102)	N/A	$222	$(74)
(a)	Includes the effect of foreign exchange rates on non-U.S. dollar-denominated intangible assets.

86    Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

During 2006, the gross carrying amount of intangible assets subject to amortization increased $246 million, as acquisitions and contingent payments [Walter Scott & Partners - $243 million (Mellon Asset Management); U.S. Trust - $3 million (Private Wealth Management); ClearTran - $2 million (PS&IS); Singer & Friedlander - $1 million (Mellon Asset Management)] and the effect of foreign exchange rates, were partially offset by an $11 million impairment charge. The impairment writedown of a customer base intangible asset was recorded at DPM Mellon resulting principally from the loss of a major client that existed at the date of acquisition, due to the client’s liquidation of its assets in 2006. The writedown was recorded in the Asset Servicing sector as amortization of intangible assets. Approximately $34 million of goodwill related to DPM Mellon is recorded in the Asset Servicing sector, which is defined as the business reporting unit for purposes of goodwill impairment testing. This goodwill was not considered to be impaired at Dec. 31, 2006.

In 2006, $226 million, with a weighted-average amortization period of 16 years, was assigned to the customer base intangibles, principally for the Walter Scott & Partners acquisition. In addition, $21 million with a weighted-average amortization period of 7 years, was assigned to other and $2 million with a weighted-average amortization period of 10 years, was assigned to the technology based intangible. We amortize intangible assets over their estimated useful lives. Amortization expense totaled $44 million (including the $11 million impairment charge) in 2006, $27 million in 2005 and $19 million in 2004.

Based upon the current level of intangible assets, the estimated annual amortization expense for 2007 through 2012 is as follows:

Year	Estimated amortization expense (in millions)
2007	$45
2008	44
2009	40
2010	36
2011	33
2012	27

During 2006, intangible assets not subject to amortization increased $17 million due to the Walter Scott & Partners acquisition ($25 million) recorded as a tradename intangible, and additional consideration for a prior-year acquisition ($2 million) were partially offset by the classification of the assets of HBV Alternative Strategies, LLC ($10 million) as assets of a business transferred under contractual arrangements in Other Assets.

At Dec. 31, 2006, $922 million of goodwill and acquired intangible assets is tax deductible and $1.925 billion is non-tax deductible.

11. Other assets

Other assets	Dec. 31,
(in millions)	2006	2005
Corporate/bank-owned life insurance	$1,662	$1,715
Accounts and interest receivable	1,130	937
Prepaid pension assets	833	1,052
Receivables related to derivative instruments (a)	651	494
Equity in joint ventures and other investments (b)(c)	438	304
Other prepaid expenses	347	178
Venture capital investments (d)	—	582
Loans held for sale	—	560	(e)
Other assets	407	237
Total other assets	$5,468	$6,059
(a)	Reflects credit risk associated with derivative instruments used to manage interest rate risk and derivatives used for trading activities, including foreign exchange instruments. Credit risk associated with these instruments results from mark-to-market gains and interest receivables and is calculated after considering master netting agreements, which are generally applicable to derivative instruments used for both trading activities and interest rate risk management purposes.
(b)	Relates to operating joint ventures and other investments including WestLB Mellon Asset Management (operations commenced during the second quarter of 2006), CIBC Mellon Global Securities Services Company, ABN AMRO Mellon Global Securities Services B.V., Banco Brascan and CIBC Mellon Trust Company.
(c)	At Dec. 31, 2006 and Dec. 31, 2005, Mellon had approximately $63 million and $80 million of investments that were accounted for under the cost method of accounting. These investments include Community Reinvestment Act (CRA) and housing partnerships as well as several investments in trade or clearing associations. They are tested for impairment at least semi-annually.
(d)	Moved to assets of discontinued operations in the fourth quarter of 2006.
(e)	Loans were sold or repaid in the first quarter of 2006.

Mellon Financial Corporation    87

NOTES TO FINANCIAL STATEMENTS

Included in Other assets in the table above are $30 million of notes and $6 million of receivables related to the divestiture of Mellon HBV Alternative Strategies LLC (HBV), which was transferred under contractual arrangements to a third party. The consideration for the business is a series of payments for up to 13 years, which are dependent on HBV’s cash flow. Accounting guidelines do not permit recording this transaction as a sale for accounting purposes, because Mellon received a nominal down-payment, will be paid over a relatively long period and the payments are dependent solely on HBV’s revenue. Mellon will not receive future net profit distributions and is not subject to the ongoing operating risks of the business. All future proceeds, including interest on the notes, will be recorded against the carrying value of the notes on a cost recovery basis. Concurrent with the reclassification to Other assets, a $5 million impairment charge was recorded in Other operating expense to reflect the fair value of the asset. The fair value was estimated using a discounted cash flow analysis of the future payments, as no independent market value was readily determinable. The carrying value will be evaluated quarterly and could result in additional charges.

12. Deposits

The aggregate amount of time deposits in denominations of $100,000 or greater was approximately $4.5 billion at Dec. 31, 2006, and $2.5 billion at Dec. 31, 2005. At Dec. 31, 2006, the scheduled maturities of all time deposits for the years 2007 through 2011, and 2012 and thereafter are as follows: $4.482 billion, $19 million, $18 million, $1 million, $15 million and $62 million, respectively.

13. Revolving credit agreement

The Parent Corporation has a $200 million revolving credit agreement with Mellon Bank, N.A., Mellon’s primary bank subsidiary. This agreement serves as a support facility for commercial paper and for general corporate purposes, and expires in June 2007. The credit facility had several restrictions, including a minimum 6% consolidated Tier I ratio and a 1.30 maximum double leverage limitation. At Dec. 31, 2006, Mellon was in compliance with all of the restrictions. In addition, any borrowings are to be collateralized with eligible assets of our non-bank subsidiaries. No borrowings were made under this facility in 2006 or 2005. Commitment fees totaled less than $1 million in 2006, 2005 and 2004. There were no third party credit facilities issued to subsidiaries of Mellon at Dec. 31, 2006 or 2005.

14. Notes and debentures (with original maturities over one year)

Notes and debentures (with original maturities over one year) (a)	Dec. 31,
(in millions)	2006	2005
Parent Corporation:
6.375% Senior Notes due 2011 (b)	$440	$386
4.875% Senior Notes due 2007	398	399
5.00% Subordinated Notes due 2014	386	392
6.375% Subordinated Debentures due 2010	347	345
6.40% Subordinated Notes due 2011	308	313
3.25% Senior Notes due 2009	288	287
6.70% Subordinated Debentures due 2008	249	249
5.50% Subordinated Notes due 2018	248	253
Mellon Bank, N.A.:
Medium-Term Senior Bank Notes due
2007 (8.35% to 8.55% at Dec. 31, 2006 and Dec. 31, 2005)	8	8
7.375% Subordinated Notes due 2007	301	308
4.75% Subordinated Notes due 2014	286	289
5.45% Subordinated Notes due 2016	249	—
7.625% Subordinated Notes due 2007	133	133
7.00% Subordinated Notes due 2006	—	301
Total notes and debentures (with original maturities over one year)	$3,641	$3,663
(a)	Amounts include the effect of fair value hedge adjustments.
(b)	Amount was translated through other comprehensive income from Sterling into U.S. dollars on a basis of U.S. $1.96 to £1 and U.S. $1.72 to £1 the rate of exchange on Dec. 31, 2006 and Dec. 31, 2005.

During 2006, the Parent Corporation filed a shelf registration with the Securities and Exchange Commission that gives it the ability to issue an indeterminate amount of debt, equity and junior subordinated debentures, subject to maintaining eligibility to use the shelf registration statement. In accordance with the merger agreement with The Bank of New York, Mellon is restricted from issuing equity or equity linked securities prior to the proposed merger.

The Mellon Bank, N.A., notes are subordinated to obligations to depositors and other creditors. The medium-term senior bank notes are subordinated to domestic depositors and are on par with other

88    Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

unsubordinated and unsecured creditors of Mellon Bank, N.A.

The aggregate amounts of notes and debentures (including the effect of fair value hedge adjustments) that mature during the five years 2007 through 2011 for Mellon are as follows: $840 million, $249 million, $288 million, $347 million and $748 million. The aggregate amounts of notes and debentures that mature during the five years 2007 through 2011 for Mellon Financial Corporation (Parent Corporation) are as follows: $398 million, $249 million, $288 million, $347 million and $748 million.

15. Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities (junior subordinated debentures)

Mellon established three statutory business trusts, Mellon Capital I, Mellon Capital II and Mellon Capital III, of which Mellon owns all of the common capital securities. These trusts exist solely to issue guaranteed preferred beneficial interests (trust-preferred securities) in Mellon’s junior subordinated deferrable interest debentures, which are reported on our consolidated balance sheet as “Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities” (junior subordinated debentures). We record interest expense on the junior subordinated debentures. We also recorded in other assets the $31 million of common capital securities issued by the trusts. Loans held by the trusts, reflected as subordinated debentures on Mellon’s consolidated balance sheet, are the sole assets of the trusts.

Mellon has the right to defer payment of interest on the junior subordinated debentures at any time, or from time to time, for periods not exceeding five years for the Series A and B and a period not to exceed ten years for the Series C. If interest payments on the junior subordinated debentures are deferred, the distributions on the trust-preferred securities also are deferred. Interest on the junior subordinated debentures and distributions on the trust-preferred securities is cumulative. Mellon, through guarantees and agreements, has fully and unconditionally guaranteed all of the trusts’ obligations under the trust-preferred securities. The trust-preferred securities, less the common capital securities issued by the trusts, continue to qualify as Tier I capital.

Junior subordinated debentures	Stated maturity	Dec. 31,
(in millions)		2006		2005
7.72% Series A	12/01/26	$512		$529	(a)
7.995% Series B	1/15/27	513		513
6.369% Series C	9/19/36	387	(b)	—
Total		$1,412		$1,042
(a)	Amounts include the effect of fair value hedge adjustments.
(b)	Amount was translated from Sterling into U.S. dollars on a basis of U.S. $ 1.96 to £1, the rate of exchange on Dec. 31, 2006.

The Series A and Series B junior subordinated debentures were each issued for a face value of $515 million. The Series C junior subordinated debentures were issued in pound sterling at a face value of £200 million. The Series A, B and C junior subordinated debentures pay interest semiannually and are reported net of issuance costs in the table above. The debentures are unsecured and subordinate to all of Mellon’s senior debt (as defined).

The Series A and Series B securities are redeemable at 103.86% and 103.9975% of the liquidation amounts, plus accrued distributions, during the 12-month periods beginning Dec. 1, 2006 and Jan. 15, 2007 (the call dates). Based on current interest rate expectations and subject to our ability to issue replacement securities prior to the proposed merger with The Bank of New York, we intend to redeem our Series A and Series B junior subordinated debentures in the second quarter of 2007. We expect to replace these securities with a combination of Tier I qualifying capital securities and senior debt securities that would reduce our future funding costs. Redemption of both securities would result in a total pre-tax charge to income of $46 million for the redemption premiums and write-off of unamortized issuance costs.

The Series C securities are redeemable at par, in whole but not in part, at Mellon’s option on or after Sept. 19, 2016. The Series C debentures are also redeemable prior to that date, in whole, within 90 days following receipt of a legal opinion that, due to a change in the tax laws or an administrative or judicial decision, there is a substantial risk that the tax deductibility of the interest could be

Mellon Financial Corporation    89

NOTES TO FINANCIAL STATEMENTS

disallowed (“tax event”); or Mellon’s reasonable determination that, due to a change in law or administrative or judicial decision, there is a substantial risk that Tier I capital treatment could be disallowed (“capital treatment event”); or following receipt of a legal opinion that, due to a change in the tax laws or an administrative or judicial decision, there is a substantial risk that the trust is or will be considered an investment company that is required to be registered under the Investment Act of 1940 (“investment company event”); or if the trust or Mellon is required to withhold income tax on the Preferred Securities or the junior subordinated debentures (“withholding tax event”).

The Series C securities will be redeemed on Sept. 19, 2036 (the scheduled maturity date) subject to the satisfaction of certain redemption conditions.

16. Preferred stock

Mellon has authorized 50 million shares of preferred stock, none of which was issued at Dec. 31, 2006, 2005 or 2004.

17. Regulatory capital requirements

A discussion about Mellon’s regulatory capital requirements for 2006 and 2005 is presented in the “Regulatory capital” section on pages 34 and 35 and is incorporated by reference into these Notes to Financial Statements.

18. Noninterest revenue

The components of noninterest revenue for 2006, 2005 and 2004 are presented in the “Noninterest revenue” table on page 8. Institutional trust and custody revenue includes equity income from Asset Servicing joint ventures of $75 million, $45 million and $32 million in 2006, 2005 and 2004. Investment management revenue includes $2 million, $- million and $3 million in 2006, 2005 and 2004 of equity income from Mellon Asset Management joint ventures. That table, including through the “Total noninterest revenue” line, is incorporated by reference into these Notes to Financial Statements.

19. Net interest revenue

Net interest revenue	Year ended Dec. 31,
(in millions)	2006	2005	2004
Interest revenue
Interest and fees on loans (loan fees of $14, $16, and $ 22)	$397	$364	$285
Interest-bearing deposits with banks	100	81	73
Federal funds sold and securities under resale agreements	40	18	11
Other money market investments	5	5	3
Trading account securities	9	6	6
Securities - taxable	862	594	408
Securities - nontaxable	35	37	27
Total interest revenue	1,448	1,105	813
Interest expense
Deposits in domestic offices	430	215	89
Deposits in foreign offices	211	157	87
Federal funds purchased and securities under repurchase agreements	79	48	13
Other short-term borrowings	17	13	20
Notes and debentures	214	180	143
Junior subordinated debentures	83	64	55
Funding of discontinued operations	(49)	(38)	(47)
Total interest expense	985	639	360
Net interest revenue	$463	$466	$453

20. Business sectors

For details of our business sectors, see pages 22 through 24, the tables, through “Average Tier I preferred equity” on page 25, as well as the Other section on page 31 through the paragraph discussing economic capital. The tables and information in those paragraphs are incorporated by reference into these Notes to Financial Statements.

90    Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

21. Income taxes

Provision for income taxes	Year ended Dec. 31,
(in millions)	2006	2005	2004
Current taxes:
Federal	$402	$455	$101
State and local	47	29	41
Foreign	78	24	9
Total current tax expense	527	508	151
Deferred taxes:
Federal	(208)	(81)	204
State and local	(12)	(12)	3
Foreign	7	3	(10)
Total deferred tax expense (benefit)	(213)	(90)	197
Provision for income taxes	$314	$418	$348

In addition to amounts applicable to income before taxes, the following income tax (benefit) amounts were recorded in shareholders’ equity.

Total tax (benefit) in shareholders’ equity	Year ended Dec. 31,
(in millions)	2006	2005	2004
Compensation expense for tax purposes in excess of amounts recognized for financial statement purposes	$(26)	$(16)	$(11)
Other comprehensive results	(68)	(65)	13
Total tax (benefit)	$(94)	$(81)	$2

The provision for income taxes was different from the amounts computed by applying the statutory federal income tax rate to income before income taxes due to the items listed in the following table.

Effective income tax rate	Year ended Dec. 31,
(dollar amounts in millions)	2006	2005	2004
Federal statutory tax rate	35%	35%	35%
Tax expense computed at statutory rate	$436	$456	$395
Increase (decrease) resulting from:
State and local income taxes, net of federal tax benefit	22	11	29
Tax exempt income	(34)	(38)	(50)
Foreign restructuring	(66)	—	—
Joint ventures	(29)	(16)	(10)
Other, net	(15)	5	(16)
Provision for income taxes	$314	$418	$348
Effective income tax rate	25.2%	32.1%	30.8%

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows.

Deferred tax assets and liabilities	Dec. 31,
(in millions)	2006	2005	2004
Deferred tax assets:
Accrued expense not deductible until paid	$62	$83	$108
Provision for credit losses and write-downs on real estate acquired	53	66	66
Salaries and benefits	72	—	—
Occupancy expense	42	66	71
Unrealized loss on securities available for sale	41	57	12
Unrealized loss on pension and post-retirement plans	96	11	10
Foreign and state loss carry forwards	52	—	—
Foreign tax credit carry forwards	12	25	—
Other	56	26	12
Total deferred tax assets	486	334	279
Valuation allowance	52	—	—
Deferred tax assets after valuation allowance	$434	$334	$279
Deferred tax liabilities:
Lease financing revenue	$294	$403	$438
Depreciation and amortization	256	231	152
Salaries and benefits	—	35	103
Other	48	43	71
Total deferred tax liabilities	598	712	764
Net deferred tax liability	$164	$378	$485

A valuation allowance of $52 million has been recorded in accordance with SFAS No. 109 relating to deferred tax assets associated with state and foreign loss carry forwards. During 2006, deferred tax assets were recognized for state and foreign purposes that had previously not been recognized. Management believes that it is more likely than not that realization of these assets will not occur.

The foreign tax credit carry forwards at Dec. 31, 2006 and 2005 were $12 million and $25 million, respectively, expiring between 2010 and 2015.

Included in tax expense in 2005 is a tax benefit of $2 million related to the repatriation of earnings from foreign subsidiaries under Section 965 of the Internal Revenue Code.

As part of a restructuring of its foreign operations, Mellon transferred certain businesses to a new foreign subsidiary. Income taxes attributed to the intergroup transfer of identified intangibles related to those businesses are deferred and amortized over the anticipated life of the intangibles. Deferred

Mellon Financial Corporation    91

NOTES TO FINANCIAL STATEMENTS

taxes related to other temporary differences that reversed upon the transfer of the foreign operations and other related adjustments resulted in a deferred tax benefit of $66 million.

Mellon provides deferred U.S. income taxes on the undistributed earnings of foreign subsidiaries except to the extent that such earnings are indefinitely reinvested. As a result of the restructuring of its foreign operations, beginning with the fourth quarter of 2006, Mellon indefinitely reinvested earnings in certain foreign subsidiaries, resulting in $74 million of earnings of foreign subsidiaries that were indefinitely reinvested at Dec. 31, 2006. The deferred U.S. tax on those earnings that would be provided if those earnings were not indefinitely reinvested would be approximately $2 million. In addition, there is $178 million of tax basis differences related to foreign currency translation and other temporary differences which would reverse only upon a taxable transaction for which no deferred U.S. tax has been provided. If taxes were provided on these other basis differences, the resulting deferred tax liability would be $62 million.

Locations domiciled outside of the U.S. generated foreign pre-tax earnings of approximately $249 million in 2006, $112 million in 2005 and $10 million in 2004.

22. Comprehensive results

Accumulated unrealized gain (loss), net of tax	Dec. 31,
(in millions)	2006	2005	2004
Foreign currency translation adjustment, net of tax
Beginning balance	$32	$89	$44
Period change	69	(57)	45
Ending balance	$101	$32	$89
SFAS No. 158 adjustment, net of tax (a)
Pensions:
Beginning balance	$(19)	$(19)	$(25)
Period change	(151)	—	6
Total	(170)	(19)	(19)
Other post-retirement benefits:
Period change	(7)	—	—
Ending balance	$(177)	$(19)	$(19)
Unrealized gain (loss) on assets available for sale, net of tax
Beginning balance	$(97)	$(21)	$7
Period change	27	(76)	(28)
Ending balance	$(70)	$(97)	$(21)
Total accumulated unrealized gain (loss), net of tax
Beginning balance	$(84)	$49	$26
Period change	(62)	(133)	23
Ending balance	$(146)	$(84)	$49
(a)	In accordance with SFAS No. 158 in 2006 and SFAS No. 87 in 2005 and 2004.

92    Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Tax effects allocated to each component of comprehensive results
(in millions)	Before tax amount	Tax (expense) benefit	After tax amount
Year ended Dec. 31, 2004:
Foreign currency translation adjustment	$66	$(21)	$45
Minimum pension liability	10	(4)	6
Unrealized gain (loss) on assets available for sale:
During the year	(41)	12	(29)
Reclassification adjustments	1	—	1
Unrealized gain (loss)	(40)	12	(28)
Other comprehensive results	$36	$(13)	$23
Year ended Dec. 31, 2005:
Foreign currency translation adjustment:
During the year	$(62)	$20	$(42)
Reclassification adjustments (a)	(15)	—	(15)
Foreign currency translation adjustment	(77)	20	(57)
Minimum pension liability:
During the year	(3)	1	(2)
Reclassification adjustments (a)	3	(1)	2
Minimum pension liability	—	—	—
Unrealized gain (loss) on assets available for sale	(121)	45	(76)
Other comprehensive results	$(198)	$65	$(133)
Year ended Dec. 31, 2006:
Foreign currency translation adjustment	$70	$(1)	$69
SFAS No. 158 adjustment (b)
Pensions	(233)	82	(151)
Other post-retirement benefits	(10)	3	(7)
Unrealized gain (loss) on assets available for sale	43	(16)	27
Other comprehensive results	$(130)	$68	$(62)
(a)	Resulting from the sale of the HR businesses.
(b)	In accordance with SFAS No. 158 in 2006 and SFAS No. 87 in 2005 and 2004.

Mellon Financial Corporation    93

NOTES TO FINANCIAL STATEMENTS

23. Employee benefits

Defined Benefit Retirement Plans

Mellon’s largest subsidiary, Mellon Bank, and some of our smaller subsidiaries sponsor trusteed, noncontributory, defined benefit pension plans. Together, these plans cover substantially all salaried employees of Mellon.

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

Defined benefit retirement plans	2006		2005
(in millions)	Funded	Unfunded	Funded	Unfunded
Weighted-average assumptions used to determine benefit obligations at Dec. 31
Discount rate	6.00%	6.00%	5.75%	5.75%
Rate of compensation increase	3.25	3.25	3.25	3.25
Change in projected benefit obligation
Benefit obligation at beginning of year	$1,401	$158	$1,345	$159
Service cost	52	2	49	3
Interest cost	80	9	76	9
Actuarial (gain)/loss	(32)	2	45	8
Acquisitions	—	—	8	—
Divestitures	—	—	(67)	(6)
Benefits paid	(50)	(16)	(44)	(14)
Foreign currency exchange rate change	15	—	(11)	(1)
Projected benefit obligation at end of year	$1,466	$155	$1,401	$158
Change in plan assets
Fair value of plan assets at beginning of year	$2,038	$—	$1,943	$—
Return on plan assets	275	—	166	—
Employer contributions	17	—	24	—
Acquisitions	—	—	8	—
Divestitures	—	—	(47)	—
Benefits paid	(50)	—	(44)	—
Foreign currency exchange rate change	19	—	(12)	—
Fair value of plan assets at end of year (a)	$2,299	$—	$2,038	$—
Reconciliation of funded status with financial statements
Funded status at Dec. 31	$833	$(155)	$637	$(158)
Unrecognized prior service cost	—	—	17	3
Unrecognized net actuarial loss	—	—	398	38
Net amount recognized at Dec. 31	$833	$(155)	$1,052	$(117)
(a)	Includes 1 million shares of Mellon Financial Corporation common stock, with market values of $47 million (2% of total plan assets) at Dec. 31, 2006 and 3 million shares with a market value of $103 million (5% of total plan assets) at Dec. 31, 2005. The Mellon Bank retirement plan received approximately $2 million of dividends from Mellon Financial Corporation’s common stock in both 2006 and 2005.

94    Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Defined benefit retirement plans	2006		2005		2004
(dollar amounts in millions)	Funded	Unfunded	Funded	Unfunded	Funded	Unfunded
Weighted-average assumptions as of Jan. 1
Discount rate	5.75%	5.75%	6.00%	6.00%	6.25%	6.25%
Expected return on assets	8.50	—	8.50	—	8.50	—
Rate of compensation increase	3.25	3.25	3.25	3.25	3.25	3.25
Components of net periodic benefit cost (credit)
Service cost	$52	$2	$49	$3	$52	$2
Interest cost	80	9	76	9	73	9
Expected return on plan assets	(165)	—	(161)	—	(159)	—
Amortization of prior service cost	3	2	3	2	3	2
Recognized net actuarial loss	47	4	39	4	26	4
Loss on divestitures	—	—	1	1	—	—
Net periodic benefit cost (credit) (a)	$17	$17	$7	$19	$(5)	$17
Amounts expected to be recognized in net periodic benefit cost in the upcoming year
Prior service cost	$3	$1
Net actuarial loss	$37	$3
(a)	Includes discontinued operations expense of less than $1 million in 2006, $7 million in 2005 and $14 million in 2004.

Defined benefit retirement plans	2006		2005
(in millions)	Funded	Unfunded	Funded	Unfunded
Amounts recognized in the balance sheet consist of:
Prior to adoption of SFAS No. 158:
Prepaid benefit cost	$1,059	$—	$1,052	$—
Accrued benefit cost	—	(149)	—	(150)
Intangible asset	—	3	—	3
Accumulated other comprehensive loss	—	28	—	30
Net amount recognized at Dec. 31	$1,059	$(118)	$1,052	$(117)
After adoption of SFAS No. 158:
Net amount recognized	$833	$(155)	$—	$—
Amounts recognized in accumulated other comprehensive results consist of:
Prior service cost	$14	$3	N/A	N/A
Net actuarial loss	212	34	N/A	N/A
Total (before tax effects)	$226	$37	N/A	N/A
Change in accumulated other comprehensive results due to adoption of SFAS No. 158 (before tax effects)	$226	$9	N/A	N/A

The accumulated benefit obligation for all funded defined benefit pension plans was $1.349 billion at Dec. 31, 2006 and $1.295 billion at Dec. 31, 2005. The accumulated benefit obligation for all unfunded defined benefit plans was $149 million at Dec. 31, 2006 and $150 million at Dec. 31, 2005.

There were no funded plans with obligations in excess of plan assets at Dec. 31, 2006 and Dec. 31, 2005.

Mellon considers its accounting policy regarding pensions to be critical to the presentation of our financial statements since it requires us to make complex and subjective estimates and assumptions relating to amounts which are inherently uncertain. This policy, including the assumed discount rate, expected return on plan assets and assumed rate of compensation increase, which was reviewed with the Audit Committee of our Board of Directors, is discussed on the following pages.

Mellon Financial Corporation    95

NOTES TO FINANCIAL STATEMENTS

The data above are prepared in accordance with SFAS No. 87, “Employers’ Accounting for Pensions.” Three primary economic assumptions influence the reported values of plan liabilities and pension costs. SFAS No. 87 directs that each significant assumption used in the measurement of net periodic benefit cost (credit) must reflect Mellon’s best estimate solely with respect to that individual assumption. We take the following factors into consideration when establishing each assumption.

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

When setting the rate of compensation increase assumption, we take into consideration our recent experience with respect to average rates of compensation increase and expectations for future increases to remain competitive, based on compensation survey data relative to average compensation increases that other large corporations have awarded, and compensation increases that other large corporations expect to award over the upcoming year. This assumption is somewhat sensitive to inflation and, therefore, may change from year to year. The assumed rate of compensation increase was 3.25% at Dec. 31, 2006 and 2005.

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

Expected long-term rates of return	2007 and after	Prior to 2007
Stocks	9.50%	10%
Bonds	6.25%	6%
Cash equivalent securities	4.00%	4%
Composite rate	8.25%	8.50%

As the previous table indicates, Mellon intends to reduce its expected return for equities and increase its expected return for fixed-income securities for 2007 and the future, resulting in a net decrease in the expected return on assets. We believe that these individual rates of return are reasonable estimates, based on long-term historical data and third party estimates of future expected returns, of the long-term returns that may be expected from each asset class, and that a 65/30/5 assumed asset mix is a reasonable long-term benchmark for Mellon’s pension plans. Asset classes actually employed in the retirement plans, as well as asset allocation, vary from time to time. This assumption is set with a long-term horizon and, therefore is not necessarily expected to change on an annual basis. The return on plan assets in 2006 for the funded plans was 13.5%. The returns for the 3, 5 and 10 year periods ending in 2006 were 11.2%, 8.4% and 8.7%.

Mellon’s funded pension plans weighted-average asset allocations at Dec. 31, 2006 and 2005, by asset category are as follows:

96    Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Weighted-average asset allocations	Dec. 31,
	2006	2005
Asset category
Equity securities	70%	69%
Debt securities	28	30
Cash and other	2	1
Total	100%	100%

Each retirement plan is administered by fiduciaries who establish investment policy for that plan. Plan assets are invested with the primary objective of satisfying obligations for future benefit payments. The investment policies seek to preserve plan assets and to maximize long-term total return on them, subject to maintaining reasonable constraints on overall portfolio volatility. The investment policies are also designed to comply with applicable regulations (e.g., ERISA in the U.S.). In general, equity securities within any plan’s portfolio are maintained in the range of 45% to 75% of total plan assets, fixed-income securities range from 20% to 50% of plan assets and other assets (including cash equivalents) are held in amounts ranging from 0% to 10% of plan assets. Asset allocation within the approved ranges varies from time to time based on economic conditions (both current and forecast) and the advice of professional investment advisors retained by the fiduciaries.

Mellon expects to make cash contributions to its funded defined benefit pension plans, outside the U.S., in the range of $16 million to $18 million in 2007.

The following benefit payments for Mellon’s funded and unfunded defined benefit pension plans, which reflect expected future service as appropriate, are expected to be paid:

Expected benefit payments (in millions)	Funded Plans	Unfunded Plans
2007	$51	$15
2008	54	15
2009	58	12
2010	61	10
2011	65	9
2012-2016	406	49

The following discussions regarding share based compensation plans and postretirement benefits other than pensions includes amounts in discontinued operations.

Defined Contribution Retirement Plans

Mellon 401(k) Retirement Savings Plan

The Mellon 401(k) Retirement Savings Plan covers our U.S. benefits-eligible employees. Employees’ payroll deductions contributed to the plan are matched by Mellon’s contribution of common stock, at the rate of $.65 on the dollar, up to 6% of the employee’s eligible base salary. The contribution rate was increased to $.75 on the dollar commencing in 2007. In 2006, 2005 and 2004, we recognized $23 million, $25 million and $29 million of expense related to this plan and contributed 629,717; 810,452; and 1,001,069 shares of our common stock. All shares contributed in 2006, 2005 and 2004 were issued from treasury stock. The plan held 11,948,393; 12,296,426; and 13,562,670 shares of Mellon common stock at Dec. 31, 2006, 2005 and 2004.

Other Defined Contribution Plans

Mellon maintains a defined contribution retirement plan in the United Kingdom, which covers Newton Investment Management employees along with certain other non-U.S. employees. In 2006, 2005, and 2004, Mellon recognized $9 million, $8 million and $8 million of expense related to this plan.

Effective Sept. 30, 2006, all existing retirement plans in the United Kingdom were closed to new entrants. This included the defined contribution plan covering Newton employees as well a defined benefit plan covering employees of the Mellon Bank, N.A. London Branch, the asset servicing business and shared services. These plans remain unchanged for employees hired prior to Oct. 1, 2006. All new hires offered employment in the United Kingdom on and after Oct. 1, 2006 participate in a new defined contribution plan that provides a uniform percentage of pay benefit to all eligible employees. The new arrangement is expected to reduce total retirement program costs over time. However, costs will increase by approximately $2 million for the next few years.

Mellon Financial Corporation    97

NOTES TO FINANCIAL STATEMENTS

Stock option expense

Stock option expense (a) (in millions)	2006		2005	2004
Pre-tax	$36	(b)	$24	$16
After-tax	$24		$17	$11
(a)	Determined using the Black-Scholes option pricing model.
(b)	Includes $3 million for our former chairman and chief executive officer, pursuant to his employment contract, recorded in the first quarter of 2006.

We recognize compensation expense for stock option awards on a straight-line basis over the requisite service period.

The Black-Scholes option pricing model requires the use of subjective assumptions, which can materially affect fair value estimates. The fair value of each option was estimated on the date of the grant using assumptions applicable as of that date. The average value of the assumptions used, weighted by the number of options granted on each date, are shown in the following table:

	2006	2005	2004
Expected dividend yields	2.3%	2.5%	2.3%
Risk-free interest rates	4.5%	4.1%	3.8%
Expected volatility	23%	22%	22%
Expected lives of options	5.6 yrs.	5.3 yrs.	5.5 yrs.

Mellon uses a market-based implied volatility for traded options on its stock for the corresponding expected term of the option as the expected volatility assumption input into the Black-Scholes option pricing model. The risk-free interest rate assumption is based upon the yield on the measurement date of zero-coupon Treasury Strips whose maturity period equals the option’s expected term. The dividend yield assumption is based on Mellon’s history and expectation of dividend payouts over the term of the option. The expected life computation was derived based on historical exercise patterns.

Change-in-Control Provisions

If the proposed merger with The Bank of New York is approved by the Mellon shareholders, certain change-in-control provisions will be triggered related to Mellon’s Long-Term Profit Incentive Plan, Stock Option Plans for Outside Directors, ShareSuccess Plan and Director Equity Plan (2006), that will result in the immediate vesting and expensing of most of these benefits upon shareholder approval. At Dec. 31, 2006, there was approximately $70 million of unrecognized compensation cost related to these plans. This amount does not include unrecognized compensation cost for the vesting of benefits for certain senior officers who waived their acceleration of vesting provisions.

Long-Term Profit Incentive Plan

Mellon’s Long-Term Profit Incentive Plan (2004) provides for the issuance of stock options, stock appreciation rights, performance units, deferred cash incentive awards, shares of restricted stock, deferred share awards and other stock-based awards to employees of Mellon and its subsidiaries, as approved by the Compensation and Management Succession Committee (the “Compensation Committee”) of our Board of Directors. Stock options may be granted at prices not less than the fair market value of our common stock on the date of grant. Options may be exercised during fixed periods of time from one year to 10 years from the date of grant. In the event of a change in control of Mellon, as defined in the Plan, these options will become immediately exercisable, unless otherwise provided in the option agreement.

During 2006, 2005 and 2004, options for 1,483,955; 3,832,703; and 6,385,015 shares were granted and options for 4,765,562; 2,459,121; and 1,857,950 shares were exercised. Total outstanding grants as of Dec. 31, 2006, 2005 and 2004 were 25,019,575; 29,807,148; and 32,251,012 shares. The expense recorded in 2006 for these options was $32 million pre-tax, including $3 million for options held by Mellon’s former chairman and CEO, pursuant to his employment agreement. The expense recorded in 2005 was $24 million pre-tax and in 2004 was $18 million pre-tax. At Dec. 31, 2006 and 2005, shares available for grant were 17,352,931 and 18,441,942.

Included in the Dec. 31, 2006, 2005 and 2004 outstanding grants were options for 11,720; 44,655; and 123,026 shares, that become exercisable in full near the end of their 10-year terms, but the exercise dates may be accelerated to an earlier date by the Compensation Committee, based on the optionee’s

98    Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

and Mellon’s performance. There was no expense recorded for these options in 2006, 2005 and 2004.

Restricted stock, performance shares and deferred share awards have also been issued and are outstanding under the Plan. These awards are discussed in the “Mellon Incentive Compensation Plan, Profit Bonus Plan, Performance Shares, Restricted Stock Awards and Director Equity Plan” section on pages 102 and 103 of this report.

Stock Option Plans for Outside Directors

Mellon had two stock option plans providing for the granting of options to non-employee members of our Boards of Directors. The Stock Option Plan for Outside Directors (2001) provided for grants of stock options to the non-employee directors of Mellon and members of our Advisory Board of Directors. This plan was replaced by the Director Equity Plan (2006) in April 2006, and is discussed on page 103. The Stock Option Plan for Affiliate Boards of Directors (1999) provides for grants of stock options to the non-employee members of those boards who are not also members of Mellon’s Board of Directors. No grants can be made to employees of Mellon under these plans. The timing, amounts, recipients and other terms of the option grants are determined by the terms of the directors’ option plans and no person or committee has discretion over these grants. The exercise price of the options is equal to the fair market value of the common stock on the grant date. All options have a term of 10 years from the regular date of grant and become exercisable one year from the regular grant date. Directors elected during the service year are granted options on a pro-rata basis to those granted to the directors at the start of the service year. In the event of a change in control of Mellon, as defined in the directors’ stock option plans, all outstanding options granted under the directors’ stock option plans will become immediately exercisable. Options are also currently outstanding under the Stock Option Plan for the Mellon Financial Group West Coast Board of Directors (1998). This plan was terminated in 2003. No grants were made under this plan in 2006 and no further grants have been or will be made under it.

Total outstanding grants under these plans as of Dec. 31, 2006, 2005 and 2004, were 567,498; 690,046; and 804,506 shares of our common stock. During 2006, 2005 and 2004, options for 6,000; 48,900; and 53,649 shares of our common stock were granted and options for 128,548; 163,360; and 163,900 shares were exercised. The expense recorded in 2006, 2005 and 2004 for these options was less than $1 million pre-tax. At Dec. 31, 2006 and 2005, shares available for grant were 54,827 and 382,420.

Summary

The following tables summarize stock option activity for the last three years for the Long-Term Profit Incentive Plan and the stock option plans for outside directors and the characteristics of outstanding stock options at Dec. 31, 2006. The tables below exclude options issued under Mellon’s ShareSuccess Plan which is described on pages 101 and 102. Requirements for stock option shares can be met from either unissued or treasury shares. All shares issued upon exercise of options in 2006, 2005 and 2004 were from treasury shares.

Mellon Financial Corporation    99

NOTES TO FINANCIAL STATEMENTS

Stock option activity	Shares subject to option	Weighted-average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (b) (in millions)
Balance at Dec. 31, 2003	30,749,271	$30.06
Granted	6,438,664	30.58
Exercised	(2,021,850)	14.19
Forfeited	(2,110,567)	33.69
Balance at Dec. 31, 2004	33,055,518	$30.90
Granted	3,881,603	31.86
Exercised	(2,622,481)	18.29
Forfeited	(3,817,446)	32.79
Balance at Dec. 31, 2005	30,497,194	$31.87
Granted	1,489,955	35.52
Exercised	(4,894,110)	26.67
Forfeited	(1,505,966)	35.35
Balance at Dec. 31, 2006	25,587,073	$32.88	6.0	$239
Vested and expected to vest at Dec. 31, 2006 (a)	25,304,297	$32.88	5.9	$236
Exercisable at Dec. 31, 2006	20,657,313	$32.88	5.3	$193
(a)	The number of options expected to vest is based on unvested options outstanding at Dec. 31, 2006 adjusted for estimated forfeitures.
(b)	Amounts in this column represent options with a positive intrinsic value at Dec. 31, 2006, otherwise known as in-the-money options.

The aggregate intrinsic value of stock options in the preceding table is the pre-tax value that employees and directors could realize if the options were exercised and the employees received the difference between the options’ exercise prices and the $42.15 closing per share market price of Mellon’s common stock at Dec. 29, the last trading day of 2006. The total intrinsic value of options exercised was $55 million for 2006.

As of Dec. 31, 2006, $27 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted average period of 1.6 years.

The weighted-average fair value of options granted was estimated at $8.14 per share in 2006, $6.73 per share in 2005 and $6.43 per share in 2004 and will be expensed on a straight-line basis over the requisite service period.

Stock options outstanding at Dec. 31, 2006 (a)	Outstanding			Exercisable (c)
Exercise price range	Shares	Average remaining life (b)	Average exercise price	Shares	Average exercise price
$19.03 – $ 25.60	3,291,319	4.8	$24.36	3,291,319	$24.36
$26.66 – $ 29.66	2,107,952	7.0	28.30	1,538,953	28.19
$29.95 – $ 30.57	3,483,342	7.0	30.57	3,477,540	30.57
$30.59 – $ 30.65	3,387,919	8.0	30.65	2,190,083	30.65
$30.68 – $ 34.37	3,348,360	8.3	33.58	1,346,667	33.37
$34.41 – $ 35.44	3,247,195	3.8	34.95	2,548,706	34.93
$35.52 – $ 38.50	3,331,045	5.0	38.14	2,960,450	38.31
$38.53 – $ 50.88	3,389,941	4.1	40.79	3,303,595	40.81
	25,587,073	6.0	$32.88	20,657,313	$32.88
(a)	Includes all outstanding stock options, including Board of Director’s stock options.
(b)	Average contractual life remaining in years.
(c)	At Dec. 31, 2005 and 2004, 21,634,091 and 20,540,208 options were exercisable at an average price of $32.26 and $31.43.

100    Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Broad-Based Employee Stock Options

In June 1999, Mellon adopted its ShareSuccess Plan, a broad-based employee stock option plan covering full- and part-time benefited employees who are not participants in the Long-Term Profit Incentive Plan discussed previously. Effective June 15, 1999, each full-time employee was granted an option to purchase 150 shares and each benefited part-time employee was granted an option to purchase 75 shares of Mellon’s common stock. Additional grants, of the same number of shares, were made June 15, 2000, June 15, 2001 and June 14, 2002. (In addition, effective June 15, 2001, each non-benefited part-time employee was granted an option for 75 shares.) The exercise price was equal to the stock price on the grant date. The options become exercisable after seven years, or at any time after one year from the grant date if Mellon’s common stock closing market price equals or exceeds a predetermined price for 10 consecutive trading days. In the event of a change in control of Mellon, as defined in the plan, these options become immediately exercisable, subject to certain conditions. All outstanding options expire 10 years after the grant date. On Nov. 10, 2000, the options granted on June 15, 1999, vested when our common stock closing market price met or exceeded $45 per share for 10 consecutive trading days. The options granted in 2000, 2001 and 2002 have not yet vested and will vest when Mellon’s common stock closing market price meets or exceeds $50, $60 and $45 per share for 10 consecutive trading days. Upon adoption of SFAS 123 (Revised 2004) on Jan. 1, 2006, we began to recognize expense for the unvested portion of these options. An expense of $4 million pre-tax was recorded in the 2006. No expense was recorded in 2005 or 2004 for these options. The following table presents the activity in the ShareSuccess Plan during 2006, 2005 and 2004. All shares issued upon exercise of options were from treasury shares. At Dec. 31, 2006 and 2005, shares available for grant were 4,885,955 and 4,422,405. We do not anticipate additional annual broad-based grants under the ShareSuccess Plan.

Broad-based options	Shares subject to option	Weighted-average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (b) (in millions)
Balance at Dec. 31, 2003	6,716,725	$37.32
Granted	—	—
Exercised	—	—
Forfeited	(727,935)	37.07
Balance at Dec. 31, 2004	5,988,790	$37.35
Granted	—	—
Exercised	—	—
Forfeited	(1,411,725)	36.93
Balance at Dec. 31, 2005	4,577,065	$37.48
Granted	—	—
Exercised	(91,350)	33.65
Forfeited	(463,550)	37.73
Balance at Dec. 31, 2006	4,022,165	$37.54	4.2	$21
Vested and expected to vest at Dec. 31, 2006 (a)	3,637,786	$37.47	4.2	$19
Exercisable at Dec. 31, 2006	589,415	$33.68	2.5	$5
(a)	The number of options expected to vest is based on unvested options outstanding at Dec. 31, 2006 adjusted for estimated forfeitures.
(b)	Amounts in this column represent options with a positive intrinsic value at Dec. 31, 2006, otherwise known as in-the-money options.

Mellon Financial Corporation    101

NOTES TO FINANCIAL STATEMENTS

The aggregate intrinsic value of stock options in the preceding table is the pre-tax value that employees could realize if the options were exercised and the employees received the difference between the options’ exercise prices and the $42.15 closing market price of Mellon’s common stock at Dec. 29, 2006, the last trading day in 2006. The total intrinsic value of options exercised was less than $1 million for the year ended Dec. 31, 2006. As of Dec. 31, 2006, $6 million of total unrecognized compensation cost related to ShareSuccess stock options is expected to be recognized over a weighted-average period of 1.2 years.

Employee Stock Purchase Plan

In early 2001, we implemented an employee stock purchase plan (ESPP). All active employees of Mellon and designated subsidiaries are eligible to participate. Participants purchase common stock at 95% of its fair market value on the last trading day of each three month purchase period. No charge to earnings is required with respect to this plan. In 2006, 116,002 shares were issued at prices ranging from $34.29 to $38.22. In 2005, 161,353 shares were issued at prices ranging from $26.37 to $31.96. At Dec. 31, 2006, 7,630,053 shares were available for purchase under this plan. All shares that were issued were from treasury shares.

Pro forma cost of stock options

For a discussion of the pro forma costs of stock options, see “Pro forma cost of stock options” in Note 1 of Notes to Financial Statements.

Mellon Incentive Compensation Plan, Profit Bonus Plan, Performance Shares, Restricted Stock Awards and Director Equity Plan

Performance-based awards are made to key employees at the discretion of the Compensation Committee of our Board of Directors. The granting of these awards is based upon the performance of the key employees and on Mellon’s overall performance (or particular business line performance) in achieving its objectives. At the Committee’s election, awards may be paid in a lump sum or may be deferred and paid over a period of up to 15 years and can be in the form of cash, common stock, restricted stock or deferred share awards equivalent to restricted stock. Employees are generally prevented from selling or transferring restricted stock or deferred share awards for a three- year period, and generally the shares or units are forfeited if employment is terminated during that period. However, restrictions on some restricted shares will lapse upon the applicable employee’s retirement at age 55 or older with at least five years of employment. No restricted stock was awarded in connection with the Profit Bonus Plan in 2006, 2005 and 2004.

During 2006, Total Shareholder Return (TSR) Performance shares were granted to senior officers under Mellon’s Long-Term Profit Incentive Plan (2004). Under the terms of the TSR Performance share awards, a target award comprised of restricted shares is granted to an employee at the beginning of the three-year performance period. Mellon’s actual TSR for the performance period is compared to the results of its peer group of 19 companies for the same period, with Mellon’s relative position in the group determined by percentile rank. The actual award payout is determined by multiplying the target award by the performance factor percentage provided for Mellon’s percentile ranking. If the actual award exceeds the target award, additional shares are then issued within 45 days of the end of the performance period. Employees who retire and are at least age 55 with five years of service receive a pro-rata award based upon the actual number of months worked during the performance period payable at the end of the period when other participants are paid. In the event of a change in control of Mellon, as defined by the plan, the participants would be eligible for a pro-rata vesting based on the number of months worked in the performance period. The value of the TSR Performance shares was determined using a Monte Carlo simulation model. The Monte Carlo value is expensed on a straight-line basis over the three-year performance period. The amount of compensation expense recognized related to TSR Performance share awards was $3 million in 2006.

In addition to the TSR Performance shares, restricted stock has been granted to senior officers and other key employees under Mellon’s Long-Term Profit Incentive Plan (2004). The vesting of these shares is primarily related to service and is expected to occur over a one-to-seven year period. In the

102    Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

event of a change in control of Mellon, as defined in the plan, the restrictions on sale or transfer will immediately terminate. Employees are generally prevented from selling or transferring restricted stock or deferred share awards for a three-year period, and generally the shares or units are forfeited if employment is terminated during that period. However, the restrictions on some restricted shares will lapse upon the applicable employee’s retirement at age 55 or older with at least five years of employment. In accordance with the provisions of SFAS No. 123 (Revised 2004), we recorded $2 million pre-tax in 2006 related to employees that met the age and service requirements on the date of grant that are necessary to immediately vest in their stock upon retirement.

The total compensation expense recognized for restricted shares, including the TSR Performance shares, was $43 million in 2006, which included $11 million for Mellon’s former chairman and chief executive officer, pursuant to his employment agreement. Expense of $26 million and $28 million was recognized in 2005 and 2004.

The following table summarizes our nonvested restricted stock activity for 2006:

Nonvested restricted stock activity	Number of shares	Weighted- average fair value
Nonvested restricted stock at Dec. 31, 2005	4,108,455	$29.88
Granted (a)	1,317,257	36.35
Vested	(962,878)	26.68
Forfeited	(197,019)	32.33
Nonvested restricted stock at Dec. 31, 2006	4,265,815	$32.49
(a)	The number of shares granted includes 240,368 restricted shares issued in connection with the Walter Scott & Partners acquisition that were not granted under Mellon’s Long-Term Profit Incentive Plan (2004).

As of Dec. 31, 2006, $59 million of total unrecognized compensation costs related to nonvested restricted stock is expected to be recognized over a weighted-average period of approximately 3 years.

Directors Equity Plan (2006)

In April 2006, the Director Equity Plan (2006) was approved by the shareholders and replaced the Stock Option Plan for Outside Directors (2001). In contrast to the Stock Option Plan for Outside Directors (2001), which was limited to stock options, the new Plan offers a variety of types of awards which may be used to provide equity compensation to outside directors. During 2006, 27,240 Deferred Share Units, with a fair market value of $37.43 per unit, were granted to outside directors under the Director Equity Plan (2006). Each Deferred Share Unit entitles the participant to receive a share of Mellon’s common stock. The Deferred Share Units vest on the date of Mellon’s next annual meeting and are payable 30 days following the date the participant’s service on the Board terminates. As of Dec. 31, 2006, there was less than $1 million of total unrecognized compensation costs related to nonvested Deferred Share Units which is expected to be recognized over a weighted-average period of 4 months. At Dec. 31, 2006, shares available for grant under the plan were 768,280.

Postretirement benefits other than pensions

Mellon shares in the cost of providing managed care, Medicare supplement and/or major medical programs for former employees who retired prior to Jan. 1, 1991 and grandfathered employees who met certain age and service requirements as of Jan. 1, 1991. Former employees of Buck Consultants who retired prior to Jan. 1, 2001 and grandfathered employees who met certain age and service requirements as of Dec. 31, 2000 are eligible for both pre-65 and post-65 medical coverage based on the cost sharing arrangements under the Buck plan as in effect on Dec. 31, 2000. Employees who retire prior to age 65 with 15 years of service who are not a part of either grandfathered group are eligible for a defined dollar supplement to assist them in purchasing health insurance coverage under the same plans offered to active employees. When these non-grandfathered retirees reach age 65, they become responsible for their own Medicare supplemental coverage. The net periodic benefit cost of providing these benefits, determined in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” amounted to $7 million in 2006, $5 million in 2005 and $7 million in 2004. Early retirees who do not meet the service requirement are eligible to purchase health coverage at their own

Mellon Financial Corporation    103

NOTES TO FINANCIAL STATEMENTS

expense under the standard plans that are offered to active employees through Consolidated Omnibus Budget Reconciliation Act (COBRA).

The following tables sets forth the components of the costs and liability of Mellon’s postretirement health care and life insurance benefits programs for current and future retirees.

Postretirement benefits other than pensions (in millions)	2006	2005
Weighted-average assumptions used to determine benefit obligations at Dec. 31
Discount rate	6.00%	5.75%
Change in accumulated postretirement benefit obligation
Benefit obligations at beginning of year	$77	$74
Service cost	1	1
Interest cost	4	4
Actuarial (gain)/loss	(2)	5
Divestitures	—	(3)
Benefits paid	(4)	(4)
Accumulated postretirement benefit obligation at end of year	$76	$77
Reconciliation of funded status with financial statements
Funded status	$(76)	$(77)
Unrecognized transition obligation	—	10
Unrecognized net actuarial loss	—	3
Net amount recognized at Dec. 31	$(76)	$(64)

Postretirement benefits other than pensions (in millions)	2006	2005	2004
Weighted-average assumptions as of Jan. 1
Discount rate	5.75%	6.00%	6.25%
Components of net periodic benefit cost (credit)
Service cost	$1	$1	$1
Interest cost	4	4	4
Amortization of transition obligation	2	2	2
Curtailment/special termination charge	—	(2)	—
Net periodic benefit cost	$7	$5	$7
Amounts expected to be recognized in net periodic benefit cost in the upcoming year:
Transition obligation	$2

Post retirement benefits other than pensions (in millions)	2006	2005
Amounts recognized in the balance sheet consist of:
Prior to adoption of SFAS No. 158:
Accrued benefit cost	$(66)	$(64)
Net amount recognized	$(66)	$(64)
After adoption of SFAS No. 158:
Net amount recognized	$(76)	N/A
Amounts recognized in accumulated other comprehensive results consist of:
Transition obligation	$9	N/A
Net actuarial loss	1	N/A
Total (before tax effects)	$10	N/A
Change in accumulated other comprehensive results due to adoption of SFAS No. 158 (before tax effects)	$10	N/A

Discount rates of 5.75%, 6.00% and 6.25%, were used to calculate the 2006, 2005, and 2004 net periodic post retirement benefit costs, and rates of 6.00% and 5.75% were used to value the accumulated postretirement benefit obligations (APBO) at year-end 2006 and 2005. A health care cost trend rate was used to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, technological changes, regulatory requirements and Medicare cost shifting. The future annual increase assumed in the cost of health care benefits was 9.25% for 2006 and was decreased gradually to 4.75% for 2013 and thereafter. The health care cost trend rate assumption may have a significant impact on the amounts reported. Increasing the assumed health care cost trend by one percentage point in each year would increase the APBO by approximately $6 million and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by less than $1 million. Decreasing the assumed health care cost trend by one percentage point each year would decrease the APBO by approximately $6 million and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by less than $1 million.

Effective May 2005, the HR sector of Mellon was sold to ACS. A curtailment gain was calculated in accordance with SFAS No. 106. In accordance with the sale agreement, special provisions were established to recognize age and future service with ACS through Dec. 31, 2005, for the purpose of determining eligibility for postretirement medical

104    Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

benefits under the Mellon Plan. As a result, a special termination benefit charge was also calculated in accordance with SFAS No. 106.

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

The following benefit payments for Mellon’s postretirement benefits other than pension plans, which reflect expected future service as appropriate, are expected to be paid:

Expected benefit payments - postretirement benefits other than pensions (in millions)	With subsidy	Without subsidy
2007	$5	$6
2008	6	6
2009	6	6
2010	6	7
2011	6	7
2012-2016	34	35

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

Under the first and currently more restrictive of the foregoing federal dividend limitations, Mellon’s national bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to Dec. 31, 2006, of up to approximately $85 million of their retained earnings of $1.703 billion at Dec. 31, 2006, less any dividends declared and plus or minus net profits or losses, as defined, earned between Jan. 1, 2007, and the date of any such dividend declaration.

The payment of dividends also is limited by minimum capital requirements imposed on banks. As of Dec. 31, 2006, Mellon’s bank subsidiaries exceed these minimum requirements. The bank subsidiaries declared dividends of $645 million in 2006, $675 million in 2005 and $466 million in 2004. The Federal Reserve Board and the OCC have issued additional guidelines that require bank holding companies and national banks to continually evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition.

The Federal Reserve Act limits extensions of credit by Mellon’s bank subsidiaries to our Parent Corporation and all other subsidiaries of our Parent Corporation, and requires such extensions to be collateralized and limits the amount of investments by our bank subsidiaries in these entities. At Dec. 31, 2006, such extensions of credit and investments were limited to $371 million to the Parent Corporation or any other subsidiaries and to $743 million in total to the Parent Corporation and all of its other subsidiaries. Outstanding extensions of credit net of collateral subject to these limits were $227 million at Dec. 31, 2006.

25. Legal proceedings

Various legal actions and proceedings are pending or are threatened against Mellon and our subsidiaries and certain former subsidiaries, some of which seek relief or damages in amounts that are substantial. These actions and proceedings arise in the ordinary course of our businesses and operations and include suits relating to our servicing, investment, mutual fund, advisory, trust, custody, shareholder services, working capital solutions, lending, collections and other activities and operations. Certain actions and proceedings relate to businesses that have been divested. From time to time, Mellon may be involved in regulatory enforcement matters in which claims for disgorgement, the imposition of penalties and/or other remedial sanctions are possible.

Mellon Financial Corporation    105

NOTES TO FINANCIAL STATEMENTS

As previously reported in a Current Report on Form 8-K dated Aug. 18, 2006, our bank subsidiary, Mellon Bank, entered into a settlement agreement with the United States Attorney for the Western District of Pennsylvania that relates to the April 2001 incident in Mellon’s Pittsburgh IRS Processing Unit. Under the terms of the settlement, Mellon has agreed to have an independent third party monitor compliance with the terms of the agreement for a three year period. No monetary penalties or fines were imposed by the agreement, although Mellon will reimburse the federal government for $30 thousand of costs incurred by an outside vendor. If Mellon complies with the terms of the agreement, the U.S. Attorney will not prosecute Mellon. The agreement should not impair Mellon’s ability to serve as a long-standing government contractor.

As previously reported in a Current Report on Form 8-K dated Sept. 30, 2005, Mellon Investor Services LLC (“MIS”), our transfer agent subsidiary, has received a “Wells Notice” from the Philadelphia District Office of the Securities and Exchange Commission (SEC) indicating that the staff intends to recommend that the SEC bring a civil injunctive action against MIS for violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder. A Wells Notice indicates that the SEC’s staff has made a preliminary decision to recommend that the SEC authorize the staff to bring a civil action. However, a Wells Notice is not a formal allegation or proof of wrongdoing. The notice provides MIS the opportunity to respond formally to the SEC staff before the staff makes a final determination whether to recommend that the SEC initiate an action.

The SEC staff has informed MIS that its recommendation relates to MIS’ disclosure practices to its transfer agency (issuer) clients during the period 2001 through late 2004 concerning the receipt of fees from a search firm that performs in-depth searches for “lost” shareholders. Fees received by MIS from this firm during this period aggregate to approximately $5 million. MIS believes that the SEC staff has been investigating related practices at other transfer agents. MIS has been cooperating fully with the SEC staff in its investigation and has made a submission explaining why it believes that its conduct was lawful.

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

26. Off-balance sheet financial instruments with contract amounts that represent credit risk

Off-balance sheet risk

In the normal course of business, Mellon becomes a party to various financial transactions that are not fully recorded on its balance sheet under GAAP. Because these transactions are not funded, they are not reflected on the balance sheet and are referred to as financial instruments with off-balance sheet risk. We offer off-balance sheet financial instruments to enable our customers to meet their financing objectives and providing those instruments generates fee revenue for Mellon. These off-balance sheet instruments are subject to credit and market risk. We manage credit risk by:

•	dealing only with approved counterparties under specific credit limits; and by

•	monitoring the amount of outstanding contracts by customer and in the aggregate against such limits.

Counterparty limits are monitored on an ongoing basis. Market risk arises from changes in the market value of contracts as a result of the fluctuations in interest and currency rates.

106    Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Off-balance sheet financial instruments with contract amounts that represent credit risk (a)	Dec. 31,
(in millions)	2006	2005
Unfunded commitments to extend credit (b):
Expire within one year	$3,980	$4,264
Expire within one to five years	7,763	7,520
Expire over five years	321	253
Total unfunded commitments to extend credit	$12,064	$12,037
Commercial real estate commitments held for sale	—	307
Commercial letters of credit (c)	3	14
Other guarantees and indemnities:
Standby letters of credit and foreign and other guarantees (d)	1,481	1,426
Custodian securities lent with indemnification against broker default of return of securities	122,640	105,801
Liquidity support provided to TRFC	3,213	1,550
(a)	Total contractual amounts do not necessarily represent future cash requirements.
(b)	Net of participations totaling $427 million at Dec. 31, 2006 and $520 million at Dec. 31, 2005.
(c)	Net of participations and collateral totaling $17 million at Dec. 31, 2006 and $8 million at Dec. 31, 2005.
(d)	Net of participations and cash collateral totaling $145 million at Dec. 31, 2006 and $157 million at Dec. 31, 2005.

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

Of the $12 billion of contractual commitments for which we received a commitment fee or which were otherwise legally binding, approximately 33% of the commitments are scheduled to expire within one year, and approximately 97% are scheduled to expire within five years. Total unfunded commitments to extend credit increased $27 million, or less than 1%, at Dec. 31, 2006 compared to Dec. 31, 2005. Unfunded commitments to extend credit expiring over one year increased $311 million, or 4%, at Dec. 31, 2006, compared to Dec. 31, 2005, primarily resulting from a shift towards longer maturities of loan commitments. At Dec. 31, 2006, we had a $77 million reserve for credit exposure to outstanding commitments.

Letters of credit and foreign and other guarantees

There are two principal types of letters of credit—standby and commercial. The off-balance sheet credit risk involved in issuing standby and commercial letters of credit is represented by their contractual amounts and is essentially the same as the credit risk involved in unfunded commitments to extend credit. Mellon minimizes this risk by adhering to its written credit policies and by requiring security and debt covenants similar to those contained in loan agreements. We believe the market risk associated with letters of credit and foreign guarantees is minimal.

Standby letters of credit and foreign and other guarantees	Dec. 31,		Weighted-average years to maturity at Dec. 31,
(dollar amounts in millions)	2006	2005	2006	2005
Commercial paper and other debt	$166	$207.9		.8
Tax-exempt securities	21	11	3.1	1.5
Bid- or performance- related	178	200	1.9	1.4
Other commercial	1,116	1,008	1.6	1.7
Total standby letters of credit and foreign and other guarantees	$1,481	$1,426	1.6	1.5

Mellon Financial Corporation    107

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

Our outstanding exposure to standby letters of credit at Dec. 31, 2006 was $1.5 billion, with approximately 85% maturing within three years. At Dec. 31, 2006, we had a $7 million reserve for credit exposure to outstanding letters of credit.

We must recognize, at the inception of standby letters of credit and foreign and other guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. At Dec. 31, 2006, we had a liability of $8 million related to letters of credit issued or modified since Dec. 31, 2002. As required by FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” the fair value of the liability, which was recorded with a corresponding asset in other assets, was estimated as the present value of contractual customer fees.

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

Mellon currently enters into two types of agency securities lending arrangements—lending with and without indemnification. In securities lending transactions without indemnification, we bear no contractual risk of loss other than due to negligence. For transactions in which we provide an indemnification, Mellon generally only indemnifies the owner of the securities against borrower default. If the borrower defaults on returning the securities, our risk of loss occurs if the collateral, when received, is insufficient to purchase and replace securities from these defaulted loans. There were no counterparty default losses on security lending transactions in 2006, 2005 and 2004. Additional market risk associated with securities lending transactions arises from interest rate movements that affect the spread between the rate paid to the securities borrower on the borrower’s collateral and the rate we earn on that collateral. This risk is controlled through policies that limit the level of such risk that can be undertaken.

Other guarantees and indemnities

In the normal course of business, Mellon offers guarantees in support of certain joint ventures and subsidiaries, and certain other guarantees and indemnities.

Mellon Bank, N.A. and ABN AMRO Bank N.V. (ABN AMRO) entered into a joint venture to provide global securities services, with operations commencing in January 2003. Each of the two partners signed a statutory declaration under Dutch law to be jointly and severally liable with the joint venture to parties that have a provable contractual debt or damage claim. The benefit of this declaration is potentially available to all creditors

108    Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

and customers of the joint venture with valid legal claims if the joint venture defaults. The guarantee totaled approximately $78 billion at Dec. 31, 2006 compared with $43 billion at Dec. 31, 2005, primarily related to securities lending activity. Agency securities lending represented $72 billion of this guarantee at Dec. 31, 2006, primarily related to the indemnification of the owner of the securities against broker default. These securities lending transactions were collateralized primarily with cash and OECD government securities totaling $70 billion. The joint venture also indemnifies $483 million of cash collateral reinvested in repurchase agreements for risk of market or credit loss. The potential exposure of this guarantee assumes that there is no capital or assets of the joint venture to satisfy such claims, and that there is no level of contribution by ABN AMRO, which has an S&P 500 long-term credit rating of AA- and a Moody’s senior debt rating of Aa3.

Mellon provides liquidity support and a letter of credit in support of TRFC’s commercial paper. For a discussion of these arrangements, see Note 7 of Notes to Financial Statements.

Mellon has also provided customary representations for underwriting agreements, acquisition and divestiture agreements, sales of loans and commitments, and other similar types of arrangements and customary indemnification for claims and legal proceedings related to providing of financial services. We have purchased insurance to mitigate certain of these risks. Mellon is a minority equity investor in, and member of, several industry clearing or settlement exchanges through which foreign exchange, securities or other transactions settle. Certain of these industry clearing or settlement exchanges require their members to guarantee their obligations and liabilities or to provide financial support in the event other partners do not honor their obligations. It is not possible to estimate a maximum potential amount of payments that could be required with respect to such agreements.

27. Derivative instruments used for trading and interest rate risk management purposes

Derivative instruments used for trading and interest rate risk management purposes	Dec. 31,
	Notional amount		Credit risk
(in millions)	2006	2005	2006	2005
Trading:
Commitments to purchase and sell foreign currency contracts	$112,644	$72,562	$849	$537
Foreign currency option contracts purchased	1,065	4,361	13	49
Foreign currency option contracts written	1,223	5,688	—	—
Interest rate agreements:
Interest rate swaps	18,346	15,180	165	135
Options, caps and floors purchased	582	563	2	1
Options, caps and floors written	842	858	—	—
Futures and forward contracts	10,671	6,946	—	—
Equity options	1,207	1,859	139	158
Credit default swaps	321	598	—	—
Total return swaps	148	27	1	—
Interest rate risk management:
Interest rate swaps	1,635	3,110	14	57
			$1,183	$937
Effect of master netting agreements			(532)	(443)
Total net credit risk			$651	$494

Following is a brief discussion of the instruments listed in the above table. The amount of credit risk associated with these instruments results from mark-to-market gains and interest receivables and is calculated after considering master netting agreements, which are generally applicable to derivative instruments used for both trading activities and interest rate risk management purposes. The credit risk for these instruments is reported in other assets on Mellon’s balance sheet. Market risk associated with these instruments arises from changes in the market value of contractual positions caused by actual or anticipated movements in currency or interest rates and, for equity options, movements in the equity markets. We limit our exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched

Mellon Financial Corporation    109

NOTES TO FINANCIAL STATEMENTS

positions. There were no counterparty default losses on these instruments in 2006, 2005 or 2004.

Commitments to purchase and sell foreign currency contracts

Commitments to purchase and sell foreign currency facilitate the management of market risk by ensuring that, at some future date, Mellon, or a customer, will have a specified currency at a specified rate. We enter into foreign currency contracts to assist customers in managing their currency risk and as part of our trading activities. The notional amount does not represent the actual market or credit risk associated with this product. We manage credit risk by dealing only with approved counterparties under specific credit limits and by monitoring outstanding contracts by customer and in the aggregate against such limits. The future cash requirements, if any, related to foreign currency contracts are represented by the net contractual settlement between Mellon and its counterparties.

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

Interest rate swaps

Interest rate swaps obligate two parties to exchange one or more payments generally calculated with reference to fixed or periodically reset rates of interest applied to a specified notional principal amount. Notional principal is the amount upon which interest rates are applied to determine the payment streams under interest rate swaps. Such notional principal amounts often are used to express the volume of these transactions but are not typically exchanged between the counterparties.

Mellon has entered into interest rate swaps to assist customers in managing their interest rate risk. We also use interest rate swaps as part of our interest rate risk management strategy primarily to alter the interest rate sensitivity of our long-term debt and certificate of deposit liabilities.

Credit risk is managed through credit approval procedures that establish specific lines for individual counterparties and limit credit exposure to various portfolio segments. Counterparty and portfolio outstandings are monitored against such limits on an ongoing basis. Mellon has entered into collateral agreements with certain counterparties to interest rate swaps to further secure amounts due. The collateral is generally cash, U.S. government securities or mortgage pass-through securities guaranteed by the Government National Mortgage Association (GNMA). The future cash requirements of interest rate swaps are limited to the net amounts payable under these swaps. At Dec. 31, 2006, 67% of the notional principal amount of interest rate swaps used for trading purposes were scheduled to mature in less than five years.

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

110    Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

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

Credit default swaps

Credit default swaps allow the transfer of credit risk from one party to another for a fee. These swaps are used to mitigate credit risk associated with commercial lending activities. Credit risk is managed by setting specific credit limits and by monitoring outstandings by counterparty and in the aggregate against such limits.

Total return swaps

A total return swap is a derivative contract under which the total return (dividend/interest payments and any capital gains or losses) from a specified instrument or index is exchanged for a specified fixed or floating cash flow that is not related to the creditworthiness of the referenced asset. We enter into total return swaps to minimize the risk related to investments in start-up mutual funds that are based on specific market indexes.

28. Concentrations of credit risk

For a discussion of credit risk and the credit risk management process employed by Mellon, see the first five paragraphs of “Credit risk” on page 37. These paragraphs are incorporated by reference into these Notes to Financial Statements.

The maximum risk of accounting loss from on- and off-balance sheet financial instruments with counterparties is represented by their respective balance sheet amounts and the contractual or replacement cost of the off-balance sheet financial instruments. Significant credit concentrations for Mellon at Dec. 31, 2006 and 2005 were:

•

U.S. government and its agencies and U.S. government sponsored agencies. Substantially all of this exposure consists of investment securities, securities available for sale and the related interest receivable and balances due from the Federal Reserve (see Note 6 of Notes to Financial Statements).

•

Financial institutions, which include finance-related companies; domestic and international banks and depository institutions; and securities and commodities brokers. Our credit exposure to financial institutions includes interest-bearing deposits with banks and certain loans included on the balance sheet and certain off-balance sheet unfunded loan commitments. This exposure totaled approximately $5 billion at Dec. 31, 2006.

29. Fair value of financial instruments

A financial instrument is defined by SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” as cash, evidence of an ownership interest in an entity, or a contract that creates a contractual obligation or right to deliver to or receive cash or another financial instrument from a second entity on potentially favorable terms.

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

Mellon Financial Corporation    111

NOTES TO FINANCIAL STATEMENTS

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

We used the following methods and assumptions in estimating the fair value of our financial instruments at Dec. 31, 2006 and 2005.

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

Trading account securities, securities available for sale and investment securities

Trading account securities and securities available for sale are recorded at market value on our balance sheet. Market values of trading account securities, securities available for sale and investment securities in many instances are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, market value is estimated using quoted market prices for securities with similar credit, maturity and interest rate characteristics. The tables in Note 6 of Notes to Financial Statements present in greater detail the carrying value and market value of securities available for sale and investment securities at Dec. 31, 2006 and 2005.

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

112    Mellon Financial Corporation

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

Financial instruments - summary	Dec. 31, 2006		Dec. 31, 2005
(in millions)	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Assets:
Investment securities (a)	$144	$145	$167	$170
Loans (b)	5,606	5,599	6,099	6,098
Reserve for loan losses (b)	(39)	—	(44)	—
Net loans	5,567	5,599	6,055	6,098
Other assets (c)	3,196	3,196	3,439	3,448
Receivables related to derivative instruments	651	651	494	494
Liabilities:
Fixed-maturity deposits (d)	$9,136	$9,134	$6,208	$6,205
Notes and debentures, and junior subordinated debentures (a)	5,053	5,159	4,705	4,854
Payables related to derivative instruments	557	557	364	364
(a)	Market or dealer quotes were used to estimate the fair value of these financial instruments, if available.
(b)	Excludes lease finance assets of $383 million and $474 million, as well as the related reserve for loan losses of $17 million and $19 million at Dec. 31, 2006 and Dec. 31, 2005. Lease finance assets are not considered financial instruments as defined by SFAS No. 107.
(c)	Excludes non-financial instruments.
(d)	Includes negotiable certificates of deposit, other time deposits and savings certificates. SFAS No. 107 defines the estimated fair value of deposits with no stated maturity, which includes demand deposits and money market and other savings accounts, to be equal to the amount payable on demand. Therefore, the positive effect of Mellon’s $18.195 billion of such deposits at Dec. 31, 2006 and $19.866 billion of such deposits at Dec. 31, 2005 is not included in this table.

Mellon Financial Corporation    113

NOTES TO FINANCIAL STATEMENTS

30. Proposed merger with The Bank of New York Company, Inc.

On Dec. 3, 2006, Mellon entered into an agreement to merge with The Bank of New York Company, Inc., which would create an asset servicer with, on a pro forma basis, more than $17 trillion in assets under custody and administration, $8 trillion in assets under corporate trusteeship and over $1.1 trillion in assets under management at Dec. 31, 2006. The Bank of New York is headquartered in New York City and employs approximately 23,000.

Under the terms of the merger agreement, a new company will be formed, to be called The Bank of New York Mellon Corporation, in which Mellon shareholders will receive one share of common stock for each share of Mellon common stock outstanding on the closing date and The Bank of New York shareholders will receive .9434 shares of common stock for each share of The Bank of New York common stock outstanding on the closing date. The parties anticipate that the new company will record a restructuring charge of approximately $1.3 billion, pre-tax, a portion of which will be capitalized at the close of the transaction, with the remaining incurred over a 3 year period.

Mellon has entered into a stock option agreement with The Bank of New York, in which Mellon has granted The Bank of New York an option to purchase up to 82,641,656 shares of Mellon common stock at a price per share equal to the lesser of $40.05 or the closing sale price of Mellon common stock on the trading day immediately preceding the exercise date; but in no case may The Bank of New York acquire more than 19.9% of the outstanding shares of Mellon common stock under this stock option agreement. The Bank of New York cannot exercise the option unless specified triggering events occur. These events generally relate to business combinations or acquisition transactions involving Mellon and a third party.

The option could have the effect of discouraging a third party from trying to acquire Mellon prior to completion of the transaction or termination of the merger agreement. Upon the occurrence of certain triggering events, Mellon may be required to repurchase the option and/or any shares of Mellon common stock purchased by The Bank of New York under the option at a predetermined price, or The Bank of New York may choose to surrender the option to Mellon for a cash payment of $725 million. In no event will the total profit received by The Bank of New York with respect to this option exceed $825 million.

Mellon has entered into a stock option agreement with The Bank of New York, in which The Bank of New York has granted Mellon an option to purchase up to 149,621,546 shares of The Bank of New York’s common stock at a price per share equal to the lesser of $35.48 or the closing sale price of The Bank of New York’s common stock on the trading day immediately preceding the exercise date; but in no case may Mellon acquire more than 19.9% of the outstanding shares of The Bank of New York’s common stock under this stock option agreement. Mellon cannot exercise the option unless specified triggering events occur. These events generally relate to business combinations or acquisition transactions involving The Bank of New York and a third party.

The option could have the effect of discouraging a third party from trying to acquire The Bank of New York prior to completion of the transaction or termination of the merger agreement. Upon the occurrence of certain triggering events, The Bank of New York may be required to repurchase the option and/or any shares of The Bank of New York’s common stock purchased by Mellon under the option at a predetermined price, or Mellon may choose to surrender the option to The Bank of New York for a cash payment of $1.15 billion. In no event will the total profit received by Mellon with respect to this option exceed $1.3 billion.

The board of directors of both companies have unanimously approved the merger agreement and adopted a resolution recommending the adoption of the merger agreement by its respective shareholders. Each party has agreed to put these matters before their respective shareholders for consideration. Subject to satisfaction of various conditions of closing, the merger is currently expected to close early in the third quarter of 2007.

114    Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

31. Mellon Financial Corporation (Parent Corporation)

Condensed Income Statement – Mellon Financial Corporation (Parent Corporation) (a)	Year ended Dec. 31,
(in millions)	2006	2005	2004
Dividends from bank subsidiaries	$613	$644	$435
Dividends from nonbank subsidiaries	99	150	99
Interest revenue from bank subsidiaries	30	20	6
Interest revenue from nonbank subsidiaries	122	97	103
Other revenue	48	52	35
Total revenue	912	963	678
Interest expense on affiliate loans	9	4	2
Interest expense on notes and debentures	156	130	103
Interest expense on junior subordinated debentures	83	64	55
Other expense	105	102	66
Total expense	353	300	226
Income before income taxes and equity in undistributed net income of subsidiaries	559	663	452
Provision (benefit) for income taxes	(110)	(12)	(85)
Equity in undistributed net income:
Bank subsidiaries	(24)	98	131
Nonbank subsidiaries	253	9	128
Net income	$898	$782	$796

(a)	Includes results of discontinued operations.

Condensed Balance Sheet – Mellon Financial Corporation (Parent Corporation)	Dec. 31,
(in millions)	2006	2005
Assets:
Cash and money market investments with bank subsidiary	$791	$360
Securities available for sale	245	469
Loans and other receivables due from nonbank subsidiaries	2,433	2,152
Other receivables due from bank subsidiaries	7	23
Investment in bank subsidiaries	3,072	3,220
Investment in nonbank subsidiaries	1,848	1,215
Corporate-owned life insurance	853	774
Other assets	265	141
Total assets	$9,514	$8,354
Liabilities:
Deferred compensation	$447	$380
Affiliate borrowings	179	92
Other liabilities	136	14
Notes and debentures (with original maturities over one year)	2,664	2,624
Junior subordinated debentures	1,412	1,042
Total liabilities	4,838	4,152
Shareholders’ equity	4,676	4,202
Total liabilities and shareholders’ equity	$9,514	$8,354

Mellon Financial Corporation    115

NOTES TO FINANCIAL STATEMENTS

Condensed Statement of Cash Flows – Mellon Financial Corporation (Parent Corporation)	Year ended Dec. 31,
(in millions)	2006	2005	2004
Cash flows from operating activities:
Net income	$898	$782	$796
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiaries	(229)	(107)	(259)
Net (increase) decrease in accrued interest receivable	(4)	(1)	20
Deferred income tax benefit	(17)	(28)	(29)
Net (decrease) increase from other operating activities	(26)	5	29
Net cash provided by operating activities	622	651	557
Cash flows from investing activities:
Net (increase) decrease in short- term deposits with affiliated banks	(444)	199	(245)
Purchases of securities available for sale	(2,386)	(2,082)	(1,129)
Proceeds from maturities of securities available for sale	2,622	1,892	1,233
Loans made to subsidiaries	(843)	(216)	(422)
Principal collected on loans to subsidiaries	582	654	554
Net capital contributed to subsidiaries	(3)	(409)	(86)
Proceeds from divestitures	1	322	—
Net decrease from other investing activities	(54)	(48)	(52)
Net cash provided by (used in) investing activities	(525)	312	(147)
Cash flows from financing activities:
Net decrease in commercial paper	—	(6)	(4)
Repayments of long-term debt	—	(300)	(200)
Net proceeds from issuance of long-term debt	—	—	298
Net proceeds from issuance of trust-preferred securities	372	—	—
Proceeds from issuance of common stock	144	61	36
Proceeds from the issuance of ESPP shares	4	5	6
Repurchase of common stock	(388)	(385)	(266)
Dividends paid on common stock	(355)	(327)	(297)
Tax benefit realized on share-based payment awards	26	—	—
Net increase (decrease) from other financing activities	87	(7)	16
Net cash used in financing activities	(110)	(959)	(411)
Change in cash and due from banks:
Net increase (decrease) in cash and due from banks	(13)	4	(1)
Cash and due from banks at beginning of year	15	11	12
Cash and due from banks at end of year	$2	$15	$11
Supplemental disclosures
Interest paid	$239	$195	$160
Income taxes paid (a)	$396	$356	$222
Income taxes refunded (a)	—	(64)	(49)
Payments received from subsidiaries	(488)	(305)	(174)
Net income taxes received	$(92)	$(13)	$(1)
(a)	Includes discontinued operations.

32. Supplemental information to the Consolidated Statement of Cash Flows

Noncash investing and financing transactions that, appropriately, are not reflected in the Consolidated Statement of Cash Flows are listed below.

Noncash investing and financing transactions	Year ended Dec. 31,
(in millions)	2006	2005	2004
Net transfer to loans held for sale	$—	$560	$—
Net transfers to acquired property	$2	$—	$1
Purchase acquisitions (a):
Fair value of noncash assets acquired including goodwill and other intangibles	609	187	255
Liabilities assumed	(132)	(25)	(29)
Common stock issued from treasury	(113)	—	(2)
Net cash disbursed	$364	$162	$224

(a)	Purchase acquisitions in 2006 primarily relate to ClearTran, the Planned Giving Services Group of U.S Trust Corporation, Singer & Friedlander, and Walter Scott & Partners Limited, as well as the additional consideration for certain mutual fund assets acquired from Bear Stearns, City Capital, Inc., The Arden Group, Inc., and Standish Mellon. In 2005; City Capital, Inc., Derivative Portfolio Management and the remaining 50% of the Russell Mellon joint venture, as well as the additional consideration for Pareto Partners, Evaluation Associate Capital Markets, HBV Capital Management, Safeco Trust Company, Bear Stearns, Standish Mellon, Paragon Asset Management and Weber Fulton. In 2004, The Providence Group, SourceNet Solutions, Inc., Safeco Trust Company, Paragon Asset Management Company, Evaluation Associates Capital Markets, and the remaining 70% interest in Pareto Partners, as well as the additional consideration for Van Deventer & Hoch, Standish Mellon and The Arden Group.

33. International operations

Foreign activity includes asset management and asset servicing fee revenue generating businesses, foreign exchange trading activity, loans and other revenue producing assets and transactions in which the customer is domiciled outside of the United States and/or the foreign activity is resident at a foreign entity. We have approximately 2,800 employees at non-U.S. locations (excluding joint ventures), principally in the United Kingdom and other European countries. Due to the nature of our foreign and domestic activities, it is not possible to precisely set apart the foreign and domestically

116    Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

domiciled customers. As a result, it is necessary to make certain subjective assumptions such as:

•	Net income from international operations is determined after internal allocations for interest income, taxes, expenses, and provision and reserve for credit losses.

•	Expenses charged to international operations include those directly incurred in connection with such activities, as well as an allocable share of general support and overhead charges.

International assets, revenue, continuing income from international operations before income taxes and continuing income from international operations are shown in the following table.

Foreign and domestic total assets and results from continuing operations (in millions)	Foreign		Domestic	Total
2006 (a)
Total assets	$5,382	(b)	$36,096	$41,478
Total revenue	1,124	(b)	4,191	5,315
Income before taxes	261		985	1,246
Income	197		735	932
2005
Total assets	$3,164	(b)	$35,514	$38,678
Total revenue	872	(b)(c)	3,809	4,681
Income before taxes	284	(c)	1,018	1,302
Income	190		694	884
2004
Total assets	$5,192	(b)	$31,923	$37,115
Total revenue	650	(b)(c)	3,465	4,115
Income before taxes	160	(c)	969	1,129
Income	108		673	781
(a)	2006 information reflects immaterial refinements in methodology from prior periods.
(b)	In 2006, includes assets of approximately $4.6 billion and revenue of approximately $735 million of international operations domiciled in the U.K., which is 11% of consolidated total assets and 14% of total continuing revenues. In 2005, includes assets of approximately $2.4 billion and revenue of approximately $560 million of international operations domiciled in the U.K., which was 6% of consolidated total assets and 12% of total continuing revenues. In 2004, includes assets of approximately $4.6 billion and revenue of approximately $470 million of international operations domiciled in the U.K., which was in excess of 12% of consolidated total assets and 11% of continuing revenues.
(c)	Includes the $197 million and $93 million pre-tax gains from the sale of our investment in Shinsei Bank in 2005 and 2004, respectively.

Mellon Financial Corporation    117

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Mellon Financial Corporation:

We have audited the accompanying consolidated balance sheets of Mellon Financial Corporation and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mellon Financial Corporation and subsidiaries at December 31, 2006 and 2005 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 2 to the consolidated financial statements, the Corporation changed its method of accounting for employer defined benefit pension and other postretirement plans effective December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 158.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Mellon Financial Corporation’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 22, 2007 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

February 22, 2007

118    Mellon Financial Corporation

DIRECTORS AND SENIOR MANAGEMENT COMMITTEE

Directors

Mellon Financial Corporation and Mellon Bank, N.A.

Ruth E. Bruch(5)

Senior Vice President and

Chief Information Officer

Kellogg Company

Cereal and convenience foods

Paul L. Cejas(2)

Chairman and Chief Executive Officer

PLC Investments Inc.

Investments

Jared L. Cohon(2)

President

Carnegie Mellon University

Private coeducational research university

Steven G. Elliott(1)

Senior Vice Chairman

Mellon Financial Corporation

Ira J. Gumberg(1, 5)

President, Chief Executive Officer

J.J. Gumberg Co.

Real estate development and acquisition

Edmund F. Kelly(3, 4)

Chairman, President and

Chief Executive Officer

Liberty Mutual Group

Multiline insurance company

Robert P. Kelly(1)

Chairman, President and

Chief Executive Officer

Mellon Financial Corporation

Robert Mehrabian(1, 5)

Chairman, President and

Chief Executive Officer

Teledyne Technologies Incorporated

Advanced industrial technologies

Seward Prosser Mellon

President and Chief Executive Officer

Richard K. Mellon and Sons

Investments

President, Chief Executive Officer and Trustee

Richard King Mellon Foundation

Philanthropy

Mark A. Nordenberg(3, 4)

Chancellor

University of Pittsburgh

Major public research university

David S. Shapira(1, 3)

Chairman, Chief Executive Officer and President

Giant Eagle Inc.

Retail grocery store chain

William E. Strickland Jr.(3)

President and Chief Executive Officer

Manchester Bidwell Corporation

Education of inner-city youth and economically disadvantaged individuals

John P. Surma(1, 2, 4)

Chairman and Chief Executive Officer

United States Steel Corporation

Steel manufacturing

Wesley W. von Schack(1, 2, 4, 6)

Chairman, President and

Chief Executive Officer

Energy East Corporation

Energy services company

Chairmen Emeriti

J. David Barnes

Frank V. Cahouet

William B. Eagleson Jr.

Martin G. McGuinn

Subsidiary Boards

Mellon 1ST Business Bank, N.A.

John E. Anderson

W. Peter Bohn

R. Joseph De Briyn

F. David Hare

David F. Lamere

David R. Misch

Joseph P. Sanford

Thomas F. Savage

Mellon United National Bank

James J. Blosser

Pedro Jose Greer Jr.

Mark Kaplan

Gerald Katcher

David F. Lamere

David Lawrence Jr.

J. David Officer

Aaron S. Podhurst

Merrett R. Stierheim

Craig R. Sutherland

Mario Trueba

Sherwood M. Weiser

All listings as of February 20, 2007

(1)	Executive Committee
(2)	Audit Committee
(3)	Risk Committee
(4)	Corporate Governance and Nominating Committee
(5)	Compensation and Management Succession Committee
(6)	Lead Director

Senior Management Committee

Operating Committee

Robert P. Kelly*

Chairman, President and

Chief Executive Officer

Steven G. Elliott*

Senior Vice Chairman

David F. Lamere*

Vice Chairman

Ronald P. O’Hanley*

Vice Chairman

James P. Palermo*

Vice Chairman

Michael A. Bryson*

Chief Financial Officer

Rose M. Gabbianelli

Corporate Affairs

Carl Krasik

General Counsel and Secretary

Jonathan M. Little

The Dreyfus Corporation

Mellon Global Investments

Co-Chair, Mellon International

Lisa B. Peters

Human Resources

Timothy P. Robison*

Chief Risk & Compliance Officer and

Corporate Ethics Officer

Kevin L. Shearan

Chief Information Officer

Robert W. Stasik

Payment Solutions & Investor Services

Mellon Financial Corporation    119

DIRECTORS AND SENIOR MANAGEMENT COMMITTEE

Senior Managers

Richard B. Arrington

Mellon Institutional Banking

Nadine S. Chakar

Asset Servicing

ABN AMRO Mellon

Global Securities Services

Gregory J. Cicero

Mellon Working Capital Solutions

Ismail Dawood

Corporate Strategy & Development

Frank D. Dittrich

Asset Servicing Operations

Thomas F. Eggers

The Dreyfus Corporation

Corey A. Griffin

The Boston Company

Asset Management, LLC

Mitchell E. Harris

Standish Mellon Asset Management Company LLC

Donald J. Heberle

Private Wealth Management

Family Offices & Charitable Gift Services

David R. Holst

Private Wealth Management

Chairman, Mellon West

Lawrence Hughes

Private Wealth Management

Executive Director, East Region

Charles J. Jacklin

Mellon Capital Management

David T. Jiang

MGI Japan

Regional Head, Mellon Asia

Gunjan Kedia

Asset Servicing

Global Products

David B. Kutch

Private Wealth Management

Chairman, Mid-Atlantic Region

Thomas C. MacMillan

Asset Servicing

CIBC Mellon

Global Securities Services

Phillip N. Maisano

Mellon Asset Management

The Dreyfus Corporation

Alan A. Mearns

Mellon Global Investments

David R. Misch

Mellon 1st Business Bank

Gretchen M. Mohen

Mellon Investor Services

Helena L. Morrissey

Newton Investment Management

Co-Chair, Mellon International

J. David Officer

The Dreyfus Corporation

Andrew F. Pace

Strategic Sales and Marketing

Richard A. Rua

Global Foreign Exchange

Kathy H. Rulong

Global Securities Lending

Vincent V. Sands

Mellon Global Securities Services, USA

Alex G. Sciulli

Corporate Operations and Real Estate

Mark P. Sparano

Chief Auditor

Craig R. Sutherland

Private Wealth Management

Cyrus Taraporevala

Mellon Asset Management

North American Institutional Sales

Mario Trueba

Mellon United National Bank

President, Mellon Florida

Scott E. Wennerholm

Mellon Asset Management

Corporate Controller

Michael K. Hughey*

Treasurer

Leo Y. Au*

*	Designated as an executive officer for Securities and Exchange Commission reporting purposes

Mellon Financial Corporation has included as Exhibit 31 to its Annual Report on Form 10-K for fiscal year 2006 filed with the Securities and Exchange Commission certificates of the Chief Executive Officer and Chief Financial Officer of the Corporation regarding the quality of the Corporation’s public disclosure, and the Corporation has submitted to the New York Stock Exchange a certificate of the Chief Executive Officer of the Corporation certifying that he is not aware of any violation by the Corporation of New York Stock Exchange corporate governance listing standards.

120    Mellon Financial Corporation

Corporate Information

Corporate Headquarters

One Mellon Center

500 Grant Street

Pittsburgh, PA 15258-0001

(412) 234-5000

Annual Meeting

The Annual Meeting of Shareholders will be held at the Omni William Penn Hotel, Grand Ballroom, 17th floor, William Penn Place, Pittsburgh, Pennsylvania, at 10 a.m. on Tuesday, April 17, 2007.

Exchange Listing

Mellon’s common stock is traded on the New York Stock Exchange under the trading symbol MEL.

Stock Prices

Prices for Mellon’s common stock can be viewed at www.mellon.com.

Transfer Agent and Registrar

Mellon Investor Services

P.O. Box 3316

South Hackensack, NJ 07606

or

Mellon Investor Services

Newport Office Center VII

480 Washington Boulevard

Jersey City, NJ 07310

Shareholder Services

Mellon Investor Services maintains the records for our registered shareholders and can provide a variety of services at no charge such as those involving:

•	Change of name or address
•	Consolidation of accounts
•	Duplicate mailings
•	Dividend reinvestment enrollment
•	Lost stock certificates
•	Transfer of stock to another person

Direct Stock Purchase and Dividend Reinvestment Plan

The Direct Stock Purchase and Dividend Reinvestment Plan provides a way to purchase shares of common stock directly from Mellon at the current market value. Nonshareholders may purchase their first shares of Mellon’s common stock through the Plan, and shareholders may increase their shareholding by reinvesting cash dividends and through optional cash investments. Plan details are in a prospectus, which may be viewed online at www.melloninvestor.com or obtained in hard copy by calling 1 800 205-7699.

Dividend Payments

Subject to approval of the board of directors, dividends are paid on Mellon’s common stock on or about the 15th day of February, May, August and November.

Electronic Deposit of Dividends

Registered shareholders may have quarterly dividends paid on Mellon’s common stock deposited electronically to their checking or savings account, free of charge. To have your dividends deposited electronically, send a written request by e-mail to shrrelations@mellon.com or by mail to Mellon Investor Services, P.O. Box 3316, South Hackensack, NJ 07606. For more information, call 1 800 205-7699.

Form 10-K and Shareholder Publications

For a free copy of Mellon’s Annual Report on Form 10-K or the quarterly earnings news release on Form 8-K, as filed with the Securities and Exchange Commission, send a written request by e-mail to mellon_10-K/8-K@mellon.com or by mail to the Secretary of Mellon, One Mellon Center, Room 4826, Pittsburgh, PA 15258-0001.

The 2006 Annual Report, as well as Forms 10-K, 8-K and 10-Q, and quarterly earnings and other news releases can be viewed and printed at www.mellon.com.

Internet Access

Mellon:

www.mellon.com

Mellon Investor Services:

www.melloninvestor.com

Investor Relations

Visit www.mellon.com/investorrelations or call (412) 234-5601.

Publication Requests/ Securities Transfer Agent

To request the Annual Report or quarterly information or to address issues regarding stock holdings, certificate replacement/ transfer, dividends and address changes, visit www.melloninvestor.com or call 1 800 205-7699.

Corporate Social Responsibility

Corporate Social Responsibility information is available online at www.mellon.com or by calling (412) 234-8680.

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

Shareholders are urged to read the joint proxy statement/prospectus regarding the proposed transaction between Mellon Financial Corporation and The Bank of New York Company, Inc. because it will contain important information. Shareholders will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings of Mellon and The Bank of New York, at the SEC’s Internet site (http://www.sec.gov). Free copies of the joint proxy statement/prospectus and other SEC filings that will be incorporated by reference in the joint proxy statement/prospectus will be obtainable from the Secretary of Mellon at the address listed above. Information regarding the interests of the participants in the proxy solicitation is contained in the most recent annual meeting proxy statements filed with the SEC by Mellon and by The Bank of New York.

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

24 hours a day/7 days a week

Toll-free in the U.S. 1 800 205-7699

Outside the U.S. (201) 680-6578

Telecommunications Device for the Deaf (TDD) Lines

Toll-free in the U.S. 1 800 231-5469

Outside the U.S. (201) 680-6610

By mail

Mellon Investor Services

P.O. Box 3316

South Hackensack, NJ 07606